Form 10KSB, Exhibit 13
period 1996-12-31
EXCHANGE NATIONAL BANCSHARES INC
filed 1997-03-28
CIK 893847

1996

                          ANNUAL REPORT

                                TO

                           SHAREHOLDERS







                EXCHANGE NATIONAL BANCSHARES, INC.

                     JEFFERSON CITY, MISSOURI

                EXCHANGE NATIONAL BANCSHARES, INC.


                     Jefferson City, Missouri


                                             March 25, 1997

To Our Shareholders:

     Your Board of Directors and management are pleased to report that Exchange National Bancshares' net income for 1996 increased 22 cents per share of common stock to $5.35, an increase of 4.3% over the $5.13 reported for 1995. Growth in average loan volume was the primary contributor to the increase.

     Shareholders received dividends totaling $1.84 per share of common stock during 1996, an increase of 22 cents or 13.6% over the amount received during 1995. Quarterly dividends of 38 cents per share of common stock were paid January 1 and April 1, 1996 and quarterly dividends of 44 cents per share were paid July 1 and October 1, 1996. A special dividend of 20 cents per share of common stock was paid December 1, 1996.

     Your Company's earnings performance expressed in terms of net income divided by average total assets (or return on assets) was 1.39% for 1996 compared to 1.42% for 1995, and return on average total stockholders' equity was 9.76% for 1996 compared to 10.06% for 1995.

     Capitalization of your Company expressed in terms of tier one capital to adjusted total assets (leverage ratio) was 14.45% at December 31, 1996 compared to 14.98% at December 31, 1995, and its total capital to risk-weighted assets ratio was 23.14% at December 31, 1995 compared to 23.66% at December 31, 1995. Those ratios far exceeded the Federal Reserve Board's minimum required ratios at both dates.

     Your Board of Directors would like to take this opportunity to thank Harold G. Butzer and James R. Loyd for their past service to The Exchange National Bank and Exchange National Bancshares. Having reached mandatory retirement age, Harold G. Butzer resigned from the Board of Directors of the Bank and Bancshares effective December 28, 1996. We are pleased that Mr. Butzer will continue to serve as an advisory director of both the Bank and Bancshares. On October 1, 1996, after serving the Bank for more than 46 years, James R. Loyd retired as Executive Vice President of both the Bank and Bancshares. Mr. Loyd will continue to serve as a director of the Bank and Bancshares.

     Having served the east end of Jefferson City for over 10 years, we are excited to be opening our spacious new branch early this spring. This new facility will allow us to better serve the rapidly growing east end of Jefferson City. In 1997, we will begin an extensive remodeling and expansion of our main banking facilities at 132 East High Street.

     Finally, your Board of Directors is pleased to announce that effective January 1, 1997, David T. Turner was elected President and a Director of The Exchange National Bank and a Director of Exchange National Bancshares. David is a very talented and dedicated individual. He will make an outstanding President.

     Once again, we appreciate the opportunity to serve you, our shareholders, as well as our customers and look forward to another challenging and profitable year.

                              Very truly yours,



                              DONALD L. CAMPBELL
                              Chairman of the Board and
                              President

               EXCHANGE NATIONAL BANCSHARES, INC.

                     DESCRIPTION OF BUSINESS
     Exchange National Bancshares, Inc. ("Bancshares" or the "Company") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"). Although Bancshares was incorporated under the laws of the State of Missouri on October 23, 1992, it did not engage in any business activity until April 7, 1993. On that date, it acquired all of the issued and outstanding capital stock of The Exchange National Bank of Jefferson City, a national banking association (the "Bank") pursuant to a corporate reorganization involving an exchange of shares. The Company's activities currently are limited to ownership of the outstanding capital stock of the Bank. In addition to ownership of the Bank, Bancshares could seek expansion through acquisition and may engage in those activities (such as investments in banks or operations closely related to banking) in which it is permitted to engage under applicable law. It currently is not anticipated that Bancshares will engage in any business other than that directly related to its ownership of the Bank. Except as otherwise provided herein, references herein to "Bancshares" or the "Company" include Bancshares and its consolidated subsidiary.

     The Bank, located in Jefferson City, Missouri, was founded in 1865. The Bank is the oldest bank in Cole County, and became a national bank in 1927. The Bank has four banking offices; its principal office at 132 East High Street in Jefferson City's central business district, a facility at 217 West Dunklin near the city's south side business district, a facility at 3701 West Truman Boulevard adjacent to the Capitol Mall Shopping Center, and a facility at 800 Eastland Drive near the city's east side business district.

     The Bank is a full service bank conducting a general banking and trust business, offering its customers checking and savings accounts, debit cards, certificates of deposit, trust services, safety deposit boxes and a wide range of lending services, including credit card accounts, commercial and industrial loans, single payment personal loans, installment loans and commercial and residential real estate loans.

     The Bank's deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by law, and it is a member of the Federal Reserve System. The Bank's operations are supervised and regulated by the Office of the Comptroller of the Currency (the "OCC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the FDIC. A periodic examination of the Bank is conducted by representatives of the OCC. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of the holders of the
Bank's common stock.   Bancshares is subject to supervision by
the Federal Reserve Board.

               SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial information for the Company as of and for each of the years in the five-year period ended December 31, 1996. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.



                                                          YEAR ENDED DECEMBER 31,
                               1996             1995               1994              1993            1992
                                          (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)


INCOME STATEMENT DATA
 Interest income             $ 20,179          $18,628              16,062          16,144         17,801
 Interest expense               9,784            8,649               6,847           7,051          9,121
 Net interest income           10,395            9,979               9,215           9,093          8,680
 Provision for loan
   losses                         395              265                 139             370            305
 Net interest income
   after provision for
   loan losses                 10,000            9,714               9,076           8,723          8,375
 Security gains, net               --                4                   8              11             18
 Other noninterest income       1,890            1,745               1,749           1,652          1,426
   Total noninterest
     income                     1,890            1,749               1,757           1,663          1,444
 Noninterest expense            6,185            6,002               6,095           5,832          5,494
 Income before income
   taxes                        5,705            5,461               4,738           4,554          4,325
 Income taxes                   1,862            1,772               1,474           1,383          1,297
 Net income                  $  3,843            3,689               3,264           3,171          3,028

DIVIDENDS
 Declared on common
   stock                      $ 1,365            1,200               1,092           1,030            922
 Paid on common stock           1,322            1,164               1,092           1,010            900
 Ratio of total
   dividends declared
   to net income               35.52%            32.53               33.46           32.48          30.45

PER SHARE DATA
 Earnings per common
   share                      $  5.35             5.13                4.54            4.40           4.17
 Weighted averages
   shares of common
   stock outstanding          718,511          718,511             718,511         720,481        726,000

BALANCE SHEET DATA (AT PERIOD END)

 Investment
   securities                $ 80,623           68,507              79,882          96,784        101,946
 Loans, net of
   unearned discount          173,309          154,339             144,162         125,609        121,231
 Total assets                 284,079          257,340             262,839         266,632        268,698
 Total deposits               228,024          206,815             207,021         213,187        211,996
 Securities sold under
   agreements to
   repurchase and other
   short term borrowed
   funds                       13,338           10,416              19,575          18,136         23,616
 Total stockholders'
   equity                      40,681           38,355              34,665          33,918         31,687



                                   YEAR ENDED DECEMBER 31,
                        1996    1995    1994      1993      1992
               (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

EARNINGS RATIOS
 Return on average
   total assets                 1.39%             1.42                1.24            1.21           1.14
 Return on average total
    stockholders' equity         9.76            10.06                9.49            9.71           9.90

ASSET QUALITY RATIOS
 Allowance for loan
   losses to loans               1.33             1.41                1.35            1.49           1.52
 Nonperforming loans
   to loans /1/                  0.63             0.54                0.49            0.69           1.17

 Allowance for loan
   losses to nonperforming
   loans /1/                   211.26           260.02              275.21          214.94         130.27
 Nonperforming assets
   to loans and foreclosed
   assets/2/                     0.70             0.59                0.56            0.78           1.31
 Net loan charge-offs
   to average loans              0.16             0.02                0.05            0.28           0.12

CAPITAL RATIOS
 Average total stockholders'
   equity to average
   total assets                 14.28            14.15               13.09           12.42          11.55
 Total risk-based
   capital ratio                23.14            23.66               23.10           23.30          22.73
 Leverage ratio                 14.45            14.98               13.70           12.84          11.99
__________
(1)  Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more.
(2)  Nonperforming assets consist of nonperforming loans plus foreclosed assets.


   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS


     EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS MADE IN THIS ANNUAL REPORT ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS, FINANCIAL CONDITION OR BUSINESS COULD DIFFER MATERIALLY FROM ITS HISTORICAL RESULTS, FINANCIAL CONDITION OR BUSINESS, OR THE RESULTS OF OPERATIONS, FINANCIAL CONDITION OR BUSINESS CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS.
FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE CAPTION "FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS, FINANCIAL CONDITION OR BUSINESS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1996, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

GENERAL

     Bancshares was organized on October 23, 1992, and on April 7, 1993, it acquired the Bank. The acquisition of the Bank represented a combination of entities under common control and, accordingly, was accounted for in a manner similar to a pooling of interest.

     Bancshares' consolidated net income for 1996 increased $154,000 or 4.2% over 1995 and followed a $425,000 or 13.0%
increase for 1995 compared to 1994. Earnings per common share increased from $4.54 for 1994 to $5.13 for 1995 and to $5.35 for 1996. Return on average total assets increased from 1.24% for 1994 to 1.42% for 1995 and then declined slightly to 1.39% for 1996. Return on average total stockholders' equity increased from 9.49% for 1994 to 10.06% for 1995 and then declined slightly to 9.76% for 1996.

     Average loan volume, excluding bankers acceptances' and commercial paper (money market loans) increased $15,172,000 or 10.3% to $163,024,000 for 1996 compared to $147,852,000 for 1995 and followed a $13,966,000 or 10.4% increase for 1995 compared to 1994. Average commercial loan volume increased $4,855,000 or 14.1% for 1996 compared to 1995 and followed a $6,510,000 or 23.2% increase for 1995 compared to 1994. Average real estate loan volume increased $8,347,000 or 10.1% for 1996 compared to 1995 and followed an $7,830,000 or 10.5% increase for 1995 compared to 1994. The increase in both commercial and real estate loan volumes over the last two years reflected several factors. External factors included a stable local economy and stable interest rates which fueled increased loan demand. Internal factors included an emphasis on Small Business Administration loans. Average consumer loan volume increased $1,970,000 or 6.4% for 1996 compared to 1995 and followed a $374,000 or 1.2% decrease for 1995 compared to 1994. The variances in consumer loan volume were due primarily to rate competition from other financial institutions which affects the volume of indirect loans purchased from auto dealers.

     Average interest-bearing time deposits increased $15,411,000 or 9.0% to $186,058,000 for 1996 compared to $170,647,000 for
1995 and followed a $4,466,000 or 2.6% decrease for 1995 compared to 1994. The increase in average total interest-bearing deposits for 1996 primarily reflected an increase in rates paid in order to attract additional funds, while the decrease for 1995 primarily reflected a decrease in balances maintained by several large depositors. Average securities sold under agreements to repurchase decreased $1,766,000 or 9.7% to $16,512,000 for 1996 compared to $18,278,000 for 1995 and followed a $2,076,000 or 10.2% decrease for 1995 compared to 1994. Those decreases both reflect increased competition for institutional funds awarded based upon competitive bids.

     The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.

                                   Year Ended December 31,
                             1996           1995           1994
                           (dollars expressed in thousands)

Interest income                  $  20,179        18,628       16,062
Fully taxable equivalent
  (FTE) adjustment                     366           357          423
Interest income (FTE basis)         20,545        18,985       16,485
Interest expense                     9,784         8,649        6,847
Net interest income (FTE basis)     10,761        10,336        9,638
Provision for loan losses              395           265          139
Net interest income after
  provision for loan losses
  (FTE basis)                       10,366        10,071         9,499
Noninterest income                   1,890         1,749         1,757
Noninterest expense                  6,185         6,002         6,095
Income before income taxes
   (FTE basis)                       6,071         5,818         5,161
Income taxes                         1,862         1,772         1,474
FTE adjustment                         366           357           423
Income taxes (FTE basis)             2,228         2,129         1,897
Net income                      $    3,843         3,689         3,264

Average total earning assets      $261,183       245,404       246,497

Net interest margin                   4.12%         4.21          3.91

     The Company's primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest-bearing liabilities. Net interest income on a fully taxable equivalent basis increased $425,000 or 4.1% to $10,761,000 for 1996 compared to $10,336,000 for 1995, and followed a $698,000 or 7.2% increase for 1995 compared to 1994. The increases for both 1996 and 1995 reflect the favorable effects of growth in average loan volume. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) increased from 3.91% for 1994 to 4.21% for 1995 and then decreased to 4.12% for 1996.

     The provision for loan losses increased $130,000 or 49.1% to $395,000 for 1996 compared to $265,000 for 1995 and followed a $126,000 or 90.6% increase for 1995 compared to 1994. The provision increased in 1995 due primarily to loan growth, and in 1996 due primarily to an increase in consumer loan charge-offs. The allowance for loan losses totaled $2,307,000 or 1.33% of loans outstanding at December 31, 1996 compared to $2,179,000 or 1.41% of loans outstanding at December 31, 1995 and $1,943,000 or 1.35% of loans outstanding at December 31, 1994. The allowance for loan losses expressed as a percentage of nonperforming loans was 275.21% at December 31, 1994; 260.02% at December 31, 1995;
and 211.26% at December 31, 1996.

RESULTS OF OPERATIONS

Years Ended December 31, 1996 and 1995

     The Company's net income increased by $154,000 or 4.2% to $3,843,000 for the year ended December 31, 1996 compared to $3,689,000 for 1995. Net interest income on a fully taxable equivalent basis increased to $10,761,000 or 4.12% of average earning assets for 1996 compared to $10,336,000 or 4.21% for 1995. The provision for loan losses for 1996 was $395,000 compared to $265,000 for 1995. Net loans charged off for 1996 were $267,000 compared to $29,000 for 1995.

     Noninterest income and noninterest expense for the years ended December 31, 1996 and 1995 were as follows:

                                   YEAR ENDED
                                   DECEMBER 31,        INCREASE  (DECREASE)
                              1996          1995        AMOUNT            %
                             (DOLLARS EXPRESSED IN THOUSANDS)

NONINTEREST INCOME

Service charges on
  deposit accounts           $701            666          35              5.3%
Trust department income       286            230          56             24.3
Mortgage loan servicing
  fees                        297            267          30             11.2
Gain on sales of mortgage
  loans                       113            129         (16)           (12.4)
Gain on calls of debt
  securities                   --              4          (4)          (100.0)
Credit card fees              345            309          36             11.7
Other                         148            144           4              2.8
                           $1,890          1,749         141              8.1%

NONINTEREST EXPENSE

Salaries, wages, and
  employee benefits         $3,368          3,083        285              9.2%
Occupancy expense, net         295            312        (17)            (5.4)
Furniture and equipment
  expense                      442            448         (6)            (1.3)
FDIC insurance assessment        2            234        (232)           (99.1)
Advertising and promotion      348            277          71             25.6
Postage, printing, and
  supplies                     349            344           5              1.5
Legal, examination, and
  professional fees            217            255         (38)           (14.9)
Credit card expenses           299            272          27              9.9
Credit investigation and
  loan collection              116             87          29             33.3
Other                          749            690          59              8.6
                            $6,185          6,002         183              3.0 %

     Noninterest income increased $141,000 or 8.1% to $1,890,000 for 1996 compared to $1,749,000 for 1995 due to growth in most major categories. Trust department income increased $56,000 or 24.3% due to a combination of an increase in fees charged, growth in the market value of assets managed, and an increase in volume of estate distribution fees. Credit card fees increased $36,000 and service charges on deposit accounts increased $35,000. Both of those increases reflected increased volume. Mortgage loan servicing fees, which increased $30,000, also reflected increased volume. Average loans serviced during 1996 totaled approximately
$70,900,000 compared to $60,800,000 for 1995.  Although total loans originated and sold to the secondary market (including refinances of existing loans previously sold) during 1996 increased to approximately $21,436,000 compared to $19,652,000 for 1995, gain on sales of mortgage loans declined $16,000.
Local competitive pressure resulted in fewer loan origination fees.

     Noninterest expense increased $183,000 or 3.0% to $6,185,000 for 1996 compared to $6,002,000 for 1995 due primarily to a $285,000 or 9.2% increase in salaries, wages, and employee benefits and a $71,000 or 25.6% increase in advertising and promotion. Those increases were partially offset by a $232,000 decrease in FDIC insurance assessment. The increase in salaries, wages, and employee benefits reflected a combination of recruiting expense, increases in non-officer employee salaries to respond to local market conditions, officer merit increases of approximately 4.0%, increases in pension and profit sharing expense, and increased payroll taxes. The increase in advertising and promotion reflected increased costs associated with a new logo and a special advertising program. The decrease in FDIC insurance assessment primarily reflected a decrease in the annual assessment rate from 23 cents per $100 of deposits for the first half of 1995 and 4 cents per $100 of deposits for the remainder of 1995 to a minimum assessment of $2,000 for 1996. Credit investigation and loan collection increased $29,000 or 33.3% due primarily to increased cost associated with loan collections.

YEARS ENDED DECEMBER 31, 1995 AND 1994

     The Company's net income increased by $425,000 or 13.0% to $3,689,000 for the year ended December 31, 1995 compared to $3,264,000 for 1994. Net interest income on a fully taxable equivalent basis increased to $10,336,000 or 4.21% of average earning assets for 1995 compared to $9,638,000 or 3.91% for 1994. The provision for loan losses for 1995 was $265,000 compared to $139,000 for 1994. Net loans charged off for 1995 were $29,000 compared to $66,000 for 1994.

     Noninterest income and noninterest expense for the years ended December 31, 1995 and 1994 were as follows:

                                     YEAR ENDED
                                     DECEMBER 31,        INCREASE (DECREASE)
                                  1995        1994          AMOUNT      %
                                      (DOLLARS EXPRESSED IN THOUSANDS)

NONINTEREST INCOME

Service charges on
  deposit accounts          $   666           678           (12)      (1.8)%
Trust department income         230           222             8        3.6
Mortgage loan servicing
  fees                          267           231            36       15.6
Gain on sales of
  mortgage loans                129           117            12       10.3
Gain on calls of debt
  securities                      4             8            (4)     (50.0)
Credit card fees                309           271            38       14.1
Gain on land taken by
  Highway Department             --            95           (95)    (100.0)
Other                            144           135            9        6.7
                             $ 1,749         1,757           (8)      (0.5)%



                                       YEAR ENDED
                                       DECEMBER 31,         INCREASE (DECREASE)
                                    1995          1994          AMOUNT      %
                                         (DOLLARS EXPRESSED IN THOUSANDS)
NONINTEREST EXPENSE

Salaries, wages, and
  employee benefits              $ 3,083         3,035            48        (1.6)%
Occupancy expense, net               312           322           (10)       (3.1)
Furniture and equipment
  expense                            448           463           (15)       (3.2)
FDIC insurance assessment            234           464          (230)      (49.6)
Advertising and promotion            277           237            40        16.9
Postage, printing, and
  supplies                           344           346            (2)       (0.6)
Legal, examination, and
  professional fees                  255           249             6         2.4
Credit card expenses                 272           204            68        33.3
Credit investigation and
  loan collection                     87           100           (13)      (13.0)
Other                                690           675            15         2.2
                                  $6,002         6,095           (93)       (1.5)%

     Noninterest income decreased $8,000 or 0.5% to $1,749,000 for 1995 compared to $1,757,000 for 1994. The primary reason for the decrease was a non-recurring $95,000 gain recorded in 1994 on the portion of the East Bank land taken by the Highway Department for a new interchange. Other significant changes in noninterest income were a $38,000 increase in credit card fees, a $36,000 increase in mortgage loan servicing fees, and a $12,000 increase in gain on sales of mortgage loans. The increase in credit card fees primarily reflected an increase in the volume of fees received for processing merchant transactions. The increases in mortgage loan servicing fees and gain on sales of mortgage loans also primarily reflected increased volume. Average loans serviced during 1995 totaled approximately $60,800,000 compared to $53,300,000 for 1994, and total loans originated and sold to the secondary market during 1995 (including refinances of existing loans previously sold) were approximately $19,652,000 compared to $17,845,000 for 1994.

     Noninterest expense decreased $93,000 or 1.5% to $6,002,000 for 1995 compared to $6,095,000 for 1994 due primarily to a $230,000 decrease in FDIC insurance assessment. The decrease in FDIC insurance assessment primarily reflected a decrease in the annual assessment rate from 23 cents per $100 of deposits for the year 1994 and first half of 1995 to 4 cents per $100 of deposits for the remainder of 1995. Other significant changes in noninterest expense were a $68,000 increase in credit card expenses and a $40,000 increase in advertising and promotion.
The increase in credit card expenses primarily reflected and increase in fees charged to the Company by its credit card processor for merchant transactions and an increase in the volume of those transactions processed. The increase in advertising and promotion reflected the cost of developing and implementing a new advertising campaign. Salaries, wages, and employee benefits, the largest component of noninterest expense increased only $48,000 or 1.6%. Salaries and wages increased approximately $68,000 or 2.7% due to merit increases which were offset in part by a reduction in the average number of full-time equivalent employees. Employee benefits decreased approximately $20,000 due primarily to a decrease in pension expense.

NET INTEREST INCOME

     The increases in fully taxable equivalent net interest income for both 1996 and 1995 reflect the favorable effects of growth in average loan volume.

     The following table presents average balance sheets, net interest income, average yields of earning assets, and average costs of interest-bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 1996.



                                       YEAR ENDED DECEMBER 31,
                                  1996                          1995

                                Interest      Rate              Interest      Rate
                       Average  Income/      Earned/  Average   Income/      Earned/
                       Balance  Expense(1)   Paid(1)  Balance   Expense/1/   Paid/1/

                                   (DOLLARS EXPRESSED IN THOUSANDS)

ASSETS
Loans: /2/
 Commercial            $39,380   3,553     9.02%     $34,525    $3,307       9.58%
 Real estate            90,685   8,024     8.85       82,338     7,215       8.76
 Consumer               32,959   3,064     9.30       30,989     2,711       8.75
 Money market /3/        2,246     123     5.48          141         8       5.67
Investment in debt
 and equity
   securities:/4/
 U.S. Treasury and
  U.S. Government
  agencies              58,960   3,395     5.76       59,876    3,242        5.41
 State and
  municipal             15,740   1,222     7.76       14,499    1,137        7.84
  Other                  3,186     205     6.43        5,344      325        6.08
Federal funds
 sold                   17,996     958     5.32       17,677    1,039        5.88
Interest bearing
 deposits                   31       1     3.23           15        1        6.67
   Total interest
 earning assets        261,183   20,545    7.87      245,404    18,985       7.74
Noninterest
 earning
 assets                 16,680                        15,956
Allowance for
 loan losses            (2,278)                       (2,085)
   Total assets       $275,585                      $259,275

LIABILITIES AND
 STOCKHOLDERS'
 EQUITY
NOW accounts           $27,975      748    2.67      $28,188       752       2.67
Savings                 22,191      876    3.95       21,320       839       3.94
Money market            31,615    1,323    4.18       31,547     1,312       4.16
Time deposits of
 $100,00 and
 over                    9,914      541    5.46        5,643       287       5.09
Other time
 deposits               94,363    5,489    5.82       83,949     4,460       5.31
 Total interest-
 bearing
 deposits              186,058    8,977    4.82      170,647     7,650       4.48
Securities sold
under agreements
 to repurchase          16,512      767    4.65       18,278       937       5.13
Interest-bearing
 demand notes to
 U.S. Treasury             760       40    5.26        1,097        62       5.65
 Total interest
   bearing
   liabilities         203,330    9,784    4.81      190,022     8,649       4.55
Demand deposits         31,072                        30,992
Other liabilities        1,826                         1,584
 Total
 liabilities           236,228                        222,598
Stockholders'
 equity                 39,357                         36,677
 Total
 liabilities
 and stockholders'
 equity               $275,585                       $259,275
Net interest
 income                           10,761                        10,336
Net interest
margin                                             4.12%                     4.21%

/1/  Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense.  Such adjustments totaled
     $366,000, $357,000, and $423,000 for the years ended December 31, 1996, 1995, and 1994, respectively.
/2/  Nonaccruing loans are included in the average amounts outstanding.
/3/  Includes banker's acceptances and commercial paper.
/4/  Average balances based on amortized cost.


(Table continued)

                         YEAR ENDED DECEMBER 31,
                                 1994

                                Interest     Rate
                   Average      Income/     Earned/
                   Balance      Expense(1)  Paid(1)

                       (DOLLARS EXPRESSED IN THOUSANDS)

ASSETS
Loans: /2/
 Commercial         $28,015     2,275     8.12%
 Real estate         74,508     5,634     7.56
 Consumer            31,363     2,709     8.64
 Money market /3/     3,055       137     4.48
Investment in debt
 and equity
   securities:/4/
 U.S. Treasury and
  U.S. Government
  agencies           68,504     3,215     4.69
 State and
  municipal          14,909     1,273     8.54
  Other               8,713       511     5.86
Federal funds
 sold                17,430       731     4.19
Interest bearing
 deposits              --          --       --
   Total interest
 earning assets     246,497    16,485     6.69
Noninterest
 earning
 assets              18,248
Allowance for
 loan losses         (1,931)
   Total assets    $262,814

LIABILITIES AND
 STOCKHOLDERS'
 EQUITY
NOW accounts        $32,734       892     2.72
Savings              21,036       632     3.00
Money market         35,734     1,115     3.12
Time deposits of
 $100,00 and
 over                 4,549       161     3.54
Other time
 deposits            81,060     3,304     4.08
 Total interest-
 bearing
 deposits           175,113     6,104     3.49
Securities sold
under agreements
 to repurchase       20,354       705     3.46
Interest-bearing
 demand notes to
 U.S. Treasury        1,041        38     3.65
 Total interest
   bearing
   liabilities      196,508     6,847     3.48
Demand deposits      30,541
Other liabilities     1,364
 Total
 liabilities        228,413
Stockholders'
 equity              34,401
 Total
 liabilities
 and stockholders'
 equity            $262,814
Net interest
 income                         9,638
Net interest
margin                                    3.91%

/1/  Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense.  Such adjustments totaled
     $366,000, $357,000, and $423,000 for the years ended December 31, 1996, 1995, and 1994, respectively.
/2/  Nonaccruing loans are included in the average amounts outstanding.
/3/  Includes banker's acceptances and commercial paper.
/4/  Average balances based on amortized cost.


     The following table presents, on a fully taxable equivalent basis, an analysis of changes in net interest income resulting from changes in average volumes of earning assets and interest bearing liabilities and average rates earned and paid. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.



                                         Year Ended                                     Year Ended
                                      December 31, 1996                             December 31, 1995
                                         Compared to                                     Compared to
                                     December 31, 1995                              December 31, 1994
                                Total         Change due to                     Total                    Change due to
                                Change      Volume          Rate                Change                 Volume          Rate

                                                                    (dollars expressed in thousands)

Interest income on a fully
  taxable equivalent basis:

Loans:  /1/
  Commercial                    $ 246         446            (200)             $ 1,032                 582            450
  Real estate /2/                 809         737              72                1,581                 629            952
  Consumer                        353         178             175                    2                 (32)            34
  Money market                    115         115              --                 (129)               (157)            28
Investment in debt
  and equity securities:
  U.S. Treasury and U.S.
    Government agencies           153         (51)            204                   27                (433)           460
  State and municipal /2/          85          96             (11)                (136)                (34)          (102)
  Other                          (120)       (138)             18                 (186)               (204)            18
Federal funds sold                (81)         19            (100)                 308                  10            298
Interest bearing deposits          --           1              (1)                   1                   1         --
    Total interest income       1,560       1,403             157                2,500                 362          2,138

Interest expense:
NOW accounts                       (4)         (6)              2                 (140)               (121)           (19)
Savings                            37          34               3                  207                   8            199
Money market                       11           3               8                  197                (142)           339
Time deposits of
   $100,000 and over              254         232              22                  126                  45             81
Other time deposits             1,029         583             446                1,156                 122          1,034
Securities sold under
  agreements to repurchase       (170)        (86)            (84)                 232                 (78)           310
Interest-bearing demand
  notes to U.S. Treasury          (22)        (18)             (4)                  24                   2             22
  Total interest expense        1,135         742             393                1,802                (164)         1,966
Net interest income on a
 fully taxable equivalent
 basis                          $ 425          661          (236)               $  698                 526            172

________________
(1)  Nonaccruing loans are included in the average amounts outstanding.
(2)  Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of
     34%, net of nondeductible interest expense.  Such adjustments totaled $366,000, $357,000 and $423,000 for the years ended
     December 31, 1996, 1995, and 1994, respectively.




LENDING AND CREDIT MANAGEMENT

     Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 60.2% of total assets as of December 31, 1996. Total loans net of unearned income increased steadily from December 31, 1992 through December 31, 1996 due to a stable local economy and reasonable interest rates and primarily reflected growth in commercial and commercial real estate loans. Growth in volume of installment loans to individuals historically has depended upon the purchase of non-recourse contracts from automobile dealers. Competition from other financial institutions has continued to affect the volume of auto dealer contracts purchased. A significant amount of the increase in consumer loans to individuals during 1996 came as a result of the introduction of a new product, sub-prime automobile loans. The interest rates and charge-offs related to this product reflected the increased risk associated with the more laxed underwriting standards associated with this type of product.

     Lending activities are conducted pursuant to a written loan policy approved by the Bank's Board of Directors. Larger credits are reviewed by the Bank's Discount Committee. This committee is comprised of members of senior management.

     The following table shows the composition of the loan portfolio by major category and each category as a percentage of the total portfolio as of the dates indicated.


                                                                   December 31,
                               1996                1995                   1994               1993                   1992
                       Amount         %      Amount      %        Amount      %       Amount        %        Amount        %

                                                     (dollars expressed in thousands)

Commercial,
 financial,
 and agricultural     $ 40,208     23.2%    $ 38,355    24.9%   $ 32,912     22.8%    $ 24,245     19.3%      $ 24,783     20.4%
Real estate --
 construction           22,737     13.1       11,740     7.6      11,136     7.8         9,474      7.5          4,588      3.8
Real estate --
 mortgage               76,071     43.9       73,029    47.3      68,940     47.8       59,969     47.8         56,997     47.0
Installment loans
  to individuals        34,293     19.8       31,215    20.2      31,174     21.6       31,921     25.4         34,863     28.8
Total loans net of
 unearned income      $173,309    100.0%    $154,339   100.0%   $144,162    100.0%    $125,609    100.0%       $121,231    100.0%


     Loans at December 31, 1996 mature as follows:


                                               Over One Year
                                                Through Five
                                                  Years                               Over Five Years


                             One Year         Fixed        Floating      Fixed          Floating
                             Or Less           Rate          Rate         Rate            Rate              Total

                                                         (dollars expressed in thousands)


Commercial, financial,
  and agricultural           $ 35,711         4,249             --          248             --              40,208
Real estate --
  construction                 22,737            --             --           --             --              22,737
Real estate --
  mortgage                     45,696        17,564          8,812        4,629             --              76,071
Installment loans
  to individuals                3,041        30,065             --          325            862              34,293
   Total loans               $107,185        51,878          8,812        5,202            862             173,309



     The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 1996 the Company was servicing approximately $75,800,000 of loans sold to the secondary market. Mortgage loans retained in the Company's portfolio generally include provisions for rate adjustments at one to three year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.

     Although loans, net of unearned income, increased by $18,553,000 during 1994, the provision for loan losses decreased in 1994 due to management's belief that the quality of the loan portfolio had improved. The provision increased in 1995 due primarily to loan growth, and in 1996 due primarily to an increase in net loans charged off. A significant amount of the increase in net charge-offs of installment loans to individuals during 1996 came as a result of the introduction of a new product, sub-prime automobile loans.

     The provision for loan losses is based on management's evaluation of the loan portfolio in light of national and local economic conditions, changes in the composition and volume of the loan portfolio, changes in the volume of past due and nonaccrual loans, and other relevant factors. The allowance for loan losses which is reported as a deduction from loans, is available for loan charge-offs. This allowance is increased by the provision charged to expense and is reduced by loan charge-offs net of loan recoveries.

     Management formally reviews all loans in excess of certain dollar amounts (periodically established) at least annually. In addition, on a monthly basis, management reviews past due, "classified", and "watch list" loans in order to classify or reclassify loans as "loans requiring attention," "substandard," "doubtful," or "loss". During that review, management also determines which loans should be considered to be "impaired". Management believes, but there can be no assurance, that these procedures keep management informed of possible problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered adequate by management for estimated losses inherent in the loan portfolio.

     The following table summarizes loan loss experience for the periods indicated:


                                                            Year Ended December 31,
                                    1996            1995            1994            1993        1992
                                                          (dollars expressed in thousands)


Analysis of allowance for loan losses:
Balance beginning of
  period                         $ 2,179            1,943           1,870          1,842          1,672
Charge-offs:
  Commercial, financial, and
    agricultural                      37                7              --             52              6
  Real estate -- construction         --               --              72             --             --
  Real estate -- mortgage             --               --              --             --              5
  Installment loans to
   individuals                       355              153             259            395            194
                                             392             160                     331            447                 205
Recoveries:
  Commercial, financial, and
    agricultural                       5               23             128             --              9
  Real estate -- construction         --               --              --             --             --
  Real estate -- mortgage             --               --              --             --             --
  Installment loans to
    individuals                      120              108             137            105             61
                                             125             131                     265            105                  70
Net charge-offs                      267               29              66            342            135
Provision for loan losses            395              265             139            370            305
Balance at end of period        $  2,307            2,179           1,943       1,870             1,842



                                                            Year Ended December 31,
                                  1996             1995            1994             1993           1992
                                                       (dollars expressed in thousands)


Loans outstanding:
  Average                       $165,270         $147,993         136,941             124,124             114,283
  End of period                  173,309          154,339         144,162             125,609             121,231
Ratio of allowance for loan
  losses to loans
  outstanding:
    Average                        1.40%             1.47            1.42                1.51                1.61
    End of period                  1.33              1.41            1.35                1.49                1.52
Ratio of net charge-offs
  to average loans outstanding     0.16              0.02            0.05                0.28                0.12
Allocation of allowance for
  loan losses at end of period:
    Commercial, financial, and
      agricultural                 $ 827              940             500                 505                 657
    Real estate -- construction      253              84               85                  45                  47
    Real estate -- mortgage          401              354             337                 154                 256
    Installment loans to
      individuals                    423              215             272                 352                 344
    Unallocated                      403              586             749                 814                 538
     Total                        $2,307          $ 2,179           1,943               1,870               1,842
Percent of categories to
  total loans:
  Commercial, financial, and
    agricultural                   23.2%            24.9%            22.8                19.3                20.4
  Real estate -- construction       13.1              7.6             7.8                 7.5                 3.8
  Real estate -- mortgage           43.9             47.3            47.8                47.8                47.0
  Installment loans to
   individuals                      19.8             20.2            21.6                25.4                28.8
     Total                        100.0%            100.0           100.0               100.0               100.0




     The following table summarizes the Company's nonperforming assets for the periods indicated:

                                                                   Year Ended December 31,
                                     1996             1995          1994                      1993            1992
                                                              (dollars expressed in thousands)
Nonaccrual loans:
  Commercial, financial, and
    agricultural                   $  42               75              49                       73            646
  Real estate -- construction        327              354             385                      397            427
  Real estate -- mortgage            268              272             140                      293            157
  Installment loans to
    individuals                       61               20               6                       16             --
    Total nonaccrual loans           698              721             580                      779          1,230


                                                                   Year Ended December 31,
                                    1996            1995             1994                     1993             1992
                                                           (dollars expressed in thousands)

Loans contractually past-due 90 days
  or more:
  Commercial, financial, and
    agricultural                  $   59               --              75             70             16
  Real estate -- construction        122               --              --             --             --
  Real estate -- mortgage            186              110              43             --            145
 Installment loans to
    individuals                       27                7               8             21             23
    Total loans
     contractually past-due
     90 days or more                 394              117             126             91            184
Restructured loans                    --               --              --             --            --
    Total nonperforming
      loans                        1,092              838             706            870          1,414
Other real estate                     22              --                5              5             31
Repossessions                        106               70              96            102            143
    Total nonperforming
     assets                     $  1,220             908              807            977          1,588

Loans, net of unearned
     income                     $173,309          154,339         144,162        125,609        121,231

Allowance for loan losses
  to loans                         1.33%             1.41            1.35           1.49           1.52
Nonperforming loans to loans        0.63             0.54            0.49           0.69           1.17
Allowance for loan losses to
  nonperforming loans             211.26           260.02          275.21         214.94         130.27
Nonperforming assets to
   loans and foreclosed
   assets                           0.70             0.59            0.56           0.78           1.31




     It is the Company's policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $68,000 and $62,000 for the year ended December 31, 1996 and 1995, respectively. Approximately $22,000 and $19,000 was actually recorded as interest income on such loans for the year ended December 31, 1996 and 1995, respectively.

     On January 1, 1995 the Company adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 118). A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due
- both principal and interest - according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 1996 included in the table above, which were considered "impaired", management has identified additional loans totaling approximately $4,333,000 which are not included in the nonaccrual table above but are considered by management to be "impaired". Approximately $3,987,000 of those loans represented commercial and real estate loans to a group of borrowers that operate in an industry that has experienced some adverse economic trends due to change in that industry's regulatory environment. Management believes that the loans are well secured and all of them performed according to their contractual terms during 1996. The remainder of loans identified by management as being "impaired" reflected two commercial loans totaling approximately $167,000, one real estate loan totaling approximately $41,000, and twenty consumer loans totaling approximately $138,000. Allocations of the allowance for loan losses on "impaired" loans were determined based on the fair value of the collateral securing those loans, or in the case of loans guaranteed by the Small Business Administration, the amount of that guarantee. At December 31, 1996 $277,000 of the Company's allowance for loan losses related to "impaired" loans. Of that $277,000, $113,000 related to commercial loans; $55,000 related to real estate construction loans; $10,000 related to real estate mortgage loans; and $99,000 related to installment loans to individuals.

     As of December 31, 1996 and 1995 approximately $2,224,000 and $1,850,000, respectively, of loans not included in the nonaccrual table above or identified by management as being "impaired" were classified by management as having potential credit problems which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Of the $2,224,000 of "classified" loans at December 31, 1996, $202,000 represented three commercial loans ranging in size from approximately $53,000 to $94,000; $1,666,000 represented seven real estate loans ranging in size from approximately $55,000 to $561,000; and $356,000 represented thirty nine installment loans to individuals.

     In addition to the "classified list", the Company also maintains an internal loan "watch list" of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower's ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on the Company's "watch list", its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.

     The allowance for loan losses in its entirety is available to absorb loan losses regardless of the category of loan to be charged off. However, as a part of management's evaluation of the adequacy of the allowance for loan losses, an allocation of the allowance by loan category is made. At December 31, 1996, management allocated $1,904,000 of the $2,307,000 total allowance for loan losses to specific loan categories and $403,000 was unallocated. Considering the size of several of the Company's lending relationships and the loan portfolio in total, management believes that the December 31, 1996 allowance for loan losses is adequate.

     The Company does not lend funds for the type of transactions defined as "highly leveraged" by bank regulatory authorities or for foreign loans. Additionally, the Company does not have any concentrations of loans exceeding 10% of total loans which are not otherwise disclosed in the loan portfolio composition table. The Company does not have any interest-earning assets which would have been included in nonaccrual, past due, or restructured loans if such assets were loans.

     The following table sets forth the amount of the Company's outstanding loan and similar commitments, by type, as of the end of each of the last two fiscal years:

                                            December 31,
Type of Commitment                   1996              1995

Commercial Loans            $13,215,265            $ 8,581,330

Real Estate Loans            13,883,538              8,017,919

MasterCard/Visa Credit
 Lines                        5,890,661              6,018,276

Other                         5,143,564              4,425,008

Total Commitments/1/        $38,133,028            $27,042,533
________________
/1/ Of the commitments shown as outstanding at December 31, 1996, management considers approximately $36,106,000 to be "firm," and estimates that approximately $24,030,885 will be exercised in 1997.

     Of the commitments shown in the foregoing table $17,116,147 and $12,001,316 represent fixed-rate loan commitments at December 31, 1996 and 1995, respectively. The remaining commitments provide that the interest rates to be charged on amounts borrowed thereunder will be determined by market conditions at the time of borrowing.

INVESTMENT PORTFOLIO

     The Company classifies its debt and equity securities into one of the following three categories:

     Held-to-Maturity - includes investments in debt securities which the Company has the positive intent and ability to hold until maturity.

     Trading - includes investments in debt and equity securities purchased and held principally for the purpose of selling them in the near-term.

     Available-for-Sale - includes investments in debt and equity securities not classified as held to maturity or trading (i.e., investments which the Company has no present plans to sell in the near-term but may be sold in the future under different circumstances).

     Debt securities classified as held-to-maturity are carried at amortized cost, while debt and equity securities classified as trading or available-for-sale are carried at estimated market value. Unrealized holding gains and losses from trading securities are to be included in earnings, while such gains and losses for available-for-sale securities are to be excluded from earnings and reported as a net amount as a separate component of stockholders' equity until realized, net of applicable taxes, if any.

     The Company does not engage in trading activities and accordingly does not have any debt or equity securities classified as trading securities. Historically the Company's practice had been to purchase and hold debt instruments until maturity unless special circumstances exist. However, since the investment portfolio's major function is to provide liquidity and to balance the Company's interest rate sensitivity position, certain debt securities along with stock of the Federal Home Loan Bank and the Federal Reserve Bank are classified as available-for-sale.

     At December 31, 1996 debt securities classified as held-to-maturity represented 10.4% of total consolidated assets and debt and equity securities classified as available-for-sale represented 18.0% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.


     The following table presents the composition of the investment portfolio by major category.

                                             December 31,
                       1996                     1995                        1994
                    Available-   Held-to-             Available-   Held-to-                    Available-      Held-to-
                    for-Sale     Maturity   Total     for-Sale     Maturity        Total       for-Sale        Maturity     Total

                                        (dollars expressed in thousands)

U.S. Treasury
 securities          $19,025      1,030     20,055     12,083           --        12,083        16,747            390      17,137
U.S. Government
 agencies and
 corporations:
     Mortgage-
     backed            7,140      1,064      8,204      8,560           92         8,652         9,364            127       9,491
     Other            19,462     13,631     33,093     22,644        6,872        29,516        19,477         12,367      31,844
States and
 political
  subdivisions         4,533     12,289     16,822      4,431       10,615        15,046         4,183          9,892      14,075
Other debt
 securities              --       1,585      1,585         --        2,346         2,346            --          7,275       7,275
   Total debt
   securities         50,160     29,599     79,759      47,718       19,925        67,643       49,771         30,051      79,822
Federal Home
 Loan Bank stock         804         --        804         804         --             804          --             --          --
Federal Reserve
   Bank stock             60         --         60          60          --             60           60            --           60
    Total
   investments       $51,024     29,599     80,623      48,582       19,925        68,507       49,831         30,051      79,882



     As of December 31, 1996, the maturity of debt securities in the investment portfolio was as follows:



                                                Over One      Over Five         Over            Weighted
                              One Year          Through       Through            Ten            Average
                              or Less          Five Years     Ten Years         Years           Yield/1/
                                         (dollars expressed in thousands)

Available-for-Sale
U.S. Treasury
  securities                    $6,030           12,995            --             --               5.87%
U.S. Government agencies
  and corporation:
  Mortgage-backed /2/            1,781            3,642            767            950              6.34
  Other                          3,013           16,449             --             --              5.88
Total U.S. Government
  agencies                       4,794           20,091            767            950              6.01
States and political
  subdivisions /3/                 803            3,730             --             --              8.26
  Total available-for-sale
   debt securities             $11,627           36,816            767            950              6.16%

Weight average yield /1/          5.97%           6.21%          6.35%           6.37%


                                                Over One       Over Five        Over              Weighted
                               One Year          Through        Through         Ten               Average
                               or Less          Five Years     Ten Years        Years             Yield/1/
                                         (dollars expressed in thousands)

Held-to-Maturity
U.S. Treasury securities      $     --            1,030             --             --              5.62%
U.S. Government agencies
  and corporation:
  Mortgage-backed /2/               74               39            951             --              6.63
  Other                          1,799           10,552          1,280             --              6.16
Total U.S. Government
  agencies                       1,873           10,591          2,231             --              6.19
States and political
  subdivisions /3/                 325            4,389          5,514          2,061              7.59
Other debt securities            1,385              200             --             --              6.77
  Total held-to-maturity
   debt securities             $ 3,583           16,210          7,745          2,061              6.78 %

Weight average yield /1/          6.26%            6.71%          7.00%          7.47%

__________________
(1)  Weighted average yield is based on amortized cost for both available-for-sale and held-to-maturity securities.
(2)  Mortgage-backed securities issued by U.S. Government agencies and corporations have been included using historic repayment speeds.
     Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 1996 calculated separately for each mortgage-backed security.  These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.
(3)  Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.



INTEREST SENSITIVITY AND LIQUIDITY

     The concept of interest sensitivity attempts to gauge exposure of the Company's net interest income to adverse changes in market-driven interest rates by measuring the amount of interest sensitive assets and interest sensitive liabilities maturing or subject to repricing within a specified time period. Liquidity represents the ability of the Company to meet the day-to-day withdrawal demands of its deposit customers balanced against the fact that those deposits are invested in assets with varying maturities. The Company must also be prepared to fulfill the needs of credit customers for loans with various types of maturities and other financing arrangements. The Company monitors its interest sensitivity and liquidity through the use of static gap reports which measure the difference between assets and liabilities maturing or repricing within specified time periods.

     The Company's asset/liability management policy addresses interest sensitivity and liquidity in terms of an operating range for the cumulative impact on the next twelve months' net interest income of both a gradual two percent increase and a gradual two percent decrease in interest rates. The operating range for the cumulative first twelve months impact of a gradual two percent change in interest rates is expressed as the after tax effect of the projected change in net interest income as a percentage of the current year's net income. The established range for the impact of a gradual two percent change in interest rates is plus or minus five percent.

     The following tables present the Company's interest sensitivity position at various intervals at December 31, 1996.


                                     Over One  Over Three Over Six  Over Nine
                                        Month    Months    Months      Months    Over One
                              Within   Through  Through   Through     Through   Through
                              One       Three    Six       Nine        Twelve     Five       Over Five
                             Month     Months   Months     Months      Months    Years         Years              Total
                                               (dollars expressed in thousands)
RISING INTEREST RATE SCENARIO
Variable rate earning assets:
  Loans                     $  43,917   6,282     9,786     9,264       8,273      8,182           --               85,704
  Investment securities
    (amortized cost)            6,608      86     1,091       459         886      2,327           575              12,032
  Federal funds sold           13,500      --        --        --         --         --             --              13,500
  Interest-bearing deposits        69      --        --        --         --         --             --                  69

  Total variable rate
    earning assets             64,094    6,368    10,877    9,723       9,159     10,509            575             111,305
                              _______    _____    ______    _____       _____     _____           ____              ______
Fixed rate earning assets:
         Loans                  8,890     5,595   10,981    5,972       7,008     44,006          5,202              87,654
         Investment securities
    (amortized cost)              576     3,416    5,708    3,665       7,265     41,725          6,261              68,616
         Total fixed rate
    earning assets              9,466     9,011   16,689    9,637      14,273     85,731         11,463             156,270
Non-interest earning
  assets                           --        --       --       --         --         --          16,504              16,504
                                _____     ______    _____   ______     ______     ______          _____              ______

         Total assets       $  73,560    15,379     27,566  19,360     23,432     96,240         28,542             284,079

Variable rate
 interest-bearing
 liabilities:
         Money market and
    selected NOW
          accounts          $  32,074        --        --      --         --          --             --              32,074
         Securities sold
    under agreements
          to repurchase and
          interest-bearing
          notes to U.S.
          Treasury             11,316        516       --      --        1,506        --             --              13,338

   Total variable rate
    interest-bearing
          liabilities          43,390        516       --       --       1,506        --             --              45,412

Fixed rate time deposits       10,401     16,354    31,118  18,030      12,641    24,853              5             113,402
Regular NOW accounts              540      1,080     2,427   2,427       2,697    12,412          5,393              26,976
Savings accounts                  682      1,364     2,046   2,046       2,274     9,780          4,544              22,736

Total interest-bearing
    liabilities                55,013     19,314    35,591  22,503      19,118    47,045          9,942             208,526
Demand deposits                 2,307      4,614        --      --          --    22,432          3,482              32,835
Other liabilities and
  stockholders' equity             --         --        --      --          --        --         42,718              42,718

   Total liabilities and
    stockholders'
    equity                  $  57,320      23,928    35,591 22,503      19,118    69,477         56,142             284,079

Interest sensitivity gap:
         Periodic           $  16,240      (8,549)   (8,025)(3,143)      4,314    26,763        (27,600)                 --
         Cumulative            16,240       7,691      (334)(3,477)        837    27,600             --                 N/A
Projected change in
  interest rates                 0.50%       0.50      1.00   1.50        2.00
Impact of projected
  change in interest
  rates on net interest
   income
         Periodic           $      78         (36)      (50)   (23)          13
         Cumulative                78          42        (8)   (31)         (18)
Cumulative percentage change
  in net income due to
  projected change in
  interest rates                 1.28%       0.69     (0.13) (0.51)       (0.30)


                                       Over One Over Three Over Six  Over Nine
                                        Month    Months    Months      Months     Over One
                              Within   Through  Through   Through     Through     Through
                              One        Three    Six       Nine        Twelve     Five    Over Five
                             Month      Months   Months    Months       Months     Years      Years          Total
                                               (dollars expressed in thousands)

FALLING INTEREST RATE SCENARIO
Variable rate earning assets:
    Loans                   $  43,917    6,282     9,786     9,264        8,273     8,182       --            85,704
    Investment securities
    (amortized cost)            6,608       86     1,091       459          886     2,327       575           12,032
    Federal funds sold         13,500       --         --       --           --       --        --            13,500
    Interest-bearing
    deposits                       69       --         --       --           --       --        --                69

   Total variable rate
    earning assets             64,094     6,368   10,877     9,723        9,159    10,509       575          111,305
                              _______     _____   ___        _____        _____     _____      ____           ______
Fixed rate earning assets:
         Loans                  9,445     6,705   12,646     7,637        8,673    41,975       573           87,654
         Investment securities
    (amortized cost)              576     3,416    5,708     3,665        7,265    41,725     6,261           68,616

         Total fixed rate
    earning asset              10,021    10,121   18,354    11,302       15,938    83,700     6,834          156,270
Non-interest earning
       assets                      --       --        --      --         --           --     16,504           16,504
         Total assets       $  74,115    16,489   29,231     21,025      25,097    94,209    23,913          284,079

Variable rate
 interest-bearing
 liabilities:
         Money market and
   selected NOW
         accounts           $  32,074        --       --         --          --        --        --           32,074
         Securities sold
    under agreements to
          repurchase and
    interest-bearing
          notes to U.S.
    Treasury                   11,316        516      --         --       1,506        --        --           13,338

         Total variable rate
    interest-bearing
          liabilities          43,390         516     --         --       1,506        --        --           45,412

Fixed rate time deposits       10,401      16,354  31,118    18,030      12,641    24,853         5          113,402
Regular NOW accounts              540       1,080  25,356        --          --        --        --           26,976
Savings accounts                  682       1,364  20,690        --          --        --        --           22,736

         Total interest-bearing
         lities                55,013      19,314  77,164    18,030      14,147    24,853         5          208,526
Demand deposits                 2,307       4,614      --        --         --     22,432     3,482           32,835
Other liabilities and
 stockholders' equity              --          --      --        --          --        --    42,718           42,718

         Total liabilities and
    stockholders'
    equity                  $  57,320      23,928   77,164    18,030     14,147    47,285    46,205          284,079

Interest sensitivity gap:
         Periodic           $  16,795      (7,439) (47,933)     2,995    10,950    46,924   (22,292)             --
         Cumulative            16,795       9,356  (38,577)   (35,582)  (24,632)   22,292        --             N/A
Projected change in
  interest rates                (0.50)%     (0.50)   (1.00)     (1.50)    (2.00)
Impact of projected
   change in interest
   rates on net interest
   income
         Periodic           $     (80)         32      338        (13)      (30)
         Cumulative               (80)        (48)     290        277       247
Cumulative percentage
  change in net income
  due to projected change
  in interest rates             (1.31)%     (0.79)    4.75       4.54      4.05




     The Company's NOW, savings and money market deposit account rates be can raised or lowered at any time. However, management believes that NOW and savings account rates are less sensitive than money market deposit account rates and does not anticipate significantly increasing NOW and savings account rates in a gradually rising rate environment. Management also believes that, considering the Company's present interest rate structure, in a gradually falling rate environment once interest rates have decreased one percent, NOW and savings account rates would be lowered. Accordingly, in the preceding rising interest rate scenario table NOW and savings account balances are projected to gradually reprice as balances are withdrawn and placed in higher paying investments. In the preceding falling rate scenario table NOW and savings account balances are repriced once interest rates have fallen one percent.

     Demand deposits are generally subject to immediate withdrawal. However, for liquidity purposes, management considers a core level of demand deposits to be a stable source of funds based on the Company's historical experience. For purposes of preparing the preceding tables, management considers approximately 50 percent of its commercial deposits to be volatile and subject to withdrawal within three months.

     In addition to managing interest sensitivity and liquidity through the use of gap reports, management historically has provided for emergency liquidity situations with an informal agreement with a correspondent bank which permits the Company to borrow up to $15,000,000 in federal funds on a unsecured basis and a formal agreement for a secured $10,000,000 reverse repurchase agreement line. During 1995, the Company also joined the Federal Home Loan Bank which may be used in the future to provide a funding source for fixed rate real estate loans and/or additional liquidity. Historically, the Company has not used any of these funding vehicles.

     At December 31, 1996 and 1995, the Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

                                              December 31,
                                         1996                1995
                                    (dollars expressed in thousands)

     Three months or less               $ 4,558        $1,813
     Over three months through
        six months                        4,865         1,692
     Over six months through
        twelve months                     4,479         2,122
     Over twelve months                   1,045          1,662
                                        $14,947        $7,289

     Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:

                        At End of Period     For the Period Ended
                               Weighted                        Weighted
                                Average    Maximum              Average
                               Interest   Month-End   Average   Interest
                    Balance     Rate      Balance    Balance     Rate
                              dollars expressed in thousands)

December 31, 1996    $12,303     4.51%    $25,167    16,512       4.65%
December 31, 1995     10,138     4.40      29,590    18,278       5.13
December 31, 1994     18,801     4.64      28,179    20,354       3.46

Capital

     Risk-based capital guidelines for financial institutions were adopted by regulatory authorities effective January 1, 1991. These guidelines are designed to relate regulatory capital requirements to the risk profiles of the specific institutions and to provide more uniform requirements among the various regulators. The Company is required to maintain a minimum risk-based capital to risk-weighted assets ratio of 8.00%, with at least 4.00% being "Tier 1" capital. In addition, a minimum leverage ratio, Tier 1 capital to adjusted total assets, of 3.00% must be maintained. However, for all but the most highly rated financial institutions, a leverage ratio of 3.00% plus an additional cushion of 100 to 200 basis points is expected.

     In November, 1994 both the Office of the Comptroller of the Currency and Federal Reserve Board issued final rules concerning regulatory capital treatment for SFAS 115 adjustments for net unrealized holding gains and losses on available-for-sale securities. The final rule states that banking institutions should not adjust Tier 1 capital for net unrealized holding gains and losses on available-for-sale securities. Accordingly, in the case of the Company, Tier 1 capital is common stockholders' equity, excluding net unrealized holding gains and losses on available-for-sale securities.

     At December 31, 1996 and 1995 capital ratios for the Company and for the Bank were as follows:

                                   Risk-Based Capital Ratios     Leverage
                                   Total           Tier 1         Ratio
     Company
December 31, 1996                  23.14%          21.89%        14.45%
December 31, 1995                  23.66           22.41         14.98

     Bank
December 31, 1996                  23.01           21.77         14.42
December 31, 1995                  23.62           22.37         14.96

EFFECTS OF INFLATION

     The effects of inflation on financial institutions are different from the effects on other commercial enterprises since financial institutions make few significant capital or inventory expenditures which are directly affected by changing prices. Because bank assets and liabilities are virtually all monetary in nature, inflation does not affect a financial institution as much as do changes in interest rates. The general level of inflation does underlie the general level of most interest rates, but interest rates do not increase at the rate of inflation as do prices of goods and services. Rather, interest rates react more to changes in the expected rate of inflation and to changes in monetary and fiscal policy.

     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company's operations for the three years ended December 31, 1996.


FINANCIAL INSTRUMENT MARKET VALUES

     As disclosed in note 12 of the Company's consolidated financial statements, the market values of financial instrument assets and liabilities included in the balance sheet as of December 31, 1996 reflect fair values of approximately $1,946,000 and $489,000, respectively, higher than the amounts recorded on the consolidated balance sheet. Such increases reflect the effects of a decreasing rate environment, the effects of which are partially offset by the effectiveness of the Company's asset/liability and credit risk management programs.

                CONSOLIDATED FINANCIAL STATEMENTS
     The following consolidated financial statements of the Company and reports of the Company's independent auditors appear on the pages indicated.

                                                       Page

     Independent Auditors' Report.                     25

     Consolidated Balance Sheets as of
     December 31, 1996 and 1995.                       26

     Consolidated Statements of Income
     for each of the years ended
     December 31, 1996, 1995, and 1994.                27

     Consolidated Statements of Stockholders'
     Equity for each of the years ended
     December 31, 1996, 1995, and 1994.                28

     Consolidated Statements of Cash Flows
     for each of the years ended
     December 31, 1996, 1995, and 1994.                29

     Notes to Consolidated Financial Statements.       30

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARY

Consolidated Financial Statements

December 31, 1996, 1995, and 1994

(With Independent Auditors' Report Thereon)

                   Independent Auditors' Report


The Board of Directors and Stockholders
Exchange National Bancshares, Inc.
Jefferson City, Missouri:

We have audited the accompanying consolidated balance sheets of Exchange National Bancshares, Inc. and subsidiary (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exchange National Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                        /s/ KPMG Peat Marwick LLP



St. Louis, Missouri
February 21, 1997

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 1996 and 1995


               Assets                              1996          1995

Loans, net of allowance for loan losses of
 $2,307,068 and $2,179,009 at December 31, 1996
 and 1995, respectively                           $171,001,657 152,160,126
Investments in debt and equity securities:
 Available-for-sale, at estimated market value 51,023,834 48,581,631 Held-to-maturity, estimated market value of
 $29,659,353 and $19,923,718 at December 31,
 1996 and 1995, respectively                        29,599,537  19,925,266
       Total investments in debt and equity
         securities                                 80,623,371  68,506,897
Federal funds sold                                  13,500,000  18,000,000
Cash and due from banks                             11,671,641  12,057,476
Premises and equipment                               3,341,650   2,573,168
Accrued interest receivable                          2,543,421   2,327,623
Deferred income taxes                                  649,306     513,690
Other assets                                           748,389   1,201,296
                                                  $284,079,435 257,340,276

       Liabilities and Stockholders' Equity

Deposits:
 Demand                                            $32,834,946  32,033,568
 NOW                                                27,742,102  27,005,598
 Savings                                            22,736,453  21,161,309
 Money market                                       31,308,333  29,517,878
 Time deposits $100,000 and over                    14,946,762   7,289,149
 Other time deposits                                98,455,176  89,807,811
       Total deposits                              228,023,772 206,815,313
Securities sold under agreements to repurchase      12,303,391  10,137,869
Interest-bearing demand notes to U.S. Treasury       1,034,432     278,012
Accrued interest payable                             1,008,681     910,365
Other liabilities                                    1,027,857     843,531
       Total liabilities                           243,398,133 218,985,090

Commitments and contingent liabilities

Stockholders' equity:
 Common stock - $1 par value; 1,500,000 shares
   authorized, 718,511 shares issued and
   outstanding                                         718,511     718,511
 Surplus                                             1,281,489   1,281,489
 Undivided profits                                  38,696,973  36,219,553
 Unrealized holding gains (losses) on investments
   in debt and equity securities available-for-sale   (15,671)     135,633
       Total stockholders' equity                   40,681,302  38,355,186
                                                  $284,079,435 257,340,276


See accompanying notes to consolidated financial statements.

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 1996, 1995, and 1994



                                          1996       1995         1994
Interest income:
 Interest and fees on loans            $14,728,837 13,197,335  10,704,966
 Interest and dividends on
    investments in debt
    and equity securities:
      U.S. Treasury securities             957,326    738,869     873,865
      Securities of U.S. government
        agencies                         2,437,734  2,503,053   2,340,703
      Obligations of states and
        political subdivisions             890,505    824,046     900,326
      Other securities                     205,192    325,112     510,614
 Interest on federal funds sold            957,598  1,039,309     731,124
 Interest on time deposits with
    other banks                              1,323        740        -
                                        20,178,515 18,628,464  16,061,598
Interest expense:
 Interest on:
    NOW accounts                           747,952    752,286     891,532
    Savings accounts                       876,239    838,394     631,683
    Money market accounts                1,322,543  1,312,169   1,115,457
    Time deposit accounts $100,000
      and over                             540,455    287,194     160,629
    Other time deposit accounts          5,489,355  4,460,013   3,304,330
    Securities sold under agreements
      to repurchase                        767,154    937,020     704,754
    Interest-bearing demand notes to
      U.S. Treasury                         39,856     62,327      38,714
                                         9,783,554  8,649,403   6,847,099
      Net interest income               10,394,961  9,979,061   9,214,499
Provision for loan losses                  395,000    265,000     139,000
      Net interest income after
        provision for loan losses        9,999,961  9,714,061   9,075,499
Noninterest income:
 Service charges on deposit accounts       701,378    666,252     677,886
 Trust department income                   286,317    229,524     222,373
 Mortgage loan servicing fees              297,273    266,625     230,793
 Gain on sales of mortgage loans           112,403    128,925     117,338
 Gain on calls of debt securities             -         4,502       8,000
 Credit card fees                          345,339    309,428     271,508
 Gain on land taken by Highway
    Department                                -           -        94,738
 Other                                     147,476    143,755     134,605
                                         1,890,186  1,749,011   1,757,241
Noninterest expense:
 Salaries, wages, and employee
    benefits                             3,368,169  3,083,036   3,035,021
 Occupancy expense, net                    295,521    311,631     321,838
 Furniture and equipment expense           441,587    448,345     462,569
 FDIC insurance assessment                   2,000    234,366     464,118
 Advertising and promotion                 347,550    277,231     236,926
 Credit card expenses                      299,033    271,862     203,835
 Other                                   1,431,696  1,375,915   1,370,488
                                         6,185,556  6,002,386   6,094,795
      Income before income taxes         5,704,591  5,460,686   4,737,945
Income taxes                             1,862,000  1,772,000   1,474,000
      Net income                        $3,842,591  3,688,686   3,263,945

Earnings per share                           $5.35       5.13        4.54


See accompanying notes to consolidated financial statements.

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years ended December 31, 1996, 1995, and 1994



                                                        Unrealized
                                                        holding gains
                                                        (losses) on
                                                        investments in
                                                        debt and equity  Total
                                                          securities     stock-
                     Common                Undivided     available-     holders'
                     stock     Surplus      profits      for-sale       equity

Balance,
December 31, 1993   $718,511  1,281,489   31,558,972     359,002     33,917,974

Net income            -           -        3,263,945        -         3,263,945

Cash dividends
 declared, $1.52
  per share           -           -       (1,092,137)       -        (1,092,137)

Change in unrealized
 holding gains (losses)
 on investments in debt
 and equity securities
 available-for-sale    -          -            -       (1,424,771)   (1,424,771)

Balance, December 31,
  1994              718,511  1,281,489   33,730,780     (1,065,769)  34,665,011

Net income             -           -      3,688,686          -        3,688,686

Cash dividends declared,
 $1.67 per share       -           -     (1,199,913)         -       (1,199,913)

Change in unrealized
 holding gains (losses)
 on investments in debt
 and equity securities
 available-for-sale    -           -          -          1,201,402    1,201,402

Balance, December 31,
   1995              718,511  1,281,489  36,219,553        135,633   38,355,186

Net income              -          -      3,842,591           -       3,842,591

Cash dividends
 declared, $1.90
 per share              -           -    (1,365,171)          -      (1,365,171)

Change in unrealized
 holding gains (losses)
 on investments in debt
 and equity securities
 available-for-sale      -          -         -             (151,304)  (151,304)

Balance, December 31,
  1996               $718,511  1,281,489  38,696,973        (15,671) 40,681,302


See accompanying notes to consolidated financial statements.

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 1996, 1995, and 1994



                                             1996       1995      1994
Cash flows from operating activities:
 Net income                               $3,842,591  3,688,686  3,263,945
 Adjustments to reconcile net income
   to net cash provided by
   operating activities:
      Provision for loan losses              395,000    265,000    139,000
      Depreciation expense                   303,679    333,791    355,892
      Net amortization of debt
        securities premiums and
        discounts                            121,242    253,980    478,883
      Gain on land taken by Highway
        Department                               -         -      (94,738)
      Federal Home Loan Bank stock
        dividend                                 -     (15,800)          -
      Increase in accrued interest
        receivable                         (215,798)  (134,315)  (183,615)
      (Increase) decrease in other
        assets                               406,152  (437,264)    118,195
      Increase in accrued interest
        payable                               98,316    225,151    102,985
      Increase (decrease) in other
        liabilities                          184,326   (48,009)     83,082
      Gain on calls of debt securities          -       (4,502)    (8,000)
      Other, net                            (64,975)  (138,723)   (76,372)
 Origination of mortgage loans for
   sale                                 (21,435,514)(19,652,424)(17,844,711)
 Proceeds from the sale of mortgage
   loans                                  21,435,514 19,652,424 17,844,711
      Net cash provided by operating
        activities                         5,070,533  3,987,995  4,179,257
Cash flows from investing activities:
 Net increase in loans                  (20,838,529) (10,882,462)(19,768,919)
 Purchases of debt securities:
   Available-for-sale                   (43,984,364) (14,467,927) (5,101,444)
   Held-to-maturity                     (16,371,850) (35,644,113)(35,034,476)
 Proceeds from maturities of debt
   securities:
   Available-for-sale                     39,724,343 14,504,340 16,631,025
   Held-to-maturity                        6,453,990 41,570,580 35,841,624
 Proceeds from calls of debt securities:
   Available-for-sale                      1,500,000  3,000,000          -
   Held-to-maturity                          200,000  4,085,200  1,833,000
 Purchases of premises and equipment     (1,073,284)  (247,515)  (362,238)
 Proceeds from sales of premises and
   equipment                                   7,547     19,613    344,000
 Proceeds from sales of other real
   estate owned and repossessions          1,617,438    776,815  1,226,797
      Net cash provided by (used in)
      investing activities              (32,764,709)  2,714,531 (4,390,631)
Cash flows from financing activities:
 Net increase (decrease) in demand
   deposits                                 801,378 (5,160,686)  2,033,074
 Net increase (decrease) in interest-
   bearing transaction accounts            4,102,103 (7,420,234)(6,951,598)
 Net increase (decrease) in time
   deposits                               16,304,978 12,374,736(1,246,932)
 Net increase (decrease) in securities
   sold under agreements to
   repurchase                              2,165,522 (8,662,641)  4,414,613
 Net increase (decrease) in interest-
   bearing demand notes to U.S.
   Treasury                                  756,420  (496,778)  (2,975,553)
 Cash dividends paid                     (1,322,060) (1,163,988) (1,092,137)
      Net cash provided by (used in)
       financing activities               22,808,341(10,529,591) (5,818,533)
      Net decrease in cash and
        cash equivalents                 (4,885,835)(3,827,065)(6,029,907)
Cash and cash equivalents,
   beginning of year                      30,057,476 33,884,541 39,914,448
Cash and cash equivalents,
   end of year$                           25,171,641 30,057,476 33,884,541
Supplemental disclosure of cash
 flow information:
 Cash paid during the year for:
   Interest                               $9,685,238  8,424,252  6,744,114
   Income taxes                            1,839,138  1,995,000  1,506,814
Supplemental schedule of noncash
 investing activities:
 Other real estate and repossessions
   acquired in settlement of loans         1,675,520    737,497  1,220,714


See accompanying notes to consolidated financial statements.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Exchange National Bancshares, Inc. (the Company), through its wholly owned subsidiary, The Exchange National Bank of Jefferson City (the Bank), provides a full range of banking services to individual and corporate customers located within Jefferson City, Missouri, and the surrounding communities. The Bank is subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

     The consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and conform to predominant practices within the banking industry. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, including the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
     Actual results could differ from those estimates.

     The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:

          PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated.

          LOANS

     Loans are stated at face amount less unearned income and the allowance for loan losses. Income on loans is accrued on a simple-interest basis.

     Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful. Interest accrued in the current year is reversed against interest income, and prior years' interest is charged to the allowance for loan losses. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

     Loan origination fees and costs are deferred and recognized over the life of the loan as an adjustment to yield.

     The Bank originates certain loans which are sold in the secondary mortgage market to the Federal Home Loan Mortgage Corporation (Freddie Mac). These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking-in an interest rate, the Company enters into an agreement to sell the mortgage loan to Freddie Mac without recourse. The Company allocates the entire cost of loans originated to the mortgage loans, with no cost being allocated to the mortgage servicing rights. At December 31, 1996 and 1995, no mortgage loans were held for sale. Mortgage loan servicing fees earned on loans sold to Freddie Mac are reported as income when the related loan payments are collected. Operational costs to service such loans are charged to expense as incurred.

     ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is increased by provisions charged to operations and is reduced by loan charge-offs less recoveries. Management utilizes a systematic, documented approach in determining the appropriate level of the allowance for loan losses. Management's approach, which provides for general and specific valuation allowances, is based on current economic conditions, past losses, collection experience, risk characteristics of the portfolio, assessment of collateral values by obtaining independent appraisals for significant properties, and such other factors which, in management's judgment, deserve current recognition in estimating loan losses.

     Management believes the allowance for loan losses is adequate to absorb possible losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Bank to increase the allowance for loan losses based on their judgment about information available to them at the time of their examination.

     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement.

          INVESTMENTS IN DEBT AND EQUITY SECURITIES

     At the time of purchase, debt securities are classified in one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. All equity securities, and debt securities not classified as held-to-maturity, are classified as available-for-sale.

     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized.

     For securities in the available-for-sale and held-to-maturity categories, premiums and discounts are amortized or accreted over the lives of the respective securities, with consideration of historical and estimated prepayment rates for mortgage-backed securities, as an adjustment to yield, using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings based on the specific identification method for determining the cost of securities sold.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

     The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, is required to maintain an investment in the capital stock of the Federal Home Loan Bank (FHLB) in an amount equal to the greater of 1% of the Bank's total mortgage-related assets at the beginning of each year, 0.3% of the Bank's total assets at the beginning of each year, or 5% of advances from the FHLB to the Bank. Additionally, the Bank is required to maintain an investment in the capital stock of the Federal Reserve Bank. These investments are recorded at cost which represents redemption value.

          PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation applicable to buildings and improvements and furniture and equipment is charged to operating expense using straight-line and accelerated methods over the estimated useful lives of the assets. Such lives are estimated to be 5 to 55 years for buildings and improvements and 3 to 15 years for furniture and equipment. Maintenance and repairs are charged to operations as incurred.

          OTHER REAL ESTATE

     Other real estate, included in other assets in the accompanying consolidated balance sheets, is recorded at fair value. If the fair value of other real estate declines subsequent to foreclosure, the difference is recorded as a valuation allowance through a charge to income. Subsequent increases in fair value are recorded through a reversal of the valuation allowance. Expenses incurred in maintaining the properties are charged to operations.

          INCOME TAXES

     The Company and the Bank file a consolidated federal income tax return.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          TRUST DEPARTMENT

     Property held by the Bank in fiduciary or agency capacities for its customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.

          EARNINGS PER SHARE

     Earnings per share of common stock is computed by dividing net income by 718,511, the weighted average number of common shares outstanding during 1996, 1995, and 1994.

          CONSOLIDATED STATEMENTS OF CASH FLOWS

     For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of cash and due from banks and federal funds sold.

          RECLASSIFICATIONS

     Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation. Such reclassifications have no effect on previously reported net income.

          IMPACT OF NEW ACCOUNTING PRONOUNCEMENT

     During June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral.

     SFAS 125 extends the "available-for-sale" or "trading" approach in Statement of Financial Accounting Standards No.
     115, Accounting Certain Investments in Debt and Equity
     Securities (SFAS 115) to nonsecurity financial assets that can contractually be prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. Thus, nonsecurity financial assets (no matter how acquired) such as loans, other receivables, interest only strips, or residual interest in securitization trusts that are subject to prepayment risk that could prevent recovery of substantially all of the recorded amount are to be reported at fair value with the change in fair value accounted for depending on the asset's classification as "available-for-sale" or "trading." SFAS 125 also amends
     SFAS 115 to prevent a security from being classified as held-to-maturity if the security can be prepaid or otherwise settled in such a way that the holder of the security would not recover substantially all of its recorded investment.

     SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Also, the extension of the SFAS 115 approach to certain nonsecurity financial assets and the amendment to SFAS 115 is effective for financial assets held on or acquired after January 1, 1997. Reclassifications that are necessary because of the amendment do not call into question an entity's intent to hold other debt securities to maturity in the future. The adoption of SFAS 125 is not expected to have a material impact on the Company's consolidated financial statements.

(2)  CAPITAL REQUIREMENTS

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classification are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to adjusted average assets (as defined). Management believes, as of December 31, 1996, the Company and the Bank meet all capital adequacy requirements to which they are subject.

     The Bank is also subject to the regulatory framework for prompt corrective action. The most recent notification from the Office of the Comptroller of the Currency, dated April22, 1996, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The actual and required capital amounts and ratios for the Company and the Bank as of December 31, 1996 are as follows
     (dollars in thousands):



                                                                                                          To Be
                                                                                                    well capitalized
                                                                                                      under prompt
                                                                   Capital                             corrective
                                      Actual                     requirements                       action provisions
                             Amount           Ratio       Amount             Ratio              Amount          Ratio



Total capital (to risk-
  weighted assets):
     Company                 $42,951          23.14%      $ 14,851             8.00%             $     -             -%
     Bank                     42,872          23.01         14,904             8.00               18,629          10.0

Tier I capital (to risk-
  weighted assets):
     Company                  40,644          21.89          7,426             4.00                    -             -
     Bank                     40,565          21.77          7,452             4.00               11,178           6.0

Tier I capital (to
  adjusted weighted
  assets):
     Company                  40,644          14.45          8,439             3.00                    -             -
     Bank                     40,565          14.42          8,438             3.00               14,064           5.0





     Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Bank is subject to regulations of regulatory authorities which require the maintenance of minimum capital requirements. At December 31, 1996, unappropriated undivided profits of $7,218,733 were available for the declaration of dividends to the Company without prior approval from the Office of the Comptroller of the Currency.

(3)  LOANS

     A summary of loans, by classification, at December 31, 1996 and 1995 is as follows:

                                      1996            1995

Real estate                   $    98,807,524      84,769,575
Commercial                         40,208,276      38,354,883
Installment and other
   consumer                        34,292,925      31,214,677

                                  173,308,725     154,339,135

Less allowance for loan losses      2,307,068       2,179,009

                              $   171,001,657     152,160,126

     The Bank grants real estate, commercial, and installment and other consumer loans to customers located within Jefferson City and the surrounding communities. As such, the Bank is susceptible to changes in the economic environment in Jefferson City and the surrounding communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles.

     Following is a summary of activity in 1996 of loans made by the Bank to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.

     Balance at December 31, 1995                    $ 6,557,695

     New loans                                           268,018

     Payments received                                (2,153,762)

     Balance at December 31, 1996                    $ 4,671,951

     Loans serviced for others totaled approximately $79,455,000 and $71,884,000 at December 31, 1996 and 1995, respectively.

     Changes in the allowance for loan losses for 1996, 1995, and 1994 are as follows:

                                     1996       1995      1994

Balance, beginning of year       $2,179,009  1,943,325 1,869,788
Provision charged to expense        395,000    265,000   139,000
Charge-offs                        (391,813)  (160,384) (330,920)
Recovering of loans previously
  charged off                       124,872    131,068   265,457

Balance, end of year          $   2,307,068  2,179,009 1,943,325

A summary of nonaccrual and other impaired loans at December 31, 1996 and 1995 is as follows:

                                                1996              1995

Nonaccrual loans                            $   698,348           720,679
Impaired loans continuing to
  accrued interest                            4,332,307           379,779

Total impaired loans                        $ 5,030,655         1,100,458

Allowance for loan losses
  on impaired loans                         $   277,149           238,980

Impaired loans with no
  related allowance for
  loan losses                               $ 4,191,925           172,516


     The average balance of impaired loans during 1996 and 1995 was $2,994,733 and $1,119,647, respectively.

     A summary of interest income on nonaccrual and other impaired loans for 1996 and 1995 is as follows:


                                             Impaired
                                              loans
                                             continuing
                                Nonaccrual    to accrue
                                   loans      interest     Total


1996:
  Income recognized              $ 22,123     380,539     402,662
  Interest income if interest
    had accrued                    46,354        -         46,354

                                 $ 68,477     380,539     449,016


1995:
  Income recognized              $ 18,984      39,417      58,401
  Interest income if interest
    had accrued                    42,937        -         42,937

                                 $ 61,921      39,417     101,338

(4)  INVESTMENTS IN DEBT AND EQUITY SECURITIES

     The amortized cost and estimated market values of debt and equity securities classified as available-for-sale at December 31, 1996 and 1995 are as follows:

                                       1996

                                          Gross       Gross     Estimated
                         Amortized      unrealized  unrealized   market
                           cost           gains      losses      value


U.S. Treasury securities   $18,982,950   73,866     31,896     19,024,920
Securities of U.S.
  government agencies       26,698,935   65,757    163,168     26,601,524
Obligations of states and
  political subdivisions     4,502,624   41,193     10,627      4,533,190

  Total debt securities     50,184,509  180,816    205,691     50,159,634
Federal Home Loan Bank stock   804,200    -           -           804,200
Federal Reserve Bank stock      60,000    -           -            60,000

                           $51,048,709  180,816    205,691     51,023,834


                                        1995


                                               Gross        Gross     Estimated
                               Amortized     unrealized    unrealized   market
                                 cost          gains        losses      value


U.S. Treasury securities       $ 11,973,384     114,829      5,763   12,082,450
Securities of U.S.
  government agencies            31,171,683     113,733     81,488   31,203,928
Obligations of states and
  political subdivisions          4,357,073      78,999      5,019    4,431,053

  Total debt securities          47,502,140     307,561     92,270   47,717,431
Federal Home Loan Bank stock        804,200        -          -         804,200
Federal Reserve Bank stock           60,000        -          -          60,000

                               $ 48,366,340     307,561     92,270   48,581,631


     The amortized cost and estimated market value of debt securities classified as available-for-sale at December 31, 1996 and 1995, by contractual maturity or call date, are shown below.

     Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.


                               1996


                                        Estimated                Estimated
                           Amortized      market     Amortized    market
                              cost        value        cost        value

Due in one year or less   $  9,818,069   9,845,440   12,047,531  12,047,528
Due after one year
   through five years       33,197,749  33,174,099   24,879,934  25,058,672
Due after five years
   through ten years            -          -         2,022,639    2,051,470

                            43,015,818  43,019,539   38,950,104  39,157,670

Mortgage-backed
  securities                 7,168,691   7,140,095    8,552,036   8,559,761

                          $ 50,184,509  50,159,634   47,502,140  47,717,431

     The amortized cost and estimated market values of debt securities classified as held-to-maturity at December 31, 1996 and 1995 are as follows:


                               1996


                                      Gross      Gross     Estimated
                         Amortized  unrealized unrealized   market
                           cost       gains      losses     value

U.S. Treasury
  securities            $ 1,030,000      319       -        1,030,319
Securities of U.S.
  government agencies    14,695,324   40,114    76,448     14,658,990
Obligations of states
  and political
  subdivisions           12,288,884  159,862    71,148     12,377,598
Other debt securities     1,585,329    7,322       205      1,592,446
                       $ 29,599,537  207,617   147,801     29,659,353


                                        1995

                                      Gross      Gross     Estimated
                         Amortized  unrealized unrealized   market
                           cost       gains      losses     value

Securities of U.S.
  government agencies  $ 6,964,620    3,021     91,667     6,875,974
Obligations of states
  and political
  subdivisions          10,614,790  184,802      119,068  10,680,524
Other debt securities    2,345,856   24,963        3,599   2,367,220
                      $ 19,925,266  212,786      214,334  19,923,718

     The amortized cost and estimated market value of debt securities classified as held-to-maturity at December 31, 1996 and 1995, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.



                                 1996                1995


                                       Estimated              Estimated
                           Amortized    market     Amortized   market
                              cost       value        cost      value

Due in one year or less   $ 3,508,941  3,510,389  5,831,268   5,767,989
Due after one year
  through five years       16,170,528 16,215,072  7,148,023   7,228,807
Due after five years
  through ten years         6,793,888  6,800,457  4,687,724   4,665,121
Due after ten years         2,061,469  2,076,323  2,165,827   2,166,356

                           28,534,826 28,602,241 19,832,842  19,828,273

Mortgage-backed
  securities                1,064,711  1,057,112     92,424      95,445

                          $29,599,537 29,659,353 19,925,266  19,923,718


     Debt securities with carrying values aggregating approximately $40,204,000 and $31,291,000 at December 31,
     1996 and 1995, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

     Proceeds from the calls of debt securities classified as held-to-maturity were $200,000, $4,085,200, and $1,833,000, during 1996, 1995, and 1994, respectively. Gross gains on those calls were $4,502 and $8,000 during 1995 and 1994, respectively. Proceeds from the calls of debt securities classified as available-for-sale, which resulted in no gains or losses, were $1,500,000 and $3,000,000 during 1996 and
     1995, respectively. No debt securities were sold during 1996, 1995, and 1994.

(5)  PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 1996 and 1995 is as follows:

                                                1996               1995

Land                                       $  1,040,172         1,050,474
Buildings and improvements                    3,570,610         3,569,977
Furniture and equipment                       2,828,581         2,485,783
construction in process                         715,114             -

                                              8,154,477         7,106,234
Less accumulated depreciation                 4,812,827         4,533,066

                                            $ 3,341,650         2,573,168


     Depreciation expense was $303,679, $333,791, and $355,892
     for 1996, 1995, and 1994, respectively.

     Construction in progress relates to a new branch facility under construction which is scheduled to open in March 1997.

(6)  DEPOSITS

     The scheduled maturities of time deposits are as follows (in thousands):

                                               1996                 1995

Due within:
  One year                                   $   88,544            66,361
  Two years                                      15,144            17,770
  Three years                                     5,378             6,621
  Four years                                      3,783             3,170
  Five years                                        548             3,157
  Thereafter                                          5                18

                                             $  113,402            97,097

(7)  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Information relating to securities sold under agreements to repurchase is as follows:

                              1996          1995          1994

Average daily balance    $ 16,512,000   18,278,000     20,354,000
Maximum balance at
  month-end (March 1996,
  February 1995, and
  March 1994)              25,166,520   29,589,525     28,178,831
Weighted average interest
  rate at year-end           4.51%          4.40          4.64
Weighted average interest
  rate for the year          4.65           5.13          3.46


     The securities underlying the agreements to repurchase are under the control of the Bank.

     Unused agreements with unaffiliated banks to sell and repurchase securities on which the Bank may draw totaled $10,000,000 at December 31, 1996. Additionally, under agreements with unaffiliated banks, the Bank may borrow up to $15,000,000 in federal funds on an unsecured basis at December 31, 1996.

(8)  RESERVE REQUIREMENTS AND COMPENSATING BALANCES

     The Federal Reserve Bank required the Bank to maintain a balance of $1,397,000 and $1,330,000 at December 31, 1996 and 1995, respectively, to satisfy reserve requirements.

     Average compensating balances held at correspondent banks were $1,302,817 and $2,438,935 during December 1996 and 1995, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.

(9)  INCOME TAXES

     The composition of income tax expense (benefit) for 1996, 1995, and 1994 is as follows:

                                   1996              1995         1994

Current:
  Federal                      $ 1,673,216        1,615,893    1,301,846
  State                            235,539          231,677      208,121

Total current                    1,908,755        1,847,570    1,509,967

Deferred:
  Federal                          (42,964)         (69,443)     (33,051)
  State                             (3,791)          (6,127)      (2,916)

Total deferred                     (46,755)         (75,570)     (35,967)

Total provision
  income taxes                  $ 1,862,000        1,772,000    1,474,000

     Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate of 34% for the reasons noted in the table below:

                                      1996           1995          1994

Tax at statutory federal
  income tax rate                $  1,939,561      1,856,633    1,610,901
Decrease in tax resulting
  from tax-exempt income            (241,574)      (235,783)    (279,348)
State income tax, net of
  federal tax benefit                 151,520        146,241      135,435
Other, net                             12,493          4,909        7,012

                                 $  1,862,000      1,772,000    1,474,000

     The components of deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:

                                          1996           1995

Deferred tax assets:
   Allowance for loan losses            $635,872       588,490
   Available-for-sale securities           9,204          -
   Nonaccrual loan interest               18,331        12,708
   Mortgage servicing rights             123,649       103,653

Total deferred tax assets                787,056       704,851


Deferred tax liabilities:
   Available-for-sale securities             -          79,658
   Premises and equipment                 51,348        42,561
   Prepaid pension expense                29,916        34,847
   Loan origination costs                 35,608        24,382
   Other                                  20,878         9,713

Total deferred tax liabilities           137,750       191,161

Net deferred tax asset                  $649,306       513,690



     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.
     Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 1996 and, therefore, has not established a valuation reserve.

(10) PENSION AND RETIREMENT PLANS

     The Bank provides a noncontributory defined benefit plan in which all full-time employees become participants upon the later of the completion of one year of qualified service or the attainment of age 21, and in which they continue to participate as long as they continue to be full-time employees, until their retirement, death, or termination of employment prior to normal retirement date. The normal retirement benefits provided under the plan vary depending upon the participant's previous rate of compensation, length of employment, and social security benefits. Retirement benefits are payable for life but not less than 10 years. Plan assets consist of U.S. Treasury and government agency securities, corporate common stocks and bonds, real estate mortgages, and demand deposits.

     The net periodic pension expense (benefit) for the plan for 1996, 1995, and 1994 is as follows:


                                       1996            1995         1994

Service cost                       $  99,979         63,881       87,234
Interest cost                        171,276        156,514      146,569
Return on assets:
 Actual return                      (459,934)      (432,302)    (159,995)
 Excess (deficit) of
   actual compared to
   assumed return                    237,517        211,480      (32,379)

                                    (222,417)      (220,822)    (192,374)

Net amortization of the
 excess of market value
 of plan assets over pro-
 jected benefit obligation
 at November 1, 1988                 (35,512)       (35,512)     (35,512)

Net periodic pension
 (benefit) expense                  $  13,326       (35,939)       5,917

Rates utilized for the plan years ended December 31, 1996 and 1995 are as follows:

                                                        1996         1995

Assumed discount rate for net periodic
 pension cost                                            6.40%       8.00
Discount rate for the funded status                      6.70        6.40
Weighted average rate of compensation
 increase used to measure the projected
 benefit obligation                                      6.00        6.00
Expected long-term rate of return on
 plan assets                                             7.00        7.00

A summary of the funded status of the plan as of October 31, 1996 and 1995 is as follows:


                                                      1996         1995

Accumulated benefit obligation:
 Vested                                         $(2,307,480)  (2,214,120)
 Nonvested                                           (1,612)      (3,001)

Accumulated benefit obligation                   (2,309,092)  (2,217,121)
Effect of projected compensation
 increases                                         (488,842)    (498,180)

Projected benefit obligation                     (2,797,934)  (2,715,301)
Plan assets at fair market value                  3,773,556    3,391,848

Plan assets in excess of projected
 benefit obligation                               $ 975,622      676,547


A composition of plan assets in excess of projected benefit obligation is as follows:

                                                     1996         1995
Unamortized excess of market value
 of plan assets over projected benefit
 obligation at November 1, 1988,
 being amortized over 16.75 years                  $ 310,728      346,240
Other unrecognized net gain from past
 experience different from that assumed
 and effect of changes in assumptions                584,039      236,126
Prepaid pension asset                                 80,855       94,181
                                                   $ 975,622      676,547

In addition to the pension plan described above, the Bank has a profit sharing plan which covers all full-time employees. The Bank is required to make annual contributions in an amount equal to 6% of income before income taxes and before contributions to the profit sharing and pension plans for all participants, limited to the maximum amount deductible for federal income tax purposes. Contributions to the profit sharing plan for 1996, 1995, and 1994 were $349,132, $338,089, and $307,032, respectively. At December 31, 1996, the profit sharing plan held 69,704 shares of the common stock of the Company.

(11) CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

     The condensed balance sheets as of December 31, 1996 and 1995 and the related condensed schedules of income and cash flows for the years ended December 31, 1996, 1995, and 1994 of the Company are as follows:

                     Condensed Balance Sheets

                 Assets                              1996          1995

Cash                                             $   397,172      336,448
Investment in Bank                                40,548,757   38,197,274
Other assets                                          53,346       95,943

Total assets                                     $40,999,275   38,629,665

          Liabilities and Stockholders' Equity

Dividends payable                                    316,145      273,034
Other liabilities                                      1,828        1,445
Stockholders' equity                              40,681,302   38,355,186

Total liabilities and stockholders'
 equity                                          $40,999,275   38,629,665


                  Condensed Schedules of Income

                                           1996       1995         1994
Revenue - dividends received
 from Bank                             $ 1,379,400  1,212,420   1,103,520

Expenses:
 Amortization of organization
   costs                                    42,668     42,668      42,668
 Other                                      16,928     12,288      23,631
                                            59,596     54,956      66,299

Income before income tax
 benefit and equity in
 undistributed income of Bank            1,319,804  1,157,464   1,037,221
Income tax benefit                          20,000     19,000      23,000
Equity in undistributed
 income of Bank                          2,502,787  2,512,222   2,203,724

Net income                             $ 3,842,591  3,688,686   3,263,945

                Condensed Schedules of Cash Flows

                                          1996        1995        1994

Cash flows from operating
 activities:
   Net income                         $ 3,842,591  3,688,686   3,263,945
   Adjustments to reconcile
     net income to net cash
     provided by operating
     activities:
      Equity in undistributed
       income of Bank                  (2,502,787)(2,512,222) (2,203,724)
      Other, net                           42,980     44,727      43,113

Net cash provided by
 operating activities                   1,382,784  1,221,191   1,103,334
Cash flows from financing
 activities - cash dividends
 paid                                  (1,322,060)(1,163,988) (1,092,137)

Net increase in cash                       60,724     57,203      11,197
Cash at beginning of year                 336,448    279,245     268,048

Cash at end of year                    $  397,172    336,448     279,245

Supplemental information
 - income taxes received                $   19,929     21,059      22,000


(12) DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and commercial and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Off-balance-sheet financial instruments whose contractual amounts represent credit risk at December 31, 1996 and 1995 are as follows:


                                     1996             1995
Commitments to extend credit  $    37,160,684     26,183,238
Standby letters of credit             972,344        859,295

     Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Of the total commitments to extend credit, $17,116,147 and $12,001,316 represent fixed-rate loan commitments at December31, 1996 and 1995, respectively. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby and commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

     A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1995 is as follows:

                                         1996                     1995

                               Carrying        Fair      Carrying     Fair
                                amount         value      amount      value

Assets:
 Loans                        $171,001,657  172,888,000 152,160,126 153,667,000
 Investments in debt and
    equity securities           80,623,371   80,683,187  68,506,897  68,505,349
 Federal funds sold             13,500,000   13,500,000  18,000,000  18,000,000
 Cash and due from banks        11,671,641   11,671,641  12,057,476  12,057,476
 Accrued interest
    receivable                   2,543,421    2,543,421   2,327,623   2,327,623

                             $ 279,340,090  281,286,249 253,052,122 254,557,448

Liabilities:
 Deposits:
    Demand                    $ 32,834,946   32,834,946  32,033,568   32,033,568
    NOW                         27,742,102   27,742,102  27,005,598   27,005,598
    Savings                     22,736,453   22,736,453  21,161,309   21,161,309
    Money market                31,308,333   31,308,333  29,517,878   29,517,878
    Time                       113,401,938  113,898,000  97,096,960   97,405,000
 Securities sold under
    agreements to
    repurchase                  12,303,391   12,296,000  10,137,869   10,137,869
 Interest-bearing demand
    notes to U.S.
    Treasury                     1,034,432    1,034,432     278,012      278,012
 Accrued interest payable        1,008,681    1,008,681     910,365      910,365

                             $ 242,370,276  242,858,947 218,141,559  218,449,599

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

          LOANS

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as real estate, installment and other consumer, commercial, and bankers' acceptances. Each loan category is further segmented into fixed and adjustable interest rate terms and by performing and nonperforming categories.

     The fair value of performing loans is calculated by discounting scheduled cash flows through estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

     The fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market and specific borrower information.

          INVESTMENTS IN DEBT AND EQUITY SECURITIES

     Fair values are based on quoted market prices or dealer quotes.

          FEDERAL FUNDS SOLD AND CASH AND DUE FROM BANKS

     For federal funds sold and cash and due from banks, the carrying amount is a reasonable estimate of fair value, as such instruments reprice in a short time period.

          ACCRUED INTEREST RECEIVABLE AND PAYABLE

     For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value because of the short maturity for these financial instruments.

          DEPOSITS

     The fair value of deposits with no stated maturity, such as non-interest-bearing demand, NOW accounts, savings, and money market, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

          SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The fair value of securities sold under agreements to repurchase is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for agreements of similar remaining maturity.

          INTEREST-BEARING DEMAND NOTES TO U.S. TREASURY

     For interest-bearing demand notes to U.S. Treasury, the carrying amount is a reasonable estimate of fair value, as such instruments reprice in a short time period.

          COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF
          CREDIT


     The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms which are competitive in the markets in which it operates.

     The fair value estimates provided are made at a point in time based on market information and information about the financial instruments. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the fair value estimates.

(13) LITIGATION

     Various legal claims have arisen in the normal course of business, which, in the opinion of management of the Company, will not result in any material liability to the Company.

      MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND
                         RELATED MATTERS

     While there has been some trading activity in the Company's common stock since April 7, 1993 (the date on which Bancshares became a publicly held company), there is no established market for the shares. The following table sets forth the range of high and low bid prices of the Company's common stock by quarter for each quarter in 1996 and 1995 in which the stock was traded, as reported by a local broker-dealer.

                1996          High         Low

           Fourth Quarter   $47.00        44.00
           Third Quarter     44.00        44.00
           Second Quarter    44.00        44.00
           First Quarter     44.00        41.00

               1995           High         Low

           Fourth Quarter    $41.00       41.00
           Third Quarter      40.00       40.00
           Second Quarter     40.00       40.00
           First Quarter      40.00       40.00

     As of March 17, 1997, the Company had issued and outstanding 718,511 shares of common stock, which were held of record by approximately 570 persons. The common stock is the only class of equity security which the Company has outstanding and the shares are not listed on any securities exchange.

     The following table sets forth information on dividends paid by the Company in 1996 and 1995.

                                            Dividends Paid
          Month Paid                          Per Share

        January, 1996                            $0.38
        April, 1996                               0.38
        July, 1996                                0.44
        October, 1996                             0.44
        December, 1996                            0.20
        Total for 1996                           $1.84

        January, 1995                            $0.33
        April, 1995                               0.33
        July, 1995                                0.38
        October, 1995                             0.38
        December, 1995                            0.20
        Total for 1995                           $1.62

     The Company's Board of Directors intends that the Company will continue to pay quarterly dividends at least at the current rate. In addition, the Board of Directors intends, to the extent appropriate, that the Company will continue to pay an additional special dividend. The actual amount of quarterly dividends and the payment, as well as amount, of any special dividend ultimately will depend upon the payment of sufficient dividends by the Bank to the Company. The payment by the Bank of dividends to the Company will depend upon such factors as the Bank's financial condition, results of operations and current and anticipated cash needs, including capital requirements.

                 DIRECTORS AND EXECUTIVE OFFICERS

                              Position with Position with
Name                          the Bank      Bancshares    Principal Occupation

Donald L. Campbell             Chairman of   President,     Position with
                               the Board     Chairman of      Bancshares
                               and Director  the Board        and the Bank
                               and Director-
                               Class III

David T. Turner                President     Senior Vice     Position with
                               and Director  President       Bancshares
                               and Director-   and the Bank
                               Class III

Charles G.
 Dudenhoeffer, Jr.             Senior Vice   Senior Vice    Position with
                               President,    President and    Bancshares
                               Trust Officer Director-Class and the Bank and Director I

Philip D.  Freeman             Director      Director-Class Owner/Manager,
                                             I              Freeman Mortuary,
                                                            Jefferson City,
                                                            Missouri

David R. Goller  Director      Director-Class II    Attorney with the law
                                                    firm of Goller,
                                                    Gardner & Feather,
                                                    P.C., Jefferson City,
                                                    Missouri

James R. Loyd    Director      Director-Class II    Retired

Kevin L. Riley   Director      Director-Class       Co-owner, Riley
                               III                  Chevrolet, Inc. and
                                                    Riley Oldsmobile,
                                                    Cadillac, Inc.,
                                                    Jefferson City,
                                                    Missouri

Carl A.
 Brandenburg,    Senior Vice     Treasurer and      Position with
 Sr.             President and   Chief Financial    Bancshares
                 Chief Financial   Officer          and the Bank
                 Officer

Lamont C. Grubbs Senior Vice      Secretary         Position with
                 President                          Bancshares
                 and Cashier                        and the Bank

                   ANNUAL REPORT ON FORM 10-KSB
     A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 1997 annual meeting of shareholders upon written request to Donald L. Campbell, President, Exchange National Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-KSB to any such person upon written request and the payment of the Company's reasonable expenses in furnishing such exhibits.