Form 10KSB, Exhibit 13
period 1997-12-31
EXCHANGE NATIONAL BANCSHARES INC
filed 1998-03-30
CIK 893847

1997

                          ANNUAL REPORT

                                TO

                           SHAREHOLDERS





                EXCHANGE NATIONAL BANCSHARES, INC.



                     Jefferson City, Missouri

                EXCHANGE NATIONAL BANCSHARES, INC.

                     Jefferson City, Missouri

                                                   March 30, 1998


To Our Shareholders:

     Your Board of Directors and management are pleased to report that Exchange National Bancshares' net income for 1997 increased 2 cents per share of common stock to $5.37, an increase of 0.4% over the $5.35 reported for 1996. Sustained growth in average loan volume was the primary contributor to the increase.

     Shareholders received dividends totaling $2.12 per share of common stock during 1997, an increase of 28 cents or 15.2% over the amount received during 1996. Quarterly dividends of 44 cents per share of common stock were paid January 1 and April 1, 1997 and quarterly dividends of 50 cents per share were paid July 1 and October 1, 1997. A special dividend of 24 cents per share of common stock was paid December 1, 1997.

     Your Company's earnings performance expressed in terms of net income divided by average total assets (or return on assets) was 1.22% for 1997 compared to 1.39% for 1996, and return on average total stockholders' equity was 9.15% for 1997 compared to 9.76% for 1996.

     Capitalization of your Company expressed in terms of tier one capital to adjusted total assets (leverage ratio) was 8.14% at December 31, 1997 compared to 14.45% at December 31, 1996, and its total capital to risk-weighted assets ratio was 12.25% at December 31, 1997 compared to 23.14% at December 31, 1996. These ratios continue to exceed the Federal Reserve Board's minimum required ratios at both dates.

     Your Company's increased leverage position is directly attributed to its acquisition of 100% of the outstanding shares of Union State Bancshares, a one-bank holding company located in Clinton, Missouri. At the date of acquisition (November 3,
1997), Union State Bancshares had consolidated total assets and deposits of $144.0 million and $118.5 million, respectively.
Your Board of Directors and management are very excited about the potential of this acquisition as we look forward and move ahead.

     Your Board of Directors is pleased to welcome James E. Smith as director and Dr. Gus S. Wetzel II as Advisory Director to its Board. Messrs. Smith and Wetzel are considered valuable additions to Exchange National Bancshares' management team.
They, along with myself, also serve as directors on Union State
Bancshares' Board.

     Your Company is also looking forward and moving ahead as evidenced by the renovation and 14,000 square foot expansion of its main banking facility located at 132 East High Street in Jefferson City, Missouri. The original three-story structure constructed in 1927 is being completely renovated and expanded to better serve our valued customers.

     Once again, we appreciate the opportunity to serve you, our shareholders, as well as our customers and look forward to the opportunities that await us in 1998.

                              Very truly yours,



                              DONALD L. CAMPBELL
                              Chairman of the Board and President

                EXCHANGE NATIONAL BANCSHARES, INC.

                     DESCRIPTION OF BUSINESS

     Exchange National Bancshares, Inc. ("Bancshares" or the "Company") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act").
Although Bancshares was incorporated under the laws of the State of Missouri on October 23, 1992, it did not engage in any business activity until April 7, 1993. On that date, it acquired all of the issued and outstanding capital stock of The Exchange National Bank of Jefferson City, a national banking association ("ENB") pursuant to a corporate reorganization involving an exchange of shares. In addition to its acquisition of ENB, on November 3, 1997 the Company acquired Union State Bancshares, Inc., a bank holding company registered under the BHC Act ("Union"), and Union's wholly-owned subsidiary, Union State Bank and Trust of Clinton, a Missouri trust company ("USB"). The Company's activities currently are limited to ownership of the outstanding capital stock of ENB and Union, which in turn owns the outstanding capital stock of USB. In addition to ownership of its subsidiaries, Bancshares could seek expansion through acquisition and may engage in those activities (such as investments in banks or operations closely related to banking) in which it is permitted to engage under applicable law. It is not currently anticipated that Bancshares will engage in any business other than that directly related to its ownership of ENB, Union, USB or other financial institutions. Similarly, it is not currently anticipated that Union will engage in any business other than that directly related to its ownership of USB. Except as otherwise provided herein, references herein to "Bancshares" or the "Company" include Bancshares and its consolidated subsidiaries.

     ENB, located in Jefferson City, Missouri, was founded in 1865. ENB is the oldest bank in Cole County, and became a national bank in 1927. ENB has four banking offices; its principal office at 132 East High Street in Jefferson City's central business district, a facility at 217 West Dunklin near the city's south side business district, a facility at 3701 West Truman Boulevard adjacent to the Capitol Mall Shopping Center, and a facility at 800 Eastland Drive near the city's east side business district.

     USB was founded in 1932 as a Missouri bank known as Union State Bank of Clinton. USB converted from a Missouri bank to a Missouri trust company on August 16, 1989, changing its name to Union State Bank and Trust of Clinton. USB has five banking offices: its principal office at 102 North Second Street in Clinton, Missouri; a downtown Clinton facility located at 115 North Main Street; a facility at 1603 East Ohio in Clinton; a facility located at 4th and Chestnut in Osceola, Missouri; and a facility located on Route 54 in Collins, Missouri.

     ENB and USB each is a full service bank conducting a general banking and trust business, offering its customers checking and savings accounts, debit cards, certificates of deposit, trust services, safety deposit boxes and a wide range of lending services, including credit card accounts, commercial and industrial loans, single payment personal loans, installment loans and commercial and residential real estate loans.

     The deposit accounts of ENB and USB are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by law. ENB is a member of the Federal Reserve System, and its operations are supervised and regulated by the Office of the Comptroller of the Currency (the "OCC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the FDIC. USB's operations are supervised and regulated by the FDIC and the Missouri Division of Finance. A periodic examination of ENB is conducted by representatives of the OCC, and periodic examinations of USB are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of the
holders of ENB's or USB's common stock.   Bancshares and Union
are subject to supervision by the Federal Reserve Board.

               SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial information for the Company as of and for each of the years in the five-year period ended December 31, 1997. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.

(DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     Year Ended December 31,

                      1997             1996      1995     1994      1993

INCOME STATEMENT DATA
Interest income     $ 23,435          20,179    18,628    16,062    16,144
Interest expense      11,645           9,784     8,649     6,847     7,051
                    ________          _______   ________  ______    ______
  Net interest
   income             11,790          10,395     9,979     9,215     9,093
Provision for loan
  losses                 865             395       265       139       370
                    ________          _______   ________  ______    ______
  Net interest income
   after provision for
   loan losses        10,925            10,000    9,714     9,076     8,723
                    ________          _______   ________  ______    ______
Security gains
  (losses), net          (7)               --         4         8      11
Other noninterest
  income               2,045             1,890     1,745    1,749     1,652
                    ________          _______   ________  ______    ______
   Total noninterest
     income            2,038             1,890     1,749    1,757     1,663
Noninterest expense    7,265             6,185     6,002    6,095     5,832
                    ________          _______   ________  ______    ______
Income before
  income taxes         5,698            5,705     5,461     4,738     4,554
Income taxes           1,842            1,862     1,772     1,474     1,383
                     ________         _______   ________  ______    ______
Net income          $  3,856            3,843     3,689     3,264     3,171


DIVIDENDS
Declared on common
  stock             $  1,566            1,365     1,200     1,092     1,030
Paid on common stock   1,523            1,322     1,164     1,092     1,010
Ratio of total
   dividends declared
   to net income       40.61%           35.52     32.53     33.46     32.48

PER SHARE DATA
Basic earnings per
  share             $   5.37             5.35     5.13      4.54      4.40
Weighted average
  shares of common
  stock outstanding  718,511          718,511  718,511   718,511   720,481

                             Year Ended December 31,
                      1997     1996     1995     1994      1993

BALANCE SHEET DATA
   (AT PERIOD END)
Investment
  securities       $116,157   80,623   68,507    79,882    96,784
Loans, net of
   unearned income  278,700  173,309  154,339   144,162   125,609
Total assets        450,692  284,079  257,340   262,839   266,632
Total deposits      360,387  228,024  206,815   207,021   213,187
Securities sold
 under agreements
 to repurchase
 and other short
 term  borrowed
 funds               25,157   13,338    10,416    19,575    18,136
Other borrowed
 money               17,604    --         --        --       --
Total stockholders'
  equity             43,108   40,681   38,355    34,665    33,918

EARNINGS RATIOS
Return on average
 total assets         1.22%     1.39    1.42      1.24      1.21
Return on average
  total stockholders'
  equity              9.15      9.76   10.06      9.49      9.71

ASSET QUALITY RATIOS
Allowance for loan
  losses to loans     1.40      1.33    1.41      1.35      1.49
Nonperforming loans
   to loans /1/       0.40      0.63    0.54      0.49      0.69
Allowance for loan
  losses to
  nonperforming
  loans /1/         350.40   211.26   260.02    275.21    214.94
Nonperforming assets
  to loans and
  foreclosed
  assets /2/         0.54      0.70     0.59      0.56      0.78
Net loan charge-
  offs to average
  loans              0.29      0.16     0.02      0.05      0.28

CAPITAL RATIOS
Average total
  stockholders'
  equity to average
  total assets      13.29     14.28    14.15     13.09     12.42
Total risk-based
   capital ratio    12.25     23.14    23.66     23.10     23.30
Leverage ratio       8.14     14.45    14.98     13.70     12.84
________
/1/ Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more.
/2/ Nonperforming assets consist of nonperforming loans plus foreclosed assets.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS MADE IN THIS ANNUAL REPORT ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS, FINANCIAL CONDITION OR BUSINESS COULD DIFFER MATERIALLY FROM ITS HISTORICAL RESULTS, FINANCIAL CONDITION OR BUSINESS, OR THE RESULTS OF OPERATIONS, FINANCIAL CONDITION OR BUSINESS CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS.
FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE CAPTION "FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS, FINANCIAL CONDITION OR BUSINESS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1997, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

GENERAL

     Bancshares was organized on October 23, 1992, and on April 7, 1993, it acquired The Exchange National Bank of Jefferson City
(ENB). The acquisition of ENB represented a combination of entities under common control and, accordingly, was accounted for in a manner similar to a pooling of interests. On November 3, 1997, Bancshares acquired Union State Bancshares, Inc. (Union) which owns 100% of Union State Bank and Trust of Clinton (USB). The acquisition of Union was accounted for as a purchase
transaction.   Accordingly, the results of operations of Union
have been included in the consolidated financial statements of the Company since acquisition.

     Bancshares' consolidated net income for 1997 increased $13,000 or 0.3% over 1996 and followed a $154,000 or 4.2%
increase for 1996 compared to 1995. Earnings per common share increased from $5.13 for 1995 to $5.35 for 1996 and to $5.37 for 1997. Return on average total assets decreased from 1.42% for 1995 to 1.39% for 1996 and to 1.22% for 1997. Return on average total stockholders' equity decreased from 10.06% for 1995 to 9.76% for 1996 and to 9.15% for 1997.

     Average loan volume, excluding bankers acceptances' and commercial paper (money market loans) increased $36,284,000 or 22.3% to $199,308,000 for 1997 compared to $163,024,000 for 1996 and followed a $15,172,000 or 10.3% increase for 1996 compared to 1995. The acquisition of Union increased average total loans for 1997 by approximately $12,800,000. Average commercial loan volume at ENB increased $5,458,000 or 13.9% for 1997 compared to 1996 and followed a $4,855,000 or 14.1% increase for 1996 compared to 1995. Average real estate loan volume at ENB increased $14,975,000 or 16.5% for 1997 compared to 1996 and followed an $8,347,000 or 10.1% increase for 1996 compared to 1995.

     The increase in both commercial and real estate loan volumes over the last two years reflected several factors. External factors included a stable local economy and stable interest rates which fueled increased loan demand. Internal factors included an emphasis on Small Business Administration loans.

     Average consumer loan volume at ENB increased $3,035,000 or 9.2% for 1997 compared to 1996 and followed a $1,970,000 or 6.4% increase for 1996 compared to 1995.

     Average total time deposits increased $30,048,000 or 16.1% to $216,106,000 for 1997 compared to $186,058,000 for 1996 and followed a $15,411,000 or 9.0% increase for 1996 compared to 1995. The acquisition of Union increased average total time deposits for 1997 by approximately $17,700,000. The increase in average total time deposits at ENB for 1996 primarily reflected an increase in rates paid in order to attract additional funds, while the increase for 1997 primarily reflected a continuation of the rate increases instituted in 1996.

     Average securities sold under agreements to repurchase increased $1,640,000 or 9.9% to $18,152,000 for 1997 compared to
$16,512,000 for 1996 and followed a $1,766,000 or 9.7% decrease for 1996 compared to 1995. Those variances reflected competition for institutional funds awarded based upon competitive bids.

     Average interest-bearing liabilities for 1997 include $563,000 of Federal Home Loan Bank advances and other short-term borrowed funds and $2,981,000 of long-term debt. Both of those categories primarily reflect liabilities associated with the acquisition of Union.

     The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.

(DOLLARS EXPRESSED IN THOUSANDS)

                                         YEAR ENDED DECEMBER 31,

                                       1997         1996            1995

Interest income                      $ 23,435       20,179         18,628
Fully taxable
  equivalent (FTE)
  adjustment                              433          366            357

Interest income
  (FTE basis)                          23,868       20,545         18,985
Interest expense                       11,645        9,784          8,649

Net interest income
  (FTE basis)                          12,223       10,761         10,336
Provision for loan
  losses                                  865          395            265

Net interest income
  after provision for
  loan losses (FTE basis)              11,358       10,366         10,071
Noninterest income                      2,038        1,890          1,749
Noninterest expense                     7,265        6,185          6,002

Income before income taxes
   (FTE basis)                          6,131        6,071          5,818

Income taxes                            1,842        1,862          1,772
FTE adjustment                            433          366            357

Income taxes (FTE basis)                2,275        2,228          2,129

Net income                          $   3,856        3,843          3,689

Average total earning
  assets                             $297,614      261,183        245,404

Net interest margin                   4.11%           4.12           4.21

     The Company's primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest bearing liabilities. Net interest income on a fully taxable equivalent basis increased $1,462,000 or 13.6% to $12,223,000 for 1997 compared to $10,761,000 for 1996, and followed a $425,000 or 4.1%
increase for 1996 compared to 1995. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased from 4.21% for 1995 to 4.12% for 1996 and to 4.11% for 1997.

     The provision for loan losses increased $470,000 or 119.0% to $865,000 for 1997 compared to $395,000 for 1996 and followed a $130,000 or 49.1% increase for 1996 compared to 1995. The allowance for loan losses totaled $3,914,000 or 1.40% of loans outstanding at December 31, 1997 compared to $2,307,000 or 1.33% of loans outstanding at December 31, 1996 and $2,179,000 or 1.41% of loans outstanding at December 31, 1995. The allowance for loan losses expressed as a percentage of nonperforming loans was 260.02% at December 31, 1995; 211.26% at December 31, 1996; and
350.40% at December 31, 1997.

RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1997 AND 1996

     The Company's net income increased by $13,000 or 0.3% to $3,856,000 for the year ended December 31, 1997 compared to $3,843,000 for 1996. Net interest income on a fully taxable equivalent basis increased to $12,223,000 or 4.11% of average earning assets for 1997 compared to $10,761,000 or 4.12% for 1996. The provision for loan losses for 1997 was $865,000 compared to $395,000 for 1996. Net loans charged off for 1997 were $573,000 compared to $267,000 for 1996.

     Noninterest income and noninterest expense for the years ended December 31, 1997 and 1996 were as follows:


(DOLLARS EXPRESSED IN THOUSANDS)

                                                        YEAR ENDED
                                                       DECEMBER 31,        INCREASE        (DECREASE)
                                        1997              1996              AMOUNT             %

NONINTEREST INCOME
Service charges on
  deposit accounts                   $   765                 701             64               9.1%
Trust department income                  291                 286              5               1.7
Mortgage loan servicing
  fees                                   323                 297             26               8.8

Gain on sales of mortgage
  loans                                  142                 113             29              25.7

Loss on sales and calls of
  debt securities                         (7)                 --             (7)            --
Credit card fees                         290                 345            (55)            (15.9)
Other                                    234                 148             86              58.1
                                      _______             ______           _____
                                     $ 2,038              1,890             148               7.8%

Noninterest Expense
Salaries and
  employee benefits                   $ 3,787              3,368            419              12.4 %
Occupancy expense, net                    359                295             64              21.7
Furniture and
  equipment expense                       572                442            130              29.4
FDIC insurance assessment                  35                  2             33           1,650.0
Advertising and promotion                 359                348             11               3.2
Postage, printing,
  and supplies                            371                349             22               6.3
Legal, examination,
  and professional fees                   342                217            125              57.6
Credit card expenses                      245                299            (54)            (18.1)
Credit investigation
  and loan collection                     191                116             75              64.7
Amortization of
  intangible assets                       179                 43            136             316.3
Other                                     825                706            119              16.9

                                      $ 7,265              6,185          1,080              17.5 %
<TABLE\>


     Noninterest income increased $148,000 or 7.8% to $2,038,000 for 1997 compared to $1,890,000 for 1996. The acquisition of Union accounted for approximately $128,000 of the increase, primarily in the areas of service charges on deposit accounts and other noninterest income. Mortgage loan servicing fees increased
$26,000 and reflected the fact that average loans serviced during 1997 increased to approximately $79,700,000 compared to $70,900,000 for 1996. Gains on sales of mortgage loans increased
$29,000.  Total loans originated and sold to the secondary market
(including refinances of existing loans previously sold) during 1997 increased to approximately $24,150,000 compared to $21,435,000 for 1996. Credit card fees decreased $55,000 due to a change during the fourth quarter in ENB's service provider for merchant credit card processing, which resulted in the elimination of both gross merchant income and the related expense for processing.

     Noninterest expense increased $1,080,000 or 17.5% to $7,265,000 for 1997 compared to $6,185,000 for 1996. The acquisition of Union accounted for approximately $591,000 of the increase spread among the following categories: salaries and employee benefits - $215,000; occupancy expense - $31,000;
furniture and equipment expense - $61,000; legal, examination, and professional fees - $41,000; amortization of intangible assets - $136,000; and all other categories - $107,000. The remaining $489,000 increase in noninterest expense related to ENB and Bancshares primarily reflected increases in the following categories: salaries and employee benefits - $204,000; occupancy expense - $33,000; furniture and equipment expense - $69,000;
legal, examination, and professional fees - $84,000; credit investigation loan and collection - $75,000; and all other categories - $24,000. The $215,000 increase in salaries and benefits reflects $125,000 of executive bonuses approved by the Board of Directors. The increase in occupancy expense reflected depreciation and other costs associated with ENB's new East
Branch, while the increase in furniture and equipment expense reflected increased maintenance agreement costs, increased depreciation and the write-off of remaining items related to the old East Branch. The increase in legal, examination, and professional fees primarily reflected consulting fees for a compensation study and legal and accounting costs associated with unsuccessful bids to purchase additional facilities being sold by a competitor. The increase in credit investigation and loan collection expense reflected increased consumer and commercial loan collection expenses plus approximately $32,000 in expense related to other real estate owned.

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

     Noninterest income and noninterest expense for the years ended December 31, 1996 and 1995 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)
                                                YEAR ENDED
                                         DECEMBER 31,  INCREASE    (DECREASE)
                                        1996      1995  AMOUNT         %

NONINTEREST INCOME
Service charges on
  deposit accounts                    $   701     666     35            5.3%
Trust department income                   286     230     56           24.3
Mortgage loan servicing
  fees                                    297     267     30           11.2
Gain on sales of
mortgage loans                          113       129    (16)        (12.4)
Gain on calls of
  debt securities                          --       4     (4)       (100.0)
Credit card fees                          345     309     36          11.7
Other                                     148     144      4           2.8

                                      $ 1,890   1,749    141          8.1%



                                            YEAR ENDED
                                           DECEMBER 31,    INCREASE (DECREASE)
                                        1996         1995   AMOUNT      %

Noninterest Expense
Salaries and employee
  benefits                            $ 3,368         3,083   285      9.2%
Occupancy expense, net                    295           312   (17)    (5.4)
Furniture and equipment
  expense                                 442           448    (6)    (1.3)
FDIC insurance assessment                   2           234  (232)   (99.1)
Advertising and promotion                 348           277    71     25.6
Postage, printing,
  and supplies                            349           344     5      1.5
Legal, examination, and
   professional fees                      217           255   (38)   (14.9)
Credit card expenses                      299           272    27      9.9
Credit investigation and
   loan collection                        116            87    29     33.3
Other                                     749           690    59      8.6

                                      $ 6,185         6,002   183      3.0%

     Noninterest income increased $141,000 or 8.1% to $1,890,000 for 1996 compared to $1,749,000 for 1995 due to growth in most major categories. Trust department income increased $56,000 or 24.3% due to a combination of an increase in fees charged, growth in the market value of assets managed, and an increase in volume of estate distribution fees. Credit card fees increased $36,000 and service charges on deposit accounts increased $35,000. Both of those increases reflected increased volume. Mortgage loan servicing fees, which increased $30,000, also reflected increased volume. Average loans serviced during 1996 totaled approximately
$70,900,000 compared to $60,800,000 for 1995.  Although total loans originated and sold to the secondary market (including refinances of existing loans previously sold) during 1996 increased to approximately $21,435,000 compared to $19,652,000 for 1995, gains on sales of mortgage loans declined $16,000.
Local competitive pressure resulted in fewer loan origination fees.

     Noninterest expense increased $183,000 or 3.0% to $6,185,000 for 1996 compared to $6,002,000 for 1995 due primarily to a $285,000 or 9.2% increase in salaries and employee benefits and a $71,000 or 25.6% increase in advertising and promotion. Those increases were partially offset by a $232,000 decrease in FDIC insurance assessment. The increase in salaries and employee benefits reflected a combination of recruiting expense, increases in non-officer employee salaries to respond to local market conditions, officer merit increases of approximately 4.0%, increases in pension and profit sharing expense, and increased payroll taxes. The increase in advertising and promotion reflected increased costs associated with a new logo and a special advertising program. The decrease in FDIC insurance assessment primarily reflected a decrease in the annual assessment rate from 23 cents per $100 of deposits for the first half of 1995 and 4 cents per $100 of deposits for the remainder of 1995 to a minimum assessment of $2,000 for 1996. Credit investigation and loan collection increased $29,000 or 33.3% due primarily to increased cost associated with loan collections.

NET INTEREST INCOME

     The acquisition of Union accounted for approximately
$796,000 of the $1,462,000 increase in fully taxable equivalent net interest income for 1997 compared to 1996. Excluding the effects of the acquisition of Union, increases in fully taxable equivalent net interest income for both 1997 and 1996 reflected the favorable effects of growth in average loan volume.

     The following table presents average balance sheets (based on daily averages), net interest income, average yields of earning assets, and average costs of interest bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 1997.








(DOLLARS EXPRESSED IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,

                                1997                              1996                          1995

                            INTEREST   RATE                INTEREST   RATE               INTEREST   RATE
                    AVERAGE INCOME/    EARNED/    AVERAGE  INCOME/    EARNED/   AVERAGE  INCOME/    EARNED/
                    BALANCE EXPENSE/1/ PAID/1 /   BALANCE  EXPENSE/1/ PAID/1/   BALANCE  EXPENSE/1/ PAID/1/

ASSETS
Loans: /2/
 Commercial         $ 51,337   4,616    8.99%     $ 39,380   3,553    9.02%     $ 34,525   3,307    9.58%
 Real estate         111,024   9,722    8.76        90,685   8,024    8.85        82,338   7,215    8.76
 Consumer             36,947   3,351    9.07        32,959   3,064    9.30        30,989   2,711    8.75
 Money market /3/        867      47    5.42         2,246     123    5.48           141       8    5.67
Investment in debt and
 equity securities: /4/
  U.S. Treasury and U.S.
  Government agencies 67,561   4,046    5.99        58,960   3,395    5.76        59,876   3,242    5.41
  State and municipal 19,097   1,477    7.73        15,740   1,222    7.76        14,499   1,137    7.84
  Other                1,601     105    6.56         3,186     205    6.43         5,344     325    6.08
Federal funds sold     9,085     501    5.51        17,996     958    5.32        17,677   1,039    5.88
Interest bearing
 deposits in other
 financial institutions   95       3    3.16             31      1    3.23             15      1    6.67

  Total interest
   earning assets     297,614  23,868    8.02       261,183  20,545    7.87       245,404  18,985    7.74
All other assets       21,992                        16,680                       15,956
Allowance for loan
  losses              (2,596)                       (2,278)                      (2,085)

   Total assets     $317,010                      $275,585                      $259,275

<TABLE\>

Continued on next page


                                                                                                Year Ended December 31,

                             1997                              1996                          1995

                               INTEREST   RATE              INTEREST   RATE                INTEREST   RATE
                       AVERAGE INCOME/   EARNED/  AVERAGE   INCOME/    EARNED/   AVERAGE   INCOME/    EARNED/
                       BALANCE EXPENSE/1/ PAID/1/ BALANCE   EXPENSE/1/ PAID/1/   BALANCE   EXPENSE/1/ PAID/1/


LIABILITIES AND
 STOCKHOLDERS' EQUITY
NOW accounts          $ 32,165     846    2.63%     $ 27,975     748    2.67%     $ 28,188     752    2.67%
Savings                 24,563     953    3.88        22,191     876    3.95        21,320     839    3.94
Money market            33,350   1,376    4.13        31,615   1,323    4.18        31,547   1,312    4.16
Time deposits of
 $100,000 and over      15,961     864    5.41         9,914     541    5.46         5,643     287    5.09
Other time deposits    110,067   6,312    5.73        94,363   5,489    5.82        83,949   4,460    5.31

  Total time deposits  216,106  10,351    4.79       186,058   8,977    4.82       170,647   7,650    4.48
Securities sold under
 agreements to
 repurchase             18,152     986    5.43        16,512     767    4.65        18,278     937    5.13
Interest-bearing
  demand notes to
  U.S. Treasury          1,087      53    4.88          760       40    5.26         1,097      62    5.65
Federal Home Loan Bank
 advances and other
 short-term  borrowed
 funds                     563      38    6.75           --        --   --             --      --        --
Long-term debt           2,981     217    7.28           --        --   --             --      --        --

  Total interest-
   bearing liabilities 238,889  11,645    4.87       203,330    9,784   4.81       190,022   8,649    4.55

Demand deposits         33,664                        31,072                        30,992
Other liabilities        2,334                         1,826                         1,584

  Total liabilities    274,887                       236,228                      222,598
Stockholders'
 equity                 42,123                        39,357                       36,677

  Total liabilities
  and stockholders'
  equity              $317,010                      $275,585                      $259,275

Net interest income             $12,223                       $10,761                       $10,336

Net interest margin                       4.11%                              4.12%                              4.21%

/1/    Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense.  Such adjustments totaled $433,000,
       $366,000, and $357,000 for the years ended December 31, 1997, 1996, and 1995, respectively.
/2/    Nonaccruing loans are included in the average amounts outstanding.
/3/    Includes banker's acceptances and commercial paper.
/4/    Average balances based on amortized cost.



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


(DOLLARS EXPRESSED IN THOUSANDS)

                                        YEAR ENDED                                          YEAR ENDED
                                    DECEMBER 31, 1997                                    DECEMBER 31, 1996
                                        COMPARED TO                                        COMPARED TO
                                    DECEMBER 31, 1996                                    DECEMBER 31, 1995

                              TOTAL              CHANGE DUE TO                    TOTAL                    CHANGE DUE TO
                              CHANGE        VOLUME              RATE              CHANGE              VOLUME           RATE

INTEREST INCOME ON A FULLY
  TAXABLE EQUIVALENT BASIS:
Loans: /1/
 Commercial                  $1,063         1,075               (12)              $ 246                 446           (200)
 Real estate /2/              1,698         1,782               (84)                809                 737             72
 Consumer                       287           364               (77)                353                 178            175
 Money market                   (76)          (75)               (1)                115                 115             --
Investment in
   debt and equity
   securities:
 U.S. Treasury and
 U.S. Government
  agencies                      651           511               140                 153                 (51)           204
 State and
  municipal/2/                  255           260                (5)                 85                 96             (11)
 Other                         (100)         (104)               4                 (120)               (138)            18
Federal funds sold             (457)         (490)               33                 (81)                 19           (100)
Interest bearing
 deposits in other
 financial
 institutions                     2             2                --                  --                   1             (1)

Total interest
  income                      3,323         3,325                (2)              1,560               1,403            157


Continued on next page


<TABLE\>






                                        YEAR ENDED                                             YEAR ENDED
                                      DECEMBER 31, 1997                                     DECEMBER 31, 1996
                                        COMPARED TO                                           COMPARED TO
                                      DECEMBER 31, 1996                                    DECEMBER 31, 1995

                              TOTAL               CHANGE DUE TO                   TOTAL                    CHANGE DUE TO
                              CHANGE        VOLUME              RATE              CHANGE              VOLUME           RATE


Interest expense:
NOW accounts                      98           110              (12)                 (4)                 (6)             2
Savings                           77            92              (15)                 37                  34              3
Money market                      53            72              (19)                 11                   3              8
Time deposits of
 $100,000 and over               323           327               (4)                254                 232             22
Other time
 deposits                        823           902              (79)              1,029                 583            446
Securities sold
 under agreements
 to repurchase                   219            81              138                (170)                (86)           (84)
Interest-bearing
 demand notes to
 U.S. Treasury                    13            16               (3)                (22)                (18)            (4)
Federal Home Loan Bank
 advances and other
 short-term  borrowed
 funds                            38            38               --                  --                  --             --
Long-term debt                   217           217               --                  --                  --             --

Total interest
   expense                     1,861         1,855               6                1,135                 742            393

Net interest
 income on a
 fully taxable
 equivalent basis             $1,462         1,470               (8)              $  425                661           (236)

__________

<TABLE\>

/1/ Nonaccruing loans are included in the average amounts outstanding.
/2/ Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $433,000, $366,000, and $357,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

LENDING AND CREDIT MANAGEMENT

     Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 61.0% of total assets as of December 31, 1997. Total loans net of unearned income increased steadily from December 31, 1993 through December 31, 1997 due to a stable local economy and reasonable interest rates. Growth in volume of installment loans to individuals historically has depended upon the purchase of non-recourse contracts from automobile dealers.

     Lending activities are conducted pursuant to written loan policies approved by each Bank's Board of Directors. Larger credits are reviewed by each Bank's Discount Committee.







     The following table shows the composition of the loan portfolio by major category and each category as a percentage of the total portfolio as of the dates indicated.



(Dollars expressed in thousands)


                                                   December 31,

                                1997                1996              1995                     1994                   1993
                          Amount    %        Amount     %       Amount      %          Amount          %         Amount     %

Commercial,
 financial
 and
 agricultural          $ 90,543    32.5%  $ 40,208    23.2%      $ 38,355    24.9%     $ 32,912      22.8%     $ 24,245   19.3%
Real estate --
  construction           33,947    12.2     22,737    13.1         11,740     7.6       11,136        7.8         9,474    7.5
Real estate --
  mortgage              110,012    39.5     76,071    43.9         73,029    47.3       68,940       47.8        59,969    47.8
Installment loans
  to individuals         44,198    15.8     34,293    19.8         31,215    20.2       31,174       21.6        31,921    25.4

   Total loans
    net of
    unearned
    income             $278,700   100.0%   $173,309  100.0%      $154,339   100.0%     $144,162     100.0%     $125,609  100.0%

<TABLE\>


      Loans at December 31, 1997 mature as follows:

<TABLE

(DOLLARS EXPRESSED IN THOUSANDS)


                                                 OVER ONE YEAR
                                                  THROUGH FIVE
                                                     YEARS                               OVER FIVE YEARS
                                ONE YEAR       FIXED      FLOATING            FIXED        FLOATING
                                 OR LESS       RATE         RATE               RATE         RATE             TOTAL

Commercial, financial,
   and agricultural             $ 64,091       21,416        2,190            1,563          1,283              90,543
Real estate -- construction       33,947           --           --               --             --              33,947
Real estate  -- mortgage          37,624       49,815       10,988           11,336            249             110,012
Installment loans to
  individuals                     14,612       28,614           17              216            739              44,198

             Total loans        $150,274       99,845       13,195           13,115          2,271             278,700
<TABLE\>


     The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 1997 the Company was servicing approximately $86,535,000 of loans sold to the secondary market.

     Mortgage loans retained in the Company's portfolio generally include provisions for rate adjustments at one to three year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.

     The provision for loan losses is based on management's evaluation of the loan portfolio in light of national and local economic conditions, changes in the composition and volume of the loan portfolio, changes in the volume of past due and nonaccrual loans, and other relevant factors. The allowance for loan losses which is reported as a deduction from loans, is available for loan charge-offs. This allowance is increased by the provision charged to expense and is reduced by loan charge-offs net of loan recoveries.

     Although loans, net of unearned income, increased by $18,553,000 during 1994, management decreased the provision in 1994 due to their belief that the quality of the loan portfolio had improved. The provision was increased in 1995 due primarily to loan growth, and in 1996 and 1997 due to a combination of loan growth and increases in net loans charged off.

     Management formally reviews all loans in excess of certain dollar amounts (periodically established) at least annually. In addition, on a monthly basis, management reviews past due, "classified", and "watch list" loans in order to classify or reclassify loans as "loans requiring attention," "substandard,"
"doubtful," or "loss". During that review, management also determines what loans should be considered to be "impaired".
Management believes, but there can be no assurance, that these procedures keep management informed of possible problem loans.
Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered adequate by management for estimated losses inherent in the loan portfolio.










     The following table summarizes loan loss experience for the periods indicated:




(DOLLARS EXPRESSED IN THOUSANDS)

                                                           YEAR ENDED DECEMBER 31,
                                      1997           1996             1995           1994           1993

Analysis of allowance for loan losses:

Balance beginning
 of period                         $  2,307          2,179            1,943          1,870          1,842

Allowance for loan losses of Union

  State Bank and
   Trust of Clinton
   at date of
   acquisition                        1,315             --               --             --             --

Charge-offs:
  Commercial, financial,
   and agricultural                     120             37                7             --             52
  Real estate-construction              230             --               --             72             --
  Real estate-mortgage                   17             --               --             --             --
  Installment loans
    to individuals                      373            355              153            259            395

                                        740            392              160            331            447

Recoveries:
  Commercial, financial,
    and agricultural                     11              5               23            128             --
  Real estate-construction               --             --               --             --             --
  Real estate-mortgage                   14             --               --              -             --
  Installment loans
    to individuals                      142            120              108            137            105

                                        167            125              131            265            105

Net charge-offs                         573            267               29             66            342

Provision for loan losses               865            395              265            139            370

Balance at end of period           $  3,914          2,307            2,179          1,943          1,870

Loans outstanding:
  Average                          $200,175        165,270          147,993        136,941        124,124
  End of period                     278,700        173,309          154,339        144,162        125,609

Ratio of allowance for loan
  losses to loans outstanding:

    Average                         1.96%             1.40             1.47           1.42           1.51
    End of period                   1.40              1.33             1.41           1.35           1.49

Ratio of net charge-offs
  to average loans
  outstanding                       0.29              0.16             0.02           0.05           0.28



                                                                YEAR ENDED DECEMBER 31,
                                      1997           1996             1995           1994           1993

Allocation of allowance for
  loan losses at end of period:

   Commercial, financial, and
    agricultural                     $  877            827              940            500            505
   Real estate-construction             554            253               84             85             45
   Real estate-mortgage               1,063            401              354            337            154
   Installment loans
     to individuals                     419            423              215            272            352
   Unallocated                        1,001            403              586            749            814

     Total                         $  3,914          2,307            2,179          1,943          1,870

Percent of categories to total loans:

Commercial, financial,
  and agricultural                     32.5%           23.2           24.9           22.8           19.3
  Real estate-construction             12.2            13.1            7.6            7.8            7.5
  Real estate-mortgage                 39.5            43.9           47.3           47.8           47.8
  Installment loans
   to individuals                      15.8            19.8           20.2           21.6           25.4

     Total                            100.0%          100.0          100.0          100.0          100.0



     The following table summarizes the Company's nonperforming assets for the periods indicated:


(DOLLARS EXPRESSED IN THOUSANDS)

                                                                 DECEMBER 31,
                                      1997           1996             1995           1994           1993
Nonaccrual loans:
  Commercial, financial,
      and agricultural                 $111             42               75             49             73
  Real estate-construction              385            327              354            385            397
  Real estate-mortgage                  274            268              272            140            293
  Installment loans
    to individuals                       57             61               20              6             16

    Total nonaccrual loans              827            698              721            580            779



                                                                    December 31,
                                         1997           1996           1995        1994            1993

<CATION>

Loans contractually past-due 90 days
  or more:

  Commercial, financial,
   and agricultural                      48             59              --             75             70
  Real estate-construction               --            122              --             --             --
  Real estate-mortgage                  112            186             110             43             --
  Installment loans
   to individuals                        30             27               7              8             21

    Total loans
     contractually
     past-due
     90 days or more                    190            394             117            126             91

Restructured loans                      100             --              --             --             --

    Total nonperforming
     loans                            1,117          1,092             838            706            870
Other real estate                       295             22              --              5              5
Repossessions                           101            106              70             96            102

    Total nonperforming
      assets                       $  1,513          1,220             908            807            977

Loans, net of
unearned income                    $278,700        173,309         154,339        144,162        125,609

Allowance for loan
  losses to loans                       1.40%         1.33             1.41           1.35           1.49
Nonperforming loans
  to loans                              0.40          0.63             0.54           0.49           0.69
Allowance for loan
  losses to
  nonperforming loans                 350.40        211.26           260.02         275.21         214.94
Nonperforming assets
  to loans and
  foreclosed assets                     0.54          0.70             0.59           0.56           0.78

<TABLE\>



     It is the Company's policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection.
Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately
$59,000, $68,000 and $62,000 for the year ended December 31, 1997, 1996, and 1995, respectively. Approximately $16,000,
$22,000 and $19,000 was actually recorded as interest income on such loans for the year ended December 31, 1997, 1996, and 1995, respectively.

     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December
31, 1997 included in the table above, which were considered
"impaired", management has identified additional loans totaling approximately $7,135,000 which are not included in the nonaccrual table above but are considered by management to be "impaired".
Management believes that the loans are well secured and all of them performed according to their contractual terms during 1997.
The $7,135,000 of loans identified by management as being "impaired" reflected various commercial, commercial real estate, real estate, and consumer loans ranging in size from approximately $8,000 to approximately $2,853,000.

     Impairment reserves for the Company's "impaired" loans were determined based on the fair value of the collateral securing those loans, or in the case of loans guaranteed by the Small
Business Administration, the amount of that guarantee.  At
December 31, 1997 approximately $225,000 of the Company's allowance for loan losses related to "impaired" loans.







     As of December 31, 1997 and 1996 approximately $2,928,000 and $2,224,000, respectively, of loans not included in the nonaccrual table above or identified by management as being "impaired" were classified by management as having potential credit problems which raised doubts as to the ability of the borrower to comply with present loan repayment terms. In addition to the "classified list", the Company also maintains an internal loan "watch list" of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower's ability to meet the terms of the loan.
This could be initiated by the delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on the Company's "watch list", its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.

     The allowance for loan losses in its entirety is available to absorb loan losses regardless of the category of loan to be charged off. However, as a part of management's evaluation of the adequacy of the allowance for loan losses, an allocation of the allowance by loan category is made. At December 31, 1997, management allocated $2,913,000 of the $3,914,000 total allowance for loan losses to specific loan categories and $1,001,000 was unallocated. Considering the size of several of the Company's lending relationships and the loan portfolio in total, management believes that the December 31, 1997 allowance for loan losses is adequate.

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

     The following table sets forth the amount of the Company's outstanding loan and similar commitments, by type, as of the end of each of the last two fiscal years:

                                                   DECEMBER 31,
     TYPE OF COMMITMENT                         1997          1996

     Commercial Loans                       $21,587,231    $13,215,265

     Real Estate Loans                       12,497,290     13,883,538

     MasterCard/Visa Credit Lines             6,178,600      5,890,661

     Other                                    7,287,373      5,143,564

     Total Commitments /1/                  $47,550,494    $38,133,028


/1/ Of the commitments shown as outstanding at December 31, 1997, management considers approximately $44,681,000 to be "firm," and estimates that approximately $30,179,000 will be exercised in 1998.

     Of the commitments shown in the foregoing table $17,215,183 represents fixed-rate loan commitments. The remaining commitments provide that the interest rates to be charged on amounts borrowed thereunder will be determined by market conditions at the time of borrowing.







INVESTMENT PORTFOLIO

     The Company classifies its debt and equity securities into one of the following two categories:

     Held-to-Maturity - includes investments in debt securities which the Company has the positive intent and ability to hold until maturity.

     Available-for-Sale - includes investments in debt and equity securities not classified as held to maturity (i.e., investments which the Company has no present plans to sell in the near-term but may be sold in the future under different circumstances).

     Debt securities classified as held-to-maturity are carried at amortized cost, while debt and equity securities classified as available-for-sale are carried at estimated market value.
Unrealized holding gains and losses from available-for-sale securities are excluded from earnings and reported as a net amount as a separate component of stockholders' equity until realized, net of applicable taxes, if any.

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

     At December 31, 1997 debt securities classified as held-to-maturity represented 8.4% of total consolidated assets and debt and equity securities classified as available-for-sale represented 17.4% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.











     The following table presents the composition of the investment portfolio by major category.



(DOLLARS EXPRESSED IN THOUSANDS)
                                                         DECEMBER 31,

                                 1997                        1996                         1995

                          AVAILABLE-  HELD-TO-        AVAILABLE- HELD-TO-              AVAILABLE-      HELD-TO-
                          FOR-SALE   MATURITY  TOTAL   FOR-SALE  MATURITY     TOTAL    FOR-SALE       MATURITY    TOTAL

U.S. Treasury securities   $  25,892   2,831  28,723    19,025      1,030     20,055    12,083             --    12,083
U.S. Government agencies
   and corporations:
     Mortgage-backed           7,261   1,945   9,206     7,140      1,064      8,204     8,560             92     8,652
     Other                    34,431  14,991  49,422    19,462     13,631     33,093    22,644          6,872    29,516
States and political
   subdivisions                9,507  17,767  27,274     4,533     12,289     16,822     4,431         10,615    15,046
Other debt securities            --      200     200        --      1,585      1,585        --          2,346     2,346

   Total debt securities      77,091  37,734 114,825    50,160     29,599     79,759    47,718         19,925    67,643
Federal Home Loan Bank
  stock                        1,272    --     1,272       804         --        804       804             --       804
Federal Reserve Bank
  stock                           60    --        60        60         --         60        60             --        60

  Total investments         $ 78,423  37,734 116,157    51,024     29,599     80,623    48,582         19,925    68,507

<TABLE\>

     As of December 31, 1997, the maturity of debt securities in the investment portfolio was as follows:





(DOLLARS EXPRESSED IN THOUSANDS)

                                                  OVER ONE      OVER FIVE     OVER            WEIGHTED
                                ONE YEAR          THROUGH        THROUGH       TEN             AVERAGE
                                OR LESS          FIVE YEARS     TEN YEARS      YEARS           YIELD/1/


AVAILABLE-FOR-SALE
U.S. Treasury securities      $  17,548             8,344           --             --              5.77%
U.S. Government agencies
  and corporations:
     Mortgage-backed /2/            472             2,640          857          3,292              6.42
     Other                        5,403            25,497        3,531             --              6.07
Total U.S. Government
  agencies                        5,875            28,137        4,388          3,292              6.13
States and political
subdivisions /3/                    386             5,489        2,419          1,213              6.84
  Total available-for-sale
     debt securities          $  23,809            41,970        6,807          4,505              6.10%

Weighted average yield /1/        5.69%             6.15%        6.78%          6.72%

<TABLE\>






                                                  OVER ONE      OVER FIVE     OVER            WEIGHTED
                                ONE YEAR          THROUGH        THROUGH       TEN             AVERAGE
                                OR LESS          FIVE YEARS     TEN YEARS      YEARS           YIELD/1/


HELD-TO-MATURITY
U.S. Treasury securities     $   2,581                250           --             --              5.43%
U.S. Government agencies
  and corporations:
     Mortgage-backed /2/             3                963          979             --              6.74
     Other                       3,657             10,567          767             --              6.01
Total U.S. Government
  agencies                       3,660             11,530        1,746             --              6.10
States and political
  subdivisions /3/               1,369              6,340        7,294          2,764              7.62
Other debt securities              200                 --                          --             --              6.36

     Total held-to-maturity
       debt securities       $   7,810             18,120        9,040          2,764              6.76%

Weighted average yield /1/                   5.79%           6.76%             7.34%          7.68%

<TABLE\>


/1/ Weighted average yield is based on amortized cost for both available-for-sale and held-to-maturity securities.
/2/ Mortgage-backed securities issued by U.S. Government agencies and corporations have been included using their final maturity. Future repayment speeds are dependent on and subject to change based on changing mortgage interest rates.
/3/ Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.

     At December 31, 1997 $4,607,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one to twelve months.

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

     At December 31, 1997 ENB and USB each independently monitored their static gap reports with their goals being to limit each bank's potential change in net interest income due to changes in interest rates to acceptable limits. Interest rate changes used by the individual banks ranged from 1.50% to 2.00% and the resulting net interest income changes ranged from approximately 1.20% to 3.00%.

     The following table presents the Company's consolidated
(including Parent Company debt) static gap position at December
31, 1997 for the next twelve months and the potential impact on pro forma net interest income for 1997 of an immediate 2.00% increase in interest rates.






(DOLLARS EXPRESSED IN THOUSANDS)

                                                       CUMULATIVE
                                                      ONE THROUGH
                                                         TWELVE
                                                          MONTH
                                                         PERIOD

Assets maturing or repricing within one year           $  213,910

Liabilities maturing or repricing within one year         233,084

          GAP                                            (19,174)

Ratio of assets maturing or repricing to
     Liabilities maturing or repricing                      92%

Impact on net interest income of an immediate
     2.00% increase in interest rates                  $   (383)

Pro forma net interest income for 1997                   14,247

Percentage change in pro forma 1997 net interest
     income due to an immediate 2.00% increase in
     interest rates                                      (2.69)%

     In addition to managing interest sensitivity and liquidity through the use of gap reports, ENB has provided for emergency liquidity situations with informal agreements with correspondent banks which permit it to borrow up to $30,000,000 in federal funds on an unsecured basis and formal agreements to sell and repurchase securities on which it may draw up to $27,000,000.
Both ENB and USB are members of the Federal Home Loan Bank which may be used to provide a funding source for fixed rate real estate loans and/or additional liquidity, and the Company may borrow up to $10,000,000 under a revolving credit facility with a correspondent bank.

     At December 31, 1997 and 1996, the Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)
                                             DECEMBER 31,

                                           1997        1996

Three months or less                    $  8,076       4,558
Over three months through six months       8,572       4,865
Over six months through twelve months      5,897       4,479
Over twelve months                         6,958       1,045
                                        $ 29,503      14,947







     Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:



(Dollars expressed in thousands)

                                 At End of Period                               For the Period
                                                                                   Ending

                                                    Weighted                                                  Weighted
                                                    Average   Maximum                                          Average
                                                   Interest  Month-end                    Average             Interest
                        Balance                      Rate    Balance                      Balance               Rate

December 31,
  1997                  $21,494                      6.39%   $22,409                       $18,152              5.43%
December 31,
  1996                   12,303                      4.51     25,167                        16,512              4.65
December 31,
  1995                   10,138                      4.40     29,590                        18,278              5.13

<TABLE\>


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

     Detail concerning the Company's capital ratios at December
31, 1997 is included in note 3 of the Company's consolidated financial statements included elsewhere in this report.

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

     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company's operations for the three years ended December 31, 1997.

FINANCIAL INSTRUMENT MARKET VALUES

     As disclosed in note 15 of the Company's consolidated financial statements, the market values of financial instrument assets and liabilities included in the balance sheet as of December 31, 1997 reflect fair values of approximately $3,749,081 and $628,116, respectively, higher than the amounts recorded on the consolidated balance sheet. Such increases reflect the effects of a decreasing rate environment, the effects of which are partially offset by the effectiveness of the Company's asset/liability and credit risk management programs.







YEAR 2000 COMPLIANCE

     Each Bank's Year 2000 committee has developed and presented to its respective Board of Directors its action plan for Year 2000 compliance with the objective of insuring that all computerized systems and software programs are capable of functioning in the next century. The Company does not expect that the cost of its Year 2000 compliance will be material to its business, financial condition, or results of operations.
Significant expenditures in information systems, i.e.
enterprise server (mainframe computer) and teller systems were anticipated as a normal expense item in the 1998 budget year, regardless of the Year 2000 issue. Management believes that they will achieve full compliance with respect to "core" processing in late 1998, with lower priority items achieving compliance during 1999. Management does not anticipate any material disruption in operations as the result of any failure by the Company to be in compliance.

                CONSOLIDATED FINANCIAL STATEMENTS

     The following consolidated financial statements of the Company and reports of the Company's independent auditors appear on the pages indicated.

                                                             Page

     Independent Auditors' Report.                             26

     Consolidated Balance Sheets as of December 31, 1997 and
     1996.                                                     27

     Consolidated Statements of Income for each of the years
     ended December 31, 1997, 1996, and 1995.                  28

     Consolidated Statements of Stockholders' Equity for
     each of the years ended December 31, 1997, 1996, and
     1995.                                                     29

     Consolidated Statements of Cash Flows for each of the
     years ended December 31, 1997, 1996, and 1995.            30

     Notes to Consolidated Financial Statements.               31










                EXCHANGE NATIONAL BANCSHARES, INC.
                         AND SUBSIDIARIES

                Consolidated Financial Statements

                December 31, 1997, 1996, and 1995

           (With Independent Auditors' Report Thereon)






                   INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Exchange National Bancshares, Inc.
Jefferson City, Missouri:

We have audited the accompanying consolidated balance sheets of Exchange National Bancshares, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exchange National Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.




St. Louis, Missouri
February 6, 1998






EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 1997 and 1996


               Assets                        1997           1996

Loans, net of allowance for loan losses of
  $3,914,383 and $2,307,068 at December 31,
  1997 and 1996, respectively             $274,785,516  171,001,657
Investment in debt and equity securities:
  Available-for-sale, at estimated
    market value                            78,423,285    51,023,834
  Held-to-maturity, at cost, estimated
     market value of $38,046,500 and
     $29,659,353 at December 31, 1997
     and 1996, respectively                 37,733,903    29,599,537
       Total investment in debt and
        equity securities                  116,157,188    80,623,371
Federal funds sold                          17,175,000    13,500,000
Cash and due from banks                     17,177,050    11,671,641
Premises and equipment                       8,654,712     3,341,650
Accrued interest receivable                  4,067,232     2,543,421
Deferred tax asset                             --            649,306
Intangible assets                           11,508,482        53,335
Other assets                                 1,167,014       695,054
                                          $450,692,194   284,079,435

  Liabilities and Stockholders' Equity

Deposits:
  Demand                                  $ 50,139,102    32,834,946
  NOW                                       53,766,106    27,742,102
  Savings                                   33,675,913    22,736,453
  Money market                              37,326,945    31,308,333
  Time deposits $100,000 and over           29,502,946    14,946,762
  Other time deposits                      155,975,783    98,455,176
      Total deposits                       360,386,795   228,023,772
Securities sold under agreements to
   repurchase                               21,493,587    12,303,391
Interest-bearing demand notes to
   U.S. Treasury                             3,663,581     1,034,432
Other borrowed money                        17,603,568          --
Accrued interest payable                     2,410,635     1,008,681
Deferred tax liability                         289,340          --
Other liabilities                            1,737,086     1,027,857
     Total liabilities                     407,584,592   243,398,133

Commitments and contingent liabilities

Stockholders' equity:
  Common stock   $1 par value;
     1,500,000 shares authorized,
     718,511 shares issued and outstanding     718,511        718,511
  Surplus                                    1,281,489      1,281,489
  Retained earnings                         40,986,755     38,696,973
  Unrealized holding gains (losses) on debt and
     equity securities available-for-sale,
     net of tax                                120,847        (15,671)
        Total stockholders' equity          43,107,602       40,681,302
                                          $450,692,194      284,079,435

See accompanying notes to consolidated financial statements.




EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 1997, 1996, and 1995


                                  1997       1996       1995
Interest income:
 Interest and fees on loans   $17,707,139 14,728,837 13,197,335
 Interest and dividends on debt
   and equity securities:
     U.S. Treasury securities   1,214,299    957,326    738,869
     Securities of U.S. government
       agencies                 2,831,231  2,437,734  2,503,053
     Obligations of states and
       political subdivisions   1,072,331    890,505    824,046
     Other securities             105,273    205,192    325,112
 Interest on federal funds sold   501,140    957,598  1,039,309
 Interest on time deposits with
   other banks                      3,307      1,323        740
                               23,434,720 20,178,515 18,628,464
Interest expense:
 Interest on:
   NOW accounts                   846,274    747,952    752,286
   Savings accounts               952,494    876,239    838,394
   Money market accounts        1,376,048  1,322,543  1,312,169
   Time deposit accounts $100,000
     and over                     864,126    540,455     287,194
   Other time deposit accounts  6,311,606  5,489,355   4,460,013
   Securities sold under
     agreements to repurchase     985,848    767,154     937,020
   Interest-bearing demand notes
     to U.S. Treasury              52,611     39,856      62,327
   Other borrowed money           255,698      --           --
                               11,644,705  9,783,554   8,649,403
     Net interest income       11,790,015 10,394,961   9,979,061
Provision for loan losses         865,000    395,000     265,000
     Net interest income after
       provision for loan
       losses                  10,925,015  9,999,961   9,714,061
Noninterest income:
 Service charges on deposit
   accounts                       765,186   701,378      666,252
 Trust department income          290,853   286,317      229,524
 Mortgage loan servicing fees     322,697   297,273      266,625
 Gain on sales of mortgage loans  142,491   112,403      128,925
 Gain (loss) on sales and
   calls of debt securities        (7,041)     --          4,502
 Credit card fees                 290,514   345,339      309,428
 Other                            233,707   147,476      143,755
                                2,038,407 1,890,186    1,749,011
Noninterest expense:
 Salaries and employee benefits 3,786,773 3,368,169    3,083,036
 Occupancy expense, net           359,261   295,521      311,631
 Furniture and equipment expense  571,800   441,587      448,345
 FDIC insurance assessment         34,881     2,000      234,366
 Advertising and promotion        358,482   347,550      277,231
 Credit card expenses             244,513   299,033      271,862
 Amortization of intangible
   assets                         178,590    42,668       42,668
 Other                          1,730,986 1,389,028    1,333,247
                                7,265,286 6,185,556    6,002,386
 Income before income taxes     5,698,136 5,704,591    5,460,686
Income taxes                    1,842,000 1,862,000    1,772,000
     Net income               $ 3,856,136 3,842,591    3,688,686

Basic earnings per share          $ 5.37      5.35       5.13


See accompanying notes to consolidated financial statements.




EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years ended December 31, 1997, 1996, and 1995


                                                Unrealized
                                               holding gains
                                                (losses) on
                                               debt and equity
                                                 securities      Total
                                                 available-      stock-
            Common                    Retained   for-sale,       holders'
            stock        Surplus      earnings   net of tax       equity

Balance,
December 31,
1994        $718,511   1,281,489     33,730,780   (1,065,769)    34,665,011

Net income     --          --         3,688,686        --         3,688,686

Cash dividends
declared, $1.67
per share      --          --       (1,199,913)        --        (1,199,913)

Change in
unrealized
holding gains
(losses) on debt
and equity
securities
available-
for-sale,
net of tax     --           --             --       1,201,402      1,201,402

Balance,
December 31,
1995         718,511    1,281,489    36,219,553       135,633     38,355,186

Net income     --            --       3,842,591          --        3,842,591

Cash
dividends
declared,
$1.90
per share      --            --     (1,365,171)          --       (1,365,171)

Change in
unrealized
holding
gains (losses)
on debt and
equity
securities
available-
for-sale,
net of tax     --            --          --        (151,304)        (151,304)

Balance,
December 31,
1996        718,511     1,281,489     38,696,973    (15,671)      40,681,302

Net income      --           --        3,856,136       --          3,856,136

Cash
dividends
declared,
$2.18
per share       --            --     (1,566,354)       --         (1,566,354)

Change in
unrealized
holding
gains (losses)
on debt and
equity
securities
available-
for-sale,
net of tax      --            --           --       136,518           136,518

Balance,
December 31,
1997        $718,511     1,281,489     40,986,755   120,847         43,107,602


See accompanying notes to consolidated financial statements.






EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 1997, 1996, and 1995


                                 1997         1996        1995
Cash flows from operating activities:
 Net income                   $3,856,136    3,842,591        3,688,686
 Adjustments to reconcile net
   income to net cash provided by
   operating activities:
     Provision for loan losses   865,000     395,000           265,000
     Depreciation expense        363,839     303,679           333,791
     Net amortization of debt
       securities premiums and
       discounts                 120,676      121,242          253,980
     Amortization of intangible
       assets                    178,590       42,668           42,668
     Federal Home Loan Bank
       stock dividend               --           --            (15,800)
     Increase in accrued interest
       receivable                (11,888)    (215,798)        (134,315)
     (Increase) decrease in other
       assets                   (478,763)     406,152         (437,264)
     Increase in accrued
       interest payable          320,584       98,316          225,151
     Increase (decrease) in
       other liabilities         (114,391)    184,326         (48,009)
     (Gain) loss on sales and
       calls of debt securities     7,041         --           (4,502)
     Other, net                   (36,816)   (107,643)       (181,391)
 Origination of mortgage
   loans for sale             (24,147,802) (21,435,514)    (19,652,424)
 Proceeds from the sale of
   mortgage loans              24,147,802  21,435,514       19,652,424
     Net cash provided by
     operating activities       5,070,008   5,070,533        3,987,995

Cash flows from investing activities:
 Net increase in loans        (32,236,191)(20,838,529)    (10,882,462)
 Purchases of debt securities:
   Available-for-sale         (17,463,713)(43,984,364)    (14,467,927)
   Held-to-maturity            (7,406,950)(16,371,850)    (35,644,113)
 Proceeds from maturities of
   debt securities:
   Available-for-sale          13,770,449  39,724,343      14,504,340
   Held-to-maturity             4,290,105   6,453,990      41,570,580
 Proceeds from calls of debt
   securities:
   Available-for-sale           3,245,000   1,500,000       3,000,000
   Held-to-maturity             2,200,000     200,000       4,085,200
 Proceeds from sales of debt securities:
   Available-for-sale           5,072,832       --              --
   Held-to-maturity               350,000       --              --
 Purchase of Union State
   Bancshares, Inc., net of cash
   and cash equivalents
   acquired                   (4,888,677)       --             --
 Purchases of premises and
   equipment                  (3,221,793)   (1,073,284)       (247,515)
 Proceeds from sales of
   premises and equipment         41,500         7,547          19,613
 Proceeds from sales of other
   real estate owned and
   repossessions                 1,690,056     1,617,438        776,815
     Net cash provided by (used in)
       investing activities    (34,557,382)  (32,764,709)     2,714,531
Cash flows from financing activities:
 Net increase (decrease) in
   demand deposits               4,324,323        801,378    (5,160,686)
 Net increase (decrease) in
   interest-bearing transaction
   accounts                       2,907,255     4,102,103    (7,420,234)
 Net increase in time deposits    6,636,535    16,304,978    12,374,736
 Net increase (decrease) in
   securities sold under
   agreements to repurchase       9,190,196     2,165,522    (8,662,641)
 Net increase (decrease) in
   interest-bearing demand
   notes to U.S. Treasury         2,629,149       756,420    (496,778)
 Proceeds from bank debt          8,507,932          --           --
 Proceeds from notes payable     11,995,636          --           --
 Repayment of bank debt          (6,000,000)         --           --
 Cash dividends paid             (1,523,243)    (1,322,060) (1,163,988)
     Net cash provided by
      (used in) financing
      activities                 38,667,783     22,808,341   (10,529,591)
     Net increase (decrease) in
       cash and cash equivalents  9,180,409    (4,885,835)    (3,827,065)
Cash and cash equivalents,
 beginning of year               25,171,641    30,057,476    33,884,541
Cash and cash equivalents,
 end of year                    $34,352,050    25,171,641    30,057,476
Supplemental disclosure of
 cash flow information:
 Cash paid during the year for:
   Interest                     $11,324,121     9,685,238     8,424,252
   Income taxes                   2,184,243     1,839,138     1,995,000
Supplemental schedule of noncash
 investing activities:
 Other real estate and
   repossessions acquired in
   settlement of loans            1,961,610      1,675,520        737,497

See accompanying notes to consolidated financial statements.





(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Exchange National Bancshares, Inc. (the Company) provides a full range of banking services to individual and corporate customers through The Exchange National Bank of Jefferson
     City and Union State Bank and Trust of Clinton (the Banks) located within the communities surrounding Jefferson City and Clinton, Missouri. The Banks are subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

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

     The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:

          PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, The Exchange National Bank of Jefferson
     City, Union State Bancshares, Inc. (USB), and its wholly owned subsidiary, Union State Bank and Trust of Clinton.
     All significant intercompany accounts and transactions have been eliminated.

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

     The Exchange National Bank of Jefferson City originates certain loans which are sold in the secondary mortgage market to the Federal Home Loan Mortgage Corporation
     (Freddie Mac). These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan to Freddie Mac without recourse. The
     Company allocates the entire cost of loans originated to the mortgage loans, with no cost being allocated to the mortgage servicing rights. At December 31, 1997 and 1996, no mortgage loans were held for sale. Mortgage loan servicing fees earned on loans sold to Freddie Mac are reported as income when the related loan payments are collected.
     Operational costs to service such loans are charged to expense as incurred.

          ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is increased by provisions charged to expense and is reduced by loan charge-offs, net of recoveries. Management utilizes a systematic, documented approach in determining the appropriate level of the allowance for loan losses. Management's approach, which provides for general and specific valuation allowances, is based on current economic conditions, past losses, collection experience, risk characteristics of the portfolio, assessment of collateral values by obtaining independent appraisals for significant properties, and such other factors which, in management's judgment, deserve current recognition in estimating loan losses.

     Management believes the allowance for loan losses is adequate to absorb possible losses in the loan portfolio.
     While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Banks to increase the allowance for loan losses based on their judgment about information available to them at the time of their examination.

     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement.

          INVESTMENT IN DEBT AND EQUITY SECURITIES

     At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. All equity securities, and debt securities not classified as held-to-maturity, are classified as available-for-sale.








     Available-for-sale securities are recorded at fair value.
     Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or discounts.
     Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized.

     Premiums and discounts are amortized over the lives of the respective securities, with consideration of historical and estimated prepayment rates for mortgage-backed securities, as an adjustment to yield, using the interest method.
     Dividend and interest income are recognized when earned.
     Realized gains and losses for securities classified as available-for-sale are included in earnings based on the specific identification method for determining the cost of securities sold.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

     The Banks, as members of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, are required to maintain an investment in the capital stock of the Federal Home Loan Bank (FHLB) in an amount equal to the greater of 1% of each bank's total mortgage-related assets at the beginning of each year, 0.3% of each bank's total assets at the beginning of each year, or 5% of advances from the FHLB to each bank. Additionally, The Exchange National
     Bank of Jefferson City is required to maintain an investment in the capital stock of the Federal Reserve Bank. These investments are recorded at cost which represents redemption value.

          PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation applicable to buildings and improvements and furniture and equipment is charged to expense using straight-line and accelerated methods over the estimated useful lives of the assets. Such lives are estimated to be 5 to 55 years for buildings and improvements and 3 to 15 years for furniture and equipment. Maintenance and repairs are charged to expense as incurred.

          INTANGIBLE ASSETS

     The excess of cost over the fair value of net assets acquired in the acquisition of Union State Bancshares, Inc.
     is being amortized using the straight-line method over an estimated life of 25_years. The core deposit intangible established in the acquisition is being amortized over a 10-year period on an accelerated method of amortization.
     Other intangible assets are amortized over periods up to six years.

     Periodically, the Company reviews its intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable.








          OTHER REAL ESTATE

     Other real estate, included in other assets in the accompanying consolidated balance sheets, is recorded at fair value. If the fair value of other real estate declines subsequent to foreclosure, the difference is recorded as a valuation allowance through a charge to expense. Subsequent increases in fair value are recorded through a reversal of the valuation allowance. Expenses incurred in maintaining the properties are charged to expense.

          INCOME TAXES

     The Company and its subsidiaries file a consolidated federal income tax return.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          TRUST DEPARTMENT

     Property held by the Banks in fiduciary or agency capacities for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.

          EARNINGS PER SHARE

     The Company adopted the provisions of Statement of Financial
     Accounting Standards No. 128, Earnings Per Share, on
     December 31, 1997. Due to the fact the Company has no dilutive instruments, basic earnings per share and dilutive earnings per share are equal. Earnings per share is computed by dividing net income by 718,511, the weighted average number of common shares outstanding during 1997, 1996, and 1995.

          CONSOLIDATED STATEMENTS OF CASH FLOWS

     For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of federal funds sold, cash, and due from banks.

          RECLASSIFICATIONS

     Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the 1997 presentation. Such reclassifications have no effect on previously reported net income.








          IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board
     (FASB) issued Statement of Financial Accounting Standards
     No. 130, Reporting Comprehensive Income (SFAS 130), which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 is applicable to all entities that provide a full set of financial statements consisting of a statement of financial position, results of operations, and cash flows. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997. Earlier application is permitted.
     The Company does not believe the adoption of SFAS 130 will have a material effect on its financial condition or results of operations.

     In February 1998, the FASB issued Statement of Financial
     Accounting Standards No. 132, Employers' Disclosures about
     Pensions and Other Postretirement Benefits (SFAS 132), which revises employers' disclosures about pension and other postretirement benefit plans. SFAS 132 does not change the measurement or recognition of those plans and is effective for fiscal years beginning after December 15, 1997. The
     Company will present the revised information in its December
     31, 1998 consolidated financial statements. The adoption of SFAS 132 is not expected to have a material impact on the Company's consolidated financial statements.


(2)  ACQUISITION OF UNION STATE BANCSHARES, INC.

     On November 3, 1997, the Company acquired 100% of the outstanding shares of common stock of USB, a one-bank holding company located in Clinton, Missouri. At the date of acquisition, USB had consolidated total assets and deposits of $144.0 million and $118.5 million, respectively.
     The transaction had a total value of approximately $21.0 million, and was accounted for under the purchase method of accounting. Accordingly, the results of operations of USB have been included in the consolidated financial statements of the Company since acquisition. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. Intangible assets of approximately $11.6 million, including $8.8 million and $2.0 million of excess of cost over fair value of net assets acquired and core deposit intangibles, respectively, were created in this transaction.

     A summary of unaudited pro forma combined financial information for the years ended December 31, 1997 and 1996 for the Company and USB as if the transaction had occurred on January 1, 1996 is as follows:


                                      1997           1996

     Net interest income           $14,247,000    12,988,000
     Net income                      4,065,000     3,376,000
     Earnings per share                 5.66           4.70





(3)  CAPITAL REQUIREMENTS

     The Company and its subsidiaries are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and its subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and its subsidiaries are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Company and its subsidiaries to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to adjusted average assets (as defined).
     Management believes, as of December 31, 1997, the Company and its subsidiaries meet all capital adequacy requirements to which they are subject.

     The Banks are also subject to the regulatory framework for prompt corrective action. The Exchange National Bank of Jefferson City's most recent notification from the Office of the Comptroller of the Currency, dated April 28, 1997, and Union State Bank and Trust of Clinton's most recent notification from the Federal Deposit Insurance Corporation, dated May 30, 1997, categorized them as well capitalized under the regulatory framework for prompt corrective action.
     To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks' categories.










     The actual and required capital amounts and ratios for the Company and its subsidiaries as of December 31, 1997 and 1996 are as follows (dollars in thousands):


                                                         To be
                                                         well
                                                      capitalized
                                                         under
                                                       corrective
                                        Capital        action
                    Actual            requirements     provisions
               Amount    Ratio      Amount    Ratio    Amount Ratio
1997

Total capital
 (to risk-
 weighted assets):
  Company      $35,062   12.25%    $ 22,904  8.00%     $ --       --  %
  USB           10,818   14.96        5,784  8.00        --       --
  Exchange
   National
   Bank        38,523    17.90       17,220  8.00     21,525    10.00
  Union State
   Bank and
   Trust       10,824    14.85        5,830  8.00      7,287    10.00

Tier I capital
 (to risk-
 weighted assets):
  Company      $31,479   11.00%    $ 11,452  4.00%     $ --        -- %
  USB            9,909   13.70        2,892  4.00        --        --
  Exchange
   National
   Bank         35,934   16.69        8,610  4.00      12,915    6.00
  Union State
   Bank and
   Trust         9,908   13.60        2,915  4.00       4,372    6.00

Tier I capital
 (to adjusted
 average assets):
  Company      $31,479    8.14%    $ 11,603  3.00%   $   --       -- %
  USB            9,909   11.59        2,564  3.00        --       --
  Exchange
   National
   Bank         35,934   11.88        9,074  3.00     15,124    5.00
  Union
   State
   Bank and
   Trust         9,908    7.65        3,885  3.00      6,476    5.00


1996
Total capital
 (to risk-
 weighted assets):
  Company      $42,951   23.14%    $ 14,851  8.00%   $    --     -- %
  Exchange
   National
   Bank         42,872   23.01       14,904  8.00      18,629   10.00

Tier I capital
 (to risk-
 weighted assets):
  Company      $40,644   21.89%    $  7,426  4.00%    $   --     --  %
  Exchange
   National
   Bank         40,565   21.77        7,452  4.00      11,178   6.00

Tier I capital
 (to adjusted
 average assets):
  Company      $40,644   14.45%    $  8,439  3.00%    $   --      -- %
  Exchange
   National
   Bank         40,565   14.42        8,438  3.00     14,064     5.00

     Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Banks are subject to regulations which require the maintenance of minimum capital requirements. At December 31, 1997, unappropriated retained earnings of $597,111 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.


(4)  LOANS

     A summary of loans, by classification, at December 31, 1997 and 1996 is as follows:


                                        1997           1996

Real estate                        $143,958,844    98,807,524
Commercial                           90,543,151    40,208,276
Installment and other consumer       44,197,904    34,292,925
                                    278,699,899   173,308,725
Less allowance for loan losses        3,914,383     2,307,068
                                   $274,785,516   171,001,657

     The Banks grant real estate, commercial, and installment and other consumer loans to customers located within the communities surrounding Jefferson City and Clinton, Missouri. As such, the Banks are susceptible to changes in the economic environment in these communities. The Banks do not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles.

     Following is a summary of activity in 1997 of loans made by the Banks to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.


     Balance at December 31, 1996                 $4,671,951
     New loans                                     3,181,183
     Payments received                              (281,827)
     Changes in executive officers and directors     407,215
     Balance at December 31, 1997                 $7,978,522

     Loans serviced for others totaled approximately $91,221,000 and $79,455,000 at December 31, 1997 and 1996, respectively.










     Changes in the allowance for loan losses for 1997, 1996, and 1995 are as follows:


                                      1997              1996        1995

Balance, beginning of year         $2,307,068          2,179,009 1,943,325
Allowance for loan losses of
  Union State Bank and Trust of
  Clinton at date of acquisition    1,314,817             --          --
Provision charged to expense          865,000          395,000      265,000
Charge-offs                          (740,195)        (391,813)    (160,384)
Recoveries of loans previously
  charged off                         167,693          124,872      131,068
Balance, end of year               $3,914,383        2,307,068    2,179,009

     A summary of nonaccrual and other impaired loans at December
     31, 1997 and 1996 is as follows:

                                             1997          1996

Nonaccrual loans                        $   827,145       698,348
Impaired loans continuing to
  accrue interest                         7,134,397     4,332,307
Total impaired loans                    $ 7,961,542     5,030,655

Allowance for loan losses on
  impaired loans                        $    224,949      277,149
Impaired loans with no
 related allowance for
 loan losses                            $  7,018,672    4,191,925

     The average balance of impaired loans during 1997, 1996, and 1995 was $5,852,000, $2,995,000, and $1,120,000,
     respectively.

     A summary of interest income on nonaccrual and other impaired loans for 1997, 1996, and 1995 is as follows:


                                   Impaired loans
                       Nonaccrual   continuing to
                         loans     accrue interest     Total

1997:
     Income recognized   $16,196        677,422        693,618
     Interest income had
      interest accrued    59,080        677,422        736,502

1996:
     Income recognized   $22,123        380,539        402,662
     Interest income had
      interest accrued    68,477        380,539        449,016

1995:
     Income recognized   $18,984         39,417         58,401
     Interest income had
      interest accrued    61,921         39,417        101,338










(5)  INVESTMENT IN DEBT AND EQUITY SECURITIES

     The amortized cost and estimated market values of debt and equity securities classified as available-for-sale at December 31, 1997 and 1996 are as follows:

     1997

                              Gross          Gross    Estimated
               Amortized   unrealized    unrealized    market
                  cost        gains          losses     value

U.S. Treasury
securities     $25,838,457     60,692       6,946    25,892,203
Securities of
 U.S. government
 agencies       41,639,559    104,333      51,957    41,691,935
Obligations of
 states and
 political
 subdivisions    9,421,749     94,104       8,406     9,507,447
  Total debt
  securities    76,899,765    259,129      67,309    77,091,585
Federal Home
 Loan Bank stock 1,271,700      --            --      1,271,700
Federal Reserve
 Bank stock         60,000      --            --         60,000
               $78,231,465     259,129    67,309     78,423,285


     1996

                              Gross          Gross   Estimated
               Amortized   unrealized    unrealized    market
                  cost        gains          losses     value

U.S. Treasury
 securities     $18,982,950     73,866    31,896   19,024,920
Securities of
 U.S. government
 agencies        26,698,935     65,757   163,168   26,601,524
Obligations of
 states and
 political
 subdivisions   4,502,624       41,193    10,627    4,533,190
   Total debt
   securities  50,184,509      180,816   205,691   50,159,634
Federal Home
 Loan Bank stock  804,200         --       --         804,200
Federal Reserve
 Bank stock        60,000         --       --          60,000
              $51,048,709      180,816   205,691   51,023,834




     The amortized cost and estimated market value of debt securities classified as available-for-sale at December 31, 1997 and 1996, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                         1997                     1996

                              Estimated                Estimated
                 Amortized      market       Amortized   market
                    cost        value          cost      value

Due in one
 year or less   $23,320,357   23,336,575    9,818,069   9,845,440

Due after
 one year through
 five years      39,173,857   39,330,012   33,197,749  33,174,099

Due after
 five years
 through ten
 years            5,910,985    5,951,169        --         --

Due after
 ten years        1,211,911    1,213,113        --         --
                 69,617,110   69,830,869   43,015,818  43,019,539
Mortgage-
 backed
 securities       7,282,655    7,260,716    7,168,691   7,140,095
                $76,899,765   77,091,585   50,184,509  50,159,634

     The amortized cost and estimated market values of debt securities classified as held-to-maturity at December 31, 1997 and 1996 are as follows:

                              1997

                                Gross        Gross     Estimated
                 Amortized    unrealized   unrealized    market
                    cost        gains       losses       value

U.S. Treasury
 securities     $ 2,830,699       1,322        35  2,831,986
Securities of
 U.S.
 government
 agencies        16,936,362      69,288     8,025 16,997,625
Obligations of
 states and
 political
 subdivisions     17,766,842     298,860   49,393 18,016,309
Other debt
 securities          200,000         580      --     200,580
                 $37,733,903     370,050   57,453 38,046,500

                                   1996

                                Gross        Gross     Estimated
                 Amortized    unrealized   unrealized    market
                    cost        gains       losses       value

U.S. Treasury
 securities     $ 1,030,000        319       --        1,030,319
Securities of
 U.S.
 government
 agencies        14,695,324     40,114     76,448 14,658,990
Obligations of
 states and
 political
 subdivisions    12,288,884    159,862     71,148 12,377,598
Other debt
 securities       1,585,329      7,322        205  1,592,446
                $29,599,537    207,617     147,801     29,659,353











The amortized cost and estimated market value of debt securities classified as held-to-maturity at December 31, 1997 and 1996, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                         1997                     1996

                              Estimated                Estimated
                Amortized       market     Amortized     market
                    cost        value         cost       value

Due in one
 year or less   $7,807,018    7,806,453    3,508,941   3,510,389

Due after
 one year
 through
 five years     17,156,855    17,279,359  16,170,528   16,215,072

Due after
 five years
 through
 ten years       8,060,878     8,230,178   6,793,888    6,800,457

Due after
 ten years       2,763,737     2,780,164   2,061,469    2,076,323
                35,788,488    36,096,154  28,534,826   28,602,241
Mortgage-
 backed
 securities      1,945,415     1,950,346   1,064,711    1,057,112
                $37,733,903   38,046,500  29,599,537   29,659,353

     Interest and dividends on debt and equity securities that is exempt from federal income taxes was $1,067,883, $890,505, and $824,046 for 1997, 1996, and 1995, respectively.

     Debt securities with carrying values aggregating approximately $63,956,000 and $40,204,000 at December 31,
     1997 and 1996, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

     Gross losses on the calls of debt securities classified as available-for-sale were $3,657 in 1997. Gross gains of $4,150 and gross losses of $7,534 were recorded on the sales of debt securities classified as available-for-sale in 1997.
     No gain or loss resulted from the sale of a debt security classified as held-to-maturity in 1997. That security was inadvertently sold due to confusion about its classification, resulting from the conversion of the investment accounting system. Gross gains on the calls of debt securities classified as held-to-maturity were $4,502 in 1995. No debt securities were sold during 1996 or 1995.









(6)  PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 1997 and 1996 is as follows:


                                             1997        1996

     Land                               $ 2,288,631    1,040,172
     Buildings and improvements           5,900,314    3,570,610
     Furniture and equipment              5,248,142    2,828,581
     Construction in process              1,905,386      715,114
                                         15,342,473    8,154,477
     Less accumulated depreciation        6,687,761    4,812,827
                                        $ 8,654,712    3,341,650

     Depreciation expense was $363,839, $303,679, and $333,791
     for 1997, 1996, and 1995, respectively.

     Construction in progress at December 31, 1997 relates to an addition to, and remodeling of, the main office of The
     Exchange National Bank of Jefferson City, which is scheduled to be completed in December 1998. At December 31, 1996, construction in progress related to a new branch facility of The Exchange National Bank of Jefferson City.


(7)  INTANGIBLE ASSETS

     A summary of intangible assets at December 31, 1997 and 1996 is as follows:


                                            1997       1996

     Excess of cost over the
       fair value of net
       assets acquired                  $ 8,658,982       --
     Core deposit intangible              1,963,833       --
     Consulting/noncompete agreements       875,000       --
     Organizational costs                    10,667    53,335

                                        $11,508,482    53,335









(8)  DEPOSITS

     The scheduled maturities of time deposits are as follows (in thousands):


                                          1997         1996

Due within:
     One year                           $132,472       88,544
     Two years                            31,260       15,144
     Three years                          13,923        5,378
     Four years                            2,151        3,783
     Five years                            2,404          548
     Thereafter                            3,269            5

                                        $185,479       113,402


(9)  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Information relating to securities sold under agreements to repurchase is as follows:


                                      1997           1996          1995

Average daily balance              $ 18,152,000   16,512,000     18,278,000
Maximum balance at month-end
   (September 1997, February 1996,
   and March 1995)                   22,408,559   25,166,520     29,589,525
Weighted average interest
   rate at year-end                    6.39%        4.51%         4.40%
Weighted average interest
   rate for the year                    5.43        4.65          5.13

     The securities underlying the agreements to repurchase are under the control of the Banks.

     Unused agreements with unaffiliated banks to sell and repurchase securities on which The Exchange National Bank of Jefferson City may draw totaled $27,000,000 at December 31,
     1997. Additionally, under agreements with unaffiliated banks, The Exchange National Bank of Jefferson City may borrow up to $30,000,000 in federal funds on an unsecured basis at December 31, 1997.









(10) OTHER BORROWED MONEY

     Other borrowed money at December 31, 1997 is summarized as follows:


The Company:
 Bank debt   revolving credit facility,
   variable rate of interest (interest
   rate of 7.5% at December 31, 1997),
   matures November 3, 1999                          $ 2,507,932
 Notes payable, 7.00%, due November
   2002, interest only until maturity                 11,700,568

Union State Bank and Trust of Clinton:
 Federal Home Loan Bank advances,
   weighted average rate of 6.75%, due
   at various dates through 2006                       3,100,000

The Exchange National Bank of Jefferson City:
 Note payable, 5.35%, due February 1998               295,068
                                                     $17,603,568

     The Company may borrow up to $10,000,000 under the revolving credit facility, which is secured by all issued and outstanding shares of common stock of The Exchange National
     Bank of Jefferson City. The rate of interest on the revolving credit facility is the lower of the prime rate of interest minus 1.00%, or the Federal Funds Base Rate plus
     2.00%. Under the revolving credit agreement, the Company is subject to certain covenants which require, among other things, The Exchange National Bank of Jefferson City to maintain certain levels of capital, allowance for loan losses to loans, and earnings to average assets.
     Additionally, the revolving credit agreement limits the amount of cash dividends that can be declared by the Company to 65% of its net income in the preceding year.

     In conjunction with the acquisition of USB, the Company issued notes payable totaling $11,700,568 to the former stockholders of USB. The notes payable are secured by all issued and outstanding shares of common stock of Union State
     Bank and Trust of Clinton.

     The advances from the Federal Home Loan Bank are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank stock as well as mortgage loans equal to 150% of the outstanding advance balance to secure amounts borrowed.










     The scheduled principal reduction of other borrowed money at December 31, 1997 was as follows:


          1998                               $ 3,453,000
          1999                                   450,000
          2000                                   450,000
          2001                                   450,000
          2002                                12,000,568
          2003 and thereafter                    800,000
                                             $17,603,568

     At December 31, 1997, $2,000,000 of the amount included in other borrowed money is owed to a member of the Company's
     Board of Directors.


(11) RESERVE REQUIREMENTS AND COMPENSATING BALANCES

     The Federal Reserve Bank required the Banks to maintain a balance of $2,658,000 and $1,397,000 at December 31, 1997 and 1996, respectively, to satisfy reserve requirements.

     Average compensating balances held at correspondent banks were $2,698,846 and $1,302,817 during December 1997 and 1996, respectively. The Banks maintain such compensating balances with correspondent banks to offset charges for services rendered by those banks.


(12) INCOME TAXES

     The composition of income tax expense for 1997, 1996, and 1995 is as follows:


                         1997        1996            1995
Current:
     Federal        $1,755,020     1,673,216      1,615,893
     State             229,856       235,539        231,677
Total current        1,984,876     1,908,755      1,847,570

Deferred:
     Federal          (131,523)      (42,964)       (69,443)
     State             (11,353)       (3,791)        (6,127)
Total deferred        (142,876)      (46,755)       (75,570)

Total income tax
  expense           $1,842,000     1,862,000      1,772,000








     Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate of 34% for the reasons noted in the table below:


                           1997            1996        1995

Tax at statutory
  federal income tax
  rate                   $1,937,366     1,939,561  1,856,633
Decrease in tax
 resulting from tax-
 exempt income             (286,312)     (241,574)  (235,783)
State income tax,
 net of federal tax
 benefit                    153,950       151,520    146,241
Other, net                   36,996        12,493      4,909
                         $1,842,000     1,862,000  1,772,000

     The components of deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are as follows:


                                        1997         1996
Deferred tax assets:
  Allowance for loan losses          $1,102,030     635,872
  Available-for-sale securities             --        9,204
  Nonaccrual loan interest               15,710      18,331
  Mortgage servicing rights             148,770     123,649

Total deferred tax assets             1,266,510     787,056
Deferred tax liabilities:
  Available-for-sale securities          70,973        --
  Purchase accounting adjustment
    to securities                       130,896        --
  Premises and equipment                515,585      51,348
  Core deposit intangible               726,618        --
  Prepaid pension expense                28,759      29,916
  Loan origination costs                 45,552      35,608
  Other                                  37,867      20,878

Total deferred tax liabilities        1,555,850     137,750
Net deferred tax asset (liability) $   (289,340)    649,306

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.
     Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 1997 and, therefore, has not established a valuation reserve.











(13) PENSION AND RETIREMENT PLANS

     The Exchange National Bank of Jefferson City provides a noncontributory defined benefit pension plan in which all full-time employees become participants upon the later of the completion of one year of qualified service or the attainment of age 21, and in which they continue to participate as long as they continue to be full-time employees, until their retirement, death, or termination of employment prior to normal retirement date. The normal retirement benefits provided under the plan vary depending upon the participant's rate of compensation, length of employment, and social security benefits. Retirement benefits are payable for life, but not less than 10 years.
     Plan assets consist of U.S. Treasury and government agency securities, corporate common stocks and bonds, real estate mortgages, and demand deposits.

     The net periodic pension expense (benefit) for the plan for 1997, 1996, and 1995 is as follows:


                                      1997      1996     1995
     Service cost                  $ 93,205    99,979   63,881
     Interest cost                  183,939   171,276  156,514
     Return on assets:
       Actual return               (670,883) (459,934) (432,302)
       Excess of actual
        compared to
        assumed return              432,377   237,517   211,480

                                   (238,506) (222,417) (220,822)
     Net amortization of the
       excess of market value
       of plan assets over
       projected benefit
       obligation at November 1,
       1988                         (35,512)  (35,512)  (35,512)

     Net periodic pension
       expense (benefit)         $    3,126    13,326   (35,939)

     Rates utilized for the plan years ended December 31, 1997, 1996, and 1995 are as follows:


                                     1997      1996     1995
     Assumed discount rate for
       net periodic pension cost     6.70%     6.40%    8.00%
     Discount rate for the funded
       status                        6.30      6.70     6.40
     Weighted average rate of
       compensation increase used
       to measure the projected
       benefit obligation            6.00      6.00    6.00
     Expected long-term rate
       of return on plan assets      7.00      7.00    7.00












     A summary of the funded status of the plan as of October 31, 1997 and 1996 is as follows:


                                       1997         1996
     Accumulated benefit obligation:
       Vested                      $(2,537,482)   (2,307,480)
       Nonvested                        (2,568)       (1,612)
     Accumulated benefit
       obligation                   (2,540,050)   (2,309,092)
     Effect of projected
       compensation increases         (524,147)     (488,842)
     Projected benefit obligation   (3,064,197)   (2,797,934)
     Plan assets at fair market
       value                         4,339,279     3,773,556
     Plan assets in excess of
       projected benefit
       obligation                   $1,275,082       975,622

     A composition of plan assets in excess of projected benefit obligation is as follows:


                                         1997           1996
Unamortized excess of market
     value of plan assets over
     projected benefit obligation
     at November 1, 1988, being
     amortized over 16.75 years       $  275,216       310,728
Other unrecognized net gain from
     past experience different from
     that assumed and effect of
     changes in assumptions              922,137       584,039
Prepaid pension asset                     77,729        80,855
                                      $1,275,082       975,622

     In addition to the pension plan described above, The
     Exchange National Bank of Jefferson City has a profit sharing plan which covers all full-time employees. The
     Exchange National Bank of Jefferson City makes annual contributions in an amount equal to 6% of income before income taxes and before contributions to the profit sharing and pension plans for all participants, limited to the maximum amount deductible for federal income tax purposes.
     Contributions to the profit sharing plan for 1997, 1996, and 1995 were $365,266, $349,132, and $338,089, respectively.
     At December 31, 1997, the profit sharing plan held 59,300 shares of the common stock of the Company.











     Union State Bank and Trust of Clinton has a profit sharing plan which covers all full-time employees. Eligible employees may defer up to 8% of his or her salary each year.
     Union State Bank and Trust of Clinton matches 1/3 of each employee's deferral. In addition, a discretionary contribution may be made each year by Union State Bank and Trust of Clinton. Contributions to the profit sharing plan for the period from November 3, 1997 to December 31, 1997 were $12,503.


(14) CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

     The condensed balance sheets as of December 31, 1997 and 1996 and the related condensed schedules of income and cash flows for the years ended December 31, 1997, 1996, and 1995 of the Company are as follows:

                     Condensed Balance Sheets

               Assets                     1997          1996

     Cash                               $ 1,039,041       397,172
     Investment in subsidiaries          56,586,552    40,548,757
     Consulting/noncompete agreements       875,000          --
     Other assets                            57,796        53,346
     Total assets                       $58,558,389    40,999,275

        Liabilities and Stockholders' Equity

     Bank debt                          $ 2,507,932         --
     Notes payable                       11,700,568         --
     Consulting/noncompete agreements       750,000         --
     Dividends payable                      359,256       316,145
     Other liabilities                      133,031         1,828
     Stockholders' equity                43,107,602    40,681,302

     Total liabilities and
       stockholders' equity             $58,558,389    40,999,275










                  Condensed Schedules of Income

                                1997          1996        1995

Revenue   dividends
  received from subsidiaries  $ 8,515,980  1,379,400   1,212,420
Expenses:
  Interest on bank debt            87,076      --           --
  Interest on notes payable       130,149      --           --
  Amortization of intangible
    assets                         67,668     42,668      42,668
  Other                            81,007     16,928      12,288
                                  365,900     59,596      54,956

Income before income tax
  benefit and equity in
  undistributed income
  (dividends distributed in
  excess of income) of
  subsidiaries                   8,150,080  1,319,804   1,157,464
Income tax benefit                 124,000     20,000      19,000
Equity in undistributed
  income (dividends
  distributed in excess
  of income) of
  subsidiaries                (4,417,944)    2,502,787      2,512,222
Net income                    $ 3,856,136    3,842,591      3,688,686










                Condensed Schedules of Cash Flows

                                   1997        1996        1995
Cash flows from operating activities:
  Net income                  $3,856,136  3,842,591    3,688,686
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
      Dividends distributed
      in excess of income
      (equity in
      undistributed income)
      of subsidiaries          4,417,944 (2,502,787) (2,512,222)
      Other, net                 151,752     42,980       44,727

Net cash provided by
  operating activities         8,425,832  1,382,784   1,221,191

Cash flows from investing activities:
  Purchase of Union State
    Bancshares, Inc.          (20,319,220)    --         --
  Other                          (150,000)    --         --

Net cash used in investing
  activities                  (20,469,220)    --         --

Cash flows from financing activities:
  Proceeds from bank debt       8,507,832     --         --
  Proceeds from notes payable 11,700,568      --         --
  Repayment of bank debt      (6,000,000)     --         --
  Cash dividends paid         (1,523,243) (1,322,060)(1,163,988)

Net cash provided by
  (used in) financing
  activities                  12,685,257  (1,322,060)(1,163,988)
Net increase in cash             641,869      60,724     57,203
Cash at beginning of year        397,172     336,448    279,245

Cash at end of year           $1,039,041     397,172    336,448


(15)  DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

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








     Off-balance-sheet financial instruments whose contractual amounts represent credit risk at December 31, 1997 and 1996 are as follows:


                                        1997         1996
     Commitments to extend credit  $44,680,693    37,160,684
     Standby letters of credit       2,869,801        972,344

     Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Of the total commitments to extend credit, $17,215,183 and $17,116,147 represent fixed-rate loan commitments at December_31, 1997 and 1996, respectively. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

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










     A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 1997 and 1996 is as follows:

     1997 1996
                       Carrying        Fair         Carrying       Fair
                        amount         value         amount        value
Assets:
  Loans              $274,785,516   278,222,000    171,001,657    172,888,000
  Investment in
     debt and equity
     securities       116,157,188   116,469,785     80,623,371     80,683,187
  Federal funds sold   17,175,000    17,175,000     13,500,000     13,500,000
  Cash and due from
     banks             17,177,050    17,177,050     11,671,641     11,671,641
  Accrued interest
     receivable         4,067,232     4,067,232      2,543,421      2,543,421
                     $429,361,986   433,111,067    279,340,090    281,286,249

Liabilities:
  Deposits:
     Demand        $  50,139,102     50,139,102     32,834,946     32,834,946
     NOW              53,766,106     53,766,106     27,742,102     27,742,102
     Savings          33,675,913     33,675,913     22,736,453     22,736,453
     Money market     37,326,945     37,326,945     31,308,333     31,308,333
     Time            185,478,729    185,724,000    113,401,938    113,898,000
  Securities sold
     under agreements
     to repurchase    21,493,587     21,794,000     12,303,391     12,296,000
  Interest-bearing
     demand notes to
     U.S. Treasury     3,663,581      3,663,581      1,034,432      1,034,432
  Other borrowed
    money             17,603,568     17,686,000          --             --
  Accrued interest
     payable           2,410,635      2,410,635      1,008,681      1,008,681
                    $405,558,166    406,186,282    242,370,276    242,858,947

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

          INVESTMENT IN DEBT AND EQUITY SECURITIES

     Fair values are based on quoted market prices or dealer quotes.

          FEDERAL FUNDS SOLD, CASH, AND DUE FROM BANKS

     For federal funds sold, cash, and due from banks, the carrying amount is a reasonable estimate of fair value, as such instruments reprice in a short time period.

          ACCRUED INTEREST RECEIVABLE AND PAYABLE

     For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value because of the short maturity for these financial instruments.

          DEPOSITS

     The fair value of deposits with no stated maturity, such as noninterest-bearing demand, NOW accounts, savings, and money market, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

          SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND
          OTHER BORROWED MONEY

     The fair value of securities sold under agreements to repurchase and other borrowed money is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for securities sold under agreements to repurchase and other borrowed money of similar remaining maturity.

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

(16) LITIGATION

     Various legal claims have arisen in the normal course of business, which, in the opinion of management of the Company, will not result in any material liability to the Company.









       MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES
                       AND RELATED MATTERS

     While there has been some trading activity in the Company's common stock since April 7, 1993 (the date on which Bancshares became a publicly held company), there is no established market for the shares. The following table sets forth the range of high and low bid prices of the Company's common stock by quarter for each quarter in 1997 and 1996 in which the stock was traded, as reported by a local broker-dealer.

               1997            High           Low

          Fourth Quarter      $50.00         50.00
          Third Quarter        50.00         47.00
          Second Quarter       47.00         47.00
          First Quarter        47.00         47.00

               1996           High            Low

          Fourth Quarter      $47.00         44.00
          Third Quarter        44.00         44.00
          Second Quarter       44.00         44.00
          First Quarter        44.00         41.00

     As of March 17, 1998, the Company had issued and outstanding
718,511 shares of common stock, which were held of record by approximately 570 persons. The common stock is the only class of equity security which the Company has outstanding and the shares are not listed on any securities exchange.

     The following table sets forth information on dividends paid by the Company in 1997 and 1996.


               MONTH PAID               DIVIDENDS PAID
                                          PER SHARE

               January,1997                  $0.44
               April, 1997                    0.44
               July, 1997                     0.50
               October, 1997                  0.50
               December, 1997                 0.24
               Total for 1997                $2.12

               January, 1996                 $0.38
               April, 1996                    0.38
               July, 1996                     0.44
               October, 1996                  0.44
               December, 1996                 0.20
               Total for 1996                $1.84

     The Company's Board of Directors intends that the Company will continue to pay quarterly dividends at least at the current rate. In addition, the Board of Directors intends, to the extent appropriate, that the Company will continue to pay an additional special dividend. The actual amount of quarterly dividends and the payment, as well as amount, of any special dividend ultimately will depend upon the payment of sufficient dividends by ENB and USB to the Company. The payment by ENB and USB of dividends to the Company will depend upon such factors as ENB's and USB's respective financial condition, results of operations and current and anticipated cash needs, including capital requirements.







         DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

             Position with Position with Position with   Principal
Name         Bancshares    ENB           USB            Occupation

Donald L.
Campbell     President,    Chairman of  Director      Position
             Chairman of   the Board                  with
             the Board     and Director               Bancshares,
             and Director-                            ENB and USB
             Class III

David T.
Turner       Senior Vice   President                  Position
             President     and Director               with
             and Director-                            Bancshares
             Class III                                and ENB

Charles G.
Dudenhoeffer,
Jr.          Senior Vice   Senior Vice                Position
             President and President,                 with
             Director-     Trust Officer              Bancshares
             Class I       and Director               and ENB

Philip D.
Freeman      Director-Class I           Director      Owner/
                                                      Manager,
                                                      Freeman
                                                      Mortuary,
                                                      Jefferson                     City,
                                                      Missouri

James E.
Smith        Director-                  President     Position
             Class I                    and           with USB
                                        Director

David R.
Goller       Director-     Director                   Attorney
             Class II                                 with the law
                                                      firm of
                                                      Goller,
                                                      Gardner &
                                                      Feather,
                                                      P.C.,
                                                      Jefferson
                                                      City,
                                                      Missouri

James R.
Loyd         Director-     Director                   Retired
             Class II

Kevin L.
Riley        Director-     Director                   Co-owner,
             Calss III                                Riley
                                                      Chevrolet,
                                                      Inc. and
                                                      Riley
                                                      Oldsmobile,
                                                      Cadillac,
                                                      Inc.,
                                                      Jefferson
                                                      City,
                                                      Missouri

Carl A.
Brandenburg,
Sr.          Treasurer and     Senior Vice            Position
             Chief Financial  President and           with
             Officer          Chief Financial         Bancshares
                              Officer                 and ENB

Kathleen L.
Bruegenhemke Senior Vice                              Position
             President                                with
             and Secretary                            Bancshares










                   ANNUAL REPORT ON FORM 10-KSB
     A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 1998 annual meeting of shareholders upon written request to Donald L.
Campbell, President, Exchange National Bancshares, Inc., 132 East
High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-KSB to any such person upon written request and the payment of the Company's reasonable expenses in furnishing such exhibits.


