Form 10KSB, Exhibit 13
period 1998-12-31
EXCHANGE NATIONAL BANCSHARES INC
filed 1999-03-31
CIK 893847

1998

                          ANNUAL REPORT

                                TO

                           SHAREHOLDERS







                EXCHANGE NATIONAL BANCSHARES, INC.

                     Jefferson City, Missouri

                EXCHANGE NATIONAL BANCSHARES, INC.

                     Jefferson City, Missouri

                                                   March 29, 1999

To Our Shareholders:

     1998 was quite a year for financial organizations across the country! We became accustomed to opening the morning newspaper and reading about yet another mega merger. 1998 was also marked with the continued entrance of non-traditional financial companies into the banking arena. I am sure you have noticed large, multi-regional banking organizations comparing themselves to locally owned community banks. This comparison is made as your company has an obvious competitive advantage by having local ownership and management.

      As I have stated before, a central component of your company's strategic plan is to enhance shareholder value through growth without negatively impacting earnings or asset quality. As part of this growth plan, your company opened full service brokerage departments in its affiliate banks in mid-1998. We have seen considerable activity in this new area.

     In reference to 1998 financial highlights, your Board of Directors and management are pleased to report that Exchange National Bancshares' net income for 1998 increased 69 cents per share of common stock to $6.06, an increase of 12.85% over the $5.37 reported for 1997. Sustained growth in average loan volume was the primary contributor to the increase.

     Shareholders received dividends totaling $2.24 per share of common stock during 1998, an increase of 12 cents or 5.66% over the amount received during 1997. Quarterly dividends of 50 cents per share of common stock were paid January 1, April 1, July 1 and October 1, 1998. A special dividend of 24 cents per share of common stock was paid December 1, 1998.

     Your company's earnings performance expressed in terms of net income before amortization of intangible assets divided by average total assets (return on assets) was 1.12% for 1998 compared to 1.27% for 1997, and return on average total stockholders' equity before amortization of intangible assets was 11.11% for 1998 compared to 9.52% for 1997.

     Capitalization of your company expressed in terms of tier one capital to adjusted total assets (leverage ratio) was 7.87% at December 31, 1998 compared to 8.14% at December 31, 1997. This increased leveraging results from repaying a portion of the debt associated with the acquisition of Union State Bank and Trust of Clinton, Missouri. Your company's total capital to risk-weighted assets ratio was 12.94% at December 31, 1998 compared to 12.25% at December 31, 1997. These ratios continue to exceed the Federal Reserve Board's minimum required ratios at both dates.

     In closing, your Board of Directors is pleased with the completion of the renovation and expansion of Exchange Bank's main banking facility located at 132 East High Street in Jefferson City, Missouri. Please join the Board of Directors, officers and employees at an open house on Sunday, May 23, 1999.

     Once again, we appreciate the opportunity to serve you, our shareholders, as well as our customers. We look forward to the opportunities that await us in 1999.

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

     USB was founded in 1932 as a Missouri bank known as Union State Bank of Clinton. USB converted from a Missouri bank to a Missouri trust company on August 16, 1989, changing its name to Union State Bank and Trust of Clinton. USB has six banking offices: its principal office at 102 North Second Street in Clinton, Missouri; a downtown Clinton facility located at 115 North Main Street; a facility at 1603 East Ohio in Clinton; a facility located at 4th and Chestnut in Osceola, Missouri; a facility located at the intersection of Highways 13 and 54 in Collins, Missouri; and a facility located inside the Wal-Mart store at 1712 East Ohio.

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

               SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial information for the Company as of and for each of the years in the five-year period ended December 31, 1998. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.

(DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   YEAR ENDED DECEMBER 31,

                _________________________________________________
                      1998      1997     1996      1995      1994

INCOME STATEMENT
DATA
Interest income     $32,180    23,435   20,179    18,628    16,062
Interest expense     17,197    11,645    9,784     8,649     6,847
                    ________  ________  _______   ________  ______
  Net interest
   income           14,983    11,790   10,395     9,979     9,215
Provision for
  loan losses          702       865      395       265      139
                    ________  ________  _______   ________  ______
  Net interest
  income after
  provision for
  loan losses       14,281    10,925    10,000     9,714     9,076
                   ________  ________  _______   ________    ______
Security gains
(losses), net            6        (7)     --            4        8

Other noninterest
  income            2,698     2,045     1,890     1,745     1,749
                  ________  ________  _______   ________  ______

  Total noninterest
   income           2,704     2,038     1,890     1,749     1,757
Noninterest
  expense          10,515     7,265     6,185     6,002     6,095
                  ________  ________  _______   ________  ______

Income before
 income taxes       6,470     5,698     5,705     5,461     4,738
Income taxes        2,117     1,842     1,862     1,772     1,474
                  ________  ________  _______   ________  ______
Net income         $4,353     3,856     3,843     3,689     3,264


DIVIDENDS
Declared on
 common stock      $1,609     1,566     1,365     1,200     1,092
Paid on common
 stock              1,609     1,523     1,322     1,164     1,092

Ratio of total
 dividends
 declared to
 net income          36.96%    40.61     35.52     32.53     33.46

PER SHARE DATA
Basic and
 diluted earnings
 per common share     $6.06      5.37     5.35      5.13      4.54
Weighted average
  shares of
  common stock
  outstanding     718,511   718,511   718,511   718,511   718,511

                              YEAR ENDED DECEMBER 31,
                         ___________________________________________
                           1998      1997      1996      1995    1994

BALANCE SHEET DATA
   (AT PERIOD END)
Investment securities    $101,066  116,157    80,623    68,507   79,882
Loans                     288,218  278,700   173,309   154,339   144,162
Total assets              458,703  450,692   284,079   257,340   262,839
Total deposits            373,522  360,387   228,024   206,815   207,021
Securities sold under
 agreements to repurchase
 and other short term
 borrowed funds           17,667  25,157    13,338    10,416     19,575
Other borrowed money      17,151   17,604      --        --         --
Total stockholders'
   equity                 46,113   43,108    40,681    38,355    34,665

EARNINGS RATIOS
Return on average
   total assets            0.96%   1.22       1.39      1.42     1.24
Return on average
   stockholders' equity    9.73    9.15       9.76     10.06     9.49

ASSET QUALITY RATIOS
Allowance for loan losses
   to loans                1.53     1.40       1.33      1.41     1.35
Nonperforming loans
   to loans /1/            0.28      0.40       0.63      0.54     0.49
Allowance for loan losses
   to nonperforming
   loans /1/             544.81     350.40     211.26    260.02   275.21
Nonperforming assets to
  loans and foreclosed
  assets /2/              0.34       0.54       0.70      0.59     0.56
Net loan charge-offs to
   average loans          0.07      0.29       0.16      0.02     0.05

CAPITAL RATIOS
Average stockholders' equity to
   total assets           9.83     13.29      14.28     14.15    13.09
Total risk-based
   capital ratio         12.94      12.25      23.14     23.66    23.10
Leverage ratio            7.87   8.14      14.45     14.98    13.70
________
/1/ Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more and still accruing.
/2/ Nonperforming assets consist of nonperforming loans plus foreclosed assets.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     STATEMENTS MADE IN THIS ANNUAL REPORT THAT ARE NOT HISTORICAL IN NATURE, OR THAT STATE THE COMPANY'S, OR MANAGEMENT'S INTENTIONS, HOPES, BELIEFS, EXPECTATIONS, OR PREDICTIONS OF THE FUTURE, ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, AND INVOLVE RISKS AND UNCERTAINTIES. IT IS IMPORTANT TO NOTE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW UNDER THE CAPTION "FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS, FINANCIAL CONDITION OR BUSINESS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1997, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME.

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

     Bancshares' consolidated net income for 1998 increased $497,000 or 12.9% over 1997 and followed a $13,000 or 0.3%
increase for 1997 compared to 1996. Basic and diluted earnings per common share increased from $5.35 for 1996 to $5.37 for 1997 and to $6.06 for 1998. Return on average total assets decreased from 1.39% for 1996 to 1.22% for 1997 and to 0.96% for 1998.
Return on average total stockholders' equity decreased from 9.76% for 1996 to 9.15% for 1997 and increased to 9.73% for 1998.

     Average investment securities and federal funds sold increased $41,173,000 or 42.3% to $138,517,000 for 1998 compared to $97,344,000 for 1997 and followed a $1,462,000 or 1.5%
increase for 1997 compared to 1996. The acquisition of Union increased average investments and fedeal funds sold for 1998 by approximately $42,545,000.

     Average loan volume, excluding bankers acceptances' and commercial paper (money market loans) increased $80,371,000 or 40.3% to $279,679,000 for 1998 compared to $199,308,000 for 1997 and followed a $36,284,000 or 22.3% increase for 1997 compared to 1996. The acquisition of Union increased average total loans for 1998 by approximately $69,270,000. Average commercial loan volume at ENB increased $4,641,000 or 10.4% for 1998 compared to 1997 and followed a $5,458,000 or 13.9% increase for 1997 compared to 1996. Average real estate loan volume at ENB increased $3,505,000 or 3.3% for 1998 compared to 1997 and followed an $14,975,000 or 16.5% increase for 1997 compared to 1996.

     The increase in both commercial and real estate loan volumes over the last two years reflected several factors. These factors include the benefits of a growing local economy and stable interest rates which continued to fuel increased loan demand.

     Average consumer loan volume at ENB increased $2,887,000 or 8.0% for 1998 compared to 1997 and followed a $3,035,000 or 9.2% increase for 1997 compared to 1996.

     Average total time deposits increased $99,465,000 or 46.0% to $315,571,00 for 1998 compared to $216,106,000 for 1997 and followed a $30,048,000 or 16.1% increase for 1997 compared to 1996. The acquisition of Union increased average total time deposits for 1998 by approximately $91,661,000. The increase in average total time deposits at ENB for 1996 primarily reflected an increase in rates paid in order to attract additional funds, while the increase for 1997 primarily reflected a continuation of the rate increases instituted in 1996.

     Average securities sold under agreements to repurchase increased $7,602,000 or 41.9% to $25,754,000 for 1998 compared to
$18,152,000 for 1997 and followed a $1,640,000 or 9.9% increase for 1997 compared to 1996. Those variances reflected competition for institutional funds awarded based upon competitive bids.

     Average interest-bearing liabilities for 1998 include
$5,662,000 of Federal Home Loan Bank advances and other short-term borrowed funds and $12,209,000 of other borrowed money.
Both of those categories primarily reflect liabilities associated with the acquisition of Union.

     The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.

(DOLLARS EXPRESSED IN THOUSANDS)

                                        YEAR ENDED DECEMBER 31,


                                    1998       1997       1996

Interest income                    $32,180   23,435    20,179
Fully taxable equivalent
(FTE) adjustment                       576      433       366

Interest income (FTE basis)         32,756   23,868    20,545
Interest expense                    17,197   11,645     9,784

Net interest income (FTE basis)     15,559   12,223    10,761
Provision for loan losses              702     865       395

Net interest income after provision
   for loan losses (FTE Basis)      14,857    11,358    10,366
Noninterest income                   2,704     2,038     1,890
Noninterest expense                 10,515     7,265     6,185

Income before income taxes
   (FTE basis)                      7,046      6,131     6,071

Income taxes                        2,117      1,842     1,862
FTE adjustment                        576        433       366

Income taxes (FTE basis)            2,693      2,275     2,228

Net income                         $4,353     3,856      3,843

Average total earning assets      $418,437  297,614   261,183

Net interest margin                3.72%             4.11        4.12

     The Company's primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest bearing liabilities. Net interest income on a fully taxable equivalent basis increased $3,336,000 or 27.3% to $15,559,000 for 1998 compared to $12,223,000 for 1997, and followed a $1,462,000 or 13.6% increase for 1997 compared to 1996. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased from 4.12% for 1996 to 4.11% for 1997 and to 3.72% for 1998. The
decline in net interest margin is the result of competitive pressures on both loan and deposit rates.

     The provision for loan losses decreased $163,000 or 18.8% to $702,000 for 1998 compared to $865,000 for 1997 and followed a $470,000 or 119.0% increase for 1997 compared to 1996. The allowance for loan losses totaled $4,413,000 or 1.53% of loans outstanding at December 31, 1998 compared to $3,914,000 or 1.40% of loans outstanding at December 31, 1997 and $2,307,000 or 1.33% of loans outstanding at December 31, 1996. The allowance for loan losses expressed as a percentage of nonperforming loans was 211.26% at December 31, 1996; 350.40% at December 31, 1997; and
544.81% at December 31, 1998.

RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1998 AND 1997

     The Company's net income increased by $497,000 or 12.9% to $4,353,000 for the year ended December 31, 1998 compared to $3,856,000 for 1997. Net interest income on a fully taxable equivalent basis increased to $15,559,000 or 3.72% of average earning assets for 1998 compared to $12,223,000 or 4.11% for 1997. The provision for loan losses for 1998 was $702,000 compared to $865,000 for 1997. Net loans charged off for 1998 were $204,000 compared to $573,000 for 1997.

     Noninterest income and noninterest expense for the years ended December 31, 1998 and 1997 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                     YEAR ENDED
                                     DECEMBER 31,      INCREASE(DECREASE)
                                     1998      1997       AMOUNT    %

NONINTEREST INCOME
Service charges on deposit accounts     $1,079    765       314   41.1%
Trust department income                    498    291       207   71.1
Mortgage loan servicing fees               421    323        98   30.3
Gain on sales of mortgage loans            316    142       174  122.5
Gain (loss) on sales and calls of
  debt securities                            6     (7)       13    --
Credit card fees                           112    290      (178) (61.4)
Other                                      272    234        38   16.2
                                        _______   ______   _____
                                       $ 2,704  2,038       666   32.7%

NONINTEREST EXPENSE
Salaries and employee benefits          $5,376  3,787     1,589   42.0%
Occupancy expense, net                     532    359       173   48.2
Furniture and equipment expense            910    572       338  169.2
FDIC insurance assessment                   69     35        34   97.1
Advertising and promotion                  364    359         5    1.4
Postage, printing, and supplies            568    371       197   53.1
Legal, examination, and professional
     fees                                  307    342       (35)  89.8
Credit card expenses                        74    245      (171) (69.8)
Credit investigation and loan
     collection                            185    191         (6)  3.1
Amortization of intangible assets          794    179        615 343.6
Other                                    1,336    825        511  61.9

                                       $10,515  7,265      3,250  44.7%

     Noninterest income increased $666,000 or 32.7% to $2,704,000 for 1998 compared to $2,038,000 for 1997. The inclusion of Union's results accounted for approximately $428,000 or 64.3% of the increase, primarily in the areas of service charges on deposit accounts and other noninterest income. The increase in trust department income reflected a large estate distribution fee as well as fees on other partial distributions and other closed trust accounts at ENB. Mortgage loan servicing fees increased $98,000 and reflected the fact that average loans serviced during 1998 increased to approximately $95,300,000 compared to $79,700,000 for 1997. Gains on sales of mortgage loans increased $174,000. Total loans originated and sold to the secondary market (including refinances of existing loans previously sold) during 1998 increased to approximately $65,540,000 compared to $24,150,000 for 1997. Credit card fees decreased $178,000 due to a change during the fourth quarter of 1997 in ENB's service provider for merchant credit card processing, which resulted in the elimination of both gross merchant income and the related expense for processing.

     Noninterest expense increased $3,250,000 or 44.7% to $10,515,000 for 1998 compared to $7,265,000 for 1997. The inclusion of Union's results accounted for approximately $2,640,000 or 81.2% of the increase spread among the following categories: salaries and employee benefits - $1,144,000; occupancy expense - $119,000; furniture and equipment expense - $253,000; postage, printing and supplies - $164,000; legal, examination, and professional fees - $48,000; amortization of intangible assets - $519,000; and all other categories - $393,000. The remaining $610,000 increase in noninterest expense related to ENB and Bancshares primarily reflected increases in the following categories: salaries and employee benefits - $445,000; occupancy expense - $54,000; furniture and equipment expense - $85,000; and amortization of intangibles - $96,000.
All other categories of expense decreased $70,000. The increase in salaries and benefits resulted from ENB's establishment of an executive incentive program and the adjustment of management salaries to market levels. The increase in occupancy expense reflected increased depreciation expense and taxes on ENB's East facility, while the increase in furniture and equipment expense reflected depreciation on a new core processing system at ENB. Amortization of intangible assets increased $93,000 which represents the Company's amortization of consulting/noncompete agreements associated with the acquisition of Union.

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

     Noninterest income and noninterest expense for the years ended December 31, 1997 and 1996 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                            YEAR ENDED
                                         DECEMBER 31,  INCREASE(DECREASE)
                                         1997    1996   AMOUNT     %

NONINTEREST INCOME
Service charges on deposit accounts     $   765   701  64     9.1%
Trust department income                     291   286   5     1.8
Mortgage loan servicing fees                323   297  26     8.8
Gain on sales of mortgage loans             142   113  29    25.7
Loss on calls of debt securities             (7)  --   (7)     --
Credit card fees                            290   345  (55) (15.9)
Other                                       234   148  86    58.1
                                         _______  ___  ___
                                        $ 2,038 1,890 148     7.8%

                                     YEAR ENDED
                                     DECEMBER 31,      INCREASE(DECREASE)
                                     1998      1997       AMOUNT    %

NONINTEREST EXPENSE
Salaries and employee benefits          $ 3,787 3,368 419    12.4 %
Occupancy expense, net                      359   295  64    21.7
Furniture and equipment expense             572   442 130    29.4
FDIC insurance assessment                    35     2  33 1,650.0
Advertising and promotion                   359   348  11     3.2
Postage, printing, and supplies             371   349  22     6.3
Legal, examination, and professional
     fees                                   342   217  125   57.6
Credit card expenses                        245   299  (54)  81.9
Credit investigation and loan
     collection                             191   116   75   64.7
Amortization of intangible assets           179    43  136  316.3
Other                                       825   706  119   16.9

                                        $ 7,265 6,185 1,080  17.5 %

     Noninterest income increased $148,000 or 7.8% to $2,038,000 for 1997 compared to $1,890,000 for 1996. The acquisition of Union accounted for approximately $128,000 of the increase, primarily in the areas of service charges on deposit accounts and other noninterest income. Mortgage loan servicing fees increased $26,000 and reflected the fact that average loans serviced during 1997 increased to approximately $79,700,000 compared to $70,900,000 for 1996. Gains on sales of mortgage loans increased $29,000. Total loans originated and sold to the secondary market (including refinances of existing loans previously sold) during 1997 increased to approximately $24,150,000 compared to $21,435,000 for 1996. Credit card fees decreased $55,000 due to a change during the fourth quarter in ENB's service provider for merchant credit card processing, which resulted in the elimination of both gross merchant income and the related expense for processing.

     Noninterest expense increased $1,080,000 or 17.5% to $7,265,000 for 1997 compared to $6,185,000 for 1996. The acquisition of Union accounted for approximately $591,000 of the increase spread among the following categories: salaries and employee benefits - $215,000; occupancy expense - $31,000; furniture and equipment expense - $61,000; legal, examination, and professional fees - $41,000; amortization of intangible assets - $136,000; and all other categories - $107,000. The remaining $489,000 increase in noninterest expense related to ENB and Bancshares primarily reflected increases in the following categories: salaries and employee benefits - $204,000; occupancy expense - $33,000; furniture and equipment expense - $69,000; legal, examination, and professional fees - $84,000; credit investigation loan and collection - $75,000; and all other categories - $24,000. The $204,000 increase in salaries and benefits reflects $125,000 of executive bonuses approved by the Board of Directors. The increase in occupancy expense reflected depreciation and other costs associated with ENB's new East Branch, while the increase in furniture and equipment expense reflected increased maintenance agreement costs, increased depreciation and the write-off of remaining items related to the old East Branch. The increase in legal, examination, and professional fees primarily reflected consulting fees for a compensation study and legal and accounting costs associated with unsuccessful bids to purchase additional facilities being sold by a competitor. The increase in credit investigation and loan collection expense reflected increased consumer and commercial loan collection expenses plus approximately $32,000 in expense related to other real estate owned.

NET INTEREST INCOME

     The inclusion of Union's results accounted for the entire increase of $3,336,000 in fully taxable equivalent net interest income for 1998 compared to 1997. Union's fully taxable equivalent net interest income increased $4,048,000 which was partially offset by the increase in the Company's interest expense on acquisition debt. The Company's net interest margin continued to decline from previous levels due to competitive pressures in the local markets.

     The following table presents average balance sheets, net interest income, average yields of earning assets, and average costs of interest bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 1998.

                         (Dollars expressed in thousands)


                              YEAR ENDED DECEMBER 31,

                                        1998

                                        INTEREST        RATE
                              AVERAGE    INCOME/       EARNED/
                              BALANCE   EXPENSE/1/     PAID/1

ASSETS

Loans: /2/
 Commercial                    94,441    8,326         8.82%
 Real estate                  140,397   11,977         8.53
 Consumer                      44,841    3,970         8.85
 Money market /3/                --       --             --

Investment in debt and
 equity securities: /4/
  U.S. Treasury and U.S.
  Government agencies         82,365     4,967         6.03
  State and municipal         27,480     1,971         7.17
  Other                        1,506        99         6.57
Federal funds sold            27,166     1,433         5.28

Interest bearing
 deposits in other
 financial institutions          241        13         5.81

  Total interest
   earning assets             418,437   32,756         7.83
All other assets               41,048
Allowance for loan
  losses                       (4,178)
   Total assets              $455,307


                              YEAR ENDED DECEMBER 31,

                                        1997

                                        INTEREST        RATE
                              AVERAGE    INCOME/       EARNED/
                              BALANCE   EXPENSE/1/     PAID/1

ASSETS
Loans: /2/
 Commercial                   $ 51,337    4,616        8.99%
 Real estate                   111,024    9,722        8.76
 Consumer                       36,947    3,351        9.07
 Money market /3/                  867       47        5.42

Investment in debt and
 equity securities: /4/
  U.S. Treasury and U.S.
  Government agencies           67,561    4,046        5.99
  State and municipal           19,097    1,477        7.73
  Other                          1,601      105        6.56

Federal funds sold               9,085      501        5.51

Interest bearing
 deposits in other
 financial institutions             95        3        3.16

  Total interest
   earning assets              297,614   23,868        8.02
All other assets                21,992
Allowance for loan
  losses                        (2,596)

   Total assets               $317,010


                              YEAR ENDED DECEMBER 31,

                                         1996

                                         INTEREST       RATE
                              AVERAGE     INCOME/      EARNED/
                              BALANCE    EXPENSE/1/    PAID/1


ASSETS
Loans: /2/
 Commercial                   $ 39,380    3,553        9.02%
 Real estate                    90,685    8,024        8.85
 Consumer                       32,959    3,064        9.30
 Money market /3/                2,246      123        5.48

Investment in debt and
 equity securities: /4/
  U.S. Treasury and U.S.
  Government agencies           58,960    3,395        5.76
  State and municipal           15,740    1,222        7.76
  Other                          3,186      205        6.43

Federal funds sold              17,996      958        5.32

Interest bearing
 deposits in other
 financial institutions             31         1       3.23

  Total interest
   earning assets              261,183    20,545       7.87
All other assets                16,680
Allowance for loan
  losses                        (2,278)

   Total assets               $275,585



Continued on next page

                                YEAR ENDED DECEMBER 31,

                                     1998

                                     INTEREST          RATE
                           AVERAGE    INCOME/         EARNED/
                           BALANCE   EXPENSE/1/        PAID/1

LIABILITIES AND
 STOCKHOLDERS' EQUITY
NOW accounts                    $ 54,557   1,357         2.49%
Savings                           35,109   1,243         3.54
Money market                      39,131   1,527         3.90
Time deposits of
 $100,000 and over                27,366   1,496         5.47
Other time deposits              159,408   8,890         5.58

  Total time deposits            315,571  14,513         4.60
Securities sold under
 agreements to
 repurchase                       25,754   1,433         5.56

Interest-bearing demand
 notes to U.S. Treasury              837      47         5.62

Federal Home Loan Bank
 advances and other
 short-term  borrowed
 funds                            5,662     364         6.11

Other borrowed money             12,209     858         7.03

  Total interest-
   bearing liabilities          360,033  17,197         4.78

Demand deposits                  46,186
Other liabilities                 4,353

  Total liabilities             410,572
Stockholders' equity             44,735

  Total liabilities and
  stockholders' equity         $455,307

Net interest income                       $15,559

Net interest margin                                      3.72%



                                YEAR ENDED DECEMBER 31,

                                           1997

                                          INTEREST        RATE
                                AVERAGE    INCOME/       EARNED/
                                BALANCE   EXPENSE/1/     PAID/1


LIABILITIES AND
 STOCKHOLDERS' EQUITY
NOW accounts                    $ 32,165       846       2.63%
Savings                           24,563       953       3.88
Money market                      33,350     1,376       4.13
Time deposits of
 $100,000 and over                15,961       864       5.41
Other time deposits              110,067     6,312       5.73

  Total time deposits            216,106    10,351       4.79

Securities sold under
 agreements to
 repurchase                       18,152       986       5.43

Interest-bearing demand
 notes to U.S. Treasury            1,087        53       4.88

Federal Home Loan Bank
 advances and other
 short-term  borrowed
 funds                              563        38       6.75

Other borrowed money              2,981       217       7.28

  Total interest-
   bearing liabilities          238,889    11,645       4.87

Demand deposits                  33,664
Other liabilities                 2,334

  Total liabilities             274,887
Stockholders' equity             42,123

  Total liabilities and
  stockholders' equity         $317,010

Net interest income                       $12,223

Net interest margin                                      4.11%


                                YEAR ENDED DECEMBER 31,

                                          1996

                                          INTEREST        RATE
                                AVERAGE    INCOME/       EARNED/
                                BALANCE   EXPENSE/1/     PAID/1


LIABILITIES AND
 STOCKHOLDERS' EQUITY
NOW accounts                    $ 27,975       748       2.67%
Savings                           22,191       876       3.95
Money market                      31,615     1,323       4.18
Time deposits of
 $100,000 and over                 9,914       541       5.46
Other time deposits               94,363     5,489       5.82

  Total time deposits            186,058     8,977       4.82

Securities sold under
 agreements to
 repurchase                       16,512       767       4.65

Interest-bearing demand
 notes to U.S. Treasury              760        40       5.26

Federal Home Loan Bank
 advances and other
 short-term  borrowed
 funds                                --        --        --
Other borrowed money                  --        --        --

  Total interest-
   bearing liabilities           203,330     9,784       4.81

Demand deposits                   31,072
Other liabilities                  1,826

  Total liabilities              236,228
Stockholders' equity              39,357

  Total liabilities and
  stockholders' equity          $275,585

Net interest income                        $10,761

Net interest margin                                      4.12%

/1/ Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $576,000, $433,000, and $366,000 for the years ended December 31, 1998, 1997, and 1996, respectively.
/2/    Nonaccruing loans are included in the average amounts
       outstanding.
/3/    Includes banker's acceptances and commercial paper.
/4/    Average balances based on amortized cost.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                         YEAR ENDED                 YEAR ENDED
                      DECEMBER 31, 1998            DECEMBER 31, 1997
                        COMPARED TO                  COMPARED TO
                      DECEMBER 31, 1997            DECEMBER 31, 1996

                    TOTAL      CHANGE DUE TO   TOTAL   CHANGE DUE TO
                    CHANGE    VOLUME    RATE   CHANGE  VOLUME    RATE

INTEREST INCOME ON A FULLY
  TAXABLE EQUIVALENT BASIS:
Loans: /1/
 Commercial         3,710     3,799      (89)     $1,063    1,075     (12)
 Real estate /2/    2,255     2,512      (257)    1,698     1,782     (84)
 Consumer             619       701      (82)       287      364     (77)
 Money market         (47)      (47)      --        (76)     (75)     (1)

Investment in debt and
 equity securities:

 U.S. Treasury and
 U.S. Government
  agencies            921       893        28       651       511     140
 State and
  municipal/2/        494       608     (114)       255       260     (5)
 Other                 (6)       (6)      --       (100)     (104)     4
Federal funds
     sold             932       955      (23)      (457)     (490)    33

Interest bearing deposits
 in other financial
 institutions          10         7        3          2         2    --

Total interest
  income            8,888     9,422     (534)      3,323     3,325    (2)


Continued on next page

                       YEAR ENDED                YEAR ENDED
                    DECEMBER 31, 1998         DECEMBER 31, 1997
                      COMPARED TO               COMPARED TO
                    DECEMBER 31, 1997         DECEMBER 31, 1996

               TOTAL       CHANGE DUE TO   TOTAL    CHANGE DUE TO
               CHANGE    VOLUME    RATE    CHANGE   VOLUME    RATE


INTEREST EXPENSE:
NOW accounts     511       559     (48)       98    110          (12)
Savings          290       379     (89)       77     92          (15)
Money market     151       229     (78)       53     72          (19)

Time deposits of
 $100,000 and
  over           632       623       9       323    327          (4)
Other time
 deposits      2,578     2,757     (179)     823    902          (79)

Securities sold
 under agreements
 to repurchase   447       422       25      219     81          138

Interest-bearing
 demand notes to

 U.S. Treasury   (6)       (13)       7       13     16           (3)
Federal Home Loan Bank
 advances and other
 short-term  borrowed
 funds          308        312       (4)      38     38          --

Other borrowed
 money          641        649       (8)     217     217         --

Total interest
   expense    5,552      5,917     (365)   1,861   1,855          6

NET INTEREST
INCOME ON A
FULLY TAXABLE
EQUIVALENT
BASIS        $3,336      3,505     (169)  $1,462    1,470          (8)

__________
/1/  Nonaccruing loans are included in the average amounts outstanding.
/2/ Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $576,000, $433,000, and $366,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

LENDING AND CREDIT MANAGEMENT

     Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 63.0% of total assets as of December 31, 1998. Total loans increased steadily from December 31, 1994 through December 31, 1998 due to a stable local economy and reasonable interest rates. Growth in volume of installment loans to individuals historically has depended upon the purchase of non-recourse contracts from automobile dealers.

     Lending activities are conducted pursuant to written loan policies approved by the Banks' Board of Directors. Larger credits are reviewed by the Banks' Discount Committees. These committees are comprised of members of senior management.

     The following table shows the composition of the loan portfolio by major category and each category as a percentage of the total portfolio as of the dates indicated.



(DOLLARS EXPRESSED IN THOUSANDS)

                                                                 DECEMBER 31,

                               1998             1997              1996                 1995               1994
                         AMOUNT    %    AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %

Commercial, financial
  and agricultural    98,298   34.1%    $ 90,543   32.5%    $ 40,208   23.2%    $ 38,355   24.9%    $ 32,912   22.8%
Real estate --
  construction         9,414    6.7       33,947   12.2       22,737   13.1       11,740    7.6       11,136    7.8
Real estate --
  mortgage           123,534   42.8      110,012   39.5       76,071   43.9       73,029   47.3       68,940   47.8
Installment loans
  to individuals      46,972   16.3       44,198   15.8       34,293   19.8       31,215   20.2       31,174   21.6

   Total loans      $288,218  100.0%    $278,700  100.0%    $173,309  100.0%    $154,339  100.0%    $144,162  100.0%

          Loans at December 31, 1998 mature as follows:




(DOLLARS EXPRESSED IN THOUSANDS)

                                 OVER ONE YEAR
                                 THROUGH FIVE
                                   YEARS
                                       FLOAT    OVER FIVE YEARS
                   ONE YEAR    FIXED    ING   FIXED FLOATING
                    OR LESS    RATE     RATE   RATE    RATE    TOTAL

Commercial,
 financial,
 and
 agricultural       $ 64,164    27,885  1,987      4,262    --    98,298
Real estate
 - construction       19,414      --     --          --     --    19,414
Real estate
 - mortgage           41,915    51,950 14,442     15,227    --   123,534
Installment
 loans to
 individuals          12,331    34,344   --          297    --    46,972

  Total loans       $137,824   114,179 16,429     19,786    --   288,218

     The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 1998 the Company was servicing approximately $107,722,000 of loans sold to the secondary market.

     Mortgage loans retained in the Company's portfolio generally include provisions for rate adjustments at one to three year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.

     The provision was increased in 1995 due primarily to loan growth, and in 1996 and 1997 due to a combination of loan growth and increases in net loans charged off. The decrease in the provision in 1998 was primarily due to the decrease in net loans charged off.

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

     The following table summarizes loan loss experience for the periods indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                        YEAR ENDED DECEMBER 31,

                                       1998      1997    1996    1995   1994

Analysis of allowance for loan losses:
Balance beginning of period         $ 3,914     2,307   2,179   1,943  1,870

Allowance for loan losses of Union
  State Bank and Trust of Clinton
  at date of acquisition               --       1,315     --      --     --

Charge-offs:
  Commercial, financial, and
     agricultural                       90        120      37       7     --
  Real estate -- construction           --        230     --      --      72
  Real estate -- mortgage               32         17     --      --      --
  Installment loans to individuals     325        373    355      153    259

                                        447       740    392      160    331

Recoveries:
  Commercial, financial, and
     agricultural                       111        11       5      23   128
  Real estate -- construction            --        --      --      --    --
  Real estate -- mortgage                --        14      --      --    --
  Installment loans to individuals      133       142     120     108   137

                                        244       167     125      131   265

Net charge-offs                         203       573     267       29    66

Provision for loan losses               702       865     395      265   139

Balance at end of period           $  4,413     3,914   2,307    2,179 1,943

Loans outstanding:
  Average                          $279,679   200,175 165,270  147,993 136,941
  End of period                     288,218   278,700 173,309  154,339 144,162
Ratio of allowance for loan
  losses to loans outstanding:
    Average                          1.58%   1.96     1.40        1.47   1.42
    End of period                    1.53    1.40     1.33        1.41   1.35

Ratio of net charge-offs
  to average loans outstanding       0.07    0.29     0.16        0.02   0.05

                                        YEAR ENDED DECEMBER 31,

                                    1998       1997   1996 1995 1994

Allocation of allowance for
  loan losses at end of period:
   Commercial, financial, and
    agricultural                   $  935       877    827     940    500
   Real estate -- construction        496        554   253      84     85
   Real estate -- mortgage          1,265      1,063   401     354    337
   Installment loans to
     individuals                      413       419    423     215    272
   Unallocated                      1,304      1,001   403     586    749

     Total                         $4,413      3,914  2,307  2,179  1,943

Percent of categories to total loans:
  Commercial, financial,
     and agricultural              34.1%       32.5    23.2   24.9  22.8
  Real estate -- construction       6.7        12.2    13.1   7.6    7.8
  Real estate -- mortgage          42.9        39.5    43.9  47.3   47.8
  Installment loans to individuals 16.3        15.8    19.8  20.2   21.6

     Total                        100.0%      100.0   100.0  100.0 100.0


     The following table summarizes the Company's nonperforming assets for the periods indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                        DECEMBER 31,

                                      1998  1997  1996 1995 1994

Nonaccrual loans:
  Commercial, financial,
      and agricultural                  $102 111   42   75   49
  Real estate -- construction            274 385  327  354  385
  Real estate -- mortgage                272 274  268  272  140
  Installment loans to individuals        59  57   61   20    6


    Total nonaccrual loans              707  827  698  721  580

                                        December 31,
                        1998     1997   1996     1995    1994

Loans contractually
 past-due 90 days or
 more and still accruing:
 Commercial, financial,
   and agricultural      --       48       59      --        75
  Real estate
   -- construction       --       --      122      --       --
  Real estate
   -- mortgage           --      112      186      110       43
  Installment loans
   to individuals        18       30       27        7        8

  Total loans
  contractually
  past-due 90
  days or more
  andd still
  accruing               18      190      394      117      126

Restructured loans       85      100      --       --        --

  Total nonperforming
    loans               810    1,117    1,092      838      706
Other real estate        85      295       22       --        5
Repossessions            93      101      106       70       96

  Total nonperforming
    assets          $   988     1,513   1,220      908      807

Loans               $288,218  278,700 173,309  154,339  144,162

Allowance for loan losses to
  loans                 1.53%    1.40     1.33     1.41     1.35
Nonperforming loans to
  loans                 0.28     0.40     0.63     0.54     0.49
Allowance for loan losses to
  nonperforming loans  544.81  350.40   211.26   260.02   275.21
Nonperforming assets to
  loans and foreclosed
  assets                0.34     0.54     0.70     0.59     0.56

     It is the Company's policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $53,000, $59,000 and $68,000 for the year ended December 31, 1998, 1997, and 1996, respectively. Approximately $8,000, $16,000 and $22,000 was actually recorded as interest income on such loans for the year ended December 31, 1998, 1997, and 1996, respectively.

     On January 1, 1995 the Company adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 118). A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due
- both principal and interest - according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 1998 included in the table above, which were considered "impaired", management has identified additional loans totaling approximately $5,942,000 which are not included in the nonaccrual table above but are considered by management to be "impaired". Management believes that the loans are well secured and all of them performed according to their contractual terms during 1998. The $5,942,000 of loans identified by management as being "impaired" reflected various commercial, commercial real estate, real estate, and consumer loans ranging in size from approximately $5,000 to approximately $3,100,00.

     Impairment reserves for the Company's "impaired" loans were determined based on the fair value of the collateral securing those loans, or in the case of loans guaranteed by the Small Business Administration, the amount of that guarantee. At December 31, 1998 $554,000 of the Company's allowance for loan losses related to "impaired" loans.

     As of December 31, 1998 and 1997 approximately $2,457,000 and $2,928,000, respectively, of loans not included in the nonaccrual table above or identified by management as being "impaired" were classified by management as having potential credit problems which raised doubts as to the ability of the borrower to comply with present loan repayment terms. In addition to the "classified list", the Company also maintains an internal loan "watch list" of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower's ability to meet the terms of the loan.
This could be initiated by the delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on the Company's "watch list", its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.

     The allowance for loan losses in its entirety is available to absorb loan losses regardless of the category of loan to be charged off. However, as a part of management's evaluation of the adequacy of the allowance for loan losses, an allocation of the allowance by loan category is made. At December 31, 1998, management allocated $3,109,000 of the $4,413,000 total allowance for loan losses to specific loan categories and $1,304,000 was unallocated. Considering the size of several of the Company's lending relationships and the loan portfolio in total, management believes that the December 31, 1998 allowance for loan losses is adequate.

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

     The following table sets forth the amount of the Company's outstanding loan and similar commitments, by type, as of the end of each of the last two fiscal years:

                                        DECEMBER 31,
     TYPE OF COMMITMENT            1998           1997

     Commercial Loans              $27,048,083    $21,587,231

     Real Estate Loans              17,091,618     12,497,290

     MasterCard/Visa Credit Lines    9,738,636      6,178,600

     Other                          10,279,242      7,287,373

     Total Commitments /1/         $64,157,579    $47,550,494


  /1/ Of the commitments shown as outstanding at December 31, 1998, management considers approximately $58,656,000 to be "firm," and estimates that approximately $39,181,000 will be exercised in 1999.

     Of the commitments shown in the foregoing table approximately $29,756,000 represents fixed-rate loan commitments.
The remaining commitments provide that the interest rates to be charged on amounts borrowed thereunder will be determined by market conditions at the time of borrowing.

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

     At December 31, 1998 debt securities classified as held-to-maturity represented 6.7% of total consolidated assets and debt and equity securities classified as available-for-sale represented 15.3% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.


     The following table presents the composition of the investment portfolio by major category.

(DOLLARS EXPRESSED IN THOUSANDS)
                                             DECEMBER 31,

                                        1998                          1997                         1996

                            AVAILABLE-  HELD-TO-           AVAILABLE- HELD-TO-          AVAILABLE- HELD-TO-
                            FOR-SALE    MATURITY  TOTAL    FOR-SALE   MATURITY TOTAL    FOR-SALE   MATURITY   TOTAL

U.S. Treasury securities     $13,990    2,269     16,259    25,892    2,831    28,723    19,025     1,030    20,055
U.S. Government agencies
   and corporations:
     Mortgage-backed           6,771     1,311      8,082     7,261    1,945     9,206     7,140     1,064     8,204
     Other                    35,982     11,300    47,282    34,431   14,991    49,422    19,462    13,631    33,093
States and political
   subdivisions                12,153    15,869    28,022    9,507    17,767    27,274     4,533    12,289    16,822
Other debt securities              --      --        --       --         200       200       --      1,585     1,585

   Total debt securities       68,896    30,749    99,645   77,091    37,734    114,825   50,160    29,599    79,759
Federal Home Loan Bank
     stock                      1,351       --       1,351   1,272       --      1,272       804      --         804
Federal Reserve Bank
     stock                         60       --          60      60       --         60        60      --          60
Federal Agricultural
     Mortgage Corporation          10       --          10      --       --         --         --     --           --

     Total investments        $70,317    30,749    101,066   78,423   37,734    116,157   51,024    29,599     80,623

     As of December 31, 1998, the maturity of debt securities in the investment portfolio was as follows:



(DOLLARS EXPRESSED IN THOUSANDS)

                                           OVER ONE  OVER FIVE  OVER  WEIGHTED
                                 ONE YEAR  THROUGH    THROUGH    TEN  AVERAGE
                                  OR LESS FIVE YEARS TEN YEARS  YEARS YIELD/1/

AVAILABLE-FOR-SALE
U.S. Treasury securities          $10,897   3,093     --      --       5.76%
U.S. Government agencies
  and corporations:
     Mortgage-backed /2/               321    915    1,743     3,792   6.14
     Other                          22,325  13,657     --        --    5.94
Total U.S. Government
  agencies                          22,646  14,572   1,743     3,792   5.97
States and political
  subdivisions /3/                   2,296   6,686   3,171       --    6.81
  Total available-for-sale
     debt securities               $35,839  24,351   4,914    3,792    6.07%

Weighted average yield /1/          5.95%     6.11%   6.63%    6.35%

                                         OVER ONE  OVER FIVE  OVER WEIGHTED
                                ONE YEAR  THROUGH  THROUGH     TEN   AVERAGE
                                 OR LESS FIVE YEARS TEN YEARS  YEARS YIELD /1/

HELD-TO-MATURITY
U.S. Treasury securities         $ 2,269     --        --        --    4.68%
U.S. Government agencies
  and corporations:
     Mortgage-backed /2/               9      988      16       298    6.41
     Other                         7,260    4,040      --        --    6.27
Total U.S. Government
   agencies                        7,269    5,028      16       298    6.29
States and political
  subdivisions /3/                 2,275   10,943   2,253       398    7.33

     Total held-to-maturity
       debt securities           $11,813   15,971   2,269       696   6.71%

Weighted average
  yield /1/                       6.26%    6.94%     7.61%     6.76%


/1/ Weighted average yield is based on amortized cost for both available-for-sale and held-to-maturity securities.
/2/ Mortgage-backed securities issued by U.S. Government agencies and corporations have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 9998 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.
/3/ Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.

     At December 31, 1998 $2,738,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one to twelve months.

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

     At December 31, 1998 ENB and USB each independently monitored their static gap reports with their goals being to limit each bank's potential change in net interest income due to changes in interest rates to acceptable limits. Interest rate changes used by the individual banks ranged from 1.50% to 2.00% and the resulting net interest income changes ranged from approximately 3.00% to 3.50%.

     The following table presents the Company's consolidated (including Parent Company debt) static gap position at December 31, 1998 for the next twelve months and the potential impact on net interest income for 1998 of an immediate 2.00% increase in interest rates.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                     CUMULATIVE
                                                     ONE THROUGH
                                                       TWELVE
                                                        MONTH
                                                        PERIOD

Assets maturing or repricing within one year         $  207,633

Liabilities maturing or repricing within one year       232,326

  GAP                                                   (24,693)

Ratio of assets maturing or repricing to
  Liabilities maturing or repricing                       89%

Impact on net interest income of an immediate
  2.00% increase in interest rates                   $    (494)

Net interest income for 1998                             14,983

Percentage change in 1998 net interest
  income due to an immediate 2.00% increase in
  interest rates                                         (3.30)%

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

     At December 31, 1998 and 1997, the Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)
                                             DECEMBER 31,

                                        1998           1997

     Three months or less               7,668     $    8,076
     Over three months through
          six months                    7,244          8,572
     Over six months through
          twelve months                 7,015          5,897
     Over twelve months                 5,155          6,958
                                     $ 27,082     $   29,503

     Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                    AT END OF PERIOD        FOR THE PERIOD ENDING

                           WEIGHTED                      WEIGHTED
                           AVERAGE      MAXIMUM          AVERAGE
                           INTEREST    MONTH-END AVERAGE INTEREST
                    BALANCE   RATE      BALANCE  BALANCE    RATE

December 31, 1998   $16,991   5.10%     $36,923   $25,754   5.56%
December 31, 1997    21,494   6.39       22,409    18,152   5.43
December 31, 1996    12,303   4.51       25,167    16,512   4.65


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

     Detail concerning the Company's capital ratios at December
31, 1998 is included in note 3 of the Company's consolidated financial statements included elsewhere in this report.

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

     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company's operations for the three years ended December 31, 1998.

FINANCIAL INSTRUMENT MARKET VALUES

     As disclosed in note 15 of the Company's consolidated financial statements, the fair values of financial instrument assets and liabilities included in the balance sheet as of December 31, 1998 reflect fair values of approximately $5,991,000 and $1,479,000, respectively, higher than the amounts recorded on the consolidated balance sheet. Such increases reflect the effects of a decreasing rate environment, the effects of which are partially offset by the effectiveness of the Company's asset/liability and credit risk management programs.

YEAR 2000 COMPLIANCE

     Bancshares is committed to taking the necessary steps to enable both new and existing systems, applications and equipment to effectively process transactions up to and beyond Year 2000. To that end, Bancshares is well underway with its Year 2000 readiness program, having spent approximately $500,000 to date. The total cost of the program is currently estimated at $750,000, comprised of capital improvements of $650,000 and direct expense of $100,000. The capital improvements will be charged to expense in the form of depreciation expense or lease expense, generally over a period of 60 months. Because of such ongoing readiness efforts, Year 2000 processing issues and risks are not expected to have a material adverse impact on the ability of Bancshares to continue its general business operations.

     Currently, Bancshares and its subsidiaries have substantially completed the following Year 2000 program initiatives:

 .    Completed a comprehensive analysis of current functions
     which might be impacted by Year 2000 issues and documented the results in a Year 2000 Assessment Report
 .    Developed and implemented a detailed plan to address Year
     2000 issues as identified, particularly as they pertain to software and hardware applications
 .    Surveyed outside vendors to determine the degree of
     preparedness for the Year 2000 to uncover potential issues arising from such business counter parties
 .    Raised organizational awareness not only with top
     management, but also at the staff level, and involved business group leaders in reaching solutions
 .    Implemented an ongoing purchase/procurement plan which is
     responsive to Year 2000 concerns.

     The risk of failures of computer applications, systems and networks due to improper Year 2000 data processing are substantial, not only for users of information technologies, but also for any entities and individuals which interact with them. Moreover, when aggregated, multiple individual malfunctions and failures relating to Year 2000 issues can potentially cause broader, systemic disruptions across industries and economies. The risks arising from Year 2000 issues which face many companies, including Bancshares, include the potential diminished ability to respond to the needs and expectations of customers in a timely manner, the potential for inaccurate processing information. In recognition of these risks, Bancshares is focusing on mission critical applications in order that programming changes and equipment upgrades were well underway by December 31, 1998. The only major system that had not been upgraded by December 31, 1998 was ENB's teller system and that system is anticipated to be replaced and tested by the end of second quarter 1999.

     In addition, Bancshares has begun developing contingency plans to complement the Year 2000 readiness efforts already in progress, including backup and offsite processing of certain information and functions and securing contingency funding sources. Bancshares anticipated that such contingency plans will provide an additional level of security to its Year 2000 efforts already underway.

     The foregoing discussion of Year 2000 issues is based on current estimates of the management of Bancshares as to the amount of time and costs necessary to remediate and test the computer systems of Bancshares. Such estimates are based on the facts and circumstances existing at this time, and were derived utilizing multiple assumptions of future events, including, but not limited to, the continued availability of certain resources, third-party modification plans and implementation success, and other factors. However, there can be no guarantee that these estimates will be achieved, and actual costs and results could differ materially from the costs and results currently anticipated by Bancshares. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer code, the planning and modification success attained by the business counter parties of Bancshares, and similar uncertainties.

                CONSOLIDATED FINANCIAL STATEMENTS

     The following consolidated financial statements of the Company and reports of the Company's independent auditors appear on the pages indicated.

                                                             Page

     Independent Auditors' Report.                             27

     Consolidated Balance Sheets as of December 31,
          1998 and 1997.                                       28

     Consolidated Statements of Income for each of
          the years ended December 31, 1998, 1997,
          and 1996.                                            29

     Consolidated Statements of Stockholders' Equity and
          Comprehensive Income for each of the years
          ended December 31, 1998, 1997, and 1996.             30

     Consolidated Statements of Cash Flows for each of
          the years ended December 31, 1998, 1997,
          and 1996.                                            31

     Notes to Consolidated Financial Statements.               32

                   INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Exchange National Bancshares, Inc.
Jefferson City, Missouri:

We have audited the accompanying consolidated balance sheets of Exchange National Bancshares, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exchange National Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


St. Louis, Missouri
January 29, 1999



                                                /s/ KMPG, LLP

                EXCHANGE NATIONAL BANCSHARES, INC.
                         AND SUBSIDIARIES

                   Consolidated Balance Sheets

                    December 31, 1998 and 1997

          ASSETS                                1998         1997

Loans, net of allowance for loan
  losses of $4,412,921 and $3,914,383
  at December 31, 1998 and 1997,
  respectively                               $283,804,584   274,785,516
Investment in debt and equity securities:
     Available-for-sale, at fair value         70,316,733    78,423,285
     Held-to-maturity, at cost,
          fair value of $31,390,916
          and $38,046,500 at December 31,
          1998 and 1997, respectively          30,748,943    37,733,903

          Total investment in debt and
            equity securities                101,065,676    116,157,188

Federal funds sold                            26,400,000     17,175,000
Cash and due from banks                       19,803,744     17,177,050
Premises and equipment                        12,064,252      8,654,712
Accrued interest receivable                    3,794,092      4,067,232
Intangible assets                             10,763,915     11,508,482
Other assets                                   1,007,111      1,167,014

                                            $458,703,374    450,692,194

     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Demand                                 $ 54,765,805     50,139,102
     NOW                                      55,548,918     53,766,106
     Savings                                  36,288,729     33,675,913
     Money market                             39,556,011     37,326,945
     Time deposits $100,000 and over          27,082,396     29,502,946
     Other time deposits                     160,279,927    155,975,783

          Total deposits                     373,521,786    360,386,795

Securities sold under agreements to
     repurchase                               16,990,911     21,493,587
Interest-bearing demand notes to
     U.S. Treasury                               675,941      3,663,581
Other borrowed money                          17,150,568     17,603,568
Accrued interest payable                       2,166,955      2,410,635
Other liabilities                              2,084,031      2,026,426

          Total liabilities                  412,590,192    407,584,592

Commitments and contingent liabilities

Stockholders' equity:
     Common stock   $1 par value;
          1,500,000 shares authorized,
          718,511 shares issued and
          outstanding                            718,511        718,511
     Surplus                                   1,281,489      1,281,489
     Retained earnings                        43,730,026     40,986,755
     Accumulated other comprehensive income      383,156        120,847

               Total stockholders' equity     46,113,182     43,107,602

                                            $458,703,374   450,692,194

                EXCHANGE NATIONAL BANCSHARES, INC.
                         AND SUBSIDIARIES

                   Consolidated Balance Sheets

          Years ended December 31, 1998, 1997, and 1996

                                     1998            1997           1996

Interest income:
 Interest and fees on loans       $24,241,383       17,707,139     14,728,837
 Interest and dividends on debt
   and equity securities:
     U.S. Treasury securities       1,159,787        1,214,299        957,326
     Securities of U.S. government
      agencies                      3,807,090        2,831,231      2,437,734
     Obligations of states and
      political subdivisions        1,426,862        1,072,331        890,505
     Other securities                  99,234          105,273        205,192
 Interest on federal funds sold     1,432,582          501,140        957,598
 Interest on time deposits with
   other banks                         13,575            3,307          1,323

                                   32,180,513       23,434,720     20,178,515
Interest expense on:
 NOW accounts                       1,356,678          846,274        747,952
 Savings accounts                   1,242,534          952,494        876,239
 Money market accounts              1,527,405        1,376,048      1,322,543
 Time deposit accounts $100,000
   and over                         1,496,777          864,126        540,455
 Other time deposit accounts        8,890,200        6,311,606      5,489,355
 Securities sold under
   agreements to repurchase         1,432,526          985,848        767,154
 Interest-bearing demand notes
   to U.S. Treasury                    47,350           52,611          39,856
 Other borrowed money               1,203,835          255,698           --
                                   17,197,305       11,644,705       9,783,554
     Net interest income           14,983,208       11,790,015      10,394,961
Provision for loan losses             702,500          865,000         395,000
   Net interest income after
     provision for loan losses     14,280,708       10,925,015       9,999,961

Noninterest income:
 Service charges on deposit
   accounts                     1,079,494                765,186       701,378
 Trust department income          498,204                290,853       286,317
 Mortgage loan servicing fees     420,591                322,697       297,273
 Gain on sales of mortgage loans  316,164                142,491       112,403
 Gain (loss) on sales and calls
   of debt securities               6,491                 (7,041)          --
 Credit card fees                 112,118                290,514       345,339
 Other                            271,001                233,707       147,476
                                2,704,063              2,038,407     1,890,186
Noninterest expense:
 Salaries and employee
  benefits                      5,375,712              3,786,773     3,368,169
 Occupancy expense, net           531,739                359,261       295,521
 Furniture and equipment
  expense                         910,497                571,800       441,587
 FDIC insurance assessment         68,888                 34,881         2,000
 Advertising and promotion        363,854                358,482       347,550
 Credit card expenses              74,287                244,513       299,033
 Amortization of intangible
        assets                    794,029                178,590        42,668
 Other                          2,396,254              1,730,986     1,389,028
                               10,515,260              7,265,286     6,185,556

 Income before income taxes     6,469,511              5,698,136     5,704,591

Income taxes                    2,116,775              1,842,000     1,862,000

     Net income               $ 4,352,736              3,856,136     3,842,591

Basic and diluted earnings
 per share                    $    6.06                  5.37           5.35


See accompanying notes to consolidated financial statements.


                            EXCHANGE NATIONAL BANCSHARES, INC.
                                     AND SUBSIDIARIES

         Consolidated Statements of Stockholders' Equity and Comprehensive Income

                       Years ended December 31, 1998, 1997, and 1996
                                                                             ACCUMULATED
                                                                               OTHER     TOTAL
                                                                               COMPRE-   STOCK-
                                    COMMON                  RETAINED           HENSIVE   HOLDERS'
                                    STOCK     SURPLUS       EARNINGS            INCOME   EQUITY

Balance, December 31, 1995         $718,511  1,281,489      36,219,553          135,633   38,355,186

Comprehensive income:
 Net income                           --          --         3,842,591            --       3,842,591
 Other comprehensive income --
   unrealized holding losses
   on debt and equity securities
   available-for-sale, net of tax     --          --             --            (151,304)    (151,304)
     Total comprehensive income                                                            3,691,287

Cash dividends declared, $1.90
 per share                             --          --        (1,365,171)          --      (1,365,171)

Balance, December 31, 1996         718,511   1,281,489       38,696,973         (15,671) 40,681,302

Comprehensive income:
 Net income                            --         --          3,856,136            --     3,856,136
 Other comprehensive income:
   Unrealized holding gains
     on debt and equity
      securities available-
      for-sale, net of tax            --          --               --           132,082     132,082
   Adjustment for loss on
     sales and calls of debt
     and equity securities,
     net of tax                       --          --               --            4,436        4,436
      Total other comprehensive
       income                                                                               136,518
      Total comprehensive
       income                                                                             3,992,654

Cash dividends declared, $2.18
 per share                            --          --        (1,566,354)           --      (1,566,354)

Balance, December 31, 1997         718,511   1,281,489      40,986,755           120,847  43,107,602

Comprehensive income:
 Net income                           --          --         4,352,736            --       4,352,736
 Other comprehensive income:
   Unrealized holding gains
    on debt and equity
    securities available-
    for-sale, net of tax              --         --              --              266,398     266,398
   Adjustment for gain on
    sales and calls of debt
    and equity securities,
     net of tax                      --           --              --              (4,089)     (4,089)
      Total other comprehensive
        income                                                                               262,309
       Total comprehensive income                                                          4,615,045

Cash dividends declared, $2.24
 per share                           --           --        (1,609,465)              --    (1,609,465)

Balance, December 31, 1998         $718,511  1,281,489      43,730,026          383,156    46,113,182


See accompanying notes to consolidated financial statements.


                EXCHANGE NATIONAL BANCSHARES, INC.
                         AND SUBSIDIARIES

              Consolidated Statements of Cash Flows

          Years ended December 31, 1998, 1997, and 1996

                              1998                    1997            1996

Cash flows from operating activities:
 Net income                   $4,352,736             3,856,136      3,842,591
 Adjustments to reconcile net
   income to net cash provided by
   operating activities:
     Provision for loan losses   702,500               865,000        395,000
     Depreciation expense        585,623               363,839        303,679
     Net amortization of debt
      securities premiums and
      discounts                  299,957               120,676        121,242
     Amortization of intangible
      assets                     794,029               178,590         42,668
     (Increase) decrease in
      accrued interest
       receivable                273,140               (11,888)      (215,798)
     (Increase) decrease in
      other assets               (55,097)              (478,763)      406,152
     Increase (decrease) in
     accrued interest payable   (243,680)               320,584        98,316
     Increase (decrease) in
      other liabilities          (96,450)              (114,391)      184,326
     (Gain) loss on sales and
      calls of debt securities    (6,491)                 7,041          --
     Other, net                  (86,837)               (36,816)     (107,643)
 Origination of mortgage loans
   for sale                  (65,540,609)           (24,147,802)  (21,435,514)
 Proceeds from the sale of
   mortgage loans             65,540,609             24,147,802    21,435,514

     Net cash provided by
      operating activities     6,519,430              5,070,008     5,070,533

Cash flows from investing activities:
 Net increase in loans       (11,074,244)           (32,236,191)  (20,838,529)
 Purchases of debt securities:
   Available-for-sale        (30,945,944)           (17,463,713)  (43,984,364)
   Held-to-maturity          (43,829,363)            (7,406,950)  (16,371,850)
 Proceeds from maturities of
   debt securities:
   Available-for-sale         27,842,273             13,770,449    39,724,343
   Held-to-maturity           49,013,339              4,290,105     6,453,990
 Proceeds from calls of
  debt securities:
   Available-for-sale         11,455,029              3,245,000     1,500,000
   Held-to-maturity            1,679,076              2,200,000       200,000
 Proceeds from sales of
   debt securities:
   Available-for-sale            --                   5,072,832        --
   Held-to-maturity              --                     350,000        --
 Purchase of Union State
   Bancshares, Inc., net of
   cash and cash equivalents
   acquired                     (215,000)            (4,888,677)       --
 Purchases of premises and
   equipment                  (3,829,625)            (3,221,793)   (1,073,284)
 Proceeds from sales of premises
   and equipment                   --                    41,500         7,547
 Proceeds from sales of other
   real estate owned and
   repossessions               1,654,513              1,690,056     1,617,438

      Net cash provided by
      (used in) investing
      activities               1,750,054             (34,557,382) (32,764,709)

Cash flows from financing activities:
 Net increase in demand
    deposits                   4,626,703               4,324,323      801,378
 Net increase in interest-bearing
   transaction accounts        6,624,694               2,907,255    4,102,103
 Net increase in time
   deposits                    1,883,594               6,636,535   16,304,978
 Net increase (decrease) in
   securities sold under
   agreements to repurchase   (4,502,676)             9,190,196     2,165,522
 Net increase (decrease) in
   interest-bearing demand notes
   to U.S. Treasury           (2,987,640)             2,629,149       756,420
 Proceeds from bank debt         450,000              8,507,932          --
 Proceeds from Federal Home
    Loan Bank advances          2,350,000                 --              --
 Proceeds from notes payable       --                11,995,636           --
 Repayment of bank debt       (3,253,000)            (6,000,000)          --
 Cash dividends paid          (1,609,465)            (1,523,243)    (1,322,060)

   Net cash provided by
     financing activities       3,582,210            38,667,783     22,808,341

   Net increase (decrease) in
     cash and cash equivalents 11,851,694             9,180,409    (4,885,835)

Cash and cash equivalents,
 beginning of year            34,352,050             25,171,641    30,057,476

Cash and cash equivalents,
 end of year                  $46,203,744            34,352,050    25,171,641
Supplemental disclosure of
 cash flow information --
 cash paid during the year for:
   Interest                   $17,440,985            11,324,121     9,685,238
   Income taxes                 2,399,623             2,184,243     1,839,138
Supplemental schedule of noncash
 investing activities -- other
 real estate and repossessions
 acquired in settlement of
   loans                        1,654,513            1,961,610     1,675,520


See accompanying notes to consolidated financial statements.

                  EXCHANGE NATIONAL BANCSHARES, INC.
                         AND SUBSIDIARIES

               Notes to Consolidated Financial Statements

                   December 31, 1998, 1997, and 1996

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

     The Exchange National Bank of Jefferson City originates certain loans which are sold in the secondary mortgage market to the Federal Home Loan Mortgage Corporation (Freddie Mac). These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan to Freddie Mac without recourse. The Company allocates the entire cost of loans originated to the mortgage loans, with no cost being allocated to the mortgage servicing rights. At December 31, 1998 and 1997, no mortgage loans were held for sale. Mortgage loan servicing fees earned on loans sold to Freddie Mac are reported as income when the related loan payments are collected. Operational costs to service such loans are charged to expense as incurred.

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

     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Company measures impairment based on the fair value of the collateral when foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. The Company continues to use its existing nonaccrual methods for recognizing interest income on impaired loans.

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

     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as accumulated other comprehensive income, a separate component of stockholders' equity, until realized.

     Premiums and discounts are amortized using the interest method over the lives of the respective securities, with consideration of historical and estimated prepayment rates for mortgage-backed securities, as an adjustment to yield. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings based on the specific identification method for determining the cost of securities sold.

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

     INTANGIBLE ASSETS

     The excess of cost over the fair value of net assets acquired in the acquisition of USB is being amortized using the straight-line method over an estimated life of 25 years. The core deposit intangible established in the acquisition is being amortized over a 10-year period on an accelerated method of amortization. Other intangible assets are amortized over periods up to six years.

     Periodically, the Company reviews its intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable. Based on those reviews, adjustments of recorded amounts have not been required.

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

     TRUST DEPARTMENTS

     Property held by the Banks in fiduciary or agency capacities for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.

     EARNINGS PER SHARE

     Earnings per share is computed by dividing net income by 718,511, the weighted average number of common shares outstanding during 1998, 1997, and 1996. Due to the fact the Company has no dilutive instruments, basic earnings per share and diluted earnings per share are equal.

     CONSOLIDATED STATEMENTS OF CASH FLOWS

     For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of federal funds sold, cash, and due from banks.

     COMPREHENSIVE INCOME

     On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), which established standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. The Company reports comprehensive income in the consolidated statements of stockholders' equity and comprehensive income.

     SEGMENT INFORMATION

     In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), which established standards for the way that public enterprises report information about operating segments in annual financial statements. The Company has defined its business segments to be the Banks, which is consistent with the management structure of the Company and the internal reporting system that monitors performance.

     IMPACT OF NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board
     (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal periods beginning after June 15, 1999. Earlier application of SFAS 133 is encouraged but should not be applied retroactively to financial statements of prior periods. The Company does not believe the adoption of SFAS 133 will have a material effect on its financial condition or results of operations.

(2)  ACQUISITION OF UNION STATE BANCSHARES, INC.

     On November 3, 1997, the Company acquired 100% of the outstanding shares of common stock of USB, a one-bank holding company located in Clinton, Missouri. At the date of acquisition, USB had consolidated total assets and deposits of $144.0 million and $118.5 million, respectively. The transaction had a total value of approximately $21.0 million, and was accounted for under the purchase method of accounting. Accordingly, the results of operations of USB have been included in the consolidated financial statements of the Company since the date of acquisition. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. Intangible assets of approximately $11.6 million, including $8.8 million and $2.0 million of excess of cost over fair value of net assets acquired and core deposit intangibles, respectively, were recorded in this transaction.

     A summary of unaudited pro forma consolidated financial information for the years ended December 31, 1997 and 1996 for the Company and USB as if the transaction had occurred on January 1, 1996 is as follows:

                                   1997            1996

     Net interest income      $  14,247,000       12,988,000
     Net income                   4,065,000        3,376,000
     Basic and diluted
       earnings per share          5.66              4.70

(3)  CAPITAL REQUIREMENTS

     The Company and the Banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Banks are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

     Quantitative measures established by regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted average assets. Management believes, as of December 31, 1998, the Company and the Banks meet all capital adequacy requirements to which they are subject.

     The Banks are also subject to the regulatory framework for prompt corrective action. The Exchange National Bank of Jefferson City's most recent notification from the Office of the Comptroller of the Currency, dated December 7, 1998, and Union State Bank and Trust of Clinton's most recent notification from the Federal Deposit Insurance Corporation, dated March 23, 1998, categorized them as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks' categories.

     The actual and required capital amounts and ratios for the Company and the Banks as of December 31, 1998 and 1997 are as follows (dollars in thousands):

                                   1998
                                                      TO BE WELL CAPITALIZED
                                            CAPITAL  UNDER PROMPT CORRECTIVE
                              ACTUAL     REQUIREMENTS   ACTION PROVISION
                          AMOUNT  RATIO  AMOUNT  RATIO     AMOUNT   RATIO

Total capital (to
 risk-weighted assets):

 Company                 $38,714  12.94%  $23,936   8.00%   $   --       --%
  The Exchange
  National Bank of
  Jefferson City          36,949  17.08    17,301    8.00      21,627   10.00
 Union State Bank
  and Trust of Clinton    12,944  16.50     6,274    8.00       7,842   10.00
   Tier I capital (to
 risk-weighted assets):

 Company                  34,966  11.69    11,968    4.00          --    --
          The Exchange
  National Bank
  of Jefferson City       34,342  15.83     8,651    4.00       12,976   6.00
 Union State Bank
   and Trust of Clinton   11,958  15.25     3,137    4.00        4,706   6.00

 Tier I capital (to
 adjusted average assets):

 Company                  34,966   7.87    13,331    3.00          --     --
          The Exchange
  National Bank of
  Jefferson City          34,242  11.32     9,074    3.00      15,124    5.00
 Union State Bank
  and Trust of Clinton    11,958   8.41     4,267    3.00       7,112    5.00

                                     1997
                                                        TO BE WELL CAPITALIZED
                                              CAPITAL   UNDER PROMPT CORRECTIVE
                              ACTUAL       REQUIREMENTS   ACTION PROVISION
                         AMOUNT     RATIO  AMOUNT  RATIO    AMOUNT   RATIO

Total capital (to
 risk-weighted assets):

 Company                 $35,062     12.25% $22,904    8.00% $  --     --%
 The Exchange
  National Bank of
  Jefferson City          38,523     17.90   17,220    8.00   21,525  10.00
 Union State Bank
  and Trust of Clinton    10,824     14.85    5,830    8.00    7,287  10.00

 Tier I capital (to
 risk-weighted assets):

 Company                  31,479     11.00   11,452    4.00      --    --
          The Exchange
  National Bank
  of Jefferson City       35,934     16.69    8,610    4.00   12,915   6.00
 Union State Bank
   and Trust of Clinton    9,908     13.60     2,915   4.00    4,372   6.00

 Tier I capital (to
 adjusted average assets):

 Company                   31,479    8.14     11,603   3.00      --      --
          The Exchange
  National Bank of
  Jefferson City           35,934   11.88      9,074   3.00   15,124   5.00
 Union State Bank
  and Trust of Clinton      9,908    7.65      3,885   3.00    6,476   5.00

     Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Banks are subject to regulations which require the maintenance of minimum capital requirements. At December 31, 1998, unappropriated retained earnings of approximately $2,138,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.

(4)  LOANS

     A summary of loans, by classification, at December 31, 1998 and 1997 is as follows:

                                    1998             1997

     Real estate              $142,948,055        143,958,844
     Commercial                 98,298,265         90,543,151
     Installment and
       other consumer           46,971,185         44,197,904

                               288,217,505        278,699,899
     Less allowance for
       loan losses               4,412,921          3,914,383

                              $283,804,584        274,785,516

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

     Following is a summary of activity in 1998 of loans made by the Banks to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.

          Balance at December 31, 1997            $ 7,978,522
          Changes in executive officers
               and directors                           39,086
          New loans                                   610,362
          Payments received                        (2,556,834)

          Balance at December 31, 1998            $ 6,071,036

     Loans serviced for others totaled approximately $111,882,000 and $91,221,000 at December 31, 1998 and 1997, respectively.

     Changes in the allowance for loan losses for 1998, 1997, and 1996 are as follows:

                                     1998            1997               1996

Balance, beginning of year         $3,914,383       2,307,068      2,179,009
Allowance for loan losses of
     Union State Bank and Trust
     of Clinton at date of
     acquisition                        --          1,314,817            --
Provision charged to expense          702,500         865,000         395,000
Charge-offs                          (447,547)       (740,195)      (391,813)
Recoveries of loans previously
     charged off                       243,585        167,693         124,872

Balance, end of year                $4,412,921      3,914,383       2,307,068

     A summary of nonaccrual and other impaired loans at December 31, 1998 and 1997 is as follows:

                                                 1998         1997

     Nonaccrual loans                        $  706,638          827,145
     Impaired loans continuing to
          accrue interest                     5,941,684        7,134,397

     Total impaired loans                    $6,648,322        7,961,542

     Allowance for loan losses
          on impaired loans                  $   553,614         224,949

     Impaired loans with no related
          allowance for loan losses          $5,511,933        7,018,672

     The average balance of impaired loans during 1998, 1997, and 1996 was $6,929,000, $5,852,000, and $2,995,000, respectively.

     A summary of interest income on nonaccrual and other impaired loans for 1998, 1997, and 1996 is as follows:


                                         IMPAIRED LOANS
                                          CONTINUING TO
                                  NONACCRUAL  ACCRUE
                                     LOANS   INTEREST   TOTAL
1998:
  Income recognized                $ 7,940   457,864   465,804
  Interest income had
     interest accrued               53,395   457,864   511,259

1997:
     Income recognized             $16,196   677,422    693,618
     Interest income had
          interest accrued          59,080   677,422   736,502

1996:
     Income recognized             $22,123   380,539    402,662
     Interest income had
          interest accrued          68,477   380,539    449,016

(5)  INVESTMENT IN DEBT AND EQUITY SECURITIES

     The amortized cost and fair value of debt and equity securities classified as available-for-sale at December 31, 1998 and 1997 are as follows:


                                           1998
                                       Gross       Gross
                         Amortized     unrealized  unrealized    Fair
                          cost         gains       losses        value

U.S. Treasury securities $13,809,560      180,762     --      13,990,322
Securities of U.S.
 government agencies      42,627,345      214,379   89,801    42,751,923
Obligations of states
  and political
  subdivisions            11,850,219      305,209    2,365    12,153,063

Total debt securities     68,287,124      700,350   92,166    68,895,308
Federal Home Loan
  Bank stock               1,351,300       --        --        1,351,300
Federal Reserve Bank stock    60,000       --        --           60,000
Federal Agricultural Mortgage
  Corporation stock           10,125        --        --          10,125

                         $69,708,549      700,350   92,166    70,316,733

                                             1997
                                        Gross        Gross
                         Amortized      unrealized   unrealized  Fair
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

  The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 1998 and 1997, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                            1998                      1997
               Amortized           Fair       Amortized     Fair
                 cost              value        cost        value

Due in one year
  or less      $35,390,020       35,517,664  23,320,357     23,336,575
Due after one
  year through
  five years    23,067,036       23,436,039  39,173,857     39,330,012
Due after five
  years through
  ten years      3,067,300        3,170,815   5,910,985      5,951,169
Due after ten
  years              --            --         1,211,911      1,213,113

                61,524,356       62,124,518  69,617,110     69,830,869
Mortgage-backed
  securities     6,762,768        6,770,790   7,282,655      7,260,716

               $68,287,124       68,895,308  76,899,765     77,091,585

  The amortized cost and fair values of debt securities classified as held-to-maturity at December 31, 1998 and 1997 are as follows:


                                       1998
                                   Gross       Gross
                    Amortized    unrealized  unrealized     Fair
                      cost         gains       losses       value


U.S. Treasury
  securities        $ 2,269,270      10,112       --       2,279,382
Securities of U.S.
  government
  agencies           12,611,030     123,358    3,006      12,731,382
Obligations of states
  and political
  subdivisions       15,868,643     511,840      331      16,380,152

                    $30,748,943     645,310    3,337      31,390,916


                                          1997
                                          Gross      Gross
                         Amortized      unrealized  unrealized   Fair
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

  The amortized cost and fair value of debt securities classified as held-to-maturity at December 31, 1998 and 1997, by contractual maturity or call date, are shown below.
  Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                             1998                           1997
               Amortized             Fair         Amortized         Fair
                 cost               value             cost           value

Due in one year
  or less      $11,804,042         11,874,633        7,807,018    7,806,453
Due after one
  year through
  five years    14,982,843         15,389,044       17,156,855   17,279,359
Due after five
  years through
  ten years      2,253,246          2,385,368        8,060,878    8,230,178
Due after
  ten years        397,780            421,166        2,763,737    2,780,164

                 29,437,911        30,070,211       35,788,488   36,096,154
Mortgage-backed
  securities      1,311,032         1,320,705        1,945,415    1,950,346

                $30,748,943        31,390,916       37,733,903   38,046,500

     Interest and dividends on debt and equity securities that are exempt from federal income taxes was $1,469,839, $1,067,883, and $890,505 for 1998, 1997, and 1996,
     respectively.

     Debt securities with carrying values aggregating approximately $56,119,000 and $63,956,000 at December 31,
     1998 and 1997, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

     Gross gains of $7,993 and $-0- and gross losses of $1,502 and $3,657 were recorded on the calls of debt securities in 1998 and 1997, respectively. Gross gains of $4,150 and gross losses of $7,534 were recorded on the sales of debt securities classified as available-for-sale in 1997. No gain or loss resulted from the sale of a debt security classified as held-to-maturity in 1997. Such was inadvertently sold due to confusion about its classification, resulting from the conversion of the investment accounting system. No debt securities were sold during 1998 or 1996.

(6)  PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 1998 and 1997 is as follows:

                                      1998           1997
     Land                          $  2,370,347    2,288,631
     Buildings and improvements      6,074,412     5,900,314
     Furniture and equipment         5,746,930     5,248,142
     Construction in process         5,077,222     1,905,386

                                    19,268,911    15,342,473
     Less accumulated depreciation   7,204,659     6,687,761

                                   $12,064,252     8,654,712

     Construction in progress at December 31, 1998 and 1997 relates to an addition to, and remodeling of, the main office of The Exchange National Bank of Jefferson City, which is scheduled to be completed in March 1999.

(7)  INTANGIBLE ASSETS

     A summary of intangible assets at December 31, 1998 and 1997 is as follows:

                                 1998                 1997
Excess of cost over the
     fair value of net assets
     acquired                 $8,562,920          8,658,982
Core deposit intangible        1,475,995          1,963,833
Consulting/noncompete
     agreements                  725,000            875,000
Organizational costs               --                10,667

                              $10,763,915        11,508,482

(8)  DEPOSITS

     The scheduled maturities of time deposits are as follows (in thousands):
                                   1998           1997
     Due within:
     One year                      $138,061       132,472
     Two years                       33,713        31,260
     Three years                      7,999        13,923
     Four years                       3,006         2,151
     Five years                       4,297         2,404
     Thereafter                         286         3,269

                                   $187,362       185,479

(9)  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Information relating to securities sold under agreements to repurchase is as follows:

                                1998                 1997           1996

Average daily balance         $25,754,091         18,152,000       16,512,000
Maximum balance at month-end
    (March 1998, September 1997,
    and February 1996)         36,923,247         22,408,559       25,166,520
Weighted average interest rate
    at year-end                  5.10%           6.39              4.51
Weighted average interest rate
     for the year                5.56            5.43              4.65

     The securities underlying the agreements to repurchase are under the control of the Banks.

     Unused agreements with unaffiliated banks to sell and repurchase securities on which The Exchange National Bank of Jefferson City may draw totaled $27,000,000 at December 31, 1998. Additionally, under agreements with unaffiliated banks, The Exchange National Bank of Jefferson City may borrow up to $30,000,000 in federal funds on an unsecured basis at December 31, 1998.

(10) OTHER BORROWED MONEY

     Other borrowed money at December 31, 1998 and 1997 is summarized as follows:

                                    1998                  1997
The Company:
  Bank debt -- revolving credit
     facility, variable rate of
     interest (interest rate of
     7.5% at December 31, 1997),
     matures November 3, 1999      $  --                2,507,932
  Notes payable, 7.00%, due
     November 2002, interest only
     until maturity                 11,700,568         11,700,568

The Exchange National Bank
  of Jefferson City --  note
  payable, 5.35%, due February
  1998                               --                   295,068

Union State Bank and Trust of Clinton:
  Federal Home Loan Bank advances,
     weighted average rate of 6.07%
     and 6.75% at December 31, 1998
     and 1997, respectively, due at
     various dates through 2008       5,450,000    3,100,000

                                    $17,150,568   17,603,568

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

     The advances from the Federal Home Loan Bank are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank stock as well as mortgage loans equal to 130% of the outstanding advance balance to secure amounts borrowed.

     The scheduled principal reduction of other borrowed money at December 31, 1998 was as follows:

                    1999                $   450,000
                    2000                    450,000
                    2001                    450,000
                    2002                 12,000,568
                    2003                    400,000
                    2004 and thereafter   3,400,000

                                        $17,150,568

     At December 31, 1998 and 1997, $2,000,000 of the amount included in other borrowed money is owed to a member of the Company's Board of Directors.

(11) RESERVE REQUIREMENTS AND COMPENSATING BALANCES

     The Federal Reserve Bank required the Banks to maintain a balance of $3,594,000 and $2,658,000 at December 31, 1998 and 1997, respectively, to satisfy reserve requirements.

     Average compensating balances held at correspondent banks were $2,658,882 and $2,698,846 during December 1998 and 1997, respectively. The Banks maintain such compensating balances with correspondent banks to offset charges for services rendered by those banks.

(12) INCOME TAXES

     The composition of income tax expense for 1998, 1997, and 1996 is as follows:

                                  1998          1997        1996

     Current:
          Federal             $2,268,085       1,755,020      1,673,216
          State                  305,599         229,856        235,539

          Total current        2,573,684       1,984,876      1,908,755

     Deferred:
          Federal               (422,344)       (131,523)   (42,964)
          State                  (34,565)        (11,353)   (3,791)

          Total deferred        (456,909)       (142,876)   (46,755)

          Total income
           tax expense        $2,116,775        1,842,000  1,862,000

     Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate of 34% for the reasons noted in the table below:

                                      1998            1997           1996

     Tax at statutory federal
          income tax rate          $2,199,634       1,937,366      1,939,561
     Decrease in tax resulting
          from tax-exempt
          income                     (380,396)        (286,312)     (241,574)
     Amortization of
      nondeductible intangibles       105,181           37,713          --
     State income tax, net of
          federal tax benefit         178,882          153,950        151,520
     Other, net                        13,474             (717)        12,493

                                   $2,116,775        1,842,000       1,862,000

     The components of deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are as follows:

                                        1998           1997

Deferred tax assets:
     Allowance for loan losses     $1,318,627          1,102,030
     Nonaccrual loan interest          19,997             15,710
     Mortgage servicing rights        226,312            148,770
     Other                              9,795               --

     Total deferred tax assets      1,574,731          1,266,510

Deferred tax liabilities:
     Available-for-sale securities    225,028             70,973
     Purchase accounting adjustment
              to securities            93,932            130,896
     Premises and equipment           619,301            515,185
          Core deposit intangible      546,118           726,618
          Prepaid pension expense       29,506            28,759
          Loan origination costs        47,332            45,552
          Other                           --              37,867

          Total deferred tax
               liabilities           1,561,217         1,555,850

          Net deferred tax
               asset (liability)   $    13,514          (289,340)

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 1998 and, therefore, has not established a valuation reserve.

(13) PENSION AND RETIREMENT PLANS

     The Exchange National Bank of Jefferson City provides a noncontributory defined benefit pension plan in which all full-time employees become participants upon the later of the completion of one year of qualified service or the attainment of age 21, and in which they continue to participate as long as they continue to be full-time employees, until their retirement, death, or termination of employment prior to normal retirement date. The normal retirement benefits provided under the plan vary depending upon the participant's rate of compensation, length of employment, and social security benefits. Retirement benefits are payable for life, but not less than 10 years. Plan assets consist of U.S. Treasury and government agency securities, corporate common stocks and bonds, real estate mortgages, and demand deposits. Pension expense (benefit) for the plan for 1998, 1997, and 1996 is as follows:

                                 1998          1997         1996

     Service cost -- benefits
       earned during the year $ 103,619     93,205       99,979
     Interest costs on
       projected benefit
       obligations              188,557    183,939      171,276
     Return on plan assets     (821,044)  (670,883)    (459,934)
     Net amortization and
       deferral                 526,852    396,865      202,005

     Pension expense (benefit) $ (2,016)     3,126       13,326

     A summary of the activity in the plan's benefit obligation, assets, funded status, and amounts recognized in the Company's consolidated balance sheets at December 31, 1998, 1997, and 1996 are as follows

                           1998            1997        1996
Benefit obligation:
Balance, January 1       $3,064,197     2,797,934  2,715,301
       Service cost         103,619        93,205     99,979
       Interest cost        188,557       183,939    171,276
       Actuarial loss
       (gain)               318,548        94,279   (110,396)
       Benefits paid       (142,465)     (105,160)   (78,226)

       Balance,
        December 31      $3,532,456     3,064,197  2,797,934

                            1998           1997          1996

Plan assets:
  Fair value,
    January 1            $ 4,339,279     3,773,556     3,391,848
  Actual return              821,044       670,883       459,934
  Benefits paid             (142,465)     (105,160)      (78,226)

  Fair value,
    December 31          $ 5,017,858     4,339,279     3,773,556

Funded status:
  Excess of plan
    assets over
    benefit
    obligation           $ 1,485,402     1,275,082       975,622
  Unrecognized net
  gains                   (1,405,657)   (1,197,353)     (894,767)
  Prepaid pension
    expense included
    in other assets $         79,745        77,729        80,855

     Rates utilized for the plan years ended December 31, 1998, 1997, and 1996 are as follows:

                                        1998      1997        1996

Assumed discount rate for net
     periodic pension cost              6.30%     6.70         6.40
Discount rate for the funded status     5.50      6.30         6.70
Weighted average rate of
     compensation increase used
     to measure the projected
     benefit obligation                 6.00      6.00         6.00

Expected long-term rate of
     return on plan assets              7.00      7.00         7.00

     In addition to the pension plan described above, The Exchange National Bank of Jefferson City has a profit sharing plan which covers all full-time employees. The Exchange National Bank of Jefferson City makes annual contributions in an amount equal to 6% of income before income taxes and before contributions to the profit sharing and pension plans for all participants, limited to the maximum amount deductible for federal income tax purposes. Contributions to the profit sharing plan for 1998, 1997, and 1996 were $344,758, $365,266, and $349,132, respectively. At
     December 31, 1998, the profit sharing plan held 58,688 shares of the common stock of the Company.

     Union State Bank and Trust of Clinton has a profit sharing plan which covers all full-time employees. Eligible employees may defer up to 8% of his or her salary each year. Union State Bank and Trust of Clinton matches 1/3 of each employee's deferral. In addition, a discretionary contribution may be made each year by Union State Bank and Trust of Clinton. Contributions to the profit sharing plan for 1998 and the period from November 3, 1997 to December 31, 1997 were $79,677 and $12,503, respectively.

(14) SEGMENT INFORMATION

     Through the respective branch network, the Banks provide similar products and services in two defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts and money market accounts. Loans include real estate, commercial, and installment and other consumer. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City and Clinton, Missouri. The products and services are offered to customers primarily within their respective geographic areas. The business segments results which follow are consistent with the Company's internal reporting system which is consistent, in all material respects, with generally accepted accounting principles and practices prevalent in the banking industry.


                                          1998
               The Exchange         Union
               National            State Bank
               Bank of             and Trust   Corporate
               Jefferson City      of Clinton   and other    Total

Balance sheet information:
Loans, net of allowance
 for loan losses  $201,929,359     81,875,225        --       283,804,584
Debt and equity
 securities         64,721,489     36,344,187        --       101,065,676
Total assets       304,838,954    153,830,907      33,513     458,703,374
Deposits           250,661,815    124,471,279  (1,611,308)    373,521,786
Stockholders'
 equity             34,473,970     22,058,347 (10,419,135)     46,113,182

Statement of income information:
Total interest
 income            $22,389,676     9,790,837      --          32,180,513
Total interest
 expense            11,244,379     5,095,222     857,704      17,197,305
Net interest
 income             11,145,297     4,695,615    (857,704)     14,983,208
Provision for
 loan losses           600,000       102,500      --             702,500
Noninterest
 income              2,148,412       555,651      --            2,704,063
Noninterest
 expense             7,074,541     3,171,269    269,450        10,515,260
Income taxes         1,764,350       722,525   (370,100)        2,116,775
Net income
 (loss)             $3,854,818      1,254,972   (757,054)       4,352,736

Capital
 expenditures       $3,702,546        127,079      --           3,829,625

                                          1997
                   The Exchange     Union
                   National         State BanK
                   Bank of          and Trust     Corporate
                   Jefferson City   of Clinton    and other   Total

Balance sheet information:
Loans, net of allowance
 for loan losses   $197,700,017     77,085,499        --      274,785,516
Debt and equity
 securities          79,102,259     37,054,929        --      116,157,188
Total assets        305,747,198    144,659,810      285,186   450,692,194
Deposits            242,509,149    118,917,642   (1,039,996)  360,386,795
Stockholders'
 equity              35,998,686     20,493,174  (13,384,258)   43,107,602

Statement of income information:
Total interest
 income             $21,861,560      1,573,160       --         23,434,720
Total interest
 expense             10,618,141        809,339      217,225     11,644,705
Net interest
 income              11,243,419        763,821     (217,225)    11,790,015
Provision for
 loan losses            850,000         15,000        --           865,000
Noninterest
 income               1,910,688        127,719        --        2,038,407
Noninterest
 expense              6,584,739        531,045      149,502     7,265,286
Income taxes          1,834,000        132,000     (124,000)    1,842,000
Net income
 (loss)             $ 3,885,368        213,495     (242,727)    3,856,136

Capital
 expenditures       $ 3,184,720         37,073        --        3,221,793

                                                   1996
                              The Exchange
                              National           Corporate
                              Bank of               and
                              Jefferson City        other       Total
Balance sheet information:
 Loans, net of allowance
 for loan losses              $171,001,657           --        171,001,657
 Debt and equity securities     80,623,371           --         80,623,371
 Total assets                  284,026,089         53,346      284,079,435
 Deposits                      228,023,772           --        228,023,772
 Stockholders' equity           40,548,757        132,545       40,681,302

Statement of income information:
 Total interest income        $ 20,178,515           --         20,178,515
 Total interest expense          9,783,554           --          9,783,554
 Net interest income            10,394,961           --         10,394,961
 Provision for loan losses         395,000           --            395,000
 Noninterest income              1,890,186           --          1,890,186
 Noninterest expense             6,125,960         59,596        6,185,556
 Income taxes                    1,882,000        (20,000)       1,862,000
 Net income (loss)            $ 3,882,187         (39,596)       3,842,591

Capital expenditures          $ 1,073,284            --          1,073,284

(15) CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

     The condensed balance sheets as of December 31, 1998 and 1997 and the related condensed schedules of income and cash flows for the years ended December 31, 1998, 1997, and 1996 of the Company are as follows:


                     CONDENSED BALANCE SHEETS
          ASSETS                   1998               1997

Cash                          $ 1,610,338           1,039,041
Investment in subsidiaries     56,622,318          56,586,552
Consulting/noncompete
     agreements                   725,000             875,000
Other assets                       35,700              57,796

Total assets                  $58,993,356          58,558,389

          LIABILITIES AND STOCKHOLDERS' EQUITY

Bank debt                     $    --               2,507,932
Notes payable                  11,700,568          11,700,568
Consulting/noncompete
     agreements                   600,000             750,000
Dividends payable                 359,256             359,256
Other liabilities                 220,350             133,031
Stockholders' equity           46,113,182          43,107,602

     Total liabilities
     and stockholders'
     equity                   $58,993,356         58,558,389

                  CONDENSED SCHEDULES OF INCOME

                                       1998         1997        1996

Revenue -- dividends received
     from subsidiaries            $ 5,546,640      8,515,980     1,379,400

Expenses:
     Interest on bank debt             38,664         87,076         --
     Interest on notes payable        819,040        130,149         --
     Amortization of intangible
       assets                         160,667         67,668        42,668
     Other                            104,091         81,007        16,928

                                    1,122,462        365,900        59,596

Income before income tax benefit and
     equity in undistributed income
     (dividends  distributed in excess
     of income) of subsidiaries     4,424,178      8,150,080     1,319,804

Income tax benefit                    370,100         124,000        20,000
Equity in undistributed income
     (dividends distributed in excess
     of income) of subsidiaries      (441,542)     (4,417,944) 2,502,787

     Net income                    $4,352,736       3,856,136     3,842,591

                CONDENSED SCHEDULES OF CASH FLOWS

                                       1998          1997       1996
Cash flows from operating activities:
 Net income                        $4,352,736       3,856,136      3,842,591
 Adjustments to reconcile net
  income to net cash provided by
  operating activities:
   Dividends distributed in excess of
     income (equity in undistributed
     income) of subsidiaries          441,542       4,417,944     (2,502,787)
   Other, net                         259,416         151,752         42,980

   Net cash provided by operating
     activities                     5,053,694       8,425,832      1,382,784

Cash flows from investing activities:
 Purchase of Union State
  Bancshares, Inc.                   (215,000)     (20,319,220)       --
 Other                               (150,000)        (150,000)       --

   Net cash used in investing
       activities                    (365,000)     (20,469,220)        --

Cash flows from financing activities:
 Proceeds from bank debt                --           8,507,932         --
 Proceeds from notes payable                 --     11,700,568         --
 Repayment of bank debt            (2,507,932)      (6,000,000)        --
 Cash dividends paid               (1,609,465)      (1,523,243) (1,322,060)

   Net cash provided by (used in)
     financing activities          (4,117,397)     12,685,257   (1,322,060)

   Net increase in cash               571,297         641,869       60,724
Cash at beginning of year           1,039,041         397,172      336,448

Cash at end of year                $1,610,338       1,039,041      397,172

(16) DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and commercial and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Off-balance sheet financial instruments whose contractual amounts represent credit risk at December 31, 1998 and 1997 are as follows:


                                      1998                1997

Commitments to extend credit       $58,655,994         44,680,693
Standby letters of credit            5,501,585          2,869,801

     Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Of the total commitments to extend credit, approximately $29,756,000 and $17,215,000 represent fixed-rate loan commitments at December 31, 1998 and 1997, respectively. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

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

     A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 1998 and 1997 is as follows:

                             1998                          1997
                  CARRYING       FAIR             CARRYING      FAIR
                  AMOUNT         VALUE             AMOUNT       VALUE

Assets:
Loans          $283,804,584   289,154,000         274,785,516     278,222,000
 Investment in
 debt and
 equity
 securities     101,065,676   101,707,649         116,157,188     116,469,785
Federal funds
 sold            26,400,000    26,400,000          17,175,000      17,175,000
Cash and due
 from banks      19,803,744    19,803,744          17,177,050      17,177,050
Accrued interest
 receivable       3,794,092     3,794,092           4,067,232       4,067,232

               $434,868,096   440,859,485         429,361,986     433,111,067

Liabilities:
Deposits:
 Demand        $ 54,765,805    54,765,805          50,139,102      50,139,102
 NOW             55,548,918    55,548,918          53,766,106      53,766,106
 Savings         36,288,729    36,288,729          33,675,913      33,675,913
 Money market    39,556,011    39,556,011          37,326,945      37,326,945
 Time           187,362,323   188,841,000         185,478,729     185,724,000
Securities sold
 under agreements
 to repurchase   16,990,911    16,990,911          21,493,587      21,793,587
Interest-bearing
 demand notes to
 U.S. Treasury      675,941       675,941           3,663,581       3,663,581
Other borrowed
 money           17,150,568    17,151,000          17,603,568      17,686,000
Accrued interest
 payable          2,166,955     2,166,955           2,410,635       2,410,635

               $410,506,161   411,985,270         405,558,166     406,185,869

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

     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER
     BORROWED MONEY

     The fair value of securities sold under agreements to repurchase and other borrowed money is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for securities sold under agreements to repurchase and other borrowed money of similar remaining maturities.

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

(17) LITIGATION

     Various legal claims have arisen in the normal course of business, which, in the opinion of management of the Company, will not result in any material liability to the Company.



        MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES
                       AND RELATED MATTERS

     While there has been some trading activity in the Company's common stock since April 7, 1993 (the date on which Bancshares became a publicly held company), there is no established market for the shares. The following table sets forth the range of high and low bid prices of the Company's common stock by quarter for each quarter in 1998 and 1997 in which the stock was traded, as reported by a local broker-dealer.

               1998            High      Low

          Fourth Quarter      $52.50    52.50
          Third Quarter        52.50    52.50
          Second Quarter       52.50    52.50
          First Quarter        52.50    50.00

              1997             High      Low

          Fourth Quarter      $50.00    50.00
          Third Quarter        50.00    47.00
          Second Quarter       47.00    47.00
          First Quarter        47.00    47.00

     As of March 16, 1999, the Company had issued and outstanding 718,511 shares of common stock, which were held of record by approximately 570 persons. The common stock is the only class of equity security which the Company has outstanding and the shares are not listed on any securities exchange.

     The following table sets forth information on dividends paid by the Company in 1998 and 1997.


      MONTH PAID              DIVIDENDS PAID
                                  PER SHARE

     January, 1998                 $0.50
     April, 1998                    0.50
     July, 1998                     0.50
     October, 1998                  0.50
     December, 1998                 0.24
     Total for 1998                 2.24

     January, 1997                 $0.44
     April, 1997                    0.44
     July, 1997                     0.50
     October, 1997                  0.50
     December, 1997                 0.24
     Total for 1997                $2.12

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

         DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

            Position with           Position with Position with  Principal
Name        Bancshares              ENB           USB            Occupation

Donald L.
 Campbell   President,   Chairman of              Director       Position with
            Chairman of  the Board                               Banchshares
            the Board    and Director                            ENB and USB
            and Director-
            Class III

David T.
Turner      Vice         President                Position with
            Chairman     and Director                            Bancshares
            and Director-                                        and ENB
            Class III

Charles G.  Senior Vice  Senior Vice                             Position with
Dudenhoeffer,            President and            President,     Bancshares
Jr.         Director     Trust Officer            and ENB
            -Class I     and Director

Philip D.
 Freeman    Director     Director                 Owner/Manager,
            -Class I                              Freeman Mortuary,
                                                  Jefferson City,
                                                  Missouri

James E.
 Smith      Vice Chairman           President      Position with USB
            and Director            and
            -Class I                Director

David R.
Goller      Director     Director                 Attorney with the
            -Class II                             law firm of
                                                  Goller, Gardner &
                                                  Feather, P.C.,
                                                  Jefferson City,
                                                  Missouri

James R.
Loyd        Director     Director                 Retired
            -Class II

Kevin L.
Riley       Director     Director                 Co-owner, Riley
            -Class III                            Chevrolet, Inc.
                                                  and Riley
                                                  Oldsmobile,
                                                  Cadillac, Inc.,
                                                  Jefferson City,
                                                  Missouri

Richard G.
Rose        Treasurer    Senior Vice              Position with
                         President and            Bancshares
                         Controller               and ENB

Kathleen L.
Bruegenhemke  Senior Vice                         Position with
              President                           Bancshares
              and Secretary

                   ANNUAL REPORT ON FORM 10-KSB

     A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 1999 annual meeting of shareholders upon written request to Donald L. Campbell, President, Exchange National Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-KSB to any such person upon written request and the payment of the Company's reasonable expenses in furnishing such exhibits.