Form 10-K405, Exhibit 13
period 1999-12-31
EXCHANGE NATIONAL BANCSHARES INC
filed 2000-03-29
CIK 893847

Exhibit 13

                              1999

                          ANNUAL REPORT

                               TO

                          SHAREHOLDERS



               EXCHANGE NATIONAL BANCSHARES, INC.

                    Jefferson City, Missouri

               EXCHANGE NATIONAL BANCSHARES, INC.

                    Jefferson City, Missouri

                         March 24, 2000

Dear Shareholders:

     Looking back over 1999, it would have been difficult to imagine that your Company would enter into three acquisition agreements in the same year. However, all three acquisitions presented unique opportunities for growth in and near our existing market areas. The acquisition of Osage Valley Bank, Warsaw has been completed. The acquisitions of City National Savings Bank, Jefferson City and Citizens State Bank, Calhoun are progressing as anticipated. Mid-year 2000 closings are planned for the City National and Citizens State Bank acquisitions.

     Regarding 1999 financial highlights, total assets increased $36,243,000 or 7.9% during 1999 as a result of strong internal loan growth. Over the past three years, total assets have increased $210,867,000 or 74.2%. The acquisition of Union State Bank & Trust accounted for $152,660,000 or 72.4% of the increase. While growth alone does not ensure profitability, growth is vital in achieving desired efficiency levels and remaining competitive. Earnings for 1999 were $4,464,000 or $4.13 per common share compared to $4,353,000 or $4.04 in 1998. This increase of $111,000 was primarily the result of sustained loan growth.

     Capitalization of your Company expressed in terms of tier one capital to adjusted total assets (leverage ratio) was 9.73% at December 31, 1999 compared to 7.87% at December 31, 1998.
Your Company's total capital to risk-weighted assets ratio was 15.06% at December 31, 1999 compared to 12.94% at December 31, 1998. These increases result from the sale of additional common stock and 1999 earnings. Both capital ratios continue to exceed the levels specified in the Federal Reserve Board's definition of "well capitalized".

     Regarding the sale of additional common stock, I want to thank shareholders for the support demonstrated this past year. To finance, in part, recent acquisitions, shares of common stock were offered on a limited basis to Missouri resident shareholders. In our initial projections, we budgeted for the possible issuance and sale of 100,000 shares. Due to an overwhelming response, the goal of selling 100,000 shares was far exceeded.

     In order to increase shareholder value and liquidity, management is working to list our common stock on the Nasdaq securities market. One requirement for listing our stock on Nasdaq is that our Company have a minimum of 1,100,000 shares of stock outstanding and held by persons other than management and other affiliates. Your Company's completion of a three-for-two stock distribution in the form of a dividend on October 13, 1999 and the issuance of additional shares referred to above brought us closer to satisfying this minimum "float" requirement. However, presently we do not have sufficient shares authorized and as yet unissued to enable us to distribute additional shares so as to satisfy this requirement. At this year's annual meeting, our shareholders will be asked to vote on a proposal to increase our authorized capital. If our shareholders approve this proposal, our Board intends to declare a two-for one stock distribution in the form of a dividend to create the necessary "float" in our outstanding shares. Although there are several other requirements that must be satisfied before our stock can be approved for listing on Nasdaq, we believe that after achieving the required minimum "float" we will be able to satisfy the other requirements as well.

     On another note, please join me in welcoming Dr. Gus S. Wetzel, II to the Board of Directors. Prior to his election, Dr. Wetzel served as an advisory director. Dr. Wetzel also serves as a director of Union State Bank & Trust, Clinton. As an outstanding leader in the Clinton community, Dr. Wetzel is a valuable addition to the Board.

     In striving to serve you, our shareholders, we look forward to the opportunities that lie ahead. The potential for strong community oriented financial organizations such as your Company is excellent.

                              Sincerely,


                              DONALD L. CAMPBELL
                              Chairman of the Board and President

               EXCHANGE NATIONAL BANCSHARES, INC.

                     DESCRIPTION OF BUSINESS

     Exchange National Bancshares, Inc. ("Exchange" or our "Company") is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Exchange was incorporated under the laws of the State of Missouri on October 23, 1992, and on April 7, 1993 it acquired all of the issued and outstanding capital stock of The Exchange National Bank of Jefferson City, a national banking association, pursuant to a corporate reorganization involving an exchange of shares. On November 3, 1997 our Company acquired Union State Bancshares, Inc., and Union's wholly-owned subsidiary, Union State Bank and Trust of Clinton. On January 3, 2000, our Company also acquired Mid Central Bancorp, Inc., and its wholly-owned subsidiary, Osage Valley Bank. Our Company's activities currently are limited to ownership, directly or indirectly through subsidiaries, of the outstanding capital stock of Exchange National Bank, Union State Bank and Osage Valley Bank. In addition to ownership of its subsidiaries, Exchange could seek expansion through acquisition and may engage in those activities (such as investments in banks or operations closely related to banking) in which it is permitted to engage under applicable law. It is not currently anticipated that Exchange will engage in any business other than that directly related to its ownership of its banking subsidiaries or other financial institutions. Except as otherwise provided herein, references herein to "Exchange" or our "Company" include Exchange and its consolidated subsidiaries.

     Exchange National Bank, located in Jefferson City, Missouri, was founded in 1865. Exchange National Bank is the oldest bank in Cole County, and became a national bank in 1927. Exchange National Bank has four banking offices; its principal office at 132 East High Street in Jefferson City's central business district, a facility at 217 West Dunklin near the city's south side business district, a facility at 3701 West Truman Boulevard adjacent to the Capitol Mall Shopping Center, and a facility at 800 Eastland Drive near the city's east side business district.

     Union State Bank was founded in 1932 as a Missouri bank known as Union State Bank of Clinton. Union State Bank converted from a Missouri bank to a Missouri trust company on August 16, 1989, changing its name to Union State Bank and Trust of Clinton. Union State Bank has six banking offices: its principal office at 102 North Second Street in Clinton, Missouri; a downtown Clinton facility located at 115 North Main Street; a facility at 1603 East Ohio in Clinton; a facility located at 4th and Chestnut in Osceola, Missouri; a facility located at the intersection of Highways 13 and 54 in Collins, Missouri; and a facility located inside the Wal-Mart store at 1712 East Ohio in Clinton, Missouri.

     Osage Valley Bank was founded in 1891 as a Missouri state bank. Osage Valley Bank has two banking offices: its principal office at 200 Main Street in Warsaw, Missouri and a branch facility located at 2102 Long View Drive in Warsaw, Missouri.

     Our subsidiary banks each is a full service bank conducting a general banking business, offering its customers checking and savings accounts, debit cards, certificates of deposit, trust services, safety deposit boxes and a wide range of lending services, including credit card accounts, commercial and industrial loans, single payment personal loans, installment loans and commercial and residential real estate loans. In addition, Exchange National Bank and Union State Bank each provide trust services.

     The deposit accounts of our banks are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by law. Exchange National Bank is a member of the Federal Reserve System, and its operations are supervised and regulated by the Office of the Comptroller of the Currency (the "OCC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the FDIC. The operations of Union State Bank and Osage Valley Bank are supervised and regulated by the FDIC and the Missouri Division of Finance. A periodic examination of Exchange National Bank is conducted by representatives of the OCC, and periodic examinations of Union State Bank and Osage Valley Bank are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of shareholders. Exchange, Union and Mid Central Bancorp are subject to supervision by the Federal Reserve Board.

RECENT EVENTS

     As mentioned above, on January 3, 2000, our Company acquired all of the issued and outstanding capital stock of Mid Central Bancorp and its wholly-owned subsidiary, Osage Valley Bank. The total purchase price for this transaction was approximately $8,565,000, of which approximately $1,000,000 is payable under a 27-month promissory note issued by our Company to a former shareholder of Mid Central. The balance was paid in cash. As of December 31, 1999, Osage Valley Bank had total assets of $55.1 million, deposits of $49.4 million, and shareholders' equity of $4.1 million.

     On September 14, 1999, our Company and Union State Bank entered into an acquisition agreement with the principal shareholders of Calhoun Bancshares, Inc., the owner of all the outstanding stock of Citizens State Bank of Calhoun. The agreement provides for the merger of Calhoun Bancshares with a newly organized acquisition subsidiary of Union State Bank (which will result in Union State Bank owning 100% of the stock of Calhoun Bancshares as the surviving corporation in the merger). This will be followed immediately by a merger of Citizens Bank into Union State Bank, and the surviving bank in the merger will be called Citizens Union State Bank & Trust of Clinton. The total purchase price for Calhoun Bancshares is approximately $14,000,000 in cash. As of December 31, 1999, Citizens Bank had total assets of $70.2 million, deposits of $61.0 million, and shareholders' equity of $6.1 million. The acquisition of Citizens Bank is subject to approval of the Federal Deposit Insurance Corporation pursuant to the Bank Merger Act. It is expected that this transaction will be completed during the second quarter of 2000.

     On October 27, 1999, our Company entered into an agreement with CNS Bancorp, Inc. to acquire CNS and its subsidiary, City National Savings Bank, FSB. The acquisition will be accomplished through a merger of CNS with and into a newly organized subsidiary of our Company. This will then be followed by the merger of City National Bank into Exchange National Bank. The merger consideration to be paid to the CNS shareholders will be
0.15 of a share of our Company's common stock plus $8.80 in cash for each of the approximately 1,418,286 shares of CNS stock outstanding. This translates into a total price of approximately 212,743 shares of our Company's common stock and $12,480,917 in cash. In addition, our Company will pay approximately $259,532 in cash to redeem outstanding options. If the shareholders' equity of CNS, after certain adjustments, drops below $20,950,000 as of the end of the month next preceding the closing date, the cash portion of the merger consideration will be reduced by the amount of the deficiency. At December 31, 1999, CNS had total assets of $91.8 million, deposits of $68.9 million, and shareholders' equity of $21.6 million. On February 11, 2000, the Office of the Comptroller of the Currency approved the merger. The merger is subject to approval of the CNS shareholders. It is expected that this transaction will be completed during the second quarter of 2000.

              SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 1999. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.

 (DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         YEAR ENDED DECEMBER 31,

                            1999       1998       1997       1996       1995
INCOME STATEMENT DATA
Interest income        $   32,249     32,180     23,435     20,179     18,628
Interest expense           16,225     17,197     11,645      9,784      8,649
 Net interest income       16,024     14,983     11,790     10,395      9,979
Provision for loan
 losses                       910        702        865        395        265
  Net interest income
   after provision for
   loan losses             15,114     14,281     10,925     10,000      9,714
Security gains                 --          6         (7)        --          4
 (losses), net
Other noninterest           2,948      2,698      2,045      1,890      1,745
 income
  Total noninterest         2,948      2,704      2,038      1,890      1,749
   income
Noninterest expense        11,527     10,515      7,265      6,185      6,002
Income before income
 taxes                      6,535      6,470      5,698      5,705      5,461
Income taxes                2,071      2,117      1,842      1,862      1,772
Net income             $    4,464      4,353      3,856      3,843      3,689

DIVIDENDS
Declared on common
 stock                 $    1,732      1,609      1,566      1,365      1,200
Paid on common stock        1,695      1,609      1,523      1,322      1,164
Ratio of total
 dividends declared
 to net income              38.80%     36.96      40.61      35.52      32.53


PER SHARE DATA
Basic and diluted
 earnings per
 common share          $     4.13       4.04       3.58       3.57       3.42
Weighted average
 shares of
 common stock
 outstanding            1,081,207  1,077,723  1,077,723  1,077,723  1,077,723

                                         YEAR ENDED DECEMBER 31,
                            1999       1998       1997       1996       1995
BALANCE SHEET DATA
  (AT PERIOD END)
Investment securities  $  111,237    101,066    116,157      80,623     68,507
Loans                     326,229    288,218    278,700     173,309    154,339
Total assets              494,946    458,703    450,692     284,079    257,340
Total deposits            381,020    373,522    360,387     228,024    206,815
Securities sold under
 agreements to
 repurchase
 and other short term
 borrowed funds            27,643     17,667     25,157      13,338     10,416
Other borrowed money       26,451     17,151     17,604          --         --
Total stockholders'
 equity                    55,948     46,113     43,108      40,681     38,355

EARNINGS RATIOS
Return on average
 total assets               0.95%       0.96       1.22        1.39       1.42
Return on average
 stockholders' equity       9.41        9.73       9.15        9.76      10.06

ASSET QUALITY RATIOS
Allowance for loan
 losses to loans            1.46        1.53       1.40        1.33       1.41
Nonperforming loans
 to loans<F1>               0.52        0.28       0.40        0.63       0.54
Allowance for loan
 losses to
 nonperforming
 loans<F1>                281.45       544.81     350.40      211.26     260.02
Nonperforming assets
 to loans and
 foreclosed
 assets<F2>                 0.55         0.34       0.54        0.70       0.59
Net loan
 charge-offs
 to average
 loans                      0.18         0.07       0.29        0.16       0.02

CAPITAL RATIOS
Average stockholders'
 equity to
 total assets              10.07          9.83      13.29       14.28      14.15
Total risk-based
 capital ratio             15.06         12.94      12.25       23.14      23.66
Leverage ratio              9.73          7.87       8.14       14.45      14.98
________

<F1> Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more and still accruing.

<F2> Nonperforming assets consist of nonperforming loans plus foreclosed assets.

          A WORD CONCERNING FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of our Company and its subsidiaries, including, without limitation:

-    statements that are not historical in nature, and

- statements preceded by, followed by or that include the words "believes," "expects," "may," "will," "should," "could," "anticipates," "estimates," "intends" or similar expressions.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

- competitive pressures among financial services companies may increase significantly,

- costs or difficulties related to the integration of the business of Exchange and its acquisition targets may be greater than expected,

- changes in the interest rate environment may reduce interest margins,

- general economic conditions, either nationally or in Missouri, may be less favorable than expected,

- legislative or regulatory changes may adversely affect the business in which Exchange and its subsidiaries are engaged,

-    changes may occur in the securities markets.

We have described under the caption "Factors That May Affect Future Results of Operations, Financial Condition or Business" in our Annual Report on Form 10-K for the year ended December 31, 1999, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Our Company was organized on October 23, 1992, and on April 7, 1993, it acquired Exchange National Bank of Jefferson City. The acquisition of Exchange National Bank represented a combination of entities under common control and, accordingly, was accounted for in a manner similar to a pooling of interests. On November 3, 1997, our Company acquired Union State Bancshares, Inc. and its wholly-owned subsidiary, Union State Bank and Trust of Clinton. The acquisition of Union was accounted for as a purchase transaction. On January 3, 2000, our Company also acquired Mid Central Bancorp, Inc., and its wholly-owned subsidiary, Osage Valley Bank of Warsaw. This acquisition also was accounted for as a purchase transaction.

     Through the respective branch network, Exchange National Bank and Union State Bank provide similar products and services in two defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, installment, and other consumer loans. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City and Clinton, Missouri. The products and services are offered to customers primarily within their respective geographical areas. The business segment results which follow are consistent with our Company's internal reporting system which is consistent, in all material respects, with generally accepted accounting principles and practices prevalent in the banking industry.

     Our Company's consolidated net income for 1999 increased $112,000 or 2.6% over 1998 and followed a $497,000 or 12.9%
increase for 1998 compared to 1997. Basic and diluted earnings per common share increased from $3.58 for 1997, to $4.04 for 1998 and to $4.13 for 1999. Return on average total assets decreased from 1.22% for 1997, to 0.96% for 1998 and to 0.95% for 1999.
Return on average total stockholders' equity increased from 9.15% for 1997 to 9.73% for 1998 and decreased to 9.41% for 1999.

     Average investment securities and federal funds sold decreased $11,414,000 or 8.2% to $127,103,000 for 1999 compared to $138,517,000 for 1998 and followed a $41,173,000 or 42.3%
increase for 1998 compared to 1997. The 1999 decrease in investment securities is primarily due to the increase in funds allocated to loan growth. The acquisition of Union accounted for all of the increase in investment securities from 1997 to 1998.

     Average loans outstanding increased $23,813,000 or 8.5% to $303,492,000 for 1999 compared to $279,679,000 for 1998 and followed a $80,371,000 or 40.3% increase for 1998 compared to 1997. Average commercial loans outstanding increased $10,279,000 or 10.9% for 1999 compared to 1998 and followed a $43,104,000 or 84.0% increase for 1998 compared to 1997. Average real estate loans outstanding increased $10,188,000 or 7.3% for 1999 compared to 1998 and followed an $29,373,000 or 26.5% increase for 1998 compared to 1997. Average consumer loans outstanding increased $3,346,000 or 7.5% for 1999 compared to 1998 and followed a $7,894,000 or 21.4% increase for 1998 compared to 1997. The acquisition of Union accounted for approximately $69,270,000 of the increase in loan totals from 1997 to 1998.

     The increase in both commercial and real estate loans outstanding over the last two years not attributed to the acquisition of Union reflected several factors. These factors include the benefits of a growing local economy and stable interest rates which continued to fuel increased loan demand.

     Average total time deposits increased $7,543,000 or 2.4% to $323,114,000 for 1999 compared to $315,571,00 for 1998 and followed a $99,465,000 or 46.0% increase for 1998 compared to 1997. The acquisition of Union accounted for approximately $91,661,000 of the increase in time deposits from 1997 to 1998.

     Average securities sold under agreements to repurchase decreased $3,882,000 or 15.1% to $21,872,000 for 1999 compared to
$25,754,000 for 1998 and followed a $7,602,000 or 41.9% increase for 1998 compared to 1997. Those variances reflected competition for institutional funds awarded based upon competitive bids.

     Average interest-bearing demand notes to U.S. Treasury increased $151,000 or 18.0% to $988,000 for 1999 compared to $837,000 for 1998 and followed a $250,000 or 23.0% decrease for 1998 compared to 1997. Balances in this account are governed by the U.S. Treasury's funding requirements.

     Average other borrowed money increased $5,125,000 or 28.7% to $22,996,000 for 1999 compared to $17,870,000 for 1998 and followed a $14,327,000 or 404.3% increase for 1998 compared to 1997. The 1998 increase was related to the acquisition of Union and included both FHLB advances acquired and purchase debt. The 1999 increase reflects increased FHLB advances at Exchange National Bank.

     The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.

(DOLLARS EXPRESSED IN THOUSANDS)

                                YEAR ENDED DECEMBER 31,

                                 1999       1998     1997

Interest income               $ 32,249     32,180   23,435
Fully taxable equivalent
(FTE) adjustment                   580        576      433

Interest income (FTE basis)     32,829     32,756   23,868
Interest expense                16,225     17,197   11,645

Net interest income (FTE
 basis)                         16,604     15,559   12,223
Provision for loan losses          910        702      865

Net interest income after
 provision for loan
 losses (FTE basis)             15,694     14,857   11,358
Noninterest income               2,948      2,704    2,038
Noninterest expense             11,527     10,515    7,265

Income before income taxes
(FTE basis)                      7,115      7,046    6,131

Income taxes                     2,071      2,117    1,842
FTE adjustment                     580        576      433

Income taxes (FTE basis)         2,651      2,693    2,275

Net income                    $  4,464      4,353    3,856

Average total earning assets  $430,805    418,437  297,614

Net interest margin               3.85%      3.72     4.11

     Our Company's primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest bearing liabilities. Net interest income on a fully taxable equivalent basis increased $1,045,000 or 6.7% to $16,604,000 for 1999 compared to $15,559,000 for 1998, and followed a $3,336,000 or 27.3% increase for 1998 compared to 1997. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased from 4.11% for 1997 to 3.72% for 1998 and increased to 3.85% for 1999.

     The provision for loan losses increased $208,000 or 29.63% to $910,000 for 1999 compared to $702,000 for 1998 and followed a $163,000 or 18.8% decrease for 1998 compared to 1997. The increase in the provision in 1999 was due to a combination of loan growth and an increase in net loans charged off. The allowance for loan losses totaled $4,765,000 or 1.46% of loans outstanding at December 31, 1999 compared to $4,413,000 or 1.53% of loans outstanding at December 31, 1998 and $3,914,000 or 1.40% of loans outstanding at December 31, 1997. The allowance for loan losses expressed as a percentage of nonperforming loans was 350.40% at December 31, 1997; 544.81% at December 31, 1998
and 281.45% at December 31, 1999.

RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1999 and 1998

     Our Company's net income increased by $111,000 or 2.55% to $4,464,000 for the year ended December 31, 1999 compared to $4,353,000 for 1998. Net interest income on a fully taxable equivalent basis increased to $16,604,000 or 3.85% of average earning assets for 1999 compared to $15,559,000 or 3.72% of average earning assets for 1998. The provision for loan losses for 1999 was $910,000 compared to $702,000 for 1998. Net loans charged off for 1999 were $558,000 compared to $203,000 for 1998.

     Noninterest income and noninterest expense for the years ended December 31, 1999 and 1998 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                            YEAR ENDED
                            DECEMBER 31,       INCREASE  (DECREASE)
                           1999     1998       AMOUNT         %

NONINTEREST INCOME
Service charges on
 deposit accounts          $1,164   1,079         85        7.9%
Trust department income       418     498        (80)      (16.1)
Brokerage income               58      --         58       100.0
Mortgage loan servicing
 fees                         458     421         37         8.8
Gain on sales of
 mortgage loans               461     316        145        45.9
Gain (loss) on sales and
 calls of debt securities      --       6         (6)     (100.0)
Credit card fees              133     112         21        18.8
Other                         256     272        (16)       (5.9)

                           $2,948   2,704        244         9.0%

NONINTEREST EXPENSE
Salaries and employee
 benefits                  $5,817   5,376        441         8.2%
Occupancy expense, net        748     532        216        40.6
Furniture and equipment
 expense                    1,157     910        247        27.1
FDIC insurance
 assessment                    68      69         (1)       (1.5)
Advertising and
 promotion                    326     364        (38)      (10.4)
Postage, printing, and
 supplies                     555     568        (13)       (2.3)
Legal, examination, and
 professional fees            383     307         76        24.8
Credit card expenses           91      74         17        23.0
Credit investigation and
 loan collection              198     185         13         7.0
Amortization of
 intangible assets            748     794        (46)       (5.8)
Other                       1,436   1,336        100         7.5

                          $11,527  10,515      1,012         9.6%

     Noninterest income increased $244,000 or 9.0% to $2,948,000 for 1999 compared to $2,704,000 for 1998. The $85,000 increase in service charges on deposit accounts is due to improved collections of charges as opposed to increased product pricing. The $80,000 decrease in trust department income reflected the receipt of an unusually large estate distribution fee and closing of other accounts at Exchange National Bank in 1998. The $58,000 increase in brokerage income reflects a new service offered by our Company in 1999. Mortgage servicing income increased $37,000 and reflected average loans serviced of $113,387,000 during 1999 compared to $105,582,000 during 1998.

The $145,000 increase in gains on sales of mortgage loans is due to higher margins on the sales of mortgage loans in 1999 compared to 1998.

     Noninterest expense increased $1,012,000 or 9.6% to $11,527,000 for 1999 compared to $10,515,000 for 1998. The increase primarily reflected increases in the following categories: salaries and employee benefits - $441,000; occupancy expense - $216,000; furniture and equipment expense - $247,000; and legal, examination and professional fees - $76,000; and other
- $100,000. Of the $441,000 increase in salaries and benefits, $358,000 represents increased salary expense as a result of normal salary increases plus additional staffing and $61,000 represents higher insurance benefits expense. The $216,000 increase in occupancy expense and the $247,000 increase in furniture and equipment expense are primarily related to a renovation project at Exchange National Bank's main banking facility and rental expense for a new facility at Union State Bank. The $76,000 increase in legal, examination and professional fees reflects costs associated with our Company's stock split during the fourth quarter of the year. The $100,000 increase in other noninterest expense represents consulting fees incurred for strategic tax planning.

     YEARS ENDED DECEMBER 31, 1998 AND 1997

     Our Company's net income increased by $497,000 or 12.9% to $4,353,000 for the year ended December 31, 1998 compared to $3,856,000 for 1997. Net interest income on a fully taxable equivalent basis increased to $15,559,000 or 3.72% of average earning assets for 1998 compared to $12,223,000 or 4.11% for 1997. The provision for loan losses for 1998 was $702,000 compared to $865,000 for 1997. Net loans charged off for 1998 were $204,000 compared to $573,000 for 1997.

     Noninterest income and noninterest expense for the years ended December 31, 1998 and 1997 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)


                            YEAR ENDED
                            DECEMBER 31,       INCREASE  (DECREASE)
                           1998     1997       AMOUNT         %

NONINTEREST INCOME
Service charges on
 deposit accounts          $1,079    765         314        41.1%
Trust department income       498    291         207        71.1
Mortgage loan servicing
 fees                         421    323          98        30.3
Gain on sales of mortgage
 loans                        316    142         174       122.5
Gain (loss) on sales and
 calls of debt securities       6     (7)         13          --
Credit card fees              112    290        (178)      (61.4)
Other                         272    234          38        16.2
                           $2,704  2,038         666        32.7%

NONINTEREST EXPENSE
Salaries and employee
 benefits                  $5,376  3,787       1,589        42.0%
Occupancy expense, net        532    359         173        48.2
Furniture and equipment
 expense                      910    572         338       169.2
FDIC insurance assessment      69     35          34        97.1
Advertising and promotion     364    359           5         1.4
Postage, printing, and
 supplies                     568    371         197        53.1
Legal, examination, and
 professional fees           307     342         (35)       89.8
Credit card expenses          74     245        (171)      (69.8)
Credit investigation and
 loan collection             185     191          (6)        3.1
Amortization of
 intangible assets           794     179         615       343.6
Other                      1,336     825         511        61.9

                         $10,515   7,265       3,250       44.7%

     Noninterest income increased $666,000 or 32.7% to $2,704,000 for 1998 compared to $2,038,000 for 1997. The inclusion of Union's results accounted for approximately $428,000 or 64.3% of the increase, primarily in the areas of service charges on deposit accounts and other noninterest income. The increase in trust department income reflected a large estate distribution fee as well as fees on other partial distributions and other closed trust accounts at Exchange National Bank. Mortgage loan servicing fees increased $98,000 and reflected the fact that average loans serviced during 1998 increased to approximately $95,300,000 compared to $79,700,000 for 1997. Gains on sales of mortgage loans increased $174,000. Total loans originated and sold to the secondary market (including refinances of existing loans previously sold) during 1998 increased to approximately $65,540,000 compared to $24,150,000 for 1997. Credit card fees decreased $178,000 due to a change during the fourth quarter of 1997 in Exchange National Bank's service provider for merchant credit card processing, which resulted in the elimination of both gross merchant income and the related expense for processing.

     Noninterest expense increased $3,250,000 or 44.7% to $10,515,000 for 1998 compared to $7,265,000 for 1997. The inclusion of Union's results accounted for approximately $2,640,000 or 81.2% of the increase spread among the following categories: salaries and employee benefits - $1,144,000; occupancy expense - $119,000; furniture and equipment expense - $253,000; postage, printing and supplies - $164,000; legal, examination, and professional fees - $48,000; amortization of intangible assets - $519,000; and all other categories - $393,000. The remaining $610,000 increase in noninterest expense related to Exchange National Bank and Exchange primarily reflected increases in the following categories: salaries and employee benefits - $445,000; occupancy expense - $54,000; furniture and equipment expense - $85,000; and amortization of intangibles - $96,000. All other categories of expense decreased $70,000. The increase in salaries and benefits resulted from Exchange National Bank's establishment of an executive incentive program and the adjustment of management salaries to market levels. The increase in occupancy expense reflected increased depreciation expense and taxes on Exchange National Bank's East facility, while the increase in furniture and equipment expense reflected depreciation on a new core processing system at Exchange National Bank. Amortization of intangible assets increased $93,000 which represents our Company's amortization of consulting/noncompete agreements associated with the acquisition of Union.

NET INTEREST INCOME

     Fully taxable equivalent net interest income increased $1,045,000 or 6.7% to $16,604,000 for 1999 compared to
$15,559,000 for 1998, and followed a $3,336,000 or 27.3% increase from 1998 compared to 1997. The increase in net interest income in 1999 was the result of both increased earning assets and a higher net interest margin. The inclusion of Union's results accounted for the entire increase in net interest income for 1998 compared to 1997.

     The following table presents average balance sheets, net interest income, average yields of earning assets, and average costs of interest bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 1999.

(DOLLARS EXPRESSED IN THOUSANDS)

                                   YEAR ENDED DECEMBER 31,

                               1999                                    1998                                1997

                             Interest        Rate                     Interest      Rate                  Interest      Rate
                  Average    Income/         Earned/    Average       Income/       Earned/    Average    Income/       Earned/
                  Balance    Expense<F1>     Paid<F1>   Balance       Expense<F1>   Paid<F1>   Balance    Expense<F1>   Paid<F1>
ASSETS
Loans:<F2>
 Commercial       $104,720   $     8,833      8.43%      $ 94,441      $ 8,326        8.82%     $ 51,337   $  4,616      8.99%
 Real estate       150,585        12,343      8.20        140,397       11,977        8.53       111,024      9,722      8.76
 Consumer           48,187         4,145      8.60         44,841        3,970        8.85        36,947      3,351      9.07
Investment
 in debt and
 equity
 securities:<F3>
U.S. Treasury and
 U.S. Government
  agencies          76,030         4,369      5.75         82,365        4,967        6.03        67,561      4,046      5.99
 State and
  municipal         27,267         1,930      7.08         27,480        1,971        7.17        19,097      1,477      7.73
 Other               2,850           178      6.25          1,506           99        6.57         2,468        152      6.16
Federal
 funds sold         20,956         1,023      4.88         27,166        1,433        5.28         9,085        501      5.51
Interest
 bearing
 deposits in
 other
 financial
 institutions          211             8      3.79            241           13        5.81            95          3      3.16
 Total interest
  earning assets   430,806        32,829      7.62        418,437       32,756        7.83       297,614     23,868      8.02
All other           45,005                                 41,048                                 21,992
 assets
Allowance
 for loan
 losses             (4,700)                                (4,178)                                (2,596)
Total assets      $471,111                               $455,307                               $317,010

     Continued on next page

                                   YEAR ENDED DECEMBER 31,

                               1999                                    1998                                1997

                              Interest       Rate                   Interest      Rate                  Interest      Rate
                   Average    Income/        Earned/   Average      Income/       Earned/    Average    Income/       Earned/
                   Balance    Expense<F1>    Paid<F1>  Balance      Expense<F1>   Paid<F1>   Balance    Expense<F1>   Paid<F1>
LIABILITIES AND
STOCKHOLDERS'
EQUITY
NOW accounts       $58,931     $1,423        2.41%     $ 54,557     $  1,357      2.49%      $ 32,165    $     846      2.63%
Savings             36,428      1,061        2.91        35,109        1,243      3.54         24,563          953      3.88
Money market        42,638      1,611        3.78        39,131        1,527      3.90         33,350        1,376      4.13
Time deposits
 of $100,000
 and over           25,342      1,275        5.03        27,366        1,496      5.47         15,961          864      5.41
Other time
 deposits          159,775      8,164        5.11       159,408        8,890      5.58        110,067        6,312      5.73
Total time
 deposits          323,114     13,534        4.19       315,571       14,513      4.60        216,106       10,351      4.79
Securities sold
 under agreements
 to repurchase      21,872      1,179        5.39        25,754        1,433      5.56         18,152          986      5.43
Interest-bearing
 demand notes
 to U.S.
 Treasury              988         44        4.45           837           47      5.62          1,087           53      4.88
Other borrowed      22,996      1,468        6.38        17,871        1,204      6.74          3,544          255      7.20
 money
  Total
   interest-
   bearing
   liabilities     368,970     16,225        4.40       360,033       17,197      4.78        238,889       11,645      4.87
Demand deposits     50,908                               46,186                                33,664
Other                                                                                           2,334
 liabilities         3,794                                4,353
Total
 liabilities       423,672                              410,572                               274,887
Stockholders'
 equity             47,439                               44,735                                42,123
Total
 liabilities and
 stockholders'
 equity           $471,111                             $455,307                              $317,010
Net interest
 income                       $16,604                               $ 15,559                             $  12,223
Net interest
 margin                                      3.85%                                3.72%                                 4.11%
__________

<F1> Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $580,000, $576,000 and $433,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

<F2> Nonaccruing loans are included in the average amounts outstanding.

<F3> Average balances based on amortized cost.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                         YEAR ENDED                 YEAR ENDED
                       DECEMBER 31, 1999          DECEMBER 31, 1998
                         COMPARED TO               COMPARED TO
                       DECEMBER 31, 1998          DECEMBER 31, 1997

                     TOTAL    CHANGE DUE TO     TOTAL    CHANGE DUE TO
                    CHANGE    VOLUME  RATE      CHANGE   VOLUME    RATE
INTEREST
 INCOME ON A
 FULLY TAXABLE
 EQUIVALENT
 BASIS:
Loans:<F1>
 Commercial        $  507       887     (380)  $ 3,710    3,799     (89)
 Real
  estate<F2>          366       847     (481)    2,255    2,512    (257)
 Consumer             175       290     (115)      619      701     (82)
Investment in
 debt and
 equity
 securities:
 U.S. Treasury
 and U.S.
 Government
  agencies           (598)     (371)    (227)      921      893      28
 State and
  municipal<F2>       (41)      (15)     (26)      494      608    (114)
 Other                 79        84       (5)      (53)     (53)     --
Federal funds
 sold                (410)     (310)    (100)      932      955     (23)
Interest
 bearing
 deposits
 in other
 financial
 institutions          (5)       (2)      (3)       10        7       3
Total interest
 income                73     1,410   (1,337)    8,888    9,422    (534)

Continued on next page

                         YEAR ENDED                 YEAR ENDED
                       DECEMBER 31, 1999          DECEMBER 31, 1998
                         COMPARED TO               COMPARED TO
                       DECEMBER 31, 1998          DECEMBER 31, 1997

                     TOTAL    CHANGE DUE TO     TOTAL     CHANGE DUE TO
                    CHANGE    VOLUME  RATE      CHANGE   VOLUME      RATE
INTEREST
EXPENSE:
NOW accounts          66         107     (41)      511       559      (48)
Savings             (182)         46    (228)      290       379      (89)
Money market          84         134     (50)      151       229      (78)
Time deposits
 of $100,000
 and over           (221)      (107)    (114)      632       623        9
Other time
 Deposits           (726)        20     (746)    2,578     2,757     (179)
Securities
 sold under
 agreements
 to repurchase      (254)      (210)     (44)      447       422       25
Interest-
 bearing
 demand notes
 to
 U.S. Treasury        (3)         7      (10)       (6)      (13)       7
Other borrowed
 money               264        330      (66)      949       961      (12)
Total interest
   Expense          (972)       327   (1,299)    5,552     5,917     (365)
NET INTEREST
 INCOME ON A
 FULLY TAXABLE
 EQUIVALENT
 BASIS            $1,045      1,083      (38)   $3,336     3,505     (169)

__________

<F1> Nonaccruing loans are included in the average amounts outstanding.

<F2> Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $ 580,000, $576,000 and $433,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

LENDING AND CREDIT MANAGEMENT

     Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 64.9% of total assets as of December 31, 1999. Total loans increased steadily from December 31, 1995 through December 31, 1999 due to stable local economies and reasonable interest rates. Growth in volume of installment loans to individuals historically has depended upon the purchase of non-recourse contracts from automobile dealers.

     Lending activities are conducted pursuant to written loan policies approved by the Banks' Boards of Directors. Larger credits are reviewed by the Banks' Discount Committees. These committees are comprised of members of senior management.

     The following table shows the composition of the loan portfolio by major category and each category as a percentage of the total portfolio as of the dates indicated.

(DOLLARS EXPRESSED IN THOUSANDS)

                        1999                 1998               1997               1996               1995
                AMOUNT        %        AMOUNT      %      AMOUNT     %       AMOUNT       %     AMOUNT       %
Commercial,
 financial
 and
 agricultural   $ 114,469    35.1%     $ 98,298   34.1%   $ 90,543    32.5%   $ 40,208    23.2%  $ 38,355    24.9%
Real estate --
 construction      24,891     7.6        19,414    6.7      33,947    12.2      22,737    13.1     11,740     7.6
Real estate --
 mortgage         135,677    41.6       123,534   42.8     110,012    39.5      76,071    43.9     73,029    47.3
Installment
 loans
 to
 individuals       51,192    15.7        46,972   16.3      44,198    15.8      34,293    19.8     31,215    20.2
   Total
   loans         $326,229   100.0%     $288,218  100.0%   $278,700   100.0%   $173,309  100.0%   $154,339   100.0%

     Loans at December 31, 1999 mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                    OVER ONE YEAR
                                    THROUGH FIVE
                                       YEARS          OVER FIVE YEARS
                     ONE YEAR    FIXED     FLOATING   FIXED   FLOATING
                     OR LESS     RATE      RATE       RATE    RATE        TOTAL
Commercial,
 financial,
 and agricultural    $ 68,437    $35,467   $4,423     $ 4,531   $1,611    $114,469
Real estate -
 construction          24,891         --       --          --       --      24,891
Real estate            45,785     49,482   21,240      19,025      145     135,677                             145
- mortgage
Installment
 loans to
 individuals           16,634     34,230        9         319       --      51,192

  Total loans        $155,747   $119,179  $25,672     $23,875   $1,756    $326,229

     Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 1999 our Company was servicing approximately $115,646,000 of loans sold to the secondary market.

     Mortgage loans retained in our Company's portfolio generally include provisions for rate adjustments at one to three year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.

     The provision was increased in 1995 due primarily to loan growth, and in 1996 and 1997 due to a combination of loan growth and increases in net loans charged off. The decrease in the provision in 1998 was primarily due to the decrease in net loans charged off. The increase in the provision in 1999 was due to a combination of loan growth and an increase in net loans charged off.

     The provision for loan losses is based on management's evaluation of the loan portfolio in light of national and local economic conditions, changes in the composition and volume of the loan portfolio, changes in the volume of past due and nonaccrual loans, and other relevant factors. The allowance for loan losses which is reported as a deduction from loans, is available for loan charge-offs. This allowance is increased by the provision charged to expense and is reduced by loan charge-offs net of loan recoveries.

     Management formally reviews all loans in excess of certain dollar amounts (periodically established) at least annually. In addition, on a monthly basis, management reviews past due, "classified", and "watch list" loans in order to classify or reclassify loans as "loans requiring attention," "substandard," "doubtful," or "loss". During that review, management also determines what loans should be considered to be "impaired". Management believes, but there can be no assurance, that these procedures keep management informed of possible problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered adequate by management for probable losses inherent in the loan portfolio.

     The following table summarizes loan loss experience for the periods indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                  YEAR ENDED DECEMBER 31,
                           1999      1998     1997     1996    1995

Analysis of allowance
 for loan losses:
Balance beginning of
 period                  $ 4,413     3,914    2,307    2,179   1,943
Allowance for loan
 losses of Union
 State Bank and
 Trust of Clinton
 at date of
 acquisition                 --        --     1,315       --      --
Charge-offs:
 Commercial,
  financial, and
  agricultural              410        90       120       37       7
 Real estate -
  construction               --        --       230       --      --
 Real estate -
  mortgage                   36        32        17       --      --
 Installment loans
  to individuals            288       325       373      355     153

                            734       447       740      392     160

Recoveries:
 Commercial,
  financial, and
  agricultural               57      111         11        5      23
 Real estate -
  construction               --       --         --       --      --
 Real estate -
  mortgage                    3       --         14       --      --
 Installment loans
  to individuals            116      133         142      120     108
                            176      244         167      125     131
Net charge-offs             558      203         573      267      29
Provision for loan
 losses                     910      702         865      395     265
Balance at end of
 period                  $4,765    4,413       3,914    2,307   2,179
Loans outstanding:
 Average               $303,492  279,679     200,175  165,270 147,993
 End of period          326,229  288,218     278,700  173,309 154,339
Allowance for loan
 losses to loans
 outstanding:
  Average                1.57%     1.58        1.96     1.40    1.47
  End of period          1.46      1.53        1.40     1.33    1.41
Net charge-offs to
 average loans
 outstanding             0.18      0.07        0.29     0.16    0.02


                                  YEAR ENDED DECEMBER 31,
                         1999      1998     1997     1996    1995
Allocation of
 allowance for
 loan losses at end
 of period:
   Commercial,
    financial, and
    agricultural       $1,214       935      877     827      940
   Real estate -
    construction          479       496      554     253       84
   Real estate -
    mortgage            1,202     1,265    1,063     401      354
   Installment loans
    to individuals        392       413      419     423      215
   Unallocated          1,478     1,304    1,001     403      586
     Total             $4,765     4,413    3,914   2,307    2,179
Percent of categories
 to total loans:
  Commercial,
   financial, and
   agricultural          35.1%      34.1    32.5    23.2     24.9
  Real estate -
   construction           7.6        6.7    12.2    13.1      7.6
  Real estate -
   mortgage              41.6       42.9    39.5    43.9     47.3
  Installment loans to
   individuals           15.7       16.3    15.8    19.8     20.2
     Total              100.0      100.0   100.0   100.0    100.0

     The following table summarizes our Company's nonperforming assets at the dates indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                              DECEMBER 31,
                            1999       1998       1997        1996        1995
Nonaccrual loans:
  Commercial,
   financial,
   and agricultural        $  841       102        111           42         75
  Real estate -               134       274        385          327        354
   construction
  Real estate -               507       272        274          268        272
   mortgage
  Installment loans to         57        59         57           61         20
   individuals

    Total nonaccrual        1,539       707        827          698        721
     loans

Loans contractually
 past-due 90 days
 or more and still
 accruing:
  Commercial,                  --        --         48           59         --
   financial, and
   agricultural
  Real estate -                --        --         --          122         --
   construction
  Real estate -                --        --        112          186        110
   mortgage
  Installment loans to         22        18         30           27          7
   individuals

    Total loans
     contractually
     past-due
     90 days or more           22        18        190          394        117
     and still accruing

Restructured loans            132        85        100           --         --

   Total
    nonperforming
    loans                   1,693       810       1,117       1,092        838
Other real estate              --        85         295          22         --
Repossessions                  91        93         101         106         70

    Total
     nonperforming
     assets              $  1,784       988        1,513      1,220        908
Loans                    $326,229   288,218      278,700    173,309    154,339
Allowance for loan
 losses to loans             1.46%     1.53         1.40       1.33       1.41
Nonperforming
 loans to
 loans                       0.52      0.28         0.40       0.63       0.54
Allowance for
 loan losses to
 nonperforming loans       281.45    544.81       350.40     211.26     260.02
Nonperforming
 assets to
 loans and
 foreclosed assets           0.55      0.34         0.54       0.70       0.59

     It is our Company's policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $150,000, $53,000 and $59,000 for the years ended December 31, 1999, 1998, and 1997, respectively. Approximately $80,000, $8,000 and $16,000 was actually recorded as interest income on such loans for the year ended December 31, 1999, 1998, and 1997, respectively. The increase in nonaccrual loans at December 31, 1999 is primarily attributable to one large credit at Exchange National Bank.

     On January 1, 1995 our Company adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (SFAS 118). A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due
- both principal and interest - according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 1999 included in the table above, which were considered impaired, management has identified additional loans totaling approximately $6,654,000 which are not included in the nonaccrual table above but are considered by management to be impaired. The $6,654,000 of loans identified by management as being impaired reflected various commercial, commercial real estate, real estate, and consumer loans ranging in size from approximately $3,000 to approximately $3,017,000.

     Impairment reserves for our Company's impaired loans were determined based on the fair value of the collateral securing those loans, or in the case of loans guaranteed by the Small Business Administration, the amount of that guarantee. At December 31, 1999 $884,000 of our Company's allowance for loan losses related to impaired loans totaling approximately $8,193,000.

     As of December 31, 1999 and 1998 approximately $315,000 and $2,457,000, respectively, of loans not included in the nonaccrual table above or identified by management as being "impaired" were classified by management as having potential credit problems which raised doubts as to the ability of the borrower to comply with present loan repayment terms. In addition to the classified list, our Company also maintains an internal loan watch list of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower's ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on our Company's watch list, its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.

     The allowance for loan losses is available to absorb loan losses regardless of the category of loan to be charged off. However, as a part of management's evaluation of the adequacy of the allowance for loan losses, an allocation of the allowance by loan category is made. At December 31, 1999, management allocated $3,287,000 of the $4,765,000 total allowance for loan losses to specific loan categories and $1,478,000 was unallocated. Considering the size of several of our Company's lending relationships and the loan portfolio in total, management believes that the December 31, 1999 allowance for loan losses is adequate.

     Our Company does not lend funds for the type of transactions defined as "highly leveraged" by bank regulatory authorities or for foreign loans. Additionally, our Company does not have any concentrations of loans exceeding 10% of total loans which are not otherwise disclosed in the loan portfolio composition table. Our Company does not have any interest-earning assets which would have been included in nonaccrual, past due, or restructured loans if such assets were loans.

     The following table sets forth the amount of our Company's outstanding loan and similar commitments, by type, as of the end of each of the last two fiscal years:

                                      December 31,
        Type of Commitment         1999         1998

     Commercial Loans          $23,886,157    $27,048,083

     Real Estate Loans          18,791,042     17,091,618

     MasterCard/Visa Credit
       Lines                    10,092,286      9,738,636

     Other                       9,209,987     10,279,242

     Total Commitments <F1>    $61,979,472    $64,157,579
____________________
[FN]
<F1>
     Of the commitments shown as outstanding at December 31, 1999, management considers approximately $57,411,000 to be "firm," and estimates that approximately $38,749,000 will be exercised in 2000.

     Of the commitments shown in the foregoing table approximately $30,415,000 represents fixed-rate loan commitments.
The remaining commitments provide that the interest rates to be charged on amounts borrowed thereunder will be determined by market conditions at the time of borrowing.

INVESTMENT PORTFOLIO

     Our Company classifies its debt and equity securities into one of the following two categories:

     Held-to-Maturity - includes investments in debt securities which our Company has the positive intent and ability to hold until maturity.

     Available-for-Sale - includes investments in debt and equity securities not classified as held to maturity or trading (i.e., investments which our Company has no present plans to sell in the near-term but may be sold in the future under different circumstances).

     Debt securities classified as held-to-maturity are carried at amortized cost, while debt and equity securities classified as trading or available-for-sale are carried at estimated market value. Unrealized holding gains and losses from available-for-sale securities are excluded from earnings and reported, net of applicable taxes, as a separate component of stockholders' equity until realized.

     Our Company does not engage in trading activities and accordingly does not have any debt or equity securities
classified as trading securities.   Historically our Company's
practice had been to purchase and hold debt instruments until maturity unless special circumstances exist. However, since the investment portfolio's major function is to provide liquidity and to balance our Company's interest rate sensitivity position, certain debt securities along with stock of the Federal Home Loan Bank and the Federal Reserve Bank are classified as available-for-sale.

     At December 31, 1999 debt securities classified as held-to-maturity represented 4.1% of total consolidated assets and debt and equity securities classified as available-for-sale represented 18.4% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

     The following table presents the composition of the investment portfolio by major category.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                        DECEMBER 31,

                                 1999                              1998                             1997
                     AVAILABLE-   HELD-TO-              AVAILABLE-  HELD-TO-             AVAILABLE-  HELD-TO-
                     FOR-SALE     MATURITY    TOTAL     FOR-SALE    MATURITY    TOTAL    FOR-SALE    MATURITY    TOTAL
U.S. Treasury
 securities          $5,497             --      5,497   $13,990       2,269      16,259   25,892      2,831      28,723
U.S. Government
 agencies
 and
 corporations:        4,603            890      5,493     6,771       1,311       8,082    7,261      1,945       9,206
  Mortgage-backed
  Other              61,027          6,010     67,037    35,982      11,300      47,282   34,431     14,991      49,422
States and
 political
 subdivisions        14,432         13,365     27,797    12,153      15,869      28,022    9,507     17,767      27,274
Other debt
 securities           3,964             --      3,964        --          --         --        --        200         200
  Total debt
   securities        89,523         20,265    109,788    68,896      30,749      99,645    77,091    37,734     114,825
Federal Home
 Loan
Bank stock            1,379             --      1,379     1,351          --       1,351     1,272        --       1,272
Federal
 Reserve Bank
 stock
Federal
 Agricultural            60             --          60       60          --          60        60        --         60
Mortgage
 Corporation             10             --          10       10          --          10        --        --         --

Total investments   $90,972         20,265     111,237  $70,317      30,749     101,066    78,423    37,734     116,157

     As of December 31, 1999, the maturity of debt securities in the investment portfolio was as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                    OVER ONE       OVER FIVE       OVER       WEIGHTED
                       ONE YEAR     THROUGH         THROUGH         TEN       AVERAGE
                       OR LESS     FIVE YEARS      TEN YEARS       YEARS     YIELD<F1>
AVAILABLE-FOR-SALE
U.S. Treasury
securities             $4,004,380   $ 1,493,438    $      --    $    --       5.59%
U.S. Government
agencies
and corporations:
Mortgage-backed<F2>       681,418     3,444,088           --      477,364     5.93
Other                  40,276,488    20,749,046           --           --     5.85
Total U.S.
Government agencies    40,957,906    24,193,134           --      477,364     5.85
States and
political
subdivisions<F3>          823,198     8,557,097     5,052,107          --     6.65
Other debt security     3,964,137            --           --           --     5.60
Total available-
for-sale debt
securities            $49,749,621   $34,243,669   $ 5,052,107     $477,364    5.95%
Weighted average
yield<F1>                 5.77%         6.07%         6.88%         6.36%

                                      OVER ONE       OVER FIVE      WEIGHTED
                       ONE YEAR       THROUGH         THROUGH       AVERAGE
                       OR LESS       FIVE YEARS      TEN YEARS      YIELD<F1>
HELD-TO-MATURITY
U.S. Government
agencies
and corporations:
Mortgage-backed<F2>    $  141,743        748,556            --       6.53%
Other                   5,510,750        498,941            --       6.17
Total U.S.
Government agencies     5,652,493      1,247,497            --       6.22
States and political
subdivisions<F3>        2,840,944     10,324,533        199,588      6.95

   Total held-to-
    maturity
    debt securities    $8,493,437    $11,572,030      $  199,588     6.70%

Weighted average
yield<F1>                  6.34%         6.94%           7.75%
 ____________________
[FN]
<F1> Weighted average yield is based on amortized cost for both available-for-sale and held-to-maturity securities.

<F2> Mortgage-backed securities issued by U.S. Government agencies and corporations have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 1999 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

<F3> Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.

     At December 31, 1999 $1,584,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one to twelve months.

INTEREST SENSITIVITY AND LIQUIDITY

     The concept of interest sensitivity attempts to gauge exposure of our Company's net interest income to adverse changes in market-driven interest rates by measuring the amount of interest sensitive assets and interest sensitive liabilities maturing or subject to repricing within a specified time period. Liquidity represents the ability of our Company to meet the day-to-day withdrawal demands of its deposit customers balanced against the fact that those deposits are invested in assets with varying maturities. Our Company must also be prepared to fulfill the needs of credit customers for loans with various types of maturities and other financing arrangements. Our Company monitors its interest sensitivity and liquidity through the use of static gap reports which measure the difference between assets and liabilities maturing or repricing within specified time periods.

     At December 31, 1999 Exchange National Bank and Union State Bank each independently monitored their static gap reports with their goals being to limit each bank's potential change in net interest income due to changes in interest rates to acceptable limits. Interest rate changes used by the individual banks ranged from 1.50% to 2.00% and the resulting net interest income changes ranged from approximately 4.85% to 6.25%.

     The following table presents our Company's consolidated (including Parent Company debt) static gap position at December 31, 1999 for the next twelve months and the potential impact on net interest income for 1999 of an immediate 2% increase in interest rates.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                      CUMULATIVE
                                                     ONE THROUGH
                                                        TWELVE
                                                        MONTH
                                                        PERIOD

Assets maturing or repricing within one year          $ 209,290

Liabilities maturing or repricing within one year       257,823

     GAP                                                (48,533)

Ratio of assets maturing or repricing to
  liabilities maturing or repricing                          81%

Impact on net interest income of an
  immediate 2.00% increase in interest rates          $   (971)

Net interest income for 1999                             16,024

Percentage change in 1999 net interest
  income due to an immediate 2.00% increase in
  interest rates                                         (6.06)%

     In addition to managing interest sensitivity and liquidity through the use of gap reports, Exchange National Bank has provided for emergency liquidity situations with informal agreements with correspondent banks which permit it to borrow up to $30,000,000 in federal funds on an unsecured basis and formal agreements to sell and repurchase securities on which it may draw up to $27,000,000. Both Exchange National Bank and Union State Bank are members of the Federal Home Loan Bank which may be used to provide a funding source for fixed rate real estate loans and/or additional liquidity.

     At December 31, 1999 and 1998, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                 December 31,
                                1999      1998
     Three months or less     $ 6,555       7,668

     Over three months          6,899       7,244
     through six months
     Over six months through    4,970       7,015
     twelve months
     Over twelve months         5,385       5,155
                              $23,809    $ 27,082

    Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                        AT END OF PERIOD         FOR THE PERIOD ENDING

                              Weighted                        Weighted
                              Average    Maximum               Average
                              Interest  Month-end   Average   Interest
                    Balance     Rate     Balance    Balance     Rate
December 31, 1999   $24,895    5.06%     $30,285    $21,364      5.38%
December 31, 1998    16,991    5.10       36,923     25,754      5.56
December 31, 1997    21,494    6.39       22,409     18,152      5.43

CAPITAL

     Risk-based capital guidelines for financial institutions were adopted by regulatory authorities effective January 1, 1991. These guidelines are designed to relate regulatory capital requirements to the risk profiles of the specific institutions and to provide more uniform requirements among the various regulators. Our Company is required to maintain a minimum risk-based capital to risk-weighted assets ratio of 8.00%, with at least 4.00% being "Tier 1" capital. In addition, a minimum leverage ratio, Tier 1 capital to adjusted total assets, of 3.00% must be maintained. However, for all but the most highly rated financial institutions, a leverage ratio of 3.00% plus an additional cushion of 100 to 200 basis points is expected.

     Detail concerning our Company's capital ratios at December
31, 1999 is included in note 3 of our Company's consolidated financial statements included elsewhere in this report.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In September, 1999, the FASB issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133, which defers the effective date of SFAS 133 from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. Earlier application of SFAS 133, as amended, is encouraged but should not be applied retroactively to financial statements of prior periods. Our Company is currently evaluating the requirements and impact of SFAS 133, as amended.

     In October 1998, the FASB issued Statement of Financial Accounting Standard No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise (SFAS 134) which conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. SFAS 134 is effective for the first fiscal quarter beginning after December 15, 1998. Since our Company does not securitize any mortgage loans, SFAS 134 had no impact on our Company's consolidated financial position and results of operations.

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

     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company's operations for the three years ended December 31, 1999.

FINANCIAL INSTRUMENT MARKET VALUES

     As disclosed in note 16 of our Company's consolidated financial statements, the fair values of financial instrument assets included in the balance sheet as of December 31, 1999 reflect fair values of approximately $1,864,000, higher than the amounts recorded on the consolidated balance sheet. The fair value of financial liabilities as of December 31, 1999 reflected fair values of approximately $3,621,000 lower than the amounts recorded on the consolidated balance sheet. Such differences reflect the effects of an increasing rate environment, the effects of which are partially offset by the effectiveness of our Company's asset/liability and credit risk management programs.

COSTS OF YEAR 2000 COMPLIANCE

     Exchange committed significant resources during 1999 to take the necessary steps to enable both new and existing systems, applications and equipment to effectively process transactions up to and beyond Year 2000. The total cost of the Year 2000 readiness program was approximately $715,000, comprised of capital improvements of $650,000 and direct expense of $65,000. The capital improvements will be charged to expense in the form of depreciation expense or lease expense, generally over a period of 60 months.

     Exchange and its subsidiaries upgraded or replaced all mission critical applications and equipment that were not Year 2000 compliant prior to year-end to ensure that all applications would be able to function in the Year 2000 and beyond. All regulatory testing dates were met during the year. Operational contingency plans were developed and tested to ensure that services could still be provided to our customers in the event of Year 2000 failures or problems. Neither Exchange nor any of its subsidiaries have experienced any Year 2000 failures or disruptions in services to our customers nor is our Company aware of any significant Year 2000 issues incurred by borrowers or significant vendors used by our Company.

                CONSOLIDATED FINANCIAL STATEMENTS

     The following consolidated financial statements of our Company and reports of our Company's independent auditors appear on the pages indicated.
                                                      Page

     Independent Auditors' Report.                    28

     Consolidated Balance Sheets as
     of December 31, 1999 and 1998.                   29

     Consolidated Statements of Income
     for each of the years ended
     December 31, 1999, 1998, and 1997.               30

     Consolidated Statements of
     Stockholders' Equity and Comprehensive
     Income for each of the years ended
     December 31, 1999, 1998, and 1997.               31

     Consolidated Statements of Cash Flows
     for each of the years ended
     December 31, 1999, 1998, and 1997.               32

     Notes to Consolidated Financial Statements.      33

                  INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Exchange National Bancshares, Inc.
Jefferson City, Missouri:

We have audited the accompanying consolidated balance sheets of Exchange National Bancshares, Inc. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exchange National Bancshares, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                 KPMG LLP

St. Louis, Missouri
February 25, 2000

                         EXCHANGE NATIONAL BANCSHARES, INC.

                                 AND SUBSIDIARIES

                           Consolidated Balance Sheets


                         ASSETS                                   1999         1998
Loans, net of allowance for loan losses of $4,764,801
 and $4,412,921 at December 31, 1999 and 1998,
 respectively                                                $321,463,838   283,804,584
Investment in debt and equity securities:
 Available-for-sale, at fair value                             90,971,986    70,316,733
 Held-to-maturity, at cost, fair value of $20,226,477 and
  $31,390,916 at December 31, 1999 and 1998, respectively      20,265,055    30,748,943

          Total investment in debt and
           equity securities                                  111,237,041   101,065,676

Federal funds sold                                             10,350,000    26,400,000
Cash and due from banks                                        22,251,208    19,803,744
Premises and equipment                                         12,361,112    12,064,252
Accrued interest receivable                                     4,258,341     3,794,092
Intangible assets                                              10,016,141    10,763,915
Other assets                                                    3,008,564     1,007,111
                                                             $494,946,245   458,703,374

            LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Demand                                                      $ 57,943,197    54,765,805
 NOW                                                           63,824,354    55,548,918
 Savings                                                       35,712,336    36,288,729
 Money market                                                  40,622,589    39,556,011
 Time deposits $100,000 and over                               23,809,375    27,082,396
 Other time deposits                                          159,107,724   160,279,927

          Total deposits                                      381,019,575   373,521,786

Securities sold under agreements to repurchase                 24,894,907    16,990,911
Interest-bearing demand notes to U.S. Treasury                  2,747,936       675,941
Other borrowed money                                           26,450,568    17,150,568
Accrued interest payable                                        2,127,719     2,166,955
Other liabilities                                               1,757,982     2,084,031

          Total liabilities                                   438,998,687   412,590,192

Commitments and contingent liabilities
Stockholders' equity
 Common stock - $1 par value; 1,500,000 shares
  authorized, 1,219,025 and 718,511 shares
  issued and outstanding at December 31,
  1999 and 1998, respectively                                   1,219,025       718,511
 Surplus                                                        9,259,095     1,281,489
 Retained earnings                                             46,460,207    43,730,026
 Accumulated other comprehensive income (loss)                   (990,769)      383,156

          Total stockholders' equity                           55,947,558    46,113,182

                                                              494,946,245   458,703,374

See accompanying notes to consolidated financial statements.

                        EXCHANGE NATIONAL BANCSHARES,INC.
                                AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 1999, 1998, and 1997

                                                  1999          1998           1997
Interest income:
 Interest and fees on loans                   $ 25,294,796    24,241,383     17,707,139
 Interest and dividends on
  debt and equity securities:
   U.S. Treasury securities                        702,737     1,159,787      1,214,299
   Securities of U.S. government agencies        3,665,878     3,807,090      2,831,231
   Obligations of states and political
    subdivisions                                 1,376,639     1,426,862      1,072,331
   Other securities                                178,404        99,234        105,273
 Interest on federal funds sold                  1,023,214     1,432,582        501,140
 Interest on time deposits with other banks          7,480        13,575          3,307

          Total interest income                 32,249,148    32,180,513     23,434,720

Interest expense:
 NOW accounts                                    1,422,982     1,356,678        846,274
 Savings accounts                                1,061,196     1,242,534        952,494
 Money market accounts                           1,611,149     1,527,405      1,376,048
 Time deposit accounts $100,000 and over         1,274,921     1,496,777        864,126
 Other time deposit accounts                     8,164,340     8,890,200      6,311,606
 Securities sold under agreements to
  repurchase                                     1,148,517     1,432,526        985,848
 Interest-bearing demand notes to U.S.
  Treasury                                          44,067        47,350         52,611
 Federal funds purchased                            30,539          -                 -
 Other borrowed money                            1,467,650     1,203,835        255,698

          Total interest expense                16,225,361    17,197,305     11,644,705

          Net interest income                   16,023,787    14,983,208     11,790,015

Provision for loan losses                          910,000       702,500        865,000

          Net interest income after
           provision for loan losses            15,113,787    14,280,708     10,925,015

Noninterest income:
 Service charges on deposit accounts             1,163,649     1,079,494        765,186
 Trust department income                           417,867       498,204        290,853
 Brokerage commissions                              58,451             -              -
 Mortgage loan servicing fees                      458,185       420,591        322,697
 Gain on sales of mortgage loans                   461,275       316,164        142,491
 Gain (loss) on sales and calls of debt
  securities                                          (245)        6,491         (7,041)
 Credit card fees                                  133,581       112,118        290,514
 Other                                             255,625       271,001        233,707

                                                 2,948,388     2,704,063      2,038,407

Noninterest expense:
 Salaries and employee benefits                  5,817,330     5,375,712      3,786,773
 Occupancy expense, net                            747,663       531,739        359,261
 Furniture and equipment expense                 1,157,334       910,497        571,800
 FDIC insurance assessment                          67,804        68,888         34,881
 Advertising and promotion                         326,416       363,854        358,482
 Credit card expenses                               91,340        74,287        244,513
 Amortization of intangible assets                 747,774       794,029        178,590
 Other                                           2,571,399     2,396,254      1,730,986

                                                11,527,060    10,515,260      7,265,286

          Income before income taxes             6,535,115     6,469,511      5,698,136

Income taxes                                     2,070,736     2,116,775      1,842,000

          Net income                           $ 4,464,379     4,352,736      3,856,136
Basic and diluted earnings per share               4.13          4.04           3.58

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                  Years ended December 31, 1999, 1998, and 1997

                                                                               ACCUMULATED
                                                                                 OTHER
                                                                                 COMPRE-     TOTAL
                                                                                 HENSIVE     STOCK-
                                         COMMON                  RETAINED        INCOME      HOLDERS'
                                         STOCK     SURPLUS       EARNINGS        (LOSS)      EQUITY
Balance, December 31, 1996              $718,511   1,281,489    38,696,973        (15,671)   40,681,302

Comprehensive income:
 Net income                                    -           -     3,856,136              -     3,856,136
 Other comprehensive income:
  Unrealized gains on debt and
   equity securities available-for-
   sale, net of tax                            -           -             -        132,082       132,082
  Adjustment for gain on sales and
   calls of debt and equity
   securities, net of tax                      -           -             -          4,436         4,436
        Total other comprehensive
         income                                                                                 136,518
        Total comprehensive income                                                            3,992,654

Cash dividends declared, $1.45 per             -           -    (1,566,354)             -    (1,566,354)
 share

Balance, December 31, 1997               718,511   1,281,489      40,986,755      120,847     43,107,602

Comprehensive income:
 Net income                                    -          -        4,352,736            -      4,352,736
 Other comprehensive income:
  Unrealized gains on debt and
   equity securities available-for-
   sale, net of tax                            -          -              -        266,398        266,398
  Adjustment for gain on sales
   and calls of debt and equity
   securities, net of tax                      -          -              -         (4,089)        (4,089)
        Total other comprehensive                                                                262,309
         income
        Total comprehensive income                                                             4,615,045

Cash dividends declared, $1.49 per share       -          -        (1,609,465)          -     (1,609,465)

Balance, December 31, 1998               718,511  1,281,489        43,730,026     383,156     46,113,182

Comprehensive income:
 Net income                                    -          -         4,464,379           -      4,464,379
 Other comprehensive income (loss):
  Unrealized loss on debt and
   equity securities available-for-
   sale, net of tax                            -          -                 -  (1,374,087)    (1,374,087)
  Adjustment for loss on sales
   and calls of debt and equity
   securities, net of tax                      -          -                 -         162            162
        Total other comprehensive                                                             (1,373,925)
         income (loss)
        Total comprehensive income                                                             3,090,454

Three-for-two stock split                359,212   (359,212)           (2,610)          -         (2,610)
Proceeds from sale of common             141,302  8,336,818                 -           -      8,478,120
 stock
Cash dividends declared, $1.60 per             -          -        (1,731,588)          -     (1,731,588)
 share

Balance, December 31, 1999           $ 1,219,025  9,259,095        46,460,207    (990,769)    55,947,558

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 1999, 1998, and 1997

                                                     1999              1998            1997
Cash flows from operating activities:
 Net income                                     $  4,464,379         4,352,736       3,856,136
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Provision for loan losses                         910,000           702,500         865,000
   Depreciation expense                              914,507           585,623         363,839
   Net amortization of debt securities premiums      309,007           299,957         120,676
    and discounts
   Amortization of intangible assets                 747,774           794,029         178,590
   (Increase) decrease in accrued interest          (464,249)          273,140         (11,888)
    receivable
   Increase in other assets                       (1,266,126)          (55,097)       (478,763)
   Increase (decrease) in accrued interest           (39,236)         (243,680)        320,584
    payable
   Decrease in other liabilities                    (326,049)          (96,450)       (114,391)
   (Gain) loss on sales and calls of debt                245            (6,491)          7,041
    securities
   Other, net                                       (216,128)          (86,837)        (36,816)
 Origination of mortgage loans for sale          (29,037,532)      (65,540,609)    (24,147,802)
 Proceeds from the sale of mortgage loans         29,037,532        65,540,609      24,147,802

        Net cash provided by operating
         activities                                5,034,124         6,519,430       5,070,008

Cash flows from investing activities:
 Net increase in loans                           (39,227,485)      (11,074,244)    (32,236,191)
 Purchases of debt securities:
  Available-for-sale                             (83,888,008)      (30,945,944)    (17,463,713)
  Held-to-maturity                                (1,499,823)      (43,829,363)     (7,406,950)
 Proceeds from maturities of debt securities:
  Available-for-sale                              48,815,198        27,842,273      13,770,449
  Held-to-maturity                                 7,694,028        49,013,339       4,290,105
 Proceeds from calls of debt securities:
  Available-for-sale                               6,125,000        11,455,029       3,245,000
  Held-to-maturity                                 4,167,000         1,679,076       2,200,000
 Proceeds from sales of debt securities:
  Available-for-sale                               5,996,736                 -        5,072,832
  Held-to-maturity                                         -                 -          350,000
 Purchase of Union State Bancshares, Inc., net
  of cash and cash equivalents acquired                    -          (215,000)     (4,888,677)
 Purchases of premises and equipment              (1,277,195)       (3,829,625)     (3,221,793)
 Proceeds from sales of premises and equipment        65,829                 -          41,500
 Proceeds from sales of other real estate            834,856         1,654,513       1,690,056
  owned and repossessions

        Net cash provided by (used in)
         investing activities                    (52,193,864)        1,750,054     (34,557,382)

Cash flows from financing activities:
 Net increase in demand deposits                   3,177,392         4,626,703       4,324,323
 Net increase in interest-bearing transaction      8,765,621         6,624,694       2,907,255
  accounts
 Net increase (decrease) in time deposits         (4,445,224)        1,883,594       6,636,535
 Net increase (decrease) in securities sold        7,903,996         (4,502,676)     9,190,196
  under agreements to repurchase
 Net increase (decrease) in interest-bearing       2,071,995         (2,987,640)     2,629,149
  demand notes to U.S. Treasury
 Proceeds from bank debt                                   -                  -      8,507,932
 Proceeds from Federal Home Loan Bank advances    10,000,000          2,800,000              -
 Proceeds from notes payable                               -                  -     11,995,636
 Proceeds from sale of common stock                8,478,120                  -              -
 Repayment of bank debt and Federal Home Loan       (700,000)        (3,253,000)    (6,000,000)
  Bank advances
 Cash dividends paid                              (1,694,696)        (1,609,465)    (1,523,243)

        Net cash provided by financing
         activities                               33,557,204          3,582,210     38,667,783

        Net increase (decrease) in cash
         and cash equivalents                    (13,602,536)        11,851,694      9,180,409

Cash and cash equivalents, beginning of year      46,203,744         34,352,050     25,171,641

Cash and cash equivalents, end of year            32,601,208         46,203,744     34,352,050

Supplemental disclosure of cash flow
 information -
  cash paid during the year for:
   Interest                                       16,264,597         17,440,985     11,324,121
   Income taxes                                    2,590,438          2,399,623      2,184,243

Supplemental schedule of noncash investing
 activities -
  other real estate and repossessions acquired
   in settlement of loans                           747,868          1,654,513       1,961,610

See accompanying notes to consolidated financial statements.

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

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

          Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.

          The Exchange National Bank of Jefferson City originates certain loans which are sold in the secondary mortgage market to the Federal Home Loan Mortgage Corporation (Freddie Mac). These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan to Freddie Mac without recourse. The Company allocates the cost of loans originated between the mortgage loans and the mortgage servicing rights. At December 31, 1999 and 1998, no mortgage loans were held for sale. Mortgage loan servicing fees earned on loans sold to Freddie Mac are reported as income when the related loan payments are collected. Operational costs to service such loans are charged to expense as incurred.

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

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

          Management believes the allowance for loan losses is adequate to absorb probable losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Banks to increase the allowance for loan losses based on their judgment about information available to them at the time of their examination.

          A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Company measures impairment based on the fair value of the collateral when foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement. The Company follows its nonaccrual method for recognizing interest income on impaired loans.

          INVESTMENT IN DEBT AND EQUITY SECURITIES

          At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the ability and positive intent to hold until maturity. All equity securities, and debt securities not classified as held-to-maturity, are classified as available-for-sale.

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

                December 31, 1999, 1998, and 1997

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

                December 31, 1999, 1998, and 1997

          TRUST DEPARTMENTS

          Property held by the Banks in fiduciary or agency capacities for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.

          EARNINGS PER SHARE

          Earnings per share is computed by dividing net income by 1,081,207, 1,077,723, and 1,077,723, the weighted average number of common shares outstanding during 1999, 1998, and 1997, respectively, after giving effect to the three-for-two stock split on October 13, 1999. Due to the fact the Company has no dilutive instruments, basic earnings per share and diluted earnings per share are equal.

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

(2)  Acquisitions

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

     On January 3, 2000, the Company acquired 100% of the outstanding shares of common stock of Mid Central Bancorp, a one-bank holding company located in Warsaw, Missouri. At the date of acquisition, Mid Central had total assets and deposits of approximately $55.1 million and $49.4 million, respectively. The transaction
               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998 and 1997

     had a total value of approximately $8.6 million, and was accounted for under the purchase method of accounting.

     On September 14, 1999, the Company entered into an agreement to acquire Calhoun Bancshares, Inc. and its subsidiary, Citizens State Bank of Calhoun (Citizens Bank). The agreement provides for the acquisition of Citizens Bank in a transaction that culminates with the merger of Citizens Bank with and into Union State Bank & Trust of Clinton. At December 31, 1999, Citizens Bank had total assets and deposits of $70.2 million and $61.0 million, respectively. Pursuant to the terms of the agreement, shareholders of the parent company of Citizens Bank will receive cash aggregating approximately $14,000,000, and the transaction will be accounted for under the purchase method of accounting. Consummation of the agreement is subject to receipt of all requisite regulatory approval. It is anticipated that this transaction will close during the second quarter of 2000.

     On October 27, 1999, the Company entered into an agreement and plan of merger with CNS Bancorp, Inc. (CNS). The merger agreement provides that CNS will be merged with and into a wholly owned subsidiary of the Company with the subsidiary being the surviving entity. Immediately following the consummation of the merger, City National Savings Bank, FSB, a federally chartered savings bank and wholly owned subsidiary of CNS, will merge with and into The Exchange National Bank of Jefferson City, a national bank and wholly-owned subsidiary of the Company. At December 31, 1999, CNS had total assets and deposits of $91.8 million and $68.9 million, respectively. Pursuant to the agreement, each share of CNS common stock shall be converted into the right to receive $8.80 in cash and 0.15 of a share of the Company's common stock, and the transaction will be accounted for under the purchase method of accounting. Consummation of the merger is subject to approval of the shareholders of CNS and the receipt of all requisite regulatory approval. It is anticipated that this transaction will close during the second quarter of 2000.

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

     Quantitative measures established by regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted average assets. Management believes, as of December 31, 1999, the Company and the Banks meet all capital adequacy requirements to which they are subject.

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

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998 and 1997

        The actual and required capital amounts and ratios for the Company and the Banks as of December 31, 1999 and 1998 are as follows (dollars in thousands):


                                                1999
                                                                    TO BE
                                                              WELL CAPITALIZED
                                                                 UNDER PROMPT
                                               CAPITAL            CORRECTIVE
                            ACTUAL          REQUIREMENTS       ACTION PROVISION
                       AMOUNT    RATIO     AMOUNT    RATIO     AMOUNT    RATIO
Total capital (to
  risk-weighted
  assets):
   Company             $51,150   15.06%    $27,166    8.00%     $    --      --% %
   The Exchange
     National           38,281   14.98      20,444    8.00        25,555  10.00
     Bank of
     Jefferson City
   Union State
     Bank and Trust     12,682   13.95       7,272    8.00         9,090  10.00
     of Clinton
Tier I capital (to
  risk-weighted
  assets):
   Company              46,899   13.81      13,583   4.00             --     --
   The Exchange
    National            35,086   13.73      10,222   4.00         15,333   6.00
    Bank of
    Jefferson City
   Union State
    Bank and Trust      11,541   12.70       3,636   4.00          5,454   6.00
    of Clinton
Tier I capital (to
  adjusted average
  assets):
   Company              46,899    9.73      14,457   3.00             --     --
   The Exchange
    National            35,086   10.52      10,008   3.00          16,679  5.00
    Bank of
    Jefferson City
   Union State
    Bank and Trust      11,541    7.84       4,414   3.00           7,357  5.00
    of Clinton

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998 and 1997


                                               1998
                                                                   TO BE
                                                             WELL CAPITALIZED
                                                                UNDER PROMPT
                                              CAPITAL            CORRECTIVE
                           ACTUAL          REQUIREMENTS       ACTION PROVISION
                      AMOUNT    RATIO     AMOUNT    RATIO     AMOUNT    RATIO
Total capital (to
 risk-weighted
 assets):
  Company             $38,714   12.94%    23,936    8.00%          -        -%
  The Exchange
   National
   Bank of
   Jefferson City      36,949   17.08     17,301    8.00      21,627    10.00
  Union State
   Bank and Trust
   of Clinton          12,944   16.50      6,274    8.00       7,842    10.00
Tier I capital (to
 risk-weighted
 assets):
  Company              34,966    11.69     11,968    4.00           -        -
  The Exchange
   National
   Bank of
   Jefferson City      34,342    15.83      8,651    4.00      12,976     6.00
  Union State
   Bank and Trust
   of Clinton          11,958    15.25      3,137    4.00       4,706     6.00
Tier I capital (to
 adjusted average
 assets):
  Company              34,966     7.87     13,331    3.00           -        -
  The Exchange
   National
   Bank of
   Jefferson City      34,242    11.32      9,074    3.00      15,124     5.00
  Union State
   Bank and Trust
   of Clinton          11,958     8.41      4,267    3.00       7,112     5.00

     Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Banks are subject to regulations which require the maintenance of minimum capital requirements. At December 31, 1999, unappropriated retained earnings of approximately $1,241,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.

(4)  LOANS

     A summary of loans, by classification, at December 31, 1999 and 1998 is as follows:

                                             1999             1998

  Real estate                         $  160,567,662        142,948,055
  Commercial                             114,468,842         98,298,265
  Installment and other consumer          51,192,135         46,971,185

                                         326,228,639        288,217,505
  Less allowance for loan losses           4,764,801          4,412,921

                                      $  321,463,838        283,804,584

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

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

     Following is a summary of activity in 1999 of loans made by the Banks to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.

        Balance at December 31, 1998     $ 6,071,136
        New loans                          4,414,447
        Payments received                 (1,751,599)

        Balance at December 31, 1999     $ 8,733,984

     Loans serviced for others totaled approximately $121,005,000 and $111,882,000 at December 31, 1999 and 1998, respectively.

     Changes in the allowance for loan losses for 1999, 1998, and 1997 are as follows:

                                          1999          1998         1997

  Balance, beginning of year          $  4,412,921    3,914,383    2,307,068
  Allowance for loan losses of Union
    State Bank and Trust of Clinton
    at date of acquisition                       -            -    1,314,817
  Provision for loan losses                910,000      702,500      865,000
  Charge-offs                             (734,020)    (447,547)    (740,195)
  Recoveries of loans previously           175,900      243,585      167,693
    charged off

  Balance, end of year                $  4,764,801    4,412,921    3,914,383

  A summary of nonaccrual and other impaired loans at December 31, 1999 and 1998 is as follows:

                                         1999            1998

  Nonaccrual loans                    $ 1,538,933        706,638
  Impaired loans continuing to accrue
    interest                            6,654,133      5,941,684

  Total impaired loans                $ 8,193,066      6,648,322

  Allowance for loan losses on
    impaired loans                    $   884,382        553,614

  Impaired loans with no related
    allowance for loan losses         $ 4,737,603      5,511,933

     The average balance of impaired loans during 1999, 1998, and 1997 was $8,792,000, $6,929,000, and $5,852,000,
     respectively.

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

     A summary of interest income on nonaccrual and other impaired loans for 1999, 1998, and 1997 is as follows:


                                              IMPAIRED LOANS
                              NONACCRUAL       CONTINUING TO
                                LOANS         ACCRUE INTEREST        TOTAL

  1999:
   Income recognized          $ 79,530          562,164             641,694
   Interest income had         149,589          562,164             711,753
    interest accrued

  1998:
   Income recognized           $ 7,940          457,864             465,804
   Interest income had          53,395          457,864             511,259
    interest accrued

  1997:
   Income recognized          $ 16,196          677,422             693,618
   Interest income had          59,080          677,422             736,502
    interest accrued

(5)  INVESTMENT IN DEBT AND EQUITY SECURITIES

     The amortized cost and fair value of debt and equity securities classified as available-for-sale at December 31, 1999 and 1998 are as follows:


                                                         1999
                                                GROSS           GROSS
                                AMORTIZED       UNREALIZED      UNREALIZED        FAIR
                                COST            GAINS           LOSSES            VALUE
  U.S. Treasury securities    $  5,518,784       1,174             22,140       5,497,818
  Securities of U.S.
    government agencies         66,734,285       8,007          1,113,888      65,628,404
  Obligations of states and
    political subdivisions      14,803,738      19,294            390,630      14,432,402
  Other debt securities          3,967,022          --              2,885       3,964,137

      Total debt securities     91,023,829      28,475          1,529,543      89,522,761

  Federal Home Loan Bank         1,379,100          --                 --       1,379,100
    stock
  Federal Reserve Bank stock        60,000          --                 --          60,000       60,000
  Federal Agricultural
    Mortgage Corporation            10,125          --                 --          10,125        10,125
    stock

                              $ 92,473,054      28,475          1,529,543      90,971,986

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

                                                         1998
                                                GROSS           GROSS
                                AMORTIZED       UNREALIZED      UNREALIZED        FAIR
                                COST            GAINS           LOSSES            VALUE
  U.S. Treasury securities    $ 13,809,560      180,762                 -      13,990,322
  Securities of U.S.
    government agencies         42,627,345      214,379            89,801      42,751,923
  Obligations of states and
    political subdivisions      11,850,219      305,209             2,365      12,153,063

        Total debt              68,287,124      700,350            92,166      68,895,308
    securities

  Federal Home Loan Bank        1,351,300             -                 -       1,351,300
    stock
  Federal Reserve Bank stock       60,000             -                 -          60,000
  Federal Agricultural
    Mortgage Corporation           10,125             -                 -          10,125
    stock

                              $ 69,708,549      700,350            92,166      70,316,733

     The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 1999, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                                               AMORTIZED        FAIR
                                                 COST          VALUE

     Due in one year or less                $  49,712,567    49,068,193
     Due after one year through five years     31,399,103    30,799,581
     Due after five years through ten           5,228,197     5,052,107
       years

                                               86,339,867    84,919,881

     Mortgage-backed securities                 4,683,962     4,602,880

                                            $  91,023,829    89,522,761

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

     The amortized cost and fair values of debt securities classified as held-to-maturity at December 31, 1999 and 1998 are as follows:

                                                  1999
                                             GROSS      GROSS
                                             UNREA-     UNREA-
                              AMORTIZED      LIZED      LIZED        FAIR
                                 COST        GAINS      LOSSES       VALUE

  Securities of U.S.
    government agencies     $  6,899,991        105     75,608     6,824,488
  Obligations of states and
    political subdivisions    13,365,064     76,743     39,818    13,401,989

                            $ 20,265,055     76,848    115,426    20,226,477

                                                  1998
                                             GROSS      GROSS
                                             UNREA-     UNREA-
                              AMORTIZED      LIZED      LIZED        FAIR
                              COST           GAINS      LOSSES       VALUE

  U.S. Treasury securities  $  2,269,270     10,112          -      2,279,382
  Securities of U.S.
    government agencies       12,611,030    123,358      3,006     12,731,382
  Obligations of states and
    political subdivisions    15,868,643    511,840        331     16,380,152

                            $ 30,748,943    645,310      3,337     31,390,916

     The amortized cost and fair value of debt securities classified as held-to-maturity at December 31, 1999, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                                               AMORTIZED     FAIR
                                               COST          VALUE

    Due in one year or less               $   8,351,694    8,288,430
    Due after one year through five          10,823,475   10,856,977
      years
    Due after five years through ten            199,588      202,577
      years

                                             19,374,757   19,347,984

    Mortgage-backed securities                  890,298      878,493

                                          $  20,265,055   20,226,477

     Debt securities with carrying values aggregating approximately $72,292,000 and $56,119,000 at December 31,
     1999 and 1998, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

     Gross losses of $245 were recorded on the sales of debt securities classified as available-for-sale in 1999. Gross gains of $7,993 and gross losses of $1,502 were recorded on the calls of debt securities in 1998. Gross losses of $3,657 were recorded on the calls of debt securities in 1997, and gross gains of $4,150 and gross losses of $7,534 were recorded on the sales of debt securities classified as available-for-sale in 1997.

(6)  Premises and Equipment

     A summary of premises and equipment at December 31, 1999 and
     1998 is as follows:
                                                   1999         1998

   Land                                      $  2,370,347    2,370,347
   Buildings and improvements                  11,177,294    6,074,412
   Furniture and equipment                      6,809,744    5,746,930
   Construction in progress                        21,667    5,077,222

                                               20,379,052   19,268,911
   Less accumulated depreciation                8,017,940    7,204,659

                                             $ 12,361,112   12,064,252

     Construction in progress at December 31, 1998 relates to an addition to, and remodeling of, the main office of The Exchange National Bank of Jefferson City, which was completed in March 1999. The balance at December 31, 1999 relates to a future facility of The Exchange National Bank of Jefferson City.

(7)  INTANGIBLE ASSETS

     A summary of intangible assets at December 31, 1999 and 1998 is as follows:
                                                 1999        1998

   Excess of cost over the fair value of    $  8,202,681   8,562,920
     net assets acquired
   Core deposit intangible                     1,238,460   1,475,995
   Consulting/noncompete agreements              575,000     725,000

                                            $ 10,016,141  10,763,915

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

(8)  DEPOSITS

     The scheduled maturities of time deposits are as follows (in thousands):
                                                   1999       1998

   Due within:
    One year                                   $ 139,958    138,061
    Two years                                     29,488     33,713
    Three years                                    7,174      7,999
    Four years                                     4,647      3,006
    Five years                                     1,536      4,297
    Thereafter                                       114        286

                                               $ 182,917    187,362

(9)  Securities Sold Under Agreements to Repurchase

     Information relating to securities sold under agreements to repurchase is as follows:
                                            1999         1998         1997

   Average daily balance                $ 21,364,010   25,754,091   18,152,000
   Maximum balance at month-end
     (September 1999, March 1998, and
     September 1997)                      30,284,598   36,923,247   22,408,559
   Weighted average interest rate at         5.06        5.10         6.39
     year-end
   Weighted average interest rate for        5.39        5.56         5.43
     the year

     The securities underlying the agreements to repurchase are under the control of the Banks.

     Unused agreements with unaffiliated banks to sell and repurchase securities on which The Exchange National Bank of Jefferson City may draw totaled $27,000,000 at December 31, 1999. Additionally, under agreements with unaffiliated banks, The Exchange National Bank of Jefferson City may borrow up to $30,000,000 in federal funds on an unsecured basis at December 31, 1999.

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

(10) OTHER BORROWED MONEY

     Other borrowed money at December 31, 1999 and 1998 is
     summarized as follows:
                                                1999         1998
   The Company:
    Notes payable, 7.00%, due November
     2002, interest only until maturity     $ 11,450,568   11,700,568

   The Exchange National Bank of Jefferson
     City:
    Federal Home Loan Bank advance,
     5.36%, due May 2009,
     callable May 2002                        10,000,000           -

   Union State Bank and Trust of Clinton:
    Federal Home Loan Bank advances,
     weighted average rate of 6.05% and
     6.07% at December 31, 1999 and 1998,
     respectively, due at various dates
     through 2008                              5,000,000    5,450,000

                                            $ 26,450,568   17,150,568


     In conjunction with the acquisition of USB, the Company issued notes payable totaling $11,700,568 to the former stockholders of USB. The notes payable are secured by all issued and outstanding shares of common stock of Union State Bank and Trust of Clinton.

     The advances from the Federal Home Loan Bank are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank stock as well as mortgage loans equal to 125% and 130% of the outstanding advance balance to secure amounts borrowed at The Exchange National Bank of Jefferson City and Union Bank and Trust of Clinton, respectively.

     The scheduled principal reduction of other borrowed money at December 31, 1999 was as follows:

        2000                          $    450,000
        2001                             1,450,000
        2002                            21,750,568
        2003                             2,400,000
        2004                               300,000
        2005 and thereafter                100,000

                                      $ 26,450,568

     At December 31, 1999 and 1998, $7,000,000 of the amount included in other borrowed money is owed to members of the Company's Board of Directors. Interest expense paid on this related party borrowed money totaled $490,000 for both of the years ended December 31, 1999 and 1998.

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

(11) RESERVE REQUIREMENTS AND COMPENSATING BALANCES

     The Federal Reserve Bank required the Banks to maintain a balance of $4,563,000 and $3,594,000 at December 31, 1999 and 1998, respectively, to satisfy reserve requirements.

     Average compensating balances held at correspondent banks were $1,971,544 and $2,658,882 at December 31, 1999 and
     1998, respectively. The Banks maintain such compensating balances with correspondent banks to offset charges for services rendered by those banks.

(12) INCOME TAXES

     The composition of income tax expense (benefit) for 1999, 1998, and 1997 is as follows:

                                    1999        1998          1997

  Current:
   Federal                      $ 2,241,262   2,268,085    1,755,020
   State                             60,410     305,599      229,856

        Total current             2,301,672   2,573,684    1,984,876

  Deferred:
   Federal                         (250,910)   (422,344)    (131,523)
   State                             19,974     (34,565)     (11,353)

        Total deferred             (230,936)   (456,909)    (142,876)

        Total income tax
         expense                $ 2,070,736   2,116,775    1,842,000

     Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate of 34% for the reasons noted in the table below:

                                       1999         1998        1997

  Tax at statutory federal
    income tax rate               $  2,221,939    2,199,634    1,937,366
  Decrease in tax resulting from
    tax-exempt income                 (383,180)    (380,396)    (286,312)
  Amortization of nondeductible
    intangibles                        122,481      105,181       37,713
  State income tax, net of
    federal tax benefit                 50,053      178,882      153,950
  Other, net                            59,443       13,474         (717)

                                  $  2,070,736    2,116,775    1,842,000

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

     The components of deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are as follows:

                                              1999        1998

  Deferred tax assets:
   Available-for-sale securities        $    510,306           --
   Allowance for loan losses               1,360,881    1,318,627
   Nonaccrual loan interest                   31,779       19,997
   Mortgage servicing rights                 136,501      226,312
   Other                                      77,351        9,795

        Total deferred tax assets          2,116,812    1,574,731

  Deferred tax liabilities:
   Available-for-sale securities                  --      225,028
   Purchase accounting adjustment to          52,348       93,932
    securities
   Premises and equipment                    583,760      619,301
   Core deposit intangible                   421,076      546,118
   Prepaid pension expense                    26,694       29,506
   Loan origination costs                     19,458       47,332
   Other                                      33,698           --

        Total deferred tax                 1,137,034    1,561,217
         liabilities

        Net deferred tax asset            $  979,778       13,514

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 1999 and, therefore, has not established a valuation reserve.

(13) PENSION AND RETIREMENT PLANS

     The Exchange National Bank of Jefferson City provides a noncontributory defined benefit pension plan in which all full-time employees become participants upon the later of the completion of one year of qualified service or the attainment of age 21, and in which they continue to participate as long as they continue to be full-time employees, until their retirement, death, or termination of employment prior to normal retirement date. The normal retirement benefits provided under the plan vary depending upon the participant's rate of compensation, length of employment, and social security benefits. Retirement benefits are payable for life, but not less than 10 years. Plan assets consist of U.S. Treasury and government agency securities, corporate common stocks and bonds, real estate mortgages, and demand deposits. Pension expense (benefit) for the plan for 1999, 1998, and 1997 is as follows:

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

                                     1999        1998        1997

  Service cost - benefits earned
    during the year              $ 132,932      103,619      93,205
  Interest costs on projected
    benefit obligations            189,509      188,557     183,939
  Return on plan assets           (763,181)    (821,044)   (670,883)
  Net amortization and deferral    441,974      526,852     396,865

      Pension expense (benefit)  $   1,234       (2,016)      3,126

   A summary of the activity in the plan's benefit obligation, assets, funded status, and amounts recognized in the Company's consolidated balance sheets at December 31, 1999, 1998, and 1997 are as follows:

                                     1999       1998        1997
  Benefit obligation:
   Balance, January 1           $ 3,532,456   3,064,197   2,797,934
   Service cost                     132,932     103,619      93,205
   Interest cost                    189,509     188,557     183,939
   Actuarial loss (gain)           (602,563)    318,548      94,279
   Benefits paid                   (173,675)   (142,465)   (105,160)

   Balance, December 31         $ 3,078,659   3,532,456   3,064,197

                                     1999       1998        1997
  Plan assets:
   Fair value, January 1        $ 5,017,858   4,339,279   3,773,556
   Actual return                    763,181     821,044     670,883
   Benefits paid                   (173,675)   (142,465)   (105,160)

   Fair value, December 31      $ 5,607,364   5,017,858   4,339,279

  Funded status:
   Excess of plan assets over
    benefit obligation          $ 2,528,705   1,485,402   1,275,082
   Unrecognized net gains        (2,450,194) (1,405,657) (1,197,353
   Prepaid pension expense
    included in other assets    $    78,511      79,745      77,729

     Rates utilized for the plan years ended December 31, 1999, 1998, and 1997 are as follows:

                                           1999     1998      1997

  Assumed discount rate for net
    periodic pension cost                  5.50%    6.30%     6.70
  Discount rate for the funded status 6.80 5.50 6.30 Weighted average rate of compensation increase used to measure the
    projected benefit obligation           6.00     6.00      6.00
  Expected long-term rate of return on
    plan assets                            7.00     7.00      7.00

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

     In addition to the pension plan described above, The Exchange National Bank of Jefferson City has a profit sharing plan which covers all full-time employees. The Exchange National Bank of Jefferson City makes annual contributions in an amount equal to 6% of income before income taxes and before contributions to the profit sharing and pension plans for all participants, limited to the maximum amount deductible for federal income tax purposes. Contributions to the profit sharing plan for 1999, 1998, and 1997 were $362,472, $344,758, and $365,266, respectively. At
     December 31, 1999, the profit sharing plan held 109,112 shares of the common stock of the Company.

     Union State Bank and Trust of Clinton has a profit sharing plan which covers all full-time employees. Eligible employees may defer up to 8% of his or her salary each year. Union State Bank and Trust of Clinton matches 1/3 of each employee's deferral. In addition, a discretionary contribution may be made each year by Union State Bank and Trust of Clinton. Contributions to the profit sharing plan for 1999 and 1998 were $79,516 and $79,677, respectively.

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

(14) SEGMENT INFORMATION

     Through the respective branch network, the Banks provide similar products and services in two defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, and installment and other consumer. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City and Clinton, Missouri. The products and services are offered to customers primarily within their respective geographic areas. The business segments results which follow are consistent with the Company's internal reporting system which is consistent, in all material respects, with generally accepted accounting principles and practices prevalent in the banking industry.

                                                   1999
                                              UNION
                        THE EXCHANGE          STATE BANK
                        NATIONAL BANK OF      AND TRUST         CORPORATE
                        JEFFERSON CITY        OF CLINTON        AND OTHER         TOTAL
Balance sheet
 information:
  Loans, net of
   allowance for
   loan losses           $ 236,768,520        84,695,318                --      321,463,838
  Debt and equity
   securities               69,269,111        41,967,930                --      111,237,041
  Total assets             340,806,693       152,659,552         1,480,000      494,946,245
  Deposits                 266,586,794       126,081,941       (11,649,160)     381,019,575
  Stockholders'
   equity                   34,610,335        20,383,146           954,077       55,947,558

Statement of
 income
 information:
  Total interest
   income                 $ 22,571,816         9,677,332               ---       32,249,148
  Total interest
   expense                  10,637,429         4,774,694           813,238       16,225,361

  Net interest income       11,934,387         4,902,638          (813,238)      16,023,787
  Provision for loan
   losses                      790,000           120,000               ---          910,000
  Noninterest income         2,356,627           591,761               ---        2,948,388
  Noninterest expense        7,823,514         3,373,376           330,170       11,527,060
  Income taxes               1,747,900           710,036          (387,200)       2,070,736

  Net income (loss)        $ 3,929,600         1,290,987          (756,208)       4,464,379

Capital                    $ 1,021,711           255,484               ---        1,277,195
 expenditures

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997


                                                   1998
                                             UNION
                        THE EXCHANGE         STATE BANK
                        NATIONAL BANK OF     AND TRUST         CORPORATE
                        JEFFERSON CITY       OF CLINTON        AND OTHER             TOTAL
Balance sheet
 information:
  Loans, net of
   allowance for
   loan losses           $ 201,929,359        81,875,225                --        283,804,584
  Debt and equity
   securities               64,721,489        36,344,187                --        101,065,676
  Total assets             304,838,954       153,830,907            33,513        458,703,374
  Deposits                 250,661,815       124,471,279        (1,611,308)       373,521,786
  Stockholders'
   equity                   34,473,970        22,058,347       (10,419,135)        46,113,182

Statement of
 income information:
  Total interest
   income                 $ 22,389,676         9,790,837                --         32,180,513
  Total interest
   expense                  11,244,379         5,095,222           857,704         17,197,305

  Net interest
   income                   11,145,297         4,695,615          (857,704)        14,983,208
  Provision for loan
   losses                      600,000           102,500               ---            702,500
  Noninterest income         2,148,412           555,651               ---          2,704,063
  Noninterest
   expense                   7,074,541         3,171,269           269,450         10,515,260
  Income taxes               1,764,350           722,525          (370,100)         2,116,775

  Net income (loss)       $  3,854,818         1,254,972          (757,054)         4,352,736

Capital
 expenditures             $  3,702,546           127,079               ---          3,829,625

                                                   1997
                                            UNION
                        THE EXCHANGE        STATE BANK
                        NATIONAL BANK OF    AND TRUST         CORPORATE
                        JEFFERSON CITY      OF CLINTON        AND OTHER         TOTAL
Balance sheet
 information:
  Loans, net of
   allowance for
   loan losses          $197,700,017         77,085,499               ---       274,785,516
 Debt and equity          79,102,259         37,054,929               ---       116,157,188
  securities
 Total assets            305,747,198        144,659,810           285,186       450,692,194
 Deposits                242,509,149        118,917,642        (1,039,996)      360,386,795
 Stockholders'            35,998,686         20,493,174       (13,384,258)       43,107,602
  equity

Statement of
 income
 information:
  Total interest
   income               $ 21,861,560          1,573,160              ---         23,434,720
  Total interest
   expense                10,618,141            809,339          217,225         11,644,705

  Net interest
   income                 11,243,419            763,821         (217,225)        11,790,015
  Provision for loan
   losses                    850,000             15,000              ---            865,000
  Noninterest income       1,910,688            127,719              ---          2,038,407
  Noninterest
   expense                 6,584,739            531,045          149,502          7,265,286
  Income taxes             1,834,000            132,000         (124,000)         1,842,000

  Net income (loss)      $ 3,885,368            213,495         (242,727)         3,856,136

Capital
 expenditures            $ 3,184,720             37,073               ---         3,221,793

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

(15) CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

     The condensed balance sheets as of December 31, 1999 and 1998 and the related condensed schedules of income and cash flows for the years ended December 31, 1999, 1998, and 1997 of the Company are as follows:

                         CONDENSED BALANCE SHEETS

                ASSETS                      1999               1998

   Cash and due from banks             $  11,898,138        1,610,338
   Investment in subsidiaries             55,078,788       56,622,318
   Consulting/noncompete agreements          575,000          725,000
   Other assets                              823,913           35,700

         Total assets                  $  68,375,839       58,993,356

           LIABILITIES AND STOCKHOLDERS' EQUITY

   Notes payable                       $  11,450,568       11,700,568
   Consulting/noncompete                     450,000          600,000
     agreements
   Dividends payable                         398,758          359,256
   Other liabilities                         128,955          220,350
   Stockholders' equity                   55,947,558       46,113,182

        Total liabilities and
         stockholders' equity          $  68,375,839       58,993,356

                          CONDENSED SCHEDULES OF INCOME

                                          1999                    1998                   1997
     Revenue - dividends              $ 5,385,500              5,546,640              8,515,980
       received from
       subsidiaries
     Expenses:
       Interest on bank debt                   --                 38,664                 87,076
       Interest on notes payable          813,238                819,040                130,149
     Amortization of
       intangible assets                  150,000                160,667                 67,668
     Other                                175,478                104,091                 81,007

                                        1,138,716              1,122,462                365,900

       Income before income
        tax benefit and
        equity in undistributed
        income (dividends
        distributed in excess
        of income) of subsidiaries      4,246,784              4,424,178              8,150,080

     Income tax benefit                   387,200                370,100                124,000
     Equity in
       undistributed income
       (dividends distributed
       in excess of income) of
       subsidiaries                      (169,605)              (441,542)            (4,417,944)

          Net income                   $4,464,379              4,352,736              3,856,136

                    EXCHANGE NATIONAL BANCSHARES, INC.
                             AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                     December 31, 1999, 1998, and 1997

                        CONDENSED SCHEDULES OF CASH FLOWS

                                          1999                   1998                   1997
 Cash flows from operating activities:
   Net income                         $ 4,464,379              4,352,736              3,856,136
   Adjustments to
     reconcile net income
     to net cash provided
     by operating
     activities:                          169,605                441,542              4,417,944
       Dividends distributed
         in excess of income
         (equity in
         undistributed income)
         of subsidiaries
       Other, net                         (91,212)               259,416                151,752

         Net cash provided by           4,542,772              5,053,694              8,425,832
          operating activities

 Cash flows from investing activities:
   Purchase of Union State                     --               (215,000)           (20,319,220)
     Bancshares,Inc.
   Consutling/noncompete                 (150,000)              (150,000)              (150,000)
     payments
   Acquisition related                   (638,396)                   ---                    ---
     costs

       Net cash used in                  (788,396)              (365,000)           (20,469,220)
       investing activities

 Cash flows from financing activities:
   Proceeds from bank debt                     --                     --              8,507,932
   Proceeds from notes payable                 --                     --             11,700,568
   Repayment of bank debt                (250,000)            (2,507,932)            (6,000,000)
   Cash dividends paid                 (1,694,696)            (1,609,465)            (1,523,243)
   Proceeds from sale of                8,478,120                     --                     --
     common stock

       Net cash provided by             6,533,424             (4,117,397)            12,685,257
        (used in) financing
        activities

       Net increase in cash            10,287,800                571,297                641,869

 Cash at beginning of year              1,610,338              1,039,041                397,172

 Cash at end of year                  $11,898,138              1,610,338              1,039,041


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

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and commercial and standby letters of credit is represented by the

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

     contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Off-balance sheet financial instruments whose contractual
     amounts represent credit risk at December 31, 1999 and 1998 are as follows:
                                                   1999        1998

   Commitments to extend credit              $  57,411,232  58,655,994
   Standby letters of credit                     4,568,240   5,501,585

     Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Of the total commitments to extend credit, approximately $30,415,000 and $29,756,000 represent fixed-rate loan commitments at December 31, 1999 and 1998, respectively. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

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

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

     A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 1999 and 1998 is as follows:

                                              1999                          1998
                                    CARRYING         FAIR         CARRYING        FAIR
                                     AMOUNT          VALUE          AMOUNT        VALUE
   Assets:
     Loans                        $321,463,838    323,366,000    283,804,584   289,154,000
     Investment in debt and
      equity securities            111,237,041    111,198,463    101,065,676   101,707,649
     Federal funds sold             10,350,000     10,350,000     26,400,000    26,400,000
     Cash and due from
      banks                         22,251,208     22,251,208     19,803,744    19,803,744
     Accrued interest                4,258,341      4,258,341      3,794,092     3,794,092
      receivable

                                  $469,560,428    471,424,012    434,868,096   440,859,485


   Liabilities:
     Deposits:
      Demand                      $ 57,943,197     57,943,197     54,765,805    54,765,805
      NOW                           63,824,354     63,824,354     55,548,918    55,548,918
      Savings                       35,712,336     35,712,336     36,288,729    36,288,729
      Money market                  40,622,589     40,622,589     39,556,011    39,556,011
      Time                         182,917,099    182,917,099    187,362,323   188,841,000

     Securities sold under
      agreements to repurchase      24,894,907     24,894,907     16,990,911    16,990,911

     Interest-bearing demand
      notes to U.S. Treasury         2,747,936      2,747,936        675,941       675,941
     Other borrowed money           26,450,568     22,830,000     17,150,568    17,151,000

     Accrued interest payable        2,127,719      2,127,719      2,166,955     2,166,955

                                  $437,240,705    433,620,137    410,506,161   411,985,270

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

                December 31, 1999, 1998, and 1997

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

          The fair value estimates provided are made at a point in time based on market information and information about the financial instruments. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other

               EXCHANGE NATIONAL BANCSHARES, INC.
                        AND SUBSIDIARIES

           Notes to Consolidated Financial Statements

                December 31, 1999, 1998, and 1997

          factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the fair value estimates.

(17) LITIGATION

          Various legal claims have arisen in the normal course of business, which, in the opinion of management of the Company, will not result in any material liability to the Company.

 MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES
               AND RELATED MATTERS

     While there has been some trading activity in our Company's common stock since April 7, 1993 (the date on which Exchange became a publicly held company), there is no established market for the shares. The following table sets forth the range of high and low bid prices of our Company's common stock by quarter for each quarter in 1999 and 1998 in which the stock was traded. As our common stock is not listed or quoted on an established market, share price information reflects trades known to management. The prices have been restated to give effect to the three-for-two stock dividend distributed October 13, 1999 to shareholders of record on October 7, 1999.

                   1999       High     Low

           Fourth Quarter    $60.00   39.33
           Third Quarter      39.33   39.33
           Second Quarter     39.33   36.67
           First Quarter      36.67   35.00

                   1998       High     Low

           Fourth Quarter    $35.00   35.00
           Third Quarter      35.00   35.00
           Second Quarter     35.00   35.00
           First Quarter      35.00   33.33

     As of March 15, 2000, our Company had issued and outstanding 1,219,025 shares of common stock, which were held of record by approximately 680 persons. The common stock is the only class of equity security which our Company has outstanding and the shares are not listed on any securities exchange.

     The following table sets forth information on dividends paid by our Company in 1999 and 1998. The information has been restated to give effect to the three-for-two stock dividend distributed October 13, 1999 to shareholders of record on October
7, 1999.

                                DIVIDENDS
                                  PAID
                MONTH PAID      PER SHARE

              January, 1999     $  0.33
              April, 1999          0.33
              July, 1999           0.37
              October, 1999        0.37
              December, 1999       0.17
              Total for 1999    $  1.57

              January, 1998     $  0.33
              April, 1998          0.33
              July, 1998           0.33
              October, 1998        0.33
              December, 1998       0.17
              Total for 1998    $  1.49

     Our Board of Directors intends that our Company will continue to pay quarterly dividends at least at the current rate. In addition, our Board of Directors intends, to the extent appropriate, that our Company will continue to pay an additional special dividend. The actual amount of quarterly dividends and the payment, as well as amount, of any special dividend ultimately will depend upon the payment of sufficient dividends by our subsidiary banks to our Company. The payment by our banks of dividends to our Company will depend upon such factors as our banks' financial condition, results of operations and current and anticipated cash needs, including capital requirements.

         DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

                 POSITION WITH OUR  POSITION WITH       PRINCIPAL
NAME             COMPANY            SUBSIDIARY BANKS    OCCUPATION

Donald L.        President,         Chairman of the     Position with
Campbell         Chairman of the    Board and Director  Exchange,
                 Board and          of Exchange         Exchange
                 Director- Class    National Bank and   National Bank
                 III                Director of Union   and Union State
                                    State Bank          Bank

David T. Turner  Vice Chairman and  President and       Position with
                 Director- Class    Director of         Exchange and
                 III                Exchange National   Exchange
                                    Bank                National Bank

Charles G.       Senior Vice        Senior Vice         Position with
Dudenhoeffer,    President and      President, Trust    Exchange and
Jr.              Director-Class I   Officer and         Exchange
                                    Director of         National Bank
                                    Exchange National
                                    Bank

Philip D.        Director-Class I   Director of         Owner/Manager,
Freeman                             Exchange National   Freeman
                                    Bank                Mortuary,
                                                        Jefferson City,
                                                        Missouri

James E. Smith   Vice Chairman and  President,          Position with
                 Director-Class I   Secretary and       Exchange, Union
                                    Director of Union   State Bank and
                                    State Bank and      Osage Valley
                                    President and       Bank
                                    Director of Osage
                                    Valley Bank

David R. Goller  Director-Class II  Director of         Attorney with
                                    Exchange National   the law firm of
                                    Bank                Goller, Gardner
                                                        & Feather, P.C.,
                                                        Jefferson City,
                                                        Missouri

James R. Loyd    Director-Class II  Director of         Retired
                                    Exchange National
                                    Bank

Kevin L. Riley   Director-Class     Director of         Co-owner, Riley
                 III                Exchange National   Chevrolet, Inc.
                                    Bank                and Riley
                                                        Oldsmobile,
                                                        Cadillac, Inc.,
                                                        Jefferson City,
                                                        Missouri

Gus S.           Director-Class II  Chairman of the     Physician
Wetzel, II                          Board and Director
                                    of Union State
                                    Bank

Richard G. Rose  Treasurer          Senior Vice         Position with
                                    President and       Exchange and
                                    Controller of       Exchange
                                    Exchange National   National Bank
                                    Bank

Kathleen L.      Senior Vice                            Position with
Bruegenhemke     President and                          Exchange
                 Secretary

                   ANNUAL REPORT ON FORM 10-K

A copy of our Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2000 annual meeting of shareholders upon written request to Donald L. Campbell, President, Exchange National Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company's reasonable expenses in furnishing such exhibits.