Form 10-K405, Exhibit 13
period 2000-12-31
EXCHANGE NATIONAL BANCSHARES INC
filed 2001-03-22
CIK 893847

                                                                      EXHIBIT 13




                                      2000

                                  ANNUAL REPORT

                                       TO

                                  SHAREHOLDERS





                       EXCHANGE NATIONAL BANCSHARES, INC.

                            JEFFERSON CITY, MISSOURI

                       EXCHANGE NATIONAL BANCSHARES, INC.

                            Jefferson City, Missouri

                                 March 16, 2001

Dear Shareholders:

        The financial services industry is ever changing. Banks are now able to offer insurance and brokerage services to customers and alternative delivery methods (i.e. Internet banking and e-commerce) are becoming increasingly common while traditional funding sources are less plentiful. With so many opportunities and challenges facing the banking industry, it is important shareholders understand that the Board of Directors and management's long-term strategic plan is one of increasing shareholder value through growth without adversely impacting earnings or asset quality.

        The year 2000 was very busy for Exchange National Bancshares. Three acquisitions with an aggregate purchase price of $48.8 million were completed in 2000. Two of the three acquisitions were merged into existing banks. Our Company has plans to merge the third acquisition, Osage Valley Bank, into Citizens Union State Bank of Clinton at a later date. As a direct result of the acquisitions, total assets increased 45.4% to $719,603,000 and net income increased 22.9% to $5,485,000. Earnings per share before amortization of intangible assets increased 5.8% to $2.55 per share.

        Shareholders received dividends totaling $0.85 on a per share split adjusted basis in 2000. This is an increase of $0.06 or 7.6% per share over the amount received in 1999. Split adjusted dividends of $0.19 per share were paid January 1, April 1, July 1 and October 1, 2000. A special dividend of $0.09 per share was paid December 1, 2000.

        Capitalization of your Company expressed in terms of tier one capital to adjusted total assets (leverage ratio) was 7.07% at December 31, 2000 compared to 9.73% at December 31, 1999. Your company's total capital to risk-weighted assets ratio was 11.90% at December 31, 2000 compared to 15.06% at December 31, 1999. The increased leverage results from the three aforementioned acquisitions. Both capital ratios continue to exceed the Federal Reserve Board's definition of "well capitalized".

        With the announced acquisitions now complete, your Board of Directors and management are focused on improving operational efficiencies and reducing debt. We are pleased with our recent growth, yet we realize that growth alone does not ensure profitability.

        The potential for strong community oriented financial organizations such as your company continues to be excellent. In striving to serve you, our shareholders, we thank you for your support and look forward to the opportunities that lie ahead.

                                         Sincerely,


                                         DONALD L. CAMPBELL
                                         Chairman of the Board and President

                       EXCHANGE NATIONAL BANCSHARES, INC.

                             DESCRIPTION OF BUSINESS

        Exchange National Bancshares, Inc. is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Exchange was incorporated under the laws of the State of Missouri on October 23, 1992, and on April 7, 1993 it acquired all of the issued and outstanding capital stock of The Exchange National Bank of Jefferson City, a national banking association, pursuant to a corporate reorganization involving an exchange of shares. On November 3, 1997, our Company acquired Union State Bancshares, Inc., and Union's wholly-owned subsidiary, Citizens Union State Bank. Following the May 4, 2000 acquisition of Calhoun Bancshares, Inc. by Union State Bank, Calhoun Bancshares' wholly-owned subsidiary, Citizens State Bank of Calhoun, merged into Union State Bank. The surviving bank in this merger is called Citizens Union State Bank & Trust. On January 3, 2000, our Company acquired Mid Central Bancorp, Inc., and Mid Central's wholly-owned subsidiary, Osage Valley Bank. Finally, on June 16, 2000, our Company acquired CNS Bancorp, Inc. and its subsidiary, City National Savings Bank, FSB. City National subsequently was merged into Exchange National Bank. In addition to ownership of its subsidiaries, Exchange could seek expansion through acquisition and may engage in those activities (such as investments in banks or operations closely related to banking) in which it is permitted to engage under applicable law. It is not currently anticipated that Exchange will engage in any business other than that directly related to its ownership of its banking subsidiaries or other financial institutions. Except as otherwise provided herein, references herein to "Exchange" or our "Company" include Exchange and its consolidated subsidiaries.

        Exchange National Bank, located in Jefferson City, Missouri, was founded in 1865. Exchange National Bank is the oldest bank in Cole County, and became a national bank in 1927. Exchange National Bank has 7 banking offices, including its principal office at 132 East High Street in Jefferson City's central business district, 3 Jefferson City branch facilities and a branch facility in each of the Missouri communities of Tipton, California and St. Robert.

        Citizens Union State Bank was founded in 1932 as a Missouri bank known as Union State Bank of Clinton. Citizens Union State Bank converted from a Missouri bank to a Missouri trust company on August 16, 1989, changing its name to Union State Bank and Trust of Clinton. Citizens Union State Bank has 8 banking offices, including its principal office at 102 North Second Street in Clinton, Missouri, 4 Clinton branch facilities, and a branch facility in each of the Missouri communities of Collins, Osceola and Calhoun.

        Osage Valley Bank was founded in 1891 as a Missouri state bank. Osage Valley Bank has two banking offices, including its principal office at 200 Main Street in Warsaw, Missouri and a branch facility in Warsaw, Missouri.

        Our subsidiary banks each is a full service bank conducting a general banking business, offering its customers checking and savings accounts, debit cards, certificates of deposit, safety deposit boxes and a wide range of lending services, including credit card accounts, commercial and industrial loans, single payment personal loans, installment loans and commercial and residential real estate loans. In addition, Exchange National Bank and Citizens Union State Bank each provide trust services.

        The deposit accounts of our banks are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by law. Exchange National Bank is a member of the Federal Reserve System, and its operations are supervised and regulated by the Office of the Comptroller of the Currency (the "OCC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the FDIC. The operations of Citizens Union State Bank and Osage Valley Bank are supervised and regulated by the FDIC and the Missouri Division of Finance. A periodic examination of Exchange National Bank is conducted by representatives of the OCC, and periodic examinations of Citizens Union State Bank and Osage Valley Bank are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of shareholders. Exchange, Union and Mid Central Bancorp are subject to supervision by the Federal Reserve Board.

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2000. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.

(DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------------
                                                   2000           1999          1998          1997          1996
                                                  ------         ------        ------        ------        ------
INCOME STATEMENT DATA
Interest income                              $     46,544           32,249       32,180         23,435       20,179
Interest expense                                   25,177           16,225       17,197         11,645        9,784
                                             ------------     ------------ ------------   ------------  -----------
   Net interest income                             21,367           16,024       14,983         11,790       10,395
Provision for loan losses                           1,222              910          702            865          395
                                             ------------     ------------ ------------   ------------  -----------
   Net interest income
     after provision for
     loan losses                                   20,145           15,114       14,281         10,925       10,000
                                             ------------     ------------ ------------   ------------  -----------
Security gains (losses), net                          (28)              --            6            (7)           --
Other noninterest income                            3,618            2,948        2,698          2,045        1,890
                                             ------------     ------------ ------------   ------------  -----------
   Total noninterest income                         3,590            2,948        2,704          2,038        1,890
Noninterest expense                                15,658           11,527       10,515          7,265        6,185
                                             ------------     ------------ ------------   ------------  -----------
Income before income taxes                          8,077            6,535        6,470          5,698        5,705
Income taxes                                        2,592            2,071        2,117          1,842        1,862
                                             ------------     ------------ ------------   ------------  -----------
Net income                                   $      5,485           4,464         4,353          3,856        3,843
                                             ============     ===========  ============   ============  ===========

DIVIDENDS
Declared on common stock                     $      2,260            1,732        1,609          1,566        1,365
Paid on common stock                                2,115            1,695        1,609          1,523        1,322
Ratio of total dividends
   declared to net income                           41.20%           38.80%       36.96          40.61        35.52

PER SHARE DATA
Basic and diluted earnings
   per common share                          $       2.05             2.06         2.02           1.79         1.78
Basic weighted average shares of
   common stock outstanding                     2,669,370        2,162,414    2,155,446      2,155,446    2,155,446

                                                                     YEAR ENDED DECEMBER 31,
                                                                     -----------------------
                                                   2000          1999          1998          1997          1996
                                                   -----         -----         -----         -----         ----
BALANCE SHEET DATA
  (AT PERIOD END)
Investment securities                         $    155,917        111,237       101,066       116,157        80,623
Loans                                              468,471        326,229       288,218       278,700       173,309
Total assets                                       719,603        494,946       458,703       450,692       284,079
Total deposits                                     576,263        381,020       373,522       360,387       228,024
Securities sold under
   agreements to repurchase
   and other short term
   borrowed funds                                   16,942         27,643        17,667        25,157        13,338
Other borrowed money                                42,378         26,451        17,151        17,604            --
Total stockholders' equity                          73,584         55,948        46,113        43,108        40,681

EARNINGS RATIOS
Return on average
   total assets                                       0.85%          0.95%         0.96          1.22          1.39
Return on average
   stockholders' equity                               8.49           9.41          9.73          9.15          9.76

ASSET QUALITY RATIOS
Allowance for loan losses
   to loans                                           1.48           1.46          1.53          1.40          1.33
Nonperforming loans
   to loans (1)                                       1.73           0.52          0.28          0.40          0.63
Allowance for loan losses
   to nonperforming loans (1)                        85.87         281.45        544.81        350.40        211.26
Nonperforming assets to loans
   and foreclosed assets (2)                          1.76           0.55          0.34          0.54          0.70
Net loan charge-offs to
   average loans                                      0.05           0.18          0.07          0.29          0.16

CAPITAL RATIOS
Average stockholders' equity to
   total assets                                       9.99          10.07          9.83         13.29         14.28
Total risk-based
   capital ratio                                     11.90          15.06         12.94         12.25         23.14
Leverage ratio                                        7.07           9.73          7.87          8.14         14.45

--------
(1) Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more and still accruing.

(2) Nonperforming assets consist of nonperforming loans plus foreclosed assets.

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

We have described under the caption "Factors That May Affect Future Results of Operations, Financial Condition or Business" in our Annual Report on Form 10-K for the year ended December 31, 2000, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        Our Company was organized on October 23, 1992, and on April 7, 1993, it acquired The Exchange National Bank of Jefferson City. The acquisition of Exchange National Bank represented a combination of entities under common control and, accordingly, was accounted for in a manner similar to a pooling of interests. On November 3, 1997, our Company acquired Union State Bancshares, Inc. and its wholly-owned subsidiary, Union State Bank and Trust of Clinton. The acquisition of Union was accounted for as a purchase transaction. Following the May 4, 2000 acquisition of Calhoun Bancshares, Inc. by Union State Bank., Calhoun Bancshares' wholly-owned subsidiary, Citizens State Bank of Calhoun, merged into Union State Bank. The surviving bank in this merger is called Citizens Union State Bank & Trust. On January 3, 2000, our Company acquired Mid Central Bancorp, Inc., and Mid Central's wholly-owned subsidiary, Osage Valley Bank of Warsaw. This acquisition also was accounted for as a purchase transaction. Finally, on June 16, 2000, our Company acquired CNS Bancorp, Inc. and its subsidiary, City National Savings Bank, FSB. City National subsequently was merged into Exchange National Bank. This acquisition also was accounted for as a purchase transaction.

        Through the respective branch network, Exchange National Bank, Citizens Union State Bank and Osage Valley Bank provide similar products and services in three defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, installment, and other consumer loans. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City, Clinton and Warsaw, Missouri. The products and services are offered to customers primarily within their respective geographical areas. The business segment results which follow are consistent with our Company's internal reporting system which is consistent, in all material respects, with generally accepted accounting principles and practices prevalent in the banking industry.

        Our Company's consolidated net income for 2000 increased $1,020,000 or 22.9% over 1999 and followed a $112,000 or 2.6% increase for 1999 compared to 1998. Basic and diluted earnings per common share increased from $2.02 for 1998, to $2.06 for 1999 and decreased to $2.05 for 2000. Return on average total assets decreased from 0.96% for 1998, to 0.95% for 1999 and 0.85% for 2000. Return on average total stockholders' equity decreased from 9.73% for 1998 to 9.41% for 1999 and to 8.49% for 2000.

        Average investment securities and federal funds sold increased $35,265,000 or 27.8% to $162,368,000 for 2000 compared to $127,103,000 for 1999 and followed a $11,414,000 or 8.2% decrease for 1999 compared to 1998. The 2000 increase is due to the acquisitions completed. The 1999 decrease in investment securities is primarily due to the increase in funds allocated to loan growth.

        Average loans outstanding increased $120,061,000 or 39.6% to $423,553,000 for 2000 compared to $303,492,000 for 1999 and followed a
$23,813,000 or 8.5% increase for 1999 compared to 1998. Average commercial loans outstanding increased $31,071,000 or 29.7% for 2000 compared to 1999 and followed a $10,279,000 or 10.9% increase for 1999 compared to 1998. Average real estate loans outstanding increased $79,279,000 or 52.7% for 2000 compared to 1999 and followed a $10,188,000 or 7.3% increase for 1999 compared to 1998. Average consumer loans outstanding increased $9,711,000 or 20.2% for 2000 compared to 1999 and followed a $3,346,000 or 7.5% increase for 1999 compared to 1998.

        Approximately $84,000,000 of the increase in average loans outstanding is attributed to the three acquisitions made during the year. The increases in loans not attributed to the acquisitions reflect several factors. These factors include the benefits of growing local economies, relatively stable interest rates and low unemployment rates which continue to fuel increased loan demand.

        Average total time deposits increased $130,075,000 or 40.3% to $453,189,000 for 2000 compared to $323,114,000 for 1999 and followed a
$7,543,000 or 2.4% increase for 1999 compared to 1998. Approximately $106,000,000 of the increase in average time deposits is attributed to the acquisitions. Of the remaining increase, approximately $9,500,000 represents an increase in public time deposits at Exchange National Bank. Citizens Union State Bank experienced an increase of approximately $13,000,000 in average time deposits due to an aggressive marketing campaign.

        Average securities sold under agreements to repurchase decreased $1,710,000 or 7.8% to $20,162,000 for 2000 compared to $21,872,000 for 1999 and followed a $3,882,000 or 15.1% decrease for 1999 compared to 1998. Those variances reflected competition for institutional funds awarded based upon competitive bids.

        Average interest-bearing demand notes to U.S. Treasury decreased $104,000 or 10.5% to $884,000 for 2000 compared to $988,000 for 1999 and followed a $151,000 or 18.0% increase for 1999 compared to 1998. Balances in this account are governed by the U.S. Treasury's funding requirements.

        Average other borrowed money increased $18,611,000 or 80.9% to $41,607,000 for 2000 compared to $22,996,000 for 1999 and followed a $5,125,000 or 28.7% increase for 1999 compared to 1998. The 1999 increase reflects increased FHLB advances at Exchange National Bank. The 2000 increase reflects increased FHLB advances at Exchange National Bank and additional Company borrowing that funded the purchases of Mid Central Bancorp, Inc. and Calhoun Bancshares, Inc.

        The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                               2000             1999            1998
                                                              ------           -------         -------
Interest income                                         $     46,544             32,249          32,180
Fully taxable equivalent (FTE) adjustment                        821                580             576
                                                        ------------       ------------    ------------

Interest income (FTE basis)                                   47,365             32,829          32,756
Interest expense                                              25,177             16,225          17,197
                                                        ------------       ------------    ------------

Net interest income (FTE basis)                               22,188             16,604          15,559
Provision for loan losses                                      1,222                910             702
                                                        ------------       ------------    ------------

Net interest income after provision
   for loan losses (FTE basis)                                20,966             15,694          14,857
Noninterest income                                             3,590              2,948           2,704
Noninterest expense                                           15,658             11,527          10,515
                                                        ------------       ------------    ------------

Income before income taxes
   (FTE basis)                                                 8,898              7,115           7,046
                                                        ------------       ------------    ------------

Income taxes                                                   2,592              2,071           2,117
FTE adjustment                                                   821                580             576
                                                        ------------       ------------    ------------

Income taxes (FTE basis)                                       3,413              2,651           2,693
                                                        ------------       ------------    ------------

Net income                                              $      5,485              4,464           4,353
                                                        ============       ============    ============

Average total earning assets                            $    588,516            430,805         418,437
                                                        ============       ============    ============

Net interest margin                                             3.77%              3.85            3.72
                                                        ============       ============    ============

        Our Company's primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest bearing liabilities. Net interest income on a fully taxable equivalent basis increased $5,584,000 or 33.6% to $22,188,000 for 2000 compared to $16,604,000 for 1999, and followed a $1,045,000 or 6.7% increase for 1999 compared to 1998. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) increased from 3.72% for 1998 to 3.85% for 1999, and decreased to 3.77% for 2000.

        The provision for loan losses increased $312,000 or 34.3% to $1,222,000 for 2000 compared to $910,000 for 1999 and followed a $208,000 or 29.63% increase for 1999 compared to 1998. The increase in the provision in 2000 was due to additional loan growth and the increase in nonperforming loans and for 1999 was due to a combination of loan growth and an increase in net loans charged off. The allowance for loan losses totaled $6,940,000 or 1.48% of loans outstanding at December 31, 2000 compared to $4,765,000 or 1.46% of loans outstanding at December 31, 1999 and $4,413,000 or 1.53% of loans outstanding at December 31, 1998. The allowance for loan losses expressed as a percentage of nonperforming loans was 544.81% at December 31, 1998, 281.45% at December 31, 1999 and 85.87% at December 31, 2000.

RESULTS OF OPERATIONS

        YEARS ENDED DECEMBER 31, 2000 AND 1999

        Our Company's net income increased by $1,020,000 or 22.9% to $5,485,000 for the year ended December 31, 2000 compared to $4,464,000 for 1999. Net interest income on a fully taxable equivalent basis increased to $22,187,000 or 3.77% of average earning assets for 2000 compared to $16,604,000 or 3.85% of average earning assets for 1999. The provision for loan losses for 2000 was $1,222,000 compared to $910,000 for 1999. Net loans charged off for 2000 were $197,000 compared to $558,000 for 1999.

        Noninterest income and noninterest expense for the years ended December 31, 2000 and 1999 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                            YEAR ENDED
                                                           DECEMBER 31,            INCREASE      (DECREASE)
                                                   ---------------------------   ---------------------------
                                                        2000           1999         AMOUNT           %
                                                   ------------   ------------   ------------   ------------
NONINTEREST INCOME
Service charges on deposit accounts                $      1,569          1,164            405           34.8%
Trust department income                                     560            418            142           34.0
Brokerage income                                             89             58             31           53.5
Mortgage loan servicing fees                                536            458             78           17.0
Gain on sales of mortgage loans                             402            461            (59)         (12.8)
Gain (loss) on sales and calls of debt securities           (28)            --            (28)        (100.0)
Credit card fees                                            145            133             12            9.0
Other                                                       318            256             62           24.2

                                                   ------------   ------------   ------------   ------------
                                                   $      3,591          2,948            643           21.8%
                                                   ============   ============   ============   ============
NONINTEREST EXPENSE
Salaries and employee benefits                     $      7,429          5,817          1,612           27.7%
Occupancy expense, net                                      981            748            233           31.2
Furniture and equipment expense                           1,563          1,157            406           35.1
FDIC insurance assessment                                   127             68             59           86.8
Advertising and promotion                                   336            326             10            3.1
Postage, printing, and supplies                             737            555            182           32.8
Legal, examination, and professional fees                   583            383            200           52.2
Credit card expenses                                        101             91             10           11.0
Credit investigation and loan collection                    236            198             38           19.2
Amortization of intangible assets                         1,319            748            571           76.3
Other                                                     2,246          1,436            810           56.4
                                                   ------------   ------------   ------------   ------------

                                                   $     15,658         11,527          4,131           35.8%
                                                   ============   ============   ============   ============

        Noninterest income increased $643,000 or 21.8% to $3,591,000 for 2000 compared to $2,948,000 for 1999. Approximately $204,000 of the increase in noninterest income reflected the inclusion of the acquired companies' results of operations since the dates of acquisitions. The remainder of the increase primarily reflected an increase in trust department income of $142,000. This increase was the result of instituting new trust fee schedules as well as the collection of several large trust distribution fees. The $31,000 increase in brokerage income reflects high sales volumes in 2000 compared to 1999. Mortgage servicing income increased $78,000 and reflected average loans serviced of $132,861,000 during 2000 compared to $113,387,000 during 1999. The $62,000 increase in other noninterest income reflected gains recognized by Exchange National Bank on the purchase of tax credits. The decrease in gains on sales of mortgage loans reflected lower levels of loans sold in 2000. The Company sold $16,192,000 of loans in 2000 compared to $29,038,000 in 1999. The Company also had a loss of approximately $28,000 on the sale of a security in 2000.

        Noninterest expense increased $4,131,000 or 35.8% to $15,658,000 for 2000 compared to $11,527,000 for 1999. Approximately $2,758,000 of the increase reflected the inclusion of the acquired companies' results of operations since the dates of acquisitions. Excluding increases attributable to the acquisitions, salaries increased approximately $400,000, occupancy expense increased $82,000, furniture and equipment expense increased $279,000, postage, printing and supplies increased $92,000, legal, examination and professional fees increased $97,000, and other noninterest expense increased $371,000. The increase in salaries and benefits reflects normal salary insurance benefit increases as well as additional hires. The increase in occupancy and furniture and equipment expense is primarily related to a major renovation project at Exchange National Bank in 1999 and to an upgrade of core data processing equipment at Citizens Union State Bank in December, 1999. As a result, depreciation expense is higher in 2000 compared to 1999. Postage, printing and supplies reflects costs associated with various shareholder mailings related to the acquisitions and other shareholder matters. The increase in legal, examination and professional fees reflects expenses the Company incurred related to the development of a stock incentive plan, shareholders' rights plan and other corporate and shareholder matters. The increase in other noninterest expense is spread across various expense categories including but not limited to travel, training, consulting fees and insurance expense.

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

        Noninterest income and noninterest expense for the years ended December 31, 1999 and 1998 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                            YEAR ENDED
                                                           DECEMBER 31,            INCREASE      (DECREASE)
                                                   ---------------------------   ---------------------------
                                                        1999           1998         AMOUNT           %
                                                   ------------   ------------   ------------   ------------
NONINTEREST INCOME
Service charges on deposit accounts                $      1,164          1,079             85            7.9%
Trust department income                                     418            498           (80)         (16.1)
Brokerage income                                             58             --             58          100.0
Mortgage loan servicing fees                                458            421             37            8.8
Gain on sales of mortgage loans                             461            316            145           45.9
Gain (loss) on sales and calls of debt securities            --              6            (6)        (100.0)
Credit card fees                                            133            112             21           18.8
Other                                                       256            272           (16)          (5.9)

                                                   ------------   ------------   ------------   ------------
                                                   $      2,948          2,704            244            9.0%
                                                   ============   ============   ============   ============
NONINTEREST EXPENSE
Salaries and employee benefits                     $      5,817          5,376            441            8.2%
Occupancy expense, net                                      748            532            216           40.6
Furniture and equipment expense                           1,157            910            247           27.1
FDIC insurance assessment                                    68             69            (1)          (1.5)
Advertising and promotion                                   326            364           (38)         (10.4)
Postage, printing, and supplies                             555            568           (13)          (2.3)
Legal, examination, and professional fees                   383            307             76           24.8
Credit card expenses                                         91             74             17           23.0
Credit investigation and loan collection                    198            185             13            7.0
Amortization of intangible assets                           748            794           (46)          (5.8)
Other                                                     1,436          1,336            100            7.5
                                                   ------------   ------------   ------------   ------------

                                                   $     11,527         10,515          1,012            9.6%
                                                   ============   ============   ============   ============

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

        Noninterest expense increased $1,012,000 or 9.6% to $11,527,000 for 1999 compared to $10,515,000 for 1998. The increase primarily reflected increases in the following categories: salaries and employee benefits - $441,000; occupancy expense - $216,000; furniture and equipment expense - $247,000; and legal, examination and professional fees - $76,000; and other - $100,000. Of the $441,000 increase in salaries and benefits, $358,000 represents increased salary expense as a result of normal salary increases plus additional staffing and $61,000 represents higher insurance benefits expense. The $216,000 increase in occupancy expense and the $247,000 increase in furniture and equipment expense are primarily related to a renovation project at Exchange National Bank's main banking facility and rental expense for a new facility at Citizens Union State Bank. The $76,000 increase in legal, examination and professional fees reflects costs associated with our Company's stock split during the fourth quarter of the year. The $100,000 increase in other noninterest expense represents consulting fees incurred for strategic tax planning.

NET INTEREST INCOME

        Fully taxable equivalent net interest income increased $5,584,000 or 33.6% to $22,188,000 for 2000 compared to $16,604,000 for 1999, and followed a
$1,045,000 or 6.7% increase from 1999 compared to 1998. The increase in net interest income in 2000 was the result of increased earning assets, and for 1999 was the result of both increased earning assets and a higher net interest margin.

        The following table presents average balance sheets, net interest income, average yields of earning assets, and average costs of interest bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 2000.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                             -----------------------------------------------------------------------------------------------------
                                        2000                               1999                               1998
                             -----------------------------------------------------------------------------------------------------
                                          INTEREST     RATE                  INTEREST       RATE                 INTEREST     RATE
                              AVERAGE     INCOME/     EARNED/    AVERAGE      INCOME/     EARNED/    AVERAGE     INCOME/     EARNED/
                              BALANCE    EXPENSE(1)   PAID(1)    BALANCE    EXPENSE(1)    PAID(1)    BALANCE    EXPENSE(1)   PAID(1)
                              -------    ----------   -------    -------    ----------    -------    -------    ----------   -------
ASSETS
Loans: (2)
  Commercial                 $135,791     $12,077      8.89%    $104,720      $ 8,833      8.43%    $ 94,441     $ 8,326       8.82%
  Real estate                 229,864      19,291      8.39      150,585       12,343      8.20      140,397      11,977       8.53
  Consumer                     57,898       5,079      8.77       48,187        4,145      8.60       44,841       3,970       8.85
Investment in debt and
  equity securities:(3)
U.S. Treasury and U.S.
  Government agencies         109,150       7,116      6.52       76,030        4,369      5.75       82,365       4,967       6.03
  State and municipal          39,072       2,740      7.01       27,267        1,930      7.08       27,480       1,971       7.17
  Other                         3,908         263      6.73        2,850          178      6.25        1,506          99       6.57
Federal funds sold             10,238         640      6.25       20,956        1,023      4.88       27,166       1,433       5.28
Interest bearing
  deposits in other
  financial institutions        2,595         159      6.13          211            8      3.79          241          13       5.81
                             --------    ----------             --------    ----------              --------    ----------
  Total interest
  earning assets              588,516      47,365      8.05      430,806       32,829      7.62      418,437      32,756       7.83
All other assets               64,236                             45,005                              41,048
Allowance for loan
  Losses                      (6,098)                            (4,700)                              (4,178)
                             --------                           --------                            --------
  Total assets               $646,654                           $471,111                            $455,307
                             ========                           ========                            ========

               Continued on next page

                                                       YEAR ENDED DECEMBER 31,
                      -------------------------------------------------------------------------------------------
                                 2000                            1999                           1998
                      ----------------------------     --------------------------      --------------------------
                                INTEREST    RATE                INTEREST    RATE                INTEREST     RATE
                      AVERAGE    INCOME/   EARNED/     AVERAGE   INCOME/   EARNED/     AVERAGE   INCOME/   EARNED/
                      BALANCE   EXPENSE(1) PAID(1)     BALANCE  EXPENSE(1) PAID(1)     BALANCE  EXPENSE(1) PAID(1)
                      -------   ---------- -------     -------  ---------- -------     -------  ---------- -------
LIABILITIES AND
STOCKHOLDERS' EQUITY
NOW accounts           $83,594    $ 2,399    2.87%     $58,931    $ 1,423    2.41%     $54,557  $  1,357     2.49%
Savings                 43,606      1,221    2.80       36,428      1,061    2.91       35,109     1,243     3.54
Money market            53,556      2,146    4.01       42,638      1,611    3.78       39,131     1,527     3.90
Time deposits of
$100,000 and over       40,282      2,363    5.87       25,342      1,275    5.03       27,366     1,496     5.47
Other time deposits    232,151     13,116    5.65      159,775      8,164    5.11      159,408     8,890     5.58
                       -------     ------              -------      -----              -------  --------
 Total time deposits   453,189     21,245    4.69      323,114     13,534    4.19      315,571    14,513     4.60
Federal funds
  purchased  and
  securities sold
  under agreements to
  repurchase            20,162      1,162    5.76       21,872      1,179    5.39       25,754     1,433     5.56
Interest-bearing
 demand notes
 to U.S. Treasury          884         58    6.56          988         44    4.45          837        47     5.62
Other borrowed money    41,607      2,712    6.52       22,996      1,468    6.38       17,871     1,204     6.74
                        ------      -----               ------      -----              -------  --------
 Total interest-
 bearing liabilities   515,842     25,177    4.88      368,970     16,225    4.40      360,033    17,197     4.78
Demand deposits         60,208                          50,908                          46,186

Other liabilities        5,978                           3,794                           4,353
                         -----                           -----                         -------
 Total liabilities     582,028                         423,672                         410,572

Stockholders' equity    64,626                          47,439                          44,735
                        ------                          ------                         -------
 Total liabilities
 and stockholders'
 equity               $646,654                         $471,111                       $455,307
                      ========                         ========                       ========
Net interest income              $ 22,188                         $16,604                       $ 15,559
                                 ========                         =======                       ========
Net interest margin                          3.77%                           3.85%                           3.72%
                                           ======                          ======                         =======

----------

(1) Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $821,000, $580,000 and $576,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

(2)     Nonaccruing loans are included in the average amounts outstanding.

(3)     Average balances based on amortized cost.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                                          YEAR ENDED                            YEAR ENDED
                                       DECEMBER 31, 2000                    DECEMBER 31, 1999
                                          COMPARED TO                          COMPARED TO
                                       DECEMBER 31, 1999                    DECEMBER 31, 1998
                                 -------------------------------     -------------------------------
                                  TOTAL         CHANGE DUE TO         TOTAL         CHANGE DUE TO
                                 -------      -----------------       ------       -----------------
                                 CHANGE       VOLUME       RATE       CHANGE       VOLUME       RATE
                                 ------       ------       ----       ------       ------       ----
INTEREST INCOME ON A FULLY
  TAXABLE EQUIVALENT
BASIS:
Loans: (1)
 Commercial                  $   3,244        2,740        504      $   507          887        (380)
 Real estate (2)                 6,948        6,646        302          366          847        (481)
 Consumer                          934          850         84          175          290        (115)
Investment in debt and
 equity securities:
 U.S. Treasury and U.S.
 Government agencies             2,747        2,099        648         (598)        (371)       (227)
 State and municipal(2)            810          828        (18)         (41)         (15)        (26)
 Other                              85           70         15           79           84          (5)
Federal funds sold                (383)        (618)       235         (410)        (310)       (100)
Interest bearing deposits
 in other financial
 institutions                      151          143          8           (5)          (2)         (3)
                             ----------   ----------    ------    ----------   ----------      ------
Total interest income           14,536       12,758      1,778           73        1,410      (1,337)

Continued on next page

                                      YEAR ENDED                            YEAR ENDED
                                   DECEMBER 31, 2000                    DECEMBER 31, 1999
                                      COMPARED TO                          COMPARED TO
                                   DECEMBER 31, 1999                    DECEMBER 31, 1998
                            ----------------------------------    --------------------------------
                             TOTAL          CHANGE DUE TO          TOTAL         CHANGE DUE TO
                             -----        -----------------        -----       -----------------
                            CHANGE        VOLUME       RATE       CHANGE       VOLUME       RATE
                            ------        ------       ----       ------       ------       ----
INTEREST EXPENSE:
NOW accounts                    976            673      303           66          107        (41)
Savings                         160            202      (42)        (182)          46       (228)
Money market                    535            432      103           84          134        (50)
Time deposits of
 $100,000 and over            1,088            849      239         (221)        (107)      (114)
Other time
 Deposits                     4,952          4,014      938         (726)          20       (746)
Federal funds purchased
 and securities sold
 under agreements
 to repurchase                 (17)            (96)      79         (254)        (210)       (44)
Interest-bearing
 demand notes to
 U.S. Treasury                   14             (5)      19           (3)           7        (10)
Other borrowed money          1,244          1,212       32          264          330        (66)
                            -------        -------    -----       -------      ------     -------
Total interest
   Expense                    8,952          7,281    1,671         (972)         327     (1,299)
                            -------        -------    -----       -------      ------     -------
NET INTEREST
 INCOME ON A
 FULLY TAXABLE
 EQUIVALENT BASIS           $ 5,584          5,477      107       $1,045        1,083        (38)
                            =======        =======    =====       =======      ======     =======

----------
(1)     Nonaccruing loans are included in the average amounts outstanding.

(2) Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $821,000, $580,000 and $576,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

LENDING AND CREDIT MANAGEMENT

        Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 64.2% of total assets as of December 31, 2000. Total loans increased steadily from December 31, 1996 through December 31, 2000 due to stable local economies and reasonable interest rates. Growth in volume of installment loans to individuals historically has depended upon the purchase of non-recourse contracts from automobile dealers.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                DECEMBER 31,
                   ----------------------------------------------------------------------------------------------------
                           2000                  1999                1998               1997                1996
                     AMOUNT         %    AMOUNT         %     AMOUNT       %     AMOUNT        %      AMOUNT        %
                     ------         -    ------         -     ------       -     ------        -      ------        -
Commercial,financial
  and agricultural  $151,330      32.3%  $114,469     35.1%  $ 98,298     34.1%  $ 90,543     32.5%  $ 40,208     23.2%
Real estate --
  Construction        20,500       4.4     24,891      7.6     19,414      6.7     33,947     12.2     22,737     13.1
Real estate --
  Mortgage           238,157      50.8    135,677     41.6    123,534     42.8    110,012     39.5     76,071     43.9
Installment loans
  to individuals      58,484      12.5     51,192     15.7     46,972     16.3     44,198     15.8     34,293     19.8
                    --------             --------             -------            --------            --------
Total loans         $468,471     100.0%  $326,229    100.0%  $288,218    100.0%  $278,700    100.0%  $173,309    100.0%
                    ========             ========            ========            ========            ========


        Loans at December 31, 2000 mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                        OVER ONE YEAR
                                         THROUGH FIVE
                                            YEARS                 OVER FIVE YEARS
                                    -----------------------    -----------------------
                          ONE YEAR      FIXED      FLOATING       FIXED      FLOATING
                           OR LESS       RATE        RATE          RATE        RATE       TOTAL
                           -------       ----        ----          ----        ----       -----
Commercial, financial,
   and agricultural       $104,214    $ 41,588     $ 1,761        $ 3,767      $   --    $151,330
Real estate --
construction                20,460          --          --             --          40      20,500
Real estate  --
mortgage                    95,525      77,660      27,319         33,924       3,729     238,157

Installment loans to
individuals                 19,501      38,616          --            367          --      58,484
                          --------      ------     -------        -------     -------    --------
   Total loans            $239,700    $157,864     $29,080        $38,058     $ 3,769    $468,471
                          ========    ========     =======        =======     =======    ========


        Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 2000 our Company was servicing approximately $151,765,000 of loans sold to the secondary market.

        Mortgage loans retained in our Company's portfolio generally include provisions for rate adjustments at one to three year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.

        The provision was increased in 1996 and 1997 due to a combination of loan growth and increases in net loans charged off. The decrease in the provision in 1998 was primarily due to the decrease in net loans charged off. The increase in the provision in 1999 was due to a combination of loan growth and an increase in net loans charged off and the increase in 2000 was due to a combination of loan growth and an increase in nonperforming loans.

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

        The following table summarizes loan loss experience for the periods indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                               YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------------------
                                                2000        1999        1998         1997        1996
                                                ----        ----        ----         ----        ----
Analysis of allowance for loan losses:
Balance beginning of period                    $4,765       4,413       3,914       2,307        2,179
Allowance for loan losses of
  acquired companies
  at date of acquisitions                       1,150          --          --       1,315           --
Charge-offs:
  Commercial, financial, and
  agricultural                                    273         410          90         120           37
  Real estate -- construction                      --          --          --         230           --
  Real estate -- mortgage                          10          36          32          17           --
  Installment loans to individuals                436         288         325         373          355
                                             --------    --------    --------     -------     --------
                                                  719         734         447         740          392
Recoveries:
  Commercial, financial, and
  agricultural                                    409          57         111          11            5
  Real estate -- construction                      --          --          --          --           --
  Real estate -- mortgage                          --           3          --          14           --
  Installment loans to individuals                113         116         133         142          120
                                             --------    --------    --------     -------     --------
                                                  522         176         244         167          125
                                             --------    --------    --------     -------     --------
Net charge-offs                                   197         558         203         573          267
                                             --------    --------    --------     -------     --------
Provision for loan losses                       1,222         910         702         865          395
                                             --------    --------    --------     -------     --------
Balance at end of period                     $  6,940       4,765       4,413       3,914        2,307
                                             ========    ========    ========     =======     ========
Loans outstanding:
  Average                                    $423,553     303,492     279,679     200,175      165,270
  End of period                               468,471     326,229     288,218     278,700      173,309
Allowance for loan
  losses to loans outstanding:
    Average                                      1.64%       1.57        1.58        1.96         1.40
    End of period                                1.48        1.46        1.53        1.40         1.33
Net charge-offs to average

  loans outstanding                              0.05        0.18        0.07        0.29         0.16



                                                        YEAR ENDED DECEMBER 31,
                                      ------------------------------------------------------------
                                         2000        1999        1998         1997        1996
                                         ----        ----        ----         ----        ----
Allocation of allowance for
  loan losses at end of period:
   Commercial, financial, and
    Agricultural                      $    2,838       1,214         935          877         827
   Real estate -- construction               530         479         496          554         253
   Real estate -- mortgage                 1,552       1,202       1,265        1,063         401
   Installment loans to individuals          900         392         413          419         423
   Unallocated                             1,120       1,478       1,304        1,001         403
                                      ----------  ----------   ---------   ----------  ----------
     Total                            $    6,940       4,765       4,413        3,914       2,307
                                      ==========  ==========   =========   ==========  ==========
Percent of categories to total
loans:
  Commercial, financial, and
  agricultural                              32.3%       35.1        34.1         32.5        23.2
  Real estate -- construction                4.4         7.6         6.7         12.2        13.1
  Real estate -- mortgage                   50.8        41.6        42.9         39.5        43.9
  Installment loans to individuals          12.5        15.7        16.3         15.8        19.8
                                      ----------  ----------   ---------   ----------  ----------
     Total                                 100.0       100.0       100.0        100.0       100.0
                                      ==========  ==========   =========   ==========  ==========

        Non performing loans, defined as loans on nonaccrual status, loans 90 days or more past due, and restructured loans totaled $8,082,000 or 1.73% of total loans at December 31, 2000 compared to $1,693,000 or 0.52% of total loans at December 31, 1999. The following table summarizes our Company's nonperforming assets at the dates indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                             DECEMBER 31,
                                            -------------------------------------------------------------------------
                                                 2000            1999           1998            1997            1996
                                                 ----            ----           ----            ----            ----
Nonaccrual loans:
  Commercial, financial,
      and agricultural                      $    2,648             841             102             111              42
  Real estate -- construction                    1,006             134             274             385             327
  Real estate -- mortgage                        3,584             507             272             274             268
  Installment loans to individuals                 453              57              59              57              61
                                            ----------        --------        --------        --------        --------
    Total nonaccrual loans                       7,691           1,539             707             827             698
                                            ----------        --------        --------        --------        --------

Loans contractually past-due 90 days
  or more and still accruing:
  Commercial, financial, and
  agricultural                                      --              --              --              48              59
  Real estate -- construction                       --              --              --              --             122
  Real estate -- mortgage                          237              --              --             112             186
  Installment loans to individuals                 154              22              18              30              27
                                            ----------        --------        --------        --------        --------
    Total loans contractually
    past-due 90 days or more and still
    accruing                                       391              22              18             190             394

Restructured loans                                  --             132              85             100              --
                                            ----------        --------        --------        --------        --------
    Total nonperforming loans                    8,082           1,693             810           1,117           1,092
Other real estate                                   36              --              85             295              22
Repossessions                                      143              91              93             101             106
                                            ----------        --------        --------        --------        --------
    Total nonperforming assets              $    8,261           1,784             988           1,513           1,220
                                            ==========        ========        ========        ========        ========
Loans                                       $  468,471         326,229         288.218         278,700         173,309
Allowance for loan losses to
  loans                                           1.48%           1.46            1.53            1.40            1.33
Nonperforming loans to loans                      1.73            0.52            0.28            0.40            0.63
Allowance for loan losses to
  nonperforming loans                            85.87          281.45          544.81          350.40          211.26
Nonperforming assets to loans and
  foreclosed assets                               1.76            0.55            0.34            0.54            0.70


        It is our Company's policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $727,000, $150,000 and $53,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Approximately $403,000, $80,000 and $8,000 was actually recorded as interest income on such loans for the year ended December 31, 2000, 1999 and 1998, respectively. The increase in nonaccrual loans at December 31, 2000 is primarily attributable to three large credits at Exchange National Bank and one at Citizens Union State Bank.

        A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. In addition to nonaccrual loans at

December 31, 2000 included in the table above, which were considered impaired, management has identified additional loans totaling approximately $5,979,000 which are not included in the nonaccrual table above but are considered by management to be impaired. The $5,979,000 of loans identified by management as being impaired reflected various commercial, commercial real estate, real estate, and consumer loans ranging in size from approximately $3,000 to approximately $3,125,000.

        Impairment reserves for our Company's impaired loans were determined based on the fair value of the collateral securing those loans, or in the case of loans guaranteed by the Small Business Administration, the amount of that guarantee. At December 31, 2000 $1,598,000 of our Company's allowance for loan losses related to impaired loans totaling approximately $13,670,000.

        As of December 31, 2000 and 1999 approximately $845,000 and $315,000, respectively, of loans not included in the nonaccrual table above or identified by management as being "impaired" were classified by management as having potential credit problems which raised doubts as to the ability of the borrower to comply with present loan repayment terms. In addition to the classified list, our Company also maintains an internal loan watch list of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower's ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on our Company's watch list, its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.

        The allowance for loan losses is available to absorb loan losses regardless of the category of loan to be charged off. However, as a part of management's evaluation of the adequacy of the allowance for loan losses, an allocation of the allowance by loan category is made. At December 31, 2000, management allocated $5,820,000 of the $6,940,000 total allowance for loan losses to specific loan categories and $1,120,000 was unallocated. Considering the size of several of our Company's lending relationships and the loan portfolio in total, management believes that the December 31, 2000 allowance for loan losses is adequate.

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

        The following table sets forth the amount of our Company's outstanding loan and similar commitments, by type, as of the end of each of the last two fiscal years:

                                                        DECEMBER 31,
                                               --------------------------------
                 TYPE OF COMMITMENT                 2000            1999
                 -------------------                ----            ----
        Commercial Loans                       $  28,447,970   $  23,886,157
        Real Estate Loans                         21,241,798      18,791,042
        MasterCard/Visa Credit Lines               9,609,286      10,092,286
        Other                                      7,154,633       9,209,987
                                               -------------   -------------
        Total Commitments (1)                  $  66,453,687   $  61,979,472
                                               =============   =============

------------------
(1) Of the commitments shown as outstanding at December 31, 2000, management considers approximately $64,037,000 to be "firm," and estimates that approximately $44,869,000 will be exercised in 2001.

        Of the commitments shown in the foregoing table approximately $35,692,000 represents fixed-rate loan commitments. The remaining commitments provide that the interest rates to be charged on amounts borrowed thereunder will be determined by market conditions at the time of borrowing.

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

        At December 31, 2000 debt securities classified as held-to-maturity represented 3.1% of total consolidated assets and debt and equity securities classified as available-for-sale represented 18.6% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

        The following table presents the composition of the investment portfolio by major category.

        (DOLLARS EXPRESSED IN THOUSANDS)

                                                                        DECEMBER 31,
                                -------------------------------- ------------------------------ ------------------------------
                                             2000                            1999                           1998
                                -------------------------------- ------------------------------ ------------------------------
                                 AVAILABLE-   HELD-TO-           AVAILABLE-  HELD-TO-            AVAILABLE-  HELD-TO-
                                  FOR-SALE    MATURITY   TOTAL    FOR-SALE   MATURITY   TOTAL     FOR-SALE   MATURITY   TOTAL
                                  --------    --------   -----    --------   --------   -----     --------   --------   -----
U.S. Treasury
securities                        $  1,506         --     1,506      5,497        --     5,497     13,990      2,269    16,259
U.S. Government agencies
   and corporations:
     Mortgage-backed                 4,099         601    4,700      4,603        890    5,493      6,771      1,311     8,082
     Other                         102,461       3,500  105,961     61,027      6,010   67,037     35,982     11,300    47,282
States and political
   subdivisions                     22,405      17,667   40,072     14,432     13,365   27,797     12,153     15,869    28,022
Other debt securities                  202         695      897      3,964         --    3,964         --         --        --
                                  --------    --------   ------   --------   --------   ------   --------    -------   -------
   Total debt securities           130,673      22,463  153,136     89,523     20,265  109,788     68,896     30,749    99,645
Federal Home Loan Bank
stock                                2,711          --    2,711      1,379         --    1,379      1,351         --     1,351
Federal Reserve Bank
stock                                   60          --       60         60         --       60         60         --        60
Federal Agricultural
Mortgage Corporation                    10          --       10         10         --       10         10         --        10
                                  --------    --------  -------   --------   --------   ------   --------    -------   -------

Total investments                 $133,454      22,463  155,917     90,972     20,265  111,237     70,317     30,749   101,066
                                  ========    ========  =======   ========   ========  =======   ========    =======   =======


        As of December 31, 2000, the maturity of debt securities in the investment portfolio was as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                    OVER ONE        OVER FIVE     WEIGHTED
                                   ONE YEAR         THROUGH          THROUGH      AVERAGE
                                    OR LESS        FIVE YEARS       TEN YEARS    YIELD (1)
                                    -------        ----------       ---------    ---------
AVAILABLE-FOR-SALE
U.S. Treasury securities           $ 1,002,734         502,970              --        5.60%
U.S. Government agencies
and corporations:
Mortgage-backed (2)                    606,311       3,492,594              --        6.57

Other                               74,611,156      27,849,681              --        6.63
                                    ----------      ----------              --
Total U.S. Government agencies      75,217,467      31,342,275              --        6.63
States and political
subdivisions (3)                     2,071,415      14,618,947       5,714,977        6.83

Other debt security                    201,584              --              --        6.64
                                    ----------     -----------      ----------
Total available-for-sale
debt securities                    $78,493,200     $46,464,192      $5,714,977        5.60%
                                   ===========     ===========      ==========
Weighted average yield (1)                6.62%           6.65%           7.08%

                                                    OVER ONE     OVER FIVE        WEIGHTED
                                   ONE YEAR         THROUGH       THROUGH          AVERAGE
                                   OR LESS         FIVE YEARS    TEN YEARS        YIELD (1)
                                   -------         ----------    ---------        ---------
HELD-TO-MATURITY
U.S. Government agencies
and corporations:
Mortgage-backed (2)                $  408,151       $  192,699      $     --             6.72%
Other                               3,499,935               --            --             6.56
                                    ---------       ----------     ---------
Total U.S. Government agencies      3,908,086          192,699            --             6.59
States and political
subdivisions (3)                    2,343,533       14,081,173     1,242,616             7.15
Other debt securities                 499,643               --            --             6.56
                                   ----------       ----------     ---------
     Total held-to-maturity
       debt securities             $6,751,267      $14,469,301    $1,242,616             7.03%
                                   ==========      ===========    ==========

Weighted average yield (1)               6.71%            7.12%         7.66%


(1) Weighted average yield is based on amortized cost for both available-for-sale and held-to-maturity securities.

(2) Mortgage-backed securities issued by U.S. Government agencies and corporations have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2000 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3) Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.

        At December 31, 2000 $1,792,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one to twelve months.

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

        At December 31, 2000 Exchange National Bank, Citizens Union State Bank and Osage Valley Bank each independently monitored their static gap reports with their goals being to limit each bank's potential change in net interest income due to changes in interest rates to acceptable limits. Interest rate changes used by the individual banks ranged from 2.00% to 3.00% and the resulting net interest income changes ranged from approximately 0.77% to 5.83%.

        The following table presents our Company's consolidated (including Parent Company debt) static gap position at December 31, 2000 for the next twelve months and the potential impact on net interest income for 2000 of an immediate 2% increase in interest rates.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                           CUMULATIVE
                                                                          ONE THROUGH
                                                                             TWELVE
                                                                             MONTH
                                                                             PERIOD
                                                                       -----------------
Assets maturing or repricing within one year                               $ 316,544

Liabilities maturing or repricing within one year                            380,886
                                                                            --------

        GAP                                                                $ (64,342)
                                                                           =========
Ratio of assets maturing or repricing to
        liabilities maturing or repricing                                         83%
                                                                           =========


Impact on net interest income of an immediate
        2.00% increase in interest rates                                   $  (1,057)
                                                                           =========

 Net interest income for 2000                                              $  21,367
                                                                           =========

Percentage change in 2000 net interest
        income due to an immediate 2.00% increase in
        interest rates                                                         (4.95)%
                                                                           =========


        In addition to managing interest sensitivity and liquidity through the use of gap reports, Exchange National Bank has provided for emergency liquidity situations with informal agreements with correspondent banks which permit it to borrow up to $30,000,000 in federal funds on an unsecured basis and formal agreements to sell and repurchase securities on which it may draw up to $27,000,000. Exchange National Bank, Citizens Union State Bank and Osage Valley Bank are members of the Federal Home Loan Bank which may be used to provide a funding source for fixed rate real estate loans and/or additional liquidity.

        At December 31, 2000 and 1999, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                    DECEMBER 31,
                                              -------------------------
                                                  2000         1999
                                                  ----         ----
       Three months or less                   $   11,021    $    6,555
       Over three months through six months       14,100         6,899
       Over six months through twelve months      21,012         4,970
       Over twelve months                          4,666         5,385
                                              ----------    ----------
                                              $   50,799    $   23,809
                                              ==========    ==========


        Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                           AT END OF PERIOD                      FOR THE PERIOD ENDING
                      ---------------------------    ----------------------------------------------
                                      WEIGHTED                                          WEIGHTED
                                      AVERAGE            MAXIMUM                         AVERAGE
                                      INTEREST          MONTH-END        AVERAGE        INTEREST
                        BALANCE         RATE             BALANCE         BALANCE          RATE
                        -------         ----             -------         -------          ----
December 31, 2000     $   16,398        6.03%        $   25,660      $   17,620          5.63%

December 31, 1999         24,895        5.06             30,285          21,364          5.39

December 31, 1998         16,991        5.10             36,923          25,754          5.56


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

        Detail concerning our Company's capital ratios at December 31, 2000 is included in note 3 of our Company's consolidated financial statements included elsewhere in this report.

RECENT ACCOUNTING PRONOUNCEMENTS

        In September 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In September, 1999, the FASB issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133, which defers the effective date of SFAS 133 from fiscal years beginning after September 15, 1999 to fiscal years beginning after September 15, 2000. Earlier application of SFAS 133, as amended, is encouraged but should not be applied retroactively to financial statements of prior periods. In September 2000, the FASB issued Statement of Financial Accounting Standards No. 138 - Accounting for Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (SFAS 138), which addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS 133, as amended. SFAS 138 amends the accounting and reporting standards of SFAS 133, as amended, for certain derivative instruments, certain hedging activities, and for decisions made by the FASB relating to the Derivative Implementation Group
(DIG) process. The Company has evaluated the requirements of SFAS 133, as amended, and has determined that this statement will not have an effect on the financial condition or results of operation of the Company. The DIG is currently evaluating implementation issues relating to this standard and continues to issue interpretative guidance. The Company is monitoring the developments of the DIG and will evaluate such guidance as it is developed and released to determine the effect, if any, on the Company's financial statements.

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

        Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company's operations for the three years ended December 31, 2000.

FINANCIAL INSTRUMENT MARKET VALUES

        As disclosed in note 16 of our Company's consolidated financial statements, the fair values of financial instrument assets included in the balance sheet as of December 31, 2000 reflect fair values of approximately $1,406,000 lower than the amounts recorded on the consolidated balance sheet. The fair value of financial liabilities as of December 31, 2000 reflected fair values of approximately $211,000 higher than the amounts recorded on the consolidated balance sheet. Such differences reflect the effects of an increasing rate environment, the effects of which are partially offset by the effectiveness of our Company's asset/liability and credit risk management programs.

                        CONSOLIDATED FINANCIAL STATEMENTS
        The following consolidated financial statements of our Company and reports of our Company's independent auditors appear on the pages indicated.

                                                                                      Page
                                                                                      ----
        Independent Auditors' Report.                                                  28

        Consolidated Balance Sheets as of December 31, 2000 and 1999.                  29

        Consolidated Statements of Income for each of the years ended
        December 31, 2000, 1999 and 1998.                                              30

        Consolidated Statements of Stockholders' Equity and Comprehensive
        Income for each of the years ended December 31, 2000, 1999, and 1998.          31

        Consolidated Statements of Cash Flows for each of the years ended
        December 31, 2000, 1999, and 1998.                                             32

        Notes to Consolidated Financial Statements.                                    33

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Exchange National Bancshares, Inc.
Jefferson City, Missouri:


We have audited the accompanying consolidated balance sheets of Exchange National Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exchange National Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.






/s/ KPMG, LLP





St. Louis, Missouri
March 2, 2001

                      EXCHANGE NATIONAL BANCSHARES, INC.
                               AND SUBSIDIARIES
                         Consolidated Balance Sheets



                                 ASSETS                                       2000         1999
                                                                           -----------  ------------
Loans, net of allowance for loan losses of $6,939,991 and
   $4,764,801 at December 31, 2000 and 1999, respectively                $ 461,531,442  321,463,838
Investment in debt and equity securities:
   Available-for-sale, at fair value                                       133,453,720   90,971,986
   Held-to-maturity, at cost, fair value of $22,675,700
     and $20,226,477 at December 31, 2000 and 1999,
     respectively                                                           22,463,180   20,265,055
                                                                           -----------  ------------

         Total investment in debt and equity securities                    155,916,900  111,237,041
                                                                           -----------  ------------

Federal funds sold                                                          23,550,366   10,350,000
Cash and due from banks                                                     25,374,115   22,251,208
Premises and equipment                                                      15,791,222   12,361,112
Accrued interest receivable                                                  6,795,268    4,258,341
Intangible assets                                                           25,334,262   10,016,141
Other assets                                                                 5,309,771    3,008,564
                                                                           -----------  ------------

                                                                         $ 719,603,346  494,946,245
                                                                           ===========  ============
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand                                                                $  68,722,835   57,943,197
   NOW                                                                      88,418,761   63,824,354
   Savings                                                                  43,779,175   35,712,336
   Money market                                                             56,360,492   40,622,589
   Time deposits $100,000 and over                                          50,798,272   23,809,375
   Other time deposits                                                     268,183,352  159,107,724
                                                                           -----------  ------------

         Total deposits                                                    576,262,887  381,019,575

Securities sold under agreements to repurchase                              16,398,484   24,894,907
Interest-bearing demand notes to U.S. Treasury                                 543,667    2,747,936
Other borrowed money                                                        42,377,787   26,450,568
Accrued interest payable                                                     4,420,054    2,127,719
Other liabilities                                                            6,016,730    1,757,982
                                                                           -----------  ------------

         Total liabilities                                                 646,019,609  438,998,687
                                                                           -----------  ------------

Commitments and contingent liabilities
Stockholders' equity:
   Common stock - $1 par value; 15,000,000 shares authorized, 2,863,493 and 1,219,025 shares issued and outstanding at December 31, 2000 and
   1999, respectively                                                        2,863,493    1,219,025
   Surplus                                                                  21,955,275    9,618,307
   Retained earnings                                                        48,106,530   46,100,995
   Accumulated other comprehensive income (loss), net of tax                   658,439     (990,769)
                                                                           -----------  ------------

         Total stockholders' equity                                         73,583,737   55,947,558
                                                                           -----------  ------------

                                                                         $ 719,603,346  494,946,245
                                                                           ===========  ============

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES
                        Consolidated Statements of Income
                  Years ended December 31, 2000, 1999, and 1998


                                                            2000            1999             1998
                                                          ---------       ---------       ---------
Interest income:
   Interest and fees on loans                           $ 36,427,148      25,294,796      24,241,383
Interest and dividends on debt and equity securities:
  U.S. Treasury securities                                   163,665         702,737       1,159,787
  Securities of U.S. government agencies                   6,952,067       3,665,878       3,807,090
  Obligations of states and political subdivisions         1,940,162       1,376,639       1,426,862
  Other securities                                           262,614         178,404          99,234
Interest on federal funds sold                               639,650       1,023,214       1,432,582
Interest on time deposits with other banks                   159,014           7,480          13,575
                                                        ------------      ----------      ----------

        Total interest income                             46,544,320      32,249,148      32,180,513
                                                        ------------      ----------      ----------

Interest expense:
  NOW accounts                                             2,399,529       1,422,982       1,356,678
  Savings accounts                                         1,221,390       1,061,196       1,242,534
  Money market accounts                                    2,145,648       1,611,149       1,527,405
  Time deposit accounts $100,000 and over                  2,362,977       1,274,921       1,496,777
  Other time deposit accounts                             13,116,358       8,164,340       8,890,200
  Securities sold under agreements to repurchase             991,264       1,148,517       1,432,526
  Interest-bearing demand notes to U.S. Treasury              57,893          44,067          47,350
  Federal funds purchased                                    170,372          30,539              --
  Other borrowed money                                     2,712,166       1,467,650       1,203,835
                                                        ------------      ----------      ----------

        Total interest expense                            25,177,597      16,225,361      17,197,305
                                                        ------------      ----------      ----------

        Net interest income                               21,366,723      16,023,787      14,983,208

Provision for loan losses                                  1,222,000         910,000         702,500
                                                        ------------      ----------      ----------

        Net interest income after provision for
          loan losses                                     20,144,723      15,113,787      14,280,708
                                                        ------------      ----------      ----------

Noninterest income:
  Service charges on deposit accounts                      1,569,331       1,163,649       1,079,494
  Trust department income                                    559,904         417,867         498,204
  Brokerage commisions                                        89,324          58,451              --
  Mortgage loan servicing fees                               536,024         458,185         420,591
  Gain on sales of mortgage loans                            402,402         461,275         316,164
  Gain (loss) on sales and calls of debt securities          (27,710)           (245)          6,491
  Credit card fees                                           145,028         133,581         112,118
  Other                                                      316,203         255,625         271,001
                                                        ------------      ----------      ----------

                                                           3,590,506       2,948,388       2,704,063
                                                        ------------      ----------      ----------

Noninterest expense:
  Salaries and employee benefits                           7,429,043       5,817,330       5,375,712
  Occupancy expense, net                                     981,101         747,663         531,739
  Furniture and equipment expense                          1,563,184       1,157,334         910,497
  FDIC insurance assessment                                  126,668          67,804          68,888
  Advertising and promotion                                  336,060         326,416         363,854
  Credit card expenses                                       100,909          91,340          74,287
  Amortization of intangible assets                        1,319,343         747,774         794,029
  Other                                                    3,801,933       2,571,399       2,396,254
                                                        ------------      ----------      ----------

                                                          15,658,241      11,527,060      10,515,260
                                                        ------------      ----------      ----------

Income before income taxes                                 8,076,988       6,535,115       6,469,511

Income taxes                                               2,592,319       2,070,736       2,116,775
                                                        ------------      ----------      ----------

Net income                                              $  5,484,669       4,464,379       4,352,736
                                                        ============      ==========      ==========

Basic and diluted earnings per share                    $       2.05            2.06            2.02
                                                        ============      ==========      ==========

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                  Years ended December 31, 2000, 1999, and 1998

                                                                                  ACCUMULATED
                                                                                     OTHER
                                                                                    COMPRE-     TOTAL
                                                                                    HENSIVE     STOCK-
                                             COMMON                   RETAINED      INCOME     HOLDERS'
                                             STOCK        SURPLUS     EARNINGS      (LOSS)      EQUITY
                                            ---------    ----------  -----------  ------------ ----------
Balance, December 31, 1997                $   718,511    1,281,489   40,986,755      120,847   43,107,602

Comprehensive income:
    Net income                                     --           --    4,352,736           --    4,352,736
    Other comprehensive income:
     Unrealized gains on debt and equity
       securities available-for-sale, net
       of tax                                      --           --           --      266,398      266,398
     Adjustment for gain on sales and
       calls of debt and equity
       securities, net of tax                      --           --           --       (4,089)      (4,089)
                                                                                               ----------
           Total other comprehensive income                                        .              262,309
                                                                                               ----------
           Total comprehensive income                                                           4,615,045
                                                                                               ----------

Cash dividends declared, $0.75 per share           --           --   (1,609,465)          --   (1,609,465)
                                            ---------    ----------  -----------   ----------  ----------

Balance, December 31, 1998                    718,511    1,281,489   43,730,026      383,156   46,113,182

Comprehensive income:
    Net income                                     --           --    4,464,379           --    4,464,379
    Other comprehensive income(loss):
     Unrealized loss on debt
       and equity securities available-
       for-sale, net of tax                        --           --           --   (1,374,087)  (1,374,087)
     Adjustment for loss on sales and
       calls of debt and equity
       securities, net of tax                      --           --           --          162          162
                                                                                               ----------
           Total other comprehensive loss                                                      (1,373,925)
                                                                                               ----------
           Total comprehensive income                                                           3,090,454
                                                                                               ----------

Three-for-two stock split (accounted for
as a dividend)                                359,212           --     (361,822)          --       (2,610)
                                                                                               ----------
Proceeds from sale of common stock            141,302    8,336,818           --           --    8,478,120
                                                                                               ----------
Cash dividends declared, $0.80 per share           --           --   (1,731,588)          --   (1,731,588)
                                            ---------    ----------  -----------   ----------  ----------

Balance, December 31, 1999                  1,219,025    9,618,307   46,100,995     (990,769)  55,947,558

Comprehensive income:
    Net income                                     --           --    5,484,669           --    5,484,669
    Other comprehensive income:
     Unrealized gain on debt
       and equity securities available-
       for-sale, net of tax                        --           --            --   1,630,921    1,630,921
     Adjustment for loss on sales and
       calls of debt and equity
       securities, net of tax                      --           --            --      18,287       18,287
                                                                                               ----------
           Total other comprehensive income (loss)                                              1,649,208
                                                                                               ----------
           Total comprehensive income                                                           7,133,877
                                                                                               ----------

Two-for-one stock split (accounted for
  as a dividend)                            1,219,025           --    (1,219,025)         --           --
Acquisition of CNS Bancorp, Inc.              425,443   12,336,968            --          --   12,762,411
Cash dividends declared, $0.85 per share           --           --    (2,260,109)         --   (2,260,109)
                                            ---------   ----------   -----------   ----------  ----------

Balance, December 31, 2000                $ 2,863,493   21,955,275    48,106,530    (658,439)  73,583,737
                                            =========   ==========   ===========   ==========  ==========

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2000, 1999, and 1998

                                                                                               2000             1999
                                                                                          ---------------  ----------------
    Net income                                                                          $      5,484,669         4,464,379
    Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                                1,222,000           910,000
      Depreciation expense                                                                     1,281,252           914,507
      Net amortization of debt securities premiums and discounts                               (398,714)           309,007
      Amortization of intangible assets                                                        1,319,343           747,774
      (Increase) decrease in accrued interest receivable                                     (1,128,303)         (464,249)
      Increase in other assets                                                                 (777,216)       (1,266,126)
      Increase (decrease) in accrued interest payable                                          1,119,991          (39,236)
      Increase (decrease) in other liabilities                                                 3,380,550         (326,049)
      (Gain) loss on sales and calls of debt securities                                           27,710               245
      Other, net                                                                               (448,945)         (216,128)
      Origination of mortgage loans for sale                                                (27,235,887)      (29,037,532)
      Proceeds from the sale of mortgage loans                                                27,638,289        29,498,807
      Gain on sale of mortgage loans                                                           (402,402)         (461,275)
                                                                                          ---------------  ----------------

             Net cash provided by operating activities                                        11,082,337         5,034,124
                                                                                          ---------------  ----------------

Cash flows from investing activities:
    Net increase in loans                                                                   (19,977,196)      (39,227,485)
    Purchases of debt securities:
      Available-for-sale                                                                    (86,579,932)      (83,888,008)
      Held-to-maturity                                                                         (567,724)       (1,499,823)
    Proceeds from maturities of debt securities:
      Available-for-sale                                                                      90,941,266        48,815,198
      Held-to-maturity                                                                         6,072,430         7,694,028
    Proceeds from calls of debt securities:
      Available-for-sale                                                                       2,155,000         6,125,000
      Held-to-maturity                                                                         1,010,000         4,167,000
    Proceeds from sales of debt securities:
      Available-for-sale                                                                         978,878         5,996,736
    Purchase of subsidiaries, net of cash
      and cash equivalents acquired                                                          (7,555,365)                 -
    Purchases of premises and equipment                                                      (1,444,691)       (1,277,195)
    Proceeds from sales of premises and equipment                                                 52,478            65,829
    Proceeds from sales of other real estate owned and repossessions                             828,336           834,856
                                                                                          ---------------  ----------------

             Net cash provided by (used in) investing activities                            (14,086,520)      (52,193,864)
                                                                                          ---------------  ----------------

Cash flows from financing activities:
    Net increase (decrease) in demand deposits                                              (16,447,426)         3,177,392
    Net increase in interest-bearing transaction accounts                                      5,768,350         8,765,621
    Net increase (decrease) in time deposits                                                  32,059,340       (4,445,224)
    Net increase (decrease) in securities sold under agreements to repurchase               (10,695,771)       (7,903,996)
    Net increase (decrease) in interest-bearing demand notes to U.S. Treasury                (2,204,269)       (2,071,995)
    Proceeds from bank debt                                                                   12,000,000                --
    Proceeds from Federal Home Loan Bank advances                                             12,000,000        10,000,000
    Proceeds from sale of common stock                                                                --         8,478,120
    Repayment of bank debt and Federal Home Loan Bank advances                              (11,037,964)         (700,000)
    Cash dividends paid                                                                      (2,114,804)       (1,694,696)
                                                                                          ---------------  ----------------

             Net cash provided by financing activities                                        19,327,456        33,557,204
                                                                                          ---------------  ----------------

             Net increase (decrease) in cash and cash equivalents                             16,323,273      (13,602,536)

Cash and cash equivalents, beginning of year                                                  32,601,208        46,203,744
                                                                                          ---------------  ----------------

Cash and cash equivalents, end of year                                                  $     48,924,481        32,601,208
                                                                                          ===============  ================

Supplemental disclosure of cash flow information -
    Cash paid (received) during the year for:
      Interest                                                                          $     23,136,391        16,264,597
      Income taxes                                                                             (232,547)         2,590,438

Supplemental schedule of noncash investing activities -
   Other real estate and repossessions acquired in settlement of loans                           915,987           747,868
    Stock issued in acquisition                                                               12,762,411                --
                                                                                          ===============  ================



                                                                                                1998
                                                                                          -----------------
    Net income                                                                                   4,352,736
    Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                                    702,500
      Depreciation expense                                                                         585,623
      Net amortization of debt securities premiums and discounts                                   299,957
      Amortization of intangible assets                                                            794,029
      (Increase) decrease in accrued interest receivable                                           273,140
      Increase in other assets                                                                    (55,097)
      Increase (decrease) in accrued interest payable                                            (243,680)
      Increase (decrease) in other liabilities                                                    (96,450)
      (Gain) loss on sales and calls of debt securities                                            (6,491)
      Other, net                                                                                  (86,837)
      Origination of mortgage loans for sale                                                  (65,540,609)
      Proceeds from the sale of mortgage loans                                                  65,856,773
      Gain on sale of mortgage loans                                                             (316,164)
                                                                                          -----------------

             Net cash provided by operating activities                                           6,519,430
                                                                                          -----------------

Cash flows from investing activities:
    Net increase in loans                                                                     (11,074,244)
    Purchases of debt securities:
      Available-for-sale                                                                      (30,945,944)
      Held-to-maturity                                                                        (43,829,363)
    Proceeds from maturities of debt securities:
      Available-for-sale                                                                        27,842,273
      Held-to-maturity                                                                          49,013,339
    Proceeds from calls of debt securities:
      Available-for-sale                                                                        11,455,029
      Held-to-maturity                                                                           1,679,076
    Proceeds from sales of debt securities:
      Available-for-sale                                                                                --
    Purchase of subsidiaries, net of cash
      and cash equivalents acquired                                                              (215,000)
    Purchases of premises and equipment                                                        (3,829,625)
    Proceeds from sales of premises and equipment                                                       --
    Proceeds from sales of other real estate owned and repossessions                             1,654,513
                                                                                          -----------------

             Net cash provided by (used in) investing activities                                 1,750,054
                                                                                          -----------------

Cash flows from financing activities:
    Net increase (decrease) in demand deposits                                                   4,626,703
    Net increase in interest-bearing transaction accounts                                        6,624,694
    Net increase (decrease) in time deposits                                                     1,883,594
    Net increase (decrease) in securities sold under agreements to repurchase                  (4,502,676)
    Net increase (decrease) in interest-bearing demand notes to U.S. Treasury                  (2,987,640)
    Proceeds from bank debt                                                                             --
    Proceeds from Federal Home Loan Bank advances                                                2,800,000
    Proceeds from sale of common stock                                                                  --
    Repayment of bank debt and Federal Home Loan Bank advances                                 (3,253,000)
    Cash dividends paid                                                                        (1,609,465)
                                                                                          -----------------

             Net cash provided by financing activities                                           3,582,210
                                                                                          -----------------

             Net increase (decrease) in cash and cash equivalents                               11,851,694

Cash and cash equivalents, beginning of year                                                    34,352,050
                                                                                          -----------------

Cash and cash equivalents, end of year                                                          46,203,744
                                                                                          =================

Supplemental disclosure of cash flow information -
    Cash paid (received) during the year for:
      Interest                                                                                  17,440,985
      Income taxes                                                                               2,399,623

Supplemental schedule of noncash investing activities -
   Other real estate and repossessions acquired in settlement of loans                           1,654,513
    Stock issued in acquisition                                                                         --
                                                                                          =================

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998




(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Exchange National Bancshares, Inc. (the Company) provides a full range of banking services to individual and corporate customers through The Exchange National Bank of Jefferson City, Citizens Union State Bank and Trust of Clinton, and Osage Valley Bank of Warsaw, (the Banks) located within the communities surrounding Jefferson City and Clinton, Missouri. The Banks are subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

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

        The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:

                PRINCIPLES OF CONSOLIDATION

                The consolidated financial statements include the accounts of the Company, The Exchange National Bank of Jefferson City, Union State Bancshares, Inc. (USB), and its wholly owned subsidiary, Citizens Union State Bank and Trust of Clinton, Mid Central Bancorp, Inc. (Mid Central), and its wholly owned subsidiary, Osage Valley Bank of Warsaw. All significant intercompany accounts and transactions have been eliminated.

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


                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998


(1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Exchange National Bancshares, Inc. (the Company) provides a full range of banking services to individual and corporate customers through The Exchange National Bank of Jefferson City, Citizens Union State Bank and Trust of Clinton, and Osage Valley Bank of Warsaw, (the Banks) located within the communities surrounding Jefferson City and Clinton, Missouri. The Banks are subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

        The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America and conform to predominant practices within the banking industry. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, including the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:

                PRINCIPLES OF CONSOLIDATION

                The consolidated financial statements include the accounts of the Company, The Exchange National Bank of Jefferson City, Union State Bancshares, Inc. (USB), and its wholly owned subsidiary, Citizens Union State Bank and Trust of Clinton, Mid Central Bancorp, Inc. (Mid Central), and its wholly owned subsidiary, Osage Valley Bank of Warsaw. All significant intercompany accounts and transactions have been eliminated.

                LOANS

                Loans are stated at face amount less unearned income and the allowance for loan losses. Income on loans is accrued on a simple-interest basis.

                Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful. Interest accrued in the current year is reversed against interest income. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

                Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.



                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998


                The Exchange National Bank of Jefferson City originates certain loans which are sold in the secondary mortgage market to the Federal Home Loan Mortgage Corporation (Freddie Mac). These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan to Freddie Mac without recourse. The Company allocates the cost of loans originated between the mortgage loans and the mortgage servicing rights. At December 31, 2000 and 1999, no mortgage loans were held for sale. Mortgage loan servicing fees earned on loans sold to Freddie Mac are reported as income when the related loan payments are collected. Operational costs to service such loans are charged to expense as incurred.

                ALLOWANCE FOR LOAN LOSSES

                The allowance for loan losses is increased by provisions charged to expense and is reduced by loan charge-offs, net of recoveries. Management utilizes a systematic, documented approach in determining an adequate allowance for loan losses. Management's approach, which provides for general and specific valuation allowances, is based on current economic conditions, past losses, collection experience, risk characteristics of the portfolio, assessment of collateral values by obtaining independent appraisals for significant properties, and such other factors which, in management's judgment, deserve current recognition in estimating loan losses.

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



                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998


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

                INTANGIBLE ASSETS

                The excess of cost over the fair value of net assets acquired in the acquisition of USB is being amortized using the straight-line method over an estimated life of 25 years. The core deposit intangible established in the acquisition is being amortized over a 10-year period on an accelerated method of amortization. The excess of cost over the fair value of assets acquired in the acquisitions of Mid Central, Calhoun, and CNS is being amortized using the straight-line method over an estimated life of 20 years. Other intangible assets are amortized over periods up to six years.

                Periodically, the Company reviews its intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable. Based on those reviews, adjustments of recorded amounts have not been required.



                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998


                OTHER REAL ESTATE

                Other real estate, included in other assets in the accompanying consolidated balance sheets, is recorded at fair value less estimated selling costs. If the fair value of other real estate declines subsequent to foreclosure, the difference is recorded as a valuation allowance through a charge to expense. Subsequent increases in fair value are recorded through a reversal of the valuation allowance. Expenses incurred in maintaining the properties are charged to expense.

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

                EARNINGS PER SHARE

                Basic and diluted earnings per share were computed based upon weighted average common shares outstanding of 2,669,370, 2,162,414 and 2,155,446 for 2000, 1999, and 1998, respectively.
                Stock options are the only dilutive potential common shares. At December 31, 2000, 34,929 stock options were not included in the calculation of diluted earnings per share because their effect was antidilutive.

                The weighted average common and diluted shares outstanding and earnings per share amounts have been restated to give effect to the three-for-two stock split accounted for as a dividend on October 13, 1999, and the two-for-one stock split accounted for as a dividend on June 5, 2000.

                CONSOLIDATED STATEMENTS OF CASH FLOWS

                For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of federal funds sold, cash, and due from banks.

                STOCK OPTIONS

                The Company accounts for it stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company provides pro


                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998


                forma net income and pro forma net income per share disclosures for employee stock option grants as if the fair-value-based method defined in Statement of Financial Accounting Standard
                (SFAS) No. 123, "Accounting for Stock-Based Compensation," had been applied.

                COMPREHENSIVE INCOME

                The Company reports comprehensive income in the consolidated statements of stockholders' equity and comprehensive income.

                SEGMENT INFORMATION

                The Company has defined its business segments to be the Banks, which is consistent with the management structure of the Company and the internal reporting system that monitors performance.

(2)     ACQUISITIONS

        On January 3, 2000, the Company acquired 100% of the outstanding shares of common stock of Mid Central Bancorp, a one-bank holding company located in Warsaw, Missouri. At the date of acquisition, Mid Central had total assets and deposits of approximately $55.1 million and $49.4 million, respectively. The transaction was accounted for under the purchase method of accounting; therefore, Mid Central's results of operations are included with the Company's from January 3, 2000 forward. Cash consideration of $8,798,000 was paid and total goodwill of $4,057,000 is being amortized over 20 years.

        On May 4, 2000, the Company acquired 100% of the outstanding shares of common stock of Calhoun Bancshares, Inc., Calhoun, and its subsidiary, Citizens State Bank of Calhoun (Citizens Bank). Immediately upon acquisition, Citizens State Bank of Calhoun was merged with and into Citizens Union State Bank and Trust of Clinton with the surviving institution being renamed the Citizens Citizens Union State Bank and Trust of Clinton. At the date of acquisition, Calhoun had total assets and deposits of approximately $69.9 million and $60.5 million, respectively. The transaction was accounted for under the purchase method of accounting; therefore, Citizens Bank's results of operations are included with the Company's from May 4, 2000 forward. Cash consideration of $14,480,000 was paid and total goodwill of $8,106,000 is being amortized over 20 years.

        On June 16, 2000, the Company acquired 100% of the outstanding shares of common stock of CNS Bancorp, Inc. (CNS) and its wholly-owned subsidiary, City National Savings Bank, FSB, a federally chartered savings bank. Immediately upon acquisition, City National Savings Bank was merged with and into The Exchange National Bank of Jefferson City. At the date of acquisition, CNS had total assets and deposits of approximately $86.4 million and $64.2 million, respectively. The transaction was accounted for under the purchase method of accounting; therefore, CNS' results of operation are included with the Company's from June 16, 2000 forward. Cash consideration of $12,764,000 and stock consideration of 425,443 shares was paid and total goodwill of $3,962,000 is being amortized over 20 years.



                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998


        A summary of unaudited pro forma combined financial information for the years ended December 31, 2000 and 1999 for the Company and the aforementioned acquisitions as if the transactions had occurred on January 1, 1999 follows. These pro forma presentations do not include any anticipated expense reductions that may result from the mergers discussed above.

                                                                            2000          1999
                                                                        ------------- -------------

       Net interest income                                            $  22,647,916   21,204,468
       Net income                                                         5,235,605    4,009,136
       Earnings per share                                                      1.96         1.85
                                                                        ============= =============


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

        Quantitative measures established by regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted average assets. Management believes, as of December 31, 2000, the Company and the Banks meet all capital adequacy requirements to which they are subject.

        As of December 31, 2000, the most recent notification from the regulatory authorities categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks' categories.



                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998


        The actual and required capital amounts and ratios for the Company and the Banks as of December 31, 2000 and 1999 are as follows (dollars in thousands):

                                                                2000
                                   ----------------------------------------------------------------
                                                                                   TO BE WELL
                                                                                  CAPITALIZED
                                                                                  UNDER PROMPT
                                                              CAPITAL          CORRECTIVE ACTION
                                         ACTUAL             REQUIREMENTS           PROVISION
                                   -------------------- --------------------- ---------------------
                                    AMOUNT     RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                   --------- ---------- ---------- ---------- ---------- ----------
       Total capital (to
          risk-weighted
          assets):
             Company             $   53,930     11.90%   $36,258      8.00%   $     --        --%
             The Exchange
               National Bank of
               Jefferson City        46,927     15.42     24,353      8.00      30,442      10.00
             Citizens Union
               State Bank and
               Trust of Clinton      19,168     15.32     10,012      8.00      12,515      10.00
             Osage Valley Bank        5,137     18.99      2,164      8.00       2,704      10.00
       Tier I capital (to
          risk-weighted
          assets):
             Company                 48,249     10.65     18,129      4.00          --         --
             The Exchange
             National Bank of
               Jefferson City        43,111     14.16     12,177      4.00      18,264       6.00
             Citizens Union
               State Bank and
               Trust of Clinton      17,598     14.06      5,006      4.00       7,509       6.00
             Osage Valley Bank        4,846     17.92      1,082      4.00       1,623       6.00
       Tier I capital (to
          adjusted average
          assets):
             Company                 48,249      7.07     20,474      3.00          --         --
             The Exchange
               National Bank of
               Jefferson City        43,111     10.77     12,013      3.00      20,022       5.00
             Citizens Union
               State Bank and
               Trust of Clinton      17,598      8.01      6,589      3.00      10,981       5.00
             Osage Valley Bank        4,846      8.04      1,807      3.00       3,012       5.00
                                   ========= ========== ========== ========== ========== ==========


                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998


                                                                1999
                                   ----------------------------------------------------------------
                                                                                   TO BE WELL
                                                                                  CAPITALIZED
                                                                                  UNDER PROMPT
                                                              CAPITAL          CORRECTIVE ACTION
                                         ACTUAL             REQUIREMENTS           PROVISION
                                   -------------------- --------------------- ---------------------
                                    AMOUNT     RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                   --------- ---------- ---------- ---------- ---------- ----------
       Total capital (to
          risk-weighted
          assets):
             Company             $   51,150     15.06%   $27,166      8.00%   $     --       -- %
             The Exchange
               National
               Bank of
               Jefferson City        38,281     14.98     20,444      8.00      25,555      10.00
             Citizens Union
               State Bank and
               Trust of Clinton      12,682     13.95      7,272      8.00       9,090      10.00
       Tier I capital (to
          risk-weighted
          assets):
             Company                 46,899     13.81     13,583      4.00          --       --
             The Exchange
               National
               Bank of
               Jefferson City        35,086     13.73     10,222      4.00      15,333       6.00
             Citizens Union
               State Bank and
               Trust of Clinton      11,541     12.70      3,636      4.00       5,454       6.00
       Tier I capital (to
          adjusted average
          assets):
             Company                 46,899      9.73     14,457      3.00          --       --
             The Exchange
               National
               Bank of
               Jefferson City        35,086     10.52     10,008      3.00      16,679       5.00
             Citizens Union
               State Bank and
               Trust of Clinton      11,541      7.84      4,414      3.00       7,357       5.00
                                   ========= ========== ========== ========== ========== ==========


        Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Banks are subject to regulations which require the maintenance of minimum capital requirements. At December 31, 2000, unappropriated retained earnings of approximately $4,812,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.



                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998



(4)     LOANS

        A summary of loans, by classification, at December 31, 2000 and 1999 is as follows:

                                                                         2000            1999
                                                                     -------------- ---------------
       Real estate                                                 $  258,657,787    160,567,662
       Commercial                                                     151,329,889    114,468,842
       Installment and other consumer                                  58,483,757     51,192,135
                                                                     -------------- ---------------

                                                                      468,471,433    326,228,639
       Less allowance for loan losses                                   6,939,991      4,764,801
                                                                     -------------- ---------------

                                                                   $  461,531,442    321,463,838
                                                                     ============== ===============


        The Banks grant real estate, commercial, and installment and other consumer loans to customers located within the communities surrounding Jefferson City, Clinton, and Warsaw Missouri. As such, the Banks are susceptible to changes in the economic environment in these communities. The Banks do not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles.

        Following is a summary of activity in 2000 of loans made by the Banks to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.

Balance at December 31, 1999                $    8,733,984
New loans                                       27,749,485
Payments received                              (26,447,376)
Loans of executive officers of acquired
    companies at dates of acquisition            1,593,060
                                              --------------

Balance at December 31, 2000                $   11,629,153
                                              ==============

        Loans serviced for others totaled approximately $160,801,000 and $121,005,000 at December 31, 2000 and 1999, respectively. Mortgage Servicing Rights totaled $622,000 and $230,000 at December 31, 2000 and 1999, respectively.


                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998


Changes in the allowance for loan losses for 2000, 1999, and 1998 are as follows:

                                                         2000         1999         1998
                                                      -----------  ------------ -----------
Balance, beginning of year                          $  4,764,801    4,412,921    3,914,383
Allowance for loan losses of acquired
   companies at date of acquisition                    1,150,457           --           --
Provision for loan losses                              1,222,000      910,000      702,500
Charge-offs                                             (719,263)    (734,020)    (447,547)
Recoveries of loans previously charged off               521,996      175,900      243,585
                                                      -----------  ------------ -----------

Balance, end of year                                $  6,939,991    4,764,801    4,412,921
                                                      ===========  ============ ===========

A summary of nonaccrual and other impaired loans at December 31, 2000 and 1999 is as follows:

                                                                     2000          1999
                                                                 ------------- -------------
Nonaccrual loans                                               $  7,691,010     1,538,933
Impaired loans continuing to accrue interest                      5,979,247     6,654,133
                                                                 ------------- -------------

Total impaired loans                                           $ 13,670,257     8,193,066
                                                                 ============= =============

Allowance for loan losses on impaired loans                    $  1,597,550       884,382
                                                                 ============= =============

Impaired loans with no related allowance for loan
   losses                                                      $  9,474,943     4,737,603
                                                                 ============= =============


The average balance of impaired loans during 2000, 1999, and 1998 was $13,846,000, $8,792,000, and $6,929,000, respectively.

A summary of interest income on nonaccrual and other impaired loans for 2000, 1999, and 1998 is as follows:

                                                                    IMPAIRED
                                                                     LOANS
                                                                  CONTINUING TO
                                                   NONACCRUAL        ACCRUE
                                                     LOANS          INTEREST        TOTAL
                                                  -------------  ---------------  ----------
2000:
   Income recognized                            $     402,659         264,763      667,422
   Interest income had interest accrued               726,687         264,763      991,450
                                                  =============  ===============  ==========

1999:
   Income recognized                            $      79,530         562,164      641,694
   Interest income had interest accrued               149,589         562,164      711,753
                                                  =============  ===============  ==========

1998:
   Income recognized                            $       7,940         457,864      465,804
   Interest income had interest accrued                53,395         457,864      511,259
                                                  =============  ===============  ==========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998


(5)     INVESTMENT IN DEBT AND EQUITY SECURITIES

        The amortized cost and fair value of debt and equity securities classified as available-for-sale at December 31, 2000 and 1999 are as follows:

                                                                      2000
                                              -----------------------------------------------------
                                                                GROSS        GROSS
                                                AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                                  COST          GAINS         LOSSES        VALUE
                                              -------------- ------------ ------------ ------------

       U.S. Treasury securities             $    1,503,548       4,783         2,627     1,505,704
       Securities of U.S. government
          agencies                             105,729,977   1,012,486       182,720   106,559,743
       Obligations of states and
          political subdivisions                22,202,342     248,860        45,863    22,405,339
       Other debt securities                       201,709          --           125       201,584
                                              -------------- ------------ ------------ ------------

                Total debt securities          129,637,576   1,266,129       231,335   130,672,370

       Federal Home Loan Bank stock              2,711,225          --            --     2,711,225
       Federal Reserve Bank stock                   60,000          --            --        60,000
       Federal Agricultural Mortgage
          Corporation stock                         10,125          --            --        10,125
                                              -------------- ------------ ------------ ------------

                                            $  132,418,926   1,266,129       231,335   133,453,720
                                              ============== ============ ============ ============


                                                                      1999
                                              -----------------------------------------------------
                                                                GROSS        GROSS
                                                AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                  COST         GAINS        LOSSES       VALUE
                                              -------------- ------------ ----------- -------------

       U.S. Treasury securities             $    5,518,784       1,174        22,140    5,497,818
       Securities of U.S. government
          agencies                              66,734,285       8,007     1,113,888   65,628,404
       Obligations of states and
          political subdivisions                14,803,738      19,294       390,630   14,432,402
       Other debt securities                     3,967,022          --         2,885    3,964,137
                                              -------------- ------------ ----------- -------------

                Total debt securities           91,023,829      28,475     1,529,543   89,522,761

       Federal Home Loan Bank stock              1,379,100          --            --    1,379,100
       Federal Reserve Bank stock                   60,000          --            --       60,000
       Federal Agricultural Mortgage
          Corporation stock                         10,125          --            --       10,125
                                              -------------- ------------ ----------- -------------
                                                92,473,054      28,475     1,529,543   90,971,986
                                              ============== ============ =========== =============

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998

        The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2000, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                                                                         AMORTIZED        FAIR
                                                                            COST         VALUE
                                                                        ------------- -------------
       Due in one year or less                                        $  77,329,388    77,886,890
       Due after one year through five years                             42,567,504    42,971,598
       Due after five years through ten years                             5,625,972     5,714,977
                                                                        ------------- -------------

                                                                        125,522,864   126,573,465

       Mortgage-backed securities                                         4,114,712     4,098,905
                                                                        ------------- -------------

                                                                      $ 129,637,576   130,672,370
                                                                        ============= =============

        The amortized cost and fair values of debt securities classified as held-to-maturity at December 31, 2000 and 1999 are as follows:

                                                                       2000
                                                ---------------------------------------------------
                                                                GROSS        GROSS
                                                 AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                                   COST         GAINS       LOSSES        VALUE
                                                ------------ ------------ ------------ ------------
       Securities of U.S. government
          agencies                            $  4,100,785        527         4,078     4,097,234
       Obligations of states and
          political subdivisions                17,667,322    220,597         5,595    17,882,324
       Other debt securities                       695,073      1,231           162       696,142
                                                ------------ ------------ ------------ ------------

                                              $ 22,463,180    222,355         9,835    22,675,700
                                                ============ ============ ============ ============

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998


                                                                       1999
                                                ---------------------------------------------------
                                                                GROSS        GROSS
                                                 AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                   COST         GAINS       LOSSES        VALUE
                                                ------------ ------------ ------------ ------------
       Securities of U.S. government
          agencies                            $  6,899,991        105        75,608     6,824,488
       Obligations of states and
          political subdivisions                13,365,064     76,743        39,818    13,401,989
                                                ------------ ------------ ------------ ------------

                                              $ 20,265,055     76,848       115,426    20,226,477
                                                ============ ============ ============ ============


        The amortized cost and fair value of debt securities classified as held-to-maturity at December 31, 2000, by contractual maturity or call date, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

                                                                          AMORTIZED       FAIR
                                                                            COST          VALUE
                                                                         ------------  ------------
       Due in one year or less                                         $  6,343,112      6,340,080
       Due after one year through five years                             14,276,602     14,443,679
       Due after five years through ten years                             1,242,616      1,292,882
                                                                         ------------  ------------

                                                                         21,862,330     22,076,641

       Mortgage-backed securities                                           600,850        599,059
                                                                         ------------  ------------

                                                                       $ 22,463,180     22,675,700
                                                                         ============  ============

        Debt securities with carrying values aggregating approximately $87,961,000 and $72,292,000 at December 31, 2000 and 1999, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.


                                                                     (Continued)

                      EXCHANGE NATIONAL BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                      December 31, 2000, 1999, and 1998


        Gross losses of $27,710 were recorded on the sales of debt securities classified as available-for-sale in 2000. Gross losses of $245 were recorded on the sales of debt securities classified as available-for-sale in 1999. Gross gains of $7,993 and gross losses of $1,502 were recorded on the calls of debt securities in 1998.

(6)     PREMISES AND EQUIPMENT

        A summary of premises and equipment at December 31, 2000 and 1999 is as follows:

                                                                            2000          1999
                                                                        ------------- -------------

       Land                                                           $   3,967,957     2,370,347
       Buildings and improvements                                        12,805,653    11,177,294
       Furniture and equipment                                            7,836,121     6,809,744
       Construction in progress                                              30,309        21,667
                                                                        ------------- -------------

                                                                         24,640,040    20,379,052
       Less accumulated depreciation                                      8,848,818     8,017,940
                                                                        ------------- -------------

                                                                      $  15,791,222    12,361,112
                                                                        ============= =============

(7)     INTANGIBLE ASSETS

        A summary of intangible assets at December 31, 2000 and 1999 is as follows:

                                                                            2000          1999
                                                                        ------------- -------------
       Excess of cost over the fair value of net assets
          acquired                                                    $  23,867,362     8,202,681
       Core deposit intangible                                            1,041,900     1,238,460
       Consulting/noncompete agreements                                     425,000       575,000
                                                                        ------------- -------------

                                                                      $  25,334,262    10,016,141
                                                                        ============= =============



                                       47                           (Continued)

                      EXCHANGE NATIONAL BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                      December 31, 2000, 1999, and 1998


(8)     DEPOSITS

        The scheduled maturities of time deposits are as follows (in thousands):

                                                                              2000         1999
                                                                           -----------  -----------
       Due within:
          One year                                                       $   248,778      139,958
          Two years                                                           47,558       29,488
          Three years                                                         15,284        7,174
          Four years                                                           3,950        4,647
          Five years                                                           3,306        1,536
          Thereafter                                                             106          114
                                                                           -----------  -----------

                                                                         $   318,982      182,917
                                                                           ===========  ===========

(9)     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

        Information relating to securities sold under agreements to repurchase is as follows:

                                                                2000         1999         1998
                                                             -----------  ------------ ------------
       Average daily balance                               $ 17,619,834   21,364,010   25,754,091
       Maximum balance at month-end                          25,660,251   30,284,598   36,923,247
       Weighted average interest rate at year-end                6.03         5.06         5.10
       Weighted average interest rate for the year               5.63         5.39         5.56
                                                             ===========  ============ ============

        The securities underlying the agreements to repurchase are under the control of the Banks.

        Unused agreements with unaffiliated banks to sell and repurchase securities on which The Exchange National Bank of Jefferson City may draw totaled $27,000,000 at December 31, 2000. Additionally, under agreements with unaffiliated banks, The Exchange National Bank of Jefferson City may borrow up to $30,000,000 in federal funds on an unsecured basis at December 31, 2000.




                                       48                           (Continued)

                      EXCHANGE NATIONAL BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                      December 31, 2000, 1999, and 1998


(10)    OTHER BORROWED MONEY

        Other borrowed money at December 31, 2000 and 1999 is summarized as follows:

                                                                            2000          1999
                                                                       ------------  -----------
       The Company:
          Notes payable, 7.00%, due November 2002, interest
             only until maturity                                       $ 11,450,568   11,450,568

          Note payable, 7.00%, $500,000 due April 2001,
             $500,000 due April 2002                                      1,000,000           --

          Bank of America, $20,000,000 line for credit, 30 day
             LIBOR plus 125 basis points, due April 2001, interest
             only until maturity                                          8,500,000           --

       The Exchange National Bank of Jefferson City:
          Federal Home Loan Bank advances, weighted average
             rate of 5.62% and 5.36% at December 31, 2000 and 1999,      15,515,969   10,000,000
             respectively, due at various dates through 2012

       Citizens Union State Bank and Trust of Clinton:
          Federal Home Loan Bank advances, weighted average
             rate of 5.98% and 6.05% at December 31, 2000 and 1999,
             respectively, due at various dates through 2008              4,550,000    5,000,000

       Osage Valley Bank of Warsaw:
          Federal Home Loan Bank advances, weighted average
          rate of 5.25% at December 31, 2000, due at various
          dates through 2012                                              1,361,250           --
                                                                       ------------  -----------

                                                                       $ 42,377,787   26,450,568
                                                                       ============  ===========


        In conjunction with the acquisition of USB, the Company issued notes payable totaling $11,700,568 to the former stockholders of USB. The notes payable are secured by all issued and outstanding shares of common stock of Citizens Union State Bank and Trust of Clinton.

        In conjunction with the acquisition of Mid Central, The Company issued a note payable for $1,000,000 to a former stockholder of Mid Central. The note payable is secured by a letter of credit issued by Bank of America in the amount of $500,000.

                      EXCHANGE NATIONAL BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                      December 31, 2000, 1999, and 1998



        The advances from the Federal Home Loan Bank are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank stock as well as mortgage loans equal to 125% of the outstanding advance balance to secure amounts borrowed at The Exchange National Bank of Jefferson City and Osage Valley Bank, and 130% at Citizens Union State Bank and Trust of Clinton. The Exchange National Bank has $5,000,000 and $10,000,000 of FHLB advances callable on March 5, 2001 and May 28, 2002, respectively. Citizens Union State Bank has $1,000,000 and $2,000,000 callable on January 23, 2001 and January 23, 2003, respectively.

        The scheduled principal reduction of other borrowed money at December 31, 2000 was as follows:


             2001                                        $  16,040,989
             2002                                           22,331,750
             2003                                            3,605,048
             2004                                              300,000
             2005                                                   --
             2006 and thereafter                               100,000
                                                         -------------

                                                         $  42,377,787
                                                         =============

        At December 31, 2000 and 1999, $7,000,000 of the amount included in other borrowed money is owed to members of the Company's Board of Directors as a result of the acquisition of Union State Bancshares. Interest expense paid on this related party borrowed money totaled $491,342 and $490,000 for the years ended December 31, 2000 and 1999, respectively.

(11)    RESERVE REQUIREMENTS AND COMPENSATING BALANCES

        The Federal Reserve Bank required the Banks to maintain a balance of $5,745,000 and $4,563,000 at December 31, 2000 and 1999, respectively, to satisfy reserve requirements.

        Average compensating balances held at correspondent banks were $1,838,636 and $1,971,544 at December 31, 2000 and 1999, respectively.
        The Banks maintain such compensating balances with correspondent banks to offset charges for services rendered by those banks.




                                       50                           (Continued)

                      EXCHANGE NATIONAL BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                      December 31, 2000, 1999, and 1998


(12)    INCOME TAXES

        The composition of income tax expense (benefit) for 2000, 1999, and 1998 is as follows:

                                                                2000         1999         1998
                                                             ------------ ------------ ------------

       Current:
          Federal                                          $  2,980,092    2,241,262    2,268,085
          State                                                  42,051       60,410      305,599
                                                             ------------ ------------ ------------

                Total current                                 3,022,143    2,301,672    2,573,684
                                                             ------------ ------------ ------------

       Deferred:
          Federal                                              (429,824)    (250,910)    (422,344)
          State                                                      --       19,974      (34,565)
                                                             ------------ ------------ ------------

                Total deferred                                 (429,824)    (230,936)    (456,909)
                                                             ------------ ------------ ------------

                Total income tax expense                   $  2,592,319    2,070,736    2,116,775
                                                             ============ ============ ============


        Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate of 34% for the reasons noted in the table below:

                                                                2000         1999         1998
                                                             ------------ ------------ ------------

       Tax at statutory federal income tax rate            $  2,746,176    2,221,939    2,199,634
       Decrease in tax resulting from tax-exempt
          income                                               (527,951)    (383,180)    (380,396)
       Amortization of nondeductible intangibles                330,746      122,481      105,181
       State income tax, net of federal tax benefit              27,754       50,053      178,882
       Other, net                                                15,594       59,443       13,474
                                                             ------------ ------------ ------------

                                                           $  2,592,319    2,070,736    2,116,775
                                                             ============ ============ ============



                                       51                         (Continued)

                      EXCHANGE NATIONAL BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                      December 31, 2000, 1999, and 1998


        The components of deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are as follows:

                                                                            2000          1999
                                                                        ------------- -------------
       Deferred tax assets:
          Available-for-sale securities                               $         --       510,306
          Allowance for loan losses                                      2,056,128     1,360,881
          Nonaccrual loan interest                                         159,675        31,779
          Mortgage servicing rights                                          9,310       136,501
          Capital loss carryover                                           256,700            --
          Charitable contributions carryover                               248,359            --
          Purchase accounting adjustments to securities and
            other investments                                              367,395            --
          Deferred compensation                                            250,461         6,528
          Other                                                            102,440        70,823
                                                                        ------------- -------------

                Total deferred tax assets                                3,450,468     2,116,818
                                                                        ------------- -------------

       Deferred tax liabilities:
          Available-for-sale securities                                    376,355            --
          Purchase accounting adjustment to securities                          --        52,348
          Premises and equipment                                         1,043,291       583,760
          Core deposit intangible                                          354,246       421,076
          Prepaid pension expense                                           51,409        26,694
          Loan origination costs                                                --        19,458
          FHLB stock dividend                                              129,939        18,268
          Other                                                             31,367        15,430
                                                                        ------------- -------------

                Total deferred tax liabilities                           1,986,607     1,137,034
                                                                        ------------- -------------

                Net deferred tax asset                                $  1,463,861       979,784
                                                                        ============= =============

        The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2000 and, therefore, has not established a valuation reserve.

        At December 31, 2000, the accumulation of prior years' earnings representing tax bad debt deductions of Exchange National Bank were $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, Exchange National Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.


                                       52                           (Continued)

                      EXCHANGE NATIONAL BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998



(13)    PENSION AND RETIREMENT PLANS

        The Exchange National Bank of Jefferson City provides a noncontributory defined benefit pension plan in which all full-time employees become participants upon the later of the completion of one year of qualified service or the attainment of age 21, and in which they continue to participate as long as they continue to be full-time employees, until their retirement, death, or termination of employment prior to normal retirement date. The normal retirement benefits provided under the plan vary depending upon the participant's rate of compensation, length of employment, and social security benefits. Retirement benefits are payable for life, but not less than 10 years. Plan assets consist of U.S. Treasury and government agency securities, corporate common stocks and bonds, real estate mortgages, and demand deposits. Pension expense (benefit) for the plan for 2000, 1999, and 1998 is as follows:

                                                                  2000        1999          1998
                                                             ----------- ------------  ------------

       Service cost - benefits earned during the
          year                                             $   129,396     132,932       103,619
       Interest costs on projected benefit
          obligations                                          203,328     189,509       188,557
       Return on plan assets                                  (320,528)   (285,695)     (258,680)
       Net amortization and deferral                           (35,512)    (35,512)      (35,512)
       Recognized net (gains)/losses                           (49,376)         --            --
                                                             ----------- ------------  ------------

                Pension expense (benefit)                  $   (72,692)      1,234        (2,016)
                                                             =========== ============  ============

                      EXCHANGE NATIONAL BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 2000, 1999, and 1998


        A summary of the activity in the plan's benefit obligation, assets, funded status, and amounts recognized in the Company's consolidated balance sheets at December 31, 2000, 1999, and 1998 are as follows:

                                                            2000          1999            1998
                                                        ------------- --------------  -------------
       Benefit obligation:
          Balance, January 1                          $  3,078,659     3,532,456       3,064,197
          Service cost                                     129,396       132,932         103,619
          Interest cost                                    203,328       189,509         188,557
          Actuarial loss (gain)                           (101,840)     (602,563)        318,548
          Benefits paid                                   (177,075)     (173,675)       (142,465)
                                                        ------------- --------------  -------------

          Balance, December 31                        $  3,132,468     3,078,659       3,532,456
                                                        ============= ==============  =============


                                                            2000          1999            1998
                                                        ------------- --------------  -------------
       Plan assets:
          Fair value, January 1                       $  5,607,364     5,017,858       4,339,279
          Actual return                                     43,500       763,181         821,044
          Benefits paid                                   (177,075)     (173,675)       (142,465)
                                                        ------------- --------------  -------------

          Fair value, December 31                     $  5,473,789     5,607,364       5,017,858
                                                        ============= ==============  =============

       Funded status:
          Excess of plan assets over benefit
             obligation                               $  2,341,321     2,528,705       1,485,402
          Unrecognized net gains                        (2,190,118)   (2,450,194)     (1,405,657)
                                                        ------------- --------------  -------------
          Prepaid pension expense included in
             other assets                             $    151,203        78,511          79,745
                                                        ============= ==============  =============

        Rates utilized for the plan years ended December 31, 2000, 1999, and 1998 are as follows:

                                                                2000         1999         1998
                                                              ----------  ------------ ------------
       Assumed discount rate for net periodic
          pension cost                                            6.80%       5.50         6.30
       Discount rate for the funded status                        7.04        6.80         5.50
       Weighted average rate of compensation
          increase used to measure the projected
          benefit obligation                                      6.00        6.00         6.00
       Expected long-term rate of return on plan
          assets                                                  7.00        7.00         7.00
                                                              ==========  ============ ============

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

        In addition to the pension plan described above, The Exchange National Bank of Jefferson City has a profit sharing plan which covers all full-time employees. The Exchange National Bank of Jefferson City makes annual contributions in an amount equal to 6% of income before income taxes and before contributions to the profit sharing and pension plans for all participants, limited to the maximum amount deductible for federal income tax purposes. Contributions to the profit sharing plan for 2000, 1999, and 1998 were $423,324, $362,472, and $344,758, respectively. At December 31, 2000, the profit sharing plan held 190,469 shares of the common stock of the Company.

        Citizens Union State Bank and Trust of Clinton has a profit sharing plan which covers all full-time employees. Eligible employees may defer up to 8% of his or her salary each year. Citizens Union State Bank and Trust of Clinton matches 1/3 of each employee's deferral. In addition, a discretionary contribution may be made each year by Citizens Union State Bank and Trust of Clinton. Contributions to the profit sharing plan for 2000, 1999, and 1998 were $112,902, $79,516, and $79,677, respectively.

(14)    STOCK AND STOCK OPTION PLANS

        On December 4, 2000, the Incentive Stock Option Committee of the Board of Directors (the Committee) approved the Company's stock plan which provides for the grant of options to purchase up to 300,000 shares of the Company's common stock to officers and other key employees of the Company and its subsidiaries. Terms and conditions (including price, exercise date and number of shares) are determined by the committee. All options were granted at fair value and vest over four years.

        The following table summarizes the Company's stock option activity:

                                                                              WEIGHTED-AVERAGE
                                                     NUMBER OF SHARES          EXERCISE PRICE
                                                       DECEMBER 31,             DECEMBER 31,
                                                   ---------------------  -------------------------
                                                     2000       1999         2000         1999
                                                   ---------  ----------  ------------ ------------
       Outstanding, beginning of year                    --        --     $       --           --

       Granted                                       34,929        --            24.50         --

       Exercised                                         --        --             --           --

       Canceled                                          --        --             --           --
                                                   ---------  ----------  ------------ ------------

       Outstanding, end of year                      34,929        --            24.50         --
                                                   ---------  ----------  ------------ ------------

       Exercisable, end of year                       4,082        --     $      24.50         --
                                                   =========  ==========  ============ ============


        The weighted-average remaining contractual life of options outstanding at December 31, 2000 was approximately ten years.


                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

        The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," (APB 25) in accounting for the stock options and, accordingly, no compensation cost has been recognized in the financial statements. The weighted-average grant-date fair value of stock options granted during the year and the weighted-average significant assumptions used to determine those fair values, using a modified Black-Scholes option pricing model, and the pro forma effect on earnings of the fair value accounting for stock options under SFAS 123 are as follows:

Grant date fair value per share             $       24.50
Significant assumptions:
   Risk-free interest rate at grant date                5.24%
   Expected annual rate of quarterly
dividends                                            3.66
   Expected stock price volatility                     20

Expected life to exercise (years)                       7
Net income:
   As reported                                  5,484,669
   Pro forma                                    5,454,436

Pro forma earnings per common share:
   As reported basic                                 2.05
   As reported diluted                               2.05
   Pro forma basic                                   2.04
   Pro forma diluted                                 2.04
                                              =============

        At December 31, 2000, the Company's closing stock price was $23.25.


                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

(15)    SEGMENT INFORMATION

        Through the respective branch network, the Banks provide similar products and services in two defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, and installment and other consumer. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City and Clinton, Missouri. The products and services are offered to customers primarily within their respective geographic areas. The business segments results which follow are consistent with the Company's internal reporting system which is consistent, in all material respects, with accounting principles generally accepted in the United States of America and practices prevalent in the banking industry.

                                                                2000
                                   ------------------------------------------------------------------

                                       THE        CITIZENS
                                    EXCHANGE        UNION
                                    NATIONAL        STATE      OSAGE
                                     BANK OF      BANK AND     VALLEY
                                    JEFFERSON     TRUST OF     BANK OF     CORPORATE
                                      CITY         CLINTON     WARSAW      AND OTHER       TOTAL
                                   ------------  -----------  -----------  ------------  ------------
       Balance sheet information:
          Loans, net of
          allowance for loan       $307,896,826  124,074,520   29,560,096            --   461,531,442
          losses
          Debt and equity            59,926,441   68,896,826   27,093,633            --   155,916,900
          securities
          Total assets              411,937,825  241,626,885   65,006,410     1,032,226   719,603,346
          Deposits                  331,374,737  194,121,199   53,974,652    (3,207,701)  576,262,887
          Stockholders' equity       46,953,624   34,422,578    9,079,936   (16,872,401)   73,583,737
                                   ============  ===========  ===========  ============  ============

       Statement of income
          information:
          Total interest income    $ 28,468,216   13,853,633    4,189,133        33,338    46,544,320
          Total interest expense     14,317,221    7,271,435    2,171,941     1,417,000    25,177,597
                                   ------------  -----------  -----------  ------------  ------------

          Net interest income        14,150,995    6,582,198    2,017,192    (1,383,662)   21,366,723
          Provision for loan
          losses                        900,000      305,000       17,000            --     1,222,000
          Noninterest income          2,664,742      721,454      204,310            --     3,590,506
          Noninterest expense         9,210,971    4,589,975    1,370,666       486,629    15,658,241
          Income taxes                2,054,500      889,173      274,246      (625,600)    2,592,319
                                   ------------  -----------  -----------  ------------  ------------

               Net income (loss)   $  4,650,266    1,519,504      559,590    (1,244,691)    5,484,669
                                   ============  ===========  ===========  ============  ============

               Capital
                 expenditures      $    450,029      955,555       39,107            --     1,444,691
                                   ============  ===========  ===========  ============  ============


                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                                                                                             1999
                                                           -------------------------------------------------------------------------
                                                            THE EXCHANGE         CITIZENS
                                                            NATIONAL BANK       UNION STATE
                                                            OF JEFFERSON      BANK AND TRUST      CORPORATE AND
                                                                CITY            OF CLINTON           OTHER              TOTAL
                                                           ----------------   ----------------   ----------------   ----------------
Balance sheet information:
    Loans, net of allowance
      for loan losses                                   $     236,768,520         84,695,318                 --        321,463,838
    Debt and equity securities                                 69,269,111         41,967,930                 --        111,237,041
    Total assets                                              340,806,693        152,659,552          1,480,000        494,946,245
    Deposits                                                  266,586,794        126,081,941        (11,649,160)       381,019,575
    Stockholders' equity                                       34,610,335         20,383,146            954,077         55,947,558
                                                           ================   ================   ================   ================

Statement of income information:
    Total interest income                               $      22,571,816          9,677,332                 --         32,249,148
    Total interest expense                                     10,637,429          4,774,694            813,238         16,225,361
                                                           ----------------   ----------------   ----------------   ----------------

    Net interest income                                        11,934,387          4,902,638           (813,239)        16,023,787
    Provision for loan losses                                     790,000            120,000                 --            910,000
    Noninterest income                                          2,356,627            591,761                 --          2,948,388
    Noninterest expense                                         7,823,514          3,373,376            330,170         11,527,060
    Income taxes                                                1,747,900            710,036           (387,200)         2,070,736
                                                           ----------------   ----------------   ----------------   ----------------

           Net income (loss)                            $       3,929,600          1,290,987           (756,208)         4,464,379
                                                           ================   ================   ================   ================

           Capital expenditures                         $       1,021,711            255,484                 --          1,277,195
                                                           ================   ================   ================   ================



                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                                                                                             1998
                                                           -------------------------------------------------------------------------
                                                            THE EXCHANGE         CITIZENS
                                                            NATIONAL BANK       UNION STATE
                                                            OF JEFFERSON      BANK AND TRUST      CORPORATE AND
                                                                CITY            OF CLINTON            OTHER             TOTAL
                                                           ----------------   ----------------   ----------------   ----------------
Balance sheet information:
    Loans, net of allowance for
       loan losses                                      $     201,929,359         81,875,225                 --        283,804,584
    Debt and equity securities                                 64,721,489         36,344,187                 --        101,065,676
    Total assets                                              304,838,954        153,830,907             33,513        458,703,374
    Deposits                                                  250,661,815        124,471,279         (1,611,308)       373,521,786
    Stockholders' equity                                       34,473,970         22,058,347        (10,419,135)        46,113,182
                                                           ================   ================   ================   ================

Statement of income information:
    Total interest income                               $      22,389,676          9,790,837                 --         32,180,513
    Total interest expense                                     11,244,379          5,095,222            857,704         17,197,305
                                                           ----------------   ----------------   ----------------   ----------------

    Net interest income                                        11,145,297          4,695,615           (857,704)        14,983,208
    Provision for loan losses                                     600,000            102,500                 --            702,500
    Noninterest income                                          2,148,412            555,651                 --          2,704,063
    Noninterest expense                                         7,074,541          3,171,269            269,450         10,515,260
    Income taxes                                                1,764,350            722,525           (370,100)         2,116,775
                                                           ----------------   ----------------   ----------------   ----------------

           Net income (loss)                            $       3,854,818          1,254,972           (757,054)         4,352,736
                                                           ================   ================   ================   ================

           Capital expenditures                         $       3,702,546            127,079                 --          3,829,625
                                                           ================   ================   ================   ================



                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

(16)    CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

        The condensed balance sheets as of December 31, 2000 and 1999 and the related condensed statements of income and cash flows for the years ended December 31, 2000, 1999, and 1998 of the Company are as follows:

                            CONDENSED BALANCE SHEETS

                                     ASSETS                                            2000                1999
                                                                                 -----------------   -----------------
Cash and due from banks                                                      $          2,935,034          11,898,138
Investment in subsidiaries                                                             91,891,960          55,078,788
Consulting/noncompete agreements                                                          425,000             575,000
Other assets                                                                              458,934             823,913
                                                                                 -----------------   -----------------

             Total assets                                                    $         95,710,928          68,375,839
                                                                                 =================   =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                                                $         12,450,568          11,450,568
Other borrowed money                                                                    8,500,000                  --
Consulting/noncompete agreements                                                          300,000             450,000
Dividends payable                                                                         544,064             398,758
Other liabilities                                                                         332,559             128,955
Stockholders' equity                                                                   73,583,737          55,947,558
                                                                                 -----------------   -----------------

             Total liabilities and stockholders' equity                      $         95,710,928          68,375,839
                                                                                 =================   =================

                         CONDENSED STATEMENTS OF INCOME

                                                                                  2000                 1999              1998
                                                                          ---------------------  -----------------  ----------------
Revenue:
Dividends received from subsidiaries                                   $        20,825,500             5,385,500          5,546,640
Interest on bank time deposits                                                      33,338                    --                 --
                                                                          ---------------------  -----------------  ----------------

                                                                                20,858,838             5,385,500          5,546,640
Expenses:
    Interest on bank debt                                                          543,456                    --             38,664
    Interest on notes payable                                                      873,544               813,238            819,040
    Amortization of intangible assets                                              150,000               150,000            160,667
    Other                                                                          306,290               175,478            104,091
                                                                          ---------------------  -----------------  ----------------

                                                                                 1,873,290             1,138,716          1,122,462
                                                                          ---------------------  -----------------  ----------------
    Income before income tax benefit and equity in undistributed income (dividends distributed in excess of income) of
    subsidiaries                                                                18,985,548             4,246,784          4,424,178

Income tax benefit                                                                 625,600               387,200            370,100
Equity in undistributed income (dividends distributed
    in excess of income) of subsidiaries                                       (14,126,479)             (169,605)          (441,542)
                                                                          ---------------------  -----------------  ----------------

             Net income                                                $         5,484,669             4,464,379          4,352,736
                                                                          =====================  =================  ================


                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                            2000                   1999                  1998
                                                                      -------------------     ------------------   -----------------
Cash flows from operating activities:
    Net income                                                      $        5,484,669             4,464,379              4,352,736
    Adjustments to reconcile net income to net
      cash provided by operating activities:
           Dividends distributed in excess of
           income (equity in undistributed
           income) of subsidiaries                                          14,126,478               169,605                441,542
           Other, net                                                          352,067              (729,608)               259,416
                                                                      -------------------     ------------------   -----------------

             Net cash provided by operating
             activities                                                     19,963,214             3,904,376              5,053,694
                                                                      -------------------     ------------------   -----------------

Cash flows from investing activities:
    Purchase of subsidiaries                                               (35,161,514)                   --               (215,000)
    Consulting/noncompete payments                                            (150,000)             (150,000)              (150,000)
                                                                      -------------------     ------------------   -----------------

             Net cash used in investing activities                         (35,311,514)             (150,000)              (365,000)
                                                                      -------------------     ------------------   -----------------

Cash flows from financing activities:
    Proceeds from bank debt                                                 12,000,000                     --                    --
    Repayment of bank debt                                                  (3,500,000)              (250,000)           (2,507,932)
    Cash dividends paid                                                     (2,114,804)            (1,694,696)           (1,609,465)
    Proceeds from sale of common stock                                              --              8,478,120                    --
                                                                      -------------------     ------------------   -----------------

             Net cash provided by (used in)
             financing activities                                            6,385,196              6,533,424            (4,117,397)
                                                                      -------------------     ------------------   -----------------

             Net increase (decrease) in cash                                (8,963,104)            10,287,800               571,297

Cash at beginning of year                                                   11,898,138              1,610,338             1,039,041
                                                                      -------------------     ------------------   -----------------

Cash at end of year                                                 $        2,935,034             11,898,138             1,610,338
                                                                      ===================     ==================   =================

Supplemental schedule of noncash activities:
    Note payable                                                    $        1,000,000                      --                  --
    Stock issued in acquisition                                             12,762,411                      --                  --
                                                                      ===================     ==================   =================


                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

(17)    DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

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

        Off-balance sheet financial instruments whose contractual amounts represent credit risk at December 31, 2000 and 1999 are as follows:

                                                                                           2000                1999
                                                                                     -----------------   -----------------
        Commitments to extend credit                                            $        64,036,861          57,411,232
        Standby letters of credit                                                         2,416,826           4,568,240
                                                                                     =================   =================

        Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Of the total commitments to extend credit, approximately $35,692,000 and $30,415,000 represent fixed-rate loan commitments at December 31, 2000 and 1999, respectively. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

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



                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

        A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2000 and 1999 is as follows:

                                                                  2000                                      1999
                                                -----------------------------------------   --------------------------------------
                                                     CARRYING                FAIR                CARRYING              FAIR
                                                      AMOUNT                VALUE                 AMOUNT              VALUE
                                                -------------------   -------------------   -------------------  -----------------
Assets:
    Loans                                    $        461,531,442            459,913,000          321,463,838         323,366,000
    Investment in debt and
        equity securities                             155,916,900            156,129,420          111,237,041         111,198,463
    Federal funds sold                                 23,550,366             23,550,366           10,350,000          10,350,000
    Cash and due from banks                            25,374,115             25,374,115           22,251,208          22,251,208
    Accrued interest receivable                         6,795,268              6,795,268            4,258,341           4,258,341
                                                -------------------   -------------------   -------------------  -----------------

                                             $        673,168,091            671,762,169          469,560,428         471,424,012
                                                ===================   ===================   ===================  =================

Liabilities:
    Deposits:
        Demand                               $         68,722,835             68,722,835           57,943,197          57,943,197
        NOW                                            88,418,761             88,418,761           63,824,354          63,824,354
        Savings                                        43,779,175             43,779,175           35,712,336          35,712,336
        Money market                                   56,360,492             56,360,492           40,622,589          40,622,589
        Time                                          318,981,624            319,263,000          182,917,099         182,917,099
    Securities sold under
    agreements to repurchase                           16,398,484             16,398,484           24,894,907          24,894,907
    Interest-bearing demand
    notes to U.S. Treasury                                543,667                543,667            2,747,936           2,747,936
    Other borrowed money                               42,377,787             42,307,000           26,450,568          22,830,000
    Accrued interest payable                            4,420,054              4,420,054            2,127,719           2,127,719
                                                -------------------   -------------------   -------------------  -----------------

                                             $        640,002,879            640,213,468          437,240,705         433,620,137
                                                ===================   ===================   ===================  =================


                                                                    (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999, and 1998

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



                                                                     (Continued)

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

(18)    LITIGATION

        Various legal claims have arisen in the normal course of business, which, in the opinion of management of the Company, will not result in any material liability to the Company.

     MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS

        Since June 19, 2000 our Company's common stock has been traded on Nasdaq's national market under the stock symbol of "EXJF." The following table sets forth the range of high and low bid prices of our Company's common stock by quarter for each quarter in 2000 and 1999 in which the stock was traded. The prices have been restated to give effect to the three-for-two stock dividend distributed October 13, 1999 and the two-for-one stock dividend distributed June 12, 2000.

                                           2000              HIGH         LOW
                                           ----              ----         ---
                                  Fourth Quarter             $28.00    23.25
                                  Third Quarter               28.50    23.75
                                  Second Quarter              30.00    26.75
                                  First Quarter               30.00    30.00

                                           1999              HIGH         LOW
                                           ----              ----         ---
                                  Fourth Quarter             $30.00        19.66
                                  Third Quarter               19.66        19.66
                                  Second Quarter              19.66        18.34
                                  First Quarter               18.34        17.50

        As of March 15, 2001, our Company had issued and outstanding 2,863,493 shares of common stock, which were held of record by approximately 1,360 persons. The common stock is the only class of equity security which our Company has outstanding.

        The following table sets forth information on dividends paid by our Company in 2000 and 1999. The information has been restated to give effect to the three-for-two stock dividend distributed October 13, 1999 and the two-for-one stock dividend distributed June 12, 2000.

                                                                    DIVIDENDS PAID
                                        MONTH PAID                     PER SHARE
                                        ----------                     ---------
                             January, 2000                     $         0.19
                             April, 2000                                 0.19
                             July, 2000                                  0.19
                             October, 2000                               0.19
                             December, 2000                              0.09
                                                               --------------
                             Total for 2000                    $         0.85
                                                                =============

                             January, 1999                     $         0.16
                             April, 1999                                 0.16
                             July, 1999                                  0.19
                             October, 1999                               0.19
                             December, 1999                              0.09
                                                               --------------
                             Total for 1999                    $         0.79
                                                                =============

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

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name                             Position with Our Company         Position with Subsidiary Banks    Principal Occupation
----                             -------------------------         ------------------------------    --------------------
Donald L. Campbell               President, Chairman of the        Chairman of the Board and         Position with Exchange,
                                 Board and Director- Class III     Director of Exchange National     Exchange National Bank and
                                                                   Bank and Director of Citizens     Citizens Union State Bank
                                                                   Union State Bank

David T. Turner                  Vice Chairman and Director-       President and Director of         Position with Exchange and
                                 Class III                         Exchange National Bank            Exchange National Bank

Charles G. Dudenhoeffer, Jr.     Director-Class I                  Director of Exchange National     Retired
                                                                   Bank

Philip D.  Freeman               Director-Class I                  Director of Exchange National     Owner/Manager, Freeman
                                                                   Bank                              Mortuary, Jefferson City,
                                                                                                     Missouri

James E. Smith                   Vice Chairman and                 Chairman and Director of          Position with Exchange,
                                 Director-Class I                  Citizens Union State Bank and     Citizens Union State Bank and
                                                                   President and Director of Osage   Osage Valley Bank
                                                                   Valley Bank

David R. Goller                  Director-Class II                 Director of Exchange National     Attorney with the law firm of
                                                                   Bank                              Goller, Gardner & Feather,
                                                                                                     P.C., Jefferson City, Missouri

James R. Loyd                    Director-Class II                 Director of Exchange National     Retired
                                                                   Bank

Kevin L. Riley                   Director-Class III                Director of Exchange National     Co-owner, Riley Chevrolet,
                                                                   Bank                              Inc. and Riley Oldsmobile,
                                                                                                     Cadillac, Inc., Jefferson
                                                                                                     City, Missouri

Gus S. Wetzel, II                Director-Class II                 Director of Citizens Union        Physician
                                                                   State Bank

Richard G. Rose                  Treasurer                         Senior Vice President and         Position with Exchange and
                                                                   Controller of Exchange National   Exchange National Bank
                                                                   Bank

Kathleen L. Bruegenhemke         Senior Vice President and                                           Position with Exchange
                                 Secretary

                           ANNUAL REPORT ON FORM 10-K

A copy of our Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2001 annual meeting of shareholders upon written request to Donald L. Campbell, President, Exchange National Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company's reasonable expenses in furnishing such exhibits.