Form 10-K405, Exhibit 13
period 2001-12-31
EXCHANGE NATIONAL BANCSHARES INC
filed 2002-03-28
CIK 893847

                                                                     Exhibit 13






                                      2001

                                  ANNUAL REPORT

                                       TO

                                  SHAREHOLDERS



                       EXCHANGE NATIONAL BANCSHARES, INC.

                            Jefferson City, Missouri

                       EXCHANGE NATIONAL BANCSHARES, INC.

                            Jefferson City, Missouri

                                 March 15, 2002

Dear Shareholders:

     It is with great pride and a sense of completeness I write this final correspondence to you. Effective March 30 of this year, I will be stepping aside as your Chairman and President. It has been my privilege to serve you the past 53 years. While I may be transitioning leadership, I will continue as an advisory director. The issue of management succession is critical in any business, and your Company is fortunate to have two talented and well-prepared executives to succeed me. Please join me in welcoming James E. Smith as your Company's new Chairman and Chief Executive Officer. Jim came to Exchange as a valuable addition to the management team in the 1997 acquisition of Union State Bank. Jim has been associated with your bank in Clinton for over 28 years and he is presently serving as president of the American Bankers Association.


     In addition to Jim, I am proud to announce that David T. Turner will continue to serve in a leadership role. David has risen through the ranks as an outstanding leader and is ready to assume even greater responsibilities. Upon my retirement, David will assume the position of President of Exchange National Bancshares and Chairman, Chief Executive Officer and President of Exchange National Bank.


     As we continually strive to improve your Company's financial performance, your Board of Directors authorized management to begin a stock repurchase program in 2001. As management continues to evaluate opportunities to acquire other financial institutions, it simply makes good business sense to purchase Exchange stock when it is selling at or below book value. Also, during 2001, your Company elected to become a "financial holding company". While management has no specific plans, obtaining the financial holding company designation permits your Company to engage in a wider range of financial activities.


     With the three acquisitions in 2000 complete, management also focused attention in 2001 on converting to a single core data processing system. A significant investment is being made to fully integrate data processing; however, the technological benefits will be substantial.


     Regarding 2001 financial highlights, total assets increased $56,222,000 or 7.8% during 2001 as a result of strong internal growth. Earnings for 2001 were $7,102,000 or $2.48 per common share compared to $5,485,000 or $2.05 per share in 2000. This growth is primarily the result of increased earning assets, increased mortgage loan origination income and increased non-interest income.


     Management continues to be proud of your Company's ability to pay cash dividends. Shareholders received dividends totaling $0.85 per share in 2001. Dividends of $0.19 per share were paid January 1, April 1, July 1 and October 1, 2001. A special dividend of $0.09 per share was paid December 1, 2001.


     Capitalization of your Company expressed in terms of tier one capital to adjusted average total assets (leverage ratio) was 7.05% at December 31, 2001 compared to 7.07% at December 31, 2000. Your Company's total capital to risk-weighted assets ratio was 11.83% at December 31, 2001 compared to 11.90% at December 31, 2000. The increased leverage results from asset growth rather than capital deterioration.


     As I have written before, the potential for strong community oriented financial organizations such as your Company continues to be excellent. In striving to serve you, our Shareholders, we thank you for your support and look forward to the opportunities that lie ahead.

                                        Sincerely,

                                        DONALD L. CAMPBELL
                                        Chairman of the Board and President

                       EXCHANGE NATIONAL BANCSHARES, INC.

                            DESCRIPTION OF BUSINESS

     Exchange National Bancshares, Inc. is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Exchange was incorporated under the laws of the State of Missouri on October 23, 1992, and on April 7, 1993 it acquired all of the issued and outstanding capital stock of The Exchange National Bank of Jefferson City, a national banking association, pursuant to a corporate reorganization involving an exchange of shares. On November 3, 1997, our Company acquired Union State Bancshares, Inc., and Union's wholly-owned subsidiary, Citizens Union State Bank. Following the May 4, 2000 acquisition of Calhoun Bancshares, Inc. by Union State Bank, Calhoun Bancshares' wholly-owned subsidiary, Citizens State Bank of Calhoun, merged into Union State Bank. The surviving bank in this merger is called Citizens Union State Bank & Trust. On January 3, 2000, our Company acquired Mid Central Bancorp, Inc., and Mid Central's wholly-owned subsidiary, Osage Valley Bank. On October 25, 1999, Exchange established ENB Holdings, Inc. as a wholly-owned subsidiary for the sole purpose of effecting the June 16, 2000 merger with CNS Bancorp, Inc. and its subsidiary, City National Savings Bank, FSB. City National subsequently was merged into Exchange National Bank. ENB Holdings owns 27.4% of Exchange National Bank with the balance owned by Exchange. On October 17, 2001, Exchange and Union each received approval from the Federal Reserve to become a financial holding company. In addition to ownership of its subsidiaries, Exchange could seek expansion through acquisition and may engage in those activities (such as investments in banks or operations closely related to banking) in which it is permitted to engage under applicable law. It is not currently anticipated that Exchange will engage in any business other than that directly related to its ownership of its banking subsidiaries or other financial institutions. Except as otherwise provided herein, references herein to "Exchange" or our "Company" include Exchange and its consolidated subsidiaries.

     Exchange National Bank, located in Jefferson City, Missouri, was founded in 1865. Exchange National Bank is the oldest bank in Cole County, and became a national bank in 1927. Exchange National Bank has seven banking offices, including its principal office at 132 East High Street in Jefferson City's central business district, three Jefferson City branch facilities and a branch facility in each of the Missouri communities of Tipton, California and St. Robert.

     Citizens Union State Bank was founded in 1932 as a Missouri bank known as Union State Bank of Clinton. Citizens Union State Bank converted from a Missouri bank to a Missouri trust company on August 16, 1989, changing its name to Union State Bank and Trust of Clinton. Citizens Union State Bank has eight banking offices, including its principal office at 102 North Second Street in Clinton, Missouri, four Clinton branch facilities, and a branch facility in each of the Missouri communities of Collins, Osceola and Windsor.

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

     The deposit accounts of our banks are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by law. Exchange National Bank is a member of the Federal Reserve System, and its operations are supervised and regulated by the Office of the Comptroller of the Currency (the "OCC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the FDIC. The operations of Citizens Union State Bank and Osage Valley Bank are supervised and regulated by the FDIC and the Missouri Division of Finance. A periodic examination of Exchange National Bank is conducted by representatives of the OCC, and periodic examinations of Citizens Union State Bank and Osage Valley Bank are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of shareholders. Exchange, Union, Mid Central Bancorp and ENB Holdings are subject to supervision by the Federal Reserve Board.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2001. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.

(Dollars expressed in thousands, except share and per share data)

                                                     Year Ended December 31,
                                    ---------------------------------------------------------
                                       2001           2000       1999       1998       1997
                                    -----------    ---------   --------    -------   --------
Income Statement Data
Interest income                     $    49,289       46,544     32,249     32,180     23,435
Interest expense                         25,389       25,177     16,225     17,197     11,645
                                    -----------    ---------   --------    -------   --------
   Net interest income                   23,900       21,367     16,024     14,983     11,790
Provision for loan losses                 1,154        1,222        910        702        865
                                    -----------    ---------   --------    -------   --------
   Net interest income
     after provision for
     loan losses                         22,746       20,145     15,114     14,281     10,925
                                    -----------    ---------   --------    -------   --------
Security gains (losses), net                 98         (28)         --          6        (7)
Other noninterest income                  5,299        3,618      2,948      2,698      2,045
                                    -----------    ---------   --------    -------   --------
   Total noninterest income               5,397        3,590      2,948      2,704      2,038
Noninterest expense                      17,400       15,658     11,527     10,515      7,265
                                    -----------    ---------   --------    -------   --------
Income before income taxes               10,743        8,077      6,535      6,470      5,698
Income taxes                              3,641        2,592      2,071      2,117      1,842
                                    -----------    ---------   --------    -------   --------
Net income                          $     7,102        5,485      4,464      4,353      3,856
                                    ===========    =========   ========    =======   ========

Dividends
Declared on common stock            $     2,425        2,260      1,732      1,609      1,566
Paid on common stock                      2,425        2,115      1,695      1,609      1,523
Ratio of total dividends
   declared to net income                 34.15%       41.20      38.80      36.96      40.61

Per Share Data
Basic earnings per common share     $      2.48         2.05       2.06       2.02       1.79
Diluted earnings per common share   $      2.48         2.05       2.06       2.02       1.79
Basic weighted average shares of
   common stock outstanding           2,858,252    2,669,370  2,162,414  2,155,446  2,155,446
Diluted weighted average shares of
   common stock outstanding           2,858,939    2,669,370  2,162,414  2,155,446  2,155,446

                                                                   Year Ended December 31,
                                                                   -----------------------
                                                   2001         2000        1999        1998        1997
                                                   -----        -----       -----       -----       -----
Balance Sheet Data
   (at period end)
Investment securities                           $ 181,649      155,917     111,237     101,066     116,157
Loans                                             464,364      468,471     326,229     288,218     278,700
Total assets                                      775,825      719,603     494,946     458,703     450,692
Total deposits                                    579,794      576,263     381,020     373,522     360,387
Securities sold under
   agreements to repurchase
   and other short term
   borrowed funds                                  62,033       16,942      27,643      17,667      25,157
Other borrowed money                               43,138       42,378      26,451      17,151      17,604
Total stockholders' equity                         78,353       73,584      55,948      46,113      43,108

Earnings Ratios
Return on average
   total assets                                      0.96%        0.85        0.95        0.96        1.22
Return on average
   stockholders' equity                              9.21         8.49        9.41        9.73        9.15

Asset Quality Ratios
Allowance for loan losses
   to loans                                          1.44         1.48        1.46        1.53        1.40
Nonperforming loans
   to loans (1)                                      0.86         1.73        0.52        0.28        0.40
Allowance for loan losses
   to nonperforming loans (1)                      166.98        85.87      281.45      544.81      350.40
Nonperforming assets to loans
   and foreclosed assets (2)                         1.03         1.76        0.55        0.34        0.54
Net loan charge-offs to
   average loans                                     0.31         0.05        0.18        0.07        0.29

Capital Ratios
Average stockholders' equity to
   average total assets                             10.37         9.99       10.07        9.83       13.29
Total risk-based
   capital ratio                                    11.83        11.90       15.06       12.94       12.25
Tier 1 risk-based
   capital ratio                                    10.58        10.65       13.81       11.69       11.00
Leverage ratio                                       7.05         7.07        9.73        7.87        8.14

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

We have described under the caption "Factors That May Affect Future Results of Operations, Financial Condition or Business" in our Annual Report on Form 10-K for the year ended December 31, 2001, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

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

     Our Company has prepared all of the consolidated financial information in this report in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In preparing the consolidated financial statements in accordance with U.S. GAAP, our Company makes estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurances that actual results will not differ from those estimates.

     We have identified the accounting policy related to the allowance for loan losses as critical to the understanding of our Company's results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. The impact and any associated risks related to these policies on our business operations are discussed in the "Lending and Credit Management" section below.

     Our Company's consolidated net income for 2001 increased $1,617,000 or 29.5% over 2000 and followed a $1,020,000 or 22.9% increase for 2000 compared to 1999. Basic and diluted earnings per common share decreased from $2.06 for 1999, to $2.05 for 2000 and increased to $2.48 for 2001. Return on average total assets decreased from 0.95% for 1999, to 0.85% for 2000 and increased to 0.96% for 2001. Return on average total stockholders' equity decreased from 9.41% for 1999 to 8.49% for 2000 and increased to 9.21% for 2001.

     Average investment securities and federal funds sold increased
$51,088,000 or 31.5% to $213,456,000 for 2001 compared to $162,368,000 for 2000 and followed a $35,265,000 or 27.8% decrease for 2000 compared to 1999. The increase in 2001 reflects the effect of both increased collateral requirements for securities sold under agreements to repurchase as well as having a full year of earning assets from acquisitions made during 2000. The increase in 2000 was due to the acquisitions completed during 2000.

     Average loans outstanding increased $38,915,000 or 9.2% to $462,468,000 for 2001 compared to $423,553,000 for 2000 and followed a $120,061,000 or 39.6%
increase for 2000 compared to 1999. Average commercial loans outstanding increased $8,450,000 or 6.2% for 2001 compared to 2000 and followed a $31,071,000 or 29.7% increase for 2000 compared to 1999. Average real estate loans outstanding increased $36,768,000 or 16.0% for 2001 compared to 2000 and followed a $79,279,000 or 52.7% increase for 2000 compared to 1999. Average consumer loans outstanding decreased $6,303,000 or 10.9% for 2001 compared to 2000 and followed a $9,711,000 or 20.2% increase for 2000 compared to 1999.

     The primary reason for the increase in average loans outstanding in 2001 compared to 2000 is due to having the loans of the companies acquired during 2000 on the books for a full year in 2001. The Company acquired approximately $122,000,000 of loans in the acquisitions of 2000. However, it should be noted that consumer loans decreased on average in 2001. This decrease reflects the low rates that existed in the consumer auto market that was fueled by manufacturers' low or zero rate financing programs. Our Company chose to not aggressively pursue consumer auto loans during 2001 and as such this portion of the loan portfolio declined in balance.

     Average total time deposits increased $57,297,000 or 12.6% to $510,486,000 for 2001 compared to $453,189,000 for 2000 and followed a
$130,075,000 or 40.3% increase for 2000 compared to 1999. Most of the 2001 increase in average tine deposits is due to having deposits of the companies acquired during 2000 on the books for the entire year of 2001 versus only a partial year during 2000. Approximately $106,000,000 of the 2000 increase in average time deposits is attributed to the acquisitions. Of the remaining increase, approximately $9,500,000 represents an increase in public time deposits at Exchange National Bank. Citizens Union State Bank experienced an increase of approximately $13,000,000 in average time deposits due to an aggressive marketing campaign.

     Average securities sold under agreements to repurchase increased $18,297,000 or 90.8% to $38,459,000 for 2001 compared to $20,162,000 for 2000 and followed a $1,710,000 or 7.8% decrease for 2000 compared to 1999. Those variances reflected competition for institutional funds awarded based upon competitive bids.

     Average interest-bearing demand notes to U.S. Treasury decreased $110,000 or 12.4% to $774,000 for 2001 compared to $884,000 for 2000 and followed a $104,000 or 12.5% decrease for 2000 compared to 1999. Balances in this account are governed by the U.S. Treasury's funding requirements.

     Average other borrowed money decreased $347,000 or 0.8% to $41,260,000 for 2001 compared to $41,607,000 for 2000 and followed a $18,611,000 or 80.9%
increase for 2000 compared to 1999. The 2000 increase reflects increased FHLB advances at Exchange National Bank and additional Company borrowing that funded the purchases of Mid Central Bancorp, Inc. and Calhoun Bancshares, Inc.

     The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.

(Dollars expressed in thousands)

                                                              Year Ended December 31,
                                                          2001             2000         1999
                                                        ---------       ---------    ---------
Interest income                                         $  49,289          46,544       32,249
Fully taxable equivalent (FTE) adjustment                     828             821          580
                                                        ---------       ---------    ---------

Interest income (FTE basis)                                50,117          47,365       32,829
Interest expense                                           25,389          25,177       16,225
                                                        ---------       ---------    ---------

Net interest income (FTE basis)                            24,728          22,188       16,604
Provision for loan losses                                   1,154           1,222          910
                                                        ---------       ---------    ---------

Net interest income after provision
   for loan losses (FTE basis)                             23,574          20,966       15,694
Noninterest income                                          5,397           3,590        2,948
Noninterest expense                                        17,400          15,658       11,527
                                                        ---------       ---------    ---------

Income before income taxes
   (FTE basis)                                             11,571           8,898        7,115
                                                        ---------       ---------    ---------

Income taxes                                                3,641           2,592        2,071
FTE adjustment                                                828             821          580
                                                        ---------       ---------    ---------

Income taxes (FTE basis)                                    4,469           3,413        2,651
                                                        ---------       ---------    ---------

Net income                                              $   7,102           5,485        4,464
                                                        =========       =========    =========

Average total earning assets                            $ 678,389         588,516      430,805
                                                        =========       =========    =========

Net interest margin                                          3.65%           3.77         3.85
                                                        =========       =========    =========

     Our Company's primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest bearing liabilities. Net interest income on a fully taxable equivalent basis increased $2,540,000 or 11.5% to $24,728,000 for 2001 compared to $22,188,000 for 2000, and followed a $5,584,000 or 33.6% increase for 2000 compared to 1999. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased from 3.85% for 1999 to 3.77% for 2000, and to 3.65% for 2001.

     The provision for loan losses decreased $68,000 or 5.6% to $1,154,000 for 2001 compared to $1,222,000 for 2000 and followed a $312,000 or 34.6% increase for 2000 compared to 1999. The decrease in the provision in 2001 was primarily due to a decrease in nonperforming loans. The increase in the provision in 2000 was due to additional loan growth and the increase in nonperforming loans. The allowance for loan losses totaled $6,674,000 or 1.44% of loans outstanding at December 31, 2001 compared to $6,940,000 or 1.48% of loans outstanding at December 31, 2000 and $4,765,000 or 1.46% of loans outstanding at December 31, 1999. The allowance for loan losses expressed as a percentage of nonperforming loans was 281.45% at December 31, 1999, 85.87% at December 31, 2000 and 166.98%
at December 31, 2001.

RESULTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 2001 AND 2000

     Our Company's net income increased by $1,617,000 or 29.5% to $7,102,000 for the year ended December 31, 2001 compared to $5,485,000 for 2000. Net interest income on a fully taxable equivalent basis increased to $24,728,000 or 3.65% of average earning assets for 2001 compared to $22,188,000 or 3.77% of average earning assets for 2000. The provision for loan losses for 2001 was $1,154,000 compared to $1,222,000 for 2000. Net loans charged off for 2001 were $1,421,000 compared to $197,000 for 2000. The increase in net loans charged off for 2001 is primarily represented by three large commercial credits.

     Noninterest income and noninterest expense for the years ended December 31, 2001 and 2000 were as follows:

(Dollars expressed in thousands)

                                                            Year Ended
                                                            December 31,           Increase     (decrease)
                                                   ---------------------------   ---------------------------
                                                       2001          2000           Amount            %
                                                   ------------   ------------   ------------   ------------
Noninterest Income
Service charges on deposit accounts                $      2,097   $      1,569   $        528           33.7%
Trust department income                                     430            560           (130)         (23.2)
Brokerage income                                             91             89              2            2.3
Mortgage loan servicing fees                                463            536            (73)         (13.6)
Gain on sales of mortgage loans                           1,459            402          1,057          262.9
Gain (loss) on sales and calls of debt securities            98            (28)           126          350.0
Credit card fees                                            150            145              5            3.5
Other                                                       609            318            291           91.5
                                                   ------------   ------------   ------------   ------------
                                                   $      5,397   $      3,591   $      1,806          50.3%
                                                   ============   ============   ============   ============
Noninterest Expense
Salaries and employee benefits                     $      8,790   $      7,429   $      1,361           18.3%
Occupancy expense, net                                    1,006            981             25            2.3
Furniture and equipment expense                           1,597          1,563             34            2.2
FDIC insurance assessment                                   131            127              4            3.2
Advertising and promotion                                   457            336            121           36.0
Postage, printing, and supplies                             765            737             28            3.8
Legal, examination, and professional fees                   850            583             94           12.4
Credit card expenses                                         96            101             (5)          (5.0)
Credit investigation and loan collection                    199            236            (33)         (15.7)
Amortization of intangible assets                         1,532          1,319            213           16.2
Other                                                     1,977          2,246            (96)          (4.6)
                                                   ------------   ------------   ------------  -------------
                                                   $     17,400   $     15,658   $      1,742           11.1%
                                                   ============   ============   ============   ============

Noninterest income increased $1,806,000 or 50.3% to $5,397,000 for 2001 compared to $3,591,000 for 2000. Service charges on deposit accounts increased $528,000 or 33.7% primarily due to the institution of a new overdraft program at Exchange National Bank and Citizens Union State Bank. This program has generated an increase of approximately $476,000 in insufficient fund fees collected during 2001 compared to 2000. The balance of the increase in service charge income is mainly attributed to the acquisitions made during the second quarter of the prior year. The decrease in trust department income reflects lower trust distribution fees collected this year compared to the same period last year. The decrease in mortgage servicing fees of $73,000 reflects a $53,000 write-down of our Company's mortgage servicing rights to their fair value during 2001. This write-down is reflective of the high refinancing activity that our company has experienced in its servicing portfolio during the second and third quarters of 2001. Gains on sales of mortgage loans increased $1,057,000 or 262.9% due to an increase in volume of loans originated and sold to the secondary market from approximately $27,236,000 during 2000 to approximately $106,922,000 during 2001. The increase in volume of loans sold is a result of increased refinancing activity and new mortgage lending as a result of lower mortgage rates in effect during 2001 compared to those in effect during

2000. The $126,000 or 350.0% increase in gain (loss) on sales and calls of debt securities represents gains on the sale of securities during the fourth quarter of 2001. $127,000 of the $291,000 or 91.5% increase in other noninterest income reflects gains recognized on the sales of properties obtained in previous acquisitions. The balance of the increase is spread across various categories of other income including ATM surcharge fees, safe deposit box rental income and miscellaneous fee income.

     Noninterest expense increased $1,742,000 or 11.1% to $17,400,000 for 2001 compared to $15,658,000 for 2000. Approximately $747,000 of this increase was related to the acquisitions of CNS Bancorp and Mid Central during 2000. In addition, the increase in salaries and benefits reflects a one time retirement accrual of $252,000 that will be paid during the first quarter of 2002. Excluding the increases associated with the acquisitions and retirement accrual, salaries and benefits increased $656,000 or 8.8% and reflects normal salary adjustments, increased insurance benefit costs, and additional hires. The $25,000 or 2.3% increase in occupancy expense and the $34,000 or 2.2% increase in furniture and equipment expense are primarily related to increased costs associated with the acquisitions made in the prior year. The $121,000 or 36.0% increase in advertising and promotion is due in part to additional product advertising at Exchange National Bank related to trust services and internet banking. The $28,000 or 3.8% increase in postage, printing and supplies reflects costs incurred by our Banks for compliance with the privacy provisions of the Gramm-Leach-Bliley Act. The $94,000 or 12.4% increase in legal, examination, and professional fees is due in large part to consulting fees related to a company wide technology assessment that will determine a standard core processing platform for all of our banks. The entire increase in amortization of intangible assets is related to the acquisitions.

     During 2002, our Company will be converting all three of our banks to a common data processing platform. It is anticipated that approximately $2,000,000 will be spent to purchase new core software and hardware systems. These costs will be amortized over periods ranging from 3 to 5 years and will be reflected in increased furniture and equipment expense in the upcoming year.

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

     Noninterest income and noninterest expense for the years ended December 31, 2000 and 1999 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                              Year Ended
                                                             December 31,             Increase   (decrease)
                                                   ---------------------------   ---------------------------
                                                        2000           1999           Amount            %
                                                   ------------   ------------   ------------   ------------
Noninterest Income
Service charges on deposit accounts                $      1,569          1,164            405           34.8%
Trust department income                                     560            418            142           34.0
Brokerage income                                             89             58             31           53.5
Mortgage loan servicing fees                                536            458             78           17.0
Gain on sales of mortgage loans                             402            461            (59)         (12.8)
Gain (loss) on sales and calls of debt securities           (28)            --            (28)        (100.0)
Credit card fees                                            145            133             12            9.0
Other                                                       318            256             62           24.2
                                                   ------------   ------------   ------------   ------------
                                                   $      3,591          2,948            643           21.8%
                                                   ============   ============   ============   ============
Noninterest Expense
Salaries and employee benefits                     $      7,429          5,817          1,612           27.7%
Occupancy expense, net                                      981            748            233           31.2
Furniture and equipment expense                           1,563          1,157            406           35.1
FDIC insurance assessment                                   127             68             59           86.8
Advertising and promotion                                   336            326             10            3.1
Postage, printing, and supplies                             737            555            182           32.8
Legal, examination, and professional fees                   756            383            373           97.4
Credit card expenses                                        101             91             10           11.0
Credit investigation and loan collection                    236            198             38           19.2
Amortization of intangible assets                         1,319            748            571           76.3
Other                                                     2,073          1,436            637           44.4
                                                   ------------   ------------   ------------   ------------
                                                   $     15,658         11,527          4,131           35.8%
                                                   ============   ============   ============   ============

     Noninterest income increased $643,000 or 21.8% to $3,591,000 for 2000 compared to $2,948,000 for 1999. Approximately $204,000 of the increase in noninterest income reflected the inclusion of the acquired companies' results of operations since the dates of acquisitions. The remainder of the increase primarily reflected an increase in trust department income of $142,000. This increase was the result of instituting new trust fee schedules as well as the collection of several large trust distribution fees. The $31,000 increase in brokerage income reflects high sales volumes in 2000 compared to 1999. Mortgage servicing income increased $78,000 and reflected average loans serviced of $132,861,000 during 2000 compared to $113,387,000 during 1999. The $62,000 increase in other noninterest income reflected gains recognized by Exchange National Bank on the purchase of tax credits. The decrease in gains on sales of mortgage loans reflected lower levels of loans sold in 2000. Our Company sold $16,192,000 of loans in 2000 compared to $29,038,000 in 1999. Our Company also had a loss of approximately $28,000 on the sale of a security in 2000.

     Noninterest expense increased $4,131,000 or 35.8% to $15,658,000 for 2000 compared to $11,527,000 for 1999. Approximately $2,758,000 of the increase reflected the inclusion of the acquired companies' results of operations since the dates of acquisitions. Excluding increases attributable to the acquisitions, salaries increased approximately $400,000, occupancy expense increased $82,000, furniture and equipment expense increased $279,000, postage, printing and supplies increased $92,000, legal, examination and professional fees increased $270,000, and other noninterest expense increased $198,000. The increase in salaries and benefits reflects normal salary insurance benefit increases as well as additional hires. The increase in occupancy and furniture and equipment expense is primarily related to a major renovation project at Exchange National Bank in 1999 and to an upgrade of core data processing equipment at Citizens Union State Bank in December, 1999. As a result, depreciation expense is higher in 2000 compared to 1999. Postage, printing and supplies reflects costs associated with various shareholder mailings related to the acquisitions and other shareholder matters. The increase in legal, examination and professional fees reflects expenses our Company incurred related to the development of a stock incentive plan, shareholders' rights plan and other corporate and shareholder matters. The increase in other noninterest expense is spread across various expense categories including but not limited to travel, training, and insurance expense.

NET INTEREST INCOME

     Fully taxable equivalent net interest income increased $2,540,000 or 11.5% to $24,728,000 for 2001 compared to $22,188,000 for 2000, and followed a
$5,584,000 or 33.6% increase from 2000 compared to 1999. The increase in net interest income in 2001 and 2000 was the result of increased earning assets.

     The following table presents average balance sheets, net interest income, average yields of earning assets, and average costs of interest bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 2001.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                               Year Ended December 31,
                        ------------------------------------------------------------------------------------------------------
                                       2001                              2000                            1999
                        ------------------------------------------------------------------------------------------------------
                                       Interest     Rate                 Interest     Rate               Interest      Rate
                           Average     Income/     Earned/    Average    Income/     Earned/   Average    Income/      Earned/
                           Balance    Expense(1)   Paid(1)    Balance    Expense(1)   Paid(1)   Balance    Expense(1)   Paid(1)
                           -------    ----------   -------   --------   ----------   -------   -------    ----------   -------

ASSETS
Loans: (2)
  Commercial               $144,241    $11,573      8.02%   $135,791      $12,077      8.89%  $ 104,720      $ 8,833      8.43%
  Real estate               266,632     21,651      8.12     229,864       19,291      8.39     150,585       12,343      8.20
  Consumer                   51,595      4,726      9.16      57,898        5,079      8.77      48,187        4,145      8.60
Investment in debt and
  equity securities:(3)
U.S. Treasury and U.S.
  Government agencies       120,366      7,352      6.11     109,150        7,116      6.52      76,030        4,369      5.75
  State and municipal        39,581      2,720      6.87      39,072        2,740      7.01      27,267        1,930      7.08
  Other                       4,753        239      5.03       3,908          263      6.73       2,850          178      6.25
Federal funds sold           48,756      1,762      3.61      10,238          640      6.25      20,956        1,023      4.88
Interest bearing
  deposits in other
  financial institutions      2,465         94      3.81       2,595          159      6.13         211            8      3.79
                            -------    -------               -------      -------               -------      -------
  Total interest
  earning assets            678,389     50,117      7.39     588,516       47,365      8.05    430, 806       32,829      7.62
All other assets             72,267                           64,236                             45,005
Allowance for loan
  Losses                     (7,139)                          (6,098)                            (4,700)
                           ---------                        ---------                          ---------
  Total assets             $ 743,517                        $ 646,654                          $ 471,111
                           =========                        =========                          ==========

      Continued on next page

                                                               Year Ended December 31,
                         --------------------------------------------------------------------------------------------------

                                       2001                            2000                            1999
                         ---------------------------------  -------------------------------  ------------------------------
                                       Interest     Rate                Interest    Rate                Interest     Rate
                            Average    Income/     Earned/   Average    Income/     Earned/   Average   Income/     Earned/
                            Balance   Expense(1)   Paid(1)   Balance    Expense(1)  Paid(1)   Balance   Expense(1)  Paid(1)
                            -------   ----------   -------   -------    ----------  -------   -------   ----------  -------

LIABILITIES AND
STOCKHOLDERS'
EQUITY
NOW accounts               $  87,970  $  1,946      2.21%  $  83,594     $ 2,399     2.87%  $  58,931   $ 1,423        2.41%
Savings                       47,360     1,050      2.22      43,606       1,221     2.80      36,428     1,061        2.91
Money market                  60,247     1,793      2.98      53,556       2,146     4.01      42,638     1,611        3.78
Time deposits of
$100,000 and over             49,555     2,662      5.37      40,282       2,363     5.87      25,342     1,275        5.03
Other time deposits          265,354    14,210      5.36     232,151      13,116     5.65     159,775     8,164        5.11
                             -------    ------               -------      ------              -------     -----
  Total time deposits        510,486    21,661      4.24     453,189      21,245     4.69     323,114    13,534        4.19
Federal funds purchased
  and securities sold
  under agreements to
  repurchase                  38,459     1,219      3.17      20,162       1,162     5.76      21,872     1,179        5.39
Interest-bearing demand
  notes to U.S. Treasury         774        28      3.62         884          58     6.56         988        44        4.45
Other borrowed money          41,260     2,481      6.01      41,607       2,712     6.52      22,996     1,468        6.38
                              ------     -----                ------       -----               ------     -----
  Total interest-
  bearing liabilities        590,979    25,389               515,842      25,177     4.88     368,970    16,225        4.40
Demand deposits               63,233                          60,208                           50,908
Other liabilities             12,220                           5,978                            3,794
                           ---------                       ---------                        ---------
  Total liabilities          666,432                         582,028                          423,672
Stockholders' equity          77,085                          64,626                           47,439
                           ---------                       ---------                        ---------
  Total liabilities and
  Stockholders' equity     $ 743,517                       $ 646,654                         $ 471,111
                           =========                       =========                        ==========
Net interest income                   $ 24,728                        $ 22,188                          $16,604
                                      ========                        ========                          =======
Net interest margin                                 3.65%                             3.77%                            3.85%
                                               =========                         =========                       ==========

---------------
(1) Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate, net of nondeductible interest expense. Such adjustments totaled $828,000, $821,000 and $580,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

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

(Dollars expressed in thousands)

                                             Year Ended                                          Year Ended
                                         December 31, 2001                                   December 31, 2000
                                             Compared to                                         Compared to
                                         December 31, 2000                                   December 31, 1999
                              -------------------------------------------        -------------------------------------------

                                Total                   Change due to                Total                    Change due to
                                -----            ------------------------            -----          ------------------------
                               Change             Volume            Rate            Change            Volume            Rate
                               ------             ------            ----            ------            ------            ----
Interest income on a fully
  taxable equivalent Basis:
Loans: (1)
  Commercial                   $ (504)              722           (1,226)          $ 3,244             2,740             504
  Real estate (2)               2,361             3,003             (642)            6,948             6,646             302
  Consumer                       (353)             (570)             217               934               850              84
Investment in debt and
  equity securities:
  U.S. Treasury and U.S.
  Government agencies             236               703             (467)            2,747             2,099             648
  State and municipal(2)          (20)               36              (56)              810               828             (18)
  Other                           (24)               50              (74)               85                70              15
Federal funds sold              1,122             1,494             (372)             (383)             (618)            235
Interest bearing deposits
  in other financial
  Institutions                    (65)               (8)             (57)              151               143               8
                               -------           -------          -------          -------           -------         -------
Total interest
  Income                        2,753             5,430           (2,677)           14,536            12,758           1,778

     Continued on next page

                                             Year Ended                                          Year Ended
                                         December 31, 2001                                   December 31, 2000
                                             Compared to                                         Compared to
                                         December 31, 2000                                   December 31, 1999
                              -------------------------------------------        -------------------------------------------

                                Total                   Change due to                Total                    Change due to
                                -----            ------------------------            -----          ------------------------
                               Change             Volume            Rate            Change            Volume            Rate
                               ------             ------            ----            ------            ------            ----
Interest expense:
NOW accounts                     (453)            121             (574)            976                 673             303
Savings                          (171)             99             (270)            160                 202             (42)
Money market                     (353)            245             (598)            535                 432             103
Time deposits of
  $100,000 and over               300             510             (210)          1,088                 849             239
Other time
  Deposits                      1,094          1, 804             (710)         4, 952               4,014             938
Federal funds purchased
  And securities sold
  Under agreements
  To repurchase                    57             737             (680)            (17)                (96)              79
Interest-bearing
  demand notes to
  U.S. Treasury                   (30)             (6)             (24)             14                  (5)              19
Other borrowed money             (231)            (23)            (208)         1, 244               1,212               32
                             ---------       ---------        ---------      ---------            ---------       ---------
Total interest
   Expense                        213          3, 487          (3 ,274)         8, 952               7,281            1,671
                             ---------       ---------        ---------      ---------            ---------       ---------
Net interest income
On a fully taxable
  equivalent basis          $   2,540          1, 943              597      $   5 ,584               5,477              107
                            =========       =========         =========      ==========          =========        =========

------------
(1) Nonaccruing loans are included in the average amounts outstanding.

(2) Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate, net of nondeductible interest expense. Such adjustments totaled $828,000, $821,000 and $580,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

LENDING AND CREDIT MANAGEMENT

     Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 59.0% of total assets as of December 31, 2001. Total loans increased steadily from December 31, 1997 through December 31, 2001 due to stable local economies and reasonable interest rates. Growth in volume of installment loans to individuals historically has depended upon the purchase of non-recourse contracts from automobile dealers.

     Lending activities are conducted pursuant to written loan policies approved by our Banks' Boards of Directors. Larger credits are reviewed by our Banks' Discount Committees. These committees are comprised of members of senior management.

     The following table shows the composition of the loan portfolio by major category and each category as a percentage of the total portfolio as of the dates indicated.


(DOLLARS EXPRESSED IN THOUSANDS)

                                                                           December 31,
                        -------------------------------------------------------------------------------------------------
                                   2001                2000                1999              1998              1997
                             Amount      %        Amount      %      Amount      %     Amount       %    Amount       %
                             ------      --       ------      --     ------      --    ------       --   ------       --
Commercial, financial
  and agricultural          $ 137,235   29.5%  $ 151,330     32.3%  $ 114,469   35.1%   $ 98,298   34.1%  $ 90,543   32.5%
Real estate --
  Construction                 25,820    5.6      20,500      4.4      24,891    7.6      19,414    6.7     33,947   12.2
Real estate --
  Mortgage                    254,324   54.8     238,157     50.8     135,677   41.6     123,534   42.8    110,012   39.5
Installment loans
  to individuals               46,985   10.1      58,484     12.5      51,192   15.7      46,972   16.3     44,198   15.8
                            ---------          ---------           ----------         ----------         ---------
  Total loans               $ 464,364  100.0%  $ 468,471    100.0%  $ 326,229  100.0%   $288,218  100.0%  $278,700  100.0%
                            =========          =========           ==========         ==========         =========

       Loans at December 31, 2001 mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                           Over One Year
                                            Through Five
                                                Years                  Over Five Years
                                     ----------------------------  ---------------------------
                           One Year       Fixed       Floating        Fixed       Floating
                            Or Less        Rate        Rate            Rate        Rate         Total
                           --------       ------      ------         ------      ------        ------

Commercial, financial,
  and agricultural         $  80,070    $  51,553   $    551       $   5,061       $    --    $  137,235
Real estate--
Construction                  25,807           13         --              --            --        25,820
Real estate--
Mortgage                      45,896      107,572     30,985          23,158        46,713       254,324
Installment loans
to individuals                17,019       29,689        215              55             7        46,985
                           ---------    ---------   --------       ---------       --------   ----------
       Total loans         $ 168,792    $ 188,827   $ 31,751       $  28,274       $46,720    $  464,364
                           =========    =========   ========       =========       ========   ==========

     Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 2001 our Company was servicing approximately $170,774,000 of loans sold to the secondary market.

     Mortgage loans retained in our Company's portfolio generally include provisions for rate adjustments at one to three year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.

     The increase in the provision in 1999 was due to a combination of loan growth and an increase in net loans charged off and the increase in 2000 was due to a combination of loan growth and an increase in nonperforming loans. The decrease in the provision in 2001 was primarily due to a decrease in nonperforming loans.

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

     The following table summarizes loan loss experience for the periods indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                      Year Ended December 31,
                                              -------------------------------------------------------------------------
                                                  2001          2000           1999           1998           1997
                                                  ----          ----           ----           ----           ----
Analysis of allowance for loan losses:
Balance beginning of year                     $   6,940       4,765           4,413          3,914          2,307
Allowance for loan losses of
  acquired companies
  at date of acquisitions                            --         1,150             --             --          1,315
Charge-offs:
  Commercial, financial, and agricultural           689           273            410             90            120
  Real estate -- construction                       144            --             --             --            230
  Real estate -- mortgage                            61            10             36             32             17
  Installment loans to individuals                  708           436            288            325            373
                                              ---------     ---------      ---------      ---------      ---------
                                                  1,602           719            734            447            740
Recoveries:
  Commercial, financial, and agricultural            22           409             57            111             11
  Real estate -- construction                        --            --             --             --             --
  Real estate -- mortgage                             8            --              3             --             14
  Installment loans to individuals                  151           113            116            133            142
                                              ---------     ---------      ---------      ---------      ---------
                                                    181           522            176            244            167
                                              ---------     ---------      ---------      ---------      ---------
Net charge-offs                                   1,421           197            558            203            573
                                              ---------     ---------      ---------      ---------      ---------
Provision for loan losses                         1,154         1,222            910            702            865
                                              ---------     ---------      ---------      ---------      ---------
Balance at end of year                        $   6,673         6,940          4,765          4,413          3,914
                                              =========     =========      =========      =========      =========
Loans outstanding:
  Average                                     $ 462,468       423,553        303,492        279,679        200,175
  End of period                                 464,364       468,471        326,229        288,218        278,700
Allowance for loan losses to loans
  outstanding:
    Average                                       1.44%          1.64           1.57           1.58           1.96
    End of period                                 1.44           1.48           1.46           1.53           1.40
Net charge-offs to average
  loans outstanding                               0.31           0.05           0.18           0.07           0.29

                                                                      Year Ended December 31,
                                              -------------------------------------------------------------------------
                                                  2001          2000           1999           1998           1997
                                                  ----          ----           ----           ----           ----
Allocation of allowance for
  loan losses at end of period:
    Commercial, financial, and
    Agricultural                              $    2,444         2,838          1,214            935            877
    Real estate -- construction                      104           530            479            496            554
    Real estate -- mortgage                        1,872         1,552          1,202          1,265          1,063
    Installment loans to individuals                 669           900            392            413            419
    Unallocated                                    1,584         1,120          1,478          1,304          1,001
                                              ------------  ------------   ------------   ------------   ------------
      Total                                   $    6,673         6,940          4,765          4,413          3,914
                                              ============  ============   ============   ============   ============
Percent of categories to total loans:
    Commercial, financial, and agricultural         29.5%         32.3           35.1           34.1           32.5
    Real estate -- construction                      5.6           4.4            7.6            6.7           12.2
    Real estate -- mortgage                         54.8          50.8           41.6           42.9           39.5
    Installment loans to individuals                10.1          12.5           15.7           16.3           15.8
                                              ------------  ------------   ------------   ------------   ------------
      Total                                        100.0         100.0          100.0          100.0          100.0
                                              ============  ============   ============   ============   ============

     Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due, and restructured loans totaled $3,997,000 or 0.86% of total loans at December 31, 2001 compared to $8,082,000 or 1.73% of total loans at December 31, 2000. The following table summarizes our Company's nonperforming assets at the dates indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                             December 31,
                                             -----------------------------------------------------------------------------
                                                  2001           2000            1999            1998           1997
                                                  ----           ----            ----            ----           ----
Nonaccrual loans:
  Commercial, financial,
    and agricultural                          $    2,518           2,648           841              102             111
  Real estate -- construction                         66           1,006            134             274             385
  Real estate -- mortgage                            842           3,584            507             272             274
  Installment loans to individuals                   124             453             57              59              57

                                             ------------    ------------   ------------    ------------    ------------
    Total nonaccrual loans                         3,550           7,691          1,539             707             827
                                             ------------    ------------   ------------    ------------    ------------

Loans contractually past-due 90 days
  or more and still accruing:
  Commercial, financial, and agricultural             96             --              --             --              48
  Real estate -- construction                         --             --              --             --              --
  Real estate -- mortgage                            299            237              --             --             112
  Installment loans to individuals                    52            154              22             18              30
                                             ------------    ------------   ------------    ------------    ------------

    Total loans contractually past-due
      90 days or more and still accruing             447            391              22             18             190

Restructured loans                                    --             --             132             85             100

    Total nonperforming loans                      3,997          8,082           1,693            810           1,117
Other real estate                                    650             36              --             85             295
Repossessions                                        141            143              91             93             101

                                             ------------    ------------   ------------    ------------    ------------
    Total nonperforming assets               $     4,788          8,261           1,784            988           1,513
                                             ============   ============    ============   ============    ============
Loans                                        $   464,364        468,471         326,229        288.218         278,700
Allowance for loan losses to
  Loans                                             1.44%          1.48            1.46           1.53            1.40
Nonperforming loans to loans                        0.86           1.73            0.52           0.28            0.40
Allowance for loan losses to
  nonperforming loans                             166.98          85.87          281.45         544.81          350.40
Nonperforming assets to loans and
  foreclosed assets                                 1.03           1.76            0.55           0.34            0.54

     It is our Company's policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $591,000, $727,000 and $150,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Approximately $300,000, $403,000 and $80,000 was actually recorded as interest income on such loans for the year ended December 31, 2001, 2000 and 1999, respectively.

     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 2001 included in the table above, which were considered impaired, management has identified additional loans totaling approximately $5,804,000 which are not included in the nonaccrual table above but are considered by management to be impaired. The $5,804,000 of loans identified by management as being impaired reflected various commercial, commercial real estate, real estate, and consumer loans ranging in size from approximately $3,000 to approximately $2,950,000.

     Impairment reserves for our Company's impaired loans were determined based on the fair value of the collateral securing those loans, or in the case of loans guaranteed by the Small Business Administration, the amount of that guarantee. At December 31, 2001 $1,218,000 of our Company's allowance for loan losses related to impaired loans totaling approximately $9,355,000.

     As of December 31, 2001 and 2000 approximately $9,527,000 and $4,965,000, respectively, of loans not included in the nonaccrual table above or identified by management as being "impaired" were classified by management as having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. In addition to the classified list, our Company also maintains an internal loan watch list of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower's ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on our Company's watch list, its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.

     The allowance for loan losses is available to absorb probable loan losses regardless of the category of loan to be charged off. However, as a part of management's evaluation of the adequacy of the allowance for loan losses, an allocation of the allowance by loan category is made. At December 31, 2001, management allocated $5,089,000 of the $6,673,000 total allowance for loan losses to specific loan categories and $1,584,000 was unallocated. Considering the size of several of our Company's lending relationships and the loan portfolio in total, management believes that the December 31, 2001 allowance for loan losses is adequate.

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

     As allowed upon adoption of SFAS 133, our Company transferred its held-to-maturity portfolio to its available-for-sale portfolio. This transfer was made effective January 1, 2001. At the time of the transfer the amortized cost of the securities transferred was $22,463,000 and the fair value was $22,676,000.

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

     At December 31, 2001 debt and equity securities classified as available-for-sale represented 23.4% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

     The following table presents the composition of the investment portfolio by major category.

     (DOLLARS EXPRESSED IN THOUSANDS)

                                                                       December 31,
                          -------------------------------------------------------------------------------------------------------
                                        2001                              2000                                1999
                          -------------------------------------------------------------------------------------------------------
                          Available-   Held-to-             Available-  Held-to-               Available-    Held-to-
                           for-Sale    Maturity     Total    for-Sale   Maturity       Total    for-Sale     Maturity     Total
                           --------    --------     -----    --------   --------       -----    --------     --------     -----
U.S. Treasury securities   $    517        --          517      1,506       --         1,506       5,497        --         5,497
U.S. Government agencies
  and corporations:
    Mortgage-backed           8,469        --        8,469      4,099         601      4,700       4,603          890      5,493
    Other                   127,763        --      127,763    102,461       3,500    105,961      61,027        6,010     67,037
States and political
  Subdivisions               39,940        --       39,940     22,405      17,667     40,072      14,432       13,365     27,797
Other debt securities         1,445        --        1,445        202         695        897       3,964           --      3,964
                          ---------   ----------  --------  ---------  ----------   --------   ---------   ----------   --------
  Total debt securities     178,134        --      178,134    130,673      22,463    153,136      89,523       20,265    109,788
Federal Home Loan Bank
Stock                         2,755        --        2,755      2,711          --      2,711       1,379           --      1,379
Federal Reserve Bank
Stock                           750        --          750         60          --         60          60           --         60
Federal Agricultural
Mortgage Corporation             10        --           10         10          --         10          10           --         10
                          ---------   ----------  --------  ---------  ----------   --------   ---------   ----------   --------
Total investments         $ 181,649        --      181,649    133,454      22,463    155,917      90,972       20,265    111,237
                          =========   ==========  ========  =========  ==========   ========   =========   ==========   ========

     As of December 31, 2001, the maturity of debt securities in the investment portfolio was as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                          Over One       Over Five                      Weighted
                                           One Year        Through        Through         Over          Average
                                           Or Less       Five Years      Ten Years      Ten Years      Yield (1)
                                           -------       ----------      ---------      ---------      ---------
Available-for-Sale
------------------
U.S. Treasury securities                     $    517      $      --        $    --        $    --         5.82%
U.S. Government agencies
and corporations:
Mortgage-backed (2)                               416          7,958              95            --         5.36
Other                                          35,678         84,061           7,818            206        4.17
                                           ----------    -----------      ----------     ----------
Total U.S. Government agencies                 36,094         92,019           7,913            206        4.24
States and political subdivisions (3)           3,265         21,367          12,892          2,416        6.84
Other debt security
                                                  205          1,240              --             --        5.96
                                           ----------    -----------      ----------     ----------
Total available-for-sale
debt securities                              $ 40,081      $ 114,626        $ 20,805       $  2,622        4.84%
                                           ==========    ===========      ==========     ==========
Weighted average yield (1)                       4.83%          4.54%           4.54%          7.25%

--------------------

(1)  Weighted average yield is based on amortized cost.

(2) Mortgage-backed securities issued by U.S. Government agencies and corporations have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2001 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3) Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.

     At December 31, 2001 $34,370,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one to twelve months.

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

     At December 31, 2001 Exchange National Bank, Citizens Union State Bank and Osage Valley Bank each independently monitored their static gap reports with their goals being to limit each bank's potential change in net interest income due to changes in interest rates to acceptable limits. Interest rate changes used by the individual banks ranged from 2.00% to 3.00% and the resulting net interest income changes ranged from approximately 3.5% to 11.9%.

     The following table presents our Company's consolidated (including Parent Company debt) static gap position at December 31, 2001 for the next twelve months and the potential impact on net interest income for 2001 of an immediate 2% increase in interest rates.

(Dollars expressed in thousands)

                                                                   Cumulative
                                                                  One Through
                                                                     Twelve
                                                                     Month
                                                                     Period
                                                                 ---------------
Assets maturing or repricing within one year                        $ 389,432
                                                                      --------
Liabilities maturing or repricing within one year                     488,356
                                                                      --------

     GAP                                                            $ (98,922)
                                                                    ==========
Ratio of assets maturing or repricing to
     liabilities maturing or repricing                                     80%
                                                                    ==========
Impact on net interest income of an immediate
     2.00% increase in interest rates                               $  (1,610)
                                                                    ==========

 Net interest income for 2000                                       $  23,900
                                                                    ==========
Percentage change in 2000 net interest
     income due to an immediate 2.00% increase in
     interest rates                                                    (6.74)%
                                                                    ==========

     In addition to managing interest sensitivity and liquidity through the use of gap reports, Exchange National Bank has provided for emergency liquidity situations with informal agreements with correspondent banks which permit it to borrow up to $25,000,000 in federal funds on an unsecured basis and formal agreements to sell and repurchase securities on which it may draw up to $10,000,000. Exchange National Bank, Citizens Union State Bank and Osage Valley Bank are members of the Federal Home Loan Bank which may be used to provide a funding source for fixed rate real estate loans and/or additional liquidity.

     At December 31, 2001 and 2000, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

(Dollars expressed in thousands)

                                                        December 31,
                                              -------------------------------
                                                    2001           2000
                                                    ----           ----
     Three months or less                       $  10,369       $  11,021
     Over three months through six months          13,507          14,100
     Over six months through twelve months         16,941          21,011
     Over twelve months                             3,828           4,666
                                                ---------       ---------
                                                $  44,645       $  50,798
                                                =========       =========

     Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:

(Dollars expressed in thousands)

                          At End of Period                   For the Period Ending
                    ----------------------------    ----------------------------------------
                                     Weighted                                    Weighted
                                     Average             Maximum                 Average
                                     Interest           Month-end    Average     Interest
                        Balance        Rate              Balance     Balance       Rate
                        -------        ----              -------     -------       ----
December 31, 2001        61,645        1.67              63,874      38,236        3.16
December 31, 2000        16,398        6.03              25,660      17,620        5.63
December 31, 1999        24,895        5.06              30,285      21,364        5.39

LIQUIDITY

     The role of liquidity management is to ensure funds are available to meet depositors' withdrawal and borrowers' credit demands while at the same time maximizing profitability. This is accomplished by balancing changes in demand for funds with changes in the supply of those funds. Liquidity to meet the demands is provided by maturing assets, short-term liquid assets that can be converted to cash and the ability to attract funds from external sources, principally depositors. Due to the nature of services offered by our Company, management prefers to focus on transaction accounts and full service relationships with customers. Management believes it has the ability to increase deposits at any time by offering rates slightly higher than the market rate.

     Our banks' Asset/Liability Committees (ALCO), primarily made up of senior management, has direct oversight responsibility for our Company's liquidity position and profile. A combination of daily, weekly and monthly reports provided to management detail the following: internal liquidity metrics, composition and level of the liquid asset portfolio, timing differences in short-term cash flow obligations, available pricing and market access to the financial markets for capital and exposure to contingent draws on our Company's liquidity.

     Our Company has a number of sources of funds to meet liquidity needs on a daily basis. The deposit base, consisting of consumer and commercial deposits and large dollar denomination ($100,000 and over) certificated of deposit, is a source of funds. Our Company has no brokered deposits, and has an insignificant amount of deposits on which the rate paid exceeded the market rate by more that 50 basis points when the account was established.

     Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase and funds made available under a treasury tax and loan note agreement with the federal government. Also, the banks are members of the Federal Home Loan Bank of Des Moines (FHLB). As members of the FHLB, the banks have access to credit products of the FHLB. At December 31, 2001, the amounts of available credit from the FHLB totaled $117,571,000. As of December 31, 2001, the banks had $23,687,000 in outstanding borrowings with the FHLB. The banks have federal funds purchased lines with correspondent banks totaling $25,000,000 and agreements with unaffiliated banks to sell and repurchase securities of $10,000,000. Finally, the Company has $20,000,000 line of credit with a correspondent bank of which $7,500,000 is in use.

     Our Company's liquidity depends primarily on the dividends paid to it as the sole shareholder of the subsidiary banks. As discussed in Note 3 to our company's consolidated financial statements, the banks may pay up to $3,284,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the banks.

     Over the normal course of business, our Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through our Company's various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of our Company's liquidity.

OTHER OFF-BALANCE SHEET ACTIVITIES

     In the normal course of business, our Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in our Company's consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.

     Our Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2001 are as follows:

(Dollars expressed in thousands)

                                            Amount of Commitment Expiration per Period
                                ----------------------------------------------------------
                                              Less than      1 - 3       3 -5       Over 5
                                   Total       1 Year        Years       Years      Years
                                   -----       ------        -----       -----      -----

Unused loan commitments         $   71,772    65,741         4,448       82          1,501
Standby letters of credit            2,746     2,013            53       --            680

     Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

CONTRACTUAL CASH OBLIGATIONS

     The required payments of times deposits and other borrowed money at December 31, 2001 are as follows:

(Dollars expressed in thousands)

                                             Payments due by Period
                         -------------------------------------------------------------
                                         Less than       1 - 3      3 -5      Over 5
                              Total       1 Year         Years      Years      Years
                              -----       -------        -----      -----      -----

Time deposits             $ 298,750       235,307       56,604      6,641        198
Other borrowed money         43,138        36,293        3,907        862      2,076

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

     Detail concerning our Company's capital ratios at December 31, 2001 is included in note 3 of our Company's consolidated financial statements included elsewhere in this report.

RECENT ACCOUNTING PRONOUNCEMENTS

     In September 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In September, 1999, the FASB issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133, which defers the effective date of SFAS 133 from fiscal years beginning after September 15, 1999 to fiscal years beginning after September 15, 2000. Earlier application of SFAS 133, as amended, is encouraged but should not be applied retroactively to financial statements of prior periods. In September 2000, the FASB issued Statement of Financial Accounting Standards No. 138 - Accounting for Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (SFAS 138), which addresses a limited number of issues causing implementation difficulties for numerous entities that apply SFAS 133, as amended. SFAS 138 amends the accounting and reporting standards of SFAS 133, as amended, for certain derivative instruments, certain hedging activities, and for decisions made by the FASB relating to the Derivative Implementation Group
(DIG) process. Our Company has evaluated the requirements of SFAS 133, as amended, and has determined that this statement will not have an effect on the financial condition or results of operations of our Company. The DIG is currently evaluating implementation issues relating to this standard and continues to issue interpretative guidance. Our Company is monitoring the developments of the DIG and will evaluate such guidance as it is developed and released to determine the effect, if any, on our Company's financial statements.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141), and SFAS 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria which intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. SFAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144).

Our Company is required to adopt the provisions of SFAS 141 immediately and SFAS 142 effective January 1, 2002. Furthermore, any goodwill and any intangible assets determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-SFAS 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS 142.

SFAS 141 will require upon adoption of SFAS 142 that our Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in SFAS 141 for recognition apart from goodwill. Upon adoption of SFAS 142, our Company will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, our Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

As of the date of adoption, our Company had unamortized goodwill in the amount of $23,408,000 which will be subject to the transition provisions of SFAS 141 and 142, core deposit intangibles of $879,000, and other identifiable intangibles of $275,000. Amortization expense related to goodwill, core deposit intangibles, and other identifiable intangibles was $1,219,000, $163,000, and $150,000 respectively for 2001; and $973,000, $196,000, and $150,000 respectively for 2000. Our Company is evaluating its goodwill for impairment in accordance with SFAS 142 and does not believe adoption of that standard will have a material effect on its operations.

In August 2001, the FASB issued SFAS 144, which addresses financial accounting and reporting for the impairment of long-lived assets. While SFAS 144 supercedes Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, it retains many of the fundamental provisions of that statement. SFAS 144 also supercedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management's ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim financial periods within those fiscal years. Management believes that adopting SFAS 144 will not have a material impact on the consolidated financial statements.

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

     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company's operations for the three years ended December 31, 2001.

FINANCIAL INSTRUMENT MARKET VALUES

     As disclosed in note 17 of our Company's consolidated financial statements, the fair values of financial instrument assets included in the balance sheet as of December 31, 2001 reflect fair values of approximately $10,886,000 higher than the amounts recorded on the consolidated balance sheet. The fair value of financial liabilities as of December 31, 2001 reflected fair values of approximately $4,146,000 higher than the amounts recorded on the consolidated balance sheet. Such differences reflect the effects of an increasing rate environment, the effects of which are partially offset by the effectiveness of our Company's asset/liability and credit risk management programs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our Company's exposure to market risk is reviewed on a regular basis by our Banks' Asset/Liability Committees and Boards of Directors. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize those risks. Tools used by our Bank's management include the standard GAP report subject to different rate shock scenarios. At December 31, 2001, the rate shock scenario models indicated that annual net interest income could change by as much as 7% should interest rates rise or fall within 200 basis points from their current level over a one year period.

                        CONSOLIDATED FINANCIAL STATEMENTS
     The following consolidated financial statements of our Company and reports of our Company's independent auditors appear on the pages indicated.

                                                                        Page
                                                                        ----

Independent Auditors' Report.                                           30

Consolidated Balance Sheets as of December 31, 2001 and 2000.           31

Consolidated Statements of Income for each of the years ended
December 31, 2001, 2000 and 1999.                                       32

Consolidated Statements of Stockholders' Equity and Comprehensive
Income for each of the years ended December 31, 2001, 2000 and 1999.    33

Consolidated Statements of Cash Flows for each of the years ended
December 31, 2001, 2000 and 1999.                                       34

Notes to Consolidated Financial Statements.                             35

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Exchange National Bancshares, Inc.
Jefferson City, Missouri:

We have audited the accompanying consolidated balance sheets of Exchange National Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exchange National Bancshares, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/S/ KPMG, LLP


St. Louis, Missouri
February 15, 2002

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                          Consolidated Balance Sheets

                           December 31, 2001 and 2000

                                             Assets                                   2001            2000
                                                                                 -------------     -----------
Loans, net of allowance for loan losses of $6,673,586 and
  $6,939,991 at December 31, 2001 and 2000, respectively                        $  457,690,046     461,531,442
Investment in debt and equity securities:
  Available-for-sale, at fair value                                                181,649,054     133,453,720
  Held-to-maturity, at cost, fair value of $22,675,700
    at December 31, 2000                                                                    --      22,463,180
                                                                                 -------------     -----------

      Total investment in debt and equity securities                               181,649,054     155,916,900
                                                                                 -------------     -----------

Federal funds sold                                                                  54,481,931      23,550,366
Cash and due from banks                                                             31,127,216      25,374,115
Premises and equipment                                                              15,193,390      15,791,222
Accrued interest receivable                                                          6,019,680       6,795,268
Intangible assets                                                                   24,561,554      26,099,648
Other assets                                                                         5,102,465       4,544,385
                                                                                 -------------     -----------

                                                                                $  775,825,336     719,603,346
                                                                                 =============     ===========

        Liabilities and Stockholders' Equity

Deposits:
  Demand                                                                        $   78,637,109      68,722,835
  NOW                                                                               92,027,032      88,418,761
  Savings                                                                           48,686,631      43,779,175
  Money market                                                                      61,693,528      56,360,492
  Time deposits $100,000 and over                                                   44,645,154      50,798,272
  Other time deposits                                                              254,104,736     268,183,352
                                                                                 -------------     -----------

      Total deposits                                                               579,794,190     576,262,887

Securities sold under agreements to repurchase                                      61,644,544      16,398,484
Interest-bearing demand notes to U.S. Treasury                                         388,122         543,667
Other borrowed money                                                                43,137,614      42,377,787
Accrued interest payable                                                             3,059,714       4,420,054
Other liabilities                                                                    9,448,504       6,016,730
                                                                                 -------------     -----------

      Total liabilities                                                            697,472,688     646,019,609
                                                                                 -------------     -----------

Commitments and contingent liabilities

Stockholders' equity:
  Common stock - $1 par value; 15,000,000 shares authorized,
    2,863,493 shares issued at December 31, 2001 and 2000, respectively              2,863,493       2,863,493
  Surplus                                                                           21,970,425      21,955,275
  Retained earnings                                                                 52,783,864      48,106,530
  Accumulated other comprehensive income, net of tax                                 1,542,272         658,439
  Treasury stock; 29,348 shares at cost                                              (807,406)              --
                                                                                 -------------     -----------

      Total stockholders' equity                                                    78,352,648      73,583,737
                                                                                 -------------     -----------

                                                                                $  775,825,336     719,603,346
                                                                                 =============     ===========

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 2001, 2000, and 1999

                                                                         2001            2000            1999
                                                                    --------------   -------------    ------------
Interest income:
  Interest and fees on loans                                        $   37,935,476      36,427,148      25,294,796
  Interest and dividends on debt and equity securities:
    U.S. Treasury securities                                                70,717         163,665         702,737
    Securities of U.S. government agencies                               7,281,692       6,952,067       3,665,878
    Obligations of states and political subdivisions                     1,906,703       1,940,162       1,376,639
    Other securities                                                       238,634         262,614         178,404
  Interest on federal funds sold                                         1,762,453         639,650       1,023,214
  Interest on time deposits with other banks                                94,084         159,014           7,480
                                                                    --------------   -------------    ------------

      Total interest income                                             49,289,759      46,544,320      32,249,148
                                                                    --------------   -------------    ------------

Interest expense:
  NOW accounts                                                           1,946,178       2,399,529       1,422,982
  Savings accounts                                                       1,050,084       1,221,390       1,061,196
  Money market accounts                                                  1,793,160       2,145,648       1,611,149
  Time deposit accounts $100,000 and over                                2,662,260       2,362,977       1,274,921
  Other time deposit accounts                                           14,210,160      13,116,358       8,164,340
  Securities sold under agreements to repurchase                         1,209,056         991,264       1,148,517
  Interest-bearing demand notes to U.S. Treasury                            27,801          57,893          44,067
  Federal funds purchased                                                    9,885         170,372          30,539
  Other borrowed money                                                   2,480,840       2,712,166       1,467,650
                                                                    --------------   -------------    ------------

      Total interest expense                                            25,389,424      25,177,597      16,225,361
                                                                    --------------   -------------    ------------

      Net interest income                                               23,900,335      21,366,723      16,023,787

Provision for loan losses                                                1,154,000       1,222,000         910,000
                                                                    --------------   -------------    ------------

      Net interest income after provision for loan losses               22,746,335      20,144,723      15,113,787
                                                                    --------------   -------------    ------------

Noninterest income:
  Service charges on deposit accounts                                    2,097,242       1,569,331       1,163,649
  Trust department income                                                  429,602         559,904         417,867
  Brokerage commissions                                                     90,707          89,324          58,451
  Mortgage loan servicing fees                                             462,689         536,024         458,185
  Gain on sales of mortgage loans                                        1,458,683         402,402         461,275
  Gain (loss) on sales and calls of debt securities                         97,808         (27,710)           (245)
  Credit card fees                                                         149,577         145,028         133,581
  Other                                                                    610,615         316,203         255,625
                                                                    --------------   -------------    ------------

                                                                         5,396,923       3,590,506       2,948,388
                                                                    --------------   -------------    ------------

Noninterest expense:
  Salaries and employee benefits                                         8,789,578       7,429,043       5,817,330
  Occupancy expense, net                                                 1,005,905         981,101         747,663
  Furniture and equipment expense                                        1,596,569       1,563,184       1,157,334
  FDIC insurance assessment                                                130,725         126,668          67,804
  Advertising and promotion                                                457,498         336,060         326,416
  Credit card expenses                                                      96,317         100,909          91,340
  Amortization of intangible assets                                      1,531,972       1,319,343         747,774
  Other                                                                  3,791,528       3,801,933       2,571,399
                                                                    --------------   -------------    ------------

                                                                        17,400,092      15,658,241      11,527,060
                                                                    --------------   -------------    ------------

      Income before income taxes                                        10,743,166       8,076,988       6,535,115

Income taxes                                                             3,640,956       2,592,319       2,070,736
                                                                    --------------   -------------    ------------

      Net income                                                    $    7,102,210       5,484,669       4,464,379
                                                                    ==============   =============    ============
Basic and diluted earnings per share                                $    2.48            2.05            2.06
                                                                    ==============   ==============   ============

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                  Years ended December 31, 2001, 2000, and 1999

                                                                                            Accumulated                  Total
                                                                                               other                      stock-
                                                   Common                      Retained     comprehensive   Treasury    holders'
                                                   stock        Surplus        earnings     income (loss)     Stock       equity
                                              -------------  ----------     ------------   ------------   ---------    -----------
Balance, December 31, 1998                        718,511     1,281,489      43,730,026        383,156          --     46,113,182

Comprehensive income:
  Net income                                           --            --       4,464,379             --          --      4,464,379
  Other comprehensive income (loss):
    Unrealized losses on debt
      and equity securities available-
      For-sale, net of tax                             --            --              --     (1,374,087)         --     (1,374,087)
    Adjustment for loss on sales and
      calls of debt and equity securities,
        Net of tax                                     --            --              --            162          --            162
                                                                                                                      ------------
          Total other comprehensive income                                                                             (1,373,925)
                                                                                                                      ------------
          Total comprehensive income                                                                                    3,090,454
                                                                                                                      ------------
Three-for-two stock split accounted for
  as a dividend                                   359,212            --        (361,822)            --          --         (2,610)
Proceeds from sale of common stock                141,302     8,336,818              --             --          --      8,478,120
Cash dividends declared, $.80 per share                --            --      (1,731,588)            --          --     (1,731,588)
                                              -----------    -----------    ------------   ------------   ---------   ------------

Balance, December 31, 1999                      1,219,025     9,618,307      46,100,995       (990,769)         --     55,947,558

Comprehensive income:
  Net income                                           --            --       5,484,669             --          --      5,484,669
  Other comprehensive income:
    Unrealized gain on debt
      and equity securities available-
      for-sale, net of tax                             --            --              --      1,630,921          --      1,630,921
    Adjustment for loss on sales and
      calls of debt and equity securities,
      net of tax                                       --            --              --         18,287          --         18,287
                                                                                                                      ------------
          Total other comprehensive income                                                                              1,649,208
                                                                                                                      ------------
          Total comprehensive income                                                                                    7,133,877
                                                                                                                      ------------

Two-for-one stock split accounted for
  as a dividend                                 1,219,025            --      (1,219,025)            --          --             --
Acquisition of CNS Bancorp, Inc.                  425,443    12,336,968              --             --          --     12,762,411
Cash dividends declared, $.85 per share                --            --      (2,260,109)            --          --     (2,260,109)
                                              -------------  -------------  ------------   ------------   ---------   ------------

Balance, December 31, 2000                      2,863,493    21,955,275      48,106,530        658,439          --     73,583,737

Comprehensive income:
  Net income                                           --            --       7,102,210             --          --      7,102,210
  Other comprehensive income:
    Unrealized gain on debt
      and equity securities available-
      For-sale, net of tax                             --            --              --        948,386          --        948,386
    Adjustment for gain on sales and
      calls of debt and equity securities,
      Net of tax                                       --            --              --        (64,553)         --        (64,553)
                                                                                                                      ------------
        Total other comprehensive income                                                                                  883,833
                                                                                                                      ------------
        Total comprehensive income                                                                                      7,986,043
                                                                                                                      ------------

Adjustment for deferred compensation plan              --        15,150              --             --          --         15,150
Purchase of common stock                               --            --              --             --    (807,406)      (807,406)
Cash dividends declared, $0.85 per share               --            --      (2,424,876)            --          --     (2,424,876)
                                              -------------  -------------  ------------   ------------  ----------  -------------

Balance, December 31, 2001                    $ 2,863,493    21,970,425      52,783,864      1,542,272    (807,406)    78,352,648
                                              ===========    ===========    ============   ============   =========   ============

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2001, 2000, and 1999

                                                                                     2001             2000             1999
                                                                               ----------------  ---------------  --------------
Cash flows from operating activities:
   Net income                                                                 $       7,102,210        5,484,669       4,464,379
   Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                        1,154,000        1,222,000         910,000
     Depreciation expense                                                             1,263,896        1,281,252         914,507
     Net amortization of debt securities premiums and discounts                       (495,576)        (398,714)         309,007
     Amortization of intangible assets                                                1,531,972        1,319,343         747,774
     (Increase) decrease in accrued interest receivable                                 775,588      (1,128,303)       (464,249)
     Increase in other assets                                                         (364,719)         (11,830)     (1,266,126)
     Increase (decrease) in accrued interest payable                                (1,360,340)        1,119,991        (39,236)
     Increase (decrease) in other liabilities                                         3,431,774        3,380,550       (326,049)
     (Gain) loss on sales and calls of debt securities                                 (97,808)           27,710             245
     Origination of mortgage loans for sale                                       (106,922,389)     (27,235,887)    (29,037,532)
     Proceeds from the sale of mortgage loans                                       108,381,072       27,638,289      29,498,807
     Gain on sale of mortgage loans                                                 (1,458,683)        (402,402)       (461,275)
     Gain on sales of premises and equipment                                          (127,379)               --              --
     Other, net                                                                          21,272        (448,945)       (216,128)
                                                                               ----------------  ---------------  --------------
          Net cash provided by operating activities                                  12,834,890       11,847,723       5,034,124
                                                                               ----------------  ---------------  --------------
Cash flows from investing activities:
   Net (increase) decrease in loans                                                   1,053,703     (19,977,196)    (39,227,485)
   Purchases of debt securities:
     Available-for-sale                                                           (207,926,512)     (86,579,932)    (83,888,008)
     Held-to-maturity                                                                        --        (567,724)     (1,499,823)
   Proceeds from maturities of debt securities:
     Available-for-sale                                                             129,048,704       90,941,266      48,815,198
     Held-to-maturity                                                                        --        6,072,430       7,694,028
   Proceeds from calls of debt securities:
     Available-for-sale                                                              52,935,000        2,155,000       6,125,000
     Held-to-maturity                                                                        --        1,010,000       4,167,000
   Proceeds from sales of debt securities:
     Available-for-sale                                                               2,106,018          978,878       5,996,736
   Purchase of subsidiaries, net of cash
     and cash equivalents acquired                                                           --      (8,320,751)              --
   Purchases of premises and equipment                                              (2,304,551)      (1,444,691)     (1,277,195)
   Proceeds from sales of premises and equipment                                      1,765,866           52,478          65,829
   Proceeds from sales of other real estate owned and repossessions                   1,022,185          828,336         834,856
                                                                               ----------------  ---------------  --------------
          Net cash used in investing activities                                    (22,299,587)     (14,851,906)    (52,193,864)
                                                                               ----------------  ---------------  --------------
Cash flows from financing activities:
   Net increase (decrease) in demand deposits                                         9,914,274     (16,447,426)       3,177,392
   Net increase in interest-bearing transaction accounts                              3,608,271        5,768,350       8,765,621
   Net increase (decrease) in time deposits                                         (9,991,242)       32,059,340     (4,445,224)
   Net increase (decrease) in securities sold under agreements to repurchase         45,246,060     (10,695,771)       7,903,996
   Net increase (decrease) in interest-bearing demand notes to U.S. Treasury          (155,545)      (2,204,269)       2,071,995
   Proceeds from bank debt                                                                   --       12,000,000              --
   Proceeds from Federal Home Loan Bank advances                                      3,400,000       12,000,000      10,000,000
   Proceeds from sale of common stock                                                        --               --       8,478,120
   Repayment of bank debt and Federal Home Loan Bank advances                       (2,640,173)     (11,037,964)       (700,000)
   Cash dividends paid                                                              (2,424,876)      (2,114,804)     (1,694,696)
   Purchase of common stock                                                           (807,406)               --              --
                                                                               ----------------  ---------------  --------------
          Net cash provided by financing activities                                  46,149,363       19,327,456      33,557,204
                                                                               ----------------  ---------------  --------------
          Net increase (decrease) in cash and cash equivalents                       36,684,666       16,323,273    (13,602,536)

Cash and cash equivalents, beginning of year                                         48,924,481       32,601,208      46,203,744
                                                                               ----------------  ---------------  --------------
Cash and cash equivalents, end of year                                        $      85,609,147       48,924,481      32,601,208
                                                                               ================  ===============  ==============

Supplemental disclosure of cash flow information:
   Cash paid (received) during the year for:
     Interest                                                                 $      26,749,764       23,136,391      16,264,597
     Income taxes                                                                     1,103,960        (232,547)       2,590,438

Supplemental schedule of noncash investing activities:
   Other real estate and repossessions acquired in settlement of loans                1,633,693          915,987         747,868
   Note payable                                                                              --        1,000,000              --
   Stock issued in acquisition                                                               --       12,762,411              --
   Transfer of investment securities from held-to-maturity to
     available-for-sale                                                              22,463,000               --              --
                                                                               ================  ===============  ==============
See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Exchange National Bancshares, Inc. (the Company) provides a full range of banking services to individual and corporate customers through The Exchange National Bank of Jefferson City, Citizens Union State Bank and Trust of Clinton, and Osage Valley Bank of Warsaw, (the Banks) located within the communities surrounding Jefferson City, Clinton and Warsaw, Missouri. The Banks are subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

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

          LOANS

          Loans are stated at unpaid principal balance amount less unearned income and the allowance for loan losses. Income on loans is accrued on a simple-interest basis.

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

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999


          The Exchange National Bank of Jefferson City originates certain loans which are sold in the secondary mortgage market to the Federal Home Loan Mortgage Corporation (Freddie Mac). These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan to Freddie Mac without recourse thereby eliminating the Company's exposure to interest rate fluctuations. The Company allocates the cost of loans originated between the mortgage loans and the mortgage servicing rights. At December 31, 2001 and 2000, no mortgage loans were held for sale. Mortgage loan servicing fees earned on loans sold to Freddie Mac are reported as income when the related loan payments are collected. Operational costs to service such loans are charged to expense as incurred.

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

                        December 31, 2001, 2000, and 1999


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

          In July 2001 the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations (SFAS 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS 141 requires that goodwill and

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999


          intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. The provisions of SFAS 141 are applied to all business combinations initiated after June 30, 2001. The Company had no transactions in 2001 to which SFAS 141 applied. All of the provisions of SFAS 142 are applied in fiscal years beginning after December 15, 2001, to all goodwill and other intangible assets recognized in an entity's statement of financial position at the beginning of that fiscal year. As of December 31, 2001, the Company had unamortized goodwill in the amount of $23,408,000 and core deposit intangibles of $879,000. Goodwill will be subject to the transition provisions of SFAS 141 and SFAS 142. The Company is evaluating its goodwill for impairment in accordance with SFAS 142 and does not believe adoption of this Standard will have a material effect on its operations.

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

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999


          EARNINGS PER SHARE

          Earnings per share was computed as follows:

                                                    2001              2000              1999
                                              -------------     -------------     -------------
Net income, basic and diluted               $     7,102,210         5,484,669         4,464,379
                                              =============     =============     =============

Average shares outstanding                        2,858,252         2,669,370         2,162,414
Effect of dilutive stock options                        687                --                --
                                              -------------     -------------     -------------
Average shares outstanding
   including dilutive stock options               2,858,939         2,669,370         2,162,414
                                              =============     =============     =============

Net income per share, basic                 $          2.48              2.05              2.06
                                              =============     =============     =============

Net income per share, diluted               $          2.48              2.05              2.06
                                              =============     =============     =============

          The weighted average common and diluted shares outstanding and earnings per share amounts have been restated to give effect to the two-for-one stock split accounted for as a dividend on June 5, 2000.

          CONSOLIDATED STATEMENTS OF CASH FLOWS

          For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of federal funds sold, cash, and due from banks.

          STOCK OPTIONS

          The Company accounts for it stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company provides pro forma net income and pro forma net income per share disclosures for employee stock option grants as if the fair-value-based method defined in Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation, had been applied.

          TREASURY STOCK

          The purchase of the Company's common stock is recorded at cost. Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such stock.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999


          COMPREHENSIVE INCOME

          The Company reports comprehensive income in the consolidated statements of stockholders' equity and comprehensive income.

          SEGMENT INFORMATION

          The Company has defined its business segments to be the Banks, which is consistent with the management structure of the Company and the internal reporting system that monitors performance.

          RECENTLY ISSUED ACCOUNTING STANDARD

          In August 2001, the FASB issued SFAS 144. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company is required to adopt SFAS 144 on January 1, 2002.

          RECLASSIFICATIONS

          Certain prior year information has been reclassified to conform with current year presentation.

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

     On May 4, 2000, the Company acquired 100% of the outstanding shares of common stock of Calhoun Bancshares, Inc., Calhoun, and its subsidiary, Citizens State Bank of Calhoun (Citizens Bank). Immediately upon acquisition, Citizens State Bank of Calhoun was merged with and into Citizens Union State Bank and Trust of Clinton with the surviving institution being renamed the Citizens Union State Bank and Trust of Clinton. At the date of acquisition, Calhoun had total assets and deposits of approximately $69.9 million and $60.5 million, respectively. The transaction was accounted for under the purchase method of accounting; therefore, Citizens Bank's results of operations are included with the Company's from May 4, 2000 forward. Cash consideration of $14,480,000 was paid and total goodwill of $8,106,000 is being amortized over 20 years.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999


     On June 16, 2000, the Company acquired 100% of the outstanding shares of common stock of CNS Bancorp, Inc. (CNS) and its wholly owned subsidiary, City National Savings Bank, FSB, a federally chartered savings bank. Immediately upon acquisition, City National Savings Bank was merged with and into The Exchange National Bank of Jefferson City. At the date of acquisition, CNS had total assets and deposits of approximately $86.4 million and $64.2 million, respectively. The transaction was accounted for under the purchase method of accounting; therefore, CNS' results of operation are included with the Company's from June 16, 2000 forward. Cash consideration of $12,764,000 and stock consideration of 425,443 shares was paid and total goodwill of $3,962,000 is being amortized over 20 years.

     A summary of unaudited pro forma combined financial information for the year ended December 31, 2000 for the Company and the aforementioned acquisitions as if the transactions had occurred on January 1, 2000 follows. These pro forma presentations do not include any anticipated expense reductions that may result from the mergers discussed above.

                                                   2000
                                             --------------
Net interest income                          $   22,647,916
Net income                                        5,235,605
Earnings per share                                    1.96
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

     Quantitative measures established by regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted average assets. Management believes, as of December 31, 2001, the Company and the Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 2001, the most recent notification from the regulatory authorities categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks' categories.

                                      41
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999




     The actual and required capital amounts and ratios for the Company and the Banks as of December 31, 2001 and 2000 are as follows (dollars in thousands):

                                                                            2001
                                         -----------------------------------------------------------------------------
                                                                                                To be well capitalized
                                                                                                      under prompt
                                                                              Capital               corrective action
                                                    Actual                  requirements                provision
                                        ------------------------     ----------------------        -------------------
                                          Amount          Ratio        Amount         Ratio        Amount        Ratio
                                        ----------        -----      ----------       -----        ------        -----
Total capital (to risk-weighted
  assets):
    Company                             $   58,528        11.83%     $   39,566        8.00%            --         --%
    The Exchange National
      Bank of Jefferson City                47,148        14.84          25,420        8.00         31,775       10.00
    Citizens Union State
      Bank and Trust of
      Clinton                               20,220        14.14          11,444        8.00         14,305       10.00
    Osage Valley Bank                        5,543        15.80           2,807        8.00          3,509       10.00
Tier I capital (to risk-weighted
  assets):
    Company                                 52,346        10.58          19,782        4.00             --          --
    The Exchange National
      Bank of Jefferson City                43,168        13.59          12,710        4.00         19,065        6.00
    Citizens Union State
      Bank and Trust of
      Clinton                               18,569        12.98           5,722        4.00          8,583        6.00
    Osage Valley Bank                        5,157        14.70           1,404        4.00          2,105        6.00
Tier I capital (to adjusted
  average assets):
    Company                                 52,346         7.05          22,284        3.00             --          --
    The Exchange National
      Bank of Jefferson City                43,168         9.79          13,222        3.00         22,036        5.00
    Citizens Union State
      Bank and Trust of
      Clinton                               18,569         8.19           6,804        3.00         11,339        5.00
      Osage Valley Bank                      5,157         7.28           2,127        3.00          3,544        5.00
                                          ===========  ============ ============ ============= ============  ===========


                                      42
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

                                                                     2000
                                 ------------------------------------------------------------------------------
                                                                                         To be well capitalized
                                                                                               under prompt
                                                                    Capital                 corrective action
                                             Actual               requirements                  provision
                                 ------------------------    ----------------------        -------------------
                                   Amount         Ratio       Amount         Ratio        Amount        Ratio
                                 ----------       -----     ----------       -----        ------        -----
Total capital (to risk-
  weighted assets):
  Company                        $  53,930        11.90%    $  36,258        8.00%   $       --           --%
  The Exchange National
    Bank of Jefferson City          46,927        15.42        24,353         8.00        30,442         10.00
  Citizens Union State
    Bank and Trust of               19,168        15.32        10,012         8.00        12,515         10.00
    Clinton
  Osage Valley Bank                  5,137        18.99         2,164         8.00         2,704         10.00
Tier I capital (to
  risk-weighted assets):
  Company                           48,249        10.65        18,129         4.00            --            --
  The Exchange National
    Bank of Jefferson City          43,111        14.16        12,177         4.00        18,264          6.00
  Citizens Union State
    Bank and Trust of               17,598        14.06         5,006         4.00         7,509          6.00
    Clinton
  Osage Valley Bank                  4,846        17.92         1,082         4.00         1,623          6.00
Tier I capital (to adjusted
  average assets):
  Company                           48,249         7.07        20,474         3.00            --            --
  The Exchange National
    Bank of Jefferson City          43,111        10.77        12,013         3.00        20,022          5.00
  Citizens Union State
    Bank and Trust of               17,598         8.01         6,589         3.00        10,981          5.00
    Clinton
  Osage Valley Bank                  4,846         8.04         1,807         3.00         3,012          5.00
                                ==========    =========     =========    =========    ==========     ==========


     Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Banks are subject to regulations which require the maintenance of minimum capital requirements. At December 31, 2001, unappropriated retained earnings of approximately $3,284,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.

                                      43
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999


(4)  Loans

     A summary of loans, by classification, at December 31, 2001 and 2000 is as follows:

                                                2001            2000
                                          --------------   -------------
Real estate                               $  280,144,049     258,657,787
Commercial                                   137,235,054     151,329,889
Installment and other consumer                46,984,529      58,483,757
                                          ---------------  -------------

                                             464,363,632     468,471,433
Less allowance for loan losses                 6,673,586       6,939,991
                                          ---------------  -------------

                                          $  457,690,046     461,531,442
                                          ===============  =============


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

     Following is a summary of activity in 2001 of loans made by the Banks to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.

Balance at December 31, 2000                            $  11,629,153
New loans                                                  32,834,168
Payments received                                         (33,193,041)
Additions for new executive officers and directors
                                                              510,449
                                                        -------------

Balance at December 31, 2001                            $  11,780,729
                                                        =============

     Loans serviced for others totaled approximately $181,468,000 and $160,801,000 at December 31, 2001 and 2000, respectively. Mortgage servicing rights totaled $1,134,000 and $622,000 at December 31, 2001 and 2000, respectively and reflect a $53,000 write-down to fair value during 2001.

                                      44
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999


     Changes in the balance of servicing assets related to the loans serviced by Exchange National Bank for the years ended December 31, 2001 and 2000 are as follows:

Balance at December 31, 1999                    $   229,604
Additions                                           467,388
Amortization                                        (75,165)
                                                -----------

Balance at December 31, 2000                    $   621,827
Additions                                           727,429
Amortization                                       (162,206)
Valuation allowance                                 (52,816)
                                                -----------

Balance at December 31, 2001                    $ 1,134,234
                                                ===========

Changes in the allowance for loan losses for 2001, 2000, and 1999 are as follows:

                                                                     2001            2000            1999
                                                              ---------------  --------------  ---------------

Balance, beginning of year                                      $ 6,939,991       4,764,801       4,412,921
Allowance for loan losses of acquired companies at date of
  acquisition                                                            --       1,150,457             --
Provision for loan losses                                         1,154,000       1,222,000         910,000
Charge-offs                                                      (1,602,266)       (719,263)       (734,020)
Recoveries of loans previously charged off                          181,861         521,996         175,900
                                                                -----------      ----------      ----------

Balance, end of year                                            $  6,673,586       6,939,991       4,764,801
                                                                ============     ===========     ===========


     A summary of nonaccrual and other impaired loans at December 31, 2001 and 2000 is as follows:

                                                                     2001               2000
                                                                  -----------        ----------
Nonaccrual loans                                                  $ 3,550,492         7,691,010
Impaired loans continuing to accrue interest                        5,804,193         1,859,497
                                                                  -----------        ----------

          Total impaired loans                                    $ 9,354,685         9,550,507
                                                                  ===========        ==========

Allowance for loan losses on impaired loans                       $ 1,217,631         1,564,553
                                                                  ===========        ==========

Impaired loans with no related allowance for loan losses          $ 7,789,480         8,905,152
                                                                  ===========        ==========

                                      45
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

     The average balance of impaired loans during 2001, 2000, and 1999 was $10,895,902, $9,512,919, and $8,792,000, respectively.

     A summary of interest income on nonaccrual and other impaired loans for 2001, 2000 and 1999 is as follows:

                                                                Impaired loans
                                                  Nonaccrual     continuing to
                                                    loans       accrue interest      Total
                                                  -----------  ----------------    --------
2001:
      Income recognized                           $   300,429           400,502      700,931
      Interest income had interest accrued            590,511           400,502      991,013
                                                  ===========  ================    =========

2000:
      Income recognized                           $   402,659           264,763      667,422
      Interest income had interest accrued            726,687           264,763      991,450
                                                  ===========  ================    =========

1999:
      Income recognized                           $    79,530           562,164      641,694
      Interest income had interest accrued            149,589           562,164      711,753
                                                  ===========  ================    =========

                                      46
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

(5)    INVESTMENT  IN DEBT AND EQUITY SECURITIES

     The amortized cost and fair value of debt and equity securities classified as available-for-sale at December 31, 2001 and 2000 are as follows:

                                                                              2001
                                                ------------------------------------------------------------
                                                                    Gross          Gross
                                                Amortized        unrealized      unrealized         Fair
                                                   cost             gains          losses           value
                                                ------------    ------------    ------------    ------------

U.S. Treasury securities                        $    499,069          17,651            --           516,720
Securities of U.S. government agencies           134,842,443       1,505,437         115,301     136,232,579
Obligations of states and political
  subdivisions                                    39,050,081         950,252          59,911      39,940,422
Other debt securities                              1,406,188          38,645            --         1,444,833
                                                ------------    ------------    ------------    ------------

          Total debt securities                  175,797,781       2,511,985         175,212     178,134,554

Federal Home Loan Bank stock                       2,754,525            --              --         2,754,525
Federal Reserve Bank stock                           749,850            --              --           749,850
Federal Agricultural Mortgage Corporation
  stock                                               10,125            --              --            10,125
                                                ------------    ------------    ------------    ------------

                                                $179,312,281       2,511,985         175,212     181,649,054
                                                ============    ============    ============    ============

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000, and 1999

                                                                            2000
                                                ------------------------------------------------------------
                                                                   Gross           Gross
                                                 Amortized       unrealized      unrealized        Fair
                                                    cost           gains           losses          value
                                                ------------    ------------    ------------    ------------
U.S. Treasury securities                        $  1,503,548           4,783           2,627       1,505,704
Securities of U.S. government agencies           105,729,977       1,012,486         182,720     106,559,743
Obligations of states and political
  subdivisions                                    22,202,342         248,860          45,863      22,405,339
Other debt securities                                201,709            --               125         201,584
                                                ------------    ------------    ------------    ------------

           Total debt securities                 129,637,576       1,266,129         231,335     130,672,370

Federal Home Loan Bank stock                       2,711,225            --              --         2,711,225
Federal Reserve Bank stock                            60,000            --              --            60,000
Federal Agricultural Mortgage Corporation
  stock                                               10,125            --              --            10,125
                                                ------------    ------------    ------------    ------------

                                                $132,418,926       1,266,129         231,335     133,453,720
                                                ============    ============    ============    ============

     The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2001, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                      48
                                                               (Continued)

                      EXCHANGE NATIONAL BANCSHARES, INC.
                               AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
                       December 31, 2001, 2000, and 1999

                                                  Amortized             Fair
                                                     cost               value
                                                 ------------       ------------
Due in one year or less                          $ 39,288,732         39,664,288
Due after one year through five years             105,086,170        106,668,425
Due after five years through ten years             20,456,939         20,710,010
Due after ten years                                 2,573,999          2,622,567
                                                 ------------       ------------

                                                  167,405,832        169,665,290

Mortgage-backed securities                          8,391,949          8,469,264
                                                 ------------       ------------

                                                 $175,797,781        178,134,554
                                                 ============       ============

     The amortized cost and fair values of debt securities classified as held-to-maturity at December 31, 2000 are as follows:

                                                                        2000
                                             --------------------------------------------------------
                                                                Gross        Gross
                                              Amortized      unrealized    unrealized         Fair
                                                 cost           gains        losses          value
                                             -----------    -----------    -----------    -----------
Securities of U.S. government agencies       $ 4,100,785            527          4,078      4,097,234
Obligations of states and political
    subdivisions                              17,667,322        220,597          5,595     17,882,324
Other debt securities                            695,073          1,231            162        696,142
                                             -----------    -----------    -----------    -----------

                                             $22,463,180        222,355          9,835     22,675,700
                                             ===========    ===========    ===========    ===========

     Debt securities with carrying values aggregating approximately $136,701,000 and $87,961,000 at December 31, 2001 and 2000, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

     Proceeds of $2,106,000 and gross gains of $97,808 were recorded on the sales of debt securities in 2001. Proceeds of $979,000 and gross losses of $27,710 were recorded on the sales of debt securities classified as available-for-sale in 2000. Proceeds of $5,997,000 and gross losses of $245 were recorded on the sales of debt securities classified as available-for-sale in 1999.

                                      49
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000, and 1999

     As allowed upon adoption of SFAS 133, the Company transferred its held-to-maturity portfolio to its available-for-sale portfolio. This transfer was made effective January 1, 2001. At the time of the transfer the amortized cost of the securities transferred was $22,463,000 and the fair value was $22,676,000.

(6)  PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 2001 and 2000 is as follows:

                                                    2001                 2000
                                                -----------          -----------
Land                                            $ 3,556,258            3,967,957
Buildings and improvements                       12,225,079           12,805,653
Furniture and equipment                           8,655,312            7,836,121
Construction in progress                            706,751               30,309
                                                -----------          -----------

                                                 25,143,400           24,640,040
Less accumulated depreciation                     9,950,010            8,848,818
                                                -----------          -----------

                                                $15,193,390           15,791,222
                                                ===========          ===========

(7)  INTANGIBLE ASSETS

     A summary of intangible assets at December 31, 2001 and 2000 is as follows:

                                                                   2001              2000
                                                                -----------       -----------
Excess of cost over the fair value of net assets acquired       $23,407,734        24,632,748
Core deposit intangible                                             878,820         1,041,900
Consulting/noncompete agreements                                    275,000           425,000
                                                                -----------       -----------

                                                                $24,561,554        26,099,648
                                                                ===========       ===========

                                      50
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000, and 1999

(8)  DEPOSITS

     The scheduled maturities of time deposits are as follows (in thousands):

                                                   2001                   2000
                                                 --------               --------
Due within:
  One year                                       $235,307                248,778
  Two years                                        47,775                 47,558
  Three years                                       8,829                 15,284
  Four years                                        5,573                  3,950
  Five years                                        1,068                  3,306
  Thereafter                                          198                    106
                                                 --------               --------

                                                 $298,750                318,982
                                                 ========               ========

(9)  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Information relating to securities sold under agreements to repurchase is as follows:

                                                     2001              2000              1999
                                                  -----------       -----------       -----------

Average daily balance                             $38,235,639        17,619,834        21,364,010
Maximum balance at month-end                       63,874,272        25,660,251        30,284,598
Weighted average interest rate at year-end
Weighted average interest rate for the year
                                                  ===========       ===========       ===========

     The securities underlying the agreements to repurchase are under the control of the Banks.

     Unused agreements with unaffiliated banks to sell and repurchase securities on which The Exchange National Bank of Jefferson City may draw totaled $10,000,000 at December 31, 2001. Additionally, under agreements with unaffiliated banks, The Exchange National Bank of Jefferson City may borrow up to $25,000,000 in federal funds on an unsecured basis at December 31, 2001.

                                      51
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                        December 31, 2001, 2000, and 1999

(10) OTHER BORROWED MONEY

     Other borrowed money at December 31, 2001 and 2000 is summarized as follows:

                                                                                   2001             2000
                                                                              ----------------   --------------
The Company:
  Notes payable, 7.00%, due November 2002, interest only until maturity
                                                                              $11,450,568        11,450,568

  Note payable, 7.00%, due April 2002                                             500,000         1,000,000

  Bank of America, $20,000,000 line of credit, 30 day LIBOR plus 125 basis points, due April 2002, interest only until maturity (3.33%
    and 8.07% at December 31, 2001 and 2000 respectively)
                                                                                7,500,000         8,500,000

The Exchange National Bank of Jefferson City:
  Federal Home Loan Bank advances, weighted average rate
  of 5.59% and 5.62% at December 31, 2001 and 2000,
  respectively, due at various dates through 2010                              15,000,000        15,515,969

Citizens Union State Bank and Trust of Clinton:
Federal Home Loan Bank advances, weighted average rate
  of 5.91% and 5.98% at December 31, 2002 and 2001,
  respectively, due at various dates through 2008                               4,100,000         4,550,000

Osage Valley Bank of Warsaw:
  Federal Home Loan Bank advances, weighted average rate of 4.76% and
    5.25% at December 31, 2002 and 2001, respectively, due at
    various dates through 2013                                                  4,587,046         1,361,250
                                                                              -----------       -----------

                                                                              $43,137,614        42,377,787
                                                                              -----------       -----------

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

                                      52
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

     The advances from the Federal Home Loan Bank are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank stock as well as mortgage loans equal to 120% of the outstanding advance balance to secure amounts borrowed at The Exchange National Bank of Jefferson City and Osage Valley Bank, and 135% at Citizens Union State Bank and Trust of Clinton. The Exchange National Bank has $5,000,000 and $10,000,000 of FHLB advances callable on March 3, 2002 and May 28, 2002, respectively. Citizens Union State Bank has $1,000,000 and $2,000,000 callable on January 23, 2002 and January 23, 2003, respectively.

     The scheduled principal reduction of other borrowed money at December 31, 2001 was as follows:

2002                      $36,293,166
2003                        3,607,174
2004                          300,000
2005                             --
2006                          861,842
2007 and thereafter         2,075,432
                          -----------

                          $43,137,614
                          ===========

     At December 31, 2001 and 2000, $7,000,000 of the amount included in other borrowed money is owed to members of the Company's Board of Directors as a result of the acquisition of Union State Bancshares. Interest expense paid on this related party borrowed money totaled $490,000 and $491,342 for the years ended December 31, 2001 and 2000, respectively.

(11) RESERVE REQUIREMENTS AND COMPENSATING BALANCES

     The Federal Reserve Bank required the Banks to maintain a balance of $2,501,000 and $5,745,000 at December 31, 2001 and 2000, respectively, to satisfy reserve requirements.

     Average compensating balances held at correspondent banks were $2,514,221 and $1,838,636 at December 31, 2001 and 2000, respectively. The Banks maintain such compensating balances with correspondent banks to offset charges for services rendered by those banks.

                                      53
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

(12) INCOME TAXES

     The composition of income tax expense (benefit) for 2001, 2000, and 1999 is as follows:

                                            2001             2000              1999
                                         ----------       ----------        ----------
Current:
  Federal                                $3,068,417        2,980,092         2,241,262
  State                                      31,446           42,051            60,410
                                         ----------       ----------        ----------

          Total current                   3,099,863        3,022,143         2,301,672
                                         ----------       ----------        ----------

Deferred:
  Federal                                   541,093         (429,824)         (250,910)
  State                                        --               --              19,974
                                         ----------       ----------        ----------

          Total deferred                    541,093         (429,824)         (230,936)
                                         ----------       ----------        ----------

          Total income tax expense       $3,640,956        2,592,319         2,070,736
                                         ==========       ==========        ==========

     Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

                                                      2001               2000               1999
                                                   -----------        -----------        -----------
Tax at statutory Federal income tax rate           $ 3,660,108          2,746,176          2,221,939
Tax-exempt income                                     (539,042)          (527,951)          (383,180)
Amortization of nondeductible intangibles              414,423            330,746            122,481
State income tax, net of Federal tax benefit            20,754             27,754             50,053
Other, net                                              84,713             15,594             59,443
                                                   -----------        -----------        -----------

                                                   $ 3,640,956          2,592,319          2,070,736
                                                   ===========        ===========        ===========

                                      54
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

     The components of deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are as follows:

                                                                               2001             2000
                                                                            ----------       ----------
Deferred tax assets:
  Allowance for loan losses                                                 $2,070,156        2,056,128
  Nonaccrual loan interest                                                     160,638          159,675
  Mortgage servicing rights                                                       --              9,310
  Capital loss carryover                                                         5,975          256,700
  Charitable contributions carryover                                              --            248,359
  Purchase accounting adjustments to securities and other investments
                                                                               103,391          367,395
  Deferred compensation                                                        166,716          250,461
  Other                                                                        153,231          102,440
                                                                            ----------       ----------

          Total deferred tax assets                                          2,660,107        3,450,468
                                                                            ----------       ----------

Deferred tax liabilities:
  Available-for-sale securities                                                794,503          376,355
  Premises and equipment                                                       724,189        1,043,291
  Core deposit intangible                                                      298,799          354,246
  Prepaid pension expense                                                       83,645           51,409
  Mortgage servicing rights                                                     76,164             --
  FHLB stock dividend                                                          129,939          129,939
  Other                                                                         48,248           31,367
                                                                            ----------       ----------

          Total deferred tax liabilities                                     2,155,487        1,986,607
                                                                            ----------       ----------

          Net deferred tax asset                                            $  504,620        1,463,861
                                                                            ==========       ==========

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2001 and, therefore, has not established a valuation reserve.

                                      55
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

     At December 31, 2001, the accumulation of prior years' earnings representing tax bad debt deductions of Exchange National Bank were $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, Exchange National Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.

(13) PENSION AND RETIREMENT PLANS

     The Exchange National Bank of Jefferson City provides a noncontributory defined benefit pension plan in which all full-time employees become participants upon the later of the completion of one year of qualified service or the attainment of age 21, and in which they continue to participate as long as they continue to be full-time employees, until their retirement, death, or termination of employment prior to normal retirement date. The normal retirement benefits provided under the plan vary depending upon the participant's rate of compensation, length of employment, and social security benefits. Retirement benefits are payable for life, but not less than 10 years. Plan assets consist of U.S. Treasury and government agency securities, corporate common stocks and bonds, real estate mortgages, and demand deposits. Pension expense (benefit) for the plan for 2001, 2000, and 1999 is as follows:

                                                         2001             2000             1999
                                                      ---------        ---------        ---------
Service cost - benefits earned during the year        $ 147,123          129,396          132,932
Interest costs on projected benefit obligations         213,910          203,328          189,509
Return on plan assets                                  (350,247)        (320,528)        (285,695)
Net amortization and deferral                           (35,512)         (35,512)         (35,512)
Recognized net gains                                    (70,086)         (49,376)            --
                                                      ---------        ---------        ---------
          Pension expense (benefit)                   $ (94,812)         (72,692)           1,234
                                                      =========        =========        =========

                                      56
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

     A summary of the activity in the plan's benefit obligation, assets, funded status, and amounts recognized in the Company's consolidated balance sheets at December 31, 2001, 2000, and 1999 are as follows:

                                                              2001               2000               1999
                                                          -----------        -----------        -----------
Benefit obligation:
   Balance, January 1                                     $ 3,132,468          3,078,659          3,532,456
   Service cost                                               147,123            129,396            132,932
   Interest cost                                              213,910            203,328            189,509
   Actuarial loss (gain)                                      376,061           (101,840)          (602,563)
   Benefits paid                                             (187,943)          (177,075)          (173,675)
                                                          -----------        -----------        -----------
   Balance, December 31                                   $ 3,681,619          3,132,468          3,078,659
                                                          ===========        ===========        ===========

                                                              2001               2000               1999
                                                          -----------        -----------        -----------
Plan assets:
   Fair value, January 1                                  $ 5,473,789          5,607,364          5,017,858
   Actual return                                              (61,045)            43,500            763,181
   Benefits paid                                             (187,943)          (177,075)          (173,675)
                                                          -----------        -----------        -----------
   Fair value, December 31                                $ 5,224,801          5,473,789          5,607,364
                                                          ===========        ===========        ===========
Funded status:
   Excess of plan assets over benefit obligation          $ 1,543,182          2,341,321          2,528,705
   Unrecognized net gains                                  (1,297,167)        (2,190,118)        (2,450,194)
                                                          -----------        -----------        -----------
   Prepaid pension expense included in other assets       $   246,015            151,203             78,511
                                                          ===========        ===========        ===========

Rates utilized for the plan years ended December 31, 2001, 2000, and 1999 are as follows:

                                                                       2001          2000          1999
                                                                     -------       -------       -------

Discount rate for the funded status                                     6.25          7.04          6.80
Weighted average rate of compensation increase used to measure
   the projected benefit obligation                                     6.00          6.00          6.00
Expected long-term rate of return on plan assets                        7.00          7.00          7.00
                                                                     =======       =======       =======

                                      57
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

     In addition to the pension plan described above, The Exchange National Bank of Jefferson City has a profit sharing plan which covers all full-time employees. The Exchange National Bank of Jefferson City makes annual contributions in an amount equal to 6% of income before income taxes and before contributions to the profit sharing and pension plans for all participants, limited to the maximum amount deductible for Federal income tax purposes. Contributions to the profit sharing plan for 2001, 2000, and 1999 were $534,910, $423,324, and $362,472, respectively. At
     December 31, 2001, the profit sharing plan held 183,519 shares of the common stock of the Company.

     Citizens Union State Bank and Trust of Clinton has a profit sharing plan which covers all full-time employees. Eligible employees may defer up to 8% of his or her salary each year. Citizens Union State Bank and Trust of Clinton matches 1/3 of each employee's deferral. In addition, a discretionary contribution may be made each year by Citizens Union State Bank and Trust of Clinton. Contributions to the profit sharing plan for 2001, 2000, and 1999 were $116,744, $112,902, and $79,516, respectively.

     Osage Valley Bank of Warsaw has a profit sharing plan and a 401k employer match plan covering all full-time employees. Osage Valley Bank of Warsaw makes a contribution to the profit sharing plan using a graduated contribution scale that is based on the bank's return on assets. Under the 401k plan, Osage Valley Bank of Warsaw will match 1/2 of each employee's first 6% of salary deferral. Contributions to the profit sharing and 401k plans for 2001 and 2000 were $31,921 and $23,067. Osage Valley Bank of Warsaw was not a member of the Company in 1999.

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

                                      58
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

     The following table summarizes the Company's stock option activity:

                                                            Weighted-average exercise
                                       Number of shares                price
                                         December 31,              December 31,
                                     -------------------    -------------------------
                                      2001         2000          2001           2000
                                     ------       ------       --------       --------
Outstanding, beginning of year       34,929         --         $  24.50           --

Granted                                --         34,929           --            24.50

Exercised                              --           --             --             --

Canceled                               --           --             --             --
                                     ------       ------       --------       --------
Outstanding, end of year             34,929       34,929          24.50          24.50
                                     ======       ======       ========       ========
Exercisable, end of year             14,753        4,082       $  24.50          24.50
                                     ======       ======       ========       ========

     The weighted-average remaining contractual life of options outstanding at December 31, 2001 was approximately nine years.

                                      59
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                    Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

     The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) in accounting for the stock options and, accordingly, no compensation cost has been recognized in the financial statements. The weighted-average grant-date fair value of stock options granted during the year and the weighted-average significant assumptions used to determine those fair values, using the Black-Scholes option pricing model, and the pro forma effect on earnings of the fair value accounting for stock options under SFAS 123 are as follows:

Grant date fair value per share                  $  24.50
Significant assumptions:
   Risk-free interest rate at grant date             5.24%
   Expected annual rate of quarterly dividends       3.66
   Expected stock price volatility                     20
   Expected life to exercise (years)                    7

                                              2001            2000
                                           ----------      ----------
Net income:
   As reported                              7,102,210       5,484,669
   Pro forma                                7,071,977       5,454,436

Pro forma earnings per common share:
   As reported basic                             2.48           2.052
   As reported diluted                           2.48           2.052
   Pro forma basic                               2.47           2.042
   Pro forma diluted                             2.47           2.042
                                           ==========      ==========

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


                                      60
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999


                                                                       2001
                                  ------------------------------------------------------------------------------
                                                     Citizens
                                   The Exchange       Union
                                     National        State Bank    Osage Valley
                                     Bank of         and Trust        Bank           Corporate
                                   Jefferson City    of Clinton     of Warsaw        and other          Total
                                  ---------------   ------------   -------------   -------------   -------------
Balance sheet information:
   Loans, net of allowance
     for loan losses               $  301,142,563    118,802,018      37,745,465              --    457,690,046
   Debt and equity securities         103,947,535     47,964,827      29,736,692              --    181,649,054
   Total assets                       458,792,287    241,965,161      76,326,052     (1,258,164)    775,825,336
   Deposits                           332,433,328    191,926,170      61,984,563     (6,549,871)    579,794,190
   Stockholders' equity                48,018,123     34,899,318       9,219,276    (13,784,069)     78,352,648
                                   --------------   ------------   -------------   -------------   ------------
Statement of income information:
   Total interest income           $   29,547,390     14,683,598       5,053,061           5,710     49,289,759
   Total interest expense              14,220,305      7,611,188       2,300,902       1,257,029     25,389,424
                                   --------------   ------------   -------------   -------------   ------------
   Net interest income                 15,327,085      7,072,410       2,752,159     (1,251,319)     23,900,335
   Provision for loan losses              750,000        300,000         104,000              --      1,154,000
   Noninterest income                   4,186,412        992,265         218,246              --      5,396,923
   Noninterest expense                 10,540,436      5,001,352       1,489,836         368,468     17,400,092
   Income taxes                         2,645,520      1,069,054         466,782       (540,400)      3,640,956
                                   ==============   ============   =============   =============   ============
   Net income (loss)               $    5,577,541      1,694,269         909,787     (1,079,387)      7,102,210
                                   ==============   ============   =============   =============   ============
Capital expenditures               $    1,268,840      1,061,254          79,457              --      2,409,551
                                   ==============   ============   =============   =============   ============

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

                                                                       2000
                                  ------------------------------------------------------------------------------
                                                     Citizens
                                   The Exchange       Union
                                     National        State Bank    Osage Valley
                                     Bank of         and Trust        Bank           Corporate
                                   Jefferson City    of Clinton     of Warsaw        and other          Total
                                  ---------------   ------------   --------------  --------------  ------------
Balance sheet information:
   Loans, net of allowance
     for loan losses               $  307,896,826    124,074,520      29,560,096            --      461,531,442
   Debt and equity securities          59,926,441     68,896,826      27,093,633            --      155,916,900
   Total assets                       411,937,825    241,626,885      65,006,410      1,032,226     719,603,346
   Deposits                           331,374,737    194,121,199      53,974,652     (3,207,701)    576,262,887
   Stockholders' equity                46,953,624     34,422,578       9,079,936    (16,872,401)     73,583,737
                                   ==============   ============   ==============  =============   ============

Statement of income information:
   Total interest income           $   28,468,216     13,853,633       4,189,133         33,338      46,544,320
   Total interest expense              14,317,221      7,271,435       2,171,941      1,417,000      25,177,597
                                   --------------   ------------   -------------   -------------   ------------

   Net interest income                 14,150,995      6,582,198       2,017,192     (1,383,662)     21,366,723
   Provision for loan losses              900,000        305,000          17,000             --       1,222,000
   Noninterest income                   2,664,742        721,454         204,310             --       3,590,506
   Noninterest expense                  9,210,971      4,589,975       1,370,666        486,629      15,658,241
   Income taxes                         2,054,500        889,173         274,246       (625,600)      2,592,319
                                   --------------   ------------   -------------   -------------   ------------
   Net income (loss)               $    4,650,266      1,519,504         559,590     (1,244,691)      5,484,669
                                   ==============   ============   =============   =============   ============
Capital expenditures               $      450,029        955,555          39,107             --       1,444,691
                                   ==============   ============   =============   =============   ============

                                                                  1999
                                   -------------------------------------------------------------------
                                                         Citizens
                                    The Exchange          Union
                                      National           State Bank
                                      Bank of            and Trust        Corporate
                                    Jefferson City       of Clinton       and other         Total
                                   ----------------    --------------   --------------   -------------
Balance sheet information:
   Loans, net of allowance
     for loan losses               $   236,768,520        84,695,318              --      321,463,838
   Debt and equity securities           69,269,111        41,967,930              --      111,237,041
   Total assets                        340,806,693       152,659,552       1,480,000      494,946,245
   Deposits                            266,586,794       126,081,941     (11,649,160)     381,019,575
   Stockholders' equity                 34,610,335        20,383,146         954,077       55,947,558
                                   ================    ==============   ==============   =============
Statement of income information:
   Total interest income           $    22,571,816         9,677,332              --       32,249,148
   Total interest expense               10,637,429         4,774,694         813,238       16,225,361
                                   ----------------    --------------   --------------   -------------
   Net interest income                  11,934,387         4,902,638        (813,238)      16,023,787
   Provision for loan losses               790,000           120,000              --          910,000
   Noninterest income                    2,356,627           591,761              --        2,948,388
   Noninterest expense                   7,823,514         3,373,376         330,170       11,527,060
   Income taxes                          1,747,900           710,036        (387,200)       2,070,736
                                   ----------------    --------------   --------------   -------------

   Net income (loss)               $     3,929,600         1,290,987        (756,208)       4,464,379
                                   ================    ==============   ==============   =============

Capital expenditures               $     1,021,711           255,484              --        1,277,195
                                   ================    ==============   ==============   =============

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999


(16) Condensed Financial Information of Parent Company Only

     The condensed balance sheets as of December 31, 2001 and 2000 and the related condensed statements of income and cash flows for the years ended December 31, 2001, 2000, and 1999 of the Company are as follows:


                            CONDENSED BALANCE SHEETS

                    ASSETS                                     2001              2000
                                                           -----------       -----------
Cash and due from banks                                    $ 4,442,021         2,935,034
Investment in subsidiaries                                  93,542,227        91,891,960
Consulting/noncompete agreements                               275,000           425,000
Other assets                                                   439,888           458,934
                                                           -----------       -----------

          Total assets                                     $98,699,136        95,710,928
                                                           ===========       ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                              $11,950,568        12,450,568
Other borrowed money                                         7,500,000         8,500,000
Consulting/noncompete agreements                               150,000           300,000
Dividends payable                                              538,488           544,064
Other liabilities                                              207,432           332,559
Stockholders' equity                                        78,352,648        73,583,737
                                                           -----------       -----------

          Total liabilities and stockholders' equity       $98,699,136        95,710,928
                                                           ===========       ===========

                                      63
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                      December 31, 2001, 2000, and 1999



                         CONDENSED STATEMENTS OF INCOME

                                                                   2001              2000            1999
                                                               -----------       -----------     -----------
Revenue:
Dividends received from subsidiaries                           $ 7,400,000        20,825,500       5,385,500
Interest on bank time deposits                                       5,709            33,338            --
                                                               -----------       -----------     -----------
                                                                 7,405,709        20,858,838       5,385,500
Expenses:
  Interest on bank debt                                            411,763           543,456            --
  Interest on notes payable                                        845,266           873,544         813,238
  Amortization of intangible assets                                150,000           150,000         150,000
  Other                                                            188,153           306,290         175,478
                                                               -----------       -----------     -----------
                                                                 1,595,182         1,873,290       1,138,716
                                                               -----------       -----------     -----------
    Income before income tax benefit and equity
      in undistributed income (dividends distributed in
      excess of income) of subsidiaries                          5,810,527        18,985,548       4,246,784
Income tax benefit                                                 540,400           625,600         387,200
Equity in undistributed income (dividends distributed in
  excess of income) of subsidiaries                                751,283       (14,126,479)       (169,605)
                                                               -----------       -----------     -----------
      Net income                                               $ 7,102,210         5,484,669       4,464,379
                                                               ===========       ===========     ===========

                                      64
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                      December 31, 2001, 2000, and 1999



                         CONDENSED STATEMENTS OF INCOME

                                                                2001                2000                1999
                                                            ------------        ------------        ------------
Cash flows from operating activities:
  Net income                                                $  7,102,210           5,484,669           4,464,379
  Adjustments to reconcile net income to net  cash
    provided by operating activities:
    Dividends distributed in excess of income (equity
      in undistributed income) of
      subsidiaries
                                                                (751,283)         14,126,479             169,605
    Other, net                                                    38,342             352,066            (729,608)
                                                            ------------        ------------        ------------
      Net cash provided by operating activities                6,389,269          19,963,214           3,904,376
                                                            ------------        ------------        ------------

Cash flows from investing activities:
  Purchase of subsidiaries                                          --           (35,161,514)               --
  Consulting/noncompete payments                                (150,000)           (150,000)           (150,000)
                                                            ------------        ------------        ------------

      Net cash used in investing activities                     (150,000)        (35,311,514)           (150,000)
                                                            ------------        ------------        ------------

Cash flows from financing activities:
  Proceeds from bank debt                                           --            12,000,000                --
  Repayment of bank debt                                      (1,500,000)         (3,500,000)           (250,000)
  Cash dividends paid                                         (2,424,876)         (2,114,804)         (1,694,696)
  Proceeds from sale of common stock                                --                  --             8,478,120
  Purchases of common stock                                     (807,406)               --                  --
                                                            ------------        ------------        ------------
  Net cash provided by (used in) financing activities         (4,732,282)          6,385,196           6,533,424
                                                            ------------        ------------        ------------

  Net increase (decrease) in cash                              1,506,987          (8,963,104)         10,287,800

Cash at beginning of year                                      2,935,034          11,898,138           1,610,338
                                                            ------------        ------------        ------------
Cash at end of year                                         $  4,442,021           2,935,034          11,898,138
                                                            ============        ============        ============
Supplemental schedule of noncash activities:
  Note payable                                              $       --             1,000,000                --
  Stock issued in acquisition                                       --            12,762,411                --
                                                            ============        ============        ============

                                      65
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                      December 31, 2001, 2000, and 1999

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

     Off-balance sheet financial instruments whose contractual amounts represent credit risk at December 31, 2001 and 2000 are as follows:

                                                    2001             2000
                                               --------------   --------------
Commitments to extend credit                   $   71,772,491       60,738,532
Standby letters of credit                           2,746,314        2,416,826
                                               ==============   ==============

     Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Of the total commitments to extend credit, approximately $41,467,000 and $35,692,000 represent fixed-rate loan commitments at December 31, 2001 and 2000, respectively. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

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

                                      66
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999

     A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2001 and 2000 is as follows:

                                                       2001                                   2000
                                           -------------------------------       -------------------------------
                                             Carrying             Fair             Carrying            Fair
                                              amount              value             amount             value
                                           ------------       ------------       ------------       ------------
Assets:
  Loans                                    $457,690,046        468,576,000        461,531,442        459,913,000
  Investment in debt and equity
    securities                              181,649,054        181,649,054        155,916,900        156,129,420
  Federal funds sold                         54,481,931         54,481,931         23,550,366         23,550,366
  Cash and due from banks                    31,127,216         31,127,216         25,374,115         25,374,115
  Accrued interest receivable                 6,019,680          6,019,680          6,795,268          6,795,268
                                           ------------       ------------       ------------       ------------

                                           $730,967,927        741,853,881        673,168,091        671,762,169
                                           ============       ============       ============       ============

Liabilities:
  Deposits:
    Demand                                 $ 78,637,109         78,637,109         68,722,835         68,722,835
    NOW                                      92,027,032         92,027,032         88,418,761         88,418,761
    Savings                                  48,686,631         48,686,631         43,779,175         43,779,175
    Money market                             61,693,528         61,693,528         56,360,492         56,360,492
    Time                                    298,749,890        302,733,000        318,981,624        319,263,000
    Securities sold under agreements
      to repurchase                          61,644,544         61,644,544         16,398,484         16,398,484
    Interest-bearing demand notes
      to U.S. Treasury                          388,122            388,122            543,667            543,667
    Other borrowed money                     43,137,614         43,301,000         42,377,787         42,307,000
    Accrued interest payable                  3,059,714          3,059,714          4,420,054          4,420,054
                                           ------------       ------------       ------------       ------------

                                           $688,024,184        692,170,680        640,002,879        640,213,468
                                           ============       ============       ============       ============

                                      67
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999



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

                                      68
                                                               (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2001, 2000, and 1999


          SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND INTEREST-BEARING DEMAND NOTES TO U.S. TREASURY

          For securities sold under agreements to repurchase and interest-bearing demand notes to U.S. Treasury, the carrying amount is a reasonable estimate of fair value, as such instruments reprice in a short time period.

          OTHER BORROWED MONEY

          The fair value of other borrowed money is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for other borrowed money of similar remaining maturities.

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

                                      69
                                                               (Continued)

(19) SUPPLEMENTARY FINANCIAL INFORMATION
     (unaudited)
     (In thousands, except per share data)

                                                                          2001
                                              First       Second       Third       Fourth
                                             Quarter     Quarter      Quarter     Quarter          YTD
-----------------------------------------------------------------------------------------------------------
Interest income                             $13,253       12,586         12,197      11,253          49,289
Interest expense                              7,324        6,790          6,163       5,112          25,389
-----------------------------------------------------------------------------------------------------------
  Net interest income                         5,929        5,796          6,034       6,141          23,900
Provision for loan loses                        248          231            231         444           1,154
Noninterest income                            1,074        1,234          1,289       1,800           5,397
Noninterest expense                           4,108        4,237          4,403       4,652          17,400
Income taxes                                    886          893            924         938           3,641
Net income                                    1,761        1,669          1,765       1,907           7,102
Net income per share:
  Basic earnings per share                  $  0.62        $0.58          $0.62       $0.67           $2.48
  Diluted earnings per share                   0.62         0.58           0.62        0.67            2.48
===========================================================================================================

                                                                        2000
Interest income                             $ 9,468       11,319         12,963      12,794          46,544
Interest expense                              4,740        5,926          7,210       7,302          25,178
-----------------------------------------------------------------------------------------------------------
  Net interest income                         4,728        5,393          5,753       5,492          21,366
Provision for loan loses                        258          308            273         383           1,222
Noninterest income                              827          839            910       1,015           3,591
Noninterest expense                           3,368        3,871          4,112       4,307          15,658
Income taxes                                    585          639            727         641           2,592
Net income                                    1,344        1,414          1,551       1,176           5,485
Net income per share:
  Basic earnings per share                  $  0.55      $  0.56        $  0.54     $  0.67         $  2.05
  Diluted earnings per share                   0.55         0.56           0.54        0.67            2.05
===========================================================================================================

                DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

Name                             Position with Our Company         Position with Subsidiary Banks    Principal Occupation
----                             -------------------------         ------------------------------    --------------------
Donald L. Campbell               President, Chairman of the        Chairman of the Board and         Position with Exchange,
                                 Board and Director- Class III     Director of Exchange National     Exchange National Bank and
                                 (Retiring effective 3/30/02)      Bank and Director of Citizens     Citizens Union State Bank
                                                                   Union State Bank
                                                                   (Retiring effective 3/30/02)

James E. Smith                   Chairman, Chief Executive         Chairman and Director of          Position with Exchange,
                                 Officer and Director-Class I      Citizens Union State Bank,        Citizens Union State Bank and
                                 (Effective 3/30/02)               President and Director of Osage   Osage Valley Bank
                                                                   Valley Bank, Director of
                                                                   Exchange National Bank

David T. Turner                  President and Director- Class     Chairman, President, Chief        Position with Exchange and
                                 III (Effective 3/30/02)           Executive Officer and Director    Exchange National Bank
                                                                   of Exchange National Bank,
                                                                   Director of Citizens Union
                                                                   State Bank

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

Gus S. Wetzel, II                Director-Class II                 Director of Citizens Union        Physician
                                                                   State Bank

Richard G. Rose                  Treasurer                         Senior Vice President and         Position with Exchange and
                                                                   Controller of Exchange National   Exchange National Bank
                                                                   Bank

Kathleen L. Bruegenhemke         Senior Vice President and                                           Position with Exchange
                                 Secretary

                           ANNUAL REPORT ON FORM 10-K

A copy of our Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2002 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Secretary, Exchange National Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company's reasonable expenses in furnishing such exhibits.