Form 10-K, Exhibit 13
period 2002-12-31
EXCHANGE NATIONAL BANCSHARES INC
filed 2003-03-25
CIK 893847

                                                                      EXHIBIT 13

                                      2002

                                  ANNUAL REPORT

                                       TO

                                  SHAREHOLDERS

                       EXCHANGE NATIONAL BANCSHARES, INC.

                            JEFFERSON CITY, MISSOURI

                       EXCHANGE NATIONAL BANCSHARES, INC.

                            Jefferson City, Missouri

                                 March 21, 2003

Dear Shareholders:

         Upon assuming the position of chairman last April, I was charged with the responsibility of building on the key strengths of your organization. As a shareholder of Exchange National Bancshares, Inc., you already know that Exchange's business plan is premised on the foundation of providing solid earnings, steady growth and consistent dividends to its investors. For the foreseeable future, management's strategy is to focus on what got us to where we are today ... generating quality loans funded by competitive deposits.

         From the outside looking in, 2002 may have appeared to be a "quiet, non-eventful" year for your Company. However, such was not the case. During the fourth quarter of 2002, a major technology enhancement project was completed. Past acquisitions have been fully integrated from a data processing perspective and now your management team is able to concentrate on expansion into new markets.

         In addition to centralizing the data processing system, much of 2002 was devoted to establishing a dividend reinvestment program for investors desiring to increase their ownership interest in a cost-efficient manner. If you have not already enrolled in this program, I encourage you to review the plan by requesting an informational booklet from our investor relations department.

         In striving to improve your Company's financial performance, your Board of Directors authorized management to begin a stock repurchase program in 2001. As management continues to evaluate opportunities to acquire other financial institutions, it simply makes good business sense to purchase Exchange stock when it is selling at a discount as compared to our peers. The stock buyback program was very active in 2002 as approximately 60,000 shares were repurchased during the year.

         With reference to 2002 financial highlights, total assets increased $18,593,000 or 2.4% during 2002 as a result of sustained internal growth. Earnings for 2002 were $8,093,000 or $2.85 per fully diluted common share compared to $7,102,000 or $2.48 per share in 2001. The growth in earnings is primarily the result of eliminating goodwill amortization as required by a new accounting rule under Generally Accepted Accounting Principles (GAAP).

         Management continues to be proud of your Company's ability to pay cash dividends. Shareholders received dividends totaling $0.88 per share in 2002, an increase of 3.5% over the amount received the previous year. Dividends of $0.19 per share were paid January 1 and April 1. For the July 1 and October 1 dividends, the per share rate was increased to $0.20. A special dividend of $0.10 per share was paid December 1, 2002.

         Capitalization of your Company expressed in terms of tier one capital to adjusted average total assets (leverage ratio) was 7.36% at December 31, 2002 compared to 7.05% at December 31, 2001. Your Company's total capital to risk-weighted assets ratio was 12.10% at December 31, 2002 compared to 11.83% at December 31, 2001. The increased levels result from earnings retention rather than asset shrinkage.

         In closing, I want to acknowledge the 53 years of service that my predecessor, Donald Campbell, contributed to your Company. He very much embodied the spirit of our corporate motto of "looking forward, moving ahead." I plan to continue the business strategy of enhancing shareholder value through growth without negatively impacting earnings or asset quality.

                                          Sincerely,

                                          JAMES E. SMITH
                                          Chairman & Chief Executive Officer

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

         Each of our subsidiary Banks is a full service bank conducting a general banking business, offering its customers checking and savings accounts, debit cards, certificates of deposit, safety deposit boxes and a wide range of lending services, including credit card accounts, commercial and industrial loans, single payment personal loans, installment loans and commercial and residential real estate loans. In addition, Exchange National Bank and Citizens Union State Bank each provide trust services.

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

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2002. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.

(DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------------------------------
                                                 2002             2001             2000           1999          1998
                                             ------------     ------------      ----------     ----------    ---------
INCOME STATEMENT DATA
Interest income                              $     40,463           49,289          46,544         32,249       32,180
Interest expense                                   16,326           25,389          25,177         16,225       17,197
                                             ------------     ------------      ----------     ----------    ---------
   Net interest income                             24,137           23,900          21,367         16,024       14,983
Provision for loan losses                             936            1,154           1,222            910          702
                                             ------------     ------------      ----------     ----------    ---------
   Net interest income
     after provision for
     loan losses                                   23,201          22,746           20,145         15,114       14,281
                                             ------------     -----------       ----------     ----------    ---------
Security gains (losses), net                          163              98              (28)            --            6
Other noninterest income                            5,940            5,299           3,618          2,948        2,698
                                             ------------     ------------      ----------     ----------    ---------
   Total noninterest income                         6,103            5,397           3,590          2,948        2,704
Noninterest expense                                17,832           17,400          15,658         11,527       10,515
                                             ------------     ------------      ----------     ----------    ---------
Income before income taxes                         11,472           10,743           8,077          6,535        6,470
Income taxes                                        3,379            3,641           2,592          2,071        2,117
                                             ------------     ------------      ----------     ----------    ---------
Net income                                   $      8,093            7,102           5,485          4,464        4,353
                                             ============     ============      ==========     ==========    =========
DIVIDENDS
Declared on common stock                     $      2,510            2,425           2,260          1,732        1,609
Paid on common stock                                2,493            2,425           2,115          1,695        1,609
Ratio of total dividends
   declared to net income                           31.01%           34.15           41.20          38.80        36.96

PER SHARE DATA
Basic earnings per common share              $       2.86             2.48            2.05           2.06         2.02
Diluted earnings per common share                    2.85             2.48            2.05           2.06         2.02
Basic weighted average shares of
   common stock outstanding                     2,828,572        2,858,252       2,669,370      2,162,414    2,155,446
Diluted weighted average shares of
    common stock outstanding                    2,835,442        2,858,939       2,669,370      2,162,414    2,155,446

                                                                     YEAR ENDED DECEMBER 31,
                                                                     -----------------------
                                                  2002            2001             2000           1999          1998
                                             -------------    ------------      ----------     ----------    ----------
BALANCE SHEET DATA
  (AT PERIOD END)
Investment securities                        $     186,724      181,649           155,917        111,237       101,066
Loans                                              486,564      464,364           468,471        326,229       288,218
Total assets                                       794,418      775,825           719,603        494,946       458,703
Total deposits                                     591,191      579,794           576,263        381,020       373,522
Securities sold under
   agreements to repurchase
   and other short term
   borrowed funds                                   70,421       62,033            16,942         27,643        17,667
Other borrowed money                                41,795       43,138            42,378         26,451        17,151
Total stockholders' equity                          82,827       78,353            73,584         55,948        46,113

EARNINGS RATIOS
Return on average
   total assets                                       1.04%        0.96              0.85           0.95          0.96
Return on average
   stockholders' equity                               9.89         9.21              8.49           9.41          9.73

ASSET QUALITY RATIOS
Allowance for loan losses
   to loans                                           1.46         1.44              1.48           1.46          1.53
Nonperforming loans
   to loans (1)                                       0.62         0.86              1.73           0.52          0.28
Allowance for loan losses
   to nonperforming loans (1)                       236.66       166.98             85.87         281.45        544.81
Nonperforming assets to loans
   and foreclosed assets (2)                          0.67         1.03              1.76           0.55          0.34
Net loan charge-offs to
   average loans                                      0.10         0.31              0.05           0.18          0.07

CAPITAL RATIOS
Average stockholders' equity to
   average total assets                              10.51        10.37              9.99          10.07          9.83
Total risk-based
   capital ratio                                     12.10        11.83             11.90          15.06         12.94
Tier 1 risk-based
   capital ratio                                     10.88        10.58             10.65          13.81         11.69
Leverage ratio                                        7.36         7.05              7.07           9.73          7.87

-----------------
(1) Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more and still accruing.

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

We have described under the caption "Factors That May Affect Future Results of Operations, Financial Condition or Business" in our Annual Report on Form 10-K for the year ended December 31, 2002, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

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

         Our Company's consolidated net income for 2002 increased $991,000 or 14.0% over 2001 and followed a $1,617,000 or 29.5% increase for 2001 compared to 2000. Basic earnings per common share increased from $2.05 for 2000, to $2.48 for 2001 and increased to $2.86 for 2002. Diluted earnings per common share increased from $2.05 for 2000, to $2.48 for 2001 and increased to $2.85 for 2002. Return on average total assets increased from 0.85% for 2000, to 0.96% for 2001 and increased to 1.04% for 2002. Return on average total stockholders' equity increased from 8.49% for 2000 to 9.21% for 2001 and increased to 9.89% for 2002.

         Average investment securities and federal funds sold increased $22,525,000 or 10.6% to $235,981,000 for 2002 compared to $213,456,000 for 2001 and followed a $51,088,000 or 31.5% increase for 2001 compared to 2000. The increase in 2002 reflects increased collateral requirements for securities sold under agreement to repurchase. The increase in 2001 reflects the effect of both increased collateral requirements for securities sold under agreements to repurchase as well as having a full year of earning assets from acquisitions made during 2000.

         Average loans outstanding increased $12,898,000 or 2.8% to $475,366,000 for 2002 compared to $462,468,000 for 2001 and followed a $38,915,000 or 9.2%
increase for 2001 compared to 2000. Average commercial loans outstanding decreased $514,000 or 0.4% for 2002 compared to 2001 and followed a $8,450,000 or 6.2% increase for 2001 compared to 2000. Average real estate loans outstanding increased $18,710,000 or 7.0% for 2002 compared to 2001 and followed a $36,768,000 or 16.0% increase for 2001 compared to 2000. Average consumer loans outstanding decreased $5,298,000 or 10.3% for 2002 compared to 2001 and followed a $6,303,000 or 10.9% decrease for 2001 compared to 2000.

         The primary reason for the increase in average loans outstanding in 2002 compared to 2001 is due to increased real estate financing due to lower rates. The primary reason for the increase in average loans outstanding in 2001 compared to 2000 is due to having the loans of the companies acquired during 2000 on the books for a full year in 2001. Our Company acquired approximately $122,000,000 of loans in the acquisitions of 2000. However, it should be noted that consumer loans decreased on average in 2002 and 2001. These decreases reflect the low rates that existed in the consumer auto market that was fueled by manufacturers' low or zero rate financing programs. Our Company chose to not aggressively pursue consumer auto loans during 2002 and 2001 and as such this portion of the loan portfolio declined in balance.

         Average total time deposits decreased $4,579,000 or 0.9% to $505,907,000 for 2002 compared to $510,486,000 for 2001 and followed a
$57,297,000 or 12.6% increase for 2001 compared to 2000. The 2002 decrease is due to disintermediation due to a low interest rate environment. Most of the 2001 increase in average tine deposits is due to having deposits of the companies acquired during 2000 on the books for the entire year of 2001 versus only a partial year during 2000.

         Average securities sold under agreements to repurchase increased $27,643,000 or 71.9% to $66,102,000 for 2002 compared to $38,459,000 for 2001 and followed a $18,297,000 or 90.8% increase for 2001 compared to 2000. Those variances reflected competition for institutional funds awarded based upon competitive bids.

         Average interest-bearing demand notes to U.S. Treasury increased $80,000 or 10.3% to $854,000 for 2002 compared to $774,000 for 2001 and followed a $110,000 or 12.4% decrease for 2001 compared to 2000. Balances in this account are governed by the U.S. Treasury's funding requirements.

         Average other borrowed money increased $966,000 or 2.3% to $42,226,000 for 2002 compared to $41,260,000 for 2001 and followed a $347,000 or 0.8%
decrease for 2001 compared to 2000. The 2002 increase reflects additional Federal Home Loan Bank borrowings to fund loan demand. The 2001 decrease reflects repayments of Federal Home Loan Bank advances.

         The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                            2002               2001            2000
                                                        ------------       ------------    ------------
Interest income                                         $     40,463             49,289          46,544
Fully taxable equivalent (FTE) adjustment                        780                828             821
                                                        ------------       ------------    ------------
Interest income (FTE basis)                                   41,243             50,117          47,365
Interest expense                                              16,326             25,389          25,177
                                                        ------------       ------------    ------------
Net interest income (FTE basis)                               24,917             24,728          22,188
Provision for loan losses                                        936              1,154           1,222
                                                        ------------       ------------    ------------
Net interest income after provision
   for loan losses (FTE basis)                                23,981             23,574          20,966
Noninterest income                                             6,103              5,397           3,590
Noninterest expense                                           17,832             17,400          15,658
                                                        ------------       ------------    ------------
Income before income taxes
   (FTE basis)                                                12,252             11,571           8,898
                                                        ------------       ------------    ------------
Income taxes                                                   3,379              3,641           2,592
FTE adjustment                                                   780                828             821
                                                        ------------       ------------    ------------
Income taxes (FTE basis)                                       4,159              4,469           3,413
                                                        ------------       ------------    ------------
Net income                                              $      8,093              7,102           5,485
                                                        ============       ============    ============
Average total earning assets                            $    713,116            678,389         588,516
                                                        ============       ============    ============
Net interest margin                                             3.49%              3.65            3.77
                                                        ============       ============    ============

         Our Company's primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest bearing liabilities. Net interest income on a fully taxable equivalent basis increased $189,000 or 0.8% to $24,917,000 for 2002 compared to $24,728,000 for 2001, and followed a $2,540,000 or 11.5% increase for 2001 compared to 2000. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased from 3.77% for 2000, to 3.65% for 2001, and to 3.49% for 2002.

         The provision for loan losses decreased $218,000 or 18.9% to $936,000 for 2002 compared to $1,154,000 for 2001 and followed a $68,000 or 5.6% decrease for 2001 compared to 2000. The decrease in the provision in 2002 was primarily due to a decrease in nonperforming loans. The decrease in the provision in 2001 was primarily due to a decrease in nonperforming loans. The allowance for loan losses totaled $7,121,000 or 1.46% of loans outstanding at December 31, 2002 compared to $6,674,000 or 1.44% of loans outstanding at December 31, 2001 and $6,940,000 or 1.48% of loans outstanding at December 31, 2000. The allowance for loan losses expressed as a percentage of nonperforming loans was 85.87% at December 31, 2000, 166.98% at December 31, 2001, and 236.66% at December 31,
2002.

RESULTS OF OPERATIONS

         YEARS ENDED DECEMBER 31, 2002 AND 2001

         Our Company's net income increased by $991,000 or 14% to $8,093,000 for the year ended December 31, 2002 compared to $7,102,000 for 2001. Net interest income on a fully taxable equivalent basis increased to $24,917,000 or 3.49% of average earning assets for 2002 compared to $24,728,000 or 3.65% of average earning assets for 2001. The provision for loan losses for 2002 was $936,000 compared to $1,154,000 for 2001. Net loans charged off for 2002 were $488,000 compared to $1,421,000 for 2001.

         Noninterest income and noninterest expense for the years ended December 31, 2002 and 2001 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                   YEAR ENDED
                                                                   DECEMBER 31,            INCREASE      (DECREASE)
                                                              -----------------------     ------------------------
                                                                 2002         2001          AMOUNT           %
                                                              --------      ---------     ---------     ----------
NONINTEREST INCOME
Service charges on deposit accounts                           $   2,684         2,097           587          28.0%
Trust department income                                             513           430            83          19.3
Brokerage income                                                     88            91            (3)         (3.3)
Mortgage loan servicing fees                                        222           463          (241)        (52.1)
Gain on sales of mortgage loans                                   1,768         1,459           309          21.2
Gain (loss) on sales and calls of debt securities                   163            98            65          66.3
Credit card fees                                                    153           150             3           2.0
Other                                                               512           609           (97)        (15.9)
                                                              ---------     ---------     ---------     ---------
                                                              $   6,103         5,397     $     706     $    13.1%
                                                              =========     =========     =========     =========
NONINTEREST EXPENSE
Salaries and employee benefits                                $   9,337         8,790           547           6.2%
Occupancy expense, net                                            1,079         1,006            73           7.3
Furniture and equipment expense                                   1,887         1,597           290          18.2
FDIC insurance assessment                                           103           105            (2)         (1.9)
Advertising and promotion                                           467           457            10           2.2
Postage, printing, and supplies                                     918           765           153          20.0
Legal, examination, and professional fees                         1,002           876           126          14.4
Credit card expenses                                                 95            96            (1)          1.0
Credit investigation and loan collection                            292           199            93          46.7
Amortization of goodwill                                             --         1,219        (1,219)       (100.0)
Amortization of intangible assets                                   299           313           (14)         (4.5)

Other                                                             2,353         1,977           376          19.0
                                                              ---------     ---------     ---------     ---------
                                                              $  17,832        17,400           432     $     2.5%
                                                              =========     =========     =========     =========

Noninterest income increased $706,000 or 13.1% to $6,103,000 for 2002 compared to $5,397,000 for 2001. Service charges on deposit accounts increased $587,000 or 28.0% primarily due to the institution of a new overdraft program. This program has generated an increase of approximately $560,000 in insufficient fund fees collected during 2002 compared to 2001. The increase in trust department income reflects higher trust distribution fees collected in 2002 compared to 2001. The decrease in mortgage servicing fees of $241,000 reflects a $258,000 write-down of our Company's mortgage servicing rights to their fair value during 2002. This write-down is reflective of the high refinancing activity that our Company has experienced in its servicing portfolio during the third and fourth quarters of 2002. Gains on sales of mortgage loans increased $309,000 or 21.2% due to an increase in volume of loans originated and sold to the secondary market from approximately $106,922,000 during 2001 to approximately $107,312,000 during 2002. The increase in volume of loans sold is a result of increased refinancing activity and new mortgage lending as a result of lower mortgage rates in effect during 2002 compared to those in effect during 2001. The $65,000 or 66.3% increase in gain (loss) on sales and calls of debt securities represents gains on the sale of securities during 2002. The $97,000 or 15.9% decrease in other noninterest income primarily reflects gains recognized in 2001 on the sales of properties obtained in previous acquisitions.

         Noninterest expense increased $432,000 or 2.5% to $17,832,000 for 2002 compared to $17,400,000 for 2001. Salaries and benefits increased $547,000 or 6.2% and reflects normal salary adjustments, increased insurance benefit costs, and increased pension and profit sharing expense. The $73,000 or 7.3% increase in occupancy expense and the $290,000 or 18.2% increase in furniture and equipment expense are primarily related to increased depreciation associated with a new branch and hardware and software purchased in conjunction with a data processing conversion. The $153,000 or 20.0% increase in postage, printing and supplies reflects costs incurred by our Banks related to the data processing conversion. These costs include new forms and additional statement mailings. The $126,000 or 14.4% increase in legal, examination, and professional fees is due in large part to consulting fees related to our Company wide data processing conversion.

         During 2002, our Company converted all three of our banks to a common data processing platform. Approximately $1,500,000 was spent to purchase new core software and hardware systems. These costs will be amortized over periods ranging from 3 to 5 years and will be reflected in increased furniture and equipment expense in the upcoming years.

         The $1,219,000, or 100.0% decrease in amortization of goodwill reflects the discontinuance of goodwill amortization as required by SFAS No. 142, Goodwill and Other Intangible Assets. The periodic amortization of goodwill has been replaced by an annual impairment test. The $376,000 or 19.0% increase in other noninterest expense reflects increases in various categories including telecommunications expense, data processing expense, and training. These increases are primarily related to our Company's conversion to the new core data processing system.

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

         Noninterest income and noninterest expense for the years ended December 31, 2001 and 2000 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                           YEAR ENDED
                                                           DECEMBER 31,            INCREASE       (DECREASE)
                                                   ---------------------------   ----------------------------
                                                       2001           2000          AMOUNT            %
                                                   ------------   ------------   ------------   -------------
NONINTEREST INCOME
Service charges on deposit accounts                $      2,097   $      1,569   $        528           33.7%
Trust department income                                     430            560           (130)         (23.2)
Brokerage income                                             91             89              2            2.3
Mortgage loan servicing fees                                463            536            (73)         (13.6)
Gain on sales of mortgage loans                           1,459            402          1,057          262.9
Gain (loss) on sales and calls of debt securities            98            (28)           126          350.0
Credit card fees                                            150            145              5            3.5
Other                                                       609            318            291           91.5
                                                   ------------   ------------   ------------   ------------
                                                   $      5,397   $      3,591   $      1,806           50.3%
                                                   ============   ============   ============   ============
NONINTEREST EXPENSE
Salaries and employee benefits                     $      8,790   $      7,429   $      1,361           18.3%
Occupancy expense, net                                    1,006            981             25            2.3
Furniture and equipment expense                           1,597          1,563             34            2.2
FDIC insurance assessment                                   105            101              4            4.0
Advertising and promotion                                   457            336            121           36.0

Postage, printing, and supplies                             765            737             28            3.8
Legal, examination, and professional fees                   876            609            267           43.8
Credit card expenses                                         96            101             (5)          (5.0)
Credit investigation and loan collection                    199            236            (37)         (15.7)
Amortization of goodwill                                  1,219            972            247           25.4
Amortization of intangible assets                           313            347            (34)          (9.8)
Other                                                     1,977          2,246           (269)          (4.6)
                                                   ------------   ------------   ------------   ------------
                                                   $     17,400   $     15,658   $      1,742           11.1%
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

         Noninterest expense increased $1,742,000 or 11.1% to $17,400,000 for 2001 compared to $15,658,000 for 2000. Approximately $747,000 of this increase was related to the acquisitions of CNS Bancorp and Mid Central during 2000. In addition, the increase in salaries and benefits reflects a one time retirement accrual of $252,000 that will be paid during the first quarter of 2002. Excluding the increases associated with the acquisitions and retirement accrual, salaries and benefits increased $656,000 or 8.8% and reflects normal salary adjustments, increased insurance benefit costs, and additional hires. The $25,000 or 2.3% increase in occupancy expense and the $34,000 or 2.2% increase in furniture and equipment expense are primarily related to increased costs associated with the acquisitions made in the prior year. The $121,000 or 36.0% increase in advertising and promotion is due in part to additional product advertising at Exchange National Bank related to trust services and internet banking. The $28,000 or 3.8% increase in postage, printing and supplies reflects costs incurred by our Banks for compliance with the privacy provisions of the Gramm-Leach-Bliley Act. The $267,000 or 43.8% increase in legal, examination, and professional fees is due in large part to consulting fees related to a company wide technology assessment that will determine a standard core processing platform for all of our banks. The entire increase in amortization of goodwill is related to the acquisitions.

NET INTEREST INCOME

         Fully taxable equivalent net interest income increased $189,000 or 0.8% to $24,917,000 for 2002 compared to $24,728,000 for 2001, and followed a
$2,540,000 or 11.5% increase from 2001 compared to 2000. The increase in net interest income in 2002 and 2001 was the result of increased earning assets.

         The following table presents average balance sheets, net interest income, average yields of earning assets, and average costs of interest bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 2002.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                               YEAR ENDED DECEMBER 31,
                           ----------------------------------------------------------------------------------------------
                                         2002                            2001                           2000
                           ------------------------------  ------------------------------  ------------------------------
                                        INTEREST   RATE                INTEREST    RATE                INTEREST   RATE
                            AVERAGE     INCOME/   EARNED/    AVERAGE    INCOME/   EARNED/    AVERAGE    INCOME/   EARNED/
                            BALANCE    EXPENSE(1) PAID(1)    BALANCE   EXPENSE(1) PAID(1)    BALANCE   EXPENSE(1) PAID(1)
                           ----------  ---------  -------  ----------  ---------  -------  ----------  ---------  ------
ASSETS
Loans: (2)
  Commercial               $  143,727  $   9,062   6.31%   $  144,241  $  11,573   8.02%   $  135,791  $  12,077   8.89%
  Real estate                 285,342     19,262   6.75       266,632     21,651   8.12       229,864     19,291   8.39
  Consumer                     46,297      3,940   8.51        51,595      4,726   9.16        57,898      5,079   8.77
Investment in debt and
  equity securities:(3)
U.S. Treasury and U.S.
  Government agencies         146,096      5,492   3.76       120,366      7,352   6.11       109,150      7,116   6.52
  State and municipal          37,133      2,493   6.71        39,581      2,720   6.87        39,072      2,740   7.01
  Other                         4,970        215   4.33         4,753        239   5.03         3,908        263   6.73
Federal funds sold             47,782        736   1.54        48,756      1,762   3.61        10,238        640   6.25
Interest bearing
  deposits in other
  financial institutions        1,769         43   2.43         2,465         94   3.81         2,595        159   6.13
                           ----------  ---------           ----------  ---------           ----------  ---------
  Total interest
  earning assets              713,116     41,243   5.78       678,389     50,117   7.39       588,516     47,365   8.05
All other assets               71,982                          72,267                          64,236
Allowance for loan
  Losses                       (6,936)                         (7,139)                         (6,098)
                           ----------                      ----------                      ----------
  Total assets               $778,162                      $  743,517                      $  646,654
                           ==========                      ==========                      ==========

         Continued on next page

                                                               YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------------------------------------------------
                                         2002                                  2001                     2000
                           ------------------------------  ------------------------------  -----------------------------
                                        INTEREST   RATE                INTEREST    RATE                INTEREST    RATE
                            AVERAGE     INCOME/   EARNED/   AVERAGE     INCOME/   EARNED/   AVERAGE     INCOME/   EARNED/
                            BALANCE    EXPENSE(1) PAID(1)   BALANCE    EXPENSE(1) PAID(1)   BALANCE    EXPENSE(1) PAID(1)
                           ----------  ---------  -------  ----------  ---------  -------  ----------  ---------  ------
LIABILITIES AND
STOCKHOLDERS' EQUITY
NOW accounts               $   87,759  $     911   1.04%   $   87,970  $   1,946   2.21%      $83,594  $   2,399   2.87%
Savings                        49,726        514   1.03        47,360      1,050   2.22        43,606      1,221   2.80
Money market                   62,818        856   1.36        60,247      1,793   2.98        53,556      2,146   4.01
Time deposits of
$100,000 and over              58,432      1,867   3.20        49,555      2,662   5.37        40,282      2,363   5.87
Other time deposits           247,172      8,921   3.61       265,354     14,210   5.36       232,151     13,116   5.65
                              -------     ------              -------     ------              -------     ------
  Total time deposits         505,907     13,069   2.58       510,486     21,661   4.24       453,189     21,245   4.69
Federal funds purchased
  and securities sold
  under agreements to
  repurchase                   66,102      1,004   1.52        38,459      1,219   3.17        20,162      1,162   5.76
Interest-bearing demand
  notes to U.S. Treasury          854         11   1.29           774         28   3.62           884         58   6.56
Other borrowed money           42,226      2,242   5.31        41,260      2,481   6.01        41,607      2,712   6.52
                           ----------  ---------           ----------  ---------           ----------  ---------
  Total interest-
  bearing liabilities         615,089     16,326   2.65       590,979     25,389   4.30       515,842     25,177   4.88
Demand deposits                71,107                          63,233                          60,208
Other liabilities              10,163                          12,220                           5,978
                           ----------                      ----------                      ----------
  Total liabilities           696,359                         666,432                         582,028
Stockholders' equity           81,803                          77,085                          64,626
                           ----------                      ----------                      ----------
  Total liabilities and
  stockholders' equity     $  778,162                      $  743,517                      $  646,654
                           ==========                      ==========                      ==========
Net interest income                    $  24,917                       $  24,728                       $  22,188
                                       =========                       =========                       =========
Net interest margin                                3.49%                           3.65%                           3.77%
                                                   ====                            ====                            ====

--------------
(1) Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate, net of nondeductible interest expense. Such adjustments totaled $780,000, $828,000 and $821,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                                        YEAR ENDED                          YEAR ENDED
                                    DECEMBER 31, 2002                   DECEMBER 31, 2001
                                       COMPARED TO                         COMPARED TO
                                    DECEMBER 31, 2001                   DECEMBER 31, 2000
                              ------------------------------      ------------------------------
                               TOTAL        CHANGE DUE TO          TOTAL        CHANGE DUE TO
                              --------   -------------------      --------   -------------------
                               CHANGE     VOLUME      RATE         CHANGE     VOLUME      RATE
                              --------   --------   --------      --------   --------   --------
INTEREST INCOME ON A FULLY
  TAXABLE EQUIVALENT BASIS:
Loans: (1)
 Commercial                   $ (2,511)       (41)    (2,470)     $   (504)       722     (1,226)
 Real estate(2)                 (2,389)     1,444     (3,883)        2,361      3,003       (642)
 Consumer                         (786)      (465)      (321)         (353)      (570)       217
Investment in debt and
 equity securities:
 U.S. Treasury and U.S.
 Government agencies            (1,860)     1,356     (3,216)          236        703       (467)
 State and municipal(2)           (227)      (165)       (62)          (20)        36        (56)
 Other                             (24)        10        (34)          (24)        50        (74)
Federal funds sold              (1,026)       (34)      (992)        1,122      1,494       (372)
Interest bearing deposits
 in other financial
 Institutions                      (51)       (23)       (28)          (65)        (8)       (57)
                              --------   --------   --------      --------   --------   --------
Total interest
  Income                        (8,874)     2,082    (10,956)        2,753      5,430     (2,677)

Continued on next page

                                                                     YEAR ENDED                             YEAR ENDED
                                                                  DECEMBER 31, 2002                      DECEMBER 31, 2001
                                                                     COMPARED TO                            COMPARED TO
                                                                  DECEMBER 31, 2001                      DECEMBER 31, 2000
                                                           -----------------------------           -----------------------------
                                                             TOTAL        CHANGE DUE TO              TOTAL        CHANGE DUE TO
                                                             -----       ---------------             -----       ---------------
                                                             CHANGE      VOLUME    RATE              CHANGE      VOLUME    RATE
                                                           ---------     ------   ------           ---------     ------   ------
INTEREST EXPENSE:
NOW accounts                                                  (1,035)       (5)   (1,030)               (453)      121      (574)
Savings                                                         (536)       50      (586)               (171)       99      (270)
Money market                                                    (937)       74    (1,011)               (353)      245      (598)
Time deposits of $100,000 and over                              (795)      418    (1,213)                300       510      (210)
Other time Deposits                                           (5,289)     (919)   (4,370)              1,094     1,804      (710)
Federal funds purchased and securities sold under
 agreements to repurchase                                       (215)      612      (827)                 57       737      (680)
Interest-bearing demand notes to U.S. Treasury                   (17)        3       (20)                (30)       (6)      (24)
Other borrowed money                                            (239)       57      (296)               (231)      (23)     (208)
                                                           ---------     -----    ------           ---------     -----    ------
Total interest Expense                                        (9,063)      290    (9,353)                213     3,487    (3,274)
                                                           ---------     -----    ------           ---------     -----    ------
NET INTEREST INCOME ON A FULLY TAXABLE EQUIVALENT BASIS    $     189     1,792    (1,603)          $   2,540     1,943       597
                                                           =========     =====    ======           =========     =====    ======

----------
(1)      Nonaccruing loans are included in the average amounts outstanding.

(2) Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate, net of nondeductible interest expense. Such adjustments totaled $780,000, $828,000 and $821,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

LENDING AND CREDIT MANAGEMENT

         Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 60.4% of total assets as of December 31, 2002. Total loans increased steadily from December 31, 1998 through December 31, 2002 due to stable local economies and reasonable interest rates.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                      DECEMBER 31,
                          --------------------------------------------------------------------------------------------------------
                                  2002                 2001                  2000                 1999                  1998
                            AMOUNT       %       AMOUNT       %        AMOUNT       %      AMOUNT       %        AMOUNT       %
                          ---------   ------   ---------    -----    ---------    -----   ---------    -----    ---------  -------
Commercial, financial
  and agricultural        $ 147,851     30.4%  $ 137,235     29.5%   $ 151,330     32.3%  $ 114,469     35.1%   $  98,298    34.1%
Real estate -
  Construction               41,437      8.5      25,820      5.6       20,500      4.4      24,891      7.6       19,414     6.7
Real estate -
  Mortgage                  250,318     51.4     254,324     54.8      238,157     50.8     135,677     41.6      123,534    42.8
Installment loans
  to individuals             46,958      9.7      46,985     10.1       58,484     12.5      51,192     15.7       46,972    16.3
                          ---------            ---------             ---------            ---------             ---------
   Total loans            $ 486,564    100.0%  $ 464,364    100.0%   $ 468,471    100.0%  $ 326,229    100.0%   $ 288,218   100.0%
                          =========            =========             =========            =========             =========

         Loans at December 31, 2002 mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                     OVER ONE YEAR
                                                     THROUGH FIVE
                                                         YEARS                      OVER FIVE YEARS
                                               ------------------------          -----------------------
                                 ONE YEAR        FIXED         FLOATING           FIXED         FLOATING
                                 OR LESS         RATE            RATE              RATE           RATE          TOTAL
                                ---------      ---------       --------          --------       --------      ---------
Commercial, financial,
   and agricultural              $ 72,609       $ 44,558       $ 22,462          $  5,481       $  2,741      $ 147,851
Real estate -- construction        41,429              8             --                --             --         41,437
Real estate -- mortgage            28,720        120,610         35,910            46,907         18,171        250,318
Installment loans to
individuals                        17,837         28,624            197               211             89         46,958
                                ---------      ---------       --------          --------       --------      ---------
             Total loans        $ 160,595      $ 193,800       $ 58,569          $ 52,599       $ 21,001      $ 486,564
                                =========      =========       ========          ========       ========      =========

         Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 2002 our Company was servicing approximately $197,000,000 of loans sold to the secondary market.

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

         The following table summarizes loan loss experience for the periods indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                           YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------------
                                                      2002           2001           2000           1999           1998
                                                      ----           ----           ----           ----           ----
Analysis of allowance for loan losses:
Balance beginning of year                           $   6,673         6,940          4,765          4,413          3,914
Allowance for loan losses of
  acquired companies at date of acquisitions               --            --          1,150             --             --
Charge-offs:
  Commercial, financial, and agricultural                 146           689            273            410             90
  Real estate -- construction                              19           144             --             --             --
  Real estate -- mortgage                                  22            61             10             36             32
  Installment loans to individuals                        581           708            436            288            325
                                                    ---------       -------        -------        -------        -------
                                                          768         1,602            719            734            447
Recoveries:
  Commercial, financial, and agricultural                 115            22            409             57            111
  Real estate -- construction                              --            --             --             --             --
  Real estate -- mortgage                                   1             8             --              3             --
  Installment loans to individuals                        164           151            113            116            133
                                                    ---------       -------        -------        -------        -------
                                                          280           181            522            176            244
                                                    ---------       -------        -------        -------        -------
Net charge-offs                                           488         1,421            197            558            203
                                                    ---------       -------        -------        -------        -------
Provision for loan losses                                 936         1,154          1,222            910            702
                                                    ---------       -------        -------        -------        -------
Balance at end of year                              $   7,121         6,673          6,940          4,765          4,413
                                                    =========       =======        =======        =======        =======
Loans outstanding:
  Average                                           $ 475,366       462,468        423,553        303,492        279,679
  End of period                                       486,564       464,364        468,471        326,229        288,218
Allowance for loan
  losses to loans outstanding:
    Average                                              1.50%         1.44           1.64           1.57           1.58
    End of period                                        1.46          1.44           1.48           1.46           1.53
Net charge-offs to average
  loans outstanding                                      0.10          0.31           0.05           0.18           0.07

                                                                           YEAR ENDED DECEMBER 31,
                                                    --------------------------------------------------------------------
                                                      2002           2001           2000           1999           1998
                                                      ----           ----           ----           ----           ----
Allocation of allowance for
 loan losses at end of period:
   Commercial, financial, and Agricultural          $   2,627         2,444          2,838          1,214            935
   Real estate -- construction                            168           104            530            479            496
   Real estate -- mortgage                              2,208         1,872          1,552          1,202          1,265
   Installment loans to individuals                       542           669            900            392            413
   Unallocated                                          1,576         1,584          1,120          1,478          1,304
                                                    ---------       -------        -------        -------        -------
     Total                                          $   7,121         6,673          6,940          4,765          4,413
                                                    =========       =======        =======        =======        =======
Percent of categories to total loans:
  Commercial, financial, and agricultural                30.4%         29.5           32.3           35.1           34.1
  Real estate -- construction                             8.5           5.6            4.4            7.6            6.7
  Real estate -- mortgage                                51.4          54.8           50.8           41.6           42.9
  Installment loans to individuals                        9.7          10.1           12.5           15.7           16.3
                                                    ---------       -------        -------        -------        -------
     Total                                              100.0         100.0          100.0          100.0          100.0
                                                    =========       =======        =======        =======        =======

         Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due, and restructured loans totaled $3,009,000 or 0.62% of total loans at December 31, 2002 compared to $3,997,000 or 0.86% of total loans at December 31, 2001. The following table summarizes our Company's nonperforming assets at the dates indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                              DECEMBER 31,
                                                 -----------------------------------------------------------------------
                                                   2002            2001            2000           1999            1998
                                                   ----            ----            ----           ----            ----
Nonaccrual loans:
  Commercial, financial,
      and agricultural                           $   1,179          2,518           2,648            841             102
  Real estate -- construction                           69             66           1,006            134             274
  Real estate -- mortgage                            1,152            842           3,584            507             272
  Installment loans to individuals                      81            124             453             57              59
                                                 ---------        -------         -------        -------         -------
    Total nonaccrual loans                           2,481          3,550           7,691          1,539             707
                                                 ---------        -------         -------        -------         -------

Loans contractually past-due 90 days
  or more and still accruing:
  Commercial, financial, and agricultural               85             96              --             --              --
  Real estate -- construction                          169             --              --             --              --
  Real estate -- mortgage                              254            299             237             --              --
  Installment loans to individuals                      20             52             154             22              18
                                                 ---------        -------         -------        -------         -------
    Total loans contractually past-due
      90 days or more and still accruing               528            447             391             22              18

Restructured loans                                      --             --              --            132              85
                                                 ---------        -------         -------        -------         -------
    Total nonperforming loans                        3,009          3,997           8,082          1,693             810
Other real estate                                      116            650              36             --              85
Repossessions                                          115            141             143             91              93
                                                 ---------        -------         -------        -------         -------
    Total nonperforming assets                   $   3,240          4,788           8,261          1,784             988
                                                 =========        =======         =======        =======         =======
Loans                                            $ 486,564        464,364         468,471        326,229         288.218
Allowance for loan losses to
  Loans                                               1.46%          1.44            1.48           1.46            1.53
Nonperforming loans to loans                          0.62           0.86            1.73           0.52            0.28
Allowance for loan losses to
  nonperforming loans                               236.66         166.98           85.87         281.45          544.81
Nonperforming assets to loans and
  foreclosed assets                                   0.67           1.03            1.76           0.55            0.34

         It is our Company's policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $203,000, $591,000 and $727,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Approximately $39,000, $300,000 and $403,000 was actually recorded as interest income on such loans for the year ended December 31, 2002, 2001 and 2000, respectively.

         A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 2002 included in the table above, which were considered impaired, management has identified additional loans totaling approximately $9,137,000 which are not included in the nonaccrual table above but are considered by management to be impaired. The $9,137,000 of loans identified by management as being impaired reflected various commercial, commercial real estate, real estate, and consumer loans ranging in size from approximately $3,000 to approximately $2,160,000.

         Impairment reserves for our Company's impaired loans were determined based on the fair value of the collateral securing those loans, or in the case of loans guaranteed by the Small Business Administration, the amount of that guarantee. At December 31, 2002 $1,352,000 of our Company's allowance for loan losses related to impaired loans totaling approximately $11,618,000.

         As of December 31, 2002 and 2001 approximately $2,697,000 and $9,527,000, respectively, of loans not included in the nonaccrual table above or identified by management as being "impaired" were classified by management as having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. In addition to the classified list, our Company also maintains an internal loan watch list of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower's ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on our Company's watch list, its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.

         The allowance for loan losses is available to absorb probable loan losses regardless of the category of loan to be charged off. However, as a part of management's evaluation of the adequacy of the allowance for loan losses, an allocation of the allowance by loan category is made. At December 31, 2002, management allocated $5,545,000 of the $7,121,000 total allowance for loan losses to specific loan categories and $1,576,000 was unallocated. Considering the size of several of our Company's lending relationships and the loan portfolio in total, management believes that the December 31, 2002 allowance for loan losses is adequate.

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

         At December 31, 2002 debt and equity securities classified as available-for-sale represented 23.5% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

         The following table presents the composition of the investment portfolio by major category.

         (DOLLARS EXPRESSED IN THOUSANDS)


                                                                              DECEMBER 31,
                                                  -----------------------------------------------------------------------
                                                                 2002                                  2001
                                                  -----------------------------------------------------------------------
                                                  AVAILABLE-    HELD-TO-               AVAILABLE-    HELD-TO-
                                                   FOR-SALE     MATURITY     TOTAL      FOR-SALE     MATURITY      TOTAL
                                                   --------     --------     -----      --------     --------      -----
U.S. Treasury securities                          $       --          --         --          517           --         517
U.S. Government agencies and corporations:
     Mortgage-backed                                   9,104          --      9,104        8,469           --       8,469
     Other                                           136,742          --    136,742      127,763           --     127,763
States and political Subdivisions                     35,804          --     35,804       39,940           --      39,940
Other debt securities                                  1,485          --      1,485        1,445           --       1,445
                                                  ----------    --------    -------      -------     --------     -------
   Total debt securities                             183,135          --    183,135      178,134           --     178,134
Federal Home Loan Bank
Stock                                                  2,829          --      2,829        2,755           --       2,755
Federal Reserve Bank
Stock                                                    750          --        750          750           --         750
Federal Agricultural
Mortgage Corporation                                      10          --         10           10           --          10
                                                  ----------    --------    -------     --------     --------     -------

Total investments                                 $  186,724          --    186,724      181,649           --     181,649
                                                  ==========    ========    =======     ========     ========     =======

                                                 DECEMBER 31,
                                    -----------------------------------
                                                    2000
                                    -----------------------------------
                                    AVAILABLE-      HELD-TO-
                                     FOR-SALE       MATURITY     TOTAL
                                     --------       --------     -----
U.S. Treasury securities                1,506            --       1,506

U.S. Government agencies
   and corporations:
     Mortgage-backed                    4,099           601       4,700
     Other                            102,461         3,500     105,961
States and political
   Subdivisions                        22,405        17,667      40,072
Other debt securities                     202           695         897
                                      -------        ------     -------
   Total debt securities              130,673        22,463     153,136
Federal Home Loan Bank
Stock                                   2,711            --       2,711
Federal Reserve Bank
Stock                                      60            --          60
Federal Agricultural
Mortgage Corporation                       10            --          10
                                      -------        ------     -------

Total investments                     133,454        22,463     155,917
                                      =======        ======     =======

         As of December 31, 2002, the maturity of debt securities in the investment portfolio was as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                          OVER ONE       OVER FIVE                     WEIGHTED
                                                           ONE YEAR       THROUGH         THROUGH         OVER          AVERAGE
   AVAILABLE-FOR-SALE                                       OR LESS      FIVE YEARS      TEN YEARS      TEN YEARS      YIELD (1)
------------------------                                    -------      ----------      ---------      ---------      ---------
U.S. Government agencies and corporations:
Mortgage-backed (2)                                        $    568           8,277            259             --           4.24
Other                                                        43,957          71,772         21,013             --           3.32
                                                           --------      ----------      ---------      ---------
Total U.S. Government agencies                               44,525          80,049         21,272             --           3.38
States and political subdivisions (3)                         3,361          17,484         12,548          2,411           6.65
Other debt security                                           1,007             478             --             --           5.63
                                                           --------      ----------      ---------      ---------
Total available-for-sale debt securities                   $ 48,893      $   98,011      $  33,820      $   2,411           4.02
                                                           ========      ==========      =========      =========
Weighted average yield (1)                                     2.74%           4.31%          4.97%          7.36%

---------------
(1)      Weighted average yield is based on amortized cost.

(2) Mortgage-backed securities issued by U.S. Government agencies and corporations have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2002 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3) Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.

         At December 31, 2002 $40,916,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.

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

         At December 31, 2002 Exchange National Bank, Citizens Union State Bank and Osage Valley Bank each independently monitored their static gap reports with their goals being to limit each bank's potential change in net interest income due to changes in interest rates to acceptable limits. Interest rate changes used by the individual banks ranged from 2.00% to 3.00% and the resulting net interest income changes ranged from approximately 2.0% to 10.7%.

         The following table presents our Company's consolidated static gap position at December 31, 2002 for the next twelve months and the potential impact on net interest income for 2002 of an immediate 2% increase in interest rates.

                                                                                                           CUMULATIVE
                                                                                                          ONE THROUGH
                                                                                                          TWELVE MONTH
(DOLLARS EXPRESSED IN THOUSANDS)                                                                             PERIOD
                                                                                                          -------------
Assets maturing or repricing within one year                                                              $    403,250

Liabilities maturing or repricing within one year                                                              513,084
                                                                                                          ------------

          Gap                                                                                             $   (109,834)
                                                                                                          ============

Ratio of assets maturing or repricing to liabilities maturing or repricing                                          79%
                                                                                                          ============
Impact on net interest income of an immediate
          2.00% increase in interest rates                                                                $     (2,197)
                                                                                                          ============

Net interest income for 2002                                                                              $     24,138
                                                                                                          ============

Percentage change in 2002 net interest income due to an immediate 2.00% increase in interest rates               (9.10)%
                                                                                                          ============

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

         At December 31, 2002 and 2001, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                        DECEMBER 31,
                                               -------------------------------
                                                   2002              2001
                                                   ----              ----
Three months or less                           $     23,624      $     10,369
Over three months through six months                 14,570            13,507
Over six months through twelve months                12,694            16,941
Over twelve months                                   12,562             3,828
                                               ------------      ------------
                                               $     63,450      $     44,645
                                               ============      ============

         Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                 AT END OF PERIOD                                FOR THE PERIOD ENDING
                           ---------------------------              -----------------------------------------------
                                              WEIGHTED                                                     WEIGHTED
                                              AVERAGE                MAXIMUM                               AVERAGE
                                              INTEREST              MONTH-END           AVERAGE            INTEREST
                            BALANCE             RATE                 BALANCE            BALANCE              RATE
                            -------             ----                 -------            -------              ----
December 31, 2002          $ 67,359            1.08                 $ 74,687           $  66,024             1.52
December 31, 2001            61,645            1.67                   63,874              38,236             3.16
December 31, 2000            16,398            6.03                   25,660              17,620             5.63

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

         Our Banks' Asset/Liability Committees (ALCO), primarily made up of senior management, have direct oversight responsibility for our Company's liquidity position and profile. A combination of daily, weekly and monthly reports provided to management detail the following: internal liquidity metrics, composition and level of the liquid asset portfolio, timing differences in short-term cash flow obligations, available pricing and market access to the financial markets for capital and exposure to contingent draws on our Company's liquidity.

         Our Company has a number of sources of funds to meet liquidity needs on a daily basis. The deposit base, consisting of consumer and commercial deposits and large dollar denomination ($100,000 and over) certificates of deposit, is a source of funds. Our Company has no brokered deposits, and has an insignificant amount of deposits on which the rate paid exceeded the market rate by more that 50 basis points when the account was established.

         Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase and funds made available under a treasury tax and loan note agreement with the federal government. Also, the Banks are members of the Federal Home Loan Bank of Des Moines (FHLB). As members of the FHLB, the Banks have access to credit products of the FHLB. At December 31, 2002, the amounts of available credit from the FHLB totaled $85,145,000. As of December 31, 2002, the Banks had $22,844,000 in outstanding borrowings with the FHLB. The Banks have federal funds purchased lines with correspondent banks totaling $25,000,000 and agreements with unaffiliated banks to sell and repurchase securities of $10,000,000. Finally, our Company has $20,000,000 line of credit with a correspondent bank of which approximately $7,500,000 is in use.

         Our Company's liquidity depends primarily on the dividends paid to it as the sole shareholder of our subsidiary Banks. As discussed in Note 3 to our company's consolidated financial statements, the Banks may pay up to $2,407,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Banks.

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

         Our Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2002 are as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                      AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                  ------------------------------------------------------------------------------
                                                     LESS THAN          1 - 3              3 - 5          OVER 5
                                    TOTAL             1 YEAR            YEARS              YEARS          YEARS
                                    -----             ------            -----              -----          -----
Unused loan commitments           $ 91,291            74,193            10,869             4,252          1,977
Standby letters of credit            2,593             1,922               149               300            222

         Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

CONTRACTUAL CASH OBLIGATIONS

         The required payments of time deposits and other borrowed money at December 31, 2002 are as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                PAYMENTS DUE BY PERIOD
                                  ------------------------------------------------------------------------------------
                                                      LESS THAN           1 - 3             3 - 5              OVER 5
                                      TOTAL            1 YEAR             YEARS             YEARS               YEARS
                                      -----            ------             -----             -----               -----
Time deposits                       $307,817           206,083            85,833            15,481                420
Other borrowed money                  41,795            27,591            11,751             1,142              1,311

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

         Detail concerning our Company's capital ratios at December 31, 2002 is included in Note 3 of our Company's consolidated financial statements included elsewhere in this report.

RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The amortization of goodwill ceased upon adoption of SFAS 142, which for calendar year-end companies was January 1, 2002.

         On January 1, 2002, our Company adopted SFAS 142. At the date of adoption, our Company had unamortized goodwill of $23,408,000, core deposit intangibles of $879,000, consulting/noncompete agreements of $275,000, and mortgage servicing rights of $1,134,000, all of which were subject to the transition provisions of SFAS 142. Under SFAS 142, our Company will continue to amortize, on an accelerated basis, its core deposit intangibles associated with the purchase of Citizens Union State Bank and Trust. Goodwill associated with the purchase of subsidiaries will no longer be amortized, but instead, will be tested annually for impairment following our Company's existing methods of measuring and recording impairment losses. Our Company has completed the transitional goodwill impairment test required under SFAS 142 to determine the potential impact, if any, on the consolidated financial statements. The results of the transitional goodwill impairment testing did not identify any impairment losses.

         The gross carrying amount and accumulated amortization of our Company's amortized intangible assets for the periods ended December 31, 2002 and 2001 are as follows:

                                                   December 31, 2002                    December 31, 2001
                                             -----------------------------        ----------------------------
                                                Gross                              Gross
                                               Carrying       Accumulated         Carrying        Accumulated
                                                Amount        Amortization         Amount         Amortization
                                             -----------      ------------        ---------       ------------
Amortized intangible assets:
    Core deposit intangible                  $ 1,800,000       (1,069,860)        1,800,000          (921,180)
    Consulting/Noncompete agreements             900,000         (775,000)          900,000          (625,000)
                                             -----------       ----------         ---------        ----------
                                             $ 2,700,000       (1,844,860)        2,700,000        (1,546,180)
                                             ===========       ==========         =========        ==========

         The aggregate amortization expense of intangible assets subject to amortization for the past three years, is as follows:

                                               Twelve Months Ended
                                                    December 31,
                                               2002               2001               2000
                                           -----------           -------            -------
Aggregate amortization expense             $   298,680           313,080            346,560
                                           ===========           =======            =======

         The estimated amortization expense for the next five years is as follows:

Estimated amortization expense:
         For year ended 2003              $ 273,680
         For year ended 2004                148,680
         For year ended 2005                148,680
         For year ended 2006                148,680
         For year ended 2007                135,420

         Our Company's mortgage servicing rights are amortized in proportion to the related estimated net servicing income on a straight line basis over the estimated lives of the related mortgages which is seven years. Changes in mortgage servicing rights, net of amortization, for the periods indicated were as follows:

                                                               December 31,
                                                  2002              2001              2000
                                              -----------        ---------          -------
Balance, beginning of period                  $ 1,134,234          621,827          229,604
Originated mortgage servicing rights              919,014          727,429          216,400
Obtained in acquisitions                               --               --          250,988
Amortization                                     (278,835)        (162,206)         (75,165)
Impairment charge                                (258,565)         (52,816)              --
                                              -----------        ---------          -------
Balance, end of period                        $ 1,515,848        1,134,234          621,827
                                              ===========        =========          =======

         The estimated amortization expense for the next five years is as follows:

Estimated amortization expense:
         For year ended 2003              $ 297,213
         For year ended 2004                255,708
         For year ended 2005                254,516
         For year ended 2006                250,600
         For year ended 2007                250,600

         Our Company's goodwill associated with the purchase of subsidiaries by reporting segments for the periods ended December 31, 2002 and 2001 is summarized as follows:

                                                                December 31, 2002
                                     The Exchange      Citizens Union
                                     National Bank     State Bank and         Osage
                                     of Jefferson         Trust of         Valley Bank
                                         City             Clinton           of Warsaw           Total
                                     -------------     --------------     -------------       ----------
Goodwill associated with the
  purchase of subsidiaries           $   4,382,098        14,912,760        4,112,876         23,407,734
                                     =============        ==========        =========         ==========

                                                                December 31, 2001
                                     The Exchange      Citizens Union
                                     National Bank     State Bank and        Osage
                                     of Jefferson        Trust of          Valley Bank
                                        City              Clinton           of Warsaw           Total
                                     -------------     --------------     -------------       ----------
Goodwill associated with the
   purchase of subsidiaries          $   4,382,098        14,912,760        4,112,876         23,407,734
                                     =============        ==========        =========         ==========

         The following is a reconciliation of reported net income to net income adjusted to reflect the adoption of SFAS 142:

(DOLLARS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            DECEMBER 31,
                                              -----------------------------------------
                                               2002            2001              2000
                                              -------         -------           -------
Net Income:
Reported net income                           $ 8,093         $ 7,102           $ 5,485
Add back - goodwill amortization                   --           1,219               973
                                              -------         -------           -------
Adjusted net income                             8,093           8,321             6,458
                                              =======         =======           =======
Basic earnings per share:
As reported                                   $  2.86         $  2.48           $  2.05
Add back - goodwill amortization                   --            0.43              0.37
                                              -------         -------           -------
Adjusted basic earnings per share             $  2.86         $  2.91           $  2.42
                                              =======         =======           =======
Diluted earnings per share:
As reported                                   $  2.85         $  2.48           $  2.05
Add back - goodwill amortization                   --            0.43              0.37
                                              -------         -------           -------
Adjusted diluted earnings per share           $  2.85         $  2.91           $  2.42
                                              =======         =======           =======

         In August 2001, FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS
144). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, it retains many of the fundamental provisions of that statement. SAFS 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extend that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. SFAS 144 is effective for fiscal years beginning after December 31, 2001 and interim financial periods within those fiscal years. The adoption of this statement did not have a material effect on our Company's consolidated financial statements.

         In October 2002, FASB issued Statement of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions (SFAS 147). SFAS 147 brings all business combinations involving financial institutions, except mutuals, into the scope of SFAS No. 141, Business Combinations. SFAS 147 requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definitions of a business, must be accounted for in accordance with SFAS 141 and the related intangibles accounted for in accordance with SFAS 142. SFAS 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, which was adopted in February 1983 to address financial institutions' acquisitions during a period when many of such acquisitions involved "troubled" institutions. SFAS 147 also amends SFAS 144 to include in its scope long-term customer-relationship intangible assets of financial institutions. SFAS 147 is generally effective immediately and provides guidance with respect to amortization and impairment of intangibles recognized in connection with acquisitions previously within the scope of SFAS 72. The adoption of SFAS 147 will not have a material effect on our Company's consolidated financial statements.

         In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 expands disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 applies to most types of guarantees except for, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, and guarantees of a company's own future performance.

         Historically, the guarantor has not recorded guarantees until it was probable that a payment would be required under the guarantee. The new accounting requirements now require a guarantor to record a liability at its fair value at the time the guarantee is made. Certain guarantees are subject to the disclosure requirements of FIN 45, but not its recognition provisions. These guarantees include, but are limited to, guarantees treated as derivatives under SFAS 133, guarantees that are considered contingent consideration in a business combination, and guarantees issued between parent corporations and their subsidiaries or between entities under common control. The new disclosure requirements require a guarantor to disclose the following about each guarantee: the overall details of the guarantee, the maximum potential amount of future payments that could be required, the carrying amount of the guarantor's obligation under the guarantee, the fair value of the liability included in the statement of financial position, and the nature and extent of recourse provisions and collateral related to the guarantee and the extent of any potential amounts that the guarantor may recover from third parties as a result of payments made under the guarantee.

         The new accounting requirements are to be applied prospectively to any guarantees issued or modified after December 31, 2002. The new disclosure requirements are applicable to all guarantees covered by this interpretation, no matter when issued, and are effective for interim or annual financial statements for periods ending after December 15, 2002. Additional information related to our Company's significant guarantees are disclosed in Footnote 17 in the notes to our Company's 2002 consolidated financial statements. The adoption of this FIN 45 is not expected to have a material effect on our Company's consolidated financial statements.

         In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (SFAS 148), which amends SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 148 requires more frequent and prominent disclosures in the financial statements about the effects of stock-based compensation. It also provides alternative methods for the voluntary transition to the expense recognition method of accounting for stock options. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002 and are included in Footnote 1 in the notes to our Company's 2002 consolidated financial statements, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this Statement did not have a material effect on our Company's consolidated financial statements.

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

         Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company's operations for the three years ended December 31, 2002.

FINANCIAL INSTRUMENT MARKET VALUES

         As disclosed in note 17 of our Company's consolidated financial statements, the fair values of financial instrument assets included in the balance sheet as of December 31, 2002 reflect fair values of approximately $11,694,000 more than the amounts recorded on the consolidated balance sheet. The fair value of financial liabilities as of December 31, 2002 reflected fair values of approximately $8,220,000 more than the amounts recorded on the consolidated balance sheet. Such differences reflect the effects of an increasing rate environment, the effects of which are partially offset by the effectiveness of our Company's asset/liability and credit risk management programs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Our Company's exposure to market risk is reviewed on a regular basis by our Banks' Asset/Liability Committees and Boards of Directors. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize those risks. Tools used by our Banks' management include the standard gap report subject to different rate shock scenarios. At December 31, 2002, the rate shock scenario models indicated that annual net interest income could change by as much as 7% should interest rates rise or fall within 200 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate.

                        CONSOLIDATED FINANCIAL STATEMENTS

         The following consolidated financial statements of our Company and reports of our Company's independent auditors appear on the pages indicated.

                                                                                       Page
                                                                                       ----
Independent Auditors' Report.                                                           33

Consolidated Balance Sheets as of December 31, 2002 and 2001.                           34

Consolidated Statements of Income for each of the years ended
December 31, 2002, 2001 and 2000.                                                       35

Consolidated Statements of Stockholders' Equity and Comprehensive
Income for each of the years ended December 31, 2002, 2001 and 2000.                    36

Consolidated Statements of Cash Flows for each of the years ended
December 31, 2002, 2001 and 2000.                                                       37

Notes to Consolidated Financial Statements.                                             38

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Exchange National Bancshares, Inc.
Jefferson City, Missouri:

We have audited the accompanying consolidated balance sheets of Exchange National Bancshares, Inc. and subsidiaries (Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exchange National Bancshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No.142, Goodwill and Other Intangible Assets.

/s/ KPMG, LLP

St. Louis, Missouri
February 21, 2003

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                          Consolidated Balance Sheets

                           December 31, 2002 and 2001

                                                                                     2002              2001
                                                                                 -------------      -----------
                                    ASSETS
Loans, net of allowance for loan losses of $7,121,114 and
  $6,673,586 at December 31, 2002 and 2001, respectively                         $ 479,443,190      457,690,046
Investment in available-for-sale debt and equity securities, at fair value         186,724,362      181,649,054
Federal funds sold                                                                  49,669,213       54,481,931
Cash and due from banks                                                             27,742,030       31,127,216
Premises and equipment                                                              16,586,332       15,193,390
Accrued interest receivable                                                          5,539,661        6,019,680
Goodwill                                                                            23,407,734       23,407,734
Intangible assets                                                                      855,140        1,153,820
Other assets                                                                         4,450,250        5,102,465
                                                                                 -------------      -----------
                                                                                 $ 794,417,912      775,825,336
                                                                                 =============      ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand                                                                         $  77,474,471       78,637,109
  NOW                                                                               93,728,675       92,027,032
  Savings                                                                           49,720,928       48,686,631
  Money market                                                                      62,449,717       61,693,528
  Time deposits $100,000 and over                                                   63,449,382       44,645,154
  Other time deposits                                                              244,367,479      254,104,736
                                                                                 -------------      -----------
         Total deposits                                                            591,190,652      579,794,190

Securities sold under agreements to repurchase                                      67,359,199       61,644,544
Interest-bearing demand notes to U.S. Treasury                                       3,061,503          388,122
Other borrowed money                                                                41,795,016       43,137,614
Accrued interest payable                                                             1,984,745        3,059,714
Other liabilities                                                                    6,199,677        9,448,504
                                                                                 -------------      -----------
         Total liabilities                                                         711,590,792      697,472,688
                                                                                 -------------      -----------
Commitments and contingent liabilities

Stockholders' equity:
  Common stock, $1 par value. Authorized 15,000,000 shares;
    issued 2,865,601 and 2,863,493 shares at December 31,
    2002 and 2001, respectively                                                      2,865,601        2,863,493
  Surplus                                                                           21,983,467       21,970,425
  Retained earnings                                                                 58,363,271       52,783,864
  Accumulated other comprehensive income, net of tax                                 2,294,471        1,542,272
  Treasury stock; 86,680 and 29,348 shares, at cost, at December 31,
    2002 and 2001, respectively                                                     (2,679,690)        (807,406)
                                                                                 -------------      -----------
         Total stockholders' equity                                                 82,827,120       78,352,648
                                                                                 -------------      -----------
                                                                                 $ 794,417,912      775,825,336
                                                                                 =============      ===========

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                        Consolidated Statements of Income

                 Years ended December 31, 2002, 2001, and 2000

                                                                       2002             2001           2000
                                                                   -------------     ----------     ----------
Interest income:
  Interest and fees on loans                                       $  32,257,968     37,935,476     36,427,148
  Interest and dividends on debt and equity securities:
    U.S. Treasury securities                                              28,980         70,717        163,665
    Securities of U.S. government agencies                             5,463,353      7,281,692      6,952,067
    Obligations of states and political subdivisions                   1,720,441      1,906,703      1,940,162
    Other securities                                                     214,850        238,634        262,614
  Interest on federal funds sold                                         734,675      1,762,453        639,650
  Interest on time deposits with other banks                              43,030         94,084        159,014
                                                                   -------------     ----------     ----------
         Total interest income                                        40,463,297     49,289,759     46,544,320
                                                                   -------------     ----------     ----------
Interest expense:
  NOW accounts                                                           910,699      1,946,178      2,399,529
  Savings accounts                                                       513,664      1,050,084      1,221,390
  Money market accounts                                                  856,499      1,793,160      2,145,648
  Time deposit accounts $100,000 and over                              1,433,624      2,662,260      2,362,977
  Other time deposit accounts                                          9,354,715     14,210,160     13,116,358
  Securities sold under agreements to repurchase                       1,002,997      1,209,056        991,264
  Interest-bearing demand notes to U.S. Treasury                          11,436         27,801         57,893
  Federal funds purchased                                                    817          9,885        170,372
  Other borrowed money                                                 2,241,249      2,480,840      2,712,166
                                                                   -------------     ----------     ----------
         Total interest expense                                       16,325,700     25,389,424     25,177,597
                                                                   -------------     ----------     ----------
         Net interest income                                          24,137,597     23,900,335     21,366,723

Provision for loan losses                                                936,000      1,154,000      1,222,000
                                                                   -------------     ----------     ----------
         Net interest income after provision for loan losses          23,201,597     22,746,335     20,144,723
                                                                   -------------     ----------     ----------
Noninterest income:
  Service charges on deposit accounts                                  2,684,126      2,097,242      1,569,331
  Trust department income                                                512,924        429,602        559,904
  Brokerage commissions                                                   87,623         90,707         89,324
  Mortgage loan servicing fees                                           221,581        462,689        536,024
  Gain on sales of mortgage loans                                      1,768,091      1,458,683        402,402
  Gain (loss) on sales and calls of debt securities                      162,769         97,808        (27,710)
  Credit card fees                                                       152,550        149,577        145,028
  Other                                                                  513,006        610,615        316,203
                                                                   -------------     ----------     ----------
                                                                       6,102,670      5,396,923      3,590,506
                                                                   -------------     ----------     ----------
Noninterest expense:
  Salaries and employee benefits                                       9,336,627      8,789,578      7,429,043
  Occupancy expense, net                                               1,079,023      1,005,905        981,101
  Furniture and equipment expense                                      1,887,225      1,596,569      1,563,184
  FDIC insurance assessment                                              103,213        130,725        126,668
  Advertising and promotion                                              466,994        457,498        336,060
  Credit card expenses                                                    94,751         96,317        100,909
  Amortization of goodwill                                                    --      1,218,892        972,783
  Amortization of intangible assets                                      298,680        313,080        346,560
  Other                                                                4,565,084      3,791,528      3,801,933
                                                                   -------------     ----------     ----------
                                                                      17,831,597     17,400,092     15,658,241
                                                                   -------------     ----------     ----------
         Income before income taxes                                   11,472,670     10,743,166      8,076,988

Income taxes                                                           3,379,380      3,640,956      2,592,319
                                                                   -------------     ----------     ----------
         Net income                                                $   8,093,290      7,102,210      5,484,669
                                                                   =============     ==========     ==========
Basic earnings per share                                                    2.86           2.48           2.05
Diluted earnings per share                                         $        2.85           2.48           2.05

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

    Consolidated Statements of Stockholders' Equity and comprehensive Income

                 Years ended December 31, 2002, 2001, and 2000

                                                                                             ACCUMULATED                   TOTAL
                                                                                                OTHER                      STOCK-
                                                     COMMON                     RETAINED    COMPREHENSIVE    TREASURY     HOLDERS'
                                                     STOCK         SURPLUS      EARNINGS    INCOME (LOSS)     STOCK        EQUITY
                                                  ------------   ----------    ----------     ---------    ----------    ----------
Balance, December 31, 1999                        $  1,219,025    9,618,307    46,100,995      (990,769)           --    55,947,558
Comprehensive income:
  Net income                                                --           --     5,484,669            --            --     5,484,669
  Other comprehensive income:
    Unrealized gain on debt
      and equity securities available-
      for-sale, net of tax                                  --           --            --     1,630,921            --     1,630,921
    Adjustment for loss on sales and
      calls of debt and equity securities,
      net of tax                                            --           --            --        18,287            --        18,287
                                                                                                                         ----------
              Total other comprehensive income                                                                            1,649,208
                                                                                                                         ----------
              Total comprehensive income                                                                                  7,133,877
                                                                                                                         ----------
Two-for-one stock split accounted for
  as a dividend                                      1,219,025           --    (1,219,025)           --            --            --
Acquisition of CNS Bancorp, Inc.                       425,443   12,336,968            --            --            --    12,762,411
Cash dividends declared, $0.85 per share                    --           --    (2,260,109)           --            --    (2,260,109)
                                                  ------------   ----------    ----------     ---------    ----------    ----------
Balance, December 31, 2000                           2,863,493   21,955,275    48,106,530       658,439            --    73,583,737

Comprehensive income:
  Net income                                                --           --     7,102,210            --            --     7,102,210
  Other comprehensive income:
    Unrealized gain on debt
      and equity securities available-
      for-sale, net of tax                                  --           --            --       948,386            --       948,386
    Adjustment for gain on sales and
      calls of debt and equity securities,
      net of tax                                            --           --            --       (64,553)           --       (64,553)
                                                                                                                         ----------
              Total other comprehensive income                                                                              883,833
                                                                                                                         ----------
              Total comprehensive income                                                                                  7,986,043
                                                                                                                         ----------
Adjustment for deferred compensation plan                   --       15,150            --            --            --        15,150
Purchase of common stock                                    --           --            --            --      (807,406)     (807,406)
Cash dividends declared, $0.85 per share                    --           --    (2,424,876)           --            --    (2,424,876)
                                                  ------------   ----------    ----------     ---------    ----------    ----------
Balance, December 31, 2001                           2,863,493   21,970,425    52,783,864     1,542,272      (807,406)   78,352,648

Comprehensive income:
  Net income                                                --           --     8,093,290            --            --     8,093,290
  Other comprehensive income:
    Unrealized gain on debt
      and equity securities available-
      for-sale, net of tax                                  --           --            --       859,627            --       859,627
    Adjustment for gain on sales and
      calls of debt and equity securities,
      net of tax                                            --           --            --      (107,428)           --      (107,428)
                                                                                                                         ----------
              Total other comprehensive income                                                                              752,199
                                                                                                                         ----------
              Total comprehensive income                                                                                  8,845,489
                                                                                                                         ----------
Adjustment for deferred compensation plan                   --       15,150            --                          --        15,150
Stock options exercised                                  2,108       (2,108)           --            --            --            --
Proceeds from sale of treasury stock                        --           --        (3,560)           --        39,527        35,967
Purchase of common stock                                    --           --                          --    (1,911,811)   (1,911,811)
Cash dividends declared, $0.89 per share                    --           --    (2,510,323)           --                  (2,510,323)
                                                  ------------   ----------    ----------     ---------    ----------    ----------
Balance, December 31, 2002                        $  2,865,601   21,983,467    58,363,271     2,294,471    (2,679,690)   82,827,120
                                                  ============   ==========    ==========     =========    ==========    ==========

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2002, 2001, and 2000

                                                                                     2002               2001             2000
                                                                                --------------       -----------      -----------
Cash flows from operating activities:
  Net income                                                                    $    8,093,290         7,102,210        5,484,669
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                          936,000         1,154,000        1,222,000
    Depreciation expense                                                             1,426,460         1,263,896        1,281,252
    Net amortization (accretion) of debt securities, premiums, and
      discounts                                                                        999,445          (495,576)        (398,714)
    Amortization of goodwill                                                                --         1,218,892          972,783
    Amortization of intangible assets                                                  298,680           313,080          346,560
    Decrease (increase) in accrued interest receivable                                 480,019           775,588       (1,128,303)
    Increase in other assets                                                          (295,284)         (364,719)         (11,830)
    (Decrease) increase in accrued interest payable                                 (1,074,969)       (1,360,340)       1,119,991
    (Decrease) increase in other liabilities                                        (3,248,827)        3,431,774        3,380,550
    (Gain) loss on sales and calls of debt securities                                 (162,769)          (97,808)          27,710
    Origination of mortgage loans for sale                                        (107,312,242)     (106,922,389)     (27,235,887)
    Proceeds from the sale of mortgage loans                                       109,080,333       108,381,072       27,638,289
    Gain on sale of mortgage loans                                                  (1,768,091)       (1,458,683)        (402,402)
    Loss (gain) on sales of premises and equipment                                       3,417          (127,379)              --
    Other, net                                                                          32,223            21,272         (448,945)
                                                                                --------------       -----------      -----------
              Net cash provided by operating activities                              7,487,685        12,834,890       11,847,723
                                                                                --------------       -----------      -----------
Cash flows from investing activities:
  Net (increase) decrease in loans                                                 (23,528,051)        1,053,703      (19,977,196)
  Purchases of debt securities:
    Available-for-sale                                                            (124,050,131)     (207,926,512)     (86,579,932)
    Held-to-maturity                                                                        --                --         (567,724)
  Proceeds from maturities of debt securities:
    Available-for-sale                                                              68,043,902       129,048,704       90,941,266
    Held-to-maturity                                                                        --                --        6,072,430
  Proceeds from calls of debt securities:
    Available-for-sale                                                              38,827,250        52,935,000        2,155,000
    Held-to-maturity                                                                        --                --        1,010,000
  Proceeds from sales of debt securities:
    Available-for-sale                                                              12,406,693         2,106,018          978,878
  Purchase of subsidiaries, net of cash and cash equivalents acquired                       --                --       (8,320,751)
  Purchases of premises and equipment                                               (2,838,819)       (2,304,551)      (1,444,691)
  Proceeds from sales of premises and equipment                                         16,000         1,765,866           52,478
  Proceeds from sales of other real estate owned and repossessions                   1,398,910         1,022,185          828,336
                                                                                --------------       -----------      -----------
              Net cash used in investing activities                                (29,724,246)      (22,299,587)     (14,851,906)
                                                                                --------------       -----------      -----------
Cash flows from financing activities:
  Net (decrease) increase in demand deposits                                        (1,162,638)        9,914,274      (16,447,426)
  Net increase in interest-bearing transaction accounts                              3,492,129         3,608,271        5,768,350
  Net increase (decrease) in time deposits                                           9,066,971        (9,991,242)      32,059,340
  Net increase (decrease) in securities sold under agreements to repurchase          5,714,655        45,246,060      (10,695,771)
  Net increase (decrease) in interest-bearing demand notes to U.S. Treasury          2,673,381          (155,545)      (2,204,269)
  Proceeds from bank debt                                                                   --                --       12,000,000
  Proceeds from Federal Home Loan Bank advances                                             --         3,400,000       12,000,000
  Proceeds from sale of common stock                                                        --                --               --
  Proceeds from sale of treasury stock                                                  35,967                --               --
  Repayment of bank debt and Federal Home Loan Bank advances                        (1,342,598)       (2,640,173)     (11,037,964)
  Cash dividends paid                                                               (2,493,247)       (2,424,876)      (2,114,804)
  Purchase of common stock                                                          (1,911,811)         (807,406)              --
                                                                                --------------       -----------      -----------
              Net cash provided by financing activities                             14,072,809        46,149,363       19,327,456
                                                                                --------------       -----------      -----------
              Net (decrease) increase in cash and cash equivalents                  (8,163,752)       36,684,666       16,323,273

Cash and cash equivalents, beginning of year                                        85,609,147        48,924,481       32,601,208
                                                                                --------------       -----------      -----------
Cash and cash equivalents, end of year                                          $   77,445,395        85,609,147       48,924,481
                                                                                ==============       ===========      ===========
Supplemental disclosure of cash flow information:
  Cash paid (received) during the year for:
    Interest                                                                    $   17,400,669        26,749,764       23,136,391
    Income taxes                                                                     4,509,122         1,103,960         (232,547)
Supplemental schedule of noncash investing activities:
  Other real estate and repossessions acquired in settlement of loans           $      838,907         1,633,693          915,987
  Note payable                                                                              --                --        1,000,000
  Stock issued in acquisition                                                               --                --       12,762,411
  Transfer of investment securities from held-to-maturity to
    available-for-sale                                                                      --        22,463,000               --

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Exchange National Bancshares, Inc. (Company) provides a full range of banking services to individual and corporate customers through The Exchange National Bank of Jefferson City, Citizens Union State Bank and Trust of Clinton, and Osage Valley Bank of Warsaw, (Banks) located within the communities surrounding Jefferson City, Clinton, and Warsaw, Missouri. The Banks are subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

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

         The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:

                  PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of the Company, The Exchange National Bank of Jefferson City, Union State Bancshares, Inc. (USB), and its wholly owned subsidiary, Citizens Union State Bank and Trust of Clinton, Mid Central Bancorp, Inc. and its wholly owned subsidiary, Osage Valley Bank of Warsaw. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                  The Exchange National Bank of Jefferson City originates certain loans which are sold in the secondary mortgage market to the Federal Home Loan Mortgage Corporation (Freddie Mac). These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan to Freddie Mac without recourse, thereby eliminating the Company's exposure to interest rate fluctuations. The Company allocates the cost of loans originated between the mortgage loans and the mortgage servicing rights. At December 31, 2002 and 2001, no mortgage loans were held for sale. Mortgage loan servicing fees earned on loans sold to Freddie Mac are reported as income when the related loan payments are collected. Operational costs to service such loans are charged to expense as incurred.

                  ALLOWANCE FOR LOAN LOSSES

                  The allowance for loan losses is increased by provisions charged to expense and is reduced by loan charge-offs, net of recoveries. Management utilizes a systematic, documented approach in determining an adequate allowance for loan losses. Management's approach, which provides for general and specific valuation allowances, is based on current economic conditions, past losses, collection experience, risk characteristics of the portfolio, assessment of collateral values by obtaining independent appraisals for significant properties, and such other factors, which, in management's judgment, deserve current recognition in estimating loan losses.

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

                  INVESTMENT IN DEBT AND EQUITY SECURITIES

                  At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the ability and positive intent to hold until maturity. All equity securities and debt securities not classified as held-to-maturity, are classified as available-for-sale.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

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

                  GOODWILL AND OTHER INTANGIBLE ASSETS

                  Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of Statement of Financial Accounting Standards
                  (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                  In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Statement required the Company to perform an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company was required to determine the fair value of each reporting unit and compare it to the carrying value of the reporting unit within six months of January 1, 2002. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, the Company would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit may be impaired. The second step was not required because the fair value exceeded the carrying value for the reporting units.

                  Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited, generally 20 to 25 years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. All other intangible assets were amortized on straight-line or accelerated methods ranging from 6 to 10 years. The amount of goodwill and other intangible asset impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

                  The core deposit intangible established in the acquisition of USB is being amortized over a ten-year period on an accelerated method of amortization. Other intangible assets are amortized over periods up to six years.

                  IMPAIRMENT OF LONG-LIVED ASSETS

                  SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's consolidated financial statements.

                  In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                  Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

                  Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

                  OTHER REAL ESTATE

                  Other real estate, included in other assets in the accompanying consolidated balance sheets, is recorded at fair value, less estimated selling costs. If the fair value of other real estate declines subsequent to foreclosure, the difference is recorded as a valuation allowance through a charge to expense. Subsequent increases in fair value are recorded through a reversal of the valuation allowance. Expenses incurred in maintaining the properties are charged to expense.

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

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         EARNINGS PER SHARE

         Earnings per share was computed as follows:

                                               2002          2001         2000
                                            ----------    ---------    ---------
Net income, basic and diluted               $8,093,290    7,102,210    5,484,669

Average shares outstanding                   2,828,572    2,858,252    2,669,370

Effect of dilutive stock options                 6,870          687           --
                                            ----------    ---------    ---------
Average shares outstanding including
  dilutive stock options                    $2,835,442    2,858,939    2,669,370
                                            ==========    =========    =========
Net income per share, basic                 $     2.86         2.48         2.05

Net income per share, diluted               $     2.85         2.48         2.05

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

         STOCK OPTIONS

         The Company accounts for it stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company provides pro forma net income and pro forma net income per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123, Accounting for Stock-Based Compensation, had been applied.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period:

                                            2002              2001             2000
                                       -------------        ---------        ---------
Net income:
  As reported                          $   8,093,290        7,102,210        5,484,669
  Deduct total stock-based employee
   compensation expense determined
   under fair-value based method for
   all awards, net of tax                    (61,110)         (30,233)         (30,233)
                                       -------------        ---------        ---------
  Pro forma                            $   8,032,180        7,071,977        5,454,436
                                       =============        =========        =========

Pro forma earnings per common share:
  As reported basic                    $        2.86             2.48             2.05
  Pro forma basic                               2.84             2.47             2.04

  As reported diluted                           2.85             2.48             2.05
  Pro forma diluted                             2.83             2.47             2.04

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

         RECENTLY ISSUED ACCOUNTING STANDARDS

         In November 2002, the FASB issued FASB Interpretation No. 45 (FIN No.
         45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB statements No. 5, 57, and 107, and a rescission of FASB interpretation No. 34. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligation under guarantees issued. The interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company's consolidated financial statements. The disclosure

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                  requirements are effective for financial statements for periods ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

                  In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

                  RECLASSIFICATIONS

                  Certain prior-year information has been reclassified to conform with current-year presentation.

(2)      ACQUISITIONS

         On January 3, 2000, the Company acquired 100% of the outstanding shares of common stock of Mid Central Bancorp. (Mid Central), a one-bank holding company located in Warsaw, Missouri. At the date of acquisition, Mid Central had total assets and deposits of approximately $55,100,000 and $49,400,000, respectively. The transaction was accounted for under the purchase method of accounting; therefore, Mid Central's results of operations are included with the Company's from January 3, 2000 forward. Cash consideration of $8,798,000 was paid resulting in initial goodwill of $4,057,000.

         On May 4, 2000, the Company acquired 100% of the outstanding shares of common stock of Calhoun Bancshares, Inc., Calhoun, and its subsidiary, Citizens State Bank of Calhoun (Citizens Bank). Immediately upon acquisition, Citizens State Bank of Calhoun was merged with and into Citizens Union State Bank and Trust of Clinton with the surviving institution being renamed the Citizens Union State Bank and Trust of Clinton. At the date of acquisition, Calhoun had total assets and deposits of approximately $69,900,000 and $60,500,000, respectively. The transaction was accounted for under the purchase method of accounting; therefore, Citizens Bank's results of operations are included with the Company's from May 4, 2000 forward. Cash consideration of $14,480,000 was paid resulting in initial goodwill of $8,106,000.

         On June 16, 2000, the Company acquired 100% of the outstanding shares of common stock of CNS Bancorp, Inc. (CNS) and its wholly owned subsidiary, City National Savings Bank, FSB, a federally chartered savings bank. Immediately upon acquisition, City National Savings Bank was merged with and into The Exchange National Bank of Jefferson City. At the date of acquisition, CNS had total assets and deposits of approximately $86,4000,000 and $64,200,000, respectively. The transaction was accounted for under the purchase method of accounting; therefore, CNS' results of operation are included with the Company's from June 16, 2000 forward. Cash consideration of $12,764,000 and stock consideration of 425,443 shares was paid resulting in initial goodwill of $3,962,000.

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

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         2000 follows. These pro forma presentations do not include any anticipated expense reductions that may result from the mergers discussed above.

                                                        2000
                                                    -----------
Net interest income                                 $22,647,916
Net income                                            5,235,605
Earnings per share                                         1.96

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

         Quantitative measures established by regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2002, the Company and the Banks meet all capital adequacy requirements to which they are subject.

         As of December 31, 2002, the most recent notification from the regulatory authorities categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks' categories.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         The actual and required capital amounts and ratios for the Company and the Banks as of December 31, 2002 and 2001 are as follows (dollars in thousands):

                                                                         2002
                                   -------------------------------------------------------------------------------
                                                                                           TO BE WELL CAPITALIZED
                                                                                           UNDER PROMPT CORRECTIVE
                                             ACTUAL                CAPITAL REQUIREMENTS       ACTION PROVISION
                                   ------------------------       ---------------------    -----------------------
                                     AMOUNT           RATIO         AMOUNT        RATIO        AMOUNT        RATIO
                                   ---------          -----       ---------       -----      ---------       -----
Total capital (to risk-weighted
  assets):
     Company                       $  63,250          12.10%      $  41,806        8.00%     $      --          --
     The Exchange National
       Bank of Jefferson City         48,145          14.14          27,239        8.00         34,048       10.00%
     Citizens Union State
       Bank and Trust of Clinton      20,686          14.68          11,270        8.00         14,087       10.00
     Osage Valley Bank                 6,040          14.65           3,298        8.00          4,122       10.00

Tier I capital (to risk-weighted
  assets):
     Company                          56,868          10.88          20,903        4.00             --          --
     The Exchange National
       Bank of Jefferson City         43,880          12.89          13,619        4.00         20,429        6.00
     Citizens Union State
       Bank and Trust of Clinton      18,992          13.48           5,635        4.00          8,452        6.00
     Osage Valley Bank                 5,617          13.63           1,649        4.00          2,473        6.00

Tier I capital (to adjusted
  average assets):
     Company                          56,868           7.36          23,195        3.00             --          --
     The Exchange National Bank
       of Jefferson City              43,880           9.52          13,832        3.00         23,054        5.00
     Citizens Union State Bank
       and Trust of Clinton           18,992           8.39           6,788        3.00         11,314        5.00
     Osage Valley Bank                 5,617           7.53           2,237        3.00          3,728        5.00

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                                                                                2001
                                           -------------------------------------------------------------------------------
                                                                                                  TO BE WELL CAPITALIZED
                                                                                                  UNDER PROMPT CORRECTIVE
                                                    ACTUAL                CAPITAL REQUIREMENTS       ACTION PROVISION
                                           ------------------------       ---------------------   ------------------------
                                            AMOUNT            RATIO         AMOUNT        RATIO        AMOUNT        RATIO
                                           ---------          -----       ---------       -----      ---------       -----
Total capital (to risk-weighted
  assets):
     Company                               $  58,528          11.83%      $  39,566        8.00%     $      --          --
     The Exchange National
       Bank of Jefferson City                 47,148          14.84          25,420        8.00         31,775       10.00%
     Citizens Union State Bank
       and Trust of Clinton                   20,220          14.14          11,444        8.00         14,305       10.00
     Osage Valley Bank                         5,543          15.80           2,807        8.00          3,509       10.00

Tier I capital (to risk-weighted
  assets):
     Company                                  52,346          10.58          19,782        4.00             --          --
     The Exchange National
       Bank of Jefferson City                 43,168          13.59          12,710        4.00         19,065        6.00
     Citizens Union State Bank
       and Trust of Clinton                   18,569          12.98           5,722        4.00          8,583        6.00
     Osage Valley Bank                         5,157          14.70           1,404        4.00          2,105        6.00

Tier I capital (to adjusted average
  assets):
     Company                                  52,346           7.05          22,284        3.00             --          --
     The Exchange National Bank
       of Jefferson City                      43,168           9.79          13,222        3.00         22,036        5.00
     Citizens Union State Bank
       and Trust of Clinton                   18,569           8.19           6,804        3.00         11,339        5.00
     Osage Valley Bank                         5,157           7.28           2,127        3.00          3,544        5.00

         Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Banks are subject to regulations which require the maintenance of minimum capital requirements. At December 31, 2002, unappropriated retained earnings of approximately $2,407,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(4)      LOANS

         A summary of loans, by classification, at December 31, 2002 and 2001 is as follows:

                                        2002              2001
                                    ------------      -----------
Real estate                         $291,755,539      280,144,049
Commercial                           147,850,348      137,235,054
Installment and other consumer        46,958,417       46,984,529
                                    ------------      -----------
                                     486,564,304      464,363,632
  Less allowance for loan losses       7,121,114        6,673,586
                                    ------------      -----------
                                    $479,443,190      457,690,046
                                    ============      ===========

         The Banks grant real estate, commercial, and installment and other consumer loans to customers located within the communities surrounding Jefferson City, Clinton, and Warsaw, Missouri. As such, the Banks are susceptible to changes in the economic environment in these communities. The Banks do not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles.

         Following is a summary of activity in 2002 of loans made by the Banks to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.

Balance at December 31, 2001                $  11,780,729
New loans                                      55,454,054
Payments received                             (59,919,841)
                                            -------------
Balance at December 31, 2002                $   7,314,942
                                            =============

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         Changes in the allowance for loan losses for 2002, 2001, and 2000 are as follows:

                                                 2002          2001           2000
                                             -----------    ----------     ---------
Balance, beginning of year                   $ 6,673,586     6,939,991     4,764,801
Allowance for loan losses of acquired
   companies at date of acquisition                   --            --     1,150,457
Provision for loan losses                        936,000     1,154,000     1,222,000
Charge-offs                                     (768,340)   (1,602,266)     (719,263)
Recoveries of loans previously charged off       279,868       181,861       521,996
                                             -----------    ----------     ---------
Balance, end of year                         $ 7,121,114     6,673,586     6,939,991
                                             ===========    ==========     =========

         A summary of nonaccrual and other impaired loans at December 31, 2002 and 2001 is as follows:

                                                                2002         2001
                                                            -----------   ---------
Nonaccrual loans                                            $ 2,481,101   3,550,492
Impaired loans continuing to accrue interest                  9,136,536   5,804,193
                                                            -----------   ---------
             Total impaired loans                           $11,617,637   9,354,685
                                                            ===========   =========
Allowance for loan losses on impaired loans                 $ 1,351,653   1,217,631
Impaired loans with no related allowance for loan losses     10,824,228   7,789,480

         The average balance of impaired loans during 2002, 2001, and 2000 was $14,837,000, $10,896,000, and $9,513,000, respectively.

         A summary of interest income on nonaccrual and other impaired loans for 2002, 2001, and 2000 is as follows:

                                                                       IMPAIRED
                                                                         LOANS
                                                     NONACCRUAL      CONTINUING TO
                                                       LOANS        ACCRUE INTEREST    TOTAL
                                                     -----------    ---------------   -------
2002:
  Income recognized                                  $    38,769        710,710       749,479
  Interest income had interest accrued                   202,698        710,710       913,408

2001:
  Income recognized                                      300,429        400,502       700,931
  Interest income had interest accrued                   590,511        400,502       991,013

2000:
  Income recognized                                      402,659        264,763       667,422
  Interest income had interest accrued                   726,687        264,763       991,450

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(5)      INVESTMENT IN DEBT AND EQUITY SECURITIES

         The amortized cost and fair value of debt and equity securities classified as available-for-sale at December 31, 2002 and 2001 are as follows:

                                                                   2002
                                          ------------------------------------------------------
                                                           GROSS          GROSS
                                           AMORTIZED     UNREALIZED     UNREALIZED
                                             COST          GAINS          LOSSES     FAIR VALUE
                                          ------------   ----------     ----------   -----------
Securities of U.S. government
  agencies                                $134,790,220   1,988,202        36,050     136,742,372
Mortgage Backed Securities                   8,987,306     121,519         5,298       9,103,527
Obligations of states and political
  subdivisions                              34,417,319   1,407,777        20,973      35,804,123
Other debt securities                        1,463,396      21,294            --       1,484,690
                                          ------------   ---------        ------     -----------
           Total debt securities           179,658,241   3,538,792        62,321     183,134,712

Federal Home Loan Bank stock                 2,829,225          --            --       2,829,225
Federal Reserve Bank stock                     750,300          --            --         750,300
Federal Agricultural Mortgage
  Corporation stock                             10,125          --            --          10,125
                                          ------------   ---------        ------     -----------
                                          $183,247,891   3,538,792        62,321     186,724,362
                                          ============   =========        ======     ===========

                                                                   2001
                                          ------------------------------------------------------
                                                           GROSS          GROSS
                                           AMORTIZED     UNREALIZED     UNREALIZED
                                             COST          GAINS          LOSSES     FAIR VALUE
                                          ------------   ----------     ----------   -----------
U.S. Treasury securities                  $    499,069      17,651            --         516,720
Securities of U.S. government
  agencies                                 126,450,496   1,397,499        84,679     127,763,316
Mortgage Backed Securities                   8,391,947     107,938        30,622       8,469,263
Obligations of states and political
  subdivisions                              39,050,081     950,252        59,911      39,940,422
Other debt securities                        1,406,188      38,645            --       1,444,833
                                          ------------   ---------       -------     -----------
           Total debt securities           175,797,781   2,511,985       175,212     178,134,554

Federal Home Loan Bank stock                 2,754,525          --            --       2,754,525
Federal Reserve Bank stock                     749,850          --            --         749,850
Federal Agricultural Mortgage
  Corporation stock                             10,125          --            --          10,125
                                          ------------   ---------       -------     -----------
                                          $179,312,281   2,511,985       175,212     181,649,054
                                          ============   =========       =======     ===========

                                                                     (Continued)

                      EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2002, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                                 AMORTIZED        FAIR
                                                   COST           VALUE
                                               ------------    -----------
Due in one year or less                        $ 48,101,693     48,324,419
Due after one year through five years            87,715,130     89,733,749
Due after five years through ten years           32,549,534     33,561,526
Due after ten years                               2,304,578      2,411,491
                                               ------------    -----------
                                                170,670,935    174,031,185
Mortgage-backed securities                        8,987,306      9,103,527
                                               ------------    -----------
                                               $179,658,241    183,134,712
                                               ============    ===========

         Debt securities with carrying values aggregating approximately $145,104,000 and $136,701,000 at December 31, 2002 and 2001,
         respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

         Proceeds of $12,407,000 and gross gains of $162,769 were recorded on the sales of debt securities in 2002. Proceeds of $2,106,000 and gross gains of $97,808 were recorded on the sales of debt securities in 2001. Proceeds of $979,000 and gross losses of $27,710 were recorded on the sales of debt securities classified as available-for-sale in 2000.

         As allowed upon adoption of SFAS No. 133, the Company transferred its held-to-maturity portfolio to its available-for-sale portfolio. This transfer was made effective January 1, 2001. At the time of the transfer the amortized cost of the securities transferred was $22,463,000 and the fair value was $22,676,000.

(6)      PREMISES AND EQUIPMENT

         A summary of premises and equipment at December 31, 2002 and 2001 is as follows:

                                                2002                 2001
                                           --------------         ----------
Land                                       $    3,726,381          3,556,258
Buildings and improvements                     12,135,931         12,225,079
Furniture and equipment                         8,291,368          8,655,312
Construction in progress                            1,789            706,751
                                           --------------         ----------
                                               24,155,469         25,143,400
  Less accumulated depreciation                 7,569,137          9,950,010
                                           --------------         ----------
                                           $   16,586,332         15,193,390
                                           ==============         ==========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(7)      GOODWILL AND OTHER INTANGIBLE ASSETS

         A summary of goodwill and other intangible assets at December 31, 2002 and 2001 is as follows:

                                                                              2002                 2001
                                                                          -------------         ----------
Excess of cost over the fair value of net assets acquired                $   23,407,734         23,407,734
Core deposit intangible                                                         730,140            878,820
Consulting/noncompete agreements                                                125,000            275,000
                                                                         --------------         ----------
                                                                         $   24,262,874         24,561,554
                                                                         ==============         ==========

         The gross carrying amount and accumulated amortization of our Company's amortized intangible assets for the periods ended December 31, 2002 and 2001 are as follows:

                                              December 31, 2002                  December 31, 2001
                                        ----------------------------      ------------------------------
                                           Gross                            Gross
                                          Carrying      Accumulated        Carrying         Accumulated
                                           Amount       Amortization        Amount          Amortization
                                        -----------    -------------      -----------      -------------
Amortized intangible assets:
  Core deposit intangible               $ 1,800,000      (1,069,860)       1,800,000          (921,180)
  Consulting/noncompete agreements          900,000        (775,000)         900,000          (625,000)
                                        -----------      ----------        ---------        ----------
                                        $ 2,700,000      (1,844,860)       2,700,000        (1,546,180)
                                        ===========      ==========        =========        ==========

         The aggregate amortization expense of intangible assets subject to amortization for the past three years, is as follows:

                                                            Twelve months ended
                                                                December 31,
                                                       ------------------------------
                                                         2002        2001       2000
                                                       --------    -------    -------
Aggregate amortization expense                         $298,680    313,080    246,560
                                                       ========    =======    =======

         The estimated amortization expense for the next five years is as follows:

For year ended 2003                   $273,680
For year ended 2004                    148,680
For year ended 2005                    148,680
For year ended 2006                    148,680
For year ended 2007                    135,420

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         Our Company's goodwill associated with the purchase of subsidiaries by reporting segments for the periods ended December 31, 2002 and 2001 is summarized as follows:

                                          The Exchange         Citizens Union
                                          National Bank        State Bank and           Osage
                                          of Jefferson            Trust of           Valley Bank
                                              City                 Clinton            of Warsaw              Total
                                        -----------------      --------------        -----------          ----------
Goodwill associated with the
   purchase of subsidiaries               $  4,382,098           14,912,760           4,112,876           23,407,734
                                          ============           ==========           =========           ==========

         The following is a reconciliation of reported net income to net income adjusted to reflect the adoption of SFAS No. 142:

         (Dollars expressed in thousands, except per share data)

                                                    DECEMBER 31,
                                          -----------------------------
                                           2002         2001      2000
                                          -------     -------     -----
Net income:
    Reported net income                   $ 8,093      7,102      5,485
    Add back - goodwill amortization           --      1,219        973
                                          -------     ------      -----
    Adjusted net income                   $ 8,093      8,321      6,458
                                          =======     ======      =====
Basic earnings per share:
    As reported                           $  2.86       2.48       2.05
    Add back - goodwill amortization           --       0.43       0.37
                                          -------     ------      -----
    Adjusted basic earnings per share     $  2.86       2.91       2.42
                                          =======     ======      =====
Diluted earnings per share:
    As reported                           $  2.85       2.48       2.05
    Add back - goodwill amortization           --       0.43       0.37
                                          -------     ------      -----
    Adjusted diluted earnings per share   $  2.85       2.91       2.42
                                          =======     ======      =====

(8)      MORTGAGE SERVICING RIGHTS

         Loans serviced for others totaled approximately $203,397,000 and $181,468,000 at December 31, 2002 and 2001, respectively. Mortgage servicing rights totaled $1,516,000 and $1,134,000 at

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         December 31, 2002 and 2001, respectively and reflect a $258,565 and $52,816 write-down to fair value during 2002 and 2001, respectively.

         Changes in the balance of servicing assets related to the loans serviced by Exchange National Bank for the years ended December 31, 2002 and 2001 are as follows:

Balance at December 31, 2000   $   621,827
Additions                          727,429
Amortization                      (162,206)
Impairment charge                  (52,816)
                               -----------
Balance at December 31, 2001     1,134,234
Additions                          919,014
Amortization                      (278,835)
Impairment charge                 (258,565)
                               -----------
Balance at December 31, 2002   $ 1,515,848
                               ===========

         Our Company's mortgage servicing rights are amortized in proportion to the related estimated net servicing income on a straight line basis over the estimated lives of the related mortgages which is seven years. The estimated amortization expense for the next five years is as follows:

For year ended 2003   $297,213
For year ended 2004    255,708
For year ended 2005    254,516
For year ended 2006    250,600
For year ended 2007    250,600

(9)      DEPOSITS

         The scheduled maturities of time deposits are as follows (in thousands):

                  2002       2001
                --------   --------
Due within:
  One year      $206,083   235,307
  Two years       58,036    47,775
  Three years     27,797     8,829
  Four years       4,548     5,573
  Five years      10,933     1,068
  Thereafter         420       198
                --------   -------
                $307,817   298,750
                ========   =======

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(10)     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Information relating to securities sold under agreements to repurchase is as follows:

                                                           2002                  2001                2000
                                                        -----------           ----------          ----------
Average daily balance                                   $66,023,628           38,235,639          17,619,834
Maximum balance at month-end                             74,686,617           63,874,272          25,660,251
Weighted average interest rate at year-end                     1.08%                1.67                6.03
Weighted average interest rate for the year                    1.52                 3.16                5.63

         The securities underlying the agreements to repurchase are under the control of the Banks.

         Unused agreements with unaffiliated banks to sell and repurchase securities on which The Exchange National Bank of Jefferson City may draw totaled $10,000,000 at December 31, 2002. Additionally, under agreements with unaffiliated banks, The Exchange National Bank of Jefferson City may borrow up to $25,000,000 in federal funds on an unsecured basis at December 31, 2002.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(11)     OTHER BORROWED MONEY

         Other borrowed money at December 31, 2002 and 2001 is summarized as follows:

                                                                                   2002               2001
                                                                              -----------         ----------
The Company:
 Notes payable, 30-day LIBOR plus 125 basis points, due
   January 2004, interest only until maturity                                 $11,450,568         11,450,568

 Note payable, 7.00%, due April 2002                                                   --            500,000

 Bank of America, $7,500,000 line of credit, 30-day
   LIBOR plus 125 basis points, due June 2003, interest
   only until maturity (2.67% and 3.33% at
   December 31, 2002 and 2001 respectively)                                     7,500,000          7,500,000

The Exchange National Bank of Jefferson City:
 Federal Home Loan Bank advances, weighted average
   rate of 5.59% at December 31, 2002 and 2001,
   due at various dates through 2010                                           15,000,000         15,000,000

Citizens Union State Bank and Trust of Clinton:
 Federal Home Loan Bank advances, weighted average
   rate of 5.84% and 5.91% at December 31, 2002 and
   2001, respectively, due at various dates through 2008                        3,800,000          4,100,000

Osage Valley Bank of Warsaw:
 Federal Home Loan Bank advances, weighted average
   rate of 4.78% and 4.76% at December 31, 2002 and
   2001, respectively, due at various dates through 2013                        4,044,448          4,587,046
                                                                              -----------         ----------
                                                                              $41,795,016         43,137,614
                                                                              ===========         ==========

         In conjunction with the acquisition of USB, the Company issued notes payable totaling $11,700,568 to the former stockholders of USB. The notes payable are secured by all issued and outstanding shares of common stock of Citizens Union State Bank and Trust of Clinton.

         In conjunction with the acquisition of Mid Central, the Company issued a note payable for $1,000,000 to a former stockholder of Mid Central. This note was paid off in 2002.

         The advances from the Federal Home Loan Bank are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank stock as well as mortgage loans equal to 120% of the outstanding advance balance to secure amounts borrowed at The Exchange National Bank of Jefferson City and Osage Valley Bank, and 135% at Citizens Union State Bank and Trust of Clinton. The Exchange National Bank has $5,000,000 and $10,000,000 of FHLB advances callable on March 3, 2003 and February 27, 2003, respectively. Citizens Union State Bank has $3,000,000 callable on January 23, 2003.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         The scheduled principal reduction of other borrowed money at December 31, 2002 was as follows:

2003                  $ 27,590,975
2004                    11,750,568
2005                            --
2006                       668,021
2007                       474,222
2008 and thereafter      1,311,230
                      ------------
                      $ 41,795,016
                      ============

         At December 31, 2002 and 2001, $7,000,000 of the amount included in other borrowed money is owed to members of the Company's board of directors as a result of the acquisition of Union State Bancshares. Interest expense paid on this related-party borrowed money totaled $490,000 for each of the years ended December 31, 2002 and 2001.

(12)     RESERVE REQUIREMENTS AND COMPENSATING BALANCES

         The Federal Reserve Bank required the Banks to maintain a balance of $3,077,000 and $2,501,000 at December 31, 2002 and 2001, respectively, to satisfy reserve requirements.

         Average compensating balances held at correspondent banks were $4,114,000 and $2,514,000 at December 31, 2002 and 2001, respectively.
         The Banks maintain such compensating balances with correspondent banks to offset charges for services rendered by those banks.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(13)     INCOME TAXES

         The composition of income tax expense (benefit) for 2002, 2001, and 2000 is as follows:

                                              2002          2001          2000
                                           -----------    ---------    ---------
Current:
  Federal                                  $ 3,333,043    3,068,417    2,980,092
  State                                         54,309       31,446       42,051
                                           -----------    ---------    ---------
                 Total current               3,387,352    3,099,863    3,022,143
                                           -----------    ---------    ---------
Deferred:
  Federal                                       (7,972)     541,093     (429,824)
  State                                             --           --           --
                                           -----------    ---------    ---------
                 Total deferred                 (7,972)     541,093     (429,824)
                                           -----------    ---------    ---------
                 Total income tax expense  $ 3,379,380    3,640,956    2,592,319
                                           ===========    =========    =========

         Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

                                                2002          2001           2000
                                            -----------     ---------     ----------
Tax at statutory Federal income tax
  rate                                      $ 3,915,435     3,660,108     2,746,176
Tax-exempt income                              (517,703)     (539,042)     (527,951)
Amortization of nondeductible intangibles            --       414,423       330,746
State income tax, net of Federal tax
  benefit                                        35,844        20,754        27,754
Other, net                                      (54,196)       84,713        15,594
                                            -----------     ---------     ---------
                                            $ 3,379,380     3,640,956     2,592,319
                                            ===========     =========     =========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         The components of deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are as follows:

                                                         2002         2001
                                                      ----------   ----------
Deferred tax assets:
  Allowance for loan losses                           $2,320,981   2,070,156
  Nonaccrual loan interest                               183,127     160,638
  Capital loss carryover                                  15,062       5,975
  Purchase accounting adjustments to securities and
   other investments                                     103,391     103,391
  Deferred compensation                                  128,883     166,716
  Other                                                  158,100     153,231
                                                      ----------   ---------
         Total deferred tax assets                     2,909,544   2,660,107
                                                      ----------   ---------
Deferred tax liabilities:
  Available-for-sale securities                        1,182,000     794,503
  Premises and equipment                                 953,586     724,189
  Core deposit intangible                                248,248     298,799
  Prepaid pension expense                                 92,540      83,645
  Mortgage servicing rights                              125,489      76,164
  FHLB stock dividend                                    129,939     129,939
  Other                                                   52,647      48,248
                                                      ----------   ---------
         Total deferred tax liabilities                2,784,449   2,155,487
                                                      ----------   ---------
         Net deferred tax asset                       $  125,095     504,620
                                                      ==========   =========

         The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2002 and, therefore, has not established a valuation reserve.

         At December 31, 2002, the accumulation of prior years' earnings representing tax bad debt deductions of Exchange National Bank were $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, Exchange National Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(14)     PENSION AND RETIREMENT PLANS

         The Exchange National Bank of Jefferson City provides a noncontributory defined benefit pension plan in which all full-time employees become participants upon the later of the completion of one year of qualified service or the attainment of age 21, and in which they continue to participate as long as they continue to be full-time employees, until their retirement, death, or termination of employment prior to normal retirement date. The normal retirement benefits provided under the plan vary depending upon the participant's rate of compensation, length of employment, and social security benefits. Retirement benefits are payable for life, but not less than ten years. Plan assets consist of U.S. Treasury and government agency securities, corporate common stocks and bonds, real estate mortgages, and demand deposits. Pension benefit for the plan for 2002, 2001, and 2000 is as follows:

                                   2002         2001        2000
                                 ---------    ---------   ---------
Service cost - benefits earned
  during the year                $ 206,921     147,123     129,396
Interest costs on projected
  benefit obligations              223,184     213,910     203,328
Expected return on plan assets    (371,413)   (350,247)   (320,528)
Net amortization and deferral      (35,512)    (35,512)    (35,512)
Recognized net gains               (49,341)    (70,086)    (49,376)
                                 ---------    --------    --------
            Pension benefit      $ (26,161)    (94,812)    (72,692)
                                 =========    ========    ========

         A summary of the activity in the plan's benefit obligation, assets, funded status, and amounts recognized in the Company's consolidated balance sheets at December 31, 2002, 2001, and 2000 are as follows:

                             2002           2001          2000
                          -----------     ---------     ---------
Benefit obligation:
  Balance, January 1      $ 3,681,619     3,132,468     3,078,659
  Service cost                206,921       147,123       129,396
  Interest cost               223,184       213,910       203,328
  Actuarial loss (gain)       161,741       376,061      (101,840)
  Benefits paid              (221,354)     (187,943)     (177,075)
                          -----------     ---------     ---------
  Balance, December 31    $ 4,052,111     3,681,619     3,132,468
                          ===========     =========     =========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                                        -----------    -----------   -----------
                                           2002           2001           2000
                                        -----------    -----------   -----------
Plan assets:
  Fair value, January 1                 $ 5,224,801     5,473,789     5,607,364
  Actual return                            (521,331)      (61,045)       43,500
  Benefits paid                            (221,354)     (187,943)     (177,075)
                                        -----------    ----------    ----------
  Fair value, December 31               $ 4,482,116     5,224,801     5,473,789
                                        ===========    ==========    ==========
Funded status:
  Excess of plan assets over
    benefit obligation                  $   430,005     1,543,182     2,341,321
  Unrecognized net gains                   (157,829)   (1,297,167)   (2,190,118)
                                        -----------    ----------    ----------
           Prepaid pension expense
             included in other assets   $   272,176       246,015       151,203
                                        ===========    ==========    ==========

         Rates utilized for the plan years ended December 31, 2002, 2001, and 2000 are as follows:

                                               2002                    2001                 2000
                                              -------                 ------               ------
Discount rate for the funded status            5.875%                  6.25                 7.04
Weighted average rate of compensation
 increase used to measure the
 projected benefit obligation                   6.00                   6.00                 6.00
Expected long-term rate of return
 on plan assets                                 7.00                   7.00                 7.00

         In addition to the pension plan described above, The Exchange National Bank of Jefferson City has a profit-sharing plan which covers all full-time employees. The Exchange National Bank of Jefferson City makes annual contributions in an amount equal to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for Federal income tax purposes. Contributions to the profit-sharing plan for 2002, 2001, and 2000 were $530,430, $534,910, and $423,324, respectively. At December 31, 2002, the profit-sharing plan held 147,097 shares of the common stock of the Company.

         Citizens Union State Bank and Trust of Clinton has a profit-sharing plan which covers all full-time employees. Eligible employees may defer up to 8% of his or her salary each year. Citizens Union State Bank and Trust of Clinton matches 1/3 of each employee's deferral. In addition, a discretionary contribution may be made each year by Citizens Union State Bank and Trust of Clinton. Contributions to the profit-sharing plan for 2002, 2001, and 2000 were $139,140, $116,744, and $112,902, respectively.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         Osage Valley Bank of Warsaw has a profit-sharing plan and a 401k employer match plan covering all full-time employees. Osage Valley Bank of Warsaw makes a contribution to the profit-sharing plan using a graduated contribution scale that is based on the bank's return on assets. Under the 401k plan, Osage Valley Bank of Warsaw will match 1/2 of each employee's first 6% of salary deferral. Contributions to the profit sharing and 401k plans for 2002, 2001, and 2000 were $32,650, $31,921, and $23,067, respectively.

(15)     STOCK OPTION PLANS

         On December 4, 2000, the Incentive Stock Option Committee of the board of directors (Committee) approved the Company's stock plan which provides for the grant of options to purchase up to 300,000 shares of the Company's common stock to officers and other key employees of the Company and its subsidiaries. Terms and conditions (including price, exercise date and number of shares) are determined by the committee. All options were granted at fair value and vest over four years, except for 3,214 options issued in 2002 that vested immediately.

         The following table summarizes the Company's stock option activity:

                                                                  WEIGHTED AVERAGE
                                       NUMBER OF SHARES            EXERCISE PRICE
                                          DECEMBER 31                DECEMBER 31
                                  --------------------------   ----------------------
                                    2002      2001     2000     2002    2001     2001
                                  -------    ------   ------   ------   -----   ------
Outstanding, beginning of year    34,929    34,929       --   $24.50   24.50      --
Granted                           29,428        --   34,929    28.00      --   24.50
Exercised                        (13,253)       --       --    25.35      --      --
Canceled                              --        --       --       --      --      --
                                 -------    ------   ------   ------   -----   -----
Outstanding, end of year          51,104    34,929   34,929   $26.30   24.50   24.50
                                 =======    ======   ======   ======   =====   =====
Exercisable, end of year          11,711    14,753    4,082   $24.50   24.50   24.50

         The weighted average remaining contractual life of options outstanding at December 31, 2002 was approximately nine years.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         The Company applies APB Opinion No. 25, in accounting for the stock options and, accordingly, no compensation cost has been recognized in the consolidated financial statements. The weighted average grant-date fair values of stock options granted during the following years and the weighted average significant assumptions used to determine those fair values, using the Black-Scholes option-pricing model are as follows:

                                                           2002           2000
                                                         -------         ------
Options issued during:

Grant date fair value per share                          $ 28.00          24.50

Significant assumptions:
  Risk-free interest rate at grant date                     4.91%          5.24%
  Expected annual rate of
    quarterly dividends                                     3.21           3.66
  Expected stock price volatility                             20             20

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(16)     SEGMENT INFORMATION

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

                                                                         2002
                                     --------------------------------------------------------------------------
                                                       CITIZENS
                                      THE EXCHANGE      UNION
                                        NATIONAL      STATE BANK     OSAGE VALLEY
                                         BANK OF       AND TRUST         BANK        CORPORATE
                                     JEFFERSON CITY   OF CLINTON      OF WARSAW      AND OTHER         TOTAL
                                     --------------   -----------    ------------   -----------     -----------
Balance sheet information:
  Loans, net of allowance
    for loan losses                  $  316,680,812   123,679,641     39,082,737             --     479,443,190
  Debt and equity securities            102,210,874    55,259,879     29,253,609             --     186,724,362
  Goodwill                                4,382,098    14,912,760      4,112,876             --      23,407,734
  Intangible assets                              --       730,140             --        125,000         855,140
  Total assets                          472,806,720   240,869,039     81,209,370       (467,217)    794,417,912
  Deposits                              344,375,565   187,796,880     66,553,127     (7,534,920)    591,190,652
  Stockholders' equity                   48,956,217    35,513,162      9,979,001    (11,621,260)     82,827,120

Statement of income information:
  Total interest income              $   24,036,274    11,930,480      4,496,543             --      40,463,297
  Total interest expense                  8,874,830     4,621,153      1,864,053        965,664      16,325,700
                                     --------------   -----------    -----------    -----------     -----------
           Net interest income           15,161,444     7,309,327      2,632,490       (965,664)     24,137,597

  Provision for loan losses                 600,000       300,000         36,000             --         936,000
  Noninterest income                      4,450,701     1,346,864        305,105             --       6,102,670
  Noninterest expense                    10,547,678     5,278,672      1,527,788        477,459      17,831,597
  Income taxes                            2,614,600       884,673        372,207       (492,100)      3,379,380
                                     --------------   -----------    -----------    -----------     -----------
           Net income (loss)         $    5,849,867     2,192,846      1,001,600       (951,023)      8,093,290
                                     ==============   ===========    ===========    ===========     ===========
Capital expenditures                 $    2,059,837       464,187        314,795             --       2,838,819

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                                                                           2001
                                          -------------------------------------------------------------------------
                                                           CITIZENS
                                          THE EXCHANGE       UNION
                                            NATIONAL      STATE BANK     OSAGE VALLEY
                                             BANK OF       AND TRUST         BANK        CORPORATE
                                         JEFFERSON CITY   OF CLINTON      OF WARSAW      AND OTHER         TOTAL
                                         --------------   -----------    ------------   -----------     -----------
Balance sheet information:
  Loans, net of allowance
     for loan losses                     $  301,142,563   118,802,018      37,745,465            --     457,690,046
  Debt and equity securities                103,947,535    47,964,827      29,736,692            --     181,649,054
  Goodwill                                    4,382,098    14,912,760       4,112,876            --      23,407,734
  Intangible assets                                  --       878,820              --       275,000       1,153,820
  Total assets                              458,792,287   241,965,161      76,326,052    (1,258,164)    775,825,336
  Deposits                                  332,433,328   191,926,170      61,984,563    (6,549,871)    579,794,190
  Stockholders' equity                       48,018,123    34,899,318       9,219,276   (13,784,069)     78,352,648

Statement of income information:
  Total interest income                  $   29,547,390    14,683,598       5,053,061         5,710      49,289,759
  Total interest expense                     14,220,305     7,611,188       2,300,902     1,257,029      25,389,424
                                         --------------   -----------    ------------   -----------     -----------
         Net interest income                 15,327,085     7,072,410       2,752,159    (1,251,319)     23,900,335

  Provision for loan losses                     750,000       300,000         104,000            --       1,154,000
  Noninterest income                          4,186,412       992,265         218,246            --       5,396,923
  Noninterest expense                        10,540,436     5,001,352       1,489,836       368,468      17,400,092
  Income taxes                                2,645,520     1,069,054         466,782      (540,400)      3,640,956
                                         --------------   -----------    ------------   -----------     -----------
         Net income (loss)               $    5,577,541     1,694,269         909,787    (1,079,387)      7,102,210
                                         ==============   ===========    ============   ===========     ===========
Capital expenditures                     $    1,268,840     1,061,254          79,457            --       2,409,551

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                                                                      2000
                                  --------------------------------------------------------------------------
                                                    CITIZENS
                                   THE EXCHANGE      UNION
                                      NATIONAL     STATE BANK     OSAGE VALLEY
                                      BANK OF      AND TRUST         BANK         CORPORATE
                                  JEFFERSON CITY   OF CLINTON      OF WARSAW      AND OTHER         TOTAL
                                  --------------   -----------    ------------   -----------     -----------
Balance sheet information:
  Loans, net of allowance
     for loan losses              $  307,896,826   124,074,520      29,560,096            --     461,531,442
  Debt and equity securities          59,926,441    68,896,826      27,093,633            --     155,916,900
  Total assets                       411,937,825   241,626,885      65,006,410     1,032,226     719,603,346
  Deposits                           331,374,737   194,121,199      53,974,652    (3,207,701)    576,262,887
  Stockholders' equity                46,953,624    34,422,578       9,079,936   (16,872,401)     73,583,737

Statement of income information:
  Total interest income           $   28,468,216    13,853,633       4,189,133        33,338      46,544,320
  Total interest expense              14,317,221     7,271,435       2,171,941     1,417,000      25,177,597
                                  --------------   -----------    ------------   -----------     -----------
         Net interest income          14,150,995     6,582,198       2,017,192    (1,383,662)     21,366,723

  Provision for loan losses              900,000       305,000          17,000            --       1,222,000
  Noninterest income                   2,664,742       721,454         204,310            --       3,590,506
  Noninterest expense                  9,210,971     4,589,975       1,370,666       486,629      15,658,241
  Income taxes                         2,054,500       889,173         274,246      (625,600)      2,592,319
                                  --------------   -----------    ------------   -----------     -----------
         Net income (loss)        $    4,650,266     1,519,504         559,590    (1,244,691)      5,484,669
                                  ==============   ===========    ============   ===========     ===========
Capital expenditures              $      450,029       955,555          39,107            --       1,444,691

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(17)     CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

         The condensed balance sheets as of December 31, 2002 and 2001 and the related condensed statements of income and cash flows for the years ended December 31, 2002, 2001, and 2000 of the Company are as follows:

                            CONDENSED BALANCE SHEETS

                                                               2002            2001
                                                           ------------     ----------
               ASSETS

Cash and due from banks                                    $  6,460,589      4,442,021
Investment in subsidiaries                                   95,853,890     93,542,227
Consulting/noncompete agreements                                125,000        275,000
Other assets                                                    162,775        439,888
                                                           ------------     ----------
      Total assets                                         $102,602,254     98,699,136
                                                           ============     ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                              $ 11,450,568     11,950,568
Other borrowed money                                          7,500,000      7,500,000
Consulting/noncompete agreements                                     --        150,000
Dividends payable                                               555,491        538,488
Other liabilities                                               269,075        207,432
Stockholders' equity                                         82,827,120     78,352,648
                                                           ------------     ----------
      Total liabilities and stockholders' equity           $102,602,254     98,699,136
                                                           ============     ==========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                         CONDENSED STATEMENTS OF INCOME

                                                         2002           2001         2000
                                                     -----------     ---------   -----------
Revenue:
  Dividends received from subsidiaries               $ 7,500,000     7,400,000    20,825,500
  Interest on bank time deposits                              --         5,709        33,338
                                                     -----------     ---------   -----------
                                                       7,500,000     7,405,709    20,858,838
                                                     -----------     ---------   -----------
Expenses:
  Interest on bank debt                                  231,863       411,763       543,456
  Interest on notes payable                              733,801       845,266       873,544
  Amortization of intangible assets                      150,000       150,000       150,000
  Other                                                  327,459       188,153       306,290
                                                     -----------     ---------   -----------
                                                       1,443,123     1,595,182     1,873,290
                                                     -----------     ---------   -----------
             Income before income tax benefit and
               equity in undistributed income
               (dividends distributed in excess of
               income) of subsidiaries                 6,056,877     5,810,527    18,985,548

Income tax benefit                                       492,100       540,400       625,600

Equity in undistributed income (dividends
  distributed in excess of income)
  of subsidiaries                                      1,544,313       751,283   (14,126,479)
                                                     -----------     ---------   -----------
             Net income                              $ 8,093,290     7,102,210     5,484,669
                                                     ===========     =========   ===========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                        2002            2001          2000
                                                    -----------      ---------    -----------
Cash flows from operating activities:
  Net income                                        $ 8,093,290      7,102,210      5,484,669
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Dividends distributed in excess of
        income (equity in undistributed
        income) of subsidiaries                      (1,544,313)      (751,283)    14,126,479
      Other, net                                        505,758         38,342        352,066
                                                    -----------      ---------    -----------
             Net cash provided by
               operating activities                   7,054,735      6,389,269     19,963,214
                                                    -----------      ---------    -----------
Cash flows from investing activities:
  Purchase of subsidiaries                                   --             --    (35,161,514)
  Consulting/noncompete payments                       (150,000)      (150,000)      (150,000)
                                                    -----------      ---------    -----------
            Net cash used in investing activities      (150,000)      (150,000)   (35,311,514)
                                                    -----------      ---------    -----------
Cash flows from financing activities:
  Proceeds from bank debt                                    --             --     12,000,000
  Repayment of bank debt                               (500,000)    (1,500,000)    (3,500,000)
  Cash dividends paid                                (2,510,323)    (2,424,876)    (2,114,804)
  Proceeds from sale of treasury stock                   35,967             --             --
  Purchases of common stock                          (1,911,811)      (807,406)            --
                                                    -----------      ---------    -----------
            Net cash (used in) provided by
               financing activities                  (4,886,167)    (4,732,282)     6,385,196
                                                    -----------      ---------    -----------
            Net increase (decrease) in cash           2,018,568      1,506,987     (8,963,104)

Cash at beginning of year                             4,442,021      2,935,034     11,898,138
                                                    -----------      ---------    -----------
Cash at end of year                                 $ 6,460,589      4,442,021      2,935,034
                                                    ===========      =========    ===========
Supplemental schedule of noncash activities:
  Note payable                                      $        --             --      1,000,000
  Stock issued in acquisition                                --             --     12,762,411

(18)     DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

         The Company issues financial instruments with off-balance-sheet risk in the normal course of business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

         The Company's extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2002, no amounts have been accrued for any estimated losses for these financial instruments.

         The contractual amount of off-balance-sheet financial instruments as of December 31, 2002 and 2001 is as follows:

                                        2002                2001
                                    ------------         ----------
Commitments to extend credit        $ 91,290,843         71,772,491
Standby letters of credit              2,592,866          2,746,314

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 2002, approximately $57,495,000 represents fixed-rate loan commitments. Of the total commitments to extend credit at December 31, 2001, approximately $41,467,000 represents fixed-rate loan commitments. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do no necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, furniture and equipment, and real estate.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company's customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers. The approximate remaining term of standby letters of credit range from one month to ten years at December 31, 2002.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2002 and 2001 is as follows:

                                                2002                          2001
                                    ---------------------------    --------------------------
                                      CARRYING         FAIR          CARRYING        FAIR
                                       AMOUNT          VALUE          AMOUNT         VALUE
                                    ------------    -----------    -----------    -----------
Assets:
  Loans                             $479,443,190    491,137,000    457,690,046    468,576,000
  Investment in debt and
    equity securities                186,724,362    186,724,362    181,649,054    181,649,054
  Federal funds sold                  49,669,213     49,669,213     54,481,931     54,481,931
  Cash and due from banks             27,742,030     27,742,030     31,127,216     31,127,216
  Accrued interest receivable          5,539,661      5,539,661      6,019,680      6,019,680
                                    ------------    -----------    -----------    -----------
                                    $749,118,456    760,812,266    730,967,927    741,853,881
                                    ============    ===========    ===========    ===========
Liabilities:
  Deposits:
    Demand                          $ 77,474,471     77,474,471     78,637,109     78,637,109
    NOW                               93,728,675     93,728,675     92,027,032     92,027,032
    Savings                           49,720,928     49,720,928     48,686,631     48,686,631
    Money market                      62,449,717     62,449,717     61,693,528     61,693,528
    Time                             307,816,861    310,638,000    298,749,890    302,733,000
    Securities sold under
      agreements to repurchase        67,359,199     67,359,199     61,644,544     61,644,544
    Interest-bearing demand
      notes to U.S. Treasury           3,061,503      3,061,503        388,122        388,122
    Other borrowed money              41,795,016     47,194,000     43,137,614     43,301,000
    Accrued interest payable           1,984,745      1,984,745      3,059,714      3,059,714
                                    ------------    -----------    -----------    -----------
                                    $705,391,115    713,611,238    688,024,184    692,170,680
                                    ============    ===========    ===========    ===========

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

                        December 31, 2002, 2001, and 2000

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

                        December 31, 2002, 2001, and 2000

                  COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

                  The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms, which are competitive in the markets in which it operates.

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

(19)     LITIGATION

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

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2002, 2001, and 2000

(20)     QUARTERLY FINANCIAL INFORMATION
         (unaudited)
         (In thousands, except per share data)

                                        FIRST     SECOND    THIRD    FOURTH
                                       QUARTER   QUARTER   QUARTER   QUARTER     YTD
                                       -------   -------   -------   -------    ------
                                                              2002
                                       -----------------------------------------------
Interest income                        $10,293    10,214    10,126     9,830    40,463
Interest expense                         4,388     4,174     4,079     3,685    16,326
                                       -------   -------   -------   -------    ------
            Net interest income        $ 5,905     6,040     6,047     6,145    24,137
                                       =======   =======   =======   =======    ======
Provision for loan losses              $   234       234       234       234       936
Noninterest income                       1,305     1,354     1,490     1,954     6,103
Noninterest expense                      4,221     4,400     4,420     4,791    17,832
Income taxes                               826       762       856       935     3,379
Net income                               1,929     1,998     2,027     2,139     8,093

Net income per share:
  Basic earnings per share                0.68      0.70      0.72      0.76      2.86
  Diluted earnings per share              0.68      0.70      0.71      0.76      2.85

                                                            2001
                                       -----------------------------------------------
Interest income                        $13,253    12,586    12,197    11,253    49,289
Interest expense                         7,324     6,790     6,163     5,112    25,389
                                       -------   -------   -------   -------    ------
            Net interest income        $ 5,929     5,796     6,034     6,141    23,900
                                       =======   =======   =======   =======    ======
Provision for loan loses               $   248       231       231       444     1,154
Noninterest income                       1,074     1,234     1,289     1,800     5,397
Noninterest expense                      4,108     4,237     4,403     4,652    17,400
Income taxes                               886       893       924       938     3,641
Net income                               1,761     1,669     1,765     1,907     7,102

Net income per share:
  Basic earnings per share                0.62      0.58      0.62      0.67      2.48
  Diluted earnings per share              0.62      0.58      0.62      0.67      2.48

     MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS

         Since June 19, 2000 our Company's common stock has been traded on Nasdaq's national market under the stock symbol of "EXJF." The following table sets forth the range of high and low bid prices of our Company's common stock by quarter for each quarter in 2002 and 2001 in which the stock was traded.

     2002               HIGH     LOW
     ----               ----     ---
Fourth Quarter         $34.50   29.00
Third Quarter           32.25   29.00
Second Quarter          32.00   27.75
First Quarter           28.75   25.50

     2001               HIGH     LOW
     ----               ----     ---
Fourth Quarter         $28.00   24.25
Third Quarter           27.95   22.10
Second Quarter          23.50   20.50
First Quarter           24.00   22.75

         As of March 14, 2003, our Company had issued and outstanding 2,778,921 shares of common stock, which were held of record by approximately 1,500 persons. The common stock is the only class of equity security which our Company has outstanding.

         The following table sets forth information on dividends paid by our Company in 2002 and 2001.

                             DIVIDENDS PAID
  MONTH PAID                    PER SHARE
--------------                  ---------
January, 2002                $        0.19
April, 2002                           0.19
July, 2002                            0.20
October, 2002                         0.20
December, 2002                        0.10
                             -------------
Total for 2002               $        0.88
                             =============

January, 2001                $        0.19
April, 2001                           0.19
July, 2001                            0.19
October, 2001                         0.19
December, 2001                        0.09
                             -------------
Total for 2001               $        0.85
                             =============

         Our Board of Directors intends that our Company will continue to pay quarterly dividends at least at the current rate. In addition, our Board of Directors intends, to the extent appropriate, that our Company will continue to pay an additional special dividend. The actual amount of quarterly dividends and the payment, as well as amount, of any special dividend ultimately will depend upon the payment of sufficient dividends by our subsidiary Banks to our Company. The payment by our Banks of dividends to our Company will depend upon such factors as our Banks' financial condition, results of operations and current and anticipated cash needs, including capital requirements. As discussed in Note 3 to our Company's consolidated financial statements, the Banks may pay up to $2,407,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Banks.

                 DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

Name                             Position with Our Company         Position with Subsidiary Banks    Principal Occupation
----                             -------------------------         ------------------------------    --------------------
James E. Smith                   Chairman, Chief Executive         Chairman, Chief Executive         Position with Exchange,
                                 Officer and Director-Class I      Officer, and Director of          Citizens Union State Bank and
                                                                   Citizens Union State Bank, Vice   Osage Valley Bank
                                                                   Chairman and Director of Osage
                                                                   Valley Bank, Director of
                                                                   Exchange National Bank

David T. Turner                  President and Director-Class      Chairman, President, Chief        Position with Exchange and
                                 III                               Executive Officer and Director    Exchange National Bank
                                                                   of Exchange National Bank,
                                                                   Director of Citizens Union
                                                                   State Bank

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

Gus S. Wetzel, II                Director-Class II                 Director of Citizens Union        Physician
                                                                   State Bank

Richard G. Rose                  Treasurer                         Senior Vice President and         Position with Exchange and
                                                                   Controller of Exchange National   Exchange National Bank
                                                                   Bank

Kathleen L. Bruegenhemke         Senior Vice President and                                           Position with Exchange
                                 Secretary

                           ANNUAL REPORT ON FORM 10-K

A copy of our Company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2003 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Secretary, Exchange National Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company's reasonable expenses in furnishing such exhibits.