Form 10-K, Exhibit 13
period 2003-12-31
EXCHANGE NATIONAL BANCSHARES INC
filed 2004-03-15
CIK 893847

                                                                      Exhibit 13

                                      2003

                                  ANNUAL REPORT

                                       TO

                                  SHAREHOLDERS

                       EXCHANGE NATIONAL BANCSHARES, INC.

                            JEFFERSON CITY, MISSOURI

                       EXCHANGE NATIONAL BANCSHARES, INC.

                            Jefferson City, Missouri

                                 March 15, 2004

Dear Shareholders:

      2003 was a rewarding year for you and your Company. Our financial results were strong as evidenced by an 11.74% increase in net income, which resulted in a 13.15% increase in diluted earnings per share (EPS) over 2002. This increase over 2002 is attributed in large part to a higher volume of average earning assets with the purchase of a $35 million branch in Springfield, Missouri and continued strong activity in the residential mortgage department.

      As of December 31, 2003, your Company's equity position was strong. Tier 1 capital as a percentage of adjusted average total assets (leverage ratio) was 7.18% at year-end 2003 compared to 7.36% at December 31, 2002. Total capital to risk-weighted assets ratio was 10.98% at December 31, 2003 compared to 12.10% at December 31, 2002. The decrease in our capital position is the result of asset growth and a larger dividend payout.

      Shareholders received dividends totaling $0.71 per share in 2003 after adjusting for the three-for-two stock dividend in July 2003. This is an increase of $0.12 per share or 20% over 2002 dividends.

      In these challenging and exciting times, management is looking for opportunities to move into metropolitan growth areas and, as a result, de novo branch applications have been filed with regulatory authorities to locate branches in the Branson and Lee's Summit markets. With approval, both of these branches should be operational in 2004. Your Company expects to continue its internal growth strategy and in order to fund growth without diluting earnings per share, we are in the process of completing a $25 million Trust Preferred Security offering. This Trust Preferred Security offering will allow us to fund future acquisitions, satisfy present outstanding debt, repurchase common stock and may be used for other general corporate purposes.

      We have a great management team and we look forward to an exciting year in 2004. Thank you for your confidence.

                                        Sincerely,

                                        /s/ James E. Smith

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

      Citizens Union State Bank was founded in 1932 as a Missouri bank known as Union State Bank of Clinton. Citizens Union State Bank converted from a Missouri bank to a Missouri trust company on August 16, 1989, changing its name to Union State Bank and Trust of Clinton. Citizens Union State Bank has nine banking offices, including its principal office at 102 North Second Street in Clinton, Missouri, four Clinton branch facilities, and a branch facility in each of the Missouri communities of Springfield, Collins, Osceola and Windsor.

      Osage Valley Bank was founded in 1891 as a Missouri state bank. Osage Valley Bank has two banking offices, including its principal office at 200 Main Street in Warsaw, Missouri and a branch facility in Warsaw, Missouri.

      Each of our subsidiary Banks is a full service bank conducting a general banking business, offering its customers checking and savings accounts, debit cards, certificates of deposit, safety deposit boxes and a wide range of lending services, including commercial and industrial loans, residential real estate loans, single payment personal loans, installment loans and credit card accounts. In addition, Exchange National Bank and Citizens Union State Bank each provide trust services.

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

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2003. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.

(DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------------
                                        2003         2002        2001        2000         1999
                                     ---------    ---------   ---------   ---------    ---------
INCOME STATEMENT DATA
Interest income                      $  38,922       40,463      49,289      46,544       32,249
Interest expense                        12,798       16,326      25,389      25,177       16,225
                                     ---------    ---------   ---------   ---------    ---------
    Net interest income                 26,124       24,137      23,900      21,367       16,024
Provision for loan losses                1,092          936       1,154       1,222          910
                                     ---------    ---------   ---------   ---------    ---------
    Net interest income
      after provision for
      loan losses                       25,032       23,201      22,746      20,145       15,114
                                     ---------    ---------   ---------   ---------    ---------
Security gains (losses), net                38          163          98         (28)          --
Other noninterest income                 6,666        5,940       5,299       3,618        2,948
                                     ---------    ---------   ---------   ---------    ---------
    Total noninterest income             6,704        6,103       5,397       3,590        2,948
Noninterest expense                     18,536       17,832      17,400      15,658       11,527
                                     ---------    ---------   ---------   ---------    ---------
Income before income taxes              13,200       11,472      10,743       8,077        6,535
Income taxes                             4,156        3,379       3,641       2,592        2,071
                                     ---------    ---------   ---------   ---------    ---------
Net income                           $   9,044        8,093       7,102       5,485        4,464
                                     =========    =========   =========   =========    =========

DIVIDENDS
Declared on common stock             $   3,183        2,510       2,425       2,260        1,732
Paid on common stock                     2,988        2,493       2,425       2,115        1,695
Ratio of total dividends
    declared to net income               35.19%       31.01       34.15       41.20        38.80

PER SHARE DATA
Basic earnings per common share      $    2.17         1.91        1.66        1.37         1.37
Diluted earnings per common share         2.15         1.90        1.66        1.37         1.37
Basic weighted average shares of
    common stock outstanding         4,169,432    4,242,858   4,287,378   4,004,055    3,243,621
Diluted weighted average shares of
    common stock outstanding         4,209,272    4,253,163   4,288,408   4,004,055    3,243,621

                                                 YEAR ENDED DECEMBER 31,
                                  -----------------------------------------------------
                                    2003        2002       2001       2000       1999
                                  --------    --------   --------   --------   --------
BALANCE SHEET DATA
  (AT PERIOD END)
Investment securities             $188,956     186,724    181,649    155,917    111,237
Loans                              583,919     486,564    464,364    468,471    326,229
Total assets                       875,596     794,418    775,825    719,603    494,946
Total deposits                     665,262     591,191    579,794    576,263    381,020
Securities sold under
    agreements to repurchase
    and other short term
    borrowed funds                  73,672      70,421     62,033     16,942     27,643
Other borrowed money                41,630      41,795     43,138     42,378     26,451
Total stockholders' equity          87,783      82,827     78,353     73,584     55,948

EARNINGS RATIOS
Return on average
    total assets                      1.09%       1.04       0.96       0.85       0.95
Return on average
    stockholders' equity             10.45        9.89       9.21       8.49       9.41

ASSET QUALITY RATIOS
Allowance for loan losses
    to loans                          1.42        1.46       1.44       1.48       1.46
Nonperforming loans
    to loans (1)                      0.52        0.62       0.86       1.73       0.52
Allowance for loan losses
    to nonperforming loans (1)      274.29      236.66     166.98      85.87     281.45
Nonperforming assets to loans
    and foreclosed assets (2)         0.54        0.67       1.03       1.76       0.55
Net loan charge-offs to
    average loans                     0.03        0.10       0.31       0.05       0.18

CAPITAL RATIOS
Average stockholders' equity to
    average total assets             10.39       10.51      10.37       9.99      10.07
Total risk-based
    capital ratio                    10.98       12.10      11.83      11.90      15.06
Tier 1 risk-based
    capital ratio                     9.78       10.88      10.58      10.65      13.81
Leverage ratio                        7.18        7.36       7.05       7.07       9.73

----------

(1) Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more and still accruing interest.

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

We have described under the caption "Factors That May Affect Future Results of Operations, Financial Condition or Business" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      This overview of management's discussion and analysis highlights selected information in this document and may not contain all of the information that is important to you. For a more complete understanding of trends, events, commitments, uncertainties, liquidity, capital resources and critical accounting estimates, you should carefully read this entire document. These have an impact on our Company's financial condition and results of operation.

      BUSINESS STRATEGY: In 1865, The Exchange National Bank of Jefferson City opened for business serving the loan and deposit needs of citizens living in Missouri's State Capitol of Jefferson City. Leveraging off of its strong equity position, Exchange National Bank's Board of Directors established Exchange National Bancshares, Inc., a multi-bank holding company on October 23, 1992. On April 7, 1993, Exchange National Bancshares, Inc. acquired The Exchange National Bank of Jefferson City. On November 3, 1997, our Company acquired Union State Bancshares, Inc. and its wholly-owned subsidiary, Union State Bank and Trust of Clinton, Missouri. Following the May 4, 2000 acquisition of Calhoun Bancshares, Inc. by Union State Bank., Calhoun Bancshares' wholly-owned subsidiary, Citizens State Bank of Calhoun, merged into Union State Bank. The surviving bank in this merger is called Citizens Union State Bank & Trust. On January 3, 2000, our Company acquired Mid Central Bancorp, Inc., and Mid Central's wholly-owned subsidiary, Osage Valley Bank of Warsaw, Missouri. On June 16, 2000, our Company acquired CNS Bancorp, Inc. and its subsidiary, City National Savings Bank, FSB, Jefferson City, Missouri. City National subsequently was merged into Exchange National Bank. Finally, on June 26, 2003 our Company purchased the Springfield, Missouri branch of Missouri State Bank. Following the purchase, this branch was merged into Citizens Union State Bank and Trust.

      RECENT EVENTS: With ample capital available, our Company's business strategy continues to focus on increasing loan and deposit levels through internal, organic means in addition to expanding our de novo branching network into metropolitan growth areas. During the first quarter of 2004, our Company announced regulatory filings to establish de novo branches in the Branson and Lee's Summit, Missouri communities.

      MATERIAL CHALLENGES AND RISKS: Our Company may experience difficulties in managing growth and in effectively integrating newly established branches. As part of our general strategy, our Company may continue to acquire banks and establish de novo branches that we believe provide a strategic fit. To the extent that our Company does grow, there can be no assurances that we will be able to adequately and profitably manage such growth.

      The successes of our Company's growth strategy will depend primarily on the ability of our banking subsidiaries to generate an increasing level of loans and deposits at acceptable risk levels and on acceptable terms without significant increases in non-interest expenses relative to revenues generated. Our Company's financial performance also depends, in part, on our ability to manage various portfolios and to successfully introduce additional financial products and services. Furthermore, the success of our Company's growth strategy will depend on our ability to maintain sufficient regulatory capital levels and on general economic conditions that are beyond our control.

      REVENUE SOURCE: Through the respective branch network, Exchange National Bank, Citizens Union State Bank and Osage Valley Bank provide similar products and services in three defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, installment, and other consumer loans. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated primarily from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City, Clinton, Warsaw and Springfield, Missouri. The products and services are offered to customers primarily within their respective geographical areas. The business segment results which follow are consistent with our Company's internal reporting system which is consistent, in all material respects, with generally accepted accounting principles and practices prevalent in the banking industry.

      Much of our Company's business is commercial, commercial real estate development, and mortgage lending. Our Company has experienced continued strong loan demand in the communities within which we operate even during economic slowdowns. Our Company's income from mortgage brokerage activities is directly dependent on mortgage rates and the level of home purchases and refinancings.

      Our Company's primary source of revenue is net interest income derived primarily from lending and deposit taking activities. A secondary source of revenue is investment income. The Company also derives income from trust, brokerage, credit card and mortgage banking activities and service charge income.

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

      Our Company's consolidated net income for 2003 increased $951,000 or 11.7% over 2002 and followed a $991,000 or 14.0% increase for 2002 compared to 2001. Basic earnings per common share increased from $1.66 for 2001, to $1.91 for 2002 and increased to $2.17 for 2003. Diluted earnings per common share increased from $1.66 for 2001, to $1.90 for 2002 and increased to $2.15 for 2003. Return on average total assets increased from 0.96% for 2001, to 1.04% for 2002 and increased to 1.09% for 2003. Return on average total stockholders' equity increased from 9.21% for 2001, to 9.89% for 2002 and increased to 10.45% for 2003.

      Average loans outstanding increased $64,546,000 or 12.0% to $539,912,000 for 2003 compared to $475,366,000 for 2002 and followed a $12,898,000 or 2.8%
increase for 2002 compared to 2001. Approximately $13,914,000 of the increase in average loans is attributed the acquisition of the Springfield branch. Other than the increase attributed to the acquisition, average commercial loans outstanding increased $33,105,000 or 23.03% for 2003 compared to 2002 and followed a $514,000 or 0.4% decrease for 2002 compared to 2001. Other than the increase attributed to the acquisition, average real estate loans outstanding increased $21,160,000 or 7.42% for 2003 compared to 2002 and followed a $18,710,000 or 7.0% increase for 2002 compared to 2001. Other than the increase attributed to the acquisition, average consumer loans outstanding decreased $3,633,000 or 7.85% for 2003 compared to 2002 and followed a $5,298,000 or 10.3%
decrease for 2002 compared to 2001.

      The primary reason for the increase in average loans outstanding in 2003 compared to 2002 is due to continued strong loan demand in our Company's trade areas especially in commercial real estate development lending. Residential real estate lending also continued to experience growth in 2003 due to favorable rates in the market. The primary reason for the increase in average loans outstanding in 2002 compared to 2001 is due to increased real estate financing due to lower rates. It should be noted that consumer loans decreased on average in 2003, 2002 and 2001. These decreases reflect the low rates that existed in the consumer auto market that was fueled by manufacturers' low or zero rate financing programs. Our Company chose to not aggressively pursue consumer auto loans during 2003, 2002 and 2001 and as such this portion of the loan portfolio declined in balance.

      Average investment securities and federal funds sold decreased $11,942,000 or 5.1% to $224,039,000 for 2003 compared to $235,981,000 for 2002 and followed a $22,525,000 or 10.6% increase for 2002 compared to 2001. The decrease in 2003 reflects the use of investment liquidity to fund the Company's growth in the loan portfolio. The increase in 2002 reflects increased collateral requirements for securities sold under agreement to repurchase.

      Average demand deposits increased $9,033,000 or 12.7% to $80,140,000 for 2003 compared to $71,107,000 and followed a $7,874,000 or 12.5% increase for 2002 compared to 2001. Approximately $1,777,000 of the increase in average time deposits is attributed to the acquisition.

      Average total time deposits increased $42,096,000 or 8.3% to $548,003,000 for 2003 compared to $505,907,000 for 2002 and followed a $4,579,000 or 0.9%
decrease for 2002 compared to 2001. Approximately $13,586,000 of the increase in average time deposits is attributed to the acquisition. Other than the increase attributed to the acquisition average time deposits increased approximately $28,510,000 or 5.64%. Approximately $8,522,000 of the remaining increase in average time deposits represents brokered time deposits. These brokered time deposits represent certificates of deposit issued in denominations of less than $100,000 for various terms up to two years in length. The 2002 decrease is due to a low interest rate environment in which depositors moved funds from banking institutions to brokerage and other investment institutions.

      Average federal funds purchased and securities sold under agreements to repurchase increased $2,757,000 or 4.2% to $68,859,000 for 2003 compared to $66,102,000 for 2002 and followed a $27,643,000 or 71.9% increase for 2002 compared to 2001. Those variances reflected competition for institutional funds awarded based upon competitive bids as well as an increased use of federal funds purchased to fund loan growth.

      Average interest-bearing demand notes to U.S. Treasury decreased $52,000 or 6.1% to $802,000 for 2003 compared to $854,000 for 2002 and followed a $80,000 or 10.3% increase for 2002 compared to 2001. Balances in this account are governed by the U.S. Treasury's funding requirements.

      Average other borrowed money decreased $784,000 or 1.9% to $41,442,000 for 2003 compared to $42,226,000 for 2002 and followed a $966,000 or 2.3% increase for 2002 compared to 2001. The 2003 decrease reflects repayment of debt. The 2002 increase reflects additional Federal Home Loan Bank borrowings to fund loan demand.

      Average stockholders' equity increased $4,732,000 or 5.8% to $86,535,000 for 2003 compared to $81,803,000 and followed a $4,718,000 or 6.1% increases for 2002 compared to 2001. The increases represents net income retained in excess of dividends declared plus adjustments for unrealized gains or losses on debt and equity securities, net of taxes.

      The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                     YEAR ENDED DECEMBER 31,
                                                 -------------------------------
                                                     2003        2002       2001
                                                 --------    --------   --------
Interest income                                  $ 38,922      40,463     49,289
Fully taxable equivalent (FTE) adjustment             679         780        828
                                                 --------    --------   --------
Interest income (FTE basis)                        39,601      41,243     50,117
Interest expense                                   12,798      16,326     25,389
                                                 --------    --------   --------
Net interest income (FTE basis)                    26,803      24,917     24,728
Provision for loan losses                           1,092         936      1,154
                                                 --------    --------   --------
Net interest income after provision
    for loan losses (FTE basis)                    25,711      23,981     23,574
Noninterest income                                  6,704       6,103      5,397
Noninterest expense                                18,536      17,832     17,400
                                                 --------    --------   --------
Income before income taxes
    (FTE basis)                                    13,879      12,252     11,571
                                                 --------    --------   --------
Income taxes                                        4,156       3,379      3,641
FTE adjustment                                        679         780        828
                                                 --------    --------   --------
Income taxes (FTE basis)                            4,835       4,159      4,469
                                                 --------    --------   --------
Net income                                       $  9,044       8,093      7,102
                                                 ========    ========   ========
Average total earning assets                     $767,928     713,116    678,389
                                                 ========    ========   ========
Net interest margin                                  3.49%       3.49       3.65
                                                 ========    ========   ========

      Our Company's primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest bearing liabilities. Net interest income on a fully taxable equivalent basis increased $1,886,000 or 7.6% to $26,803,000 for 2003 compared to $24,917,000 for 2002, and followed a $189,000 or 0.8% increase for 2002 compared to 2001. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased from 3.65% for 2001, to 3.49% for 2002, and to 3.49% for 2003. Although rates on earning assets and interest-bearing liabilities continued to decline during 2003, our Company was able to maintain existing spreads between these assets and liabilities. As a result the net interest margin earned remained stable between 2003 and 2002 at 3.49%. The decrease in net interest margin from 3.65% 2001 to 3.49% in 2002 reflects the inability to maintain constant spreads in that rate environment.

      The provision for loan losses increased $156,000 or 16.7% to $1,092,000 for 2003 compared to $936,000 for 2002 and followed a $218,000 or 18.9% decrease for 2002 compared to 2001. The increase in the provision in 2003 was primarily due to increased reserve allocations associated with impaired loans. The decrease in the provision in 2002 was primarily due to a decrease in nonperforming loans. The allowance for loan losses totaled $8,267,000 or 1.42% of loans outstanding at December 31, 2003 compared to $7,121,000 or 1.46% of loans outstanding at December 31, 2002 and $6,674,000 or 1.44% of loans outstanding at December 31, 2001. The allowance for loan losses expressed as a percentage of nonperforming loans was 274.29% at December 31, 2003, 236.66% at December 31, 2002, and 166.98% at December 31, 2001.

RESULTS OF OPERATIONS

      YEARS ENDED DECEMBER 31, 2003 AND 2002

      Our Company's net income increased by $951,000 or 11.8% to $9,044,000 for the year ended December 31, 2003 compared to $8,093,000 for 2002. Net interest income on a fully taxable equivalent basis increased to $26,803,000 or 3.49% of average earning assets for 2003 compared to $24,917,000 or 3.49% of average earning assets for 2002. The provision for loan losses for 2003 was $1,092,000 compared to $936,000 for 2002. Net loans charged off for 2003 were $158,000 compared to $488,000 for 2002.

      Noninterest income and noninterest expense for the years ended December 31, 2003 and 2002 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                YEAR ENDED
                                                DECEMBER 31,        INCREASE (DECREASE)
                                             ------------------   -----------------------
                                               2003       2002     AMOUNT          %
                                             --------    ------   --------     ----------
NONINTEREST INCOME
Service charges on deposit accounts          $  2,752     2,684         68            2.5%
Trust department income                           793       513        280           54.6
Brokerage income                                  107        88         19           21.6
Mortgage loan servicing fees, net                (125)      222       (347)        (156.3)
Gain on sales of mortgage loans                 2,506     1,768        738           41.7
Gain on sales and calls of debt securities         38       163       (125)         (76.7)
Credit card fees                                  158       153          5            3.3
Other                                             475       512        (37)          (7.2)
                                             --------    ------   --------     ----------
                                             $  6,704     6,103        601            9.8%
                                             ========    ======   ========     ==========
NONINTEREST EXPENSE
Salaries and employee benefits               $ 10,088     9,337        751            8.0%
Occupancy expense, net                          1,074     1,079         (5)          (0.5)
Furniture and equipment expense                 2,087     1,887        200           10.6
FDIC insurance assessment                          96       103         (7)          (6.8)
Advertising and promotion                         560       467         93           19.9
Postage, printing, and supplies                   847       918        (71)          (7.7)
Legal, examination, and professional fees         745     1,002       (257)         (25.6)
Credit card expenses                               99        95          4            4.2
Credit investigation and loan collection          129       292       (163)         (55.8)
Amortization of intangible assets                 307       299          8            2.7
Other                                           2,504     2,353        151            6.4
                                             --------    ------   --------     ----------
                                             $ 18,536    17,832        704            3.9%
                                             ========    ======   ========     ==========

Noninterest income increased $601,000 or 9.8% to $6,704,000 for 2003 compared to $6,103,000 for 2002. The increase in trust department income reflects higher trust distribution fees collected in 2003 compared to 2002. The decrease in mortgage servicing fees of $347,000 reflects a $566,000 impairment write-down of our Company's mortgage servicing rights to their fair value during 2003 compared to $259,000 during 2002. This write-down is reflective of the high refinancing activity that our Company has experienced in its servicing portfolio during the first and second quarters of 2003. Gains on sales of mortgage loans increased $738,000 or 41.7% due to an increase in volume of loans originated and sold to the secondary market from approximately $107,312,000 during 2002 to approximately $112,759,000 during 2003. The increase in volume of loans sold is a result of increased refinancing activity and new mortgage lending as a result of lower mortgage rates in effect during 2003 compared to those in effect during 2002. The $125,000 or 76.7% decrease in gain on sales and calls of debt securities represents a decrease in the volume of securities sold in 2003 versus 2002.

      Noninterest expense increased $704,000 or 3.9% to $18,536,000 for 2003 compared to $17,832,000 for 2002. Salaries and benefits increased $751,000 or 8.0%. Approximately $124,000 of this increase reflects costs associated with the acquisition of the Springfield branch. The balance of the increase reflects normal salary adjustments, increased insurance benefit costs, and increased pension and profit sharing expense. The $200,000 or 10.6% increase in furniture and equipment expense are primarily related to increased depreciation associated with purchases of core data processing hardware and software during the second half of the prior year as well as upgrades of numerous personal computers in the current year. The $257,000 or 25.6% decrease in legal, examination, and professional fees is due in large part to consulting fees paid in the prior year for services related to our Company wide data processing conversion. The $163,000 or 55.8% decrease in credit investigation and loan collection expense reflects lower costs related to foreclosed properties and repossessions.

      The $151,000 or 6.4% increase in other noninterest expense reflects increases in various categories including telecommunications expense, data processing expense, and training. These increases are primarily related to our Company's conversion to the new core data processing system.

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

      Noninterest income and noninterest expense for the years ended December 31, 2002 and 2001 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                       YEAR ENDED
                                                       DECEMBER 31,     INCREASE (DECREASE)
                                                    -----------------   -------------------
                                                      2002      2001     AMOUNT         %
                                                    --------   ------   --------     ------
NONINTEREST INCOME
Service charges on deposit accounts                 $  2,684    2,097        587       28.0%
Trust department income                                  513      430         83       19.3
Brokerage income                                          88       91         (3)      (3.3)
Mortgage loan servicing fees, net                        222      463       (241)     (52.1)
Gain on sales of mortgage loans                        1,768    1,459        309       21.2
Gain (loss) on sales and calls of debt securities        163       98         65       66.3
Credit card fees                                         153      150          3        2.0
Other                                                    512      609        (97)     (15.9)
                                                    --------   ------   --------     ------
                                                    $  6,103    5,397        706       13.1%
                                                    ========   ======   ========     ======
NONINTEREST EXPENSE
Salaries and employee benefits                      $  9,337    8,790        547        6.2%
Occupancy expense, net                                 1,079    1,006         73        7.3
Furniture and equipment expense                        1,887    1,597        290       18.2
FDIC insurance assessment                                103      105         (2)      (1.9)
Advertising and promotion                                467      457         10        2.2
Postage, printing, and supplies                          918      765        153       20.0
Legal, examination, and professional fees              1,002      876        126       14.4
Credit card expenses                                      95       96         (1)       1.0
Credit investigation and loan collection                 292      199         93       46.7
Amortization of goodwill                                  --    1,219     (1,219)    (100.0)
Amortization of intangible assets                        299      313        (14)      (4.5)
Other                                                  2,353    1,977        376       19.0
                                                    --------   ------   --------     ------
                                                    $ 17,832   17,400        432        2.5%
                                                    ========   ======   ========     ======

Noninterest income increased $706,000 or 13.1% to $6,103,000 for 2002 compared to $5,397,000 for 2001. Service charges on deposit accounts increased $587,000 or 28.0% primarily due to the institution of a new overdraft program. This program has generated an increase of approximately $560,000 in insufficient fund fees collected during 2002 compared to 2001. The increase in trust department income reflects higher trust distribution fees collected in 2002 compared to 2001. The decrease in mortgage servicing fees of $241,000 reflects a $258,000 write-down of our Company's mortgage servicing rights to their fair value during 2002. This write-down is reflective of the high refinancing activity that our Company has experienced in its servicing portfolio during the third and fourth quarters of 2002. Gains on sales of mortgage loans increased $309,000 or 21.2% due to an increase in volume of loans originated and sold to the secondary market from approximately $106,922,000 during 2001 to approximately $107,312,000 during 2002. The increase in volume of loans sold is a result of increased refinancing activity and new mortgage lending as a result of lower mortgage rates in effect during 2002 compared to those in effect during 2001. The $65,000 or 66.3% increase in gain (loss) on sales and calls of debt securities represents a higher volume of securities sold in 2002 versus 2001. The $97,000 or 15.9% decrease in other noninterest income primarily reflects gains recognized in 2001 on the sales of properties obtained in previous acquisitions.

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

NET INTEREST INCOME

      Fully taxable equivalent net interest income increased $1,886,000 or 7.6% to $26,803,000 for 2003 compared to $24,917,000 for 2002, and followed a
$189,000 or 0.8% increase from 2002 compared to 2001. The increase in net interest income in 2003 and 2002 was the result of increased earning assets.

      The following table presents average balance sheets, net interest income, average yields of earning assets, and average costs of interest bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 2003.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                           --------------------------------------------------------------------------------------------------------
                                         2003                                2002                                2001
                           --------------------------------    --------------------------------    --------------------------------
                                        INTEREST     RATE                   INTEREST     RATE                   INTEREST     RATE
                           AVERAGE      INCOME/     EARNED/    AVERAGE      INCOME/     EARNED/    AVERAGE      INCOME/     EARNED/
                           BALANCE     EXPENSE(1)   PAID(1)    BALANCE     EXPENSE(1)   PAID(1)    BALANCE     EXPENSE(1)   PAID(1)
                           --------    ----------   -------    --------    ----------   -------    --------    ----------   -------
ASSETS
Loans: (2)
  Commercial               $181,142    $   10,611      5.86%   $143,727    $    9,062      6.31%   $144,241    $   11,573      8.02%
  Real estate               315,810        18,687      5.92     285,342        19,262      6.75     266,632        21,651      8.12
  Consumer                   42,960         3,381      7.87      46,297         3,940      8.51      51,595         4,726      9.16
Investment in debt and
  equity securities:(3)
U.S. Treasury and U.S.
  Government agencies       151,806         4,284      2.82     146,096         5,492      3.76     120,366         7,352      6.11
  State and municipal        31,375         2,062      6.57      37,133         2,493      6.71      39,581         2,720      6.87
  Other                       4,653           170      3.65       4,970           215      4.33       4,753           239      5.03
Federal funds sold           36,205           365      1.01      47,782           736      1.54      48,756         1,762      3.61
Interest bearing
  deposits in other
  financial institutions      3,977            41      1.03       1,769            43      2.43       2,465            94      3.81
                           --------    ----------              --------    ----------              --------    ----------
  Total interest
  earning assets            767,928        39,601      5.16     713,116        41,243      5.78     678,389        50,117      7.39
All other assets             72,962                              71,982                              72,267
Allowance for loan
  Losses                     (7,717)                             (6,936)                             (7,139)
                           --------                            --------                            --------
  Total assets             $833,173                            $778,162                            $743,517
                           ========                            ========                            ========

      Continued on next page

                                                                    YEAR ENDED DECEMBER 31,
                           --------------------------------------------------------------------------------------------------------
                                        2003                                2002                                2001
                           --------------------------------    --------------------------------    --------------------------------
                                       INTEREST      RATE                  INTEREST      RATE                  INTEREST      RATE
                           AVERAGE     INCOME/     EARNED/     AVERAGE     INCOME/     EARNED/     AVERAGE     INCOME/     EARNED/
                           BALANCE    EXPENSE(1)   PAID(1)     BALANCE    EXPENSE(1)   PAID(1)     BALANCE    EXPENSE(1)   PAID(1)
                           --------   ----------   --------    --------   ----------   --------    --------   ----------   --------
LIABILITIES AND
STOCKHOLDERS' EQUITY
NOW accounts               $100,959   $      672       0.67%   $ 87,759   $      911       1.04%   $ 87,970   $    1,946       2.21%
Savings                      53,630          371       0.69      49,726          514       1.03      47,360        1,050       2.22
Money market                 64,999          582       0.90      62,818          856       1.36      60,247        1,793       2.98
Time deposits of
$100,000 and over            77,631        1,859       2.39      58,432        1,867       3.20      49,555        2,662       5.37
Other time deposits         250,784        6,881       2.74     247,172        8,921       3.61     265,354       14,210       5.36
                           --------   ----------   --------    --------   ----------   --------    --------   ----------   --------
  Total time deposits       548,003       13,069       1.89     505,907       13,069       2.58     510,486       21,661       4.24
Federal funds purchased
  and securities sold
  under agreements to
  repurchase                 68,859          664       0.96      66,102        1,004       1.52      38,459        1,219       3.17
Interest-bearing demand
  notes to U.S. Treasury        802            7       0.87         854           11       1.29         774           28       3.62
Other borrowed money         41,442        1,762       4.25      42,226        2,242       5.31      41,260        2,481       6.01
                           --------   ----------   --------    --------   ----------   --------    --------   ----------   --------
  Total interest-
  bearing liabilities       659,106       12,798       1.94     615,089       16,326       2.65     590,979       25,389       4.30
Demand deposits              80,140                              71,107                              63,233
Other liabilities             7,392                              10,163                              12,220
                           --------                            --------                            --------
  Total liabilities         746,638                             696,359                             666,432
Stockholders' equity         86,535                              81,803                              77,085
                           --------                            --------                            --------
  Total liabilities and
  stockholders' equity     $833,173                            $778,162                            $743,517
                           ========                            ========                            ========
Net interest income                   $   26,803                          $   24,917                          $   24,728
                                      ==========                          ==========                          ==========
Net interest margin                                    3.49%                               3.49%                               3.65%
                                                   ========                            ========                            ========

----------

(1) Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $679,000, $780,000 and $828,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                                         YEAR ENDED                          YEAR ENDED
                                      DECEMBER 31, 2003                   DECEMBER 31, 2002
                                         COMPARED TO                         COMPARED TO
                                      DECEMBER 31, 2002                   DECEMBER 31, 2001
                              --------------------------------    --------------------------------
                                             CHANGE DUE TO                       CHANGE DUE TO
                               TOTAL      --------------------     TOTAL      --------------------
                               CHANGE      VOLUME       RATE       CHANGE      VOLUME       RATE
                              --------    --------    --------    --------    --------    --------
INTEREST INCOME ON A FULLY
  TAXABLE EQUIVALENT BASIS:
Loans: (1)
 Commercial                   $  1,549)      2,231        (682)   $ (2,511)        (41)     (2,470)
 Real estate (2)                  (575)      1,939      (2,514)     (2,389)      1,444      (3,883)
 Consumer                         (559)       (274)       (285)       (786)       (465)       (321)
Investment in debt and
 equity securities:
 U.S. Treasury and U.S.
 Government agencies            (1,208)        208      (1,416)     (1,860)      1,356      (3,216)
 State and municipal(2)           (431)       (379)        (52)       (227)       (165)        (62)
 Other                             (45)        (13)        (32)        (24)         10         (34)
Federal funds sold                (371)       (153)       (218)     (1,026)        (34)       (992)
Interest bearing deposits
 in other financial
 Institutions                       (2)         33         (35)        (51)        (23)        (28)
                              --------    --------    --------    --------    --------    --------
Total interest
  Income                        (1,642)      3,592      (5,234)     (8,874)      2,082     (10,956)

Continued on next page

                                         YEAR ENDED                          YEAR ENDED
                                      DECEMBER 31, 2003                   DECEMBER 31, 2002
                                         COMPARED TO                         COMPARED TO
                                      DECEMBER 31, 2002                   DECEMBER 31, 2001
                              --------------------------------    --------------------------------
                                             CHANGE DUE TO                       CHANGE DUE TO
                               TOTAL      --------------------     TOTAL      --------------------
                               CHANGE      VOLUME       RATE       CHANGE      VOLUME       RATE
                              --------    --------    --------    --------    --------    --------
INTEREST EXPENSE:
NOW accounts                      (239)        123        (362)     (1,035)         (5)     (1,030)
Savings                           (143)         38        (181)       (536)         50        (586)
Money market                      (274)         29        (303)       (937)         74      (1,011)
Time deposits of
 $100,000 and over                  (8)        526        (534)       (795)        418      (1,213)
Other time
 Deposits                       (2,040)        128      (2,168)     (5,289)       (919)     (4,370)
Federal funds purchased
 and securities sold
 under agreements
 to repurchase                    (340)         40        (380)       (215)        612        (827)
Interest-bearing
 demand notes to
 U.S. Treasury                      (4)         (1)         (3)        (17)          3         (20)
Other borrowed money              (480)        (40)       (440)       (239)         57        (296)
                              --------    --------    --------    --------    --------    --------
Total interest
   Expense                      (3,528)        843      (4,371)     (9,063)        290      (9,353)
                              --------    --------    --------    --------    --------    --------
NET INTEREST INCOME
ON A FULLY TAXABLE
 EQUIVALENT BASIS             $  1,886       2,749        (863)   $    189       1,792      (1,603)
                              ========    ========    ========    ========    ========    ========

----------

(1)   Nonaccruing loans are included in the average amounts outstanding.

(2) Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $679,000, $780,000 and $828,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

LENDING AND CREDIT MANAGEMENT

      Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 65.7% of total assets as of December 31, 2003. Total loans increased steadily from December 31, 1999 through December 31, 2003 due to stable local economies and reasonable interest rates.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                  DECEMBER 31,
                        ------------------------------------------------------------------------------------------------
                              2003                2002                2001                2000                1999
                         AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %
                        --------   -----    --------   -----    --------   -----    --------   -----    --------   -----
Commercial, financial
  and agricultural      $212,440    36.4%   $147,851    30.4%   $137,235    29.5%   $151,330    32.3%   $114,469    35.1%
Real estate --
  Construction            46,672     8.0      41,437     8.5      25,820     5.6      20,500     4.4      24,891     7.6
Real estate --
  Mortgage               283,111    48.5     250,318    51.4     254,324    54.8     238,157    50.8     135,677    41.6
Installment loans
  to individuals          41,696     7.1      46,958     9.7      46,985    10.1      58,484    12.5      51,192    15.7
                        ========            ========            ========            ========            ========
   Total loans          $583,919   100.0%   $486,564   100.0%   $464,364   100.0%   $468,471   100.0%   $326,229   100.0%
                        ========            ========            ========            ========            ========

      Loans at December 31, 2003 mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                  OVER ONE YEAR
                                                  THROUGH FIVE
                                                     YEARS            OVER FIVE YEARS
                                              -------------------   -------------------
                                   ONE YEAR    FIXED     FLOATING    FIXED     FLOATING
                                   OR LESS      RATE       RATE       RATE       RATE      TOTAL
                                   --------   --------   --------   --------   --------   --------
Commercial, financial,
   and agricultural                $109,413   $ 67,186   $ 24,507   $  6,853   $  4,481   $212,440
Real estate-- construction           46,497        175         --         --         --     46,672

Real estate -- mortgage              48,372     97,844     70,670     24,135     42,190    283,111

Installment loans to individuals     17,928     23,265        137        276         90     41,696
                                   --------   --------   --------   --------   --------   --------
             Total loans           $222,210   $188,470   $ 95,314   $ 31,264   $ 46,661   $583,919
                                   ========   ========   ========   ========   ========   ========

      Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 2003 our Company was servicing approximately $209,112,000 of loans sold to the secondary market.

      Mortgage loans retained in our Company's portfolio generally include provisions for rate adjustments at one to three year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.

      The provision for loan losses is based on management's evaluation of the loan portfolio in light of national and local economic conditions, changes in the composition and volume of the loan portfolio, changes in the volume of past due and nonaccrual loans, value of underlying collateral and other relevant factors. The allowance for loan losses which is reported as a deduction from loans, is available for loan charge-offs. This allowance is increased by the provision charged to expense and is reduced by loan charge-offs net of loan recoveries.

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

      The following table summarizes loan loss experience for the periods indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                             YEAR ENDED DECEMBER 31,
                                                            ------------------------------------------------------
                                                              2003        2002        2001       2000       1999
                                                            --------    --------    --------   --------   --------
Analysis of allowance for loan losses:
Balance beginning of year                                   $  7,121       6,673       6,940      4,765      4,413
Allowance for loan losses of
  acquired companies
  at date of acquisitions                                        212          --          --      1,150         --
Charge-offs:
  Commercial, financial, and agricultural                         47         146         689        273        410
  Real estate-- construction                                      --          19         144         --         --
  Real estate-- mortgage                                          86          22          61         10         36
  Installment loans to individuals                               340         581         708        436        288
                                                            --------    --------    --------   --------   --------
                                                                 484         768       1,602        719        734
Recoveries:
  Commercial, financial, and agricultural                        164         115          22        409         57
  Real estate-- construction                                      --          --          --         --         --
  Real estate-- mortgage                                          --           1           8         --          3
  Installment loans to individuals                               162         164         151        113        116
                                                            --------    --------    --------   --------   --------
                                                                 326         280         181        522        176
                                                            --------    --------    --------   --------   --------
Net charge-offs                                                  158         488       1,421        197        558
                                                            --------    --------    --------   --------   --------
Provision for loan losses                                      1,092         936       1,154      1,222        910
                                                            --------    --------    --------   --------   --------
Balance at end of year                                      $  8,267    $  7,121       6,673      6,940      4,765
                                                            ========    ========    ========   ========   ========
Loans outstanding:
  Average                                                   $539,912    $475,366     462,468    423,553    303,492
  End of period                                              583,919     486,564     464,364    468,471    326,229
Allowance for loan losses to loans outstanding:
    Average                                                     1.53%       1.50%       1.44       1.64       1.57
    End of period                                               1.42        1.46        1.44       1.48       1.46
Net charge-offs to average
  loans outstanding                                             0.03        0.10        0.31       0.05       0.18

                                                                             YEAR ENDED DECEMBER 31,
                                                            ------------------------------------------------------
                                                              2003        2002        2001       2000       1999
                                                            --------    --------    --------   --------   --------
Allocation of allowance for loan losses at end of period:
   Commercial, financial, and
    agricultural                                            $  3,979       2,627       2,444      2,838      1,214
   Real estate-- construction                                    201         168         104        530        479
   Real estate-- mortgage                                      2,538       2,208       1,872      1,552      1,202
   Installment loans to individuals                              561         542         669        900        392
   Unallocated                                                   988       1,576       1,584      1,120      1,478
                                                            --------    --------    --------   --------   --------
     Total                                                  $  8,267    $  7,121       6,673      6,940      4,765
                                                            ========    ========    ========   ========   ========
Percent of categories to total loans:
  Commercial, financial, and agricultural                       36.4%       30.4        29.5       32.3       35.1
  Real estate-- construction                                     8.0         8.5         5.6        4.4        7.6
  Real estate-- mortgage                                        48.5        51.4        54.8       50.8       41.6
  Installment loans to individuals                               7.1         9.7        10.1       12.5       15.7
                                                            --------    --------    --------   --------   --------
     Total                                                     100.0       100.0       100.0      100.0      100.0
                                                            ========    ========    ========   ========   ========

      The allocation of allowance for loan losses related to commercial, financial, and agricultural loans was $3,979,000 at December 31, 2003 compared to $2,627,000 at December 31, 2002. This $1,352,000 increase is the result of both specific and non-specific allocations related to an increase of approximately $4,855,000 in loans rated by management as substandard.

      Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due, and restructured loans totaled $3,014,000 or 0.52% of total loans at December 31, 2003 compared to $3,009,000 or 0.62% of total loans at December 31, 2002. The following table summarizes our Company's nonperforming assets at the dates indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                                         DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     2003        2002       2001       2000       1999
                                                                   --------    --------   --------   --------   --------
Nonaccrual loans:
  Commercial, financial,
      and agricultural                                             $  1,520       1,179      2,518      2,648        841
  Real estate-- construction                                             59          69         66      1,006        134
  Real estate-- mortgage                                              1,270       1,152        842      3,584        507
  Installment loans to individuals                                       55          81        124        453         57
                                                                   --------    --------   --------   --------   --------
    Total nonaccrual loans                                            2,904       2,481      3,550      7,691      1,539
                                                                   --------    --------   --------   --------   --------

Loans contractually past-due 90 days or more and still accruing:
  Commercial, financial, and agricultural                                66          85         96         --         --
  Real estate-- construction                                             --         169         --         --         --
  Real estate-- mortgage                                                  4         254        299        237         --
  Installment loans to individuals                                       40          20         52        154         22
                                                                   --------    --------   --------   --------   --------
    Total loans contractually past-due
      90 days or more and still accruing                                110         528        447        391         22

Restructured loans                                                       --          --         --         --        132
                                                                   --------    --------   --------   --------   --------
    Total nonperforming loans                                         3,014       3,009      3,997      8,082      1,693
Other real estate                                                        47         116        650         36         --
Repossessions                                                            73         115        141        143         91
                                                                   --------    --------   --------   --------   --------
    Total nonperforming assets                                     $  3,134       3,240      4,788      8,261      1,784
                                                                   ========    ========   ========   ========   ========
Loans                                                              $583,919     486,564    464,364    468,471    326,229
Allowance for loan losses to
  loans                                                                1.42%       1.46       1.44       1.48       1.46
Nonperforming loans to loans                                           0.52        0.62       0.86       1.73       0.52
Allowance for loan losses to
  nonperforming loans                                                274.29      236.66     166.98      85.87     281.45
Nonperforming assets to loans and
  foreclosed assets                                                    0.54        0.67       1.03       1.76       0.55

      It is our Company's policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $227,000, $203,000 and $591,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Approximately

$56,000, $39,000 and $300,000 was actually recorded as interest income on such loans for the year ended December 31, 2003, 2002 and 2001, respectively.

      A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 2003 included in the table above, which were considered impaired, management has identified additional loans totaling approximately $66,000 which are not included in the nonaccrual table above but are considered by management to be impaired. The $66,000 of loans identified by management as being impaired reflected various commercial loans ranging in size from approximately $14,000 to approximately $31,000.

      Impairment reserves for our Company's impaired loans were determined based on the fair value of the collateral securing those loans, or in the case of loans guaranteed by the Small Business Administration, the amount of that guarantee. At December 31, 2003 $685,000 of our Company's allowance for loan losses related to impaired loans totaling approximately $1,572,000.

      As of December 31, 2003 and 2002 approximately $17,167,000 and $11,440,000, respectively, of loans not included in the nonaccrual table above or identified by management as being "impaired" were classified by management as having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. The increase in classified loans is primarily represented by one large commercial credit. This credit is paying as agreed and management feels it is well secured. In addition to the classified list, our Company also maintains an internal loan watch list of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower's ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on our Company's watch list, its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.

      The allowance for loan losses is available to absorb probable loan losses regardless of the category of loan to be charged off. The allowance for loan losses consists of three components: asset-specific reserves, reserves based on expected loss estimates, and unallocated reserves.

      The asset-specific component applies to loans evaluated individually for impairment and is based on management's best estimate of discounted cash repayments and proceeds from liquidating collateral. The actual timing and amount of repayments and the ultimate realizable value of the collateral may differ from management's estimate.

      The expected loss component is generally determined by applying statistical loss factors and other risk indicators to pools of loans by asset type. These expected loss estimates are sensitive to changes in delinquency status, realizable value of collateral, and other risk factors.

      The underlying assumptions, estimates and assessments used by management to determine these components are continually evaluated and updated to reflect management's current view of overall economic conditions and relevant factors impacting credit quality and inherent losses. Changes in such estimates could significantly impact the allowance and provision for credit losses. Our Company could experience credit losses that are different from the current estimates made by management.

      At December 31, 2003, management allocated $7,279,000 of the $8,627,000 total allowance for loan losses to specific loans and loan categories and $988,000 was unallocated. Considering the size of several of our Company's lending relationships and the loan portfolio in total, management believes that the December 31, 2003 allowance for loan losses is adequate.

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

      At December 31, 2003 debt and equity securities classified as available-for-sale represented 21.6% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

      The following table presents the composition of the investment portfolio by major category.

      (DOLLARS EXPRESSED IN THOUSANDS)

                                               2003         2002         2001
                                            AVAILABLE-   AVAILABLE-   AVAILABLE-
                                             FOR-SALE     FOR-SALE     FOR-SALE
                                            ----------   ----------   ----------
U.S. Treasury securities                    $       --   $       --          517
U.S. Government agencies
   and corporations:
     Asset-backed                               13,242        9,104        8,469
     Other                                     142,332      136,742      127,763
States and political
   Subdivisions                                 29,327       35,804       39,940
Other debt securities                            1,032        1,485        1,445
                                            ----------   ----------   ----------
   Total debt securities                       185,933      183,135      178,134
Federal Home Loan Bank
Stock                                            2,262        2,829        2,755
Federal Reserve Bank
Stock                                              751          750          750
Federal Agricultural
Mortgage Corporation                                10           10           10
                                            ----------   ----------   ----------
Total investments                           $  188,956   $  186,724      181,649
                                            ==========   ==========   ==========

      As of December 31, 2003, the maturity of debt securities in the investment portfolio was as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                          OVER ONE     OVER FIVE                 WEIGHTED
                                             ONE YEAR     THROUGH       THROUGH       OVER        AVERAGE
                                             OR LESS     FIVE YEARS    TEN YEARS    TEN YEARS    YIELD (1)
                                             --------    ----------    ---------    ---------    ---------
AVAILABLE-FOR-SALE
U.S. Government agencies and corporations:
Asset-backed (2)                             $  3,195         9,804          243           --         2.14%
Other                                          23,882        91,520       26,931           --         2.62
                                             --------    ----------    ---------    ---------
Total U.S. Government agencies                 27,077       101,324       27,174           --         2.58
States and political subdivisions (3)           2,654        13,342       11,785        2,545         6.45
Other debt security                             1,032            --                                   3.38
                                             --------    ----------    ---------    ---------
Total available-for-sale
debt securities                              $ 29,731       115,698       37,959        2,545         3.19
                                             ========    ==========    =========    =========
Weighted average yield (1)                       2.36%         3.01%        4.19%        6.52%

(1)   Weighted average yield is based on amortized cost.

(2) Asset-backed securities issued by U.S. Government agencies and corporations have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2003 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3) Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.

      At December 31, 2003 $46,426,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.

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

      At December 31, 2003 Exchange National Bank, Citizens Union State Bank and Osage Valley Bank each independently monitored their static gap reports with their goals being to limit each bank's potential change in net interest income due to changes in interest rates to acceptable limits. Interest rate changes used by the individual banks ranged from 2.00% to 3.00% and the resulting net interest income changes ranged from approximately 4.5% to 14.2%.

      The following table presents our Company's consolidated static gap position at December 31, 2003 for the next twelve months and the potential impact on net interest income for 2003 of an immediate 2% increase in interest rates.


(DOLLARS EXPRESSED IN THOUSANDS)                                   CUMULATIVE
                                                                  ONE THROUGH
                                                                  TWELVE MONTH
                                                                     PERIOD
                                                                  ------------
Assets maturing or repricing within one year                      $    503,140
Liabilities maturing or repricing within one year                      579,159
                                                                  ------------
          Gap                                                     $    (76,019)
                                                                  ============
Ratio of assets maturing or repricing to
          liabilities maturing or repricing                                 87%
                                                                  ============
Impact on net interest income of an immediate
          2.00% increase in interest rates                        $     (1,520)
                                                                  ============
Net interest income for 2003                                      $     26,124
                                                                  ============
Percentage change in 2003 net interest
          income due to an immediate 2.00% increase in
          interest rates                                                 (5.82)%
                                                                  ============

      In addition to managing interest sensitivity and liquidity through the use of gap reports, Exchange National Bank has provided for emergency liquidity situations with informal agreements with correspondent banks which permit it to borrow up to $40,000,000 in federal funds on an unsecured basis and formal agreements to sell and repurchase securities on which it may draw up to $10,000,000. Exchange National Bank, Citizens Union State Bank and Osage Valley Bank are members of the Federal Home Loan Bank which may be used to provide a funding source for fixed rate real estate loans and/or additional liquidity.

      At December 31, 2003 and 2002, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                 DECEMBER 31,
                                                             -------------------
                                                               2003       2002
                                                             --------   --------
Three months or less                                         $ 26,325   $ 23,624
Over three months through six months                           23,652     14,570
Over six months through twelve months                          17,709     12,694
Over twelve months                                             22,270     12,562
                                                             --------   --------
                                                             $ 89,956   $ 63,450
                                                             ========   ========

      Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                              AT END OF PERIOD        FOR THE PERIOD ENDING
                             ------------------   ------------------------------
                                       WEIGHTED                         WEIGHTED
                                       AVERAGE     MAXIMUM              AVERAGE
                                       INTEREST   MONTH-END   AVERAGE   INTEREST
                             BALANCE     RATE      BALANCE    BALANCE     RATE
                             -------   --------   ---------   -------   --------
December 31, 2003            $67,597       0.87%  $  72,921   $67,597       0.95%
December 31, 2002             67,359       1.08      74,687    66,024       1.52
December 31, 2001             61,645       1.67      63,874    38,236       3.16

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

      Our Company has a number of sources of funds to meet liquidity needs on a daily basis. The deposit base, consisting of consumer and commercial deposits and large dollar denomination ($100,000 and over) certificates of deposit, is a source of funds. Our Company has an insignificant amount of deposits on which the rate paid exceeded the market rate by more that 50 basis points when the account was established.

      Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase and funds made available under a treasury tax and loan note agreement with the federal government. Also, the Banks are members of the Federal Home Loan Bank of Des Moines (FHLB). As members of the FHLB, the Banks have access to credit products of the FHLB. At December 31, 2003, the amounts of available credit from the FHLB totaled $90,103,000. As of December 31, 2003, the Banks had $23,679,000 in outstanding borrowings with the FHLB. The Banks have federal funds purchased lines with correspondent banks totaling $40,000,000 and agreements with unaffiliated banks to sell and repurchase securities of $10,000,000. Finally, our Company has $20,000,000 line of credit with a correspondent bank of which approximately $7,500,000 is in use.

      Our Company's liquidity depends primarily on the dividends paid to it as the sole shareholder of our subsidiary Banks. As discussed in Note 3 to our company's consolidated financial statements, the Banks may pay up to $4,819,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Banks.

      Over the normal course of business, our Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through our Company's various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of our Company's liquidity. In the section entitled, "Other Off-Balance Sheet Activities", we disclose that our Company has $94,519,000 in unused loan commitments as of December 31, 2003. While this commitment level would be difficult to fund given our Company's current liquidity resources, we know that the nature of these commitments are such that the likelihood of such a funding demand is very low.

      For the years ended December 31, 2003, 2002 and 2001, net cash provided by operating activities was $12,640,000 in 2003 versus $7,454,000 in 2002, and $12,835,000 in 2001. While net cash provided by operating activities was materially consistent for the year 2003 and 2001, the $5,381,000 decrease between 2002 and 2001 was primarily the result of differences in the amount of taxes paid in those years and the elimination of goodwill amortization.

      Net cash used in investing activities was $76,466,000 in 2003 versus $29,724,000 in 2002, and $22,300,000 in 2001. While cash used in investing activities was materially consistent between 2002 and 2001, the $46,742,000 increase in 2003 versus 2002 is primarily represented by the growth in our Company's loan portfolio.

      Net cash provided by financing activities was $43,460,000 in 2003 versus $14,073,000 in 2002, and $46,149,000 in 2001. Net cash provided by financing activities was materially consistent for the years 2003 and 2001 but increased approximately $29,387,000 when comparing 2003 and 2002. Approximately $26,224,000 of this increase is represented by growth in our Company's deposits in 2003. Also contributing to the 2003 increase was the purchase in 2002 of $1,912,000 of treasury stock. Our Company only purchased $3,000 of treasury stock in 2003.

OTHER OFF-BALANCE SHEET ACTIVITIES

      In the normal course of business, our Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in our Company's consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.

      Our Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2003 are as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                   AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                            ---------------------------------------------------------
                                        LESS THAN     1 - 3       3 -5       OVER 5
                              TOTAL      1 YEAR       YEARS       YEARS       YEARS
                            ---------   ---------   ---------   ---------   ---------
Unused loan commitments     $  94,519      70,839      13,130       6,073       4,477
Standby letters of credit       2,774       2,185          67         300         222

      Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

CONTRACTUAL CASH OBLIGATIONS

      The required payments of time deposits and other borrowed money at December 31, 2003 are as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                             PAYMENTS DUE BY PERIOD
                            ---------------------------------------------------------
                                        LESS THAN     1 - 3       3 -5       OVER 5
                              TOTAL      1 YEAR       YEARS       YEARS       YEARS
                            ---------   ---------   ---------   ---------   ---------
Time deposits               $ 343,576     228,090      86,581      28,475         430
Other borrowed money           41,630      37,034         466       1,238       2,892

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

      Detail concerning our Company's capital ratios at December 31, 2003 is included in Note 3 of our Company's consolidated financial statements included elsewhere in this report.

RECENT ACCOUNTING PRONOUNCEMENTS

      In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46R) (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R did not have an effect on our Company's consolidated financial statements as of December 31, 2003.

      In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities under SFAS
133. The new guidance amends SFAS 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133, (b) in connection with other Board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. The amendments set forth in SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The provisions of SFAS 149 did not have a material impact on our Company's consolidated financial statements.

      SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For our Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for our Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of manditorily redeemable financial instruments. Our Company currently does not have any financial instruments that are within the scope of this Statement.

      In November 2003, the Emerging Issues Task Force (EITF) reached a consensus on certain disclosure requirements under EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The new disclosure requirements apply to investments in debt and marketable equity securities that are accounted for under SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, and SFAS 124, Accounting for Certain Investments Held by Not-For-Profit Organizations. Effective for fiscal years ending after December 15, 2003, companies are required to disclose information about debt or marketable equity securities with market values below carrying values. Our Company adopted the disclosure requirements of EITF No. 03-1 and they are included in footnote 5 of our Company's 2003 consolidated financial statements.

      In December 2003, the FASB issued SFAS 132 (Revised 2003), Employers' Disclosures about Pension and Other Postretirement Benefits, which increases the disclosure requirements of the original statement by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information and also requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements for quarters beginning after December 15, 2003. The disclosure requirements of SFAS 132 (Revised 2003) are included in Footnote14 of our Company's 2003 consolidated financial statements.

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

      Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company's operations for the three years ended December 31, 2003.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Our Company's exposure to market risk is reviewed on a regular basis by our Banks' Asset/Liability Committees and Boards of Directors. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize those risks. Tools used by our Banks' management include the standard gap report subject to different rate shock scenarios. At December 31, 2003, the rate shock scenario models indicated that annual net interest income could change by as much as 6% should interest rates rise or fall within 200 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate. Management further believes this is an acceptable level of risk.

      The following table presents the scheduled repricing of market risk sensitive instruments at December 31, 2003:

                                                                                                          OVER
                                                                                                       5 YEARS OR
                                                                                                       NO STATED
                                        YEAR 1       YEAR 2       YEAR 3       YEAR 4       YEAR 5      MATURITY      TOTAL
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
 ASSETS
 Inestments in debt and
       equity securities              $  114,446       20,592       19,894        6,961        4,447       22,616      188,956
 Interest-bearing deposits                 2,195           --           --           --           --           --        2,195
 Federal funds sold and securities
       purchased under agreements
           to resell                      29,228           --           --           --           --           --       29,228
 Loans                                   357,271       63,130       52,646       44,021       44,830       22,021      583,919
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Total                                $  503,140       83,722       72,540       50,982       49,277       44,637      804,298
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========
 LIABILITIES
 Savings, Now, Money Market
       deposits                       $  232,472           --           --           --           --           --      232,472
 Time deposits                           235,981       55,661       27,359       14,289        9,783          503      343,576
 Federal funds purchased and
       securities sold under
           agreements to repurchase       72,983           --           --           --           --           --       72,983
 Interest-bearing demand notes
       of U.S. treasury                      689           --           --           --           --           --          689
 Other borrowed money                     37,034           --          466          359          879        2,892       41,630
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Total                                $  579,159       55,661       27,825       14,648       10,662        3,395      691,350
                                      ==========   ==========   ==========   ==========   ==========   ==========   ==========

                        CONSOLIDATED FINANCIAL STATEMENTS

      The following consolidated financial statements of our Company and reports of our Company's independent auditors appear on the pages indicated.

                                                                            Page
                                                                            ----

Independent Auditors' Report.                                                 30

Consolidated Balance Sheets as of December 31, 2003 and 2002.                 31

Consolidated Statements of Income for each of the years ended December
31, 2003, 2002 and 2001.                                                      32

Consolidated Statements of Stockholders' Equity and Comprehensive Income
for each of the years ended December 31, 2003, 2002 and 2001.                 33

Consolidated Statements of Cash Flows for each of the years ended
December 31, 2003, 2002 and 2001.                                             34

Notes to Consolidated Financial Statements.                                   35

[KPMG LOGO]

      KPMG LLP
      Suite 900
      10 South Broadway
      St. Louis, MO 63102-1761

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Exchange National Bancshares, Inc.
Jefferson City, Missouri:

We have audited the accompanying consolidated balance sheets of Exchange National Bancshares, Inc. and subsidiaries (Company) as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exchange National Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

                                        /s/ KPMG LLP

St. Louis, Missouri
February 13, 2004

[KPMG LOGO] KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2003 and 2002

ASSETS                                                                           2003            2002
                                                                             ------------    ------------
Loans, net of allowance for loan losses of $8,267,380 and
   $7,121,114 at December 31, 2003 and 2002, respectively                    $575,651,786     479,443,190
Investment in available-for-sale debt and equity securities, at fair value    188,955,832     186,724,362
Federal funds sold and securities purchased
   under agreements to resell                                                  29,227,798      49,669,213
Cash and due from banks                                                        27,817,117      27,742,030
Premises and equipment                                                         17,774,633      16,586,332
Accrued interest receivable                                                     5,107,980       5,539,661
Goodwill                                                                       25,196,736      23,407,734
Intangible assets                                                               1,013,244         855,140
Other assets                                                                    4,850,866       4,450,250
                                                                             ------------    ------------
                                                                             $875,595,992     794,417,912
                                                                             ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand                                                                    $ 89,214,182      77,474,471
   NOW                                                                        110,879,585      93,728,675
   Savings                                                                     55,334,554      49,720,928
   Money market                                                                66,257,738      62,449,717
   Time deposits $100,000 and over                                             89,956,113      63,449,382
   Other time deposits                                                        253,619,793     244,367,479
                                                                             ------------    ------------
      Total deposits                                                          665,261,965     591,190,652

Federal funds purchased and securities sold
   under agreements to repurchase                                              72,983,423      67,359,199
Interest-bearing demand notes to U.S. Treasury                                    688,978       3,061,503
Other borrowed money                                                           41,629,893      41,795,016
Accrued interest payable                                                        1,650,292       1,984,745
Other liabilities                                                               5,598,697       6,199,677
                                                                             ------------    ------------
   Total liabilities                                                          787,813,248     711,590,792
                                                                             ------------    ------------
Commitments and contingent liabilities

Stockholders' equity:
   Common stock, $1 par value. Authorized 15,000,000 shares;
      issued 4,298,353 and 2,865,601 shares at December 31,
      2003 and 2002, respectively                                               4,298,353       2,865,601
   Surplus                                                                     21,999,714      21,983,467
   Retained earnings                                                           62,789,107      58,363,271
   Accumulated other comprehensive income, net of tax                           1,348,079       2,294,471
   Treasury stock; 128,506 and 86,680 shares, at cost, at December 31,
      2003 and 2002, respectively                                              (2,652,509)     (2,679,690)
                                                                             ------------    ------------
         Total stockholders' equity                                            87,782,744      82,827,120
                                                                             ------------    ------------
                                                                             $875,595,992     794,417,912
                                                                             ============    ============

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES
                        Consolidated Statements of Income
                  Years ended December 31, 2003, 2002, and 2001

                                                                 2003           2002         2001
                                                             ------------    ----------   ----------
Interest income:
   Interest and fees on loans                                $ 32,652,603    32,257,968   37,935,476
   Interest and dividends on debt and equity securities:
      U.S. Treasury securities                                         --        28,980       70,717
      Securities of U.S. government agencies                    4,283,674     5,463,353    7,281,692
      Obligations of states and political subdivisions          1,409,061     1,720,441    1,906,703
      Other securities                                            170,444       214,850      238,634
   Interest on federal funds sold and securities purchased
      under agreements to resell                                  365,308       734,675    1,762,453
   Interest on time deposits with other banks                      41,024        43,030       94,084
                                                             ------------    ----------   ----------
         Total interest income                                 38,922,114    40,463,297   49,289,759
                                                             ------------    ----------   ----------
Interest expense:
   NOW accounts                                                   672,431       910,699    1,946,178
   Savings accounts                                               370,554       513,664    1,050,084
   Money market accounts                                          581,858       856,499    1,793,160
   Time deposit accounts $100,000 and over                      1,859,358     1,433,624    2,662,260
   Other time deposit accounts                                  6,880,756     9,354,715   14,210,160
   Securities sold under agreements to repurchase                 645,317     1,002,997    1,209,056
   Interest-bearing demand notes to U.S. Treasury                   7,289        11,436       27,801
   Federal funds purchased                                         18,955           817        9,885
   Other borrowed money                                         1,761,823     2,241,249    2,480,840
                                                             ------------    ----------   ----------
      Total interest expense                                   12,798,341    16,325,700   25,389,424
                                                             ------------    ----------   ----------
      Net interest income                                      26,123,773    24,137,597   23,900,335

Provision for loan losses                                       1,092,000       936,000    1,154,000
                                                             ------------    ----------   ----------
      Net interest income after provision for loan losses      25,031,773    23,201,597   22,746,335
                                                             ------------    ----------   ----------
Noninterest income:
   Service charges on deposit accounts                          2,752,573     2,684,126    2,097,242
   Trust department income                                        793,083       512,924      429,602
   Brokerage commissions                                          107,259        87,623       90,707
   Mortgage loan servicing fees, net                             (124,988)      221,581      462,689
   Gain on sales of mortgage loans                              2,505,682     1,768,091    1,458,683
   Gain on sales and calls of debt securities                      37,689       162,769       97,808
   Credit card fees                                               158,057       152,550      149,577
   Other                                                          474,658       513,006      610,615
                                                             ------------    ----------   ----------
                                                                6,704,013     6,102,670    5,396,923
                                                             ------------    ----------   ----------
Noninterest expense:
   Salaries and employee benefits                              10,088,440     9,336,627    8,789,578
   Occupancy expense, net                                       1,074,400     1,079,023    1,005,905
   Furniture and equipment expense                              2,087,084     1,887,225    1,596,569
   FDIC insurance assessment                                       96,124       103,213      130,725
   Advertising and promotion                                      559,877       466,994      457,498
   Credit card expenses                                            98,907        94,751       96,317
   Amortization of goodwill                                            --            --    1,218,892
   Amortization of intangible assets                              306,896       298,680      313,080
   Other                                                        4,224,279     4,565,084    3,791,528
                                                             ------------    ----------   ----------
                                                               18,536,007    17,831,597   17,400,092
                                                             ------------    ----------   ----------
      Income before income taxes                               13,199,779    11,472,670   10,743,166
Income taxes                                                    4,155,865     3,379,380    3,640,956
                                                             ------------    ----------   ----------
      Net income                                             $  9,043,914     8,093,290    7,102,210
                                                             ============    ==========   ==========
Basic earnings per share                                     $       2.17          1.91         1.66
Diluted earnings per share                                   $       2.15          1.90         1.66

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES
    Consolidated Statements of Stockholders' Equity and Comprehensive Income
                  Years ended December 31, 2003, 2002, and 2001

                                                                                         ACCUMULATED                     TOTAL
                                                                                            OTHER                        STOCK-
                                                  COMMON                   RETAINED     COMPREHENSIVE     TREASURY      HOLDERS'
                                                  STOCK       SURPLUS      EARNINGS        INCOME          STOCK         EQUITY
                                                ----------   ----------   ----------    -------------    ----------    ----------
Balance, December 31, 2000                      $2,863,493   21,955,275   48,106,530          658,439            --    73,583,737
Comprehensive income:
   Net income                                           --           --    7,102,210               --            --     7,102,210
   Other comprehensive income:
      Unrealized gain on debt
         and equity securities available-
         for-sale, net of tax                           --           --           --          948,386            --       948,386

      Adjustment for gain on sales and
         calls of debt and equity securities,
         net of tax                                     --           --           --          (64,553)           --       (64,553)
                                                                                                                       ----------
            Total other comprehensive income                                                                              883,833
                                                                                                                       ----------
            Total comprehensive income                                                                                  7,986,043
                                                                                                                       ----------
Adjustment for deferred compensation plan               --       15,150           --               --            --        15,150
Purchase of common stock                                --           --           --               --      (807,406)     (807,406)
Cash dividends declared, $0.57 per share                --           --   (2,424,876)              --            --    (2,424,876)
                                                ----------   ----------   ----------    -------------    ----------    ----------
Balance, December 31, 2001                       2,863,493   21,970,425   52,783,864        1,542,272      (807,406)   78,352,648
Comprehensive income:
   Net income                                           --           --    8,093,290               --            --     8,093,290
   Other comprehensive income:
      Unrealized gain on debt
         and equity securities available-
         for-sale, net of tax                           --           --           --          859,627            --       859,627

      Adjustment for gain on sales and
         calls of debt and equity securities,
         net of tax                                     --           --           --         (107,428)           --      (107,428)
                                                                                                                       ----------
            Total other comprehensive income                                                                              752,199
                                                                                                                       ----------
            Total comprehensive income                                                                                  8,845,489
                                                                                                                       ----------
Adjustment for deferred compensation plan               --       15,150           --               --            --        15,150
Stock options exercised                              2,108       (2,108)          --               --            --            --
Proceeds from sale of treasury stock                    --           --       (3,560)              --        39,527        35,967
Purchase of common stock                                             --           --               --    (1,911,811)   (1,911,811)
Cash dividends declared, $0.59 per share                --           --   (2,510,323)              --            --    (2,510,323)
                                                ----------   ----------   ----------    -------------    ----------    ----------
Balance, December 31, 2002                       2,865,601   21,983,467   58,363,271        2,294,471    (2,679,690)   82,827,120
Comprehensive income:
   Net income                                           --           --    9,043,914               --            --     9,043,914
   Other comprehensive loss:
      Unrealized loss on debt
      and equity securities available-
      for-sale, net of tax                              --           --           --         (921,894)           --      (921,894)
   Adjustment for gain on sales and
      calls of debt and equity securities,
      net of tax                                        --           --           --          (24,498)           --       (24,498)
                                                                                                                       ----------
         Total other comprehensive loss                                                                                  (946,392)
                                                                                                                       ----------
         Total comprehensive income                                                                                     8,097,522
                                                                                                                       ----------
Three-for-two stock split (accounted for as
   a dividend)                                   1,432,752           13   (1,435,282)              --            14        (2,503)
Adjustment for deferred compensation plan               --       15,150           --               --            --        15,150
Stock options exercised                                 --        1,084           --               --        27,167        28,251
Cash dividends declared, $0.76 per share                --           --   (3,182,796)              --            --    (3,182,796)
                                                ----------   ----------   ----------    -------------    ----------    ----------
Balance, December 31, 2003                      $4,298,353   21,999,714   62,789,107        1,348,079    (2,652,509)   87,782,744
                                                ==========   ==========   ==========    =============    ==========    ==========

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 2003, 2002, and 2001

                                                                                          2003             2002            2001
                                                                                      -------------    ------------    ------------
Cash flows from operating activities:
   Net income                                                                         $   9,043,914       8,093,290       7,102,210
   Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                           1,092,000         936,000       1,154,000
      Depreciation expense                                                                1,665,737       1,426,460       1,263,896
      Net amortization (accretion) of debt securities, premiums, and discounts            1,441,469         999,445        (495,576)
      Amortization of goodwill                                                                   --              --       1,218,892
      Amortization of intangible assets                                                     306,896         298,680         313,080
      Decrease in accrued interest receivable                                               538,680         480,019         775,588
      Decrease in other assets                                                              (91,595)       (295,284)       (364,719)
      Decrease in accrued interest payable                                                 (396,279)     (1,074,969)     (1,360,340)
      (Decrease) increase in other liabilities                                             (741,630)     (3,248,827)      3,431,774
      Gain on sales and calls of debt securities                                            (37,689)       (162,769)        (97,808)
      Origination of mortgage loans for sale                                           (112,759,003)   (107,312,242)   (106,922,389)
      Proceeds from the sale of mortgage loans                                          115,264,685     109,080,333     108,381,072
      Gain on sale of mortgage loans                                                     (2,505,682)     (1,768,091)     (1,458,683)
      (Gain) loss on sales of premises and equipment                                         (1,796)          3,417        (127,379)
      Other, net                                                                           (179,931)         (1,929)         21,272
                                                                                      -------------    ------------    ------------
         Net cash provided by operating activities                                       12,639,776       7,453,533      12,834,890
                                                                                      -------------    ------------    ------------
Cash flows from investing activities:
   Net (increase) decrease in loans                                                     (70,328,755)    (23,528,051)      1,053,703
   Purchase of available-for-sale debt securities                                      (182,219,699)   (124,050,131)   (207,926,512)
   Proceeds from maturities of available-for-sale debt securities                       111,290,416      68,043,902     129,048,704
   Proceeds from calls of available-for-sale debt securities                             55,962,300      38,827,250      52,935,000
   Proceeds from sales of available-for-sale debt securities                              9,929,230      12,406,693       2,106,018
   Purchase of branch, net of cash and cash equivalents acquired                           (814,572)             --              --
   Purchases of premises and equipment                                                   (1,073,041)     (2,838,819)     (2,304,551)
   Proceeds from sales of premises and equipment                                             34,320          16,000       1,765,866
   Proceeds from sales of other real estate owned and repossessions                         754,172       1,398,910       1,022,185
                                                                                      -------------    ------------    ------------
      Net cash used in investing activities                                             (76,465,629)    (29,724,246)    (22,299,587)
                                                                                      -------------    ------------    ------------
Cash flows from financing activities:
   Net increase (decrease) in demand deposits                                             8,175,593      (1,162,638)      9,914,274
   Net increase in interest-bearing transaction accounts                                 19,127,427       3,492,129       3,608,271
   Net increase (decrease) in time deposits                                              16,031,896       9,066,971      (9,991,242)
   Net increase in securities sold under agreements to repurchase                         5,624,224       5,714,655      45,246,060
   Net (decrease) increase in interest-bearing demand notes to U.S. Treasury             (2,372,525)      2,673,381        (155,545)
   Proceeds from Federal Home Loan Bank advances                                          3,000,000              --       3,400,000
   Proceeds from exercise of stock options                                                   28,251          35,967              --
   Repayment of bank debt and Federal Home Loan Bank advances                            (3,165,123)     (1,342,598)     (2,640,173)
   Cash dividends paid                                                                   (2,987,715)     (2,493,247)     (2,424,876)
   Purchase of common stock                                                                  (2,503)     (1,911,811)       (807,406)
                                                                                      -------------    ------------    ------------
      Net cash provided by financing activities                                          43,459,525      14,072,809      46,149,363
                                                                                      -------------    ------------    ------------
      Net (decrease) increase in cash and cash equivalents                              (20,366,328)     (8,197,904)     36,684,666
Cash and cash equivalents, beginning of year                                             77,411,243      85,609,147      48,924,481
                                                                                      -------------    ------------    ------------
Cash and cash equivalents, end of year                                                $  57,044,915      77,411,243      85,609,147
                                                                                      =============    ============    ============
Supplemental disclosure of cash flow information:
   Cash paid during the year for:
      Interest                                                                        $  13,194,620      17,400,669      26,749,764
      Income taxes                                                                        5,838,657       4,509,122       1,103,960
Supplemental schedule of noncash investing activities:
   Other real estate and repossessions acquired in settlement of loans                $     643,020         838,907       1,633,693
   Transfer of investment securities from held-to-maturity to available-for-sale                 --              --      22,463,000

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

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

      The weighted average common and diluted shares outstanding and earnings per share amounts have been restated to give effect to the three-for-two stock split accounted for as a dividend on July 15, 2003.

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


                                                                     (continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

            The Exchange National Bank of Jefferson City originates certain loans which are sold in the secondary mortgage market to the Federal Home Loan Mortgage Corporation (Freddie Mac). These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan to Freddie Mac without recourse, thereby eliminating the Company's exposure to interest rate fluctuations. The Company allocates the cost of loans originated between the mortgage loans and the mortgage servicing rights. At December 31, 2003 and 2002, no mortgage loans were held for sale. Mortgage loan servicing fees earned on loans sold to Freddie Mac are reported as income when the related loan payments are collected. Operational costs to service such loans are charged to expense as incurred.

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

                        December 31, 2003, 2002, and 2001

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

            A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

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

                        December 31, 2003, 2002, and 2001

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

            The core deposit intangible established in the acquisitions of USB and the Springfield branch discussed in Note 2 is being amortized over a ten-year and seven-year period, respectively, on a straight-line method of amortization. Other intangible assets are amortized over periods up to six years.

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

                        December 31, 2003, 2002, and 2001

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

            Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

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


                                                                     (continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

            EARNINGS PER SHARE

            Earnings per share was computed as follows:

                                               2003         2002         2001
                                            ----------   ----------   ----------
Net income, basic and diluted               $9,043,914    8,093,290    7,102,210
Average shares outstanding                   4,169,432    4,242,858    4,287,378
Effect of dilutive stock options                39,840       10,305        1,030
                                            ----------   ----------   ----------
Average shares outstanding including
   dilutive stock options                    4,209,272    4,253,163    4,288,408
                                            ==========   ==========   ==========
Net income per share, basic                 $     2.17         1.91         1.66
Net income per share, diluted               $     2.15         1.90         1.66

            CONSOLIDATED STATEMENTS OF CASH FLOWS

            For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of federal funds sold, cash, and due from banks.

            STOCK OPTIONS

            The Company accounts for it stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS No. 123, establishes accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the provision of APB Opinion No. 25, as described above, and has adopted only the disclosure requirements of SAFS No. 123, as amended by SFAS No. 148.


                                                                     (continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

            The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period:

                                             2003          2002          2001
                                          ----------    ----------    ----------
Net income:
   As reported                            $9,043,914     8,093,290     7,102,210
   Deduct total stock-based employee
      compensation expense determined
      under fair-value based method for
      all awards, net of tax                 (93,673)      (61,110)      (30,227)
                                          ----------    ----------    ----------
   Pro forma                              $8,950,241     8,032,180     7,071,983
                                          ==========    ==========    ==========

Pro forma earnings per common share:
   As reported basic                      $     2.17          1.91          1.66
   Pro forma basic                              2.15          1.89          1.65

   As reported diluted                          2.15          1.90          1.66
   Pro forma diluted                            2.13          1.89          1.65

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

            RECENTLY ISSUED ACCOUNTING STANDARDS

            In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46R) (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling


                                                                     (continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

            interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R did not have an effect on the Company's consolidated financial statements as of December 31, 2003.

            In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities under SFAS 133. The new guidance amends SFAS 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133, (b) in connection with other Board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. The amendments set forth in SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The provisions of SFAS 149 did not have a material impact on the Company's consolidated financial statements.

            SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of manditorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement.

            In November 2003, the Emerging Issues Task Force (EITF) reached a consensus on certain disclosure requirements under EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The new disclosure requirements apply to investments in debt and marketable equity securities that are accounted for under SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, and SFAS 124, Accounting for Certain Investments Held by Not-For-Profit Organizations. Effective for fiscal years ending after December 15, 2003, companies are required to disclose information about debt or marketable equity securities with market values below carrying values. The Company adopted the disclosure requirements of EITF No. 03-1 and they are included in
            Note 5 of this report.

            In December 2003, the FASB issued SFAS 132 (Revised 2003), Employers' Disclosures about Pension and Other Postretirement Benefits, which increases the disclosure requirements of the original statement by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information and also requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements for quarters


                                                                     (continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

            beginning after December 15, 2003. The disclosure requirements of SFAS 132 (Revised 2003) are included in Note14 of this report.

            RECLASSIFICATIONS

            Certain prior-year information has been reclassified to conform with current-year presentation.

(2)   ACQUISITIONS

      On June 26, 2003, the Company acquired Trustcorp Financial, Inc.'s branch of Missouri State Bank in Springfield, Missouri. Immediately upon acquisition, the branch was merged with and is operated as a branch of Citizens Union State Bank and Trust. The Company received approximately $27,615,000 in loans, $30,736,000 in deposits as well as the real estate and tangible assets of the branch. Total cost of the transaction was approximately $4,000,000 and was financed with cash on hand. The transaction generated approximately $1,789,000 of goodwill, and $465,000 of core deposit intangible which is being amortized on a straight-line basis over seven years. The results of operations of the acquired branch are included with the Company's from June 26, 2003 forward.

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

      Quantitative measures established by regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2003 and 2002, the Company and the Banks meet all capital adequacy requirements to which they are subject.

      As of December 31, 2003, the most recent notification from the regulatory authorities categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks' categories.


                                                                     (continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      The actual and required capital amounts and ratios for the Company and the Banks as of December 31, 2003 and 2002 are as follows (dollars in thousands):

                                                                       2003
                                               ---------------------------------------------------
                                                                                      TO BE WELL
                                                                                     CAPITALIZED
                                                                                     UNDER PROMPT
                                                                                      CORRECTIVE
                                                                     CAPITAL           ACTION
                                                   ACTUAL         REQUIREMENTS        PROVISION
                                               ---------------    --------------    --------------
                                               AMOUNT    RATIO    AMOUNT   RATIO    AMOUNT   RATIO
                                               -------   -----    ------   -----    ------   -----
Total capital (to risk-weighted assets):
   Company                                     $67,726   10.98%   49,327    8.00%       --      --
   The Exchange National
      Bank of Jefferson City                    49,994   13.19    30,327    8.00    37,909   10.00%
   Citizens Union State
      Bank and Trust of Clinton                 21,668   11.39    15,215    8.00    19,019   10.00
   Osage Valley Bank                             6,199   13.10     3,785    8.00     4,731   10.00

Tier I capital (to risk-weighted assets):
   Company                                      60,310    9.78    24,663    4.00        --      --
   The Exchange National
      Bank of Jefferson City                    45,245   11.94    15,164    4.00    22,745    6.00
   Citizens Union State
      Bank and Trust of Clinton                 19,466   10.24     7,607    4.00    11,411    6.00
   Osage Valley Bank                             5,734   12.12     1,892    4.00     2,838    6.00

Tier I capital (to adjusted average assets):
   Company                                      60,310    7.18    25,206    3.00        --      --
   The Exchange National Bank
      of Jefferson City                         45,245    9.17    14,804    3.00    24,674    5.00
   Citizens Union State Bank
      and Trust of Clinton                      19,466    7.44     7,853    3.00    13,089    5.00
   Osage Valley Bank                             5,734    6.76     2,545    3.00     4,242    5.00


                                                                     (continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

                                                                       2002
                                               ---------------------------------------------------
                                                                                       TO BE WELL
                                                                                      CAPITALIZED
                                                                                      UNDER PROMPT
                                                                                       CORRECTIVE
                                                                      CAPITAL           ACTION
                                                    ACTUAL         REQUIREMENTS        PROVISION
                                               ---------------    ---------------    --------------
                                               AMOUNT    RATIO    AMOUNT    RATIO    AMOUNT    RATIO
                                               -------   -----    -------   -----    -------   -----
Total capital (to risk-weighted assets):
   Company                                     $63,250   12.10%   $41,806    8.00%   $    --      --
   The Exchange National
      Bank of Jefferson City                    48,145   14.14     27,239    8.00     34,048   10.00%
   Citizens Union State
      Bank and Trust of Clinton                 20,686   14.68     11,270    8.00     14,087   10.00
   Osage Valley Bank                             6,040   14.65      3,298    8.00      4,122   10.00

Tier I capital (to risk-weighted assets):
   Company                                      56,868   10.88     20,903    4.00         --      --
   The Exchange National
      Bank of Jefferson City                    43,880   12.89     13,619    4.00     20,429    6.00
   Citizens Union State
      Bank and Trust of Clinton                 18,992   13.48      5,635    4.00      8,452    6.00
   Osage Valley Bank                             5,617   13.63      1,649    4.00      2,473    6.00

Tier I capital (to adjusted average assets):
   Company                                      56,868    7.36     23,195    3.00         --      --
   The Exchange National Bank
      of Jefferson City                         43,880    9.52     13,832    3.00     23,054    5.00
   Citizens Union State Bank
      and Trust of Clinton                      18,992    8.39      6,788    3.00     11,314    5.00
   Osage Valley Bank                             5,617    7.53      2,237    3.00      3,728    5.00

      Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Banks are subject to regulations which require the maintenance of minimum capital requirements. At December 31, 2003, unappropriated retained earnings of approximately $4,819,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.


                                                                     (continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

(4)   LOANS

      A summary of loans, by classification, at December 31, 2003 and 2002 is as follows:

                                                         2003           2002
                                                     ------------   ------------
Real estate                                          $329,782,699    291,755,539
Commercial                                            212,440,053    147,850,348
Installment and other consumer                         41,696,414     46,958,417
                                                     ------------   ------------
                                                      583,919,166    486,564,304
   Less allowance for loan losses                       8,267,380      7,121,114
                                                     ------------   ------------
                                                     $575,651,786    479,443,190
                                                     ============   ============

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

      Following is a summary of activity in 2003 of loans made by the Banks to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.


Balance at December 31, 2002                                       $  7,314,942
New loans                                                            10,685,555
Payments received                                                    (9,084,217)
                                                                   ------------
Balance at December 31, 2003                                       $  8,916,280
                                                                   ============


                                                                     (continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      Changes in the allowance for loan losses for 2003, 2002, and 2001 are as follows:

                                                2003          2002          2001
                                             ----------    ----------    ----------
Balance, beginning of year                   $7,121,114     6,673,586     6,939,991
Allowance for loan losses of acquired
   branch at date of acquisition                212,000            --            --
Provision for loan losses                     1,092,000       936,000     1,154,000
Charge-offs                                    (484,131)     (768,340)   (1,602,266)
Recoveries of loans previously charged off      326,397       279,868       181,861
                                             ----------    ----------    ----------
Balance, end of year                         $8,267,380     7,121,114     6,673,586
                                             ==========    ==========    ==========

      A summary of nonaccrual and other impaired loans at December 31, 2003 and 2002 is as follows:

                                                               2003         2002
                                                            ----------   ----------
Nonaccrual loans                                            $2,904,218    2,481,101
Impaired loans continuing to accrue interest                    65,659      254,084
Restructured loans                                                  --           --
                                                            ----------   ----------
   Total impaired loans                                     $2,969,877    2,735,185
                                                            ==========   ==========
Allowance for loan losses on impaired loans                 $  684,784      590,984
Impaired loans with no specific allowance for loan losses    1,396,654    1,350,374

      The average balance of impaired loans during 2003, 2002, and 2001 was $2,814,000, $3,305,000, and $6,758,342, respectively.


                                                                     (continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      A summary of interest income on nonaccrual and other impaired loans for 2003, 2002, and 2001 is as follows:

                                                          IMPAIRED
                                                            LOANS
                                          NONACCRUAL    CONTINUING TO
                                            LOANS      ACCRUE INTEREST    TOTAL
                                          ----------   ---------------   -------
2003:
   Income recognized                      $   55,989             3,300    59,289
   Interest income had interest accrued      226,797             3,300   230,097
2002:
   Income recognized                          38,212            13,288    51,500
   Interest income had interest accrued      202,698            13,288   215,986
2001:
   Income recognized                         300,429             2,577   303,006
   Interest income had interest accrued      590,511             2,577   593,088



                                                                     (continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

(5)   INVESTMENT IN DEBT AND EQUITY SECURITIES

      The amortized cost and fair value of debt and equity securities classified as available-for-sale at December 31, 2003 and 2002 are as follows:

                                                                           2003
                                                   ----------------------------------------------------
                                                                    GROSS        GROSS
                                                    AMORTIZED     UNREALIZED   UNREALIZED
                                                       COST         GAINS        LOSSES     FAIR VALUE
                                                   ------------   ----------   ----------   -----------
Securities of U.S. government agencies             $141,710,271      854,887      232,962   142,332,196
Asset backed securities                              13,226,446       56,436       40,918    13,241,964
Obligations of states and political subdivisions     27,904,101    1,431,565        9,070    29,326,596
Other debt securities                                 1,017,747       14,029           --     1,031,776
                                                   ------------   ----------   ----------   -----------
      Total debt securities                         183,858,565    2,356,917      282,950   185,932,532

Federal Home Loan Bank stock                          2,262,425           --           --     2,262,425
Federal Reserve Bank stock                              750,750           --           --       750,750
Federal Agricultural Mortgage
   Corporation stock                                     10,125           --           --        10,125
                                                   ------------   ----------   ----------   -----------
                                                   $186,881,865    2,356,917      282,950   188,955,832
                                                   ============   ==========   ==========   ===========

                                                                           2002
                                                   ----------------------------------------------------
                                                                    GROSS        GROSS
                                                    AMORTIZED     UNREALIZED   UNREALIZED
                                                       COST         GAINS        LOSSES     FAIR VALUE
                                                   ------------   ----------   ----------   -----------
Securities of U.S. government agencies             $134,790,220    1,988,202       36,050   136,742,372
Asset backed securities                               8,987,306      121,519        5,298     9,103,527
Obligations of states and political subdivisions     34,417,319    1,407,777       20,973    35,804,123
Other debt securities                                 1,463,396       21,294           --     1,484,690
                                                   ------------   ----------   ----------   -----------
      Total debt securities                         179,658,241    3,538,792       62,321   183,134,712
Federal Home Loan Bank stock                          2,829,225           --           --     2,829,225
Federal Reserve Bank stock                              750,300           --           --       750,300
Federal Agricultural Mortgage
   Corporation stock                                     10,125           --           --        10,125
                                                   ------------   ----------   ----------   -----------
                                                   $183,247,891    3,538,792       62,321   186,724,362
                                                   ============   ==========   ==========   ===========


                                       49                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2003, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                                       Amortized        Fair
                                                          cost          value
                                                      ------------   -----------
Due in one year or less                               $ 26,442,781    26,535,300
Due after one year through five years                  104,979,309   105,894,128
Due after five years through ten years                  37,064,824    37,975,304
Due after ten years                                      2,145,205     2,285,836
                                                      ------------   -----------
                                                       170,632,119   172,690,568

Asset-backed securities                                 13,226,446    13,241,964
                                                      ------------   -----------
                                                      $183,858,565   185,932,532
                                                      ============   ===========

      Debt securities with carrying values aggregating approximately $157,686,000 and $145,104,000 at December 31, 2003 and 2002, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

      Proceeds of $9,929,000 and gross gains of $37,689 were recorded on the sales of debt securities in 2003. Proceeds of $12,407,000 and gross gains of $162,769 were recorded on the sales of debt securities in 2002. Proceeds of $2,106,000 and gross gains of $97,808 were recorded on the sales of debt securities in 2001.

      Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003, were as follows:

                                                     Less than 12 months          12 months or more                 Total
                                                  -------------------------    ------------------------    ------------------------
                                                     Fair        Unrealized       Fair       Unrealized       Fair       Unrealized
                                                     Value         Losses        Value         Losses        Value         Losses
                                                  -----------    ----------    ----------    ----------    ----------    ----------
Securities of U.S. government agencies            $46,092,757      (229,231)   10,000,000        (3,731)   56,092,757      (232,962)
Asset-backed securities                             9,980,160       (34,473)    1,164,564        (6,446)   11,144,724       (40,918)
Obligations of states and political subdivisons     1,086,175        (8,757)      239,688          (312)    1,325,863        (9,070)
                                                  -----------    ----------    ----------    ----------    ----------    ----------
                                                  $57,159,092      (272,461)   11,404,252       (10,489)   68,563,344      (282,950)
                                                  ===========    ==========    ==========    ==========    ==========    ==========

      Securities of U.S. government agencies: The unrealized losses on investments in securities of U.S. government agencies were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.


                                       50                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      Asset-backed securities: The unrealized losses on asset-backed were caused by interest rate increases. The contractual cash flows of these securities are guaranteed by various government or government sponsored agencies. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

      Obligations of states and political subdivisions: The unrealized losses on investments in obligations of states and political subdivisions were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(6)   PREMISES AND EQUIPMENT

      A summary of premises and equipment at December 31, 2003 and 2002 is as follows:

                                    2003           2002
                                ------------   ------------
Land                            $  5,089,646      3,726,381
Buildings and improvements        12,981,232     12,135,931
Furniture and equipment            8,569,139      8,291,368
Construction in progress               1,152          1,789
                                ------------   ------------
                                  26,641,169     24,155,469

Less accumulated depreciation      8,866,536      7,569,137
                                ------------   ------------
                                $ 17,774,633     16,586,332
                                ============   ============

(7)   GOODWILL AND OTHER INTANGIBLE ASSETS

      A summary of goodwill and other intangible assets at December 31, 2003 and 2002 is as follows:

                                                                2003           2002
                                                            ------------   ------------
Excess of cost over the fair value of net assets acquired   $ 25,196,736     23,407,734
Core deposit intangible                                        1,013,244        730,140
Consulting/noncompete agreements                                      --        125,000
                                                            ------------   ------------
                                                            $ 26,209,980     24,262,874
                                                            ============   ============


                                       51                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      The gross carrying amount and accumulated amortization of our Company's amortized intangible assets for the years ended December 31, 2003 and 2002 are as follows:

                                          December 31, 2003           December 31, 2002
                                      -------------------------   -------------------------
                                        Gross                       Gross
                                       Carrying    Accumulated     Carrying    Accumulated
                                        Amount     Amortization     Amount     Amortization
                                      ----------   ------------   ----------   ------------
Amortized intangible assets:
   Core deposit intangible            $2,265,000     (1,251,756)   1,800,000     (1,069,860)
   Consulting/noncompete agreements           --             --      900,000       (775,000)
                                      ----------   ------------   ----------   ------------
                                      $2,265,000     (1,251,756)   2,700,000     (1,844,860)
                                      ==========   ============   ==========   ============

      The aggregate amortization expense of intangible assets subject to amortization for the past three years, is as follows:

                                           Year ended
                                          December 31,
                                 ------------------------------
                                   2003       2002       2001
                                 --------   --------   --------
Aggregate amortization expense   $306,896    298,680    313,080
                                 ========   ========   ========

      The estimated amortization expense for the next five years is as follows:

For year ended 2004                 $215,112
For year ended 2005                  215,112
For year ended 2006                  215,112
For year ended 2007                  201,852
For year ended 2008                   66,432

      The Company's goodwill associated with the purchase of subsidiaries by reporting segments for the years ended December 31, 2003, 2002, and 2001 is summarized as follows:

                                                            The Exchange    Citizens Union
                                                           National Bank    State Bank and      Osage
                                                            of Jefferson       Trust of      Valley Bank
                                                                City           Clinton        of Warsaw      Total
                                                           --------------   --------------   -----------   ----------
2003:
   Goodwill associated with the purchase of subsidiaries   $    4,382,098       16,701,762     4,112,876   25,196,736
                                                           ==============       ==========     =========   ==========


                                       52                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

                                                            The Exchange    Citizens Union
                                                           National Bank    State Bank and      Osage
                                                            of Jefferson       Trust of      Valley Bank
                                                                City           Clinton        of Warsaw      Total
                                                           --------------   --------------   -----------   ----------
2002 and 2001:
   Goodwill associated with the purchase of subsidiaries   $    4,382,098       14,912,760     4,112,876   23,407,734
                                                           ==============       ==========     =========   ==========

      The following is a reconciliation of reported net income to net income adjusted to reflect the adoption of SFAS No. 142 in 2001:

      (Dollars expressed in thousands, except per share data)

                                                               December 31,
                                                        ------------------------
                                                          2003     2002     2001
                                                        ------   ------   ------
Net income:
   Reported net income                                  $9,044    8,093    7,102
   Add back - goodwill amortization                         --       --    1,219
                                                        ------   ------   ------
   Adjusted net income                                  $9,044    8,093    8,321
                                                        ======   ======   ======

Basic earnings per share:
   As reported                                          $ 2.17     1.91     1.66
   Add back - goodwill amortization                         --       --     0.29
                                                        ------   ------   ------
   Adjusted basic earnings per share                    $ 2.17     1.91     1.95
                                                        ======   ======   ======

Diluted earnings per share:
   As reported                                          $ 2.15     1.90     1.66
   Add back - goodwill amortization                         --       --     0.29
                                                        ------   ------   ------
   Adjusted diluted earnings per share                  $ 2.15     1.90     1.95
                                                        ======   ======   ======

(8)   MORTGAGE SERVICING RIGHTS

      Mortgage loans serviced for others totaled approximately $209,112,000 and $196,031,000 at December 31, 2003 and 2002, respectively. Mortgage servicing rights totaled $1,591,000 and $1,516,000 at December 31, 2003 and 2002, respectively and reflect a $566,000 and $259,000 write-down to fair value during 2003 and 2002, respectively.


                                       53                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      Changes in the balance of servicing assets related to the loans serviced by Exchange National Bank for the years ended December 31, 2003 and 2002 are as follows:

Balance at December 31, 2001                                        $ 1,134,234
Additions                                                               919,014
Amortization                                                           (278,835)
Impairment charge                                                      (258,565)
                                                                    -----------
Balance at December 31, 2002                                          1,515,848
Additions                                                             1,113,052
Amortization                                                           (471,571)
Impairment charge                                                      (566,040)
                                                                    -----------
Balance at December 31, 2003                                        $ 1,591,289
                                                                    ===========

      The Company's mortgage servicing rights are amortized in proportion to the related estimated net servicing income on a straight line basis over the estimated lives of the related mortgages which is seven years. The estimated amortization expense for the next five years is as follows:

For year ended 2004                 $385,653
For year ended 2005                  385,653
For year ended 2006                  385,653
For year ended 2007                  385,653
For year ended 2008                  385,653

(9)   DEPOSITS

      The scheduled maturities of time deposits are as follows (in thousands):

                                                               2003       2002
                                                             --------   --------
Due within:
   One year                                                  $228,090    206,083
   Two years                                                   55,836     58,036
   Three years                                                 30,745     27,797
   Four years                                                  11,718      4,548
   Five years                                                  16,757     10,933
   Thereafter                                                     430        420
                                                             --------   --------
                                                             $343,576    307,817
                                                             ========   ========


                                       54                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

(10)  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

      Information relating to securities sold under agreements to repurchase is as follows:

                                                  2003             2002              2001
                                              ------------    ------------   ------------
Average daily balance                         $ 67,597,201      66,023,628     38,235,639
Maximum balance at month-end                    72,920,590      74,686,617     63,874,272
Weighted average interest rate at year-end            0.87%           1.08           1.67
Weighted average interest rate for the year           0.95            1.52           3.16

      The securities underlying the agreements to repurchase are under the control of the Banks.

      Unused agreements with unaffiliated banks to sell and repurchase securities on which The Exchange National Bank of Jefferson City may draw totaled $10,000,000 at December 31, 2003. Additionally, under agreements with unaffiliated banks, The Exchange National Bank of Jefferson City may borrow up to $40,000,000 in federal funds on an unsecured basis at December 31, 2003.

(11)  OTHER BORROWED MONEY

      Other borrowed money at December 31, 2003 and 2002 is summarized as follows:

                                                                                         2003           2002
                                                                                     ------------   ------------
The Company:
   Notes payable, 3-month LIBOR plus 150 basis points, due
      January 2004, interest only until maturity                                     $ 10,450,568     11,450,568

   US Bank, $20,000,000 line of credit, 3-month
      LIBOR plus 150 basis points, due January 2004, interest
      only until maturity (2.62% and 2.67% at
      December 31, 2003 and 2002 respectively)                                          7,500,000      7,500,000

The Exchange National Bank of Jefferson City:
   Federal Home Loan Bank advances, weighted average
      rate of 5.60% at December 31, 2003 and 2002,
      due at various dates through 2010                                                15,000,000     15,000,000

Citizens Union State Bank and Trust of Clinton:
   Federal Home Loan Bank advances, weighted average
      rate of 5.37% and 5.84% at December 31, 2003 and
      2002, respectively, due at various dates through 2008                             3,400,000      3,800,000

Osage Valley Bank of Warsaw:
   Federal Home Loan Bank advances, weighted average
      rate of 3.84% and 4.78% at December 31, 2003 and
      2002, respectively, due at various dates through 2013                             5,279,325      4,044,448
                                                                                     ------------   ------------
                                                                                     $ 41,629,893     41,795,016
                                                                                     ============   ============


                                       55                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      In conjunction with the acquisition of USB, the Company issued notes payable totaling $11,700,568 to the former stockholders of USB. The notes payable are secured by all issued and outstanding shares of common stock of Citizens Union State Bank and Trust of Clinton. These notes were paid in full in January, 2004.

      The US Bank line of credit was renewed in January, 2004 and is now due December, 2004. The Company borrowed an additional $3,500,000 against this line in January, 2004 to retire the notes payable.

      The advances from the Federal Home Loan Bank are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank stock as well as mortgage loans equal to 120% of the outstanding advance balance to secure amounts borrowed at The Exchange National Bank of Jefferson City and Osage Valley Bank, and 135% at Citizens Union State Bank and Trust of Clinton. The Exchange National Bank has $5,000,000 and $10,000,000 of FHLB advances callable on March 3, 2004 and February 27, 2004, respectively. Citizens Union State Bank has $3,000,000 callable on January 23, 2004.

      Based upon the collateral pledged to the Federal Home Loan Bank at December 31, 2003, the banks' had combined credit lines of $113,783,000 of which $90,103,000 was available for additional borrowings.

      The scheduled principal reduction of other borrowed money at December 31, 2003 was as follows:

2004                                                                 $37,033,715
2005                                                                          --
2006                                                                     465,747
2007                                                                     359,554
2008                                                                     878,959
2009 and thereafter                                                    2,891,918
                                                                     -----------
                                                                     $41,629,893
                                                                     ===========

      At December 31, 2003 and 2002, $6,000,000 and $7,000,000, respectively, of the amount included in other borrowed money is owed to members of the Company's board of directors as a result of the acquisition of Union State Bancshares. Interest expense paid on this related-party borrowed money totaled $169,303 and $490,000, respectively, for each of the years ended December 31, 2003 and 2002.

(12)  RESERVE REQUIREMENTS AND COMPENSATING BALANCES

      The Federal Reserve Bank required the Banks to maintain cash or balances of $3,954,000 and $3,077,000 at December 31, 2003 and 2002, respectively, to satisfy reserve requirements.

      Average compensating balances held at correspondent banks were $2,817,000 and $4,114,000 at December 31, 2003 and 2002, respectively. The Banks maintain such compensating balances with correspondent banks to offset charges for services rendered by those banks.


                                       56                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

(13)  INCOME TAXES

      The composition of income tax expense (benefit) for 2003, 2002, and 2001 is as follows:

                                                  2003          2002          2001
                                               ----------    ----------    ----------
Current:
   Federal                                     $4,717,263     3,333,043     3,068,417
   State                                           58,960        54,309        31,446
                                               ----------    ----------    ----------
      Total current                             4,776,223     3,387,352     3,099,863

Deferred                                         (620,358)       (7,972)      541,093
                                               ----------    ----------    ----------
      Total income tax expense                 $4,155,865     3,379,380     3,640,956
                                               ==========    ==========    ==========

      Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

                                                  2003          2002          2001
                                               ----------    ----------    ----------
Tax at statutory Federal income tax rate       $4,519,923     3,915,435     3,660,108
Tax-exempt income                                (457,039)     (517,703)     (539,042)
Amortization of nondeductible intangibles              --            --       414,423
State income tax, net of Federal tax benefit       38,324        35,844        20,754
Other, net                                         54,657       (54,196)       84,713
                                               ----------    ----------    ----------
                                               $4,155,865     3,379,380     3,640,956
                                               ==========    ==========    ==========


                                       57                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      The components of deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are as follows:

                                                            2003         2002
                                                         ----------   ----------
Deferred tax assets:
   Allowance for loan losses                             $2,893,583    2,320,981
   Nonaccrual loan interest                                 229,091      183,127
   Capital loss carryover                                        --       15,062
   Purchase accounting adjustments to securities and
      other investments                                     100,557      103,391
   Deferred compensation                                     96,918      128,883
   Other                                                    185,500      158,100
                                                         ----------   ----------
      Total deferred tax assets                           3,505,649    2,909,544
                                                         ----------   ----------

Deferred tax liabilities:
   Available-for-sale securities                            725,889    1,182,000
   Premises and equipment                                   982,794      953,586
   Core deposit intangible                                  197,310      248,248
   Prepaid pension expense                                   64,128       92,540
   Mortgage servicing rights                                104,140      125,489
   FHLB stock dividend                                       95,653      129,939
   Intangible assets                                         92,598           --
   Other                                                     41,573       52,647
                                                         ----------   ----------
      Total deferred tax liabilities                      2,304,085    2,784,449
                                                         ----------   ----------
      Net deferred tax asset                             $1,201,564      125,095
                                                         ----------   ----------

      The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2003 and, therefore, has not established a valuation reserve.

      At December 31, 2003, the accumulation of prior years' earnings representing tax bad debt deductions of Exchange National Bank were $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, Exchange National Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.


                                       58                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

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

      The measurement date used to determine pension benefit measures for the pension plan is November 1.

      Pension expense (benefit) for the plan for 2003, 2002, and 2001 is as follows:

                                                             2003             2002             2001
                                                         ------------     ------------     ------------
Service cost - benefits earned during the year           $    257,103          206,921          147,123
Interest costs on projected benefit obligations               231,253          223,184          213,910
Expected return on plan assets                               (373,976)        (371,413)        (350,247)
Net amortization and deferral                                 (35,512)         (35,512)         (35,512)
Recognized net gains                                          (29,916)         (49,341)         (70,086)
                                                         ------------     ------------     ------------
   Pension expense (benefit)                             $     48,952          (26,161)         (94,812)
                                                         ============     ============     ============

      A summary of the activity in the plan's benefit obligation, assets, funded status, and amounts recognized in the Company's consolidated balance sheets at December 31, 2003, 2002, and 2001 are as follows:

                                                             2003             2002             2001
                                                         ------------     ------------     ------------
Benefit obligation:
   Balance, January 1                                    $  4,052,111        3,681,619        3,132,468
   Service cost                                               257,103          206,921          147,123
   Interest cost                                              231,253          223,184          213,910
   Actuarial loss                                             217,913          161,741          376,061
   Benefits paid                                             (231,785)        (221,354)        (187,943)
                                                         ------------     ------------     ------------
   Balance, December 31                                  $  4,526,595        4,052,111        3,681,619
                                                         ============     ============     ============


                                       59                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

                                                             2003             2002             2001
                                                         ------------     ------------     ------------
Plan assets:
   Fair value, January 1                                 $  4,482,116        5,224,801        5,473,789
   Actual return                                              828,863         (521,331)         (61,045)
   Benefits paid                                             (231,785)        (221,354)        (187,943)
                                                         ------------     ------------     ------------
   Fair value, December 31                               $  5,079,194        4,482,116        5,224,801
                                                         ============     ============     ============
Funded status:
   Excess of plan assets over benefit obligation         $    552,599          430,005        1,543,182
   Unrecognized net gains                                    (329,375)        (157,829)      (1,297,167)
                                                         ------------     ------------     ------------
      Prepaid pension expense included in other assets   $    223,224          272,176          246,015
                                                         ============     ============     ============

      Weighted average rates utilized to determine benefit obligation for the plan years ended December 31, 2003, 2002, and 2001 are as follows:

                                                             2003             2002             2001
                                                         ------------     ------------     ------------
Discount rate                                                   5.500%           5.875%           6.250%

Annual rate of compensation increase                            6.000            6.000            6.000

      Weighted average rates utilized to determine net cost for plan years ended December 31, 2003, 2002, and 2001 are as follows:

                                                             2003             2002             2001
                                                         ------------     ------------     ------------
Discount rate for the service cost                              5.875%           6.250%           7.040%

Annual rate of assumed compensation increase                    6.000            6.000            6.000

Expected long-term rate of return on plan assets                7.000            7.000            7.000

      The weighted-average asset allocation of the Company's pension benefits at December 31, 2003, 2002, and 2001 were as follows:


                                       60                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

                                                        PENSION PLAN ASSETS
                                                           at DECEMBER 31
                                                     --------------------------
Asset Category:                                        2003      2002      2001
                                                     ------    ------    ------
   Equity scecurties                                  75.62%    69.64%    61.10%
   Debt securities                                    19.82     28.35     30.55
   Other                                               4.56      2.01      8.35
                                                     ------    ------    ------
      Total                                          100.00%   100.00%   100.00%
                                                     ======    ======    ======

      The Company's investment goals are to invest the assets in a manner that they benefit both the current beneficiaries and the future beneficiaries on the pension plan while minimizing the risk to the overall portfolio. The Company addresses these issues by diversifying the assets through investments in domestic and international fixed income securities and domestic and international equity securities. These assets are readily marketable and can be sold to fund benefit payment obligations as they become payable.

      The Company does not expect to make a contribution to its pension plan in 2004.

      The benefits expected to be paid in each year 2004 - 2008 are $230,000, $240,000, $250,000, $240,000, and $230,000, respectively. The aggregate benefits to paid in the five years from 2009 - 2013 are $1,080,000. The expected benefits are based on the same assumptions used to measure the Company's benefit obligations at November 1 and include future employee service.

      In addition to the pension plan described above, The Exchange National Bank of Jefferson City has a profit-sharing plan which covers all full-time employees. The Exchange National Bank of Jefferson City makes annual contributions in an amount equal to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for Federal income tax purposes. Contributions to the profit-sharing plan for 2003, 2002, and 2001 were $590,135, $530,430, and $534,910, respectively. At
      December 31, 2003, the profit-sharing plan held 207,957 shares of the common stock of the Company.

      Citizens Union State Bank and Trust of Clinton has a profit-sharing plan which covers all full-time employees. Eligible employees may defer up to 8% of his or her salary each year. Citizens Union State Bank and Trust of Clinton matches 1/3 of each employee's deferral. In addition, a discretionary contribution may be made each year by Citizens Union State Bank and Trust of Clinton. Contributions to the profit-sharing plan for 2003, 2002, and 2001 were $126,365, $139,140, and $116,744, respectively.


                                       61                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      Osage Valley Bank of Warsaw has a profit-sharing plan and a 401k employer match plan covering all full-time employees. Osage Valley Bank of Warsaw makes a contribution to the profit-sharing plan using a graduated contribution scale that is based on the bank's return on assets. Under the 401k plan, Osage Valley Bank of Warsaw will match 1/2 of each employee's first 6% of salary deferral. Contributions to the profit sharing and 401k plans for 2003, 2002, and 2001 were $43,715, $32,650, and $31,921, respectively.

(15)  STOCK OPTION PLANS

      On December 4, 2000, the Incentive Stock Option Committee of the board of directors (Committee) approved the Company's stock plan which provides for the grant of options to purchase up to 450,000 shares of the Company's common stock to officers and other key employees of the Company and its subsidiaries. Terms and conditions (including price, exercise date and number of shares) are determined by the committee. All options were granted at fair value and vest over four years, except for 4,821 options issued in 2002 that vested immediately.

      The following table summarizes the Company's stock option activity:

                                                                        WEIGHTED AVERAGE
                                         NUMBER OF SHARES                EXERCISE PRICE
                                            DECEMBER 31                    DECEMBER 31
                                 --------------------------------   ------------------------
                                   2003        2002        2001      2003     2002     2001
                                 --------    --------    --------   ------   ------   ------
Outstanding, beginning of year     76,654      52,392      52,392   $17.53    16.33    16.33
Granted                            30,493      44,141          --    26.57    18.67       --
Exercised                          (1,513)    (19,879)         --    18.67    16.90       --
Canceled                           (6,743)         --          --    17.91       --       --
                                 --------    --------    --------   ------   ------   ------
Outstanding, end of year           98,891      76,654      52,392   $20.27    17.53    16.33
                                 ========    ========    ========   ======   ======   ======
Exercisable, end of year           34,658      17,566      22,131   $16.89    16.33    16.33

      The weighted average remaining contractual life of options outstanding at December 31, 2003 was approximately nine years.


                                       62                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

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

                                                                   2003    2002
                                                                   ----    ----
Options issued during:

Grant date fair value per share                                    $6.47   4.24

Significant assumptions:
   Risk-free interest rate at grant date                           3.82%   4.91%
   Expected annual rate of quarterly dividends                     3.66    3.21
   Expected stock price volatility                                   20      20


                                       63                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

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

                                                                                       2003
                                                 -----------------------------------------------------------------------------------
                                                                     CITIZENS
                                                  THE EXCHANGE        UNION
                                                    NATIONAL        STATE BANK      OSAGE VALLEY
                                                    BANK OF         AND TRUST           BANK          CORPORATE
                                                 JEFFERSON CITY     OF CLINTON       OF WARSAW        AND OTHER           TOTAL
                                                 --------------   --------------   --------------   --------------    --------------
Balance sheet information:
   Loans, net of allowance for loan losses       $  356,157,080      174,415,896       45,078,810               --       575,651,786
   Debt and equity securities                       110,422,665       45,520,374       33,012,793               --       188,955,832
   Goodwill                                           4,382,098       16,701,762        4,112,876               --        25,196,736
   Intangible assets                                         --        1,013,244               --               --         1,013,244
   Total assets                                     502,800,863      281,534,651       91,417,739         (157,261)      875,595,992
   Deposits                                         370,806,600      228,706,626       74,414,622       (8,665,883)      665,261,965
   Stockholders' equity                              50,025,363       37,444,782        9,911,423       (9,598,824)       87,782,744

Statement of income information:
   Total interest income                         $   22,626,953       12,061,252        4,233,909               --        38,922,114
   Total interest expense                             6,911,788        3,710,899        1,681,014          494,640        12,798,341
                                                 --------------   --------------   --------------   --------------    --------------
      Net interest income                            15,715,165        8,350,353        2,552,895         (494,640)       26,123,773

   Provision for loan losses                            750,000          300,000           42,000               --         1,092,000
   Noninterest income                                 5,091,980        1,336,216          361,831          (86,014)        6,704,013
   Noninterest expense                               10,860,654        5,705,513        1,595,778          374,062        18,536,007
   Income taxes                                       2,998,600        1,131,416          360,049         (334,200)        4,155,865
                                                 --------------   --------------   --------------   --------------    --------------
      Net income (loss)                          $    6,197,891        2,549,640          916,899         (620,516)        9,043,914
                                                 ==============   ==============   ==============   ==============    ==============
   Capital expenditures                          $      280,160          241,423          551,458               --         1,073,041


                                       64                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

                                                                                       2002
                                                 -----------------------------------------------------------------------------------
                                                                     CITIZENS
                                                  THE EXCHANGE        UNION
                                                    NATIONAL        STATE BANK      OSAGE VALLEY
                                                    BANK OF         AND TRUST           BANK          CORPORATE
                                                 JEFFERSON CITY     OF CLINTON       OF WARSAW        AND OTHER           TOTAL
                                                 --------------   --------------   --------------   --------------    --------------
Balance sheet information:
   Loans, net of allowance for loan losses       $  316,680,812      123,679,641       39,082,737               --       479,443,190
   Debt and equity securities                       102,210,874       55,259,879       29,253,609               --       186,724,362
   Goodwill                                           4,382,098       14,912,760        4,112,876               --        23,407,734
   Intangible assets                                         --          730,140               --          125,000           855,140
   Total assets                                     472,806,720      240,869,039       81,209,370         (467,217)      794,417,912
   Deposits                                         344,375,565      187,796,880       66,553,127       (7,534,920)      591,190,652
   Stockholders' equity                              48,956,217       35,513,162        9,979,001      (11,621,260)       82,827,120

Statement of income information:
   Total interest income                         $   24,036,274       11,930,480        4,496,543               --        40,463,297
   Total interest expense                             8,874,830        4,621,153        1,864,053          965,664        16,325,700
                                                 --------------   --------------   --------------   --------------    --------------
      Net interest income                            15,161,444        7,309,327        2,632,490         (965,664)       24,137,597

   Provision for loan losses                            600,000          300,000           36,000               --           936,000
   Noninterest income                                 4,450,701        1,346,864          305,105               --         6,102,670
   Noninterest expense                               10,547,678        5,278,672        1,527,788          477,459        17,831,597
   Income taxes                                       2,614,600          884,673          372,207         (492,100)        3,379,380
                                                 --------------   --------------   --------------   --------------    --------------
      Net income (loss)                          $    5,849,867        2,192,846        1,001,600         (951,023)        8,093,290
                                                 ==============   ==============   ==============   ==============    ==============
Capital expenditures                             $    2,059,837          464,187          314,795               --         2,838,819


                                       65                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

                                                                                       2001
                                                 -----------------------------------------------------------------------------------
                                                                     CITIZENS
                                                  THE EXCHANGE        UNION
                                                    NATIONAL        STATE BANK      OSAGE VALLEY
                                                    BANK OF         AND TRUST           BANK          CORPORATE
                                                 JEFFERSON CITY     OF CLINTON       OF WARSAW        AND OTHER           TOTAL
                                                 --------------   --------------   --------------   --------------    --------------
Balance sheet information:
   Loans, net of allowance for loan losses       $  301,142,563      118,802,018       37,745,465               --       457,690,046
   Debt and equity securities                       103,947,535       47,964,827       29,736,692               --       181,649,054
   Goodwill                                           4,382,098       14,912,760        4,112,876               --        23,407,734
   Intangible assets                                         --          878,820               --          275,000         1,153,820
   Total assets                                     458,792,287      241,965,161       76,326,052       (1,258,164)      775,825,336
   Deposits                                         332,433,328      191,926,170       61,984,563       (6,549,871)      579,794,190
   Stockholders' equity                              48,018,123       34,899,318        9,219,276      (13,784,069)       78,352,648

Statement of income information:
   Total interest income                         $   29,547,390       14,683,598        5,053,061            5,710        49,289,759
   Total interest expense                            14,220,305        7,611,188        2,300,902        1,257,029        25,389,424
                                                 --------------   --------------   --------------   --------------    --------------
      Net interest income                            15,327,085        7,072,410        2,752,159       (1,251,319)       23,900,335

   Provision for loan losses                            750,000          300,000          104,000               --         1,154,000
   Noninterest income                                 4,186,412          992,265          218,246               --         5,396,923
   Noninterest expense                               10,540,436        5,001,352        1,489,836          368,468        17,400,092
   Income taxes                                       2,645,520        1,069,054          466,782         (540,400)        3,640,956
                                                 --------------   --------------   --------------   --------------    --------------
      Net income (loss)                          $    5,577,541        1,694,269          909,787       (1,079,387)        7,102,210
                                                 ==============   ==============   ==============   ==============    ==============
Capital expenditures                             $    1,268,840        1,061,254           79,457               --         2,409,551


                                       66                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

(17)  CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

      The condensed balance sheets as of December 31, 2003 and 2002 and the related condensed statements of income and cash flows for the years ended December 31, 2003, 2002, and 2001 of the Company are as follows:

                            CONDENSED BALANCE SHEETS

                  ASSETS                                 2003           2002
                                                     ------------   ------------
Cash and due from banks                              $  8,445,003      6,460,589
Investment in subsidiaries                             97,926,600     95,853,890
Consulting/noncompete agreements                               --        125,000
Other assets                                              186,000        162,775
                                                     ------------   ------------
        Total assets                                 $106,557,603    102,602,254
                                                     ============   ============

   LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                        $ 10,450,568     11,450,568
Other borrowed money                                    7,500,000      7,500,000
Dividends payable                                         750,573        555,491
Other liabilities                                          73,718        269,075
Stockholders' equity                                   87,782,744     82,827,120
                                                     ------------   ------------
        Total liabilities and stockholders' equity   $106,557,603    102,602,254
                                                     ============   ============


                                       67                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

                         CONDENSED STATEMENTS OF INCOME

                                                        2003            2002            2001
                                                    ------------    ------------    ------------
Revenue:
   Dividends received from subsidiaries             $  6,660,477       7,500,000       7,400,000
   Interest on bank time deposits                             --              --           5,709
   Other                                                     499              --              --
                                                    ------------    ------------    ------------
                                                       6,660,976       7,500,000       7,405,709
                                                    ------------    ------------    ------------

Expenses:
   Interest on bank debt                                 208,305         231,863         411,763
   Interest on notes payable                             286,335         733,801         845,266
   Amortization of intangible assets                     125,000         150,000         150,000
   Other                                                 335,575         327,459         188,153
                                                    ------------    ------------    ------------
                                                         955,215       1,443,123       1,595,182
                                                    ------------    ------------    ------------

      Income before income tax benefit and
         equity in undistributed income
         of subsidiaries                               5,705,761       6,056,877       5,810,527

Income tax benefit                                       334,200         492,100         540,400
Equity in undistributed income
   of subsidiaries                                     3,003,953       1,544,313         751,283
                                                    ------------    ------------    ------------
         Net income                                 $  9,043,914       8,093,290       7,102,210
                                                    ============    ============    ============


                                       68                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                        2003            2002            2001
                                                    ------------    ------------    ------------
Cash flows from operating activities:
   Net income                                       $  9,043,914       8,093,290       7,102,210
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Equity in undistributed
            income of subsidiaries                    (3,003,953)     (1,544,313)       (751,283)
         Other, net                                      (93,580)        505,758          38,342
                                                    ------------    ------------    ------------
            Net cash provided by
                operating activities                   5,946,381       7,054,735       6,389,269
                                                    ------------    ------------    ------------
Cash flows from investing activities:
   Consulting/noncompete payments                             --        (150,000)       (150,000)
                                                    ------------    ------------    ------------
            Net cash used in investing activities             --        (150,000)       (150,000)
                                                    ------------    ------------    ------------
Cash flows from financing activities:
   Repayment of bank debt                             (1,000,000)       (500,000)     (1,500,000)
   Cash dividends paid                                (2,987,715)     (2,510,323)     (2,424,876)
   Proceeds from exercise of stock options                28,251          35,967              --
   Purchases of common stock                              (2,503)     (1,911,811)       (807,406)
                                                    ------------    ------------    ------------
            Net cash used in financing activities     (3,961,967)     (4,886,167)     (4,732,282)
                                                    ------------    ------------    ------------
            Net increase in cash                       1,984,414       2,018,568       1,506,987

Cash at beginning of year                              6,460,589       4,442,021       2,935,034
                                                    ------------    ------------    ------------
Cash at end of year                                 $  8,445,003       6,460,589       4,442,021
                                                    ============    ============    ============

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


                                       69                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      The Company's extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2003, no amounts have been accrued for any estimated losses for these financial instruments.

      The contractual amount of off-balance-sheet financial instruments as of December 31, 2003 and 2002 is as follows:

                                                         2003           2002
                                                     ------------   ------------
Commitments to extend credit                         $ 94,518,824     91,290,843
Standby letters of credit                               2,774,353      2,592,866

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 2003 approximately $61,950,000 represents fixed-rate loan commitments. Of the total commitments to extend credit at December 31, 2002 approximately $57,495,000 represents fixed-rate loan commitments. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do no necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, furniture and equipment, and real estate.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company's customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers. The approximate remaining term of standby letters of credit range from one month to ten years at December 31, 2003


                                       70                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

      A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2003 and 2002 is as follows:

                                                         2003                          2002
                                              ---------------------------   ---------------------------
                                                CARRYING         FAIR         CARRYING         FAIR
                                                 AMOUNT         VALUE          AMOUNT         VALUE
                                              ------------   ------------   ------------   ------------
Assets:
   Loans                                      $575,651,786    583,482,000    479,443,190    491,137,000
   Investment in debt and equity securities    188,955,832    188,955,832    186,724,362    186,724,362
   Federal fund sold and
      securities purchased under
         ageements to resell                    20,299,742     20,299,742     49,669,213     49,669,213
   Cash and due from banks                      36,745,173     36,745,173     27,742,030     27,742,030
   Accrued interest receivable                   5,107,980      5,107,980      5,539,661      5,539,661
                                              ------------   ------------   ------------   ------------
                                              $826,760,513    834,590,727    749,118,456    760,812,266
                                              ============   ============   ============   ============
Liabilities:
   Deposits:
      Demand                                  $ 89,214,182     89,214,182     77,474,471     77,474,471
      NOW                                      110,879,585    110,879,585     93,728,675     93,728,675
      Savings                                   55,334,554     55,334,554     49,720,928     49,720,928
      Money market                              66,257,738     66,257,738     62,449,717     62,449,717
      Time                                     343,575,906    345,212,000    307,816,861    310,638,000
      Federal funds purchased and
         securities sold under
         agreements to repurchase               72,983,423     72,983,423     67,359,199     67,359,199
      Interest-bearing demand
         notes to U.S. Treasury                    688,978        688,978      3,061,503      3,061,503
      Other borrowed money                      41,629,893     41,984,000     41,795,016     47,194,000
      Accrued interest payable                   1,650,292      1,650,292      1,984,745      1,984,745
                                              ------------   ------------   ------------   ------------
                                              $782,214,551    784,204,752    705,391,115    713,611,238
                                              ============   ============   ============   ============

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


                                       71                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

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


                                       72                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

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


                                       73                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2003, 2002, and 2001

(20)  QUARTERLY FINANCIAL INFORMATION

      (unaudited)
      (In thousands, except per share data)

                                 FIRST      SECOND     THIRD      FOURTH
                                QUARTER    QUARTER    QUARTER    QUARTER    YEAR-TO-DATE
                                --------   --------   --------   --------   ------------
                                                        2003
                                --------------------------------------------------------
Interest income                 $  9,431      9,552      9,997      9,942         38,922
Interest expense                   3,282      3,253      3,172      3,091         12,798
                                --------   --------   --------   --------   ------------
      Net interest income       $  6,149      6,299      6,825      6,851         26,124
                                ========   ========   ========   ========   ============
Provision for loan losses       $    236        235        311        310          1,092
Noninterest income                 1,972      1,465      1,902      1,365          6,704
Noninterest expense                4,500      4,584      4,590      4,862         18,536
Income taxes                       1,030        902      1,282        942          4,156
Net income                         2,355      2,043      2,544      2,102          9,044

Net income per share:
   Basic earnings per share         0.57       0.49       0.61       0.50           2.17
   Diluted earnings per share       0.56       0.49       0.60       0.50           2.15

                                                        2002
                                --------------------------------------------------------
Interest income                 $ 10,293     10,214     10,126      9,830         40,463
Interest expense                   4,388      4,174      4,079      3,685         16,326
                                --------   --------   --------   --------   ------------
      Net interest income       $  5,905      6,040      6,047      6,145         24,137
                                ========   ========   ========   ========   ============

Provision for loan losses       $    234        234        234        234            936
Noninterest income                 1,305      1,354      1,490      1,954          6,103
Noninterest expense                4,221      4,400      4,420      4,791         17,832
Income taxes                         826        762        856        935          3,379
Net income                         1,929      1,998      2,027      2,139          8,093
Net income per share:
   Basic earnings per share         0.45       0.47       0.48       0.51           1.91
   Diluted earnings per share       0.45       0.47       0.48       0.50           1.90


                                       74                            (Continued)

     MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS

      Since June 19, 2000 our Company's common stock has been traded on Nasdaq's national market under the stock symbol of "EXJF." The following table sets forth the range of high and low bid prices of our Company's common stock by quarter for each quarter in 2003 and 2002 in which the stock was traded. The prices have been restated to give effect to the three-for-two stock dividend distributed July 15, 2003.

     2003         HIGH     LOW
--------------   ------   -----
Fourth Quarter    37.50   33.18
Third Quarter     42.75   34.25
Second Quarter    40.33   31.13
First Quarter     31.53   21.93

     2002         HIGH     LOW
--------------   ------   -----
Fourth Quarter   $23.00   19.33
Third Quarter     21.50   19.33
Second Quarter    21.33   18.50
First Quarter     19.17   17.00

      As of March 1, 2004, our Company had issued 4,298,353 shares of common stock, of which 4,169,847 shares were outstanding. The outstanding shares were held of record by approximately 1,500 persons. The common stock is the only class of equity security which our Company has outstanding.

      The following table sets forth information on dividends paid by our Company in 2003 and 2002. The information has been restated to give effect to the three-for-two stock dividend distributed July 15, 2003.

                 DIVIDENDS PAID
MONTH PAID         PER SHARE
--------------   --------------
January, 2003    $         0.13
April, 2003                0.13
July, 2003                 0.18
October, 2003              0.18
December, 2003             0.09
                 --------------
Total for 2003   $         0.71
                 ==============

January, 2002    $         0.13
April, 2002                0.13
July, 2002                 0.13
October, 2002              0.13
December, 2002             0.07
                 --------------
Total for 2002   $         0.59
                 ==============

      Our Board of Directors intends that our Company will continue to pay quarterly dividends at least at the current rate. In addition, our Board of Directors intends, to the extent appropriate, that our Company will continue to pay an additional special dividend. The actual amount of quarterly dividends and the payment, as well as amount, of any special dividend ultimately will depend upon the payment of sufficient dividends by our subsidiary Banks to our Company. The payment by our Banks of dividends to our Company will depend upon such factors as our Banks' financial condition, results of operations and current and anticipated cash needs, including capital requirements. As discussed in Note 3 to our Company's consolidated financial statements, the Banks may pay up to $4,819,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Banks.

                 DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

Name                                Position with Our Company      Position with Subsidiary Banks         Principal Occupation
------------------------------   -------------------------------   -------------------------------   -------------------------------
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

James R. Loyd                    Director-Class II                 Director of Exchange National     Retired
                                                                   Bank

Kevin L. Riley                   Director-Class III                Director of Exchange National     Co-owner, Riley Chevrolet, Inc.
                                                                   Bank                              and Riley Oldsmobile, Cadillac,
                                                                                                     Inc., Jefferson City, Missouri

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

                           ANNUAL REPORT ON FORM 10-K

A copy of our Company's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2004 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Secretary, Exchange National Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company's reasonable expenses in furnishing such exhibits.


                                       76