Form 10-K, Exhibit 13
period 2004-12-31
EXCHANGE NATIONAL BANCSHARES INC
filed 2005-03-15
CIK 893847

                                                                      Exhibit 13

                                      2004

                                  ANNUAL REPORT

                                       TO

                                  SHAREHOLDERS

                       EXCHANGE NATIONAL BANCSHARES, INC.

                            JEFFERSON CITY, MISSOURI

                       EXCHANGE NATIONAL BANCSHARES, INC.

                            Jefferson City, Missouri

                                 March 11, 2005

Dear Shareholders:

     On February 28, 2005, we announced our agreement to purchase Bank 10 of Belton, Missouri. Your management team is very excited with this acquisition as it accomplishes several key strategic objectives for the Company while adding six locations in the Kansas City area. Exchange National Bancshares is focused on leveraging our capital strength to reach desired efficiency levels and to remain competitive in our market areas. Last year, we opened new office space in Branson and Lee's Summit, Missouri and announced plans to establish a branch in Columbia, Missouri.

     Shareholders received dividends totaling $0.81 per share in 2004. This is an increase of $0.10 per share or 14% over 2003 dividends. The higher return to shareholders is a result of continued profitability, confidence in the Company's future and our strong cash position. Your Board wants to provide an appropriate return to you, our investors, for having entrusted us with your capital.

     Regarding 2004 financial highlights, total assets increased 5.51% to $923,874,000 as a result of strong internal loan growth. Total loans grew 9.29% to $629,141,000. This growth was funded in part from investment securities as evidenced by a 9.12% decrease in the investment portfolio and through deposit growth of 9.22%. For 2004, return on average equity was 9.16% and the return on average assets was 0.93% compared to 10.45% and 1.09%, respectively for 2003.

     As of December 31, 2004, the Company's equity position was strong. Tier one capital as a percentage of adjusted average total assets (leverage ratio) was 10.39% at year-end 2004 compared to 7.18% at December 31, 2003. Total capital to risk-weighted assets ratio was 14.58% at December 31, 2004 compared to 10.98% at December 31, 2003. The increase in our capital position is the result of earnings retention as well as issuance of $25 million in trust preferred securities which is included in equity calculations as permitted by regulatory authorities.

     Despite higher net interest income, earnings for 2004 declined 8% from 2003 due to reduced gains on the sale of residential real estate loans, increased staffing in our retail network, costs incurred to document internal controls as required by recent Sarbanes-Oxley legislation and expenses associated with the timing of tax payments on the Company's real estate investment trust. Diluted earnings for 2004 were $1.98 per share compared to $2.15 per share in 2003.

     Thank you for your investment and we appreciate the opportunity to serve you. 2005 is expected to be a beneficial year for Exchange National Bancshares, Inc.

                                        Sincerely,


                                        /s/ JAMES E. SMITH
                                        ----------------------------------------
                                        JAMES E. SMITH
                                        Chairman & Chief Executive Officer

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

     Citizens Union State Bank was founded in 1932 as a Missouri bank known as Union State Bank of Clinton. Citizens Union State Bank converted from a Missouri bank to a Missouri trust company on August 16, 1989, changing its name to Union State Bank and Trust of Clinton. Citizens Union State Bank has eleven banking offices, including its principal office at 102 North Second Street in Clinton, Missouri, four Clinton branch facilities, and a branch facility in each of the Missouri communities of Springfield, Branson, Collins, Lee's Summit, Osceola and Windsor.

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

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2004. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.

(DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                          YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------------
                                           2004         2003        2002        2001        2000
                                        ----------   ---------   ---------   ---------   ---------
INCOME STATEMENT DATA
Interest income                         $   41,091      38,922      40,463      49,289      46,544
Interest expense                            13,387      12,798      16,326      25,389      25,177
                                        ----------   ---------   ---------   ---------   ---------
   Net interest income                      27,704      26,124      24,137      23,900      21,367
Provision for loan losses                      942       1,092         936       1,154       1,222
                                        ----------   ---------   ---------   ---------   ---------
   Net interest income
      after provision for loan losses       26,762      25,032      23,201      22,746      20,145
                                        ----------   ---------   ---------   ---------   ---------
Security gains (losses), net                    (8)         38         163          98         (28)
Other noninterest income                     5,741       6,666       5,940       5,299       3,618
                                        ----------   ---------   ---------   ---------   ---------
   Total noninterest income                  5,733       6,704       6,103       5,397       3,590
Noninterest expense                         20,383      18,536      17,832      17,400      15,658
                                        ----------   ---------   ---------   ---------   ---------
Income before income taxes                  12,112      13,200      11,472      10,743       8,077
Income taxes                                 3,807       4,156       3,379       3,641       2,592
                                        ----------   ---------   ---------   ---------   ---------
Net income                              $    8,305       9,044       8,093       7,102       5,485
                                        ==========   =========   =========   =========   =========

DIVIDENDS
Declared on common stock                $    3,378       3,183       2,510       2,425       2,260
Paid on common stock                         3,378       2,988       2,493       2,425       2,115
Ratio of total dividends
   declared to net income                    40.67%      35.19       31.01       34.15       41.20

PER SHARE DATA
Basic earnings per common share         $     1.99        2.17        1.91        1.66        1.37
Diluted earnings per common share             1.98        2.15        1.90        1.66        1.37
Basic weighted average shares of
   common stock outstanding              4,169,847   4,169,432   4,242,858   4,287,378   4,004,055
Diluted weighted average shares of
   common stock outstanding              4,204,752   4,209,272   4,253,163   4,288,408   4,004,055

                                               YEAR ENDED DECEMBER 31,
                                  ------------------------------------------------
                                    2004       2003      2002      2001      2000
                                  --------   -------   -------   -------   -------
BALANCE SHEET DATA
   (AT PERIOD END)
Investment securities             $171,718   188,956   186,724   181,649   155,917
Loans                              636,637   583,919   486,564   464,364   468,471
Total assets                       923,874   875,596   794,418   775,825   719,603
Total deposits                     726,649   665,262   591,191   579,794   576,263
Securities sold under
   agreements to repurchase
   and other short term
   borrowed funds                   35,413    73,672    70,421    62,033    16,942
Subordinated notes                  25,774        --        --        --        --
Other borrowed money                39,525    41,630    41,795    43,138    42,378
Total stockholders' equity          91,771    87,783    82,827    78,353    73,584

EARNINGS RATIOS
Return on average
   total assets                       0.93%     1.09      1.04      0.96      0.85
Return on average
   stockholders' equity               9.16     10.45      9.89      9.21      8.49

ASSET QUALITY RATIOS
Allowance for loan losses
   to loans                           1.18      1.42      1.46      1.44      1.48
Nonperforming loans
   to loans (1)                       0.96      0.52      0.62      0.86      1.73
Allowance for loan losses
   to nonperforming loans (1)       123.07    274.29    236.66    166.98     85.87
Nonperforming assets to loans
   and foreclosed assets (2)          0.97      0.54      0.67      1.03      1.76
Net loan charge-offs to
   average loans                      0.29      0.03      0.10      0.31      0.05

CAPITAL RATIOS
Average stockholders' equity to
   average total assets              10.11     10.39     10.51     10.37      9.99
Total risk-based
   capital ratio                     14.58     10.98     12.10     11.83     11.90
Tier 1 risk-based
   capital ratio                     13.47      9.78     10.88     10.58     10.65
Leverage ratio                       10.39      7.18      7.36      7.05      7.07

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

We have described under the caption "Factors That May Affect Future Results of Operations, Financial Condition or Business" in our Annual Report on Form 10-K for the year ended December 31, 2004, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

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

     RECENT EVENTS:

     DREXEL BANCSHARES TRANSACTION. On February 28, 2005, our Company announced that it had entered into an agreement to acquire Bank 10, a Missouri state bank with offices in the Missouri communities of Belton, Drexel, Harrisonville, Independence and Raymore. The terms and conditions of the proposed acquisition are provided in an Acquisition Agreement dated January 28, 2005 among our Company, Drexel Bancshares, Inc., the sole shareholder of Bank 10, and certain other persons and entities, which Acquisition Agreement was amended by an Agreement Altering Transaction Structure dated February 28, 2005 between our Company, Drexel Bancshares and the representative for the shareholders of Drexel Bancshares.

     Under the terms of the Acquisition Agreement, as amended by an Agreement Altering Transaction Structure, our Company would purchase all of the outstanding shares of Bank 10's common stock from Drexel Bancshares. The purchase price payable to Drexel Bancshares for Bank 10 would be cash aggregating $32,862,000, plus (or minus) any amount by which the book value of Bank 10 as of the business day preceding the closing date is greater (or less) than $13,144,800, subject to further adjustments to eliminate any unrealized gain or loss in Bank 10's investment portfolio and to cause Bank 10's reserve for loan losses to be at least 1.1% of the amount of its outstanding loans. Consummation of the proposed acquisition is subject to the receipt of all requisite regulatory approvals and to the satisfaction of customary closing conditions.

     The summary of the proposed acquisition is not complete and is qualified in its entirety by reference to the complete text of the Acquisition Agreement and of the Agreement Altering Transaction Structure, each of which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004.

     ISSUANCE OF TRUST PREFERRED SECURITIES. Our Company is in the process of completing a private placement of $23,000,000 in 30-year floating rate trust preferred securities (TPS). The interest rate on the TPS will be a fixed rate for five years then converting to a floating rate. The rate is based on a specific margin above three-month LIBOR. It is expected that the placement will be closed on or about March 17, 2005. Based on the LIBOR rate as of March 9, 2005, the initial interest rate would be 6.30%. The TPS can be prepaid without penalty at any time after five years from the issuance date.

     The TPS represent preferred interests in a special purpose subsidiary trust organized by our Company. Our Company will invest approximately $712,000 in common interests in the trust and the purchaser in the private placement will purchase $23,000,000 in preferred interests. The proceeds will be used to purchase from our Company its 30-year deeply subordinated debentures whose terms mirror those stated above for the TPS. The debentures are guaranteed by our Company pursuant to a subordinated guarantee. The trustee for the TPS holders will be U.S. Bank, N.A. The trustee will not have the power to take enforcement action in the event of a default under the TPS for five years from the date of default. In the event of default, however, our Company would be precluded from paying dividends until the default is cured.

     The proceeds of the TPS placement will be used by our Company to facilitate the Bank 10 acquisition and for general corporate purposes. Consummation of the TPS placement is subject to the satisfaction of customary closing conditions.

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

     REVENUE SOURCE: Through the respective branch network, Exchange National Bank, Citizens Union State Bank and Osage Valley Bank provide similar products and services in three defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, installment, and other consumer loans. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated primarily from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City, Clinton, Warsaw, Springfield and Lee's Summit, Missouri. The products and services are offered to customers primarily within their respective geographical areas. The business segment results which follow are consistent with our Company's internal reporting system which is consistent, in all material respects, with generally accepted accounting principles and practices prevalent in the banking industry.

     Much of our Company's business is commercial, commercial real estate development, and mortgage lending. Our Company has experienced continued strong loan demand in the communities within which we operate even during economic slowdowns. Our Company's income from mortgage brokerage activities is directly dependent on mortgage rates and the level of home purchases and refinancings.

     Our Company's primary source of revenue is net interest income derived primarily from lending and deposit taking activities. A secondary source of revenue is investment income. Our Company also derives income from trust, brokerage, credit card and mortgage banking activities and service charge income.

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

     Our Company's consolidated net income for 2004 decreased $739,000 or 8.2% over 2003 and followed a $951,000 or 11.7% increase for 2003 compared to 2002. Basic earnings per common share increased from $1.91 for 2002, to $2.17 for 2003 and decreased to $1.99 for 2004. Diluted earnings per common share increased from $1.90 for 2002, to $2.15 for 2003 and decreased to $1.98 for 2004. Return on average total assets increased from 1.04% for 2002, to 1.09% for 2003 and decreased to 0.93% for 2004. Return on average total stockholders' equity increased from 9.89% for 2002, to 10.45% for 2003 and decreased to 9.16% for 2004.

     Average loans outstanding increased $61,451,000 or 11.4% to $601,363,000 for 2004 compared to $539,912,000 for 2003 and followed a $64,546,000 or 12.0%
increase for 2003 compared to 2002. Average commercial loans outstanding increased $48,505,000 or 26.8% for 2004 compared to 2003 and followed a $33,105,000 or 23.03% increase for 2003 compared to 2002. Average real estate loans outstanding increased $18,272,000 or 5.8% for 2004 compared to 2003 and followed a $21,160,000 or 7.42% increase for 2003 compared to 2002. Average consumer loans outstanding decreased $5,326,000 or 12.4% for 2004 compared to 2003 and followed a $3,633,000 or 7.85% decrease for 2003 compared to 2002.

     The primary reason for the increases in average loans outstanding in 2004 and 2003 is due to continued strong loan demand in our Company's trade areas especially in commercial real estate development lending as well as expanded our branch network. Residential real estate lending also grew in 2004 and 2003 due to favorable rates in the market. It should be noted that consumer loans decreased on average in 2004, 2003 and 2002. These decreases reflect the low rates that existed in the consumer auto market that was fueled by manufacturers' low or zero rate financing programs. Our Company chose to not aggressively pursue consumer auto loans during 2004, 2003 and 2002 and as such this portion of the loan portfolio declined in balance.

     Average investment securities and federal funds sold decreased $426,000 or 0.19% to $223,613,000 for 2004 compared to $224,039,000 for 2003 and followed a
$11,942,000 or 5.1% decrease for 2003 compared to 2002. The decreases reflect the use of investment liquidity to fund our Company's growth in the loan portfolio.

     Average demand deposits increased $11,925,000 or 14.9% to $92,065,000 for 2004 compared to $80,140,000 for 2003 and followed a $9,033,000 or 12.7%
increase for 2003 compared to 2002. The increase for 2004 is primarily due to the opening of branches in two new locations during 2004, while the 2003 increase reflects the acquisition of a branch in Springfield, Missouri.

     Average total time deposits increased $43,893,000 or 8.0% to $591,896,000 for 2004 compared to $548,003,000 for 2003 and followed a $42,096,000 or 8.3%
increase for 2003 compared to 2002. The increase in average time deposits for 2004 is attributed to a special money market promotion at one bank as well as the opening of additional branches in two new markets. Approximately $13,586,000 of the increase in average time deposits for 2003 is attributed to the Springfield acquisition. Other than the increase attributed to the acquisition, average time deposits increased approximately $28,510,000 or 5.64%. Approximately $8,522,000 of the remaining increase in average time deposits for 2003 represents brokered time deposits. These brokered time deposits represent certificates of deposit issued in denominations of less than $100,000 for various terms up to two years in length.

     Average federal funds purchased and securities sold under agreements to repurchase decreased $9,566,000 or 13.9% to $59,293,000 for 2004 compared to $68,859,000 for 2003 and followed a $2,757,000 or 4.2% increase for 2003 compared to 2002. Those variances reflected competition for institutional funds awarded based upon competitive bids as well as an increased use of federal funds purchased to fund loan growth.

     Average interest-bearing demand notes to U.S. Treasury decreased $123,000 or 15.3% to $679,000 for 2004 compared to $802,000 for 2003 and followed a $52,000 or 6.1% decrease for 2003 compared to 2002. Balances in this account are governed by the U.S. Treasury's funding requirements.

     Average subordinated notes was $20,352,000 for 2004. Our Company had no subordinated notes in 2003 or 2002. Our Company issued $25,774,000 of subordinated noted in March 2004. $11,000,000 of the proceeds were used to pay existing debt with the balance retained for general corporate purposes.

     Average other borrowed money decreased $5,940,000 or 14.3% to $35,502,000 for 2004 compared to $41,442,000 for 2003 and followed a $784,000 or 1.9%
decrease for 2003 compared to 2002. The 2004 and 2003 decreases reflect the repayment of debt.

     Average stockholders' equity increased $4,090,000 or 4.7% to $90,625,000 for 2004 compared to $86,535,000 for 2003 and followed a $4,732,000 or 5.8%
increase for 2003 compared to 2002. The increases represent net income retained in excess of dividends declared plus adjustments for unrealized gains or losses on debt and equity securities, net of taxes.

The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.

(DOLLARS EXPRESSED IN THOUSANDS)

                                               YEAR ENDED DECEMBER 31,
                                            ----------------------------
                                              2004       2003      2002
                                            --------   -------   -------
Interest income                             $ 41,091    38,922    40,463
Fully taxable equivalent (FTE) adjustment        663       679       780
                                            --------   -------   -------

Interest income (FTE basis)                   41,754    39,601    41,243
Interest expense                              13,387    12,798    16,326
                                            --------   -------   -------

Net interest income (FTE basis)               28,367    26,803    24,917
Provision for loan losses                        942     1,092       936
                                            --------   -------   -------
Net interest income after provision
   for loan losses (FTE basis)                27,425    25,711    23,981
Noninterest income                             5,733     6,704     6,103
Noninterest expense                           20,383    18,536    17,832
                                            --------   -------   -------
Income before income taxes (FTE basis)        12,775    13,879    12,252

Income taxes                                   3,807     4,156     3,379
FTE adjustment                                   663       679       780
                                            --------   -------   -------
Income taxes (FTE basis)                       4,470     4,835     4,159
                                            --------   -------   -------
Net income                                  $  8,305     9,044     8,093
                                            ========   =======   =======
Average total earning assets                $827,710   767,928   713,116
                                            ========   =======   =======
Net interest margin                             3.43%     3.49      3.49
                                            ========   =======   =======

     Our Company's primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest bearing liabilities. Net interest income on a fully taxable equivalent basis increased $1,564,000 or 5.8% to $28,367,000 for 2004 compared to $26,803,000 for 2003, and followed a $1,886,000 or 7.6% increase for 2003 compared to 2002. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased from 3.49% for 2002 and 2003 to 3.43% for 2004. The decrease in net interest margin reflects a continual decline in interest rates until late fall when rates again began to rise. The net interest margin remained stable between 2003 and 2002 at 3.49%.

     The provision for loan losses decreased $150,000 or 13.7% to $942,000 for 2004 compared to $1,092,000 for 2003 and followed a $156,000 or 16.7% increase for 2003 compared to 2002. The 2004 provision reflects the amount management determined was appropriate to maintain the allowance for loan losses at a level that was adequate to cover probable losses in the loan portfolio. The increase in the provision in 2003 was primarily due to increased reserve allocations associated with impaired loans. The allowance for loan losses totaled $7,495,000 or 1.18% of loans outstanding at December 31, 2004 compared to $8,267,000 or 1.42% of loans outstanding at December 31, 2003 and $7,121,000 or 1.46% of loans outstanding at December 31, 2002. The allowance for loan losses expressed as a percentage of nonperforming loans was 123.07% at December 31, 2004, 274.29% at December 31, 2003, and 236.66% at December 31, 2002.

RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 2004 AND 2003

     Our Company's net income decreased by $739,000 or 8.2% to $8,305,000 for the year ended December 31, 2004 compared to $9,044,000 for 2003. Net interest income on a fully taxable equivalent basis increased to $28,367,000 or 3.43% of average earning assets for 2004 compared to $26,803,000 or 3.49% of average earning assets for 2003. The provision for loan losses for 2004 was $942,000 compared to $1,092,000 for 2003. Net loans charged off for 2004 were $1,714,000 compared to $158,000 for 2003. The increase in net loans charged off primarily represents one large commercial credit for which management had made adequate provisions in the reserve for loan losses.

     Noninterest income and noninterest expense for the years ended December 31, 2004 and 2003 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                YEAR ENDED
                                               DECEMBER 31,     INCREASE (DECREASE)
                                             ----------------   ------------------
                                               2004     2003     AMOUNT      %
                                             -------   ------    ------   ------
NONINTEREST INCOME
Service charges on deposit accounts          $ 3,041    2,752       289     10.5%
Trust department income                          694      793       (99)   (12.5)
Brokerage income                                 100      107        (7)    (6.5)
Mortgage loan servicing fees, net                431     (125)      556    444.8
Gain on sales of mortgage loans                  797    2,506    (1,709)   (68.2)
Gain on sales and calls of debt securities        (8)      38       (46)  (121.1)
Credit card fees                                 173      158        15      9.5
Other                                            505      475        30      6.3
                                             -------   ------    ------   ------
                                             $ 5,733    6,704      (971)   (14.5)%
                                             =======   ======    ======   ======
NONINTEREST EXPENSE
Salaries and employee benefits               $11,227   10,088     1,139     11.3%
Occupancy expense, net                         1,143    1,074        69      6.4
Furniture and equipment expense                2,014    2,087       (73)    (3.5)
FDIC insurance assessment                        100       96         4      4.2
Advertising and promotion                        575      560        15      2.7
Postage, printing, and supplies                  825      847       (22)    (2.6)
Legal, examination, and professional fees      1,108      745       363     48.7
Credit card expenses                             102       99         3      3.0
Credit investigation and loan collection         165      129        36     27.9
Amortization of intangible assets                215      307       (92)   (30.0)
Other                                          2,909    2,504       405     16.2
                                             -------   ------    ------   ------
                                             $20,383   18,536     1,847     10.0%
                                             =======   ======    ======   ======

     Noninterest income decreased $971,000 or 14.5% to $5,733,000 for 2004 compared to $6,704,000 for 2003. The $289,000 or 10.5% increase in service charges on deposit accounts reflects an increase in the per item insufficient check fee charged by one of our Company's subsidiary banks. Trust department income decreased $99,000 or 12.5% due primarily to the collection of more distribution fees during 2003 compared to 2004. The $556,000 or 444.8% increase in mortgage loan servicing fees reflects a $556,000 impairment charge to mortgage servicing rights taken during 2003. There has been no impairment to the carrying value of mortgage servicing rights in 2004. Gain on sales of mortgage loans decreased $1,709,000 or 68.2% due to a decrease in volume of loans originated and sold to the secondary market from approximately $112,749,000 in 2003 to approximately $48,989,000 in 2004. Mortgage rates were relatively stable during 2004 compared to a period of declining mortgage rates during 2003. As a result, there were fewer loans refinanced during 2004 compared to 2003 resulting in the decreased volume of loans sold. The $46,000 or 121.1% decrease in gains on sales and calls of debt securities represents a decrease in the volume of securities sold in 2004 versus 2003.

     Noninterest expense increased $1,847,000 or 10.0% to $20,383,000 for 2004 compared to $18,536,000 for 2003. Salaries and benefits increased $1,139,000 or 11.3%. Approximately $518,000 of this increase reflects salaries and benefits related to an additional branch purchased in June of 2003 as well as two additional branches opened in 2004. The balance of the increase reflects normal salary increases, additional hires and higher health insurance premiums. The $73,000 or 3.5% decrease in furniture and equipment expense is primarily the result of decreased depreciation and amortization expense for equipment and software purchased in prior years. Our Company utilizes both straight-line and accelerated depreciation methods. Assets utilizing accelerated methods recognize higher depreciation expense in early years and lower expense in later years of the life of assets. The $363,000 or 48.7% increase in legal, examination, and professional fees represents increased costs associated with Sarbanes-Oxley compliance, benefit plan consulting, and strategic planning. Amortization of intangible assets decreased $92,000 or 30.0% due to a decrease in the amount of intangible assets requiring amortization. Other expense increased $405,000 or 16.2% primarily due to an IRS settlement of $318,000 on income that had been deferred for tax purposes but not book.

     Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 31.4% for 2004 compared to 31.5% for 2003.

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

     Noninterest income and noninterest expense for the years ended December 31, 2003 and 2002 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                YEAR ENDED
                                               DECEMBER 31,     INCREASE (DECREASE)
                                             ----------------   -------------------
                                               2003     2002      AMOUNT      %
                                             -------   ------     ------   ------
NONINTEREST INCOME
Service charges on deposit accounts          $ 2,752    2,684        68       2.5%
Trust department income                          793      513       280      54.6
Brokerage income                                 107       88        19      21.6
Mortgage loan servicing fees, net               (125)     222      (347)   (156.3)
Gain on sales of mortgage loans                2,506    1,768       738      41.7
Gain on sales and calls of debt securities        38      163      (125)    (76.7)
Credit card fees                                 158      153         5       3.3
Other                                            475      512       (37)     (7.2)
                                             -------   ------      ----    ------
                                             $ 6,704    6,103       601       9.8%
                                             =======   ======      ====    ======
NONINTEREST EXPENSE
Salaries and employee benefits               $10,088    9,337       751       8.0%
Occupancy expense, net                         1,074    1,079        (5)     (0.5)
Furniture and equipment expense                2,087    1,887       200      10.6
FDIC insurance assessment                         96      103        (7)     (6.8)
Advertising and promotion                        560      467        93      19.9
Postage, printing, and supplies                  847      918       (71)     (7.7)
Legal, examination, and professional fees        745    1,002      (257)    (25.6)
Credit card expenses                              99       95         4       4.2
Credit investigation and loan collection         129      292      (163)    (55.8)
Amortization of intangible assets                307      299         8       2.7
Other                                          2,504    2,353       151       6.4
                                             -------   ------      ----    ------
                                             $18,536   17,832       704       3.9%
                                             =======   ======      ====    ======

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

NET INTEREST INCOME

     Fully taxable equivalent net interest income increased $1,564,000 or 5.8% to $28,367,000 for 2004 compared to $26,803,000 for 2003, and followed a
$1,886,000 or 7.6% increase from 2003 compared to 2002. The increase in net interest income in 2004 and 2003 was the result of increased earning assets.

     The following table presents average balance sheets, net interest income, average yields of earning assets, and average costs of interest bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 2004.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                  -------------------------------------------------------------------------------------------
                                                2004                          2003                           2002
                                  -----------------------------  -----------------------------  -----------------------------
                                             INTEREST     RATE              INTEREST     RATE              INTEREST     RATE
                                   AVERAGE    INCOME/   EARNED/   AVERAGE    INCOME/   EARNED/   AVERAGE    INCOME/   EARNED/
                                   BALANCE  EXPENSE(1)  PAID(1)   BALANCE  EXPENSE(1)  PAID(1)   BALANCE  EXPENSE(1)  PAID(1)
                                  --------  ----------  -------  --------  ----------  -------  --------  ----------  -------
ASSETS
Loans: (2)
   Commercial                     $229,647    $13,117    5.71%   $181,142    $10,611    5.86%   $143,727    $ 9,062     6.31%
   Real estate                     334,082     19,213    5.75     315,810     18,687    5.92     285,342     19,262     6.75
   Consumer                         37,634      3,008    7.99      42,960      3,381    7.87      46,297      3,940     8.51
Investment in debt and
   equity securities: (3)
   U.S. Treasury and U.S.
      Government agencies          161,449      3,921    2.43     151,806      4,284    2.82     146,096      5,492     3.76
      State and municipal           31,359      1,893    6.04      31,375      2,062    6.57      37,133      2,493     6.71
      Other                          5,125        165    3.22       4,653        170    3.65       4,970        215     4.33
Federal funds sold                  25,680        403    1.57      36,205        365    1.01      47,782        736     1.54
Interest bearing deposits
   in other financial
   institutions                      2,734         34    1.24       3,977         41    1.03       1,769         43     2.43
                                  --------    -------            --------    -------            --------    -------
   Total interest earning assets   827,710     41,754    5.04     767,928     39,601    5.16     713,116     41,243     5.78
All other assets                    76,930                         72,962                         71,982
Allowance for loan losses           (8,596)                        (7,717)                        (6,936)
                                  --------                       --------                       --------
   Total assets                   $896,044                       $833,173                       $778,162
                                  ========                       ========                       ========

Continued on next page

                                                                 YEAR ENDED DECEMBER 31,
                              -------------------------------------------------------------------------------------------
                                           2004                           2003                           2002
                              -----------------------------  -----------------------------  -----------------------------
                                         INTEREST     RATE              INTEREST     RATE              INTEREST     RATE
                               AVERAGE    INCOME/   EARNED/   AVERAGE    INCOME/   EARNED/   AVERAGE    INCOME/   EARNED/
                               BALANCE  EXPENSE(1)  PAID(1)   BALANCE  EXPENSE(1)  PAID(1)   BALANCE  EXPENSE(1)  PAID(1)
                              --------  ----------  -------  --------  ----------  -------  --------  ----------  -------
LIABILITIES AND
STOCKHOLDERS' EQUITY
NOW accounts                  $115,277    $   794    0.69%   $100.959    $   672    0.67%   $ 87,759    $   911    1.04%
Savings                         55,743        319    0.57      53,630        371    0.69      49,726        514    1.03
Money market                    88,352      1,265    1.43      64,999        582    0.90      62,818        856    1.36
Time deposits of
  $100,000 and over             84,983      1,929    2.27      77,631      1,859    2.39      58,432      1,867    3.20
Other time deposits            247,541      5,931    2.40     250,784      6,881    2.74     247,172      8,921    3.61
                              --------    -------            --------    -------            --------    -------
Total time deposits            591,896     10,238    1.73     548,003     10,365    1.89     505,907     13,069    2.58
Federal funds purchased
   and securities sold under
   agreements to repurchase     59,293        689    1.16      68,859        664    0.96      66,102      1,004    1.52
Interest - bearing demand
   notes to U.S. Treasury          679          7    1.03         802          7    0.87         854         11    1.29
Subordinated notes              20,352        886    4.35          --         --      --          --         --      --
Other borrowed money            35,502      1,567    4.41      41,442      1,762    4.25      42,226      2,242    5.31
                              --------    -------            --------    -------            --------    -------
   Total interest -
      bearing liabilities      707,722     13,387    1.89     659,106     12,798    1.94     615,089     16,326    2.65
Demand deposits                 92,065                         80,140                         71,107
Other liabilities                5,632                          7,392                         10,163
                              --------                       --------                       --------
   Total liabilities           805,419                        746,638                        696,359
Stockholders' equity            90,625                         86,535                         81,803
                              --------                       --------                       --------
   Total liabilities and
      stockholders' equity    $896,044                       $833,173                       $778,162
                              ========                       ========                       ========
Net interest income                       $28,367                        $26,803                        $24,917
                                          =======                        =======                        =======
Net interest margin                                  3.43%                          3.49%                          3.49%
                                                     ====                           ====                           ====

(1) Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $663,000, $679,000 and $780,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                                      YEAR ENDED
                                   DECEMBER 31, 2004              YEAR ENDED
                                      COMPARED TO             DECEMBER 31, 2003
                                   DECEMBER 31, 2003             COMPARED TO
                                     CHANGE DUE TO            DECEMBER 31, 2002
                               ------------------------   -------------------------
                                           CHANGE DUE                  CHANGE DUE
                                TOTAL   ---------------    TOTAL    ---------------
                               CHANGE   VOLUME    RATE     CHANGE   VOLUME    RATE
                               ------   ------   ------   -------   ------   ------
INTEREST INCOME ON A FULLY
   TAXABLE EQUIVALENT BASIS:
Loans: (1)
   Commercial                  $2,506    2,775     (269)  $ 1,549    2,231     (682)
   Real estate (2)                526    1,061     (535)     (575)   1,939   (2,514)
   Consumer                      (373)    (425)      52      (559)    (274)    (285)
Investment in debt and
   equity securities:
   U.S. Treasury and U.S.
   Government agencies           (363)     260     (623)   (1,208)     208   (1,416)
   State and municipal(2)        (169)      (1)    (168)     (431)    (379)     (52)
   Other                           (5)      16      (21)      (45)     (13)     (32)
Federal funds sold                 38     (126)     164      (371)    (153)    (218)
Interest bearing deposits
   in other financial
   Institutions                    (7)     (15)       8        (2)      33      (35)
                               ------    -----   ------   -------    -----   ------
Total interest
   Income                       2,153    3,545   (1,392)   (1,642)   3,592   (5,234)

Continued on next page

                                                 YEAR ENDED                 YEAR ENDED
                                              DECEMBER 31, 2004          DECEMBER 31, 2003
                                                 COMPARED TO                COMPARED TO
                                              DECEMBER 31, 2003          DECEMBER 31, 2002
                                          ------------------------   -------------------------
                                                      CHANGE DUE                CHANGE DUE
                                           TOTAL   ---------------    TOTAL    ---------------
                                          CHANGE   VOLUME    RATE     CHANGE   VOLUME    RATE
                                          ------   ------   ------   -------   ------   ------
INTEREST EXPENSE:
NOW accounts                                 122       97       25      (239)     123     (362)
Savings                                      (52)      14      (66)     (143)      38     (181)
Money market                                 683      256      427      (274)      29     (303)
Time deposits of $100,000 and over            70      170     (100)       (8)     526     (534)
Other time Deposits                         (950)     (88)    (862)   (2,040)     128   (2,168)
Federal funds purchased
   and securities sold under
   agreements to repurchase                   25     (100)     125      (340)      40     (380)
Interest-bearing
demand notes to U.S. Treasury                 --       (1)       1        (4)      (1)      (3)
Subordinated notes                           886      886       --        --       --       --
Other borrowed money                        (195)    (261)      66      (480)     (40)    (440)
                                          ------    -----   ------   -------    -----   ------
Total interest Expense                       589      973     (384)   (3,528)     843   (4,371)
                                          ------    -----   ------   -------    -----   ------
NET INTEREST INCOME
   ON A FULLY TAXABLE  EQUIVALENT BASIS   $1,564    2,572   (1,008)  $ 1,886    2,749     (863)
                                          ======    =====   ======   =======    =====   ======

(1)  Nonaccruing loans are included in the average amounts outstanding.

(2) Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $663,000, $679,000 and $780,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

LENDING AND CREDIT MANAGEMENT

     Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 68.1% of total assets as of December 31, 2004. Total loans increased steadily from December 31, 2002 through December 31, 2004 due to stable local economies and reasonable interest rates as well as an expanded branch network.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                 DECEMBER 31,
                        ---------------------------------------------------------------------------------------------
                              2004               2003               2002               2001               2000
                        ----------------   ----------------   ----------------   ----------------   -----------------
                         AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT      %      AMOUNT       %
                        --------   -----   --------   -----   --------   -----   --------   -----   --------   ------
Commercial, financial
   and agricultural     $249,498    39.2%  $212,440    36.4%  $147,851    30.4%  $137,235    29.5%  $151,330    32.3%
Real estate
  Construction            65,075    10.2     46,672     8.0     41,437     8.5     25,820     5.6     20,500     4.4
Real estate Mortgage     284,309    44.7    283,111    48.5    250,318    51.4    254,324    54.8    238,157    50.8
Installment loans
   to individuals         37,755     5.9     41,696     7.1     46,958     9.7     46,985    10.1     58,484    12.5
                        --------           --------           --------           --------           --------
   Total loans          $636,637   100.0%  $583,919   100.0%  $486,564   100.0%  $464,364   100.0%  $468,471   100.0%
                        ========           ========           ========           ========           ========

     Loans at December 31, 2004 mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                 OVER ONE YEAR
                                               THROUGH FIVE YEARS     OVER FIVE YEARS
                                              -------------------   ------------------
                                   ONE YEAR     FIXED    FLOATING    FIXED    FLOATING
                                    OR LESS     RATE       RATE       RATE      RATE       TOTAL
                                   --------   --------   --------   -------   --------   --------
Commercial, financial,
   and agricultural                $100,128   $ 80,041   $ 55,553   $ 7,538    $ 6,238   $249,498
Real estate - construction           63,977      1,098         --        --         --     65,075
Real estate - mortgage               62,388     74,244     78,801    20,565     48,311    284,309
Installment loans to individuals     16,438     20,934        135       205         43     37,755
                                   --------   --------   --------   -------    -------   --------
   Total loans                     $242,931   $176,317   $134,489   $28,308    $54,592   $636,637
                                   ========   ========   ========   =======    =======   ========

     Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 2004 our Company was servicing approximately $215,000,000 of loans sold to the secondary market.

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

     The following table summarizes loan loss experience for the periods indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                          YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------
                                               2004       2003      2002      2001      2000
                                             --------   -------   -------   -------   -------
Analysis of allowance for loan losses:
Balance beginning of year                    $  8,267     7,121     6,673     6,940     4,765
Allowance for loan losses of
   acquired companies at date of
   acquisitions                                    --       212        --        --     1,150
Charge-offs:
   Commercial, financial, and agricultural      1,596        58       146       689       273
   Real estate -- construction                     --        --        19       144        --
   Real estate -- mortgage                         26        86        22        61        10
   Installment loans to individuals               236       340       581       708       436
                                             --------   -------   -------   -------   -------
                                                1,858       484       768     1,602       719
Recoveries:
   Commercial, financial, and agricultural         18       164       115        22       409
   Real estate--construction                       --        --        --        --        --
   Real estate--mortgage                           --        --         1         8        --
   Installment loans to individuals               127       162       164       151       113
                                             --------   -------   -------   -------   -------
                                                  145       326       280       181       522
                                             --------   -------   -------   -------   -------
Net charge-offs                                 1,713       158       488     1,421       197
                                             --------   -------   -------   -------   -------
Provision for loan losses                         942     1,092       936     1,154     1,222
                                             --------   -------   -------   -------   -------
Balance at end of year                       $  7,496     8,267     7,121     6,673     6,940
                                             ========   =======   =======   =======   =======
Loans outstanding:
   Average                                   $601,363   539,912   475,366   462,468   423,553
   End of period                              636,637   583,919   486,564   464,364   468,471
Allowance for loan losses to loans
   outstanding:
   Average                                       1.25%     1.53      1.50      1.44      1.64
   End of period                                 1.18      1.42      1.46      1.44      1.48
Net charge-offs to average
   loans outstanding                             0.29      0.03      0.10      0.31      0.05

                                                                    YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                             2004     2003    2002    2001    2000
                                                            ------   -----   -----   -----   -----
Allocation of allowance for loan losses at end of period:
   Commercial, financial, and agricultural                  $3,700   3,979   2,627   2,444   2,838
   Real estate -- construction                                 288     201     168     104     530
   Real estate -- mortgage                                   2,563   2,538   2,208   1,872   1,552
   Installment loans to individuals                            429     561     542     669     900
   Unallocated                                                 516     988   1,576   1,584   1,120
                                                            ------   -----   -----   -----   -----
      Total                                                 $7,496   8,267   7,121   6,673   6,940
                                                            ======   =====   =====   =====   =====
Percent of categories to total loans:
   Commercial, financial, and agricultural                    39.2%   36.4    30.4    29.5    32.3
   Real estate -- construction                                10.2     8.0     8.5     5.6     4.4
   Real estate -- mortgage                                    44.7    48.5    51.4    54.8    50.8
   Installment loans to individuals                            5.9     7.1     9.7    10.1    12.5
                                                            ------   -----   -----   -----   -----
      Total                                                  100.0   100.0   100.0   100.0   100.0
                                                            ======   =====   =====   =====   =====

     Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due, and restructured loans totaled $6,091,000 or 0.96% of total loans at December 31, 2004 compared to $3,014,000 or 0.52% of total loans at December 31, 2003. The following table summarizes our Company's nonperforming assets at the dates indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                  DECEMBER 31,
                                              ------------------------------------------------
                                                2004       2003      2002      2001      2000
                                              --------   -------   -------   -------   -------
Nonaccrual loans:
   Commercial, financial,
      and agricultural                        $  4,213     1,520     1,179     2,518     2,648
   Real estate -- construction                      --        59        69        66     1,006
   Real estate -- mortgage                       1,246     1,270     1,152       842     3,584
   Installment loans to individuals                 30        55        81       124       453
                                              --------   -------   -------   -------   -------
      Total nonaccrual loans                     5,489     2,904     2,481     3,550     7,691
                                              --------   -------   -------   -------   -------

Loans contractually past-due 90 days
   or more and still accruing:
   Commercial, financial, and agricultural          12        66        85        96        --
   Real estate -- construction                      --        --       169        --        --
   Real estate -- mortgage                         591         4       254       299       237
   Installment loans to individuals                 --        40        20        52       154
                                              --------   -------   -------   -------   -------
      Total loans contractually past-due
         90 days or more and still accruing        603       110       528       447       391

Restructured loans                                  --        --        --        --        --
                                              --------   -------   -------   -------   -------
      Total nonperforming loans                  6,092     3,014     3,009     3,997     8,082
Other real estate                                   30        47       116       650        36
Repossessions                                       42        73       115       141       143
                                              --------   -------   -------   -------   -------
      Total nonperforming assets              $  6,164     3,134     3,240     4,788     8,261
                                              ========   =======   =======   =======   =======

Loans                                         $636,637   583,919   486,564   464,364   468,471

Allowance for loan losses to
   loans                                          1.18%     1.42      1.46      1.44      1.48
Nonperforming loans to loans                      0.96      0.52      0.62      0.86      1.73
Allowance for loan losses to
   nonperforming loans                          123.05    274.29    236.66    166.98     85.87
Nonperforming assets to loans and
   foreclosed assets                              0.97      0.54      0.67      1.03      1.76

     It is our Company's policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $547,000, $227,000 and $203,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Approximately $134,000, $56,000 and $39,000 was actually recorded as interest income on such loans for the year ended December 31, 2004, 2003 and 2002, respectively.

     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 2004 included in the table above, which were considered impaired, management has identified an additional loan totaling approximately $12,000 which is not included in the nonaccrual table above but is considered by management to be impaired.

     Impairment reserves for our Company's impaired loans were determined based on the fair value of the collateral securing those loans, or in the case of loans guaranteed by the Small Business Administration, the amount of that guarantee. At December 31, 2004, $1,681,000 of our Company's allowance for loan losses related to impaired loans totaling approximately $5,501,000.

     As of December 31, 2004 and 2003 approximately $12,438,000 and $17,167,000, respectively, of loans not included in the nonaccrual table above or identified by management as being "impaired" were classified by management as having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. The $4,729,000 decrease in classified loans is primarily represented by one commercial credit of approximately $4,500,000. This loan was paid off as a result of the sale of the business. In addition to the classified list, our Company also maintains an internal loan watch list of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower's ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on our Company's watch list, its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.

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

     At December 31, 2004, management allocated $6,980,000 of the $7,496,000 total allowance for loan losses to specific loans and loan categories and $516,000 was unallocated. Considering the size of several of our Company's lending relationships and the loan portfolio in total, management believes that the December 31, 2004 allowance for loan losses is adequate.

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

     At December 31, 2004, debt and equity securities classified as available-for-sale represented 18.6% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

     The following table presents the composition of the investment portfolio by major category.

(DOLLARS EXPRESSED IN THOUSANDS)

                                             2004          2003          2002
                                         AVAILABLE -   AVAILABLE -   AVAILABLE -
                                           FOR-SALE      FOR-SALE      FOR-SALE
                                         -----------   -----------   -----------
U.S. Government agencies and
   corporations:
      Asset-backed                         $  4,470      $ 13,242      $  9,104
      Other                                 128,381       142,332       136,742
States and political
   Subdivisions                              33,321        29,327        35,804
Other debt securities                         1,764         1,032         1,485
                                           --------      --------      --------
   Total debt securities                    167,936       185,933       183,135
Federal Home Loan Bank Stock                  3,021         2,262         2,829
Federal Reserve Bank Stock                      751           751           750
Federal Agricultural
Mortgage Corporation                             10            10            10
                                           --------      --------      --------
Total investments                          $171,718      $188,956      $186,724
                                           ========      ========      ========

     As of December 31, 2004, the maturity of debt securities in the investment portfolio was as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                             OVER ONE    OVER FIVE                WEIGHTED
                                                 ONE YEAR     THROUGH     THROUGH       OVER      AVERAGE
                                                  OR LESS   FIVE YEARS   TEN YEARS   TEN YEARS   YIELD (1)
                                                 --------   ----------   ---------   ---------   ---------
AVAILABLE-FOR-SALE
U.S. Government agencies and corporations:
   Asset-backed (2)                               $   125     $ 4,180     $   165      $   --       3.53%
   Other                                           44,288      65,936      17,908         249       2.67
                                                  -------     -------     -------      ------
      Total U.S. Government agencies               44,413      70,116      18,073         249       2.69
States and political subdivisions (3)               4,821      11,309      13,355       3,836       5.70
Other debt security                                   256         734          --         774       4.23
                                                  -------     -------     -------      ------
      Total available-for-sale debt securities    $49,490     $82,159     $31,428      $4,859       3.30%
                                                  =======     =======     =======      ======
      Weighted average yield (1)                     2.40%       3.24%       4.62%       4.88%

----------
(1)  Weighted average yield is based on amortized cost.

(2) Asset-backed securities issued by U.S. Government agencies and corporations have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2004 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3) Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.

     At December 31, 2004, $18,431,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.

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

     At December 31, 2004, Exchange National Bank, Citizens Union State Bank and Osage Valley Bank each independently monitored their static gap reports with their goals being to limit each bank's potential change in net interest income due to changes in interest rates to acceptable limits. Interest rate changes used by the individual banks ranged from 2.00% to 3.00% and the resulting net interest income changes ranged from approximately 1.0% to 13.1%.

     The following table presents our Company's consolidated static gap position at December 31, 2004 for the next twelve months and the potential impact on net interest income for 2004 of an immediate 2% increase in interest rates.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                  CUMULATIVE
                                                                 ONE THROUGH
                                                                 TWELVE MONTH
                                                                    PERIOD
                                                                 ------------
Assets maturing or repricing within one year                       $549,083

Liabilities maturing or repricing within one year                   599,130
                                                                   --------
Gap                                                                $(50,047)
                                                                   ========
Ratio of assets maturing or repricing to
   liabilities maturing or repricing                                     92%
                                                                   ========
Impact on net interest income of an immediate
   2.00% increase in interest rates                                $ (1,001)
                                                                   ========
Net interest income for 2004                                       $ 27,704
                                                                   ========
Percentage change in 2004 net interest
   income due to an immediate 2.00% increase in interest rates        (3.61)%
                                                                   ========

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

     At December 31, 2004 and 2003, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                           DECEMBER 31,
                                        -----------------
                                          2004      2003
                                        -------   -------
Three months or less                    $26,549   $26,325
Over three months through six months     16,880    23,652
Over six months through twelve months    20,217    17,709
Over twelve months                       26,750    22,270
                                        -------   -------
                                        $90,396   $89,956
                                        =======   =======

     Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                     AT END OF PERIOD         FOR THE PERIOD ENDING
                    ------------------   ------------------------------
                              WEIGHTED                         WEIGHTED
                               AVERAGE    MAXIMUM               AVERAGE
                              INTEREST   MONTH-END   AVERAGE   INTEREST
                    BALANCE     RATE      BALANCE    BALANCE     RATE
                    -------   --------   ---------   -------   --------
December 31, 2004   $34,515     1.73%     $85,163    $57,950     1.16%
December 31, 2003    66,774     0.87       72,921     67,597     0.95
December 31, 2002    67,359     1.08       74,687     66,024     1.52

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

     Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase and funds made available under a treasury tax and loan note agreement with the federal government. Also, the Banks are members of the Federal Home Loan Bank of Des Moines (FHLB). As members of the FHLB, the Banks have access to credit products of the FHLB. At December 31, 2004, the amounts of available credit from the FHLB totaled $58,528,000. As of December 31, 2004, the Banks had $39,525,000 in outstanding borrowings with the FHLB. The Banks have federal funds purchased lines with correspondent banks totaling $40,000,000 and agreements with unaffiliated banks to sell and repurchase securities of $10,000,000. Finally, our Company has $20,000,000 line of credit with a correspondent bank that had no balance outstanding at December 31, 2004.

     Our Company's liquidity depends primarily on the dividends paid to it as the sole shareholder of our subsidiary Banks. As discussed in Note 3 to our Company's consolidated financial statements, the Banks may pay up to $4,525,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Banks.

     Over the normal course of business, our Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through our Company's various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of our Company's liquidity. In the section entitled, "Other Off-Balance Sheet Activities", we disclose that our Company has $122,167,000 in unused loan commitments as of December 31, 2004. While this commitment level would be difficult to fund given our Company's current liquidity resources, we know that the nature of these commitments are such that the likelihood of such a funding demand is very low.

     For the years ended December 31, 2004, 2003 and 2002, net cash provided by operating activities was $10,329,000 in 2004 versus $12,640,000 in 2003 and $7,454,000 in 2002. The variances in net cash provided by operating activities between these years is primarily the result of differences in the timing of tax payments. Also contributing to the decrease in 2004 versus 2003 was a reduction in gains recognized on the sale of loans.

     Net cash used in investing activities was $45,085,000 in 2004 versus $76,466,000 in 2003, and $29,724,000 in 2002. The decrease in cash used in investing activities in 2004 versus 2003 is primarily the result of larger growth in our Company's loan portfolio in 2003 compared to 2004. Growth in the loan portfolio is the primary reason for the variance between 2003 and 2002.

     Net cash provided by financing activities was $43,419,000 in 2004 versus $43,460,000 in 2003, and $14,073,000 in 2002. Net cash provided by financing activities was materially consistent for the year 2004 and 2003 but increased approximately $29,387,000 when comparing 2003 and 2002. Approximately $26,224,000 of this increase is represented by growth in our Company's deposits in 2003. Also contributing to the 2003 increase was the purchase in 2002 of $1,912,000 of treasury stock. Our Company only purchased $3,000 of treasury stock in 2003.

OTHER OFF-BALANCE SHEET ACTIVITIES

     In the normal course of business, our Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in our Company's consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.

     Our Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2004 are as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                              AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                            ----------------------------------------------
                                       LESS THAN    1 - 3    3 -5   OVER 5
                              TOTAL      1 YEAR     YEARS   YEARS    YEARS
                            --------   ---------   ------   -----   ------
Unused loan commitments     $122,167     80,469    11,458   8,781   21,459
Standby letters of credit      3,080      2,465       393      --      222

     Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

CONTRACTUAL CASH OBLIGATIONS

     The required payments of time deposits and other borrowed money at December 31, 2004 are as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                    PAYMENTS DUE BY PERIOD
                       -----------------------------------------------
                                  LESS THAN    1 - 3    3 -5     OVER 5
                         TOTAL      1 YEAR     YEARS    YEARS    YEARS
                       --------   ---------   ------   ------   -------
Time deposits          $342,627    214,451    95,588   32,264      324
Other borrowed money     39,525     24,093    10,495      741    4,196

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

     Detail concerning our Company's capital ratios at December 31, 2004 is included in Note 3 of our Company's consolidated financial statements included elsewhere in this report.

RECENT ACCOUNTING PRONOUNCEMENTS

     In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46R) (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R is intended to achieve more consistent application of consolidation policies to variable interest entities and, thus improve comparability between enterprises engaged in similar activities even if some of those activities are conducted through variable interest entities. Including the assets, liabilities, and results of activities of variable interest entities in the consolidated financial statements of their primary beneficiaries should provide more complete information about the resources, obligations, risks and opportunities of the consolidated enterprise. For public companies, FIN 46R is applicable to all special-purpose entities (SPEs) no later than the end of the first reporting period ending after December 15, 2003, and immediately to all entities created after January 31, 2003. The effective dates of FIN 46R vary depending on the type of reporting enterprise and the type of entity that the enterprise is involved with.

     The only special purpose entity that our Company has in place is a limited purpose trust that issued trust preferred securities. This limited purpose trust issued preferred securities to outside investors and used the proceeds of the issuance to purchase, from our Company, an equivalent amount of junior subordinated debentures having stated maturities. The debentures are the only assets of the limited purpose trust. When our Company makes its payments of interest on the debentures, the limited purpose trust distributes cash to holders of the trust preferred securities. The trust preferred securities must be redeemed upon maturity of the debentures. Under the requirements of FIN 46R, our Company must deconsolidate the limited purpose trust. This has been reflected in our Company's consolidated financial statements.

     SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For our Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise was effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for our Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. Our Company currently does not have any financial instruments that are within the scope of SFAS 150.

     In November 2003, the Emerging Issues Tasks Force (EITF) reached a consensus on certain disclosure requirements under EITF Issue No 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The new disclosure requirements apply to investment in debt and marketable equity securities that are accounted under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and SFAS No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations. Effective for fiscal years ending after December 15, 2003, companies are required to disclose information about debt or marketable equity securities with market values below carrying values. Our Company has adopted the disclosure requirements of EITF Issue No. 03-1 and they are included in Note 5 of our consolidated financial statements appearing in this report.

     In March, 2004, the Emerging Issues Task Force, (EITF) came to a consensus regarding EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Securities in scope are those subject to SFAS 115 and SFAS 124. The EITF adopted a three-step model that requires management to determine if impairment exists, decide whether it is other than temporary, and record other than temporary losses in earnings.

         In September 2004, the FASB approved issuing a Staff Position to delay the requirement to record impairment losses under EITF 03-1, but broadened the delay's scope to include additional types of securities. As proposed, the delay would have applied only to those debt securities described in paragraph 16 of EITF 03-1, the Consensus that provides guidance for determining whether an investment's impairment is other than temporary and should be recognized in income. The approved delay will apply to all securities within the scope of EITF 03-1 and is expected to end when new guidance is issued and comes into effect.

     In December 2003, the Accounting Standards Executive Committee, (AcSEC) issued SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of SOP 03-3 applies to "problem" loans that have been acquired, either individually in a portfolio, in an acquisition. These loans must have evidence of credit deterioration and the purchaser must not expect to collect contractual cash flows. SOP 03-3 updates Practice Bulletin (PB) No. 6, Amortization of Discounts on Certain Acquired Loans, for more recently issued literature, including FASB Statements No. 114, Accounting by Creditors for Impairment of a Loan; No. 115, Accounting for Certain Investments in Debt and Equity Securities; and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Additionally, it addresses FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, which requires that discounts be recognized as an adjustment of yield over a loan's life.

     SOP 03-3 states that an institution may no longer display discounts on purchased loans within the scope of SOP 03-3 on the balance sheet and may not carry over the allowance for loan losses. For those loans within the scope of SOP 03-3, this statement clarifies that a buyer cannot carry over the seller's allowance for loan losses for the acquisition of loans with credit deterioration. Loans acquired with evidence of deterioration in credit quality since origination will need to be accounted for under a new method using an income recognition model. This prohibition also applies to purchases of problem loans not included in a purchase business combination, which would include syndicated loans purchased in the secondary market and loans acquired in portfolio sales.

     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No 123 (Revised 2004), Share-Based Payment. This Statement addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services. The Statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires instead that such transactions be accounted for using a fair-value-based method. For public entities, the cost of employee services received in exchange for an award of equity instruments, such as stock options, will be measured based on the grant-date fair value of those instruments, and that cost will be recognized over the period during which as employee is required to provide service in exchange for the award (usually the vesting period). This Statement is effective for public entities as of the beginning of the first interim or annual reporting period that begins after June 15, 2005.

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

     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company's operations for the three years ended December 31, 2004.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our Company's exposure to market risk is reviewed on a regular basis by our Banks' Asset/Liability Committees and Boards of Directors. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize those risks. Tools used by our Banks' management include the standard gap report subject to different rate shock scenarios. At December 31, 2004, the rate shock scenario models indicated that annual net interest income could change by as much as 13.1% should interest rates rise or fall within 200 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate. Management further believes this is an acceptable level of risk.

     The following table presents the scheduled repricing of market risk sensitive instruments at December 31, 2004:

                                                                                      OVER
                                                                                   5 YEARS OR
                                                                                    NO STATED
                                     YEAR 1    YEAR 2   YEAR 3   YEAR 4   YEAR 5    MATURITY     TOTAL
                                    --------   ------   ------   ------   ------   ----------   -------
ASSETS
Inestments in debt and
   equity securities                $103,800   23,796    7,860    5,668    7,934     22,660     171,718
Interest-bearing deposits              3,701       --       --       --       --         --       3,701
Federal funds sold and securities
   purchased under agreements
   to resell                          41,604       --       --       --       --         --      41,604
Loans                                399,978   68,811   67,794   41,434   35,552     23,068     636,637
                                    --------   ------   ------   ------   ------     ------     -------
Total                               $549,083   92,607   75,654   47,102   43,486     45,728     853,660
                                    ========   ======   ======   ======   ======     ======     =======

LIABILITIES
Savings, Now, Money Market
   deposits                         $285,866       --       --       --       --         --     285,866
Time deposits                        227,986   59,833   34,606   14,178    5,700        324     342,627
Federal funds purchased and
   securities sold under
   agreements to repurchase           34,515       --       --       --       --         --      34,515
Interest-bearing demand notes
   of U.S. treasury                      897       --       --       --       --         --         897
Subordinated notes                    25,774       --       --       --       --         --      25,774
Other borrowed money                  24,092   10,255      241      741       --      4,196      39,525
                                    --------   ------   ------   ------   ------     ------     -------
Total                               $599,130   70,088   34,847   14,919    5,700      4,520     729,204
                                    ========   ======   ======   ======   ======     ======     =======

                        CONSOLIDATED FINANCIAL STATEMENTS

     The following consolidated financial statements of our Company and reports of our Company's independent auditors appear on the pages indicated.

                                                                          Page
                                                                          ----
Report of Independent Registered Public Accounting Firm.                   33

Consolidated Balance Sheets as of December 31, 2004 and 2003.              34

Consolidated Statements of Income for each of the years ended
   December 31, 2004, 2003 and 2002.                                       35

Consolidated Statements of Stockholders' Equity and Comprehensive
   Income for each of the years ended December 31, 2004, 2003 and 2002.    36

Consolidated Statements of Cash Flows for each of the years ended
   December 31, 2004, 2003 and 2002.                                       37

Notes to Consolidated Financial Statements.                                38

(KPMG LOGO)

KPMG LLP
Suite 900
10 South Broadway
St. Louis, MO 63102-1761

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Exchange National Bancshares, Inc.
Jefferson City, Missouri:

We have audited the accompanying consolidated balance sheets of Exchange National Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exchange National Bancshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.


/s/ KPMG LLP
St. Louis, Missouri
March 11, 2005



          KPMG LLP, a U.S. limited liability partnership, in the U.S.
            member firm of KPMG International, a Swiss cooperative

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2004 and 2003

                                                                                 2004           2003
                                                                             ------------   -----------
                                  ASSETS

Loans, net of allowance for loan losses of $7,495,594 and
   $8,267,380 at December 31, 2004 and 2003, respectively                    $629,141,036   575,651,786
Investment in available-for-sale debt and equity securities, at fair value    171,717,635   188,955,832
Federal funds sold and securities purchased
   under agreements to resell                                                  41,603,952    29,227,798
Cash and due from banks                                                        24,104,458    27,817,117
Premises and equipment                                                         21,276,387    17,774,633
Accrued interest receivable                                                     5,289,083     5,107,980
Mortgage servicing rights                                                       1,605,930     1,591,289
Goodwill                                                                       25,196,736    25,196,736
Intangible assets                                                                 798,132     1,013,244
Other assets                                                                    3,140,921     3,259,577
                                                                             ------------   -----------
      Total assets                                                           $923,874,270   875,595,992
                                                                             ============   ===========
                   LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
   Demand                                                                    $ 98,156,124    89,214,182
   NOW                                                                        117,822,197   110,879,585
   Savings                                                                     50,918,443    55,334,554
   Money market                                                               117,125,302    66,257,738
   Time deposits $100,000 and over                                             90,396,308    89,956,113
   Other time deposits                                                        252,231,102   253,619,793
                                                                             ------------   -----------
      Total deposits                                                          726,649,476   665,261,965

Federal funds purchased and securities sold
   under agreements to repurchase                                              34,515,323    72,983,423
Interest-bearing demand notes to U.S. Treasury                                    897,470       688,978
Subordinated notes                                                             25,774,000            --
Other borrowed money                                                           39,524,747    41,629,893
Accrued interest payable                                                        1,795,267     1,650,292
Other liabilities                                                               2,947,204     5,598,697
                                                                             ------------   -----------
      Total liabilities                                                       832,103,487   787,813,248
                                                                             ------------   -----------
Commitments and contingent liabilities

Stockholders' equity:
   Common stock, $1 par value. Authorized 15,000,000 shares;
      issued 4,298,353 shares at December 31, 2004 and 2003                     4,298,353     4,298,353
   Surplus                                                                     22,014,894    21,999,714
   Retained earnings                                                           67,716,511    62,789,107
   Accumulated other comprehensive income, net of tax                             393,534     1,348,079
   Treasury stock; 128,506 shares, at cost, at December 31,
      2004 and 2003                                                            (2,652,509)   (2,652,509)
                                                                             ------------   -----------
      Total stockholders' equity                                               91,770,783    87,782,744
                                                                             ------------   -----------
      Total liabilities and stockholders' equity                             $923,874,270   875,595,992
                                                                             ============   ===========

See accompanying notes to consolidated financial statements

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 2004, 2003, and 2002

                                                                   2004         2003         2002
                                                               -----------   ----------   ----------
Interest income:
   Interest and fees on loans                                  $35,266,846   32,652,603   32,257,968
   Interest and dividends on debt and equity securities:
      U.S. Treasury securities                                          --           --       28,980
      Securities of U.S. government agencies                     3,920,940    4,283,674    5,463,353
      Obligations of states and political subdivisions           1,301,547    1,409,061    1,720,441
      Other securities                                             164,850      170,444      214,850
   Interest on federal funds sold and securities purchased
      under agreements to resell                                   402,818      365,308      734,675
   Interest on time deposits with other banks                       33,595       41,024       43,030
                                                               -----------   ----------   ----------
      Total interest income                                     41,090,596   38,922,114   40,463,297
                                                               -----------   ----------   ----------
Interest expense:
   NOW accounts                                                    794,070      672,431      910,699
   Savings accounts                                                318,461      370,554      513,664
   Money market accounts                                         1,265,068      581,858      856,499
   Time deposit accounts $100,000 and over                       1,928,942    1,859,358    1,433,624
   Other time deposit accounts                                   5,931,091    6,880,756    9,354,715
   Securities sold under agreements to repurchase                  667,601      645,317    1,002,997
   Interest-bearing demand notes to U.S. Treasury                    7,459        7,289       11,436
   Federal funds purchased                                          20,647       18,955          817
   Subordinated notes                                              886,324           --           --
   Other borrowed money                                          1,567,248    1,761,823    2,241,249
                                                               -----------   ----------   ----------
      Total interest expense                                    13,386,911   12,798,341   16,325,700
                                                               -----------   ----------   ----------
      Net interest income                                       27,703,685   26,123,773   24,137,597
Provision for loan losses                                          942,000    1,092,000      936,000
                                                               -----------   ----------   ----------
      Net interest income after provision for loan losses       26,761,685   25,031,773   23,201,597
                                                               -----------   ----------   ----------
Noninterest income:
   Service charges on deposit accounts                           3,041,056    2,752,573    2,684,126
   Trust department income                                         694,132      793,083      512,924
   Brokerage commissions                                           100,463      107,259       87,623
   Mortgage loan servicing fees, net                               431,284     (124,988)     221,581
   Gain on sales of mortgage loans, net                            796,595    2,505,682    1,768,091
   (Loss) gain on sales and calls of debt securities                (7,612)      37,689      162,769
   Credit card fees                                                173,012      158,057      152,550
   Other                                                           503,627      474,658      513,006
                                                               -----------   ----------   ----------
      Total noninterest income                                   5,732,557    6,704,013    6,102,670
                                                               -----------   ----------   ----------
Noninterest expense:
   Salaries and employee benefits                               11,226,511   10,088,440    9,336,627
   Occupancy expense, net                                        1,142,734    1,074,400    1,079,023
   Furniture and equipment expense                               2,014,375    2,087,084    1,887,225
   FDIC insurance assessment                                       100,232       96,124      103,213
   Advertising and promotion                                       574,586      559,877      466,994
   Credit card expenses                                            102,181       98,907       94,751
   Amortization of intangible assets                               215,112      306,896      298,680
   Other                                                         5,006,975    4,224,279    4,565,084
                                                               -----------   ----------   ----------
      Total noninterest expense                                 20,382,706   18,536,007   17,831,597
                                                               -----------   ----------   ----------
      Income before income taxes                                12,111,536   13,199,779   11,472,670
Income taxes                                                     3,806,556    4,155,865    3,379,380
                                                               -----------   ----------   ----------
      Net income                                               $ 8,304,980    9,043,914    8,093,290
                                                               ===========   ==========   ==========
Basic earnings per share                                       $      1.99         2.17         1.91
Diluted earnings per share                                            1.98         2.15         1.90

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES
    Consolidated Statements of Stockholders' Equity and Comprehensive Income
                  Years ended December 31, 2004, 2003, and 2002

                                                                                        ACCUMULATED                    TOTAL
                                                                                           OTHER                       STOCK-
                                                  COMMON                   RETAINED    COMPREHENSIVE    TREASURY      HOLDERS'
                                                   STOCK       SURPLUS     EARNINGS        INCOME         STOCK        EQUITY
                                                ----------   ----------   ----------   -------------   ----------   -----------
Balance, December 31, 2001                      $2,863,493   21,970,425   52,783,864     1,542,272       (807,406)   78,352,648
Comprehensive income:
   Net income                                           --           --    8,093,290            --             --     8,093,290
   Other comprehensive income:
      Unrealized gain on debt
         and equity securities available-
         for-sale, net of tax                           --           --           --       859,627             --       859,627
      Adjustment for gain on sales and
         calls of debt and equity securities,
         net of tax                                     --           --           --      (107,428)            --      (107,428)
                                                                                                                     ----------
            Total other comprehensive income                                                                            752,199
                                                                                                                     ----------
            Total comprehensive income                                                                                8,845,489
                                                                                                                     ----------
Adjustment for deferred compensation plan               --       15,150           --            --             --        15,150
Stock options exercised                              2,108       (2,108)          --            --             --            --
Proceeds from sale of treasury stock                    --           --       (3,560)           --         39,527        35,967
Purchase of common stock                                --           --           --            --     (1,911,811)   (1,911,811)
Cash dividends declared, $0.59 per share                --           --   (2,510,323)           --             --    (2,510,323)
                                                ----------   ----------   ----------    ----------     ----------    ----------
Balance, December 31, 2002                       2,865,601   21,983,467   58,363,271     2,294,471     (2,679,690)   82,827,120
Comprehensive income:
   Net income                                           --           --    9,043,914            --             --     9,043,914
   Other comprehensive loss:
      Unrealized loss on debt
         and equity securities available-
         for-sale, net of tax                           --           --           --      (921,894)            --      (921,894)
      Adjustment for gain on sales and
         calls of debt and equity securities,
         net of tax                                     --           --           --       (24,498)            --       (24,498)
                                                                                                                     ----------
            Total other comprehensive loss                                                                             (946,392)
                                                                                                                     ----------
            Total comprehensive income                                                                                8,097,522
                                                                                                                     ----------
Three-for-two stock split (accounted for as a
   dividend)                                     1,432,752           13   (1,435,282)           --             14        (2,503)
Adjustment for deferred compensation plan               --       15,150           --            --             --        15,150
Stock options exercised                                 --        1,084           --            --         27,167        28,251
Cash dividends declared, $0.76 per share                --           --   (3,182,796)           --             --    (3,182,796)
                                                ----------   ----------   ----------    ----------     ----------    ----------
Balance, December 31, 2003                       4,298,353   21,999,714   62,789,107     1,348,079     (2,652,509)   87,782,744
Comprehensive income:
   Net income                                           --           --    8,304,980            --             --     8,304,980
   Other comprehensive loss:
      Unrealized loss on debt
         and equity securities available-
         for-sale, net of tax                           --           --           --      (959,493)            --      (959,493)
      Adjustment for loss on sales and
         calls of debt and equity securities,
         net of tax                                     --           --           --         4,948             --         4,948
                                                                                                                     ----------
            Total other comprehensive loss                                                                             (954,545)
                                                                                                                     ----------
            Total comprehensive income                                                                                7,350,435
                                                                                                                     ----------
Adjustment for deferred compensation plan               --       15,180           --            --             --        15,180
Cash dividends declared, $0.81 per share                --           --   (3,377,576)           --             --    (3,377,576)
                                                ----------   ----------   ----------    ----------     ----------    ----------
Balance, December 31, 2004                      $4,298,353   22,014,894   67,716,511       393,534     (2,652,509)   91,770,783
                                                ==========   ==========   ==========    ==========     ==========    ==========

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 2004, 2003, and 2002

                                                                                    2004           2003           2002
                                                                               -------------   ------------   ------------
Cash flows from operating activities:
   Net income                                                                  $   8,304,980      9,043,914      8,093,290
   Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                      942,000      1,092,000        936,000
      Depreciation expense                                                         1,613,561      1,665,737      1,426,460
      Net amortization of debt securities, premiums, and discounts                 1,348,762      1,441,469        999,445
      Amortization of intangible assets                                              215,112        306,896        298,680
      (Increase) decrease in accrued interest receivable                            (181,103)       538,680        480,019
      Decrease (increase) in other assets                                            570,711        (91,595)      (295,284)
      Increase (decrease) in accrued interest payable                                144,975       (396,279)    (1,074,969)
      Decrease in other liabilities                                               (2,651,493)      (741,630)    (3,248,827)
      Loss (gain) on sales and calls of debt securities                                7,612        (37,689)      (162,769)
      Origination of mortgage loans for sale                                     (48,988,687)  (112,759,003)  (107,312,242)
      Proceeds from the sale of mortgage loans                                    49,785,282    115,264,685    109,080,333
      Gain on sale of mortgage loans, net                                           (796,595)    (2,505,682)    (1,768,091)
      (Gain) loss on sales of premises and equipment                                  (1,367)        (1,796)         3,417
      Other, net                                                                      15,180       (179,931)        (1,929)
                                                                               -------------   ------------   ------------
         Net cash provided by operating activities                                10,328,930     12,639,776      7,453,533
                                                                               -------------   ------------   ------------
Cash flows from investing activities:
   Net increase in loans                                                         (55,009,895)   (70,328,755)   (23,528,051)
   Purchase of available-for-sale debt securities                               (290,617,546)  (182,219,699)  (124,050,131)
   Proceeds from maturities of available-for-sale debt securities                244,729,581    111,290,416     68,043,902
   Proceeds from calls of available-for-sale debt securities                      49,996,925     55,962,300     38,827,250
   Proceeds from sales of available-for-sale debt securities                      10,304,331      9,929,230     12,406,693
   Purchase of branch, net of cash and cash equivalents acquired                          --       (814,572)            --
   Purchases of premises and equipment                                            (5,127,948)    (1,073,041)    (2,838,819)
   Proceeds from sales of premises and equipment                                      14,000         34,320         16,000
   Proceeds from sales of other real estate owned and repossessions                  625,936        754,172      1,398,910
                                                                               -------------   ------------   ------------
         Net cash used in investing activities                                   (45,084,616)   (76,465,629)   (29,724,246)
                                                                               -------------   ------------   ------------
Cash flows from financing activities:
   Net increase (decrease) in demand deposits                                      8,941,942      8,175,593     (1,162,638)
   Net increase in interest-bearing transaction accounts                          53,394,065     19,127,427      3,492,129
   Net (decrease) increase in time deposits                                         (948,496)    16,031,896      9,066,971
   Net (decrease) increase in federal funds purchased and securities sold
      under agreements to repurchase                                             (38,468,100)     5,624,224      5,714,655
   Net increase (decrease) in interest-bearing demand notes to U.S. Treasury         208,492     (2,372,525)     2,673,381
   Proceeds from Federal Home Loan Bank advances                                  17,000,000      3,000,000             --
   Proceeds from exercise of stock options                                                --         28,251         35,967
   Repayment of bank debt and Federal Home Loan Bank advances                    (19,105,146)    (3,165,123)    (1,342,598)
   Proceeds from subordinated notes                                               25,774,000             --             --
   Cash dividends paid                                                            (3,377,576)    (2,987,715)    (2,493,247)
   Purchase of common stock                                                               --         (2,503)    (1,911,811)
                                                                               -------------   ------------   ------------
         Net cash provided by financing activities                                43,419,181     43,459,525     14,072,809
                                                                               -------------   ------------   ------------
         Net increase (decrease) in cash and cash equivalents                      8,663,495    (20,366,328)    (8,197,904)
Cash and cash equivalents, beginning of year                                      57,044,915     77,411,243     85,609,147
                                                                               -------------   ------------   ------------
Cash and cash equivalents, end of year                                         $  65,708,410     57,044,915     77,411,243
                                                                               =============   ============   ============
Supplemental disclosure of cash flow information:
   Cash paid during the year for:
      Interest                                                                 $  13,241,936     13,194,620     17,400,669
      Income taxes                                                                 6,302,761      5,838,657      4,509,122
Supplemental schedule of noncash investing activities:
   Other real estate and repossessions acquired in settlement of loans               578,645        643,020        838,907

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Exchange National Bancshares, Inc. (the Company) provides a full range of banking services to individual and corporate customers through The Exchange National Bank of Jefferson City, Citizens Union State Bank and Trust of Clinton, and Osage Valley Bank of Warsaw, (the Banks) located within the communities surrounding Jefferson City, Clinton, and Warsaw, Missouri. The Banks are subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

     The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles and conform to predominant practices within the banking industry. The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions, including the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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


                                       38                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

          The Exchange National Bank of Jefferson City originates certain loans which are sold in the secondary mortgage market to the Federal Home Loan Mortgage Corporation (Freddie Mac). These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan to Freddie Mac without recourse, thereby eliminating the Company's exposure to interest rate fluctuations. At December 31, 2004 and 2003, no mortgage loans were held for sale. Mortgage loan servicing fees earned on loans sold to Freddie Mac are reported as income when the related loan payments are collected net of mortgage servicing right amortization. Operational costs to service such loans are charged to expense as incurred.

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


                                       39                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

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

          The Banks, as members of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, are required to maintain an investment in the capital stock of the Federal Home Loan Bank (FHLB) in an amount equal to 0.12% of each bank's total assets plus 4.45% of advances from the FHLB to each bank. Additionally, The Exchange National Bank of Jefferson City is required to maintain an investment in the capital stock of the Federal Reserve Bank. These investments are recorded at cost, which represents redemption value.

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

          The Company performs an annual review of intangible assets for impairment to determine whether the carrying value of underlying assets may not be recoverable. The Company measures recoverability based upon the future cash flows expected to result from the use of the underlying asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the underlying asset, the Company recognizes an impairment loss. The impairment loss recognized represents the amount by which the carrying value of the underlying asset exceeds the fair value of the underlying asset. As such adjustments become necessary; they are reflected in the results of operations in the periods in which they become known.

          The core deposit intangible established in the acquisitions of USB and the Springfield branch discussed in Note 2 is being amortized over a ten-year and seven-year period, respectively, on a straight-line method of amortization. Other intangible assets are amortized over periods up to six years.


                                       40                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

          IMPAIRMENT OF LONG-LIVED ASSETS

          SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's consolidated financial statements.

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


                                       41                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

          EARNINGS PER SHARE

          Earnings per share was computed as follows:

                                          2004         2003        2002
                                       ----------   ---------   ---------
Net income, basic and diluted          $8,304,980   9,043,914   8,093,290
Average shares outstanding              4,169,847   4,169,432   4,242,858
Effect of dilutive stock options           34,905      39,840      10,305
                                       ----------   ---------   ---------
Average shares outstanding including
   dilutive stock options               4,204,752   4,209,272   4,253,163
                                       ==========   =========   =========
Net income per share, basic            $     1.99        2.17        1.91
Net income per share, diluted                1.98        2.15        1.90

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

          The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period:


                                       42                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

                                             2004         2003        2002
                                          ----------   ---------   ---------
Net income:
   As reported                            $8,304,980   9,043,914   8,093,290
   Deduct total stock-based employee
      compensation expense determined
      under fair-value based method for
      all awards, net of tax                (136,228)    (93,673)    (61,110)

                                          ----------   ---------   ---------
   Pro forma                              $8,168,752   8,950,241   8,032,180
                                          ==========   =========   =========

Pro forma earnings per common share:
   As reported basic                      $     1.99        2.17        1.91
   Pro forma basic                              1.96        2.15        1.89

   As reported diluted                          1.98        2.15        1.90
   Pro forma diluted                            1.94        2.13        1.89

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

          RECENTLY ISSUED ACCOUNTING STANDARDS

          In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (FIN 46R) (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the entity. FIN 46R is intended to achieve more consistent application of consolidation policies to variable interest entities and thus improve comparability between enterprises engaged in similar activities even if some of those activities are conducted through variable interest entities. Including the assets, liabilities, and results of activities of variable interest entities in the consolidated financial statements of their primary beneficiaries should provide more complete information about the resources, obligations, risks, and opportunities of the consolidated enterprise. For public companies, FIN 46R is applicable to all special-purpose entities (SPEs) no later than the end of the first reporting period ending after December 15, 2003, and immediately to all entities created after January 31, 2003. The effective dates of FIN 46R vary depending on the type of reporting enterprise and the type of entity that the enterprise is involved with.


                                       43                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

          The only SPE's that the Company has in place is a limited purpose trust that issued trust preferred securities. This limited purpose trust issued preferred securities to outside investors and used the proceeds of the issuance to purchase, from the Company, an equivalent amount of junior subordinated debentures having stated maturities. The debentures are the only assets of the limited purpose trust. When the Company makes its payments of interest on the debentures, the limited purpose trust distributes cash to holders of the trust preferred securities. The trust preferred securities must be redeemed upon maturity of the debentures. Under the requirements of FIN 46R, the Company must deconsolidate the limited purpose trust. This has been reflected in the Company's consolidated financial statements.

          SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the statement was effective for instruments entered into or modified after May 31, 2003 and otherwise was effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of SFAS No 150.

          In November 2003, the Emerging Issues Tasks Force (EITF) reached a consensus on certain disclosure requirements under EITF Issue No 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The new disclosure requirements apply to investment in debt and marketable equity securities that are accounted under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and SFAS No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations. Effective for fiscal years ending after December 15, 2003, companies are required to disclose information about debt or marketable equity securities with market values below carrying values. The Company has adopted the disclosure requirements of EITF Issue No. 03-1 and they are included in Note 5 of this report.

          In March 2004, the EITF came to a consensus regarding EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Securities in scope are those subject to SFAS No. 115 and SFAS No. 124. The EITF adopted a three-step model that requires management to determine if impairment exists, decide whether it is other than temporary, and record other than temporary losses in earnings.

          In September 2004, the FASB approved issuing a Staff Position to delay the requirement to record impairment losses under EITF 03-1, but broadened the delay's scope to include additional types of securities. As proposed, the delay would have applied only to those debt securities described in paragraph 16 of EITF 03-1, the consensus that provides guidance for determining whether an investment's impairment is other than temporary and should be recognized in income. The approved delay will apply to all securities within the scope of EITF 03-1 and is expected to end when new guidance is issued and comes into effect.

          In December 2003, the Accounting Standards Executive Committee, (AcSEC) issued SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of SOP 03-3 applies to "problem" loans that have been acquired, either individually in a portfolio, in an acquisition. These loans must have evidence of credit deterioration and the purchaser must not expect to collect contractual cash flows. SOP 03-3 updates Practice Bulletin
          (PB) No. 6, Amortization of Discounts on Certain Acquired Loans, for more recently issued literature, including FASB Statements No. 114, Accounting by Creditors for Impairment of a Loan; No. 115, Accounting for Certain Investments in Debt and Equity Securities; and No. 140, Accounting for Transfers and Servicing of


                                       44                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

          Financial Assets and Extinguishments of Liabilities. Additionally, it addresses FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, which requires that discounts be recognized as an adjustment of yield over a loan's life.

          SOP 03-3 states that an institution may no longer display discounts on purchased loans within the scope of SOP 03-3 on the balance sheet and may not carry over the allowance for loan losses. For those loans within the scope of SOP 03-3, this statement clarifies that a buyer cannot carry over the seller's allowance for loan losses for the acquisition of loans with credit deterioration. Loans acquired with evidence of deterioration in credit quality since origination will need to be accounted for under a new method using an income recognition model. This prohibition also applies to purchases of problem loans not included in a purchase business combination, which would include syndicated loans purchased in the secondary market and loans acquired in portfolio sales.

          In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment. This statement addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services. The statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires instead that such transactions be accounted for using a fair-value-based method. For public entities, the cost of employee services received in exchange for an award of equity instruments, such as stock options, will be measured based on the grant-date fair value of those instruments, and that cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). This statement is effective for public entities as of the beginning of the first interim or annual reporting period that begins after June 15, 2005.

          RECLASSIFICATIONS

          Certain prior year information has been reclassified to conform with current year presentation.

(2)  ACQUISITIONS

     On June 26, 2003, the Company acquired Trustcorp Financial, Inc.'s branch of Missouri State Bank in Springfield, Missouri. Immediately upon acquisition, the branch was merged with and is operated as a branch of Citizens Union State Bank and Trust. The Company received approximately $27,615,000 in loans and $30,736,000 in deposits, as well as the real estate and tangible assets of the branch. Total cost of the transaction was approximately $4,000,000 and was financed with cash on hand. The transaction generated approximately $1,789,000 of goodwill, and $465,000 of core deposit intangibles which are being amortized on a straight-line basis over seven years. The results of operations of the acquired branch are included with the Company's from June 26, 2003 forward.

     On February 18, 2005, the Company entered into an agreement to acquire Bank 10, a wholly owned subsidiary of Drexel Bancshares, Inc. Pursuant to the agreement, the Company will purchase for cash all of the outstanding shares of Bank 10's common stock for a purchase price of approximately $32,862,000, plus (or minus) any amount by which the book value of Bank 10 as of the business day preceding the closing date is greater (or less) than $13,144,800, subject to further adjustments to eliminate any unrealized gain or loss in Bank 10's investment portfolio and to cause Bank 10's reserve for loan losses to be at least 1.1% of the amount of its outstanding loans. It is anticipated that the premium will result in core deposit intangibles of approximately $4,000,000 and goodwill of approximately $14,868,000. It is anticipated that the core deposit intangibles will be amortized over a period of 8 years. At December 31, 2004, Bank 10 had assets and deposits of $171.7 million and $140.3 million, respectively. Consummation of the agreements is subject to receipt of all requisite regulatory approval. It is anticipated that this transaction will close during the second quarter of 2005.


                                       45                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       December 31, 2004, 2003, and 2002

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

     As of December 31, 2004, the most recent notification from the regulatory authorities categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks' categories.

     The actual and required capital amounts and ratios for the Company and the Banks as of December 31, 2004 and 2003 are as follows (dollars in thousands):

                                                                2004
                                  ----------------------------------------------------------------
                                                                            TO BE WELL CAPITALIZED
                                                                           UNDER PROMPT CORRECTIVE
                                       ACTUAL       CAPITAL REQUIREMENTS       ACTION PROVISION
                                  ---------------   --------------------   -----------------------
                                   AMOUNT   RATIO      AMOUNT   RATIO           AMOUNT   RATIO
                                  -------   -----      ------   -----           ------   -----
Total capital (to risk-weighted
   assets):
   Company                        $98,465   14.58%     54,044   8.00%               --      --
   The Exchange National
      Bank of Jefferson City       49,780   12.84      31,020   8.00            38,775   10.00%
   Citizens Union State
      Bank and Trust of Clinton    24,898   10.68      18,651   8.00            23,314   10.00
   Osage Valley Bank                6,268   11.47       4,375   8.00             5,465   10.00
Tier I capital (to risk-weighted
   assets):
   Company                         90,969   13.47      27,022   4.00                --      --
   The Exchange National
      Bank of Jefferson City       45,215   11.66      15,510   4.00            23,265    6.00
   Citizens Union State
      Bank and Trust of Clinton    22,474    9.64       9,326   4.00            13,989    6.00
   Osage Valley Bank                5,761   10.54       2,186   4.00             3,279    6.00
Tier I capital (to adjusted
   average assets):
   Company                         90,969   10.39      26,279   3.00                --      --
   The Exchange National Bank
      of Jefferson City            45,215    8.98      15,106   3.00            25,177    5.00
   Citizens Union State Bank
      and Trust of Clinton         22,474    8.19       8,235   3.00            13,724    5.00
   Osage Valley Bank                5,761    6.28       2,754   3.00             4,590    5.00


                                       46                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       December 31, 2004, 2003, and 2002

                                                                 2003
                                   ----------------------------------------------------------------
                                                                             TO BE WELL CAPITALIZED
                                                                            UNDER PROMPT CORRECTIVE
                                        ACTUAL       CAPITAL REQUIREMENTS       ACTION PROVISION
                                   ---------------   --------------------   -----------------------
                                    AMOUNT   RATIO      AMOUNT   RATIO           AMOUNT   RATIO
                                   -------   -----      ------   -----           ------   -----
Total capital (to risk-weighted
   assets):
   Company                         $67,726   10.98%     49,327   8.00%               --      --
   The Exchange National
      Bank of Jefferson City        49,994   13.19      30,327   8.00            37,909   10.00%
   Citizens Union State
      Bank and Trust of Clinton     21,668   11.39      15,215   8.00            19,019   10.00
   Osage Valley Bank                 6,199   13.10       3,785   8.00             4,731   10.00
Tier I capital (to risk-weighted
   assets):
   Company                          60,310    9.78      24,663   4.00                --      --
   The Exchange National
      Bank of Jefferson City        45,245   11.94      15,164   4.00            22,745    6.00
   Citizens Union State
      Bank and Trust of Clinton     19,466   10.24       7,607   4.00            11,411    6.00
   Osage Valley Bank                 5,734   12.12       1,892   4.00             2,838    6.00
Tier I capital (to adjusted
   average assets):
   Company                          60,310    7.18      25,206   3.00                --      --
   The Exchange National Bank
      of Jefferson City             45,245    9.17      14,804   3.00            24,674    5.00
   Citizens Union State Bank
      and Trust of Clinton          19,466    7.44       7,853   3.00            13,089    5.00
   Osage Valley Bank                 5,734    6.76       2,545   3.00             4,242    5.00

     Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Banks are subject to regulations which require the maintenance of minimum capital requirements. At December 31, 2004, unappropriated retained earnings of approximately $4,525,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.

(4)  LOANS

     A summary of loans, by classification, at December 31, 2004 and 2003 is as follows:

                                                       2004           2003
                                                   ------------   -----------
Real estate                                        $349,384,388   329,782,699
Commercial                                          249,497,691   212,440,053
Installment and other consumer                       37,985,508    41,920,333
Unamortized loan origination fees and costs, net       (230,957)     (223,919)
                                                   ------------   -----------
                                                    636,636,630   583,919,166
   Less allowance for loan losses                     7,495,594     8,267,380
                                                   ------------   -----------
                                                   $629,141,036   575,651,786
                                                   ============   ===========


                                       47                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                       December 31, 2004, 2003, and 2002

     The Banks grant real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Clinton, and Warsaw, Missouri. As such, the Banks are susceptible to changes in the economic environment in these communities. The Banks do not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles.

     Following is a summary of activity in 2004 of loans made by the Banks to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.

Balance at December 31, 2003   $ 8,916,280
New loans                        9,213,105
Payments received               (3,511,266)
                               -----------
Balance at December 31, 2004   $14,618,119
                               ===========

     Changes in the allowance for loan losses for 2004, 2003, and 2002 are as follows:

                                                 2004         2003        2002
                                             -----------   ---------   ---------
Balance, beginning of year                   $ 8,267,380   7,121,114   6,673,586
Allowance for loan losses of acquired
   branch at date of acquisition                      --     212,000          --
Provision for loan losses                        942,000   1,092,000     936,000
Charge-offs                                   (1,858,989)   (484,131)   (768,340)
Recoveries of loans previously charged off       145,203     326,397     279,868
                                             -----------   ---------   ---------
Balance, end of year                         $ 7,495,594   8,267,380   7,121,114
                                             ===========   =========   =========

     A summary of nonaccrual and other impaired loans at December 31, 2004 and 2003 is as follows:

                                                  2004         2003
                                               ----------   ---------
Nonaccrual loans                               $5,489,246   2,904,218
Impaired loans continuing to accrue interest       11,620      65,659
                                               ----------   ---------
   Total impaired loans                        $5,500,866   2,969,877
                                               ==========   =========
Allowance for loan losses on impaired loans    $1,681,428     684,784
Impaired loans with no specific allowance
   for loan losses                              5,225,104   1,396,654

     The average balance of impaired loans during 2004, 2003, and 2002 was $7,263,000, $2,814,000, and $3,305,000, respectively.


                                       48                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

     A summary of interest income on nonaccrual and other impaired loans for 2004, 2003, and 2002 is as follows:

                                                           IMPAIRED
                                                            LOANS
                                          NONACCRUAL    CONTINUING TO
                                             LOANS     ACCRUE INTEREST    TOTAL
                                          ----------   ---------------   -------
2004:
   Income recognized                       $134,208          1,034       135,242
   Interest income had interest accrued     546,850          1,034       547,884
2003:
   Income recognized                         55,989          3,300        59,289
   Interest income had interest accrued     226,797          3,300       230,097
2002:
   Income recognized                         38,212         13,288        51,500
   Interest income had interest accrued     202,698         13,288       215,986

(5)  INVESTMENT IN DEBT AND EQUITY SECURITIES

     The amortized cost and fair value of debt and equity securities classified as available-for-sale at December 31, 2004 and 2003 are as follows:

                                                              2004
                                      ----------------------------------------------------
                                                        GROSS        GROSS
                                        AMORTIZED    UNREALIZED   UNREALIZED
                                          COST          GAINS       LOSSES      FAIR VALUE
                                      ------------   ----------   ----------   -----------
Securities of U.S. government
   agencies                           $128,678,648      196,542     494,627    128,380,563
Asset backed securities                  4,477,899       33,944      42,059      4,469,784
Obligations of states and political
   subdivisions                         32,409,614      968,969      57,530     33,321,053
Other debt securities                    1,763,388          932         735      1,763,585
                                      ------------    ---------     -------    -----------
      Total debt securities            167,329,549    1,200,387     594,951    167,934,985
Federal Home Loan Bank stock             3,021,325           --          --      3,021,325
Federal Reserve Bank stock                 751,200           --          --        751,200
Federal Agricultural Mortgage
   Corporation stock                        10,125           --          --         10,125
                                      ------------    ---------     -------    -----------
                                      $171,112,199    1,200,387     594,951    171,717,635
                                      ============    =========     =======    ===========


                                       49                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

                                                              2003
                                      ----------------------------------------------------
                                                        GROSS        GROSS
                                        AMORTIZED    UNREALIZED   UNREALIZED
                                          COST          GAINS       LOSSES      FAIR VALUE
                                      ------------   ----------   ----------   -----------
Securities of U.S. government
   agencies                           $141,710,271      854,887     232,962    142,332,196
Asset backed securities                 13,226,446       56,436      40,918     13,241,964
Obligations of states and political
   subdivisions                         27,904,101    1,431,565       9,070     29,326,596
Other debt securities                    1,017,747       14,029          --      1,031,776
                                      ------------    ---------     -------    -----------
      Total debt securities            183,858,565    2,356,917     282,950    185,932,532
Federal Home Loan Bank stock             2,262,425           --          --      2,262,425
Federal Reserve Bank stock                 750,750           --          --        750,750
Federal Agricultural Mortgage
   Corporation stock                        10,125           --          --         10,125
                                      ------------    ---------     -------    -----------
                                      $186,881,865    2,356,917     282,950    188,955,832
                                      ============    =========     =======    ===========

     The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2004, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                           AMORTIZED        FAIR
                                             COST          VALUE
                                         ------------   -----------
Due in one year or less                  $ 49,495,533    49,365,815
Due after one year through five years      77,776,832    77,978,095
Due after five years through ten years     30,766,412    31,262,456
Due after ten years                         4,812,873     4,858,835
                                         ------------   -----------
                                          162,851,650   163,465,201
Asset-backed securities                     4,477,899     4,469,784
                                         ------------   -----------
                                         $167,329,549   167,934,985
                                         ============   ===========

     Debt securities with carrying values aggregating approximately $114,813,000 and $157,686,000 at December 31, 2004 and 2003, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

     Proceeds of $10,304,000 and gross losses of $7,612 were recorded on the sales of debt securities in 2004. Proceeds of $9,929,000 and gross gains of $37,689 were recorded on the sales of debt securities in 2003. Proceeds of $12,407,000 and gross gains of $162,769 were recorded on the sales of debt securities in 2002.


                                       50                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

     Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004, were as follows:

                                   LESS THAN 12 MONTHS        12 MONTHS OR MORE               TOTAL
                                ------------------------   -----------------------   -----------------------
                                    FAIR      UNREALIZED       FAIR     UNREALIZED      FAIR      UNREALIZED
                                   VALUE        LOSSES        VALUE       LOSSES        VALUE       LOSSES
                                -----------   ----------   ----------   ----------   ----------   ----------
Securities of U.S. government
   agencies                     $54,246,579    (249,918)   28,888,822    (244,709)   83,135,401    (494,627)
Asset-backed securities             575,070     (10,842)    2,532,737     (31,217)    3,107,807     (42,059)
Obligations of states and
   political subdivisions         6,595,669     (52,041)      951,675      (5,489)    7,547,344     (57,530)
Corporate notes
                                    733,185        (735)           --          --       733,185        (735)
                                -----------    --------    ----------    --------    ----------    --------
                                $62,150,503    (313,536)   32,373,234    (281,415)   94,523,737    (594,951)
                                ===========    ========    ==========    ========    ==========    ========

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

     Asset-backed securities: The unrealized losses on asset-backed securities were caused by interest rate increases. The contractual cash flows of these securities are guaranteed by various government or government sponsored agencies. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

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

(6)  PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 2004 and 2003 is as follows:

                                    2004         2003
                                -----------   ----------
Land                            $ 7,521,375    5,089,646
Buildings and improvements       13,125,820   12,981,232
Furniture and equipment           9,303,780    8,569,139
Construction in progress          1,686,678        1,152
                                -----------   ----------
                                 31,637,653   26,641,169
Less accumulated depreciation    10,361,266    8,866,536
                                -----------   ----------
                                $21,276,387   17,774,633
                                ===========   ==========


                                       51                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

(7)  GOODWILL AND OTHER INTANGIBLE ASSETS

     A summary of goodwill and other intangible assets at December 31, 2004 and 2003 is as follows:

                                                                2004         2003
                                                            -----------   ----------
Excess of cost over the fair value of net assets acquired   $25,196,736   25,196,736
Core deposit intangible                                         798,132    1,013,244
                                                            -----------   ----------
                                                            $25,994,868   26,209,980
                                                            ===========   ==========

     The gross carrying amount and accumulated amortization of our Company's amortized intangible assets for the years ended December 31, 2004 and 2003 are as follows:

                                   DECEMBER 31, 2004           DECEMBER 31, 2003
                               -------------------------   ------------------------
                                  GROSS                      GROSS
                                CARRYING     ACCUMULATED    CARRYING    ACCUMULATED
                                 AMOUNT     AMORTIZATION     AMOUNT    AMORTIZATION
                               ----------   ------------   ---------   ------------
Amortized intangible assets:
   Core deposit intangible     $2,265,000    (1,466,868)   2,265,000    (1,251,756)
                               ----------    ----------    ---------    ----------
                               $2,265,000    (1,466,868)   2,265,000    (1,251,756)
                               ==========    ==========    =========    ==========

     The aggregate amortization expense of intangible assets subject to amortization for the past three years, is as follows:

                                          YEAR ENDED
                                         DECEMBER 31,
                                 ----------------------------
                                   2004       2003      2002
                                 --------   -------   -------
Aggregate amortization expense   $215,112   306,896   298,680

     The estimated amortization expense for the next five years is as follows:

For the year ended:
-------------------
        2005          $215,112
        2006           215,112
        2007           201,852
        2008            66,432
        2009            66,432


                                       52                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

     The Company's goodwill associated with the purchase of subsidiaries by reporting segments for the years ended December 31, 2004, 2003, and 2002 is summarized as follows:

        THE EXCHANGE   CITIZENS UNION
       NATIONAL BANK   STATE BANK AND      OSAGE
        OF JEFFERSON      TRUST OF      VALLEY BANK
            CITY           CLINTON       OF WARSAW       TOTAL
       -------------   --------------   -----------   ----------
2004     $4,382,098      16,701,762      4,112,876    25,196,736
2003      4,382,098      16,701,762      4,112,876    25,196,736
2002      4,382,098      14,912,760      4,112,876    23,407,734

(8)  MORTGAGE SERVICING RIGHTS

     Mortgage loans serviced for others totaled approximately $214,516,000 and $209,112,000 at December 31, 2004 and 2003, respectively. Mortgage servicing rights totaled $1,605,930 and $1,591,000 at December 31, 2004 and 2003, respectively and reflect a $-0- and $566,000 write-down to fair value during 2004 and 2003, respectively.

     Changes in the balance of servicing assets related to the loans serviced by Exchange National Bank for the years ended December 31, 2004 and 2003 are as follows:

Balance at December 31, 2002   $1,515,848
Additions                       1,113,052
Amortization                     (471,571)
Impairment charge                (566,040)
                               ----------
Balance at December 31, 2003    1,591,289
Additions                         451,850
Amortization                     (437,209)
Impairment charge                      --
                               ----------
Balance at December 31, 2004   $1,605,930
                               ==========

     The Company's mortgage servicing rights are amortized in proportion to the related estimated net servicing income on a straight line basis over the estimated lives of the related mortgages which is seven years. The estimated amortization expense for the next five years is as follows:

For the year ended:
2005                  $354,000
2006                   354,000
2007                   354,000
2008                   354,000
2009                   190,000


                                       53                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

(9)  DEPOSITS

     The scheduled maturities of time deposits are as follows (in thousands):

                   2004       2003
                 --------   -------
Due within:
   One year      $214,451   228,090
   Two years       59,037    55,836
   Three years     36,551    30,745
   Four years      16,169    11,718
   Five years      16,095    16,757
   Thereafter         324       430
                 --------   -------
                 $342,627   343,576
                 ========   =======

(10) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Information relating to securities sold under agreements to repurchase is as follows:

                                                  2004         2003         2002
                                              -----------   ----------   ----------
Average daily balance                         $57,950,027   67,597,201   66,023,628
Maximum balance at month-end                   85,162,798   72,920,590   74,686,617
Weighted average interest rate at year-end           1.73%        0.87%        1.08%
Weighted average interest rate for the year          1.15%        0.95%        1.52%

     The securities underlying the agreements to repurchase are under the control of the Banks.

     Unused agreements with unaffiliated banks to sell and repurchase securities on which The Exchange National Bank of Jefferson City may draw totaled $10,000,000 at December 31, 2004. Additionally, under agreements with unaffiliated banks, The Exchange National Bank of Jefferson City may borrow up to $40,000,000 in federal funds on an unsecured basis at December 31, 2004.

(11) SUBORDINATED NOTES

     On March 17, 2004, Exchange Statutory Trust I, a newly formed Delaware business trust and subsidiary of the Company issued 25,000 floating Trust Preferred Securities at $1,000 per share to a Trust Preferred Securities Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly. The Trust Preferred Securities are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the Trust Preferred Securities were invested in junior subordinated debentures of the Company. The net proceeds to the Company from the sale of the junior subordinated debentures, after deducting underwriting commissions and estimated offering expenses, were approximately $25,000,000. Distributions on the Trust Preferred Securities are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the Trust Preferred Securities are outstanding. The Trust Preferred Securities mature on March 17, 2034. That maturity date may be shortened to a date not earlier than March 17, 2009 if certain conditions are met. A portion of the proceeds from the offering were used to repay $11,000,000 of outstanding indebtedness with the remaining available for cash operating expenses at the holding company level.


                                       54                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

     Under accounting guidance of FASB Interpretation No. 46, revised in December 2003, Exchange Statutory Trust I is not consolidated in the Company's financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trust I as liabilities, and instead reports as liabilities the subordinated notes issued by the Company and held by Exchange Statutory Trust I. The amount of the subordinated notes as of December 31, 2004 was $25,774,000. There were no subordinated notes outstanding as of December 31, 2003. In applying this FASB Interpretation, the Company recorded the investment in the common securities issued by Exchange Statutory Trust I and a corresponding obligation of the subordinated notes, as well as interest income and interest expense on this investment and obligation.

(12) OTHER BORROWED MONEY

     Other borrowed money at December 31, 2004 and 2003 is summarized as follows:

                                                                    2004         2003
                                                                -----------   ----------
The Company:
   Notes payable, 3-month LIBOR plus 150 basis points, due
      January 2004, interest only until maturity                $        --   10,450,568

   US Bank, $20,000,000 line of credit, 3-month
      LIBOR plus 150 basis points, due January 2004, interest
      only until maturity  (2.62% at December 31, 2003)                  --    7,500,000

The Exchange National Bank of Jefferson City:
   Federal Home Loan Bank advances, weighted average
      rate of 4.19% and 5.60% at December 31, 2004 and
      2003, respectively, due at various dates through 2010      30,000,000   15,000,000

Citizens Union State Bank and Trust of Clinton:
   Federal Home Loan Bank advances, weighted average
      rate of 5.40% and 5.37% at December 31, 2004 and
      2003, respectively, due at various dates through 2008       3,100,000    3,400,000

Osage Valley Bank of Warsaw:
   Federal Home Loan Bank advances, weighted average
      rate of 3.70% and 3.84% at December 31, 2004 and
      2003, respectively, due at various dates through 2013       6,424,747    5,279,325
                                                                -----------   ----------
                                                                $39,524,747   41,629,893
                                                                ===========   ==========

     In conjunction with the acquisition of USB, the Company issued notes payable totaling $11,700,568 to the former stockholders of USB. The notes payable are secured by all issued and outstanding shares of common stock of Citizens Union State Bank and Trust of Clinton. These notes were paid in full in January 2004.

     The US Bank line of credit was renewed in January 2005 and is now due December 2005. There was no outstanding balance on the line of credit at December 31, 2004.

     The advances from the Federal Home Loan Bank are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank stock, as well as mortgage loans equal to 120% of the outstanding advance balance, to secure amounts borrowed at The Exchange National Bank of Jefferson City and Osage Valley Bank, and 135% at Citizens Union State Bank and Trust of Clinton. The Exchange National Bank has $5,000,000 and $10,000,000 of


                                       55                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

     FHLB advances callable on March 3, 2005 and February 27, 2005, respectively. Citizens Union State Bank has $3,000,000 callable on January 23, 2005.

     Based upon the collateral pledged to the Federal Home Loan Bank at December 31, 2004, the Banks' had combined credit lines of $98,053,000 of which $58,528,000 was available for additional borrowings.

     The scheduled principal reduction of other borrowed money at December 31, 2004 was as follows:

2005                  $24,092,360
2006                   10,254,643
2007                      240,594
2008                      741,013
2009                           --
2010 and thereafter     4,196,137
                      -----------
                      $39,524,747
                      ===========

     At December 31, 2003, $6,000,000 of the amount included in other borrowed money was owed to members of the Company's board of directors as a result of the acquisition of Union State Bancshares. Interest expense paid on this related-party borrowed money totaled $169,303 for the year ended December 31, 2003. There was no interest expense paid during 2004 as this amount was paid in full on January 1, 2004.

(13) RESERVE REQUIREMENTS AND COMPENSATING BALANCES

     The Federal Reserve Bank required the Banks to maintain cash or balances of $5,394,000 and $3,954,000 at December 31, 2004 and 2003, respectively, to satisfy reserve requirements.

     Average compensating balances held at correspondent banks were $2,023,000 and $2,817,000 at December 31, 2004 and 2003, respectively. The Banks maintain such compensating balances with correspondent banks to offset charges for services rendered by those banks.


                                       56                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

(14) INCOME TAXES

     The composition of income tax expense (benefit) for 2004, 2003, and 2002 is as follows:

                                    2004         2003        2002
                                 ----------   ---------   ---------
Current:
   Federal                       $3,449,464   4,717,263   3,333,043
   State                            109,688      58,960      54,309
                                 ----------   ---------   ---------
      Total current               3,559,152   4,776,223   3,387,352

Deferred                            247,404    (620,358)     (7,972)
                                 ----------   ---------   ---------
      Total income tax expense   $3,806,556   4,155,865   3,379,380
                                 ==========   =========   =========

     Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

                                          2004         2003        2002
                                       ----------   ---------   ---------
Tax at statutory Federal income tax
   rate                                $4,139,038   4,519,923   3,915,435
Tax-exempt income                        (450,431)   (457,039)   (517,703)
State income tax, net of Federal tax
   benefit                                 71,297      38,324      35,844
Other, net                                 46,652      54,657     (54,196)
                                       ----------   ---------   ---------
                                       $3,806,556   4,155,865   3,379,380
                                       ==========   =========   =========


                                       57                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

     The components of deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are as follows:

                                                          2004         2003
                                                       ----------   ---------
Deferred tax assets:
   Allowance for loan losses                           $2,623,458   2,893,583
   Nonaccrual loan interest                               301,298     229,091
   Purchase accounting adjustments to securities and
      other investments                                        --     100,557
   Deferred compensation                                   79,716      96,918
   Other                                                  205,509     185,500
                                                       ----------   ---------
      Total deferred tax assets                         3,209,981   3,505,649
                                                       ----------   ---------
Deferred tax liabilities:
   Available-for-sale securities                          211,902     725,889
   Premises and equipment                                 947,850     982,794
   Core deposit intangible                                132,871     197,310
   Prepaid pension expense                                 33,867      64,128
   Mortgage servicing rights                              138,689     104,140
   FHLB stock dividend                                     95,653      95,653
   Intangible assets                                      129,395      92,598
   Other                                                   51,607      41,573
                                                       ----------   ---------
      Total deferred tax liabilities                    1,741,834   2,304,085
                                                       ----------   ---------
      Net deferred tax asset                           $1,468,147   1,201,564
                                                       ==========   =========

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2004 and, therefore, has not established a valuation reserve.

     At December 31, 2004, the accumulation of prior years' earnings representing tax bad debt deductions of Exchange National Bank were $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, Exchange National Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.


                                       58                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

(15) PENSION AND RETIREMENT PLANS

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

     The measurement date used to determine pension benefit measures for the pension plan is November 1.

     Pension expense (benefit) for the plan for 2004, 2003, and 2002 is as follows:

                                     2004       2003       2002
                                  ---------   --------   --------
Service cost--benefits earned
   during the year                $ 292,059    257,103    206,921
Interest costs on projected
   benefit obligations              242,384    231,253    223,184
Expected return on plan assets     (374,586)  (373,976)  (371,413)
Net amortization and deferral       (35,512)   (35,512)   (35,512)
Recognized net gains                 (6,695)   (29,916)   (49,341)
                                  ---------   --------   --------
      Pension expense (benefit)   $ 117,650     48,952    (26,161)
                                  =========   ========   ========

     A summary of the activity in the plan's benefit obligation, assets, funded status, and amounts recognized in the Company's consolidated balance sheets at December 31, 2004, 2003, and 2002 are as follows:

                              2004         2003        2002
                           ----------   ---------   ---------
Benefit obligation:
   Balance, January 1      $4,526,595   4,052,111   3,681,619
   Service cost               292,059     257,103     206,921
   Interest cost              242,384     231,253     223,184
   Actuarial (gain) loss      (36,053)    217,913     161,741
   Benefits paid             (239,239)   (231,785)   (221,354)
                           ----------   ---------   ---------
   Balance, December 31    $4,785,746   4,526,595   4,052,111
                           ==========   =========   =========


                                       59                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

                                       2004         2003        2002
                                    ----------   ---------   ---------
Plan assets:
   Fair value, January 1            $5,079,194   4,482,116   5,224,801
   Actual return                       445,019     828,863    (521,331)
   Benefits paid                      (239,239)   (231,785)   (221,354)
                                    ----------   ---------   ---------
   Fair value, December 31          $5,284,974   5,079,194   4,482,116
                                    ==========   =========   =========
Funded status:
   Excess of plan assets over
      benefit obligation            $  499,228     552,599     430,005
   Unrecognized net gains             (393,654)   (329,375)   (157,829)
                                    ----------   ---------   ---------
      Prepaid pension expense
         included in other assets   $  105,574     223,224     272,176
                                    ==========   =========   =========

     Weighted average rates utilized to determine benefit obligation for the plan years ended December 31, 2004, 2003, and 2002 are as follows:

                                        2004    2003    2002
                                       -----   -----   -----
Discount rate                          5.250%  5.500%  5.875%
Annual rate of compensation increase   6.000%  6.000%  6.000%

     Weighted average rates utilized to determine net cost for plan years ended December 31, 2004, 2003, and 2002 are as follows:

                                                2004    2003    2002
                                               -----   -----   -----
Discount rate for the service cost             5.500%  5.875%  6.250%
Annual rate of assumed compensation increase   6.000%  6.000%  6.000%
Expected long-term rate of return
   on plan assets                              7.000%  7.000%  7.000%

     The weighted-average asset allocation of the Company's pension benefits at December 31, 2004, 2003, and 2002 were as follows:

                          PENSION PLAN ASSETS
                            AT DECEMBER 31
                       ------------------------
                        2004     2003     2002
                       ------   ------   ------
Asset category:
   Equity securities    81.35%   75.62%   69.64%
   Debt securities      17.16%   19.82%   28.35%
   Other                 1.49%    4.56%    2.01%
                       ------   ------   ------
      Total            100.00%  100.00%  100.00%
                       ======   ======   ======


                                       60                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

     The Company's investment goals are to invest the assets in a manner that they benefit both the current beneficiaries and the future beneficiaries on the pension plan, while minimizing the risk to the overall portfolio. The Company addresses these issues by diversifying the assets through investments in domestic and international fixed income securities and domestic and international equity securities. These assets are readily marketable and can be sold to fund benefit payment obligations as they become payable.

     The Company does not expect to make a contribution to its pension plan in 2005.

     The benefits expected to be paid in each year 2005 - 2009 are $240,000, $240,000, $240,000, $230,000, and $210,000, respectively. The aggregate benefits to be paid in the five years from 2010 - 2014 are $1,060,000. The expected benefits are based on the same assumptions used to measure the Company's benefit obligations at November 1 and include future employee service.

     In addition to the pension plan described above, the Company provides a profit-sharing plan which covers all full-time employees. Prior to 2004, The Exchange National Bank was the only participant in the plan. Beginning with 2004, Citizens Union State Bank and Trust of Clinton and Osage Valley Bank of Warsaw discontinued their individual profit-sharing plans and became participants in the consolidated profit-sharing plan. The Company makes annual contributions in an amount equal to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for Federal income tax purposes. Contributions to the profit-sharing plan for 2004, 2003, and 2002 were $787,274, $590,135, and $530,430, respectively.

     Prior to joining the Company's consolidated profit-sharing plan in 2004, Citizens Union State Bank and Trust of Clinton had a profit-sharing plan which covered all full-time employees. Eligible employees could defer up to 8% of his or her salary each year. Citizens Union State Bank and Trust of Clinton matched 1/3 of each employee's deferral. In addition, a discretionary contribution could be made each year by Citizens Union State Bank and Trust of Clinton. Contributions to the profit-sharing plan for 2003 and 2002 were $126,365, and $139,140, respectively.


                                       61                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

     Prior to joining the Company's consolidated profit-sharing plan in 2004, Osage Valley Bank of Warsaw had a profit-sharing plan and a 401k employer match plan covering all full-time employees. Osage Valley Bank of Warsaw made a contribution to the profit-sharing plan using a graduated contribution scale that was based on the bank's return on assets. Under the 401k plan, Osage Valley Bank of Warsaw matched 1/2 of each employee's first 6% of salary deferral. Contributions to the profit sharing and 401k plans for 2003 and 2002 were $43,715, and $32,650, respectively.

(16) STOCK OPTION PLANS

     On December 4, 2000, the Incentive Stock Option Committee of the board of directors (the Committee) approved the Company's stock plan, which provides for the grant of options to purchase up to 450,000 shares of the Company's common stock to officers and other key employees of the Company and its subsidiaries. Terms and conditions (including price, exercise date, and number of shares) are determined by the committee. All options were granted at fair value and vest over periods ranging from four years to five years, except for 4,821 options issued in 2002 that vested immediately.

     The following table summarizes the Company's stock option activity:

                                                                  WEIGHTED AVERAGE
                                       NUMBER OF SHARES            EXERCISE PRICE
                                         DECEMBER 31                 DECEMBER 31
                                 ---------------------------   ----------------------
                                   2004     2003      2002      2004     2003    2002
                                 -------   ------   --------   ------   -----   -----
Outstanding, beginning of year    98,891   76,654    52,392    $20.27   17.53   16.33
Granted                           26,500   30,493    44,141     35.25   26.57   18.67
Exercised                             --   (1,513)  (19,879)       --   18.67   16.90
Canceled                              --   (6,743)       --        --   17.91      --
                                 -------   ------   -------    ------   -----   -----
Outstanding, end of year         125,391   98,891    76,654    $23.44   20.27   17.53
                                 =======   ======   =======    ======   =====   =====
Exercisable, end of year          57,970   34,658    17,566    $18.10   16.89   16.33

     The weighted average remaining contractual life of options outstanding at December 31, 2004 was approximately seven years.


                                       62                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

     The Company applies APB Opinion No. 25 in accounting for the stock options and, accordingly, no compensation cost has been recognized in the consolidated financial statements. The weighted average grant-date fair values of stock options granted during the following years and the weighted average significant assumptions used to determine those fair values, using the Black-Scholes option-pricing model, are as follows:

                                            2004   2003
                                           -----   ----
Options issued during:
   Grant date fair value per share         $9.73   6.47
Significant assumptions:
   Risk-free interest rate at grant date    4.05%  3.82%
   Expected annual rate of
      quarterly dividends                   2.30   2.30
   Expected stock price volatility            23     20
   Expected life to exercise (years)          10     10


                                       63                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

(17) SEGMENT INFORMATION

     Through the respective branch network, the Banks provide similar products and services in two defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, and installment and other consumer. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City and Clinton, Missouri. The products and services are offered to customers primarily within their respective geographic areas. The business segments results, which follow, are consistent with the Company's internal reporting system, which is consistent, in all material respects, with accounting principles generally accepted in the United States of America and practices prevalent in the banking industry.

                                                                    2004
                                   -----------------------------------------------------------------------
                                                      CITIZENS
                                    THE EXCHANGE       UNION
                                      NATIONAL       STATE BANK   OSAGE VALLEY
                                      BANK OF        AND TRUST        BANK        CORPORATE
                                   JEFFERSON CITY    OF CLINTON     OF WARSAW     AND OTHER       TOTAL
                                   --------------   -----------   ------------   -----------   -----------
Balance sheet information:
   Loans, net of allowance
      for loan losses               $366,749,286    213,808,231    48,583,519             --   629,141,036
   Debt and equity securities         99,466,264     36,449,804    35,027,567        774,000   171,717,635
   Goodwill                            4,382,098     16,701,762     4,112,876             --    25,196,736
   Intangible assets                          --        798,132            --             --       798,132
   Total assets                      513,839,636    311,756,271    97,507,515        770,848   923,874,270
   Deposits                          406,897,725    256,351,275    81,077,272    (17,676,796)  726,649,476
   Stockholders' equity               49,643,120     39,954,448     9,654,137     (7,480,922)   91,770,783
Statement of income information:
   Total interest income            $ 23,333,071     13,411,203     4,352,837         (6,515)   41,090,596
   Total interest expense              7,406,286      3,514,735     1,667,972        797,918    13,386,911
                                    ------------    -----------    ----------    -----------   -----------
      Net interest income             15,926,785      9,896,468     2,684,865       (804,433)   27,703,685
   Provision for loan losses             600,000        300,000        42,000             --       942,000
   Noninterest income                  3,848,193      1,585,141       386,263        (87,040)    5,732,557
   Noninterest expense                11,111,109      7,027,428     1,744,620        499,549    20,382,706
   Income taxes                        2,609,100      1,326,168       357,788       (486,500)    3,806,556
                                    ------------    -----------    ----------    -----------   -----------
      Net income (loss)             $  5,454,769      2,828,013       926,720       (904,522)    8,304,980
                                    ============    ===========    ==========    ===========   ===========
Capital expenditures                $  1,213,520      3,455,979       458,449             --     5,127,948


                                       64                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

                                                                   2003
                                   ----------------------------------------------------------------------
                                                      CITIZENS
                                    THE EXCHANGE       UNION
                                      NATIONAL       STATE BANK   OSAGE VALLEY
                                      BANK OF        AND TRUST        BANK        CORPORATE
                                   JEFFERSON CITY    OF CLINTON     OF WARSAW     AND OTHER      TOTAL
                                   --------------   -----------   ------------   ----------   -----------
Balance sheet information:
   Loans, net of allowance
      for loan losses               $356,157,080    174,415,896    45,078,810            --   575,651,786
   Debt and equity securities        110,422,665     45,520,374    33,012,793            --   188,955,832
   Goodwill                            4,382,098     16,701,762     4,112,876            --    25,196,736
   Intangible assets                          --      1,013,244            --            --     1,013,244
   Total assets                      502,800,863    281,534,651    91,417,739      (157,261)  875,595,992
   Deposits                          370,806,600    228,706,626    74,414,622    (8,665,883)  665,261,965
   Stockholders' equity               50,025,363     37,444,782     9,911,423    (9,598,824)   87,782,744
Statement of income information:
   Total interest income            $ 22,626,953     12,061,252     4,233,909            --    38,922,114
   Total interest expense              6,911,788      3,710,899     1,681,014       494,640    12,798,341
                                    ------------    -----------    ----------    ----------   -----------
      Net interest income             15,715,165      8,350,353     2,552,895      (494,640)   26,123,773
   Provision for loan losses             750,000        300,000        42,000            --     1,092,000
   Noninterest income                  5,091,980      1,336,216       361,831       (86,014)    6,704,013
   Noninterest expense                10,860,654      5,705,513     1,595,778       374,062    18,536,007
   Income taxes                        2,998,600      1,131,416       360,049      (334,200)    4,155,865
                                    ------------    -----------    ----------    ----------   -----------
      Net income (loss)             $  6,197,891      2,549,640       916,899      (620,516)    9,043,914
                                    ============    ===========    ==========    ==========   ===========
Capital expenditures                $    280,160        241,423       551,458            --     1,073,041


                                       65                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

                                                                   2002
                                   -----------------------------------------------------------------------
                                                      CITIZENS
                                    THE EXCHANGE       UNION
                                      NATIONAL       STATE BANK   OSAGE VALLEY
                                      BANK OF        AND TRUST        BANK        CORPORATE
                                   JEFFERSON CITY    OF CLINTON     OF WARSAW     AND OTHER       TOTAL
                                   --------------   -----------   ------------   -----------   -----------
Balance sheet information:
   Loans, net of allowance
      for loan losses               $316,680,812    123,679,641    39,082,737             --   479,443,190
   Debt and equity securities        102,210,874     55,259,879    29,253,609             --   186,724,362
   Goodwill                            4,382,098     14,912,760     4,112,876             --    23,407,734
   Intangible assets                          --        730,140            --        125,000       855,140
   Total assets                      472,806,720    240,869,039    81,209,370       (467,217)  794,417,912
   Deposits                          344,375,565    187,796,880    66,553,127     (7,534,920)  591,190,652
   Stockholders' equity               48,956,217     35,513,162     9,979,001    (11,621,260)   82,827,120
Statement of income information:
   Total interest income            $ 24,036,274     11,930,480     4,496,543             --    40,463,297
   Total interest expense              8,874,830      4,621,153     1,864,053        965,664    16,325,700
                                    ------------    -----------    ----------    -----------   -----------
      Net interest income             15,161,444      7,309,327     2,632,490       (965,664)   24,137,597
   Provision for loan losses             600,000        300,000        36,000             --       936,000
   Noninterest income                  4,450,701      1,346,864       305,105             --     6,102,670
   Noninterest expense                10,547,678      5,278,672     1,527,788        477,459    17,831,597
   Income taxes                        2,614,600        884,673       372,207       (492,100)    3,379,380
                                    ------------    -----------    ----------    -----------   -----------
      Net income (loss)             $  5,849,867      2,192,846     1,001,600       (951,023)    8,093,290
                                    ============    ===========    ==========    ===========   ===========
Capital expenditures                $  2,059,837        464,187       314,795             --     2,838,819


                                       66                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

(18) CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

     The condensed balance sheets as of December 31, 2004 and 2003 and the related condensed statements of income and cash flows for the years ended December 31, 2004, 2003, and 2002 of the Company are as follows:

                            CONDENSED BALANCE SHEETS

                                                    2004           2003
                                                ------------   -----------
                    ASSETS

Cash and due from banks                         $ 17,517,127     8,445,003
Investment securities                                774,000            --
Investment in subsidiaries                        99,796,737    97,926,600
Other assets                                         265,449       186,000
                                                ------------   -----------
   Total assets                                 $118,353,313   106,557,603
                                                ============   ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                   $         --    10,450,568
Subordinated notes                                25,774,000            --
Other borrowed money                                      --     7,500,000
Dividends payable                                    750,572       750,573
Other liabilities                                     57,958        73,718
Stockholders' equity                              91,770,783    87,782,744
                                                ------------   -----------
   Total liabilities and stockholders' equity   $118,353,313   106,557,603
                                                ============   ===========


                                       67                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

                         CONDENSED STATEMENTS OF INCOME

                                                2004         2003        2002
                                             ----------   ---------   ---------
Revenue:
   Dividends received from subsidiaries      $6,400,000   6,660,477   7,500,000
   Interest on bank time deposits               142,179          --          --
   Other                                            308         499          --
                                             ----------   ---------   ---------
      Total revenue                           6,542,487   6,660,976   7,500,000
                                             ----------   ---------   ---------
Expenses:
   Interest on bank debt                         60,288     208,305     231,863
   Interest on notes payable                         --     286,335     733,801
   Interest on subordinated notes               886,324          --          --
   Amortization of intangible assets                 --     125,000     150,000
   Other                                        586,897     335,575     327,459
                                             ----------   ---------   ---------
      Total expenses                          1,533,509     955,215   1,443,123
                                             ----------   ---------   ---------
      Income before income tax benefit and
         equity in undistributed income
         of subsidiaries                      5,008,978   5,705,761   6,056,877
Income tax benefit                              486,500     334,200     492,100
Equity in undistributed income
   of subsidiaries                            2,809,502   3,003,953   1,544,313
                                             ----------   ---------   ---------
      Net income                             $8,304,980   9,043,914   8,093,290
                                             ==========   =========   =========


                                       68                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                           2004          2003         2002
                                                       ------------   ----------   ----------
Cash flows from operating activities:
   Net income                                          $  8,304,980    9,043,914    8,093,290
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Equity in undistributed
            income of subsidiaries                       (2,809,502)  (3,003,953)  (1,544,313)
         Other, net                                         (95,210)     (93,580)     505,758
                                                       ------------   ----------   ----------
               Net cash provided by
                  operating activities                    5,400,268    5,946,381    7,054,735
                                                       ------------   ----------   ----------
Cash flows from investing activities:
   Consulting/noncompete payments                                --           --     (150,000)
                                                       ------------   ----------   ----------
               Net cash used in investing activities             --           --     (150,000)
                                                       ------------   ----------   ----------
Cash flows from financing activities:
   Purchase of available for sale securities               (774,000)          --           --
   Proceeds from subordinated note                       25,774,000           --           --
   Repayment of bank debt                               (17,950,568)  (1,000,000)    (500,000)
   Cash dividends paid                                   (3,377,576)  (2,987,715)  (2,510,323)
   Proceeds from exercise of stock options                       --       28,251       35,967
   Purchases of common stock                                     --       (2,503)  (1,911,811)
                                                       ------------   ----------   ----------
               Net cash provided by (used in)
                  financing activities                    3,671,856   (3,961,967)  (4,886,167)
                                                       ------------   ----------   ----------
               Net increase in cash                       9,072,124    1,984,414    2,018,568

Cash at beginning of year                                 8,445,003    6,460,589    4,442,021
                                                       ------------   ----------   ----------
Cash at end of year                                    $ 17,517,127    8,445,003    6,460,589
                                                       ============   ==========   ==========

(19) DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

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


                                       69                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

     The Company's extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2004, no amounts have been accrued for any estimated losses for these financial instruments.

     The contractual amount of off-balance-sheet financial instruments as of December 31, 2004 and 2003 is as follows:

                                   2004          2003
                               ------------   ----------
Commitments to extend credit   $122,166,519   94,518,824
Standby letters of credit         3,080,429    2,774,353

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 2004, approximately $90,186,000 represents fixed-rate loan commitments. Of the total commitments to extend credit at December 31, 2003, approximately $61,950,000 represents fixed-rate loan commitments. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, furniture and equipment, and real estate.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company's customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers. The approximate remaining term of standby letters of credit range from one month to ten years at December 31, 2004.


                                       70                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

     A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2004 and 2003 is as follows:

                                                  2004                         2003
                                       --------------------------   -------------------------
                                         CARRYING         FAIR        CARRYING        FAIR
                                          AMOUNT         VALUE         AMOUNT        VALUE
                                       ------------   -----------   -----------   -----------
Assets:
   Loans                               $629,141,036   635,556,000   575,651,786   583,482,000
   Investment in debt and
      equity securities                 171,717,635   171,717,635   188,955,832   188,955,832
   Federal fund sold and
      securities purchased under
      agreements to resell               41,603,952    41,603,952    29,227,798    29,227,798
   Cash and due from banks               24,104,458    24,104,458    27,817,117    27,817,117
   Accrued interest receivable            5,289,083     5,289,083     5,107,980     5,107,980
                                       ------------   -----------   -----------   -----------
                                       $871,856,164   878,271,128   826,760,513   834,590,727
                                       ============   ===========   ===========   ===========
Liabilities:
   Deposits:
      Demand                           $ 98,156,124    98,156,124    89,214,182    89,214,182
      NOW                               117,822,197   117,822,197   110,879,585   110,879,585
      Savings                            50,918,443    50,918,443    55,334,554    55,334,554
      Money market                      117,125,302   117,125,302    66,257,738    66,257,738
      Time                              342,627,410   344,160,000   343,575,906   345,212,000
      Federal funds purchased and
         securities sold under
         agreements to repurchase        34,515,323    34,515,323    72,983,423    72,983,423
      Interest-bearing demand
         notes to U.S. Treasury             897,470       897,470       688,978       688,978
      Subordinated notes                 25,774,000    25,774,000            --            --
      Other borrowed money               39,524,747    39,241,000    41,629,893    41,984,000
      Accrued interest payable            1,795,267     1,795,267     1,650,292     1,650,292
                                       ------------   -----------   -----------   -----------
                                       $829,156,283   830,405,126   782,214,551   784,204,752
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

                        December 31, 2004, 2003, and 2002

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

          SUBORDINATED NOTES

          For subordinated notes, the carrying value is a reasonable estimate of fair value, as such instruments reprice in a short time period.

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

                        December 31, 2004, 2003, and 2002

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

(20) LITIGATION

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


                                       73                            (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2004, 2003, and 2002

(21) QUARTERLY FINANCIAL INFORMATION

     (unaudited)
     (In thousands, except per share data)

                                 FIRST     SECOND    THIRD     FOURTH
                                QUARTER   QUARTER   QUARTER   QUARTER   YEAR-TO-DATE
                                -------   -------   -------   -------   ------------
                                                        2004
Interest income                  $9,762    9,984     10,404    10,941      41,091
Interest expense                  2,954    3,181      3,459     3,793      13,387
                                 ------    -----     ------    ------      ------
      Net interest income        $6,808    6,803      6,945     7,148      27,704
                                 ======    =====     ======    ======      ======
Provision for loan losses        $  236      210        160       336         942
Noninterest income                1,447    1,551      1,371     1,364       5,733
Noninterest expense               4,672    4,991      5,177     5,543      20,383
Income taxes                      1,053    1,024        923       807       3,807
Net income                        2,294    2,129      2,056     1,826       8,305
Net income per share:
   Basic earnings per share        0.55     0.51       0.49      0.44        1.99
   Diluted earnings per share      0.54     0.51       0.49      0.43        1.98

                                                        2003

Interest income                  $9,431    9,552      9,997     9,942      38,922
Interest expense                  3,282    3,253      3,172     3,091      12,798
                                 ------    -----     ------    ------      ------
      Net interest income        $6,149    6,299      6,825     6,851      26,124
                                 ======    =====     ======    ======      ======
Provision for loan losses        $  236      235        311       310       1,092
Noninterest income                1,972    1,465      1,902     1,365       6,704
Noninterest expense               4,500    4,584      4,590     4,862      18,536
Income taxes                      1,030      902      1,282       942       4,156
Net income                        2,355    2,043      2,544     2,102       9,044
Net income per share:
   Basic earnings per share        0.57     0.49       0.61      0.50        2.17
   Diluted earnings per share      0.56     0.49       0.60      0.50        2.15

     MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS

     Since June 19, 2000 our Company's common stock has been traded on Nasdaq's national market under the stock symbol of "EXJF." The following table sets forth the range of high and low bid prices of our Company's common stock by quarter for each quarter in 2004 and 2003 in which the stock was traded. The prices have been restated to give effect to the three-for-two stock dividend distributed July 15, 2003.

     2004         HIGH    LOW
     ----        -----   -----
Fourth Quarter   31.53   27.83
Third Quarter    30.98   28.00
Second Quarter   34.56   28.01
First Quarter    37.00   30.47

     2003         HIGH    LOW
     ----        -----   -----
Fourth Quarter   37.50   33.18
Third Quarter    42.75   34.25
Second Quarter   40.33   31.13
First Quarter    31.53   21.93

     As of March 1, 2005, our Company had issued 4,298,353 shares of common stock, of which 4,169,847 shares were outstanding. The outstanding shares were held of record by approximately 1,750 persons. The common stock is the only class of equity security which our Company has outstanding.

     The following table sets forth information on dividends paid by our Company in 2004 and 2003. The information has been restated to give effect to the three-for-two stock dividend distributed July 15, 2003.

                 DIVIDENDS
  MONTH PAID     PER SHARE
  ----------     ---------
January, 2004      $0.18
April, 2004         0.18
July, 2004          0.18
October, 2004       0.18
December, 2004      0.09
                   -----
Total for 2004     $0.81
                   =====

January, 2003      $0.13
April, 2003         0.13
July, 2003          0.18
October, 2003       0.18
December, 2003      0.09
                   -----
Total for 2003     $0.71
                   =====

     Our Board of Directors intends that our Company will continue to pay quarterly dividends at least at the current rate. In addition, our Board of Directors intends, to the extent appropriate, that our Company will continue to pay an additional special dividend. The actual amount of quarterly dividends and the payment, as well as amount, of any special dividend ultimately will depend upon the payment of sufficient dividends by our subsidiary Banks to our Company. The payment by our Banks of dividends to our Company will depend upon such factors as our Banks' financial condition, results of operations and current and anticipated cash needs, including capital requirements. As discussed in Note 3 to our Company's consolidated financial statements, the Banks may pay up to $4,525,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Banks.

                 DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

Name                              Position with Our Company        Position with Subsidiary Banks        Principal Occupation
----                           --------------------------------   -------------------------------   ------------------------------
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

David T. Turner                President and Director-Class III   Chairman, President, Chief        Position with Exchange and
                                                                  Executive Officer and Director    Exchange National Bank
                                                                  of Exchange National Bank,
                                                                  Director of Citizens Union
                                                                  State Bank

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

Gus S. Wetzel, II              Director-Class II                  Director of Citizens Union        Physician
                                                                  State Bank

Richard G. Rose                Treasurer                          Senior Vice President and         Position with Exchange and
                                                                  Controller of Exchange National   Exchange National Bank
                                                                  Bank

Kathleen L. Bruegenhemke       Senior Vice President and                                            Position with Exchange
                               Secretary

                           ANNUAL REPORT ON FORM 10-K

A copy of our Company's Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2005 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Secretary, Exchange National Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company's reasonable expenses in furnishing such exhibits.