Form 10-K, Exhibit 13
period 2005-12-31
EXCHANGE NATIONAL BANCSHARES INC
filed 2006-03-16
CIK 893847

                                                                      Exhibit 13

                                      2005

                                  ANNUAL REPORT

                                       TO

                                  SHAREHOLDERS

                       EXCHANGE NATIONAL BANCSHARES, INC.

                            JEFFERSON CITY, MISSOURI

                       EXCHANGE NATIONAL BANCSHARES, INC.

                            Jefferson City, Missouri

                                 March 16, 2006

Dear Shareholders:

     As of the most recent public data, Exchange National Bancshares is the 12th largest multi-bank company in the State of Missouri with 25 branch locations throughout central and west central Missouri. We are pleased with your Company's growth, yet your management team realizes that growth alone does not ensure profitability. As such, internal credit monitoring practices were enhanced in 2005 by appointing a chief credit officer responsible for identifying loan quality concerns in their earliest stages.

     Exchange National Bancshares' business strategy is premised on the objectives of providing solid earnings, steady asset growth and consistent dividends to investors. Results in 2005 met or exceeded in all respects each of our business plan objectives.

          -    Earnings increased $1,610,000 or 19.4% over 2004.

          -    Assets grew $202,596,000 or 21.9% over 2004.

          -    Dividend rate on a per share basis was consistent with 2004.

     On May 2, 2005, your Company completed the purchase of Bank 10 of Belton, Missouri and that purchase enhanced our already strong balance sheet position by providing $157 million in additional earning assets. Due to a higher volume of earning assets as well as an increased yield on those same assets, your Company's net interest margin increased from 3.43% for 2004 to 3.50% for 2005. On a per share basis, diluted earnings increased 19.2% from $1.98 per share in 2004 to $2.36 per share for 2005.

     Shareholders received dividends totaling $0.81 per share in 2005 and 2004. Although the 2005 payout ratio was unchanged from the prior year, higher quarterly dividends are replacing the year-end special dividend beginning with the January 1, 2006 regular dividend. The special dividend was originally intended to reflect the Company's strong performance over the course of a given year. Because the special payment has been made for 19 consecutive years, the Board of Directors incorporated the special dividend into the regular quarterly dividend rate beginning January 1, 2006.

     Regarding 2005 financial highlights, total assets increased 21.9% to $1,126,470,000 due in large part to the purchase of Bank 10 of Belton, Missouri. For 2005, return on average equity was 10.47% and the return on average assets was 0.91% compared to 9.16% and 0.93%, respectively for 2004.

     Capitalization expressed in terms of tier one capital to adjusted average total assets (leverage ratio) was 7.88% at year-end 2005 compared to 10.39% at December 31, 2004. Total capital to risk-weighted assets ratio was 12.70% at December 31, 2005 compared to 14.58% at December 31, 2004. The increased leverage position results from the Bank 10 acquisition. Both ratios continue to exceed the Federal Reserve's definition of "well capitalized".

     Thank you for your investment and we appreciate the opportunity to serve you. Your management team expects 2006 to be a favorable year for Exchange National Bancshares, Inc.

                                        Sincerely,


                                        /s/ James E. Smith
                                        ----------------------------------------
                                        JAMES E. SMITH
                                        Chairman & Chief Executive Officer

                       EXCHANGE NATIONAL BANCSHARES, INC.
                             DESCRIPTION OF BUSINESS

     Exchange National Bancshares, Inc. is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Exchange was incorporated under the laws of the State of Missouri on October 23, 1992, and on April 7, 1993 it acquired all of the issued and outstanding capital stock of The Exchange National Bank of Jefferson City, a national banking association, pursuant to a corporate reorganization involving an exchange of shares. On November 3, 1997, our Company acquired Union State Bancshares, Inc., and Union's wholly-owned subsidiary, Citizens Union State Bank. Following the May 4, 2000 acquisition of Calhoun Bancshares, Inc. by Union State Bank, Calhoun Bancshares' wholly-owned subsidiary, Citizens State Bank of Calhoun, merged into Union State Bank. The surviving bank in this merger is called Citizens Union State Bank & Trust. On January 3, 2000, our Company acquired Mid Central Bancorp, Inc., and Mid Central's wholly-owned subsidiary, Osage Valley Bank. On October 25, 1999, Exchange established ENB Holdings, Inc. as a wholly-owned subsidiary for the sole purpose of effecting the June 16, 2000 merger with CNS Bancorp, Inc. and its subsidiary, City National Savings Bank, FSB. City National subsequently was merged into Exchange National Bank. ENB Holdings owns 27.4% of Exchange National Bank with the balance owned by Exchange. On October 17, 2001, Exchange and Union each received approval from the Federal Reserve to become a financial holding company. On May 2, 2005 our Company acquired 100 percent of the outstanding common shares of Bank 10 from Drexel Bancshares, Inc. of Belton, Missouri. In addition to ownership of its subsidiaries, Exchange could seek expansion through acquisition and may engage in those activities (such as investments in banks or operations closely related to banking) in which it is permitted to engage under applicable law. It is not currently anticipated that Exchange will engage in any business other than that directly related to its ownership of its banking subsidiaries or other financial institutions. Except as otherwise provided herein, references herein to "Exchange" or our "Company" include Exchange and its consolidated subsidiaries.

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

     Citizens Union State Bank was founded in 1932 as a Missouri bank known as Union State Bank of Clinton. Citizens Union State Bank converted from a Missouri bank to a Missouri trust company on August 16, 1989, changing its name to Union State Bank and Trust of Clinton. Citizens Union State Bank has ten banking offices, including its principal office at 102 North Second Street in Clinton, Missouri, four Clinton branch facilities, and a branch facility in each of the Missouri communities of Springfield, Branson, Collins, Lee's Summit, Osceola and Windsor.

     Osage Valley Bank was founded in 1891 as a Missouri state bank. Osage Valley Bank has two banking offices, including its principal office at 200 Main Street in Warsaw, Missouri and a branch facility at 1891 Commercial in Warsaw, Missouri.

     Bank 10 was founded in 1910 as a Missouri state bank. Bank 10 has six banking offices, including its principal office at 8127 East 171st Street in Belton, Missouri with two branch facilities in the Missouri communities of Independence, Missouri, and a branch facility in each of the Missouri communities of Drexel, Harrisonville and Raymore.

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

     The deposit accounts of our Banks are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided by law. Exchange National Bank is a member of the Federal Reserve System, and its operations are supervised and regulated by the Office of the Comptroller of the Currency (the "OCC"), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the FDIC. The operations of Citizens

Union State Bank, Osage Valley Bank and Bank 10 are supervised and regulated by the FDIC and the Missouri Division of Finance. A periodic examination of Exchange National Bank is conducted by representatives of the OCC, and periodic examinations of Citizens Union State Bank, Osage Valley Bank and Bank 10 are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of shareholders. Exchange, Union, Mid Central Bancorp and ENB Holdings are subject to supervision by the Federal Reserve Board.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2005. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.

(DOLLARS EXPRESSED IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------------
                                        2005         2004        2003        2002        2001
                                     ----------   ---------   ---------   ---------   ---------
INCOME STATEMENT DATA
Interest income                      $   57,340      41,091      38,922      40,463      49,289
Interest expense                         23,673      13,387      12,798      16,326      25,389
                                     ----------   ---------   ---------   ---------   ---------
   Net interest income                   33,667      27,704      26,124      24,137      23,900
Provision for loan losses                 1,322         942       1,092         936       1,154
                                     ----------   ---------   ---------   ---------   ---------
   Net interest income
   after provision for loan losses       32,345      26,762      25,032      23,201      22,746
                                     ----------   ---------   ---------   ---------   ---------
Security gains (losses), net                (25)         (8)         38         163          98
Other noninterest income                  7,290       5,741       6,666       5,940       5,299
                                     ----------   ---------   ---------   ---------   ---------
   Total noninterest income               7,265       5,733       6,704       6,103       5,397
Noninterest expense                      25,368      20,383      18,536      17,832      17,400
                                     ----------   ---------   ---------   ---------   ---------
Income before income taxes               14,242      12,112      13,200      11,472      10,743
Income taxes                              4,327       3,807       4,156       3,379       3,641
                                     ----------   ---------   ---------   ---------   ---------
Net income                           $    9,915       8,305       9,044       8,093       7,102
                                     ==========   =========   =========   =========   =========
DIVIDENDS
Declared on common stock             $    3,503       3,378       3,183       2,510       2,425
Paid on common stock                      3,378       3,378       2,988       2,493       2,425
Ratio of total dividends
   declared to net income                 35.33%      40.67       35.19       31.01       34.15
PER SHARE DATA
Basic earnings per common share      $     2.38        1.99        2.17        1.91        1.66
Diluted earnings per common share          2.36        1.98        2.15        1.90        1.66
Basic weighted average shares of
   common stock outstanding           4,169,847   4,169,847   4,169,432   4,242,858   4,287,378
Diluted weighted average shares of
   common stock outstanding           4,198,859   4,204,752   4,209,272   4,253,163   4,288,408

                                                    YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------
                                         2005        2004      2003      2002      2001
                                      ----------   -------   -------   -------   -------
BALANCE SHEET DATA
   (AT PERIOD END)
Investment securities                 $  179,692   171,718   188,956   186,724   181,649
Loans                                    813,535   636,637   583,919   486,564   464,364
Total assets                           1,126,470   923,874   875,596   794,418   775,825
Total deposits                           881,455   726,649   665,262   591,191   579,794
Securities sold under agreements to
   repurchase and other short term
   borrowed funds                         38,094    35,413    73,672    70,421    62,033
Subordinated notes                        49,486    25,774        --        --        --
Other borrowed money                      52,180    39,525    41,630    41,795    43,138
Total stockholders' equity                96,733    91,771    87,783    82,827    78,353

EARNINGS RATIOS
Return on average total assets              0.91%     0.93      1.09      1.04      0.96
Return on average stockholders'
   equity                                  10.47      9.16     10.45      9.89      9.21

ASSET QUALITY RATIOS
Allowance for loan losses to loans          1.12      1.18      1.42      1.46      1.44
Nonperforming loans to loans (1)            1.11      0.96      0.52      0.62      0.86
Allowance for loan losses
   to nonperforming loans (1)             100.39    123.05    274.29    236.66    166.98
Nonperforming assets to loans
   and foreclosed assets (2)                1.30      0.97      0.54      0.67      1.03
Net loan charge-offs to
   average loans                            0.15      0.29      0.03      0.10      0.31

CAPITAL RATIOS
Average stockholders' equity to
   average total assets                     8.73%    10.11     10.39     10.51     10.37
Total risk-based capital ratio             12.70     14.58     10.98     12.10     11.83
Tier 1 risk-based capital ratio             9.83     13.47      9.78     10.88     10.58
Leverage ratio                              7.88     10.39      7.18      7.36      7.05

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

- competitive pressures among financial services companies may increase significantly,

- costs or difficulties related to the integration of the business of Exchange and its acquisition targets may be greater than expected,

-    changes in the interest rate environment may reduce interest margins,

- general economic conditions, either nationally or in Missouri, may be less favorable than expected,

- legislative or regulatory changes may adversely affect the business in which Exchange and its subsidiaries are engaged, and

-    changes may occur in the securities markets.

We have described under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

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

     BUSINESS STRATEGY: In 1865, The Exchange National Bank of Jefferson City opened for business serving the loan and deposit needs of citizens living in Missouri's State Capitol of Jefferson City. Leveraging off of its strong equity position, Exchange National Bank's Board of Directors established Exchange National Bancshares, Inc., a multi-bank holding company on October 23, 1992. On April 7, 1993, Exchange National Bancshares, Inc. acquired The Exchange National Bank of Jefferson City. On November 3, 1997, our Company acquired Union State Bancshares, Inc. and its wholly-owned subsidiary, Union State Bank and Trust of Clinton, Missouri. Following the May 4, 2000 acquisition of Calhoun Bancshares, Inc. by Union State Bank., Calhoun Bancshares' wholly-owned subsidiary, Citizens State Bank of Calhoun, merged into Union State Bank. The surviving bank in this merger is called Citizens Union State Bank & Trust. On January 3, 2000, our Company acquired Mid Central Bancorp, Inc., and Mid Central's wholly-owned subsidiary, Osage Valley Bank of Warsaw, Missouri. On June 16, 2000, our Company acquired CNS Bancorp, Inc. and its subsidiary, City National Savings Bank, FSB, Jefferson City, Missouri. City National subsequently was merged into Exchange National Bank. On June 26, 2003 our Company purchased the Springfield, Missouri branch of Missouri State Bank. Following the purchase, this branch was merged into Citizens Union State Bank and Trust. On May 2, 2005 our Company purchased Bank 10 of Belton, Missouri.

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

     REVENUE SOURCE: Through the respective branch network, Exchange National Bank, Citizens Union State Bank, Osage Valley Bank and Bank 10 provide similar products and services in four defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, installment, and other consumer loans. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated primarily from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City, Clinton, Warsaw, and Lee's Summit, Missouri. The products and services are offered to customers primarily within their respective geographical areas. The business segment results which follow are consistent with our Company's internal reporting system which is consistent, in all material respects, with generally accepted accounting principles and practices prevalent in the banking industry.

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

     Our Company's consolidated net income increased $1,610,000 or 19.4% to $9,915,278 for 2005 compared to $8,304,980 for 2004 and followed a $739,000 or
8.2% decrease for 2004 compared to 2003. Basic earnings per common share decreased from $2.17 for 2003 to $1.99 for 2004 and increased to $2.38 for 2005. Diluted earnings per common share decreased from $2.15 for 2003 to $1.98 for 2004 and increased to $2.36 for 2005. Return on average total assets decreased from 1.09% for 2003 to 0.93% for 2004 and to 0.91% for 2005. Return on average total stockholders' equity decreased from 10.45% for 2003 to 9.16% for 2004 and increased to 10.47% for 2005.

     Average loans outstanding increased $142,019,000 or 23.6% to $743,382,000 for 2005 compared to $601,363,000 for 2004 and followed a $61,451,000 or 11.4%
increase for 2004 compared to 2003. Approximately $89,844,000 of the increase in loans reflects loans of Bank 10. Excluding loans acquired in the acquisition of Bank 10, average commercial loans outstanding increased $3,635,000 or 2.6% for 2005 compared to 2004 and followed a $22,450,000 or 19.3% increase for 2004 compared to 2003. Average real estate loans outstanding increased $50,730,000 or 11.9% for 2005 compared to 2004 and followed a $44,327,000 or 11.6% increase for 2004 compared to 2003. Average consumer loans outstanding decreased $2,190,000 or 5.8% for 2005 compared to 2004 and followed a $5,326,000 or 12.4% decrease for 2004 compared to 2003.

     The primary reason for the increases in average loans outstanding in 2005 and 2004 is due to continued strong loan demand in our Company's trade areas especially in commercial real estate development lending as well as expanded our branch network. Excluding construction real estate loans acquired in the acquisition of Bank 10, average real estate construction loans increased approximately $33,573,000 from 2004 to 2005. Non-construction related residential real estate loans remained relatively stable from 2004 to 2005. It should be noted that consumer loans decreased on average in 2005, 2004 and 2003. These decreases reflect the low rates that existed in the consumer auto market that was fueled by manufacturers' low or zero rate financing programs. Our Company chose to not aggressively pursue consumer auto loans during the periods presented and as such this portion of the loan portfolio declined in balance.

     Average investment securities and federal funds sold increased $17,342,000 or 7.8% to $240,955,000 for 2005 compared to $223,613,000 for 2004 and followed a $426,000 or 0.19% decrease for 2004 compared to 2003. Excluding approximately $22,373,000 of average investment securities and federal funds sold resulting from the acquisition of Bank 10, average investment securities and federal funds sold decreased $5,031,000 or 2.3% in 2005. The decreases reflect the use of investment liquidity to fund our Company's growth in the loan portfolio.

     Average demand deposits increased $25,775,000 or 28.0% to $117,840,000 for 2005 compared to $92,065,000 for 2004 and followed a $11,925,000 or 14.9%
increase for 2004 compared to 2003. Approximately $17,179,000 of the increase for 2005 is due to the acquisition of Bank 10, while the 2004 increase reflects the opening of branches in two new locations.

     Average total time deposits increased $132,619,000 or 22.4% to $724,515,000 for 2005 compared to $591,896,000 for 2004 and followed a $43,893,000 or 8.0%
increase for 2004 compared to 2003. Approximately $84,463,000 of the increase in average time deposits for 2005 is attributed to the acquisition of Bank 10. Other than the increase attributed to the acquisition, average time deposits increased approximately $41,768,000 or 11.0%. This is attributed to a 47.0% or $41,674,000 increase in money markets from 2004 to 2005 due to special money market promotions and the opening of two new branches. Approximately $6,388,000 of the remaining increase in average time deposits for 2005 represents brokered time deposits. These brokered time deposits represent certificates of deposit issued in denominations of less than $100,000 for various terms up to two years in length.

     Average federal funds purchased and securities sold under agreements to repurchase decreased $13,028,000 or 22.0% to $46,265,000 for 2005 compared to $59,293,000 for 2004 and followed a $9,566,000 or 13.9% decrease for 2004 compared to 2003. Approximately $815,000 of the average balance is attributed to the Bank 10 acquisition. The remaining variances reflected competition for institutional funds awarded based upon competitive bids.

     Average interest-bearing demand notes to U.S. Treasury increased $17,000 or 2.5% to $696,000 for 2005 compared to $679,000 for 2004 and followed a $123,000 or 15.3% decrease for 2004 compared to 2003. Balances in this account are governed by the U.S. Treasury's funding requirements.

     Average subordinated notes increased $24,262,000 or 119.2% to $44,614,000 for 2005 compared to $20,352,000 for 2004. Our Company had no subordinated notes in 2003. Our Company issued $23,712,000 and $25,774,000 of subordinated notes in March 2005 and 2004 respectively. In 2005 the proceeds were used to provide part of the funding for the acquisition of Bank 10. In 2004 $11,000,000 of the proceeds were used to pay existing debt with the balance retained for general corporate purposes.

     Average other borrowed money increased $12,928,000 or 36.4% to $48,430,000 for 2005 compared to $35,502,000 for 2004 and followed a $5,940,000 or 14.3%
decrease for 2004 compared to 2003. Approximately $8,986,000 of the increase in average borrowed money for 2005 is attributed to the acquisition of Bank 10. The balances of the 2005 increase reflects additional borrowings to fund loan growth. The 2004 decrease reflects the repayment of debt.

     Average stockholders' equity increased $4,038,000 or 4.5% to $94,663,000 for 2005 compared to $90,625,000 for 2004 and followed a $4,090,000 or 4.7%
increase for 2004 compared to 2003. The increases represent net income retained in excess of dividends declared plus adjustments for unrealized gains or losses on debt and equity securities, net of taxes.

The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.

(DOLLARS EXPRESSED IN THOUSANDS)

                                               YEAR ENDED DECEMBER 31,
                                            ----------------------------
                                              2005       2004      2003
                                            --------   -------   -------
Interest income                             $ 57,340    41,091    38,922
Fully taxable equivalent (FTE) adjustment        882       663       679
                                            --------   -------   -------
Interest income (FTE basis)                   58,222    41,754    39,601
Interest expense                              23,673    13,387    12,798
                                            --------   -------   -------
Net interest income (FTE basis)               34,549    28,367    26,803
Provision for loan losses                      1,322       942     1,092
                                            --------   -------   -------
Net interest income after provision
   for loan losses (FTE basis)                33,227    27,425    25,711
Noninterest income                             7,265     5,733     6,704
Noninterest expense                           25,368    20,383    18,536
                                            --------   -------   -------
Income before income taxes
   (FTE basis)                                15,124    12,775    13,879

Income taxes                                   4,327     3,807     4,156
FTE adjustment                                   882       663       679
                                            --------   -------   -------
Income taxes (FTE basis)                       5,209     4,470     4,835
                                            --------   -------   -------
Net income                                  $  9,915     8,305     9,044
                                            ========   =======   =======
Average total earning assets                $985,848   827,710   767,928
                                            ========   =======   =======

Net interest margin                             3.50%     3.43%     3.49%
                                            ========   =======   =======

     Our Company's primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest bearing liabilities. Net interest income on a fully taxable equivalent basis increased $6,182,000 or 21.8% to $34,549,000 for 2005 compared to $28,367,000 for 2004, and followed a $1,564,000 or 5.8% increase for 2004 compared to 2003. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased from 3.49% for 2003 to 3.43% for 2004, and increased to 3.50% for 2005. The increase in net interest margin in 2005 reflects increases in interest rates during 2005. The decrease in net interest margin from 2003 to 2004 reflects a continual decline in interest rates during those periods.

     The provision for loan losses increased $380,000 or 40.3% to $1,322,000 for 2005 compared to $942,000 for 2004 and followed a $150,000 or 13.7% decrease for 2004 compared to 2003. The 2005 provision reflects the amount management determined was appropriate to maintain the allowance for loan losses at a level that was adequate to cover probable losses in the loan portfolio. The increase in the provision in 2005 was primarily due to increased reserve allocations associated with impaired loans. The allowance for loan losses totaled $9,085,000 or 1.12% of loans outstanding at December 31, 2005 compared to $7,495,000 or 1.18% of loans outstanding at December 31, 2004 and $8,267,000 or 1.42% of loans outstanding at December 31, 2003. The allowance for loan losses expressed as a percentage of nonperforming loans was 100.39% at December 31, 2005, 123.07% at

December 31, 2004, and 274.29% at December 31, 2003. Further discussion of managements methodology related to the allowance for loan losses may be found in the Lending and Credit Management section of this report.

CRITICAL ACCOUNTING POLICIES

     The following accounting policies are considered most critical to the understanding of our Company's financial condition and results of operations. These critical accounting policies require management's most difficult, subjective and complex judgments about matters that are inherently uncertain. Because these estimates and judgments are based on current circumstances, they may change over time or prove to be inaccurate based on actual experiences. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of a materially different financial condition and/or results of operations could reasonably be expected. The impact and any associated risks related to our critical accounting policies on our business operations is discussed throughout "Management's Discussion and Analysis of Financial Condition and Results of Operations," where such polices affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 of our consolidated financial statements.

ALLOWANCE FOR LOAN LOSSES

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

INCOME TAXES

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

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually. Intangible assets with estimable useful lives are also amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

     The Company performs an annual review of intangible assets for impairment to determine whether the carrying value of underlying assets may not be recoverable. The Company measures recoverability based upon the future cash flows expected to result from the use of the underlying asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the underlying asset, the Company recognizes an impairment loss. The impairment loss recognized represents the amount by which the carrying value of the underlying asset exceeds the fair value of the underlying asset. As such adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 2005 AND 2004

     Our Company's net income increased by $1,610,000 or 19.4% to $9,915,000 for the year ended December 31, 2005 compared to $8,305,000 for 2004. Net interest income on a fully taxable equivalent basis increased to $34,549,000 or 3.50% of average earning assets for 2005 compared to $28,367,000 or 3.43% of average earning assets for 2004. The provision for loan losses for 2005 was $1,322,000 compared to $942,000 for 2004. Net loans charged off for 2005 were $1,151,000 compared to $1,714,000 for 2004. Approximately $875,000 of the 2005 charge-offs is represented by two credits. One is an automobile dealership and one represents the loss on a foreclosure of a single family residence.

     Noninterest income and noninterest expense for the years ended December 31, 2005 and 2004 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                               YEAR ENDED
                                               DECEMBER 31,     INCREASE (DECREASE)
                                             ----------------   -------------------
                                               2005     2004      AMOUNT      %
                                             -------   ------     ------   ------
NONINTEREST INCOME
Service charges on deposit accounts          $ 4,245    3,041      1,204     39.6%
Trust department income                          810      694        116     16.7
Mortgage loan servicing fees, net                427      431         (4)     0.9
Gain on sales of mortgage loans                  676      797       (121)   (15.2)
Loss on sales and calls of debt securities       (25)      (8)       (17)   212.5
Other                                          1,132      778        354     45.5
                                             -------   ------      -----   ------
                                             $ 7,265    5,733      1,532     26.7%
                                             =======   ======      =====   ======
NONINTEREST EXPENSE
Salaries and employee benefits               $13,920   11,227      2,693     24.0%
Occupancy expense, net                         1,600    1,143        457     40.0
Furniture and equipment expense                2,150    2,014        136      6.8
Legal, examination, and professional fees      1,420    1,108        312     28.2
Advertising and promotion                        819      575        244     42.4
Postage, printing, and supplies                  976      825        151     18.3
Processing expense                               751      401        350     87.3
Amortization of intangible assets                807      215        592    275.3
Other                                          2,925    2,875         50      1.7
                                             -------   ------      -----   ------
                                             $25,368   20,383      4,985     24.5%
                                             =======   ======      =====   ======

     Noninterest income increased $1,532,000 or 26.7% to $7,265,000 for 2005 compared to $5,733,000 for 2004. $1,188,000 of the increase in noninterest income is attributed to the acquisition of Bank 10. Excluding noninterest income associated with the acquisition, service charge income increased $120,000 or 3.9%. Trust department income increased $116,000 or 16.7% due primarily to the collection of more transactional based distribution fees during 2005 compared to 2004. Gain on sales of mortgage loans decreased $121,000 or 15.2% due to a decrease in volume of loans originated and sold to the secondary market from approximately $48,989,000 in 2004 to approximately $38,768,000 in 2005. Mortgage rates were relatively stable during 2005 and 2004. As a result, there were fewer loans refinanced during 2005 and 2004 resulting in the decreased volume of loans sold.

     Noninterest expense increased $4,985,000 or 24.5% to $25,368,000 for 2005 compared to $20,383,000 for 2004. Approximately $4,333,000 of the increase in noninterest expense is attributed to the acquisition of Bank 10. Excluding costs associated with the acquisition, salaries and benefits increased $528,000 or 4.7%, occupancy expense increased $130,000 or 11.4%, advertising and promotion increased $103,000 or 17.9%, legal, examination, and professional fees increased $119,000 or 10.7%, processing expense increased $144,000 or 35.9% and other noninterest expense decreased $276,000 or 9.6%. The increase in salaries and benefits reflects normal salary increases, additional hires and higher health insurance premiums. The increase in occupancy expense primarily reflects additional costs associated with two new branch facilities. The increase in advertising and promotion expense reflects additional advertising and promotion in new market areas. The increase in legal, examination, and professional fees reflects additional costs incurred with the acquisition, higher audit costs associated with Sarbanes-Oxley compliance, internal audit and benefit consulting, and legal fees associated with various lawsuits the Company is involved in related to various problem credits. The increase in processing expense is related to costs associated with switching to a new ATM network. The decrease in other noninterest expense reflects an IRS settlement of $318,000 paid in 2004 related to income that had been deferred for tax purposes but not book.

     Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 30.4% for 2005 compared to 31.4% for 2004. The reduction in the effective tax rate is due to an increase in tax-exempt income as a percentage of total income in the current year.

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

     Noninterest income and noninterest expense for the years ended December 31, 2004 and 2003 were as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                               YEAR ENDED
                                              DECEMBER 31,     INCREASE (DECREASE)
                                            ----------------   -------------------
                                              2004     2003     AMOUNT       %
                                            -------   ------   -------    ------
NONINTEREST INCOME
Service charges on deposit accounts         $ 3,041    2,752       289      10.5%
Trust department income                         694      793       (99)    (12.5)
Mortgage loan servicing fees, net               431     (125)      556     444.8
Gain on sales of mortgage loans                 797    2,506    (1,709)    (68.2)
(Loss) gain on sales and
   calls of debt securities                      (8)      38       (46)   (121.1)
Other                                           778      740        38       5.1
                                            -------   ------    ------    ------
                                            $ 5,733    6,704      (971)    (14.5)%
                                            =======   ======    ======    ======
NONINTEREST EXPENSE
Salaries and employee benefits              $11,227   10,088     1,139      11.3%
Occupancy expense, net                        1,143    1,074        69       6.4
Furniture and equipment expense               2,014    2,087       (73)     (3.5)
Legal, examination, and professional fees     1,108      745       363      48.7
Advertising and promotion                       575      560        15       2.7
Postage, printing, and supplies                 825      847       (22)     (2.6)
Processing expense                              401      307        94      30.6
Amortization of intangible assets               215      307       (92)    (30.0)
Other                                         2,875    2,521       354      14.0
                                            -------   ------    ------    ------
                                            $20,383   18,536     1,847      10.0%
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

NET INTEREST INCOME

     Fully taxable equivalent net interest income increased $6,182,000 or 21.8% to $34,549,000 for 2005 compared to $28,367,000 for 2004, and followed a
$1,564,000 or 5.8% increase from 2004 compared to 2003. The increase in net interest income in 2005 and was the result of increases in both earning assets and the net interest margin. The increase in net interest income in 2004 was the result of increased earning assets.

     The following table presents average balance sheets, net interest income, average yields of earning assets, and average costs of interest bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 2005.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                            YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------------------
                                                    2005                                2004
                                     ----------------------------------   -------------------------------
                                                   INTEREST       RATE                INTEREST      RATE
                                       AVERAGE      INCOME/     EARNED/    AVERAGE     INCOME/    EARNED/
                                       BALANCE    EXPENSE(1)    PAID(1)    BALANCE   EXPENSE(1)   PAID(1)
                                     ----------   ----------   --------   --------   ----------   -------
ASSETS
Loans: (2) (4)                       $  743,382    $49,437       6.65%    $601,363     $35,338     5.88%
Investment in debt and equity
   securities: (3) U.S. Treasury
   and U.S. Government agencies         156,553      4,963       3.17      161,449       3,921     2.43
      State and municipal                45,442      2,505       5.51       31,359       1,893     6.04
      Other                               6,765        259       3.83        5,125         165     3.22
Federal funds sold                       32,195      1,019       3.17       25,680         403     1.57
Interest bearing deposits
   in other financial institutions        1,511         39       2.58        2,734          34     1.24
                                     ----------    -------                --------     -------
   Total interest earning assets        985,848     58,222       5.91      827,710      41,754     5.04
All other assets                        106,528                             76,930
Allowance for loan losses                (8,630)                            (8,596)
                                     ----------                           --------
   Total assets                      $1,083,746                           $896,044
                                     ==========                           ========

                                         YEAR ENDED DECEMBER 31,
                                     -------------------------------
                                                   2003
                                     -------------------------------
                                                 INTEREST      RATE
                                      AVERAGE     INCOME/    EARNED/
                                      BALANCE   EXPENSE(1)   PAID(1)
                                     --------   ----------   -------
ASSETS
Loans: (2) (4)                       $539,912     $32,679       6.05%
Investment in debt and equity
   securities: (3) U.S. Treasury
   and U.S. Government agencies       151,806       4,284       2.82
      State and municipal              31,375       2,062       6.57
      Other                             4,653         170       3.65
Federal funds sold                     36,205         365       1.01
Interest bearing deposits
   in other financial institutions      3,977          41       1.03
                                     --------     -------
   Total interest earning assets      767,928      39,601       5.16
All other assets                       72,962
Allowance for loan losses              (7,717)
                                     --------
   Total assets                      $833,173
                                     ========

Continued on next page

                                                                      YEAR ENDED DECEMBER 31,
                               -----------------------------------------------------------------------------------------------------
                                              2005                               2004                              2003
                               ---------------------------------   -------------------------------   -------------------------------
                                             INTEREST      RATE                INTEREST      RATE                INTEREST      RATE
                                 AVERAGE      INCOME/    EARNED/    AVERAGE     INCOME/    EARNED/    AVERAGE     INCOME/    EARNED/
                                 BALANCE    EXPENSE(1)   PAID(1)    BALANCE   EXPENSE(1)   PAID(1)    BALANCE   EXPENSE(1)   PAID(1)
                               ----------   ----------   -------   --------   ----------   -------   --------   ----------   -------
LIABILITIES AND
   STOCKHOLDERS' EQUITY
NOW accounts                   $  125,303    $  1,666     1.33%    $115,277     $   794     0.69%    $100,959     $   672     0.67%
Savings                            55,826         319     0.57       55,743         319     0.57       53,630         371     0.69
Money market                      145,004       3,618     2.50       88,352       1,265     1.43       64,999         582     0.90
Time deposits of $100,000
   and over                       105,661       3,330     3.15       84,983       1,929     2.27       77,631       1,859     2.39
Other time deposits               292,721       8,741     2.99      247,541       5,931     2.40      250,784       6,881     2.74
                               ----------    --------              --------     -------              --------     -------
   Total time deposits            724,515      17,674     2.44      591,896      10,238     1.73      548,003      10,365     1.89
Federal funds purchased
   and securities sold under
   agreements to repurchase        46,265       1,256     2.71       59,293         689     1.16       68,859         664     0.96
Interest - bearing demand
   notes to U.S. Treasury             696          20     2.87          679           7     1.03          802           7     0.87
Subordinated notes                 44,614       2,747     6.16       20,352         886     4.35           --          --       --
Other borrowed money               48,430       1,976     4.08       35,502       1,567     4.41       41,442       1,762     4.25
                               ----------    --------              --------     -------              --------     -------
   Total interest -
      bearing liabilities         864,520      23,673     2.74      707,722      13,387     1.89      659,106      12,798     1.94
Demand deposits                   117,840                            92,065                            80,140
Other liabilities                   6,723                             5,632                             7,392
                               ----------                          --------                          --------
   Total liabilities              989,083                           805,419                           746,638
Stockholders' equity               94,663                            90,625                            86,535
                               ----------                          --------                          --------
   Total liabilities and
      stockholders' equity     $1,083,746                          $896,044                          $833,173
                               ==========                          ========                          ========
Net interest income                          $ 34,549                           $28,367                           $26,803
                                             ========                           =======                           =======
Net interest margin                                       3.50%                             3.43%                             3.49%
                                                          ====                              ====                              ====

(1) Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $882,000, $663,000 and $679,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

(2)  Nonaccruing loans are included in the average amounts outstanding.

(3)  Average balances based on amortized cost.

(4)  Fees on loans are included in interest income.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                                      YEAR ENDED                 YEAR ENDED
                                   DECEMBER 31, 2005          DECEMBER 31, 2004
                                      COMPARED TO                COMPARED TO
                                   DECEMBER 31, 2004          DECEMBER 31, 2003
                               ------------------------   ------------------------
                                          CHANGE DUE TO             CHANGE DUE TO
                                TOTAL    --------------    TOTAL   ---------------
                                CHANGE   VOLUME    RATE   CHANGE   VOLUME    RATE
                               -------   ------   -----   ------   ------   ------
INTEREST INCOME ON A FULLY
   TAXABLE EQUIVALENT BASIS:
Loans: (1) (3)                 $14,099    9,055   5,044   $2,659    3,635     (976)
Investment in debt and
   equity securities:
   U.S. Treasury and U.S.
   Government agencies           1,042     (122)  1,164     (363)     260     (623)
   State and municipal(2)          612      788    (176)    (169)      (1)    (168)
   Other                            94       59      35       (5)      16      (21)
Federal funds sold                 616      123     493       38     (126)     164
Interest bearing deposits
   in other financial
   Institutions                      5      (20)     25       (7)     (15)       8
                               -------    -----   -----   ------    -----   ------
Total interest Income           16,468    9,883   6,585    2,153    3,769   (1,616)

Continued on next page

                                 YEAR ENDED                 YEAR ENDED
                              DECEMBER 31, 2005          DECEMBER 31, 2004
                                 COMPARED TO                COMPARED TO
                              DECEMBER 31, 2004          DECEMBER 31, 2003
                          ------------------------   ------------------------
                                     CHANGE DUE TO             CHANGE DUE TO
                           TOTAL    --------------    TOTAL   ---------------
                           CHANGE   VOLUME    RATE   CHANGE   VOLUME    RATE
                          -------   ------   -----   ------   ------   ------
INTEREST EXPENSE:
NOW accounts                  872       74     798      122      97        25
Savings                        --       --      --      (52)     14       (66)
Money market                2,353    1,090   1,263      683     256       427
Time deposits of
   $100,000 and over        1,401      539     862       70     170      (100)
Other time
   Deposits                 2,810    1,197   1,613     (950)    (88)     (862)
Federal funds purchased
   and securities sold
   under agreements
   to repurchase              567     (179)    746       25    (100)      125
Interest-bearing
   demand notes to
   U.S. Treasury               13       --      13       --      (1)        1
Subordinated notes          1,861    1,381     480      886     886        --
Other borrowed money          409      535    (126)    (195)   (261)       66
                          -------    -----   -----   ------   -----    ------
Total interest
   Expense                 10,286    4,637   5,649      589     973      (384)
                          -------    -----   -----   ------   -----    ------
NET INTEREST INCOME
   ON A FULLY TAXABLE
   EQUIVALENT BASIS       $ 6,182    5,246     936   $1,564   2,796    (1,232)
                          =======    =====   =====   ======   =====    ======

(1)  Nonaccruing loans are included in the average amounts outstanding.

(2) Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $882,000, $663,000 and $379,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

(3)  Fees on loans are included in interest income.

LENDING AND CREDIT MANAGEMENT

     Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 71.4% of total assets as of December 31, 2005. Total loans increased steadily from December 31, 2003 through December 31, 2005 due to stable local economies and reasonable interest rates as well as an expanded branch network and the acquisition of Bank 10.

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

(DOLLARS EXPRESSED IN THOUSANDS)

                                                           DECEMBER 31,
                       -----------------------------------------------------------------------------------
                             2005             2004             2003             2002             2001
                       ---------------  ---------------  ---------------  ---------------  ---------------
                        AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT     %
                       --------  -----  --------  -----  --------  -----  --------  -----  --------  -----
Commercial, financial
   and agricultural    $154,868   19.0% $141,151   22.2% $130,931   22.4% $ 97,917   20.1% $ 92,505   19.9%
Real estate --
   Construction         139,316   17.1    65,075   10.2    46,672    8.0    41,437    8.5    25,820    5.6
Real estate --
   Mortgage             480,531   59.1   392,656   61.7   364,620   62.4   300,252   61.7   299,054   64.4
Installment loans
   to individuals        38,820    4.8    37,755    5.9    41,696    7.1    46,958    9.7    46,985   10.1
                       --------         --------         --------         --------         --------
   Total loans         $813,535  100.0% $636,637  100.0% $583,919  100.0% $486,564  100.0% $464,364  100.0%
                       ========         ========         ========         ========         ========

     $12,062,000 of the increase in Commercial, Financial and Agricultural loans between December 31, 2004 and December 31, 2005 reflects the loans of Bank 10. $48,895,000 of the increase in Real Estate Construction loans and $75,168,000 of the increase in Real Estate Mortgage loans reflects loans of Bank 10.

     Loans at December 31, 2005 mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                           OVER ONE YEAR
                                            THROUGH FIVE
                                               YEARS            OVER FIVE YEARS
                                        -------------------   ------------------
                             ONE YEAR     FIXED    FLOATING    FIXED    FLOATING
                              OR LESS     RATE       RATE       RATE      RATE       TOTAL
                             --------   --------   --------   -------   --------   --------
Commercial, financial,
   and agricultural          $ 77,474   $ 27,335   $ 41,968   $ 5,530    $ 2,561   $154,868
Real estate - construction    137,281      1,754         --        50        231    139,316
Real estate - mortgage        138,848    194,885     76,141    26,938     43,719    480,531
Installment loans to
   individuals                 17,369     20,832        293       289         37     38,820
                             --------   --------   --------   -------    -------   --------
   Total loans               $370,972   $244,806   $118,402   $32,807    $46,548   $813,535
                             ========   ========   ========   =======    =======   ========

     Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 2005 our Company was servicing approximately $220,000,000 of loans sold to the secondary market.

     Mortgage loans retained in our Company's portfolio generally include provisions for rate adjustments at one to three year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.

     The provision for loan losses is based on management's evaluation of the loan portfolio in light of national and local economic conditions, changes in the composition and volume of the loan portfolio, changes in the volume of past due and nonaccrual loans, value of underlying collateral and other relevant factors. The allowance for loan losses which is reported as a deduction from loans is available for loan charge-offs. This allowance is increased by the provision charged to expense and is reduced by loan charge-offs net of loan recoveries.

     Management formally reviews all loans in excess of certain dollar amounts (periodically established) at least annually. In addition, on a monthly basis, management reviews past due, "classified", and "watch list" loans in order to classify or reclassify loans as "loans requiring attention," "substandard," "doubtful," or "loss". During that review, management also determines what loans should be considered to be "impaired". Management follows the guidance provided in Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, (SFAS 114) in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement the loan is considered to be impaired. Once a loan has been identified as impaired management generally measures impairment based upon the fair value of the underlying collateral. Management believes, but there can be no assurance, that these procedures keep management informed of possible problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered adequate by management for probable losses inherent in the loan portfolio.

     The following table summarizes loan loss experience for the periods indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                          YEAR ENDED DECEMBER 31,
                                             ------------------------------------------------
                                               2005       2004      2003      2002      2001
                                             --------   -------   -------   -------   -------
Analysis of allowance for loan losses:
Balance beginning of year                    $  7,496     8,267     7,121     6,673     6,940
Allowance for loan losses of
   acquired companies
   at date of acquisitions                      1,418        --       212        --        --
Charge-offs:
   Commercial, financial, and agricultural        589     1,596        58       146       689
   Real estate -- construction                    185        --        --        19       144
   Real estate -- mortgage                        286        26        86        22        61
   Installment loans to individuals               261       236       340       581       708
                                             --------   -------   -------   -------   -------
      Total charge-offs                         1,321     1,858       484       768     1,602
Recoveries:
   Commercial, financial, and agricultural         40        18       164       115        22
   Real estate -- construction                     --        --        --        --        --
   Real estate -- mortgage                         28        --        --         1         8
   Installment loans to individuals               102       127       162       164       151
                                             --------   -------   -------   -------   -------
      Total recoveries                            170       145       326       280       181
                                             --------   -------   -------   -------   -------
Net charge-offs                                 1,151     1,713       158       488     1,421
                                             --------   -------   -------   -------   -------
Provision for loan losses                       1,322       942     1,092       936     1,154
                                             --------   -------   -------   -------   -------
Balance at end of year                       $  9,085     7,496     8,267     7,121     6,673
                                             ========   =======   =======   =======   =======
Loans outstanding:
   Average                                   $743,382   601,363   539,912   475,366   462,468
   End of period                              813,535   636,637   583,919   486,564   464,364
Allowance for loan losses to loans
   outstanding:
      Average                                    1.22%     1.25      1.53      1.50      1.44
      End of period                              1.12      1.18      1.42      1.46      1.44
Net charge-offs to average
   loans outstanding                             0.15      0.29      0.03      0.10      0.31

                                                     YEAR ENDED DECEMBER 31,
                                             --------------------------------------
                                              2005     2004    2003    2002    2001
                                             ------   -----   -----   -----   -----
Allocation of allowance for loan losses at
   end of period:
   Commercial, financial, and agricultural   $2,687   3,700   3,979   2,627   2,444
   Real estate -- construction                  764     288     201     168     104
   Real estate -- mortgage                    4,138   2,563   2,538   2,208   1,872
   Installment loans to individuals             473     429     561     542     669
   Unallocated                                1,023     516     988   1,576   1,584
                                             ------   -----   -----   -----   -----
      Total                                  $9,085   7,496   8,267   7,121   6,673
                                             ======   =====   =====   =====   =====
Percent of categories to total loans:
   Commercial, financial, and agricultural     19.0%   22.2%   22.4    20.1    19.9
   Real estate -- construction                 17.1    10.2     8.0     8.5     5.6
   Real estate -- mortgage                     59.1    61.7    62.5    61.7    64.4
   Installment loans to individuals             4.8     5.9     7.1     9.7    10.1
                                             ------   -----   -----   -----   -----
      Total                                   100.0   100.0   100.0   100.0   100.0
                                             ======   =====   =====   =====   =====

     Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due, and restructured loans totaled $9,063,000 or 1.11% of total loans at December 31, 2005 compared to $6,092,000 or 0.96% of total loans at December 31, 2004. The following table summarizes our Company's nonperforming assets at the dates indicated:

(DOLLARS EXPRESSED IN THOUSANDS)

                                                               DECEMBER 31,
                                             ------------------------------------------------
                                               2005       2004      2003      2002      2001
                                             --------   -------   -------   -------   -------
Nonaccrual loans:
   Commercial, financial,
      and agricultural                       $  5,705     4,213     1,520     1,179     2,518
   Real estate -- construction                  1,760        --        59        69        66
   Real estate -- mortgage                      1,090     1,246     1,270     1,152       842
   Installment loans to individuals                56        30        55        81       124
                                             --------   -------   -------   -------   -------
      Total nonaccrual loans                    8,611     5,489     2,904     2,481     3,550
                                             --------   -------   -------   -------   -------
Loans contractually past - due 90 days
   or more and still accruing:
   Commercial, financial, and agricultural        238        12        66        85        96
   Real estate -- construction                     --        --        --       169        --
   Real estate -- mortgage                        187       591         4       254       299
   Installment loans to individuals                14        --        40        20        52
                                             --------   -------   -------   -------   -------
      Total loans contractually past -due
      90 days or more and still accruing          439       603       110       528       447
Restructured loans                                 --        --        --        --        --
                                             --------   -------   -------   -------   -------
   Total nonperforming loans                    9,050     6,092     3,014     3,009     3,997
Other real estate                               1,568        30        47       116       650
Repossessions                                      --        42        73       115       141
                                             --------   -------   -------   -------   -------
   Total nonperforming assets                $ 10,618     6,164     3,134     3,240     4,788
                                             ========   =======   =======   =======   =======
Loans                                        $813,535   636,637   583,919   486,564   464,364
Allowance for loan losses to
   loans                                         1.12%     1.18      1.42      1.46      1.44
Nonperforming loans to loans                     1.11      0.96      0.52      0.62      0.86
Allowance for loan losses to
   nonperforming loans                         100.39    123.05    274.29    236.66    166.98
Nonperforming assets to loans and
   foreclosed assets                             1.30      0.97      0.54      0.67      1.03

     As can be seen from the preceding tables, our Company's total loans, nonperforming loans and allowance for loan losses have increased in 2005 and 2004. However, the allowance, expressed as a percentage of total loans and as a percentage of nonperforming loans, has decreased in each of those years. Loans have grown significantly in each of the last two years and the allowance does not increase at the same rate because losses typically don't occur in the early years of a loan's life. In addition, the specific reserves associated with loans which have been identified as impaired pursuant to the provisions of SFAS 114 are less at December 31, 2005 than they were at December 31, 2004.

     The $3,112,000 increase in nonaccrual loans is primarily represented by two large credits. Approximately $1,800,000 represents a loan to an auto dealership. $1,639,000 represents a real estate development loan on a residential subdivision. Our Company has allocated $500,000 and $246,000, respectively, of the allowance for loan loss reserve to these two credits.

     It is our Company's policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $767,000, $547,000 and $227,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Approximately $253,000, $134,000 and $56,000 was actually recorded as interest income on such loans for the year ended December 31, 2005, 2004 and 2003, respectively.

     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 2005 included in the table above, which were considered impaired, management has identified additional loans totaling approximately $2,369,000 which is not included in the nonaccrual table above but is considered by management to be impaired.

     Once a loan has been identified as impaired (as defined by paragraph 8 of SFAS 114), Accounting by Creditors for Impairment of a Loan, management generally measures impairment based upon the fair value of the underlying collateral. In general, market prices for loans in our portfolio are not available, and we have found the fair value of the underlying collateral to be more readily available and reliable than discounting expected future cash flows to be received. Once a fair value of collateral has been determined and the impairment amount calculated, a specific reserve allocation is made. At December 31, 2005, $2,392,000 of our Company's allowance for loan losses was allocated to impaired loans totaling approximately $10,981,000.

     As of December 31, 2005 and 2004 approximately $16,387,000 and $12,438,000, respectively, of loans not included in the nonaccrual table above or identified by management as being "impaired" were classified by management as having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. The $3,949,000 increase in classified loans is primarily represented by one large commercial real estate loan representing a condominium development project. This credit has documentation exceptions causing it to be classified by regulatory authorities as substandard. The loan is well secured and is performing in accordance with the terms of the loan agreement. In addition to the classified list, our Company also maintains an internal loan watch list of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower's ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, a deterioration in the borrower's financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on our Company's watch list, its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.

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

     The expected loss component is generally determined by applying percentages to pools of loans by asset type. These pre-established percentages are based upon standard bank regulatory classification percentages as well as average historical loss percentages. These expected loss estimates are sensitive to changes in delinquency status, realizable value of collateral, and other risk factors.

     The unallocated portion of the allowance is based on management's evaluation of conditions that are not directly reflected in the determination of the asset-specific component and the expected loss component discussed above. The evaluation of inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they may not be identified with specific problem credits or portfolio segments. Conditions evaluated in connection with the unallocated portion of the allowance include general economic and business conditions affecting our key lending areas, credit quality trends (including trends in substandard loans expected to result from existing conditions), collateral values, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of our internal loan review department.

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

     At December 31, 2005, management allocated $8,062,000 of the $9,085,000 total allowance for loan losses to specific loans and loan categories and $1,023,000 was unallocated. Considering the size of several of our Company's lending relationships and the loan portfolio in total, management believes that the December 31, 2005 allowance for loan losses is adequate.

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

     At December 31, 2005, debt and equity securities classified as available-for-sale represented 18.6% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

     The following table presents the composition of the investment portfolio by major category.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                 2005          2004          2003
                                             AVAILABLE -   AVAILABLE -   AVAILABLE -
                                               FOR-SALE      FOR-SALE      FOR-SALE
                                             -----------   -----------   -----------
U.S. Government agencies                       $113,005      $128,381      $142,332
Asset-backed securities                           6,250         4,470        13,242
Obligations of states and
   political subdivisions                        53,426        33,321        29,327
Other debt securities                             2,194         1,764         1,032
                                               --------      --------      --------
   Total debt securities                        174,875       167,936       185,933
Federal Home Loan Bank of Des Moines Stock        3,904         3,021         2,262
Federal Reserve Bank Stock                          752
                                                                  751           751
Midwest Independent Bank Stock                      151            --            --
Federal Agricultural
   Mortgage Corporation                              10            10            10
                                               --------      --------      --------
Total investments                              $179,692      $171,718      $188,956
                                               ========      ========      ========

     As of December 31, 2005, the maturity of debt securities in the investment portfolio was as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                              ONE YEAR    THROUGH      THROUGH       OVER      AVERAGE
                                               OR LESS   FIVE YEARS   TEN YEARS   TEN YEARS   YIELD (1)
                                              --------   ----------   ---------   ---------   ---------
AVAILABLE-FOR-SALE
U.S. Government agencies                      $42,158      $64,474     $ 6,130     $   244      3.76%
Asset-backed (2)                                   33        6,029         188          --      4.13
States and political subdivisions (3)           2,242       15,606      23,864      11,713      4.69
Other debt security                               708           --          --       1,486      5.70
                                              -------      -------     -------     -------
   Total available-for-sale debt securities   $45,141      $86,109     $30,182     $13,443      4.12%
                                              =======      =======     =======     =======
   Weighted average yield (1)                    3.37%        4.17%       4.75%       4.90%

(1)  Weighted average yield is based on amortized cost.

(2) Asset-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2005 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3) Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 35%.

     At December 31, 2005, $13,861,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.

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

     At December 31, 2005, Exchange National Bank, Citizens Union State Bank, Osage Valley Bank and Bank 10 each independently monitored their static gap reports with their goals being to limit each bank's potential change in net interest income due to changes in interest rates to acceptable limits. Interest rate changes used by the individual banks ranged from 2.00% to 3.00% and the resulting net interest income changes ranged from approximately 3.7% to 18.2%.

     The following table presents our Company's consolidated static gap position at December 31, 2005 for the next twelve months and the potential impact on net interest income for 2005 of an immediate 2% increase in interest rates.

(DOLLARS EXPRESSED IN THOUSANDS)

                                                                  CUMULATIVE
                                                                 ONE THROUGH
                                                                 TWELVE MONTH
                                                                    PERIOD
                                                                 ------------
Assets maturing or repricing within one year                      $ 580,732
Liabilities maturing or repricing within one year                   719,715
                                                                  ---------
Gap                                                               $(138,983)
                                                                  =========
Ratio of assets maturing or repricing to
   liabilities maturing or repricing                                     81%
                                                                  =========
Impact on net interest income of an immediate
   2.00% increase in interest rates                               $  (2,780)
                                                                  =========
Net interest income for 2005                                      $  33,667
                                                                  =========
Percentage change in 2005 net interest
   income due to an immediate 2.00% increase in interest rates        (8.26)%
                                                                  =========

In addition to managing interest sensitivity and liquidity through the use of gap reports, the Banks have provided for emergency liquidity situations with informal agreements with correspondent banks which permit it to borrow up to $45,000,000 in federal funds on an unsecured basis. Exchange National Bank, Citizens Union State Bank, Osage Valley Bank and Bank 10 are members of the Federal Home Loan Bank of Des Moines which may be used to provide a funding source for fixed rate real estate loans and/or additional liquidity. Finally, our Company has $20,000,000 line of credit with a correspondent bank that had no balance outstanding at December 31, 2005.

     At December 31, 2005 and 2004, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                           DECEMBER 31,
                                        ------------------
                                          2005       2004
                                        --------   -------
Three months or less                    $ 35,501   $26,549
Over three months through six months      23,864    16,880
Over six months through twelve months     25,443    20,217
Over twelve months                        29,801    26,750
                                        --------   -------
                                        $114,609   $90,396
                                        ========   =======

     Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                     AT END OF PERIOD         FOR THE PERIOD ENDING
                    ------------------   ------------------------------
                              WEIGHTED                         WEIGHTED
                               AVERAGE    MAXIMUM               AVERAGE
                              INTEREST   MONTH-END   AVERAGE   INTEREST
                    BALANCE     RATE      BALANCE    BALANCE     RATE
                    -------   --------   ---------   -------   --------
December 31, 2005   $33,293     3.30%     $63,482    $45,832     2.70%
December 31, 2004    34,515     1.73       85,163     57,950     1.15
December 31, 2003    66,774     0.87       72,921     67,597     0.95

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

     Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase and funds made available under a treasury tax and loan note agreement with the federal government. Also, the Banks are members of the Federal Home Loan Bank of Des Moines (FHLB). As members of the FHLB, the Banks have access to credit products of the FHLB. At December 31, 2005, the amounts of available credit from the FHLB totaled $72,506,000. As of December 31, 2005, the Banks had $52,180,000 in outstanding borrowings with the FHLB. The Banks have federal funds purchased lines with correspondent banks totaling $45,000,000. Finally, our Company has $20,000,000 line of credit with a correspondent bank that had no balance outstanding at December 31, 2005.

     Our Company's liquidity depends primarily on the dividends paid to it as the sole shareholder of our subsidiary Banks. As discussed in Note 3 to our Company's consolidated financial statements, the Banks may pay up to $13,367,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Banks.

     Over the normal course of business, our Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through our Company's various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of our Company's liquidity. In the section entitled, "Other Off-Balance Sheet Activities", we disclose that our Company has $122,167,000 in unused loan commitments as of December 31, 2005. While this commitment level would be difficult to fund given our Company's current liquidity resources, we know that the nature of these commitments are such that the likelihood of such a funding demand is very low.

     For the years ended December 31, 2005, 2004 and 2003, net cash provided by operating activities was $16,892,000 in 2005 versus $10,329,000 in 2004 and $12,640,000 in 2003. The variances in net cash provided by operating activities between these years is primarily the result of differences in the timing of tax payments. Also contributing to the decrease in 2004 versus 2003 was a reduction in gains recognized on the sale of loans.

     Net cash used in investing activities was $61,449,000 in 2005 versus $45,085,000 in 2004, and $74,466,000 in 2003. The increase in cash used in investing activities in 2005 versus 2004 is primarily due to the purchase of Bank 10. The decrease in cash used in investing activities in 2004 versus 2003 is primarily the result of larger growth in our Company's loan portfolio in 2003 compared to 2004.

     Net cash provided by financing activities was $26,580,000 in 2005 versus $43,419,000 in 2004, and $43,460,000 in 2003. The reduction in cash provided by financing activities in 2005 versus 2004 is primarily due to a smaller increase in deposits. Net cash provided by financing activities was materially consistent for the years 2004 and 2003.

OTHER OFF-BALANCE SHEET ACTIVITIES

     In the normal course of business, our Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in our Company's consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.

     Our Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2005 are as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                            -------------------------------------------------
                                       LESS THAN     1-3       3-5     OVER 5
                              TOTAL      1 YEAR     YEARS     YEARS     YEARS
                            --------   ---------   -------   -------   ------
Unused loan commitments     $142,490    $92,602    $19,343   $23,859   $6,686
Standby letters of credit      4,757      3,971        561         2      223

     Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

CONTRACTUAL CASH OBLIGATIONS

     The required payments of time deposits and other borrowed money at December 31, 2005 are as follows:

(DOLLARS EXPRESSED IN THOUSANDS)

                                             PAYMENTS DUE BY PERIOD
                       ------------------------------------------------------------------
                         TOTAL    LESS THAN 1 YEAR   1-3 YEARS   3-5 YEARS   OVER 5 YEARS
                       --------   ----------------   ---------   ---------   ------------
Time deposits          $423,267       $275,517        $118,962    $27,956       $  832
Other borrowed money     52,180         42,351           4,214      2,732        2,883

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

     Detail concerning our Company's capital ratios at December 31, 2005 is included in Note 3 of our Company's consolidated financial statements included elsewhere in this report.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2003, the Accounting Standards Executive Committee, (AcSEC) issued SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of SOP 03-3 applies to "problem" loans that have been acquired, either individually in a portfolio or in an acquisition. These loans must have evidence of credit deterioration and the purchaser must not expect to collect contractual cash flows. SOP 03-3 updates Practice Bulletin (PB) No. 6, Amortization of Discounts on Certain Acquired Loans, for more recently issued literature, including FASB Statements No. 114, Accounting by Creditors for Impairment of a Loan; No. 115, Accounting for Certain Investments in Debt and Equity Securities; and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Additionally, it addresses FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, which requires that discounts be recognized as an adjustment of yield over a loan's life.

     SOP 03-3 states that an institution may no longer display discounts on purchased loans within the scope of SOP 03-3 on the balance sheet and may not carry over the allowance for loan losses. For those loans within the scope of SOP 03-3, this statement clarifies that a buyer cannot carry over the seller's allowance for loan losses for the acquisition of loans with credit deterioration. Loans acquired with evidence of deterioration in credit quality since origination will need to be accounted for under a new method using an income recognition model. This prohibition also applies to purchases of problem loans not included in a purchase business combination, which would include syndicated loans purchased in the secondary market and loans acquired in portfolio sales. No loans acquired in the acquisition of Bank 10 were within the scope of SOP 03-3 and, accordingly, SOP 03-3 did not have an effect on our Company's financial statements.

     In March 2004, the Emerging Issues Task Force, (EITF) came to a consensus regarding EITF 03-1. Securities in scope are those subject to SFAS 115. The EITF adopted a three-step model that requires management to determine if impairment exists, decide whether it is other than temporary, and record other than temporary losses in earnings.

     In December 2004, the FASB issued Statement of Financial Accounting Standards No 123 (Revised 2004), Share-Based Payment. This Statement addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services. The Statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires instead that such transactions be accounted for using a fair-value-based method. For public entities, the cost of employee services received in exchange for an award of equity instruments, such as stock options, will be measured based on the grant-date fair value of those instruments, and that cost will be recognized over the period during which as employee is required to provide service in exchange for the award (usually the vesting period). This Statement is effective for public entities as of the beginning of the first interim or annual reporting period that begins after January 1, 2006. It is anticipated that the application of the requirements of this statement to our Company's existing share-based transactions will result in the recognition of additional compensation expense of approximately $110,000, after taxes, or approximately 2.6 cents per share in 2006.

     In March 2005, the FASB issued FASB Interpretation No. 47 (FIN 47), Accounting for Conditional Asset Retirement Obligations, which requires conditional asset retirement obligations to be recognized if a legal obligation exists to perform asset retirement activities and a reasonable estimate of the fair value of the obligation can be made. FIN 47 also provides guidance as to when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Our Company adopted the provisions of FIN 47 on December 31, 2005. No conditional asset retirement obligations were recognized and, accordingly, the adoption of FIN 47 had no effect on our Company's financial statements.

     In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. FASB Statement No. 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. This statement will be effective for our Company for all accounting changes and any error corrections occurring after January 1, 2006.

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

     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company's operations for the three years ended December 31, 2005.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our Company's exposure to market risk is reviewed on a regular basis by our Banks' Asset/Liability Committees and Boards of Directors. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize those risks. Tools used by our Banks' management include the standard gap report subject to different rate shock scenarios. At December 31, 2005, the rate shock scenario models indicated that annual net interest income could change by as much as 8.26% should interest rates rise or fall within 200 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate. Management further believes this is an acceptable level of risk.

     The following table presents the scheduled repricing of market risk sensitive instruments at December 31, 2005:

                                                                                        OVER
                                                                                     5 YEARS OR
                                                                                     NO STATED
                                     YEAR 1     YEAR 2    YEAR 3   YEAR 4   YEAR 5    MATURITY      TOTAL
                                    --------   -------   -------   ------   ------   ----------   ---------
ASSETS
Inestments in debt and
   equity securities                $ 72,157    18,243    18,117   18,267   17,282     35,626       179,692
Interest-bearing deposits                967        --        --       --       --         --           967
Federal funds sold and securities
   purchased under agreements
      to resell                       12,448        --        --       --       --         --        12,448
Loans                                495,160    96,711   104,607   43,504   42,474     31,079       813,535
                                    --------   -------   -------   ------   ------     ------     ---------
Total                               $580,732   114,954   122,724   61,771   59,756     66,705     1,006,642
                                    ========   =======   =======   ======   ======     ======     =========

LIABILITIES
Savings, Now, Money Market
   deposits                         $323,823        --        --       --       --         --       323,823
Time deposits                        289,672    88,638    30,193    6,846    7,131        787       423,267
Federal funds purchased and
   securities sold under
      agreements to repurchase        36,996        --        --       --       --         --        36,996
Interest-bearing demand notes
   of U.S. treasury                    1,098        --        --       --       --         --         1,098
Subordinated notes                    25,774        --        --       --   23,712         --        49,486
Other borrowed money                  42,352     2,617     1,597    2,047      684      2,883        52,180
                                    --------   -------   -------   ------   ------     ------     ---------
Total                               $719,715    91,255    31,790    8,893   31,527      3,670       886,850
                                    ========   =======   =======   ======   ======     ======     =========

                        CONSOLIDATED FINANCIAL STATEMENTS

     The following consolidated financial statements of our Company and reports of our Company's independent auditors appear on the pages indicated.

                                                                            Page
                                                                            ----
Report of Independent Registered Public Accounting Firm                      35

Consolidated Balance Sheets as of December 31, 2005 and 2004                 36

Consolidated Statements of Income for each of the years ended
December 31, 2005, 2004 and 2003                                             37

Consolidated Statements of Stockholders' Equity and Comprehensive Income
for each of the years ended December 31, 2005, 2004 and 2003                 38

Consolidated Statements of Cash Flows for each of the years ended
December 31, 2005, 2004 and 2003                                             39

Notes to Consolidated Financial Statements                                   40

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Exchange National Bancshares, Inc.
Jefferson City, Missouri:

We have audited the accompanying consolidated balance sheets of Exchange National Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exchange National Bancshares, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 13, 2006 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP
St. Louis, Missouri
March 13, 2006

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2005 and 2004

                           ASSETS                                   2005            2004
                                                               --------------   -----------
Loans, net of allowance for loan losses of $9,084,774 and
   $7,495,594 at December 31, 2005 and 2004, respectively      $  804,450,102   629,141,036
Investment in available-for-sale debt and equity
   securities, at fair value                                      179,691,826   171,717,635
Federal funds sold and securities purchased under agreements
   to resell                                                       12,447,981    41,603,952
Cash and due from banks                                            35,282,568    24,104,458
Premises and equipment                                             32,890,908    21,276,387
Accrued interest receivable                                         7,772,573     5,289,083
Mortgage servicing rights                                           1,536,331     1,605,930
Goodwill                                                           40,323,775    25,196,736
Intangible assets                                                   4,786,460       798,132
Cash surrender value - life insurance                               1,682,836       106,218
Other assets                                                        5,605,116     3,034,703
                                                               --------------   -----------
      Total assets                                             $1,126,470,476   923,874,270
                                                               ==============   ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Demand                                                      $  134,364,788    98,156,124
   NOW                                                            110,338,554   117,822,197
   Savings                                                         56,213,747    50,918,443
   Money market                                                   157,271,050   117,125,302
   Time deposits $100,000 and over                                114,609,472    90,396,308
   Other time deposits                                            308,657,595   252,231,102
                                                               --------------   -----------
      Total deposits                                              881,455,206   726,649,476
Federal funds purchased and securities sold
   under agreements to repurchase                                  36,995,735    34,515,323
Interest-bearing demand notes to U.S. Treasury                      1,098,337       897,470
Subordinated notes                                                 49,486,000    25,774,000
Other borrowed money                                               52,179,661    39,524,747
Accrued interest payable                                            3,124,365     1,795,267
Other liabilities                                                   5,398,307     2,947,204
                                                               --------------   -----------
      Total liabilities                                         1,029,737,611   832,103,487
                                                               --------------   -----------
Commitments and contingent liabilities
Stockholders' equity:
   Common stock, $1 par value. Authorized 15,000,000
      shares; issued 4,298,353 shares                               4,298,353     4,298,353
   Surplus                                                         22,030,074    22,014,894
   Retained earnings                                               74,129,117    67,716,511
   Accumulated other comprehensive income (loss), net of tax       (1,072,170)      393,534
   Treasury stock; 128,506 shares, at cost                         (2,652,509)   (2,652,509)
                                                               --------------   -----------
      Total stockholders' equity                                   96,732,865    91,770,783
                                                               --------------   -----------
      Total liabilities and stockholders' equity               $1,126,470,476   923,874,270
                                                               ==============   ===========

See accompanying notes to consolidated financial statements

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                        Consolidated Statements of Income

                  Years ended December 31, 2005, 2004, and 2003

                                                                   2005         2004         2003
                                                               -----------   ----------   ----------
Interest income:
   Interest and fees on loans                                  $49,316,370   35,266,846   32,652,603
   Interest on debt securities:
      Taxable                                                    5,095,896    4,023,535    4,435,291
      Nontaxable                                                 1,645,247    1,233,385    1,291,437
   Interest on federal funds sold and securities purchased
      under agreements to resell                                 1,018,459      402,818      365,308
   Interest on interest-bearing deposits                            38,973       33,595       41,024
   Dividends on equity securities                                  225,089      130,417      136,451
                                                               -----------   ----------   ----------
         Total interest income                                  57,340,034   41,090,596   38,922,114
                                                               -----------   ----------   ----------
Interest expense:
   NOW accounts                                                  1,665,813      794,070      672,431
   Savings accounts                                                319,247      318,461      370,554
   Money market accounts                                         3,618,277    1,265,068      581,858
   Time deposit accounts $100,000 and over                       3,330,402    1,928,942    1,859,358
   Other time deposit accounts                                   8,740,619    5,931,091    6,880,756
   Securities sold under agreements to repurchase                1,237,899      667,601      645,317
   Interest-bearing demand notes to U.S. Treasury                   19,950        7,459        7,289
   Federal funds purchased                                          18,309       20,647       18,955
   Subordinated notes                                            2,747,293      886,324           --
   Other borrowed money                                          1,975,781    1,567,248    1,761,823
                                                               -----------   ----------   ----------
         Total interest expense                                 23,673,590   13,386,911   12,798,341
                                                               -----------   ----------   ----------
         Net interest income                                    33,666,444   27,703,685   26,123,773
Provision for loan losses                                        1,321,612      942,000    1,092,000
                                                               -----------   ----------   ----------
         Net interest income after provision for loan losses    32,344,832   26,761,685   25,031,773
                                                               -----------   ----------   ----------
Noninterest income:
   Service charges on deposit accounts                           4,244,962    3,041,056    2,752,573
   Trust department income                                         809,998      694,132      793,083
   Mortgage loan servicing fees, net                               427,127      431,284     (124,988)
   Gain on sales of mortgage loans, net                            676,666      796,595    2,505,682
   (Loss) gain on sales and calls of debt securities               (25,416)      (7,612)      37,689
   Other                                                         1,131,959      777,102      739,974
                                                               -----------   ----------   ----------
         Total noninterest income                                7,265,296    5,732,557    6,704,013
                                                               -----------   ----------   ----------
Noninterest expense:
   Salaries and employee benefits                               13,920,030   11,226,511   10,088,440
   Occupancy expense, net                                        1,600,424    1,142,734    1,074,400
   Furniture and equipment expense                               2,150,231    2,014,375    2,087,084
   Legal, examination, and professional fees                     1,419,614    1,108,335      744,481
   Advertising and promotion                                       819,376      574,586      559,877
   Postage, printing, and supplies                                 975,768      824,782      847,304
   Processing expense                                              750,791      400,989      360,313
   Amortization of intangible assets                               806,896      215,112      306,896
   Other                                                         2,925,020    2,875,282    2,467,212
                                                               -----------   ----------   ----------
         Total noninterest expense                              25,368,150   20,382,706   18,536,007
                                                               -----------   ----------   ----------
         Income before income taxes                             14,241,978   12,111,536   13,199,779
Income taxes                                                     4,326,700    3,806,556    4,155,865
                                                               -----------   ----------   ----------
         Net income                                            $ 9,915,278    8,304,980    9,043,914
                                                               ===========   ==========   ==========
Basic earnings per share                                       $      2.38         1.99         2.17
Diluted earnings per share                                            2.36         1.98         2.15

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

    Consolidated Statements of Stockholders' Equity and Comprehensive Income

                  Years ended December 31, 2005, 2004, and 2003

                                                                                        ACCUMULATED                     TOTAL
                                                                                           OTHER                       STOCK-
                                                   COMMON                  RETAINED    COMPREHENSIVE     TREASURY     HOLDERS'
                                                   STOCK       SURPLUS     EARNINGS    INCOME (LOSS)      STOCK        EQUITY
                                                ----------   ----------   ----------   -------------   -----------   ----------
Balance, December 31, 2002                      $2,865,601   21,983,467   58,363,271     2,294,471     (2,679,690)   82,827,120
Comprehensive income:
   Net income                                           --           --    9,043,914            --             --     9,043,914
   Other comprehensive loss:
      Unrealized loss on debt
         and equity securities available-
         for-sale, net of tax                           --           --           --      (921,894)            --      (921,894)
      Adjustment for gain on sales and
         calls of debt and equity securities,
         net of tax                                     --           --           --       (24,498)            --       (24,498)
                                                                                                                     ----------
            Total other comprehensive loss                                                                             (946,392)
                                                                                                                     ----------
            Total comprehensive income                                                                                8,097,522
                                                                                                                     ----------
Three-for-two stock split (accounted for as a
   dividend)                                     1,432,752           13   (1,435,282)           --             14        (2,503)
Adjustment for deferred compensation plan               --       15,150           --            --             --        15,150
Stock options exercised                                 --        1,084           --            --         27,167        28,251
Cash dividends declared, $0.76 per share                --           --   (3,182,796)           --             --    (3,182,796)
                                                ----------   ----------   ----------    ----------     ----------    ----------
Balance, December 31, 2003                       4,298,353   21,999,714   62,789,107     1,348,079     (2,652,509)   87,782,744
Comprehensive income:
   Net income                                           --           --    8,304,980            --             --     8,304,980
   Other comprehensive loss:
      Unrealized loss on debt
         and equity securities available-
         for-sale, net of tax                           --           --           --      (959,493)            --      (959,493)
      Adjustment for loss on sales and
         calls of debt and equity securities,
         net of tax                                     --           --           --         4,948             --         4,948
                                                                                                                     ----------
            Total other comprehensive loss                                                                             (954,545)
                                                                                                                     ----------
            Total comprehensive income                                                                                7,350,435
                                                                                                                     ----------
Adjustment for deferred compensation plan               --       15,180           --            --             --        15,180
Cash dividends declared, $0.81 per share                --           --   (3,377,576)           --             --    (3,377,576)
                                                ----------   ----------   ----------    ----------     ----------    ----------
Balance, December 31, 2004                       4,298,353   22,014,894   67,716,511       393,534     (2,652,509)   91,770,783
Comprehensive income:
   Net income                                           --           --    9,915,278            --             --     9,915,278
   Other comprehensive income:
      Unrealized loss on debt
         and equity securities available-
         for-sale, net of tax                           --           --           --    (1,482,224)            --    (1,482,224)
      Adjustment for loss on sales and
         calls of debt and equity securities,
         net of tax                                     --           --           --        16,520             --        16,520
                                                                                                                     ----------
            Total other comprehensive loss                                                                           (1,465,704)
                                                                                                                     ----------
            Total comprehensive income                                                                                8,449,574
                                                                                                                     ----------
Adjustment for deferred compensation plan               --       15,180           --            --             --        15,180
Cash dividends declared, $0.84 per share                --           --   (3,502,672)           --             --    (3,502,672)
                                                ----------   ----------   ----------    ----------     ----------    ----------
Balance, December 31, 2005                      $4,298,353   22,030,074   74,129,117    (1,072,170)    (2,652,509)   96,732,865
                                                ==========   ==========   ==========    ==========     ==========    ==========

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2005, 2004, and 2003

                                                                                            2005           2004           2003
                                                                                       -------------   ------------   ------------
Cash flows from operating activities:
   Net income                                                                          $   9,915,278      8,304,980      9,043,914
   Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                            1,321,612        942,000      1,092,000
      Depreciation expense                                                                 1,780,696      1,613,561      1,665,737
      Net amortization of debt securities, premiums, and discounts                         1,665,189      1,348,762      1,441,469
      Amortization of intangible assets                                                      806,896        215,112        306,896
      (Increase) decrease in accrued interest receivable                                  (1,234,671)      (181,103)       538,680
      Increase in cash surrender value -life insurance                                       (71,798)        (8,023)       (10,069)
      (Increase) decrease in other assets                                                   (206,026)       578,734        (81,526)
      Increase (decrease) in accrued interest payable                                      1,131,714        144,975       (396,279)
      Increase (decrease) in other liabilities                                             1,927,354     (2,651,493)      (741,630)
      Loss (gain) on sales and calls of debt securities                                       25,416          7,612        (37,689)
      Origination of mortgage loans for sale                                             (38,767,565)   (48,988,687)  (112,759,003)
      Proceeds from the sale of mortgage loans                                            39,444,231     49,785,282    115,264,685
      Gain on sale of mortgage loans, net                                                   (676,666)      (796,595)    (2,505,682)
      Gain on sales of premises and equipment                                                (60,068)        (1,367)        (1,796)
      Other, net                                                                            (109,916)        15,180       (179,931)
                                                                                       -------------   ------------   ------------
         Net cash provided by operating activities                                        16,891,676     10,328,930     12,639,776
                                                                                       -------------   ------------   ------------
Cash flows from investing activities:
   Net increase in loans                                                                 (49,456,777)   (55,009,895)   (70,328,755)
   Purchase of available-for-sale debt securities                                       (504,908,407)  (290,617,546)  (182,219,699)
   Proceeds from maturities of available-for-sale debt securities                        494,396,760    244,729,581    111,290,416
   Proceeds from calls of available-for-sale debt securities                              21,482,500     49,996,925     55,962,300
   Proceeds from sales of available-for-sale debt securities                               3,199,925     10,304,331      9,929,230
   Acquisition  of subsidiary, net of cash and cash equivalents acquired                 (21,800,539)            --             --
   Purchase of branch, net of cash and cash equivalents acquired                                  --             --       (814,572)
   Purchases of premises and equipment                                                    (6,387,156)    (5,127,948)    (1,073,041)
   Proceeds from sales of premises and equipment                                             171,304         14,000         34,320
   Proceeds from sales of other real estate owned and repossessions                        1,853,174        625,936        754,172
                                                                                       -------------   ------------   ------------
         Net cash used in investing activities                                           (61,449,216)   (45,084,616)   (76,465,629)
                                                                                       -------------   ------------   ------------
Cash flows from financing activities:
      Net increase in demand deposits                                                     11,948,224      8,941,942      8,175,593
      Net increase (decrease) in interest-bearing transaction accounts                   (11,603,004)    53,394,065     19,127,427
      Net increase (decrease) increase in time deposits                                    4,849,825       (948,496)    16,031,896
      Net increase (decrease) in federal funds purchased and securities sold
      under agreements to repurchase                                                       1,474,489    (38,468,100)     5,624,224
      Net increase (decrease) in interest-bearing demand notes to U.S. Treasury              179,898        208,492     (2,372,525)
      Proceeds from Federal Home Loan Bank advances                                       14,500,000     17,000,000      3,000,000
      Repayment of bank debt and Federal Home Loan Bank advances                         (15,104,177)   (19,105,146)    (3,165,123)
      Proceeds from exercise of stock options                                                     --             --         28,251
      Proceeds from subordinated notes                                                    23,712,000     25,774,000             --
      Cash dividends paid                                                                 (3,377,576)    (3,377,576)    (2,987,715)
      Purchase of common stock                                                                    --             --         (2,503)
                                                                                       -------------   ------------   ------------
         Net cash provided by financing activities                                        26,579,679     43,419,181     43,459,525
                                                                                       -------------   ------------   ------------
         Net (decrease) increase in cash and cash equivalents                            (17,977,861)     8,663,495    (20,366,328)
Cash and cash equivalents, beginning of year                                              65,708,410     57,044,915     77,411,243
                                                                                       -------------   ------------   ------------
Cash and cash equivalents, end of year                                                 $  47,730,549     65,708,410     57,044,915
                                                                                       =============   ============   ============
Supplemental disclosure of cash flow information:
   Cash paid during the year for:
      Interest                                                                         $  22,541,876     13,241,936     13,194,620
      Income taxes                                                                         3,645,000      6,302,761      5,838,657
Supplemental schedule of noncash investing and financing activities:
   Other real estate and repossessions acquired in settlement of loans                     3,348,616        578,645        643,020
   Acquisition of Bank 10:
      Increase in loans                                                                  130,522,517             --             --
      Increase in deposits                                                               149,610,685             --             --

See accompanying notes to consolidated financial statements.

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Exchange National Bancshares, Inc. (the Company) provides a full range of banking services to individual and corporate customers through The Exchange National Bank of Jefferson City, Citizens Union State Bank and Trust of Clinton, Osage Valley Bank of Warsaw, and as of May 2, 2005, Bank 10 of Belton (the Banks) located within the communities surrounding Jefferson City, Clinton, Warsaw, and Belton, Missouri. The Banks are subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

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

     The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:

          PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company; The Exchange National Bank of Jefferson City; Union State Bancshares, Inc. (USB) and its wholly owned subsidiary, Citizens Union State Bank and Trust of Clinton; Mid Central Bancorp, Inc. and its wholly owned subsidiary, Osage Valley Bank of Warsaw; and Bank 10 of Belton. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

          The Exchange National Bank of Jefferson City originates certain loans which are sold in the secondary mortgage market to the Federal Home Loan Mortgage Corporation (Freddie Mac). These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan to Freddie Mac without recourse, thereby eliminating the Company's exposure to interest rate fluctuations. At December 31, 2005 and 2004, no mortgage loans were held for sale. Mortgage loan servicing fees earned on loans sold to Freddie Mac are reported as income when the related loan payments are collected net of mortgage servicing right amortization. Operational costs to service such loans are charged to expense as incurred.

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

                        December 31, 2005, 2004, and 2003

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

          The Banks, as members of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, are required to maintain an investment in the capital stock of the Federal Home Loan Bank of Des Moines (FHLB) in an amount equal to 0.12% of each bank's total assets plus 4.45% of advances from the FHLB to each bank. Additionally, The Exchange National Bank of Jefferson City is required to maintain an investment in the capital stock of the Federal Reserve Bank. These investments are recorded at cost, which represents redemption value.

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

          GOODWILL AND OTHER INTANGIBLE ASSETS

          Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually. Intangible assets with estimable useful lives are also amortized over their respective estimated useful lives. and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

          The Company performs an annual review of intangible assets for impairment to determine whether the carrying value of underlying assets may not be recoverable. The Company measures recoverability based upon the future cash flows expected to result from the use of the underlying asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the underlying asset, the Company recognizes an impairment loss. The impairment loss recognized represents the amount by which the carrying value of the underlying asset exceeds the fair value of the underlying asset. As such adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.

          The core deposit intangibles established in the acquisitions of USB and the Springfield branch discussed in Note 2 is being amortized over ten-year and seven-year periods, respectively, on a straight-line method of amortization. The core deposit intangible established in the acquisition of Bank 10 is being amortized over an eight-period on an accelerated method of amortization. Other intangible assets are amortized over periods up to six years.

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

                        December 31, 2005, 2004, and 2003

          INCOME TAXES

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

          EARNINGS PER SHARE

          Earnings per share was computed as follows:

                                          2005         2004        2003
                                       ----------   ---------   ---------
Net income, basic and diluted          $9,915,278   8,304,980   9,043,914
Average shares outstanding              4,169,847   4,169,847   4,169,432
Effect of dilutive stock options           29,012      34,905      39,840
                                       ----------   ---------   ---------
Average shares outstanding including
   dilutive stock options               4,198,859   4,204,752   4,209,272
                                       ==========   =========   =========
Net income per share, basic            $     2.38        1.99        2.17
Net income per share, diluted                2.36        1.98        2.15

          CONSOLIDATED STATEMENTS OF CASH FLOWS

          For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of federal funds sold, cash, and due from banks.

          STOCK OPTIONS

          The Company accounts for it stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS No. 123, establishes accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

          the provision of APB Opinion No. 25, as described above, and has adopted only the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148.

          The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period:

                                             2005         2004        2003
                                          ----------   ---------   ---------
Net income:
   As reported                            $9,915,278   8,304,980   9,043,914
   Deduct total stock-based employee
      compensation expense determined
      under fair-value based method for
      all awards, net of tax                (142,799)   (136,228)    (93,673)
                                          ----------   ---------   ---------
   Pro forma                              $9,772,479   8,168,752   8,950,241
                                          ==========   =========   =========
Pro forma earnings per common share:
   As reported basic                      $     2.38        1.99        2.17
   Pro forma basic                              2.34        1.96        2.15

   As reported diluted                          2.36        1.98        2.15
   Pro forma diluted                            2.33        1.94        2.13

          TREASURY STOCK

          The purchase of the Company's common stock is recorded at cost. Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such stock.

          COMPREHENSIVE INCOME

          The Company reports comprehensive income in the consolidated statements of stockholders' equity and comprehensive income (loss).

          SEGMENT INFORMATION

          The Company has defined its business segments to be the Banks, which is consistent with the management structure of the Company and the internal reporting system that monitors performance.

          RECENTLY ISSUED ACCOUNTING STANDARDS

          In December 2003, the Accounting Standards Executive Committee, (AcSEC) issued SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of SOP 03-3 applies to "problem" loans that have been acquired, either individually in a portfolio or in an acquisition. These loans must have evidence of credit deterioration and the purchaser must not expect to collect contractual cash flows. SOP 03-3 updates Practice Bulletin (PB) No. 6, Amortization of Discounts on Certain

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

          Acquired Loans, for more recently issued literature, including FASB Statements No. 114, Accounting by Creditors for Impairment of a Loan; No. 115, Accounting for Certain Investments in Debt and Equity Securities; and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Additionally, it addresses FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, which requires that discounts be recognized as an adjustment of yield over a loan's life.

          SOP 03-3 states that an institution may no longer display discounts on purchased loans within the scope of SOP 03-3 on the balance sheet and may not carry over the allowance for loan losses. For those loans within the scope of SOP 03-3, this statement clarifies that a buyer cannot carry over the seller's allowance for loan losses for the acquisition of loans with credit deterioration. Loans acquired with evidence of deterioration in credit quality since origination will need to be accounted for under a new method using an income recognition model. This prohibition also applies to purchases of problem loans not included in a purchase business combination, which would include syndicated loans purchased in the secondary market and loans acquired in portfolio sales. No loans acquired in the acquisition of Bank 10 were within the scope of SOP 03-3 and, accordingly, SOP 03-3 did not have an effect on the Company's financial statements.

          In March 2004, the Emerging Issues Task Force, (EITF) came to a consensus regarding EITF 03-1. Securities in scope are those subject to SFAS 115. The EITF adopted a three-step model that requires management to determine if impairment exists, decide whether it is other than temporary, and record other than temporary losses in earnings.

          In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. This statement addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services. The statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires instead that such transactions be accounted for using a fair-value-based method. For public entities, the cost of employee services received in exchange for an award of equity instruments, such as stock options, will be measured based on the grant-date fair value of those instruments, and that cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). This statement is effective for public entities as of the beginning of the first interim or annual reporting period that begins after January 1, 2006. It is anticipated that the application of the requirements of this statement to the Company's existing share-based transactions will result in the recognition of additional compensation expense of approximately $110,000, after taxes, or approximately 2.6 cents per share.

          In March 2005, the FASB issued FASB Interpretation No. 47 (Fin 47), Accounting for Conditional Asset Retirement Obligations, which requires conditional asset retirement obligations to be recognized if a legal obligation exists to perform asset retirement activities and a reasonable estimate of the fair value of the obligation can be made. FIN 47 also provides guidance as to when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company adopted the provisions of FIN 47 on December 31, 2005. No conditional

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

          asset retirement obligations were recognized, and accordingly, the adoption of FIN 47 had no effect on the Company's financial statements.

          In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. FASB Statement No. 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. This statement will be effective for the Company for all accounting changes and any error corrections occurring after January 1, 2006.

          RECLASSIFICATIONS

          Certain prior year information has been reclassified to conform to the current year presentation.

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

     On May 2, 2005 the Company acquired 100 percent of the outstanding common shares of Bank 10 from Drexel Bancshares, Inc. of Belton, Missouri. Accordingly, the results of operations of Bank 10 have been included in the condensed consolidated financial statements since the date of acquisition. Bank 10 has branches in Belton, Drexel, Independence, Harrisonville, and Raymore, Missouri.

     The purchase price paid to Drexel Bancshares, Inc. for Bank 10 was cash amounting to $34,020,000. Of that amount, $23,000,000 was provided from the issuance of subordinated notes with the balance being paid from cash and liquid assets on hand.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition of Bank 10.

Cash and cash equivalents                $ 12,219,465
Loans, net                                130,522,517
Investments in available for sale debt
   and equity securities                   26,080,340
Premises and equipment                      7,119,297
Core deposit intangible                     4,795,224
Goodwill                                   15,127,039
Other assets                                2,773,923
                                         ------------
      Total assets acquired               198,637,805

Deposits                                  149,610,685
Securities sold under agreements
   to repurchase                            1,005,923
Other borrwed money                        13,280,060
Other liabilities                             721,133
                                         ------------
      Total liabilities acquired          164,617,801
                                         ------------
   Net assets acquired                   $ 34,020,004
                                         ============

The core deposit intangible has been assigned an 8 year useful life. The goodwill is expected to be deductible for income tax purposes.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

A summary of unaudited pro forma combined financial information for the years ended December 31, 2005 and 2004 for the Company and Bank 10 as if the transaction had occurred on January 1, 2004 follows:

                                    DECEMBER 31,
                             -------------------------
                                 2005          2004
                             -----------   -----------
Net interest income          $35,399,301   $33,537,965
Net income                    10,109,876     9,212,975
Basic earnings per share     $      2.42   $      2.21
Diluted earnings per share   $      2.41   $      2.19

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

     Quantitative measures established by regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2005 and 2004, the Company and the Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 2005, the most recent notification from the regulatory authorities categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks' categories.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     The actual and required capital amounts and ratios for the Company and the Banks as of December 31, 2005 and 2004 are as follows (dollars in thousands):

                                                                     2005
                                      -----------------------------------------------------------------
                                                                                 TO BE WELL CAPITALIZED
                                                                                UNDER PROMPT CORRECTIVE
                                           ACTUAL        CAPITAL REQUIREMENTS        ACTION PROVISION
                                      ----------------   --------------------   -----------------------
                                       AMOUNT    RATIO     AMOUNT      RATIO      AMOUNT        RATIO
                                      --------   -----   ---------   --------   ----------   ----------
Total capital (to risk-weighted
   assets):
      Company                         $109,838   12.70%    86,337      8.00%          --          --
      The Exchange National
         Bank of Jefferson City         50,643   12.88     38,882      8.00       48,602       10.00%
      Citizens Union State
         Bank and Trust of Clinton      28,127   10.73     24,842      8.00       31,053       10.00
      Osage Valley Bank                  6,573   11.43      7,634      8.00        9,543       10.00
      Bank 10 of Belton                 16,458   10.85     14,810      8.00       18,512       10.00

Tier I capital (to risk-weighted
   assets):
      Company                           85,016    9.83     43,168      4.00           --          --
      The Exchange National
         Bank of Jefferson City         45,726   11.63     19,441      4.00       29,161        6.00
      Citizens Union State
         Bank and Trust of Clinton      25,738    9.82     12,421      4.00       18,632        6.00
      Osage Valley Bank                  6,024   10.48      3,817      4.00        5,726        6.00
      Bank 10 of Belton                 15,247   10.05      7,405      4.00       11,107        6.00

Tier I capital (to adjusted average
   assets):
      Company                           85,016    7.88     25,946      3.00           --          --
      The Exchange National Bank
         of Jefferson City              45,726    9.41     11,800      3.00       19,666        5.00
      Citizens Union State Bank
         and Trust of Clinton           25,738    8.29      7,867      3.00       13,111        5.00
      Osage Valley Bank                  6,024    6.31      1,725      3.00        2,875        5.00
      Bank 10 of Belton                 15,247    8.24      4,550      3.00        7,583        5.00

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

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

     Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Banks are subject to regulations which require the maintenance of minimum capital requirements. At December 31, 2005, unappropriated retained earnings of approximately $13,367,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

(4)  LOANS

     A summary of loans, by classification, at December 31, 2005 and 2004 is as follows:

                                                       2005           2004
                                                   ------------   -----------
Commercial                                         $154,868,139   141,151,314
Real estate - construction                          139,315,924    65,075,185
Real estate - mortgage                              480,530,518   392,655,580
Installment and other consumer                       39,276,070    37,985,508
Unamortized loan origination fees and costs, net       (455,775)     (230,957)
                                                   ------------   -----------
                                                    813,534,876   636,636,630
   Less allowance for loan losses                     9,084,774     7,495,594
                                                   ------------   -----------
                                                   $804,450,102   629,141,036
                                                   ============   ===========

     The Banks grant real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Clinton, Warsaw and Belton, Missouri. As such, the Banks are susceptible to changes in the economic environment in these communities. The Banks do not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles.

     Following is a summary of activity in 2005 of loans made by the Banks to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.

Balance at December 31, 2004                  $14,618,119
New loans                                       2,905,186
Transfers of officers to executive category     1,194,559
Payments received                              (2,808,009)
                                              -----------
Balance at December 31, 2005                  $15,909,855
                                              ===========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     Changes in the allowance for loan losses for 2005, 2004 and 2003 are as follows:

                                                 2005         2004         2003
                                             -----------   ----------   ---------
Balance, beginning of year                   $ 7,495,594    8,267,380   7,121,114
Allowance for loan losses of acquired:
   Subsidiary at date of acquisition           1,418,084           --          --
   Branch at date of acquisition                      --           --     212,000
Provision for loan losses                      1,321,612      942,000   1,092,000
Charge-offs                                   (1,321,154)  (1,858,989)   (484,131)
Recoveries of loans previously charged off       170,638      145,203     326,397
                                             -----------   ----------   ---------
Balance, end of year                         $ 9,084,774    7,495,594   8,267,380
                                             ===========   ==========   =========

     A summary of nonaccrual and other impaired loans at December 31, 2005 and 2004 is as follows:

                                                                   2005         2004
                                                               -----------   ----------
Nonaccrual loans                                               $ 8,611,431    5,489,246
Impaired loans continuing to accrue interest                     2,369,472    4,757,180
                                                               -----------   ----------
   Total impaired loans                                        $10,980,903   10,246,426
                                                               ===========   ==========
Allowance for loan losses on impaired loans                    $ 2,391,814    2,907,142
Impaired loans with no specific allowance for loan losses        1,217,130           --
Loans past due 90 days or more continuing to accrue interest   $   439,681      602,325

     The average balance of impaired loans during 2005, 2004, and 2003 was $9,367,000, $7,263,000, and $2,814,000, respectively. Impaired loans continuing to accrue interest, allowance for loan losses on impaired loans, and impaired loans with no specific allowance for loan losses at December 31, 2004 have been revised and reported in accordance with FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     A summary of interest income on nonaccrual and other impaired loans for 2005, 2004, and 2003 is as follows:

                                                          IMPAIRED
                                                            LOANS
                                          NONACCRUAL    CONTINUING TO
                                             LOANS     ACCRUE INTEREST    TOTAL
                                          ----------   ---------------   -------
2005:
   Income recognized                       $252,901        136,467       389,368
   Interest income had interest accrued     766,693        136,467       903,160
2004:
   Income recognized                        134,208          1,034       135,242
   Interest income had interest accrued     546,850          1,034       547,884
2003:
   Income recognized                         55,989          3,300        59,289
   Interest income had interest accrued     226,797          3,300       230,097

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

(5)  INVESTMENT IN DEBT AND EQUITY SECURITIES

     The amortized cost and fair value of debt and equity securities classified as available-for-sale at December 31, 2005 and 2004 are as follows:

                                                               2005
                                      -----------------------------------------------------
                                                        GROSS        GROSS
                                        AMORTIZED    UNREALIZED   UNREALIZED
                                          COST          GAINS       LOSSES      FAIR VALUE
                                      ------------   ----------   ----------   ------------
U.S. government agencies              $114,540,016       5,052     1,539,953   113,005,115
Asset-backed securities                  6,346,814       4,427       101,034     6,250,207
Obligations of states and political
   subdivisions                         53,430,317     434,331       439,019    53,425,629
Other debt securities                    2,197,283          --         3,133     2,194,150
                                      ------------     -------     ---------   ------------
      Total debt securities            176,514,430     443,810     2,083,139   174,875,101
Federal Home Loan Bank of
   Des Moines stock                      3,904,325          --            --     3,904,325
Federal Reserve Bank stock                 751,650          --            --       751,650
Midwest Independent Bank stock             150,625          --            --       150,625
Federal Agricultural Mortgage
   Corporation stock                        10,125          --            --        10,125
                                      ------------     -------     ---------   ------------
                                      $181,331,155     443,810     2,083,139   179,691,826
                                      ============     =======     =========   ============

                                                              2004
                                      ----------------------------------------------------
                                                        GROSS        GROSS
                                        AMORTIZED    UNREALIZED   UNREALIZED
                                          COST          GAINS        LOSSES     FAIR VALUE
                                      ------------   ----------   ----------   -----------
U.S. government agencies              $128,678,648      196,542     494,627    128,380,563
Asset-backed securities                  4,477,899       33,944      42,059      4,469,784
Obligations of states and political
   subdivisions                         32,409,614      968,969      57,530     33,321,053
Other debt securities                    1,763,388          932         735      1,763,585
                                      ------------    ---------     -------    -----------
      Total debt securities            167,329,549    1,200,387     594,951    167,934,985
Federal Home Loan Bank of
   Des Moines stock                      3,021,325           --          --      3,021,325
Federal Reserve Bank stock                 751,200           --          --        751,200
Federal Agricultural Mortgage
   Corporation stock                        10,125           --          --         10,125
                                      ------------    ---------     -------    -----------
                                      $171,112,199    1,200,387     594,951    171,717,635
                                      ============    =========     =======    ===========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2005, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                           AMORTIZED        FAIR
                                             COST          VALUE
                                         ------------   -----------
Due in one year or less                  $ 45,348,577    45,107,534
Due after one year through five years      81,201,623    80,080,769
Due after five years through ten years     30,126,242    29,994,021
Due after ten years                        13,491,174    13,442,570
                                         ------------   -----------
                                          170,167,616   168,624,894
Asset-backed securities                     6,346,814     6,250,207
                                         ------------   -----------
                                         $176,514,430   174,875,101
                                         ============   ===========

     Debt securities with carrying values aggregating approximately $109,790,000 and $114,813,000 at December 31, 2005 and 2004, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

     Proceeds of $3,200,000 and gross losses of $25,416 were recorded on the sales of debt securities in 2005. Proceeds of $10,304,000 and gross losses of $7,612 were recorded on the sales of debt securities in 2004. Proceeds of $9,929,000 and gross gains of $37,689 were recorded on the sales of debt securities in 2003.

     Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005, were as follows:

                                  LESS THAN 12 MONTHS         12 MONTHS OR MORE                             TOTAL
                               -------------------------   -----------------------    NUMBER OF   ------------------------
                                    FAIR      UNREALIZED       FAIR     UNREALIZED   INVESTMENT       FAIR      UNREALIZED
                                   VALUE        LOSSES        VALUE       LOSSES      POSITIONS      VALUE        LOSSES
                               ------------   ----------   ----------   ----------   ----------   -----------   ----------
U.S. government agencies       $ 68,488,260     (898,092)  40,010,104    (641,861)       118      108,498,364   (1,539,953)
Asset-backed securities           4,331,281      (40,989)   1,517,597     (60,045)        21        5,848,878     (101,034)
   Obligations of states and
      political subdivisons      29,324,864     (305,809)   5,455,065    (133,210)       143       34,779,929     (439,019)
   Corporate notes                       --           --      708,150      (3,133)         3          708,150       (3,133)
                               ------------   ----------   ----------    --------        ---      -----------   ----------
                               $102,144,405   (1,244,890)  47,690,916    (838,249)       285      149,835,321   (2,083,139)
                               ============   ==========   ==========    ========        ===      ===========   ==========

     U.S. government agencies: The unrealized losses on investments in U.S. government agencies were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

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

(6)  PREMISES AND EQUIPMENT

     A summary of premises and equipment at December 31, 2005 and 2004 is as follows:

                                    2005         2004
                                -----------   ----------
Land                            $ 9,727,590    7,521,375
Buildings and improvements       23,731,572   13,125,820
Furniture and equipment          11,080,564    9,303,780
Construction in progress            305,885    1,686,678
                                -----------   ----------
                                 44,845,611   31,637,653
Less accumulated depreciation    11,954,703   10,361,266
                                -----------   ----------
                                $32,890,908   21,276,387
                                ===========   ==========

(7)  GOODWILL AND OTHER INTANGIBLE ASSETS

     A summary of goodwill and other intangible assets at December 31, 2005 and 2004 is as follows:

                              2005         2004
                          -----------   ----------
Goodwill                  $40,323,775   25,196,736
Core deposit intangible     4,786,460      798,132
                          -----------   ----------
                          $45,110,235   25,994,868
                          ===========   ==========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     The gross carrying amount and accumulated amortization of the Company's amortized intangible assets for the years ended December 31, 2005 and 2004 are as follows:

                                   DECEMBER 31, 2005          DECEMBER 31, 2004
                               -------------------------   ------------------------
                                  GROSS                      GROSS
                                CARRYING     ACCUMULATED    CARRYING    ACCUMULATED
                                 AMOUNT     AMORTIZATION     AMOUNT    AMORTIZATION
                               ----------   ------------   ---------   ------------
Amortized intangible assets:
   Core deposit intangible     $7,060,224    (2,273,764)   2,265,000    (1,466,868)
                               ----------    ----------    ---------    ----------
                               $7,060,224    (2,273,764)   2,265,000    (1,466,868)
                               ==========    ==========    =========    ==========

     The aggregate amortization expense of intangible assets subject to amortization for the past three years is as follows:

                                          YEAR ENDED
                                         DECEMBER 31,
                                 ----------------------------
                                   2005       2004      2003
                                 --------   -------   -------
Aggregate amortization expense   $806,896   215,112   306,896

     The estimated amortization expense for the next five years is as follows:

For the year ending:
--------------------
        2006           $1,032,583
        2007              922,337
        2008              701,443
        2009              626,111
        2010              526,477

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     The Company's goodwill associated with the purchase of subsidiaries by reporting segments at December 31, 2005, 2004, and 2003 is summarized as follows:

        THE EXCHANGE   CITIZENS UNION
       NATIONAL BANK   STATE BANK AND      OSAGE
        OF JEFFERSON      TRUST OF      VALLEY BANK     BANK 10
            CITY           CLINTON        OF WARSAW    OF BELTON      TOTAL
       -------------   --------------   -----------   ----------   ----------
2005     $4,382,098      16,701,762      4,112,876    15,127,039   40,323,775
2004      4,382,098      16,701,762      4,112,876            --   25,196,736
2003      4,382,098      16,701,762      4,112,876            --   25,196,736

(8)  MORTGAGE SERVICING RIGHTS

     Mortgage loans serviced for others totaled approximately $220,127,000 and $214,516,000 at December 31, 2005 and 2004, respectively. Mortgage servicing rights totaled approximately $1,536,000 and $1,606,000 at December 31, 2005 and 2004, respectively.

     Changes in the balance of servicing assets related to the loans serviced by The Exchange National Bank of Jefferson City for the years ended December 31, 2005 and 2004 are as follows:

Balance at December 31, 2003   $1,591,289
Additions                         451,850
Amortization                     (437,209)
                               ----------
Balance at December 31, 2004    1,605,930
Additions                         386,203
Amortization                     (455,802)
                               ----------
Balance at December 31, 2005   $1,536,331
                               ==========

     The Company's mortgage servicing rights are amortized in proportion to the related estimated net servicing income on a straight line basis over the estimated lives of the related mortgages which is seven years. The estimated amortization expense for the next five years is as follows:

For the year ended:
2006                  $437,000
2007                   370,000
2008                   315,000
2009                   235,000
2010                   157,000

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

(9)  DEPOSITS

     The scheduled maturities of time deposits are as follows (in thousands):

                   2005       2004
                 --------   -------
Due within:
   One year      $275,517   214,451
   Two years       92,945    59,037
   Three years     26,017    36,551
   Four years       9,739    16,169
   Five years      18,217    16,095
   Thereafter         832       324
                 --------   -------
                 $423,267   342,627
                 ========   =======

(10) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Information relating to securities sold under agreements to repurchase is as follows:

                                                  2005         2004         2003
                                              -----------   ----------   ----------
Average daily balance                         $45,832,211   57,950,027   67,597,201
Maximum balance at month-end                   63,482,233   85,162,798   72,920,590
Year end balance                               33,292,735   34,515,323   66,774,423
Weighted average interest rate at year-end           3.30%        1.73%        0.87%
Weighted average interest rate for the year          2.70%        1.15%        0.95%

     The securities underlying the agreements to repurchase are under the control of the Banks.

     Unused agreements with unaffiliated banks to sell and repurchase securities on which The Exchange National Bank of Jefferson City may draw totaled $10,000,000 at December 31, 2005. Additionally, under agreements with unaffiliated banks, The Banks may borrow up to $45,000,000 in federal funds on an unsecured basis at December 31, 2005.

(11) SUBORDINATED NOTES

     On March 17, 2005, Exchange Statutory Trust II, a newly formed business trust and subsidiary of the Company issued $23,000,000 of 30-year floating rate Trust Preferred Securities (TPS) to a Trust Preferred Securities Pool. The interest rate on the TPS is a fixed rate at 6.30% for five years then converting to a floating rate. The floating rate will be based on a specific margin above three-month LIBOR. The TPS can be prepaid without penalty at any time after five years from the issuance date.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     The TPS represent preferred interests in a special purpose subsidiary trust organized by the Company. The Company invested approximately $712,000 in common interests in the trust and the purchaser in the private placement purchased $23,000,000 in preferred interests. The proceeds were used to purchase from the Company its 30-year deeply subordinated debentures whose terms mirror those stated above for the TPS. The debentures are guaranteed by the Company pursuant to a subordinated guarantee. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The trustee for the TPS holders is U.S. Bank, N.A. The trustee does not have the power to take enforcement action in the event of a default under the TPS for five years from the date of default. In the event of default, however, the Company would be precluded from paying dividends until the default is cured.

     The proceeds of the private placement TPS were used by the Company to facilitate the Bank 10 acquisition as described in Note 2.

     On March 17, 2004, Exchange Statutory Trust I, a newly formed Delaware business trust and subsidiary of the Company issued $25,000,000 of floating TPS to a Trust Preferred Securities Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly. The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. The net proceeds to the Company from the sale of the junior subordinated debentures, after deducting underwriting commissions and estimated offering expenses, were approximately $25,000,000. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened to a date not earlier than March 17, 2009 if certain conditions are met. A portion of the proceeds from the offering were used to repay $11,000,000 of previously outstanding indebtedness with the remaining available for cash operating reserves at the holding company level.

     The Exchange Statutory Trusts are not consolidated in the Company's financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2005 and 2004 were $49,486,000 and $25,774,000, respectively. The Company recorded the investments in the common securities issued by the Exchange Statutory Trusts and corresponding obligations of the subordinated notes, as well as interest income and interest expense on the investments and obligations.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

(12) OTHER BORROWED MONEY

     Other borrowed money at December 31, 2005 and 2004 is summarized as follows:

                                                                                  2005         2004
                                                                              -----------   ----------
The Exchange National Bank of Jefferson City:
   Federal Home Loan Bank of Des Moines advances,
      weighted average rates of 4.54% and 4.19% at
      December 31, 2005 and 2004, respectively,
      due at various dates through 2010                                       $25,000,000   30,000,000

Citizens Union State Bank and Trust of Clinton:
   Federal Home Loan Bank of Des Moines advances,
      weighted average rates of 5.40% and 5.40% at
      at December 31, 2005 and 2004, respectively,
      due at various dates through 2008                                         3,100,000    3,100,000

Osage Valley Bank of Warsaw:
   Federal Home Loan Bank of Des Moines advances, weighted average rates of
      3.66% and 3.70% at December 31, 2005 and 2004, respectively,
      due at various dates through 2013                                         5,332,388    6,424,747

Bank 10 of Belton:
   Federal Home Loan Bank of Des Moines advances, weighted average rates of
      4.04% at December 31, 2005,
      due at various dates through 2009                                        18,747,273           --
                                                                              -----------   ----------
                                                                              $52,179,661   39,524,747
                                                                              ===========   ==========

     The US Bank line of credit was renewed in January 2006 and is now due December 2006. There was no outstanding balance on the line of credit at December 31, 2005.

     The advances from the Federal Home Loan Bank of Des Moines are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank of Des Moines stock, as well as mortgage loans equal to 119% of the outstanding advance balance, to secure amounts borrowed at The Exchange National Bank of Jefferson City and Osage Valley Bank of Warsaw, 134% at Citizens Union State Bank and Trust of Clinton, and 158% at Bank 10 of Belton. The Exchange National Bank of Jefferson City has $5,000,000 and $10,000,000 of FHLB advances callable on March 3, 2006 and February 27, 2006, respectively. Citizens Union State Bank and Trust of Clinton has $3,000,000 callable on January 23, 2006.

     Based upon the collateral pledged to the Federal Home Loan Bank of Des Moines at December 31, 2005, the Banks' had combined credit lines of $124,686,000, of which $72,506,000 was available for additional borrowings.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     The scheduled principal reduction of other borrowed money at December 31, 2005 is as follows:

2006                  $42,351,189
2007                    2,617,182
2008                    1,597,035
2009                    2,047,273
2010                      683,857
2011 and thereafter     2,883,125
                      -----------
                      $52,179,661
                      ===========

(13) RESERVE REQUIREMENTS AND COMPENSATING BALANCES

     The Federal Reserve Bank required the Banks to maintain cash or balances of $5,973,000 and $5,394,000 at December 31, 2005 and 2004, respectively, to satisfy reserve requirements.

     Average compensating balances held at correspondent banks were $3,503,000 and $2,023,000 at December 31, 2005 and 2004, respectively. The Banks maintain such compensating balances with correspondent banks to offset charges for services rendered by those banks.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

(14) INCOME TAXES

     The composition of income tax expense (benefit) for 2005, 2004, and 2003 is as follows:

                                    2005         2004        2003
                                 ----------   ---------   ---------
Current:
   Federal                       $4,326,338   3,449,464   4,717,263
   State                            142,234     109,688      58,960
                                 ----------   ---------   ---------
      Total current               4,468,572   3,559,152   4,776,223
Deferred                           (141,872)    247,404    (620,358)
                                 ----------   ---------   ---------
      Total income tax expense   $4,326,700   3,806,556   4,155,865
                                 ==========   =========   =========

     Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

                                          2005         2004        2003
                                       ----------   ---------   ---------
Tax at statutory Federal income tax
   rate                                $4,884,692   4,139,038   4,519,923
Tax-exempt income                        (599,641)   (450,431)   (457,039)
State income tax, net of Federal tax
   benefit                                 92,452      71,297      38,324
Other, net                                (50,803)     46,652      54,657
                                       ----------   ---------   ---------
                                       $4,326,700   3,806,556   4,155,865
                                       ==========   =========   =========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     The components of deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are as follows:

                                          2005         2004
                                       ----------   ---------
Deferred tax assets:
   Allowance for loan losses           $2,683,342   2,623,458
   Nonaccrual loan interest               330,283     301,298
   Core deposit intangible                 68,692          --
   Available-for-sale securities          567,160          --
   Accrued pension expense                100,030          --
   Deferred compensation                   83,584      79,716
   Other                                  143,500     205,509
                                       ----------   ---------
      Total deferred tax assets         3,976,591   3,209,981
                                       ----------   ---------
Deferred tax liabilities:
   Available-for-sale securities               --     211,902
   Premises and equipment                 850,260     947,850
   Core deposit intangible                     --     132,871
   Prepaid pension expense                     --      33,867
   Mortgage servicing rights              121,473     138,689
   FHLB stock dividend                     92,365      95,653
   Intangible assets                      401,502     129,395
   Other                                  121,911      51,607
                                       ----------   ---------
      Total deferred tax liabilities    1,587,511   1,741,834
                                       ----------   ---------
      Net deferred tax asset           $2,389,080   1,468,147
                                       ==========   =========

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2005 and, therefore, has not established a valuation reserve.

     At December 31, 2005, the accumulation of prior years' earnings representing tax bad debt deductions of The Exchange National Bank of Jefferson City were $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, The Exchange National Bank of Jefferson City would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

(15) PENSION AND RETIREMENT PLANS

     The Company provides a noncontributory defined benefit pension plan in which all full-time employees become participants upon the later of the completion of one year of qualified service or the attainment of age 21, and in which they continue to participate as long as they continue to be full-time employees, until their retirement, death, or termination of employment prior to normal retirement date. The normal retirement benefits provided under the plan vary depending upon the participant's rate of compensation, length of employment, and social security benefits. Retirement benefits are payable for life, but not less than ten years. Plan assets consist of U.S. Treasury and government agency securities, corporate common stocks and bonds, real estate mortgages, and demand deposits.

     The measurement date used to determine pension benefit measures for the pension plan is November 1.

     Pension expense for the plan for 2005, 2004, and 2003 is as follows:

                                        2005       2004       2003
                                     ---------   --------   --------
Service cost--benefits earned
   during the year                   $ 471,319    292,059    257,103
Interest costs on projected
   benefit obligations                 276,245    242,384    231,253
Expected return on plan assets        (368,873)  (374,586)  (373,976)
Net amortization and deferral          (26,632)   (35,512)   (35,512)
Amortization of prior service cost      39,315
Amortization of net gains                   --     (6,695)   (29,916)
                                     ---------   --------   --------
      Pension expense                $ 391,374    117,650     48,952
                                     =========   ========   ========

     A summary of the activity in the Plan's benefit obligation, assets, funded status, and amounts recognized in the Company's consolidated balance sheets at December 31, 2005, 2004, and 2003 are as follows:

                              2005         2004        2003
                           ----------   ---------   ---------
Benefit obligation:
   Balance, January 1      $4,785,746   4,526,595   4,052,111
   Service cost               471,319     292,059     257,103
   Interest cost              276,245     242,384     231,253
   Plan amendments *        1,203,000          --          --
   Actuarial (gain) loss     (301,104)    (36,053)    217,913
   Benefits paid             (250,883)   (239,239)   (231,785)
                           ----------   ---------   ---------
   Balance, December 31    $6,184,323   4,785,746   4,526,595
                           ==========   =========   =========

* Plan amendments consist of adding affiliated banks who adopted the Plan effective July 1, 2005.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

                                                     2005         2004        2003
                                                  ----------   ---------   ---------
Plan assets:
   Fair value, January 1                          $5,284,974   5,079,194   4,482,116
   Actual return                                     550,347     445,019     828,863
   Benefits paid                                    (250,883)   (239,239)   (231,785)
                                                  ----------   ---------   ---------
   Fair value, December 31                        $5,584,438   5,284,974   5,079,194
                                                  ==========   =========   =========
Funded status:
   Plan assets, in excess (less than)
      benefit obligation                          $ (599,885)    499,228     552,599
   Unamortized prior service cost *                1,163,685          --          --
   Unrecognized net gains                           (849,600)   (393,654)   (329,375)
                                                  ----------   ---------   ---------
      Prepaid pension (accrued) cost
         included in other assets (liabilities)   $ (285,800)    105,574     223,224
                                                  ==========   =========   =========

* Prior service cost in the amount of $1,203,000 is being amortized over 15.3 years.

Weighted average rates utilized to determine benefit obligations for the Plan years ended December 31, 2005, 2004, and 2003 are as follows:

                                       2005   2004   2003
                                       ----   ----   ----
Discount rate                          5.25%  5.25%  5.50%
Annual rate of compensation increase   5.00%  6.00%  6.00%

Weighted average rates utilized to determine net cost for Plan years ended December 31, 2005, 2004, and 2003 are as follows:

                                               2005   2004   2003
                                               ----   ----   ----
Discount rate for the service cost             5.25%  5.50%  5.88%
Annual rate of assumed compensation increase   6.00%  6.00%  6.00%
Expected long-term rate of return
   on plan assets                              7.00%  7.00%  7.00%

The Company's overall expected long-term rate of return on assets is 7.00 percent. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The return is based exclusively on historical returns, without adjustments.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     The weighted-average asset allocation of the plan's assets at December 31, 2005, 2004, and 2003 were as follows:

                          PENSION PLAN ASSETS
                            AT DECEMBER 31
                       ------------------------
                        2005     2004     2003
                       ------   ------   ------
Asset category:
   Equity scecurties    83.49%   81.35%   75.62%
   Debt securities      12.90%   17.16%   19.82%
   Other                 3.61%    1.49%    4.56%
                       ------   ------   ------
      Total            100.00%  100.00%  100.00%
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

     The Company does not expect to make a contribution to the pension plan in 2006.

     The benefits expected to be paid in the years 2006 to 2010 are $260,000, $257,000, $260,000, $250,000, and $278,000, respectively. The aggregate benefits to be paid in the five years from 2011 to 2015 are $1,658,000. The expected benefits are based on the same assumptions used to measure the Company's benefit obligations at November 1, 2005 and include future employee service.

     In addition to the pension plan described above, the Company provides a profit-sharing plan which covers all full-time employees. Prior to 2004, The Exchange National Bank of Jefferson City was the only participant in the plan. Beginning with 2004, Citizens Union State Bank and Trust of Clinton and Osage Valley Bank of Warsaw discontinued their individual profit-sharing plans and became participants in the consolidated profit-sharing plan. In 2006, Bank 10 of Belton will become a participant in the consolidated profit sharing plan. The Company makes annual contributions in an amount equal to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for Federal income tax purposes. Contributions to the profit-sharing plan for 2005, 2004, and 2003 were $864,096, $787,274, and $590,135, respectively.

     Prior to joining the Company's consolidated profit-sharing plan in 2004, Citizens Union State Bank and Trust of Clinton had a profit-sharing plan which covered all full-time employees. Eligible employees could defer up to 8% of the participant's salary each year. Citizens Union State Bank and Trust of Clinton matched 1/3 of each employee's deferral. In addition, a discretionary contribution could be made each year by Citizens Union State Bank and Trust of Clinton. Contributions to the profit-sharing plan for 2003 were $126,365.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     Prior to joining the Company's consolidated profit-sharing plan in 2004, Osage Valley Bank of Warsaw had a profit-sharing plan and a 401k employer match plan covering all full-time employees. Osage Valley Bank of Warsaw made a contribution to the profit-sharing plan using a graduated contribution scale that was based on the bank's return on assets. Under the 401k plan, Osage Valley Bank of Warsaw matched 1/2 of each employee's first 6% of salary deferral. Contributions to the profit sharing and 401k plans for 2003 were $43,715.

     In 2005, Bank 10 of Belton had a 401k employer match plan covering all eligible employees. Contributions to the 401k plan for 2005 were $98,490.

(16) STOCK OPTION PLANS

     On December 4, 2000, the Incentive Stock Option Committee of the board of directors (the Committee) approved the Company's stock plan, which provides for the grant of options to purchase up to 450,000 shares of the Company's common stock to officers and other key employees of the Company and its subsidiaries. Terms and conditions (including price, exercise date, and number of shares) are determined by the Committee. All options were granted at fair value and vest over periods ranging from four to five years, except for 4,821 options issued in 2002 that vested immediately.

     The following table summarizes the Company's stock option activity:

                                                                  WEIGHTED AVERAGE
                                      NUMBER OF SHARES             EXERCISE PRICE
                                         DECEMBER 31                 DECEMBER 31
                                 ---------------------------   ----------------------
                                   2005      2004      2003     2005     2004    2003
                                 -------   -------   -------   ------   -----   -----
Outstanding, beginning of year   125,391    98,891    76,654   $23.44   20.27   17.53
Granted                           36,165    26,500    30,493    28.45   35.25   26.57
Exercised                             --        --    (1,513)      --      --   18.67
Canceled                              --        --    (6,743)      --      --   17.91
                                 -------   -------   -------
Outstanding, end of year         161,556   125,391    98,891    24.56   23.44   20.27
                                 =======   =======   =======
Exercisable, end of year          77,361    57,970    34,658    19.92   18.10   16.89

     The weighted average remaining contractual life of options outstanding at December 31, 2005 was approximately seven years.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

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

                                            2005   2004   2003
                                           -----   ----   ----
Options issued during:
   Grant date fair value per share         $6.30   9.73   6.47
Significant assumptions:
   Risk-free interest rate at grant date    3.86%  4.05%  3.82%
   Expected annual rate of
      quarterly dividends                   2.30   2.30   2.30
   Expected stock price volatility            22     23     20
   Expected life to exercise (years)        6.25     10     10

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

(17) SEGMENT INFORMATION

     Through the respective branch network, the Banks provide similar products and services in four defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, and installment and other consumer. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City, Clinton, Warsaw, and Belton Missouri. The products and services are offered to customers primarily within their respective geographic areas. The business segments results that follow are consistent with the Company's internal reporting system, which is consistent, in all material respects, with accounting principles generally accepted in the United States of America and practices prevalent in the banking industry.

                                                                             2005
                                   ---------------------------------------------------------------------------------------
                                                      CITIZENS
                                    THE EXCHANGE       UNION
                                      NATIONAL       STATE BANK   OSAGE VALLEY
                                       BANK OF       AND TRUST        BANK         BANK 10      CORPORATE
                                   JEFFERSON CITY    OF CLINTON     OF WARSAW     OF BELTON     AND OTHER        TOTAL
                                   --------------   -----------   ------------   -----------   -----------   -------------
Balance sheet information:
   Loans, net of allowance
      for loan losses               $374,467,039    238,347,946     53,132,834   138,502,283            --     804,450,102
   Debt and equity securities         71,830,503     42,305,412     34,234,784    29,835,127     1,486,000     179,691,826
   Goodwill                            4,382,098     16,701,762      4,112,876    15,127,039            --      40,323,775
   Intangible assets                          --        583,020             --     4,203,440            --       4,786,460
   Total assets                      487,322,716    329,366,100    102,071,064   205,092,903     2,617,693   1,126,470,476
   Deposits                          391,682,694    265,370,183     84,823,313   148,430,696    (8,851,680)    881,455,206
   Stockholders' equity               49,732,241     42,602,916      9,415,739    34,410,079   (39,428,110)     96,732,865
Statement of income information:
   Total interest income            $ 28,266,336     16,517,644      4,720,339     7,754,331        81,384      57,340,034
   Total interest expense             10,840,544      5,712,821      2,191,408     2,319,968     2,608,849      23,673,590
                                    ------------    -----------    -----------   -----------   -----------   -------------
         Net interest income          17,425,792     10,804,823      2,528,931     5,434,363    (2,527,465)     33,666,444
   Provision for loan losses             875,000        400,000         42,000         4,612            --       1,321,612
   Noninterest income                  3,842,239      1,742,060        574,036     1,187,809       (80,848)      7,265,296
   Noninterest expense                10,837,795      7,828,933      1,899,109     4,332,782       469,531      25,368,150
   Income taxes                        3,058,800      1,295,533        298,520       727,177    (1,053,330)      4,326,700
                                    ------------    -----------    -----------   -----------   -----------   -------------
         Net income (loss)          $  6,496,436      3,022,417        863,338     1,557,601    (2,024,514)      9,915,278
                                    ============    ===========    ===========   ===========   ===========   =============
Capital expenditures                $    347,324      4,103,289      1,866,885        69,658            --       6,387,156

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

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

                        December 31, 2005, 2004, and 2003

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

                        December 31, 2005, 2004, and 2003

(18) CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

     The condensed balance sheets as of December 31, 2005 and 2004 and the related condensed statements of income and cash flows for the years ended December 31, 2005, 2004 and 2003 of the Company are as follows:

                            CONDENSED BALANCE SHEETS

                                                    2005           2004
                                                ------------   -----------
                    ASSETS

Cash and due from banks                         $  8,792,405    17,517,127
Investment securities                              1,486,000       774,000
Investment in subsidiaries                       136,706,007    99,796,737
Other assets                                         248,231       265,449
                                                ------------   -----------
   Total assets                                 $147,232,643   118,353,313
                                                ============   ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Subordinated notes                              $ 49,486,000    25,774,000
Dividends payable                                    875,668       750,572
Other liabilities                                    138,110        57,958
Stockholders' equity                              96,732,865    91,770,783
                                                ------------   -----------
   Total liabilities and stockholders' equity   $147,232,643   118,353,313
                                                ============   ===========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

                         CONDENSED STATEMENTS OF INCOME

                                                2005         2004        2003
                                             ----------   ---------   ---------
Revenue:
   Dividends received from subsidiaries      $7,600,000   6,400,000   6,660,477
   Interest                                     219,828     142,179          --
   Other                                          3,811         308         499
                                             ----------   ---------   ---------
      Total revenue                           7,823,639   6,542,487   6,660,976
                                             ----------   ---------   ---------
Expenses:
   Interest on bank debt                             --      60,288     208,305
   Interest on notes payable                         --          --     286,335
   Interest on subordinated notes             2,747,293     886,324          --
   Amortization of intangible assets                 --          --     125,000
   Other                                        554,190     586,897     335,575
                                             ----------   ---------   ---------
      Total expenses                          3,301,483   1,533,509     955,215
                                             ----------   ---------   ---------
      Income before income tax benefit and
         equity in undistributed income
         of subsidiaries                      4,522,156   5,008,978   5,705,761
Income tax benefit                            1,053,330     486,500     334,200
Equity in undistributed income
   of subsidiaries                            4,339,792   2,809,502   3,003,953
                                             ----------   ---------   ---------
      Net income                             $9,915,278   8,304,980   9,043,914
                                             ==========   =========   =========

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                           2005           2004         2003
                                                       ------------   -----------   ----------
Cash flows from operating activities:
   Net income                                          $  9,915,278     8,304,980    9,043,914
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Equity in undistributed
            income of subsidiaries                       (4,339,792)   (2,809,502)  (3,003,953)
         Other, net                                          97,372       (95,210)     (93,580)
                                                       ------------   -----------   ----------
               Net cash provided by
                  operating activities                    5,672,858     5,400,268    5,946,381
                                                       ------------   -----------   ----------
Cash flows from investing activities:
   Acquisition of subsidiary, net of cash acquired      (34,020,004)           --           --
                                                       ------------   -----------   ----------
               Net cash used in investing activities    (34,020,004)           --           --
                                                       ------------   -----------   ----------
Cash flows from financing activities:
   Purchase of available for sale securities               (712,000)     (774,000)          --
   Proceeds from issuance of subordinated notes          23,712,000    25,774,000           --
   Repayment of bank debt                                        --   (17,950,568)  (1,000,000)
   Cash dividends paid                                   (3,377,576)   (3,377,576)  (2,987,715)
   Proceeds from exercise of stock options                       --            --       28,251
   Purchases of common stock                                     --            --       (2,503)
                                                       ------------   -----------   ----------
               Net cash provided by (used in)
                  financing activities                   19,622,424     3,671,856   (3,961,967)
                                                       ------------   -----------   ----------
               Net increase (decrease) in cash           (8,724,722)    9,072,124    1,984,414
Cash and due from banks at beginning of year             17,517,127     8,445,003    6,460,589
                                                       ------------   -----------   ----------
Cash and due from banks at end of year                 $  8,792,405    17,517,127    8,445,003
                                                       ============   ===========   ==========

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

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     The Company's extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2005, no amounts have been accrued for any estimated losses for these financial instruments.

     The contractual amount of off-balance-sheet financial instruments as of December 31, 2005 and 2004 is as follows:

                                   2005           2004
                               ------------   -----------
Commitments to extend credit   $142,489,989   122,166,519
Standby letters of credit         4,756,712     3,080,429

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 2005, approximately $105,481,000 represents fixed-rate loan commitments. Of the total commitments to extend credit at December 31, 2004, approximately $90,186,000 represents fixed-rate loan commitments. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, furniture and equipment, and real estate.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company's customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers. The approximate remaining term of standby letters of credit range from one month to ten years at December 31, 2005.

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

     A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2005 and 2004 is as follows:

                                                    2005                           2004
                                       ------------------------------   -------------------------
                                          CARRYING           FAIR         CARRYING        FAIR
                                           AMOUNT           VALUE          AMOUNT        VALUE
                                       --------------   -------------   -----------   -----------
Assets:
   Loans                               $  804,450,102     803,460,000   629,141,036   635,556,000
   Investment in debt and
      equity securities                   179,691,826     179,691,826   171,717,635   171,717,635
   Federal fund sold and
      securities purchased under
      agreements to resell                 12,447,981      12,447,981    41,603,952    41,603,952
   Cash and due from banks                 35,282,568      35,282,568    24,104,458    24,104,458
   Accrued interest receivable              7,772,573       7,772,573     5,289,083     5,289,083
                                       --------------   -------------   -----------   -----------
                                       $1,039,645,050   1,038,654,948   871,856,164   878,271,128
                                       ==============   =============   ===========   ===========
Liabilities:
   Deposits:
      Demand                           $  134,364,788     134,364,788    98,156,124    98,156,124
      NOW                                 110,338,554     110,338,554   117,822,197   117,822,197
      Savings                              56,213,747      56,213,747    50,918,443    50,918,443
      Money market                        157,271,050     157,271,050   117,125,302   117,125,302
      Time                                423,267,067     423,490,000   342,627,410   344,160,000
      Federal funds purchased and
         securities sold under
            agreements to repurchase       36,995,735      36,995,735    34,515,323    34,515,323
      Interest-bearing demand
          notes to U.S. Treasury            1,098,337       1,098,337       897,470       897,470
      Subordinated notes                   49,486,000      49,486,000    25,774,000    25,774,000
      Other borrowed money                 52,179,661      52,461,000    39,524,747    39,241,000
      Accrued interest payable              3,124,365       3,124,365     1,795,267     1,795,267
                                       --------------   -------------   -----------   -----------
                                       $1,024,339,304   1,024,843,576   829,156,283   830,405,126
                                       ==============   =============   ===========   ===========

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

                        December 31, 2005, 2004, and 2003

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

                        December 31, 2005, 2004, and 2003

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

                                                                     (Continued)

                       EXCHANGE NATIONAL BANCSHARES, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                        December 31, 2005, 2004, and 2003

(21) QUARTERLY FINANCIAL INFORMATION

     (unaudited)
     (In thousands, except per share data)

                                 FIRST     SECOND    THIRD     FOURTH
                                QUARTER   QUARTER   QUARTER   QUARTER   YEAR-TO-DATE
                                -------   -------   -------   -------   ------------
                                                        2005
                                ----------------------------------------------------
Interest income                 $11,527    13,887    15,863    16,063      57,340
Interest expense                  4,440     5,811     6,707     6,715      23,673
                                -------    ------    ------    ------      ------
      Net interest income       $ 7,087     8,076     9,156     9,348      33,667
                                =======    ======    ======    ======      ======
Provision for loan losses       $   235       238       260       589       1,322
Noninterest income                1,331     1,797     2,011     2,126       7,265
Noninterest expense               4,975     6,261     7,069     7,063      25,368
Income taxes                        970     1,030     1,186     1,141       4,327
Net income                        2,238     2,344     2,652     2,681       9,915
Net income per share:
   Basic earnings per share        0.54      0.56      0.64      0.64        2.38
   Diluted earnings per share      0.53      0.56      0.63      0.64        2.36

                                                        2004
                                ----------------------------------------------------
Interest income                 $ 9,762     9,984    10,404    10,941      41,091
Interest expense                  2,954     3,181     3,459     3,793      13,387
                                -------     -----    ------    ------      ------
      Net interest income       $ 6,808     6,803     6,945     7,148      27,704
                                =======     =====    ======    ======      ======
Provision for loan losses       $   236       210       160       336         942
Noninterest income                1,447     1,551     1,371     1,364       5,733
Noninterest expense               4,672     4,991     5,177     5,543      20,383
Income taxes                      1,053     1,024       923       807       3,807
Net income                        2,294     2,129     2,056     1,826       8,305
Net income per share:
   Basic earnings per share        0.55      0.51      0.49      0.44        1.99
   Diluted earnings per share      0.54      0.51      0.49      0.43        1.98

     MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS

     Since June 19, 2000 our Company's common stock has been traded on Nasdaq's national market under the stock symbol of "EXJF." The following table sets forth the range of high and low bid prices of our Company's common stock by quarter for each quarter in 2005 and 2004 in which the stock was traded.

      2005        HIGH    LOW
--------------   -----   -----
First Quarter    30.06   28.50
Second Quarter   30.25   26.74
Third Quarter    29.46   26.00
Fourth Quarter   30.88   27.02

      2004        HIGH    LOW
--------------   -----   -----
First Quarter    37.00   30.47
Second Quarter   34.56   28.01
Third Quarter    30.98   28.00
Fourth Quarter   31.53   27.83

     As of March 1, 2006, our Company had issued 4,298,353 shares of common stock, of which 4,169,847 shares were outstanding. The outstanding shares were held of record by approximately 1,470 persons. The common stock is the only class of equity security which our Company has outstanding.

     The following table sets forth information on dividends paid by our Company in 2005 and 2004.

                 DIVIDENDS PAID
  MONTH PAID        PER SHARE
--------------   --------------
January, 2005             $0.18
April, 2005                0.18
July, 2005                 0.18
October, 2005              0.18
December, 2005             0.09
                          -----
Total for 2005            $0.81
                          =====

January, 2004             $0.18
April, 2004                0.18
July, 2004                 0.18
October, 2004              0.18
December, 2004             0.09
                          -----
Total for 2004            $0.81
                          =====

     Our Board of Directors intends that our Company will continue to pay quarterly dividends at least at the current rate. Beginning January 1, 2006, higher quarterly dividends are replacing the year-end special dividend. Because the special dividend has been made for nineteen consecutive years, our Board of Directors incorporated the special dividend into the regular quarterly dividend rate beginning January 1, 2006. The actual amount of quarterly dividends will depend upon the payment of sufficient dividends by our subsidiary Banks to our Company. The payment by our Banks of dividends to our Company will depend upon such factors as our Banks' financial condition, results of operations and current and anticipated cash needs, including capital requirements. As discussed in Note 3 to our Company's consolidated financial statements, the Banks may pay up to $13,367,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Banks.

                      DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

Name                          Position with Our Company         Position with Subsidiary Banks     Principal Occupation
----                          -------------------------         ------------------------------     --------------------
James E. Smith                Chairman, Chief Executive         Chairman, Chief Executive          Position with Exchange,
                              Officer and Director-Class I      Officer, and Director of Citizens  Citizens Union State Bank,
                                                                Union State Bank, Vice Chairman    Osage Valley Bank, and Bank
                                                                and Director of Osage Valley       10
                                                                Bank, Director of Exchange
                                                                National Bank, Chairman and
                                                                Director of Bank 10

David T. Turner               President and Director-Class III  Chairman, President, Chief         Position with Exchange and
                                                                Executive Officer and Director of  Exchange National Bank
                                                                Exchange National Bank, Director
                                                                of Citizens Union State Bank

Charles G. Dudenhoeffer, Jr.  Director-Class I                  Director of Exchange National      Retired
                                                                Bank

Philip D. Freeman             Director-Class I                  Director of Exchange National      Owner/Manager, Freeman
                                                                Bank                               Mortuary, Jefferson City,
                                                                                                   Missouri

David R. Goller               Director-Class II                 Director of Exchange National      Attorney with the law firm
                                                                Bank                               of Goller, Gardner &
                                                                                                   Feather, P.C., Jefferson
                                                                                                   City, Missouri

James R. Loyd                 Director-Class II                 Director of Exchange National      Retired
                                                                Bank

Kevin L. Riley                Director-Class III                Director of Exchange National      Co-owner, Riley Chevrolet,
                                                                Bank                               Inc. and Riley Toyota,
                                                                                                   Scion, Cadillac, Inc.,
                                                                                                   Jefferson City, Missouri

Gus S. Wetzel, II             Director-Class II                 Director of Citizens Union State   Physician
                                                                Bank

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

James H. Taylor               Senior Vice President and                                            Position with Exchange
                              Senior Credit Officer

                           ANNUAL REPORT ON FORM 10-K

     A copy of our Company's Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2006 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Secretary, Exchange National Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company's reasonable expenses in furnishing such exhibits.