Form 10-K, Exhibit 13
period 2006-12-31
EXCHANGE NATIONAL BANCSHARES INC
filed 2007-03-16
CIK 893847

Exhibit 13
2006
ANNUAL REPORT
TO
SHAREHOLDERS
EXCHANGE NATIONAL BANCSHARES, INC.
Jefferson City, Missouri

EXCHANGE NATIONAL BANCSHARES, INC.
Lee’s Summit, Missouri
March 16, 2007
Dear Investors:
     In the 15 years since establishing itself as a multi-bank holding company, Exchange National Bancshares, Inc. has grown from a four-branch organization with total assets of $265 million to 26 branches with assets exceeding $1.1 billion. Much of that growth has been achieved via the acquisition of other banks that were brought into the organization and run as separate companies under the Exchange National Bancshares holding company. While maintaining separate bank charters for each acquisition proved beneficial, Exchange National Bancshares has reached the size that it can benefit from having a single branding identity that customers carry with them as they move throughout Missouri.
     As announced last December, Exchange National Bancshares is consolidating our subsidiary banks into a single charter and relocating our corporate headquarters to the Kansas City metropolitan area. Establishing our corporate headquarters in Kansas City provides many benefits to our Company, including improved visibility to a broader investor base. Our consolidation effort is proceeding well and we anticipate having our entire organization on a shared data processing platform during the second quarter of 2007.
     As we move forward in our strategic planning process, I assure you that Exchange National Bancshares, Inc. will not lose sight of its long standing tradition of providing excellent customer service. Exchange National Bancshares’ philosophy of having local leadership in decision making roles will remain unchanged.
     Shareholders received dividends totaling $0.84 per share in 2006 compared to $0.81 in 2005. At December 31, 2006, our Company’s dividend yield was above its peers at 2.67%. Management is proud of our Company’s healthy dividend.
     Regarding 2006 financial highlights, total assets increased to $1,142,712,000. For 2006, return on average equity was 10.79% and the return on average assets was 0.95%, compared to 10.47% and 0.91% respectively for 2005.
     Capitalization expressed in terms of tier one capital to adjusted average total assets (leverage ratio) was 8.77% at year-end 2006 compared to 7.88% at December 31, 2005. Total capital to risk-weighted assets was 13.84% at December 31, 2006 compared to 12.70% at year-end 2005. Both ratios continue to exceed the Federal Reserve’s definition of “well capitalized”.
     The Directors and Management of our Company thank you, our investors, for your continued support as we move forward with our strategic plan. We look forward to a busy 2007!

Sincerely,

JAMES E. SMITH
Chairman & Chief Executive Officer

EXCHANGE NATIONAL BANCSHARES, INC.
DESCRIPTION OF BUSINESS
     Exchange National Bancshares, Inc. is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Exchange was incorporated under the laws of the State of Missouri on October 23, 1992, and on April 7, 1993 it acquired all of the issued and outstanding capital stock of The Exchange National Bank of Jefferson City, a national banking association, pursuant to a corporate reorganization involving an exchange of shares. On November 3, 1997, our Company acquired Union State Bancshares, Inc., and Union’s wholly-owned subsidiary, Citizens Union State Bank. Following the May 4, 2000 acquisition of Calhoun Bancshares, Inc. by Union State Bank, Calhoun Bancshares’ wholly-owned subsidiary, Citizens State Bank of Calhoun, merged into Union State Bank. The surviving bank in this merger is called Citizens Union State Bank & Trust. On January 3, 2000, our Company acquired Mid Central Bancorp, Inc., and Mid Central’s wholly-owned subsidiary, Osage Valley Bank. On October 25, 1999, Exchange established ENB Holdings, Inc. as a wholly-owned subsidiary for the sole purpose of effecting the June 16, 2000 merger with CNS Bancorp, Inc. and its subsidiary, City National Savings Bank, FSB. City National subsequently was merged into Exchange National Bank. ENB Holdings owns 27.4% of Exchange National Bank with the balance owned by Exchange. On October 17, 2001, Exchange and Union each received approval from the Federal Reserve to become a financial holding company. On May 2, 2005 our Company acquired 100 percent of the outstanding common shares of Bank 10 from Drexel Bancshares, Inc. of Belton, Missouri. In addition to ownership of its subsidiaries, Exchange could seek expansion through acquisition and may engage in those activities (such as investments in banks or operations closely related to banking) in which it is permitted to engage under applicable law. It is not currently anticipated that Exchange will engage in any business other than that directly related to its ownership of its banking subsidiaries or other financial institutions. Except as otherwise provided herein, references herein to “Exchange” or our “Company” include Exchange and its consolidated subsidiaries.
     Exchange National Bank, located in Jefferson City, Missouri, was founded in 1865. Exchange National Bank is the oldest bank in Cole County, and became a national bank in 1927. Exchange National Bank has seven banking offices, including its principal office at 132 East High Street in Jefferson City’s central business district, three Jefferson City branch facilities and a branch facility in each of the Missouri communities of Tipton, California and St. Robert.
     Citizens Union State Bank was founded in 1932 as a Missouri bank known as Union State Bank of Clinton. Citizens Union State Bank converted from a Missouri bank to a Missouri trust company on August 16, 1989, changing its name to Union State Bank and Trust of Clinton. Citizens Union State Bank has ten banking offices, including its principal office at 102 North Second Street in Clinton, Missouri, three Clinton branch facilities, and a branch facility in each of the Missouri communities of Springfield, Branson, Collins, Lee’s Summit, Osceola and Windsor.
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
     The deposit accounts of our Banks are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the extent provided by law. Exchange National Bank is a member of the Federal Reserve System, and its operations are supervised and regulated by the Office of the Comptroller of the Currency (the “OCC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the FDIC. The operations of Citizens

Union State Bank, Osage Valley Bank and Bank 10 are supervised and regulated by the FDIC and the Missouri Division of Finance. A periodic examination of Exchange National Bank is conducted by representatives of the OCC, and periodic examinations of Citizens Union State Bank, Osage Valley Bank and Bank 10 are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of shareholders. Exchange, Union, Mid Central Bancorp and ENB Holdings are subject to supervision by the Federal Reserve Board.

SELECTED CONSOLIDATED FINANCIAL DATA
     The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2006. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.
(Dollars expressed in thousands, except share and per share data)

	Year Ended December 31,
	2006	2005	2004	2003	2002
Income Statement Data
Interest income	$71,423	57,340	41,091	38,922	40,463
Interest expense	32,766	23,673	13,387	12,798	16,326

Net interest income	38,657	33,667	27,704	26,124	24,137
Provision for loan losses	1,326	1,322	942	1,092	936

Net interest income after provision for loan losses	37,331	32,345	26,762	25,032	23,201

Security gains (losses), net	(18)	(25)	(8)	38	163
Other noninterest income	8,618	7,290	5,741	6,666	5,940

Total noninterest income	8,600	7,265	5,733	6,704	6,103
Noninterest expense	30,148	25,368	20,383	18,536	17,832

Income before income taxes	15,783	14,242	12,112	13,200	11,472
Income taxes	4,908	4,327	3,807	4,156	3,379

Net income	$10,875	9,915	8,305	9,044	8,093

Dividends
Declared on common stock	$3,503	3,503	3,378	3,183	2,510
Paid on common stock	3,503	3,378	3,378	2,988	2,493
Ratio of total dividends declared to net income	32.21%	35.33	40.67	35.19	31.01

Per Share Data
Basic earnings per common share	$2.61	2.38	1.99	2.17	1.91
Diluted earnings per common share	2.59	2.36	1.98	2.15	1.90
Basic weighted average shares of common stock outstanding	4,169,847	4,169,847	4,169,847	4,169,432	4,242,858
Diluted weighted average shares of common stock outstanding	4,204,547	4,198,859	4,204,752	4,209,272	4,253,163

	Year Ended December 31,
	2006	2005	2004	2003	2002
Balance Sheet Data (at period end)
Investment securities	$189,773	179,692	171,718	188,956	186,724
Loans	812,312	813,535	636,637	583,919	486,564
Total assets	1,142,712	1,126,470	923,874	875,596	794,418
Total deposits	899,865	881,455	726,649	665,262	591,191
Securities sold under agreements to repurchase and other short term borrowed funds	31,196	38,094	35,413	73,672	70,421
Subordinated notes	49,486	49,486	25,774	—	—
Other borrowed money	47,368	52,180	39,525	41,630	41,795
Total stockholders’ equity	104,945	96,733	91,771	87,783	82,827

Earnings Ratios
Return on average total assets	0.95%	0.91	0.93	1.09	1.04
Return on average stockholders’ equity	10.79	10.47	9.16	10.45	9.89

Asset Quality Ratios
Allowance for loan losses to loans	1.11	1.12	1.18	1.42	1.46
Nonperforming loans to loans (1)	0.62	1.11	0.96	0.52	0.62
Allowance for loan losses to nonperforming loans (1)	177.95	100.39	123.05	274.29	236.66
Nonperforming assets to loans and foreclosed assets (2)	0.96	1.30	0.97	0.54	0.67
Net loan charge-offs to average loans	0.17	0.15	0.29	0.03	0.10

Capital Ratios
Average stockholders’ equity to average total assets	8.80%	8.73	10.11	10.39	10.51
Total risk-based capital ratio	13.84	12.70	14.58	10.98	12.10
Tier 1 risk-based capital ratio	11.28	9.83	13.47	9.78	10.88
Leverage ratio	8.77	7.88	10.39	7.18	7.36

(1)	Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more and still accruing interest.

(2)	Nonperforming assets consist of nonperforming loans plus foreclosed assets.

A WORD CONCERNING FORWARD-LOOKING STATEMENTS
This report contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of our Company and its subsidiaries, including, without limitation:
•	statements that are not historical in nature, and

•	statements preceded by, followed by or that include the words “believes,” “expects,” “may,” “will,” “should,” “could,” “anticipates,” “estimates,” “intends” or similar expressions.
Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•	competitive pressures among financial services companies may increase significantly,

•	costs or difficulties related to the integration of the business of Exchange and its acquisition targets may be greater than expected,

•	changes in the interest rate environment may reduce interest margins,

•	general economic conditions, either nationally or in Missouri, may be less favorable than expected,

•	legislative or regulatory changes may adversely affect the business in which Exchange and its subsidiaries are engaged, and

•	changes may occur in the securities markets.
We have described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
     This overview of management’s discussion and analysis highlights selected information in this document and may not contain all of the information that is important to you. For a more complete understanding of trends, events, commitments, uncertainties, liquidity, capital resources and critical accounting estimates, you should carefully read this entire document. These have an impact on our Company’s financial condition and results of operation.
     Business History: In 1865, The Exchange National Bank of Jefferson City opened for business serving the loan and deposit needs of citizens living in Missouri’s State Capitol of Jefferson City. Leveraging off of its strong equity position, Exchange National Bank’s Board of Directors established Exchange National Bancshares, Inc., a multi-bank holding company on October 23, 1992. On April 7, 1993, Exchange National Bancshares, Inc. acquired The Exchange National Bank of Jefferson City. On November 3, 1997, our Company acquired Union State Bancshares, Inc. and its wholly-owned subsidiary, Union State Bank and Trust of Clinton, Missouri. Following the May 4, 2000 acquisition of Calhoun Bancshares, Inc. by Union State Bank, Calhoun Bancshares’ wholly-owned subsidiary, Citizens State Bank of Calhoun, merged into Union State Bank. The surviving bank in this merger is called Citizens Union State Bank & Trust. On January 3, 2000, our Company acquired Mid Central Bancorp, Inc., and Mid Central’s wholly-owned subsidiary, Osage Valley Bank of Warsaw, Missouri. On June 16, 2000, our Company acquired CNS Bancorp, Inc. and its subsidiary, City National Savings Bank, FSB, Jefferson City, Missouri. City National subsequently was merged into Exchange National Bank. On June 26, 2003 our Company purchased the Springfield, Missouri branch of Missouri State Bank. Following the purchase, this branch was merged into Citizens Union State Bank and Trust. On May 2, 2005 our Company purchased Bank 10 of Belton, Missouri.
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
     The successes of our Company’s growth strategy will depend primarily on the ability of our banking subsidiaries to generate an increasing level of loans and deposits at acceptable risk levels and on acceptable terms without significant increases in non-interest expenses relative to revenues generated. Our Company’s financial performance also depends, in part, on our ability to manage various portfolios and to successfully introduce additional financial products and services. Furthermore, the success of our Company’s growth strategy will depend on our ability to maintain sufficient regulatory capital levels and on general economic conditions that are beyond our control.
     Revenue Source: Through the respective branch network, Exchange National Bank, Citizens Union State Bank, Osage Valley Bank and Bank 10 provide similar products and services in four defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, installment, and other consumer loans. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated primarily from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City, Clinton, Warsaw, and Lee’s Summit, Missouri. The products and services are offered to customers primarily within their respective geographical areas. The business segment results which follow are consistent with our Company’s internal reporting system which is consistent, in all material respects, with generally accepted accounting principles and practices prevalent in the banking industry.
     Much of our Company’s business is commercial, commercial real estate development, and mortgage lending. Our Company has experienced steady loan demand in the communities within which we operate even during economic slowdowns. Our Company’s income from mortgage brokerage activities is directly dependent on mortgage rates and the level of home purchases and refinancings.
     Our Company’s primary source of revenue is net interest income derived primarily from lending and deposit taking activities. A secondary source of revenue is investment income. Our Company also derives income from trust, brokerage, credit card and mortgage banking activities and service charge income.
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
     Our Company’s consolidated net income increased $960,000 or 9.7% to $10,875,000 for 2006 compared to $9,915,000 for 2005 and followed a $1,610,000 or 19.4% increase for 2005 compared to 2004. Basic earnings per common share increased from $1.99 for 2004 to $2.38 for 2005 and increased to $2.61 for 2006. Diluted earnings per common share increased from $1.98 for 2004 to $2.36 for 2005 and increased to $2.59 for 2006. Return on average total assets decreased from 0.93% for 2004 to 0.91% for 2005 and increased to 0.95% for 2006. Return on average total stockholders’ equity increased from 9.16% for 2004 to 10.47% for 2005 and increased to 10.79% for 2006.
     Average loans outstanding increased $81,324,000 or 10.9% to $824,706,000 for 2006 compared to $743,382,000 for 2005 and followed a $142,019,000 or 23.6% increase for 2005 compared to 2004. Approximately $60,230,000 of the increase in average loans during 2006 and $89,844,000 of the increase in 2005 reflects loans of Bank 10. Bank 10’s loans were on our Company’s books for a full year in 2006 versus eight months in 2005. Total loans at our Company’s other banks increased approximately $21,094,000 or 3.2% for 2006 compared to 2005.
     Although total average loans increased from 2005 to 2006, some categories of loans experienced decreases in the period. Retail mortgage lending declined slightly due to a slow down in the retail real estate market as a result of higher interest rates during the period. Excluding the variances caused by Bank 10, average commercial loans outstanding decreased approximately $1,829,000 or 1.3% for 2006 compared to 2005 and followed a $3,635,000 or 2.6% increase for 2005 compared to 2004. Average real estate loans outstanding increased approximately $25,785,000 or 5.4% for 2006 compared to 2005 and followed a $50,730,000 or 11.9% increase for 2005 compared to 2004. Average consumer loans outstanding decreased approximately $2,906,000 or 8.1% for 2006 compared to 2005 and followed a $2,190,000 or 5.8% decrease for 2005 compared to 2004.
     Our Company continued to experience strong loan demand in the area of commercial real estate construction lending while regular commercial lending declined slightly. Also, consumer loans decreased on average in 2006 and 2005 . These decreases reflect the low rates that exist in the consumer auto market that is fueled by manufacturers’ low or zero rate financing programs. Our Company chose to not aggressively pursue consumer auto loans during the periods presented and as such this portion of the loan portfolio declined in balance.
     Average investment securities and federal funds sold decreased $36,489,000 or 15.1% to $204,457,000 for 2006 compared to $240,955,000 for 2005 and followed a $17,342,000 or 7.8% increase for 2005 compared to 2004. The decrease in average investment securities during 2006 reflects the use of investment liquidity to fund our Company’s growth in the loan portfolio as well as a reduction in public funds that required pledging for securities for collateral.
     Average demand deposits increased $15,072,000 or 12.8% to $132,912,000 for 2006 compared to $117,840,000 for 2005 and followed a $25,775,000 or 28.0% increase for 2005 compared to 2004. Approximately $8,283,000 of the increase in average demand deposits during 2006 and $17,179,000 of the increase in 2005 is due to the acquisition of Bank 10. Bank 10’s demand deposits were on our Company’s books for a full year in 2006 versus eight months in 2005. Excluding the increase in 2006 as a result of the acquisition of Bank 10 our Company’s demand deposits increased approximately $6,789,000 or 6.7% and is primarily the result of our expanded branch network.

     Average total time deposits increased $29,430,000 or 4.1% to $753,945,000 for 2006 compared to $724,515,000 for 2005 and followed a $132,619,000 or 22.4% increase for 2005 compared to 2004. Approximately $42,640,000 of the increase in average time deposits in 2006 and $84,463,000 in 2005 is attributed to the acquisition of Bank 10. Bank 10’s time deposits were on our Company’s books for a full year in 2006 versus eight months in 2005. Other than the increase attributed to the acquisition, average time deposits at our Company’s other banks decreased approximately $13,211,000 or 2.1%. The decrease in 2006 is primarily attributed to the loss of one public fund time deposit that switched from a deposit relationship to an investment relationship. The increase in 2005 is attributed to a 47.0% or $41,674,000 increase in money markets from 2004 to 2005 due to special money market promotions and the opening of two new branches. Approximately $6,388,000 of the remaining increase in average time deposits for 2005 represents brokered time deposits. These brokered time deposits represent certificates of deposit issued in denominations of less than $100,000 for various terms up to two years in length.
     Average federal funds purchased and securities sold under agreements to repurchase decreased $3,915,000 or 8.5% to $42,350,000 for 2006 compared to $46,265,000 for 2005 and followed a $13,028,000 or 22.0% decrease for 2005 compared to 2004.
     Average interest-bearing demand notes to U.S. Treasury increased $8,000 or 1.1% to $704,000 for 2006 compared to $696,000 for 2005 and followed a $17,000 or 2.5% increase for 2005 compared to 2004. Balances in this account are governed by the U.S. Treasury’s funding requirements.
     Average subordinated notes increased $4,872,000 or 10.9% to $49,486,000 for 2006 compared to $44,614,000 for 2005 and followed a $24,262,000 or 119.2% increase for 2005 compared to 2004. Our Company issued $23,712,000 and $25,774,000 of subordinated notes in March 2005 and 2004, respectively. In 2005, the proceeds were used to provide part of the funding for the acquisition of Bank 10. In 2004, $11,000,000 of the proceeds were used to pay existing debt with the balance retained for general corporate purposes.
     Average other borrowed money increased $8,327,000 or 17.2% to $56,757,000 for 2006 compared to $48,430,000 for 2005 and followed a $12,928,000 or 36.4% increase for 2005 compared to 2004. The increase in 2006 reflects increased funding for loan growth. Approximately $8,986,000 of the increase in average borrowed money from 2004 to 2005 is attributed to the acquisition of Bank 10. The balances of the 2005 increase reflects additional borrowings to fund loan growth.
     Average stockholders’ equity increased $6,158,000 or 6.5% to $100,821,000 for 2006 compared to $94,663,000 for 2005 and followed a $4,038,000 or 4.5% increase for 2005 compared to 2004. The increases represent net income retained in excess of dividends declared plus adjustments for unrealized gains or losses on debt and equity securities, net of taxes.

The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.
(Dollars expressed in thousands)

	Year Ended December 31,
	2006	2005	2004

Interest income	$71,423	57,340	41,091
Fully taxable equivalent (FTE) adjustment	1,009	882	663

Interest income (FTE basis)	72,432	58,222	41,754
Interest expense	32,766	23,673	13,387

Net interest income (FTE basis)	39,666	34,549	28,367
Provision for loan losses	1,326	1,322	942

Net interest income after provision for loan losses (FTE basis)	38,340	33,227	27,425
Noninterest income	8,600	7,265	5,733
Noninterest expense	30,148	25,368	20,383

Income before income taxes (FTE basis)	16,792	15,124	12,775

Income taxes	4,908	4,327	3,807
FTE adjustment	1,009	882	663

Income taxes (FTE basis)	5,917	5,209	4,470

Net income	$10,875	9,915	8,305

Average total earning assets	$1,031,423	985,848	827,710

Net interest margin	3.85%	3.50%	3.43%

     Our Company’s primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest bearing liabilities. Net interest income on a fully taxable equivalent basis increased $5,117,000 or 14.8% to $39,666,000 for 2006 compared to $34,549,000 for 2005, and followed a $6,182,000 or 21.8% increase for 2005 compared to 2004. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) increased from 3.43% for 2004 to 3.50% for 2005, and increased to 3.85% for 2006. The increase in net interest margin in 2006 and 2005 reflects increases in interest rates during those periods.
     Our Company was able to increase the net interest margin during this period by increasing the effective rate of our earning assets by a larger amount than we increased the effective rate of our funding sources. There is no assurance that our Company can maintain this margin in future periods.

     The provision for loan losses increased $4,000 or 0.3% to $1,326,000 for 2006 compared to $1,322,000 for 2005 and followed a $380,000 or 40.3% increase for 2005 compared to 2004. The 2006 provision reflects the amount management determined was appropriate to maintain the allowance for loan losses at a level that was adequate to cover probable losses in the loan portfolio. The allowance for loan losses totaled $9,015,000 or 1.11% of loans outstanding at December 31, 2006 compared to $9,085,000 or 1.12% of loans outstanding at December 31, 2005 and $7,495,000 or 1.18% of loans outstanding at December 31, 2004. The allowance for loan losses expressed as a percentage of nonperforming loans was 177.95% at December 31, 2006, 100.39% at December 31, 2005, and 123.05% at December 31, 2004. Further discussion of managements methodology related to the allowance for loan losses may be found in the Lending and Credit Management section of this report.
CRITICAL ACCOUNTING POLICIES
     The following accounting policies are considered most critical to the understanding of our Company’s financial condition and results of operations. These critical accounting policies require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. Because these estimates and judgments are based on current circumstances, they may change over time or prove to be inaccurate based on actual experiences. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of a materially different financial condition and/or results of operations could reasonably be expected. The impact and any associated risks related to our critical accounting policies on our business operations is discussed throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” where such polices affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 of our consolidated financial statements.
Allowance for Loan Losses
     We have identified the accounting policy related to the allowance for loan losses as critical to the understanding of our Company’s results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. The impact and any associated risks related to these policies on our business operations are discussed in the “Lending and Credit Management” section below.
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
     Our Company estimates income tax expense based on amounts expected to be owed to various tax jurisdictions. The estimated income tax expense is reported in the Consolidated Statement of Income. Accrued taxes represent the net estimated amount due or to be received from taxing jurisdictions either currently or in the future and are reported in other assets or other liabilities on the Consolidated Balance Sheet. In estimating accrued taxes, our Company assesses the relative merits and risks of the appropriate tax treatment considering statutory, judicial and regulatory guidance in the context of the tax position. Because of the complexity of tax laws and regulations, interpretation can be difficult and subject to legal judgment given specific facts and circumstances. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions regarding the estimated amounts of accrued taxes.
     Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by various taxing authorities, and newly enacted statutory, judicial and regulatory guidance that impact the relative merits and risks of tax positions. These changes, when they occur, affect accrued taxes and can be significant to the operating results of our Company. Refer to Note 14 of the Notes to Consolidated Financial Statements for additional information regarding income taxes.

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
     Our Company performs an annual review of intangible assets for impairment to determine whether the carrying value of underlying assets may not be recoverable. Our Company measures recoverability based upon the future cash flows expected to result from the use of the underlying asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the underlying asset, Our Company recognizes an impairment loss. The impairment loss recognized represents the amount by which the carrying value of the underlying asset exceeds the fair value of the underlying asset. As such adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.
Results of Operations
     Years Ended December 31, 2006 and 2005
     Our Company’s net income increased by $960,000 or 9.7% to $10,875,000 for the year ended December 31, 2006 compared to $9,915,000 for 2005. Net interest income on a fully taxable equivalent basis increased to $39,666,000 or 3.85% of average earning assets for 2006 compared to $34,549,000 or 3.50% of average earning assets for 2005. The provision for loan losses for 2006 was $1,326,000 compared to $1,322,000 for 2005. Net loans charged off for 2006 were $1,395,000 compared to $1,151,000 for 2005. Approximately $809,000 of the 2006 charge-offs is represented by various commercial loans, $474,000 is represented by real estate loans, and approximately $484,000 is represented by various consumer credits.

     Noninterest income and noninterest expense for the years ended December 31, 2006 and 2005 were as follows:
(Dollars expressed in thousands)

	Year Ended
	December 31,		Increase (decrease)
	2006	2005	Amount	%
Noninterest Income
Service charges on deposit accounts	$5,730	4,245	1,485	35.0%
Trust department income	799	810	(11)	(1.4)
Mortgage loan servicing fees, net	433	427	6	(1.4)
Gain on sales of mortgage loans	432	676	(244)	(36.1)
Loss on sales and calls of debt securities	(18)	(25)	7	(28.0)
Other	1,224	1,132	92	8.1

	$8,600	7,265	1,335	18.4%

Noninterest Expense
Salaries and employee benefits	$17,019	13,920	3,099	22.3%
Occupancy expense, net	1,995	1,600	395	24.7
Furniture and equipment expense	2,301	2,150	151	7.0
Legal, examination, and professional fees	1,431	1,420	11	0.8
Advertising and promotion	897	819	78	9.5
Postage, printing, and supplies	1,147	976	171	17.5
Processing expense	1,009	751	258	34.4
Amortization of intangible assets	1,033	807	226	28.0
Other	3,316	2,925	391	13.4

	$30,148	25,368	4,780	18.8%

     Noninterest income increased $1,335,000 or 18.4% to $8,600,000 for 2006 compared to $7,265,000 for 2005. Approximately $890,000 of the increase in noninterest income is attributed to the acquisition of Bank 10. Bank 10 contributed a full year of noninterest income during 2006 compared to eight months in 2005. Excluding noninterest income associated with the acquisition, service charge income increased $698,000 or 22.1%. Gain on sale of mortgage loans decreased $244,000 or 36.1% due to a decrease in volume of loans originated and sold to the secondary market from approximately $38,768,000 in 2005 to approximately $20,457,000 in 2006. Mortgage rates increased during 2006. As a result, there were fewer loans refinanced during 2006 than in 2005 resulting in the decreased volume of loans sold.
     Noninterest expense increased $4,780,000 or 18.8% to $30,148,000 for 2006 compared to $25,368,000 for 2005. Approximately $2,253,000 of the increase in noninterest expense is attributed to the acquisition of Bank 10. Bank 10 contributed a full year of noninterest income during 2006 compared to eight months in 2005. Excluding costs associated with the acquisition, salaries and benefits increased $1,683,000 or 14.3%, occupancy expense increased $213,000 or 16.7%, postage, printing and supplies increased $99,000 or 13.0%, processing expense increased $121,000 or 22.2% and other noninterest expense increased $295,000 or 11.4%. In addition to the increase in salaries and employee benefits represented by normal salary increases and additional hire, $218,000 of the increase reflects share-based compensation expense recorded as a result of the adoption of SFAS No. 123R, $254,000 reflects increased pension expense. The increase in occupancy expense primarily reflects additional costs associated with three new branch facilities. The increase in postage, printing and supplies reflects both higher postage rates and additional mail volume. The increase in processing expense reflects higher cost associated with various data processing systems utilized by our Company.

     Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 31.1% for 2006 compared to 30.4% for 2005. The increase in the effective tax rate is due to an decrease in state taxable income as a percentage of total income in the current year.
     Fourth Quarter Results for 2006
     Our Company’s net income of $2,396,000 for the fourth quarter ended December 31, 2006 declined $462,000, or $0.11 per diluted earnings per share compared to $2,858,000 for the third quarter ended September 30, 2006 and declined $285,000, or $0.07 per diluted earnings per share compared to net income of $2,681,000 for the fourth quarter ended December 31, 2005. Net interest income of $9,638,000 decreased $87,000 from third quarter 2006 net interest income of $9,725,000 due to a slight decrease in average interest earning assets. Fourth quarter 2006 net interest income was $290,000 higher than fourth quarter 2005 net interest income of $9,348,000 due to a both higher net interest margin and higher average earning assets during the current period.
     The fourth quarter 2006 $398,000 provision for loan losses was $98,000 higher than third quarter 2006’s provision of $300,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end. The fourth quarter 2006 provision was $191,000 less than fourth quarter 2005’s provision of $589,000.
     Noninterest expense of $7,896,000 for fourth quarter 2006 increased $414,000 and $833,000, respectively; from third quarter 2006’s noninterest expense of $7,482,000 and fourth quarter 2005’s noninterest expense of $7,063,000.
     Our Company experienced higher expenses in the fourth quarter 2006 compared to third quarter 2006 in the areas of legal and professional fees, real estate loan expense, and donations. Legal and professional fees were $485,000 for fourth quarter 2006 compared to $334,000 for third quarter 2006. Real estate loan expense was $$119,000 for fourth quarter 2006 compared to $13,000 third quarter 2006. Donations were $180,000 for fourth quarter 2006 compared to $58,000 for third quarter 2006.
     Our Company paid approximately $93,000 in legal fees during the fourth quarter related to lawsuits involving two loan customers. Although there are no assurances, management anticipates that these lawsuits will be resolved in our Company’s favor. In addition approximately $45,000 was paid for an operational assessment at one of our subsidiary banks. Impairment losses of $93,000 were recognized on two parcels of other real estate owned. Donations were approximately $140,000 higher as our Company’s subsidiaries satisfied several charitable contribution commitments at year-end.
     Comparing fourth quarter 2006 to the same period in 2005, our Company had higher expenses in the areas of salaries and employee benefits, occupancy and equipment expense, and impairment losses on real estate owned. Salaries and benefits were $4,077,000 for fourth quarter 2006 compared to $3,700,000 for fourth quarter 2005. The $377,000 increase in salaries and benefits expense reflects $128,000 in higher pension expense and $56,000 of stock option compensation expense. The balance of the increase reflects higher salaries and benefits as a result of normal increases in salaries and benefits. Occupancy and equipment expense increased from $1,051,000 for fourth quarter 2005 to $1,241,000 for fourth quarter 2006. The $190,000 increase reflects higher depreciation and occupancy costs associated with our expanded branch network. Real estate loan expense increased from $13,000 in fourth quarter 2005 to $$119,000 in fourth quarter 2006. As mentioned in the prior paragraph our Company recognized $93,000 of impairment losses on two parcels of other real estate owned.
     Years Ended December 31, 2005 and 2004
     Our Company’s net income increased by $1,610,000 or 19.4% to $9,915,000 for the year ended December 31, 2005 compared to $8,305,000 for 2004. Net interest income on a fully taxable equivalent basis increased to $34,549,000 or 3.50% of average earning assets for 2005 compared to $28,367,000 or 3.43% of average earning assets for 2004. The provision for loan losses for 2005 was $1,322,000 compared to $942,000 for 2004. Net loans charged off for 2005 were $1,151,000 compared to $1,714,000 for 2004. Approximately $875,000 of the 2005 charge-offs is represented by two credits. One is an automobile dealership and one represents the loss on a foreclosure of a single family residence.

     Noninterest income and noninterest expense for the years ended December 31, 2005 and 2004 were as follows:
(Dollars expressed in thousands)

	Year Ended
	December 31,		Increase (decrease)
	2005	2004	Amount	%
Noninterest Income
Service charges on deposit accounts	$4,245	3,041	1,204	39.6%
Trust department income	810	694	116	16.7
Mortgage loan servicing fees, net	427	431	(4)	0.9
Gain on sales of mortgage loans	676	797	(121)	(15.2)
Loss on sales and calls of debt securities	(25)	(8)	(17)	212.5
Other	1,132	778	354	45.5

	$7,265	5,733	1,532	26.7%

Noninterest Expense
Salaries and employee benefits	$13,920	11,227	2,693	24.0%
Occupancy expense, net	1,600	1,143	457	40.0
Furniture and equipment expense	2,150	2,014	136	6.8
Legal, examination, and professional fees	1,420	1,108	312	28.2
Advertising and promotion	819	575	244	42.4
Postage, printing, and supplies	976	825	151	18.3
Processing expense	751	401	350	87.3
Amortization of intangible assets	807	215	592	275.3
Other	2,925	2,875	50	1.7

	$25,368	20,383	4,985	24.5%

     Noninterest income increased $1,532,000 or 26.7% to $7,265,000 for 2005 compared to $5,733,000 for 2004. $1,188,000 of the increase in noninterest income is attributed to the acquisition of Bank 10. Excluding noninterest income associated with the acquisition, service charge income increased $120,000 or 3.9%. Trust department income increased $116,000 or 16.7% due primarily to the collection of more transactional based distribution fees during 2005 compared to 2004. Gain on sale of mortgage loans decreased $121,000 or 15.2% due to a decrease in volume of loans originated and sold to the secondary market from approximately $48,989,000 in 2004 to approximately $38,768,000 in 2005. Mortgage rates were relatively stable during 2005 and 2004. As a result, there were fewer loans refinanced during 2005 and 2004 resulting in the decreased volume of loans sold.
     Noninterest expense increased $4,985,000 or 24.5% to $25,368,000 for 2005 compared to $20,383,000 for 2004. Approximately $4,333,000 of the increase in noninterest expense is attributed to the acquisition of Bank 10. Excluding costs associated with the acquisition, salaries and benefits increased $528,000 or 4.7%, occupancy expense increased $130,000 or 11.4%, advertising and promotion increased $103,000 or 17.9%, legal, examination, and professional fees increased $119,000 or 10.7%, processing expense increased $144,000 or 35.9% and other noninterest expense decreased $276,000 or 9.6%. The increase in salaries and benefits reflects normal salary increases, additional hires and higher health insurance premiums. The increase in occupancy expense primarily reflects additional costs associated with two new branch facilities. The increase in advertising and promotion expense reflects additional advertising and promotion in new market areas. The increase in legal, examination, and professional fees reflects additional costs incurred with the acquisition, higher audit costs associated with Sarbanes-Oxley compliance, internal audit and benefit consulting, and legal fees associated with various lawsuits our Company is involved in related to various problem credits. The increase in processing expense is related to costs associated with switching to a new ATM network. The decrease in other noninterest expense reflects an IRS settlement of $318,000 paid in 2004 related to income that had been deferred for tax purposes but not book.
     Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 30.4% for 2005 compared to 31.4% for 2004. The reduction in the effective tax rate is due to an increase in tax-exempt income as a percentage of total income in the current year.
Net Interest Income
     Fully taxable equivalent net interest income increased $5,117,000 or 14.8% to $39,666,000 for 2006 compared to $34,549,000 for 2005, and followed a $6,182,000 or 21.8% increase from 2005 compared to 2004. The increases in net interest income in both 2006 and 2005 were the result of increases in both earning assets and the net interest margin.

     The following table presents average balance sheets, net interest income, average yields of earning assets, and average costs of interest bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 2006.
(Dollars expressed in thousands)

	Year Ended December 31,
	2006			2005			2004
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)
ASSETS
Loans: (2) (4)	$824,706	$62,729	7.61%	$743,382	$49,437	6.65%	$601,363	$35,338	5.88%
Investment in debt and equity securities: (3)
Government sponsored enterprises	129,437	5,645	4.36	156,553	4,963	3.17	161,449	3,921	2.43
State and municipal	53,465	2,894	5.41	45,442	2,505	5.51	31,359	1,893	6.04
Other	6,818	316	4.63	6,765	259	3.83	5,125	165	3.22
Federal funds sold	14,737	748	5.08	32,195	1,019	3.17	25,680	403	1.57
Interest bearing deposits in other financial institutions	2,260	100	4.42	1,511	39	2.58	2,734	34	1.24

Total interest earning assets	1,031,423	72,432	7.02	985,848	58,222	5.91	827,710	41,754	5.04
All other assets	124,036			106,528			76,930
Allowance for loan losses	(9,309)			(8,630)			(8,596)

Total assets	$1,146,150			$1,083,746			$896,044

Continued on next page

	Year Ended December 31,
	2006			2005			2004
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$106,605	$1,390	1.30%	$125,303	$1,666	1.33%	$115,277	$794	0.69%
Savings	52,137	298	0.57	55,826	319	0.57	55,743	319	0.57
Money market	157,643	5,186	3.29	145,004	3,618	2.50	88,352	1,265	1.43
Time deposits of $100,000 and over	122,594	5,251	4.28	105,661	3,330	3.15	84,983	1,929	2.27
Other time deposits	314,966	12,466	3.96	292,721	8,741	2.99	247,541	5,931	2.40

Total time deposits	753,945	24,591	3.26	724,515	17,674	2.44	591,896	10,238	1.73
Federal funds purchased and securities sold under agreements to repurchase	42,350	1,811	4.28	46,265	1,256	2.71	59,293	689	1.16
Interest — bearing demand notes to U.S. Treasury	704	31	4.40	696	20	2.87	679	7	1.03
Subordinated notes	49,486	3,528	7.13	44,614	2,747	6.16	20,352	886	4.35
Other borrowed money	56,757	2,805	4.94	48,430	1,976	4.08	35,502	1,567	4.41

Total interest — bearing liabilities	903,242	32,766	3.63	864,520	23,673	2.74	707,722	13,387	1.89
Demand deposits	132,912			117,840			92,065
Other liabilities	9,175			6,723			5,632

Total liabilities	1,045,329			989,083			805,419
Stockholders’ equity	100,821			94,663			90,625

Total liabilities and stockholders’ equity	$1,146,150			$1,083,746			$896,044

Net interest income		$39,666			$34,549			$28,367

Net interest margin			3.85%			3.50%			3.43%

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $1,009,000, $882,000 and $663,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

(2)	Nonaccruing loans are included in the average amounts outstanding.

(3)	Average balances based on amortized cost.

(4)	Fees on loans are included in interest income.

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
(Dollars expressed in thousands)

	Year Ended			Year Ended
	December 31, 2006			December 31, 2005
	Compared to			Compared to
	December 31, 2005			December 31, 2004
	Total	Change due to		Total	Change due to
	Change	Volume	Rate	Change	Volume	Rate
Interest income on a fully taxable equivalent basis:
Loans: (1) (3)	$13,292	5,745	7,547	$14,099	9,055	5,044
Investment in debt and equity securities:
Government sponsored entities	682	(962)	1,644	1,042	(122)	1,164
State and municipal(2)	389	435	(46)	612	788	(176)
Other	57	2	55	94	59	35
Federal funds sold	(271)	(711)	440	616	123	493
Interest bearing deposits in other financial Institutions	61	25	36	5	(20)	25

Total interest income	14,210	4,534	9,676	16,468	9,883	6,585
Continued on next page

	Year Ended			Year Ended
	December 31, 2006			December 31, 2005
	Compared to			Compared to
	December 31, 2005			December 31, 2004
	Total	Change due to		Total	Change due to
	Change	Volume	Rate	Change	Volume	Rate
Interest expense:
NOW accounts	(276)	(245)	(31)	872	74	798
Savings	(21)	(21)	—	—	—	—
Money market	1,568	336	1,232	2,353	1,090	1,263
Time deposits of $100,000 and over	1,921	593	1,328	1,401	539	862
Other time Deposits	3,725	705	3,020	2,810	1,197	1,613
Federal funds purchased and securities sold under agreements to repurchase	555	(114)	669	567	(179)	746
Interest-bearing demand notes to U.S. Treasury	11	—	11	13	—	13
Subordinated notes	781	319	462	1,861	1,381	480
Other borrowed money	829	372	457	409	535	(126)

Total interest expense	9,093	1,945	7,148	10,286	4,637	5,649

Net interest income on a fully taxable equivalent basis	$5,117	2,589	2,528	$6,182	5,246	936

(1)	Nonaccruing loans are included in the average amounts outstanding.

(2)	Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $1,009,000, $882,000 and $663,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

(3)	Fees on loans are included in interest income.
Lending and Credit Management
     Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 70.3% of total assets as of December 31, 2006. Total loans increased steadily from December 31, 2002 through December 31, 2006 due to stable local economies and reasonable interest rates as well as an expanded branch network and the acquisition of Bank 10.
     Lending activities are conducted pursuant to written loan policies approved by our Banks’ Boards of Directors. Larger credits are reviewed by our Banks’ Discount Committees. These committees are comprised of members of senior management.

     The following table shows the composition of the loan portfolio by major category and each category as a percentage of the total portfolio as of the dates indicated.
(Dollars expressed in thousands)

	December 31,
	2006		2005		2004		2003		2002
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Commercial, financial and agricultural	$145,697	17.9%	$154,868	19.0%	$141,151	22.2%	$130,931	22.4%	$97,917	20.1%
Real estate — Construction	150,891	18.6	139,316	17.1	65,075	10.2	46,672	8.0	41,437	8.5
Real estate — Mortgage	478,854	59.0	480,531	59.1	392,656	61.7	364,620	62.5	300,252	61.7
Installment loans to individuals	36,870	4.5	38,820	4.8	37,755	5.9	41,696	7.1	46,958	9.7

Total loans	$812,312	100.0%	$813,535	100.0%	$636,637	100.0%	$583,919	100.0%	$486,564	100.0%

     The $9,171,000 decrease in commercial loans between December 31, 2005 and December 31, 2006 reflects the payoff of two loans for approximately $3,297,000 that were classified as impaired at December 31,2005. Our Company recognized an additional charge-off of $315,000 on one of those credits during 2006. An additional $1,862,000 represents the payoff of one credit that moved to the commercial finance market. $3,711,000 represents reductions in lines of credits of various other borrowers.
The $11,575,000 increase in real estate construction loans is primarily represented by two large commercial construction projects in the Kansas City area.
     Loans at December 31, 2006 mature as follows:
(Dollars expressed in thousands)

		Over One Year
		Through Five
		Years		Over Five Years
	One Year	Fixed	Floating	Fixed	Floating
	Or Less	Rate	Rate	Rate	Rate	Total

Commercial, financial, and agricultural	$74,644	$31,841	$35,512	$250	$3,450	$145,697
Real estate — construction	148,221	2,647	7	—	16	150,891
Real estate — mortgage	108,036	232,293	64,054	33,450	41,021	478,854
Installment loans to individuals	16,123	20,222	207	267	51	36,870

Total loans	$347,024	$287,003	$99,780	$33,967	$44,538	$812,312

     Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 2006 our Company was servicing approximately $215,000,000 of loans sold to the secondary market.

     Mortgage loans retained in our Company’s portfolio generally include provisions for rate adjustments at one to three year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.
     The provision for loan losses is based on management’s evaluation of the loan portfolio in light of national and local economic conditions, changes in the composition and volume of the loan portfolio, changes in the volume of past due and nonaccrual loans, value of underlying collateral and other relevant factors. The allowance for loan losses which is reported as a deduction from loans is available for loan charge-offs. This allowance is increased by the provision charged to expense and is reduced by loan charge-offs net of loan recoveries.
     Management formally reviews all loans in excess of certain dollar amounts (periodically established) at least annually. In addition, on a monthly basis, management reviews past due, “classified”, and “watch list” loans in order to classify or reclassify loans as “loans requiring attention,” “substandard,” “doubtful,” or “loss”. During that review, management also determines what loans should be considered to be “impaired”. Management follows the guidance provided in Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, (SFAS 114) in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement the loan is considered to be impaired. Once a loan has been identified as impaired management generally measures impairment based upon the fair value of the underlying collateral. Management believes, but there can be no assurance, that these procedures keep management informed of possible problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered adequate by management for probable losses inherent in the loan portfolio.

     The following table summarizes loan loss experience for the periods indicated:
(Dollars expressed in thousands)

	Year Ended December 31,
	2006	2005	2004	2003	2002
Analysis of allowance for loan losses:
Balance beginning of year	$9,085	7,496	8,267	7,121	6,673
Allowance for loan losses of acquired companies at date of acquisitions	—	1,418	—	212	—
Charge-offs:
Commercial, financial, and agricultural	809	589	1,596	58	146
Real estate — construction	84	185	—	—	19
Real estate — mortgage	474	286	26	86	22
Installment loans to individuals	484	261	236	340	581

Total charge-offs	1,851	1,321	1,858	484	768
Recoveries:
Commercial, financial, and agricultural	206	40	18	164	115
Real estate — construction	13	—	—	—	—
Real estate — mortgage	91	28	—	—	1
Installment loans to individuals	145	102	127	162	164

Total recoveries	455	170	145	326	280

Net charge-offs	1,396	1,151	1,713	158	488

Provision for loan losses	1,326	1,322	942	1,092	936

Balance at end of year	$9,015	9,085	7,496	8,267	7,121

Loans outstanding:
Average	$824,706	743,382	601,363	539,912	475,366
End of period	812,312	813,535	636,637	583,919	486,564
Allowance for loan losses to loans outstanding:
Average	1.09%	1.22	1.25	1.53	1.50
End of period	1.11	1.12	1.18	1.42	1.46
Net charge-offs to average loans outstanding	0.17	0.15	0.29	0.03	0.10

	Year Ended December 31,
	2006	2005	2004	2003	2002
Allocation of allowance for loan losses at end of period:
Commercial, financial, and agricultural	$3,114	2,687	3,700	3,979	2,627
Real estate — construction	755	764	288	201	168
Real estate — mortgage	3,526	4,138	2,563	2,538	2,208
Installment loans to individuals	529	473	429	561	542
Unallocated	1,091	1,023	516	988	1,576

Total	$9,015	9,085	7,496	8,267	7,121

Percent of categories to total loans:
Commercial, financial, and agricultural	17.9%	19.0%	22.2	22.4	20.1
Real estate — construction	18.6	17.1	10.2	8.0	8.5
Real estate — mortgage	59.0	59.1	61.7	62.5	61.7
Installment loans to individuals	4.5	4.8	5.9	7.1	9.7

Total	100.0	100.0	100.0	100.0	100.0

     Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due, and restructured loans totaled $5,066,000 or 0.62% of total loans at December 31, 2006 compared to $9,063,000 or 1.11% of total loans at December 31, 2005. The following table summarizes our Company’s nonperforming assets at the dates indicated:

(Dollars expressed in thousands)

	December 31,
	2006	2005	2004	2003	2002
Nonaccrual loans:
Commercial, financial, and agricultural	$2,495	5,705	4,213	1,520	1,179
Real estate — construction	1,657	1,760	—	59	69
Real estate — mortgage	644	1,090	1,246	1,270	1,152
Installment loans to individuals	73	56	30	55	81

Total nonaccrual loans	4,869	8,611	5,489	2,904	2,481

Loans contractually past — due 90 days or more and still accruing:
Commercial, financial, and agricultural	5	238	12	66	85
Real estate — construction	—	—	—	—	169
Real estate — mortgage	170	187	591	4	254
Installment loans to individuals	22	14	—	40	20

Total loans contractually past -due 90 days or more and still accruing	197	439	603	110	528
Restructured loans	—	—	—	—	—

Total nonperforming loans	5,066	9,050	6,092	3,014	3,009
Other real estate	2,720	1,568	30	47	116
Repossessions	15	—	42	73	115

Total nonperforming assets	$7,801	10,618	6,164	3,134	3,240

Loans	$812,313	813,535	636,637	583,919	486,564
Allowance for loan losses to loans	1.11%	1.12%	1.18	1.42	1.46
Nonperforming loans to loans	0.62	1.11	0.96	0.52	0.62
Allowance for loan losses to nonperforming loans	177.95	100.39	123.05	274.29	236.66
Nonperforming assets to loans and foreclosed assets	0.96	1.30	0.97	0.54	0.67
As can be seen from the preceding tables, our Company’s total loans, nonperforming loans and allowance for loan losses have decreased in 2006 following increases in 2005 and 2004.
     The $3,742,000 decrease in nonaccrual loans is primarily represented by two large commercial credits. One credit of approximately $1,811,000 represented an auto dealership that was sold during 2006 and the loan repaid with no additional loss recognized. The other credit of approximately $1,569,000 represented a drywall contractor. Our Company recognized a charge-off of approximately $315,000 during 2006 upon liquidation against a loan loss reserve allocation of $500,000.
     It is our Company’s policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $896,000, $767,000 and $547,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Approximately $63,000, $253,000 and $134,000 was actually recorded as interest income on such loans for the year ended December 31, 2006, 2005 and 2004, respectively.

     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due — both principal and interest — according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 2006 included in the table above, which were considered impaired, management has identified additional loans totaling approximately $9,187,000 which is not included in the nonaccrual table above but is considered by management to be impaired compared to $2,369,000 at December 31, 2005. The $6,818,000 increase in other impaired loans is represented by two credits. One credit is a retail lumberyard and the second credit is a cabinet manufacturer. Both credits were determined to be impaired during the fourth quarter of 2006.
     Once a loan has been identified as impaired (as defined by paragraph 8 of SFAS 114), Accounting by Creditors for Impairment of a Loan, management generally measures impairment based upon the fair value of the underlying collateral. In general, market prices for loans in our portfolio are not available, and we have found the fair value of the underlying collateral to be more readily available and reliable than discounting expected future cash flows to be received. Once a fair value of collateral has been determined and the impairment amount calculated, a specific reserve allocation is made. At December 31, 2006, $3,287,000 of our Company’s allowance for loan losses was allocated to impaired loans totaling approximately $14,056,000.
     As of December 31, 2006 and 2005 approximately $7,102,000 and $16,387,000, respectively, of loans not included in the nonaccrual table above or identified by management as being “impaired” were classified by management as having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. The $9,285,000 decrease in classified loans is primarily represented by a large commercial real estate loan representing a condominium development project and a large commercial credit representing a retail lumberyard. The commercial real estate loan has reduced its outstanding balance by $4,886,000 during the current year. The loan is well secured and is performing in accordance with the terms of the loan agreement. The commercial credit is included in our impaired loan totals at year-end 2006. In addition to the classified list, our Company also maintains an internal loan watch list of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower’s ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, a deterioration in the borrower’s financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on our Company’s watch list, its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.
     The allowance for loan losses is available to absorb probable loan losses regardless of the category of loan to be charged off. The allowance for loan losses consists of three components: asset-specific reserves, reserves based on expected loss estimates, and unallocated reserves.
     The asset-specific component applies to loans evaluated individually for impairment and is based on management’s best estimate of proceeds from liquidating collateral. The actual timing and amount of repayments and the ultimate realizable value of the collateral may differ from management’s estimate.
     The expected loss component is generally determined by applying percentages to pools of loans by asset type. These pre-established percentages are based upon standard bank regulatory classification percentages as well as average historical loss percentages. These expected loss estimates are sensitive to changes in delinquency status, realizable value of collateral, and other risk factors.
     The unallocated portion of the allowance is based on management’s evaluation of conditions that are not directly reflected in the determination of the asset-specific component and the expected loss component discussed above. The evaluation of inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they may not be identified with specific problem credits or portfolio segments. Conditions evaluated in connection with the unallocated portion of the allowance include general economic and business conditions affecting our key lending areas, credit quality trends (including trends in substandard loans expected to result from existing conditions), collateral values, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of our internal loan review department.

     The underlying assumptions, estimates and assessments used by management to determine these components are continually evaluated and updated to reflect management’s current view of overall economic conditions and relevant factors impacting credit quality and inherent losses. Changes in such estimates could significantly impact the allowance and provision for credit losses. Our Company could experience credit losses that are different from the current estimates made by management.
     At December 31, 2006, management allocated $8,012,000 of the $9,015,000 total allowance for loan losses to specific loans and loan categories and $1,003,000 was unallocated. Considering the size of several of our Company’s lending relationships and the loan portfolio in total, management believes that the December 31, 2006 allowance for loan losses is adequate.
     Our Company does not lend funds for the type of transactions defined as “highly leveraged” by bank regulatory authorities or for foreign loans. Additionally, our Company does not have any concentrations of loans exceeding 10% of total loans which are not otherwise disclosed in the loan portfolio composition table. Our Company does not have any interest-earning assets which would have been included in nonaccrual, past due, or restructured loans if such assets were loans.
Investment Portfolio
     Our Company classifies its debt and equity securities into one of the following two categories:
     Held-to-Maturity — includes investments in debt securities which our Company has the positive intent and ability to hold until maturity.
     Available-for-Sale — includes investments in debt and equity securities not classified as held to maturity or trading (i.e., investments which our Company has no present plans to sell in the near-term but may be sold in the future under different circumstances).
     Debt securities classified as held-to-maturity are carried at amortized cost, while debt and equity securities classified as trading or available-for-sale are carried at estimated market value. Unrealized holding gains and losses from available-for-sale securities are excluded from earnings and reported, net of applicable taxes, as a separate component of stockholders’ equity until realized.
     Our Company does not engage in trading activities and accordingly does not have any debt or equity securities classified as trading securities. Historically our Company’s practice had been to purchase and hold debt instruments until maturity unless special circumstances exist. However, since the investment portfolio’s major function is to provide liquidity and to balance our Company’s interest rate sensitivity position, certain debt securities along with stock of the Federal Home Loan Bank and the Federal Reserve Bank are classified as available-for-sale.
     At December 31, 2006, debt and equity securities classified as available-for-sale represented 16.6% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

The following table presents the composition of the investment portfolio by major category.
(Dollars expressed in thousands)

	2006	2005	2004
	Available -	Available -	Available -
	for-Sale	for-Sale	for-Sale
U.S. Treasuries	$1,068	$—	$—
Government sponsored enterprises	121,769	113,005	128,381
Asset-backed securities	5,068	6,250	4,470
Obligations of states and political subdivisions	55,661	53,426	33,321
Other debt securities	—	708	990

Total debt securities	183,566	173,389	167,162
Federal Home Loan Bank of Des Moines Stock	3,808	3,904	3,021
Federal Reserve Bank Stock	752	752	751
Midwest Independent Bank Stock	151	151	—
Federal Agricultural Mortgage Corporation	10	10	10
Other equity securities	1,486	1,486	774

Total investments	$189,773	$179,692	$171,718

     As of December 31, 2006, the maturity of debt securities in the investment portfolio was as follows:
(Dollars expressed in thousands)

		Over One	Over Five		Weighted
	One Year	Through	Through	Over	Average
	Or Less	Five Years	Ten Years	Ten Years	Yield (1)
Available-for-Sale

U.S. Treasuries	$1,068	$—	$—	$—	4.81%
Government sponsored enterprises	27,264	87,350	6,911	244	4.65
Asset-backed (2)	1,020	3,837	211	—	4.36
States and political subdivisions (3)	4,051	16,608	22,768	12,234	5.22

Total available-for-sale debt securities	$33,403	$107,795	$29,890	$12,478	4.86%

Weighted average yield (1)	4.59%	4.76%	5.32%	5.23%

(1)	Weighted average yield is based on amortized cost.

(2)	Asset-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2006 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3)	Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 35%.
     At December 31, 2006, $12,539,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
Interest Sensitivity and Liquidity
     The concept of interest sensitivity attempts to gauge exposure of our Company’s net interest income to adverse changes in market-driven interest rates by measuring the amount of interest sensitive assets and interest sensitive liabilities maturing or subject to repricing within a specified time period. Liquidity represents the ability of our Company to meet the day-to-day withdrawal demands of its deposit customers balanced against the fact that those deposits are invested in assets with varying maturities. Our Company must also be prepared to fulfill the needs of credit customers for loans with various types of maturities and other financing arrangements. Our Company monitors its interest sensitivity and liquidity through the use of static gap reports which measure the difference between assets and liabilities maturing or repricing within specified time periods.
     At December 31, 2006, Exchange National Bank, Citizens Union State Bank, Osage Valley Bank and Bank 10 each independently monitored their static gap reports with their goals being to limit each bank’s potential change in net interest income due to changes in interest rates to acceptable limits. Interest rate changes used by the individual banks ranged from 2.00% to 3.00% and the resulting net interest income changes ranged from approximately 6.7% to 15.8%.

     The following table presents our Company’s consolidated static gap position at December 31, 2006 for the next twelve months and the potential impact on net interest income for 2006 of an immediate 2% increase in interest rates.
(Dollars expressed in thousands)

Cumulative
One Through
Twelve Month
Period

Assets maturing or repricing within one year	$581,589

Liabilities maturing or repricing within one year	764,020

Gap	$(182,431)

Ratio of assets maturing or repricing to liabilities maturing or repricing	76%

Impact on net interest income of an immediate 2.00% increase in interest rates	$(3,649)

Net interest income for 2006	$38,657

Percentage change in 2006 net interest income due to an immediate 2.00% increase in interest rates	(9.44)%

In addition to managing interest sensitivity and liquidity through the use of gap reports, the Banks have provided for emergency liquidity situations with informal agreements with correspondent banks which permit it to borrow up to $50,000,000 in federal funds on an unsecured basis. Exchange National Bank, Citizens Union State Bank, Osage Valley Bank and Bank 10 are members of the Federal Home Loan Bank of Des Moines which may be used to provide a funding source for fixed rate real estate loans and/or additional liquidity. Finally, our Company has $20,000,000 line of credit with a correspondent bank that had no balance outstanding at December 31, 2006.
     At December 31, 2006 and 2005, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:
(Dollars expressed in thousands)

	December 31,
	2006	2005
Three months or less	$35,420	$35,501
Over three months through six months	35,629	23,864
Over six months through twelve months	51,033	25,443
Over twelve months	13,804	29,801

	$135,886	$114,609

     Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:
(Dollars expressed in thousands)

	At End of Period		For the Period Ending
		Weighted			Weighted
		Average	Maximum		Average
		Interest	Month-end	Average	Interest
	Balance	Rate	Balance	Balance	Rate
December 31, 2006	$27,320	4.35%	$56,027	$41,309	4.25%
December 31, 2005	33,293	3.30	63,482	45,832	2.70
December 31, 2004	34,515	1.73	85,163	57,950	1.15
Liquidity
     The role of liquidity management is to ensure funds are available to meet depositors’ withdrawal and borrowers’ credit demands while at the same time maximizing profitability. This is accomplished by balancing changes in demand for funds with changes in the supply of those funds. Liquidity to meet the demands is provided by maturing assets, short-term liquid assets that can be converted to cash and the ability to attract funds from external sources, principally depositors. Due to the nature of services offered by our Company, management prefers to focus on transaction accounts and full service relationships with customers. Management believes it has the ability to increase deposits at any time by offering rates slightly higher than the market rate.
     Our Banks’ Asset/Liability Committees (ALCO), primarily made up of senior management, have direct oversight responsibility for our Company’s liquidity position and profile. A combination of daily, weekly and monthly reports provided to management detail the following: internal liquidity metrics, composition and level of the liquid asset portfolio, timing differences in short-term cash flow obligations, available pricing and market access to the financial markets for capital and exposure to contingent draws on our Company’s liquidity.
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
     Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase and funds made available under a treasury tax and loan note agreement with the federal government. Also, the Banks are members of the Federal Home Loan Bank of Des Moines (FHLB). As members of the FHLB, the Banks have access to credit products of the FHLB. At December 31, 2006, the amounts of available credit from the FHLB totaled $72,506,000. As of December 31, 2006, the Banks had $52,180,000 in outstanding borrowings with the FHLB. The Banks have federal funds purchased lines with correspondent banks totaling $50,000,000. Finally, our Company has $20,000,000 line of credit with a correspondent bank that had no balance outstanding at December 31, 2006.
     Our Company’s liquidity depends primarily on the dividends paid to it as the sole shareholder of our subsidiary Banks. As discussed in Note 3 to our Company’s consolidated financial statements, the Banks may pay up to $11,242,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Banks.
     Over the normal course of business, our Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through our Company’s various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of our Company’s liquidity. In the section entitled, “Other Off-Balance Sheet

Activities”, we disclose that our Company has $130,260,000 in unused loan commitments as of December 31, 2006. While this commitment level would be difficult to fund given our Company’s current liquidity resources, we know that the nature of these commitments are such that the likelihood of such a funding demand is very low.
     For the years ended December 31, 2006, 2005 and 2004, net cash provided by operating activities was $16,637,000 in 2006 versus $16,892,000 in 2005 and $10,329,000 in 2004. The variances in net cash provided by operating activities between these years is primarily the result of differences in the timing of tax payments.
     Net cash used in investing activities was $14,565,000 in 2006 versus $61,449,000 in 2005, and $45,085,000 in 2004. The decrease in cash used in investing activities in 2006 versus 2005 is primarily due to a smaller increase in the loan portfolio as well as the purchase of Bank 10 in 2005. The increase in cash used in investing activities in 2005 versus 2004 is primarily due to the purchase of Bank 10.
     Net cash provided by financing activities was $3,198,000 in 2006 versus $26,580,000 in 2005, and $43,419,000 in 2004. The reduction in cash provided by financing activities in 2006 versus 2005 is primarily the result of the issuance of additional subordinated note of $23,712,000 in 2005. The reduction in cash provided by financing activities in 2005 versus 2004 is primarily due to a smaller increase in deposits.
Other Off-Balance Sheet Activities
     In the normal course of business, our Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in our Company’s consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.
     Our Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2006 are as follows:
(Dollars expressed in thousands)

	Amount of Commitment Expiration per Period
		Less than	1-3	3-5	Over 5
	Total	1 Year	Years	Years	Years
Unused loan commitments	$130,261	$89,153	$16,717	$18,582	$5,809
Standby letters of credit	3,997	2,985	789	—	223
     Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.
Contractual Cash Obligations
     The required payments of time deposits and other borrowed money at December 31, 2006 are as follows:
(Dollars expressed in thousands)

	Payments due by Period
		Less than	1-3	3-5	Over 5
	Total	1 Year	Years	Years	Years
Time deposits	$452,105	$378,732	$61,053	$12,161	$159
Other borrowed money	47,368	19,441	19,433	7,075	1,419

Capital
     Risk-based capital guidelines for financial institutions were adopted by regulatory authorities effective January 1, 1991. These guidelines are designed to relate regulatory capital requirements to the risk profiles of the specific institutions and to provide more uniform requirements among the various regulators. Our Company is required to maintain a minimum risk-based capital to risk-weighted assets ratio of 8.00%, with at least 4.00% being “Tier 1” capital. In addition, a minimum leverage ratio, Tier 1 capital to adjusted total assets, of 3.00% must be maintained. However, for all but the most highly rated financial institutions, a leverage ratio of 3.00% plus an additional cushion of 100 to 200 basis points is expected.
     Detail concerning our Company’s capital ratios at December 31, 2006 is included in Note 3 of our Company’s consolidated financial statements included elsewhere in this report.
Recent Accounting Pronouncements
     In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 156). SFAS No. 156 requires all separately recognized servicing assets and liabilities to be initially measured at fair value. In addition, entities are permitted to choose to either subsequently measure servicing rights at fair value and report changes in fair value in earnings, or amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess the rights for impairment. Beginning with fiscal year in which an entity adopts SFAS No. 156, it may elect to subsequently measure a class of servicing assets and liabilities at fair value. Post adoption, an entity may make this election as of the beginning of any fiscal year. An entity that elects to subsequently measure a class of servicing assets and liabilities at fair value should apply that election to all new and existing recognized servicing assets and liabilities within that class. The effect of remeasuring an existing class of servicing assets and liabilities at fair value is to be reported as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The statement also requires additional disclosures. Our Company has adopted SFAS No. 156 as of January 1, 2007 and elected to use the amortized cost method of accounting for financial assets. As a result, the adoption of SFAS No. 156 is not expected to have a material impact on our Company’s financial position or results of operations.
     In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation 48, “Accounting for Uncertainty in Income Taxes”, an Interpretation of FAS No. 109, Accounting for Income Taxes (FIN 48). The Interpretation defines the threshold for recognizing the financial impact of uncertain tax provisions in accordance with FAS 109. An enterprise would be required to recognize, in its financial statements, the best estimate of the impact of a tax position only if that position is “more-likely-than-not” of being sustained on audit based solely on the technical merits of the position on the reporting date. In evaluating whether the probable recognition threshold has been met, the Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The term “more-likely-than-not” is defined as a likelihood of more than 50 percent. Individual tax positions that fail to meet the recognition threshold will generally result in either (a) a reduction in the deferred tax asset or an increase in a deferred tax liability or (b) an increase in a liability for income taxes payable or the reduction of an income tax refund receivable. The impact may also include both (a) and (b). This Interpretation also provides guidance on disclosure, accrual of interest and penalties, accounting in interim periods, and transition. The Interpretation is effective for reporting periods after December 15, 2006. Our Company has completed the initial evaluation of the impact of the January 1, 2007 adoption of FIN 48 and determined that such adoption is not expected to have a material impact on our Company’s financial position or results of operations.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. The changes to current practice resulting from the application of this statement relates to the definition of fair value, the methods used to estimate fair value, and the requirements for expanded disclosures about estimates of fair value. SFAS No. 157 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Our Company is currently evaluating the impact of the adoption of SFAS No. 157; however, it is not expected to have a material impact on our Company’s financial position or results of operations.
     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS No. 158 became effective for our Company for the fiscal year ended December 31, 2006. The impact on our Company’s financial statements at December 31, 2006 from the adoption of SFAS No. 158 is included in Note 15 to the consolidated financial statements included within this report.
     In September, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB No. 108). SAB No. 108 requires an entity to consider the effects of prior year misstatements when quantifying misstatements in current year financial statements for purposes of determining materiality. SAB No. 108 is effective for an entity’s first interim period of the first fiscal year ending after November 15, 2006. Adoption of SAB No. 108 has not resulted in a material impact on our Company’s financial position or results of operations.
     In September 2006, the Emerging Issues Task Force Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, was ratified. This EITF Issue addresses accounting for separate agreements which split life insurance policy benefits between an employer and employee. The Issue requires the employer to recognize a liability for future benefits payable to the employee under these agreements. The effects of applying this Issue must be recognized through either a change in accounting principle through an adjustment to equity or through the retrospective application to all prior periods. For calendar year companies such as our Company, the Issue is effective beginning January 1, 2008. Early adoption is permitted as of January 1, 2007. Our Company does not expect the adoption of the Issue to have a material effect on our Company’s consolidated financial statements.
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
     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company’s operations for the three years ended December 31, 2006.
Quantitative and Qualitative Disclosures About Market Risk
     Our Company’s exposure to market risk is reviewed on a regular basis by our Banks’ Asset/Liability Committees and Boards of Directors. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize those risks. Tools used by our Banks’ management include the standard gap report subject to different rate shock scenarios. At December 31, 2006, the rate shock scenario models indicated that annual net interest income could change by as much as 9.44% should interest rates rise or fall within

200 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate. Management further believes this is an acceptable level of risk.

     The following table presents the scheduled repricing of market risk sensitive instruments at December 31, 2006:

						Over
						5 years or
						no stated
	Year 1	Year 2	Year 3	Year 4	Year 5	Maturity	Total
ASSETS
Inestments in debt and equity securities	$77,000	27,540	16,496	18,555	10,616	39,566	189,773
Interest-bearing deposits	5,993	—	—	—	—	—	5,993
Federal funds sold and securities purchased under agreements to resell	9,923	—	—	—	—	—	9,923
Loans	488,673	101,498	82,450	33,073	21,840	84,779	812,313

Total	$581,589	129,038	98,946	51,628	32,456	124,345	1,018,002

LIABILITIES
Savings, Now, Money Market deposits	$308,873	—	—	—	—	—	308,873
Time deposits	378,735	45,454	15,599	9,267	2,892	158	452,105
Federal funds purchased and securities sold under agreements to repurchase	29,460	—	—	—	—	—	29,460
Interest-bearing demand notes of U.S. treasury	1,736	—	—	—	—	—	1,736
Subordinated notes	25,774	—	—	23,712	—	—	49,486
Other borrowed money	19,442	7,398	12,035	5,582	1,492	1,419	47,368

Total	$764,020	52,852	27,634	38,561	4,384	1,577	889,028

CONSOLIDATED FINANCIAL STATEMENTS
     The following consolidated financial statements of our Company and reports of our Company’s independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Exchange National Bancshares, Inc.
Lee’s Summit, Missouri:
We have audited the accompanying consolidated balance sheets of Exchange National Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exchange National Bancshares, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 16, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
/s/ KPMG LLP
St. Louis, Missouri
March 16, 2007

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005
Assets

Loans, net of allowance for loan losses of $9,015,378 and $9,084,774 at December 31, 2006 and 2005, respectively	$803,297,381	804,450,102
Investment in available-for-sale securities, at fair value	183,566,135	173,389,101
Investment in equity securities, at cost	6,207,175	6,302,725
Federal funds sold and securities purchased under agreements to resell	9,922,961	12,447,981
Cash and due from banks	43,077,605	35,282,568
Premises and equipment	34,706,857	32,890,908
Other real estate owned and repossessed assets	2,734,500	1,567,652
Accrued interest receivable	8,773,686	7,772,573
Mortgage servicing rights	1,350,375	1,536,331
Goodwill	40,323,775	40,323,775
Intangible assets	3,753,877	4,786,460
Cash surrender value — life insurance	1,750,420	1,682,836
Other assets	3,247,150	4,037,464

Total assets	$1,142,711,897	1,126,470,476

Liabilities and Stockholders’ Equity

Deposits:
Demand	$138,885,883	134,364,788
NOW	108,886,884	110,338,554
Savings	48,249,204	56,213,747
Money market	151,737,295	157,271,050
Time deposits $100,000 and over	135,886,042	114,609,472
Other time deposits	316,219,426	308,657,595

Total deposits	899,864,734	881,455,206

Federal funds purchased and securities sold under agreements to repurchase	29,460,492	36,995,735
Interest-bearing demand notes to U.S. Treasury	1,735,638	1,098,337
Subordinated notes	49,486,000	49,486,000
Other borrowed money	47,368,315	52,179,661
Accrued interest payable	4,366,250	3,124,365
Other liabilities	5,485,878	5,398,307

Total liabilities	1,037,767,307	1,029,737,611

Commitments and contingent liabilities

Stockholders’ equity:
Common stock, $1 par value. Authorized 15,000,000 shares; issued 4,298,353 shares	4,298,353	4,298,353
Surplus	22,248,319	22,030,074
Retained earnings	81,431,713	74,129,117
Accumulated other comprehensive loss, net of tax	(381,286)	(1,072,170)
Treasury stock; 128,506 shares, at cost	(2,652,509)	(2,652,509)

Total stockholders’ equity	104,944,590	96,732,865

Total liabilities and stockholders’ equity	$1,142,711,897	1,126,470,476

See accompanying notes to consolidated financial statements.

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Consolidated Statements of Income
Years ended December 31, 2006, 2005, and 2004

	2006	2005	2004
Interest income:
Interest and fees on loans	$62,578,814	49,316,370	35,266,846
Interest on debt securities:
Taxable	5,750,751	5,095,896	4,023,535
Nontaxable	1,935,987	1,645,247	1,233,385
Interest on federal funds sold and securities purchased under agreements to resell	748,419	1,018,459	402,818
Interest on interest-bearing deposits	100,171	38,973	33,595
Dividends and interest on equity securities	309,150	225,089	130,417

Total interest income	71,423,292	57,340,034	41,090,596

Interest expense:
NOW accounts	1,390,264	1,665,813	794,070
Savings accounts	298,216	319,247	318,461
Money market accounts	5,186,055	3,618,277	1,265,068
Time deposit accounts $100,000 and over	5,251,329	3,330,402	1,928,942
Other time deposit accounts	12,465,782	8,740,619	5,931,091
Securities sold under agreements to repurchase	1,754,974	1,237,899	667,601
Interest-bearing demand notes to U.S. Treasury	30,785	19,950	7,459
Federal funds purchased	55,693	18,309	20,647
Subordinated notes	3,528,418	2,747,293	886,324
Other borrowed money	2,804,892	1,975,781	1,567,248

Total interest expense	32,766,408	23,673,590	13,386,911

Net interest income	38,656,884	33,666,444	27,703,685
Provision for loan losses	1,325,733	1,321,612	942,000

Net interest income after provision for loan losses	37,331,151	32,344,832	26,761,685

Noninterest income:
Service charges on deposit accounts	5,729,972	4,244,962	3,041,056
Trust department income	798,832	809,998	694,132
Mortgage loan servicing fees, net	432,517	427,127	431,284
Gain on sale of mortgage loans, net	432,112	676,666	796,595
Loss on sales of debt securities	(18,351)	(25,416)	(7,612)
Other	1,224,982	1,131,959	777,102

Total noninterest income	8,600,064	7,265,296	5,732,557

Noninterest expense:
Salaries and employee benefits	17,019,086	13,920,030	11,226,511
Occupancy expense, net	1,994,592	1,600,424	1,142,734
Furniture and equipment expense	2,300,872	2,150,231	2,014,375
Legal, examination, and professional fees	1,431,354	1,419,614	1,108,335
Advertising and promotion	896,686	819,376	574,586
Postage, printing, and supplies	1,146,896	975,768	824,782
Processing expense	1,008,673	750,791	400,989
Amortization of intangible assets	1,032,583	806,896	215,112
Other	3,317,401	2,925,020	2,875,282

Total noninterest expense	30,148,143	25,368,150	20,382,706

Income before income taxes	15,783,072	14,241,978	12,111,536
Income taxes	4,907,867	4,326,700	3,806,556

Net income	$10,875,205	9,915,278	8,304,980

Basic earnings per share	$2.61	2.38	1.99
Diluted earnings per share	2.59	2.36	1.98
See accompanying notes to consolidated financial statements.

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
Years ended December 31, 2006, 2005, and 2004

				Accumulated		Total
				other		stock-
	Common		Retained	comprehensive	Treasury	holders’
	stock	Surplus	earnings	income (loss)	Stock	equity
Balance, December 31, 2003	$4,298,353	21,999,714	62,789,107	1,348,079	(2,652,509)	87,782,744
Comprehensive income:
Net income	—	—	8,304,980	—	—	8,304,980
Other comprehensive loss:
Unrealized loss on debt and equity securities available- for-sale, net of tax	—	—	—	(959,493)	—	(959,493)
Adjustment for loss on sales and calls of debt and equity securities, net of tax	—	—	—	4,948	—	4,948

Total other comprehensive loss						(954,545)

Total comprehensive income						7,350,435

Adjustment for deferred compensation plan	—	15,180	—	—	—	15,180
Stock options exercised	—	—	—	—	—	—
Cash dividends declared, $0.81 per share	—	—	(3,377,576)	—	—	(3,377,576)

Balance, December 31, 2004	4,298,353	22,014,894	67,716,511	393,534	(2,652,509)	91,770,783

Comprehensive income:
Net income	—	—	9,915,278	—	—	9,915,278
Other comprehensive loss:
Unrealized loss on debt and equity securities available- for-sale, net of tax	—	—	—	(1,482,224)	—	(1,482,224)
Adjustment for loss on sales and calls of debt and equity securities, net of tax	—	—	—	16,520	—	16,520

Total other comprehensive loss						(1,465,704)

Total comprehensive income						8,449,574

Adjustment for deferred compensation plan	—	15,180	—	—	—	15,180
Cash dividends declared, $0.84 per share	—	—	(3,502,672)	—	—	(3,502,672)

Balance, December 31, 2005	4,298,353	22,030,074	74,129,117	(1,072,170)	(2,652,509)	96,732,865

Comprehensive income:
Net income	—	—	10,875,205	—	—	10,875,205
Other comprehensive income:
Unrealized gain on debt and equity securities available- for-sale, net of tax	—	—	—	392,712	—	392,712
Adjustment for loss on sales and calls of debt and equity securities, net of tax	—	—	—	11,928	—	11,928

Total other comprehensive income						404,640

Total comprehensive income						11,279,845

Stock based compensation expense	—	218,245	—	—	—	218,245
Adjustment to initially apply SFAS No. 158, net of tax	—	—	(69,937)	286,244		216,307
Cash dividends declared, $0.84 per share	—	—	(3,502,672)	—	—	(3,502,672)

Balance, December 31, 2006	$4,298,353	22,248,319	81,431,713	(381,286)	(2,652,509)	104,944,590

See accompanying notes to consolidated financial statements.

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2006, 2005, and 2004

	2006	2005	2004
Cash flows from operating activities:
Net income	$10,875,205	9,915,278	8,304,980
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,325,733	1,321,612	942,000
Depreciation expense	1,910,070	1,780,696	1,613,561
Net amortization (accretion) of debt securities, premiums, and discounts	(13,488)	1,665,189	1,348,762
Amortization of intangible assets	1,032,583	806,896	215,112
Stock based compensation expense	218,245	—	—
Increase in accrued interest receivable	(1,001,113)	(1,234,671)	(181,103)
Increase in cash surrender value -life insurance	(67,584)	(71,798)	(8,023)
(Increase) decrease in other assets	(199,226)	714,907	845,317
Increase in accrued interest payable	1,227,120	1,131,714	144,975
Increase (decrease) in other liabilities	472,775	1,927,354	(2,651,493)
Loss on sales and calls of debt securities	18,351	25,416	7,612
Origination of mortgage loans for sale	(20,457,303)	(38,767,565)	(48,988,687)
Proceeds from the sale of mortgage loans	20,889,415	39,444,231	49,785,282
Gain on sale of mortgage loans, net	(432,112)	(676,666)	(796,595)
(Gain) loss on sales of premises and equipment	31,033	(60,068)	(1,367)
Other, net	807,639	(1,030,849)	(251,403)

Net cash provided by operating activities	16,637,343	16,891,676	10,328,930

Cash flows from investing activities:
Net increase in loans	(2,205,010)	(49,456,777)	(55,009,895)
Purchase of available-for-sale debt securities	(146,710,971)	(504,908,407)	(290,617,546)
Proceeds from maturities of available-for-sale debt securities	129,177,143	494,396,760	244,729,581
Proceeds from calls of available-for-sale debt securities	5,985,038	21,482,500	49,996,925
Proceeds from sales of available-for-sale debt securities	1,985,257	3,199,925	10,304,331
Purchase of equity securities	(1,008,150)	—	—
Proceeds from sales of equity securities	1,103,700	—	—
Acquisition of subsidiary, net of cash and cash equivalents acquired	—	(21,800,539)	—
Purchases of premises and equipment	(3,931,811)	(6,387,156)	(5,127,948)
Proceeds from sales of premises and equipment	174,759	171,304	14,000
Proceeds from sales of other real estate owned and repossessions	865,151	1,853,174	625,936

Net cash used in investing activities	(14,564,894)	(61,449,216)	(45,084,616)

Cash flows from financing activities:
Net increase in demand deposits	4,521,095	11,948,224	8,941,942
Net increase (decrease) in interest-bearing transaction accounts	(14,949,968)	(11,603,004)	53,394,065
Net increase (decrease) increase in time deposits	28,838,401	4,849,825	(948,496)
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(7,535,243)	1,474,489	(38,468,100)
Net increase in interest-bearing demand notes to U.S. Treasury	637,301	179,898	208,492
Proceeds from Federal Home Loan Bank advances	176,624,684	14,500,000	17,000,000
Repayment of bank debt and Federal Home Loan Bank advances	(181,436,030)	(15,104,177)	(19,105,146)
Proceeds from issuance of subordinated notes	—	23,712,000	25,774,000
Cash dividends paid	(3,502,672)	(3,377,576)	(3,377,576)

Net cash provided by financing activities	3,197,568	26,579,679	43,419,181

Net increase (decrease) in cash and cash equivalents	5,270,017	(17,977,861)	8,663,495
Cash and cash equivalents, beginning of year	47,730,549	65,708,410	57,044,915

Cash and cash equivalents, end of year	$53,000,566	47,730,549	65,708,410

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$31,524,523	22,541,876	13,241,936
Income taxes	5,033,881	3,645,000	6,302,761

Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	2,031,998	3,348,616	578,645

Acquisition of Bank 10:
Increase in loans	—	130,522,517	—
Increase in deposits	—	149,610,685	—
See accompanying notes to consolidated financial statements.

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(1)	Summary of Significant Accounting Policies

Exchange National Bancshares, Inc. (the Company) provides a full range of banking services to individual and corporate customers through The Exchange National Bank of Jefferson City, Citizens Union State Bank and Trust of Clinton, Osage Valley Bank of Warsaw, and Bank 10 of Belton (the Banks) located within the communities surrounding Jefferson City, Clinton, Warsaw, and Belton, Missouri. The Banks are subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

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
Loans are placed on nonaccrual status when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful. Interest accrued in the current year is reversed against interest income. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.
Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
The Exchange National Bank of Jefferson City originates certain loans which are sold in the secondary mortgage market to the Federal Home Loan Mortgage Corporation (Freddie Mac). These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan to Freddie Mac without recourse, thereby eliminating the Company’s exposure to interest rate fluctuations. At December 31, 2006 and 2005, no mortgage loans were held for sale. Mortgage loan servicing fees earned on loans sold to Freddie Mac are reported as income when the related loan payments are collected net of mortgage servicing right amortization. Operational costs to service such loans are charged to expense as incurred.
Allowance for Loan Losses
The allowance for loan losses is increased by provisions charged to expense and is reduced by loan charge-offs, net of recoveries. Management utilizes a systematic, documented approach in determining an adequate allowance for loan losses. Management’s approach, which provides for general and specific valuation allowances, is based on current economic conditions, past losses, collection experience, risk characteristics of the portfolio, assessment of collateral values by obtaining independent appraisals for significant properties, and such other factors, which, in management’s judgment, deserve current recognition in estimating loan losses.
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
A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan’s effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Company measures impairment based on the fair value of the collateral when foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan’s effective rate of interest as stated in the original loan agreement. The Company follows its nonaccrual method for recognizing interest income on impaired loans.
Investment in Debt and Equity Securities
At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the ability and positive intent to hold until maturity. All debt securities not classified as held-to-maturity are classified as available-for-sale.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as accumulated other comprehensive income, a separate component of stockholders’ equity, until realized.
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
The Banks, as members of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, are required to maintain an investment in the capital stock of the Federal Home Loan Bank of Des Moines (FHLB) in an amount equal to 0.12% of each bank’s total assets plus 4.45% of advances from the FHLB to each bank. Additionally, The Exchange National Bank of Jefferson City is required to maintain an investment in the capital stock of the Federal Reserve Bank. These investments are recorded at cost, which represents redemption value.
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
Goodwill and Other Intangible Assets
Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives. and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
The Company performs an annual review of goodwill and intangible assets for impairment to determine whether the carrying value of underlying assets may not be recoverable. The Company measures recoverability based upon the future cash flows expected to result from the use of the underlying asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the underlying asset, the Company recognizes an impairment loss. The impairment loss recognized represents the amount by which the carrying value of the underlying asset exceeds the fair value of the underlying asset. As such adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.
The core deposit intangible assets established in the acquisitions of USB and the Springfield branch discussed in Note 2 are being amortized over ten-year and seven-year periods, respectively, on a straight-line method of amortization. The core deposit intangible asset established in the acquisition of Bank 10 is being amortized over an eight-year period on an accelerated method of amortization. Other intangible assets are amortized over periods up to six years.
Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.
Impairment of Long-lived Assets
Long-lived assets, such as premises and equipment, and other intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less selling costs, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.
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
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
Pension Plan
In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS No. 158 became effective for the Company for the fiscal year ended December 31, 2006.
The Company has a noncontributory defined benefit pension plan covering all of its employees upon their retirement. The benefits are based on age, years of service and the level of compensation during the employees highest ten years of compensation before retirement.
The Company records annual amounts relating to its pension plan based on calculations that incorporate various actuarial and other assumptions including discount rates, mortality, assumed rates of return, compensation increases and turnover rates. The Company reviews its assumptions on an annual basis and may make modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company believes that the assumptions utilized in recording its obligations under its plan are reasonable based on its experience and market conditions.
The net periodic costs are recognized as employees render the services necessary to earn the retirement benefits.
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
The Company estimates income tax expense based on amounts expected to be owed to various tax jurisdictions. The estimated income tax expense is reported in the Consolidated Statement of Income. Accrued taxes represent the net estimated amount due or to be received from taxing jurisdictions either currently or in the future and are reported in other assets or other liabilities on the Consolidated Balance Sheet. In estimating accrued taxes, the Company assesses the relative merits and risks of the appropriate tax treatment considering statutory, judicial and regulatory guidance in the context of the tax position. Because of the complexity of tax laws and regulations, interpretation can be difficult and subject to legal judgment given specific facts and circumstances. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions regarding the estimated amounts of accrued taxes.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by various taxing authorities, and newly enacted statutory, judicial and regulatory guidance that impact the relative merits and risks of tax positions. These changes, when they occur, affect accrued taxes and can be significant to the operating results of the Company.
Trust Department
Property held by the Banks in fiduciary or agency capacities for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.
Earnings Per Share
Earnings per share is computed as follows:

	2006	2005	2004
Net income, basic and diluted	$10,875,205	9,915,278	8,304,980
Average shares outstanding	4,169,847	4,169,847	4,169,847
Effect of dilutive stock options	34,700	29,012	34,905

Average shares outstanding including dilutive stock options	4,204,547	4,198,859	4,204,752

Net income per share, basic	$2.61	2.38	1.99
Net income per share, diluted	2.59	2.36	1.98
Consolidated Statements of Cash Flows
For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of federal funds sold and securities sold purchased under agreements to resell, cash, and due from banks.
Stock Options
The Company maintains a stock-based incentive program. Prior to 2006, the Company applied the intrinsic value-based method, as outlined in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB No. 25”) and related interpretations, in accounting for stock options granted under these programs. Under the intrinsic value-based method, no compensation expense was recognized if the exercise price of the Company’s employee stock options equaled the market price of the underlying stock on the date of the grant. Accordingly, prior to 2006, no compensation cost was recognized in the consolidated statements of income for stock options granted to employees, since all options granted under the company’s share incentive programs had an exercise price equal to the fair value of the underlying common stock on the date of the grant.
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R) (SFAS No.123(R)) Share-Based Payment. This statement replaces SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB No. 25. SFAS No. 123(R) requires
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. This statement was adopted using the modified prospective method of application, which requires the Company to recognize compensation expense on a prospective basis. Therefore, prior period financial statements have not been restated. Under this method, in addition to reflecting compensation expense for new share-based awards, expense is also recognized to reflect the remaining service period of awards that had been included in pro forma disclosures in prior periods. SFAS No. 123(R) also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows. There were no stock options exercised during 2006.
Total stock-based compensation expense for the year ended December 31, 2006 was $218,000 ($142,000 after tax). As of December 31, 2006, the total unrecognized compensation expense related to non-vested stock awards was $394,000 and the related weighted average period over which it is expected to be recognized is approximately 2.0 years.
The following table illustrates the effect on net income and earnings per share if the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, had been applied to all outstanding and unvested awards in each prior period:

	2005	2004

Net income:
As reported	$9,915,278	8,304,980
Deduct total stock-based employee compensation expense determined under fair-value based method for all awards, net of tax	(142,799)	(136,228)

Pro forma	$9,772,479	8,168,752

Pro forma earnings per common share:
As reported basic	$2.38	1.99
Pro forma basic	2.34	1.96

As reported diluted	2.36	1.98
Pro forma diluted	2.33	1.94
Treasury Stock
The purchase of the Company’s common stock is recorded at cost. Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such stock.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
Comprehensive Income
The Company reports comprehensive income in the consolidated statements of stockholders’ equity and comprehensive income (loss).
Segment Information
The Company has defined its business segments to be the Banks, which is consistent with the management structure of the Company and the internal reporting system that monitors performance.
Recently Issued Accounting Standards
In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 156). SFAS No. 156 requires all separately recognized servicing assets and liabilities to be initially measured at fair value. In addition, entities are permitted to choose to either subsequently measure servicing rights at fair value and report changes in fair value in earnings, or amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess the rights for impairment. Beginning with fiscal year in which an entity adopts SFAS No. 156, it may elect to subsequently measure a class of servicing assets and liabilities at fair value. Post adoption, an entity may make this election as of the beginning of any fiscal year. An entity that elects to subsequently measure a class of servicing assets and liabilities at fair value should apply that election to all new and existing recognized servicing assets and liabilities within that class. The effect of remeasuring an existing class of servicing assets and liabilities at fair value is to be reported as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The statement also requires additional disclosures. The Company has adopted SFAS No. 156 as of January 1, 2007 and elected to use the amortized cost method of accounting for financial assets. As a result, the adoption of SFAS No. 156 is not expected to have a material impact on the Company’s financial position or result of operations.
In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation 48, “Accounting for Uncertainty in Income Taxes”, an Interpretation of FAS No. 109, Accounting for Income Taxes (FIN 48). The Interpretation defines the threshold for recognizing the financial impact of uncertain tax provisions in accordance with FAS 109. An enterprise would be required to recognize, in its financial statements, the best estimate of the impact of a tax position only if that position is “more-likely-than-not” of being sustained on audit based solely on the technical merits of the position on the reporting date. In evaluating whether the probable recognition threshold has been met, the Interpretation would require the presumption that the tax position will be evaluated during an audit by taxing authorities. The term “more-likely-than-not” is defined as a likelihood of more than 50 percent. Individual tax positions that fail to meet the recognition threshold will generally result in either (a) a reduction in the deferred tax asset or an increase in a deferred tax liability or (b) an increase in a liability for income taxes payable or the reduction of an income tax refund receivable. The impact may also include both (a) and (b). This Interpretation also provides guidance on disclosure, accrual of interest and penalties, accounting in interim periods, and transition. The Interpretation is effective for reporting periods after December 15, 2006. The Company has
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
completed its initial evaluation of the impact of the January 1, 2007 adoption of FIN 48 and determined that such adoption is not expected to have a material impact on the Company’s financial position or results of operations.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. The changes to current practice resulting from the application of this statement relates to the definition of fair value, the methods used to estimate fair value, and the requirements for expanded disclosures about estimates of fair value. SFAS No. 157 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating the impact of the adoption of SFAS No. 157; however, it is not expected to have a material impact on the Company’s financial position or results of operations.
In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. SFAS No. 158 became effective for the Company for the fiscal year ended December 31, 2006. The impact on the Company’s financial statements at December 31, 2006 from the adoption of SFAS No. 158 is included in Note 15.
In September, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB No. 108). SAB No. 108 requires an entity to consider the effects of prior year misstatements when quantifying misstatements in current year financial statements for purposes of determining materiality. SAB No. 108 is effective for an entity’s first interim period of the first fiscal year ending after November 15, 2006. Adoption of SAB No. 108 has not resulted in a material impact on the Company’s financial position or results of operations.
In September 2006, the Emerging Issues Task Force Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, was ratified. This EITF Issue addresses accounting for separate agreements which split life insurance policy benefits between an employer and employee. The Issue requires the employer to recognize a liability for future benefits payable to the employee under these agreements. The effects of applying this Issue must be recognized through either a change in accounting principle through an adjustment to equity or through the retrospective application to all prior periods. For calendar year companies, the Issue is effective beginning January 1, 2008. Early adoption is
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
permitted as of January 1, 2007. The Company does not expect the adoption of the Issue to have a material effect on the Company’s consolidated financial statements.
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
A summary of unaudited pro forma combined financial information for the years ended December 31, 2005 and 2004 for the Company and Bank 10 as if the transaction had occurred on January 1, 2004 follows:

	December 31,
	2005	2004

Net interest income	$35,399,301	$33,537,965

Net income	10,109,876	9,212,975

Basic earnings per share	$2.42	$2.21

Diluted earnings per share	$2.41	$2.19
(3) Capital Requirements
The Company and the Banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Banks are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.
Quantitative measures established by regulations to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2006 and 2005, the Company and the Banks meet all capital adequacy requirements to which they are subject.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
As of December 31, 2006, the most recent notification from the regulatory authorities categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks’ categories.
The actual and required capital amounts and ratios for the Company and the Banks as of December 31, 2006 and 2005 are as follows (dollars in thousands):

	2006
					To be well capitalized
					under prompt corrective
	Actual		Capital requirements		action provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets):
Company	$118,184	13.84%	68,293	8.00%	—	—
The Exchange National Bank of Jefferson City	51,723	13.76	30,066	8.00	37,583	10.00%
Citizens Union State Bank and Trust of Clinton	31,715	12.64	20,074	8.00	25,093	10.00
Osage Valley Bank	7,032	11.02	5,106	8.00	6,383	10.00
Bank 10 of Belton	19,846	12.22	12,987	8.00	16,234	10.00

Tier I capital (to risk-weighted assets):
Company	96,300	11.28	34,147	4.00	—	—
The Exchange National Bank of Jefferson City	47,023	12.51	15,033	4.00	22,550	6.00
Citizens Union State Bank and Trust of Clinton	29,269	11.66	10,037	4.00	15,056	6.00
Osage Valley Bank	6,499	10.18	2,553	4.00	3,830	6.00
Bank 10 of Belton	18,660	11.49	6,494	4.00	9,740	6.00

Tier I capital (to adjusted average assets):
Company	96,300	8.77	32,937	3.00	—	—
The Exchange National Bank of Jefferson City	47,023	9.91	14,241	3.00	23,736	5.00
Citizens Union State Bank and Trust of Clinton	29,269	9.16	9,583	3.00	15,972	5.00
Osage Valley Bank	6,499	6.35	3,071	3.00	5,119	5.00
Bank 10 of Belton	18,660	9.34	5,996	3.00	9,994	5.00
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

	2005
					To be well capitalized
					under prompt corrective
	Actual		Capital requirements		action provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets):
Company	$109,838	12.70%	86,337	8.00%	—	—
The Exchange National Bank of Jefferson City	50,643	12.88	38,882	8.00	48,602	10.00%
Citizens Union State Bank and Trust of Clinton	28,127	10.73	24,842	8.00	31,053	10.00
Osage Valley Bank	6,573	11.43	7,634	8.00	9,543	10.00
Bank 10 of Belton	16,458	10.85	14,810	8.00	18,512	10.00

Tier I capital (to risk-weighted assets):
Company	85,016	9.83	43,168	4.00	—	—
The Exchange National Bank of Jefferson City	45,726	11.63	19,441	4.00	29,161	6.00
Citizens Union State Bank and Trust of Clinton	25,738	9.82	12,421	4.00	18,632	6.00
Osage Valley Bank	6,024	10.48	3,817	4.00	5,726	6.00
Bank 10 of Belton	15,247	10.05	7,405	4.00	11,107	6.00

Tier I capital (to adjusted average assets):
Company	85,016	7.88	25,946	3.00	—	—
The Exchange National Bank of Jefferson City	45,726	9.41	11,800	3.00	19,666	5.00
Citizens Union State Bank and Trust of Clinton	25,738	8.29	7,867	3.00	13,111	5.00
Osage Valley Bank	6,024	6.31	1,725	3.00	2,875	5.00
Bank 10 of Belton	15,247	8.24	4,550	3.00	7,583	5.00
Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Banks are subject to regulations which require the maintenance of minimum capital requirements. At December 31, 2006, unappropriated retained earnings of approximately $11,242,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(4) Loans
A summary of loans, by classification, at December 31, 2006 and 2005 is as follows:

	2006	2005

Commercial	$145,696,898	154,868,139
Real estate — construction	150,890,994	139,315,924
Real estate — mortgage	478,852,928	480,530,518
Installment and other consumer	36,967,543	39,276,070
Unamortized loan origination fees and costs, net	(95,604)	(455,775)

	812,312,759	813,534,876

Less allowance for loan losses	9,015,378	9,084,774

	$803,297,381	804,450,102

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
Following is a summary of activity in 2006 of loans made by the Banks to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.

Balance at December 31, 2005	$15,905,724
New loans	9,388,726
Transfers of officers to executive category	223,852
Payments received	(9,960,856)

Balance at December 31, 2006	$15,557,446

(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
Changes in the allowance for loan losses for 2006, 2005 and 2004 are as follows:

	2006	2005	2004

Balance, beginning of year	$9,084,774	7,495,594	8,267,380
Allowance for loan losses of acquired subsidiary at date of acquisition	—	1,418,084	—
Provision for loan losses	1,325,733	1,321,612	942,000
Charge-offs	(1,850,904)	(1,321,154)	(1,858,989)
Recoveries of loans previously charged off	455,775	170,638	145,203

Balance, end of year	$9,015,378	9,084,774	7,495,594

A summary of nonaccrual and other impaired loans at December 31, 2006 and 2005 is as follows:

	2006	2005

Nonaccrual loans	$4,868,190	8,611,431
Impaired loans continuing to accrue interest	9,187,402	2,369,472

Total impaired loans	$14,055,592	10,980,903

Allowance for loan losses on impaired loans	$3,287,231	2,391,814
Impaired loans with no specific allowance for loan losses	3,117,489	1,217,130

Loans past due 90 days or more continuing to accrue interest	$197,271	439,681
The average balance of impaired loans during 2006 and 2005 was $12,219,000 and $9,367,000, respectively.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
A summary of interest income on nonaccrual and other impaired loans for 2006, 2005, and 2004 is as follows:

		Impaired
		loans
	Nonaccrual	continuing to
	loans	accrue interest	Total
2006:
Income recognized	$62,793	578,766	641,559
Interest income had interest accrued	896,102	578,766	1,474,868

2005:
Income recognized	252,901	136,467	389,368
Interest income had interest accrued	766,693	136,467	903,160

2004:
Income recognized	134,208	1,034	135,242
Interest income had interest accrued	546,850	1,034	547,884
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(5) Investment in Debt and Equity Securities
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2006 and 2005 are as follows:

	2006
		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gains	losses	Fair value

U.S. treasuries	$1,070,110	—	2,090	1,068,020
Government sponsored enterprises	122,692,450	86,038	1,009,597	121,768,891
Asset-backed securities	5,163,716	3,410	98,845	5,068,281
Obligations of states and political subdivisions	55,660,825	346,948	346,830	55,660,943

Total available for sale securities	$184,587,101	436,396	1,457,362	183,566,135

	2005
		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gains	losses	Fair value

Government sponsored enterprises	$114,540,016	5,052	1,539,953	113,005,115
Asset-backed securities	6,346,814	4,427	101,034	6,250,207
Obligations of states and political subdivisions	53,430,317	434,331	439,019	53,425,629
Other debt securities	711,283	—	3,133	708,150

Total available for sale securities	$175,028,430	443,810	2,083,139	173,389,101

Equity securities recorded at cost consist primarily of Federal Home Loan Bank Stock, Federal Reserve Stock, and the Company’s interest in the statutory trusts described in note 11.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2006, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized	Fair
	cost	value

Due in one year or less	$32,468,093	32,382,854
Due after one year through five years	104,804,083	103,957,538
Due after five years through ten years	29,713,278	29,679,213
Due after ten years	12,437,931	12,478,249

	179,423,385	178,497,854

Asset-backed securities	5,163,716	5,068,281

	$184,587,101	183,566,135

Debt securities with carrying values aggregating approximately $109,492,000 and $109,790,000 at December 31, 2006 and 2005, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.
Proceeds of $1,985,257 and gross losses of $18,351 were recorded on the sales of debt securities in 2006.
Proceeds of $3,199,925 and gross losses of $25,416 were recorded on the sales of debt securities in 2005.
Proceeds of $10,304,331 and gross losses of $7,612 were recorded on the sales of debt securities in 2004.
Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006, were as follows:

	Less than 12 months		12 months or more		Number of	Total
	Fair	Unrealized	Fair	Unrealized	Investment	Fair	Unrealized
	Value	Losses	Value	Losses	Positions	Value	Losses
U.S. treasuries	$1,068,020	(2,090)	—	—	1	1,068,020	(2,090)
Government sponsored enterprises	27,672,457	(51,997)	62,728,434	(957,600)	96	90,400,891	(1,009,597)
Asset-backed securities	16,401	(24)	4,764,334	(98,821)	21	4,780,735	(98,845)
Obligations of states and political subdivisions	3,201,615	(24,441)	30,712,056	(322,389)	138	33,913,671	(346,830)

	$31,958,493	(78,552)	98,204,824	(1,378,810)	256	130,163,317	(1,457,362)

Government sponsored enterprises: The unrealized losses on investments in government sponsored enterprises were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
Asset-backed securities: The unrealized losses on asset-backed securities were caused by interest rate increases. The contractual cash flows of these securities are guaranteed by various government or government sponsored enterprises. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.
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
(6) Premises and Equipment
A summary of premises and equipment at December 31, 2006 and 2005 is as follows:

	2006	2005

Land	$9,696,480	9,727,590
Buildings and improvements	24,229,498	23,731,572
Furniture and equipment	12,370,088	11,080,564
Construction in progress	2,024,514	305,885

	48,320,580	44,845,611

Less accumulated depreciation	13,613,723	11,954,703

	$34,706,857	32,890,908

(7) Goodwill and Other Intangible Assets
A summary of goodwill and other intangible assets at December 31, 2006 and 2005 is as follows:

	2006	2005

Goodwill	$40,323,775	40,323,775
Core deposit intangible	3,753,877	4,786,460

	$44,077,652	45,110,235

(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
The gross carrying amount and accumulated amortization of the Company’s amortized intangible assets for the years ended December 31, 2006 and 2005 are as follows:

	December 31, 2006		December 31, 2005
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortized intangible assets:
Core deposit intangible	$7,060,224	(3,306,347)	7,060,224	(2,273,764)

	$7,060,224	(3,306,347)	7,060,224	(2,273,764)

The aggregate amortization expense of intangible assets subject to amortization for the past three years is as follows:

	Year ended
	December 31,
	2006	2005	2004

Aggregate amortization expense	$1,032,583	806,896	215,112
The estimated amortization expense for the next five years is as follows:

For the year ending:
2007	$922,337
2008	701,443
2009	626,111
2010	526,477
2011	434,763
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
The Company’s goodwill associated with the purchase of subsidiaries by reporting segments is summarized as follows:

The Exchange	Citizens Union
National Bank	State Bank and	Osage
of Jefferson	Trust of	Valley Bank	Bank 10
City	Clinton	of Warsaw	of Belton	Total

$4,382,098	16,701,762	4,112,876	15,127,039	40,323,775
(8) Mortgage Servicing Rights
Mortgage loans serviced for others totaled approximately $215,700,000 and $220,127,000 at December 31, 2006 and 2005, respectively. Mortgage servicing rights totaled approximately $1,350,000 and $1,536,000 at December 31, 2006 and 2005, respectively.
Changes in the balance of servicing assets related to the loans serviced by The Exchange National Bank of Jefferson City for the years ended December 31, 2006 and 2005 are as follows:

Balance at December 31, 2004	$1,605,930
Additions	386,203
Amortization	(455,802)

Balance at December 31, 2005	1,536,331
Additions	239,873
Amortization	(425,829)

Balance at December 31, 2006	$1,350,375

The Company’s mortgage servicing rights are amortized in proportion to the related estimated net servicing income on a straight line basis over the estimated lives of the related mortgages which is seven years. The estimated amortization expense for the next five years is as follows:

For the year ending:
2007	$353,000
2008	307,000
2009	233,000
2010	159,000
2011	133,000
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(9) Deposits
     The scheduled maturities of time deposits are as follows (in thousands):

	2006	2005

Due within:
One year	$378,732	275,517
Two years	48,996	92,945
Three years	12,057	26,017
Four years	8,186	9,739
Five years	3,975	18,217
Thereafter	159	832

	$452,105	423,267

(10) Securities Sold Under Agreements to Repurchase
Information relating to securities sold under agreements to repurchase is as follows:

	2006	2005

Average daily balance	$41,308,902	45,832,211
Maximum balance at month-end	56,027,169	63,482,233
Year end balance	27,320,492	33,292,735
Weighted average interest rate at year-end	4.35%	3.30%
Weighted average interest rate for the year	4.25%	2.70%
The securities underlying the agreements to repurchase are under the control of the Banks.
Under agreements with unaffiliated banks, the Banks may borrow up to $50,000,000 in federal funds on an unsecured basis at December 31, 2006.
(11) Subordinated Notes
On March 17, 2005, Exchange Statutory Trust II, a newly formed business trust issued $23,000,000 of 30-year floating rate Trust Preferred Securities (TPS) to a Trust Preferred Securities Pool. The interest rate on the TPS is a fixed rate at 6.30% for five years then converting to a floating rate. The floating rate will be based on a specific margin above three-month LIBOR. The TPS can be prepaid without penalty at any time after five years from the issuance date.
The TPS represent preferred interests in the trust . The Company invested approximately $712,000 in common interests in the trust and the purchaser in the private placement purchased $23,000,000 in preferred interests. The proceeds were used by the trust to purchase from the Company its 30-year deeply subordinated debentures whose terms mirror those stated above for the TPS. The debentures are guaranteed by the Company pursuant to a subordinated guarantee. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The trustee for the TPS holders is U.S. Bank, N.A. The trustee does not have the power to take enforcement action in
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
the event of a default under the TPS for five years from the date of default. In the event of default, however, the Company would be precluded from paying dividends until the default is cured.
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
The Exchange Statutory Trusts are not consolidated in the Company’s financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2006 and 2005 were $49,486,000 for both periods. The Company recorded the investments in the common securities issued by the Exchange Statutory Trusts and corresponding obligations of the subordinated notes, as well as interest income and interest expense on the investments and obligations.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(12)	Other Borrowed Money

Other borrowed money at December 31, 2006 and 2005 is summarized as follows:

	2006	2005
The Exchange National Bank of Jefferson City:
Federal Home Loan Bank of Des Moines advances, weighted average rates of 5.43% and 4.54% at December 31, 2006 and 2005, respectively, due at various dates through 2010	$23,000,000	25,000,000

Citizens Union State Bank and Trust of Clinton:
Federal Home Loan Bank of Des Moines advances, weighted average rates of 5.42% and 5.40% at at December 31, 2006 and 2005, respectively, due at various dates through 2008	2,000,000	3,100,000

Osage Valley Bank of Warsaw:
Federal Home Loan Bank of Des Moines advances, weighted average rates of 3.75% and 3.66% at December 31, 2006 and 2005, respectively, due at various dates through 2013	4,821,042	5,332,388

Bank 10 of Belton:
Federal Home Loan Bank of Des Moines advances, weighted average rates of 5.08% and 4.04% at December 31, 2006 and 2005, respectively, due at various dates through 2009	17,547,273	18,747,273

	$47,368,315	52,179,661

The Company has a $20,000,000 line of credit with US Bank secured by subsidiary stock. The interest rate charged on borrowings under the line is equal to the 30 day LIBOR plus 150 basis points and adjusts quarterly. The Company pays no fees on the unused portion of the line of credit. The line of credit was renewed in January 2007 and is now due December 2007. There was no outstanding balance on the line of credit at December 31, 2006 or 2005.
The advances from the Federal Home Loan Bank of Des Moines are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank of Des Moines stock, as well as mortgage loans equal to 135% of the outstanding advance balance, to secure amounts borrowed at The Exchange National Bank of Jefferson City, 120% at Osage Valley Bank of Warsaw, 134% at Citizens Union State Bank and Trust of Clinton, and 163% at Bank 10 of Belton. The Exchange National Bank of Jefferson City has $5,000,000 and $10,000,000 of FHLB advances callable on March 3, 2007 and February 27, 2007, respectively. Citizens Union State Bank and Trust of Clinton has $2,000,000 callable on January 23, 2007.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
Based upon the collateral pledged to the Federal Home Loan Bank of Des Moines at December 31, 2006, the Banks’ had combined credit lines of $128,783,000, of which $81,414,000 was available for additional borrowings.
The scheduled principal reduction of other borrowed money at December 31, 2006 is as follows:

2007	$19,441,468
2008	7,397,809
2009	12,035,455
2010	5,582,215
2011	1,492,267
2012 and thereafter	1,419,101

$47,368,315

(13)	Reserve Requirements and Compensating Balances

The Federal Reserve Bank required the Banks to maintain cash or balances of $6,595,000 and $5,973,000 at December 31, 2006 and 2005, respectively, to satisfy reserve requirements.

Average compensating balances held at correspondent banks were $3,248,000 and $3,503,000 at December 31, 2006 and 2005, respectively. The Banks maintain such compensating balances with correspondent banks to offset charges for services rendered by those banks.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(14)	Income Taxes

The composition of income tax expense (benefit) for 2006, 2005, and 2004 is as follows:

	2006	2005	2004
Current:
Federal	$4,252,932	4,326,338	3,449,464
State	177,491	142,234	109,688

Total current	4,430,423	4,468,572	3,559,152

Deferred	477,444	(141,872)	247,404

Total income tax expense	$4,907,867	4,326,700	3,806,556

Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

	2006	2005	2004
Tax at statutory Federal income tax rate	$5,447,567	4,884,692	4,139,038
Tax-exempt income	(685,580)	(599,641)	(450,431)
State income tax, net of Federal tax benefit	115,369	92,452	71,297
Other, net	30,511	(50,803)	46,652

	$4,907,867	4,326,700	3,806,556

(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
The components of deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are as follows:

	2006	2005
Deferred tax assets:
Allowance for loan losses	$2,659,053	2,683,342
Nonaccrual loan interest	45,647	330,283
Core deposit intangible	302,703	68,692
Available-for-sale securities	353,437	567,160
Accrued pension expense	209,505	100,030
Deferred compensation	106,889	83,584
Other	281,763	143,500

Total deferred tax assets	3,958,997	3,976,591

Deferred tax liabilities:
Premises and equipment	805,482	850,260
Mortgage servicing rights	93,849	121,473
FHLB stock dividend	92,365	92,365
Intangible assets	1,266,329	401,502
Other	119,531	121,911

Total deferred tax liabilities	2,377,556	1,587,511

Net deferred tax asset	$1,581,441	2,389,080

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2006 and, therefore, has not established a valuation reserve.
At December 31, 2006, the accumulation of prior years’ earnings representing tax bad debt deductions of The Exchange National Bank of Jefferson City were $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, The Exchange National Bank of Jefferson City would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(15)	Pension and Retirement Plans

The Company provides a noncontributory defined benefit pension plan for all full-time employees.

Pension expense for 2006, 2005, and 2004 is as follows:

	2006	2005	2004
Service cost—benefits earned during the year	$620,564	471,319	292,059
Interest costs on projected benefit obligations	318,142	276,245	242,384
Expected return on plan assets	(369,164)	(368,873)	(374,586)
Net amortization and deferral	—	(26,632)	(35,512)
Amortization of prior service cost	78,628	39,315	—
Amortization of net gains	(2,601)	—	(6,695)

Pension expense	$645,569	391,374	117,650

As a result of adopting SFAS No. 158 on December 31, 2006, the measurement date used to determine pension benefit measures for the pension plan was changed to December 31. Prior to 2006 the measurement date was November 1.
A summary of the activity in the Plan’s projected benefit obligation, assets, funded status, and amounts recognized in the Company’s consolidated balance sheets at December 31, 2006 and 2005 are as follows:

	2006	2005
Benefit obligation:
Balance, January 1	$6,184,323	4,785,746
Service cost	723,991	471,319
Interest cost	371,166	276,245
Plan amendment *	—	1,203,000
Actuarial (gain) loss	(120,800)	(301,104)
Benefits paid	(303,411)	(250,883)

Balance, December 31	$6,855,269	6,184,323

*	Plan amendment consisted of adding subsidiary banks that did not participate in the Plan prior to July 1, 2005.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

	2006	2005

Plan assets:
Fair value, January 1	$5,584,438	5,284,974
Actual return	975,654	550,347
Benefits paid	(303,411)	(250,883)

Fair value, December 31	$6,256,681	5,584,438

Funded status plus items not yet recognized as a component of net periodic pension cost
Plan assets less than benefit obligation		$(599,885)
Unamortized prior service cost		1,163,685
Unrecognized net gains		(849,600)

Accrued pension cost included in other liabilities		$(285,800)

Funded status:
Projected benefit obligtion	$(6,855,269)	$(6,184,323)
Plan assets at fair market value	6,256,681	5,584,438

Pension benefit liablity	$(598,588)	(599,885)

Amounts recognized in accumulated other comprehensive income consist of:

	Pension benefits
	2006	2005
Minimum pension liability	$—	427,705
Net actuarial gain	(434)	—
Prior service costs	13,105

	12,671	427,705

The net gain and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit pension cost of the next fiscal year are $78,628 and $8,279, respectively.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
The following table shows the incremental effect of the application of SFAS No. 158 on individual line items in the statement of financial position as of December 31, 2006:

	Before		After
	Application of		Application of
	Statement No. 158	Adjustment	Statement No. 158
Liability for pension benefits	$931,369	$(332,781)	$598,588
Deferred income taxes	1,327,725	209,505	1,537,230
Total liabilities
Retained earnings	81,501,650	(69,937)	81,431,713
Accumulated other comprehensive income	(667,530)	286,244	(381,286)
Total stockholders’ equity	104,728,283	216,307	104,944,590
Assumptions utilized to determine benefit obligations as of December 31, 2006 and 2005 and to determine pension expense for the year then ended are as follows:

	2006	2005
Benefit obligation:
Discount rate	5.50%	5.25%
Annual rate of compensation increase	4.50%	5.00%

Pension expense:
Discount rate for the service cost	5.25%	5.25%
Annual rate of compensation increase	5.00%	6.00%
Expected long-term rate of return on plan assets	7.00%	7.00%
The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories or plan assets.
The approximate weighted-average asset allocation of the plan’s assets at December 31, 2006 and 2005 were as follows: Equity securities 83%, debt securities 13% and other assets 4%.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
The Company’s investment goals are to invest the assets in a manner that they benefit both the current beneficiaries and the future beneficiaries of the pension plan, while minimizing the risk to the overall portfolio. The Company addresses these issues by diversifying the assets through investments in domestic and international fixed income securities and domestic and international equity securities. The assets are readily marketable and can be sold to fund benefit payment obligations as they become payable.
The benefits expected to be paid in the years 2007 to 2011 are $271,000, $271,000, $265,000, $291,000, and $320,000, respectively. The aggregate benefits to be paid in the five years from 2012 to 2016 are $1,986,000.
Under the provisions of the Pension Protection Act of 2006 the Company may make a contribution to the defined benefit pension plan in 2007.
In addition to the pension plan described above, the Company provides a profit-sharing plan which covers all full-time employees. The Company makes annual contributions in an amount up to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for Federal income tax purposes. Contributions to the profit-sharing plan for 2006, 2005, and 2004 were $1,051,140, $864,096, and $787,274, respectively.
In 2005, Bank 10 of Belton had a 401k plan covering all eligible employees. Matching contributions by Bank 10 to the 401k plan for 2005 were $98,490.
(16)	Stock Option Plans
On December 4, 2000, the Incentive Stock Option Committee of the board of directors (the Committee) approved the Company’s stock plan, which provides for the grant of options to purchase up to 450,000 shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries. Terms and conditions (including price, exercise date, and number of shares) are determined by the Committee. All options were granted at fair value and vest over periods ranging from four to five years, except for 4,821 options issued in 2002 that vested immediately.
The following table summarizes the Company’s stock option activity:

				Weighted average
	Number of shares			exercise price
	December 31			December 31
	2006	2005	2004	2006	2005	2004

Outstanding, beginning of year	160,809	125,391	98,891	$24.54	23.44	20.27
Granted	44,276	35,418	26,500	29.95	28.45	35.25
Exercised	—	—	—	—	—	—
Canceled	(2,346)	—	—	29.95	—	—

Outstanding, end of year	202,739	160,809	125,391	25.66	24.54	23.44

Exercisable, end of year	111,025	77,361	57,970	21.82	19.92	18.10
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
Options outstanding at December 31, 2006 had a remaining contractual life of approximately seven years and an intrinsic value of $1,280,000.
Options exercisable at December 31, 2006 had a weighted average remaining contractual life of approximately six years and an intrinsic value of approximately $1,104,000.
Total stock-based compensation expense for the year ended December 31, 2006 was $218,000 ($142,000 after tax). As of December 31, 2006, the total unrecognized compensation expense related to non-vested stock awards was $394,000 and the related weighted average period over which it is expected to be recognized is approximately two years.
Prior to January 1, 2006, the Company applied APB Opinion No. 25 in accounting for the stock options and, accordingly, no compensation cost has been recognized in the consolidated financial statements for 2005 and 2004. The weighted average grant-date fair values of stock options granted during the following years and the weighted average significant assumptions used to determine those fair values, using the Black-Scholes option-pricing model, are as follows:

	2006	2005	2004

Options issued during:
Grant date fair value per share	$6.13	6.30	9.73
Significant assumptions:
Risk-free interest rate at grant date	4.61%	3.86%	4.05%
Expected annual rate of quarterly dividends	2.80	2.30	2.30
Expected stock price volatility	20	22	23
Expected life to exercise (years)	6.25	6.25	10
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(17)	Segment Information
Through the respective branch network, the Banks provide similar products and services in four defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, and installment and other consumer. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City, Clinton, Warsaw, and Belton Missouri. The products and services are offered to customers primarily within their respective geographic areas. The business segments results that follow are consistent with the Company’s internal reporting system, which is consistent, in all material respects, with accounting principles generally accepted in the United States of America and practices prevalent in the banking industry.

	2006
		Citizens
	The Exchange	Union
	National	State Bank	Osage Valley
	Bank of	and Trust	Bank	Bank 10	Corporate
	Jefferson City	of Clinton	of Warsaw	of Belton	and other	Total

Balance sheet information:
Loans, net of allowance for loan losses	$350,563,084	246,555,958	58,032,091	148,146,248	—	803,297,381
Debt and equity securities	85,177,657	39,208,307	35,307,163	28,594,183	1,486,000	189,773,310
Goodwill	4,382,098	16,701,762	4,112,876	15,127,039	—	40,323,775
Intangible assets	—	367,908	—	3,385,969	—	3,753,877
Total assets	475,048,886	342,331,904	108,850,944	214,955,317	1,524,846	1,142,711,897
Deposits	384,413,021	274,600,786	92,364,036	157,263,345	(8,776,454)	899,864,734
Stockholders’ equity	51,168,606	46,046,673	10,005,149	37,033,766	(39,309,604)	104,944,590

Statement of income information:
Total interest income	$32,219,012	20,094,088	5,263,747	13,740,491	105,954	71,423,292
Total interest expense	13,269,092	7,705,858	3,051,413	5,290,798	3,449,247	32,766,408

Net interest income	18,949,920	12,388,230	2,212,334	8,449,693	(3,343,293)	38,656,884

Provision for loan losses	900,000	300,000	31,500	94,233	—	1,325,733
Noninterest income	4,148,175	1,833,242	617,781	2,078,268	(77,402)	8,600,064
Noninterest expense	11,436,447	9,165,146	2,218,274	6,585,957	742,319	30,148,143
Income taxes	3,464,950	1,434,927	105,673	1,251,957	(1,349,640)	4,907,867

Net income (loss)	$7,296,698	3,321,399	474,668	2,595,814	(2,813,374)	10,875,205

Capital expenditures	$861,851	2,468,579	254,060	347,321	—	3,931,811
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004

	2005
		Citizens
	The Exchange	Union
	National	State Bank	Osage Valley
	Bank of	and Trust	Bank	Bank 10	Corporate
	Jefferson City	of Clinton	of Warsaw	of Belton	and other	Total

Balance sheet information:
Loans, net of allowance for loan losses	$374,467,039	238,347,946	53,132,834	138,502,283	—	804,450,102
Debt and equity securities	71,830,503	42,305,412	34,234,784	29,835,127	1,486,000	179,691,826
Goodwill	4,382,098	16,701,762	4,112,876	15,127,039	—	40,323,775
Intangible assets	—	583,020	—	4,203,440	—	4,786,460
Total assets	487,322,716	329,366,100	102,071,064	205,092,903	2,617,693	1,126,470,476
Deposits	391,682,694	265,370,183	84,823,313	148,430,696	(8,851,680)	881,455,206
Stockholders’ equity	49,732,241	42,602,916	9,415,739	34,410,079	(39,428,110)	96,732,865

Statement of income information:
Total interest income	$28,266,336	16,517,644	4,720,339	7,754,331	81,384	57,340,034
Total interest expense	10,840,544	5,712,821	2,191,408	2,319,968	2,608,849	23,673,590

Net interest income	17,425,792	10,804,823	2,528,931	5,434,363	(2,527,465)	33,666,444

Provision for loan losses	875,000	400,000	42,000	4,612	—	1,321,612
Noninterest income	3,842,239	1,742,060	574,036	1,187,809	(80,848)	7,265,296
Noninterest expense	10,837,795	7,828,933	1,899,109	4,332,782	469,531	25,368,150
Income taxes	3,058,800	1,295,533	298,520	727,177	(1,053,330)	4,326,700

Net income (loss)	$6,496,436	3,022,417	863,338	1,557,601	(2,024,514)	9,915,278

Capital expenditures	$347,324	4,103,289	1,866,885	69,658	—	6,387,156
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005, and 2004

	2004
		Citizens
	The Exchange	Union
	National	State Bank	Osage Valley
	Bank of	and Trust	Bank	Corporate
	Jefferson City	of Clinton	of Warsaw	and other	Total

Balance sheet information:
Loans, net of allowance for loan losses	$366,749,286	213,808,231	48,583,519	—	629,141,036
Debt and equity securities	99,466,264	36,449,804	35,027,567	774,000	171,717,635
Goodwill	4,382,098	16,701,762	4,112,876	—	25,196,736
Intangible assets	—	798,132	—	—	798,132
Total assets	513,839,636	311,756,271	97,507,515	770,848	923,874,270
Deposits	406,897,725	256,351,275	81,077,272	(17,676,796)	726,649,476
Stockholders’ equity	49,643,120	39,954,448	9,654,137	(7,480,922)	91,770,783

Statement of income information:
Total interest income	$23,333,071	13,411,203	4,352,837	(6,515)	41,090,596
Total interest expense	7,406,286	3,514,735	1,667,972	797,918	13,386,911

Net interest income	15,926,785	9,896,468	2,684,865	(804,433)	27,703,685

Provision for loan losses	600,000	300,000	42,000	—	942,000
Noninterest income	3,848,193	1,585,141	386,263	(87,040)	5,732,557
Noninterest expense	11,111,109	7,027,428	1,744,620	499,549	20,382,706
Income taxes	2,609,100	1,326,168	357,788	(486,500)	3,806,556

Net income (loss)	$5,454,769	2,828,013	926,720	(904,522)	8,304,980

Capital expenditures	$1,213,520	3,455,979	458,449	—	5,127,948
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005, and 2004
(18)	Condensed Financial Information of Parent Company Only
The condensed balance sheets as of December 31, 2006 and 2005 and the related condensed statements of income and cash flows for the years ended December 31, 2006, 2005 and 2004 of the Company are as follows:
     Condensed Balance Sheets

	2006	2005
Assets

Cash and due from banks	$8,717,354	8,792,405
Investment in equity securities	1,486,000	1,486,000
Investment in subsidiaries	144,799,226	136,706,007
Other assets	117,110	248,231

Total assets	$155,119,690	147,232,643

Liabilities and Stockholders’ Equity

Subordinated notes	$49,486,000	49,486,000
Other liabilities	689,100	1,013,778
Stockholders’ equity	104,944,590	96,732,865

Total liabilities and stockholders’ equity	$155,119,690	147,232,643

(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005, and 2004
Condensed Statements of Income

	2006	2005	2004

Revenue:
Dividends received from subsidiaries	$6,000,000	7,600,000	6,400,000
Interest and dividends	185,125	219,828	142,179
Other	—	3,811	308

Total revenue	6,185,125	7,823,639	6,542,487

Expenses:
Interest on bank debt	—	—	60,288
Interest on subordinated notes	3,528,418	2,747,293	886,324
Other	819,721	554,190	586,897

Total expenses	4,348,139	3,301,483	1,533,509

Income before income tax benefit and equity in undistributed income of subsidiaries	1,836,986	4,522,156	5,008,978

Income tax benefit	1,349,640	1,053,330	486,500
Equity in undistributed income of subsidiaries	7,688,579	4,339,792	2,809,502

Net income	$10,875,205	9,915,278	8,304,980

(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005, and 2004
Condensed Statements of Cash Flows

	2006	2005	2004
Cash flows from operating activities:
Net income	$10,875,205	9,915,278	8,304,980
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(7,688,579)	(4,339,792)	(2,809,502)
Stock based compensation expense	218,245	—	—
Other, net	22,750	97,372	(95,210)

Net cash provided by operating activities	3,427,621	5,672,858	5,400,268

Cash flows from investing activities:
Acquisition of subsidiary, net of cash acquired	—	(34,020,004)	—

Net cash used in investing activities	—	(34,020,004)	—

Cash flows from financing activities:
Purchase of available for sale securities	—	(712,000)	(774,000)
Proceeds from issuance of subordinated notes	—	23,712,000	25,774,000
Repayment of bank debt	—	—	(17,950,568)
Cash dividends paid	(3,502,672)	(3,377,576)	(3,377,576)

Net cash provided by (used in) financing activities	(3,502,672)	19,622,424	3,671,856

Net increase (decrease) in cash	(75,051)	(8,724,722)	9,072,124
Cash and due from banks at beginning of year	8,792,405	17,517,127	8,445,003

Cash and due from banks at end of year	$8,717,354	8,792,405	17,517,127

(19)	Disclosures About Financial Instruments
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
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2006, no amounts have been accrued for any estimated losses for these financial instruments.
The contractual amount of off-balance-sheet financial instruments as of December 31, 2006 and 2005 is as follows:

	2006	2005

Commitments to extend credit	$130,260,627	142,489,989
Standby letters of credit	3,996,657	4,756,712
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 2006, approximately $88,552,000 represents fixed-rate loan commitments. Of the total commitments to extend credit at December 31, 2005, approximately $105,481,000 represents fixed-rate loan commitments. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, furniture and equipment, and real estate.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers. The approximate remaining term of standby letters of credit range from one month to ten years at December 31, 2006.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2006 and 2005 is as follows:

	2006		2005
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Assets:
Loans	$803,297,381	809,906,000	804,450,102	803,460,000
Investment in debt and equity securities	189,773,310	189,773,310	179,691,826	179,691,826
Federal fund sold and securities purchased under agreements to resell	9,922,961	9,922,961	12,447,981	12,447,981
Cash and due from banks	43,077,605	43,077,605	35,282,568	35,282,568
Mortgage servicing rights	1,350,375	3,010,000	1,536,331	2,596,000
Accrued interest receivable	8,773,686	8,773,686	7,772,573	7,772,573

	$1,056,195,318	1,064,463,562	1,041,181,381	1,041,250,948

Liabilities:
Deposits:
Demand	$138,885,883	138,885,883	134,364,788	134,364,788
NOW	108,886,884	108,886,884	110,338,554	110,338,554
Savings	48,249,204	48,249,204	56,213,747	56,213,747
Money market	151,737,295	151,737,295	157,271,050	157,271,050
Time	452,105,468	453,230,000	423,267,067	423,490,000
Federal funds purchased and securities sold under agreements to repurchase	29,460,492	29,460,492	36,995,735	36,995,735
Interest-bearing demand notes to U.S. Treasury	1,735,638	1,735,638	1,098,337	1,098,337
Subordinated notes	49,486,000	49,486,000	49,486,000	49,486,000
Other borrowed money	47,368,315	47,251,000	52,179,661	52,461,000
Accrued interest payable	4,366,250	4,366,250	3,124,365	3,124,365

	$1,032,281,429	1,033,288,646	1,024,339,304	1,024,843,576

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:
          Loans
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as real estate, installment and other consumer, commercial, and bankers’ acceptances. Each loan category is further segmented into fixed and adjustable interest rate terms and by performing and nonperforming categories.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
The fair value of performing loans is calculated by discounting scheduled cash flows through estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.
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
Mortgage Servicing Rights
The fair value of mortgage servicing rights is based on the discounted value of contractual cash flows utilizing servicing rate, constant prepayment rate, servicing cost, and discount rate factors.
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
December 31, 2006, 2005 and 2004
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
The fair value estimates provided are made at a point in time based on market information and information about the financial instruments. Because no market exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the fair value estimates.
(20) Litigation
Various legal claims have arisen in the normal course of business, which, in the opinion of management of the Company, will not result in any material liability to the Company.
(Continued)

EXCHANGE NATIONAL BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005, and 2004
(21) Quarterly Financial Information
(unaudited)
(In thousands, except per share data)

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter	Year-to-Date

	2006

Interest income	$16,793	17,930	18,314	18,386	71,423
Interest expense	7,334	8,095	8,589	8,748	32,766

Net interest income	$9,459	9,835	9,725	9,638	38,657

Provision for loan losses	$317	311	300	398	1,326
Noninterest income	2,026	2,249	2,216	2,109	8,600
Noninterest expense	7,312	7,458	7,482	7,896	30,148
Income taxes	1,167	1,383	1,301	1,057	4,908
Net income	2,689	2,932	2,858	2,396	10,875

Net income per share:
Basic earnings per share	0.64	0.70	0.69	0.58	2.61
Diluted earnings per share	0.64	0.70	0.68	0.57	2.59

	2005

Interest income	$11,527	13,887	15,863	16,063	57,340
Interest expense	4,440	5,811	6,707	6,715	23,673

Net interest income	$7,087	8,076	9,156	9,348	33,667

Provision for loan losses	$235	238	260	589	1,322
Noninterest income	1,331	1,797	2,011	2,126	7,265
Noninterest expense	4,975	6,261	7,069	7,063	25,368
Income taxes	970	1,030	1,186	1,141	4,327
Net income	2,238	2,344	2,652	2,681	9,915

Net income per share:
Basic earnings per share	0.54	0.56	0.64	0.64	2.38
Diluted earnings per share	0.53	0.56	0.63	0.64	2.36

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
     Market Price. Since June 19, 2000 our Company’s common stock has been traded on Nasdaq’s national market under the stock symbol of “EXJF.” The following table sets forth the range of high and low bid prices of our Company’s common stock by quarter for each quarter in 2006 and 2005 in which the stock was traded.

2006	High	Low

First Quarter	30.90	29.00
Second Quarter	30.52	28.21
Third Quarter	31.00	28.25
Fourth Quarter	33.24	29.70

2005	High	Low

First Quarter	30.06	28.50
Second Quarter	30.25	26.74
Third Quarter	29.46	26.00
Fourth Quarter	30.88	27.02
     Shares Outstanding. As of March 1, 2007, our Company had issued 4,298,353 shares of common stock, of which 4,169,847 shares were outstanding. The outstanding shares were held of record by approximately 1,445 persons. The common stock is the only class of equity security which our Company has outstanding.
     Dividends. The following table sets forth information on dividends paid by our Company in 2006 and 2005.

Dividends Paid
Month Paid	Per Share
January, 2006	$0.21
April, 2006	0.21
July, 2006	0.21
October, 2006	0.21

Total for 2006	$0.84

January, 2005	$0.18
April, 2005	0.18
July, 2005	0.18
October, 2005	0.18
December, 2005	0.09

Total for 2005	$0.81

     Our Board of Directors intends that our Company will continue to pay quarterly dividends at least at the current rate. The actual amount of quarterly dividends and the payment, as well as the amount, of any special dividend ultimately will depend upon the payment of sufficient dividends by our subsidiary Banks to our Company. The payment by our Banks of dividends to our Company will depend upon such factors as our Banks’ financial condition, results of operations and current and anticipated cash needs, including capital requirements. As discussed in Note 3 to our Company’s consolidated financial statements, the Banks may pay up to $11,242,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Banks.
     Stock Performance Graph. The following performance graph shows a comparison of cumulative total returns for our company, the Nasdaq Stock Market (U.S. Companies), a peer index of financial institutions having total assets of between $1 billion and $5 billion and an index of financial institutions having total assets of between $500 million and $1 billion utilized by the Company in prior years (as calculated by SNL Securities LC) for the period from December 31, 2001, through December 31, 2006. The cumulative total return on investment for each of the periods for our company, the Nasdaq Stock Market (U.S. Companies), the peer index and the index of financial institutions having total assets of between $500 million and $1 billion used by the Company in prior years is based on the stock price or index at January 1, 2002. The performance graph assumes that the value of an investment in our common stock and each index was $100 at December 31, 2001 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns. In future years, the index of financial institutions having total assets of between $500 million and $1 billion will not be utilized, and instead the index of financial institutions having total assets of between $1 billion and $5 billion will be used as the Company’s peer index.
The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:

	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06

Exchange National Bancshares	$100.00	$132.53	$219.92	$180.13	$189.52	$208.00
Nasdaq Stock Market (U.S. Companies)	$100.00	$68.76	$103.67	$113.16	$115.57	$127.58
Index of financial institutions ($500 million to $1 billion)	$100.00	$127.67	$184.09	$208.62	$217.57	$247.44
Index of financial institutions ($1 billion to $5 billion)	$100.00	$115.44	$156.98	$193.74	$190.43	$220.36

DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

Name	Position with Our Company	Position with Subsidiary Banks	Principal Occupation

James E. Smith	Chairman, Chief Executive Officer and Director-Class I	Chairman, Chief Executive Officer, President and Director of Citizens Union State Bank, Vice Chairman and Director of Osage Valley Bank, Director of Exchange National Bank, Chairman and Director of Bank 10	Position with Exchange, Citizens Union State Bank, Osage Valley Bank, and Bank 10

David T. Turner	President and Director-Class III	Chairman, Chief Executive Officer , President and Director of Exchange National Bank, Director of Citizens Union State Bank	Position with Exchange and Exchange National Bank

Charles G. Dudenhoeffer, Jr.	Director-Class I	Director of Exchange National Bank	Retired

Philip D. Freeman	Director-Class I	Director of Exchange National Bank	Owner/Manager, Freeman Mortuary, Jefferson City, Missouri

Kevin L. Riley	Director-Class III	Director of Exchange National Bank	Co-owner, Riley Chevrolet, Inc. and Riley Toyota, Scion, Cadillac, Inc., Jefferson City, Missouri

Julius F. Wall	Director-Class II	Director of Citizens Union State Bank	Attorney, Poague, Wall, Eshelman, Cox & Adams, Clinton, Missouri

Gus S. Wetzel, II	Director-Class II	Director of Citizens Union State Bank	Physician, Wetzel Clinic, Clinton, Missouri

Richard G. Rose	Treasurer	Senior Vice President and Controller of Exchange National Bank	Position with Exchange and Exchange National Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer and Corporate Secretary		Position with Exchange

James H. Taylor, Jr.	Senior Vice President and Senior Credit Officer		Position with Exchange
ANNUAL REPORT ON FORM 10-K
A copy of our Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2007 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Secretary, Exchange National Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company’s reasonable expenses in furnishing such exhibits.