Form 10-K, Exhibit 13
period 2007-12-31
HAWTHORN BANCSHARES, INC.
filed 2008-03-17
CIK 893847

Exhibit 13
2007
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Lee’s Summit, Missouri

     March 14, 2008
     Dear Investors:
     2007 was a challenging year for Hawthorn Bancshares, Inc. The Federal Reserve Board’s actions tightened our spread between interest bearing assets and liabilities which resulted in net interest income decreasing $1,637,000 or 4.1% compared to 2006. Additionally, Company resources were focused on internally re-organizing and re-branding our four separate banking subsidiaries into one bank and one operating platform. Nonrecurring expenses related to the consolidation, which was completed during the 4th quarter of 2007, totaled $1,207,000. We knew that our investment in re-branding the entire organization would be sizable, but felt it was important to set a strong foundation for Hawthorn Bank under a single identity to make it easier for customers to do business with us and to distinguish Hawthorn Bank from the other banks in the region.
     Capitalization, expressed in terms of tier one capital to adjusted average total assets (leverage ratio), was 9.12% at year-end 2007 compared to 8.77% at December 31, 2006. Total capital to risk-weighted assets was 13.24% at December 31, 2007 compared to 13.84% at year-end 2006. Both ratios continue to exceed the Federal Reserve’s definition of “well capitalized”. Shareholders received dividends totaling $0.84 per share in 2007 which was consistent with dividends paid in 2006. At December 31, 2007, our Company’s dividend yield was 3.36%. Management is proud of our Company’s healthy dividend.
     Regarding 2007 financial highlights, total assets increased to $1,195,804,000. For 2007, return on average equity was 7.22% and the return on average assets was 0.67%, compared to 10.79% and 0.95% respectively for 2006.
     Weakening Economy...Consumers Not Keeping Up...Price of Oil Hits another All Time High...Bearish Outlook...Sub-prime Lending Crisis...With headlines like these from major news sources, it is apparent that the financial industry is facing its greatest challenges in decades. Despite our challenging environment, Hawthorn Bancshares, Inc. is poised to weather these turbulent times. We increased the balance of our allowance for loan losses $267,000 to $9,282,000 at year-end 2007 (1.02% of outstanding loans). Net charge-offs for 2007 were $887,000 compared to $1,396,000 for 2006. While total non-performing loans did increase slightly from 0.62% of total loans at 2006 to 0.67% at year end 2007, this level is still considered manageable.
     As we move forward in our strategic planning process, I assure you that Hawthorn Bancshares, Inc. will not lose sight of its long standing tradition of providing unrivaled customer service. Hawthorn Bancshares’ philosophy of having local leadership in decision making roles will remain unchanged. The Directors and Management of our Company believe that Hawthorn Bancshares, Inc. has not reached its full financial potential. We are excited about things to come. Thank you for your continued support as we move forward with our strategic plan.

Sincerely,

JAMES E. SMITH
Chairman & Chief Executive Officer
Hawthorn Bancshares | 300 S.W. Longview Blvd. | Lee’s Summit, MO 6408-2101 | T 816.268.6318 | F 816.268.6318 | NASDAQ:HWBK

HAWTHORN BANCSHARES, INC.
DESCRIPTION OF BUSINESS
     Our Company, Hawthorn Bancshares, Inc., is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Hawthorn was incorporated under the laws of the State of Missouri on October 23, 1992 as Exchange National Bancshares, Inc. and changed its name to Hawthorn Bancshares, Inc. in August 2007. Hawthorn owns all of the issued and outstanding capital stock of Union State Bancshares, Inc., which in turn owns all of the issued and outstanding capital stock of Hawthorn Bank. Hawthorn and Union State Bancshares each received approval from the Federal Reserve and elected to become a financial holding company on October 17, 2001.
     Hawthorn acquired Hawthorn Bank and its constituent predecessor banks, as well as Union State Bancshares, in a series of transactions that are summarized as follows:
•	On April 7, 1993 our Company acquired all of the issued and outstanding capital stock of The Exchange National Bank of Jefferson City, a national banking association, pursuant to a corporate reorganization involving an exchange of shares;

•	On November 3, 1997, our Company acquired Union State Bancshares, Inc., and Union’s wholly-owned subsidiary, Union State Bank and Trust of Clinton;

•	Following the May 4, 2000 acquisition of Citizens State Bank of Calhoun by Union State Bank, Citizens State Bank merged into Union State Bank to form Citizens Union State Bank & Trust;

•	On January 3, 2000, our Company acquired Osage Valley Bank;

•	On June 16, 2000, Hawthorn acquired City National Savings Bank, FSB, which was then merged into Exchange National Bank; and

•	On May 2, 2005, our Company acquired all of the issued and outstanding capital stock of Bank 10, a Missouri state bank.
     On December 1, 2006, our Company announced its development of a strategic plan in which, among other things, Exchange National Bank, Citizens Union State Bank, Osage Valley Bank and Bank 10 would be consolidated into a single bank under a Missouri state trust charter. This consolidation was completed in October 2007, and our subsidiary bank is now known as Hawthorn Bank.
     Except as otherwise provided herein, references herein to “Hawthorn” or our “Company” include Hawthorn and its consolidated subsidiaries, and references herein to our “Bank” refers to Hawthorn Bank and its constituent predecessors.
     Our subsidiary Bank is a full service bank conducting a general banking business, offering its customers checking and savings accounts, debit cards, certificates of deposit, safety deposit boxes and a wide range of lending services, including commercial and industrial loans, residential real estate loans, single payment personal loans, installment loans and credit card accounts. In addition, our Bank provides trust services.
     The deposit accounts of our Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the extent provided by law. The operations of our Bank are supervised and regulated by the FDIC and the Missouri Division of Finance. Periodic examinations of our Bank are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of shareholders. Hawthorn Bancshares is subject to supervision and examination by the Federal Reserve Board.

SELECTED CONSOLIDATED FINANCIAL DATA
     The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2007. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.
(Dollars expressed in thousands, except share and per share data)

	Year Ended December 31,
	2007	2006	2005	2004	2003
Income Statement Data
Interest income	$74,207	71,423	57,340	41,091	38,922
Interest expense	37,175	32,766	23,673	13,387	12,798

Net interest income	37,032	38,657	33,667	27,704	26,124
Provision for loan losses	1,154	1,326	1,322	942	1,092

Net interest income after provision for loan losses	35,878	37,331	32,345	26,762	25,032

Security gains (losses), net	(2)	(18)	(25)	(8)	38
Other noninterest income	10,223	8,618	7,290	5,741	6,666

Total noninterest income	10,221	8,600	7,265	5,733	6,704
Noninterest expense	35,054	30,148	25,368	20,383	18,536

Income before income taxes	11,045	15,783	14,242	12,112	13,200
Income taxes	3,245	4,908	4,327	3,807	4,156

Net income	$7,800	10,875	9,915	8,305	9,044

Dividends
Declared on common stock	$3,504	3,503	3,503	3,378	3,183
Paid on common stock	3,504	3,503	3,378	3,378	2,988
Ratio of total dividends declared to net income	44.92%	32.21	35.33	40.67	35.19

Per Share Data
Basic earnings per common share	$1.87	2.61	2.38	1.99	2.17
Diluted earnings per common share	1.85	2.59	2.36	1.98	2.15
Basic weighted average shares of common stock outstanding	4,171,163	4,169,847	4,169,847	4,169,847	4,169,432
Diluted weighted average shares of common stock outstanding	4,210,844	4,204,547	4,198,859	4,204,752	4,209,272

Balance Sheet Data	Year Ended December 31,
(at period end)	2007	2006	2005	2004	2003
Investment securities	$157,368	189,773	179,692	171,718	188,956
Loans	911,278	812,312	813,535	636,637	583,919
Total assets	1,195,804	1,142,712	1,126,470	923,874	875,596
Total deposits	921,257	899,865	881,455	726,649	665,262
Securities sold under agreements to repurchase and other short term borrowed funds	25,730	31,196	38,094	35,413	73,672
Subordinated notes	49,486	49,486	49,486	25,774	—
Other borrowed money	77,915	47,368	52,180	39,525	41,630
Total stockholders’ equity	111,199	104,945	96,733	91,771	87,783

Earnings Ratios
Return on average total assets	0.67%	0.95	0.91	0.93	1.09
Return on average stockholders’ equity	7.22	10.79	10.47	9.16	10.45

Asset Quality Ratios
Allowance for loan losses to loans	1.02	1.11	1.12	1.18	1.42
Nonperforming loans to loans (1)	0.67	0.62	1.11	0.96	0.52
Allowance for loan losses to nonperforming loans (1)	152.54	177.95	100.39	123.05	274.29
Nonperforming assets to loans and foreclosed assets (2)	0.92	0.96	1.30	0.97	0.54
Net loan charge-offs to average loans	0.10	0.17	0.15	0.29	0.03

Capital Ratios
Average stockholders’ equity to average total assets	9.34%	8.80	8.73	10.11	10.39
Total risk-based capital ratio	13.24	13.84	12.70	14.58	10.98
Tier 1 risk-based capital ratio	11.08	11.28	9.83	13.47	9.78
Leverage ratio	9.12	8.77	7.88	10.39	7.18

(1)	Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more and still accruing interest.

(2)	Nonperforming assets consist of nonperforming loans and foreclosed assets.

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
Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•	competitive pressures among financial services companies may increase significantly,
•	costs or difficulties related to the integration of the business of Hawthorn and its acquisition targets may be greater than expected,
•	changes in the interest rate environment may reduce interest margins,
•	general economic conditions, either nationally or in Missouri, may be less favorable than expected,
•	legislative or regulatory changes may adversely affect the business in which Hawthorn and its subsidiaries are engaged, and
•	changes may occur in the securities markets.
We have described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

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
     Revenue Source: Through its branch network, our Bank provides products and services in four defined geographic areas. The products and services offered include a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. Loans include real estate, commercial, installment, and other consumer loans. Other financial services include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The revenues generated by each business segment consist primarily of interest income, generated primarily from the loan and debt and equity security portfolios, and service charges and fees, generated from the deposit products and services. The geographic areas are defined to be communities surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson and Lee’s Summit, Missouri. The products and services are offered to customers primarily within their respective geographical areas. The business segment results which follow are consistent with our Company’s internal reporting system which is consistent, in all material respects, with generally accepted accounting principles and practices prevalent in the banking industry.
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

EXECUTIVE SUMMARY
     Our Company’s consolidated net income decreased $3,075,000 or 28.3% to $7,800,000 for 2007 compared to $10,875,000 for 2006 and followed a $960,000 or 9.7% increase for 2006 compared to 2005. Basic earnings per common share increased from $2.38 for 2005 to $2.61 for 2006 and decreased to $1.87 for 2007. Diluted earnings per common share increased from $2.36 for 2005 to $2.59 for 2006 and decreased to $1.85 for 2007. Return on average total assets increased from 0.91% for 2005 to 0.95% for 2006 and decreased to 0.67% for 2007. Return on average total stockholders’ equity increased from 10.47% for 2005 to 10.79% for 2006 and decreased to 7.22% for 2007.
     Average loans outstanding increased $24,065,000 or 2.9% to $848,771,000 for 2007 compared to $824,706,000 for 2006 and followed a $81,324,000 or 10.9% increase for 2006 compared to 2005.
     Average commercial loans outstanding decreased approximately $1,184,000 or 0.79% for 2007 compared to 2006 and followed a $1,829,000 or 1.3% decrease for 2006 compared to 2005. Average real estate loans outstanding increased approximately $27,633,000 or 4.33% for 2007 compared to 2006 and followed a $25,785,000 or 5.4% increase for 2006 compared to 2005. Average consumer loans outstanding decreased approximately $2,384,000 or 6.7% for 2007 compared to 2006 and followed a $2,906,000 or 8.1% decrease for 2006 compared to 2005.
     While much of the banking industry experienced a down turn in real estate lending due to problems in the sub-prime real estate market, our Company experienced an increase in our real estate lending operations. Our Company’s real estate loan growth is primarily in the area of commercial real estate lending. Our Company does not make sub-prime residential real estate loans. It should be noted that consumer loans decreased on average in 2007 and 2006. These decreases reflect the low rates that exist in the consumer auto market that is fueled by manufacturers’ low or zero rate financing programs. Our Company chose to not aggressively pursue consumer auto loans during the periods presented and as such this portion of the loan portfolio declined in balance.
     Average investment securities and federal funds sold decreased $16,082,000 or 7.9% to $188,375,000 for 2007 compared to $204,457,000 for 2006 and followed a $36,489,000 or 15.1% decrease for 2006 compared to 2005. The decrease in average investment securities during 2007 and 2006 reflects the use of investment liquidity to fund our Company’s growth in the loan portfolio.
     Average deposits increased $17,024,000 or 1.9% to $903,881,000 for 2007 compared to $886,857,000 for 2006 and followed a $44,502,000 or 5.3% increase for 2006 compared to 2005. These increases are a result of our expanded branch network.
     Average federal funds purchased and securities sold under agreements to repurchase decreased $11,289,000 or 26.7% to $31,061,000 for 2007 compared to $42,350,000 for 2006 and followed a $3,915,000 or 8.5% decrease for 2006 compared to 2005.
     Average interest-bearing demand notes to U.S. Treasury decreased $499,000 or 70.1% to $205,000 for 2007 compared to $704,000 for 2006 and followed a $8,000 or 1.1% increase for 2006 compared to 2005. Balances in this account are governed by the U.S. Treasury’s funding requirements. The decrease in 2007 is due to our Company changing from a Treasury Tax and Loan Note Option Depositary to a Treasury Tax and Loan Remittance bank.
     Average subordinated notes was $49,486,000 in 2007 and 2006 and followed a $3,872,000 or 10.9% increase for 2006 compared to 2005. Our Company issued $23,712,000 of subordinated notes in March 2005. In 2005 the proceeds were used to provide part of the funding for the acquisition of Bank 10.
     Average other borrowed money decreased $3,131,000 or 5.5% to $53,626,000 for 2007 compared to $56,757,000 for 2006 and followed a $8,327,000 or 17.2% increase for 2006 compared to 2005. The decrease in 2007 reflects a net decrease in Federal Home Loan Bank advances. The increase in 2006 reflects increased funding for loan growth.
     Average stockholders’ equity increased $7,231,000 or 7.2% to $108,052,000 for 2007 compared to $100,821,000 for 2006 and followed a $6,158,000 or 6.5% increase for 2006 compared to 2005. The increases represent net income retained in excess of dividends declared plus adjustments for unrealized gains or losses on debt and equity securities, net of taxes.

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
     Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by various taxing authorities, and newly enacted statutory, judicial and regulatory guidance that impact the relative merits and risks of tax positions. These changes, when they occur, affect accrued taxes and can be significant to the operating results of our Company. Management believes the accrual for tax liabilities is adequate for all open audit years based on its assessment of many factors, including past experience and interpretations of tax law applies to the fact of each matter. Our Company’s state and federal income tax returns for 2004 to 2007 are open tax years. As of December 31, 2007, there were no federal or state income tax examinations in process.
     Effective January 1, 2007, our Company adopted Financial Accounting Standards Board (FASB) Interpretation 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FAS No. 109, Accounting for Income Taxes (FIN 48). The interpretation defines the threshold for recognizing the financial impact of uncertain tax provisions in accordance with FAS 109. An enterprise must recognize, in its financial statements, the best estimate of the impact of a tax position if that position is “more-likely-than-not” of being sustained on audit based solely on the technical merits of the position on the reporting date.
     In evaluating whether the probable recognition threshold has been met, FIN 48 requires the presumption that the tax position will be evaluated during an audit by taxing authorities. The term “more-likely-than-not” is defined as a likelihood of more than 50 percent. Individual tax positions that fail to meet the recognition threshold will generally result in (a) reductions in deferred tax assets or increases in deferred tax liabilities or (b) increases in a liability for income taxes payable or reduction of an income tax refund receivable.

Goodwill and Other Intangible Assets
     Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.
     Our Company performs an annual review of goodwill and intangible assets for impairment to determine whether the carrying value of underlying assets may not be recoverable. Our Company measures recoverability based upon the future cash flows expected to result from the use of the underlying asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the underlying asset, Our Company recognizes an impairment loss. The impairment loss recognized represents the amount by which the carrying value of the underlying asset exceeds the fair value of the underlying asset. As such adjustments become necessary, they are reflected in the results of operations in the periods in which they become known.
RESULTS OF OPERATIONS ANALYSIS
Net Interest Income
The following table provides a comparison of fully taxable equivalent earnings, including adjustments to interest income and tax expense for interest on tax-exempt loans and investments.
(Dollars expressed in thousands)

	Year Ended December 31,
	2007	2006	2005
Interest income	$74,207	71,423	57,340
Fully taxable equivalent (FTE) adjustment	997	1,009	882

Interest income (FTE basis)	75,204	72,432	58,222
Interest expense	37,175	32,766	23,673

Net interest income (FTE basis)	38,029	39,666	34,549
Provision for loan losses	1,154	1,326	1,322

Net interest income after provision for loan losses (FTE basis)	36,875	38,340	33,227
Noninterest income	10,221	8,600	7,265
Noninterest expense	35,054	30,148	25,368

Income before income taxes (FTE basis)	12,042	16,792	15,124

Income taxes	3,245	4,908	4,327
FTE adjustment	997	1,009	882

Income taxes (FTE basis)	4,242	5,917	5,209

Net income	$7,800	10,875	9,915

Average total earning assets	$1,038,274	1,031,423	985,848

Net interest margin	3.66%	3.85%	3.50%

     Comparison of Years ended December 31, 2007, 2006, and 2005
     Our Company’s consolidated net income decreased by $3,075,000 or 28.3% to $7,800,000 for the year ended December 31, 2007 compared to $10,875,000 for 2006. Our Company’s net income increased by $960,000 or 9.7% to $10,875,000 for the year ended December 31, 2006 compared to $9,915,000 for 2005.
     Our Company’s primary source of earnings is net interest income, which is the difference between the interest earned on interest earning assets and the interest paid on interest bearing liabilities. Net interest income on a fully taxable equivalent basis decreased $1,637,000 or 4.1% to $38,029,000 for 2007 compared to $39,666,000 for 2006, and followed a $5,117,000 or 14.8% increase for 2006 compared to 2005. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) increased from 3.50% for 2005 to 3.85% for 2006, and decreased to 3.66% for 2007. While our Company increased the yield earned on interest earning assets to 7.24% in 2007 versus 7.02% in 2006, this increase was more than offset by an increase in the rates paid on interest bearing liabilities to 4.08% versus 3.63% in 2006. The increase in the net interest margin in 2006 reflects both higher rates earned on net interest earning assets and a larger volume of interest earning assets than in the prior period. The increase in net interest margin in 2005 reflects increases in interest rates during 2005.
     The provision for loan losses decreased $172,000 or 12.9% to $1,154,000 for 2007 compared to $1,326,000 for 2006 and followed a $4,000 or 0.3% increase for 2006 compared to 2005. The provision reflects the amounts management determined necessary to maintain the allowance for loan losses at a level that was adequate to cover probable losses in the loan portfolio. The allowance for loan losses totaled $9,282,000 or 1.0% of loans outstanding at December 31, 2007 compared to $9,015,000 or 1.1% of loans outstanding at December 31, 2006 and $9,085,000 or 1.1% of loans outstanding at December 31, 2005. The allowance for loan losses expressed as a percentage of nonperforming loans was 152.5% at December 31, 2007, 177.9% at December 31, 2006 and 100.39% at December 31, 2005. Further discussion of managements’ methodology related to the allowance and provision for loan losses may be found in the Lending and Credit Management section of this report.

Average Balance Sheets
     The following table presents average balance sheets, net interest income, average yields of earning assets, and average costs of interest bearing liabilities on a fully taxable equivalent basis for each of the years in the three-year period ended December 31, 2007.
(Dollars expressed in thousands)

	Year Ended December 31,
	2007			2006			2005
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)
ASSETS
Loans: (2) (4)	$848,771	$65,636	7.73%	$824,706	$62,729	7.61%	$743,382	$49,437	6.65%
Investment in debt and equity securities: (3)
Government sponsored enterprises	117,208	5,614	4.79	129,437	5,645	4.36	156,553	4,963	3.17
State and municipal	53,971	2,969	5.50	53,465	2,894	5.41	45,442	2,505	5.51
Other	5,883	312	5.30	6,818	316	4.63	6,765	259	3.83
Federal funds sold	11,313	615	5.44	14,737	748	5.08	32,195	1,019	3.17
Interest bearing deposits in other financial institutions	1,128	58	5.14	2,260	100	4.42	1,511	39	2.58

Total interest earning assets	1,038,274	75,204	7.24	1,031,423	72,432	7.02	985,848	58,222	5.91
All other assets	127,336			124,036			106,528
Allowance for loan losses	(9,110)			(9,309)			(8,630)

Total assets	$1,156,500			$1,146,150			$1,083,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$110,658	$1,482	1.34%	$106,605	$1,390	1.30%	$125,303	$1,666	1.33%
Savings	46,634	260	0.56	52,137	298	0.57	55,826	319	0.57
Money market	159,767	5,668	3.55	157,643	5,186	3.29	145,004	3,618	2.5
Time deposits of $100,000 and over	141,645	7,045	4.97	122,594	5,251	4.28	105,661	3,330	3.15
Other time deposits	318,469	14,826	4.66	314,966	12,466	3.96	292,721	8,741	2.99

Total time deposits	777,173	29,281	3.77	753,945	24,591	3.26	724,515	17,674	2.44
Federal funds purchased and securities sold under agreements to repurchase	31,061	1,381	4.45	42,350	1,811	4.28	46,265	1,256	2.71
Interest — bearing demand notes to U.S. Treasury	205	11	5.37	704	31	4.4	696	20	2.87
Subordinated notes	49,486	3,617	7.31	49,486	3,528	7.13	44,614	2,747	6.16
Other borrowed money	53,626	2,885	5.38	56,757	2,805	4.94	48,430	1,976	4.08

Total interest - bearing liabilities	911,551	37,175	4.08	903,242	32,766	3.63	864,520	23,673	2.74
Demand deposits	126,708			132,912			117,840
Other liabilities	10,189			9,175			6,723

Total liabilities	1,048,448			1,045,329			989,083
Stockholders’ equity	108,052			100,821			94,663

Total liabilities and stockholders’ equity	$1,156,500			$1,146,150			$1,083,746

Net interest income		$38,029			$39,666			$34,549

Net interest margin			3.66%			3.85%			3.50%

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $997,000, $1,009,000 and $882,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

(2)	Nonaccruing loans are included in the average amounts outstanding.

(3)	Average balances based on amortized cost.

(4)	Fees and costs on loans are included in interest income.

Rate Volume Analysis
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
(Dollars expressed in thousands)

	Year Ended			Year Ended
	December 31, 2007			December 31, 2006
	Compared to			Compared to
	December 31, 2006			December 31, 2005
	Total	Change due		Total	Change due
	Change	Volume	Rate	Change	Volume	Rate
Interest income on a fully taxable equivalent basis:
Loans: (1) (3)	$2,907	1,850	1,057	$13,292	5,745	7,547
Investment in debt and equity securities:
Government sponsored entities	(31)	(558)	527	682	(962)	1,644
State and municipal(2)	75	27	48	389	435	(46)
Other	(4)	(46)	42	57	2	55
Federal funds sold	(133)	(183)	50	(271)	(711)	440
Interest bearing deposits in other financial Institutions	(42)	(56)	14	61	25	36

Total interest income	2,772	1,034	1,738	14,210	4,534	9,676

Continued on next page

	Year Ended			Year Ended
	December 31, 2007			December 31, 2006
	Compared to			Compared to
	December 31, 2006			December 31, 2005
	Total	Change due		Total	Change due
	Change	Volume	Rate	Change	Volume	Rate
Interest expense:
NOW accounts	92	54	38	(276)	(245)	(31)
Savings	(38)	(30)	(8)	(21)	(21)	—
Money market	482	71	411	1,568	336	1,232
Time deposits of $100,000 and over	1,794	881	913	1,921	593	1,328
Other time Deposits	2,360	140	2,220	3,725	705	3,020
Federal funds purchased and securities sold under agreements to repurchase	(430)	(500)	70	555	(114)	669
Interest-bearing demand notes to U.S. Treasury	(20)	(26)	6	11	—	11
Subordinated notes	89	—	89	781	319	462
Other borrowed money	80	(160)	240	829	372	457

Total interest expense	4,409	430	3,979	9,093	1,945	7,148

Net interest income on a fully taxable equivalent basis	$(1,637)	604	(2,241)	$5,117	2,589	2,528

(1)	Nonaccruing loans are included in the average amounts outstanding.

(2)	Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $997,000, $1,009,000 and $882,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

(3)	Fees and costs on loans are included in interest income.
Provision for loan losses
     The provision for loan losses for 2007 was $1,154,000 compared to $1,326,000 for 2006. Loans charged off, net of recoveries, for 2007 were $887,000 compared to $1,396,000 for 2006. Approximately $373,000 of the 2007 net charge-offs is represented by various commercial loans, $358,000 is represented by real estate loans, and approximately $156,000 is represented by various consumer loans.
     The provision for loan losses for 2006 was $1,326,000 compared to $1,322,000 for 2005. Loans charged off, net of recoveries for 2006 were $1,396,000 compared to $1,151,000 for 2005. Approximately $603,000 of the 2006 net charge-offs is represented by various commercial loans, $454,000 is represented by real estate loans, and approximately $339,000 is represented by various consumer credits.
     Further discussion of managements’ methodology related to the allowance and provision for loan losses may be found in the Lending and Credit Management section of this report.

Years Ended December 31, 2007 and 2006
     Noninterest Income and Expense
          Noninterest income and noninterest expense for the years ended December 31, 2007 and 2006 were as follows:
(Dollars expressed in thousands)

	Year Ended
	December 31,		Increase (decrease)
	2007	2006	Amount	%
Noninterest Income
Service charges on deposit accounts	$5,394	5,730	(336)	(5.9%
Trust department income	968	799	169	21.2
Mortgage loan servicing fees, net	341	433	(92)	(21.2)
Gain on sales of mortgage loans	666	432	234	54.2
Loss on sales and calls of debt securities	(2)	(18)	16	(88.9)
Other	2,854	1,224	1,630	133.2

	$10,221	8,600	1,621	18.8%

Noninterest Expense
Salaries and employee benefits	$18,733	17,019	1,714	10.1%
Occupancy expense, net	2,202	1,994	208	10.4
Furniture and equipment expense	2,879	2,301	578	25.1
Legal, examination, and professional fees	1,583	1,431	152	10.6
Advertising and promotion	1,196	897	299	33.3
Postage, printing, and supplies	1,297	1,147	150	13.1
Impairment and other real-estate owned expense	681	119	562	472.3
Processing expense	1,470	1,009	461	45.7
Amortization of intangible assets	922	1,033	(111)	(10.7)
Other	4,091	3,198	893	27.9

	$35,054	30,148	4,906	16.3%

          As discussed in our Company’s description of business, our Company completed its plan to consolidate four bank subsidiary charters under one charter in October 2007. The plan also included re-branding the name and logo, a major communications network conversion, outsourcing of data processing, and implementing new technologies such as remote capture. As a result of these events, noninterest expense reflects approximately $1,207,000 in nonrecurring expenses as noted in more detail below. Offsetting these additional expenses were the sales of three of our subsidiary bank charters to other institutions for $1,200,000 included in other noninterest income.
          Noninterest income increased $1,621,000 or 18.8% to $10,221,000 for 2007 compared to $8,600,000 for 2006. Trust department income increased $169,000 or 21.2% due primarily to the collection of more transactional based distribution fees during 2007 compared to 2006. Mortgage loan servicing fees decreased $91,000 or 21.2% to $341,000 compared to $432,000 as a result in a decrease in the amount of mortgage loans serviced. Our Company was servicing $209,734,000 of mortgage loans at December 31, 2007 compared to $215,701,000 at December 31, 2006. Gain on sales of mortgage loans increased $234,000 or 54.2% due to an increase in volume of loans originated and sold to the secondary market from approximately $39,575,000 in 2007 to approximately $38,768,000 in 2006. Even though the volume or loans originated and sold has increased over the comparable period in the prior year, our total loan serving portfolio declined due to both increased prepayments of existing loans and an increase in the volume of loans sold without retention of the servicing rights. Our Company recognized $2,000 in loss on sales and calls of debt securities during the 2007 compared to $18,000 during 2006. Other income increased $1,629,000 or 133.0%. $1,200,000 of the increase represents the amount received from the sales of Osage Valley Bank, Bank 10, and Exchange National Bank’s bank charters and $254,000 of the increase reflects recovery of prior years’ legal and collection costs as a result of settlement of a lawsuit in our Company’s favor.

          Noninterest expense increased $4,906,000 or 16.3% to $35,054,000 for 2007 compared to $30,148,000 for 2006. Salaries and benefits increased $1,714,000 or 10.1%, furniture and equipment expense increased $578,000 or 25.1%, advertising and promotion increased $299,000 or 33.3%, other real-estate owned loan expense increased $562,000 or 472.3%, processing expense increased $461,000 or 45.7% and other noninterest expense increased $893,000 or 27.9%. Salaries and benefits reflects $290,000 decrease in management’s estimate of anticipated incentive payments, profit sharing and pension contributions for 2007 versus 2006. Excluding this decrease, salaries and employee benefits increased $2,004,000 or 11.8%. This increase reflects normal salary increases, additional personnel resulting from staffing for a newly opened branch facility in Columbia, Missouri, and additional holding company personnel required for the implementation of our Company’s strategic plan. The $578,000 increase in furniture and equipment expense primarily reflects $324,000 loss on dispositions of furniture and equipment resulting from software and equipment becoming obsolete after our Company completed a major network conversion. The remaining increase is a result of two new Clinton branch facilities opening during the fourth quarter of 2007. The $299,000 increase in advertising and promotion reflects nonrecurring costs associated with the re-branding of our Company’s name and logo. The $562,000 increase in other real-estate owned expense represents $378,000 impairment write-down on two properties in other real-estate owned and an $184,000 increase in additional expenses related to properties in other real estate. The $461,000 increase in processing expense reflects nonrecurring costs associated with the merger of the bank subsidiaries and software and network conversion. The $893,000 increase in other noninterest expense reflects expenses in various other categories including, but not limited to, conversion costs, travel, meals and entertainment, security, telephone and internet, directors fees, and insurance.
     Income taxes
          Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 29.4% for 2007 compared to 31.1% for 2006. The decrease in the effective tax rate for 2007 is due to an increase in non-taxable income as a percentage of total income in the current year and a decrease in income before taxes. In addition, our Company reorganized its corporate structure in the 4th quarter of 2007. This change in structure resulted in an increase in deferred tax assets at December 31, 2007 and a corresponding decrease in current state tax expense for the year then ended. As a result of this change in structure, our Company anticipates an increase in state income tax expense in future periods and a corresponding increase in the overall effective income tax rate.
Fourth Quarter Results for 2007
          As mentioned above, our Company experienced higher noninterest expenses in the fourth quarter 2007 compared to third quarter 2007 and fourth quarter 2006 resulting from several events that took place during the fourth quarter 2007. A communications network conversion was completed, our data processing operation was outsourced and converted to a new system, a remote item capture system was installed to facilitate the outsourced data processing environment, and two Clinton branch locations were opened while two older Clinton locations were closed. These nonrecurring costs caused significant increases in furniture and equipment expense, advertising and promotion, processing expense, security, and conversion errors and omission. Other significant increases in noninterest expense were seen in real estate loan collection expenses, other real estate owned impairment charges, and donations.
          Comparing fourth quarter 2007 to third quarter 2007:
          Our Company’s net income of $993,000 for the fourth quarter ended December 31, 2007 declined $1,144,000, compared to $2,137,000 for the third quarter ended September 30, 2007. Net interest income of $9,486,000 increased $161,000 from third quarter 2007 due to an increase in net interest margin due to higher average earning assets and a decrease in the rates paid on interest bearing liabilities during the current period.
          The fourth quarter 2007 provision for loan losses of $550,000 was $325,000 higher than third quarter 2007’s provision of $225,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end.
          Noninterest income of $2,753,000 for fourth quarter 2007 increased $658,000 from third quarter 2007’s noninterest income of $2,095,000. $325,000 of this increase represented funds received from the sale of the third bank charter that was available as the result of our consolidation project. The remaining increase represented higher fees in service charge income and trust department income.

     Noninterest expense of $10,313,000 for fourth quarter 2007 increased $2,152,000 from third quarter 2007’s noninterest expense of $8,161,000.
     Furniture and equipment expenses increased $444,000 from $638,000 for the third quarter of 2007 to $1,082,000 for the fourth quarter. $324,000 of this increase reflects a loss on disposition of obsolete furniture and equipment resulting from our completion of the major network and data processing conversion during the fourth quarter. The remaining increase is a result of two new Clinton branch facilities opened during the fourth quarter of 2007. Advertising and promotion increased $242,000 from $309,000 for the third quarter of 2007 to $551,000 for the fourth quarter and reflects nonrecurring costs associated with the re-branding of our Company’s name and logo. Processing expenses increased $267,000 from $325,000 for the third quarter of 2007 to $592,000 for the fourth quarter primarily due to final billings for the communication network and data processing conversion. Conversion related charge-offs of unreconciled differences increased $128,000 from $68,000 third quarter 2007 to $196,000 for the fourth quarter. Other real-estate owned loan expenses increased $558,000 from $33,000 third quarter 2007 to $591,000 for the fourth quarter. Our Company recognized $378,000 of impairment losses on two parcels of other real estate owned and incurred additional expenses related to properties in other real estate owned. Donations increased from $66,000 third quarter 2007 to $147,000 for the fourth quarter due to payment of charitable contribution commitments at year-end.
     Comparing fourth quarter 2007 to fourth quarter 2006:
     Our Company’s net income of $993,000 for the fourth quarter ended December 31, 2007 declined $1,402,000, compared to net income of $2,395,000 for the fourth quarter ended December 31, 2006. Fourth quarter 2007 net interest income decreased $153,000 from fourth quarter ended December 31, 2006 due to a lower net interest margin resulting from an increase in the rates paid on interest bearing liabilities from 2006 to 2007.
     The fourth quarter 2007 provision for loan losses of $550,000 was $152,000 higher than fourth quarter 2006’s provision of $398,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end.
     Noninterest income of $2,753,000 for fourth quarter 2007 increased $644,000 from fourth quarter 2006’s noninterest income of $2,109,000. $325,000 of this increase represented funds received from the sale of the third bank charter that was available as the result of our consolidation project. The remaining increase represented higher fees in service charge income and trust department income.
     Noninterest expense of $10,313,000 for fourth quarter 2007 increased $2,416,000 from fourth quarter 2006’s noninterest expense of $7,897,000.
     Salaries and employee benefits increased $502,000 from $4,077,000 for the fourth quarter 2006 to $4,579,000 for the fourth quarter 2007. Salaries and benefits reflects $290,000 decrease in management’s estimate of anticipated incentive payments, profit sharing and pension contributions for 2007 versus 2006. Excluding this decrease, salaries and employee benefits increased $795,000 which reflects normal salary increases, additional personnel resulting from staffing for a newly opened branch facility in Columbia, Missouri, and additional holding company personnel required for the implementation of our Company’s strategic plan. Variances in other categories of noninterest expense between the two periods are the result of the events described in the preceding section.

Years Ended December 31, 2006 and 2005
     Noninterest Income and Expense
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

          Noninterest income increased $1,335,000 or 18.4% to $8,600,000 for 2006 compared to $7,265,000 for 2005. Approximately $890,000 of the increase in noninterest income is attributed to the acquisition of Bank 10. Bank 10 contributed a full year of noninterest income during 2006 compared to eight months in 2005. Excluding noninterest income associated with the acquisition, service charge income increased $698,000 or 22.1%. Gain on sales of mortgage loans decreased $244,000 or 36.1% due to a decrease in volume of loans originated and sold to the secondary market from approximately $38,768,000 in 2005 to approximately $20,457,000 in 2005. Mortgage rates increased during 2006. As a result, there were fewer loans refinanced during 2006 and 2005 resulting in the decreased volume of loans sold.
          Noninterest expense increased $4,780,000 or 18.8% to $30,148,000 for 2006 compared to $25,368,000 for 2005. Approximately $2,253,000 of the increase in noninterest expense is attributed to the acquisition of Bank 10. Bank 10 contributed a full year of noninterest income during 2006 compared to eight months in 2005. Excluding costs associated with the acquisition, salaries and benefits increased $1,683,000 or 14.3%, occupancy expense increased $213,000 or 16.7%, postage, printing and supplies increased $99,000 or 13.0%, processing expense increased $121,000 or 22.2% and other noninterest expense increased $295,000 or 11.4%. In addition to the increase in salaries and employee benefits represented by normal salary increases and additional hire, $218,000 of the increase reflects share-based compensation expense recorded as a result of the adoption of SFAS No. 123R, $254,000 reflects increased pension expense, and $187,000 reflects increased profitsharing expense. The increase in occupancy expense primarily reflects additional costs associated with three new branch facilities. The increase in postage, printing and supplies reflects both higher postage rates and additional mail volume. The increase in processing expense reflects higher cost associated with various data processing systems utilized by our Company.

     Income taxes
          Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 31.1% for 2006 compared to 30.4% for 2005. The increase in the effective tax rate is due to an decrease in state taxable income as a percentage of total income in the current year.
Lending and Credit Management
          Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 75.4% of total assets as of December 31, 2007. Total loans increased steadily from December 31, 2005 through December 31, 2007 due to relatively stable local economies and reasonable interest rates as well as an expanded branch network.
          Lending activities are conducted pursuant to an established loan policy approved by our Bank’s Board of Directors. The Bank’s credit review process is comprised of a regional loan committee with an established approval limit. In addition, a senior loan committee reviews all credit relationships in aggregate over an established dollar amount. The senior loan committee meets weekly and is comprised of senior managers of the Bank.
          The following table shows the composition of the loan portfolio by major category and each category as a percentage of the total portfolio as of the dates indicated.
(Dollars expressed in thousands)

	December 31,
	2007		2006		2005		2004		2003
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Commercial, financial and agricultural	$151,488	16.6%	$145,697	17.9%	$154,868	19.0%	$141,151	22.2%	$130,931	22.4%
Real estate — Construction	147,432	16.2	150,891	16.6	139,316	17.2	65,075	8.0	46,672	7.3
Real estate — Mortgage	575,552	63.2	478,854	52.6	480,531	59.2	392,656	48.3	364,620	57.3
Installment loans to individuals	36,806	4.0	36,870	4.0	38,820	4.8	37,755	4.6	41,696	6.5

Total loans	$911,278	100.0%	$812,312	100.0%	$813,535	100.0%	$636,637	100.0%	$583,919	100.0%

          Our Company experienced loan growth of $98,966,000 or 12.2% from 2006 to 2007. This growth is primarily in our Bank’s commercial and real estate mortgage lending. Commercial loans increased $5,791,000 or 4.0% from 2006 to 2007 and real estate loans increased $96,698,000 or 20.2%. The increase in our Company’s commercial loan portfolio occurred throughout our Bank’s regions. This growth was the result of management’s intent to increase the variable rate asset base. The growth in the real estate mortgage area was primarily the result of our Company’s expansion into the Columbia, Missouri market. Additionally, our Company is continuing to experience loan growth in the Branson and Springfield, Missouri markets as a result of lending for investment and income producing properties. These properties generate a measurable cash flow that can be monitored and supports the extension of credit. Our Company’s lending activities in the real estate construction market decreased $3,459,000 or 2.3% from 2006 to 2007 due to the slow down in the housing industry and residential construction industry. Management anticipates that construction lending will be closely monitored during 2008.
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

Our Company does not participate in extending credit to sub-prime residential real estate markets. While much publicity has been directed at this market during the past year, our Company extends credit to its local community market through traditional mortgage products.
Loans at December 31, 2007 mature as follows:
(Dollars expressed in thousands)

		Over One Year
		Through Five
		Years		Over Five Years
	One Year	Fixed	Floating	Fixed	Floating
	Or Less	Rate	Rate	Rate	Rate	Total
Commercial, financial, and agricultural	$86,204	$26,179	$35,756	$449	$2,900	$151,488
Real estate — construction	147,432	—	—	—	—	147,432
Real estate — mortgage	135,314	311,850	51,555	34,165	42,668	575,552
Installment loans to individuals	19,024	16,875	177	635	95	36,806

Total loans	$387,974	$354,904	$87,488	$35,249	$45,663	$911,278

     Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 2007 our Company was servicing approximately $209,000,000 of loans sold to the secondary market.
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
     Management, through the establishment of a senior loan committee, formally reviews all loans in excess of certain dollar amounts (periodically established) at least annually. Currently, loans in excess of $1,000,0000 in aggregate and all adversely classified credits identified by management as containing more than usual risk are reviewed. On a monthly basis, the senior loan committee reviews and reports to the Board of Directors past due, “classified”, and “watch list” loans in order to classify or reclassify loans as “loans requiring attention,” “substandard,” “doubtful,” or “loss”. During this review, management also determines what loans should be considered “impaired”. Management follows the guidance provided in Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, (SFAS 114) in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement the loan is considered to be impaired. Once a loan has been identified as impaired management generally measures impairment based upon the fair value of the underlying collateral. Management believes, but there can be no assurance, that these procedures keep management informed of possible problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered adequate by management for probable losses inherent in the loan portfolio.

The following table summarizes loan loss experience for the years indicated:
(Dollars expressed in thousands)

	Year Ended December 31,
	2007	2006	2005	2004	2003
Analysis of allowance for loan losses:
Balance beginning of year	$9,015	9,085	7,496	8,267	7,121
Allowance for loan losses of acquired companies at date of acquisitions	—	—	1,418	—	212
Charge-offs:
Commercial, financial, and agricultural	524	809	589	1,596	58
Real estate — construction	56	84	185	—	—
Real estate — mortgage	413	474	286	26	86
Installment loans to individuals	314	484	261	236	340

Total charge-offs	1,307	1,851	1,321	1,858	484
Recoveries:
Commercial, financial, and agricultural	151	206	40	18	164
Real estate — construction	11	13	—	—	—
Real estate — mortgage	100	91	28	—	—
Installment loans to individuals	158	145	102	127	162

Total recoveries	420	455	170	145	326

Net charge-offs	887	1,396	1,151	1,713	158

Provision for loan losses	1,154	1,326	1,322	942	1,092

Balance at end of year	$9,282	9,015	9,085	7,496	8,267

Loans outstanding:
Average	$848,772	824,706	743,382	601,363	539,912
End of period	911,278	812,312	813,535	636,637	583,919
Allowance for loan losses to loans outstanding:
Average	1.09%	1.09	1.22	1.25	1.53
End of period	1.02	1.11	1.12	1.18	1.42
Net charge-offs to average loans outstanding	0.10	0.17	0.15	0.29	0.03
The following table is a summary of the allocation of the allowance for loan losses as of the dates indicated:
(Dollars expressed in thousands)

	Year Ended December 31,
	2007	2006	2005	2004	2003
Allocation of allowance for loan losses at end of period:
Commercial, financial, and agricultural	$3,762	3,114	2,687	3,700	3,979
Real estate — construction	590	755	764	288	201
Real estate — mortgage	3,873	3,526	4,138	2,563	2,538
Installment loans to individuals	419	529	473	429	561
Unallocated	638	1,091	1,023	516	988

Total	$9,282	9,015	9,085	7,496	8,267

Percent of categories to total loans:
Commercial, financial, and agricultural	16.6%	17.9	19.0	22.2	22.4
Real estate — construction	16.2	18.6	17.1	10.2	8.0
Real estate — mortgage	63.2	59.0	59.1	61.7	62.5
Installment loans to individuals	4.0	4.5	4.8	5.9	7.1

Total	100.0	100.0	100.0	100.0	100.0

     Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due, and restructured loans totaled $6,085,000 or 0.67% of total loans at December 31, 2007 compared to $5,066,000 or 0.62% of total loans at December 31, 2006. The following table summarizes our Company’s nonperforming assets at the dates indicated:
(Dollars expressed in thousands)

	December 31,
	2007	2006	2005	2004	2003
Nonaccrual loans:
Commercial, financial, and agricultural	$2,983	2,495	5,705	4,213	1,520
Real estate — construction	866	1,657	1,760	—	59
Real estate — mortgage	658	644	1,090	1,246	1,270
Installment loans to individuals	32	73	56	30	55

Total nonaccrual loans	4,539	4,869	8,611	5,489	2,904

Loans contractually past — due 90 days or more and still accruing:
Commercial, financial, and agricultural	454	5	238	12	66
Real estate — construction	158	—	—	—	—
Real estate — mortgage	864	170	187	591	4
Installment loans to individuals	70	22	14	—	40

Total loans contractually past -due 90 days or more and still accruing	1,546	197	439	603	110
Restructured loans	—	—	—	—	—

Total nonperforming loans	6,085	5,066	9,050	6,092	3,014
Other real estate	2,337	2,720	1,568	30	47
Repossessions	—	15	—	42	73

Total nonperforming assets	$8,422	7,801	10,618	6,164	3,134

Loans	$911,278	812,313	813,535	636,637	583,919
Allowance for loan losses to loans	1.02%	1.11	1.12	1.18	1.42
Nonperforming loans to loans	0.67	0.62	1.11	0.96	0.52
Allowance for loan losses to nonperforming loans	152.54	177.95	100.39	123.05	274.29
Nonperforming assets to loans and foreclosed assets	0.92	0.96	1.30	0.97	0.54
As can be seen from the preceding table, our Company’s 2007 year-end nonperforming assets of $8,422,000 increased slightly from the 2006 year-end total of $7,801,000 and decreased significantly from the 2005 year-end total of $10,618,000. Nonaccrual loans decreased by $330,000 at December 31, 2007 and followed a $3,742,000 decrease from December 31, 2005 to December 31, 2006. However our Company has experienced an increase in loans that are contractually past-due 90 days or more and still accruing. Loans in this category increased $1,049,000 to $1,546,000 at December 31, 2007 compared to $197,000 at December 31, 2006 and $497,000 at December 31, 2005. Our Company has experienced an increase in its loan delinquencies much like the rest of the banking industry as current economic conditions negatively impact our borrowers’ ability to keep their debt payments current. While these delinquencies are primarily in the less than thirty day past due category, management believes close monitoring of these credits will mitigate potential higher delinquency levels and/or losses. Management believes these loans are well secured and is actively focused on managing and collecting these accounts to prevent further deterioration.

     It is our Company’s policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectibles of such principal; otherwise, such receipts are recorded as interest income. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $745,000, $896,000 and $767,000 for the years ended December 31, 2007, 2006 and 2005, respectively. Approximately $330,000, $63,000 and $253,000 was actually recorded as interest income on such loans for the year ended December 31, 2007, 2006 and 2005, respectively.
     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due — both principal and interest — according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 2007 included in the table above, which were considered impaired, management has identified additional loans totaling approximately $4,027,000 which are not included in the nonaccrual table above but are considered by management to be impaired compared to $9,187,000 in December 31, 2006.
     Once a loan has been identified as impaired (as defined by paragraph 8 of SFAS 114), Accounting by Creditors for Impairment of a Loan, management generally measures impairment based upon the fair value of the underlying collateral. In general, market prices for loans in our portfolio are not available, and we have found the fair value of the underlying collateral to be more readily available and reliable than discounting expected future cash flows to be received. Once a fair value of collateral has been determined and the impairment amount calculated, a specific reserve allocation is made. At December 31, 2007, $3,256,000 of our Company’s allowance for loan losses was allocated to impaired loans totaling approximately $8,565,000.
     As of December 31, 2007 and 2006 approximately $11,645,000 and $7,102,000, respectively, of loans not included in the nonaccrual table above or identified by management as being “impaired” were classified by management as having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. The $4,543,000 increase in classified loans is the result of several borrowers who have experienced cash flow problems and as well as some deterioration in collateral value. Management elected to allocate non-specific reserves to these credits based upon the inherent risk present. This increase in reserves was the result of our Company’s internal loan review process which assesses credit risk. In addition to the classified list, our Company also maintains an internal loan watch list of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower’s ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, deterioration in the borrower’s financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on our Company’s watch list, its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.
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
     At December 31, 2007, management allocated $8,644,000 of the $9,282,000 total allowance for loan losses to specific loans and loan categories and $638,000 was unallocated. Considering the size of several of our Company’s lending relationships and the loan portfolio in total, management believes that the December 31, 2007 allowance for loan losses is adequate.
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
     Our Company does not engage in trading activities and accordingly does not have any debt or equity securities classified as trading securities. Historically our Company’s practice had been to purchase and hold debt instruments until maturity unless special circumstances exist. However, since the investment portfolio’s major function is to provide liquidity and to balance our Company’s interest rate sensitivity position, certain debt securities are classified as available-for-sale.
     At December 31, 2007, debt and equity securities classified as available-for-sale represented 13.2% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

     The following table presents the composition of the investment portfolio by major category.
(Dollars expressed in thousands)

	2007	2006	2005
	Available -	Available -	Available -
	for-Sale	for-Sale	for-Sale
U.S. Treasuries	$—	$1,068	$—
Government sponsored enterprises	87,370	121,769	113,005
Asset-backed securities	10,892	5,068	6,250
Obligations of states and political subdivisions	53,480	55,661	53,426
Other debt securities	—	—	708

Total debt securities	151,742	183,566	173,389

Federal Home Loan Bank of Des Moines Stock	3,979	3,808	3,904
Federal Reserve Bank Stock	—	752	752
Midwest Independent Bank Stock	151	151	151
Federal Agricultural Mortgage Corporation	10	10	10
Other equity securities	1,486	1,486	1,486

Total investments	$157,368	$189,773	$179,692

     As of December 31, 2007, the maturity of debt securities in the investment portfolio was as follows:
(Dollars expressed in thousands)

		Over One	Over Five		Weighted
	One Year	Through	Through	Over	Average
Available-for-Sale	Or Less	Five Years	Ten Years	Ten Years	Yield (1)
Government sponsored enterprises	$37,798	$42,988	$6,335	$250	4.70%
Asset-backed (2)	507	6,977	3,408	—	4.92
States and political subdivisions (3)	3,440	17,354	21,233	11,452	5.38

Total available-for-sale debt securities	$41,745	$67,319	$30,976	$11,702	4.95%

Weighted average yield (1)	4.63%	4.94%	5.28%	5.28%

(1)	Weighted average yield is based on amortized cost.

(2)	Asset-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2007 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3)	Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 35%.
     At December 31, 2007, $5,230,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.

Risk Management
     Market risk arises from exposure to changes in interest rates and other relevant market rate or price risk. Our Company faces market risk in the form of interest rate risk through transactions other than trading activities. Market risk from these activities, in the form of interest rate risk, is measured and managed through a number of methods. Our Company uses financial modeling techniques to measure interest rate risk. These techniques measure the sensitivity of future earnings due to changing interest rate environments. Guidelines established by our Company’s Asset/Liability Management Committee and approved by our Company’s Board of Directors are used to monitor exposure of earnings at risk. General interest rate movements are used to develop sensitivity as our Company feels it has no primary exposure to a specific point on the yield curve. For the year ended December 31, 2007, our Company utilized both a 200 basis point immediate and gradual move in interest rates (both upward and downward) applied to both a parallel and a proportional yield curve. Due to the significant movements in interest rate experienced during 2007, our Company anticipates using a 300 basis point change in interest rates in its interest rate risk model during 2008.
Interest Sensitivity
     At December 31, 2007, our Company monitored its static gap report with the goal being to limit potential changes in net interest income due to changes in interest rates to acceptable limits. Our Company applied a plus or minus 2.00% interest rate change utilizing both an immediate and a gradual interest shock and measured against both parallel and proportional yield curves. The resulting net interest income changes ranged from approximately (14.5)% to 11.5% depending on the scenario.

     The following table represents the estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2007. Significant assumptions used for this table included: loans will repay at historic repayment rates; interest-bearing demand accounts and savings accounts are interest sensitive due to immediate repricing, and fixed maturity deposits will not be withdrawn prior to maturity. A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.
(Dollars expressed in thousands)

						Over
						5 years or
						no stated
	Year 1	Year 2	Year 3	Year 4	Year 5	Maturity	Total
ASSETS
Investments in debt and equity securities	$63,072	30,917	20,332	9,845	4,066	29,137	157,369
Interest-bearing deposits	133	—	—	—	—	—	133
Federal funds sold and securities purchased under agreements to resell	664	—	—	—	—	—	664
Loans	496,716	119,669	168,387	36,473	52,235	28,516	901,996

Total	$560,585	150,586	188,719	46,318	56,301	57,653	1,060,162

LIABILITIES

Savings, Now deposits	$—	—	—	—	—	111,175	111,175
Rewards checking, Super Now, money market deposits	153,934					64,113	218,047
Time deposits	379,927	36,868	27,912	5,790	3,053	130	453,680
Federal funds purchased and securities sold under agreements to repurchase	25,730	—	—	—	—	—	25,730
Subordinated notes	25,774	—	—	23,712	—	—	49,486
Other borrowed money	48,158	12,734	16,063	576	259	125	77,915

Total	$633,523	49,602	43,975	30,078	3,312	175,543	936,033

Interest-sensitivity GAP
Periodic GAP	$(72,938)	100,984	144,744	16,240	52,989	(117,890)	124,129

Cumulative GAP	$(72,938)	28,046	172,790	189,030	242,019	124,129	124,129

Ratio of interest-earnings assets to interest-bearing liabilities
Periodic GAP	0.88	3.04	4.29	1.54	17.00	0.33	1.13
Cumulative GAP	0.88	1.04	1.24	1.25	1.32	1.13	1.13

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

     Our Company’s Asset/Liability Committee (ALCO), primarily made up of senior management, has direct oversight responsibility for our Company’s liquidity position and profile. A combination of daily, weekly and monthly reports provided to management detail the following: internal liquidity metrics, composition and level of the liquid asset portfolio, timing differences in short-term cash flow obligations, available pricing and market access to the financial markets for capital and exposure to contingent draws on our Company’s liquidity.
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
     At December 31, 2007 and 2006, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:
(Dollars expressed in thousands)

	December 31,
	2007	2006
Three months or less	$41,533	$35,420
Over three months through six months	35,565	35,629
Over six months through twelve months	44,271	51,033
Over twelve months	18,374	13,804

	$139,743	$135,886

     Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:
(Dollars expressed in thousands)

	At End of Period		For the Period Ending
		Weighted	Maximum		Weighted
		Average	Month-end	Average	Average
	Balance	Interest Rate	Balance	Balance	Interest Rate
December 31, 2007	$18,365	3.24%	$28,705	$26,807	4.23%
December 31, 2006	27,320	4.35	56,027	41,309	4.25
December 31, 2005	33,293	3.30	63,482	45,832	2.70
     Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase and funds made available under a treasury tax and loan note agreement with the federal government. Also, the Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. At December 31, 2007, the amount of available credit from the FHLB totaled $39,774,000. As of December 31, 2007, the Bank had $77,915,000 in outstanding borrowings with the FHLB. Under agreements with unaffiliated banks, the Bank may borrow up to $75,000,000 in federal funds on an unsecured basis and $8,000,000 on a secured basis at December 31, 2007. As of December 31, 2007, the Bank had $7,365,000 in federal funds purchased. Finally, our Company has $20,000,000 line of credit with a correspondent bank that had no balance outstanding at December 31, 2007.

     Our Company’s liquidity depends primarily on the dividends paid to it as the sole shareholder of our subsidiary Bank. As discussed in note 3 to our Company’s consolidated financial statements, the Bank may pay up to $25,079,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Bank.
     In the normal course of business, our Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through our Company’s various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of our Company’s liquidity. In the section entitled, “Other Off-Balance Sheet Activities”, we disclose that our Company has $147,095,000 in unused loan commitments and standby letters of credit as of December 31, 2007. While this commitment level would be difficult to fund given our Company’s current liquidity resources, we know that the nature of these commitments are such that the likelihood of such a funding demand is very low.
     For the years ended December 31, 2007, 2006 and 2005, net cash provided by operating activities was $13,388,000 in 2007, $16,637,000 in 2006, and $16,892,000 in 2005. $3,075,000 of the decrease between 2007 and 2006 reflects a lower level of net income. The variances in net cash provided by operating activities between 2006 and 2005 is primarily the result of differences in the timing of tax payments.
     Net cash used in investing activities was $73,439,000 in 2007, $14,565,000 in 2006, and $61,449,000 in 2005. The increase in cash used in investing activities from 2007 to 2006 is primarily due to an increase in loans and purchases of premises and equipment for three new branch facilities partially offset by lower purchases of debt securities and lower proceeds received from maturities of debt securities . The decrease in cash used in investing activities from 2006 to 2005 is primarily due to a smaller increase in the loan portfolio as well as the purchase of Bank 10 in 2005.
     Net cash provided by financing activities was $42,925,000 in 2007, $3,198,000 in 2006, and $26,580,000 in 2005. The increase in cash provided by financing activities from 2007 to 2006 is primarily the result of an increase in interest-bearing transaction accounts, time deposits, and a net increase in federal home loan borrowings partially offset by a decrease in demand deposits. The reduction in cash provided by financing activities from 2006 to 2005 is primarily the result of the issuance of additional subordinated note of $23,712,000 in 2005.
Other Off-Balance Sheet Activities
     In the normal course of business, our Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in our Company’s consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.
     Our Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2007 are as follows:
(Dollars expressed in thousands)

	Amount of Commitment Expiration per Period
		Less than	1-3	3-5	Over 5
	Total	1 Year	Years	Years	Years
Unused loan commitments	$141,414	$23,438	$93,954	$10,057	$13,965
Standby letters of credit	5,681	4,076	119	1,486	—
     Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

Contractual Cash Obligations
     The required payments of time deposits and other borrowed money, not including interest, at December 31, 2007 are as follows:
(Dollars expressed in thousands)

	Payments due by Period
		Less than 1	1-3	3-5	Over 5
	Total	Year	Years	Years	Years
Time deposits	$453,680	$379,927	$64,780	$8,843	$130
Other borrowed money	77,915	48,158	28,797	834	126
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
     Detail concerning our Company’s capital ratios at December 31, 2007 is included in Note 3 of our Company’s consolidated financial statements included elsewhere in this report.
Recent Accounting Pronouncements
     In December 2007, the FASB issued SFAS No. 141R, Business Combinations (Statement 141R) and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment to ARB No. 51 (Statement 160). Statements 141R and 160 require most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. Statement 141R will be applied to business combinations occurring after the effective date. Statement 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. Our Company is currently evaluating the impact of adopting Statement 141R and SFAS160 on its results of operations and financial position. However, it is not expected to have a material impact on our Company’s financial position or results of operations.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 gives our Company the irrevocable option to carry most financial assets and liabilities at fair value that are not currently required to be measured at fair value. If the fair value option is elected, changes in fair value would be recorded in earnings at each subsequent reporting date. SFAS 159 is effective for our Company’s 2008 fiscal year. Our Company is currently evaluating the impact the adoption of this statement could have on its financial condition and results of operations. However, it is not expected to have a material impact on our Company’s financial position or results of operations.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No.157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The statement does not require any new fair value measures. The statement is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007. Our Company is required to adopt SFAS 157 beginning on January 1, 2008. SFAS 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. In November 2007, the FASB proposed a one-year deferral of SFAS No. 157’s fair-value measurement requirements for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis. Our Company is currently evaluating the impact of adopting SFAS No. 157 on its results of operations and financial position. However, it is not expected to have a material impact on our Company’s financial position or results of operations.
     In September 2006, the FASB’s Emerging Issues Task Force reached a consensus on Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (EITF 06-4). EITF 06-4 provides guidance on the accounting for arrangements in which an employer owns and controls the insurance policy and has agreed to share a portion of the cash surrender value and/or death benefit with the employee. This guidance requires an employer to record a postretirement benefit, in accordance with FASB Statement No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions or APB Opinion No. 12, Omnibus Opinion-1967, if there is an agreement by the employer to share a portion of the proceeds of a life insurance policy with the employee during the postretirement period. This guidance is effective for reporting periods beginning after December 15, 2007. Our Company is currently evaluating the impact of adopting EITF 06-4 on its financial position and results of operations. However, it is not expected to have a material impact on the financial position or results of operations.
     Effective January 1, 2007, our Company adopted SFAS No. 156, Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 156 requires all separately recognized servicing assets and liabilities to be initially measured at fair value. In addition, entities are permitted to choose to either subsequently measure servicing rights at fair value and report changes in fair value in earnings, or amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess the rights for impairment. Our Company is using the amortized cost method of accounting for servicing assets. The adoption had no material impact on our Company’s financial position or results of operations.
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
     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company’s operations for the three years ended December 31, 2007.
Quantitative and Qualitative Disclosures About Market Risk
     Our Company’s exposure to market risk is reviewed on a regular basis by our Company’s Asset/Liability Committee and Board of Directors. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize those risks. Tools used by our Bank’s management include the standard gap report subject to different rate shock scenarios. At December 31, 2007, the rate shock scenario models indicated that annual net interest income could change by as much as 14.5% should interest rates rise or fall within 200 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate. Management further believes this is an acceptable level of risk.

CONSOLIDATED FINANCIAL STATEMENTS
     The following consolidated financial statements of our Company and reports of our Company’s independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Hawthorn Bancshares, Inc.:
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Bancshares, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hawthorn Bancshares, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
St. Louis, Missouri
March 14, 2008

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2007 and 2006

	2007	2006
Assets
Loans, net of allowance for loan losses of $9,281,848 and $9,015,378 at December 31, 2007 and 2006, respectively	$901,996,263	803,297,381
Investment in available-for-sale securities, at fair value	151,742,455	183,566,135
Investment in equity securities, at cost	5,626,050	6,207,175
Federal funds sold and securities purchased under agreements to resell	664,184	9,922,961
Cash and due from banks	35,209,201	43,077,605
Premises and equipment	40,543,546	34,706,857
Other real estate owned and repossessed assets	2,337,107	2,734,500
Accrued interest receivable	8,764,196	8,773,686
Mortgage servicing rights	1,184,868	1,350,375
Goodwill	40,323,775	40,323,775
Intangible assets	2,831,540	3,753,877
Cash surrender value — life insurance	1,820,532	1,750,420
Other assets	2,760,362	3,247,150

Total assets	$1,195,804,079	1,142,711,897

Liabilities and Stockholders’ Equity

Deposits:
Demand	$138,355,520	138,885,883
NOW	116,635,508	108,886,884
Savings	43,183,790	48,249,204
Money market	169,402,365	151,737,295
Time deposits $100,000 and over	139,742,676	135,886,042
Other time deposits	313,937,432	316,219,426

Total deposits	921,257,291	899,864,734

Federal funds purchased and securities sold under agreements to repurchase	25,729,863	29,460,492
Interest-bearing demand notes to U.S. Treasury	—	1,735,638
Subordinated notes	49,486,000	49,486,000
Other borrowed money	77,915,027	47,368,315
Accrued interest payable	4,723,965	4,366,250
Other liabilities	5,493,110	5,485,878

Total liabilities	1,084,605,256	1,037,767,307

Commitments and contingent liabilities

Stockholders’ equity:
Common stock, $1 par value. Authorized 15,000,000 shares; issued 4,298,353 shares	4,298,353	4,298,353
Surplus	22,530,191	22,248,319
Retained earnings	85,728,114	81,431,713
Accumulated other comprehensive income (loss), net of tax	1,356,538	(381,286)
Treasury stock; 128,858 and 128,506 shares, at cost	(2,714,373)	(2,652,509)

Total stockholders’ equity	111,198,823	104,944,590

Total liabilities and stockholders’ equity	$1,195,804,079	1,142,711,897

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Consolidated Statements of Income
Years ended December 31, 2007, 2006, and 2005

	2007	2006	2005
Interest income:
Interest and fees on loans	$65,533,873	62,578,814	49,316,370
Interest on debt securities:
Taxable	5,702,806	5,750,751	5,095,896
Nontaxable	1,986,171	1,935,987	1,645,247
Interest on federal funds sold and securities purchased under agreements to resell	614,571	748,419	1,018,459
Interest on interest-bearing deposits	57,963	100,171	38,973
Dividends on equity securities	311,723	309,150	225,089

Total interest income	74,207,107	71,423,292	57,340,034

Interest expense:
NOW accounts	1,482,373	1,390,264	1,665,813
Savings accounts	260,412	298,216	319,247
Money market accounts	5,668,258	5,186,055	3,618,277
Time deposit accounts $100,000 and over	7,045,209	5,251,329	3,330,402
Other time deposit accounts	14,825,176	12,465,782	8,740,619
Securities sold under agreements to repurchase	1,133,688	1,754,974	1,237,899
Interest-bearing demand notes to U.S. Treasury	10,734	30,785	19,950
Federal funds purchased	246,640	55,693	18,309
Subordinated notes	3,617,254	3,528,418	2,747,293
Other borrowed money	2,885,119	2,804,892	1,975,781

Total interest expense	37,174,863	32,766,408	23,673,590

Net interest income	37,032,244	38,656,884	33,666,444
Provision for loan losses	1,154,216	1,325,733	1,321,612

Net interest income after provision for loan losses	35,878,028	37,331,151	32,344,832

Noninterest income:
Service charges on deposit accounts	5,394,493	5,729,972	4,244,962
Trust department income	967,774	798,832	809,998
Mortgage loan servicing fees, net	341,377	432,517	427,127
Gain on sale of mortgage loans, net	665,817	432,112	676,666
Loss on sales of debt securities	(1,747)	(18,351)	(25,416)
Other	2,853,280	1,224,982	1,131,959

Total noninterest income	10,220,994	8,600,064	7,265,296

Noninterest expense:
Salaries and employee benefits	18,733,125	17,019,086	13,920,030
Occupancy expense, net	2,201,809	1,994,592	1,600,424
Furniture and equipment expense	2,878,810	2,300,872	2,150,231
Legal, examination, and professional fees	1,582,763	1,431,354	1,419,614
Advertising and promotion	1,196,216	896,686	819,376
Postage, printing, and supplies	1,296,518	1,146,896	975,768
Impairment and other real-estate owned expense	680,832	119,171	136,694
Processing expense	1,470,475	1,008,673	750,791
Amortization of intangible assets	922,337	1,032,583	806,896
Other	4,090,922	3,198,230	2,788,326

Total noninterest expense	35,053,807	30,148,143	25,368,150

Income before income taxes	11,045,215	15,783,072	14,241,978

Income taxes	3,245,239	4,907,867	4,326,700

Net income	$7,799,976	10,875,205	9,915,278

Basic earnings per share	$1.87	2.61	2.38
Diluted earnings per share	1.85	2.59	2.36
See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
Years ended December 31, 2007, 2006 and 2005

				Accumulated		Total
				other		Stock -
	Common		Retained	Comprehensive	Treasury	holders’
	Stock	Surplus	Earnings	Income (loss)	Stock	Equity
Balance, December 31, 2004	$4,298,353	22,014,894	67,716,511	393,534	(2,652,509)	91,770,783
Comprehensive income:
Net income	—	—	9,915,278	—	—	9,915,278
Other comprehensive loss:
Unrealized gain (loss) on securities:
Unrealized loss on debt and equity securities available-for-sale, net of tax	—	—	—	(1,482,224)	—	(1,482,224)
Adjustment for loss on sales and calls of debt and equity securities, net of tax	—	—	—	16,520	—	16,520

Total other comprehensive loss						(1,465,704)

Total comprehensive income						8,449,574

Adjustment for deferred compensation plan	—	15,180	—	—	—	15,180
Cash dividends declared, $0.84 per share	—	—	(3,502,672)	—	—	(3,502,672)

Balance, December 31, 2005	4,298,353	22,030,074	74,129,117	(1,072,170)	(2,652,509)	96,732,865
Comprehensive income:
Net income	—	—	10,875,205	—	—	10,875,205
Other comprehensive loss:
Unrealized gain (loss) on securities:
Unrealized gain on debt and equity securities available-for-sale, net of tax	—	—	—	392,712	—	392,712
Adjustment for loss on sales and calls of debt and equity securities, net of tax	—	—	—	11,928	—	11,928

Total other comprehensive income						404,640

Total comprehensive income						11,279,845

Stock based compensation expense	—	218,245	—	—	—	218,245
Adjustment to initially apply SFAS No. 158, net of tax	—	—	(69,937)	286,244	—	216,307
Cash dividends declared, $0.84 per share	—	—	(3,502,672)	—	—	(3,502,672)

Balance, December 31, 2006	4,298,353	22,248,319	81,431,713	(381,286)	(2,652,509)	104,944,590
Comprehensive income:
Net income	—	—	7,799,976	—	—	7,799,976
Other comprehensive loss:
Unrealized gain (loss) on securities:
Unrealized gain on debt and equity securities available-for-sale, net of tax	—	—	—	1,403,925	—	1,403,925
Adjustment for loss on sales and calls of debt and equity securities, net of tax	—	—	—	1,136	—	1,136
Defined benefit pension plans:
Prior service cost arising during period from plan amendment, net of tax	—	—	—	61,701	—	61,701
Net gain arising during period, net of tax	—	—	—	234,562	—	234,562
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	36,500	—	36,500

Total other comprehensive income						1,737,824

Total comprehensive income						9,537,800

Stock based compensation expense	—	264,881	—	—	—	264,881
Exercise of stock options	—	16,991	—	—	83,436	100,427
Treasury stock purchased	—	—	—	—	(145,300)	(145,300)
Cash dividends declared, $0.84 per share	—	—	(3,503,575)	—	—	(3,503,575)

Balance, December 31, 2007	$4,298,353	22,530,191	85,728,114	1,356,538	(2,714,373)	111,198,823

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2007, 2006, and 2005

	2007	2006	2005
Cash flows from operating activities:
Net income	$7,799,976	10,875,205	9,915,278
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,154,216	1,325,733	1,321,612
Depreciation expense	2,050,122	1,910,070	1,780,696
Net amortization (accretion) of debt securities, premiums, and discounts	(46,306)	(13,488)	1,665,189
Amortization of intangible assets	922,337	1,032,583	806,896
Stock based compensation expense	264,881	218,245	—
(Increase) decrease in accrued interest receivable	9,490	(1,001,113)	(1,234,671)
Increase in cash surrender value -life insurance	(70,112)	(67,584)	(71,798)
(Increase) decrease in other assets	(749,866)	(199,226)	714,907
Increase in accrued interest payable	357,715	1,227,120	1,131,714
Increase in other liabilities	7,232	472,775	1,927,354
Loss on sales of debt securities	1,747	18,351	25,416
Origination of mortgage loans for sale	(39,575,067)	(20,457,303)	(38,767,565)
Proceeds from the sale of mortgage loans	40,240,884	20,889,415	39,444,231
Gain on sale of mortgage loans, net	(665,817)	(432,112)	(676,666)
Loss (gain) on sales and dispositions of premises and equipment	323,752	31,033	(60,068)
Other, net	1,362,354	807,639	(1,030,849)

Net cash provided by operating activities	13,387,538	16,637,343	16,891,676

Cash flows from investing activities:
Net increase in loans	(103,830,110)	(2,205,010)	(49,456,777)
Purchase of available-for-sale debt securities	(65,747,670)	(146,710,971)	(504,908,407)
Proceeds from maturities of available-for-sale debt securities	66,572,206	129,177,143	494,396,760
Proceeds from calls of available-for-sale debt securities	26,288,700	5,985,038	21,482,500
Proceeds from sales of available-for-sale debt securities	6,910,634	1,985,257	3,199,925
Purchase of equity securities	(2,015,900)	(1,008,150)	—
Proceeds from sales of equity securities	2,597,025	1,103,700	—
Acquisition of subsidiary, net of cash and cash equivalents acquired	—	—	(21,800,539)
Purchases of premises and equipment	(8,948,850)	(3,931,811)	(6,387,156)
Proceeds from sales of premises and equipment	738,287	174,759	171,304
Proceeds from sales of other real estate owned and repossessions	3,996,405	865,151	1,853,174

Net cash used in investing activities	(73,439,273)	(14,564,894)	(61,449,216)

Cash flows from financing activities:
Net increase (decrease) in demand deposits	(530,363)	4,521,095	11,948,224
Net increase (decrease) in interest-bearing transaction accounts	20,348,280	(14,949,968)	(11,603,004)
Net increase in time deposits	1,574,640	28,838,401	4,849,825
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	(3,730,629)	(7,535,243)	1,474,489
Net increase (decrease) in interest-bearing demand notes to U.S. Treasury	(1,735,638)	637,301	179,898
Proceeds from Federal Home Loan Bank advances	137,000,000	176,624,684	14,500,000
Repayment of Federal Home Loan Bank advances	(106,453,288)	(181,436,030)	(15,104,177)
Proceeds from issuance of subordinated notes	—	—	23,712,000
Proceeds from sale of treasury stock	100,427	—	—
Purchase of treasury stock	(145,300)	—	—
Cash dividends paid	(3,503,575)	(3,502,672)	(3,377,576)

Net cash provided by financing activities	42,924,554	3,197,568	26,579,679

Net increase (decrease) in cash and cash equivalents	(17,127,181)	5,270,017	(17,977,861)
Cash and cash equivalents, beginning of year	53,000,566	47,730,549	65,708,410

Cash and cash equivalents, end of year	$35,873,385	53,000,566	47,730,549

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$36,817,148	31,524,523	22,541,876
Income taxes	3,507,000	5,033,881	3,645,000
Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	$3,977,012	2,031,998	3,348,616
Acquisition of Bank 10:
Increase in loans	—	—	130,522,517
Increase in deposits	—	—	149,610,685
See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(1)	Summary of Significant Accounting Policies

Hawthorn Bancshares, Inc. (the Company) provides a full range of banking services to individual and corporate customers located within the communities surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson and Lee’s Summit, Missouri. The Company is subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles and conform to predominant practices within the banking industry. The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions, including the determination of the allowance for loan losses, real estate acquired in connection with foreclosure or in satisfaction of loans, and fair values of investment securities available-for-sale that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:
Principles of Consolidation
As further described in note 17, during 2007 the Company combined its banking subsidiaries into Hawthorn Bank (the Bank), a wholly owned subsidiary. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.
Segment information
Prior to 2007, the Company defined its business segments to be each of its bank subsidiaries (Exchange National Bank, Citizens Union State Bank, Osage Valley Bank, and Bank 10). During 2007, the combination of the subsidiary banks into one bank resulted in the consolidation of the Company’s business segments into a single business segment.
Loans
Loans are stated at unpaid principal balance amount less unearned income and the allowance for loan losses. Income on loans is accrued on a simple-interest basis.
Loans are placed on nonaccrual status when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful. Subsequent interest payments received on such loans are applied to principal if doubt exists as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.
The Bank originates certain loans which are sold in the secondary mortgage market. These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan without recourse, thereby eliminating the Company’s exposure to interest rate fluctuations. At December 31, 2007 and 2006, $1,832,000 and $706,000 mortgage loans were held for sale, respectively. Mortgage loan servicing fees earned on loans sold are reported as income when the related loan payments are collected net of mortgage servicing right amortization. Operational costs to service such loans are charged to expense as incurred.
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
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
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
The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Board, is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Des Moines (FHLB) in an amount equal to 12 basis points of the bank’s year-end total assets plus 4.45% of advances from the FHLB to the bank. These investments are recorded at cost, which represents redemption value.
Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation. Depreciation applicable to buildings and improvements and furniture and equipment is charged to expense using straight-line and accelerated methods over the estimated useful lives of the assets. Such lives are estimated to be 5 to 40 years for buildings and improvements and 3 to 15 years for furniture and equipment. Maintenance and repairs are charged to expense as incurred.
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
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
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
The core deposit intangible assets established in connection with prior acquisitions are being amortized over periods ranging from seven to ten years using straight-line and accelerated methods of amortization. Other intangible assets are amortized over periods up to seven years.
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
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
Pension Plan
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
Effective December 31, 2006, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of Financial Accounting Standards Board (FASB) Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its consolidated balance sheet and to recognize changes in the funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its fiscal year-end, with limited exceptions.
Income Taxes
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
Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by various taxing authorities, and newly enacted statutory, judicial and regulatory guidance that impact the relative merits and risks of tax positions. These changes, when they occur, affect accrued taxes and can be significant to the operating results of the Company. Management believes the accrual for tax liabilities is adequate for all open audit years based on its assessment of many factors, including past experience and interpretations of tax law applies to the fact of each matter. The Company’s state and federal income tax returns for 2004 to 2007 are open tax years. As of December 31, 2007, there were no federal or state income tax examinations in process.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
Effective January 1, 2007, the Company adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FAS No. 109, Accounting for Income Taxes (FIN 48). The Interpretation defines the threshold for recognizing the financial impact of uncertain tax provisions in accordance with FAS 109. An enterprise must recognize, in its financial statements, the best estimate of the impact of a tax position if that position is “more-likely-than-not” of being sustained on audit based solely on the technical merits of the position on the reporting date.
In evaluating whether the probable recognition threshold has been met, FIN 48 requires the presumption that the tax position will be evaluated during an audit by taxing authorities. The term “more-likely-than-not” is defined as a likelihood of more than 50 percent. Individual tax positions that fail to meet the recognition threshold will generally result in (a) reductions in deferred tax assets or increases in deferred tax liabilities or (b) increases in a liability for income taxes payable or reduction of an income tax refund receivable. See note 14 for additional income tax information.
Trust Department
Property held by the Bank in fiduciary or agency capacity for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.
Earnings per Share
Earnings per share is computed as follows:

	2007	2006	2005
Net income, basic and diluted	$7,799,976	10,875,205	9,915,278
Average shares outstanding	4,171,163	4,169,847	4,169,847
Effect of dilutive stock options	39,681	34,700	29,012

Average shares outstanding including dilutive stock options	$4,210,844	4,204,547	4,198,859

Net income per share, basic	$1.87	2.61	2.38
Net income per share, diluted	1.85	2.59	2.36
Stock options that have a strike price greater than the current market price are considered anti-dilutive. For the years ended December 31, 2007, 2006, and 2005, 6,082, 4,482, and 6,149 shares of stock, respectively, are excluded in the calculation because their effect would be anti-dilutive.
Consolidated Statements of Cash Flows
For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of federal funds sold and securities sold or purchased under agreements to resell, cash, and due from banks.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
Stock Options
The Company maintains a stock-based incentive program. Prior to 2006, the Company applied the intrinsic value-based method, as outlined in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB No. 25) and related interpretations, in accounting for stock options granted under these programs. Under the intrinsic value-based method, no compensation expense was recognized if the exercise price of the Company’s employee stock options equaled the market price of the underlying stock on the date of the grant. Accordingly, prior to 2006, no compensation cost was recognized in the consolidated statements of income for stock options granted to employees, since all options granted under the company’s share incentive programs had an exercise price equal to the fair value of the underlying common stock on the date of the grant.
Effective January 1, 2006, the Company adopted SFAS No. 123(R) Share-Based Payment. This statement replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB No. 25. SFAS No. 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. This statement was adopted using the modified prospective method of application, which requires the Company to recognize compensation expense on a prospective basis. Therefore, prior period financial statements have not been restated. Under this method, in addition to reflecting compensation expense for new share-based awards, expense is also recognized to reflect the remaining service period of awards that had been included in pro forma disclosures in prior periods. SFAS No. 123(R) also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows.
The following table illustrates the effect on net income and earnings per share if the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, had been applied to all outstanding and unvested awards in the prior period ended December 31, 2005:

Net income:
As reported	$9,915,278
Deduct total stock-based employee compensation expense determined under fair-value based method for all awards, net of tax	(142,799)

Pro forma	$9,772,479

Pro forma earnings per common share:
As reported basic	$2.38
Pro forma basic	2.34

As reported diluted	2.36
Pro forma diluted	2.33
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
Treasury Stock
The purchase of the Company’s common stock is recorded at cost. Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such stock.
Comprehensive Income
The Company reports comprehensive income in the consolidated statements of stockholders’ equity and comprehensive income (loss).
Recently Issued Accounting Standards
In December 2007, the FASB issued SFAS No. 141R, Business Combinations (Statement 141R) and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment to ARB No. 51 (Statement 160). Statements 141R and 160 require most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. Statement 141R will be applied to business combinations occurring after the effective date. Statement 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. The Company is currently evaluating the impact of adopting SFAS 141R and Statement 160 on its results of operations and financial position. However, it is not expected to have a material impact on the Company’s financial position or results of operations.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 gives the Company the irrevocable option to carry most financial assets and liabilities at fair value that are not currently required to be measured at fair value. If the fair value option is elected, changes in fair value would be recorded in earnings at each subsequent reporting date. SFAS 159 is effective for the Company’s 2008 fiscal year. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, and results of operations. However, it is not expected to have a material impact on the Company’s financial position or results of operations.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. SFAS No.157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The statement does not require any new fair value measures. The statement is effective for fair value measures already required or permitted by other standards for fiscal years beginning after November 15, 2007. The Company is required to adopt SFAS 157 beginning on January 1, 2008. SFAS 157 is required to be applied prospectively, except for certain financial instruments. Any transition adjustment will be recognized as an adjustment to opening retained earnings in the year of adoption. In November 2007, the FASB proposed a one-year deferral of SFAS No.157’s fair-value measurement requirements for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis. The Company is currently evaluating the impact of adopting SFAS No.157 on its results of operations and financial position.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
However, it is not expected to have a material impact on the Company’s financial position or results of operations.
In September 2006, the FASB’s Emerging Issues Task Force reached a consensus on Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (EITF 06-4). EITF 06-4 provides guidance on the accounting for arrangements in which an employer owns and controls the insurance policy and has agreed to share a portion of the cash surrender value and/or death benefit with the employee. This guidance requires an employer to record a postretirement benefit, in accordance with FASB Statement No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions or APB Opinion No. 12, Omnibus Opinion-1967, if there is an agreement by the employer to share a portion of the proceeds of a life insurance policy with the employee during the postretirement period. This guidance is effective for reporting periods beginning after December 15, 2007. The Company is currently evaluating the impact of adopting EITF 06-4 on its financial position and results of operations. However, it is not expected to have a material impact on the financial position or results of operations.
Effective January 1, 2007, the Company adopted SFAS No. 156, Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 156 requires all separately recognized servicing assets and liabilities to be initially measured at fair value. In addition, entities are permitted to choose to either subsequently measure servicing rights at fair value and report changes in fair value in earnings, or amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess the rights for impairment. The Company is using the amortized cost method of accounting for servicing assets. The adoption had no material impact on the Company’s financial position or results of operations.
Reclassifications
Certain prior year information has been reclassified to conform to the current year presentation.
(2)	Acquisitions

On May 2, 2005 the Company acquired 100% of the outstanding common shares of Bank 10 from Drexel Bancshares, Inc. of Belton, Missouri. Accordingly, the results of operations of Bank 10 have been included in the condensed consolidated financial statements since the date of acquisition. Bank 10 has branches in Belton, Drexel, Independence, Harrisonville, and Raymore, Missouri.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
A summary of unaudited pro forma combined financial information for the year ended December 31, 2005 for the Company and Bank 10 as if the transaction had occurred on January 1, 2005 follows:

December 31, 2005
Net interest income	$35,399,301

Net income	10,109,876

Basic earnings per share	$2.42

Diluted earnings per share	$2.41
(3)	Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Bank are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2007 and 2006, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the regulatory authorities categorized the bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Bank’s categories.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
The actual and required capital amounts and ratios for the Company and the Bank as of December 31, 2007 and 2006 are as follows (dollars in thousands):

	2007
					To be well capitalized
					under prompt corrective
	Actual		Capital requirements		action provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Company	$123,970	13.24%	$74,925	8.00%	—	—%
Hawthorn Bank	115,395	12.35	74,740	8.00	93,425	10.00

Tier I capital (to risk-weighted assets):
Company	103,754	11.08	37,463	4.00	—	—
Hawthorn Bank	106,113	11.36	37,370	4.00	56,055	6.00

Tier I capital (to adjusted average assets):
Company	103,754	9.12	34,148	3.00	—	—
Hawthorn Bank	106,113	9.33	34,126	3.00	56,876	5.00

	2006
					To be well capitalized
					under prompt corrective
	Actual		Capital requirements		action provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Company	$118,184	13.84%	$68,293	8.00%	—	—%
Hawthorn Bank	110,316	12.93	68,234	8.00	85,292	10.00

Tier I capital (to risk-weighted assets):
Company	96,300	11.28	34,147	4.00	—	—
Hawthorn Bank	101,451	11.89	34,117	4.00	51,175	6.00

Tier I capital (to adjusted average assets):
Company	96,300	8.77	32,937	3.00	—	—
Hawthorn Bank	101,451	9.25	32,892	3.00	54,820	5.00
Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Bank is subject to regulations which require the maintenance of minimum capital requirements. At December 31, 2007, unappropriated retained earnings of approximately $25,079,000 were available for the declaration of dividends to the Company without prior approval from regulatory authorities.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(4)	Loans

A summary of loans, by classification, at December 31, 2007 and 2006 is as follows:

	2007	2006
Commercial	$151,487,677	145,696,898
Real estate — construction	147,432,123	150,890,994
Real estate — mortgage	575,551,891	478,852,928
Installment and other consumer	36,738,062	36,967,543
Unamortized loan origination fees and costs, net	68,358	(95,604)

	911,278,111	812,312,759
Less allowance for loan losses	9,281,848	9,015,378

	$901,996,263	803,297,381

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson and Lee’s Summit, Missouri. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles.

Following is a summary of activity in 2007 of loans made by the Bank to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present unfavorable features.

Balance at December 31, 2006	$15,557,446
New loans	1,295,380
Transfers of officers and directors out of executive category	(8,225,519)
Payments received	(2,150,993)

Balance at December 31, 2007	$6,476,314

(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
Changes in the allowance for loan losses for 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Balance, beginning of year	$9,015,378	9,084,774	7,495,594
Allowance for loan losses of acquired subsidiary at date of acquisition	—	—	1,418,084
Provision for loan losses	1,154,216	1,325,733	1,321,612
Charge-offs	(1,307,644)	(1,850,904)	(1,321,154)
Recoveries of loans previously charged off	419,898	455,775	170,638

Balance, end of year	$9,281,848	9,015,378	9,084,774

A summary of nonaccrual and other impaired loans at December 31, 2007 and 2006 is as follows:

	2007	2006
Nonaccrual loans	$4,538,364	4,868,190
Impaired loans continuing to accrue interest	4,026,976	9,187,402

Total impaired loans	$8,565,340	14,055,592

Allowance for loan losses on impaired loans	$3,256,342	3,287,231
Impaired loans with no specific allowance for loan losses	500,236	3,117,489

Loans past due 90 days or more continuing to accrue interest	$1,545,030	197,271
The average balance of impaired loans during 2007 and 2006 was $8,915,000 and $12,219,000, respectively.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
A summary of interest income on nonaccrual and other impaired loans for 2007, 2006, and 2005 is as follows:

		Impaired
		loans
	Nonaccrual	continuing to
	loans	accrue interest	Total
2007:
Income recognized	$329,566	359,229	688,795
Interest income had interest accrued	744,675	359,229	1,103,904

2006:
Income recognized	62,793	578,766	641,559
Interest income had interest accrued	896,102	578,766	1,474,868

2005:
Income recognized	252,901	136,467	389,368
Interest income had interest accrued	766,693	136,467	903,160
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(5)	Investment in Debt and Equity Securities

The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2007 and 2006 are as follows:

	2007
		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gains	losses	Fair value
Government sponsored enterprises	$86,862,693	583,028	75,323	87,370,398
Asset-backed securities	10,861,809	50,869	20,442	10,892,236
Obligations of states and political subdivisions	52,883,289	646,153	49,621	53,479,821

Total available for sale securities	$150,607,791	1,280,050	145,386	151,742,455

	2006
		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gains	losses	Fair value
U.S. treasuries	$1,070,110	—	2,090	1,068,020
Government sponsored enterprises	122,692,450	86,038	1,009,597	121,768,891
Asset-backed securities	5,163,716	3,410	98,845	5,068,281
Obligations of states and political subdivisions	55,660,825	346,948	346,830	55,660,943

Total available for sale securities	$184,587,101	436,396	1,457,362	183,566,135

Equity securities recorded at cost consist primarily of Federal Home Loan Bank Stock, Federal Reserve Stock, and the Company’s interest in the statutory trusts described in note 11.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2007, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized	Fair
	cost	value
Due in one year or less	$41,254,866	41,237,300
Due after one year through five years	59,679,247	60,342,540
Due after five years through ten years	27,848,726	28,190,781
Due after ten years	10,963,143	11,079,598

	139,745,982	140,850,219

Asset-backed securities	10,861,809	10,892,236

	$150,607,791	151,742,455

Debt securities with carrying values aggregating approximately $110,551,000 and $109,492,000 at December 31, 2007 and 2006, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

Proceeds of $6,910,634 and gross losses of $1,747 were recorded on the sales of debt securities in 2007. Proceeds of $1,985,257 and gross losses of $18,351 were recorded on the sales of debt securities in 2006. Proceeds of $3,199,925 and gross losses of $25,416 were recorded on the sales of debt securities in 2005.

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007, were as follows:

	Less than 12 months		12 months or more			Total
					Number of
	Fair	Unrealized	Fair	Unrealized	Investment	Fair	Unrealized
	Value	Losses	Value	Losses	Positions	Value	Losses
Government sponsored enterprises	$—	—	23,772,426	(75,323)	21	23,772,426	(75,323)
Asset-backed securities	109,678	(313)	1,815,773	(20,129)	20	1,925,451	(20,442)
Obligations of states and political subdivisions	1,640,819	(18,247)	13,393,396	(31,373)	49	15,034,215	(49,620)

	$1,750,497	(18,560)	38,981,595	(126,825)	90	40,732,092	(145,385)

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
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
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

(6)	Premises and Equipment

A summary of premises and equipment at December 31, 2007 and 2006 is as follows:

	2007	2006
Land and land improvements	$10,155,282	9,696,480
Buildings and improvements	31,190,973	24,229,498
Furniture and equipment	11,241,357	12,370,088
Construction in progress	166,318	2,024,514

	52,753,930	48,320,580

Less accumulated depreciation	12,210,384	13,613,723

	$40,543,546	34,706,857

Depreciation expense for the past three years is as follows:

	Year ended
	December 31,
	2007	2006	2005
Depreciation expense	$2,050,122	1,910,070	1,780,696
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(7)	Goodwill and Other Intangible Assets

A summary of goodwill and other intangible assets at December 31, 2007 and 2006 is as follows:

	2007	2006
Goodwill	$40,323,775	40,323,775
Core deposit intangible	2,831,540	3,753,877

	$43,155,315	44,077,652

The gross carrying amount and accumulated amortization of the Company’s amortized intangible assets for the years ended December 31, 2007 and 2006 are as follows:

	Year ended December 31,
	2007		2006
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Amortized intangible assets:
Core deposit intangible	$7,060,224	(4,228,684)	7,060,224	(3,306,347)

	$7,060,224	(4,228,684)	7,060,224	(3,306,347)

The aggregate amortization expense of intangible assets subject to amortization for the past three years is as follows:

	Year ended
	December 31,
	2007	2006	2005
Aggregate amortization expense	$922,337	1,032,583	806,896
The estimated amortization expense for the next five years is as follows:

For the year ending:
2008	$701,443
2009	626,111
2010	526,477
2011	434,763
2012	408,062
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(8)	Mortgage Servicing Rights

Mortgage loans serviced for others totaled approximately $209,734,000 and $215,700,000 at December 31, 2007 and 2006, respectively. Mortgage servicing rights totaled approximately $1,185,000 and $1,350,000 at December 31, 2007 and 2006, respectively.

Changes in the balance of servicing assets related to the loans serviced by Hawthorn Bank for the years ended December 31, 2007 and 2006 are as follows:

Balance at December 31, 2005	$1,536,331
Additions	239,873
Amortization	(425,829)

Balance at December 31, 2006	1,350,375
Additions	285,273
Amortization	(450,780)

Balance at December 31, 2007	$1,184,868

The Company’s mortgage servicing rights are amortized in proportion to the related estimated net servicing income on a straight line basis over the estimated lives of the related mortgages which is seven years. The estimated amortization expense for the next five years is as follows:

For the year ending:
2008	$352,000
2009	266,000
2010	182,000
2011	149,000
2012	121,000
(9)	Deposits

The scheduled maturities of time deposits are as follows (in thousands):

	2007	2006
Due within:
One year	$379,927	378,732
Two years	36,868	48,996
Three years	27,912	12,057
Four years	5,790	8,186
Five years	3,053	3,975
Thereafter	130	159

	$453,680	452,105

(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(10)	Securities Sold Under Agreements to Repurchase

Information relating to securities sold under agreements to repurchase is as follows:

	2007	2006
Average daily balance	$26,806,926	41,308,902
Maximum balance at month-end	28,704,922	56,027,169
Year end balance	18,364,863	27,320,492
Weighted average interest rate at year-end	3.24%	4.35%
Weighted average interest rate for the year	4.23%	4.25%
The securities underlying the agreements to repurchase are under the control of the Bank.

Under agreements with unaffiliated banks, the Bank may borrow up to $75,000,000 in federal funds on an unsecured basis and $8,000,000 on a secured basis at December 31, 2007. As of December 31, 2007 and 2006, the Bank had $7,365,000 and $2,140,000, respectively, in federal funds purchased.

(11)	Subordinated Notes

On March 17, 2005, Exchange Statutory Trust II, a newly formed business trust issued $23,000,000 of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The interest rate on the TPS is a fixed rate at 6.30% for five years then converting to a floating rate. The floating rate will be based on a specific margin above three-month LIBOR. The TPS can be prepaid without penalty at any time after five years from the issuance date.

The TPS represent preferred interests in the trust. The Company invested approximately $712,000 in common interests in the trust and the purchaser in the private placement purchased $23,000,000 in preferred interests. The proceeds were used by the trust to purchase from the Company its 30-year deeply subordinated debentures whose terms mirror those stated above for the TPS. The debentures are guaranteed by the Company pursuant to a subordinated guarantee. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The trustee for the TPS holders is U.S. Bank, N.A. The trustee does not have the power to take enforcement action in the event of a default under the TPS for five years from the date of default. In the event of default, however, the Company would be precluded from paying dividends until the default is cured.

The proceeds of the private placement TPS were used by the Company to facilitate the Bank 10 acquisition as described in note 2.

On March 17, 2004, Exchange Statutory Trust I, a newly formed Delaware business trust and subsidiary of the Company issued $25,000,000 of floating TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (7.96% at December 31, 2007). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. The net proceeds to the Company from the sale of the junior subordinated debentures, after deducting underwriting commissions and estimated offering expenses, were approximately $25,000,000. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
The TPS mature on March 17, 2034. That maturity date may be shortened to a date not earlier than March 17, 2009 if certain conditions are met. A portion of the proceeds from the offering were used to repay $11,000,000 of previously outstanding indebtedness with the remaining available for cash operating reserves at the holding company level.

The Exchange Statutory Trusts are not consolidated in the Company’s financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2007 and 2006 were $49,486,000 for both periods. The Company recorded the investments in the common securities issued by the Exchange Statutory Trusts and corresponding obligations of the subordinated notes, as well as interest income and interest expense on the investments and obligations.

(12)	Other Borrowed Money

Other borrowed money at December 31, 2007 and 2006 is summarized as follows:

	2007	2006
Federal Home Loan Bank of Des Moines advances, weighted average rates of 4.86% and 4.92% at December 31, 2007 and 2006, respectively, due at various dates through 2013	$77,915,027	47,368,315

The advances from the Federal Home Loan Bank of Des Moines are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank of Des Moines stock, as well as mortgage loans equal to 125% to 175% (based on collateral type) of the outstanding advance balance, to secure amounts borrowed at the Bank. The Bank has $12,000,000 and $5,000,000 of FHLB advances callable on February 27, 2008 and March 3, 2008, respectively. Based upon the collateral pledged to the Federal Home Loan Bank of Des Moines at December 31, 2007, the Bank had a credit line of $117,789,000, of which $39,774,000 was available for additional borrowings.

The Company also has a $20,000,000 line of credit with an unaffiliated bank secured by subsidiary stock. The interest rate charged on borrowings under the line is equal to the 30 day LIBOR plus 150 basis points and adjusts quarterly. The Company pays no fees on the unused portion of the line of credit. The line of credit was renewed in January 2008 and is now due December 2008. There was no outstanding balance on the line of credit at December 31, 2007 or 2006.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
The scheduled principal reduction of other borrowed money at December 31, 2007 is as follows:

2008	$48,157,545
2009	12,733,762
2010	16,062,743
2011	575,989
2012	258,528
2013 and thereafter	126,460

$77,915,027

(13)	Reserve Requirements and Compensating Balances

The Federal Reserve Bank required the Bank to maintain cash or balances of $14,545,000 and $6,595,000 at December 31, 2007 and 2006, respectively, to satisfy reserve requirements.

Average compensating balances held at correspondent banks were $1,333,000 and $3,248,000 at December 31, 2007 and 2006, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(14)	Income Taxes

The composition of income tax expense (benefit) for 2007, 2006, and 2005 is as follows:

	2007	2006	2005
Current:
Federal	$3,549,527	4,252,932	4,326,338
State	60,297	177,491	142,234

Total current	3,609,824	4,430,423	4,468,572

Deferred	(364,585)	477,444	(141,872)

Total income tax expense	$3,245,239	4,907,867	4,326,700

Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

	2007	2006	2005
Tax at statutory Federal income tax rate	$3,765,825	5,447,567	4,884,692
Tax-exempt income	(628,158)	(685,580)	(599,641)
State income tax, net of Federal tax benefit	39,796	115,369	92,452
Other, net	67,776	30,511	(50,803)

	$3,245,239	4,907,867	4,326,700

(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
     The components of deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are as follows:

	2007	2006
Deferred tax assets:
Allowance for loan losses	$3,619,921	2,659,053
Nonaccrual loan interest	237,133	45,647
Core deposit intangible	560,243	302,703
Available-for-sale securities	—	353,437
Accrued pension expense	126,670	209,505
Deferred compensation	136,789	106,889
Other	400,843	281,763

Total deferred tax assets	5,081,599	3,958,997

Deferred tax liabilities:
Premises and equipment	725,693	805,482
Mortgage servicing rights	111,849	93,849
FHLB stock dividend	102,921	92,365
Available-for-sale securities	443,228	—
Intangible assets	2,260,390	1,266,329
Other	507,668	119,531

Total deferred tax liabilities	4,151,749	2,377,556

Net deferred tax asset	$929,850	1,581,441

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2007 and, therefore, has not established a valuation reserve.

At December 31, 2007, the accumulation of prior years’ earnings representing tax bad debt deductions of the Bank was $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, the Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.

Effective January 1, 2007, the Company adopted FIN 48. The interpretation defines the threshold for recognizing the financial impact of uncertain tax provisions in accordance with FAS 109. An enterprise must recognize, in its financial statements, the best estimate of the impact of a tax position if that position is “more-likely-than-not” of being sustained on audit based solely on the technical merits of the position on the reporting date.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
In evaluating whether the probable recognition threshold has been met, FIN 48 requires the presumption that the tax position will be evaluated during an audit by taxing authorities. The term “more-likely-than-not” is defined as a likelihood of more than 50 percent. Individual tax positions that fail to meet the recognition threshold will generally result in (a) reductions in deferred tax assets or increases in deferred tax liabilities or (b) increases in a liability for income taxes payable or reduction of an income tax refund receivable. As of December 31, 2007, the Company had $957,000 of gross unrecognized tax benefits of which $645,000 would impact the effective tax rate, if recognized. The Company expects a reduction of $208,000 in gross unrecognized tax benefits during 2008 as a result of the state statute of limitations closing for the 2004 tax year. The unrecognized tax benefits are related to various federal and state tax positions.

FIN 48 also provides guidance on disclosure, accrual of interest and penalties, accounting in interim periods, and transition. As of December 31, 2007, interest accrued was approximately $104,000. The unrecognized tax benefits are as follows:

Unrecognized tax benefits as of January 1, 2007	$1,015,361

Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during prior years	(164,793)

Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during 2007	340,351

Reductions to unrecognized benefits as a result of a lapse of the applicable statute of limitations	(234,342)

Unrecognized tax benefits as of December 31, 2007	$956,577

(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
(15)	Pension and Retirement Plans

The Company provides a noncontributory defined benefit pension plan for all full-time employees.

Pension expense for 2007, 2006, and 2005 is as follows:

	2007	2006	2005
Service cost—benefits earned during the year	$797,675	620,564	471,319
Interest costs on projected benefit obligations	364,406	318,142	276,245
Expected return on plan assets	(385,269)	(369,164)	(368,873)
Net amortization and deferral	—	—	(26,632)
Amortization of prior service cost	78,628	78,628	39,315
Amortization of net gains	(18,152)	(2,601)	—

Pension expense	$837,288	645,569	391,374

As a result of adopting SFAS No. 158 on December 31, 2006, the measurement date used to determine pension benefit measures for the pension plan was changed to December 31. Prior to 2006, the measurement date was November 1.

A summary of the activity in the Plan’s projected benefit obligation, assets, funded status, accumulated benefit obligation, and amounts recognized in the Company’s consolidated balance sheets at December 31, 2007 and 2006 are as follows:

	2007	2006
Projected benefit obligation:
Balance, January 1	$6,855,269	6,184,323
Service cost	797,675	723,991
Interest cost	364,406	371,166
Actuarial gain	(451,125)	(120,800)
Benefits paid	(273,225)	(303,411)

Balance, December 31	$7,293,000	6,855,269

Accumulated benefit obligation	$5,495,000	5,155,626

(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005

	2007	2006
Plan assets:
Fair value, January 1	$6,256,681	5,584,438
Actual return	389,932	975,654
Employer contribution	594,817	—
Benefits paid	(273,225)	(303,411)

Fair value, December 31	$6,968,205	6,256,681

Funded status:
Projected benefit obligation	$(7,293,000)	(6,855,269)
Plan assets at fair value	6,968,205	6,256,681

Pension benefit liability	$(324,795)	(598,588)

Amounts recognized in accumulated other comprehensive income consist of:

	Pension benefits
	2007	2006
Net actuarial gain	$(18,152)	(434)
Prior service costs	78,628	13,105

	$60,476	12,671

The net actuarial gain and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit pension cost for 2008 are $52,879 and $78,628, respectively.

Assumptions utilized to determine benefit obligations as of December 31, 2007, 2006 and 2005 and to determine pension expense for the year then ended are as follows:

	2007	2006	2005
Benefit obligation:
Discount rate	6.25%	5.50%	5.25%
Annual rate of compensation increase	4.50%	4.50%	5.00%

Pension expense:
Discount rate for the service cost	5.50%	5.25%	5.25%
Annual rate of compensation increase	4.50%	5.00%	6.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories or plan assets. The approximate weighted-average asset allocation of the plan’s assets at December 31, 2007 and 2006 were as follows: equity securities 79% and 83%, debt securities 14% and 13% and other assets 7% and 4%, respectively. The Company’s investment goals are to invest the assets in a manner that they benefit both the current beneficiaries and the future beneficiaries of the pension plan, while minimizing the risk to the overall portfolio. The Company addresses these issues by diversifying the assets through investments in domestic and international fixed income securities and domestic and international equity securities. The assets are readily marketable and can be sold to fund benefit payment obligations as they become payable. The benefits expected to be paid in the years 2008 to 2012 are $279,000, $273,000, $306,000, $340,000, and $353,000, respectively. The aggregate benefits expected to be paid in the five years from 2013 to 2017 are $2,438,000.

Under the provisions of the Pension Protection Act of 2006 the Company may make a contribution to the defined benefit pension plan in 2008 up to $1,000,000. The Company has not made a determination if it will make a contribution in 2008.

In addition to the pension plan described above, the Company provides a 401k profit-sharing plan which covers all full-time employees. The Company makes annual contributions in an amount up to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for Federal income tax purposes. In addition, employees may make additional tax-deferred contributions. Company contributions to the profit-sharing plan for 2007, 2006, and 2005 were $758,778, $1,051,140, and $864,096, respectively. Beginning in 2008, the plan has been amended to a matching 401k plan in which the Company will match the first 3% of eligible employee contributions.

In 2005, Bank 10 of Belton had a 401k plan covering all eligible employees. Matching contributions by Bank 10 to the 401k plan for 2005 were $98,490.

(16)	Stock Compensation

The Company’s stock option plan provides for the grant of options to purchase up to 450,000 shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries. All options have been granted at exercised prices equal to fair value and vest over periods ranging from four to five years, except 4,821 options to acquire shares issued in 2002 that vested immediately.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
The following table summarizes the Company’s stock option activity:

				Weighted average
	Number of shares			exercise price
	December 31			December 31
	2007	2006	2005	2007	2006	2005
Outstanding, beginning of year	202,739	160,809	125,391	$24.54	24.54	23.44
Granted	48,104	44,276	35,418	33.50	29.95	28.45
Exercised	(4,649)	—	—	20.13	—	—
Canceled	(3,226)	(2,346)	—	30.53	29.95	—

Outstanding, end of year	242,968	202,739	160,809	27.23	25.66	24.54

Exercisable, end of year	140,186	111,025	77,361	23.63	21.82	19.92
Options outstanding at December 31, 2007 had a remaining contractual life of approximately seven years and an intrinsic value of $495,000. Options outstanding at December 31, 2006 had a remaining contractual life of approximately seven years and an intrinsic value of $1,280,000.

Options exercisable at December 31, 2007 had a weighted average remaining contractual life of approximately five years and an intrinsic value of approximately $495,000. Options exercisable at December 31, 2006 had a weighted average remaining contractual life of approximately six years and an intrinsic value of approximately $1,104,000. During 2007, 4,649 stock options were exercised. No stock options were exercised during 2006 or 2005.

Total stock-based compensation expense for the year ended December 31, 2007 and 2006 was $265,000 ($172,000 after tax) and $218,000 ($142,000 after tax), respectively. Prior to January 1, 2006, the Company applied APB Opinion No. 25 in accounting for the stock options and, accordingly, no compensation cost has been recognized in the consolidated financial statements for 2005. As of December 31, 2007, the total unrecognized compensation expense related to non-vested stock awards was $501,000 and the related weighted average period over which it is expected to be recognized is approximately two years.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
The weighted average grant-date fair values of stock options granted during the following years and the weighted average significant assumptions used to determine those fair values, using the Black-Scholes option-pricing model, are as follows:

	2007	2006	2005
Options issued during:
Grant date fair value per share	$7.13	6.13	6.30
Significant assumptions:
Risk-free interest rate at grant date	4.49%	4.61%	3.86%
Expected annual rate of quarterly dividends	2.50	2.80	2.30
Expected stock price volatility	20	20	22
Expected life to exercise (years)	6.25	6.25	6.25
(17)	Condensed Financial Information of Parent Company Only

The condensed balance sheets as of December 31, 2007 and 2006 and the related condensed statements of income and cash flows for the years ended December 31, 2007, 2006 and 2005 of the Company are as follows:
Condensed Balance Sheets

	2007	2006
Assets
Cash and due from bank subsidiaries	$10,388,672	8,717,354
Investment in equity securities	1,486,000	1,486,000
Investment in subsidiaries	150,009,972	144,799,226
Premises and equipment	13,106	—
Deferred tax asset	—	408,391
Other assets	424,959	117,110

Total assets	$162,322,709	155,528,081

Liabilities and Stockholders’ Equity

Subordinated notes	$49,486,000	49,486,000
Deferred tax liability	96,214	—
Other liabilities	1,541,672	1,097,491
Stockholders’ equity	111,198,823	104,944,590

Total liabilities and stockholders’ equity	$162,322,709	155,528,081

(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
Condensed Statements of Income

	2007	2006	2005
Revenue:
Interest and dividends received from subsidiaries	$8,086,795	6,079,171	7,682,498
Other	1,308,622	105,954	141,141

Total revenue	9,395,417	6,185,125	7,823,639

Expenses:
Interest on subordinated notes	3,617,254	3,528,418	2,747,293
Other	3,692,462	819,721	554,190

Total expenses	7,309,716	4,348,139	3,301,483

Income before income tax benefit and equity in undistributed income of subsidiaries	2,085,701	1,836,986	4,522,156
Income tax benefit	1,908,564	1,349,640	1,053,330
Equity in undistributed income of subsidiaries	3,805,711	7,688,579	4,339,792

Net income	$7,799,976	10,875,205	9,915,278

(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
Condensed Statements of Cash Flows

	2007	2006	2005
Cash flows from operating activities:
Net income	$7,799,976	10,875,205	9,915,278
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,276	—	—
Equity in undistributed income of subsidiaries	(3,805,711)	(7,688,579)	(4,339,792)
Stock based compensation expense	264,881	218,245	—
Other, net	973,726	22,750	97,372

Net cash provided by operating activities	5,236,148	3,427,621	5,672,858

Cash flows from investing activities:
Purchase of premise and equipment	(16,382)	—	—
Acquisition of subsidiary, net of cash acquired	—	—	(34,020,004)

Net cash used in investing activities	(16,382)	—	(34,020,004)

Cash flows from financing activities:
Purchase of available for sale securities	—	—	(712,000)
Proceeds from issuance of subordinated notes	—	—	23,712,000
Purchase of treasury stock	(145,300)	—	—
Proceeds issuance of treasury stock	100,427	—	—
Cash dividends paid	(3,503,575)	(3,502,672)	(3,377,576)

Net cash provided by (used in) financing activities	(3,548,448)	(3,502,672)	19,622,424

Net increase (decrease) in cash and due from banks	1,671,318	(75,051)	(8,724,722)

Cash and due from banks at beginning of year	8,717,354	8,792,405	17,517,127

Cash and due from banks at end of year	$10,388,672	8,717,354	8,792,405

During 2007, the Company changed the name of Citizen Union State Bank to Hawthorn Bank, and combined Osage Valley Bank, Bank 10 and Exchange National Bank into Hawthorn Bank. Concurrent with each combination, the underlying bank charters were sold to unrelated third parties for cash. Included in other income for 2007 is a gain from the sales of charters aggregating $1,200,000.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
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

The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2007, no amounts have been accrued for any estimated losses for these financial instruments.

The contractual amount of off-balance-sheet financial instruments as of December 31, 2007 and 2006 is as follows:

	2007	2006
Commitments to extend credit	$141,414,349	130,260,627
Standby letters of credit	5,680,483	3,996,657
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 2007, approximately $78,012,000 represents fixed-rate loan commitments. Of the total commitments to extend credit at December 31, 2006, approximately $88,552,000 represents fixed-rate loan commitments. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, furniture and equipment, and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers. The approximate remaining term of standby letters of credit range from one month to ten years at December 31, 2007.
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2007 and 2006 is as follows:

	2007		2006
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Assets:
Loans	$901,996,263	911,309,000	803,297,381	809,906,000
Investment in debt and equity securities	157,368,505	157,368,505	189,773,310	189,773,310
Federal fund sold and securities purchased under agreements to resell	664,184	664,184	9,922,961	9,922,961
Cash and due from banks	35,209,201	35,209,201	43,077,605	43,077,605
Mortgage servicing rights	1,184,868	2,750,000	1,350,375	3,010,000
Accrued interest receivable	8,764,196	8,764,196	8,773,686	8,773,686

	$1,105,187,217	1,116,065,086	1,056,195,318	1,064,463,562

Liabilities:
Deposits:
Demand	$138,355,520	138,355,520	138,885,883	138,885,883
NOW	116,635,508	116,635,508	108,886,884	108,886,884
Savings	43,183,790	43,183,790	48,249,204	48,249,204
Money market	169,402,365	169,402,365	151,737,295	151,737,295
Time	453,680,108	458,141,000	452,105,468	453,230,000
Federal funds purchased and securities sold under agreements to repurchase	25,729,863	25,729,863	29,460,492	29,460,492
Interest-bearing demand notes to U.S. Treasury	—	—	1,735,638	1,735,638
Subordinated notes	49,486,000	49,486,000	49,486,000	49,486,000
Other borrowed money	77,915,027	78,821,000	47,368,315	47,251,000
Accrued interest payable	4,723,965	4,723,965	4,366,250	4,366,250

	$1,079,112,146	1,084,479,011	1,032,281,429	1,033,288,646

(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
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
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2007, 2006 and 2005
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
(Continued)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(20)	Quarterly Financial Information

(unaudited) (In thousands, except per share data)

	First	Second	Third	Fourth
	quarter	quarter	quarter	quarter	Year-to-Date
	2007
Interest income	$18,031	18,137	18,992	19,047	74,207
Interest expense	8,895	9,052	9,667	9,561	37,175

Net interest income	$9,136	9,085	9,325	9,486	37,032

Provision for loan losses	$225	154	225	550	1,154
Noninterest income	2,524	2,849	2,095	2,753	10,221
Noninterest expense	8,134	8,445	8,161	10,314	35,054
Income taxes	994	972	897	382	3,245
Net income	2,307	2,363	2,137	993	7,800

Net income per share:
Basic earnings per share	0.55	0.57	0.51	0.24	1.87
Diluted earnings per share	0.55	0.56	0.51	0.24	1.85

	2006
Interest income	$16,793	17,930	18,314	18,386	71,423
Interest expense	7,334	8,095	8,589	8,748	32,766

Net interest income	$9,459	9,835	9,725	9,638	38,657

Provision for loan losses	$317	311	300	398	1,326
Noninterest income	2,026	2,249	2,216	2,109	8,600
Noninterest expense	7,312	7,458	7,482	7,896	30,148
Income taxes	1,167	1,383	1,301	1,057	4,908
Net income	2,689	2,932	2,858	2,396	10,875

Net income per share:
Basic earnings per share	0.64	0.70	0.69	0.58	2.61
Diluted earnings per share	0.64	0.70	0.68	0.57	2.59

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
     Market Price. Our Company’s common stock trades on Nasdaq’s global select market under the stock symbol of “HWBK.” Prior to our June 2007 name change, our stock symbol was EXJF. The following table sets forth the range of high and low bid prices of our Company’s common stock by quarter for each quarter in 2007 and 2006 in which the stock was traded.

2007	High	Low
First Quarter	36.66	36.20
Second Quarter	36.30	31.04
Third Quarter	33.70	29.85
Fourth Quarter	31.85	24.50

2006	High	Low
First Quarter	30.90	29.00
Second Quarter	30.52	28.21
Third Quarter	31.00	28.25
Fourth Quarter	33.24	29.70
     Shares Outstanding. As of March 3, 2008, our Company had issued 4,298,353 shares of common stock, of which 4,169,495 shares were outstanding. The outstanding shares were held of record by approximately 1,415 persons. The common stock is the only class of equity security which our Company has outstanding.
     Dividends. The following table sets forth information on dividends paid by our Company in 2007 and 2006.

January, 2007	$0.21
April, 2007	0.21
July, 2007	0.21
October, 2007	0.21

Total for 2007	$0.84

January, 2006	$0.21
April, 2006	0.21
July, 2006	0.21
October, 2006	0.21

Total for 2006	$0.84

     Our Board of Directors intends that our Company will continue to pay quarterly dividends at least at the current rate. The actual amount of quarterly dividends and the payment, as well as the amount, of any special dividend ultimately will depend upon the payment of sufficient dividends by our subsidiary Bank to our Company. The payment by our Bank of dividends to our Company will depend upon such factors as our Bank’s financial condition, results of operations and current and anticipated cash needs, including capital requirements. As discussed in Note 3 to our Company’s consolidated financial statements, the Bank may pay up to $25,079,000 in dividends to our Company without regulatory approval subject to the ongoing capital requirements of the Bank.

     Stock Performance Graph. The following performance graph shows a comparison of cumulative total returns for our Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2002, through December 31, 2007. The cumulative total return on investment for each of the periods for our Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at January 1, 2003. The performance graph assumes that the value of an investment in our common stock and each index was $100 at December 31, 2002 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.
The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:

	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Hawthorn Bancshares, Inc.	$100.00	$165.94	$135.91	$143.00	$156.94	$128.00
Nasdaq Composite (U.S. Companies)	$100.00	$150.01	$162.89	$165.13	$180.85	$198.60
Index of financial institutions ($1 billion to $5 billion)	$100.00	$135.99	$167.83	$164.97	$190.90	$139.06

DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

Name	Position with Our Company	Position with Subsidiary Bank	Principal Occupation
James E. Smith	Chairman, Chief Executive Officer and Director-Class I	Chairman, Chief Executive Officer, and Director of Hawthorn Bank	Position with Hawthorn Bancshares and Hawthorn Bank

David T. Turner	President and Director-Class III	President of East Region and Director of Hawthorn Bank	Position with Hawthorn Bancshares and Hawthorn Bank

Charles G. Dudenhoeffer, Jr.	Director-Class I	Director of Hawthorn Bank	Retired

Philip D. Freeman	Director-Class I	Director of Hawthorn Bank	Owner/Manager, Freeman Mortuary, Jefferson City, Missouri

Kevin L. Riley	Director-Class III	Director of Hawthorn Bank	Co-owner, Riley Chevrolet, Inc. and Riley Toyota, Scion, Cadillac, Inc., Jefferson City, Missouri

Julius F. Wall	Director-Class II	Director of Hawthorn Bank	Attorney, Poague, Wall, Eshelman, Cox & Adams, Clinton, Missouri

Gus S. Wetzel, II	Director-Class II	Director of Hawthorn Bank	Physician, Wetzel Clinic, Clinton, Missouri

Richard G. Rose	Chief Financial Officer	Senior Vice President and Chief Financial Officer of Hawthorn Bank	Position with Hawthorn Bancshares and Hawthorn Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer and Corporate Secretary		Position with Hawthorn Bancshares

James H. Taylor	Senior Vice President and Senior Credit Officer		Position with Hawthorn Bancshares
ANNUAL REPORT ON FORM 10-K
A copy of our Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2008 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company’s reasonable expenses in furnishing such exhibits.