Form 10-K, Exhibit 13
period 2008-12-31
HAWTHORN BANCSHARES, INC.
filed 2009-03-16
CIK 893847

Exhibit 13
2008
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Lee’s Summit, Missouri

March 13, 2009
Dear Investors:
With more than 100,000 customers throughout Missouri, 370 employees, and approximately 1,500 shareholders, Hawthorn Bancshares, Inc. is very much a part of the communities in which our 25 branches are located. Operating as Hawthorn Bank, we reflect the strong mid-western values of the communities we serve, and have avoided many of the issues plaguing the financial world. We have not participated in the exotic lending or investment products which appear to have triggered the recent financial downturn.
Goodwill Accounting
Since 1997, Hawthorn Bancshares, Inc. has acquired six community bank partners which generated goodwill on our books. Goodwill represents the amount by which our costs or carrying charges for the net assets acquired exceeds the fair value of such assets at the dates of acquisition. Accounting rules require an annual analysis of this goodwill. Since the value of practically everything that is sold in this economic climate has diminished, so too has the value of our goodwill. During the fourth quarter of 2008, we recognized a goodwill write-down of approximately $40.3 million. It is important to understand that the goodwill write-down did not affect cash, cash earnings, liquidity, or regulatory capital.
Our Results
In spite of the impact of the current recession, in 2008 we continued to have cash earnings and we continued to pay dividends. Many banks in Missouri and across the nation are unable to say this. Our 2008 cash earnings were $0.61 per common diluted share before recognizing a non-cash goodwill adjustment of $40.3 million which resulted in a $7.39 net loss per diluted common share. Hawthorn Bancshares, Inc. paid a dividend for each quarter of 2008 and, on April 1, 2009, will pay a common stock dividend of $.21 per share.
U.S. Treasury Program
During the fourth quarter of 2008, we were approved for and received $30.3 million from the U.S. Treasury as part of their Capital Purchase Program. Contrary to popular belief, this was neither a bailout nor free. This U.S. Treasury program was offered to strengthen already healthy institutions to ensure their continued ability to lend to creditworthy borrowers. While we already met the regulatory requirements for being “well capitalized” without participating in this program, we felt it is prudent during this recessionary period to obtain the additional capital and liquidity that the program offered.
2009
We are all seeing the impact of the recession descending on our communities. Layoffs and slowdowns are becoming a daily occurrence. Because this affects you, it affects us. We believe the financial downturn is not going to turn around quickly. Unless a customer has abandoned their business or home, our goal is to work with the customer to avoid a foreclosure or repossession. Since our founding in the 19th Century, our bank and our customers have worked together through the Panic of 1907, The Great Depression, the recession of the early 1980’s and several recessions in between. As troubling as this recession may appear, we will again work through it together. We must keep in mind that economic ups and downs are always temporary.
Sincerely,

James E. Smith
Chairman & Chief Executive Officer
Hawthorn Bancshares | 300 S.W. Longview Blvd. | Lee’s Summit, MO 64081-2101 | T 816.268.6318 | F 816.268.6318 | NASDAQ:HWBK

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
Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•	competitive pressures among financial services companies may increase significantly,

•	changes in the interest rate environment may reduce interest margins,

•	general economic conditions, either nationally or in Missouri, may be less favorable than expected and may adversely affect the quality of our loans and other assets,

•	increases in non-performing assets in our loan portfolios and adverse economic conditions may necessitate increases to our provisions for loan losses,

•	costs or difficulties related to the integration of the business of Hawthorn and its acquisition targets may be greater than expected,

•	legislative or regulatory changes may adversely affect the business in which Hawthorn and its subsidiaries are engaged, and

•	changes may occur in the securities markets.
     We have described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
     Through its branch network, our Company, Hawthorn Bancshares, Inc., provides a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. We also provide a wide range of lending services, including real estate, commercial, installment, and other consumer loans. Other financial services that we provide include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The geographic areas in which we provide our products and services include the communities in and surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson and Lee’s Summit, Missouri. The products and services are offered to customers primarily within these geographical areas.
     Our Company’s primary source of revenue is net interest income derived primarily from lending and deposit taking activities. A secondary source of revenue is investment income. Our Company also derives income from trust, brokerage, credit card and mortgage banking activities and service charge income.
     Much of our Company’s business is commercial, commercial real estate development, and mortgage lending. Our Company has experienced continued strong loan demand in the communities within which we operate even during the current economic slowdown. Our Company’s income from mortgage brokerage activities is directly dependent on mortgage rates and the level of home purchases and refinancings.
     The successes of our Company’s growth strategy depends primarily on the ability of our banking subsidiary to generate an increasing level of loans and deposits at acceptable risk levels and on acceptable terms without significant increases in non-interest expenses relative to revenues generated. Our Company’s financial performance also depends, in part, on our ability to manage various portfolios and to successfully introduce additional financial products and services by expanding new and existing customer relationships, utilizing improved technology, and enhancing customer satisfaction. Furthermore, the success of our Company’s growth strategy depends on our ability to maintain sufficient regulatory capital levels during general economic conditions and during economic conditions that are beyond our control.
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
     The deposit accounts of our Bank are insured by the Federal Deposit Insurance Corporation or “FDIC” to the extent provided by law. The operations of our Bank are supervised and regulated by the FDIC and the Missouri Division of Finance. Periodic examinations of our Bank are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of shareholders. Hawthorn Bancshares is subject to supervision and examination by the Federal Reserve Board.
     Except as otherwise provided herein, references herein to “Hawthorn” or our “Company” include Hawthorn and its consolidated subsidiaries, and references herein to our “Bank” refers to Hawthorn Bank and its constituent predecessors.

SELECTED CONSOLIDATED FINANCIAL DATA
     The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2008. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.

Income Statement Data
(In thousands, except per share data)	2008	2007	2006	2005	2004

Interest income	$69,715	$74,207	$71,423	$57,340	$41,091
Interest expense	31,599	37,175	32,766	23,673	13,387

Net interest income	38,116	37,032	38,657	33,667	27,704
Provision for loan losses	8,211	1,154	1,326	1,322	942

Net interest income after provision for loan losses	29,905	35,878	37,331	32,345	26,762

Security gains (losses), net	3	(2)	(18)	(25)	(8)
Other noninterest income	9,294	10,223	8,618	7,290	5,741

Total noninterest income	9,297	10,221	8,600	7,265	5,733
Noninterest expense	75,975	35,054	30,148	25,368	20,383

Income (loss) before income taxes	(36,773)	11,045	15,783	14,242	12,112
Income taxes (benefit)	(6,146)	3,245	4,908	4,327	3,807

Net income (loss)	(30,627)	7,800	10,875	9,915	8,305
Less: preferred stock dividends	66	—	—	—	—

Net income available to common shareholders	$(30,693)	$7,800	$10,875	$9,915	$8,305

Dividends

Declared on common stock	$3,486	$3,504	$3,503	$3,503	$3,378
Paid on common stock	3,486	3,504	3,503	3,378	3,378
Ratio of total dividends declared to net income	N.M.	44.92%	32.21%	35.33%	40.67%

Per Share Data

Basic earnings (loss) per common share	$(7.39)	$1.87	$2.61	$2.38	$1.99
Diluted earnings (loss) per common share	(7.39)	1.85	2.59	2.36	1.98
Basic weighted average shares of common stock outstanding	4,155,749	4,171,163	4,169,847	4,169,847	4,169,847
Diluted weighted average shares of common stock outstanding	4,155,749	4,210,844	4,204,547	4,198,859	4,204,752

(In thousands, except per share data)	2008	2007	2006	2005	2004

Balance Sheet Data (at period end)
Total assets	$1,279,699	$1,195,804	$1,142,712	$1,126,470	$923,874
Loans	1,009,104	911,278	812,312	813,535	636,637
Investment securities	158,276	157,368	189,773	179,692	171,718
Total deposits	955,296	921,257	899,865	881,455	726,649
Subordinated notes	49,486	49,486	49,486	49,486	25,774
Other borrowed money	129,057	77,915	47,368	52,180	39,525
Common stockholders’ equity	78,530	111,199	104,945	96,733	91,771
Total stockholders’ equity	106,418	111,199	104,945	96,733	91,771
Balance Sheet Data (average balances)
Total assets	$1,251,496	$1,156,500	$1,146,150	$1,083,746	$896,044
Loans	963,252	848,771	824,706	743,382	601,363
Investment securities	165,310	177,062	189,720	208,760	197,933
Total deposits	914,218	921,257	899,865	982,360	799,787
Subordinated notes	49,486	49,486	49,486	44,614	20,352
Other borrowed money	124,025	53,626	56,757	48,430	35,502
Common stockholders’ equity	112,307	108,052	100,821	94,663	90,625
Total stockholders’ equity	113,375	108,052	100,821	94,663	90,625

Key Ratios

Earnings Ratios
Return (loss) on average total assets	(2.45)%	0.67%	0.95%	0.91%	0.01%
Return (loss) on average common stockholders’ equity	(27.33)	7.22	10.79	10.47	9.16
Efficiency ratio (3)	160.25	74.18	63.80	61.98	60.96

Asset Quality Ratios
Allowance for loan losses to loans	1.26	1.02	1.11	1.12	1.18
Nonperforming loans to loans (1)	2.46	0.67	0.62	1.11	0.96
Allowance for loan losses to nonperforming loans (1)	50.94	152.54	177.95	100.39	123.05
Nonperforming assets to loans and foreclosed assets (2)	3.21	0.92	0.96	1.30	0.97
Net loan charge-offs to average loans	0.50	0.10	0.17	0.15	0.29

Capital Ratios
Average stockholders’ equity to average total assets	9.06%	9.34%	8.80%	8.73%	10.11%
Period-end common stockholders’ equity to period-end assets	6.14	9.30	9.18	8.59	9.93
Period-end tangible common stockholders’ equity to period-end tangible assets	5.89	5.81	5.42	6.07	7.16
Period-end stockholders’ equity to period-end assets	8.31	9.30	9.18	8.59	9.93
Total risk-based capital ratio	16.01	13.24	13.84	12.70	14.58
Tier 1 risk-based capital ratio	13.55	11.08	11.28	9.83	13.47
Leverage ratio	10.80	9.12	8.77	7.88	10.39

(1)	Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more and still accruing interest.

(2)	Nonperforming assets consist of nonperforming loans and foreclosed assets.

(3)	Efficiency ratio is calculated as non-interest expense as a percent of revenue. Total revenue includes net interest and non-interest income.

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
Income Taxes
     As more fully discussed in Notes 1 and 10 of the consolidated financial statements, our Company accounts for income taxes under the asset / liability method by recognizing the amount of taxes payable or refundable for the current year and deferred tax asset and liabilities for future tax consequences of events that been that have been recognized in an entity’s financial statements or tax returns. Judgment is required in addressing our Company’s future tax consequences of events that have been recognized in our consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forwards, and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, our Company would adjust the recorded value of our deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, our Company would reverse the valuation allowance when the realization of the deferred tax asset is expected. In addition, our Company is subject to the continuous examination of our tax returns by the Internal Revenue Service and other taxing authorities. Effective January 1, 2007, our Company adopted Financial Accounting Standards Board (FASB) Interpretation 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FAS No. 109, Accounting for Income Taxes (FIN 48). The interpretation defines the threshold for recognizing the financial impact of uncertain tax provisions taken or expected to be taken in the tax return in accordance with FAS 109.
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
     In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, our Company performs an annual review of goodwill and intangible assets for impairment to determine whether the carrying value of underlying assets may not be recoverable. Our Company measures recoverability based upon the future cash flows expected to result from the use of the underlying asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the underlying asset, our Company recognizes an impairment loss. The impairment loss recognized represents the amount by which the carrying value of the underlying asset exceeds the fair value of the underlying asset. As a result of the annual review, our Company determined that goodwill was fully impaired and recorded an impairment charge of $40,323,775, before tax. See Note 6 to the consolidated financial statements for further discussion.

RESULTS OF OPERATIONS ANALYSIS
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

				$ Change		% Change
(Dollars in thousands)	2008	2007	2006	‘08-‘07	‘07-‘06	‘08-‘07	‘07-‘06

Net interest income (loss)	$38,116	$37,032	$38,657	$1,084	$(1,625)	2.9%	(0.0)%
Provision for loan losses	8,211	1,154	1,326	7,057	(172)	611.5	(13.0)
Noninterest income	9,294	10,223	8,618	(929)	1,605	(9.1)	18.6
Investment securities gains (losses), net	3	(2)	(18)	5	16	(250.0)	(88.9)
Noninterest expense	75,975	35,054	30,148	40,921	4,906	116.7	16.3
Income (loss) before income taxes	(36,773)	11,045	15,783	(47,818)	(4,738)	(432.9)	(30.0)

Income taxes (benefit)	(6,146)	3,245	4,908	(9,391)	(1,663)	(289.4)	(33.9)

Net income (loss)	$(30,627)	$7,800	$10,875	$(38,427)	$(3,075)	(492.7)%	(28.3)%

Less: preferred dividends	66	—	—	66	—	—	—

Net income (loss) available to common shareholders	$(30,693)	$7,800	$10,875	$(38,493)	$(3,075)	(493.5)%	(28.3)%

     Our Company’s consolidated net loss available for common shareholders for the year ended December 31, 2008 was $(30,693,000), or $(7.39) per diluted common share, compared to net income of $7,800,000, or $1.85 per diluted common share for the year ended December 31, 2007. This $38,493,000 decrease from 2007 is a result of a one time $40,324,000 goodwill impairment charge to income. Excluding this one time goodwill impairment charge, $33,211,000 after tax, net income would have been $2,518,000, or $0.61 per diluted common share. This non-GAAP measure of operating results is discussed more fully below. The largest component of the decline in net income was a $8,211,000 provision for loan losses in 2008 compared with a provision of $1,154,000 in 2007. In addition, a lower net interest margin of 3.4% compared to 3.7% at December 31, 2007, was offset by an $114,481,000 increase in average loans increasing net interest income, on a tax equivalent basis, $958,000, or 2.5%, over 2007. Total assets at December 31, 2008 were $1,279,699,000, compared to $1,195,804,000 at December 31, 2007, an increase of $83,895,000, or 7.0%.
     Our Company’s consolidated net income available for common shareholders for the year ended December 31, 2007 of $7,800,000, or $1.25 per diluted common share, decreased $3,075,000 or 28.3% compared to $10,875,000, or $2.76 per diluted common share for the year ended December 31, 2006. The decrease in net income in 2007 was primarily a result of $1,207,000 nonrecurring expenses due to consolidating four bank subsidiary charters under one charter, a major communications network conversion, outsourcing of data processing, and implementing new technologies. These expenses were partially offset by the proceeds from the sales of three of the bank charters to other institutions for $1,200,000. In addition, lower net interest margin of 3.7% compared to 3.9% at December 31, 2006, caused a $1,637,000, or 4.1%, on a tax equivalent basis, decline in net interest income during 2007. Total assets increased $53,092,000, or 4.7%, from December 31, 2006 to $1,195,804,000 at December 31, 2007.

Comparison of GAAP and Non-GAAP Information
     As a supplement to our U.S. GAAP financial results, our Company has provided non-GAAP operating results for the year ended December 31, 2008. Our Company believes that these non-GAAP financial measures are useful because they allow investors to assess, on a consistent basis, our Company’s performance exclusive of items management believes are not indicative of the operations of our Company. Management uses non-GAAP financial measures to evaluate financials results and to establish operational goals. These non-GAAP financial measures should be considered a supplement to, and not a substitute for, financial measures determined in accordance with GAAP. The non-GAAP measures presented below exclude the non-recurring pre-tax charge to write-off our entire goodwill in the fourth quarter of 2008 which is explained in more detail in the “Non-interest Income and Expense” section of this discussion and Note 6 of the consolidated financial statements.

				$Change		%Change
(Dollars in thousands)	2008	2007	2006	‘08-‘07	‘07-‘06	‘08-‘07	‘07-‘06

Non-interest expense (GAAP)	$75,975	$35,054	$30,148	$40,921	$4,906	116.7%	0.2%
Goodwill impairment	(40,324)	—	—	(40,324)	—	N.M	N.M

Non-interest expense (non-GAAP)	35,651	35,054	30,148	597	4,906	1.7	16.3

Net income (loss) (GAAP)	$(30,627)	$7,800	$10,875	$(38,427)	$(3,075)	(492.7)%	(28.3)%
Goodwill impairment, net of tax effect	33,211	—	—	33,211	—	N.M	N.M
Less: preferred dividends	66	—	—	66	—	N.M	N.M

Net income available to common shareholders (non-GAAP)	$2,518	$7,800	$10,875	$(5,282)	$(3,075)	(67.7)%	(28.3)%

GAAP basis:
Basic earnings (loss) per share	$(7.39)	$1.87	$2.61	$(9.26)	$(0.74)	(495.2)%	(28.4)%
Diluted earnings (loss) per share	(7.39)	1.85	2.59	(9.24)	(0.74)	(499.5)	(28.6)
Return (loss) on average assets	(2.45)%	0.67%	0.95%
Return (loss) on average common equity	(27.33)%	7.22%	10.79%
Efficiency ratio	160.25%	74.18%	63.80%

Non-GAAP basis:
Basic earnings per share	$0.61	$1.87	$2.61	$(1.26)	$(0.74)	(67.4)%	(28.4)%
Diluted earnings per share	0.61	1.85	2.59	(1.24)	(0.74)	(67.0)	(28.6)
Return on average assets	0.20%	0.67%	0.95%
Return on average common equity	2.24%	7.22%	10.79%
Efficiency ratio	75.20%	74.18%	63.80%

     Our Company’s diluted earnings per common share, based on non-GAAP operating results as shown above, were $0.61 in 2008 compared to $1.85 in 2007, a decrease of 67.0%. Consolidated net income for 2008 was $2,518,000, compared to $7,800,000 in 2007. Return on average total assets decreased from 0.67% in 2007 to 0.20% in 2008, and return on average common equity decreased from 7.22% in 2007 to 2.24% in 2008. The efficiency ratio was 75.20% in 2008 compared with 74.18% in 2007.
     Our Company’s diluted earnings per common share, based on operating results as shown above, amounted to $1.85 in 2007 compared to $2.59 in 2006, a decrease of 28.6%. Consolidated net income for 2007 was $7,800,000, compared to $10,875,000 in 2006. Return on average total assets decreased from 0.95% in 2006 to 0.67% in 2006, and return on average equity decreased from 10.79% in 2007 to 7.22% in 2006. The efficiency ratio was 74.18% in 2007 compared with 63.80% in 2006.

Net Interest Income
     Net interest income is the largest source of revenue resulting from our Company’s lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities.
Average Balance Sheets
     The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year period ended December 31, 2008.

(Dollars In thousands)	2008			2007			2006
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)

ASSETS
Loans: (2) (4)	$963,252	$62,766	6.52%	$848,771	$65,636	7.73%	$824,706	$62,729	7.61%
Investment in securities: (3)
Government sponsored enterprises	110,840	4,917	4.44	117,208	5,614	4.79	129,437	5,645	4.36
State and municipal	46,030	2,503	5.44	53,971	2,969	5.50	53,465	2,894	5.41
Other	8,440	316	3.74	5,883	312	5.30	6,818	316	4.63
Federal funds sold	2,925	60	2.05	11,313	615	5.44	14,737	748	5.08
Interest bearing deposits in other financial institutions	8,738	24	0.27	1,128	58	5.14	2,260	100	4.42

Total interest earning assets	1,140,225	70,586	6.19	1,038,274	75,204	7.24	1,031,423	72,432	7.02
All other assets	121,373			127,336			124,036
Allowance for loan losses	(10,102)			(9,110)			(9,309)

Total assets	$1,251,496			$1,156,500			$1,146,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$117,487	$1,317	1.12%	$110,658	$1,482	1.34%	$106,605	$1,390	1.30%
Savings	44,253	226	0.51	46,634	260	0.56	52,137	298	0.57
Money market	168,418	3,340	1.98	159,767	5,668	3.55	157,643	5,186	3.29
Time deposits of $100,000 and over	142,713	5,698	3.99	141,645	7,045	4.97	122,594	5,251	4.28
Other time deposits	319,919	12,872	4.02	318,469	14,826	4.66	314,966	12,466	3.96

Total time deposits	792,790	23,453	2.96	777,173	29,281	3.77	753,945	24,591	3.26
Federal funds purchased and securities sold under agreements to repurchase	41,633	869	2.09	31,061	1,381	4.45	42,350	1,811	4.28
Interest — bearing demand notes to U.S. Treasury	—	—	—	205	11	5.37	704	31	4.4
Subordinated notes	49,486	3,046	6.16	49,486	3,617	7.31	49,486	3,528	7.13
Other borrowed money	124,025	4,231	3.41	53,626	2,885	5.38	56,757	2,805	4.94

Total interest bearing liabilities	1,007,934	31,599	3.14	911,551	37,175	4.08	903,242	32,766	3.63
Demand deposits	121,428			126,708			132,912
Other liabilities	8,759			10,189			9,175

Total liabilities	1,138,121			1,048,448			1,045,329
Stockholders’ equity	113,375			108,052			100,821

Total liabilities and stockholders’ equity	$1,251,496			$1,156,500			$1,146,150

Net interest income (FTE)		$38,987			$38,029			$39,666

Net interest spread			3.05%			3.16%			3.39%
Net interest margin			3.42%			3.66%			3.85%

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $871,000, $997,000 and $1,009,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

(2)	Non-accruing loans are included in the average amounts outstanding.

(3)	Average balances based on amortized cost.

(4)	Fees and costs on loans are included in interest income.

Comparison of Years ended December 31, 2008 and 2007
     Financial results for 2008 compared to 2007 included growth in net interest income. Average interest-earning assets increased $101,951,000, or 9.8% to $1,140,225,000 at December 31, 2008 compared to $1,038,274,000 at December 31, 2007. This increase to net interest income was offset by a higher provision for loan loss and an increase to non-interest expense including a goodwill impairment charge of $40,324,000. Net interest income, on a tax equivalent basis, increased $958,000, or 2.5%, reflecting growth in average loan balances.
     Average loans outstanding increased $114,481,000 or 13.5% to $963,252,000 for 2008 compared to $848,771,000 for 2007. Average commercial loans outstanding decreased approximately $1,837,000 or 1.2% for 2008 compared to 2007. Average real estate loans outstanding increased approximately $113,555,000 or 17.0% for 2008 compared to 2007. Average consumer loans outstanding decreased approximately $1,032,000 or 3.0% for 2008 compared to 2007. See the “Lending and Credit Management” section of this discussion for further discussion of changes in the composition of our lending portfolio.
     Average investment securities and federal funds sold decreased $20,140,000 or 10.7% to $168,235,000 for 2008 compared to $188,375,000 for 2007. The decrease in average investment securities during 2008 and 2007 reflects the use of investment liquidity to fund our Company’s growth in the loan portfolio.
     Average interest bearing liabilities increased $96,383,000, or 10.6%, to $1,007,934,000 at December 31, 2008 compared to $911,551,000 at December 31, 2007. Average time deposits increased $15,617,000 or 2.0% to $792,790,000 for 2008 compared to $777,173,000 for 2007. The increase was primarily a result of a marketing campaign during the third quarter designed to attract new deposits and establish new customer relationships.
     Average federal funds purchased and securities sold under agreements to repurchase increased $10,572,000 or 34.0% to $41,633,000 for 2008 compared to $31,061,000 for 2007. This reflects an increase in public funds received during 2008 over 2007. Average other borrowed money increased $70,399,000 or132.2% to $124,025,000 for 2008 compared to $53,626,000 for 2007. The increase in 2008 reflects a net increase in Federal Home Loan Bank advances to fund loan growth.
     Average stockholders’ equity increased $5,328,000 or 4.9% to $113,375,000 for 2008 compared to $108,052,000 for 2007. The increase mainly resulted from the issuance of preferred stock in December, 2008.
Comparison of Years ended December 31, 2007 and 2006
     Average interest-earning assets increased $6,851,000, or 7 basis points to $1,038,274,000 at December 31, 2007 compared to $1,031,423,000 at December 31, 2006.
     Average loans outstanding increased $24,065,000 or 2.9% to $848,771,000 for 2007 compared to $824,706,000 for 2006.
     Average commercial loans outstanding decreased approximately $1,184,000 or 8 basis points for 2007 compared to 2006. Average real estate loans outstanding increased approximately $27,633,000 or 4.33% for 2007 compared to 2006. Average consumer loans outstanding decreased approximately $2,384,000 or 6.7% for 2007 compared to 2006.
     Average investment securities and federal funds sold decreased $16,082,000 or 7.9% to $188,375,000 for 2007 compared to $204,457,000 for 2006. The decrease in average investment securities during 2007 and 2006 reflects the use of investment liquidity to fund our Company’s growth in the loan portfolio.
     Average interest bearing liabilities increased $8,309,000, or 9 basis points, to $911,551,000 at December 31, 2007 compared to $903,242,000 at December 31, 2006. Average time deposits increased $23,228,000 or 3.1% to $777,173,000 for 2007 compared to $753,946,000 for 2006. This increase was a result of the expansion of our Company’s branch network.
     Average federal funds purchased and securities sold under agreements to repurchase decreased $11,289,000 or 26.7% to $31,061,000 for 2007 compared to $42,350,000 for 2006. Average subordinated notes was $49,486,000 in 2007 and 2006. Average other borrowed money decreased $3,131,000 or 5.5% to $53,626,000 for 2007 compared to $56,757,000 for 2006. The decrease in 2007 reflects a net decrease in Federal Home Loan Bank advances. The increase in 2006 reflects increased funding for loan growth.
     Average stockholders’ equity increased $7,231,000 or 7.2% to $108,052,000 for 2007 compared to $100,821,000 for 2006. The increases represent net income retained in excess of dividends declared plus adjustments for unrealized gains or losses on debt and equity securities, net of taxes.

Rate and volume analysis
     The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, indentifying changes related to volumes and rates for the years ended December 31, 2008, compared to December 31, 2007 and for the years ended December 31, 2007 compared to December 31, 2006. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2008			2007

		Change due to			Change due to
	Total	Average	Average	Total	Average	Average
(Dollars In thousands)	Change	Volume	Rate	Change	Volume	Rate

Interest income on a fully taxable equivalent basis:
Loans: (1) (3)	$(2,870)	$8,212	$(11,082)	$2,907	$1,850	$1,057
Investment securities:
Government sponsored entities	(697)	(295)	(402)	(31)	(558)	527
State and municipal(2)	(466)	(433)	(33)	75	27	48
Other	4	112	(108)	(4)	(46)	42
Federal funds sold	(555)	(302)	(253)	(133)	(183)	50
Interest bearing deposits in other financial institutions	(34)	67	(101)	(42)	(56)	14

Total interest income	(4,618)	7,361	(11,979)	2,772	1,034	1,738

Interest expense:
NOW accounts	(165)	88	(253)	92	54	38
Savings	(34)	(13)	(21)	(38)	(30)	(8)
Money market	(2,328)	292	(2,620)	482	71	411
Time deposits of 100,000 and over	(1,347)	53	(1,400)	1,794	881	913
Other time deposits	(1,954)	68	(2,022)	2,360	140	2,220
Federal funds purchased and securities sold under agreements to repurchase	(512)	373	(885)	(430)	(500)	70
Interest—bearing demand notes to U.S. Treasury	(11)	(5)	(6)	(20)	(26)	6
Subordinated notes	(571)	—	(571)	89	—	89
Other borrowed money	1,346	2,708	(1,362)	80	(160)	240

Total interest expense	(5,576)	3,564	(9,140)	4,409	430	3,979

Net interest income on a fully taxable equivalent basis	$958	$3,797	$(2,839)	$(1,637)	$604	$(2,241)

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $871,000, $997,000 and $1,009,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

(2)	Non-accruing loans are included in the average amounts outstanding.

(3)	Fees and costs on loans are included in interest income.
     Net interest income on a fully taxable equivalent basis increased $958,000 or 2.5% to $38,987,000 for 2008 compared to $38,029,000 for 2007, and followed a $1,637,000 or 4.1% decrease for 2007 compared to 2006. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased from 3.85% for 2006 to 3.66% for 2007, and decreased to 3.42% for 2008. Although our Company’s loan growth remains strong, the current economic conditions continue to narrow the net interest spread as seen from the decrease of 3.05% in 2008 from 3.16% in 2007 and 3.39% in 2006.
     While our Company was able to decrease the rate paid on interest bearing liabilities to 3.14% in 2008 versus 4.08% in 2007, this decrease was more than offset by a decrease in the rates earned on interest bearing assets to 6.19% versus 7.24% in 2007. The decrease in the net interest margin in 2007 reflects higher rates earned on net interest earning assets which were more than offset by higher rates paid on interest bearing liabilities.

Provision for loan losses
     The provision for loan losses for 2008 was $8,211,000 compared to $1,154,000 for 2007. Loans charged off, net of recoveries, for 2008 were $4,826,000 compared to $887,000 for 2007. Approximately $3,418,000 of the 2008 net charge-offs is represented by various commercial loans, $1,097,000 is represented by increased real estate construction losses, and approximately $311,000 is represented by various consumer loans.
     The provision for loan losses for 2007 was $1,154,000 compared to $1,326,000 for 2006. Loans charged off, net of recoveries, for 2007 were $887,000 compared to $1,396,000 for 2006.
     Further discussion of managements’ methodology related to the allowance and provision for loan losses may be found in the “Lending and Credit Management” section of this report.
Non-interest Income and Expense
Non-interest income for the years ended December 31, 2008, 2007, and 2006 were as follows:

				$ Change		% Change
(Dollars in thousands)	2008	2007	2006	‘08-‘07	‘07-‘06	‘08-‘07	‘07-‘06

Non-interest Income
Service charges on deposit accounts	$6,164	$5,707	$5,730	$457	$(23)	8.0%	(0.4)%
Trust department income	827	968	799	(141)	169	(14.6)	21.2
Mortgage loan servicing fees, net	135	341	433	(206)	(92)	(60.4)	(21.2)
Gain on sales of mortgage loans	973	666	432	307	234	46.1	54.2
Other	1,195	2,541	1,224	(1,346)	1,317	(53.0)	107.6

Total non-interest income	$9,294	$10,223	$8,618	$(929)	$1,605	(9.1)%	18.6%

Investment securities gains (losses), net	$3	$(2)	$(18)	$5	$16	(250.0)%	(88.9)%

Non-interest income as a % of total revenue *	19.6%	21.6%	18.2%
Total revenue per full time equivalent employee	$137.8	$135.4	$133.2

*	Total revenue is calculated as net interest income plus non-interest income
Years Ended December 31, 2008 and 2007
     Noninterest income decreased $929,000 or 9.1% to $9,294,000 for 2008 compared to $10,223,000 for 2007. Service charge income increased $457,000 or 8.0%. Trust department income decreased $141,000 or 14.6%. Mortgage loan servicing fees decreased $206,000 or 21.2%. This decrease in servicing fees was the result of an increase in the amortization of mortgage servicing rights due to increased refinancing of existing mortgage loans. However, gain on sales of mortgage loans increased $307,000 or 46.2% as a result of increased refinancing activity. Our Company was servicing $213,074,000 of mortgage loans at December 31, 2008 compared to $209,734,000 at December 31, 2007. Our Company recognized $3,000 in gain on sales and calls of debt securities during the 2008 compared to losses of $2,000 during 2007. Other income decreased $1,346,000 or 53.0% to $1,195,000. $1,200,000 of the decrease represents the amount received from the sales of Osage Valley Bank, Bank 10, and Exchange National Bank’s bank charters in 2007 and $254,000 of the decrease reflects recovery of prior years’ legal and collection costs as a result of settlement of a lawsuit in our Company’s favor in 2007.
Years Ended December 31, 2007 and 2006
     Noninterest income increased $1,605,000 or 18.6% to $10,223,000 for 2007 compared to $8,618,000 for 2006. Trust department income increased $169,000 or 21.2% due primarily to the collection of more transactional based distribution fees during 2007 compared to 2006. Mortgage loan servicing fees decreased $91,000 or 21.2% as a result in a decrease in the amount of mortgage loans serviced. Our Company was servicing $209,734,000 of mortgage loans at December 31, 2007 compared to $215,701,000 at December 31, 2006. Gain on sales of mortgage loans increased $234,000 or 54.2% due to an increase in volume of loans originated and sold to the secondary market. Even though the volume or loans originated and sold increased over the comparable period in the prior year, the total loan serving portfolio declined due to both increased prepayments of existing loans and an increase in the volume of loans sold without retention of the servicing rights. Our Company recognized $2,000 in loss on sales and calls of debt securities during the 2007 compared to $18,000 during 2006. Other income increased $1,317,000 or 107.6%. $1,200,000 of the increase represents the amount received from the sales of Osage Valley Bank, Bank 10, and Exchange National Bank’s bank charters and $254,000 of the increase reflects recovery of prior years’ legal and collection costs as a result of settlement of a lawsuit in our Company’s favor.
Non-interest expense for the years ended December 31, 2008, 2007, and 2006 were as follows:

				$ Change		% Change
(Dollars in thousands)	2008	2007	2006	‘08-‘07	‘07-‘06	‘08-‘07	‘07-‘06

Non-interest Expense
Salaries	$14,099	$14,261	$12,833	$(162)	$1,428	(1.1)%	11.1%
Goodwill impairment	40,324	—	—	40,324	—	N.M	N.M
Employee beneftis	4,151	4,472	4,186	(321)	286	(7.2)	6.8
Occupancy expense, net	2,440	2,202	1,994	238	208	10.8	10.4
Furniture and equipment expense	2,438	2,879	2,301	(441)	578	(15.3)	25.1
Legal, examination, and professional fees	1,193	1,583	1,431	(390)	152	(24.6)	10.6
Advertising and promotion	1,117	1,196	897	(79)	299	(6.6)	33.3
Postage, printing, and supplies	1,221	1,297	1,147	(76)	150	(5.9)	13.1
Processing expense	3,102	1,470	1,009	1,632	461	111.0	45.7
Donations	816	225	301	591	(76)	262.7	(25.2)
Amortization of intangible assets	701	922	1,033	(221)	(111)	(24.0)	(10.7)
Impairment and other real-estate owned expense	810	681	119	129	562	18.9	472.3
Other	3,563	3,866	2,897	(303)	969	(7.8)	33.4

Total non-interst expense	$75,975	$35,054	$30,148	$40,921	$4,906	116.7%	16.3%

Efficiency ratio*	75.2%	74.2%	63.8%
Salaries and benefits as a % of total non-interst expense *	51.2%	53.4%	56.5%
Number of full-time equivalent employees	344	349	355

*	Goodwill impairment not included in ratio calculation
Years Ended December 31, 2008 and 2007
     Noninterest expense increased $40,921,000 or 116.7% to $75,975,000 for 2008 compared to $35,054,000 for 2007. $40,324,000 of the increase reflects a goodwill impairment charge taken during the fourth quarter of 2008. Based upon an analysis of the fair value of our Company’s net assets, it was determined that the entire carrying value of goodwill was impaired requiring the impairment charge to earnings. Salaries decreased $162,000 or 1.1%, employee benefits decreased $321,000 or 7.2%, occupancy expense increased $238,000 or 10.8%, furniture and equipment expense decreased $441,000 or 15.3%, legal and professional fees decreased $390,000 or 24.6%, processing expense increased $1,632,000 or 111.0% and donations increased $591,000 or 262.7.9%. The $162,000 decrease in salaries reflects a reduction in incentive compensation expense. The $321,000 decrease in employee benefits primarily represents reductions in profitsharing expense as a result of lower earnings. The $1,632,000 increase in processing expense reflects both the cost of outsourcing our data processing function as well as investment in new technologies including remote deposit capture and document imaging. The $591,000 increase in donations reflects the donation of a large parcel of other real estate owned and an abandoned branch location to charitable organizations.

Years Ended December 31, 2007 and 2006
     Our Company experienced higher noninterest expenses in 2007 compared to 2006 resulting from several events that took place during the fourth quarter 2007. A communications network conversion was completed, our data processing operation was outsourced and converted to a new system, a remote item capture system was installed to facilitate the outsourced data processing environment, and two Clinton branch locations were opened while two older Clinton locations were closed. These nonrecurring costs caused significant increases in furniture and equipment expense, advertising and promotion, processing expense, security, and conversion errors and omission. Other significant increases in noninterest expense were seen in real estate loan collection expenses, other real estate owned impairment charges, and donations.
     Noninterest expense increased $4,906,000 or 16.3% to $35,054,000 for 2007 compared to $30,148,000 for 2006. Salaries and benefits increased $1,714,000 or 10.1%, furniture and equipment expense increased $578,000 or 25.1%, advertising and promotion increased $299,000 or 33.3%, other real-estate owned loan expense increased $562,000 or 472.3%, processing expense increased $461,000 or 45.7% and other noninterest expense increased $893,000 or 27.9%. Salaries and benefits reflect a $290,000 decrease in incentive payments, profit sharing and pension contributions for 2007 versus 2006. Excluding this decrease, salaries and employee benefits increased $2,004,000 or 11.8%. This increase reflects normal salary increases, additional personnel resulting from staffing for a newly opened branch facility in Columbia, Missouri, and additional holding company personnel required for the implementation of our Company’s strategic plan. The $578,000 increase in furniture and equipment expense primarily reflects $324,000 loss on dispositions of furniture and equipment resulting from software and equipment becoming obsolete after our Company completed a major network conversion. The remaining increase is a result of two new Clinton branch facilities opening during the fourth quarter of 2007. The $299,000 increase in advertising and promotion reflects nonrecurring costs associated with the re-branding of our Company’s name and logo. The $562,000 increase in other real-estate owned expense represents $378,000 impairment write-down on two properties in other real-estate owned and an $184,000 increase in additional expenses related to properties in other real estate. The $461,000 increase in processing expense reflects nonrecurring costs associated with the merger of the bank subsidiaries and software and network conversion. The $893,000 increase in other noninterest expense reflects expenses in various other categories including, but not limited to, conversion costs, travel, meals and entertainment, security, telephone and internet, directors fees, and insurance.
Income taxes
     Income taxes as a percentage of earnings (loss) before income taxes as reported in the consolidated financial statements were 16.7% for 2008 compared to 29.4% for 2007. The decrease in the effective tax rate for 2008 is due to an increase in non-taxable income as a percentage of total income in the current year and a taxable loss before taxes. In addition, 2008 tax expense reflects the recognition of tax benefits as a result of the expiration of the statute of limitations on our Company’s 2004 and 2005 federal tax returns during the year. The decrease in 2008 earnings was due to a $40,323,775 goodwill impairment charge in the fourth quarter and an additional $7,056,784 increase in the loan provision in comparison to the year ended 2007. While goodwill impairment is normally a non-tax deductible item, $16,916,000 of our goodwill was related to asset purchases and therefore deductible for book tax purposes.
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

Fourth Quarter Results for 2008
     As mentioned above, our Company experienced higher noninterest expenses in the fourth quarter 2008 compared to third quarter 2007. The primary increases in noninterest expense in the fourth quarter of 2008 were the goodwill impairment charge of $40,324,000 and a loan loss provision of $4,261,000 in 2008 compared to $550,000 in 2007.
     Comparing fourth quarter 2008 to third quarter 2008:
     Our Company’s net loss of $(35,046,000) for the fourth quarter ended December 31, 2008 declined $37,060,000, compared to net income of $2,014,000 for the third quarter ended September 30, 2008. Net interest income of $9,201,000 decreased $654,000 from third quarter 2008 due to an decrease in net interest margin to 3.14% for the fourth quarter compared to 3.49% for the third quarter.
     The fourth quarter 2008 provision for loan losses of $4,261,000 was $3,261,000 higher than third quarter 2008’s provision of $1,000,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end and as a result of increased nonperforming loans at year-end.
     Noninterest income of $2,286,000 for fourth quarter 2008 decreased slightly by $35,000 from third quarter 2008’s noninterest income of $2,321,000.
     Noninterest expense of $50,323,000 for fourth quarter 2008 increased $41,941,000 from third quarter 2008’s noninterest expense of $8,323,000. $40,324,000 of the increase reflects the goodwill impairment charge taken during fourth quarter. Donations increased $674,000 in fourth quarter and reflects the donations of an other real estate owned (OREO) property and an abandoned bank property to charitable organizations. Expenses paid on OREO properties increased $295,000. The balance of the increase was in various other categories.
     Comparing fourth quarter 2008 to fourth quarter 2007:
     Our Company’s net loss of $(35,046,000) for the fourth quarter ended December 31, 2008 declined $36,039,000, compared to net income of $993,000 for same period in 2007. Net interest income of $9,201,000 decreased $285,000 in the fourth quarter of 2008 compared to the fourth quarter of 2007 due to an decrease in net interest margin to 3.14% for 2008 compared to 3.64% for the same period of 2007.
     The fourth quarter 2008 provision for loan losses of $4,261,000 was $3,711,000 higher than the fourth quarter 2007 provision of $550,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end and as a result of increased nonperforming loans at year-end.
     Noninterest income of $2,286,000 for fourth quarter 2008 decreased by $467,000 from noninterest income of $2,753,000 for fourth quarter 2007. $325,000 of the decrease reflects funds received from the sale of a bank charter in 2007 that was available as the result of the consolidation that took place during 2007. The balance of the decrease is represented by lower trust department income in fourth quarter 2008 compared to 2007.
     Noninterest expense of $50,323,000 for fourth quarter 2008 increased $40,009,000 from fourth quarter 2007 noninterest expense of $10,314,000. The goodwill impairment charge of $40,324,000 represents the majority of the variance between periods.

Lending and Credit Management
     Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 77.8% of total assets as of December 31, 2008. Total loans increased steadily from December 31, 2004 through December 31, 2008 due to an expanded branch network as well a decrease in interest rates.
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

	Balance at December 31,
(In thousands)	2008		2007		2006		2005		2004
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Commercial, financial and agricultural	$153,386	15.2%	$151,488	16.6%	$145,697	17.9%	$154,868	19.0%	$141,151	22.2%
Real estate —
Construction	129,639	12.9	147,432	16.2	150,891	18.6	139,316	17.1	65,075	10.2
Real estate —
Mortgage	692,530	68.6	575,552	63.2	478,854	59.0	480,531	59.1	392,656	61.7
Installment loans to individuals	33,548	3.3	36,806	4.0	36,870	4.5	38,820	4.8	37,755	5.9

Total loans	$1,009,103	100.0%	$911,278	100.0%	$812,312	100.0%	$813,535	100.0%	$636,637	100.0%

     Our Company experienced loan growth of $97,825,000 or 10.7% from 2007 to 2008. This growth is primarily in our Bank’s commercial and real estate mortgage lending. Commercial loans increased $1,898,000 or 1.3% from 2007 to 2008 and real estate mortgage loans increased $116,978,000 or 20.3%. Offsetting these increases were a decrease in real estate construction loans of $17,793,000 or 12.1% and a decrease in individual consumer loans of $3,258,000 or 8.9%. The demand for commercial real estate loans remained relatively strong in most of the regions our Company serves. Although management tightened underwriting standards during the year, our Company continued to find opportunities to lend to credit worthy borrowers with the capacity to service the debts. This growth was not centered in any one industry, region or borrower and included a fairly diversified portfolio of loans ranging from owner occupied and regional retail properties to include some hospitality properties. Our growth in real estate loans was also partially the result of loans moving from construction to amortizing loans, thus contributing to the decrease in our construction portfolio. In addition, the decrease in lending activities in the real estate construction market also reflects the slow down in the housing industry and residential construction industry as well as foreclosures on various residential construction properties during 2008. Construction lending will continue to be closely monitored during 2009.
     Commercial loans increased $5,791,000 or 4.0% from 2006 to 2007 and real estate loans increased $96,698,000 or 20.2%. The increase in our Company’s commercial loan portfolio occurred throughout our Bank’s regions. This growth was the result of management’s intent to increase the variable rate asset base. The growth in the real estate mortgage area was primarily the result of our Company’s expansion into the Columbia, Missouri market. Additionally, our Company is continuing to experience loan growth in Branson and Springfield, Missouri markets as a result of lending activities for investment and income producing properties. Lending activities in the real estate construction market decreased $3,459,000 or 2.3% from 2006 to 2007 due to the slow down in the housing industry and residential construction industry.
     Our Company does not participate in extending credit to sub-prime residential real estate markets. While much publicity has been directed at this market during the past year, our Company extends credit to its local community market through traditional mortgage products.

     The contractual maturities of loan categories at December 31, 2008, and the break down of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
		Over One	Over
	One Year	Year Through	Five
	Or Less	Five Years	Years	Total

Commercial, financial, and agricultural	$93,944	$55,124	$4,318	$153,386
Real estate — construction	129,639	—	—	129,639
Real estate — mortgage	185,859	440,198	66,473	692,530
Installment loans to individuals	16,741	16,089	718	33,548

Total loans net of unearned income	$426,183	$511,411	$71,509	$1,009,103

Loans with fixed rates	333,301	438,301	38,053	809,655
Loans with floating rates	92,882	73,110	33,456	199,448

Total loans net of unearned income	$426,183	$511,411	$71,509	$1,009,103

     Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 2008 our Company was servicing approximately $213,000,000 of loans sold to the secondary market.
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
     Management, through the establishment of a senior loan committee, formally reviews all loans in excess of certain dollar amounts (periodically established) at least annually. Currently, loans in excess of $2,000,0000 in aggregate and all adversely classified credits identified by management as containing more than usual risk are reviewed. On a monthly basis, the senior loan committee reviews and reports to the Board of Directors past due, “classified”, and “watch list” loans in order to classify or reclassify loans as “loans requiring attention,” “substandard,” “doubtful,” or “loss”. During this review, management also determines what loans should be considered “impaired”. Management follows the guidance provided in Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, (SFAS 114) in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement the loan is considered to be impaired. Once a loan has been identified as impaired management generally measures impairment based upon the fair value of the underlying collateral. Management believes, but there can be no assurance, that these procedures keep management informed of possible problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered adequate by management for probable losses inherent in the loan portfolio.

Allowance for Loan Losses
     The provision for loan losses increased $7,057,000 or 611.4% to $8,211,000 for 2008 compared to $1,154,000 for 2007 and followed a $172,000 or 12.9% decrease for 2007 compared to 2006. The provision reflects the amounts management determined necessary to maintain the allowance for loan losses at a level that was adequate to cover probable losses in the loan portfolio. The allowance for loan losses totaled $12,667,000 or 1.3% of loans outstanding at December 31, 2008 compared to $9,282,000 or 1.0% of loans outstanding at December 31, 2007 and $9,015,000 or 1.1% of loans outstanding at December 31, 2006. The allowance for loan losses expressed as a percentage of nonperforming loans was 50.9% at December 31, 2008, 152.5% at December 31, 2007 and 177.9% at December 31, 2006.
The following table summarizes loan loss experience for the years indicated:

	Years Ended December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004

Analysis of allowance for loan losses:
Balance beginning of year	$9,282	$9,015	$9,085	$7,496	$8,267
Allowance for loan losses of acuired companies at date of acquisitions	—	—	—	1,418	—
Charge-offs:
Commercial, financial, and agricultural	3,571	524	809	589	1,596
Real estate — construction	681	56	84	185	—
Real estate — mortgage	532	413	474	286	26
Installment loans to individuals	656	314	484	261	236

Total charge-offs	5,440	1,307	1,851	1,321	1,858

Recoveries:
Commercial, financial, and agricultural	153	151	206	40	18
Real estate — construction	35	11	13	—	—
Real estate — mortgage	81	100	91	28	—
Installment loans to individuals	345	158	145	102	127

Total recoveries	614	420	455	170	145

Net charge-offs	4,826	887	1,396	1,151	1,713
Provision for loan losses	8,211	1,154	1,326	1,322	942

Balance at end of year	$12,667	$9,282	$9,015	$9,085	$7,496

Loans outstanding:
Average	$963,252	$848,772	$824,706	$743,382	$601,363
End of period	1,009,104	911,278	812,312	813,535	636,637
Allowance for loan losses to loans outstanding:
Average	1.32%	1.09%	1.09	%1.22	%1.25%
End of period	1.26	1.02	1.11	1.12	1.18
Net charge-offs to average loans outstanding	0.50	0.10	0.17	0.15	0.29

     The increased provision for loan losses was the result of an increased level of charged-off loans and an increase in the level of performing loans, especially during the fourth quarter of 2008. As shown in the table above, our Company experienced net loan charge-offs of $4,826,000 during 2008 compared to $887,000 in 2007 and $1,396,000 in 2006.

The following table is a summary of the allocation of the allowance for loan losses as of the dates indicated:

	Years Ended December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004

Allocation of allowance for loan losses at end of period:
Commercial, financial, and agricultural	$1,712	$3,762	$3,114	$2,687	$3,700
Real estate — construction	2,490	590	755	764	288
Real estate — mortgage	6,571	3,873	3,526	4,138	2,563
Installment loans to individuals	391	419	529	473	429
Unallocated	1,503	638	1,091	1,023	516

Total	$12,667	$9,282	$9,015	$9,085	$7,496

Percent of categories to total loans:
Commercial, financial, and agricultural	15.2%	16.6%	17.9%	19.0%	22.2%
Real estate — construction	12.9	16.2	18.6	17.1	10.2
Real estate — mortgage	68.6	63.2	59.0	59.1	61.7
Installment loans to individuals	3.3	4.0	4.5	4.8	5.9

Total	100.0	100.0	100.0	100.0	100.0

     Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due, and restructured loans totaled $24,866,000 or 2.46% of total loans at December 31, 2008 compared to $6,085,000 or 0.67% of total loans at December 31, 2007. The following table summarizes our Company’s nonperforming assets at the dates indicated:

	Years Ended December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004

Nonaccrual loans:
Commercial, financial, and agricultural	$2,071	$2,983	$2,495	$5,705	$4,213
Real estate — construction	10,347	866	1,657	1,760	—
Real estate — mortgage	7,850	658	644	1,090	1,246
Installment loans to individuals	119	32	73	56	30

Total nonaccrual loans	20,387	4,539	4,869	8,611	5,489

Loans contractually past — due 90 days or more and still accruing:
Commercial, financial, and agricultural	140	454	5	238	12
Real estate — construction	52	158	—	—	—
Real estate — mortgage	547	864	170	187	591
Installment loans to individuals	4	70	22	14	—

Total loans contractually past -due 90 days or more and still accruing	743	1,546	197	439	603
Restructured troubled loans	3,736	—	—	—	—

Total nonperforming loans	24,866	6,085	5,066	9,050	6,092
Other real estate	7,828	2,337	2,720	1,568	30
Repossessions	—	—	15	—	42

Total nonperforming assets	$32,694	$8,422	$7,801	$10,618	$6,164

Loans	$1,009,103	911,278	812,313	813,535	636,637
Allowance for loan losses to loans	1.26%	1.02%	1.11%	1.12%	1.18%
Nonperforming loans to loans	2.46%	0.67%	0.62%	1.11%	0.96%
Allowance for loan losses to nonperforming loans	50.94%	152.54%	177.95%	100.39%	123.05%
Nonperforming assets to loans and foreclosed assets	3.21%	0.92%	0.96%	1.30%	0.97%

     It is our Company’s policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectibles of such principal; otherwise, such receipts are recorded as interest income. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $1,522,000, $745,000 and $896,000 for the years ended December 31, 2008, 2007 and 2006, respectively. Approximately $239,000, $330,000 and $63,000 was actually recorded as interest income on such loans for the year ended December 31, 2008, 2007 and 2006, respectively.

     Total non-accrual loans at year end 2008 increased $15,848,000 over 2007. The increase resulted mainly from an increase of $9,481,000 in real estate construction non-accrual loans and an increase of $7,192,000 real estate mortgage non-accrual loans. Foreclosed real estate increased $5,491,000 to $7,828,000 and restructured loans increased $3,736,000 at year end 2008. Loans past due 90 days and still accruing interest decreased $803,000 at year end 2008 compared to 2007.
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
     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due — both principal and interest — according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 2008 included in the table above, which were considered impaired, management has identified additional loans totaling approximately $9,546,000 which are not included in the nonaccrual table above but are considered by management to be impaired compared to $4,027,000 in December 31, 2007.
     Once a loan has been identified as impaired (as defined by paragraph 8 of SFAS 114), Accounting by Creditors for Impairment of a Loan, management generally measures impairment based upon the fair value of the underlying collateral. In general, market prices for loans in our portfolio are not available, and we have found the fair value of the underlying collateral to be more readily available and reliable than discounting expected future cash flows to be received. Once a fair value of collateral has been determined and the impairment amount calculated, a specific reserve allocation is made. At December 31, 2008, $3,837,000 of our Company’s allowance for loan losses was allocated to impaired loans totaling approximately $29,934,000.
     As of December 31, 2008 and 2007 approximately $13,389,000 and $11,645,000, respectively, of loans not included in the nonaccrual table above or identified by management as being “impaired” were classified by management as having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. The $1,744,000 increase in classified loans is the result of several borrowers who have experienced cash flow problems and as well as some deterioration in collateral value. Management elected to allocate non-specific reserves to these credits based upon the inherent risk present. This increase in reserves was the result of our Company’s internal loan review process which assesses credit risk. In addition to the classified list, our Company also maintains an internal loan watch list of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower’s ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, deterioration in the borrower’s financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on our Company’s watch list, its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.
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
     At December 31, 2008, management allocated $11,163,000 of the $12,666,000 total allowance for loan losses to specific loans and loan categories and $1,503,000 was unallocated. Considering the size of several of our Company’s lending relationships and the loan portfolio in total, management believes that the December 31, 2008 allowance for loan losses is adequate.
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
     At December 31, 2008, debt and equity securities classified as available-for-sale represented 12.4% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

The following table presents the composition of the investment portfolio by major category.

	December 31,
(In thousands)	2008	2007	2006

U.S. Treasuries	$—	$—	$1,068
Government sponsored enterprises	55,545	87,370	121,769
Asset-backed securities	50,091	10,892	5,068
Obligations of states and political subdivisions	43,765	53,480	55,661
Other debt securities	—	—	—

Total available for sale debt securities	149,401	151,742	183,566

Federal Home Loan Bank of Des Moines Stock	7,228	3,979	3,808
Federal Reserve Bank Stock	—	—	752
Midwest Independent Bank Stock	151	151	151
Federal Agricultural Mortgage Corporation	10	10	10
Other equity securities	1,486	1,486	1,486

Total equity securities	8,875	5,626	6,207

Total available for sale investment securities	$158,276	$157,368	$189,773

As of December 31, 2008, the maturity of debt securities in the investment portfolio was as follows:

		Over One	Over Five		Weighted
	One Year	Through	Through	Over	Average
(In thousands)	Or Less	Five Years	Ten Years	Ten Years	Yield (1)

Available-for-Sale

Government sponsored enterprises	$14,466	$38,023	$2,805	$251	4.06%
Asset-backed (2)	580	46,636	2,095	779	4.63
States and political subdivisions (3)	3,454	16,273	16,892	7,146	5.49

Total available-for-sale debt securities	$18,500	$100,932	$21,792	$8,176	4.67%

Weighted average yield (1)	3.71%	4.66%	5.27%	5.40%

(1)	Weighted average yield is based on amortized cost.

(2)	Asset-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2008 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3)	Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.
     At December 31, 2008, $236,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
Risk Management
     Market risk arises from exposure to changes in interest rates and other relevant market rate or price risk. Our Company faces market risk in the form of interest rate risk through transactions other than trading activities. Market risk from these activities, in the form of interest rate risk, is measured and managed through a number of methods. Our Company uses financial modeling techniques to measure interest rate risk. These techniques measure the sensitivity of future earnings due to changing interest rate environments. Guidelines established by our Company’s Asset/Liability Management Committee and approved by our Company’s Board of Directors are used to monitor exposure of earnings at risk. General interest rate movements are used to develop sensitivity as our Company feels it has no primary exposure to a specific point on the yield curve. For the year ended December 31,

2008, our Company utilized both a 300 basis point immediate and gradual move in interest rates (both upward and downward) applied to both a parallel and a proportional yield curve.
Interest Sensitivity
     At December 31, 2008, our Company monitored its static gap report with the goal being to limit potential changes in net interest income due to changes in interest rates to acceptable limits. Our Company applied a plus or minus 3.00% interest rate change utilizing both an immediate and a gradual interest shock and measured against both parallel and proportional yield curves. The resulting net interest income changes ranged from approximately (13.5)% to 17.4% depending on the scenario.
     The following table represents the estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2008. Significant assumptions used for this table included: loans will repay at historic repayment rates; certain interest-bearing demand accounts are interest sensitive due to immediate repricing, and fixed maturity deposits will not be withdrawn prior to maturity. A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.

						Over
						5 years or
						no stated
(Dollars in thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Maturity	Total
ASSETS
Investment securities	$63,072	$30,917	$20,332	$9,845	$4,066	$29,137	$157,369
Interest-bearing deposits	133	—	—	—	—	—	133
Federal funds sold and securities purchased under agreements to resell	664	—	—	—	—	—	664
Loans	496,716	119,669	168,387	36,473	52,235	28,516	901,996

Total	$560,585	$150,586	$188,719	$46,318	$56,301	$57,653	$1,060,162

LIABILITIES

Savings, Now deposits	$—	$—	$—	$—	$—	$111,175	$111,175
Rewards checking, Super Now, money market deposits	153,934					64,113	218,047
Time deposits	379,927	36,868	27,912	5,790	3,053	130	453,680
Federal funds purchased and securities sold under agreements to repurchase	25,730	—	—	—	—	—	25,730
Subordinated notes	25,774	—	—	23,712	—	—	49,486
Other borrowed money	48,158	12,734	16,063	576	259	125	77,915

Total	$633,523	$49,602	$43,975	$30,078	$3,312	$175,543	$936,033

Interest-sensitivity GAP
Periodic GAP	$(72,938)	$100,984	$144,744	$16,240	$52,989	$(117,890)	$124,129

Cumulative GAP	$(72,938)	$28,046	$172,790	$189,030	$242,019	$124,129	$124,129

Ratio of interest-earnings assets to interest-bearing liabilities
Periodic GAP	0.88	3.04	4.29	1.54	17.00	0.33	1.13
Cumulative GAP	0.88	1.04	1.24	1.25	1.32	1.13	1.13

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
     At December 31, 2008 and 2007, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

	December 31,
(Dollars in thousands)	2008	2007

Three months or less	$39,041	$41,533
Over three months through six months	27,215	35,565
Over six months through twelve months	48,556	44,271
Over twelve months	28,160	18,374

	$142,972	$139,743

     Securities sold under agreements to repurchase generally mature the next business day; however, certain agreements with local political subdivisions and select businesses are fixed rate agreements with original maturities generally ranging from 30 to 120 days. Information relating to securities sold under agreements to repurchase is as follows:

	At End of Period		For the Period Ending
		Weighted	Maximum		Weighted
		Average	Month-end	Average	Average
(Dollars in thousands)	Balance	Interest Rate	Balance	Balance	Interest Rate

December 31, 2008	$29,139	0.48%	$56,710	$37,802	2.01%
December 31, 2007	18,365	3.24	28,705	26,807	4.23
December 31, 2006	27,320	4.35	56,027	41,309	4.25

     Other sources of funds available to meet daily needs include the sales of securities under agreements to repurchase and funds made available under a treasury tax and loan note agreement with the federal government. Also, the Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. At December 31, 2008, the amount of available credit from the FHLB totaled $166,870,000. As of December 31, 2008, the Bank had $129,057,000 in outstanding borrowings with the FHLB. Under agreements with unaffiliated banks, the Bank may borrow up to $45,000,000 in federal funds on an unsecured basis and $13,000,000 on a secured basis at December 31, 2008. As of December 31, 2008, the Bank had no federal funds purchased.

     Our Company’s liquidity depends primarily on the dividends paid to it as the sole shareholder of our subsidiary Bank. As discussed in Note 2 to the consolidated financial statements, the Bank will be required to receive regulatory approval prior to paying dividends to our Company until such time as the Bank’s unappropriated retained earnings balance is restored to a positive balance.
     In the normal course of business, our Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through our Company’s various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of our Company’s liquidity. In the section entitled, “Other Off-Balance Sheet Activities”, we disclose that our Company has $149,353,000 in unused loan commitments and standby letters of credit as of December 31, 2008. While this commitment level would be difficult to fund given our Company’s current liquidity resources, we know that the nature of these commitments are such that the likelihood of such a funding demand is very low.
     For the years ended December 31, 2008, 2007 and 2006, net cash provided by operating activities was $11,526,000 in 2008, $13,388,000 in 2007, and $16,637,000 in 2006. The variances in net cash provided by operating activities is primarily the result of differences in net income for the periods.
     Net cash used in investing activities was $108,129,000 in 2008, $73,439,000 in 2007, and $14,565,000 in 2006. The increase in cash used in investing activities from 2008 to 2007 is primarily due to an increase in loans partially offset by proceeds received on the sales of other real estate owned. The increase in cash used in investing activities from 2007 to 2006 is primarily due to an increase in loans and purchases of premises and equipment for three new branch facilities partially offset by lower purchases of debt securities and lower proceeds received from maturities of debt securities.
     Net cash provided by financing activities was $114,556,000 in 2008, $42,925,000 in 2007, and $3,198,000 in 2006. The increase in cash provided by financing activities from 2008 to 2007 is primarily the result of an increase in interest-bearing transaction accounts, time deposits, and a net increase in federal home loan borrowings partially offset by a decrease in demand deposits. In addition our Company received $30,255,000 form the issuance of preferred stock to the United States Treasury as further discussed in Note 13 to the consolidated financial statements. The increase in cash provided by financing activities from 2007 to 2006 is primarily the result of an increase in interest-bearing transaction accounts, time deposits, and a net increase in federal home loan borrowings partially offset by a decrease in demand deposits.
Other Off-Balance Sheet Activities
     In the normal course of business, our Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in our Company’s consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.
     Our Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2008 are as follows:

	Amount of Commitment Expiration per Period
		Less than 1	1-3	3-5	Over 5
(Dollars in thousands)	Total	Year	Years	Years	Years

Unused loan commitments	$143,917	$110,150	$20,347	$6,631	$6,789
Standby letters of credit	5,436	1,856	769	2,811	—

     Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

Contractual Cash Obligations
     The required payments of time deposits and other borrowed money, not including interest, at December 31, 2008 are as follows:

	Payments due by Period
		Less than 1	1-3	3-5	Over 5
(Dollars in thousands)	Total	Year	Years	Years	Years

Time deposits	$453,680	$379,927	$64,780	$8,843	$130
Other borrowed money	77,915	48,158	28,797	834	126

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
     Detail concerning our Company’s capital ratios at December 31, 2008 is included in Note 2 of our Company’s consolidated financial statements included elsewhere in this report.
Recent Accounting Pronouncements
     In December 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP), Employers’ Disclosures about Postretirement Benefit Plan Assets, FSP FAS 132R-1, an amendment of Statement of Financial Accounting Standard (SFAS) No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This position will require more detailed disclosures regarding defined benefit pension plan assets including investment policies and strategies, major categories of plan assets, valuation techniques used to measure the fair value of plan assets and significant concentrations of risk within plan assets. This position becomes effective for fiscal years ending after December 15, 2009. Upon initial application, the provisions of this position are not required for earlier periods that are presented for comparative purposes. Our Company is currently evaluating the disclosure requirements of this new position.
     Effective January 1, 2008, our Company adopted SFAS No. 157, Fair Value Measurement. SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. SFAS 157 applies whenever other standards require (permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. In March 2008, the FASB issued FSP No. 157-2”, which delayed the effective date of SFAS No. 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years and interim periods beginning after November 15, 2008. Our Company adopted the provisions of SFAS No. 157 related to financial assets and financial liabilities on January 1, 2008. The partial adoption of this statement did not have a material impact on the financial statements. In October 2008, the FASB issued FASB Staff Position (FSP) SFAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, (SFAS No. 157-3). This FSP clarifies the application of FASB No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP was effective for our Company on September 30, 2008. The adoption of this FSP did not have an effect on the consolidated financial statements. It is expected that the remaining provisions of SFAS 157 will not have a material effect on the financial statements.

     In December 2007, the FASB issued SFAS No. 141R, Business Combinations (Statement 141R) and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51 (Statement 160). Statements 141R and 160 require most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. Statement 141R will be applied to business combinations occurring after the effective date. Statement 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. Our Company is currently evaluating the impact of adopting Statement 141R and SFAS160 on its results of operations and financial position. However, it is not expected to have a material impact on our Company’s financial position or results of operations.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 gives our Company the irrevocable option to carry most financial assets and liabilities at fair value that are not currently required to be measured at fair value. If the fair value option is elected, changes in fair value would be recorded in earnings at each subsequent reporting date. SFAS 159 is effective for our Company’s 2008 fiscal year. Our Company has not elected the fair value option for any financial assets or liabilities at December 31, 2008.
     In September 2006, the FASB’s Emerging Issues Task Force reached a consensus on Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (EITF 06-4). EITF 06-4 provides guidance on the accounting for arrangements in which an employer owns and controls the insurance policy and has agreed to share a portion of the cash surrender value and/or death benefit with the employee. This guidance requires an employer to record a postretirement benefit, in accordance with FASB Statement No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions or APB Opinion No. 12, Omnibus Opinion-1967, if there is an agreement by the employer to share a portion of the proceeds of a life insurance policy with the employee during the postretirement period. The provisions of EITF 06-4 were adopted by our Company on January 1, 2008. The adoption of EITF 06-4 did not have a material impact on our Company’s financial position or results of operations.
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
     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company’s operations for the three years ended December 31, 2008.
Quantitative and Qualitative Disclosures About Market Risk
     Our Company’s exposure to market risk is reviewed on a regular basis by our Company’s Asset/Liability Committee and Board of Directors. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize those risks. Tools used by our Bank’s management include the standard gap report subject to different rate shock scenarios. At December 31, 2008, the rate shock scenario models indicated that annual net interest income could change by as much as 14.5% should interest rates rise or fall within 300 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate. Management further believes this is an acceptable level of risk.

CONSOLIDATED FINANCIAL STATEMENTS
     The following consolidated financial statements of our Company and reports of our Company’s independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Hawthorn Bancshares, Inc.:
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Bancshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hawthorn Bancshares, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2009 expressed an unqualified opinion on the effectiveness of Hawthorn Bancshares Inc.’s internal control over financial reporting.

/s/ KPMG LLP
St. Louis, Missouri
March 13, 2009

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
	2008	2007

ASSETS

Loans	$1,009,103,532	$911,278,111
Allowances for loan losses	(12,666,546)	(9,281,848)

Net loans	996,436,986	901,996,263

Investment in available-for-sale securities, at fair value	149,400,929	151,742,455
Investment in equity securities, at cost	8,875,250	5,626,050

Total investment securities	158,276,179	157,368,505

Federal funds sold and securities purchased under agreements to resell	104,393	664,184
Cash and due from banks	53,723,075	35,209,201
Premises and equipment — net	39,260,220	40,543,546
Other real estate owned and repossessed assets	7,828,278	2,337,107
Accrued interest receivable	7,476,093	8,764,196
Mortgage servicing rights	1,171,225	1,184,868
Goodwill	—	40,323,775
Intangible assets — net	2,130,097	2,831,540
Cash surrender value — life insurance	1,852,902	1,820,532
Other assets	11,439,419	2,760,362

Total assets	$1,279,698,867	$1,195,804,079

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Non-interest bearing demand	$125,245,200	$138,355,520
Savings, interest checking and money market	342,626,702	329,221,663
Time deposits $100,000 and over	142,972,489	139,742,676
Other time deposits	344,451,998	313,937,432

Total deposits	955,296,389	921,257,291

Federal funds purchased and securities sold under agreements to repurchase	29,138,623	25,729,863
Subordinated notes	49,486,000	49,486,000
Other borrowed money	129,057,483	77,915,027
Accrued interest payable	3,847,415	4,723,965
Other liabilities	6,454,574	5,493,110

Total liabilities	1,173,280,484	1,084,605,256

Stockholders’ equity:
Preferred stock, $1000 par value Authorized and issued 30,255 shares at December 31, 2008, no shares issued at December 31, 2007	27,888,294	—
Common stock, $1 par value Authorized 15,000,000 shares; issued 4,298,353 shares	4,298,353	4,298,353
Surplus	25,144,323	22,530,191
Retained earnings	51,598,678	85,728,114
Accumulated other comprehensive income (loss), net of tax	1,005,553	1,356,538
Treasury stock; 161,858 and 128,858 shares, at cost	(3,516,818)	(2,714,373)

Total stockholders’ equity	106,418,383	111,198,823

Total liabilities and stockholders’ equity	$1,279,698,867	$1,195,804,079

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Years ended December 31,
	2008	2007	2006

INTEREST INCOME
Interest and fees on loans	$62,636,558	$65,533,873	$62,578,814
Interest on debt securities:
Taxable	4,989,794	5,702,806	5,750,751
Nontaxable	1,688,871	1,986,171	1,935,987
Interest on federal funds sold and securities purchased underagreements to resell	60,550	614,571	748,419
Interest on interest-bearing deposits	23,755	57,963	100,171
Dividends on equity securities	315,685	311,723	309,150

Total interest income	69,715,213	74,207,107	71,423,292

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	4,883,042	7,411,043	6,874,535
Time deposit accounts $100,000 and over	5,698,073	7,045,209	5,251,329
Other time deposit accounts	12,871,957	14,825,176	12,465,782
Interest on federal funds purchased and securities sold under agreements to repurchase	868,528	1,380,328	1,810,667
Interest-bearing demand notes to U.S. Treasury	—	10,734	30,785
Interest on subordinated notes	3,046,238	3,617,254	3,528,418
Interest on other borrowed money	4,231,062	2,885,119	2,804,892

Total interest expense	31,598,900	37,174,863	32,766,408

Net interest income	38,116,313	37,032,244	38,656,884
Provision for loan losses	8,211,000	1,154,216	1,325,733

Net interest income after provision for loan losses	29,905,313	35,878,028	37,331,151

NON INTEREST INCOME
Service charges on deposit accounts	6,163,650	5,706,934	5,729,972
Trust department income	826,546	967,774	798,832
Mortgage loan servicing fees, net	135,322	341,377	432,517
Gain on sale of mortgage loans, net	973,095	665,817	432,112
Other	1,195,438	2,540,839	1,224,982

Total non interest income	9,294,051	10,222,741	8,618,415

INVESTMENT SECURITIES GAINS (LOSSES), NET	2,773	(1,747)	(18,351)

NON INTEREST EXPENSE
Salaries and employee benefits	18,250,469	18,733,125	17,019,086
Goodwill impairment	40,323,775	—	—
Occupancy expense, net	2,440,082	2,201,809	1,994,592
Furniture and equipment expense	2,437,558	2,878,810	2,300,872
Legal, examination, and professional fees	1,192,933	1,582,763	1,431,354
Advertising and promotion	1,117,403	1,196,216	896,686
Postage, printing, and supplies	1,220,938	1,296,518	1,146,896
Processing expense	3,101,562	1,470,475	1,008,673
Donations	816,416	224,855	300,935
Amortization of intangible assets	701,443	922,337	1,032,583
Impairment and other real-estate owned expense	809,488	680,832	119,171
Other	3,563,391	3,866,067	2,897,295

Total non-interest expense	75,975,458	35,053,807	30,148,143

Income (loss) before income taxes	(36,773,321)	11,045,215	15,783,072
Less income taxes (benefit)	(6,145,965)	3,245,239	4,907,867

Net income (loss)	(30,627,356)	7,799,976	10,875,205

Preferred stock dividends	66,090	—	—

Net income (loss) available to common shareholders	$(30,693,446)	$7,799,976	$10,875,205

Basic earnings (loss) per share	$(7.39)	$1.87	$2.61
Diluted earnings (loss) per share	$(7.39)	$1.85	$2.59

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

					Accumulated		Total
					other		Stock -
	Preferred	Common		Retained	Comprehensive	Treasury	holders’
	Stock	Stock	Surplus	Earnings	Income (Loss)	Stock	Equity

Balance, December 31, 2005	$—	$4,298,353	$22,030,074	$74,129,117	$(1,072,170)	$(2,652,509)	$96,732,865

Net income	—	—	—	10,875,205	—	—	10,875,205
Change in unrealized gain (loss) on securities:
Unrealized gain on debt and equity securities available-for-sale, net of tax	—	—	—	—	392,712	—	392,712
Adjustment for loss on sales and calls of debt and equity securities, net of tax	—	—	—	—	11,928	—	11,928

Total other comprehensive loss							404,640

Total comprehensive income							11,279,845

Stock based compensation expense	—	—	218,245	—	—	—	218,245
Adjustment to initially apply SFAS No. 158, net of tax	—	—	—	(69,937)	286,244	—	216,307
Cash dividends declared, $0.84 per share	—	—	—	(3,502,672)	—	—	(3,502,672)

Balance, December 31, 2006	$—	$4,298,353	$22,248,319	$81,431,713	$(381,286)	$(2,652,509)	$104,944,590

Net income	—	—	—	7,799,976	—	—	7,799,976
Change in unrealized gain (loss) on securities:
Unrealized gain on debt and equity securities available-for-sale, net of tax	—	—	—	—	1,403,925	—	1,403,925
Adjustment for gain on sales and calls of debt and equity securities, net of tax	—	—	—	—	1,136	—	1,136
Defined benefit pension plans:
Prior service cost arising during period from plan amendment, net of tax	—	—	—	—	61,701	—	61,701
Net gain arising during period, net of tax	—	—	—	—	234,562	—	234,562
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	—	36,500	—	36,500

Total other comprehensive income (loss)							1,737,824

Total comprehensive income (loss)							9,537,800

Stock based compensation expense	—	—	264,881	—	—	—	264,881
Exercise of stock options	—	—	16,991	—	—	83,436	100,427
Treasury stock purchased	—	—	—	—	—	(145,300)	(145,300)
Cash dividends declared, $0.84 per share	—	—	—	(3,503,575)	—	—	(3,503,575)

Balance, December 31, 2007	$—	$4,298,353	$22,530,191	$85,728,114	$1,356,538	$(2,714,373)	$111,198,823

Net loss	—	—	—	(30,627,356)	—	—	(30,627,356)
Change in unrealized gain (loss) on securities:
Unrealized gain on debt and equity securities available-for-sale, net of tax	—	—	—	—	1,325,559	—	1,325,559
Adjustment for loss on sales and calls of debt and equity securities, net of tax	—	—	—	—	(1,692)	—	(1,692)
Defined benefit pension plans:
Net loss arising during the period, net of tax	—	—	—	—	(1,696,706)	—	(1,696,706)
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	—	21,854	—	21,854

Total other comprehensive income (loss)							(350,985)

Total comprehensive income (loss)							(30,978,341)

Stock based compensation expense	—	—	231,761	—	—	—	231,761
Issuance of 30,255 shares of preferred stock and 245,443 common stock warrants, net of expenses	27,872,629	—	2,382,371	—	—	—	30,255,000
Accretion of preferred stock discount	15,665	—	—	(15,665)	—	—	—
Treasury stock purchased	—	—	—	—	—	(802,445)	(802,445)
Cash dividends declared, $0.84 per share	—	—	—	(3,486,415)	—	—	(3,486,415)

Balance, December 31, 2008	$27,888,294	$4,298,353	$25,144,323	$51,598,678	$1,005,553	$(3,516,818)	$106,418,383

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Years ended December 31,
	2008	2007	2006

Cash flows from operating activities:
Net income (loss)	$(30,627,356)	$7,799,976	$10,875,205
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill impairment	40,323,775	—	—
Provision for loan losses	8,211,000	1,154,216	1,325,733
Depreciation expense	2,158,740	2,050,122	1,910,070
Net accretion of debt securities, premiums, and discounts	(15,372)	(46,306)	(13,488)
Amortization of intangible assets	701,443	922,337	1,032,583
Stock based compensation expense	231,761	264,881	218,245
Decrease (increase) in accrued interest receivable	1,288,103	9,490	(1,001,113)
Increase in cash surrender value -life insurance	(32,370)	(70,112)	(67,584)
Increase in other assets	(2,007,842)	(749,866)	(199,226)
(Decrease) increase in accrued interest payable	(876,550)	357,715	1,227,120
(Decrease) increase in other liabilities	(1,820,022)	7,232	472,775
(Gain) loss on sales of debt securities	(2,773)	1,747	18,351
Origination of mortgage loans for sale	(54,892,543)	(39,575,067)	(20,457,303)
Proceeds from the sale of mortgage loans	55,865,638	40,240,884	20,889,415
Gain on sale of mortgage loans, net	(973,095)	(665,817)	(432,112)
Loss on sales and dispositions of premises and equipment	49,830	323,752	31,033
(Increase) decrease in deferred tax asset	(6,493,604)	651,591	807,639
Other, net	437,681	710,763	—

Net cash provided by operating activities	11,526,444	13,387,538	16,637,343

Cash flows from investing activities:
Net increase in loans	(115,310,652)	(103,830,110)	(2,205,010)
Purchase of available-for-sale debt securities	(280,670,587)	(65,747,670)	(146,710,971)
Proceeds from maturities of available-for-sale debt securities	212,071,519	66,572,206	129,177,143
Proceeds from calls of available-for-sale debt securities	42,282,640	26,288,700	5,985,038
Proceeds from sales of available-for-sale debt securities	30,920,778	6,910,634	1,985,257
Purchase of equity securities	(5,040,800)	(2,015,900)	(1,008,150)
Proceeds from sales of equity securities	1,791,600	2,597,025	1,103,700
Purchases of premises and equipment	(1,034,021)	(8,948,850)	(3,931,811)
Proceeds from sales of premises and equipment	51,450	738,287	174,759
Proceeds from sales of other real estate owned and repossessions	6,809,258	3,996,405	865,151

Net cash used in investing activities	(108,128,815)	(73,439,273)	(14,564,894)

Cash flows from financing activities:
Net (decrease) increase in demand deposits	(13,110,320)	(530,363)	4,521,095
Net increase (decrease) in interest-bearing transaction accounts	13,405,039	20,348,280	(14,949,968)
Net increase in time deposits	33,744,379	1,574,640	28,838,401
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	3,408,760	(3,730,629)	(7,535,243)
Net (decrease) increase in interest-bearing demand notes to U.S. Treasury	—	(1,735,638)	637,301
Proceeds from Federal Home Loan Bank advances	345,300,000	137,000,000	176,624,684
Repayment of Federal Home Loan Bank advances	(294,157,544)	(106,453,288)	(181,436,030)
Proceeds from sale of treasury stock, net of expenses	—	100,427	—
Proceeds from issuance of preferred stock and warrants	30,255,000	—	—
Purchase of treasury stock	(802,445)	(145,300)	—
Cash dividends paid	(3,486,415)	(3,503,575)	(3,502,672)

Net cash provided by financing activities	114,556,454	42,924,554	3,197,568

Net increase (decrease) in cash and cash equivalents	17,954,083	(17,127,181)	5,270,017
Cash and cash equivalents, beginning of year	35,873,385	53,000,566	47,730,549

Cash and cash equivalents, end of year	$53,827,468	$35,873,385	$53,000,566

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$32,475,450	$36,817,148	$31,524,523
Income taxes	$2,240,000	$3,507,000	$5,033,881
Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	$12,658,929	$3,977,012	$2,031,998

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(1)	Summary of Significant Accounting Policies

Hawthorn Bancshares, Inc. (the Company) provides a broad range of banking services to individual and corporate customers located within the communities in and surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson and Lee’s Summit, Missouri. The Company is subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

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

The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:
Principles of Consolidation
As further described in note 14, during 2007 the Company combined its banking subsidiaries into Hawthorn Bank (the Bank), a wholly owned subsidiary. In December of 2008, the Company formed Hawthorn Real Estate, LLC., a wholly owned subsidiary of the Company. The consolidated financial statements include the accounts of the Company, the Bank, and the Real Estate Company. All significant intercompany accounts and transactions have been eliminated in consolidation.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
income. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.
Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.
The Bank originates certain loans which are sold in the secondary mortgage market. These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan without recourse, thereby eliminating the Company’s exposure to interest rate fluctuations. At December 31, 2008 and 2007, $77,000 and $1,832,000 mortgage loans were held for sale, respectively. Mortgage loan servicing fees earned on loans sold are reported as income when the related loan payments are collected net of mortgage servicing right amortization. Operational costs to service such loans are charged to expense as incurred.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Goodwill
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
In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company performs an annual review of goodwill and intangible assets for impairment to determine whether the carrying value of underlying assets may not be recoverable. The Company measures recoverability based upon the future cash flows expected to result from the use of the underlying asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the underlying asset, the Company recognizes an impairment loss. The impairment loss recognized represents the amount by which the carrying value of the underlying asset exceeds the fair value of the underlying asset. As a result of the 2008 annual review, the Company determined that goodwill was fully impaired and recorded an impairment charge of $40,323,775, before tax.
Intangible Assets
Intangible assets include core deposit intangible assets established in connection with prior acquisitions. Core deposit intangible assets are amortized over periods ranging from seven to ten years using straight-line and accelerated methods of amortization. Other intangible assets are amortized over periods up to seven years. The Company reviews intangible assets for impairment periodically to determine whether there have been any events or circumstances to indicate the recorded amount is not recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, an impairment loss is recognized to reduce the carrying amount to fair value, and when appropriate, the amortization period is also reduced. No impairment losses were recognized during any of the three years ended December 31, 2008.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
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
Effective December 31, 2006, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of Financial Accounting Standards Board (FASB) Statements No. 87, 88, 106, and 132(R) (SFAS No. 158). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its consolidated balance sheet and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its fiscal year-end, with limited exceptions.
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
Changes in the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by various taxing authorities, and newly enacted statutory, judicial and regulatory guidance that impact the relative merits and risks of tax positions. These changes, when they occur, affect accrued taxes and can be significant to the operating results of the Company. Management believes the accrual for tax liabilities is adequate for all open audit years based on its assessment of many factors, including past experience and interpretations of tax law applies to the fact of each matter. The Company’s state and federal income tax returns for 2005 to 2008 are open tax years. As of December 31, 2008, there were no federal or state income tax examinations in process.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
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
Fair Value Measurements
     Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurement. SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. SFAS 157 applies whenever other standards require (permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, the Financial Accounting Standards Board (FASB) clarified the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.
The fair value hierarchy is as follows:
Level 1 — Inputs are unadjusted quoted prices for identical assets or liabilities in active markets.
Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs are unobservable inputs for the asset or liability and significant to the fair value. These may be internally developed using the Company’s best information and assumptions that a market participant would consider.
The following disclosures exclude certain nonfinancial assets and liabilities which are deferred under the provisions of FASB issued Staff Position No. FAS 157-2 (FSP No. 157-2). These include foreclosed real estate, long-lived assets, goodwill, and core deposit intangible assets which are

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
written down to fair value upon impairment. The FASB’s deferral is intended to allow additional time to consider the effect of various implementation issues relating to these non-financial instruments, and defers disclosures under SFAS No. 157 until January 1, 2009. The Company does not expect the adoption of the remaining provisions of this statement to have a material effect on the consolidated financial statements. In October 2008, the FASB issued FASB Staff Position SFAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, (SFAS No. 157-3). This position clarifies the application of FASB No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This position was effective for the Company on September 30, 2008. The adoption of this position did not have an effect on the Company’s consolidated financial statements.
Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value:
Available-for-sale securities
Available-for-sale securities are recorded at fair value on a recurring basis. Available-for-sale securities is the only balance sheet category the Company is required, in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), to carry at fair value on a recurring basis. Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.
Loans
The Company does not record loans at fair value on a recurring basis other than loans that are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan, (SFAS 114). In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. At December 31, 2008, all impaired loans were evaluated based on the fair value of the collateral. The fair value of the collateral is based on an observable market price or current appraised value and therefore, the Company classifies these assets as nonrecurring Level 2. As of December 31, 2008, the Company identified $29.9 million in impaired loans. These impaired loans had specific allowances for losses aggregating $3.8 million.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
The following table presents information about the Company’s assets measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value.

	Fair Value Measurements
	At December 31, 2008 Using
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
Description	December 31, 2008	(Level 1)	(Level 2)	(Level 3)

Available-for-Sale Securities	$149,400,929	$—	$149,400,929	$—
Impaired loans	$26,096,354	$—	$26,096,354	$—

Earnings per Share
Basic earnings (loss) per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share gives effect to all dilutive potential common shares that were outstanding during the year. The calculations of basic and diluted earnings (loss) per share are as follows:

	2008	2007	2006

Net income (loss), basic and diluted	$(30,627,356)	$7,799,976	$10,875,205
Less: preferred stock dividends	66,090	—	—

Net income (loss) available to common shareholders	(30,693,446)	7,799,976	10,875,205
Average shares outstanding	4,155,749	4,171,163	4,169,847
Effect of dilutive stock options	—	39,681	34,700

Average shares outstanding including dilutive stock options	$4,155,749	$4,210,844	$4,204,547

Net income (loss) per share, basic	$(7.39)	$1.87	$2.61
Net income (loss) per share, diluted	(7.39)	1.85	2.59

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Under the treasury stock method, outstanding stock options are dilutive when the average market price of the Company’s common stock, when combined with the effect of any unamortized compensation expense, exceeds the option price during the period, except when the Company has a loss from continuing operations available to common shareholders. In addition, proceeds from the assumed exercise of dilutive options along with the related tax benefit are assumed to be used to repurchase common shares at the average market price of such stock during the period.
The following option to purchase shares during the fiscal years ended 2008, 2007, and 2006 were not included in the respective computations of diluted earnings per share because the exercise price of the option, when combined with the effect of the unamortized compensation expense, was greater than the average market price of the common shares and were considered anti-dilutive.

	Years Ended December 31,
	2008	2007	2006
Anti-Dilutive shares	58,371	6,082	4,482
Consolidated Statements of Cash Flows
For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of federal funds sold and securities sold or purchased under agreements to resell, cash, and due from banks.
Stock-Based Compensation
The Company’s stock-based employee compensation plan is described in Note 12, Stock Compensation. In accordance with provisions of SFAS No. 123(R) Share-Based Payment, the Company measures the cost of the stock-based compensation based on the grant-date fair value of the award, recognizing the cost over the requisite service period. The fair value of an award is estimated using the Black-Scholes option-pricing model. The expense recognized is based on an estimation of the number of awards for which the requisite service is expected to be rendered, and is included in salaries and employee benefits in the accompanying consolidated statements of operations. SFAS No. 123(R) also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows.
Treasury Stock
The purchase of the Company’s common stock is recorded at cost. Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such stock.
Comprehensive Income
The Company reports comprehensive income (loss) in the consolidated statements of stockholders’ equity and comprehensive income (loss).

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Recently Issued Accounting Standards
In December 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP), Employers’ Disclosures about Postretirement Benefit Plan Assets, FSP FAS 132R-1, an amendment of Statement of Financial Accounting Standard (SFAS) No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This position will require more detailed disclosures regarding defined benefit pension plan assets including investment policies and strategies, major categories of plan assets, valuation techniques used to measure the fair value of plan assets and significant concentrations of risk within plan assets. This position becomes effective for fiscal years ending after December 15, 2009. Upon initial application, the provisions of this position are not required for earlier periods that are presented for comparative purposes. The Company is currently evaluating the disclosure requirements of this new position.
Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurement. SFAS 157 defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. SFAS 157 applies whenever other standards require (permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. In March 2008, the FASB issued FSP No. 157-2”, which delayed the effective date of SFAS No. 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years and interim periods beginning after November 15, 2008. The Company adopted the provisions of SFAS No. 157 related to financial assets and financial liabilities on January 1, 2008. The partial adoption of this statement did not have a material impact on the financial statements. In October 2008, the FASB issued FASB Staff Position (FSP) SFAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, (SFAS No. 157-3). This FSP clarifies the application of FASB No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP was effective for the Company on September 30, 2008. The adoption of this FSP did not have an effect on the consolidated financial statements. It is expected that the remaining provisions of SFAS 157 will not have a material effect on the financial statements.
In December 2007, the FASB issued SFAS No. 141R, Business Combinations (Statement 141R) and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51 (Statement 160). Statements 141R and 160 require most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. Statement 141R will be applied to business combinations occurring after the effective date. Statement 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. The Company is currently evaluating the impact of adopting Statement 141R and SFAS160 on its results of operations and

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
financial position. However, it is not expected to have a material impact on the Company’s financial position or results of operations.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 gives the Company the irrevocable option to carry most financial assets and liabilities at fair value that are not currently required to be measured at fair value. If the fair value option is elected, changes in fair value would be recorded in earnings at each subsequent reporting date. SFAS 159 is effective for the Company’s 2008 fiscal year. The Company has not elected the fair value option for any financial assets or liabilities at December 31, 2008.
In September 2006, the FASB’s Emerging Issues Task Force reached a consensus on Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (EITF 06-4). EITF 06-4 provides guidance on the accounting for arrangements in which an employer owns and controls the insurance policy and has agreed to share a portion of the cash surrender value and/or death benefit with the employee. This guidance requires an employer to record a postretirement benefit, in accordance with FASB Statement No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions or APB Opinion No. 12, Omnibus Opinion-1967, if there is an agreement by the employer to share a portion of the proceeds of a life insurance policy with the employee during the postretirement period. The provisions of EITF 06-4 were adopted by the Company on January 1, 2008. The adoption of EITF 06-4 did not have a material impact on the Company’s consolidated financial position or results of operations.
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

Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2008 and 2007, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the regulatory authorities categorized the bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Bank’s categories.

The actual and required capital amounts and ratios for the Company and the Bank as of December 31, 2008 and 2007 are as follows (dollars in thousands):

			Minimum		Well-Capitalized
	Actual		Capital requirements		Capital Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2008
Total capital (to risk-weighted assets):
Company	$163,949	16.01%	$81,912	8.00%	—	—
Hawthorn Bank	125,510	12.35	81,310	8.00	$101,638	10.00%

Tier I capital (to risk-weighted assets):
Company	$138,756	13.55	$40,956	4.00%	—	—
Hawthorn Bank	113,158	11.13	40,655	4.00	$60,983	6.00%

Tier I capital (to adjusted average assets):
Company	$138,756	10.80	$38,543	3.00%	—	—
Hawthorn Bank	113,158	8.82	38,497	3.00	$64,162	5.00%

			Minimum		Well-Capitalized
	Actual		Capital requirements		Capital Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2007
Total capital (to risk-weighted assets):
Company	$123,970	13.24%	$74,925	8.00%	—	—
Hawthorn Bank	115,395	12.35	74,740	8.00	$93,425	10.00%

Tier I capital (to risk-weighted assets):
Company	$103,754	11.08%	$37,463	4.00%	—	—
Hawthorn Bank	106,113	11.36	37,370	4.00	$56,055	6.00%

Tier I capital (to adjusted average assets):
Company	$103,754	9.12%	$34,148	3.00%	—	—
Hawthorn Bank	106,113	9.33	34,126	3.00	$56,876	5.00%

Bank dividends are the principal source of funds for payment of dividends by the Company to it stockholders. The Bank is subject to regulations which require the maintenance of minimum capital requirements. As a result of the goodwill impairment charge, as described in Note 1, the Bank’s unappropriated retained earnings balance at December 31, 2008 is negative. As a result, the Bank must obtain regulatory approval prior to paying dividends to the Company until such time as the unappropriated retained earnings balance is restored to a positive balance.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(3)	Loans and Allowance for Loan Losses

A summary of loans, by major classification within the Company’s loan portfolio, at December 31, 2008 and 2007 are as follows:

	2008	2007

Commercial	$153,386,062	$151,487,677
Real estate — construction	129,638,759	147,432,123
Real estate — mortgage	692,530,252	575,551,891
Installment and other consumer	33,404,048	36,738,062
Unamortized loan origination fees and costs, net	144,411	68,358

Total loans	$1,009,103,532	$911,278,111

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

Following is a summary of activity in 2008 of loans made by the Bank to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features.

Balance at December 31, 2007	$6,476,314
New loans	6,327,756
Amounts collected	(5,196,048)

Balance at December 31, 2008	$7,608,022

Changes in the allowance for loan losses for 2008, 2007 and 2006 are as follows:

	2008	2007	2006

Balance, beginning of year	$9,281,848	9,015,378	9,084,774
Provision for loan losses	8,211,000	1,154,216	1,325,733
Charge-offs	(5,439,827)	(1,307,644)	(1,850,904)
Recoveries of loans previously charged off	613,525	419,898	455,775

Balance, end of year	$12,666,546	9,281,848	9,015,378

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
A summary of nonaccrual and other impaired loans at December 31, 2008 and 2007 is as follows:

	2008	2007

Nonaccrual loans	$20,387,859	$4,538,364
Impaired loans continuing to accrue interest	9,545,914	4,026,976

Total impaired loans	$29,933,773	$8,565,340

Allowance for loan losses on impaired loans	$3,837,419	$3,256,342
Impaired loans with no specific allowance for loan losses	11,451,625	500,236

Loans past due 90 days or more continuing to accrue interest	$744,123	$1,545,030

Restructured troubled debt	$3,736,105	$—

The average balance of impaired loans during 2008 and 2007 was $20,646,000 and $8,915,000, respectively.

A summary of interest income on nonaccrual and other impaired loans for 2008, 2007, and 2006 is as follows:

		Impaired
		loans
	Nonaccrual	continuing to
	loans	accrue interest	Total

2008:
Income recognized	$239,320	$116,521	$355,841
Interest income had interest accrued	1,521,701	116,521	1,638,222
2007:
Income recognized	329,566	359,229	688,795
Interest income had interest accrued	744,675	359,229	1,103,904
2006:
Income recognized	62,793	578,766	641,559
Interest income had interest accrued	896,102	578,766	1,474,868

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(4)	Investment in Debt and Equity Securities

The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2008 and 2007 are as follows:

		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gains	losses	Fair value

December 31, 2008
Government sponsored enterprises	$54,018,436	$1,526,240	$—	$55,544,676
Asset-backed securities	48,801,151	1,292,982	3,148	50,090,985
Obligations of states and political subdivisions	43,201,999	755,091	191,822	43,765,268

Total available for sale securities	$146,021,586	$3,574,313	$194,970	$149,400,929

		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gains	losses	Fair value

December 31, 2007
Government sponsored enterprises	$86,862,693	$583,028	$75,323	$87,370,398
Asset-backed securities	10,861,809	50,869	20,442	10,892,236
Obligations of states and political subdivisions	52,883,289	646,153	49,621	53,479,821

Total available for sale securities	$150,607,791	$1,280,050	$145,386	$151,742,455

Equity securities in the amount of $8,875,250 and $5,626,050 as of December 31, 2008 and 2007, respectively, are recorded at cost, and consist primarily of Federal Home Loan Bank Stock and the Company’s interest in the statutory trusts described in Note 8. While other Federal Home Loan Banks have suspended dividends, the Bank is a member of the Federal Home Loan Bank of Des Moines and has continued to receive dividend payments each quarter.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2008, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized	Fair
	cost	value

Due in one year or less	$17,761,210	$17,920,078
Due after one year through five years	52,711,226	54,295,654
Due after five years through ten years	19,295,127	19,696,890
Due after ten years	7,452,872	7,397,322

	97,220,435	99,309,944
Asset-backed securities	48,801,151	50,090,985

Total	$146,021,586	$149,400,929

Weighted average yield at end of period	4.67%

Debt securities with carrying values aggregating approximately $136,057,000 and $110,551,000 at December 31, 2008 and 2007, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

	2008	2007	2006

Proceeds from sales	$30,920,778	$6,910,634	$1,985,257

Gains	2,733	—	—
Losses	—	(1,747)	(18,351)

Net gains (losses)	$2,733	$(1,747)	$(18,351)

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008, were as follows:

	Less than 12 months		12 months or more			Total
					Number of
	Fair	Unrealized	Fair	Unrealized	Investment	Fair	Unrealized
	Value	Losses	Value	Losses	Positions	Value	Losses

Government sponsored enterprises	$—	$—	$—	$—	—	$—	—
Asset-backed securities	890,039	(1,904)	210,667	(1,244)	11	1,100,706	$(3,148)
Obligations of states and political subdivisions	7,674,965	(191,822)	—	—	27	7,674,965	(191,822)

	$8,565,004	$(193,726)	$210,667	$(1,244)	38	$8,775,671	$(194,970)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Government sponsored enterprises: The Company had no unrealized losses in any government sponsored enterprise securities.

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

(5)	Premises and Equipment

A summary of premises and equipment at December 31, 2008 and 2007 is as follows:

	2008	2007

Land and land improvements	$10,136,974	$10,155,282
Buildings and improvements	31,460,592	31,190,973
Furniture and equipment	11,096,332	11,241,357
Construction in progress	418,922	166,318

Total	53,112,820	52,753,930
Less accumulated depreciation	13,852,600	12,210,384

Net premises and equipment	$39,260,220	$40,543,546

Depreciation expense for the past three years is as follows:

	For the Years Ended December 31,
	2008	2007	2006

Depreciation expense	$2,158,740	$2,050,122	$1,910,070

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(6)	Goodwill and Other Intangible Assets

In accordance with SFAS No. 142, the Company’s goodwill is tested annually for potential impairment. SFAS No. 142 has a two-step process to test goodwill for impairment. The first step is to compare the Company’s estimated fair value, including goodwill, to its net book value. If the estimated fair value is less than the net book value, a second step is required. Under the second step, the estimated fair value of all the Company’s tangible and identifiable intangible net assets must be determined. That amount is compared to the Company’s estimated fair value to determine the amount of implied goodwill. Impairment, if any, is equal to the excess of the recorded goodwill over the implied goodwill. During the 2008 annual review, the results of the first step of the process gave an indication of probable goodwill impairment. This was primarily due to the deterioration of general market conditions experienced during the fourth quarter of 2008 and corresponding declines in the Company’s stock price to levels well below book value. In the second step of the process, the implied fair value of the Company’s goodwill (determined by comparing the estimated fair value of the Company to the sum of the fair values of the Company’s tangible and separately identifiable intangible net assets) was compared with the carrying value of goodwill in order to determine the amount of impairment. As a result of the second step of the process, the Company determined that the goodwill was fully impaired as of December 31, 2008, and recorded an impairment charge of $40,323,775, before tax in the fourth quarter of 2008.

A summary of goodwill and other intangible assets at and for the years ended December 31, 2008 and 2007 is as follows:

	For the Years Ended December 31,
	2008			2007
	Gross			Gross
	Carrying	Accumulated	Net	Carrying	Accumulated	Net
	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortizable intangible assets:
Core deposit intangible	$7,060,224	$(4,930,127)	$2,130,097	$7,060,224	$(4,228,684)	$2,831,540
Mortgage servicing rights	2,767,180	(1,595,955)	1,171,225	2,562,793	(1,377,925)	1,184,868

Total amortizable intangible assets	9,827,404	(6,526,082)	3,301,322	9,623,017	(5,606,609)	4,016,408

Goodwill	—	—	—	40,323,775	—	40,323,775

Total intangible assets	$9,827,404	$(6,526,082)	$3,301,322	$49,946,792	$(5,606,609)	$44,340,183

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Changes in the net carrying amount of other intangible assets for the years ended December 31, 2008 and 2007 are shown in the following table:

	Core Deposit	Mortgage
	Intangible	Servicing
	Asset	Rights

Balance at December 31, 2006	$3,753,877	$1,350,375
Additions	—	285,273
Amortization	(922,337)	(450,780)

Balance at December 31, 2007	2,831,540	1,184,868
Additions	—	627,397
Amortization	(701,443)	(641,040)

Balance at December 31, 2008	$2,130,097	$1,171,225

Mortgage loans serviced for others totaled approximately $213,074,000 and $209,734,000 at December 31, 2008 and 2007, respectively.
The Company’s amortization expense on intangible assets in any given period may be different from the estimated amounts depending upon the acquisition of intangible assets, changes in mortgage interest rates, prepayment rates and other market conditions. The following table shows the estimated future amortization expense based on existing asset balances and the interest rate environment as of December 31, 2008 for the next five years:

	Core Deposit	Mortgage
	Intangible	Servicing
	Asset	Rights

2009	$626,111	$371,000
2010	526,477	250,000
2011	434,763	191,000
2012	408,062	146,000
2013	134,684	112,000

The aggregate amortization expense of intangible assets subject to amortization for the past three years is as follows:

	For the Years Ended December 31,
Aggregate amortization expense	2008	2007	2006

Core deposit intangible asset	$701,443	$922,337	$1,032,583
Mortgage servicing rights	641,040	450,780	425,829

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(7)	Deposits

The scheduled maturities of time deposits are as follows (in thousands):

(In thousands)	2008	2007

Due within:
One year	$362,059	$379,927
Two years	62,484	36,868
Three years	32,505	27,912
Four years	4,634	5,790
Five years	25,674	3,053
Thereafter	68	130

	$487,424	$453,680

(8)	Borrowings

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase (repurchase agreements)

Information relating to federal funds purchased and repurchase agreements is as follows:

	Year End	Average	Average	Maximum
	Weighted	Weighted	Balance	Outstanding at	Balance at
	Rate	Rate	Outstanding	any Month End	December 31,

2008
Federal funds purchased	—%	2.8%	$3,831,120	$17,757,000	$—
Short-term repurchase agreements	0.5	2.0	37,802,343	56,709,965	29,138,623

Total					29,138,623

2007
Federal funds purchased	5.1%	5.3%	$7,041,300	$14,950,000	$7,365,000
Short-term repurchase agreements	3.2	4.2	26,806,926	28,704,922	18,364,863

Total					25,729,863

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Company’s investment portfolio.
Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $45,000,000 on an unsecured basis and $13,000,000 on a secured basis at December 31, 2008.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
     Other Borrowings
Other borrowings of the Company consisted of the following at December 31, 2008:

			Year End
		Maturity	Weighted	Year End
	Borrower	Date	Rate	Balance

FHLB advances	Subsidiary bank	2009	5.3%	$12,765
		2010	4.6%	22,331
		2011	3.6%	38,576
		2012	4.4%	258
		2013	4.1%	127
		2014-18	2.5%	10,000
FHLB repurchase agreements		2009	1.0%	45,000

Total				129,057

Subordinated notes	The Company	2034	4.6%	25,774
		2035	6.3%	23,712

Total				$49,486

The Bank subsidiary of the Company is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank of Des Moines stock, as well as mortgage loans equal to 125% to 175% (based on collateral type) of the outstanding advance balance, to secure amounts borrowed by the Bank. The outstanding balance of $129,057,000 includes $27,000,000 which the FHLB may call for early payment within the next three years. The FHLB has also issued letters of credit totaling $100,000 at December 31, 2008, to secure the Company’s obligations to depositors of public funds.
Based upon the collateral pledged to the Federal Home Loan Bank of Des Moines at December 31, 2008, the Bank could borrow up to an additional $166,870,000 under the agreement.
On March 17, 2005, Exchange Statutory Trust II, a newly formed business trust issued $23,000,000 of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The interest rate on the TPS is a fixed rate at 6.30% until March 17, 2010, at which time it converts to a floating rate based on a specific margin above three-month LIBOR. The TPS can be prepaid without penalty at any time after five years from the issuance date.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
the event of default, however, the Company would be precluded from paying dividends until the default is cured.

On March 17, 2004, Exchange Statutory Trust I, a newly formed Delaware business trust and subsidiary of the Company issued $25,000,000 of floating TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (4.57% at December 31, 2008). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened to a date not earlier than March 17, 2009 if certain conditions are met. A portion of the proceeds from the offering were used to repay outstanding indebtedness with the remaining available for cash operating reserves at the holding company level.

The Exchange Statutory Trusts are not consolidated in the Company’s financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2008 and 2007 was $49,486,000. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1,486,000, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.

(9)	Reserve Requirements and Compensating Balances

The Federal Reserve Bank required the Bank to maintain cash or balances of $17,962,000 and $14,545,000 at December 31, 2008 and 2007, respectively, to satisfy reserve requirements. Average compensating balances held at correspondent banks were $899,000 and $1,333,000 at December 31, 2008 and 2007, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(10)	Income Taxes

The composition of income tax expense (benefit) for 2008, 2007, and 2006 is as follows:

	2008	2007	2006

Current:
Federal	$1,236,327	$3,549,527	$4,252,932
State	—	60,297	177,491

Total current	1,236,327	3,609,824	4,430,423

Deferred:
Federal	(6,625,134)	(364,585)	477,444
State	(757,158)	—	—

Total deferred	(7,382,292)	(364,585)	477,444

Total income tax (benefit) expense	$(6,145,965)	$3,245,239	$4,907,867

Applicable income tax expense (benefit) for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

	2008		2007		2006
	Amount	%	Amount	%	Amount	%

Income (loss) before provision for income taxes	$(36,773,321)		$11,045,215		$15,783,072

Tax at statutory Federal income tax rate	$(12,502,929)	34.00%	$3,765,825	34.10%	$5,447,567	34.51%
Goodwill impairment	7,112,827	(19.34)	—	—	—	—
Tax-exempt income	(570,506)	1.55	(628,158)	(5.69)	(685,580)	(4.34)
State income tax, net of Federal tax benefit	—	—	39,796	0.36	115,369	0.73
Other, net	(185,357)	0.50	67,776	0.61	30,511	0.19

Provision for income taxes	$(6,145,965)	16.71%	$3,245,239	29.38%	$4,907,867	31.09%

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
The components of deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are as follows:

	2008	2007

Deferred tax assets:
Allowance for loan losses	$4,939,953	$3,619,921
Nonaccrual loan interest	270,265	237,133
Core deposit intangible	697,040	560,243
Goodwill	3,979,134	—
Pension	—	126,670
Deferred compensation	142,715	136,789
Other	1,105,844	400,843

Total deferred tax assets	11,134,951	5,081,599

Deferred tax liabilities:
Premises and equipment	855,698	725,693
Mortgage servicing rights	176,175	111,849
FHLB stock dividend	102,921	102,921
Available-for-sale securities	1,317,944	443,228
Goodwill	—	2,260,390
Pension	139,083	—
Other	34,895	507,668

Total deferred tax liabilities	2,626,716	4,151,749

Net deferred tax asset	$8,508,235	$929,850

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2008 and, therefore, has not established a valuation reserve.

At December 31, 2008, the accumulation of prior years’ earnings representing tax bad debt deductions of the Bank was $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, the Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities. In accordance with SFAS No. 142, the Company’s goodwill is tested annually for potential impairment. As a result of the annual test, the Company determined that the goodwill was fully impaired and recorded an impairment charge of $40,323,775, before tax. The impairment write-down reduced the book basis of tax deductible goodwill to zero. Accordingly, the entire deferred tax liability was reversed and a deferred tax asset for the benefit of the remaining deductible goodwill was recognized.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
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

In evaluating whether the probable recognition threshold has been met, FIN 48 requires the presumption that the tax position will be evaluated during an audit by taxing authorities. The term “more-likely-than-not” is defined as a likelihood of more than 50 percent. Individual tax positions that fail to meet the recognition threshold will generally result in (a) reductions in deferred tax assets or increases in deferred tax liabilities or (b) increases in a liability for income taxes payable or reduction of an income tax refund receivable. As of December 31, 2008, the Company had $749,000 of gross unrecognized tax benefits of which $487,000 would impact the effective tax rate, if recognized. The Company expects a reduction of $187,000 in gross unrecognized tax benefits during 2009 as a result of the state statute of limitations closing for the 2005 tax year. At December 31, 2008, unrecognized tax benefits relate to various federal and state tax positions.

FIN 48 also provides guidance on disclosure, accrual of interest and penalties, accounting in interim periods, and transition. As of December 31, 2008, interest accrued was approximately $131,000. The unrecognized tax benefits are as follows:

	2008	2007

Unrecognized tax benefits as of January 1,	$956,577	$1,015,361
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during prior years	—	(164,793)
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during 2008	—	340,351
The amount of decreases in unrecognized tax benefits relating to settlements with taxing authorities	—	—
Reductions to unrecognized benefits as a result of a lapse of the applicable statute of limitations	(207,635)	(234,342)

Unrecognized tax benefits as of December 31,	$748,942	$956,577

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(11)	Employee Benefit Plans

Employee benefits charged to operating expenses are summarized in the table below.

	2008	2007	2006

Payroll taxes	$1,119,073	$1,399,321	$954,001
Medical plans	1,466,232	1,245,059	1,311,038
401k match	294,098	—	—
Pension plan	854,407	837,288	882,039
Profit-sharing	205,515	757,561	835,788
Other	211,500	232,929	203,312

Total employee benefits	$4,150,825	$4,472,158	$4,186,178

Prior to 2008, the Company provided a non-contributory profit-sharing plan which covered all full-time employees. Beginning in 2008, the Company’s profit-sharing plan was amended to include a matching 401k portion, in which the Company matches the first 3% of eligible employee contributions. The Company made annual contributions in an amount up to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for Federal income tax purposes. In addition, employees were able to make additional tax-deferred contributions.

The Company also provides a noncontributory defined benefit pension plan for all full-time employees. The following items are components of the net pension expense for the years ended December 31, 2008, 2007, and 2006:

	2008	2007	2006

Service cost—benefits earned during the year	$820,401	$797,675	$620,564
Interest costs on projected benefit obligations	452,524	364,406	318,142
Expected return on plan assets	(454,344)	(385,269)	(369,164)
Amortization of prior service cost	78,628	78,628	78,628
Amortization of net gains	(42,802)	(18,152)	(2,601)

Net periodic pension expense	$854,407	$837,288	$645,569

SFAS No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans, requires an employer to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made a $1,500,000 contribution to the defined benefit plan in 2008, and the minimum required contribution for 2009 is estimated to be $12,000. The company has not determined whether it will make any contributions other than the minimum required funding contribution for 2009.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
A summary of the activity in the Plan’s projected benefit obligation, assets, funded status, accumulated benefit obligation, and amounts recognized in the Company’s consolidated balance sheets at December 31, 2008 and 2007 are as follows:

	2008	2007

Change in projected benefit obligation:
Balance, January 1	$7,293,000	$6,855,269
Service cost	820,401	797,675
Interest cost	452,524	364,406
Actuarial loss (gain)	116,690	(451,125)
Benefits paid	(261,768)	(273,225)

Balance, December 31	8,420,847	7,293,000

Change in plan assets:

Fair value, January 1	6,968,205	6,256,681
Actual (loss) return on plan assets	(2,210,452)	359,932
Employer contribution	1,500,000	594,817
Benefits paid	(261,768)	(273,225)

Fair value, December 31	5,995,985	6,938,205

Funded status:

Projected benefit obligation	8,420,847	7,293,000
Plan assets at fair value	5,995,985	6,938,205

Pension benefit liability	$2,424,862	$354,795

Accumulated benefit obligation	$6,269,427	$5,495,000

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income at December 31, 2008 and 2007 are shown below on a pre-tax basis:

	2008	2007

Prior service costs	$78,628	$78,628
Net actuarial gain	(42,802)	(18,152)

Accumulated other comprehensive loss	$35,826	$60,476

The prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit pension cost in 2009 is approximately $79,000. For 2009, there is no amount of actuarial gain or loss subject to amortization in the net periodic benefit pension cost.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Assumptions utilized to determine benefit obligations as of December 31, 2008, 2007 and 2006 and to determine pension expense for the year then ended are as follows:

	2008	2007	2006

Determination of Benefit obligation at year end:
Discount rate	6.15%	6.25%	5.50%
Annual rate of compensation increase	4.50%	4.50%	4.50%

Determination of Pension expense for year ended:
Discount rate for the service cost	6.25%	5.50%	5.25%
Annual rate of compensation increase	4.50%	4.50%	5.00%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories or plan assets. The approximate weighted-average asset allocation of the plan’s assets at December 31, 2008 and 2007 were as follows:

	2008	2007

Equity securities	54%	79%
Debt securities	15%	14%
Cash equivalents	31%	7%

Total	100%	100%

The investment policy of the pension plan is designed for growth in value while minimizing risk to the overall portfolio. The Company diversifies the assets through investments in domestic and international fixed income securities and domestic and international equity securities. The assets are readily marketable and can be sold to fund benefit payment obligations as they become payable. The Company’s long-term investment target mix for the plan is 70% equity securities and 30% fixed income. As noted in the above table, cash equivalents were more heavily weighted due to a large contribution at the end of 2008 that was in the process of being invested. The Company regularly reviews its policies on the investment mix and may make changes depending on economic conditions and perceived investment mix.
The following future benefit payments are expected to be paid:

Year	Pension benefits

2009	$277,309
2010	309,765
2011	337,170
2012	335,289
2013	335,924
2014 to 2018	2,079,610

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(12)	Stock Compensation

The Company’s stock option plan provides for the grant of options to purchase up to 450,000 shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries. All options have been granted at exercised prices equal to fair value and vest over periods ranging from four to five years, except 4,821 options issued in 2002, and 9,519 options issued in 2008 to acquire shares that vested immediately.

The following table summarizes the Company’s stock option activity:

				Weighted average
	Number of shares			exercise price
	December 31			December 31
	2008	2007	2006	2008	2007	2006

Outstanding, beginning of year	242,968	202,739	160,809	$27.23	$24.54	$24.54
Granted	37,537	48,104	44,276	21.01	33.50	29.95
Exercised	—	(4,649)	—	—	20.13	—
Forfeited	(13,670)	—	—	32.08	—	—
Canceled	—	(3,226)	(2,346)	32.08	30.53	29.95

Outstanding, end of year	266,835	242,968	202,739	$26.10	$27.23	$25.66

Exercisable, end of year	182,693	140,186	111,025	$25.21	$23.63	$21.82

Options outstanding at December 31, 2008 had a weighted average remaining contractual life of approximately six years and an intrinsic value of $31,000. Options outstanding at December 31, 2007 had a remaining contractual life of approximately seven years and an intrinsic value of $495,000.

Options exercisable at December 31, 2008 had a weighted average remaining contractual life of approximately five years and an intrinsic value of approximately $31,000. Options exercisable at December 31, 2007 had a weighted average remaining contractual life of approximately five years and an intrinsic value of approximately $495,000. During 2007, 4,649 stock options were exercised. No stock options were exercised during 2008 or 2006.

Total stock-based compensation expense for the years ended December 31, 2008, 2007, and 2006 was $232,000, $265,000, and $218,000, respectively. As of December 31, 2008, the total unrecognized compensation expense related to non-vested stock awards was $374,000 and the related weighted average period over which it is expected to be recognized is approximately two years.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
The weighted average grant-date fair values of stock options granted during the following years and the weighted average significant assumptions used to determine those fair values, using the Black-Scholes option-pricing model, are as follows:

	2008	2007	2006

Fair value per share at grant date	$4.53	$7.13	$6.13
Significant assumptions:
Risk-free interest rate at grant date	3.14%	4.49%	4.61%
Expected annual rate of quarterly dividends	4.00	2.50	2.80
Expected stock price volatility	30	20	20
Expected life to exercise (years)	6.24	6.25	6.25

(13)	Preferred Stock

On December 19, 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program, CPP, a voluntary program that provides capital to financially healthy banks. This program is designed to attract broad participation by banking institutions to help stabilize the financial system by encouraging lending. The Company plans to use the funds received, as discussed below, to continue to provide loans to its customers and to look for ways to deploy additional funds to benefit the communities in the Company’s market area.

Participating in this program included the Company’s issuance of 30,255 shares of senior preferred stock (with a par value of $1,000 per share) and a ten year warrant to purchase approximately 245,443 shares of common stock (see below for additional information) to the U.S. Department of Treasury in exchange for $30,255,000. The proceeds received were allocated between the preferred stock and the common stock warrants based upon their relative fair values. This resulted in the recording of a discount on the preferred stock upon issuance that reflects the value allocated to the warrant. The discount on the preferred stock will be accreted over five years, consistent with managements’ estimate of the life of the preferred stock. Such accretion will be treated as additional dividends on the preferred stock. The allocated carrying values of the senior preferred stock and common stock warrants on December 19, 2008 was $27,872,629 and $2,382,371, respectively.

The preferred shares carry a 5% cumulative dividend for the first five years and 9% thereafter if not redeemed. The preferred shares are redeemable after three years at par plus accrued dividends, or before three years if the Company raises Tier 1 capital in an amount equal to the preferred stock issued. The preferred stock generally does not have any voting rights, subject to an exception in the event the Company fails to pay dividends on the preferred stock for six or more quarterly periods, whether or not consecutive. Under such circumstances, the Treasury will be entitled to vote to elect two directors to the board until all unpaid dividends have been paid or declared and set apart for payment. The Company is prohibited from paying any dividends with respect to shares of common stock unless all accrued and unpaid dividends are paid in full on the senior preferred stock for all past dividend periods. The Treasury Department may also transfer the senior preferred stock to a third party at any time.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
The common stock warrants are exercisable immediately with a ten year term, in whole or in part, at an exercise price of $18.49 per share. The amount of warrants is reduced by one half if the Company raises equity capital of at least $30,255,000 by December 31, 2009. The Treasury Department may not exercise or transfer the common stock warrants with respect to more than half of the initial shares of common stock underlying the common stock warrants prior to the earlier of the date on which the Company receives aggregate gross proceeds of not less than $30,255,000 from one or more qualified equity offerings or before December 31, 2009.

Assumptions were used in estimating the fair value of common stock warrants on the date of its issuance. The weighted average expected life of the common stock warrant represents the period of time that common stock warrants are expected to be outstanding. The-risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance. The expected volatility is based on the average expected life the warrants. The following assumptions were used in estimating the fair value for the common stock warrants using the Black-Scholes option-pricing model:

Fair value per warrant at issue date	$7.02
Significant assumptions:
Risk-free interest rate at issue date	2.29%
Expected stock price volatility	33.9
Expected life to exercise (years)	10.00
The accounting for preferred stock and warrants is classified as permanent equity in the consolidated balance sheet and qualifies, for regulatory capital purposes, as Tier I capital. Through December 31, 2008, the Company had not declared any dividends on the preferred stock. The first quarterly dividend is due February 17, 2009.

As of December 31, 2008, $10,000,000 of the CPP proceeds were used to capitalize a newly formed subsidiary, Hawthorn Real Estate, LLC, established to hold workout assets purchased from the Company’s subsidiary bank, Hawthorn Bank. Hawthorn Real Estate, LLC. purchased workout loans and other real estate owned properties from the Bank. The $20,255,000 balance of the CPP funds continues to be held in the Company’s non-interest bearing account at the Bank.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(14)	Condensed Financial Information of the Parent Company Only

Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:
Condensed Balance Sheets

	December 31,
	2008	2007

Assets
Cash and due from bank subsidiaries	$29,968,196	$10,388,672
Investment in equity securities	1,486,000	1,486,000
Investment in subsidiaries	127,148,243	150,009,972
Premises and equipment	7,864	13,106
Deferred tax asset	685,440	—
Other assets	336,364	424,959

Total assets	$159,632,107	$162,322,709

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486,000	$49,486,000
Deferred tax liability	—	96,214
Other liabilities	3,727,724	1,541,672
Stockholders’ equity	106,418,383	111,198,823

Total liabilities and stockholders’ equity	$159,632,107	$162,322,709

Condensed Statements of Operations

	For the Years Ended December 31,
	2008	2007	2006

Revenue
Interest and dividends received from subsidiaries	$8,188,422	$8,086,795	$6,079,171
Other	—	1,308,622	105,954

Total revenue	8,188,422	9,395,417	6,185,125

Expenses
Interest on subordinated notes	3,046,238	3,617,254	3,528,418
Other	3,564,043	3,692,462	819,721

Total expenses	6,610,281	7,309,716	4,348,139

Income before income tax benefit and equity in undistributed income of subsidiaries	1,578,141	2,085,701	1,836,986
Income tax benefit	1,980,100	1,908,564	1,349,640
Equity in undistributed income (loss) of subsidiaries	(34,185,597)	3,805,711	7,688,579

Net income (loss)	$(30,627,356)	$7,799,976	$10,875,205

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Condensed Statements of Cash Flows

	2008	2007	2006

Cash flows from operating activities:
Net income (loss)	$(30,627,356)	$7,799,976	$10,875,205
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	5,242	3,276	—
Equity in undistributed losses (income) of subsidiaries	34,185,596	(3,805,711)	(7,688,579)
Stock based compensation expense	231,761	264,881	218,245
Other, net	(181,859)	973,726	22,750

Net cash provided by operating activities	3,613,384	5,236,148	3,427,621

Cash flows from investing activities:

Purchase of premise and equipment	—	(16,382)	—
Investment in subsidiary	(10,000,000)	—	—

Net cash used in investing activities	(10,000,000)	(16,382)	—

Cash flows from financing activities:

Proceeds from issuance of preferred stock and warrants	30,255,000	—	—
Proceeds from issuance of treasury stock	—	100,427	—
Purchase of treasury stock	(802,445)	(145,300)
Cash dividends paid	(3,486,415)	(3,503,575)	(3,502,672)

Net cash provided by (used in) financing activities	25,966,140	(3,548,448)	(3,502,672)

Net increase (decrease) in cash and due from banks	19,579,524	1,671,318	(75,051)

Cash and due from banks at beginning of year	10,388,672	8,717,354	8,792,405

Cash and due from banks at end of year	$29,968,196	$10,388,672	$8,717,354

During 2007, the Company changed the name of Citizen Union State Bank to Hawthorn Bank, and combined Osage Valley Bank, Bank 10 and Exchange National Bank into Hawthorn Bank. Concurrent with each combination, the underlying bank charters were sold to unrelated third parties for cash. Included in other income for 2007 is a gain from the sales of charters aggregating $1,200,000.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(15)	Disclosures About Financial Instruments

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

The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2008, no amounts have been accrued for any estimated losses for these financial instruments.

The contractual amount of off-balance-sheet financial instruments as of December 31, 2008 and 2007 is as follows:

	2008	2007

Commitments to extend credit	$143,936,230	141,414,349
Standby letters of credit	5,417,161	5,680,483

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 2008, approximately $63,584,000 represents fixed-rate loan commitments. Of the total commitments to extend credit at December 31, 2007, approximately $78,012,000 represents fixed-rate loan commitments. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, furniture and equipment, and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers. The approximate remaining term of standby letters of credit range from one month to ten years at December 31, 2008.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2008 and 2007 is as follows:

	2008		2007
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Assets:
Loans	$996,436,986	$1,000,594,000	$901,996,263	$911,309,000
Investment in debt and equity securities	158,276,179	158,276,179	157,368,505	157,368,505
Federal fund sold and securities purchased under agreements to resell	104,393	104,393	664,184	664,184
Cash and due from banks	53,723,075	53,723,075	35,209,201	35,209,201
Mortgage servicing rights	1,171,225	2,455,000	1,184,868	2,750,000
Accrued interest receivable	7,476,093	7,476,093	8,764,196	8,764,196

	$1,217,187,951	$1,222,628,740	$1,105,187,217	$1,116,065,086

Liabilities:
Deposits:
Demand	$125,245,200	$125,245,200	$138,355,520	$138,355,520
NOW	123,288,896	123,288,896	116,635,508	116,635,508
Savings	43,370,172	43,370,172	43,183,790	43,183,790
Money market	176,038,478	176,038,478	169,402,365	169,402,365
Time	487,353,643	494,427,000	453,680,108	458,141,000
Federal funds purchased and securities sold under agreements to repurchase	29,138,623	29,138,623	25,729,863	25,729,863
Subordinated notes	49,486,000	35,180,000	49,486,000	49,486,000
Other borrowings	129,057,483	130,454,000	77,915,027	78,821,000
Accrued interest payable	3,847,415	3,847,415	4,723,965	4,723,965

	$1,166,825,910	$1,160,989,784	$1,079,112,146	$1,084,479,011

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
Securities Sold under Agreements to Repurchase and Interest-bearing Demand Notes to U.S. Treasury

For securities sold under agreements to repurchase and interest-bearing demand notes to U.S. Treasury, the carrying amount is a reasonable estimate of fair value, as such instruments reprice in a short time period.

Other Borrowings

The fair value of other borrowings, which include subordinated notes and Federal Home Loan borrowings, is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for other borrowed money of similar remaining maturities.

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2008, 2007, and 2006
(17)	Quarterly Financial Information

Year Ended December 31, 2008 (unaudited)

					Year
	First	Second	Third	Fourth	to
(In thousands except per share data)	quarter	quarter	quarter	quarter	Date

Interest income	$18,425	$17,121	$17,430	$16,739	$69,715
Interest expense	8,881	7,605	7,575	7,538	31,599

Net interest income	9,544	9,516	9,855	9,201	38,116
Provision for loan losses	1,650	1,300	1,000	4,261	8,211
Noninterest income	2,368	2,322	2,321	2,286	9,297
Noninterest expense	8,644	8,626	8,382	50,323	75,975
Income taxes (benefit)	531	595	780	(8,052)	(6,146)

Net income (loss)	$1,087	$1,317	$2,014	$(35,045)	$(30,627)

Preferred stock dividends	—	—	—	66	66
Net income (loss) available to common stockholders	$1,087	$1,317	$2,014	$(35,111)	$(30,693)

Net income per share:
Basic earnings (loss) per share	$0.26	$0.32	$0.49	$(8.46)	$(7.39)
Diluted earnings (loss) per share	0.26	0.31	0.48	(8.46)	(7.39)

Year Ended December 31, 2007 (unaudited)

					Year
	First	Second	Third	Fourth	to
(In thousands except per share data)	quarter	quarter	quarter	quarter	Date

Interest income	$18,031	$18,137	$18,992	$19,047	$74,207
Interest expense	8,895	9,052	9,667	9,561	37,175

Net interest income	9,136	9,085	9,325	9,486	37,032
Provision for loan losses	225	154	225	550	1,154
Noninterest income	2,524	2,849	2,095	2,753	10,221
Noninterest expense	8,134	8,445	8,161	10,314	35,054
Income taxes	994	972	897	382	3,245

Net income	$2,307	$2,363	$2,137	$993	$7,800

Net income per share:
Basic earnings per share	$0.55	$0.57	$0.51	$0.24	$1.87
Diluted earnings per share	0.55	0.56	0.51	0.24	1.85

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
     Market Price. Our Company’s common stock trades on Nasdaq’s global select market under the stock symbol of “HWBK.” Prior to our June 2007 name change, our stock symbol was “EXJF”. The following table sets forth the range of high and low bid prices of our Company’s common stock by quarter for each quarter in 2008 and 2007 in which the stock was traded.

2008	High	Low

First Quarter	29.50	23.78
Second Quarter	28.15	23.75
Third Quarter	26.48	19.27
Fourth Quarter	24.39	14.00

2007	High	Low

First Quarter	36.66	36.20
Second Quarter	36.30	31.04
Third Quarter	33.70	29.85
Fourth Quarter	31.85	24.50
     Shares Outstanding. As of March 3, 2009, our Company had issued 4,298,353 shares of common stock, of which 4,136,495 shares were outstanding. The outstanding shares were held of record by approximately 1,436 persons. In addition to common stock, our Company has 30,255 shares of cumulative, perpetual preferred stock outstanding. The preferred shares were issued pursuant to the U.S. Treasury’s Capital Purchase Program (or CPP).
     Dividends. The following table sets forth information on dividends paid by our Company in 2008 and 2007.

January, 2008	$0.21
April, 2008	0.21
July, 2008	0.21
October, 2008	0.21

Total for 2008	$0.84

January, 2007	$0.21
April, 2007	0.21
July, 2007	0.21
October, 2007	0.21

Total for 2007	$0.84

     Our Board of Directors intends that our Company will continue to pay quarterly dividends. The actual amount of quarterly dividends and the payment, as well as the amount, of any special dividend ultimately will depend on the payment of sufficient dividends by our subsidiary Bank to our Company. The payment by our Bank of dividends to our Company will depend upon such factors as our Bank’s financial condition, results of operations and current and anticipated cash needs, including capital requirements. As discussed in Note 2 to our consolidated financial statements, the Bank will be required to receive regulatory approval prior to paying dividends to our Company until such time as the Bank’s unappropriated retained earnings balance is restored to a positive balance. In addition to the above limitations, our ability to pay dividends on our common stock is limited by our participation in the Treasury’s Capital Purchase Program (or CPP). Prior to December 19, 2011, unless we have redeemed the Series A preferred stock issued to the U.S. Treasury in the CPP or the U.S. Treasury has transferred the Series A preferred stock to a third party, we must receive the consent of the U.S. Treasury before we can pay quarterly dividends on our common stock of more than $0.21 per share. Furthermore, if we are not current in the payment of quarterly dividends on the Series A preferred stock, we can not pay dividends on our common stock.

     Stock Performance Graph. The following performance graph shows a comparison of cumulative total returns for our Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2003, through December 31, 2008. The cumulative total return on investment for each of the periods for our Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at January 1, 2003. The performance graph assumes that the value of an investment in our common stock and each index was $100 at December 31, 2002 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.
     The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:

	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08

Hawthorn Bancshares, Inc.	$100.00	$81.91	$86.17	$94.58	$77.14	$55.24
Nasdaq Composite (U.S. Companies)	$100.00	$108.59	$110.08	$120.56	$132.39	$78.72
Index of financial institutions ($1 billion to $5 billion)	$100.00	$123.42	$121.31	$140.38	$102.26	$84.81

DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

Name	Position with Our Company	Position with Subsidiary Bank	Principal Occupation

James E. Smith	Chairman, Chief Executive Officer and Director-Class I	Chairman, Chief Executive Officer, and Director of Hawthorn Bank	Position with Hawthorn Bancshares and Hawthorn Bank

David T. Turner	President and Director-Class III	President of East Region and Director of Hawthorn Bank	Position with Hawthorn Bancshares and Hawthorn Bank

Charles G. Dudenhoeffer, Jr.	Director-Class I	Director of Hawthorn Bank	Retired

Philip D. Freeman	Director-Class I	Director of Hawthorn Bank	Owner/Manager, Freeman Mortuary, Jefferson City, Missouri

Kevin L. Riley	Director-Class III	Director of Hawthorn Bank	Co-owner, Riley Chevrolet, Inc. and Riley Toyota, Scion, Cadillac, Inc., Jefferson City, Missouri

Julius F. Wall	Director-Class II	Director of Hawthorn Bank	Attorney, Poague, Wall, Eshelman, Cox & Adams, Clinton, Missouri

Gus S. Wetzel, II	Director-Class II	Director of Hawthorn Bank	Physician, Wetzel Clinic, Clinton, Missouri

Richard G. Rose	Chief Financial Officer	Senior Vice President and Chief Financial Officer of Hawthorn Bank	Position with Hawthorn Bancshares and Hawthorn Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer and Corporate Secretary	Senior Vice President and Chief Risk Officer	Position with Hawthorn Bancshares and Hawthorn Bank
ANNUAL REPORT ON FORM 10-K
A copy of our Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2009 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company’s reasonable expenses in furnishing such exhibits.