Form 10-K, Exhibit 13
period 2009-12-31
HAWTHORN BANCSHARES, INC.
filed 2010-03-15
CIK 893847

Exhibit 13
2009
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Lee’s Summit, Missouri

March 15, 2010
Dear Investors:
Hawthorn is very much a part of the communities in which our 24 branches are located and as such, our performance is directly tied to the local economies in which we operate. 2009 proved to be a challenging economic environment for the entire country and more specifically, the banking industry. However, despite significant increases in FDIC insurance costs ($2.3 million over 2008) and a continued larger than normal loan loss provision ($8.4 million for 2009 compared to $8.2 million and $1.2 million for 2008 and 2007, respectively), our core operations remained strong as we realized increases in both net interest income and non-interest income.
As Chairman, I recognize that the sustainability of a bank is centered on 1) asset quality, 2) capital strength and 3) liquidity. At Hawthorn, our credit portfolio has experienced moderate deterioration as evidenced by the spike in non-performing loans of 4.27% of total loans compared to 2.46% for 2008. Despite deterioration in asset quality, the level of problem assets is manageable. Capital levels for Hawthorn continue to far exceed regulatory requirements and even increased during 2009 due to earnings retention and lowering the quarterly common dividend.
The common dividend was reduced to $0.11 per share on July 1, 2009 due to lower earnings. Recognizing the potential long term capital erosion effect of paying out more in dividends than is earned and due to uncertainty in the financial markets, it was prudent to lower the cash dividend. To offset the lower cash dividend, the Board was pleased to declare a 4% stock dividend which provided investors with additional opportunity to directly share in Hawthorn’s growth.
In spite of the impact of the current recession, in 2009 we did have positive earnings and we continued to pay dividends. Many banks in Missouri and across the nation are unable to say this. Net income for 2009 of $5.0 million was greatly improved over 2008’s net loss of $30.6 million which included a $40.3 million non-cash goodwill impairment charge. Exclusive of the impairment charge, the increase over 2008 is primarily attributed to a stronger net interest margin and increased residential refinancing activity. 2009’s net interest margin increased to 3.50% from 3.42% for 2008 which contributed an additional $2.4 million to earnings. Gains from residential refinancing activity contributed an additional $2.0 million for 2009.
I am often asked about management’s plans to continue participation in the U.S. Treasury’s capital purchase program. Your Board of Directors met on several occasions to evaluate the benefits of continuing in the program and after much analysis, management feels it remains practical for Hawthorn to retain higher than normal capital levels to protect shareholder value.
In summary, Hawthorn is a well capitalized, liquid organization which has the ability to endure the challenging operating environment which everyone is experiencing. Your continued support as we move forward to 2010 is much appreciated!
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
     We have described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

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

SELECTED CONSOLIDATED FINANCIAL DATA
     The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2009. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.

Income Statement Data

(In thousands, except per share data)	2009	2008	2007	2006	2005

Interest income	$63,562	$69,715	$74,207	$71,423	$57,340
Interest expense	22,974	31,599	37,175	32,766	23,673

Net interest income	40,588	38,116	37,032	38,657	33,667
Provision for loan losses	8,354	8,211	1,154	1,326	1,322

Net interest income after provision for loan losses	32,234	29,905	35,878	37,331	32,345

Non-interest income	10,702	9,294	10,223	8,618	7,290
Security gains (losses), net	606	3	(2)	(18)	(25)

Total non-interest income	11,308	9,297	10,221	8,600	7,265
Non-interest expense	36,730	75,975	35,054	30,148	25,368

Income (loss) before income taxes	6,812	(36,773)	11,045	15,783	14,242
Income taxes (benefit)	1,856	(6,146)	3,245	4,908	4,327

Net income (loss)	4,956	(30,627)	7,800	10,875	9,915
Less: preferred stock dividends	1,994	66	—	—	—

Net income available to common shareholders	$2,962	$(30,693)	$7,800	$10,875	$9,915

Dividends on Common Stock

Declared	$2,270	$3,486	$3,504	$3,503	$3,503
Paid	2,666	3,486	3,504	3,503	3,378
Ratio of total dividends declared to net income	76.64%	N.M.	44.92%	32.21%	35.33%

Per Share Data

Basic earnings (loss) per common share	$0.69	$(7.10)	$1.80	$2.51	$2.29
Diluted earnings (loss) per common share	0.69	(7.10)	1.78	2.49	2.27
Basic weighted average shares of common stock outstanding	4,301,955	4,321,979	4,338,438	4,336,641	4,336,641
Diluted weighted average shares of common stock outstanding	4,301,955	4,321,979	4,376,096	4,369,795	4,363,857

(In thousands, except per share data)	2009	2008	2007	2006	2005

Balance Sheet Data (at period end)
Total assets	$1,236,471	$1,279,699	$1,195,804	$1,142,712	$1,126,470
Loans	991,614	1,009,104	911,278	812,312	813,535
Investment securities	152,927	149,401	151,742	183,566	173,389
Total deposits	956,323	955,296	921,257	899,865	881,455
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Other borrowed money	79,317	129,057	77,915	47,368	52,180
Common stockholders’ equity	79,406	78,530	111,199	104,945	96,733
Total stockholders’ equity	107,771	106,418	111,199	104,945	96,733
Balance Sheet Data (average balances)
Total assets	$1,258,381	$1,251,496	$1,156,500	$1,146,150	$1,083,746
Loans	1,002,830	963,252	848,771	824,706	743,382
Investment securities	151,907	156,870	171,179	182,902	201,995
Total deposits	977,826	914,218	921,257	899,865	982,360
Subordinated notes	49,486	49,486	49,486	49,486	44,614
Other borrowed money	78,626	124,025	53,626	56,757	48,430
Common stockholders’ equity	79,828	112,307	108,052	100,821	94,663
Total stockholders’ equity	107,938	113,375	108,052	100,821	94,663

Key Ratios

Earnings Ratios
Return (loss) on average total assets	0.39%	(2.45)%	0.67%	0.95%	0.91%
Return (loss) on average common stockholders’ equity	3.71	(27.33)	7.22	10.79	10.47
Efficiency ratio (3)	71.66	160.25	74.18	63.80	61.98

Asset Quality Ratios
Allowance for loan losses to loans	1.49	1.26	1.02	1.11	1.12
Nonperforming loans to loans (1)	4.27	2.46	0.67	0.62	1.11
Allowance for loan losses to nonperforming loans (1)	34.94	50.94	152.54	177.95	100.39
Nonperforming assets to loans and foreclosed assets (2)	5.08	3.21	0.92	0.96	1.30
Net loan charge-offs to average loans	0.62	0.50	0.10	0.17	0.15

Capital Ratios
Average stockholders’ equity to average total assets	8.58%	9.06%	9.34%	8.80%	8.73%
Period-end common stockholders’ equity to period-end assets	6.42	6.14	9.30	9.18	8.59
Period-end tangible common stockholders’ equity to period-end tangible assets	6.15	5.89	5.81	5.42	6.07
Period-end stockholders’ equity to period-end assets	8.72	8.32	9.30	9.18	8.59
Total risk-based capital ratio	16.49	16.01	13.24	13.84	12.70
Tier 1 risk-based capital ratio	14.01	13.55	11.08	11.28	9.83
Leverage ratio	11.35	10.80	9.12	8.77	7.88

(1)	Nonperforming loans consist of nonaccrual loans and loans contractually past due 90 days or more and still accruing interest.

(2)	Nonperforming assets consist of nonperforming loans and foreclosed assets.

(3)	Efficiency ratio is calculated as non-interest expense as a percent of revenue. Total revenue includes net interest income and non-interest income.

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
Income Taxes
     Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that been that have been recognized in an entity’s financial statements or tax returns. Judgment is required in addressing our Company’s future tax consequences of events that have been recognized in our consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forward, and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, our Company would adjust the recorded value of our deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, our Company would reverse the valuation allowance when the realization of the deferred tax asset is expected. In addition, our Company is subject to the continuous examination of our tax returns by the Internal Revenue Service and other taxing authorities. Our Company accrues for interest related to income taxes in income tax expense. Total interest expense recognized was $53,000 and $77,000 in 2009 and 2008, respectively. As of December 31, 2009 and 2008, total accrued interest was $94,000 and $131,000, respectively.
Goodwill and Intangible Assets
     Goodwill and intangible assets that have indefinite useful lives are not amortized, but tested annually for impairment. Intangible assets that have finite useful lives, such as core deposit intangibles and mortgage servicing rights, are amortized over their estimated useful lives. Core deposit intangibles are amortized over periods of 7 to 8 years representing their estimated lives using straight line and accelerated methods. Mortgage servicing rights are amortized over the shorter of 7 years or the life of the loan.
     When facts and circumstances indicate potential impairment of amortizable intangible assets, our Company evaluates the recoverability of the carrying value based upon future cash flows expected to result from the use of the underlying asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the underlying asset, the Company recognizes an impairment loss. The impairment loss recognized represents the amount by which the carrying value of the underlying asset exceeds the fair value of the underlying asset. As a result of the 2008 annual review, our Company determined that goodwill was fully impaired and recorded an impairment charge of $40,323,775, before tax.

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

				$ Change		% Change
(Dollars in thousands)	2009	2008	2007	‘09-‘08	‘08-‘07	‘09-‘08	‘08-‘07

Net interest income (loss)	$40,588	$38,116	$37,032	$2,472	$1,084	6.5%	2.9%
Provision for loan losses	8,354	8,211	1,154	143	7,057	1.7	611.5
Noninterest income	10,702	9,294	10,223	1,408	(929)	15.1	(9.1)
Investment securities gains (losses), net	606	3	(2)	603	5	NM	(250.0)
Noninterest expense	36,730	75,975	35,054	(39,245)	40,921	(51.7)	116.7
Income (loss) before income taxes	6,812	(36,773)	11,045	43,585	(47,818)	118.5	(432.9)

Income taxes (benefit)	1,856	(6,146)	3,245	8,002	(9,391)	130.2	(289.4)

Net income (loss)	$4,956	$(30,627)	$7,800	$35,583	$(38,427)	116.2%	(492.7)%

Less: preferred dividends	1,994	66	—	1,928	66	—	—

Net income (loss) available to common shareholders	$2,962	$(30,693)	$7,800	$33,655	$(38,493)	109.7%	(493.5)%

     Our Company’s consolidated net income of $4,956,000 for the year ended December 31, 2009 increased $35,583,000 compared to a loss of $(30,627,000) for the year ended December 31, 2008. Our Company recorded preferred stock dividends of $1,994,000 for the year ended December 31, 2009, resulting in $2,962,000 of net income available to common shareholders, or $0.69 per diluted common share, compared to a net loss of $(30,693,000), or $(7.10) per diluted common share for the year ended December 31, 2008. This $33,655,000 increase from 2008 is primarily due to a one time $40,324,000 ($33,211,000 after tax) goodwill impairment charge to income taken in the fourth quarter of 2008. Excluding this one time goodwill impairment charge, net income available for the common shareholders increased $444,000 from $2,518,000 to $2,962,000. This non-GAAP measure of operating results is discussed more fully below. Our Company did experience substantial real estate refinancing activity in 2009, which contributed additional revenues of approximately $2,001,000. However, this was offset by an industry-wide increase in FDIC insurance assessments. Our Company paid $2,519,000 during 2009 in comparison to $204,000 during 2008. Net interest margin increased 0.08% from 3.42% to 3.50%. Net interest income, on a tax equivalent basis, increased $2,353,000 or 6.0% from 2008 to 2009. Total assets at December 31, 2009 were $1,236,471,000, compared to $1,279,699,000 at December 31, 2008, a decrease of $43,228,000, or 3.4%. The return on average assets was 0.39%, the return on average common shareholders’ equity was 3.71%, and the efficiency ratio was 71.6%.
     Our Company’s consolidated net loss of $(30,627,000) for the year ended December 31, 2008 decreased $(38,427,000) compared to net income of $7,800,000 for the year ended December 31, 2007. Our Company recorded preferred stock dividends of $66,000 for the year ended December 31, 2008, resulting in a $(30,693,000) net loss available for common shareholders, or $(7.10) per diluted common share, compared to net income of $7,800,000, or $1.78 per diluted common share for the year ended December 31, 2007. This $38,493,000 decrease from 2007 is a result of a one time $40,324,000 goodwill impairment charge to income. Excluding this one time goodwill impairment charge, $33,211,000 after tax, net income would have been $2,518,000, or $0.58 per diluted common share. This non-GAAP measure of operating results is discussed more fully below. The largest component of the decline in net income was a $8,211,000 provision for loan losses in 2008 compared with a provision of $1,154,000 in 2007. In addition, a lower net interest margin of 3.4% compared to 3.7% at December 31, 2007, was offset by an $114,481,000 increase in average loans increasing net interest income, on a tax equivalent basis, $958,000, or 2.5%, over 2007. Total assets at December 31, 2008 were $1,279,699,000, compared to $1,195,804,000 at December 31, 2007, an increase of $83,895,000, or 7.0%. The return on average assets was (2.45)%, the return on average common shareholders’ equity was (27.33)%, and the efficiency ratio was 160.2%.

Comparison of GAAP and Non-GAAP Information
     As a supplement to our U.S. GAAP financial results, our Company has provided non-GAAP operating results for the year ended December 31, 2009. Our Company believes that these non-GAAP financial measures are useful because they allow investors to assess, on a consistent basis, our Company’s performance exclusive of items management believes are not indicative of the operations of our Company. Management uses non-GAAP financial measures to evaluate financials results and to establish operational goals. These non-GAAP financial measures should be considered a supplement to, and not a substitute for, financial measures determined in accordance with GAAP. The non-GAAP measures presented below exclude the non-recurring pre-tax charge to write-off our entire goodwill in the fourth quarter of 2008 which is explained in more detail in the “Non-interest Income and Expense” section of this discussion and Note 8 of the consolidated financial statements.

				$ Change		% Change
(Dollars in thousands)	2009	2008	2007	‘09-‘08	‘08-‘07	‘09-‘08	‘08-‘07

Non-interest expense (GAAP)	$36,730	$75,975	$35,054	$(39,245)	$40,921	(51.7)%	1.2%
Goodwill impairment	—	(40,324)	—	40,324	(40,324)	N.M	N.M

Non-interest expense (non-GAAP)	36,730	35,651	35,054	1,079	597	3.0	1.7

Net income (loss) (GAAP)	$4,956	$(30,627)	$7,800	$35,583	$(38,427)	(116.2)%	(492.7)%
Goodwill impairment, net of tax effect	—	33,211	—	(33,211)	33,211	N.M	N.M
Less: preferred dividends	1,994	66	—	1,928	66	N.M	N.M

Net income available to common shareholders (non-GAAP)	$2,962	$2,518	$7,800	$444	$(5,282)	17.6%	(67.7)%

GAAP basis:
Basic earnings (loss) per share	$0.69	$(7.10)	$1.80	$7.79	$(8.90)	(109.7)%	(494.4)%
Diluted earnings (loss) per share	0.69	(7.10)	1.78	7.79	(8.88)	(109.7)	(498.9)
Return (loss) on average assets	0.39%	(2.45)%	0.67%
Return (loss) on average common equity	3.71%	(27.33)%	7.22%
Efficiency ratio	71.66%	160.25%	74.18%
Non-GAAP basis:
Basic earnings per share	$0.69	$0.58	$1.80	$0.11	$(1.22)	19.0%	(67.8)%
Diluted earnings per share	0.69	0.58	1.78	0.11	(1.20)	19.0	(67.4)
Return on average assets	0.39%	0.20%	0.67%
Return on average common equity	3.71%	2.24%	7.22%
Efficiency ratio	71.66%	75.20%	74.18%

Comparison of years ending 2009 and 2008 Non-GAAP results:
     Based on non-GAAP operating results as shown above, our Company’s diluted earnings per common share were $0.69 in 2009 compared to $0.58 in 2008, an increase of 19.0%. Consolidated net income for 2009 was $2,962,000, compared to $2,518,000 in 2008. Return on average total assets increased from 0.20% in 2008 to 0.24% in 2009, and return on average common equity decreased from 2.24% in 2008 to 1.40% in 2009. The efficiency ratio was 71.66% in 2009 compared with 75.20% in 2008.
Comparison of years ending 2008 and 2007 Non-GAAP results:
     Based on non-GAAP operating results as shown above, our Company’s diluted earnings per common share were $0.58 in 2008 compared to $1.78 in 2007, a decrease of 67.4%. Consolidated net income for 2008 was $2,518,000, compared to $7,800,000 in 2007. Return on average total assets decreased from 0.67% in 2007 to 0.20% in 2008, and return on average common equity decreased from 7.22% in 2007 to 2.24% in 2008. The efficiency ratio was 75.20% in 2008 compared with 74.18% in 2007.

Net Interest Income
     Net interest income is the largest source of revenue resulting from our Company’s lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities.
Average Balance Sheets
     The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year period ended December 31, 2009.

(Dollars In thousands)	2009			2008			2007
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)

ASSETS
Loans: (2) (4)	$1,002,830	$57,514	5.74%	$963,252	$62,766	6.52%	$848,771	$65,636	7.73%
Investment in securities: (3)
Government sponsored enterprises	112,091	4,417	3.94	110,840	4,917	4.44	117,208	5,614	4.79
State and municipal	39,816	2,166	5.44	46,030	2,503	5.44	53,971	2,969	5.50
Restricted Investements	8,817	164	1.86	8,440	316	3.74	5,883	312	5.30
Federal funds sold	309	—	—	2,925	60	2.05	11,313	615	5.44
Interest bearing deposits in other financial institutions	18,807	53	0.28	8,738	24	0.27	1,128	58	5.14

Total interest earning assets	1,182,670	64,314	5.44	1,140,225	70,586	6.19	1,038,274	75,204	7.24
All other assets	89,108			121,373			127,336
Allowance for loan losses	(13,397)			(10,102)			(9,110)

Total assets	$1,258,381			$1,251,496			$1,156,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$138,456	$1,131	0.82%	$117,487	$1,317	1.12%	$110,658	$1,482	1.34%
Savings	46,464	139	0.30	44,253	226	0.51	46,634	260	0.56
Money market	175,894	1,747	0.99	168,418	3,340	1.98	159,767	5,668	3.55
Time deposits of $100,000 and over	140,502	3,862	2.75	142,713	5,698	3.99	141,645	7,045	4.97
Other time deposits	351,597	10,543	3.00	319,919	12,872	4.02	318,469	14,826	4.66

Total time deposits	852,913	17,422	2.04	792,790	23,453	2.96	777,173	29,281	3.77
Federal funds purchased and securities sold under agreements to repurchase	33,923	88	0.26	41,633	869	2.09	31,061	1,381	4.45
Interest — bearing demand notes to U.S. Treasury	—	—	—	—	—	—	205	11	5.37
Subordinated notes	49,486	2,447	4.94	49,486	3,046	6.16	49,486	3,617	7.31
Other borrowed money	78,626	3,017	3.84	124,025	4,231	3.41	53,626	2,885	5.38

Total interest bearing liabilities	1,014,948	22,974	2.26	1,007,934	31,599	3.14	911,551	37,175	4.08
Demand deposits	124,913			121,428			126,708
Other liabilities	10,582			8,759			10,189

Total liabilities	1,150,443			1,138,121			1,048,448
Stockholders’ equity	107,938			113,375			108,052

Total liabilities and stockholders’ equity	$1,258,381			$1,251,496			$1,156,500

Net interest income (FTE)		$41,340			$38,987			$38,029

Net interest spread			3.18%			3.05%			3.16%
Net interest margin			3.50%			3.42%			3.66%

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $751,000, $871,000 and $,997,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

(2)	Non-accruing loans are included in the average amounts outstanding.

(3)	Average balances based on amortized cost.

(4)	Fees and costs on loans are included in interest income.

Comparison of Years ended December 31, 2009 and 2008
     Financial results for 2009 compared to 2008 included an increase in net interest income, on a tax equivalent basis, of $2,353,000, or 6.0%. Average interest-earning assets increased $42,445,000, or 3.7% to $1,182,670,000 at December 31, 2009 compared to $1,140,225,000 at December 31, 2008 and average interest bearing liabilities increased $7,014,000, or 0.7%, to $1,014,948,000 at December 31, 2009 compared to $1,007,934,000 at December 31, 2008.
     Average loans outstanding increased $39,578,000 or 4.1% to $1,002,830,000 for 2009 compared to $963,252,000 for 2008. The following is a summary of the changes in average loan balance by major category:

			$ Change	% Change
(Dollars in thousands)	2009	2008	‘09-‘08	‘09-‘08

Average loans:
Commercial	$149,694	$151,342	$(1,648)	(1.1)%
Real estate construction — residential	42,307	68,728	(26,421)	(38.4)
Real estate construction — commercial	74,969	80,918	(5,949)	(7.4)
Real estate mortgage — residential	238,012	223,093	14,919	6.7
Real estate mortgage — commercial	463,391	406,697	56,694	13.9
Consumer	34,457	32,474	1,983	6.1

Total	$1,002,830	$963,252	$39,578	4.1%

See the “Lending and Credit Management” section of this discussion for further discussion of changes in the composition of our lending portfolio.
     Average investment securities and federal funds sold decreased $7,579,000 or 4.7% to $152,216,000 for 2009 compared to $159,795,000 for 2008. Average interest bearing deposits increased $10,069,000 to $18,807,000 at December 31, 2009 compared to $8,738,000 at December 31, 2008. This increase was a result of changing our Company’s overnight investment of excess funds from federal funds sold to interest bearing reserve balances held at the Federal Reserve Bank.
     Average time deposits increased $60,123,000, or 7.6%, to $852,913,000 at December 31, 2009 compared to $792,790,000 at December 31, 2008. The increase was primarily a result of increased public fund deposits. Product specials promoting interest bearing checking accounts and certificate of deposits also contributed to new deposits.
     Average federal funds purchased and securities sold under agreements to repurchase decreased $7,710,000 or 18.5% to $33,923,000 for 2009 compared to $41,633,000 for 2008. This reflects a $5,387,000 decrease in repurchase agreements for public funds and a $2,323,000 decrease in federal funds purchased from 2008 to 2009.
Average other borrowed money decreased $45,399,000 or 36.6% to $78,626,000 for 2009 compared to $124,025,000 for 2008. The decrease in 2009 reflects a net decrease in Federal Home Loan Bank advances.
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
     Average investment securities and federal funds sold decreased $22,697,000 or 12.4% to $159,795,000 for 2008 compared to $182,492,000 for 2007. The decrease in average investment securities during 2008 and 2007 reflects the use of investment liquidity to fund our Company’s growth in the loan portfolio.

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
Rate and volume analysis
     The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, indentifying changes related to volumes and rates for the years ended December 31, 2009, compared to December 31, 2008 and for the years ended December 31, 2008 compared to December 31, 2007. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2009			2008
		Change due to			Change due to
	Total	Average	Average	Total	Average	Average
(Dollars In thousands)	Change	Volume	Rate	Change	Volume	Rate

Interest income on a fully taxable equivalent basis:
Loans: (1) (3)	$(5,252)	$2,508	$(7,760)	$(2,870)	$8,212	$(11,082)
Investment securities:
Government sponsored entities	(500)	55	(555)	(697)	(295)	(402)
State and municipal(2)	(337)	(338)	1	(466)	(433)	(33)
Restricted Investments	(152)	13	(165)	4	112	(108)
Federal funds sold	(60)	(28)	(32)	(555)	(302)	(253)
Interest bearing deposits in other financial institutions	29	29	—	(34)	67	(101)

Total interest income	(6,272)	2,239	(8,511)	(4,618)	7,361	(11,979)

Interest expense:
NOW accounts	(186)	211	(397)	(165)	88	(253)
Savings	(87)	10	(97)	(34)	(13)	(21)
Money market	(1,593)	143	(1,736)	(2,328)	292	(2,620)
Time deposits of 100,000 and over	(1,836)	(88)	(1,748)	(1,347)	53	(1,400)
Other time deposits	(2,329)	1,187	(3,516)	(1,954)	68	(2,022)
Federal funds purchased and securities sold under agreements to repurchase	(781)	(136)	(645)	(512)	373	(885)
Interest-bearing demand notes to U.S. Treasury	—	—	—	(11)	(5)	(6)
Subordinated notes	(599)	—	(599)	(571)	—	(571)
Other borrowed money	(1,214)	(1,695)	481	1,346	2,708	(1,362)

Total interest expense	(8,625)	(368)	(8,257)	(5,576)	3,564	(9,140)

Net interest income on a fully taxable equivalent basis	$2,353	$2,607	$(254)	$958	$3,797	$(2,839)

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $751,000, $871,000 and $997,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

(2)	Non-accruing loans are included in the average amounts outstanding.

(3)	Fees and costs on loans are included in interest income.

     Net interest income on a fully taxable equivalent basis increased $2,353,000 or 6.0% to $41,340,000 for 2009 compared to $38,987,000 for 2008 and followed a $958,000 or 2.5% increase for 2008 compared to 2007. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased from 3.66% for 2007 to 3.42% for 2008, and increased to 3.50% for 2009. Our Company’s net interest spread increased to 3.18% in 2009 from 3.05% in 2008 and 3.16% in 2007.
     While our Company was able to decrease the rate paid on interest bearing liabilities to 2.26% in 2009 from 3.14% in 2008, this decrease was partially offset by the decrease in the rates earned on interest bearing assets from 6.19% in 2008 to 5.44% in 2009.
Provision for loan losses
     The provision for loan losses for 2009 was $8,354,000, compared to $8,211,000 for 2008, and $1,154,000 for 2007. Loans charged off, net of recoveries, for 2009 were $6,224,000 compared to $4,826,000 for 2008 and $887,000 for 2007. Approximately $1,191,000 of the 2009 net charge-offs is represented by various commercial loans, $1,457,000 is represented by increased real estate construction losses, $3,336,000 is represented by real estate mortgage loans and approximately $240,000 is represented by various consumer loans.
     Further discussion of managements’ methodology related to the allowance and provision for loan losses may be found in the “Lending and Credit Management” section of this report.
Non-interest Income and Expense
Non-interest income for the years ended December 31, 2009, 2008, and 2007 were as follows:

				$ Change		% Change
(Dollars in thousands)	2009	2008	2007	‘09-‘08	‘08-‘07	‘09-‘08	‘08-‘07

Non-interest Income
Service charges on deposit accounts	$5,864	$6,164	$5,707	$(300)	$457	(4.9)%	8.0%
Trust department income	815	827	968	(12)	(141)	(1.5)	(14.6)
Gain on sales of mortgage loans	2,974	973	666	2,001	307	205.7	46.1
Other	1,049	1,330	2,882	(281)	(1,552)	(21.1)	(53.9)

Total non-interest income	$10,702	$9,294	$10,223	$1,408	$(929)	15.1%	(9.1)%

Investment securities gains (losses), net	$606	$3	$(2)	$603	$5	NM %	(250.0)%

Non-interest income as a % of total revenue *	20.9%	19.6%	21.6%
Total revenue per full time equivalent employee	$147.4	$137.8	$135.4

*	Total revenue is calculated as net interest income plus non-interest income
Years Ended December 31, 2009 and 2008
     Noninterest income increased $1,408,000 or 15.1% to $10,702,000 for 2009 compared to $9,294,000 for 2008. The increase was primarily the result of a $2,001,000 increase in the gains on sales of mortgage loans due to increased refinancing activity. Our Company was servicing $269,475,000 of mortgage loans at December 31, 2009 compared to $213,074,000 at December 31, 2008. This increase was partially offset by a $300,000 decrease in service charge income and a $281,000 decrease in other income. The decrease in other income includes an $112,000 increase in 2009 real estate servicing fees offset by a $275,000 increase in amortization of mortgage loan servicing rights, and a $71,000 decrease in brokerage and credit card income. Our Company recognized $606,000 in gain on sales and calls of debt securities during the 2009 compared to $3,000 during 2008.
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
Non-interest expense for the years ended December 31, 2009, 2008, and 2007 were as follows:

				$ Change		% Change
(Dollars in thousands)	2009	2008	2007	‘09-‘08	‘08-‘07	‘09-‘08	‘08-‘07

Non-interest Expense
Salaries	$13,253	$14,099	$14,261	$(846)	$(162)	(6.0)	% (1.1)%
Employee benefits	4,204	4,151	4,472	53	(321)	1.3	(7.2)
Goodwill impairment	—	40,324	—	(40,324)	N.M	N.M	N.M
Occupancy expense, net	2,335	2,440	2,202	(105)	238	(4.3)	10.8
Furniture and equipment expense	2,286	2,437	2,879	(151)	(442)	(6.2)	(15.4)
FDIC insurance assessment	2,519	204	97	2,315	107	1,134.8	110.3
Legal, examination, and professional fees	1,222	1,145	1,583	77	(438)	6.7	(27.7)
Advertising and promotion	1,272	1,166	1,196	106	(30)	9.1	(2.5)
Postage, printing, and supplies	1,168	1,221	1,297	(53)	(76)	(4.3)	(5.9)
Processing expense	3,420	3,102	1,470	318	1,632	10.3	111.0
Other real estate expense	1,189	862	681	327	181	37.9	26.6
Other	3,862	4,824	4,916	(962)	(92)	(19.9)	(1.9)

Total non-interest expense	$36,730	$75,975	$35,054	$(39,245)	$597	(51.7)%	1.7%

Efficiency ratio*	71.6%	75.2%	74.2%
Salaries and benefits as a % of total non-interest expense *	47.5%	51.2%	53.4%
Number of full-time equivalent employees	348	344	349

*	Goodwill impairment not included in ratio calculation
Years Ended December 31, 2009 and 2008
     Noninterest expense decreased $39,245,000, or 51.7%, to $36,730,000 for 2009 compared to $75,975,000 for 2008. This decrease is primarily a result of the $40,324,000 goodwill impairment charge taken during the fourth quarter of 2008. Other items such as salary expense decreased $846,000, or 6.0%, FDIC insurance assessment increased $2,315,000, real estate loan expense increased $327,000, or 37.9%, and other expenses decreased $962,000 or 19.9%. The decrease in salary expense includes a $362,000 decrease in salaries, a $393,000 reduction in incentive and deferred compensation expense, and a $101,000 decrease in stock option compensation expense. The increase in the FDIC insurance assessment is a result of higher regular and special assessment rates in effect for the current year as well as the depletion of the Bank’s one-time FDIC assessment credit. The increase in real estate loan expense reflects expenses incurred on the maintenance and preparation to sell the increase in foreclosed properties, including a $67,000 impairment charge on six of the properties. The decrease in other expenses primarily is a result of a $591,000 donation of a large parcel of other real estate owned and an abandoned branch to charitable organizations in 2008, a $100,000 final payment on a contract in 2008, a $89,000 decrease in correspondent bank charges, and a $33,000 decrease in insurance after further consolidating accounts from the 2007 Bank charter merger.

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
Income taxes
     Income taxes as a percentage of earnings (loss) before income taxes as reported in the consolidated financial statements were 27.3% for 2009 compared to 16.7% for 2008. The increase in the effective tax rate for 2009 in comparison to 2008 is due to the decrease in 2008 earnings resulting from the goodwill impairment charge. In addition, 2009 tax expense reflects the recognition of tax benefits as a result of the expiration of the statute of limitations on our Company’s 2005 state tax return during the fourth quarter of 2009.
     Income taxes as a percentage of earnings (loss) before income taxes as reported in the consolidated financial statements were 16.7% for 2008 compared to 29.4% for 2007. The decrease in the effective tax rate for 2008 is due to an increase in non-taxable income as a percentage of total income in the current year and a taxable loss before taxes. In addition, 2008 tax benefit reflects the recognition of tax benefits as a result of the expiration of the statute of limitations on our Company’s 2004 and 2005 federal tax returns during the year. The decrease in 2008 earnings was due to a $40,323,775 goodwill impairment charge in the fourth quarter and an additional $7,056,784 increase in the loan provision in comparison to the year ended 2007. While goodwill impairment is normally a non-tax deductible item, $16,916,000 of our goodwill was related to asset purchases and therefore deductible for book tax purposes.
Fourth Quarter Results for 2009
     Comparing fourth quarter 2009 to third quarter 2009:
     Our Company’s net income of $788,000 for the fourth quarter ended December 31, 2009 decreased $1,119,000, compared to net income of $1,907,000 for the third quarter ended September 30, 2009. Net interest income of $10,604,000 increased $168,000 from third quarter 2009 due to an increase in net interest margin to 3.66% for the fourth quarter compared to 3.57% for the third quarter.
     The fourth quarter 2009 provision for loan losses of $3,950,000 was $2,700,000 higher than third quarter 2009’s provision of $1,250,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end and as a result of increased nonperforming loans at year-end.
     Noninterest income of $3,135,000 for fourth quarter 2009 increased $534,000 from third quarter 2009’s noninterest income of $2,601,000. This increase was a result of $600,000 investment gains realized during the fourth quarter.
     Noninterest expense of $9,034,000 for fourth quarter 2009 decreased slightly by $6,000 from third quarter 2009’s noninterest expense of $9,040,000.

     Comparing fourth quarter 2009 to fourth quarter 2008:
     Our Company’s net income of $788,000 for the fourth quarter ended December 31, 2009 increased $35,833,000, compared to net loss of $(35,045,000) for same period in 2008. Net interest income of $10,605,000 increased $1,403,000 in the fourth quarter of 2009 compared to the fourth quarter of 2008 due to an increase in net interest margin to 3.66% for 2009 compared to 3.14% for the same period of 2008.
     The fourth quarter 2009 provision for loan losses of $3,950,000 was $311,000 less than the fourth quarter 2008 provision of $4,261,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end and as a result of increased nonperforming loans at year-end.
     Noninterest income of $3,135,000 for fourth quarter 2009 increased by $849,000 from noninterest income of $2,286,000 for fourth quarter 2008. $249,000 of the increase reflects gains on sales of mortgage loans due to increased refinancing activity and $600,000 reflects investment gains realized during the fourth quarter.
     Noninterest expense of $9,034,000 for fourth quarter 2009 decreased $41,289,000 from fourth quarter 2008 noninterest expense of $50,323,000. The goodwill impairment charge of $40,324,000 represents the majority of the variance between periods.
Lending and Credit Management
     Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 79.0% of total assets as of December 31, 2009 compared to 77.8% as of December 31, 2008.
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

	Balance at December 31,
(In thousands)	2009		2008		2007		2006		2005
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Commercial, financial and agricultural	$151,399	15.3%	$153,386	15.2%	$151,488	16.6%	$145,697	17.9%	$154,868	19.0%
Real estate — Construction	116,778	11.8	129,639	12.9	147,432	16.2	150,891	18.6	139,316	17.1
Real estate — Mortgage	686,307	69.2	692,530	68.6	575,552	63.2	478,854	59.0	480,531	59.1
Installment loans to individuals	37,130	3.7	33,548	3.3	36,806	4.0	36,870	4.5	38,820	4.8

Total loans	$991,614	100.0%	$1,009,103	100.0%	$911,278	100.0%	$812,312	100.0%	$813,535	100.0%

     Our Company’s loan portfolio decreased $17,490,000, or 1.7% from 2008 to 2009. This decrease was primarily in our Bank’s commercial and real estate mortgage lending. Commercial loans decreased $1,987,000, or 1.3%, real estate construction loans decreased $12,861,000, or 9.9%, and real estate mortgage loans decreased $6,223,000 or 1.0%, from 2008 to 2009, respectively. Partially offsetting these decreases was an increase in consumer loans of $3,582,000 or 10.7%. During the current down-turn in the economy, management continues to focus on the improvement of asset quality. Management has tightened underwriting standards and is focused on lending to credit worthy borrowers with the capacity to service the debts. The decrease in lending activities in the real estate construction market also reflects the slow down in the housing industry and residential construction industry as well as foreclosures on various residential construction properties. Construction lending will continue to be closely monitored during 2010.

     Our Company experienced loan growth of $97,825,000 or 10.7% from 2007 to 2008. This growth was primarily in our Bank’s commercial and real estate mortgage lending. Commercial loans increased $1,898,000 or 1.3% from 2007 to 2008 and real estate mortgage loans increased $116,978,000 or 20.3%. Offsetting these increases were a decrease in real estate construction loans of $17,793,000 or 12.1% and a decrease in individual consumer loans of $3,258,000 or 8.9%. Although management tightened underwriting standards during the 2008, our Company continued to find opportunities to lend to credit worthy borrowers with the capacity to service the debts. This growth was not centered in any one industry, region or borrower and included a fairly diversified portfolio of loans ranging from owner occupied and regional retail properties to include some hospitality properties. Our growth in real estate loans was also partially the result of loans moving from construction to amortizing loans, thus contributing to the decrease in our construction portfolio. In addition, the decrease in lending activities in the real estate construction market also reflects the slow down in the housing industry and residential construction industry as well as foreclosures on various residential construction properties during 2008.
     Our Company does not participate in extending credit to sub-prime residential real estate markets. While much publicity has been directed at this market during the past year, our Company extends credit to its local community market through traditional mortgage products.
     The contractual maturities of loan categories at December 31, 2009, and the break down of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
		Over One	Over
	One Year	Year Through	Five
	Or Less	Five Years	Years	Total

Commercial, financial, and agricultural	$99,682	$49,040	$2,677	$151,399
Real estate — construction	116,778	—	—	116,778
Real estate — mortgage	251,525	377,436	57,346	686,307
Installment loans to individuals	14,276	21,810	1,044	37,130

Total loans net of unearned income	$482,261	$448,286	$61,067	$991,614

Loans with fixed rates	294,260	391,788	14,131	700,179
Loans with floating rates	188,001	56,498	46,936	291,435

Total loans net of unearned income	$482,261	$448,286	$61,067	$991,614

     Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 2009 our Company was servicing approximately $269,475,000 of loans sold to the secondary market.
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
     Management along with senior loan committee, and internal loan review, formally reviews all loans in excess of certain dollar amounts (periodically established) at least annually. Currently, loans in excess of $2,000,000 in aggregate and all adversely classified credits identified by management as containing more than usual risk are reviewed. On a monthly basis, the senior loan committee reviews and reports to the Board of Directors past due, classified, and watch list loans in order to classify or reclassify loans as loans requiring attention, substandard, doubtful, or loss. During this review, management also determines what loans should be considered impaired. Management follows the guidance provided in the FASB ASC Topic 310, Accounting by Creditors for Impairment of a Loan, in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. Once a loan has been identified as impaired, management generally measures impairment based upon the fair value of the underlying collateral. Management believes, but there can be no assurance, that these procedures keep management informed of possible problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered adequate by management for probable losses inherent in the loan portfolio.
Allowance for Loan Losses
     The provision for loan losses increased $143,000 or 1.7% to $8,354,000 for 2009 compared to $8,211,000 for 2008 and followed a $7,057,000 or 611.4% increase for 2008 compared to 2007. The provision reflects the amounts management determined necessary to maintain the allowance for loan losses at a level that was adequate to cover probable losses in the loan portfolio. The allowance for loan losses totaled $14,797,000 or 1.5% of loans outstanding at December 31, 2009 compared to $12,667,000 or 1.3% of loans outstanding at December 31, 2008 and $9,282,000 or 1.0% of loans outstanding at December 31, 2007. The allowance for loan losses expressed as a percentage of nonperforming loans was 34.9% at December 31, 2009, 50.9% at December 31, 2008 and 152.5% at December 31, 2007.
The following table summarizes loan loss experience for the years indicated:

	Years Ended December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005

Analysis of allowance for loan losses:
Balance beginning of year	$12,667	$9,282	$9,015	$9,085	$7,496
Allowance for loan losses of acuired companies at date of acquisitions	—	—	—	—	1,418
Charge-offs:
Commercial, financial, and agricultural	1,404	3,571	524	809	589
Real estate — construction	1,462	681	56	84	185
Real estate — mortgage	3,401	532	413	474	286
Installment loans to individuals	534	656	314	484	261

Total charge-offs	6,801	5,440	1,307	1,851	1,321

Recoveries:
Commercial, financial, and agricultural	213	153	151	206	40
Real estate — construction	5	35	11	13	—
Real estate — mortgage	65	81	100	91	28
Installment loans to individuals	294	345	158	145	102

Total recoveries	577	614	420	455	170

Net charge-offs	6,224	4,826	887	1,396	1,151
Provision for loan losses	8,354	8,211	1,154	1,326	1,322

Balance at end of year	$14,797	$12,667	$9,282	$9,015	$9,085

Loans outstanding:
Average	$1,002,829	$963,252	$848,772	$824,706	$743,382
End of period	991,614	1,009,104	911,278	812,312	813,535
Allowance for loan losses to loans outstanding:
Average	1.48%	1.32%	1.09%	1.09%	1.22%
End of period	1.49	1.26	1.02	1.11	1.12
Net charge-offs to average loans outstanding	0.62	0.50	0.10	0.17	0.15

The increased provision for loan losses during 2009 and 2008 was the result of an increased level of charged-off loans and an increase in the level of non-performing loans. As shown in the table above, our Company experienced net loan charge-offs of $6,224,000 during 2009 compared to $4,826,000 in 2008 and $887,000 in 2007.

The following table is a summary of the allocation of the allowance for loan losses as of the dates indicated:

	Years Ended December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005

Allocation of allowance for loan losses at end of period:
Commercial, financial, and agricultural	$2,644	$1,712	$3,762	$3,114	$2,687
Real estate — construction	3,802	2,490	590	755	764
Real estate — mortgage	6,596	6,571	3,873	3,526	4,138
Installment loans to individuals	380	391	419	529	473
Unallocated	1,375	1,503	638	1,091	1,023

Total	$14,797	$12,667	$9,282	$9,015	$9,085

Percent of categories to total loans:
Commercial, financial, and agricultural	15.3	15.2%	16.6%	17.9%	19.0%
Real estate — construction	11.8	12.9	16.2	18.6	17.1
Real estate — mortgage	69.2	68.6	63.2	59.0	59.1
Installment loans to individuals	3.7	3.3	4.0	4.5	4.8

Total	100.0	100.0	100.0	100.0	100.0

     Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due, and restructured loans totaled $42,347,000 or 4.27% of total loans at December 31, 2009 compared to $24,866,000 or 2.46% of total loans at December 31, 2008. The following table summarizes our Company’s nonperforming assets at the dates indicated:

	Years Ended December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005

Nonaccrual loans:
Commercial, financial, and agricultural	$2,067	$2,071	$2,983	$2,495	$5,705
Real estate — construction	11,955	10,347	866	1,657	1,760
Real estate — mortgage	19,853	7,850	658	644	1,090
Installment loans to individuals	279	119	32	73	56

Total nonaccrual loans	34,154	20,387	4,539	4,869	8,611

Loans contractually past — due 90 days or more and still accruing:
Commercial, financial, and agricultural	2	140	454	5	238
Real estate — construction	—	52	158	—	—
Real estate — mortgage	—	547	864	170	187
Installment loans to individuals	—	4	70	22	14

Total loans contractually past -due 90 days or more and still accruing	2	743	1,546	197	439
Restructured troubled loans	8,191	3,736	—	—	—

Total nonperforming loans	42,347	24,866	6,085	5,066	9,050
Other real estate	8,452	7,828	2,337	2,720	1,568
Repossessions	39	—	—	15	—

Total nonperforming assets	$50,838	$32,694	$8,422	$7,801	$10,618

Loans	$991,614	$1,009,103	911,278	812,313	813,535
Allowance for loan losses to loans	1.49%	1.26%	1.02%	1.11%	1.12%
Nonperforming loans to loans	4.27%	2.46%	0.67%	0.62%	1.11%
Allowance for loan losses to nonperforming loans	34.94%	50.94%	152.54%	177.95%	100.39%
Nonperforming assets to loans and foreclosed assets	5.08%	3.21%	0.92%	0.96%	1.30%

     It is our Company’s policy to discontinue the accrual of interest income on loans when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectibles of such principal; otherwise, such receipts are recorded as interest income. Interest on year-end nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $1,568,000, $1,522,000 and $745,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Approximately $158,000, $239,000 and $330,000 was actually recorded as interest income on such loans for the year ended December 31, 2009, 2008 and 2007, respectively.
     Total non-accrual loans at year end 2009 increased $13,767,000 over 2009. The increase resulted mainly from an increase of $1,608,000 in real estate construction non-accrual loans and an increase of $12,003,000 in real estate mortgage non-accrual loans. The increase primarily represents five commercial customers with balances totaling $18,848,000.
     Loans past due 90 days and still accruing interest decreased $741,000 from December 31, 2008 to December 31, 2009. At December 31, 2009, loans classified as trouble debt restructured loans (TDR) totaled $11,233,000, of which $3,042,000 was on non-accrual status and $8,191,000 was on accrual status. At December 31, 2008, loans classified as TDR totaled $3,736,000 were on accrual status. Our Company has experienced an increase in its loan delinquencies much like the rest of the banking industry as current economic conditions negatively impact our borrowers’ ability to keep their debt payments current.
     While the ratio of allowance for loan losses to nonperforming loans has decreased from 152.54% at year end 2007 to 50.94% at year end 2008 and to 34.94% at year end 2009, management believes that based on detailed analysis of each nonperforming credit and the value of any associated collateral that the allowance for loan losses at December 31, 2009 is sufficient to cover probable losses in the nonperforming loans.
     A loan is considered impaired when it is probable a creditor will be unable to collect all amounts due — both principal and interest — according to the contractual terms of the loan agreement. In addition to nonaccrual loans at December 31, 2009 included in the table above, which were considered impaired, management has identified additional loans totaling approximately $39,713,000 which are not included in the nonaccrual table above but are considered by management to be impaired compared to $9,546,000 in December 31, 2008. $23,950,000 of the $39,713,000 of other impaired loans is represented by three credits. Based upon the value of collateral in excess of these loan balances, management has determined that, although these credits are currently considered impaired, no reserve allocation is required for these credits.
     Once a loan has been identified as impaired under ASC Topic 310, Accounting by Creditors for Impairment of a Loan, management generally measures impairment based upon the fair value of the underlying collateral. In general, market prices for loans in our portfolio are not available, and we have found the fair value of the underlying collateral to be more readily available than discounting expected future cash flows to be received. Once a fair value of collateral has been determined and the impairment amount calculated, a specific reserve allocation is made. At December 31, 2009, $6,415,000 of our Company’s allowance for loan losses was allocated to impaired loans totaling approximately $73,867,000. Based upon detailed analysis of all impaired loans, management has determined that of the $73,867,000 of impaired loans $45,572,000 require no reserve allocation due to excess collateral valuations.
     As of December 31, 2009 and 2008 approximately $15,944,000 and $13,389,000, respectively, of loans not included in the nonaccrual table above or identified by management as being impaired were classified by management as having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. The $2,555,000 increase in classified loans is the result of several borrowers who have experienced cash flow problems and as well as some deterioration in collateral value. Management elected to allocate non-specific reserves to these credits based upon the inherent risk present. This increase in reserves was the result of our Company’s internal loan review process which assesses credit risk. In addition to the classified list, our Company also maintains an internal loan watch list of loans which for various reasons, not all related to credit quality, management is monitoring more closely than the average loan in the portfolio. Loans may be added to this list for reasons which are temporary and correctable, such as the absence of current financial statements of the borrower, or a deficiency in loan documentation. Other loans are added as soon as any problem is detected which might affect the borrower’s ability to meet the terms of the loan. This could be initiated by the delinquency of a scheduled loan payment, deterioration in the borrower’s financial condition identified in a review of periodic financial statements, a decrease in the value of the collateral securing the loan, or a change in the economic environment within which the borrower operates. Once a loan is placed on our Company’s watch list, its condition is monitored closely. Any further deterioration in the condition of the loan is evaluated to determine if the loan should be assigned to a higher risk category.
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
     At December 31, 2009, management allocated $13,422,000 of the $14,797,000 total allowance for loan losses to specific loans and loan categories and $1,375,000 was unallocated. Management believes that the December 31, 2009 allowance for loan losses is adequate.
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
Investment Portfolio
     Our Company classifies its debt and equity securities into one of the following two categories:
     Held-to-Maturity — includes investments in debt securities which our Company has the positive intent and ability to hold until maturity. Available-for-Sale — includes investments in debt and equity securities not classified as held to maturity or trading (i.e., investments which our Company has no present plans to sell in the near-term but may be sold in the future under different circumstances). Our Company’s investment portfolio consists of available-for-sale securities.
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

     At December 31, 2009, debt securities classified as available-for-sale represented 12.4% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.
The following table presents the composition of the investment portfolio by major category.

	December 31,
(In thousands)	2009	2008	2007

Government sponsored enterprises	$44,381	$55,545	$87,370
Asset-backed securities	69,435	50,091	10,892
Obligations of states and political subdivisions	39,111	43,765	53,480

Total available for sale debt securities	152,927	149,401	151,742

As of December 31, 2009, the maturity of debt securities in the investment portfolio was as follows:

		Over One	Over Five			Weighted
	One Year	Through	Through	Over		Average
(In thousands)	Or Less	Five Years	Ten Years	Ten Years	Total	Yield (1)

Available-for-Sale

Government sponsored enterprises	$7,846	$31,812	$4,723	$—	$44,381	3.34%
Asset-backed (2)	4,273	61,094	4,068	—	69,435	3.89
States and political subdivisions (3)	3,467	16,855	14,509	4,280	39,111	5.37

Total available-for-sale debt securities	$15,586	$109,761	$23,300	$4,280	$152,927	4.11%

Weighted average yield (1)	4.42%	3.92%	4.55%	5.57%	5.57%

(1)	Weighted average yield is based on amortized cost.

(2)	Asset-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2009 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3)	Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.
     At December 31, 2009, $204,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
     The following non-marketable securities are restricted securities which, lacking a market, are carried at cost. These securities are reported in other assets. At December 31, 2009, $5,107,000 of the total included Federal Home Loan Bank (Des Moines) stock held by the Bank in accordance with debt and regulatory requirements. Other non-marketable securities include an $1,486,000 equity investment in our Company’s unconsolidated Trusts.

	December 31,
(In thousands)	2009	2008	2007

Federal Home Loan Bank of Des Moines Stock	$5,107	$7,228	$3,979
Federal Reserve Bank Stock	—	—	—
Midwest Independent Bank Stock	151	151	151
Federal Agricultural Mortgage Corporation	10	10	10
Investment in unconsolidated trusts	1,486	1,486	1,486

Total non-marketable investment securities	6,754	8,875	5,626

Liquidity and Capital Resources
Liquidity Management
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
     Our Company has a number of sources of funds to meet liquidity needs on a daily basis. Our Company’s most liquid assets are comprised of available for sale marketable investment securities, federal funds sold, and securities purchased under agreements to resell, and excess reserves held at the Federal Reserve as follows:

(dollars in thousands)	2009	2008

Liquid assets:
Federal funds sold	$90	$104
Federal Reserve — excess reserves	2,216	31,099
Available for sale investments securities	152,927	149,401

Total	$155,233	$180,604

     Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available for sale investment portfolio was $152,927,000 at December 31, 2009 and included an unrealized net gain of $2,318,000. The portfolio includes maturities of approximately $15,586,000 with an additional $6,472,000 callable over the next twelve months, which offer resources to meet either new loan demand or reductions in our Company’s deposit base. Our Company pledges portions of its investment securities portfolio to secure public fund deposits, securities sold under agreements to repurchase, trust funds, and borrowing capacity at the Federal Reserve Bank.
At December 31, 2009, total investment securities pledged for these purposes were as follows:

(dollars in thousands)	2009

Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$3,569
Repurchase agreements	42,835
Other Deposits	85,918

Total pledged, at fair value	$132,322

     At December 31, 2009, our Company’s unpledged securities in the available for sale portfolio totaled approximately $20,604,000.

     Liquidity is also available from our Company’s base of core customer deposits, defined as demand, interest, checking, savings, and money market deposit accounts. At December 31, 2009, such deposits totaled $354,284,000 and represented 51.2% of our Company’s total deposits. These core deposits are normally less volatile and are often tied to other products of our Company through long lasting relationships. Time deposits and certificates of deposit of $100,000 and over totaled $467,021,000 at December 31, 2009. These accounts are normally considered more volatile and higher costing representing 48.8% of total deposits at December 31, 2009.

(dollars in thousands)	2009	2008
| |
Core deposit base:
Non-interest bearing demand	$135,018	$125,245
Interest checking	139,624	123,289
Savings and money market	214,660	219,338

Total	$489,302	$467,872

     Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. Our Company’s outside borrowings are comprised of securities sold under agreements to repurchase, FHLB advances, and subordinated notes as follows:

(dollars in thousands)	2009	2008

Borrowings:
Federal funds purchased	$4,980	$—
Securities sold under agreements to repurchase	31,665	29,139
FHLB advances	79,317	129,057
Subordinated notes	49,486	49,486

Total	$160,468	$207,682

     Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which our Company maintains approved credit lines. As of December 31, 2009, under agreements with these unaffiliated banks, the Bank may borrow up to $35,000,000 in federal funds on an unsecured basis and $11,713,000 on a secured basis. There was $4,980,000 of federal funds purchased outstanding at December 31, 2009. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of our Company’s investment portfolio. At December 31, 2009 there was $28,595,000 in repurchase agreements and $3,070,000 in a term repurchase agreement due July 2010. Our Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at the year end. The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2009, the Bank had $79,317,000 in outstanding borrowings with the FHLB. In addition, our Company has $49,486,000 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.
     Our Company pledges certain assets, including loans and investment securities to the Federal Reserve Bank, FHLB, and other correspondent banks as security to establish lines of credit and borrow from these entities. Based on the type and value of collateral pledged, our Company may draw advances against this collateral. The following table reflects collateral value of assets pledged, borrowings, and letters of credit outstanding, in addition to the estimated future funding capacity available to our Company at December 31, 2009:

	December 31, 2009
		Federal
(dollars in thousands)	FHLB	Reserve	Other

Collateral value pledged	$292,975	$3,569	$10,853
Advances outstanding	(79,317)	—	—
Letters of credit issued	(100)	—	—

Total	$213,558	$3,569	$10,853

Sources and Uses of Funds
     Cash and cash equivalents were $24,666,000 at December 31, 2009 compared to $53,827,000 at December 31, 2008. The $29,162,000 decrease resulted from changes in the various cash flows produced by operating, investing, and financing activities of our Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2009. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $9,751,000 during the year ended 2009. Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, provided cash flow of $6,329,000. The cash inflow primarily consisted of a $4,283,000 decrease in the loan portfolio, $151,954,000 in proceeds from maturities, calls, and pay-downs of investment securities, $6,168,000 in proceeds from sales of other real estate owned and repossessions, partially offset by $156,460,000 purchases of investment securities.
     Financing activities used total cash of $45,242,000, resulting primarily from a $49,740,000 net repayment of FHLB advances. Partly offsetting this cash outflow was an increase of $7,507,000 of federal funds purchased and securities sold under agreements to repurchase. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2010.
     During 2008, liquidity risk became a concern affecting the general banking industry. Because of the uncertainty in the economy, our Company decided to participate in the U.S. Treasury Department’s Capital Purchase Program (CPP), a voluntary program that provides capital to financially healthy banks. During 2009, our Company elected to cease market purchases of treasury stock and preserve its cash and capital position. Cash used for treasury stock purchases, net of cash received in connection with stock programs, and dividend payments were as follows:

(Dollars in thousands)	2009	2008	2007

Purchases of treasury stock	$—	$802	$145
Exercise of stock options	—	—	(100)
Cash dividends — preferred	1,370	—	—
Cash dividends — common	2,666	3,486	3,504

Total	$4,036	$4,288	$3,549

     Our Company’s liquidity depends primarily on the dividends paid to it as the sole shareholder of our subsidiary Bank. As discussed in Note 6 to the consolidated financial statements, the Bank will be required to receive regulatory approval prior to paying dividends to our Company until such time as the Bank’s unappropriated retained earnings balance is restored to a positive balance.
     In the normal course of business, our Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through our Company’s various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of our Company’s liquidity. In the section entitled, Commitments, Contractual Obligations, and Off-Balance Sheet Arrangements, below we disclose that our Company has $134,392,000 in unused loan commitments and standby letters of credit as of December 31, 2009. While this commitment level would be difficult to fund given our Company’s current liquidity resources, we know that the nature of these commitments are such that the likelihood of such a funding demand is very low.
     Our Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. On December 19, 2008, as part of our Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), our Company issued 30,255 shares of senior preferred stock and a ten year warrant to purchase approximately 255,260 shares of common stock to the U.S. Department of Treasury in exchange for $30,255,000. See Note 15 of Notes to Consolidated Financial Statements. The Company’s ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its common and preferred shareholders. During the years ended December 31, 2009 and 2008, the Company paid cash dividends to its common and preferred shareholders totaling $4,035,000 and $3,486,00. A large portion of the Company’s liquidity is obtained from the Bank in the form of dividends. The Bank must obtain regulatory approval prior to paying dividends to the Company until such time as the unappropriated retained earnings balance is restored to a positive balance. See Note 6 of Notes to Consolidated Financial Statements. At December 31, 2009 and 2008, the Company had cash and cash equivalents totaling $14,738,000 and $29,968,000 respectively.

Capital Management
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

				Well-Capitalized
				Regulatory
	2009	2008	2007	Guidelines

Risk-based capital ratios:
Total capital	16.49%	16.01%	13.24%	10.00%
Tier I capital	14.01	13.55	11.08	6.00
Leverage ratio	11.35	10.80	9.12	5.00
Common equtiy/assets	6.42	6.14	9.30
Common dividend payout ratio	90.01	NM	44.92

Commitments, Contractual Obligations, and Off-Balance Sheet Arrangements
The required payments of time deposits and other borrowed money, not including interest, at December 31, 2009 are as follows:

	Payments due by Period
		Less than 1	1-3	3-5	Over 5
(Dollars in thousands)	Total	Year	Years	Years	Years

Time deposits	$467,021	$342,750	$94,601	$29,584	$86
Other borrowed money	79,317	22,331	46,860	126	10,000

     In the normal course of business, our Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in our Company’s consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.
     Our Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2009 are as follows:

	Amount of Commitment Expiration per Period
		Less than	1-3	3-5	Over 5
Dollars in thousands)	Total	1 Year	Years	Years	Years

Unused loan commitments	$131,593	$105,532	$14,291	$4,406	$7,364
Standby letters of credit	2,800	1,491	609	700	—

     Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.
Quantitative and Qualitative Disclosures About Market Risk
Interest Sensitivity
     Our Company’s exposure to market risk is reviewed on a monthly basis by our Company’s Asset/Liability Committee and Board of Directors. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize those risks. Tools used by our Bank’s management include the standard gap report subject to different rate shock scenarios. At December 31, 2009, the rate shock scenario models indicated that annual net interest income could change by as much as (18.6)% to 22.3% should interest rates rise or fall within 300 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate. Management further believes this is an acceptable level of risk.
     The following table represents the estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2009. Significant assumptions used for this table included: loans will repay at historic repayment rates; certain interest-bearing demand accounts are interest sensitive due to immediate repricing, and fixed maturity deposits will not be withdrawn prior to maturity. A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.

						Over
						5 years or
						no stated
(Dollars in thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Maturity	Total

ASSETS
Investment securities	$22,058	$7,443	$6,265	$18,232	$17,288	$81,641	$152,927
Interest-bearing deposits	2,570	—	—	—	—	—	2,570
Other restricted investments	6,754						6,754
Federal funds sold and securities purchased under agreements to resell	90	—	—	—	—	—	90
Loans	526,948	155,806	132,588	100,659	41,707	33,906	991,614

Total	$558,420	$163,249	$138,853	$118,891	$58,995	$115,547	$1,153,955

LIABILITIES

Savings, Now deposits	$—	$—	$123,050	$—	$—	$—	$123,050
Rewards checking, Super Now, money market deposits	231,313					—	231,313
Time deposits	342,751	74,119	20,482	27,461	2,123	7	466,943
Federal funds purchased and securities sold under agreements to repurchase	36,645	—	—	—	—	—	36,645
Subordinated notes	49,486	—	—	—	—	—	49,486
Other borrowed money	27,343	43,589	8,306	79	—	—	79,317

Total	$687,538	$117,708	$151,838	$27,540	$2,123	$7	$986,754

Interest-sensitivity GAP
Periodic GAP	$(129,118)	$45,541	$(12,985)	$91,351	$56,872	$115,540	$167,201

Cumulative GAP	$(129,118)	$(83,577)	$(96,562)	$(5,211)	$51,661	$167,201	$167,201

Ratio of interest-earnings assets to interest-bearing liabilities
Periodic GAP	0.81	1.39	0.91	4.32	27.79	NM	1.17
Cumulative GAP	0.81	0.90	0.90	0.99	1.05	1.17	1.17

Impact of Recently Issued Accounting Standards
In December 2008, the FASB issued authoritative guidance on Employers’ Disclosures about Postretirement Benefit Plan Assets which was subsequently incorporated into ASC Topic 715 Compensation — Retirement Benefits. This guidance became effective for fiscal years ending after December 15, 2009. ASC Topic 715 requires more detailed disclosures regarding defined benefit pension plan assets including investment policies and strategies, major categories of plan assets, valuation techniques used to measure the fair value of plan assets and significant concentrations of risk within plan assets. Upon initial application, the provisions of ASC Topic 715 are not required for earlier periods that are presented for comparative purposes. The disclosures required by ASC Topic 715 are reported in the notes to our Company’s consolidated financial statements.
In April 2009, the FASB issued authoritative guidance for determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly, which was subsequently incorporated into ASC Topic 820, Fair Value Measurements and Disclosures, and is effective for interim and fiscal years ending after June 15, 2009. This new guidance amends ASC Topic 820 and provides additional guidance for estimating fair value when there is no active market or where the price inputs being used represent distressed sales. Our Company follows the new requirements provided by ASC Topic 820 which did not have a material effect on the consolidated financial statements or the disclosures presented in the consolidated financial statements.
In April 2009, the FASB issued authoritative guidance on recognition and presentation of other-than-temporary impairment, which was subsequently incorporated into ASC Topic 320, Investments — Debt and Equity Securities, which became effective for periods ending after June 15, 2009. This new guidance amends ASC Topic 320 for determining whether an impairment is other than temporary to debt securities and replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security and (b) it is more likely than not it will not have to sell the security prior to its anticipated recovery. Under this guidance, declines in fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income. Our Company follows the new requirements under ACS Topic 320, which did not have a material effect on the consolidated financial statements or the disclosures presented in the consolidated financial statements.
In May 2009, the FASB issued authoritative guidance for disclosing subsequent events, which was subsequently incorporated into ASC 855, Subsequent Events, and became effective for interim and annual periods ending after June 15, 2009. The new guidance amends ASC Topic 855 and incorporates accounting and disclosure requirements related to subsequent events into U.S. Generally Accepted Accounting Principles (GAAP) making management directly responsible for subsequent events account and disclosure. ASC Topic 855 sets forth: (a) the period after the balance sheet date during which management shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. The disclosures required by ASC Topic 855 are reported in the consolidated financial statements and the notes to our Company’s consolidated financial statements.
In June 2009, the FASB issued authoritative guidance on accounting for transfers of financial assets, which was subsequently incorporated into ASC Topic 860, Transfers and Servicing. The new guidance amends ASC Topic 860 and requires more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. The guidance eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. This is effective for the annual period beginning after November 15, 2009 and for interim periods within the first annual reporting period, and must be applied to transfers occurring on or after the effective date. Management is currently evaluating the provisions of this Topic, which is not expected to have a material effect on the consolidated financial statements or the disclosures presented in the consolidated financial statements.
In June 2009, the FASB issued authoritative guidance which amends how a company determines when a variable interest entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated, and requires additional disclosures about involvement with variable interest entities, any significant changes in risk exposure due to that involvement and how that involvement affects our company’s financial statements. This guidance was subsequently incorporated into ASC Topic 810, Consolidation, and changes how a company determines whether it is required to consolidate an entity based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The provisions of this Topic are effective for the annual period beginning after November 15, 2009 and for interim periods within the first annual reporting period. Management is currently evaluating the provisions of this Topic, which is not expected to have a material effect on the consolidated financial statements or the disclosures presented in the consolidated financial statements.

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
     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company’s operations for the three years ended December 31, 2009.

CONSOLIDATED FINANCIAL STATEMENTS
     The following consolidated financial statements of our Company and reports of our Company’s independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Hawthorn Bancshares, Inc.:
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Bancshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hawthorn Bancshares, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 15, 2010 expressed an unqualified opinion on the effectiveness of Hawthorn Bancshares Inc.’s internal control over financial reporting.
/s/ KPMG LLP
St. Louis, Missouri
March 15, 2010

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
	2009	2008

ASSETS

Loans	$991,614,007	$1,009,103,532
Allowances for loan losses	(14,796,549)	(12,666,546)

Net loans	976,817,458	996,436,986

Investment in available-for-sale securities, at fair value	152,926,685	149,400,929
Federal funds sold and securities purchased under agreements to resell	89,752	104,393
Cash and due from banks	24,575,943	53,723,075
Premises and equipment — net	38,623,293	39,260,220
Other real estate owned and repossessed assets	8,490,914	7,828,278
Accrued interest receivable	6,625,557	7,476,093
Mortgage servicing rights	2,020,964	1,171,225
Intangible assets — net	1,503,986	2,130,097
Cash surrender value — life insurance	1,929,910	1,852,902
Other assets	22,866,092	20,314,669

Total assets	$1,236,470,554	$1,279,698,867

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Non-interest bearing demand	$135,017,639	$125,245,200
Savings, interest checking and money market	354,284,004	342,626,702
Time deposits $100,000 and over	137,860,435	142,972,489
Other time deposits	329,160,719	344,451,998

Total deposits	956,322,797	955,296,389

Federal funds purchased and securities sold under agreements to repurchase	36,645,434	29,138,623
Subordinated notes	49,486,000	49,486,000
Other borrowed money	79,317,302	129,057,483
Accrued interest payable	2,438,121	3,847,415
Other liabilities	4,489,617	6,454,574

Total liabilities	1,128,699,271	1,173,280,484

Stockholders’ equity:
Preferred stock, $1,000 par value Authorized and issued 30,255 shares	28,364,768	27,888,294
Common stock, $1 par value Authorized 15,000,000 shares; issued 4,463,813 and 4,298,353 shares respectively	4,463,813	4,298,353
Surplus	26,970,745	25,144,323
Retained earnings	50,576,551	51,598,678
Accumulated other comprehensive income, net of tax	912,224	1,005,553
Treasury stock; 161,858 shares, at cost	(3,516,818)	(3,516,818)

Total stockholders’ equity	107,771,283	106,418,383

Total liabilities and stockholders’ equity	$1,236,470,554	$1,279,698,867

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Years ended December 31,
	2009	2008	2007

INTEREST INCOME
Interest and fees on loans	$57,409,274	$62,636,558	$65,533,873
Interest on debt securities:
Taxable	4,495,259	4,989,794	5,702,806
Nontaxable	1,441,418	1,688,871	1,986,171
Interest on federal funds sold and securities purchased under agreements to resell	373	60,550	614,571
Interest on interest-bearing deposits	52,761	23,755	57,963
Dividends on other securities	163,533	315,685	311,723

Total interest income	63,562,618	69,715,213	74,207,107

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	3,017,488	4,883,042	7,411,043
Time deposit accounts $100,000 and over	3,862,075	5,698,073	7,045,209
Other time deposit accounts	10,542,476	12,871,957	14,825,176
Interest on federal funds purchased and securities sold under agreements to repurchase	88,573	868,528	1,380,328
Interest-bearing demand notes to U.S. Treasury	—	—	10,734
Interest on subordinated notes	2,446,742	3,046,238	3,617,254
Interest on other borrowed money	3,016,872	4,231,062	2,885,119

Total interest expense	22,974,226	31,598,900	37,174,863

Net interest income	40,588,392	38,116,313	37,032,244
Provision for loan losses	8,354,000	8,211,000	1,154,216

Net interest income after provision for loan losses	32,234,392	29,905,313	35,878,028

NON-INTEREST INCOME
Service charges on deposit accounts	5,864,090	6,163,650	5,706,934
Trust department income	814,988	826,546	967,774
Gain on sale of mortgage loans, net	2,973,630	973,095	665,817
Other	1,049,441	1,330,760	2,882,216

Total non-interest income	10,702,149	9,294,051	10,222,741

INVESTMENT SECURITIES GAINS (LOSSES), NET	605,716	2,773	(1,747)

NON-INTEREST EXPENSE
Salaries and employee benefits	17,457,123	18,250,469	18,733,125
Goodwill impairment	—	40,323,775	—
Occupancy expense, net	2,335,496	2,440,082	2,201,809
Furniture and equipment expense	2,286,014	2,437,558	2,878,810
FDIC insurance assessment	2,518,743	204,131	97,264
Legal, examination, and professional fees	1,221,861	1,144,777	1,582,763
Advertising and promotion	1,272,046	1,165,559	1,196,216
Postage, printing, and supplies	1,168,290	1,220,938	1,296,518
Processing expense	3,419,939	3,101,562	1,470,475
Other real estate expense	1,188,972	862,474	680,832
Other	3,861,896	4,824,133	4,915,995

Total non-interest expense	36,730,380	75,975,458	35,053,807

Income (loss) before income taxes	6,811,877	(36,773,321)	11,045,215
Less income taxes (benefit)	1,856,120	(6,145,965)	3,245,239

Net income (loss)	4,955,757	(30,627,356)	7,799,976
Preferred stock dividends	1,993,426	66,090	—

Net income (loss) available to common shareholders	$2,962,331	$(30,693,446)	$7,799,976

Basic earnings (loss) per share	$0.69	$(7.10)	$1.80
Diluted earnings (loss) per share	$0.69	$(7.10)	$1.78

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

					Accumulated		Total
					other		Stock -
	Preferred	Common		Retained	Comprehensive	Treasury	holders’
	Stock	Stock	Surplus	Earnings	Income (Loss)	Stock	Equity

Balance, December 31, 2006	$—	$4,298,353	$22,248,319	$81,431,713	$(381,286)	$(2,652,509)	$104,944,590

Net income	—	—	—	7,799,976	—	—	7,799,976
Change in unrealized gain (loss) on securities:
Unrealized gain on debt and equity securities available-for-sale, net of tax	—	—	—	—	1,403,925	—	1,403,925
Adjustment on sales and calls of debt and equity securities, net of tax	—	—	—	—	1,136	—	1,136
Defined benefit pension plans:
Prior service cost arising during year from plan amendment, net of tax	—	—	—	—	61,701	—	61,701
Net gain arising during year, net of tax	—	—	—	—	234,562	—	234,562
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	—	36,500	—	36,500

Total other comprehensive income (loss)							1,737,824

Total comprehensive income (loss)							9,537,800

Stock based compensation expense	—	—	264,881	—	—	—	264,881
Exercise of stock options	—	—	16,991	—	—	83,436	100,427
Treasury stock purchased	—	—	—	—	—	(145,300)	(145,300)
Cash dividends declared, $0.84 per share	—	—	—	(3,503,575)	—	—	(3,503,575)

Balance, December 31, 2007	$—	$4,298,353	$22,530,191	$85,728,114	$1,356,538	$(2,714,373)	$111,198,823

Net loss	—	—	—	(30,627,356)	—	—	(30,627,356)
Change in unrealized gain (loss) on securities:
Unrealized gain on debt and equity securities available-for-sale, net of tax	—	—	—	—	1,325,559	—	1,325,559
Adjustment on sales and calls of debt and equity securities, net of tax	—	—	—	—	(1,692)	—	(1,692)
Defined benefit pension plans:
Net loss arising during the year, net of tax	—	—	—	—	(1,696,706)	—	(1,696,706)
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	—	21,854	—	21,854

Total other comprehensive income (loss)							(350,985)

Total comprehensive income (loss)							(30,978,341)

Stock based compensation expense	—	—	231,761	—	—	—	231,761
Issuance of 30,255 shares of preferred stock and 245,443 common stock warrants, net of expenses	27,872,629	—	2,382,371	—	—	—	30,255,000
Accretion of preferred stock discount	15,665	—	—	(15,665)	—	—	—
Treasury stock purchased	—	—	—	—	—	(802,445)	(802,445)
Cash dividends declared, $0.84 per share	—	—	—	(3,486,415)	—	—	(3,486,415)

Balance, December 31, 2008	$27,888,294	$4,298,353	$25,144,323	$51,598,678	$1,005,553	$(3,516,818)	$106,418,383

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) — Continued

					Accumulated		Total
					other		Stock -
	Preferred	Common		Retained	Comprehensive	Treasury	holders’
	Stock	Stock	Surplus	Earnings	Income (Loss)	Stock	Equity

Balance, December 31, 2008	$27,888,294	$4,298,353	$25,144,323	$51,598,678	$1,005,553	$(3,516,818)	$106,418,383

Net income	—	—	—	4,955,757	—	—	4,955,757
Change in unrealized gain (loss) on securities:
Unrealized loss on debt and equity securities available-for-sale, net of tax	—	—	—	—	(277,903)	—	(277,903)
Adjustment on sales and calls of debt and equity securities, net of tax	—	—	—	—	(369,487)	—	(369,487)
Defined benefit pension plans:
Net gain arising during the year, net of tax	—	—	—	—	511,634	—	511,634
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	—	42,427	—	42,427

Total other comprehensive loss							(93,329)

Total comprehensive income							4,862,428

Stock based compensation expense	—	—	130,459	—	—	—	130,459
Accretion of preferred stock discount	476,474	—	—	(476,474)	—	—	—
Stock dividend	—	165,460	1,695,963	(1,861,423)	—	—	—
Cash dividends declared, preferred stock				(1,369,879)			(1,369,879)
Cash dividends declared, common stock	—	—	—	(2,270,108)	—	—	(2,270,108)

Balance, December 31, 2009	$28,364,768	$4,463,813	$26,970,745	$50,576,551	$912,224	$(3,516,818)	$107,771,283

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Years ended December 31,
	2009	2008	2007

Cash flows from operating activities:
Net income (loss)	$4,955,757	$(30,627,356)	$7,799,976
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill impairment	—	40,323,775	—
Provision for loan losses	8,354,000	8,211,000	1,154,216
Depreciation expense	2,044,257	2,158,740	2,050,122
Net amortization (accretion) of debt securities, premiums, and discounts	524,639	(15,372)	(46,306)
Amortization of intangible assets	626,111	701,443	922,337
Stock based compensation expense	130,459	231,761	264,881
Decrease in accrued interest receivable	850,536	1,288,103	9,490
Increase in cash surrender value -life insurance	(77,008)	(32,370)	(70,112)
Increase in other assets	(4,419,959)	(2,007,842)	(749,866)
(Decrease) increase in accrued interest payable	(1,409,294)	(876,550)	357,715
(Decrease) increase in other liabilities	(730,764)	(1,820,022)	7,232
(Gain) loss on sales of debt securities	(605,716)	(2,773)	1,747
Origination of mortgage loans for sale	(150,628,000)	(54,892,543)	(39,575,067)
Proceeds from the sale of mortgage loans	153,601,630	55,865,638	40,240,884
Gain on sale of mortgage loans, net	(2,973,630)	(973,095)	(665,817)
Loss on sales and dispositions of premises and equipment	137,209	49,830	323,752
(Increase) decrease in deferred tax asset	(1,016,107)	(6,493,604)	651,591
Other, net	387,035	437,681	710,763

Net cash provided by operating activities	9,751,155	11,526,444	13,387,538

Cash flows from investing activities:
Net decrease (increase) in loans	4,283,403	(115,310,652)	(103,830,110)
Purchase of available-for-sale debt securities	(156,459,542)	(280,670,587)	(65,747,670)
Proceeds from maturities of available-for-sale debt securities	115,169,758	212,071,519	66,572,206
Proceeds from calls of available-for-sale debt securities	24,237,200	42,282,640	26,288,700
Proceeds from sales of available-for-sale debt securities	12,546,609	30,920,778	6,910,634
Purchase of FHLB stock	—	(5,040,800)	(2,015,900)
Proceeds from sales of FHLB stock	2,121,700	1,791,600	2,597,025
Purchases of premises and equipment	(2,369,890)	(1,034,021)	(8,948,850)
Proceeds from sales of premises and equipment	632,165	51,450	738,287
Proceeds from sales of other real estate owned and repossessions	6,168,067	6,809,258	3,996,405

Net cash provided (used) in investing activities	6,329,470	(108,128,815)	(73,439,273)

Cash flows from financing activities:
Net increase (decrease) in demand deposits	9,772,439	(13,110,320)	(530,363)
Net increase in interest-bearing transaction accounts	11,657,302	13,405,039	20,348,280
Net (decrease) increase in time deposits	(20,403,333)	33,744,379	1,574,640
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	7,506,811	3,408,760	(3,730,629)
Net decrease increase in interest-bearing demand notes to U.S. Treasury	—	—	(1,735,638)
Proceeds from Federal Home Loan Bank advances	20,145,000	345,300,000	137,000,000
Repayment of Federal Home Loan Bank advances	(69,885,181)	(294,157,544)	(106,453,288)
Proceeds from sale of treasury stock, net of expenses	—	—	100,427
Proceeds from issuance of preferred stock and warrants	—	30,255,000	—
Purchase of treasury stock	—	(802,445)	(145,300)
Cash dividends paid — preferred stock	(1,369,879)	—	—
Cash dividends paid — common stock	(2,665,557)	(3,486,415)	(3,503,575)

Net cash (used) provided by financing activities	(45,242,398)	114,556,454	42,924,554

Net (decrease) increase in cash and cash equivalents	(29,161,773)	17,954,083	(17,127,181)
Cash and cash equivalents, beginning of year	53,827,468	35,873,385	53,000,566

Cash and cash equivalents, end of year	$24,665,695	$53,827,468	$35,873,385

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$24,383,520	$32,475,450	$36,817,148
Income taxes	$1,487,000	$2,240,000	$3,507,000
Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	$6,982,125	$12,658,929	$3,977,012

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
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

The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles and conform to predominant practices within the banking industry. The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions, including the determination of the allowance for loan losses, real estate acquired in connection with foreclosure or in satisfaction of loans, and fair values of investment securities available-for-sale that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s management has evaluated and did not identify any subsequent events or transactions requiring recognition or disclosure in the consolidated financial statements.

On July 1, 2009, the Company paid a special stock dividend of four percent to common shareholders of record at the close of business on June 15, 2009. For all periods presented, share information, including basic and diluted earnings (loss) per share, have been adjusted retroactively to reflect this change

In June 2009, the Financial Accounting Standards Board (FASB) issued authoritative guidance on – The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles. The FASB Accounting Standards CodificationTM, or Codification, became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the United States Securities and Exchange Commission, or SEC, under authority of federal securities laws, are also sources of authoritative GAAP for SEC registrants. The Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. This is effective for financial statements issued for periods ending after September 15, 2009. The disclosures required by this new guidance are reported in the notes to the Company’s consolidated financial statements.

The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:
Principles of Consolidation

As further described in note 16, during 2007 the Company combined its banking subsidiaries into Hawthorn Bank (the Bank), a wholly owned subsidiary. In December of 2008, the Company formed Hawthorn Real Estate, LLC. (the Real Estate Company), a wholly owned subsidiary of the Company. The consolidated financial statements include the accounts of the Company, the Bank,

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
and the Real Estate Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Loans

Loans are stated at unpaid principal balance amount less unearned income and the allowance for loan losses. Income on loans is accrued on a simple-interest basis.

Loans are placed on nonaccrual status when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful. Subsequent interest payments received on such loans are applied to principal if doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.

The Bank originates certain loans which are sold in the secondary mortgage market. These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan without recourse, thereby eliminating the Company’s exposure to interest rate fluctuations. At December 31, 2009 and 2008, $114,000 and $77,000 mortgage loans were held for sale, respectively. Mortgage loan servicing fees earned on loans sold are reported as income when the related loan payments are collected net of mortgage servicing right amortization. Operational costs to service such loans are charged to expense as incurred.

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

A loan is considered impaired when it is probable the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
the loan’s effective interest rate. Alternatively, impairment is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Company measures impairment based on the fair value of the collateral when foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan’s effective rate of interest as stated in the original loan agreement.

Investment in Debt and Equity Securities

At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the ability and positive intent to hold until maturity. All debt securities not classified as held-to-maturity are classified as available-for-sale. The Company’s securities are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, a component of stockholders’ equity. Securities are periodically evaluated for other-than-temporary impairment in accordance with guidance provided in the FASB ASC Topic 320, Investments –Debt and Equity Securities. For those securities with other-than-temporary impairment, the entire loss in fair value is required to be recognized in current earnings if the Company intends to sell the securities or believes it likely that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

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

Capital Stock of the Federal Home Loan Bank

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Goodwill and Intangible Assets

Goodwill and intangible assets that have indefinite useful lives are not amortized, but tested annually for impairment. Intangible assets that have finite useful lives, such as core deposit intangibles and mortgage servicing rights, are amortized over their estimated useful lives. Core deposit intangibles are amortized over periods of 7 to 8 years representing their estimated lives using straight line and accelerated methods. Mortgage servicing rights are amortized over the shorter of 7 years or the life of the loan.

When facts and circumstances indicate potential impairment of amortizable intangible assets, the Company evaluates the recoverability of the carrying value based upon future cash flows expected to result from the use of the underlying asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying value of the underlying asset, the Company recognizes an impairment loss. The impairment loss recognized represents the amount by which the carrying value of the underlying asset exceeds the fair value of the underlying asset. As a result of the 2008 annual review, the Company determined that goodwill was fully impaired and recorded an impairment charge of $40,323,775, before tax.

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets consist of loan collateral which has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are recorded as held for sale initially at the lower of the loan balance or fair value of the collateral less estimated selling costs. The Company relies on external appraisals and assessment of property values by internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Pension Plan

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

The Company follows authoritative guidance included in the FASB ASC Topic 715, Compensation –Retirement Plans under the subtopic Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. ASC Topic 715 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its consolidated balance sheet and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. This guidance also requires an employer to measure the funded status of a plan as of the date of its fiscal year-end, with limited exceptions. Additional disclosures are required to provide users with an understanding of how investment allocation decisions are made, major categories of plan assets, and fair value measurement of plan assets as defined in ASC Topic 820, Fair Value Measurements and Disclosures.

Income Taxes

Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in addressing the Company’s future tax consequences of events that have been recognized in the consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forward, and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, the Company would adjust the recorded value of our deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, the Company would reverse the valuation allowance when the realization of the deferred tax asset is expected. In addition, the Company is subject to the continuous examination of our tax returns by the Internal Revenue Service and other taxing authorities. The Company accrues for interest related to income taxes in income tax expense. Total interest expense recognized was $53,000 and $77,000 in 2009 and 2008, respectively. As of December 31, 2009 and 2008, total accrued interest was $94,000 and $131,000, respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
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

Stock-Based Compensation

The Company’s stock-based employee compensation plan is described in Note 14, Stock Compensation. In accordance with FASB ASC Topic 718, Compensation – Stock Compensation, the Company measures the cost of the stock-based compensation based on the grant-date fair value of the award, recognizing the cost over the requisite service period. The fair value of an award is estimated using the Black-Scholes option-pricing model. The expense recognized is based on an estimation of the number of awards for which the requisite service is expected to be rendered, and is included in salaries and employee benefits in the accompanying consolidated statements of operations. The standard also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows.

Treasury Stock

The purchase of the Company’s common stock is recorded at cost. Purchases of the stock are made both in the open market and through negotiated private purchases based on market prices. At the date of subsequent reissue, the treasury stock account is reduced by the cost associated with such stock on a first-in-first-out basis.

Comprehensive Income

The Company reports comprehensive income (loss) in the consolidated statements of stockholders’ equity and comprehensive income (loss).

Reclassifications

Certain prior year information has been reclassified to conform to the current year presentation.

Recently Issued Accounting Standards

In December 2008, the FASB issued authoritative guidance on Employers’ Disclosures about Postretirement Benefit Plan Assets which was subsequently incorporated into ASC Topic 715 Compensation – Retirement Benefits. This guidance became effective for fiscal years ending after December 15, 2009. ASC Topic 715 requires more detailed disclosures regarding defined benefit pension plan assets including investment policies and strategies, major categories of plan assets, valuation techniques used to measure the fair value of plan assets and significant concentrations of risk within plan assets. Upon initial application, the provisions of ASC Topic 715 are not required

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
for earlier periods that are presented for comparative purposes. The disclosures required by ASC Topic 715 are reported in the notes to the Company’s consolidated financial statements.

In April 2009, the FASB issued authoritative guidance for determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly, which was subsequently incorporated into ASC Topic 820, Fair Value Measurements and Disclosures, and is effective for interim and fiscal years ending after June 15, 2009. This new guidance amends ASC Topic 820 and provides additional guidance for estimating fair value when there is no active market or where the price inputs being used represent distressed sales. The Company follows the new requirements provided by ASC Topic 820 which did not have a material effect on the consolidated financial statements or the disclosures presented in the consolidated financial statements.

In April 2009, the FASB issued authoritative guidance on recognition and presentation of other-than-temporary impairment, which was subsequently incorporated into ASC Topic 320, Investments – Debt and Equity Securities, and became effective for periods ending after June 15, 2009. This new guidance amends ASC Topic 320 for determining whether an impairment is other than temporary to debt securities and replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security and (b) it is more likely than not it will not have to sell the security prior to its anticipated recovery. Under this guidance, declines in fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income. The Company follows the new requirements under ACS Topic 320, which did not have a material effect on the consolidated financial statements or the disclosures presented in the consolidated financial statements.

In May 2009, the FASB issued authoritative guidance for disclosing subsequent events, which was subsequently incorporated into ASC 855, Subsequent Events, and became effective for interim and annual periods ending after June 15, 2009. The new guidance amends ASC Topic 855 and incorporates accounting and disclosure requirements related to subsequent events into U.S. Generally Accepted Accounting Principles (GAAP) making management directly responsible for subsequent events account and disclosure. ASC Topic 855 sets forth: (a) the period after the balance sheet date during which management shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. The disclosures required by ASC Topic 855 are reported in the consolidated financial statements and the notes to the Company’s consolidated financial statements.

In June 2009, the FASB issued authoritative guidance on accounting for transfers of financial assets, which was subsequently incorporated into ASC Topic 860, Transfers and Servicing. The new guidance amends ASC Topic 860 and requires more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
related to transferred financial assets. The guidance eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. This is effective for the annual period beginning after November 15, 2009 and for interim periods within the first annual reporting period, and must be applied to transfers occurring on or after the effective date. Management is currently evaluating the provisions of this Topic, which is not expected to have a material effect on the consolidated financial statements or the disclosures presented in the consolidated financial statements.

In June 2009, the FASB issued authoritative guidance which amends how a company determines when a variable interest entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated, and requires additional disclosures about involvement with variable interest entities, any significant changes in risk exposure due to that involvement and how that involvement affects the company’s financial statements. This guidance was subsequently incorporated into ASC Topic 810, Consolidation, and changes how a company determines whether it is required to consolidate an entity based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The provisions of this Topic are effective for the annual period beginning after November 15, 2009 and for interim periods within the first annual reporting period. Management is currently evaluating the provisions of this Topic, which is not expected to have a material effect on the consolidated financial statements or the disclosures presented in the consolidated financial statements.
(2)	Loans and Allowance for Loan Losses
A summary of loans, by major classification within the Company’s loan portfolio, at December 31, 2009 and 2008 are as follows:

	2009	2008

Commercial	$151,399,300	$153,386,062
Real estate construction — residential	38,840,664	49,623,350
Real estate construction — commercial	77,936,569	80,015,409
Real estate mortgage — residential	232,332,124	238,041,340
Real estate mortgage — commercial	453,975,271	454,488,912
Installment and other consumer	36,966,018	33,404,048
Unamortized loan origination fees and costs, net	164,061	144,411

Total loans	$991,614,007	$1,009,103,532

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Following is a summary of activity in 2009 of loans made by the Bank to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features.

Balance at December 31, 2008	$7,608,022
New loans	1,628,941
Amounts collected	(1,680,038)

Balance at December 31, 2009	$7,556,925

The following is a summary of the allowance for loan losses for 2009, 2008 and 2007 is as follows:

	Years Ended December 31,
	2009	2008	2007

Balance, beginning of year	$12,666,546	9,281,848	9,015,378

Additions:
Provision for loan losses	8,354,000	8,211,000	1,154,216

Deductions:
Loans charged off	6,800,942	5,439,827	1,307,644
Less recoveries on loans	(576,945)	(613,525)	(419,898)

Net loans charged off	6,223,997	4,826,302	887,746

Balance, end of year	$14,796,549	12,666,546	9,281,848

A summary of impaired loans for 2009, 2008, and 2007 is as follows:

	2009	2008	2007

Loans classified as impaired:
Non-accrual loans	$34,153,731	$20,387,859	$4,538,364
Impaired loans continuing to accrue interest	39,713,014	9,545,914	4,026,976

Total impaired loans	$73,866,745	$29,933,773	$8,565,340

Balance of impaired loans with reserves	$26,294,560	$18,482,148	$8,065,104
Balance of impaired loans without reserves	47,572,185	11,451,625	500,236

Total impaired loans	$73,866,745	$29,933,773	$8,565,340

Reserves for impaired loans	$6,414,729	$3,837,419	$3,256,342
Average balance of impaired loans during the period	39,048,298	20,645,519	8,914,807
Balance of trouble debt restructured loans included in impaired loans	11,233,326	3,736,105	—

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Interest income recognized on non-accrual loans was approximately $158,124, $239,320, and $329,566 for the years ended December 31, 2009, 2008, and 2007, respectively. The gross amount of interest that would have been recognized under the original terms of non-accrual loans was $1,568,271, $1,521,701, and $744,675 for the years ended December 31, 2009, 2008, and 2007, respectively. The amount recognized as interest income on impaired loans continuing to accrue interest was $436,787, $116,521, and $359,229, for the years ended December 31, 2009, 2008, and 2007, respectively.
(3)	Investment in Debt and Equity Securities
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2009 and 2008 are as follows:

		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gains	losses	Fair value

December 31, 2009

Government sponsored enterprises	$44,059,540	$371,258	$50,000	$44,380,798
Asset-backed securities	68,092,852	1,585,774	243,976	69,434,650
Obligations of states and political subdivisions	38,456,246	708,196	53,205	39,111,237

Total available for sale securities	$150,608,638	$2,665,228	$347,181	$152,926,685

Weighted average yield at end of period	4.11%

		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gains	losses	Fair value

December 31, 2008

Government sponsored enterprises	$54,018,436	$1,526,240	$—	$55,544,676
Asset-backed securities	48,801,151	1,292,982	3,148	50,090,985
Obligations of states and political subdivisions	43,201,999	755,091	191,822	43,765,268

Total available for sale securities	$146,021,586	$3,574,313	$194,970	$149,400,929

Weighted average yield at end of period	4.67%

Restricted investments in equity securities, reported in other assets, in the amount of $6,753,550 and $8,875,250 as of December 31, 2009 and 2008, respectively, are recorded at cost, and consist primarily of Federal Home Loan Bank Stock and the Company’s interest in the statutory trusts described in Note 10. While some Federal Home Loan Banks have suspended dividends, the Bank is a member of the Federal Home Loan Bank of Des Moines and has continued to receive dividend payments each quarter.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2009, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized	Fair
	cost	value

Due in one year or less	$11,182,662	$11,312,689
Due after one year through five years	48,087,053	48,667,242
Due after five years through ten years	18,990,078	19,232,158
Due after ten years	4,255,993	4,279,947

	82,515,786	83,492,036
Asset-backed securities	68,092,852	69,434,649

Total	$150,608,638	$152,926,685

Debt securities with carrying values aggregating approximately $132,322,000 and $136,057,000 at December 31, 2009 and 2008, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

	2009	2008	2007

Proceeds from sales	$12,546,609	$30,920,778	$6,910,634

Gains	605,716	2,733	—
Losses	—	—	(1,747)

Net gains (losses)	$605,716	$2,733	$(1,747)

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009, were as follows:

	Less than 12 months		12 months or more			Total
					Number of
	Fair	Unrealized	Fair	Unrealized	Investment	Fair	Unrealized
	Value	Losses	Value	Losses	Positions	Value	Losses

Government sponsored enterprises	$5,943,819	$(50,000)	$—	$—	6	$5,943,819	(50,000)
Asset-backed securities	14,600,160	(243,904)	20,551	(72)	15	14,620,711	$(243,976)
Obligations of states and political subdivisions	3,576,780	(53,205)	—	—	14	3,576,780	(53,205)

	$24,120,759	$(347,109)	$20,551	$(72)	35	$24,141,310	$(347,181)

The $72 unrealized losses included in other comprehensive income at December 31, 2009 on asset-backed securities were caused by interest rate increases. The contractual cash flows of these securities are guaranteed by various government or government sponsored enterprises. It is expected that the securities would not be settled at a price less than the amortized cost of the investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality these investments are not considered

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
other-than-temporarily impaired. As of December 31, 2009, the Company had no other-than-temporary impairment losses.
(4)	Fair Value Measurement
The Company uses fair value measurements to record fair value adjustments to certain financial and nonfinancial assets and liabilities. The FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The standard applies whenever other standards require (permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, FASB clarified the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.
The fair value hierarchy is as follows:

Level 1 – Inputs are unadjusted quoted prices for identical assets or liabilities in active markets.

Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – Inputs are unobservable inputs for the asset or liability and significant to the fair value. These may be internally developed using the Company’s best information and assumptions that a market participant would consider.
ASC Topic 820 also provides guidance on determining fair value when the volume and level of activity for the asset or liability has significantly decreased and on identifying circumstances when a transaction may not be considered orderly.

The Company is required to disclose assets and liabilities measured at fair value on a recurring basis separate from those measured at fair value on a nonrecurring basis. Nonfinancial assets measured at fair value on a nonrecurring basis would include foreclosed real estate, long-lived assets, and core deposit intangible assets, which are reviewed when circumstances or other events indicate that impairment may have occurred.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Valuation methods for instruments measured at fair value on a recurring basis

Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a recurring basis:

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

Fair Value Measurements
At December 31, 2009 Using
Quoted Prices
in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
Description	December 31, 2009	(Level 1)	(Level 2)	(Level 3)

Available-for-Sale Securities	$152,926,685	$—	$152,926,685	$—
Valuation methods for instruments measured at fair value on a nonrecurring basis

Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:

Impaired Loans

The Company does not record loans at fair value on a recurring basis other than loans that are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with the FASB ASC Topic 310, Accounting by Creditors for Impairment of a Loan. Impaired loans for which an allowance is established are generally based on market prices for similar assets determined through independent appraisals, the fair value of the collateral for a collateral-dependent loan, or in the case of trouble debt restructured loans, impairment is measured by discounting the total expected future cash flows. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2009, the Company identified $26.2 million in impaired loans that had specific allowances for losses aggregating $6.4 million. Related to these loans, there was $4.2 million in charge-offs recorded during 2009.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Other Real Estate Owned and Repossessed Assets
Other real estate owned and repossessed assets consist of loan collateral which has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are recorded as held for sale initially at the lower of the loan balance or fair value of the collateral less estimated selling costs. The Company relies on external appraisals and assessment of property values by our internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. Because many of these inputs are not observable, the measurements are classified as Level 3.

		Fair Value Measurements
		At December 31, 2009 Using
		Quoted Prices
		in Active			The Year
		Markets for	Other	Significant	Ended
	Fair Value	Identical	Observable	Unobservable	Dec. 31, 2009
	December 31,	Assets	Inputs	Inputs	Total Gains
Description	2009	(Level 1)	(Level 2)	(Level 3)	(Losses)

Impaired loans	$19,879,831	$—	$—	$19,879,831	$(4,220,285)
Other real estate owned and repossessed assets	$8,490,914	$—	$—	$8,490,914	$(1,367,207)

(5)	Earnings (loss) per Share

Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share gives effect to all dilutive potential common shares that were outstanding during the year. The calculations of basic and diluted earnings (loss) per share are as follows:

	2009	2008	2007

Net income (loss), basic and diluted	$4,955,757	$(30,627,356)	$7,799,976
Less: preferred stock dividends	1,993,426	66,090	—

Net income (loss) available to common shareholders	$2,962,331	$(30,693,446)	$7,799,976

Average shares outstanding	4,301,955	4,321,979	4,338,438
Effect of dilutive stock options	—	—	37,658

Average shares outstanding including dilutive stock options	4,301,955	4,321,979	4,376,096

Net income (loss) per share, basic	$0.69	$(7.10)	$1.80
Net income (loss) per share, diluted	0.69	(7.10)	1.78

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
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
The following options to purchase shares during the fiscal years ended 2009, 2008, and 2007 were not included in the respective computations of diluted earnings (loss) per share because the exercise price of the option, when combined with the effect of the unamortized compensation expense, was greater than the average market price of the common shares and were considered anti-dilutive.

	Years Ended December 31,
	2009	2008	2007
Anti-dilutive shares	531,226	532,714	214,986

(6)	Capital Requirements
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
Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2009 and 2008, the Company and the Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2009, the most recent notification from the regulatory authorities categorized the bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Bank’s categories.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
The actual and required capital amounts and ratios for the Company and the Bank as of December 31, 2009 and 2008 are as follows (dollars in thousands):

			Minimum		Well-Capitalized
	Actual		Capital requirements		Capital Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2009
Total capital (to risk-weighted assets):
Company	$165,969	16.49%	$80,502	8.00%	—	—
Hawthorn Bank	134,673	13.62	79,129	8.00	$98,911	10.00%

Tier I capital (to risk-weighted assets):
Company	$140,974	14.01	$40,251	4.00%	—	—
Hawthorn Bank	122,285	12.36	39,564	4.00	$59,347	6.00%

Tier I capital (to adjusted average assets):
Company	$140,974	11.35	$37,254	3.00%	—	—
Hawthorn Bank	122,285	10.04	36,556	3.00	$60,926	5.00%

			Minimum		Well-Capitalized
	Actual		Capital requirements		Capital Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2008
Total capital (to risk-weighted assets):
Company	$163,949	16.01%	$81,912	8.00%	—	—
Hawthorn Bank	125,510	12.35	81,310	8.00	$101,638	10.00%

Tier I capital (to risk-weighted assets):
Company	$138,756	13.55	$40,956	4.00%	—	—
Hawthorn Bank	113,158	11.13	40,655	4.00	$60,983	6.00%

Tier I capital (to adjusted average assets):
Company	$138,756	10.80	$38,543	3.00%	—	—
Hawthorn Bank	113,158	8.82	38,497	3.00	$64,162	5.00%

Bank dividends are the principal source of funds for payment of dividends by the Company to it stockholders. The Bank is subject to regulations which require the maintenance of minimum capital requirements. As a result of the 2008 goodwill impairment charge, as described in Note 1, the Bank’s unappropriated retained earnings balance at December 31, 2009 is negative. As a result, the Bank must obtain regulatory approval prior to paying dividends to the Company until such time as the unappropriated retained earnings balance is restored to a positive balance.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
(7)	Premises and Equipment

A summary of premises and equipment at December 31, 2009 and 2008 is as follows:

	2009	2008

Land and land improvements	$9,837,854	$10,136,974
Buildings and improvements	31,220,427	31,460,592
Furniture and equipment	10,734,460	11,096,332
Construction in progress	1,882,773	418,922

Total	53,675,514	53,112,820
Less accumulated depreciation	15,052,221	13,852,600

Net premises and equipment	$38,623,293	$39,260,220

     Depreciation expense for the past three years is as follows:

	For the Years Ended December 31,
	2009	2008	2007

Depreciation expense	$2,044,257	$2,158,740	$2,050,122

(8)	Goodwill and Other Intangible Assets

The Company’s goodwill is tested annually for potential impairment. As a result of the 2008 annual review, the Company determined that the goodwill was fully impaired as of December 31, 2008, and recorded an impairment charge of $40,323,775, in the fourth quarter of 2008.

A summary of other intangible assets at and for the years ended December 31, 2009 and 2008 is as follows:

	For the Years Ended December 31,
		2009			2008
	Gross			Gross
	Carrying	Accumulated	Net	Carrying	Accumulated	Net
	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortizable intangible assets:
Core deposit intangible	$7,060,224	$(5,556,238)	$1,503,986	$7,060,224	$(4,930,127)	$2,130,097
Mortgage servicing rights	2,945,019	(924,055)	2,020,964	2,767,180	(1,595,955)	1,171,225

Total intangible assets	$10,005,243	$(6,480,293)	$3,524,950	$9,827,404	$(6,526,082)	$3,301,322

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Changes in the net carrying amount of other intangible assets for the years ended December 31, 2009 and 2008 are shown in the following table:

	Core Deposit	Mortgage
	Intangible	Servicing
	Asset	Rights

Balance at December 31, 2007	$2,831,540	$1,184,868
Additions	—	627,397
Amortization	(701,443)	(641,040)

Balance at December 31, 2008	2,130,097	1,171,225
Additions	—	1,765,832
Amortization	(626,111)	(916,093)

Balance at December 31, 2009	$1,503,986	$2,020,964

Mortgage loans serviced for others totaled approximately $269,475,000 and $213,074,000 at December 31, 2009 and 2008, respectively.
The Company’s amortization expense on intangible assets in any given period may be different from the estimated amounts depending upon the acquisition of intangible assets, changes in mortgage interest rates, prepayment rates and other market conditions. The following table shows the estimated future amortization expense based on existing asset balances and the interest rate environment as of December 31, 2009 for the next five years:

	Core Deposit	Mortgage
	Intangible	Servicing
	Asset	Rights

2010	$526,477	$555,000
2011	434,763	429,000
2012	408,062	332,000
2013	134,684	258,000
2014	—	200,000

The aggregate amortization expense of intangible assets subject to amortization for the past three years is as follows:

	For the Years Ended December 31,
Aggregate amortization expense	2009	2008	2007

Core deposit intangible asset	$626,111	$701,443	$922,337
Mortgage servicing rights	916,093	641,040	450,780

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
(9)	Deposits
The scheduled maturities of total time deposits are as follows:

	2009	2008

Due within:
One year	$342,749,968	$362,059,020
Two years	74,118,865	62,484,223
Three years	20,481,957	32,505,028
Four years	27,461,147	4,634,125
Five years	2,123,433	25,674,091
Thereafter	85,784	68,000

	$467,021,154	$487,424,487

At December 31, 2009 and 2008, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

	2009	2008

Due within:
Three months or less	$35,336,996	$39,041,405
Over three months through six months	30,808,596	27,215,330
Over six months through twelve months	44,787,905	48,556,441
Over twelve months	26,926,938	28,159,313

	$137,860,435	$142,972,489

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
(10)	Borrowings
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase (repurchase agreements)
Information relating to federal funds purchased and repurchase agreements is as follows:

	Year End		Average	Maximum
	Weighted	Average	Balance	Outstanding at	Balance at
	Rate	Weighted Rate	Outstanding	any Month End	December 31,

2009
Federal funds purchased	0.9%	0.9%	$1,507,904	$7,175,000	$4,980,000
Short-term repurchase agreements	0.2	0.2	32,414,635	32,489,362	31,665,434

Total					36,645,434

2008
Federal funds purchased	—%	2.8%	$3,831,120	$17,757,000	$—
Short-term repurchase agreements	0.5	2.0	37,802,343	56,709,965	29,138,623

Total					29,138,623

2007
Federal funds purchased	5.1%	5.3%	$7,041,300	$14,950,000	$7,365,000
Short-term repurchase agreements	3.2	4.2	26,806,926	28,704,922	18,364,863

Total					25,729,863

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Company’s investment portfolio.
Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $35,000,000 on an unsecured basis and $12,000,000 on a secured basis at December 31, 2009.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Other Borrowings
Other borrowings of the Company consisted of the following at December 31, 2009:

			Year End
		Maturity	Weighted
	Borrower	Date	Rate	Year End Balance

FHLB advances	Subsidiary bank	2010	4.6%	$22,331,324
		2011	3.6%	38,575,989
		2012	1.6%	8,283,528
		2013	4.1%	126,461
		2014	na	—
		2015-18	2.5%	10,000,000

Total				79,317,302

Subordinated notes	The Company	2034	3.0%	25,774,000
		2035	6.3%	23,712,000

Total				$49,486,000

The Bank subsidiary of the Company is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank of Des Moines stock, as well as mortgage loans equal to 125% to 175% (based on collateral type) of the outstanding advance balance, to secure amounts borrowed by the Bank. The outstanding balance of $79,317,000 includes $10,000,000 which the FHLB may call for early payment within the next two years. The FHLB has also issued letters of credit totaling $100,000 at December 31, 2009, to secure the Company’s obligations to depositors of public funds.
Based upon the collateral pledged to the Federal Home Loan Bank of Des Moines at December 31, 2009, the Bank could borrow up to an additional $213,558,000 under the agreement.
On March 17, 2005, Exchange Statutory Trust II, a business trust issued $23,000,000 of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The interest rate on the TPS is a fixed rate at 6.30% until March 17, 2010, at which time it converts to a floating rate equal to a three-month LIBOR rate plus 1.83% and will reprice quarterly. The TPS can be prepaid without penalty at any time after five years from the issuance date.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
On March 17, 2004, Exchange Statutory Trust I, a Delaware business trust and subsidiary of the Company issued $25,000,000 of floating TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (2.95% at December 31, 2009). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened to a date not earlier than March 17, 2009 if certain conditions are met.
The Exchange Statutory Trusts are not consolidated in the Company’s financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2009 and 2008 was $49,486,000. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1,486,000, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.
(11)	Reserve Requirements and Compensating Balances
The Federal Reserve Bank required the Bank to maintain cash or balances of $22,096,000 and $17,962,000 at December 31, 2009 and 2008, respectively, to satisfy reserve requirements.
Average compensating balances held at correspondent banks were $760,000 and $899,000 at December 31, 2009 and 2008, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.
(12)	Income Taxes
The composition of income tax expense (benefit) for 2009, 2008, and 2007 is as follows:

	2009	2008	2007

Current:
Federal	$2,131,373	$1,236,327	$3,549,527
State	354,072	—	60,297

Total current	2,485,445	1,236,327	3,609,824

Deferred:
Federal	(564,779)	(6,625,134)	(364,585)
State	(64,546)	(757,158)	—

Total deferred	(629,325)	(7,382,292)	(364,585)

Total income tax (benefit) expense	$1,856,120	$(6,145,965)	$3,245,239

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Applicable income tax expense (benefit) for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

	2009		2008		2007
	Amount	%	Amount	%	Amount	%

Income (loss) before provision for income taxes	$6,811,877		$(36,773,321)		$11,045,215

Tax at statutory Federal income tax rate	$2,316,038	34.00%	$(12,502,929)	34.00%	$3,765,825	34.10%
Goodwill impairment	—	—	7,112,827	(19.34)	—	—
Tax-exempt income	(508,002)	(7.46)	(570,506)	(1.55)	(628,158)	(5.69)
State income tax, net of Federal tax benefit	191,087	2.81	—	—	39,796	0.36
Other, net	(143,003)	(2.10)	(185,357)	0.50	67,776	0.61

Provision for income taxes	$1,856,120	27.25%	$(6,145,965)	16.71%	$3,245,239	29.38%

The components of deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are as follows:

	2009	2008

Deferred tax assets:
Allowance for loan losses	$5,770,654	$4,939,953
Nonaccrual loan interest	710,918	270,265
Core deposit intangible	804,457	697,040
Goodwill	3,621,401	3,979,134
Deferred compensation	68,543	142,715
Other	795,133	1,105,844

Total deferred tax assets	11,771,106	11,134,951

Deferred tax liabilities:
Premises and equipment	756,632	855,698
Mortgage servicing rights	585,215	176,175
FHLB stock dividend	102,921	102,921
Available-for-sale securities	904,038	1,317,944
Pension	208,839	139,083
Other	16,230	34,895

Total deferred tax liabilities	2,573,875	2,626,716

Net deferred tax asset	$9,197,231	$8,508,235

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2009 and, therefore, has not established a valuation reserve.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
At December 31, 2009, the accumulation of prior years’ earnings representing tax bad debt deductions of the Bank was $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, the Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.

On January 1, 2007, the Company adopted the recognition and disclosure provision the FASB Interpretation No. 48, which was subsequently incorporated into ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions.

At December 31, 2009, the Company had $365,000 of gross unrecognized tax benefits that if recognized would affect the effective tax rate. The Company believes that during 2010 it is reasonably possible that there would be a reduction of $222,000 in gross unrecognized tax benefits as a result of the lapse of statute of limitations for the 2006 tax year.

At December 31, 2009, total interest was approximately $94,000. A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

	2009	2008	2007

Unrecognized tax benefits as of January 1,	$748,942	$956,577	$1,015,361
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during prior years	—	—	(164,793)
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during year	—	—	340,351
The amount of decreases in unrecognized tax benefits relating to settlements with taxing authorities	—	—	—
Reductions to unrecognized benefits as a result of a lapse of the applicable statute of limitations	(186,866)	(207,635)	(234,342)

Unrecognized tax benefits as of December 31,	$562,076	$748,942	$956,577

(13)	Employee Benefit Plans
Employee benefits charged to operating expenses are summarized in the table below.

	2009	2008	2007

Payroll taxes	$1,096,793	$1,119,073	$1,399,321
Medical plans	1,494,166	1,466,232	1,245,059
401k match	306,042	294,098	—
Pension plan	890,692	854,407	837,288
Profit-sharing	282,904	205,515	757,561
Other	133,803	211,501	232,929

Total employee benefits	$4,204,400	$4,150,826	$4,472,158

Prior to 2008, the Company provided a non-contributory profit-sharing plan which covered all full-time employees. Beginning in 2008, the Company’s profit-sharing plan was amended to include a matching

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
401k portion, in which the Company matches the first 3% of eligible employee contributions. The Company made annual contributions in an amount up to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for Federal income tax purposes, for each of the years shown. In addition, employees were able to make additional tax-deferred contributions.
Pension
The Company also provides a noncontributory defined benefit pension plan for all full-time employees.
An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made a $1,000,000 contribution to the defined benefit plan in 2009, and the minimum required contribution for 2010 is estimated to be $864,000. The Company has not determined whether it will make any contributions other than the minimum required funding contribution for 2010.
Obligations and Funded Status At December 31

	2009	2008

Change in projected benefit obligation:
Balance, January 1	$8,420,847	$7,293,000
Service cost	850,940	820,401
Interest cost	509,482	452,524
Actuarial loss (gain)	(151,710)	116,690
Benefits paid	(228,607)	(261,768)

Balance, December 31	9,400,952	8,420,847

Change in plan assets:

Fair value, January 1	5,995,985	6,968,205
Actual gain (loss) return on plan assets	1,226,317	(2,210,452)
Employer contribution	1,000,000	1,500,000
Benefits paid	(228,607)	(261,768)

Fair value, December 31	7,993,695	5,995,985

Funded status at end of year	$(1,407,257)	$(2,424,862)

Accumulated benefit obligation	$6,918,597	$6,269,427

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income
The following items are components of net pension cost for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007

Service cost—benefits earned during the year	$850,940	$820,401	$797,675
Interest costs on projected benefit obligations	509,482	452,524	364,406
Expected return on plan assets	(539,283)	(454,344)	(385,269)
Amortization of prior service cost	78,628	78,628	78,628
Amortization of net gains	(9,075)	(42,802)	(18,152)

Net periodic pension expense	$890,692	$854,407	$837,288

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income (loss) at December 31, 2009 and 2008 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

	2009	2008

Prior service costs	$(836,068)	$(914,696)
Net accumulated actuarial net loss	(57,326)	(886,995)

Accumulated other comprehensive loss	(893,394)	(1,801,691)
Cumulative employer contributions in excess of net periodic benefit cost	(513,863)	(623,171)

Net amount recognized at December 31, balance sheet	$(1,407,257)	$(2,424,862)

Net (gain) loss arising during period	$(838,744)	$2,781,486
Prior service cost amortization	(78,628)	(78,628)
Amortization of net actuarial gain / (loss)	9,075	42,802

Total recognized in other comprehensive income	$(908,297)	$2,745,660

Total recognized in net periodic pension cost and other comprehensive income	$(17,605)	$3,600,067

The estimated prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic cost in 2010 is $78,628. For 2010, there is no estimated amount of actuarial gain or loss subject to amortization into net periodic pension cost.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Assumptions utilized to determine benefit obligations as of December 31, 2009, 2008 and 2007 and to determine pension expense for the year then ended are as follows:

	2009	2008	2007

Determination of Benefit obligation at year end:
Discount rate	6.00%	6.15%	6.25%
Annual rate of compensation increase	4.50%	4.50%	4.50%

Determination of Pension expense for year ended:
Discount rate for the service cost	6.00%	6.25%	5.50%
Annual rate of compensation increase	4.50%	4.50%	4.50%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

The assumed overall expected long-term rate of return on pension plan assets used in calculating 2009 pension expense was 7%. Determination of the plan’s rate of return is based upon historical returns for equities and fixed income indexes. During the past five years the Company’s plan assets have experienced the following annual returns: 22.0% in 2009, (32.6)% in 2008, 7.4% in 2007, 14.4% in 2006, and 8.3% in 2005. The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan’s investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Due to a decline in the economy and a decrease in discount rates used in the actuarial calculation of plan income, the Company expects to incur $865,000 expense in 2010 compared to $891,000 in 2009.
Plan Assets
The investment policy of the pension plan is designed for growth in value while minimizing risk to the overall portfolio. The Company diversifies the assets through investments in domestic and international fixed income securities and domestic and international equity securities. The assets are readily marketable and can be sold to fund benefit payment obligations as they become payable. The Company’s long-term investment target mix for the plan is 70% equity securities and 30% fixed income. As noted in the table below, cash equivalents were more heavily weighted due to a large contribution at the end of 2008 that was in the process of being invested. The Company regularly reviews its policies on the investment mix and may make changes depending on economic conditions and perceived investment mix.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
The fair value of the Company’s pension plan assets at December 31, 2009 by asset category are as follows:

		Fair Value Measurements
		At December 31, 2009 Using
		Quoted Prices
		in Active
		Markets for	Other	Significant
	Fair Value	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2009	(Level 1)	(Level 2)	(Level 3)

Cash equivalents	$790,415	$790,415	$—	$—
Equity securities:
U.S. large-cap (a)	3,222,262	3,222,262	—	—
U.S. mid-cap (b)	418,330	418,330	—	—
U.S. small-cap (c)	509,926	509,926	—	—
International (d)	1,154,615	1,154,615	—	—
Fixed income securities:
U.S. Govt Agency Obligations (e)	1,123,535	—	1,123,535	—
Corporate investment grade (e)	530,042	—	530,042	—
Corporate non-investment grade (e) (f)	244,570	—	244,570	—

Total	$7,993,695	$6,095,548	$1,898,147	$—

(a)	This category comprises low-cost equity index funds not actively managed that track the S&P 500.

(b)	This category comprises low-cost equity index funds not actively managed that track the MSCI U.S. mid-cap 450.

(c)	This comprises actively managed mutual funds.

(d)	37% of this category comprises low-cost equity index funds not actively managed that track the MSCI EAFE.

(e)	This category comprise individual bonds.

(f)	24% of this category is comprised of non-rated bonds.
The following future benefit payments are expected to be paid:

Year	Pension benefits

2010	$270,952
2011	306,759
2012	307,195
2013	313,368
2014	376,464
2015 to 2019	2,122,566

(14)	Stock Compensation
The Company’s stock option plan provides for the grant of options to purchase up to 468,000 shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries. All options have been granted at exercise prices equal to fair value and vest over periods ranging from four to five years, except 4,821 options issued in 2002, and 9,519 options issued in 2008 to acquire shares that vested immediately.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
The following table summarizes the Company’s stock option activity:

				Weighted average
	Number of shares			exercise price
	December 31			December 31
	2009	2008	2007	2009	2008	2007

Outstanding, beginning of year	277,454	252,644	213,258	$25.10	$26.18	$24.72
Granted	—	39,027	50,016	—	20.20	32.21
Exercised	—	—	(4,835)	—	—	20.78
Forfeited	(1,488)	(14,217)	—	30.22	—	—
Canceled	—	—	(5,795)	—	30.86	29.07

Outstanding, end of year	275,966	277,454	252,644	$25.07	$25.10	$26.18

Exercisable, end of year	215,712	189,977	145,774	$24.70	$24.24	$22.77

Amounts shown in table have been adjusted for the 4% stock dividend issued on July 1, 2009.
Options outstanding at December 31, 2009 had a weighted average remaining contractual life of approximately five years and no intrinsic value. Options outstanding at December 31, 2008 had a remaining contractual life of approximately six years and an intrinsic value of $35,000. No stock options were granted during 2009.
Options exercisable at December 31, 2009 had a weighted average remaining contractual life of approximately four years and no intrinsic value. Options exercisable at December 31, 2008 had a weighted average remaining contractual life of approximately five years and an intrinsic value of approximately $35,000. During 2007, 4,835 stock options were exercised. No stock options were exercised during 2009 or 2008.
Total stock-based compensation expense for the years ended December 31, 2009, 2008, and 2007 was $130,000, $232,000, and $265,000, respectively. As of December 31, 2009, the total unrecognized compensation expense related to non-vested stock awards was $243,000 and the related weighted average period over which it is expected to be recognized is approximately two years.
The weighted average grant-date fair values of stock options granted during the following years and the weighted average significant assumptions used to determine those fair values, using the Black-Scholes option-pricing model, are as follows:

	2008	2007

Fair value per share at grant date	$4.53	$7.13
Significant assumptions:
Risk-free interest rate at grant date	3.14%	4.49%
Expected annual rate of quarterly dividends	4.00	2.50
Expected stock price volatility	30	20
Expected life to exercise (years)	6.24	6.25

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
(15)	Preferred Stock
On December 19, 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP) a voluntary program that provides capital to financially healthy banks. This program is designed to attract broad participation by banking institutions to help stabilize the financial system by encouraging lending. The Company has used the funds received, as discussed below, to continue to provide loans to its customers and to look for ways to deploy additional funds to benefit the communities in the Company’s market area.
Participating in this program included the Company’s issuance of 30,255 shares of senior preferred stock (with a par value of $1,000 per share) and a ten year warrant to purchase approximately 255,260 shares of common stock (see below for additional information) to the U.S. Department of Treasury in exchange for $30,255,000. The proceeds received were allocated between the preferred stock and the common stock warrant based upon their relative fair values. This resulted in the recording of a discount on the preferred stock upon issuance that reflects the value allocated to the warrant. The discount on the preferred stock will be accreted over five years, consistent with managements’ estimate of the life of the preferred stock. Such accretion will be treated as additional dividends on the preferred stock. The allocated carrying values of the senior preferred stock and common stock warrant at December 31, 2009 were $28,365,000 and $2,382,000, respectively.
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
The common stock warrant is exercisable immediately with a ten year term, in whole or in part, at an exercise price of $17.78 per share.
Assumptions were used in estimating the fair value of common stock warrant on the date of its issuance. The weighted average expected life of the common stock warrant represents the period of time that common stock warrant is expected to be outstanding. The-risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance. The expected volatility is based on the average expected life the warrant. The following assumptions were used in estimating the fair value for the common stock warrant using the Black-Scholes option-pricing model:

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007

Fair value per warrant at issue date	$7.02
Significant assumptions:
Risk-free interest rate at issue date	2.29%
Expected stock price volatility	33.9
Expected life to exercise (years)	10.00

The accounting for preferred stock and warrant is classified as stockholders’ equity in the consolidated balance sheet and qualifies, for regulatory capital purposes, as Tier I capital. For the year ended December 31, 2009, the Company had declared $1,516,000 of dividends and amortized $476,000 of accretion of the discount on preferred stock. Through December 31, 2009, the Company had paid dividends in the amount of $1,370,000 on the preferred stock.
As of December 31, 2009, $18,000,000 of the CPP proceeds have been used to capitalize a newly formed subsidiary, Hawthorn Real Estate, LLC, established to hold workout assets purchased from the Company’s subsidiary bank, Hawthorn Bank. Hawthorn Real Estate, LLC. purchased workout loans and other real estate owned properties from the Bank. The $12,255,000 balance of the CPP funds continues to be held in the Company’s interest bearing account at the Bank.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
(16) Condensed Financial Information of the Parent Company Only
Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:
Condensed Balance Sheets

	December 31,
	2009	2008

Assets
Cash and due from bank subsidiaries	$14,737,805	$29,968,196
Investment in equity securities	1,486,000	1,486,000
Investment in subsidiaries	142,793,737	127,148,243
Premises and equipment	6,103	7,864
Deferred tax asset	238,049	685,440
Other assets	26,034	336,364

Total assets	$159,287,728	$159,632,107

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486,000	$49,486,000
Other liabilities	2,030,445	3,727,724
Stockholders’ equity	107,771,283	106,418,383

Total liabilities and stockholders’ equity	$159,287,728	$159,632,107

Condensed Statements of Operations

	For the Years Ended December 31,
	2009	2008	2007

Revenue
Interest and dividends received from subsidiaries	$247,842	$8,188,422	$8,086,795
Other	—	—	1,308,622

Total revenue	247,842	8,188,422	9,395,417

Expenses
Interest on subordinated notes	2,446,742	3,046,238	3,617,254
Other	3,057,108	3,564,043	3,692,462

Total expenses	5,503,850	6,610,281	7,309,716

(Loss) income before income tax benefit and equity in undistributed income of subsidiaries	(5,256,008)	1,578,141	2,085,701
Income tax benefit	1,918,880	1,980,100	1,908,564
Equity in undistributed income (loss) of subsidiaries	8,292,885	(34,185,597)	3,805,711

Net income (loss)	$4,955,757	$(30,627,356)	$7,799,976

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
Condensed Statements of Cash Flows

	2009	2008	2007

Cash flows from operating activities:
Net income (loss)	$4,955,757	$(30,627,356)	$7,799,976
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,404	5,242	3,276
Equity in undistributed (income) losses of subsidiaries	(8,292,885)	34,185,596	(3,805,711)
Stock based compensation expense	130,459	231,761	264,881
Other, net	10,862	(181,859)	973,726

Net cash (used in) provided by operating activities	(3,192,403)	3,613,384	5,236,148

Cash flows from investing activities:

Purchase of premise and equipment	(3,052)	—	(16,382)
Proceeds from sale premise and equipment	500	—	—
Investment in subsidiary	(8,000,000)	(10,000,000)	—

Net cash used in investing activities	(8,002,552)	(10,000,000)	(16,382)

Cash flows from financing activities:

Proceeds from issuance of preferred stock and warrant	—	30,255,000	—
Proceeds from issuance of treasury stock	—	—	100,427
Purchase of treasury stock	—	(802,445)	(145,300)
Cash dividends paid — preferred stock	(1,369,879)	—	—
Cash dividends paid — common stock	(2,665,557)	(3,486,415)	(3,503,575)

Net cash (used in) provided by financing activities	(4,035,436)	25,966,140	(3,548,448)

Net increase (decrease) in cash and due from banks	(15,230,391)	19,579,524	1,671,318

Cash and due from banks at beginning of year	29,968,196	10,388,672	8,717,354

Cash and due from banks at end of year	$14,737,805	$29,968,196	$10,388,672

During 2007, the Company changed the name of Citizen Union State Bank to Hawthorn Bank, and combined Osage Valley Bank, Bank 10 and Exchange National Bank into Hawthorn Bank. Concurrent with each combination, the underlying bank charters were sold to unrelated third parties for cash. Included in other income for 2007 is a gain from the sales of charters aggregating $1,200,000.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
(17)	Disclosures About Financial Instruments

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

The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2009, no amounts have been accrued for any estimated losses for these financial instruments.

The contractual amount of off-balance-sheet financial instruments as of December 31, 2009 and 2008 is as follows:

	2009	2008

Commitments to extend credit	$131,592,651	143,936,230
Standby letters of credit	2,799,828	5,417,161
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 2009, approximately $47,625,000 represents fixed-rate loan commitments. Of the total commitments to extend credit at December 31, 2008, approximately $63,584,000 represents fixed-rate loan commitments. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, furniture and equipment, and real estate.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers. The approximate remaining term of standby letters of credit range from one month to ten years at December 31, 2009.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
     A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2009 and 2008 is as follows:

	2009		2008
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Assets:
Loans	$976,817,458	$984,305,000	$996,436,986	$1,000,594,000
Investment in debt securities	152,926,685	152,926,685	149,400,929	149,400,929
Federal fund sold and securities purchased under agreements to resell	89,752	89,752	104,393	104,393
Cash and due from banks	24,575,943	24,575,943	53,723,075	53,723,075
Mortgage servicing rights	2,020,964	2,904,000	1,171,225	2,455,000
Accrued interest receivable	6,625,557	6,625,557	7,476,093	7,476,093

	$1,163,056,359	$1,171,426,937	$1,208,312,701	$1,213,753,490

Liabilities:
Deposits:
Demand	$135,017,639	$135,017,639	$125,245,200	$125,245,200
NOW	139,623,577	139,623,577	123,288,896	123,288,896
Savings	47,637,148	47,637,148	43,370,172	43,370,172
Money market	167,023,279	167,023,279	175,967,634	175,967,634
Time	467,021,154	478,011,000	487,424,487	494,427,000
Federal funds purchased and securities sold under agreements to repurchase	36,645,434	36,645,434	29,138,623	29,138,623
Subordinated notes	49,486,000	18,329,000	49,486,000	35,180,000
Other borrowings	79,317,302	80,557,000	129,057,483	130,454,000
Accrued interest payable	2,438,121	2,438,121	3,847,415	3,847,415

	$1,124,209,654	$1,105,282,198	$1,166,825,910	$1,160,918,940

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
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
The fair value of loans is estimated based on present values using applicable risk-adjusted spreads to the U. S. Treasury curve to approximate current interest rates applicable to each category of such financial instruments. No adjustment was made to the interest rates for changes in credit risk of performing loans where there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the interest rates along with the allowance for loan losses applicable to the performing loan portfolio results in a fair valuation of such loans. The fair values of impaired loans are generally based on market prices for similar assets determined through independent appraisals or discounted values of independent appraisals and brokers’ opinions of value. This method of estimating fair value does not incorporate the exit-price concept of fair value prescribed by ASC Topic 820.
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
December 31, 2009, 2008, and 2007
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2009, 2008, and 2007
(19) Quarterly Financial Information
Year Ended December 31, 2009 (unaudited)

					Year
	First	Second	Third	Fourth	to
(In thousands except per share data)	quarter	quarter	quarter	quarter	Date

Interest income	$16,034	$16,061	$15,910	$15,557	$63,562
Interest expense	6,504	6,043	5,474	4,953	22,974

Net interest income	9,530	10,018	10,436	10,604	40,588
Provision for loan losses	1,750	1,404	1,250	3,950	8,354
Noninterest income	2,765	2,807	2,601	3,135	11,308
Noninterest expense	8,995	9,661	9,040	9,034	36,730
Income taxes	494	555	840	(33)	1,856

Net income	$1,056	$1,205	$1,907	$788	$4,956

Preferred stock dividends	493	502	497	502	1,994
Net income available to common stockholders	$563	$703	$1,410	$286	$2,962

Net income per share:
Basic earnings per share	$0.13	$0.16	$0.33	$0.07	$0.69
Diluted earnings per share	0.13	0.16	0.33	0.07	0.69

Year Ended December 31, 2008 (unaudited)

					Year
	First	Second	Third	Fourth	to
(In thousands except per share data)	quarter	quarter	quarter	quarter	Date

Interest income	$18,425	$17,121	$17,430	$16,739	$69,715
Interest expense	8,881	7,605	7,575	7,538	31,599

Net interest income	9,544	9,516	9,855	9,201	38,116
Provision for loan losses	1,650	1,300	1,000	4,261	8,211
Noninterest income	2,368	2,322	2,321	2,286	9,297
Noninterest expense	8,644	8,626	8,382	50,323	75,975
Income taxes (benefit)	531	595	780	(8,052)	(6,146)

Net income (loss)	$1,087	$1,317	$2,014	$(35,045)	$(30,627)

Preferred stock dividends	—	—	—	66	66
Net income (loss) available to common stockholders	$1,087	$1,317	$2,014	$(35,111)	$(30,693)

Net income (loss) per share — revised for stock dividend:
Basic earnings (loss) per share	$0.25	$0.30	$0.47	$(8.16)	$(7.10)
Diluted earnings (loss) per share	0.25	0.30	0.47	(8.16)	(7.10)

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
     Market Price. Our Company’s common stock trades on Nasdaq’s global select market under the stock symbol of “HWBK.” Prior to our June 2007 name change, our stock symbol was “EXJF”. The following table sets forth the range of high and low bid prices of our Company’s common stock by quarter for each quarter in 2009 and 2008 in which the stock was traded.

2009	High	Low
First Quarter	11.30	11.30
Second Quarter	9.90	9.90
Third Quarter	9.75	9.38
Fourth Quarter	9.65	9.40

2008	High	Low
First Quarter	29.50	23.78
Second Quarter	28.15	23.75
Third Quarter	26.48	19.27
Fourth Quarter	24.39	14.00
     Shares Outstanding. As of March 3, 2010, our Company had issued 4,463,813 shares of common stock, of which 4,301,955 shares were outstanding. The outstanding shares were held of record by approximately 1,483 shareholders. In addition to common stock, our Company has 30,255 shares of cumulative, perpetual preferred stock outstanding. The preferred shares were issued pursuant to the U.S. Treasury’s Capital Purchase Program (or CPP).
     Dividends. The following table sets forth information on dividends paid by our Company in 2009 and 2008.

Dividends
Month Paid	Per Share
January, 2009	$0.21
April, 2009	0.21
July, 2009	0.11
October, 2009	0.11

Total for 2009	$0.64

January, 2008	$0.21
April, 2008	0.21
July, 2008	0.21
October, 2008	0.21

Total for 2008	$0.84

     Our Board of Directors intends that our Company will continue to pay quarterly dividends. The actual amount of quarterly dividends and the payment, as well as the amount, of any special dividend ultimately will depend on the payment of sufficient dividends by our subsidiary Bank to our Company. The payment by our Bank of dividends to our Company will depend upon such factors as our Bank’s financial condition, results of operations and current and anticipated cash needs, including capital requirements. As discussed in Note 6 to our consolidated financial statements, the Bank will be required to receive regulatory approval prior to paying dividends to our Company until such time as the Bank’s unappropriated retained earnings balance is restored to a positive balance. In addition to the above limitations, our ability to pay dividends on our common stock is limited by our participation in the Treasury’s Capital Purchase Program (or CPP). Prior to December 19, 2011, unless we have redeemed the Series A preferred stock issued to the U.S. Treasury in the CPP or the U.S. Treasury has transferred the Series A preferred stock to a third party, we must receive the consent of the U.S. Treasury before we can pay quarterly dividends on our common stock of more than $0.20 per share. Furthermore, if we are not current in the payment of quarterly dividends on the Series A preferred stock, we can not pay dividends on our common stock.

     Stock Performance Graph. The following performance graph shows a comparison of cumulative total returns for our Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2004, through December 31, 2009. The cumulative total return on investment for each of the periods for our Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at January 1, 2004. The performance graph assumes that the value of an investment in our common stock and each index was $100 at December 31, 2004 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.
     The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:

	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
Hawthorn Bancshares, Inc.	$100.00	$105.21	$115.47	$94.18	$67.44	$40.83
Nasdaq Composite (U.S. Companies)	$100.00	$101.37	$111.03	$121.92	$72.90	$104.31
Index of financial institutions ($1 billion to $5 billion)	$100.00	$98.29	$113.74	$82.85	$68.72	$49.26

DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

Name	Position with Our Company	Position with Subsidiary Bank	Principal Occupation
James E. Smith	Chairman, Chief Executive Officer and Director-Class I	Chairman, Chief Executive Officer, and Director of Hawthorn Bank	Position with Hawthorn Bancshares and Hawthorn Bank

David T. Turner	President and Director-Class III	President of East Region and Director of Hawthorn Bank	Position with Hawthorn Bancshares and Hawthorn Bank

Charles G. Dudenhoeffer, Jr.	Director-Class II	Director of Hawthorn Bank	Retired

Philip D. Freeman	Director-Class I	Director of Hawthorn Bank	Owner/Manager, Freeman Mortuary, Jefferson City, Missouri

Kevin L. Riley	Director-Class III	Director of Hawthorn Bank	Co-owner, Riley Chevrolet, Inc. and Riley Toyota, Scion, Cadillac, Inc., Jefferson City, Missouri

Gus S. Wetzel, II	Director-Class II	Director of Hawthorn Bank	Physician, Wetzel Clinic, Clinton, Missouri

Richard G. Rose	Chief Financial Officer	Senior Vice President and Chief Financial Officer of Hawthorn Bank	Position with Hawthorn Bancshares and Hawthorn Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer and Corporate Secretary	Senior Vice President and Chief Risk Officer	Position with Hawthorn Bancshares and Hawthorn Bank
ANNUAL REPORT ON FORM 10-K
A copy of our Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2010 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company’s reasonable expenses in furnishing such exhibits.