Form 10-K, Exhibit 13
period 2010-12-31
HAWTHORN BANCSHARES, INC.
filed 2011-03-30
CIK 893847

Exhibit 13
2010

ANNUAL REPORT

TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Lee’s Summit, Missouri

March 30, 2011
Dear Investors:
For 2010, our company reported a net loss available to common shareholders of $5.5 million compared to a net profit of $3.0 million for 2009. On a per share basis, this equates to a net loss of $1.24 per common share.
The net loss for 2010 was driven primarily by expenses related to adjusting our other real estate owned properties to fair value based on current appraisals and increased provision for loan losses to address continued deteriorating asset quality within the existing portfolio (increases in non-accrual loans, charge-offs, and foreclosures) particularly within the real estate construction and real estate mortgage segments of the portfolio. Other real estate expenses (which included impairment valuation write-downs) and loan loss provisions for 2010 increased over 2009 by $8.6 million and $6.9 million, respectively.
It is difficult to overcome such downward pressure on earnings; but the core performance of Hawthorn remains strong and has even improved in recent years due to 2010’s net interest margin increasing to 3.78% from 2009’s margin of 3.50%. I am pleased with our core growth and the work staff has done to enhance margin dollars. Our success in this area has allowed us to absorb the negative financial impact of the recession to a large extent.
With over 30 years of banking experience, I recognize that the sustainability of a bank is centered on asset quality, capital strength and liquidity. Asset quality has been our biggest challenge during the last couple of years. Hawthorn’s level of non-performing loans increased to 6.27% of total loans at year-end 2010, up from 4.27% at year-end 2009 and this is clearly not acceptable. The economic downturn and elevated unemployment rates in our market areas have impaired the ability for some of our customers to make payments in accordance with contractual terms. As such, Hawthorn has taken an active approach to obtain current appraisals so that market valuations can be used in determining probable loan losses. Although I’m disappointed by the increased credit losses and the elevated level of non-performing loans, we are working diligently to limit losses, as well as identify and resolve credit issues in a timely manner. These efforts are evidenced in the increased volume of foreclosures and gross loan charge-offs realized during 2010. Loans taken into foreclosure (other real estate owned) during 2010 totaled $23.7 million and gross charge-offs were $16.2 million during the same period. Comparatively, transfers to other real estate during 2009 totaled $7.0 million and gross charge-offs were $6.8 million.
Hawthorn’s total risk-based capital was 17.05% at year end 2010 and our leverage capital was 11.00% for the same period. As such, Hawthorn is classified as a well-capitalized bank by regulatory definition. We are disappointed that 2010 earnings were not positive; however, lowering the dividend rate and restricting asset growth enabled our capital levels to remain strong. In 2008, we participated in the U.S. Treasury’s Capital Purchase Program (commonly called TARP) which added $30.3 million in additional capital to the company. As of December 31, 2010, inclusion of the TARP funds in Hawthorn’s capital structure increased total risk-based capital from 13.95% to 17.05%. While Hawthorn would continue to exceed regulatory “well-capitalized” levels if the TARP funds were repaid, more evidence supporting an economic recovery is needed before it would be prudent to eliminate the capital cushion provided by the TARP program.
With liquid assets totaling $208 million, Hawthorn has a strong liquidity position.
As I take over the role as chairman and chief executive officer of Hawthorn, I want to emphasize that Hawthorn has a solid future. With strong core earnings, Hawthorn is fundamentally strong and as the economy rebounds, we anticipate loan loss provisions and other real estate expenses will return to pre-recessionary levels.
Sincerely,

David T. Turner
Chairman, Chief Executive Officer,
and President

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
     We have described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

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
     Much of our Company’s business is commercial, commercial real estate development, and mortgage lending. Our Company has experienced soft loan demand in the communities within which we operate during the current economic slowdown. Our Company’s income from mortgage brokerage activities is directly dependent on mortgage rates and the level of home purchases and refinancings.
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

SELECTED CONSOLIDATED FINANCIAL DATA
     The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2010. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.
Income Statement Data

(In thousands, except per share data)	2010	2009	2008	2007	2006

Interest income	$58,739	$63,562	$69,715	$74,207	$71,423
Interest expense	15,753	22,974	31,599	37,175	32,766

Net interest income	42,986	40,588	38,116	37,032	38,657
Provision for loan losses	15,255	8,354	8,211	1,154	1,326

Net interest income after provision for loan losses	27,731	32,234	29,905	35,878	37,331

Non-interest income	10,481	10,702	9,294	10,223	8,618
Security gains (losses), net	—	606	3	(2)	(18)

Total non-interest income	10,481	11,308	9,297	10,221	8,600
Non-interest expense	44,851	36,730	75,975	35,054	30,148

Income (loss) before income taxes	(6,639)	6,812	(36,773)	11,045	15,783
Income tax (benefit) expense	(3,087)	1,856	(6,146)	3,245	4,908

Net (loss) income	(3,552)	4,956	(30,627)	7,800	10,875
Less: preferred stock dividends	1,513	1,517	50	—	—
and accretion of discount on preferred stock	476	477	16	—	—

Net (loss) income available to common shareholders	$(5,541)	$2,962	$(30,693)	$7,800	$10,875

Dividends on Common Stock

Declared	$1,136	$2,270	$3,486	$3,504	$3,503
Paid	1,385	2,666	3,486	3,504	3,503
Ratio of total dividends declared to net income	N.M.	76.64%	N.M.	44.92%	32.21%

Per Share Data

Basic (loss) earnings per common share	$(1.24)	$0.66	$(6.83)	$1.73	$2.41
Diluted (loss) earnings per common share	(1.24)	0.66	(6.83)	1.71	2.39
Basic weighted average shares of common stock outstanding	4,474,033	4,474,033	4,494,856	4,511,975	4,510,107
Diluted weighted average shares of common stock outstanding	4,474,033	4,474,033	4,494,856	4,551,139	4,544,577

N.M. — not meaningful

(In thousands, except per share data)	2010	2009	2008	2007	2006

Balance Sheet Data (at period end)
Total assets	$1,200,172	$1,236,471	$1,279,699	$1,195,804	$1,142,712
Loans	898,472	991,614	1,009,104	911,278	812,312
Investment securities	178,978	152,927	149,401	151,742	183,566
Total deposits	946,663	956,323	955,296	921,257	899,865
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Other borrowed money	66,986	79,317	129,057	77,915	47,368
Common stockholders’ equity	72,647	79,406	78,530	111,199	104,945
Total stockholders’ equity	101,488	107,771	106,418	111,199	104,945

Balance Sheet Data (average balances)
Total assets	$1,236,841	$1,258,381	$1,251,496	$1,156,500	$1,146,150
Loans	949,458	1,002,830	963,252	848,771	824,706
Investment securities	165,213	151,907	156,870	171,179	182,902
Total deposits	967,970	977,826	914,218	921,257	899,865
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Other borrowed money	70,456	78,626	124,025	53,626	56,757
Common stockholders’ equity	80,735	79,828	112,307	108,052	100,821
Total stockholders’ equity	109,323	107,938	113,375	108,052	100,821

Key Ratios

Earnings Ratios
(Loss) return on average total assets	(0.29)%	0.39%	(2.45)%	0.67%	0.95%
(Loss) return on average common stockholders’ equity	(6.86)	3.71	(27.33)	7.22	10.79
Efficiency ratio (3)	83.89	71.61	160.25	74.18	63.80

Asset Quality Ratios
Allowance for loan losses to loans	1.62	1.49	1.26	1.02	1.11
Nonperforming loans to loans (1)	6.27	4.27	2.46	0.67	0.62
Allowance for loan losses to nonperforming loans (1)	25.87	34.94	50.94	152.54	177.95
Nonperforming assets to loans and foreclosed assets (2)	7.71	5.08	3.21	0.92	0.96
Net loan charge-offs to average loans	1.63	0.62	0.50	0.10	0.17

Capital Ratios
Average stockholders’ equity to average total assets	8.84%	8.58%	9.06%	9.34%	8.80%
Period-end common stockholders’ equity to period-end assets	6.05	6.42	6.14	9.30	9.18
Period-end stockholders’ equity to period-end assets	8.46	8.72	8.32	9.30	9.18
Total risk-based capital ratio	17.05	16.49	16.01	13.24	13.84
Tier 1 risk-based capital ratio	14.25	14.01	13.55	11.08	11.28
Leverage ratio	11.00	11.35	10.80	9.12	8.77

(1)	Nonperforming loans consist of nonaccrual loans, troubled debt restructurings, and loans contractually past due 90 days or more and still accruing interest.

(2)	Nonperforming assets consist of nonperforming loans and foreclosed assets.

(3)	Efficiency ratio is calculated as non-interest expense as a percent of revenue. Total revenue includes net interest income and non-interest income.

CRITICAL ACCOUNTING POLICIES
     The following accounting policies are considered most critical to the understanding of our Company’s financial condition and results of operations. These critical accounting policies require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. Because these estimates and judgments are based on current circumstances, they may change over time or prove to be inaccurate based on actual experiences. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of a materially different financial condition and/or results of operations could reasonably be expected. The impact and any associated risks related to our critical accounting policies on our business operations is discussed throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” where such polices affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 to our Company’s consolidated financial statements.
Allowance for Loan Losses
     We have identified the accounting policy related to the allowance for loan losses as critical to the understanding of our Company’s results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. Further discussion of the methodology used in establishing the allowance and the impact of any associated risks related to these policies on our business operations is provided in Note 1 to our Company’s consolidated financial statements and is also discussed in the Lending and Credit Management section below. Many of the loans are deemed collateral dependent for purposes of the measurement of the impairment loss, thus the fair value of the underlying collateral and sensitivity of such fair values due to changing market conditions, supply and demand, condition of the collateral and other factors can be volatile over periods of time. Such volatility can have an impact on the financial performance of the Company.
Income Taxes
     Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that been that have been recognized in an entity’s financial statements or tax returns. Judgment is required in addressing our Company’s future tax consequences of events that have been recognized in our consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forward, and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, our Company would adjust the recorded value of our deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Given the sensitivity of the Company’s financial performance to changes in net interest margins and increasing reserves associated with loan losses and other real estate owned, sustained negative financial performance could provide sufficient negative evidence to necessitate a deferred tax asset valuation allowance. In addition, our Company is subject to the continuous examination of our tax returns by the Internal Revenue Service and other taxing authorities. Our Company accrues for interest related to income taxes in income tax expense. Total interest expense recognized was $24,000 and $53,000 in 2010 and 2009, respectively. As of December 31, 2010 and 2009, total accrued interest was $31,000 and $94,000, respectively.
Goodwill and Intangible Assets
     Goodwill and intangible assets that have indefinite useful lives are not amortized, but tested annually for impairment. Intangible assets that have finite useful lives, such as core deposit intangibles and mortgage servicing rights, are amortized over their estimated useful lives. Core deposit intangibles are amortized over periods of 7 to 8 years representing their estimated lives using straight line and accelerated methods. Mortgage servicing rights are amortized using straight line over the shorter of 7 years or the life of the loan.
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
Other Real Estate Owned and Repossessed Assets
     Other real estate owned and repossessed assets consist of loan collateral which has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are initially recorded as held for sale at the lower of the loan balance or fair value of the collateral less estimated selling costs. Any adjustment is recorded as a charge-off against the allowance for loan losses. The Company relies on external appraisals and assessment of property values by internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. The write-downs are recorded as other real estate expense. The Company establishes a valuation allowance related to other real estate owned on an asset-by-asset basis. The valuation allowance is created during the holding period when the fair value less cost to sell is lower than the “cost” of a parcel of other real estate.
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

				$ Change		% Change
(Dollars in thousands)	2010	2009	2008	’10-’09	’09-’08	’10-’09	’09-’08

Net interest income	$42,986	$40,588	$38,116	$2,398	$2,472	5.9%	6.5%
Provision for loan losses	15,255	8,354	8,211	6,901	143	82.6	1.7
Noninterest income	10,481	10,702	9,294	(221)	1,408	(2.1)	15.1
Investment securities gains (losses), net	—	606	3	(606)	603	NM	20,100.0
Noninterest expense	44,851	36,730	75,975	8,121	(39,245)	22.1	(51.7)
(Loss) income before income taxes	(6,639)	6,812	(36,773)	(13,451)	43,585	197.5	(118.5)

Income tax (benefit) expense	(3,087)	1,856	(6,146)	(4,943)	8,002	266.3	(130.2)

Net (loss) income	$(3,552)	$4,956	$(30,627)	$(8,508)	$35,583	171.7%	(116.2)%

Less: preferred dividends	1,513	1,517	50	(4)	1,467	—	—
and accretion of discount	476	477	16	(1)	461	—	—

Net (loss) income available to common shareholders	$(5,541)	$2,962	$(30,693)	$(8,503)	$33,655	287.1%	(109.7)%

     Our Company’s consolidated net loss of ($3,552,000) for the year ended December 31, 2010 decreased $8,508,000 compared to net income of $4,956,000 for the year ended December 31, 2009. Our Company recorded preferred stock dividends and accretion on preferred stock of $1,989,000 for the year ended December 31, 2010, resulting in a ($5,541,000) net loss available for common shareholders compared to net income of $2,962,000 for the year ended December 31, 2009. Diluted earnings per share decreased from $0.66 per common share to ($1.24) per common share. Results for the year ended December 31, 2010 were negatively impacted by the $15,255,000 provision for loan losses compared to $8,354,000 for the same time period in 2009. Our Company also recorded a $6,158,000 valuation allowance for other real estate owned during the fourth quarter that significantly increased noninterest expense. For the year ended December 31, 2010, the return on average assets was (0.29)%, the return on average stockholders’ equity was (6.86)%, and the efficiency ratio was 83.9%. Net interest margin increased from 3.50% to 3.78%. Net interest income, on a tax equivalent basis, increased $2,317,000, or 8.0%, from 2009 to 2010.
     Our Company’s consolidated net income of $4,956,000 for the year ended December 31, 2009 increased $35,583,000 compared to a loss of $(30,627,000) for the year ended December 31, 2008. Our Company recorded preferred stock dividends of $1,994,000 for the year ended December 31, 2009, resulting in $2,962,000 of net income available to common shareholders compared to a net loss of $(30,693,000) for the year ended December 31, 2008. Diluted earnings per share increased from $(6.83) per common share to $0.66 per common share. This $33,655,000 increase from 2008 is primarily due to a one time $40,324,000 ($33,211,000 after tax) goodwill impairment charge to income taken in the fourth quarter of 2008. Excluding this one time goodwill impairment charge, net income available for the common shareholders increased $444,000 from $2,518,000 to $2,962,000. This non-GAAP measure of operating results is discussed more fully below. Our Company did experience substantial real estate refinancing activity in 2009, which contributed additional revenues of approximately $2,001,000. However, this was offset by an industry-wide increase in FDIC insurance assessments. Our Company paid insurance assessments of $2,519,000 during 2009 in comparison to $204,000 during 2008. For the year ended December 31, 2009, the return on average assets was 0.39%, the return on average common shareholders’ equity was 3.71%, and the efficiency ratio was 71.6%. Net interest margin increased from 3.42% to 3.50%. Net interest income, on a tax equivalent basis, increased $2,353,000 or 6.0% from 2008 to 2009.
     Total assets at December 31, 2010 were $1,200,172,000, compared to $1,236,471,000 at December 31, 2009, a decrease of $36,298,000, or 2.9%. On July 1, 2010, our Company distributed a four percent stock dividend for the second consecutive year to common shareholders of record at the close of business May 19, 2010. For all periods presented, share information, including basic and diluted earnings (loss) per share, have been adjusted retroactively to reflect the change.
Comparison of GAAP and Non-GAAP Information
     As a supplement to our U.S. GAAP financial results, our Company has provided non-GAAP operating results for the years ended December 31, 2009 and 2008. Our Company believes that these non-GAAP financial measures are useful because they allow investors to assess, on a consistent basis, our Company’s performance exclusive of items management believes are not indicative of the operations of our Company. Management uses non-GAAP financial measures to evaluate financials results and to establish operational goals. These non-GAAP financial measures should be considered a supplement to, and not a substitute for, financial measures determined in accordance with GAAP. The non-GAAP measures presented below exclude the non-recurring pre-tax charge to write-off our entire goodwill in the fourth quarter of 2008 which is explained in more detail in the “Non-interest Income and Expense” section of this discussion and Note 6 to our Company’s consolidated financial statements.

			$ Change	% Change
(Dollars in thousands)	2009	2008	’09-’08	’09-’08

Non-interest expense (GAAP)	$36,730	$75,975	$(39,245)	(0.5)%
Goodwill impairment	—	(40,324)	40,324	N.M

Non-interest expense (non-GAAP)	36,730	35,651	1,079	3.0

Net (loss) income (GAAP)	$4,956	$(30,627)	$35,583	(116.2)%
Goodwill impairment, net of tax effect	—	33,211	(33,211)	N.M
Less: preferred dividends	1,517	50	1,467	N.M
and accretion of discount	477	16	461	N.M

Net income available to common shareholders (non-GAAP)	$2,962	$2,518	$444	17.6%

GAAP basis:
Basic earnings (loss) per share	$0.66	$(6.83)	$7.49	(109.7)%
Diluted earnings (loss) per share	0.66	(6.83)	7.49	(109.7)
Return (loss) on average assets	0.39%	(2.45)%
Return (loss) on average common equity	3.71%	(27.33)%
Efficiency ratio	71.61%	160.25%

Non-GAAP basis:
Basic earnings per share	$0.66	$0.56	$0.10	17.9%
Diluted earnings per share	0.66	0.56	0.10	17.9
Return on average assets	0.39%	0.20%
Return on average common equity	3.71%	2.24%
Efficiency ratio	71.61%	75.20%

Comparison of years ending 2009 and 2008 Non-GAAP results:
     Based on non-GAAP operating results as shown above, our Company’s diluted earnings per common share were $0.66 in 2009 compared to $0.56 in 2008. Consolidated net income for 2009 was $2,962,000, compared to $2,518,000 in 2008. Return on average total assets increased from 0.20% in 2008 to 0.39% in 2009, and return on average common equity decreased from 2.24% in 2008 to 3.71% in 2009. The efficiency ratio was 71.6% in 2009 compared with 75.2% in 2008.
Net Interest Income
     Net interest income is the largest source of revenue resulting from our Company’s lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities.
Average Balance Sheets
     The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year period ended December 31, 2010.

(Dollars In thousands)	2010			2009			2008
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)

ASSETS
Loans: (2) (4)
Commercial	$139,679	$7,739	5.54%	$149,695	$8,151	5.45%	$151,342	$9,468	6.26%
Real estate construction - residential	37,954	1,959	5.16	36,630	2,137	5.83	—	—	—
Real estate construction - commercial	75,207	2,904	3.86	64,548	3,610	5.59	—	—	—
Real estate mortgage — residential	221,545	12,672	5.72	222,798	14,197	6.37	223,093	9,560	4.29
Real estate mortgage — commercial	440,285	25,309	5.75	494,703	26,813	5.42	556,343	41,132	7.39
Consumer	34,787	2,626	7.55	34,456	2,606	7.56	32,474	2,606	8.02
Investment in securities: (3)
U.S. treasury	790	15	1.9	—	—	—	—	—	—
Government sponsored enterprises	47,914	1,242	2.59	47,958	1,800	3.75	75,514	3,268	4.33
Asset backed securities	83,237	2,918	3.51	64,133	2,617	4.08	35,326	1,649	4.67
State and municipal	33,272	1,764	5.30	39,816	2,166	5.44	46,030	2,503	5.44
Restricted Investments	6,356	176	2.77	8,817	164	1.86	8,440	316	3.74
Federal funds sold	187	—	—	309	—	—	2,925	60	2.05
Interest bearing deposits in other financial institutions	34,680	86	0.25	18,807	53	0.28	8,738	24	0.27

Total interest earning assets	1,155,893	59,410	5.14	1,182,670	64,314	5.44	1,140,225	70,586	6.19
All other assets	94,802			89,108			121,373
Allowance for loan losses	(13,854)			(13,397)			(10,102)

Total assets	$1,236,841			$1,258,381			$1,251,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$167,303	$960	0.57%	$138,456	$1,131	0.82%	$117,487	$1,317	1.12%
Savings	52,605	131	0.25	46,464	139	0.30	44,253	226	0.51
Money market	167,240	1,080	0.65	175,894	1,747	0.99	168,418	3,340	1.98
Time deposits of $100,000 and over	130,493	2,485	1.90	140,502	3,862	2.75	142,713	5,698	3.99
Other time deposits	318,891	7,211	2.26	351,597	10,543	3.00	319,919	12,872	4.02

Total time deposits	836,532	11,867	1.42	852,913	17,422	2.04	792,790	23,453	2.96
Federal funds purchased and securities sold under agreements to repurchase	32,723	75	0.23	33,923	88	0.26	41,633	869	2.09
Subordinated notes	49,486	1,526	3.08	49,486	2,447	4.94	49,486	3,046	6.16
Other borrowed money	70,456	2,285	3.24	78,626	3,017	3.84	124,025	4,231	3.41

Total interest bearing liabilities	989,197	15,753	1.59	1,014,948	22,974	2.26	1,007,934	31,599	3.14
Demand deposits	131,438			124,913			121,428
Other liabilities	6,883			10,582			8,759

Total liabilities	1,127,518			1,150,443			1,138,121
Stockholders’ equity	109,323			107,938			113,375

Total liabilities and stockholders’ equity	$1,236,841			$1,258,381			$1,251,496

Net interest income (FTE)		$43,657			$41,340			$38,987

Net interest spread			3.55%			3.18%			3.05%
Net interest margin			3.78%			3.50%			3.42%

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $671,000, $751,000 and $871,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

(2)	Non-accruing loans are included in the average amounts outstanding.

(3)	Average balances based on amortized cost.

(4)	Fees and costs on loans are included in interest income.

Comparison of Years ended December 31, 2010 and 2009
     Financial results for 2010 compared to 2009 included an increase in net interest income, on a tax equivalent basis, of $2,317,000, or 8.0%. Average interest-earning assets decreased $26,777,000, or 2.3% to $1,155,893,000 at December 31, 2010 compared to $1,182,670,000 at December 31, 2009 and average interest bearing liabilities decreased $25,751,000, or 2.5%, to $989,197,000 at December 31, 2010 compared to $1,014,948,000 at December 31, 2009.
     Average loans outstanding decreased $53,372,000 or 5.3% to $949,458,000 for 2010 compared to $1,002,830,000 for 2009. See the “Lending and Credit Management” section of this discussion for further discussion of changes in the composition of our lending portfolio.
The following is a summary of the changes in average loan balance by major class within our Company’s loan portfolio:

			$	%
			Change	Change
(Dollars in thousands)	2010	2009	’10-’09	’10-’09

Average loans:
Commercial	$139,679	$149,695	$(10,016)	(6.7)%
Real estate construction — residential	37,954	42,307	(4,353)	(10.3)
Real estate construction — commercial	75,207	74,969	238	0.3
Real estate mortgage — residential	221,545	238,012	(16,467)	(6.9)
Real estate mortgage — commercial	440,285	463,391	(23,106)	(5.0)
Consumer	34,788	34,456	332	1.0

Total	$949,458	$1,002,830	$(53,372)	(5.3)%

     Average investment securities and federal funds sold decreased $13,184,000 or 8.7% to $165,400,000 for 2010 compared to $152,216,000 for 2009. Average interest bearing deposits in other financial institutions increased $15,873,000 to $34,680,000 at December 31, 2010 compared to $18,807,000 at December 31, 2009. See the Liquidity Management section below for further discussion.
     The overall decrease in average interest bearing liabilities was due to a decrease in time deposits and other borrowed money. Average time deposits decreased $16,381,000, or 1.9%, to $836,532,000 at December 31, 2010 compared to $852,913,000 at December 31, 2009. Average other borrowed money decreased $8,170,000 or 10.4% to $70,456,000 for 2010 compared to $78,626,000 for 2009. The decrease in 2010 reflects a net decrease in Federal Home Loan Bank advances.
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
     Average loans outstanding increased $39,578,000 or 4.1% to $1,002,830,000 for 2009 compared to $963,252,000 for 2008. The following is a summary of the changes in average loan balance by major class within our Company’s loan portfolio:

			$	%
			Change	Change
(Dollars in thousands)	2009	2008	’09-’08	’09-’08

Average loans:
Commercial	$149,694	$151,342	$(1,648)	(1.1)%
Real estate construction — residential	42,307	68,728	(26,421)	(38.4)
Real estate construction — commercial	74,969	80,918	(5,949)	(7.4)
Real estate mortgage — residential	238,012	223,093	14,919	6.7
Real estate mortgage — commercial	463,391	406,697	56,694	13.9
Consumer	34,457	32,474	1,983	6.1

Total	$1,002,830	$963,252	$39,578	4.1%

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
Rate and volume analysis
     The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, indentifying changes related to volumes and rates for the years ended December 31, 2010, compared to December 31, 2009 and for the years ended December 31, 2009 compared to December 31, 2008. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2010			2009
		Change due to			Change due to
	Total	Average	Average	Total	Average	Average
(Dollars In thousands)	Change	Volume	Rate	Change	Volume	Rate

Interest income on a fully taxable equivalent basis:
Loans: (1) (3)	$(4,305)	$(3,063)	$(1,242)	$(5,252)	$2,579	$(7,831)
Investment securities:
U.S. treasury	15	—	15	—	—	—
Government sponsored entities	(558)	(2)	(556)	(1,468)	(1,077)	(391)
Asset backed securities	301	705	(404)	968	1,198	(230)
State and municipal(2)	(402)	(348)	(54)	(337)	(338)	1
Restricted Investments	12	(54)	66	(152)	13	(165)
Federal funds sold	—	—	—	(60)	—	(60)
Interest bearing deposits in other financial institutions	33	40	(7)	29	29	—

Total interest income	(4,904)	(2,722)	(2,182)	(6,272)	2,404	(8,676)

Interest expense:
NOW accounts	(171)	207	(378)	(186)	210	(396)
Savings	(8)	17	(25)	(87)	10	(97)
Money market	(667)	(82)	(585)	(1,593)	142	(1,735)
Time deposits of 100,000 and over	(1,377)	(259)	(1,118)	(1,836)	(87)	(1,749)
Other time deposits	(3,332)	(915)	(2,417)	(2,329)	1,184	(3,513)
Federal funds purchased and securities sold under agreements to repurchase	(13)	(3)	(10)	(781)	(136)	(645)
Subordinated notes	(921)	—	(921)	(599)	—	(599)
Other borrowed money	(732)	(294)	(438)	(1,214)	(1,693)	479

Total interest expense	(7,221)	(1,329)	(5,892)	(8,625)	(370)	(8,255)

Net interest income on a fully taxable equivalent basis	$2,317	$(1,393)	$3,710	$2,353	$2,774	$(421)

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 35%, net of nondeductible interest expense. Such adjustments totaled $671,000, $751,000 and $871,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

(2)	Non-accruing loans are included in the average amounts outstanding.

(3)	Fees and costs on loans are included in interest income.
     Net interest income on a fully taxable equivalent basis increased $2,317,000, or 5.6%, to $43,657,000 for 2010 compared to $41,340,000 for 2009 and followed a $2,353,000, or 6.0%, increase for 2009 compared to 2008. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased from 3.42% for 2008 to 3.50% for 2009, and increased to 3.78% for 2010. Our Company’s net interest spread increased to 3.55% in 2010 from 3.18% in 2009 and 3.05% in 2008.
     While our Company was able to decrease the rate paid on interest bearing liabilities to 1.59% in 2010 from 3.14% in 2008, this decrease was partially offset by the decrease in the rates earned on interest bearing assets from 6.19% in 2008 to 5.14% in 2010.
Non-interest Income and Expense
Non-interest income for the years ended December 31, 2010, 2009, and 2008 were as follows:

				$ Change		% Change
(Dollars in thousands)	2010	2009	2008	’10-’09	’09-’08	’10-’09	’09-’08

Non-interest Income
Service charges on deposit accounts	$5,554	$5,864	$6,164	$(310)	$(300)	(5.3)%	(4.9)%
Trust department income	803	815	827	(12)	(12)	(1.5)	(1.5)
Gain on sales of mortgage loans	2,493	2,974	973	(481)	2,001	(16.2)	205.7
Other	1,631	1,049	1,330	582	(281)	55.5	(21.1)

Total non-interest income	$10,481	$10,702	$9,294	$(221)	$1,408	(2.1)%	15.1%

Investment securities gains (losses), net	$—	$606	$3	$(606)	$603	(100.0)%	NM %

Non-interest income as a % of total revenue *	19.6%	20.9%	19.6%
Total revenue per full time equivalent employee	$157.3	$147.4	$137.8

*	Total revenue is calculated as net interest income plus non-interest income
Years Ended December 31, 2010 and 2009
     Noninterest income decreased $221,000 or 2.1% to $10,481,000 for 2010 compared to $10,702,000 for 2009. The decrease was primarily the result of a $481,000 decrease in the gains on sales of mortgage loans and a $310,000 decrease in service charges on deposit accounts. Although refinancing activity substantially increased during the last half of 2010, our Company experienced more refinancing activity throughout 2009, impacting both volumes of loans sold and gains recognized. Our Company was servicing $298,325,000 of mortgage loans at December 31, 2010 compared to $269,475,000 at December 31, 2009. The decrease in noninterest income was partially offset by an increase in other income that included a $268,000 refund of prior year’s processing fees and a $227,000 increase in credit card income, of which $167,000 was due to a nonmaterial correction. Our Company recognized $606,000 in gain on sales and calls of debt securities during 2009. Our Company had no sales of debt securities during 2010.
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

Non-interest expense for the years ended December 31, 2010, 2009, and 2008 were as follows:

				$ Change		% Change
(Dollars in thousands)	2010	2009	2008	’10-’09	’09-’08	’10-’09	’09-’08

Non-interest Expense
Salaries	$13,904	$13,253	$14,099	$651	$(846)	4.9%	(6.0)%
Employee benefits	3,995	4,204	4,151	(209)	53	(5.0)	1.3
Goodwill impairment	—	—	40,324	0	N.M	N.M	N.M
Occupancy expense, net	2,532	2,335	2,440	197	(105)	8.4	(4.3)
Furniture and equipment expense	1,997	2,286	2,437	(289)	(151)	(12.6)	(6.2)
FDIC insurance assessment	1,651	2,519	204	(868)	2,315	(34.5)	1,134.8
Legal, examination, and professional fees	1,441	1,222	1,145	219	77	17.9	6.7
Advertising and promotion	1,256	1,272	1,166	(16)	106	(1.3)	9.1
Postage, printing, and supplies	1,201	1,168	1,221	33	(53)	2.8	(4.3)
Processing expense	3,353	3,420	3,102	(67)	318	(2.0)	10.3
Other real estate expense	9,804	1,189	862	8,615	327	724.6	37.9
Other	3,717	3,862	4,824	(145)	(962)	(3.8)	(19.9)

Total non-interest expense	$44,851	$36,730	$75,975	$8,121	$1,079	22.1%	1.4%

Efficiency ratio*	83.9%	71.6%	75.2%
Salaries and benefits as a % of total non-interest expense *	39.9%	47.5%	51.2%
Number of full-time equivalent employees	340	348	344

*	Goodwill impairment not included in ratio calculation
Years Ended December 31, 2010 and 2009
     Noninterest expense increased $8,121,000, or 22.1%, to $44,851,000 for 2010 compared to $36,730,000 for 2009. Other real estate expense increased $8,615,000, or 724.6%, legal, examination, and professional fees increased $219,000, or 17.9%, partially offset by a decrease in Federal Deposit Insurance Corporation (FDIC) insurance assessment of $868,000, or 34.5%. The increase in other real estate expense reflects expenses incurred related to the increase in our Company’s foreclosed property during 2010. $6,158,000 of this expense was incurred during the fourth quarter when our Company recorded a provision to the valuation allowance for other real estate owned based on current appraisals received on two commercial real estate properties. The increase in legal, examination, and professional fees primarily resulted in an increase in accrued expenses representing our Company’s estimated obligation in a suit filed against Hawthorn Bank found in favor of the customer. See Note 17 Commitments and Contingencies for further explanation in the consolidated financial statements. The decrease in the FDIC insurance assessment is a result of a decrease in the estimated expense accrued during 2010 in comparison to 2009 and an increase in special assessments during 2009.
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

Fourth Quarter Results for 2010
     Comparing fourth quarter 2010 to third quarter 2010:
     Our Company’s net loss of ($6,251,000) for the fourth quarter ended December 31, 2010 decreased $7,674,000, compared to net income of $1,423,000 for the third quarter ended September 30, 2010. Net interest income decreased to $10,702,000 from $10,859,000 over the same period. This decrease was primarily the result of a decrease in interest earning assets from $1,146,000 for the third quarter ended September 30, 2010 to $1,132,000 for the fourth quarter ended December 31, 2010.
     The fourth quarter 2010 provision for loan losses of $8,150,000 was $5,700,000 higher than third quarter 2010’s provision of $2,450,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end and as a result of increased nonperforming loans at year-end and receipt of current appraisals.
     Noninterest income of $3,115,000 for fourth quarter 2010 increased $205,000 from third quarter 2010’s noninterest income of $2,910,000. This increase was a result of $268,000 refund of prior year’s processing fees.
     Noninterest expense of $16,035,000 for fourth quarter 2010 increased by $6,670,000 from third quarter 2010’s noninterest expense of $9,365,000. $6,158,000 of this increase was incurred when our Company recorded a provision to the valuation allowance for other real estate owned based on current appraisals received on two commercial real estate properties. In addition, $275,000 of this increase resulted from an increase in accrued expenses for our Company’s estimated obligation in a lawsuit filed against our Bank found in favor of the customer. See Note 17 Commitments and Contingencies in the consolidated financial statements for further explanation.
     Comparing fourth quarter 2010 to fourth quarter 2009:
     Our Company’s net loss of ($6,251,000) for the fourth quarter ended December 31, 2010 decreased $7,039,000, compared to net income of $788,000 for same period in 2009. Net interest income of $10,702,000 increased $97,000 in the fourth quarter of 2010 compared to the fourth quarter of 2009 due to an increase in net interest margin to 3.81% for 2010 compared to 3.66% for the same period of 2009. This increase was partially offset by a decrease in average earning assets of $36,589,000 in the fourth quarter of 2010 compared to the fourth quarter of 2009.
     The fourth quarter 2010 provision for loan losses of $8,150,000 was $4,200,000 more than the fourth quarter 2009 provision of $3,950,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end and as a result of increased nonperforming loans at year-end and receipt of current appraisals.
     Noninterest income of $3,115,000 for fourth quarter 2010 increased by $586,000 from noninterest income of $2,529,000 for fourth quarter 2009. $424,000 of the increase reflects gains on sales of mortgage loans due to increased refinancing activity. Our Company also received a $268,000 refund of prior year’s processing fees during the fourth quarter of 2010.
     Noninterest expense of $16,035,000 for fourth quarter 2010 increased $7,000,000 from fourth quarter 2009 noninterest expense of $9,034,000. $6,158,000 of this increase was incurred when our Company recorded a provision to the valuation allowance for other real estate owned based on current appraisals received on two commercial real estate properties.
Income taxes (benefit)
     Income taxes as a percentage of earnings (loss) before income taxes as reported in the consolidated financial statements were 46.5% for 2010, compared to 27.3% for 2009, and 16.7% for 2008. The increase in the effective tax rate for 2010 in comparison to 2009 is primarily the result of tax exempt income and other tax benefits increasing the overall income tax benefit related to the pre-tax loss. As a result, these calculated tax benefits increase the statutory tax rate in a year where our Company has a pre-tax loss versus a decrease the statutory tax rate in years with positive pre-tax income. The increase in the effective tax rate for 2009 in comparison to 2008 is due to the decrease in 2008 earnings resulting from the goodwill impairment charge. In addition, 2009 tax expense reflects the recognition of tax benefits as a result of the expiration of the statute of limitations on our Company’s 2005 state tax return during the fourth quarter of 2009.

Lending and Credit Management
     Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 73.7% of total assets as of December 31, 2010 compared to 79.0% as of December 31, 2009.
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
A summary of loans, by major class within our Company’s loan portfolio as of the dates indicated are as follows:

	Balance at December 31,
(In thousands)	2010	2009	2008	2007	2006
	Amount	Amount	Amount	Amount	Amount
Commercial, financial, and agricultural	$131,382	$151,399	$153,386	$151,488	$145,697
Real estate construction — residential	31,834	38,841	49,623	—	—
Real estate construction — commercial	56,053	77,937	80,016	147,432	150,891
Real estate mortgage — residential	207,835	232,332	235,834	210,458	182,366
Real estate mortgage — commercial	439,069	453,975	456,696	365,094	296,488
Installment loans to individuals	32,132	36,966	33,404	36,738	36,966
Deferred fees and costs, net	167	164	144	68	(96)

Total loans	$898,472	$991,614	$1,009,103	$911,278	$812,312

     Our Company’s loan portfolio decreased $93,142,000, or 9.4% from 2009 to 2010. This decrease was primarily a result of a decrease in commercial loans of $20,017,000, or 13.2%, a decrease in real estate mortgage — residential loans of $24,498,000, or 10.5%, a decrease in real estate mortgage — commercial loans of $14,907,000, or 3.3%, and a decrease in real estate construction — commercial loans of $21,884,000, or 28.1%. The decrease in commercial loans and real estate mortgage loans primarily reflects the payoff of four large commercial credits and three large real estate mortgage loans. The decrease in individual consumer loans reflects the payoff of one large consumer loan which was secured by a Bank certificate of deposit. Also contributing to the decrease in total loans were gross charge-offs of $16,190,000 and $23,677,000 of assets transferred from loans to other real estate owned and repossessed assets.
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
     During the current down-turn in the economy, management continues to focus on the improvement of asset quality. Management has tightened underwriting standards and is focused on lending to credit worthy borrowers with the capacity to service the debts. Where appropriate, management actively works with existing borrowers to modify loan terms and conditions in order to assist the borrowers in servicing their debt obligations to our Company. The decrease in lending activities in the real estate construction market also reflects the slowdown in the housing industry and residential construction industry as well as foreclosures on various residential construction properties. Construction lending will continue to be closely monitored.
     Our Company does not participate in extending credit to sub-prime residential real estate markets. Our Company extends credit to its local community market through traditional real estate mortgage products.

     The contractual maturities of loan categories at December 31, 2010, and the break down of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
		Over One	Over
	One Year	Year Through	Five
	Or Less	Five Years	Years	Total

Commercial, financial, and agricultural	$86,228	$42,831	$2,323	$131,382
Real estate construction — residential	22,171	9,663	—	31,834
Real estate construction — commercial	45,560	9,496	997	56,053
Real estate mortgage — residential	52,116	95,434	60,284	207,834
Real estate mortgage — commercial	170,156	255,072	13,841	439,069
Installment loans to individuals	13,798	17,943	559	32,300

Total loans net of unearned income	$390,029	$430,439	$78,004	$898,472

Loans with fixed rates	312,342	378,727	57,036	748,105
Loans with floating rates	77,687	51,712	20,968	150,367

Total loans net of unearned income	$390,029	$430,439	$78,004	$898,472

     Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. At December 31, 2010 our Company was servicing approximately $298,325,000 of loans sold to the secondary market.
     Real estate mortgage loans retained in our Company’s portfolio generally include provisions for rate adjustments at one to three year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.
     Management along with senior loan committee, and internal loan review, formally review all loans in excess of certain dollar amounts (periodically established) at least annually. Currently, loans in excess of $2,000,000 in aggregate and all adversely classified credits identified by management as containing more than usual risk are reviewed. In addition, loans below the above scope are reviewed on a sample basis. On a monthly basis, the senior loan committee reviews and reports to the Board of Directors past due, classified, and watch list loans in order to classify or reclassify loans as loans requiring attention, substandard, doubtful, or loss. During this review, management also determines which loans should be considered impaired. Management follows the guidance provided in the FASB’s ASC Topic 310, Accounting by Creditors for Impairment of a Loan, in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, allowances are estimated based on the fair value as further discussed below. Loans not individually evaluated are aggregated and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings and industry concentration. Management believes, but there can be no assurance, that these procedures keep management informed of potential problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered adequate by management for probable losses inherent in the loan portfolio.
Provision and Allowance for Loan Losses
     The provision for loan losses increased $6,901,000 or 82.6% to $15,255,000 for 2010 compared to $8,354,000 for 2009 and followed a $143,000 or 1.7% increase for 2009 compared to 2008.
     The current economy has contributed to the deterioration of collateral values. The economic downturn and elevated unemployment rates in our market area have impaired the ability for certain of our customers to make payments on our loans in accordance with contractual terms. The increase in the provision can be primarily attributed to loan losses for six loan relationships. Five of the commercial real estate relationships have been or are in the process of being resolved through our Company’s foreclosure process. Three of the relationships involve commercial businesses that were unable to survive during the economic downturn. Two of the relationships involve undeveloped development projects which were unable to meet debt service requirements. The last significant loss resulted from a non-owner occupied single and multi-family housing development which was adversely affected by low occupancy rates. During 2010, our Company realized full or partial charge offs on 346 loans totaling $16,190,000 of which 40% results from the aforementioned six commercial and commercial real estate relationships.
     Our Company has taken an active approach to obtain current appraisals and has adjusted the provision to reflect the amounts management determined necessary to maintain the allowance for loan losses at a level adequate to cover probable losses in the loan portfolio. Due to charge offs taken during 2010, the allowance for loan losses decreased to $14,565,000 or 1.6% of loans outstanding at December 31, 2010 compared to $14,797,000 or 1.5% of loans outstanding at December 31, 2009, and $12,667,000 or 1.3% of loans outstanding at December 31, 2008.
The following table summarizes loan loss experience for the years indicated:

				Years Ended December 31,
(Dollars in thousands)	2010		2009	2008	2007	2006

Analysis of allowance for loan losses:
Balance beginning of year		$14,797	$12,667	$9,282	$9,015	$9,085
Charge-offs:
Commercial, financial, and agricultural		1,903	1,404	3,571	524	809
Real estate construction — residential		933	1,012	492	—	—
Real estate construction — commercial		4,556	450	189	56	84
Real estate mortgage — residential		4,534	2,673	417	413	—
Real estate mortgage — commercial		3,841	728	115	—	474
Installment loans to individuals		423	534	656	314	484

Total charge-offs		16,190	6,801	5,440	1,307	1,851

Recoveries:
Commercial, financial, and agricultural		153	213	153	141	206
Real estate construction — residential		30	5	34	—	—
Real estate construction — commercial		22	—	1	11	13
Real estate mortgage — residential		228	61	1	96	—
Real estate mortgage — commercial		29	4	80	14	91
Installment loans to individuals		241	294	345	158	145

Total recoveries		703	577	614	420	455

Net charge-offs		15,487	6,224	4,826	887	1,396
Provision for loan losses		15,255	8,354	8,211	1,154	1,326

Balance at end of year		$14,565	$14,797	$12,667	$9,282	$9,015

Loans outstanding:
Average		$949,458	$1,002,829	$963,252	$848,772	$824,706
End of period		898,472	991,614	1,009,104	911,278	812,312
Allowance for loan losses to loans outstanding:
Average	%	1.53	1.48%	1.32%	1.09%	1.09%
End of period		1.62	1.49	1.26	1.02	1.11
Net charge-offs to average loans outstanding		1.63	0.62	0.50	0.10	0.17

     As shown in the table above, our Company experienced net loan charge-offs of $15,487,000 during 2010 compared to $6,224,000 in 2009 and $4,826,000 in 2008. Net charge offs on commercial, financial, and agricultural loans increased $559,000 from December 31, 2009 to December 31, 2010 compared to a $2,277,000 decrease from December 31, 2008 to December 31, 2009. The increase for 2010 was primarily due to three write-downs taken on two loans to reflect current collateral values. Net charge offs on real estate construction — commercial properties loans increased $4,084,000 from December 31, 2009 to December 31, 2010 compared to a $262,000 increase from December 31, 2008 to December 31, 2009. The increase for 2010 was primarily due to write-downs taken on various loans to reflect current collateral values. Net charge offs on real estate mortgage — residential properties increased $1,694,000 from December 31, 2009 to December 31, 2010 compared to a $2,196,000 increase from December 31, 2008 to December 31, 2009. The increase for 2010 was primarily due to write-downs taken on foreclosed properties, from two significant customer relationships, to reflect current collateral values. Net charge offs on real estate mortgage — commercial properties increased $3,088,000 from December 31, 2009 to December 31, 2010 compared to a $689,000 increase from December 31, 2008 to December 31, 2009. The increase for 2010 was primarily due to write-downs taken on various loans to reflect current collateral values. The ratio of annualized total net loan charge-offs to total average loans was 1.63% at December 31, 2010 compared to 0.62% at December 31, 2009, and 0.50% at December 31, 2008.

Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due and still accruing, and restructured loans totaled $56,302,000 or 6.27% of total loans at December 31, 2010 compared to $42,347,000 or 4.27% of total loans at December 31, 2009.
The following table summarizes our Company’s nonperforming assets at the dates indicated:

			Years Ended December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006

Nonaccrual loans:
Commercial, financial, and agricultural	$3,532	$2,067	$2,071	$2,332	$2,258
Real estate construction — residential	3,586	2,678	2,775	—	—
Real estate construction — commercial	10,067	9,277	7,572	866	1,657
Real estate mortgage — residential	5,672	6,692	4,345	658	644
Real estate mortgage — commercial	27,604	13,161	3,505	651	237
Installment loans to individuals	126	279	119	32	73

Total nonaccrual loans	50,587	34,154	20,387	4,539	4,869

Loans contractually past — due 90 days or more and still accruing:
Commercial, financial, and agricultural	8	2	140	265	5
Real estate construction — residential	—	—	—	—	—
Real estate construction — commercial	—	—	52	158	—
Real estate mortgage — residential	—	—		864	170
Real estate mortgage — commercial	24	—	547	189	—
Installment loans to individuals	—	—	4	70	22

Total loans contractually past -due 90 days or more and still accruing	32	2	743	1,546	197

Troubled debt restructurings — accruing	5,683	8,191	3,736	—	—

Total nonperforming loans	56,302	42,347	24,866	6,085	5,066
Other real estate	13,393	8,452	7,828	2,337	2,720
Repossessions	616	39	—	—	15

Total nonperforming assets	$70,311	$50,838	$32,694	$8,422	$7,801

Loans	$898,472	$991,614	$1,009,103	$911,278	$812,313
Allowance for loan losses to loans	1.62%	1.49%	1.26%	1.02%	1.11%
Nonperforming loans to loans	6.27%	4.27%	2.46%	0.67%	0.62%
Allowance for loan losses to nonperforming loans	25.87%	34.94%	50.94%	152.54%	177.95%
Nonperforming assets to loans and foreclosed assets	7.71%	5.08%	3.21%	0.92%	0.96%

     It is our Company’s policy to discontinue the accrual of interest income on loans when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that the collection of interest is doubtful, or upon which principal or interest has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectibles of such principal; otherwise, such receipts are recorded as interest income on a cash basis. Interest on nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $2,529,000, $1,568,000 and $1,522,000 for the years ended December 31, 2010, 2009 and 2008, respectively. Approximately $22,000, $158,000 and $239,000 was actually recorded as interest income on such loans for the year ended December 31, 2010, 2009 and 2008, respectively.
     Total non-accrual loans at year end 2010 increased $16,433,000 over 2009. The increase resulted mainly from an increase of $14,443,000 in real estate mortgage — commercial non-accrual loans. The increase primarily represents five commercial customers with balances totaling $17,694,000 which was partially offset by charge-offs and foreclosures.
     Loans past due 90 days and still accruing interest increased $30,000 from December 31, 2009 to December 31, 2010. Foreclosed real estate and other repossessions increased $5,518,000 to $14,009,000 from December 31, 2009 to December 31, 2010.

     At December 31, 2010, loans classified as troubled debt restructurings (TDR) totaled $22,080,000, of which $16,397,000 was on non-accrual status and $5,683,000 was on accrual status. At December 31, 2009, loans classified as TDR totaled $11,233,000, of which $3,042,000 was on non-accrual status and $8,191,000 was on accrual status. Our Company has experienced an increase in its loan delinquencies much like the rest of the banking industry as current economic conditions negatively impact our borrowers’ ability to keep their debt payments current.

(Dollars in thousands)	2010			2009
	Number of	Recorded	Specific	Number of	Recorded	Specific
Accruing TDRs	contracts	Investment	Reserves	contracts	Investment	Reserves

Commercial, financial and agricultural	3	$128	$20	3	$264	$64
Real estate construction — commercial	1	1,716	95	—	—	—
Real estate mortgage- residential	20	2,364	82	18	2,004	22
Real estate mortgage — commercial	4	1,475	14	4	5,923	897

	28	$5,683	$211	$25	$8,191	$983

	2010			2009
	Number of	Recorded	Specific	Number of	Recorded	Specific
TDRs - Non-accruals	contracts	Investment	Reserves	contracts	Investment	Reserves

Commercial, financial and agricultural	5	$871.00	$76.00	2	$141.00	$—
Real estate construction — commercial	2	1,210	—	—	—	—
Real estate mortgage- residential	6	1,092	67	1	199	—
Real estate mortgage — commercial	5	13,224	1,005	7	2,702	—

	18	$16,397	$1,148	$10	$3,042	$—

Total TDRs	46	$22,080	$1,359	35	$11,233	$983

     The ratio of nonperforming loans to loans increased from 2.46% at year end 2008 to 4.27% at year end 2009 and to 6.27% at year end 2010. Our Company has experienced an increase in its loan delinquencies much like the rest of the banking industry as current economic conditions negatively impact our borrowers’ ability to keep their debt payments current.
     The increase in the levels of charge offs has contributed to the decrease in the ratio of allowance for loan losses to nonperforming loans from 50.94% at December 31, 2008 to 34.94% at December 31, 2009, and to 25.87% at December 31, 2010. The majority of our nonperforming loans are secured by real estate collateral. While our nonperforming loans have trended upward since 2008, the underlying collateral coverage for nonperforming loans supports the likelihood of collection of our principal, and therefore, we do not generally estimate a proportionate upward trend in losses. Management believes that based on detailed analysis of each nonperforming credit and the value of any associated collateral that the allowance for loan losses at December 31, 2010 is sufficient to cover probable losses in the nonperforming loans.
     The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2010, $6,376,000 of our Company’s allowance for loan losses was allocated to impaired loans totaling approximately $56,271,000 compared to $6,415,000 of our Company’s allowance for loan losses allocated to impaired loans totaling approximately $73,867,000 at December 31, 2009. Based upon detailed analysis of all impaired loans, management has determined that $26,038,000, or 46%, of impaired loans require no reserve allocation at December 31, 2010 compared to $47,572,000, or 64%, at December 31, 2009. Management believes the excess value in the collateral was sufficient at December 31, 2010 and 2009, and these loans did not require additional reserves.
     In addition to non-accrual loans and TDRs at December 31, 2009 included in the table above, which were considered impaired, management had identified additional loans totaling approximately $31,522,000 which are not included in the nonaccrual table above but are considered by management to be impaired compared to $9,546,000 in December 31, 2008. At December 31, 2010 there were no additional loans considered impaired that were not included in either non-accrual loans or TDRs.

     As of December 31, 2010 and 2009 approximately $19,239,000 and $15,944,000, respectively, of loans not included in the nonaccrual table above or identified by management as being impaired were classified by management as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. The $3,295,000 increase in classified loans is the result of several borrowers who have experienced cash flow problems and as well as some deterioration in collateral value. Management elected to allocate non-specific reserves to these credits based upon the inherent risk present.
     The allowance for loan losses is available to absorb probable loan losses regardless of the category of loan to be charged off. The allowance for loan losses consists of asset-specific reserves, and reserves based on expected loss estimates.
     The asset-specific component applies to loans evaluated individually for impairment and is based on management’s best estimate of proceeds from liquidating collateral. The actual timing and amount of repayments and the ultimate realizable value of the collateral may differ from management’s estimate.
     The expected loss component is determined by applying percentages to pools of loans by asset type. These percentages are determined by using historical loss percentages. These expected loss estimates are sensitive to changes in delinquency status, realizable value of collateral, and other risk factors.
     The unallocated portion of the allowance is based on management’s evaluation of conditions that are not directly reflected in the determination of the asset-specific component and the expected loss component discussed above. The evaluation of inherent loss with respect to these qualitative conditions is subject to a higher degree of uncertainty because they may not be identified with specific problem credits or portfolio segments. Conditions evaluated in connection with the unallocated portion of the allowance include general economic and business conditions affecting our key lending areas, credit quality trends (including trends in substandard loans expected to result from existing conditions), collateral values, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of our internal loan review department.
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
The following table is a summary of the allocation of the allowance for loan losses as of the dates indicated:

			Years Ended December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006

Allocation of allowance for loan losses at end of period:
Commercial, financial, and agricultural	$2,931	$2,773	$1,712	$3,762	$3,114
Real estate construction — residential	2,067	348	—	—	—
Real estate construction — commercial	1,339	1,740	2,490	590	755
Real estate mortgage — residential	3,922	3,488	557	381	820
Real estate mortgage — commercial	3,458	4,693	6,014	3,492	2,706
Installment loans to individuals	231	380	391	419	529
Unallocated	617	1,375	1,503	638	1,091

Total	$14,565	$14,797	$12,667	$9,282	$9,015

Percent of categories to total loans:
Commercial, financial, and agricultural	14.6%	15.3%	15.2%	16.6%	17.9%
Real estate construction — residential	3.5	3.9	4.9	—	—
Real estate construction — commercial	6.2	7.9	7.9	16.2	18.6
Real estate mortgage — residential	23.2	23.4	23.4	23.1	22.5
Real estate mortgage — commercial	48.9	45.8	45.3	40.1	36.5
Installment loans to individuals	3.6	3.7	3.3	4.0	4.5

Total	100.0	100.0	100.0	100.0	100.0

The following table is a summary of the general and specific allocations within the allowance for loan losses:

	December 31,	December 31,
(Dollars in thousands)	2010	2009

Allocation of allowance for loan losses:
Specific reserve allocation for impaired loans	$6,376	$6,415
General reserve allocation for all other non-impaired loans	8,189	8,382

Total	$14,565	$14,797

     Management has established procedures that result in specific allowance allocations for any estimated incurred loss. For loans not considered impaired, a general allowance allocation is computed using factors developed over time based on actual loss experience. The specific and general allocations represent management’s best estimate of probable losses contained in the loan portfolio at the evaluation date. Although the allowance for loan losses is comprised of specific and general allocations, the entire allowance is available to absorb any credit losses.
     The specific reserve component of our allowance for loan losses at December 31, 2010 was determined by using fair values of the underlying collateral through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. The general reserve component of our allowance for loan losses at December 31, 2010 was determined by calculating historical loss percentages for various loan categories over the previous ten quarters. Management determined that the previous ten quarters were reflective of the loss characteristics of our Company’s loan portfolio during the recent economic downturn. These historical loss percentages were then applied to the various categories of loans to determine an expected loss requirement for the current portfolio. At December 31, 2010, the specific reserve component decreased $39,000 due to a comparable decrease in the volume of impaired loans. During the same period, the general reserve component declined from $8,382,000 at December 31, 2009 to $8,189,000 at December 31, 2010 due to usage of a historical loss experience more reflective of our Company’s loss characteristics. Prior to 2010, the historical loss percentage for non-impaired loans was based on a blend between industry standards and our Company’s five year loss experience.
     At December 31, 2010, management allocated $13,948,000 of the $14,565,000 total allowance for loan losses to specific loans and loan categories and $617,000 was unallocated. This is compared to $13,422,000 of the $14,797,000 total allowance for loan losses allocated to specific loans and loan categories and $1,375,000 that was unallocated at December 31, 2009. The decrease in the portion of the allowance for loan losses related to non asset-specific reserves is the result of management analyzing and assessing this portion of the allowance for loan losses on a more detailed level by homogeneous loan categories for loans not considered impaired. Such analysis measured reserve requirements based on historical loss experiences of loans in those individual categories and therefore provided a more robust reserve methodology. Such reserve methodology considers the loss experience for certain types of loans and loan grades for the past ten quarters. Given the enhancements to the methodology for historical loss experience, the unallocated reserves for certain qualitative factors have been reduced accordingly.
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
     Our Company does not engage in trading activities and accordingly does not have any debt or equity securities classified as trading securities. Historically our Company’s practice had been to purchase and hold debt instruments until maturity unless special circumstances exist. However, since the investment portfolio’s major function is to provide liquidity and to balance our Company’s interest rate sensitivity position, all debt securities are classified as available-for-sale.
     At December 31, 2010, our investment portfolio classified as available-for-sale represented 14.9% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.
The following table presents the composition of the investment portfolio by major category for the periods presented:

	December 31,
(In thousands)	2010	2009

U.S. treasury	$1,028	$—
Government sponsored enterprises	53,342	44,381
Asset-backed securities	90,176	69,435
Obligations of states and political subdivisions	34,432	39,111

Total available for sale debt securities	178,978	152,927

As of December 31, 2010, the maturity of debt securities in the investment portfolio was as follows:

		Over One	Over Five			Weighted
	One Year	Through	Through	Over		Average
(In thousands)	Or Less	Five Years	Ten Years	Ten Years	Total	Yield (1)

U.S. treasury	$—	$1,028	$—	$—	$1,028	2.01%
Government sponsored enterprises	802	51,592	948	—	53,342	2.17
Asset-backed (2)	458	73,500	16,218	—	90,176	3.47
States and political subdivisions (3)	2,753	11,745	15,286	4,648	34,432	5.09

Total available-for-sale debt securities	$4,013	$137,865	$32,452	$4,648	$178,978	3.37%

Weighted average yield (1)	5.19%	3.16%	3.89%	5.09%	3.37%

(1)	Weighted average yield is based on amortized cost.

(2)	Asset-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2010 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3)	Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.
     At December 31, 2010, $159,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
     The following non-marketable securities are restricted securities which, lacking a market, are carried at cost. These securities are reported in other assets. At December 31, 2010, $4,495,000 of the total included Federal Home Loan Bank (Des Moines) stock held by the Bank in accordance with debt and regulatory requirements. Other non-marketable securities include an $1,486,000 equity investment in our Company’s unconsolidated Trusts. (See Note 8 to our Company’s consolidated financials for further explanation on the Exchange National Trusts.)

	December 31,
(In thousands)	2010	2009

Federal Home Loan Bank of Des Moines Stock	$4,495	$5,107
Federal Reserve Bank Stock	—	—
Midwest Independent Bank Stock	151	151
Federal Agricultural Mortgage Corporation	10	10
Investment in unconsolidated trusts	1,486	1,486

Total non-marketable investment securities	6,142	6,754

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
     Our Company has a number of sources of funds to meet liquidity needs on a daily basis. Our Company’s most liquid assets are comprised of available for sale investment securities, federal funds sold, and securities purchased under agreements to resell, and excess reserves held at the Federal Reserve as follows:

(dollars in thousands)	2010	2009

Federal funds sold	$126	$90
Federal Reserve — excess reserves	29,286	2,216
Available for sale investments securities	178,978	152,927

Total	$208,390	$155,233

     Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available for sale investment portfolio was $178,978,000 at December 31, 2010 and included an unrealized net gain of $1,680,000. The portfolio includes maturities of approximately $4,012,000 over the next twelve months, which offer resources to meet either new loan demand or reductions in our Company’s deposit base. Our Company pledges portions of its investment securities portfolio to secure public fund deposits, securities sold under agreements to repurchase, trust funds, and borrowing capacity at the Federal Reserve Bank.
At December 31, 2010, total investment securities pledged for these purposes were as follows:

(dollars in thousands)	2010

Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$3,262
Repurchase agreements	45,929
Other Deposits	98,908

Total pledged, at fair value	$148,099

     At December 31, 2010, our Company’s unpledged securities in the available for sale portfolio totaled approximately $30,879,000.

     Liquidity is also available from our Company’s base of core customer deposits, defined as demand, interest, checking, savings, and money market deposit accounts. At December 31, 2010, such deposits totaled $516,887,000 and represented 54.6% of our Company’s total deposits. These core deposits are normally less volatile and are often tied to other products of our Company through long lasting relationships. Time deposits and certificates of deposit of $100,000 and over totaled $429,776,000 at December 31, 2010. These accounts are normally considered more volatile and higher costing representing 45.4% of total deposits at December 31, 2010.

(dollars in thousands)	2010	2009

Core deposit base:
Non-interest bearing demand	$137,750	$135,018
Interest checking	160,225	139,624
Savings and money market	218,912	214,660

Total	$516,887	$489,302

     Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. Our Company’s outside borrowings are comprised of securities sold under agreements to repurchase, FHLB advances, and subordinated notes as follows:

(dollars in thousands)	2010	2009

Borrowings:
Federal funds purchased	$—	$4,980
Securities sold under agreements to repurchase	30,068	31,665
FHLB advances	66,986	79,317
Subordinated notes	49,486	49,486

Total	$146,540	$160,468

     Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which our Company maintains approved credit lines. As of December 31, 2010, under agreements with these unaffiliated banks, the Bank may borrow up to $35,000,000 in federal funds on an unsecured basis and $8,500,000 on a secured basis. There were no federal funds purchased outstanding at December 31, 2010. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of our Company’s investment portfolio. At December 31, 2010 there was $30,068,000 in repurchase agreements. Our Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at the year end. The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2010, the Bank had $66,986,000 in outstanding borrowings with the FHLB. In addition, our Company has $49,486,000 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.
     Our Company pledges certain assets, including loans and investment securities to the Federal Reserve Bank, FHLB, and other correspondent banks as security to establish lines of credit and borrow from these entities. Based on the type and value of collateral pledged, our Company may draw advances against this collateral. The following table reflects collateral value of assets pledged, borrowings, and letters of credit outstanding, in addition to the estimated future funding capacity available to our Company at December 31, 2010:

	December 31, 2010
		Federal
(dollars in thousands)	FHLB	Reserve	Other

Collateral value pledged	$271,302	$3,262	$7,079
Advances outstanding	(66,986)	—	—
Letters of credit issued	(96)	—	—

Total	$204,220	$3,262	$7,079

Sources and Uses of Funds
     Cash and cash equivalents were $50,980,000 at December 31, 2010 compared to $24,666,000 at December 31, 2009. The $26,666,000 increase resulted from changes in the various cash flows produced by operating, investing, and financing activities of our Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2010. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $21,456,000 during the year ended 2010. Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, provided cash flow of $36,324,000. The cash inflow primarily consisted of a $53,926,000 decrease in the loan portfolio, $161,694,000 in proceeds from maturities, calls, and pay-downs of investment securities, $9,689,000 in proceeds from sales of other real estate owned and repossessions, partially offset by $189,082,000 purchases of investment securities.
     Financing activities used total cash of $31,466,000, resulting primarily from a $12,331,000 net repayment of FHLB advances, a decrease of $6,577,000 of federal funds purchased and securities sold under agreements to repurchase, and a net $12,392,00 decrease in time deposits and interest-bearing transaction accounts. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2010.
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

(Dollars in thousands)	2010	2009	2008

Purchases of treasury stock	$—	$—	$802
Cash dividends – preferred	1,513	1,370	—
Cash dividends – common	1,385	2,665	3,486

Total	$2,898	$4,035	$4,288

     Our Company’s liquidity depends primarily on the dividends paid to it as the sole shareholder of our subsidiary Bank. As discussed in Note 14 to our Company’s consolidated financial statements, the Bank will be required to receive regulatory approval prior to paying dividends to our Company until such time as the Bank’s unappropriated retained earnings balance is restored to a positive balance.
     In the normal course of business, our Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through our Company’s various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of our Company’s liquidity. In the section entitled, Commitments, Contractual Obligations, and Off-Balance Sheet Arrangements, below we disclose that our Company had $97,561,000 in unused loan commitments and standby letters of credit as of December 31, 2010. While this commitment level would be difficult to fund given our Company’s current liquidity resources, we know that the nature of these commitments are such that the likelihood of such a funding demand is very low.
     Our Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. On December 19, 2008, as part of our Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), our Company issued 30,255 shares of senior preferred stock and a ten year warrant to purchase approximately 265,471 shares of common stock to the U.S. Department of Treasury in exchange for $30,255,000. See Note 12 to our Company’s consolidated financial statements. The Company’s ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its common and preferred shareholders. During the years ended December 31, 2010 and 2009,respectively, the Company paid cash dividends to its common and preferred shareholders totaling $2,898,000 and $4,035,000. A large portion of the Company’s liquidity is obtained from the Bank in the form of dividends. See Note 14 to our Company’s consolidated financial statements. At December 31, 2010 and 2009, the Company had cash and cash equivalents totaling $12,449,000 and $14,738,000 respectively.
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

				Well-Capitalized
				Regulatory
	2010	2009	2008	Guidelines

Risk-based capital ratios:
Total capital	17.05%	16.49%	16.01%	10.00%
Tier I capital	14.25	14.01	13.55	6.00
Leverage ratio	11.00	11.35	10.80	5.00

Commitments, Contractual Obligations, and Off-Balance Sheet Arrangements
The required payments of time deposits and other borrowed money, not including interest, at December 31, 2010 are as follows:

	Payments due by Period
		Less than 1	1-3	3-5	Over 5
(Dollars in thousands)	Total	Year	Years	Years	Years

Time deposits	$429,775	$304,222	$113,195	$5,196	$7,162
Other borrowed money	66,986	38,576	18,410	—	10,000

     In the normal course of business, our Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in our Company’s consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.
     Our Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2010 are as follows:

	Amount of Commitment Expiration per Period
		Less than	1-3	3-5	Over 5
(Dollars in thousands)	Total	1 Year	Years	Years	Years

Unused loan commitments	$94,115	$73,630	$9,654	$3,575	$7,256
Standby letters of credit	3,446	2,808	619	19	—

     Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.
Quantitative and Qualitative Disclosures About Market Risk
Interest Sensitivity
     Our Company’s exposure to market risk is reviewed on a monthly basis by our Company’s Asset/Liability Committee and Board of Directors. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize those risks. Tools used by our Bank’s management include the standard gap report subject to different rate shock scenarios. At December 31, 2010, the rate shock scenario models indicated that annual net interest income could change by as much as (18.4)% to 22.2% should interest rates rise or fall, respectively, within 300 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate. Management further believes this is an acceptable level of risk.
     The following table represents the estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2010. Significant assumptions used for this table included: loans will repay at historic repayment rates; certain interest-bearing demand accounts are interest sensitive due to immediate repricing, and fixed maturity deposits will not be withdrawn prior to maturity. A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.

						Over
						5 years or
						no stated
(Dollars in thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Maturity	Total

ASSETS
Investment securities	$3,722	$3,099	$13,730	$18,385	$29,357	$110,685	$178,978
Interest-bearing deposits	29,562	—	—	—	—	—	29,562
Other restricted investments	6,142	—	—	—	—	—	6,142
Federal funds sold and securities purchased under agreements to resell	126	—	—	—	—	—	126
Loans	471,312	167,751	168,538	43,417	18,092	29,362	898,472

Total	$510,864	$170,850	$182,268	$61,802	$47,449	$140,047	$1,113,280

LIABILITIES

Savings, Now deposits	$—	$—	$145,697	$—	$—	$—	$145,697
Rewards checking, Super Now, money market deposits	233,529					—	233,529
Time deposits	304,132	58,227	54,968	5,196	7,163	—	429,686
Federal funds purchased and securities sold under agreements to repurchase	30,068	—	—	—	—	—	30,068
Subordinated notes	49,486	—	—	—	—	—	49,486
Other borrowed money	48,582	8,301	10,103	—	—	—	66,986

Total	$665,797	$66,528	$210,768	$5,196	$7,163	$—	$955,452

Interest-sensitivity GAP
Periodic GAP	$(154,933)	$104,322	$(28,500)	$56,606	$40,286	$140,047	$157,828

Cumulative GAP	$(154,933)	$(50,611)	$(79,111)	$(22,505)	$17,781	$157,828	$157,828

Ratio of interest-earnings assets to interest-bearing liabilities
Periodic GAP	0.77	2.57	0.86	11.89	6.62	NM	1.17
Cumulative GAP	0.77	0.93	0.92	0.98	1.02	1.17	1.17

Impact of New Accounting Standards
     In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06 which amends ASC Topic 820, Fair Value Measurements and Disclosures. This update will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. This is effective for financial statements issued for interim and annual periods ending after December 15, 2009. The disclosures required by this update are reported in the notes to our Company’s consolidated financial statements.
     In February 2010, the FASB issued ASU No. 2010-10 which amends ASC Topic 810, Consolidation. The objective of this update is to defer the effective date of the amendments to the consolidation requirements made by FASB Statement 167 to a reporting entity’s interest in certain types of entities and clarify other aspects of the Statement 167 amendments. As a result of the deferral, a reporting entity will not be required to apply the Statement 167 amendments to the Subtopic 810-10 consolidation requirements to its interest in an entity that meets the criteria to qualify for deferral. However, the amendments in this Update do not defer the disclosure requirements in the Statement 167 amendments to Topic 810. This is effective for financial statements issued for the first annual period beginning after November 15, 2009, and for interim periods with the first annual reporting period. The disclosures required by this new update did not have a material effect in the notes to our Company’s consolidated financial statements.
     In July 2010, the FASB issued ASU No. 2010-20 — Receivables (ASC Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This ASU requires expanded credit risk disclosures intended to provide investors with greater transparency regarding the allowance for credit losses and the credit quality of financing receivables. Under this ASU, companies are required to provide more information about the credit quality of their financing receivables in the disclosures to financial statements, such as aging information, credit quality indicators, changes in the allowance for credit losses, and the nature and extent of troubled debt restructurings and their effect on the allowance for credit losses. Both new and existing disclosures must be disaggregated by portfolio segment or class based on the level of disaggregation that management uses when assessing its allowance for credit losses and managing its credit exposure. The disclosures as of the end of a reporting period are effective for annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period will be effective for annual reporting periods beginning on or after December 15, 2010. The disclosures required by this update are reported in the notes to our Company’s consolidated financial statements.
     In May 2009, the FASB issued SFAS No. 165, Subsequent Events, which was incorporated into ASC Topic 855 Subsequent Events (ASC 855). ASC 855 provides guidance on management’s assessment of subsequent events. The statement is not expected to significantly change practice because its guidance is similar to that in American Institute of Certified Public Accountants Professional Standards U.S. Auditing Standards Section 560, Subsequent Events, with some modifications. This statement became effective for our Company on June 15, 2009. The adoption of this statement did not have a material effect on our consolidated financial statements. In February 2010, the FASB issued ASU No. 2010-09 Subsequent Events — Amendments to Certain Recognition and Disclosure Requirements, which removed the requirements in ASC 855 for an SEC filer to disclose the date through which subsequent events have been evaluated for both issued and revised financial statements. This update became effective upon issuance for our Company and the adoption of this update did not have a material effect on our consolidated financial statements
     In June 2009, the FASB issued authoritative guidance on accounting for transfers of financial assets, which was subsequently incorporated into ASC Topic 860, Transfers and Servicing. The new guidance amends ASC Topic 860 and requires more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. The guidance eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. This became effective for the first annual period beginning after November 15, 2009, and for interim periods within the first annual reporting period, and must be applied to transfers occurring on or after the effective date. Our Company follows the requirements of the new guidance, which did not significantly impact our consolidated financial statements or the disclosures presented in our consolidated financial statements.
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
     Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company’s operations for the three years ended December 31, 2010.

CONSOLIDATED FINANCIAL STATEMENTS
     The following consolidated financial statements of our Company and reports of our Company’s independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Hawthorn Bancshares, Inc.:
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hawthorn Bancshares, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 30, 2011 expressed an unqualified opinion on the effectiveness of Hawthorn Bancshares Inc.’s internal control over financial reporting.
/s/ KPMG LLP
St. Louis, Missouri
March 30, 2011

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
	2010	2009

ASSETS

Loans	$898,472,463	$991,614,007
Allowances for loan losses	(14,564,867)	(14,796,549)

Net loans	883,907,596	976,817,458

Investment in available-for-sale securities, at fair value	178,977,550	152,926,685
Federal funds sold and securities purchased under agreements to resell	125,815	89,752
Cash and due from banks	50,853,985	24,575,943
Premises and equipment — net	36,980,503	38,623,293
Other real estate owned and repossessed assets — net	14,009,017	8,490,914
Accrued interest receivable	5,733,684	6,625,557
Mortgage servicing rights	2,355,990	2,020,964
Intangible assets — net	977,509	1,503,986
Cash surrender value — life insurance	2,001,965	1,929,910
Other assets	24,248,590	22,866,092

Total assets	$1,200,172,204	$1,236,470,554

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Non-interest bearing demand	$137,749,571	$135,017,639
Savings, interest checking and money market	379,137,539	354,284,004
Time deposits $100,000 and over	124,566,760	137,860,435
Other time deposits	305,208,786	329,160,719

Total deposits	946,662,656	956,322,797

Federal funds purchased and securities sold under agreements to repurchase	30,068,453	36,645,434
Subordinated notes	49,486,000	49,486,000
Other borrowed money	66,985,978	79,317,302
Accrued interest payable	1,491,503	2,438,121
Other liabilities	3,989,303	4,489,617

Total liabilities	1,098,683,893	1,128,699,271

Stockholders’ equity:
Preferred stock, $1,000 par value Authorized and issued 30,255 shares	28,841,242	28,364,768
Common stock, $1 par value Authorized 15,000,000 shares; issued 4,635,891 and 4,463,813 shares respectively	4,635,891	4,463,813
Surplus	28,928,545	26,970,745
Retained earnings	41,857,302	50,576,551
Accumulated other comprehensive income, net of tax	742,149	912,224
Treasury stock; 161,858 shares, at cost	(3,516,818)	(3,516,818)

Total stockholders’ equity	101,488,311	107,771,283

Total liabilities and stockholders’ equity	$1,200,172,204	$1,236,470,554

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Years ended December 31,
	2010	2009	2008

INTEREST INCOME
Interest and fees on loans	$53,088,943	$57,409,274	$62,636,558
Interest on debt securities:
Taxable	4,214,192	4,495,259	4,989,794
Nontaxable	1,173,805	1,441,418	1,688,871
Interest on federal funds sold and securities purchased under agreements to resell	193	373	60,550
Interest on interest-bearing deposits	85,913	52,761	23,755
Dividends on other securities	175,634	163,533	315,685

Total interest income	58,738,680	63,562,618	69,715,213

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	2,170,718	3,017,488	4,883,042
Time deposit accounts $100,000 and over	2,484,929	3,862,075	5,698,073
Other time deposit accounts	7,211,251	10,542,476	12,871,957
Interest on federal funds purchased and securities sold under agreements to repurchase	75,402	88,573	868,528
Interest on subordinated notes	1,525,553	2,446,742	3,046,238
Interest on other borrowed money	2,284,649	3,016,872	4,231,062

Total interest expense	15,752,502	22,974,226	31,598,900

Net interest income	42,986,178	40,588,392	38,116,313
Provision for loan losses	15,255,000	8,354,000	8,211,000

Net interest income after provision for loan losses	27,731,178	32,234,392	29,905,313

NON-INTEREST INCOME
Service charges on deposit accounts	5,553,532	5,864,090	6,163,650
Trust department income	803,132	814,988	826,546
Gain on sale of mortgage loans, net	2,493,465	2,973,630	973,095
Other	1,630,589	1,049,441	1,330,760

Total non-interest income	10,480,718	10,702,149	9,294,051

INVESTMENT SECURITIES GAINS (LOSSES), NET	—	605,716	2,773

NON-INTEREST EXPENSE
Salaries and employee benefits	17,898,448	17,457,123	18,250,469
Goodwill impairment	—	—	40,323,775
Occupancy expense, net	2,531,847	2,335,496	2,440,082
Furniture and equipment expense	1,996,837	2,286,014	2,437,558
FDIC insurance assessment	1,651,052	2,518,743	204,131
Legal, examination, and professional fees	1,441,063	1,221,861	1,144,777
Advertising and promotion	1,256,302	1,272,046	1,165,559
Postage, printing, and supplies	1,201,072	1,168,290	1,220,938
Processing expense	3,353,354	3,419,939	3,101,562
Other real estate expense	9,803,809	1,188,972	862,474
Other	3,716,665	3,861,896	4,824,133

Total non-interest expense	44,850,449	36,730,380	75,975,458

(Loss) income before income taxes	(6,638,553)	6,811,877	(36,773,321)
Income tax (benefit) expense	(3,086,813)	1,856,120	(6,145,965)

Net (loss) income	(3,551,740)	4,955,757	(30,627,356)
Preferred stock dividends	1,512,750	1,516,952	50,425
Accretion of discount on preferred stock	476,474	476,474	15,665

Net (loss) income available to common shareholders	$(5,540,964)	$2,962,331	$(30,693,446)

Basic (loss) earnings per share	$(1.24)	$0.66	$(6.83)
Diluted (loss) earnings per share	$(1.24)	$0.66	$(6.83)

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

					Accumulated		Total
					other		Stock -
	Preferred	Common		Retained	Comprehensive	Treasury	holders’
	Stock	Stock	Surplus	Earnings	Income (Loss)	Stock	Equity

Balance, December 31, 2007	$—	$4,298,353	$22,530,191	$85,728,114	$1,356,538	$(2,714,373)	$111,198,823

Net loss	—	—	—	(30,627,356)	—	—	(30,627,356)
Change in unrealized gain (loss) on securities:
Unrealized gain on debt securities available-for-sale, net of tax	—	—	—	—	1,325,559	—	1,325,559
Adjustment on sales and calls of debt securities, net of tax	—	—	—	—	(1,692)	—	(1,692)
Defined benefit pension plans:
Net loss arising during year, net of tax	—	—	—	—	(1,696,706)	—	(1,696,706)
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	—	21,854	—	21,854

Total other comprehensive loss							(350,985)

Total comprehensive loss							(30,978,341)

Stock based compensation expense	—	—	231,761	—	—	—	231,761
Issuance of 30,255 shares of preferred stock and 245,443 common stock warrants, net of expenses	27,872,629	—	2,382,371	—	—	—	30,255,000
Accretion of preferred stock discount	15,665	—	—	(15,665)	—	—	—
Treasury stock purchased	—	—	—	—	—	(802,445)	(802,445)
Cash dividends declared, $0.84 per share	—	—	—	(3,486,415)	—	—	(3,486,415)

Balance, December 31, 2008	$27,888,294	$4,298,353	$25,144,323	$51,598,678	$1,005,553	$(3,516,818)	$106,418,383

Net income	—	—	—	4,955,757	—	—	4,955,757
Change in unrealized gain (loss) on securities:
Unrealized loss on debt securities available-for-sale, net of tax	—	—	—	—	(277,903)	—	(277,903)
Adjustment on sales and calls of debt securities, net of tax	—	—	—	—	(369,487)	—	(369,487)
Defined benefit pension plans:
Net gain arising during the year, net of tax	—	—	—	—	511,634	—	511,634
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	—	42,427	—	42,427

Total other comprehensive loss							(93,329)

Total comprehensive income							4,862,428

Stock based compensation expense	—	—	130,459	—	—	—	130,459
Accretion of preferred stock discount	476,474	—	—	(476,474)	—	—	—
Stock dividend	—	165,460	1,695,963	(1,861,423)	—	—	—
Cash dividends declared, preferred stock				(1,369,879)			(1,369,879)
Cash dividends declared, common stock	—	—	—	(2,270,108)	—	—	(2,270,108)

Balance, December 31, 2009	$28,364,768	$4,463,813	$26,970,745	$50,576,551	$912,224	$(3,516,818)	$107,771,283

Net loss	—	—	—	(3,551,740)	—	—	(3,551,740)
Change in unrealized gain (loss) on securities:
Unrealized loss on debt securities available-for-sale, net of tax	—	—	—	—	(389,428)	—	(389,428)
Defined benefit pension plans:
Net gain arising during the year, net of tax	—	—	—	—	171,388	—	171,388
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	—	47,965	—	47,965

Total other comprehensive loss							(170,075)

Total comprehensive loss							(3,721,815)

Stock based compensation expense	—	—	87,310	—	—	—	87,310
Accretion of preferred stock discount	476,474	—	—	(476,474)	—	—	—
Stock dividend	—	172,078	1,870,490	(2,042,568)	—	—	—
Cash dividends declared, preferred stock				(1,512,750)			(1,512,750)
Cash dividends declared, common stock	—	—	—	(1,135,717)	—	—	(1,135,717)

Balance, December 31, 2010	$28,841,242	$4,635,891	$28,928,545	$41,857,302	$742,149	$(3,516,818)	$101,488,311

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Years ended December 31,
	2010	2009	2008

Cash flows from operating activities:
Net (loss) income	$(3,551,740)	$4,955,757	$(30,627,356)
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill impairment	—	—	40,323,775
Provision for loan losses	15,255,000	8,354,000	8,211,000
Depreciation expense	1,963,842	2,044,257	2,158,740
Net amortization (accretion) of debt securities, premiums, and discounts	698,420	524,639	(15,372)
Amortization of intangible assets	526,477	626,111	701,443
Stock based compensation expense	87,310	130,459	231,761
Loss on sales and dispositions of premises and equipment	59,716	137,209	49,830
Loss (gain) on sales and dispositions of other real estate owned and repossessions	2,310,734	(27,158)	464,411
Provision for other real estate owned	6,158,433	—	—
Decrease in accrued interest receivable	891,873	850,536	1,288,103
Increase in cash surrender value -life insurance	(72,055)	(77,008)	(32,370)
Increase in other assets	(124,729)	(4,419,959)	(2,007,842)
Decrease in accrued interest payable	(946,618)	(1,409,294)	(876,550)
Increase (decrease) in other liabilities	30,164	(730,764)	(1,820,022)
Loss on sales of debt securities	—	(605,716)	(2,773)
Origination of mortgage loans for sale	(104,001,793)	(150,628,000)	(54,892,543)
Proceeds from the sale of mortgage loans	106,547,681	153,601,630	55,865,638
Gain on sale of mortgage loans, net	(2,493,465)	(2,973,630)	(973,095)
Increase in net deferred tax asset	(2,298,860)	(1,016,107)	(6,493,604)
Other, net	415,823	414,193	79,181

Net cash provided by operating activities	21,456,213	9,751,155	11,632,355

Cash flows from investing activities:
Net decrease (increase) in loans	53,925,733	4,283,403	(115,310,652)
Purchase of available-for-sale debt securities	(189,081,925)	(156,459,542)	(280,670,587)
Proceeds from maturities of available-for-sale debt securities	114,899,133	115,169,758	212,071,519
Proceeds from calls of available-for-sale debt securities	46,795,100	24,237,200	42,282,640
Proceeds from sales of available-for-sale debt securities	—	12,546,609	30,920,778
Purchase of FHLB stock	(392,300)	—	(5,040,800)
Proceeds from sales of FHLB stock	1,003,900	2,121,700	1,791,600
Purchases of premises and equipment	(549,285)	(2,369,890)	(1,034,021)
Proceeds from sales of premises and equipment	34,528	632,165	51,450
Proceeds from sales of other real estate owned and repossessions	9,689,435	6,168,067	6,703,347

Net cash provided (used) in investing activities	36,324,319	6,329,470	(108,234,726)

Cash flows from financing activities:
Net increase (decrease) in demand deposits	2,731,931	9,772,439	(13,110,320)
Net increase in interest-bearing transaction accounts	24,853,535	11,657,302	13,405,039
Net (decrease) increase in time deposits	(37,245,608)	(20,403,333)	33,744,379
Net (decrease) increase in federal funds purchased and securities sold under agreements to repurchase	(6,576,981)	7,506,811	3,408,760
Proceeds from Federal Home Loan Bank advances	10,000,000	20,145,000	345,300,000
Repayment of Federal Home Loan Bank advances	(22,331,324)	(69,885,181)	(294,157,544)
Proceeds from issuance of preferred stock and warrants	—	—	30,255,000
Purchase of treasury stock	—	—	(802,445)
Cash dividends paid — preferred stock	(1,512,750)	(1,369,879)	—
Cash dividends paid — common stock	(1,385,230)	(2,665,557)	(3,486,415)

Net cash (used) provided by financing activities	(31,466,427)	(45,242,398)	114,556,454

Net increase (decrease) in cash and cash equivalents	26,314,105	(29,161,773)	17,954,083
Cash and cash equivalents, beginning of year	24,665,695	53,827,468	35,873,385

Cash and cash equivalents, end of year	$50,979,800	$24,665,695	$53,827,468

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)

	Years ended December 31,
	2010	2009	2008

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$16,699,120	$24,383,520	$32,475,450
Income taxes	$800,000	$1,487,000	$2,240,000
Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	$23,676,706	$6,982,125	$12,658,929

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
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

The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles and conform to predominant practices within the banking industry. The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions, including the determination of the allowance for loan losses, values of real estate acquired in connection with foreclosure or in satisfaction of loans, and fair values of investment securities available-for-sale that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s management has evaluated and did not identify any subsequent events or transactions requiring recognition or disclosure in the consolidated financial statements.

On July 1, 2010, the Company paid a special stock dividend of four percent to common shareholders of record at the close of business on May 19, 2010. For all periods presented, share information, including basic and diluted earnings (loss) per share, have been adjusted retroactively to reflect this change

In June 2009, the Financial Accounting Standards Board (FASB) issued authoritative guidance on — The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles. The FASB Accounting Standards CodificationTM, or Codification, became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the United States Securities and Exchange Commission, or SEC, under authority of federal securities laws, are also sources of authoritative GAAP for SEC registrants. The Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative. This is effective for financial statements issued for periods ending after September 15, 2009. The disclosures required by this new guidance are reported in the notes to the Company’s consolidated financial statements.

The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:
Principles of Consolidation

In December of 2008 and March of 2010, the Company formed Hawthorn Real Estate, LLC, and Real Estate Holdings of Missouri, LLC, respectively, (the Real Estate Companies); both are wholly owned subsidiaries of the Company. The consolidated financial statements include the accounts of the Company, Hawthorn Bank (the Bank), and the Real Estate Companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

Loans

Loans which the Company has the intent and ability to hold for the foreseeable future or maturity are held for investment are stated at unpaid principal balance amount less unearned income and the allowance for loan losses. Income on loans is accrued on a simple-interest basis. Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.

Non-Accrual Loans

Loans are placed on nonaccrual status when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
Subsequent interest payments received on such loans are applied to principal if doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

Restructured Loans

A modified or restructured loan is accounted for as a troubled debt restructuring (TDR) for any loans in which concessions are made to the borrower for economic or legal reasons that the Company would not otherwise consider and the borrower is experiencing financial difficulty. Once a loan has been classified as a TDR it remains a TDR for the life of the loan. The Company includes all accruing and non-accruing TDR’s in the impaired and non-performing asset totals. TDR’s are measured for impairment loss primarily by discounting the total expected future cash flows.

Impaired Loans

A loan is considered impaired when it is probable the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. Included in impaired loans are all non-accrual loans and loans whose terms have been modified in a troubled debt restructuring. Impaired loans are individually evaluated for impairment based on fair values of the underlying collateral, obtained through independent appraisals or internal valuations for a collateral dependent loan, or by discounting the total expected future cash flows.

Loans Held for Sale

The Bank originates certain loans which are sold in the secondary mortgage market. These long-term, fixed-rate loans are sold on a note-by-note basis. Immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan servicing retained without recourse, thereby eliminating the Company’s exposure to interest rate fluctuations. At December 31, 2010 and 2009, $62,000 and $114,000 mortgage loans were held for sale, respectively.

Mortgage loan servicing fees earned on loans sold are reported as income when the related loan payments are collected net of amortization from mortgage servicing rights. Operational costs to service such loans are charged to expense as incurred.

Allowance/ Provision for Loan Losses

The allowance for loan losses is available to absorb probable incurred loan losses regardless of the category of loan to be charged off. The allowance for loan losses consists of asset-specific reserves, and reserves based on expected loss estimates.

The asset-specific component applies to loans evaluated individually for impairment and is based on management’s best estimate of proceeds from liquidating collateral. The actual timing and amount of repayments and the ultimate realizable value of the collateral may differ from management’s estimate. The expected loss component is determined by applying percentages to pools of loans by asset type. These percentages are determined by using historical loss percentages. These expected loss estimates are sensitive to changes in delinquency status, realizable value of collateral, and other risk factors.

The unallocated portion of the allowance is based on management’s evaluation of conditions that are not directly reflected in the determination of the asset-specific component and the expected loss component discussed above. The evaluation of incurred loss with respect to these qualitative conditions is subject to a higher degree of uncertainty because they may not be identified with specific problem credits or portfolio segments. Conditions evaluated in connection with the unallocated portion of the allowance include general economic and business conditions affecting the Company’s key lending areas, credit quality trends (including trends in substandard loans

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
expected to result from existing conditions), collateral values, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of the internal loan review department.

Management has established procedures that result in specific allowance allocations for any estimated incurred loss. For loans not considered impaired, a general allowance allocation is computed using factors developed over time based on actual loss experience. The specific and general allocations represent management’s best estimate of probable losses contained in the loan portfolio at the evaluation date. Although the allowance for loan losses is comprised of specific and general allocations, the entire allowance is available to absorb any credit losses. The specific reserve component of the Company’s allowance for loan losses at December 31, 2010 was measured by fair values of the underlying collateral through independent appraisals, internal evaluations, or by discounting the total expected future cash flows. The general reserve component of the Company’s allowance for loan losses at December 31, 2010 was determined by calculating historical loss percentages for various loan categories over the previous nine quarters. Management determined that the previous ten quarters were reflective of the loss characteristics of the Company’s loan portfolio during the recent two year economic downturn. These historical loss percentages were then applied to the various categories of loans to determine an expected loss requirement for the current portfolio. Prior to 2010, the historical loss percentage for non-impaired loans was based on a blend between industry standards and the Company’s five year loss experience.

The underlying assumptions, estimates and assessments used by management to determine these components are continually evaluated and updated to reflect management’s current view of overall economic conditions and relevant factors impacting credit quality and inherent losses. Changes in such estimates could significantly impact the allowance and provision for credit losses. The Company could experience credit losses that are different from the current estimates made by management.

Loans, or portions of loans, are charged off to the extent deemed uncollectible. Loan charge-offs reduce the allowance for loan losses, and recoveries of loans previously charged off are added back to the allowance. Once the fair value for a collateral dependent loan has been determined, any impaired amount is typically charged off unless the loan has other income streams to support repayment. For impaired loans which have other income streams to support repayment, a specific reserve is established for the amount determined to be impaired.

Investment in Debt and Equity Securities

At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the positive intent and ability to hold until maturity. All debt securities not classified as held-to-maturity are classified as available-for-sale. The Company’s securities are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, net of taxes, a component of stockholders’ equity. Securities are periodically evaluated for other-than-temporary impairment in accordance with guidance provided in the FASB ASC Topic 320, Investments —Debt and Equity Securities. For those securities with other-than-temporary impairment, the entire loss in fair value is required to be recognized in current earnings if the Company intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
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
Goodwill and Intangible Assets
Goodwill and intangible assets that have indefinite useful lives are not amortized, but tested annually for impairment. Intangible assets that have finite useful lives, such as core deposit intangibles and mortgage servicing rights, are amortized over their estimated useful lives. Core deposit intangibles are amortized over periods of 7 to 8 years representing their estimated lives using straight line and accelerated methods. Mortgage servicing rights are amortized using straight line over the shorter of 7 years or the life of the loan.
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
Other Real Estate Owned and Repossessed Assets
Other real estate owned and repossessed assets consist of loan collateral which has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are initially recorded as held for sale at the lower of the loan balance or fair value of the collateral less estimated selling costs. Any adjustment is recorded as a charge-off against the allowance for loan losses. The Company relies on external appraisals and assessment of property values by internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. The write-downs are recorded as other real estate expense. The Company establishes a valuation allowance related to other real estate owned on an asset-by-asset basis. The valuation allowance is created during the holding period when the fair value less cost to sell is lower than the “cost” of a parcel of other real estate.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
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
The Company follows authoritative guidance included in the FASB ASC Topic 715, Compensation —Retirement Plans under the subtopic Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. ASC Topic 715 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its consolidated balance sheet and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. This guidance also requires an employer to measure the funded status of a plan as of the date of its fiscal year-end, with limited exceptions. Additional disclosures are required to provide users with an understanding of how investment allocation decisions are made, major categories of plan assets, and fair value measurement of plan assets as defined in ASC Topic 820, Fair Value Measurements and Disclosures.
Income Taxes
Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in addressing the Company’s future tax consequences of events that have been recognized in the consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forwards and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, the Company would adjust the recorded value of our deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, the Company would reverse the valuation allowance when the realization of the deferred tax asset is expected. In addition, the Company is subject to the continuous examination of our tax returns by the Internal Revenue Service and other taxing authorities. The Company accrues for penalties and interest related to income taxes in income tax expense. Total interest expense recognized for the year ended 2010 and 2009 was $24,000 and $53,000, respectively. As of December 31, 2010 and 2009, total accrued interest was $31,000 and $94,000, respectively.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
Stock-Based Compensation
The Company’s stock-based employee compensation plan is described in Note 10, Stock Compensation. In accordance with FASB ASC Topic 718, Compensation — Stock Compensation, the Company measures the cost of the stock-based compensation based on the grant-date fair value of the award, recognizing the cost over the requisite service period. The fair value of an award is estimated using the Black-Scholes option-pricing model. The expense recognized is based on an estimation of the number of awards for which the requisite service is expected to be rendered, and is included in salaries and employee benefits in the accompanying consolidated statements of operations. The standard also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows.
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
Impact of New Accounting Standards
In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06 which amends ASC Topic 820, Fair Value Measurements and Disclosures. This update will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. This is effective for financial statements issued for interim and annual periods ending after December 15, 2009. The disclosures required by this update are reported in the notes to the Company’s consolidated financial statements.
In February 2010, the FASB issued ASU No. 2010-10 which amends ASC Topic 810, Consolidation. The objective of this update is to defer the effective date of the amendments to the consolidation requirements made by FASB Statement 167 to a reporting entity’s interest in certain types of entities and clarify other aspects of the Statement 167 amendments. As a result of the deferral, a reporting entity will not be required to apply the Statement 167 amendments to the Subtopic 810-10 consolidation requirements to its interest in an entity that meets the criteria to qualify for deferral. However, the amendments in this Update do not defer the disclosure requirements in the Statement 167 amendments to Topic 810. This is effective for financial statements issued for the first annual period beginning after November 15, 2009, and for interim periods with the first annual reporting period. The disclosures required by this new update did not have a material effect in the notes to the Company’s consolidated financial statements.
In July 2010, the FASB issued ASU No. 2010-20 — Receivables (ASC Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This ASU requires expanded credit risk disclosures intended to provide investors with greater transparency regarding the allowance for credit losses and the credit quality of financing receivables. Under this ASU, companies are required to provide more information about the credit quality of their financing receivables in the disclosures to financial statements, such as aging information, credit quality indicators, changes in the allowance for credit losses, and the nature and extent of troubled debt restructurings and their effect on the allowance for credit losses. Both new and existing disclosures

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
must be disaggregated by portfolio segment or class based on the level of disaggregation that management uses when assessing its allowance for credit losses and managing its credit exposure. The disclosures as of the end of a reporting period are effective for annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period will be effective for interim and annual reporting periods beginning on or after December 15, 2010. The disclosures required by this update are reported in the notes to the Company’s consolidated financial statements.
In May 2009, the FASB issued SFAS No. 165, Subsequent Events, which was incorporated into ASC Topic 855 Subsequent Events (ASC 855). ASC 855 provides guidance on management’s assessment of subsequent events. The statement is not expected to significantly change practice because its guidance is similar to that in American Institute of Certified Public Accountants Professional Standards U.S. Auditing Standards Section 560, Subsequent Events, with some modifications. This statement became effective for the Company on June 15, 2009. The adoption of this statement did not have a material effect on the financial statements. In February 2010, the FASB issued ASU No. 2010-09 Subsequent Events — Amendments to Certain Recognition and Disclosure Requirements, which removed the requirements in ASC 855 for an SEC filer to disclose the date through which subsequent events have been evaluated for both issued and revised consolidated financial statements. This update became effective upon issuance for the Company and the adoption of this update did not have a material effect on the consolidated financial statements.
In June 2009, the FASB issued authoritative guidance on accounting for transfers of financial assets, which was subsequently incorporated into ASC Topic 860, Transfers and Servicing. The new guidance amends ASC Topic 860 and requires more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. The guidance eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. This became effective for the first annual period beginning after November 15, 2009, and for interim periods within the first annual reporting period, and must be applied to transfers occurring on or after the effective date. The Company follows the requirements of the new guidance, which did not significantly impact the consolidated financial statements or the disclosures presented in the consolidated financial statements.
(2)	Loans and Allowance for Loan Losses
A summary of loans, by major class within the Company’s loan portfolio, at December 31, 2010 and 2009 are as follows:

	2010	2009

Commercial, financial, and agricultural	$131,382,467	$151,399,300
Real estate construction – residential	31,834,174	38,840,664
Real estate construction – commercial	56,052,910	77,936,569
Real estate mortgage – residential	207,834,488	232,332,124
Real estate mortgage – commercial	439,068,622	453,975,271
Installment and other consumer	32,132,336	36,966,018
Unamortized loan origination fees and costs, net	167,466	164,061

Total loans	$898,472,463	$991,614,007

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
Following is a summary of activity in 2010 of loans made by the Bank to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features.

Balance at December 31, 2009	$2,333,285
New loans	1,048,378
Amounts collected	(771,663)

Balance at December 31, 2010	$2,610,000

Allowance for loan losses
The following is a summary of the allowance for loan losses for 2010, 2009 and 2008 is as follows:

	Years Ended December 31,
	2010	2009	2008

Balance, beginning of year	$14,796,549	12,666,546	9,281,848

Additions:
Provision for loan losses	15,255,000	8,354,000	8,211,000

Deductions:
Loans charged off	16,189,501	6,800,942	5,439,827
Less recoveries on loans	(702,819)	(576,945)	(613,525)

Net loans charged off	15,486,682	6,223,997	4,826,302

Balance, end of year	$14,564,867	14,796,549	12,666,546

The following table provides the balance in the allowance for loan losses at December 31, 2010, and the related loan balance by impairment methodology. Loans evaluated under ASC 310-10-35 include loans on non-accrual status, which are individually evaluated for impairment, troubled debt restructurings, and other impaired loans deemed to have similar risk characteristics. All other loans are collectively evaluated for impairment under ASC 450-20. Although the allowance for loan losses is comprised of specific and general allocations, the entire allowance is available to absorb credit losses.

		Real Estate	Real Estate	Installment and
At December 31, 2010	Commercial	Construction	Mortgage	other Consumer	Unallocated	Total

Allowance for loan losses:
Individually evaluated for impairment	1,737,159	1,753,553	2,885,034	—	—	6,375,746
Collectively evaluated for impairment	1,193,566	1,652,352	4,495,133	231,359	616,711	8,189,121

Total	2,930,725	3,405,905	7,380,167	231,359	616,711	14,564,867

Loans outstanding:
Individually evaluated for impairment	3,659,857	15,368,803	37,116,025	—	—	56,144,685
Collectively evaluated for impairment	127,722,610	72,518,281	609,787,085	32,299,802	—	842,327,778

Total	131,382,467	87,887,084	646,903,110	32,299,802	—	898,472,463

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
Impaired loans
Impaired loans totaled $56,270,543 and $73,866,745 at December 31, 2010 and 2009 respectively, and are comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings. Prior to 2010, other impaired loans continuing to accrue interest consisted of certain loans classified as substandard. Restructured loans have been extended to borrowers who are experiencing financial difficulty and who have been granted a concession.
The categories of impaired loans at December 31, 2010 and 2009 are as follows:

	2010	2009

Non-accrual loans	$50,586,887	$34,153,731
Other impaired loans continuing to accrue interest	—	31,522,027
Troubled debt restructurings continuing to accrue interest	5,683,656	8,190,987

Total impaired loans	$56,270,543	$73,866,745

At December 31, 2010, loans classified as troubled debt restructurings (TDR) totaled $22,080,000, of which $16,397,000 was on non-accrual status and $5,683,000 was on accrual status. At December 31, 2009, loans classified as TDR totaled $11,233,000, of which $3,042,000 was on non-accrual status and $8,191,000 was on accrual status.. Reserves allocated to troubled debt restructurings were $1,359,079 and $983,111 at December 31, 2010 and 2009.
Interest income recognized on loans in non-accrual status and contractual interest that would be recorded had the loans performed in accordance with their original contractual terms is as follows:

	2010	2009	2008

Contractual interest due on non-accrual loans	$2,529,289	$1,568,271	$1,521,701
Interest income recognized on loans in non-accrual status	22,356	158,124	239,320

Net reduction in interest income	$2,551,645	$1,726,395	$1,761,021

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
The specific reserve component of the Company’s allowance for loan losses at December 31, 2010 and 2009 was determined by using fair values of the underlying collateral obtained through independent appraisals and internal evaluations, or by discounting the total expected future cash flows. The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken resulting from current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $662,348, $436,787, and $116,521, for the years ended December 31, 2010, 2009, and 2008, respectively. Average impaired loans as calculated on a monthly basis during the period were $63,751,587 and $39,049,298 at December 31, 2010, and 2009 respectively.
The following table provides additional information about impaired loans at December 31, 2010 and 2009, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided:

	At December 31, 2010
		Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance

With no related allowance recorded:
Commercial, financial and Agricultural	$441,861	629,296	$—
Real estate — construction residential	1,769,622	2,355,936	—
Real estate — construction commercial	8,297,388	9,393,368	—
Real estate — residential	2,463,735	2,950,560	—
Real estate — commercial	12,939,973	14,869,833	—
Consumer	125,858	132,688	—

Total	$26,038,437	$30,331,681	$—

With an allowance recorded:
Commercial, financial and Agricultural	3,217,995	3,260,009	1,737,159
Real estate — construction residential	1,816,276	1,848,593	1,552,406
Real estate — construction commercial	3,485,517	4,740,517	201,147
Real estate — residential	5,576,292	5,669,041	1,117,141
Real estate — commercial	16,136,025	16,215,862	1,767,893

Total	$30,232,106	$31,734,022	$6,375,746

Total impaired loans	$56,270,543	$62,065,703	$6,375,746

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008

	At December 31, 2009
		Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance

With no related allowance recorded:
Commercial, financial and Agricultural	$300,964	$319,624	$—
Real estate — construction residential	1,034,816	1,044,975	—
Real estate — construction commercial	20,601,132	20,503,178	—
Real estate — residential	6,400,676	6,644,249	—
Real estate — commercial	18,950,865	18,966,554	—
Consumer	283,732	283,731	—

Total	$47,572,185	$47,762,311	$—

With an allowance recorded:
Commercial, financial and Agricultural	$2,651,009	$2,449,627	$1,403,798
Real estate — construction residential	1,733,491	2,299,565	309,000
Real estate — residential	9,268,616	9,445,808	1,745,553
Real estate — commercial	12,641,444	12,778,796	2,956,378

Total	$26,294,560	$26,973,796	$6,414,729

Total impaired loans	$73,866,745	$74,736,107	$6,414,729

Age Analysis of Past Due and Non-Accrual Loans

	Current or		90 Days
	Less Than		Past Due
	30 Days	30 - 89 Days	And Still
	Past Due	Past Due	Accruing	Non-Accrual	Total

Commercial, Financial, and Agricultural	127,315,586	534,865	$—	$3,532,016	$131,382,467
Real Estate Construction — Residential	28,200,876	47,400	—	3,585,898	31,834,174
Real Estate Construction — Commercial	45,511,088	474,934	—	10,066,888	56,052,910
Real Estate Mortgage — Residential	199,386,784	2,775,654	—	5,672,050	207,834,488
Real Estate Mortgage — Commercial	409,906,845	1,557,599	—	27,604,178	439,068,622
Installment and Other Consumer	31,784,217	356,812	32,916	125,857	32,299,802

Total at December 31, 2010	$842,105,396	$5,747,264	$32,916	$50,586,887	$898,472,463

It is the Company’s policy to discontinue the accrual of interest income on loans when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that the collection of interest is doubtful, or upon which principal or interest has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectibles of such principal; otherwise, such receipts are recorded as interest income on a cash basis.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
The following table provides information about the credit quality of the loan portfolio using the Company’s internal rating system reflecting management’s risk assessment. Recent reviews by the Company’s credit officer identified areas of concern that resulted in heightened attention being given to reducing concentrations of credit and, in particular, to strengthening credit quality and administration. Loans are placed on watch status when (1) one or more weaknesses which could jeopardize timely liquidation exits; or (2) the margin or liquidity of an asset is sufficiently tenuous that adverse trends could result in a collection problem. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified may have a well defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the company may sustain some loss if the deficiencies are not corrected. Loans are placed on non-accrual status when (1) deterioration in the financial condition of the borrower exists for which payment of full principal and interest is not expected, or (2) upon which principal or interest has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection.

		Real Estate	Real Estate	Installment and
At December 31, 2010	Commercial	Construction	Mortgage	other Consumer	Total

Watch	21,981,367	16,919,978	44,234,865	564,489	83,700,699
Substandard	2,840,703	5,000,571	17,058,382	441,514	25,341,170
Non-accrual	3,532,016	13,652,786	33,276,228	125,857	50,586,887

Total	28,354,086	35,573,335	94,569,475	1,131,860	159,628,756

(3)	Investment Securities
A summary of investment securities by major category, at fair value, consisted of the following at December 31, 2010 and 2009.

	2010	2009

U.S. treasury	$1,027,891	$—
Government sponsored enterprises	53,341,551	44,380,798
Asset-backed securities	90,176,241	69,434,650
Obligations of states and political subdivisions	34,431,867	39,111,237

Total available for sale securities	$178,977,550	$152,926,685

All of our Company’s investment securities are classified as available for sale, as discussed in more detail below. Asset backed securities include agency mortgage-backed securities, which are guaranteed by government sponsored agencies such as the FHLMC, FNMA and GNMA. Our Company does not invest in subprime originated mortgage-backed or collateralized debt obligation instruments.
Investment securities which are classified as restricted equity securities primarily consist of Federal Home Loan Bank Stock and our Company’s interest in statutory trusts. These securities are reported at cost in other assets in the amount of $6,141,950 and $6,753,550, as of December 31, 2010 and 2009 respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2010 and 2009 are as follows:

		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gains	losses	Fair value

December 31, 2010

U.S Treasury	$999,823	$28,068	$—	$1,027,891
Government sponsored enterprises	53,516,545	327,051	502,045	53,341,551
Asset-backed securities	88,634,760	1,905,377	363,896	90,176,241
Obligations of states and political subdivisions	34,146,782	555,240	270,155	34,431,867

Total available for sale securities	$177,297,910	$2,815,736	$1,136,096	$178,977,550

Weighted average yield at end of period	3.37%

		Gross	Gross
	Amortized	unrealized	unrealized
	cost	gains	losses	Fair value

December 31, 2009

Government sponsored enterprises	$44,059,540	$371,258	$50,000	$44,380,798
Asset-backed securities	68,092,852	1,585,774	243,976	69,434,650
Obligations of states and political subdivisions	38,456,246	708,196	53,205	39,111,237

Total available for sale securities	$150,608,638	$2,665,228	$347,181	$152,926,685

Weighted average yield at end of period	4.11%

The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2010, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized	Fair
	cost	value

Due in one year or less	$3,522,221	$3,554,697
Due after one year through five years	64,234,241	64,364,269
Due after five years through ten years	16,207,546	16,234,320
Due after ten years	4,699,142	4,648,023

	88,663,150	88,801,309
Asset-backed securities	88,634,760	90,176,241

Total	$177,297,910	$178,977,550

Debt securities with carrying values aggregating approximately $148,099,000 and $132,322,000 at December 31, 2010 and 2009, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008

	2010	2009	2008

Proceeds from sales	$—	$12,546,609	$30,920,778

Gains	—	605,716	2,733
Losses	—	—	—

Net gains (losses)	$—	$605,716	$2,733

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009, were as follows:

	Less than 12 months		12 months or more			Total
					Number of
	Fair	Unrealized	Fair	Unrealized	Investment	Fair	Unrealized
At December 31, 2010	Value	Losses	Value	Losses	Positions	Value	Losses

Government sponsored enterprises	$20,504,526	$(502,045)	$—	$—	19	$20,504,526	(502,045)
Asset-backed securities	21,177,793	(363,896)	—	—	20	21,177,793	$(363,896)
Obligations of states and political subdivisions	8,038,946	(270,155)	—	—	29	8,038,946	(270,155)

	$49,721,265	$(1,136,096)	$—	$—	68	$49,721,265	$(1,136,096)

	Less than 12 months		12 months or more			Total
					Number of
	Fair	Unrealized	Fair	Unrealized	Investment	Fair	Unrealized
At December 31, 2009	Value	Losses	Value	Losses	Positions	Value	Losses

Government sponsored enterprises	$5,943,819	$(50,000)	$—	$—	6	$5,943,819	(50,000)
Asset-backed securities	14,600,160	(243,904)	20,551	(72)	15	14,620,711	$(243,976)
Obligations of states and political subdivisions	3,576,780	(53,205)	—	—	14	3,576,780	(53,205)

	$24,120,759	$(347,109)	$20,551	$(72)	35	$24,141,310	$(347,181)

Our Company’s available for sale portfolio consisted of approximately 333 securities at December 31, 2010. None of these securities had been in the loss position for 12 months or longer. The $1,136,000 unrealized loss included in other comprehensive income at December 31, 2010 was caused by interest rate increases. Because the decline in fair value is attributable to changes in interest rates and not credit quality these investments were not considered other-than-temporarily impaired.
Our Company’s available for sale portfolio consisted of approximately 305 securities at December 31, 2009. One of these securities had been in the loss position for 12 months or longer. The $72 unrealized loss included in other comprehensive income at December 31, 2009 on this asset-backed security was caused by interest rate increases. Because the decline in fair value is attributable to changes in interest rates and not credit quality this investment was not considered other-than-temporarily impaired.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
(4) Premises and Equipment
     A summary of premises and equipment at December 31, 2010 and 2009 is as follows:

	2010	2009

Land and land improvements	$10,324,154	$9,837,854
Buildings and improvements	32,209,975	31,220,427
Furniture and equipment	10,992,544	10,734,460
Construction in progress	207,880	1,882,773

Total	53,734,553	53,675,514
Less accumulated depreciation	16,754,050	15,052,221

Net premises and equipment	$36,980,503	$38,623,293

     Depreciation expense for the past three years is as follows:

	For the Years Ended December 31,
	2010	2009	2008

Depreciation expense	$1,963,842	$2,044,257	$2,158,740

(5) Real Estate Acquired in Settlement of Loans

	2010	2009

Commercial	$67,421	$146,250
Real estate mortgage — construction	13,229,199	5,059,924
Real estate mortgage	6,254,221	3,245,852

Total	19,550,841	8,452,026
Less valuation allowance for other real estate owned	(6,158,433)	—

Total	$13,392,408	$8,452,026

Activity in the valuation allowance for other real estate owned in settlement of loans for the years ended December 31, 2010, 2009, and 2008 is summarized as follows:

	2010	2009	2008

Balance, beginning of year	$—	$—	$—
Provision for other real estate owned	6,158,433	—	—
Charge-offs	—	—	—

Balance, end of year	$6,158,433	$—	$—

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
(6) Goodwill and Other Intangible Assets
The Company’s goodwill is tested annually for potential impairment. As a result of the 2008 annual review, the Company determined that the goodwill was fully impaired as of December 31, 2008, and recorded an impairment charge of $40,323,775, in the fourth quarter of 2008.
A summary of other intangible assets at and for the years ended December 31, 2010 and 2009 is as follows:

	For the Years Ended December 31,
	2010			2009
	Gross			Gross
	Carrying	Accumulated	Net	Carrying	Accumulated	Net
	Amount	Amortization	Amount	Amount	Amortization	Amount

Amortizable intangible assets:
Core deposit intangible	$7,060,224	$(6,082,715)	$977,509	$7,060,224	$(5,556,238)	$1,503,986
Mortgage servicing rights	3,067,368	(711,378)	2,355,990	2,945,019	(924,055)	2,020,964

Total intangible assets	$10,127,592	$(6,794,093)	$3,333,499	$10,005,243	$(6,480,293)	$3,524,950

Changes in the net carrying amount of other intangible assets for the years ended December 31, 2010 and 2009 are shown in the following table:

	Core Deposit	Mortgage
	Intangible	Servicing
	Asset	Rights

Balance at December 31, 2008	$2,130,097	$1,171,225
Additions	—	1,765,832
Amortization	(626,111)	(916,093)

Balance at December 31, 2009	1,503,986	2,020,964
Additions	—	1,168,701
Amortization	(526,477)	(833,675)

Balance at December 31, 2010	$977,509	$2,355,990

Mortgage servicing rights (MSRs) are amortized over the shorter of 7 years or the life of the loan. They are periodically reviewed for impairment and if impairment is indicated, recorded at fair value. At December 31, 2010 and 2009, no temporary impairment was recognized. The fair value of MSRs is based on the present value of expected cash flows, as further discussed in Fair Value of Financial Instruments. Mortgage loans serviced for others totaled approximately $298,325,000 and $269,475,000 at December 31, 2010 and 2009, respectively. Included in other noninterest income were real estate servicing fees for the years ended December 31, 2010, 2009 and 2008 of $927,000, $888,290, and $776,000, respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
The Company’s amortization expense on intangible assets in any given period may be different from the estimated amounts depending upon the acquisition of intangible assets, changes in mortgage interest rates, prepayment rates and other market conditions. The following table shows the estimated future amortization expense based on existing asset balances and the interest rate environment as of December 31, 2010 for the next five years:

	Core Deposit	Mortgage
	Intangible	Servicing
	Asset	Rights

2011	$434,763	$551,000
2012	408,062	448,000
2013	134,684	365,000
2014	—	297,000
2015	—	241,000

The aggregate amortization expense of intangible assets subject to amortization for the past three years is as follows:

	For the Years Ended December 31,
Aggregate amortization expense	2010	2009	2008

Core deposit intangible asset	$526,477	$626,111	$701,443
Mortgage servicing rights	833,675	916,093	641,040

(7) Deposits
The scheduled maturities of total time deposits are as follows:

	2010	2009

Due within:
One year	$304,221,827	$342,749,968
Two years	58,226,647	74,118,865
Three years	54,968,145	20,481,957
Four years	5,196,284	27,461,147
Five years	7,162,643	2,123,433
Thereafter	—	85,784

	$429,775,546	$467,021,154

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
At December 31, 2010 and 2009, our Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

	2010	2009

Due within:
Three months or less	$19,997,962	$35,336,996
Over three months through six months	35,685,505	30,808,596
Over six months through twelve months	37,901,059	44,787,905
Over twelve months	30,982,234	26,926,938

	$124,566,760	$137,860,435

The Federal Reserve Bank required the Bank to maintain cash or balances of $23,564,000 and $22,096,000 at December 31, 2010 and 2009, respectively, to satisfy reserve requirements.
Average compensating balances held at correspondent banks were $667,000 and $760,000 at December 31, 2010 and 2009, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.
(8) Borrowings
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase (repurchase agreements)
Information relating to federal funds purchased and repurchase agreements is as follows:

	Year End	Average	Average	Maximum
	Weighted	Weighted	Balance	Outstanding at	Balance at
	Rate	Rate	Outstanding	any Month End	December 31,

2010
Federal funds purchased	—%	1.0%	$425,805	$—	$—
Short-term repurchase agreements	0.2	0.2	32,297,375	38,239,420	30,068,453

Total					30,068,453

2009
Federal funds purchased	0.9%	0.9%	$1,507,904	$7,175,000	$4,980,000
Short-term repurchase agreements	0.2	0.2	32,414,635	32,489,362	31,665,434

Total					36,645,434

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Company’s investment portfolio.
Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $35,300,000 on an unsecured basis and $8,500,000 on a secured basis at December 31, 2010.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
Other Borrowings
Other borrowings of the Company consisted of the following at December 31, 2010:

			2010		2009
				Year End		Year End
		Maturity	Year End	Weighted	Year End	Weighted
	Borrower	Date	Balance	Rate	Balance	Rate

FHLB advances	Subsidiary bank	2010	—	na	22,331,324	4.6%
		2011	$38,575,989	3.6%	$38,575,989	3.6%
		2012	8,283,528	1.6%	8,283,528	1.6%
		2013	10,126,461	1.6%	126,461	4.1%
		2014	—	na	—	na
		2015	—	na	—	na
		2016-18	10,000,000	2.5%	10,000,000	2.5%

Total			66,985,978		79,317,302

Subordinated notes	The Company	2034	25,774,000	3.0%	25,774,000	3.0%
		2035	23,712,000	2.1%	23,712,000	6.3%

Total			$49,486,000		$49,486,000

The Bank subsidiary of the Company is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank of Des Moines stock, as well as mortgage loans equal to 125% to 175% (based on collateral type) of the outstanding advance balance, to secure amounts borrowed by the Bank. The outstanding balance of $66,986,000 includes $10,000,000 which the FHLB may call for early payment within the next two years. The FHLB has also issued letters of credit totaling $96,000 at December 31, 2010. Based upon the collateral pledged to the Federal Home Loan Bank of Des Moines at December 31, 2010, the Bank could borrow up to an additional $204,220,000 under the agreement.
On March 17, 2005, Exchange Statutory Trust II, a business trust issued $23,000,000 of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to a three-month LIBOR rate plus 1.83% and reprices quarterly (2.13% at December 31, 2010). The TPS can be prepaid without penalty at any time after five years from the issuance date.
The TPS represent preferred interests in the trust. The Company invested approximately $712,000 in common interests in the trust and the purchaser in the private placement purchased $23,000,000 in preferred interests. The proceeds were used by the trust to purchase from the Company its 30-year deeply subordinated debentures whose terms mirror those stated above for the TPS. The debentures are guaranteed by the Company pursuant to a subordinated guarantee. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The trustee for the TPS holders is U.S. Bank, N.A.. The trustee does not have the power to take enforcement action in the event of a default under the TPS for five years from the date of default. In the event of default, however, the Company would be precluded from paying dividends until the default is cured.
On March 17, 2004, Exchange Statutory Trust I, a Delaware business trust and subsidiary of the Company issued $25,000,000 of floating TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (3.00% at December 31, 2010). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
The Exchange Statutory Trusts are not consolidated in the Company’s financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2010 and 2009 was $49,486,000. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1,486,000, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.
(9) Income Taxes
The composition of income (benefit) tax expense for 2010, 2009, and 2008 is as follows:

	2010	2009	2008

Current:
Federal	$(836,846)	$2,131,373	$1,236,327
State	79,556	354,072	—

Total current	(757,290)	2,485,445	1,236,327

Deferred:
Federal	(2,090,598)	(564,779)	(6,625,134)
State	(238,925)	(64,546)	(757,158)

Total deferred	(2,329,523)	(629,325)	(7,382,292)

Total income tax (benefit) expense	$(3,086,813)	$1,856,120	$(6,145,965)

Applicable income tax (benefit) expense for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

	2010		2009		2008
	Amount	%	Amount	%	Amount	%
Income (loss) before provision for income tax (benefit) expense	$(6,638,553)		$6,811,877		$(36,773,321)

Tax at statutory Federal income tax rate	$(2,257,108)	34.00%	$2,316,038	34.00%	$(12,502,929)	34.00%
Goodwill impairment	—	—	—	—	7,112,827	(19.34)
Tax-exempt income	(445,020)	6.70	(508,002)	(7.46)	(570,506)	1.55
State income tax, net of Federal tax benefit	(105,184)	1.58	191,087	2.81	—	—
Other, net	(279,501)	4.22	(143,003)	(2.10)	(185,357)	0.50

Provision for income tax (benefit) expense	$(3,086,813)	46.50%	$1,856,120	27.25%	$(6,145,965)	16.71%

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
The components of deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 are as follows:

	2010	2009

Deferred tax assets:
Allowance for loan losses	$5,680,298	$5,770,654
Nonaccrual loan interest	1,208,665	710,918
Core deposit intangible	873,017	804,457
Goodwill	3,263,670	3,621,401
Impairment of other real estate owned	2,547,425	—
Deferred compensation	46,878	68,543
Other	687,834	795,133

Total deferred tax assets	14,307,787	11,771,106

Deferred tax liabilities:
Premises and equipment	999,943	756,632
Mortgage servicing rights	789,759	585,215
FHLB stock dividend	102,921	102,921
Available-for-sale securities	655,060	904,038
Pension	118,265	208,839
Other	6,345	16,230

Total deferred tax liabilities	2,672,293	2,573,875

Net deferred tax asset	$11,635,494	$9,197,231

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2010 and, therefore, has not established a valuation reserve.
At December 31, 2010, the accumulation of prior years’ earnings representing tax bad debt deductions of the Bank was $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, the Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.
The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. At December 31, 2010, the Company had $221,000 of gross unrecognized tax benefits that if recognized would affect the effective tax rate. The Company believes that during 2011 it is reasonably possible that there would be a reduction of $221,000 in gross unrecognized tax benefits as a result of the lapse of statute of limitations for the 2007 tax year.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
At December 31, 2010, total interest was approximately $32,000. A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

	2010	2009	2008

Unrecognized tax benefits as of January 1,	$562,076	$748,942	$956,577
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during prior years	—	—	—
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during year	—	—	—
The amount of decreases in unrecognized tax benefits relating to settlements with taxing authorities	—	—	—
Reductions to unrecognized benefits as a result of a lapse of the applicable statute of limitations	(221,725)	(186,866)	(207,635)

Unrecognized tax benefits as of December 31,	$340,351	$562,076	$748,942

(10) Employee Benefit Plans
Employee benefits charged to operating expenses are summarized in the table below.

	2010	2009	2008

Payroll taxes	$1,105,599	$1,096,793	$1,119,073
Medical plans	1,544,670	1,494,166	1,466,232
401k match	318,518	306,042	294,098
Pension plan	864,871	890,692	854,407
Profit-sharing	2	282,904	205,515
Other	161,210	133,803	211,501

Total employee benefits	$3,994,870	$4,204,400	$4,150,826

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
An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made a $554,000 contribution to the defined benefit plan in 2010, and the minimum required contribution for 2011 is estimated to be $997,000. The Company has not determined whether it will make any contributions other than the minimum required funding contribution for 2011.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
     Obligations and Funded Status at December 31

	2010	2009

Change in projected benefit obligation:
Balance, January 1	$9,400,952	$8,420,847
Service cost	844,178	850,940
Interest cost	556,047	509,482
Actuarial loss (gain)	59,386	(151,710)
Benefits paid	(205,383)	(228,607)

Balance, December 31	10,655,180	9,400,952

Change in plan assets:

Fair value, January 1	7,993,695	5,995,985
Actual gain (loss) return on plan assets	954,332	1,226,317
Employer contribution	554,000	1,000,000
Benefits paid	(205,382)	(228,607)

Fair value, December 31	9,296,645	7,993,695

Funded status at end of year	$(1,358,535)	$(1,407,257)

Accumulated benefit obligation	$8,172,291	$6,918,597

Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income
The following items are components of net pension cost for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Service cost—benefits earned during the year	$844,178	$850,940	$820,401
Interest costs on projected benefit obligations	556,047	509,482	452,524
Expected return on plan assets	(613,982)	(539,283)	(454,344)
Amortization of prior service cost	78,628	78,628	78,628
Amortization of net gains	—	(9,075)	(42,802)

Net periodic pension expense	$864,871	$890,692	$854,407

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income (loss) at December 31, 2010 and 2009 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

	2010	2009

Prior service costs	$(757,440)	$(836,068)
Net accumulated actuarial net gain (loss)	223,639	(57,326)

Accumulated other comprehensive loss	(533,801)	(893,394)
Cumulative employer contributions in excess of net periodic benefit cost	(824,734)	(513,863)

Net amount recognized at December 31, balance sheet	$(1,358,535)	$(1,407,257)

Net (gain) loss arising during period	$(280,964)	$(838,744)
Prior service cost amortization	(78,628)	(78,628)
Amortization of net actuarial gain / (loss)	—	9,075

Total recognized in other comprehensive income	$(359,592)	$(908,297)

Total recognized in net periodic pension cost and other comprehensive income	$505,279	$(17,605)

The estimated prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic cost in 2011 is $78,628. For 2011, there is no estimated amount of actuarial gain or loss subject to amortization into net periodic pension cost.
Assumptions utilized to determine benefit obligations as of December 31, 2010, 2009 and 2008 and to determine pension expense for the year then ended are as follows:

	2010	2009	2008

Determination of Benefit obligation at year end:
Discount rate	5.75%	6.00%	6.15%
Annual rate of compensation increase	4.50%	4.50%	4.50%

Determination of Pension expense for year ended:
Discount rate for the service cost	5.75%	6.00%	6.25%
Annual rate of compensation increase	4.50%	4.50%	4.50%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

The assumed overall expected long-term rate of return on pension plan assets used in calculating 2010 pension expense was 7%. Determination of the plan’s rate of return is based upon historical returns for equities and fixed income indexes. During the past five years the Company’s plan assets have experienced the following annual returns: 12.4% in 2010, 22.0% in 2009, (32.6)% in 2008, 7.4% in 2007, and 14.4% in 2006. The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan’s investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Due to a decline in the economy and a decrease in discount rates used in the actuarial calculation of plan income, the Company expects to incur $893,000 expense in 2011 compared to $865,000 in 2010.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
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
The fair value of the Company’s pension plan assets at December 31, 2010 and 2009 by asset category are as follows:

		Fair Value Measurements
		At December 31, 2010 Using
		Quoted Prices
		in Active
		Markets for	Other	Significant
	Fair Value	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2010	(Level 1)	(Level 2)	(Level 3)

Cash equivalents	$1,123,265	$1,123,265	$—	$—
Equity securities:
U.S. large-cap (a)	3,364,627	3,364,627	—	—
U.S. mid-cap (b)	1,138,036	1,138,036	—	—
U.S. small-cap (c)	445,318	445,318	—	—
International (d)	1,276,752	1,276,752	—	—
Fixed income securities:
U.S. Govt Agency Obligations (e)	993,464	—	993,464	—
Corporate investment grade (e)	682,715	—	682,715	—
Corporate non-investment grade (e)	272,468	—	272,468	—

Total	$9,296,645	$7,347,998	$1,948,647	$—

(a)	This category is comprised of low-cost equity index funds not actively managed that track the S&P 500.

(b)	This category is comprised of low-cost equity index funds not actively managed that track the MSCI U.S. mid-cap 450.

(c)	This is comprised of actively managed mutual funds.

(d)	44% of this category is comprised of low-cost equity index funds not actively managed that track the MSCI EAFE.

(e)	This category is comprised of individual bonds.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008

		Fair Value Measurements
		At December 31, 2009 Using
		Quoted Prices
		in Active
		Markets for	Other	Significant
	Fair Value	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2009	(Level 1)	(Level 2)	(Level 3)

Cash equivalents	$790,415	$790,415	$—	$—
Equity securities:
U.S. large-cap (a)	3,222,262	3,222,262	—	—
U.S. mid-cap (b)	418,330	418,330	—	—
U.S. small-cap (c)	509,926	509,926	—	—
International (d)	1,154,615	1,154,615	—	—
Fixed income securities:
U.S. Govt Agency Obligations (e)	1,123,535	—	1,123,535	—
Corporate investment grade (e)	530,042	—	530,042	—
Corporate non-investment grade (e) (f)	244,570	—	244,570	—

Total	$7,993,695	$6,095,548	$1,898,147	$—

(a)	This category is comprised of low-cost equity index funds not actively managed that track the S&P 500.

(b)	This category is comprised of low-cost equity index funds not actively managed that track the MSCI U.S. mid-cap 450.

(c)	This is comprised of actively managed mutual funds.

(d)	37% of this category is comprised of low-cost equity index funds not actively managed that track the MSCI EAFE.

(e)	This category is comprised of individual bonds.

(f)	24% of this category is comprised of non-rated bonds.
The following future benefit payments are expected to be paid:

Pension
Year	benefits

2011	$309,352
2012	312,368
2013	319,389
2014	390,519
2015	403,134
2016 to 2020	2,401,519

(11)	Stock Compensation
The Company’s stock option plan provides for the grant of options to purchase up to 486,720 shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries. All options have been granted at exercise prices equal to fair value and vest over periods ranging from four to five years, except 10,294 options issued in 2008 to acquire shares that vested immediately.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
The following table summarizes the Company’s stock option activity:

				Weighted average
	Number of shares			exercise price
	December 31			December 31
	2010	2009	2008	2010	2009	2008

Outstanding, beginning of year	286,948	288,493	262,694	$24.11	$24.13	$25.17
Granted	—	—	40,578	—	—	19.42
Exercised	—	—	—	—	—	—
Forfeited	—	(1,545)	(14,779)	—	29.06	29.67
Expired	(36,457)	—	—	15.10	—	—

Outstanding, end of year	250,491	286,948	288,493	$25.42	$24.11	$24.13

Exercisable, end of year	209,159	224,309	197,550	$25.50	$23.75	$23.30

Options have been adjusted to reflect a 4% stock dividend paid on July 1, 2010.
Options outstanding at December 31, 2010 had a weighted average remaining contractual life of approximately five years and no intrinsic value. Options outstanding at December 31, 2009 had a remaining contractual life of approximately five years and no intrinsic value. No stock options were granted during 2010 or 2009.
Options exercisable at December 31, 2010 had a weighted average remaining contractual life of approximately four years and no intrinsic value. Options exercisable at December 31, 2009 had a weighted average remaining contractual life of approximately four years and no intrinsic value. No stock options were exercised during 2010 or 2009.
Total stock-based compensation expense for the years ended December 31, 2010, 2009, and 2008 was $87,000, $130,000, and $232,000, respectively. As of December 31, 2010, the total unrecognized compensation expense related to non-vested stock awards was $156,000 and the related weighted average period over which it is expected to be recognized is approximately three years.
The weighted average grant-date fair values of stock options granted during 2008 and the weighted average significant assumptions used to determine those fair values, using the Black-Scholes option-pricing model, are as follows:

2008

Fair value per share at grant date	$4.42
Significant assumptions:
Risk-free interest rate at grant date	3.14%
Expected annual rate of quarterly dividends	4.00
Expected stock price volatility	30
Expected life to exercise (years)	7.73

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
(12)	Preferred Stock
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
Participating in this program included the Company’s issuance of 30,255 shares of senior preferred stock (with a par value of $1,000 per share) and a ten year warrant to purchase approximately 265,471 shares of common stock (see below for additional information) to the U.S. Department of Treasury in exchange for $30,255,000. The proceeds received were allocated between the preferred stock and the common stock warrant based upon their relative fair values. This resulted in the recording of a discount on the preferred stock upon issuance that reflects the value allocated to the warrant. The discount on the preferred stock will be accreted over five years, consistent with managements’ estimate of the life of the preferred stock. Such accretion will be treated as additional dividends on the preferred stock. The allocated carrying values of the senior preferred stock and common stock warrant at December 31, 2010 were $28,841,000 and $2,382,000, respectively.
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

The common stock warrant is exercisable immediately with a ten year term, in whole or in part, at an exercise price of $17.10 per share. The preferred stock and warrant are classified as stockholders’ equity in the consolidated balance sheet and qualify, for regulatory capital purposes, as Tier I capital. For the year ended December 31, 2010, the Company had declared and paid $1,513,000 of dividends and amortized $476,000 of accretion of the discount on preferred stock.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
(13)	(Loss) earnings per Share
Basic (loss) earnings per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted (loss) earnings per share gives effect to all dilutive potential common shares that were outstanding during the year. The calculations of basic and diluted (loss) earnings per share are as follows:

	2010	2009	2008

Basic (loss) earnings per common share:
Net (loss) income	$(3,551,740)	$4,955,757	$(30,627,356)
Less:
Preferred stock dividends	1,512,750	1,516,952	50,425
Accretion of discount on preferred stock	476,474	476,474	15,665

Net (loss) income available to common shareholders	$(5,540,964)	$2,962,331	$(30,693,446)

Basic (loss) earnings per share	$(1.24)	$0.66	$(6.83)

Diluted (loss) earnings per common share:

Net (loss) income	$(3,551,740)	$4,955,757	$(30,627,356)
Less:
Preferred stock dividends	1,512,750	1,516,952	50,425
Accretion of discount on preferred stock	476,474	476,474	15,665

Net (loss) income available to common shareholders	$(5,540,964)	$2,962,331	$(30,693,446)

Average shares outstanding	4,474,033	4,474,033	4,494,856
Effect of dilutive stock options	—	—	—

Average shares outstanding including dilutive stock options	4,474,033	4,474,033	4,494,856

Diluted (loss) earnings per share	$(1.24)	$0.66	$(6.83)

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
The following options to purchase shares during the fiscal years ended 2010, 2009, and 2008 were not included in the respective computations of diluted earnings (loss) per share because the exercise price of the option, when combined with the effect of the unamortized compensation expense, was greater than the average market price of the common shares and were considered anti-dilutive.

	Years Ended December 31,
	2010	2009	2008

Anti-dilutive shares — option shares	250,491	286,948	288,492
Anti-dilutive shares — warrant shares	265,471	265,471	265,471

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
(14)	Capital Requirements
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
Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2010 and 2009, the Company and the Bank meet all capital adequacy requirements to which they are subject.
As of December 31, 2010, the most recent notification from the regulatory authorities categorized the bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Bank’s categories.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
The actual and required capital amounts and ratios for the Company and the Bank as of December 31, 2010 and 2009 are as follows (dollars in thousands):

			Minimum		Well-Capitalized
	Actual		Capital requirements		Capital Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2010
Total capital (to risk-weighted assets):
Company	$159,510	17.05%	$74,863	8.00%	—	—
Hawthorn Bank	130,361	14.18	73,548	8.00	$91,834	10.00%

Tier I capital (to risk-weighted assets):
Company	$133,349	14.25	$37,431	4.00%	—	—
Hawthorn Bank	118,837	12.93	36,774	4.00	$55,161	6.00%

Tier I capital (to adjusted average assets):
Company	$133,349	11.00	$36,360	3.00%	—	—
Hawthorn Bank	118,837	9.99	35,685	3.00	$59,475	5.00%

			Minimum		Well-Capitalized
	Actual		Capital requirements		Capital Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2009
Total capital (to risk-weighted assets):
Company	$165,969	16.49%	$80,502	8.00%	—	—
Hawthorn Bank	134,673	13.62	79,129	8.00	$98,911	10.00%

Tier I capital (to risk-weighted assets):
Company	$140,974	14.01	$40,251	4.00%	—	—
Hawthorn Bank	122,285	12.36	39,564	4.00	$59,347	6.00%

Tier I capital (to adjusted average assets):
Company	$140,974	11.35	$37,254	3.00%	—	—
Hawthorn Bank	122,285	10.04	36,556	3.00	$60,926	5.00%

Bank dividends are the principal source of funds for payment of dividends by the Company to its stockholders. The Bank is subject to regulations which require the maintenance of minimum capital requirements. As a result of the Bank paying out dividends to the Company in excess of its 2010 earnings, the Bank’s unappropriated retained earnings balance at December 31, 2010 is negative. As a result, the Bank must obtain regulatory approval prior to paying dividends to the Company until such time as the unappropriated retained earnings balance is restored to a positive balance.
(15)	Fair Value Measurements
The Company uses fair value measurements to record fair value adjustments to certain financial and nonfinancial assets and liabilities. The FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The standard applies whenever other standards require (permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, FASB clarified the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. As of December 31, 2010 and 2009, there were no transfers into or out of Level 2.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008

		Fair Value Measurements
		At December 31, 2010 Using
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
Description	December 31, 2010	(Level 1)	(Level 2)	(Level 3)

U.S. treasury	$1,027,891	$—	$1,027,891	$—
Government sponsored enterprises	53,341,551	—	53,341,551	—
Asset-backed securities	90,176,241	—	90,176,241	—
Obligations of states and political subdivisions	34,431,867	—	34,431,867	—

Total	$178,977,550		$178,977,550	$—

		Fair Value Measurements
		At December 31, 2009 Using
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair Value	Assets	Inputs	Inputs
Description	December 31, 2009	(Level 1)	(Level 2)	(Level 3)

Government sponsored enterprises	$44,380,798	$—	$44,380,798	$—
Asset-backed securities	69,434,650		69,434,650
Obligations of states and political subdivisions	39,111,237		39,111,237

Total	$152,926,685		$152,926,685	$—

Valuation methods for instruments measured at fair value on a nonrecurring basis
Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:

Impaired Loans
The Company does not record loans at fair value on a recurring basis other than loans that are considered impaired. The net carrying value of impaired loans is generally based on fair values of the underlying collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. Once the fair value of the collateral has been determined and any impairment amount calculated, a specific reserve allocation is made. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2010, the Company identified $30.2 million in impaired loans that had specific allowances for losses aggregating $6.4 million. Related to these loans, there was $14.6 million in charge-offs recorded during 2010.

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. Because many of these inputs are not observable, the measurements are classified as Level 3.

		Fair Value Measurements Using
		Quoted Prices
		in Active
		Markets for	Other	Significant
	Fair Value	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs	Total Gains
Description	2010	(Level 1)	(Level 2)	(Level 3)	(Losses)*

Impaired loans:
Commercial, financial, & agricultural	$1,480,836	$—	$—	$1,480,836	$(1,634,544)
Real estate construction — residential	263,870	—	—	263,870	(863,399)
Real estate construction — commercial	3,284,371	—	—	3,284,371	(4,496,156)
Real estate mortgage — residential	4,459,151	—	—	4,459,151	(3,971,927)
Real estate mortgage — commercial	14,368,132	—	—	14,368,132	(3,626,892)

Total	$23,856,360	$—	$—	$23,856,360	$(14,592,918)

Other real estate owned and repossessed assets	$14,009,017	$—	$—	$14,009,017	$(3,528,011)

		Fair Value Measurements Using
		Quoted Prices
		in Active
		Markets for	Other	Significant
	Fair Value	Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs	Total Gains
Description	2009	(Level 1)	(Level 2)	(Level 3)	(Losses)*

Impaired loans:
Commercial, financial, & agricultural	$970,937	$—	$—	$970,937	$(1,043,465)
Real estate construction — residential	1,776,267	—	—	1,776,267	(778,041)
Real estate construction — commercial	272,106	—	—	272,106	(160,727)
Real estate mortgage — residential	7,104,961	—	—	7,104,961	(1,914,530)
Real estate mortgage — commercial	9,755,560	—	—	9,755,560	(323,522)

Total	$19,879,831	$—	$—	$19,879,831	$(4,220,285)

Other real estate owned and repossessed assets	$8,490,914	$—	$—	$8,490,914	$(1,367,207)

*	Total gains (losses) reported for other real estate owned and repossessed assets includes charge offs, valuation write downs, and net losses taken during the periods reported.
(16)	Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

Loans
The fair value of loans is estimated based on present values using applicable risk-adjusted spreads to the U. S. Treasury curve to approximate current interest rates applicable to each category of such financial instruments. The net carrying amount of impaired loans is generally based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. This method of estimating fair value does not incorporate the exit-price concept of fair value prescribed by ASC Topic 820.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
Investment Securities

A detailed description of the fair value measurement of the debt instruments in the available for sale sections of the investment security portfolio is provided in the Fair Value Measurement section above. A schedule of investment securities by category and maturity is provided in the notes on Investment Securities.

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

Other Borrowings

The fair value of subordinated notes and other borrowings, Federal Home Loan borrowings, is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for other borrowed money of similar remaining maturities.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2010 and 2009 is as follows:

	2010		2009
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Assets:
Loans	$883,907,596	$889,291,000	$976,817,458	$984,305,000
Investment in debt securities	178,977,550	178,977,550	152,926,685	152,926,685
Federal fund sold and securities purchased under agreements to resell	125,815	125,815	89,752	89,752
Cash and due from banks	50,853,985	50,853,985	24,575,943	24,575,943
Mortgage servicing rights	2,355,990	3,027,000	2,020,964	2,904,000
Accrued interest receivable	5,733,684	5,733,684	6,625,557	6,625,557

	$1,121,954,620	$1,128,009,034	$1,163,056,359	$1,171,426,937

Liabilities:
Deposits:
Demand	$137,749,571	$137,749,571	$135,017,639	$135,017,639
NOW	160,225,356	160,225,356	139,623,577	139,623,577
Savings	54,722,129	54,722,129	47,637,148	47,637,148
Money market	164,190,054	164,190,054	167,023,279	167,023,279
Time	429,775,546	437,996,000	467,021,154	478,011,000
Federal funds purchased and securities sold under agreements to repurchase	30,068,453	30,068,453	36,645,434	36,645,434
Subordinated notes	49,486,000	21,105,000	49,486,000	18,329,000
Other borrowings	66,985,978	69,329,000	79,317,302	80,557,000
Accrued interest payable	1,491,503	1,491,503	2,438,121	2,438,121

	$1,094,694,590	$1,076,877,066	$1,124,209,654	$1,105,282,198

Off-Balance Sheet Financial Instruments
The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms, which are competitive in the markets in which it operates. See Note 16 for further discussion.

Limitations
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
(17)	Commitments and Contingencies
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

The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2010, no amounts have been accrued for any estimated losses for these financial instruments.

The contractual amount of off-balance-sheet financial instruments as of December 31, 2010 and 2009 is as follows:

	2010	2009

Commitments to extend credit	$94,114,449	131,592,651
Standby letters of credit	3,446,527	2,799,828

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit, approximately $28,810,000 and $47,625,000 represent fixed-rate loan commitments at December 31, 2010 and 2009, respectively. Since certain of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, furniture and equipment, and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2010.

The Company and its subsidiaries, are defendants in various legal actions incidental to the Company’s past and current business activities. At December 31, 2010 and 2009, the Company’s consolidated balance sheets included liabilities for these legal actions of $275,000 and $0, respectively. Based on the Company’s analysis, and considering the inherent uncertainties associated with litigation, we do not believe that it is reasonably possible that these legal actions will materially adversely affect the Company’s consolidated financial statements or results of operations in the near term.

On November 18, 2010, a suit was filed against Hawthorn Bank (the Bank) in the Circuit Court of Jackson County for the Eastern Division of Missouri state court by a customer alleging that the fees associated with the Bank’s automated overdraft program in connection with its debit card and ATM cards constitute unlawful interest in violation of Missouri’s usury laws. The suit seeks class-action status for Bank customers who have paid overdraft fees on their checking accounts. The Bank has filed for a motion to dismiss the suit. At this early stage of the litigation, it is not possible for management of the Bank to determine the probability of a material adverse outcome or reasonably estimate the amount of any potential loss.

On December 17, 2009, a suit was filed against Hawthorn Bank (the Bank) in Circuit Court of Jackson County for the Eastern Division of Missouri state court by a customer alleging that the Bank had not followed through on its

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
commitment to fund a loan request. A jury found in favor of the customer and at December 31, 2010, the Company carried a liability of $275,000 representing its estimated obligation. The Company is currently evaluating the appeals process and the probable outcome is presently not determinable.
(18)	Condensed Financial Information of the Parent Company Only
Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:
Condensed Balance Sheets

	December 31,
	2010	2009

Assets
Cash and due from bank subsidiaries	$12,448,772	$14,737,805
Investment in equity securities	1,486,000	1,486,000
Investment in subsidiaries	138,677,199	142,793,737
Premises and equipment	3,662	6,103
Deferred tax asset	166,349	238,049
Other assets	21,430	26,034

Total assets	$152,803,412	$159,287,728

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486,000	$49,486,000
Other liabilities	1,829,101	2,030,445
Stockholders’ equity	101,488,311	107,771,283

Total liabilities and stockholders’ equity	$152,803,412	$159,287,728

Condensed Statements of Operations

	For the Years Ended December 31,
	2010	2009	2008

Income
Interest and dividends received from subsidiaries	$4,405,349	$247,842	$8,188,422

Total income	4,405,349	247,842	8,188,422

Expenses
Interest on subordinated notes	1,525,553	2,446,742	3,046,238
Other	2,904,355	3,057,108	3,564,043

Total expenses	4,429,908	5,503,850	6,610,281

(Loss) income before income tax benefit and equity in undistributed income of subsidiaries	(24,559)	(5,256,008)	1,578,141
Income tax benefit	1,449,929	1,918,880	1,980,100
Equity in undistributed (loss) income of subsidiaries	(4,977,110)	8,292,885	(34,185,597)

Net (loss) income	$(3,551,740)	$4,955,757	$(30,627,356)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
Condensed Statements of Cash Flows

	2010	2009	2008

Cash flows from operating activities:
Net (loss) income	$(3,551,740)	$4,955,757	$(30,627,356)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,441	3,404	5,242
Equity in undistributed (income) losses of subsidiaries	4,977,110	(8,292,885)	34,185,596
Stock based compensation expense	87,310	130,459	231,761
(Increase) decrease in deferred tax asset	(37,876)	120,281	303,126
Other, net	381,702	(109,419)	(484,985)

Net cash provided by (used in) operating activities	1,858,947	(3,192,403)	3,613,384

Cash flows from investing activities:

Purchase of premise and equipment	—	(3,052)	—
Proceeds from sale premise and equipment	—	500	—
Investment in subsidiary	(1,250,000)	(8,000,000)	(10,000,000)

Net cash used in investing activities	(1,250,000)	(8,002,552)	(10,000,000)

Cash flows from financing activities:

Proceeds from issuance of preferred stock and warrant	—	—	30,255,000
Purchase of treasury stock	—	—	(802,445)
Cash dividends paid — preferred stock	(1,512,750)	(1,369,879)	—
Cash dividends paid — common stock	(1,385,230)	(2,665,557)	(3,486,415)

Net cash (used in) provided by financing activities	(2,897,980)	(4,035,436)	25,966,140

Net (decrease) increase in cash and due from banks	(2,289,033)	(15,230,391)	19,579,524

Cash and due from banks at beginning of year	14,737,805	29,968,196	10,388,672

Cash and due from banks at end of year	$12,448,772	$14,737,805	$29,968,196

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2010, 2009, and 2008
(19)	Quarterly Financial Information (Unaudited)
Year Ended December 31, 2010

					Year
	First	Second	Third	Fourth	to
(In thousands except per share data)	quarter	quarter	quarter	quarter	Date

Interest income	$14,873	$15,103	$14,625	$14,138	$58,739
Interest expense	4,562	3,989	3,766	3,436	15,753

Net interest income	10,311	11,114	10,859	10,702	42,986
Provision for loan losses	2,505	2,150	2,450	8,150	15,255
Noninterest income	2,006	2,450	2,910	3,115	10,481
Noninterest expense	9,131	10,320	9,365	16,035	44,851
Income tax (benefit) expense	187	312	531	(4,117)	(3,087)

Net income (loss)	$494	$782	$1,423	$(6,251)	$(3,552)

Preferred stock dividends	370	382	379	382	1,513
Accretion of discount on preferred stock	119	119	119	119	476

Net income (loss) available to common stockholders	$5	$281	$925	$(6,752)	$(5,541)

Net income (loss) per share:
Basic earnings (loss) per share	$—	$0.06	$0.21	$(1.51)	$(1.24)
Diluted earnings (loss) per share	—	0.06	0.21	(1.51)	(1.24)

Year Ended December 31, 2009

					Year
	First	Second	Third	Fourth	to
(In thousands except per share data)	quarter	quarter	quarter	quarter	Date

Interest income	$16,034	$16,061	$15,910	$15,557	$63,562
Interest expense	6,504	6,043	5,474	4,953	22,974

Net interest income	9,530	10,018	10,436	10,604	40,588
Provision for loan losses	1,750	1,404	1,250	3,950	8,354
Noninterest income	2,765	2,807	2,601	3,135	11,308
Noninterest expense	8,995	9,661	9,040	9,034	36,730
Income tax (benefit) expense	494	555	840	(33)	1,856

Net income	$1,056	$1,205	$1,907	$788	$4,956

Preferred stock dividends	374	383	378	382	1,517
Accretion of discount on preferred stock	119	119	119	120	477

Net income available to common stockholders	$563	$703	$1,410	$286	$2,962

Net income per share:
Basic earnings per share	$0.13	$0.16	$0.32	$0.06	$0.66
Diluted earnings per share	0.13	0.16	0.32	0.06	0.66

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
     Market Price. Our Company’s common stock trades on Nasdaq’s global select market under the stock symbol of “HWBK.” The following table sets forth the range of high and low bid prices of our Company’s common stock by quarter for each quarter in 2010 and 2009 in which the stock was traded.

2010	High	Low
First Quarter	12.50	9.08
Second Quarter	13.20	11.06
Third Quarter	13.37	8.69
Fourth Quarter	10.21	8.26

2009	High	Low
First Quarter	11.30	11.30
Second Quarter	9.90	9.90
Third Quarter	9.75	9.38
Fourth Quarter	9.65	9.40
     Shares Outstanding. As of March 14, 2011, our Company had issued 4,635,891 shares of common stock, of which 4,474,033 shares were outstanding. The outstanding shares were held of record by approximately 1,453 shareholders. Our Company has a warrant outstanding for the purchase of 265,471 shares of common stock. In addition, our Company has 30,255 shares of cumulative, perpetual preferred stock outstanding. The warrant and preferred shares were issued pursuant to the U.S. Treasury’s Capital Purchase Program (or CPP).
     Dividends. The following table sets forth information on dividends paid by our Company in 2010 and 2009.

Dividends
Month Paid	Per Share
January, 2010	$0.11
April, 2010	0.11
July, 2010	0.05
October, 2010	0.05

Total for 2010	$0.32

January, 2009	$0.21
April, 2009	0.21
July, 2009	0.11
October, 2009	0.11

Total for 2009	$0.64

     Our Board of Directors intends that our Company will continue to pay quarterly dividends. The actual amount of quarterly dividends and the payment, as well as the amount, of any special dividend ultimately will depend on the payment of sufficient dividends by our subsidiary Bank to our Company. The payment by our Bank of dividends to our Company will depend upon such factors as our Bank’s financial condition, results of operations and current and anticipated cash needs, including capital requirements. As discussed in Note 14 to our Company’s consolidated financial statements, the Bank will be required to receive regulatory approval prior to paying dividends to our Company until such time as the Bank’s unappropriated retained earnings balance is restored to a positive balance. In addition to the above limitations, our ability to pay dividends on our common stock is limited by our participation in the Treasury’s Capital Purchase Program (or CPP). Prior to December 19, 2011, unless we have redeemed the Series A preferred stock issued to the U.S. Treasury in the CPP or the U.S. Treasury has transferred the Series A preferred stock to a third party, we must receive the consent of the U.S. Treasury before we can pay quarterly dividends on our common stock of more than $0.20 per share. Furthermore, if we are not current in the payment of quarterly dividends on the Series A preferred stock, we cannot pay dividends on our common stock.

     Stock Performance Graph. The following performance graph shows a comparison of cumulative total returns for our Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2005, through December 31, 2010. The cumulative total return on investment for each of the periods for our Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at January 1, 2005. The performance graph assumes that the value of an investment in our common stock and each index was $100 at December 31, 2005 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.
     The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:

	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
Hawthorn Bancshares, Inc.	$100.00	$109.75	$89.52	$64.10	$38.81	$37.25
Nasdaq Composite (U.S. Companies)	$100.00	$110.39	$122.15	$73.32	$106.57	$125.91
Index of financial institutions ($1 billion to $5 billion)	$100.00	$115.72	$84.29	$69.91	$50.11	$56.81

DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

Name	Position with Our Company	Position with Subsidiary Bank	Principal Occupation
David T. Turner	Chairman, Chief Executive Officer, President and Director -Class III	Chairman, Chief Executive Officer, Director of Hawthorn Bank, President of Hawthorn Bank	Position with Hawthorn Bancshares and Hawthorn Bank

Charles G. Dudenhoeffer, Jr.	Director-Class II	Director of Hawthorn Bank	Retired

Philip D. Freeman	Director-Class I	Director of Hawthorn Bank	Owner/Manager, Freeman Mortuary, Jefferson City, Missouri

Kevin L. Riley	Director-Class III	Director of Hawthorn Bank	Co-owner, Riley Chevrolet, Buick, GMC Cadilac, and Riley Toyota Scion, Jefferson City, Missouri

James E. Smith	Director-Class I	Director of Hawthorn Bank	Retired

Gus S. Wetzel, II	Director-Class II	Director of Hawthorn Bank	Physician, Wetzel Clinic, Clinton, Missouri

Richard G. Rose	Chief Financial Officer	Senior Vice President and Chief Financial Officer of Hawthorn Bank	Position with Hawthorn Bancshares and Hawthorn Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer and Corporate Secretary	Senior Vice President and Chief Risk Officer	Position with Hawthorn Bancshares and Hawthorn Bank
ANNUAL REPORT ON FORM 10-K
A copy of our Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2011 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company’s reasonable expenses in furnishing such exhibits.