Form 10-K, Exhibit 13
period 2011-12-31
HAWTHORN BANCSHARES, INC.
filed 2012-03-30
CIK 893847

Exhibit 13

2011

ANNUAL REPORT

TO

SHAREHOLDERS

HAWTHORN BANCSHARES, INC.

Lee’s Summit, Missouri

March 30, 2012

Dear Investors:

Given the significantly harsh market conditions we faced, 2011 was a difficult year for your company; but it was nevertheless a successful one. The banking industry is recovering. For 2011, our company reported a net profit of $2.9 million compared to a net loss of $3.6 million for 2010. Income available to common shareholders for 2011 was $0.9 million compared to a net loss available to common shareholders of $5.5 million for 2010. On a per share basis, this equates to a net profit of $0.19 per common share for 2011 compared to a net loss of $1.19 for 2010. Although we have made significant progress, persistent challenges remain and our operating results are clearly below the level for which we are striving. We are working through our credit issues in a methodical process and have seen incremental improvements.

The $6.4 million improvement in earnings results largely from reductions in other real estate expenses (which included impairment valuation write-downs in 2010) and lower loan loss provisions. Credit quality remains unacceptable with non-performing assets equaling 8.11% of loans and foreclosed assets. Nonperforming loans declined from $56.3 million in 2010 to $53.7 million in 2011 while other real estate owned increased $2.3 million reflecting the migration of nonperforming loans to assets closer to cash. Provision expense was reduced from $15.3 million in 2010 to $11.5 million in 2011.

As we evaluate our loan portfolio today, we are not seeing the same level of continual deterioration in our portfolio that we have seen in the recent past. A significant portion of our reserves is allocated to loans of customers who are trying to work through their problems but have seen serious deterioration in the value of their collateral — which requires a reserve. Our philosophy is to try and work with our customers who are willing to work with us. It may be a longer path, but we believe it will lead to less long-term loss for both the customer and the bank.

Hawthorn’s core earnings remain strong due to further net interest margin strengthening despite a lower volume of earning assets. For 2011, a 9% decline in average loan volume resulted in a $54.1 million decline in earning assets; however, Hawthorn’s net interest margin increased from 3.78% at 2010 to 3.92% for 2011 mostly offsetting the decline in earning assets. Maintaining a strong core earnings base has enabled Hawthorn to absorb the negative financial impact of the recession to a large extent.

Capital was built slightly through earnings and proportionately through balance sheet discipline. Hawthorn’s total risk-based capital ratio was 18.03% at year end 2011 and our leverage capital ratio was 11.52% for the same period. As such, Hawthorn continues to be well-capitalized by regulatory definitions. We are disappointed that 2011 earnings were not higher; however, we are working to improve asset quality which will equate to greater shareholder value in the long-term. In 2008, we participated in the U.S. Treasury’s Capital Purchase Program (commonly called TARP) which added $30.3 million in additional capital to the company. It is our intent to fully repay TARP by the end of 2013. Hawthorn has both the capacity and ability to repay the TARP debt without having to raise additional capital. As of December 31, 2011, inclusion of the TARP funds in Hawthorn’s capital structure increased total risk-based capital from 14.71% to 18.03%. As such, Hawthorn would continue to exceed regulatory “well-capitalized” levels after repaying the TARP funds.

I am pleased, though not entirely satisfied, to report the results which reflect an improved, profitable 2011 at Hawthorn Bank. Despite facing significant economic headwinds, we reported positive net income for 2011, continued to pay our regular quarterly dividends to shareholders, and increased our regulatory and tangible common capital ratios. Hawthorn Bank has a solid future.

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

We have described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Through the branch network of its subsidiary bank, our Company, Hawthorn Bancshares, Inc., provides a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. We also provide a wide range of lending services, including real estate, commercial, installment, and other consumer loans. Other financial services that we provide include automatic teller machines, trust services, credit related insurance, and safe deposit boxes. The geographic areas in which we provide our products and services include the communities in and surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson and Lee’s Summit, Missouri. The products and services are offered to customers primarily within these geographical areas.

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

The successes of our Company’s growth strategy depends primarily on the ability of our banking subsidiary to generate an increasing level of loans and deposits at acceptable risk levels and on acceptable terms without significant increases in non-interest expenses relative to revenues generated. Our Company’s financial performance also depends, in part, on our ability to manage various portfolios and to successfully introduce additional financial products and services by expanding new and existing customer relationships, utilizing improved technology, and enhancing customer satisfaction. Furthermore, the success of our Company’s growth strategy depends on our ability to maintain sufficient regulatory capital levels during periods in which general economic conditions are unfavorable and despite economic conditions being beyond our control.

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

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial information for our Company as of and for each of the years in the five-year period ended December 31, 2011. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of our Company, including the related notes, presented elsewhere herein.

Income Statement Data
(In thousands, except per share data)	2011	2010	2009	2008	2007
Interest income	$53,468	$58,739	$63,562	$69,715	$74,207
Interest expense	10,853	15,753	22,974	31,599	37,175

Net interest income	42,615	42,986	40,588	38,116	37,032
Provision for loan losses	11,523	15,255	8,354	8,211	1,154

Net interest income after provision for loan losses	31,092	27,731	32,234	29,905	35,878

Non-interest income	9,200	10,481	10,702	9,294	10,223
Security gains, net	—	—	606	3	(2)

Total non-interest income	9,200	10,481	11,308	9,297	10,221
Non-interest expense	36,844	44,851	36,730	75,975	35,054

Income (loss) before income taxes	3,448	(6,639)	6,812	(36,773)	11,045
Income tax expense (benefit)	591	(3,087)	1,856	(6,146)	3,245

Net income (loss)	2,857	(3,552)	4,956	(30,627)	7,800
Less: preferred stock dividends	1,513	1,513	1,517	50	—
and accretion of discount on
preferred stock	476	476	477	16	—

Net income (loss) available to common shareholders	$868	$(5,541)	$2,962	$(30,693)	$7,800

Dividends on Common Stock
Declared	$913	$1,136	$2,270	$3,486	$3,504
Paid	904	1,385	2,666	3,486	3,504
Ratio of total dividends declared to net income	105.18%	N.M.	76.64%	N.M.	44.92%

Per Share Data
Basic earnings (loss) per common share	$0.19	$(1.19)	$0.64	$(6.47)	$1.67
Diluted earnings (loss) per common share	0.19	(1.19)	0.64	(6.47)	1.65
Basic weighted average shares of common stock outstanding	4,652,994	4,652,994	4,652,994	4,674,645	4,674,645
Diluted weighted average shares of common stock outstanding	4,652,994	4,652,994	4,652,994	4,674,645	4,715,509

N.M. - not meaningful

(In thousands, except per share data)	2011	2010	2009	2008	2007

Balance Sheet Data (at period end)
Total assets	$1,171,161	$1,200,172	$1,236,471	$1,279,699	$1,195,804
Loans	842,931	898,472	991,614	1,009,104	911,278
Investment securities	213,806	178,978	152,927	149,401	151,742
Total deposits	958,224	946,663	956,323	955,296	921,257
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Other borrowed money	28,410	66,986	79,317	129,057	77,915
Common stockholders’ equity	73,258	72,647	79,406	78,530	111,199
Total stockholders’ equity	102,576	101,488	107,771	106,418	111,199

Balance Sheet Data (average balances)
Total assets	$1,187,410	$1,236,841	$1,258,381	$1,251,496	$1,156,500
Loans	865,214	949,457	1,002,830	963,252	848,771
Investment securities	209,077	165,213	151,907	156,870	171,179
Total deposits	957,965	967,970	977,826	914,218	921,257
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Other borrowed money	42,230	70,456	78,626	124,025	53,626
Common stockholders’ equity	75,390	80,735	79,828	112,307	108,052
Total stockholders’ equity	104,455	109,323	107,938	113,375	108,052

Key Ratios

Earnings Ratios
Return (loss) on average total assets	0.24%	(0.29)%	0.39%	(2.45)%	0.67%
Return (loss) on average common stockholders’ equity	1.15	(6.86)	3.71	(27.33)	7.22
Efficiency ratio (3)	71.11	83.89	71.61	160.25	74.18

Asset Quality Ratios
Allowance for loan losses to loans	1.64	1.62	1.49	1.26	1.02
Nonperforming loans to loans (1)	6.37	6.27	4.27	2.46	0.67
Allowance for loan losses to nonperforming loans (1)	25.73	25.87	34.94	50.94	152.54
Nonperforming assets to loans and foreclosed assets (2)	8.11	7.71	5.08	3.21	0.92
Net loan charge-offs to average loans	1.42	1.63	0.62	0.50	0.10

Capital Ratios
Average stockholders’ equity to average total assets	8.80%	8.84%	8.58%	9.06%	9.34%
Period-end common stockholders’ equity to period-end assets	6.26	6.05	6.42	6.14	9.30
Period-end stockholders’ equity to period-end assets	8.76	8.46	8.72	8.32	9.30
Total risk-based capital ratio	18.03	17.05	16.49	16.01	13.24
Tier 1 risk-based capital ratio	15.16	14.25	14.01	13.55	11.08
Leverage ratio	11.52	11.00	11.35	10.80	9.12

(1)	Nonperforming loans consist of nonaccrual loans, troubled debt restructurings, and loans contractually past due 90 days or more and still accruing interest.
(2)	Nonperforming assets consist of nonperforming loans and foreclosed assets.
(3)	Efficiency ratio is calculated as non-interest expense as a percent of revenue. Total revenue includes net interest income and non-interest income.

CRITICAL ACCOUNTING POLICIES

The following accounting policies are considered most critical to the understanding of our Company’s financial condition and results of operations. These critical accounting policies require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. Because these estimates and judgments are based on current circumstances, they may change over time or prove to be inaccurate based on actual experiences. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of a materially different financial condition and/or results of operations could reasonably be expected. The impact and any associated risks related to our critical accounting policies on our business operations is discussed throughout “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 to our Company’s consolidated financial statements.

Allowance for Loan Losses

We have identified the accounting policy related to the allowance for loan losses as critical to the understanding of our Company’s results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. Further discussion of the methodology used in establishing the allowance and the impact of any associated risks related to these policies on our business operations is provided in Note 1 to our Company’s consolidated financial statements and is also discussed in the Lending and Credit Management section below. Many of the loans are deemed collateral dependent for purposes of the measurement of the impairment loss, thus the fair value of the underlying collateral and sensitivity of such fair values due to changing market conditions, supply and demand, condition of the collateral and other factors can be volatile over periods of time. Such volatility can have an impact on the financial performance of our Company.

Income Taxes

Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in addressing our Company’s future tax consequences of events that have been recognized in the consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forwards and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, our Company would adjust the recorded value of our deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, our Company would reverse the valuation allowance when the realization of the deferred tax asset is expected. In addition, our Company is subject to the continuous examination of our tax returns by the Internal Revenue Service and other taxing authorities. Our Company accrues for penalties and interest related to income taxes in income tax expense. At December 31, 2010, total accrued interest was $31,000 and total interest expense recognized for the year ended 2010 was $24,000. As of December 31, 2011, our Company released $28,000 of interest accrued related to the release of $221,000 of uncertain tax provisions.

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets consist of loan collateral which has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are initially recorded as held for sale at the lower of the loan balance or fair value of the collateral less estimated selling costs. Any adjustment is recorded as a charge-off against the allowance for loan losses. Our Company relies on external appraisals and assessment of property values by internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. The write-downs are recorded as other real estate expense. Our Company establishes a valuation allowance related to other real estate owned on an asset-by-asset basis. The valuation allowance is created during the holding period when the fair value less cost to sell is lower than the “cost” of a parcel of other real estate.

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

				$ Change		% Change
(Dollars in thousands)	2011	2010	2009	‘11-‘10	‘10-‘09	‘11-‘10	‘10-‘09

Net interest income	$42,615	$42,986	$40,588	$(371)	$2,398	(0.9)%	5.9%
Provision for loan losses	11,523	15,255	8,354	(3,732)	6,901	(24.5)	82.6
Noninterest income	9,200	10,481	10,702	(1,281)	(221)	(12.2)	(2.1)
Investment securities gains, net	—	—	606	—	(606)	NM	(100.0)
Noninterest expense	36,844	44,851	36,730	(8,007)	8,121	(17.9)	22.1
Income (loss) before income taxes	3,448	(6,639)	6,812	10,087	(13,451)	151.9	(197.5)

Income tax (benefit) expense	591	(3,087)	1,856	3,678	(4,943)	119.1	(266.3)

Net income (loss)	$2,857	$(3,552)	$4,956	$6,409	$(8,508)	(180.4)%	(171.7)%

Less: preferred dividends	1,513	1,513	1,517	—	(4)	—	—
and accretion of discount	476	476	477	—	(1)	—	—

Net income (loss) available to common shareholders	$868	$(5,541)	$2,962	$6,409	$(8,503)	(115.7)%	287.1%

Our Company’s consolidated net income of $2,857,000 for the year ended December 31, 2011 increased $6,409,000 compared to a net loss of ($3,552,000) for the year ended December 31, 2010. Our Company recorded preferred stock dividends and accretion on preferred stock of $1,989,000 for the year ended December 31, 2011, resulting in $868,000 of net income available for common shareholders compared to a net loss of ($5,541,000) for the year ended December 31, 2010. Diluted earnings per share increased from ($1.19) per common share to $0.19 per common share. The provision for loan losses decreased $3,732,000, or 24.5%, from December 31, 2010 to December 31, 2011. Other real estate expenses and impairment losses incurred on foreclosed properties decreased from $9,804,000 for the year ended December 31, 2010 to $2,736,000 for the year ended December 31, 2011. Our Company had recorded a $6,158,000 valuation allowance for other real estate owned during the fourth quarter of 2010 that had significantly increased noninterest expense. Our Company’s net interest income, on a tax equivalent basis, decreased $432,000, or 1.0%, to $43,225,000 for the year ended December 31, 2011 compared to $43,657,000 for the year ended December 31, 2010 primarily due to a $54,149,000 decrease in average earning assets. For the year ended December 31, 2011, the return on average assets was 0.24%, the return on average common stockholders’ equity was 1.15%, and the efficiency ratio was 71.1%. Net interest margin increased from 3.78% to 3.92% from December 31, 2010 to 2011, respectively.

Our Company’s consolidated net loss of ($3,552,000) for the year ended December 31, 2010 decreased $8,508,000 compared to net income of $4,956,000 for the year ended December 31, 2009. Our Company recorded preferred stock dividends and accretion on preferred stock of $1,989,000 for the year ended December 31, 2010, resulting in a ($5,541,000) net loss available for common shareholders compared to net income of $2,962,000 for the year ended December 31, 2009. Diluted earnings per share decreased from $0.64 per common share to ($1.19) per common share. Results for the year ended December 31, 2010 were negatively impacted by the $15,255,000 provision for loan losses compared to $8,354,000 for the same time period in 2009. Our Company had recorded a $6,158,000 valuation allowance for other real estate owned during the fourth quarter of 2010 that significantly increased noninterest expense. For the year ended December 31, 2010, the return on average assets was (0.29)%, the return on average stockholders’ equity was (6.86)%, and the efficiency ratio was 83.9%. Net interest margin increased from 3.50% to 3.78% from December 31, 2009 to 2010, respectively and net interest income, on a tax equivalent basis, increased $2,317,000, or 5.6%, from 2009 to 2010.

Total assets at December 31, 2011 were $1,171,161,000, compared to $1,200,172,000 at December 31, 2010, a decrease of $29,011,000, or 2.4%. On July 1, 2011, our Company distributed a four percent stock dividend for the third consecutive year to common shareholders of record at the close of business May 12, 2011. For all periods presented, share information, including basic and diluted earnings (loss) per share, have been adjusted retroactively to reflect the stock dividend.

Net Interest Income

Net interest income is the largest source of revenue resulting from our Company’s lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities.

Average Balance Sheets

The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year period ended December 31, 2011.

(Dollars In thousands)	2011			2010			2009
	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)
ASSETS
Loans: (2) (4)
Commercial	$127,572	$6,952	5.45%	$139,679	$7,739	5.54%	$149,695	$8,151	5.45%
Real estate construction - residential	30,171	1,704	5.65	37,954	1,959	5.16	36,630	2,137	5.83
Real estate construction - commercial	50,374	2,255	4.48	75,207	2,904	3.86	64,548	3,610	5.59
Real estate mortgage - residential	203,587	11,619	5.71	221,545	12,672	5.72	222,798	14,197	6.37
Real estate mortgage - commercial	423,682	22,884	5.40	440,285	25,309	5.75	494,703	26,813	5.42
Consumer	29,828	2,057	6.90	34,787	2,626	7.55	34,456	2,606	7.56

Total Loans	$865,214	$47,471	5.49%	$949,457	$53,209	5.60%	$1,002,830	$57,514	5.74%

Investment in securities: (3)
U.S. treasury	$1,754	$29	1.65%	$790	$15	1.90%	$—	$—	—%
Government sponsored enterprises	63,089	1,240	1.97	47,914	1,242	2.59	47,958	1,800	3.75
Asset backed securities	111,859	3,551	3.17	83,237	2,918	3.51	64,133	2,617	4.08
State and municipal	32,375	1,573	4.86	33,272	1,764	5.30	39,816	2,166	5.44

Total Investment securities	$209,077	$6,393	3.06%	$165,213	$5,939	3.59%	$151,907	$6,583	4.33%

Restricted Investments	5,091	156	3.06	6,356	176	2.77	8,817	164	1.86
Federal funds sold	117	—	—	187	—	—	309	—	—
Interest bearing deposits in other financial institutions	22,245	58	0.26	34,680	86	0.25	18,807	53	0.28

Total interest earning assets	$1,101,744	$54,078	4.91%	$1,155,893	$59,410	5.14%	$1,182,670	$64,314	5.44%

All other assets	99,216			94,802			89,108
Allowance for loan losses	(13,550)			(13,854)			(13,397)

Total assets	$1,187,410			$1,236,841			$1,258,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$175,347	$911	0.52%	$167,303	$960	0.57%	$138,456	$1,131	0.82%
Savings	60,582	125	0.21	52,605	131	0.25	46,464	139	0.30
Money market	153,672	608	0.40	167,240	1,080	0.65	175,894	1,747	0.99
Time deposits of $100,000 and over	131,175	1,663	1.27	130,493	2,485	1.90	140,502	3,862	2.75
Other time deposits	291,842	5,124	1.76	318,891	7,211	2.26	351,597	10,543	3.00

Total time deposits	$812,618	$8,431	1.04%	$836,532	$11,867	1.42%	$852,913	$17,422	2.04%

Federal funds purchased and securities sold under agreements to repurchase	27,636	47	0.17	32,723	75	0.23	33,923	88	0.26
Subordinated notes	49,486	1,301	2.63	49,486	1,526	3.08	49,486	2,447	4.94
Federal Home Loan Advances	42,230	1,074	2.54	70,456	2,285	3.24	78,626	3,017	3.84

Total borrowings	$119,352	$2,422	2.03%	$152,665	$3,886	2.55%	$162,035	$5,552	3.43%

Total interest bearing liabilities	$931,970	$10,853	1.16%	$989,197	$15,753	1.59%	$1,014,948	$22,974	2.26%

Demand deposits	145,347			131,438			124,913
Other liabilities	5,638			6,883			10,582

Total liabilities	1,082,955			1,127,518			1,150,443
Stockholders’ equity	104,455			109,323			107,938

Total liabilities and stockholders’ equity	$1,187,410			$1,236,841			$1,258,381

Net interest income (FTE)		$43,225			$43,657			$41,340

Net interest spread			3.75%			3.55%			3.18%
Net interest margin			3.92%			3.78%			3.50%

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $610,000, $671,000 and $751,000 for the years ended December 31, 2011, 2010 and 2009, respectively.
(2)	Non-accruing loans are included in the average amounts outstanding.
(3)	Average balances based on amortized cost.
(4)	Fees and costs on loans are included in interest income.

Comparison of Years ended December 31, 2011 and 2010

Financial results for 2011 compared to 2010 included a decrease in net interest income, on a tax equivalent basis, of $432,000, or 1.0%. Average interest-earning assets decreased $54,149,000, or 4.7% to $1,101,744,000 at December 31, 2011 compared to $1,155,893,000 at December 31, 2010 and average interest bearing liabilities decreased $57,227,000, or 5.8%, to $931,970,000 at December 31, 2011 compared to $989,197,000 at December 31, 2010.

Average loans outstanding decreased $84,243,000 or 8.9% to $865,214,000 at December 31, 2011 compared to $949,457,000 at December 31, 2010. See the Lending and Credit Management section for further discussion of changes in the composition of our lending portfolio. Average investment securities and federal funds sold increased $43,794,000 or 26.5% to $209,194,000 at December 31, 2011 compared to $165,400,000 at December 31, 2010. Average interest bearing deposits in other financial institutions decreased $12,435,000 to $22,245,000 at December 31, 2011 compared to $34,680,000 at December 31, 2010. See the Liquidity Management section for further discussion.

Average time deposits decreased $23,914,000 to $812,618,000 at December 31, 2011 compared to $836,532,000 at December 31, 2010. Average borrowings decreased $33,313,000 to $119,352,000 at December 31, 2011 compared to $152,665,000 at December 31, 2010. The decrease in average borrowings primarily reflects a net decrease in Federal Home Loan Bank advances. See the Liquidity Management section for further discussion.

Comparison of Years ended December 31, 2010 and 2009

Financial results for 2010 compared to 2009 included an increase in net interest income, on a tax equivalent basis, of $2,317,000, or 5.6%. Average interest-earning assets decreased $26,777,000, or 2.3% to $1,155,893,000 at December 31, 2010 compared to $1,182,670,000 at December 31, 2009 and average interest bearing liabilities decreased $25,751,000, or 2.5%, to $989,197,000 at December 31, 2010 compared to $1,014,948,000 at December 31, 2009.

Average loans outstanding decreased $53,372,000 or 5.3% to $949,457,000 at December 31, 2010 compared to $1,002,830,000 at December 31, 2009. See the Lending and Credit Management section of this discussion for further discussion of changes in the composition of our lending portfolio. Average investment securities and federal funds sold decreased $13,184,000 or 8.7% to $165,400,000 at December 31, 2010 compared to $152,216,000 at December 31, 2009. Average interest bearing deposits in other financial institutions increased $15,873,000 to $34,680,000 at December 31, 2010 compared to $18,807,000 at December 31, 2009. See the Liquidity Management section below for further discussion.

The overall decrease in average interest bearing liabilities was due to a decrease in time deposits and other borrowed money. Average time deposits decreased $16,381,000, or 1.9%, to $836,532,000 at December 31, 2010 compared to $852,913,000 at December 31, 2009. Average borrowings decreased $9,370,000 or 5.8% to $152,665,000 for 2010 compared to $162,035,000 for 2009. The decrease in 2010 reflects a net decrease in Federal Home Loan Bank advances.

Rate and volume analysis

The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, indentifying changes related to volumes and rates for the years ended December 31, 2011, compared to December 31, 2010 and for the years ended December 31, 2010 compared to December 31, 2009. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2011			2010
		Change due to			Change due to
(Dollars In thousands)	Total Change	Average Volume	Average Rate	Total Change	Average Volume	Average Rate
Interest income on a fully taxable equivalent basis:
Loans: (1) (3)
Commercial	$(787)	$(662)	$(125)	$(412)	$(546)	$134
Real estate construction - residential	(255)	(428)	173	(178)	75	(253)
Real estate construction - commercial	(649)	(1,062)	413	(706)	532	(1,238)
Real estate mortgage - residential	(1,053)	(1,025)	(28)	(1,525)	(80)	(1,445)
Real estate mortgage - commercial	(2,425)	(932)	(1,493)	(1,504)	(3,064)	1,560
Consumer	(569)	(354)	(215)	20	25	(5)

Investment securities:
U.S. treasury	14	15	(1)	15	—	15
Government sponsored entities	(2)	339	(341)	(558)	(2)	(556)
Asset backed securities	633	929	(296)	301	705	(404)
State and municipal(2)	(191)	(47)	(144)	(402)	(348)	(54)

Restricted Investments	(20)	(37)	17	12	(54)	66
Federal funds sold	—	—	—	—	—	—
Interest bearing deposits in other financial institutions	(28)	(32)	4	33	40	(7)

Total interest income	(5,332)	(3,296)	(2,036)	(4,904)	(2,717)	(2,187)

Interest expense:
NOW accounts	(49)	45	(94)	(171)	207	(378)
Savings	(6)	18	(24)	(8)	17	(25)
Money market	(472)	(82)	(390)	(667)	(82)	(585)
Time deposits of 100,000 and over	(822)	13	(835)	(1,377)	(259)	(1,118)
Other time deposits	(2,087)	(574)	(1,513)	(3,332)	(915)	(2,417)
Federal funds purchased and securities sold under agreements to repurchase	(28)	(11)	(17)	(13)	(3)	(10)
Subordinated notes	(225)	—	(225)	(921)	—	(921)
Other borrowed money	(1,211)	(787)	(424)	(732)	(294)	(438)

Total interest expense	(4,900)	(1,378)	(3,522)	(7,221)	(1,329)	(5,892)

Net interest income on a fully taxable equivalent basis	$(432)	$(1,918)	$1,486	$2,317	$(1,388)	$3,705

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $610,000, $671,000 and $751,000 for the years ended December 31, 2011, 2010 and 2009, respectively.
(2)	Non-accruing loans are included in the average amounts outstanding.
(3)	Fees and costs on loans are included in interest income.

Net interest income on a fully taxable equivalent basis decreased $432,000, or 1.0%, to $43,225,000 for 2011 compared to $43,657,000 for 2010 and followed a $2,317,000, or 5.6%, increase for 2010 compared to 2009. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) increased to 3.92% for the year ended December 31, 2011 from 3.78% for 2010 and 3.50% for 2009. Our Company’s net interest spread increased to 3.75% in 2011 from 3.55% in 2010 and 3.18% in 2009.

While our Company was able to decrease the rate paid on interest bearing liabilities to 1.16% for the year ended December 31, 2011 from 1.59% for the year ended 2010, and 2.26% for the year ended 2009, this decrease was partially offset by the decrease in the rates earned on interest bearing assets to 4.91% December 31, 2011 from 5.14% in 2010, and 5.44% in 2009.

Non-interest Income and Expense

Non-interest income for the years ended December 31, 2011, 2010, and 2009 were as follows:

				$ Change		% Change
(Dollars in thousands)	2011	2010	2009	‘11-‘10	‘10-‘09	‘11-‘10	‘10-‘09
Non-interest Income
Service charges on deposit accounts	$5,566	$5,554	$5,864	$12	$(310)	0.2%	(5.3)%
Trust department income	898	803	815	95	(12)	11.8	(1.5)
Gain on sales of mortgage loans	1,649	2,493	2,974	(844)	(481)	(33.9)	(16.2)
Other	1,087	1,631	1,049	(544)	582	(33.4)	55.5

Total non-interest income	$9,200	$10,481	$10,702	$(1,281)	$(221)	(12.2)%	(2.1)%

Investment securities gains (losses), net	$—	$—	$606	$—	$(606)	—%	NM %

Non-interest income as a % of total revenue *	17.8%	19.6%	20.9%
Total revenue per full time equivalent employee	$153.8	$157.3	$147.4

*	Total revenue is calculated as net interest income plus non-interest income.

Years Ended December 31, 2011 and 2010

Noninterest income decreased $1,281,000 or 12.2% to $9,200,000 for 2011 compared to $10,481,000 for 2010. The decrease was primarily the result of a $844,000 decrease in the gains on sales of mortgage loans and a $544,000 decrease in other income. Our Company’s loans sold decreased from $106,547,000 for 2010 to $74,983,000 for 2011. A decrease in refinancing activity impacted both the volume of loans sold and gains recognized. Our Company was servicing $307,016,000 of mortgage loans at December 31, 2011 compared to $298,325,000 at December 31, 2010. The decrease in other noninterest income was primarily due to a $268,000 refund of prior year’s processing fees received in 2010 and a $139,000 decrease in credit card income. Our Company had no sales of debt securities during 2011 or 2010.

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

Non-interest expense for the years ended December 31, 2011, 2010, and 2009 were as follows:

				$ Change		% Change
(Dollars in thousands)	2011	2010	2009	‘11-‘10	‘10-‘09	‘11-‘10	‘10-‘09
Non-interest Expense
Salaries	$13,760	$13,904	$13,253	$(144)	$651	(1.0)%	4.9%
Employee benefits	4,222	3,995	4,204	227	(209)	5.7	(5.0)
Occupancy expense, net	2,701	2,532	2,335	169	197	6.7	8.4
Furniture and equipment expense	2,019	1,997	2,286	22	(289)	1.1	(12.6)
FDIC insurance assessment	1,107	1,651	2,519	(544)	(868)	(32.9)	(34.5)
Legal, examination, and professional fees	1,332	1,441	1,222	(109)	219	(7.6)	17.9
Advertising and promotion	1,103	1,256	1,272	(153)	(16)	(12.2)	(1.3)
Postage, printing, and supplies	1,158	1,201	1,168	(43)	33	(3.6)	2.8
Processing expense	3,193	3,353	3,420	(160)	(67)	(4.8)	(2.0)
Other real estate expense	2,736	9,804	1,189	(7,068)	8,615	(72.1)	724.6
Other	3,513	3,717	3,862	(204)	(145)	(5.5)	(3.8)

Total non-interest expense	$36,844	$44,851	$36,730	$(8,007)	$8,121	(17.9)%	22.1%

Efficiency ratio	71.1%	83.9%	71.6%
Salaries and benefits as a % of total non-interest expense	48.8%	39.9%	47.5%
Number of full-time equivalent employees	337	340	348

Years Ended December 31, 2011 and 2010

Noninterest expense decreased $8,007,000, or 17.9%, to $36,844,000 for 2011 compared to $44,851,000 for 2010. The decrease primarily resulted from a $7,068,000, or 72.1%, decease in other real estate expense, a $544,000, or 32.9%, decrease in Federal Deposit Insurance Corporation (FDIC) insurance assessment, and an $144,000, or 1.0% decrease in salary expense. These decreases were partially offset by a $227,000, or 5.7%, increase in employee benefits expense. Our Company recorded a $1,252,000 provision for other real estate owned, included in other real estate expense on foreclosed property for the year ended December 31, 2011 compared to $6,158,000 for the year ended December 31, 2010. Our Company recognized $18,000 in losses on sales on foreclosed properties for the year ended December 31, 2011 compared to $2,071,000 in losses for the year ended December 31, 2010. The decrease in FDIC insurance assessments was due to amendments made by the FDIC effective for the third quarter of 2011 to implement revisions to the Federal Deposit Insurance Act made by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The last six months of 2011 reflect a new assessment base using assets and tier one capital in the assessment calculation. A slight decrease in the number of employees for 2011 compared to 2010 primarily resulted in the decrease in salary expense that was offset by an increase in employee benefits primarily due to an increase in medical insurance premiums.

Years Ended December 31, 2010 and 2009

Noninterest expense increased $8,121,000, or 22.1%, to $44,851,000 for 2010 compared to $36,730,000 for 2009. Other real estate expense increased $8,615,000, or 724.6%, legal, examination, and professional fees increased $219,000, or 17.9%, partially offset by a decrease in Federal Deposit Insurance Corporation (FDIC) insurance assessment of $868,000, or 34.5%. The increase in other real estate expense reflects expenses incurred related to the increase in our Company’s foreclosed property for 2010. $6,158,000 of this expense was incurred for the fourth quarter when our Company recorded a provision to the valuation allowance for other real estate owned based on current appraisals received on two commercial real estate properties. The increase in legal, examination, and professional fees primarily resulted in an increase in accrued expenses representing our Company’s estimated obligation in a suit filed against Hawthorn Bank found in favor of the customer. See Note 17 Commitments and Contingencies for further explanation in the consolidated financial statements. The decrease in the FDIC insurance assessment is a result of a decrease in the estimated expense accrued for 2010 in comparison to 2009 and an increase in special assessments for 2009.

Fourth Quarter Results for 2011

Comparing fourth quarter 2011 to third quarter 2011:

Our Company’s net loss of ($1,522,000) for the fourth quarter ended December 31, 2011 decreased $2,540,000, compared to net income of $1,018,000 for the third quarter ended September 30, 2011. Net interest income decreased to $10,548,000 from $10,804,000 over the same period. This decrease was primarily the result of a decrease in average interest earning assets from $1,092,000 for the third quarter ended September 30, 2011 to $1,082,000 for the fourth quarter ended December 31, 2011.

The fourth quarter 2011 provision for loan losses of $5,880,000 was $3,870,000 higher than third quarter 2011’s provision of $2,010,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end.

Noninterest income of $2,612,000 for fourth quarter 2011 increased $254,000 from third quarter 2011’s noninterest income of $2,358,000. This increase was primarily a result of gains on sales of mortgages increased $325,000 to $756,000 for the fourth quarter of 2011 from $431,000 in the third quarter of 2011. Our Company’s loans sold were $31,491,000 for three months ended December 31, 2011 compared to $22,543,000 for the three months ended September 30, 2011.

Noninterest expense of $9,533,000 for fourth quarter 2011 increased by $608,000 from third quarter 2011’s noninterest expense of $8,925,000. This increase primarily resulted from a $647,000 increase in other real estate expenses from $524,000 for the three months ended September 30, 2011 to $1,171,000 for the three months ended December 31, 2011. Included in this increase was a $370,000 increase to the provision for the valuation allowance for other real estate owned. Partially offsetting this increase was a $277,000 decrease in the FDIC insurance assessment calculated for the fourth quarter of 2011 using the results from the third quarter call report.

Comparing fourth quarter 2011 to fourth quarter 2010:

Our Company’s net loss of ($1,522,000) for the fourth quarter ended December 31, 2011 decreased $5,230,000, compared to a net loss of ($6,752,000) for the fourth quarter ended December 31, 2010. Net interest income of $10,548,000 decreased $154,000 in the fourth quarter of 2011 compared to the fourth quarter of 2010. This decrease was primarily the result of a decrease in average interest earning assets from $1,132,000 for the fourth quarter ended December 31, 2010 to $1,082,000 for the fourth quarter ended December 31, 2011.

The fourth quarter 2011 provision for loan losses of $5,880,000 was $2,270,000 less than the fourth quarter 2010 provision of $8,150,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end.

Noninterest income of $2,612,000 for the fourth quarter 2011 decreased by $503,000 from noninterest income of $3,115,000 for the fourth quarter 2010. This decrease was a result of $756,000 in gains on sales of mortgages for the three months ended December 31, 2011 compared to $960,000 for the three months ended December 31, 2010. Our Company’s loans sold were $38,001,000 for the three months ended December 31, 2010 compared to $31,491,000 for three months ended December 31, 2011. The decrease in noninterest income was also a result of our Company receiving a $268,000 refund of prior year’s processing fees during the fourth quarter of 2010.

Noninterest expense of $9,533,000 for the fourth quarter 2011 decreased $6,501,000 from the fourth quarter 2010 noninterest expense of $16,035,000. This decrease primarily resulted from a $6,158,000 provision to the valuation allowance for other real estate owned based on current appraisals received on two commercial real estate properties for the three months ended December 31, 2010.

Income taxes (benefit)

Income taxes as a percentage of earnings (loss) before income taxes as reported in the consolidated financial statements were 17.2% for 2011, compared to 46.5% for 2010, and 27.3% for 2009. The decrease in the effective tax rate for 2011 in comparison to 2010 was due to the recognition of tax benefits during the fourth quarter of 2011 as a result of the expiration of the statute of limitation on our Company’s 2007 state tax return. The increase in the effective tax rate for 2010 in comparison to 2009 is primarily the result of tax exempt income and other tax benefits increasing the overall income tax benefit related to the pre-tax loss. As a result, these calculated tax benefits increase the statutory tax rate in a year where our Company has a pre-tax loss versus a decrease in the statutory tax rate in years with positive pre-tax income. In addition, 2009 tax expense reflects the recognition of tax benefits as a result of the expiration of the statute of limitations on our Company’s 2005 state tax return during the fourth quarter of 2009.

Lending and Credit Management

Interest earned on the loan portfolio is a primary source of interest income for our Company. Net loans represented 70.8% of total assets as of December 31, 2011 compared to 73.7% as of December 31, 2010.

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

A summary of loans, by major class within our Company’s loan portfolio as of the dates indicated are as follows:

	Balance at December 31,
(In thousands)	2011	2010	2009	2008	2007
	Amount	Amount	Amount	Amount	Amount

Commercial, financial, and agricultural	$128,555	$131,382	$151,399	$153,386	$151,488
Real estate construction - residential	30,201	31,834	38,841	49,623	—
Real estate construction - commercial	47,697	56,053	77,937	80,016	147,432
Real estate mortgage - residential	203,454	207,835	232,332	235,834	210,458
Real estate mortgage - commercial	402,960	439,069	453,975	456,696	365,094
Installment loans to individuals	29,884	32,132	36,966	33,404	36,738
Deferred fees and costs, net	179	167	164	144	68

Total loans	$842,930	$898,472	$991,614	$1,009,103	$911,278

Our Company’s loan portfolio decreased $55,542,000, or 6.2%, from 2010 to 2011, primarily due to repayments, charge-offs and transfers to other real estate owned. Due to reduced loan demand during the year 2011, loan repayments exceeded new originations. This reduction in demand was seen throughout our Company’s loan portfolio. Contributing to the decline of our loan portfolio were gross loans charged-off in the amount of $13,206,000 and $10,904,000 of assets transferred from loans to other real estate owned and repossessed assets.

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

During the current down-turn in the economy, management continues to focus on the improvement of asset quality. Management has tightened underwriting standards and is focused on lending to credit worthy borrowers with the capacity to service their debts. Where appropriate, management actively works with existing borrowers to modify loan terms and conditions in order to assist the borrowers in servicing their debt obligations to our Company. The decrease in lending activities in the real estate construction market also reflects the slowdown in the housing industry and residential construction industry as well as foreclosures on various residential construction properties. Construction lending will continue to be closely monitored.

Our Company extends credit to its local community market through traditional real estate mortgage products. Our Company does not participate in extending credit to sub-prime residential real estate markets. Our Company does not lend funds for the type of transactions defined as “highly leveraged” by bank regulatory authorities or for foreign loans. Additionally, our Company does not have any concentrations of loans exceeding 10% of total loans that are not otherwise disclosed in the loan portfolio composition table. Our Company does not have any interest-earning assets which would have been included in nonaccrual, past due, or restructured loans if such assets were loans.

The contractual maturities of loan categories at December 31, 2011, and the break down of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
	One Year Or Less	Over One Year Through Five Years	Over Five Years	Total
Commercial, financial, and agricultural	$88,437	$37,383	$2,735	$128,555
Real estate construction - residential	20,281	9,920	—	30,201
Real estate construction - commercial	30,284	16,188	1,225	47,697
Real estate mortgage - residential	45,603	97,594	60,257	203,454
Real estate mortgage - commercial	154,448	247,091	1,421	402,960
Installment loans to individuals	13,638	15,864	561	30,063

Total loans net of unearned income	$352,691	$424,040	$66,199	$842,930

Loans with fixed rates	291,734	393,268	21,461	706,463
Loans with floating rates	60,957	30,772	44,738	136,467

Total loans net of unearned income	$352,691	$424,040	$66,199	$842,930

Our Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until our Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2011 our Company sold $74,983,000 loans to investors. At December 31, 2011 our Company was servicing approximately $307,016,000 of loans sold to the secondary market.

Real estate mortgage loans retained in our Company’s portfolio generally include provisions for rate adjustments at one to three year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.

Management along with the senior loan committee, and internal loan review, formally review all loans in excess of certain dollar amounts (periodically established) at least annually. Currently, loans in excess of $2,000,000 in aggregate and all adversely classified credits identified by management as containing more than usual risk are reviewed. In addition, loans below the above scope are reviewed on a sample basis. On a monthly basis, the senior loan committee reviews and reports to the Board of Directors past due, classified, and watch list loans in order to classify or reclassify loans as loans requiring attention, substandard, doubtful, or loss. During this review, management also determines which loans should be considered impaired. Management follows the guidance provided in the FASB’s ASC Topic 310, Accounting by Creditors for Impairment of a Loan, in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, specific reserves are estimated as further discussed below. Loans not individually evaluated are aggregated and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings and industry concentration. Management believes, but there can be no assurance, that these procedures keep management informed of potential problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered necessary by management to provide for probable losses inherent in the loan portfolio.

Nonperforming Assets

The following table summarizes our Company’s nonperforming assets at the dates indicated:

	Years Ended December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Nonaccrual loans:
Commercial, financial, and agricultural	$2,068	$3,532	$2,067	$2,071	$2,332
Real estate construction - residential	1,147	3,586	2,678	2,775	—
Real estate construction - commercial	7,867	10,067	9,277	7,572	866
Real estate mortgage - residential	4,153	5,672	6,692	4,345	658
Real estate mortgage - commercial	31,000	27,604	13,161	3,505	651
Installment loans to individuals	168	126	279	119	32

Total nonaccrual loans	46,403	50,587	34,154	20,387	4,539

Loans contractually past - due 90 days or more and still accruing:
Commercial, financial, and agricultural	—	—	2	140	265
Real estate construction - residential	—	—	—	—	—
Real estate construction - commercial	8	—	—	52	158
Real estate mortgage - residential	9	—	—		864
Real estate mortgage - commercial	36	—	—	547	189
Installment loans to individuals	1	33	—	4	70

Total loans contractually past - due 90 days or more and still accruing	54	33	2	743	1,546

Troubled debt restructurings - accruing	7,217	5,683	8,191	3,736	—

Total nonperforming loans	53,674	56,303	42,347	24,866	6,085
Other real estate	15,741	13,393	8,452	7,828	2,337
Repossessions	279	616	39	—	—

Total nonperforming assets	$69,694	$70,312	$50,838	$32,694	$8,422

Loans	$842,930	$898,472	$991,614	$1,009,103	$911,278
Allowance for loan losses to loans	1.64%	1.62%	1.49%	1.26%	1.02%
Nonperforming loans to loans	6.37%	6.27%	4.27%	2.46%	0.67%
Allowance for loan losses to nonperforming loans	25.73%	25.87%	34.94%	50.94%	152.54%
Nonperforming assets to loans and foreclosed assets	8.11%	7.71%	5.08%	3.21%	0.92%

Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due and still accruing, and restructured loans totaled $53,674,000 or 6.37% of total loans at December 31, 2011 compared to $56,303,000 or 6.27% of total loans at December 31, 2010.

It is our Company’s policy to discontinue the accrual of interest income on loans when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that the collection of interest is doubtful, or upon which principal or interest has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectibles of such principal; otherwise, such receipts are recorded as interest income on a cash basis. Interest on nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $1,963,000, $2,552,000 and $1,726,000 for the years ended December 31, 2011, 2010 and 2009, respectively. Approximately $11,000, $22,000 and $158,000 was actually recorded as interest income on such loans for the year ended December 31, 2011, 2010 and 2009, respectively.

Total non-accrual loans at December 31, 2011 decreased $4,184,000 from December 31, 2010. The decrease from December 31, 2010 consisted of a $1,464,000 decrease in commercial, financial, and agricultural non-accrual loans, a $2,439,000 decrease in real estate construction — residential non-accrual loans, a $2,200,000 decrease in real estate construction — commercial non-accrual loans, and a $1,519,000 decrease in real estate mortgage — residential non-accrual loans. This decrease was partially offset by a $3,396,000 increase in real estate mortgage — commercial non-accrual loans. The decreases primarily resulted from the foreclosure of several loans with balances totaling $10,904,000 that had been in nonaccrual status as of December 31, 2010. Loan charge-offs resulted in an additional decline of approximately $9,203,000. The increase in real estate mortgage — commercial non-accrual loans resulted primarily from four significant loan relationships with balances totaling $7,700,000 at December 31, 2011 that were put on non-accrual status during 2011. At December 31, 2011, real estate mortgage — commercial non-accrual loans made up 67% of total non-accrual loans compared to 55% at December 31, 2010.

Loans past due 90 days and still accruing interest increased $21,000 from $33,000 at December 31, 2010 to $54,000 at December 31, 2011. Foreclosed real estate and other repossessions increased $2,011,000 from $14,009,000 at December 31, 2010 to $16,020,000 at December 31, 2011 primarily due to construction and land real estate foreclosures and real estate mortgage — commercial foreclosures.

At December 31, 2011, loans classified as troubled debt restructurings (TDR) totaled $32,165,000, of which $24,948,000 was on non-accrual status and $7,217,000 was on accrual status. At December 31, 2010, loans classified as TDR totaled $22,080,000, of which $16,397,000 was on non-accrual status and $5,683,000 was on accrual status. Current economic conditions negatively impact our borrowers’ ability to keep their debt payments current.

The following table summarizes our Company’s TDR’s at the dates indicated:

(Dollars in thousands)	December 31, 2011			December 31, 2010
Accruing TDRs	Number of contracts	Recorded Investment	Specific Reserves	Number of contracts	Recorded Investment	Specific Reserves

Commercial, financial and agricultural	9	$2,360	$120	3	$128	$20
Real estate construction - commercial	—	—	—	1	1,716	95
Real estate mortgage - residential	20	2,416	61	20	2,364	82
Real estate mortgage - commercial	3	2,441	—	4	1,475	14

Total	32	$7,217	$181	28	$5,683	$211

	2011			2010
TDRs - Non-accruals	Number of contracts	Recorded Investment	Specific Reserves	Number of contracts	Recorded Investment	Specific Reserves

Commercial, financial and agricultural	2	$84	$52	5	$871	$76
Real estate construction - commercial	8	6,227	321	2	1,210	—
Real estate mortgage - residential	9	1,278	108	6	1,092	67
Real estate mortgage - commercial	15	17,359	860	5	13,224	1,005

Total	34	$24,948	$1,341	18	$16,397	$1,148

Total TDRs	66	$32,165	$1,522	46	$22,080	$1,359

As of December 31, 2011 and December 31, 2010 approximately $11,673,000 and $19,658,000, respectively, of loans not included in the nonperforming asset table were identified by management as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. The $7,566,000 decrease in such substandard loans primarily resulted from four significant loan relationships totaling $7,700,000 that are now included in the impaired totals. Several borrowers are continuing to experience cash flow problems and as well as some deterioration in collateral value. Management believes the general allowance was sufficient to cover the risks and probable losses related to such loans at December 31, 2011 and 2010.

Provision and Allowance for Loan Losses

The provision for loan losses decreased $3,732,000 or 24.5% to $11,523,000 for 2011 compared to $15,255,000 for 2010 and followed a $6,901,000 or 82.6% increase for 2010 compared to 2009.

The current economy has contributed to the deterioration of collateral values. The economic downturn and elevated unemployment rates in our market area have impaired the ability for certain of our customers to make payments on our loans in accordance with contractual terms.

Our Company has taken an active approach to obtain current appraisals and has adjusted the provision to reflect the amounts management determined necessary to maintain the allowance for loan losses at a level necessary to cover probable losses in the loan portfolio. The allowance for loan losses decreased to $13,809,000 or 1.6% of loans outstanding at December 31, 2011 compared to $14,565,000 or 1.6% of loans outstanding at December 31, 2010. Charge-offs taken during 2011 and 2010 contributed to the decrease in the allowance for loan losses without being fully offset by new provisions as our Company works through its problem loans.

The following table summarizes loan loss experience for the years indicated:

	Years Ended December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Analysis of allowance for loan losses:
Balance beginning of year	$14,565	$14,797	$12,667	$9,282	$9,015
Charge-offs:
Commercial, financial, and agricultural	2,157	1,903	1,404	3,571	524
Real estate construction - residential	1,858	933	1,012	492	—
Real estate construction - commercial	512	4,556	450	189	56
Real estate mortgage - residential	1,883	4,534	2,673	417	413
Real estate mortgage - commercial	6,420	3,841	728	115	—
Installment loans to individuals	376	423	534	656	314

Total charge-offs	13,206	16,190	6,801	5,440	1,307

Recoveries:
Commercial, financial, and agricultural	193	153	213	153	141
Real estate construction - residential	65	30	5	34	—
Real estate construction - commercial	250	22	—	1	11
Real estate mortgage - residential	108	228	61	1	96
Real estate mortgage - commercial	103	29	4	80	14
Installment loans to individuals	208	241	294	345	158

Total recoveries	927	703	577	614	420

Net charge-offs	12,279	15,487	6,224	4,826	887
Provision for loan losses	11,523	15,255	8,354	8,211	1,154

Balance at end of year	$13,809	$14,565	$14,797	$12,667	$9,282

Loans outstanding:
Average	$865,214	$949,457	$1,002,829	$963,252	$848,772
End of period	842,930	898,472	991,614	1,009,104	911,278
Allowance for loan losses to loans outstanding:
Average	1.60%	1.53%	1.48%	1.32%	1.09%
End of period	1.64	1.62	1.49	1.26	1.02
Net charge-offs to average loans outstanding	1.42	1.63	0.62	0.50	0.10

As shown in the table above, our Company’s net loan charge-offs were $12,279,000, or 1.42% of average loans, for 2011. In comparison net loan charge-offs were $15,487,000, or 1.63% of average loans, for 2010, and $6,224,000, or 0.62% of average loans, for 2009. Net charge-offs for 2011 continued to include significant write-downs on foreclosed properties to reflect current collateral values. Real estate construction — commercial net charge-offs decreased $4,272,000 to $262,000 for 2011 from $4,534,000 for 2010. Real estate mortgage — residential net charge-offs decreased $2,531,000 to $1,775,000 for 2011 from $4,306,000 for 2010. Net charge-offs for the year ended December 31, 2010 included $2,020,000, or 13% of total charge-offs for 2010, related to two significant loan relationships collateralized by section eight properties. Partially offsetting these decreases, real estate mortgage — commercial loan net charge-offs increased $2,505,000 to $6,317,000 at December 31, 2011, or 51% of total net charges-offs for 2011. One significant commercial loan relationship in the process of foreclosure for 2012 represented $3,800,000, or 31% of total net charge-offs for 2011. Additionally, real estate construction — residential net charge offs increased $890,000 to $1,793,000 for 2011 from $903,000 for 2010. The increase in real estate construction — residential net charge–offs was primarily due to charge-offs taken on two credits management had specifically reserved $2,000,000 as of December 31, 2010. Since these credits were fully reserved at December 31, 2010, no additional provision for these credits was required for 2011, and as a result, total net charge-offs exceeded the provision for 2011. Net loan charge-offs for 2010 primarily reflected write-downs taken on various loans and foreclosed properties to reflect current collateral values.

The allowance for loan losses is available to absorb probable loan losses regardless of the category of loans to be charged off. The allowance for loan losses consists of asset-specific reserves, and general reserves based on expected loss estimates and unallocated reserves.

The asset-specific reserve component applies to loans evaluated individually for impairment and is primarily based on management’s best estimate of proceeds from liquidating collateral. The majority of our nonperforming loans are secured by real estate collateral. The actual timing and amount of repayments and the ultimate realizable value of the collateral may differ from management’s estimate.

The general reserve component is determined by applying percentages to pools of loans by asset type. These percentages are determined by using historical loss percentages. These expected loss estimates are sensitive to changes in delinquency status, realizable value of collateral, and other risk factors.

The unallocated portion of the allowance is based on management’s evaluation of conditions that are not directly reflected in the determination of the asset-specific component and the expected loss component discussed above. The evaluation of inherent loss with respect to these qualitative conditions is subject to a higher degree of uncertainty because they may not be identified with specific problem credits or portfolio segments. Conditions evaluated in connection with the unallocated portion of the allowance include general economic and business conditions affecting our key lending areas, credit quality trends (including trends in substandard loans expected to result from existing conditions), collateral values, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of our internal loan review department. Management believes that based on detailed analysis of each credit risk inherent to our loan portfolio and the value of any associated collateral, that the allowance for loan losses at December 31, 2011 is a reasonable estimate of probable losses incurred at that date.

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

The following table is a summary of the allocation of the allowance for loan losses as of the dates indicated:

	Years Ended December 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Allocation of allowance for loan losses at end of period:
Commercial, financial, and agricultural	$1,804	$2,931	$2,773	$1,712	$3,762
Real estate construction - residential	1,188	2,067	348	—	—
Real estate construction - commercial	1,562	1,339	1,740	2,490	590
Real estate mortgage - residential	3,251	3,922	3,488	557	381
Real estate mortgage - commercial	5,734	3,458	4,693	6,014	3,492
Installment loans to individuals	267	231	380	391	419
Unallocated	3	617	1,375	1,503	638

Total	$13,809	$14,565	$14,797	$12,667	$9,282

Percent of categories to total loans:
Commercial, financial, and agricultural	15.3%	14.6%	15.3%	15.2%	16.6%
Real estate construction - residential	3.6	3.5	3.9	4.9	—
Real estate construction - commercial	5.7	6.2	7.9	7.9	16.2
Real estate mortgage - residential	24.1	23.2	23.4	23.4	23.1
Real estate mortgage - commercial	47.8	48.9	45.8	45.3	40.1
Installment loans to individuals	3.5	3.6	3.7	3.3	4.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Our Company’s allowance for loan losses decreased $756,000 from December 31, 2010 to December 31, 2011. The overall decline of the allowance for loan losses primarily consisted of a $1,127,000 decrease in the allocation for commercial, financial, and agricultural loans, a $879,000 decrease in the allocation of real estate construction — residential loans, a $671,000 decrease in the allocation for real estate mortgage — residential loans, and was partially offset by a $2,276,000 increase in the allocation for real estate mortgage — commercial loans. The ratio of allowance for loan losses to nonperforming was 25.73% at December 31, 2011 compared to 25.87% at December 31, 2010. The percentage of allowance for loan losses to loans outstanding increased to 1.64% at December 31, 2011 compared to 1.62% at December 31, 2010 as a result of the decrease in period end loan balances of 6.2%.

At December 31, 2011, management determined that $13,806,000 of the $13,809,000 total allowance for loan losses comprised of the asset-specific and expected loss components and $3,000 was unallocated. This is compared to $13,948,000 of the $14,565,000 total allowance for loan losses allocated to asset-specific and expected loss components and $617,000 that was unallocated at December 31,2010. The increase in the portion of the allowance for loan losses related to non asset-specific reserves is the result of management analyzing and assessing this portion of the allowance for loan losses on a detailed level by homogeneous loan categories for loans not considered impaired. Such analysis measured reserve requirements based on historical loss experiences of loans in those individual categories. Such reserve methodology considers the loss experience for certain types of loans and loan grades for the past twelve quarters.

The following table is a summary of the general and specific allocations within the allowance for loan losses:

	December 31,
(Dollars in thousands)	2011	2010
Allocation of allowance for loan losses:
Specific reserve allocation for impaired loans	$3,747	$6,376
General reserve allocation for all other non-impaired loans	10,062	8,189

Total	$13,809	$14,565

The asset-specific reserve component of our allowance for loan losses at December 31, 2011 was determined by using fair values of the underlying collateral through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. The general reserve component of our allowance for loan losses at December 31, 2011 was determined by calculating historical loss percentages for various loan categories over the previous twelve quarters. Management determined that the previous twelve quarters were reflective of the loss characteristics of our Company’s loan portfolio during the recent economic downturn. Management realizes there are inherent weaknesses in relying solely on historical loss percentages and also considers qualitative factors in determining the allowance for loan losses. Prior to the third quarter of 2011, qualitative factors, internally and externally not directly related to the asset-specific component and the expected loss component, were considered within the unallocated portion of the reserve. Internal factors management considers consist of underwriting standards, nature and volume of loans, lending staff experience, volume and severity of delinquencies and classified loans, loan review quality, value of underlying collateral, and concentrations of credit. Management also considers external factors such as economic conditions, market segments, regulatory and legal considerations, and competition. Beginning with the third quarter of 2011 analysis, management elected to further refine the methodology by distributing the previous quarter’s unallocated reserve throughout the call report classes of loans by adding qualitative adjustments in addition to the historical loss rate applied to determine the expected probable loss requirement for the current portfolio. The specific and general allocations represent management’s best estimate of probable losses contained in the loan portfolio at the evaluation date. Although the allowance for loan losses is comprised of specific and general allocations, the entire allowance is available to absorb any credit losses.

At December 31, 2011, the asset-specific reserve component decreased $2,629,000 due to a comparable decrease in the volume of impaired loans as well as the charge-off of two credits during the first quarter of 2011 for which management had specifically reserved approximately $2,000,000 as of December 31, 2010. During the same period, the general reserve component increased from $8,189,000 at December 31, 2010 to $10,062,000 at December 31, 2011 due to usage of a historical loss experience and qualitative measures reflective of our Company’s loss characteristics.

The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2011, $3,747,000 of our Company’s allowance for loan losses was allocated to impaired loans totaling approximately $53,619,000 compared to $6,376,000 of our Company’s allowance for loan losses allocated to impaired loans totaling approximately $56,271,000 at December 31, 2010. Based upon detailed analysis of all impaired loans, management has determined that $23,223,000, or 43%, of impaired loans required no reserve allocation at December 31, 2011 compared to $26,038,000, or 46%, at December 31, 2010.

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

At December 31, 2011, our investment portfolio classified as available-for-sale represented 18.3% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

The following table presents the composition of the investment portfolio by major category for the periods presented:

	December 31,
(In thousands)	2011	2010
U.S. treasury	$2,054	$1,028
Government sponsored enterprises	70,314	53,342
Asset-backed securities	107,329	90,176
Obligations of states and political subdivisions	34,109	34,432

Total available for sale debt securities	$213,806	$178,978

As of December 31, 2011 the maturity of debt securities in the investment portfolio was as follows:

(In thousands)	One Year Or Less	Over One Through Five Years	Over Five Through Ten Years	Over Ten Years	Total	Weighted Average Yield (1)

U.S. treasury	$—	$2,054	$—	$—	$2,054	1.64%
Government sponsored enterprises	—	70,314	—	—	70,314	1.67
Asset-backed (2)	7,069	86,686	13,574	—	107,329	3.22
States and political subdivisions (3)	2,452	10,181	19,682	1,794	34,109	4.59

Total available-for-sale debt securities	$9,521	$169,235	$33,256	$1,794	$213,806	2.89%

Weighted average yield (1)	3.58%	2.68%	3.81%	4.65%	2.89%

(1)	Weighted average yield is based on amortized cost.
(2)	Asset-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2011 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.
(3)	Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.

At December 31, 2011 $131,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.

The following non-marketable securities are restricted securities which, lacking a market, are carried at cost. These securities are reported in other assets. At December 31, 2011, $2,738,000 of the total included Federal Home Loan Bank (Des Moines) stock held by the Bank in accordance with debt and regulatory requirements. Other non-marketable securities include an $1,486,000 equity investment in our Company’s unconsolidated Exchange Statutory Trusts. (See Note 8 to our Company’s consolidated financials for further explanation on the Exchange Statutory Trusts.)

	December 31,
(In thousands)	2011	2010

Federal Home Loan Bank of Des Moines Stock	$2,738	$4,495
Midwest Independent Bank Stock	151	151
Federal Agricultural Mortgage Corporation	10	10
Investment in unconsolidated trusts	1,486	1,486

Total non-marketable investment securities	$4,385	$6,142

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

Our Company has a number of sources of funds to meet liquidity needs on a daily basis. Our Company’s most liquid assets are comprised of available for sale investment securities, federal funds sold, and securities purchased under agreements to resell, and excess reserves held at the Federal Reserve as follows:

	December 31,
(dollars in thousands)	2011	2010
Federal funds sold	$75	$126
Federal Reserve - excess reserves	19,997	29,286
Available for sale investments securities	213,806	178,978

Total	$233,878	$208,390

Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available for sale investment portfolio was $213,806,000 at December 31, 2011 and included an unrealized net gain of $5,582,000. The portfolio includes maturities of approximately $9,521,000 over the next twelve months, which offer resources to meet either new loan demand or reductions in our Company’s deposit base.

Our Company pledges portions of its investment securities portfolio to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law.

At December 31, 2011, total investment securities pledged for these purposes were as follows:

	December 31,
(dollars in thousands)	2011	2010
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$1,819	$3,262
Repurchase agreements	29,656	45,929
Other Deposits	140,972	98,908

Total pledged, at fair value	$172,447	$148,099

At December 31, 2011 and 2010, our Company’s unpledged securities in the available for sale portfolio totaled approximately $41,359,000 and $30,879,000, respectively.

Liquidity is available from our Company’s base of core customer deposits, defined as demand, interest, checking, savings, and money market deposit accounts. At December 31, 2011, such deposits totaled $543,786,000 and represented 56.7% of our Company’s total deposits. These core deposits are normally less volatile and are often tied to other products of our Company through long lasting relationships. Time deposits and certificates of deposit of $100,000 and over totaled $414,438,000 at December 31, 2011. These accounts are normally considered more volatile and higher costing representing 43.3% of total deposits at December 31, 2011.

	December 31,
(dollars in thousands)	2011	2010
Core deposit base:
Non-interest bearing demand	$159,187	$137,750
Interest checking	169,452	160,225
Savings and money market	215,147	218,912

Total	$543,786	$516,887

Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. Our Company’s outside borrowings are comprised of securities sold under agreements to repurchase, FHLB advances, and subordinated notes as follows:

	December 31,
(dollars in thousands)	2011	2010
Borrowings:
Securities sold under agreements to repurchase	$24,516	$30,068
FHLB advances	28,410	66,986
Subordinated notes	49,486	49,486

Total	$102,412	$146,540

Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which our Company maintains approved credit lines. As of December 31, 2011, under agreements with these unaffiliated banks, the Bank may borrow up to $15,000,000 in federal funds on an unsecured basis and $19,918,000 on a secured basis. There were no federal funds purchased outstanding at December 31, 2011. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of our Company’s investment portfolio. At December 31, 2011 there was $24,516,000 in repurchase agreements. Our Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at the year end. The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2011, the Bank had $28,410,000 in outstanding borrowings with the FHLB. In addition, our Company has $49,486,000 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.

Our Company pledges certain assets, including loans and investment securities to the Federal Reserve Bank, FHLB, and other correspondent banks as security to establish lines of credit and borrow from these entities. Based on the type and value of collateral pledged, our Company may draw advances against this collateral. The following table reflects the advance equivalent of the assets pledged, borrowings, and letters of credit outstanding, in addition to the estimated future funding capacity available to our Company at December 31, 2011:

	December 31, 2011
(dollars in thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines

Advance equivalent	$259,081	$1,783	$33,135
Advances outstanding	(28,410)	—	—
Letters of credit issued	(206)	—	—

Total	$230,465	$1,783	$33,135

At December 31, 2011, loans with a market value of $426,274,000 were pledged at the Federal Home Loan Bank as collateral for borrowings and letters of credit. At December 31, 2011, investments with a market value of $24,687,000 were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.

Sources and Uses of Funds

As loan demand has declined and overnight borrowing rates remain at historic lows, management has expanded our investment portfolio to keep excess cash minimized. A deposit reclassification program was implemented in January of 2011 that lowered the Federal Reserve account requirement, improving liquidity, and enabling our Company to lower cash balances maintained at the Federal Reserve and invest in higher yielding investment securities.

Cash and cash equivalents were $43,210,000 at December 31, 2011 compared to $50,980,000 at December 31, 2010. The $7,770,000 decrease resulted from changes in the various cash flows produced by operating, investing, and financing activities of our Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2011. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $20,832,000 for the year ended 2011.

Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, provided cash flow of $6,381,000. The cash inflow primarily consisted of a $32,298,000 decrease in the loan portfolio, $91,108,000 in proceeds from maturities, calls, and pay-downs of investment securities, and $7,435,000 in proceeds from sales of other real estate owned and repossessions, partially offset by $122,871,000 purchases of investment securities and $3,393,00 purchases of premises and equipment.

Financing activities used total cash of $34,983,000, resulting primarily from a $38,576,000 net repayment of FHLB advances, a decrease of $5,552,000 of federal funds purchased and securities sold under agreements to repurchase, a net $9,876,00 decrease in time deposits and interest-bearing transaction accounts, partially offset by a $21,437,000 increase in demand deposits. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2012.

In the normal course of business, our Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through our Company’s various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of our Company’s liquidity. In the section entitled, Commitments, Contractual Obligations, and Off-Balance Sheet Arrangements, below we disclose that our Company had $120,163,000 in unused loan commitments and standby letters of credit as of December 31, 2011. While this commitment level would be difficult to fund given our Company’s current liquidity resources, we know that the nature of these commitments are such that the likelihood of such a funding demand is very low.

Our Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. On December 19, 2008, as part of our Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), our Company issued 30,255 shares of senior preferred stock and a ten year warrant to purchase approximately 265,471 shares of common stock to the U.S. Department of Treasury in exchange for $30,255,000. See Note 12 to our Company’s consolidated financial statements. Our Company’s ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its common and preferred shareholders. For the years ended December 31, 2011 and 2010, respectively, our Company paid cash dividends to its common and preferred shareholders totaling $2,417,000 and $2,898,000. A large portion of our Company’s liquidity is obtained from the Bank in the form of dividends. For the year ended December 31, 2011 the Bank declared and paid $5,000,000 of dividends to our Company. At December 31, 2011 and 2010, our Company had cash and cash equivalents totaling $13,282,000 and $12,449,000 respectively.

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

	2011	2010	2009	Well-Capitalized Regulatory Guidelines
Risk-based capital ratios:
Total capital	18.03%	17.05%	16.49%	10.00%
Tier I capital	15.16	14.25	14.01	6.00
Leverage ratio	11.52	11.00	11.35	5.00

Commitments, Contractual Obligations, and Off-Balance Sheet Arrangements

The required payments of time deposits and other borrowed money, not including interest, at December 31, 2011 are as follows:

	Payments due by Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$414,439	$266,517	$127,939	$19,983	$—
Other borrowed money	28,410	8,284	10,126	—	10,000

In the normal course of business, our Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in our Company’s consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.

Our Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2011 are as follows:

	Amount of Commitment Expiration per Period
(Dollars in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Unused loan commitments	$117,171	$94,255	$13,932	$2,083	$6,901
Standby letters of credit	2,992	2,693	60	217	22

Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Sensitivity

Our Company’s exposure to market risk is reviewed on a monthly basis by our Company’s Asset/Liability Committee and Board of Directors. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent and that the goal is to identify and minimize those risks. Tools used by our Bank’s management include the standard gap report subject to different rate shock scenarios. At December 31, 2011, the rate shock scenario models indicated that annual net interest income could change by as much as (25.4)% to 36.0% should interest rates rise or fall, respectively, within 400 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate. Management further believes this is an acceptable level of risk.

The following table represents the estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2011. Significant assumptions used for this table included: loans will repay at historic repayment rates; certain interest-bearing demand accounts are interest sensitive due to immediate repricing, and fixed maturity deposits will not be withdrawn prior to maturity. A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.

(Dollars in thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Over 5 years or no stated Maturity	Total
ASSETS
Investment securities	$50,639	$20,593	$60,213	$38,883	$16,778	$26,700	$213,806
Interest-bearing deposits	20,267	—	—	—	—	—	20,267
Other restricted investments	4,385	—	—	—	—	—	4,385
Federal funds sold and securities purchased under agreements to resell	75	—	—	—	—	—	75
Loans	439,572	172,399	147,966	22,885	33,362	26,746	842,930

Total	$514,938	$192,992	$208,179	$61,768	$50,140	$53,446	$1,081,463

LIABILITIES

Savings, Now deposits	$—	$—	$154,807	$—	$—	$—	$154,807
Rewards checking, Super Now, money market deposits	229,792					—	229,792
Time deposits	266,517	93,209	34,730	8,811	11,172	—	414,439
Federal funds purchased and securities sold under agreements to repurchase	24,516	—	—	—	—	—	24,516
Subordinated notes	49,486	—	—	—	—	—	49,486
Other borrowed money	18,305	10,105	—	—	—	—	28,410

Total	$588,616	$103,314	$189,537	$8,811	$11,172	$—	$901,450

Interest-sensitivity GAP
Periodic GAP	$(73,678)	$89,678	$18,642	$52,957	$38,968	$53,446	$180,013

Cumulative GAP	$(73,678)	$16,000	$34,642	$87,599	$126,567	$180,013	$180,013

Ratio of interest-earnings assets to interest-bearing liabilities
Periodic GAP	0.87	1.87	1.10	7.01	4.49	NM	1.20
Cumulative GAP	0.87	1.02	1.04	1.10	1.14	1.20	1.20

Impact of New Accounting Standards

Other Comprehensive Income In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-05, Presentation of Comprehensive Income, which revises the manner in which entities present comprehensive income in their financial statements. The new guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. ASU 2011-05 does not change the items that must be reported in other comprehensive income. ASU 2011-05 is effective for periods beginning January 1, 2012 and requires retrospective application. The ASU does not change the components of other comprehensive income, the timing of items reclassified to net income, or the net income basis for income per share calculations.

In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting in Accounting Standards Update No. 2011-05 (Topic 220), which defers the requirement within ASU No. 2011-05 to present the reclassification amounts from other comprehensive income to net income as a separate component on the income statement. Until the FASB has reached a resolution, entities are required to report reclassification out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05.

Fair Value Measurements In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, to substantially converge the guidance in U.S. GAAP and IFRS on fair value measurements and disclosures. The amended guidance changes several aspects of the fair value measurement guidance ASC 820, Fair Value Measurement, and includes several new fair value disclosure requirements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 is not expected to have a material impact on our Company’s consolidated financial statements.

Repurchase Agreements In April 2011, the FASB issued ASU 2011-03, Consideration of Effective Control on Repurchase Agreements, which deals with the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. ASU 2011-03 changes the rules for determining when these transactions should be accounted for as financings, as opposed to sales. The guidance in ASU 2011-03 is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The adoption of ASU 2011-03 is not expected to have a material impact on our Company’s consolidated financial statements.

Troubled Debt Restructurings In April 2011, the FASB issued ASU No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. The provisions of ASU No. 2011-02 provide a creditor additional guidance in determining whether a restructuring constitutes a troubled debt restructuring by concluding that both the following conditions exist (1) a creditor has granted a concession, and (2) the borrower is experiencing financial difficulties. A provision in ASU No. 2011-02 also ends the FASB’s deferral of the additional disclosures about troubled debt restructurings as required by ASU No. 2010-20. The provisions of ASU No. 2011-02 were adopted for our Company’s reporting period ending September 30, 2011 and required retrospective application to all restructurings occurring during 2011 along with additional required disclosures. Under the guidance for identifying TDR’s provided in the ASU, our Company identified 10 additional loans as a result of the adoption. See Note 2 for further discussion.

Credit Quality of Financing Receivables and the Allowance for Credit Losses In July 2010, the FASB issued ASU No. 2010-20 — Receivables (ASC Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This ASU requires expanded credit risk disclosures intended to provide investors with greater transparency regarding the allowance for credit losses and the credit quality of financing receivables. Under this ASU, companies are required to provide more information about the credit quality of their financing receivables in the disclosures to financial statements, such as aging information, credit quality indicators, changes in the allowance for credit losses, and the nature and extent of troubled debt restructurings and their effect on the allowance for credit losses. Both new and existing disclosures must be disaggregated by portfolio segment or class based on the level of disaggregation that management uses when assessing its allowance for credit losses and managing its credit exposure. The disclosures as of the end of a reporting period are effective for annual periods ending on or after December 15, 2010. The disclosures about activities that occur during a reporting period are effective for annual reporting periods beginning on or after December 15, 2010. The disclosures required by this update are reported in the notes to our Company’s consolidated financial statements.

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

Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on our Company’s operations for the three years ended December 31, 2011.

CONSOLIDATED FINANCIAL STATEMENTS

The following consolidated financial statements of our Company and report of our Company’s independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Hawthorn Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Bancshares, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hawthorn Bancshares, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 30, 2012 expressed an unqualified opinion on the effectiveness of Hawthorn Bancshares Inc.’s internal control over financial reporting.

/s/ KPMG LLP

St. Louis, Missouri

March 30, 2012

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2011	2010
ASSETS

Loans	$842,930,548	$898,472,463
Allowances for loan losses	(13,809,224)	(14,564,867)

Net loans	829,121,324	883,907,596

Investment in available-for-sale securities, at fair value	213,806,001	178,977,550
Federal funds sold and securities purchased under agreements to resell	75,000	125,815
Cash and due from banks	43,134,530	50,853,985
Premises and equipment - net	37,953,372	36,980,503
Other real estate owned and repossessed assets - net	16,020,023	14,009,017
Accrued interest receivable	5,340,610	5,733,684
Mortgage servicing rights	2,308,377	2,355,990
Intangible assets - net	542,746	977,509
Cash surrender value - life insurance	2,064,452	2,001,965
Other assets	20,794,988	24,248,590

Total assets	$1,171,161,423	$1,200,172,204

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Non-interest bearing demand	$159,186,859	$137,749,571
Savings, interest checking and money market	384,598,688	379,137,539
Time deposits $100,000 and over	139,504,648	124,566,760
Other time deposits	274,933,958	305,208,786

Total deposits	958,224,153	946,662,656

Federal funds purchased and securities sold under agreements to repurchase	24,516,277	30,068,453
Subordinated notes	49,486,000	49,486,000
Federal Home Loan Bank advances	28,409,989	66,985,978
Accrued interest payable	1,054,202	1,491,503
Other liabilities	6,895,029	3,989,303

Total liabilities	1,068,585,650	1,098,683,893

Stockholders’ equity:
Preferred stock, $0.01 par value per share, 1,000,000 shares authorized; Issued 30,255 shares, $1,000 per share liquidation value, net of discount	29,317,716	28,841,242
Common stock, $1 par value Authorized 15,000,000 shares; issued 4,814,852 and 4,635,891 shares respectively	4,814,852	4,635,891
Surplus	30,265,992	28,928,545
Retained earnings	40,354,112	41,857,302
Accumulated other comprehensive income, net of tax	1,339,919	742,149
Treasury stock; 161,858 shares, at cost	(3,516,818)	(3,516,818)

Total stockholders’ equity	102,575,773	101,488,311

Total liabilities and stockholders’ equity	$1,171,161,423	$1,200,172,204

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years ended December 31,
	2011	2010	2009
INTEREST INCOME
Interest and fees on loans	$47,360,717	$53,088,943	$57,409,274
Interest on debt securities:
Taxable	4,864,256	4,214,192	4,495,259
Nontaxable	1,029,473	1,173,805	1,441,418
Interest on federal funds sold and securities purchased under agreements to resell	87	193	373
Interest on interest-bearing deposits	57,877	85,913	52,761
Dividends on other securities	155,937	175,634	163,533

Total interest income	53,468,347	58,738,680	63,562,618

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	1,644,328	2,170,718	3,017,488
Time deposit accounts $100,000 and over	1,663,147	2,484,929	3,862,075
Other time deposit accounts	5,122,927	7,211,251	10,542,476
Interest on federal funds purchased and securities sold under agreements to repurchase	47,033	75,402	88,573
Interest on subordinated notes	1,301,178	1,525,553	2,446,742
Interest on Federal Home Loan Bank advances	1,074,232	2,284,649	3,016,872

Total interest expense	10,852,845	15,752,502	22,974,226

Net interest income	42,615,502	42,986,178	40,588,392
Provision for loan losses	11,523,338	15,255,000	8,354,000

Net interest income after provision for loan losses	31,092,164	27,731,178	32,234,392

NON-INTEREST INCOME
Service charges on deposit accounts	5,565,772	5,553,532	5,864,090
Trust department income	897,854	803,132	814,988
Gain on sale of mortgage loans, net	1,649,309	2,493,465	2,973,630
Other	1,087,524	1,630,589	1,049,441

Total non-interest income	9,200,459	10,480,718	10,702,149

INVESTMENT SECURITIES GAINS, NET	—	—	605,716

NON-INTEREST EXPENSE
Salaries and employee benefits	17,982,147	17,898,448	17,457,123
Occupancy expense, net	2,700,780	2,531,847	2,335,496
Furniture and equipment expense	2,019,469	1,996,837	2,286,014
FDIC insurance assessment	1,106,771	1,651,052	2,518,743
Legal, examination, and professional fees	1,331,708	1,441,063	1,221,861
Advertising and promotion	1,102,918	1,256,302	1,272,046
Postage, printing, and supplies	1,157,865	1,201,072	1,168,290
Processing expense	3,193,101	3,353,354	3,419,939
Other real estate expense	2,735,714	9,803,809	1,188,972
Other	3,513,736	3,716,665	3,861,896

Total non-interest expense	36,844,209	44,850,449	36,730,380

Income (loss) before income taxes	3,448,414	(6,638,553)	6,811,877
Income tax (benefit) expense	591,144	(3,086,813)	1,856,120

Net income (loss)	2,857,270	(3,551,740)	4,955,757
Preferred stock dividends	1,512,750	1,512,750	1,516,952
Accretion of discount on preferred stock	476,474	476,474	476,474

Net income (loss) available to common shareholders	$868,046	$(5,540,964)	$2,962,331

Basic earnings (loss) per share	$0.19	$(1.19)	$0.64
Diluted earnings (loss) per share	$0.19	$(1.19)	$0.64

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)

	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated other Comprehensive Income (Loss)	Treasury Stock	Total Stock - holders’ Equity
Balance, December 31, 2008	$27,888,294	$4,298,353	$25,144,323	$51,598,678	$1,005,553	$(3,516,818)	$106,418,383

Net income	—	—	—	4,955,757	—	—	4,955,757
Change in unrealized gain (loss) on securities:
Unrealized loss on debt securities available-for-sale, net of tax	—	—	—	—	(277,903)	—	(277,903)
Adjustment on sales and calls of debt securities, net of tax	—	—	—	—	(369,487)	—	(369,487)
Defined benefit pension plans:
Net gain arising during the year, net of tax	—	—	—	—	511,634	—	511,634
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	—	42,427	—	42,427

Total other comprehensive loss							(93,329)

Total comprehensive income							4,862,428

Stock based compensation expense	—	—	130,459	—	—	—	130,459
Accretion of preferred stock discount	476,474	—	—	(476,474)	—	—	—
Stock dividend	—	165,460	1,695,963	(1,861,423)	—	—	—
Cash dividends declared, preferred stock				(1,369,879)			(1,369,879)
Cash dividends declared, common stock	—	—	—	(2,270,108)	—	—	(2,270,108)

Balance, December 31, 2009	$28,364,768	$4,463,813	$26,970,745	$50,576,551	$912,224	$(3,516,818)	$107,771,283

Net loss	—	—	—	(3,551,740)	—	—	(3,551,740)
Change in unrealized gain (loss) on securities:
Unrealized loss on debt securities available-for-sale, net of tax	—	—	—	—	(389,428)	—	(389,428)
Defined benefit pension plans:
Net gain arising during the year, net of tax	—	—	—	—	171,388	—	171,388
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	—	47,965	—	47,965

Total other comprehensive loss							(170,075)

Total comprehensive loss							(3,721,815)

Stock based compensation expense	—	—	87,310	—	—	—	87,310
Accretion of preferred stock discount	476,474	—	—	(476,474)	—	—	—
Stock dividend	—	172,078	1,870,490	(2,042,568)	—	—	—
Cash dividends declared, preferred stock				(1,512,750)			(1,512,750)
Cash dividends declared, common stock	—	—	—	(1,135,717)	—	—	(1,135,717)

Balance, December 31, 2010	$28,841,242	$4,635,891	$28,928,545	$41,857,302	$742,149	$(3,516,818)	$101,488,311

Net income	—	—	—	2,857,270	—	—	2,857,270
Change in unrealized gain on securities:
Unrealized gain on debt securities available-for-sale, net of tax	—	—	—	—	2,380,142	—	2,380,142
Defined benefit pension plans:
Net loss arising during the year, net of tax	—	—	—	—	(1,830,335)	—	(1,830,335)
Amortization of prior service cost included in net periodic pension cost, net of tax	—	—	—	—	47,963	—	47,963

Total other comprehensive income							597,770

Total comprehensive income							3,455,040

Stock based compensation expense	—	—	57,874	—	—	—	57,874
Accretion of preferred stock discount	476,474	—	—	(476,474)	—	—	—
Stock dividend	—	178,961	1,279,573	(1,458,534)	—	—	—
Cash dividends declared, preferred stock	—	—	—	(1,512,750)	—	—	(1,512,750)
Cash dividends declared, common stock	—	—	—	(912,702)	—	—	(912,702)

Balance, December 31, 2011	$29,317,716	$4,814,852	$30,265,992	$40,354,112	$1,339,919	$(3,516,818)	$102,575,773

See accompanying notes to the consolidated financial statements

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$2,857,270	$(3,551,740)	$4,955,757
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	11,523,338	15,255,000	8,354,000
Depreciation expense	1,940,319	1,963,842	2,044,257
Net amortization (accretion) of debt securities, premiums, and discounts	836,955	698,420	524,639
Amortization of intangible assets	434,763	526,477	626,111
Stock based compensation expense	57,874	87,310	130,459
(Gain) loss on sales and dispositions of premises and equipment	(12,633)	59,716	137,209
Loss (gain) on sales and dispositions of other real estate owned and repossessions	206,337	2,310,734	(27,158)
Provision for other real estate owned	1,251,466	6,158,433	—
Decrease in accrued interest receivable	393,074	891,873	850,536
Increase in cash surrender value - life insurance	(62,487)	(72,055)	(77,008)
Decrease (increase) in other assets	1,042,111	(124,729)	(4,419,959)
Decrease in accrued interest payable	(437,301)	(946,618)	(1,409,294)
Increase (decrease) in other liabilities	161,386	30,164	(730,764)
Gain on sales of debt securities	—	—	(605,716)
Origination of mortgage loans for sale	(73,271,617)	(104,001,793)	(150,628,000)
Proceeds from the sale of mortgage loans	74,982,503	106,547,681	153,601,630
Gain on sale of mortgage loans, net	(1,649,309)	(2,493,465)	(2,973,630)
Decrease (increase) in net deferred tax asset	461,624	(2,298,860)	(1,016,107)
Other, net	116,205	415,823	414,193

Net cash provided by operating activities	20,831,878	21,456,213	9,751,155

Cash flows from investing activities:
Net decrease in loans	32,297,544	53,925,733	4,283,403
Purchase of available-for-sale debt securities	(122,871,083)	(189,081,925)	(156,459,542)
Proceeds from maturities of available-for-sale debt securities	36,922,899	114,899,133	115,169,758
Proceeds from calls of available-for-sale debt securities	54,184,650	46,795,100	24,237,200
Proceeds from sales of available-for-sale debt securities	—	—	12,546,609
Purchase of FHLB stock	—	(392,300)	—
Proceeds from sales of FHLB stock	1,757,100	1,003,900	2,121,700
Purchases of premises and equipment	(3,392,639)	(549,285)	(2,369,890)
Proceeds from sales of premises and equipment	47,549	34,528	632,165
Proceeds from sales of other real estate owned and repossessions	7,435,005	9,689,435	6,168,067

Net cash provided by investing activities	6,381,025	36,324,319	6,329,470

Cash flows from financing activities:
Net increase in demand deposits	21,437,288	2,731,931	9,772,439
Net increase in interest-bearing transaction accounts	5,461,149	24,853,535	11,657,302
Net decrease in time deposits	(15,336,940)	(37,245,608)	(20,403,333)
Net (decrease) increase in federal funds purchased and securities sold under agreements to repurchase	(5,552,176)	(6,576,981)	7,506,811
Proceeds from Federal Home Loan Bank advances	—	10,000,000	20,145,000
Repayment of Federal Home Loan Bank advances	(38,575,989)	(22,331,324)	(69,885,181)
Cash dividends paid - preferred stock	(1,512,750)	(1,512,750)	(1,369,879)
Cash dividends paid - common stock	(903,755)	(1,385,230)	(2,665,557)

Net cash used by financing activities	(34,983,173)	(31,466,427)	(45,242,398)

Net (decrease) increase in cash and cash equivalents	(7,770,270)	26,314,105	(29,161,773)
Cash and cash equivalents, beginning of year	50,979,800	24,665,695	53,827,468

Cash and cash equivalents, end of year	$43,209,530	$50,979,800	$24,665,695

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

	Years ended December 31,
	2011	2010	2009

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$11,290,146	$16,699,120	$24,383,520
Income taxes	$665,000	$800,000	$1,487,000
Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	$10,903,813	$23,676,706	$6,982,125

See accompanying notes to consolidated financial statements.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

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

The consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting (U.S. GAAP) principles and conform to predominant practices within the banking industry. The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions, including the determination of the allowance for loan losses, values of real estate acquired in connection with foreclosure or in satisfaction of loans, and fair values of investment securities available-for-sale that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s management has evaluated and did not identify any subsequent events or transactions requiring recognition or disclosure in the consolidated financial statements.

On July 1, 2011, the Company paid a special stock dividend of four percent to common shareholders of record at the close of business on May 12, 2011. For all periods presented, share information, including basic and diluted earnings (loss) per share, have been adjusted retroactively to reflect this change.

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

Loans

Loans which the Company has the intent and ability to hold for the foreseeable future or maturity are held for investment at their stated unpaid principal balance amount less unearned income and the allowance for loan losses. Income on loans is accrued on a simple-interest basis. Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.

Non-Accrual Loans

Loans are placed on nonaccrual status when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful. Loans that are contractually 90 day days past due as to principal and/or interest payments are generally placed on non-accrual, unless they are both well-secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

Restructured Loans

A modified or restructured loan is accounted for as a troubled debt restructuring (TDR) for any loans in which concessions are made to the borrower for economic or legal reasons that the Company would not otherwise consider and the borrower is experiencing financial difficulty. Once a loan has been classified as a TDR it remains a TDR for the life of the loan. The Company includes all accruing and non-accruing TDR’s in the impaired and non-performing asset totals. TDR’s are measured for impairment loss by using fair values of the underlying collateral obtained through independent appraisals and internal evaluations, or by discounting the total expected future cash flows.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

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

Loans Held for Sale

The Bank originates certain loans which are sold in the secondary mortgage market. These long-term, fixed-rate loans are typically classified as held for sale upon origination based upon management’s intent to sell. For loans with servicing rights retained, immediately upon locking in an interest rate, the Company enters into an agreement to sell the mortgage loan without recourse. At December 31, 2011 there were no mortgage loans that were held for sale in comparison to $62,000 at December 31, 2010.

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

Management follows the guidance provided in FASB’s ASC Topic 310, Accounting by Creditors for Impairment of a Loan, in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, to determine specific reserves as further discussed below. Loans not individually evaluated are aggregated and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings and industry concentration.

The asset-specific reserve component of the Company’s allowance for loan losses at December 31, 2011 was measured by fair values of the underlying collateral through independent appraisals, internal evaluations, or by discounting the total expected future cash flows. The general reserve component of the Company’s allowance for loan losses at December 31, 2011 was determined by calculating historical loss percentages for various loan categories over the previous twelve quarters. Management determined that the previous twelve quarters were reflective of the loss characteristics of the Company’s loan portfolio during the recent three year economic downturn. These historical loss percentages were then applied to the various categories of loans to determine an expected loss requirement for the current portfolio. Prior to 2010, the historical loss percentage for non-impaired loans was based on a blend between industry standards and the Company’s five year loss experience.

The unallocated portion of the allowance is based on management’s evaluation of conditions that are not directly reflected in the determination of the asset-specific component and the expected loss component discussed above. The evaluation of incurred loss with respect to these qualitative conditions is subject to a higher degree of uncertainty because they may not be identified with specific problem credits or portfolio segments. Conditions evaluated in connection with the unallocated portion of the allowance include general economic and business conditions affecting the Company’s key lending areas, credit quality trends (including trends in substandard loans expected to result from existing conditions), collateral values, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of the internal loan review department.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

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

Investment in Debt and Equity Securities

At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the positive intent and ability to hold until maturity. All debt securities not classified as held-to-maturity are classified as available-for-sale. The Company’s securities are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, net of taxes, a component of stockholders’ equity. Securities are periodically evaluated for other-than-temporary impairment in accordance with guidance provided in the FASB ASC Topic 320, Investments — Debt and Equity Securities. For those securities with other-than-temporary impairment, the entire loss in fair value is required to be recognized in current earnings if the Company intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Intangible Assets

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

The Company follows authoritative guidance included in the FASB ASC Topic 715, Compensation — Retirement Plans under the subtopic Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. ASC Topic 715 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its consolidated balance sheet and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. This guidance also requires an employer to measure the funded status of a plan as of the date of its fiscal year-end, with limited exceptions. Additional disclosures are required to provide users with an understanding of how investment allocation decisions are made, major categories of plan assets, and fair value measurement of plan assets as defined in ASC Topic 820, Fair Value Measurements and Disclosures.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Income Taxes

Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in addressing the Company’s future tax consequences of events that have been recognized in the consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forwards and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, the Company would adjust the recorded value of our deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, the Company would reverse the valuation allowance when the realization of the deferred tax asset is more likely than not. In addition, the Company is subject to the continuous examination of its tax returns by the Internal Revenue Service and other taxing authorities. The Company accrues for penalties and interest related to income taxes in income tax expense. At December 31, 2010, total accrued interest was $31,000 and total interest expense recognized for the year ended 2010 was $24,000. As of December 31, 2011, the Company released $28,000 of interest accrued related to the release of $221,000 of uncertain tax provisions.

Trust Department

Property held by the Bank in a fiduciary or agency capacity for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.

Consolidated Statements of Cash Flows

For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of short-term federal funds sold and securities sold or purchased under agreements to resell, interest earning deposits with banks, cash, and due from banks.

Stock-Based Compensation

The Company’s stock-based employee compensation plan is described in Note 11, Stock Compensation. In accordance with FASB ASC Topic 718, Compensation — Stock Compensation, the Company measures the cost of the stock-based compensation based on the grant-date fair value of the award, recognizing the cost over the requisite service period. The fair value of an award is estimated using the Black-Scholes option-pricing model. The expense recognized is based on an estimation of the number of awards for which the requisite service is expected to be rendered, and is included in salaries and employee benefits in the accompanying consolidated statements of operations. The standard also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Reclassifications

Certain prior year information has been reclassified to conform to the current year presentation.

Impact of New Accounting Standards

Other Comprehensive Income In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-05, Presentation of Comprehensive Income, which revises the manner in which entities present comprehensive income in their financial statements. The new guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. ASU 2011-05 does not change the items that must be reported in other comprehensive income. ASU 2011-05 is effective for periods beginning January 1, 2012 and requires retrospective application. The ASU does not change the components of other comprehensive income, the timing of items reclassified to net income, or the net income basis for income per share calculations.

In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting in Accounting Standards Update No. 2011-05 (Topic 220), which defers the requirement within ASU No. 2011-05 to present the reclassification amounts from other comprehensive income to net income as a separate component on the income statement. Until the FASB has reached a resolution, entities are required to report reclassification out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05.

Fair Value Measurements In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, to substantially converge the guidance in U.S. GAAP and IFRS on fair value measurements and disclosures. The amended guidance changes several aspects of the fair value measurement guidance ASC 820, Fair Value Measurement, and includes several new fair value disclosure requirements. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 is not expected to have a material impact on the Company’s consolidated financial statements.

Repurchase Agreements In April 2011, the FASB issued ASU 2011-03, Consideration of Effective Control on Repurchase Agreements, which deals with the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. ASU 2011-03 changes the rules for determining when these transactions should be accounted for as financings, as opposed to sales. The guidance in ASU 2011-03 is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The adoption of ASU 2011-03 is not expected to have a material impact on the Company’s consolidated financial statements.

Troubled Debt Restructurings In April 2011, the FASB issued ASU No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. The provisions of ASU No. 2011-02 provide a creditor additional guidance in determining whether a restructuring constitutes a troubled debt restructuring by concluding that both the following conditions exist (1) a creditor has granted a concession, and (2) the borrower is experiencing financial difficulties. A provision in ASU No. 2011-02 also ends the FASB’s deferral of the additional disclosures about troubled debt restructurings as required by ASU No. 2010-20. The provisions of ASU No. 2011-02 were adopted for the Company’s reporting period ending September 30, 2011 and required retrospective application to all restructurings occurring during 2011 along with additional required disclosures. Under the guidance for identifying TDR’s provided in the ASU, the Company identified 10 additional loans as a result of the adoption. See Note 2 for further discussion.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Credit Quality of Financing Receivables and the Allowance for Credit Losses In July 2010, the FASB issued ASU No. 2010-20 — Receivables (ASC Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This ASU requires expanded credit risk disclosures intended to provide investors with greater transparency regarding the allowance for credit losses and the credit quality of financing receivables. Under this ASU, companies are required to provide more information about the credit quality of their financing receivables in the disclosures to financial statements, such as aging information, credit quality indicators, changes in the allowance for credit losses, and the nature and extent of troubled debt restructurings and their effect on the allowance for credit losses. Both new and existing disclosures must be disaggregated by portfolio segment or class based on the level of disaggregation that management uses when assessing its allowance for credit losses and managing its credit exposure. The disclosures as of the end of a reporting period are effective for annual periods ending on or after December 15, 2010. The disclosures about activity that occur during a reporting period are effective for annual reporting periods beginning on or after December 15, 2010. The disclosures required by this update are reported in the notes to the Company’s consolidated financial statements.

(2)	Loans and Allowance for Loan Losses

A summary of loans, by major class within the Company’s loan portfolio, at December 31, 2011 and 2010 are as follows:

	2011	2010
Commercial, financial, and agricultural	$128,555,173	$131,382,467
Real estate construction - residential	30,201,198	31,834,174
Real estate construction - commercial	47,696,759	56,052,910
Real estate mortgage - residential	203,454,204	207,834,488
Real estate mortgage - commercial	402,960,327	439,068,622
Installment and other consumer	29,883,986	32,132,336
Unamortized loan origination fees and costs, net	178,901	167,466

Total loans	$842,930,548	$898,472,463

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson and Lee’s Summit, Missouri. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. At December 31, 2011, loans with a carrying value of $432,478,000 were pledged at Federal Home Loan Bank as collateral for borrowings and letters of credit.

The following is a summary of activity in 2011 of loans made by the Bank to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features.

Balance at December 31, 2010	$2,263,065
New loans	1,585,721
Amounts collected	(658,749)

Balance at December 31, 2011	$3,190,037

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Allowance for loan losses

The following is a summary of the allowance for loan losses for the years ended December 31, 2011, 2010 and 2009 is as follows:

(in thousands)	Commercial, Financial, and Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Unallocated	Total

Allowance for loan losses:

Balance, 12-31-08	$1,712	$1,355	$1,135	$2,931	$3,640	$391	$1,503	$12,667

Additions:
Provision for loan losses	2,252	—	1,055	3,169	1,777	229	(128)	8,354

Deductions:
Loans charged off	1,404	1,012	450	2,673	728	534	—	6,801
Less recoveries on loans	(213)	(5)	—	(61)	(4)	(294)	—	(577)

Net loans charged off	1,191	1,007	450	2,612	724	240	—	6,224

Balance, 12-31-09	$2,773	$348	$1,740	$3,488	$4,693	$380	$1,375	$14,797

Additions:
Provision for loan losses	1,908	2,622	4,133	4,740	2,577	32	(758)	15,254

Deductions:
Loans charged off	1,903	933	4,556	4,534	3,841	422	—	16,189
Less recoveries on loans	(153)	(30)	(22)	(228)	(29)	(241)	—	(703)

Net loans charged off	1,750	903	4,534	4,306	3,812	181	—	15,486

Balance, 12-31-10	$2,931	$2,067	$1,339	$3,922	$3,458	$231	$617	$14,565

Additions:
Provision for loan losses	837	914	485	1,104	8,593	204	(614)	11,523

Deductions:
Loans charged off	2,157	1,858	512	1,883	6,420	376	—	13,206
Less recoveries on loans	(193)	(65)	(250)	(108)	(103)	(208)	—	(927)

Net loans charged off	1,964	1,793	262	1,775	6,317	168	—	12,279

Balance, 12/31/11	$1,804	$1,188	$1,562	$3,251	$5,734	$267	$3	$13,809

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

The following table provides the balance in the allowance for loan losses at December 31, 2011 and 2010, and the related loan balance by impairment methodology. Loans evaluated under ASC 310-10-35 include loans on non-accrual status, which are individually evaluated for impairment, troubled debt restructurings, and other impaired loans deemed to have similar risk characteristics. All other loans are collectively evaluated for impairment under ASC 450-20. Although the allowance for loan losses is comprised of specific and general allocations, the entire allowance is available to absorb credit losses.

For the Year Ended December 31, 2011
(in thousands)	Commercial, Financial, and Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Unallocated	Total

Allowance for loan losses:
Individually evaluated for impairment	$239	$166	$380	$653	$2,309	$—	$—	$3,747
Collectively evaluated for impairment	1,565	1,022	1,182	2,598	3,425	267	3	10,062

Total	$1,804	$1,188	$1,562	$3,251	$5,734	$267	$3	$13,809

Loans outstanding:
Individually evaluated for impairment	$4,428	$1,147	$7,867	$6,569	$33,440	$—	$—	$53,451
Collectively evaluated for impairment	124,127	29,054	39,830	196,885	369,520	30,063	—	789,479

Total	$128,555	$30,201	$47,697	$203,454	$402,960	$30,063	$—	$842,930

For the Year Ended December 31, 2010
(in thousands)	Commercial, Financial, and Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Unallocated	Total

Allowance for loan losses:
Individually evaluated for impairment	$1,737	$1,553	$201	$1,117	$1,768	$—	$—	$6,376
Collectively evaluated for impairment	1,194	514	1,138	2,805	1,690	231	617	8,189

Total	$2,931	$2,067	$1,339	$3,922	$3,458	$231	$617	$14,565

Loans outstanding:
Individually evaluated for impairment	$3,660	$3,586	$11,783	$8,040	$29,076	$—	$—	$56,145
Collectively evaluated for impairment	127,722	28,248	44,270	199,795	409,993	32,299	—	842,327

Total	$131,382	$31,834	$56,053	$207,835	$439,069	$32,299	$—	$898,472

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

Impaired loans

Impaired loans totaled $53,619,534 and $56,270,543 at December 31, 2011 and 2010 respectively, and are comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings.

The categories of impaired loans at December 31, 2011 and 2010 are as follows:

	2011	2010
Non-accrual loans	$46,402,747	$50,586,887
Troubled debt restructurings continuing to accrue interest	7,216,787	5,683,656

Total impaired loans	$53,619,534	$56,270,543

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

The following table provides additional information about impaired loans at December 31, 2011 and 2010, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Recognized For the Year Ended 12/31/2011

At December 31, 2011
With no related allowance recorded:
Commercial, financial and Agricultural	$3,546,088	$3,625,113	$—	$3,510,156	$51,893
Real estate - construction residential	584,034	788,152	—	1,272,564	—
Real estate - construction commercial	1,458,346	1,755,248	—	3,567,873	—
Real estate - residential	2,315,344	2,653,979	—	3,596,694	25,774
Real estate - commercial	15,150,920	21,189,966	—	18,269,985	73,601
Consumer	168,257	177,332	—	189,722	3,622

Total	$23,222,989	$30,189,790	$—	$30,406,994	$154,890

With an allowance recorded:
Commercial, financial and Agricultural	$881,585	$904,168	$238,840	$654,874	$17,285
Real estate - construction residential	562,760	562,760	166,300	46,897	—
Real estate - construction commercial	6,408,713	6,448,100	379,921	5,805,604	—
Real estate - residential	4,254,023	4,265,660	653,279	3,202,511	112,932
Real estate - commercial	18,289,464	18,779,725	2,309,226	12,723,918	—

Total	$30,396,545	$30,960,413	$3,747,566	$22,433,804	$130,217

Total impaired loans	$53,619,534	$61,150,203	$3,747,566	$52,840,798	$285,107

At December 31, 2010
With no related allowance recorded:
Commercial, financial and Agricultural	$441,861	$629,296	$—	$1,250,446	$1,293
Real estate - construction residential	1,769,622	2,355,936	—	2,533,863	2,003
Real estate - construction commercial	8,297,388	9,393,368	—	15,889,842	475
Real estate - residential	2,463,735	2,950,560	—	5,269,211	13,480
Real estate - commercial	12,939,973	14,869,833	—	24,373,677	476,932
Consumer	125,858	132,688	—	149,971	4,219

Total	$26,038,437	$30,331,681	$—	$49,467,010	$498,402

With an allowance recorded:
Commercial, financial and Agricultural	$3,217,995	$3,260,009	$1,737,159	$1,243,084	$19,544
Real estate - construction residential	1,816,276	1,848,593	1,552,406	460,869	—
Real estate - construction commercial	3,485,517	4,740,517	201,147	4,363,077	42,824
Real estate - residential	5,576,292	5,669,041	1,117,141	3,662,862	115,609
Real estate - commercial	16,136,025	16,215,862	1,767,893	4,554,688	8,325

Total	$30,232,106	$31,734,022	$6,375,746	$14,284,580	$186,302

Total impaired loans	$56,270,543	$62,065,703	$6,375,746	$63,751,590	$684,704

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Interest income recognized on loans in non-accrual status and contractual interest that would have been recorded had the loans performed in accordance with their original contractual terms is as follows:

	2011	2010	2009
Contractual interest due on non-accrual loans	$1,962,972	$2,551,645	$1,726,395
Interest income recognized on loans in non-accrual status	10,588	22,356	158,124

Net reduction in interest income	$1,952,384	$2,529,289	$1,568,271

The specific reserve component of the Company’s allowance for loan losses at December 31, 2011 and 2010 was determined by using fair values of the underlying collateral obtained through independent appraisals and internal evaluations, or by discounting the total expected future cash flows. The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken resulting from current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $274,519, $662,348, and $436,787, for the years ended December 31, 2011, 2010, and 2009, respectively. The average recorded investment in impaired loans is calculated on a monthly basis during the years reported.

Delinquent and Non-Accrual Loans

The delinquency status of loans is determined based on the contractual terms of the notes. Borrowers are generally classified as delinquent once payments become 30 days or more past due. The following table provides aging information for the Company’s past due and non-accrual loans at December 31, 2011 and 2010.

	Current or Less Than 30 Days Past Due	30 - 89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total

December 31, 2011
Commercial, Financial, and Agricultural	$126,244,521	$242,672	$—	$2,067,980	$128,555,173
Real Estate Construction - Residential	29,054,404	—	—	1,146,794	30,201,198
Real Estate Construction - Commercial	39,821,946	—	7,754	7,867,059	47,696,759
Real Estate Mortgage - Residential	195,779,337	3,513,373	8,566	4,152,928	203,454,204
Real Estate Mortgage - Commercial	371,000,415	923,704	36,479	30,999,729	402,960,327
Installment and Other Consumer	29,281,191	612,461	978	168,257	30,062,887

Total	$791,181,814	$5,292,210	$53,777	$46,402,747	$842,930,548

December 31, 2010
Commercial, Financial, and Agricultural	$127,315,586	$534,865	$—	$3,532,016	$131,382,467
Real Estate Construction - Residential	28,200,876	47,400	—	3,585,898	31,834,174
Real Estate Construction - Commercial	45,511,088	474,934	—	10,066,888	56,052,910
Real Estate Mortgage - Residential	199,386,784	2,775,654	—	5,672,050	207,834,488
Real Estate Mortgage - Commercial	409,906,845	1,557,599	—	27,604,178	439,068,622
Installment and Other Consumer	31,784,217	356,812	32,916	125,857	32,299,802

Total	$842,105,396	$5,747,264	$32,916	$50,586,887	$898,472,463

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Credit Quality

The following table provides information about the credit quality of the loan portfolio using the Company’s internal rating system reflecting management’s risk assessment. Recent reviews by the Company’s credit officer identified areas of concern that resulted in heightened attention being given to reducing concentrations of credit and, in particular, to strengthening credit quality and administration. Loans are placed on watch status when (1) one or more weaknesses which could jeopardize timely liquidation exits; or (2) the margin or liquidity of an asset is sufficiently tenuous that adverse trends could result in a collection problem. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have a well defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the company may sustain some loss if the deficiencies are not corrected. It is the Company’s policy to discontinue the accrual of interest income on loans when management believes such that the collection of interest or principal is doubtful. Loans are placed on non-accrual status when (1) deterioration in the financial condition of the borrower exists for which payment of full principal and interest is not expected, or (2) upon which principal or interest has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis.

	Commercial	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Total

At December 31, 2011
Watch	$22,206,456	$9,644,326	$9,337,768	$13,231,006	$24,392,448	$557,278	$79,369,282
Substandard	4,141,582	842,063	1,189,122	4,268,914	8,003,868	444,003	18,889,552
Non-accrual	2,067,980	1,146,794	7,867,059	4,152,928	30,999,729	168,257	46,402,747

Total	$28,416,018	$11,633,183	$18,393,949	$21,652,848	$63,396,045	$1,169,538	$144,661,581

At December 31, 2010
Watch	$21,981,367	$7,519,394	$9,400,584	$9,184,659	$35,050,206	$564,489	$83,700,699
Substandard	2,840,703	757,637	4,242,934	4,423,219	12,635,163	441,514	25,341,170
Non-accrual	3,532,016	3,585,898	10,066,888	5,672,050	27,604,178	125,857	50,586,887

Total	$28,354,086	$11,862,929	$23,710,406	$19,279,928	$75,289,547	$1,131,860	$159,628,756

Troubled Debt Restructurings

At December 31, 2011, loans classified as troubled debt restructurings (TDRs) totaled $32,165,238, of which $24,948,451 was on non-accrual status and $7,216,787 was on accrual status. At December 31, 2010, loans classified as TDRs totaled $22,080,431, of which $16,397,775 was on non-accrual status and $5,683,656 was on accrual status. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of $1,522,422 and $1,359,079 were allocated to the allowance for loan losses at December 31, 2011 and December 31, 2010, respectively. As a result of adopting the amendments in Accounting Standards Update (ASU) No. 2011-02 — Receivables (ASC Topic 310) — A Creditor’s Determination of Whether a restructuring Is a Troubled Debt Restructuring, the Company reassessed all restructurings that occurred on or after January 1, 2011 for identification as TDRs. Based upon the provisions of this standard, the Company determined that 10 loans totaling $10,377,700 not previously classified as troubled debt restructurings met the definition of a troubled debt restructuring set forth under the ASU 2011-02. In all cases, these loans had previously been, and continue to be, classified as impaired. As each loan had been previously identified as impaired, an impairment review had been performed with respect to each loan and appropriate provisions for loan loss had been provided in prior periods.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

The following table summarizes loans that were modified as TDRs during the year ended December 31, 2011:

	The Year Ended December 31, 2011
	Recorded Investment (1)
	Number of Contracts	Pre- Modification	Post- Modification
Troubled Debt Restructurings
Commercial, financial and agricultural	9	$3,500,192	$3,485,661
Real estate construction - commercial	8	6,616,223	6,227,302
Real estate mortgage - residential	7	1,157,063	1,009,716
Real estate mortgage - commercial	9	9,552,474	9,215,406

Total	33	$20,825,952	$19,938,085

(1)	The amounts reported post-modification are inclusive of all partial pay-downs and charge-offs, and no portion of the debt was forgiven. Loans modified as a TDR that were fully paid down, charged-off or foreclosed upon during the period ended are not reported.

According to guidance provided in ASC subtopic 310-40, Troubled Debt Restructurings by Creditors, a loan restructuring or modification of terms is a TDR if the creditor for economic or legal reasons related to the borrowers financial difficulties grants a concession to the borrower that it would not otherwise consider. The Company’s portfolio of loans classified as TDRs include concessions such as interest rates below the current market rate, deferring principal payments, and extending maturity dates. Once a loan becomes a TDR, it will continue to be reported as a TDR until it is ultimately repaid in full, charged-off, or foreclosed and sold. The Company considers a loan in TDR status in default when the borrowers payment according to the modified terms is at least 90 days past due or has defaulted due to expiration of the loans maturity date. During the year ended December 31, 2011, thirty-three loans were modified meeting the criteria for troubled debt restructurings. During this time period none of these 2011 TDRs have subsequently defaulted based on their restructured terms.

(3)	Real Estate Acquired in Settlement of Loans

	December 31, 2011	December 31, 2010
Commercial	$17,150	$67,421
Real estate construction - residential	306,863	294,960
Real estate construction - commercial	13,649,784	12,934,239
Real estate mortgage - residential	2,120,721	2,777,614
Real estate mortgage - commercial	6,623,580	3,476,607

Total	$22,718,098	$19,550,841
Less valuation allowance for other real estate owned	(6,976,985)	(6,158,433)

Total	$15,741,113	$13,392,408

Balance at December 31, 2010		$19,550,841

Additions, net of charge-offs		10,447,979
Proceeds from sales		(6,841,293)
Net loss on sales		(439,429)

Total other real estate owned		$22,718,098
Less valuation allowance for other real estate owned		(6,976,985)

Balance at December 31, 2011		$15,741,113

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Activity in the valuation allowance for other real estate owned in settlement of loans for the years ended December 31, 2011, 2010, and 2009, respectively, is summarized as follows:

	The Year Ended December 31,
	2011	2010	2009

Balance, beginning of period	$6,158,433	$—	$—
Provision for other real estate owned	1,251,466	6,158,433	—
Charge-offs	(432,914)	—	—

Balance, end of period	$6,976,985	$6,158,433	$—

(4)	Investment Securities

A summary of investment securities by major category, at fair value, consisted of the following at December 31, 2011 and 2010.

	2011	2010

U.S. treasury	$2,054,102	$1,027,891
Government sponsored enterprises	70,313,978	53,341,551
Asset-backed securities	107,328,618	90,176,241
Obligations of states and political subdivisions	34,109,303	34,431,867

Total available for sale securities	$213,806,001	$178,977,550

All of the Company’s investment securities are classified as available for sale, as discussed in more detail below. Asset backed securities include agency mortgage-backed securities, which are guaranteed by government sponsored agencies such as the FHLMC, FNMA and GNMA. The Company does not invest in subprime originated mortgage-backed or collateralized debt obligation instruments.

Investment securities which are classified as restricted equity securities primarily consist of Federal Home Loan Bank Stock and the Company’s interest in statutory trusts. These securities are reported at cost in other assets in the amount of $4,384,850 and $6,141,950, as of December 31, 2011 and 2010 respectively.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2011 and 2010 are as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2011

U.S. Treasury	$1,999,643	$54,459	$—	$2,054,102
Government sponsored enterprises	69,703,105	628,888	18,015	70,313,978
Asset-backed securities	103,805,717	3,546,712	23,811	107,328,618
Obligations of states and political subdivisions	32,716,023	1,393,874	594	34,109,303

Total available for sale securities	$208,224,488	$5,623,933	$42,420	$213,806,001

Weighted average yield at end of period	2.89%

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2010

U.S Treasury	$999,823	$28,068	$—	$1,027,891
Government sponsored enterprises	53,516,545	327,051	502,045	53,341,551
Asset-backed securities	88,634,760	1,905,377	363,896	90,176,241
Obligations of states and political subdivisions	34,146,782	555,240	270,155	34,431,867

Total available for sale securities	$177,297,910	$2,815,736	$1,136,096	$178,977,550

Weighted average yield at end of period	3.37%

The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2011, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized cost	Fair value

Due in one year or less	$2,441,553	$2,452,493
Due after one year through five years	81,561,345	82,549,044
Due after five years through ten years	18,713,149	19,682,253
Due after ten years	1,702,724	1,793,593

	104,418,771	106,477,383
Asset-backed securities	103,805,717	107,328,618

Total	$208,224,488	$213,806,001

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Debt securities with carrying values aggregating approximately $172,447,000 and $148,099,000 at December 31, 2011 and 2010, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

	2011	2010	2009

Proceeds from sales	$—	$—	$12,546,609

Gains	—	—	605,716
Losses	—	—	—

Net gains	$—	$—	$605,716

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011 and 2010, were as follows:

	Less than 12 months		12 months or more			Total
At December 31, 2011	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Number of Investment Positions	Fair Value	Unrealized Losses

Government sponsored enterprises	$13,250,239	$(18,015)	$—	$—	13	$13,250,239	(18,015)
Asset-backed securities	4,591,075	(23,811)	—	—	5	4,591,075	$(23,811)
Obligations of states and political subdivisions	229,089	(300)	150,279	(294)	2	379,368	(594)

	$18,070,403	$(42,126)	$150,279	$(294)	20	$18,220,682	$(42,420)

	Less than 12 months		12 months or more			Total
At December 31, 2010	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Number of Investment Positions	Fair Value	Unrealized Losses

Government sponsored enterprises	$20,504,526	$(502,045)	$—	$—	19	$20,504,526	(502,045)
Asset-backed securities	21,177,793	(363,896)	—	—	20	21,177,793	$(363,896)
Obligations of states and political subdivisions	8,038,946	(270,155)	—	—	29	8,038,946	(270,155)

	$49,721,265	$(1,136,096)	$—	$—	68	$49,721,265	$(1,136,096)

The Company’s available for sale portfolio consisted of approximately 365 securities at December 31, 2011. One of these securities with an unrealized loss of $294 had been in the loss position for 12 months or longer. The $42,000 unrealized loss included in other comprehensive income at December 31, 2011 was caused by interest rate fluctuations. The Company’s available for sale portfolio consisted of approximately 333 securities at December 31, 2010. None of these securities had been in the loss position for 12 months or longer. The $1,136,000 unrealized loss included in other comprehensive income at December 31, 2010 was caused by interest rate fluctuations. Because the decline in fair value is attributable to changes in interest rates and not credit quality these investments were not considered other-than-temporarily impaired at December 31, 2011 and 2010.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

(5)	Premises and Equipment

A summary of premises and equipment at December 31, 2011 and 2010 is as follows:

	2011	2010

Land and land improvements	$10,120,668	$10,324,154
Buildings and improvements	33,652,171	32,209,975
Furniture and equipment	12,013,172	10,992,544
Construction in progress	277,031	207,880

Total	56,063,042	53,734,553
Less accumulated depreciation	18,109,670	16,754,050

Net premises and equipment	$37,953,372	$36,980,503

Depreciation expense for the past three years is as follows:

	For the Years Ended December 31,
	2011	2010	2009

Depreciation expense	$1,940,319	$1,963,842	$2,044,257

(6)	Other Intangible Assets

A summary of other intangible assets at and for the years ended December 31, 2011 and 2010 is as follows:

	For the Years Ended December 31,
	2011			2010
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount

Amortizable intangible assets:
Core deposit intangible	$4,795,224	$(4,252,478)	$542,746	$7,060,224	$(6,082,715)	$977,509
Mortgage servicing rights	3,170,639	(862,262)	2,308,377	3,067,368	(711,378)	2,355,990

Total intangible assets	$7,965,863	$(5,114,740)	$2,851,123	$10,127,592	$(6,794,093)	$3,333,499

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Changes in the net carrying amount of other intangible assets for the years ended December 31, 2011 and 2010 are shown in the following table:

	Core Deposit Intangible Asset	Mortgage Servicing Rights

Balance at December 31, 2009	$1,503,986	$2,020,964
Additions	—	1,168,701
Amortization	(526,477)	(833,675)

Balance at December 31, 2010	977,509	2,355,990
Additions	—	760,322
Amortization	(434,763)	(807,935)

Balance at December 31, 2011	$542,746	$2,308,377

Mortgage servicing rights (MSRs) are amortized over the shorter of 7 years or the life of the loan. They are periodically reviewed for impairment and if impairment is indicated, recorded at fair value. At December 31, 2011 and 2010, no temporary impairment was recognized. The fair value of MSRs is based on the present value of expected cash flows, as further discussed in Fair Value of Financial Instruments. Mortgage loans serviced for others totaled approximately $307,016,000 and $298,325,000 at December 31, 2011 and 2010, respectively. Included in other noninterest income were real estate servicing fees for the years ended December 31, 2011, 2010 and 2009 of $863,000, $927,000, and $888,000, respectively.

The Company’s amortization expense on intangible assets in any given period may be different from the estimated amounts depending upon the acquisition of intangible assets, changes in mortgage interest rates, prepayment rates and other market conditions. The following table shows the estimated future amortization expense based on existing asset balances and the interest rate environment as of December 31, 2011 for the next five years:

	Core Deposit Intangible Asset	Mortgage Servicing Rights
2012	$408,062	$487,000
2013	134,684	412,000
2014	—	349,000
2015	—	295,000
2016	—	249,000

The aggregate amortization expense of intangible assets subject to amortization for the past three years is as follows:

	For the Years Ended December 31,
Aggregate amortization expense	2011	2010	2009
Core deposit intangible asset	$434,763	$526,477	$626,111
Mortgage servicing rights	807,935	833,675	916,093

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

(7)	Deposits

The scheduled maturities of total time deposits are as follows:

	2011	2010

Due within:
One year	$266,516,536	$304,221,827
Two years	93,209,127	58,226,647
Three years	34,729,677	54,968,145
Four years	8,811,088	5,196,284
Five years	11,172,178	7,162,643
Thereafter	—	—

	$414,438,606	$429,775,546

At December 31, 2011 and 2010, the Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

	2011	2010

Due within:
Three months or less	$52,273,804	$19,997,962
Over three months through six months	16,016,986	35,685,505
Over six months through twelve months	32,291,758	37,901,059
Over twelve months	38,922,100	30,982,234

	$139,504,648	$124,566,760

The Federal Reserve Bank required the Bank to maintain cash or balances of $1,335,000 and $23,564,000 at December 31, 2011 and 2010, respectively, to satisfy reserve requirements.

Average compensating balances held at correspondent banks were $489,000 and $667,000 at December 31, 2011 and 2010, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

(8)	Borrowings

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase (repurchase agreements)

Information relating to federal funds purchased and repurchase agreements is as follows:

	Year End Weighted Rate	Average Weighted Rate	Average Balance Outstanding	Maximum Outstanding at any Month End	Balance at December 31,
2011
Federal funds purchased	—%	0.3%	$2,225	$—	$—
Short-term repurchase agreements	0.1	0.2	27,634,019	30,227,375	24,516,277

Total					24,516,277

2010
Federal funds purchased	—%	1.0%	$425,805	$—	$—
Short-term repurchase agreements	0.2	0.2	32,297,375	35,168,836	30,068,453

Total					30,068,453

2009
Federal funds purchased	0.9%	0.9%	$1,507,904	$7,175,000	$4,980,000
Short-term repurchase agreements	0.2	0.2	32,414,635	32,489,362	31,665,434

Total					36,645,434

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Company’s investment portfolio.

Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $15,000,000 on an unsecured basis and $19,918,000 on a secured basis at December 31, 2011.

Subordinated Notes and Other Borrowings

Other borrowings of the Company consisted of the following:

			2011		2010
	Borrower	Maturity Date	Year End Balance	Year End Weighted Rate	Year End Balance	Year End Weighted Rate
FHLB advances	Subsidiary bank	2012	$8,283,528	1.6%	$38,575,989	3.6%
		2013	10,126,461	1.5%	8,283,528	1.6%
		2014	—	na	10,126,461	1.6%
		2015	—	na	—	na
		2016	—	na	—	na
		2017-18	10,000,000	2.5%	10,000,000	2.5%

Total			28,409,989		66,985,978

Subordinated notes	The Company	2034	25,774,000	3.3%	25,774,000	3.0%
		2035	23,712,000	2.4%	23,712,000	2.1%

Total			$49,486,000		$49,486,000

The Bank subsidiary of the Company is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings are secured under a blanket agreement which assigns all investment in Federal Home Loan Bank of Des Moines stock, as well as mortgage loans equal to 125% to 175% (based

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

on collateral type) of the outstanding advance balance, to secure amounts borrowed by the Bank. The outstanding balance of $28,410,000 includes $10,000,000 which the FHLB may call for early payment within the next year. The FHLB has also issued letters of credit totaling $206,000 at December 31, 2011. Based upon the collateral pledged to the Federal Home Loan Bank of Des Moines at December 31, 2010, the Bank could borrow up to an additional $230,465,000 under the agreement.

On March 17, 2005, Exchange Statutory Trust II, a business trust issued $23,000,000 of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to a three-month LIBOR rate plus 1.83% and reprices quarterly (2.39% at December 31, 2011). The TPS can be prepaid without penalty at any time after five years from the issuance date.

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

On March 17, 2004, Exchange Statutory Trust I, a Delaware business trust and subsidiary of the Company issued $25,000,000 of floating TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (3.26% at December 31, 2011). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.

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

(9)	Income Taxes

The composition of income tax (benefit) expense for 2011, 2010, and 2009 is as follows:

	2011	2010	2009
Current:
Federal	$374,369	$(836,846)	$2,131,373
State	(214,183)	79,556	354,072

Total current	160,186	(757,290)	2,485,445

Deferred:
Federal	385,594	(2,090,598)	(564,779)
State	45,364	(238,925)	(64,546)

Total deferred	430,958	(2,329,523)	(629,325)

Total income tax (benefit) expense	$591,144	$(3,086,813)	$1,856,120

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Applicable income tax (benefit) expense for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

	2011		2010		2009
	Amount	%	Amount	%	Amount	%
Income (loss) before provision for income tax (benefit) expense	$3,448,414		$(6,638,553)		$6,811,877

Tax at statutory Federal income tax rate	$1,172,461	34.00%	$(2,257,108)	34.00%	$2,316,038	34.00%
Tax-exempt income	(404,001)	(11.72)	(445,020)	6.70	(508,002)	(7.46)
State income tax, net of Federal tax benefit	(111,421)	(3.23)	(105,184)	1.58	191,087	2.81
Other, net	(65,895)	(1.91)	(279,501)	4.22	(143,003)	(2.10)

Provision for income tax (benefit) expense	$591,144	17.14%	$(3,086,813)	46.50%	$1,856,120	27.25%

The components of deferred tax assets and deferred tax liabilities at December 31, 2011 and 2010 are as follows:

	2011	2010

Deferred tax assets:
Allowance for loan losses	$5,247,505	$5,680,298
Nonaccrual loan interest	1,033,195	1,208,665
Core deposit intangible	882,583	873,017
Goodwill	2,831,425	3,263,670
Impairment of other real estate owned	2,734,539	2,547,425
Deferred compensation	26,879	46,878
Deferred taxes on pension	1,379,898	240,349
Pension	276,331	—
Other	548,980	447,485

Total deferred tax assets	14,961,335	14,307,787

Deferred tax liabilities:
Premises and equipment	960,245	999,943
Mortgage servicing rights	791,037	789,759
FHLB stock dividend	100,282	102,921
Assets held for sale	108,735	—
Available-for-sale securities	2,176,790	655,060
Pension	—	118,265
Other	1,892	6,345

Total deferred tax liabilities	4,138,981	2,672,293

Net deferred tax asset	$10,822,354	$11,635,494

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2011 and, therefore, has not established a valuation reserve.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

At December 31, 2011, the accumulation of prior years’ earnings representing tax bad debt deductions of the Bank was $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, the Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.

The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. As a result of the lapse of the statue of limitations for the 2007 tax year, the Company recognized $340,351 of gross unrecognized tax benefits and $30,969 of accrued interest. This resulted in a decrease of the effective tax rate for the year-ended December 31, 2011 compared to December 31, 2010. As of December 31, 2011, the Company did not have any uncertain tax provisions.

A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

	2011	2010	2009
Unrecognized tax benefits as of January 1,	$340,351	$562,076	$748,942
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during prior years	—	—	—
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during year	—	—	—
The amount of decreases in unrecognized tax benefits relating to settlements with taxing authorities	—	—	—
Reductions to unrecognized benefits as a result of a lapse of the applicable statute of limitations	(340,351)	(221,725)	(186,866)

Unrecognized tax benefits as of December 31,	$—	$340,351	$562,076

(10)	Employee Benefit Plans

Employee benefits charged to operating expenses are summarized in the table below.

	2011	2010	2009
Payroll taxes	$1,098,110	$1,105,599	$1,096,793
Medical plans	1,676,494	1,544,670	1,494,166
401k match	290,665	318,518	306,042
Pension plan	907,455	864,871	890,692
Profit-sharing	—	2	282,904
Other	249,671	161,210	133,803

Total employee benefits	$4,222,395	$3,994,870	$4,204,400

The Company’s profit-sharing plan includes a matching 401k portion, in which the Company matches the first 3% of eligible employee contributions. The Company made annual contributions in an amount up to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for Federal income tax purposes, for each of the years shown. In addition, employees were able to make additional tax-deferred contributions.

Pension

The Company also provides a noncontributory defined benefit pension plan for all full-time employees.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made a $1,243,000 contribution to the defined benefit plan through March 30, 2012, of which $310,000 relates to the 2010 plan year and $933,000 relates to the 2011 plan year. The minimum required contribution for the 2012 plan year is estimated to be $1,048,000. The Company has not determined whether it will make any contributions other than the minimum required funding contribution for 2012.

Obligations and Funded Status at December 31

	2011	2010

Change in projected benefit obligation:
Balance, January 1	$10,655,180	$9,400,952
Service cost	930,691	844,178
Interest cost	603,903	556,047
Actuarial loss	2,240,500	59,386
Benefits paid	(213,069)	(205,383)

Balance, December 31	14,217,205	10,655,180

Change in plan assets:
Fair value, January 1	9,296,645	7,993,695
Actual gain (loss) return on plan assets	(54,282)	954,332
Employer contribution	1,005,000	554,000
Benefits paid	(213,069)	(205,382)

Fair value, December 31	10,034,294	9,296,645

Funded status at end of year	$(4,182,911)	$(1,358,535)

Accumulated benefit obligation	$10,762,152	$8,172,291

Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income

The following items are components of net pension cost for the years ended December 31, 2011, 2010 and 2009:

	2011	2010	2009

Service cost - benefits earned during the year	$930,691	$844,178	$850,940
Interest costs on projected benefit obligations	603,903	556,047	509,482
Expected return on plan assets	(705,767)	(613,982)	(539,283)
Amortization of prior service cost	78,628	78,628	78,628
Amortization of net gains	—	—	(9,075)

Net periodic pension expense	$907,455	$864,871	$890,692

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income (loss) at December 31, 2011 and 2010 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

	2011	2010

Prior service costs	$(678,812)	$(757,440)
Net accumulated actuarial net (loss) gain	(2,776,911)	223,639

Accumulated other comprehensive loss	(3,455,723)	(533,801)
Net periodic benefit cost in excess of cumulative employer contributions	(727,188)	(824,734)

Net amount recognized at December 31, balance sheet	$(4,182,911)	$(1,358,535)

Net loss (gain) arising during period	$3,000,549	$(280,964)
Prior service cost amortization	(78,628)	(78,628)
Amortization of net actuarial gain / (loss)	—	—

Total recognized in other comprehensive income	$2,921,921	$(359,592)

Total recognized in net periodic pension cost and other comprehensive income	$3,829,376	$505,279

The estimated prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic cost in 2012 is $78,628. During 2012, $92,378 is the estimated amount of actuarial loss subject to amortization into net periodic pension cost.

Assumptions utilized to determine benefit obligations as of December 31, 2011, 2010 and 2009 and to determine pension expense for the year then ended are as follows:

	2011	2010	2009
Determination of Benefit obligation at year end:
Discount rate	4.75%	5.75%	6.00%
Annual rate of compensation increase	4.50%	4.50%	4.50%
Determination of Pension expense for year ended:
Discount rate for the service cost	5.75%	5.75%	6.00%
Annual rate of compensation increase	4.50%	4.50%	4.50%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

The assumed overall expected long-term rate of return on pension plan assets used in calculating 2011 pension expense was 7%. Determination of the plan’s rate of return is based upon historical returns for equities and fixed income indexes. During the past five years the Company’s plan assets have experienced the following annual returns: 0.1% in 2011, 12.4% in 2010, 22.0% in 2009, (32.6)% in 2008, and 7.4% in 2007. The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan’s investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Due to a decline in the economy and a decrease in discount rates used in the actuarial calculation of plan income, the Company expects to incur $1,320,000 expense in 2012 compared to $907,000 in 2011.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

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

The fair value of the Company’s pension plan assets at December 31, 2011 and 2010 by asset category are as follows:

		Fair Value Measurements At December 31, 2011 Using
Description	Fair Value December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash equivalents	$1,790,943	$1,790,943	$—	$—
Equity securities:
U.S. large-cap (a)	3,820,667	3,820,667	—	—
U.S. mid-cap (b)	502,246	502,246	—	—
U.S. small-cap (c)	595,027	595,027	—	—
International (d)	1,277,798	1,277,798	—	—
Real Estate (e)	203,000	203,000	—	—
Commodities (f)	198,253	198,253	—	—
Fixed income securities:
U.S. Gov’t Agency Obligations (g)	841,083	—	841,083	—
Corporate investment grade (g)	653,144	—	653,144	—
Corporate non-investment grade (g)	152,133	—	152,133	—

Total	$10,034,294	$8,387,934	$1,646,360	$—

(a)	This category is comprised of low-cost equity index funds not actively managed that track the S&P 500.
(b)	This category is comprised of low-cost equity index funds not actively managed that track the MSCI U.S. mid-cap 450.
(c)	This is comprised of actively managed mutual funds.
(d)	37% of this category is comprised of low-cost equity index funds not actively managed that track the MSCI EAFE.
(e)	This category comprised low-cost real estate index exchange traded funds.
(f)	This category is comprised of exchange traded funds investing agricultural and energy commodities.
(g)	This category is comprised of individual bonds.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

		Fair Value Measurements At December 31, 2010 Using
Description	Fair Value December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash equivalents	$1,123,265	$1,123,265	$—	$—
Equity securities:
U.S. large-cap (a)	3,364,627	3,364,627	—	—
U.S. mid-cap (b)	1,138,036	1,138,036	—	—
U.S. small-cap (c)	445,318	445,318	—	—
International (d)	1,276,752	1,276,752	—	—
Fixed income securities:
U.S. Govt Agency Obligations (e)	993,464	—	993,464	—
Corporate investment grade (e)	682,715	—	682,715	—
Corporate non-investment grade (e)	272,468	—	272,468	—

Total	$9,296,645	$7,347,998	$1,948,647	$—

(a)	This category is comprised of low-cost equity index funds not actively managed that track the S&P 500.
(b)	This category is comprised of low-cost equity index funds not actively managed that track the MSCI U.S. mid-cap 450.
(c)	This is comprised of actively managed mutual funds.
(d)	44% of this category is comprised of low-cost equity index funds not actively managed that track the MSCI EAFE.
(e)	This category is comprised of individual bonds.

The following future benefit payments are expected to be paid:

Year	Pension benefits
2012	$326,953
2013	335,437
2014	413,817
2015	429,802
2016	432,330
2017 to 2021	2,793,297

(11)	Stock Compensation

The Company’s stock option plan provides for the grant of options to purchase up to 506,188 shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries. All options have been granted at exercise prices equal to fair value and vest over periods ranging from four to five years, except 10,705 options issued in 2008 to acquire shares that vested immediately.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

The following table summarizes the Company’s stock option activity:

	Number of shares December 31			Weighted average exercise price December 31
	2011	2010	2009	2011	2010	2009
Outstanding, beginning of year	260,466	298,382	299,988	$24.44	$23.18	$23.21
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Forfeited	—	—	(1,606)	—	—	27.94
Expired	(192)	(37,916)	—	18.68	14.52	—

Outstanding, end of year	260,274	260,466	298,382	$24.45	$24.44	$23.18

Exercisable, end of year	233,706	217,503	233,256	$24.53	$24.52	$22.84

Options have been adjusted to reflect a 4% stock dividend paid on July 1, 2011.

Options outstanding at December 31, 2011 had a weighted average remaining contractual life of approximately 3.5 years and no intrinsic value. Options outstanding at December 31, 2010 had a remaining contractual life of approximately 4.5 years and no intrinsic value. No stock options were granted during in the years presented above.

Options exercisable at December 31, 2011 had a weighted average remaining contractual life of approximately 3.3 years and no intrinsic value. Options exercisable at December 31, 2010 had a weighted average remaining contractual life of approximately 4.1 years and no intrinsic value. No stock options were exercised during the years presented above.

Total stock-based compensation expense for the years ended December 31, 2011, 2010, and 2009 was $58,000, $87,000, and $130,000, respectively. As of December 31, 2011, the total unrecognized compensation expense related to non-vested stock awards was $99,000 and the related weighted average period over which it is expected to be recognized is approximately 3 years.

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

Participating in this program included the Company’s issuance of 30,255 shares of senior preferred stock (with a par value of $1,000 per share) and a ten year warrant to purchase approximately 276,090 shares of common stock (see below for additional information) to the U.S. Department of Treasury in exchange for $30,255,000. The proceeds received were allocated between the preferred stock and the common stock warrant based upon their relative fair values. This resulted in the recording of a discount on the preferred stock upon issuance that reflects the value allocated to the warrant. The discount on the preferred stock will be accreted over five years, consistent with managements’ estimate of the life of the preferred stock. Such accretion will be treated as additional dividends on the preferred stock. The allocated carrying values of the senior preferred stock and common stock warrant at December 31, 2011 were $29,318,000 and $2,382,000, respectively.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

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

The common stock warrant is exercisable immediately with a ten year term, in whole or in part, at an exercise price of $16.44 per share. The preferred stock and warrant are classified as stockholders’ equity in the consolidated balance sheet and qualify, for regulatory capital purposes, as Tier I capital. For the year ended December 31, 2011, the Company had declared and paid $1,513,000 of dividends and amortized $476,000 of accretion of the discount on preferred stock.

(13)	Earnings (loss) per Share

Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share gives effect to all dilutive potential common shares that were outstanding during the year. The calculations of basic and diluted earnings (loss) per share are as follows:

	2011	2010	2009

Basic earnings (loss) per common share:
Net income (loss)	$2,857,270	$(3,551,740)	$4,955,757
Less:
Preferred stock dividends	1,512,750	1,512,750	1,516,952
Accretion of discount on preferred stock	476,474	476,474	476,474

Net income (loss) available to common shareholders	$868,046	$(5,540,964)	$2,962,331

Basic (loss) earnings per share	$0.19	$(1.19)	$0.64

Diluted earnings (loss) per common share:

Net income (loss)	$2,857,270	$(3,551,740)	$4,955,757
Less:
Preferred stock dividends	1,512,750	1,512,750	1,516,952
Accretion of discount on preferred stock	476,474	476,474	476,474

Net income (loss) available to common shareholders	$868,046	$(5,540,964)	$2,962,331

Average shares outstanding	4,652,994	4,652,994	4,652,994
Effect of dilutive stock options	—	—	—

Average shares outstanding including dilutive stock options	4,652,994	4,652,994	4,652,994

Diluted earnings (loss) per share	$0.19	$(1.19)	$0.64

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

The following options to purchase shares during the fiscal years ended 2011, 2010, and 2009 were not included in the respective computations of diluted earnings (loss) per share because the exercise price of the option, when combined with the effect of the unamortized compensation expense, was greater than the average market price of the common shares and were considered anti-dilutive.

	Years Ended December 31,
	2011	2010	2009
Anti-dilutive shares - option shares	260,274	260,466	298,382
Anti-dilutive shares - warrant shares	276,090	276,090	276,090

(14)	Capital Requirements

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

Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2011 and 2010, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2011, the most recent notification from the regulatory authorities categorized the bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Bank’s categories.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

The actual and required capital amounts and ratios for the Company and the Bank as of December 31, 2011 and 2010 are as follows (dollars in thousands):

	Actual		Minimum Capital requirements		Well-Capitalized Capital Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011
Total capital (to risk-weighted assets):
Company	$159,768	18.03%	$70,905	8.00%	—	—
Hawthorn Bank	130,398	15.00	69,567	8.00	$86,959	10.00%
Tier I capital (to risk-weighted assets):
Company	$134,391	15.16%	$35,453	4.00%	—	—
Hawthorn Bank	119,498	13.74	34,784	4.00	$52,175	6.00%
Tier I capital (to adjusted average assets):
Company	$134,391	11.52%	$34,993	3.00%	—	—
Hawthorn Bank	119,498	10.45	34,309	3.00	$57,181	5.00%

	Actual		Minimum Capital requirements		Well-Capitalized Capital Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2010
Total capital (to risk-weighted assets):
Company	$159,510	17.05%	$74,863	8.00%	—	—
Hawthorn Bank	130,361	14.18	73,548	8.00	$91,834	10.00%
Tier I capital (to risk-weighted assets):
Company	$133,349	14.25%	$37,431	4.00%	—	—
Hawthorn Bank	118,837	12.93	36,774	4.00	$55,161	6.00%
Tier I capital (to adjusted average assets):
Company	$133,349	11.00%	$36,360	3.00%	—	—
Hawthorn Bank	118,837	9.99	35,685	3.00	$59,475	5.00%

(15)	Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain financial and nonfinancial assets and liabilities. The FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The standard applies whenever other standards require (permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, FASB clarified the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. As of December 31, 2011 and 2010, there were no transfers into or out of Level 2.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

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

Valuation methods for instruments measured at fair value on a recurring basis

Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a recurring basis:

Available-for-sale securities

Available-for-sale securities are recorded at fair value on a recurring basis. Available-for-sale securities is the only balance sheet category the Company is required to prepare in conformity with U.S. GAAP to carry at fair value on a recurring basis. Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

		Fair Value Measurements At December 31, 2011 Using
Description	Fair Value December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. treasury	$2,054,102	$—	$2,054,102	$—
Government sponsored enterprises	70,313,978	—	70,313,978	—
Asset-backed securities	107,328,618	—	107,328,618	—
Obligations of states and political subdivisions	34,109,303	—	34,109,303	—

Total	$213,806,001		$213,806,001	$—

		Fair Value Measurements At December 31, 2010 Using
Description	Fair Value December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

U.S. treasury	$1,027,891	$—	$1,027,891	$—
Government sponsored enterprises	53,341,551	—	53,341,551	—
Asset-backed securities	90,176,241	—	90,176,241	—
Obligations of states and political subdivisions	34,431,867	—	34,431,867	—

Total	$178,977,550		$178,977,550	$—

Valuation methods for instruments measured at fair value on a nonrecurring basis

Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:

Impaired Loans

The Company does not record loans at fair value on a recurring basis other than loans that are considered impaired. The net carrying value of impaired loans is generally based on fair values of the underlying collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. Once the fair value of the collateral has been determined and any impairment amount calculated, a specific reserve allocation is made. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2011, the Company identified $30.4 million in impaired loans that had specific allowances for losses aggregating $3.7 million. Related to these loans, there was $11.3 million in charge-offs recorded during 2011.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. Because many of these inputs are not observable, the measurements are classified as Level 3.

		Fair Value Measurements Using
Description	Fair Value December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)*
Impaired loans:
Commercial, financial, & agricultural	$642,745	$—	$—	$642,745	$(2,135,996)
Real estate construction - residential	396,460	—	—	396,460	(1,556,738)
Real estate construction - commercial	6,028,792	—	—	6,028,792	(279,088)
Real estate mortgage - residential	3,600,744	—	—	3,600,744	(1,509,328)
Real estate mortgage - commercial	15,980,238	—	—	15,980,238	(5,841,988)

Total	$26,648,979	$—	$—	$26,648,979	$(11,323,138)

Other real estate owned and repossessed assets	$16,020,023	$—	$—	$16,020,023	$(2,111,929)

		Fair Value Measurements Using
Description	Fair Value December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)*
Impaired loans:
Commercial, financial, & agricultural	$1,480,836	$—	$—	$1,480,836	$(1,634,544)
Real estate construction - residential	263,870	—	—	263,870	(863,399)
Real estate construction - commercial	3,284,371	—	—	3,284,371	(4,496,156)
Real estate mortgage - residential	4,459,151	—	—	4,459,151	(3,971,927)
Real estate mortgage - commercial	14,368,132	—	—	14,368,132	(3,626,892)

Total	$23,856,360	$—	$—	$23,856,360	$(14,592,918)

Other real estate owned and repossessed assets	$14,009,017	$—	$—	$14,009,017	$(3,528,011)

*	Total gains (losses) reported for other real estate owned and repossessed assets includes charge offs, valuation write downs, and net losses taken during the periods reported.

(16)	Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

Loans

The fair values of loans are estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The net carrying amount of impaired loans is generally based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. This method of estimating fair value does not incorporate the exit-price concept of fair value prescribed by ASC Topic 820.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Investment Securities

A detailed description of the fair value measurement of the debt instruments in the available for sale sections of the investment security portfolio is provided in the Fair Value Measurement section above. A schedule of investment securities by category and maturity is provided in the notes on Investment Securities.

Federal Funds Sold, Cash, and Due from Banks

The carrying amounts of short-term federal funds sold and securities purchased under agreements to resell, interest earning deposits with banks, and cash and due from banks approximate fair value. Federal funds sold and securities purchased under agreements to resell classified as short-term generally mature in 90 days or less.

Mortgage Servicing Rights

The fair value of mortgage servicing rights is based on the discounted value of contractual cash flows utilizing servicing rate, constant prepayment rate, servicing cost, and discount rate factors. Accordingly, the fair value is estimated based on a valuation model which calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, market discount rates, cost to service, float earnings rates, and other ancillary income, including late fees.

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

Subordinated Notes and Other Borrowings

The fair value of subordinated notes and other borrowings is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for other borrowed money of similar remaining maturities.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2011 and 2010 is as follows:

	2011		2010
	Carrying amount	Fair value	Carrying amount	Fair value

Assets:
Loans	$829,121,324	$830,077,000	$883,907,596	$889,291,000
Investment in debt securities	213,806,001	213,806,001	178,977,550	178,977,550
Federal fund sold and securities purchased under agreements to resell	75,000	75,000	125,815	125,815
Cash and due from banks	43,134,530	43,134,530	50,853,985	50,853,985
Mortgage servicing rights	2,308,377	2,512,000	2,355,990	3,027,000
Accrued interest receivable	5,340,610	5,340,610	5,733,684	5,733,684

	$1,093,785,842	$1,094,945,141	$1,121,954,620	$1,128,009,034

Liabilities:
Deposits:
Demand	$159,186,859	$159,186,859	$137,749,571	$137,749,571
NOW	169,451,594	169,451,594	160,225,356	160,225,356
Savings	62,075,470	62,075,470	54,722,129	54,722,129
Money market	153,071,624	153,071,624	164,190,054	164,190,054
Time	414,438,606	421,687,000	429,775,546	437,996,000
Federal funds purchased and securities sold under agreements to repurchase	24,516,277	24,516,277	30,068,453	30,068,453
Subordinated notes	49,486,000	22,082,000	49,486,000	21,105,000
Other borrowings	28,409,989	29,525,000	66,985,978	69,329,000
Accrued interest payable	1,054,202	1,054,202	1,491,503	1,491,503

	$1,061,690,621	$1,042,650,026	$1,094,694,590	$1,076,877,066

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms, which are competitive in the markets in which it operates. See Note 17 for further discussion.

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

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

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

The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2011 no amounts have been accrued for any estimated losses for these financial instruments.

The contractual amount of off-balance-sheet financial instruments as of December 31, 2011 and 2010 as follows:

	2011	2010

Commitments to extend credit	$117,170,561	94,114,449
Standby letters of credit	2,992,497	3,446,527

Commitments

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2011.

Pending Litigation

The Company and its subsidiaries, are defendants in various legal actions incidental to the Company’s past and current business activities. At December 31, 2011 and 2010, the Company’s consolidated balance sheets included liabilities for these legal actions of $161,000 and $275,000, respectively. Based on the Company’s analysis, and considering the inherent uncertainties associated with litigation, management does not believe that it is reasonably possible that these legal actions will materially adversely affect the Company’s consolidated financial statements or results of operations in the near term.

On November 18, 2010, a suit was filed against the Company and its subsidiary, Hawthorn Bank (the Bank) in the Circuit Court of Jackson County for the Eastern Division of Missouri state court by a customer alleging that the fees associated with the Bank’s automated overdraft program in connection with its debit card and ATM cards constitute unlawful interest in violation of Missouri’s usury laws. The suit seeks class-action status for Bank customers who have paid overdraft fees on their checking accounts. The suit seeks forefeiture and refund of twice the amount of improper overdraft fees assessed and collected. The court has denied the Bank’s motion to dismiss the suit. At this early stage of the litigation, it is not possible for management of the Bank to determine the probability of a material adverse outcome or reasonably estimate the amount of any potential loss.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

On December 17, 2009, a suit was filed against Hawthorn Bank (the Bank) in Circuit Court of Jackson County for the Eastern Division of Missouri state court by a customer alleging that the Bank had not followed through on its commitment to fund a loan request. A jury found in favor of the customer and awarded $630,000 in damages to the plaintiffs, including $200,000 in punitive damages. After hearing post-judgment motions, the trial court struck the punitive damage award and entered an amended judgment for a total of $510,000 against the Bank. As of December 31, 2011, the Company carried a liability of $161,000 with respect to this matter. The Company is in the early stages of the appeals process and the probable outcome is presently not determinable.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

(18)	Condensed Financial Information of the Parent Company Only

Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:

Condensed Balance Sheets

	December 31,
	2011	2010
Assets

Cash and due from bank subsidiaries	$13,281,671	$12,448,772
Investment in equity securities	1,486,000	1,486,000
Investment in subsidiaries	140,361,330	138,677,199
Premises and equipment	1,611	3,662
Deferred tax asset	1,610,808	166,349
Other assets	9,921	21,430

Total assets	$156,751,341	$152,803,412

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486,000	$49,486,000
Other liabilities	4,689,568	1,829,101
Stockholders’ equity	102,575,773	101,488,311

Total liabilities and stockholders’ equity	$156,751,341	$152,803,412

Condensed Statements of Operations

	For the Years Ended December 31,
	2011	2010	2009

Income
Interest and dividends received from subsidiaries	$5,191,614	$4,405,349	$247,842

Total income	5,191,614	4,405,349	247,842

Expenses
Interest on subordinated notes	1,301,178	1,525,553	2,446,742
Other	2,605,082	2,904,355	3,057,108

Total expenses	3,906,260	4,429,908	5,503,850

Income (loss) before income tax benefit and equity in undistributed income of subsidiaries	1,285,354	(24,559)	(5,256,008)
Income tax benefit	1,367,927	1,449,929	1,918,880
Equity in undistributed income (loss) of subsidiaries	203,989	(4,977,110)	8,292,885

Net income (loss)	$2,857,270	$(3,551,740)	$4,955,757

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

Condensed Statements of Cash Flows

	2011	2010	2009

Cash flows from operating activities:
Net income (loss)	$2,857,270	$(3,551,740)	$4,955,757
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,051	2,441	3,404
Equity in undistributed (income) losses of subsidiaries	(203,989)	4,977,110	(8,292,885)
Stock based compensation expense	57,874	87,310	130,459
(Increase) decrease in deferred tax asset	(274,245)	(37,876)	120,281
Other, net	(89,557)	381,702	(109,419)

Net cash provided by (used in) operating activities	2,349,404	1,858,947	(3,192,403)

Cash flows from investing activities:

Purchase of premise and equipment	—	—	(3,052)
Proceeds from sale premise and equipment	—	—	500
Investment in subsidiary	900,000	(1,250,000)	(8,000,000)

Net cash provided by (used in) investing activities	900,000	(1,250,000)	(8,002,552)

Cash flows from financing activities:

Proceeds from issuance of preferred stock and warrant	—	—	—
Purchase of treasury stock	—	—	—
Cash dividends paid - preferred stock	(1,512,750)	(1,512,750)	(1,369,879)
Cash dividends paid - common stock	(903,755)	(1,385,230)	(2,665,557)

Net cash used in financing activities	(2,416,505)	(2,897,980)	(4,035,436)

Net increase (decrease) in cash and due from banks	832,899	(2,289,033)	(15,230,391)

Cash and due from banks at beginning of year	12,448,772	14,737,805	29,968,196

Cash and due from banks at end of year	$13,281,671	$12,448,772	$14,737,805

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2011, 2010, and 2009

(19)	Quarterly Financial Information (Unaudited)

Year Ended December 31, 2011
(In thousands except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Year to Date
Interest income	$13,583	$13,640	$13,384	$12,861	$53,468
Interest expense	3,102	2,858	2,580	2,313	10,853

Net interest income	10,481	10,782	10,804	10,548	42,615
Provision for loan losses	1,750	1,883	2,010	5,880	11,523
Noninterest income	2,052	2,178	2,358	2,612	9,200
Noninterest expense	9,378	9,008	8,925	9,533	36,844
Income tax (benefit) expense	451	661	711	(1,232)	591

Net income (loss)	$954	$1,408	$1,516	$(1,021)	$2,857

Preferred stock dividends	370	382	379	382	1,513
Accretion of discount on preferred stock	119	119	119	119	476

Net income (loss) available to common stockholders	$465	$907	$1,018	$(1,522)	$868

Net income (loss) per share:
Basic earnings (loss) per share	$0.10	$0.19	$0.22	$(0.33)	$0.19
Diluted earnings (loss) per share	0.10	0.19	0.22	(0.33)	0.19

Year Ended December 31, 2010
(In thousands except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Year to Date
Interest income	$14,873	$15,103	$14,625	$14,138	$58,739
Interest expense	4,562	3,989	3,766	3,436	15,753

Net interest income	10,311	11,114	10,859	10,702	42,986
Provision for loan losses	2,505	2,150	2,450	8,150	15,255
Noninterest income	2,006	2,450	2,910	3,115	10,481
Noninterest expense	9,131	10,320	9,365	16,035	44,851
Income tax (benefit) expense	187	312	531	(4,117)	(3,087)

Net income (loss)	$494	$782	$1,423	$(6,251)	$(3,552)

Preferred stock dividends	370	382	379	382	1,513
Accretion of discount on preferred stock	119	119	119	119	476

Net income (loss) available to common stockholders	$5	$281	$925	$(6,752)	$(5,541)

Net income (loss) per share:
Basic earnings (loss) per share	$—	$0.06	$0.20	$(1.45)	$(1.19)
Diluted earnings (loss) per share	—	0.06	0.20	(1.45)	(1.19)

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS

Market Price. Our Company’s common stock trades on Nasdaq’s global select market under the stock symbol of “HWBK.” The following table sets forth the range of high and low bid prices of our Company’s common stock by quarter for each quarter in 2011 and 2010 in which the stock was traded.

2011	High	Low
First Quarter	$9.33	$8.06
Second Quarter	$8.89	$7.29
Third Quarter	$8.50	$5.80
Fourth Quarter	$8.10	$5.50

2010	High	Low
First Quarter	$12.50	$9.08
Second Quarter	$13.20	$11.06
Third Quarter	$13.37	$8.69
Fourth Quarter	$10.21	$8.26

Shares Outstanding. As of March 5, 2012, our Company had issued 4,814,852 shares of common stock, of which 4,652,944 shares were outstanding. The outstanding shares were held of record by approximately 1,749 shareholders. Our Company has a warrant outstanding for the purchase of 276,090 shares of common stock. In addition, our Company has 30,255 shares of cumulative, perpetual preferred stock outstanding. The warrant and preferred shares were issued pursuant to the U.S. Treasury’s Capital Purchase Program (or CPP).

Dividends. The following table sets forth information on dividends paid by our Company in 2011 and 2010.

Month Paid	Dividends Per Share
January, 2011	$0.05
April, 2011	0.05
July, 2011	0.05
October, 2011	0.05

Total for 2011	$0.20

January, 2010	$0.11
April, 2010	0.11
July, 2010	0.05
October, 2010	0.05

Total for 2010	$0.32

Our Board of Directors intends that our Company will continue to pay quarterly dividends. The actual amount of quarterly dividends and the payment, as well as the amount, of any special dividend ultimately will depend on the payment of sufficient dividends by our subsidiary Bank to our Company. The payment by our Bank of dividends to our Company will depend upon such factors as our Bank’s financial condition, results of operations and current and anticipated cash needs, including capital requirements. In addition to the above limitations, our ability to pay dividends on our common stock is limited by our participation in the Treasury’s Capital Purchase Program (or CPP). If we are not current in the payment of quarterly dividends on the Series A preferred stock issued to the U.S. Treasury in CPP, we cannot pay dividends on our common stock.

Stock Performance Graph. The following performance graph shows a comparison of cumulative total returns for our Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2006, through December 31, 2011. The cumulative total return on investment for each of the periods for our Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at December 31, 2006. The performance graph assumes that the value of an investment in our common stock and each index was $100 at December 31, 2006 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:

	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11

Hawthorn Bancshares, Inc.	$100.00	$81.56	$58.41	$35.36	$33.94	$25.52
Nasdaq Composite (U.S. Companies)	$100.00	$110.66	$66.42	$96.54	$114.06	$113.16
Index of financial institutions ($1 billion to $5 billion)	$100.00	$72.84	$60.42	$43.31	$49.09	$44.77

DIRECTORS AND EXECUTIVE OFFICERS OF OUR COMPANY

Name	Position with Our Company	Position with Subsidiary Bank	Principal Occupation

David T. Turner	Chairman, Chief Executive Officer, President and Director -Class III	Chairman, Chief Executive Officer, President and Director	Position with Hawthorn Bancshares and Hawthorn Bank

Charles G. Dudenhoeffer, Jr.	Director-Class II	Director	Retired

Philip D. Freeman	Director-Class I	Director	Owner/Manager, Freeman Mortuary, Jefferson City, Missouri

Kevin L. Riley	Director-Class III	Director	Co-owner, Riley Chevrolet, Buick, GMC Cadilac, and Riley Toyota Scion, Jefferson City, Missouri

James E. Smith	Director-Class I	Director	Retired

Gus S. Wetzel, II	Director-Class II	Director	Physician, Wetzel Clinic, Clinton, Missouri

W. Bruce Phelps	Chief Financial Officer	Senior Vice President and Chief Financial Officer	Position with Hawthorn Bancshares and Hawthorn Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer and Corporate Secretary	Senior Vice President and Chief Risk Officer	Position with Hawthorn Bancshares and Hawthorn Bank

Richard G. Rose	Former Chief Financial Officer - Retired 1-30-12	Senior Vice President	Position with Hawthorn Bank

ANNUAL REPORT ON FORM 10-K

A copy of our Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2012 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. Our Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of our Company’s reasonable expenses in furnishing such exhibits.