Form 10-K, Exhibit 13
period 2012-12-31
HAWTHORN BANCSHARES, INC.
filed 2013-04-01
CIK 893847

Exhibit 13

2012

ANNUAL REPORT

TO

SHAREHOLDERS

HAWTHORN BANCSHARES, INC.

Lee’s Summit, Missouri

April 1, 2013

Dear Investors:

Hawthorn Bancshares, like the general banking sector, is recovering slowly. Income levels, while positive, have not been restored to pre-recession levels; but I am pleased to report that a recovery, albeit slow, is nonetheless occurring.

For 2012, Hawthorn reported a net profit of $2.8 million compared to $2.9 million for 2011. Despite a slightly lower net profit, income available to common shareholders improved for 2012 to $1.0 million compared to $0.9 million for 2011 due to our $12 million partial repayment of debt associated with the U.S. Treasury’s Capital Purchase Program (commonly called TARP). On a per share basis, this equates to a net profit of $0.21 per common share for 2012 compared to $0.18 for 2011.

Looking at our net interest margin from a historical perspective, net interest income has consistently exceeded $40 million since 2009 while asset levels trended slightly lower. Essentially, Hawthorn’s core operations remain strong as our net interest margin continues to fair well in comparison to our peers. With the historically low rate environment and growing competition for quality loans, the entire banking industry is experiencing margin pressure and while Hawthorn is experiencing some compression, the margin for 2012 remained healthy. On a tax equivalent basis, Hawthorn’s net interest margin for 2012 was 3.83% compared to 3.92% for 2011 but exceeded our peer group’s margin for 2012 of 3.69%. The lower net interest margin for 2012 was primarily the result of reduced earning asset yields, while the volume of earning assets remained relatively steady.

Non-interest income for 2012 was $9.7 million compared to $9.2 million for 2011. The increase is primarily the result of a $1.0 million increase in the gain on sales of mortgage loans due to higher real estate refinancing activity experienced during 2012 which was partially offset by a $0.5 million decrease in real estate servicing income related to changes in the fair value of mortgage servicing rights. Non-interest expense for 2012 was $38.7 million compared to $36.8 million for 2011. The largest contributors to the increase were salary and benefit expenses related to opening a lending center in Liberty, Missouri and additional support staff.

Non-performing loans decreased $14.3 million to 4.65% of total loans at December 31, 2012, from 6.37% at December 31, 2011. During the year, net charge-offs were $7.9 million compared to $12.3 million for 2011. The allowance for loan losses at December 31, 2012 was $14.8 million, or 1.75% of outstanding loans, and 37.7% of non-performing loans compared to December 31, 2011, where the allowance for loan losses was $13.8 million, or 1.64% of outstanding loans, and 25.7% of non-performing loans. As we evaluate our loan portfolio, we are not seeing the same level of significant deterioration in our customers’ circumstances that we have seen in the recent past. A significant portion of our reserves is allocated to loans of customers who are working through their financial problems but have seen deterioration in the value of their collateral.

On May 9, 2012, a $12 million partial repayment was made on the U.S. Treasury’s Capital Purchase Program (commonly call TARP) funds of $30.3 million. Plans are underway to repay without the need to raise additional capital the remaining $18.3 million debt prior to the December 2013 time frame when the interest rate on the TARP funds increases from 5% to 9%. At December 31, 2012, Hawthorn’s capital measurements exceeded regulatory “well-managed” thresholds despite slight reductions related to the aforementioned $12 million partial repayment. It is anticipated that the capital levels will continue to exceed “well-managed” levels even after repaying the remaining debt.

I am certainly not pleased with a 0.24% return on average assets and a 1.40% return on average common equity. We can, and will, do better! As a shareholder, director and executive officer, I am committed to maintaining strong asset quality, improving earnings performance, sustaining sound and proper capital levels and paying regular dividends. I am confident that our Company’s 2013 profitability will improve as repayment of the Company’s debt occurs and further strengthening in asset quality is achieved.

Sincerely,

David T. Turner,
Chairman & Chief Executive Officer

A WORD CONCERNING FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, and business of the Company, Hawthorn Bancshares, Inc., and its subsidiaries, including, without limitation:

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

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	competitive pressures among financial services companies may increase significantly,

•	changes in the interest rate environment may reduce interest margins,

•	general economic conditions, either nationally or in Missouri, may be less favorable than expected and may adversely affect the quality of loans and other assets,

•	increases in non-performing assets in the loan portfolios and adverse economic conditions may necessitate increases to the provisions for loan losses,

•	costs or difficulties related to the integration of the business of the Company and its acquisition targets may be greater than expected,

•	legislative or regulatory changes may adversely affect the business in which the Company and its subsidiaries are engaged, and

•	changes may occur in the securities markets.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, was enacted on July 21, 2010. Provisions of the Act address many issues including, but not limited to, capital, interchange fees, compliance and risk management, debit card overdraft fees, the establishment of a new consumer regulator, healthcare, incentive compensation, expanded disclosures and corporate governance. While many of the new regulations under the Act are expected to primarily impact financial institutions with assets greater than $10 billion, the Company expects these new regulations could reduce the revenues and increase the expenses in the future. Management is currently assessing the impact of the Act and of the regulations anticipated to be promulgated under the Act.

We have described under the caption “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2012, and in other reports that we file with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Through the branch network of its subsidiary bank, the Company provides a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. The Company also provides a wide range of lending services, including real estate, commercial, installment, and other consumer loans. Other financial services that the Company provides include automated teller machines, trust services, credit-related insurance, and safe-deposit boxes. The geographic areas in which we provide products and services include the communities in and surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson and Lee’s Summit, Missouri.

The Company’s primary source of revenue is net interest income derived primarily from lending and deposit taking activities. A secondary source of revenue is investment income. The Company also derives income from trust, brokerage, credit card and mortgage banking activities and service charge income.

Much of the Company’s business is commercial, commercial real estate development, and mortgage lending. The Company has experienced soft loan demand in the communities within which we operate during the current economic slowdown. The Company’s income from mortgage brokerage activities is directly dependent on mortgage rates and the level of home purchases and refinancings.

The success of the Company’s growth strategy depends primarily on the ability of the banking subsidiary to generate an increasing level of loans and deposits at acceptable risk levels and on acceptable terms without significant increases in non-interest expenses relative to revenues generated. The Company’s financial performance also depends, in part, on the ability to manage various portfolios and to successfully introduce additional financial products and services by expanding new and existing customer relationships, utilizing improved technology, and enhancing customer satisfaction. Furthermore, the success of the Company’s growth strategy depends on the ability to maintain sufficient regulatory capital levels during periods in which general economic conditions are unfavorable and despite economic conditions being beyond its control.

Hawthorn Bank (the Bank), the Company’s subsidiary bank, is a full-service bank conducting a general banking business, offering its customers checking and savings accounts, debit cards, certificates of deposit, safety deposit boxes and a wide range of lending services, including commercial and industrial loans, residential real estate loans, single payment personal loans, installment loans and credit card accounts. In addition, the Bank provides trust services.

The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent provided by law. The operations of the Bank are supervised and regulated by the FDIC and the Missouri Division of Finance. Periodic examinations of the Bank are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of shareholders. The Company is subject to supervision and examination by the Federal Reserve Board.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial information for the Company as of and for each of the years in the five-years ended December 31, 2012. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.

(In thousands, except per share data)	2012	2011	2010	2009	2008
Income Statement Data
Interest income	$49,114	$53,469	$58,739	$63,562	$69,715
Interest expense	7,905	10,853	15,753	22,974	31,599

Net interest income	41,209	42,616	42,986	40,588	38,116
Provision for loan losses	8,900	11,523	15,255	8,354	8,211

Net interest income after provision for loan losses	32,309	31,093	27,731	32,234	29,905

Non-interest income	9,700	9,200	10,481	10,702	9,294
Gain on sale of investment securities	26	0	0	606	3

Total non-interest income	9,726	9,200	10,481	11,308	9,297
Non-interest expense	38,667	36,845	44,851	36,730	75,975

Income (loss) before income taxes	3,368	3,448	(6,639)	6,812	(36,773)
Income tax expense (benefit)	546	591	(3,087)	1,856	(6,146)

Net income (loss)	2,822	2,857	(3,552)	4,956	(30,627)
Less: preferred stock dividends	1,125	1,513	1,513	1,517	50
and accretion of discount on preferred stock	659	476	476	477	16

Net income (loss) available to common shareholders	$1,038	$868	$(5,541)	$2,962	$(30,693)

Dividends on Common Stock
Declared	$949	$913	$1,136	$2,270	$3,486
Paid	940	904	1,385	2,666	3,486
Ratio of total dividends declared to net income	33.63%	105.18%	NM	76.64%	NM
Per Share Data
Basic earnings (loss) per common share	$0.21	$0.18	$(1.15)	$0.61	$(6.31)
Diluted earnings (loss) per common share	0.21	0.18	(1.15)	0.61	(6.31)
Basic weighted average shares of common stock outstanding	4,839,114	4,839,114	4,839,114	4,839,114	4,861,630
Diluted weighted average shares of common stock outstanding	4,839,114	4,839,114	4,839,114	4,839,114	4,861,630

NM—not meaningful

(In thousands)	2012	2011	2010	2009	2008
Balance Sheet Data (at year end)
Total assets	$1,181,606	$1,171,161	$1,200,172	$1,236,471	$1,279,699
Loans	846,984	842,931	898,472	991,614	1,009,104
Investment securities	200,246	213,806	178,978	152,927	149,401
Total deposits	991,275	958,224	946,663	956,323	955,296
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Federal Home Loan Bank advances	20,126	28,410	66,986	79,317	129,057
Common stockholders’ equity	74,243	73,258	72,647	79,406	78,530
Total stockholders’ equity	92,220	102,576	101,488	107,771	106,418

Balance Sheet Data (average balances)
Total assets	$1,176,384	$1,187,410	$1,236,841	$1,258,381	$1,251,496
Loans	843,022	865,214	949,457	1,002,830	963,252
Investment securities	220,832	209,077	165,213	151,907	156,870
Total deposits	971,767	957,965	967,970	977,826	914,218
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Federal Home Loan Bank advances	27,961	42,230	70,456	78,626	124,025
Common stockholders’ equity	74,245	75,390	80,735	79,828	112,307
Total stockholders’ equity	96,176	104,455	109,323	107,938	113,375

Key Ratios
Earnings Ratios
Return (loss) on average total assets	0.24%	0.24%	(0.29)%	0.39%	(2.45)%
Return (loss) on average common stockholders’ equity	1.40	1.15	(6.86)	3.71	(27.33)
Efficiency ratio (3)	75.90	71.11	83.89	71.61	160.25
Asset Quality Ratios
Allowance for loan losses to loans	1.75%	1.64%	1.62%	1.49%	1.26%
Nonperforming loans to loans (1)	4.65	6.37	6.27	4.27	2.46
Allowance for loan losses to nonperforming loans (1)	37.70	25.73	25.87	34.94	50.94
Nonperforming assets to loans and foreclosed assets (2)	7.23	8.11	7.71	5.08	3.21
Net loan charge-offs to average loans	0.93	1.42	1.63	0.62	0.50
Capital Ratios
Average stockholders’ equity to average total assets	8.18%	8.80%	8.84%	8.58%	9.06%
Period-end common stockholders’ equity to period-end assets period-end assets	6.28	6.26	6.05	6.42	6.14
Period-end stockholders’ equity to period-end assets	7.80	8.76	8.46	8.72	8.32
Total risk-based capital ratio	16.83	18.03	17.05	16.49	16.01
Tier 1 risk-based capital ratio	13.58	15.16	14.25	14.01	13.55
Leverage ratio	10.37	11.52	11.00	11.35	10.80

(1)	Nonperforming loans consist of nonaccrual loans, troubled debt restructurings, and loans contractually past due 90 days or more and still accruing interest.
(2)	Nonperforming assets consist of nonperforming loans and foreclosed assets.
(3)	Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue includes net interest income and non-interest income.

CRITICAL ACCOUNTING POLICIES

The following accounting policies are considered most critical to the understanding of the Company’s financial condition and results of operations. These critical accounting policies require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. Because these estimates and judgments are based on current circumstances, they may change over time or prove to be inaccurate based on actual experiences. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of a materially different financial condition and/or results of operations could reasonably be expected. The impact and any associated risks related to the critical accounting policies on the business operations are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations, where such policies affect the reported and expected financial results.

Allowance for Loan Losses

Management has identified the accounting policy related to the allowance for loan losses as critical to the understanding of the Company’s results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. Further discussion of the methodology used in establishing the allowance and the impact of any associated risks related to these policies on the business operations is provided in Note 1 to the Company’s consolidated financial statements and is also discussed in the Lending and Credit Management section below. Many of the loans are deemed collateral dependent for purposes of the measurement of the impairment loss, thus the fair value of the underlying collateral and sensitivity of such fair values due to changing market conditions, supply and demand, condition of the collateral and other factors can be volatile over periods of time. Such volatility can have an impact on the financial performance of the Company.

Income Taxes

Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Judgment is required in addressing the Company’s future tax consequences of events that have been recognized in the consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forwards and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, the Company would adjust the recorded value of the deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, the Company would reverse the valuation allowance when it is expected to realize the deferred tax asset. In addition, the Company is subject to the continuous examination of its tax returns by the Internal Revenue Service and other taxing authorities. The Company accrues for penalties and interest related to income taxes in income tax expense.

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets consist of loan collateral that has been repossessed through foreclosure. This collateral comprises of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are initially recorded as held for sale at the fair value of the collateral less estimated selling costs. Any adjustment is recorded as a charge-off against the allowance for loan losses. The Company relies on external appraisals and assessment of property values by internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. The write-downs are recorded as other real estate expense. The Company establishes a valuation allowance related to other real estate owned on an asset-by-asset basis. The valuation allowance is created during the holding period when the fair value less cost to sell is lower than the cost of the property.

RESULTS OF OPERATIONS ANALYSIS

The Company has prepared all of the consolidated financial information in this report in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In preparing the consolidated financial statements in accordance with U.S. GAAP, the Company makes estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurances that actual results will not differ from those estimates.

				$ Change		% Change
(In thousands)	2012	2011	2010	‘12-’11	‘11-’10	‘12-’11	‘11-’10
Net interest income	$41,209	$42,616	$42,986	$(1,407)	$(370)	(3.3)%	(0.9)%
Provision for loan losses	8,900	11,523	15,255	(2,623)	(3,732)	(22.8)	(24.5)
Noninterest income	9,700	9,200	10,481	500	(1,281)	5.4	(12.2)
Investment securities gains, net	26	—	—	26	—	NM	NM
Total noninterest income	9,726	9,200	10,481	526	(1,281)	5.7	(12.2)
Noninterest expense	38,667	36,845	44,851	1,822	(8,006)	4.9	(17.9)
Income (loss) before income taxes	3,368	3,448	(6,639)	(80)	10,087	2.3	(151.9)

Income tax expense (benefit)	546	591	(3,087)	(45)	3,678	7.6	(119.1)

Net income (loss)	$2,822	$2,857	$(3,552)	$(35)	$6,409	(1.2)%	(180.4)%

Less: preferred dividends	1,125	1,513	1,513	(388)	—	(25.6)	—
and accretion of discount	659	476	476	183	—	38.4	—

Net income (loss) available to common shareholders	$1,038	$868	$(5,541)	$170	$6,409	19.6%	115.7%

The Company’s consolidated net income of $2,822,000 for the year ended December 31, 2012 decreased $35,000 compared to consolidated net income of $2,857,000 for the year ended December 31, 2011. The Company recorded preferred stock dividends and accretion on preferred stock of $1,784,000 for the year ended December 31, 2012, resulting in $1,038,000 of net income available for common shareholders compared to $868,000 of net income available for common shareholders for the year ended December 31, 2011. Diluted earnings per share increased from $0.18 per common share for the year ended December 31, 2011 to $0.21 per common share for the year ended December 31, 2012. On May 9, 2012, the Company redeemed 12,000 of the 30,255 shares of preferred stock issued under the U.S. Treasury’s CPP program. Related to these shares was an additional $300,000 of accretion that was recognized at the time of the redemption. The Company’s net interest income, on a tax equivalent basis, decreased $1,466,000, or 3.4%, to $41,759,000 for the year ended December 31, 2012 compared to $43,225,000 for year ended December 31, 2011. This decrease was primarily due to a 9 basis point decrease in the net interest margin from 3.92% for 2011 to 3.83% for 2012 and a year over year decrease in average earning assets of $15.3 million, or 1.4%. The provision for loan losses decreased $2,623,000, or 22.8%, from the year ended December 31, 2011 to December 31, 2012 due to reduced levels of nonperforming assets and lower net charge-offs in 2012 compared to 2011. Total noninterest income increased $526,000, or 5.7%, for the year ended December 31, 2012 compared to December 31, 2011 primarily due to a $1.0 million increase in gain on sales of mortgage loans partially offset by a $0.5 million decrease in mortgage servicing income related to changes in the fair value of mortgage servicing rights. Noninterest expense increased $1,822,000, or 4.9%, from the year ended December 31, 2011 to 2012. Included in this increase was a $1,183,000 increase in salaries and employee benefits and a $400,000 increase in processing expense. The $45,000 decrease in income tax expense includes a $371,000 immaterial correction of a prior period error. For the year ended December 31, 2012, the return on average assets was 0.24%, the return on average common stockholders’ equity was 1.40%, and the efficiency ratio was 75.9%.

The Company’s consolidated net income of $2,857,000 for the year ended December 31, 2011 increased $6,409,000 compared to a net loss of ($3,552,000) for the year ended December 31, 2010. The Company recorded preferred stock dividends and accretion on preferred stock of $1,989,000 for the year ended December 31, 2011, resulting in $868,000 of net income available for common shareholders compared to a net loss of ($5,541,000) for the year ended December 31, 2010. Diluted earnings per share increased from ($1.15) per common share to $0.18 per common share. The Company’s net interest income, on a tax equivalent basis, decreased $432,000, or 1.0%, to $43,225,000 for the year ended December 31, 2011 compared to $43,657,000 for the year ended December 31, 2010 primarily due to a $54.1 million decrease in average earning assets offset by a 14 basis point improvement in the net interest margin from 3.78% in 2010 to 3.92% in 2011. The provision for loan losses decreased $3,732,000, or 24.5%, from December 31, 2010 to December 31, 2011. Other real estate expenses and impairment losses incurred on foreclosed properties decreased from $9,804,000 for the year ended December 31, 2010 to $2,736,000 for the year ended December 31, 2011. The Company had recorded a $6,158,000 valuation allowance for other real estate owned during the fourth quarter of 2010 that had significantly increased noninterest expense. The Company’s net interest income, on a tax equivalent basis, decreased $432,000, or 1.0%, to $43,225,000 for the year ended December 31, 2011 compared to $43,657,000 for the year ended December 31, 2010 primarily due to a $54,149,000 decrease in average earning assets. For the year ended December 31, 2011, the return on average assets was 0.24%, the return on average common stockholders’ equity was 1.15%, and the efficiency ratio was 71.1%.

Total assets at December 31, 2012 were $1,181,606,000, compared to $1,171,161,000 at December 31, 2011, an increase of $10,445,000, or 0.9%. On July 1, 2012, the Company distributed a four percent stock dividend for the fourth consecutive year to common shareholders of record at the close of business on June 15, 2012. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect the stock dividend.

Net Interest Income

Net interest income is the largest source of revenue resulting from the Company’s lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities.

Average Balance Sheets

The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year period ended December 31, 2012.

	2012			2011			2010
(In thousands)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)
ASSETS
Loans: (2) (4)
Commercial	$127,035	$6,621	5.20%	$127,572	$6,952	5.45%	$139,679	$7,739	5.54%
Real estate construction— residential	21,471	1,196	5.56	30,171	1,704	5.65	37,954	1,959	5.16
Real estate construction— commercial	43,224	1,872	4.32	50,374	2,255	4.48	75,207	2,904	3.86
Real estate mortgage— residential	219,045	11,719	5.30	203,587	11,619	5.71	221,545	12,672	5.72
Real estate mortgage— commercial	404,462	20,856	5.14	423,682	22,884	5.40	440,285	25,309	5.75
Consumer	27,785	1,798	6.45	29,828	2,057	6.90	34,787	2,626	7.55

Total loans	$843,022	$44,062	5.21%	$865,214	$47,471	5.49%	$949,457	$53,209	5.60%

Investment securities: (3)
U.S. treasury	$2,048	$33	1.61%	$1,754	$29	1.65%	$790	$15	1.90%
Government sponsored enterprises	70,787	998	1.41	63,089	1,240	1.97	47,914	1,242	2.59
Asset backed securities	113,749	3,025	2.65	111,859	3,551	3.17	83,237	2,918	3.51
State and municipal	34,248	1,398	4.07	32,375	1,573	4.86	33,272	1,764	5.30

Total investment securities	$220,832	$5,454	2.46%	$209,077	$6,393	3.06%	$165,213	$5,939	3.59%

Restricted investments	4,287	102	2.37	5,091	156	3.06	6,356	176	2.77
Federal funds sold	48	—	—	117	—	—	187	—	—
Interest bearing deposits in other financial institutions	18,207	46	0.25	22,245	58	0.26	34,680	86	0.25

Total interest earning assets	$1,086,396	$49,664	4.56%	$1,101,744	$54,078	4.91%	$1,155,893	$59,410	5.14%

All other assets	105,129			99,216			94,802
Allowance for loan losses	(15,141)			(13,550)			(13,854)

Total assets	$1,176,384			$1,187,410			$1,236,841

LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$181,422	$636	0.35%	$175,347	$911	0.52%	$167,303	$960	0.57%
Savings	66,569	74	0.11	60,582	125	0.21	52,605	131	0.25
Money market	153,388	436	0.28	153,672	608	0.40	167,240	1,080	0.65
Time deposits of $100,000 and over	129,165	1,111	0.86	131,175	1,663	1.27	130,493	2,485	1.90
Other time deposits	277,337	3,715	1.34	291,842	5,124	1.76	318,891	7,211	2.26

Total time deposits	$807,881	$5,972	0.74%	$812,618	$8,431	1.04%	$836,532	$11,867	1.42%

Federal funds purchased and securities sold under agreements to repurchase	23,280	21	0.09	27,636	47	0.17	32,723	75	0.23
Subordinated notes	49,486	1,381	2.78	49,486	1,301	2.63	49,486	1,526	3.08
Federal Home Loan Bank Advances	27,961	531	1.89	42,230	1,074	2.54	70,456	2,285	3.24

Total borrowings	$100,727	$1,933	1.91%	$119,352	$2,422	2.03%	$152,665	$3,886	2.55%

Total interest bearing liabilities	$908,608	$7,905	0.87%	$931,970	$10,853	1.16%	$989,197	$15,753	1.59%

Demand deposits	163,886			145,347			131,438
Other liabilities	7,714			5,638			6,883

Total liabilities	1,080,208			1,082,955			1,127,518
Stockholders’ equity	96,176			104,455			109,323

Total liabilities and stockholders’ equity	$1,176,384			$1,187,410			$1,236,841

Net interest income (FTE)		41,759			43,225			43,657

Net interest spread			3.69%			3.75%			3.55%
Net interest margin			3.83%			3.92%			3.78%

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $550,000, $610,000 and $671,000 for the years ended December 31, 2012, 2011 and 2010, respectively.
(2)	Non-accruing loans are included in the average amounts outstanding.
(3)	Average balances based on amortized cost.
(4)	Fees and costs on loans are included in interest income.

Comparison of the Years ended December 31, 2012 and 2011

Financial results for the year ended December 31, 2012 compared to the year ended December 31, 2011 reflected a decrease in net interest income, on a tax equivalent basis, of $1,466,000, or 3.4%. Average interest-earning assets decreased $15,348,000, or 1.4%, to $1,086,396,000 for the year ended December 31, 2012 compared to $1,101,744,000 for the year ended December 31, 2011 and average interest bearing liabilities decreased $23,362,000, or 2.5%, to $908,608,000 for the year ended December 31, 2012 compared to $931,970,000 for the year ended December 31, 2011.

Average loans outstanding decreased $22,192,000 or 2.6% to $843,022,000 for the year ended December 31, 2012 compared to $865,214,000 for the year ended December 31, 2011. See the Lending and Credit Management section for further discussion of changes in the composition of the lending portfolio. Average investment securities and federal funds sold increased $11,686,000, or 5.6% to $220,880,000 for the year ended December 31, 2012 compared to $209,194,000 for the year ended December 31, 2011. Average interest bearing deposits in other financial institutions decreased $4,038,000 to $18,207,000 for the year ended December 31, 2012 compared to $22,245,000 for the year ended December 31, 2011. See the Liquidity Management section for further discussion.

Average time deposits decreased $4,737,000, or 0.6%, to $807,881,000 for the year ended December 31, 2012 compared to $812,618,000 for the year ended December 31, 2011. Average borrowings on Federal Home Loan Bank advances decreased $14,269,000 to $27,961,000 for the year ended December 31, 2012 compared to $42,230,000 for the year ended December 31, 2011. See the Liquidity Management section for further discussion.

Comparison of the Years ended December 31, 2011 and 2010

Financial results for the year ended December 31, 2011 compared to the year ended December 31, 2010 included a decrease in net interest income, on a tax equivalent basis, of $432,000, or 1.0%. Average interest-earning assets decreased $54,149,000, or 4.7% to $1,101,744,000 at December 31, 2011 compared to $1,155,893,000 at December 31, 2010 and average interest bearing liabilities decreased $57,227,000, or 5.8%, to $931,970,000 at December 31, 2011 compared to $989,197,000 at December 31, 2010.

Average loans outstanding decreased $84,243,000 or 8.9% to $865,214,000 at December 31, 2011 compared to $949,457,000 at December 31, 2010. See the Lending and Credit Management section for further discussion of changes in the composition of the lending portfolio. Average investment securities and federal funds sold increased $43,794,000 or 26.5% to $209,194,000 at December 31, 2011 compared to $165,400,000 at December 31, 2010. Average interest bearing deposits in other financial institutions decreased $12,435,000 to $22,245,000 at December 31, 2011 compared to $34,680,000 at December 31, 2010. See the Liquidity Management section for further discussion.

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

Rate and volume analysis

The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, indentifying changes related to volumes and rates for the years ended December 31, 2012, compared to December 31, 2011 and for the years ended December 31, 2011 compared to December 31, 2010. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2012			2011
		Change due to			Change due to
	Total	Average	Average	Total	Average	Average
(In thousands)	Change	Volume	Rate	Change	Volume	Rate
Interest income on a fully taxable equivalent basis: (1)
Loans: (2) (4)
Commercial	$(331)	$(29)	$(302)	$(787)	$(662)	$(125)
Real estate construction—residential	(508)	(485)	(23)	(255)	(428)	173
Real estate construction—commercial	(383)	(312)	(71)	(649)	(1,062)	413
Real estate mortgage—residential	100	852	(752)	(1,053)	(1,025)	(28)
Real estate mortgage—commercial	(2,028)	(1,014)	(1,014)	(2,425)	(932)	(1,493)
Consumer	(259)	(136)	(123)	(569)	(354)	(215)
Investment securities: (3)
U.S. treasury	4	5	(1)	14	15	(1)
Government sponsored entities	(242)	138	(380)	(2)	339	(341)
Asset backed securities	(526)	59	(585)	633	929	(296)
State and municipal	(175)	87	(262)	(191)	(47)	(144)
Restricted investments	(54)	(23)	(31)	(20)	(37)	17
Federal funds sold	—	—	—	—	—	—
Interest bearing deposits in other financial institutions	(12)	(11)	(1)	(28)	(32)	4

Total interest income	(4,414)	(869)	(3,545)	(5,332)	(3,296)	(2,036)

Interest expense:
NOW accounts	(276)	31	(307)	(49)	45	(94)
Savings	(51)	11	(62)	(6)	18	(24)
Money market	(172)	(1)	(171)	(472)	(82)	(390)
Time deposits of $100,000 and over	(552)	(25)	(527)	(822)	13	(835)
Other time deposits	(1,408)	(245)	(1,163)	(2,087)	(574)	(1,513)
Federal funds purchased and securities sold under agreements to repurchase	(26)	(6)	(20)	(28)	(11)	(17)
Subordinated notes	80	—	80	(225)	—	(225)
Federal Home Loan Bank advances	(543)	(310)	(233)	(1,211)	(787)	(424)

Total interest expense	(2,948)	(545)	(2,403)	(4,900)	(1,378)	(3,522)

Net interest income on a fully taxable equivalent basis	$(1,466)	$(324)	$(1,142)	$(432)	$(1,918)	$1,486

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $550,000, $610,000 and $671,000 for the years ended December 31, 2012, 2011 and 2010, respectively.
(2)	Non-accruing loans are included in the average amounts outstanding.
(3)	Average balances based on amortized cost.
(4)	Fees and costs on loans are included in interest income.

Net interest income on a fully taxable equivalent basis decreased $1,466,000, or 3.4%, to $41,759,000 for the year ended December 31, 2012 compared to $43,225,000 for the year ended December 31, 2011, and followed a $432,000, or 1.0%, decrease for the year ended December 31, 2011 compared to the year ended December 31, 2010. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased to 3.83% for the year ended December 31, 2012 compared to 3.92% for the year ended December 31, 2011, and increased compared to 3.78% for the year ended December 31, 2010. The decrease in net interest income was primarily the result of lower interest income earned on loans due to lower average balances and lower average rates. The Company’s net interest spread decreased to 3.69% for the year ended December 31, 2012 from 3.75% for the year ended December 31, 2011, and increased compared to 3.55% for the year ended December 31, 2010. While the Company was able to decrease the rates paid on interest bearing liabilities to 0.87% for the year ended December 31, 2012 from 1.16% for the year ended 2011, and 1.59% for the year ended 2010, this decrease was partially offset by the decrease in the rates earned on interest earning assets to 4.56% for the year ended December 31, 2012 from 4.91% in 2011, and 5.14% in 2010. Interest expense incurred on deposits and other borrowings decreased $2,948,000 from the year ended December 31, 2012 compared to the year ended December 31, 2011, and decreased $4,900,000 from the year ended December 31, 2011 compared to the year ended December 31, 2010. Effective January 1, 2012, the Company recorded a $368,000 credit to interest expense on time deposits for imputed interest calculated on capitalized interest not accounted for during the time period of 2004 through 2011 on the construction of the Company’s new bank buildings. This is considered a correction of an immaterial prior period error. Without this credit to interest expense, rates paid on interest bearing liabilities would have been approximately 0.91% for the year ended December 31, 2012.

Non-interest Income and Expense

Non-interest income for the years ended December 31, 2012, 2011 and 2010 was as follows:

				$ Change		% Change
(In thousands)	2012	2011	2010	‘12-’11	‘11-’10	‘12-’11	‘11-’10
Non-interest Income
Service charges on deposit accounts	$5,439	$5,566	$5,554	$(127)	$12	(2.3)%	0.2%
Trust department income	893	898	803	(5)	95	(0.6)	11.8
Gain on sales of mortgage loans, net	2,669	1,649	2,493	1,020	(844)	61.9	(33.9)
Gain on sale of investment securities	26	0	0	26	0	NM	NM
Other	699	1,087	1,631	(388)	(544)	(35.7)	(33.4)

Total non-interest income	$9,726	$9,200	$10,481	$526	$(1,281)	5.7%	(12.2)%

Non-interest income as a % of total revenue *	19.1%	17.8%	19.6%
Total revenue per full time equivalent employee	$147.6	$153.8	$157.3

*	Total revenue is calculated as net interest income plus non-interest income.

NM—not meaningful

On January 1, 2012, the Company opted to measure mortgage servicing rights at fair value as permitted by Accounting Standards Codification (ASC) Topic 860-50 Accounting for Servicing Financial Assets. The election of this option resulted in the recognition of a cumulative effect of change in accounting principle of $459,890, which was recorded as an increase to beginning retained earnings, as further described in Note 6 to the consolidated financial statements. As such, effective January 1, 2012, the change in the fair value of mortgage servicing rights is recognized in earnings as other noninterest income for the period in which the change occurs.

Years Ended December 31, 2012 and 2011

Noninterest income increased $526,000 or 5.7% to $9,726,000 for the year ended December 31, 2012 compared to $9,200,000 for the year ended December 31, 2011. The increase was primarily the result of a $1,020,000 increase on gain on sales of mortgage loans, net partially offset by a $453,000 decrease in the real estate servicing income recorded in other noninterest income. As a result of the changes in fair value during the year ended December 31, 2012, $878,000 was earned in real estate service fees, $122,000 was recorded in real estate servicing income due to changes in model inputs and assumptions, and ($915,000) was recorded due to other changes in fair value resulting from customer payments and passage of time. This is in comparison to the year ended December 31, 2011 in which $863,000 was earned in real estate servicing fees and $808,000 of MSR amortization was recorded. The Company’s loans sold increased from $75,000,000 for the year ended December 31, 2011 to $100,000,000 for the year ended December 31, 2012. As mentioned above, due to low interest rates, an increase in refinancing activity impacted both the volume of loans sold and gains recognized. The Company was servicing $310,000,000 of mortgage loans at December 31, 2012 compared to $307,000,000 at December 31, 2011. During 2012, the Company received $790,000 from proceeds on sales of available-for-sale debt securities and recognized a $26,000 gain on sale.

Years Ended December 31, 2011 and 2010

Noninterest income decreased $1,281,000 or 12.2% to $9,200,000 for 2011 compared to $10,481,000 for 2010. The decrease was primarily the result of an $844,000 decrease in the gains on sales of mortgage loans and a $544,000 decrease in other income. The Company’s loans sold decreased from $107,000,000 for 2010 to $75,000,000 for 2011. A decrease in refinancing activity impacted both the volume of loans sold and gains recognized. The Company was servicing $307,000,000 of mortgage loans at December 31, 2011 compared to $298,000,000 at December 31, 2010. The decrease in other noninterest income was primarily due to a $268,000 refund of prior year’s processing fees received in 2010 and a $139,000 decrease in credit card income. The Company had no sales of debt securities during 2011 or 2010.

Non-interest expense for the years ended December 31, 2012, 2011, and 2010 was as follows:

				$ Change		% Change
(In thousands)	2012	2011	2010	‘12-’11	‘11-’10	‘12-’11	‘11-’10
Non-interest Expense
Salaries	$14,368	$13,760	$13,904	$608	$(144)	4.4%	(1.0)%
Employee benefits	4,797	4,222	3,995	575	227	13.6	5.7
Occupancy expense, net	2,598	2,701	2,532	(103)	169	(3.8)	6.7
Furniture and equipment expense	1,840	2,019	1,997	(179)	22	(8.9)	1.1
FDIC insurance assessment	993	1,107	1,651	(114)	(544)	(10.3)	(32.9)
Legal, examination, and professional fees	1,189	1,332	1,441	(143)	(109)	(10.7)	(7.6)
Advertising and promotion	1,083	1,103	1,256	(20)	(153)	(1.8)	(12.2)
Postage, printing, and supplies	1,144	1,158	1,201	(14)	(43)	(1.2)	(3.6)
Processing expense	3,593	3,193	3,353	400	(160)	12.5	(4.8)
Other real estate expense	2,937	2,736	9,804	201	(7,068)	7.3	(72.1)
Other	4,125	3,514	3,717	611	(203)	17.4	(5.5)

Total non-interest expense	$38,667	$36,845	$44,851	$1,822	$(8,006)	4.9%	(17.9)%

Efficiency ratio	75.9%	71.1%	83.9%
Salaries and benefits as a %of total non-interest expense	49.6%	48.8%	39.9%
Number of full-timeequivalent employees	345	337	340

Total noninterest expense increased $1,822,000, or 4.9%, to $38,667,000 for the year ended December 31, 2012 compared to the year ended December 31, 2011, and decreased $8,006,000, or 17.9%, to $36,845,000 for the year ended December 31, 2011, compared to $44,851,000 for the year ended December 31, 2010.

Salary expense increased $608,000, or 4.4%, for the year ended December 31, 2012 compared to the year ended December 31, 2011, and decreased $144,000, or 4.4%, for the year ended December 31, 2011 compared to the year ended December 31, 2010. The number of full-time equivalent employees increased from 337 at December 31, 2011 to 345 at December 31, 2012 partly due to opening a new lending location in Liberty, Missouri in May of 2012 as well as hiring additional support personnel in loan operations departments.

Employee benefits increased $575,000, or 13.6%, for the year ended December 31, 2012 compared to the year ended December 31, 2011, and increased $227,000, or 5.7%, for the year ended December 31, 2011 compared to the year ended December 31, 2010. The increase in the year ended 2012 over 2011 included a $95,000 increase in medical insurance premiums, a $68,000 increase in other employee benefits, and a $382,000 increase in estimated profit sharing and pension expense accruals. The increase in the year ended 2011 over 2010 included a $132,000 increase in medical insurance premiums, a $15,000 increase in estimated profit sharing and pension accruals, and a $88,000 increase in other employee benefits.

Federal Deposit Insurance Corporation (FDIC) insurance assessment decreased $114,000, or 10.3%, for the year ended December 31, 2012 compared to the year ended December 31, 2011, and decreased $544,000, or 32.9%, for the year ended December 31, 2011 compared to the year ended December 31, 2010. The decrease in FDIC insurance assessments was due to amendments made by the FDIC effective for the third quarter of 2011 to implement revisions to the Federal Deposit Insurance Act made by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The years ending after September 30, 2011 reflect a new assessment base using assets and tier one capital in the assessment calculation.

Legal, examination, and professional fees decreased $143,000, or 10.7%, for the year ended December 31, 2012 compared to the year ended December 31, 2011, and decreased $109,000, or 7.6%, for the year ended December 31, 2011 compared to the year ended December 31, 2010. The decrease in 2012 over 2011 was primarily a result of a decrease in consulting fees for a human resource best practices and profitability-consulting project completed during 2011. The decrease in 2011 over 2010 was primarily the due to a $200,000 expense accrual made during the fourth quarter of 2010 representing the Company’s estimated obligation in a suit filed against Hawthorn Bank found in favor of the plaintive.

Other real estate expense increased $201,000, or 7.3%, to $2,937,000 for the year ended December 31, 2012 compared to the year ended December 31, 2011, and decreased $7,068,000, or 72.1%, for the year ended December 31, 2011 compared to the year ended December 31, 2010. The expense provision for other real estate owned was $713,000 for the year ended 2012 compared to $1,252,000 for the year ended December 31, 2011, and $6,158,000 for the year ended December 31, 2010. The significant change in the expense provision from the years ended 2010 to 2012, primarily related to one foreclosed commercial real estate construction property. During the year ended December 31, 2010, the Company recorded a $5,663,000 provision and related valuation allowance related to this property reflecting its current appraised value. During the year ended December 31, 2012, real estate values improved and comparable sales occurred which led to an increased current appraised value that allowed the Company to recover $3,908,000 of the valuation allowance. This recovery partially offset current year expense provisions for other real estate owned of $4,621,000, primarily attributable to eight properties where significant write-downs were required to reflect current appraised values. Expenses incurred to maintain foreclosed properties were $2,251,000 for the year ended 2012 compared to $1,289,000 for the year ended 2011, and $1,471,000 for the year ended December 31, 2010. The increases in other real estate expenses were primarily due to related operating costs of additional acquired properties.

Other noninterest expense increased $611,000, or 17.4%, for the year ended December 31, 2012 compared to the year ended December 31, 2011, and decreased $203,000, or 5.5%, for the year ended December 31, 2011 compared the year ended December 31, 2010. The increase from the year ended December 31, 2012 over the year ended December 31, 2011 year was primarily due to $309,000 of property donations to charitable organizations that were in other real estate owned.

Fourth Quarter Results for 2012

Comparing fourth quarter 2012 to third quarter 2012

The Company’s net income available to common shareholders’ of $1,900,000 for the fourth quarter ended December 31, 2012 increased $3,772,000, compared to a net loss of ($1,872,000) for the third quarter ended September 30, 2012. Net interest income decreased to $10,100,000 from $10,122,000 over the same period. This decrease was primarily the result of a decrease in average interest earning assets from $1,074,849,000 for the third quarter ended September 30, 2012 to $1,068,741,000 for the fourth quarter ended December 31, 2012.

The fourth quarter 2012 provision for loan losses of $1,000,000 was $3,700,000 less than third quarter 2012’s provision of $4,700,000. This decrease was primarily due to a $1,842,000 decrease in specific reserves from $5,862,000 at September 30, 2012 to $4,020,000 at December 31, 2012, that was based on management’s determination of probable losses identified during the review of impaired loans.

Noninterest income of $2,633,000 for fourth quarter 2012 decreased $47,000 from third quarter 2012’s noninterest income of $2,680,000. This decrease was primarily the result of a $139,000 decrease in other noninterest income partially offset by a $117,000 increase in gains on sales of mortgages to $896,000 for the fourth quarter of 2012 from $779,000 in the third quarter of 2012. Other noninterest income included a $60,000 net decrease in the fair value of MSR’s during the fourth quarter compared to a net increase of $12,000 during the third quarter of 2012.

Noninterest expense of $8,711,000 for fourth quarter 2012 decreased by $1,667,000 from third quarter 2012’s noninterest expense of $10,378,000. This decrease primarily resulted from a $2,233,000 decrease in other real estate expenses from $1,787,000 for the three months ended September 30, 2012 to ($446,000) for the three months ended December 31, 2012. The decrease primarily resulted from a $2,189,000 decrease to the provision for the valuation allowance for other real estate owned. A current appraisal supported a partial recovery of $3,908,000 of a $5,663,000 provision on a commercial real estate construction property taken in 2010. This recovery partially offset the fourth quarter expense provisions for other real estate owned of $2,800,000, primarily attributable to four properties where significant write-downs were required to reflect current appraised values.

Comparing fourth quarter 2012 to fourth quarter 2011

The Company’s net income available to common shareholders’ of $1,900,000 for the fourth quarter ended December 31, 2012 increased $3,422,000 compared to a net loss of ($1,522,000) for the fourth quarter ended December 31, 2011. Net interest income decreased to $10,100,000 from $10,549,000 over the same period. This decrease was primarily the result of a decrease in average interest earning assets from $1,081,924,000 for the fourth quarter ended December 31, 2011 to $1,068,741,000 for the fourth quarter ended December 31, 2012.

The fourth quarter 2012 provision for loan losses of $1,000,000 was $4,880,000 lower than fourth quarter 2011’s provision of $5,880,000 and was based upon management’s determination of the loan loss reserve required to cover probable losses in the loan portfolio at year-end.

Noninterest income of $2,633,000 for fourth quarter 2012 increased $21,000 from fourth quarter 2011’s noninterest income of $2,612,000. This increase was primarily the result of gains on sales of mortgage loans that increased $141,000 to $896,000 for the fourth quarter of 2012 from $755,000 in the fourth quarter of 2011. The Company’s loans sold were $30,255,000 for three months ended December 31, 2012 compared to $31,491,000 for the three months ended December 31, 2011.

Noninterest expense of $8,711,000 for fourth quarter 2012 decreased by $823,000 from fourth quarter 2011’s noninterest expense of $9,534,000. This decrease primarily resulted from a $1,617,000 decrease in other real estate expenses from $1,171,000 for the three months ended December 31, 2011 to $(446,000) for the three months ended December 31, 2012. The decrease primarily resulted from a $1,699,000 decrease to the provision for the valuation allowance for other real estate owned. A current appraisal supported a partial recovery of $3,908,000 of a $5,663,000 provision on a commercial real estate construction property taken in 2010.

Income taxes

Income taxes as a percentage of earnings (loss) before income taxes as reported in the consolidated financial statements were 16.2% for the years ended December 31, 2012 compared to 17.2% for the year ended December 31, 2011, and 46.5% for the year ended December 31, 2010. Excluding an immaterial correction of a prior period error of $371,000, and prior year return to provision adjustments, income taxes as a percentage of earnings before income taxes were 26.3% in comparison to 17.2% for the years ended December 31, 2012 and 2011, respectively. At December 31, 2010, total accrued interest was $31,000 and total interest expense recognized for the year ended December 31, 2010 was $24,000. At December 31, 2011, the Company released $28,000 of interest accrued related to the release of $221,000 of uncertain tax provisions, and as of December 31, 2012, the Company had not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions.

Lending and Credit Management

Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 70.4% of total assets as of December 31, 2012 compared to 70.8% as of December 31, 2011.

Lending activities are conducted pursuant to an established loan policy approved by the Bank’s board of directors. The Bank’s credit review process comprises of regional loan committees with established loan approval limits. In addition, a senior loan committee reviews all credit relationships in aggregate over an established dollar amount. The senior loan committee meets weekly and comprises of senior managers of the Bank.

A summary of loans, by major class within the Company’s loan portfolio as of the dates indicated is as follows:

(In thousands)	2012	2011	2010	2009	2008
Commercial, financial, and agricultural	$130,040	$128,555	$151,399	$153,386	$151,488
Real estate construction—residential	22,177	30,201	38,841	49,623	0
Real estate construction—commercial	43,486	47,697	77,937	80,016	147,432
Real estate mortgage—residential	221,223	203,454	232,332	235,834	210,458
Real estate mortgage—commercial	405,092	402,960	453,975	456,696	365,094
Installment loans to individuals	24,966	30,063	37,130	33,548	36,806

Total loans	$846,984	$842,930	$991,614	$1,009,103	$911,278

The Company’s loan portfolio increased $4,054,000 from December 31, 2011 to December 31, 2012. During the year ended December 31, 2012 there were no significant increases in loan demand. The Company did experience an increase in refinancing during this time period due to low interest rates available for real estate mortgage residential properties. Also, during the first quarter of 2012 approximately $10,000,000 of real estate construction – residential loans were reclassified to real estate mortgage – residential loans due to the completion of the construction phase.

The State’s economy as a whole has exhibited recent improvement from the recessionary lows of 2010 and 2011 but continues to be considered weak. State government spending has remained relatively constant over the last year but below pre-recession levels which hurts our central region. Branson, while having good holiday weekends, is still struggling. Nationally, unemployment has improved over the last year but remains high at 7.8% while Missouri’s unemployment rate is better at 6.6%. The stock market has exhibited recent strength having set record high levels for the Dow Jones Industrial Average however there is growing concern that these levels cannot be maintained unless the economy begins to grow more than the recent 1.0% - 1.5% quarterly averages. The US FHFA House Price Index for December 2012 indicates house prices nationwide have increased 5.5% over the last four quarters but remain 12.9% below the 2007 peak. For Missouri, the HPI data indicates prices have increased 4.7% over the last four quarters but remain 8.1% below the 2007 peak. The house price index for Jefferson City indicates a year over year price change of 1.76%, Columbia’s change was 1.37%, Kansas City declined by 1.25% and Springfield increased by 0.61%. Borrowing rates have also remained depressed over the last 36 month analysis period. We anticipate moderate improvement in the next several quarters over the 12-quarter analysis period but growth will remain slow and the economy will continue a modest recovery. Management continues to focus on the improvement of asset quality by tightening underwriting standards and focusing on lending to credit worthy borrowers with the capacity to service their debts. Where appropriate, management actively works with existing borrowers to modify loan terms and conditions in order to assist the borrowers in servicing their debt obligations to the Company.

The Company extends credit to its local community market through traditional real estate mortgage products. The Company does not participate in extending credit to sub-prime residential real estate markets. The Company does not lend funds for the type of transactions defined as “highly leveraged” by bank regulatory authorities or for foreign loans. Additionally, the Company does not have any concentrations of loans exceeding 10% of total loans that are not otherwise disclosed in the loan portfolio composition table. The Company does not have any interest-earning assets that would have been included in nonaccrual, past due, or restructured loans if such assets were loans.

The contractual maturities of loan categories at December 31, 2012, and the composition of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
		Over One	Over
	One Year	Year Through	Five
(In thousands)	Or Less	Five Years	Years	Total
Commercial, financial, and agricultural	$80,994	$44,995	$4,051	$130,040
Real estate construction—residential	20,954	1,223	—	22,177
Real estate construction—commercial	31,080	11,972	434	43,486
Real estate mortgage—residential	59,979	86,119	75,125	221,223
Real estate mortgage—commercial	143,840	246,507	14,745	405,092
Installment loans to individuals	10,151	13,657	1,158	24,966

Total loans net of unearned income	$346,998	$404,473	$95,513	$846,984

Loans with fixed rates	278,050	361,259	25,641	664,950
Loans with floating rates	68,948	43,214	69,872	182,034

Total loans net of unearned income	$346,998	$404,473	$95,513	$846,984

The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2012, the Company sold approximately $100,000,000 of loans to investors compared to $75,000,000 for the year ended December 31, 2011. At December 31, 2012, the Company was servicing approximately $310,000,000 of loans sold to the secondary market compared to $307,000,000 at December 31, 2010.

Real estate mortgage loans retained in the Company’s portfolio generally include provisions for rate adjustments at one to five year intervals. Commercial loans and real estate construction loans generally have maturities of less than one year. Installment loans to individuals are primarily fixed rate loans with maturities from one to five years.

Risk Elements of the Loan Portfolio

Management, the senior loan committee, and internal loan review, formally review all loans in excess of certain dollar amounts (periodically established) at least annually. Currently, loans in excess of $2,000,000 in aggregate and all adversely classified credits identified by management are reviewed. In addition, all other loans are reviewed on a sample basis. The senior loan committee reviews and reports to the board of directors, on a monthly basis, past due, classified, and watch list loans in order to classify or reclassify loans as loans requiring attention, substandard, doubtful, or loss. During this review, management also determines which loans should be considered impaired. Management follows the guidance provided in the FASB’s ASC Topic 310, Accounting by Creditors for Impairment of a Loan, in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, specific reserves are estimated as further discussed below. Loans not individually evaluated are aggregated and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings and industry concentration. Management believes, but there can be no assurance, that these procedures keep management informed of potential problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered necessary by management to provide for probable losses inherent in the loan portfolio.

Nonperforming Assets

The following table summarizes nonperforming assets at the dates indicated:

(In thousands)	2012	2011	2010	2009	2008
Nonaccrual loans:
Commercial, financial, and agricultural	$1,335	$2,068	$3,532	$2,067	$2,071
Real estate construction—residential	2,497	1,147	3,586	2,678	2,775
Real estate construction—commercial	7,762	7,867	10,067	9,277	7,572
Real estate mortgage—residential	5,330	4,153	5,672	6,692	4,345
Real estate mortgage—commercial	13,938	31,000	27,604	13,161	3,505
Installment loans to individuals	219	168	126	279	119

Total	$31,081	$46,403	$50,587	$34,154	$20,387

Loans contractually past—due 90 days or more and still accruing:
Commercial, financial, and agricultural	$0	$0	$0	$2	$140
Real estate construction—residential	0	0	0	0	0
Real estate construction—commercial	0	8	0	0	52
Real estate mortgage—residential	0	9	0	0	0
Real estate mortgage—commercial	0	36	0	0	547
Installment loans to individuals	6	1	33	0	4

Total	$6	$54	$33	$2	$743
Troubled debt restructurings—accruing	8,282	7,217	5,683	8,191	3,736

Total nonperforming loans	39,369	53,674	56,303	42,347	24,866
Other real estate owned	23,124	15,741	13,393	8,452	7,828
Repossessions	468	279	616	39	0

Total nonperforming assets	$62,961	$69,694	$70,312	$50,838	$32,694

Loans	$846,984	$842,930	$898,472	$991,614	$1,009,103
Allowance for loan losses to loans	1.75%	1.64%	1.62%	1.49%	1.26%
Nonperforming loans to loans	4.65%	6.37%	6.27%	4.27%	2.46%
Allowance for loan losses to nonperforming loans	37.70%	25.73%	25.87%	34.94%	50.94%
Nonperforming assets to loans and foreclosed assets	7.23%	8.11%	7.71%	5.08%	3.21%

Total nonperforming assets decreased $6,733,000, or 9.7%, from December 31, 2011 to December 31, 2012. As detailed below, this decrease included a decrease of $15,322,000, or 33.0%, in nonaccrual loans partially offset by incresases of $1,065,000, or 14.8%, in accruing TDR’s and $7,572,000, or 47.3%, in other real estate owned and repossessions.

Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due and still accruing, and troubled debt restructurings (TDRs) totaled $39,369,000 or 4.65% of total loans at December 31, 2012 compared to $53,674,000 or 6.37% of total loans at December 31, 2011.

It is the Company’s policy to discontinue the accrual of interest income on loans when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that the collection of interest is doubtful, or upon which principal or interest due has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis. Interest on nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $1,198,000 and $1,952,000 for the years ended December 31, 2012 and 2011, respectively.

As of December 31, 2012 and 2011, approximately $17,556,000 and $11,673,000, respectively, of loans not included in the nonperforming asset table were identified as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Even though borrowers are experiencing moderate cash flow problems as well as some deterioration in collateral value. Management believes the general allowance was sufficient to cover the risks and probable losses related to such loans at December 31, 2012 and 2011, respectively.

Total non-accrual loans at December 31, 2012 decreased $15,322,000 from December 31, 2011. This decrease primarily consisted of a $17,062,000 decrease in real estate mortgage – commercial non-accrual loans. This decrease was partially offset by a $1,350,000 net increase in real estate construction – residential loans, and a $1,177,000 net increase in real estate mortgage—residential non-accrual loans. The overall decrease in nonaccrual loans primarily resulted from the foreclosure of six commercial real estate loans with balances totaling $14,769,000 at December 31, 2011 that had been in nonaccrual status. The increase in real estate construction – residential loans, and real estate mortgage residential loans resulted primarily from three significant loan relationships with balances totaling $3,336,000 at December 31, 2012 that were put on non-accrual status during the year. At December 31, 2012, real estate mortgage – commercial non-accrual loans made up 45% of total non-accrual loans compared to 67% at December 31, 2011.

Loans past due 90 days and still accruing interest decreased $48,000 from $54,000 at December 31, 2011 to $6,000 at December 31, 2012. Foreclosed real estate and other repossessions increased $7,572,000 from $16,020,000 at December 31, 2011 to $23,592,000 at December 31, 2012 primarily due to real estate mortgage – commercial foreclosures. During the year ended 2012, $16,869,000 of nonaccrual loans, net of charge-offs taken, moved to foreclosed assets. Real estate values improved during the year and the Company was able to sell several properties with proceeds totaling $8,571,000 that partially offset the additional properties acquired. Also, during the year the Company had recorded a net $713,000 additional provision to the valuation allowance that included a $3,908,000 recovery as a result of a current appraised value. See Note 3 for additional information.

The following table summarizes the Company’s TDRs at the dates indicated:

	December 31, 2012			December 31, 2011
(In thousands)	Number of contracts	Recorded Investment	Specific Reserves	Number of contracts	Recorded Investment	Specific Reserves
TDRs—Accrual
Commercial, financial and agricultural	12	$2,820	$104	9	$2,360	$120
Real estate mortgage—residential	3	440	94	20	2,416	61
Real estate mortgage—commercial	6	5,022	111	3	2,441	0

Total TDRs—Accrual	21	$8,282	$309	32	$7,217	$181

TDRs—Non-accrual
Commercial, financial and agricultural	2	$201	$14	2	$84	$52
Real estate construction—commercial	5	5,693	468	8	6,227	321
Real estate mortgage—residential	9	1,177	142	9	1,278	108
Real estate mortgage—commercial	12	6,966	611	15	17,359	860
Consumer	2	44	0	0	0	0

Total TDRs—Non-accrual	30	$14,081	$1,235	34	$24,948	$1,341

Total TDRs	51	$22,363	$1,544	66	$32,165	$1,522

At December 31, 2012, loans classified as TDRs totaled $22,363,000, of which $14,081,000 were on non-accrual status and $8,282,000 were on accrual status. At December 31, 2011, loans classified as TDRs totaled $32,165,000, of which $24,948,000 were on non-accrual status and $7,217,000 were on accrual status. The $9,802,000 decrease from December 31, 2011 consisted primarily of two commercial real estate mortgage nonaccrual loans with balances totaling approximately $8,360,000 at December 31, 2011, that went to foreclosure during the year ended December 31, 2012. These commercial foreclosures consisted of two hotels in the Branson Area and a church in the Lee’s Summit area. The church was sold during the fourth quarter of 2012 and the hotels are going to auction during the second quarter of 2013. The decrease in TDRs classified as real estate – mortgage residential accruing loans primarily related to one loan relationship consisting of fourteen loans that were consolidated into one new loan at a market rate meeting all the qualifications to be removed from the TDR classification.

Provision and Allowance for Loan Losses

As mentioned above, the Company is continuing to recover from the deterioration of collateral values during the prior and current economic conditions. Current appraisals are being obtained and management has adjusted the provision to reflect the amounts determined necessary to maintain the allowance for loan losses at a level necessary to cover probable losses in the loan portfolio. The allowance for loan losses increased to $14,842,000 or 1.75% of loans outstanding at December 31, 2012 compared to $13,809,000 or 1.64% of loans outstanding at December 31, 2011.

The following table summarizes loan loss experience for the years ended as indicated:

(In thousands)	2012	2011	2010	2009	2008
Analysis of allowance for loan losses:
Balance beginning of year	$13,809	$14,565	$14,797	$12,667	$9,282
Net charge-offs (recoveries):
Commercial, financial, and agricultural	1,599	1,964	1,750	1,191	3,418
Real estate construction—residential	(67)	1,793	903	1,007	458
Real estate construction—commercial	(23)	262	4,534	450	188
Real estate mortgage—residential	819	1,775	4,306	2,612	416
Real estate mortgage—commercial	5,218	6,317	3,812	724	35
Installment loans to individuals	321	168	182	240	311

Net charge-offs	7,867	12,279	15,487	6,224	4,826
Provision for loan losses	8,900	11,523	15,255	8,354	8,211

Balance end of year	$14,842	$13,809	$14,565	$14,797	$12,667

Provision

The provision for loan losses decreased to $8,900,000 for the year ended December 31, 2012 compared to $11,523,000 for the year ended December 31, 2011, and $15,255,000 for the year ended December 31, 2010. The Company’s net loan charge-offs were $7,867,000, or 0.93% of average loans, for the year ended December 31, 2012 compared to net loan charge-offs of $12,279,000, or 1.42% of average loans, for the year ended December 31, 2011, and $15,487,000, or 1.63% of average loans, for the year ended December 31, 2010. Net charge-offs continued to include significant write-downs of approximately $6,700,000 during the year ended December 31, 2012 on properties going to foreclosure to reflect declines in current collateral values. Real estate mortgage—commercial net charge-offs represented 66% of total net charge-offs during the year ended December 31, 2012 and primarily related to three significant commercial loan relationships that went to foreclosure. One of these foreclosures consisted of two hotels in the Branson area for which a $1,745,000 charge off was taken to value the property according to its current appraised value determined during the third quarter of 2012. Although net charge offs have decreased from the year ended December 31, 2010 to the year ended December 31, 2012, the provision for loan losses remains significant due to the level of specific reserves on loans individually evaluated for impairment and the historical loss rate based on the Company’s last thirty-six months of charge off experience. Specific reserves were $4,020,000 at December 31, 2012 compared to $3,748,000 at December 31, 2011, and $6,376,000 at December 31, 2010.

Allowance for loan losses

The following table is a summary of the allocation of the allowance for loan losses:

(In thousands)	2012	2011	2010	2009	2008
Allocation of allowance for loan losses at end of year:
Commercial, financial, and agricultural	$1,937	$1,804	$2,931	$2,773	$1,712
Real estate construction—residential	732	1,188	2,067	348	0
Real estate construction—commercial	1,711	1,562	1,339	1,740	2,490
Real estate mortgage—residential	3,387	3,251	3,922	3,488	557
Real estate mortgage—commercial	6,834	5,734	3,458	4,693	6,014
Installment loans to individuals	239	267	231	380	391
Unallocated	2	3	617	1,375	1,503

Total	$14,842	$13,809	$14,565	$14,797	$12,667

Percent of categories to total loans:
Commercial, financial, and agricultural	15.4%	15.3%	14.6%	15.3%	15.2%
Real estate construction—residential	2.6	3.6	3.5	3.9	4.9
Real estate construction—commercial	5.1	5.7	6.2	7.9	7.9
Real estate mortgage—residential	26.1	24.1	23.2	23.4	23.4
Real estate mortgage—commercial	47.8	47.8	48.9	45.8	45.3
Installment loans to individuals	3.0	3.5	3.6	3.7	3.3

Total	100.0%	100.0%	100.0%	100.0%	100.0%

The Company’s allowance for loan losses increased $1,033,000 from December 31, 2011 to December 31, 2012. The overall increase primarily consisted of a $1,100,000 increase in the allocation for real estate mortgage – commercial loans that was partially offset by a $456,000 decrease in real estate construction – residential loans. The ratio of the allowance for loan losses to nonperforming loans was 37.7% at December 31, 2012 compared to 25.73% at December 31, 2011.

The following table is a summary of the general and specific allocations of the allowance for loan losses for the years ended as indicated:

(In thousands)	2012	2011	2010	2009	2008
Allocation of allowance for loan losses:
Individually evaluated for impairment—specific reserves	$4,020	$3,748	$6,376	$6,415	$3,837
Collectively evaluated for impairment—general reserves	10,822	10,061	8,189	8,382	8,830

Total	$14,842	$13,809	$14,565	$14,797	$12,667

The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At

December 31, 2012, $4,020,000 of the Company’s allowance for loan losses was allocated to impaired loans totaling approximately $39,363,000 compared to $3,748,000 of the Company’s allowance for loan losses allocated to impaired loans totaling approximately $53,620,000 at December 31, 2011. Management determined that $14,733,000, or 37%, of total impaired loans required no reserve allocation at December 31, 2012 compared to $23,223,000, or 43%, at December 31, 2011 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying percentages to pools of loans by asset type. Loans not individually evaluated are aggregated based on similar risk characteristics. Historical loss rates for each risk group, which is updated quarterly, are quantified using all recorded loan charge-offs. Management determined that the previous twelve quarters were reflective of the loss characteristics of the Company’s loan portfolio during the recent three year economic environment. These historical loss rates for each risk group are used as the starting point to determine allowance provisions. The Company’s methodology includes factors that allow management to adjust its estimates of losses based on the most recent information available. The rates are then adjusted to reflect actual changes and anticipated changes such as changes in specific allowances on loans and real estate acquired through foreclosure, any gains and losses on final disposition of real estate acquired through foreclosure, changes in national and local economic conditions and developments, including general economic and business conditions affecting the Company’s key lending areas, credit quality trends, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of the internal loan review department. These risk factors are generally reviewed and updated quarterly, as appropriate.

Prior to 2011, the historical loss percentage for non-impaired loans was based on a blend between industry standards and the Company’s five year loss experience, and the unallocated portion of the allowance was based on management’s evaluation of conditions that were not directly reflected in the determination of the specific reserve component and the incurred loss component.

The specific and general reserve allocations represent management’s best estimate of probable losses contained in the loan portfolio at the evaluation date. Although the allowance for loan losses comprises of specific and general allocations, the entire allowance is available to absorb any credit losses.

Investment Portfolio

The Company classifies its debt and equity securities into one of the following two categories:

Held-to-Maturity—includes investments in debt securities that the Company has the positive intent and ability to hold until maturity. Available-for-Sale—includes investments in debt and equity securities not classified as held to maturity or trading (i.e., investments that the Company has no present plans to sell in the near-term but may be sold in the future under different circumstances). The Company’s investment portfolio consists of available-for-sale securities.

Debt securities classified as held-to-maturity are carried at amortized cost, while debt and equity securities classified as available-for-sale are carried at estimated market value. Unrealized holding gains and losses from available-for-sale securities are excluded from earnings and reported, net of applicable taxes, as a separate component of stockholders’ equity until realized.

The Company does not engage in trading activities and accordingly does not have any debt or equity securities classified as trading securities. Historically the Company’s practice had been to purchase and hold debt instruments until maturity unless special circumstances exist. However, since the investment portfolio’s major function is to provide liquidity and to balance the Company’s interest rate sensitivity position, all debt securities are classified as available-for-sale.

At December 31, 2012, the investment portfolio classified as available-for-sale represented 18.3% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

The following table presents the composition of the investment portfolio by major category:

(In thousands)	2012	2011
U.S. Treasury	$2,030	$2,054
Government sponsored enterprises	55,180	70,314
Asset-backed securities	107,872	107,329
Obligations of states and political subdivisions	35,164	34,109

Total available for sale debt securities	$200,246	$213,806

As of December 31, 2012, the maturity of debt securities in the investment portfolio was as follows:

	One Year	Over One Through	Over Five Through	Over		Weighted Average
(In thousands)	Or Less	Five Years	Ten Years	Ten Years	Total	Yield (1)
U.S. Treasury	$1,017	$1,013	$—	$—	$2,030	1.63%
Government sponsored enterprises	590	52,571	2,019	—	55,180	1.34
Asset-backed securities(2)	5,023	95,995	6,854	—	107,872	2.69
States and political subdivisions (3)	2,345	11,570	19,321	1,928	35,164	4.15

Total available-for-sale debt securities	$8,975	$161,149	$28,194	$1,928	$200,246	2.54%

Weighted average yield (1)	3.07%	2.38%	3.34%	4.67%	2.54%

1)	Weighted average yield is based on amortized cost.
2)	Asset-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2012 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.
3)	Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.

At December 31, 2012 $105,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.

The following non-marketable securities are restricted securities which, lacking a market, are carried at cost. These securities are reported in other assets. At December 31, 2012, $2,278,000 of the total included Federal Home Loan Bank (Des Moines) stock held by the Bank in accordance with debt and regulatory requirements. Other non-marketable securities include a $1,486,000 equity investment in the Company’s unconsolidated Exchange Statutory Trusts. (See Note 8 to the Company’s consolidated financials for further explanation on the Exchange Statutory Trusts.)

(In thousands)	2012	2011
Federal Home Loan Bank of Des Moines stock	$2,278	$2,738
Midwest Independent Bank stock	151	151
Federal Agricultural Mortgage Corporation stock	10	10
Investment in unconsolidated trusts	1,486	1,486

Total non-marketable investment securities	$3,925	$4,385

Liquidity and Capital Resources

Liquidity Management

The role of liquidity management is to ensure funds are available to meet depositors’ withdrawal and borrowers’ credit demands while at the same time maximizing profitability. This is accomplished by balancing changes in demand for funds with changes in the supply of those funds. Liquidity to meet the demands is provided by maturing assets, short-term liquid assets that can be converted to cash and the ability to attract funds from external sources, principally depositors. Due to the nature of services offered by the Company, management prefers to focus on transaction accounts and full service relationships with customers. Management believes it has the ability to increase deposits at any time by offering rates slightly higher than the market rate.

The Company’s Asset/Liability Committee (ALCO), primarily made up of senior management, has direct oversight responsibility for the Company’s liquidity position and profile. A combination of daily, weekly, and monthly reports provided to management detail the following: internal liquidity metrics, composition and level of the liquid asset portfolio, timing differences in short-term cash flow obligations, available pricing and market access to the financial markets for capital, and exposure to contingent draws on the Company’s liquidity.

The Company has a number of sources of funds to meet liquidity needs on a daily basis. The Company’s most liquid assets comprise of available for sale investment securities, federal funds sold, and excess reserves held at the Federal Reserve. Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes.

The fair value of the available for sale investment portfolio was $200,246,000 at December 31, 2012 and included an unrealized net gain of $5,353,000. The portfolio includes projected maturities and mortgage backed securities pay-downs of approximately $22,850,000 over the next twelve months, which offer resources to meet either new loan demand or reductions in the Company’s deposit base.

(In thousands)	2012	2011
Federal funds sold	$—	$75
Federal Reserve Bank—excess reserves	27,857	19,997
Available for sale investment securities	200,246	213,806

Total	$228,103	$233,878

The Company pledges portions of its investment securities portfolio to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. At December 31, 2012 and 2011, respectively, the Company’s unpledged securities in the available for sale portfolio totaled approximately $53,804,000 and $41,359,000, respectively.

Total investment securities pledged for these purposes were as follows:

(In thousands)	2012	2011
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$2,390	$1,819
Repurchase agreements	28,888	29,656
Other deposits	115,164	140,972

Total pledged, at fair value	$146,442	$172,447

Liquidity is available from the Company’s base of core customer deposits, defined as demand, interest checking, savings, and money market deposit accounts. At December 31, 2012, such deposits totaled $597,973,000 and represented 60.3% of the Company’s total deposits. These core deposits are normally less volatile and are often tied to other products of the Company through long lasting relationships. Time deposits and certificates of deposit of $100,000 and over totaled $393,302,000 at December 31, 2012. These accounts are normally considered more volatile and higher costing representing 39.7% of total deposits at December 31, 2012.

Core deposits at December 31, 2012 and 2011 were as follows:

(In thousands)	2012	2011
Core deposit base:
Non-interest bearing demand	$192,271	$159,187
Interest checking	178,121	169,452
Savings and money market	227,581	215,147

Total	$597,973	$543,786

Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company’s outside borrowings are comprised of securities sold under agreements to repurchase, Federal Home Loan Bank advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2012, under agreements with these unaffiliated banks, the Bank may borrow up to $15,000,000 in federal funds on an unsecured basis and $5,135,000 on a secured basis. There was no federal funds purchased outstanding at December 31, 2012. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of the Company’s investment portfolio. At December 31, 2012, there was $21,058,000 in repurchase agreements. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2012. The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2012, the Bank had $20,126,000 in outstanding borrowings with the FHLB. In addition, the Company has $49,486,000 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.

Borrowings outstanding at December 31, 2012 and 2011 were as follows:

(In thousands)	2012	2011
Borrowings:
Securities sold under agreements to repurchase	$21,058	$24,516
Federal Home Loan Bank advances	20,126	28,410
Subordinated notes	49,486	49,486

Total	$90,670	$102,412

The Company pledges certain assets, including loans and investment securities to the Federal Reserve Bank, FHLB, and other correspondent banks as security to establish lines of credit and borrow from these entities. Based on the type and value of collateral pledged, the Company may draw advances against this collateral.

The following table reflects the advance equivalent of the assets pledged, borrowings, and letters of credit outstanding, in addition to the estimated future funding capacity available to the Company as follows:

	2012				2011
(In thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total
Advance equivalent	$290,084	$3,344	$16,790	$310,218	$263,199	$2,051	$25,402	$290,652
Advances outstanding	(20,126)	0	0	(20,126)	(43,657)	0	0	(43,657)
Letters of credit issued	0	0	0	0	(206)	0	0	(206)

Total available	$269,958	$3,344	$16,790	$290,092	$219,336	$2,051	$25,402	$246,789

At December 31, 2012, loans with a market value of $449,956,000 were pledged at the Federal Home Loan Bank as collateral for borrowings and letters of credit. At December 31, 2012, investments with a market value of $5,826,000 were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.

Sources and Uses of Funds

Cash and cash equivalents were $58,877,000 at December 31, 2012 compared to $43,210,000 at December 31, 2011. The $15,877,000 increase resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2012. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $14,875,000 for the year ended December 31, 2012.

Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, used total cash of $6,374,000. The cash outflow primarily consisted of $76,498,000 purchases of investment securities and a $26,499,000 increase in the loan portfolio. Partially offsetting this increase was $87,905,000 in proceeds from maturities, calls, and pay-downs of investment securities and $8,571,000 in proceeds from sales of other real estate owned and repossessions

Financing activities provided cash of $7,166,000, resulting primarily from a $33,084,000 net increase in demand deposits partially offset by $12,000,000 paid on the redemption of 12,000 shares of preferred stock, an $8,284,000 repayment of Federal Home Bank advances, and a $3,458,000 decrease in federal funds purchased and securities sold under agreements to repurchase. See Note 9 for further discussion. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2013.

In the normal course of business, the Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company’s various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of the Company’s liquidity. The Company had $121,407,000 in unused loan commitments and standby letters of credit as of December 31, 2012. Although the Company’s current liquidity resources are adequate to fund this commitment level, we know that the nature of these commitments is such that the likelihood of such a funding demand is very low.

The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company’s ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its common and preferred shareholders. For the years ended December 31, 2012 and 2011, respectively, the Company paid cash dividends to its common and preferred shareholders totaling $2,143,000 and $2,417,000. A large portion of the Company’s liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $4,500,000 and $5,000,000 to the Company for each of the years ended December 31, 2012 and 2011, respectively. At December 31, 2012 and December 31, 2011, the Company had cash and cash equivalents totaling $1,863,000 and $13,282,000, respectively.

Capital Management

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

The Company exceeded all capital adequacy requirements as of December 31, for the years indicated:

	2012	2011	2010	2009	2008	Well - Capitalized Regulatory Guidelines
Risk-based capital ratios:
Total capital	16.83%	18.03%	17.05%	16.49%	16.01%	10.00%
Tier I capital	13.58	15.16	14.25	14.01	13.55	6.00
Leverage ratio	10.37	11.52	11.00	11.35	10.80	5.00

Commitments, Contractual Obligations, and Off-Balance Sheet Arrangements

The required payments of time deposits and other borrowed money, not including interest, at December 31, 2012 are as follows:

	Payments due by Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$393,302	$280,477	$88,702	$24,123	$—
Other borrowed money	20,126	10,126	—	—	10,000

In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company’s consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.

The Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2012 are as follows:

	Amount of Commitment Expiration per Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Unused loan commitments	$118,412	$90,560	$13,003	$4,921	$9,928
Standby letters of credit	2,995	2,944	26	25	—

Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Sensitivity

Market risk arises from exposure to changes in interest rates and other relevant market rate or price risk. The Company faces market risk in the form of interest rate risk through transactions other than trading activities. The Company uses financial modeling techniques to measure interest rate risk. These techniques measure the sensitivity of future earnings due to changing interest rate environments. Guidelines established by the Company’s Asset/Liability Committee and approved by the board of directors are used to monitor exposure of earnings at risk. General interest rate movements are used to develop sensitivity as the Company feels it has no primary exposure to specific points on the yield curve. At December 31, 2012, the rate shock scenario models indicated that annual net interest income could change by as much as (22.5)% to 30.3% should interest rates rise or fall, respectively, 400 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate. Management believes this is an acceptable level of risk.

The following table represents estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2012. Significant assumptions used for this table included: loans will repay at historic repayment rates; certain interest-bearing demand accounts are interest sensitive due to immediate repricing, and fixed maturity deposits will not be withdrawn prior to maturity. A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.

(In thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Over 5 Years or No stated Maturity	Total
ASSETS
Investment securities	$22,850	$56,723	$50,643	$31,330	$13,646	$25,054	$200,246
Interest-bearing deposits	27,857	—	—	—	—	—	27,857
Other restricted investments	3,925	—	—	—	—	—	3,925
Loans	411,402	155,682	101,646	39,727	110,375	28,152	846,984

Total	$466,034	$212,405	$152,289	$71,057	$124,021	$53,206	$1,079,012

LIABILITIES
Savings, now deposits	$—	$—	$167,077	$—	$—	$—	$167,077
Rewards checking, super now, and money market deposits	238,624	—	—	—	—	—	238,624
Time deposits	280,477	65,220	23,482	11,984	12,139	—	393,302
Federal funds purchased and securities sold under agreements to repurchase	21,058	—	—	—	—	—	21,058
Subordinated notes	49,486	—	—	—	—	—	49,486
Federal Home Loan Bank advances	20,126	—	—	—	—	—	20,126

Total	$609,771	$65,220	$190,559	$11,984	$12,139	$—	$889,673

Interest-sensitivity GAP
Periodic GAP	$(143,737)	$147,185	$(38,270)	$59,073	$111,882	$53,206	$189,339

Cumulative GAP	$(143,737)	$3,448	$(34,822)	$24,251	$136,133	$189,339	$189,339

Ratio of interest-earning assets to interest-bearing liabilities
Periodic GAP	0.76	3.26	0.80	5.93	10.22	NM	1.21
Cumulative GAP	0.76	1.01	0.96	1.03	1.15	1.21	1.21

Effects of Inflation

The effects of inflation on financial institutions are different from the effects on other commercial enterprises since financial institutions make few significant capital or inventory expenditures, which are directly affected by changing prices. Because bank assets and liabilities are virtually all monetary in nature, inflation does not affect a financial institution as much as do changes in interest rates. The general level of inflation does underlie the general level of most interest rates, but interest rates do not increase at the rate of inflation as do prices of goods and services. Rather, interest rates react more to changes in the expected rate of inflation and to changes in monetary and fiscal policy.

Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company’s operations for the year ended December 31, 2012.

Impact of New Accounting Standards

Balance Sheet In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. The ASU is a joint requirement by the FASB and International Accounting Standards Board to enhance current disclosures and increase comparability of GAAP and International Financial Reporting Standards (IFRS) financial statements. Under the ASU, an entity will be required to disclose both gross and net information about instruments and transactions eligible for offset in the balance sheet, as well as instruments and transactions subject to an agreement similar to a master netting agreement. ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities was issued in January 2013, and amended ASU 2011-11 to specifically include only derivatives accounted under Topic 815, repurchase and reverse purchase agreements, and securities and borrowing and lending transactions that are either offset or subject to an enforceable master netting arrangement. Both ASUs are effective for annual and interim periods beginning January 1, 2013. Their adoption is not expected to have a significant effect on the Company’s financial statements.

Other Comprehensive Income In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments of ASU No. 2013-02 require an entity to present, either in the income statement or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. This ASU is effective for annual and interim periods beginning January 1, 2013. Adoption of the ASU is not expected to have a significant impact on the Company’s consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

The following consolidated financial statements of the Company and report of the Company’s independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Hawthorn Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Bancshares, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hawthorn Bancshares, Inc.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated April 1, 2013 expressed an unqualified opinion on the effectiveness of Hawthorn Bancshares, Inc.’s internal control over financial reporting.

/s/ KPMG LLP

St. Louis, Missouri

April 1, 2013

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2012	2011
	(In thousands, except per share amounts)
ASSETS
Loans	$846,984	$842,930
Allowances for loan losses	(14,842)	(13,809)

Net loans	832,142	829,121

Investment in available-for-sale securities, at fair value	200,246	213,806
Federal funds sold and securities purchased under agreements to resell	0	75
Cash and due from banks	58,877	43,135
Premises and equipment—net	37,021	37,953
Other real estate owned and repossessed assets—net	23,592	16,020
Accrued interest receivable	5,190	5,341
Mortgage servicing rights	2,549	2,308
Intangible assets—net	135	543
Cash surrender value—life insurance	2,136	2,064
Other assets	19,718	20,795

Total assets	$1,181,606	$1,171,161

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$192,271	$159,187
Savings, interest checking and money market	405,702	384,599
Time deposits $100,000 and over	120,777	139,504
Other time deposits	272,525	274,934

Total deposits	991,275	958,224

Federal funds purchased and securities sold under agreements to repurchase	21,058	24,516
Subordinated notes	49,486	49,486
Federal Home Loan Bank advances	20,126	28,410
Accrued interest payable	909	1,054
Other liabilities	6,532	6,895

Total liabilities	$1,089,386	$1,068,585

Stockholders’ equity:
Preferred stock, $0.01 par value per share, 1,000,000 shares authorized;
Issued 18,255 shares and 30,255 shares, respectively, $1,000 per share liquidation value, net of discount	17,977	29,318
Common stock, $1 par value, authorized 15,000,000 shares; Issued 5,000,972 and 4,814,852 shares, respectively	5,001	4,815
Surplus	31,816	30,266
Retained earnings	39,118	40,354
Accumulated other comprehensive income, net of tax	1,825	1,340
Treasury stock; 161,858 shares, at cost	(3,517)	(3,517)

Total stockholders’ equity	92,220	102,576

Total liabilities and stockholders’ equity	$1,181,606	$1,171,161

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended December 31,
(In thousands, except per share amounts)	2012	2011	2010
INTEREST INCOME
Interest and fees on loans	$43,957	$47,361	$53,089
Interest on debt securities:
Taxable	4,100	4,864	4,214
Nontaxable	909	1,029	1,174
Interest on federal funds sold and securities purchased under agreements to resell	0	1	0
Interest on interest-bearing deposits	46	58	86
Dividends on other securities	102	156	176

Total interest income	49,114	53,469	58,739

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	1,146	1,645	2,171
Time deposit accounts $100,000 and over	1,111	1,663	2,485
Other time deposits	3,715	5,123	7,211
Interest on federal funds purchased and securities sold under agreements to repurchase	21	47	75
Interest on subordinated notes	1,381	1,301	1,526
Interest on Federal Home Loan Bank advances	531	1,074	2,285

Total interest expense	7,905	10,853	15,753

Net interest income	41,209	42,616	42,986
Provision for loan losses	8,900	11,523	15,255

Net interest income after provision for loan losses	32,309	31,093	27,731

NON-INTEREST INCOME
Service charges on deposit accounts	5,439	5,566	5,554
Trust department income	893	898	803
Gain on sale of mortgage loans, net	2,669	1,649	2,493
Gain on sale of investment securities	26	0	0
Other	699	1,087	1,631

Total non-interest income	9,726	9,200	10,481

NON-INTEREST EXPENSE
Salaries and employee benefits	19,165	17,982	17,899
Occupancy expense, net	2,598	2,701	2,532
Furniture and equipment expense	1,840	2,019	1,997
FDIC insurance assessment	993	1,107	1,651
Legal, examination, and professional fees	1,189	1,332	1,441
Advertising and promotion	1,083	1,103	1,256
Postage, printing, and supplies	1,144	1,158	1,201
Processing expense	3,593	3,193	3,353
Other real estate expense, net	2,937	2,736	9,804
Other	4,125	3,514	3,717

Total non-interest expense	38,667	36,845	44,851

Income (loss) before income taxes	3,368	3,448	(6,639)
Income tax expense (benefit)	546	591	(3,087)

Net income (loss)	2,822	2,857	(3,552)
Preferred stock dividends	1,125	1,513	1,513
Accretion of discount on preferred stock	659	476	476

Net income (loss) available to common shareholders	$1,038	$868	$(5,541)

Basic earnings (loss) per share	$0.21	$0.18	$(1.15)
Diluted earnings (loss) per share	$0.21	$0.18	$(1.15)

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,
(In thousands)	2012	2011	2010
Net income (loss)	$2,822	$2,857	$(3,552)
Other comprehensive income (loss), net of tax
Unrealized (loss) gain on investment securities available-for-sale, net of tax	(123)	2,380	(389)
Adjustment for gain on sales of investment securities, net of tax	(16)	0	0
Defined benefit pension plans:
Net gain (loss) arising during the year, net of tax	547	(1,830)	171
Amortization of prior service cost included in net periodic pension cost, net of tax	77	48	48

Total other comprehensive income (loss)	485	598	(170)

Total comprehensive income (loss)	$3,307	$3,455	$(3,722)

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

					Accumulated		Total
					Other		Stock -
	Preferred	Common		Retained	Comprehensive	Treasury	holders’
(In thousands)	Stock	Stock	Surplus	Earnings	Income	Stock	Equity
Balance, December 31, 2009	$28,365	$4,464	$26,971	$50,576	$912	$(3,517)	$107,771

Net loss	0	0	0	(3,552)	0	0	(3,552)
Other comprehensive income	0	0	0	0	(170)	0	(170)
Stock based compensation expense	0	0	87	0	0	0	87
Accretion of preferred stock discount	476	0	0	(476)	0	0	0
Stock dividend	0	172	1,871	(2,043)	0	0	0
Cash dividends declared, preferred stock	0	0	0	(1,513)	0	0	(1,513)
Cash dividends declared, common stock	0	0	0	(1,135)	0	0	(1,135)

Balance, December 31, 2010	$28,841	$4,636	$28,929	$41,857	$742	$(3,517)	$101,488

Net income	0	0	0	2,857	0	0	2,857
Other comprehensive income	0	0	0	0	598	0	598
Stock based compensation expense	0	0	58	0	0	0	58
Accretion of preferred stock discount	477	0	0	(477)	0	0	0
Stock dividend	0	179	1,279	(1,458)	0	0	0
Cash dividends declared, preferred stock	0	0	0	(1,513)	0	0	(1,513)
Cash dividends declared, common stock	0	0	0	(912)	0	0	(912)

Balance, December 31, 2011	$29,318	$4,815	$30,266	$40,354	$1,340	$(3,517)	$102,576

Cumulative effect of change in accounting principle	0	0	0	460	0	0	460
Balance, January 1, 2012	$29,318	$4,815	$30,266	$40,814	$1,340	$(3,517)	$103,036

Net income	0	0	0	2,822	0	0	2,822
Other comprehensive income	0	0	0	0	485	0	485
Stock based compensation expense	0	0	29	0	0	0	29
Accretion of preferred stock discount	659	0	0	(659)	0	0	0
Redemption of 12,000 shares of preferred stock	(12,000)	0	0	0	0	0	(12,000)
Stock dividend	0	186	1,521	(1,707)	0	0	0
Cash dividends declared, preferred stock	0	0	0	(1,203)	0	0	(1,203)
Cash dividends declared, common stock	0	0	0	(949)	0	0	(949)

Balance, December 31, 2012	$17,977	$5,001	$31,816	$39,118	$1,825	$(3,517)	$92,220

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
(In thousands)	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$2,822	$2,857	$(3,552)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	8,900	11,523	15,255
Depreciation expense	1,858	1,940	1,964
Net amortization of investment securities, premiums, and discounts	1,161	837	698
Amortization of intangible assets	408	1,243	1,360
Stock based compensation expense	29	58	87
Change in fair value of mortgage servicing rights	1,331	0	0
Gain on sale of investment securities	(26)	0	0
(Gain) loss on sales and dispositions of premises and equipment	(79)	(13)	60
(Gain) loss on sales and dispositions of other real estate owned and repossessions	(317)	206	2,311
Provision for other real estate owned	713	1,252	6,158
Decrease in accrued interest receivable	151	393	892
Increase in cash surrender value—life insurance	(72)	(62)	(72)
Decrease in other assets	949	252	1,203
(Increase) decrease in income tax receivable	(644)	1,008	(1,328)
Decrease in accrued interest payable	(145)	(437)	(946)
Increase (decrease) in other liabilities	253	(104)	30
Origination of mortgage loans for sale	(99,420)	(73,272)	(104,002)
Proceeds from the sale of mortgage loans	99,797	74,983	106,548
Gain on sale of mortgage loans, net	(2,669)	(1,649)	(2,493)
(Increase) decrease in net deferred tax asset	(214)	462	(2,299)
Other, net	89	(645)	(453)

Net cash provided by operating activities	14,875	20,832	21,456

Cash flows from investing activities:
Net (increase) decrease in loans	(26,499)	32,298	53,926
Purchase of available-for-sale debt securities	(76,498)	(122,871)	(189,082)
Proceeds from maturities of available-for-sale debt securities	42,735	36,923	114,899
Proceeds from calls of available-for-sale debt securities	45,170	54,185	46,795
Proceeds from sales of available-for-sale debt securities	790	0	0
Proceeds from sales of FHLB stock	460	1,757	1,004
Purchase of FHLB stock	0	0	(392)
Purchases of premises and equipment	(1,375)	(3,393)	(549)
Proceeds from sales of premises and equipment	272	47	34
Proceeds from sales of other real estate owned and repossessions	8,571	7,435	9,689

Net cash (used) provided by investing activities	(6,374)	6,381	36,324

Cash flows from financing activities:
Net increase in demand deposits	33,084	21,438	2,732
Net increase in interest-bearing transaction accounts	21,103	5,461	24,854
Net decrease in time deposits	(21,136)	(15,337)	(37,246)
Net decrease in federal funds purchased and securities sold under agreements to repurchase	(3,458)	(5,552)	(6,577)
Proceeds from Federal Home Loan Bank advances	0	0	10,000
Repayment of Federal Home Loan Bank advances	(8,284)	(38,576)	(22,331)
Redemption of 12,000 shares of preferred stock	(12,000)	0	0
Cash dividends paid—preferred stock	(1,203)	(1,513)	(1,513)
Cash dividends paid—common stock	(940)	(904)	(1,385)

Net cash provided (used) by financing activities	7,166	(34,983)	(31,466)

Net increase (decrease) in cash and cash equivalents	15,667	(7,770)	26,314
Cash and cash equivalents, beginning of year	43,210	50,980	24,666

Cash and cash equivalents, end of year	$58,877	$43,210	$50,980

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

	Years Ended December 31,
(In thousands)	2012	2011	2010
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$8,420	$11,290	$16,699
Income taxes	$1,591	$665	$800
Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	$16,869	$10,903	$23,677

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

(1)	Summary of Significant Accounting Policies

Hawthorn Bancshares, Inc. (the Company) through its subsidiary, Hawthorn Bank (the Bank), provides a broad range of banking services to individual and corporate customers located within the communities in and surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson, and Lee’s Summit, Missouri. The Company is subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The accompanying consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (U.S. GAAP). The preparation of the consolidated financial statements includes all adjustments that, in the opinion of management, are necessary in order to make those statements not misleading. Management is required to make estimates and assumptions, including the determination of the allowance for loan losses, real estate acquired in connection with foreclosure or in satisfaction of loans, and fair values of investment securities available-for-sale that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s management has evaluated and did not identify any subsequent events or transactions requiring recognition or disclosure in the consolidated financial statements.

The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:

Principles of Consolidation

In December of 2008 and March of 2010, the Company formed Hawthorn Real Estate, LLC, and Real Estate Holdings of Missouri, LLC, respectively (the Real Estate Companies); both are wholly owned subsidiaries of the Company. The consolidated financial statements include the accounts of the Company, Hawthorn Bank (the Bank), and the Real Estate Companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

Loans

Loans that the Company has the intent and ability to hold for the foreseeable future or maturity are held for investment at their stated unpaid principal balance amount less unearned income and the allowance for loan losses. Income on loans is accrued on a simple-interest basis. Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.

Non-Accrual Loans

Loans are placed on nonaccrual status when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful. Loans that are contractually 90 days past due as to principal and/or interest payments are generally placed on non-accrual, unless they are both well-secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

Restructured Loans

A modified or restructured loan is accounted for as a troubled debt restructuring (TDR) for any loans in which concessions are made to the borrower for economic or legal reasons that the Company would not otherwise consider and the borrower is experiencing financial difficulty. Once a loan has been classified as a TDR it remains a TDR for the life of the loan. The Company includes all accruing and non-accruing TDRs in the impaired and non-performing asset totals. TDRs are measured for impairment loss by using fair values of the underlying collateral obtained through independent appraisals and internal evaluations, or by discounting the total expected future cash flows.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

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

Loans Held for Sale

The Bank originates certain loans which are sold in the secondary market. These long-term, fixed rate loans are typically classified as held for sale upon origination based on management’s intent to sell. In order to manage the risk associated with such activities, the Company upon locking in an interest rate with the borrower enters into an agreement to sell such loans in the secondary market. Loans held for sale are typically sold with servicing rights retained and without recourse except for normal and customary representation and warranty provisions. At December 31, 2012 there were $2,292,000 mortgage loans that were held for sale in comparison to no loans held for sale at December 31, 2011.

Mortgage loan servicing fees earned on loans sold are reported as other noninterest income when the related loan payments are collected net of amortization from mortgage servicing rights. Operational costs to service such loans are charged to expense as incurred.

Allowance/ Provision for Loan Losses

The Company maintains an allowance for loan losses to absorb probable loan losses in the Company’s loan portfolio. Loans, or portions of loans, are charged off to the extent deemed uncollectible. Loan charge-offs reduce the allowance for loan losses, and recoveries of loans previously charged off are added back to the allowance. Provisions for loan losses are charged to income and credited to the allowance in an amount necessary to maintain an appropriate allowance given the risks identified in the portfolio. Once the fair value for a collateral dependent loan has been determined, any impaired amount is typically charged off as a confirmed loss unless the loan has other income streams to support repayment. For impaired loans individually evaluated for impairment, which have other income streams to support repayment, a specific reserve is established for the amount determined to be impaired. The allowance for loan losses consists of a specific reserve component for loans that are individually evaluated for impairment and an incurred loss component, or general reserves for loans that are collectively evaluated for impairment based on assigned risk ratings and historical loan loss experience for each loan type. The allowance is based upon management’s estimates of probable losses inherent in the loan portfolio.

In determining the allowance and the related provision for loan losses, the Company establishes valuation allowances based upon probable losses identified during the review of impaired loans. Management follows the guidance provided in FASB’s ASC Topic 310, Accounting by Creditors for Impairment of a Loan, in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, to determine specific reserves as further discussed below.

Loans not individually evaluated are aggregated based on similar risk characteristics. Historical loss rates for each risk group, which is updated quarterly, are quantified using all recorded loan charge-offs. Management determined that the previous twelve quarters were reflective of the loss characteristics of the Company’s loan portfolio during the recent three year economic environment. These historical loss rates for each risk group are used as the starting point to determine allowance provisions. The Company’s methodology includes factors that allow management to adjust its estimates of losses based on the most recent information available. The rates are then adjusted to reflect actual changes and anticipated changes such as changes in specific allowances on loans and real estate acquired through foreclosure, any gains and losses on final disposition of real estate acquired through foreclosure, changes in national and local economic conditions and developments, including general economic and business conditions affecting the Company’s key lending areas, credit quality trends, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of the internal loan review department. These risk factors are generally reviewed and updated quarterly, as appropriate.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

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

Investment in Debt and Equity Securities

At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities that the Company has the positive intent and ability to hold until maturity. All debt securities not classified as held-to-maturity are classified as available-for-sale. The Company’s securities are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income (loss), net of taxes, as a component of stockholders’ equity. Securities are periodically evaluated for other-than-temporary impairment in accordance with guidance provided in the FASB ASC Topic 320, Investments –Debt and Equity Securities. For those securities with other-than-temporary impairment, the entire loss in fair value is required to be recognized in current earnings if the Company intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss) net of taxes.

Premiums and discounts are amortized using the interest method over the lives of the respective securities, with consideration of historical and estimated prepayment rates for mortgage-backed securities, as an adjustment to yield. Dividend and interest income is recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings based on the specific identification method for determining the cost of securities sold.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

Intangible Assets

On January 1, 2012, the Company opted to measure mortgage servicing rights at fair value as permitted by Accounting Standards Codification (ASC) Topic 860-50 Accounting for Servicing Financial Assets. Consistent with ASC 860-50-35-3d, an entity may make an irrevocable decision to subsequently measure a class of servicing assets and servicing liabilities at fair value at the beginning of any fiscal year. The election of this option resulted in the recognition of a cumulative effect of change in accounting principle of $459,890, net of tax in the amount of $281,868, which was recorded as an increase to beginning retained earnings, as further described in Note 6 to the consolidated financial statements. As such, effective January 1, 2012, the change in the fair value of mortgage servicing rights is recognized in earnings in the period for which the change occurs. The newly adopted accounting principle is preferable in the circumstances because the fair value measurement method will produce financial information and results more directly aligned with the performance of mortgage servicing rights.

Intangible assets that have indefinite useful lives are not amortized, but tested annually for impairment. Intangible assets that have finite useful lives, such as core deposit intangibles and mortgage servicing rights, are amortized over their estimated useful lives. Core deposit intangibles are amortized over periods of 7 to 8 years representing their estimated lives using straight line and accelerated methods. During the years ended December 31, 2011 and 2010, mortgage servicing rights (MSRs) were amortized using straight line over the shorter of 7 years or the life of the loan.

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

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets consist of loan collateral that has been repossessed through foreclosure. This collateral comprises of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are initially recorded as held for sale at the fair value of the collateral less estimated selling costs. Any adjustment is recorded as a charge-off against the allowance for loan losses. The Company relies on external appraisals and assessment of property values by internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. The write-downs are recorded as other real estate expense. The Company establishes a valuation allowance related to other real estate owned on an asset-by-asset basis. The valuation allowance is created during the holding period when the fair value less cost to sell is lower than the “cost” of a parcel of other real estate.

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

December 31, 2012, 2011, and 2010

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

Income Taxes

Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in addressing the Company’s future tax consequences of events that have been recognized in the consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forwards and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, the Company would adjust the recorded value of the deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, the Company would reverse the valuation allowance when the realization of the deferred tax asset is more likely than not. In addition, the Company is subject to the continuous examination of its tax returns by the Internal Revenue Service and other taxing authorities. The Company accrues for penalties and interest related to income taxes in income tax expense. At December 31, 2010, total accrued interest was $31,000 and total interest expense recognized for the year ended December 31, 2010 was $24,000. At December 31, 2011, the Company released $28,000 of interest accrued related to the release of $221,000 of uncertain tax provisions, and as of December 31, 2012, the Company had not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions.

Trust Department

Property held by the Bank in a fiduciary or agency capacity for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.

Consolidated Statements of Cash Flows

For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of short-term federal funds sold and securities sold or purchased under agreements to resell, interest earning deposits with banks, cash, and due from banks with original maturities of three months or less.

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

December 31, 2012, 2011, and 2010

Treasury Stock

The purchase of the Company’s common stock is recorded at cost. Purchases of the stock are made both in the open market and through negotiated private purchases based on market prices. At the date of subsequent reissue, the treasury stock account is reduced by the cost associated with such stock on a first-in-first-out basis.

Comprehensive Income

The Company reports comprehensive income (loss) in the consolidated statements of comprehensive income (loss).

Reclassifications

Certain prior year information has been reclassified to conform to the current year presentation.

The following represents significant new accounting principles adopted in 2012:

Repurchase Agreements In April 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-03, Reconsideration of Effective Control for Repurchase Agreements, which deals with the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The provisions of ASU No. 2011-03 modify the criteria for determining when repurchase agreements would be accounted for as a secured borrowing rather than as a sale. Currently, an entity that maintains effective control over transferred financial assets must account for the transfer as a secured borrowing rather than as a sale. ASU No. 2011-03 removes from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee. The FASB believes that contractual rights and obligations determine effective control and that there does not need to be a requirement to assess the ability to exercise those rights. ASU No. 2011-03 does not change the other existing criteria used in the assessment of effective control. The Company adopted the provisions of ASU No. 2011-03 prospectively for transactions or modifications of existing transactions that occurred on or after January 1, 2012. The Company accounted for all of its repurchase agreements as collateralized financing arrangements prior to the adoption of ASU No. 2011-03 and the adoption had no impact on the Company’s consolidated financial statements.

Fair Value Measurements In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRSs), to substantially converge the guidance in U.S. GAAP and IFRS on fair value measurements and disclosures. The provisions of ASU No. 2011-04 result in a consistent definition of fair value and common requirements for the measurement of and disclosure about fair value between U.S. GAAP and IFRS. The changes to U.S. GAAP as a result of ASU No. 2011-04 are as follows: (1) The concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets (that is, it does not apply to financial assets or any liabilities); (2) U.S. GAAP currently prohibits application of a blockage factor in valuing financial instruments with quoted prices in active markets. ASU No. 2011-04 extends that prohibition to all fair value measurements; (3) An exception is provided to the basic fair value measurement principles for an entity that holds a group of financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk that are managed on the basis of the entity’s net exposure to either of those risks. This exception allows the entity, if certain criteria are met, to measure the fair value of the net asset or liability position in a manner consistent with how market participants would price the net risk position; (4) Aligns the fair value measurement of instruments classified within an entity’s shareholders’ equity with the guidance for liabilities; and (5) Disclosure requirements have been enhanced for Level 3 fair value measurements to disclose quantitative information about unobservable inputs and assumptions used, to describe the valuation processes used by the entity, and to qualitatively describe the sensitivity of fair value measurements to changes in unobservable inputs and the interrelationships between those inputs. In addition, entities must report the level in the fair value hierarchy of items that are not measured at fair value in the statement of condition but whose fair value must be disclosed. The Company adopted the provisions of ASU No. 2011-04 effective January 1, 2012. The fair value measurement provisions of ASU No. 2011-04 had no impact on the Company’s consolidated financial statements. See Notes 11 and 12 to the consolidated financial statements for the enhanced disclosures required by ASU No. 2011-04.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

Other Comprehensive Income In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which revises the manner in which entities present comprehensive income in their financial statements. The provisions of ASU No. 2011-05 allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Under either method, entities are required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. ASU No. 2011-05 also eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity but does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 is effective for periods beginning January 1, 2012 and requires retrospective application. ASU No. 2011-05 was effective for the Company’s interim reporting period beginning on or after January 1, 2012. The Company has chosen to present net income and other comprehensive income in two consecutive statements in the accompanying consolidated financial statements.

Stock Dividend On July 1, 2012, the Company paid a special stock dividend of four percent to common shareholders of record at the close of business on June 15, 2012. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.

(2)	Loans and Allowance for Loan Losses

Loans

A summary of loans, by major class within the Company’s loan portfolio, at December 31, 2012 and 2011 is as follows:

(in thousands)	2012	2011
Commercial, financial, and agricultural	$130,040	$128,555
Real estate construction—residential	22,177	30,201
Real estate construction—commercial	43,486	47,697
Real estate mortgage—residential	221,223	203,454
Real estate mortgage—commercial	405,092	402,960
Installment and other consumer	24,966	30,063

Total loans	$846,984	$842,930

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson and Lee’s Summit, Missouri. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. At December 31, 2012, loans with a carrying value of $457,000,000 were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company, are summarized as follows:

(in thousands)
Balance at December 31, 2011	$3,161
New loans	9,791
Amounts collected	(1,937)

Balance at December 31, 2012	$11,015

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

Allowance for loan losses

The following is a summary of the allowance for loan losses for the years ended December 31, 2012, 2011, and 2010:

(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Un - allocated	Total
Balance at December 31, 2009	$2,773	$348	$1,740	$3,488	$4,693	$380	$1,375	$14,797

Additions:
Provision for loan losses	1,908	2,622	4,133	4,740	2,577	32	(758)	15,254

Deductions:
Loans charged off	1,903	933	4,556	4,534	3,841	422	0	16,189
Less recoveries on loans	(153)	(30)	(22)	(228)	(29)	(241)	0	(703)

Net loans charged off	1,750	903	4,534	4,306	3,812	181	0	15,486

Balance at December 31, 2010	$2,931	$2,067	$1,339	$3,922	$3,458	$231	$617	$14,565

Additions:
Provision for loan losses	837	914	485	1,104	8,593	204	(614)	11,523

Deductions:
Loans charged off	2,157	1,858	512	1,883	6,420	376	0	13,206
Less recoveries on loans	(193)	(65)	(250)	(108)	(103)	(208)	0	(927)

Net loans charged off	1,964	1,793	262	1,775	6,317	168	0	12,279

Balance at December 31, 2011	$1,804	$1,188	$1,562	$3,251	$5,734	$267	$3	$13,809

Additions:
Provision for loan losses	1,732	(523)	126	955	6,318	293	(1)	8,900

Deductions:
Loans charged off	1,760	0	0	977	5,466	586	0	8,789
Less recoveries on loans	(161)	(67)	(23)	(158)	(248)	(265)	0	(922)

Net loans charged off	1,599	(67)	(23)	819	5,218	321	0	7,867

Balance at December 31, 2012	$1,937	$732	$1,711	$3,387	$6,834	$239	$2	$14,842

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

The following table provides the balance in the allowance for loan losses at December 31, 2012 and 2011, and the related loan balance by impairment methodology. Loans evaluated under ASC 310-10-35 include loans on non-accrual status, which are individually evaluated for impairment, troubled debt restructurings, and other impaired loans deemed to have similar risk characteristics. All other loans are collectively evaluated for impairment under ASC 450-20. Although the allowance for loan losses is comprised of specific and general allocations, the entire allowance is available to absorb credit losses.

(in thousands)	Commercial, Financial, and Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Unallocated	Total
December 31, 2012
Allowance for loan losses:
Individually evaluated for impairment	$213	$125	$542	$1,069	$2,071	$0	$0	$4,020
Collectively evaluated for impairment	1,724	607	1,169	2,318	4,763	239	2	10,822

Total	$1,937	$732	$1,711	$3,387	$6,834	$239	$2	$14,842

Loans outstanding:
Individually evaluated for impairment	$4,157	$2,496	$7,762	$5,771	$18,959	$44	$0	$39,189
Collectively evaluated for impairment	125,883	19,681	35,724	215,452	386,133	24,922	0	807,795

Total	$130,040	$22,177	$43,486	$221,223	$405,092	$24,966	$0	$846,984

December 31, 2011
Allowance for loan losses:
Individually evaluated for impairment	$239	$167	$380	$653	$2,309	$0	$0	$3,748
Collectively evaluated for impairment	1,565	1,021	1,182	2,598	3,425	267	3	10,061

Total	$1,804	$1,188	$1,562	$3,251	$5,734	$267	$3	$13,809

Loans outstanding:
Individually evaluated for impairment	$4,428	$1,147	$7,867	$6,569	$33,440	$0	$0	$53,451
Collectively evaluated for impairment	124,127	29,054	39,830	196,885	369,520	30,063	0	789,479

Total	$128,555	$30,201	$47,697	$203,454	$402,960	$30,063	$0	$842,930

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

Impaired loans

Impaired loans totaled $39,363,000 and $53,620,000 at December 31, 2012 and 2011 respectively, and are comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings.

The categories of impaired loans at December 31, 2012 and 2011 are as follows:

(in thousands)	2012	2011
Non-accrual loans	$31,081	$46,403
Troubled debt restructurings continuing to accrue interest	8,282	7,217

Total impaired loans	$39,363	$53,620

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

The following tables provide additional information about impaired loans at December 31, 2012 and 2011, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided:

(in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance
At December 31, 2012
With no related allowance recorded:
Commercial, financial and agricultural	$3,272	$4,009	$0
Real estate—construction residential	2,307	2,339	0
Real estate—construction commercial	1,879	2,102	0
Real estate—residential	1,939	2,393	0
Real estate—commercial	5,162	5,565	0
Consumer	174	186	0

Total	$14,733	$16,594	$0

With an allowance recorded:
Commercial, financial and agricultural	$885	$898	$213
Real estate—construction residential	189	189	125
Real estate—construction commercial	5,883	6,011	542
Real estate—residential	3,832	3,999	1,069
Real estate—commercial	13,797	14,167	2,071
Consumer	44	44	0

Total	$24,630	$25,308	$4,020

Total impaired loans	$39,363	$41,902	$4,020

At December 31, 2011
With no related allowance recorded:
Commercial, financial and agricultural	$3,546	$3,625	$0
Real estate—construction residential	584	788	0
Real estate—construction commercial	1,459	1,756	0
Real estate—residential	2,315	2,654	0
Real estate—commercial	15,151	21,190	0
Consumer	168	177	0

Total	$23,223	$30,190	$0

With an allowance recorded:
Commercial, financial and agricultural	$882	$904	$239
Real estate—construction residential	563	563	167
Real estate—construction commercial	6,409	6,448	380
Real estate—residential	4,254	4,265	653
Real estate—commercial	18,289	18,780	2,309

Total	$30,397	$30,960	$3,748

Total impaired loans	$53,620	$61,150	$3,748

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

The following table presents by class, information related to the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2012 and 2011:

	2012		2011
(in thousands)	Average Recorded Investment	Interest Recognized For the Period Ended	Average Recorded Investment	Interest Recognized For the Period Ended
With no related allowance recorded:
Commercial, financial and agricultural	$4,157	$93	$3,510	$52
Real estate—construction residential	1,137	7	1,273	0
Real estate—construction commercial	1,692	0	3,568	0
Real estate—residential	3,169	50	3,596	26
Real estate—commercial	12,198	124	18,270	73
Consumer	170	1	190	4

Total	$22,523	$275	$30,407	$155

With an allowance recorded:
Commercial, financial and agricultural	$776	$29	$655	$17
Real estate—construction residential	189	0	47	0
Real estate—construction commercial	6,087	0	5,805	0
Real estate—residential	2,604	11	3,203	113
Real estate—commercial	11,271	99	12,724	0
Consumer	2	0	0	0

Total	$20,929	$139	$22,434	$130

Total impaired loans	$43,452	$414	$52,841	$285

The specific reserve component of the Company’s allowance for loan losses at December 31, 2012 and 2011 was determined by using fair values of the underlying collateral obtained through independent appraisals and internal evaluations, or by discounting the total expected future cash flows. The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken resulting from current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $275,000 and $155,000, for the years ended December 31, 2012 and 2011, respectively. The average recorded investment in impaired loans is calculated on a monthly basis during the periods reported. Contractual interest due on loans in non-accrual status was $1,198,000 at December 31, 2012 compared to $1,952,000 at December 31, 2011. Interest income recognized on loans in non-accrual status was $11,000 for the year ended December 31, 2011. During the year ended December 31, 2012 there was no significant interest recognized on loans in non-accrual status.

Delinquent and Non-Accrual Loans

The delinquency status of loans is determined based on the contractual terms of the notes. Borrowers are generally classified as delinquent once payments become 30 days or more past due.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

The following table provides aging information for the Company’s past due and non-accrual loans at December 31, 2012 and 2011.

(in thousands)	Current or Less Than 30 Days Past Due	30-89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
December 31, 2012
Commercial, Financial, and Agricultural	$126,884	$1,821	$0	$1,335	$130,040
Real Estate Construction—Residential	19,390	290	0	2,497	22,177
Real Estate Construction—Commercial	35,117	607	0	7,762	43,486
Real Estate Mortgage—Residential	213,694	2,199	0	5,330	221,223
Real Estate Mortgage—Commercial	390,032	1,122	0	13,938	405,092
Installment and Other Consumer	24,221	520	6	219	24,966

Total	$809,338	$6,559	$6	$31,081	$846,984

December 31, 2011
Commercial, Financial, and Agricultural	$126,244	$243	$0	$2,068	$128,555
Real Estate Construction—Residential	29,054	0	0	1,147	30,201
Real Estate Construction—Commercial	39,822	0	8	7,867	47,697
Real Estate Mortgage—Residential	195,779	3,513	9	4,153	203,454
Real Estate Mortgage—Commercial	371,000	924	36	31,000	402,960
Installment and Other Consumer	29,282	612	1	168	30,063

Total	$791,181	$5,292	$54	$46,403	$842,930

Credit Quality

The following table provides information about the credit quality of the loan portfolio using the Company’s internal rating system reflecting management’s risk assessment. Loans are placed on watch status when (1) one or more weaknesses that could jeopardize timely liquidation exits; or (2) the margin or liquidity of an asset is sufficiently tenuous that adverse trends could result in a collection problem. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have a well defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not corrected. It is the Company’s policy to discontinue the accrual of interest income on loans when management believes that the collection of interest or principal is doubtful. Loans are placed on non-accrual status when (1) deterioration in the financial condition of the borrower exists for which payment of full principal and interest is not expected, or (2) payment of principal or interest has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Total
At December 31, 2012
Watch	$14,814	$4,580	$6,459	$26,063	$29,753	$672	$82,341
Substandard	6,485	396	2,035	5,472	11,027	423	25,838
Non-accrual	1,335	2,497	7,762	5,330	13,938	219	31,081

Total	$22,634	$7,473	$16,256	$36,865	$54,718	$1,314	$139,260

At December 31, 2011
Watch	$22,206	$9,644	$9,338	$13,231	$24,392	$557	$79,368
Substandard	4,142	842	1,189	4,269	8,004	444	18,890
Non-accrual	2,068	1,147	7,867	4,153	31,000	168	46,403

Total	$28,416	$11,633	$18,394	$21,653	$63,396	$1,169	$144,661

Troubled Debt Restructurings

At December 31, 2012, loans classified as troubled debt restructurings (TDRs) totaled $22,363,000, of which $14,081,000 was on non-accrual status and $8,282,000 was on accrual status. At December 31, 2011, loans classified as TDRs totaled $32,165,000, of which $24,948,000 was on non-accrual status and $7,217,000 was on accrual status. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of $1,544,000 and $1,522,000 were allocated to the allowance for loan losses at December 31, 2012 and 2011, respectively.

The following table summarizes loans that were modified as TDRs during the years ended December 31, 2012 and 2011:

	2012			2011
	Recorded Investment (1)			Recorded Investment (1)
(in thousands)	Number of Contracts	Pre - Modification	Post - Modification	Number of Contracts	Pre - Modification	Post - Modification
Troubled Debt Restructurings
Commercial, financial and agricultural	4	$637	$613	9	$3,500	$3,486
Real estate construction—commercial	1	43	41	8	6,616	6,227
Real estate mortgage—residential	5	657	657	7	1,157	1,010
Real estate mortgage—commercial	2	645	644	9	9,553	9,215
Consumer	2	44	44	0	0	0

Total	14	$2,026	$1,999	33	$20,826	$19,938

(1)	The amounts reported post-modification are inclusive of all partial pay-downs and charge-offs, and no portion of the debt was forgiven. Loans modified as a TDR that were fully paid down, charged-off or foreclosed upon during the period ended are not reported.

The Company’s portfolio of loans classified as TDRs include concessions such as interest rates below the current market rate, deferring principal payments, and extending maturity dates. Once a loan becomes a TDR, it will continue to be reported as a TDR until it is ultimately repaid in full, charged-off, or the collateral for the loan is foreclosed and sold. The Company considers a loan in TDR status in default when the borrower’s payment according to the modified terms is at least 90 days past due or has defaulted due to expiration of the loan’s maturity date. During the year ended December 31, 2012, fourteen loans meeting the TDR criteria were modified. There was one loan modified as a TDR that defaulted during the year ended December 31, 2012, and within twelve months of their modification date. No loans modified as a TDR during the year ended December 31, 2011 defaulted.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

(3) Real Estate and Other Assets Acquired in Settlement of Loans

(in thousands)	2012	2011
Commercial	$329	$17
Real estate construction—residential	112	307
Real estate construction—commercial	13,392	13,650
Real estate mortgage—residential	1,227	2,121
Real estate mortgage—commercial	14,201	6,623
Repossessed assets	468	279

Total	$29,729	$22,997
Less valuation allowance for other real estate owned	(6,137)	(6,977)

Total other real estate owned and repossessed assets	$23,592	$16,020

Balance at December 31, 2010	$20,168
Additions	10,903
Proceeds from sales	(7,435)
Charge-offs against the valuation allowance for other real estate owned	(433)
Net gain on sales	(206)

Balance at December 31, 2011	$22,997

Additions	16,869
Proceeds from sales	(8,571)
Charge-offs against the valuation allowance for other real estate owned, net	(1,883)
Net gain on sales	317

Total other real estate owned and repossessed assets	$29,729
Less valuation allowance for other real estate owned	(6,137)

Balance at December 31, 2012	$23,592

During the years ended December 31, 2012 and 2011, net charge-offs against the allowance for loan losses at the time of foreclosure were approximately $6,705,000 and $8,248,000, respectively.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

Activity in the valuation allowance for other real estate owned in settlement of loans for the years ended December 31, 2012, 2011 and 2010, respectively, is summarized as follows:

(in thousands)	2012	2011	2010
Balance, beginning of year	$6,977	$6,158	$0
Provision for other real estate owned	713	1,252	6,158
Charge-offs	(1,553)	(433)	0

Balance, end of year	$6,137	$6,977	$6,158

The significant change in the expense provision from the years ended 2010 to 2012, primarily related to one foreclosed commercial real estate construction property. During the year ended December 31, 2010, the Company recorded a $5,663,000 provision and related valuation allowance related to this property reflecting its current appraised value. During the year ended December 31, 2012, real estate values improved and comparable sales occurred which led to an increased current appraised value that allowed the Company to recover $3,908,000 of this valuation allowance. This recovery partially offset current year expense provisions for other real estate owned of $4,621,000, primarily attributable to eight properties where significant write-downs were required to reflect current appraises values. These amounts are reflected in other real estate expense in the consolidated statements of operations.

(4) Investment Securities

A summary of investment securities by major category, at fair value, consisted of the following at December 31, 2012 and 2011, respectively.

(in thousands)	2012	2011
U.S. Treasury	$2,030	$2,054
Government sponsored enterprises	55,180	70,314
Asset-backed securities	107,872	107,329
Obligations of states and political subdivisions	35,164	34,109

Total available for sale securities	$200,246	$213,806

All of the Company’s investment securities are classified as available for sale, as discussed in more detail below. Asset backed securities include agency mortgage-backed securities, which are guaranteed by government sponsored agencies such as the FHLMC, FNMA and GNMA. The Company does not invest in subprime originated mortgage-backed or collateralized debt obligation instruments.

Investment securities that are classified as restricted equity securities primarily consist of Federal Home Loan Bank stock and the Company’s interest in statutory trusts. These securities are reported at cost in other assets in the amount of $3,925,000 and $4,385,000 as of December 31, 2012 and 2011, respectively.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2012 and 2011 are as follows:

(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2012
U.S. Treasury	$2,000	$30	$0	$2,030
Government sponsored enterprises	54,327	853	0	55,180
Asset-backed securities	104,607	3,276	11	107,872
Obligations of states and political subdivisions	33,959	1,222	17	35,164

Total available for sale securities	$194,893	$5,381	$28	$200,246

Weighted average yield at end of period	2.54%
December 31, 2011
U.S. Treasury	$2,000	$54	$0	$2,054
Government sponsored enterprises	69,703	629	18	70,314
Asset-backed securities	103,806	3,547	24	107,329
Obligations of states and political subdivisions	32,716	1,394	1	34,109

Total available for sale securities	$208,225	$5,624	$43	$213,806

Weighted average yield at end of period	2.89%

The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2012, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized	Fair
(in thousands)	cost	value
Due in one year or less	$3,919	$3,951
Due after one year through five years	63,985	65,154
Due after five years through ten years	20,478	21,340
Due after ten years	1,904	1,929

Total	90,286	92,374
Asset-backed securities	104,607	107,872

Total available for sale securities	$194,893	$200,246

Debt securities with carrying values aggregating approximately $146,442,000 and $172,447,000 at December 31, 2012 and 2011, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012 and 2011, were as follows:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses
At December 31, 2012
Government sponsored enterprises	$1,044	$0	$0	$0	$1,044	$0
Asset-backed securities	4,729	(11)	0	0	4,729	(11)
Obligations of states and political subdivisions	2,114	(17)	150	0	2,264	(17)

Total	$7,887	$(28)	$150	$0	$8,037	$(28)

(in thousands)
At December 31, 2011
Government sponsored enterprises	$13,250	$(18)	$0	$0	$13,250	$(18)
Asset-backed securities	4,591	(24)	0	0	4,591	(24)
Obligations of states and political subdivisions	229	(1)	150	0	379	(1)

Total	$18,070	$(43)	$150	$0	$18,220	$(43)

The total available for sale portfolio consisted of approximately 380 securities at December 31, 2012. The portfolio included 14 securities, having an aggregate fair value of $8,037,000 that were in a loss position at December 31, 2012. Securities identified as temporarily impaired which have been in a loss position for 12 months or longer totaled $150,000 at fair value. The $98 unrealized loss included in other comprehensive income at December 31, 2012 was caused by interest rate fluctuations. The total available for sale portfolio consisted of approximately 365 securities at December 31, 2011. The portfolio included 20 securities, having an aggregate fair value of $18,220,000 that were in a loss position at December 31, 2011. Securities identified as temporarily impaired which have been in a loss position for 12 months or longer totaled $150,000 at fair value. The $294 unrealized loss included in other comprehensive income at December 31, 2011 was caused by interest rate fluctuations. Because the decline in fair value is attributable to changes in interest rates and not credit quality these investments were not considered other-than-temporarily impaired at December 31, 2012 and 2011, respectively.

The table presents proceeds from sales of securities and the components of investment securities gains and losses which have been recognized in earnings as follows:

(in thousands)	2012	2011	2010
Proceeds from sales of available for sales securities	$790	$0	$0

Gains realized on sales	26	0	0
Losses realized on sales	0	0	0
Other-than-temporary impairment recognized	0	0	0

Investment securities gains	$26	$0	$0

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

(5)	Premises and Equipment

A summary of premises and equipment at December 31, 2012 and 2011 is as follows:

(in thousands)	2012	2011
Land and land improvements	$10,073	$10,121
Buildings and improvements	34,174	33,652
Furniture and equipment	12,250	12,013
Construction in progress	155	277

Total	56,594	56,063
Less accumulated depreciation	19,631	18,110

Premises and equipment, net	$37,021	$37,953

Depreciation expense for the years ended December 31, 2012, 2011, and 2010 is as follows:

(in thousands)	2012	2011	2010
Depreciation expense	$1,858	$1,940	$1,964

(6)	Intangible Assets

Core Deposit Intangible Asset

A summary of amortizable intangible assets at December 31, 2012 and 2011 is as follows:

	2012			2011
	Gross			Gross
	Carrying	Accumulated	Net	Carrying	Accumulated	Net
(in thousands)	Amount	Amortization	Amount	Amount	Amortization	Amount
Core deposit intangible	$4,795	$(4,660)	$135	$4,795	$(4,252)	$543

The Company’s amortization expense on intangible assets in any given period may be different from the estimated amounts depending upon the acquisition of intangible assets, changes in mortgage interest rates, prepayment rates and other market conditions. The following table shows the estimated future amortization expense based on existing asset balances and the interest rate environment as of December 31, 2012 for the next five years:

(in thousands)	Core Deposit Intangible Asset
2013	$135
2014	0
2015	0
2016	0
2017	0

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

Changes in the net carrying amount of core deposit intangible assets for the years ended December 31, 2012, 2011, and 2010 is as follows:

(in thousands)	2012	2011	2010
Balance at beginning of year	$543	$978	$1,504

Additions	0	0	0
Amortization	(408)	(435)	(526)

Balance at end of year	$135	$543	$978

Mortgage Servicing Rights

On January 1, 2012, the Company opted to measure mortgage servicing rights at fair value as permitted by Accounting Standards Codification (ASC) Topic 860-50, Accounting for Servicing Financial Assets. The election of this option resulted in the recognition of a cumulative effect of change in accounting principle of $459,890, which was recorded as an increase to beginning retained earnings. As such, effective January 1, 2012, changes in the fair value of mortgage servicing rights is recognized in earnings in noninterest income in the period in which the change occurs and no amortization will be recognized on mortgage servicing rights going forward. For the years ended December 31, 2011 and 2010, MSRs were amortized over the shorter of 7 years or the life of the loan and periodically reviewed for impairment. At December 31, 2011 and 2010, no temporary impairment was recognized.

At December 31, 2012 and 2011, respectively, the Company serviced mortgage loans for others totaling $310,587,000 and $307,016,000, respectively. Mortgage loan servicing fees earned on loans sold were $878,000, $863,000, and $927,000 for the years ended December 31, 2012, 2011, and 2010, respectively, and are reported as other noninterest income.

The table below presents changes in mortgage servicing rights (MSRs) for the years ended December 31, 2012, 2011, and 2010 as follows:

(in thousands)	2012	2011	2010
Balance at beginning of year	$2,308	$2,356	$2,021

Re-measurement to fair value upon election to measure servicing rights at fair value	742	0	0
Originated mortgage servicing rights	830	760	1,169
Changes in fair value:
Due to change in model inputs and assumptions (1)	122	0	0
Other changes in fair value (2)	(1,453)	0	0
Amortization	0	(808)	(834)

Balance at end of year	$2,549	$2,308	$2,356

(1)	The change in fair value resulting from changes in valuation inputs or assumptions used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates.
(2)	Other changes in fair value reflect changes due to customer payments and passage of time. This also includes a one time adjustment of a $538,000 correction of an immaterial prior period error due to changing from the straight-line amortization method to an accelerated amortization method of accounting for amortizing MSRs in prior years. If the aforementioned was corrected as of December 31, 2011, the balance at the beginning of the period would have been $1,770,000.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

The following key data and assumptions were used in estimating the fair value of the Company’s mortgage servicing rights as of the years ended December 31, 2012 and 2011:

	2012	2011
Weighted-Average Constant Prepayment Rate	18.60%	20.86%
Weighted-Average Note Rate	4.22%	4.64%
Weighted-Average Discount Rate	7.99%	7.99%
Weighted-Average Contractual Life (in years)	20.00	23.00

(7)	Deposits

The scheduled maturities of total time deposits as of the years ended December 31, 2012 and 2011 are as follows:

(in thousands)	2012	2011
Due within:
One year	$280,477	$266,516
Two years	65,220	93,209
Three years	23,482	34,730
Four years	11,984	8,811
Five years	12,139	11,172
Thereafter	0	0

Total	$393,302	$414,438

At December 31, 2012 and 2011, the Company had certificates and other time deposits in denominations of $100,000 or more which mature as follows:

(in thousands)	2012	2011
Due within:
Three months or less	$37,166	$52,274
Over three months through six months	18,690	16,017
Over six months through twelve months	33,265	32,291
Over twelve months	31,656	38,922

Total	$120,777	$139,504

The Federal Reserve Bank required the Bank to maintain cash or balances of $1,367,000 and $1,335,000 at December 31, 2012 and 2011, respectively, to satisfy reserve requirements.

Average compensating balances held at correspondent banks were $1,595,000 and $489,000 at December 31, 2012 and 2011, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

(8)	Borrowings

Federal Funds Purchased and Securities Sold under Agreements to Repurchase (Repurchase Agreements)

Information relating to federal funds purchased and repurchase agreements is as follows:

(in thousands)	Year End Weighted Rate	Average Weighted Rate	Average Balance Outstanding	Maximum Outstanding at any Month End	Balance at December 31,
2012
Federal funds purchased	0.0%	0.6%	$412	$345	$0
Short-term repurchase agreements	0.1	0.1	22,867	24,734	21,058

Total					$21,058

2011
Federal funds purchased	0.0%	0.3%	$2	$0	$0
Short-term repurchase agreements	0.1	0.2	27,634	30,227	24,516

Total					$24,516

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Bank’s investment portfolio.

Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $15,000,000 on an unsecured basis and $5,135,000 on a secured basis at December 31, 2012.

Subordinated Notes and Other Borrowings

Other borrowings of the Company consisted of the following:

		2012			2011
(in thousands)	Borrower	Maturity Date	Year End Balance	Year End Weighted Rate	Year End Balance	Year End Weighted Rate
FHLB advances	The Bank	2013	$10,126	1.5%	$8,284	1.6%
		2014	0	na	10,126	1.5%
		2015	0	na	0	na
		2016	0	na	0	na
		2017-18	10,000	2.5%	10,000	2.5%

Total Bank			$20,126		$28,410

Subordinated notes	The Company	2034	$25,774	3.0%	$25,774	3.3%
		2035	23,712	2.1%	23,712	2.4%

Total Company			$49,486		$49,486

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings are secured under a blanket agreement which assigns all investment in FHLB stock, as well as mortgage loans equal to 125% to 175% (based on collateral type) of the outstanding advance balance, to secure amounts borrowed by the Bank. The outstanding balance of $20,126,000 includes $10,000,000 which the FHLB may call for early payment within the next year. Based upon the collateral pledged to the FHLB at December 31, 2012, the Bank could borrow up to an additional $269,958,000 under the agreement.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

On March 17, 2005, Exchange Statutory Trust II, a business trust, issued $23,000,000 of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to a three-month LIBOR rate plus 1.83% and reprices quarterly (2.14% at December 31, 2012). The TPS can be prepaid without penalty at any time after five years from the issuance date.

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

On March 17, 2004, Exchange Statutory Trust I, a Delaware business trust and subsidiary of the Company issued $25,000,000 of floating TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (3.00% at December 31, 2012). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.

The Exchange Statutory Trusts are not consolidated in the Company’s financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2012 and 2011 was $49,486,000, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1,486,000, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.

(9)	Income Taxes

The composition of income tax expense (benefit) for the years ended December 31, 2012, 2011, and 2010 are as follows:

(in thousands)	2012	2011	2010
Current:
Federal	$651	$374	$(837)
State	156	(214)	80

Total current	807	160	(757)

Deferred:
Federal	(197)	386	(2,091)
State	(64)	45	(239)

Total deferred	(261)	431	(2,330)

Total income tax expense (benefit)	$546	$591	$(3,087)

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

Applicable income tax (benefit) expense for financial reporting purposes differs from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table for the years ended December 31, 2012, 2011, and 2010 are as follows:

	2012		2011		2010
(in thousands)	Amount	%	Amount	%	Amount	%
Income (loss) before provision for income tax expense (benefit)	$3,368		$3,448		$(6,639)

Tax at statutory Federal income tax rate	$1,145	34.00%	$1,172	34.00%	$(2,257)	34.00%
Tax-exempt income	(380)	(11.27)	(404)	(11.72)	(445)	6.70
State income tax, net of Federal tax benefit	61	1.81	(111)	(3.23)	(105)	1.58
Release of prior year over accrual	(371)	(11.01)	0	0.00	0	0.00
Other, net	91	2.70	(66)	(1.91)	(280)	4.22

Provision for income tax expense (benefit)	$546	16.23%	$591	17.14%	$(3,087)	46.50%

The components of deferred tax assets and deferred tax liabilities at December 31, 2012 and 2011 are as follows:

(in thousands)	2012	2011
Deferred tax assets:
Allowance for loan losses	$5,640	$5,248
Impairment of other real estate owned	2,774	2,734
Goodwill	2,483	2,831
Deferred taxes on pension	997	1,380
Nonaccrual loan interest	940	1,033
Core deposit intangible	904	883
Pension	450	276
Deferred compensation	36	27
Other	449	549

Total deferred tax assets	$14,673	$14,961

Deferred tax liabilities:
Available-for-sale securities	$2,088	$2,177
Premises and equipment	958	960
Mortgage servicing rights	908	791
Assets held for sale	110	109
FHLB stock dividend	100	100
Other	1	2

Total deferred tax liabilities	4,165	4,139

Net deferred tax asset	$10,508	$10,822

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2012 and, therefore, did not establish a valuation reserve.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

At December 31, 2012, the accumulation of prior years’ earnings representing tax bad debt deductions of the Bank was $2,931,503. If these tax bad debt reserves were charged for losses other than bad debt losses, the Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.

The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. As a result of the lapse of the statue of limitations for the 2007 tax year, the Company recognized $340,351 of gross unrecognized tax benefits and $30,969 of accrued interest. This resulted in a decrease in the effective tax rate for the year ended December 31, 2011 compared to December 31, 2010. As of December 31, 2012 and 2011, respectively, the Company did not have any uncertain tax provisions.

A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

	2012	2011	2010
Unrecognized tax benefits as of January 1,	$0	$340,351	$562,076
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during prior years	0	0	0
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during year	0	0	0
The amount of decreases in unrecognized tax benefits relating to settlements with taxing authorities	0	0	0
Reductions to unrecognized benefits as a result of a lapse of the applicable statute of limitations	0	(340,351)	(221,725)

Unrecognized tax benefits as of December 31,	$0	$0	$340,351

(10)	Employee Benefit Plans

Employee benefits charged to operating expenses are summarized in the table below for the years ended December 31, as indicated.

(in thousands)	2012	2011	2010
Payroll taxes	$1,127	$1,098	$1,105
Medical plans	1,772	1,676	1,545
401k match	298	291	319
Pension plan	1,224	907	864
Profit-sharing	58	0	0
Other	318	250	162

Total employee benefits	$4,797	$4,222	$3,995

The Company’s profit-sharing plan includes a matching 401k portion, in which the Company matches the first 3% of eligible employee contributions. The Company made annual contributions in an amount up to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for federal income tax purposes, for each of the periods shown. In addition, employees were able to make additional tax-deferred contributions.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

Pension

The Company provides a noncontributory defined benefit pension plan for all full-time employees. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made $766,000 of contributions to the defined benefit plan through April 1, 2013, of which $238,000 relates to the 2011 plan year and $528,000 relates to the 2012 plan year. The minimum required contribution for the 2013 plan year is estimated to be $665,000. The Company has not determined whether it will make any contributions other than the minimum required funding contribution for 2013.

Obligations and Funded Status at December 31

(in thousands)	2012	2011
Change in projected benefit obligation:
Balance, January 1	$14,217	$10,655
Service cost	1,168	931
Interest cost	667	604
Actuarial (gain) loss	(458)	2,240
Benefits paid	(252)	(213)

Balance, December 31	$15,342	$14,217

Change in plan assets:
Fair value, January 1	$10,034	$9,296
Actual gain (loss) return on plan assets	1,193	(54)
Employer contribution	766	1,005
Expenses paid	(34)	0
Benefits paid	(252)	(213)

Fair value, December 31	$11,707	$10,034

Funded status at end of year	$(3,635)	$(4,183)

Accumulated benefit obligation	$12,564	$10,762

Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income

The following items are components of net pension cost for the years ended December 31, as indicated:

(in thousands)	2012	2011	2010
Service cost—benefits earned during the year	$1,168	$931	$844
Interest costs on projected benefit obligations	668	604	556
Expected return on plan assets	(776)	(706)	(614)
Expected administrative expenses	40	0	0
Amortization of prior service cost	78	78	78
Amortization of unrecognized net loss	46	0	0

Net periodic pension expense	$1,224	$907	$864

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income (loss) at December 31, 2012 and 2011 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

(in thousands)	2012	2011
Prior service costs	$(600)	$(679)
Net accumulated actuarial net loss	(1,849)	(2,777)

Accumulated other comprehensive loss	(2,449)	(3,456)
Net periodic benefit cost in excess of cumulative employer contributions	(1,185)	(727)

Net amount recognized at December 31, balance sheet	$(3,634)	$(4,183)

Net gain (loss) arising during period	$881	$(3,001)
Prior service cost amortization	79	79
Amortization of net actuarial loss	46	0

Total recognized in other comprehensive income (loss)	$1,006	$(2,922)

Total recognized in net periodic pension cost and other comprehensive income (loss)	$218	$3,829

The estimated prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic cost in 2013 is $79,000. During 2013, $30,000 is the estimated amount of actuarial loss subject to amortization into net periodic pension cost.

Assumptions utilized to determine benefit obligations as of December 31, 2012, 2011 and 2010 and to determine pension expense for the years then ended are as follows:

	2012	2011	2010
Determination of benefit obligation at year end:
Discount rate	4.25%	4.75%	5.75%
Annual rate of compensation increase	3.61%	4.50%	4.50%

Determination of pension expense for year ended:
Discount rate for the service cost	4.75%	5.75%	5.75%
Annual rate of compensation increase	3.61%	4.50%	4.50%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

The assumed overall expected long-term rate of return on pension plan assets used in calculating 2012 pension expense was 7.0%. Determination of the plan’s rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company’s plan assets have experienced the following annual returns: 11.4% in 2012, 0.1% in 2011, 12.4% in 2010, 22.0% in 2009, and (32.6)% in 2008. The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan’s investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Due to a decrease in discount rates used in the actuarial calculation of plan income, the Company expects to incur $1,144,000 of expense in 2013 compared to $1,224,000 in 2012.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

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

The fair value of the Company’s pension plan assets at December 31, 2012 and 2011 by asset category are as follows:

	Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2012
Cash equivalents	$485	$485	$0	$0
Equity securities:
U.S. large-cap (a)	4,335	4,335	0	0
U.S. mid-cap (b)	575	575	0	0
U.S. small-cap (c)	635	635	0	0
International (d)	1,670	1,670	0	0
Real estate (e)	395	395	0	0
Commodities (f)	370	370	0	0
Fixed income securities:
U.S. gov’t agency obligations (g)	2,726	0	2,726	0
Corporate investment grade (g)	416	0	416	0
Corporate non-investment grade (g)	100	0	100	0

Total	$11,707	$8,465	$3,242	$0

December 31, 2011
Cash equivalents	$1,791	$1,791	$0	$0
Equity securities:
U.S. large-cap (a)	3,821	3,821	0	0
U.S. mid-cap (b)	502	502	0	0
U.S. small-cap (c)	595	595	0	0
International (d)	1,278	1,278	0	0
Real estate (e)	203	203	0	0
Commodities (f)	198	198	0	0
Fixed income securities:
U.S. gov’t agency obligations (g)	841	0	841	0
Corporate investment grade (g)	653	0	653	0
Corporate non-investment grade (g)	152	0	152	0

Total	$10,034	$8,388	$1,646	$0

(a)	This category comprises of low-cost equity index funds not actively managed that track the S&P 500.
(b)	This category comprises of low-cost equity index funds not actively managed that track the MSCI U.S. mid-cap 450.
(c)	This is comprises of actively managed mutual funds.
(d)	37% of this category is comprised of low-cost equity index funds not actively managed that track the MSCI EAFE.
(e)	This category comprises of low-cost real estate index exchange traded funds.
(f)	This category comprises of exchange traded funds investing in agricultural and energy commodities.
(g)	This category comprises of individual bonds.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

The following future benefit payments are expected to be paid:

Year	Pension benefits
(in thousands)
2013	$336
2014	428
2015	452
2016	462
2017	561
2018 to 2022	3,712

(11)	Stock Compensation

The Company’s stock option plan provides for the grant of options to purchase up to 526,435 shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries. All options have been granted at exercise prices equal to fair value and vest over periods ranging from four to five years, except options issued in 2008 to acquire 11,133 shares that vested immediately.

The following table summarizes the Company’s stock option activity:

				Weighted average
	Number of shares			exercise price
	December 31			December 31
	2012	2011	2010	2012	2011	2010
Outstanding, beginning of year	270,634	270,835	310,263	$23.51	$23.50	$22.29
Granted	0	0	0	0.00	0.00	0.00
Exercised	0	0	0	0.00	0.00	0.00
Forfeited	0	0	0	0.00	0.00	0.00
Expired	(55,291)	(201)	(39,428)	18.92	17.96	13.96

Outstanding, end of year	215,343	270,634	270,835	$24.68	$23.51	$23.50

Exercisable, end of year	197,713	242,970	226,100	$24.76	$23.59	$23.58

Options have been adjusted to reflect a 4% stock dividend paid on July 1, 2012.

Options outstanding at December 31, 2012 had a weighted average remaining contractual life of approximately 3.0 years and no intrinsic value. Options outstanding at December 31, 2011 had a remaining contractual life of approximately 3.5 years and no intrinsic value. No stock options were granted during the years presented above.

Options exercisable at December 31, 2012 had a weighted average remaining contractual life of approximately 2.8 years and no intrinsic value. Options exercisable at December 31, 2011 had a weighted average remaining contractual life of approximately 3.3 years and no intrinsic value. No stock options were exercised during the years presented above.

Total stock-based compensation expense for the years ended December 31, 2012, 2011, and 2010 was $29,000, $58,000, and $87,000, respectively. As of December 31, 2012, the total unrecognized compensation expense related to non-vested stock awards was $68,000 and the related weighted average period over which it is expected to be recognized is approximately 2 years.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

(12)	Preferred Stock

On December 19, 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), a voluntary program that provides capital to financially healthy banks. This program was designed to attract broad participation by banking institutions to help stabilize the financial system by encouraging lending.

Participating in this program included the Company’s issuance of 30,255 shares of senior preferred stock (with a par value of $1,000 per share) and a ten year warrant to purchase approximately 287,133 shares of common stock (see below for additional information) to the U.S. Department of Treasury in exchange for $30,255,000. The proceeds received were allocated between the preferred stock and the common stock warrant based upon their relative fair values. This resulted in the recording of a discount on the preferred stock upon issuance that reflects the value allocated to the warrant. The discount on the preferred stock will be accreted over five years, consistent with managements’ estimate of the life of the preferred stock. Such accretion will be treated as additional dividends on the preferred stock. On May 9, 2012, the Company redeemed 12,000 shares of preferred stock from the U.S. Department of Treasury by repaying $12,000,000 of the $30,255,000 CPP funds along with $140,000 of accrued and unpaid dividends on the shares redeemed. Related to these shares was an additional $300,000 of accretion that was recognized at the time of the redemption. The allocated carrying values of the senior preferred stock and common stock warrant at December 31, 2012 were $17,977,000 and $2,382,000, respectively.

The preferred shares remaining outstanding of 18,255 carry a 5% cumulative dividend through December 2013 and 9% thereafter if not redeemed. The Company intends to redeem the remaining shares by December 2013. The preferred stock generally does not have any voting rights, subject to an exception in the event the Company fails to pay dividends on the preferred stock for nine or more quarterly periods, whether or not consecutive. Under such circumstances, the Treasury will be entitled to vote to elect two directors to the board until all unpaid dividends have been paid or declared and set apart for payment. The Company is prohibited from paying any dividends with respect to shares of common stock unless all accrued and unpaid dividends are paid in full on the senior preferred stock for all past dividend periods. The Treasury Department may also transfer the senior preferred stock to a third party at any time.

The common stock warrant is exercisable immediately with a ten year term, in whole or in part, at an exercise price of $15.81 per share. The preferred stock and warrant are classified as stockholders’ equity in the consolidated balance sheets and qualify, for regulatory capital purposes, as Tier I capital. For the year ended December 31, 2012, the Company had declared and paid $1,203,000 of dividends and amortized $659,000 of accretion of the discount on preferred stock.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

(13) Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the year. The calculations of basic and diluted earnings per share are as follows for the years indicated:

	2012	2011	2010
Basic earnings (loss) per common share:
Net income (loss)	$2,821,969	$2,857,270	$(3,551,740)
Less:
Preferred stock dividends	1,124,417	1,512,750	1,512,750
Accretion of discount on preferred stock	659,244	476,474	476,474

Net income (loss) available to common shareholders	$1,038,308	$868,046	$(5,540,964)

Basic earnings (loss) per share	$0.21	$0.18	$(1.15)

Diluted earnings (loss) per common share:
Net income (loss)	$2,821,969	$2,857,270	$(3,551,740)
Less:
Preferred stock dividends	1,124,417	1,512,750	1,512,750
Accretion of discount on preferred stock	659,244	476,474	476,474

Net income (loss) available to common shareholders	$1,038,308	$868,046	$(5,540,964)

Average shares outstanding	4,839,114	4,839,114	4,839,114
Effect of dilutive stock options	0	0	0

Average shares outstanding including dilutive stock options	4,839,114	4,839,114	4,839,114

Diluted earnings (loss) per share	$0.21	$0.18	$(1.15)

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

The following options to purchase shares during the years ended December 31, 2012, 2011 and 2010 were not included in the respective computations of diluted earnings per share because the exercise price of the option, when combined with the effect of the unamortized compensation expense, was greater than the average market price of the common shares and were considered anti-dilutive.

	2012	2011	2010
Anti-dilutive shares—option shares	215,343	270,634	270,835
Anti-dilutive shares—warrant shares	287,133	287,133	287,133

Total anti-dilutive shares	502,476	557,767	557,968

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

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

Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2012 and 2011, the Company and the Bank met all capital adequacy requirements.

As of December 31, 2012, the most recent notification from the regulatory authorities categorized the bank as well—capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Bank’s categories.

			Minimum		Well-Capitalized
	Actual		Capital Requirements		Capital Requirements
(in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2012
Total capital (to risk-weighted assets):
Company	$148,889	16.83%	$70,759	8.00%		N.A.	N.A.	%
Bank	131,126	15.12	69,375	8.00		$86,715	10.00

Tier I capital (to risk-weighted assets):
Company	$120,138	13.58%	$35,380	4.00%		N.A.	N.A.	%
Bank	120,243	13.87	34,686	4.00		$52,029	6.00

Tier I capital (to adjusted average assets):
Company	$120,138	10.37%	$34,762	3.00%	$	N.A.	N.A.	%
Bank	120,243	10.60	34,037	3.00		56,729	5.00

(in thousands)
December 31, 2011
Total capital (to risk-weighted assets):
Company	$159,768	18.03%	$70,905	8.00%	$	N.A.	N.A.	%
Bank	130,398	15.00	69,567	8.00		86,959	10.00

Tier I capital (to risk-weighted assets):
Company	$134,391	15.16%	$35,453	4.00%	$	N.A.	N.A.	%
Bank	119,498	13.74	34,784	4.00		52,175	6.00

Tier I capital (to adjusted average assets):
Company	$134,391	11.52%	$34,993	3.00%	$	N.A.	N.A.	%
Bank	119,498	10.45	34,309	3.00		57,181	5.00

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

(15)	Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain financial and nonfinancial assets and liabilities. The FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The standard applies whenever other standards require (permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, FASB clarified the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. As of December 31, 2012 and 2011, respectively, there were no transfers into or out of Levels 1-3.

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

ASC Topic 820 also provides guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and on identifying circumstances when a transaction may not be considered orderly.

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

Valuation methods for instruments measured at fair value on a recurring basis

Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a recurring basis:

Available-for-sale securities

The fair value measurements of the Company’s investment securities are determined by a third party pricing service which considers observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. The fair value measurements are subject to independent verification to another pricing source by management each quarter for reasonableness. Securities classified as available-for-sale are reported at fair value utilizing Level 2 inputs.

Mortgage servicing rights

The fair value of mortgage servicing rights is based on the discounted value of estimated future cash flows utilizing contractual cash flows, servicing rate, constant prepayment rate, servicing cost, and discount rate factors. Accordingly, the fair value is estimated based on a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, market discount rates, cost to service, float earnings rates, and other ancillary income, including late fees. The valuation models estimate the present value of estimated future net servicing income. The Company classifies its servicing rights as Level 3.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2012
Assets:
U.S. treasury	$2,030	$2,030	$0	$0
Government sponsored enterprises	55,180	0	55,180	0
Asset-backed securities	107,872	0	107,872	0
Obligations of states and political subdivisions	35,164	0	35,164	0
Mortgage servicing rights	2,549	0	0	2,549

Total	$202,795	$2,030	$198,216	$2,549

December 31, 2011
Assets:
U.S. treasury	$2,054	$2,054	$0	$0
Government sponsored enterprises	70,314	0	70,314	0
Asset-backed securities	107,329	0	107,329	0
Obligations of states and political subdivisions	34,109	0	34,109	0

Total	$213,806	$2,054	$211,752	$0

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

(in thousands)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Mortgage Servicing Rights
Balance at December 31, 2011	$0
Transfer into level 3	3,050
Total gains or losses (realized/unrealized):
Included in earnings	(1,331)
Included in other comprehensive income	0
Purchases	0
Sales	0
Issues	830
Settlements	0

Balance at December 31, 2012	$2,549

Total gains for the years ended included in earnings attributable to the change in unrealized gains or losses related to assets still held were $2,216,000 and $1,705,000 at December 31, 2012 and 2011, respectively.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

	Quantitative Information about Level 3 Fair Value Measurements
	Valuation Technique	Unobservable Inputs	Input Value
			2012	2011
Mortgage servicing rights	Discounted cash flows	Weighted average constant prepayment rate	18.60%	20.86%
		Weighted average discount rate	7.99%	7.99%

Valuation methods for instruments measured at fair value on a nonrecurring basis

Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:

Impaired Loans

The Company does not record loans at fair value on a recurring basis other than loans that are considered impaired. The net carrying value of impaired loans is generally based on fair values of the underlying collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. Once the fair value of the collateral has been determined and any impairment amount calculated, a specific reserve allocation is made. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2012, the Company identified $24.6 million in impaired loans that had specific allowances for losses aggregating $4.0 million. Related to these loans, there was $5.2 million in charge-offs recorded during the year ended December 31, 2012. As of December 31, 2011, the Company identified $30.4 million in impaired loans that had specific allowances for losses aggregating $3.7 million. Related to these loans, there was $11.3 million in charge-offs recorded during the year ended December 31, 2012.

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets consisted of loan collateral that has been repossessed through foreclosure. This collateral comprises of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are recorded as held for sale initially at the lower of the loan balance or fair value of the collateral less estimated selling costs. The Company relies on external appraisals and assessment of property values by internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. Because many of these inputs are not observable, the measurements are classified as Level 3.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

	Fair Value Measurements Using
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)*
December 31, 2012
Assets:
Impaired loans:
Commercial, financial, & agricultural	$672	$0	$0	$672	$(1,659)
Real estate construction—residential	64	0	0	64	0
Real estate construction—commercial	5,341	0	0	5,341	0
Real estate mortgage—residential	2,763	0	0	2,763	(839)
Real estate mortgage—commercial	11,726	0	0	11,726	(2,716)
Consumer	44	0	0	44	0

Total	$20,610	$0	$0	$20,610	$(5,214)

Other real estate owned and repossessed assets	$23,592	$0	$0	$23,592	$(4,378)

December 31, 2011
Assets:
Impaired loans:
Commercial, financial, & agricultural	$643	$0	$0	$643	$(2,136)
Real estate construction—residential	396	0	0	396	(1,557)
Real estate construction—commercial	6,029	0	0	6,029	(279)
Real estate mortgage—residential	3,601	0	0	3,601	(1,509)
Real estate mortgage—commercial	15,980	0	0	15,980	(5,842)

Total	$26,649	$0	$0	$26,649	$(11,323)

Other real estate owned and repossessed assets	$16,020	$0	$0	$16,020	$(2,112)

*	Total gains (losses) reported for other real estate owned and repossessed assets includes charge offs, valuation write downs, and net losses taken during the periods reported.

(16)	Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

Loans

The fair values of loans are estimated by discounting the expected future cash flows using the current rates at which similar loans could be made to borrowers with similar credit ratings and for the same remaining maturities. The net carrying amount of impaired loans is generally based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. This method of estimating fair value does not incorporate the exit-price concept of fair value prescribed by ASC Topic 820.

Investment Securities

A detailed description of the fair value measurement of the debt instruments in the available-for-sale sections of the investment security portfolio is provided in the Fair Value Measurement section above. A schedule of investment securities by category and maturity is provided in the notes on Investment Securities.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

Federal Home Loan Bank (FHLB) Stock

Ownership of equity securities of FHLB is restricted and there is no established market for their resale. The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold, Cash, and Due from Banks

The carrying amounts of short-term federal funds sold and securities purchased under agreements to resell, interest earning deposits with banks, and cash and due from banks approximate fair value. Federal funds sold and securities purchased under agreements to resell classified as short-term generally mature in 90 days or less.

Mortgage Servicing Rights

The fair value of mortgage servicing rights is based on the discounted value of estimated future cash flows utilizing contractual cash flows, servicing rate, constant prepayment rate, servicing cost, and discount rate factors. Accordingly, the fair value is estimated based on a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, market discount rates, cost to service, float earnings rates, and other ancillary income, including late fees.

Cash Surrender Value –Life Insurance

The fair value of Bank owned life insurance (BOLI) approximates the carrying amount. Upon liquidation of these investments, the Company would receive the cash surrender value which equals the carrying amount.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2012 and 2011 is as follows:

			December 31, 2012 Fair Value Measurements
	December 31, 2012		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Loans	$832,142	$834,824	$0	$0	$834,824
Investment securities	200,246	200,246	2,030	198,216	0
FHLB stock	2,278	2,278	0	2,278	0
Cash and due from banks	58,877	58,877	58,877	0	0
Mortgage servicing rights	2,549	2,549	0	0	2,549
Cash surrender value—life insurance	2,136	2,136		2,136	0
Accrued interest receivable	5,190	5,190	5,190	0	0

	$1,103,418	$1,106,100	$66,097	$202,630	$837,373

Liabilities:
Deposits:
Demand	$192,271	$192,271	$192,271	$0	$0
NOW	178,121	178,121	178,121	0	0
Savings	69,997	69,997	69,997	0	0
Money market	157,584	157,584	157,584	0	0
Time	393,302	397,986	0	0	397,986
Federal funds purchased and securities sold under agreements to repurchase	21,058	21,058	21,058	0	0
Subordinated notes	49,486	13,154	0	13,154	0
Federal Home Loan Bank advances	20,126	20,651	0	20,651	0
Accrued interest payable	909	909	909	0	0

	$1,082,854	$1,051,731	$619,940	$33,805	$397,986

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

			December 31, 2011
			Fair Value Measurements
	December 31, 2011		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Loans	$829,121	$830,077	$0	$0	$830,077
Investment securities	213,806	213,806	2,054	211,752	0
FHLB stock	2,738	2,738	0	2,738	0
Federal fund sold and securities purchased under agreements to resell	75	75	75	0	0
Cash and due from banks	43,135	43,135	43,135	0	0
Mortgage servicing rights	2,308	2,512	0	0	2,512
Cash surrender value—life insurance	2,064	2,064		2,064	0
Accrued interest receivable	5,341	5,341	5,341	0	0

	$1,098,588	$1,099,748	$50,605	$216,554	$832,589

Liabilities:
Deposits:
Demand	$159,187	$159,187	$159,187	$0	$0
NOW	169,452	169,452	169,452	0	0
Savings	62,075	62,075	62,075	0	0
Money market	153,072	153,072	153,072	0	0
Time	414,438	421,687	0	0	421,687
Federal funds purchased and securities sold under agreements to repurchase	24,516	24,516	24,516	0	0
Subordinated notes	49,486	22,082	0	22,082	0
Federal Home Loan Bank advances	28,410	29,525	0	29,525	0
Accrued interest payable	1,054	1,054	1,054	0	0

	$1,061,690	$1,042,650	$569,356	$51,607	$421,687

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms that are competitive in the markets in which it operates.

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

December 31, 2012, 2011, and 2010

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

The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2012, no amounts have been accrued for any estimated losses for these financial instruments.

The contractual amount of off-balance-sheet financial instruments as of December 31, 2012 and 2011, is as follows:

(in thousands)	2012	2011
Commitments to extend credit	$118,412	$117,171
Standby letters of credit	2,995	2,992

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2012.

Pending Litigation

The Company and its subsidiaries are defendants in various legal actions incidental to the Company’s past and current business activities. Based on the Company’s analysis, and considering the inherent uncertainties associated with litigation, management does not believe that it is reasonably possible that these legal actions will materially adversely affect the Company’s consolidated financial condition or results of operations in the near term.

On November 18, 2010, a suit was filed against the Company and its subsidiary, the Bank, in the Circuit Court of Jackson County for the Eastern Division of Missouri state court by a customer alleging that the fees associated with the Bank’s automated overdraft program in connection with its debit card and ATM cards constitute unlawful interest in violation of Missouri’s usury laws. The suit seeks class-action status for Bank customers who have paid overdraft fees on their checking accounts. The suit seeks forfeiture and refund of twice the amount of improper overdraft fees assessed and collected. The court has denied the Bank’s motion to dismiss the suit. At this stage of the litigation, it is not possible for management of the Bank to determine the probability of a material adverse outcome or reasonably estimate the amount of any potential loss.

On December 17, 2009, a suit was filed against the Bank in Circuit Court of Jackson County for the Eastern Division of Missouri state court by a customer alleging that the Bank had not followed through on its commitment to fund a loan request. A jury found in favor of the customer and awarded $630,000 in damages to the plaintiffs, including $200,000 in

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

punitive damages. The jury verdict was upheld at the appellate level. At December 31, 2012, the Company’s consolidated balance sheets included reserves for payment of the jury award as the Company is awaiting the Court’s determination as to the order in which proceeds will be applied. After insurance proceeds, the Company’s net loss for these jury awards is expected to be approximately $275,000.

(18) Condensed Financial Information of the Parent Company Only

Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:

Condensed Balance Sheets

	December 31,
(in thousands)	2012	2011
Assets
Cash and due from bank subsidiaries	$1,863	$13,282
Investment in equity securities	1,486	1,486
Investment in subsidiaries	139,849	140,361
Premises and equipment	1	1
Deferred tax asset	1,424	1,611
Other assets	1,022	10

Total assets	$145,645	$156,751

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Other liabilities	3,939	4,689
Stockholders’ equity	92,220	102,576

Total liabilities and stockholders’ equity	$145,645	$156,751

Condensed Balance Sheets

	For the Years Ended December 31,
	2012	2011	2010
Income
Interest and dividends received from subsidiaries	$4,596	$5,192	$4,405

Total income	4,596	5,192	4,405

Expenses
Interest on subordinated notes	1,381	1,301	1,526
Other	2,889	2,605	2,904

Total expenses	4,270	3,906	4,430

Income (loss) before income tax benefit and equity in undistributed income of subsidiaries	326	1,285	(25)
Income tax benefit	2,257	1,368	1,450
Equity in undistributed income (loss) of subsidiaries	239	204	(4,977)

Net income (loss)	$2,822	$2,857	$(3,552)

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

Condensed Statements of Cash Flows

(in thousands)	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$2,822	$2,857	$(3,552)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1	2	3
Equity in undistributed (income) losses of subsidiaries	(239)	(204)	4,977
Stock based compensation expense	29	58	87
(Increase) decrease in deferred tax asset	(148)	(274)	(38)
Other, net	(813)	(89)	382

Net cash provided by operating activities	1,652	2,350	1,859

Cash flows from investing activities:
Investment in subsidiary	1,072	900	(1,250)

Net cash provided by (used in) investing activities	1,072	900	(1,250)

Cash flows from financing activities:
Redemption of 12,000 shares of preferred stock	(12,000)	0	0
Cash dividends paid—preferred stock	(1,203)	(1,513)	(1,513)
Cash dividends paid—common stock	(940)	(904)	(1,385)

Net cash used in financing activities	(14,143)	(2,417)	(2,898)

Net (decrease) increase in cash and due from banks	(11,419)	833	(2,289)
Cash and due from banks at beginning of year	13,282	12,449	14,738

Cash and due from banks at end of year	$1,863	$13,282	$12,449

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2012, 2011, and 2010

(19)	Quarterly Financial Information (Unaudited)

(In thousands except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Year to Date
Year Ended December 31, 2012
Interest income	$12,646	$12,297	$12,151	$12,020	$49,114
Interest expense	1,831	2,125	2,029	1,920	7,905

Net interest income	10,815	10,172	10,122	10,100	41,209
Provision for loan losses	1,700	1,500	4,700	1,000	8,900
Noninterest income	1,970	2,443	2,680	2,633	9,726
Noninterest expense	9,480	10,098	10,378	8,711	38,667
Income tax (benefit) expense	154	277	(704)	819	546

Net income (loss)	$1,451	$740	$(1,572)	$2,203	$2,822

Preferred stock dividends	370	296	228	231	1,125
Accretion of discount on preferred stock	119	396	72	72	659

Net income (loss) available to common stockholders	$962	$48	$(1,872)	$1,900	$1,038

Net income (loss) per share:
Basic earnings (loss) per share	$0.21	$0.01	$(0.39)	$0.39	$0.21
Diluted earnings (loss) per share	0.21	0.01	(0.39)	0.39	0.21

Year Ended December 31, 2011
Interest income	$13,583	$13,640	$13,384	$12,862	$53,469
Interest expense	3,102	2,858	2,580	2,313	10,853

Net interest income	10,481	10,782	10,804	10,549	42,616
Provision for loan losses	1,750	1,883	2,010	5,880	11,523
Noninterest income	2,052	2,178	2,358	2,612	9,200
Noninterest expense	9,378	9,008	8,925	9,534	36,845
Income tax (benefit) expense	451	661	711	(1,232)	591

Net income (loss)	$954	$1,408	$1,516	$(1,021)	$2,857

Preferred stock dividends	370	382	379	382	1,513
Accretion of discount on preferred stock	119	119	119	119	476

Net income (loss) available to common stockholders	$465	$907	$1,018	$(1,522)	$868

Net income (loss) per share:
Basic earnings (loss) per share	$0.10	$0.19	$0.21	$(0.31)	$0.18
Diluted earnings (loss) per share	0.10	0.19	0.21	(0.31)	0.18

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS

Market Price

The Company’s common stock trades on Nasdaq’s global select market under the stock symbol of “HWBK.” The following table sets forth the range of high and low bid prices of the Company’s common stock by quarter for each quarter in 2012 and 2011 in which the stock was traded.

	High	Low
2012
First Quarter	$7.83	$5.73
Second Quarter	$9.97	$6.92
Third Quarter	$10.38	$8.45
Fourth Quarter	$9.25	$7.04

2011
First Quarter	$9.33	$8.06
Second Quarter	$8.89	$7.29
Third Quarter	$8.50	$5.80
Fourth Quarter	$8.10	$5.50

Shares Outstanding.

As of February 28, 2013, the Company had issued 5,000,972 shares of common stock, of which 4,839,114 shares were outstanding. The outstanding shares were held of record by approximately 1,425 shareholders. The Company has a warrant outstanding for the purchase of 287,133 shares of common stock. In addition, the Company has 18,255 shares of cumulative, perpetual preferred stock outstanding. The warrant and preferred shares were issued pursuant to the U.S. Treasury’s Capital Purchase Program (or CPP).

Dividends

The following table sets forth information on dividends paid by the Company in 2012 and 2011.

Month Paid	Dividends Paid Per Share
January, 2012	$0.05
April, 2012	0.05
July, 2012	0.05
October, 2012	0.05

Total for 2012	$0.20

January, 2011	$0.05
April, 2011	0.05
July, 2011	0.05
October, 2011	0.05

Total for 2011	$0.20

The board of directors intends that the Company will continue to pay quarterly dividends. The actual amount of quarterly dividends and the payment, as well as the amount, of any special dividend ultimately will depend on the payment of sufficient dividends by the subsidiary Bank to the Company. The payment by the Bank of dividends to the Company will depend upon such factors as the Bank’s financial condition, results of operations and current and anticipated cash needs, including capital requirements. In addition to the above limitations, the Company’s ability to pay dividends on its common stock is limited by the Company’s participation in the Treasury’s Capital Purchase Program (or CPP). If the Company is not current in the payment of quarterly dividends on the Series A preferred stock issued to the U.S. Treasury in CPP, the Company cannot pay dividends on its common stock.

Stock Performance Graph

The following performance graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2007, through December 31, 2012. The cumulative total return on investment for each of the periods for the Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at December 31, 2007. The performance graph assumes that the value of an investment in the Company’s common stock and each index was $100 at December 31, 2007 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:

	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
Hawthorn Bancshares, Inc.	$100.00	$71.61	$43.35	$41.61	$31.29	$41.32
Nasdaq Composite (U.S. Companies)	$100.00	$60.02	$87.24	$103.08	$102.26	$120.42
Index of financial institutions ($1 billion to $5 billion)	$100.00	$82.94	$59.45	$67.39	$61.46	$75.78

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Position with The Company	Position with Subsidiary Bank	Principal Occupation
David T. Turner	Chairman, Chief Executive Officer, President and Director-Class III	Chairman, Chief Executive Officer, President and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Charles G. Dudenhoeffer, Jr.	Director-Class II	Director	Retired

Philip D. Freeman	Director-Class I	Director	Owner/Manager, Freeman Mortuary, Jefferson City, Missouri

Kevin L. Riley	Director-Class III	Director	Co-owner, Riley Chevrolet, Buick, GMC Cadilac, and Riley Toyota Scion, Jefferson City, Missouri

James E. Smith	Director-Class I	Director	Retired

Gus S. Wetzel, II	Director-Class II	Director	Physician, Wetzel Clinic, Clinton, Missouri

W. Bruce Phelps	Chief Financial Officer	Senior Vice President and Chief Financial Officer	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer and Corporate Secretary	Senior Vice President and Chief Risk Officer	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2013 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company’s reasonable expenses in furnishing such exhibits.