Form 10-K, Exhibit 13
period 2013-12-31
HAWTHORN BANCSHARES, INC.
filed 2014-03-31
CIK 893847

Exhibit 13

2013

ANNUAL REPORT

TO

SHAREHOLDERS

HAWTHORN BANCSHARES, INC.

Jefferson City, Missouri

March 31, 2014

Dear Shareholders:

I am pleased to report that net income for 2013 increased 76% over 2012 and is at its highest level since 2007.  For 2013, Hawthorn reported a net profit of $5.0 million compared to $2.8 million for 2012.  As a result of higher earnings and repayment of the Company’s U.S. Treasury debt, income available to common shareholders increased for 2013 to $4.4 million, or $0.87 per diluted common share, compared to $1.0 million, or $0.21 per diluted common share for 2012.

Our improved earnings performance in 2013 was primarily the result of continued improvement in asset quality which allowed us to reduce our loan loss provision. The provision for loan losses for 2013 was $2.0 million compared to $8.9 million for 2012.  Non-performing loans decreased $4.1 million to 4.21% of total loans at December 31, 2013, from 4.65% at December 31, 2012.  During the year, net charge-offs were $3.2 million compared to $7.9 million for 2012, when the allowance for loan losses at December 31, 2013 was $13.7 million, or 1.63% of outstanding loans, and 38.84% of non-performing loans compared to December 31, 2012, where the allowance for loan losses was $14.8 million, or 1.75% of outstanding loans, and 37.70% of non-performing loans. As we evaluate our loan portfolio, we are seeing many positive trends including stabilization in our problem assets. A significant portion of our reserves is specifically allocated to loans of customers who are working through their financial problems.

Net interest income for 2013 was $39.3 million compared to $41.2 million for 2012.  While the decrease continues to be the result of the historically low rate environment and growing competition for quality loans, our net interest margin has remained healthy. On a tax equivalent basis, Hawthorn’s net interest margin for 2013 was 3.72% compared to 3.84% for 2012.  The lower net interest margin for 2013 was primarily the result of reduced average earning assets and continued net interest margin contraction.

Non-interest income for 2013 was $10.1 million compared to $9.7 million for 2012. The increase is primarily the result of a $1.3 million positive variance in real estate servicing income related to changes in the fair value of mortgage servicing rights and $0.8 million of gains realized on the sale of investment securities. These positive changes were partially offset by lower refinancing activity in our home mortgage area which impacted both the volume of loans sold and the related gains recognized.  Non-interest expense for 2013 was $40.8 million compared to $38.7 million for 2012. The largest contributor to the increase resulted from higher expense valuation write-downs on foreclosed assets.

On May 15, 2013, Hawthorn Bancshares’ exited participation in the U.S. Treasury’s Capital Purchase Program (commonly called TARP) by repaying the outstanding $18.3 million debt.  Repayment of the TARP funds reflected Hawthorn Bancshares’ financial strength as it was made without borrowing funds or raising additional capital. Capital levels at December 31, 2013 continue to exceed regulatory well capitalized thresholds at 8.80% leverage capital and 15.33% total risk-based capital.

While 2013 was certainly better than 2012, I am still not satisfied with our performance.  We must continue to improve upon the 2013 0.43% return on average assets and 5.95% return on average common equity.  As an investor, director and executive officer, I am committed to maintaining strong asset quality, improving earnings performance, sustaining sound and proper capital levels and paying regular dividends.

With the increase in regulatory requirements, consolidation in the financial services industry may present expansion opportunities.  Hawthorn Bancshares’ future is bright and you should feel confident about your investment.  Your bankers are highly professional and I respect their talents immensely.  On behalf of your Board and Management team, thank you for your continued trust and confidence.

Sincerely,

David T. Turner,

Chairman  & Chief Executive Officer

A WORD CONCERNING FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company, Hawthorn Bancshares, Inc., and its subsidiaries, including, without limitation:

•                  statements that are not historical in nature, and

•                  statements preceded by, followed by or that include the words believes, expects, may, will, should, could, anticipates, estimates, intends or similar expressions.

Forward-looking statements are not guarantees of future performance or results.  They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•                  competitive pressures among financial services companies may increase significantly,

•                  changes in the interest rate environment may reduce interest margins,

•                  general economic conditions, either nationally or in Missouri, may be less favorable than expected and may adversely affect the quality of our loans and other assets,

•                  increases in non-performing assets in the Company’s loan portfolios and adverse economic conditions may necessitate increases to our provisions for loan losses,

•                  costs or difficulties related to the integration of the business of the Company and its acquisition targets may be greater than expected,

•                  legislative or regulatory changes may adversely affect the business in which the Company and its subsidiaries are engaged, and

•                  changes may occur in the securities markets.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, was enacted on July 21, 2010. Provisions of the Act address many issues including, but not limited to, capital, interchange fees, compliance and risk management, debit card overdraft fees, the establishment of a new consumer regulator, healthcare, incentive compensation, expanded disclosures and corporate governance. While many of the new regulations under the Act are expected to primarily impact financial institutions with assets greater than $10 billion, the Company expects these new regulations could reduce revenues and increase expenses in the future. Management is currently assessing the impact of the Act and of the regulations anticipated to be promulgated under the Act.

We have described under the caption Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in other reports filed with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that have not been identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Through the branch network of its subsidiary bank, the Company, with $1.1 billion in assets at December 31, 2013, provides a broad range of commercial and personal banking services, including certificates of deposit, individual retirement and other time deposit accounts, checking and other demand deposit accounts, interest checking accounts, savings accounts, and money market accounts. The Company also provides a wide range of lending services, including real estate, commercial, installment, and other consumer loans. Other financial services that the Company provides include automated teller machines, trust services, credit-related insurance, and safe-deposit boxes. The geographic areas in which the Company provides products and services include the communities in and surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson, and Lee’s Summit, Missouri.

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

The success of the Company’s growth strategy depends primarily on the ability of its banking subsidiary to generate an increasing level of loans and deposits at acceptable risk levels and on acceptable terms without significant increases in non-interest expenses relative to revenues generated. The Company’s financial performance also depends, in part, on its ability to manage various portfolios and to successfully introduce additional financial products and services by expanding new and existing customer relationships, utilizing improved technology, and enhancing customer satisfaction. Furthermore, the success of the Company’s growth strategy depends on its ability to maintain sufficient regulatory capital levels during periods in which general economic conditions are unfavorable and despite economic conditions being beyond its control.

The Company’s subsidiary bank, Hawthorn Bank (Bank), is a full-service bank conducting a general banking business, offering its customers checking and savings accounts, debit cards, certificates of deposit, safety deposit boxes and a wide range of lending services, including commercial and industrial loans, residential real estate loans, single payment personal loans, installment loans and credit card accounts. In addition, the Bank provides trust services.

The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent provided by law. The operations of the Bank are supervised and regulated by the FDIC and the Missouri Division of Finance. Periodic examinations of the Bank are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of shareholders. The Company is subject to supervision and examination by the by the Board of Governors of the Federal Reserve System.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial information for the Company as of and for each of the years in the five-years ended December 31, 2013. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.

(In thousands, except per share data)	2013	2012	2011	2010	2009
Income Statement Data
Interest income	$45,665	$49,114	$53,469	$58,739	$63,562
Interest expense	6,342	7,905	10,853	15,753	22,974
Net interest income	39,323	41,209	42,616	42,986	40,588
Provision for loan losses	2,030	8,900	11,523	15,255	8,354
Net interest income after provision for loan losses	37,293	32,309	31,093	27,731	32,234
Non-interest income	10,088	9,700	9,200	10,481	10,702
Gain on sale of investment securities	778	26	0	0	606
Total non-interest income	10,866	9,726	9,200	10,481	11,308
Non-interest expense	40,763	38,667	36,845	44,851	36,730
Income (loss) before income taxes	7,396	3,368	3,448	(6,639)	6,812
Income tax expense (benefit)	2,422	546	591	(3,087)	1,856
Net income (loss)	4,974	2,822	2,857	(3,552)	4,956
Preferred stock dividends	337	1,125	1,513	1,513	1,517
Accretion of discount on preferred stock	278	659	476	476	477
Net income (loss) available to common shareholders	$4,359	$1,038	$868	$(5,541)	$2,962

Dividends on Common Stock
Declared	$988	$949	$913	$1,136	$2,270
Paid	978	940	904	1,385	2,666

Per Share Data
Basic earnings (loss) per common share	$0.87	$0.21	$0.17	$(1.10)	$0.59
Diluted earnings (loss) per common share	0.87	0.21	0.17	(1.10)	0.59
Basic weighted average shares of common stock outstanding	5,032,679	5,032,679	5,032,679	5,032,679	5,032,679
Diluted weighted average shares of common stock outstanding	5,032,679	5,032,679	5,032,679	5,032,679	5,032,679

(In thousands)	2013	2012	2011	2010	2009
Balance Sheet Data (at year end)
Total assets	$1,140,122	$1,181,606	$1,171,161	$1,200,172	$1,236,471
Loans	839,547	846,984	842,930	898,472	991,614
Investment securities	205,985	200,246	213,806	178,978	152,927
Total deposits	956,471	991,275	958,224	946,663	956,323
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Federal Home Loan Bank advances	24,000	20,126	28,410	66,986	79,317
Common stockholders’ equity	74,380	74,243	73,258	72,647	79,406
Total stockholders’ equity	74,380	92,220	102,576	101,488	107,771

Balance Sheet Data (average balances)
Total assets	$1,159,127	$1,176,384	$1,187,410	$1,236,841	$1,258,381
Loans	833,522	843,022	865,214	949,457	1,002,830
Investment securities	220,524	220,832	209,077	165,213	151,907
Total deposits	978,063	971,767	957,965	967,970	977,826
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Federal Home Loan Bank advances	23,256	27,961	42,230	70,456	78,626
Common stockholders’ equity	73,259	74,245	75,390	80,735	79,828
Total stockholders’ equity	79,875	96,176	104,455	109,323	107,938

Key Ratios

Earnings Ratios
Return (loss) on average total assets	0.43%	0.24%	0.24%	(0.29)%	0.39%
Return (loss) on average common stockholders’ equity	5.95	1.40	1.15	(6.86)	3.71
Efficiency ratio (3)	81.22	75.91	71.11	83.89	70.78

Asset Quality Ratios
Allowance for loan losses to loans	1.63%	1.75%	1.64%	1.62%	1.49%
Nonperforming loans to loans (1)	4.21	4.65	6.37	6.27	4.27
Allowance for loan losses to nonperforming loans (1)	38.84	37.70	25.73	25.87	34.94
Nonperforming assets to loans and foreclosed assets (2)	5.87	7.23	8.11	7.71	5.08
Net loan charge-offs to average loans	0.38	0.93	1.42	1.63	0.62

Capital Ratios
Average stockholders’ equity to average total assets	6.89%	8.18%	8.80%	8.84%	8.58%
Period-end common stockholders’ equity to period-end assets period-end assets	6.52	6.28	6.26	6.05	6.42
Period-end stockholders’ equity to period-end assets	6.52	7.80	8.76	8.46	8.72
Total risk-based capital ratio	15.33	16.83	18.03	17.05	16.49
Tier 1 risk-based capital ratio	11.40	13.58	15.16	14.25	14.01
Leverage ratio	8.80	10.37	11.52	11.00	11.35

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

CRITICAL ACCOUNTING POLICIES

The following accounting policies are considered most critical to the understanding of the Company’s financial condition and results of operations. These critical accounting policies require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. Because these estimates and judgments are based on current circumstances, they may change over time or prove to be inaccurate based on actual experiences. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of a materially different financial condition and/or results of operations could reasonably be expected. The impact and any associated risks related to the Company’s critical accounting policies on its business operations are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations, where such policies affect the reported and expected financial results.

Allowance for Loan Losses

Management has identified the accounting policy related to the allowance for loan losses as critical to the understanding of the Company’s results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. Further discussion of the methodology used in establishing the allowance and the impact of any associated risks related to these policies on the Company’s business operations is provided in Note 1 to the Company’s consolidated financial statements and is also discussed in the Lending and Credit Management section below. Many of the loans are deemed collateral dependent for purposes of the measurement of the impairment loss, thus the fair value of the underlying collateral and sensitivity of such fair values due to changing market conditions, supply and demand, condition of the collateral and other factors can be volatile over periods of time. Such volatility can have an impact on the financial performance of the Company.

Income Taxes

Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Judgment is required in addressing the Company’s future tax consequences of events that have been recognized in the consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forwards and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, the Company would adjust the recorded value of the deferred tax asset, which would result in a direct charge to income tax expense and earnings in the period that the determination was made. Likewise, the Company would reverse the valuation allowance when it is expected to realize the deferred tax asset. Critical to the assessment is the Company’s estimates and judgments related to future taxable income which is based on historical financial performance and assumptions related to the forecasts of future performance. In addition, the Company is subject to the continuous examination of its tax returns by the Internal Revenue Service and other taxing authorities. The Company accrues for penalties and interest related to income taxes in income tax expense. As of December 31, 2013, the Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions.

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets consist of loan collateral that has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are initially recorded as held for sale at the fair value of the collateral less estimated selling costs. Any adjustment is recorded as a charge-off against the allowance for loan losses. The Company relies on external appraisals and assessment of property values by internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. The write-downs are recorded as other real estate expense, net. The Company establishes a valuation allowance related to other real estate owned on an asset-by-asset basis. The valuation allowance is created during the holding period when the fair value less cost to sell is lower than the cost of the property.

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

				$ Change		% Change
(In thousands)	2013	2012	2011	’13-’12	’12-’11	’13-’12	’12-’11

Net interest income	$39,323	$41,209	$42,616	$(1,886)	$(1,407)	(4.6)%	(3.3)%
Provision for loan losses	2,030	8,900	11,523	(6,870)	(2,623)	(77.2)	(22.8)
Noninterest income	10,088	9,700	9,200	388	500	4.0	5.4
Investment securities gains, net	778	26	—	752	26	NM	NM
Total noninterest income	10,866	9,726	9,200	1,140	526	11.7	5.7
Noninterest expense	40,763	38,667	36,845	2,096	1,822	5.4	4.9
Income (loss) before income taxes	7,396	3,368	3,448	4,028	(80)	(119.6)	(2.3)
Income tax expense	2,422	546	591	1,876	(45)	(343.6)	(7.6)
Net income	$4,974	$2,822	$2,857	$2,152	$(35)	76.3%	(1.2)%
Preferred stock dividends	337	1,125	1,513	(788)	(388)	(70.0)	(25.6)
Accretion of discount on preferred stock	278	659	476	(381)	183	(57.8)	38.4
Net income available to common shareholders	$4,359	$1,038	$868	$3,321	$170	319.9%	(19.6)%

Business Events On December 19, 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), a voluntary program that provides capital to financially healthy banks. Participation in this program included the Company’s issuance of 30,255 shares of senior preferred stock (with a par value of $1,000 per share) and a ten year warrant to purchase approximately 287,133 shares of common stock. On May 9, 2012, the Company redeemed 12,000 of the 30,255 shares of preferred stock issued under the U.S. Treasury’s CPP program, and on May 15, 2013, the remaining 18,255 shares were redeemed.

On June 11, 2013 the common stock warrant issued under the U.S Treasury Department’s CPP program was repurchased by the Company pursuant to a letter agreement between the Treasury and the Company for a total repurchase price of $540,000, or $1.88 per warrant share. The repurchase price was based on the fair market value of the warrant as agreed upon by the Company and the Treasury. The repurchase of the warrant ends the Company’s participation in the U.S Treasury Department’s CPP.

For the fifth consecutive year, on July 1, 2013, the Company distributed a four percent stock dividend to common shareholders of record at the close of business on June 15, 2013. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect the stock dividend.

Consolidated net income of $5.0 million for the year ended December 31, 2013 increased $2.2 million compared to a consolidated net income of $2.8 million for the year ended December 31, 2012. Net income available to common shareholders for the year ended December 31, 2013 was $4.4 million, or $0.87 per diluted common share, compared to net income available to common shareholders of $1.0 million, or $0.21 per diluted common share for the year ended December 31, 2012. For the year ended December 31, 2013, the return on average assets was 0.43%, the return on average common stockholders’ equity was 5.95%, and the efficiency ratio was 81.22%. The lower level of dividends and accretion on preferred stock for the year ended December 31, 2013 resulted from the Company’s redemption of the remaining 18,255 shares of preferred stock issued under the U.S. Treasury’s CPP program on May 15, 2013.

For the year ended December 31, 2012, consolidated net income was $2.8 million compared to $2.9 million for the year ended December 31, 2011. For the year ended December 31, 2012, net income available to common shareholders was $1.0 million, or $0.21 per diluted common share, compared to net income available to common shareholders of $868,000 or $0.17 per diluted common share, for the year ended December 31, 2011. On May 9, 2012, the Company redeemed 12,000 of the 30,255 shares of preferred stock issued und the U.S. Treasury’s CPP program. Related to these shares was an additional $300,000 of accretion that was recognized at the time of the redemption. For the year ended December 31, 2012, the return on average assets was 0.24%, the return on average common stockholders’ equity was 1.40%, and the efficiency ratio was 75.91%.

Net interest income decreased 4.6% to $39.3 million for the year ended December 31, 2013 compared to $41.2 million for the year ended December 31, 2012. For the year ended December 31, 2012, net interest income decreased 3.3% to $41.2 million compared to $42.6 million for the year ended December 31, 2011. These decreases were primarily due to lower average earning asset levels and continued contraction of the net interest margin resulting from the prolonged low interest rate environment. The net interest margin decreased to 3.72% for the year ended December 31, 2013, compared to 3.84% and 3.92% for the years ended December 31, 2012 and 2011, respectively.

The lower provision for loan losses for the year ended December 31, 2013 compared to the years ended December 31, 2012 and 2011, respectively, was primarily a result of the improving credit quality in the Company’s historical loss analysis and reduced levels of nonperforming loans. Net charge-offs for the year ended December 31, 2013, were $3.2 million, or 0.38% of average loans compared to $7.9 million, or 0.93% of average loans for the year ended December 31, 2012, and $12.3 million, or 1.42% of average loans for the year ended December 31, 2011. Non-performing assets were 4.40% of total assets at December 31, 2013 compared to 5.33% at December 31, 2012, and 5.95% at December 31, 2011.

Non-interest income increased $1.1 million, or 11.7%, for the year ended December 31, 2013 compared to the year ended December 31, 2012, and increased $526,000, or 5.7%, for the year ended December 31, 2012, compared to the year ended December 31, 2011. These changes are discussed in greater detail below under Non-interest Income.

Non-interest expense increased $2.1 million, or 5.4%, for the year ended December 31, 2013 compared to the year ended December 31, 2012, and increased $1.8 million, or 4.9%, for the year ended December 31, 2012, compared to the year ended December 31, 2011. These increases are discussed in greater detail below under Non-interest Expense.

Average Balance Sheets

Net interest income is the largest source of revenue resulting from the Company’s lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year periods ended December 31, 2013, 2012, and 2011, respectively.

	2013			2012			2011
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
(In thousands)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)
ASSETS
Loans: (2) (4)
Commercial	$131,738	$6,475	4.92%	$127,035	$6,621	5.21%	$127,572	$6,952	5.45%
Real estate construction - residential	23,856	1,062	4.45	21,471	1,196	5.57	30,171	1,704	5.65
Real estate construction - commercial	47,490	2,217	4.67	43,224	1,872	4.33	50,374	2,255	4.48
Real estate mortgage - residential	219,317	11,036	5.03	219,045	11,719	5.35	203,587	11,619	5.71
Real estate mortgage - commercial	388,134	18,970	4.89	404,462	20,856	5.16	423,682	22,884	5.40
Consumer	22,987	1,447	6.29	27,785	1,798	6.47	29,828	2,057	6.90
Total loans	$833,522	$41,207	4.94%	$843,022	$44,062	5.23%	$865,214	$47,471	5.49%
Investment securities: (3)
U.S. treasury	$1,378	$20	1.45%	$2,048	$33	1.61%	$1,754	$29	1.65%
Government sponsored enterprises	66,771	814	1.22	70,787	998	1.41	63,089	1,240	1.97
Asset backed securities	117,496	2,714	2.31	113,749	3,025	2.66	111,859	3,551	3.17
State and municipal	34,879	1,303	3.74	34,248	1,398	4.08	32,375	1,573	4.86
Total investment securities	$220,524	$4,851	2.20%	$220,832	$5,454	2.47%	$209,077	$6,393	3.06%
Restricted investments	4,027	82	2.04	4,287	102	2.38	5,091	156	3.06
Federal funds sold and interest bearing deposits in other financial institutions	13,975	37	0.26	18,255	46	0.25	22,362	58	0.26
Total interest earning assets	$1,072,048	$46,177	4.31%	$1,086,396	$49,664	4.57%	$1,101,744	$54,078	4.91%
All other assets	102,076			105,129			99,216
Allowance for loan losses	(14,997)			(15,141)			(13,550)
Total assets	$1,159,127			$1,176,384			$1,187,410
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$189,610	$504	0.27%	$181,422	$636	0.35%	$175,347	$911	0.52%
Savings	75,374	80	0.11	66,569	74	0.11	60,582	125	0.21
Money market	159,834	390	0.24	153,388	436	0.28	153,672	608	0.40
Time deposits of $100,000 and over	116,879	906	0.78	129,165	1,111	0.86	131,175	1,663	1.27
Other time deposits	256,453	2,734	1.07	277,337	3,715	1.34	291,842	5,124	1.76
Total time deposits	$798,150	$4,614	0.58%	$807,881	$5,972	0.74%	$812,618	$8,431	1.04%
Federal funds purchased and securities sold under agreements to repurchase	20,548	24	0.12	23,280	21	0.09	27,636	47	0.17
Subordinated notes	49,486	1,284	2.59	49,486	1,381	2.78	49,486	1,301	2.63
Federal Home Loan Bank Advances	23,256	420	1.81	27,961	531	1.89	42,230	1,074	2.54
Total borrowings	$93,290	$1,728	1.85%	$100,727	$1,933	1.91%	$119,352	$2,422	2.03%
Total interest bearing liabilities	$891,440	$6,342	0.71%	$908,608	$7,905	0.87%	$931,970	$10,853	1.16%
Demand deposits	179,913			163,886			145,347
Other liabilities	7,899			7,714			5,638
Total liabilities	1,079,252			1,080,208			1,082,955
Stockholders’ equity	79,875			96,176			104,455
Total liabilities and stockholders’ equity	$1,159,127			$1,176,384			$1,187,410
Net interest income (FTE)		39,835			41,759			43,225
Net interest spread			3.60%			3.70%			3.75%
Net interest margin			3.72%			3.84%			3.92%

(1)             Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $512,000, $550,000 and $610,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

(2)             Non-accruing loans are included in the average amounts outstanding.

(3)             Average balances based on amortized cost.

(4)             Fees and costs on loans are included in interest income.

Rate and volume analysis

The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, indentifying changes related to volumes and rates for the years ended December 31, 2013, compared to December 31, 2012, and for the years ended December 31, 2012 compared to December 31, 2011. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2013			2012
		Change due to			Change due to
	Total	Average	Average	Total	Average	Average
(In thousands)	Change	Volume	Rate	Change	Volume	Rate
Interest income on a fully taxable equivalent basis: (1)
Loans: (2) (4)
Commercial	$(146)	$239	$(385)	$(331)	$(29)	$(302)
Real estate construction - residential	(134)	123	(257)	(508)	(483)	(25)
Real estate construction - commercial	345	193	152	(383)	(311)	(72)
Real estate mortgage - residential	(683)	15	(698)	100	850	(750)
Real estate mortgage - commercial	(1,886)	(822)	(1,064)	(2,028)	(1,013)	(1,015)
Consumer	(351)	(302)	(49)	(259)	(136)	(123)
Investment securities: (3)
U.S. treasury	(13)	(10)	(3)	4	5	(1)
Government sponsored entities	(184)	(55)	(129)	(242)	138	(380)
Asset backed securities	(311)	97	(408)	(526)	59	(585)
State and municipal	(95)	26	(121)	(175)	87	(262)
Restricted investments	(20)	(6)	(14)	(54)	(23)	(31)
Federal funds sold and interest bearing deposits in other financial institutions	(9)	(11)	2	(12)	(11)	(1)
Total interest income	(3,487)	(513)	(2,974)	(4,414)	(867)	(3,547)
Interest expense:
NOW accounts	(132)	28	(160)	(276)	31	(307)
Savings	6	10	(4)	(51)	11	(62)
Money market	(46)	17	(63)	(172)	(1)	(171)
Time deposits of $100,000 and over	(205)	(101)	(104)	(552)	(25)	(527)
Other time deposits	(981)	(264)	(717)	(1,408)	(244)	(1,164)
Federal funds purchased and securities sold under agreements to repurchase	3	(2)	5	(26)	(6)	(20)
Subordinated notes	(97)	—	(97)	80	—	80
Federal Home Loan Bank advances	(111)	(85)	(26)	(543)	(310)	(233)
Total interest expense	(1,563)	(397)	(1,166)	(2,948)	(544)	(2,404)
Net interest income on a fully taxable equivalent basis	$(1,924)	$(116)	$(1,808)	$(1,466)	$(323)	$(1,143)

(5)         Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $512,000, $550,000 and $610,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

(6)         Non-accruing loans are included in the average amounts outstanding.

(7)         Average balances based on amortized cost.

(8)         Fees and costs on loans are included in interest income.

Financial results for the year ended December 31, 2013 compared to the year ended December 31, 2012, and December 31, 2012 compared to the year ended December 31, 2011 reflected a decrease in net interest income, on a tax equivalent basis, of $1.9 million, or 4.6%, and $1.5 million, or 3.4%, respectively. The decreases in net interest income are primarily due to lower average earning asset levels and continued contraction of the net interest margin resulting from the prolonged low interest rate environment. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased to 3.72% for the year ended December 31, 2013, compared to 3.84% and 3.92% for the years ended December 31, 2012 and 2011, respectively.

Average interest-earning assets decreased $14.3 million, or 1.3%, to $1.1 billion for the year ended December 31, 2013 compared to the year ended December 31, 2012, and average interest bearing liabilities decreased $17.2 million, or 1.9%, to $891.4 million for the year ended December 31, 2013 compared to $908.6 million for the year ended December 31, 2012.

Average interest-earning assets decreased $15.3 million, or 1.4%, to $1.1 billion for the year ended December 31, 2012 compared to the year ended December 31, 2011 and average interest bearing liabilities decreased $23.4 million, or 2.5%, to $908.6 million for the year ended December 31, 2012 compared to $932.0 million for the year ended December 31, 2011.

Total interest income (expressed on a fully taxable equivalent basis) decreased to $46.2 million for the year ended December 31, 2013 compared to $49.7 million and $54.1 million for the years ended December 31, 2012 and 2011, respectively. The Company’s rates earned on interest earning assets were 4.31% the year ended December 31, 2013 compared to 4.57% and 4.91% for the years ended December 31, 2012 and 2011, respectively.

Interest income on loans decreased to $41.2 million for the year ended December 31, 2013 compared to $44.1 million and $47.5 million for the years ended December 31, 2012 and 2011, respectively.

Average loans outstanding decreased $9.5 million, or 1.1%, to $833.5 million for the year ended December 31, 2013 compared to $843.0 million for the year ended December 31, 2012. The average yield on loans receivable decreased to 4.94% during the year ended December 31, 2013 compared to 5.23% for the year ended December 31, 2012 primarily as a result of decreasing market interest rates.

Average loans outstanding decreased $22.2 million, or 2.6%, to $843.0 million for the year ended December 31, 2012 compared to $865.2 million for the year December 31, 2011. The average yield on loans decreased to 5.23% for the year ended December 31, 2012 compared to 5.49% for the year ended December 31, 2011. See the Lending and Credit Management section for further discussion of changes in the composition of the lending portfolio.

Total interest expense decreased to $6.3 million for the year ended December 31, 2013, respectively, compared to $7.9 million and $10.9 million for the years ended December 31, 2012 and 2011, respectively. The Company’s rates paid on interest bearing liabilities was 0.71% for the year ended December 31, 2013 compared to 0.87% and 1.16% for the years ended December 31, 2012 and 2011, respectively. On January 1, 2012, the Company recorded a $368,000 credit to interest expense on time deposits for imputed capitalized interest not accounted for during the time period of 2004 through 2011 on the construction of the Company’s new bank buildings. This is considered a correction of an immaterial prior period error. Without this credit to interest expense, rates paid on interest bearing liabilities would have been approximately 0.92% for the year ended December 31, 2012.  See the Liquidity Management section for further discussion.

Interest expense on deposits decreased to $4.6 million for the year ended December 31, 2013 compared to $6.0 million and $8.4 million for the years ended December 31, 2012 and 2011, respectively.

Average time deposits decreased $9.7 million, or 1.2%, to $798.2 million for the year ended December 31, 2013 compared to $807.9 million for the year ended December 31, 2012. The average cost of deposits decreased to 0.58% during the year ended December 31, 2013 compared to 0.74% for the year ended December 31, 2012 primarily as a result of lower market interest rates, and approximately $23.0 million from a 58 month 6.05% certificate of deposit special that matured during the third quarter of 2013.

Average time deposits decreased $4.7 million, or 0.6%, to $807.9 million for the year ended December 31, 2012 compared to $812.6 million for the year ended December 31, 2011. The cost of deposits decreased to 0.74% for the year ended December 31, 2012 compared to 1.04% for the year ended December 31, 2011.

Interest expense on borrowings decreased to $1.7 million for year ended December 31, 2013 compared to $1.9 million and $2.4 million for the years ended December 31, 2012 and 2011, respectively. Average borrowings decreased $7.4 million to $93.3 million for the year ended December 31, 2013 compared to $100.7 million and $119.4 million for the years ended December 31, 2012 and 2011, respectively. See the Liquidity Management section for further discussion.

Non-interest Income and Expense

Non-interest income for the years ended December 31, 2013, 2012 and 2011 was as follows:

				$ Change		% Change
(In thousands)	2013	2012	2011	’13-’12	’12-’11	’13-’12	’12-’11
Non-interest Income
Service charges on deposit accounts	$5,556	$5,439	$5,566	$117	$(127)	2.2%	(2.3)%
Trust department income	796	893	898	(97)	(5)	(10.9)	(0.6)
Real estate servicing fees, net	876	(453)	55	1,329	(508)	(293.4)	(923.6)
Gain on sales of mortgage loans, net	1,665	2,669	1,649	(1,004)	1,020	(37.6)	61.9
Gain on sale of investment securities	778	26	0	752	26	NM	NM
Other	1,195	1,152	1,032	43	120	3.7	11.6
Total non-interest income	$10,866	$9,726	$9,200	$1,140	$526	11.7%	5.7%

Non-interest income as a % of total revenue *	21.7%	19.1%	17.8%
Total revenue per full time equivalent employee	$145.1	$147.6	$153.8

* Total revenue is calculated as net interest income plus non-interest income.

NM - not meaningful

Total non-interest income increased $1.1 million, or 11.7%, to $10.9 million for the year ended December 31, 2013 compared to $9.7 million for the year ended December 31, 2012, and increased $526,000, or 5.7%, to $9.7 million for the year ended December 31, 2012 compared to $9.2 million for the year ended December 31, 2011. On January 1, 2012, the Company opted to measure mortgage servicing rights (MSRs) at fair value as permitted by Accounting Standards Codification (ASC) Topic 860-50 Accounting for Servicing Financial Assets. The election of this option resulted in the recognition of a cumulative effect of change in accounting principle of $459,890, which was recorded as an increase to beginning retained earnings, as further described in Note 6 to the consolidated financial statements. As such, effective January 1, 2012, the change in the fair value of mortgage servicing rights is recognized in net real estate servicing fees in non-interest income for the period in which the change occurs.

Real estate servicing fees, net increased $1.3 million to $876,000 for the year ended December 31, 2013 compared to the year ended December 31, 2012, and decreased $508,000 to $(453,000) for the year ended December 31, 2012 compared to the year ended December 31, 2011. Net real estate servicing fees include mortgage loan servicing fees and the gains or losses due to the change in fair value of MSRs arising from inputs and assumptions. Mortgage loan servicing fees earned on loans sold were $901,000 for the year ended December 31, 2013 compared to $878,000 and $863,000 for the years ended 2012 and 2011, respectively. Total net losses recognized related to MSRs due to the change in fair value were $25,000 for the year ended December 31, 2013 compared to total net losses of $1.3 million for the year ended 2012. The net losses recognized related to MSRs in 2012 included a one time adjustment of $538,000 correction of an immaterial prior period error due to changing from the straight-line amortization method to an accelerated amortization method of accounting for amortizing MSRs in prior years. During the year ended December 31, 2011, $808,000 of amortization was included in net real estate servicing fees. The Company was servicing $322.5 million of mortgage loans at December 31, 2013 compared to $310.6 million and $307.0 million at December 31, 2012 and 2011, respectively.

Gain on sales of mortgage loans decreased $1.0 million to $1.7 million for the year ended December 31, 2013 compared to the year ended December 31, 2012, and increased $1.0 million to $2.7 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The Company sold loans of $76.0 million for the year ended December 31, 2013 compared to $97.1 million and $75.0 million for the years ended 2012 and 2011, respectively. Refinancing activity impacting both the volume of loans sold and gains recognized began to slow down during 2013 due to rising interest rates. During 2013, the Company increased its repurchase reserve liability by $160,000 for estimated losses incurred on sold loans that is included in total gain on sales of mortgage loans.

Gain on sale of investment securities During the year ended December 31, 2013, the Company received $32.6 million from proceeds on sales of available-for-sale debt securities and recognized gains of $778,000. These transactions were the result of bond sales and purchases to replace several smaller holdings with fewer, larger investments without materially changing the duration or yield of the investment portfolio.

Non-interest expense for the years ended December 31, 2013, 2012, and 2011 was as follows:

				$ Change		% Change
(In thousands)	2013	2012	2011	’13-’12	’12-’11	’13-’12	’12-’11
Non-interest Expense
Salaries	$14,702	$14,369	$13,760	$333	$609	2.3%	4.4%
Employee benefits	4,840	4,796	4,222	44	574	0.9	13.6
Occupancy expense, net	2,630	2,598	2,701	32	(103)	1.2	(3.8)
Furniture and equipment expense	2,007	1,840	2,019	167	(179)	9.1	(8.9)
FDIC insurance assessment	992	993	1,107	(1)	(114)	(0.1)	(10.3)
Legal, examination, and professional fees	982	1,189	1,332	(207)	(143)	(17.4)	(10.7)
Advertising and promotion	1,301	1,083	1,103	218	(20)	20.1	(1.8)
Postage, printing, and supplies	1,210	1,144	1,158	66	(14)	5.8	(1.2)
Processing expense	3,543	3,593	3,193	(50)	400	(1.4)	12.5
Other real estate expense	4,924	2,659	2,559	2,265	100	85.2	3.9
Other	3,632	4,403	3,691	(771)	712	(17.5)	19.3
Total non-interest expense	$40,763	$38,667	$36,845	$2,096	$1,822	5.4%	4.9%
Efficiency ratio	81.2%	75.9%	71.1%
Salaries and benefits as a % of total non-interest expense	47.9%	49.6%	48.8%
Number of full-time equivalent employees	346	345	337

Total non-interest expense increased $2.1 million, or 5.4%, to $40.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 and increased $1.8 million, or 4.9%, to $38.7 million for the year ended December 31, 2012 compared to the year ended December 31, 2011.

Employee benefits increased $44,000, or 0.9%, for the year ended December 31, 2013 compared to the year ended December 31, 2012, and increased $574,000, or 13.6%, for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase in 2013 over 2012 primarily resulted from a $143,000 increase in medical insurance premiums, partially offset by a $98,000 decrease in other employee benefits. The increase in 2012 over 2011 primarily resulted from a $382,000 increase in estimated profit sharing and pension expense accruals, a $68,000 increase in other employee benefits due to expenses incurred hiring new executive management, and a $95,000 increase in medical insurance premiums.

Federal Deposit Insurance Corporation (FDIC) insurance assessment decreased $1,000, or 0.1%, for the year ended December 31, 2013 compared to the year ended December 31, 2012, and decreased $114,000, or 10.3%, for the year ended December 31, 2012 compared to the year ended December 31, 2011. The decrease in 2012 over 2011 was due to amendments made by the FDIC effective for the third quarter of 2011 to implement revisions to the Federal Deposit Insurance Act made by the Dodd-Frank Wall Street Reform and Consumer Protection Act. The years ending after September 30, 2011 reflect a new assessment base using assets and tier one capital in the assessment calculation.

Legal, examination, and professional fees decreased $207,000, or 17.4%, for the year ended December 31, 2013 compared to the year ended December 31, 2012, and decreased $143,000, or 10.7%, for the year ended December 31, 2012 compared to the year ended December 31, 2011. The decrease in 2013 over 2012 primarily consisted of a $121,000 decrease in legal fees, a $37,000 decrease in consulting fees, and a $48,000 decrease in audit fees. The decrease in 2012 over 2011 primarily consisted of a $140,000 decrease in consulting fees for a human resource best practices and profitability-consulting project completed during 2011. The decrease in legal fees in 2013 over the comparable periods 2012 and 2011, was primarily a result of a decrease in litigation fees related to two legal suits incurred during 2012. The decrease in 2013 auditing fees was primarily due to nonrecurring fees incurred in 2012 for tax and fair value analysis.

Advertising and promotion increased $218,000, or 20.1%, for the year ended December 31, 2013 compared to the year ended December 31, 2012, and decreased $20,000, or 1.8%, for the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase in 2013 over the years ended December 31, 2012 and 2011 was primarily due to additional advertising projects and payment for several sponsorships and promotional items that were not incurred during 2012 and 2011.

Processing expense decreased $50,000, or 1.4%, for the year ended December 31, 2013 compared to the year ended December 31, 2012, and increased $400,000, or 12.5% for the year ended

December 31, 2012 compared to the year ended December 31, 2011. The decrease in 2013 over 2012 was primarily due to contract savings resulting in lower core processing expenses. In 2013 a one time consulting fee was incurred to negotiate reduced future core processing expenses. A portion of this fee is being amortized over the new contract period with the Company’s core processing vendor. The increase in 2012 over 2011 primarily resulted from a one time reclassification of ATM and debit card income that was previously offset by the related expenses.

Other real estate (ORE) expense increased $2.3 million, or 85.2%, to $4.9 million for the year ended December 31, 2013 compared to the year ended December 31, 2012, and increased $100,000, or 3.9%, to $2.7 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. The expense provision for valuation write-downs taken on ORE was $3.4 million for the year ended December 31, 2013 compared to $713,000 and $1.3 million for the years ended December 31, 2012 and 2011, respectively. The significant increase in the expense provision during 2013 primarily related to two hotels located in the Branson area that were sold at auction during the second quarter of 2013. Expenses incurred to maintain foreclosed properties were $1.5 million for the year ended December 31, 2013 compared to $2.3 million and $1.3 million for the years ended 2012 and 2011, respectively. The Company began to see a decrease in overall operating costs during the third quarter of 2013 due to the sale of the hotels.

Other non-interest expense decreased $771,000, or 17.5%, for the year ended December 31, 2013 compared to the year ended December 31, 2012, and increased $712,000, or 19.3%, for the year ended December 31, 2012 compared to the year ended December 31, 2011. The decrease for the year ended December 31, 2013 was primarily due to a $273,000 decrease in CDI amortization, a $235,000 decrease in repossessed asset and loan expense, and a $326,000 decrease in donations due to property that was donated during 2012. Impairment write-downs taken on mining equipment and classic cars, included in repossessed asset and loan expenses, were $189,000 in 2013 compared to $330,000 in 2012. The increase for the year ended December 31, 2012 over 2011 was primarily due to two property donations totaling $309,000 to charitable organizations during 2012 that were both in other real estate owned, and $330,000 impairment write-downs on repossessed assets taken in of 2012.

Comparing fourth quarter 2013 to third quarter 2013

Consolidated net income available to common shareholders’ increased to $1.7 million for the fourth quarter 2013 compared to $1.6 million for the third quarter 2013. Net interest income, on a tax equivalent basis, remained consistent at $10.0 million for both the fourth and third quarters of 2013 with $1.0 billion in average interest earning assets.

The lower provision for loan losses for both the fourth and third quarter of 2013 was primarily a result of the improving credit quality in the Company’s historical loss analysis and reduced level of nonperforming loans. Net charge-offs for the fourth quarter 2013 were $564,000, or 0.07% of average loans, compared to $1.1 million, or 0.17% of average loans for the third quarter 2013.

Non-interest income decreased to $2.3 million for the fourth quarter 2013 compared to $2.5 million for the third quarter of 2013. This decrease included a $120,000 decrease in service charge income, a $222,000 decrease in net real estate servicing income, partially offset by $224,000 increase in gains on sale of investment securities. Mortgage loan servicing fees earned on loans sold were $227,000 for the fourth quarter 2013 compared to $215,000 for the third quarter 2013. Total gains or losses recognized due to the change in fair value of MSRs arising from inputs and assumptions were ($111,000) for the fourth quarter 2013 compared to $123,000 for the third quarter 2013.

Non-interest expense decreased to $9.6 million for fourth quarter 2013 compared to $10.0 million for the third quarter 2013. This decrease primarily resulted from a $778,000 decrease in other real estate expenses from $1.3 million for the third quarter 2013 compared to $487,000 for the fourth quarter 2013. The provision for the valuation allowance for other real estate owned was $847,000 for the third quarter 2013 compared to $336,000 for the fourth quarter 2013.

Comparing fourth quarter 2013 to fourth quarter 2012

Consolidated net income available to common shareholders’ decreased to $1.7 million for the fourth quarter 2013 compared to $1.9 million for the fourth 2012. Net interest income, on a tax equivalent basis, decreased to $10.0 million from $10.2 million over the same period. This decrease was primarily the result of a decrease in average interest earning assets from $1.1 billion for the fourth quarter ended 2012 to $1.0 billion for the fourth quarter ended 2013.

The provision for loan losses was $30,000 for fourth quarter 2013 compared to $1.0 million for the fourth quarter 2012, and was primarily a result of the improving credit quality in the Company’s historical loss analysis and reduced level of nonperforming loans. Net charge-offs for the fourth quarter 2013 were $564,000, or 0.07% of average loans, compared to $3.1 million, or 0.36% of average loans for the fourth quarter 2012.

Non-interest income decreased to $2.3 million for fourth quarter 2013 compared to $2.6 million for fourth quarter of 2012. This decrease included a $746,000 decrease in the net gain on sales of mortgage loans, partially offset by a $220,000 increase in net real estate servicing income, and $224,000 increase in gains on sale of investment securities. The Company’s loans sold were $11.0 million for the fourth quarter 2013 compared to $30.1 million fourth quarter 2012. Mortgage loan servicing fees earned on loans sold were $227,000 for the fourth quarter 2013 compared to $241,000 for the fourth quarter 2012. Total net losses recognized due to the change in fair value of MSRs arising from inputs and assumptions were $111,000 for the fourth quarter 2013 compared to $345,000 for the fourth quarter 2012.

Non-interest expense increased to $9.6 million for fourth quarter 2013 compared to $8.7 million for fourth quarter 2012. This increase primarily resulted from a $1.0 million increase in other real estate expenses partially offset by a $422,000 decrease in other non-interest expenses. The provision for the valuation allowance for other real estate owned was $336,000 for the fourth quarter 2013, and in the fourth quarter 2012, a net $1.1 million of the valuation allowance was released. A current appraisal supported a partial recovery of $3.9 million of a $5.7 million provision on a commercial real estate construction property taken in 2010.  The decrease in other non-interest expense resulted from impairment write-downs taken on mining equipment and classic cars of $330,000 in the fourth quarter 2012 compared to a recovery of $50,000 received in the fourth quarter 2013.

Income taxes

Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 32.8% for the year ended December 31, 2013 compared to 16.2% and 17.2% for the years ended December 31, 2012 and 2011, respectively. Excluding an immaterial correction of a prior period error of $371,000, income taxes as a percentage of earnings before income taxes would have been 26.3% for the year ended December 31, 2012. At December 31, 2011, the Company released $28,000 of interest accrued related to the release of $221,000 of provisions for uncertain tax positions. The Company had not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2013 and 2012.

Lending and Credit Management

Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 72.4% of total assets as of December 31, 2013 compared to 70.4% as of December 31, 2012.

Lending activities are conducted pursuant to an established loan policy approved by the Bank’s Board of Directors. The Bank’s credit review process is overseen by regional loan committees with established loan approval limits. In addition, a senior loan committee reviews all credit relationships in aggregate over an established dollar amount. The senior loan committee meets weekly and are comprised of senior managers of the Bank.

A summary of loans, by major class within the Company’s loan portfolio as of the dates indicated is as follows:

(In thousands)	2013	2012	2011	2010	2009
Commercial, financial, and agricultural	$133,717	$130,040	$128,555	$131,382	$151,399
Real estate construction - residential	21,008	22,177	30,201	31,834	38,841
Real estate construction - commercial	55,076	43,486	47,697	56,053	77,937
Real estate mortgage - residential	225,541	221,223	203,454	207,835	232,332
Real estate mortgage - commercial	382,550	405,092	402,960	439,069	453,975
Installment loans to individuals	21,655	24,966	30,063	32,299	37,130
Total loans	$839,547	$846,984	$842,930	$898,472	$991,614
Percent of categories to total loans:
Commercial, financial, and agricultural	15.9%	15.4%	15.3%	14.6%	15.3%
Real estate construction - residential	2.5	2.6	3.6	3.5	3.9
Real estate construction - commercial	6.6	5.1	5.7	6.2	7.9
Real estate mortgage - residential	26.9	26.1	24.1	23.2	23.4
Real estate mortgage - commercial	45.6	47.8	47.8	48.9	45.8
Installment loans to individuals	2.5	3.0	3.5	3.6	3.7
Total	100.0%	100.0%	100.0%	100.0%	100.0%

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

The contractual maturities of loan categories at December 31, 2013, and the composition of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
		Over One	Over
	One Year	Year Through	Five
(In thousands)	Or Less	Five Years	Years	Total
Commercial, financial, and agricultural	$78,425	$50,605	$4,687	$133,717
Real estate construction - residential	20,447	561	—	21,008
Real estate construction - commercial	36,886	16,487	1,703	55,076
Real estate mortgage - residential	45,162	86,822	93,557	225,541
Real estate mortgage - commercial	112,549	252,782	17,219	382,550
Installment loans to individuals	9,951	10,981	723	21,655
Total loans net of unearned income	$303,420	$418,238	$117,889	$839,547

Loans with fixed rates	247,483	372,713	29,383	649,579
Loans with floating rates	55,937	45,525	88,506	189,968
Total loans net of unearned income	$303,420	$418,238	$117,889	$839,547

The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2013, the Company sold approximately $76.0 million of loans to investors compared to $99.8 million for the year December 31, 2012. At December 31, 2013, the Company was servicing approximately $322.5 million of loans sold to the secondary market compared to $310.6 million at December 31, 2012, and $307.0 million at December 31, 2011.

Risk Elements of the Loan Portfolio

Management, the senior loan committee, and internal loan review, formally review all loans in excess of certain dollar amounts (periodically established) at least annually. Currently, loans in excess of $2.0 million in aggregate and all adversely classified credits identified by management are reviewed. In addition, all other loans are reviewed on a sample basis. The senior loan committee reviews and reports to the board of directors, on a monthly basis, past due, classified, and watch list loans in order to classify or reclassify loans as loans requiring attention, substandard, doubtful, or loss. During this review, management also determines which loans should be considered impaired. Management follows the guidance provided in the FASB’s ASC Topic 310, Accounting by Creditors for Impairment of a Loan, in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, specific reserves are estimated as further discussed below. Loans not individually evaluated are aggregated and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings and industry concentration. Management believes, but there can be no assurance, that these procedures keep management informed of potential problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered necessary by management to provide for probable losses inherent in the loan portfolio.

Nonperforming Assets

The following table summarizes nonperforming assets at the dates indicated:

(In thousands)	2013	2012	2011	2010	2009
Nonaccrual loans:
Commercial, financial, and agricultural	$1,684	$1,335	$268	$3,532	$2,067
Real estate construction - residential	2,204	2,497	1,147	3,586	2,678
Real estate construction - commercial	6,251	7,762	7,867	10,067	9,277
Real estate mortgage - residential	4,165	5,330	4,153	5,672	6,692
Real estate mortgage - commercial	9,074	13,938	31,000	27,604	13,161
Installment loans to individuals	302	219	168	126	279
Total	$23,680	$31,081	$44,603	$50,587	$34,154
Loans contractually past - due 90 days or more and still accruing:
Commercial, financial, and agricultural	$0	$0	$0	$0	$2
Real estate construction - residential	0	0	0	0	0
Real estate construction - commercial	0	0	8	0	0
Real estate mortgage - residential	129	0	9	0	0
Real estate mortgage - commercial	100	0	36	0	0
Installment loans to individuals	14	6	1	33	6
Total	$243	$6	$54	$33	$8
Troubled debt restructurings - accruing	11,395	8,282	7,217	5,683	8,191
Total nonperforming loans	35,318	39,369	53,674	56,303	42,347
Other real estate owned	14,826	23,124	15,741	13,393	8,452
Foreclosed assets	41	468	279	616	39
Total nonperforming assets	$50,185	$62,961	$69,694	$70,312	$50,838

Loans	$839,547	$846,984	$842,930	$898,472	$991,614
Allowance for loan losses to loans	1.63%	1.75%	1.64%	1.62%	1.49%
Nonperforming loans to loans	4.21%	4.65%	6.37%	6.27%	4.27%
Allowance for loan losses to nonperforming loans	38.84%	37.70%	25.73%	25.87%	34.94%
Nonperforming assets to loans, other real estate owned and foreclosed assets	5.87%	7.23%	8.11%	7.71%	5.08%

Total nonperforming assets decreased $12.8 million, or 20.2%, from December 30, 2012 to December 31, 2013. As detailed below, this decrease includes a decrease of $8.7 million, or 37.0%, due to sales and impairment write-downs of other real estate owned and repossessed assets and a $7.4 million, or 23.8%, decrease in nonaccrual loans, partially offset by a $3.0 million increase, or 37.6%, in accruing troubled debt restructurings (TDRs).

Nonperforming loans, defined as loans on nonaccrual status, loans 90 days or more past due and still accruing, and TDRs totaled $35.3 million, or 4.21%, of total loans at December 31, 2013 compared to $39.4 million, or 4.65%, of total loans at December 31, 2012.

It is the Company’s policy to discontinue the accrual of interest income on loans when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that the collection of interest is doubtful, or upon which principal or interest due has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis. Interest on nonaccrual loans, which would have been recorded under the original terms of the loans, was approximately $1.2 million for the years ended December 31, 2013 and 2012, and $1.9 million for the year ended December 31, 2011.

As of December 31, 2013 and December 31, 2012, approximately $21.0 million and $17.6 million, respectively, of loans classified as substandard, not included in the nonperforming asset table, were identified as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Even though borrowers are experiencing moderate cash flow problems as well as some deterioration in collateral value, management believes the general allowance was sufficient to cover the risks and probable losses related to such loans at December 31, 2013 and December 31, 2012, respectively.

Total non-accrual loans at December 31, 2013 decreased $7.4 million to $23.7 million from December 31, 2012. This decrease primarily consisted of a $6.0 million decrease in real estate mortgage non-accrual loans and a $1.8 million decrease in real estate construction loans. This decrease was partially offset by a $349,000 increase in commercial, financial, and agricultural loans. At December 31, 2013 and December 31, 2012, real estate mortgage — commercial non-accrual loans made up 38% of total non-accrual loans.

Loans past due 90 days and still accruing interest at December 31, 2013 increased $237,000 to $243,000 from December 31, 2012. Other real estate owned and repossessed assets at December 31, 2013 decreased $8.7 million to $14.9 million from December 31, 2012 primarily due to the sale of two hotels located in the Branson area and land held in foreclosed property in the Company’s real-estate subsidiary. During the year ended December 31, 2013, $4.6 million of nonaccrual loans, net of charge-offs taken, moved to other real estate owned and repossessed assets, and a net $3.4 million additional provision to the valuation allowance was recorded to reflect current fair values compared to a net $713,000 provision during the year ended December 31, 2012.

The following table summarizes the Company’s TDRs at the dates indicated:

	December 31, 2013			December 31, 2012
(In thousands)	Number of contracts	Recorded Investment	Specific Reserves	Number of contracts	Recorded Investment	Specific Reserves
TDRs - Accrual
Commercial, financial and agricultural	9	$2,331	$101	12	$2,820	$104
Real estate construction - commercial	1	364	0	0	0	0
Real estate mortgage - residential	6	2,352	529	3	440	94
Real estate mortgage - commercial	6	6,348	885	6	5,022	111
Total TDRs - Accrual	22	$11,395	$1,515	21	$8,282	$309
TDRs - Non-accrual
Commercial, financial and agricultural	2	$88	$8	2	$201	$14
Real estate construction - commercial	1	3,742	0	5	5,693	468
Real estate mortgage - residential	5	639	229	9	1,177	142
Real estate mortgage - commercial	7	5,572	424	12	6,966	611
Consumer	2	43	15	2	44	0
Total TDRs - Non-accrual	17	$10,084	$676	30	$14,081	$1,235
Total TDRs	39	$21,479	$2,191	51	$22,363	$1,544

At December 31, 2013, loans classified as TDRs totaled $21.5 million, of which $10.1 million were on non-accrual status and $11.4 million were on accrual status. At December 31, 2012, loans classified as TDRs totaled $22.4 million, of which $14.1 million were on non-accrual status and $8.3 million were on accrual status. The net decrease in total TDRs from December 31, 2012 was primarily due to $1.0 million charged off, and approximately $2.9 million of payments received, partially offset by $3.6 million additions to TDRs during 2013. The increase in TDRs classified as real estate mortgage accruing loans primarily relates to two new loan relationships modified to interest only payments. The decrease in real estate construction and real estate mortgage non-accrual TDRs is primarily related to property sales and one loan relationship that went to accruing TDR status.

Provision and Allowance for Loan Losses

As mentioned above, the Company is continuing to recover from the deterioration of collateral values during the prior and current economic conditions. Current appraisals are being obtained and management has adjusted the provision to reflect the amounts determined necessary to maintain the allowance for loan losses at a level necessary to cover probable losses in the loan portfolio. The allowance for loan losses was $13.7 million, or 1.63%, of loans outstanding at December 31, 2013 compared to $14.8 million, or 1.75%, of loans outstanding at December 31, 2012, and $13.8 million, or 1.64%, of loans outstanding at December 31, 2011.

The following table summarizes loan loss experience for the years ended as indicated:

(In thousands)	2013	2012	2011	2010	2009
Analysis of allowance for loan losses:
Balance beginning of year	$14,842	$13,809	$14,565	$14,797	$12,667
Net charge-offs (recoveries):
Commercial, financial, and agricultural	555	1,599	1,964	1,750	1,191
Real estate construction - residential	119	(67)	1,793	903	1,007
Real estate construction - commercial	628	(23)	262	4,534	450
Real estate mortgage - residential	701	819	1,775	4,306	2,612
Real estate mortgage - commercial	933	5,218	6,317	3,812	724
Installment loans to individuals	217	321	168	182	240
Net charge-offs	3,153	7,867	12,279	15,487	6,224
Provision for loan losses	2,030	8,900	11,523	15,255	8,354
Balance end of year	$13,719	$14,842	$13,809	$14,565	$14,797

Net Loan Charge-offs

The Company’s net loan charge-offs were $3.2 million, or 0.38% of average loans, for the year ended December 31, 2013 compared to net loan charge-offs of $7.9 million, or 0.93% of average loans, for the year ended December 31, 2012, and $12.3 million, or 1.42% of average loans for the year ended December 31, 2011.

Commercial, financial, and agricultural net charge-offs represented 18% of total net charge-offs during the year ended December 31, 2013 compared to 20% and 16% of net charge-offs during the years ended December 31, 2012 and 2011, respectively. Real estate mortgage — residential net charge-offs represented 22% of total net charge-offs during the year ended December 31, 2013 compared to 10% and 14% of total net charge-offs during the years ended December 31, 2012, and 2011, respectively. Real estate mortgage - commercial net charge-offs represented to 30% of total net charge-offs during the year ended December 31, 2013 compared to 66% and 51% of total net charge-offs during the years ended December 31, 2012 and 2011, respectively.

Provision

The provision for loan losses decreased to $2.0 million for the year ended December 31, 2013, compared to $8.9 million and $11.5 million for the years ended December 31, 2012 and 2011, respectively. Due to decreases in historical loss rates based on the Company’s last thirty-six months of charge-off experience, decreases in average loans and reduced levels of nonperforming loans, the Company’s required provision during the year decreased.

Allowance for loan losses

The following table is a summary of the allocation of the allowance for loan losses:

(In thousands)	2013	2012	2011	2010	2009
Allocation of allowance for loan losses at end of year:
Commercial, financial, and agricultural	$2,374	$1,937	$1,804	$2,931	$2,773
Real estate construction - residential	931	732	1,188	2,067	348
Real estate construction - commercial	631	1,711	1,562	1,339	1,740
Real estate mortgage - residential	2,959	3,387	3,251	3,922	3,488
Real estate mortgage - commercial	6,523	6,834	5,734	3,458	4,693
Installment loans to individuals	294	239	267	231	380
Unallocated	7	2	3	617	1,375
Total	$13,719	$14,842	$13,809	$14,565	$14,797

The Company’s allowance for loan losses decreased to $13.7 million at December 31, 2013 compared to $14.8 million at December 31, 2012. The decrease from December 31, 2012 primarily consisted of a $1.0 million decrease in the allocation for real estate construction — commercial loans, $428,000 decrease in real estate mortgage - residential loans, and a $311,000 decrease in real estate mortgage — commercial loans, partially offset by a $437,000 increase in commercial, financial, and agricultural loans, and a $199,000 increase in real estate construction — residential loans. The ratio of the allowance for loan losses to nonperforming loans was 38.8% at December 31, 2013, compared to 37.7% at December 31, 2012.

The following table is a summary of the general and specific allocations of the allowance for loan losses:

(In thousands)	2013	2012	2011	2010	2009
Allocation of allowance for loan losses:
Individually evaluated for impairment - specific reserves	$4,796	$4,020	$3,748	$6,376	$6,415
Collectively evaluated for impairment - general reserves	8,923	10,822	10,061	8,189	8,382
Total	$13,719	$14,842	$13,809	$14,565	$14,797

The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals and/or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2013, $4.8 million of the Company’s allowance for loan losses was allocated to impaired loans totaling approximately $35.1 million compared to $4.0 million of the Company’s allowance for loan losses allocated to impaired loans totaling approximately $39.4 million at December 31, 2012. Management determined that $18.8 million, or 54%, of total impaired loans required no reserve allocation at December 31, 2013 compared to $14.7 million, or 37%, at December 31, 2012 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying percentages to pools of loans by asset type. Loans not individually evaluated are aggregated based on similar risk characteristics. Historical loss rates for each risk group, which is updated quarterly, are quantified using all recorded loan charge-offs. Management determined that the previous twelve quarters were reflective of the loss characteristics of the Company’s loan portfolio during the recent economic environment. These historical loss rates for each risk group are used as the starting point to determine allowance provisions. The Company’s methodology includes factors that allow management to adjust its estimates of losses based on the most recent information available. The rates are then adjusted to reflect actual changes and anticipated changes such as changes in specific allowances on loans and real estate acquired through foreclosure, any gains and losses on final disposition of real estate acquired through foreclosure, changes in national and local economic conditions and developments, including general economic and business conditions affecting the Company’s key lending areas, credit quality trends, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of the internal loan review department. These risk factors are generally reviewed and updated quarterly, as appropriate.

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

Investment Portfolio

The Company classifies its debt and equity securities into one of the following two categories:

Held-to-Maturity - includes investments in debt securities that the Company has the positive intent and ability to hold until maturity. Available-for-Sale - includes investments in debt and equity securities not classified as held to maturity or trading (i.e., investments that the Company has no present plans to sell in the near-term but may be sold in the future under different circumstances). The Company’s investment portfolio consists of available-for-sale securities.

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

At December 31, 2013, the investment portfolio classified as available-for-sale represented 18.3% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

The following table presents the composition of the investment portfolio by major category:

(In thousands)	2013	2012
U.S. Treasury	$1,003	$2,030
Government sponsored enterprises	60,616	55,180
Asset-backed securities	110,373	107,872
Obligations of states and political subdivisions	33,993	35,164
Total available for sale debt securities	$205,985	$200,246

As of December 31, 2013, the maturity of debt securities in the investment portfolio was as follows:

		Over One	Over Five			Weighted
	One Year	Through	Through	Over		Average
(In thousands)	Or Less	Five Years	Ten Years	Ten Years	Total	Yield (1)
U.S. Treasury	$1,003	$—	$—	$—	$1,003	1.26%
Government sponsored enterprises	2,540	42,140	15,936	—	60,616	2.18
Asset-backed securities (2)	604	54,458	53,112	2,199	110,373	1.28
States and political subdivisions (3)	3,396	14,211	15,308	1,078	33,993	3.67
Total available-for-sale debt	$7,543	$110,809	$84,356	$3,277	$205,985	2.15%

Weighted average yield (1)	3.46%	2.08%	2.14%	2.05%	2.15%

(1)         Weighted average yield is based on amortized cost.

(2)         Asset-backed securities have been included using historic repayment speeds.  Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2013 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(3)         Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory Federal income tax rate of 34%.

At December 31, 2013 $13,000 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.

The following non-marketable securities are restricted securities which, lacking a market, are carried at cost. These securities are reported in other assets. At December 31, 2013, $2.4 million of the total included Federal Home Loan Bank (Des Moines) stock held by the Bank in accordance with debt and regulatory requirements. Other non-marketable securities include a $1.5 million equity investment in the Company’s unconsolidated Exchange Statutory Trusts. (See Note 8 to the Company’s consolidated financials for further explanation on the Exchange Statutory Trusts.)

(In thousands)	2013	2012
Federal Home Loan Bank of Des Moines stock	$2,354	$2,278
Midwest Independent Bank stock	151	151
Federal Agricultural Mortgage Corporation stock	10	10
Investment in unconsolidated trusts	1,486	1,486
Total non-marketable investment securities	$4,001	$3,925

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

The Company has a number of sources of funds to meet liquidity needs on a daily basis. The Company’s most liquid assets are comprised of available for sale investment securities, federal funds sold, and excess reserves held at the Federal Reserve.

(In thousands)	2013	2012
Federal funds sold and other overnight interest-bearing deposits	$1,360	$27,857
Available for sale investment securities	205,985	200,246
Total	$207,345	$228,103

Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available for sale investment portfolio was $206.0 million at December 31, 2013 and included an unrealized net loss of $2.4 million. The portfolio includes projected maturities and mortgage backed securities pay-downs of approximately $7.5 million over the next twelve months, which offer resources to meet either new loan demand or reductions in the Company’s deposit base.

The Company pledges portions of its investment securities portfolio to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. At December 31, 2013 and December 31, 2012, respectively, the Company’s unpledged securities in the available for sale portfolio totaled approximately $60.2 million and $53.8 million, respectively.

Total investment securities pledged for these purposes were as follows:

(In thousands)	2013	2012
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$3,360	$3,436
Federal funds purchased and securities sold under agreements to repurchase	25,149	31,278
Other deposits	117,283	111,728
Total pledged, at fair value	$145,792	$146,442

Liquidity is available from the Company’s base of core customer deposits, defined as demand, interest checking, savings, and money market deposit accounts. At December 31, 2013, such deposits totaled $606.4 million and represented 63.4% of the Company’s total deposits. These core deposits are normally less volatile and are often tied to other products of the Company through long lasting relationships. Time deposits and certificates of deposit of $100,000 and over totaled $350.0 million at December 31, 2013. These accounts are normally considered more volatile and higher costing representing 36.6% of total deposits at December 31, 2013.

Core deposits at December 31, 2013 and 2012 were as follows:

(In thousands)	2013	2012
Core deposit base:
Non-interest bearing demand	$187,382	$192,271
Interest checking	182,103	178,121
Savings and money market	236,982	227,581
Total	$606,467	$597,973

Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company’s outside borrowings are comprised of securities sold under agreements to repurchase, Federal Home Loan Bank advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2013, under agreements with these unaffiliated banks, the Bank may borrow up to $26.50 million in federal funds on an unsecured basis and $4.7 million on a secured basis. There was $13.5 million federal funds purchased outstanding at December 31, 2013. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of the Company’s investment portfolio. At December 31, 2013, there was $31.1 million in repurchase agreements. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2013.

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2013, the Bank had $24.0 million in outstanding borrowings with the FHLB. In addition, the Company has $49.5 million in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.

Borrowings outstanding at December 31, 2013 and 2012 were as follows:

(In thousands)	2013	2012
Borrowings:
Securities sold under agreements to repurchase	$31,084	$21,058
Federal Home Loan Bank advances	24,000	20,126
Subordinated notes	49,486	49,486
Total	$104,570	$90,670

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

The following table reflects the advance equivalent of the assets pledged, borrowings, and letters of credit outstanding, in addition to the estimated future funding capacity available to the Company as follows:

	2013				2012
(In thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total
Advance equivalent	$259,221	$3,286	$41,430	$303,937	$290,084	$3,344	$16,790	$310,218
Advances outstanding	(24,000)	0	(13,504)	(37,504)	(20,126)	0	0	(20,126)
Total available	$235,221	$3,286	$27,926	$266,433	$269,958	$3,344	$16,790	$290,092

At December 31, 2013, loans with a market value of $381.6 million were pledged at the Federal Home Loan Bank as collateral for borrowings and letters of credit. At December 31, 2013, investments with a market value of $5.3 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.

Sources and Uses of Funds

Cash and cash equivalents were $28.4 million at December 31, 2013 compared to $58.9 million at December 31, 2012. The $30.4 million decrease resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2013. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $20.2 million for the year ended December 31, 2013.

Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, used total cash of $9.5 million. Cash was provided by $41.6 million in proceeds from investment maturities, calls, and pay-downs, $32.6 million in proceeds from sales of investment securities, and $9.6 million in proceeds received from sales of other real estate owned and repossessed assets, partially offset by $88.1 million in purchases of investment securities.

Financing activities used cash of $41.1 million, resulting primarily from a $43.3 million decrease in time deposits, $18.2 million to redeem the remaining shares of preferred stock, and $540,000 to redeem the common stock warrant. These decreases were partially offset by a $13.4 million increase in interest-bearing transaction accounts, a $10.0 million increase in federal funds purchased and securities sold under agreements to repurchase, and a $3.9 million net advance from Federal Home Loan Bank. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2013.

In the normal course of business, the Company enters into certain forms of off-balance sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company’s various risk management processes. Management considers both on-balance sheet and off-balance sheet transactions in its evaluation of the Company’s liquidity. The Company had $128.3 million in unused loan commitments and standby letters of credit as of December 31, 2013. Although the Company’s current liquidity resources are adequate to fund this commitment level the nature of these commitments is such that the likelihood of such a funding demand is very low.

The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company’s ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its common and preferred shareholders. The Company paid cash dividends to its common and preferred shareholders totaling approximately $1.4 and $2.1 million for years ended December 31, 2013 and 2012, respectively. A large portion of the Company’s liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $15.0 million and $4.5 million in dividends to the Company during the years ended December 31, 2013 and 2012, respectively. At December 31, 2013 and 2012, the Company had cash and cash equivalents totaling $450,000 and $1.9 million, respectively.

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

Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2013 and 2012, the Company and the Bank each met all capital adequacy requirements.

In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The phase-in period for community banking organizations begins January 1, 2015, while larger institutions (generally those with assets of $250 billion or more) must begin compliance on January 1, 2014. The final rules call for the following capital requirements:

•                  A minimum ratio of common tier 1 capital to risk-weighted assets of 4.5%.

•                  A minimum ratio of tier 1 capital to risk-weighted assets of 6%.

•                  A minimum leverage ratio of 4%.

In addition, the final rules establish a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets applicable to all banking organizations. If a banking organization fails to hold capital above the minimum capital ratios and the capital conservation buffer, it will be subject to certain restrictions on capital distributions and discretionary bonus payments. The phase-in period for the capital conservation and countercyclical capital buffers for all banking organizations will begin on January 1, 2016.

Under the proposed rules previously issued by the federal banking agencies, accumulated other comprehensive income (AOCI) would have been included in a banking organization’s common equity tier 1 capital. The final rules allow community banks to make a one-time election not to include these new AOCI components in regulatory capital and instead use the existing treatment under the general risk-based capital rules that excludes most AOCI components from regulatory capital. The opt-out election must be made in the first call report or FR Y-9 series report that is filed after the financial institution becomes subject to the final rule.

The final rules permanently grandfather non-qualifying capital instruments (such as trust preferred securities and cumulative perpetual preferred stock) issued before May 19, 2010 for inclusion in the tier 1 capital of banking organizations with total consolidated assets less than $15 billion as of December 31, 2009 and banking organizations that were mutual holding companies as of May 19, 2010.

The Company has assessed the impact of these changes and it does not expect there to be a material impact on the regulatory ratios of the Company and the Bank and on the capital, operations and earnings of the Company and the Bank.

The Company exceeded all capital adequacy requirements as of December 31, for the years indicated:

						Well -
						Capitalized
						Regulatory
	2013	2012	2011	2010	2009	Guidelines
Risk-based capital ratios:
Total capital	14.29%	16.83%	18.03%	17.05%	16.49%	10.00%
Tier I capital	13.03	13.58	15.16	14.25	14.01	6.00
Leverage ratio	10.04	10.37	11.52	11.00	11.35	5.00

Commitments, Contractual Obligations, and Off-Balance Sheet Arrangements

The required payments of time deposits and other borrowed money, not including interest, at December 31, 2013 are as follows:

	Payments due by Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$350,004	$231,644	$58,844	$59,516	$—
Other borrowed money	24,000	—	6,000	18,000	—

In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company’s consolidated financial statements. Such activities include traditional off-balance sheet credit related financial instruments.

The Company provides customers with off-balance sheet credit support through loan commitments and standby letters of credit.  Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2013 are as follows:

	Amount of Commitment Expiration per Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Unused loan commitments	$117,880	$86,778	$11,165	$8,057	$11,880
Commitments to originate residential first and second mortgage loans	8,570	8,570	—	—	—
Standby letters of credit	1,826	1,442	376	8	—

Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Sensitivity

Market risk arises from exposure to changes in interest rates and other relevant market rate or price risk. The Company faces market risk in the form of interest rate risk through transactions other than trading activities. The Company uses financial modeling techniques to measure interest rate risk. These techniques measure the sensitivity of future earnings due to changing interest rate environments. Guidelines established by the Company’s Asset/Liability Committee and approved by the board of directors are used to monitor exposure of earnings at risk. General interest rate movements are used to develop sensitivity as the Company feels it has no primary exposure to specific points on the yield curve. At December 31, 2013, the rate shock scenario models indicated that annual net interest income could change by as much as (20.5%) to 29.0% should interest rates rise or fall, respectively, 400 basis points from their current level over a one year period. However there are no assurances that the change will not be more or less than this estimate. Management believes this is an acceptable level of risk.

The following table represents estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2013. Significant assumptions used for this table included: loans will repay at historic repayment rates; certain interest-bearing demand accounts are interest sensitive due to immediate repricing, and fixed maturity deposits will not be withdrawn prior to maturity. A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.

						Over
						5 Years or
						No stated
(In thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Maturity	Total
ASSETS
Investment securities	$10,789	$22,110	$33,565	$15,268	$14,245	$110,008	$205,985
Federal funds sold and other over-night interest-bearing deposits	1,360	—	—	—	—	—	1,360
Other restricted investments	4,001	—	—	—	—	—	4,001
Loans	357,720	113,329	126,650	115,222	88,931	37,695	839,547
Total	$373,870	$135,439	$160,215	$130,490	$103,176	$147,703	$1,050,893

LIABILITIES
Savings, interest checking, and money market deposits	$243,454	$—	$175,631	$—	$—	$—	$419,085
Time deposits	231,644	58,844	30,767	12,662	16,087	—	350,004
Federal funds purchased and securities sold under agreements to repurchase	31,084	—	—	—	—	—	31,084
Subordinated notes	49,486	—	—	—	—	—	49,486
Federal Home Loan Bank advances	10,000	—	3,000	3,000	8,000	—	24,000
Total	$565,668	$58,844	$209,398	$15,662	$24,087	$—	$873,659
Interest-sensitivity GAP
Periodic GAP	$(191,798)	$76,595	$(49,183)	$114,828	$79,089	$147,703	$177,234
Cumulative GAP	$(191,798)	$(115,203)	$(164,386)	$(49,558)	$29,531	$177,234	$177,234

Ratio of interest-earning assets to interest-bearing liabilities
Periodic GAP	0.66	2.30	0.77	8.33	4.28	NM	1.20
Cumulative GAP	0.66	0.82	0.80	0.94	1.03	1.20	1.20

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

Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company’s operations for the year ended December 31, 2013.

Impact of New Accounting Standards

No new accounting pronouncements issued during the year ended December 31, 2013, have had or are expected to have a significant impact on the Company’s consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

The following consolidated financial statements of the Company and report of the Company’s independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Hawthorn Bancshares, Inc.:

We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Bancshares, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hawthorn Bancshares, Inc.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992), issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 31, 2014 expressed an unqualified opinion on the effectiveness of Hawthorn Bancshares, Inc.’s internal control over financial reporting.

/s/ KPMG LLP
St. Louis, Missouri
March 31, 2014

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,
	2013	2012
ASSETS
Cash and due from banks	$27,079	$31,020
Federal funds sold and other overnight interest-bearing deposits	1,360	27,857
Cash and cash equivalents	28,439	58,877
Investment in available-for-sale securities, at fair value	205,985	200,246
Loans	839,547	846,984
Allowances for loan losses	(13,719)	(14,842)
Net loans	825,828	832,142
Premises and equipment - net	38,079	37,021
Investments in Federal Home Loan Bank stock and other equity securities, at cost	4,001	3,925
Mortgage servicing rights	3,036	2,549
Other real estate owned and repossessed assets - net	14,867	23,592
Accrued interest receivable	4,999	5,190
Cash surrender value - life insurance	2,213	2,136
Other assets	12,675	15,928
Total assets	$1,140,122	$1,181,606
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing demand	$187,382	$192,271
Savings, interest checking and money market	419,085	405,702
Time deposits $100,000 and over	111,667	120,777
Other time deposits	238,337	272,525
Total deposits	956,471	991,275
Federal funds purchased and securities sold under agreements to repurchase	31,084	21,058
Subordinated notes	49,486	49,486
Federal Home Loan Bank advances	24,000	20,126
Accrued interest payable	426	909
Other liabilities	4,275	6,532
Total liabilities	1,065,742	1,089,386
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 1,000,000 shares authorized;
Issued 0 shares and 18,255 shares, respectively, $1,000 per share liquidation value, net of discount	0	17,977
Common stock, $1 par value, authorized 15,000,000 shares;
Issued 5,194,537 and 5,000,972 shares, respectively	5,195	5,001
Surplus	33,385	31,816
Retained earnings	40,086	39,118
Accumulated other comprehensive (loss) income, net of tax	(769)	1,825
Treasury stock; 161,858 shares, at cost	(3,517)	(3,517)
Total stockholders’ equity	74,380	92,220
Total liabilities and stockholders’ equity	$1,140,122	$1,181,606

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Years Ended December 31,
(In thousands, except per share amounts)	2013	2012	2011
INTEREST INCOME
Interest and fees on loans	$41,110	$43,957	$47,361
Interest on debt securities:
Taxable	3,592	4,100	4,864
Nontaxable	844	909	1,029
Federal funds sold and other overnight interest-bearing deposits	37	46	59
Dividends on other securities	82	102	156
Total interest income	45,665	49,114	53,469
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	974	1,146	1,645
Time deposit accounts $100,000 and over	906	1,111	1,663
Other time deposits	2,734	3,715	5,123
Interest on federal funds purchased and securities sold under agreements to repurchase	24	21	47
Interest on subordinated notes	1,284	1,381	1,301
Interest on Federal Home Loan Bank advances	420	531	1,074
Total interest expense	6,342	7,905	10,853
Net interest income	39,323	41,209	42,616
Provision for loan losses	2,030	8,900	11,523
Net interest income after provision for loan losses	37,293	32,309	31,093
NON-INTEREST INCOME
Service charges on deposit accounts	5,556	5,439	5,566
Trust department income	796	893	898
Real estate servicing fees, net	876	(453)	55
Gain on sale of mortgage loans, net	1,665	2,669	1,649
Gain on sale of investment securities	778	26	0
Other	1,195	1,152	1,032
Total non-interest income	10,866	9,726	9,200
NON-INTEREST EXPENSE
Salaries and employee benefits	19,542	19,165	17,982
Occupancy expense, net	2,630	2,598	2,701
Furniture and equipment expense	2,007	1,840	2,019
FDIC insurance assessment	992	993	1,107
Legal, examination, and professional fees	982	1,189	1,332
Advertising and promotion	1,301	1,083	1,103
Postage, printing, and supplies	1,210	1,144	1,158
Processing expense	3,543	3,593	3,193
Other real estate expense, net	4,924	2,659	2,559
Other	3,632	4,403	3,691
Total non-interest expense	40,763	38,667	36,845
Income before income taxes	7,396	3,368	3,448
Income tax expense	2,422	546	591
Net income	4,974	2,822	2,857
Preferred stock dividends	337	1,125	1,513
Accretion of discount on preferred stock	278	659	476
Total preferred stock dividends and accretion of discount on preferred stock	615	1,784	1,989
Net income available to common shareholders	$4,359	$1,038	$868
Basic earnings per share	$0.87	$0.21	$0.17
Diluted earnings per share	$0.87	$0.21	$0.17

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
(In thousands)	2013	2012	2011
Net income	$4,974	$2,822	$2,857
Other comprehensive (loss) income, net of tax
Securities available for sale:
Unrealized (loss) gain on investment securities available-for-sale, net of tax	(4,274)	(123)	2,380
Adjustment for gain on sales of investment securities, net of tax	(482)	(16)	0
Defined benefit pension plans:
Net gain (loss) arising during the year, net of tax	2,094	547	(1,830)
Amortization of prior service cost included in net periodic pension cost, net of tax	68	77	48
Total other comprehensive (loss) income	(2,594)	485	598
Total comprehensive income	$2,380	$3,307	$3,455

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

					Accumulated
					Other		Total
					Comprehensive		Stock -
	Preferred	Common		Retained	(Loss)	Treasury	holders’
(In thousands)	Stock	Stock	Surplus	Earnings	Income	Stock	Equity
Balance, December 31, 2010	$28,841	$4,636	$28,929	$41,857	$742	$(3,517)	$101,488
Net income	0	0	0	2,857	0	0	2,857
Other comprehensive income	0	0	0	0	598	0	598
Stock based compensation expense	0	0	58	0	0	0	58
Accretion of preferred stock discount	477	0	0	(477)	0	0	0
Stock dividend	0	179	1,279	(1,458)	0	0	0
Cash dividends declared, preferred stock	0	0	0	(1,513)	0	0	(1,513)
Cash dividends declared, common stock	0	0	0	(912)	0	0	(912)
Balance, December 31, 2011	$29,318	$4,815	$30,266	$40,354	$1,340	$(3,517)	$102,576
Cumulative effect of change in accounting principle	0	0	0	460	0	0	460
Balance, January 1, 2012	$29,318	$4,815	$30,266	$40,814	$1,340	$(3,517)	$103,036
Net income	0	0	0	2,822	0	0	2,822
Other comprehensive income	0	0	0	0	485	0	485
Stock based compensation expense	0	0	29	0	0	0	29
Accretion of preferred stock discount	659	0	0	(659)	0	0	0
Redemption of 12,000 shares of preferred stock	(12,000)	0	0	0	0	0	(12,000)
Stock dividend	0	186	1,521	(1,707)	0	0	0
Cash dividends declared, preferred stock	0	0	0	(1,203)	0	0	(1,203)
Cash dividends declared, common stock	0	0	0	(949)	0	0	(949)
Balance, December 31, 2012	$17,977	$5,001	$31,816	$39,118	$1,825	$(3,517)	$92,220
Net income	0	0	0	4,974	0	0	4,974
Other comprehensive loss	0	0	0	0	(2,594)	0	(2,594)
Stock based compensation expense	0	0	19	0	0	0	19
Accretion of preferred stock discount	278	0	0	(278)	0	0	0
Redemption of 18,255 shares of preferred stock	(18,255)	0	0	0	0	0	(18,255)
Redemption of common stock warrant	0	0	(540)	0	0	0	(540)
Stock dividend	0	194	2,090	(2,284)	0	0	0
Cash dividends declared, preferred stock	0	0	0	(456)	0	0	(456)
Cash dividends declared, common stock	0	0	0	(988)	0	0	(988)
Balance, December 31, 2013	$0	$5,195	$33,385	$40,086	$(769)	$(3,517)	$74,380

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
(In thousands)	2013	2012	2011
Cash flows from operating activities:
Net income	$4,974	$2,822	$2,857
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,030	8,900	11,523
Depreciation expense	1,605	1,858	1,940
Net amortization of investment securities, premiums, and discounts	1,211	1,161	837
Amortization of intangible assets	135	408	1,243
Stock based compensation expense	19	29	58
Change in fair value of mortgage servicing rights	25	1,331	0
Gain on sale of investment securities	(778)	(26)	0
Gain on sales and dispositions of premises and equipment	(6)	(79)	(13)
Loss (gain) on sales and dispositions of other real estate owned and repossessed assets	330	(317)	206
Provision for other real estate owned	3,367	713	1,252
Decrease in accrued interest receivable	191	151	393
Increase in cash surrender value -life insurance	(77)	(72)	(62)
Decrease in other assets	4,311	949	252
Decrease (increase) in income tax receivable	524	(644)	1,008
Decrease in accrued interest payable	(483)	(145)	(437)
Increase (decrease) in other liabilities	1,113	253	(104)
Origination of mortgage loans for sale	(72,100)	(99,420)	(73,272)
Proceeds from the sale of mortgage loans	75,961	99,797	74,983
Gain on sale of mortgage loans, net	(1,665)	(2,669)	(1,649)
Other, net	(444)	(125)	(183)
Net cash provided by operating activities	20,243	14,875	20,832
Cash flows from investing activities:
Net (increase) decrease in loans	(2,525)	(26,499)	32,298
Purchase of available-for-sale debt securities	(88,137)	(76,498)	(122,871)
Proceeds from maturities of available-for-sale debt securities	33,341	42,735	36,923
Proceeds from calls of available-for-sale debt securities	8,275	45,170	54,185
Proceeds from sales of available-for-sale debt securities	32,590	790	0
Proceeds from sales of FHLB stock	536	460	1,757
Purchases of FHLB stock	(612)	0	0
Purchases of premises and equipment	(2,680)	(1,375)	(3,393)
Proceeds from sales of premises and equipment	23	272	47
Proceeds from sales of other real estate owned and repossessed assets	9,641	8,571	7,435
Net cash (used) provided by investing activities	(9,548)	(6,374)	6,381
Cash flows from financing activities:
Net (decrease) increase in demand deposits	(4,889)	33,084	21,438
Net increase in interest-bearing transaction accounts	13,383	21,103	5,461
Net decrease in time deposits	(43,298)	(21,136)	(15,337)
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	10,026	(3,458)	(5,552)
Repayment of FHLB advances	(15,126)	(8,284)	(38,576)
FHLB advances	19,000	0	0
Redemption of 18,255 and 12,000 shares, respectively, of preferred stock	(18,255)	(12,000)	0
Warrant redemption	(540)	0	0
Cash dividends paid - preferred stock	(456)	(1,203)	(1,513)
Cash dividends paid - common stock	(978)	(940)	(904)
Net cash (used) provided by financing activities	(41,133)	7,166	(34,983)
Net (decrease) increase in cash and cash equivalents	(30,438)	15,667	(7,770)
Cash and cash equivalents, beginning of period	58,877	43,210	50,980
Cash and cash equivalents, end of period	$28,439	$58,877	$43,210

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

	Years Ended December 31,
(In thousands)	2013	2012	2011
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$6,825	$8,420	$11,290
Income taxes	$131	$1,591	$665
Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	$4,613	$16,869	$10,903

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

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

Stock Dividend On July 1, 2013, the Company paid a special stock dividend of four percent to common shareholders of record at the close of business on June 15, 2013. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.

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

Loans Held for Sale

The Bank originates certain loans which are sold in the secondary market. These long-term, fixed rate loans are typically classified as held for sale upon origination based on management’s intent to sell. In order to manage the risk associated with such activities, the Company upon locking in an interest rate with the borrower enters into an agreement to sell such loans in the secondary market. Loans held for sale are typically sold with servicing rights retained and without recourse except for normal and customary representation and warranty provisions. At December 31, 2013 there were $95,882 mortgage loans that were held for sale in comparison to $2.3 million loans held for sale at December 31, 2012.

Mortgage loan servicing fees earned on loans sold are reported as other noninterest income when the related loan payments are collected net of amortization from mortgage servicing rights. Operational costs to service such loans are charged to expense as incurred.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

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

Restructured Loans

A modified or restructured loan is accounted for as a troubled debt restructuring (TDR) for any loans in which concessions are made to the borrower for economic or legal reasons that the Company would not otherwise consider and the borrower is experiencing financial difficulty. A loan classified as a TDR will generally retain such classification until the loan is paid in full. Non-accrual TDRs are returned to accruing status once the borrower demonstrates the ability to pay under the terms of the restructured note through a sustained period of repayment performance, which is generally six months. The Company includes all accruing and non-accruing TDRs in the impaired and non-performing asset totals. TDRs are measured for impairment loss by using fair values of the underlying collateral obtained through independent appraisals and internal evaluations, or by discounting the total expected future cash flows.

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

Loans, or portions of loans, are charged off to the extent deemed uncollectible or a loss is confirmed. Loan charge-offs reduce the allowance for loan losses, and recoveries of loans previously charged off are added back to the allowance. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, specific reserves are estimated. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings, and industry concentration. Although the allowance for loan losses are comprised of specific and general allocations, the entire allowance is available to absorb credit losses.

The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals and/or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

recorded. The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by asset type. Loans not individually evaluated are aggregated based on similar risk characteristics. Historical loss rates for each risk group, which are updated quarterly, are quantified using all recorded loan charge-offs. Management determined that the previous twelve quarters were reflective of the loss characteristics of the Company’s loan portfolio during the recent economic environment. These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The Company’s methodology includes factors that allow management to adjust its estimates of losses based on the most recent information available. The rates are then adjusted to reflect actual changes and anticipated changes such as changes in specific allowances on loans and real estate acquired through foreclosure, any gains and losses on final disposition of real estate acquired through foreclosure, changes in national and local economic conditions and developments, including general economic and business conditions affecting the Company’s key lending areas, credit quality trends, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of the internal loan review department. These risk factors are generally reviewed and updated quarterly, as appropriate.

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

Core Deposit Intangibles

Intangible assets that have finite useful lives, such as core deposit intangibles, are amortized over their estimated useful lives. Core deposit intangibles are amortized over periods of 7 to 8 years representing their estimated lives using straight line and accelerated methods.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

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

Mortgage Servicing Rights

The Company originates and sells residential mortgage loans in the secondary market and may retain the right to service the loans sold. Servicing involves the collection of payments from individual borrowers and the distribution of those payments to the investors or master servicer. Upon a sale of mortgage loans for which servicing rights are retained, the retained mortgage servicing rights asset is capitalized at the fair value of future net cash flows expected to be realized for performing servicing activities.

Mortgage servicing rights do not trade in an active market with readily observable prices. The Company determines the fair value of mortgage servicing rights by estimating the fair value of the future cash flows associated with the mortgage loans being serviced. Key economic assumptions used in measuring the fair value of mortgage servicing rights include, but are not limited to, prepayment speeds, discount rates, delinquencies, ancillary income, and cost to service. These assumptions are validated on a periodic basis. The fair value is validated on a quarterly basis with an independent third party valuation specialist firm.

On January 1, 2012, the Company opted to measure mortgage servicing rights at fair value as permitted by Accounting Standards Codification (ASC) Topic 860-50, Accounting for Servicing Financial Assets. The election of this option resulted in the recognition of a cumulative effect of change in accounting principle of $459,890, which was recorded as an increase to beginning retained earnings. As such, effective January 1, 2012, changes in the fair value of mortgage servicing rights have been recognized in real estate servicing fees, net in non-interest income in the Company’s Consolidated Statements of Income in the period in which the change occurred.

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

Pension Plan

The Company provides a noncontributory defined benefit pension plan for all full-time employees.  The benefits are based on age, years of service and the level of compensation during the employees highest ten years of compensation before retirement. Net periodic costs are recognized as employees render the services necessary to earn the retirement benefits. The Company records annual amounts relating to its pension plan based on calculations that incorporate various actuarial and other assumptions including discount rates, mortality, assumed rates of return, compensation increases, and turnover rates.  The Company reviews its assumptions on an annual basis and may make modifications to the assumptions based on current rates and trends when it is appropriate to do so.  The Company believes that the assumptions utilized in recording its obligations under its plan are reasonable based on its experience and market conditions.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

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

Income Taxes

Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Judgment is required in addressing the Company’s future tax consequences of events that have been recognized in the consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forwards and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, the Company would adjust the recorded value of our deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, the Company would reverse the valuation allowance when it is expected to realize the deferred tax asset. In addition, the Company is subject to the continuous examination of its tax returns by the Internal Revenue Service and other taxing authorities. The Company accrues for penalties and interest related to income taxes in income tax expense. At December 31, 2011, the Company released $28,000 of interest accrued related to the release of $221,000 of uncertain tax provisions. The Company had not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2013 and 2012.

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

Stock-Based Compensation

The Company’s stock-based employee compensation plan is described in Note 12, Stock Compensation. In accordance with FASB ASC Topic 718, Compensation — Stock Compensation, the Company measures the cost of the stock-based compensation based on the grant-date fair value of the award, recognizing the cost over the requisite service period. The fair value of an award is estimated using the Black-Scholes option-pricing model. The expense recognized is based on an estimation of the number of awards for which the requisite service is expected to be rendered, and is included in salaries and employee benefits in the accompanying Consolidated Statements of Income. The standard also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows.

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

The following represents significant new accounting principles adopted in 2013:

Balance Sheet In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. The ASU is a joint requirement by the FASB and International Accounting Standards Board to enhance current disclosures and increase comparability of U.S. GAAP and International Financial Reporting Standards (IFRS) financial statements. Under the ASU, an entity will be required to disclose both gross and net information about instruments and transactions eligible for offset in the balance sheet, as well as instruments and transactions subject to an agreement similar to a master netting agreement. ASU 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, was issued in January 2013, and amended ASU 2011-11 to specifically include only derivatives accounted for under Topic 815, repurchase and reverse purchase agreements, and securities and borrowing and lending transactions that are either offset or subject to an enforceable master netting arrangement. Both ASUs are effective for annual and interim periods beginning January 1, 2013. The adoption of these ASUs had no effect on the Company’s financial statements.

Other Comprehensive Income In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (AOCI). The amendments of ASU No. 2013-02 require an entity to present, either in the income statement or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. This ASU is effective for annual and interim periods beginning January 1, 2013. As a result of the adoption of the ASU, the disclosure of AOCI included in Note 10 contains information regarding reclassifications out of AOCI and into net income.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

(2)         Loans and Allowance for Loan Losses

Loans

A summary of loans, by major class within the Company’s loan portfolio, at December 31, 2013 and 2012 is as follows:

(in thousands)	2013	2012
Commercial, financial, and agricultural	$133,717	$130,040
Real estate construction - residential	21,008	22,177
Real estate construction - commercial	55,076	43,486
Real estate mortgage - residential	225,541	221,223
Real estate mortgage - commercial	382,550	405,092
Installment and other consumer	21,655	24,966
Total loans	$839,547	$846,984

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Clinton, Warsaw, Springfield, Branson and Lee’s Summit, Missouri. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. At December 31, 2013, loans with a carrying value of $388.1 million were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit.

The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company, are summarized as follows:

(in thousands)
Balance at December 31, 2012	$8,067
New loans	57
Amounts collected	(3,287)
Balance at December 31, 2013	$4,837

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

Allowance for loan losses

The following is a summary of the allowance for loan losses for the years ended December 31, 2013, 2012, and 2011:

	Commercial,	Real Estate	Real Estate	Real Estate	Real Estate	Installment
	Financial, &	Construction -	Construction -	Mortgage -	Mortgage -	Loans to	Un-
(in thousands)	Agricultural	Residential	Commercial	Residential	Commercial	Individuals	allocated	Total
Balance at December 31, 2010	$2,931	$2,067	$1,339	$3,922	$3,458	$231	$617	$14,565
Additions:
Provision for loan losses	837	914	485	1,104	8,593	204	(614)	11,523
Deductions:
Loans charged off	2,157	1,858	512	1,883	6,420	376	0	13,206
Less recoveries on loans	(193)	(65)	(250)	(108)	(103)	(208)	0	(927)
Net loans charged off	1,964	1,793	262	1,775	6,317	168	0	12,279
Balance at December 31, 2011	$1,804	$1,188	$1,562	$3,251	$5,734	$267	$3	$13,809
Additions:
Provision for loan losses	1,732	(523)	126	955	6,318	293	(1)	8,900
Deductions:
Loans charged off	1,760	0	0	977	5,466	586	0	8,789
Less recoveries on loans	(161)	(67)	(23)	(158)	(248)	(265)	0	(922)
Net loans charged off	1,599	(67)	(23)	819	5,218	321	0	7,867
Balance at December 31, 2012	$1,937	$732	$1,711	$3,387	$6,834	$239	$2	$14,842
Additions:
Provision for loan losses	992	318	(452)	273	622	272	5	2,030
Deductions:
Loans charged off	895	119	633	812	1,301	420	0	4,180
Less recoveries on loans	(340)	0	(5)	(111)	(368)	(203)	0	(1,027)
Net loans charged off	555	119	628	701	933	217	0	3,153
Balance at December 31, 2013	$2,374	$931	$631	$2,959	$6,523	$294	$7	$13,719

Loans, or portions of loans, are charged off to the extent deemed uncollectible or a loss is confirmed. Loan charge-offs reduce the allowance for loan losses, and recoveries of loans previously charged off are added back to the allowance. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, specific reserves are estimated as further discussed below. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings and industry concentration.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

The following table provides the balance in the allowance for loan losses at December 31, 2013 and 2012, and the related loan balance by impairment methodology.

	Commercial,	Real Estate	Real Estate	Real Estate	Real Estate	Installment
	Financial, and	Construction -	Construction -	Mortgage -	Mortgage -	Loans to	Un-
(in thousands)	Agricultural	Residential	Commercial	Residential	Commercial	Individuals	allocated	Total
December 31, 2013
Allowance for loan losses:
Individually evaluated for impairment	$721	$392	$304	$1,374	$1,989	$16	$0	$4,796
Collectively evaluated for impairment	1,653	539	327	1,585	4,534	278	7	8,923
Total	$2,374	$931	$631	$2,959	$6,523	$294	$7	$13,719
Loans outstanding:
Individually evaluated for impairment	$4,015	$2,204	$6,615	$6,517	$15,422	$43	$0	$34,816
Collectively evaluated for impairment	129,702	18,804	48,461	219,024	367,128	21,612	0	804,731
Total	$133,717	$21,008	$55,076	$225,541	$382,550	$21,655	$0	$839,547

December 31, 2012
Allowance for loan losses:
Individually evaluated for impairment	$213	$125	$542	$1,069	$2,071	$0	$0	$4,020
Collectively evaluated for impairment	1,724	607	1,169	2,318	4,763	239	2	10,822
Total	$1,937	$732	$1,711	$3,387	$6,834	$239	$2	$14,842
Loans outstanding:
Individually evaluated for impairment	$4,157	$2,496	$7,762	$5,771	$18,959	$44	$0	$39,189
Collectively evaluated for impairment	125,883	19,681	35,724	215,452	386,133	24,922	0	807,795
Total	$130,040	$22,177	$43,486	$221,223	$405,092	$24,966	$0	$846,984

Impaired loans

Loans evaluated under ASC 310-10-35 include loans which are individually evaluated for impairment. All other loans are collectively evaluated for impairment under ASC 450-20. Impaired loans totaled $35.1 million and $39.4 million at December 31, 2013 and 2012, respectively, and are comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings. Total impaired loans of $35.1 million at December 31, 2013, includes $34.8 million of impaired loans individually evaluated for impairment and $259,000 of non-accrual consumer loans that were collectively evaluated for impairment. Total impaired loans of $39.4 million at December 31, 2012, includes $39.2 million of impaired loans individually evaluated for impairment and $174,000 of non-accrual consumer loans that were collectively evaluated for impairment.

The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. At December 31, 2013 and 2012, $21.8 million and $36.1 million, respectively, of impaired loans were evaluated based on the fair value of the loan’s collateral. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2013, $4.8 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $35.1 million compared to $4.0 million of the Company’s allowance for loan losses allocated to impaired loans totaling approximately $39.4 million at December 31, 2012. Management determined that $18.8 million, or 54%, of total impaired loans required no reserve allocation at December 31, 2013 compared to $14.7 million, or 37%, at December 31, 2012 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

The categories of impaired loans at December 31, 2013 and 2012 are as follows:

(in thousands)	2013	2012
Non-accrual loans	$23,680	$31,081
Troubled debt restructurings continuing to accrue interest	11,395	8,282
Total impaired loans	$35,075	$39,363

The following tables provide additional information about impaired loans at December 31, 2013 and 2012, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided.

		Unpaid
	Recorded	Principal	Specific
(in thousands)	Investment	Balance	Reserves
December 31, 2013
With no related allowance recorded:
Commercial, financial and agricultural	$2,467	$2,593	$0
Real estate - construction residential	44	80	0
Real estate - construction commercial	6,101	7,148	0
Real estate - residential	2,121	2,654	0
Real estate - commercial	7,817	8,056	0
Consumer	259	282	0
Total	$18,809	$20,813	$0
With an allowance recorded:
Commercial, financial and agricultural	$1,548	$1,607	$721
Real estate - construction residential	2,160	2,331	392
Real estate - construction commercial	514	514	304
Real estate - residential	4,396	4,570	1,374
Real estate - commercial	7,605	7,925	1,989
Consumer	43	45	16
Total	$16,266	$16,992	$4,796
Total impaired loans	$35,075	$37,805	$4,796

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

		Unpaid
	Recorded	Principal	Specific
(in thousands)	Investment	Balance	Reserves
December 31, 2012
With no related allowance recorded:
Commercial, financial and agricultural	$3,272	$4,009	$0
Real estate - construction residential	2,307	2,339	0
Real estate - construction commercial	1,879	2,102	0
Real estate - residential	1,939	2,393	0
Real estate - commercial	5,162	5,565	0
Consumer	174	186	0
Total	$14,733	$16,594	$0
With an allowance recorded:
Commercial, financial and agricultural	$885	$898	$213
Real estate - construction residential	189	189	125
Real estate - construction commercial	5,883	6,011	542
Real estate - residential	3,832	3,999	1,069
Real estate - commercial	13,797	14,167	2,071
Consumer	44	44	0
Total	$24,630	$25,308	$4,020
Total impaired loans	$39,363	$41,902	$4,020

The following table presents by class, information related to the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2013 and 2012:

	2013		2012
		Interest		Interest
	Average	Recognized	Average	Recognized
	Recorded	For the	Recorded	For the
(in thousands)	Investment	Period Ended	Investment	Period Ended
With no related allowance recorded:
Commercial, financial and agricultural	$2,693	$108	$4,157	$93
Real estate - construction residential	80	0	1,137	7
Real estate - construction commercial	7,437	6	1,692	0
Real estate - residential	2,612	51	3,169	50
Real estate - commercial	8,461	170	12,198	124
Consumer	290	3	170	1
Total	$21,573	$338	$22,523	$275
With an allowance recorded:
Commercial, financial and agricultural	$1,677	$29	$776	$29
Real estate - construction residential	2,409	0	189	0
Real estate - construction commercial	514	0	6,087	0
Real estate - residential	4,596	24	2,604	11
Real estate - commercial	8,157	113	11,271	99
Consumer	45	0	2	0
Total	$17,398	$166	$20,929	$139
Total impaired loans	$38,971	$504	$43,452	$414

The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken resulting from current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $504,000 and $414,000, for the years ended December 31, 2013 and 2012, respectively. The average recorded investment in impaired loans is calculated on a monthly basis during the years reported. Contractual interest lost on loans in non-accrual status was $1.2 million for the years ended December 31, 2013 and 2012, respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

Delinquent and Non-Accrual Loans

The delinquency status of loans is determined based on the contractual terms of the notes. Borrowers are generally classified as delinquent once payments become 30 days or more past due.

The following table provides aging information for the Company’s past due and non-accrual loans at December 31, 2013 and 2012.

	Current or		90 Days
	Less Than		Past Due
	30 Days	30 - 89 Days	And Still
(in thousands)	Past Due	Past Due	Accruing	Non-Accrual	Total

December 31, 2013
Commercial, Financial, and Agricultural	$131,091	$942	$0	$1,684	$133,717
Real Estate Construction - Residential	18,738	66	0	2,204	21,008
Real Estate Construction - Commercial	48,230	595	0	6,251	55,076
Real Estate Mortgage - Residential	217,179	4,068	129	4,165	225,541
Real Estate Mortgage - Commercial	372,651	725	100	9,074	382,550
Installment and Other Consumer	21,048	291	14	302	21,655
Total	$808,937	$6,687	$243	$23,680	$839,547

December 31, 2012
Commercial, Financial, and Agricultural	$126,884	$1,821	$0	$1,335	$130,040
Real Estate Construction - Residential	19,390	290	0	2,497	22,177
Real Estate Construction - Commercial	35,117	607	0	7,762	43,486
Real Estate Mortgage - Residential	213,694	2,199	0	5,330	221,223
Real Estate Mortgage - Commercial	390,032	1,122	0	13,938	405,092
Installment and Other Consumer	24,221	520	6	219	24,966
Total	$809,338	$6,559	$6	$31,081	$846,984

Credit Quality

The Company categorizes loans into risk categories based upon an internal rating system reflecting management’s risk assessment. Loans are placed on watch status when (1) one or more weaknesses that could jeopardize timely liquidation exits; or (2) the margin or liquidity of an asset is sufficiently tenuous that adverse trends could result in a collection problem. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have a well defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not corrected. It is the Company’s policy to discontinue the accrual of interest income on loans when management believes that the collection of interest or principal is doubtful. Loans are placed on non-accrual status when (1) deterioration in the financial condition of the borrower exists for which payment of full principal and interest is not expected, or (2) payment of principal or interest has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

The following table presents the risk categories by class at December 31, 2013 and 2012.

(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Total

At December 31, 2013
Watch	$15,016	$2,007	$6,111	$26,331	$23,662	$388	$73,515
Substandard	7,553	92	1,403	8,579	14,510	281	32,418
Non-accrual	1,684	2,204	6,251	4,165	9,074	302	23,680
Total	$24,253	$4,303	$13,765	$39,075	$47,246	$971	$129,613

At December 31, 2012
Watch	$14,814	$4,580	$6,459	$26,063	$29,753	$672	$82,341
Substandard	6,485	396	2,035	5,472	11,027	423	25,838
Non-accrual	1,335	2,497	7,762	5,330	13,938	219	31,081
Total	$22,634	$7,473	$16,256	$36,865	$54,718	$1,314	$139,260

Troubled Debt Restructurings

At December 31, 2013, loans classified as troubled debt restructurings (TDRs) totaled $21.5 million, of which $10.1 million were on non-accrual status and $11.4 million were on accrual status. At December 31, 2012, loans classified as TDRs totaled $22.4 million, of which $14.1 million were on non-accrual status and $8.3 million were on accrual status. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of $2.2 million and $1.5 million related to TDRs were allocated to the allowance for loan losses at December 31, 2013 and 2012, respectively.

The following table summarizes loans that were modified as TDRs during the years ended December 31, 2013 and 2012.

	2013			2012
	Recorded Investment (1)			Recorded Investment (1)
(in thousands)	Number of Contracts	Pre- Modification	Post- Modification	Number of Contracts	Pre- Modification	Post- Modification
Troubled Debt Restructurings
Commercial, financial and agricultural	0	$0	$0	4	$637	$613
Real estate construction - commercial	0	0	0	1	43	41
Real estate mortgage - residential	3	2,156	1,992	5	657	657
Real estate mortgage - commercial	1	1,282	1,282	2	645	644
Consumer	0	0	0	2	44	44
Total	4	$3,438	$3,274	14	$2,026	$1,999

(1) The amounts reported post-modification are inclusive of all partial pay-downs and charge-offs, and no portion of the debt was forgiven. Loans modified as a TDR that were fully paid down, charged-off or foreclosed upon during the period ended are not reported.

The Company’s portfolio of loans classified as TDRs include concessions such as interest rates below the current market rate, deferring principal payments, and extending maturity dates. Once a loan becomes a TDR, it will continue to be reported as a TDR until it is ultimately repaid in full, charged-off, or the collateral for the loan is foreclosed and sold. The Company considers a loan in TDR status in default when the borrower’s payment according to the modified terms is at least 90 days past due or has defaulted due to expiration of the loan’s maturity date. During the year ended December 31, 2013, four loans meeting the TDR criteria were modified compared to fourteen loans during the year ended December 31, 2012. There were no

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

loans modified as a TDR that defaulted during the year December 31, 2013, and within twelve months of their modification date compared to one loan during the year ended December 31, 2012.

(3)               Real Estate  and Other Assets Acquired in Settlement of Loans

(in thousands)	2013	2012
Commercial	$0	$329
Real estate construction - residential	114	112
Real estate construction - commercial	10,020	13,392
Real estate mortgage - residential	830	1,227
Real estate mortgage - commercial	8,537	14,201
Repossessed assets	41	468
Total	$19,542	$29,729
Less valuation allowance for other real estate owned	(4,675)	(6,137)
Total other real estate owned and foreclosed assets	$14,867	$23,592

Changes in the net carrying amount of other real estate owned and repossessed assets for the years ended December 31, 2011 2012, and 2013, respectively, were as follows:

Balance at December 31, 2011	$22,997
Additions	16,869
Proceeds from sales	(8,571)
Charge-offs against the valuation allowance for other real estate owned	(1,553)
Repossessed assets impairment write-downs	(330)
Net gain on sales	317
Balance at December 31, 2012	$29,729
Additions	4,613
Proceeds from sales	(9,641)
Charge-offs against the valuation allowance for other real estate owned, net	(4,829)
Repossessed assets impairment write-downs	(189)
Net loss on sales	(141)
Total other real estate owned and repossessed assets	$19,542
Less valuation allowance for other real estate owned	(4,675)
Balance at December 31, 2013	$14,867

During the years ended December 31, 2013 and 2012, net charge-offs against the allowance for loan losses at the time of foreclosure were approximately $800,000 and $6.7 million, respectively.

Activity in the valuation allowance for other real estate owned in settlement of loans for the years ended December 31, 2013, 2012 and 2011, respectively, is summarized as follows:

(in thousands)	2013	2012	2011
Balance, beginning of year	$6,137	$6,977	$6,158
Provision for other real estate owned	3,367	713	1,252
Charge-offs	(4,829)	(1,553)	(433)
Balance, end of year	$4,675	$6,137	$6,977

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

(4)               Investment Securities

The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2013 and 2012 are as follows:

		Gross	Gross
	Amortized	unrealized	unrealized
(in thousands)	cost	gains	losses	Fair value
December 31, 2013
U.S. Treasury	$1,000	$3	$0	$1,003
Government sponsored enterprises	61,006	377	767	60,616
Asset-backed securities	112,747	817	3,191	110,373
Obligations of states and political subdivisions	33,637	568	212	33,993
Total available for sale securities	$208,390	$1,765	$4,170	$205,985

December 31, 2012
U.S. Treasury	$2,000	$30	$0	$2,030
Government sponsored enterprises	54,327	853	0	55,180
Asset-backed securities	104,607	3,276	11	107,872
Obligations of states and political subdivisions	33,959	1,222	17	35,164
Total available for sale securities	$194,893	$5,381	$28	$200,246

All of the Company’s investment securities are classified as available for sale. Agency bonds and notes, agency mortgage-backed securities and agency collateralized mortgage obligations (CMO) include securities issued by the Government National Mortgage Association (GNMA), a U.S. government agency, and the Federal National Mortgage Association (FNMA), the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal Home Loan Bank (FHLB), which are U.S. government-sponsored enterprises.

Investment securities that are classified as restricted equity securities primarily consist of Federal Home Loan Bank stock and the Company’s interest in statutory trusts. These securities are reported at cost in other assets in the amount of $4.0 million and $3.9 million as of December 31, 2013 and 2012, respectively.

Debt securities with carrying values aggregating approximately $145.8 million and $146.4 million at December 31, 2013 and December 31, 2012, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2013, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized	Fair
(in thousands)	cost	value
Due in one year or less	$6,896	$6,939
Due after one year through five years	55,859	56,351
Due after five years through ten years	31,757	31,244
Due after ten years	1,131	1,078
Total	95,643	95,612
Asset-backed securities	112,747	110,373
Total available for sale securities	$208,390	$205,985

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2013 and December 31, 2012 were as follows:

	Less than 12 months		12 months or more		Total	Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses
At December 31, 2013
Government sponsored enterprises	$25,771	$(767)	$0	$0	$25,771	$(767)
Asset-backed securities	76,048	(2,940)	5,941	(251)	81,989	(3,191)
Obligations of states and political subdivisions	6,907	(159)	450	(53)	7,357	(212)
Total	$108,726	$(3,866)	$6,391	$(304)	$115,117	$(4,170)

(in thousands)
At December 31, 2012
Government sponsored enterprises	$1,044	$0	$0	$0	$1,044	$0
Asset-backed securities	4,729	(11)	0	0	4,729	(11)
Obligations of states and political subdivisions	2,114	(17)	150	0	2,264	(17)
Total	$7,887	$(28)	$150	$0	$8,037	$(28)

The total available for sale portfolio consisted of approximately 348 securities at December 31, 2013. The portfolio included 96 securities having an aggregate fair value of $115.1 million that were in a loss position at December 31, 2013. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer totaled $6.4 million at fair value. The $4.2 million aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2013 was caused by interest rate fluctuations. The total available for sale portfolio consisted of approximately 380 securities at December 31, 2012. The portfolio included 14 securities having an aggregate fair value of $8.0 million that were in a loss position at December 31, 2012. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer totaled $150,000 at fair value. The $28,000 aggregate unrealized loss included in other comprehensive income at December 31, 2012 was caused by interest rate fluctuations. Because the decline in fair value is attributable to changes in interest rates and not credit quality these investments were not considered other-than-temporarily impaired at December 31, 2013 and 2012, respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

The table presents the components of investment securities gains and losses which have been recognized in earnings:

(in thousands)	2013	2012	2011
Gains realized on sales	$786	$26	$0
Losses realized on sales	(8)	0	0
Other-than-temporary impairment recognized	0	0	0
Investment securities gains	$778	$26	$0

(5)                     Premises and Equipment

A summary of premises and equipment at December 31, 2013 and 2012 is as follows:

(in thousands)	2013	2012
Land and land improvements	$10,073	$10,073
Buildings and improvements	33,730	34,174
Furniture and equipment	11,627	12,250
Construction in progress	2,402	155
Total	57,832	56,652
Less accumulated depreciation	19,753	19,631
Premises and equipment, net	$38,079	$37,021

Depreciation expense for the years ended December 31, 2013, 2012, and 2011 was as follows:

(in thousands)	2013	2012	2011
Depreciation expense	$1,605	$1,858	$1,940

(6)                     Intangible Assets

Core Deposit Intangible Asset

A summary of core deposit intangible assets at December 31, 2013 and 2012 is as follows:

	2013			2012
	Gross			Gross
	Carrying	Accumulated	Net	Carrying	Accumulated	Net
(in thousands)	Amount	Amortization	Amount	Amount	Amortization	Amount
Core deposit intangible	$4,795	$(4,795)	$—	$4,795	$(4,660)	$135

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

Changes in the net carrying amount of core deposit intangible assets for the years ended December 31, 2013, 2012, and 2011 is as follows:

(in thousands)	2013	2012	2011
Balance at beginning of year	$135	$543	$978
Additions	0	0	0
Amortization	(135)	(408)	(435)
Balance at end of year	$0	$135	$543

Mortgage Servicing Rights

On January 1, 2012, the Company opted to measure mortgage servicing rights at fair value as permitted by Accounting Standards Codification (ASC) Topic 860-50, Accounting for Servicing Financial Assets. The election of this option resulted in the recognition of a cumulative effect of change in accounting principle of $459,890, which was recorded as an increase to beginning retained earnings. As such, effective January 1, 2012, changes in the fair value of mortgage servicing rights have been recognized in earnings in non-interest income in the period in which the change occurred.

At December 31, 2013 and 2012, respectively, the Company serviced mortgage loans for others totaling $322.5 million and $310.6 million, respectively. Mortgage loan servicing fees, reported as non-interest income, earned on loans sold were $901,000, $878,000, and $863,000, for the years ended December 31, 2013, 2012, and 2011, respectively.

The table below presents changes in mortgage servicing rights (MSRs) for the years ended December 31, 2013, 2012, and 2011.

(in thousands)	2013	2012	2011
Balance at beginning of year	$2,549	$2,308	$2,356
Re-measurement to fair value upon election to measure servicing rights at fair value	0	742	0
Originated mortgage servicing rights	512	830	760
Changes in fair value:
Due to change in model inputs and assumptions (1)	723	241	0
Other changes in fair value (2)	(748)	(1,572)	0
Amortization	0	0	(808)
Balance at end of year	$3,036	$2,549	$2,308

(1)         The change in fair value resulting from changes in valuation inputs or assumptions used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates.

(2)         Other changes in fair value reflect changes due to customer payments and passage of time. This also includes a one time adjustment of a $538,000 correction of an immaterial prior period error due to changing from the straight-line amortization method to an accelerated amortization method of accounting for amortizing MSRs in prior years. If the aforementioned was corrected as of December 31, 2011, the balance at the beginning of the period would have been $1.8 million.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

The following key data and assumptions were used in estimating the fair value of the Company’s mortgage servicing rights as of the years ended December 31, 2013 and 2012:

	2013	2012
Weighted-Average Constant Prepayment Rate	9.48%	18.60%
Weighted-Average Note Rate	4.01%	4.22%
Weighted-Average Discount Rate	9.06%	7.99%
Weighted-Average Expected Life (in years)	6.10	3.90

(7)                     Deposits

The scheduled maturities of total time deposits as of the years ended December 31, 2013 and 2012 were as follows:

(in thousands)	2013	2012
Due within:
One year	$231,644	$280,477
Two years	58,844	65,220
Three years	30,767	23,482
Four years	12,662	11,984
Five years	16,087	12,139
Total	$350,004	$393,302

At December 31, 2013 and 2012, the Company had certificates and other time deposits in denominations of $100,000 or more with maturities as follows:

(in thousands)	2013	2012
Due within:
Three months or less	$32,647	$37,166
Over three months through six months	14,435	18,690
Over six months through twelve months	27,055	33,265
Over twelve months	37,530	31,656
Total	$111,667	$120,777

The Federal Reserve Bank required the Bank to maintain cash or balances of $1.3 million and $1.4 million at December 31, 2013 and 2012, respectively, to satisfy reserve requirements.

Average compensating balances held at correspondent banks were $315,000 and $1.6 million at December 31, 2013 and 2012, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

(8)                     Borrowings

Federal Funds Purchased and Securities Sold under Agreements to Repurchase (Repurchase Agreements)

Information relating to federal funds purchased and repurchase agreements is as follows:

(in thousands)	Year End Weighted Rate	Average Weighted Rate	Average Balance Outstanding	Maximum Outstanding at any Month End	Balance at December 31,
2013
Federal funds purchased	0.4%	0.4%	$635	$13,503	$13,503
Short-term repurchase agreements	0.1	0.1	19,913	25,007	17,581
Total					$31,084
2012
Federal funds purchased	0.0%	0.6%	$412	$345	$0
Short-term repurchase agreements	0.1	0.1	22,867	24,734	21,058
Total					$21,058

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Bank’s investment portfolio.

Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $26.5 million on an unsecured basis and $4.7 million on a secured basis at December 31, 2013.

Subordinated Notes and Other Borrowings

Other borrowings of the Company consisted of the following:

			2013		2012
(in thousands)	Borrower	Maturity Date	Year End Balance	Year End Weighted Rate	Year End Balance	Year End Weighted Rate
FHLB advances	The Bank	2014	$0	na	$10,126	1.5%
		2015	0	na	0	na
		2016	3,000	0.6%	0	na
		2017	3,000	0.9%	0	na
		2018-19	18,000	2.0%	10,000	2.5%
Total Bank			$24,000		$20,126

Subordinated notes	The Company	2034	$25,774	2.9%	$25,774	3.0%
		2035	23,712	2.1%	23,712	2.1%
Total Company			$49,486		$49,486

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings are secured under a blanket agreement which assigns all investment in FHLB stock, as well as mortgage loans equal to 125% to 175% (based on collateral type) of the outstanding advance balance, to secure amounts borrowed by the Bank. The outstanding balance of $24.0 million includes $10.0 million which the FHLB may call for early payment within the next year. Based upon the collateral pledged to the FHLB at December 31, 2013, the Bank could borrow up to an additional $235.2 million under the agreement.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to a three-month LIBOR rate plus 1.83% and reprices quarterly (2.07% at December 31, 2013). The TPS can be prepaid without penalty at any time after five years from the issuance date.

The TPS represent preferred interests in the trust. The Company invested approximately $712,000 in common interests in the trust and the purchaser in the private placement purchased $23.0 million in preferred interests. The proceeds were used by the trust to purchase from the Company its 30-year deeply subordinated debentures whose terms mirror those stated above for the TPS. The debentures are guaranteed by the Company pursuant to a subordinated guarantee. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The trustee for the TPS holders is U.S. Bank, N.A.. The trustee does not have the power to take enforcement action in the event of a default under the TPS for five years from the date of default. In the event of default, however, the Company would be precluded from paying dividends until the default is cured.

On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (2.94% at December 31, 2013). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.

The Exchange Statutory Trusts are not consolidated in the Company’s financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2013 and 2012 was $49.5 million, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.5 million, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.

(9)                     Income Taxes

The composition of income tax expense for the years ended December 31, 2013, 2012, and 2011 was as follows:

(in thousands)	2013	2012	2011
Current:
Federal	$584	$651	$374
State	71	156	(214)
Total current	655	807	160
Deferred:
Federal	1,485	(197)	386
State	282	(64)	45
Total deferred	1,767	(261)	431
Total income tax expense	$2,422	$546	$591

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

Applicable income tax expense for financial reporting purposes differs from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table for the years ended December 31, 2013, 2012, and 2011 are as follows:

	2013		2012		2011
(in thousands)	Amount	%	Amount	%	Amount	%
Income before provision for income tax expense	$7,396		$3,368		$3,448
Tax at statutory Federal income tax rate	$2,515	34.00%	$1,145	34.00%	$1,172	34.00%
Tax-exempt income	(353)	(11.27)	(380)	(11.27)	(404)	(11.72)
State income tax, net of Federal tax benefit	233	3.15	61	1.81	(111)	(3.23)
Release of prior year over accrual	0	0.00	(371)	(11.01)	0	0.00
Other, net	27	6.87	91	2.70	(66)	(1.91)
Provision for income tax expense	$2,422	32.75%	$546	16.23%	$591	17.14%

The components of deferred tax assets and deferred tax liabilities at December 31, 2013 and 2012 are as follows:

(in thousands)	2013	2012
Deferred tax assets:
Allowance for loan losses	$5,213	$5,640
Impairment of other real estate owned	1,771	2,774
Goodwill	2,134	2,483
Available-for-sale securities	914	0
Deferred taxes on pension	0	997
Nonaccrual loan interest	1,015	940
Core deposit intangible	822	904
Pension	896	450
Deferred compensation	44	36
Other	322	449
Total deferred tax assets	$13,131	$14,673
Deferred tax liabilities:
Available-for-sale securities	$0	$2,088
Premises and equipment	988	958
Mortgage servicing rights	1,114	908
Deferred taxes on pension	328	0
Assets held for sale	112	110
FHLB stock dividend	100	100
Other	72	1
Total deferred tax liabilities	2,714	4,165
Net deferred tax asset	$10,417	$10,508

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2013 and, therefore, did not establish a valuation reserve.

At December 31, 2013, the accumulation of prior years’ earnings representing tax bad debt deductions of the Bank was $2.9 million. If these tax bad debt reserves were charged for losses other than bad debt losses, the Bank would be required to recognize taxable income in the amount of the charge. It is not contemplated that such tax-restricted retained earnings will be used in a manner that would create federal income tax liabilities.

The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. As a result of the lapse of the statue of limitations for the 2007 tax year, the Company recognized $340,351 of gross unrecognized tax benefits and $30,969 of accrued interest which resulted in a decrease in the effective tax rate for the year ended December 31, 2011. As of December 31, 2013, 2012, and 2011, respectively, the Company did not have any uncertain tax provisions.

A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

	2013	2012	2011
Unrecognized tax benefits as of January 1,	$0	$0	$340,351
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during prior years	0	0	0
Gross amounts of the increases and decreases in unrecognized tax benefits as a result of tax positions taken during year	0	0	0
The amount of decreases in unrecognized tax benefits relating to settlements with taxing authorities	0	0	0
Reductions to unrecognized benefits as a result of a lapse of the applicable statute of limitations	0	0	(340,351)
Unrecognized tax benefits as of December 31,	$0	$0	$0

(10)              Stockholders’ Equity

Accumulated Other Comprehensive (Loss) Income

The following details the change in the components of the Company’s accumulated other comprehensive (loss) income for the year ended December 31, 2013:

			Accumulated
		Unrecognized Net	Other
		Pension and	Comprehensive
	Unrealized Loss	Postretirement	(Loss)
(in thousands)	on Securities (1)	Costs (2)	Income
Balance, December 31, 2012	$3,265	$(1,440)	$1,825
Other comprehensive (loss) income, before reclassifications, net of tax	(4,274)	3,488	(786)
Amounts reclassified from accumulated other comprehensive income, net of tax	(482)	(1,326)	(1,808)
Other comprehensive (loss) income, net of tax	(4,756)	2,162	(2,594)
Balance, December 31, 2013	$(1,491)	$722	$(769)

(1) The pre-tax amounts reclassified from accumulated other comprehensive (loss) income are included in gain on sale of investment securities in the consolidated statements of income.

(2) The pre-tax amounts reclassified from accumulated other comprehensive income are included in the computation of net periodic pension cost. (see Note 11)

(11)              Employee Benefit Plans

Employee benefits charged to operating expenses are summarized in the table below for the years ended December 31, as indicated.

(in thousands)	2013	2012	2011
Payroll taxes	$1,106	$1,127	$1,098
Medical plans	1,915	1,772	1,676
401k match	309	298	291
Pension plan	1,173	1,224	907
Profit-sharing	118	58	0
Other	219	317	250
Total employee benefits	$4,840	$4,796	$4,222

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

Pension

The Company provides a noncontributory defined benefit pension plan for all full-time employees. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company has not made any contributions to the defined benefit plan for the current plan year. The minimum required contribution for the 2014 plan year is estimated to be $1.3 million. The Company has not determined whether it will make any contributions other than the minimum required funding contribution for 2014.

Obligations and Funded Status at December 31,

(in thousands)	2013	2012
Change in projected benefit obligation:
Balance, January 1	$15,342	$14,217
Service cost	1,174	1,168
Interest cost	646	667
Actuarial gain	(1,991)	(458)
Benefits paid	(319)	(252)
Balance, December 31	$14,852	$15,342

Change in plan assets:
Fair value, January 1	$11,707	$10,034
Actual return on plan assets	2,220	1,193
Employer contribution	0	766
Expenses paid	(76)	(34)
Benefits paid	(319)	(252)
Fair value, December 31	$13,532	$11,707
Funded status at end of year	$(1,320)	$(3,635)
Accumulated benefit obligation	$12,298	$12,564

Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income

The following items are components of net pension cost for the years ended December 31, as indicated:

(in thousands)	2013	2012	2011
Service cost—benefits earned during the year	$1,174	$1,168	$931
Interest costs on projected benefit obligations	646	667	604
Expected return on plan assets	(797)	(776)	(706)
Expected administrative expenses	40	40	0
Amortization of prior service cost	79	79	78
Amortization of unrecognized net loss	31	46	0
Net periodic pension expense	$1,173	$1,224	$907

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income (loss) at December 31, 2013 and 2012 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

(in thousands)	2013	2012
Prior service costs	$(522)	$(600)
Net accumulated actuarial net loss	1,560	(1,849)
Accumulated other comprehensive gain (loss)	1,038	(2,449)
Net periodic benefit cost in excess of cumulative employer contributions	(2,358)	(1,186)
Net amount recognized at December 31, balance sheet	$(1,320)	$(3,635)
Net gain arising during period	$3,378	$881
Prior service cost amortization	79	79
Amortization of net actuarial loss	31	46
Total recognized in other comprehensive income (loss)	$3,488	$1,006
Total recognized in net periodic pension cost and other comprehensive income (loss)	$(2,315)	$218

The estimated prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic cost in 2014 is $79,000. During 2014, $30,000 is the estimated amount of actuarial loss subject to amortization into net periodic pension cost.

Assumptions utilized to determine benefit obligations as of December 31, 2013, 2012 and 2011 and to determine pension expense for the years then ended are as follows:

	2013	2012	2011
Determination of benefit obligation at year end:
Discount rate	5.00%	4.25%	4.75%
Annual rate of compensation increase	3.73%	3.61%	4.50%
Determination of pension expense for year ended:
Discount rate for the service cost	5.00%	4.75%	5.75%
Annual rate of compensation increase	3.73%	3.61%	4.50%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%

The assumed overall expected long-term rate of return on pension plan assets used in calculating 2013 pension expense was 7.0%. Determination of the plan’s rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company’s plan assets have experienced the following annual returns: 19.1% in 2013, 11.4% in 2012, 0.1% in 2011, 12.4% in 2010, and 22.0% in 2009. The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan’s investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Due to a decrease in discount rates used in the actuarial calculation of plan income, the Company expects to incur $945,000 of expense in 2014 compared to $1.2 million in 2013.

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

December 31, 2013, 2012, and 2011

The Company regularly reviews its policies on the investment mix and may make changes depending on economic conditions and perceived investment mix.

The fair value of the Company’s pension plan assets at December 31, 2013 and 2012 by asset category were as follows:

		Fair Value Measurements
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2013
Cash equivalents	$675	$675	$0	$0
Equity securities:
U.S. large-cap (a)	6,506	6,506	0	0
U.S. mid-cap (b)	820	820	0	0
U.S. small-cap (c)	1,151	1,151	0	0
International (d)	2,016	2,016	0	0
Real estate (e)	387	387	0	0
Commodities (f)	319	319	0	0
Fixed income securities:
U.S. gov’t agency obligations (g)	1,450	0	1,450	0
Corporate investment grade (g)	209	0	209	0
Corporate non-investment grade (g)	0	0	0	0
Total	$13,533	$11,874	$1,659	$0
December 31, 2012
Cash equivalents	$485	$485	$0	$0
Equity securities:
U.S. large-cap (a)	4,335	4,335	0	0
U.S. mid-cap (b)	575	575	0	0
U.S. small-cap (c)	635	635	0	0
International (d)	1,670	1,670	0	0
Real estate (e)	395	395	0	0
Commodities (f)	370	370	0	0
Fixed income securities:
U.S. gov’t agency obligations (g)	2,726	0	2,726	0
Corporate investment grade (g)	416	0	416	0
Corporate non-investment grade (g)	100	0	100	0
Total	$11,707	$8,465	$3,242	$0

(a) This category is comprised of low-cost equity index funds not actively managed that track the S&P 500.

(b) This category is comprised of low-cost equity index funds not actively managed that track the MSCI U.S. mid-cap 450.

(c) This category is comprised of actively managed mutual funds.

(d) 32% and 37% at December 31, 2013 and 2012, respectively, of this category is comprised of low-cost equity index funds not actively managed that track the MSCI EAFE.

(e) This category is comprised of low-cost real estate index exchange traded funds.

(f) This category is comprised of exchange traded funds investing in agricultural and energy commodities.

(g) This category is comprised of individual bonds.

The following future benefit payments are expected to be paid:

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

Year	Pension benefits
(in thousands)
2014	$438
2015	462
2016	483
2017	583
2018	609
2019 to 2023	4,184

(12)              Stock Compensation

The Company’s stock option plan provides for the grant of options to purchase up to 547,492 shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries. All options have been granted at exercise prices equal to fair value and vest over periods ranging from four to five years, except options issued in 2008 to acquire 11,578 shares that vested immediately.

The following table summarizes the Company’s stock option activity:

				Weighted average
	Number of shares			exercise price
	December 31			December 31
	2013	2012	2011	2013	2012	2011
Outstanding, beginning of year	223,951	286,977	287,186	$23.74	$22.46	$22.46
Granted	0	0	0	0.00	0.00	0.00
Exercised	0	0	0	0.00	0.00	0.00
Forfeited	0	0	0	0.00	0.00	0.00
Expired	(102,546)	(63,026)	(209)	23.26	17.94	17.27
Outstanding, end of year	121,405	223,951	286,977	$24.14	$23.74	$22.46
Exercisable, end of year	106,888	205,616	258,206	$24.43	$23.81	$22.53

Options have been adjusted to reflect a 4% stock dividend paid on July 1, 2013.

Options outstanding at December 31, 2013 had a weighted average remaining contractual life of approximately 2.5 years and no intrinsic value. Options outstanding at December 31, 2012 had a weighted average remaining contractual life of approximately 3.0 years and no intrinsic value. No stock options were granted during the years presented above.

Options exercisable at December 31, 2013 had a weighted average remaining contractual life of approximately 2.3 years and no intrinsic value. Options exercisable at December 31, 2012 had a weighted average remaining contractual life of approximately 2.8 years and no intrinsic value. No stock options were exercised during the years presented above.

Total stock-based compensation expense for the years ended December 31, 2013, 2011, and 2010 was $19,000, $29,000, and $58,000, respectively. As of December 31, 2013, the total unrecognized compensation expense related to non-vested stock awards was $50,000 and the related weighted average period over which it is expected to be recognized is approximately 1.7 years.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

(13)              Preferred Stock

On December 19, 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), a voluntary program that provides capital to financially healthy banks. This program was designed to attract broad participation by banking institutions to help stabilize the financial system by encouraging lending.

Participating in this program included the Company’s issuance of 30,255 shares of senior preferred stock (with a par value of $1,000 per share) and a ten year warrant to purchase approximately 287,133 shares of common stock (see below for additional information) to the U.S. Department of Treasury in exchange for $30.3 million. On May 9, 2012, the Company redeemed 12,000 shares of preferred stock from the U.S. Department of Treasury by repaying $12.0 million of the $30.3 million CPP funds along with $140,000 of accrued and unpaid dividends on the shares redeemed. Related to these shares was an additional $300,000 of accretion that was recognized at the time of the redemption. On May 15, 2013, the Company redeemed the remaining 18,255 shares of preferred stock from the U.S. Department of Treasury by repaying the $18.3 million of the CPP funds along with $228,187 of accrued and unpaid dividends on the shares redeemed. Related to these shares was an additional $182,209 of accretion that was recognized at the time of the redemption.

The common stock warrant was repurchased by the Company on June 11, 2013 pursuant to a letter agreement between the Treasury and the Company for a total repurchase price of $540,000, or $1.88 per warrant share. The repurchase price was based on the fair market value of the warrant as agreed upon by the Company and the Treasury. The repurchase of the warrant ends the Company’s participation in the U.S Treasury Department’s CPP. For the year ended December 31, 2013, the Company had declared and paid $456,000 of dividends and recognized $278,000 of accretion of the discount on preferred stock.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

(14)              Earnings per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the year. The calculations of basic and diluted earnings per share are as follows for the years indicated:

	2013	2012	2011
Basic earnings per common share:
Net income	$4,974	$2,822	$2,857
Less:
Preferred stock dividends	337	1,125	1,513
Accretion of discount on preferred stock	278	659	476
Net income available to common shareholders	$4,359	$1,038	$868
Basic earnings per share	$0.87	$0.21	$0.17

Diluted earnings per common share:
Net income	$4,974	$2,822	$2,857
Less:
Preferred stock dividends	337	1,125	1,513
Accretion of discount on preferred stock	278	659	476
Net income available to common shareholders	$4,359	$1,038	$868
Average shares outstanding	5,032,679	5,032,679	5,032,679
Effect of dilutive stock options	0	0	0
Average shares outstanding including dilutive stock options	5,032,679	5,032,679	5,032,679
Diluted earnings per share	$0.87	$0.21	$0.17

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

The following options to purchase shares during the years ended December 31, 2013, 2012 and 2011 were not included in the respective computations of diluted earnings per share because the exercise price of the option, when combined with the effect of the unamortized compensation expense, was greater than the average market price of the common shares and were considered anti-dilutive.

	2013	2012	2011
Anti-dilutive shares - option shares	121,405	223,951	286,977
Anti-dilutive shares - warrant shares	—	298,618	298,618
Total anti-dilutive shares	121,405	522,569	585,595

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

(15)              Capital Requirements

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

Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2013 and 2012, the Company and the Bank met all capital adequacy requirements.

As of December 31, 2013, the most recent notification from the regulatory authorities categorized the bank as well- capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank’s categories.

			Minimum		Well-Capitalized
	Actual		Capital Requirements		Capital Requirements
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Total capital (to risk-weighted assets):
Company	$133,638	15.33%	$69,728	8.00%	N.A.	N.A.	%
Bank	122,959	14.29	68,842	8.00	$0	10.00
Tier I capital (to risk-weighted assets):
Company	$99,398	11.40%	$34,864	4.00%	N.A.	N.A.	%
Bank	112,166	13.03	34,421	4.00	$0	6.00
Tier I capital (to adjusted average assets):
Company	$99,398	8.80%	$33,876	3.00%	$ N.A.	N.A.	%
Bank	112,166	10.04	33,517	3.00	0	5.00

(in thousands)
December 31, 2012
Total capital (to risk-weighted assets):
Company	$148,889	16.83%	$70,759	8.00%	N.A.	N.A.	%
Bank	131,126	15.12	69,375	8.00	$86,715	10.00
Tier I capital (to risk-weighted assets):
Company	$120,138	13.58%	$35,380	4.00%	N.A.	N.A.	%
Bank	120,243	13.87	34,686	4.00	$52,029	6.00
Tier I capital (to adjusted average assets):
Company	$120,138	10.37%	$34,762	3.00%	$ N.A.	N.A.	%
Bank	120,243	10.60	34,037	3.00	56,729	5.00

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

(16)              Fair Value Measurements

The Company uses fair value measurements to record fair value adjustments to certain financial and nonfinancial assets and liabilities. The FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The standard applies whenever other standards require (permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, FASB clarified the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. As of December 31, 2013 and 2012, respectively, there were no transfers into or out of Levels 1-3.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

		Fair Value Measurements
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2013
Assets:
U.S. treasury	$1,003	$1,003	$0	$0
Government sponsored enterprises	60,616	0	60,616	0
Asset-backed securities	110,373	0	110,373	0
Obligations of states and political subdivisions	33,993	0	33,993	0
Mortgage servicing rights	3,036	0	0	3,036
Total	$209,021	$1,003	$204,982	$3,036

December 31, 2012
Assets:
U.S. treasury	$2,030	$2,030	$0	$0
Government sponsored enterprises	55,180	0	55,180	0
Asset-backed securities	107,872	0	107,872	0
Obligations of states and political subdivisions	35,164	0	35,164	0
Mortgage servicing rights	2,549	0	0	2,549
Total	$202,795	$2,030	$198,216	$2,549

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

Fair Value Measurements Using
Significant Unobservable Inputs
(Level 3)
(in thousands)	Mortgage Servicing Rights
Balance at December 31, 2011	$0
Transfer into level 3	3,050
Total gains or losses (realized/unrealized):
Included in earnings	(1,331)
Included in other comprehensive income	0
Purchases	0
Sales	0
Issues	830
Settlements	0
Balance at December 31, 2012	$2,549
Total gains or losses (realized/unrealized):
Included in earnings	(25)
Included in other comprehensive income	0
Purchases	0
Sales	0
Issues	512
Settlements	0
Balance at December 31, 2013	$3,036

Total gains for the years ended included in earnings attributable to the change in unrealized gains or losses related to assets still held were $723,000 and $241,000 at December 31, 2013 and 2012, respectively.

	Quantitative Information about Level 3 Fair Value Measurements
	Valuation Technique	Unobservable Inputs	Input Value
			2013	2012
Mortgage servicing rights	Discounted cash flows	Weighted average constant prepayment rate	9.48%	18.60%
		Weighted average discount rate	9.06%	7.99%

Valuation methods for instruments measured at fair value on a nonrecurring basis

Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:

Impaired Loans

The Company does not record loans at fair value on a recurring basis other than loans that are considered impaired. The net carrying value of impaired loans is generally based on fair values of the underlying collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. Once the fair value of the collateral has been determined and any impairment amount calculated, a specific reserve allocation is made. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2013, the Company identified $16.3 million in impaired loans that had specific allowances for losses aggregating $4.8 million. Related to these loans, there was $3.2 million in charge-offs recorded during the year ended December 31, 2013. As of December 31, 2012, the Company identified $24.6 million in impaired loans that had specific

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

allowances for losses aggregating $4.0 million. Related to these loans, there was $5.2 million in charge-offs recorded during the year ended December 31, 2012.

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

		Fair Value Measurements Using
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Total	Assets	Inputs	Inputs	Total Gains
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)	(Losses)*
December 31, 2013
Assets:
Impaired loans:
Commercial, financial, & agricultural	$827	$0	$0	$827	$(735)
Real estate construction - residential	1,768	0	0	1,768	(119)
Real estate construction - commercial	210	0	0	210	(498)
Real estate mortgage - residential	3,022	0	0	3,022	(376)
Real estate mortgage - commercial	5,616	0	0	5,616	(1,457)
Consumer	27	0	0	27	0
Total	$11,470	$0	$0	$11,470	$(3,185)
Other real estate owned and repossessed assets	$14,867	$0	$0	$14,867	$(5,395)

December 31, 2012
Assets:
Impaired loans:
Commercial, financial, & agricultural	$672	$0	$0	$672	$(1,659)
Real estate construction - residential	64	0	0	64	0
Real estate construction - commercial	5,341	0	0	5,341	0
Real estate mortgage - residential	2,763	0	0	2,763	(839)
Real estate mortgage - commercial	11,726	0	0	11,726	(2,716)
Consumer	44	0	0	44	0
Total	$20,610	$0	$0	$20,610	$(5,214)
Other real estate owned and repossessed assets	$23,592	$0	$0	$23,592	$(4,378)

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

(17)              Fair Value of Financial Instruments

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

Cash Surrender Value —Life Insurance

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

December 31, 2013, 2012, and 2011

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2013 and 2012 is as follows:

			December 31, 2013
			Fair Value Measurements
			Quoted Prices
			in Active		Net
			Markets for	Other	Significant
	December 31, 2013		Identical	Observable	Unobservable
	Carrying	Fair	Assets	Inputs	Inputs
(in thousands)	amount	value	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and due from banks	$27,079	$27,079	$27,079	$0	$0
Federal funds sold and overnight interest-bearing deposits	1,360	1,360	1,360	0	0
Investment in available-for-sale securities	205,985	205,985	1,003	204,982	0
Loans, net	825,828	829,223	0	0	829,223
Investment in FHLB stock	2,354	2,354	0	2,354	0
Mortgage servicing rights	3,036	3,036	0	0	3,036
Cash surrender value - life insurance	2,213	2,213		2,213	0
Accrued interest receivable	4,999	4,999	4,999	0	0
	$1,072,854	$1,076,249	$34,441	$209,549	$832,259
Liabilities:
Deposits:
Non-interest bearing demand	$187,382	$187,382	$187,382	$0	$0
Savings, interest checking and money market	419,085	419,085	419,085	0	0
Time deposits	350,004	352,432	0	0	352,432
Federal funds purchased and securities sold under agreements to repurchase	31,084	31,084	31,084	0	0
Subordinated notes	49,486	32,048	0	32,048	0
Federal Home Loan Bank advances	24,000	25,366	0	25,366	0
Accrued interest payable	426	426	426	0	0
	$1,061,467	$1,047,823	$637,977	$57,414	$352,432

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

			December 31, 2012
			Fair Value Measurements
			Quoted Prices
			in Active		Net
			Markets for	Other	Significant
	December 31, 2012		Identical	Observable	Unobservable
	Carrying	Fair	Assets	Inputs	Inputs
(in thousands)	amount	value	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and due from banks	$31,020	$31,020	$31,020	$0	$0
Federal funds sold and overnight interest-bearing deposits	27,857	27,857	27,857	0	0
Investment in available-for-sale securities	200,246	200,246	2,030	198,216	0
Loans, net	832,142	834,824	0	0	834,824
Investment in FHLB stock	2,278	2,278	0	2,278	0
Mortgage servicing rights	2,549	2,549	0	0	2,549
Cash surrender value - life insurance	2,136	2,136	0	2,136	0
Accrued interest receivable	5,190	5,190	5,190	0	0
	$1,103,418	$1,106,100	$66,097	$202,630	$837,373
Liabilities:
Deposits:
Non-interest bearing demand	$192,271	$192,271	$192,271	$0	$0
Savings, interest checking and money market	405,702	405,702	405,702	0	0
Time deposits	393,302	397,986	0	0	397,986
Federal funds purchased and securities sold under agreements to repurchase	21,058	21,058	21,058	0	0
Subordinated notes	49,486	13,154	0	13,154	0
Federal Home Loan Bank advances	20,126	20,651	0	20,651	0
Accrued interest payable	909	909	909	0	0
	$1,082,854	$1,051,731	$619,940	$33,805	$397,986

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

(18)              Repurchase Reserve Liability

The Company’s repurchase reserve liability for estimated losses incurred on sold loans that are included in gain on sales of mortgage loans was $160,000 at December 31, 2013. This liability represents management’s estimate of the potential repurchase or make-whole liability for residential mortgage loans originated for sale that may arise from representation and warranty claims that could relate to a variety of issues, including but not limited to, misrepresentation of facts, appraisal issues, or program requirements that may not meet investor guidelines. Although the Company has not experienced any historical repurchase losses, it was notified during the third quarter of 2013 by one of its two investors, Freddie Mac, that fifteen loans which were foreclosed upon from 2007 to the present, are being reviewed for quality control purposes and may result in loss indemnification payments to the investor as reimbursement for losses. The balance of these loans at foreclosure date totaled $1.5 million. During the fourth quarter of 2013 and through March 31, 2014, the Company settled these loan foreclosures resulting in payments totaling $119,000 for reimbursement of costs incurred by Freddie Mac on three of these foreclosures. The remaining twelve foreclosures were settled without incurring any additional costs. At December 31, 2013, the Company was servicing 3,114 loans sold to the secondary market with a balance of approximately $322.5 million compared to 3,057 loans sold with a balance of approximately $310.6 million at December 31, 2012.

(19)              Commitments and Contingencies

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

The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2013, no amounts have been accrued for any estimated losses for these financial instruments.

The contractual amount of off-balance-sheet financial instruments as of December 31, 2013 and 2012, is as follows:

(in thousands)	2013	2012
Commitments to extend credit	$117,880	$118,412
Commitments to originate residential first and second mortgage loans	8,570	5,171
Standby letters of credit	1,826	2,995

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2013.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

Pending Litigation

The Company and its subsidiaries are defendants in various legal actions incidental to the Company’s past and current business activities. Based on the Company’s analysis, and considering the inherent uncertainties associated with litigation, management does not believe that it is reasonably possible that these legal actions will materially adversely affect the Company’s consolidated financial condition or results of operations in the near term. The Company records a loss accrual for all legal matters for which it deems a loss is probable and can be reasonably estimated. Some legal matters, which are at early stages in the legal process, have not yet progressed to the point where a loss amount can be estimated.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

(20)              Condensed Financial Information of the Parent Company Only

Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:

Condensed Balance Sheets

	December 31,
(in thousands)	2013	2012
Assets
Cash and due from bank subsidiaries	$450	$1,863
Investment in equity securities	1,486	1,486
Investment in subsidiaries	122,413	139,849
Premises and equipment	0	1
Deferred tax asset	130	1,424
Other assets	1,011	1,022
Total assets	$125,490	$145,645

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Other liabilities	1,624	3,939
Stockholders’ equity	74,380	92,220
Total liabilities and stockholders’ equity	$125,490	$145,645

Condensed Statements of Income

	For the Years Ended December 31,
	2013	2012	2011
Income
Interest and dividends received from subsidiaries	$15,039	$4,596	$5,191
Total income	15,039	4,596	5,191
Expenses
Interest on subordinated notes	1,284	1,381	1,301
Other	1,778	2,889	2,605
Total expenses	3,062	4,270	3,906
Income before income tax benefit and
equity in undistributed income of subsidiaries	11,977	326	1,285
Income tax benefit	1,126	2,257	1,368
Equity in undistributed (losses) income of subsidiaries	(8,129)	239	204
Net income	$4,974	$2,822	$2,857

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

Condensed Statements of Cash Flows

	For the Years Ended December 31,
(in thousands)	2013	2012	2011
Cash flows from operating activities:
Net income	$4,974	$2,822	$2,857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1	1	2
Equity in undistributed losses (income) of subsidiaries	8,129	(239)	(204)
Stock based compensation expense	19	29	58
Decrease (increase) in deferred tax asset	1,325	(148)	(274)
Other, net	(182)	(813)	(89)
Net cash provided by operating activities	14,266	1,652	2,350

Cash flows from investing activities:
Investment in subsidiary	4,550	1,072	900
Net cash provided by investing activities	4,550	1,072	900

Cash flows from financing activities:

Redemption of 18,255 and 12,000 shares, respectively, of preferred stock	(18,255)	(12,000)	0
Cash dividends paid - preferred stock	(456)	(1,203)	(1,513)
Cash dividends paid - common stock	(978)	(940)	(904)
Warrant redemption	(540)	0	0
Net cash used in financing activities	(20,229)	(14,143)	(2,417)
Net (decrease) increase in cash and due from banks	(1,413)	(11,419)	833
Cash and due from banks at beginning of year	1,863	13,282	12,449
Cash and due from banks at end of year	$450	$1,863	$13,282

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2013, 2012, and 2011

(21)              Quarterly Financial Information (Unaudited)

					Year
	First	Second	Third	Fourth	to
(In thousands except per share data)	quarter	quarter	quarter	quarter	Date
Year Ended December 31, 2013
Interest income	$11,545	$11,592	$11,298	$11,230	$45,665
Interest expense	1,816	1,777	1,433	1,316	6,342
Net interest income	9,729	9,815	9,865	9,914	39,323
Provision for loan losses	1,000	1,000	0	30	2,030
Noninterest income	3,007	3,088	2,447	2,324	10,866
Noninterest expense	11,934	9,281	9,972	9,576	40,763
Income tax (benefit) expense	(62)	810	771	903	2,422
Net (loss) income	$(136)	$1,812	$1,569	$1,729	$4,974
Preferred stock dividends	223	114	0	0	337
Accretion of discount on preferred stock	72	206	0	0	278
Net income (loss) available to common stockholders	$(431)	$1,492	$1,569	$1,729	$4,359
Net income (loss) per share:
Basic (loss) earnings per share	$(0.09)	$0.30	$0.31	$0.34	$0.87
Diluted (loss) earnings per share	(0.09)	0.30	0.31	0.34	0.87

Year Ended December 31, 2012
Interest income	$12,646	$12,297	$12,151	$12,020	$49,114
Interest expense	1,831	2,125	2,029	1,920	7,905
Net interest income	10,815	10,172	10,122	10,100	41,209
Provision for loan losses	1,700	1,500	4,700	1,000	8,900
Noninterest income	1,970	2,443	2,680	2,633	9,726
Noninterest expense	9,480	10,098	10,378	8,711	38,667
Income tax (benefit) expense	154	277	(704)	819	546
Net income (loss)	$1,451	$740	$(1,572)	$2,203	$2,822
Preferred stock dividends	370	296	228	231	1,125
Accretion of discount on preferred stock	119	396	72	72	659
Net income (loss) available to common stockholders	$962	$48	$(1,872)	$1,900	$1,038
Net income (loss) per share:
Basic earnings (loss) per share	$0.21	$0.01	$(0.39)	$0.39	$0.21
Diluted earnings (loss) per share	0.21	0.01	(0.39)	0.39	0.21

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS

Market Price

The Company’s common stock trades on Nasdaq’s global select market under the stock symbol of “HWBK.” The following table sets forth the range of high and low bid prices of the Company’s common stock by quarter for each quarter in 2013 and 2012 in which the stock was traded.

	High	Low
2013
First Quarter	$11.52	$7.08
Second Quarter	$12.94	$10.66
Third Quarter	$14.99	$12.00
Fourth Quarter	$14.29	$11.85

2012
First Quarter	$7.53	$5.51
Second Quarter	$9.59	$6.66
Third Quarter	$9.98	$8.12
Fourth Quarter	$8.89	$6.77

Shares Outstanding.

As of February 28, 2014, the Company had issued 5,194,537 shares of common stock, of which 5,032,679 shares were outstanding. The outstanding shares were held of record by approximately 1,350 shareholders.

Dividends

The following table sets forth information on dividends paid by the Company in 2013 and 2012.

Dividends Paid
Month Paid	Per Share
January, 2013	$0.05
April, 2013	0.05
July, 2013	0.05
October, 2013	0.05
Total for 2013	$0.20

January, 2012	$0.05
April, 2012	0.05
July, 2012	0.05
October, 2012	0.05
Total for 2012	$0.20

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

Stock Performance Graph

The following performance graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2008, through December 31, 2013. The cumulative total return on investment for each of the periods for the Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at December 31, 2008. The performance graph assumes that the value of an investment in the Company’s common stock and each index was $100 at December 31, 2008 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:

	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13

Hawthorn Bancshares, Inc.	$100.00	$60.54	$58.11	$43.70	$57.70	$98.79
Nasdaq Composite (U.S. Companies)	$100.00	$145.36	$171.74	$170.38	$200.63	$281.22
Index of financial institutions ($1 billion to $5 billion)	$100.00	$71.68	$81.25	$74.10	$91.37	$132.87

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Position with The Company	Position with Subsidiary Bank	Principal Occupation

David T. Turner	Chairman, Chief Executive Officer, President and Director -Class III	Chairman, Chief Executive Officer, President and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Charles G. Dudenhoeffer, Jr.	Director-Class II	Director	Retired

Philip D. Freeman	Director-Class I	Director	Owner/Manager, Freeman Mortuary, Jefferson City, Missouri

Kevin L. Riley	Director-Class III	Director	Co-owner, Riley Chevrolet, Buick, GMC Cadilac, and Riley Toyota Scion, Jefferson City, Missouri

James E. Smith	Director-Class I	Director	Retired

Gus S. Wetzel, II	Director-Class II	Director	Physician, Wetzel Clinic, Clinton, Missouri

W. Bruce Phelps	Chief Financial Officer	Senior Vice President and Chief Financial Officer	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer and Corporate Secretary	Senior Vice President and Chief Risk Officer and Corporate Secretary	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2014 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company’s reasonable expenses in furnishing such exhibits.