Form 10-K, Exhibit 13
period 2014-12-31
HAWTHORN BANCSHARES, INC.
filed 2015-03-31
CIK 893847

Exhibit 13
2014
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Jefferson City, Missouri

March 31, 2015
Dear Shareholders:
I am pleased to report that net income for 2014 increased 76% over 2013 and reached its highest level since 2007. For 2014, Hawthorn reported a net profit of  $7.7 million compared to $4.4 million for 2013. As a result of our 2013 U.S. Treasury debt repayment, all of the Company’s 2014 net income was available to common shareholders, and we are pleased to report 2014 diluted earnings per share of  $1.46 compared to $0.83 for 2013.
Our earnings improvement for 2014 was primarily due to a $4.1 million reduction in foreclosed property expenses and a $2.0 million decrease in the provision for loan losses. Foreclosed property expenses fell largely because we sold a significant portion of foreclosed properties in 2013. Continuation of those sales in 2014 led to our lowest year-end ORE balance since 2009. The decrease in the provision for loan losses resulted from the determination, following continuing, extensive evaluation of loan portfolio risk, that no provision was required for 2014.
Net interest income for 2014 was $39.5 million compared to $39.3 million for 2013. On a tax equivalent basis, Hawthorn’s net interest margin was 3.72% for both 2014 and 2013. Although our net interest margin remained flat due to the historically low rate environment and continued competition for quality loans, it continues to be healthy and exceeds peer averages.
Non-interest income for 2014 was $8.7 million compared to $10.9 million for 2013. The decrease is primarily the result of lower real estate service fees and mortgage sales income and $0.8 million of gains realized in 2013 on the sale of investment securities. Non-interest expense for 2014 was $36.5 million compared to $40.8 million for 2013. The largest contributor to the decrease resulted from lower expenses related to foreclosed properties.
Our Capital levels at December 31, 2014 continue to exceed regulatory well capitalized thresholds with 9.42% of leverage capital and 15.78% of total risk-based capital.
While 2014 was certainly better than 2013, I am still not satisfied with our performance. We must continue to improve upon our 0.66% return on average assets and 9.69% return on average common equity for 2014. As an investor, director and executive officer, I am committed to maintaining strong asset quality, improving earnings performance, sustaining sound and proper capital levels and paying regular dividends.
Our focus remains the same - to prudently and safely grow the company. We have built a structure to deliver quality service to customers. We have developed a team of experienced first class lenders who are bringing in loan opportunities, but also meeting the customer’s treasury management needs. We want, and strive for, the entire customer relationship. While good opportunities to grow exist within our current markets, we are in an excellent position to take advantage of acquisition opportunities that may arise as the banking industry consolidates.
Finally, I would like to reflect on the passing of Director Harold Butzer in 2014. Harold was a strong advisor to our Company for more than 49 years. His contributions to the board and committees will be missed. Also, I would like to welcome Frank Burkhead to our board of directors. Frank was added to our management team in 2014 as Director Charles Dudenhoeffer, Jr. transitioned to advisory director status. Frank is a certified public accountant with much experience in wealth management.
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

We have described under the caption Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and in other reports filed with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that have not been identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Crucial to the Company’s community banking strategy is growth in its commercial banking services, retail mortgage lending and retail banking services. Through the branch network of its subsidiary bank, Hawthorn Bank (the Bank), the Company, with $1.2 billion in assets at December 31, 2014, provides a broad range of commercial and personal banking services. The Bank’s specialties include commercial banking for small and mid-sized businesses, including equipment, operating, commercial real estate, Small Business (SBA) loans, and personal banking services including real estate mortgage lending, installment and consumer loans, certificates of deposit, individual retirement and other time deposit accounts, checking accounts, savings accounts, and money market accounts. Other financial services that the Company provides include trust services that include estate planning, investment and asset management services and a comprehensive suite of cash management services. The geographic areas in which the Company provides products and services include the communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, Branson, and Lee’s Summit, Missouri.
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
The Company’s subsidiary bank is a full-service bank conducting a general banking business, offering its customers checking and savings accounts, debit cards, certificates of deposit, safety deposit boxes and a wide range of lending services, including commercial and industrial loans, residential real estate loans, single payment personal loans, installment loans and credit card accounts. In addition, the Bank provides trust services.
The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent provided by law. The operations of the Bank are supervised and regulated by the FDIC and the Missouri Division of Finance. Periodic examinations of the Bank are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of shareholders. The Company is subject to supervision and examination by the Board of Governors of the Federal Reserve System.

SELECTED CONSOLIDATED FINANCIAL DATA
The following table presents selected consolidated financial information for the Company as of and for each of the years in the five-years ended December 31, 2014. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.
Income Statement Data
(In thousands, except per share data)	2014	2013	2012	2011	2010
Interest income	$44,498	$45,665	$49,114	$53,469	$58,739
Interest expense	5,044	6,342	7,905	10,853	15,753
Net interest income	39,454	39,323	41,209	42,616	42,986
Provision for loan losses	0	2,030	8,900	11,523	15,255
Net interest income after provision for loan losses	39,454	37,293	32,309	31,093	27,731
Non-interest income	8,749	10,866	9,726	9,200	10,481
Non-interest expense	36,507	40,763	38,667	36,845	44,851
Income (loss) before income taxes	11,696	7,396	3,368	3,448	(6,639)
Income tax expense (benefit)	4,042	2,422	546	591	(3,087)
Net income (loss)	7,654	4,974	2,822	2,857	(3,552)
Preferred stock dividends and accretion of discount	0	615	1,784	1,989	1,989
Net income (loss) available to common shareholders	$7,654	$4,359	$1,038	$868	$(5,541)
Dividends on Common Stock
Declared	$1,027	$988	$949	$913	$1,136
Paid	1,017	978	940	904	1,385
Per Share Data
Basic earnings (loss) per common share	$1.46	$0.83	$0.20	$0.17	$(1.06)
Diluted earnings (loss) per common share	1.46	0.83	0.20	0.17	(1.06)
Basic weighted average shares of common stock outstanding	5,233,986	5,233,986	5,233,986	5,233,986	5,233,986
Diluted weighted average shares of common stock outstanding	5,233,986	5,233,986	5,233,986	5,233,986	5,233,986

(In thousands)	2014	2013	2012	2011	2010
Balance Sheet Data (at year end)
Total assets	$1,169,731	$1,140,122	$1,181,606	$1,171,161	$1,200,172
Net loans	852,114	825,828	832,142	829,121	883,908
Investment securities	203,720	209,986	204,171	218,191	185,120
Total deposits	969,514	956,471	991,275	958,224	946,663
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Federal Home Loan Bank advances	43,000	24,000	20,126	28,410	66,986
Stockholders’ equity	80,568	74,380	74,243	73,258	72,647
Total stockholders’ equity	80,568	74,380	92,220	102,576	101,488
Balance Sheet Data (average balances)
Total assets	$1,156,911	$1,159,127	$1,176,384	$1,187,410	$1,236,841
Net loans	839,957	818,525	827,881	851,664	935,603
Investment securities	212,697	224,551	225,119	214,168	171,569
Total deposits	971,777	978,063	971,767	957,965	967,970
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Federal Home Loan Bank advances	29,964	23,256	27,961	42,230	70,456
Stockholders’ equity	78,953	73,259	74,245	75,390	80,735
Total stockholders’ equity	78,953	79,875	96,176	104,455	109,323

Key Ratios
Earnings Ratios
Return (loss) on average total assets	0.66%	0.43%	0.24%	0.24%	(0.29)%
Return (loss) on average common stockholders’ equity	9.69	5.95	1.40	1.15	(6.86)
Efficiency ratio (3)	75.74	81.22	75.91	71.11	83.89
Asset Quality Ratios
Allowance for loan losses to loans	1.06%	1.63%	1.75%	1.64%	1.62%
Nonperforming loans to loans (1)	4.18	4.21	4.65	6.37	6.27
Allowance for loan losses to nonperforming loans (1)	25.26	38.84	37.70	25.73	25.87
Nonperforming assets to loans and foreclosed assets (2)	5.49	5.87	7.23	8.11	7.71
Net loan charge-offs to average loans	0.54	0.38	0.93	1.42	1.63
Capital Ratios
Average stockholders’ equity to average total assets	6.82%	6.89%	8.18%	8.80%	8.84%
Period-end common stockholders’ equity to period-end assets	6.89	6.52	6.28	6.26	6.05
Period-end stockholders’ equity to period-end assets	6.89	6.52	7.80	8.76	8.46
Total risk-based capital ratio	15.78	15.33	16.83	18.03	17.05
Tier 1 risk-based capital ratio	12.38	11.40	13.58	15.16	14.25
Leverage ratio	9.42	8.80	10.37	11.52	11.00
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

RESULTS OF OPERATIONS ANALYSIS
The Company has prepared all of the consolidated financial information in this report in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In preparing the consolidated financial statements in accordance with U.S. GAAP, the Company makes estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurances that actual results will not differ from those estimates.
				$ Change		% Change
(In thousands)	2014	2013	2012	’14-’13	’13-’12	’14-’13	’13-’12
Net interest income	$39,454	$39,323	$41,209	$131	$(1,886)	0.3%	(4.6)%
Provision for loan losses	-	2,030	8,900	(2,030)	(6,870)	(100.0)	(77.2)
Noninterest income	8,749	10,866	9,726	(2,117)	1,140	(19.5)	11.7
Noninterest expense	36,507	40,763	38,667	(4,256)	2,096	(10.4)	5.4
Income (loss) before income taxes	11,696	7,396	3,368	4,300	4,028	(58.1)	119.6
Income tax expense	4,042	2,422	546	1,620	1,876	(66.9)	343.6
Net income	$7,654	$4,974	$2,822	$2,680	$2,152	53.9%	76.3%
Preferred stock dividends and accretion of discount	-	615	1,784	(615)	(1,169)	(100.0)	(65.5)
Net income available to common shareholders	$7,654	$4,359	$1,038	$3,295	$3,321	75.6%	(319.9)%

Preferred Stock On December 19, 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), a voluntary program that provides capital to financially healthy banks. Participation in this program included the Company’s issuance of 30,255 shares of senior preferred stock (with a par value of  $1,000 per share) and a ten year warrant to purchase approximately 287,133 shares of common stock. On May 9, 2012, the Company redeemed 12,000 of the 30,255 shares of preferred stock issued under the U.S. Treasury’s CPP program for a total purchase price of  $12.1 million, and on May 15, 2013, the remaining 18,255 shares were redeemed for a total purchase price of  $18.5 million.
On June 11, 2013 the common stock warrant issued under the U.S. Treasury Department’s CPP program was repurchased by the Company for a total purchase price of  $540,000, or $1.88 per warrant share. The purchase price was based on the fair value of the warrant as agreed upon by the Company and the Treasury. The repurchase of the warrant ended the Company’s participation in the U.S Treasury Department’s CPP.
Stock Dividend For the sixth consecutive year, on July 1, 2014, the Company distributed a four percent stock dividend to common shareholders of record at the close of business on June 15, 2014. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect the stock dividend.
Consolidated net income of  $7.7 million for the year ended December 31, 2014 increased $2.7 million compared to consolidated net income of  $5.0 million for the year ended December 31, 2013. Net income available to common shareholders for the year ended December 31, 2014 was $7.7 million, or $1.46 per diluted common share, compared to net income available to common shareholders of  $4.4 million, or $0.83 per diluted common share for the year ended December 31, 2013. For the year ended December 31, 2014, the return on average assets was 0.66%, the return on average common stockholders’ equity was 9.69%, and the efficiency ratio was 75.74%.
For the year ended December 31, 2013, consolidated net income of  $5.0 million increased $2.2 million compared to a consolidated net income of  $2.8 million for the year ended December 31, 2012. Net income available to common shareholders for the year ended December 31, 2013 was $4.4 million, or $0.83 per diluted common share, compared to net income available to common shareholders of  $1.0 million, or $0.20 per diluted common share for the year ended December 31, 2012. For the year ended December 31, 2013, the return on average assets was 0.43%, the return on average common stockholders’ equity was 5.95%, and the efficiency ratio was 81.22%. The lower level of dividends and accretion on preferred stock for the year ended December 31, 2013 resulted from the Company’s redemption of the remaining 18,255 shares of preferred stock issued under the U.S. Treasury’s CPP program on May 15, 2013.
Net interest income was $39.5 million for the year ended December 31, 2014 compared to $39.3 million and $41.2 million for the years ended December 31, 2013 and 2012, respectively. The increase from 2013 was primarily due to an increase in average loan volume, while the decrease from 2012 was primarily due to lower average earning asset levels and continued contraction of the net interest margin resulting from the prolonged low interest rate environment. The net interest margin was 3.72% for both the years ended December 31, 2014 and 2013, compared to 3.84% for the year ended December 31, 2012.
No provision for loan losses was required for the year ended December 31, 2014 compared to $2.0 million and $8.9 million for the years ended December 31, 2013 and 2012, respectively. This was primarily due to decreases in the Company’s historical loss rates based on the Company’s last thirty-six months of charge-off experience. Net charge-offs for the year ended December 31, 2014, were $4.7 million, or 0.54% of average loans compared to $3.2 million, or 0.38% of average loans for the year ended December 31, 2013, and $7.9 million, or 0.93% of average loans for the year ended December 31, 2012. Non-performing assets were 4.09% of total assets at December 31, 2014 compared to 4.40% at December 31, 2013, and 5.33% at December 31, 2012.
Non-interest income decreased $2.1 million, or 19.5%, for the year ended December 31, 2014 compared to the year ended December 31, 2013, and increased $1.1 million, or 11.7%, for the year ended December 31, 2013, compared to the year ended December 31, 2012. These changes are discussed in greater detail below under Non-interest Income.
Non-interest expense decreased $4.3 million, or 10.4%, for the year ended December 31, 2014 compared to the year ended December 31, 2013, and increased $2.1 million, or 5.4%, for the year ended December 31, 2013, compared to the year ended December 31, 2012. These increases are discussed in greater detail below under Non-interest Expense.
Average Balance Sheets
Net interest income is the largest source of revenue resulting from the Company’s lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year periods ended December 31, 2014, 2013, and 2012, respectively.

(In thousands)	2014			2013			2012
	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)

ASSETS
Loans: (2) (3)
Commercial	$144,847	$6,862	4.74%	$136,588	$6,676	4.89%	$132,132	$6,836	5.17%
Real estate construction - residential	22,047	956	4.34	23,856	1,062	4.45	21,471	1,196	5.57
Real estate construction - commercial	58,785	2,539	4.32	47,490	2,217	4.67	43,224	1,872	4.33
Real estate mortgage - residential	232,785	11,124	4.78	219,402	11,037	5.03	219,133	11,718	5.35
Real estate mortgage - commercial	375,177	17,894	4.77	383,942	18,912	4.93	400,210	20,760	5.19
Consumer	18,938	1,054	5.57	22,244	1,303	5.86	26,852	1,680	6.26
Total loans	$852,579	$40,429	4.74%	$833,522	$41,207	4.94%	$843,022	$44,062	5.23%
Investment securities:
U.S. Treasury	$286	$4	1.40%	$1,378	$20	1.45%	$2,048	$33	1.61%
Government sponsored enterprises	64,997	918	1.41	66,771	814	1.22	70,787	998	1.41
Asset backed securities	109,550	2,415	2.20	117,496	2,714	2.31	113,749	3,025	2.66
State and municipal	33,655	1,138	3.38	34,879	1,303	3.74	34,248	1,398	4.08
Total investment in Available-for-sale securities	$208,488	$4,475	2.15%	$220,524	$4,851	2.20%	$220,832	$5,454	2.47%
Other investments & securities	4,209	80	1.90	4,027	82	2.04	4,287	102	2.38
Federal funds sold and interest bearing deposits in other financial institutions	10,350	28	0.27	13,975	37	0.26	18,255	46	0.25
Total interest earning assets	$1,075,626	$45,012	4.18%	$1,072,048	$46,177	4.31%	$1,086,396	$49,664	4.57%
All other assets	93,906			102,076			105,129
Allowance for loan losses	(12,621)			(14,997)			(15,141)
Total assets	$1,156,911			$1,159,127			$1,176,384
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$197,785	$507	0.26%	$189,610	$504	0.27%	$181,422	$636	0.35%
Savings	82,676	57	0.07	75,374	80	0.11	66,569	74	0.11
Money market	163,844	404	0.25	159,834	390	0.24	153,388	436	0.28
Time deposits of $100,000 and over	141,868	940	0.66	152,376	906	0.75	161,067	1,345	0.86
Other time deposits	196,153	1,384	0.71	220,956	2,734	1.13	245,435	3,481	1.34
Total time deposits	$782,326	$3,292	0.42%	$798,150	$4,614	0.58%	$807,881	$5,972	0.74%
Federal funds purchased and securities sold under agreements to repurchase	20,223	21	0.10	20,548	24	0.12	23,280	21	0.09
Subordinated notes	49,486	1,264	2.55	49,486	1,284	2.59	49,486	1,381	2.78
Federal Home Loan Bank Advances	29,964	467	1.56	23,256	420	1.81	27,961	531	1.89
Total borrowings	$99,673	$1,752	1.76%	$93,290	$1,728	1.85%	$100,727	$1,933	1.91%
Total interest bearing liabilities	$881,999	$5,044	0.57%	$891,440	$6,342	0.71%	$908,608	$7,905	0.87%
Demand deposits	189,451			179,913			163,886
Other liabilities	6,508			7,899			7,714
Total liabilities	1,077,958			1,079,252			1,080,208
Stockholders’ equity	78,953			79,875			96,176
Total liabilities and stockholders’ equity	$1,156,911			$1,159,127			$1,176,384
Net interest income (FTE)		39,968			39,835			41,759
Net interest spread			3.61%			3.60%			3.70%
Net interest margin			3.72%			3.72%			3.84%
(1)
Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $514,000, $512,000 and $550,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

(2)
Non-accruing loans are included in the average amounts outstanding.

(3)
Fees and costs on loans are included in interest income.

Rate and volume analysis
The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates for the years ended December 31, 2014, compared to December 31, 2013, and for the years ended December 31, 2013 compared to December 31, 2012. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.
	2014			2013
		Change due to			Change due to
(In thousands)	Total Change	Average Volume	Average Rate	Total Change	Average Volume	Average Rate
Interest income on a fully taxable equivalent basis: (1)
Loans: (2) (3)
Commercial	$186	$396	$(210)	$(160)	$226	$(386)
Real estate construction - residential	(106)	(79)	(27)	(134)	123	(257)
Real estate construction - commercial	322	497	(175)	345	193	152
Real estate mortgage - residential	87	654	(567)	(681)	14	(695)
Real estate mortgage - commercial	(1,018)	(426)	(592)	(1,848)	(824)	(1,024)
Consumer	(249)	(187)	(62)	(377)	(274)	(103)
Investment securities:
U.S. Treasury	(16)	(15)	(1)	(13)	(10)	(3)
Government sponsored entities	104	(22)	126	(184)	(55)	(129)
Asset backed securities	(299)	(179)	(120)	(311)	97	(408)
State and municipal	(165)	(45)	(120)	(95)	26	(121)
Other investments & securities, at cost	(2)	4	(6)	(20)	(6)	(14)
Federal funds sold and interest bearing deposits in other financial institutions	(9)	(10)	1	(9)	(11)	2
Total interest income	(1,165)	588	(1,753)	(3,487)	(501)	(2,986)
Interest expense:
NOW accounts	3	22	(19)	(132)	28	(160)
Savings	(23)	7	(30)	6	10	(4)
Money market	14	10	4	(46)	17	(63)
Time deposits of $100,000 and over	(202)	(76)	(126)	(203)	(70)	(133)
Other time deposits	(1,114)	(256)	(858)	(983)	(323)	(660)
Federal funds purchased and securities sold under agreements to repurchase	(3)	-	(3)	3	(2)	5
Subordinated notes	(20)	-	(20)	(97)	-	(97)
Federal Home Loan Bank advances	47	110	(63)	(111)	(85)	(26)
Total interest expense	(1,298)	(183)	(1,115)	(1,563)	(425)	(1,138)
Net interest income on a fully taxable equivalent basis	$133	$771	$(638)	$(1,924)	$(76)	$(1,848)

(1)
Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $514,000, $512,000 and $550,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

(2)
Non-accruing loans are included in the average amounts outstanding.

(3)
Fees and costs on loans are included in interest income.

Financial results for the year ended December 31, 2014 compared to the year ended December 31, 2013 reflected an increase in net interest income, on a tax equivalent basis, of  $133,000, or 0.33%, and a decrease of  $1.9 million, or 4.6% for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase in net interest income in 2014 over 2013 was primarily due to an increase in average loan volume partially offset by a decrease in rates earned. The decrease in net interest income in 2013 over 2012 was primarily due to lower average earning asset levels and contraction of the net interest margin resulting from the prolonged low interest rate environment. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) was 3.72% for both the years ended December 31, 2014 and 2013, compared to 3.84% for the year ended December 31, 2012.
Average interest-earning assets increased $3.6 million, or 0.33%, to $1.1 billion for the year ended December 31, 2014 compared to the year ended December 31, 2013 and average interest bearing liabilities decreased $9.4 million, or 1.1%, to $882.0 million for the year ended December 31, 2014 compared to $891.4 million for the year ended December 31, 2013.
Average interest-earning assets decreased $14.3 million, or 1.3%, to $1.1 billion for the year ended December 31, 2013 compared to the year ended December 31, 2012 and average interest bearing liabilities decreased $17.2 million, or 1.9%, to $891.4 million for the year ended December 31, 2013 compared to $908.6 million for the year ended December 31, 2012.
Total interest income (expressed on a fully taxable equivalent basis) decreased to $45.0 million for the year ended December 31, 2014 compared to $46.2 million and $49.7 million for the years ended December 31, 2013 and 2012, respectively. The Company’s rates earned on interest earning assets were 4.18% for the year ended December 31, 2014 compared to 4.31% and 4.57% for the years ended December 31, 2013 and 2012, respectively.
Interest income on loans decreased to $40.4 million for the year ended December 31, 2014 compared to $41.2 million and $44.1 million for the years ended December 31, 2013 and 2012, respectively.
Average loans outstanding increased $19.1 million, or 2.3%, to $852.6 million for the year ended December 31, 2014 compared to $833.5 million for the year ended December 31, 2013. The average yield on loans receivable decreased to 4.74% during the year ended December 31, 2014 compared to 4.94% for the year ended December 31, 2013 primarily as a result of decreasing market interest rates.
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
Total interest expense decreased to $5.0 million for the year ended December 31, 2014 compared to $6.3 million and $7.9 million for the years ended December 31, 2013 and 2012, respectively. The Company’s rates paid on interest bearing liabilities was 0.57% for the year ended December 31, 2014 compared to 0.71% and 0.87% for the years ended December 31, 2013 and 2012, respectively. See the Liquidity Management section for further discussion.
Interest expense on deposits decreased to $3.3 million for the year ended December 31, 2013 compared to $4.6 million and $6.0 million for the years ended December 31, 2013 and 2012, respectively.
Average time deposits decreased $15.8 million, or 2.0%, to $782.3 million for the year ended December 31, 2014 compared to $798.2 million for the year ended December 31, 2013. The average cost of deposits decreased to 0.42% during the year ended December 31, 2014 compared to 0.58% for the year ended December 31, 2013.
Average time deposits decreased $9.7 million, or 1.2%, to $798.2 million for the year ended December 31, 2013 compared to $807.9 million for the year ended December 31, 2012. The average cost of deposits decreased to 0.58% for the year ended December 31, 2013 compared to 0.74% for the year ended December 31, 2012, primarily as a result of lower market interest rates, and approximately $23.0 million from a 58 month 6.05% certificate of deposit special that matured during the third quarter of 2013.
Interest expense on borrowings was $1.8 million for year ended December 31, 2014 compared to $1.7 million and $1.9 million for the years ended December 31, 2013 and 2012, respectively. Average borrowings were $99.7 million for the year ended December 31, 2014 compared to $93.3 million and $100.7 million for the years ended December 31, 2013 and 2012, respectively. See the Liquidity Management section for further discussion.

Non-interest Income and Expense
Non-interest income for the years ended December 31, 2014, 2013, and 2012 was as follows:
				$ Change		% Change
(In thousands)	2014	2013	2012	’14-’13	’13-’12	’14-’13	’13-’12
Non-interest Income
Service charges on deposit accounts	$5,265	$5,556	$5,439	$(291)	$117	(5.2)%	2.2%
Trust department income	844	796	893	48	(97)	6.0	(10.9)
Real estate servicing fees, net	319	876	(453)	(557)	1,329	(63.6)	(293.4)
Gain on sales of mortgage loans, net	1,093	1,665	2,669	(572)	(1,004)	(34.4)	(37.6)
Gain on sale of investment securities	20	778	26	(758)	752	NM	NM
Other	1,208	1,195	1,152	13	43	1.1	3.7
Total non-interest income	$8,749	$10,866	$9,726	$(2,117)	$1,140	(19.5)%	11.7%
Non-interest income as a % of total revenue *	18.2%	21.7%	19.1%
Total revenue per full time equivalent employee	$144.8	$145.1	$147.6
*
Total revenue is calculated as net interest income plus non-interest income.

NM - not meaningful
Total non-interest income decreased $2.1 million, or 19.5%, to $8.7 million for the year ended December 31, 2014 compared to $10.8 million for the year ended December 31, 2013, and increased $1.1 million, or 11.7%, to $10.8 million for the year ended December 31, 2013 compared to $9.7 million for the year ended December 31, 2012. On January 1, 2012, the Company opted to measure mortgage servicing rights (MSRs) at fair value as permitted by Accounting Standards Codification (ASC) Topic 860-50, Accounting for Servicing Financial Assets. The election of this option resulted in the recognition of a cumulative effect of change in accounting principle of  $459,890, which was recorded as an increase to beginning retained earnings, as further described in Note 6 to the consolidated financial statements. As such, effective January 1, 2012, the change in the fair value of mortgage servicing rights is recognized in real estate servicing fees, net in non-interest income for the period in which the change occurs.
Real estate servicing fees, net decreased $557,000 to $319,000 for the year ended December 31, 2014 compared to the year ended December 31, 2013, and increased $1.3 million to $876,000 for the year ended December 31, 2013 compared to the year ended December 31, 2012. Net real estate servicing fees include mortgage loan servicing fees and the gains or losses due to the change in fair value of MSRs arising from inputs and assumptions as well as paydowns and payoffs. Mortgage loan servicing fees earned on loans sold were $896,000 for the year ended December 31, 2014 compared to $901,000 and $878,000 for the years ended 2013 and 2012, respectively. Total net losses recognized related to MSRs due to the change in fair value were $576,000, for the year ended December 31, 2014 compared to net losses of  $25,000 and $1.3 million for the years December 31, 2013 and 2012, respectively. The net losses recognized related to MSRs in 2012 included a one time adjustment of  $538,000 correction of an immaterial prior period error due to changing from the straight-line amortization method to an accelerated amortization method of accounting for amortizing MSRs in prior years. The Company was servicing $313.9 million of mortgage loans at December 31, 2014 compared to $322.5 million and $310.6 million at December 31, 2013 and 2012, respectively.
Gain on sales of mortgage loans decreased $572,000 to $1.1 million for the year ended December 31, 2014 compared to the year ended December 31, 2013, and decreased $1.0 million to $1.7 million for the year ended December 31, 2013 compared to the year ended December 31, 2012. The Company sold loans of $36.6 million for the year ended December 31, 2014 compared to $76.0 million and $99.8 million for the years ended 2013 and 2012, respectively. Refinancing activity impacting both the volume of loans sold and gains recognized began to slow down during 2013 due to rising interest rates that carried into 2014. During

2013, the Company increased its repurchase reserve liability by $160,000 for estimated losses incurred on sold loans that is included in total gain on sales of mortgage loans.
Gain on sale of investment securities During the year ended December 31, 2014, the Company received $5.3 million from proceeds on sales of available-for-sale debt securities and recognized net gains of  $20,000 compared to during the year ended December 31, 2013, the Company received $32.6 million from proceeds on sales of available-for-sale debt securities and recognized gains of  $778,000. These transactions were the result of bond sales and purchases to replace several smaller holdings with fewer, larger investments without materially changing the duration or yield of the investment portfolio.
Non-interest expense for the years ended December 31, 2014, 2013, and 2012 was as follows:
				$ Change		% Change
(In thousands)	2014	2013	2012	’14-’13	’13-’12	’14-’13	’13-’12
Non-interest Expense
Salaries	$15,729	$14,702	$14,369	$1,027	$333	7.0%	2.3%
Employee benefits	4,648	4,840	4,796	(192)	44	(4.0)	0.9
Occupancy expense, net	2,660	2,630	2,598	30	32	1.1	1.2
Furniture and equipment expense	1,823	2,007	1,840	(184)	167	(9.2)	9.1
FDIC insurance assessment	933	992	993	(59)	(1)	(5.9)	(0.1)
Legal, examination, and professional fees	1,159	982	1,189	177	(207)	18.0	(17.4)
Advertising and promotion	1,274	1,301	1,083	(27)	218	(2.1)	20.1
Postage, printing, and supplies	1,117	1,210	1,144	(93)	66	(7.7)	5.8
Processing expense	3,101	3,543	3,593	(442)	(50)	(12.5)	(1.4)
Other real estate expense	845	4,924	2,659	(4,079)	2,265	(82.8)	85.2
Other	3,218	3,632	4,403	(414)	(771)	(11.4)	(17.5)
Total non-interest expense	$36,507	$40,763	$38,667	$(4,256)	$2,096	(10.4)%	5.4%
Efficiency ratio*	75.7%	81.2%	75.9%
Efficiency ratio**	74.0%	71.7%	70.7%
Salaries and benefits as a % of total non-interest expense	55.8%	47.9%	49.6%
Number of full-time equivalent employees	333	346	345
*
Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue includes net interest income and non-interest income.

**
Does not include other real estate expense, gain on sale of investments, or a one time consulting fee

Total non-interest expense decreased $4.3 million, or 10.4%, to $36.5 million for the year ended December 31, 2014 compared to the year ended December 31, 2013 and increased $2.1 million, or 5.4%, to $40.8 million for the year ended December 31, 2013 compared to the year ended December 31, 2012.
Salaries increased $1.0 million, or 7.0%, for the year ended December 31, 2014 compared to the year ended December 31, 2013, and increased $333,000, or 2.3%, for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase for the year ended 2014 over 2013 was primarily due to the accrual for a 2014 incentive program approved by the Board of Directors, while the increase in 2013 over 2012 was primarily due to annual salary increases.
Legal, examination, and professional fees increased $177,000, or 18.0%, for the year ended December 31, 2014 compared to December 31, 2013, and decreased $207,000, or 17.4%, for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase in 2014 over 2013 primarily consisted of an increase in legal fees related to impaired loans, an increase in audit fees primarily related to additional services required, an increase in additional tax consultation services, and an increase in consulting fees related to strategic planning. The decrease in 2013 over 2012 was primarily a result of a decrease in litigation fees related to two legal suits incurred during 2012, and a decrease in auditing fees primarily due to nonrecurring fees incurred in 2012 for tax and fair value analysis.

Advertising and promotion decreased $27,000, or 2.1%, for the year ended December 31, 2014 compared to the year ended December 31, 2013, and increased $218,000, or 20.1%, for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase in 2013 over the year ended December 31, 2012 was primarily due to additional advertising projects and payment for several sponsorships and promotional items that were not incurred during 2012.
Processing expense decreased $442,000, or 12.5%, for the year ended December 31, 2014 compared to the year ended December 31, 2013, and decreased $50,000, or 1.4% for the year ended December 31, 2013 compared to the year ended December 31, 2012. The decrease in 2014 compared to 2013 and 2012 was primarily due to contract savings resulting in lower core processing expenses. In 2013 a one time consulting fee was incurred to negotiate reduced future core processing expenses. A portion of this fee is being amortized over the new contract period with the Company’s core processing vendor.
Other real estate (ORE) expense decreased $4.1 million, or 82.8%, for the year ended December 31, 2014 compared to the year ended December 31, 2013, and increased $2.3 million, or 85.2%, for the year ended December 31, 2013 compared to the year ended December 31, 2012. Net losses recognized on other real estate owned were $371,000 for the year ended December 31, 2014, compared to $3.5 million and $407,000 for the years ended December 31, 2013 and 2012, respectively. Expenses to maintain these foreclosed properties were $474,000 for the year ended December 31, 2014, compared to $1.5 million and $2.3 million for the years ended December 31, 2013 and 2012, respectively. The significant decrease in net losses and expenses during 2014 compared to 2013 and 2012, primarily related to two hotels located in the Branson area that were sold at auction during the second quarter of 2013. The Company began to see a decrease in overall operating costs for foreclosed properties during the third quarter of 2013 due to the sale of the hotels.
Other non-interest expense decreased $414,000, or 11.4%, for the year ended December 31, 2014 compared to the year ended December 31, 2013, and decreased $771,000, or 17.5%, for the year ended December 31, 2013 compared to the year ended December 31, 2012. The decrease for the year ended December 31, 2014 primarily related to a decrease in core deposit intangible (CDI) asset amortization which became fully amortized in the second quarter of 2013, reduced levels of credit card dispute charge-offs, and a decrease in consumer loan expense primarily related to a $189,000 write-down on repossessed mining equipment during the second quarter of 2013. This decrease was partially offset by a $136,000 loss recorded due to employee fraud that management discovered during the third quarter of 2014 (see Item 9A. Controls and Procedures for further discussion). The decrease for the year ended December 31, 2013 was primarily due to a decrease in CDI amortization, a decrease in consumer loan expense primarily related to impairment write-downs, and a decrease in donations resulting from property that was donated during 2012. Impairment write-downs taken on mining equipment and classic cars, included in consumer repossessed asset and loan expenses, were $189,000 in 2013 compared to $330,000 in 2012.
Comparing fourth quarter 2014 to third quarter 2014
Consolidated net income available to common shareholders’ increased to $2.0 million for the fourth quarter 2014 compared to $1.6 million for the third quarter 2014. Net interest income remained consistent at $10.0 million for both the fourth and third quarters of 2014 with $1.1 billion in average interest earning assets.
No provision for loan losses was required for both the fourth and third quarter of 2014 primarily due to decreases in the Company’s historical loss rates. Net charge-offs for the fourth quarter 2014 were $2.9 million, or 0.34% of average loans, compared to $117,000, or 0.01% of average loans for the third quarter 2014.
Non-interest income decreased to $2.2 million for the fourth quarter 2014 compared to $2.3 million for the third quarter of 2014. This decrease primarily resulted from a $69,000 decrease in service charges, a $52,000 decrease in net real estate servicing income, and a $15,000 decrease in gains on sale of mortgage loans. The Company’s loans sold were consistent at $11.0 million for both the fourth and third quarter of 2014. Net real estate servicing fees include mortgage loan servicing fees and the gains or losses due to the change in fair value of MSRs arising from inputs and assumptions. Mortgage loan servicing fees earned on loans sold were $224,000 for the fourth quarter 2014 compared to $226,000 for the third quarter 2014. Total net losses recognized due to the change in fair value of MSRs arising from inputs and assumptions were $190,000 for the fourth quarter 2014 compared to $140,000 for the third quarter 2014.
Non-interest expense decreased to $9.1 million for the fourth quarter 2014 compared to $9.9 million for the third quarter 2014. This decrease primarily resulted from a $578,000 decrease in salaries, a $200,000 decrease in employee benefits, and a $173,000 decrease in other real estate expenses, partially offset by an $117,000 increase in advertising and promotion expense. Net losses recognized on other real estate owned were $76,000 for the fourth quarter 2014, compared to $274,000 for the third quarter 2014, and expenses to maintain these foreclosed properties were $112,000 for the fourth quarter 2014 compared to $87,000 for the third quarter 2014. The decrease in salary expense for the fourth quarter of 2014 over the third quarter of 2014 primarily related to an accrual for an incentive program approved by the Board of Directors in the third quarter of 2014, and the decrease in employee benefits for the fourth quarter of 2014 over the third quarter of 2014 primarily related to a decrease in the annual accrual for profit-sharing. The increases in advertising and promotion expenses were primarily due to additional marketing and promotional events that typically occur each year in December.
Comparing fourth quarter 2014 to fourth quarter 2013
Consolidated net income available to common shareholders’ increased to $2.0 million for the fourth quarter 2014 compared to $1.7 million for the fourth 2013. Net interest income remained unchanged at $10.0 million over the same period with $1.1 billion in average interest earning assets.
No provision for loan losses was required for the fourth quarter 2014 compared to $30,000 for the fourth quarter 2013, and was primarily due to decreases in the Company’s historical loss rates. Net charge-offs for the fourth quarter 2014 were $2.9 million, or 0.34% of average loans, compared to $564,000, or 0.07% of average loans for the fourth quarter 2013.
Non-interest income decreased to $2.2 million for fourth quarter 2014 compared to $2.3 million for fourth quarter of 2013. This decrease primarily resulted from a $204,000 decrease in gains on sale of investment securities, and a $82,000 decrease in net real estate servicing income, partially offset by a $165,000 increase in gain on sale of mortgage loans. Without a $129,000 increase to the Company’s servicing repurchase liability, included in total gain on sale of mortgage loans, for the fourth quarter of 2013, gain on sale of mortgage loans would have been $279,000 compared to $315,000 for the fourth quarter 2014. The Company’s loans sold were unchanged at $11.0 million for both fourth quarters 2014 and 2013. Net real estate servicing fees include mortgage loan servicing fees and the gains or losses due to the change in fair value of MSRs arising from inputs and assumptions. Mortgage loan servicing fees earned on loans sold were $224,000 for the fourth quarter 2014 compared to $227,000 for the fourth quarter 2013. Total net losses recognized due to the change in fair value of MSRs arising from inputs and assumptions were $190,000 for the fourth quarter 2014 compared to $111,000 for the fourth quarter 2013.
Non-interest expense decreased to $9.1 million for the fourth quarter 2014 compared to $9.6 million for the fourth quarter 2013. This decrease primarily resulted from a $299,000 decrease in other real estate expenses, and a $248,000 decrease in employee benefits. Net losses realized on other real estate owned were $76,000 for the fourth quarter 2014, compared to $327,000 for the fourth quarter 2013, and expenses to maintain these foreclosed properties were $112,000 for the fourth quarter 2014 compared to $160,000 for the fourth quarter 2013. These decreases in net losses and expenses primarily related to two hotels located in the Branson area that were sold at auction during the second quarter of 2013. The decrease in employee benefits for the fourth quarter of 2014 over the fourth quarter of 2013 primarily related to a decrease in the annual accrual for profit-sharing and pension expenses.
Income taxes
Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 34.6% for the year ended December 31, 2014 compared to 32.8% and 16.2% for the years ended December 31, 2013 and 2012, respectively. Excluding an immaterial correction of a prior period error of  $371,000, income taxes as a percentage of earnings before income taxes would have been 26.3% for the year ended December 31, 2012. The increase in the effective tax rate in 2014 is primarily due to an increase in earnings before income taxes, while tax-exempt investment income remained consistent with that for 2013 and 2012.
Lending and Credit Management
Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 72.9% of total assets as of December 31, 2014 compared to 72.4% as of December 31, 2013.
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
A summary of loans, by major class within the Company’s loan portfolio as of the dates indicated is as follows:
(In thousands)	2014	2013	2012	2011	2010
Commercial, financial, and agricultural	$154,834	$141,845	$134,275	$133,345	$136,666
Real estate construction - residential	18,103	21,008	22,177	30,201	31,834
Real estate construction - commercial	48,822	55,076	43,486	47,697	56,053
Real estate mortgage - residential	247,117	225,630	221,310	203,536	207,908
Real estate mortgage - commercial	372,321	375,686	400,536	398,915	434,594
Installment loans to individuals	20,016	20,302	25,200	29,236	31,417
Total loans	$861,213	$839,547	$846,984	$842,930	$898,472
Percent of categories to total loans:
Commercial, financial, and agricultural	18.0%	16.9%	15.9%	15.8%	15.2%
Real estate construction - residential	2.1	2.5	2.6	3.6	3.5
Real estate construction - commercial	5.7	6.6	5.1	5.7	6.2
Real estate mortgage - residential	28.7	26.9	26.1	24.1	23.2
Real estate mortgage - commercial	43.2	44.7	47.3	47.3	48.4
Installment loans to individuals	2.3	2.4	3.0	3.5	3.5
Total	100.0%	100.0%	100.0%	100.0%	100.0%

During 2014, the Company has experienced positive trends over 2013 as seen in the $13.0 million increase in Commercial, financial, and agricultural loans and the $18.1 million increase in Real estate mortgage loans. The Company benefited from Commercial borrowers more willing to expand operations, and new calling programs resulted in new customers and expanded loan relationships with existing customers. The Company extends credit to its local community market through traditional real estate mortgage products. The Company does not participate in extending credit to sub-prime residential real estate markets. The Company does not lend funds for the type of transactions defined as “highly leveraged” by bank regulatory authorities or for foreign loans. Additionally, the Company does not have any concentrations of loans exceeding 10% of total loans that are not otherwise disclosed in the loan portfolio composition table. The Company does not have any interest-earning assets that would have been included in nonaccrual, past due, or restructured loans if such assets were loans.

The contractual maturities of loan categories at December 31, 2014, and the composition of those loans between fixed rate and floating rate loans are as follows:
	Principal Payments Due
(In thousands)	One Year Or Less	Over One Year Through Five Years	Over Five Years	Total
Commercial, financial, and agricultural	$83,464	$58,815	$12,555	$154,834
Real estate construction - residential	17,516	587	-	18,103
Real estate construction - commercial	26,229	20,520	2,073	48,822
Real estate mortgage - residential	38,968	99,403	108,746	247,117
Real estate mortgage - commercial	84,697	253,607	34,017	372,321
Installment loans to individuals	7,898	10,997	1,121	20,016
Total loans net of unearned income	$258,772	$443,929	$158,512	$861,213
Loans with fixed rates	202,760	391,754	38,550	633,064
Loans with floating rates	56,012	52,175	119,962	228,149
Total loans net of unearned income	$258,772	$443,929	$158,512	$861,213

The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2014, the Company sold approximately $36.6 million of loans to investors compared to $76.0 million and $99.8 million for the years December 31, 2013 and 2012, respectively. At December 31, 2014, the Company was servicing approximately $313.9 million of loans sold to the secondary market compared to $322.5 million at December 31, 2013, and $310.6 million at December 31, 2012.
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

Nonperforming Assets
The following table summarizes nonperforming assets at the dates indicated:
(In thousands)	2014	2013	2012	2011	2010
Nonaccrual loans:
Commercial, financial, and agricultural	$5,279	$1,684	$1,335	$268	$3,532
Real estate construction - residential	1,751	2,204	2,497	1,147	3,586
Real estate construction - commercial	2,096	6,251	7,762	7,867	10,067
Real estate mortgage - residential	4,419	4,165	5,330	4,153	5,672
Real estate mortgage - commercial	4,465	9,074	13,938	31,000	27,604
Installment loans to individuals	233	302	219	168	126
Total	$18,243	$23,680	$31,081	$44,603	$50,587
Loans contractually past - due 90 days or more and still accruing:
Commercial, financial, and agricultural	$0	$0	$0	$0	$0
Real estate construction - residential	0	0	0	0	0
Real estate construction - commercial	56	0	0	8	0
Real estate mortgage - residential	0	129	0	9	0
Real estate mortgage - commercial	0	100	0	36	0
Installment loans to individuals	2	14	6	1	33
Total	$58	$243	$6	$54	$33
Troubled debt restructurings - accruing	17,720	11,395	8,282	7,217	5,683
Total nonperforming loans	36,021	35,318	39,369	53,674	56,303
Other real estate owned and repossessed assets - net	11,885	14,867	23,592	16,020	14,009
Total nonperforming assets	$47,906	$50,185	$62,961	$69,694	$70,312
Loans	$861,213	$839,547	$846,984	$842,930	$898,472
Allowance for loan losses to loans	1.06%	1.63%	1.75%	1.64%	1.62%
Nonperforming loans to loans	4.18%	4.21%	4.65%	6.37%	6.27%
Allowance for loan losses to nonperforming loans	25.26%	38.84%	37.70%	25.73%	25.87%
Allowance for loan losses to nonperforming loans, excluding TDR’s - accruing	49.72%	57.35%	47.74%	29.72%	28.77%
Nonperforming assets to loans, other real estate owned and foreclosed assets	5.49%	5.87%	7.23%	8.11%	7.71%
Total nonperforming assets totaled $47.9 million at December 31, 2014 compared to $50.2 million at December 31, 2013. 2014. Nonperforming loans, defined as loans on non-accrual status, loans 90 days or more past due and still accruing, and TDRs totaled $36.0 million, or 4.18%, of total loans at December 31, 2014 compared to $35.3 million, or 4.21%, of total loans at December 31, 2013. Non-accrual loans included $1.6 million and $10.1 million of loans classified as TDRs at December 31, 2014 and 2013, respectively.
It is the Company’s policy to discontinue the accrual of interest income on loans when management believes that the borrower’s financial condition, after consideration of business conditions and collection efforts, is such that the collection of interest is doubtful, or upon which principal or interest due has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis. Contractual interest lost on loans in non-accrual status, was approximately $1.1 million for the year ended December 31, 2014 compared to $1.2 million for both the years ended December 31, 2013 and 2012.
As of December 31, 2014, approximately $9.6 million compared to $21.0 million at December 31, 2013, of loans classified as substandard, not included in the nonperforming asset table, were identified as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Even though borrowers are experiencing moderate cash flow problems as well as some deterioration in collateral value, management believes the general allowance was sufficient to cover the risks and probable losses related to such loans at December 31, 2014 and December 31, 2013, respectively.
Total non-accrual loans at December 31, 2014 decreased $5.4 million to $18.2 million compared to $23.7 million at December 31, 2013. This decrease primarily consisted of a $4.3 million decrease in real estate mortgage non-accrual loans and a $4.6 million decrease in real estate construction loans. The decrease in non-accrual loans primarily resulted from $2.0 million transferred to other real estate owned and reposed assets, and $3.3 million of charge-offs taken related to non-accrual loans with specific reserves. This decrease was partially offset by a $3.6 million increase in commercial, financial, and agricultural non-accrual loans. At December 31, 2014, commercial, financial, and agricultural non-accrual loans made up 29% of total non-accrual loans compared to 7% at December 31, 2013.
Loans past due 90 days and still accruing interest at December 31, 2014, were $58,000 compared to $243,000 at December 31, 2013. Other real estate owned and repossessed assets at December 31, 2014 of $11.9 million compared to $14.9 million at December 31, 2013. During the year ended December 31, 2014, $2.0 million of nonaccrual loans, net of charge-offs taken, were transferred to other real estate owned and repossessed assets, and a net $585,000 additional provision to the valuation allowance was recorded to reflect current fair values. This compared to $4.6 million of nonaccrual loans, net of charge-offs taken, transferred to other real estate owned and repossessed assets, and a net $3.4 million additional provision during the year ended December 31, 2013. The provision during 2013 primarily related to two hotels located in the Branson area that were sold during the second quarter.
The following table summarizes the Company’s TDRs at the dates indicated:
	December 31, 2014			December 31, 2013
(In thousands)	Number of contracts	Recorded Investment	Specific Reserves	Number of contracts	Recorded Investment	Specific Reserves
TDRs - Accrual
Commercial, financial and agricultural	10	$2,262	$6	9	$2,331	$101
Real estate construction - commercial	-	-	-	1	364	-
Real estate mortgage - residential	6	3,459	752	6	2,352	529
Real estate mortgage - commercial	8	11,999	-	6	6,348	885
Total TDRs - Accrual	24	$17,720	$758	22	$11,395	$1,515
TDRs - Non-accrual
Commercial, financial and agricultural	2	$71	$-	2	$88	$8
Real estate construction - commercial	-	-	-	1	3,742	-
Real estate mortgage - residential	2	347	140	5	639	229
Real estate mortgage - commercial	3	1,167	10	7	5,572	424
Consumer	-	-	-	2	43	15
Total TDRs - Non-accrual	7	$1,585	$150	17	$10,084	$676
Total TDRs	31	$19,305	$908	39	$21,479	$2,191

At December 31, 2014, loans classified as TDRs totaled $19.3 million, of which $1.6 million were on non-accrual status and $17.7 million were on accrual status, compared to $21.5 million of loans classified as TDRs, of which $10.1 million were on non-accrual status and $11.4 million were on accrual status at December 31, 2013. The net decrease in total TDRs from December 31, 2013 was primarily due to $9.8 million of additions to TDRs that were offset by $1.5 million charged off and approximately $10.4 million of payments received during 2014. Approximately $7.0 million of the decrease in TDRs on non-accrual status from December 31, 2013 was due to loans that transferred to accruing TDR status during the year ended December 31, 2014.

Provision and Allowance for Loan Losses
The Company is continuing to recover from the deterioration of collateral values during the recent periods of unfavorable economic conditions. The allowance for loan losses was $9.1 million, or 1.06%, of loans outstanding at December 31, 2014, compared to $13.7 million, or 1.63%, of loans outstanding at December 31, 2013, and $14.8 million, or 1.75%, of loans outstanding at December 31, 2012. The decrease in the allowance for loan losses coverage ratio from December 31, 2013 to December 31, 2014 is primarily due to charging off the specific reserves on certain impaired loans leading to the decline in specific reserves at December 31, 2014 compared to the prior year ends. See further discussion below.
The following table summarizes loan loss experience for the years ended as indicated:
(In thousands)	2014	2013	2012	2011	2010
Analysis of allowance for loan losses:
Balance beginning of year	$13,719	$14,842	$13,809	$14,565	$14,797
Charge-offs:
Commercial, financial, and agricultural	1,285	895	1,760	2,157	1,903
Real estate construction - residential	349	119	-	1,858	933
Real estate construction - commercial	491	633	-	512	4,556
Real estate mortgage - residential	408	812	977	1,883	4,534
Real estate mortgage - commercial	2,890	1,301	5,466	6,420	3,841
Installment loans to individuals	405	420	586	376	422
Total charge-offs	5,828	4,180	8,789	13,206	16,189
Recoveries:
Commercial, financial, and agricultural	319	340	161	193	153
Real estate construction - residential	181	-	67	65	30
Real estate construction - commercial	-	5	23	250	22
Real estate mortgage - residential	202	111	158	108	228
Real estate mortgage - commercial	320	368	248	103	29
Installment loans to individuals	186	203	265	208	241
Total recoveries	1,208	1,027	922	927	703
Net charge-offs	4,620	3,153	7,867	12,279	15,486
Provision for loan losses	-	2,030	8,900	11,523	15,254
Balance end of year	$9,099	$13,719	$14,842	$13,809	$14,565

Net Loan Charge-offs
The Company’s net loan charge-offs were $4.6 million, or 0.54% of average loans, for the year ended December 31, 2014 compared to net loan charge-offs of  $3.2 million, or 0.38% of average loans, for the year ended December 31, 2013, and $7.9 million, or 0.93% of average loans for the year ended December 31, 2012. As detailed above, net charge offs for 2014 increased by $1.5 million over 2014 primarily due to $2.7 million of charge offs related to six impaired loan relationships with specific reserves that management determined to be uncollectable. The deterioration of credit quality impacted by economic conditions in previous years that led to heighted net charge offs recognized peaked in 2010 and has decreased significantly in the following years.
Provision
No provision was required for the year ended December 31, 2014 due to decreases in historical loss rates based on the Company’s last thirty-six months of charge-off experience. This is compared to $2.0 million for the year ended December 31, 2013 and $8.9 million for the year ended December 31, 2012.

Allowance for loan losses
The following table is a summary of the allocation of the allowance for loan losses:
(In thousands)	2014	2013	2012	2011	2010
Allocation of allowance for loan losses at end of year:
Commercial, financial, and agricultural	$1,779	$2,374	$1,937	$1,804	$2,931
Real estate construction - residential	171	931	732	1,188	2,067
Real estate construction - commercial	466	631	1,711	1,562	1,339
Real estate mortgage - residential	2,527	2,959	3,387	3,251	3,922
Real estate mortgage - commercial	3,846	6,523	6,834	5,734	3,458
Installment loans to individuals	270	294	239	267	231
Unallocated	40	7	2	3	617
Total	$9,099	$13,719	$14,842	$13,809	$14,565

The Company’s allowance for loan losses decreased to $9.1 million at December 31, 2014 compared to $13.7 million at December 31, 2013. The decrease from December 31, 2013 primarily consisted of a $3.1 million decrease in the allocation for real estate mortgage loans due to charging off  $3.3 million of specific reserves, which $2.7 million related to six loan relationships that management deemed uncollectable. The ratio of the allowance for loan losses to nonperforming loans, excluding TDR’s – accruing, was 49.72% at December 31, 2014, compared to 57.4% at December 31, 2013.
The following table is a summary of the general and specific allocations of the allowance for loan losses:
(In thousands)	2014	2013	2012	2011	2010
Allocation of allowance for loan losses:
Individually evaluated for impairment - specific reserves	$1,749	$4,796	$4,020	$3,748	$6,376
Collectively evaluated for impairment - general reserves	7,350	8,923	10,822	10,061	8,189
Total	$9,099	$13,719	$14,842	$13,809	$14,565

The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals and/or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2014, $1.7 million of the Company’s allowance for loan losses was allocated to impaired loans totaling approximately $36.0 million compared to $4.8 million of the Company’s allowance for loan losses (ALL) allocated to impaired loans totaling approximately $35.1 million at December 31, 2013. Management determined that $28.5 million, or 79%, of total impaired loans required no reserve allocation at December 31, 2014 compared to $18.8 million, or 54%, at December 31, 2013 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.
The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying percentages to pools of loans by asset type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings, and industry concentration adjusted for certain qualitative factors to reflect current risk characteristics of the portfolio. In addition, the combined historical loan loss rates and qualitative factors are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss. Management determined that the previous twelve quarters were reflective of the loss characteristics of the Company’s loan portfolio during the recent economic environment. These historical loss rates for each risk group are used as the starting point to determine allowance provisions. The Company’s methodology includes qualitative factors that allow management to adjust its estimates of losses based on the most recent information available. These factors reflect actual changes and anticipated changes such as changes in specific allowances on loans and real estate acquired through foreclosure, any gains and losses on final disposition of real estate acquired through foreclosure, changes in national and local economic conditions and developments, including general economic and business conditions affecting the Company’s key lending areas, credit quality trends, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of the internal loan review department. These risk factors are generally reviewed and updated quarterly, as appropriate.
Loss Emergence Periods While the historical loss rates and qualitative factors (discussed above) provide a good foundation as to the incurred losses in the current portfolio, the portfolio is comprised of very unique loan categories that inherently may need more time to produce a loss than other loan categories (given these unique segments and workout periods). As such, a review of the Company’s LEP is necessary to ensure the ALL estimate is appropriately stated as of the balance sheet date, rather than relying on a singular annualized loss rate based upon the historical charge-off activity. Determination of the LEP allows for loans with effective useful lives longer than twelve months, often loans with extended workout periods, to be incorporated into the reserve estimate, given the incurred loss event had occurred prior to the balance sheet date. This approach is consistent with the Interagency ALL Guidance noted above.
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
Investment Portfolio
The Company classifies its debt and equity securities into one of the following two categories:
Held-to-Maturity includes investments in debt securities that the Company has the positive intent and ability to hold until maturity. Available-for-Sale - includes investments in debt and equity securities not classified as held to maturity or trading (i.e., investments that the Company has no present plans to sell in the near-term but may be sold in the future under different circumstances). The Company’s investment portfolio consists of available-for-sale securities.
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
At December 31, 2014, the investment portfolio classified as available-for-sale represented 17.0% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.
The following table presents the composition of the investment portfolio by major category:
(In thousands)	2014	2013
U.S. Treasury	$-	$1,003
Government sponsored enterprises	57,099	60,616
Asset-backed securities	106,462	110,373
Obligations of states and political subdivisions	35,437	33,993
Total available for sale debt securities	$198,998	$205,985

As of December 31, 2014, the maturity of debt securities in the investment portfolio was as follows:
(In thousands)	One Year Or Less	Over One Through Five Years	Over Five Through Ten Years	Over Ten Years	Total	Weighted Average Yield
Government sponsored enterprises	$11,131	$39,197	$6,771	$-	$57,099	1.50%
Asset-backed securities (1)	292	63,749	42,421	-	106,462	2.20
States and political subdivisions (2)	1,289	17,131	14,996	2,021	35,437	3.52
Total available-for-sale debt securities	$12,712	$120,077	$64,188	$2,021	$198,998	2.23%
Weighted average yield	2.16%	2.06%	2.54%	3.01%	2.23%
1)
Asset-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2014 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

2)
Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory federal income tax rate of 34%.

At December 31, 2014 $10,500 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
The following non-marketable securities are restricted securities which, lacking a market, are carried at cost. These securities are reported in other assets. At December 31, 2014, $3.1 million of the total included Federal Home Loan Bank (Des Moines) stock held by the Bank in accordance with debt and regulatory requirements. Other non-marketable securities include a $1.5 million equity investment in the Company’s unconsolidated Exchange Statutory Trusts. See Note 8 to the Company’s consolidated financials for further explanation of the Exchange Statutory Trusts.
(In thousands)	2014	2013
Federal Home Loan Bank of Des Moines stock	$3,075	$2,354
Midwest Independent Bank stock	151	151
Federal Agricultural Mortgage Corporation stock	10	10
Investment in unconsolidated trusts	1,486	1,486
Total non-marketable investment securities	$4,722	$4,001

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

The Company has a number of sources of funds to meet liquidity needs on a daily basis. The Company’s most liquid assets are comprised of available for sale investment securities, federal funds sold, and excess reserves held at the Federal Reserve Bank.
(In thousands)	2014	2013
Federal funds sold and other overnight interest-bearing deposits	$20,445	$1,360
Available for sale investment securities	198,998	205,985
Total	$219,443	$207,345

Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available for sale investment portfolio was $206.0 million at December 31, 2014 and included an unrealized net loss of  $2.4 million. The portfolio includes projected maturities and mortgage backed securities pay-downs of approximately $7.5 million over the next twelve months, which offer resources to meet either new loan demand or reductions in the Company’s deposit base.
The Company pledges portions of its investment securities portfolio to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. The Company’s unpledged securities in the available for sale portfolio totaled approximately $53.4 million and $60.2 million at December 31, 2014 and 2013, respectively.
Total investment securities pledged for these purposes were as follows:
(In thousands)	2014	2013
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$3,504	$3,360
Federal funds purchased and securities sold under agreements to repurchase	26,770	25,149
Other deposits	115,272	117,283
Total pledged, at fair value	$145,546	$145,792

Liquidity is available from the Company’s base of core customer deposits, defined as demand, interest checking, savings, and money market deposit accounts. At December 31, 2014, such deposits totaled $649.7 million and represented 67.0% of the Company’s total deposits. These core deposits are normally less volatile and are often tied to other products of the Company through long lasting relationships. Time deposits and certificates of deposit of  $100,000 and over totaled $319.7 million at December 31, 2014. These accounts are normally considered more volatile and higher costing representing 33.0% of total deposits at December 31, 2014.
Core deposits at December 31, 2014 and 2013 were as follows:
(In thousands)	2014	2013
Core deposit base:
Non-interest bearing demand	$207,700	$187,382
Interest checking	191,902	182,103
Savings and money market	250,157	236,982
Total	$649,759	$606,467

Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company’s outside borrowings are comprised of securities sold under agreements to repurchase, Federal Home Loan Bank advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2014, under agreements with these unaffiliated banks, the Bank may borrow up to $40.0 million in federal funds on an unsecured basis and $7.8 million on a secured basis. There were no federal funds purchased outstanding at December 31, 2014. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of the

Company’s investment portfolio. At December 31, 2014, there was $17.9 million in repurchase agreements. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2014.
The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2014, the Bank had $43.0 million in outstanding borrowings with the FHLB. In addition, the Company has $49.5 million at December 31, 2014 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.
Borrowings outstanding at December 31, 2014 and 2013 were as follows:
(In thousands)	2014	2013
Borrowings:
Securities sold under agreements to repurchase	$17,970	$31,084
Federal Home Loan Bank advances	43,000	24,000
Subordinated notes	49,486	49,486
Total	$110,456	$104,570

The Company pledges certain assets, including loans and investment securities to the Federal Reserve Bank, FHLB, and other correspondent banks as security to establish lines of credit and borrow from these entities. Based on the type and value of collateral pledged, the Company may draw advances against this collateral.
The following table reflects the advance equivalent of the assets pledged, borrowings, and letters of credit outstanding, in addition to the estimated future funding capacity available to the Company.
	2014				2013
(In thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total
Advance equivalent	$273,613	$3,433	$44,340	$321,386	$259,221	$3,286	$41,430	$303,937
Advances outstanding	(43,000)	0	0	(43,000)	(24,000)	0	(13,504)	(37,504)
Total available	$230,613	$3,433	$44,340	$278,386	$235,221	$3,286	$27,926	$266,433

At December 31, 2014, loans with a market value of  $405.5 million were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit. At December 31, 2014, investments with a market value of  $8.6 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.
Sources and Uses of Funds
Cash and cash equivalents were $42.8 million at December 31, 2014 compared to $28.4 million at December 31, 2013. The $17.9 million increase resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2014. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of  $13.6 million for the year ended December 31, 2014.
Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, used total cash of  $17.1 million. The cash outflow primarily consisted of  $48.9 million purchases of investment securities and a $28.4 million increase in the loan portfolio, partially offset by $52.3 million in proceeds from investment maturities, calls, and pay-downs, $5.3 million in proceeds from sales of investment securities, and $4.6 million in proceeds received from sales of other real estate owned and repossessed assets.

Financing activities provided cash of  $17.9 million, resulting primarily from a $20.3 million increase in demand deposits, $23.0 million increase in interest-bearing transaction accounts, and a $19.0 million net advance from Federal Home Loan Bank. These increases were partially offset by a $30.2 million decrease in time deposits, and a $13.1 million decrease in federal funds purchased and securities sold under agreements to repurchase. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2015.
In the normal course of business, the Company enters into certain forms of off-balance-sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company’s various risk management processes. Management considers both on-balance sheet and off-balance-sheet transactions in its evaluation of the Company’s liquidity. The Company had $138.4 million in unused loan commitments and standby letters of credit as of December 31, 2014. Although the Company’s current liquidity resources are adequate to fund this commitment level, the nature of these commitments is such that the likelihood of such a funding demand is very low.
The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company’s ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its shareholders. The Company paid cash dividends to its common and preferred shareholders totaling approximately $1.0 and $1.4 million for the years ended December 31, 2014 and 2013, respectively. A large portion of the Company’s liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $2.5 million and $15.0 million in dividends to the Company during the years ended December 31, 2014 and 2013, respectively. At December 31, 2014 and 2013, the Company had cash and cash equivalents totaling $1.0 million and $450,000, respectively.
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
Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2014 and 2013, the Company and the Bank each met all capital adequacy requirements.
In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The phase-in period for community banking organizations began on January 1, 2015, while larger institutions (generally those with assets of  $250 billion or more) were required to begin compliance on January 1, 2014. The final rules call for the following capital requirements:
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
The final rules permanently grandfather non-qualifying capital instruments (such as trust preferred securities and cumulative perpetual preferred stock) issued before May 19, 2010 for inclusion in the tier 1 capital of banking organizations began with total consolidated assets less than $15 billion as of December 31, 2009 and banking organizations that were mutual holding companies as of May 19, 2010.
The Company has assessed the impact of these changes and it does not expect there to be a material impact on the regulatory ratios of the Company and the Bank and on the capital, operations and earnings of the Company and the Bank.
The Company exceeded all capital adequacy requirements as of December 31, for the years indicated:
	2014	2013	2012	2011	2010	Well- Capitalized Regulatory Guidelines
Risk-based capital ratios:
Total capital	15.78%	15.33%	16.83%	18.03%	17.05%	10.00%
Tier I capital	12.38	11.40	13.58	15.16	14.25	6.00
Leverage ratio	9.42	8.79	10.37	11.52	11.00	5.00
Commitments, Contractual Obligations, and Off-Balance-Sheet Arrangements
The required payments of time deposits and other borrowed money, not including interest, at December 31, 2014 are as follows:
	Payments due by Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$319,755	$204,638	$91,728	$22,042	$1,347
Other borrowed money	43,000	8,000	13,000	20,000	2,000
In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company’s consolidated financial statements. Such activities include traditional off-balance-sheet credit related financial instruments.
The Company provides customers with off-balance-sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2014 are as follows:
	Amount of Commitment Expiration per Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Unused loan commitments	$135,137	$99,262	$14,481	$5,257	$16,137
Commitments to originate residential first and second mortgage loans	1,640	1,640	-	-	-
Standby letters of credit	1,621	1,285	336	-	-
Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

Quantitative and Qualitative Disclosures about Market Risk
Interest Sensitivity
Market risk arises from exposure to changes in interest rates and other relevant market rate or price risk. The Company faces market risk in the form of interest rate risk through transactions other than trading activities. The Company uses financial modeling techniques to measure interest rate risk. These techniques measure the sensitivity of future earnings due to changing interest rate environments. Guidelines established by the Company’s Asset/Liability Committee and approved by the board of directors are used to monitor exposure of earnings at risk. General interest rate movements are used to develop sensitivity as the Company feels it has no primary exposure to specific points on the yield curve. At December 31, 2014, the rate shock scenario models indicated that annual net interest income could change by as much as -18.3% to +25.5% should interest rates rise or fall, respectively, 400 basis points from their current level over a one year period. However, there are no assurances that the change will not be more or less than this estimate. Management believes this is an acceptable level of risk.
The following table represents estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2014. Significant assumptions used for this table included: loans will repay at historic repayment rates; certain interest-bearing demand accounts are interest sensitive due to immediate repricing, and fixed maturity deposits will not be withdrawn prior to maturity. A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.
(In thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Over 5 Years or No stated Maturity	Total
ASSETS
Investment securities	$19,708	$20,588	$16,594	$22,116	$28,349	$91,643	$198,998
Federal funds sold and other over-night interest-bearing deposits	20,445	-	-	-	-	-	20,445
Other investments and securities, at cost	4,722	-	-	-	-	-	4,722
Loans	325,495	141,367	137,161	97,198	112,986	47,006	861,213
Total	$370,370	$161,955	$153,755	$119,314	$141,335	$138,649	$1,085,378
LIABILITIES
Savings, interest checking, and money market deposits	$254,991	$-	$187,068	$-	$-	$-	$442,059
Time deposits	205,986	58,177	33,551	16,760	5,281	-	319,755
Federal funds purchased and securities sold under agreements to repurchase	17,970	-	-	-	-	-	17,970
Subordinated notes	49,486	-	-	-	-	-	49,486
Federal Home Loan Bank advances	18,000	8,000	5,000	10,000	2,000	-	43,000
Total	$546,433	$66,177	$225,619	$26,760	$7,281	$-	$872,270
Interest-sensitivity GAP
Periodic GAP	$(176,063)	$95,778	$(71,864)	$92,554	$134,054	$138,649	$213,108
Cumulative GAP	$(176,063)	$(80,285)	$(152,149)	$(59,595)	$74,459	$213,108	$213,108
Ratio of interest-earning assets to interest-bearing liabilities
Periodic GAP	0.68	2.45	0.68	4.46	19.41	NM	1.24
Cumulative GAP	0.68	0.87	0.82	0.93	1.09	1.24	1.24

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
Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company’s operations for the year ended December 31, 2014.
Impact of New Accounting Standards
Investments - Equity Method and Joint Ventures The FASB issued ASU No. 2014-01, Accounting for Investments in Qualified Affordable Housing Projects, in January 2014. These amendments allow investors in low income housing tax credit entities to account for the investments using a proportional amortization method, provided that certain conditions are met, and recognize amortization of the investment as a component of income tax expense. In addition, disclosures are required that will enable users to understand the nature of the investments, and the effect of the measurement of the investments and the related tax credits on the investor’s financial statements. This ASU is effective for interim and annual periods beginning January 1, 2015 and should be applied retrospectively to all periods presented. The adoption will not have a significant effect on the Company’s consolidated financial statements.
Troubled Debt Restructurings by Creditors
The FASB issued ASU No. 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure, in January 2014. These amendments require companies to disclose the amount of foreclosed residential real estate property held and the recorded investment in consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements of the applicable jurisdiction. The ASU also defines when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. The amendments are effective for interim and annual periods beginning January 1, 2015. The adoption will not have a significant effect on the Company’s consolidated financial statements.
The FASB has issued ASU No. 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure in August 2014. The objective of this update is to reduce diversity in practice by addressing the classification of foreclosed mortgage loans that are fully or partially guaranteed under government programs, including those guaranteed by the FHA and the VA. Some creditors reclassify those loans to real estate consistent with other foreclosed loans that do not have guarantees; others reclassify the loans to other receivables. The amendments in this ASU require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (1) The loan has a government guarantee that is not separable from the loan before foreclosure; (2) At the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and (3) At the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The amendments are effective for interim and annual periods beginning after December 15, 2014. The adoption will not have a significant effect on the Company’s consolidated financial statements.
Revenue from Contracts with Customers The FASB issued ASU 2014-09, Revenue from Contracts with Customers, in May 2014. The ASU supersedes revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance in the FASB Accounting Standards Codification. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance identifies specific steps that entities should apply in order to achieve this principle. The amendments are effective for interim and annual periods beginning January 1, 2017 and must be applied retrospectively. The Company is in the process of evaluating the impact of the ASU’s adoption on the Company’s consolidated financial statements.

Transfers and Servicing The FASB issued ASU 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures, in June 2014. The amendments require that repurchase-to-maturity transactions and repurchase agreements that are part of financing arrangements be accounted for as secured borrowings. The amendments also require additional disclosures for certain transfers accounted for as sales. The accounting changes and the disclosures on sales are required to be presented in interim and annual periods beginning January 1, 2015. The ASU also requires disclosures about types of collateral, contractual tenor and potential risks for transactions accounted for as secured borrowings. These disclosures are required in interim and annual periods beginning April 1, 2015. The adoption is not expected to have a significant effect on the Company’s consolidated financial statements.
Presentation of Financial Statements - Going Concern Uncertainties. The FASB has issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern in August 2014. ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. Under Generally Accepted Accounting Principles (GAAP), financial statements are prepared under the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting is critical to financial reporting because it establishes the fundamental basis for measuring and classifying assets and liabilities. Currently, GAAP lacks guidance about management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern or to provide related footnote disclosures. This ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The amendments are effective for interim and annual periods ending after December 15, 2016. The adoption is not expected to have a significant effect on the Company’s consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS
The following consolidated financial statements of the Company and report of the Company’s independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Hawthorn Bancshares, Inc.:
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Bancshares, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hawthorn Bancshares, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (1992), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 31, 2015 expressed an unqualified opinion on the effectiveness of Hawthorn Bancshares, Inc.’s internal control over financial reporting.
/s/ KPMG LLP
St. Louis, Missouri
March 31, 2015

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
	December 31,
(In thousands, except per share data)	2014	2013
ASSETS
Cash and due from banks	$22,364	$27,079
Federal funds sold and other overnight interest-bearing deposits	20,445	1,360
Cash and cash equivalents	42,809	28,439
Investment in available-for-sale securities, at fair value	198,998	205,985
Other investments and securities, at cost	4,722	4,001
Total investment securities	203,720	209,986
Loans	861,213	839,547
Allowances for loan losses	(9,099)	(13,719)
Net loans	852,114	825,828
Premises and equipment - net	37,498	38,079
Mortgage servicing rights	2,762	3,036
Other real estate owned and repossessed assets - net	11,885	14,867
Accrued interest receivable	4,816	4,999
Cash surrender value - life insurance	2,284	2,213
Other assets	11,843	12,675
Total assets	$1,169,731	$1,140,122
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing demand	$207,700	$187,382
Savings, interest checking and money market	442,059	419,085
Time deposits $100,000 and over	134,945	145,957
Other time deposits	184,810	204,047
Total deposits	969,514	956,471
Federal funds purchased and securities sold under agreements to repurchase	17,970	31,084
Subordinated notes	49,486	49,486
Federal Home Loan Bank advances	43,000	24,000
Accrued interest payable	373	426
Other liabilities	8,820	4,275
Total liabilities	1,089,163	1,065,742
Stockholders’ equity:
Common stock, $1 par value, authorized 15,000,000 shares; Issued 5,395,844 and 5,194,537 shares, respectively	5,396	5,195
Surplus	35,901	33,385
Retained earnings	44,016	40,086
Accumulated other comprehensive loss, net of tax	(1,228)	(769)
Treasury stock; 161,858 shares, at cost	(3,517)	(3,517)
Total stockholders’ equity	80,568	74,380
Total liabilities and stockholders’ equity	$1,169,731	$1,140,122

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
	Years Ended December 31,
(In thousands, except per share amounts)	2014	2013	2012
INTEREST INCOME
Interest and fees on loans	$40,274	$41,110	$43,957
Interest on investment securities:
Taxable	3,394	3,592	4,100
Nontaxable	722	844	909
Federal funds sold and other overnight interest-bearing deposits	28	37	46
Dividends on other securities	80	82	102
Total interest income	44,498	45,665	49,114
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	968	974	1,146
Time deposit accounts $100,000 and over	940	1,142	1,345
Other time deposits	1,384	2,498	3,481
Interest on federal funds purchased and securities sold under agreements to repurchase	21	24	21
Interest on subordinated notes	1,264	1,284	1,381
Interest on Federal Home Loan Bank advances	467	420	531
Total interest expense	5,044	6,342	7,905
Net interest income	39,454	39,323	41,209
Provision for loan losses	0	2,030	8,900
Net interest income after provision for loan losses	39,454	37,293	32,309
NON-INTEREST INCOME
Service charges on deposit accounts	5,265	5,556	5,439
Trust department income	844	796	893
Real estate servicing fees, net	319	876	(453)
Gain on sale of mortgage loans, net	1,093	1,665	2,669
Gain on sale of investment securities	20	778	26
Other	1,208	1,195	1,152
Total non-interest income	8,749	10,866	9,726
NON-INTEREST EXPENSE
Salaries and employee benefits	20,377	19,542	19,165
Occupancy expense, net	2,660	2,630	2,598
Furniture and equipment expense	1,823	2,007	1,840
FDIC insurance assessment	933	992	993
Legal, examination, and professional fees	1,159	982	1,189
Advertising and promotion	1,274	1,301	1,083
Postage, printing, and supplies	1,117	1,210	1,144
Processing expense	3,101	3,543	3,593
Other real estate expense, net	845	4,924	2,659
Other	3,218	3,632	4,403
Total non-interest expense	36,507	40,763	38,667
Income before income taxes	11,696	7,396	3,368
Income tax expense	4,042	2,422	546
Net income	7,654	4,974	2,822
Preferred stock dividends and accretion of discount	0	615	1,784
Net income available to common shareholders	$7,654	$4,359	$1,038
Basic earnings per share	$1.46	$0.83	$0.20
Diluted earnings per share	$1.46	$0.83	$0.20

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
	Years Ended December 31,
(In thousands)	2014	2013	2012
Net income	$7,654	$4,974	$2,822
Other comprehensive (loss) income, net of tax
Securities available for sale:
Unrealized gain (loss) on investment securities available-for-sale, net of tax	1,717	(4,275)	(123)
Adjustment for gain on sales of investment securities, net of tax	(12)	(482)	(16)
Defined benefit pension plans:
Net (loss) gain arising during the year, net of tax	(2,212)	2,095	547
Amortization of prior service cost included in net periodic pension cost, net of tax	48	68	77
Total other comprehensive (loss) income	(459)	(2,594)	485
Total comprehensive income	$7,195	$2,380	$3,307

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(In thousands)	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 2011	$29,318	$4,815	$30,266	$40,354	$1,340	$(3,517)	$102,576
Cumulative effect of change in accounting principle	0	0	0	460	0	0	460
Balance, January 1, 2012	$29,318	$4,815	$30,266	$40,814	$1,340	$(3,517)	$103,036
Net income	0	0	0	2,822	0	0	2,822
Other comprehensive income	0	0	0	0	485	0	485
Stock based compensation expense	0	0	29	0	0	0	29
Accretion of preferred stock discount	659	0	0	(659)	0	0	0
Redemption of 12,000 shares of preferred stock	(12,000)	0	0	0	0	0	(12,000)
Stock dividend	0	186	1,521	(1,707)	0	0	0
Cash dividends declared, preferred stock	0	0	0	(1,203)	0	0	(1,203)
Cash dividends declared, common stock	0	0	0	(949)	0	0	(949)
Balance, December 31, 2012	$17,977	$5,001	$31,816	$39,118	$1,825	$(3,517)	$92,220
Net income	0	0	0	4,974	0	0	4,974
Other comprehensive loss	0	0	0	0	(2,594)	0	(2,594)
Stock based compensation expense	0	0	19	0	0	0	19
Accretion of preferred stock discount	278	0	0	(278)	0	0	0
Redemption of 18,255 shares of preferred stock	(18,255)	0	0	0	0	0	(18,255)
Redemption of common stock warrant	0	0	(540)	0	0	0	(540)
Stock dividend	0	194	2,090	(2,284)	0	0	0
Cash dividends declared, preferred stock	0	0	0	(456)	0	0	(456)
Cash dividends declared, common stock	0	0	0	(988)	0	0	(988)
Balance, December 31, 2013	$0	$5,195	$33,385	$40,086	$(769)	$(3,517)	$74,380
Net income	0	0	0	7,654	0	0	7,654
Other comprehensive loss	0	0	0	0	(459)	0	(459)
Stock based compensation expense	0	0	20	0	0	0	20
Stock dividend	0	201	2,496	(2,697)	0	0	0
Cash dividends declared, common stock	0	0	0	(1,027)	0	0	(1,027)
Balance, December 31, 2014	$0	$5,396	$35,901	$44,016	$(1,228)	$(3,517)	$80,568
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Years Ended December 31,
(In thousands)	2014	2013	2012
Cash flows from operating activities:
Net income	$7,654	$4,974	$2,822
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	0	2,030	8,900
Depreciation expense	1,758	1,605	1,858
Net amortization of investment securities, premiums, and discounts	1,058	1,211	1,161
Amortization of intangible assets	0	135	408
Stock based compensation expense	20	19	29
Change in fair value of mortgage servicing rights	576	25	1,331
Gain on sale of investment securities	(20)	(778)	(26)
Gain on sales and dispositions of premises and equipment	(60)	(6)	(79)
Gain (loss) on sales and dispositions of other real estate owned and repossessed assets	(188)	330	(317)
Provision for other real estate owned	585	3,367	713
Decrease in accrued interest receivable	183	191	151
Increase in cash surrender value - life insurance	(71)	(77)	(72)
(Increase) decrease in other assets	(479)	4,311	949
Decrease (increase) in income tax receivable	(826)	524	(644)
Decrease in accrued interest payable	(53)	(483)	(145)
Increase in other liabilities	966	1,113	253
Origination of mortgage loans for sale	(35,434)	(72,100)	(99,420)
Proceeds from the sale of mortgage loans	36,623	75,961	99,797
Gain on sale of mortgage loans, net	(1,093)	(1,665)	(2,669)
Other, net	2,355	(444)	(125)
Net cash provided by operating activities	13,554	20,243	14,875
Cash flows from investing activities:
Net increase in loans	(28,357)	(2,525)	(26,499)
Purchase of available-for-sale debt securities	(48,942)	(88,137)	(76,498)
Proceeds from maturities of available-for-sale debt securities	23,702	33,341	42,735
Proceeds from calls of available-for-sale debt securities	28,605	8,275	45,170
Proceeds from sales of available-for-sale debt securities	5,334	32,590	790
Proceeds from sales of FHLB stock	439	536	460
Purchases of FHLB stock	(1,160)	(612)	0
Purchases of premises and equipment	(1,342)	(2,680)	(1,375)
Proceeds from sales of premises and equipment	65	23	272
Proceeds from sales of other real estate owned and repossessed assets	4,560	9,641	8,571
Net cash used by investing activities	(17,096)	(9,548)	(6,374)
Cash flows from financing activities:
Net increase (decrease) in demand deposits	20,318	(4,889)	33,084
Net increase in interest-bearing transaction accounts	22,974	13,383	21,103
Net decrease in time deposits	(30,249)	(43,298)	(21,136)
Net (decrease) increase in federal funds purchased and securities sold under agreements to repurchase	(13,114)	10,026	(3,458)
Repayment of FHLB advances	(10,000)	(15,126)	(8,284)
FHLB advances	29,000	19,000	0
Redemption of 18,255 and 12,000 shares, respectively, of preferred stock	0	(18,255)	(12,000)
Warrant redemption	0	(540)	0
Cash dividends paid - preferred stock	0	(456)	(1,203)
Cash dividends paid - common stock	(1,017)	(978)	(940)
Net cash provided (used) by financing activities	17,912	(41,133)	7,166
Net increase (decrease) in cash and cash equivalents	14,370	(30,438)	15,667
Cash and cash equivalents, beginning of year	28,439	58,877	43,210
Cash and cash equivalents, end of year	$42,809	$28,439	$58,877
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$5,097	$6,825	$8,420
Income taxes	$2,265	$131	$1,591
Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	$1,975	$4,613	$16,869
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012
(1)   Summary of Significant Accounting Policies
Hawthorn Bancshares, Inc. (the Company) through its subsidiary, Hawthorn Bank (the Bank), provides a broad range of banking services to individual and corporate customers located within the communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, Branson, and Lee’s Summit, Missouri. The Company is subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.
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
During the third quarter of, 2014, the Company’s management discovered employee fraud resulting in the loss of an aggregate $421,000 of cash over an extended period of time. As a result of the discovery, the Company recorded a $136,000 loss in its consolidated financial statements as of December 31, 2014, representing the $421,000 gross loss, net of expected insurance proceeds of  $285,000. The Company determined that any adjustments relating to prior-period financial statements were immaterial
Stock Dividend On July 1, 2014, the Company paid a special stock dividend of four percent to common shareholders of record at the close of business on June 15, 2014. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
Preferred Stock On December 19, 2008, the Company announced its participation in the U.S. Treasury Department’s Capital Purchase Program (CPP), a voluntary program that provides capital to financially healthy banks. Participation in this program included the Company’s issuance of 30,255 shares of senior preferred stock (with a par value of  $1,000 per share) and a ten year warrant to purchase approximately 287,133 shares of common stock. On May 9, 2012, the Company redeemed 12,000 of the 30,255 shares of preferred stock issued under the U.S. Treasury’s CPP program for a total purchase price of  $12.1 million, and on May 15, 2013, the remaining 18,255 shares were redeemed for a total purchase price of  $18.5 million.
On June 11, 2013, the common stock warrant issued under the U.S. Treasury Department’s CPP program was repurchased by the Company for a total purchase price of  $540,000, or $1.88 per warrant share. The purchase price was based on the fair market value of the warrant as agreed upon by the Company and the Treasury. The repurchase of the warrant ended the Company’s participation in the U.S. Treasury Department’s CPP.
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
December 31, 2014, 2013, and 2012

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
Loans Held for Sale
The Bank originates certain loans, which are sold in the secondary market. These long-term, fixed rate loans are typically classified as held for sale upon origination based on management’s intent to sell and are accounted for at the lower of adjusted cost or fair value. Adjusted cost reflects the funded loan amount and any loan origination costs and fees. In order to manage the risk associated with such activities, the Company upon locking in an interest rate with the borrower enters into an agreement to sell such loans in the secondary market. Loans held for sale are typically sold with servicing rights retained and without recourse except for normal and customary representation and warranty provisions. At December 31, 2014, there were no mortgage loans that were held for sale in comparison to $95,882 loans held for sale at December 31, 2013.
Impaired Loans
A loan is considered impaired when it is probable the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. Included in impaired loans are all non-accrual loans and loans whose terms have been modified in a troubled debt restructuring. Impaired loans are individually evaluated for impairment based on fair values of the underlying collateral, obtained through independent appraisals or internal valuations for a collateral dependent loan or by discounting the total expected future cash flows.
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
December 31, 2014, 2013, and 2012

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
Loans, or portions of loans, are charged off to the extent deemed uncollectible or a loss is confirmed. When loans become 90 days past due, they are generally placed on nonaccrual status or charged off unless extenuating circumstances justify leaving the loan on accrual basis. When loans reach 120 days past due and there is little likelihood of repayment, they are charged off. Loan charge-offs reduce the allowance for loan losses, and recoveries of loans previously charged off are added back to the allowance. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, specific reserves are estimated. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings, and industry concentration adjusted for certain qualitative factors to reflect current risk characteristics of the portfolio. In addition, the combined historical loan loss rates and qualitative factors are multiplied by loss emergence periods which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a potential loss. Although the allowance for loan losses are comprised of specific and general allocations, the entire allowance is available to absorb credit losses.
The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals and/or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by asset type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings, and industry concentration adjusted for certain qualitative factors to reflect current risk characteristics of the portfolio. In addition, the combined historical loan loss rates and qualitative factors are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss. Management determined that the previous twelve quarters were reflective of the loss characteristics of the Company’s loan portfolio during the recent economic environment. These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The Company’s methodology includes qualitative factors that allow management to adjust its estimates of losses based on the most recent information available. These factors reflect actual changes and anticipated changes such as changes in specific allowances on loans and real estate acquired through foreclosure, any gains and losses on final disposition of real estate acquired through foreclosure, changes in national and local economic conditions and developments, including general economic and business conditions affecting the Company’s key lending areas, credit quality trends, specific industry conditions within portfolio segments, bank regulatory examination results, and findings of the internal loan review department. These risk factors are generally reviewed and updated quarterly, as appropriate.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

Investment in Debt and Equity Securities
At the time of purchase, debt securities are classified into one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities which the Company has the positive intent and ability to hold until maturity. All debt securities not classified as held-to-maturity are classified as available-for-sale. The Company’s securities are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, net of taxes, a component of stockholders’ equity. Securities are periodically evaluated for other-than-temporary impairment in accordance with guidance provided in the FASB ASC Topic 320, Investments – Debt and Equity Securities. For those securities with other-than-temporary impairment, the entire loss in fair value is required to be recognized in current earnings if the Company intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.
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
Capital Stock of the Federal Home Loan Bank
The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Agency, is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Des Moines (FHLB) in an amount equal to 12 basis points of the Bank’s year-end total assets plus 4.00% of advances from the FHLB to the Bank. These investments are recorded at cost, which represents redemption value.
Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation. Depreciation applicable to buildings and improve-ments and furniture and equipment is charged to expense using straight-line and accelerated methods over the estimated useful lives of the assets. Such lives are estimated to be 5 to 40 years for buildings and improvements and 3 to 15 years for furniture and equipment. Maintenance and repairs are charged to expense as incurred.
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
December 31, 2014, 2013, and 2012

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
In addition to the changes in fair value of the mortgage servicing rights, the Company also recorded loan servicing fee income as part of real estate servicing fees, net in the statement of income. Loan servicing fee income represents revenue earned for servicing mortgage loans. The servicing fees are based on contractual percentage of the outstanding principal balance and recognized as revenue as the related mortgage payments are collected. Corresponding loan servicing costs are changed to expense as incurred.
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
December 31, 2014, 2013, and 2012

assumptions on an annual basis and may make modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company believes that the assumptions utilized in recording its obligations under its plan are reasonable based on its experience and market conditions.
The Company follows authoritative guidance included in the FASB ASC Topic 715, Compensation – Retirement Plans under the subtopic Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. ASC Topic 715 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its consolidated balance sheet and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. This guidance also requires an employer to measure the funded status of a plan as of the date of its fiscal year-end, with limited exceptions. Additional disclosures are required to provide users with an understanding of how investment allocation decisions are made, major categories of plan assets, and fair value measurement of plan assets as defined in ASC Topic 820, Fair Value Measurements and Disclosures.
Income Taxes
Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Judgment is required in addressing the Company’s future tax consequences of events that have been recognized in the consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forwards and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, the Company would adjust the recorded value of our deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, the Company would reverse the valuation allowance when it is expected to realize the deferred tax asset. The Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2014, 2013, and 2012.
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
December 31, 2014, 2013, and 2012

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
(2)   Loans and Allowance for Loan Losses
Loans
A summary of loans, by major class within the Company’s loan portfolio, at December 31, 2014 and 2013 is as follows:
(in thousands)	2014	2013
Commercial, financial, and agricultural	$154,834	$141,845
Real estate construction - residential	18,103	21,008
Real estate construction - commercial	48,822	55,076
Real estate mortgage - residential	247,117	225,630
Real estate mortgage - commercial	372,321	375,686
Installment and other consumer	20,016	20,302
Total loans	$861,213	$839,547

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, Branson and Lee’s Summit, Missouri. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. At December 31, 2014, loans with a carrying value of  $411.8 million, or $405.5 million fair value, were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit.
The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company, are summarized as follows:
(in thousands)
Balance at December 31, 2013	$4,837
New loans	478
Amounts collected	(375)
Balance at December 31, 2014	$4,940

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

Allowance for loan losses
The following is a summary of the allowance for loan losses for the years ended December 31, 2014, 2013, and 2012:
(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Un- allocated	Total
Balance at December 31, 2011	$1,804	$1,188	$1,562	$3,251	$5,734	$267	$3	$13,809
Additions:
Provision for loan losses	1,732	(523)	126	955	6,318	293	(1)	8,900
Deductions:
Loans charged off	1,760	0	0	977	5,466	586	0	8,789
Less recoveries on loans	(161)	(67)	(23)	(158)	(248)	(265)	0	(922)
Net loans charged off	1,599	(67)	(23)	819	5,218	321	0	7,867
Balance at December 31, 2012	$1,937	$732	$1,711	$3,387	$6,834	$239	$2	$14,842
Additions:
Provision for loan losses	992	318	(452)	273	622	272	5	2,030
Deductions:
Loans charged off	895	119	633	812	1,301	420	0	4,180
Less recoveries on loans	(340)	0	(5)	(111)	(368)	(203)	0	(1,027)
Net loans charged off	555	119	628	701	933	217	0	3,153
Balance at December 31, 2013	$2,374	$931	$631	$2,959	$6,523	$294	$7	$13,719
Additions:
Provision for loan losses	371	(592)	326	(226)	(107)	195	33	0
Deductions:
Loans charged off	1,285	349	491	408	2,890	405	0	5,828
Less recoveries on loans	(319)	(181)	0	(202)	(320)	(186)	0	(1,208)
Net loans charged off	966	168	491	206	2,570	219	0	4,620
Balance at December 31, 2014	$1,779	$171	$466	$2,527	$3,846	$270	$40	$9,099

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

The following table provides the balance in the allowance for loan losses at December 31, 2014 and 2013, and the related loan balance by impairment methodology.
(in thousands)	Commercial, Financial, and Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Un- allocated	Total
December 31, 2014
Allowance for loan losses:
Individually evaluated for impairment	$134	$0	$0	$1,343	$246	$26	$0	$1,749
Collectively evaluated for impairment	1,645	171	466	1,184	3,600	244	40	7,350
Total	$1,779	$171	$466	$2,527	$3,846	$270	$40	$9,099
Loans outstanding:
Individually evaluated for impairment	$7,541	$1,750	$2,096	$7,878	$16,464	$234	$0	$35,963
Collectively evaluated for impairment	147,293	16,353	46,726	239,239	355,857	19,782	0	825,250
Total	$154,834	$18,103	$48,822	$247,117	$372,321	$20,016	$0	$861,213

December 31, 2013
Allowance for loan losses:
Individually evaluated for impairment	$721	$392	$304	$1,374	$1,989	$16	$0	$4,796
Collectively evaluated for impairment	1,653	539	327	1,585	4,534	278	7	8,923
Total	$2,374	$931	$631	$2,959	$6,523	$294	$7	$13,719
Loans outstanding:
Individually evaluated for impairment	$4,015	$2,204	$6,615	$6,517	$15,422	$43	$0	$34,816
Collectively evaluated for impairment	137,830	18,804	48,461	219,113	360,264	20,259	0	804,731
Total	$141,845	$21,008	$55,076	$225,630	$375,686	$20,302	$0	$839,547

Impaired loans
Loans evaluated under ASC 310-10-35 include loans which are individually evaluated for impairment. All other loans are collectively evaluated for impairment under ASC 450-20. Impaired loans totaled $36.0 million and $35.1 million at December 31, 2014 and 2013, respectively, and are comprised of loans on non-accrual status and loans, which have been classified as troubled debt restructurings. Total impaired loans of  $36.0 million at December 31, 2014 were individually evaluated for impairment compared to $35.1 million at December 31, 2013. The $35.1 million of total impaired loans individually evaluated for impairment as December 31, 2013, includes $34.8 million of impaired loans individually evaluated for impairment and $259,000 of non-accrual consumer loans that were collectively evaluated for impairment. Beginning in 2014, consumer non-accrual loans were included in the individually evaluated impairment calculations.
The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. At December 31, 2014 and 2013, $15.6 million and $21.8 million, respectively, of impaired loans were evaluated based on the fair value less estimated selling costs of the loan’s collateral. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2014, $1.7 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $36.0 million compared to $4.8 million of the Company’s allowance for loan losses allocated to impaired loans totaling approximately

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

$35.1 million at December 31, 2013. Management determined that $28.5 million, or 79%, of total impaired loans required no reserve allocation at December 31, 2014 compared to $18.8 million, or 54%, at December 31, 2013 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.
The categories of impaired loans at December 31, 2014 and 2013 are as follows:
(in thousands)	2014	2013
Non-accrual loans	$18,243	$23,680
Troubled debt restructurings continuing to accrue interest	17,720	11,395
Total impaired loans	$35,963	$35,075

The following tables provide additional information about impaired loans at December 31, 2014 and 2013, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided.
(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2014
With no related allowance recorded:
Commercial, financial and agricultural	$6,021	$6,232	$0
Real estate - construction residential	1,750	2,259	0
Real estate - construction commercial	2,096	2,319	0
Real estate - residential	3,213	3,270	0
Real estate - commercial	15,409	18,950	0
Consumer	36	36	0
Total	$28,525	$33,066	$0
With an allowance recorded:
Commercial, financial and agricultural	$1,520	$1,528	$134
Real estate - construction residential	0	0	0
Real estate - construction commercial	0	0	0
Real estate - residential	4,665	3,546	1,343
Real estate - commercial	1,055	1,171	246
Consumer	198	237	26
Total	$7,438	$6,482	$1,749
Total impaired loans	$35,963	$39,548	$1,749

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2013
With no related allowance recorded:
Commercial, financial and agricultural	$2,467	$2,593	$0
Real estate - construction residential	44	80	0
Real estate - construction commercial	6,101	7,148	0
Real estate - residential	2,121	2,654	0
Real estate - commercial	7,817	8,056	0
Consumer	259	282	0
Total	$18,809	$20,813	$0
With an allowance recorded:
Commercial, financial and agricultural	$1,548	$1,607	$721
Real estate - construction residential	2,160	2,331	392
Real estate - construction commercial	514	514	304
Real estate - residential	4,396	4,570	1,374
Real estate - commercial	7,605	7,925	1,989
Consumer	43	45	16
Total	$16,266	$16,992	$4,796
Total impaired loans	$35,075	$37,805	$4,796

The following table presents by class, information related to the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2014 and 2013:
	2014		2013
(in thousands)	Average Recorded Investment	Interest Recognized For the Period Ended	Average Recorded Investment	Interest Recognized For the Period Ended
With no related allowance recorded:
Commercial, financial and agricultural	$3,141	$94	$2,693	$108
Real estate - construction residential	610	2	80	0
Real estate - construction commercial	5,950	0	7,437	6
Real estate - residential	3,517	46	2,612	51
Real estate - commercial	13,703	400	8,461	170
Consumer	11	0	290	3
Total	$26,932	$542	$21,573	$338
With an allowance recorded:
Commercial, financial and agricultural	$1,773	$19	$1,677	$29
Real estate - construction residential	1,697	0	2,409	0
Real estate - construction commercial	42	0	514	0
Real estate - residential	5,118	129	4,596	24
Real estate - commercial	3,810	11	8,157	113
Consumer	312	0	45	0
Total	$12,752	$159	$17,398	$166
Total impaired loans	$39,684	$701	$38,971	$504

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken resulting from current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $542,000 and $338,000, for the years ended December 31, 2014 and 2013, respectively. The average recorded investment in impaired loans is calculated on a monthly basis during the years reported. Contractual interest lost on loans in non-accrual status was $1.1 million and $1.2 million, for the years ended December 31, 2014 and 2013, respectively.
Delinquent and Non-Accrual Loans
The delinquency status of loans is determined based on the contractual terms of the notes. Borrowers are generally classified as delinquent once payments become 30 days or more past due.
The following table provides aging information for the Company’s past due and non-accrual loans at December 31, 2014 and 2013.
(in thousands)	Current or Less Than 30 Days Past Due	30 - 89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
December 31, 2014
Commercial, Financial, and Agricultural	$149,366	$189	$0	$5,279	$154,834
Real Estate Construction - Residential	16,352	0	0	1,751	18,103
Real Estate Construction - Commercial	46,670	0	56	2,096	48,822
Real Estate Mortgage - Residential	239,469	3,229	0	4,419	247,117
Real Estate Mortgage - Commercial	366,653	1,203	0	4,465	372,321
Installment and Other Consumer	19,551	230	2	233	20,016
Total	$838,061	$4,851	$58	$18,243	$861,213
December 31, 2013
Commercial, Financial, and Agricultural	$139,219	$942	$0	$1,684	$141,845
Real Estate Construction - Residential	18,738	66	0	2,204	21,008
Real Estate Construction - Commercial	48,230	595	0	6,251	55,076
Real Estate Mortgage - Residential	217,268	4,068	129	4,165	225,630
Real Estate Mortgage - Commercial	365,787	725	100	9,074	375,686
Installment and Other Consumer	19,695	291	14	302	20,302
Total	$808,937	$6,687	$243	$23,680	$839,547

Credit Quality
The Company categorizes loans into risk categories based upon an internal rating system reflecting management’s risk assessment. Loans are placed on watch status when one or more weaknesses that may result in the deterioration of the repayment exits or the Company’s credit position at some future date. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have a well defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not corrected. It is the Company’s policy to discontinue the accrual of interest income on loans when management believes that the collection of interest or principal is doubtful. Loans are placed on non-accrual status when (1) deterioration in the financial condition of the borrower exists for which payment of full principal and interest is not expected,

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

or (2) payment of principal or interest has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis.
The following table presents the risk categories by class at December 31, 2014 and 2013.
(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Total
At December 31, 2014
Watch	$13,651	$1,103	$4,757	$27,172	$18,191	$199	$65,073
Substandard	3,188	90	1,211	6,583	16,101	139	27,312
Non-accrual	5,279	1,751	2,096	4,419	4,465	233	18,243
Total	$22,118	$2,944	$8,064	$38,174	$38,757	$571	$110,628
At December 31, 2013
Watch	$15,016	$2,007	$6,111	$26,331	$23,662	$388	$73,515
Substandard	7,553	92	1,403	8,579	14,510	281	32,418
Non-accrual	1,684	2,204	6,251	4,165	9,074	302	23,680
Total	$24,253	$4,303	$13,765	$39,075	$47,246	$971	$129,613

Troubled Debt Restructurings
At December 31, 2014, loans classified as troubled debt restructurings (TDRs) totaled $19.3 million, of which $1.6 million were on non-accrual status and $17.7 million were on accrual status. At December 31, 2013, loans classified as troubled debt restructurings (TDRs) totaled $21.5 million, of which $10.1 million were on non-accrual status and $11.4 million were on accrual status. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of  $1.0 million and $2.2 million related to TDRs were allocated to the allowance for loan losses at December 31, 2014 and 2013, respectively.
The following table summarizes loans that were modified as TDRs during the years ended December 31, 2014 and 2013.
	2014			2013
	Recorded Investment (1)			Recorded Investment (1)
(in thousands)	Number of Contracts	Pre- Modification	Post- Modification	Number of Contracts	Pre- Modification	Post- Modification
Troubled Debt Restructurings
Commercial, financial and agricultural	3	$244	$208	0	$0	$0
Real estate mortgage - residential	1	1,256	1,170	3	2,156	1,992
Real estate mortgage - commercial	0	0	0	1	1,282	1,282
Total	4	$1,500	$1,378	4	$3,438	$3,274

(1)
The amounts reported post-modification are inclusive of all partial pay-downs and charge-offs, and no portion of the debt was forgiven. Loans modified as a TDR that were fully paid down, charged-off, or foreclosed upon during the period ended are not reported.

The Company’s portfolio of loans classified as TDRs include concessions such as interest rates below the current market rate, deferring principal payments, and extending maturity dates. Once a loan becomes a TDR, it will continue to be reported as a TDR until it is ultimately repaid in full, charged-off, or the collateral for the loan is foreclosed and sold. The Company considers a loan in TDR status in default when the borrower’s payment according to the modified terms is at least 90 days past due or has defaulted due to

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

expiration of the loan’s maturity date. Four loans were modified in each of the years ending December 31, 2014 and 2013 meeting the TDR criteria. There were two loans modified as a TDR that defaulted during the year December 31, 2014, and within twelve months of their modification date compared to no loans during the year ended December 31, 2013.
(3)   Real Estate and Other Assets Acquired in Settlement of Loans
(in thousands)	2014	2013
Commercial	$0	$0
Real estate construction - residential	23	114
Real estate construction - commercial	9,831	10,020
Real estate mortgage - residential	417	830
Real estate mortgage - commercial	4,831	8,537
Repossessed assets	38	41
Total	$15,140	$19,542
Less valuation allowance for other real estate owned	(3,255)	(4,675)
Total other real estate owned and foreclosed assets	$11,885	$14,867

Changes in the net carrying amount of other real estate owned and repossessed assets for the years ended December 31, 2012 2013, and 2014, respectively, were as follows:

Balance at December 31, 2012	$29,729
Additions	4,613
Proceeds from sales	(9,641)
Charge-offs against the valuation allowance for other real estate owned	(4,829)
Repossessed assets impairment write-downs	(189)
Net gain on sales	(141)
Balance at December 31, 2013	$19,542
Additions	1,975
Proceeds from sales	(4,560)
Charge-offs against the valuation allowance for other real estate owned, net	(2,005)
Net loss on sales	188
Total other real estate owned and repossessed assets	$15,140
Less valuation allowance for other real estate owned	(3,255)
Balance at December 31, 2014	$11,885

During the years ended December 31, 2014 and 2013, net charge-offs against the allowance for loan losses at the time of foreclosure were approximately $335,000 and $800,000, respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

Activity in the valuation allowance for other real estate owned in settlement of loans for the years ended December 31, 2014, 2013 and 2012, respectively, is summarized as follows:
(in thousands)	2014	2013	2012
Balance, beginning of year	$4,675	$6,137	$6,977
Provision for other real estate owned	585	3,367	713
Charge-offs	(2,005)	(4,829)	(1,553)
Balance, end of year	$3,255	$4,675	$6,137
(4)   Investment Securities
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2014 and 2013 are as follows:
(in thousands)	Amortized cost	Gross unrealized gains	Gross losses	Fair value
December 31, 2014
Government sponsored enterprises	$57,002	$240	$143	$57,099
Asset-backed securities	106,726	855	1,119	106,462
Obligations of states and political subdivisions	34,925	583	71	35,437
Total available for sale securities	$198,653	$1,678	$1,333	$198,998

December 31, 2013
U.S. Treasury	$1,000	$3	$0	$1,003
Government sponsored enterprises	61,006	377	767	60,616
Asset-backed securities	112,747	817	3,191	110,373
Obligations of states and political subdivisions	33,637	568	212	33,993
Total available for sale securities	$208,390	$1,765	$4,170	$205,985

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
Investment securities that are classified as restricted equity securities primarily consist of Federal Home Loan Bank stock and the Company’s interest in statutory trusts. These securities are reported at cost in other assets in the amount of  $4.7 million and $4.0 million as of December 31, 2014 and 2013, respectively.
Debt securities with carrying values aggregating approximately $145.5 million and $145.8 million at December 31, 2014 and December 31, 2013, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2014, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

(in thousands)	Amortized cost	Fair value
Due in one year or less	$12,322	$12,421
Due after one year through five years	56,138	56,327
Due after five years through ten years	21,409	21,767
Due after ten years	2,058	2,021
Total	91,927	92,536
Asset-backed securities	106,726	106,462
Total available for sale securities	$198,653	$198,998

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014 and December 31, 2013 were as follows:
	Less than 12 months		12 months or more		Total	Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2014
Government sponsored enterprises	$2,983	$(4)	$17,862	$(139)	$20,845	$(143)
Asset-backed securities	10,314	(50)	45,445	(1,069)	55,759	(1,119)
Obligations of states and political subdivisions	3,667	(15)	1,942	(56)	5,609	(71)
Total	$16,964	$(69)	$65,249	$(1,264)	$82,213	$(1,333)
(in thousands)
At December 31, 2013
Government sponsored enterprises	$25,771	$(767)	$0	$0	$25,771	$(767)
Asset-backed securities	76,048	(2,940)	5,941	(251)	81,989	(3,191)
Obligations of states and political subdivisions	6,907	(159)	450	(53)	7,357	(212)
Total	$108,726	$(3,866)	$6,391	$(304)	$115,117	$(4,170)

The total available for sale portfolio consisted of approximately 300 securities at December 31, 2014. The portfolio included 74 securities having an aggregate fair value of  $82.2 million that were in a loss position at December 31, 2014. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer totaled $65.2 million at fair value. The $1.3 million aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2014 was caused by interest rate fluctuations. The total available for sale portfolio consisted of approximately 348 securities at December 31, 2013. The portfolio included 96 securities having an aggregate fair value of  $115.1 million that were in a loss position at December 31, 2013. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer totaled $6.4 million at fair value. The $4.2 million aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2013 was caused by interest rate fluctuations. Because the decline in fair value is attributable to changes in interest rates and not credit quality these investments were not considered other-than-temporarily impaired at December 31, 2014 and 2013, respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

The table presents the components of investment securities gains and losses, which have been recognized in earnings:
(in thousands)	2014	2013	2012
Gains realized on sales	$86	$786	$26
Losses realized on sales	(66)	(8)	0
Other-than-temporary impairment recognized	0	0	0
Investment securities gains	$20	$778	$26

(5)   Premises and Equipment
A summary of premises and equipment at December 31, 2014 and 2013 is as follows:
(in thousands)	2014	2013
Land and land improvements	$10,152	$10,073
Buildings and improvements	35,504	33,730
Furniture and equipment	12,016	11,627
Construction in progress	523	2,402
Total	58,195	57,832
Less accumulated depreciation	20,697	19,753
Premises and equipment, net	$37,498	$38,079

Depreciation expense for the years ended December 31, 2014, 2013, and 2012 was as follows:
(in thousands)	2014	2013	2012
Depreciation expense	$1,758	$1,605	$1,858

(6)   Intangible Assets
Core Deposit Intangible Asset
Core deposit intangible assets in the amount of  $4.8 million were fully amortized as of June 30, 2013. Amortization expense was $0, $135,000 and $408,000 for the years ended December 31, 2014, 2013 and 2012, respectively.
Changes in the net carrying amount of core deposit intangible assets for the years ended December 31, 2014, 2013, and 2012 is as follows:
(in thousands)	2014	2013	2012
Balance at beginning of year	$0	$135	$543
Additions	0	0	0
Amortization	0	(135)	(408)
Balance at end of year	$0	$0	$135

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
December 31, 2014, 2013, and 2012

principle of  $459,890, which was recorded as an increase to beginning retained earnings. As such, effective January 1, 2012, changes in the fair value of mortgage servicing rights have been recognized in earnings in non-interest income in the period in which the change occurred.
At December 31, 2014 and 2013, respectively, the Company serviced mortgage loans for others totaling $313.9 million and $322.5 million, respectively. Mortgage loan servicing fees, reported as non-interest income, earned on loans sold were $895,000, $901,000, and $878,000, for the years ended December 31, 2014, 2013, and 2012, respectively.
The table below presents changes in mortgage servicing rights (MSRs) for the years ended December 31, 2014, 2013, and 2012.
(in thousands)	2014	2013	2012
Balance at beginning of year	$3,036	$2,549	$2,308
Re-measurement to fair value upon election to measure servicing rights at fair value	0	0	742
Originated mortgage servicing rights	302	512	830
Changes in fair value:
Due to change in model inputs and assumptions (1)	66	723	241
Other changes in fair value (2)	(642)	(748)	(1,572)
Amortization	0	0	0
Balance at end of year	$2,762	$3,036	$2,549

(1)
The change in fair value resulting from changes in valuation inputs or assumptions used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates.

(2)
Other changes in fair value reflect changes due to customer payments and passage of time. The year ended December 31, 2012 includes a one time adjustment of a $538,000 correction of an immaterial prior period error due to changing from the straight-line amortization method to an accelerated amortization method of accounting for amortizing MSRs in prior years.

The following key data and assumptions were used in estimating the fair value of the Company’s mortgage servicing rights as of the years ended December 31, 2014 and 2013:
	2014	2013
Weighted-Average Constant Prepayment Rate	10.54%	9.48%
Weighted-Average Note Rate	3.99%	4.01%
Weighted-Average Discount Rate	9.21%	9.06%
Weighted-Average Expected Life (in years)	5.70	6.10

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

(7)   Deposits
The scheduled maturities of total time deposits as of the years ended December 31, 2014 and 2013 were as follows:
(in thousands)	2014	2013
Due within:
One year	$204,638	$231,644
Two years	58,177	58,844
Three years	33,551	30,767
Four years	16,760	12,662
Five years	5,282	16,087
Thereafter	1,347	0
Total	$319,755	$350,004

At December 31, 2014 and 2013, the Company had certificates and other time deposits in denominations of  $100,000 or more with maturities as follows:
(in thousands)	2014	2013
Due within:
Three months or less	$33,488	$46,306
Over three months through six months	29,381	18,398
Over six months through twelve months	35,308	42,624
Over twelve months	36,768	38,629
Total	$134,945	$145,957

The Federal Reserve Bank required the Bank to maintain cash or balances of  $1.6 million and $1.3 million at December 31, 2014 and 2013, respectively, to satisfy reserve requirements.
Average compensating balances held at correspondent banks were $408,000 and $315,000 at December 31, 2014 and 2013, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

(8)   Borrowings
Federal Funds Purchased and Securities Sold under Agreements to Repurchase (Repurchase Agreements)
Information relating to federal funds purchased and repurchase agreements is as follows:
(in thousands)	Year End Weighted Rate	Average Weighted Rate	Average Balance Outstanding	Maximum Outstanding at any Month End	Balance at December 31,
2014
Federal funds purchased	0.45%	0.38%	$404	$0	$0
Short-term repurchase agreements	0.12	0.10	19,819	22,849	17,970
Total			$20,223	$22,849	$17,970
2013
Federal funds purchased	0.40%	0.41%	$635	$13,503	$13,503
Short-term repurchase agreements	0.13	0.11	19,913	25,007	17,581
Total			$20,548	$38,510	$31,084

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Bank’s investment portfolio.
Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $40.0 million on an unsecured basis and $7.8 million on a secured basis at December 31, 2014.
Subordinated Notes and Other Borrowings
Other borrowings of the Company consisted of the following:
(in thousands)			2014		2013
	Borrower	Maturity Date	Year End Balance	Year End Weighted Rate	Year End Balance	Year End Weighted Rate
FHLB advances	The Bank	2015	$8,000	0.30%	$0	na%
		2016	8,000	0.67%	3,000	0.64%
		2017	5,000	1.07%	3,000	0.91%
		2018	20,000	2.00%	18,000	2.00%
		2019-20	2,000	1.97%	0	na%
Total Bank			$43,000		$24,000
Subordinated notes	The Company	2034	$25,774	2.94%	$25,774	2.94%
		2035	23,712	2.07%	23,712	2.07%
Total Company			$49,486		$49,486

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings are secured under a blanket agreement which assigns all investment in FHLB stock, as well as qualifying first mortgage loans as collateral to secure amounts borrowed by the Bank. The outstanding balance of  $43.0 million includes $10.0 million, which the FHLB may call for early payment within the next year. Based upon the collateral pledged to the FHLB at December 31, 2014, the Bank could borrow up to an additional $230.6 million under the agreement.
On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to a three-month LIBOR rate plus 1.83% and reprices quarterly (2.07% at December 31, 2014). The TPS can be prepaid without penalty at any time after five years from the issuance date.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

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
On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (2.94% at December 31, 2014). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.
The Exchange Statutory Trusts are not consolidated in the Company’s financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2014 and 2013 was $49.5 million, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.5 million, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.
(9)   Income Taxes
The composition of income tax expense for the years ended December 31, 2014, 2013, and 2012 was as follows:
(in thousands)	2014	2013	2012
Current:
Federal	$1,105	$584	$651
State	137	71	156
Total current	1,242	655	807
Deferred:
Federal	2,353	1,485	(197)
State	447	282	(64)
Total deferred	2,800	1,767	(261)
Total income tax expense	$4,042	$2,422	$546

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

Applicable income tax expense for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table for the years ended December 31, 2014, 2013, and 2012 are as follows:
(in thousands)	2014		2013		2011
	Amount	%	Amount	%	Amount	%
Income before provision for income tax expense	$11,696		$7,396		$3,368
Tax at statutory federal income tax rate	$3,977	34.00%	$2,515	34.00%	$1,145	34.00%
Tax-exempt income	(348)	(2.98)	(353)	(4.77)	(380)	(11.27)
State income tax, net of federal tax benefit	385	3.30	233	3.15	61	1.81
Release of prior year over accrual	0	0.00	0	0.00	(371)	(11.01)
Other, net	28	0.24	27	0.37	91	2.70
Provision for income tax expense	$4,042	34.56%	$2,422	32.75%	$546	16.23%

The components of deferred tax assets and deferred tax liabilities at December 31, 2014 and 2013 are as follows:
(in thousands)	2014	2013
Deferred tax assets:
Allowance for loan losses	$3,458	$5,213
Impairment of other real estate owned	1,233	1,771
Goodwill	1,786	2,134
Available-for-sale securities	0	914
Deferred taxes on pension	0	0
Nonaccrual loan interest	1,069	1,015
Core deposit intangible	689	822
Pension	985	896
Deferred taxes on pension	998	0
Deferred compensation	130	44
Other	250	322
Total deferred tax assets	$10,598	$13,131
Deferred tax liabilities:
Available-for-sale securities	$131	$0
Premises and equipment	1,160	988
Mortgage servicing rights	1,022	1,114
Deferred taxes on pension	0	328
Assets held for sale	114	112
FHLB stock dividend	0	100
Other	53	72
Total deferred tax liabilities	2,480	2,714
Net deferred tax assets	$8,118	$10,417

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these temporary differences at December 31, 2014 and, therefore, did not establish a valuation reserve.
The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. As of December 31, 2014, 2013, and 2012, respectively, the Company did not have any uncertain tax provisions.
(10)   Stockholders’ Equity
Accumulated Other Comprehensive (Loss) Income
The following details the change in the components of the Company’s accumulated other comprehensive (loss) income for the years ended December 31, 2013 and 2014, respectively:
(in thousands)	Unrealized Loss on Securities (1)	Unrecognized Net Pension and Postretirement Costs (2)	Accumulated Other Comprehensive (Loss) Income
Balance, December 31, 2012	$3,266	$(1,441)	$1,825
Other comprehensive (loss) income, before reclassifications	(6,980)	3,378	(3,602)
Amounts reclassified from accumulated other comprehensive income	(778)	110	(668)
Current period other comprehensive (loss) income, before tax	(7,758)	3,488	(4,270)
Income tax benefit (expense)	3,001	(1,325)	1,676
Current period other comprehensive (loss) income, net of tax	(4,757)	2,163	(2,594)
Balance, December 31, 2013	$(1,491)	$722	$(769)
Other comprehensive (loss) income, before reclassifications	2,770	(3,568)	(798)
Amounts reclassified from accumulated other comprehensive income	(20)	79	59
Current period other comprehensive (loss) income, before tax	2,750	(3,489)	(739)
Income tax benefit (expense)	(1,045)	1,325	280
Current period other comprehensive (loss) income, net of tax	1,705	(2,164)	(459)
Balance, December 31, 2014	$214	$(1,442)	$(1,228)

(1)
The pre-tax amounts reclassified from accumulated other comprehensive (loss) income are included in gain on sale of investment securities in the consolidated statements of income.

(2)
The pre-tax amounts reclassified from accumulated other comprehensive income are included in the computation of net periodic pension cost. See Note 11.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

(11)   Employee Benefit Plans
Employee benefits charged to operating expenses are summarized in the table below for the years ended December 31, as indicated.
(in thousands)	2014	2013	2012
Payroll taxes	$1,081	$1,106	$1,127
Medical plans	1,974	1,915	1,772
401(k) match	310	309	298
Pension plan	960	1,173	1,224
Profit-sharing	201	118	58
Other	122	219	317
Total employee benefits	$4,648	$4,840	$4,796

The Company’s profit-sharing plan includes a matching 401(k) portion, in which the Company matches the first 3% of eligible employee contributions. The Company made annual contributions in an amount up to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for federal income tax purposes, for each of the periods shown. In addition, employees were able to make additional tax-deferred contributions.
Pension
The Company provides a noncontributory defined benefit pension plan for all full-time employees. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company has not made any contributions to the defined benefit plan for the current plan year. There is no minimum required contribution for the 2015 plan year.
Obligations and Funded Status at December 31,
(in thousands)	2014	2013
Change in projected benefit obligation:
Balance, January 1	$14,852	$15,342
Service cost	981	1,174
Interest cost	732	646
Actuarial gain	3,813	(1,991)
Benefits paid	(401)	(319)
Balance, December 31	$19,977	$14,852
Change in plan assets:
Fair value, January 1	$13,532	$11,707
Actual return on plan assets	1,118	2,220
Employer contribution	725	0
Expenses paid	(41)	(76)
Benefits paid	(401)	(319)
Fair value, December 31	$14,933	$13,532
Funded status at end of year	$(5,044)	$(1,320)
Accumulated benefit obligation	$16,595	$12,298

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income
The following items are components of net pension cost for the years ended December 31, as indicated:
(in thousands)	2014	2013	2012
Service cost—benefits earned during the year	$981	$1,174	$1,168
Interest costs on projected benefit obligations	732	646	667
Expected return on plan assets	(872)	(797)	(776)
Expected administrative expenses	40	40	40
Amortization of prior service cost	79	79	79
Amortization of unrecognized net loss	0	31	46
Net periodic pension expense	$960	$1,173	$1,224

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive (loss) income at December 31, 2014 and 2013 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.
(in thousands)	2014	2013
Prior service costs	$(443)	$(522)
Net accumulated actuarial net (loss) gain	(2,008)	1,560
Accumulated other comprehensive (loss) gain	(2,451)	1,038
Net periodic benefit cost in excess of cumulative employer contributions	(2,593)	(2,358)
Net amount recognized at December 31, balance sheet	$(5,044)	$(1,320)
Net (loss) gain arising during period	$(3,568)	$3,378
Prior service cost amortization	79	79
Amortization of net actuarial loss	0	31
Total recognized in other comprehensive (loss) income	$(3,489)	$3,488
Total recognized in net periodic pension cost and other comprehensive (loss) income	$4,449	$(2,315)

The estimated prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic cost in 2014 is $79,000. During 2014, there is no estimated amount of actuarial loss subject to amortization into net periodic pension cost.
Assumptions utilized to determine benefit obligations as of December 31, 2014, 2013 and 2012 and to determine pension expense for the years then ended are as follows:
	2014	2013	2012
Determination of benefit obligation at year end:
Discount rate	4.25%	5.00%	4.25%
Annual rate of compensation increase	3.78%	3.73%	3.61%
Determination of pension expense for year ended:
Discount rate for the service cost	5.00%	4.25%	4.75%
Annual rate of compensation increase	3.73%	3.61%	4.50%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%
The assumed overall expected long-term rate of return on pension plan assets used in calculating 2014 pension expense was 7.0%. Determination of the plan’s rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company’s plan assets have experienced

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

the following annual returns: 8.3% in 2014, 19.1% in 2013, 11.4% in 2012, 0.1% in 2011, and 12.4% in 2010. The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan’s investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Due to a decrease in discount rates used in the actuarial calculation of plan income, the Company expects to incur $1.4 million of expense in 2015 compared to $960,000 in 2014.
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
The fair value of the Company’s pension plan assets at December 31, 2014 and 2013 by asset category were as follows:
		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2014
Cash equivalents	$1,937	$1,937	$0	$0
Equity securities:
U.S. large-cap (a)	7,252	7,252	0	0
U.S. mid-cap (b)	921	921	0	0
U.S. small-cap (c)	1,131	1,131	0	0
International (d)	1,895	1,895	0	0
Real estate (e)	486	486	0	0
Commodities (f)	264	264	0	0
Fixed income securities:
U.S. gov’t agency obligations (g)	1,047	0	1,047	0
Total	$14,933	$13,886	$1,047	$0
December 31, 2013
Cash equivalents	$675	$675	$0	$0
Equity securities:
U.S. large-cap (a)	6,506	6,506	0	0
U.S. mid-cap (b)	820	820	0	0
U.S. small-cap (c)	1,151	1,151	0	0
International (d)	2,016	2,016	0	0
Real estate (e)	387	387	0	0
Commodities (f)	319	319	0	0
Fixed income securities:
U.S. gov’t agency obligations (g)	1,450	0	1,450	0
Corporate investment grade (g)	209	0	209	0
Total	$13,533	$11,874	$1,659	$0

(a)
This category is comprised of low-cost equity index funds not actively managed that track the S&P 500.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

(b)
This category is comprised of low-cost equity index funds not actively managed that track the MSCI U.S. mid-cap 450.

(c)
This category is comprised of actively managed mutual funds.

(d)
At December 31, 2014 and 2013, 31% and 32%, respectively, of this category is comprised of low-cost equity index funds not actively managed that track the MSCI EAFE.

(e)
This category is comprised of low-cost real estate index exchange traded funds.

(f)
This category is comprised of exchange traded funds investing in agricultural and energy commodities.

(g)
This category is comprised of individual bonds.

The following future benefit payments are expected to be paid:
Year	Pension benefits
(in thousands)
2015	$514
2016	539
2017	598
2018	626
2019	648
2020 to 2024	4,784
(12)   Stock Compensation
The Company’s stock option plan provides for the grant of options to purchase up to 569,392 shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries.
The following table summarizes the Company’s stock option activity:
	Number of shares December 31			Weighted average exercise price December 31
	2014	2013	2012	2014	2013	2012
Outstanding, beginning of year	126,286	232,947	297,962	$23.21	$22.82	$21.61
Granted	0	0	0	0.00	0.00	0.00
Exercised	0	0	0	0.00	0.00	0.00
Forfeited or expired	(29,805)	(106,661)	(65,015)	25.75	22.37	17.26
Outstanding, end of year	96,481	126,286	232,947	$22.42	$23.21	$22.82
Exercisable, end of year	85,160	111,188	213,878	$22.82	$23.49	$22.90

Options have been adjusted to reflect a 4% stock dividend paid on July 1, 2014.
Total stock-based compensation expense for the years ended December 31, 2014, 2013, and 2012 was $20,000, $19,000, and $29,000, respectively. As of December 31, 2014, the total unrecognized compensation expense related to non-vested stock awards was $31,000 and the related weighted average period over which it is expected to be recognized is approximately 1.3 years.
Options outstanding at December 31, 2014 had a weighted average remaining contractual life of approximately 1.9 years and no intrinsic value. Options outstanding at December 31, 2013 had a weighted average remaining contractual life of approximately 2.5 years and no intrinsic value. No stock options were granted during the years presented above.
Options exercisable at December 31, 2014 had a weighted average remaining contractual life of approximately 1.7 years and no intrinsic value. Options exercisable at December 31, 2013 had a weighted

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

average remaining contractual life of approximately 2.3 years and no intrinsic value. No stock options were exercised during the years presented above.
(13)   Earnings per Share
Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the year. The calculations of basic and diluted earnings per share are as follows for the years indicated:
	2014	2013	2012
Basic earnings per common share:
Net income	$7,654	$4,974	$2,822
Less:
Preferred stock dividends and accretion of discount	0	615	1,784
Net income available to common shareholders	$7,654	$4,359	$1,038
Basic earnings per share	$1.46	$0.83	$0.20
Diluted earnings per common share:
Net income	$7,654	$4,974	$2,822
Less:
Preferred stock dividends and accretion of discount	0	615	1,784
Net income available to common shareholders	$7,654	$4,359	$1,038
Average shares outstanding	5,233,986	5,233,986	5,233,986
Effect of dilutive stock options	0	0	0
Average shares outstanding including dilutive stock options	5,233,986	5,233,986	5,233,986
Diluted earnings per share	$1.46	$0.83	$0.20

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
The following options to purchase shares during the years ended December 31, 2014, 2013 and 2012 were not included in the respective computations of diluted earnings per share because the exercise price of the option, when combined with the effect of the unamortized compensation expense, was greater than the average market price of the common shares and were considered anti-dilutive.
	2014	2013	2012
Anti-dilutive shares - option shares	96,481	126,286	232,947
Anti-dilutive shares - warrant shares	0	0	310,563
Total anti-dilutive shares	96,481	126,286	543,510

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

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
Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2014 and 2013, the Company and the Bank met all capital adequacy requirements.
As of December 31, 2014, the most recent notification from the regulatory authorities categorized the bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank’s categories.
	Actual		Minimum Capital Requirements		Well-Capitalized Capital Requirements
(in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2014
Total capital (to risk-weighted assets):
Company	$138,619	15.78%	$70,282	8.00%		N.A.	N.A.%
Bank	128,311	14.78	69,430	8.00		$86,788	10.00
Tier I capital (to risk-weighted assets):
Company	$108,785	12.38%	$35,141	4.00%		N.A.	N.A.%
Bank	119,212	13.74	34,715	4.00		$52,788	6.00
Tier I capital (to adjusted average assets):
Company	$108,785	9.42%	$34,648	3.00%	$	N.A.	N.A.%
Bank	119,212	10.42	34,338	3.00		57,230	5.00
(in thousands)
December 31, 2013
Total capital (to risk-weighted assets):
Company	$133,638	15.33%	$69,729	8.00%		N.A.	N.A.%
Bank	122,959	14.29	68,842	8.00		$86,052	10.00
Tier I capital (to risk-weighted assets):
Company	$99,398	11.40%	$34,864	4.00%		N.A.	N.A.%
Bank	112,166	13.03	34,421	4.00		$51,631	6.00
Tier I capital (to adjusted average assets):
Company	$99,398	8.79%	$33,876	3.00%	$	N.A.	N.A.%
Bank	112,166	10.04	33,517	3.00		55,862	5.00
(15)   Fair Value Measurements
The Company uses fair value measurements to record fair value adjustments to certain financial and nonfinancial assets and liabilities. The FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The standard applies whenever other standards require (permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

this standard, FASB clarified the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. As of December 31, 2014 and 2013, respectively, there were no transfers into or out of Levels 1-3.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2014
Assets:
Government sponsored enterprises	$57,099	$0	57,099	$0
Asset-backed securities	106,462	0	106,462	0
Obligations of states and political subdivisions	35,437	0	35,437	0
Mortgage servicing rights	2,762	0	0	2,762
Total	$201,760	$0	$198,998	$2,762

December 31, 2013
Assets:
U.S. treasury	$1,003	$1,003	$0	$0
Government sponsored enterprises	60,616	0	60,616	0
Asset-backed securities	110,373	0	110,373	0
Obligations of states and political subdivisions	33,993	0	33,993	0
Mortgage servicing rights	3,036	0	0	3,036
Total	$209,021	$1,003	$204,982	$3,036

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:
(in thousands)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Mortgage Servicing Rights
Balance at December 31, 2012	$2,549
Total gains or losses (realized/unrealized):
Included in earnings	(25)
Included in other comprehensive income	0
Purchases	0
Sales	0
Issues	512
Settlements	0
Balance at December 31, 2013	$3,036
Total gains or losses (realized/unrealized):
Included in earnings	(576)
Included in other comprehensive income	0
Purchases	0
Sales	0
Issues	302
Settlements	0
Balance at December 31, 2014	$2,762

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

Total gains for the years ended included in earnings attributable to the change in unrealized gains or losses related to assets still held were $66,000 and $723,000 at December 31, 2014 and 2013, respectively.
	Quantitative Information about Level 3 Fair Value Measurements
	Valuation Technique	Unobservable Inputs	Input Value
			2014	2013
Mortgage servicing rights	Discounted cash flows	Weighted average constant prepayment rate	10.54%	9.48%
		Weighted average discount rate	9.21%	9.06%
		Weighted average expected life (in years)	5.70	6.10
Valuation methods for instruments measured at fair value on a nonrecurring basis
Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:
Impaired Loans
The Company does not record loans at fair value on a recurring basis other than loans that are considered impaired. The net carrying value of impaired loans is generally based on fair values of the underlying collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. Once the fair value of the collateral has been determined and any impairment amount calculated, a specific reserve allocation is made. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2014, the Company identified $7.4 million in impaired loans that had specific allowances for losses aggregating $1.7 million. Related to these loans, there was $5.4 million in charge-offs recorded during the year ended December 31, 2014. As of December 31, 2013, the Company identified $16.3 million in impaired loans that had specific allowances for losses aggregating $4.8 million. Related to these loans, there was $3.2 million in charge-offs recorded during the year ended December 31, 2013.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

	Fair Value Measurements Using
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)*
December 31, 2014
Assets:
Impaired loans:
Commercial, financial, & agricultural	$1,386	$0	$0	$1,386	$(1,105)
Real estate construction - residential	0	0	0	0	(350)
Real estate construction - commercial	0	0	0	0	(491)
Real estate mortgage - residential	3,322	0	0	3,322	(332)
Real estate mortgage - commercial	809	0	0	809	(2,937)
Consumer	172	0	0	172	(148)
Total	$5,689	$0	$0	$5,689	$(5,363)
Other real estate owned and repossessed assets	$11,885	$0	$0	$11,885	$(1,870)

December 31, 2013
Assets:
Impaired loans:
Commercial, financial, & agricultural	$827	$0	$0	$827	$(735)
Real estate construction - residential	1,768	0	0	1,768	(119)
Real estate construction - commercial	210	0	0	210	(498)
Real estate mortgage - residential	3,022	0	0	3,022	(376)
Real estate mortgage - commercial	5,616	0	0	5,616	(1,457)
Consumer	27	0	0	27	0
Total	$11,470	$0	$0	$11,470	$(3,185)
Other real estate owned and repossessed assets	$14,867	$0	$0	$14,867	$(5,395)
*
Total gains (losses) reported for other real estate owned and repossessed assets includes charge-offs, valuation write-downs, and net losses taken during the periods reported.

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
December 31, 2014, 2013, and 2012

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
Cash Surrender Value – Life Insurance
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2014 and 2013 is as follows:
			December 31, 2014 Fair Value Measurements
	December 31, 2014		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$22,364	$22,364	$22,364	$0	$0
Federal funds sold and overnight interest-bearing deposits	20,445	20,445	20,445	0	0
Investment in available-for-sale securities	198,998	198,998	0	198,998	0
Loans, net	852,114	854,062	0	0	854,062
Investment in FHLB stock	3,075	3,075	0	3,075	0
Mortgage servicing rights	2,762	2,762	0	0	2,762
Cash surrender value - life insurance	2,284	2,284	0	2,284	0
Accrued interest receivable	4,816	4,816	4,816	0	0
	$1,106,858	$1,108,806	$47,625	$204,357	$856,824
Liabilities:
Deposits:
Non-interest bearing demand	$207,700	$207,700	$207,700	$0	$0
Savings, interest checking and money market	442,059	442,059	442,059	0	0
Time deposits	319,755	321,041	0	0	321,041
Federal funds purchased and securities sold under agreements to repurchase	17,970	17,970	17,970	0	0
Subordinated notes	49,486	33,371	0	33,371	0
Federal Home Loan Bank advances	43,000	44,396	0	44,396	0
Accrued interest payable	373	373	373	0	0
	$1,080,343	$1,066,910	$668,102	$77,767	$321,041

			December 31, 2013 Fair Value Measurements
	December 31, 2013		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$27,079	$27,079	$27,079	$0	$0
Federal funds sold and overnight interest-bearing deposits	1,360	1,360	1,360	0	0
Investment in available-for-sale securities	205,985	205,985	1,003	204,982	0
Loans, net	825,828	829,223	0	0	829,223
Investment in FHLB stock	2,354	2,354	0	2,354	0
Mortgage servicing rights	3,036	3,036	0	0	3,036
Cash surrender value - life insurance	2,213	2,213	0	2,213	0
Accrued interest receivable	4,999	4,999	4,999	0	0
	$1,072,854	$1,076,249	$34,441	$209,549	$832,259

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

			December 31, 2013 Fair Value Measurements
	December 31, 2013		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Liabilities:
Deposits:
Non-interest bearing demand	$187,382	$187,382	$187,382	$0	$0
Savings, interest checking and money market	419,085	419,085	419,085	0	0
Time deposits	350,004	352,432	0	0	352,432
Federal funds purchased and securities sold under agreements to repurchase	31,084	31,084	31,084	0	0
Subordinated notes	49,486	32,048	0	32,048	0
Federal Home Loan Bank advances	24,000	25,366	0	25,366	0
Accrued interest payable	426	426	426	0	0
	$1,061,467	$1,047,823	$637,977	$57,414	$352,432

Off-Balance-Sheet Financial Instruments
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
(17)   Repurchase Reserve Liability
The Company’s repurchase reserve liability for estimated losses incurred on sold loans was $160,000 at both December 31, 2014, and 2013. This liability represents management’s estimate of the potential repurchase or make-whole liability for residential mortgage loans originated for sale that may arise from representation and warranty claims that could relate to a variety of issues, including but not limited to, misrepresentation of facts, appraisal issues, or program requirements that may not meet investor guidelines. The Company has not experienced any repurchase losses during the year ended December 31, 2014. At December 31, 2014, the Company was servicing 3,057 loans sold to the secondary market with a balance of approximately $313.9 million compared to 3,114 loans sold with a balance of approximately $322.5 million at December 31, 2013.
(18)   Commitments and Contingencies
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2014, no amounts have been accrued for any estimated losses for these financial instruments.
The contractual amount of off-balance-sheet financial instruments as of December 31, 2014 and 2013 is as follows:
(in thousands)	2014	2013
Commitments to extend credit	$135,137	$117,880
Commitments to originate residential first and second mortgage loans	1,640	1,852
Standby letters of credit	1,621	1,826
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
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2014.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

(19)   Condensed Financial Information of the Parent Company Only
Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:
Condensed Balance Sheets
	December 31,
(in thousands)	2014	2013
Assets
Cash and due from bank subsidiaries	$1,024	$450
Investment in equity securities	1,486	1,486
Investment in subsidiaries	130,728	122,413
Premises and equipment	0	0
Deferred tax asset	1,989	130
Other assets	308	1,011
Total assets	$135,535	$125,490
Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Other liabilities	5,481	1,624
Stockholders’ equity	80,568	74,380
Total liabilities and stockholders’ equity	$135,535	$125,490

Condensed Statements of Income
	For the Years Ended December 31,
	2014	2013	2012
Income
Interest and dividends received from subsidiaries	$2,538	$15,039	$4,596
Total income	2,538	15,039	4,596
Expenses
Interest on subordinated notes	1,264	1,284	1,381
Other	1,730	1,778	2,889
Total expenses	2,994	3,062	4,270
Income before income tax benefit and equity in undistributed income of subsidiaries	(456)	11,977	326
Income tax benefit	1,100	1,126	2,257
Equity in undistributed (losses) income of subsidiaries	7,010	(8,129)	239
Net income	$7,654	$4,974	$2,822

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

Condensed Statements of Cash Flows
	For the Years Ended December 31,
(in thousands)	2014	2013	2012
Cash flows from operating activities:
Net income	$7,654	$4,974	$2,822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	0	1	1
Equity in undistributed (income) losses of subsidiaries	(7,010)	8,129	(239)
Stock based compensation expense	20	19	29
(Increase) decrease in deferred tax asset	(1,415)	1,325	(148)
Other, net	1,942	(182)	(813)
Net cash provided by operating activities	$1,191	$14,266	$1,652
Cash flows from investing activities:
Investment in subsidiary	$400	$4,550	$1,072
Net cash provided by investing activities	$400	$4,550	$1,072
Cash flows from financing activities:
Redemption of 18,255 and 12,000 shares, respectively, of preferred stock	$0	$(18,255)	$(12,000)
Cash dividends paid - preferred stock	0	(456)	(1,203)
Cash dividends paid - common stock	(1,017)	(978)	(940)
Warrant redemption	0	(540)	0
Net cash used in financing activities	$(1,017)	$(20,229)	$(14,143)
Net (decrease) increase in cash and due from banks	574	(1,413)	(11,419)
Cash and due from banks at beginning of year	450	1,863	13,282
Cash and due from banks at end of year	$1,024	$450	$1,863

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2014, 2013, and 2012

(20)   Quarterly Financial Information (Unaudited)
(In thousands except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Year to Date
Year Ended December 31, 2014
Interest income	$10,963	$11,125	$11,196	$11,214	$44,498
Interest expense	1,309	1,278	1,240	1,217	5,044
Net interest income	9,654	9,847	9,956	9,997	39,454
Provision for loan losses	0	0	0	0	0
Noninterest income	2,085	2,183	2,313	2,168	8,749
Noninterest expense	8,707	8,811	9,899	9,090	36,507
Income tax expense	1,045	1,121	802	1,074	4,042
Net income available to common stockholders	$1,987	$2,098	$1,568	$2,001	$7,654
Net income per share:
Basic earnings per share	$0.38	$0.40	$0.30	$0.38	$1.46
Diluted earnings per share	0.38	0.40	0.30	0.38	1.46
Year Ended December 31, 2013
Interest income	$11,545	$11,592	$11,298	$11,230	$45,665
Interest expense	1,816	1,777	1,433	1,316	6,342
Net interest income	9,729	9,815	9,865	9,914	39,323
Provision for loan losses	1,000	1,000	0	30	2,030
Noninterest income	3,007	3,088	2,447	2,324	10,866
Noninterest expense	11,934	9,281	9,972	9,576	40,763
Income tax (benefit) expense	(62)	810	771	903	2,422
Net (loss) income	$(136)	$1,812	$1,569	$1,729	$4,974
Preferred stock dividends and Accretion of discount	295	320	0	0	615
Net income (loss) available to common stockholders	$(431)	$1,492	$1,569	$1,729	$4,359
Net income (loss) per share:
Basic (loss) earnings per share	$(0.08)	$0.29	$0.30	$0.33	$0.83
Diluted (loss) earnings per share	(0.08)	0.29	0.30	0.33	0.83

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
Market Price
The Company’s common stock trades on Nasdaq’s global select market under the stock symbol of HWBK. The following table sets forth the range of high and low bid prices of the Company’s common stock by quarter for each quarter in 2014 and 2013 in which the stock was traded.
	High	Low
2014
First Quarter	$13.64	$11.05
Second Quarter	$13.64	$12.41
Third Quarter	$14.04	$11.90
Fourth Quarter	$16.83	$13.00
2013
First Quarter	$11.52	$7.08
Second Quarter	$12.94	$10.66
Third Quarter	$14.99	$12.00
Fourth Quarter	$14.29	$11.85
Shares Outstanding
As of January 31, 2015, the Company had issued 5,395,844 shares of common stock, of which 5,233,986 shares were outstanding. The outstanding shares were held of record by approximately 1,269 shareholders.
Dividends
The following table sets forth information on dividends paid by the Company in 2014 and 2013.
Month Paid	Dividends Per Share
January, 2014	$0.05
April, 2014	0.05
July, 2014	0.05
October, 2014	0.05
Total for 2014	$0.20
January, 2013	$0.05
April, 2013	0.05
July, 2013	0.05
October, 2013	0.05
Total for 2013	$0.20

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

Stock Performance Graph
The following performance graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2009, through December 31, 2014. The cumulative total return on investment for each of the periods for the Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at December 31, 2009. The performance graph assumes that the value of an investment in the Company’s common stock and each index was $100 at December 31, 2009 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

Total Return Performance
Index Value
250
225
200
175
150
125
100
75
50
12/31/09
12/31/10
12/31/11
12/31/12
12/31/13
12/31/14
Hawthorn Bancshares, Inc.
NASDAQ Composite
SNL Bank $1B-$5B

The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:
	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
Hawthorn Bancshares, Inc.	$100.00	$95.98	$72.19	$95.32	$163.19	$202.01
Nasdaq Composite (U.S. Companies)	$100.00	$118.15	$117.22	$138.02	$193.47	$222.16
Index of financial institutions ($1 billion to $5 billion)	$100.00	$113.35	$103.38	$127.47	$185.36	$193.81

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
Name	Position with The Company	Position with Subsidiary Bank	Principal Occupation
David T. Turner	Chairman, Chief Executive Officer, President and Director-Class III	Chairman, Chief Executive Officer, President and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
Kevin L. Riley	Director-Class III	Director	Co-owner, Riley Chevrolet, Buick, GMC Cadillac, and Riley Toyota Scion, Jefferson City, Missouri
Frank E. Burkhead	Director-Class II	Director	Owner, Burkhead Wealth Management, Co-owner, Burkhead & Associates, LLC, Pro 356, LLC, and FACT Properties, LLC,
Gus S. Wetzel, II	Director-Class II	Director	Physician, Wetzel Clinic, Clinton, Missouri
Philip D. Freeman	Director-Class I	Director	Owner, Freeman Properties, JCMO, LLC, Jefferson City, Missouri
James E. Smith	Director-Class I	Director	Retired
W. Bruce Phelps	Chief Financial Officer	Senior Vice President and Chief Financial Officer	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
Kathleen L. Bruegenhemke	Senior Vice President, Corporate Secretary	Senior Vice President and Columbia Market President	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
ANNUAL REPORT ON FORM 10-K
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2015 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company’s reasonable expenses in furnishing such exhibits.