Form 10-K, Exhibit 13
period 2015-12-31
HAWTHORN BANCSHARES, INC.
filed 2016-03-30
CIK 893847

 Exhibit 13

2015
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Jefferson City, Missouri

March 30, 2016
Dear Shareholders:
I am pleased to report that net income for 2015 increased 12% over 2014 and reached its highest level since 2006. For 2015, Hawthorn reported a net profit of  $8.6 million compared to $7.7 million for 2014. On a per share basis, 2015 diluted earnings per share were $1.58 compared to $1.41 for 2014.
Earnings improvement was primarily attributed to recoveries of nonaccrual interest and a $9.5 million average increase in our highest earning asset category – loans. This growth was achieved organically, in our existing markets.
Net interest income for 2015 was $40.8 million compared to $39.5 million for 2014. On a tax equivalent basis, Hawthorn’s net interest margin remained strong for 2015 at 3.69% compared to 3.72% for 2014 despite continuation of an historic low rate environment and competition for quality loans.
Non-interest income for 2015 was $9.2 million compared to $8.7 million for 2014. The increase is primarily the result of higher combined real estate servicing fees and mortgage loan sales income resulting from increased financing activity in the housing market. Non-interest expenses remained unchanged from 2014 at $36.5 million. Real estate foreclosure expenses decreased $1.1 million during 2015 primarily due to net gains on sales of foreclosed properties. Partially offsetting the decrease was a modest increase of  $0.4 million in salaries and benefits and smaller increases in various other non-interest expense categories.
Non-performing loans improved significantly during 2015 to 1.19% of total loans at December 31, 2015, compared to 4.18% at December 31, 2014. During the year ended December 31, 2015, net charge-offs were $0.7 million compared to $4.6 million for 2014. As we evaluate our loan portfolio, we are seeing many positive trends including fewer problem credits. The allowance for loan losses at December 31, 2015 was $8.6 million, or 0.99% of outstanding loans, and 83.75% of non-performing loans compared to December 31, 2014, when the allowance for loan losses was $9.1 million, or 1.06% of outstanding loans, and 25.26% of non-performing loans.
Our Capital levels at December 31, 2015 continue to exceed regulatory well capitalized thresholds with 9.84% of leverage capital and 14.78% of total risk-based capital.
Profitability, asset quality and growth trends are all on positive trends; however, as I have stated in previous communications with you, we must continue to improve upon our 0.72% return on average assets and 10.14% return on average common equity for 2015. As an investor, director and executive officer, I am committed to maintaining strong asset quality; further improving earnings performance, sustaining sound and proper capital levels and paying regular dividends.
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

We have described under the caption Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and in other reports filed with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that have not been identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Crucial to the Company’s community banking strategy is growth in its commercial banking services, retail mortgage lending and retail banking services. Through the branch network of its subsidiary bank, Hawthorn Bank (the Bank), the Company, with $1.2 billion in assets at December 31, 2015, provides a broad range of commercial and personal banking services. The Bank’s specialties include commercial banking for small and mid-sized businesses, including equipment, operating, commercial real estate, Small Business (SBA) loans, and personal banking services including real estate mortgage lending, installment and consumer loans, certificates of deposit, individual retirement and other time deposit accounts, checking accounts, savings accounts, and money market accounts. Other financial services that the Company provides include trust services that include estate planning, investment and asset management services and a comprehensive suite of cash management services. The geographic areas in which the Company provides products and services include the communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, Branson, and the greater Kansas City metropolitan area.
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

SELECTED CONSOLIDATED FINANCIAL DATA
The following table presents selected consolidated financial information for the Company as of and for each of the years in the five-years ended December 31, 2015. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.
Income Statement Data
(In thousands, except per share data)	2015	2014	2013	2012	2011
Interest income	$45,756	$44,498	$45,665	$49,114	$53,469
Interest expense	4,999	5,044	6,342	7,905	10,853
Net interest income	40,757	39,454	39,323	41,209	42,616
Provision for loan losses	250	0	2,030	8,900	11,523
Net interest income after provision for loan losses	40,507	39,454	37,293	32,309	31,093
Non-interest income	9,166	8,749	10,866	9,726	9,200
Non-interest expense	36,494	36,507	40,763	38,667	36,845
Income before income taxes	13,179	11,696	7,396	3,368	3,448
Income tax expense	4,580	4,042	2,422	546	591
Net income	8,599	7,654	4,974	2,822	2,857
Preferred stock dividends and accretion of discount	0	0	615	1,784	1,989
Net income available to common shareholders	$8,599	$7,654	$4,359	$1,038	$868
Per Share Data
Basic earnings per common share	$1.58	$1.41	$0.80	$0.19	$0.16
Diluted earnings per common share	1.58	1.41	0.80	0.19	0.16
Dividends paid per share on common stock	0.20	0.20	0.20	0.20	0.20
Book value per share	16.04	14.80	13.66	13.64	13.46
Market price per share	15.75	13.70	11.23	6.67	5.17
Basic weighted average shares of common stock outstanding	5,443,284	5,443,344	5,443,344	5,443,344	5,443,344
Diluted weighted average shares of common stock outstanding	5,443,284	5,443,344	5,443,344	5,443,344	5,443,344

(In thousands)	2015	2014	2013	2012	2011
Balance Sheet Data (at year end)
Total assets	$1,200,921	$1,169,731	$1,140,122	$1,181,606	$1,171,161
Net loans	856,476	852,114	825,828	832,142	829,121
Investment securities	243,091	203,720	209,986	204,171	218,191
Total deposits	947,197	969,514	956,471	991,275	958,224
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Federal Home Loan Bank advances	50,000	43,000	24,000	20,126	28,410
Stockholders’ equity	87,286	80,568	74,380	74,243	73,258
Total stockholders’ equity	87,286	80,568	74,380	92,220	102,576
Balance Sheet Data (average balances)
Total assets	$1,199,061	$1,156,911	$1,159,127	$1,176,384	$1,187,410
Net loans	852,514	839,957	818,525	827,881	851,664
Investment securities	242,740	212,697	224,551	225,119	214,168
Total deposits	975,036	971,777	978,063	971,767	957,965
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Federal Home Loan Bank advances	48,474	29,964	23,256	27,961	42,230
Stockholders’ equity	84,818	78,953	73,259	74,245	75,390
Total stockholders’ equity	84,818	78,953	79,875	96,176	104,455
Key Ratios
Earnings Ratios
Return on average total assets	0.72%	0.66%	0.43%	0.24%	0.24%
Return on average common stockholders’ equity	10.14	9.69	5.95	1.40	1.15
Efficiency ratio (3)	73.10	75.74	81.22	75.91	71.11
Asset Quality Ratios
Allowance for loan losses to loans	0.99%	1.06%	1.63%	1.75%	1.64%
Nonperforming loans to loans (1)	1.19	4.18	4.21	4.65	6.37
Allowance for loan losses to nonperforming loans (1)	83.75	25.26	38.84	37.70	25.73
Allowance for loan losses to nonperforming loans excluding TDRs	194.48	49.72	57.35	47.74	29.72
Nonperforming assets to loans and foreclosed assets (2)	2.98	5.49	5.87	7.23	8.11
Net loan charge-offs to average loans	0.09	0.54	0.38	0.93	1.42
Capital Ratios
Average stockholders’ equity to average total assets	7.07%	6.82%	6.89%	8.18%	8.80%
Period-end common stockholders’ equity to period-end assets	7.27	6.89	6.52	6.28	6.26
Period-end stockholders’ equity to period-end assets	7.27	6.89	6.52	7.80	8.76
Total risk-based capital ratio	14.78	15.78	15.33	16.83	18.03
Tier 1 risk-based capital ratio	12.03	12.38	11.40	13.58	15.16
Common equity Tier 1 capital	9.04	NA	NA	NA	NA
Tier 1 leverage ratio	9.84	9.42	8.80	10.37	11.52
(1)
Nonperforming loans consist of nonaccrual loans, troubled debt restructurings, and loans contractually past due 90 days or more and still accruing interest.

(2)
Nonperforming assets consist of nonperforming loans and other real estate owned and repossessed assets.

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
				$ Change		% Change
(In thousands)	2015	2014	2013	’15-’14	’14-’13	’15-’14	’14-’13
Net interest income	$40,757	$39,454	$39,323	$1,303	$131	3.3%	0.3%
Provision for loan losses	250	0	2,030	250	(2,030)	100.0	(100.0)
Noninterest income	9,166	8,749	10,866	417	(2,117)	4.8	(19.5)
Noninterest expense	36,494	36,507	40,763	(13)	(4,256)	(0.04)	(10.4)
Income before income taxes	13,179	11,696	7,396	1,483	4,300	(12.7)	58.1
Income tax expense	4,580	4,042	2,422	538	1,620	(13.3)	66.9
Net income	$8,599	$7,654	$4,974	$945	$2,680	12.3%	53.9%
Preferred stock dividends and accretion of discount	0	0	615	0	(615)	0.0	(100.0)
Net income available to common shareholders	$8,599	$7,654	$4,359	$945	$3,295	12.3%	(75.6)%

Consolidated net income increased $945,000 to $8.6 million, or $1.58 per diluted share, for the year ended December 31, 2015 compared to $7.7 million, or $1.41 per diluted per share, for the year ended December 31, 2014. For the year ended December 31, 2015, the return on average assets was 0.72%, the return on average common stockholders’ equity was 10.14%, and the efficiency ratio was 73.10%.
Consolidated net income increased $3.3 million to $7.7 million, or $1.41 per diluted share, for the year ended December 31, 2014 compared to $4.4 million, or $0.80 per diluted per share, for the year ended December 31, 2013. For the year ended December 31, 2014, the return on average assets was 0.66%, the return on average common stockholders’ equity was 9.69%, and the efficiency ratio was 75.74%.
Net interest income was $40.8 million for the year ended December 31, 2015 compared to $39.5 million and $39.3 million for the years ended December 31, 2014 and 2013, respectively. The net interest margin was 3.69% for the year ended December 31, 2015 compared to 3.72% for both the years ended December 31, 2014 and 2013.
A $250,000 provision for loan losses was required for the year ended December 31, 2015 compared to no provision and $2.0 million for the years ended December 31, 2014 and 2013, respectively. The increase over 2014 was primarily due an increase in specific reserves primarily related to two loan relationships and the decrease over 2013 was primarily related to a decrease in the Company’s historical loss rates based on the Company’s charge-off experience.
Net charge-offs for the year ended December 31, 2015, were $745,000, or 0.09% of average loans compared to $4.6 million, or 0.54% of average loans for the year ended December 31, 2014, and $3.2 million, or 0.38% of average loans for the year ended December 31, 2013. Non-performing assets were 2.19% of total assets at December 31, 2015 compared to 4.10% at December 31, 2014, and 4.40% at December 31, 2013.
Non-interest income increased $417,000, or 4.8%, for the year ended December 31, 2015 compared to the year ended December 31, 2014, and decreased $2.1 million, or 19.5%, for the year ended December 31, 2014 compared to the year ended December 31, 2013. These changes are discussed in greater detail below under Non-interest Income.

Non-interest expense decreased $13,000, for the year ended December 31, 2015 compared to the year ended December 31, 2014, and decreased $4.3 million, or 10.4%, for the year ended December 31, 2014, compared to the year ended December 31, 2013. These increases are discussed in greater detail below under Non-interest Expense.
Average Balance Sheets
Net interest income is the largest source of revenue resulting from the Company’s lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year periods ended December 31, 2015, 2014, and 2013, respectively.
(In thousands)	2015			2014			2013
	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)
ASSETS
Loans: (2) (3)
Commercial	$155,127	$7,316	4.72%	$144,847	$6,862	4.74%	$136,588	$6,676	4.89%
Real estate construction - residential	15,215	968	6.36	22,047	956	4.34	23,856	1,062	4.45
Real estate construction - commercial	42,919	2,169	5.05	58,785	2,539	4.32	47,490	2,217	4.67
Real estate mortgage - residential	248,335	11,612	4.68	232,785	11,124	4.78	219,402	11,037	5.03
Real estate mortgage - commercial	379,538	18,333	4.83	375,177	17,894	4.77	383,942	18,912	4.93
Consumer	20,952	1,076	5.14	18,938	1,054	5.57	22,244	1,303	5.86
Total loans	$862,086	$41,474	4.81%	$852,579	$40,429	4.74%	$833,522	$41,207	4.94%
Investment securities:
U.S. Treasury	$0	$0	0.00%	$286	$4	1.40%	$1,378	$20	1.45%
Government sponsored enterprises	74,820	999	1.34	64,997	918	1.41	66,771	814	1.22
Asset backed securities	126,810	2,497	1.97	109,550	2,415	2.20	117,496	2,714	2.31
State and municipal	34,408	1,077	3.13	33,655	1,138	3.38	34,879	1,303	3.74
Total investment in Available-for-sale securities	$236,038	$4,573	1.94%	$208,488	$4,475	2.15%	$220,524	$4,851	2.20%
Other investments & securities	6,702	216	3.22	4,209	80	1.90	4,027	82	2.04
Federal funds sold and interest bearing deposits in other financial institutions	14,022	38	0.27	10,350	28	0.27	13,975	37	0.26
Total interest earning assets	$1,118,848	$46,301	4.14%	$1,075,626	$45,012	4.18%	$1,072,048	$46,177	4.31%
All other assets	89,785			93,906			102,076
Allowance for loan losses	(9,572)			(12,621)			(14,997)
Total assets	$1,199,061			$1,156,911			$1,159,127
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$198,288	$479	0.24%	$197,785	$507	0.26%	$189,610	$504	0.27%
Savings	89,367	49	0.05	82,676	57	0.07	75,374	80	0.11
Money market	174,146	443	0.25	163,844	404	0.25	159,834	390	0.24
Time deposits of $100,000 and over	137,295	867	0.63	141,868	940	0.66	152,376	906	0.75
Other time deposits	175,092	1,090	0.62	196,153	1,384	0.71	220,956	2,734	1.13
Total time deposits	$774,188	$2,928	0.38%	$782,326	$3,292	0.42%	$798,150	$4,614	0.58%
Federal funds purchased and securities sold under agreements to repurchase	30,925	55	0.18	20,223	21	0.10	20,548	24	0.12
Subordinated notes	49,486	1,293	2.61	49,486	1,264	2.55	49,486	1,284	2.59
Federal Home Loan Bank Advances	48,474	723	1.49	29,964	467	1.56	23,256	420	1.81
Total borrowings	$128,885	$2,071	1.61%	$99,673	$1,752	1.76%	$93,290	$1,728	1.85%
Total interest bearing liabilities	$903,073	$4,999	0.55%	$881,999	$5,044	0.57%	$891,440	$6,342	0.71%
Demand deposits	200,848			189,451			179,913
Other liabilities	10,322			6,508			7,899
Total liabilities	1,114,243			1,077,958			1,079,252
Stockholders’ equity	84,818			78,953			79,875
Total liabilities and stockholders’ equity	$1,199,061			$1,156,911			$1,159,127
Net interest income (FTE)		41,302			39,968			39,835
Net interest spread			3.59%			3.61%			3.60%
Net interest margin			3.69%			3.72%			3.72%
(1)
Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $545,000, $514,000 and $512,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

(2)
Non-accruing loans are included in the average amounts outstanding.

(3)
Fees and costs on loans are included in interest income.

Rate and volume analysis
The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates for the years ended December 31, 2015, compared to December 31, 2014, and for the years ended December 31, 2014 compared to December 31, 2013. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.
	2015			2014
		Change due to			Change due to
(In thousands)	Total Change	Average Volume	Average Rate	Total Change	Average Volume	Average Rate
Interest income on a fully taxable equivalent basis: (1)
Loans: (2) (3)
Commercial	$454	$485	$(31)	$186	$396	$(210)
Real estate construction - residential	12	(351)	363	(106)	(79)	(27)
Real estate construction - commercial	(370)	(756)	386	322	497	(175)
Real estate mortgage - residential	488	731	(243)	87	654	(567)
Real estate mortgage - commercial	439	209	230	(1,018)	(426)	(592)
Consumer	22	107	(85)	(249)	(187)	(62)
Investment securities:
U.S. Treasury	(4)	(2)	(2)	(16)	(15)	(1)
Government sponsored entities	81	133	(52)	104	(22)	126
Asset backed securities	82	356	(274)	(299)	(179)	(120)
State and municipal	(61)	25	(86)	(165)	(45)	(120)
Other investments & securities, at cost	136	62	74	(2)	4	(6)
Federal funds sold and interest bearing deposits in other financial institutions	10	10	-	(9)	(10)	1
Total interest income	1,289	1,009	280	(1,165)	588	(1,753)
Interest expense:
NOW accounts	(28)	1	(29)	3	22	(19)
Savings	(8)	4	(12)	(23)	7	(30)
Money market	39	26	13	14	10	4
Time deposits of $100,000 and over	(73)	(29)	(44)	(202)	(76)	(126)
Other time deposits	(294)	(139)	(155)	(1,114)	(256)	(858)
Federal funds purchased and securities sold under agreements to repurchase	34	14	20	(3)	-	(3)
Subordinated notes	29	-	29	(20)	-	(20)
Federal Home Loan Bank advances	256	276	(20)	47	110	(63)
Total interest expense	(45)	153	(198)	(1,298)	(183)	(1,115)
Net interest income on a fully taxable equivalent basis	$1,334	$856	$478	$133	$771	$(638)

(1)
Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $545,000, $514,000 and $512,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

(2)
Non-accruing loans are included in the average amounts outstanding.

(3)
Fees and costs on loans are included in interest income.

Financial results for the year ended December 31, 2015 compared to the year ended December 31, 2014 reflected an increase in net interest income, on a tax equivalent basis, of  $1.3 million, or 3.34%, and financial results for the year ended December 31, 2014 compared to the year ended December 31, 2013.
Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) was 3.69% for the year ended December 31, 2015, compared to 3.72% for both the years ended December 31, 2014 and 2013 reflected an increase of  $133,000, or 0.33%.
The increase in net interest income for both 2015 over 2014, and 2014 over 2013, was primarily due to an increase in average earning assets. The decrease in the net interest margin in 2015 over 2014 was primarily due to a decrease in the rates earned on investment securities.
Average interest-earning assets increased $43.2 million, or 4.02%, to $1.12 billion for the year ended December 31, 2015 compared to $1.08 billion for the year ended December 31, 2014, and average interest bearing liabilities increased $21.1 million, or 2.39%, to $903.1 million for the year ended December 31, 2015 compared to $882.0 million for the year ended December 31, 2014.
Average interest-earning assets increased $3.6 million, or 0.33%, to $1.08 billion for the year ended December 31, 2014 compared to $1.07 billion for the year ended December 31, 2013, and average interest bearing liabilities decreased $9.4 million, or 1.1%, to $882.0 million for the year ended December 31, 2014 compared to $891.4 million for the year ended December 31, 2013.
Total interest income (expressed on a fully taxable equivalent basis) increased to $46.3 million for the year ended December 31, 2015 compared to $45.0 million and $46.2 million for the years ended December 31, 2014 and 2013, respectively. The Company’s rates earned on interest earning assets were 4.14% for the year ended December 31, 2015 compared to 4.18% and 4.31% for the years ended December 31, 2014 and 2013, respectively.
Interest income on loans increased to $41.5 million for the year ended December 31, 2015 compared to $40.4 million and $41.2 million for the years ended December 31, 2014 and 2013, respectively.
Average loans outstanding increased $9.5 million, or 1.1%, to $862.1 million for the year ended December 31, 2015 compared to $852.6 million for the year ended December 31, 2014. The average yield on loans receivable increased to 4.81% during the year ended December 31, 2015 compared to 4.74% for the year ended December 31, 2014.
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
Total interest expense was $5.0 million for both the years ended December 31, 2015 and 2014 compared to $6.3 million for the year ended December 31, 2013. The Company’s rates paid on interest bearing liabilities was 0.55% for the year ended December 31, 2015 compared to 0.57% and 0.71% for the years ended December 31, 2014 and 2013, respectively. See the Liquidity Management section for further discussion.
Interest expense on deposits decreased to $2.9 million for the year ended December 31, 2015 compared to $3.3 million and $4.6 million for the years ended December 31, 2014 and 2013, respectively.
Average time deposits decreased $8.1 million, or 1.0%, to $774.2 million for the year ended December 31, 2015 compared to $782.3 million for the year ended December 31, 2014. The average cost of deposits decreased to 0.38% during the year ended December 31, 2015 compared to 0.42% for the year ended December 31, 2014.
Average time deposits decreased $15.8 million, or 2.0%, to $782.3 million for the year ended December 31, 2014 compared to $798.2 million for the year ended December 31, 2013. The average cost of deposits decreased to 0.42% during the year ended December 31, 2014 compared to 0.58% for the year ended December 31, 2013.

Interest expense on borrowings was $2.1 million for year ended December 31, 2015 compared to $1.7 million for both the years ended December 31, 2014 and 2013, respectively. Average borrowings were $128.9 million for the year ended December 31, 2015 compared to $99.7 million and $93.3 million for the years ended December 31, 2014 and 2013, respectively. See the Liquidity Management section for further discussion.
Non-interest Income and Expense
Non-interest income for the years ended December 31, 2015, 2014, and 2013 was as follows:
				$ Change		% Change
(In thousands)	2015	2014	2013	’15-’14	’14-’13	’15-’14	’14-’13
Non-interest Income
Service charges and other fees	$3,477	$3,743	$4,165	$(266)	$(422)	(7.1)%	(10.1)%
Bank card income and fees	2,455	2,368	2,200	87	168	3.7	7.6
Trust department income	929	844	796	85	48	10.1	6.0
Real estate servicing fees, net	573	319	876	254	(557)	79.6	(63.6)
Gain on sales of mortgage loans, net	1,386	1,093	1,944	293	(851)	26.8	(43.8)
Gain on sale of investment securities	8	20	778	(12)	(758)	(60.0)	(97.4)
Other	338	362	107	(24)	255	(6.6)	238.3
Total non-interest income	$9,166	$8,749	$10,866	$417	$(2,117)	4.8%	(19.5)%
Non-interest income as a % of total revenue *	18.4%	18.2%	21.7%
Total revenue per full time equivalent employee	$146.0	$144.8	$145.1
*
Total revenue is calculated as net interest income plus non-interest income.

Total non-interest income increased $417,000, or 4.8%, to $9.2 million for the year ended December 31, 2015 compared to $8.7 million for the year ended December 31, 2014, and decreased $2.1 million, or 19.5%, to $8.7 million for the year ended December 31, 2014 compared to $10.8 million for the year ended December 31, 2013.
Service charges and other fees decreased $266,000, or 7.1%, to $3.5 million for the year ended December 31, 2015 compared to the year ended December 31, 2014, and decreased $422,000, or 10.1% to $3.7 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. The decrease was primarily due to a decrease in nonsufficient service charge fees collected for both periods.
Real estate servicing fees, net of the change in valuation of mortgage serving rights increased $254,000 to $573,000 for the year ended December 31, 2015 compared to the year ended December 31, 2014, and decreased $557,000 to $319,000 for the year ended December 31, 2014 compared to the year ended December 31, 2013.
Mortgage loan servicing fees earned on loans sold were $873,000 for the year ended December 31, 2015 compared to $895,000 and $901,000 for the years ended 2014 and 2013, respectively. Total realized losses included in earnings attributable to the change in unrealized gains or losses related to assets still held were $301,000 for the year ended December 31, 2015 compared to $576,000 and $25,000 for the years ended December 31, 2014 and 2013, respectively. The Company was servicing $312.1 million of mortgage loans at December 31, 2015 compared to $313.9 million and $322.5 million at December 31, 2014 and 2013, respectively.
Gain on sales of mortgage loans increased $293,000 to $1.4 million for the year ended December 31, 2015 compared to the year ended December 31, 2014, and decreased $851,000 to $1.1 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. The Company sold loans of $51.5 million for the year ended December 31, 2015 compared to $36.6 million and $76.2 million for the years ended December 31, 2014 and 2013, respectively. Refinancing activity impacting both the volume of loans sold and gains recognized began to slow down during 2013 due to rising interest rates that carried into 2014 and then picked up again in 2015.

Gain on sale of investment securities During the year ended December 31, 2015, the Company received $720,000 from proceeds on sales of available-for-sale debt securities and recognized gains of  $8,000, compared to $5.3 million from proceeds on sales of available-for-sale debt securities and recognized net gains of  $20,000 during the year ended December 31, 2014, and $32.6 million from proceeds on sales of available-for-sale debt securities and recognized gains of  $778,000 for the year ended December 31, 2013. These transactions were the result of bond sales and purchases to replace several smaller holdings with fewer, larger investments without materially changing the duration or yield of the investment portfolio.
Non-interest expense for the years ended December 31, 2015, 2014, and 2013 was as follows:
				$ Change		% Change
(In thousands)	2015	2014	2013	’15-’14	’14-’13	’15-’14	’14-’13
Non-interest Expense
Salaries	$15,319	$15,729	$14,702	$(410)	$1,027	(2.6)%	7.0%
Employee benefits	5,473	4,648	4,840	825	(192)	17.7	(4.0)
Occupancy expense, net	2,792	2,660	2,630	132	30	5.0	1.1
Furniture and equipment expense	1,844	1,823	2,007	21	(184)	1.2	(9.2)
Processing expense, network and bank card expense	3,363	3,203	3,668	160	(465)	5.0	(12.7)
Legal, examination, and professional fees	1,321	1,159	982	162	177	14.0	18.0
FDIC insurance assessment	867	933	992	(66)	(59)	(7.1)	(5.9)
Advertising and promotion	1,111	1,274	1,301	(163)	(27)	(12.8)	(2.1)
Postage, printing, and supplies	1,120	1,117	1,210	3	(93)	0.3	(7.7)
Real estate foreclosure (gains) expense, net	(223)	845	4,924	(1,068)	(4,079)	(126.4)	(82.8)
Other	3,507	3,116	3,507	391	(391)	12.5	(11.1)
Total non-interest expense	$36,494	$36,507	$40,763	$(13)	$(4,256)	(0.04)%	(10.4)%
Efficiency ratio *	73.1%	75.7%	81.2%
Efficiency ratio **	73.6%	74.3%	71.7%
Salaries and benefits as a % of total non-interest expense	57.0%	55.8%	47.9%
Number of full-time equivalent employees	342	333	346
*
Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue includes net interest income and non-interest income.

**
Does not include other real estate expense, gain on sale of investments, or a one time consulting fee.

Total non-interest expense was $36.5 million for both the years ended December 31, 2015 and 2014, and decreased $4.3 million, or 10.4%, to $36.5 million for the year ended December 31, 2014 compared to the year ended December 31, 2013.
Salaries decreased $410,000, or 2.6%, for the year ended December 31, 2015 compared to the year ended December 31, 2014, and increased $1.0 million, or 7.0%, for the year ended December 31, 2014 compared to the year ended December 31, 2013. The decrease for the year ended 2015 over 2014 was primarily due to a decrease in the accrual estimate for the 2015 incentive program to be paid in 2016 and an increase in deferred loan costs. The increase for the year ended 2014 over 2013 was primarily due to the accrual for a 2014 incentive program approved by the Board of Directors in the third quarter of 2014.
Employee benefits increased $825,000, or 17.7%, for the year ended December 31, 2015 compared to the year ended December 31, 2014, and decreased $192,000, or 4.0%, for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase for the year ended 2015 over 2014 was primarily due to an increase in 401(k) profit-sharing and pension expenses, and the decrease for the year ended 2014 over 2013 was primarily due to a decrease in the pension expense.

Legal, examination, and professional fees increased $162,000, or 14.0%, for the year ended December 31, 2015 compared to December 31, 2014, and increased $177,000, or 18.0%, for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase in 2015 over 2014 primarily related to an increase in legal fees related a class action lawsuit that concluded in 2016 in favor of the Company, legal fees related to foreclosed property, and additional consulting fees incurred for outsourcing control and compliance testing. The increase in 2014 over 2013 primarily consisted of an increase in legal fees related to impaired loans, an increase in audit fees primarily related to additional services required, an increase in additional tax consultation services, and an increase in consulting fees related to strategic planning.
Real estate foreclosure expense and (gains), net decreased $1.1 million, or 126.4%, for the year ended December 31, 2015 compared to the year ended December 31, 2014, and decreased $4.1 million, or 82.8%, for the year ended December 31, 2014 compared to the year ended December 31, 2013.
Net gains recognized on other real estate owned were $671,000 for the year ended December 31, 2015, compared to net losses of  $371,000 and $3.5 million for the years ended December 31, 2014 and 2013, respectively. Expenses to maintain these foreclosed properties were $448,000 for the year ended December 31, 2015, compared to $474,000 and $1.5 million for the years ended December 31, 2014 and 2013, respectively. During 2015, gains were recognized on two properties sold during the first quarter and one new foreclosure in the third quarter resulting in a net gain. The significant decrease in net losses and expenses during 2015 and 2014 compared to 2013, primarily related to two hotels located in the Branson area that were sold at auction during the second quarter of 2013.
Other non-interest expense increased $391,000, or 12.5%, for the year ended December 31, 2015 compared to the year ended December 31, 2014, and decreased $391,000, or 11.1%, for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase in 2015 over 2014 was primarily due to an impairment write-down on a building held for sale partially offset by the loss recorded due to employee fraud that management discovered during the third quarter of 2014. The decrease in 2014 over 2013 primarily related to a decrease in core deposit intangible (CDI) asset amortization which became fully amortized in the second quarter of 2013, reduced levels of credit card dispute charge-offs, and a decrease in consumer loan expense primarily related to a write-down on repossessed mining equipment during the second quarter of 2013. This decrease was partially offset by a loss recorded due to employee fraud that management discovered during the third quarter of 2014.
Comparing fourth quarter 2015 to third quarter 2015
Consolidated net income available to shareholders’ decreased to $2.0 million for the fourth quarter 2015 compared to $2.5 million for the third quarter 2015. Net interest income decreased to $10.2 million for the fourth quarter 2015 compared to $10.6 for the third quarter of 2015 with $1.1 billion in average interest earning assets for both periods.
No provision for loan losses was required for both the fourth and third quarter of 2015. Net charge-offs for the fourth quarter 2015 were $642,000, or 0.07% of average loans, compared to $740,000, or 0.08% of average loans for the third quarter 2015.
Non-interest income increased to $2.4 million for the fourth quarter 2015 compared to $2.3 million for the third quarter of 2015. The increase primarily resulted from a legal settlement on a foreclosed property and an increase in real estate servicing fees. This increase was partially offset by a decrease in service charges and other fees, bank card income and fees, trust department income, and gain on sale of mortgage loans. Net real estate servicing fees include mortgage loan servicing fees and the gains or losses due to the change in fair value of MSRs arising from inputs and assumptions. Mortgage loan servicing fees earned on loans sold were $225,000 for the fourth quarter 2015 compared to $206,000 for the third quarter 2015. Total net losses recognized due to the change in fair value of MSRs arising from inputs and assumptions were $9,000 for the fourth quarter 2015 compared to $29,000 for the third quarter 2015. The Company’s loans sold were $11.4 million for the fourth 2015 compared to $11.2 million for the third quarter of 2015.
Non-interest expense increased to $9.5 million for the fourth quarter 2015 compared to $9.0 million for the third quarter 2015. This increase primarily resulted from an increase in real estate foreclosure expense and an increase in processing, network, and bank card expense, partially offset by a decrease in salaries and employee benefits. Net losses recognized on other real estate owned were $18,000 for the fourth quarter 2015 compared to net gains of  $435,000 for the third quarter 2015, and expenses to maintain these foreclosed properties were $111,000 for the fourth quarter 2015 compared to $107,000 for the third quarter 2015. The decrease in salary expense for the fourth quarter of 2015 over the third quarter of 2015 primarily related to adjusting the accrual estimate based on year-end results for the 2015 incentive program, and the decrease in employee benefits for the fourth quarter of 2015 over the third quarter of 2015 primarily related to a decrease in the annual accrual for profit-sharing. The increases in processing, network, and bank card expenses were primarily due to expenses incurred to increase debit card security.
Comparing fourth quarter 2015 to fourth quarter 2014
Consolidated net income available to shareholders remained unchanged at $2.0 million for both the fourth quarter 2015 and 2014. Net interest income increased to $10.2 million for the fourth quarter 2015 compared to $10.0 million for the fourth quarter 2014 with $1.1 billion in average interest earning assets for both periods.
No provision for loan losses was required for both the fourth quarters of 2015 and 2014. Net charge-offs for the fourth quarter 2015 were $642,000, or 0.07% of average loans, compared to $2.9 million, or 0.34% of average loans for the fourth quarter 2014.
Non-interest income increased to $2.4 million for fourth quarter 2015 compared to $2.2 million for fourth quarter of 2014. This increase primarily resulted from an increase in net real estate servicing fees and an increase in other income primarily due to a legal settlement received on a foreclosed property. Net real estate servicing fees include mortgage loan servicing fees and the gains or losses due to the change in fair value of MSRs arising from inputs and assumptions. Mortgage loan servicing fees earned on loans sold were $225,000 for the fourth quarter 2015 compared to $224,000 for the fourth quarter 2014. Total net losses recognized due to the change in fair value of MSRs arising from inputs and assumptions were $9,000 for the fourth quarter 2015 compared to $190,000 for the fourth quarter 2014. The Company’s loans sold were $11.4 million for the fourth 2015 compared to $11.1 million for the fourth quarter of 2014.
Non-interest expense increased to $9.5 million for the fourth quarter 2015 compared to $9.1 million for the fourth quarter 2014. This increase primarily resulted from an increase in employee benefits, processing, network, and bank card expense, legal, examination, and professional fees, and other non-interest expense. These increases were partially offset by a decrease in salary expense and real estate foreclosure expense. The increase in employee benefits for the fourth quarter of 2015 over the fourth quarter of 2014 primarily related to an increase in 401(k) profit-sharing and pension expense. The increase in processing, network, and bank card expenses were primarily due to expenses incurred to increase debit card security. The increase in legal fees primarily resulted from a class action lawsuit, and additional consulting fees incurred for outsourcing control and compliance testing. The increase in other non-interest expenses for the fourth quarter of 2015 over the fourth quarter of 2014 primarily related to an increase in telephone and internet expenses as well as an increase in year-end donations.
The decrease in total salary expense for the fourth quarter of 2015 over the fourth quarter of 2014 was primarily due to a decrease in the accrual estimate for the 2015 incentive program to be paid in 2016 and an increase in deferred loan costs partially offset by an increase in the number employees quarter over quarter. The decrease in real estate foreclosure expenses resulted from a decrease in the net losses recognized on other real estate owned of  $18,000 for the fourth quarter 2015 compared to net losses of  $76,000 for the fourth quarter 2014. Expenses to maintain these foreclosed properties were $111,000 for the fourth quarter 2015 compared to $112,000 for the fourth quarter 2014.
Income taxes
Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 34.8% for the year ended December 31, 2015 compared to 34.6% and 32.8% for the years ended December 31, 2014 and 2013, respectively. The increase in the effective tax rate in 2015 and 2014 is primarily due to an increase in earnings before income taxes.

Lending and Credit Management
Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 71.3% of total assets as of December 31, 2015 compared to 72.9% as of December 31, 2014.
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
A summary of loans, by major class within the Company’s loan portfolio as of the dates indicated is as follows:
(In thousands)	2015	2014	2013	2012	2011
Commercial, financial, and agricultural	$149,091	$154,834	$141,845	$134,275	$133,345
Real estate construction - residential	16,895	18,103	21,008	22,177	30,201
Real estate construction - commercial	33,943	48,822	55,076	43,486	47,697
Real estate mortgage - residential	256,086	247,117	225,630	221,310	203,536
Real estate mortgage - commercial	385,869	372,321	375,686	400,536	398,915
Installment loans to individuals	23,196	20,016	20,302	25,200	29,236
Total loans	$865,080	$861,213	$839,547	$846,984	$842,930
Percent of categories to total loans:
Commercial, financial, and agricultural	17.2%	18.0%	16.9%	15.9%	15.8%
Real estate construction - residential	2.0	2.1	2.5	2.6	3.6
Real estate construction - commercial	3.9	5.7	6.6	5.1	5.7
Real estate mortgage - residential	29.6	28.7	26.9	26.1	24.1
Real estate mortgage - commercial	44.6	43.2	44.7	47.3	47.3
Installment loans to individuals	2.7	2.3	2.4	3.0	3.5
Total	100.0%	100.0%	100.0%	100.0%	100.0%

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

The contractual maturities of loan categories at December 31, 2015, and the composition of those loans between fixed rate and floating rate loans are as follows:
	Principal Payments Due
(In thousands)	One Year Or Less	Over One Year Through Five Years	Over Five Years	Total
Commercial, financial, and agricultural	$67,508	$63,883	$17,700	$149,091
Real estate construction - residential	16,786	62	47	16,895
Real estate construction - commercial	16,799	14,424	2,720	33,943
Real estate mortgage - residential	34,203	99,564	122,319	256,086
Real estate mortgage - commercial	84,783	244,898	56,188	385,869
Installment loans to individuals	7,337	14,568	1,291	23,196
Total loans net of unearned income	$227,416	$437,399	$200,265	$865,080
Loans with fixed rates	182,225	378,917	43,753	604,895
Loans with floating rates	45,191	58,482	156,512	260,185
Total loans net of unearned income	$227,416	$437,399	$200,265	$865,080

The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2015, the Company sold approximately $51.5 million of loans to investors compared to $36.6 million and $76.2 million for the years ended December 31, 2014 and 2013, respectively. At December 31, 2015, the Company was servicing approximately $312.1 million of loans sold to the secondary market compared to $313.9 million at December 31, 2014, and $322.5 million at December 31, 2013.
Risk Elements of the Loan Portfolio
Management, the senior loan committee, and internal loan review, formally review all loans in excess of certain dollar amounts (periodically established) at least annually. Currently, loans in excess of  $2.0 million in aggregate and all adversely classified credits identified by management are reviewed. In addition, all other loans are reviewed on a sample basis. The senior loan committee reviews and reports to the board of directors, on a monthly basis, past due, classified, and watch list loans in order to classify or reclassify loans as loans requiring attention, substandard, doubtful, or loss. During this review, management also determines which loans should be considered impaired. Management follows the guidance provided in the FASB’s ASC Topic 310-10-35 in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, specific reserves are estimated as further discussed below. Loans not individually evaluated are aggregated and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings and industry concentration. Management believes, but there can be no assurance, that these procedures keep management informed of potential problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered necessary by management to provide for probable losses inherent in the loan portfolio.

Nonperforming Assets
The following table summarizes nonperforming assets at the dates indicated:
(In thousands)	2015	2014	2013	2012	2011
Nonaccrual loans:
Commercial, financial, and agricultural	$308	$5,279	$1,684	$1,335	$2,068
Real estate construction - residential	0	1,751	2,204	2,497	1,147
Real estate construction - commercial	102	2,096	6,251	7,762	7,867
Real estate mortgage - residential	2,322	4,419	4,165	5,330	4,153
Real estate mortgage - commercial	1,542	4,465	9,074	13,938	31,000
Installment loans to individuals	144	233	302	219	168
Total	$4,418	$18,243	$23,680	$31,081	$46,403
Loans contractually past - due 90 days or more and still accruing:
Commercial, financial, and agricultural	$1	$0	$0	$0	$0
Real estate construction - residential	0	0	0	0	0
Real estate construction - commercial	0	56	0	0	8
Real estate mortgage - residential	0	0	129	0	9
Real estate mortgage - commercial	0	0	100	0	36
Installment loans to individuals	5	2	14	6	1
Total	$6	$58	$243	$6	$54
Performing troubled debt restructurings	5,850	17,720	11,395	8,282	7,217
Total nonperforming loans	10,274	36,021	35,318	39,369	53,674
Other real estate owned and repossessed assets - net	15,992	11,885	14,867	23,592	16,020
Total nonperforming assets	$26,266	$47,906	$50,185	$62,961	$69,694
Loans	$865,080	$861,213	$839,547	$846,984	$842,930
Allowance for loan losses to loans	0.99%	1.06%	1.63%	1.75%	1.64%
Nonperforming loans to loans	1.19%	4.18%	4.21%	4.65%	6.37%
Allowance for loan losses to nonperforming loans	83.75%	25.26%	38.84%	37.70%	25.73%
Allowance for loan losses to nonperforming loans, excluding performing TDR’s	194.48%	49.72%	57.35%	47.74%	29.72%
Nonperforming assets to loans, real estate owned and repossessed assets	2.98%	5.49%	5.87%	7.23%	8.11%
Total nonperforming assets totaled $26.3 million at December 31, 2015 compared to $47.9 million at December 31, 2014. Nonperforming loans, defined as loans on non-accrual status, loans 90 days or more past due and still accruing, and TDRs totaled $10.3 million, or 1.19%, of total loans at December 31, 2015 compared to $36.0 million, or 4.18%, of total loans at December 31, 2014. Non-accrual loans included $527,000 and $1.6 million of loans classified as TDRs at December 31, 2015 and 2014, respectively.
As of December 31, 2015, approximately $5.7 million compared to $9.6 million at December 31, 2014, of loans classified as substandard, not included in the nonperforming asset table, were identified as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Even though borrowers are experiencing moderate cash flow problems as well as some deterioration in collateral value, management believes the general allowance was sufficient to cover the risks and probable losses related to such loans at December 31, 2015 and December 31, 2014, respectively.
Total non-accrual loans at December 31, 2015 decreased $13.8 million to $4.4 million compared to $18.2 million at December 31, 2014. This decrease primarily consisted of a $5.0 million decrease in commercial, financial and agricultural loans, $1.8 million decrease in real estate construction – residential loans, $2.0 million decrease in real estate construction – commercial loans, $2.1 million decrease in real estate mortgage – residential loans, and a $2.9 million decrease in real estate mortgage – commercial loans. The decrease in non-accrual loans primarily resulted from the sale of a piece of collateral, transfers of impaired loans to other real estate owned and repossessed assets, and seven loan relationships that returned to performing status.
Loans past due 90 days and still accruing interest at December 31, 2015, were $6,000 compared to $58,000 at December 31, 2014. Other real estate owned and repossessed assets at December 31, 2015 of $16.0 million compared to $11.9 million at December 31, 2014. During the year ended December 31, 2015, $5.8 million of nonaccrual loans, net of charge-offs taken, moved to other real estate owned and repossessed assets compared to $2.0 million the year ended December 31, 2014.
The following table summarizes the Company’s TDRs at the dates indicated:
	December 31, 2015			December 31, 2014
(In thousands)	Number of contracts	Recorded Investment	Specific Reserves	Number of contracts	Recorded Investment	Specific Reserves
Performing TDRs
Commercial, financial and agricultural	8	$697	$67	10	$2,262	$6
Real estate mortgage - residential	7	3,615	630	6	3,459	752
Real estate mortgage - commercial	3	1,538	0	8	11,999	0
Total performing TDRs	18	$5,850	$697	24	$17,720	$758
Nonperforming TDRs
Commercial, financial and agricultural	0	$0	$0	2	$71	$0
Real estate mortgage - residential	0	0	0	2	347	140
Real estate mortgage - commercial	4	527	213	3	1,167	10
Total nonperforming TDRs	4	$527	$213	7	$1,585	$150
Total TDRs	22	$6,377	$910	31	$19,305	$908

At December 31, 2015, loans classified as TDRs totaled $6.4 million, with $1.0 million of specific reserves, of which $527,000 were classified as nonperforming TDRs and $5.9 million were classified as performing TDRs. This is compared to $19.3 million of loans classified as TDRs, with $1.0 million of specific reserves, of which $1.6 million were classified as nonperforming TDRs and $17.7 million were classified as performing TDRs at December 31, 2014. Both performing and nonperforming TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. The net decrease in total TDRs from December 31, 2014 to December 31, 2015 was primarily due to $2.0 million additions to TDRs that were offset by $309,000 charged off, $180,000 moved to ORE, approximately $2.2 million of payments received, and $12.3 million from five loan relationships moved to performing loans due to subsequent restructuring at market rates and terms followed by satisfactory payment performance.
Allowance for Loan Losses and Provision
Allowance for Loan Losses
The following table is a summary of the allocation of the allowance for loan losses:
(In thousands)	2015	2014	2013	2012	2011
Allocation of allowance for loan losses at end of year:
Commercial, financial, and agricultural	$2,153	$1,779	$2,374	$1,937	$1,804
Real estate construction - residential	59	171	931	732	1,188
Real estate construction - commercial	644	466	631	1,711	1,562
Real estate mortgage - residential	2,439	2,527	2,959	3,387	3,251
Real estate mortgage - commercial	2,935	3,846	6,523	6,834	5,734
Installment loans to individuals	273	270	294	239	267
Unallocated	101	40	7	2	3
Total	$8,604	$9,099	$13,719	$14,842	$13,809

The allowance for loan losses was $8.6 million, or 0.99%, of loans outstanding at December 31, 2015 compared to $9.1 million, or 1.06%, of loans outstanding at December 31, 2014. The ratio of the allowance for loan losses to nonperforming loans, excluding performing TDRs, was 194.48% at December 31, 2015, compared to 49.72% at December 31, 2014.
The following table is a summary of the general and specific allocations of the allowance for loan losses:
(In thousands)	2015	2014	2013	2012	2011
Allocation of allowance for loan losses:
Individually evaluated for impairment - specific reserves	$1,540	$1,749	$4,796	$4,020	$3,748
Collectively evaluated for impairment - general reserves	7,064	7,350	8,923	10,822	10,061
Total	$8,604	$9,099	$13,719	$14,842	$13,809

Specific reserves decreased to $1.5 million at December 31, 2015 compared to $1.7 million at December 31, 2014. The decrease in total reserves from December 31, 2014 primarily occurred in real estate mortgage loans, partially offset by an increase in the reserves for commercial, financial, and agricultural loans. The decrease in real estate mortgage - commercial reserves was primarily due to a decrease in historical loss rates over the three year look back period. The increase in commercial, financial, and agricultural reserves primarily related to one loan relationship due to increased exposure resulting from liquidation of collateral during the year.
The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals and/or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2015, $1.5 million of the Company’s allowance for loan losses was allocated to impaired loans totaling approximately $10.3 million compared to $1.7 million of the Company’s allowance for loan losses (ALL) allocated to impaired loans totaling approximately $36.0 million at December 31, 2014. Management determined that $4.5 million, or 44%, of total impaired loans required no reserve allocation at December 31, 2015 compared to $28.5 million, or 79%, at December 31, 2014 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by asset type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type. Management determined that the previous twelve quarters were reflective of the loss characteristics of the Company’s loan portfolio during the recent economic environment. These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The Company’s methodology includes qualitative risk factors that allow management to adjust its estimates of losses based on the most recent information available and to address other limitations in the quantitative component that is based on historical loss rates. Such risk factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect changes in national and local economic conditions and developments, the nature, volume and terms of loans in the portfolio, including changes in volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans, loan concentrations, assessment of trends in collateral values, assessment of changes in the quality of the Company’s internal loan review department, and changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices. The combined historical loan loss rates and qualitative factors are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss.
The specific and general reserve allocations represent management’s best estimate of probable losses inherent in the loan portfolio at the evaluation date. Although the allowance for loan losses is comprised of specific and general allocations, the entire allowance is available to absorb any credit losses.
Provision
A $250,000 provision was required for the year ended December 31, 2015 compared to no provision for the year ended December 31, 2014, and a $2.0 million provision for the year ended December 31, 2013.
The following table summarizes loan loss experience for the years ended as indicated:
(In thousands)	2015	2014	2013	2012	2011
Analysis of allowance for loan losses:
Balance beginning of year	$9,099	$13,719	$14,842	$13,809	$14,565
Charge-offs:
Commercial, financial, and agricultural	1,131	1,285	895	1,760	2,157
Real estate construction - residential	-	349	119	-	1,858
Real estate construction - commercial	15	491	633	-	512
Real estate mortgage - residential	379	408	812	977	1,883
Real estate mortgage - commercial	363	2,890	1,301	5,466	6,420
Installment loans to individuals	302	405	420	586	376
Total charge-offs	2,190	5,828	4,180	8,789	13,206
Recoveries:
Commercial, financial, and agricultural	672	319	340	161	193
Real estate construction - residential	322	181	-	67	65
Real estate construction - commercial	-	-	5	23	250
Real estate mortgage - residential	138	202	111	158	108
Real estate mortgage - commercial	165	320	368	248	103
Installment loans to individuals	148	186	203	265	208
Total recoveries	1,445	1,208	1,027	922	927
Net charge-offs	745	4,620	3,153	7,867	12,279
Provision for loan losses	250	-	2,030	8,900	11,523
Balance end of year	$8,604	$9,099	$13,719	$14,842	$13,809

Net Loan Charge-offs
The Company’s net charge-offs were $745,000, or 0.09% of average loans, for the year ended December 31, 2015 compared to net charge-offs of  $4.6 million, or 0.54% of average loans, for the year ended December 31, 2014, and $3.2 million, or 0.38% of average loans for the year ended December 31, 2013. As detailed above, the Company’s recoveries increased for the year ended December 31, 2015 over the prior year primarily due to one loan relationship in commercial loans and one loan relationship in real estate construction loans. In addition to the increase in recoveries recorded during the year ended December 31, 2015, the Company also noted a decrease in charge-offs of  $3.6 million compared to the prior year.
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
At December 31, 2015, the investment portfolio classified as available-for-sale represented 19.6% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.
The following table presents the composition of the investment portfolio by major category:
(In thousands)	2015	2014
Government sponsored enterprises	$73,497	$57,099
Asset-backed securities	128,851	106,462
Obligations of states and political subdivisions	32,706	35,437
Total available for sale debt securities	$235,054	$198,998

As of December 31, 2015, the maturity of debt securities in the investment portfolio was as follows:
(In thousands)	One Year Or Less	Over One Through Five Years	Over Five Through Ten Years	Over Ten Years	Total	Weighted Average Yield
Government sponsored enterprises	$23,057	$50,440	$-	$-	$73,497	1.19%
Asset-backed securities (1)	1,518	106,671	18,982	1,680	128,851	2.05
States and political subdivisions (2)	1,834	17,174	12,871	827	32,706	3.16
Total available-for-sale debt securities	$26,409	$174,285	$31,853	$2,507	$235,054	1.93%
Weighted average yield	0.93%	1.91%	2.87%	2.52%	1.93%

1)
Asset-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2015 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

2)
Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory federal income tax rate of 34%.

At December 31, 2015 $8,134 of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
The following non-marketable securities are restricted securities which, lacking a market, are carried at cost. These securities are reported in other assets. At December 31, 2015 $3.4 million of the total included Federal Home Loan Bank (Des Moines) stock held by the Bank in accordance with debt and regulatory requirements. Other non-marketable securities include a $1.5 million equity investment in the Company’s unconsolidated Exchange Statutory Trusts and $3.0 million in a subordinated debt equity security. See Note 8 to the Company’s consolidated financials for further explanation of the Exchange Statutory Trusts.
(In thousands)	2015	2014
Federal Home Loan Bank of Des Moines stock	$3,390	$3,075
Subordinated debt equity security	3,000	0
Midwest Independent Bank stock	151	151
Federal Agricultural Mortgage Corporation stock	10	10
Investment in unconsolidated trusts	1,486	1,486
Total non-marketable investment securities	$8,037	$4,722

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
(In thousands)	2015	2014
Federal funds sold and other overnight interest-bearing deposits	$7,893	$20,445
Available for sale investment securities	235,054	198,998
Total	$242,947	$219,443

Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available for sale investment portfolio was $235.1 million at

December 31, 2015 and included an unrealized net loss of  $1.3 million. The portfolio includes projected maturities and mortgage backed securities pay-downs of approximately $26.4 million over the next twelve months, which offer resources to meet either new loan demand or reductions in the Company’s deposit base.
The Company pledges portions of its investment securities portfolio to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. The Company’s unpledged securities in the available for sale portfolio totaled approximately $52.4 million and $53.4 million at December 31, 2015 and 2014, respectively.
Total investment securities pledged for these purposes were as follows:
(In thousands)	2015	2014
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$3,481	$3,504
Federal funds purchased and securities sold under agreements to repurchase	66,911	26,770
Other deposits	112,282	115,272
Total pledged, at fair value	$182,674	$145,546

Liquidity is available from the Company’s base of core customer deposits, defined as demand, interest checking, savings, and money market deposit accounts. At December 31, 2015, such deposits totaled $649.1 million and represented 68.5% of the Company’s total deposits. These core deposits are normally less volatile and are often tied to other products of the Company through long lasting relationships. Time deposits and certificates of deposit of  $100,000 and over totaled $298.1 million at December 31, 2015. These accounts are normally considered more volatile and higher costing representing 31.5% of total deposits at December 31, 2015.
Core deposits at December 31, 2015 and 2014 were as follows:
(In thousands)	2015	2014
Core deposit base:
Non-interest bearing demand	$208,035	$207,700
Interest checking	176,124	191,902
Savings and money market	264,956	250,229
Total	$649,115	$649,831

Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company’s outside borrowings are comprised of securities sold under agreements to repurchase, Federal Home Loan Bank advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2015, under agreements with these unaffiliated banks, the Bank may borrow up to $40.0 million in federal funds on an unsecured basis and $8.6 million on a secured basis. There were no federal funds purchased outstanding at December 31, 2015. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of the Company’s investment portfolio. At December 31, 2015, there was $56.8 million in repurchase agreements. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2015.
The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2015, the Bank had $50.0 million in outstanding borrowings with the FHLB. In addition, the Company has $49.5 million at December 31, 2015 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.

Borrowings outstanding at December 31, 2015 and 2014 were as follows:
(In thousands)	2015	2014
Borrowings:
Securities sold under agreements to repurchase	$56,834	$17,970
Federal Home Loan Bank advances	50,000	43,000
Subordinated notes	49,486	49,486
Total	$156,320	$110,456

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
		2015				2014
(In thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total
Advance equivalent	$257,513	$3,412	$45,175	$306,100	$273,613	$3,433	$44,340	$321,386
Advances outstanding	(50,000)	0	0	(50,000)	(43,000)	0	0	(43,000)
Total available	$207,513	$3,412	$45,175	$256,100	$230,613	$3,433	$44,340	$278,386

At December 31, 2015, loans with a market value of  $350.5 million were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit. At December 31, 2015, investments with a market value of  $9.6 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.
Sources and Uses of Funds
Cash and cash equivalents were $28.4 million at December 31, 2015 compared to $42.8 million at December 31, 2014. The $14.4 million decrease resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2015. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of  $13.3 million for the year ended December 31, 2015.
Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, used total cash of  $50.2 million. The cash outflow primarily consisted of  $102.3 million purchases of investment securities and a $9.2 million increase in the loan portfolio, partially offset by $63.0 million in proceeds from investment maturities, calls, and pay-downs, $720,000 in proceeds from sales of investment securities, and $1.8 million in proceeds received from sales of other real estate owned and repossessed assets.
Financing activities provided cash of  $22.5 million, resulting primarily from a $38.9 million in federal funds purchased and securities sold under agreements to repurchase, and a $7.0 million net advance from Federal Home Loan Bank, partially offset by a $22.0 million decrease in interest-bearing transaction accounts and in time deposits. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2016.
In the normal course of business, the Company enters into certain forms of off-balance-sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company’s various risk management processes. Management considers both on-balance sheet and off-balance-sheet transactions in its evaluation of the Company’s liquidity. The Company had $165.9 million in unused loan commitments and standby letters of credit as of December 31, 2015. Although the Company’s current liquidity resources are adequate to fund this commitment level, the nature of these commitments is such that the likelihood of such a funding demand is very low.
The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company’s ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its shareholders. The Company paid cash dividends to its common shareholders totaling approximately $1.0 million for both the years ended December 31, 2015 and 2014. A large portion of the Company’s liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $1.0 million and $2.5 million in dividends to the Company during the years ended December 31, 2015 and 2014, respectively. At December 31, 2015 and 2014, the Company had cash and cash equivalents totaling $5.0 million and $1.0 million, respectively.
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
In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The phase-in period for the Company began on January 1, 2015. The Federal Reserve System’s (FRB) capital adequacy guidelines require that bank holding companies maintain a Common Equity Tier 1 risk-based capital ratio equal to at least 4.5% of its risk-weighted assets, a Tier 1 risk-based capital ratio equal to at least 6% of its risk-weighted assets and a total risk-based capital ratio equal to at least 8% of its risk-weighted assets. In addition, bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4%.
In addition, the final rules establish a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets applicable to all banking organizations. Institutions that do not maintain the required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital conservation buffer requirement will be phased in over four years beginning in 2016. The capital conservation buffer requirement effectively raises the minimum required risk-based capital ratios to 7% Common Equity Tier 1 Capital, 8.5% Tier 1 Capital and 10.5% Total Capital on a fully phased-in basis.
Under the Basel III requirements, at December 31, 2015, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of December 31, for the years indicated:
	2015	2014	2013	2012	2011	Minimum Ratios required for Capital Adequacy Guidelines *	Minimum Ratios for Well-Capitalized Under Prompt Corrective Action Banks
Risk-based capital ratios:
Total capital ratio	14.78%	15.78%	15.33%	16.83%	18.03%	8.0%	10.0%
Tier I capital ratio	12.03	12.38	11.40	13.58	15.16	6.0	8.0
Common Equity Tier I capital ratio	9.04	NA	NA	NA	NA	4.5	6.5
Tier I leverage ratio	9.84	9.42	8.79	10.37	11.52	4.0	5.0
*
effective January 1, 2015

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
Stock Dividend For the seventh consecutive year, on July 1, 2015, the Company distributed a four percent stock dividend to common shareholders of record at the close of business on June 15, 2015. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect the stock dividend.
Repurchase Program On August 6, 2015, the Board of Directors authorized a share repurchase plan to purchase through open market transactions $2.0 million market value of the Company’s common stock. During 2015, the Company repurchased 2,155 shares of common stock pursuant to the plan at an average price of  $15.39 per share.
Commitments, Contractual Obligations, and Off-Balance-Sheet Arrangements
The required payments of time deposits and other borrowed money, not including interest, at December 31, 2015 are as follows:
		Payments due by Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$298,082	$201,418	$85,056	$11,608	$-
Other borrowed money	50,000	8,000	27,000	15,000	-
In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company’s consolidated financial statements. Such activities include traditional off-balance-sheet credit related financial instruments.
The Company provides customers with off-balance-sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2015 are as follows:
		Amount of Commitment Expiration per Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Unused loan commitments	$161,306	$115,003	$22,279	$6,064	$17,960
Commitments to originate residential first and second mortgage loans	3,175	3,175	-	-	-
Standby letters of credit	1,466	1,068	398	-	-
Total	$165,947	$119,246	$22,677	$6,064	$17,960
Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

Quantitative and Qualitative Disclosures about Market Risk
Interest Sensitivity
Market risk arises from exposure to changes in interest rates and other relevant market rate or price risk. The Company faces market risk in the form of interest rate risk through transactions other than trading activities. The Company uses financial modeling techniques to measure interest rate risk. These techniques measure the sensitivity of future earnings due to changing interest rate environments. Guidelines established by the Company’s Asset/Liability Committee and approved by the board of directors are used to monitor exposure of earnings at risk. General interest rate movements are used to develop sensitivity as the Company feels it has no primary exposure to specific points on the yield curve. At December 31, 2015, the rate shock scenario models indicated that annual net interest income could change by as much as -16.8% to +21.4% should interest rates rise or fall, respectively, 400 basis points from their current level over a one year period. However, there are no assurances that the change will not be more or less than this estimate. Management believes this is an acceptable level of risk.
The following table represents estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2015. Significant assumptions used for this table included: loans will repay at historic repayment rates; certain interest-bearing demand accounts are interest sensitive due to immediate repricing, and fixed maturity deposits will not be withdrawn prior to maturity. A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.
(In thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Over 5 Years or No stated Maturity	Total
ASSETS
Investment securities	$29,521	$15,370	$27,532	$21,325	$21,929	$119,377	$235,054
Federal funds sold and other over-night interest-bearing deposits	7,893	-	-	-	-	-	7,893
Other investments and securities, at cost	5,037	-	-	-	3,000	-	8,037
Loans	297,769	147,081	129,157	119,068	108,495	63,510	865,080
Total	$340,220	$162,451	$156,689	$140,393	$133,424	$182,887	$1,116,064
LIABILITIES
Savings, interest checking, and money market deposits	$259,360	$-	$181,720	$-	$-	$-	$441,080
Time deposits	201,418	56,026	29,030	6,022	5,586	-	298,082
Federal funds purchased and securities sold under agreements to repurchase	56,834	-	-	-	-	-	56,834
Subordinated notes	49,486	-	-	-	-	-	49,486
Federal Home Loan Bank advances	8,000	5,000	22,000	4,000	11,000	-	50,000
Total	$575,098	$61,026	$232,750	$10,022	$16,586	$-	$895,482
Interest-sensitivity GAP
Periodic GAP	$(234,878)	$101,425	$(76,061)	$130,371	$116,838	$182,887	$220,582
Cumulative GAP	$(234,878)	$(133,453)	$(209,514)	$(79,143)	$37,695	$220,582	$220,582
Ratio of interest-earning assets to interest-bearing liabilities
Periodic GAP	0.59	2.66	0.67	14.01	8.04	NM	1.25
Cumulative GAP	0.59	0.79	0.76	0.91	1.04	1.25	1.25

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

Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company’s operations for the year ended December 31, 2015.
Impact of New Accounting Standards
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
Transfers and Servicing The FASB issued ASU 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures, in September 2014. The amendments require that repurchase-to-maturity transactions and repurchase agreements that are part of financing arrangements be accounted for as secured borrowings. The amendments also require additional disclosures for certain transfers accounted for as sales. The accounting changes and the disclosures on sales are required to be presented in interim and annual periods beginning January 1, 2015. This ASU also requires disclosures about types of collateral, contractual tenor and potential risks for transactions accounted for as secured borrowings. These disclosures are required in interim and annual periods beginning April 1, 2015. The adoption is not expected to have a significant effect on the Company’s consolidated financial statements.
Presentation of Financial Statements – Going Concern Uncertainties The FASB has issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern in August 2014. ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. Under Generally Accepted Accounting Principles (GAAP), financial statements are prepared under the presumption that the reporting organization will continue to operate as a going concern, except in limited circumstances. Financial reporting under this presumption is commonly referred to as the going concern basis of accounting. The going concern basis of accounting is critical to financial reporting because it establishes the fundamental basis for measuring and classifying assets and liabilities. Currently, GAAP lacks guidance about management’s responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern or to provide related footnote disclosures. This ASU provides guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations today in the financial statement footnotes. The amendments are effective for interim and annual periods ending after December 15, 2016. The adoption is not expected to have a significant effect on the Company’s consolidated financial statements.
Consolidation The FASB has issued ASU No. 2015-02, Amendments to the Consolidation Analysis. The amendment substantially changes the way reporting entities are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the new amendment. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities, eliminate the presumption that a general partner should consolidate a limited partnership, and affect the consolidation analysis of reporting entities that are involved with VIEs. The amendments in this update are effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect that ASU 2015-02 will have on its consolidated financial statements and related disclosures. The adoption is not expected to have a significant effect on the Company’s consolidated financial statements.

Intangible Assets The FASB issued ASU 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, in April 2015. The amendments provide guidance to customers about whether a cloud computing arrangement includes a software license. Arrangements containing a license should be recorded as consistent with the acquisition of software licenses, whereas arrangements that do not include a software license should be recorded as consistent with the accounting for service contracts. These amendments are effective for interim and annual periods beginning January 1, 2016. The adoption is not expected to have a significant effect on the Company’s consolidated financial statements.
Financial Instruments The FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, in January 2016. The amendments require all equity investments to be measured at fair value with changes in the fair value recognized through net income, other than those accounted for under the equity method of accounting or those that result in the consolidation of the investee. Additionally, these amendments require presentation in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk for those liabilities measured at fair value. The amendments also require use of the exit price notion when measuring the fair value of financial instruments for disclosure purposes. These amendments are effective for interim and annual periods beginning January 1, 2018. The Company is in the process of evaluating the impact of the ASU’s adoption on the Company’s consolidated financial statements, including potential changes to the Company’s note disclosure of the fair value of its loan portfolio.

CONSOLIDATED FINANCIAL STATEMENTS
The following consolidated financial statements of the Company and report of the Company’s independent auditors appear on the pages indicated.

KPMG LLP
Suite 900
10 South Broadway
St. Louis, MO 63102-1761
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Hawthorn Bancshares, Inc.:
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Bancshares, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hawthorn Bancshares, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 30, 2016 expressed an unqualified opinion on the effectiveness of Hawthorn Bancshares, Inc.’s internal control over financial reporting.
St. Louis, Missouri
March 30, 2016
KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
	December 31,
(In thousands, except per share data)	2015	2014
ASSETS
Cash and due from banks	$20,484	$22,364
Federal funds sold and other overnight interest-bearing deposits	7,893	20,445
Cash and cash equivalents	28,377	42,809
Investment in available-for-sale securities, at fair value	235,054	198,998
Other investments and securities, at cost	8,037	4,722
Total investment securities	243,091	203,720
Loans	865,080	861,213
Allowances for loan losses	(8,604)	(9,099)
Net loans	856,476	852,114
Premises and equipment - net	36,389	37,498
Mortgage servicing rights	2,847	2,762
Other real estate owned and repossessed assets - net	15,992	11,885
Accrued interest receivable	4,853	4,816
Cash surrender value - life insurance	2,348	2,284
Other assets	10,548	11,843
Total assets	$1,200,921	$1,169,731
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing demand	$208,035	$207,700
Savings, interest checking and money market	441,080	442,131
Time deposits $100,000 and over	132,244	134,945
Other time deposits	165,838	184,738
Total deposits	947,197	969,514
Federal funds purchased and securities sold under agreements to repurchase	56,834	17,970
Subordinated notes	49,486	49,486
Federal Home Loan Bank advances	50,000	43,000
Accrued interest payable	382	373
Other liabilities	9,736	8,820
Total liabilities	1,113,635	1,089,163
Stockholders’ equity:
Common stock, $1 par value, authorized 15,000,000 shares; issued 5,605,203 and 5,395,844 shares, respectively	5,605	5,396
Surplus	38,549	35,901
Retained earnings	48,700	44,016
Accumulated other comprehensive loss, net of tax	(2,018)	(1,228)
Treasury stock; 164,013 and 161,858 shares, at cost, respectively	(3,550)	(3,517)
Total stockholders’ equity	87,286	80,568
Total liabilities and stockholders’ equity	$1,200,921	$1,169,731

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
	Years Ended December 31,
(In thousands, except per share amounts)	2015	2014	2013
INTEREST INCOME
Interest and fees on loans	$41,267	$40,274	$41,110
Interest on investment securities:
Taxable	3,554	3,394	3,592
Nontaxable	681	722	844
Federal funds sold and other overnight interest-bearing deposits	38	28	37
Dividends on other securities	216	80	82
Total interest income	45,756	44,498	45,665
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	970	968	974
Time deposit accounts $100,000 and over	867	940	1,142
Other time deposits	1,090	1,384	2,498
Interest on federal funds purchased and securities sold under agreements to repurchase	56	21	24
Interest on subordinated notes	1,293	1,264	1,284
Interest on Federal Home Loan Bank advances	723	467	420
Total interest expense	4,999	5,044	6,342
Net interest income	40,757	39,454	39,323
Provision for loan losses	250	0	2,030
Net interest income after provision for loan losses	40,507	39,454	37,293
NON-INTEREST INCOME
Service charges and other fees	3,477	3,743	4,165
Bank card income and fees	2,455	2,368	2,200
Trust department income	929	844	796
Real estate servicing fees, net	573	319	876
Gain on sale of mortgage loans, net	1,386	1,093	1,944
Gain on sale of investment securities	8	20	778
Other	338	362	107
Total non-interest income	9,166	8,749	10,866
NON-INTEREST EXPENSE
Salaries and employee benefits	20,792	20,377	19,542
Occupancy expense, net	2,792	2,660	2,630
Furniture and equipment expense	1,844	1,823	2,007
Processing , network, and bank card expense	3,363	3,203	3,668
Legal, examination, and professional fees	1,321	1,159	982
FDIC insurance assessment	867	933	992
Advertising and promotion	1,111	1,274	1,301
Postage, printing, and supplies	1,120	1,117	1,210
Real estate foreclosure (gains) expense, net	(223)	845	4,924
Other	3,507	3,116	3,507
Total non-interest expense	36,494	36,507	40,763
Income before income taxes	13,179	11,696	7,396
Income tax expense	4,580	4,042	2,422
Net income	8,599	7,654	4,974
Preferred stock dividends and accretion of discount	0	0	615
Net income available to common shareholders	$8,599	$7,654	$4,359
Basic earnings per share	$1.58	$1.41	$0.80
Diluted earnings per share	$1.58	$1.41	$0.80

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
	Years Ended December 31,
(In thousands)	2015	2014	2013
Net income	$8,599	$7,654	$4,974
Other comprehensive loss, net of tax
Securities available for sale:
Unrealized (loss) gain on investment securities available-for-sale, net of tax	(800)	1,717	(4,275)
Adjustment for gain on sales of investment securities, net of tax	(5)	(12)	(482)
Defined benefit pension plans:
Net gain (loss) arising during the year, net of tax	3	(2,212)	2,095
Amortization of prior service cost included in net periodic pension cost, net of tax	12	48	68
Total other comprehensive loss	(790)	(459)	(2,594)
Total comprehensive income	$7,809	$7,195	$2,380

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(In thousands)	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 2012	$17,977	$5,001	$31,816	$39,118	$1,825	$(3,517)	$92,220
Net income	0	0	0	4,974	0	0	4,974
Other comprehensive loss	0	0	0	0	(2,594)	0	(2,594)
Stock based compensation expense	0	0	19	0	0	0	19
Accretion of preferred stock discount	278	0	0	(278)	0	0	0
Redemption of 18,255 shares of preferred stock	(18,255)	0	0	0	0	0	(18,255)
Redemption of common stock warrant	0	0	(540)	0	0	0	(540)
Stock dividend	0	194	2,090	(2,284)	0	0	0
Cash dividends declared, preferred stock	0	0	0	(456)	0	0	(456)
Cash dividends declared, common stock	0	0	0	(988)	0	0	(988)
Balance, December 31, 2013	$0	$5,195	$33,385	$40,086	$(769)	$(3,517)	$74,380
Net income	0	0	0	7,654	0	0	7,654
Other comprehensive loss	0	0	0	0	(459)	0	(459)
Stock based compensation expense	0	0	20	0	0	0	20
Stock dividend	0	201	2,496	(2,697)	0	0	0
Cash dividends declared, common stock	0	0	0	(1,027)	0	0	(1,027)
Balance, December 31, 2014	$0	$5,396	$35,901	$44,016	$(1,228)	$(3,517)	$80,568
Net income	0	0	0	8,599	0	0	8,599
Other comprehensive loss	0	0	0	0	(790)	0	(790)
Stock based compensation expense	0	0	10	0	0	0	10
Stock dividend	0	209	2,638	(2,847)	0	0	0
Purchase of treasury stock	0	0	0	0	0	(33)	(33)
Cash dividends declared, common stock	0	0	0	(1,068)	0	0	(1,068)
Balance, December 31, 2015	$0	$5,605	$38,549	$48,700	$(2,018)	$(3,550)	$87,286
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Years Ended December 31,
(In thousands)	2015	2014	2013
Cash flows from operating activities:
Net income	$8,599	$7,654	$4,974
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	250	0	2,030
Depreciation expense	1,810	1,758	1,605
Net amortization of investment securities, premiums, and discounts	1,317	1,058	1,211
Amortization of intangible assets	0	0	135
Stock based compensation expense	10	20	19
Change in fair value of mortgage servicing rights	301	576	25
Gain on sale of investment securities	(8)	(20)	(778)
Gain on sales and dispositions of premises and equipment	(8)	(60)	(6)
Gain (loss) on sales and dispositions of other real estate owned and repossessed assets	(156)	(188)	330
Provision for other real estate owned	17	585	3,367
(Increase) decrease in accrued interest receivable	(37)	183	191
Increase in cash surrender value - life insurance	(64)	(71)	(77)
Decrease (increase) in other assets	1,212	(479)	4,311
Decrease (increase) in income tax receivable	621	(826)	524
Increase (decrease) in accrued interest payable	9	(53)	(483)
Decrease in other liabilities	911	966	1,113
Origination of mortgage loans for sale	(51,307)	(35,434)	(72,100)
Proceeds from the sale of mortgage loans	51,503	36,623	76,240
Gain on sale of mortgage loans, net	(1,386)	(1,093)	(1,944)
Other, net	(252)	2,355	(444)
Net cash provided by operating activities	13,342	13,554	20,243
Cash flows from investing activities:
Net increase in loans	(9,226)	(28,357)	(2,525)
Purchase of available-for-sale debt securities	(102,367)	(48,942)	(88,137)
Proceeds from maturities of available-for-sale debt securities	36,143	23,702	33,341
Proceeds from calls of available-for-sale debt securities	26,840	28,605	8,275
Proceeds from sales of available-for-sale debt securities	720	5,334	32,590
Proceeds from sales of FHLB stock	1,600	439	536
Purchases of FHLB stock	(4,915)	(1,160)	(612)
Purchases of premises and equipment	(872)	(1,342)	(2,680)
Proceeds from sales of premises and equipment	11	65	23
Proceeds from sales of other real estate owned and repossessed assets	1,836	4,560	9,641
Net cash used by investing activities	(50,230)	(17,096)	(9,548)
Cash flows from financing activities:
Net increase (decrease) in demand deposits	335	20,318	(4,889)
Net (decrease) increase in interest-bearing transaction accounts	(1,051)	22,974	13,383
Net decrease in time deposits	(21,601)	(30,249)	(43,298)
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	38,864	(13,114)	10,026
Repayment of FHLB advances	(85,000)	(10,000)	(15,126)
FHLB advances	92,000	29,000	19,000
Redemption of 18,255 of preferred stock	0	0	(18,255)
Warrant redemption	0	0	(540)
Purchase of treasury stock	(33)	0	0
Cash dividends paid - preferred stock	0	0	(456)
Cash dividends paid - common stock	(1,058)	(1,017)	(978)
Net cash provided (used) by financing activities	22,456	17,912	(41,133)
Net (decrease) increase in cash and cash equivalents	(14,432)	14,370	(30,438)
Cash and cash equivalents, beginning of year	42,809	28,439	58,877
Cash and cash equivalents, end of year	$28,377	$42,809	$28,439
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$4,992	$5,097	$6,825
Income taxes	$3,509	$2,265	$131
Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	$5,804	$1,975	$4,613
See accompanying notes to the consolidated financial statements.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013
(1)   Summary of Significant Accounting Policies
Hawthorn Bancshares, Inc. (the Company) through its subsidiary, Hawthorn Bank (the Bank), provides a broad range of banking services to individual and corporate customers located within the communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, Branson, and the greater Kansas City metropolitan area. The Company is subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.
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
Loans Held for Sale
The Bank originates certain loans, which are sold in the secondary market. These loans are classified as held for sale upon origination based on management’s intent to sell and are accounted for at the lower of adjusted cost or fair value. Adjusted cost reflects the funded loan amount and any loan origination costs and fees. In order to manage the risk associated with such activities, the Company upon locking in an interest rate with the borrower enters into an agreement to sell such loans in the secondary market. Loans held for sale are typically sold with servicing rights retained and without recourse except for normal and customary representation and warranty provisions. Mortgage loans held for sale were $1.2 million at December 31, 2015 compared to no loans held for sale at December 31, 2014.
Impaired Loans
A loan is considered impaired when it is probable the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. Included in

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

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
Restructured Loans
A loan is accounted for as a troubled debt restructuring (TDR) if the Company, for economic or legal reasons related to the borrowers’ financial difficulties, grants a concession to the borrower that it would not otherwise consider. A TDR typically involves (1) modification of terms such as a reduction of the stated interest rate, loan principal, accrued interest, or an extended maturity date (2) a loan renewal at a stated interest rate lower than the current market rate for a new loan with similar risk, or (3) debt that was not reaffirmed in bankruptcy. Nonperforming TDRs are returned to performing status once the borrower demonstrates the ability to pay under the terms of the restructured note through a sustained period of repayment performance, which is generally six months. The Company includes all performing and non-performing TDRs in the impaired and non-performing asset totals. The Company measures the impairment loss of a TDR in the same manner as described below. TDRs which are performing under their contractual terms continue to accrue interest which is recognized in current earnings.
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
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by asset type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type. Management determined that the previous twelve quarters were reflective of the loss characteristics of the Company’s loan portfolio during the recent economic environment. These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The Company’s methodology includes qualitative risk factors that allow management to adjust its estimates of losses based on the most recent information available and to address other limitations in the quantitative component that is based on historical loss rates. Such risk factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect changes in national and local economic conditions and developments, the nature, volume and terms of loans in the portfolio, including changes in volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans, loan concentrations, assessment of trends in collateral values, assessment of changes in the quality of the Company’s internal loan review department, and changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices. The combined historical loan loss rates and qualitative factors are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss.
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
Capital Stock of the Federal Home Loan Bank
The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Agency, is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Des Moines (FHLB) in an amount equal to 12 basis points of the Bank’s year-end total assets plus 4.00% of advances from the FHLB to the Bank. These invest-ments are recorded at cost, which represents redemption value.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

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
December 31, 2015, 2014, and 2013

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
Income Taxes
Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Judgment is required in addressing the Company’s future tax consequences of events that have been recognized in the consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forwards and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, the Company would adjust the recorded value of our deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, the Company would reverse the valuation allowance when it is expected to realize the deferred tax asset. The Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2015, 2014, and 2013.
Trust Department
Property held by the Bank in a fiduciary or agency capacity for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

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
The following represents significant new accounting principles adopted in 2015:
Investments – Equity Method and Joint Ventures
The FASB issued ASU No. 2014-01, Accounting for Investments in Qualified Affordable Housing Projects, in January 2014. These amendments allow investors in low income housing tax credit entities to account for the investments using a proportional amortization method, provided that certain conditions are met, and recognize amortization of the investment as a component of income tax expense. In addition, disclosures are required that will enable users to understand the nature of the investments, and the effect of the measurement of the investments and the related tax credits on the investor’s financial statements. This ASU was effective January 1, 2015, and the adoption of this pronouncement did not have a significant effect on the Company’s consolidated financial statements.
Troubled Debt Restructurings by Creditors
The FASB issued ASU No. 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure, in January 2014. These amendments require companies to disclose the amount of foreclosed residential real estate property held and the recorded investment in consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceedings are in process according to local requirements of the applicable jurisdiction. The ASU also defines when a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. This ASU was effective January 1, 2015, and the adoption of this pronouncement did not have a significant effect on the Company’s consolidated financial statements.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The FASB issued ASU No. 2014-14, Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure in August 2014. The objective of this update is to reduce diversity in practice by addressing the classification of foreclosed mortgage loans that are fully or partially guaranteed under government programs, including those guaranteed by the FHA and the VA. Some creditors reclassify those loans to real estate consistent with other foreclosed loans that do not have guarantees; others reclassify the loans to other receivables. The amendments in this ASU require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: (1) The loan has a government guarantee that is not separable from the loan before foreclosure; (2) At the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and (3) At the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. This ASU was effective January 1, 2015, and the adoption of this pronouncement did not have a significant effect on the Company’s consolidated financial statements.
(2)   Loans and Allowance for Loan Losses
Loans
A summary of loans, by major class within the Company’s loan portfolio, at December 31, 2015 and 2014 is as follows:
(in thousands)	2015	2014
Commercial, financial, and agricultural	$149,091	$154,834
Real estate construction - residential	16,895	18,103
Real estate construction - commercial	33,943	48,822
Real estate mortgage - residential	256,086	247,117
Real estate mortgage - commercial	385,869	372,321
Installment and other consumer	23,196	20,016
Total loans	$865,080	$861,213

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, Branson and the greater Kansas City metropolitan area. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. At December 31, 2015, loans with a carrying value of  $421.8 million, or $350.5 million fair value, were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit.
The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company, are summarized as follows:
(in thousands)
Balance at December 31, 2014	$4,940
New loans	286
Amounts collected	(499)
Balance at December 31, 2015	$4,727

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features.
Allowance for loan losses
The following is a summary of the allowance for loan losses for the years ended December 31, 2015, 2014, and 2013:
(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Un- allocated	Total
Balance at December 31, 2012	$1,937	$732	$1,711	$3,387	$6,834	$239	$2	$14,842
Additions:
Provision for loan losses	992	318	(452)	273	622	272	5	2,030
Deductions:
Loans charged off	895	119	633	812	1,301	420	0	4,180
Less recoveries on loans	(340)	0	(5)	(111)	(368)	(203)	0	(1,027)
Net loans charged off	555	119	628	701	933	217	0	3,153
Balance at December 31, 2013	$2,374	$931	$631	$2,959	$6,523	$294	$7	$13,719
Additions:
Provision for loan losses	371	(592)	326	(226)	(107)	195	33	0
Deductions:
Loans charged off	1,285	349	491	408	2,890	405	0	5,828
Less recoveries on loans	(319)	(181)	0	(202)	(320)	(186)	0	(1,208)
Net loans charged off	966	168	491	206	2,570	219	0	4,620
Balance at December 31, 2014	$1,779	$171	$466	$2,527	$3,846	$270	$40	$9,099
Additions:
Provision for loan losses	833	(434)	193	153	(713)	157	61	250
Deductions:
Loans charged off	1,131	0	15	379	363	302	0	2,190
Less recoveries on loans	(672)	(322)	0	(138)	(165)	(148)	0	(1,445)
Net loans charged off	459	(322)	15	241	198	154	0	745
Balance at December 31, 2015	$2,153	$59	$644	$2,439	$2,935	$273	$101	$8,604

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
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The following table provides the balance in the allowance for loan losses at December 31, 2015 and 2014, and the related loan balance by impairment methodology.
(in thousands)	Commercial, Financial, and Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Un- allocated	Total
December 31, 2015
Allowance for loan losses:
Individually evaluated for impairment	$285	$0	$15	$955	$266	$19	$0	$1,540
Collectively evaluated for impairment	1,868	59	629	1,484	2,669	254	101	7,064
Total	$2,153	$59	$644	$2,439	$2,935	$273	$101	$8,604
Loans outstanding:
Individually evaluated for impairment	$1,005	$0	$102	$5,936	$3,081	$144	$0	$10,268
Collectively evaluated for impairment	148,086	16,895	33,841	250,150	382,788	23,052	0	854,812
Total	$149,091	$16,895	$33,943	$256,086	$385,869	$23,196	$0	$865,080

December 31, 2014
Allowance for loan losses:
Individually evaluated for impairment	$134	$0	$0	$1,343	$246	$26	$0	$1,749
Collectively evaluated for impairment	1,645	171	466	1,184	3,600	244	40	7,350
Total	$1,779	$171	$466	$2,527	$3,846	$270	$40	$9,099
Loans outstanding:
Individually evaluated for impairment	$7,541	$1,750	$2,096	$7,878	$16,464	$234	$0	$35,963
Collectively evaluated for impairment	147,293	16,353	46,726	239,239	355,857	19,782	0	825,250
Total	$154,834	$18,103	$48,822	$247,117	$372,321	$20,016	$0	$861,213

Impaired loans
Loans evaluated under ASC 310-10-35 include loans which are individually evaluated for impairment. All other loans are collectively evaluated for impairment under ASC 450-20. Impaired loans individually evaluated for impairment totaled $10.3 million and $36.0 million at December 31, 2015 and 2014, respectively, and are comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings (TDRs).
The net carrying value of impaired loans is based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. At December 31, 2015 and 2014, $6.4 million and $15.6 million, respectively, of impaired loans were evaluated based on the fair value less estimated selling costs of the loan’s collateral. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2015, $1.5 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $10.3 million compared to $1.7 million of the Company’s allowance for loan losses allocated to impaired loans totaling approximately $36.0 million at December 31, 2014. Management determined that $4.5 million, or 44%, of total impaired loans required no reserve allocation at December 31, 2015 compared to $28.5 million, or 79%, at December 31, 2014 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The categories of impaired loans at December 31, 2015 and 2014 are as follows:
(in thousands)	2015	2014
Non-accrual loans	$4,418	$18,243
Performing TDRs	5,850	17,720
Total impaired loans	$10,268	$35,963

The following tables provide additional information about impaired loans at December 31, 2015 and 2014, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided.
(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2015
With no related allowance recorded:
Commercial, financial and agricultural	$448	$450	$0
Real estate - residential	1,645	1,712	0
Real estate - commercial	2,446	2,572	0
Total	$4,539	$4,734	$0
With an allowance recorded:
Commercial, financial and agricultural	$557	$572	$285
Real estate - construction commercial	102	115	15
Real estate - residential	4,291	4,320	955
Real estate - commercial	635	884	266
Consumer	144	182	19
Total	$5,729	$6,073	$1,540
Total impaired loans	$10,268	$10,807	$1,540

(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2014
With no related allowance recorded:
Commercial, financial and agricultural	$6,021	$6,232	$0
Real estate - construction residential	1,750	2,259	0
Real estate - construction commercial	2,096	2,319	0
Real estate - residential	3,213	3,270	0
Real estate - commercial	15,409	18,950	0
Consumer	36	36	0
Total	$28,525	$33,066	$0
With an allowance recorded:
Commercial, financial and agricultural	$1,520	$1,528	$134
Real estate - residential	4,665	3,546	1,343
Real estate - commercial	1,055	1,171	246
Consumer	198	237	26
Total	$7,438	$6,482	$1,749
Total impaired loans	$35,963	$39,548	$1,749

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The following table presents by class, information related to the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2015 and 2014:
	2015		2014
(in thousands)	Average Recorded Investment	Interest Recognized For the Period Ended	Average Recorded Investment	Interest Recognized For the Period Ended
With no related allowance recorded:
Commercial, financial and agricultural	$2,949	$39	$3,141	$94
Real estate - construction residential	536	0	610	2
Real estate - construction commercial	1,105	0	5,950	0
Real estate - residential	2,331	37	3,517	46
Real estate - commercial	5,169	119	13,703	400
Consumer	7	1	11	0
Total	$12,097	$196	$26,932	$542
With an allowance recorded:
Commercial, financial and agricultural	$1,356	$22	$1,773	$19
Real estate - construction residential	0	0	1,697	0
Real estate - construction commercial	52	0	42	0
Real estate - residential	4,625	110	5,118	129
Real estate - commercial	1,161	0	3,810	11
Consumer	183	0	312	0
Total	$7,377	$132	$12,752	$159
Total impaired loans	$19,474	$328	$39,684	$701

The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken resulting from current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $328,000 and $701,000, for the years ended December 31, 2015 and 2014, respectively. The average recorded investment in impaired loans is calculated on a monthly basis during the years reported.
Delinquent and Non-Accrual Loans
The delinquency status of loans is determined based on the contractual terms of the notes. Borrowers are generally classified as delinquent once payments become 30 days or more past due. The Company’s policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, the ultimate collectibility of interest or principal is no longer probable. In general, loans are placed on non-accrual when they become 90 days or more past due. However, management considers many factors before placing a loan on non-accrual, including the delinquency status of the loan, the overall financial condition of the borrower, the progress of management’s collection efforts and the value of the underlying collateral. Non-accrual loans are returned to accrual status when, in the opinion of management, the financial condition of the borrower indicates that the timely collectibility of interest and principal is probable and the borrower demonstrates the ability to pay under the terms of the note through a sustained period of repayment performance, which is generally six months.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The following table provides aging information for the Company’s past due and non-accrual loans at December 31, 2015 and 2014.
(in thousands)	Current or Less Than 30 Days Past Due	30-89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
December 31, 2015
Commercial, Financial, and Agricultural	$148,597	$185	$1	$308	$149,091
Real Estate Construction - Residential	16,830	0	0	0	16,830
Real Estate Construction - Commercial	33,472	65	0	102	33,639
Real Estate Mortgage - Residential	251,253	2,511	0	2,322	256,086
Real Estate Mortgage - Commercial	384,053	643	0	1,542	386,238
Installment and Other Consumer	22,840	207	5	144	23,196
Total	$857,045	$3,611	$6	$4,418	$865,080
December 31, 2014
Commercial, Financial, and Agricultural	$149,366	$189	$0	$5,279	$154,834
Real Estate Construction - Residential	16,352	0	0	1,751	18,103
Real Estate Construction - Commercial	46,670	0	56	2,096	48,822
Real Estate Mortgage - Residential	239,469	3,229	0	4,419	247,117
Real Estate Mortgage - Commercial	366,653	1,203	0	4,465	372,321
Installment and Other Consumer	19,551	230	2	233	20,016
Total	$838,061	$4,851	$58	$18,243	$861,213

Credit Quality
The Company categorizes loans into risk categories based upon an internal rating system reflecting management’s risk assessment. Loans are placed on watch status when one or more weaknesses that may result in the deterioration of the repayment exits or the Company’s credit position at some future date. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have a well defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not corrected. A loan is classified as a troubled debt restructuring (TDR) when a borrower is experiencing financial difficulties that lead to the restructuring of a loan, and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. Loans classified as TDRs which are accruing interest are classified as performing TDRs. Loans classified as TDRs which are not accruing interest are classified as nonperforming TDRs and are included with all other nonaccrual loans for presentation purposes. It is the Company’s policy to discontinue the accrual of interest income on loans when management believes that the collection of interest or principal is doubtful. Loans are placed on non-accrual status when (1) deterioration in the financial condition of the borrower exists for which payment of full principal and interest is not expected, or (2) payment of principal or interest has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The following table presents the risk categories by class at December 31, 2015 and 2014.
(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Total
At December 31, 2015
Watch	$8,663	$1,267	$1,296	$22,191	$24,303	$186	$57,906
Substandard	421	0	37	3,737	1,485	36	5,716
Performing TDRs	697	0	0	3,615	1,538	0	5,850
Non-accrual	308	0	102	2,322	1,542	144	4,418
Total	$10,089	$1,267	$1,435	$31,865	$28,868	$366	$73,890
At December 31, 2014
Watch	$13,651	$1,103	$4,757	$27,172	$18,191	$199	$65,073
Substandard	926	90	1,211	3,124	4,102	139	9,592
Performing TDRs	2,262	0	0	3,459	11,999	0	17,720
Non-accrual	5,279	1,751	2,096	4,419	4,465	233	18,243
Total	$22,118	$2,944	$8,064	$38,174	$38,757	$571	$110,628

Troubled Debt Restructurings
At December 31, 2015, loans classified as TDRs totaled $6.4 million, of which $527,000 were classified as nonperforming TDRs and included in non-accrual loans and $5.9 million were classified as performing TDRs. At December 31, 2014, TDRs totaled $19.3 million, of which $1.6 million were classified as nonperforming TDRs included in non-accrual loans and $17.7 million were classified as performing TDRs. Both performing and nonperforming TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of  $1.0 million related to TDRs were allocated to the allowance for loan losses at December 31, 2015 and 2014.
The following table summarizes loans that were modified as TDRs during the years ended December 31, 2015 and 2014.
	2015			2014
	Recorded Investment (1)			Recorded Investment (1)
(in thousands)	Number of Contracts	Pre- Modification	Post- Modification	Number of Contracts	Pre- Modification	Post- Modification
Troubled Debt Restructurings
Commercial, financial and agricultural	2	$250	$229	3	$244	$208
Real estate mortgage - residential	1	519	374	1	1,256	1,170
Real estate mortgage - commercial	4	1,273	1,249	0	0	0
Total	7	$2,042	$1,852	4	$1,500	$1,378

(1)
The amounts reported post-modification are inclusive of all partial pay-downs and charge-offs, and no portion of the debt was forgiven. Loans modified as a TDR that were fully paid down, charged-off, or foreclosed upon during the period ended are not reported.

The Company’s portfolio of loans classified as TDRs include concessions for the borrower due to deteriorated financial condition such as interest rates below the current market rate, deferring principal payments, and extending maturity dates. During the year ended December 31, 2015, seven loans meeting the TDR criteria were modified compared to four loans during the year ended December 31, 2014.
Upon default of a TDR, which is considered to be 90 days or more past due under the modified terms, impairment is measured based on the fair value of the underlying collateral less applicable selling costs. The impairment amount is either charged off as a reduction to the allowance for loan losses, provided for as a

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

specific reserve within the allowance for loan losses, or in the process of foreclosure. There were no TDRs that defaulted within twelve months of its modification date during the year ended December 31, 2015 and two loans modified as a TDR that defaulted during the year December 31, 2014.
(3)   Real Estate and Other Assets Acquired in Settlement of Loans
(in thousands)	2015	2014
Commercial	$1,445	$0
Real estate construction - residential	0	23
Real estate construction - commercial	12,380	9,831
Real estate mortgage - residential	477	417
Real estate mortgage - commercial	4,923	4,831
Repossessed assets	0	38
Total	$19,225	$15,140
Less valuation allowance for other real estate owned	(3,233)	(3,255)
Total other real estate owned and foreclosed assets	$15,992	$11,885

Changes in the net carrying amount of other real estate owned and repossessed assets for the years ended December 31, 2013 2014, and 2015, respectively, were as follows:
Balance at December 31, 2013	$19,542
Additions	1,975
Proceeds from sales	(4,560)
Charge-offs against the valuation allowance for other real estate owned	(2,005)
Net gain on sales	188
Balance at December 31, 2014	$15,140
Additions	5,804
Proceeds from sales	(1,836)
Charge-offs against the valuation allowance for other real estate owned, net	(39)
Net gain on sales	156
Total other real estate owned and repossessed assets	$19,225
Less valuation allowance for other real estate owned	(3,233)
Balance at December 31, 2015	$15,992

During the years ended December 31, 2015 and 2014, net charge-offs against the allowance for loan losses at the time of foreclosure were approximately $995,000 and $335,000, respectively. At December 31, 2015 $390,000 of consumer mortgage loans secured by residential real estate properties were in the process of foreclosure compared to $209,000 at December 31, 2014.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

Activity in the valuation allowance for other real estate owned in settlement of loans for the years ended December 31, 2015, 2014 and 2013, respectively, is summarized as follows:
(in thousands)	2015	2014	2013
Balance, beginning of year	$3,255	$4,675	$6,137
Provision for other real estate owned	17	585	3,367
Charge-offs	(39)	(2,005)	(4,829)
Balance, end of year	$3,233	$3,255	$4,675

(4)   Investment Securities
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2015 and 2014 are as follows:
(in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2015
Government sponsored enterprises	$73,605	$127	$235	$73,497
Asset-backed securities	130,179	440	1,768	128,851
Obligations of states and political subdivisions	32,224	493	11	32,706
Total available for sale securities	$236,008	$1,060	$2,014	$235,054

December 31, 2014
Government sponsored enterprises	$57,002	$240	$143	$57,099
Asset-backed securities	106,726	855	1,119	106,462
Obligations of states and political subdivisions	34,925	583	71	35,437
Total available for sale securities	$198,653	$1,678	$1,333	$198,998

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
Other Investments and securities primarily consist of Federal Home Loan Bank stock, subordinated debt securities, and the Company’s interest in statutory trusts. These securities are reported at cost in other assets in the amount of  $8.0 million and $4.7 million as of December 31, 2015 and 2014, respectively.
Debt securities with carrying values aggregating approximately $182.7 million and $145.5 million at December 31, 2015 and December 31, 2014, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2015, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.
(in thousands)	Amortized cost	Fair value
Due in one year or less	$24,894	$24,890
Due after one year through five years	67,513	67,614
Due after five years through ten years	12,593	12,871
Due after ten years	829	828
Total	105,829	106,203
Asset-backed securities	130,179	128,851
Total available for sale securities	$236,008	$235,054

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2015 and December 31, 2014 were as follows:
	Less than 12 months		12 months or more		Total	Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2015
Government sponsored enterprises	$43,539	$(222)	$1,002	$(13)	$44,541	$(235)
Asset-backed securities	56,095	(620)	43,576	(1,148)	99,671	(1,768)
Obligations of states and political subdivisions	2,571	(6)	718	(5)	3,289	(11)
Total	$102,205	$(848)	$45,296	$(1,166)	$147,501	$(2,014)
(in thousands)
At December 31, 2014
Government sponsored enterprises	$2,983	$(4)	$17,862	$(139)	$20,845	$(143)
Asset-backed securities	10,314	(50)	45,445	(1,069)	55,759	(1,119)
Obligations of states and political subdivisions	3,667	(15)	1,942	(56)	5,609	(71)
Total	$16,964	$(69)	$65,249	$(1,264)	$82,213	$(1,333)

The total available for sale portfolio consisted of approximately 316 securities at December 31, 2015. The portfolio included 71 securities having an aggregate fair value of  $147.5 million that were in a loss position at December 31, 2015. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer totaled $45.3 million at fair value. The $2.0 million aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2015 was caused by interest rate fluctuations.
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
Because the decline in fair value is attributable to changes in interest rates and not credit quality these investments were not considered other-than-temporarily impaired at December 31, 2015 and 2014. In addition, the Company does not have the intent to sell these investments over the period of recovery, and it is not more likely than not that it will be required to sell such investment securities.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The table presents the components of investment securities gains and losses, which have been recognized in earnings:
(in thousands)	2015	2014	2013
Gains realized on sales	$8	$86	$786
Losses realized on sales	0	(66)	(8)
Other-than-temporary impairment recognized	0	0	0
Investment securities gains	$8	$20	$778

(5)   Premises and Equipment
A summary of premises and equipment at December 31, 2015 and 2014 is as follows:
(in thousands)	2015	2014
Land and land improvements	$10,165	$10,152
Buildings and improvements	35,588	35,504
Furniture and equipment	12,906	12,016
Construction in progress	94	523
Total	58,753	58,195
Less accumulated depreciation	22,364	20,697
Premises and equipment, net	$36,389	$37,498

Depreciation expense for the years ended December 31, 2015, 2014, and 2013 was as follows:
(in thousands)	2015	2014	2013
Depreciation expense	$1,810	$1,758	$1,605

(6)   Intangible Assets
Core Deposit Intangible Asset
Core deposit intangible assets in the amount of  $4.8 million were fully amortized as of June 30, 2013. Amortization expense was $0, $0 and $135,000 for the years ended December 31, 2015, 2014 and 2013, respectively.
Mortgage Servicing Rights
At December 31, 2015 and 2014, respectively, the Company serviced mortgage loans for others totaling $312.1 million and $313.9 million, respectively. Mortgage loan servicing fees, reported as non-interest income, earned on loans sold were $873,000, $895,000, and $901,000, for the years ended December 31, 2015, 2014, and 2013, respectively.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The table below presents changes in mortgage servicing rights (MSRs) for the years ended December 31, 2015, 2014, and 2013.
(in thousands)	2015	2014	2013
Balance at beginning of year	$2,762	$3,036	$2,549
Originated mortgage servicing rights	386	302	512
Changes in fair value:
Due to change in model inputs and assumptions (1)	372	66	723
Other changes in fair value (2)	(673)	(642)	(748)
Amortization	0	0	0
Balance at end of year	$2,847	$2,762	$3,036

(1)
The change in fair value resulting from changes in valuation inputs or assumptions used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates.

(2)
Other changes in fair value reflect changes due to customer payments and passage of time.

The following key data and assumptions were used in estimating the fair value of the Company’s mortgage servicing rights as of the years ended December 31, 2015 and 2014:
	2015	2014
Weighted-Average Constant Prepayment Rate	9.58%	10.54%
Weighted-Average Note Rate	3.92%	3.99%
Weighted-Average Discount Rate	9.16%	9.21%
Weighted-Average Expected Life (in years)	5.90	5.70

(7)   Deposits
The scheduled maturities of total time deposits as of the years ended December 31, 2015 and 2014 were as follows:
(in thousands)	2015	2014
Due within:
One year	$201,418	$204,566
Two years	56,026	58,177
Three years	29,030	33,551
Four years	6,022	16,760
Five years	5,586	5,282
Thereafter	0	1,347
Total	$298,082	$319,683

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

At December 31, 2015 and 2014, the Company had certificates and other time deposits in denominations of  $100,000 or more with maturities as follows:
(in thousands)	2015	2014
Due within:
Three months or less	$39,122	$33,488
Over three months through six months	30,704	29,381
Over six months through twelve months	30,432	35,308
Over twelve months	31,986	36,768
Total	$132,244	$134,945

Total time deposits of more than $250,000 totaled $254.7 million and $253.9 million at December 31, 2015 and 2014, respectively.
The Federal Reserve Bank required the Bank to maintain cash or balances of  $1.6 million at December 31, 2015 and 2014 to satisfy reserve requirements. Average compensating balances held at correspondent banks were $544,000 and $408,000 at December 31, 2015 and 2014, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.
(8)   Borrowings
Federal Funds Purchased and Securities Sold under Agreements to Repurchase (Repurchase Agreements)
Information relating to federal funds purchased and repurchase agreements is as follows:
(in thousands)	Year End Weighted Rate	Average Weighted Rate	Average Balance Outstanding	Maximum Outstanding at any Month End	Balance at December 31,
2015
Federal funds purchased	0.70%	0.41%	$658	$937	$0
Short-term repurchase agreements	0.10	0.17	30,266	58,464	56,834
Total			$30,924	$59,401	$56,834
2014
Federal funds purchased	0.45%	0.38%	$404	$0	$0
Short-term repurchase agreements	0.12	0.10	19,819	22,849	17,970
Total			$20,223	$22,849	$17,970

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Bank’s investment portfolio. Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $40.0 million on an unsecured basis and $8.6 million on a secured basis at December 31, 2015.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

Subordinated Notes and Other Borrowings
Other borrowings of the Company consisted of the following:
(in thousands)			2015		2014
	Borrower	Maturity Date	Year End Balance	Year End Weighted Rate	Year End Balance	Year End Weighted Rate
FHLB advances	The Bank	2015	$0	na%	$8,000	0.30%
		2016	8,000	0.67%	8,000	0.67%
		2017	5,000	1.07%	5,000	1.07%
		2018	22,000	1.93%	20,000	2.00%
		2019	4,000	1.79%	2,000	1.97%
		2020	11,000	1.95%	0	na%
Total Bank			$50,000		$43,000
Subordinated notes	The Company	2034	$25,774	3.23%	$25,774	2.94%
		2035	23,712	2.36%	23,712	2.07%
Total Company			$49,486		$49,486

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings are secured under a blanket agreement which assigns all investment in FHLB stock, as well as qualifying first mortgage loans as collateral to secure amounts borrowed by the Bank. The outstanding balance of  $50.0 million includes $10.0 million, which the FHLB may call for early payment within the next year. Based upon the collateral pledged to the FHLB at December 31, 2015, the Bank could borrow up to an additional $207.5 million under the agreement.
On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to a three-month LIBOR rate plus 1.83% and reprices quarterly (2.36% at December 31, 2015). The TPS can be prepaid without penalty at any time after five years from the issuance date.
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
On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (3.23% at December 31, 2015). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.
The Exchange Statutory Trusts are not consolidated in the Company’s financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2015 and 2014 was $49.5 million, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.5 million, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.
(9)   Income Taxes
The composition of income tax expense for the years ended December 31, 2015, 2014, and 2013 was as follows:
(in thousands)	2015	2014	2013
Current:
Federal	$3,619	$1,105	$584
State	496	137	71
Total current	4,115	1,242	655
Deferred:
Federal	391	2,353	1,485
State	74	447	282
Total deferred	465	2,800	1,767
Total income tax expense	$4,580	$4,042	$2,422

Applicable income tax expense for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table for the years ended December 31, 2015, 2014, and 2013 are as follows:
(in thousands)	2015		2014		2013
	Amount	%	Amount	%	Amount	%
Income before provision for income tax expense	$13,179		$11,696		$7,396
Tax at statutory federal income tax rate	$4,481	34.00%	$3,977	34.00%	$2,515	34.00%
Tax-exempt income	(369)	(2.80)	(348)	(2.98)	(353)	(4.77)
State income tax, net of federal tax benefit	376	2.85	385	3.30	233	3.15
Other, net	92	0.70	28	0.24	27	0.37
Provision for income tax expense	$4,580	34.75%	$4,042	34.56%	$2,422	32.75%

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The components of deferred tax assets and deferred tax liabilities at December 31, 2015 and 2014 are as follows:
(in thousands)	2015	2014
Deferred tax assets:
Allowance for loan losses	$3,269	$3,458
Impairment of other real estate owned	1,226	1,233
Goodwill	1,437	1,786
Available-for-sale securities	363	0
Nonaccrual loan interest	640	1,069
Core deposit intangible	556	689
Pension	1,242	985
Deferred taxes on pension	874	998
Deferred compensation	138	130
Other	342	250
Total deferred tax assets	$10,087	$10,598
Deferred tax liabilities:
Available-for-sale securities	$0	$131
Premises and equipment	938	1,160
Mortgage servicing rights	1,064	1,022
Assets held for sale	49	114
Other	13	53
Total deferred tax liabilities	2,064	2,480
Net deferred tax assets	$8,023	$8,118

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, taxable income available in carryback years, and tax planning strategies in making this assessment. With the exception of certain capital losses generated during 2013 and 2014, it is management’s opinion that the Company will more likely than not realize the benefits of these temporary differences as of December 31, 2015 and, therefore, only established a valuation reserve against the Company’s capital loss carry forward. Management arrived at this conclusion based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible. As indicated above, the Company generated approximately $219,000 of capital losses during 2013 and 2014 as a result of disposing of certain limited partnership interests. The capital losses will expire between 2019 and 2020, and it is management’s opinion that the Company will not more likely than not generate the capital gain income necessary to utilize the capital loss carry forwards before the capital losses expire. As such, the Company has established an $83,000 valuation reserve against its capital loss carry forward deferred tax asset.
The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. As of December 31, 2015, 2014, and 2013 the Company did not have any uncertain tax provisions.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

(10)   Stockholders’ Equity
Accumulated Other Comprehensive (Loss) Income
The following details the change in the components of the Company’s accumulated other comprehensive (loss) income for the years ended December 31, 2014 and 2015, respectively:
(in thousands)	Unrealized Loss on Securities (1)	Unrecognized Net Pension and Postretirement Costs (2)	Accumulated Other Comprehensive (Loss) Income
Balance, December 31, 2013	$(1,491)	$722	$(769)
Other comprehensive (loss) income, before reclassifications	2,770	(3,568)	(798)
Amounts reclassified from accumulated other comprehensive income	(20)	79	59
Current period other comprehensive (loss) income, before tax	2,750	(3,489)	(739)
Income tax benefit (expense)	(1,045)	1,325	280
Current period other comprehensive (loss) income, net of tax	1,705	(2,164)	(459)
Balance, December 31, 2014	$214	$(1,442)	$(1,228)
Other comprehensive (loss) income, before reclassifications	(1,291)	5	(1,286)
Amounts reclassified from accumulated other comprehensive income	(8)	144	136
Current period other comprehensive (loss) income, before tax	(1,299)	149	(1,150)
Deferred tax adjustment	0	(77)	(77)
Income tax benefit (expense)	494	(57)	437
Current period other comprehensive (loss) income, net of tax	(805)	15	(790)
Balance, December 31, 2015	$(591)	$(1,427)	$(2,018)

(1)
The pre-tax amounts reclassified from accumulated other comprehensive (loss) income are included in gain on sale of investment securities in the consolidated statements of income.

(2)
The pre-tax amounts reclassified from accumulated other comprehensive income are included in the computation of net periodic pension cost. See Note 11.

(11)   Employee Benefit Plans
Employee benefits charged to operating expenses are summarized in the table below for the years ended December 31, as indicated.
(in thousands)	2015	2014	2013
Payroll taxes	$1,102	$1,081	$1,106
Medical plans	1,928	1,974	1,915
401(k) match	325	310	309
Pension plan	1,391	960	1,173
Profit-sharing	563	201	118
Other	164	122	219
Total employee benefits	$5,473	$4,648	$4,840

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
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

Pension
The Company provides a noncontributory defined benefit pension plan for all full-time employees. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made $716,000 of contributions to the defined benefit plan for the current plan year. There is a $758,000 minimum required contribution for the 2016 plan year. The Company has not determined whether it will make any contributions other than the minimum required funding for 2016.
Obligations and Funded Status at December 31,
(in thousands)	2015	2014
Change in projected benefit obligation:
Balance, January 1	$19,977	$14,852
Service cost	1,325	981
Interest cost	838	732
Actuarial (loss) gain	(1,084)	3,813
Benefits paid	(455)	(401)
Balance, December 31	$20,601	$19,977
Change in plan assets:
Fair value, January 1	$14,933	$13,532
Actual return on plan assets	(75)	1,118
Employer contribution	716	725
Expenses paid	(88)	(41)
Benefits paid	(455)	(401)
Fair value, December 31	$15,031	$14,933
Funded status at end of year	$(5,570)	$(5,044)
Accumulated benefit obligation	$16,550	$16,595

Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income
The following items are components of net pension cost for the years ended December 31, as indicated:
(in thousands)	2015	2014	2013
Service cost - benefits earned during the year	$1,325	$981	$1,174
Interest costs on projected benefit obligations	838	732	646
Expected return on plan assets	(957)	(872)	(797)
Expected administrative expenses	40	40	40
Amortization of prior service cost	79	79	79
Amortization of unrecognized net loss	66	0	31
Net periodic pension expense	$1,391	$960	$1,173

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive loss at December 31, 2015 and 2014 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.
(in thousands)	2015	2014
Prior service costs	$(364)	$(443)
Net accumulated actuarial net loss	(1,937)	(2,008)
Accumulated other comprehensive loss	(2,301)	(2,451)
Net periodic benefit cost in excess of cumulative employer contributions	(3,269)	(2,593)
Net amount recognized at December 31, balance sheet	$(5,570)	$(5,044)
Net gain (loss) arising during period	$5	$(3,568)
Prior service cost amortization	79	79
Amortization of net actuarial loss	65	0
Total recognized in other comprehensive income (loss)	$149	$(3,489)
Total recognized in net periodic pension cost and other comprehensive income	$1,242	$4,449

The estimated prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic cost in 2016 is $79,000. During 2016, there is no estimated amount of actuarial loss subject to amortization into net periodic pension cost.
Assumptions utilized to determine benefit obligations as of December 31, 2015, 2014 and 2013 and to determine pension expense for the years then ended are as follows:
	2015	2014	2013
Determination of benefit obligation at year end:
Discount rate	4.70%	4.25%	5.00%
Annual rate of compensation increase	3.78%	3.78%	3.73%
Determination of pension expense for year ended:
Discount rate for the service cost	4.25%	5.00%	4.25%
Annual rate of compensation increase	3.78%	3.73%	3.61%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%
The assumed overall expected long-term rate of return on pension plan assets used in calculating 2015 pension expense was 7.0%. Determination of the plan’s rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company’s plan assets have experienced the following annual returns: -0.4% in 2015, 8.3% in 2014, 19.1% in 2013, 11.4% in 2012, and 0.1% in 2011. The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan’s investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Due to an increase in discount rates used in the actuarial calculation of plan income, the Company expects to incur $1.2 million of expense in 2016 compared to $1.4 million 2015.
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
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The fair value of the Company’s pension plan assets at December 31, 2015 and 2014 by asset category was as follows:
		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015
Cash equivalents	$1,663	$1,663	$0	$0
Equity securities:
U.S. large-cap (a)	6,191	6,191	0	0
U.S. mid-cap (b)	2,094	2,094	0	0
U.S. small-cap (c)	820	820	0	0
International (d)	1,778	1,778	0	0
Real estate (e)	478	478	0	0
Commodities (f)	205	205	0	0
Fixed income securities:
U.S. gov’t agency obligations (g)	1,802	0	1,802	0
Total	$15,031	$13,229	$1,802	$0
December 31, 2014
Cash equivalents	$1,937	$1,937	$0	$0
Equity securities:
U.S. large-cap (a)	7,252	7,252	0	0
U.S. mid-cap (b)	921	921	0	0
U.S. small-cap (c)	1,131	1,131	0	0
International (d)	1,895	1,895	0	0
Real estate (e)	486	486	0	0
Commodities (f)	264	264	0	0
Fixed income securities:
U.S. gov’t agency obligations (g)	1,047	0	1,047	0
Total	$14,933	$13,886	$1,047	$0

(a)
This category is comprised of low-cost equity index funds not actively managed that track the S&P 500.

(b)
This category is comprised of low-cost equity index funds not actively managed that track the MSCI U.S. mid-cap 450.

(c)
This category is comprised of actively managed mutual funds.

(d)
At December 31, 2015 and 2014, 31% of this category is comprised of low-cost equity index funds not actively managed that track the MSCI EAFE.

(e)
This category is comprised of low-cost real estate index exchange traded funds.

(f)
This category is comprised of exchange traded funds investing in agricultural and energy commodities.

(g)
This category is comprised of individual bonds.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The following future benefit payments are expected to be paid:
Year	Pension benefits
(in thousands)
2016	$513
2017	637
2018	660
2019	788
2020	859
2021 to 2025	5,530
(12)   Stock Compensation
The Company’s stock option plan provides for the grant of options to purchase up to 592,168 shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries.
The following table summarizes the Company’s stock option activity:
	Number of shares December 31			Weighted average exercise price December 31			Weighted average Contractual Term (in years)			Aggregate Intrinsic Value ($000)
	2015	2014	2013	2015	2014	2013	2015	2014	2013	2015	2014	2013
Outstanding, beginning of year	100,361	131,366	242,304	$21.56	$22.32	$21.95
Granted	0	0	0	0.00	0.00	0.00
Exercised	0	0	0	0.00	0.00	0.00
Forfeited or expired	(37,616)	(31,005)	(110,938)	21.65	24.76	21.51
Outstanding, end of year	62,745	100,361	131,366	$21.50	$21.56	$22.32	1.41	1.93	2.51	$0.00	$0.00	$0.00
Exercisable, end of year	55,262	88,586	115,663	$22.25	$21.95	$22.58	1.24	1.75	2.30	$0.00	$0.00	$0.00

Options have been adjusted to reflect a 4% stock dividend paid on July 1, 2015.
Total stock-based compensation expense for the years ended December 31, 2015, 2014, and 2013 was $10,000, $20,000, and $19,000, respectively. As of December 31, 2015, the total unrecognized compensation expense related to non-vested stock awards was $20,000 and the related weighted average period over which it is expected to be recognized is approximately 0.57 years. No stock options were granted during the years presented above.
(13)   Earnings per Share
Stock Dividend On July 1, 2015, the Company paid a special stock dividend of four percent to common shareholders of record at the close of business on June 15, 2015. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
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
December 31, 2015, 2014, and 2013

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
Presented below is a summary of the components used to calculate basic and diluted earnings per common share, which have been restated for all stock dividends.
	2015	2014	2013
Basic earnings per common share:
Net income	$8,599	$7,654	$4,974
Less preferred stock dividends and accretion of discount	0	0	615
Net income available to common shareholders	$8,599	$7,654	$4,359
Basic earnings per share	$1.58	$1.41	$0.80
Diluted earnings per common share:
Net income	$8,599	$7,654	$4,974
Less preferred stock dividends and accretion of discount	0	0	615
Net income available to common shareholders	$8,599	$7,654	$4,359
Average shares outstanding	5,443,284	5,443,344	5,443,344
Effect of dilutive stock options	0	0	0
Average shares outstanding including dilutive stock options	5,443,284	5,443,344	5,443,344
Diluted earnings per share	$1.58	$1.41	$0.80

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
The following options to purchase shares during the years ended December 31, 2015, 2014 and 2013 were not included in the respective computations of diluted earnings per share because the exercise price of the option, when combined with the effect of the unamortized compensation expense, was greater than the average market price of the common shares and were considered anti-dilutive.
	2015	2014	2013
Anti-dilutive shares - option shares	62,745	100,361	131,366
Anti-dilutive shares - warrant shares	0	0	0
Total anti-dilutive shares	62,745	100,361	131,366

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

Repurchase Program On August 6, 2015, the Board of Directors authorized a share repurchase plan to purchase through open market transactions $2.0 million market value of the Company’s common stock. During 2016, the Company repurchased 2,155 shares of common stock pursuant to the plan at an average price of  $15.39 per share.
The table below shows activity in the outstanding shares of the Company’s common stock during the past three years. Shares in the table below are presented on a historical basis and have not been restated for the annual 4% stock dividends.
	Number of shares December 31
	2015	2014	2013
Outstanding, beginning of year	5,233,986	5,032,679	4,839,114
Issuance of stock:
4% stock dividend	209,359	201,307	193,565
Purchase of treasury stock	(2,155)	0	0
Outstanding, end of year	5,441,190	5,233,986	5,032,679

Except as noted in the above table, all share and per share amounts in this note have been restated for the 4% common stock dividend distributed in 2015.
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
Quantitative measures established by regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets, and of Tier I capital to adjusted-average assets. Management believes, as of December 31, 2015 and 2014, the Company and the Bank met all capital adequacy requirements.
In July 2013, the federal bank regulators approved final rules (the “Basel III Rule”) implementing Basel III framework as well as certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Basel III Rule also substantially revises the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries, including the Company and the Bank, as compared to the general risk-based capital rules. The Basel III Rule revises the components of capital and addresses other issues affecting the numerator in regulatory capital ratios. The Basel III Rule also address asset risk weights and other issues affecting the denominator in regulatory capital ratios and replace the existing general risk-weighting approach based on Basel I with a more risk-sensitive approach. The Basel III Rule became effective for the Company and the Bank on January 1, 2015 (subject to a phase-in period for certain provisions). As of December 31, 2015, the capital ratios (as set forth in the table below) are calculated under the new Basel III rules. As of December 31, 2014, the capital ratios (as set forth in the table below) are calculated under the former Basel I rules
As of December 31, 2015, the most recent notification from the regulatory authorities categorized the bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Bank’s categories.
	Actual		Required for Capital Adequacy Purposes		Well-Capitalized Under Prompt Corrective Action Provision
(in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2015
Total Capital (to risk-weighted assets):
Company	$146,068	14.78%	$79,066	8.00%	$	N.A.	N.A.%
Bank	137,572	13.98	78,718	8.00		98,398	10.00
Tier I Capital (to risk-weighted assets):
Company	$118,875	12.03%	$59,299	6.00%	$	N.A.	N.A.%
Bank	128,808	13.09	59,039	6.00		78,718	8.00
Common Equity Tier I Capital (to risk-weighted assets)
Company	$89,304	9.02%	$44,475	4.50%	$	N.A.	N.A.%
Bank	128,808	13.09	44,279	4.50		63,959	6.50
Tier I leverage ratio:
Company	$118,875	9.84%	$48,314	4.00%	$	N.A.	N.A.%
Bank	128,808	10.73	48,025	4.00		60,031	5.00
(in thousands)
December 31, 2014
Total Capital (to risk-weighted assets):
Company	$138,619	15.78%	$70,282	8.00%		N.A.	N.A.%
Bank	128,311	14.78	69,430	8.00		$86,788	10.00
Tier I Capital (to risk-weighted assets):
Company	$108,785	12.38%	$35,141	4.00%		N.A.	N.A.%
Bank	119,212	13.74	34,715	4.00		$52,073	6.00
Tier I leverage ratio:
Company	$108,785	9.42%	$46,197	4.00%	$	N.A.	N.A.%
Bank	119,212	10.42	45,784	4.00		57,230	5.00
(15)   Fair Value Measurements
The Company uses fair value measurements to record fair value adjustments to certain financial and nonfinancial assets and liabilities. The FASB ASC Topic 820, Fair Value Measurement, defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The standard applies whenever other standards require (permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, FASB clarified the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. As of December 31, 2015 and 2014 there were no transfers into or out of Levels 1-3.
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
December 31, 2015, 2014, and 2013

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
		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015
Assets:
Government sponsored enterprises	$73,497	$0	73,497	$0
Asset-backed securities	128,851	0	128,851	0
Obligations of states and political subdivisions	32,706	0	32,706	0
Mortgage servicing rights	2,847	0	0	2,847
Total	$237,901	$0	$235,054	$2,847

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2014
Assets:
Government sponsored enterprises	$57,099	$0	57,099	$0
Asset-backed securities	106,462	0	106,462	0
Obligations of states and political subdivisions	35,437	0	35,437	0
Mortgage servicing rights	2,762	0	0	2,762
Total	$201,760	$0	$198,998	$2,762

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:
(in thousands)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Mortgage Servicing Rights
Balance at December 31, 2013	$3,036
Total gains or losses (realized/unrealized):
Included in earnings	(576)
Included in other comprehensive income	0
Purchases	0
Sales	0
Issues	302
Settlements	0
Balance at December 31, 2014	$2,762
Total gains or losses (realized/unrealized):
Included in earnings	(301)
Included in other comprehensive income	0
Purchases	0
Sales	0
Issues	386
Settlements	0
Balance at December 31, 2015	$2,847

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

The change in valuation of mortgage servicing rights arising from inputs and assumptions increased $372,000 and $66,000 for the years ended December 31, 2015 and 2014, respectively.
	Quantitative Information about Level 3 Fair Value Measurements
	Valuation Technique	Unobservable Inputs	Input Value
			2015	2014
Mortgage servicing rights	Discounted cash flows	Weighted average constant prepayment rate	9.58%	10.54%
		Weighted average discount rate	9.16%	9.21%
		Weighted average expected life (in years)	5.90	5.70
Valuation methods for instruments measured at fair value on a nonrecurring basis
Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:
Impaired Loans
The Company does not record loans at fair value on a recurring basis other than loans that are considered impaired. The net carrying value of impaired loans is generally based on fair values of the underlying collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. Once the fair value of the collateral has been determined and any impairment amount calculated, a specific reserve allocation is made. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2015, the Company identified $5.7 million in impaired loans that had specific allowances for losses aggregating $1.5 million. Related to these loans, there was $1.9 million in charge-offs recorded during the year ended December 31, 2015. As of December 31, 2014, the Company identified $7.4 million in impaired loans that had specific allowances for losses aggregating $1.7 million. Related to these loans, there was $5.4 million in charge-offs recorded during the year ended December 31, 2014.
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

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

	Fair Value Measurements Using
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses) *
December 31, 2015
Assets:
Impaired loans:
Commercial, financial, & agricultural	$272	$0	$0	$272	$(920)
Real estate construction - residential	0	0	0	0	0
Real estate construction - commercial	87	0	0	87	(10)
Real estate mortgage - residential	3,336	0	0	3,336	(567)
Real estate mortgage - commercial	369	0	0	369	(322)
Consumer	125	0	0	125	(66)
Total	$4,189	$0	$0	$4,189	$(1,885)
Other real estate owned and repossessed assets	$15,992	$0	$0	$15,992	$118

December 31, 2014
Assets:
Impaired loans:
Commercial, financial, & agricultural	$1,386	$0	$0	$1,386	$(1,105)
Real estate construction - residential	0	0	0	0	(350)
Real estate construction - commercial	0	0	0	0	(491)
Real estate mortgage - residential	3,322	0	0	3,322	(332)
Real estate mortgage - commercial	809	0	0	809	(2,937)
Consumer	172	0	0	172	(148)
Total	$5,689	$0	$0	$5,689	$(5,363)
Other real estate owned and repossessed assets	$11,885	$0	$0	$11,885	$(1,870)
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
December 31, 2015, 2014, and 2013

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
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2015 and 2014 is as follows:
			December 31, 2015 Fair Value Measurements
	December 31, 2015		Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Net Significant Unobservable Inputs (Level 3)
(in thousands)	Carrying amount	Fair value
Assets:
Cash and due from banks	$20,484	$20,484	$20,484	$0	$0
Federal funds sold and overnight interest-bearing deposits	7,893	7,893	7,893	0	0
Investment in available-for-sale securities	235,054	235,054	0	235,054	0
Loans, net	856,476	854,775	0	0	854,775
Investment in FHLB stock	3,390	3,390	0	3,390	0
Mortgage servicing rights	2,847	2,847	0	0	2,847
Cash surrender value - life insurance	2,348	2,348	0	2,348	0
Accrued interest receivable	4,853	4,853	4,853	0	0
	$1,133,345	$1,131,644	$33,230	$240,792	$857,622
Liabilities:
Deposits:
Non-interest bearing demand	$208,035	$208,035	$208,035	$0	$0
Savings, interest checking and money market	441,080	441,080	441,080	0	0
Time deposits	298,082	298,323	0	0	298,323
Federal funds purchased and securities sold under agreements to repurchase	56,834	56,834	56,834	0	0
Subordinated notes	49,486	40,821	0	40,821	0
Federal Home Loan Bank advances	50,000	52,340	0	52,340	0
Accrued interest payable	382	382	382	0	0
	$1,103,899	$1,097,815	$706,331	$93,161	$298,323

			December 31, 2014 Fair Value Measurements
	December 31, 2014		Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Net Significant Unobservable Inputs (Level 3)
(in thousands)	Carrying amount	Fair value
Assets:
Cash and due from banks	$22,364	$22,364	$22,364	$0	$0
Federal funds sold and overnight interest-bearing deposits	20,445	20,445	20,445	0	0
Investment in available-for-sale securities	198,998	198,998	0	198,998	0
Loans, net	852,114	854,062	0	0	854,062
Investment in FHLB stock	3,075	3,075	0	3,075	0
Mortgage servicing rights	2,762	2,762	0	0	2,762
Cash surrender value - life insurance	2,284	2,284	0	2,284	0
Accrued interest receivable	4,816	4,816	4,816	0	0
	$1,106,858	$1,108,806	$47,625	$204,357	$856,824

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

			December 31, 2014 Fair Value Measurements
	December 31, 2014		Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Net Significant Unobservable Inputs (Level 3)
(in thousands)	Carrying amount	Fair value
Liabilities:
Deposits:
Non-interest bearing demand	$207,700	$207,700	$207,700	$0	$0
Savings, interest checking and money market	442,059	442,059	442,059	0	0
Time deposits	319,755	321,041	0	0	321,041
Federal funds purchased and securities sold under agreements to repurchase	17,970	17,970	17,970	0	0
Subordinated notes	49,486	33,371	0	33,371	0
Federal Home Loan Bank advances	43,000	44,396	0	44,396	0
Accrued interest payable	373	373	373	0	0
	$1,080,343	$1,066,910	$668,102	$77,767	$321,041

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
(17)   Repurchase Reserve Liability
The Company’s repurchase reserve liability for estimated losses incurred on sold loans was $160,000 at both December 31, 2015 and 2014. This liability represents management’s estimate of the potential repurchase or make-whole liability for residential mortgage loans originated for sale that may arise from representation and warranty claims that could relate to a variety of issues, including but not limited to, misrepresentation of facts, appraisal issues, or program requirements that may not meet investor guidelines. At December 31, 2015, the Company was servicing 3,024 loans sold to the secondary market with a balance of approximately $312.1 million compared to 3,057 loans sold with a balance of approximately $313.9 million at December 31, 2014.
(in thousands)	2015	2014	2013
Balance at beginning of year	$160	$160	$0
Provision for repurchase liability	40	0	279
Reimbursement of expenses	(40)	0	(119)
Balance at end of year	$160	$160	$160

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

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
The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2015, no amounts have been accrued for any estimated losses for these financial instruments.
The contractual amount of off-balance-sheet financial instruments as of December 31, 2015 and 2014 is as follows:
(in thousands)	2015	2014
Commitments to extend credit	$161,306	$135,137
Commitments to originate residential first and second mortgage loans	3,175	1,640
Standby letters of credit	1,466	1,621
Total	165,947	138,398
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
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2015.
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
December 31, 2015, 2014, and 2013

(19)   Condensed Financial Information of the Parent Company Only
Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:
Condensed Balance Sheets
	December 31,
(in thousands)	2015	2014
Assets
Cash and due from bank subsidiaries	$4,971	$1,024
Investment in equity securities	1,486	1,486
Investment in subsidiaries	134,099	130,728
Deferred tax asset	2,116	1,989
Other assets	7	308
Total assets	$142,679	$135,535
Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Other liabilities	5,907	5,481
Stockholders’ equity	87,286	80,568
Total liabilities and stockholders’ equity	$142,679	$135,535

Condensed Statements of Income
	For the Years Ended December 31,
	2015	2014	2013
Income
Interest and dividends received from subsidiaries	$1,039	$2,538	$15,039
Total income	1,039	2,538	15,039
Expenses
Interest on subordinated notes	1,293	1,264	1,284
Other	2,138	1,730	1,778
Total expenses	3,431	2,994	3,062
Income before income tax benefit and equity in undistributed income of subsidiaries	(2,392)	(456)	11,977
Income tax benefit	1,065	1,100	1,126
Equity in undistributed income (losses) of subsidiaries	9,926	7,010	(8,129)
Net income	$8,599	$7,654	$4,974

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

Condensed Statements of Cash Flows
	For the Years Ended December 31,
(in thousands)	2015	2014	2013
Cash flows from operating activities:
Net income	$8,599	$7,654	$4,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	0	0	1
Equity in undistributed (income) losses of subsidiaries	(9,926)	(7,010)	8,129
Stock based compensation expense	10	20	19
(Increase) decrease in deferred tax asset	(127)	(1,415)	1,325
Other, net	732	1,942	(182)
Net cash (used) provided by operating activities	$(712)	$1,191	$14,266
Cash flows from investing activities:
Investment in subsidiary	$5,750	$400	$4,550
Net cash provided by investing activities	$5,750	$400	$4,550
Cash flows from financing activities:
Redemption of 18,255 shares of preferred stock	$0	$0	$(18,255)
Cash dividends paid - preferred stock	0	0	(456)
Cash dividends paid - common stock	(1,058)	(1,017)	(978)
Purchase of treasury stock	(33)	0	0
Warrant redemption	0	0	(540)
Net cash used in financing activities	$(1,091)	$(1,017)	$(20,229)
Net increase (decrease) in cash and due from banks	3,947	574	(1,413)
Cash and due from banks at beginning of year	1,024	450	1,863
Cash and due from banks at end of year	$4,971	$1,024	$450

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2015, 2014, and 2013

(20)   Quarterly Financial Information (Unaudited)
(In thousands except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Year to Date
Year Ended December 31, 2015
Interest income	$11,198	$11,214	$11,829	$11,515	$45,756
Interest expense	1,220	1,230	1,271	1,278	4,999
Net interest income	9,978	9,984	10,558	10,237	40,757
Provision for loan losses	0	250	0	0	250
Noninterest income	1,987	2,461	2,337	2,381	9,166
Noninterest expense	8,708	9,267	8,978	9,541	36,494
Income tax expense	1,119	1,001	1,377	1,083	4,580
Net income available to common stockholders	$2,138	$1,927	$2,540	$1,994	$8,599
Net income per share:
Basic earnings per share	$0.39	$0.35	$0.47	$0.37	$1.58
Diluted earnings per share	0.39	0.35	0.47	0.37	1.58
Year Ended December 31, 2014
Interest income	$10,963	$11,125	$11,196	$11,214	$44,498
Interest expense	1,309	1,278	1,240	1,217	5,044
Net interest income	9,654	9,847	9,956	9,997	39,454
Provision for loan losses	0	0	0	0	0
Noninterest income	2,085	2,183	2,313	2,168	8,749
Noninterest expense	8,707	8,811	9,899	9,090	36,507
Income tax expense	1,045	1,121	802	1,074	4,042
Net income available to common stockholders	$1,987	$2,098	$1,568	$2,001	$7,654
Net income per share:
Basic earnings per share	$0.36	$0.39	$0.29	$0.37	$1.41
Diluted earnings per share	0.36	0.39	0.29	0.37	1.41

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
Market Price
The Company’s common stock trades on Nasdaq’s global select market under the stock symbol of HWBK. The following table sets forth the range of high and low bid prices of the Company’s common stock by quarter for each quarter in 2015 and 2014 in which the stock was traded.
	High	Low
2015
First Quarter	$14.42	$12.02
Second Quarter	$17.58	$12.91
Third Quarter	$14.89	$13.12
Fourth Quarter	$15.95	$13.07
2014
First Quarter	$13.12	$10.62
Second Quarter	$13.12	$11.93
Third Quarter	$13.50	$11.44
Fourth Quarter	$16.18	$12.50
Shares Outstanding
As of December 31, 2015, the Company had issued 5,605,203 shares of common stock, of which 5,441,190 shares were outstanding. The outstanding shares were held of record by approximately 1,309 shareholders.
Dividends
The following table sets forth information on dividends paid by the Company in 2015 and 2014.
Month Paid	Dividends Per Share
January, 2015	$0.05
April, 2015	0.05
July, 2015	0.05
October, 2015	0.05
Total for 2015	$0.20
January, 2014	$0.05
April, 2014	0.05
July, 2014	0.05
October, 2014	0.05
Total for 2014	$0.20

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

Stock Performance Graph
The following performance graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2010, through December 31, 2015. The cumulative total return on investment for each of the periods for the Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at December 31, 2010. The performance graph assumes that the value of an investment in the Company’s common stock and each index was $100 at December 31, 2010 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

Total Return Performance
Index Value
250
225
200
175
150
125
100
75
50
12/31/10
12/31/11
12/31/12
12/31/13
12/31/14
12/31/15
Hawthorn Bancshares, Inc.
NASDAQ Composite
SNL Bank $1B-$5B

The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:
	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
Hawthorn Bancshares, Inc.	$100.00	$75.21	$99.31	$170.02	$210.46	$245.35
Nasdaq Composite (U.S. Companies)	$100.00	$99.21	$116.82	$163.75	$188.03	$201.40
Index of financial institutions ($1 billion to $5 billion)	$100.00	$91.20	$112.45	$163.52	$170.98	$191.36

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
Name	Position with The Company	Position with Subsidiary Bank	Principal Occupation
David T. Turner	Chairman, Chief Executive Officer, President and Director-Class III	Chairman, Chief Executive Officer, President and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
Kevin L. Riley	Director-Class III	Director	Co-owner, Riley Chevrolet, Buick, GMC Cadillac, and Riley Toyota Scion, Jefferson City, Missouri
Frank E. Burkhead	Director-Class II	Director	Owner, Burkhead Wealth Management, Co-owner, Burkhead & Associates, LLC, Pro 356, LLC, and FACT Properties, LLC,
Gus S. Wetzel, II	Director-Class II	Director	Physician, Wetzel Clinic, Clinton, Missouri
Philip D. Freeman	Director-Class I	Director	Owner, Freeman Properties, JCMO, LLC, Jefferson City, Missouri
James E. Smith	Director-Class I	Director	Retired
W. Bruce Phelps	Chief Financial Officer	Senior Vice President and Chief Financial Officer	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
Kathleen L. Bruegenhemke	Senior Vice President and Corporate Secretary	Senior Vice President and Columbia Market President	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
ANNUAL REPORT ON FORM 10-K
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2015 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company’s reasonable expenses in furnishing such exhibits.