Form 10-K, Exhibit 13
period 2016-12-31
HAWTHORN BANCSHARES, INC.
filed 2017-03-31
CIK 893847

Exhibit 13

2016
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Jefferson City, Missouri

March 30, 2017
Dear Shareholders:
Net income for 2016 was $7.3 million, or $1.29 per diluted share, compared to $8.6 million, or $1.52 per diluted share, for 2015.
The earnings decrease from the prior year was partially attributable to recoveries of nonaccrual interest recorded in 2015 and a $1.2 million increase in the provision for loan losses versus the prior year caused primarily by the growth in the loan portfolio. Loans increased $109 million, or 12.6%, from the prior year while they were up $51 million, or 5.9%, on average. As loans are our highest earning asset category, we look forward to the benefit this loan growth will provide in future earnings. We also saw deposits increase 6.7% versus the prior year to over $1 billion.
Net interest income for 2016 was $40.3 million compared to $40.8 million for 2015. On a tax equivalent basis, Hawthorn’s net interest margin for 2016 was 3.47% compared to 3.69% for 2015.
Non-interest income for 2016 was $8.9 million compared to $9.2 million for 2015. The decrease is primarily the result of a $0.8 million decrease in combined real estate servicing fees and mortgage loan sales income resulting from decreased financing activity in the housing market partially offset by securities gains of  $0.6 million recognized in the current year. Non-interest expenses remained relatively unchanged from 2015 at $36.8 million. Real estate foreclosure expenses increased $0.6 million during 2016 primarily due to $0.2 million of net gains on sales of foreclosed properties realized in 2015 versus net expenses of  $0.4 million recognized in 2016. Partially offsetting this increase was a decrease of  $0.3 million in FDIC assessment expense due to lower assessment rates charged in 2016.
Non-performing loans improved during 2016 to 0.95% of total loans at December 31, 2016, compared to 1.19% at December 31, 2015. During the year ended December 31, 2016, net charge-offs were $0.1 million, or 0.02% of average loans, compared to $0.7 million, or 0.09% of average loans for 2015. As evidenced by this trend of reduced levels of non-performing loans and net charge-offs over the last two years, we believe the overall risk in our loan portfolio is well managed. The allowance for loan losses at December 31, 2016 was $9.9 million, or 1.01% of outstanding loans, and 107.35% of non-performing loans compared to December 31, 2015, when the allowance for loan losses was $8.6 million, or 0.99% of outstanding loans, and 83.75% of non-performing loans.
Our Capital levels at December 31, 2016 continue to exceed regulatory well capitalized thresholds with 9.87% of leverage capital and 13.72% of total risk-based capital.
Asset quality and growth trends are moving in the right direction. We continue to take proactive steps to increase non-interest revenue, reduce costs and improve efficiencies. I am committed to maintaining strong asset quality; further improving earnings performance; sustaining sound and proper capital levels; and paying regular dividends.
Hawthorn’s staff, management, Board of Directors and Advisory Board members are committed to the continued growth of our strong community bank and delivering long term value to our shareholders. We appreciate your support and encourage you to continue to use Hawthorn Bank for your banking needs and request that you refer prospective customers to your bank.
We announced earlier this month that Ms. Kathleen Bruegenhemke had been elected to our board of directors. Ms. Bruegenhemke has served our company, in various capacities, for over 25 years. I’m pleased that she will now be serving in yet another capacity as a member of the board of directors.
I want to thank my fellow Board members for their wise counsel and guidance and thank our employees at every level for their dedication, hard work and teamwork during this past year. Finally, I want to extend my appreciation to our loyal customers and shareholders for their continuing support and confidence in Hawthorn Bancshares.
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

We have described under the caption Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in other reports filed with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that have not been identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Crucial to the Company’s community banking strategy is growth in its commercial banking services, retail mortgage lending and retail banking services. Through the branch network of its subsidiary bank, Hawthorn Bank (the Bank), the Company, with $1.3 billion in assets at December 31, 2016, provides a broad range of commercial and personal banking services. The Bank’s specialties include commercial banking for small and mid-sized businesses, including equipment, operating, commercial real estate, Small Business (SBA) loans, and personal banking services including real estate mortgage lending, installment and consumer loans, certificates of deposit, individual retirement and other time deposit accounts, checking accounts, savings accounts, and money market accounts. Other financial services that the Company provides include trust services that include estate planning, investment and asset management services and a comprehensive suite of cash management services. The geographic areas in which the Company provides products and services include the communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, Branson, and the greater Kansas City metropolitan area.
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

SELECTED CONSOLIDATED FINANCIAL DATA
The following table presents selected consolidated financial information for the Company as of and for each of the years in the five-years ended December 31, 2016. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.
Income Statement Data
(In thousands, except per share data)	2016	2015	2014	2013	2012
Interest income	$46,010	$45,756	$44,498	$45,665	$49,114
Interest expense	5,663	4,999	5,044	6,342	7,905
Net interest income	40,347	40,757	39,454	39,323	41,209
Provision for loan losses	1,425	250	0	2,030	8,900
Net interest income after provision for loan losses	38,922	40,507	39,454	37,293	32,309
Non-interest income	8,917	9,166	8,749	10,866	9,726
Non-interest expense	36,807	36,494	36,507	40,763	38,667
Income before income taxes	11,032	13,179	11,696	7,396	3,368
Income tax expense	3,750	4,580	4,042	2,422	546
Net income	7,282	8,599	7,654	4,974	2,822
Preferred stock dividends and accretion of discount	0	0	0	615	1,784
Net income available to common shareholders	$7,282	$8,599	$7,654	$4,359	$1,038
Per Share Data
Basic earnings per common share	$1.29	$1.52	$1.35	$0.77	$0.18
Diluted earnings per common share	1.29	1.52	1.35	0.77	0.18
Dividends paid per share on common stock	0.20	0.20	0.20	0.20	0.20
Book value per share	16.14	15.42	14.23	13.08	13.06
Market price per share	17.70	15.14	13.18	10.80	6.41
Basic weighted average shares of common stock outstanding	5,639,744	5,662,013	5,662,081	5,685,560	5,686,560
Diluted weighted average shares of common stock outstanding	5,639,744	5,662,013	5,662,081	5,685,560	5,686,560

(In thousands)	2016	2015	2014	2013	2012
Balance Sheet Data (at year end)
Total assets	$1,287,048	$1,200,921	$1,169,731	$1,140,122	$1,181,606
Net loans	964,143	856,476	852,114	825,828	832,142
Investment securities	224,308	243,091	203,720	209,986	204,171
Total deposits	1,010,666	947,197	969,514	956,471	991,275
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Federal Home Loan Bank advances	92,900	50,000	43,000	24,000	20,126
Common stockholders’ equity	91,017	87,286	80,568	74,380	74,243
Total stockholders’ equity	91,017	87,286	80,568	74,380	92,220
Balance Sheet Data (average balances)
Total assets	$1,251,741	$1,199,061	$1,156,911	$1,159,127	$1,176,384
Net loans	904,069	852,514	839,957	818,525	827,881
Investment securities	243,169	242,740	212,697	224,551	225,119
Total deposits	997,514	975,036	971,777	978,063	971,767
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Federal Home Loan Bank advances	67,212	48,474	29,964	23,256	27,961
Common stockholders’ equity	91,401	84,818	78,953	73,259	74,245
Total stockholders’ equity	91,401	84,818	78,953	79,875	96,176
Key Ratios
Earnings Ratios
Return on average total assets	0.58%	0.72%	0.66%	0.43%	0.24%
Return on average common stockholders’ equity	7.97	10.14	9.69	5.95	1.40
Efficiency ratio (3)	74.71	73.10	75.74	81.22	75.91
Asset Quality Ratios
Allowance for loan losses to loans	1.01%	0.99%	1.06%	1.63%	1.75%
Nonperforming loans to loans (1)	0.95	1.19	4.18	4.21	4.65
Allowance for loan losses to nonperforming loans (1)	107.35	83.75	25.26	38.84	37.70
Allowance for loan losses to nonperforming loans excluding performing TDRs	282.94	194.48	49.72	57.35	47.74
Nonperforming assets to loans and foreclosed assets (2)	2.37	2.98	5.49	5.87	7.23
Net loan charge-offs to average loans	0.02	0.09	0.54	0.38	0.93
Capital Ratios
Average stockholders’ equity to average total assets	7.30%	7.07%	6.82%	6.89%	8.18%
Period-end common stockholders’ equity to period-end assets period-end assets	7.07	7.27	6.89	6.52	6.28
Period-end stockholders’ equity to period-end assets	7.07	7.27	6.89	6.52	7.80
Total risk-based capital ratio	13.72	14.78	15.78	15.33	16.83
Tier 1 risk-based capital ratio	11.29	12.03	12.38	11.40	13.58
Common equity Tier 1 capital	8.51	9.04	NA	NA	NA
Tier 1 leverage ratio	9.87	9.84	9.42	8.79	10.37
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
Allowance for Loan Losses
Management has identified the accounting policy related to the allowance for loan losses (ALL) as critical to the understanding of the Company’s results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. Further discussion of the methodology used in establishing the allowance and the impact of any associated risks related to these policies on the Company’s business operations is provided in Note 1 to the Company’s consolidated financial statements and is also discussed in the Lending and Credit Management section below.
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
				$ Change		% Change
(In thousands)	2016	2015	2014	’16-’15	’15-’14	’16-’15	’15-’14
Net interest income	$40,347	$40,757	$39,454	$(410)	$1,303	(1.0)%	3.3%
Provision for loan losses	1,425	250	0	1,175	250	470.0	100.0
Non-interest income	8,917	9,166	8,749	(249)	417	(2.7)	4.8
Non-interest expense	36,807	36,494	36,507	313	(13)	0.86	(0.0)
Income before income taxes	11,032	13,179	11,696	(2,147)	1,483	16.3	12.7
Income tax expense	3,750	4,580	4,042	(830)	538	18.1	13.3
Net income	$7,282	$8,599	$7,654	$(1,317)	$945	(15.3)%	12.3%

Consolidated net income decreased $1.3 million to $7.3 million, or $1.29 per diluted share, for the year ended December 31, 2016 compared to $8.6 million, or $1.52 per diluted share, for the year ended December 31, 2015. For the year ended December 31, 2016, the return on average assets was 0.58%, the return on average common stockholders’ equity was 7.97%, and the efficiency ratio was 74.71%.
Consolidated net income increased $945,000 to $8.6 million, or $1.52 per diluted share, for the year ended December 31, 2015 compared to $7.7 million, or $1.35 per diluted per share, for the year ended December 31, 2014. For the year ended December 31, 2015, the return on average assets was 0.72%, the return on average common stockholders’ equity was 10.14%, and the efficiency ratio was 73.10%.
Net interest income was $40.3 million for the year ended December 31, 2016 compared to $40.8 million and $39.5 million for the years ended December 31, 2015 and 2014, respectively. The net interest margin was 3.47% for the year ended December 31, 2016 compared to 3.69% and 3.72% for the years ended December 31, 2015 and 2014, respectively.
A $1.4 million provision for loan losses was required for the year ended December 31, 2016 compared to $250,000 and no provision for the years ended December 31, 2015, respectively. The increase over 2015 was primarily due to an increase in loans and using a sixteen quarter look-back period compared to twelve quarters in the prior years. The increase for 2015 over 2014 was primarily due to an increase in specific reserves related to two loan relationships.
The Company’s net charge-offs for the year ended December 31, 2016, were $143,000, or 0.02% of average loans compared to $745,000, or 0.09% of average loans for the year ended December 31, 2015, and $4.6 million, or 0.54% of average loans for the year ended December 31, 2014.
Non-performing loans totaled $9.2 million, or 0.95% of total loans, at December 31, 2016 compared to $10.3 million, or 1.19% of total loans at December 31, 2015, and $36.0 million, or 4.18% of total loans, at December 31, 2014.
Non-interest income decreased $249,000, or 2.7%, for the year ended December 31, 2016 compared to the year ended December 31, 2015, and increased $417,000, or 4.8%, for the year ended December 31, 2015 compared to the year ended December 31, 2014. These changes are discussed in greater detail below under Non-interest Income.
Non-interest expense increased $313,000, or 0.9%, for the year ended December 31, 2016 compared to the year ended December 31, 2015, and decreased $13,000, or 0.0%, for the year ended December 31, 2015, compared to the year ended December 31, 2014. These changes are discussed in greater detail below under Non-interest Expense.

Average Balance Sheets
Net interest income is the largest source of revenue resulting from the Company’s lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year periods ended December 31, 2016, 2015, and 2014, respectively.
(In thousands)	2016			2015			2014
	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)
ASSETS
Loans: (2) (3)
Commercial	$161,177	$7,383	4.57%	$155,127	$7,316	4.72%	$144,847	$6,862	4.74%
Real estate construction - residential	17,671	803	4.53	15,215	968	6.36	22,047	956	4.34
Real estate construction - commercial	43,759	2,016	4.59	42,919	2,169	5.05	58,785	2,539	4.32
Real estate mortgage - residential	253,614	11,544	4.54	248,335	11,612	4.68	232,785	11,124	4.78
Real estate mortgage - commercial	410,672	19,152	4.65	379,538	18,333	4.83	375,177	17,894	4.77
Consumer	26,280	1,161	4.41	20,952	1,076	5.14	18,938	1,054	5.57
Total loans	$913,173	$42,059	4.59%	$862,086	$41,474	4.81%	$852,579	$40,429	4.74%
Investment securities:
U.S. Treasury	$0	$0	0.00%	$0	$0	0.00%	$286	$4	1.40%
U.S. government and federal agency obligations	48,551	582	1.20	74,820	999	1.34	64,997	918	1.41
Obligations of states and political subdivisions	32,836	836	2.54	34,408	1,077	3.13	33,655	1,138	3.38
Mortgage-backed securities	153,024	2,597	1.69	126,810	2,497	1.97	109,550	2,415	2.20
Total Available-for-sale securities	$234,411	$4,015	1.71%	$236,038	$4,573	1.94%	$208,488	$4,475	2.15%
Other investments & securities	8,758	317	3.61	6,702	216	3.22	4,209	80	1.90
Federal funds sold and interest bearing deposits in other financial institutions	15,526	80	0.51	14,022	38	0.27	10,350	28	0.27
Total interest earning assets	$1,171,868	$46,471	3.95%	$1,118,848	$46,301	4.14%	$1,075,626	$45,012	4.18%
All other assets	88,977			89,785			93,906
Allowance for loan losses	(9,104)			(9,572)			(12,621)
Total assets	$1,251,741			$1,199,061			$1,156,911
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$195,098	$607	0.31%	$198,288	$479	0.24%	$197,785	$507	0.26%
Savings	96,130	49	0.05	89,367	49	0.05	82,676	57	0.07
Commercial	630	3	0.47	0	0	0.00	0	0	0.00
Money market	186,356	500	0.27	174,146	443	0.25	163,844	404	0.25
Time deposits of $100,000 and over	142,688	981	0.69	137,295	867	0.63	141,868	940	0.66
Other time deposits	159,598	927	0.58	175,092	1,090	0.62	196,153	1,384	0.71
Total interest bearing deposits	$780,500	$3,067	0.39%	$774,188	$2,928	0.38%	$782,326	$3,292	0.42%
Federal funds purchased and securities sold under agreements to repurchase	36,539	64	0.17	30,925	55	0.18	20,223	21	0.10
Subordinated notes	49,486	1,494	3.01	49,486	1,293	2.61	49,486	1,264	2.55
Federal Home Loan Bank Advances	67,212	1,038	1.54	48,474	723	1.49	29,964	467	1.56
Total borrowings	$153,237	$2,596	1.69%	$128,885	$2,071	1.61%	$99,673	$1,752	1.76%
Total interest bearing liabilities	$933,737	$5,663	0.60%	$903,073	$4,999	0.55%	$881,999	$5,044	0.57%
Demand deposits	217,014			200,848			189,451
Other liabilities	9,589			10,322			6,508
Total liabilities	1,160,340			1,114,243			1,077,958
Stockholders’ equity	91,401			84,818			78,953
Total liabilities and stockholders’ equity	$1,251,741			$1,199,061			$1,156,911
Net interest income (FTE)		$40,808			$41,302			$39,968
Net interest spread			3.35%			3.59%			3.61%
Net interest margin			3.47%			3.69%			3.72%
(1)
Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $461,000, $545,000 and $514,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

(2)
Non-accruing loans are included in the average amounts outstanding.

(3)
Fees and costs on loans are included in interest income.

Rate and volume analysis
The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates for the years ended December 31, 2016, compared to December 31, 2015, and for the years ended December 31, 2015 compared to December 31, 2014. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.
	2016			2015
		Change due to			Change due to
(In thousands)	Total Change	Average Volume	Average Rate	Total Change	Average Volume	Average Rate
Interest income on a fully taxable equivalent basis: (1)
Loans: (2) (3)
Commercial	$67	$280	$(213)	$454	$485	$(31)
Real estate construction - residential	(165)	140	(305)	12	(351)	363
Real estate construction - commercial	(153)	41	(194)	(370)	(756)	386
Real estate mortgage - residential	(68)	244	(312)	488	731	(243)
Real estate mortgage - commercial	819	1,467	(648)	439	209	230
Consumer	85	249	(164)	22	107	(85)
Investment securities:
U.S. Treasury	-	-	-	(4)	(2)	(2)
U.S. government and federal agency
obligations	(417)	(323)	(94)	81	133	(52)
Obligations of states and political subdivisions	(241)	(47)	(194)	(61)	25	(86)
Mortgage-backed securities	100	473	(373)	82	356	(274)
Other investments & securities, at cost	101	72	29	136	62	74
Federal funds sold and interest bearing deposits in other financial institutions	42	4	38	10	10	-
Total interest income	170	2,600	(2,430)	1,289	1,009	280
Interest expense:
NOW accounts	128	(8)	136	(28)	1	(29)
Savings	-	4	(4)	(8)	4	(12)
Commercial	3	-	3	-	-	-
Money market	57	32	25	39	26	13
Time deposits of $100,000 and over	114	35	79	(73)	(29)	(44)
Other time deposits	(163)	(92)	(71)	(294)	(139)	(155)
Federal funds purchased and securities sold under agreements to repurchase	9	10	(1)	34	14	20
Subordinated notes	201	-	201	29	-	29
Federal Home Loan Bank advances	315	288	27	256	276	(20)
Total interest expense	664	269	395	(45)	153	(198)
Net interest income on a fully taxable equivalent basis	$(494)	$2,331	$(2,825)	$1,334	$856	$478

(1)
Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $461,000, $545,000 and $514,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

(2)
Non-accruing loans are included in the average amounts outstanding.

(3)
Fees and costs on loans are included in interest income.

Financial results for the year ended December 31, 2016 compared to the year ended December 31, 2015 reflected a decrease in net interest income, on a tax equivalent basis, of  $494,000, or 1.20%, and financial results for the year ended December 31, 2015 compared to the year ended December 31, 2014 reflected an increase of  $1.3 million, or 3.34%.
Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased to 3.47% for the year ended December 31, 2016, compared to 3.69% and 3.72% for the years ended December 31, 2015 and 2014, respectively.
The decrease in the net interest income and the net interest margin in 2016 over 2015 were primarily due to a contraction in the net interest spread caused primarily by a decrease in the yield on investment securities maturing at higher historical rates, new replacement securities yielding lower current market rates, and an increase in FHLB advances to support asset growth. The increase in net interest income for 2015 over 2014 was primarily due to an increase in average earning assets and the decrease in the net interest margin was primarily due to a decrease in the rates earned on investment securities.
Average interest-earning assets increased $53.0 million, or 4.74%, to $1.17 billion for the year ended December 31, 2016 compared to $1.12 billion for the year ended December 31, 2015, and average interest bearing liabilities increased $30.7 million, or 3.40%, to $933.7 million for the year ended December 31, 2016 compared to $903.1 million for the year ended December 31, 2015.
Average interest-earning assets increased $43.2 million, or 4.02%, to $1.12 billion for the year ended December 31, 2015 compared to $1.08 billion for the year ended December 31, 2014, and average interest bearing liabilities increased $21.1 million, or 2.39%, to $903.1 million for the year ended December 31, 2015 compared to $882.0 million for the year ended December 31, 2014.
Total interest income (expressed on a fully taxable equivalent basis) increased to $46.5 million for the year ended December 31, 2016 compared to $46.3 million and $45.0 million for the years ended December 31, 2015 and 2014, respectively. The Company’s rates earned on interest earning assets were 3.95% for the year ended December 31, 2016 compared to 4.14% and 4.18% for the years ended December 31, 2015 and 2014, respectively.
Interest income on loans increased to $42.1 million for the year ended December 31, 2016 compared to $41.5 million and $40.4 million for the years ended December 31, 2015 and 2014, respectively.
Average loans outstanding increased $51.1 million, or 5.9%, to $913.2 million for the year ended December 31, 2016 compared to $862.1 million for the year ended December 31, 2015. The average yield on loans receivable decreased to 4.59% during the year ended December 31, 2016 compared to 4.81% for the year ended December 31, 2015.
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
Total interest expense was $5.7 million for the year ended December 31, 2016 compared to $5.0 million for both the years ended December 31, 2015 and 2014. The Company’s rates paid on interest bearing liabilities was 0.60% for the year ended December 31, 2016 compared to 0.55% and 0.57% for the years ended December 31, 2015 and 2014, respectively. See the Liquidity Management section for further discussion.
Interest expense on deposits was $3.1 million for the year ended December 31, 2016 compared to $2.9 million and $3.3 million for the years ended December 31, 2015 and 2014, respectively.
Average interest bearing deposits increased $6.3 million, or 0.82%, to $780.5 million for the year ended December 31, 2016 compared to $774.2 million for the year ended December 31, 2015. The average cost of deposits increased to 0.39% during the year ended December 31, 2016 compared to 0.38% for the year ended December 31, 2015.

Average interest bearing deposits decreased $8.1 million, or 1.0%, to $774.2 million for the year ended December 31, 2015 compared to $782.3 million for the year ended December 31, 2014. The average cost of deposits decreased to 0.38% during the year ended December 31, 2015 compared to 0.42% for the year ended December 31, 2014.
Interest expense on borrowings was $2.6 million for year ended December 31, 2016 compared to $2.1 million and $1.8 million for both the ended December 31, 2015 and 2014, respectively. Average borrowings were $153.2 million for the year ended December 31, 2016 compared to $128.9 million and $99.7 million for the years ended December 31, 2015 and 2014, respectively. See the Liquidity Management section for further discussion.
Non-interest Income and Expense
Non-interest income for the years ended December 31, 2016, 2015, and 2014 was as follows:
				$ Change		% Change
(In thousands)	2016	2015	2014	’16-’15	’15-’14	’16-’15	’15-’14
Non-interest Income
Service charges and other fees	$3,400	$3,477	$3,743	$(77)	$(266)	(2.2)%	(7.1)%
Bank card income and fees	2,547	2,455	2,368	92	87	3.7	3.7
Trust department income	952	929	844	23	85	2.5	10.1
Real estate servicing fees, net	325	573	319	(248)	254	(43.3)	79.6
Gain on sales of mortgage loans, net	851	1,386	1,093	(535)	293	(38.6)	26.8
Gain on sale of investment securities	602	8	20	594	(12)	NM	(60.0)
Other	240	338	362	(98)	(24)	(29.0)	(6.6)
Total non-interest income	$8,917	$9,166	$8,749	$(249)	$417	(2.7)%	4.8%
Non-interest income as a % of total revenue *	18.1%	18.4%	18.2%
Total revenue per full time equivalent employee	$151.1	$146.0	$144.8
*
Total revenue is calculated as net interest income plus non-interest income.

Total non-interest income decreased $249,000, or 2.7%, to $8.9 million for the year ended December 31, 2016 compared to $9.2 million for the year ended December 31, 2015, and increased $417,000, or 4.8%, to $9.2 million for the year ended December 31, 2015 compared to $8.7 million for the year ended December 31, 2014.
Service charges and other fees decreased $77,000, or 2.2%, to $3.4 million for the year ended December 31, 2016 compared to the year ended December 31, 2015, and decreased $266,000, or 7.1% to $3.5 million for the year ended December 31, 2015 compared to the year ended December 31, 2014. The decrease was primarily due to a decrease in nonsufficient service charge fees collected for both periods.
Real estate servicing fees, net of the change in valuation of mortgage serving rights decreased $248,000, or 43.3%, to $325,000 for the year ended December 31, 2016 compared to the year ended December 31, 2015, and increased $254,000, or 79.6%, to $573,000 for the year ended December 31, 2015 compared to the year ended December 31, 2014.
Mortgage loan servicing fees earned on loans sold were $854,000 for the year ended December 31, 2016 compared to $873,000 and $895,000 for the years ended 2015 and 2014, respectively. Total realized losses included in earnings attributable to the change in unrealized gains or losses related to assets serviced were $529,000 for the year ended December 31, 2016 compared to $301,000 and $576,000 for the years ended December 31, 2015 and 2014, respectively. The Company was servicing $294.4 million of mortgage loans at December 31, 2016 compared to $312.1 million and $313.9 million at December 31, 2015 and 2014, respectively.

Gain on sales of mortgage loans decreased $535,000, or 38.6%, to $851,000 for the year ended December 31, 2016 compared to the year ended December 31, 2015, and increased $293,000, or 26.8%, to $1.4 million for the year ended December 31, 2015 compared to the year ended December 31, 2014. The Company sold loans of  $37.9 million for the year ended December 31, 2016 compared to $51.5 million and $36.6 million for the years ended December 31, 2015 and 2014, respectively.
Gain on sale of investment securities During the year ended December 31, 2016, the Company received $60.7 million from proceeds on sales of available-for-sale debt securities and recognized gains of  $602,000, compared to $720,000 from proceeds on sales of available-for-sale debt securities and recognized net gains of  $8,000 during the year ended December 31, 2015, and $5.3 million from proceeds on sales of available-for-sale debt securities and recognized gains of  $20,000 for the year ended December 31, 2014. These transactions were the result of bond sales and purchases to replace several smaller holdings with fewer, larger investments without materially changing the duration or yield of the investment portfolio.
Non-interest expense for the years ended December 31, 2016, 2015, and 2014 was as follows:
				$ Change		% Change
(In thousands)	2016	2015	2014	’16-’15	’15-’14	’16-’15	’15-’14
Non-interest Expense
Salaries	$15,623	$15,319	$15,729	$304	$(410)	2.0%	(2.6)%
Employee benefits	5,227	5,473	4,648	(246)	825	(4.5)	17.7
Occupancy expense, net	2,751	2,792	2,660	(41)	132	(1.5)	5.0
Furniture and equipment expense	1,783	1,844	1,823	(61)	21	(3.3)	1.2
Processing expense, network and bank card expense	3,309	3,363	3,203	(54)	160	(1.6)	5.0
Legal, examination, and professional fees	1,301	1,321	1,159	(20)	162	(1.5)	14.0
FDIC insurance assessment	567	867	933	(300)	(66)	(34.6)	(7.1)
Advertising and promotion	1,083	1,111	1,274	(28)	(163)	(2.5)	(12.8)
Postage, printing, and supplies	1,054	1,120	1,117	(66)	3	(5.9)	0.3
Real estate foreclosure expense (gains), net	370	(223)	845	593	(1,068)	265.9	(126.4)
Loan expenses	609	423	303	186	120	44.0	39.6
Other	3,130	3,084	2,813	46	271	1.5	9.6
Total non-interest expense	$36,807	$36,494	$36,507	$313	$(13)	0.9%	(0.0)%
Efficiency ratio *	74.7%	73.1%	75.7%
Efficiency ratio **	74.9%	73.6%	74.0%
Salaries and benefits as a % of total non-interest expense	56.6%	57.0%	55.8%
Number of full-time equivalent employees	326	342	333
*
Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue includes net interest income and non-interest income.

**
Does not include other real estate expense and gain on sale of investments

Total non-interest expense increased $313,000, or 0.9%, to $36.8 million for the year ended December 31, 2016 compared to 2015. Non-interest expense was $36.5 million for both the years ended December 31, 2015 and 2014.
Salaries increased $304,000, or 2.0%, for the year ended December 31, 2016 compared to the year ended December 31, 2015, and decreased $410,000, or 2.6%, for the year ended December 31, 2015 compared to the year ended December 31, 2014. The increase for the year ended 2016 over 2015 was primarily due to cost of living and merit salary increases, partially offset by an increase in deferred loan costs. The decrease for the year ended 2015 over 2014 was primarily due to a decrease in the accrual estimate for the 2015 incentive program to be paid in 2016 and an increase in deferred loan costs.

Employee benefits decreased $246,000, or 4.5%, for the year ended December 31, 2016 compared to the year ended December 31, 2015, and increased $825,000, or 17.7%, for the year ended December 31, 2015 compared to the year ended December 31, 2014. The decrease for the year ended 2016 over 2015 was primarily due to a decrease in 401(k) profit-sharing and pension expenses, and medical plan premiums, which was due to a change in the Company’s health insurance plan effective July 1 , 2016. The increase for the year ended 2015 over 2014 was primarily due to an increase in 401(k) profit-sharing and pension expenses.
FDIC insurance assessment decreased $300,000, or 34.6%, for the year ended December 31, 2016 compared to December 31, 2015, and decreased $66,000, or 7.1%, for the year ended December 31, 2015 compared to the year ended December 31, 2014. In February 2011, the FDIC adopted a rule that requires large institutions to bear the burden of raising the reserve ratio form 1.15% to 1.35% in accordance with the Dodd-Frank Act. The quarter after the reserve ratio reached 1.15%, lower assessment rates, surcharges, and new pricing for small intuitions under $10 billion became effective July 1, 2016 and appeared on the December 31, 2016 invoicing. Once the reserve ratio reaches 1.38%, small institutions, such as Hawthorn, will receive credits to offset their contribution to raising the reserve ratio to 1.35%.
Real estate foreclosure expense and (gains), net increased $593,000, or 265.9%, for the year ended December 31, 2016 compared to the year ended December 31, 2015, and decreased $1.1 million, or 126.4%, for the year ended December 31, 2015 compared to the year ended December 31, 2014.
Net gains recognized on other real estate owned were $21,000 for the year ended December 31, 2016, compared to net gains of  $671,000 and a net loss of  $ 371,000 for the years ended December 31, 2015 and 2014, respectively. Expenses to maintain foreclosed properties were $391,000 for the year ended December 31, 2016, compared to $448,000 and $474,000 for the years ended December 31, 2015 and 2014, respectively.
Loan expenses increased $186,000, or 44.0%, for the year ended December 31, 2016 compared to December 31, 2015, and increased $120,000, or 39.6%, for the year ended December 31, 2015 compared to the year ended December 31, 2017. The increase in 2016 over 2015 primarily related to new application product fees for a home equity promotion.
Other non-interest expense increased $46,000, or 1.5%, for the year ended December 31, 2016 compared to the year ended December 31, 2015, and increased $271,000, or 9.6%, for the year ended December 31, 2015 compared to the year ended December 31, 2014. The increase in 2015 over 2014 was primarily due to an impairment write-down on a building held for sale partially offset by the loss recorded due to employee fraud that management discovered during the third quarter 2014.
Comparing fourth quarter 2016 to third quarter 2016
Consolidated net income available to shareholders’ increased to $2.0 million for the fourth quarter 2016 compared to $1.9 million for the third quarter 2016. Net interest income increased to $10.4 million for the fourth quarter 2016 compared to $10.1 for the third quarter of 2016 with $1.2 billion in average interest earning assets for both periods.
A $450,000 provision for loan losses was required for the fourth quarter 2016 compared to $300,000 for the third quarter of 2016. Net charge-offs for the fourth quarter 2016 were $34,000, or 0.00% of average loans, compared to $222,000, or 0.02% of average loans for the third quarter 2016.
Non-interest income increased to $2.4 million for the fourth quarter 2016 compared to $2.1 million for the third quarter of 2016. The increase primarily resulted from an increase in real estate servicing fees partially offset by a decrease in gain on sale of investment securities. Mortgage loan servicing fees earned on loans sold were $200,000 for the fourth quarter 2016 compared to $233,000 for the third quarter 2016. Total net gains (losses) included in earnings attributable to the change in unrealized gains or losses related to assets serviced were $160,000 for the fourth quarter 2016 compared to $(237,000) for the third quarter 2016. The Company’s loans sold were $9.1 million for the fourth 2016 compared to $11.2 million for the third quarter of 2016.
Non-interest expense increased to $9.3 million for the fourth quarter 2016 compared to $9.1 million for the third quarter 2016. This increase primarily resulted from an increase in real estate foreclosure expense, legal fees, salaries and employee benefits, advertising and promotion, and loan collection expenses, partially offset by a decrease in FDIC insurance assessment. Net losses recognized on other real estate owned were $43,000 for the fourth quarter 2016 compared to net gains of  $17,000 for the third quarter 2016, and expenses to maintain foreclosed properties were $95,000 for the fourth quarter 2016 compared to $66,000 for the third quarter 2016. The decrease in the FDIC assessment was primarily a result of lower assessment rates, surcharges, and new pricing for small intuitions under $10 billion that became effective July 1, 2016 and appeared on the December 31, 2016 invoicing.
Comparing fourth quarter 2016 to fourth quarter 2015
Consolidated net income available to shareholders remained unchanged at $2.0 million for both the fourth quarter 2016 and 2015. Net interest income increased to $10.4 million for the fourth quarter 2016 compared to $10.2 million for the fourth quarter 2015 with $1.2 billion and $1.1 billion in average interest earning assets for the fourth quarter 2016 and 2015, respectively.
A $450,000 provision for loan losses was required for the fourth quarter 2016 compared to no provision for the fourth quarter 2015. Net charge-offs for the fourth quarter 2016 were $34,000, or 0.00% of average loans, compared to $642,000, or 0.07% of average loans for the fourth quarter 2015.
Non-interest income was consistent at $2.4 million for both fourth quarter 2016 and 2015. Increases primarily resulted from an increase in net real estate servicing fees, bank card income and fees, and were partially offset by decreases in gain on sale of mortgage loans, net, and other income primarily due to a legal settlement received on a foreclosed property in 2015. Mortgage loan servicing fees earned on loans sold were $200,000 for the fourth quarter 2016 compared to $225,000 for the fourth quarter 2015. Total net gains (losses) included in earnings attributable to the change in unrealized gains or losses related to assets serviced were $160,000 for the fourth quarter 2016 compared to $(9,000) for the fourth quarter 2015. The Company’s loans sold were $9.1 million for the fourth quarter 2016 compared to $11.4 million for the fourth quarter of 2015.
Non-interest expense decreased to $9.3 million for the fourth quarter 2016 compared to $9.5 million for the fourth quarter 2015. This decrease primarily resulted from a decrease in processing, network, and bank card expense, FDIC insurance assessment, and other non-interest expense. These decreases were partially offset by an increase in salary expense and loan expenses. The decrease in processing, network, and bank card expenses were primarily due to expenses incurred to increase debit card security in 2015. The decrease in the FDIC assessment was primarily a result of lower assessment rates, surcharges, and new pricing for small intuitions under $10 billion that became effective July 1, 2016 and appeared on the December 31, 2016 invoicing. The decrease in other non-interest expenses for the fourth quarter 2016 over the fourth quarter 2015 primarily related to decreases in telephone and internet expenses, meals and entertainment expenses, and year-end donations. The increase in salary expense for the fourth quarter 2016 over the fourth quarter 2015 primarily related to merit salary increases.
Income taxes
Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 34.0% for the year ended December 31, 2016 compared to 34.8% and 34.6% for the years ended December 31, 2015 and 2014, respectively. The decrease in the effective tax rate in 2016 over 2015 and 2014 is primarily due to an immaterial return to provision adjustment recorded during the first quarter 2016.

Lending and Credit Management
Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 74.9% of total assets as of December 31, 2016 compared to 71.3% as of December 31, 2015.
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
A summary of loans, by major class within the Company’s loan portfolio as of the dates indicated is as follows:
(In thousands)	2016	2015	2014	2013	2012
Commercial, financial, and agricultural	$182,881	$149,091	$154,834	$141,845	$134,275
Real estate construction - residential	18,907	16,895	18,103	21,008	22,177
Real estate construction - commercial	55,653	33,943	48,822	55,076	43,486
Real estate mortgage - residential	259,900	256,086	247,117	225,630	221,310
Real estate mortgage - commercial	426,470	385,869	372,321	375,686	400,536
Installment loans to individuals	30,218	23,196	20,016	20,302	25,200
Total loans	$974,029	$865,080	$861,213	$839,547	$846,984
Percent of categories to total loans:
Commercial, financial, and agricultural	18.8%	17.2%	18.0%	16.9%	15.9%
Real estate construction - residential	1.9	2.0	2.1	2.5	2.6
Real estate construction - commercial	5.7	3.9	5.7	6.6	5.1
Real estate mortgage - residential	26.7	29.6	28.7	26.9	26.1
Real estate mortgage - commercial	43.8	44.6	43.2	44.7	47.3
Installment loans to individuals	3.1	2.7	2.3	2.4	3.0
Total	100.0%	100.0%	100.0%	100.0%	100.0%

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

The contractual maturities of loan categories at December 31, 2016, and the composition of those loans between fixed rate and floating rate loans are as follows:
	Principal Payments Due
(In thousands)	One Year Or Less	Over One Year Through Five Years	Over Five Years	Total
Commercial, financial, and agricultural	$77,693	$70,339	$34,849	$182,881
Real estate construction - residential	18,386	521	-	18,907
Real estate construction - commercial	29,141	22,256	4,256	55,653
Real estate mortgage - residential	54,475	89,196	116,229	259,900
Real estate mortgage - commercial	84,512	226,231	115,727	426,470
Installment loans to individuals	10,921	18,177	1,120	30,218
Total loans	$275,128	$426,720	$272,181	$974,029
Loans with fixed rates	197,978	347,181	77,572	622,731
Loans with floating rates	77,150	79,539	194,609	351,298
Total loans	$275,128	$426,720	$272,181	$974,029

The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2016, the Company sold approximately $37.9 million of loans to investors compared to $51.5 million and $36.6 million for the years ended December 31, 2015 and 2014, respectively. At December 31, 2016, the Company was servicing approximately $294.4 million of loans sold to the secondary market compared to $312.1 million at December 31, 2015, and $313.9 million at December 31, 2014.
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

Nonperforming Assets
The following table summarizes nonperforming assets at the dates indicated:
(In thousands)	2016	2015	2014	2013	2012
Nonaccrual loans:
Commercial, financial, and agricultural	$982	$308	$5,279	$1,684	$1,335
Real estate construction - residential	0	0	1,751	2,204	2,497
Real estate construction - commercial	50	102	2,096	6,251	7,762
Real estate mortgage - residential	1,888	2,322	4,419	4,165	5,330
Real estate mortgage - commercial	420	1,542	4,465	9,074	13,938
Installment loans to individuals	89	144	233	302	219
Total	$3,429	$4,418	$18,243	$23,680	$31,081
Loans contractually past - due 90 days or more and still accruing:
Commercial, financial, and agricultural	$0	$1	$0	$0	$0
Real estate construction - commercial	0	0	56	0	0
Real estate mortgage - residential	54	0	0	129	0
Real estate mortgage - commercial	0	0	0	100	0
Installment loans to individuals	11	5	2	14	6
Total	$65	$6	$58	$243	$6
Performing troubled debt restructurings	5,715	5,850	17,720	11,395	8,282
Total nonperforming loans	9,209	10,274	36,021	35,318	39,369
Other real estate owned and repossessed assets - net	14,162	15,992	11,885	14,867	23,592
Total nonperforming assets	$23,371	$26,266	$47,906	$50,185	$62,961
Loans	$974,029	$865,080	$861,213	$839,547	$846,984
Allowance for loan losses to loans	1.01%	0.99%	1.06%	1.63%	1.75%
Nonperforming loans to loans	0.95%	1.19%	4.18%	4.21%	4.65%
Allowance for loan losses to nonperforming loans	107.35%	83.75%	25.26%	38.84%	37.70%
Allowance for loan losses to nonperforming loans, excluding performing TDR’s	282.94%	194.48%	49.72%	57.35%	47.74%
Nonperforming assets to loans, other real estate owned and repossessed assets - net	2.37%	2.98%	5.49%	5.87%	7.23%
Total nonperforming assets were $23.4 million at December 31, 2016 compared to $26.3 million at December 31, 2015. Nonperforming loans, defined as loans on non-accrual status, loans 90 days or more past due and still accruing, and TDRs totaled $9.2 million, or 0.95%, of total loans at December 31, 2016 compared to $10.3 million, or 1.19%, of total loans at December 31, 2015. Non-accrual loans included $619,000 and $527,000 of loans classified as TDRs at December 31, 2016 and 2015, respectively.
As of December 31, 2016, approximately $4.0 million compared to $5.7 million at December 31, 2015, of loans classified as substandard, not included in the nonperforming asset table, were identified as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Management believes the general allowance was sufficient to cover the risks and probable losses related to such loans at December 31, 2016 and December 31, 2015, respectively.

Total non-accrual loans at December 31, 2016 decreased $989,000, or 22.0%, to $3.4 million compared to $4.4 million at December 31, 2015. The decrease in non-accrual loans primarily consisted of decreases in real estate mortgage residential and commercial loans, partially offset by an increase in commercial, financial, and agricultural loans. The decrease in non-accrual loans primarily resulted from the sale of collateral, transfers of impaired loans to other real estate owned and repossessed assets, and four loan relationships that returned to performing status.
Loans past due 90 days and still accruing interest at December 31, 2016, were $65,000 compared to $6,000 at December 31, 2015. Other real estate owned and repossessed assets at December 31, 2016 were $14.2 million compared to $16.0 million at December 31, 2015. During the year ended December 31, 2016, $2.2 million of nonaccrual loans, net of charge-offs taken, moved to other real estate owned and repossessed assets compared to $5.8 million for the year ended December 31, 2015.
The following table summarizes the Company’s TDRs at the dates indicated:
	December 31, 2016			December 31, 2015
(In thousands)	Number of contracts	Recorded Investment	Specific Reserves	Number of contracts	Recorded Investment	Specific Reserves
Performing TDRs
Commercial, financial and agricultural	8	$635	$11	8	$697	$67
Real estate mortgage - residential	8	3,582	99	7	3,615	630
Real estate mortgage - commercial	3	1,498	123	3	1,538	0
Total performing TDRs	19	$5,715	$233	18	$5,850	$697
Nonperforming TDRs
Real estate mortgage - residential	6	$430	$58	0	$0	$0
Real estate mortgage - commercial	2	189	119	4	527	213
Total nonperforming TDRs	8	$619	$177	4	$527	$213
Total TDRs	27	$6,334	$410	22	$6,377	$910

At December 31, 2016, loans classified as TDRs totaled $6.3 million, with $410,000 of specific reserves, of which $619,000 were classified as nonperforming TDRs and $5.7 million were classified as performing TDRs. This is compared to $6.4 million of loans classified as TDRs, with $1.0 million of specific reserves, of which $527,000 were classified as nonperforming TDRs and $5.9 million were classified as performing TDRs at December 31, 2015. Both performing and nonperforming TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. The net decrease in total TDRs from December 31, 2015 to December 31, 2016 was primarily due to approximately $580,000 of payments received, partially offset by $569,000 of new loans designated as TDRs during the year ended December 31, 2016.

Allowance for Loan Losses and Provision
Allowance for Loan Losses
The following table is a summary of the allocation of the allowance for loan losses:
(In thousands)	2016	2015	2014	2013	2012
Allocation of allowance for loan losses at end of year:
Commercial, financial, and agricultural	$2,753	$2,153	$1,779	$2,374	$1,937
Real estate construction - residential	108	59	171	931	732
Real estate construction - commercial	413	644	466	631	1,711
Real estate mortgage - residential	2,385	2,439	2,527	2,959	3,387
Real estate mortgage - commercial	3,793	2,935	3,846	6,523	6,834
Installment loans to individuals	274	273	270	294	239
Unallocated	160	101	40	7	2
Total	$9,886	$8,604	$9,099	$13,719	$14,842

The allowance for loan losses was $9.9 million, or 1.01%, of loans outstanding at December 31, 2016 compared to $8.6 million, or 0.99%, of loans outstanding at December 31, 2015. The ratio of the allowance for loan losses to nonperforming loans, excluding performing TDRs, was 282.94% at December 31, 2016, compared to 194.48% at December 31, 2015.
The following table is a summary of the general and specific allocations of the allowance for loan losses:
(In thousands)	2016	2015	2014	2013	2012
Allocation of allowance for loan losses:
Individually evaluated for impairment - specific reserves	$1,080	$1,540	$1,749	$4,796	$4,020
Collectively evaluated for impairment - general reserves	8,806	7,064	7,350	8,923	10,822
Total	$9,886	$8,604	$9,099	$13,719	$14,842

The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals and/or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2016, $1.1 million of the Company’s allowance for loan losses was allocated to impaired loans totaling approximately $9.1 million compared to $1.5 million of the Company’s allowance for loan losses allocated to impaired loans totaling approximately $10.3 million at December 31, 2015. Management determined that $2.1 million, or 23%, of total impaired loans required no reserve allocation at December 31, 2016 compared to $4.5 million, or 44%, at December 31, 2015 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.
The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by asset type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type. Beginning in the first quarter of 2016, the Company began to lengthen its look-back period with the intent to increase such period from three to five years over the next two years. The Company believes that the five-year look-back period, which is consistent with the Company’s practices prior to the start of the economic recession in 2008, provides a representative historical loss period in the current economic environment. These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The historical loan loss rates are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss.

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
Provision
A $1.4 million provision was required for the year ended December 31, 2016 compared to a $250,000 provision for the year ended December 31, 2015, and no provision for the year ended December 31, 2014. The increase was primarily due to using a sixteen quarter look-back period compared to twelve quarters in the prior year, as discussed above, in addition to an increase in loans.
The following table summarizes loan loss experience for the years ended as indicated:
(In thousands)	2016	2015	2014	2013	2012
Analysis of allowance for loan losses:
Balance beginning of year	$8,604	$9,099	$13,719	$14,842	$13,809
Charge-offs:
Commercial, financial, and agricultural	389	1,131	1,285	895	1,760
Real estate construction - residential	-	-	349	119	-
Real estate construction - commercial	1	15	491	633	-
Real estate mortgage - residential	495	379	408	812	977
Real estate mortgage - commercial	147	363	2,890	1,301	5,466
Installment loans to individuals	258	302	405	420	586
Total charge-offs	1,290	2,190	5,828	4,180	8,789
Recoveries:
Commercial, financial, and agricultural	299	672	319	340	161
Real estate construction - residential	-	322	181	-	67
Real estate construction - commercial	502	-	-	5	23
Real estate mortgage - residential	60	138	202	111	158
Real estate mortgage - commercial	140	165	320	368	248
Installment loans to individuals	146	148	186	203	265
Total recoveries	1,147	1,445	1,208	1,027	922
Net charge-offs	143	745	4,620	3,153	7,867
Provision for loan losses	1,425	250	-	2,030	8,900
Balance end of year	$9,886	$8,604	$9,099	$13,719	$14,842

Net Loan Charge-offs
The Company’s net charge-offs were $143,000, or 0.02% of average loans, for the year ended December 31, 2016 compared to net charge-offs of  $745,000, or 0.09% of average loans, for the year ended December 31, 2015, and $4.6 million, or 0.54% of average loans for the year ended December 31, 2014. Although loan charge-offs decreased during the year ended 2016 over the year 2015, loan recoveries also decreased from the prior year. One commercial loan and one real estate residential construction loan recovery were received during the first and second quarters 2015 compared to a significant commercial real estate construction loan recovery received from the sale of collateral during the second quarter 2016.
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
At December 31, 2016, the investment portfolio classified as available-for-sale represented 16.7% of total consolidated assets. Future levels of held-to-maturity and available-for-sale investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.
The following table presents the composition of the investment portfolio by major category:
(In thousands)	2016	2015
U.S. government and federal agency obligations	$13,364	$-
Government sponsored enterprises	32,459	73,497
Obligations of states and political subdivisions	42,032	32,706
Mortgaged-backed securities	126,657	128,851
Total available for sale debt securities	$214,512	$235,054

As of December 31, 2016, the maturity of debt securities in the investment portfolio was as follows:
(In thousands)	One Year Or Less	Over One Through Five Years	Over Five Through Ten Years	Over Ten Years	Total	Weighted Average Yield
U.S. government and federal agency obligations	$-	$-	$8,438	$4,926	$13,364	1.64%
Government sponsored enterprises	2,002	29,483	974	-	32,459	1.23
States and political subdivisions (2)	2,725	18,491	19,213	1,603	42,032	2.38
Mortgage-backed securities (1)	1,982	99,710	23,514	1,451	126,657	1.92
Total available-for-sale debt securities	$6,709	$147,684	$52,139	$7,980	$214,512	1.90%
Weighted average yield	1.55%	1.78%	2.35%	1.24%	1.90%
1)
Mortgage-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2016 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

2)
Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory federal income tax rate of 34%.

At December 31, 2016, $28.6 million of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
The following non-marketable securities are restricted securities which, lacking a market, are carried at cost. These securities are reported in other assets. At December 31, 2016, $5.1 million of the total included Federal Home Loan Bank (Des Moines) stock held by the Bank in accordance with debt and regulatory requirements. Other non-marketable securities include a $1.5 million equity investment in the Company’s unconsolidated Exchange Statutory Trusts and $3.0 million in a subordinated debt equity security. See Note 8 to the Company’s consolidated financials for further explanation of the Exchange Statutory Trusts.
(In thousands)	2016	2015
Federal Home Loan Bank of Des Moines stock	$5,149	$3,390
Subordinated debt equity security	3,000	3,000
Midwest Independent Bank stock	151	151
Federal Agricultural Mortgage Corporation stock	10	10
Investment in unconsolidated trusts	1,486	1,486
Total non-marketable investment securities	$9,796	$8,037

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
(In thousands)	2016	2015
Federal funds sold and other overnight interest-bearing deposits	$1,406	$7,893
Available for sale investment securities	214,512	235,054
Total	$215,918	$242,947

Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available for sale investment portfolio was $214.5 million at December 31, 2016 and included an unrealized net loss of  $3.1 million. The portfolio includes projected maturities and mortgage-backed securities pay-downs of approximately $6.7 million over the next twelve months, which offer resources to meet either new loan demand or reductions in the Company’s deposit base.

The Company pledges portions of its investment securities portfolio to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. The Company’s unpledged securities in the available for sale portfolio totaled approximately $46.9 million and $52.4 million at December 31, 2016 and 2015, respectively.
Total investment securities pledged for these purposes were as follows:
(In thousands)	2016	2015
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$9,211	$3,481
Federal funds purchased and securities sold under agreements to repurchase	43,054	66,911
Other deposits	115,330	112,282
Total pledged, at fair value	$167,595	$182,674

Liquidity is available from the Company’s base of core customer deposits, defined as demand, interest checking, savings, and money market deposit accounts. At December 31, 2016, such deposits totaled $704.7 million and represented 69.7% of the Company’s total deposits. These core deposits are normally less volatile and are often tied to other products of the Company through long lasting relationships. Time deposits and certificates of deposit of  $100,000 and over totaled $305.9 million at December 31, 2016. These accounts are normally considered more volatile and higher costing representing 30.3% of total deposits at December 31, 2016.
Core deposits at December 31, 2016 and 2015 were as follows:
(In thousands)	2016	2015
Core deposit base:
Non-interest bearing demand	$235,975	$208,035
Interest checking	177,414	176,124
Savings and money market	291,317	264,956
Total	$704,706	$649,115

Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company’s outside borrowings are comprised of securities sold under agreements to repurchase, Federal Home Loan Bank advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2016, under agreements with these unaffiliated banks, the Bank may borrow up to $39.0 million in federal funds on an unsecured basis and $18.0 million on a secured basis. There were $992,000 federal funds purchased outstanding at December 31, 2016. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of the Company’s investment portfolio. At December 31, 2016, there was $30.0 million in repurchase agreements. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2016.
The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2016, the Bank had $92.9 million in outstanding borrowings with the FHLB. In addition, the Company has $49.5 million at December 31, 2016 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.

Borrowings outstanding at December 31, 2016 and 2015 were as follows:
(In thousands)	2016	2015
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	$31,015	$56,834
Federal Home Loan Bank advances	92,900	50,000
Subordinated notes	49,486	49,486
Other borrowings	492	0
Total	$173,893	$156,320

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
		2016				2015
(In thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total
Advance equivalent	$314,602	$9,015	$48,028	$371,645	$257,513	$3,412	$45,175	$306,100
Advances outstanding	(92,900)	0	0	(92,900)	(50,000)	0	0	(50,000)
Total available	$221,702	$9,015	$48,028	$278,745	$207,513	$3,412	$45,175	$256,100

At December 31, 2016, loans with a market value of  $403.6 million were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit. At December 31, 2016, investments with a market value of  $20.5 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.
Sources and Uses of Funds
Cash and cash equivalents were $27.0 million at December 31, 2016 compared to $28.4 million at December 31, 2015. The $1.4 million decrease resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2016. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of  $13.5 million for the year ended December 31, 2016.
Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, used total cash of  $94.2 million. The cash outflow primarily consisted of  $113.4 million purchases of investment securities and a $112.3 million increase in the loan portfolio, partially offset by $69.7 million in proceeds from investment maturities, calls, and pay-downs, $60.7 million in proceeds from sales of investment securities, and $4.1 million in proceeds received from sales of other real estate owned and repossessed assets.
Financing activities provided cash of  $79.3 million, resulting primarily from a $42.9 million net advance from Federal Home Loan Bank, $35.5 million increase in interest-bearing transaction accounts and in time deposits, and $27.9 million increase in demand deposits, partially offset by a $25.3 million decrease in federal funds purchased and securities sold. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2016.
In the normal course of business, the Company enters into certain forms of off-balance-sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company’s various risk management processes. Management considers both on-balance sheet and off-balance-sheet transactions in its evaluation of the Company’s liquidity. The Company had $258.7 million in unused loan commitments and standby letters of credit as of December 31, 2016. Although the Company’s current liquidity resources are adequate to fund this commitment level, the nature of these commitments is such that the likelihood of such a funding demand is very low.
The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company’s ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its shareholders. The Company paid cash dividends to its common shareholders totaling approximately $1.1 million for both the years ended December 31, 2016 and 2015. A large portion of the Company’s liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $0 and $1.0 million in dividends to the Company during the years ended December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015, the Company had cash and cash equivalents totaling $3.9 million and $5.0 million, respectively.
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
Under the Basel III requirements, at December 31, 2016, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of December 31, for the years indicated:
	2016	2015	2014	2013	2012	Minimum Ratios required for Capital Adequacy Guidelines *	Minimum Ratios for Well-Capitalized Under Prompt Corrective Action Banks
Risk-based capital ratios:
Total capital ratio	13.72%	14.78%	15.78%	15.33%	16.83%	8.0%	10.0%
Tier I capital ratio	11.29	12.03	12.38	11.40	13.58	6.0	8.0
Common Equity Tier I capital ratio	8.51	9.04	NA	NA	NA	4.5	6.5
Tier I leverage ratio	9.87	9.84	9.42	8.79	10.37	4.0	5.0
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
Stock Dividend For the eighth consecutive year, on July 1, 2016, the Company distributed a four percent stock dividend to common shareholders of record at the close of business on June 15, 2016. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect the stock dividend.
Repurchase Program On August 6, 2015, the Board of Directors authorized a share repurchase plan to purchase through open market transactions $2.0 million market value of the Company’s common stock. As of December 31, 2016, the Company repurchased a total of 43,893 shares of common stock pursuant to the plan at an average price of  $14.95 per share, including 41,738 shares of common stock repurchased pursuant to the plan during the year ended December 31, 2016 at an average price of  $14.92 per share.
Commitments, Contractual Obligations, and Off-Balance-Sheet Arrangements
The required payments of time deposits and other borrowed money, not including interest, at December 31, 2016 are as follows:
		Payments due by Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$305,960	$217,970	$75,137	$12,853	$-
Other borrowed money	93,392	41,392	37,000	15,000	-
In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company’s consolidated financial statements. Such activities include traditional off-balance-sheet credit related financial instruments.
The Company provides customers with off-balance-sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2016 are as follows:
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
Market risk arises from exposure to changes in interest rates and other relevant market rate or price risk. The Company faces market risk in the form of interest rate risk through transactions other than trading activities. The Company uses financial modeling techniques to measure interest rate risk. These techniques measure the sensitivity of future earnings due to changing interest rate environments. Guidelines established by the Company’s Asset/Liability Committee and approved by the board of directors are used to monitor exposure of earnings at risk. General interest rate movements are used to develop sensitivity as the Company feels it has no primary exposure to specific points on the yield curve. At December 31, 2016, the Company’s rate shock scenario models indicated that annual net interest income could change by as much as -15.03% or -18.63% should interest rates rise or fall, respectively, 400 basis points from their current level over a one year period. These levels of interest rate risk are within limits set by the board in the Company’s Funds Management, Investment Asset Liability Policy and Management believes this is an acceptable level of interest rate risk. However, there are no assurances that the change will not be more or less than this estimate.
The following table represents estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2016. Significant assumptions used for this table included: loans will repay at historic repayment rates; certain interest-bearing demand accounts are interest sensitive due to immediate repricing, and fixed maturity deposits will not be withdrawn prior to maturity. A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.
(In thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Over 5 Years or No stated Maturity	Total
ASSETS
Investment securities	$39,891	$43,045	$39,858	$32,964	$16,448	$42,306	$214,512
Federal funds sold and other over-night interest-bearing deposits	1,406	-	-	-	-	-	1,406
Other investments and securities, at cost	6,796	-	-	3,000	-	-	9,796
Loans	339,871	149,077	158,190	115,818	108,153	102,920	974,029
Total	$387,964	$192,122	$198,048	$151,782	$124,601	$145,226	$1,199,743
LIABILITIES
Savings, interest checking, and money market deposits	$277,413	$-	$191,318	$-	$-	$-	$468,731
Time deposits	217,969	50,330	24,808	6,363	6,490		305,960
Federal funds purchased and securities sold under agreements to repurchase	31,015	-	-	-	-	-	31,015
Subordinated notes	49,486	-	-	-	-	-	49,486
FHLB advances and other borrowings	41,392	27,000	10,000	11,000	4,000	-	93,392
Total	$617,275	$77,330	$226,126	$17,363	$10,490	$-	$948,584
Interest-sensitivity GAP
Periodic GAP	$(229,311)	$114,792	$(28,078)	$134,419	$114,111	$145,226	$251,159
Cumulative GAP	$(229,311)	$(114,519)	$(142,597)	$(8,178)	$105,933	$251,159	$251,159
Ratio of interest-earning assets to interest-bearing liabilities
Periodic GAP	0.63	2.48	0.88	8.74	11.88	NM	1.26
Cumulative GAP	0.63	0.84	0.85	0.99	1.11	1.26	1.26

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
Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company’s operations for the year ended December 31, 2016.
Impact of New Accounting Standards
Revenue from Contracts with Customers The FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), in May 2014. The ASU supersedes revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance in the FASB Accounting Standards Codification. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance identifies specific steps that entities should apply in order to achieve this principle. The amendments are effective for interim and annual periods beginning January 1, 2018 and must be applied retrospectively.
In March 2016, the FASB began to issue targeted guidance to clarify specific implementation issues of ASU 2014-09. The FASB issued ASU 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which provides guidance on determining an entity’s role in providing goods and services as a principal versus an agent, and whether it controls each specified good or service before it is transferred to the customer. In April 2016, ASU 2016-10, Identifying Performance Obligations and Licensing, was issued which clarifies the guidance related to whether goods or services are distinct within the contract and therefore are a performance obligation, and clarifies the timing and pattern of revenue recognition for licenses of intellectual property. The effective date and transition requirements of these ASUs are the same as those of ASU 2014-09.
In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients. The amendments in this update address narrow-scope improvements to the accounting guidance on collectability, noncash consideration, and completed contracts at transition. Additionally, the amendments in this Update provide a practical expedient for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. The amendments also included a rescission issued in May 2016, ASU 2016-11, Revenue Recognition and Derivatives and Hedging: Rescission of SEC Guidance Because of ASU 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 Emerging Task Force meeting, and relates to revenue and expense recognition for freight services in process, accounting for shipping and handling fees and costs, and accounting for consideration given by a vendor to a customer.
The FASB continues to issue additional ASU’s clarifying the revenue recognition guidance for certain implementation issues. Under the ASU 2014-09 and related amendments, the guidance is effective for periods beginning January 1, 2018 and must be applied retroactively, whether through a full restatement of prior periods or a cumulative adjustment upon adoption of the ASU. The Company expects that the ASU will require a change in how the Company recognizes trust department revenue, bank card revenue, and real-estate sales; however these changes are not expected to have a significant impact on the Company’s consolidated financial statements. The Company continues to assess the impact of the ASU’s adoption on these non-interest income components and expects to adopt in the first quarter of 2018.
Debt Instruments The FASB issued ASU 2016-06, Contingent Put and Call Options in Debt Instruments, in March 2016. The ASU clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. Under the new guidance, the embedded options should be assessed solely in accordance with a four-step decision sequence, with no additional assessment of whether the triggering event is indexed to interest rates or credit risk. The amendments are effective January 1, 2017 and are not expected to have a significant effect on the Company’s consolidated financial statements.

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
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The revised accounting guidance will remove all recognition thresholds and will require a company to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the company expects to collect over the instrument’s contractual life. It also amends the credit loss measurement guidance for available-for-sale debt securities and beneficial interests in securitized financial assets. This new accounting guidance will be effective for interim and annual reporting periods beginning after December 15, 2019. While the Company generally expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, the Company cannot determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the Company’s consolidated financial statements. The Company is continuing to evaluate the impact of the ASU’s adoption on the Company’s consolidated financial statements.
Leases In February 2016, the FASB issued ASU 2016-02, Leases, in order to increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The ASU primarily affects lessee accounting, which requires the lessee to recognize a right-of-use asset and a liability to make lease payments for those leases classified as operating leases under previous GAAP. For leases with a term of 12 months or less, an election by class of underlying asset not to recognize lease assets and lease liabilities is permitted. The ASU also provides additional guidance as to the definition of a lease, identification of lease components, and sale and leaseback transactions. The amendments in the ASU are effective for interim and annual periods beginning January 1, 2019. The Company will adopt this ASU in the first quarter of 2019 and is in the process of evaluating the impact of the ASU’s adoption on the Company’s consolidated financial statements.
Liabilities The FASB issued ASU 2016-04, Recognition of Breakage for Certain Prepaid Store-Value Products, in March 2016, in order to address current and potential future diversity in practice related to the derecognition of a prepaid store-value product liability. Such products include prepaid gift cards issued on a specific payment network and redeemable at network-accepting merchant locations, prepaid telecommunication cards, and traveler’s checks. The amendments require that the portion of the dollar value of prepaid stored-value products that is ultimately unredeemed (that is, the breakage) be accounted for consistent with the breakage guidance for stored-value product transactions provided in ASC Topic 606 – Revenue from Contracts with Customers. These amendments are effective for interim and annual periods beginning January 1, 2018. The Company is in the process of evaluating the impact of the ASU’s adoption on the Company’s consolidated financial statements.
Stock Compensation The FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, in March 2016, in order to reduce complexity in this area and improve the usefulness of information provided to users. Amendments which will affect public companies include the recognition of excess tax benefits and deficiencies in income tax expense or benefit in the income statement, guidance as to the classification of excess tax benefits on the statement of cash flows, an election to account for award forfeitures as they occur, and the ability to withhold taxes up to the maximum statutory rate in the applicable jurisdictions without triggering liability classification of the award. The amendments are effective January 1, 2017. The Company is in the process of evaluating the impact of the ASU’s adoption on the Company’s consolidated financial statements.

Statement of Cash Flows The FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, in August 2016, in order to address concerns regarding diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. In particular, this ASU addresses eight specific cash flow issues in an effort to reduce this diversity in practice: (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon bonds; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. The amendments are effective for annual periods beginning after December 15, 2017, and for interim periods within those annual periods. The Company is in the process of evaluating the impact of the ASU’s adoption on the Company’s consolidated financial statements.
The FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, in November 2016. The ASU addresses the current diversity in the classification and presentation of changes in restricted cash on the statement of cash flows. The ASU requires that amounts described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning and end of period amounts shown on the statement of cash flows. Disclosures are to be provided on the nature of restrictions on cash and cash equivalents. When presented in more than one line item within the statement of financial position, the entity shall disclose the amounts, disaggregated by line item, of cash, cash equivalents, restricted cash, and restricted cash equivalents reported within the statement of financial position. The amendments are effective January 1, 2018 and are not expected to have a significant effect on the Company’s consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS
The following consolidated financial statements of the Company and report of the Company’s independent auditors appear on the pages indicated.

KPMG LLP
Suite 900
10 South Broadway
St. Louis, MO 63102-1761
Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Hawthorn Bancshares, Inc.:
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawthorn Bancshares, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hawthorn Bancshares, Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 30, 2017 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
St. Louis, Missouri
March 30, 2017
KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
	December 31,
(In thousands, except per share data)	2016	2015
ASSETS
Cash and due from banks	$25,589	$20,484
Federal funds sold and other overnight interest-bearing deposits	1,406	7,893
Cash and cash equivalents	26,995	28,377
Investment in available-for-sale securities, at fair value	214,512	235,054
Other investments and securities, at cost	9,796	8,037
Total investment securities	224,308	243,091
Loans	974,029	865,080
Allowances for loan losses	(9,886)	(8,604)
Net loans	964,143	856,476
Premises and equipment - net	35,522	36,389
Mortgage servicing rights	2,584	2,847
Other real estate owned and repossessed assets - net	14,162	15,992
Accrued interest receivable	5,183	4,853
Cash surrender value - life insurance	2,409	2,348
Other assets	11,742	10,548
Total assets	$1,287,048	$1,200,921
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing demand	$235,975	$208,035
Savings, interest checking and money market	468,731	441,080
Time deposits $100,000 and over	152,256	132,244
Other time deposits	153,704	165,838
Total deposits	1,010,666	947,197
Federal funds purchased and securities sold under agreements to repurchase	31,015	56,834
Federal Home Loan Bank advances and other borrowings	93,392	50,000
Subordinated notes	49,486	49,486
Accrued interest payable	498	382
Other liabilities	10,974	9,736
Total liabilities	1,196,031	1,113,635
Stockholders’ equity:
Common stock, $1 par value, authorized 15,000,000 shares; issued 5,822,357 and 5,605,203 shares, respectively	5,822	5,605
Surplus	41,498	38,549
Retained earnings	51,671	48,700
Accumulated other comprehensive loss, net of tax	(3,801)	(2,018)
Treasury stock; 205,750 and 164,013 shares, at cost, respectively	(4,173)	(3,550)
Total stockholders’ equity	91,017	87,286
Total liabilities and stockholders’ equity	$1,287,048	$1,200,921

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
	Years Ended December 31,
(In thousands, except per share amounts)	2016	2015	2014
INTEREST INCOME
Interest and fees on loans	$41,854	$41,267	$40,274
Interest on investment securities:
Taxable	3,238	3,554	3,394
Nontaxable	521	681	722
Federal funds sold and other overnight interest-bearing deposits	80	38	28
Dividends on other securities	317	216	80
Total interest income	46,010	45,756	44,498
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	1,158	970	968
Time deposit accounts $100,000 and over	981	867	940
Other time deposits	928	1,090	1,384
Interest on federal funds purchased and securities sold under agreements to repurchase	64	56	21
Interest on subordinated notes	1,494	1,293	1,264
Interest on Federal Home Loan Bank advances	1,038	723	467
Total interest expense	5,663	4,999	5,044
Net interest income	40,347	40,757	39,454
Provision for loan losses	1,425	250	0
Net interest income after provision for loan losses	38,922	40,507	39,454
NON-INTEREST INCOME
Service charges and other fees	3,400	3,477	3,743
Bank card income and fees	2,547	2,455	2,368
Trust department income	952	929	844
Real estate servicing fees, net	325	573	319
Gain on sale of mortgage loans, net	851	1,386	1,093
Gain on sale of investment securities	602	8	20
Other	240	338	362
Total non-interest income	8,917	9,166	8,749
NON-INTEREST EXPENSE
Salaries and employee benefits	20,850	20,792	20,377
Occupancy expense, net	2,751	2,792	2,660
Furniture and equipment expense	1,783	1,844	1,823
Processing, network, and bank card expense	3,309	3,363	3,203
Legal, examination, and professional fees	1,301	1,321	1,159
FDIC insurance assessment	567	867	933
Advertising and promotion	1,083	1,111	1,274
Postage, printing, and supplies	1,054	1,120	1,117
Real estate foreclosure (gains) expense, net	370	(223)	845
Loan expenses	609	423	303
Other	3,130	3,084	2,813
Total non-interest expense	36,807	36,494	36,507
Income before income taxes	11,032	13,179	11,696
Income tax expense	3,750	4,580	4,042
Net income	$7,282	$8,599	$7,654
Basic earnings per share	$1.29	$1.52	$1.35
Diluted earnings per share	$1.29	$1.52	$1.35

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
	Years Ended December 31,
(In thousands)	2016	2015	2014
Net income	$7,282	$8,599	$7,654
Other comprehensive loss, net of tax
Securities available for sale:
Unrealized (loss) gain on investment securities available-for-sale, net of tax	(972)	(800)	1,717
Adjustment for gain on sales of investment securities, net of tax	(373)	(5)	(12)
Defined benefit pension plans:
Net (loss) gain arising during the year, net of tax	(487)	3	(2,212)
Amortization of prior service cost included in net periodic pension cost, net of tax	49	12	48
Total other comprehensive loss	(1,783)	(790)	(459)
Total comprehensive income	$5,499	$7,809	$7,195

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(In thousands)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 2013	$5,195	$33,385	$40,086	$(769)	$(3,517)	$74,380
Net income	0	0	7,654	0	0	7,654
Other comprehensive loss	0	0	0	(459)	0	(459)
Stock based compensation expense	0	20	0	0	0	20
Stock dividend	201	2,496	(2,697)	0	0	0
Cash dividends declared, common stock	0	0	(1,027)	0	0	(1,027)
Balance, December 31, 2014	$5,396	$35,901	$44,016	$(1,228)	$(3,517)	$80,568
Net income	0	0	8,599	0	0	8,599
Other comprehensive loss	0	0	0	(790)	0	(790)
Stock based compensation expense	0	10	0	0	0	10
Stock dividend	209	2,638	(2,847)	0	0	0
Purchase of treasury stock	0	0	0	0	(33)	(33)
Cash dividends declared, common stock	0	0	(1,068)	0	0	(1,068)
Balance, December 31, 2015	$5,605	$38,549	$48,700	$(2,018)	$(3,550)	$87,286
Net income	0	0	7,282	0	0	7,282
Other comprehensive loss	0	0	0	(1,783)	0	(1,783)
Stock based compensation expense	0	17	0	0	0	17
Stock dividend	217	2,932	(3,149)	0	0	0
Purchase of treasury stock	0	0	0	0	(623)	(623)
Cash dividends declared, common stock	0	0	(1,162)	0	0	(1,162)
Balance, December 31, 2016	$5,822	$41,498	$51,671	$(3,801)	$(4,173)	$91,017
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Years Ended December 31,
(In thousands)	2016	2015	2014
Cash flows from operating activities:
Net income	$7,282	$8,599	$7,654
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,425	250	0
Depreciation expense	1,782	1,810	1,758
Net amortization of investment securities, premiums, and discounts	1,903	1,317	1,058
Stock based compensation expense	17	10	20
Change in fair value of mortgage servicing rights	529	301	576
Gain on sale of investment securities	(602)	(8)	(20)
Gain on sales and dispositions of premises and equipment	(1)	(8)	(60)
Gain on sales and dispositions of other real estate owned and repossessed assets	(207)	(156)	(188)
Provision for other real estate owned	213	17	585
(Increase) decrease in accrued interest receivable	(330)	(37)	183
Increase in cash surrender value - life insurance	(61)	(64)	(71)
Decrease (increase) in other assets	10	1,212	(479)
Decrease (increase) in income tax receivable	307	621	(826)
Increase (decrease) in accrued interest payable	116	9	(53)
Increase in other liabilities	387	911	966
Origination of mortgage loans for sale	(36,017)	(51,307)	(35,434)
Proceeds from the sale of mortgage loans	37,896	51,503	36,623
Gain on sale of mortgage loans, net	(851)	(1,386)	(1,093)
Other, net	(267)	(252)	2,355
Net cash provided by operating activities	13,531	13,342	13,554
Cash flows from investing activities:
Net increase in loans	(112,353)	(9,226)	(28,357)
Purchase of available-for-sale debt securities	(113,357)	(102,367)	(48,942)
Proceeds from maturities of available-for-sale debt securities	51,855	36,143	23,702
Proceeds from calls of available-for-sale debt securities	17,855	26,840	28,605
Proceeds from sales of available-for-sale debt securities	60,720	720	5,334
Proceeds from sales of FHLB stock	0	1,600	439
Purchases of FHLB stock	(1,759)	(4,915)	(1,160)
Purchases of premises and equipment	(1,262)	(872)	(1,342)
Proceeds from sales of premises and equipment	9	11	65
Proceeds from sales of other real estate owned and repossessed assets	4,057	1,836	4,560
Net cash used by investing activities	(94,235)	(50,230)	(17,096)
Cash flows from financing activities:
Net increase in demand deposits	27,940	335	20,318
Net increase (decrease) in interest-bearing transaction accounts	27,651	(1,051)	22,974
Net increase (decrease) in time deposits	7,878	(21,601)	(30,249)
Net (decrease) increase in federal funds purchased and securities sold under agreements to repurchase	(25,327)	38,864	(13,114)
Repayment of FHLB advances	(24,000)	(85,000)	(10,000)
FHLB advances	66,900	92,000	29,000
Purchase of treasury stock	(623)	(33)	0
Cash dividends paid - common stock	(1,097)	(1,058)	(1,017)
Net cash provided by financing activities	79,322	22,456	17,912
Net (decrease) increase in cash and cash equivalents	(1,382)	(14,432)	14,370
Cash and cash equivalents, beginning of year	28,377	42,809	28,439
Cash and cash equivalents, end of year	$26,995	$28,377	$42,809
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$5,547	$4,992	$5,097
Income taxes	$3,760	$3,509	$2,265
Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	$2,233	$5,804	$1,975
See accompanying notes to the consolidated financial statements.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014
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
Loans Held for Sale
The Bank originates certain loans, which are sold in the secondary market. These loans are classified as held for sale upon origination based on management’s intent to sell and are accounted for at the lower of adjusted cost or fair value. Adjusted cost reflects the funded loan amount and any loan origination costs and fees. In order to manage the risk associated with such activities, the Company upon locking in an interest rate with the borrower enters into an agreement to sell such loans in the secondary market. Loans held for sale are typically sold with servicing rights retained and without recourse except for normal and customary representation and warranty provisions. Mortgage loans held for sale were $162,000 at December 31, 2016 compared to $1.2 million loans held for sale at December 31, 2015.
Impaired Loans
A loan is considered impaired when it is probable the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. Included in

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

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
Allowance for Loan Losses
Management has identified the accounting policy related to the allowance for loan losses as critical to the understanding of the Company’s results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. The fair value of impaired loans deemed collateral dependent, for purposes of the measurement of the impairment loss, can be subject to changing market conditions, supply and demand, condition of the collateral and other factors over time. Such volatility can have an impact on the financial performance of the Company.
Loans, or portions of loans, are charged off to the extent deemed uncollectible or a loss is confirmed. When loans become 90 days past due, they are generally placed on nonaccrual status or charged off unless extenuating circumstances justify leaving the loan on accrual basis. When loans reach 120 days past due and there is little likelihood of repayment, the uncollectible portion of the loans are charged off. Loan charge-offs reduce the allowance for loan losses, and recoveries of loans previously charged off are added back to the allowance. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired.
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
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by asset type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type. Beginning in the first quarter of 2016, the Company began to lengthen its look-back period with the intent to increase such period from three to five years over the next two years. The Company believes that the five-year look-back period, which is consistent with the Company’s practices prior to the start of the economic recession in 2008, provides a representative historical loss period in the current economic environment. These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The historical loan loss rates are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss.
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
December 31, 2016, 2015, and 2014

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
December 31, 2016, 2015, and 2014

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
Income Taxes
Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Judgment is required in addressing the Company’s future tax consequences of events that have been recognized in the consolidated financial statements or tax returns such as realization of the effects of temporary differences, net operating loss carry forwards and changes in tax laws or interpretations thereof. A valuation allowance is established when in the judgment of management, it is more likely than not that such deferred tax assets will not become realizable. In this case, the Company would adjust the recorded value of our deferred tax asset, which would result in a direct charge to income tax expense in the period that the determination was made. Likewise, the Company would reverse the valuation allowance when it is expected to realize the deferred tax asset. The Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2016, 2015, and 2014.
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
December 31, 2016, 2015, and 2014

Reclassifications
Certain prior year information has been reclassified to conform to the current year presentation.
The following represents significant new accounting principles adopted in 2016:
ConsolidationThe FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis, in February 2015. The amendment substantially changes the way reporting entities are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the new amendment. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities, eliminate the presumption that a general partner should consolidate a limited partnership, and affect the consolidation analysis of reporting entities that are involved with VIEs. The amendments were effective for interim and annual periods beginning January 1, 2016. The adoption did not have a significant effect on the Company’s consolidated financial statements.
Intangible Assets The FASB issued ASU 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, in April 2015. The amendments provide guidance to customers about whether a cloud computing arrangement includes a software license. Arrangements containing a license should be recorded as consistent with the acquisition of software licenses, whereas arrangements that do not include a software license should be recorded as consistent with the accounting for service contracts. These amendments were effective for interim and annual periods beginning January 1, 2016. The adoption did not have a significant effect on the Company’s consolidated financial statements.
(2)   Loans and Allowance for Loan Losses
Loans
A summary of loans, by major class within the Company’s loan portfolio, at December 31, 2016 and 2015 is as follows:
(in thousands)	2016	2015
Commercial, financial, and agricultural	$182,881	$149,091
Real estate construction - residential	18,907	16,895
Real estate construction - commercial	55,653	33,943
Real estate mortgage - residential	259,900	256,086
Real estate mortgage - commercial	426,470	385,869
Installment and other consumer	30,218	23,196
Total loans	$974,029	$865,080

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, Branson and the greater Kansas City metropolitan area. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. At December 31, 2016, loans with a carrying value of  $491.1 million, or $403.6 million fair value, were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company, are summarized as follows:
(in thousands)
Balance at December 31, 2015	$3,376
New loans	64
Amounts collected	(167)
Balance at December 31, 2016	$3,273

Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features.
Allowance for loan losses
The following is a summary of the allowance for loan losses for the years ended December 31, 2016, 2015, and 2014:
(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Un- allocated	Total
Balance at December 31, 2013	$2,374	$931	$631	$2,959	$6,523	$294	$7	$13,719
Additions:
Provision for loan losses	371	(592)	326	(226)	(107)	195	33	0
Deductions:
Loans charged off	1,285	349	491	408	2,890	405	0	5,828
Less recoveries on loans	(319)	(181)	0	(202)	(320)	(186)	0	(1,208)
Net loans charged off	966	168	491	206	2,570	219	0	4,620
Balance at December 31, 2014	$1,779	$171	$466	$2,527	$3,846	$270	$40	$9,099
Additions:
Provision for loan losses	833	(434)	193	153	(713)	157	61	250
Deductions:
Loans charged off	1,131	0	15	379	363	302	0	2,190
Less recoveries on loans	(672)	(322)	0	(138)	(165)	(148)	0	(1,445)
Net loans charged off	459	(322)	15	241	198	154	0	745
Balance at December 31, 2015	$2,153	$59	$644	$2,439	$2,935	$273	$101	$8,604
Additions:
Provision for loan losses	690	49	(732)	381	865	113	59	1,425
Deductions:
Loans charged off	389	0	1	495	147	258	0	1,290
Less recoveries on loans	(299)	0	(502)	(60)	(140)	(146)	0	(1,147)
Net loans charged off	90	0	(501)	435	7	112	0	143
Balance at December 31, 2016	$2,753	$108	$413	$2,385	$3,793	$274	$160	$9,886

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
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The following table provides the balance in the allowance for loan losses at December 31, 2016 and 2015, and the related loan balance by impairment methodology.
(in thousands)	Commercial, Financial, and Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Un- allocated	Total
December 31, 2016
Allowance for loan losses:
Individually evaluated for impairment	$469	$0	$7	$319	$277	$8	$0	$1,080
Collectively evaluated for impairment	2,284	108	406	2,066	3,516	266	160	8,806
Total	$2,753	$108	$413	$2,385	$3,793	$274	$160	$9,886
Loans outstanding:
Individually evaluated for impairment	$1,617	$0	$49	$5,471	$1,918	$89	$0	$9,144
Collectively evaluated for impairment	181,264	18,907	55,604	254,429	424,552	30,129	0	964,885
Total	$182,881	$18,907	$55,653	$259,900	$426,470	$30,218	$0	$974,029

December 31, 2015
Allowance for loan losses:
Individually evaluated for impairment	$285	$0	$15	$955	$266	$19	$0	$1,540
Collectively evaluated for impairment	1,868	59	629	1,484	2,669	254	101	7,064
Total	$2,153	$59	$644	$2,439	$2,935	$273	$101	$8,604
Loans outstanding:
Individually evaluated for impairment	$1,005	$0	$102	$5,936	$3,081	$144	$0	$10,268
Collectively evaluated for impairment	148,086	16,895	33,841	250,150	382,788	23,052	0	854,812
Total	$149,091	$16,895	$33,943	$256,086	$385,869	$23,196	$0	$865,080

Impaired loans
Loans evaluated under ASC 310-10-35 include loans which are individually evaluated for impairment. All other loans are collectively evaluated for impairment under ASC 450-20. Impaired loans individually evaluated for impairment totaled $9.1 million and $10.3 million at December 31, 2016 and 2015, respectively, and are comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings (TDRs).
The net carrying value of impaired loans is based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. At December 31, 2016 and 2015, $4.5 million and $6.4 million, respectively, of impaired loans were evaluated based on the fair value less estimated selling costs of the loan’s collateral. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2016, $1.1 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $9.1 million compared to $1.5 million of the Company’s allowance for loan losses allocated to impaired loans totaling approximately $10.3 million at December 31, 2015. Management determined that $2.1 million, or 23%, of total impaired loans required no reserve allocation at December 31, 2016 compared to $4.5 million, or 44%, at December 31, 2015 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The categories of impaired loans at December 31, 2016 and 2015 are as follows:
(in thousands)	2016	2015
Non-accrual loans	$3,429	$4,418
Performing TDRs	5,715	5,850
Total impaired loans	$9,144	$10,268

The following tables provide additional information about impaired loans at December 31, 2016 and 2015, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided.
(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2016
With no related allowance recorded:
Commercial, financial and agricultural	$564	$706	$0
Real estate - residential	1,550	1,557	0
Total	$2,114	$2,263	$0
With an allowance recorded:
Commercial, financial and agricultural	$1,053	$1,078	$469
Real estate - construction commercial	49	56	7
Real estate - residential	3,921	3,990	319
Real estate - commercial	1,918	1,988	277
Consumer	89	116	8
Total	$7,030	$7,228	$1,080
Total impaired loans	$9,144	$9,491	$1,080

(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2015
With no related allowance recorded:
Commercial, financial and agricultural	$448	$450	$0
Real estate - residential	1,645	1,712	0
Real estate - commercial	2,446	2,572	0
Total	$4,539	$4,734	$0
With an allowance recorded:
Commercial, financial and agricultural	$557	$572	$285
Real estate - construction commercial	102	115	15
Real estate - residential	4,291	4,320	955
Real estate - commercial	635	884	266
Consumer	144	182	19
Total	$5,729	$6,073	$1,540
Total impaired loans	$10,268	$10,807	$1,540

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The following table presents by class, information related to the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2016 and 2015:
	2016		2015
(in thousands)	Average Recorded Investment	Interest Recognized For the Period Ended	Average Recorded Investment	Interest Recognized For the Period Ended
With no related allowance recorded:
Commercial, financial and agricultural	$669	$13	$2,949	$39
Real estate - construction residential	0	0	536	0
Real estate - construction commercial	0	0	1,105	0
Real estate - residential	1,713	52	2,331	37
Real estate - commercial	353	0	5,169	119
Consumer	0	0	7	1
Total	$2,735	$65	$12,097	$196
With an allowance recorded:
Commercial, financial and agricultural	$899	$23	$1,356	$22
Real estate - construction commercial	51	0	52	0
Real estate - residential	3,553	114	4,625	110
Real estate - commercial	1,842	83	1,161	0
Consumer	109	0	183	0
Total	$6,454	$220	$7,377	$132
Total impaired loans	$9,189	$285	$19,474	$328

The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken resulting from current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $285,000 and $328,000, for the years ended December 31, 2016 and 2015, respectively. The average recorded investment in impaired loans is calculated on a monthly basis during the years reported.
Delinquent and Non-Accrual Loans
The delinquency status of loans is determined based on the contractual terms of the notes. Borrowers are generally classified as delinquent once payments become 30 days or more past due. The Company’s policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, the ultimate collectability of interest or principal is no longer probable. In general, loans are placed on non-accrual when they become 90 days or more past due. However, management considers many factors before placing a loan on non-accrual, including the delinquency status of the loan, the overall financial condition of the borrower, the progress of management’s collection efforts and the value of the underlying collateral. Non-accrual loans are returned to accrual status when, in the opinion of management, the financial condition of the borrower indicates that the timely collectability of interest and principal is probable and the borrower demonstrates the ability to pay under the terms of the note through a sustained period of repayment performance, which is generally six months.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The following table provides aging information for the Company’s past due and non-accrual loans at December 31, 2016 and 2015.
(in thousands)	Current or Less Than 30 Days Past Due	30-89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
December 31, 2016
Commercial, Financial, and Agricultural	$181,609	$290	$0	$982	$182,881
Real Estate Construction - Residential	18,681	226	0	0	18,907
Real Estate Construction - Commercial	55,603	0	0	50	55,653
Real Estate Mortgage - Residential	254,758	3,200	54	1,888	259,900
Real Estate Mortgage - Commercial	425,260	790	0	420	426,470
Installment and Other Consumer	29,920	198	11	89	30,218
Total	$965,831	$4,704	$65	$3,429	$974,029
December 31, 2015
Commercial, Financial, and Agricultural	$148,597	$185	$1	$308	$149,091
Real Estate Construction - Residential	16,895	0	0	0	16,895
Real Estate Construction - Commercial	33,776	65	0	102	33,943
Real Estate Mortgage - Residential	251,253	2,511	0	2,322	256,086
Real Estate Mortgage - Commercial	383,684	643	0	1,542	385,869
Installment and Other Consumer	22,840	207	5	144	23,196
Total	$857,045	$3,611	$6	$4,418	$865,080

Credit Quality
The Company categorizes loans into risk categories based upon an internal rating system reflecting management’s risk assessment. Loans are placed on watch status when one or more weaknesses that may result in the deterioration of the repayment exits or the Company’s credit position at some future date. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not corrected. A loan is classified as a troubled debt restructuring (TDR) when a borrower is experiencing financial difficulties that lead to the restructuring of a loan, and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. Loans classified as TDRs which are accruing interest are classified as performing TDRs. Loans classified as TDRs which are not accruing interest are classified as nonperforming TDRs and are included with all other nonaccrual loans for presentation purposes. It is the Company’s policy to discontinue the accrual of interest income on loans when management believes that the collection of interest or principal is doubtful. Loans are placed on non-accrual status when (1) deterioration in the financial condition of the borrower exists for which payment of full principal and interest is not expected, or (2) payment of principal or interest has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The following table presents the risk categories by class at December 31, 2016 and 2015.
(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Total
At December 31, 2016
Watch	$10,295	$665	$1,113	$16,577	$44,611	$0	$73,261
Substandard	798	640	0	2,159	426	24	4,047
Performing TDRs	635	0	0	3,582	1,498	0	5,715
Non-accrual	982	0	50	1,888	420	89	3,429
Total	$12,710	$1,305	$1,163	$24,206	$46,955	$113	$86,452
At December 31, 2015
Watch	$8,663	$1,267	$1,296	$22,191	$24,303	$186	$57,906
Substandard	421	0	37	3,737	1,485	36	5,716
Performing TDRs	697	0	0	3,615	1,538	0	5,850
Non-accrual	308	0	102	2,322	1,542	144	4,418
Total	$10,089	$1,267	$1,435	$31,865	$28,868	$366	$73,890

Troubled Debt Restructurings
At December 31, 2016, loans classified as TDRs totaled $6.3 million, of which $619,000 were classified as nonperforming TDRs and included in non-accrual loans and $5.7 million were classified as performing TDRs. At December 31, 2015, TDRs totaled $6.4 million, of which $527,000 were classified as nonperforming TDRs included in non-accrual loans and $5.9 million were classified as performing TDRs. Both performing and nonperforming TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of  $410,000 and $1.0 million related to TDRs were allocated to the allowance for loan losses at December 31, 2016 and 2015, respectively.
The following table summarizes loans that were modified as TDRs during the years ended December 31, 2016 and 2015.
	2016			2015
	Recorded Investment (1)			Recorded Investment (1)
(in thousands)	Number of Contracts	Pre- Modification	Post- Modification	Number of Contracts	Pre- Modification	Post- Modification
Troubled Debt Restructurings
Commercial, financial and agricultural	0	$0	$0	2	$250	$229
Real estate mortgage - residential	7	536	536	1	519	374
Real estate mortgage - commercial	0	0	0	4	1,273	1,249
Total	7	$536	$536	7	$2,042	$1,852

(1)
The amounts reported post-modification are inclusive of all partial pay-downs and charge-offs, and no portion of the debt was forgiven. Loans modified as a TDR that were fully paid down, charged-off, or foreclosed upon during the period ended are not reported.

The Company’s portfolio of loans classified as TDRs include concessions for the borrower due to deteriorated financial condition such as interest rates below the current market rate, deferring principal payments, and extending maturity dates. During the year ended December 31, 2016, seven loans meeting the TDR criteria were modified compared to seven loans during the year ended December 31, 2015.
Upon default of a TDR, which is considered to be 90 days or more past due under the modified terms, impairment is measured based on the fair value of the underlying collateral less applicable selling costs. The impairment amount is either charged off as a reduction to the allowance for loan losses, provided for as a

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

specific reserve within the allowance for loan losses, or in the process of foreclosure. There were three TDRs that defaulted during the year ended December 31, 2016 within twelve months of its modification date compared to no loans during the year ended December 31, 2015. Two of the loans have been charged off and one is in the process of an insurance settlement.
(3)   Real Estate and Other Assets Acquired in Settlement of Loans
(in thousands)	2016	2015
Commercial	$809	$1,445
Real estate construction - commercial	12,380	12,380
Real estate mortgage - residential	647	477
Real estate mortgage - commercial	3,439	4,923
Repossessed assets	16	0
Total	$17,291	$19,225
Less valuation allowance for other real estate owned	(3,129)	(3,233)
Total other real estate owned and foreclosed assets	$14,162	$15,992

Changes in the net carrying amount of other real estate owned and repossessed assets for the years ended December 31, 2014 2015, and 2016, respectively, were as follows:
Balance at December 31, 2014	$15,140
Additions	5,804
Proceeds from sales	(1,836)
Charge-offs against the valuation allowance for other real estate owned, net	(39)
Net gain on sales	156
Balance at December 31, 2015	$19,225
Additions	2,233
Proceeds from sales	(4,057)
Charge-offs against the valuation allowance for other real estate owned, net	(317)
Net gain on sales	207
Total other real estate owned and repossessed assets	$17,291
Less valuation allowance for other real estate owned	(3,129)
Balance at December 31, 2016	$14,162

At December 31, 2016, $162,000 of consumer mortgage loans secured by residential real estate properties were in the process of foreclosure compared to $390,000 at December 31, 2015.
Activity in the valuation allowance for other real estate owned in settlement of loans for the years ended December 31, 2016, 2015 and 2014, respectively, is summarized as follows:
(in thousands)	2016	2015	2014
Balance, beginning of year	$3,233	$3,255	$4,675
Provision for other real estate owned	213	17	585
Charge-offs	(317)	(39)	(2,005)
Balance, end of year	$3,129	$3,233	$3,255

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

(4)   Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of debt securities classified as available-for-sale at December 31, 2016 and 2015 are shown below:
(in thousands)	Total Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
December 31, 2016
U.S. government and federal agency obligations	$13,667	$0	$(303)	$13,364
Government sponsored enterprises	32,786	2	(329)	32,459
Obligations of states and political subdivisions	42,666	123	(757)	42,032
Mortgage-backed securities:
Residential - government agencies	127,527	124	(1,995)	125,656
Commercial - government agencies	989	12	0	1,001
Total mortgage-backed securities	128,516	136	(1,995)	126,657
Total available-for-sale securities	$217,635	$261	$(3,384)	$214,512

December 31, 2015
Government sponsored enterprises	$73,605	$127	$(235)	$73,497
Obligations of states and political subdivisions	32,224	493	(11)	32,706
Mortgage-backed securities:
Residential - government agencies	129,193	432	(1,768)	127,857
Commercial - government agencies	986	8	0	994
Total mortgage-backed securities	130,179	440	(1,768)	128,851
Total available-for-sale securities	$236,008	$1,060	$(2,014)	$235,054

All of the Company’s investment securities are classified as available for sale. Agency bonds and notes, small business administration guaranteed loan certificates (SBA), residential and commercial agency mortgage-backed securities, and agency collateralized mortgage obligations (CMO) include securities issued by the Government National Mortgage Association (GNMA), a U.S. government agency, and the Federal National Mortgage Association (FNMA), the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal Home Loan Bank (FHLB), which are U.S. government-sponsored enterprises.
Other Investments and securities primarily consist of Federal Home Loan Bank stock, subordinated debt equity securities, and the Company’s interest in statutory trusts. These securities are reported at cost in other assets in the amount of  $9.8 million and $8.0 million as of December 31, 2016 and 2015, respectively.
Debt securities with carrying values aggregating approximately $167.6 million and $182.7 million at December 31, 2016 and December 31, 2015, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The amortized cost and fair value of debt securities classified as availabe-for-sale at December 31, 2016, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.
(in thousands)	Amortized cost	Fair value
Due in one year or less	$4,725	$4,726
Due after one year through five years	48,405	47,973
Due after five years through ten years	29,363	28,626
Due after ten years	6,626	6,530
Total	89,119	87,855
Mortgage-backed securities	128,516	126,657
Total available for sale securities	$217,635	$214,512

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and December 31, 2015 were as follows:
	Less than 12 months		12 months or more		Total	Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2016
U.S. government and federal agency obligations	$13,365	$(303)	$0	$0	$13,365	$(303)
Government sponsored enterprises	29,432	(329)	0	0	29,432	(329)
Obligations of states and political subdivisions	32,318	(757)	0	0	32,318	(757)
Mortgage-backed securities:
Residential - government agencies	109,772	(1,848)	3,742	(147)	113,514	(1,995)
Total	$184,887	$(3,237)	$3,742	$(147)	$188,629	$(3,384)
(in thousands)
At December 31, 2015
Government sponsored enterprises	$43,539	$(222)	$1,002	$(13)	$44,541	$(235)
Obligations of states and political subdivisions	2,571	(6)	718	(5)	3,289	(11)
Mortgage-backed securities:
Residential - government agencies	56,095	(620)	43,576	(1,148)	99,671	(1,768)
Total	$102,205	$(848)	$45,296	$(1,166)	$147,501	$(2,014)

The total available for sale portfolio consisted of approximately 298 securities at December 31, 2016. The portfolio included 209 securities having an aggregate fair value of  $188.6 million that were in a loss position at December 31, 2016. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer had a fair value of  $3.7 million at December 31, 2016. The $3.4 million aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2016 was caused by interest rate fluctuations.
The total available for sale portfolio consisted of approximately 316 securities at December 31, 2015. The portfolio included 111 securities having an aggregate fair value of  $147.5 million that were in a loss position at December 31, 2015. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer had a fair value of  $45.3 million at December 31, 2015. The $2.0 million aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2015 was caused by interest rate fluctuations.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

Because the decline in fair value is attributable to changes in interest rates and not credit quality, these investments were not considered other-than-temporarily impaired at December 31, 2016 and 2015, respectively. In the absence of changes in credit quality of these investments, the fair value is expected to recover on all debt securities as they approach their maturity date, or re-pricing date or if market yields for such investments decline. In addition, the Company does not have the intent to sell these investments over the period of recovery, and it is not more likely than not that the Company will be required to sell such investment securities.
The table presents the components of investment securities gains and losses, which have been recognized in earnings:
(in thousands)	2016	2015	2014
Gains realized on sales	$623	$8	$86
Losses realized on sales	(21)	0	(66)
Other-than-temporary impairment recognized	0	0	0
Investment securities gains	$602	$8	$20

(5)   Premises and Equipment
A summary of premises and equipment at December 31, 2016 and 2015 is as follows:
(in thousands)	2016	2015
Land and land improvements	$9,952	$10,165
Buildings and improvements	35,657	35,588
Furniture and equipment	13,473	12,906
Construction in progress	271	94
Total	59,353	58,753
Less accumulated depreciation	23,831	22,364
Premises and equipment, net	$35,522	$36,389

Depreciation expense for the years ended December 31, 2016, 2015, and 2014 was as follows:
(in thousands)	2016	2015	2014
Depreciation expense	$1,782	$1,810	$1,758

(6)   Intangible Assets
Mortgage Servicing Rights
At December 31, 2016 and 2015, respectively, the Company serviced mortgage loans for others totaling $294.4 million and $312.1 million, respectively. Mortgage loan servicing fees, reported as non-interest income, earned on loans sold were $854,000, $873,000, and $895,000, for the years ended December 31, 2016, 2015, and 2014, respectively.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The table below presents changes in mortgage servicing rights (MSRs) for the years ended December 31, 2016, 2015, and 2014.
(in thousands)	2016	2015	2014
Balance at beginning of year	$2,847	$2,762	$3,036
Originated mortgage servicing rights	266	386	302
Changes in fair value:
Due to change in model inputs and assumptions (1)	108	372	66
Other changes in fair value (2)	(637)	(673)	(642)
Balance at end of year	$2,584	$2,847	$2,762

(1)
The change in fair value resulting from changes in valuation inputs or assumptions used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates.

(2)
Other changes in fair value reflect changes due to customer payments and passage of time.

The following key data and assumptions were used in estimating the fair value of the Company’s mortgage servicing rights as of the years ended December 31, 2016 and 2015:
	2016	2015
Weighted-Average Constant Prepayment Rate	10.68%	9.58%
Weighted-Average Note Rate	3.85%	3.92%
Weighted-Average Discount Rate	9.69%	9.16%
Weighted-Average Expected Life (in years)	5.60	5.90

(7)   Deposits
The scheduled maturities of total time deposits as of the years ended December 31, 2016 and 2015 were as follows:
(in thousands)	2016	2015
Due within:
One year	$217,970	$201,418
Two years	50,330	56,026
Three years	24,807	29,030
Four years	6,363	6,022
Five years	6,490	5,586
Thereafter	0	0
Total	$305,960	$298,082

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

At December 31, 2016 and 2015, the Company had certificates and other time deposits in denominations of  $100,000 or more with maturities as follows:
(in thousands)	2016	2015
Due within:
Three months or less	$50,270	$39,122
Over three months through six months	34,500	30,704
Over six months through twelve months	40,249	30,432
Over twelve months	27,237	31,986
Total	$152,256	$132,244

Total time deposits of more than $250,000 totaled $72.2 million and $56.4 million at December 31, 2016 and 2015, respectively.
The Federal Reserve Bank required the Bank to maintain cash or balances of  $1.6 million at December 31, 2016 and 2015 to satisfy reserve requirements. Average compensating balances held at correspondent banks were $570,000 and $865,000 at December 31, 2016 and 2015, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.
(8)   Borrowings
Federal Funds Purchased and Securities Sold under Agreements to Repurchase (Repurchase Agreements)
Information relating to federal funds purchased and repurchase agreements is as follows:
(in thousands)	Year End Weighted Rate	Average Weighted Rate	Average Balance Outstanding	Maximum Outstanding at any Month End	Balance at December 31,
2016
Federal funds purchased	0.95%	0.65%	$346	$992	$992
Short-term repurchase agreements	0.20	0.17	36,193	56,710	30,023
Total			$36,539	$57,702	$31,015
2015
Federal funds purchased	0.70%	0.41%	$659	$937	$0
Short-term repurchase agreements	0.10	0.17	30,266	58,464	56,834
Total			$30,925	$59,401	$56,834

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Bank’s investment portfolio. Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $39.0 million on an unsecured basis and $18.0 million on a secured basis at December 31, 2016.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

Subordinated Notes and Other Borrowings
Other borrowings of the Company consisted of the following:
(in thousands)			2016		2015
	Borrower	Maturity Date	Year End Balance	Year End Weighted Rate	Year End Balance	Year End Weighted Rate
FHLB advances	The Bank	2016	$0	na%	$8,000	0.67%
		2017	40,900	0.90%	5,000	1.07%
		2018	27,000	1.80%	22,000	1.93%
		2019	10,000	1.50%	4,000	1.79%
		2020	11,000	1.95%	11,000	1.95%
		2021	4,000	1.71%
Other borrowings		2017	492	1.05%	0	na%
Total Bank			$93,392		$50,000
Subordinated notes	The Company	2034	$25,774	3.69%	$25,774	3.23%
		2035	23,712	2.82%	23,712	2.36%
Total Company			$49,486		$49,486

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings are secured under a blanket agreement which assigns all investment in FHLB stock, as well as qualifying first mortgage loans as collateral to secure amounts borrowed by the Bank. The outstanding balance of  $92.9 million includes $10.0 million, which the FHLB may call for early payment within the next year. Based upon the collateral pledged to the FHLB at December 31, 2016, the Bank could borrow up to an additional $221.7 million under the agreement.
On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to a three-month LIBOR rate plus 1.83% and reprices quarterly (2.82% at December 31, 2016). The TPS can be prepaid without penalty at any time after five years from the issuance date.
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
On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (3.69% at December 31, 2016). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The Exchange Statutory Trusts are not consolidated in the Company’s financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2016 and 2015 was $49.5 million, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.5 million, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.
(9)   Income Taxes
The composition of income tax expense for the years ended December 31, 2016, 2015, and 2014 was as follows:
(in thousands)	2016	2015	2014
Current:
Federal	$3,578	$3,619	$1,105
State	489	496	137
Total current	4,067	4,115	1,242
Deferred:
Federal	(267)	391	2,353
State	(50)	74	447
Total deferred	(317)	465	2,800
Total income tax expense	$3,750	$4,580	$4,042

Applicable income tax expense for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table for the years ended December 31, 2016, 2015, and 2014 are as follows:
(in thousands)	2016		2015		2014
	Amount	%	Amount	%	Amount	%
Income before provision for income tax expense	$11,032		$13,179		$11,696
Tax at statutory federal income tax rate	$3,751	34.00%	$4,481	34.00%	$3,977	34.00%
Tax-exempt income	(314)	(2.85)	(369)	(2.80)	(348)	(2.98)
State income tax, net of federal tax benefit	290	2.63	376	2.85	385	3.30
Other, net	23	0.21	92	0.70	28	0.24
Provision for income tax expense	$3,750	33.99%	$4,580	34.75%	$4,042	34.56%

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The components of deferred tax assets and deferred tax liabilities at December 31, 2016 and 2015 are as follows:
(in thousands)	2016	2015
Deferred tax assets:
Allowance for loan losses	$3,756	$3,269
Impairment of other real estate owned	1,192	1,226
Goodwill	1,088	1,437
Available-for-sale securities	1,187	363
Nonaccrual loan interest	469	640
Core deposit intangible	422	556
Pension	1,415	1,242
Deferred taxes on pension	1,143	874
Deferred compensation	148	138
Other	402	342
Total deferred tax assets	$11,222	$10,087
Deferred tax liabilities:
Premises and equipment	$765	$938
Mortgage servicing rights	968	1,064
Assets held for sale	50	49
Other	6	13
Total deferred tax liabilities	1,789	2,064
Net deferred tax assets	$9,433	$8,023

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, taxable income available in carryback years, and tax planning strategies in making this assessment. With the exception of certain capital losses generated during 2013 and 2014, it is management’s opinion that the Company will more likely than not realize the benefits of these temporary differences as of December 31, 2016 and, therefore, only established a valuation reserve against the Company’s capital loss carry forward. Management arrived at this conclusion based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible. As indicated above, the Company generated approximately $219,000 of capital losses during 2013 and 2014 as a result of disposing of certain limited partnership interests. The capital losses will expire between 2018 and 2019, and it is management’s opinion that the Company will not more likely than not generate the capital gain income necessary to utilize the capital loss carry forwards before the capital losses expire. As such, the Company has established an $83,000 valuation reserve against its capital loss carry forward deferred tax asset.
The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. As of December 31, 2016, 2015, and 2014 the Company did not have any uncertain tax provisions.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

(10)   Stockholders’ Equity
Accumulated Other Comprehensive (Loss) Income
The following details the change in the components of the Company’s accumulated other comprehensive (loss) income for the years ended December 31, as indicated.
(in thousands)	Unrealized Loss on Securities (1)	Unrecognized Net Pension and Postretirement Costs (2)	Accumulated Other Comprehensive (Loss) Income
Balance, December 31, 2014	$214	$(1,442)	$(1,228)
Other comprehensive (loss) income, before reclassifications	(1,291)	144	(1,147)
Amounts reclassified from accumulated other comprehensive (loss) income	(8)	5	(3)
Current period other comprehensive (loss) income, before tax	(1,299)	149	(1,150)
Deferred tax adjustment	0	(77)	(77)
Income tax benefit (expense)	494	(57)	437
Current period other comprehensive (loss) income, net of tax	(805)	15	(790)
Balance, December 31, 2015	$(591)	$(1,427)	$(2,018)
Other comprehensive (loss) income, before reclassifications	(1,566)	79	(1,487)
Amounts reclassified from accumulated other comprehensive (loss) income	(602)	(786)	(1,388)
Current period other comprehensive loss, before tax	(2,168)	(707)	(2,875)
Income tax benefit	823	269	1,092
Current period other comprehensive loss, net of tax	(1,345)	(438)	(1,783)
Balance, December 31, 2016	$(1,936)	$(1,865)	$(3,801)

(1)
The pre-tax amounts reclassified from accumulated other comprehensive (loss) income are included in gain on sale of investment securities in the consolidated statements of income.

(2)
The pre-tax amounts reclassified from accumulated other comprehensive income are included in the computation of net periodic pension cost. See Note 11.

(11)   Employee Benefit Plans
Employee benefits charged to operating expenses are summarized in the table below for the years ended December 31, as indicated.
(in thousands)	2016	2015	2014
Payroll taxes	$1,122	$1,102	$1,081
Medical plans	1,881	1,928	1,974
401(k) match	346	325	310
Pension plan	1,227	1,391	960
Profit-sharing	479	563	201
Other	172	164	122
Total employee benefits	$5,227	$5,473	$4,648

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
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

Pension
The Company provides a noncontributory defined benefit pension plan for all full-time employees. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made $772,000 of contributions to the defined benefit plan for the current plan year. There is an $842,000 minimum required contribution for the 2017 plan year, and the Company has determined it will make a $1.2 million contribution by September 2017.
Obligations and Funded Status at December 31,
(in thousands)	2016	2015
Change in projected benefit obligation:
Balance, January 1	$20,601	$19,977
Service cost	1,179	1,325
Interest cost	956	838
Actuarial (loss) gain	961	(1,084)
Benefits paid	(464)	(455)
Balance, December 31	$23,233	$20,601
Change in plan assets:
Fair value, January 1	$15,031	$14,933
Actual return on plan assets	1,251	(75)
Employer contribution	772	716
Expenses paid	(88)	(88)
Benefits paid	(464)	(455)
Fair value, December 31	$16,502	$15,031
Funded status at end of year	$(6,732)	$(5,570)
Accumulated benefit obligation	$18,586	$16,550

Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income
The following items are components of net pension cost for the years ended December 31, as indicated:
(in thousands)	2016	2015	2014
Service cost - benefits earned during the year	$1,179	$1,325	$981
Interest costs on projected benefit obligations	956	838	732
Expected return on plan assets	(1,057)	(957)	(872)
Expected administrative expenses	70	40	40
Amortization of prior service cost	79	79	79
Amortization of unrecognized net loss	0	66	0
Net periodic pension expense	$1,227	$1,391	$960

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive loss at December 31, 2016 and 2015 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

(in thousands)	2016	2015
Prior service costs	$(285)	$(364)
Net accumulated actuarial net loss	(2,723)	(1,937)
Accumulated other comprehensive loss	(3,008)	(2,301)
Net periodic benefit cost in excess of cumulative employer contributions	(3,724)	(3,269)
Net amount recognized at December 31, balance sheet	$(6,732)	$(5,570)
Net gain (loss) arising during period	$(786)	5
Prior service cost amortization	79	79
Amortization of net actuarial loss	0	65
Total recognized in other comprehensive income (loss)	$(707)	$149
Total recognized in net periodic pension cost and other comprehensive income	$1,934	$1,242

The estimated prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic cost in 2016 is $79,000. During 2016, there is no estimated amount of actuarial loss subject to amortization into net periodic pension cost.
Assumptions utilized to determine benefit obligations as of December 31, 2016, 2015 and 2014 and to determine pension expense for the years then ended are as follows:
	2016	2015	2014
Determination of benefit obligation at year end:
Discount rate	4.40%	4.70%	4.25%
Annual rate of compensation increase	4.00%	3.78%	3.78%
Determination of pension expense for year ended:
Discount rate for the service cost	4.70%	4.25%	5.00%
Annual rate of compensation increase	3.78%	3.78%	3.73%
Expected long-term rate of return on plan assets	7.00%	7.00%	7.00%
The assumed overall expected long-term rate of return on pension plan assets used in calculating 2016 pension expense was 7.0%. Determination of the plan’s rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company’s plan assets have experienced the following annual returns: 8.2% in 2016, -.0.4% in 2015, 8.3% in 2014, 19.1% in 2013, and 11.4% in 2012. The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan’s investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Due to a decrease in the discount rate and the expected return on asset assumption used in the actuarial calculation of plan income, the Company expects to incur $1.4 million of expense in 2017 compared to $1.2 million 2016.
Plan Assets
The investment policy of the pension plan is designed for growth in value while minimizing risk to the overall portfolio. The Company diversifies the assets through investments in domestic fixed income securities and domestic and international equity securities. The assets are readily marketable and can be sold to fund benefit payment obligations as they become payable. The Company’s long-term investment target mix for the plan is 70% equity securities, 25% fixed income, and 5% money market funds. The Company regularly reviews its policies on the investment mix and may make changes depending on economic conditions and perceived investment mix.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The fair value of the Company’s pension plan assets at December 31, 2016 and 2015 by asset category was as follows:
		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2016
Cash equivalents	$1,362	$1,362	$0	$0
U.S gov’t agency obligations	2,376	0	2,376	0
Mutual funds	12,764	12,764	0	0
Total	$16,502	$14,126	$2,376	$0
December 31, 2015
Cash equivalents	$1,663	$1,663	$0	$0
U.S gov’t agency obligations	1,802	0	1,802	0
Mutual funds	11,566	11,566	0	0
Total	$15,031	$13,229	$1,802	$0

The following future benefit payments are expected to be paid:
Year	Pension benefits
(in thousands)
2017	$630
2018	677
2019	802
2020	873
2021	1,036
2022 to 2026	5,970
(12)   Stock Compensation
The Company’s stock option plan provides for the grant of options to purchase up to 553,361 shares of the Company’s common stock to officers and other key employees of the Company and its subsidiaries.
The following table summarizes the Company’s stock option activity:
	Number of shares December 31			Weighted average exercise price December 31			Weighted average Contractual Term (in years)			Aggregate Intrinsic Value ($000)
	2016	2015	2014	2016	2015	2014	2016	2015	2014	2016	2015	2014
Outstanding, beginning of year	65,270	104,400	136,653	$20.68	$20.73	$21.46
Granted	0	0	0	0.00	0.00	0.00
Exercised	0	0	0	0.00	0.00	0.00
Forfeited or expired	(20,812)	(39,130)	(32,253)	21.89	20.82	23.81
Outstanding, end of year	44,458	65,270	104,400	$20.11	$20.68	$20.73	0.99	1.41	1.93	$49,828	$0.00	$0.00
Exercisable, end of year	43,189	57,487	92,336	$20.25	$21.39	$21.11	0.97	1.24	1.75	$46,859	$0.00	$0.00

Options have been adjusted to reflect a 4% stock dividend paid on July 1, 2016.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

Total stock-based compensation expense for the years ended December 31, 2016, 2015, and 2014 was $17,000, $10,000, and $20,000, respectively. As of December 31, 2016, the total unrecognized compensation expense related to non-vested stock awards was $20,000 and the related weighted average period over which it is expected to be recognized is approximately 0.38 years. No stock options were granted during the years presented above.
(13)   Earnings per Share
Stock Dividend On July 1, 2016, the Company paid a special stock dividend of four percent to common shareholders of record at the close of business on June 15, 2016. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
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
	2016	2015	2014
Basic earnings per common share:
Net income available to shareholders	$7,282	$8,599	$7,654
Basic earnings per share	$1.29	$1.52	$1.35
Diluted earnings per common share:
Net income available to shareholders	$7,282	$8,599	$7,654
Average shares outstanding	5,639,744	5,662,013	5,662,081
Effect of dilutive stock options	0	0	0
Average shares outstanding including dilutive stock options	5,639,744	5,662,013	5,662,081
Diluted earnings per share	$1.29	$1.52	$1.35

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
The following options to purchase shares during the years ended December 31, 2016, 2015 and 2014 were not included in the respective computations of diluted earnings per share because the exercise price of the option, when combined with the effect of the unamortized compensation expense, was greater than the average market price of the common shares and were considered anti-dilutive.
	2016	2015	2014
Anti-dilutive shares - option shares	44,458	65,270	104,400
Repurchase Program On August 6, 2015, the Board of Directors authorized a share repurchase plan to purchase through open market transactions $2.0 million market value of the Company’s common stock. The Company repurchased 41,738 and 2,155 shares of common stock pursuant to the plan at an average price of  $14.92 and $15.39 per share for the years ended December 31, 2016 and 2015, respectively.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The table below shows activity in the outstanding shares of the Company’s common stock during the past three years. Shares in the table below are presented on a historical basis and have not been restated for the annual 4% stock dividends.
	Number of shares December 31
	2016	2015	2014
Outstanding, beginning of year	5,441,190	5,233,986	5,032,679
Issuance of stock:
4% stock dividend	217,155	209,359	201,307
Purchase of treasury stock	(41,738)	(2,155)	0
Outstanding, end of year	5,616,607	5,441,190	5,233,986

Except as noted in the above table, all share and per share amounts in this note have been restated for the 4% common stock dividend distributed in 2016.
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
In addition, the final rules establish a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets applicable to all banking organizations. Institutions that do not maintain the required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital conservation buffer requirement will be phased in over four years beginning in 2016. On January 1, 2016, the first phase of the requirement went into effect at 0.625% of risk-weighted assets, and the requirement will increase each subsequent year by an additional 0.625 percentage points, to reach its final level of 2.5% of risk weighted assets on January 1, 2019. Once fully phase in , the capital conservation buffer requirement effectively raises the minimum required risk-based capital ratios to 7% Common Equity Tier 1 Capital, 8.5% Tier 1 Capital and 10.5% Total Capital on a fully phased-in basis.
Under the Basel III requirements, at December 31, 2016 and December 31, 2015, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of periods indicated:

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

	Actual		Required for Capital Adequacy Purposes		Well-Capitalized Under Prompt Corrective Action Provision
(in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2016
Total Capital (to risk-weighted assets):
Company	$152,864	13.72%	$89,118	8.00%	$	N.A.	N.A.%
Bank	148,304	13.36	88,804	8.00		111,005	10.00
Tier I Capital (to risk-weighted assets):
Company	$125,779	11.29%	$66,839	6.00%	$	N.A.	N.A.%
Bank	138,258	12.46	66,603	6.00		88,804	8.00
Common Equity Tier I Capital (to risk-weighted assets)
Company	$94,818	8.51%	$50,129	4.50%	$	N.A.	N.A.%
Bank	138,258	12.46	49,952	4.50		72,153	6.50
Tier I leverage ratio:
Company	$125,779	9.87%	$50,998	4.00%	$	N.A.	N.A.%
Bank	138,258	10.88	50,810	4.00		63,513	5.00
(in thousands)
December 31, 2015
Total Capital (to risk-weighted assets):
Company	$146,068	14.78%	$79,066	8.00%	$	N.A.	N.A.%
Bank	137,572	13.98	78,718	8.00		98,398	10.00
Tier I Capital (to risk-weighted assets):
Company	$118,875	12.03%	$59,299	6.00%	$	N.A.	N.A.%
Bank	128,808	13.09	59,039	6.00		78,718	8.00
Common Equity Tier I Capital (to risk-weighted assets)
Company	$89,304	9.04%	$44,475	4.50%	$	N.A.	N.A.%
Bank	128,808	13.09	44,279	4.50		63,959	6.50
Tier I leverage ratio:
Company	$118,875	9.84%	$48,314	4.00%	$	N.A.	N.A.%
Bank	128,808	10.73	48,025	4.00		60,031	5.00
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
December 31, 2016, 2015, and 2014

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
		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2016
Assets:
U.S. government and federal agency obligations	$13,364	$0	13,364	$0
Government sponsored enterprises	32,459	0	32,459	0
Obligations of states and political subdivisions	42,032	0	42,032	0
Mortgage-backed securities	126,657	0	126,657	0
Mortgage servicing rights	2,584	0	0	2,584
Total	$217,096	$0	$214,512	$2,584

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2015
Assets:
Government sponsored enterprises	$73,497	$0	73,497	$0
Obligations of states and political subdivisions	32,706	0	32,706	0
Mortgage-backed securities	128,851	0	128,851	0
Mortgage servicing rights	2,847	0	0	2,847
Total	$237,901	$0	$235,054	$2,847

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:
(in thousands)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Mortgage Servicing Rights
Balance at December 31, 2014	$2,762
Total gains or losses (realized/unrealized):
Included in earnings	(301)
Included in other comprehensive income	0
Purchases	0
Sales	0
Issues	386
Settlements	0
Balance at December 31, 2015	$2,847
Total gains or losses (realized/unrealized):
Included in earnings	(529)
Included in other comprehensive income	0
Purchases	0
Sales	0
Issues	266
Settlements	0
Balance at December 31, 2016	$2,584

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The change in valuation of mortgage servicing rights arising from inputs and assumptions increased $108,000 and $372,000 for the years ended December 31, 2016 and 2015, respectively.
	Quantitative Information about Level 3 Fair Value Measurements
	Valuation Technique	Unobservable Inputs	Input Value
			2016	2015
Mortgage servicing rights	Discounted cash flows	Weighted-Average Constant Prepayment Rate	10.68%	9.58%
		Weighted-Average Note Rate	3.85%	3.92%
		Weighted-Average Discount Rate	9.69%	9.16%
		Weighted-Average Expected Life (in years)	5.60	5.90
Valuation methods for instruments measured at fair value on a nonrecurring basis
Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:
Impaired Loans
The Company does not record loans at fair value on a recurring basis other than loans that are considered impaired. The net carrying value of impaired loans is generally based on fair values of the underlying collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. Once the fair value of the collateral has been determined and any impairment amount calculated, a specific reserve allocation is made. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2016, the Company identified $7.0 million in impaired loans that had specific allowances for losses aggregating $1.1million. Related to these loans, there was $1.0 million in charge-offs recorded during the year ended December 31, 2016. As of December 31, 2015, the Company identified $5.7 million in impaired loans that had specific allowances for losses aggregating $1.5 million. Related to these loans, there was $1.9 million in charge-offs recorded during the year ended December 31, 2015.
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

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

	Fair Value Measurements Using
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses) *
December 31, 2016
Assets:
Impaired loans:
Commercial, financial, & agricultural	$584	$0	$0	$584	$(421)
Real estate construction - residential	0	0	0	0	0
Real estate construction - commercial	42	0	0	42	0
Real estate mortgage - residential	3,602	0	0	3,602	(316)
Real estate mortgage - commercial	1,641	0	0	1,641	(257)
Consumer	81	0	0	81	(35)
Total	$5,950	$0	$0	$5,950	$(1,029)
Other real estate owned and repossessed assets	$14,162	$0	$0	$14,162	$25

December 31, 2015
Assets:
Impaired loans:
Commercial, financial, & agricultural	$272	$0	$0	$272	$(920)
Real estate construction - residential	0	0	0	0	0
Real estate construction - commercial	87	0	0	87	(10)
Real estate mortgage - residential	3,336	0	0	3,336	(567)
Real estate mortgage - commercial	369	0	0	369	(322)
Consumer	125	0	0	125	(66)
Total	$4,189	$0	$0	$4,189	$(1,885)
Other real estate owned and repossessed assets	$15,992	$0	$0	$15,992	$118
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
December 31, 2016, 2015, and 2014

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
A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2016 and 2015 is as follows:

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

			December 31, 2016 Fair Value Measurements
	December 31, 2016		Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Net Significant Unobservable Inputs (Level 3)
(in thousands)	Carrying amount	Fair value
Assets:
Cash and due from banks	$25,589	$25,589	$25,589	$0	$0
Federal funds sold and overnight interest-bearing deposits	1,406	1,406	1,406	0	0
Investment in available-for-sale securities	214,512	214,512	0	214,512	0
Loans, net	964,143	959,929	0	0	959,929
Investment in FHLB stock	5,149	5,149	0	5,149	0
Mortgage servicing rights	2,584	2,584	0	0	2,584
Cash surrender value - life insurance	2,409	2,409	0	2,409	0
Accrued interest receivable	5,183	5,183	5,183	0	0
	$1,220,975	$1,216,761	$32,178	$222,070	$962,513
Liabilities:
Deposits:
Non-interest bearing demand	$235,975	$235,975	$235,975	$0	$0
Savings, interest checking and money market	468,731	468,731	468,731	0	0
Time deposits	305,960	304,334	0	0	304,334
Federal funds purchased and securities sold under agreements to repurchase	31,015	31,015	31,015	0	0
Subordinated notes	49,486	33,712	0	33,712	0
Other borrowings	93,392	93,209	0	93,209	0
Accrued interest payable	498	498	498	0	0
	$1,185,057	$1,167,474	$736,219	$126,921	$304,334

			December 31, 2015 Fair Value Measurements
	December 31, 2015		Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Net Significant Unobservable Inputs (Level 3)
(in thousands)	Carrying amount	Fair value
Assets:
Cash and due from banks	$20,484	$20,484	$20,484	$0	$0
Federal funds sold and overnight
interest-bearing deposits	7,893	7,893	7,893	0	0
Investment in available-for-sale securities	235,054	235,054	0	235,054	0
Loans, net	856,476	854,775	0	0	854,775
Investment in FHLB stock	3,390	3,390	0	3,390	0
Mortgage servicing rights	2,847	2,847	0	0	2,847
Cash surrender value - life insurance	2,348	2,348	0	2,348	0
Accrued interest receivable	4,853	4,853	4,853	0	0
	$1,133,345	$1,131,644	$33,230	$240,792	$857,622
Liabilities:
Deposits:
Non-interest bearing demand	$208,035	$208,035	$208,035	$0	$0
Savings, interest checking and money market	441,080	441,080	441,080	0	0
Time deposits	298,082	298,323	0	0	298,323
Federal funds purchased and securities sold under agreements to repurchase	56,834	56,834	56,834	0	0
Subordinated notes	49,486	40,821	0	40,821	0
Federal Home Loan Bank advances	50,000	52,340	0	52,340	0
Accrued interest payable	382	382	382	0	0
	$1,103,899	$1,097,815	$706,331	$93,161	$298,323

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

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
(17)   Repurchase Reserve Liability
The Company’s repurchase reserve liability for estimated losses incurred on sold loans was $160,000 at both December 31, 2016 and 2015. This liability represents management’s estimate of the potential repurchase or make-whole liability for residential mortgage loans originated for sale that may arise from representation and warranty claims that could relate to a variety of issues, including but not limited to, misrepresentation of facts, appraisal issues, or program requirements that may not meet investor guidelines. At December 31, 2016, the Company accrued $2,000 for the reimbursement of expenses incurred on one repurchase loss remitted in April 2016 compared to $40,000 accrued for the expenses on one repurchase loss remitted in April 2015 of the prior year. At December 31, 2016, the Company was servicing 2,877 loans sold to the secondary market with a balance of approximately $294.4 million compared to 3,024 loans sold with a balance of approximately $312.1 million at December 31, 2015.
(in thousands)	2016	2015	2014
Balance at beginning of year	$160	$160	$160
Provision for repurchase liability	2	40	0
Reimbursement of expenses	(2)	(40)	0
Balance at end of year	$160	$160	$160

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
The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2016, no amounts have been accrued for any estimated losses for these financial instruments.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

The contractual amount of off-balance-sheet financial instruments as of December 31, 2016 and 2015 is as follows:
(in thousands)	2016	2015
Commitments to extend credit	$253,375	$161,306
Commitments to originate residential first and second mortgage loans	2,626	3,175
Standby letters of credit	2,745	1,466
Total	$258,746	$165,947

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
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2016.
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
December 31, 2016, 2015, and 2014

(19)   Condensed Financial Information of the Parent Company Only
Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:
Condensed Balance Sheets
	December 31,
(in thousands)	2016	2015
Assets
Cash and due from bank subsidiaries	$3,945	$4,971
Investment in equity securities	1,486	1,486
Investment in subsidiaries	139,686	134,099
Deferred tax asset	2,558	2,116
Other assets	23	7
Total assets	$147,698	$142,679
Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Other liabilities	7,195	5,907
Stockholders’ equity	91,017	87,286
Total liabilities and stockholders’ equity	$147,698	$142,679

Condensed Statements of Income
	For the Years Ended December 31,
	2016	2015	2014
Income
Interest and dividends received from subsidiaries	$46	$1,039	$2,538
Total income	46	1,039	2,538
Expenses
Interest on subordinated notes	1,494	1,293	1,264
Other	2,039	2,138	1,730
Total expenses	3,533	3,431	2,994
Income before income tax benefit and equity in undistributed income of subsidiaries	(3,487)	(2,392)	(456)
Income tax benefit	1,337	1,065	1,100
Equity in undistributed income of subsidiaries	9,432	9,926	7,010
Net income	$7,282	$8,599	$7,654

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

Condensed Statements of Cash Flows
	For the Years Ended December 31,
(in thousands)	2016	2015	2014
Cash flows from operating activities:
Net income	$7,282	$8,599	$7,654
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(9,432)	(9,926)	(7,010)
Stock based compensation expense	17	10	20
Increase in deferred tax asset	(442)	(127)	(1,415)
Other, net	769	732	1,942
Net cash (used) provided by operating activities	$(1,806)	$(712)	$1,191
Cash flows from investing activities:
Investment in subsidiary	$2,500	$5,750	$400
Net cash provided by investing activities	$2,500	$5,750	$400
Cash flows from financing activities:
Cash dividends paid - common stock	$(1,097)	$(1,058)	$(1,017)
Purchase of treasury stock	(623)	(33)	0
Net cash used in financing activities	$(1,720)	$(1,091)	$(1,017)
Net (decrease) increase in cash and due from banks	(1,026)	3,947	574
Cash and due from banks at beginning of year	4,971	1,024	450
Cash and due from banks at end of year	$3,945	$4,971	$1,024

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2016, 2015, and 2014

(20)   Quarterly Financial Information (Unaudited)
(In thousands except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Year to Date
Year Ended December 31, 2016
Interest income	$11,176	$11,350	$11,607	$11,877	$46,010
Interest expense	1,328	1,379	1,459	1,497	5,663
Net interest income	9,848	9,971	10,148	10,380	40,347
Provision for loan losses	250	425	300	450	1,425
Noninterest income	2,448	1,949	2,125	2,395	8,917
Noninterest expense	9,083	9,353	9,086	9,285	36,807
Income tax expense	965	730	1,003	1,052	3,750
Net income	$1,998	$1,412	$1,884	$1,988	$7,282
Net income per share:
Basic earnings per share	$0.35	$0.25	$0.33	$0.35	$1.29
Diluted earnings per share	0.35	0.25	0.33	0.35	1.29
Year Ended December 31, 2015
Interest income	$11,198	$11,214	$11,829	$11,515	$45,756
Interest expense	1,220	1,230	1,271	1,278	4,999
Net interest income	9,978	9,984	10,558	10,237	40,757
Provision for loan losses	0	250	0	0	250
Noninterest income	1,987	2,461	2,337	2,381	9,166
Noninterest expense	8,708	9,267	8,978	9,541	36,494
Income tax expense	1,119	1,001	1,377	1,083	4,580
Net income	$2,138	$1,927	$2,540	$1,994	$8,599
Net income per share:
Basic earnings per share	$0.38	$0.34	$0.45	$0.35	$1.52
Diluted earnings per share	0.38	0.34	0.45	0.35	1.52

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
Market Price
The Company’s common stock trades on Nasdaq’s global select market under the stock symbol of HWBK. The following table sets forth the range of high and low bid prices of the Company’s common stock by quarter for each quarter in 2016 and 2015 in which the stock was traded.
	High	Low
2016
First Quarter	$15.19	$13.41
Second Quarter	$15.35	$13.36
Third Quarter	$15.70	$13.56
Fourth Quarter	$17.70	$13.85
2015
First Quarter	$13.87	$11.56
Second Quarter	$16.90	$12.42
Third Quarter	$14.32	$12.61
Fourth Quarter	$15.34	$12.57
Shares Outstanding
As of December 31, 2016, the Company had issued 5,822,357 shares of common stock, of which 5,616,607 shares were outstanding. The outstanding shares were held of record by approximately 1,500 shareholders.
Dividends
The following table sets forth information on dividends paid by the Company in 2016 and 2015.
Month Paid	Dividends Per Share
January, 2016	$0.05
April, 2016	0.05
July, 2016	0.05
October, 2016	0.05
Total for 2016	$0.20
January, 2015	$0.05
April, 2015	0.05
July, 2015	0.05
October, 2015	0.05
Total for 2015	$0.20

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

Stock Performance Graph
The following performance graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2011, through December 31, 2016. The cumulative total return on investment for each of the periods for the Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at December 31, 2011. The performance graph assumes that the value of an investment in the Company’s common stock and each index was $100 at December 31, 2011 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.
The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:
	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
Hawthorn Bancshares, Inc.	$100.00	$132.04	$226.06	$279.83	$326.22	$386.58
Nasdaq Composite (U.S. Companies)	$100.00	$117.45	$164.50	$188.84	$201.98	$219.89
Index of financial institutions ($1 billion to $5 billion)	$100.00	$123.31	$179.31	$187.48	$209.86	$301.92

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
Name	Position with The Company	Position with Subsidiary Bank	Principal Occupation
David T. Turner	Chairman, Chief Executive Officer, President and Director-Class III	Chairman, Chief Executive Officer, President and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
Kevin L. Riley	Director-Class III	Director	Co-owner, Riley Chevrolet, Buick, GMC Cadillac, and Riley Toyota Scion, Jefferson City, Missouri
Frank E. Burkhead	Director-Class II	Director	Owner, Burkhead Wealth Management, Co-owner, Burkhead & Associates, LLC, Pro 356, LLC, and FACT Properties, LLC
Philip D. Freeman	Director-Class I	Director	Owner, Freeman Properties, JCMO, LLC, Jefferson City, Missouri
W. Bruce Phelps	Chief Financial Officer	Senior Vice President and Chief Financial Officer	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
Kathleen L. Bruegenhemke	Senior Vice President, Corporate Secretary, and Director	Senior Vice President, Columbia Market President, and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
ANNUAL REPORT ON FORM 10-K
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2016 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company’s reasonable expenses in furnishing such exhibits.