Form 10-K, Exhibit 13
period 2017-12-31
HAWTHORN BANCSHARES, INC.
filed 2018-03-16
CIK 893847

Exhibit 13

2017
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Jefferson City, Missouri

March 16, 2018
Dear Shareholders:
Net income for 2017 was $3.4 million, or $0.59 per diluted share, compared to $7.3 million, or $1.24 per diluted share, for 2016. Included in the 2017 net income is a $4.1 million charge, or $0.70 per diluted share, that includes $3.1 million resulting from application of the Tax Cuts and Jobs Act (the “Tax Act”) enacted in the fourth quarter of 2017, and $1.0 million resulting from tax planning initiatives implemented at year-end 2017.
The return on average equity was 3.59% (7.90% excluding the charge from the Tax Act and tax planning initiatives) and the return on average assets was 0.25% (0.56% excluding the charge from the Tax Act and tax planning initiatives) for the current year compared to 7.97% and 0.58% for the prior year, respectively.
Excluding the impact of the Tax Act and tax planning initiatives, non-GAAP earnings increased 4% for the current year. This was mostly due to loans increasing $94 million, or 9.7%, from the prior year, and increasing $111 million, or 12.2%, on average. Since year-end 2015, loans have increased $203 million, or 23.5%. This growth was accomplished without a deterioration in credit quality as nonperforming loans to total loans improved from 1.19% at year-end 2015 to 1.00% at year-end 2017. Our loan growth was funded primarily by deposits, which increased $115 million, or 11.4%, versus the prior year and represents a stable source of funds. The continued growth in loans, which is our highest earning asset category, should have a corresponding positive impact on future earnings.
Net interest income for 2017 was $42.9 million compared to $40.3 million for 2016. On a tax equivalent basis, Hawthorn’s net interest margin for 2017 was 3.41% compared to 3.48% for 2016.
Non-interest income for 2017 was $9.0 million compared to $8.9 million for 2016. The net change from the prior year was primarily due to increases in trust income of  $0.2 million and combined real estate servicing and mortgage loan sales income of  $0.3 million offset by securities gains of  $0.6 million recognized in the prior year. Non-interest expenses increased $2.0 million, or 5.4%, over the prior year level of  $36.8 million. Salaries and benefits increased $0.9 million, or 4.5%, over 2016 due to cost of living adjustments, merit increases and increased health insurance and pension costs. Other operating expenses increased $1.1 million primarily due to costs associated with technology related expenses to improve operating efficiencies and our ability to react to new technology developments.
Non-performing loans to total loans at December 31, 2017 was 1.00% compared to 0.95% of total loans at December 31, 2016, and 1.19% at December 31, 2015. During the year ended December 31, 2017, net charge-offs were $0.8 million, or 0.08% of average loans, compared to $0.1 million, or 0.02% of average loans for 2016. We believe these levels of non-performing loans and net charge-offs over the last two years indicate the overall risk in the loan portfolio has been well managed. The allowance for loan losses at December 31, 2017 was $10.9 million, or 1.02% of outstanding loans, 101.57% of non-performing loans and 180.87% of nonperforming loans when excluding accruing TDR’s.
Our capital levels at December 31, 2017 continue to exceed regulatory well capitalized thresholds with 9.33% of leverage capital and 12.93% of total risk-based capital.
Asset quality and growth trends continue moving in the right direction. We are focused on taking proactive steps to increase non-interest revenue, reduce costs and improve efficiencies. I am committed to maintaining strong asset quality; further improving earnings performance; sustaining sound and proper capital levels; and paying regular dividends.
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

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•
competitive pressures among financial services companies may increase significantly,

•
changes in the interest rate environment may reduce interest margins,

•
general economic conditions, either nationally or in Missouri, may be less favorable than expected and may adversely affect the quality of our loans and other assets,

•
increases in non-performing assets in the Company’s loan portfolios and adverse economic conditions may necessitate increases to our provisions for loan losses,

•
costs or difficulties related to the integration of the business of the Company and its acquisition targets may be greater than expected,

•
legislative, regulatory, or tax law changes may adversely affect the business in which the Company and its subsidiaries are engaged, and

•
changes may occur in the securities markets.

We have described under the caption Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in other reports filed with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that have not been identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Crucial to the Company’s community banking strategy is growth in its commercial banking services, retail mortgage lending and retail banking services. Through the branch network of its subsidiary bank, Hawthorn Bank (the Bank), the Company, with $1.4 billion in assets at December 31, 2017, provides a broad range of commercial and personal banking services. The Bank’s specialties include commercial banking for small and mid-sized businesses, including equipment, operating, commercial real estate, Small Business Administration (SBA) loans, and personal banking services including real estate mortgage lending, installment and consumer loans, certificates of deposit, individual retirement and other time deposit accounts, checking accounts, savings accounts, and money market accounts. Other financial services that the Company provides include trust services that include estate planning, investment and asset management services and a comprehensive suite of cash management services. The geographic areas in which the Company provides products and services include the Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, Branson, and the greater Kansas City metropolitan area.
The Company’s primary source of revenue is net interest income derived primarily from lending and deposit taking activities. Much of the Company’s business is commercial, commercial real estate development, and residential mortgage lending. The Company’s income from mortgage brokerage activities is directly dependent on mortgage rates and the level of home purchases and refinancing activity.
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

SELECTED CONSOLIDATED FINANCIAL DATA
The following table presents selected consolidated financial information for the Company as of and for each of the years in the five-years ended December 31, 2017. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.
Income Statement Data
(In thousands, except per share data)	2017	2016	2015	2014	2013
Interest income	$50,935	$46,010	$45,756	$44,498	$45,665
Interest expense	8,007	5,663	4,999	5,044	6,342
Net interest income	42,928	40,347	40,757	39,454	39,323
Provision for loan losses	1,765	1,425	250	0	2,030
Net interest income after provision for loan losses	41,163	38,922	40,507	39,454	37,293
Non-interest income	8,955	8,917	9,166	8,749	10,866
Non-interest expense	38,802	36,807	36,494	36,507	40,763
Income before income taxes	11,316	11,032	13,179	11,696	7,396
Income tax expense	7,902	3,750	4,580	4,042	2,422
Net income	3,414	7,282	8,599	7,654	4,974
Preferred stock dividends and accretion of discount	0	0	0	0	615
Net income available to common shareholders	$3,414	$7,282	$8,599	$7,654	$4,359
Per Share Data
Basic earnings per common share	$0.59	$1.24	$1.46	$1.30	$0.74
Diluted earnings per common share	0.59	1.24	1.46	1.30	0.74
Dividends paid per share on common stock	0.26	0.20	0.20	0.20	0.20
Book value per share	15.68	15.52	14.83	13.69	12.64
Market price per share	20.75	17.02	14.56	12.67	10.39
Basic weighted average shares of common stock outstanding	5,826,346	5,864,153	5,884,984	5,885,049	5,885,049
Diluted weighted average shares of common stock outstanding	5,831,630	5,864,153	5,884,984	5,885,049	5,885,049

(In thousands)	2017	2016	2015	2014	2013
Balance Sheet Data (at year end)
Total assets	$1,429,216	$1,287,048	$1,200,921	$1,169,731	$1,140,122
Net loans	1,057,580	964,143	856,476	852,114	825,828
Investment securities	237,579	224,308	243,091	203,720	209,986
Total deposits	1,125,812	1,010,666	947,197	969,514	956,471
Federal Home Loan Bank advances and other borrowings	121,382	93,392	50,000	43,000	24,000
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Common stockholders’ equity	91,371	91,017	87,286	80,568	74,380
Total stockholders’ equity	91,371	91,017	87,286	80,568	74,380
Balance Sheet Data (average balances)
Total assets	$1,352,343	$1,251,741	$1,199,061	$1,156,911	$1,159,127
Net loans	1,013,702	904,069	852,514	839,957	818,525
Investment securities	226,911	243,169	242,740	212,697	224,551
Total deposits	1,068,487	997,514	975,036	971,777	978,063
Federal Home Loan Bank advances and other borrowings	98,383	67,212	48,474	29,964	23,256
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Common stockholders’ equity	95,116	91,401	84,818	78,953	73,259
Total stockholders’ equity	95,116	91,401	84,818	78,953	79,875
Key Ratios
Earnings Ratios
Return on average total assets	0.25%	0.58%	0.72%	0.66%	0.43%
Return on average common stockholders’ equity	3.59	7.97	10.14	9.69	5.95
Efficiency ratio (3)	74.79	74.71	73.10	75.74	81.22
Asset Quality Ratios
Allowance for loan losses to loans	1.02%	1.01%	0.99%	1.06%	1.63%
Nonperforming loans to loans (1)	1.00	0.95	1.19	4.18	4.21
Allowance for loan losses to nonperforming loans (1)	101.57	107.35	83.75	25.26	38.84
Allowance for loan losses to nonperforming loans excluding performing TDRs	180.87	282.94	194.48	49.72	57.35
Nonperforming assets to loans and foreclosed assets (2)	2.21	2.37	2.98	5.49	5.87
Net loan charge-offs to average loans	0.08	0.02	0.09	0.54	0.38
Capital Ratios
Average stockholders’ equity to average total assets	7.03%	7.30%	7.07%	6.82%	6.89%
Period-end stockholders’ equity to period-end assets	6.39	7.07	7.27	6.89	6.52
Total risk-based capital ratio	12.93	13.72	14.78	15.78	15.33
Tier 1 risk-based capital ratio	10.72	11.29	12.03	12.38	11.40
Common equity Tier 1 capital	8.04	8.51	9.04	NA	NA
Tier 1 leverage ratio	9.33	9.87	9.84	9.42	8.79
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

Non-GAAP Financial Measures
The financial measures in the table below include items that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include adjustments to exclude the transitional impact of the Tax Cuts and Jobs Act (Tax Act) and the Company’s implementation of new tax planning initiatives, which are non-recurring and not considered indicative of underlying earnings performance. The adjustments do not include the ongoing impacts of the lower U.S. statutory rate under the Tax Act on current year earnings. The Company believes that the exclusion of these items provides a useful basis for evaluating the Company’s underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand the Company’s comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:
Income Statement Data
(In thousands, except per share data)	2017	2016	2015	2014	2013
Net income	$3,414	$7,282	$8,599	$7,654	$4,974
Preferred stock dividends and accretion of discount	0	0	0	0	615
Net income available to common shareholders	$3,414	$7,282	$8,599	$7,654	$4,359
Effect of net deferred tax asset adjustments (a)	4,105	0	0	0	0
2017 non-GAAP net income and net income	$7,519	$7,282	$8,599	$7,654	$4,359
Per Share Data
Basic earnings per share - GAAP	$0.59	$1.24	$1.46	$1.30	$0.74
Effect of net deferred tax asset adjustments (a)	0.70	0.00	0.00	0.00	0.00
2017 non-GAAP basic and basic earnings per share	$1.29	$1.24	$1.46	$1.30	$0.74
Diluted earnings per share - GAAP	$0.59	$1.24	$1.46	$1.30	$0.74
Effect of net deferred tax asset adjustments (a)	0.70	0.00	0.00	0.00	0.00
2017 non-GAAP diluted and diluted earnings per share	$1.29	$1.24	$1.46	$1.30	$0.74
Key Ratios
Return on average total assets - GAAP	0.25%	0.58%	0.72%	0.66%	0.43%
Effect of net deferred tax asset adjustments (a)	0.31%	0.00%	0.00%	0.00%	0.00%
Return on average total assets - non-GAAP	0.56%	0.58%	0.72%	0.66%	0.43%
Return on average stockholders’ equity - GAAP	3.59%	7.97%	10.14%	9.69%	5.95%
Effect of net deferred tax asset adjustments (a)	4.31%	0.00%	0.00%	0.00%	0.00%
Return on average stockholders’ equity - non-GAAP	7.90%	7.97%	10.14%	9.69%	5.95%

(a)
Calculated using the difference in combined statutory rates of 38% and 21% for subsequent years.

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
				$ Change		% Change
(In thousands)	2017	2016	2015	’17-’16	’16-’15	’17-’16	’16-’15
Net interest income	$42,928	$40,347	$40,757	$2,581	$(410)	6.4%	(1.0)%
Provision for loan losses	1,765	1,425	250	340	1,175	23.9	470.0
Non-interest income	8,955	8,917	9,166	38	(249)	0.4	(2.7)
Non-interest expense	38,802	36,807	36,494	1,995	313	5.4	0.9
Income before income taxes	11,316	11,032	13,179	284	(2,147)	(2.6)	(16.3)
Income tax expense	7,902	3,750	4,580	4,152	(830)	(110.7)	(18.1)
Net income	$3,414	$7,282	$8,599	$(3,868)	$(1,317)	(53.1)%	(15.3)%

Consolidated net income decreased $3.9 million to $3.4 million, or $0.59 per diluted share, for the year ended December 31, 2017 compared to $7.3 million, or $1.24 per diluted share, for the year ended December 31, 2016. For the year ended December 31, 2017, the return on average assets (ROA) was 0.25%, the return on average stockholders’ equity (ROE) was 3.59%, and the efficiency ratio was 74.79%.
Consolidated net income decreased $1.3 million to $7.3 million, or $1.24 per diluted share, for the year ended December 31, 2016 compared to $8.6 million, or $1.46 per diluted per share, for the year ended December 31, 2015. For the year ended December 31, 2016, the return on average assets was 0.58%, the return on average stockholders’ equity was 7.97%, and the efficiency ratio was 73.71%.
The decrease in ROA and ROE for 2017 compared to 2016 reflects a $4.1 million write-down of the Company’s net deferred tax asset (DTA) in response to the enactment of the Tax Cuts and Jobs Act (Tax Act) and additional tax planning initiatives, which was recorded as additional income tax expense during the fourth quarter of 2017. As a result, the Company’s effective tax rate for 2017 increased to 69.8% from 34% for 2016. The federal corporate income tax rate declined from 34% to 21% effective January 1, 2018 as a result to the Tax Act. The Company expects its future effective tax rate after the impact of tax exempt income to be approximately 18% to 19% compared to 34% in prior years.
Net interest income was $42.9 million for the year ended December 31, 2017 compared to $40.3 million and $40.8 million for the years ended December 31, 2016 and 2015, respectively. The net interest margin was 3.41% for the year ended December 31, 2017 compared to 3.48% and 3.69% for the years ended December 31, 2016 and 2015, respectively.
A $1.8 million provision for loan losses was recorded for the year ended December 31, 2017 compared to a $1.4 million and $250,000 provision for the years ended December 31, 2016 and 2015, respectively. The increase in 2017 over the years ended 2016 and 2015, was primarily due to an increase in loans and using five year look-back period compared to look-back periods of four and three years in the prior years.
The Company’s net charge-offs for the year ended December 31, 2017, were $799,000, or 0.08% of average loans compared to $143,000, or 0.02% of average loans for the year ended December 31, 2016, and $745,000, or 0.09% of average loans for the year ended December 31, 2015.
Non-performing loans totaled $10.7 million, or 1.00% of total loans, at December 31, 2017 compared to $9.2 million, or 0.95% of total loans at December 31, 2016, and $10.3 million, or 1.19% of total loans, at December 31, 2015.
Non-interest income increased $38,000, or 0.4%, for the year ended December 31, 2017 compared to the year ended December 31, 2016, and decreased $249,000, or 2.7%, for the year ended December 31, 2016 compared to the year ended December 31, 2015. These changes are discussed in greater detail below under Non-interest Income.

Non-interest expense increased $2.0 million, or 5.4%, for the year ended December 31, 2017 compared to the year ended December 31, 2016, and increased $313,000, or 0.9%, for the year ended December 31, 2016, compared to the year ended December 31, 2015. These changes are discussed in greater detail below under Non-interest Expense.
Average Balance Sheets
Net interest income is the largest source of revenue resulting from the Company’s lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year periods ended December 31, 2017, 2016, and 2015, respectively.
(In thousands)	2017			2016			2015
	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)
ASSETS
Loans: (2) (3)
Commercial	$186,140	$8,644	4.64%	$161,177	$7,588	4.71%	$155,127	$7,523	4.85%
Real estate construction - residential	21,466	998	4.65	17,671	803	4.54	15,215	968	6.36
Real estate construction - commercial	78,861	3,550	4.50	43,759	2,016	4.61	42,919	2,169	5.05
Real estate mortgage - residential	255,091	11,706	4.59	253,614	11,544	4.55	248,335	11,612	4.68
Real estate mortgage - commercial	450,427	20,697	4.60	410,672	18,947	4.61	379,538	18,126	4.78
Consumer	32,225	1,253	3.89	26,280	1,161	4.42	20,952	1,076	5.14
Total loans	$1,024,210	$46,848	4.57%	$913,173	$42,059	4.61%	$862,086	$41,474	4.81%
Investment securities:
U.S. Treasury	$312	$6	1.92%	$0	$0	0.00%	$0	$0	0.00%
U.S. government and federal agency obligations	47,665	693	1.45	48,551	582	1.20	74,820	999	1.34
Obligations of states and political subdivisions	46,716	1,041	2.23	32,836	836	2.55	34,408	1,077	3.13
Mortgage-backed securities	122,124	2,258	1.85	153,024	2,597	1.70	126,810	2,497	1.97
Total Available-for-sale securities	$216,817	$3,998	1.84%	$234,411	$4,015	1.71%	$236,038	$4,573	1.94%
Other investments & securities	10,094	390	3.86	8,758	317	3.62	6,702	216	3.22
Federal funds sold and interest bearing deposits in other financial institutions	22,844	267	1.17	15,526	80	0.52	14,022	38	0.27
Total interest earning assets	$1,273,965	$51,503	4.04%	$1,171,868	$46,471	3.97%	$1,118,848	$46,301	4.14%
All other assets	88,886			88,977			89,785
Allowance for loan losses	(10,508)			(9,104)			(9,572)
Total assets	$1,352,343			$1,251,741			$1,199,061
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW accounts	$210,780	$1,114	0.53%	$195,099	$607	0.31%	$198,288	$478	0.24%
Savings	98,051	50	0.05	96,130	49	0.05	89,367	49	0.05
Commercial	1,514	12	0.79	630	3	0.48	0	0	0.00
Money market	224,076	1,153	0.51	186,356	500	0.27	174,146	443	0.25
Time deposits	294,727	2,224	0.75	302,285	1,907	0.63	312,387	1,957	0.63
Total interest bearing deposits	$829,148	$4,553	0.55%	$780,500	$3,066	0.39%	$774,188	$2,927	0.38%
Federal funds purchased and securities sold under agreements to repurchase	29,512	113	0.38	36,539	64	0.18	30,925	56	0.18
Federal Home Loan Bank advances and other borrowed funds	98,383	1,590	1.62	67,212	1,038	1.54	48,474	723	1.49
Subordinated notes	49,486	1,751	3.54	49,486	1,495	3.02	49,486	1,293	2.61
Total borrowings	$177,381	$3,454	1.95%	$153,237	$2,597	1.69%	$128,885	$2,072	1.61%
Total interest bearing liabilities	$1,006,529	$8,007	0.80%	$933,737	$5,663	0.61%	$903,073	$4,999	0.55%
Demand deposits	239,339			217,014			200,848
Other liabilities	11,359			9,589			10,322
Total liabilities	1,257,227			1,160,340			1,114,243
Stockholders’ equity	95,116			91,401			84,818
Total liabilities and stockholders’ equity	$1,352,343			$1,251,741			$1,199,061
Net interest income (FTE)		$43,496			$40,808			$41,302
Net interest spread			3.24%			3.36%			3.59%
Net interest margin			3.41%			3.48%			3.69%
(1)
Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $568,000, $461,000 and $545,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

(2)
Non-accruing loans are included in the average amounts outstanding.

(3)
Fees and costs on loans are included in interest income.

Rate and volume analysis
The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates for the years ended December 31, 2017, compared to December 31, 2016, and for the years ended December 31, 2016 compared to December 31, 2015. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.
	2017			2016
		Change due to			Change due to
(In thousands)	Total Change	Average Volume	Average Rate	Total Change	Average Volume	Average Rate
Interest income on a fully taxable equivalent basis: (1)
Loans: (2) (3)
Commercial	$1,056	$1,160	$(104)	$65	$289	$(224)
Real estate construction - residential	195	176	19	(165)	140	(305)
Real estate construction - commercial	1,534	1,581	(47)	(153)	41	(194)
Real estate mortgage - residential	162	67	95	(68)	244	(312)
Real estate mortgage - commercial	1,750	1,827	(77)	821	1,454	(633)
Consumer	92	242	(150)	85	250	(165)
Investment securities:
U.S. Treasury	6	-	6	-	-	-
U.S. government and federal agency obligations	111	(11)	122	(417)	(324)	(93)
Obligations of states and political subdivisions	205	319	(114)	(241)	(47)	(194)
Mortgage-backed securities	(339)	(557)	218	100	474	(374)
Other investments & securities, at cost	73	50	23	101	72	29
Federal funds sold and interest bearing deposits in other financial institutions	187	51	136	42	4	38
Total interest income	5,032	4,905	127	170	2,597	(2,427)
Interest expense:
NOW accounts	507	53	454	128	(8)	136
Savings	1	1	-	-	4	(4)
Commercial	9	6	3	3	-	3
Money market	653	118	535	57	32	25
Time deposits	317	(49)	366	(49)	(64)	15
Federal funds purchased and securities sold under agreements to repurchase	49	(14)	63	9	10	(1)
Federal Home Loan Bank advances and other borrowed funds	552	501	51	315	289	26
Subordinated notes	256	-	256	201	-	201
Total interest expense	2,088	616	1,472	463	263	200
Net interest income on a fully taxable equivalent basis	$2,944	$4,289	$(1,345)	$(293)	$2,334	$(2,627)

(1)
Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 34%, net of nondeductible interest expense. Such adjustments totaled $568,000, $461,000 and $545,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

(2)
Non-accruing loans are included in the average amounts outstanding.

(3)
Fees and costs on loans are included in interest income.

Financial results for the year ended December 31, 2017 compared to the year ended December 31, 2016 reflected an increase in net interest income, on a tax equivalent basis, of  $2.7 million, or 6.59%, and financial results for the year ended December 31, 2016 compared to the year ended December 31, 2015 reflected a decrease of  $494,000, or 1.20%.
Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased to 3.41% for the year ended December 31, 2017, compared to 3.48% and 3.69% for the years ended December 31, 2016 and 2015, respectively.
The increase in net interest income for 2017 over 2016 was primarily due to an increase in average earning assets and the decrease in the net interest margin was primarily due to a 19 basis point increase in the rates paid on average interest bearing liabilities. The prime rate increased to 4.50% at December 31, 2017 compared to 3.75% at December 31, 2016.
The decrease in the net interest income and the net interest margin in 2016 over 2015 were primarily due to a contraction in the net interest spread caused primarily by a decrease in the yield on investment securities maturing at higher historical rates, new replacement securities yielding lower current market rates, and an increase in FHLB advances to support loan growth.
Average interest-earning assets increased $102.1 million, or 8.71%, to $1.27 billion for the year ended December 31, 2017 compared to $1.17 billion for the year ended December 31, 2016, and average interest bearing liabilities increased $72.8 million, or 7.8%, to $1.0 billion for the year ended December 31, 2017 compared to $933.7 million for the year ended December 31, 2016.
Average interest-earning assets increased $53.0 million, or 4.74%, to $1.17 billion for the year ended December 31, 2016 compared to $1.12 billion for the year ended December 31, 2015, and average interest bearing liabilities increased $30.7 million, or 3.40%, to $933.7 million for the year ended December 31, 2016 compared to $903.1 million for the year ended December 31, 2015.
Total interest income (expressed on a fully taxable equivalent basis) increased to $51.5 million for the year ended December 31, 2017 compared to $46.5 million and $46.3 million for the years ended December 31, 2016 and 2015, respectively. The Company’s rates earned on interest earning assets were 4.04% for the year ended December 31, 2017 compared to 3.97% and 4.14% for the years ended December 31, 2016 and 2015, respectively.
Interest income on loans increased to $46.8 million for the year ended December 31, 2017 compared to $42.1 million and $41.5 million for the years ended December 31, 2016 and 2015, respectively.
Average loans outstanding increased $111.0 million, or 12.16%, to $1.0 billion for the year ended December 31, 2017 compared to $913.2 million for the year ended December 31, 2016. The average yield on loans receivable decreased to 4.57% during the year ended December 31, 2017 compared to 4.61% for the year ended December 31, 2016.
Average loans outstanding increased $51.1 million, or 5.9%, to $913.2 million for the year ended December 31, 2016 compared to $862.1 million for the year ended December 31, 2015. The average yield on loans receivable decreased to 4.61% during the year ended December 31, 2016 compared to 4.81% for the year ended December 31, 2015. See the Lending and Credit Management section for further discussion of changes in the composition of the lending portfolio.
Total interest expense was $8.0 million for the year ended December 31, 2017 compared to $5.7 million and $5.0 million for the years ended December 31, 2016 and 2015, respectively. The Company’s rates paid on interest bearing liabilities was 0.80% for the year ended December 31, 2017 compared to 0.61% and 0.55% for the years ended December 31, 2016 and 2015, respectively. See the Liquidity Management section for further discussion.
Interest expense on deposits was $4.6 million for the year ended December 31, 2017 compared to $3.1 million and $2.9 million for the years ended December 31, 2016 and 2015, respectively.
Average interest bearing deposits increased $48.6 million, or 6.2%, to $829.1 million for the year ended December 31, 2017 compared to $780.5 million for the year ended December 31, 2016. The average cost of deposits increased to 0.55% during the year ended December 31, 2017 compared to 0.39% for the year ended December 31, 2016.

Average interest bearing deposits increased $6.3 million, or 0.82%, to $780.5 million for the year ended December 31, 2016 compared to $774.2 million for the year ended December 31, 2015. The average cost of deposits increased to 0.39% during the year ended December 31, 2016 compared to 0.38% for the year ended December 31, 2015.
Interest expense on borrowings was $3.5 million for year ended December 31, 2017 compared to $2.6 million and $2.1 million for both the ended December 31, 2016 and 2015, respectively. Average borrowings were $177.4 million for the year ended December 31, 2017 compared to $153.2 million and $128.9 million for the years ended December 31, 2016 and 2015, respectively. See the Liquidity Management section for further discussion.
Non-interest Income and Expense
Non-interest income for the years ended December 31, 2017, 2016, and 2015 was as follows:
				$ Change		% Change
(In thousands)	2017	2016	2015	’17-’16	’16-’15	’17-’16	’16-’15
Non-interest Income
Service charges and other fees	$3,437	$3,400	$3,477	$37	$(77)	1.1%	(2.2)%
Bank card income and fees	2,614	2,547	2,455	67	92	2.6	3.7
Trust department income	1,137	952	929	185	23	19.4	2.5
Real estate servicing fees, net	740	325	573	415	(248)	127.7	(43.3)
Gain on sales of mortgage loans, net	770	851	1,386	(81)	(535)	(9.5)	(38.6)
Gain on sale of investment securities	5	602	8	(597)	594	(99.2)	NM
Other	252	240	338	12	(98)	5.0	(29.0)
Total non-interest income	$8,955	$8,917	$9,166	$38	$(249)	0.4%	(2.7)%
Non-interest income as a % of total revenue *	17.3%	18.1%	18.4%
*
Total revenue is calculated as net interest income plus non-interest income.

NM - not meaningful
Total non-interest income increased $38,000, or 0.4%, to $9.0 million for the year ended December 31, 2017 compared to the year ended December 31, 2016, and decreased $249,000, or 2.7%, to $8.9 million for the year ended December 31, 2016 compared to the year ended December 31, 2015.
Bank card income and fees increased $67,000, or 2.6%, to $2.6 million for the year ended December 31, 2017 compared to the year ended December 31, 2016, and increased $92,000, or 3.7% to $2.5 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was mainly the result of growth in debit card fees as a result of a higher volume of transactions year over year.
Trust department income increased $185,000, or 19.4%, to $1.1 million for the year ended December 31, 2017 compared to the year ended December 31, 2016, and increased $23,000, or 2.5% to $952,000 for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase year over year was primarily due to new trust customer relationships.
Real estate servicing fees, net of the change in valuation of mortgage serving rights increased $415,000, or 127.7%, to $740,000 for the year ended December 31, 2017 compared to the year ended December 31, 2016, and decreased $248,000, or 43.3%, to $325,000 for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase in the year 2017 over the prior years was primarily due to a higher MSR value resulting from slower prepayment speeds in a higher rate environment.
Mortgage loan servicing fees earned on loans sold were $833,000 for the year ended December 31, 2017 compared to $854,000 and $873,000 for the years ended 2016 and 2015, respectively. The Company was servicing $285.8 million of mortgage loans at December 31, 2017 compared to $294.4 million and $312.1 million at December 31, 2016 and 2015, respectively.

Gain on sales of mortgage loans decreased $81,000, or 9.5%, to $770,000 for the year ended December 31, 2017 compared to the year ended December 31, 2016, and decreased $535,000, or 38.6%, to $851,000 for the year ended December 31, 2016 compared to the year ended December 31, 2015. The Company sold loans of  $33.8 million for the year ended December 31, 2017 compared to $37.9 million and $51.5 million for the years ended December 31, 2016 and 2015, respectively.
Gain on sale of investment securities During the year ended December 31, 2017, the Company received $11.7 million from proceeds on sales of available-for-sale debt securities and recognized gains of  $5,000, compared to $60.7 million from proceeds on sales of available-for-sale debt securities and recognized net gains of  $602,000 during the year ended December 31, 2016, and $720,000 from proceeds on sales of available-for-sale debt securities and recognized gains of  $8,000 for the year ended December 31, 2015. These transactions were the result of bond sales and purchases to replace several smaller holdings with fewer, larger investments without materially changing the duration or yield of the investment portfolio.
Non-interest expense for the years ended December 31, 2017, 2016, and 2015 was as follows:
				$ Change		% Change
(In thousands)	2017	2016	2015	‘17-’16	‘16-’15	‘17-’16	‘16-’15
Non-interest Expense
Salaries	$16,228	$15,623	$15,319	$605	$304	3.9%	2.0%
Employee benefits	5,551	5,227	5,473	324	(246)	6.2	(4.5)
Occupancy expense, net	2,782	2,751	2,792	31	(41)	1.1	(1.5)
Furniture and equipment expense	2,683	1,783	1,844	900	(61)	50.5	(3.3)
Processing expense, network and bank card expense	3,643	3,309	3,363	334	(54)	10.1	(1.6)
Legal, examination, and professional fees	1,308	1,301	1,321	7	(20)	0.5	(1.5)
FDIC insurance assessment	478	567	867	(89)	(300)	(15.7)	(34.6)
Advertising and promotion	1,255	1,083	1,111	172	(28)	15.9	(2.5)
Postage, printing, and supplies	991	1,054	1,120	(63)	(66)	(6.0)	(5.9)
Real estate foreclosure expense (gains), net	402	370	(223)	32	593	8.6	265.9
Other	3,481	3,739	3,507	(258)	232	(6.9)	6.6
Total non-interest expense	$38,802	$36,807	$36,494	$1,995	$313	5.4%	0.9%
Efficiency ratio *	74.8%	74.7%	73.1%
Efficiency ratio **	74.0%	74.9%	73.6%
Number of full-time equivalent employees	332	326	342
*
Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue includes net interest income and non-interest income.

**
Does not include other real estate expense and gain on sale of investments.

Total non-interest expense increased $2.0 million, or 5.4%, to $38.8 million for the year ended December 31, 2017 compared to the year ended December 31, 2016, and increased $313,000, or 0.9%, to $36.8 million for the year ended December 31, 2016 compared to the year ended December 31, 2015.
Salaries increased $605,000, or 3.9%, to $16.2 million for the year ended December 31, 2017 compared to the year ended December 31, 2016, and increased $304,000, or 2.0%, to $15.6 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase for the year ended 2017 over 2016 was primarily due to cost of living, merit salary increases, and a decrease in deferred loan costs. The increase for the year ended 2016 over 2015 was primarily due to cost of living and merit salary increases, partially offset by an increase in deferred loan costs.
Employee benefits increased $324,000, or 6.2%, to $5.6 million for the year ended December 31, 2017 compared to the year ended December 31, 2016, and decreased $246,000, or 4.5%, to $5.2 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase for the year ended 2017 over 2016 was primarily due to an increase in pension expense due to a lower discount rate, and an increase in medical plan premiums effective July 1, 2017. The decrease for the year ended 2016 over 2015 was primarily due to a decrease in 401(k) profit-sharing and pension expenses, and medical plan premiums, which was due to a change in the Company’s health insurance plan effective July 1, 2016.
Furniture and equipment expense increased $900,000, or 50.5%, to $2.7 million for the year ended December 31, 2017 compared to the year ended December 31, 2016, and decreased $61,000, 3.3%, to $1.8 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. Beginning December 2016, the Company began upgrading its data processing infrastructure to a hosted network environment. The process included changes in maintenance agreements, service providers, and equipment.
Processing, network, and bank card expense increased $334,000, or 10.1%, to $3.6 million for the year ended December 31, 2017 compared to the year ended December 31, 2016, and decreased $54,000, or 1.6%, to $3.3 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase in 2017 over the prior years was primarily due to a corporate wide network upgrade and changes in processing service providers.
FDIC insurance assessment decreased $89,000, or 15.7%, to $478,000 for the year ended December 31, 2017 compared to December 31, 2016, and decreased $300,000, or 34.6%, to $567,000 for the year ended December 31, 2016 compared to the year ended December 31, 2015. In February 2011, the FDIC adopted a rule that requires large institutions to bear the burden of raising the reserve ratio form 1.15% to 1.35% in accordance with the Dodd-Frank Act. The quarter after the reserve ratio reached 1.15%, lower assessment rates, surcharges, and new pricing for small intuitions under $10 billion became effective July 1, 2016 and appeared on the December 31, 2016 invoicing.
Advertising and promotion expense increased $172,000, or 15.9%, to $1.3 million for the year ended December 31, 2017 compared to the year ended December 31, 2016, and was consistent at $1.1 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase in 2017 over the prior years was primarily due to new products and services such as interactive teller machines, and a new branch in the process of opening in our Columbia market.
Real estate foreclosure expense and (gains), net increased $32,000, or 8.6%, to $402,000 for the year ended December 31, 2017 compared to the year ended December 31, 2016, and increased $593,000, or 265.9%, to $370,000 for the year ended December 31, 2016 compared to the year ended December 31, 2015.
Net losses recognized on other real estate owned were $232,000 for the year ended December 31, 2017, compared to net gains of  $21,000 and $671,000 for the years ended December 31, 2016 and 2015, respectively. Expenses to maintain foreclosed properties were $170,000 for the year ended December 31, 2017, compared to $391,000 and $448,000 for the years ended December 31, 2016 and 2015, respectively.
Income taxes
Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 69.8% for the year ended December 31, 2017 compared to 34.0% and 34.8% for the years ended December 31, 2016 and 2015, respectively. The increase in the effective tax rate in 2017 over 2016 and 2015 reflects a $4.1 million write-down of the Company’s net deferred tax asset (DTA) in response to the enactment of the Tax Cuts and Jobs Act (Tax Act) and other tax planning initiatives of the Company. The write-down was recorded as additional income tax expense during the fourth quarter of 2017. The federal corporate income tax rate declined from 34% to 21% effective January 1, 2018 as a result to the Tax Act. The Company expects its future effective tax rate after the impact of tax exempt income to be approximately 18% to 19% compared to 34% in prior years. Additionally, as of December 31, 2017, the Company early adopted ASU 2018-02 Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income and elected to reclassify from accumulated other comprehensive income to retained earnings the stranded income tax effects in accumulated other comprehensive loss resulting from the Tax Act.
Lending and Credit Management
Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 74.0% of total assets as of December 31, 2017 compared to 74.9% as of December 31, 2016.

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
A summary of loans, by major class within the Company’s loan portfolio as of the dates indicated is as follows:
(In thousands)	2017	2016	2015	2014	2013
Commercial, financial, and agricultural	$192,238	$182,881	$149,091	$154,834	$141,845
Real estate construction - residential	26,492	18,907	16,895	18,103	21,008
Real estate construction - commercial	98,340	55,653	33,943	48,822	55,076
Real estate mortgage - residential	246,754	259,900	256,086	247,117	225,630
Real estate mortgage - commercial	472,455	426,470	385,869	372,321	375,686
Installment loans to individuals	32,153	30,218	23,196	20,016	20,302
Total loans	$1,068,432	$974,029	$865,080	$861,213	$839,547
Percent of categories to total loans:
Commercial, financial, and agricultural	18.0%	18.8%	17.2%	18.0%	16.9%
Real estate construction - residential	2.5	1.9	2.0	2.1	2.5
Real estate construction - commercial	9.2	5.7	3.9	5.7	6.6
Real estate mortgage - residential	23.1	26.7	29.6	28.7	26.9
Real estate mortgage - commercial	44.2	43.8	44.6	43.2	44.7
Installment loans to individuals	3.0	3.1	2.7	2.3	2.4
Total	100.0%	100.0%	100.0%	100.0%	100.0%

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

The contractual maturities of loan categories at December 31, 2017, and the composition of those loans between fixed rate and floating rate loans are as follows:
	Principal Payments Due
(In thousands)	One Year Or Less	Over One Year Through Five Years	Over Five Years	Total
Commercial, financial, and agricultural	$75,152	$56,493	$60,593	$192,238
Real estate construction - residential	25,448	369	675	26,492
Real estate construction - commercial	52,995	30,405	14,940	98,340
Real estate mortgage - residential	24,430	42,789	179,535	246,754
Real estate mortgage - commercial	48,247	243,966	180,242	472,455
Installment loans to individuals	3,917	23,592	4,644	32,153
Total loans	$230,189	$397,614	$440,629	$1,068,432
Loans with fixed rates	135,632	370,967	118,065	624,664
Loans with floating rates	94,557	26,647	322,564	443,768
Total loans	$230,189	$397,614	$440,629	$1,068,432

The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2017, the Company sold approximately $33.8 million of loans to investors compared to $37.9 million and $51.5 million for the years ended December 31, 2016 and 2015, respectively. At December 31, 2017, the Company was servicing approximately $285.8 million of loans sold to the secondary market compared to $294.4 million at December 31, 2016, and $312.1 million at December 31, 2015.
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

Nonperforming Assets
The following table summarizes nonperforming assets at the dates indicated:
(In thousands)	2017	2016	2015	2014	2013
Nonaccrual loans:
Commercial, financial, and agricultural	$2,507	$982	$308	$5,279	$1,684
Real estate construction - residential	0	0	0	1,751	2,204
Real estate construction - commercial	97	50	102	2,096	6,251
Real estate mortgage - residential	1,956	1,888	2,322	4,419	4,165
Real estate mortgage - commercial	936	420	1,542	4,465	9,074
Installment loans to individuals	176	89	144	233	302
Total	$5,672	$3,429	$4,418	$18,243	$23,680
Loans contractually past - due 90 days or more and still accruing:
Commercial, financial, and agricultural	$2	$0	$1	$0	$0
Real estate construction - commercial	275	0	0	56	0
Real estate mortgage - residential	28	54	0	0	129
Real estate mortgage - commercial	0	0	0	0	100
Installment loans to individuals	23	11	5	2	14
Total	$328	$65	$6	$58	$243
Performing troubled debt restructurings	4,684	5,715	5,850	17,720	11,395
Total nonperforming loans	10,684	9,209	10,274	36,021	35,318
Other real estate owned and repossessed assets - net	13,182	14,162	15,992	11,885	14,867
Total nonperforming assets	$23,866	$23,371	$26,266	$47,906	$50,185
Loans	$1,068,432	$974,029	$865,080	$861,213	$839,547
Allowance for loan losses to loans	1.02%	1.01%	0.99%	1.06%	1.63%
Nonperforming loans to loans	1.00%	0.95%	1.19%	4.18%	4.21%
Allowance for loan losses to nonperforming loans	101.57%	107.35%	83.75%	25.26%	38.84%
Allowance for loan losses to nonperforming loans, excluding performing TDR’s	180.87%	282.94%	194.48%	49.72%	57.35%
Nonperforming assets to loans, other real estate owned and repossessed assets - net	2.21%	2.37%	2.98%	5.49%	5.87%
Total nonperforming assets were $23.9 million at December 31, 2017 compared to $23.4 million at December 31, 2016. Nonperforming loans, defined as loans on non-accrual status, loans 90 days or more past due and still accruing, and TDRs totaled $10.7 million, or 1.00%, of total loans at December 31, 2017 compared to $9.2 million, or 0.95%, of total loans at December 31, 2016. Non-accrual loans included $1.7 million and $619,000 of loans classified as TDRs at December 31, 2017 and 2016, respectively.
As of December 31, 2017, approximately $4.1 million compared to $4.0 million at December 31, 2016, of loans classified as substandard, not included in the nonperforming asset table, were identified as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Management believes the general allowance was sufficient to cover the risks and probable losses related to such loans at December 31, 2017 and December 31, 2016, respectively.

Total non-accrual loans at December 31, 2017 increased $2.2 million, or 65.0%, to $5.7 million compared to $3.4 million at December 31, 2016. The increase in non-accrual loans primarily consisted of increases in commercial, financial, and agricultural loans and real estate mortgage commercial loans. The increase in non-accrual loans primarily resulted from six loan relationships that moved to non-performing status.
Loans past due 90 days and still accruing interest at December 31, 2017, were $328,000 compared to $65,000 at December 31, 2016. Other real estate owned and repossessed assets at December 31, 2017 were $13.2 million compared to $14.2 million at December 31, 2016. During the year ended December 31, 2017, $374,000 of nonaccrual loans, net of charge-offs taken, moved to other real estate owned and repossessed assets compared to $2.2 million for the year ended December 31, 2016.
The following table summarizes the Company’s TDRs at the dates indicated:
	December 31, 2017			December 31, 2016
(In thousands)	Number of contracts	Recorded Investment	Specific Reserves	Number of contracts	Recorded Investment	Specific Reserves
Performing TDRs
Commercial, financial and agricultural	6	$500	$20	8	$635	$11
Real estate mortgage - residential	11	3,116	236	8	3,582	99
Real estate mortgage - commercial	2	1,068	109	3	1,498	123
Total performing TDRs	19	$4,684	$365	19	$5,715	$233
Nonperforming TDRs
Commercial, financial and agricultural	4	838	41	0	0	0
Real estate mortgage - residential	4	$290	$61	6	$430	$58
Real estate mortgage - commercial	4	589	110	2	189	119
Total nonperforming TDRs	12	$1,717	$212	8	$619	$177
Total TDRs	31	$6,401	$577	27	$6,334	$410

At December 31, 2017, loans classified as TDRs totaled $6.4 million, with $577,000 of specific reserves, of which $1.7 million were classified as nonperforming TDRs and $4.7 million were classified as performing TDRs. This is compared to $6.3 million of loans classified as TDRs, with $410,000 of specific reserves, of which $619,000 were classified as nonperforming TDRs and $5.7 million were classified as performing TDRs at December 31, 2016. Both performing and nonperforming TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. The net increase in total TDRs from December 31, 2016 to December 31, 2017 was primarily due to $1.1 million of new loans designated as TDRs, partially offset by approximately $881,000 of payments received, and a $123,000 commercial loan that was charged off during the year ended December 31, 2017.

Allowance for Loan Losses and Provision
Allowance for Loan Losses
The following table is a summary of the allocation of the allowance for loan losses:
(In thousands)	2017	2016	2015	2014	2013
Allocation of allowance for loan losses at end of year:
Commercial, financial, and agricultural	$3,325	$2,753	$2,153	$1,779	$2,374
Real estate construction - residential	170	108	59	171	931
Real estate construction - commercial	807	413	644	466	631
Real estate mortgage - residential	1,689	2,385	2,439	2,527	2,959
Real estate mortgage - commercial	4,437	3,793	2,935	3,846	6,523
Installment loans to individuals	345	274	273	270	294
Unallocated	79	160	101	40	7
Total	$10,852	$9,886	$8,604	$9,099	$13,719

The allowance for loan losses was $10.9 million, or 1.02%, of loans outstanding at December 31, 2017 compared to $9.9 million, or 1.01%, of loans outstanding at December 31, 2016. The ratio of the allowance for loan losses to nonperforming loans, excluding performing TDRs, was 180.87% at December 31, 2017, compared to 282.94% at December 31, 2016.
The following table is a summary of the general and specific allocations of the allowance for loan losses:
(In thousands)	2017	2016	2015	2014	2013
Allocation of allowance for loan losses:
Individually evaluated for impairment - specific reserves	$1,333	$1,080	$1,540	$1,749	$4,796
Collectively evaluated for impairment - general reserves	9,519	8,806	7,064	7,350	8,923
Total	$10,852	$9,886	$8,604	$9,099	$13,719

The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals and/or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2017, $1.3 million of the Company’s allowance for loan losses was allocated to impaired loans totaling approximately $10.4 million compared to $1.1 million of the Company’s allowance for loan losses allocated to impaired loans totaling approximately $9.1 million at December 31, 2016. Management determined that $2.4 million, or 23%, of total impaired loans required no reserve allocation at December 31, 2017 compared to $2.1 million, or 23%, at December 31, 2016 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.
The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by asset type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type. Beginning in the first quarter of 2016, the Company began to lengthen its look-back period with the intent to increase such period from three to five years by December 31, 2017. The Company believes that the five-year look-back period, which is consistent with the Company’s practices prior to the start of the economic recession in 2008, provides a representative historical loss period in the current economic environment. These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The historical loan loss rates are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss.

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
Provision
A $1.8 million provision was required for the year ended December 31, 2017 compared to a $1.4 million provision for the year ended December 31, 2016, and a $250,000 provision for the year ended December 31, 2015. The increase was primarily due to using a five year look-back period compared to four and three years in the prior years, as discussed above, in addition to an increase in loans.
The following table summarizes loan loss experience for the years ended as indicated:
(In thousands)	2017	2016	2015	2014	2013
Analysis of allowance for loan losses:
Balance beginning of year	$9,886	$8,604	$9,099	$13,719	$14,842
Charge-offs:
Commercial, financial, and agricultural	649	389	1,131	1,285	895
Real estate construction - residential	-	-	-	349	119
Real estate construction - commercial	-	1	15	491	633
Real estate mortgage - residential	219	495	379	408	812
Real estate mortgage - commercial	45	147	363	2,890	1,301
Installment loans to individuals	268	258	302	405	420
Total charge-offs	1,181	1,290	2,190	5,828	4,180
Recoveries:
Commercial, financial, and agricultural	74	299	672	319	340
Real estate construction - residential	88	-	322	181	-
Real estate construction - commercial	-	502	-	-	5
Real estate mortgage - residential	83	60	138	202	111
Real estate mortgage - commercial	32	140	165	320	368
Installment loans to individuals	105	146	148	186	203
Total recoveries	382	1,147	1,445	1,208	1,027
Net charge-offs	799	143	745	4,620	3,153
Provision for loan losses	1,765	1,425	250	-	2,030
Balance end of year	$10,852	$9,886	$8,604	$9,099	$13,719

Net Loan Charge-offs
The Company’s net charge-offs were $799,000, or 0.08% of average loans, for the year ended December 31, 2017 compared to net charge-offs of  $143,000, or 0.02% of average loans, for the year ended December 31, 2016, and $745,000, or 0.09% of average loans for the year ended December 31, 2015. Although loan charge-offs decreased during the year ended 2017 over the year 2016, loan recoveries also decreased from the prior year. Two commercial loan relationships were charged-off during the fourth quarter of 2017 compared to a significant commercial real estate construction loan recovery received from the sale of collateral during the second quarter 2016, primarily resulted in the increase in net charge-offs year over year.
Investment Portfolio
The Company’s investment portfolio consists of available-for-sale securities, which are carried at amortized cost, while debt and equity securities classified as available-for-sale are carried at estimated market value. Unrealized holding gains and losses from available-for-sale securities are excluded from earnings and reported, net of applicable taxes, as a separate component of stockholders’ equity until realized.
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
At December 31, 2017, the investment portfolio classified as available-for-sale represented 15.9% of total consolidated assets. Future levels of investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.
The following table presents the composition of the investment portfolio by major category:
(In thousands)	2017	2016
U.S. Treasury	$1,967	$-
U.S. government and federal agency obligations	12,073	13,364
Government sponsored enterprises	36,897	32,459
Obligations of states and political subdivisions	46,656	42,032
Mortgaged-backed securities	128,949	126,657
Total available for sale debt securities	$226,542	$214,512

As of December 31, 2017, the maturity of debt securities in the investment portfolio was as follows:
(In thousands)	One Year Or Less	Over One Through Five Years	Over Five Through Ten Years	Over Ten Years	Total	Weighted Average Yield
U.S. Treasury	$-	$1,967	$-	$-	$1,967	2.15%
U.S. government and federal agency obligations	-	1,220	8,036	2,817	12,073	2.28
Government sponsored enterprises	3,484	33,413	-	-	36,897	1.54
States and political subdivisions (2)	4,576	25,350	15,114	1,616	46,656	2.30
Mortgage-backed securities (1)	286	97,208	28,375	3,080	128,949	2.06
Total available-for-sale debt securities	$8,346	$159,158	$51,525	$7,513	$226,542	2.04%
Weighted average yield	1.48%	1.94%	2.46%	2.00%	2.04%
(1)
Mortgage-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2017 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(2)
Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory federal income tax rate of 34%.

At December 31, 2017, $26.7 million of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
The following non-marketable securities are restricted securities which, lacking a market, are carried at cost. These securities are reported as other investments and securities. At December 31, 2017, $6.4 million of the total included Federal Home Loan Bank (Des Moines) stock held by the Bank in accordance with debt and regulatory requirements. Other non-marketable securities include a $1.5 million equity investment in the Company’s unconsolidated Exchange Statutory Trusts and $3.0 million in a subordinated debt equity security. See Note 8 to the Company’s consolidated financials for further explanation of the Exchange Statutory Trusts.
(In thousands)	2017	2016
Federal Home Loan Bank of Des Moines stock	$6,390	$5,149
Subordinated debt equity security	3,000	3,000
Midwest Independent Bank stock	151	151
Federal Agricultural Mortgage Corporation stock	10	10
Investment in unconsolidated trusts	1,486	1,486
Total non-marketable investment securities	$11,037	$9,796

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
(In thousands)	2017	2016
Federal funds sold and other overnight interest-bearing deposits	$39,553	$406
Certificates of deposits in other banks	3,460	1,000
Available for sale investment securities	226,542	214,512
Total	$269,555	$215,918

Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available for sale investment portfolio was $226.5 million at December 31, 2017 and included an unrealized net loss of  $3.2 million. The portfolio includes projected maturities and mortgage-backed securities pay-downs of approximately $8.1 million over the next twelve months, which offer resources to meet either new loan demand or reductions in the Company’s deposit base.

The Company pledges portions of its investment securities portfolio to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. The Company’s unpledged securities in the available for sale portfolio totaled approximately $44.8 million and $46.9 million at December 31, 2017 and 2016, respectively.
Total investment securities pledged for these purposes were as follows:
(In thousands)	2017	2016
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$9,570	$9,211
Federal funds purchased and securities sold under agreements to repurchase	40,931	43,054
Other deposits	131,197	115,330
Total pledged, at fair value	$181,698	$167,595

Liquidity is available from the Company’s base of core customer deposits, defined as demand, interest checking, savings, money market deposit accounts, and time deposits less than $250,000, less all brokered deposits under $250,000. At December 31, 2017, such deposits totaled $1.0 billion and represented 89.9% of the Company’s total deposits. These core deposits are normally less volatile and are often tied to other products of the Company through long lasting relationships. Time deposits and certificates of deposit of $250,000 and over totaled $113.4 million at December 31, 2017. These accounts are normally considered more volatile and higher costing representing 10.1% of total deposits at December 31, 2017.
Core deposits at December 31, 2017 and 2016 were as follows:
(In thousands)	2017	2016
Core deposit base:
Non-interest bearing demand	$245,380	$235,975
Interest checking	229,862	177,414
Savings and money market	345,593	281,290
Other time deposits	191,563	207,361
Total	$1,012,398	$902,040

The total amount of certificates of deposit of  $250,000 and greater at December 31, 2017 and 2017 were $63.2 million and $72.3 million, respectively. The Company had brokered deposits totaling $48.5 million and $36.4 million at December 31, 2017 and 2016, respectively.
Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company’s outside borrowings are comprised of securities sold under agreements to repurchase, Federal Home Loan Bank advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2017, under agreements with these unaffiliated banks, the Bank may borrow up to $40.0 million in federal funds on an unsecured basis and $17.2 million on a secured basis. There were no federal funds purchased outstanding at December 31, 2017. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of the Company’s investment portfolio. At December 31, 2017, there was $27.6 million in repurchase agreements. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2017.

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2017, the Bank had $121.4 million in outstanding borrowings with the FHLB. In addition, the Company has $49.5 million at December 31, 2017 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.
Borrowings outstanding at December 31, 2017 and 2016 were as follows:
(In thousands)	2017	2016
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	$27,560	$31,015
Federal Home Loan Bank advances	121,352	92,900
Subordinated notes	49,486	49,486
Other borrowings	30	492
Total	$198,428	$173,893

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
	2017				2016
(In thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total
Advance equivalent	$294,081	$9,364	$47,825	$351,270	$314,602	$9,015	$49,020	$372,637
Letters of credit	(121,352)	0	0	(121,352)	0	0	0	0
Advances outstanding	(70,000)	0	0	(70,000)	(92,900)	0	(992)	(93,892)
Total available	$102,729	$9,364	$47,825	$159,918	$221,702	$9,015	$48,028	$278,745

At December 31, 2017, loans of  $476.3 million were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit. At December 31, 2017, investments with a market value of $19.7 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.
Sources and Uses of Funds
Cash and cash equivalents were $62.9 million at December 31, 2017 compared to $26.0 million at December 31, 2016. The $36.9 million increase resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2017. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of  $12.5 million for the year ended December 31, 2017.
Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, used total cash of  $112.9 million. The cash outflow primarily consisted of  $64.6 million purchases of investment securities, $95.4 million increase in the loan portfolio, and $2.5 million purchases of certificates of deposit in other banks, partially offset by $39.2 million in proceeds from investment maturities, calls, and pay-downs, $11.7 million in proceeds from sales of investment securities, and $1.1 million in proceeds received from sales of other real estate owned and repossessed assets.

Financing activities provided cash of  $137.3 million, resulting primarily from a $28.5 million net advance from Federal Home Loan Bank, $115.7 million increase in interest-bearing transaction accounts, and $9.4 million increase in demand deposits, partially offset by a $3.9 million decrease in federal funds purchased and securities sold, and $10.0 million decrease in time deposits. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2018.
In the normal course of business, the Company enters into certain forms of off-balance-sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company’s various risk management processes. Management considers both on-balance sheet and off-balance-sheet transactions in its evaluation of the Company’s liquidity. The Company had $314.0 million in unused loan commitments and standby letters of credit as of December 31, 2017. Although the Company’s current liquidity resources are adequate to fund this commitment level, the nature of these commitments is such that the likelihood of such a funding demand is very low.
The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company’s ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its shareholders. The Company paid cash dividends to its common shareholders totaling approximately $1.5 million and $1.1 million for the years ended December 31, 2017 and 2016, respectively. A large portion of the Company’s liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $2.6 million and $0 million in dividends to the Company during the years ended December 31, 2017 and 2016, respectively. At December 31, 2017 and 2016, the Company had cash and cash equivalents totaling $1.4 million and $3.9 million, respectively.
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

Under the Basel III requirements, at December 31, 2017, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of December 31, for the years indicated:
	2017	2016	2015	2014	2013	Minimum Ratios required for Capital Adequacy Guidelines*	Minimum Ratios for Well-Capitalized Under Prompt Corrective Action Banks
Risk-based capital ratios:
Total capital ratio	12.93%	13.88%	14.78%	15.78%	15.33%	8.0%	10.0%
Tier I capital ratio	10.72	11.42	12.03	12.38	11.40	6.0	8.0
Common Equity Tier I capital ratio	8.04	8.61	9.04	NA	NA	4.5	6.5
Tier I leverage ratio	9.33	9.87	9.84	9.42	8.79	4.0	5.0
*
Effective January 1, 2015.

Stock Dividend For the ninth consecutive year, on July 1, 2017, the Company distributed a four percent stock dividend to common shareholders of record at the close of business on June 15, 2017. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect the stock dividend.
Repurchase Program On August 6, 2015, the Board of Directors authorized a share repurchase plan (the plan) to purchase through open market transactions $2.0 million market value of the Company’s common stock. On August 8, 2017 the Board authorized the repurchase of an additional $1.5 million market value of the Company’s common stock. As of December 31, 2017, the Company had repurchased a total of 87,041 shares of common stock pursuant to the plan at an average price of  $17.63 per share, including 43,148 shares of common stock repurchased pursuant to the plan during the year ended December 31, 2017 at an average price of  $20.36 per share. At December 31, 2017, approximately $1.9 million remained available for the purchase of shares under the plan.
Commitments, Contractual Obligations, and Off-Balance-Sheet Arrangements
The required payments of time deposits and other borrowed money, not including interest, at December 31, 2017 are as follows:
		Payments due by Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$295,964	$191,623	$67,202	$37,139	$-
Federal Home Loan Bank advances and other borrowed money	121,382	63,226	49,467	8,689	-
Subordinated notes	49,486	-	-	-	49,486
In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company’s consolidated financial statements. Such activities include traditional off-balance-sheet credit related financial instruments.

The Company provides customers with off-balance-sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2017 are as follows:
		Amount of Commitment Expiration per Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Unused loan commitments	$238,527	$178,115	$17,422	$8,765	$34,225
Commitments to originate residential first and second mortgage loans	1,471	1,471	-	-	-
Standby letters of credit	74,004	72,339	1,624	41	-
Total	$314,002	$251,925	$19,046	$8,806	$34,225
Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.
Quantitative and Qualitative Disclosures about Market Risk
Interest Sensitivity
Market risk arises from exposure to changes in interest rates and other relevant market rate or price risk. The Company faces market risk in the form of interest rate risk through transactions other than trading activities. The Company uses financial modeling techniques to measure interest rate risk. These techniques measure the sensitivity of future earnings due to changing interest rate environments. Guidelines established by the Company’s Asset/Liability Committee and approved by the board of directors are used to monitor exposure of earnings at risk. General interest rate movements are used to develop sensitivity as the Company feels it has no primary exposure to specific points on the yield curve. At December 31, 2017, the Company’s rate shock scenario models indicated that annual net interest income could change by as much as -1.54% or -24.25% should interest rates rise or fall, respectively, 400 basis points from their current level over a one year period. These levels of interest rate risk are within limits set by the board in the Company’s Funds Management, Investment Asset Liability Policy and Management believes this is an acceptable level of interest rate risk. However, there are no assurances that the change will not be more or less than this estimate.

The following table represents estimated interest rate sensitivity and periodic and cumulative gap positions calculated as of December 31, 2017. Significant assumptions used for this table included: loans will repay at historic repayment rates; certain interest-bearing demand accounts are interest sensitive due to immediate repricing, and fixed maturity deposits will not be withdrawn prior to maturity. A significant variance in actual results from one or more of these assumptions could materially affect the results reflected in the table.
(In thousands)	Year 1	Year 2	Year 3	Year 4	Year 5	Over 5 Years or No stated Maturity	Total
ASSETS
Investment securities	$52,658	$42,427	$38,165	$28,757	$20,778	$43,757	$226,542
Federal funds sold and other over-night interest-bearing deposits	39,553	-	-	-	-	-	39,553
Certificates of deposit in other banks		247	494	741	-	1,978	3,460
Other investments and securities, at cost	8,037	-	3,000	-	-	-	11,037
Loans	388,032	170,876	158,958	135,267	126,176	89,123	1,068,432
Total	$488,280	$213,550	$200,617	$164,765	$146,954	$134,858	$1,349,024
LIABILITIES
Savings, interest checking, and money market deposits	$342,470	$-	$241,998	$-	$-	$-	$584,468
Time deposits	191,623	42,393	24,809	5,784	31,355	-	295,964
Federal funds purchased and securities sold under agreements to repurchase	27,560	-	-	-	-	-	27,560
Subordinated notes	49,486	-	-	-	-	-	49,486
FHLB advances and other borrowings	63,226	28,231	21,236	4,241	4,448	-	121,382
Total	$674,365	$70,624	$288,043	$10,025	$35,803	$-	$1,078,860
Interest-sensitivity GAP
Periodic GAP	$(186,085)	$142,926	$(87,426)	$154,740	$111,151	$134,858	$270,164
Cumulative GAP	$(186,085)	$(43,159)	$(130,585)	$24,155	$135,306	$270,164	$270,164
Ratio of interest-earning assets to interest-bearing liabilities
Periodic GAP	0.72	3.02	0.70	16.44	4.10	NM	1.25
Cumulative GAP	0.72	0.94	0.87	1.02	1.13	1.25	1.25

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
Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company’s operations for the year ended December 31, 2017.
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
The FASB continues to issue additional ASU’s clarifying the revenue recognition guidance for certain implementation issues. Under the ASU 2014-09 and related amendments, the guidance is effective for periods beginning January 1, 2018 and must be applied retroactively, whether through a full restatement of prior periods or a cumulative adjustment upon adoption of the ASU. The Company evaluated certain non-interest income financial statement line items that contain revenue streams that are in the scope of this update such as service charges and fees, trust department revenue, debit card income, ATM surcharge income, and real-estate sales. The Company adopted the ASU in the first quarter of 2018 and no material changes to the timing of revenue recognition were identified. The Company will continue to evaluate the impact of this accounting guidance, including any additional guidance issued, during the completion of this internal assessment, and expects to expand its qualitative and quantitative disclosures of revenue recognition upon adoption.
Financial Instruments The FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, in January 2016. The amendments require all equity investments to be measured at fair value with changes in the fair value recognized through net income, other than those accounted for under the equity method of accounting or those that result in the consolidation of the investee. Additionally, these amendments require presentation in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk for those liabilities measured at fair value. The amendments also require use of the exit price notion when measuring the fair value of financial instruments for disclosure purposes. These amendments are effective for interim and annual periods beginning January 1, 2018. The adoption of the ASU’s did not have a significant effect on the Company’s consolidated financial statements.
In September 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The revised accounting guidance will remove all recognition thresholds and will require a company to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the company expects to collect over the instrument’s contractual life. It also amends the credit loss measurement guidance for available-for-sale debt securities and beneficial interests in securitized financial assets. This new accounting guidance will be effective for interim and annual reporting periods beginning after December 15, 2019. While the Company generally expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, the Company has not determined the magnitude of any such one-time adjustment or the overall impact of the new guidance on the Company’s consolidated financial statements. The Company has formed a committee and is continuing to evaluate the impact of the ASU’s adoption on the Company’s consolidated financial statements.
Leases In February 2016, the FASB issued ASU 2016-02, Leases, in order to increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The ASU primarily affects lessee accounting, which requires the lessee to recognize a right-of-use asset and a liability to make lease payments for those leases classified as operating leases under previous GAAP. For leases with a term of 12 months or less, an election by class of underlying asset not to recognize lease assets and lease liabilities is permitted. The ASU also provides additional guidance as to the definition of a lease, identification of lease components, and sale and leaseback transactions. The amendments in the ASU are effective for interim and annual periods beginning January 1, 2019. The Company continues to evaluate the provision of the new lease standard, but due to the small number of lease agreements, the impact of the adoption is not expected to have a significant effect on the Company’s consolidated financial statements.
In January 2018, the FASB issued ASU 2018-01, Leases: Land Easement Practical Expedient for Transition to Topic 842. This update provides an optional practical expedient that affects entities with land easements that existed or expired before an entity’s adoption of Topic 842, provided that the entity does not account for those land easements as leases under Topic 840. The amendments in this ASU affect the amendments in ASU 2016-02, which are not yet effective but may be early adopted. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in ASU 2016-02. The Company will adopt this guidance as required, in conjunction with the adoption of ASU 2016-02 described above, however this update is not expected to materially alter the implementation of ASU 2016-02, or to have a material impact on the Company’s consolidated financial statements.
Liabilities The FASB issued ASU 2016-04, Recognition of Breakage for Certain Prepaid Store-Value Products, in March 2016, in order to address current and potential future diversity in practice related to the derecognition of a prepaid store-value product liability. Such products include prepaid gift cards issued on a specific payment network and redeemable at network-accepting merchant locations, prepaid telecommunication cards, and traveler’s checks. The amendments require that the portion of the dollar value of prepaid stored-value products that is ultimately unredeemed (that is, the breakage) be accounted for consistent with the breakage guidance for stored-value product transactions provided in ASC Topic 606 - Revenue from Contracts with Customers. These amendments are effective for interim and annual periods beginning January 1, 2018. The adoption of the ASU’s did not have a significant effect on the Company’s consolidated financial statements.
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
The FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, in November 2016. The ASU addresses the current diversity in the classification and presentation of changes in restricted cash on the statement of cash flows. The ASU requires that amounts described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning and end of period amounts shown on the statement of cash flows. Disclosures are to be provided on the nature of restrictions on cash and cash equivalents. When presented in more than one line item within the statement of financial position, the entity shall disclose the amounts, disaggregated by line item, of cash, cash equivalents, restricted cash, and restricted cash equivalents reported within the statement of financial position. The adoption of the ASU’s did not have a significant effect on the Company’s consolidated financial statements.
Pension The FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost in March 2017. Under the new guidance, employers will present the service cost component of the net periodic benefit cost in the same income statement line item (e.g., Salaries and Benefits) as other employee compensation costs arising from services rendered during the period. In addition, only the service cost component will be eligible for capitalization in assets. Employers will present the other components separately (e.g., Other Noninterest Expense) from the line item that includes the service cost. The ASU is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted, however, the Company has decided not to early adopt. Employers will apply the guidance on the presentation of the components of net periodic benefit cost in the income statement retrospectively. The guidance limiting the capitalization of net periodic benefit cost in assets to the service cost component will be applied prospectively. The Company expects to utilize the ASU’s practical expedient allowing entities to estimate amounts for comparative periods using the information previously disclosed in their pension and other postretirement benefit plan footnote. The ASU is not expected to have a significant effect on the Company’s Consolidated Financial Statements.
Callable Debt Securities The FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities in March 2017. This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. Today, entities generally amortize the premium over the contractual life of the security. The new guidance does not change the accounting for purchased callable debt securities held at a discount; the discount continues to be amortized to maturity. The ASU is effective for interim and annual reporting periods beginning after December 15, 2018 and early adoption is permitted. The guidance calls for a modified retrospective transition approach under which a cumulative-effect adjustment will be made to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is currently evaluating the provisions of ASU 2017-08 to determine the potential impact the new standard will have on the Company’s Consolidated Financial Statements.
Stock Compensation The FASB issued ASU 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting in May 2017. Under the new guidance an entity may change the terms or conditions of a share-based payment award for many different reasons, and the nature and effect of the change can vary significantly. Modification is currently defined as “a change in any of the terms or conditions of a share-based payment award.” The amendments in this ASU provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in accordance with Topic 718. The amendments will be effective for interim and annual reporting periods beginning after December 15, 2017. The ASU is not expected to have a significant effect on the Company’s Consolidated Financial Statements.
Derivatives and Hedging The FASB issued guidance within ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities (Topic 815) in August 2017. The amendments in ASU 2017-12 to Topic 815, Derivatives and Hedging, is intended to more closely align hedge accounting with companies’ risk management strategies, simplify the application of hedge accounting, and increase transparency as to the scope and results of hedging programs. The guidance also amends the presentation and disclosure requirements and changes how companies assess effectiveness. Under the new guidance, public companies will have until the end of the first quarter in which a hedge is designated to perform an initial assessment of a hedge’s effectiveness. After initial qualification, the new guidance permits a qualitative effectiveness assessment for certain hedges instead of a quantitative test if the company can reasonably support an expectation of high effectiveness throughout the term of the hedge. Additional disclosures include cumulative basis adjustments for fair value hedges and the effect of hedging on individual income statement line items. The amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim period within those fiscal years. Early adoption is permitted in any interim period after issuance of the Update. The ASU is not expected to have a significant effect on the Company’s Consolidated Financial Statements.

CONSOLIDATED FINANCIAL STATEMENTS
The following consolidated financial statements of the Company and report of the Company’s independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Hawthorn Bancshares, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, collectively the consolidated financial statements. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 16, 2018 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 1993.
St. Louis, Missouri
March 16, 2018

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
	December 31,
(In thousands, except per share data)	2017	2016
ASSETS
Cash and due from banks	$23,325	$25,589
Federal funds sold and other interest-bearing deposits	39,553	406
Cash and cash equivalents	62,878	25,995
Certificates of deposit in other banks	3,460	1,000
Investment in available-for-sale securities, at fair value	226,542	214,512
Other investments and securities, at cost	11,037	9,796
Total investment securities	237,579	224,308
Loans	1,068,432	974,029
Allowances for loan losses	(10,852)	(9,886)
Net loans	1,057,580	964,143
Premises and equipment – net	34,811	35,522
Mortgage servicing rights	2,713	2,584
Other real estate owned and repossessed assets – net	13,182	14,162
Accrued interest receivable	5,627	5,183
Cash surrender value – life insurance	2,484	2,409
Other assets	8,902	11,742
Total assets	$1,429,216	$1,287,048
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing demand	$245,380	$235,975
Savings, interest checking and money market	584,468	468,731
Time deposits $250,000 and over	63,176	72,250
Other time deposits	232,788	233,710
Total deposits	1,125,812	1,010,666
Federal funds purchased and securities sold under agreements to repurchase	27,560	31,015
Federal Home Loan Bank advances and other borrowings	121,382	93,392
Subordinated notes	49,486	49,486
Accrued interest payable	554	498
Other liabilities	13,051	10,974
Total liabilities	1,337,845	1,196,031
Stockholders’ equity:
Common stock, $1 par value, authorized 15,000,000 shares; issued 6,046,907 and 5,822,357 shares, respectively	6,047	5,822
Surplus	45,442	41,498
Retained earnings	50,595	51,671
Accumulated other comprehensive loss, net of tax	(5,662)	(3,801)
Treasury stock; 248,898 and 205,750 shares, at cost, respectively	(5,051)	(4,173)
Total stockholders’ equity	91,371	91,017
Total liabilities and stockholders’ equity	$1,429,216	$1,287,048

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
	Years Ended December 31,
(In thousands, except per share amounts)	2017	2016	2015
INTEREST INCOME
Interest and fees on loans	$46,596	$41,854	$41,267
Interest on investment securities:
Taxable	3,025	3,238	3,554
Nontaxable	657	521	681
Federal funds sold, other interest-bearing deposits, and certificates of deposit	267	80	38
Dividends on other securities	390	317	216
Total interest income	50,935	46,010	45,756
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	2,329	1,159	970
Time deposits	2,224	1,907	1,957
Interest on federal funds purchased and securities sold under agreements to repurchase	113	64	56
Interest on Federal Home Loan Bank advances	1,590	1,038	723
Interest on subordinated notes	1,751	1,495	1,293
Total interest expense	8,007	5,663	4,999
Net interest income	42,928	40,347	40,757
Provision for loan losses	1,765	1,425	250
Net interest income after provision for loan losses	41,163	38,922	40,507
NON-INTEREST INCOME
Service charges and other fees	3,437	3,400	3,477
Bank card income and fees	2,614	2,547	2,455
Trust department income	1,137	952	929
Real estate servicing fees, net	740	325	573
Gain on sale of mortgage loans, net	770	851	1,386
Gain on sale of investment securities	5	602	8
Other	252	240	338
Total non-interest income	8,955	8,917	9,166
NON-INTEREST EXPENSE
Salaries and employee benefits	21,779	20,850	20,792
Occupancy expense, net	2,782	2,751	2,792
Furniture and equipment expense	2,683	1,783	1,844
Processing, network, and bank card expense	3,643	3,309	3,363
Legal, examination, and professional fees	1,308	1,301	1,321
FDIC insurance assessment	478	567	867
Advertising and promotion	1,255	1,083	1,111
Postage, printing, and supplies	991	1,054	1,120
Real estate foreclosure expense (gains), net	402	370	(223)
Other	3,481	3,739	3,507
Total non-interest expense	38,802	36,807	36,494
Income before income taxes	11,316	11,032	13,179
Income tax expense	7,902	3,750	4,580
Net income	$3,414	$7,282	$8,599
Basic earnings per share	$0.59	$1.24	$1.46
Diluted earnings per share	$0.59	$1.24	$1.46

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
	Years Ended December 31,
(In thousands)	2017	2016	2015
Net income	$3,414	$7,282	$8,599
Other comprehensive loss, net of tax
Securities available for sale:
Unrealized loss on investment securities available-for-sale, net of tax	(23)	(972)	(800)
Adjustment for gain on sales of investment securities, net of tax	(3)	(373)	(5)
Defined benefit pension plans:
Net (loss) gain arising during the year, net of tax	(673)	(487)	3
Amortization of prior service cost included in net periodic pension cost, net of tax	56	49	12
Total other comprehensive loss	(643)	(1,783)	(790)
Total comprehensive income	$2,771	$5,494	$7,809

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(In thousands)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 2014	$5,396	$35,901	$44,016	$(1,228)	$(3,517)	$80,568
Net income	0	0	8,599	0	0	8,599
Other comprehensive loss	0	0	0	(790)	0	(790)
Stock based compensation expense	0	10	0	0	0	10
Stock dividend	209	2,638	(2,847)	0	0	0
Purchase of treasury stock	0	0	0	0	(33)	(33)
Cash dividends declared, common stock	0	0	(1,068)	0	0	(1,068)
Balance, December 31, 2015	$5,605	$38,549	$48,700	$(2,018)	$(3,550)	$87,286
Net income	0	0	7,282	0	0	7,282
Other comprehensive loss	0	0	0	(1,783)	0	(1,783)
Stock based compensation expense	0	17	0	0	0	17
Stock dividend	217	2,932	(3,149)	0	0	0
Purchase of treasury stock	0	0	0	0	(623)	(623)
Cash dividends declared, common stock	0	0	(1,162)	0	0	(1,162)
Balance, December 31, 2016	$5,822	$41,498	$51,671	$(3,801)	$(4,173)	$91,017
Net income	0	0	3,414	0	0	3,414
Other comprehensive loss	0	0	0	(643)	0	(643)
Amounts reclassified from accumulated other comprehensive loss per ASU 2018-02	0	0	1,218	(1,218)	0	0
Stock based compensation expense	0	3	0	0	0	3
Stock dividend	225	3,941	(4,166)	0	0	0
Purchase of treasury stock	0	0	0	0	(878)	(878)
Cash dividends declared, common stock	0	0	(1,542)	0	0	(1,542)
Balance, December 31, 2017	$6,047	$45,442	$50,595	$(5,662)	$(5,051)	$91,371
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Years Ended December 31,
(In thousands)	2017	2016	2015
Cash flows from operating activities:
Net income	$3,414	$7,282	$8,599
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,765	1,425	250
Depreciation expense	1,735	1,782	1,810
Net amortization of investment securities, premiums, and discounts	1,664	1,903	1,317
Stock based compensation expense	3	17	10
Change in fair value of mortgage servicing rights	93	529	301
Gain on sale of investment securities	(5)	(602)	(8)
Loss (gain) on sales and dispositions of premises and equipment	123	(1)	(8)
Gain on sales and dispositions of other real estate owned and repossessed assets	(45)	(207)	(156)
Provision for other real estate owned	284	213	17
Increase in accrued interest receivable	(444)	(330)	(37)
Increase in cash surrender value – life insurance	(75)	(61)	(64)
Decrease in other assets	21	10	1,212
Increase (decrease) in income tax receivable	(829)	307	621
Decrease in deferred tax asset due to tax reform reclass	4,105	0	0
Increase in accrued interest payable	56	116	9
Increase in other liabilities	923	387	911
Origination of mortgage loans for sale	(33,245)	(36,017)	(51,307)
Proceeds from the sale of mortgage loans	33,794	37,896	51,503
Gain on sale of mortgage loans, net	(770)	(851)	(1,386)
Other, net	(88)	(267)	(252)
Net cash provided by operating activities	12,479	13,531	13,342
Cash flows from investing activities:
Net increase in certificates of deposit in other banks	(2,460)	0	0
Net increase in loans	(95,355)	(112,353)	(9,226)
Purchase of available-for-sale debt securities	(64,611)	(113,357)	(102,367)
Proceeds from maturities of available-for-sale debt securities	31,053	51,855	36,143
Proceeds from calls of available-for-sale debt securities	8,175	17,855	26,840
Proceeds from sales of available-for-sale debt securities	11,653	60,720	720
Proceeds from sales of FHLB stock	1,242	0	1,600
Purchases of FHLB stock	(2,483)	(1,759)	(4,915)
Purchases of premises and equipment	(1,266)	(1,262)	(872)
Proceeds from sales of premises and equipment	12	9	11
Proceeds from sales of other real estate owned and repossessed assets	1,115	4,057	1,836
Net cash used by investing activities	(112,925)	(94,235)	(50,230)
Cash flows from financing activities:
Net increase in demand deposits	9,405	27,940	335
Net increase (decrease) in interest-bearing transaction accounts	115,737	27,651	(1,051)
Net (decrease) increase in time deposits	(9,996)	7,878	(21,601)
Net (decrease) increase in federal funds purchased and securities sold under agreements to repurchase	(3,947)	(25,327)	38,864
Repayment of FHLB advances	(183,188)	(24,000)	(85,000)
FHLB advances	211,670	66,900	92,000
Purchase of treasury stock	(878)	(623)	(33)
Cash dividends paid – common stock	(1,474)	(1,097)	(1,058)
Net cash provided by financing activities	137,329	79,322	22,456
Net increase (decrease) in cash and cash equivalents	36,883	(1,382)	(14,432)
Cash and cash equivalents, beginning of year	25,995	27,377	41,809
Cash and cash equivalents, end of year	$62,878	$25,995	$27,377
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$7,951	$5,547	$4,992
Income taxes	$3,975	$3,760	$3,509
Supplemental schedule of noncash investing and financing activities:
Other real estate and repossessions acquired in settlement of loans	$374	$2,233	$5,804
See accompanying notes to the consolidated financial statements.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015
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
Loans
Loans that the Company has the intent and ability to hold for the foreseeable future or to maturity are held for investment at their stated unpaid principal balance amount less unearned income and the allowance for loan losses. Income on loans is accrued on a simple-interest basis. Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.
Loans Held for Sale
Loans originated, primarily one-to-four family residential mortgage loans, with the intent to be sold in the secondary market are classified as held for sale are accounted for at the lower of adjusted cost or fair value. Adjusted cost reflects the funded loan amount and any loan origination costs and fees. In order to manage the risk associated with such activities, the Company upon locking in an interest rate with the borrower enters into an agreement to sell such loans in the secondary market. Loans held for sale are typically sold with servicing rights retained and without recourse except for normal and customary representation and warranty provisions. Mortgage loans held for sale were $383,000 at December 31, 2017 compared to $162,000 loans held for sale at December 31, 2016.
Impaired Loans
A loan is considered impaired when it is probable the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. Included in

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

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
December 31, 2017, 2016, and 2015

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
Certificates of Deposit in other banks
Certificates of deposit are investments made by the Company with other financial institutions that are carried at cost which approximate fair values. At December 31, 2017 the weighted average maturity of the interest bearing deposits is 4.20 years. Balances over $250,000 in those institutions are not insured by the FDIC and therefore pose a potential risk in the event the institution were to fail. As of December 31, 2017 there were no uninsured deposits, and as of December 31, 2016, there was one certificate of deposit with a balance of  $1.0 million.
Investment in Debt and Equity Securities
The Company’s securities are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, net of taxes, a component of stockholders’ equity. Securities are periodically evaluated for other-than-temporary impairment in accordance with guidance provided in the FASB ASC Topic 320, Investments – Debt and Equity Securities. For those securities with other-than-temporary impairment, the entire loss in fair value is required to be recognized in current earnings if the Company intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.
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
December 31, 2017, 2016, and 2015

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
Mortgage Servicing Rights
The Company originates and sells residential mortgage loans in the secondary market and typically retains the right to service the loans sold. Servicing involves the collection of payments from individual borrowers and the distribution of those payments to the investors or master servicer. Upon a sale of mortgage loans for which servicing rights are retained, the retained mortgage servicing rights asset is capitalized at the fair value of future net cash flows expected to be realized for performing servicing activities.
Mortgage servicing rights are carried at fair value in the consolidated balance sheet with changes in the fair value recognized in earnings. As most servicing rights do not trade in an active market with readily observable prices, the Company determines the fair value of mortgage servicing rights by estimating the fair value of the future cash flows associated with the mortgage loans being serviced. Key assumptions used in measuring the fair value of mortgage servicing rights include, but are not limited to, prepayment speeds, discount rates, delinquencies, ancillary income, and cost to service. These assumptions are validated on a periodic basis. The fair value is validated on a quarterly basis with an independent third party valuation specialist firm.
In addition to the changes in fair value of the mortgage servicing rights, the Company also recorded loan servicing fee income as part of real estate servicing fees, net in the statement of income. Loan servicing fee income represents revenue earned for servicing mortgage loans. The servicing fees are based on contractual percentage of the outstanding principal balance and recognized as revenue as the related mortgage payments are collected. Corresponding loan servicing costs are charged to expense as incurred.
Other Real Estate Owned and Repossessed Assets
Other real estate owned and repossessed assets consist of loan collateral that has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are initially recorded as held for sale at the fair value of the collateral less estimated selling costs. Any adjustment is recorded as a charge-off against the allowance for loan losses. The Company relies on external appraisals and assessment of property values by internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. The write-downs are

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

recorded as other real estate foreclosure expense. The Company establishes a valuation allowance related to other real estate owned and repossessed assets on an asset-by-asset basis. The valuation allowance is created during the holding period when the fair value less cost to sell is lower than the cost of the asset.
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
Income Taxes
Income taxes are accounted for under the asset/liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred income tax assets and liabilities are provided as temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements at the enacted tax rate expected to be applied in the period the deferred tax item is expected to be realized. A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years.
The Tax Cuts and Jobs Act (Tax Act) was enacted on December 22, 2017 and ASC 740 required the Company to reflect the changes associated with the Tax Act’s provisions in the fourth quarter of 2017. The Tax Act is complex and has extensive implications for the Company’s federal taxes. The federal corporate income tax rate declined from 34% to 21% effective January 1, 2018 as a result to the Tax Act. The Company expects its future effective tax rate after the impact of tax exempt income to be approximately 18% to 19% compared to 34% in prior years.
The Tax Act resulted in stranded income tax effects in accumulated other comprehensive loss, for which new accounting guidance was issued under ASU 2018-02. This guidance allowed the Company to early adopt and retrospectively apply the reclassification of stranded income tax effects from accumulated other comprehensive loss to retained earnings. As of December 31, 2017, the Company reclassified $1.2 million from accumulated other comprehensive loss to retained earnings resulting from the Tax Act.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

A tax position is initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Penalties and interest incurred under the applicable tax law are classified as income tax expense. The Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2017, 2016, and 2015.
Trust Department
Property held by the Bank in a fiduciary or agency capacity for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.
Consolidated Statements of Cash Flows
For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of short-term federal funds sold and securities sold or purchased under agreements to resell, overnight interest earning deposits with banks, cash, and due from banks.
Stock-Based Compensation
The Company’s stock-based employee compensation plan (the plan) is described in Note 12, Stock Compensation. In accordance with FASB ASC Topic 718, Compensation – Stock Compensation, the Company measures the cost of the stock-based compensation based on the grant-date fair value of the award, recognizing the cost over the requisite service period. The fair value of an award is estimated using the Black-Scholes option-pricing model. The Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, on January 1, 2017 and elected to recognize forfeitures as they occur. Prior to the adoption of the ASU, the expense was recognized based on an estimation of the number of awards for which the requisite service is expected to be rendered, and is included in salaries and employee benefits in the accompanying Consolidated Statements of Income. The plan expired on February 28, 2010, except as to outstanding options under the plan, and no further options may be granted pursuant to the plan. All options were fully expensed as of September 30, 2017.
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
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The following represents significant new accounting principles adopted in 2017:
Stock Compensation The FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, in March 2016, in order to reduce complexity in this area and improve the usefulness of information provided to users. Amendments which will affect public companies include the recognition of excess tax benefits and deficiencies in income tax expense or benefit in the income statement, guidance as to the classification of excess tax benefits on the statement of cash flows, an election to account for award forfeitures as they occur, and the ability to withhold taxes up to the maximum statutory rate in the applicable jurisdictions without triggering liability classification of the award. The Company adopted the ASU on January 1, 2017 and elected to recognize forfeitures as they occur. As allowed by the ASU, the Company’s adoption was prospective, therefore prior periods have not been adjusted. The adoption of the ASU could result in increased volatility to reported income tax expense related to excess tax benefits and tax deficiencies for employee share-based transactions, however, the actual amounts recognized in income tax expense will be dependent on the amount of employee share-based transactions and the stock price at the time of vesting or exercise. The adoption of the ASU did not have a significant effect on the Company’s consolidated financial statements.
Comprehensive Income The FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income Topic 220: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income in February 2018. The guidance allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. The amendments are effective for interim and annual reporting periods beginning December 15, 2018, but early adoption is permitted in certain circumstances. The Company early adopted the ASU effective December 31, 2017 and recorded a reclassification which decreased accumulated other comprehensive income and increased retained earnings by $1.2 million. As these are both categories within equity, total equity was unchanged.
(2)    Loans and Allowance for Loan Losses
Loans
A summary of loans, by major class within the Company’s loan portfolio, at December 31, 2017 and 2016 is as follows:
(in thousands)	2017	2016
Commercial, financial, and agricultural	$192,238	$182,881
Real estate construction - residential	26,492	18,907
Real estate construction - commercial	98,340	55,653
Real estate mortgage - residential	246,754	259,900
Real estate mortgage - commercial	472,455	426,470
Installment and other consumer	32,153	30,218
Total loans	$1,068,432	$974,029

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, Branson and the greater Kansas City metropolitan area. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. At December 31, 2017, $476.3 million of loans were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company, are summarized as follows:
(in thousands)
Balance at December 31, 2016	$3,273
New loans and new directors	3,419
Amounts collected	(250)
Balance at December 31, 2017	$6,442

Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features.
Allowance for loan losses
The following is a summary of the allowance for loan losses for the years ended December 31, 2017, 2016, and 2015:
(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Un- allocated	Total
Balance at December 31, 2014	$1,779	$171	$466	$2,527	$3,846	$270	$40	$9,099
Additions:
Provision for loan losses	833	(434)	193	153	(713)	157	61	250
Deductions:
Loans charged off	1,131	0	15	379	363	302	0	2,190
Less recoveries on loans	(672)	(322)	0	(138)	(165)	(148)	0	(1,445)
Net loans charged off	459	(322)	15	241	198	154	0	745
Balance at December 31, 2015	$2,153	$59	$644	$2,439	$2,935	$273	$101	$8,604
Additions:
Provision for loan losses	690	49	(732)	381	865	113	59	1,425
Deductions:
Loans charged off	389	0	1	495	147	258	0	1,290
Less recoveries on loans	(299)	0	(502)	(60)	(140)	(146)	0	(1,147)
Net loans charged off	90	0	(501)	435	7	112	0	143
Balance at December 31, 2016	$2,753	$108	$413	$2,385	$3,793	$274	$160	$9,886
Additions:
Provision for loan losses	1,147	(26)	394	(560)	657	234	(81)	1,765
Deductions:
Loans charged off	649	0	0	219	45	268	0	1,181
Less recoveries on loans	(74)	(88)	0	(83)	(32)	(105)	0	(382)
Net loans charged off	575	(88)	0	136	13	163	0	799
Balance at December 31, 2017	$3,325	$170	$807	$1,689	$4,437	$345	$79	$10,852

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
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

Beginning in the first quarter of 2016, the Company began to lengthen its look-back period with the intent to increase such period from three to five years by December 31, 2017. The Company believes that the five-year look-back period, which is consistent with the Company’s practices prior to the start of the economic recession in 2008, provides a representative historical loss period in the current economic environment. As of December 31, 2017, the Company utilized a five-year look-back period.
The following table provides the balance in the allowance for loan losses at December 31, 2017 and 2016, and the related loan balance by impairment methodology.
(in thousands)	Commercial, Financial, and Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment Loans to Individuals	Un- allocated	Total
December 31, 2017
Allowance for loan losses:
Individually evaluated for impairment	$500	$0	$48	$521	$243	$21	$0	$1,333
Collectively evaluated for impairment	2,825	170	759	1,168	4,194	324	79	9,519
Total	$3,325	$170	$807	$1,689	$4,437	$345	$79	$10,852
Loans outstanding:
Individually evaluated for impairment	$3,007	$0	$97	$5,072	$2,004	$176	$0	$10,356
Collectively evaluated for impairment	189,231	26,492	98,243	241,682	470,451	31,977	0	1,058,076
Total	$192,238	$26,492	$98,340	$246,754	$472,455	$32,153	$0	$1,068,432

December 31, 2016
Allowance for loan losses:
Individually evaluated for impairment	$469	$0	$7	$319	$277	$8	$0	$1,080
Collectively evaluated for impairment	2,284	108	406	2,066	3,516	266	160	8,806
Total	$2,753	$108	$413	$2,385	$3,793	$274	$160	$9,886
Loans outstanding:
Individually evaluated for impairment	$1,617	$0	$49	$5,471	$1,918	$89	$0	$9,144
Collectively evaluated for impairment	181,264	18,907	55,604	254,429	424,552	30,129	0	964,885
Total	$182,881	$18,907	$55,653	$259,900	$426,470	$30,218	$0	$974,029

Impaired loans
Loans evaluated under ASC 310-10-35 include loans which are individually evaluated for impairment. All other loans are collectively evaluated for impairment under ASC 450-20. Impaired loans individually evaluated for impairment totaled $10.4 million and $9.1 million at December 31, 2017 and 2016, respectively, and are comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings (TDRs).
The net carrying value of impaired loans is based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. At December 31, 2017 and 2016, $7.0 million and $4.5 million, respectively, of impaired loans were evaluated based on the fair value less estimated selling costs of the loan’s collateral. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2017, $1.3 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $10.4 million compared to $1.1 million of the Company’s allowance for loan losses allocated to impaired loans totaling approximately $9.1 million at December 31, 2016. Management determined that $2.4 million, or 23%, of total impaired loans required no reserve allocation at December 31, 2017 compared to $2.1 million, or 23%, at December 31, 2016 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The categories of impaired loans at December 31, 2017 and 2016 are as follows:
(in thousands)	2017	2016
Non-accrual loans	$5,672	$3,429
Performing TDRs	4,684	5,715
Total impaired loans	$10,356	$9,144

The following tables provide additional information about impaired loans at December 31, 2017 and 2016, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided.
(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2017
With no related allowance recorded:
Commercial, financial and agricultural	$1,393	$1,445	$0
Real estate - residential	674	688	0
Real estate - commercial	366	395	0
Total	$2,433	$2,528	$0
With an allowance recorded:
Commercial, financial and agricultural	$1,614	$1,834	$500
Real estate - construction commercial	97	97	48
Real estate - residential	4,398	4,500	521
Real estate - commercial	1,638	1,743	243
Consumer	176	196	21
Total	$7,923	$8,370	$1,333
Total impaired loans	$10,356	$10,898	$1,333

(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2016
With no related allowance recorded:
Commercial, financial and agricultural	$564	$706	$0
Real estate - residential	1,550	1,557	0
Total	$2,114	$2,263	$0
With an allowance recorded:
Commercial, financial and agricultural	$1,053	$1,078	$469
Real estate - construction commercial	49	56	7
Real estate - residential	3,921	3,990	319
Real estate - commercial	1,918	1,988	277
Consumer	89	116	8
Total	$7,030	$7,228	$1,080
Total impaired loans	$9,144	$9,491	$1,080

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The following table presents by class, information related to the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2017 and 2016:
	2017		2016
(in thousands)	Average Recorded Investment	Interest Recognized For the Period Ended	Average Recorded Investment	Interest Recognized For the Period Ended
With no related allowance recorded:
Commercial, financial and agricultural	$957	$0	$669	$13
Real estate - residential	826	13	1,713	52
Real estate - commercial	373	0	353	0
Total	$2,156	$13	$2,735	$65
With an allowance recorded:
Commercial, financial and agricultural	$1,536	$33	$899	$23
Real estate - construction commercial	49	0	51	0
Real estate - residential	4,575	149	3,553	114
Real estate - commercial	1,641	61	1,842	83
Consumer	114	0	109	0
Total	$7,915	$243	$6,454	$220
Total impaired loans	$10,071	$256	$9,189	$285

The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken resulting from current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $256,000 and $285,000, for the years ended December 31, 2017 and 2016, respectively. The average recorded investment in impaired loans is calculated on a monthly basis during the years reported.
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

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The following table provides aging information for the Company’s past due and non-accrual loans at December 31, 2017 and 2016.
(in thousands)	Current or Less Than 30 Days Past Due	30-89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
December 31, 2017
Commercial, Financial, and Agricultural	$189,537	$192	$2	$2,507	$192,238
Real Estate Construction - Residential	25,930	287	275	0	26,492
Real Estate Construction - Commercial	98,243	0	0	97	98,340
Real Estate Mortgage - Residential	242,597	2,173	28	1,956	246,754
Real Estate Mortgage - Commercial	471,476	43	0	936	472,455
Installment and Other Consumer	31,715	239	23	176	32,153
Total	$1,059,498	$2,934	$328	$5,672	$1,068,432
December 31, 2016
Commercial, Financial, and Agricultural	$181,609	$290	$0	$982	$182,881
Real Estate Construction - Residential	18,681	226	0	0	18,907
Real Estate Construction - Commercial	55,603	0	0	50	55,653
Real Estate Mortgage - Residential	254,758	3,200	54	1,888	259,900
Real Estate Mortgage - Commercial	425,260	790	0	420	426,470
Installment and Other Consumer	29,920	198	11	89	30,218
Total	$965,831	$4,704	$65	$3,429	$974,029

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

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The following table presents the risk categories by class at December 31, 2017 and 2016.
(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Total
At December 31, 2017
Watch	$9,868	$1,459	$1,284	$9,978	$49,197	$0	$71,786

Substandard	658	462	0	2,262	723	16	4,121
Performing TDRs	500	0	0	3,116	1,068	0	4,684
Non-accrual	2,507	0	97	1,956	936	176	5,672
Total	$13,533	$1,921	$1,381	$17,312	$51,924	$192	$86,263
At December 31, 2016
Watch	$10,295	$665	$1,113	$16,577	$44,611	$0	$73,261
Substandard	798	640	0	2,159	426	24	4,047
Performing TDRs	635	0	0	3,582	1,498	0	5,715
Non-accrual	982	0	50	1,888	420	89	3,429
Total	$12,710	$1,305	$1,163	$24,206	$46,955	$113	$86,452

Troubled Debt Restructurings
At December 31, 2017, loans classified as TDRs totaled $6.4 million, of which $1.7 million were classified as nonperforming TDRs and included in non-accrual loans and $4.7 million were classified as performing TDRs. At December 31, 2016, loans classified as TDRs totaled $6.3 million, of which $619,000 were classified as nonperforming TDRs and included in non-accrual loans and $5.7 million were classified as performing TDRs. Both performing and nonperforming TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of  $577,000 and $410,000 related to TDRs were allocated to the allowance for loan losses at December 31, 2017 and 2016, respectively.
The following table summarizes loans that were modified as TDRs during the years ended December 31, 2017 and 2016.
	2017			2016
	Recorded Investment (1)			Recorded Investment (1)
(in thousands)	Number of Contracts	Pre- Modification	Post- Modification	Number of Contracts	Pre- Modification	Post- Modification
Troubled Debt Restructurings
Commercial, financial and agricultural	3	$773	$773	0	$0	$0
Real estate mortgage - residential	2	118	116	7	536	536
Real estate mortgage - commercial	1	55	49	0	0	0
Total	6	$946	$938	7	$536	$536

(1)
The amounts reported post-modification are inclusive of all partial pay-downs and charge-offs, and no portion of the debt was forgiven. Loans modified as a TDR that were fully paid down, charged-off, or foreclosed upon during the period ended are not reported.

The Company’s portfolio of loans classified as TDRs include concessions for the borrower due to deteriorated financial condition such as interest rates below the current market rate, deferring principal payments, and extending maturity dates. During the year ended December 31, 2017, six loans meeting the TDR criteria were modified compared to seven loans during the year ended December 31, 2016.
Upon default, which is considered to be 90 days or more past due under the modified terms, the TDR is measured for impairment. The impairment amount is either charged off as a reduction to the allowance for loan losses, provided for as a specific reserve within the allowance for loan losses, or in the process of

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

foreclosure. There was one TDR that defaulted and was charged off during the year ended December 31, 2017, within twelve months of its modification date, compared to three TDRs that defaulted during the year ended December 31, 2016. During 2016, two of the loans were charged off and one received an insurance settlement during the first quarter of 2017.
(3)   Other Real Estate and Repossessed Assets Acquired in Settlement of Loans
(in thousands)	2017	2016
Commercial	$727	$809
Real estate construction - commercial	12,380	12,380
Real estate mortgage - residential	382	647
Real estate mortgage - commercial	2,909	3,439
Repossessed assets	5	16
Total	$16,403	$17,291
Less valuation allowance for other real estate owned	(3,221)	(3,129)
Total other real estate owned and repossessed assets	$13,182	$14,162

Changes in the net carrying amount of other real estate owned and repossessed assets for the years ended December 31, 2015 2016, and 2017, respectively, were as follows:
Balance at December 31, 2015	$19,225
Additions	2,233
Proceeds from sales	(4,057)
Charge-offs against the valuation allowance for other real estate owned, net	(317)
Net gain on sales	207
Balance at December 31, 2016	$17,291
Additions	374
Proceeds from sales	(1,115)
Charge-offs against the valuation allowance for other real estate owned, net	(192)
Net gain on sales	45
Total other real estate owned and repossessed assets	$16,403
Less valuation allowance for other real estate owned	(3,221)
Balance at December 31, 2017	$13,182

At December 31, 2017, no consumer mortgage loans secured by residential real estate properties were in the process of foreclosure compared to $162,000 at December 31, 2016.
Activity in the valuation allowance for other real estate owned in settlement of loans for the years ended December 31, 2017, 2016 and 2015, respectively, is summarized as follows:
(in thousands)	2017	2016	2015
Balance, beginning of year	$3,129	$3,233	$3,255
Provision for other real estate owned	284	213	17
Charge-offs	(192)	(317)	(39)
Balance, end of year	$3,221	$3,129	$3,233

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

(4)   Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of debt securities classified as available-for-sale at December 31, 2017 and 2016 are shown below:
(in thousands)	Total Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
December 31, 2017
U.S. Treasury	$1,980	$0	$(13)	$1,967
U.S. government and federal agency obligations	12,341		(268)	12,073
Government sponsored enterprises	37,321	0	(424)	36,897
Obligations of states and political subdivisions	47,019	114	(477)	46,656
Mortgage-backed securities:
Residential - government agencies	131,045	44	(2,140)	128,949
Commercial - government agencies	0	0	0	0
Total mortgage-backed securities	131,045	44	(2,140)	128,949
Total available-for-sale securities	$229,706	$158	$(3,322)	$226,542

December 31, 2016
U.S. government and federal agency obligations	$13,667	$0	$(303)	$13,364
Government sponsored enterprises	32,786	2	(329)	32,459
Obligations of states and political subdivisions	42,666	123	(757)	42,032
Mortgage-backed securities:
Residential - government agencies	127,527	124	(1,995)	125,656
Commercial - government agencies	989	12	0	1,001
Total mortgage-backed securities	128,516	136	(1,995)	126,657
Total available-for-sale securities	$217,635	$261	$(3,384)	$214,512

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
Other Investments and securities primarily consist of Federal Home Loan Bank stock, subordinated debt equity securities, and the Company’s interest in statutory trusts. These securities are reported at cost in other assets in the amount of  $11.0 million and $9.8 million as of December 31, 2017 and 2016, respectively.
Debt securities with carrying values aggregating approximately $181.7 million and $167.6 million at December 31, 2017 and December 31, 2016, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The amortized cost and fair value of debt securities classified as available󰓆for sale at December 31, 2017, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.
(in thousands)	Amortized cost	Fair value
Due in one year or less	$8,084	$8,060
Due after one year through five years	62,547	61,949
Due after five years through ten years	23,545	23,150
Due after ten years	4,485	4,434
Total	98,661	97,593
Mortgage-backed securities	131,045	128,949
Total available for sale securities	$229,706	$226,542

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and December 31, 2016 were as follows:
	Less than 12 months		12 months or more		Total	Total
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2017
U.S. Treasury	$1,967	$(13)	$0	$0	$1,967	$(13)
U.S. government and federal agency obligations	0	0	12,073	(268)	12,073	(268)
Government sponsored enterprises	16,471	(119)	20,426	(305)	36,897	(424)
Obligations of states and political subdivisions	22,013	(165)	12,570	(312)	34,583	(477)
Mortgage-backed securities:
Residential - government agencies	52,829	(488)	69,580	(1,652)	122,409	(2,140)
Total	$93,280	$(785)	$114,649	$(2,537)	$207,929	$(3,322)
(in thousands)
At December 31, 2016
U.S. government and federal agency obligations	$13,365	$(303)	$0	$0	$13,365	$(303)
Government sponsored enterprises	29,432	(329)	0	0	29,432	(329)
Obligations of states and political subdivisions	32,318	(757)	0	0	32,318	(757)
Mortgage-backed securities:
Residential - government agencies	109,772	(1,848)	3,742	(147)	113,514	(1,995)
Total	$184,887	$(3,237)	$3,742	$(147)	$188,629	$(3,384)

The total available for sale portfolio consisted of approximately 355 securities at December 31, 2017. The portfolio included 277 securities having an aggregate fair value of  $207.9 million that were in a loss position at December 31, 2017. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer had a fair value of  $114.6 million at December 31, 2017. The $3.3 million aggregate unrealized loss included in accumulated other comprehensive loss at December 31, 2017 was caused by interest rate fluctuations.
The total available for sale portfolio consisted of approximately 298 securities at December 31, 2016. The portfolio included 216 securities having an aggregate fair value of  $188.6 million that were in a loss position at December 31, 2016. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer had a fair value of  $3.7 million at December 31, 2016. The $3.4 million aggregate unrealized loss included in accumulated other comprehensive loss at December 31, 2016 was caused by interest rate fluctuations.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

Because the decline in fair value is attributable to changes in interest rates and not credit quality, these investments were not considered other-than-temporarily impaired at December 31, 2017 and 2016, respectively. In the absence of changes in credit quality of these investments, the fair value is expected to recover on all debt securities as they approach their maturity date, or re-pricing date or if market yields for such investments decline. In addition, the Company does not have the intent to sell these investments over the period of recovery, and it is not more likely than not that the Company will be required to sell such investment securities.
The table presents the components of investment securities gains and losses, which have been recognized in earnings:
(in thousands)	2017	2016	2015
Gains realized on sales	$38	$623	$8
Losses realized on sales	(33)	(21)	0
Other-than-temporary impairment recognized	0	0	0
Investment securities gains	$5	$602	$8

(5)   Premises and Equipment
A summary of premises and equipment at December 31, 2017 and 2016 is as follows:
(in thousands)	2017	2016
Land and land improvements	$9,980	$9,952
Buildings and improvements	35,993	35,657
Furniture and equipment	12,973	13,473
Construction in progress	289	271
Total	59,235	59,353
Less accumulated depreciation	24,424	23,831
Premises and equipment, net	$34,811	$35,522

Depreciation expense for the years ended December 31, 2017, 2016, and 2015 was as follows:
(in thousands)	2017	2016	2015
Depreciation expense	$1,735	$1,782	$1,810

(6)   Intangible Assets
Mortgage Servicing Rights
At December 31, 2017 and 2016, respectively, the Company serviced mortgage loans for others totaling $285.8 million and $294.4 million, respectively. Mortgage loan servicing fees, reported as non-interest income, earned on loans sold were $833,000, $854,000, and $873,000, for the years ended December 31, 2017, 2016, and 2015, respectively.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The table below presents changes in mortgage servicing rights (MSRs) for the years ended December 31, 2017, 2016, and 2015.
(in thousands)	2017	2016	2015
Balance at beginning of year	$2,584	$2,847	$2,762
Originated mortgage servicing rights	222	266	386
Changes in fair value:
Due to change in model inputs and assumptions (1)	364	108	372
Other changes in fair value (2)	(457)	(637)	(673)
Balance at end of year	$2,713	$2,584	$2,847

(1)
The change in fair value resulting from changes in valuation inputs or assumptions used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates.

(2)
Other changes in fair value reflect changes due to customer payments and passage of time.

The following key data and assumptions were used in estimating the fair value of the Company’s mortgage servicing rights as of the years ended December 31, 2017 and 2016:
	2017	2016
Weighted-Average Constant Prepayment Rate	9.73%	10.68%
Weighted-Average Note Rate	3.85%	3.85%
Weighted-Average Discount Rate	10.09%	9.69%
Weighted-Average Expected Life (in years)	5.90	5.60

(7)   Deposits
The aggregate amount of time deposits with balances that met or exceeded the Federal Deposit Insurance Corporation (FDIC) insurance limit of  $250,000 was $63.2 million and $72.3 million at December 31, 2017 and 2016, respectively. The Company had brokered deposits totaling $48.5 million and $36.4 million at December 31, 2017 and 2016, respectively.
The scheduled maturities of total time deposits at December 31, 2017 were as follows:
(in thousands)	2017
Due within:
2018	$191,623
2019	42,393
2020	24,809
2021	5,784
2022	31,355
Thereafter	0
Total	$295,964

The Federal Reserve Bank required the Bank to maintain cash or balances of  $1.8 million and $1.6 million at December 31, 2017 and 2016, respectively, to satisfy reserve requirements. Average compensating balances held at correspondent banks were $1.5 million and $570,000 at December 31, 2017

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

and 2016, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.
(8)   Borrowings
Federal Funds Purchased and Securities Sold under Agreements to Repurchase (Repurchase Agreements)
Information relating to federal funds purchased and repurchase agreements is as follows:
(in thousands)	Year End Weighted Rate	Average Weighted Rate	Average Balance Outstanding	Maximum Outstanding at any Month End	Balance at December 31,
2017
Federal funds purchased	1.64%	0.99%	$322	$1,067	$0
Short-term repurchase agreements	0.29	0.38	29,190	32,555	27,560
Total			$29,512	$33,622	$27,560
2016
Federal funds purchased	0.95%	0.65%	$346	$992	$992
Short-term repurchase agreements	0.20	0.17	36,193	56,710	30,023
Total			$36,539	$57,702	$31,015

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Bank’s investment portfolio. Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $40.0 million on an unsecured basis and $17.2 million on a secured basis at December 31, 2017.
Subordinated Notes and Other Borrowings
Other borrowings of the Company consisted of the following:
(in thousands)			2017		2016
	Borrower	Maturity Date	Year End Balance	Year End Weighted Rate	Year End Balance	Year End Weighted Rate
FHLB advances	The Bank	2017	$0	0.00%	$40,900	0.90%
		2018	63,226	1.65%	27,000	1.80%
		2019	28,231	1.63%	10,000	1.50%
		2020	21,236	1.90%	11,000	1.95%
		2021	4,241	1.73%	4,000	1.71%
		2022	4,418	2.14%	0	0.00%
Other borrowings
		2017	0	0.00%	492	1.05%
		2022	30	4.00%	0	0.00%
Total Bank			$121,382		$93,392
Subordinated notes	The Company	2034	$25,774	4.30%	$25,774	3.69%
		2035	23,712	3.43%	23,712	2.82%
Total Company			$49,486		$49,486

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings, which are all fixed rate, are secured under a blanket agreement which assigns all investment in FHLB stock, as well as qualifying first mortgage loans as collateral to secure amounts borrowed by the Bank. The outstanding balance of  $121.4 million includes $5.0 million, which the FHLB may call for early payment within the next year. Based upon the collateral pledged to the FHLB at December 31, 2017, the Bank could borrow up to an additional $102.7 million under the agreement.
On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to a three-month LIBOR rate plus 1.83% and reprices quarterly (3.43% at December 31, 2017). The TPS can be prepaid without penalty at any time after five years from the issuance date.
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
On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (4.30% at December 31, 2017). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.
The Exchange Statutory Trusts are not consolidated in the Company’s financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2017 and 2016 was $49.5 million, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.5 million, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

(9)   Income Taxes
The composition of income tax expense for the years ended December 31, 2017, 2016, and 2015 was as follows:
(in thousands)	2017	2016	2015
Current:
Federal	$2,761	$3,578	$3,619
State	385	489	496
Total current	3,146	4,067	4,115
Deferred:
Federal	3,189	(267)	391
State	1,567	(50)	74
Total deferred	4,756	(317)	465
Total income tax expense	$7,902	$3,750	$4,580

Applicable income tax expense for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table for the years ended December 31, 2017, 2016, and 2015 are as follows:
(in thousands)	2017		2016		2015
	Amount	%	Amount	%	Amount	%
Income before provision for income tax expense	$11,316		$11,032		$13,179
Tax at statutory federal income tax rate	$3,847	34.00%	$3,751	34.00%	$4,481	34.00%
Tax Cuts and Jobs Act	3,139	27.74	0	0.00	0	0.00
State restructuring	966	8.54	0	0.00	0	0.00
Tax-exempt income	(394)	(3.48)	(314)	(2.85)	(369)	(2.80)
State income tax, net of federal tax benefit	323	2.85	290	2.63	376	2.85
Other, net	21	0.18	23	0.21	92	0.70
Provision for income tax expense	$7,902	69.83%	$3,750	33.99%	$4,580	34.75%

Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 69.8% for the year ended December 31, 2017 compared to 34.0% and 34.8% for the years ended December 31, 2016 and 2015, respectively. The increase in the effective tax rate in 2017 over 2016 and 2015 reflects a $4.1 million write-down of the Company’s net deferred tax asset (DTA) in response to the enactment of the Tax Act and other planning initiatives by the Company. The write-down was recorded as additional income tax expense during the fourth quarter of 2017. The federal corporate income tax rate declined from 34% to 21% effective January 1, 2018 as a result to the Tax Act. The Company expects its future effective tax rate after the impact of tax exempt income to be approximately 18% to 19% compared to 34% in prior years. Additionally, as of December 31, 2017, the Company early adopted ASU 2018-02 Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income and elected to reclassify from accumulated other comprehensive income to retained earnings the stranded income tax effects in accumulated other comprehensive loss resulting from the Tax Act and additional tax planning initiatives as mentioned above.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The components of deferred tax assets and deferred tax liabilities at December 31, 2017 and 2016 are as follows:
(in thousands)	2017	2016
Deferred tax assets:
Allowance for loan losses	$2,279	$3,756
Impairment of other real estate owned	672	1,192
Goodwill	409	1,088
Available-for-sale securities	664	1,187
Nonaccrual loan interest	167	469
Core deposit intangible	160	422
Pension	828	1,415
Deferred taxes on pension	841	1,143
Deferred compensation	87	148
Other	257	402
Total deferred tax assets	$6,364	$11,222
Deferred tax liabilities:
Premises and equipment	$333	$765
Mortgage servicing rights	570	968
Accelerated prepaids	356	0
Other	34	56
Total deferred tax liabilities	1,293	1,789
Net deferred tax assets	$5,071	$9,433

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning initiatives in making this assessment. With the exception of certain capital losses generated during 2013 and 2014, it is management’s opinion that the Company will more likely than not realize the benefits of these temporary differences as of December 31, 2017 and, therefore, established a valuation reserve against the Company’s capital loss carry forward. Management arrived at this conclusion based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible. As indicated above, the Company generated approximately $219,000 of capital losses during 2013 and 2014 as a result of disposing of certain limited partnership interests. The capital losses will expire between 2018 and 2019, and it is management’s opinion that the Company will not more likely than not generate the capital gain income necessary to utilize the capital loss carry forwards before the capital losses expire. As such, the Company has established a $46,000 valuation reserve against its capital loss carry forward deferred tax asset.
The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. As of December 31, 2017, 2016, and 2015 the Company did not have any uncertain tax provisions.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

(10)   Stockholders’ Equity
Accumulated Other Comprehensive Loss
The following details the change in the components of the Company’s accumulated other comprehensive loss for the years ended December 31, as indicated.
(in thousands)	Unrealized Loss on Securities (1)	Unrecognized Net Pension and Postretirement Costs (2)	Accumulated Other Comprehensive (Loss) Income
Balance, December 31, 2015	$(591)	$(1,427)	$(2,018)
Other comprehensive (loss) income, before reclassifications	(1,566)	79	(1,487)
Amounts reclassified from accumulated other comprehensive loss	(602)	(786)	(1,388)
Other comprehensive loss, before tax	(2,168)	(707)	(2,875)
Income tax benefit	823	269	1,092
Other comprehensive loss, net of tax	(1,345)	(438)	(1,783)
Balance, December 31, 2016	$(1,936)	$(1,865)	$(3,801)
Other comprehensive (loss) income, before reclassifications	(37)	90	53
Amounts reclassified from accumulated other comprehensive loss	(5)	(1,085)	(1,090)
Other comprehensive loss, before tax	(42)	(995)	(1,037)
Income tax benefit	16	378	394
Other comprehensive loss, net of tax	(26)	(617)	(643)
Amounts reclassified from accumulated other comprehensive loss per ASU 2018-02 (3)	(538)	(680)	(1,218)
Balance, December 31, 2017	$(2,500)	$(3,162)	$(5,662)

(1)
The pre-tax amounts reclassified from accumulated other comprehensive loss are included in gain on sale of investment securities in the consolidated statements of income.

(2)
The pre-tax amounts reclassified from accumulated other comprehensive income are included in the computation of net periodic pension cost. See Note 11.

(3)
As of December 31, 2017, the Company elected to early adopt and retrospectively apply the reclassification of stranded income tax effects from accumulated other comprehensive loss to retained earnings, as permitted under ASU 2018-02.

(11)   Employee Benefit Plans
Employee benefits charged to operating expenses are summarized in the table below for the years ended December 31, as indicated.
(in thousands)	2017	2016	2015
Payroll taxes	$1,167	$1,122	$1,102
Medical plans	2,026	1,881	1,928
Pension plan	1,403	1,227	1,391
401(k) match	365	346	325
Profit-sharing	508	479	563
Other	82	172	164
Total employee benefits	$5,551	$5,227	$5,473

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

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
Pension
The Company provides a noncontributory defined benefit pension plan for all full-time employees. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made a pension contribution in the amount of  $1.2 million on September 11, 2017. The 2018 minimum required contribution is $931,000 for the 2017 plan year, and the Company has not determined if will make more than the minimum required contribution. Effective July 1, 2017, the Company amended the pension plan to effectuate a “soft freeze” such that no individual hired (or rehired in the case of a former employee) by the Company after September 30, 2017, whether or not such individual is or was a vested member in the plan, will be eligible to be an active member and be entitled to accrue any benefits under the plan. Certain individuals hired by the Company before July 1, 2017 are also not eligible to participate in the plan. Beginning in 2019, the Company anticipates that there may be a small reduction in the overall liability and service cost resulting from the closure of the plan to new entrants.
Obligations and Funded Status at December 31,
(in thousands)	2017	2016
Change in projected benefit obligation:
Balance, January 1	$23,234	$20,602
Service cost	1,343	1,179
Interest cost	1,009	956
Actuarial loss	2,843	961
Benefits paid	(558)	(464)
Balance, December 31	$27,871	$23,234
Change in plan assets:
Fair value, January 1	$16,502	$15,031
Actual return on plan assets	2,890	1,251
Employer contribution	1,183	772
Expenses paid	(93)	(88)
Benefits paid	(558)	(464)
Fair value, December 31	$19,924	$16,502
Funded status at end of year	$(7,947)	$(6,732)
Accumulated benefit obligation	$21,940	$18,586

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income
The following items are components of net pension cost for the years ended December 31, as indicated:
(in thousands)	2017	2016	2015
Service cost - benefits earned during the year	$1,343	$1,179	$1,325
Interest costs on projected benefit obligations	1,009	956	838
Expected return on plan assets	(1,127)	(1,057)	(957)
Expected administrative expenses	88	70	40
Amortization of prior service cost	79	79	79
Amortization of unrecognized net loss	11	0	66
Net periodic pension expense	$1,403	$1,227	$1,391

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive loss at December 31, 2017 and 2016 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.
(in thousands)	2017	2016
Prior service costs	$(207)	$(285)
Net accumulated actuarial net loss	(3,796)	(2,723)
Accumulated other comprehensive loss	(4,003)	(3,008)
Net periodic benefit cost in excess of cumulative employer contributions	(3,944)	(3,724)
Net amount recognized at December 31, balance sheet	$(7,947)	$(6,732)
Net loss arising during period	$(1,085)	$(786)
Prior service cost amortization	79	79
Amortization of net actuarial loss	11	0
Total recognized in other comprehensive loss	$(995)	$(707)
Total recognized in net periodic pension cost and other comprehensive income	$2,398	$1,934

Assumptions utilized to determine benefit obligations as of December 31, 2017, 2016 and 2015 and to determine pension expense for the years then ended are as follows:
	2017	2016	2015
Determination of benefit obligation at year end:
Discount rate	3.75%	4.40%	4.70%
Annual rate of compensation increase	4.00%	4.00%	3.78%
Determination of pension expense for year ended:
Discount rate for the service cost	4.40%	4.70%	4.25%
Annual rate of compensation increase	4.00%	3.78%	3.78%
Expected long-term rate of return on plan assets	6.75%	7.00%	7.00%
The assumed overall expected long-term rate of return on pension plan assets used in calculating 2017 pension expense was 6.75%. Determination of the plan’s rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company’s plan assets have experienced the following annual returns: 17.4% in 2017, 8.2% in 2016, -0.4% in 2015, 8.3% in 2014, and 19.1% in 2013.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan’s investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Due to a decrease in the discount rate and the expected return on asset assumption used in the actuarial calculation of plan income, the Company expects to incur $1.7 million of expense in 2018 compared to $1.4 million 2017.
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
The fair value of the Company’s pension plan assets at December 31, 2017 and 2016 by asset category was as follows:
		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2017
Cash equivalents	$1,307	$1,307	$0	$0
U.S gov’t agency obligations	1,781	0	1,781	0
Mutual funds	16,836	16,836	0	0
Total	$19,924	$18,143	$1,781	$0
December 31, 2016
Cash equivalents	$1,362	$1,362	$0	$0
U.S gov’t agency obligations	2,376	0	2,376	0
Mutual funds	12,764	12,764	0	0
Total	$16,502	$14,126	$2,376	$0

The following future benefit payments are expected to be paid:
Year	Pension benefits
(in thousands)
2018	$656
2019	677
2020	801
2021	872
2022	1,035
2023 to 2027	5,957

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

(12)   Stock Compensation
The Company has one equity compensation plan for its employees pursuant to which options were granted.
The following table summarizes the Company’s stock option activity:
	Number of shares December 31			Weighted average exercise price December 31			Weighted average Contractual Term (in years)			Aggregate Intrinsic Value ($000)
	2017	2016	2015	2017	2016	2015	2017	2016	2015	2017	2016	2015
Outstanding, beginning of year	46,244	67,893	108,596	$19.33	$19.88	$19.19
Granted	0	0	0	0.00	0.00	0.00
Exercised	0	0	0	0.00	0.00	0.00
Forfeited or expired	(26,141)	(21,649)	(40,703)	22.84	21.04	20.01
Outstanding, end of year	20,103	46,244	67,893	$14.77	$19.33	$19.88	0.73	0.99	1.41	$120,231	$49,837	$0.00
Exercisable, end of year	20,103	44,925	59,799	$14.77	$19.47	$20.57	0.73	0.97	1.24	$120,231	$46,870	$0.00

Options have been adjusted to reflect a 4% stock dividend paid on July 1, 2017.
Total stock-based compensation expense for the years ended December 31, 2017, 2016, and 2015 was $3,000, $17,000, and $10,000, respectively. As of December 31, 2017, there was no remaining unrecognized compensation expense related to non-vested stock awards. The Plan expired on February 28, 2010, except as to outstanding options under the Plan, and no further options may be granted pursuant to the Plan.
(13)   Earnings per Share
Stock Dividend On July 1, 2017, the Company paid a special stock dividend of four percent to common shareholders of record at the close of business on June 15, 2017. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
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
	2017	2016	2015
Basic earnings per common share:
Net income available to shareholders	$3,414	$7,282	$8,599
Basic earnings per share	$0.59	$1.24	$1.46
Diluted earnings per common share:
Net income available to shareholders	$3,414	$7,282	$8,599
Average shares outstanding	5,826,346	5,864,153	5,884,984
Effect of dilutive stock options	5,284	0	0
Average shares outstanding including dilutive stock options	5,831,630	5,864,153	5,884,984
Diluted earnings per share	$0.59	$1.24	$1.46

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

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
The following options to purchase shares during the years ended December 31, 2017, 2016 and 2015 were not included in the respective computations of diluted earnings per share because the exercise price of the option, when combined with the effect of the unamortized compensation expense, was greater than the average market price of the common shares and were considered anti-dilutive.
	2017	2016	2015
Anti-dilutive shares	0	46,244	67,893
Dilutive shares	20,103	0	0
Repurchase Program On August 6, 2015, the Board of Directors authorized a share repurchase plan to purchase through open market transactions $2.0 million market value of the Company’s common stock. On August 8, 2017 the Board authorized the repurchase of an additional $1.5 million market value of the Company’s common stock. As of December 31, 2017, the Company had repurchased a total of 87,041 shares of common stock pursuant to the plan at an average price of  $17.63 per share, including 43,148 shares of common stock repurchased pursuant to the plan during the year ended December 31, 2017 at an average price of  $20.36 per share. At December 31, 2017, approximately $1.9 million remained available for the purchase of shares under the plan. The current plan expires September 8, 2018 unless renewed.
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
In addition, the final rules establish a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets applicable to all banking organizations. Institutions that do not maintain the required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital conservation buffer requirement will be phased in over four years beginning in 2016. On January 1, 2016, the first phase of the requirement went into effect at 0.625% of risk-weighted assets, and the requirement will increase each subsequent year by an additional

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

0.625 percentage points, to reach its final level of 2.5% of risk weighted assets on January 1, 2019. Once fully phase in, the capital conservation buffer requirement effectively raises the minimum required risk-based capital ratios to 7% Common Equity Tier 1 Capital, 8.5% Tier 1 Capital and 10.5% Total Capital on a fully phased-in basis.
Under the Basel III requirements, at December 31, 2017 and December 31, 2016, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of periods indicated:
	Actual		Required for Capital Adequacy Purposes		Well-Capitalized Under Prompt Corrective Action Provision
(in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2017
Total Capital (to risk-weighted assets):
Company	$156,045	12.93%	$96,577	8.00%	$	N.A.	N.A.%
Bank	154,495	12.83	96,326	8.00		120,408	10.00
Tier I Capital (to risk-weighted assets):
Company	$129,369	10.72%	$72,433	6.00%	$	N.A.	N.A.%
Bank	143,483	11.92	72,245	6.00		96,326	8.00
Common Equity Tier I Capital (to risk-weighted assets)
Company	$97,033	8.04%	$54,325	4.50%	$	N.A.	N.A.%
Bank	143,483	11.92	54,184	4.50		78,265	6.50
Tier I leverage ratio:
Company	$129,369	9.33%	$55,488	4.00%	$	N.A.	N.A.%
Bank	143,483	10.38	55,315	4.00		69,144	5.00
(in thousands)
December 31, 2016
Total Capital (to risk-weighted assets):
Company	$152,864	13.88%	$88,125	8.00%	$	N.A.	N.A.%
Bank	148,304	13.51	87,810	8.00		109,763	10.00
Tier I Capital (to risk-weighted assets):
Company	$125,779	11.42%	$66,093	6.00%	$	N.A.	N.A.%
Bank	138,258	12.60	65,858	6.00		87,810	8.00
Common Equity Tier I Capital (to risk-weighted assets)
Company	$94,818	8.61%	$49,570	4.50%	$	N.A.	N.A.%
Bank	138,258	12.60	49,393	4.50		71,346	6.50
Tier I leverage ratio:
Company	$125,779	9.87%	$50,998	4.00%	$	N.A.	N.A.%
Bank	138,258	10.88	50,810	4.00		63,513	5.00
(15)   Fair Value Measurements
The Company uses fair value measurements to record fair value adjustments to certain financial and nonfinancial assets and liabilities. The FASB ASC Topic 820, Fair Value Measurement, defines fair value, establishes a framework for the measurement of fair value, and enhances disclosures about fair value measurements. The standard applies whenever other standards require (permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. In this standard, FASB clarified the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. As of December 31, 2017 and 2016 there were no transfers into or out of Levels 1-3.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

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

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2017
Assets:
U.S. Treasury	$1,967	$1,967	0	$0
U.S. government and federal agency obligations	12,073	0	12,073	0
Government sponsored enterprises	36,897	0	36,847	0
Obligations of states and political subdivisions	46,656	0	46,656	0
Mortgage-backed securities	128,949	0	128,949	0
Mortgage servicing rights	2,713	0	0	2,713
Total	$229,255	$1,967	$213,221	$2,713
December 31, 2016
Assets:
U.S. government and federal agency obligations	$13,364	$0	13,364	$0
Government sponsored enterprises	32,459	0	32,459	0
Obligations of states and political subdivisions	42,032	0	42,032	0
Mortgage-backed securities	126,657	0	126,657	0
Mortgage servicing rights	2,584	0	0	2,584
Total	$217,096	$0	$214,512	$2,584

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:
(in thousands)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Mortgage Servicing Rights
Balance at December 31, 2015	$2,847
Total gains or (losses) (realized/unrealized):
Included in earnings	(529)
Included in other comprehensive income	0
Purchases	0
Sales	0
Issues	266
Settlements	0
Balance at December 31, 2016	$2,584
Total gains or (losses) (realized/unrealized):
Included in earnings	(93)
Included in other comprehensive income	0
Purchases	0
Sales	0
Issues	222
Settlements	0
Balance at December 31, 2017	$2,713

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

The change in valuation of mortgage servicing rights arising from inputs and assumptions increased $364,000 and $108,000 for the years ended December 31, 2017 and 2016, respectively.
	Quantitative Information about Level 3 Fair Value Measurements
	Valuation Technique	Unobservable Inputs	Input Value
			2017	2016
Mortgage servicing rights	Discounted cash flows	Weighted-Average Constant Prepayment Rate	9.73%	10.68%
		Weighted-Average Note Rate	3.85%	3.85%
		Weighted-Average Discount Rate	10.09%	9.69%
		Weighted-Average Expected Life (in years)	5.90	5.60
Valuation methods for instruments measured at fair value on a nonrecurring basis
Following is a description of the Company’s valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:
Impaired Loans
The Company does not record loans at fair value on a recurring basis other than loans that are considered impaired. The net carrying value of impaired loans is generally based on fair values of the underlying collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. Under the collateral method, the Company’s determination of the fair value for these loans uses a market approach representing the estimated net proceeds to be received from the sale of the collateral based on observable market prices or market value provided by independent, licensed or certified appraisers, less estimated selling costs. Once the fair value of the collateral has been determined and any impairment amount calculated, a specific reserve allocation is made. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2017, the Company identified $7.9 million in impaired loans that had specific allowances for losses aggregating $1.3 million. Related to these loans, there was $788,000 in charge-offs recorded during the year ended December 31, 2017. As of December 31, 2016, the Company identified $7.0 million in impaired loans that had specific allowances for losses aggregating $1.1 million. Related to these loans, there was $1.0 million in charge-offs recorded during the year ended December 31, 2016.
Other Real Estate Owned and Repossessed Assets
Other real estate owned and repossessed assets consisted of loan collateral that has been repossessed through foreclosure. This collateral comprises of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are recorded as held for sale initially at the fair value of the collateral less estimated selling costs. The Company’s determination of the fair value for these loans uses a market approach representing the estimated net proceeds to be received from the sale of the collateral based on observable market prices or market value provided by independent, licensed or certified appraisers, less estimated selling costs. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. Because many of these inputs are not observable, the measurements are classified as Level 3.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

	Fair Value Measurements Using
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses) *
December 31, 2017
Assets:
Impaired loans:
Commercial, financial, & agricultural	$1,114	$0	$0	$1,114	$(521)
Real estate construction - commercial	49	0	0	49	0
Real estate mortgage - residential	3,877	0	0	3,877	(204)
Real estate mortgage - commercial	1,395	0	0	1,395	(26)
Consumer	155	0	0	155	(37)
Total	$6,590	$0	$0	$6,590	$(788)
Other real estate owned and repossessed assets	$13,182	$0	$0	$13,182	$(250)

December 31, 2016
Assets:
Impaired loans:
Commercial, financial, & agricultural	$584	$0	$0	$584	$(421)
Real estate construction - commercial	42	0	0	42	0
Real estate mortgage - residential	3,602	0	0	3,602	(316)
Real estate mortgage - commercial	1,641	0	0	1,641	(257)
Consumer	81	0	0	81	(35)
Total	$5,950	$0	$0	$5,950	$(1,029)
Other real estate owned and repossessed assets	$14,162	$0	$0	$14,162	$25
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
December 31, 2017, 2016, and 2015

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
Certificates of Deposit in other banks
Certificates of deposit are other investments made by the Company with other financial institutions that are carried at cost. At December 31, 2017 the weighted average maturity of the interest bearing deposits is 4.20 years.
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
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

A summary of the carrying amounts and fair values of the Company’s financial instruments at December 31, 2017 and 2016 is as follows:
			December 31, 2017 Fair Value Measurements
	December 31, 2017		Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Net Significant Unobservable Inputs (Level 3)
(in thousands)	Carrying amount	Fair value
Assets:
Cash and due from banks	$23,325	$23,325	$23,325	$0	$0
Federal funds sold and overnight interest-bearing deposits	39,553	39,553	39,553	0	0
Certificates of deposit in other banks	3,460	3,460	3,460	0	0
Investment in available-for-sale securities	226,542	226,542	1,980	224,562	0
Loans, net	1,057,580	1,058,153	0	0	1,058,153
Investment in FHLB stock	6,390	6,390	0	6,390	0
Mortgage servicing rights	2,713	2,713	0	0	2,713
Cash surrender value - life insurance	2,484	2,484	0	2,484	0
Accrued interest receivable	5,627	5,627	5,627	0	0
	$1,367,674	$1,368,247	$73,945	$233,436	$1,060,866
Liabilities:
Deposits:
Non-interest bearing demand	$245,380	$245,380	$245,380	$0	$0
Savings, interest checking and money market	584,468	584,468	584,468	0	0
Time deposits	295,964	294,778	0	0	294,778
Federal funds purchased and securities sold under agreements to repurchase	27,560	27,560	27,560	0	0
Subordinated notes	49,486	39,692	0	39,692	0
Other borrowings	121,382	121,291	0	121,291	0
Accrued interest payable	554	554	554	0	0
	$1,324,794	$1,313,723	$857,962	$160,983	$294,778

			December 31, 2016 Fair Value Measurements
	December 31, 2016		Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Net Significant Unobservable Inputs (Level 3)
(in thousands)	Carrying amount	Fair value
Assets:
Cash and due from banks	$25,589	$25,589	$25,589	$0	$0
Federal funds sold and overnight interest-bearing deposits	406	406	406	0	0
Certificates of deposit in other banks	1,000	1,000	1,000	0	0
Investment in available-for-sale securities	214,512	214,512	0	214,512	0
Loans, net	964,143	959,929	0	0	959,929
Investment in FHLB stock	5,149	5,149	0	5,149	0
Mortgage servicing rights	2,584	2,584	0	0	2,584
Cash surrender value -life insurance	2,409	2,409	0	2,409	0
Accrued interest receivable	5,183	5,183	5,183	0	0
	$1,220,975	$1,216,761	$32,178	$222,070	$962,513

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

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
(17)   Repurchase Reserve Liability
The Company’s repurchase reserve liability for estimated losses incurred on sold loans was $160,000 at both December 31, 2017 and 2016. This liability represents management’s estimate of the potential repurchase or make-whole liability for residential mortgage loans originated for sale that may arise from representation and warranty claims that could relate to a variety of issues, including but not limited to, misrepresentation of facts, appraisal issues, or program requirements that may not meet investor guidelines. At December 31, 2016, the Company accrued $2,000 for the reimbursement of expenses incurred on one repurchase loss remitted in April 2016 compared to $40,000 accrued for the expenses on one repurchase loss remitted in April 2015 of the prior year. At December 31, 2017, the Company was servicing 2,773 loans sold to the secondary market with a balance of approximately $285.8 million compared to 2,877 loans sold with a balance of approximately $294.4 million at December 31, 2016.

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

(in thousands)	2017	2016	2015
Balance at beginning of year	$160	$160	$160
Provision for repurchase liability	0	2	40
Reimbursement of expenses	0	(2)	(40)
Balance at end of year	$160	$160	$160

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
The Company’s extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2017, no amounts have been accrued for any estimated losses for these financial instruments.
The contractual amount of off-balance-sheet financial instruments as of December 31, 2017 and 2016 is as follows:
(in thousands)	2017	2016
Commitments to extend credit	$238,527	$253,375
Commitments to originate residential first and second mortgage loans	1,471	2,626
Standby letters of credit	74,004	2,745
Total	$314,002	$258,746

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
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company’s customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2017.
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
December 31, 2017, 2016, and 2015

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
(19)   Condensed Financial Information of the Parent Company Only
Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:
Condensed Balance Sheets
	December 31,
(in thousands)	2017	2016
Assets
Cash and due from bank subsidiaries	$1,415	$3,945
Investment in equity securities	1,486	1,486
Investment in subsidiaries	144,589	139,686
Deferred tax asset	1,677	2,558
Other assets	133	23
Total assets	$149,300	$147,698
Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Other liabilities	8,443	7,195
Stockholders’ equity	91,371	91,017
Total liabilities and stockholders’ equity	$149,300	$147,698

Condensed Statements of Income
	For the Years Ended December 31,
	2017	2016	2015
Income
Interest and dividends received from subsidiaries	$2,653	$46	$1,039
Total income	2,653	46	1,039
Expenses
Interest on subordinated notes	1,751	1,494	1,293
Other	2,358	2,039	2,138
Total expenses	4,109	3,533	3,431
Income before income tax benefit and equity in undistributed income of subsidiaries	(1,456)	(3,487)	(2,392)
Income tax benefit	191	1,337	1,065
Equity in undistributed income of subsidiaries	4,679	9,432	9,926
Net income	$3,414	$7,282	$8,599

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

Condensed Statements of Cash Flows
	For the Years Ended December 31,
(in thousands)	2017	2016	2015
Cash flows from operating activities:
Net income	$3,414	$7,282	$8,599
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(4,679)	(9,432)	(9,926)
Stock based compensation expense	3	17	10
Decrease (increase) in deferred tax asset	881	(442)	(127)
Other, net	453	769	732
Net cash provided (used) by operating activities	$72	$(1,806)	$(712)
Cash flows from investing activities:
Investment in subsidiary	$(250)	$2,500	$5,750
Net cash (used) provided by investing activities	$(250)	$2,500	$5,750
Cash flows from financing activities:
Cash dividends paid - common stock	$(1,474)	$(1,097)	$(1,058)
Purchase of treasury stock	(878)	(623)	(33)
Net cash used in financing activities	$(2,352)	$(1,720)	$(1,091)
Net (decrease) increase in cash and due from banks	(2,530)	(1,026)	3,947
Cash and due from banks at beginning of year	3,945	4,971	1,024
Cash and due from banks at end of year	$1,415	$3,945	$4,971

Hawthorn Bancshares, Inc.
and subsidiaries
Notes to the Consolidated Financial Statements
December 31, 2017, 2016, and 2015

(20)   Quarterly Financial Information (Unaudited)
(In thousands except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Year to Date
Year Ended December 31, 2017
Interest income	$12,099	$12,681	$12,936	$13,219	$50,935
Interest expense	1,612	1,861	2,183	2,351	8,007
Net interest income	10,487	10,820	10,753	10,868	42,928
Provision for loan losses	350	330	555	530	1,765
Noninterest income	2,407	2,099	2,181	2,268	8,955
Noninterest expense	9,350	9,687	9,766	9,999	38,802
Income tax expense	1,093	983	847	4,979	7,902
Net income	$2,101	$1,919	$1,766	$(2,372)	$3,414
Net income per share:
Basic earnings per share	$0.36	$0.33	$0.30	$(0.41)	$0.59
Diluted earnings per share	0.36	0.33	0.30	(0.41)	0.59
Year Ended December 31, 2016
Interest income	$11,176	$11,350	$11,607	$11,877	$46,010
Interest expense	1,328	1,379	1,459	1,497	5,663
Net interest income	9,848	9,971	10,148	10,380	40,347
Provision for loan losses	250	425	300	450	1,425
Noninterest income	2,448	1,949	2,125	2,395	8,917
Noninterest expense	9,083	9,353	9,086	9,285	36,807
Income tax expense	965	730	1,003	1,052	3,750
Net income	$1,998	$1,412	$1,884	$1,988	$7,282
Net income per share:
Basic earnings per share	$0.34	$0.24	$0.32	$0.34	$1.24
Diluted earnings per share	0.34	0.24	0.32	0.34	1.24

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
Market Price
The Company’s common stock trades on Nasdaq’s global select market under the stock symbol of HWBK. The following table sets forth the range of high and low bid prices of the Company’s common stock by quarter for each quarter in 2017 and 2016 in which the stock was traded.
	High	Low
2017
First Quarter	$22.36	$15.64
Second Quarter	$21.59	$16.63
Third Quarter	$21.50	$18.07
Fourth Quarter	$20.75	$19.10
2016
First Quarter	$14.61	$12.90
Second Quarter	$14.76	$12.85
Third Quarter	$15.10	$13.04
Fourth Quarter	$17.02	$13.32
Shares Outstanding
As of December 31, 2017, the Company had issued 6,046,907 shares of common stock, of which 5,798,009 shares were outstanding. The outstanding shares were held of record by approximately 1,700 shareholders.
Dividends
The following table sets forth information on dividends paid by the Company in 2017 and 2016.
Month Paid	Dividends Per Share
January, 2017	$0.06
April, 2017	0.06
July, 2017	0.07
October, 2017	0.07
Total for 2017	$0.26
January, 2016	$0.05
April, 2016	0.05
July, 2016	0.05
October, 2016	0.05
Total for 2016	$0.20

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

Stock Performance Graph
The following performance graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2012, through December 31, 2017. The cumulative total return on investment for each of the periods for the Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at December 31, 2012. The performance graph assumes that the value of an investment in the Company’s common stock and each index was $100 at December 31, 2012 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

Total Return Performance
Hawthorn Bancshares, Inc.
NASDAQ Composite Index
SNL Bank $1B-$5B Index
Index Value
400
350
300
250
200
150
100
50
12/31/12
12/31/13
12/31/14
12/31/15
12/31/16
12/31/17

The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:
	Period Ending
	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
Hawthorn Bancshares, Inc.	$100.00	$171.20	$211.93	$247.07	$292.78	$361.66
Nasdaq Composite (U.S. Companies)	$100.00	$140.12	$160.78	$171.97	$187.22	$242.71
Index of financial (institutions ($1 billion to $5 billion)	$100.00	$145.41	$152.04	$170.20	$244.85	$261.04

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
Name	Position with the Company	Position with Subsidiary Bank	Principal Occupation
David T. Turner	Chairman, Chief Executive Officer, President and Director-Class III	Chairman, Chief Executive Officer, President and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
Kevin L. Riley	Director-Class III	Director	Co-owner, Riley Chevrolet, Buick, GMC Cadillac, and Riley Toyota Scion, Jefferson City, Missouri
Frank E. Burkhead	Director-Class II	Director	Owner, Burkhead Wealth Management, Co-owner, Burkhead & Associates, LLC, Pro 356, LLC, and FACT Properties, LLC,
Philip D. Freeman	Director-Class I	Director	Owner, Freeman Properties, JCMO, LLC, Jefferson City, Missouri
W. Bruce Phelps	Chief Financial Officer	Senior Vice President and Chief Financial Officer	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
Kathleen L. Bruegenhemke	Senior Vice President, Corporate Secretary, and Director	Senior Vice President, Columbia Market President, and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank
ANNUAL REPORT ON FORM 10-K
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2017 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company’s reasonable expenses in furnishing such exhibits.