Form 10-K, Exhibit 13
period 2018-12-31
HAWTHORN BANCSHARES, INC.
filed 2019-03-14
CIK 893847

Exhibit 13

2018

ANNUAL REPORT

TO

SHAREHOLDERS

HAWTHORN BANCSHARES, INC.

Jefferson City, Missouri

March 14, 2019

Dear Shareholders:

Net income for 2018 was $10.7 million, or $1.78 per diluted share, compared to $3.4 million, or $0.56 per diluted share, for 2017.  Included in the 2017 net income is a $4.1 million charge, or $0.68 per diluted share, that includes $3.1 million resulting from application of the Tax Cuts and Jobs Act (the “Tax Act”) enacted in the fourth quarter of 2017, and $1.0 million resulting from tax planning initiatives implemented at year-end 2017.  The 2018 net income reflects a 43.5% increase in non-GAAP earnings per diluted common share excluding the impact of the Tax Act and tax planning initiatives.

Although a portion of the increased earnings for 2018 resulted from the lower tax rate enacted by the Tax Act and tax planning initiatives, our pre-tax income also increased by $1.1 million, or 9.4%.  Loan growth continued to contribute to these increased earnings as net loans increased $77.4 million, or 7.3%, from the last year-end leading to a $1.7 million increase in net interest income over the prior year.  This growth was achieved without a deterioration in loan quality as nonperforming loans to total loans decreased from 0.56% at December 31, 2017, to 0.49% at December 31, 2018.

Our 2018 net interest margin of 3.30% continues to be squeezed by increased interest expense during the recent rising interest rate environment although the last two quarters of 2018 have shown increases from the prior linked quarters compared to the 11 basis points decline year over year. Non-interest income of $9.3 million for 2018 increased $0.4 million, or 4.4%, from the prior year mostly due to increased service charge and bankcard income.  Non-interest expense of $40.3 million for 2018 was $1.5 million, or 3.9%, higher than the prior year. This increase over the prior year was mostly due to a $0.9 million increase in salaries and a $0.5 million increase in benefits.  One-time bonuses paid to staff in the first quarter 2018 as a result of the benefits accruing from the enactment of the Tax Act contributed $0.4 million of the salary increase as did annual cost of living increases averaging 3%.  The increase in benefits was due to higher medical and pension benefit costs.

As of December 31, 2018, we have been able to reduce our full-time equivalent head count by 45, or approximately 14%, since December 31, 2017, most of which occurred in the latter half of 2018.  As a result, the cost savings from this reduction will be more fully realized in 2019. We continue to pursue initiatives to improve our efficiency ratio including right sizing our branch network.  To this end, we closed  our Windsor branch during the fourth quarter 2018 and completed the sale of our Branson branch in February 2019. While these transactions are not expected to have a significant effect on loan or deposit volumes, they will further reduce head count and operating expenses.

Our capital levels at December 31, 2018 continue to exceed regulatory well capitalized thresholds with 9.55% of leverage capital and 13.28% of total risk-based capital.

Maintaining strong asset quality while achieving sustainable growth and improving our net interest margin are our primary initiatives.  As is evident from this year’s financial results, we have taken proactive steps to reduce costs and improve efficiencies, which should continue into the coming year.  I am committed to further improving earnings performance; sustaining sound and proper capital levels; and paying regular dividends.

Hawthorn's staff, management, Board of Directors and Advisory Board members are committed to the continued growth of our strong community bank and delivering long term value to our shareholders.  We appreciate your support and encourage you to continue to use Hawthorn Bank for your banking needs and request that you refer prospective customers to your bank.

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

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	competitive pressures among financial services companies may increase significantly,
•	changes in the interest rate environment may reduce interest margins,
•	general economic conditions, either nationally or in Missouri, may be less favorable than expected and may adversely affect the quality of our loans and other assets,
•	increases in non-performing assets in the Company's loan portfolios and adverse economic conditions may necessitate increases to our provisions for loan losses,
•	costs or difficulties related to the integration of the business of the Company and its acquisition targets may be greater than expected,
•	legislative, regulatory, or tax law changes may adversely affect the business in which the Company and its subsidiaries are engaged, and
•	changes may occur in the securities markets.

We have described under the caption Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports filed with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that have not been identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Crucial to the Company's community banking strategy is growth in its commercial banking services, retail mortgage lending and retail banking services. Through the branch network of its subsidiary bank, Hawthorn Bank (the Bank), the Company, with $1.5 billion in assets at December 31, 2018, provides a broad range of commercial and personal banking services.  The Bank's specialties include commercial banking for small and mid-sized businesses, including equipment, operating, commercial real estate, Small Business Administration (SBA) loans, and personal banking services including real estate mortgage lending, installment and consumer  loans, certificates of deposit, individual retirement and other time deposit accounts, checking accounts, savings accounts, and money market accounts. Other financial services that the Company provides include trust services that include estate planning, investment and asset management services and a comprehensive suite of cash management services. The geographic areas in which the Company provides products and services include the Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, and the greater Kansas City metropolitan area.

The Company's primary source of revenue is net interest income derived primarily from lending and deposit taking activities. Much of the Company's business is commercial, commercial real estate development, and residential mortgage lending. The Company's income from mortgage brokerage activities is directly dependent on mortgage rates and the level of home purchases and refinancing activity.

The success of the Company's growth strategy depends primarily on the ability of its banking subsidiary to generate an increasing level of loans and deposits at acceptable risk levels and on acceptable terms without significant increases in non-interest expenses relative to revenues generated. The Company's financial performance also depends, in part, on its ability to manage various portfolios and to successfully introduce additional financial products and services by expanding new and existing customer relationships, utilizing improved technology, and enhancing customer satisfaction. Furthermore, the success of the Company's growth strategy depends on its ability to maintain sufficient regulatory capital levels during periods in which general economic conditions are unfavorable and despite economic conditions being beyond its control.

The Company's subsidiary bank is a full-service bank conducting a general banking business, offering its customers checking and savings accounts, debit cards, certificates of deposit, safety deposit boxes and a wide range of lending services, including commercial and industrial loans, residential real estate loans, single payment personal loans, installment loans and credit card accounts. In addition, the Bank provides trust services.

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

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial information for the Company as of and for each of the years in the five-years ended December 31, 2018. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.

Income Statement Data
(In thousands, except per share data)	2018	2017	2016	2015	2014
Interest income	$57,779	$50,935	$46,010	$45,756	$44,498
Interest expense	13,186	8,007	5,663	4,999	5,044
Net interest income	44,593	42,928	40,347	40,757	39,454
Provision for loan losses	1,475	1,765	1,425	250	—
Net interest income after provision for loan losses	43,118	41,163	38,922	40,507	39,454
Non-interest income	9,341	8,950	8,315	9,158	8,729
Investment securities gains, net	255	5	602	8	20
Non-interest expense	40,332	38,802	36,807	36,494	36,507
Income before income taxes	12,382	11,316	11,032	13,179	11,696
Income tax expense	1,668	7,902	3,750	4,580	4,042
Net income	$10,714	$3,414	$7,282	$8,599	$7,654

Per Share Data
Basic earnings per share	$1.78	$0.56	$1.19	$1.41	$1.25
Diluted earnings per share	1.78	0.56	1.19	1.41	1.25
Cash dividends paid on common stock	1,993	1,474	1,097	1,058	1,017
Common stock dividend	5,014	4,166	3,149	2,847	2,697
Book value per share	16.49	15.08	14.93	14.27	13.17
Market price per share	21.03	19.95	16.36	14.00	12.18
Basic weighted average shares of common stock outstanding	6,026,971	6,057,920	6,095,727	6,116,558	6,116,623
Diluted weighted average shares of common stock outstanding	6,032,013	6,063,417	6,095,727	6,116,558	6,116,623

(In thousands)	2018	2017	2016	2015	2014
Balance Sheet Data (at year end)
Total assets	$1,481,682	$1,429,216	$1,287,048	$1,200,921	$1,169,731
Net loans	1,134,975	1,057,580	964,143	856,476	852,114
Investment securities	223,880	237,579	224,308	243,091	203,720
Total deposits	1,198,468	1,125,812	1,010,666	947,197	969,514
Federal Home Loan Bank advances and other borrowings	95,153	121,382	93,392	50,000	43,000
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Total stockholders' equity	99,414	91,371	91,017	87,286	80,568
Balance Sheet Data (average balances)
Total assets	$1,446,160	$1,352,343	$1,251,741	$1,199,061	$1,156,911
Net loans	1,086,163	1,013,702	904,069	852,514	839,957
Investment securities	242,806	226,911	243,169	242,740	212,697
Total deposits	1,169,243	1,068,487	997,514	975,036	971,777
Federal Home Loan Bank advances and other borrowings	81,945	98,383	67,212	48,474	29,964
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Total stockholders' equity	93,615	95,116	91,401	84,818	78,953

Key Ratios
Earnings Ratios
Return on average total assets	0.74%	0.25%	0.58%	0.72%	0.66%
Return on average common stockholders' equity	11.45	3.59	7.97	10.14	9.69
Efficiency ratio (3)	74.78	74.79	75.64	73.10	75.74
Net interest spread	3.05	3.24	3.36	3.59	3.61
Net interest margin	3.30	3.41	3.48	3.69	3.72

Asset Quality Ratios
Allowance for loan losses to loans	1.02%	1.02%	1.02%	1.00%	1.06%
Non-performing loans to loans (1)	0.49	0.56	0.36	0.51	2.13
Non-performing assets to loans (2)	1.68	1.80	1.81	2.36	3.51
Non-performing assets to assets (2)	1.30	1.34	1.37	1.70	2.58
Allowance for loan losses to non-performing loans	208.97	180.87	282.94	194.48	49.72
Net loan charge-offs to average loans	0.06	0.08	0.02	0.09	0.54

Capital Ratios
Average stockholders' equity to average total assets	6.47%	7.03%	7.30%	7.07%	6.82%
Period-end stockholders' equity to period-end assets	6.71	6.39	7.07	7.27	6.89
Total risk-based capital ratio	13.28	12.93	13.88	14.78	15.78
Tier 1 risk-based capital ratio	11.21	10.72	11.42	12.03	12.38
Common equity Tier 1 capital	8.48	8.04	8.61	9.04	NA
Tier 1 leverage ratio	9.55	9.33	9.87	9.84	9.42

(1)	Nonperforming loans consist of nonaccrual loans, troubled debt restructurings included in nonaccrual loans, and loans contractually past due 90 days or more and still accruing interest.
(2)	Nonperforming assets consist of nonperforming loans and other real estate owned and repossessed assets.
(3)	Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue includes net interest income and non-interest income.

Non-GAAP Financial Measures

The financial measures in the table below include items that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include adjustments to exclude the transitional impact of the Tax Cuts and Jobs Act (Tax Act) and the Company's implementation of new tax planning initiatives, which are non-recurring and not considered indicative of underlying earnings performance. The adjustments do not include the ongoing impacts of the lower U.S. statutory rate under the Tax Act on 2018 earnings. The Company believes that the exclusion of these items provides a useful basis for evaluating the Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand the Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

Income Statement Data
(In thousands, except per share data)	2018	2017	2016	2015	2014
Net income - GAAP	$10,714	$3,414	$7,282	$8,599	$7,654
Effect of net deferred tax asset adjustments (a)	—	4,105	—	—	—
Net income - non-GAAP	$10,714	$7,519	$7,282	$8,599	$7,654

Per Share Data
Basic earnings per share - GAAP	$1.78	$0.56	$1.19	$1.41	$1.25
Effect of net deferred tax asset adjustments (a)	—	0.68	—	—	—
Basic earnings per share - non-GAAP	$1.78	$1.24	$1.19	$1.41	$1.25
Diluted earnings per share - GAAP	$1.78	$0.56	$1.19	$1.41	$1.25
Effect of net deferred tax asset adjustments (a)	—	0.68	—	—	—
Diluted earnings per share - non-GAAP	$1.78	$1.24	$1.19	$1.41	$1.25

Key Ratios
Return on average total assets - GAAP	0.74%	0.25%	0.58%	0.72%	0.66%
Effect of net deferred tax asset adjustments (a)	—%	0.31%	—%	—%	—%
Return on average total assets - non-GAAP	0.74%	0.56%	0.58%	0.72%	0.66%
Return on average stockholders' equity - GAAP	11.45%	3.59%	7.97%	10.14%	9.69%
Effect of net deferred tax asset adjustments (a)	—%	4.31%	—%	—%	—%
Return on average stockholders' equity - non-GAAP	11.45%	7.90%	7.97%	10.14%	9.69%

(a)	Calculated using the difference in combined statutory rates of 38% for 2017 and 21% for subsequent years.

CRITICAL ACCOUNTING POLICIES

The following accounting policies are considered most critical to the understanding of the Company's financial condition and results of operations. These critical accounting policies require management's most difficult, subjective and complex judgments about matters that are inherently uncertain. Because these estimates and judgments are based on current circumstances, they may change over time or prove to be inaccurate based on actual experiences. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of a materially different financial condition and/or results of operations could reasonably be expected. The impact and any associated risks related to the Company's critical accounting policies on its business operations are discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations, where such policies affect the reported and expected financial results.

Allowance for Loan Losses

Management has identified the accounting policy related to the allowance for loan losses (ALL) as critical to the understanding of the Company's results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. Further discussion of the methodology used in establishing the allowance and the impact of any associated risks related to these policies on the Company's business operations is provided in Note 1 to the Company's consolidated financial statements and is also discussed in the Lending and Credit Management section below.

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

				$ Change		% Change
(In thousands)	2018	2017	2016	'18-'17	'17-'16	'18-'17	'17-'16
Net interest income	$44,593	$42,928	$40,347	$1,665	$2,581	3.9%	6.4%
Provision for loan losses	1,475	1,765	1,425	(290)	340	(16.4)	23.9
Noninterest income	9,341	8,950	8,315	391	635	4.4	7.6
Investment securities gains, net	255	5	602	250	(597)	NM	(99.2)
Noninterest expense	40,332	38,802	36,807	1,530	1,995	3.9	5.4
Income before income taxes	12,382	11,316	11,032	1,066	284	9.4	2.6
Income tax expense	1,668	7,902	3,750	(6,234)	4,152	(78.9)	110.7
Net income	$10,714	$3,414	$7,282	$7,300	$(3,868)	213.8%	(53.1)%

NM - not meaningful

Consolidated net income increased $7.3 million to $10.7 million, or $1.78 per diluted share, for the year ended December 31, 2018 compared to $3.4 million, or $0.56 per diluted share, for the year ended December 31, 2017. For the year ended December 31, 2018, the return on average assets (ROA) was 0.74%, the return on average stockholders' equity (ROE) was 11.45%, and the efficiency ratio was 74.78%.

Consolidated net income decreased $3.9 million to $3.4 million, or $0.56 per diluted share, for the year ended December 31, 2017 compared to $7.3 million, or $1.19 per diluted share, for the year ended December 31, 2016. For the year ended December 31, 2017, the return on average assets (ROA) was 0.25%, the return on average stockholders' equity (ROE) was 3.59%, and the efficiency ratio was 74.79%.

The ROA and ROE for 2017 reflects a $4.1 million write-down of the Company's net deferred tax asset (DTA) in response to the enactment of the Tax Cuts and Jobs Act (Tax Act) and additional tax planning initiatives, which was recorded as additional income tax expense during the fourth quarter of 2017. As a result, the Company's effective tax rate for 2017 was 69.8% compared to 13.5% for 2018 and 34% for 2016. The federal corporate income tax rate declined from 34% to 21% effective January 1, 2018 as a result of the Tax Act.

Net interest income was $44.6 million for the year ended December 31, 2018 compared to $42.9 million and $40.3 million for the years ended December 31, 2017 and 2016, respectively. The net interest margin was 3.30% for the year ended December 31, 2018 compared to 3.41% and 3.48% for the years ended December 31, 2017 and 2016, respectively.

A $1.5 million provision for loan losses was recorded for the year ended December 31, 2018 compared to a $1.8 million and $1.4 million provision for the years ended December 31, 2017 and 2016, respectively.

The Company's net charge-offs for the year ended December 31, 2018, were $675,000, or 0.06% of average loans compared to $799,000, or 0.08% of average loans for the year ended December 31, 2017, and $143,000, or 0.02% of average loans for the year ended December 31, 2016.

Non-performing loans totaled $5.6 million, or 0.49% of total loans, at December 31, 2018 compared to $6.0 million, or 0.56% of total loans at December 31, 2017, and $3.5 million, or 0.36% of total loans, at December 31, 2016.

Non-interest income increased $391,000, or 4.4%, for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $635,000, or 7.6%, for the year ended December 31, 2017 compared to the year ended December 31, 2016. These changes are discussed in greater detail below under Non-interest Income.

Investment securities gains, net of $255,000 were recorded for the year ended December 31, 2018 compared to $5,000 and $602,000 for the years ended December 31, 2017 and 2016, respectively. Security gains for the year ended December 31, 2018 included gains realized from a series of short term sales of U.S. Treasury securities with repurchase agreements in order to generate capital gains to offset capital losses expiring in 2018 and 2019.

Non-interest expense increased $1.5 million, or 3.9%, for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $2.0 million, or 5.4%, for the year ended December 31, 2017, compared to the year ended December 31, 2016. These changes are discussed in greater detail below under Non-interest Expense.

Average Balance Sheets

Net interest income is the largest source of revenue resulting from the Company's lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year periods ended December 31, 2018, 2017, and 2016, respectively.

	2018			2017			2016
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
(In thousands)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)
ASSETS
Loans: (2) (4)
Commercial	$199,448	$10,039	5.03%	$186,140	$8,644	4.64%	$161,177	$7,588	4.71%
Real estate construction - residential	29,481	1,562	5.30	21,466	998	4.65	17,671	803	4.54
Real estate construction - commercial	103,880	5,072	4.88	78,861	3,550	4.50	43,759	2,016	4.61
Real estate mortgage - residential	245,737	11,850	4.82	255,091	11,706	4.59	253,614	11,544	4.55
Real estate mortgage - commercial	485,911	22,704	4.67	450,427	20,697	4.60	410,672	18,947	4.61
Installment and other consumer	32,927	1,285	3.90	32,225	1,253	3.89	26,280	1,161	4.42
Total loans	$1,097,384	$52,512	4.79%	$1,024,210	$46,848	4.57%	$913,173	$42,059	4.61%
Investment securities: (3)
U.S. Treasury	$13,092	$215	1.64%	$312	$6	1.92%	$—	$—	—%
U.S. government and federal agency obligations	53,856	951	1.77	47,665	693	1.45	48,551	582	1.20
Obligations of states and political subdivisions	41,807	964	2.31	46,716	1,041	2.23	32,836	836	2.55
Mortgage-backed securities	124,492	2,631	2.11	122,124	2,258	1.85	153,024	2,597	1.70
Other debt securities	4,455	247	5.54	4,486	232	5.17	4,486	225	5.02
Total investment securities	$237,702	$5,008	2.11%	$221,303	$4,230	1.91%	$238,897	$4,240	1.77%
Other investment securities	5,104	218	4.27	5,608	158	2.82	4,272	92	2.15
Federal funds sold and interest bearing deposits in other financial institutions	32,142	699	2.17	22,844	267	1.17	15,526	80	0.52
Total interest earning assets	$1,372,332	$58,437	4.26%	$1,273,965	$51,503	4.04%	$1,171,868	$46,471	3.97%
All other assets	85,049			88,886			88,977
Allowance for loan losses	(11,221)			(10,508)			(9,104)
Total assets	$1,446,160			$1,352,343			$1,251,741
LIABILITIES AND STOCKHOLDERS' EQUITY
NOW accounts	$218,328	$2,131	0.98%	$210,780	$1,114	0.53%	$195,099	$607	0.31%
Savings	94,964	48	0.05	98,051	50	0.05	96,130	49	0.05
Interest checking	3,249	34	1.05	1,514	12	0.79	630	3	0.48
Money market	295,982	3,220	1.09	224,076	1,153	0.51	186,356	500	0.27
Time deposits	310,381	3,419	1.10	294,727	2,230	0.76	302,285	1,908	0.63
Total interest bearing deposits	$922,904	$8,852	0.96%	$829,148	$4,559	0.55%	$780,500	$3,067	0.39%
Federal funds purchased and securities sold under agreements to repurchase	39,564	603	1.52	29,512	113	0.38	36,539	64	0.18
Federal Home Loan Bank advances and other borrowings	81,945	1,517	1.85	98,383	1,590	1.62	67,212	1,038	1.54
Subordinated notes	49,486	2,229	4.50	49,486	1,751	3.54	49,486	1,495	3.02
Total borrowings	$170,995	$4,349	2.54%	$177,381	$3,454	1.95%	$153,237	$2,597	1.69%
Total interest bearing liabilities	$1,093,899	$13,201	1.21%	$1,006,529	$8,013	0.80%	$933,737	$5,664	0.61%
Demand deposits	246,339			239,339			217,014
Other liabilities	12,307			11,359			9,589
Total liabilities	1,352,545			1,257,227			1,160,340
Stockholders' equity	93,615			95,116			91,401
Total liabilities and stockholders' equity	$1,446,160			$1,352,343			$1,251,741
Net interest income (FTE)		$45,236			$43,490			$40,807
Net interest spread			3.05%			3.24%			3.36%
Net interest margin			3.30%			3.41%			3.48%

(1)

Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21% and 34%, net of nondeductible interest expense. Such adjustments totaled $658,000, $568,000 and $461,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

(2)	Non-accruing loans are included in the average amounts outstanding.
(3)	Fees and costs on loans are included in interest income.

Rate and volume analysis

The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates for the years ended December 31, 2018, compared to December 31, 2017, and for the years ended December 31, 2017 compared to December 31, 2016. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2018			2017
		Change due to			Change due to
	Total	Average	Average	Total	Average	Average
(In thousands)	Change	Volume	Rate	Change	Volume	Rate
Interest income on a fully taxable equivalent basis: (1)
Loans: (2) (4)
Commercial	$1,395	$642	$753	$1,056	$1,160	$(104)
Real estate construction - residential	564	411	153	195	176	19
Real estate construction - commercial	1,522	1,201	321	1,534	1,581	(47)
Real estate mortgage - residential	144	(438)	582	162	67	95
Real estate mortgage - commercial	2,007	1,653	354	1,750	1,827	(77)
Installment and other consumer	32	27	5	92	242	(150)
Investment securities: (3)
U.S. Treasury	209	210	(1)	6	—	6
U.S. government and federal agency obligations	258	97	161	111	(11)	122
Obligations of states and political subdivisions	(77)	(112)	35	205	319	(114)
Mortgage-backed securities	373	45	328	(339)	(557)	218
Other debt securities	15	(2)	17	7	—	7
Other investment securities	60	(15)	75	66	33	33
Federal funds sold and interest bearing deposits in other financial institutions	432	139	293	187	51	136
Total interest income	6,934	3,858	3,076	5,032	4,888	144
Interest expense:
NOW accounts	1,017	41	976	507	53	454
Savings	(2)	(2)	—	1	1	—
Interest checking	22	17	5	9	6	3
Money market	2,067	462	1,605	653	118	535
Time deposits	1,189	124	1,065	322	(49)	371
Federal funds purchased and securities sold under agreements to repurchase	490	50	440	49	(14)	63
Federal Home Loan Bank advances and other borrowings	(73)	(287)	214	552	501	51
Subordinated notes	478	—	478	256	—	256
Total interest expense	5,188	405	4,783	2,349	616	1,733
Net interest income on a fully taxable equivalent basis	$1,746	$3,453	$(1,707)	$2,683	$4,272	$(1,589)

(1)

Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21% for 2018 and 34% for 2017 and 2016, net of nondeductible interest expense. Such adjustments totaled $658,000, $568,000 and $461,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

(2)	Non-accruing loans are included in the average amounts outstanding.
(3)	Fees and costs on loans are included in interest income.

Financial results for the year ended December 31, 2018 compared to the year ended December 31, 2017 reflected an increase in net interest income, on a tax equivalent basis, of $1.7 million, or 4.01%, and financial results for the year ended December 31, 2017 compared to the year ended December 31, 2016 reflected an increase of $2.7 million, or 6.57%.

Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) decreased to 3.30% for the year ended December 31, 2018, compared to 3.41% and 3.48% for the years ended December 31, 2017 and 2016, respectively.

The increase in net interest income for 2018 over 2017 was primarily due to an increase in average earning assets and the decrease in the net interest margin was primarily due to a 41 basis point increase in the rates paid on average interest bearing liabilities. The prime rate increased to 5.50% at December 31, 2018 compared to 4.50% at December 31, 2017.

The increase in net interest income for 2017 over 2016 was primarily due to an increase in average earning assets and the decrease in the net interest margin was primarily due to a 19 basis point increase in the rates paid on average interest bearing liabilities. The prime rate increased to 4.50% at December 31, 2017 compared to 3.75% at December 31, 2016.

Average interest-earning assets increased $98.4 million, or 7.72%, to $1.37 billion for the year ended December 31, 2018 compared to $1.27 billion for the year ended December 31, 2017, and average interest bearing liabilities increased $87.4 million, or 8.7%, to $1.1 billion for the year ended December 31, 2018 compared to $1.0 billion for the year ended December 31, 2017.

Average interest-earning assets increased $102.1 million, or 8.71%, to $1.27 billion for the year ended December 31, 2017 compared to $1.17 billion for the year ended December 31, 2016, and average interest bearing liabilities increased $72.8 million, or 7.8%, to $1.0 billion for the year ended December 31, 2017 compared to $933.7 million for the year ended December 31, 2016.

Total interest income (expressed on a fully taxable equivalent basis) increased to $58.4 million for the year ended December 31, 2018 compared to $51.5 million and $46.5 million for the years ended December 31, 2017 and 2016, respectively. The Company's rates earned on interest earning assets were 4.26% for the year ended December 31, 2018 compared to 4.04% and 3.97% for the years ended December 31, 2017 and 2016, respectively.

Interest income on loans increased to $52.5 million for the year ended December 31, 2018 compared to $46.8 million and $42.1 million for the years ended December 31, 2017 and 2016, respectively.

Average loans outstanding increased $73.2 million, or 7.14%, to $1.1 billion for the year ended December 31, 2018 compared to $1.0 billion for the year ended December 31, 2017. The average yield on loans receivable increased to 4.79% during the year ended December 31, 2018 compared to 4.57% for the year ended December 31, 2017.

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

Total interest expense was $13.2 million for the year ended December 31, 2018 compared to $8.0 million and $5.7 million for the years ended December 31, 2017 and 2016, respectively. The Company's rates paid on interest bearing liabilities was 1.21% for the year ended December 31, 2018 compared to 0.80% and 0.61% for the years ended December 31, 2017 and 2016, respectively. See the Liquidity Management section for further discussion.

Interest expense on deposits was $8.9 million for the year ended December 31, 2018 compared to $4.6 million and $3.1 million for the years ended December 31, 2017 and 2016, respectively.

Average interest bearing deposits increased $93.8 million, or 11.3%, to $922.9 million for the year ended December 31, 2018 compared to $829.1 million for the year ended December 31, 2017. The average cost of deposits increased to 0.96% during the year ended December 31, 2018 compared to 0.55% for the year ended December 31, 2017.

Average interest bearing deposits increased $48.6 million, or 6.2%, to $829.1 million for the year ended December 31, 2017 compared to $780.5 million for the year ended December 31, 2016. The average cost of deposits increased to 0.55% during the year ended December 31, 2017 compared to 0.39% for the year ended December 31, 2016.

Interest expense on borrowings was $4.3 million for year ended December 31, 2018 compared to $3.5 million and $2.6 million for the  years ended December 31, 2017 and 2016, respectively. Average borrowings were $171.0 million for the year ended December 31, 2018 compared to $177.4 million and $153.2 million for the years ended December 31, 2017 and 2016, respectively. See the Liquidity Management section for further discussion.

Non-interest Income and Expense

Non-interest income for the years ended December 31, 2018, 2017, and 2016 was as follows:

			`		$Change		% Change
(In thousands)	2018	2017		2016	'18-'17	'17-'16	'18-'17	'17-'16
Non-interest Income
Service charges and other fees	$3,736	$3,437		$3,400	$299	$37	8.7%	1.1%
Bank card income and fees	2,754	2,614		2,547	140	67	5.4	2.6
Trust department income	1,166	1,137		952	29	185	2.6	19.4
Real estate servicing fees, net	794	740		325	54	415	7.3	127.7
Gain on sales of mortgage loans, net	721	770		851	(49)	(81)	(6.4)	(9.5)
Other	170	252		240	(82)	12	(32.5)	5.0
Total non-interest income	$9,341	$8,950		$8,315	$391	$635	4.4%	7.6%
Non-interest income as a % of total revenue *	17.3%	17.3%		17.1%

* Total revenue is calculated as net interest income plus non-interest income.

Total non-interest income increased $391,000, or 4.4%, to $9.3 million for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $635,000, or 7.6%, to $9.0 million for the year ended December 31, 2017 compared to the year ended December 31, 2016.

Service charges and other fees increased $299,000, or 8.7%, to $3.7 million for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $37,000, or 1.1% to $3.4 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase for the year 2018 over the years ended 2017 and 2016 was primarily due to reduced waived service charges and increases in fees and ATM income resulting from deposit growth.

Bank card income and fees increased $140,000, or 5.4%, to $2.8 million for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $67,000, or 2.6% to $2.6 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase in all years presented was mainly the result of growth in debit card fees as a result of a higher volume of transactions year over year.

Trust department income increased $29,000, or 2.6%, to $1.2 million for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $185,000, or 19.4% to $1.1 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase year over year was primarily due to new trust customer relationships.

Real estate servicing fees, net of the change in valuation of mortgage serving rights increased $54,000, or 7.3%, to $794,000 for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $415,000, or 127.7%, to $740,000 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase in the years 2018 and 2017 over the prior years presented was primarily due to higher MSR valuations resulting from slower prepayment speeds in a higher rate environment.

Mortgage loan servicing fees earned on loans sold were $821,000 for the year ended December 31, 2018 compared to $833,000 and $854,000 for the years ended 2017 and 2016, respectively. The Company was servicing $279.9 million of mortgage loans at December 31, 2018 compared to $285.8 million and $294.4 million at December 31, 2017 and 2016, respectively.

Gain on sales of mortgage loans decreased $49,000, or 6.4%, to $721,000 for the year ended December 31, 2018 compared to the year ended December 31, 2017, and decreased $81,000, or 9.5%, to $770,000 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The Company sold loans of $37.0 million for the year ended December 31, 2018 compared to $33.8 million and $37.9 million for the years ended December 31, 2017 and 2016, respectively. Although the volume of loans sold in 2018 increased from 2017, the marginal price of the 2018 volume was lower than 2017 leading to reduced income.

Other income decreased $82,000, or 32.5%, to $170,000 for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $12,000, or 5.0% to $252,000 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The variances between the year ended 2018 over 2017 and for the year ended 2017 over 2016 were primarily due to changes in brokerage income. During 2018, the Company transitioned into a new relationship with a financial services provider causing a temporary disruption in brokerage services.

Investment securities gains, net for the years ended December 31, 2018, 2017, and 2016 was as follows:

(in thousands)	2018	2017	2016
Investment securities gains, net
Available for sale securities:
Gains realized on sales	$253	$38	$623
Losses realized on sales	—	(33)	(21)
Other-than-temporary impairment recognized	—	—	—
Other investment securities:
Fair value adjustments, net	2	—	—
Investment securities gains, net	$255	$5	$602

During the year ended December 31, 2018, the Company received $77.2 million from proceeds from a series of short term sales of U.S. Treasury securities purchased with repurchase agreements and recognized gains of $253,000 in order to generate capital gains to offset capital losses that were to expire during 2018 and 2019.

During the year ended December 31, 2017, the Company received $11.7 million from proceeds on sales of available-for-sale debt securities and recognized gains of $5,000, compared to $60.7 million from proceeds on sales of available-for-sale debt securities and recognized net gains of $602,000 during the year ended December 31, 2016. These transactions were the result of bond sales and purchases to replace several smaller holdings with fewer, larger investments without materially changing the duration or yield of the investment portfolio.

Non-interest expense for the years ended December 31, 2018, 2017, and 2016 was as follows:

				$Change		% Change
(In thousands)	2018	2017	2016	'18-'17	'17-'16	'18-'17	'17-'16
Non-interest Expense
Salaries	$17,109	$16,227	$15,623	$882	$604	5.4%	3.9%
Employee benefits	5,995	5,492	5,179	503	313	9.2	6.0
Occupancy expense, net	2,957	2,782	2,751	175	31	6.3	1.1
Furniture and equipment expense	3,001	2,683	1,783	318	900	11.9	50.5
Processing expense, network and bank card expense	3,484	3,643	3,309	(159)	334	(4.4)	10.1
Legal, examination, and professional fees	1,223	1,308	1,301	(85)	7	(6.5)	0.5
FDIC insurance assessment	612	478	567	134	(89)	28.0	(15.7)
Advertising and promotion	1,233	1,255	1,083	(22)	172	(1.8)	15.9
Postage, printing, and supplies	996	925	1,018	71	(93)	7.7	(9.1)
Real estate foreclosure expense (gains), net	156	402	370	(246)	32	(61.2)	8.6
Other	3,566	3,607	3,823	(41)	(216)	(1.1)	(5.7)
Total non-interest expense	$40,332	$38,802	$36,807	$1,530	$1,995	3.9%	5.4%
Efficiency ratio*	74.8%	74.8%	75.6%
Number of full-time equivalent employees	288	333	326

*Efficiency ratio is calculated as non-interest expense as a percentage of total revenue. Total revenue includes net interest income and non-interest income.

Total non-interest expense increased $1.5 million, or 3.9%, to $40.3 million for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $2.0 million, or 5.4%, to $38.8 million for the year ended December 31, 2017 compared to the year ended December 31, 2016.

Salaries increased $882,000, or 5.4%, to $17.1 million for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $604,000, or 3.9%, to $16.2 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase for the year ended 2018 over 2017 was primarily due to a bonus that was paid in February 2018 to all eligible full-time and part-time employees as a result of the expected tax savings from the Tax Act, and 3.0% average cost of living increases paid in January

2018. The increase for the year ended 2017 over 2016 was primarily due to cost of living, merit salary increases, and a decrease in deferred loan costs.

Employee benefits increased $503,000, or 9.2%, to $6.0 million for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $313,000, or 6.0%, to $5.5 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase in the years presented was primarily due to an increase in pension expense due to lower assumed discount rate and   increased medical plan premiums effective July 1 of each year.

Furniture and equipment expense increased $318,000, or 11.9%, to $3.0 million for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $900,000, 50.5%, to $2.7 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. Beginning December 2016, the Company began upgrading its data processing infrastructure to a hosted network environment. The process included changes in maintenance agreements, service providers, and equipment.

Processing, network, and bank card expense decreased $159,000, or 4.4%, to $3.5 million for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $334,000, or 10.1%, to $3.6 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The decrease in 2018 over 2017 was due to additional one-time costs associated with a corporate wide network upgrade and changes in processing service providers during 2017. This was partially offset by increased debit card processing expense during 2018. The increase in 2017 over 2016 was primarily due to a corporate wide network upgrade and changes in processing service providers.

FDIC insurance assessment increased $134,000, or 28.0%, to $612,000 for the year ended December 31, 2018 compared to December 31, 2017, and decreased $89,000, or 15.7%, to $478,000 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase in 2018 over 2017 was primarily due to an increase in the Company's total assessment base.

Advertising and promotion expense decreased $22,000, or 1.8%, to $1.2 million for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $172,000, or 15.9%, to $1.3 million for the year ended December 31, 2017 compared to the year ended December 31, 2016. The decrease in 2018 over 2017 was primarily due to during 2017, the Company advertised and introduced new products and services, such as interactive teller machines, and a new branch in the process of opening in the Columbia market.

Real estate foreclosure expense (gains), net decreased $246,000, or 61.2%, to $156,000 for the year ended December 31, 2018 compared to the year ended December 31, 2017, and increased $32,000, or 8.6%, to $402,000 for the year ended December 31, 2017 compared to the year ended December 31, 2016.

Net losses recognized on other real estate owned were $12,000 and $232,000 for the years ended December 31, 2018 and 2017, respectively, compared to a net gain of $21,000  for the year ended December 31, 2016. Expenses to maintain foreclosed properties were $144,000 for the year ended December 31, 2018, compared to $170,000 and $391,000 for the years ended December 31, 2017 and 2016, respectively.

Income taxes

Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 13.5% for the year ended December 31, 2018 compared to 69.8% and 34.0% for the years ended December 31, 2017 and 2016, respectively. As further described below, the decrease in tax rate for the comparative years is primarily due to a decrease in the federal corporate tax rate, the release of the valuation allowance related to capital losses as a result of the Company's tax planning initiatives, a pension contribution made during the second quarter of 2018 that was attributable to the 2017 plan year, and the Company's additional tax planning initiatives.

The federal corporate income tax rate declined from 34% to 21% effective January 1, 2018 as a result of the Tax Cuts and Jobs Act (Tax Act). The Company's tax rate is lower than the federal statutory rate primarily as a result of tax-exempt income, the release of the valuation allowance related to capital loss carryforwards, a pension contribution made during the second quarter of 2018 that was attributable to the 2017 plan year, and the Company's additional tax planning initiatives. The provisional adjustments recorded in the fourth quarter of 2017 related to the enactment of the Tax Act were finalized during the third quarter of 2018 with the filing of the Company's 2017 tax return, within the one-year measurement period provided under Staff Accounting Bulletin No. 118 in regards to the application of FASB's ASC Topic 740, Income Taxes.

Lending and Credit Management

Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 76.6% of total assets as of December 31, 2018 compared to 74.0% as of December 31, 2017.

Lending activities are conducted pursuant to an established loan policy approved by the Bank's Board of Directors. The Bank's credit review process is overseen by regional loan committees with established loan approval limits. In addition, a senior loan committee reviews all credit relationships in aggregate over an established dollar amount. The senior loan committee meets weekly and is comprised of senior managers of the Bank.

A summary of loans, by major class within the Company's loan portfolio as of the dates indicated is as follows:

(In thousands)	2018	2017	2016	2015	2014
Commercial, financial, and agricultural	$207,720	$192,238	$182,881	$149,091	$154,834
Real estate construction - residential	28,610	26,492	18,907	16,895	18,103
Real estate construction - commercial	106,784	98,340	55,653	33,943	48,822
Real estate mortgage - residential	241,517	246,754	259,900	256,086	247,117
Real estate mortgage - commercial	529,536	472,455	426,470	385,869	372,321
Installment and other consumer	32,460	32,153	30,218	23,196	20,016
Total loans	$1,146,627	$1,068,432	$974,029	$865,080	$861,213
Percent of categories to total loans:
Commercial, financial, and agricultural	18.1%	18.0%	18.8%	17.2%	18.0%
Real estate construction - residential	2.5	2.5	1.9	2.0	2.1
Real estate construction - commercial	9.3	9.2	5.7	3.9	5.7
Real estate mortgage - residential	21.1	23.1	26.7	29.6	28.7
Real estate mortgage - commercial	46.2	44.2	43.8	44.6	43.2
Installment and other consumer	2.8	3.0	3.1	2.7	2.3
Total	100.0%	100.0%	100.0%	100.0%	100.0%

The Company extends credit to its local community market through traditional real estate mortgage products. The Company does not participate in extending credit to sub-prime residential real estate markets. The Company does not lend funds for the type of transactions defined as “highly leveraged” by bank regulatory authorities or for foreign loans. Additionally, the Company does not have any concentrations of loans exceeding 10% of total loans that are not otherwise disclosed in the loan portfolio composition table. The Company does not have any interest‑earning assets that would have been included in nonaccrual, past due, or restructured loans if such assets were loans.

The contractual maturities of loan categories at December 31, 2018, and the composition of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
		Over One	Over
	One Year	Year Through	Five
(In thousands)	Or Less	Five Years	Years	Total
Commercial, financial, and agricultural	$79,207	$67,592	$60,921	$207,720
Real estate construction - residential	25,523	1,210	1,877	28,610
Real estate construction - commercial	35,232	51,456	20,096	106,784
Real estate mortgage - residential	21,463	37,941	182,113	241,517
Real estate mortgage - commercial	66,862	251,075	211,599	529,536
Installment and other consumer	3,476	24,618	4,366	32,460
Total loans	$231,763	$433,892	$480,972	$1,146,627

Loans with fixed rates	120,762	384,270	131,729	636,761
Loans with floating rates	111,001	49,622	349,243	509,866
Total loans	$231,763	$433,892	$480,972	$1,146,627

The Company generally does not retain long‑term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non‑recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2018, the Company sold approximately $37.0 million of loans to investors compared to $33.8 million and $37.9 million for the years ended December 31, 2017 and 2016, respectively. At December 31, 2018, the Company was servicing approximately $279.9 million of loans sold to the secondary market compared to $285.5 million at December 31, 2017, and $294.4 million at December 31, 2016.

Risk Elements of the Loan Portfolio

Management, the senior loan committee, and internal loan review, formally review all loans in excess of certain dollar amounts (periodically established) at least annually. Loans in excess of $2.0 million in aggregate and all adversely classified credits identified by management are reviewed by the senior loan committee. In addition, all other loans are reviewed on a risk weighted selection process. The senior loan committee reviews and reports to the board of directors, on a monthly basis, past due, classified, and watch list loans in order to classify or reclassify loans as loans requiring attention, substandard, doubtful, or loss. During this review, management also determines which loans should be considered impaired. Management follows the guidance provided in the FASB's ASC Topic 310-10-35 in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, specific reserves are estimated as further discussed below. Loans not individually evaluated are aggregated and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type, delinquencies, current economic conditions, loan risk ratings and industry concentration. Management believes, but there can be no assurance, that these procedures keep management informed of potential problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered necessary by management to provide for probable losses inherent in the loan portfolio.

Nonperforming Assets

The following table summarizes nonperforming assets at the dates indicated:

(In thousands)	2018	2017	2016	2015	2014
Nonaccrual loans:
Commercial, financial, and agricultural	$1,857	$2,507	$982	$308	$5,279
Real estate construction - residential	—	—	—	—	1,751
Real estate construction - commercial	153	97	50	102	2,096
Real estate mortgage - residential	2,720	1,956	1,888	2,322	4,419
Real estate mortgage - commercial	474	936	420	1,542	4,465
Installment and other consumer	210	176	89	144	233
Total	$5,414	$5,672	$3,429	$4,418	$18,243
Loans contractually past - due 90 days or more and still accruing:
Commercial, financial, and agricultural	$—	$2	$—	$1	$—
Real estate construction - residential	—	275	—	—	—
Real estate construction - commercial	—	—	—	—	56
Real estate mortgage - residential	156	28	54	—	—
Real estate mortgage - commercial	—	—	—	—	—
Installment and other consumer	6	23	11	5	2
Total	$162	$328	$65	$6	$58
Total non-performing loans (a)	5,576	6,000	3,494	4,424	18,301
Other real estate owned and repossessed assets	13,691	13,182	14,162	15,992	11,885
Total non-performing assets	$19,267	$19,182	$17,656	$20,416	$30,186

Loans (c)	$1,146,044	$1,068,049	$973,867	$863,390	$861,213
Allowance for loan losses to loans	1.02%	1.02%	1.02%	1.00%	1.06%
Non-performing loans to loans (a)	0.49%	0.56%	0.36%	0.51%	2.13%
Non-performing assets to loans (b)	1.68%	1.80%	1.81%	2.36%	3.51%
Non-performing assets to assets (b)	1.30%	1.34%	1.37%	1.70%	2.58%
Allowance for loan losses to non-performing loans	208.97%	180.87%	282.94%	194.48%	49.72%

(a)	Non-performing loans include loans 90 days past due and accruing, nonaccrual loans, and non-performing TDRs included in nonaccrual loans.

(b)	Non-performing assets include non-performing loans and other real estate owned and repossessed assets.
(c)	Loan totals do not include loans held for sale.

Total non-performing assets were $19.3 million, or 1.68% of total loans, at December 31, 2018 compared to $19.2 million, or 1.80% of total loans, at December 31, 2017. Non-accrual loans included $2.0 million and $1.7 million of loans classified as TDRs at December 31, 2018 and 2017, respectively.

As of December 31, 2018, approximately $5.2 million compared to $8.8 million at December 31, 2017, of loans classified as substandard, which include performing TDRs, and are not included in the nonperforming asset table, were identified as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Management believes the general allowance was sufficient to cover the risks and probable losses related to such loans at December 31, 2018 and December 31, 2017, respectively.

Total non-accrual loans at December 31, 2018 decreased $258,000, or 5.0%, to $5.4 million compared to $5.7 million at December 31, 2017. The decrease in non-accrual loans primarily consisted of decreases in commercial, financial, and agricultural loans and real estate mortgage commercial loans, partially offset by an increase in real estate mortgage residential loans.

Loans past due 90 days and still accruing interest at December 31, 2018, were $162,000 compared to $328,000 at December 31, 2017. Other real estate owned and repossessed assets at December 31, 2018 were $13.7 million compared to $13.2 million at December 31, 2017. During the year ended December 31, 2018, $628,000 of non-accrual loans, net of charge-offs taken, moved to other real estate owned and repossessed assets compared to $374,000 for the year ended December 31, 2017.

The following table summarizes the Company's TDRs at the dates indicated:

	December 31, 2018			December 31, 2017
	Number of	Recorded	Specific	Number of	Recorded	Specific
(In thousands)	contracts	Investment	Reserves	contracts	Investment	Reserves
Performing TDRs
Commercial, financial and agricultural	6	$570	$174	6	$500	$20
Real estate mortgage - residential	9	2,073	72	11	3,116	236
Real estate mortgage - commercial	2	377	8	2	1,068	109
Installment and other consumer	3	44	4	—	—	—
Total performing TDRs	20	$3,064	$258	19	$4,684	$365
Non-performing TDRs
Commercial, financial and agricultural	5	$1,042	$94	4	$838	$41
Real estate mortgage - residential	5	867	182	4	290	61
Real estate mortgage - commercial	—	—	—	4	589	110
Installment and other consumer	2	72	9	—	—	—
Total non-performing TDRs	12	$1,981	$285	12	$1,717	$212
Total TDRs	32	$5,045	$543	31	$6,401	$577

At December 31, 2018, loans classified as TDRs totaled $5.0 million, with $543,000 of specific reserves, of which $2.0 million were classified as non-performing TDRs and $3.0 million were classified as performing TDRs. This is compared to $6.4 million of loans classified as TDRs, with $577,000 of specific reserves, of which $1.7 million were classified as non-performing TDRs and $4.7 million were classified as performing TDRs at December 31, 2017. Both performing and non-performing TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the underlying collateral less applicable selling costs if the loan is collateral dependent. The net decrease in total TDRs from December 31, 2017 to December 31, 2018 was primarily due to approximately $2.3 million of payments received, partially offset by $916,000 of new loans designated as TDRs during the year ended December 31, 2018.

Allowance for Loan Losses and Provision

Allowance for Loan Losses

The following table is a summary of the allocation of the allowance for loan losses:

(In thousands)	2018	2017	2016	2015	2014
Allocation of allowance for loan losses at end of period:
Commercial, financial, and agricultural	$3,237	$3,325	$2,753	$2,153	$1,779
Real estate construction - residential	140	170	108	59	171
Real estate construction - commercial	757	807	413	644	466
Real estate mortgage - residential	2,071	1,689	2,385	2,439	2,527
Real estate mortgage - commercial	4,914	4,437	3,793	2,935	3,846
Installment and other consumer	334	345	274	273	270
Unallocated	199	79	160	101	40
Total	$11,652	$10,852	$9,886	$8,604	$9,099

The allowance for loan losses was $11.7 million, or 1.02%, of loans outstanding at December 31, 2018 compared to $10.9 million, or 1.02%, of loans outstanding at December 31, 2017. The ratio of the allowance for loan losses to non-performing loans was 208.97% at December 31, 2018, compared to 180.87% at December 31, 2017.

The following table is a summary of the general and specific allocations of the allowance for loan losses:

(In thousands)	2018	2017	2016	2015	2014
Allocation of allowance for loan losses:
Individually evaluated for impairment - specific reserves	$1,194	$1,333	$1,080	$1,540	$1,749
Collectively evaluated for impairment - general reserves	10,458	9,519	8,806	7,064	7,350
Total	$11,652	$10,852	$9,886	$8,604	$9,099

The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals and/or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2018, $1.2 million of the Company's allowance for loan losses was allocated to impaired loans totaling approximately $8.5 million compared to $1.3 million of the Company's allowance for loan losses allocated to impaired loans totaling approximately $10.4 million at December 31, 2017. Management determined that $2.1 million, or 25%, of total impaired loans required no reserve allocation at December 31, 2018 compared to $2.4 million, or 23%, at December 31, 2017 primarily due to adequate collateral values,  acceptable payment history and adequate cash flow ability.

The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by loan type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type. The Company believes that the five-year look-back period provides a representative historical loss period in the current economic environment. These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The historical loan loss rates are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss.

The Company's methodology includes qualitative risk factors that allow management to adjust its estimates of losses based on the most recent information available and to address other limitations in the quantitative component that is based on historical loss rates. Such risk factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect changes in national and local economic conditions and developments, the nature, volume and terms of loans in the portfolio, including changes in volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans, loan concentrations, assessment of trends in collateral values, assessment of changes in the quality of the Company's internal loan review department, and changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices.

The specific and general reserve allocations represent management's best estimate of probable losses inherent in the loan portfolio at the evaluation date. Although the allowance for loan losses is comprised of specific and general allocations, the entire allowance is available to absorb any credit losses.

Provision

A $1.5 million provision for loan losses was required for the year ended December 31, 2018 compared to $1.8 million for the year ended December 31, 2017, and $1.4 million for the year ended December 31, 2016. The decrease in 2018 over 2017 was primarily due to improved credit quality and economic conditions used in assessing the risk in the portfolio. The increase in 2017 over 2016 was primarily due to losses observed in the look-back period in addition to an increase in loans outstanding.

The following table summarizes loan loss experience for the years ended as indicated:

(In thousands)	2018	2017	2016	2015	2014
Analysis of allowance for loan losses:
Balance beginning of period	$10,852	$9,886	$8,604	$9,099	$13,719
Charge-offs:
Commercial, financial, and agricultural	484	649	389	1,131	1,285
Real estate construction - residential	48	—	—	—	349
Real estate construction - commercial	30	—	1	15	491
Real estate mortgage - residential	186	219	495	379	408
Real estate mortgage - commercial	38	45	147	363	2,890
Installment and other consumer	255	268	258	302	405
Total charge-offs	1,041	1,181	1,290	2,190	5,828
Recoveries:
Commercial, financial, and agricultural	100	74	299	672	319
Real estate construction - residential	62	88	—	322	181
Real estate construction - commercial	—	—	502	—	—
Real estate mortgage - residential	52	83	60	138	202
Real estate mortgage - commercial	58	32	140	165	320
Installment and other consumer	94	105	146	148	186
Total recoveries	366	382	1,147	1,445	1,208
Net charge-offs	675	799	143	745	4,620
Provision for loan losses	1,475	1,765	1,425	250	—
Balance end of period	$11,652	$10,852	$9,886	$8,604	$9,099

Net Loan Charge-offs

The Company's net loan charge-offs were $675,000, or 0.06% of average loans, for the year ended December 31, 2018 compared to net charge-offs of $799,000, or 0.08% of average loans, for the year ended December 31, 2017, and $143,000, or 0.02% of average loans for the year ended December 31, 2016.

Investment Portfolio

The Company's investment portfolio consists of  securities which are classified as available‑for‑sale, equity or other. The largest component, available for sale debt securities are carried at estimated fair value. Unrealized holding gains and losses from available‑for‑sale securities are excluded from earnings and reported, net of applicable taxes, as a separate component of stockholders' equity until realized.

The Company does not engage in trading activities and accordingly does not have any debt or equity securities classified as trading securities. Historically the Company's practice had been to purchase and hold debt instruments until maturity unless special circumstances exist. However, since the investment portfolio's major function is to provide liquidity and to balance the Company's interest rate sensitivity position, all debt securities are classified as available‑for‑sale.

At December 31, 2018, the investment portfolio classified as available‑for‑sale represented 14.7% of total consolidated assets. Future levels of investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

Available for sale securities

The following table presents the composition of the investment portfolio and related fair value by major category:

(In thousands)	2018	2017
U.S. Treasury	$1,952	$1,967
U.S. government and federal agency obligations	9,966	12,073
Government sponsored enterprises	43,335	36,897
Obligations of states and political subdivisions	40,386	46,656
Mortgaged-backed securities	118,192	128,949
Other debt securities (a)	3,000	3,000
Bank issued trust preferred securities (a)	1,374	1,486
Total available for sale debt securities, at fair value	$218,205	$231,028

(a) Certain hybrid instruments possessing characteristics typically associated with debt obligations were reclassified from other investment securities carried at cost to available for sale securities carried at fair value in the years presented.

As of December 31, 2018, the maturity of debt securities in the investment portfolio was as follows:

		Over One	Over Five			Weighted
	One Year	Through	Through	Over		Average
(In thousands)	Or Less	Five Years	Ten Years	Ten Years	Total	Yield
U.S. Treasury	$—	$1,952	$—	$—	$1,952	2.15%
U.S. government and federal agency obligations	—	5,101	4,865	—	9,966	2.27
Government sponsored enterprises	12,681	30,162	492	—	43,335	1.86
States and political subdivisions (2)	5,284	25,383	8,148	1,571	40,386	2.39
Mortgage-backed securities (1)	299	81,785	34,537	1,571	118,192	2.27
Other debt securities	—	—	—	3,000	3,000	6.00
Bank issued trust preferred securities	—	—	—	1,374	1,374	5.09
Total available-for-sale debt securities	$18,264	$144,383	$48,042	$7,516	$218,205	2.28%
Weighted average yield	1.54%	2.18%	2.53%	4.28%	2.28%

(1)

Mortgage‑backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2018 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(2)	Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory federal income tax rate of 21%.

At December 31, 2018, $20.9 million of debt securities classified as available‑for‑sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.

Other investment securities

Other investment securities include equity securities with readily determinable fair values and other investments securities that do not have readily determinable fair values. Investments in Federal Home Loan Bank (FHLB) stock, and Midwest Independent Bank (MIB) bankers bank stock, that do not have readily determinable fair values, are required for membership in those organizations.

(In thousands)	2018	2017
Federal Home Loan Bank of Des Moines stock	$5,512	$6,390
Midwest Independent Bank stock	151	151
Equity securities with readily determinable fair values	12	10
Total other investment securities	$5,675	$6,551

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

The Company's Asset/Liability Committee (ALCO), primarily made up of senior management, has direct oversight responsibility for the Company's liquidity position and profile. A combination of daily, weekly, and monthly reports provided to management detail the following: internal liquidity metrics, composition and level of the liquid asset portfolio, timing differences in short-term cash flow obligations, available pricing and market access to the financial markets for capital, and exposure to contingent draws on the Company's liquidity.

The Company has a number of sources of funds to meet liquidity needs on a daily basis. The Company's most liquid assets are comprised of available for sale investment securities, federal funds sold, and excess reserves held at the Federal Reserve Bank.

(In thousands)	2018	2017
Federal funds sold and other overnight interest-bearing deposits	$18,396	$39,553
Certificates of deposit in other banks	12,247	3,460
Available-for-sale investment securities	218,205	231,028
Total	$248,848	$274,041

Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available for sale investment portfolio was $218.2 million at December 31, 2018 and included an unrealized net loss of $4.4 million. The portfolio includes projected maturities and mortgage-backed securities pay-downs of approximately $18.3 million over the next twelve months, which offer resources to meet either new loan demand or reductions in the Company's deposit base.

The Company pledges portions of its investment securities portfolio to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. The Company's unpledged securities in the available for sale portfolio totaled approximately $65.2 million and $49.3 million at December 31, 2018 and 2017, respectively.

Total investment securities pledged for these purposes were as follows:

(In thousands)	2018	2017
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$9,397	$9,570
Federal funds purchased and securities sold under agreements to repurchase	32,529	40,931
Other deposits	111,090	131,197
Total pledged, at fair value	$153,016	$181,698

Liquidity is available from the Company's base of core customer deposits, defined as demand, interest checking, savings, money market deposit accounts, and time deposits less than $250,000, less all brokered deposits under $250,000. At December 31, 2018, such deposits totaled $1.1 billion and represented 89.9% of the Company's total deposits. These core deposits are normally less volatile and are often tied to other products of the Company through long lasting relationships. Time deposits and certificates of deposit of $250,000 and over totaled $113.4 million at December 31, 2018. These accounts are normally considered more volatile and higher costing representing 10.1% of total deposits at December 31, 2018.

Core deposits at December 31, 2018 and 2017 were as follows:

(In thousands)	2018	2017
Core deposit base:
Non-interest bearing demand	$262,857	$245,380
Interest checking	215,432	229,862
Savings and money market	378,484	345,593
Other time deposits	211,715	230,309
Total	$1,068,488	$1,051,144

The total amount of certificates of deposit of $250,000 and greater at December 31, 2018 and 2017 were $104.9 million and $63.2 million, respectively. The Company had brokered deposits totaling $39.8 million and $9.8 million at December 31, 2018 and 2017, respectively.

Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company's outside borrowings are comprised of securities sold under agreements to repurchase, Federal Home Loan Bank advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2018, under agreements with these unaffiliated banks, the Bank may borrow up to $42.0 million in federal funds on an unsecured basis and $16.4 million on a secured basis. There were $8.0 million in federal funds purchased outstanding at December 31, 2018. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of the Company's investment portfolio. At December 31, 2018, there were $16.6 million in repurchase agreements. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2018.

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2018, the Bank had $95.1 million in outstanding borrowings with the FHLB. In addition, the Company has $49.5 million at December 31, 2018 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.

Borrowings outstanding at December 31, 2018 and 2017 were as follows:

(In thousands)	2018	2017
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	$24,647	$27,560
Federal Home Loan Bank advances	95,126	121,352
Subordinated notes	49,486	49,486
Other borrowings	27	30
Total	$169,286	$198,428

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

	2018				2017
			Federal				Federal
			Funds				Funds
		Federal	Purchased			Federal	Purchased
(In thousands)	FHLB	Reserve Bank	Lines	Total	FHLB	Reserve Bank	Lines	Total
Advance equivalent	$301,606	$9,160	$57,235	$368,001	$294,081	$9,364	$47,825	$351,270
Letters of credit	(80,000)	—	—	(80,000)	(70,000)	—	—	(70,000)
Advances outstanding	(95,126)	—	(8,000)	(103,126)	(121,352)	—	—	(121,352)
Total available	$126,480	$9,160	$49,235	$184,875	$102,729	$9,364	$47,825	$159,918

At December 31, 2018, loans of $530.1 million were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit. At December 31, 2018, investments with a market value of $18.8 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.

Sources and Uses of Funds

Cash and cash equivalents were $42.1 million at December 31, 2018 compared to $62.9 million at December 31, 2017. The $20.8 million decrease resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2018. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $16.3 million for the year ended December 31, 2018.

Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, used total cash of $78.6 million. The cash outflow primarily consisted of $103.1 million purchases of investment securities, $79.3 million increase in the loan portfolio, and $8.8 million purchases of certificates of deposit in other banks, partially offset by $36.2 million in proceeds from investment maturities, calls, and pay-downs, and $77.2 million in proceeds from sales of investment securities.

Financing activities provided cash of $41.5 million, resulting primarily from a $55.2 million increase in interest-bearing transaction accounts and time deposits, and a $17.5 million increase in demand deposits, partially offset by a $26.2 net repayment of FHLB advances. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2019.

In the normal course of business, the Company enters into certain forms of off-balance-sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company's various risk management processes. Management considers both on-balance sheet and off-balance-sheet transactions in its evaluation of the Company's liquidity. The Company had $352.0 million in unused loan commitments and standby letters of credit as of December 31, 2018. Although the Company's current liquidity resources are adequate to fund this commitment level, the nature of these commitments is such that the likelihood of such a funding demand is very low.

The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company's ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its shareholders. The Company paid cash dividends to its common shareholders totaling approximately $2.0 million and $1.5 million for the years ended December 31, 2018 and 2017, respectively. A large portion of the Company's liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $5.0 million and $2.6 million in dividends to the Company during the years ended December 31, 2018 and 2017, respectively. At December 31, 2018 and 2017, the Company had cash and cash equivalents totaling $1.3 million and $1.4 million, respectively.

Capital Management

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off‑balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Bank are subject to qualitative judgments by the regulators about components, risk‑weightings, and other factors.

In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The phase-in period for the Company began on January 1, 2015. The Federal Reserve System's (FRB) capital adequacy guidelines require that bank holding companies maintain a Common Equity Tier 1 risk-based capital ratio equal to at least 4.5% of its risk-weighted assets, a Tier 1 risk-based capital ratio equal to at least 6% of its risk-weighted assets and a total risk-based capital ratio equal to at least 8% of its risk-weighted assets. In addition, bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4%.

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

Under the Basel III requirements, at December 31, 2018, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of December 31, for the years indicated:

							Minimum Ratios for
						Minimum Ratios	Well-Capitalized
						required for	Under Prompt
						Capital Adequacy	Corrective Action
	2018	2017	2016	2015	2014	Guidelines*	Banks
Risk-based capital ratios:
Total capital ratio	13.28%	12.93%	13.88%	14.78%	15.78%	8.0%	10.0%
Tier 1 capital ratio	11.21	10.72	11.42	12.03	12.38	6.0	8.0
Common Equity Tier 1 capital ratio	8.48	8.04	8.61	9.04	NA	4.5	6.5
Tier 1 leverage ratio	9.55	9.33	9.87	9.84	9.42	4.0	5.0

*effective January 1, 2015

Stock Dividend For the tenth consecutive year, on July 1, 2018, the Company distributed a four percent stock dividend to common shareholders of record at the close of business on June 15, 2018. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect the stock dividend.

Repurchase Program The Company's share repurchase plan expired on September 8, 2018. As of December 31, 2018, the Company had repurchased a total of 95,709 shares of common stock pursuant to the plan at an average price of $17.90 per share, including 8,668 shares of common stock repurchased pursuant to the plan during the year ended December 31, 2018 at an average price of $20.63 per share.

Commitments, Contractual Obligations, and Off-Balance-Sheet Arrangements

The required payments of time deposits and other borrowed money, not including interest, at December 31, 2018 are as follows:

	Payments due by Period
		Less than 1	1-3	3-5	Over 5
(In thousands)	Total	Year	Years	Years	Years
Time deposits	$321,571	$198,609	$77,304	$45,658	$—
Federal Home Loan Bank advances and other borrowed money	95,153	28,231	62,477	4,445	—
Subordinated notes	49,486	—	—	—	49,486

In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company's consolidated financial statements. Such activities include traditional off-balance-sheet credit related financial instruments.

The Company provides customers with off-balance-sheet credit support through loan commitments and standby letters of credit.  Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2018 are as follows:

	Amount of Commitment Expiration per Period
		Less than 1	1-3	3-5	Over 5
(In thousands)	Total	Year	Years	Years	Years
Unused loan commitments	$267,314	$196,465	$26,332	$11,369	$33,148
Commitments to originate residential first and second mortgage loans	1,759	1,759	—	—	—
Standby letters of credit	82,895	81,527	1,368	—	—
Total	$351,968	$279,751	$27,700	$11,369	$33,148

Since many of the unused commitments are expected to expire or be only partially used, the total amount of commitments in the preceding table does not necessarily represent future cash requirements.

Quantitative and Qualitative Disclosures about Market Risk

Asset/Liability and Interest Rate Risk

Management and the Board of Directors are responsible for managing interest rate risk and employing risk management policies that monitor and limit this exposure. Interest rate risk is measured using net interest income simulations and market value of portfolio equity analyses. These analyses use various assumptions, including the nature and timing of interest rate changes, yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment/replacement of asset and liability cash flows.

The principal objective of the Company's asset and liability management function is to evaluate the interest rate risk within the balance sheet and pursue a controlled assumption of interest rate risk while maximizing earnings and preserving adequate levels of liquidity and capital. The asset and liability management function is under the guidance of the Asset Liability Committee from direction of the Board of Directors. The Asset Liability Committee meets monthly to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, local and national market conditions and rates. The Asset Liability Committee also reviews the liquidity, capital, deposit mix, loan mix and investment positions of the Company.

Instantaneous parallel rate shift scenarios are modeled and utilized to evaluate risk and establish exposure limits for acceptable changes in net interest margin. These scenarios, known as rate shocks, simulate an instantaneous change in interest rates and use various assumptions, including, but not limited to, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment and replacement of asset and liability cash flows.

Management analyzes the economic value of equity as a secondary measure of interest rate risk. This is a complementary measure to net interest income where the calculated value is the result of the market value of assets less the market value of liabilities. The economic value of equity is a longer term view of interest rate risk because it measures the present value of the future cash flows. The impact of changes in interest rates on this calculation is analyzed for the risk to our future earnings and is used in conjunction with the analyses on net interest income.

The table below illustrates the impact of an immediate and sustained 200 and 100 basis point increase and a 200 and 100 basis point decrease in interest rates on net interest income based on the interest rate risk model at December 31, 2018 and 2017.

	% Change in projected net interest income
Hypothetical shift in interest rates	December 31,
(bps)	2018	2017
200	0.26%	(3.14)%
100	1.17%	(2.05)%
(100)	3.39%	1.58%
(200)	4.19%	0.46%

The improvement in our interest rate risk exposure from December 31, 2017 to December 31, 2018 was primarily due to higher offering rates for repricing loans at December 31, 2018 and a decrease in short-term maturity borrowings from December 31, 2017.

Many assumptions are used to calculate the impact of interest rate fluctuations. Actual results may be significantly different than our projections due to several factors, including the timing and frequency of rate changes, market conditions and the shape of the yield curve. The computations of interest rate risk shown above do not include actions that management may undertake to manage the risks in response to anticipated changes in interest rates and actual results may also differ due to any actions taken in response to the changing rates.

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

Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company's operations for the year ended December 31, 2018.

Impact of New Accounting Standards

Intangibles In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Topic 350-40) Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 is effective for annual reporting periods beginning after December 15, 2019 and is not expected to have a significant impact on the Company's consolidated financial statements.

Fair Value Measurement In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) - Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 fair value measurement methodologies, the policy for timing of transfers between levels and the valuation processes for Level 3 fair value measurements. It also adds a requirement to disclose changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 measurements. For certain unobservable inputs, entities may disclose other quantitative information in lieu of the weighted average if the other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is currently evaluating the impact of the adoption on the Company's consolidated financial statements and disclosures.

Derivatives and Hedging The FASB issued guidance within ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities (Topic 815) in August 2017. The amendments in ASU 2017-12 to Topic 815, Derivatives and Hedging, are intended to more closely align hedge accounting with companies' risk management strategies, simplify the application of hedge accounting, and increase transparency as to the scope and results of hedging programs. The guidance also amends the presentation and disclosure requirements and changes how companies assess effectiveness. Under the new guidance, public companies will have until the end of the first quarter in which a hedge is designated to perform an initial assessment of a hedge's effectiveness. After initial qualification, the new guidance permits a qualitative effectiveness assessment for certain hedges instead of a quantitative test if the company can reasonably support an expectation of high effectiveness throughout the term of the hedge. Additional disclosures include cumulative basis adjustments for fair value hedges and the effect of hedging on individual income statement line items. The amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted in any interim period after issuance of the Update. The ASU is not expected to have a significant effect on the Company's Consolidated Financial Statements.

Financial Instruments In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (CECL). The revised accounting guidance will remove all recognition thresholds and will require a company to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the company expects to collect over the instrument's contractual life. It also amends the credit loss measurement guidance for available-for-sale debt securities and beneficial interests in securitized financial assets. This new accounting guidance will be effective for interim and annual reporting periods beginning after December 15, 2019. While the Company generally expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, the Company has not determined the magnitude of any such one-time adjustment or the overall impact of the new guidance on the Company's consolidated financial statements. The Company has formed a committee and is continuing to evaluate the impact of the ASU's adoption on the Company's consolidated financial statements. Beginning in the first quarter of 2019, the Company plans to run parallel credit risk models to continue evaluating the results.

Leases In February 2016, the FASB issued ASU 2016-02, Leases, in order to increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The ASU primarily affects lessee accounting, which requires the lessee to recognize a right-of-use asset and a liability to make lease payments for those leases classified as operating leases under previous GAAP.  For leases with a term of 12 months or less, an election by class of underlying asset not to recognize lease assets and lease liabilities is permitted. The ASU also provides additional guidance as to the definition of a lease, identification of lease components, and sale and leaseback transactions. The amendments in the ASU are effective for interim and annual periods beginning January 1, 2019. The Company's operating leases primarily relate to office space and bank branches.

The Company adopted ASU 2016-02 and related transition guidance on January 1, 2019 and elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allows the carryforward of the historical lease classification, the practical expedient related to land easements and the hindsight practical expedient to determine the reasonably certain lease term for existing leases. The Company made an accounting policy election to keep leases with an initial term of 12 months or less off of the balance sheet and recognize those lease payments in the Consolidated Statements of Income on a straight-line basis over the lease term. The adoption of ASU 2016-02 and related transition guidance resulted in the recognition of additional net lease assets and liabilities of approximately $296,000 and $296,000, respectively, as of January 1, 2019. The standard will not materially affect our consolidated net earnings or regulatory capital ratios.

Callable Debt Securities In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. The ASU does not impact securities held at a discount; the discount continues to be amortized to maturity. The guidance calls for a modified retrospective transition approach under which a cumulative-effect adjustment will be made to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The ASU is effective for the Company on January 1, 2019. The adoption did not have an impact on the consolidated financial statements and related disclosures and no cumulative effect adjustment was required upon adoption.

CONSOLIDATED FINANCIAL STATEMENTS

The following consolidated financial statements of the Company and report of the Company's independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Hawthorn Bancshares, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three‑year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 14, 2019 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

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

/s/ KPMG LLP

We have served as the Company's auditor since 1993.

St. Louis, Missouri
March 14, 2019

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share data)
	December 31,
	2018	2017
ASSETS
Cash and due from banks	$23,687	$23,325
Federal funds sold and other interest-bearing deposits	18,396	39,553
Cash and cash equivalents	42,083	62,878
Certificates of deposit in other banks	12,247	3,460
Available-for-sale debt securities, at fair value	218,205	231,028
Other investments	5,675	6,551
Total investment securities	223,880	237,579
Loans	1,146,627	1,068,432
Allowances for loan losses	(11,652)	(10,852)
Net loans	1,134,975	1,057,580
Premises and equipment - net	34,894	34,811
Mortgage servicing rights	2,931	2,713
Other real estate owned and repossessed assets - net	13,691	13,182
Accrued interest receivable	6,162	5,627
Cash surrender value - life insurance	2,542	2,484
Other assets	8,277	8,902
Total assets	$1,481,682	$1,429,216
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Non-interest bearing demand	$262,857	$245,380
Savings, interest checking and money market	614,040	584,468
Time deposits $250,000 and over	104,900	63,176
Other time deposits	216,671	232,788
Total deposits	1,198,468	1,125,812
Federal funds purchased and securities sold under agreements to repurchase	24,647	27,560
Federal Home Loan Bank advances and other borrowings	95,153	121,382
Subordinated notes	49,486	49,486
Accrued interest payable	1,035	554
Other liabilities	13,479	13,051
Total liabilities	1,382,268	1,337,845
Stockholders’ equity:
Common stock, $1 par value, authorized 15,000,000 shares; issued 6,278,481 and 6,046,907 shares, respectively	6,279	6,047
Surplus	50,173	45,442
Retained earnings	54,105	50,595
Accumulated other comprehensive loss, net of tax	(6,099)	(5,662)
Treasury stock; 243,638 and 248,898 shares, at cost, respectively	(5,044)	(5,051)
Total stockholders’ equity	99,414	91,371
Total liabilities and stockholders’ equity	$1,481,682	$1,429,216

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Years Ended December 31,
(In thousands, except per share amounts)	2018	2017	2016
INTEREST INCOME
Interest and fees on loans	$52,151	$46,596	$41,854
Interest on investment securities:
Taxable	4,114	3,257	3,463
Nontaxable	597	657	521
Federal funds sold, other interest-bearing deposits, and certificates of deposit in other banks	699	267	80
Dividends on other investments	218	158	92
Total interest income	57,779	50,935	46,010
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	5,433	2,329	1,159
Time deposits	3,404	2,224	1,907
Total interest expense on deposits	8,837	4,553	3,066
Interest on federal funds purchased and securities sold under agreements to repurchase	603	113	64
Interest on Federal Home Loan Bank advances	1,517	1,590	1,038
Interest on subordinated notes	2,229	1,751	1,495
Total interest expense on borrowings	4,349	3,454	2,597
Total interest expense	13,186	8,007	5,663
Net interest income	44,593	42,928	40,347
Provision for loan losses	1,475	1,765	1,425
Net interest income after provision for loan losses	43,118	41,163	38,922
NON-INTEREST INCOME
Service charges and other fees	3,736	3,437	3,400
Bank card income and fees	2,754	2,614	2,547
Trust department income	1,166	1,137	952
Real estate servicing fees, net	794	740	325
Gain on sale of mortgage loans, net	721	770	851
Other	170	252	240
Total non-interest income	9,341	8,950	8,315
Investment securities gain, net	255	5	602
NON-INTEREST EXPENSE
Salaries and employee benefits	23,104	21,719	20,802
Occupancy expense, net	2,957	2,782	2,751
Furniture and equipment expense	3,001	2,683	1,783
Processing , network, and bank card expense	3,484	3,643	3,309
Legal, examination, and professional fees	1,223	1,308	1,301
FDIC insurance assessment	612	478	567
Advertising and promotion	1,233	1,255	1,083
Postage, printing, and supplies	996	925	1,018
Other	3,722	4,009	4,193
Total non-interest expense	40,332	38,802	36,807
Income before income taxes	12,382	11,316	11,032
Income tax expense	1,668	7,902	3,750
Net income	$10,714	$3,414	$7,282
Basic earnings per share	$1.78	$0.56	$1.19
Diluted earnings per share	$1.78	$0.56	$1.19

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
(In thousands)	2018	2017	2016
Net income	$10,714	$3,414	$7,282
Other comprehensive income, net of tax
Investment securities available-for-sale:
Unrealized loss on investment securities available-for-sale, net of tax	(955)	(23)	(972)
Adjustment for gain on sale of investment securities, net of tax	—	(3)	(373)
Defined benefit pension plans:
Net gain (loss) arising during the year, net of tax	345	(673)	(487)
Amortization of prior service cost included in net periodic pension cost, net of tax	173	56	49
Total other comprehensive loss	(437)	(643)	(1,783)
Total comprehensive income	$10,277	$2,771	$5,499

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

				Accumulated		Total
				Other		Stock -
	Common		Retained	Comprehensive	Treasury	holders'
(In thousands)	Stock	Surplus	Earnings	Loss	Stock	Equity
Balance, December 31, 2015	$5,605	$38,549	$48,700	$(2,018)	$(3,550)	$87,286
Net income	—	—	7,282	—	—	7,282
Other comprehensive loss	—	—	—	(1,783)	—	(1,783)
Stock based compensation expense	—	17	—	—	—	17
Stock dividend	217	2,932	(3,149)	—	—	—
Purchase of treasury stock	—	—	—	—	(623)	(623)
Cash dividends declared, common stock	—	—	(1,162)	—	—	(1,162)
Balance, December 31, 2016	$5,822	$41,498	$51,671	$(3,801)	$(4,173)	$91,017
Net income	—	—	3,414	—	—	3,414
Other comprehensive loss	—	—	—	(643)	—	(643)
Amounts reclassified from accumulated other comprehensive loss per ASU 2018-02	—	—	1,218	(1,218)	—	—
Stock based compensation expense	—	3	—	—	—	3
Stock dividend	225	3,941	(4,166)	—	—	—
Purchase of treasury stock	—	—	—	—	(878)	(878)
Cash dividends declared, common stock	—	—	(1,542)	—	—	(1,542)
Balance, December 31, 2017	$6,047	$45,442	$50,595	$(5,662)	$(5,051)	$91,371
Net income	—	—	10,714	—	—	10,714
Other comprehensive loss	—	—	—	(437)	—	(437)
Issuance of stock under equity compensation plan	—	(51)	—	—	186	135
Purchase of treasury stock	—	—	—	—	(179)	(179)
Stock dividend	232	4,782	(5,014)	—	—	—
Cash dividends declared, common stock	—	—	(2,190)	—	—	(2,190)
Balance, December 31, 2018	$6,279	$50,173	$54,105	$(6,099)	$(5,044)	$99,414

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2018	2017	2016
Cash flows from operating activities:
Net income	$10,714	$3,414	$7,282
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,475	1,765	1,425
Depreciation expense	1,797	1,735	1,782
Net amortization of investment securities, premiums, and discounts	1,506	1,664	1,903
Stock based compensation expense	—	3	17
Change in fair value of mortgage servicing rights	27	93	529
Investment securities gain, net	(255)	(5)	(602)
Loss on sales and dispositions of premises and equipment	3	123	(1)
Gain on sales and dispositions of other real estate and repossessed assets	(14)	(45)	(207)
Provision for other real estate owned	26	284	213
Increase in accrued interest receivable	(535)	(444)	(330)
Increase in cash surrender value - life insurance	(58)	(75)	(61)
Decrease (increase) in other assets	854	(808)	317
Decrease in deferred tax asset due to tax reform reclass	—	4,105	—
Increase in accrued interest payable	481	56	116
Increase in other liabilities	667	923	387
Origination of mortgage loans for sale	(36,469)	(33,245)	(36,017)
Proceeds from the sale of mortgage loans	36,990	33,794	37,896
Gain on sale of mortgage loans, net	(721)	(770)	(851)
Other, net	(186)	(88)	(267)
Net cash provided by operating activities	16,302	12,479	13,531
Cash flows from investing activities:
Purchase of certificates of deposit in other banks	(8,787)	(3,460)	—
Proceeds from maturities of certificates of deposit in other banks	—	1,000	—
Net increase in loans	(79,298)	(95,355)	(112,353)
Purchase of available-for-sale debt securities	(103,078)	(64,611)	(113,357)
Proceeds from maturities of available-for-sale debt securities	34,586	31,053	51,855
Proceeds from calls of available-for-sale debt securities	1,685	8,175	17,855
Proceeds from sales of available-for-sale debt securities	77,168	11,653	60,720
Purchases of FHLB stock	(4,713)	(2,483)	(1,759)
Proceeds from sales of FHLB stock	5,591	1,242	—
Purchases of premises and equipment	(2,326)	(1,266)	(1,262)
Proceeds from sales of premises and equipment	13	12	9
Proceeds from sales of other real estate and repossessed assets	585	1,115	4,057
Net cash used in investing activities	(78,574)	(112,925)	(94,235)
Cash flows from financing activities:
Net increase in demand deposits	17,477	9,405	27,940
Net increase in interest-bearing transaction accounts	29,572	115,737	27,651
Net increase (decrease) in time deposits	25,607	(9,996)	7,878
Net decrease in federal funds purchased and securities sold under agreements to repurchase	(2,913)	(3,947)	(25,327)
Repayment of FHLB advances and other borrowings	(220,542)	(183,188)	(24,000)
FHLB advances	194,313	211,670	66,900
Issuance of stock under equity compensation plan	135	—	—
Purchase of treasury stock	(179)	(878)	(623)
Cash dividends paid - common stock	(1,993)	(1,474)	(1,097)
Net cash provided by financing activities	41,477	137,329	79,322
Net (decrease) increase in cash and cash equivalents	(20,795)	36,883	(1,382)
Cash and cash equivalents, beginning of year	62,878	25,995	27,377
Cash and cash equivalents, end of year	$42,083	$62,878	$25,995
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$12,719	$7,951	$5,547
Income taxes	$241	$3,975	$3,760
Noncash investing and financing activities:
Other real estate and repossessed assets acquired in settlement of loans	$635	$374	$2,233
Other real estate transferred from other assets	$471	$—	$—
Stock dividends	$5,014	$4,166	$3,149

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

(1)  Summary of Significant Accounting Policies

Hawthorn Bancshares, Inc. (the Company) through its subsidiary, Hawthorn Bank (the Bank), provides a broad range of banking services to individual and corporate customers located within the communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, and the greater Kansas City metropolitan area. The Company is subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

The accompanying consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (U.S. GAAP). The preparation of the consolidated financial statements includes all adjustments that, in the opinion of management, are necessary in order to make those statements not misleading. Management is required to make estimates and assumptions, including the determination of the allowance for loan losses, real estate acquired in connection with foreclosure or in satisfaction of loans, and fair values of investment securities available-for-sale that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's management has evaluated and did not identify any subsequent events or transactions requiring recognition or disclosure in the consolidated financial statements.

The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:

Principles of Consolidation

In December of 2008, the Company formed Hawthorn Real Estate, LLC, (the Real Estate Company); a wholly owned subsidiary of the Company. In December of 2017, the Company formed Hawthorn Risk Management, Inc., (the Insurance Captive); a wholly owned subsidiary of the Company. The consolidated financial statements include the accounts of the Company, Hawthorn Bank (the Bank), the Real Estate Company, and the Insurance Captive. All significant intercompany accounts and transactions have been eliminated in consolidation.

Loans

Loans that the Company has the intent and ability to hold for the foreseeable future or to maturity are held for investment at their stated unpaid principal balance amount less unearned income and the allowance for loan losses. Income on loans is accrued on a simple‑interest basis. Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.

Loans Held for Sale

Loans originated, primarily one-to-four family residential mortgage loans, with the intent to be sold in the secondary market are classified as held for sale and are accounted for at the lower of adjusted cost or fair value. Adjusted cost reflects the funded loan amount and any loan origination costs and fees. In order to manage the risk associated with such activities, the Company upon locking in an interest rate with the borrower enters into an agreement to sell such loans in the secondary market. Loans held for sale are typically sold with servicing rights retained and without recourse except for normal and customary representation and warranty provisions. Mortgage loans held for sale were $583,000 at December 31, 2018 compared to $383,000 loans held for sale at December 31, 2017.

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

December 31, 2018, 2017, and 2016

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

Restructured Loans

A loan is accounted for as a troubled debt restructuring (TDR) if the Company, for economic or legal reasons related to the borrowers' financial difficulties, grants a concession to the borrower that it would not otherwise consider. A TDR typically involves (1) modification of terms such as a reduction of the stated interest rate, loan principal, accrued interest, or an extended maturity date (2) a loan renewal at a stated interest rate lower than the current market rate for a new loan with similar risk, or (3) debt that was not reaffirmed in bankruptcy. Nonperforming TDRs are returned to performing status once the borrower demonstrates the ability to pay under the terms of the restructured note through a sustained period of repayment performance, which is generally six months. The Company includes all performing and non-performing TDRs in the impaired and non-performing asset totals. The Company measures the impairment loss of a TDR in the same manner as described below. TDRs which are performing under their contractual terms continue to accrue interest which is recognized in current earnings.

Allowance for Loan Losses

Management has identified the accounting policy related to the allowance for loan losses as critical to the understanding of the Company's results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. The fair value of impaired loans deemed collateral dependent, for purposes of the measurement of the impairment loss, can be subject to changing market conditions, supply and demand, condition of the collateral and other factors over time. Such volatility can have an impact on the financial performance of the Company.

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

The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by loan type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type. The Company believes that the five-year look-back period provides a representative historical loss period in the current economic environment. These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The historical loan loss rates are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss.

The Company's methodology includes qualitative risk factors that allow management to adjust its estimates of losses based on the most recent information available and to address other limitations in the quantitative component that is based on historical loss rates. Such risk

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect changes in national and local economic conditions and developments, the nature, volume and terms of loans in the portfolio, including changes in volume and severity of past due loans, the volume of nonaccrual loans, and the volume and  severity of adversely classified or graded loans, loan concentrations, assessment of trends in collateral values, assessment of changes in the quality of the Company's internal loan review department, and changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices.

Certificates of Deposit in other banks

Certificates of deposit are investments made by the Company with other financial institutions, in amounts less than $250,000 each in order to qualify for FDIC insurance coverage, that are carried at cost which approximates fair values.

Investment Securities

Available for sale securities

The largest component of the Company's investment portfolio consists of debt securities which are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, net of taxes, a component of stockholders' equity. Securities are periodically evaluated for other-than-temporary impairment in accordance with guidance provided in the FASB ASC Topic 320, Investments – Debt Securities. For those securities with other-than-temporary impairment, the entire loss in fair value is required to be recognized in current earnings if the Company intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

Premiums and discounts are amortized using the interest method over the lives of the respective securities, with consideration of historical and estimated prepayment rates for mortgage‑backed securities, as an adjustment to yield. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available‑for‑sale are included in earnings based on the specific identification method for determining the cost of securities sold.

Other investment securities

Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in Federal Home Loan Bank (FHLB) stock, and Midwest Independent Bank (MIB) bankers bank stock, that do not have readily determinable fair values, are required for membership in those organizations.

Equity securities with readily determinable fair values are recorded at fair value, with changes in fair value reflected in earnings. Equity securities that do not have readily determinable fair values are carried at cost and are periodically assessed for impairment.

Capital Stock of the Federal Home Loan Bank

The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Agency, is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Des Moines (FHLB) in an amount equal to 12 basis points of the Bank's year-end total assets plus 4.00% of advances from the FHLB to the Bank. These investments are recorded at cost, which represents redemption value.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation applicable to buildings and improvements and furniture and equipment is charged to expense using straight-line and accelerated methods over the estimated useful lives of the assets. Such

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

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

In addition to the changes in fair value of the mortgage servicing rights, the Company also recorded loan servicing fee income as part of real estate servicing fees, net in the consolidated statements of income. Loan servicing fee income represents revenue earned for servicing mortgage loans. The servicing fees are based on contractual percentage of the outstanding principal balance and recognized as revenue as the related mortgage payments are collected. Corresponding loan servicing costs are charged to expense as incurred.

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets consist of loan collateral that has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are initially recorded as held for sale at the fair value of the collateral less estimated selling costs. Any adjustment is recorded as a charge-off against the allowance for loan losses. The Company relies on external appraisals and assessment of property values by internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. The valuation write-downs are recorded as other non-interest expense. The Company establishes a valuation allowance related to other real estate owned and repossessed assets on an asset-by-asset basis. The valuation allowance is created during the holding period when the fair value less cost to sell is lower than the cost of the asset.

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

The Company follows authoritative guidance included in the FASB ASC Topic 715, Compensation – Retirement Plans under the subtopic Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans. ASC Topic 715 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its consolidated balance sheet and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. This guidance also requires an employer to measure the funded status of a plan as of the date of its fiscal year-end, with limited

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

exceptions. Additional disclosures are required to provide users with an understanding of how investment allocation decisions are made, major categories of plan assets, and fair value measurement of plan assets as defined in ASC Topic 820, Fair Value Measurements and Disclosures.

Income Taxes

Income taxes are accounted for under the asset / liability method by recognizing the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities for future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income tax assets and liabilities are provided as temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements at the enacted tax rate expected to be applied in the period the deferred tax item is expected to be realized. A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years.

The federal corporate income tax rate declined from 34% to 21% effective January 1, 2018 as a result of the Tax Cuts and Jobs Act, (Tax Act). The Company's tax rate is lower than the federal statutory rate primarily as a result of tax-exempt income, the release of the valuation allowance related to capital loss carryforwards, a pension contribution made during the second quarter of 2018 that was attributable to the 2017 plan year, and the Company's additional tax planning initiatives. The provisional adjustments recorded in the fourth quarter of 2017 related to the enactment of the Tax Act were finalized during the third quarter of 2018 with the filing of the Company's 2017 tax return,   within the one-year measurement period provided under Staff Accounting Bulletin No. 118 in regards to the application of FASB's ASC Topic 740, Income Taxes.

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

A tax position is initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Penalties and interest incurred under the applicable tax law are classified as income tax expense. The Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2018, 2017, and 2016.

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

Stock-Based Compensation

The Company's stock-based employee compensation plan (the plan) is described in Note 13, Stock Compensation. In accordance with FASB ASC Topic 718, Compensation – Stock Compensation, the Company measures the cost of the stock-based compensation based on the grant-date fair value of the award, recognizing the cost over the requisite service period. The fair value of an award is estimated using the Black-Scholes option-pricing model. The Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, on January 1, 2017 and elected to recognize forfeitures as they occur. Prior to the adoption of the ASU, the expense was recognized based on

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

an estimation of the number of awards for which the requisite service is expected to be rendered, and is included in salaries and employee benefits in the accompanying Consolidated Statements of Income. The plan expired on February 28, 2010, except as to outstanding options under the plan, and no further options may be granted pursuant to the plan. All options were fully expensed as of September 30, 2017.

Treasury Stock

The purchase of the Company's common stock is recorded at cost. Purchases of the stock are made both in the open market and through negotiated private purchases based on market prices. At the date of subsequent reissue, the treasury stock account is reduced by the cost associated with such stock on a first-in-first-out basis. Gains on the sale of treasury stock are credited to additional paid-in-capital. Losses on the sale of treasury stock are charged to additional paid-in-capital to the extent of pervious gains, otherwise charged to retained earnings.

Stock Dividend On July 1, 2018, the Company paid a special stock dividend of four percent to shareholders of record at the close of business on June 15, 2018. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.

Summary of Recent Transactions and Events On February 8, 2019, Hawthorn Bank, a wholly-owned subsidiary of Hawthorn Bancshares, Inc., completed the sale of its branch located in Branson, Missouri to Branson Bank, Branson, Missouri. Total deposits transferred were approximately $10.6 million while loans assigned to the branch were retained. The Branson branch land and building were considered assets held for sale at December 31, 2018. The sale is expected to result in a pre-tax gain of approximately $2.1 million, $1.7 million related to the land and building, subject to certain future adjustments required in the definitive agreement.

Reclassifications Certain prior year information has been reclassified to conform to the 2018 presentation.

The following represents significant new accounting principles adopted in 2018:

Revenue from Contracts with Customers On January 1, 2018, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified Topic 606. The implementation of the new standard did not have a material impact on the measurement or recognition of revenue; as such, a cumulative effect adjustment to opening retained earnings was not deemed necessary. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts were not adjusted and continue to be reported in accordance with historic accounting under Topic 605.

Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as fees associated with mortgage servicing rights, financial guarantees, derivatives, and certain credit card fees are not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as trust department revenue, service charges and fees, debit card income, ATM surcharge income, and other real estate owned sales. However, the recognition of these revenue streams did not change significantly upon adoption of Topic 606. Noninterest revenue streams within the scope of Topic 606 are discussed in Footnote 16.

Financial Instruments The FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, in January 2016. The amendments require all equity investments to be measured at fair value with changes in the fair value recognized through net income, other than those accounted for under the equity method of accounting or those that result in the consolidation of the investee. Additionally, these amendments require presentation in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk for those liabilities measured at fair value. The amendments also require use of the exit price notion when measuring the fair value of financial instruments for disclosure purposes. These amendments are effective for interim and annual periods beginning January 1, 2018. The adoption of the ASU did not have a significant effect on the Company's consolidated financial statements.

The FASB issued ASU 2018-04, Investments - Debt Securities (Topic 320) and Regulated Operations (Topic 980): The amendment in this ASU adds, amends and supersedes various paragraphs that contain SEC guidance in ASC 320, Investments-Debt Securities and ASC 980, Regulated Operations. The amendments in this ASU are effective when a registrant adopts ASU 2016-01, which for the Company was January 1, 2018. This amendment did not have a significant effect on the Company's consolidated financial statements.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Liabilities The FASB issued ASU 2016-04, Recognition of Breakage for Certain Prepaid Stored-Value Products, in March 2016, in order to address current and potential future diversity in practice related to the derecognition of a prepaid stored-value product liability. Such products include prepaid gift cards issued on a specific payment network and redeemable at network-accepting merchant locations, prepaid telecommunication cards, and traveler's checks. The amendments require that the portion of the dollar value of prepaid stored-value products that is ultimately unredeemed (that is, the breakage) be accounted for consistent with the breakage guidance for stored-value product transactions provided in ASC Topic 606 - Revenue from Contracts with Customers. These amendments are effective for interim and annual periods beginning January 1, 2018. The adoption of the ASU did not have a significant effect on the Company's consolidated financial statements.

Pension The FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost in March 2017. Under the new guidance, the Company presents the service cost component of the net periodic benefit cost in the same income statement line item (e.g., Salaries and Benefits) as other employee compensation costs arising from services rendered during the period. In addition, only the service cost component will be eligible for capitalization in assets. The Company presents the other components separately (e.g., Other Noninterest Expense) from the line item that includes the service cost. The Company utilizes the ASU's practical expedient allowing entities to estimate amounts for comparative periods using the information previously disclosed in their pension and other postretirement benefit plan footnote. The amendments were effective January 1, 2018 and did not have a significant effect on the Company's consolidated financial statements. See Note 12 for further discussion.

(2)   Loans and Allowance for Loan Losses

Loans

A summary of loans, by major class within the Company's loan portfolio, at December 31, 2018 and 2017 is as follows:

(in thousands)	2018	2017
Commercial, financial, and agricultural	$207,720	$192,238
Real estate construction - residential	28,610	26,492
Real estate construction - commercial	106,784	98,340
Real estate mortgage - residential	241,517	246,754
Real estate mortgage - commercial	529,536	472,455
Installment and other consumer	32,460	32,153
Total loans	$1,146,627	$1,068,432

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, Branson and the greater Kansas City metropolitan area. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. At December 31, 2018, $530.1 million of loans were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit.

The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company:

(in thousands)
Balance at December 31, 2017	$6,442
New loans and new directors	1,127
Amounts collected	(1,565)
Balance at December 31, 2018	$6,004

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features.

Allowance for loan losses

The following table illustrates the changes in the allowance for loan losses by portfolio segment:

	Commercial,	Real Estate	Real Estate	Real Estate	Real Estate	Installment
	Financial, &	Construction -	Construction -	Mortgage -	Mortgage -	Loans to	Un-
(in thousands)	Agricultural	Residential	Commercial	Residential	Commercial	Individuals	allocated	Total
Balance at December 31, 2015	$2,153	$59	$644	$2,439	$2,935	$273	$101	$8,604
Additions:
Provision for loan losses	690	49	(732)	381	865	113	59	1,425
Deductions:
Loans charged off	389	—	1	495	147	258	—	1,290
Less recoveries on loans	(299)	—	(502)	(60)	(140)	(146)	—	(1,147)
Net loans charged off	90	—	(501)	435	7	112	—	143
Balance at December 31, 2016	$2,753	$108	$413	$2,385	$3,793	$274	$160	$9,886
Additions:
Provision for loan losses	1,147	(26)	394	(560)	657	234	(81)	1,765
Deductions:
Loans charged off	649	—	—	219	45	268	—	1,181
Less recoveries on loans	(74)	(88)	—	(83)	(32)	(105)	—	(382)
Net loans charged off	575	(88)	—	136	13	163	—	799
Balance at December 31, 2017	$3,325	$170	$807	$1,689	$4,437	345	$79	$10,852
Additions:
Provision for loan losses	296	(44)	(20)	516	457	150	120	1,475
Deductions:
Loans charged off	484	48	30	186	38	255	—	1,041
Less recoveries on loans	(100)	(62)	—	(52)	(58)	(94)	—	(366)
Net loans charged off	384	(14)	30	134	(20)	161	—	675
Balance at December 31, 2018	$3,237	$140	$757	$2,071	$4,914	$334	$199	$11,652

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

Beginning with December 31, 2017, the Company utilized a five-year look-back period, which was considered a representative historical loss period. The look-back period is consistently evaluated for relevance given the current facts and circumstances.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

The following table illustrates the allowance for loan losses and recorded investment by portfolio segment:

	Commercial,	Real Estate	Real Estate	Real Estate	Real Estate	Installment
	Financial, and	Construction -	Construction -	Mortgage -	Mortgage -	and Other	Un-
(in thousands)	Agricultural	Residential	Commercial	Residential	Commercial	Consumer	allocated	Total
December 31, 2018
Allowance for loan losses:
Individually evaluated for impairment	$551	$—	$—	$579	$37	$27	$—	$1,194
Collectively evaluated for impairment	2,686	140	757	1,492	4,877	307	199	10,458
Total	$3,237	$140	$757	$2,071	$4,914	$334	$199	$11,652
Loans outstanding:
Individually evaluated for impairment	$2,428	$—	$153	$4,793	$850	$254	$—	$8,478
Collectively evaluated for impairment	205,292	28,610	106,631	236,724	528,686	32,206	—	1,138,149
Total	$207,720	$28,610	$106,784	$241,517	$529,536	$32,460	$—	$1,146,627

December 31, 2017
Allowance for loan losses:
Individually evaluated for impairment	$500	$—	$48	$521	$243	$21	$—	$1,333
Collectively evaluated for impairment	2,825	170	759	1,168	4,194	324	79	9,519
Total	$3,325	$170	$807	$1,689	$4,437	$345	$79	$10,852
Loans outstanding:
Individually evaluated for impairment	$3,007	$—	$97	$5,072	$2,004	$176	$—	$10,356
Collectively evaluated for impairment	189,231	26,492	98,243	241,682	470,451	31,977	—	1,058,076
Total	$192,238	$26,492	$98,340	$246,754	$472,455	$32,153	$—	$1,068,432

Impaired loans

Loans evaluated under ASC 310-10-35 include loans which are individually evaluated for impairment. All other loans are collectively evaluated for impairment under ASC 450-20. Impaired loans individually evaluated for impairment totaled $8.5 million and $10.4 million at December 31, 2018 and 2017, respectively, and are comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings (TDRs).

The net carrying value of impaired loans is based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. At December 31, 2018 and 2017, $3.8 million and $4.0 million, respectively, of impaired loans were evaluated based on the fair value less estimated selling costs of the loan's collateral. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2018, $1.2 million of the Company's allowance for loan losses was allocated to impaired loans totaling $8.5 million compared to $1.3 million of the Company's allowance for loan losses allocated to impaired loans totaling approximately $10.4 million at December 31, 2017. Management determined that $2.1 million, or 25%, of total impaired loans required no reserve allocation at December 31, 2018 compared to $2.4 million, or 23%, at December 31, 2017 primarily due to adequate collateral values,  acceptable payment history and adequate cash flow ability.

The categories of impaired loans at December 31, 2018 and 2017 are as follows:

(in thousands)	2018	2017
Non-accrual loans	$5,414	$5,672
Performing TDRs	3,064	4,684
Total impaired loans	$8,478	$10,356

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

The following tables provide additional information about impaired loans at December 31, 2018 and 2017, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided.

		Unpaid
	Recorded	Principal	Specific
(in thousands)	Investment	Balance	Reserves
December 31, 2018
With no related allowance recorded:
Commercial, financial and agricultural	$1,264	$1,550	$—
Real estate - construction commercial	153	180	—
Real estate - residential	561	602	—
Real estate - commercial	115	119	—
Total	$2,093	$2,451	$—
With an allowance recorded:
Commercial, financial and agricultural	$1,164	$1,236	$551
Real estate - residential	4,232	4,458	579
Real estate - commercial	735	1,093	37
Installment and other consumer	254	280	27
Total	$6,385	$7,067	$1,194
Total impaired loans	$8,478	$9,518	$1,194

		Unpaid
	Recorded	Principal	Specific
(in thousands)	Investment	Balance	Reserves
December 31, 2017
With no related allowance recorded:
Commercial, financial and agricultural	$1,393	$1,445	$—
Real estate - residential	674	688	—
Real estate - commercial	366	395	—
Total	$2,433	$2,528	$—
With an allowance recorded:
Commercial, financial and agricultural	$1,614	$1,834	$500
Real estate - construction commercial	97	97	48
Real estate - residential	4,398	4,500	521
Real estate - commercial	1,638	1,743	243
Installment and other consumer	176	196	21
Total	$7,923	$8,370	$1,333
Total impaired loans	$10,356	$10,898	$1,333

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

The following table presents by class, information related to the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2018 and 2017:

	2018		2017
		Interest		Interest
	Average	Recognized	Average	Recognized
	Recorded	For the	Recorded	For the
(in thousands)	Investment	Period Ended	Investment	Period Ended
With no related allowance recorded:
Commercial, financial and agricultural	$1,302	$—	$957	$—
Real estate - construction commercial	120	—	—	—
Real estate - residential	901	10	826	13
Real estate - commercial	59	22	373	—
Installment and other consumer	34	—
Total	$2,416	$32	$2,156	$13
With an allowance recorded:
Commercial, financial and agricultural	$1,394	$32	$1,536	$33
Real estate - construction commercial	15	—	49	—
Real estate - residential	4,169	99	4,575	149
Real estate - commercial	763	34	1,641	61
Installment and other consumer	206	2	114	—
Total	$6,547	$167	$7,915	$243
Total impaired loans	$8,963	$199	$10,071	$256

The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken resulting from current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $199,000 and $256,000, for the years ended December 31, 2018 and 2017, respectively. The average recorded investment in impaired loans is calculated on a monthly basis during the years reported.

Delinquent and Non-Accrual Loans

The delinquency status of loans is determined based on the contractual terms of the notes. Borrowers are generally classified as delinquent once payments become 30 days or more past due. The Company's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, the ultimate collectability of interest or principal is no longer probable. In general, loans are placed on non-accrual when they become 90 days or more past due. However, management considers many factors before placing a loan on non-accrual, including the delinquency status of the loan, the overall financial condition of the borrower, the progress of management's collection efforts and the value of the underlying collateral. Non-accrual loans are returned to accrual status when, in the opinion of management, the financial condition of the borrower indicates that the timely collectability of interest and principal is probable and the borrower demonstrates the ability to pay under the terms of the note through a sustained period of repayment performance, which is generally six months.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

The following table provides aging information for the Company's past due and non-accrual loans at December 31, 2018 and 2017.

	Current or		90 Days
	Less Than		Past Due
	30 Days	30 - 89 Days	And Still
(in thousands)	Past Due	Past Due	Accruing	Non-Accrual	Total
December 31, 2018
Commercial, Financial, and Agricultural	$205,597	$266	$—	$1,857	$207,720
Real Estate Construction - Residential	28,404	206	—	—	28,610
Real Estate Construction - Commercial	106,531	100	—	153	106,784
Real Estate Mortgage - Residential	235,734	2,907	156	2,720	241,517
Real Estate Mortgage - Commercial	527,968	1,094	—	474	529,536
Installment and Other Consumer	32,002	242	6	210	32,460
Total	$1,136,236	$4,815	$162	$5,414	$1,146,627
December 31, 2017
Commercial, Financial, and Agricultural	$189,537	$192	$2	$2,507	$192,238
Real Estate Construction - Residential	25,930	287	275	—	26,492
Real Estate Construction - Commercial	98,243	—	—	97	98,340
Real Estate Mortgage - Residential	242,597	2,173	28	1,956	246,754
Real Estate Mortgage - Commercial	471,476	43	—	936	472,455
Installment and Other Consumer	31,715	239	23	176	32,153
Total	$1,059,498	$2,934	$328	$5,672	$1,068,432

Credit Quality

The Company categorizes loans into risk categories based upon an internal rating system reflecting management's risk assessment. Loans are placed on watch status when one or more weaknesses that may result in the deterioration of the repayment exits or the Company's credit position at some future date. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not corrected. A loan is classified as a troubled debt restructuring  (TDR) when a borrower is experiencing financial difficulties that lead to the restructuring of a loan, and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. Loans classified as TDRs which are accruing interest are classified as performing TDRs. Loans classified as TDRs which are not accruing interest are classified as nonperforming TDRs and are included with all other nonaccrual loans for presentation purposes. It is the Company's policy to discontinue the accrual of interest income on loans when management believes that the collection of interest or principal is doubtful. Loans are placed on non-accrual status when (1) deterioration in the financial condition of the borrower exists for which payment of full principal and interest is not expected, or (2) payment of principal or interest has been in default for a period of 90 days or more and the asset is not both well secured and in the process of collection. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

The following table presents the risk categories by class at December 31, 2018 and 2017.

	Commercial,	Real Estate	Real Estate	Real Estate	Real Estate	Installment
	Financial, &	Construction -	Construction -	Mortgage -	Mortgage -	and other
(in thousands)	Agricultural	Residential	Commercial	Residential	Commercial	Consumer	Total
At December 31, 2018
Watch	$8,871	$588	$4,063	$12,790	$36,408	$8	$62,728
Substandard	53	—	—	1,411	702	3	2,169
Performing TDRs	570	—	—	2,073	377	44	3,064
Non-accrual	1,857	—	153	2,720	474	210	5,414
Total	$11,351	$588	$4,216	$18,994	$37,961	$265	$73,375
At December 31, 2017
Watch	$9,868	$1,459	$1,284	$9,978	$49,197	$—	$71,786
Substandard	658	462	—	2,262	723	16	4,121
Performing TDRs	500	—	—	3,116	1,068	—	4,684
Non-accrual	2,507	—	97	1,956	936	176	5,672
Total	$13,533	$1,921	$1,381	$17,312	$51,924	$192	$86,263

Troubled Debt Restructurings

At December 31, 2018, loans classified as TDRs totaled $5.0 million, of which $2.0 million were classified as nonperforming TDRs and included in non-accrual loans and $3.0 million were classified as performing TDRs. At December 31, 2017, loans classified as TDRs totaled $6.4 million, of which $1.7 million were classified as nonperforming TDRs and included in non-accrual loans and $4.7 million were classified as performing TDRs. Both performing and nonperforming TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of $543,000 and $577,000 related to TDRs were allocated to the allowance for loan losses at December 31, 2018 and 2017, respectively.

The following table summarizes loans that were modified as TDRs during the years ended December 31, 2018 and 2017.

	2018			2017
	Recorded Investment (1)			Recorded Investment (1)
	Number of	Pre-	Post-	Number of	Pre-	Post-
(in thousands)	Contracts	Modification	Modification	Contracts	Modification	Modification
Troubled Debt Restructurings
Commercial, financial and agricultural	3	$510	$502	3	$773	$773
Real estate mortgage - residential	2	149	147	2	118	116
Real estate mortgage - commercial	—	—	—	1	55	49
Installment and other consumer	5	185	117	—	—	—
Total	10	$844	$766	6	$946	$938

(1) The amounts reported post-modification are inclusive of all partial pay-downs and charge-offs, and no portion of the debt was forgiven. Loans modified as a TDR that were fully paid down, charged-off, or foreclosed upon during the period ended are not reported.

The Company's portfolio of loans classified as TDRs include concessions for the borrower due to deteriorated financial condition such as interest rates below the current market rate, deferring principal payments, and extending maturity dates. During the year ended December 31, 2018, ten loans meeting the TDR criteria were modified compared to six loans during the year ended December 31, 2017.

The Company considers a TDR to be in default when it is 90 days or more past due under the modified terms, a charge-off occurs, or it is the process of foreclosure. There was one consumer TDR with a $3,000 balance, where a concession was made and subsequently defaulted and was charged off during the year ended December 31, 2018, within twelve months of its modification date. This is compared to one

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

commercial TDR with a $123,000 balance where a concession was made and subsequently defaulted and was charged off during the year ended December 31, 2017.

(3)     Other Real Estate and Repossessed Assets Acquired in Settlement of Loans

(in thousands)	2018	2017
Commercial	$1,168	$727
Real estate construction - residential	179	—
Real estate construction - commercial	12,101	12,380
Real estate mortgage - residential	336	382
Real estate mortgage - commercial	2,909	2,909
Repossessed assets	—	5
Total	$16,693	$16,403
Less valuation allowance for other real estate owned	(3,002)	(3,221)
Total other real estate and repossessed assets	$13,691	$13,182

Changes in the net carrying amount of other real estate owned and repossessed assets were as follows:

Balance at December 31, 2016	$17,291
Additions	374
Proceeds from sales	(1,115)
Charge-offs against the valuation allowance for other real estate owned, net	(192)
Net gain on sales	45
Balance at December 31, 2017	16,403
Additions	1,106
Proceeds from sales	(585)
Charge-offs against the valuation allowance for other real estate owned, net	(245)
Net gain on sales	14
Total other real estate and repossessed assets	$16,693
Less valuation allowance for other real estate owned	(3,002)
Balance at December 31, 2018	$13,691

At December 31, 2018, $200,000 of consumer mortgage loans secured by residential real estate properties were in the process of foreclosure compared to no loans in the process of foreclosure at December 31, 2017.

Activity in the valuation allowance for other real estate owned in settlement of loans for the years ended December 31, 2018, 2017 and 2016, respectively, is summarized as follows:

(in thousands)	2018	2017	2016
Balance, beginning of period	$3,221	$3,129	$3,233
Provision for other real estate owned	26	284	213
Charge-offs	(245)	(192)	(317)
Balance, end of period	$3,002	$3,221	$3,129

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

(4)     Investment Securities

The amortized cost, gross unrealized gains and losses, and fair value of debt securities classified as available‑for‑sale at December 31, 2018 and 2017 are shown below.

	Total
	Amortized	Gross Unrealized		Fair
(in thousands)	Cost	Gains	Losses	Value
December 31, 2018
U.S. Treasury	$1,984	$—	$(32)	$1,952
U.S. government and federal agency obligations	10,235	—	(269)	9,966
Government sponsored enterprises	43,784	23	(472)	43,335
Obligations of states and political subdivisions	40,859	28	(501)	40,386
Mortgage-backed securities:	121,230	72	(3,110)	118,192
Other debt securities (a)	3,000	—	—	3,000
Bank issued trust preferred securities (a)	1,486	—	(112)	1,374
Total available-for-sale securities	$222,578	$123	$(4,496)	$218,205

December 31, 2017
U.S. Treasury	$1,980	$—	$(13)	$1,967
U.S. government and federal agency obligations	12,341	—	(268)	12,073
Government sponsored enterprises	37,321	—	(424)	36,897
Obligations of states and political subdivisions	47,019	114	(477)	46,656
Mortgage-backed securities:	131,045	44	(2,140)	128,949
Other debt securities (a)	3,000	—	—	3,000
Bank issued trust preferred securities (a)	1,486	—	—	1,486
Total available-for-sale securities	$234,192	$158	$(3,322)	$231,028

(a) Certain hybrid instruments possessing characteristics typically associated with debt obligations were reclassified from other securities carried at cost to available for sale securities carried at fair value in the years presented.

The Company's investment securities are classified as available for sale. Agency bonds and notes, Small Business Administration guaranteed loan certificates (SBA), residential and commercial agency mortgage-backed securities, and agency collateralized mortgage obligations (CMO) include securities issued by the Government National Mortgage Association (GNMA), a U.S. government agency, the Federal National Mortgage Association (FNMA), the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal Home Loan Bank (FHLB), which are U.S. government-sponsored enterprises.

Debt securities with carrying values aggregating approximately $153.0 million and $181.7 million at December 31, 2018 and December 31, 2017, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

The amortized cost and fair value of debt securities classified as available‑for‑sale at December 31, 2018, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized	Fair
(in thousands)	Cost	Value
Due in one year or less	$18,076	$17,964
Due after one year through five years	63,424	62,599
Due after five years through ten years	13,750	13,505
Due after ten years	6,098	5,945
Total	101,348	100,013
Mortgage-backed securities	121,230	118,192
Total available-for-sale securities	$222,578	$218,205

Other investment securities

Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in Federal Home Loan Bank (FHLB) stock, and Midwest Independent Bank (MIB) bankers bank stock, that do not have readily determinable fair values, are required for membership in those organizations.

(in thousands)	2018	2017
Other securities:
FHLB stock	$5,512	$6,390
MIB stock	151	151
Equity securities with readily determinable fair values	12	10
Total other investment securities	$5,675	$6,551

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2018 and December 31, 2017 were as follows:

	Less than 12 months		12 months or more		Total	Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses
At December 31, 2018
U.S. Treasury	$—	$—	$1,952	$(32)	$1,952	$(32)
U.S. government and federal agency obligations	—	—	9,966	(269)	9,966	(269)
Government sponsored enterprises	1,997	(3)	33,346	(469)	35,343	(472)
Obligations of states and political subdivisions	5,851	(16)	28,832	(485)	34,683	(501)
Mortgage-backed securities	10,085	(61)	99,321	(3,049)	109,406	(3,110)
Bank issued trust preferred securities	—	—	1,374	(112)	1,374	(112)
Total	$17,933	$(80)	$174,791	$(4,416)	$192,724	$(4,496)

(in thousands)
At December 31, 2017
U.S. Treasury	$1,967	$(13)	$—	$—	$1,967	$(13)
U.S. government and federal agency obligations	—	—	12,073	(268)	12,073	(268)
Government sponsored enterprises	16,471	(119)	20,426	(305)	36,897	(424)
Obligations of states and political subdivisions	22,013	(165)	12,570	(312)	34,583	(477)
Mortgage-backed securities:	52,829	(488)	69,580	(1,652)	122,409	(2,140)
Total	$93,280	$(785)	$114,649	$(2,537)	$207,929	$(3,322)

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

The total available for sale portfolio consisted of approximately 366 securities at December 31, 2018. The portfolio included 317 securities having an aggregate fair value of $192.7 million that were in a loss position at December 31, 2018. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer had a fair value of $174.8 million at December 31, 2018. The $4.5 million aggregate unrealized loss included in accumulated other comprehensive loss at December 31, 2018 was caused by interest rate fluctuations.

The total available for sale portfolio consisted of approximately 355 securities at December 31, 2017. The portfolio included 280 securities having an aggregate fair value of $207.9 million that were in a loss position at December 31, 2017. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer had a fair value of $114.6 million at December 31, 2017. The $3.3 million aggregate unrealized loss included in accumulated other comprehensive loss at December 31, 2017 was caused by interest rate fluctuations.

Because the decline in fair value is attributable to changes in interest rates and not credit quality, these investments were not considered other-than-temporarily impaired at December 31, 2018 and 2017, respectively. In the absence of changes in credit quality of these investments, the fair value is expected to recover on all debt securities as they approach their maturity date, or re-pricing date or if market yields for such investments decline. In addition, the Company does not have the intent to sell these investments over the period of recovery, and it is not more likely than not that the Company will be required to sell such investment securities.

The table presents the components of investment securities gains and losses, which have been recognized in earnings:

(in thousands)	2018	2017	2016
Investment securities gains, net
Available for sale securities:
Gains realized on sales	$253	$38	$623
Losses realized on sales	—	(33)	(21)
Other-than-temporary impairment recognized	—	—	—
Other investment securities:
Fair value adjustments, net	2	—	—
Investment securities gains, net	$255	$5	$602

(5)      Premises and Equipment

A summary of premises and equipment at December 31, 2018 and 2017 is as follows:

(in thousands)	2018	2017
Land and land improvements	$9,917	$9,980
Buildings and improvements	35,674	35,993
Furniture and equipment	14,163	12,973
Construction in progress	754	289
Total	60,508	59,235
Less accumulated depreciation	25,614	24,424
Premises and equipment, net	$34,894	$34,811

Depreciation expense for the years ended December 31, 2018, 2017, and 2016 was as follows:

(in thousands)	2018	2017	2016
Depreciation expense	$1,797	$1,735	$1,782

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

(6)      Intangible Assets

Mortgage Servicing Rights

At December 31, 2018 and 2017, respectively, the Company serviced mortgage loans for others totaling $279.9 million and $285.8 million, respectively. Mortgage loan servicing fees earned on loans sold and serviced for others were $821,000,  $833,000, and $854,000, for the years ended December 31, 2018, 2017, and 2016, respectively, and are recorded in real estate servicing fees, net in the consolidated statements of income.

The table below presents changes in mortgage servicing rights (MSRs) for the years ended December 31, 2018, 2017, and 2016.

(in thousands)	2018	2017	2016
Balance at beginning of period	$2,713	$2,584	$2,847
Originated mortgage servicing rights	245	222	266
Changes in fair value:
Due to changes in model inputs and assumptions (1)	286	364	108
Other changes in fair value (2)	(313)	(457)	(637)
Total changes in fair value	(27)	(93)	(529)
Balance at end of period	$2,931	$2,713	$2,584

(1)

The change in fair value resulting from changes in valuation inputs or assumptions used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates.

(2)	Other changes in fair value reflect changes due to customer payments and passage of time.

Total changes in fair value are reported in real estate servicing fees, net, reported in non-interest income in the Company's consolidated statements of income.

The following key data and assumptions were used in estimating the fair value of the Company's mortgage servicing rights as of December 31, 2018 and 2017:

	2018	2017
Weighted average constant prepayment rate	8.87%	9.73%
Weighted average note rate	3.95%	3.85%
Weighted average discount rate	10.28%	10.09%
Weighted average expected life (in years)	6.30	5.90

(7)      Deposits

The aggregate amount of time deposits with balances that met or exceeded the Federal Deposit Insurance Corporation (FDIC) insurance limit of $250,000 was $104.9 million and $63.2 million at December 31, 2018 and 2017, respectively. The Company had brokered deposits totaling $39.8 million and $9.8 million at December 31, 2018 and 2017, respectively.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

The scheduled maturities of total time deposits at December 31, 2018 were as follows:

(in thousands)
Due within:
2019	$198,609
2020	43,250
2021	34,054
2022	29,666
2023	15,992
Thereafter	—
Total	$321,571

The Federal Reserve Bank required the Bank to maintain cash or balances of $1.8 million at both December 31, 2018 and 2017, respectively, to satisfy reserve requirements. Average compensating balances held at correspondent banks were $787,000 and $1.5 million at December 31, 2018 and 2017, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.

(8)      Federal funds purchased and securities sold under agreements to repurchase

Information relating to federal funds purchased and repurchase agreements is as follows:

	Year End	Average	Average	Maximum
	Weighted	Weighted	Balance	Outstanding at	Balance at
(in thousands)	Rate	Rate	Outstanding	any Month End	December 31,
2018
Federal funds purchased	2.64%	2.29%	$1,242	$12,863	$8,000
Short-term repurchase agreements - Bank	0.35	0.67	27,142	36,103	16,647
Short-term repurchase agreements - Company	—	3.51	11,180	25,944	—
Total			$39,564	$74,910	$24,647
2017
Federal funds purchased	1.64%	0.99%	$322	$1,067	$—
Short-term repurchase agreements	0.29	0.38	29,190	32,555	27,560
Total			$29,512	$33,622	$27,560

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Bank's investment portfolio. Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $42.0 million on an unsecured basis and $16.4 million on a secured basis at December 31, 2018.

During 2018, the Company had purchased U.S. Treasury securities with repurchase agreements in order to generate capital gains to offset capital losses expiring in 2018 and 2019. See Note 10 Income taxes for further discussion.

The Company offers a sweep account program whereby amounts in excess of an established limit are “swept” from the customer's demand deposit account on a daily basis into retail repurchase agreements pursuant to individual repurchase agreements between the Company and its customers.  Repurchase agreements are agreements to sell securities subject to an obligation to repurchase the same or similar securities. They are accounted for as collateralized financing transactions, not as sales and purchases of the securities portfolio. The securities collateral pledged for the repurchase agreements with customers is maintained by a designated third party custodian.  The collateral amounts pledged

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

to repurchase agreements by remaining maturity in the table below are limited to the outstanding balances of the related asset or liability; thus amounts of excess collateral are not shown.

Repurchase Agreements	Remaining Contractual Maturity of the Agreements
	Overnight	Less	Greater
	and	than	than
(in thousands)	continuous	90 days	90 days	Total
At December 31, 2018
U.S. Treasury	$1,464	$—	$—	$1,464
Government sponsored enterprises	12,976	—	—	12,976
Asset-backed securities	2,207	—	—	2,207
Total	$16,647	$—	$—	$16,647

At December 31, 2017
U.S. Treasury	$1,964	$—	$—	$1,964
U.S. government and federal agency obligations	2,977	—	—	2,977
Government sponsored enterprises	8,382	—	—	8,382
Asset-backed securities	14,237	—	—	14,237
Total	$27,560	$—	$—	$27,560

(9)      Borrowings

Federal  Home Loan Bank and other borrowings of the Company consisted of the following:

			2018		2017
				Year End		Year End
		Maturity	Year End	Weighted	Year End	Weighted
(in thousands)	Borrower	Date	Balance	Rate	Balance	Rate
FHLB advances	The Bank	2018	$—	—%	$63,226	1.65%
		2019	28,231	1.63%	28,231	1.63%
		2020	42,236	2.49%	21,236	1.90%
		2021	20,241	2.77%	4,241	1.73%
		2022	4,418	2.14%	4,418	2.14%
		2023	—	—%	—	—%

Other borrowings		2022	27	4.00%	30	4.00%
Total Bank			$95,153		$121,382

Subordinated notes	The Company	2034	$25,774	5.49%	$25,774	4.30%
		2035	23,712	4.62%	23,712	3.43%
Total Company			$49,486		$49,486

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings, which are all fixed rate, are secured under a blanket agreement which assigns all investment in FHLB stock, as well as qualifying first mortgage loans as collateral to secure amounts borrowed by the Bank. As of December 31, 2018, the Bank had $95.2 million in outstanding borrowings with the FHLB. Based upon the collateral pledged to the FHLB at December 31, 2018, the Bank could borrow up to an additional $126.5 million under the agreement.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to a three-month LIBOR rate plus 1.83% and reprices quarterly (4.62% at December 31, 2018). The TPS can be prepaid without penalty at any time after five years from the issuance date.

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

On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (5.49% at December 31, 2018). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company.

The TPS represent preferred interests in the trust. The Company invested approximately $774,000 in common interests in the trust and the purchaser in the private placement purchased $25.0 million in preferred interests. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.

The Exchange Statutory Trusts are not consolidated in the Company's financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2018 and 2017 was $49.5 million, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.4 and $1.5 million at December 31, 2018 and 2017, respectively, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.

(10)    Income Taxes

The composition of income tax expense for the years ended December 31, 2018, 2017, and 2016 was as follows:

(in thousands)	2018	2017	2016
Current:
Federal	$1,175	$2,761	$3,578
State	(181)	385	489
Total current	994	3,146	4,067
Deferred:
Federal	674	3,189	(267)
State	—	1,567	(50)
Total deferred	674	4,756	(317)
Total income tax expense	$1,668	$7,902	$3,750

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Applicable income tax expense for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table for the years ended December 31, 2018, 2017, and 2016 are as follows:

	2018		2017		2016
(in thousands)	Amount	%	Amount	%	Amount	%
Income before provision for income tax expense	$12,382		$11,316		$11,032
Tax at statutory federal income tax rate	$2,600	21.00%	$3,847	34.00%	$3,751	34.00%
Tax Cuts and Jobs Act	(343)	(2.77)	3,139	27.74	—	—
State restructuring	(143)	(1.16)	966	8.54	—	—
Tax-exempt income, net	(432)	(3.49)	(394)	(3.48)	(314)	(2.85)
State income tax, net of federal tax benefit	—	—	323	2.85	290	2.63
Other, net	(14)	(0.11)	21	0.18	23	0.21
Provision for income tax expense	$1,668	13.47%	$7,902	69.83%	$3,750	33.99%

Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 13.5% for the year ended December 31, 2018 compared to 69.8% and 34.0% for the years ended December 31, 2017 and 2016, respectively. As further described below, the decrease in the effective tax rate in 2018 over 2017 and 2016 is primarily due to a decrease in the federal corporate tax rate, the release of the valuation allowance related to capital losses, a pension contribution made during the second quarter of 2018 that was attributable to the 2017 plan year, and the Company's additional tax planning initiatives.

The federal corporate income tax rate declined from 34% to 21% effective January 1, 2018 as a result of the Tax Cuts and Jobs Act, (Tax Act). The Company's tax rate is lower than the federal statutory rate primarily as a result of tax-exempt income, the release of the valuation allowance related to capital loss carryforwards, and a pension contribution made during the second quarter of 2018 that was attributable to the 2017 plan year, and the Company's additional tax planning initiatives. The provisional adjustments recorded in the fourth quarter of 2017 related to the enactment of the Tax Act were finalized during the third quarter of 2018 with the filing of the Company's 2017 tax return, within the one-year measurement period provided under Staff Accounting Bulletin No. 118 in regards to the application of FASB's ASC Topic 740, Income Taxes. The finalization of the Company's Tax Act adjustments included a $343,000 benefit, while the Company's additional tax planning initiatives included a $143,000 benefit. The total benefits are comprised of $306,000 benefit attributable to the pension contribution discussed above and a $180,000 benefit attributable to various accounting method changes made on the Company's 2017 tax return. Such adjustments were recorded in the second and third quarters of 2018 respectively.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

The components of deferred tax assets and deferred tax liabilities at December 31, 2018 and 2017 were as follows:

(in thousands)	2018	2017
Deferred tax assets:
Allowance for loan losses	$2,285	$2,279
Impairment of other real estate owned	630	672
Goodwill	227	409
Available-for-sale securities	895	664
Nonaccrual loan interest	119	167
Core deposit intangible	90	160
Pension	1,516	1,669
Deferred compensation	160	87
Other	282	257
Total deferred tax assets	$6,204	$6,364
Deferred tax liabilities:
Premises and equipment	$483	$333
Mortgage servicing rights	616	570
Deferred loan costs	261	—
Accelerated prepaids	321	356
Other	10	34
Total deferred tax liabilities	1,691	1,293
Net deferred tax assets	$4,513	$5,071

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning initiatives in making this assessment. In management's opinion, the Company will more likely than not realize the benefits of its deferred tax assets and, therefore, has not established a valuation allowance against its deferred tax assets as of December 31, 2018. Management arrived at this conclusion based upon the level of historical taxable income and projections for future taxable income of the appropriate character over the periods in which the deferred tax assets are deductible. As indicated above, the Company released a $46,000 valuation allowance against certain capital loss carryforwards during the second quarter of 2018 as a result of the execution of certain tax planning initiatives that generated sufficient capital gain income prior to the expiration of the carryforwards.

The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. For each of the years ended December 31, 2018 and 2017, respectively, the Company did not have any uncertain tax provisions, and did not record any related tax liabilities.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

(11)    Stockholders' Equity

Accumulated Other Comprehensive Loss

The following details the change in the components of the Company's accumulated other comprehensive loss for the years ended December 31, as indicated.

			Accumulated
		Unrecognized Net	Other
		Pension and	Comprehensive
	Unrealized Loss	Postretirement	(Loss)
(in thousands)	on Securities (1)	Costs (2)	Income
Balance, December 31, 2016	$(1,936)	$(1,865)	$(3,801)
Other comprehensive (loss) income, before reclassifications	(37)	90	53
Amounts reclassified from accumulated other comprehensive loss	(5)	(1,085)	(1,090)
Other comprehensive loss, before tax	(42)	(995)	(1,037)
Income tax benefit	16	378	394
Other comprehensive loss, net of tax	(26)	(617)	(643)
Amounts reclassified from accumulated other comprehensive loss per ASU 2018-02 (3)	(538)	(680)	(1,218)
Balance, December 31, 2017	$(2,500)	$(3,162)	$(5,662)
Other comprehensive (loss) income, before reclassifications	(1,209)	219	(990)
Amounts reclassified from accumulated other comprehensive loss	—	436	436
Other comprehensive (loss) income, before tax	(1,209)	655	(554)
Income tax benefit (expense)	254	(137)	117
Other comprehensive (loss) income, net of tax	(955)	518	(437)
Balance, December 31, 2018	$(3,455)	$(2,644)	$(6,099)

(1)	The pre-tax amounts reclassified from accumulated other comprehensive loss are included in gain on sale of investment securities in the consolidated statements of income.
(2)	The pre-tax amounts reclassified from accumulated other comprehensive income are included in the computation of net periodic pension cost. See Note 12.
(3)

As of December 31, 2017, the Company elected to early adopt and retrospectively apply the reclassification of stranded income tax effects from accumulated other comprehensive loss to retained earnings, as permitted under ASU 2018-02.

(12)    Employee Benefit Plans

Employee benefits charged to operating expenses are summarized in the table below for the years ended December 31, as indicated.

(in thousands)	2018	2017	2016
Payroll taxes	$1,156	$1,167	$1,122
Medical plans	2,109	2,026	1,881
401k match and profit sharing	956	873	825
Periodic pension cost	1,707	1,344	1,179
Other	67	82	172
Total employee benefits	$5,995	$5,492	$5,179

The Company's profit-sharing plan includes a matching 401(k) portion, in which the Company matches the first 3% of eligible employee contributions. The Company made annual contributions in an amount up to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for federal income tax purposes, for each of the periods shown. In addition, employees were able to make additional tax-deferred contributions.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Other Plans

On November 7, 2018, the Board of Directors of the Company adopted a supplemental executive retirement plan (SERP) which became effective on January 1, 2018. The SERP provides select employees who satisfy certain eligibility requirement with certain benefits upon retirement, termination of employment or death.

As of the year ended December 31, 2018, the accrued liability and expense for this plan was $320,000, and is recognized over the required service period.

Pension

The Company provides a noncontributory defined benefit pension plan for all full‑time employees. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company's funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made a pension contribution in the amount of $1.8 million on May 10, 2018. There was no 2019 minimum required contribution for the 2018 plan year, and the Company has not determined if will make more than the minimum required contribution. Effective July 1, 2017, the Company amended the pension plan to effectuate a “soft freeze” such that no individual hired (or rehired in the case of a former employee) by the Company after September 30, 2017, whether or not such individual is or was a vested member in the plan, will be eligible to be an active member and be entitled to accrue any benefits under the plan.

Obligations and Funded Status at December 31,

(in thousands)	2018	2017
Change in projected benefit obligation:
Balance, January 1	$27,871	$23,234
Service cost	1,707	1,343
Interest cost	1,037	1,009
Actuarial (gain) loss	(3,122)	2,843
Benefits paid	(601)	(558)
Balance, December 31,	$26,892	$27,871
Change in plan assets:
Fair value, January 1	$19,924	$16,502
Actual return on plan assets	(1,329)	2,890
Employer contribution	1,800	1,183
Expenses paid	(122)	(93)
Benefits paid	(601)	(558)
Fair value, December 31,	$19,672	$19,924
Funded status at end of year	$(7,220)	$(7,947)
Accumulated benefit obligation	$21,244	$21,940

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income

The following items are components of net pension cost for the years ended December 31, as indicated:

(in thousands)	2018	2017	2016
Service cost - benefits earned during the year	$1,707	$1,343	$1,179
Interest costs on projected benefit obligations (a)	1,037	1,009	956
Expected return on plan assets (a)	(1,327)	(1,127)	(1,057)
Expected administrative expenses (a)	93	88	70
Amortization of prior service cost (a)	79	79	79
Amortization of unrecognized net loss (a)	140	11	—
Net periodic pension cost	$1,729	$1,403	$1,227
(a)	The components of net periodic pension cost other than the service cost component are included in other non-interest expense.

Net periodic pension benefit costs include interest costs based on an assumed discount rate, the expected return on plan assets based on actuarially derived market-related values, and the amortization of net actuarial losses. Net periodic postretirement benefit costs include service costs, interest costs based on an assumed discount rate, and the amortization of prior service credits and net actuarial gains. Differences between expected and actual results in each year are included in the net actuarial gain or loss amount, which is recognized in other comprehensive income. The net actuarial gain or loss in excess of a 10% corridor is amortized in net periodic benefit cost over the average remaining service period of active participants in the Plans. The prior service credit is amortized over the average remaining service period to full eligibility for participating employees expected to receive benefits.

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive loss at December 31, 2018 and 2017 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

(in thousands)	2018	2017
Prior service costs	$(128)	$(207)
Net accumulated actuarial net loss	(3,219)	(3,796)
Accumulated other comprehensive loss	(3,347)	(4,003)
Net periodic benefit cost in excess of cumulative employer contributions	(3,873)	(3,944)
Net amount recognized at December 31, balance sheet	$(7,220)	$(7,947)
Net gain (loss) arising during period	$436	$(1,085)
Prior service cost amortization	79	79
Amortization of net actuarial loss	140	11
Total recognized in other comprehensive loss	$655	$(995)
Total recognized in net periodic pension cost and other comprehensive income	$1,073	$2,398

Assumptions utilized to determine benefit obligations as of December 31, 2018, 2017 and 2016 and to determine pension expense for the years then ended are as follows:

	2018	2017	2016
Determination of benefit obligation at year end:
Discount rate	4.40%	3.75%	4.40%
Annual rate of compensation increase	4.00%	4.00%	4.00%
Determination of pension expense for year ended:
Discount rate for the service cost	3.75%	4.40%	4.70%
Annual rate of compensation increase	4.00%	4.00%	3.78%
Expected long-term rate of return on plan assets	6.75%	6.75%	7.00%

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

The assumed overall expected long-term rate of return on pension plan assets used in calculating 2018 pension expense was 6.75%. Determination of the plan's rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company's plan assets have experienced the following annual returns: -6.2% in 2018, 17.4% in 2017, 8.2% in 2016, -0.4% in 2015, and 8.3% in 2014. The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan's investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Primarily due to an increase in the discount rate used in the actuarial calculation of plan income, the Company expects to incur $1.5 million of expense in 2019 compared to $1.7 million 2018.

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

The fair value of the Company's pension plan assets at December 31, 2018 and 2017 by asset category was as follows:

		Fair Value Measurements
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2018
Cash equivalents	$707	$707	$—	$—
U.S gov't agency obligations	1,777	—	1,777	—
Corporate bonds	295	—	295	—
Mutual funds	16,893	16,893	—	—
Total	$19,672	$17,600	$2,072	$—
December 31, 2017
Cash equivalents	$1,307	$1,307	$—	$—
U.S gov't agency obligations	1,781	—	1,781	—
Mutual funds	16,836	16,836	—	—
Total	$19,924	$18,143	$1,781	$—

The following future benefit payments are expected to be paid:

Pension
Year	benefits
(in thousands)
2019	$680
2020	801
2021	874
2022	1,026
2023	1,052
2024 to 2028	6,370

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

(13)    Stock Compensation

The Company has one equity compensation plan for its employees pursuant to which options were granted.

The following table summarizes the Company's stock option activity:

				Weighted average			Weighted average			Aggregate
	Number of shares			exercise price			Contractual Term			Intrinsic Value
	December 31,			December 31,			(in years)			($000)
	2018	2017	2016	2018	2017	2016	2018	2017	2016	2018	2017	2016
Outstanding, beginning of year	20,909	48,097	70,616	$14.20	$18.59	$19.12
Granted	—	—	—	—	—	—
Exercised	(20,909)	—	—	14.20	—	—
Forfeited or expired	—	(27,188)	(22,519)	—	21.20	20.24
Outstanding, end of year	—	20,909	48,097	$—	$14.20	$18.59	0.00	0.73	0.99	$0	$120,242	$49,842
Exercisable, end of year	—	20,909	46,725	$—	$14.20	$18.72	0.00	0.73	0.97	$0	$120,242	$46,874

Options have been adjusted to reflect a 4% stock dividend paid on July 1, 2018.

Total stock-based compensation expense for the years ended December 31, 2018, 2017, and 2016 was zero,  $3,000, and $17,000, respectively. There is no remaining unrecognized compensation expense related to non-vested stock awards. The Plan expired on February 28, 2010, except as to outstanding options under the Plan, and no further options may be granted pursuant to the Plan. During the third quarter of 2018, the remaining 20,909 options to purchase common shares were exercised at a weighted average price of $14.20 a share.

(14)    Earnings per Share

Stock Dividend On July 1, 2018, the Company paid a special stock dividend of four percent to common shareholders of record at the close of business on June 15, 2018. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.

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

(dollars in thousands, except per share data)	2018	2017	2016
Basic earnings per share:
Net income available to shareholders	$10,714	$3,414	$7,282
Basic earnings per share	$1.78	$0.56	$1.19
Diluted earnings per share:
Net income available to shareholders	$10,714	$3,414	$7,282
Average shares outstanding	6,026,971	6,057,920	6,095,727
Effect of dilutive stock options	5,042	5,497	—
Average shares outstanding including dilutive stock options	6,032,013	6,063,417	6,095,727
Diluted earnings per share	$1.78	$0.56	$1.19

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Under the treasury stock method, outstanding stock options are dilutive when the average market price of the Company's common stock, when combined with the effect of any unamortized compensation expense, exceeds the option price during the period, except when the Company has a loss from continuing operations available to common shareholders. In addition, proceeds from the assumed exercise of dilutive options along with the related tax benefit are assumed to be used to repurchase common shares at the average market price of such stock during the period.

The following options to purchase shares during the years ended December 31, 2018, 2017 and 2016 were not included in the respective computations of diluted earnings per share because the exercise price of the option, when combined with the effect of the unamortized compensation expense, was greater than the average market price of the common shares and were considered anti-dilutive.

	Weighted average Shares
	December 31,
	2018	2017	2016
Anti-dilutive shares	—	—	48,097

Repurchase Program The Company's share repurchase plan expired on September 8, 2018. As of December 31, 2018, the Company had repurchased a total of 95,709 shares of common stock pursuant to the plan at an average price of $17.90 per share, including 8,668 shares of common stock repurchased pursuant to the plan during the year ended December 31, 2018 at an average price of $20.63 per share.

(15)    Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off‑balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification of the Company and the Bank are subject to qualitative judgments by the regulators about components, risk‑weightings, and other factors.

In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The phase-in period for the Company began on January 1, 2015. The Federal Reserve System's (FRB) capital adequacy guidelines require that bank holding companies maintain a Common Equity Tier 1 risk-based capital ratio equal to at least 4.5% of its risk-weighted assets, a Tier 1 risk-based capital ratio equal to at least 6% of its risk-weighted assets and a total risk-based capital ratio equal to at least 8% of its risk-weighted assets.  In addition, bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4%.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Under the Basel III requirements, at December 31, 2018 and December 31, 2017, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of periods indicated:

					Well-Capitalized Under
			Required for Capital		Prompt Corrective Action
	Actual		Adequacy Purposes		Provision
(in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2018
Total Capital (to risk-weighted assets):
Company	$165,325	13.28%	$99,578	8.00%	$	N.A.	N.A.	%
Bank	163,814	13.19	99,327	8.00		124,159	10.00
Tier 1 Capital (to risk-weighted assets):
Company	$139,532	11.21%	$74,683	6.00%	$	N.A.	N.A.	%
Bank	152,002	12.24	74,495	6.00		99,327	8.00
Common Equity Tier 1 Capital
(to risk-weighted assets)
Company	$105,513	8.48%	$56,013	4.50%	$	N.A.	N.A.	%
Bank	152,002	12.24	55,872	4.50		80,703	6.50
Tier 1 leverage ratio:
Company	$139,532	9.55%	$58,467	4.00%	$	N.A.	N.A.	%
Bank	152,002	10.43	58,272	4.00		72,839	5.00
(in thousands)
December 31, 2017
Total Capital (to risk-weighted assets):
Company	$156,045	12.93%	$96,577	8.00%	$	N.A.	N.A.	%
Bank	154,495	12.83	96,326	8.00		120,408	10.00
Tier 1 Capital (to risk-weighted assets):
Company	$129,369	10.72%	$72,433	6.00%	$	N.A.	N.A.	%
Bank	143,483	11.92	72,245	6.00		96,326	8.00
Common Equity Tier 1 Capital
(to risk-weighted assets)
Company	$97,033	8.04%	$54,325	4.50%	$	N.A.	N.A.	%
Bank	143,483	11.92	54,184	4.50		78,265	6.50
Tier 1 leverage ratio:
Company	$129,369	9.33%	$55,488	4.00%	$	N.A.	N.A.	%
Bank	143,483	10.38	55,315	4.00		69,144	5.00

(16)    Fair Value Measurements

Fair value represents the amount expected to be received to sell an asset or paid to transfer a liability in its principal or most advantageous market in an orderly transaction between market participants at the measurement date.

Depending on the nature of the asset or liability, the Company uses various valuation methodologies and assumptions to estimate fair value. The measurement of fair value under US GAAP uses a hierarchy intended to maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value hierarchy uses three levels of inputs to measure the fair value of assets and liabilities as follows:

Level 1 – Inputs are unadjusted quoted prices for identical assets or liabilities in active markets.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 – Inputs are unobservable inputs for the asset or liability and significant to the fair value. These may be internally developed using the Company's best information and assumptions that a market participant would consider.

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

Valuation methods for instruments measured at fair value on a recurring basis

Following is a description of the Company's valuation methodologies used for assets and liabilities recorded at fair value on a recurring basis:

Available-for-sale securities

The fair value measurements of the Company's investment securities are determined by a third party pricing service which considers observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things. The fair value measurements are subject to independent verification to another pricing source by management each quarter for reasonableness.

Mortgage servicing rights

The fair value of mortgage servicing rights is based on the discounted value of estimated future cash flows utilizing contractual cash flows, servicing rates, constant prepayment rate, servicing cost, and discount rate factors. Accordingly, the fair value is estimated based on a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, market discount rates,

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

cost to service, float earnings rates, and other ancillary income, including late fees. The valuation models estimate the present value of estimated future net servicing income. The Company classifies its servicing rights as Level 3.

		Fair Value Measurements
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2018
Assets:
U.S. Treasury	$1,952	$1,952	—	$—
U.S. government and federal agency obligations	9,966	—	9,966	—
Government sponsored enterprises	43,335	—	43,335	—
Obligations of states and political subdivisions	40,386	—	40,386	—
Mortgage-backed securities	118,192	—	118,192	—
Other debt securities	3,000	—	3,000	—
Bank-issued trust preferred securities	1,374	—	1,374	—
Equity securities	12	—	12	—
Mortgage servicing rights	2,931	—	—	2,931
Total	$221,148	$1,952	$216,265	$2,931

December 31, 2017
Assets:
U.S. Treasury	$1,967	$1,967	—	$—
U.S. government and federal agency obligations	12,073	—	12,073	—
Government sponsored enterprises	36,897	—	36,897	—
Obligations of states and political subdivisions	46,656	—	46,656	—
Mortgage-backed securities	128,949	—	128,949	—
Other debt securities	3,000	—	3,000	—
Bank-issued trust preferred securities	1,486	—	1,486	—
Equity securities	10	—	10	—
Mortgage servicing rights	2,713	—	—	2,713
Total	$233,751	$1,967	$229,071	$2,713

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

Fair Value Measurements Using
Significant Unobservable Inputs
(Level 3)
(in thousands)	Mortgage Servicing Rights
Balance at December 31, 2016	$2,584
Total gains or (losses) (realized/unrealized):
Included in earnings	(93)
Included in other comprehensive income	—
Purchases	—
Sales	—
Issues	222
Settlements	—
Balance at December 31, 2017	$2,713
Total gains or losses (realized/unrealized):
Included in earnings	(27)
Included in other comprehensive income	—
Purchases	—
Sales	—
Issues	245
Settlements	—
Balance at December 31, 2018	$2,931

Valuation methods for instruments measured at fair value on a nonrecurring basis

Following is a description of the Company's valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:

Collateral dependent impaired loans

While the overall loan portfolio is not carried at fair value, the Company periodically records nonrecurring adjustments to the carrying value of impaired loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Nonrecurring adjustments also include certain impairment amounts for collateral dependent loans when establishing the allowance for loan losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In determining the fair value of real estate collateral, the Company relies on external and internal appraisals of property values depending on the size and complexity of the real estate collateral. The appraisals may be discounted based on the Company's historical knowledge, changes in market conditions from the time of appraisal, or other information available. The Company maintains staff that is trained to perform in-house evaluations and also review third party appraisal reports for reasonableness. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgments based on the experience and expertise of internal specialists. Fair values of all loan collateral are regularly reviewed by senior loan committee. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2018, the Company identified $3.8 million in impaired loans that had specific allowances for losses aggregating $867,000. Related to these loans, there were $370,000 in charge-offs recorded during the year ended December 31, 2018. As of December 31, 2017, the Company identified $4.0 million in impaired loans that had specific allowances for losses aggregating $870,000. Related to these loans, there  were $788,000 in charge-offs recorded during the year ended December 31, 2017.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Other Real Estate Owned and Repossessed Assets

Other real estate owned (OREO) and repossessed assets consisted of loan collateral that has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Subsequent to foreclosure, these assets initially are carried at fair value of the collateral less estimated selling costs. Fair value, when recorded, is generally based upon appraisals by approved, independent state certified appraisers. Like impaired loans, appraisals on OREO may be discounted based on the Company's historical knowledge, changes in market conditions from the time of appraisal or other information available. During the holding period, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. Because many of these inputs are not observable, the measurements are classified as Level 3.

		Fair Value Measurements Using
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Total	Assets	Inputs	Inputs	Total Gains
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)	(Losses)*
December 31, 2018
Assets:
Collateral dependent impaired loans:
Commercial, financial, & agricultural	$1,320	$—	$—	$1,320	$(244)
Real estate construction - commercial	153	—	—	153	(27)
Real estate mortgage - residential	1,317	—	—	1,317	(44)
Real estate mortgage - commercial	115	—	—	115	(20)
Installment and other consumer	—	—	—	—	(35)
Total	$2,905	$—	$—	$2,905	$(370)
Other real estate and repossessed assets	$13,691	$—	$—	$13,691	$(15)

December 31, 2017
Assets:
Collateral dependent impaired loans:
Commercial, financial, & agricultural	$1,583	$—	$—	$1,583	$(521)
Real estate construction - commercial	153	—	—	153	—
Real estate mortgage - residential	49	—	—	49	(204)
Real estate mortgage - commercial	880	—	—	880	(26)
Installment and other consumer	593	—	—	—	(37)
Total	$3,258	$—	$—	$2,665	$(788)
Other real estate and repossessed assets	$13,182	$—	$—	$13,182	$(250)

*Total gains (losses) reported for other real estate owned and repossessed assets includes charge-offs, valuation write-downs, and net losses taken during the periods reported.

(17)    Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Loans

Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as commercial, real estate, and consumer. Each loan category is further segmented into fixed and variable interest rate categories. The fair value of loans, or exit price, is estimated by using the future value of discounted cash flows using comparable market rates for similar types of loan products and adjusted for market factors. The discount rates used are estimated using comparable market rates for similar types of loan products adjusted to be commensurate with the credit risk, overhead costs, and optionality of such instruments.

Investment Securities

A detailed description of the fair value measurement of the debt instruments in the available-for-sale sections of the investment security portfolio is provided in the Fair Value Measurement section above. A schedule of investment securities by category and maturity is provided in the notes on Investment Securities.

Other investment securities

Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in Federal Home Loan Bank (FHLB) stock, and Midwest Independent Bank (MIB) bankers bank stock, that do not have readily determinable fair values, are required for membership in those organizations.

Equity securities with readily determinable fair values are recorded at fair value, with changes in fair value reflected in earnings. Equity securities that do not have readily determinable fair values are carried at cost and are periodically assessed for impairment.

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

Deposits

The fair value of deposits with no stated maturity, such as noninterest‑bearing demand, NOW accounts, savings, and money market, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Federal funds purchased and Securities Sold under Agreements to Repurchase

For Federal funds purchased and securities sold under agreements to repurchase, the carrying amount is a reasonable estimate of fair value, as such instruments reprice in a short time period.

Subordinated Notes and Other Borrowings

The fair value of subordinated notes and other borrowings is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for other borrowed money of similar remaining maturities.

A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2018 and 2017 is as follows:

			December 31, 2018
			Fair Value Measurements
			Quoted Prices
			in Active		Net
			Markets for	Other	Significant
	December 31, 2018		Identical	Observable	Unobservable
	Carrying	Fair	Assets	Inputs	Inputs
(in thousands)	amount	value	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and due from banks	$23,687	$23,687	$23,687	$—	$—
Federal funds sold and overnight interest-bearing deposits	18,396	18,396	18,396	—	—
Certificates of deposit in other banks	12,247	12,247	12,247	—	—
Available for sale securities	218,205	218,205	1,952	216,253	—
Other investment securities	5,675	5,675	—	5,675	—
Loans, net	1,134,975	1,115,003	—	—	1,115,003
Mortgage servicing rights	2,931	2,931	—	—	2,931
Cash surrender value - life insurance	2,542	2,542	—	2,542	—
Accrued interest receivable	6,162	6,162	6,162	—	—
	$1,424,820	$1,404,848	$62,444	$224,470	$1,117,934
Liabilities:
Deposits:
Non-interest bearing demand	$262,857	$262,857	$262,857	$—	$—
Savings, interest checking and money market	614,040	614,040	614,040	—	—
Time deposits	321,571	318,949	—	—	318,949
Federal funds purchased and securities sold under agreements to repurchase	24,647	24,647	24,647	—	—
Federal Home Loan Bank advances and other borrowings	95,153	94,326	—	94,326	—
Subordinated notes	49,486	45,749	—	45,749	—
Accrued interest payable	1,035	1,035	1,035	—	—
	$1,368,789	$1,361,603	$902,579	$140,075	$318,949

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

			December 31, 2017
			Fair Value Measurements
			Quoted Prices
			in Active		Net
			Markets for	Other	Significant
	December 31, 2017		Identical	Observable	Unobservable
	Carrying	Fair	Assets	Inputs	Inputs
(in thousands)	amount	value	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and due from banks	$23,325	$23,325	$23,325	$—	$—
Federal funds sold and overnight interest-bearing deposits	39,553	39,553	39,553	—	—
Certificates of deposit in other banks	3,460	3,460	3,460	—	—
Available-for-sale securities	231,028	231,028	1,967	229,061	—
Other investment securities	6,551	6,551	—	6,551	—
Loans, net	1,057,580	1,058,153	—	—	1,058,153
Mortgage servicing rights	2,713	2,713	—	—	2,713
Cash surrender value - life insurance	2,484	2,484	—	2,484	—
Accrued interest receivable	5,627	5,627	5,627	—	—
	$1,372,321	$1,372,894	$73,932	$238,096	$1,060,866
Liabilities:
Deposits:
Non-interest bearing demand	$245,380	$245,380	$245,380	$—	$—
Savings, interest checking and money market	584,468	584,468	584,468	—	—
Time deposits	295,964	294,778	—	—	294,778
Federal funds purchased and securities sold under agreements to repurchase	27,560	27,560	27,560	—	—
Federal Home Loan Bank advances and other borrowings	121,382	121,291	—	121,291	—
Subordinated notes	49,486	39,692	—	39,692	—
Accrued interest payable	554	554	554	—	—
	$1,324,794	$1,313,723	$857,962	$160,983	$294,778

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

(18)    Commitments and Contingencies

The Company issues financial instruments with off‑balance-sheet risk in the normal course of business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

The Company's extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2018, no amounts have been accrued for any estimated losses for these financial instruments.

The contractual amount of off-balance-sheet financial instruments as of December 31, 2018 and 2017 is as follows:

(in thousands)	2018	2017
Commitments to extend credit	$267,314	$238,527
Commitments to originate residential first and second mortgage loans	1,759	1,471
Standby letters of credit	82,895	74,004
Total	$351,968	$314,002

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company's customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2018.

Pending Litigation

The Company and its subsidiaries are defendants in various legal actions incidental to the Company's past and current business activities. Based on the Company's analysis, and considering the inherent uncertainties associated with litigation, management does not believe that it is reasonably possible that these legal actions will materially adversely affect the Company's consolidated financial condition or results of operations in the near term. The Company records a loss accrual for all legal matters for which it deems a loss is probable and can be reasonably estimated. Some legal matters, which are at early stages in the legal process, have not yet progressed to the point where a loss amount can be estimated.

(19)    Revenue Recognition

On January 1, 2018, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified Topic 606. As stated in Note 1 Summary of Significant Accounting Policies, the implementation of the new standard did not have a material impact on the measurement or recognition of revenue; as such, a cumulative effect adjustment to opening retained earnings was not deemed necessary.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as fees associated with mortgage servicing rights, financial guarantees, derivatives, and certain credit card fees are not in the scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as trust department revenue, service charges and fees, debit card income, ATM surcharge income, and sales of other real estate owned. However, the recognition of these revenue streams did not change current business practices or result in any changes to the Company's consolidated financial statements.

Descriptions of our revenue-generating activities within the scope of this guidance, which are presented in our income statement as components of noninterest income are as follows:

Trust Department Revenue

Trust and asset management income is primarily comprised of fees earned from the management and administration of trusts and other customer assets. The Company’s performance obligation is generally satisfied over time and the resulting fees are recognized monthly, based upon the month-end market value of the assets under management and the applicable fee rate. Payment is generally received a few days after month end through a direct charge to customers’ accounts. The Company does not earn performance-based incentives. Optional services such as real estate sales and tax return preparation services are also available to existing trust and asset management customers. The Company’s performance obligation for these transactional-based services is generally satisfied, and related revenue recognized, at a point in time (i.e., as incurred). Payment is received shortly after services are rendered.

Service Charges on Deposit Accounts

Service charges on deposit accounts consist of account analysis fees (i.e., net fees earned on analyzed business and public checking accounts), monthly service fees, check orders, and other deposit account related fees. The Company’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.

Fees, Exchange, and Other Service Charges

Fees, exchange, and other service charges are primarily comprised of debit and credit card income, ATM fees, merchant services income, and other service charges. Debit and credit card income is primarily comprised of interchange fees earned whenever the Company’s debit and credit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Company cardholder uses a non-Company ATM or a non-Company cardholder uses a Company ATM. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Other service charges include revenue from processing wire transfers, bill pay service, cashier’s checks, and other services. The Company’s performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

 Gains/Losses on Sales of Other Real Estate Owned (OREO)

The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

(20)    Condensed Financial Information of the Parent Company Only

Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:

Condensed Balance Sheets

	December 31,
(in thousands)	2018	2017
Assets
Cash and due from bank subsidiaries	$1,334	$1,415
Investment in bank-issued trust preferred securities	1,374	1,486
Investment in subsidiaries	152,735	144,589
Deferred tax asset	1,307	1,677
Other assets	403	133
Total assets	$157,153	$149,300

Liabilities and Stockholders' Equity
Subordinated notes	$49,486	$49,486
Other liabilities	8,253	8,443
Stockholders' equity	99,414	91,371
Total liabilities and stockholders' equity	$157,153	$149,300

Condensed Statements of Income

	For the Years Ended December 31,
	2018	2017	2016
Income
Interest and dividends received from subsidiaries	$2,653	$2,653	$46
Other	428	—	—
Total income	3,081	2,653	46
Expenses
Interest on subordinated notes	2,229	1,751	1,494
Other	3,461	2,358	2,039
Total expenses	5,690	4,109	3,533
Income before income tax benefit and equity in undistributed income of subsidiaries	(195)	(1,456)	(3,487)
Income tax benefit	1,397	191	1,337
Equity in undistributed income of subsidiaries	9,512	4,679	9,432
Net income	$10,714	$3,414	$7,282

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

Condensed Statements of Cash Flows

	For the Years Ended December 31,
(in thousands)	2018	2017	2016
Cash flows from operating activities:
Net income	$10,714	$3,414	$7,282
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Equity in undistributed income of subsidiaries	(9,512)	(4,679)	(9,432)
Stock based compensation expense	—	3	17
Decrease (increase) in deferred tax asset	370	881	(442)
Other, net	(116)	453	769
Net cash provided (used) by operating activities	$1,456	$72	$(1,806)
Cash flows from investing activities:
Decrease (increase) in investment in subsidiaries, net	$500	$(250)	$2,500
Net cash provided (used) by investing activities	$500	$(250)	$2,500
Cash flows from financing activities:
Cash dividends paid - common stock	$(1,993)	$(1,474)	$(1,097)
Issuance of stock under equity compensation plan	135	—	—
Purchase of treasury stock	(179)	(878)	(623)
Net cash used in financing activities	$(2,037)	$(2,352)	$(1,720)
Net decrease in cash and due from banks	(81)	(2,530)	(1,026)
Cash and due from banks at beginning of year	1,415	3,945	4,971
Cash and due from banks at end of year	$1,334	$1,415	$3,945

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2018, 2017, and 2016

(21)    Quarterly Financial Information (Unaudited)

					Year
	First	Second	Third	Fourth	to
(In thousands except per share data)	quarter	quarter	quarter	quarter	Date
Year Ended December 31, 2018
Interest income	$13,544	$14,288	$14,751	$15,196	$57,779
Interest expense	2,790	3,261	3,443	3,692	13,186
Net interest income	10,754	11,027	11,308	11,504	44,593
Provision for loan losses	300	450	250	475	1,475
Noninterest income	2,203	2,378	2,324	2,436	9,341
Investment gains (losses), net	98	108	50	(1)	255
Noninterest expense	10,254	9,931	9,888	10,259	40,332
Income tax expense	411	225	446	586	1,668
Net income	$2,090	$2,907	$3,098	$2,619	$10,714
Net income per share:
Basic earnings per share	$0.35	$0.48	$0.51	$0.44	$1.78
Diluted earnings per share	0.35	0.48	0.51	0.44	1.78

Year Ended December 31, 2017
Interest income	$12,099	$12,681	$12,936	$13,219	$50,935
Interest expense	1,612	1,861	2,183	2,351	8,007
Net interest income	10,487	10,820	10,753	10,868	42,928
Provision for loan losses	350	330	555	530	1,765
Noninterest income	2,407	2,099	2,181	2,263	8,950
Investment gains (losses), net	—	—	—	5	5
Noninterest expense	9,350	9,687	9,766	9,999	38,802
Income tax expense	1,093	983	847	4,979	7,902
Net income	$2,101	$1,919	$1,766	$(2,372)	$3,414
Net income per share:
Basic earnings per share	$0.35	$0.32	$0.29	$(0.39)	$0.56
Diluted earnings per share	0.35	0.32	0.29	(0.39)	0.56

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS

Market Price

The Company's common stock trades on Nasdaq's global select market under the stock symbol of HWBK. The following table sets forth the range of high and low bid prices of the Company's common stock by quarter for each quarter in 2018 and 2017 in which the stock was traded.

	High	Low
2018
First Quarter	$20.38	$19.23
Second Quarter	$22.22	$19.52
Third Quarter	$24.80	$21.65
Fourth Quarter	$24.88	$20.05

2017
First Quarter	$21.50	$15.04
Second Quarter	$20.76	$15.99
Third Quarter	$20.67	$17.38
Fourth Quarter	$19.95	$18.37

Shares Outstanding

As of December 31, 2018, the Company had issued 6,278,481 shares of common stock, of which 6,034,843 shares were outstanding. The outstanding shares were held of record by approximately 1,687 shareholders.

Dividends

The following table sets forth information on dividends paid by the Company in 2018 and 2017.

Dividends Paid
Month Paid	Per Share
January, 2018	$0.07
April, 2018	0.07
July, 2018	0.10
October, 2018	0.10
Total for 2018	$0.34

January, 2017	$0.06
April, 2017	0.06
July, 2017	0.07
October, 2017	0.07
Total for 2017	$0.26

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

Stock Performance Graph

The following performance graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2013, through December 31, 2018. The cumulative total return on investment for each of the periods for the Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at December 31, 2013. The performance graph assumes that the value of an investment in the Company's common stock and each index was $100 at December 31, 2013 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

Total Return Performance
250
200
150
100
50
Index Value
Hawthorn Bancshares, Inc.
NASDAQ Composite Index
SNL Bank $1B-$5B Index
12/31/13
12/31/14
12/31/15
12/31/16
12/31/17
12/31/18

The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:

	Period Ending
	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18
Hawthorn Bancshares, Inc.	$100.00	$123.79	$144.31	$171.01	$211.24	$226.32
Nasdaq Composite (U.S. Companies)	$100.00	$114.75	$122.74	$133.62	$173.22	$168.30
Index of financial institutions ($1 billion to $5 billion)	$100.00	$104.56	$117.04	$168.38	$179.51	$157.27

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Position with the Company	Position with Subsidiary Bank	Principal Occupation

David T. Turner	Chairman, Chief Executive Officer, President and Director -Class III	Chairman, Chief Executive Officer, President and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer, Corporate Secretary, and Director-Class I	Senior Vice President, Chief Operating Officer, Chief Risk Officer, Secretary to the Board, and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

W. Bruce Phelps	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Kevin L. Riley	Director‑Class III	Director	Co-owner, Riley Chevrolet, Inc., Riley Toyota-Scion-Cadillac, Inc., Riley Brothers, LLC, and Riley Brothers II, LLC, Jefferson City, Missouri

Frank E. Burkhead	Director-Class II	Director	Owner, Burkhead Wealth Management, Co-owner, Burkhead & Associates, LLC, Pro 356, LLC, and FACT Properties, LLC, Jefferson City, Missouri

Philip D. Freeman	Director‑Class I	Director	Owner, Freeman Properties, JCMO, LLC, Jefferson City, Missouri

Gus S. (Jack) Wetzel III	Director-Class II	Director	President, Meadows Construction Company and Meadows Development Company, Clinton, Missouri

Jonathan D. Holtaway	Director – Class I	Director	Co-owner, Ategra GP, LLC, and Ategra Capital Management LLC, and Managing Member of Ategra Financial Institution Fund, LP, all of Vienna, Virginia

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2018 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company's reasonable expenses in furnishing such exhibits.