Form 10-K, Exhibit 13
period 2020-12-31
HAWTHORN BANCSHARES, INC.
filed 2021-03-12
CIK 893847

Exhibit 13

2020

ANNUAL REPORT

TO

SHAREHOLDERS

HAWTHORN BANCSHARES, INC.

Jefferson City, Missouri

March 12, 2021

Dear Shareholders:

By any measure, 2020 was a very challenging year. I hope this letter finds you healthy, safe, and if you have been impacted by the COVID-19 pandemic; on the path to a full recovery. We appreciate the confidence and trust you have demonstrated as an investor in our bank, and once again thank you.

I am happy to report the bank performed very well in 2020.

Hawthorn Bancshares Inc. reported net income of $14.3 million, or $2.20 per diluted share, for the year ended December 31, 2020, compared to $16.1 million, or $2.47 per diluted share, for the prior year. The 2020 net income was negatively impacted by $3.5 million, or $0.54 per diluted share for additional provision expense related to the COVID-19 pandemic.

Our commercial lenders were very much focused in 2020 on addressing the needs in the communities we serve, not the least of which included providing pandemic relief-related lending or loan modifications. We assisted in over $88 million of lending with the origination of over 1,275 SBA-approved loans through the SBA Paycheck Protection Program (“PPP”). Year-over-year, loans grew $118 million, or 10.1%, from $1.2 billion as of December 31, 2019, primarily driven by origination of PPP loans. In addition, as of December 31, 2020 we provided over $296 million in total loan modifications under the CARES Act to our COVID-19 stressed borrowers.

As I mentioned in my 2020 Letter to Shareholders, we continued to expand our mortgage lending team in 2020 and they delivered exceptional production of mortgage loans which were primarily sold to secondary market investors. Gain on sale of mortgage loans was $7.1 million in 2020, compared to $0.8 million in the prior year; incredible first-year results from this newly-formed team. Total 2020 non-interest income was $14.6 million. This represents a 64% increase from 2019 non-interest income and was driven by gain on sale of mortgage loans.

Total non-interest expense in 2020 increased to $44.7 million, a $6.0 million, or 15.4%, increase from non-interest expense in 2019. Most of the increase in non-interest expense was due to the increased costs for our mortgage lending team.

The bank continues to maintain a strong capital position and finished the year with 10.19% in leverage capital and 14.97% in total risk-based capital, far exceeding the minimum regulatory requirements.

Cash dividends paid in 2020 of $0.48 per share increased $0.04 per share, or 9%, compared to $0.44 per share in 2019. The Company’s Board of Directors approved the Company’s quarterly dividend of $0.13 per common share for the first quarter of 2021, payable April 1, 2021 to shareholders as of record March 15, 2021.

I remain committed to further improving earnings performance, sustaining sound and proper capital levels, and paying regular dividends.

As we begin 2021 with a strong capital base and coming off a year of exceptional earnings, we look forward to providing accessible and competitive banking services in the communities we serve. The Hawthorn Bank services delivery teams, management, Board of Directors and Advisory Board members are committed to continuing the growth of our strong community bank presence and delivering long-term value to our shareholders.

We appreciate your support and the referrals you give prospective customers to your bank.

Sincerely,

David T. Turner,

Chairman, CEO & President

A WORD CONCERNING FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company, Hawthorn Bancshares, Inc., and its subsidiaries, including, without limitation:

●	statements that are not historical in nature, and
●	statements preceded by, followed by or that include the words believes, expects, may, will, should, could, anticipates, estimates, intends or similar expressions.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

●	competitive pressures among financial services companies may increase significantly,
●	changes in the interest rate environment may reduce interest margins,
●	general economic conditions, either nationally or in Missouri, may be less favorable than expected and may adversely affect the quality of our loans and other assets,
●	increases in non-performing assets in the Company's loan portfolios and adverse economic conditions may necessitate increases to our provisions for loan losses,
●	costs or difficulties related to the integration of the business of the Company and its acquisition targets may be greater than expected,
●	legislative, regulatory, or tax law changes may adversely affect the business in which the Company and its subsidiaries are engaged,
●	changes may occur in the securities markets and,
●	effects of the COVID-19 pandemic, or other adverse external events.

We have described under the caption Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and in other reports filed with the SEC from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that have not been identified in this report could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Crucial to the Company's community banking strategy is growth in its commercial banking services, retail mortgage lending and retail banking services. Through the branch network of its subsidiary bank, Hawthorn Bank (the Bank), the Company, with $1.7 billion in assets at December 31, 2020, provides a broad range of commercial and personal banking services. The Bank's specialties include commercial banking for small and mid-sized businesses, including equipment, operating, commercial real estate, Small Business Administration (SBA) loans, and personal banking services including real estate mortgage lending, installment and consumer loans, certificates of deposit, individual retirement and other time deposit accounts, checking accounts, savings accounts, and money market accounts. Other financial services that the Company provides include trust services that include estate planning, investment and asset management services and a comprehensive suite of cash management services. The geographic areas in which the Company provides products and services include the Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, St. Louis, and the greater Kansas City metropolitan area.

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

The Company's subsidiary bank is a full-service bank conducting a general banking business, offering its customers checking and savings accounts, debit cards, certificates of deposit, safety deposit boxes and a wide range of lending services, including commercial and industrial loans, residential real estate loans, single payment personal loans, installment loans and credit card accounts. In addition, the Bank provides trust and brokerage services.

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

Significant Developments and Transactions

Each item listed below materially affects the comparability of our results of operations for each of the years in the five-years ended December 31, 2020, and our financial condition as of and December 31 for each of the five-years ended, and may affect the comparability of financial information we report in future fiscal periods.

Impact of COVID-19. The progression of the COVID-19 pandemic in the United States has had an adverse impact on our financial condition and results of operations as of and for the year ended December 31, 2020, and is expected to have a complex and significant adverse impact on the economy, the banking industry and our Company in future fiscal periods, all subject to a high degree of uncertainty.

Effects on Our Market Areas. Our commercial and consumer banking products and services are delivered primarily in Missouri, where individual and governmental responses to the COVID-19 pandemic have led to a broad curtailment of economic activity beginning in March 2020. In Missouri, the Director of the Missouri Department of Health and Senior Services issued an order that individuals stay at home and that businesses abide by certain limitations on gathering sizes. This order was effective from April 6, 2020 and extended through May 3, 2020. Effective May 4, 2020, the governor of Missouri announced a partial relaxation of these limitations by lifting the stay at home order for individuals and allowing businesses to reopen subject to social distancing guidelines. The Bank and its branches remained open during these orders because banking is deemed an essential business, although it did suspend lobby access at its branches from March 18, 2020 until May 4, 2020. Effective June 16, 2020, the governor of Missouri rescinded all COVID-19 related statewide public health orders. He announced it would be the responsibility of local officials to put further measures and regulations in place.

Policy and Regulatory Developments. Federal, state and local governments and regulatory authorities have enacted and issued a range of policy responses to the COVID-19 pandemic, including the following:

●	The Federal Reserve decreased the range for the federal funds target rate by 0.50% on March 3, 2020, and by another 1.0% on March 16, 2020, reaching a range of 0.0% – 0.25%.
●	On March 27, 2020 the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was signed into law. The CARES Act contains provisions to assist individuals and businesses, including the SBA’s Paycheck Protection Program (“PPP”). The PPP provided $349 billion in guaranteed loans that are forgivable if certain requirements are met. On April 24, 2020, an additional $310 billion was added to the PPP. In addition, on December 27, 2020, President Trump signed the Consolidated Appropriations Act, 2021, a $900 billion COVID-19 relief package that included an additional $284 billion in PPP funding.

On April 7, 2020, the U.S. banking agencies issued Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised). The statement describes accounting for COVID-19-related loan modifications, including clarifying the interaction between current accounting rules and the temporary relief provided by the CARES Act. The statement also encourages institutions to work constructively with borrowers affected by COVID-19 and states the agencies will not criticize supervised institutions for prudent loan modifications. Both the CARES Act and the interagency statement provide relief from the accounting and reporting implications of troubled debt restructurings.

Effects on Our Business. The COVID-19 pandemic and the specific developments referred to above will continue to have a significant impact on our business. In particular, we anticipate that a significant portion of the Bank’s borrowers in the hotel, restaurant, gaming, long-term healthcare and retail industries will continue to endure significant economic distress, which has caused, and will continue to cause, them to draw on their existing lines of credit and adversely affect their ability to repay existing indebtedness, and is expected to adversely impact the value of collateral. These developments, together with economic conditions generally, are also expected to impact our commercial real estate portfolio, particularly with respect to real estate with exposure to these industries, our consumer loan business and loan portfolio, and the value of certain collateral securing our loans. As a result, we anticipate that our financial condition, capital levels and results of operations will be adversely affected, as described in further detail below.

Our Response. We have taken numerous steps in response to the COVID-19 pandemic, including the following:

●	To protect the health and safety of our employees and customers, on March 18, 2020, we closed our banking center lobbies but continued to serve clients by appointment or through our drive-up lanes.
●	To meet the financial needs of our customers, we have instituted the following measures:
o	The Bank participated, as a lender, in the Small Business Administration ("SBA") Payroll Protection Program ("PPP") and began taking applications on the first day of the program. Through December 31, 2020, the Bank had processed $88.4 million in PPP loans that had been approved by the SBA. At December 31, 2020, the balance of these loans totaled $65.1 million.
o	To account for the probable increased losses inherent in the loan portfolio due to current economic conditions resulting from the COVID-19 pandemic, Management recorded additional provision for loan losses for the year ended December 31, 2020.

Disaster relief payment modifications granted to-date include approximately 595 loans totaling $296.9 million. At December 31, 2020, 38 loans totaling $86.7 million, or 6.7% of total loans, remained in some form of a modification. These loan modifications include $37.6 million, or 43.4%, on interest only, $44.0 million, or 50.7%, on full deferral, and $5.1 million, or 5.9%, on extended amortization. Of the total remaining $86.7 million loan modifications under the CARES Act, $29.5 million, included in the $44.0 million on full deferral, were determined to be on nonaccrual status as December 31, 2020.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial information for the Company as of and for each of the years in the five-years ended December 31, 2020. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.

Selected Financial Data

Income Statement Data
(In thousands, except per share data)	2020	2019	2018	2017	2016
Interest income	$62,985	$63,970	$57,779	$50,935	$46,010
Interest expense	9,722	15,232	13,186	8,007	5,663
Net interest income	53,263	48,738	44,593	42,928	40,347
Provision for loan losses	5,800	1,150	1,475	1,765	1,425
Net interest income after provision for loan losses	47,463	47,588	43,118	41,163	38,922
Non-interest income	14,649	8,937	9,341	8,950	8,315
Investment securities gains (losses), net	61	(40)	255	5	602
Gain on branch sale, net	—	2,183	—	—	—
Non-interest expense	44,697	38,731	40,332	38,802	36,807
Income before income taxes	17,476	19,937	12,382	11,316	11,032
Income tax expense	3,183	3,823	1,668	7,902	3,750
Net income	$14,293	$16,114	$10,714	$3,414	$7,282

Per Share Data
Basic earnings per share	$2.20	$2.47	$1.64	$0.52	$1.10
Diluted earnings per share	2.20	2.47	1.64	0.52	1.10
Cash dividends paid on common stock	3,030	2,684	1,993	1,474	1,097
Common stock dividend	3,829	5,795	5,014	4,166	3,149
Book value per share	20.12	17.63	15.25	13.94	13.80
Market price per share	21.90	24.52	19.44	18.45	15.13
Basic weighted average shares of common stock outstanding	6,489,799	6,525,684	6,518,772	6,552,246	6,593,138
Diluted weighted average shares of common stock outstanding	6,489,799	6,525,684	6,524,226	6,558,192	6,593,138

(In thousands)	2020	2019	2018	2017	2016
Balance Sheet Data (at year end)
Total assets	$1,733,731	$1,492,962	$1,481,682	$1,429,216	$1,287,048
Loans held for investment	1,286,967	1,168,797	1,146,044	1,068,049	973,867
Loans held for sale	5,099	428	583	383	162
Investment securities	204,383	180,901	223,880	237,579	224,308
Total deposits	1,383,606	1,186,521	1,198,468	1,125,812	1,010,666
Federal Home Loan Bank advances and other borrowings	106,674	96,919	95,153	121,382	93,392
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Total stockholders' equity	130,589	115,038	99,414	91,371	91,017
Balance Sheet Data (average balances)
Total assets	$1,628,708	$1,479,035	$1,446,160	$1,352,343	$1,251,741
Loans held for investment	1,243,971	1,153,486	1,096,599	1,023,273	912,239
Loans held for sale	7,876	992	785	937	934
Investment securities	198,619	205,598	242,806	226,911	243,169
Total deposits	1,287,715	1,185,216	1,169,243	1,068,487	997,514
Federal Home Loan Bank advances and other borrowings	117,214	97,443	81,945	98,383	67,212
Subordinated notes	49,486	49,486	49,486	49,486	49,486
Total stockholders' equity	121,772	109,103	93,615	95,116	91,401

Key Ratios
Earnings Ratios
Return on average total assets	0.88%	1.09%	0.74%	0.25%	0.58%
Return on average common stockholders' equity	11.74	14.77	11.45	3.59	7.97
Efficiency ratio (3)	65.82	67.15	74.78	74.79	75.64
Net interest spread	3.25	3.20	3.06	3.24	3.36
Net interest margin	3.48	3.51	3.31	3.41	3.48

Asset Quality Ratios
Allowance for loan losses to loans	1.41%	1.07%	1.02%	1.02%	1.02%
Non-performing loans to loans (1)	2.69	0.43	0.49	0.56	0.36
Non-performing assets to loans (2)	3.64	1.53	1.68	1.80	1.81
Non-performing assets to assets (2)	2.70	1.20	1.30	1.34	1.37
Allowance for loan losses to non-performing loans	52.39	246.09	208.97	180.87	282.94
Net loan charge-offs to average loans	0.01	0.03	0.06	0.08	0.02

Capital Ratios
Average stockholders' equity to average total assets	7.48%	7.38%	6.47%	7.03%	7.30%
Period-end stockholders' equity to period-end assets	7.53	7.71	6.71	6.39	7.07
Total risk-based capital ratio	14.97	14.89	13.28	12.93	13.88
Tier 1 risk-based capital ratio	13.37	13.04	11.21	10.72	11.42
Common equity Tier 1 capital	10.00	9.86	8.48	8.04	8.61
Tier 1 leverage ratio	10.19	10.73	9.55	9.33	9.87

(1)	Non-performing loans consist of nonaccrual loans, non-performing troubled debt restructurings and loans contractually past due 90 days or more and still accruing interest.
(2)	Non-performing assets consist of nonperforming loans and other real estate owned and repossessed assets.
(3)	Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue includes net interest income and non-interest income.

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

Income Statement Data
(In thousands, except per share data)	2020	2019	2018	2017	2016
Net income − GAAP	$14,293	$16,114	$10,714	$3,414	$7,282
Effect of net deferred tax asset adjustments (a)	—	—	—	4,105	—
Effect of net gain on branch sale (b)	—	(1,725)	—	—	—
Net income − non-GAAP	$14,293	$14,389	$10,714	$7,519	$7,282

Per Share Data
Basic earnings per share − GAAP	$2.20	$2.47	$1.64	$0.52	$1.10
Effect of net deferred tax asset adjustments (a)	—	—	—	0.63	—
Effect of net gain on branch sale (b)	—	(0.26)	—	—	—
Basic earnings per share − non-GAAP	$2.20	$2.21	$1.64	$1.15	$1.10
Diluted earnings per share − GAAP	$2.20	$2.47	$1.64	$0.52	$1.10
Effect of net deferred tax asset adjustments (a)	—	—	—	0.63	—
Effect of net gain on branch sale (b)	—	(0.26)	—	—	—
Diluted earnings per share − non-GAAP	$2.20	$2.21	$1.64	$1.15	$1.10

Key Ratios
Return on average total assets − GAAP	0.88%	1.09%	0.74%	0.25%	0.58%
Effect of net deferred tax asset adjustments (a)	—%	—%	—%	0.31%	—%
Effect of net gain on branch sale (b)	—%	(0.12)%	—%	—%	—%
Return on average total assets − non-GAAP	0.88%	0.97%	0.74%	0.56%	0.58%
Return on average stockholders' equity − GAAP	11.74%	14.77%	11.45%	3.59%	7.97%
Effect of net deferred tax asset adjustments (a)	—%	—%	—%	4.32%	—%
Effect of net gain on branch sale (b)	—%	(1.58)%	—%	—%	—%
Return on average stockholders' equity − non-GAAP	11.74%	13.19%	11.45%	7.91%	7.97%
(a)	Calculated using the difference in combined statutory rates of 38% for 2017 and 21% for subsequent years.
(b)	The pre-tax gain on the sale of the Branson Branch was $2.2 million and $1.7 million after tax for the year ended December 31, 2019.

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

				$ Change		% Change
(In thousands)	2020	2019	2018	'20-'19	'19-'18	'20-'19	'19-'18
Net interest income	$53,263	$48,738	$44,593	$4,525	$4,145	9.3%	9.3%
Provision for loan losses	5,800	1,150	1,475	4,650	(325)	404.3	(22.0)
Non-interest income	14,649	8,937	9,341	5,712	(404)	63.9	(4.3)
Investment securities gains (losses), net	61	(40)	255	101	(295)	(252.5)	(115.7)
Gain on branch sale, net	—	2,183	—	(2,183)	2,183	(100.0)	100.0
Non-interest expense	44,697	38,731	40,332	5,966	(1,601)	15.4	(4.0)
Income before income taxes	17,476	19,937	12,382	(2,461)	7,555	(12.3)	61.0
Income tax expense	3,183	3,823	1,668	(640)	2,155	(16.7)	129.2
Net income	$14,293	$16,114	$10,714	$(1,821)	$5,400	(11.3)%	50.4%

Consolidated net income decreased $1.8 million to $14.3 million, or $2.20 per diluted share, for the year ended December 31, 2020 compared to $16.1 million, or $2.47 per diluted share, for the year ended December 31, 2019. For the year ended December 31, 2020, the return on average assets (ROA) was 0.88%, the return on average stockholders' equity (ROE) was 11.74%, and the efficiency ratio was 65.82%.

Consolidated net income increased $5.4 million to $16.1 million, or $2.47 per diluted share, for the year ended December 31, 2019 compared to $10.7 million, or $1.64 per diluted share, for the year ended December 31, 2018. For the year ended December 31, 2019, the return on average assets (ROA) was 1.09%, the return on average stockholders' equity (ROE) was 14.77%, and the efficiency ratio was 67.15%.

Net interest income was $53.3 million for the year ended December 31, 2020 compared to $48.7 million and $44.6 million for the years ended December 31, 2019 and 2018, respectively. The net interest margin was 3.48% for the year ended December 31, 2020 compared to 3.51% and 3.31% for the years ended December 31, 2019 and 2018, respectively.

A $5.8 million provision for loan losses was recorded for the year ended December 31, 2020 compared to a $1.2 million and $1.5 million provision for the years ended December 31, 2019 and 2018, respectively. The increase in the provision was primarily due to current economic conditions resulting from the COVID-19 pandemic.

The Company's net charge-offs for the year ended December 31, 2020, were $164,000, or 0.01% of average loans compared to $325,000, or 0.03% of average loans for the year ended December 31, 2019, and $675,000, or 0.06% of average loans for the year ended December 31, 2018.

Non-performing loans totaled $34.6 million, or 2.69% of total loans, at December 31, 2020 compared to $5.1 million, or 0.43% of total loans at December 31, 2019, and $5.6 million, or 0.49% of total loans, at December 31, 2018.

Non-interest income increased $5.7 million, or 63.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, and decreased $404,000, or 4.3%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. These changes are discussed in greater detail below under Non-interest Income.

Investment securities gains (losses), net of $61,000 were recorded for the year ended December 31, 2020 compared to $(40,000) and $255,000 for the years ended December 31, 2019 and 2018, respectively. Securities gains for the year ended December 31, 2018 included gains realized from a series of short term sales of U.S. Treasury securities with repurchase agreements in order to generate capital gains to offset capital losses expiring in 2018 and 2019.

Gain on branch sale, net On February 8, 2019, Hawthorn Bank, a wholly-owned subsidiary of Hawthorn Bancshares, Inc., completed the sale of its branch located in Branson, Missouri to Branson Bank, Branson, Missouri. The Company sold the land and building for $3.5 million with a net book value of $1.7 million and transferred approximately $10.6 million in deposits. The sale resulted in a pre-tax gain of approximately $2.2 million, or $1.7 million after tax, for the year ended December 31, 2019.

Non-interest expense increased $6.0 million, or 15.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, and decreased $1.6 million, or 4.0%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. These changes are discussed in greater detail below under Non-interest Expense.

Average Balance Sheets

Net interest income is the largest source of revenue resulting from the Company's lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year periods ended December 31, 2020, 2019, and 2018, respectively.

	2020			2019			2018
		Interest	Rate		Interest	Rate		Interest	Rate
	Average	Income/	Earned/	Average	Income/	Earned/	Average	Income/	Earned/
(In thousands)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)	Balance	Expense(1)	Paid(1)
ASSETS
Loans: (2) (3)
Commercial	$264,160	$13,012	4.93%	$201,062	$11,051	5.50%	$199,448	$10,039	5.03%
Real estate construction - residential	26,184	1,360	5.19	25,953	1,553	5.98	29,481	1,562	5.30
Real estate construction - commercial	85,132	4,004	4.70	116,944	6,086	5.20	103,880	5,072	4.88
Real estate mortgage - residential	252,898	11,933	4.72	247,695	12,697	5.13	244,952	11,850	4.84
Real estate mortgage - commercial	586,188	27,103	4.62	530,091	25,939	4.89	485,911	22,704	4.67
Installment and other consumer	29,409	1,232	4.19	31,741	1,393	4.39	32,927	1,285	3.90
Total loans	$1,243,971	$58,644	4.71%	$1,153,486	$58,719	5.09%	$1,096,599	$52,512	4.79%
Loans held for sale	$7,876	$120	1.52%	$992	$—	—%	785	—	—%
Investment securities:
U.S. Treasury	$1,792	$24	1.34%	$1,866	$40	2.14%	$13,092	$215	1.64%
U.S. government and federal agency obligations	39,572	779	1.97	40,425	780	1.93	53,856	951	1.77
Obligations of states and political subdivisions	44,410	1,285	2.89	34,916	978	2.80	41,807	1,122	2.68
Mortgage-backed securities	97,905	1,688	1.72	118,197	2,487	2.10	124,492	2,631	2.11
Other debt securities	8,294	426	5.14	4,380	251	5.73	4,455	247	5.54
Total investment securities	$191,973	$4,202	2.19%	$199,784	$4,536	2.27%	$237,702	$5,166	2.17%
Other investment securities	6,646	343	5.16	5,814	272	4.68	5,104	218	4.27
Federal funds sold and interest bearing deposits in other financial institutions	110,117	667	0.61	47,967	1,125	2.35	32,142	699	2.17
Total interest earning assets	$1,560,583	$63,976	4.10%	$1,408,043	$64,652	4.59%	$1,372,332	$58,595	4.27%
All other assets	83,896			82,975			85,049
Allowance for loan losses	(15,771)			(11,983)			(11,221)
Total assets	$1,628,708			$1,479,035			$1,446,160
LIABILITIES AND STOCKHOLDERS' EQUITY
NOW accounts	$196,895	$659	0.33%	$199,323	$1,978	0.99%	$218,328	$2,131	0.98%
Savings	117,598	55	0.05	96,621	89	0.09	94,964	48	0.05
Interest checking	53,090	401	0.76	18,561	330	1.78	3,249	34	1.05
Money market	279,071	743	0.27	278,429	2,845	1.02	295,982	3,220	1.09
Time deposits	301,676	3,994	1.32	331,882	5,155	1.55	310,381	3,419	1.10
Total interest bearing deposits	$948,330	$5,852	0.62%	$924,816	$10,397	1.12%	$922,904	$8,852	0.96%
Federal funds purchased and securities sold under agreements to repurchase	34,026	146	0.43	22,528	140	0.62	39,564	603	1.52
Federal Home Loan Bank advances and other borrowings	117,214	2,199	1.88	97,443	2,338	2.40	81,945	1,517	1.85
Subordinated notes	49,486	1,527	3.09	49,486	2,376	4.80	49,486	2,229	4.50
Total borrowings	$200,726	$3,872	1.93%	$169,457	$4,854	2.86%	$170,995	$4,349	2.54%
Total interest bearing liabilities	$1,149,056	$9,724	0.85%	$1,094,273	$15,251	1.39%	$1,093,899	$13,201	1.21%
Demand deposits	339,385			260,400			246,339
Other liabilities	18,495			15,259			12,307
Total liabilities	1,506,936			1,369,932			1,352,545
Stockholders' equity	121,772			109,103			93,615
Total liabilities and stockholders' equity	$1,628,708			$1,479,035			$1,446,160
Net interest income (FTE)		$54,252			$49,401			$45,394
Net interest spread			3.25%			3.20%			3.06%
Net interest margin			3.48%			3.51%			3.31%

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 21%, net of nondeductible interest expense for the years ended December 31, 2020, 2019 and 2018, respectively. Such adjustments totaled $991,000, $682,000 and $816,000 for the years ended December 31, 2020, 2019, and 2018, respectively.
(2)	Non-accruing loans are included in the average amounts outstanding.
(3)	Fees and costs on loans are included in interest income.

Rate and volume analysis

The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates for the years ended December 31, 2020, compared to

December 31, 2019, and for the years ended December 31, 2019 compared to December 31, 2018. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2020			2019
		Change due to			Change due to
	Total	Average	Average	Total	Average	Average
(In thousands)	Change	Volume	Rate	Change	Volume	Rate
Interest income on a fully taxable equivalent basis: (1)
Loans: (2) (3)
Commercial	$1,961	$3,197	$(1,236)	$1,012	$82	$930
Real estate construction - residential	(193)	14	(207)	(9)	(199)	190
Real estate construction - commercial	(2,082)	(1,538)	(544)	1,014	666	348
Real estate mortgage - residential	(764)	263	(1,027)	847	134	713
Real estate mortgage - commercial	1,164	2,646	(1,482)	3,235	2,128	1,107
Installment and other consumer	(161)	(99)	(62)	108	(47)	155
Loans held for sale	120	—	120	—	—	—
Investment securities:
U.S. Treasury	(16)	(2)	(14)	(175)	(226)	51
U.S. government and federal agency obligations	(1)	(16)	15	(171)	(253)	82
Obligations of states and political subdivisions	307	274	33	(144)	(191)	47
Mortgage-backed securities	(799)	(389)	(410)	(144)	(132)	(12)
Other debt securities	175	203	(28)	4	(4)	8
Other investment securities	71	41	30	54	32	22
Federal funds sold and interest bearing deposits in other financial institutions	(458)	770	(1,228)	426	367	59
Total interest income	(676)	5,364	(6,040)	6,057	2,357	3,700
Interest expense:
NOW accounts	(1,319)	(24)	(1,295)	(153)	(189)	36
Savings	(34)	16	(50)	41	1	40
Interest checking	71	344	(273)	296	258	38
Money market	(2,102)	7	(2,109)	(375)	(185)	(190)
Time deposits	(1,161)	(443)	(718)	1,736	251	1,485
Federal funds purchased and securities sold under agreements to repurchase	6	57	(51)	(463)	(195)	(268)
Federal Home Loan Bank advances and other borrowings	(139)	424	(563)	821	320	501
Subordinated notes	(849)	—	(849)	147	—	147
Total interest expense	(5,527)	381	(5,908)	2,050	261	1,789
Net interest income on a fully taxable equivalent basis	$4,851	$4,983	$(132)	$4,007	$2,096	$1,911

(1)	Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 21%, net of nondeductible interest expense for the years ended December 31, 2020, 2019 and 2018, respectively. Such adjustments totaled $991,000, $682,000 and $816,000 for the years ended December 31, 2020, 2019, and 2018, respectively.
(2)	Non-accruing loans are included in the average amounts outstanding.
(3)	Fees and costs on loans are included in interest income.

Financial results for the year ended December 31, 2020 compared to the year ended December 31, 2019 reflected an increase in net interest income, on a tax equivalent basis, of $4.9 million, or 9.8%, and financial results for the year ended December 31, 2019 compared to the year ended December 31, 2018 reflected an increase of $4.0 million, or 8.8%.

Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) was 3.48% for the year ended December 31, 2020, compared to 3.51% and 3.31% for the years ended December 31, 2019 and 2018, respectively.

The increase in net interest income for 2020 over 2019 was primarily due to a decrease in rates paid on average interest bearing liabilities, while the decrease in the net interest margin was primarily due to a decrease in the rates earned on the significant increase in average earning assets resulting from PPP loans, real estate mortgage loan activity and excess liquidity in Federal funds sold. Contributing to this decrease in net interest margin was the reversal of $1.1 million of interest income previously recorded on approximately $30 million of loans modified under the CARES Act which were moved to non-accrual in the fourth quarter.

The increase in net interest income and net interest margin for 2019 over 2018 was primarily due to an increase in average balances and rates earned on loans. The prime rate was 3.25% at December 31, 2020 compared to 4.75% and 5.50% at December 31, 2019 and 2018, respectively.

Average interest-earning assets increased $152.5 million, or 10.8%, to $1.56 billion for the year ended December 31, 2020 compared to $1.41 billion for the year ended December 31, 2019, and average interest bearing liabilities increased $54.8 million, or 5.0%, to $1.15 billion for the year ended December 31, 2020 compared to $1.09 billion for the year ended December 31, 2019.

Average interest-earning assets increased $35.7 million, or 2.6%, to $1.41 billion for the year ended December 31, 2019 compared to $1.37 billion for the year ended December 31, 2018, and average interest bearing liabilities increased $374,000, or 0.03%, to $1.09 billion for the year ended December 31, 2019 compared to $1.09 billion for the year ended December 31, 2018.

Total interest income (expressed on a fully taxable equivalent basis) decreased to $64.0 million for the year ended December 31, 2020 compared to $64.7 million and $58.6 million for the years ended December 31, 2019 and 2018, respectively. The Company's rates earned on interest earning assets were 4.10% for the year ended December 31, 2020 compared to 4.59% and 4.27% for the years ended December 31, 2019 and 2018, respectively.

Interest income on loans held for investment decreased to $58.6 million for the year ended December 31, 2020 compared to $58.7 million and $52.5 million for the years ended December 31, 2019 and 2018, respectively. As mentioned above, $1.1 million of interest income previously recorded was reversed on approximately $30 million of loans modified under the CARES Act which were moved to non-accrual in the fourth quarter of 2020. Also included in income was $0.5 million in fees earned on loans associated with the government-sponsored Main Street Lending Program (”MSLP”) and $1.8 million in SBA PPP loan fees.

Average loans outstanding increased $90.5 million, or 7.8%, to $1.24 billion for the year ended December 31, 2020 compared to $1.15 billion for the year ended December 31, 2019. The average yield on loans receivable decreased to 4.71% during the year ended December 31, 2020 compared to 5.09% for the year ended December 31, 2019.

Average loans outstanding increased $56.9 million, or 5.2%, to $1.15 billion for the year ended December 31, 2019 compared to $1.10 billion for the year ended December 31, 2018. The average yield on loans receivable increased to 5.09% during the year ended December 31, 2019 compared to 4.79% for the year ended December 31, 2018. See the Lending and Credit Management section for further discussion of changes in the composition of the lending portfolio.

Interest income on available-for-sale securities decreased to $4.2 million for the year ended December 31, 2020 compared to $4.5 million and $5.2 million for the years ended December 31, 2019 and 2018, respectively.

Average securities decreased $7.8 million, or 3.9%, to $192.0 million for the year ended December 31, 2020 compared to $199.8 million for the year ended December 31, 2019. The average yield on securities decreased to 2.19% for the year ended December 31, 2020 compared to 2.27% for the year ended December 31, 2019.

Average securities decreased $37.9 million, or 16.0%, to $199.8 million for the year ended December 31, 2019 compared to $237.7 million for the year ended December 31, 2018. The average yield on securities increased to 2.27% for the year ended December 31, 2019 compared to 2.17% for the year ended December 31, 2018. See the Liquidity Management section for further discussion

Total interest expense was $9.7 million for the year ended December 31, 2020 compared to $15.3 million and $13.2 million for the years ended December 31, 2019 and 2018, respectively. The Company's rates paid on interest bearing liabilities was 0.85% for the year ended December 31, 2020 compared to 1.39% and 1.21% for the years ended December 31, 2019 and 2018, respectively. See the Liquidity Management section for further discussion.

Interest expense on deposits was $5.9 million for the year ended December 31, 2020 compared to $10.4 million and $8.85 million for the years ended December 31, 2019 and 2018, respectively.

Average interest bearing deposits increased $23.5 million, or 2.5%, to $948.3 million for the year ended December 31, 2020 compared to $924.8 million for the year ended December 31, 2019. The average cost of deposits decreased to 0.62% during the year ended December 31, 2020 compared to 1.12% for the year ended December 31, 2019. Although offering rates remain low in response to lower market interest rates, growth in deposits was positively impacted in part by customers who deposited PPP loan proceeds.

Average interest bearing deposits increased $1.9 million, or 0.2%, to $924.8 million for the year ended December 31, 2019 compared to $922.9 million for the year ended December 31, 2018. The average cost of deposits increased to 1.12% during the year ended December 31, 2019 compared to 0.96% for the year ended December 31, 2018.

Interest expense on borrowings was $3.9 million for year ended December 31, 2020 compared to $4.9 million and $4.3 million for the years ended December 31, 2019 and 2018, respectively. Average borrowings were $200.7 million for the year ended December 31, 2020 compared to $169.5 million and $171.0 million for the years ended December 31, 2019 and 2018, respectively.

Average borrowings increased $31.3 million, or 18.5%, to $200.7 million for the year ended December 31, 2020 compared to $169.5 million for the year ended December 31, 2019. The average cost of borrowings decreased to 1.93% for the year ended December 31, 2020 compared to 2.86% for the year ended December 31, 2019. The decrease in cost of funds primarily resulted from lower market interest rates.

Average borrowings decreased $1.5 million, or 0.9%, to $169.5 million for the year ended December 31, 2019 compared to $171.0 million for the year ended December 31, 2018. The average cost of borrowings increased to 2.86% for the year ended December 31, 2019 compared to 2.54% for the year ended December 31, 2018.

The increase in average borrowings for the year ended 2020 was primarily due to an increase in FHLB advances to fund liquidity needs as refinancing activity increased when rates dropped during the first quarter of 2020. This in turn was offset beginning in April of 2020 when the Company had an increase in liquidity due to participation in the CARES Act economic stimulus programs. The Company experienced significant deposit growth primarily due to stimulus checks, proceeds from PPP loan funding, deferral of income tax payments, and customers holding on to savings due to uncertain times. See the Liquidity Management section for further discussion.

Non-interest Income and Expense

Non-interest income for the years ended December 31, 2020, 2019, and 2018 was as follows:

			`		$ Change		% Change
(In thousands)	2020	2019		2018	'20-'19	'19-'18	'20-'19	'19-'18
Non-interest income
Service charges and other fees	$2,954	$3,611		$3,736	$(657)	$(125)	(18.2)%	(3.3)%
Bank card income and fees	3,201	3,061		2,754	140	307	4.6	11.1
Trust department income	1,185	1,237		1,166	(52)	71	(4.2)	6.1
Real estate servicing fees, net	(49)	39		794	(88)	(755)	(225.6)	(95.1)
Gain on sales of mortgage loans, net	7,109	771		721	6,338	50	822.0	6.9
Other	249	218		170	31	48	14.2	28.2
Total non-interest income	$14,649	$8,937		$9,341	$5,712	$(404)	63.9%	(4.3)%
Non-interest income as a % of total revenue *	21.6%	15.5%		17.3%

* Total revenue is calculated as net interest income plus non-interest income.

Total non-interest income increased $5.7 million, or 63.9%, to $14.6 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, and decreased $404,000, or 4.3%, to $8.9 million for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Service charges and fees decreased $657,000, or 18.2%, to $3.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, and decreased $125,000, or 3.3%, to $3.6 million for the year ended December 31, 2019 over the year ended December 31, 2018. The decrease in fees in 2020 was primarily due to a decrease in nonsufficient fund service charges (NSF) resulting from both a decrease in volume, in addition to temporary fee waivers for customers related to the COVID-19 pandemic.

Bank card income and fees increased $140,000, or 4.6%, to $3.2 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, and increased $307,000, or 11.1%, to $3.1 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in all years presented was mainly the result of higher transaction volume in debit and credit card fees.

Real estate servicing fees, net of the change in valuation of mortgage serving rights (MSRs) decreased $88,000 to $(49,000) for the year ended December 31, 2020 compared to the year ended December 31, 2019, and decreased $755,000 to $39,000 for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Mortgage loan servicing fees earned on loans sold were $854,000 for the year ended December 31, 2020 compared to $778,000 and $821,000 for the years ended 2019 and 2018, respectively. The Company was servicing $292.7 million of mortgage loans at December 31, 2020 compared to $271.4 million and $279.9 million at December 31, 2019 and 2018, respectively. The decreases year over year were primarily due to decreases in fair value of the MSRs from increased loan prepayments assumptions resulting from lower market interest rates. The dramatic drop in market interest rates from December 31, 2018 to December 31, 2020, created an economic incentive for borrowers to refinance their existing home mortgage loans.

Gain on sales of mortgage loans increased $6.3 million to $7.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, and increased $50,000, to $771,000 for the year ended December 31, 2019 compared to the year ended December 31, 2018. The Company sold loans totaling $195.9 million for the year ended December 31, 2020 compared to $44.3 million and $37.0 million for the years ended December 31, 2019 and 2018, respectively. During the fourth quarter of 2019, the Company focused on the creation and development of a new mortgage loan department and began offering new mortgage loan products in addition to Freddie and Fannie loans that are sold to the secondary market.

Other income increased $31,000, or 14.2%, to $249,000 for the year ended December 31, 2020 compared to the year ended December 31, 2019, and increased $48,000, or 28.2%, to $218,000 for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in the year ended 2020 over the year ended 2019 was primarily due to increased brokerage income, partially offset by a decrease in insurance commissions, rental income from other real estate owned, and income earned on bank owned life insurance policies due to one of the Company's polices being redeemed in the third quarter of 2019. The increase in the year ended 2019 over 2018 was primarily due to an increase in rental income received from other real estate owned.

Investment securities (losses) gains, net for the years ended December 31, 2020, 2019, and 2018 was as follows:

(in thousands)	2020	2019	2018
Investment securities gains (losses), net
Available for sale securities:
Gains realized on sales	$49	$6	$253
Losses realized on sales	(8)	(46)	—
Other-than-temporary impairment recognized	—	—	—
Other investment securities:
Fair value adjustments, net	20	—	2
Investment securities gains (losses), net	$61	$(40)	$255

During the year ended December 31, 2020, the Company received $5.8 million proceeds from the sale of available for sale debt securities and recognized net securities gains, which include the unrealized net gains related to equity securities, of $61,000. This is compared to $21.5 million and $77.2 million proceeds from the sale of available debt securities and recognized net gains (losses) of $(40,000) and $255,000 for the years ended December 31, 2019 and 2018, respectively.

The sale transaction in 2020 was the result of bond sales and purchases to replace several smaller holdings with fewer, larger investments without materially changing the duration or yield of the investment portfolio. The sale transaction in 2019 provided liquidity necessary to fund the replacement of a major deposit account relationship. During 2018, the Company entered into a sale of a series of short term U.S. Treasury securities purchased with repurchase agreements in order to generate capital gains to offset capital losses that were to expire during 2018 and 2019.

Non-interest expense for the years ended December 31, 2020, 2019, and 2018 was as follows:

				$ Change		% Change
(In thousands)	2020	2019	2018	'20-'19	19-'18	'20-'19	19-'18
Non-interest expense
Salaries	$19,765	$15,876	$17,109	$3,889	$(1,233)	24.5%	(7.2)%
Employee benefits	6,386	5,721	5,995	665	(274)	11.6	(4.6)
Occupancy expense, net	3,069	3,122	2,957	(53)	165	(1.7)	5.6
Furniture and equipment expense	2,939	2,847	3,001	92	(154)	3.2	(5.1)
Processing, network and bank card expense	3,864	3,882	3,484	(18)	398	(0.5)	11.4
Legal, examination, and professional fees	1,458	1,211	1,223	247	(12)	20.4	(1.0)
Advertising and promotion	1,095	1,256	1,233	(161)	23	(12.8)	1.9
Postage, printing, and supplies	897	871	996	26	(125)	3.0	(12.6)
Loan expense	917	625	612	292	13	46.7	2.1
Other	4,307	3,320	3,722	987	(402)	29.7	(10.8)
Total non-interest expense	$44,697	$38,731	$40,332	$5,966	$(1,601)	15.4%	(4.0)%
Efficiency ratio*	65.8%	67.2%	74.8%
Number of full-time equivalent employees	299	278	288
*	Efficiency ratio is calculated as non-interest expense as a percentage of total revenue. Total revenue includes net interest income and non-interest income.

Total non-interest expense increased $6.0 million, or 15.4%, to $44.7 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, and decreased $1.6 million, or 4.0%, to $38.7 million for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Salaries increased $3.9 million, or 24.5%, to $19.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, and decreased $1.2 million, or 7.2%, to $15.9 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase for the year ended 2020 over the year ended 2019 was primarily due to adding 25 full-time equivalent (FTE) employees to expand the Company's new mortgage loan department that formed in late 2019. The decrease for the year ended 2019 over the year ended 2018 was primarily due to a reduction of FTE employees during the year. FTE staff decreased 55, or 16.5%, since December 31, 2017.

Employee benefits increased $665,000, or 11.6%, to $6.4 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, and decreased $274,000, or 4.6%, to $5.7 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase for the year ended 2020 over the year ended 2019 was primarily due to higher pension cost due to lower annual discount rate assumptions compared to the prior year's assumptions, an increase in payroll taxes due to an increase in FTE mentioned above, and an increase in 401(k) plan contributions. The decrease for the year ended 2019 over the year ended 2018 was primarily due to a reduction in medical plan premiums due to a reduction of staff mentioned above, and a reduction in the periodic pension cost due to a higher assumed discount rate, partially offset by an increase in the 401(k) and profit-sharing contribution.

Processing, network, and bank card expense decreased $18,000, or 0.5%, to $3.9 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, and increased $398,000, or 11.4%, to $3.9 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease for the year ended 2020 over the year ended 2019 was primarily due to decreases in ATM and debit card processing expense. The increase for the year ended 2019 over the year ended 2018 was primarily due to a credit card software conversion and an increase in debit and credit card processing expenses.

Legal, examination, and professional fees increased $247,000, or 20.4%, to $1.5 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, and decreased $12,000, or 1.0%, to $1.2 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase for the year ended 2020 over the year ended 2019 was primarily related to an increase in legal fees related to one pending lawsuit that is in its early stages, in addition to an increase in consulting expenses. The decrease for the year ended 2019 over the year ended 2018 was primarily related to a decrease in consulting fees partially offset by an increase in legal fees.

Loan expense increased $292,000, or 46.7%, to $917,000 for the year ended December 31, 2020 compared to the year ended December 31, 2019, and increased $13,000, or 2.1%, to $625,000 for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase for the year ended 2020 over the year ended 2019 was primarily related to increases in real estate loan expenses related to the growth in loan volume, partially offset by real estate foreclosure (gain) expense. In the second quarter of 2020, the Company sold an out-of-service branch building being held as other real estate owned (OREO) to a non-profit organization. This transaction consisted of a $266,000 donation expense and the company realized a net gain of $210,000. The increase for the year ended 2019 over the year ended 2018 was primarily related to an increase in home equity loan expenses driven by a 2019 promotion, partially offset by decreases in real estate foreclosure, real estate, and commercial loan expenses.

Other non-interest expense increased $987,000, or 29.7%, to $4.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, and decreased $402,000, or 10.8%, to $3.3 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in the year ended 2020 over the year ended 2019 was primarily due to increases in donations, FDIC assessment expense, and credit card fraud charge-offs. In the second quarter of 2020, the Company sold an out-of-service branch building being held as other real estate owned (OREO) to a non-profit organization. This transaction consisted of a $266,000 donation expense and the company realized a net gain of $210,000. During the third quarter of 2020 the Company recognized approximately $150,000 of disputed credit card fraud losses from prior years. The decrease for the year ended 2019 over the year ended 2018 was primarily related to a FDIC assessment credit that began reducing the quarterly assessment in the third quarter of 2019 and continued through the first quarter of 2020.

Income taxes

Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 18.2% for the year ended December 31, 2020 compared to 19.2% and 13.5% for the years ended December 31, 2019 and 2018, respectively.

The decrease in the effective tax rate for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily attributable to tax-free revenues having a greater impact on pre-tax income due to the reduced level of earnings in 2020. The increase in the effective tax rate for the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily attributable to a one-time benefit recorded in 2018 associated with the finalization of the Company’s analysis of the Tax Cuts and Jobs Act (Tax Act), a one-time benefit recorded in 2018 associated with the Company’s state tax planning initiatives, and the increased earnings and branch sale gain in 2019.

Lending and Credit Management

Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 73.2% of total assets as of December 31, 2020 compared to 77.5% as of December 31, 2019.

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

A summary of loans, by major class within the Company's loan portfolio as of the dates indicated is as follows:

(In thousands)	2020	2019	2018	2017	2016
Commercial, financial, and agricultural (a)	$272,918	$199,022	$207,720	$192,238	$182,881
Real estate construction − residential	29,692	23,035	28,610	26,492	18,907
Real estate construction − commercial	78,144	84,998	106,784	98,340	55,653
Real estate mortgage − residential	262,339	252,643	240,934	246,371	259,738
Real estate mortgage − commercial	617,133	576,635	529,536	472,455	426,470
Installment and other consumer	26,741	32,464	32,460	32,153	30,218
Total loans	$1,286,967	$1,168,797	$1,146,044	$1,068,049	$973,867
Percent of categories to total loans:
Commercial, financial, and agricultural	21.2%	17.0%	18.1%	18.0%	18.8%
Real estate construction − residential	2.3	2.0	2.5	2.5	1.9
Real estate construction − commercial	6.1	7.3	9.3	9.2	5.7
Real estate mortgage − residential	20.4	21.6	21.0	23.1	26.7
Real estate mortgage − commercial	48.0	49.3	46.2	44.2	43.8
Installment and other consumer	2.1	2.8	2.8	3.0	3.1
Total	100.0%	100.0%	100.0%	100.0%	100.0%
(a)	Includes $63.3 million SBA PPP loans, net

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

The contractual maturities of loan categories at December 31, 2020 and the composition of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
		Over One	Over
	One Year	Year Through	Five
(In thousands)	Or Less	Five Years	Years	Total
Commercial, financial, and agricultural	$57,567	$135,151	$80,200	$272,918
Real estate construction − residential	25,318	2,962	1,412	29,692
Real estate construction − commercial	28,409	20,296	29,439	78,144
Real estate mortgage − residential	16,920	35,109	210,310	262,339
Real estate mortgage − commercial	72,524	280,488	264,121	617,133
Installment and other consumer	3,006	19,486	4,249	26,741
Total loans	$203,744	$493,492	$589,731	$1,286,967

Loans with fixed rates	107,446	438,339	147,649	693,434
Loans with floating rates	96,298	55,153	442,082	593,533
Total loans	$203,744	$493,492	$589,731	$1,286,967

The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2020, the Company sold approximately $195.9 million of loans to investors compared to $44.3 million and $37.0 million for the years ended December 31, 2019 and 2018, respectively. At December 31, 2020, the Company was servicing approximately $292.7 million of loans sold to the secondary market compared to $271.4 million at December 31, 2019, and $279.9 million at December 31, 2018.

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

Loans not individually evaluated are aggregated and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type; loss emergence factors; lending policies and procedures; economic conditions; the nature, volume and terms of the portfolio; lending staff and management; nonaccrual loans; the loan review system; collateral values; concentrations of credit; and external factors. Management believes, but there can be no assurance, that these procedures keep management informed of potential problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered necessary by management to provide for probable losses inherent in the loan portfolio.

Nonperforming Assets

The following table summarizes nonperforming assets at the dates indicated:

(In thousands)	2020	2019	2018	2017	2016
Nonaccrual loans:
Commercial, financial, and agricultural	$6,717	$982	$1,857	$2,507	$982
Real estate construction − residential	192	—	—	—	—
Real estate construction − commercial	200	137	153	97	50
Real estate mortgage − residential	2,105	2,135	2,720	1,956	1,888
Real estate mortgage − commercial	25,314	1,359	474	936	420
Installment and other consumer	31	141	210	176	89
Total	$34,559	$4,754	$5,414	$5,672	$3,429
Loans contractually past - due 90 days or more and still accruing:
Real estate mortgage - residential	$—	$304	$156	$28	$54
Installment and other consumer	17	12	6	23	11
Total	$17	$316	$162	$328	$65
Total non-performing loans (a)	34,576	5,070	5,576	6,000	3,494
Other real estate owned and repossessed assets	12,291	12,781	13,691	13,182	14,162
Total non-performing assets	$46,867	$17,851	$19,267	$19,182	$17,656

Loans held for investment	$1,286,967	$1,168,797	$1,146,044	$1,068,049	$973,867
Allowance for loan losses to loans	1.41%	1.07%	1.02%	1.02%	1.02%
Non-performing loans to loans (a)	2.69%	0.43%	0.49%	0.56%	0.36%
Non-performing assets to loans (b)	3.64%	1.53%	1.68%	1.80%	1.81%
Non-performing assets to assets (b)	2.70%	1.20%	1.30%	1.34%	1.37%
Allowance for loan losses to non-performing loans	52.39%	246.09%	208.97%	180.87%	282.94%
(a)	Non-performing loans include loans 90 days past due and accruing, nonaccrual loans, and non-performing TDRs included in nonaccrual loans and 90 days past due.
(b)	Non-performing assets include non-performing loans and other real estate owned and repossessed assets.

Total non-performing assets were $46.9 million, or 3.64% of total loans, at December 31, 2020 compared to $17.9 million, or 1.53% of total loans, at December 31, 2019.

Total non-accrual loans at December 31, 2020 increased $29.8 million to $34.6 million compared to $4.8 million at December 31, 2019. The increase in non-accrual loans primarily consisted of six commercial and commercial real estate loan relationships totaling $30.8 million that moved to nonaccrual status during the fourth quarter of 2020. Of this increase, $29.5 million was related to loan modifications under the CARES Act.

Loans past due 90 days and still accruing interest at December 31, 2020, were $17,000 compared to $316,000 at December 31, 2019. Other real estate owned and repossessed assets at December 31, 2020 were $12.3 million compared to $12.8 million at December 31, 2019. During the year ended December 31, 2020, $73,000 of non-accrual loans, net of charge-offs taken, moved to other real estate owned and repossessed assets compared to $452,000 for the year ended December 31, 2019.

As of December 31, 2020, approximately $6.0 million compared to $9.0 million at December 31, 2019, of loans classified as substandard, which include performing TDRs, and are not included in the non-performing asset table, were identified as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Management believes the general allowance was sufficient to cover the risks and probable losses related to such loans at December 31, 2020 and December 31, 2019, respectively.

The following table summarizes the Company's TDRs at the dates indicated:

	December 31, 2020			December 31, 2019
	Number of	Recorded	Specific	Number of	Recorded	Specific
(In thousands)	contracts	Investment	Reserves	contracts	Investment	Reserves
Performing TDRs
Commercial, financial and agricultural	7	$835	$90	5	$532	$177
Real estate mortgage − residential	5	1,521	28	6	1,615	33
Real estate mortgage − commercial	2	343	7	2	352	7
Installment and other consumer	5	77	10	2	36	2
Total performing TDRs	19	$2,776	$135	15	$2,535	$219
Non-performing TDRs
Commercial, financial and agricultural	1	$4	$1	6	$496	$99
Real estate mortgage − residential	8	895	78	6	782	117
Real estate mortgage − commercial	—	—	—	2	266	—
Installment and other consumer	—	—	—	2	72	7
Total non-performing TDRs	9	$899	$79	16	$1,616	$223
Total TDRs	28	$3,675	$214	31	$4,151	$442

At December 31, 2020, loans classified as TDRs totaled $3.7 million, with $214,000 of specific reserves compared to $4.1 million of loans classified as TDRs, with $442,000 of specific reserves at December 31, 2019. Both performing and non-performing TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the underlying collateral less applicable selling costs if the loan is collateral dependent. The net decrease in total TDRs from December 31, 2019 to December 31, 2020 was primarily due to approximately $753,000 of payments received on TDRs, partially offset by $224,000 of new loans designated as TDRs during the year ended December 31, 2020.

Allowance for Loan Losses and Provision

Allowance for Loan Losses

The following table is a summary of the allocation of the allowance for loan losses:

(In thousands)	2020	2019	2018	2017	2016
Allocation of allowance for loan losses at end of period:
Commercial, financial, and agricultural	$5,121	$2,918	$3,237	$3,325	$2,753
Real estate construction − residential	213	64	140	170	108
Real estate construction − commercial	475	369	757	807	413
Real estate mortgage − residential	2,679	2,118	2,071	1,689	2,385
Real estate mortgage − commercial	9,354	6,547	4,914	4,437	3,793
Installment and other consumer	264	381	334	345	274
Unallocated	7	80	199	79	160
Total	$18,113	$12,477	$11,652	$10,852	$9,886

The allowance for loan losses was $18.1 million, or 1.41%, of loans outstanding at December 31, 2020 compared to $12.5 million, or 1.07%, of loans outstanding at December 31, 2019. The ratio of the allowance for loan losses to non-performing loans was 52.39% at December 31, 2020, compared to 246.09% at December 31, 2019.

The following table is a summary of the general and specific allocations of the allowance for loan losses:

(In thousands)	2020	2019	2018	2017	2016
Allocation of allowance for loan losses:
Individually evaluated for impairment − specific reserves	$5,113	$615	$1,194	$1,333	$1,080
Collectively evaluated for impairment − general reserves	13,000	11,862	10,458	9,519	8,806
Total	$18,113	$12,477	$11,652	$10,852	$9,886

The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals and/or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2020, $5.1 million of the Company's allowance for loan losses was allocated to impaired loans totaling approximately $37.3 million compared to $615,000 of the Company's allowance for loan losses allocated to impaired loans totaling approximately $7.4 million at December 31, 2019. Management determined that $11.9 million, or 32%, of total impaired loans required no reserve allocation at December 31, 2020 compared to $2.6 million, or 35%, at December 31, 2019 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by asset type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type; loss emergence factors; lending policies and procedures; economic conditions; the nature, volume and terms of the portfolio; lending staff and management; nonaccrual loans; the loan review system; collateral values; concentrations of credit; and external factors. In the first quarter 2019, management adjusted the look-back period to begin with loss history in the first quarter 2012 as the starting point through the current quarter and it will continue to include this starting point going forward. At that time, management determined that with the extended current economic recovery, the look-back period should be expanded to include the current economic cycle. The look-back period will continue to be evaluated and will be adjusted once a sustained loss producing downturn is recognized and found to be representative of historical losses expected for the current portfolio.

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

Due to the COVID-19 pandemic that surfaced in the first quarter of 2020, management reassessed the calculation of the allowance for loan loss by increasing the economic qualitative factor in order to capture the impact on the credit risk present in the loan portfolio given the economic environment that existed at that time. The unemployment rate was considered the best indicator of risk compared to the other factors previously used measured on a quarter lag and would not exhibit the effects of COVID-19 for possibly several quarters. While these lagging indicators have been very reliable for some time, they did not accurately capture the risk that has been brought about by rapid changes in the economy due to the pandemic. As of the fourth quarter of 2020, management again reassessed the qualitative factor and economic indicators. Enough time had passed so that data after the outbreak would be available and a better interpretation of the impact of the virus on the economy. As of December 31, 2020, management determined that the local market and economy has been able to transition to a functional level while adapting to the new requirements aimed at stopping the spread of the virus and decreased the qualitative adjustment according to the Company's methodology.

The more significant changes from December 31, 2019 to December 31, 2020 in the allocations of the allowance for loan losses to the loan portfolios listed above was primarily attributed to the additional economic qualitative factor adjustment resulting from the COVID-19 pandemic during the first quarter through the third quarter of 2020.

Additionally, the funding of $88.4 million in PPP loans during the second and third quarter required management to assess the methodology that would be adopted in regard to the allowance for loan loss applicable to these loans. As the SBA PPP loans are expected to be mostly paid off in the next six to twelve months and carry a 100% credit guarantee from the SBA, management determined that no allowance for loan loss was deemed necessary for these loans. At December 31, 2020 the balance of these loans totaled $65.1 million.

Provision

A $5.8 million provision for loan losses was required for the year ended December 31, 2020 compared to $1.2 million for the year ended December 31, 2019, and $1.5 million for the year ended December 31, 2018. The increase in the provision was primarily due to current economic conditions resulting from the COVID-19 pandemic.

The following table summarizes loan loss experience for the years ended as indicated:

(In thousands)	2020	2019	2018	2017	2016
Analysis of allowance for loan losses:
Balance beginning of period	$12,477	$11,652	$10,852	$9,886	$8,604
Charge-offs:
Commercial, financial, and agricultural	207	295	484	649	389
Real estate construction − residential	—	—	48	—	—
Real estate construction − commercial	—	—	30	—	1
Real estate mortgage − residential	52	277	186	219	495
Real estate mortgage − commercial	39	25	38	45	147
Installment and other consumer	211	196	255	268	258
Total charge-offs	509	793	1,041	1,181	1,290
Recoveries:
Commercial, financial, and agricultural	169	144	100	74	299
Real estate construction − residential	64	50	62	88	—
Real estate construction − commercial	—	—	—	—	502
Real estate mortgage − residential	45	129	52	83	60
Real estate mortgage − commercial	8	40	58	32	140
Installment and other consumer	59	105	94	105	146
Total recoveries	345	468	366	382	1,147
Net charge-offs	164	325	675	799	143
Provision for loan losses	5,800	1,150	1,475	1,765	1,425
Balance end of period	$18,113	$12,477	$11,652	$10,852	$9,886

Net Loan Charge-offs

The Company's net loan charge-offs were $164,000, or 0.01% of average loans, for the year ended December 31, 2020 compared to net charge-offs of $325,000, or 0.03% of average loans, for the year ended December 31, 2019, and $675,000, or 0.06% of average loans for the year ended December 31, 2018.

The net decrease in the Company's net charge-offs for the year ended December 31, 2020 compared to the years ended December 31, 2019 and 2018 was primarily due to a decrease in commercial, financial, and agricultural, and real estate mortgage – residential loan charge-offs. The Company recovered commercial deposit fraud charge-offs through the Company's insurance captive during the second quarter of 2020, two real estate construction – residential recoveries, and one real estate mortgage – residential recovery obtained in a settlement. This is compared to one large commercial loan relationship recovery and one real estate mortgage – residential recovery received during the first quarter of 2019.

Loans Held For Sale

The Company designates certain long-term fixed rate personal real estate loans as held for sale, and the Company carries them at the lower of cost or fair value. The loans are primarily sold to Freddie Mac, Fannie Mae, and PennyMac and other various secondary market investors. At December 31, 2020, the carrying amount of these loans was $5.1 million compared to $428,000 at December 31, 2019. A contributing factor for the increase in balance of loans held for sale at December 31, 2020 was due to the significant increase in real estate mortgage originations, as compared to the capability of the relatively recently formed mortgage lending department to sell the mortgages to investors (as more fully described in the following paragraph.)

In the fourth quarter of 2019 the Company expanded its current home loan program to better serve our customers. This expansion began with hiring new mortgage lending personnel and expanding the bank’s available loan products and upgrading the Company's operating systems. New home loan programs for its customers include VA loans, designed for military families and veterans; USDA loans for those buying homes in rural communities; and FHA loans, which offer low down payments and flexible underwriting guidelines. In addition, we have added several secondary market investors, allowing us to sell loans on the secondary market versus servicing them at the Company. This provides us with the ability to offer clients more aggressive pricing and at the same time improve the Company's financial return.

Investment Portfolio

The Company's investment portfolio consists of securities which are classified as available-for-sale, equity or other. The largest component, available-for-sale debt securities are carried at estimated fair value. Unrealized holding gains and losses from available-for-sale securities are excluded from earnings and reported, net of applicable taxes, as a separate component of stockholders' equity until realized.

The Company does not engage in trading activities and accordingly does not have any debt or equity securities classified as trading securities. Historically the Company's practice had been to purchase and hold debt instruments until maturity unless special circumstances exist. However, since the investment portfolio's major function is to provide liquidity and to balance the Company's interest rate sensitivity position, all debt securities are classified as available-for-sale.

At December 31, 2020, the investment portfolio classified as available-for-sale represented 11.4% of total consolidated assets. Future levels of investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

Available for sale securities

The following table presents the composition of the investment portfolio and related fair value by major category:

(In thousands)	2020	2019
U.S. Treasury	$2,798	$995
U.S. government and federal agency obligations	11,929	8,047
U.S. government-sponsored enterprises	22,874	22,283
Obligations of states and political subdivisions	58,744	33,789
Mortgaged-backed securities	90,112	105,616
Other debt securities (a)	10,344	3,053
Bank issued trust preferred securities (a)	1,229	1,310
Total available for sale debt securities, at fair value	$198,030	$175,093

(a) Certain hybrid instruments possessing characteristics typically associated with debt obligations.

As of December 31, 2020, the maturity of debt securities in the investment portfolio was as follows:

		Over One	Over Five			Weighted
	One Year	Through	Through	Over		Average
(In thousands)	Or Less	Five Years	Ten Years	Ten Years	Total	Yield
U.S. Treasury	$—	$2,798	$—	$—	$2,798	0.68%
U.S. government and federal agency obligations	—	2,624	3,431	5,874	11,929	1.63
U.S. government-sponsored enterprises	1,513	—	21,361	—	22,874	2.12
States and political subdivisions (2)	1,827	13,663	7,420	35,834	58,744	2.69
Mortgage-backed securities (1)	5,381	84,328	403	—	90,112	1.65
Other debt securities	—	2,986	7,358	—	10,344	5.37
Bank issued trust preferred securities	—	—	—	1,229	1,229	2.54
Total available-for-sale debt securities	$8,721	$106,399	$39,973	$42,937	$198,030	2.20%
Weighted average yield	2.06%	1.80%	2.85%	2.60%	2.20%

(1)	Mortgage-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2020 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates.

(2)	Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory federal income tax rate of 21%.

At December 31, 2020, $17.8 million of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.

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

(In thousands)	2020	2019
Federal Home Loan Bank of Des Moines stock	$6,170	$5,644
Midwest Independent Bank stock	151	151
Equity securities with readily determinable fair values	32	13
Total other investment securities	$6,353	$5,808

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

(In thousands)	2020	2019
Federal funds sold and other interest-bearing deposits	$161,128	$55,545
Certificates of deposit in other banks	9,376	10,862
Available-for-sale investment securities	198,030	175,093
Total	$368,534	$241,500

Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available for sale investment portfolio was $198.0 million at December 31, 2020 and included an unrealized net gain of $4.2 million. The portfolio includes projected maturities and mortgage-backed securities pay-downs of approximately $8.6 million over the next twelve months, which offer resources to meet either new loan demand or reductions in the Company's deposit base.

The Company pledges portions of its investment securities portfolio as collateral to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. The Company's unpledged securities in the available for sale portfolio totaled approximately $44.1 million and $35.3 million at December 31, 2020 and 2019, respectively.

Total investment securities pledged for these purposes were as follows:

(In thousands)	2020	2019
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$9,115	$9,385
Federal funds purchased and securities sold under agreements to repurchase	59,695	38,238
Other deposits	85,130	92,189
Total pledged, at fair value	$153,940	$139,812

Liquidity is available from the Company's base of core customer deposits, defined as demand, interest checking, savings, money market deposit accounts, and time deposits less than $250,000, less all brokered deposits under $250,000. Such deposits totaled $1.25 billion and represented 90.3% of the Company's total deposits at December 31, 2020, compared to $1.03 billion and represented 87.0% of the Company's total deposits at December 31, 2019. These core deposits are normally less volatile and are often tied to other products of the Company through long lasting relationships.

Core deposits at December 31, 2020 and 2019 were as follows:

(In thousands)	2020	2019
Core deposit base:
Non-interest bearing demand	$382,492	$261,166
Interest checking	292,375	227,662
Savings and money market	391,248	346,593
Other time deposits	183,072	197,089
Total	$1,249,187	$1,032,510

Time deposits and certificates of deposit of $250,000 and greater at December 31, 2020 and 2019 were $91.3 million and $104.3 million, respectively. The Company had brokered deposits totaling $40.2 million and $45.2 million at December 31, 2020 and 2019, respectively.

Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company's outside borrowings are comprised of securities sold under agreements to repurchase, Federal Home Loan Bank advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2020, under agreements with these unaffiliated banks, the Bank may borrow up to $50.0 million in federal funds on an unsecured basis and $15.7 million on a secured basis. There were no federal funds purchased outstanding at December 31, 2020. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of the Company's investment portfolio. At December 31, 2020, there were $45.2 million in repurchase agreements. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2020.

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2020, the Bank had $106.7 million in outstanding borrowings with the FHLB. In addition, the Company has $49.5 million at December 31, 2020 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.

Borrowings outstanding at December 31, 2020 and 2019 were as follows:

(In thousands)	2020	2019
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	$45,154	$27,272
Federal Home Loan Bank advances	106,660	96,895
Subordinated notes	49,486	49,486
Other borrowings	14	24
Total	$201,314	$173,677

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

	2020				2019
			Federal				Federal
			Funds				Funds
		Federal	Purchased			Federal	Purchased
(In thousands)	FHLB	Reserve Bank	Lines	Total	FHLB	Reserve Bank	Lines	Total
Advance equivalent	$300,633	$8,898	$56,835	$366,366	$284,813	$9,190	$56,839	$350,842
Letters of credit	(123,000)	—	—	(123,000)	(115,000)	—	—	(115,000)
Advances outstanding	(106,660)	—	—	(106,660)	(96,895)	—	—	(96,895)
Total available	$70,973	$8,898	$56,835	$136,706	$72,918	$9,190	$56,839	$138,947

At December 31, 2020, loans of $589.4 million were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit. At December 31, 2020, investments with a market value of $18.1 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.

Sources and Uses of Funds

Cash and cash equivalents were $180.4 million at December 31, 2020 compared to $78.1 million at December 31, 2019. The $102.2 million increase resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2020. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $20.2 million for the year ended December 31, 2020.

Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, used total cash of $138.7 million. The cash outflow primarily consisted of $118.4 million increase in loans and $100.2 million purchase of investment securities, partially offset by $80.1 million from maturities, calls, and sales of investment securities. The increase in loans was primarily a result of $63.3 million (net of PPP deferred fees at December 31, 2020) increase in commercial loans due to customers who participated in the PPP.

Financing activities provided cash of $220.8 million, resulting primarily from a $121.3 million increase in demand deposits, and a $109.5 million increase in interest-bearing transaction accounts. The growth in deposits was positively impacted by customers who deposited PPP loan proceeds into demand accounts. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2021.

In the normal course of business, the Company enters into certain forms of off-balance-sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company's various risk management processes. Management considers both on-balance sheet and off-balance-sheet transactions in its evaluation of the Company's liquidity. The Company had $441.6 million in unused loan commitments and standby letters of credit as of December 31, 2020. Although the Company's current liquidity resources are adequate to fund this commitment level, the nature of these commitments is such that the likelihood of such a funding demand is very low.

The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company's ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its shareholders. The Company paid cash dividends to its common shareholders totaling approximately $3.0 million and $2.7 million for the years ended December 31, 2020 and 2019, respectively. A large portion of the Company's liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $4.0 million and $8.0 million in dividends to the Company during the years ended December 31, 2020 and 2019, respectively. At December 31, 2020 and 2019, the Company had cash and cash equivalents totaling $2.0 million and $2.6 million, respectively.

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

Under the Basel III requirements, at December 31, 2020, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of December 31, for the years indicated:

							Minimum Required
							to be Considered
							Well-Capitalized
						Minimum Capital	Under Prompt
						Required - Basel III	Corrective Action
	2020	2019	2018	2017	2016	Fully Phased-In *	Banks
Risk-based capital ratios:
Total capital ratio	14.97%	14.89%	13.28%	12.93%	13.88%	10.5%	10.0%
Tier 1 capital ratio	13.37	13.04	11.21	10.72	11.42	8.5	8.0
Common Equity Tier 1 capital ratio	10.00	9.86	8.48	8.04	8.61	7.0	6.5
Tier 1 leverage ratio	10.19	10.73	9.55	9.33	9.87	4.0	5.0

*At December 31, 2019 the Basel III capital conservation buffer requirement of 2.5% had been fully phased-in.

Stock Dividend For the twelfth consecutive year, on July 1, 2020, the Company distributed a four percent stock dividend to common shareholders of record at the close of business on June 15, 2020. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect the stock dividend.

Repurchase Program In the third quarter of 2020, the Company's Board of Directors authorized the purchase of up to $2.5 million market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. As of December 31, 2020, $2.4 million remained for share repurchase pursuant to that authorization.

Commitments, Contractual Obligations, and Off-Balance-Sheet Arrangements

The required payments of time deposits and other borrowed money, not including interest, at December 31, 2020 are as follows:

	Payments due by Period
		Less than 1	1-3	3-5	Over 5
(In thousands)	Total	Year	Years	Years	Years
Time deposits	$277,306	$191,565	$83,127	$2,614	$—
Federal Home Loan Bank advances and other borrowed money	106,674	29,241	20,433	26,000	31,000
Subordinated notes	49,486	—	—	—	49,486
Operating lease liabilities	2,137	374	733	515	515
Total	433,466	220,806	104,293	29,129	81,001

In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company's consolidated financial statements. Such activities include traditional off-balance-sheet credit related financial instruments.

The Company provides customers with off-balance-sheet credit support through loan commitments and standby letters of credit.  Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2020 are as follows:

	Amount of Commitment Expiration per Period
		Less than 1	1-3	3-5	Over 5
(In thousands)	Total	Year	Years	Years	Years
Unused loan commitments	$264,528	$193,696	$28,958	$7,813	$34,061
Commitments to originate residential first and second mortgage loans	51,270	51,270	—	—	—
Standby letters of credit	125,800	125,800	—	—	—
Total	$441,598	$370,766	$28,958	$7,813	$34,061

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

The table below illustrates the impact of an immediate and sustained 200 and 100 basis point increase and a 200 and 100 basis point decrease in interest rates on net interest income based on the interest rate risk model at December 31, 2020 and 2019.

	% Change in projected net interest income
Hypothetical shift in interest rates	December 31,
(bps)	2020	2019
200	0.73%	1.07%
100	0.10%	1.61%
(100)	(1.28)%	0.78%
(200)	(1.81)%	(0.51)%

The change in our interest rate risk exposure from December 31, 2019 to December 31, 2020 was primarily due to the significant decrease in market rates over this period that has caused the yields for both interest-bearing liabilities and earning assets to be lower. In addition, the increase in Federal funds sold and the PPP loan program have caused an overall shortening of the balance sheet, creating a larger asset sensitive position in a rising rate environment. These factors have caused the Company’s balance sheet to become more asset sensitive in the next 12 months, where interest rate increases translate into higher net interest income. Management believes the change in projected net interest income from interest rate shifts of up 200 bps and down 200 bps is an acceptable level of interest rate risk.

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

Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company's operations for the three months ended December 31, 2020.

Impact of New Accounting Standards

Financial Instruments In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (CECL). The revised accounting guidance will remove all recognition thresholds and will require a company to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the company expects to collect over the instrument's contractual life. It also amends the credit loss measurement guidance for available-for-sale debt securities and beneficial interests in securitized financial assets. This new accounting guidance will be effective for interim and annual reporting periods beginning after December 15, 2022. While the Company generally expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, the Company has not determined the magnitude of any such one-time adjustment or the overall impact of the new guidance on the Company's consolidated financial statements. The Company has formed a committee and is continuing to evaluate the impact of the ASU's adoption on the Company's consolidated financial statements by assessing different credit risk models. In 2019 and 2020, the Company modeled the various methods prescribed in the ASU against the identified loan segments. The Company will continue to run parallel computations as it continues to evaluate the impact of adoption of this ASU on January 1, 2023.

Rate Reform In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. It provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of the reference rate reform on the Company’s consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

The following consolidated financial statements of the Company and report of the Company's independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Hawthorn Bancshares, Inc. and Subsidiaries:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 12, 2021 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for loan losses related to loans collectively evaluated for impairment

As discussed in Notes 1 and 2 to the consolidated financial statements, the Company’s allowance for loan losses related to loans collectively evaluated for impairment (collective ALL) was $13.0 million of a total allowance for loan losses (ALL) of $18.1 million as of December 31, 2020. The methodology used to estimate the collective ALL consists of both quantitative and qualitative loss components. The quantitative portion of the collective ALL estimates loss rates developed using internal historical loan loss experience by loan type over a defined look-back period.  The loss rates are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss. The qualitative portion of the collective ALL uses qualitative risk factors to adjust estimates of losses based on the most recent information available and to address other limitations in the quantitative component.

We identified the assessment of the collective ALL as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment of the collective ALL because of significant measurement uncertainty. Specifically, the assessment encompassed an evaluation of the ALL methodology, including for the collective

ALL (1) the methods used to estimate the loss rates and the key assumptions of pooling of loans by loan type, the look-back period, and the loss emergence periods, and (2) the qualitative risk factors.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the collective ALL process, including controls related to the:

●	development of the ALL methodology
●	identification and determination of the key assumptions used in developing the loss rates
●	development of the qualitative risk factors, including the judgments used in the determination of those factors
●	analysis of the ALL results, trends, and ratios.

We evaluated the process to develop the collective ALL by testing certain sources of data, factors, and assumptions, and considered the relevance and reliability of such data, factors, and assumptions. We analyzed trends in the  ALL, including the qualitative risk factors, for consistency with trends in loan portfolio growth (attrition) and credit performance. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:

●	evaluating the ALL methodology for compliance with U.S. generally accepted accounting principles.
●	evaluating the pooling of loans by loan type by assessing similar characteristics of the loan portfolio, including levels of delinquencies, nonperforming loans, and net charge-offs.
●	assessing the method, including the relevance of sources of internal and external data used to develop the look back period by evaluating (1) if loss data in the look back period was representative of the credit characteristics of the current portfolio and (2) the sufficiency of loss data within the look back period.
●	assessing the loss emergence periods by considering the Company’s credit risk policies and evaluating the method used to develop the loss emergence periods, including identifying and evaluating the loss triggers for certain loan charge-offs.
●	reviewing the qualitative factor framework and related judgments by (1) assessing the maximum qualitative factor adjustment based on the highest losses over a rolling six quarter period during the historical loss period, (2) evaluating the metrics, including the relevance of sources of data and assumptions, used to determine the qualitative risk factor adjustments, and (3) analyzing the determination of each qualitative risk factor adjustment.

/s/ KPMG LLP

We have served as the Company's auditor since 1993.

St. Louis, Missouri
March 12, 2021

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
(In thousands, except per share data)	2020	2019
ASSETS
Cash and due from banks	$19,235	$22,576
Federal funds sold and other interest-bearing deposits	161,128	55,545
Cash and cash equivalents	180,363	78,121
Certificates of deposit in other banks	9,376	10,862
Available-for-sale debt securities, at fair value	198,030	175,093
Other investments	6,353	5,808
Total investment securities	204,383	180,901
Loans held for investment	1,286,967	1,168,797
Allowance for loan losses	(18,113)	(12,477)
Net loans	1,268,854	1,156,320
Loans held for sale, at lower of cost or fair value	5,099	428
Premises and equipment - net	34,561	35,388
Mortgage servicing rights, at fair value	2,445	2,482
Other real estate owned - net	12,291	12,781
Accrued interest receivable	6,640	6,481
Cash surrender value - life insurance	2,451	2,398
Other assets	7,268	6,800
Total assets	$1,733,731	$1,492,962
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Non-interest bearing demand	$382,492	$261,166
Savings, interest checking and money market	723,808	614,331
Time deposits $250,000 and over	91,263	104,262
Other time deposits	186,043	206,762
Total deposits	1,383,606	1,186,521
Federal funds purchased and securities sold under agreements to repurchase	45,154	27,272
Federal Home Loan Bank advances and other borrowings	106,674	96,919
Subordinated notes	49,486	49,486
Operating lease liabilities	2,137	2,224
Accrued interest payable	837	1,136
Other liabilities	15,248	14,366
Total liabilities	1,603,142	1,377,924
Stockholders’ equity:
Common stock, $1 par value, authorized 15,000,000 shares; issued 6,769,322 and 6,519,874 shares, respectively	6,769	6,520
Surplus	59,307	55,727
Retained earnings	68,935	61,590
Accumulated other comprehensive income (loss), net of tax	1,528	(3,755)
Treasury stock; 289,214, and 243,638 shares, at cost, respectively	(5,950)	(5,044)
Total stockholders’ equity	130,589	115,038
Total liabilities and stockholders’ equity	$1,733,731	$1,492,962

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Years Ended December 31,
(In thousands, except per share amounts)	2020	2019	2018
INTEREST INCOME
Interest and fees on loans	$58,129	$58,414	$52,151
Interest and fees on loans held for sale	120	—	—
Interest on investment securities:
Taxable	3,038	3,623	4,114
Nontaxable	688	536	597
Federal funds sold, other interest-bearing deposits, and certificates of deposit in other banks	667	1,125	699
Dividends on other investments	343	272	218
Total interest income	62,985	63,970	57,779
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	1,858	5,242	5,433
Time deposit accounts $250,000 and over	1,351	2,110	1,272
Time deposits	2,641	3,026	2,132
Total interest expense on deposits	5,850	10,378	8,837
Interest on federal funds purchased and securities sold under agreements to repurchase	146	140	603
Interest on Federal Home Loan Bank advances	2,199	2,338	1,517
Interest on subordinated notes	1,527	2,376	2,229
Total interest expense on borrowings	3,872	4,854	4,349
Total interest expense	9,722	15,232	13,186
Net interest income	53,263	48,738	44,593
Provision for loan losses	5,800	1,150	1,475
Net interest income after provision for loan losses	47,463	47,588	43,118
NON-INTEREST INCOME
Service charges and other fees	2,954	3,611	3,736
Bank card income and fees	3,201	3,061	2,754
Trust department income	1,185	1,237	1,166
Real estate servicing fees, net	(49)	39	794
Gain on sale of mortgage loans, net	7,109	771	721
Other	249	218	170
Total non-interest income	14,649	8,937	9,341
Investment securities gains (losses), net	61	(40)	255
Gain on branch sale, net	—	2,183	—
NON-INTEREST EXPENSE
Salaries and employee benefits	26,151	21,597	23,104
Occupancy expense, net	3,069	3,122	2,957
Furniture and equipment expense	2,939	2,847	3,001
Processing, network, and bank card expense	3,864	3,882	3,484
Legal, examination, and professional fees	1,458	1,211	1,223
Advertising and promotion	1,095	1,256	1,233
Postage, printing, and supplies	897	871	996
Loan expense	917	625	612
Other	4,307	3,320	3,722
Total non-interest expense	44,697	38,731	40,332
Income before income taxes	17,476	19,937	12,382
Income tax expense	3,183	3,823	1,668
Net income	$14,293	$16,114	$10,714
Basic earnings per share	$2.20	$2.47	$1.64
Diluted earnings per share	$2.20	$2.47	$1.64

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
(In thousands)	2020	2019	2018
Net income	$14,293	$16,114	$10,714
Other comprehensive income, net of tax
Investment securities available-for-sale:
Unrealized gains (losses) on investment securities available-for-sale, net of tax	3,408	3,400	(955)
Adjustment for (gains) losses on sale of investment securities, net of tax	(32)	32	—
Defined benefit pension plans:
Net gains (losses) arising during the year, net of tax	1,738	(1,150)	345
Amortization of prior service cost included in net periodic pension cost, net of tax	169	62	173
Total other comprehensive income (loss)	5,283	2,344	(437)
Total comprehensive income	$19,576	$18,458	$10,277

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

				Accumulated		Total
				Other		Stock -
	Common		Retained	Comprehensive	Treasury	holders'
(In thousands)	Stock	Surplus	Earnings	Income (Loss)	Stock	Equity
Balance, December 31, 2017	$6,047	$45,442	$50,595	$(5,662)	$(5,051)	$91,371
Net income	—	—	10,714	—	—	10,714
Other comprehensive loss	—	—	—	(437)	—	(437)
Issuance of stock under equity compensation plan	—	(51)	—	—	186	135
Purchase of treasury stock	—	—	—	—	(179)	(179)
Stock dividend ($0.04 per share)	232	4,782	(5,014)	—	—	—
Cash dividends declared, common stock ($0.37 per share)	—	—	(2,190)	—	—	(2,190)
Balance, December 31, 2018	$6,279	$50,173	$54,105	$(6,099)	$(5,044)	$99,414
Net income	—	—	16,114	—	—	16,114
Other comprehensive income	—	—	—	2,344	—	2,344
Stock dividend ($0.04 per share)	241	5,554	(5,795)	—	—	—
Cash dividends declared, common stock ($0.46 per share)	—	—	(2,834)	—	—	(2,834)
Balance, December 31, 2019	$6,520	$55,727	$61,590	$(3,755)	$(5,044)	$115,038
Net income	—	—	14,293	—	—	14,293
Other comprehensive income	—	—	—	5,283	—	5,283
Purchase of treasury stock	—	—	—	—	(906)	(906)
Stock dividend ($0.04 per share)	249	3,580	(3,829)	—	—	—
Cash dividends declared, common stock ($0.49 per share)	—	—	(3,119)	—	—	(3,119)
Balance, December 31, 2020	$6,769	$59,307	$68,935	$1,528	$(5,950)	$130,589

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2020	2019	2018
Cash flows from operating activities:
Net income	$14,293	$16,114	$10,714
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	5,800	1,150	1,475
Depreciation expense	2,265	2,062	1,797
Net amortization of investment securities, premiums, and discounts	1,493	1,386	1,506
Change in fair value of mortgage servicing rights	903	739	27
Investment securities (gains) losses, net	(61)	40	(255)
(Gains) losses on sales and dispositions of premises and equipment	(104)	48	3
Gain on sales and dispositions of other real estate	(224)	(122)	(14)
Gain on branch sale, net	—	(2,183)	—
Provision for other real estate owned	5	49	26
Increase in accrued interest receivable	(159)	(319)	(535)
Increase in cash surrender value - life insurance	(53)	(78)	(58)
Decrease in other assets	9	1,158	854
Operating lease liabilities	(87)	(201)	—
(Decrease) increase in accrued interest payable	(299)	101	481
Increase (decrease) in other liabilities	1,907	(718)	667
Origination of mortgage loans held for sale	(193,488)	(43,355)	(36,469)
Proceeds from the sale of mortgage loans held for sale	195,926	44,281	36,990
Gain on sale of mortgage loans, net	(7,109)	(771)	(721)
Other, net	(866)	(290)	(186)
Net cash provided by operating activities	20,151	19,091	16,302
Cash flows from investing activities:
Purchase of certificates of deposit in other banks	(980)	(988)	(8,787)
Proceeds from maturities of certificates of deposit in other banks	2,466	2,373	—
Net increase in loans	(118,407)	(23,530)	(79,298)
Purchase of available-for-sale debt securities	(100,206)	(31,106)	(103,078)
Proceeds from maturities of available-for-sale debt securities	52,962	39,467	34,586
Proceeds from calls of available-for-sale debt securities	21,285	16,165	1,685
Proceeds from sales of available-for-sale debt securities	5,845	21,503	77,168
Purchases of FHLB stock	(2,018)	(6,522)	(4,713)
Proceeds from sales of FHLB stock	1,492	6,390	5,591
Purchases of premises and equipment	(1,828)	(2,168)	(2,326)
Proceeds from sales of premises and equipment	178	17	13
Proceeds from Bank owned life insurance policy	—	222	—
Payment for branch sale, net	—	(6,700)	—
Proceeds from sales of other real estate and repossessed assets	516	1,435	585
Net cash (used in) provided by investing activities	(138,695)	16,558	(78,574)
Cash flows from financing activities:
Net increase in demand deposits	121,325	3,999	17,477
Net increase in interest-bearing transaction accounts	109,477	3,548	29,572
Net decrease in time deposits	(33,717)	(8,865)	25,607
Net increase in federal funds purchased and securities sold under agreements to repurchase	17,882	2,625	(2,913)
Repayment of FHLB advances and other borrowings	(59,245)	(176,708)	(220,542)
FHLB advances	69,000	178,474	194,313
Issuance of stock under equity compensation plan	—	—	135
Purchase of treasury stock	(906)	—	(179)
Cash dividends paid - common stock	(3,030)	(2,684)	(1,993)
Net cash provided by financing activities	220,786	389	41,477
Net increase (decrease) in cash and cash equivalents	102,242	36,038	(20,795)
Cash and cash equivalents, beginning of year	78,121	42,083	62,878
Cash and cash equivalents, end of year	$180,363	$78,121	$42,083
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$10,023	$15,150	$12,719
Income taxes	$2,305	$3,620	$241
Noncash investing and financing activities:
Other real estate and repossessed assets acquired in settlement of loans	$73	$452	$1,106
Net deposits and fixed assets transferred to other assets related to the Branson branch sale	$—	$(8,885)	—
Right of use assets obtained in exchange for new operating lease liabilities	$169	$2,424	—
Stock dividends	$3,829	$5,795	$5,014

See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

(1)  Summary of Significant Accounting Policies

Hawthorn Bancshares, Inc. (the Company) through its subsidiary, Hawthorn Bank (the Bank), provides a broad range of banking services to individual and corporate customers located within the communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, St. Louis, and the greater Kansas City metropolitan area. The Company is subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.

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

Loans Held for Sale

Loans originated, primarily one-to-four family residential mortgage loans, with the intent to be sold in the secondary market are classified as held for sale and are accounted for at the lower of cost or fair value. Adjusted cost reflects the funded loan amount and any loan origination costs and fees. In order to manage the risk associated with such activities, the Company upon locking in an interest rate with the borrower enters into an agreement to sell such loans in the secondary market. Loans held for sale are typically sold with servicing rights retained and without recourse except for normal and customary representation and warranty provisions. Mortgage loans held for sale were $5.1 million at December 31, 2020 compared to $428,000 at December 31, 2019.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

Non-Accrual Loans

Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful. Loans that are contractually 90 days past due as to principal and/or interest payments are generally placed on non-accrual, unless they are both well-secured and in the process of collection. Consumer loans and real estate loans secured by one-to-four family residential properties are exempt from these non-accrual guidelines. These loans are placed on non-accrual after 120 days past due. Subsequent interest payments received on such loans are applied to principal if doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.

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

December 31, 2020, 2019, and 2018

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

December 31, 2020, 2019, and 2018

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

December 31, 2020, 2019, and 2018

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

A tax position is initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Penalties and interest incurred under the applicable tax law are classified as income tax expense. The Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2020, 2019, and 2018.

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

Stock Dividend On July 1, 2020, the Company paid a special stock dividend of four percent to shareholders of record at the close of business on June 15, 2020. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

CARES Act On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was signed into law, which, in part, established a loan program administered through the U.S. Small Business Administration ("SBA"), referred to as the Paycheck Protection Program ("PPP"). Under the PPP, small businesses, sole proprietorships, independent contractors, non-profit organizations and self-employed individuals could apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria. The Company is participating as a lender in the PPP program. All loans have a 1% interest rate and the Company earns a fee that is based upon a tiered schedule corresponding with the amount of the loan to the borrower, which is deferred and recognized over the life of the loan. Based upon the borrower meeting certain criteria as defined by the CARES Act, the loan may be forgiven by the SBA. The Company reports these loans at their principal amount outstanding, net of unearned income, unamortized deferred loan fee income and loan origination costs. Interest is accrued as earned and loan origination fees and direct costs are deferred and accreted or amortized into interest income, as an adjustment to the yield, over the life of the loan using the level yield method. When a PPP loan is paid off or forgiven by the SBA, the remaining unaccreted or unamortized net origination fees or costs are immediately recognized into income.

Reclassifications Certain prior year information has been reclassified to conform to the 2020 presentation.

The following represents significant new accounting principles adopted in 2020:

Intangibles In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Topic 350-40) Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 is effective for annual reporting periods beginning after December 15, 2019. The ASU did not have a material impact on the Company's Consolidated Financial Statements.

Fair Value Measurement In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) - Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 fair value measurement methodologies, the policy for timing of transfers between levels and the valuation processes for Level 3 fair value measurements. It also adds a requirement to disclose changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 measurements. For certain unobservable inputs, entities may disclose other quantitative information in lieu of the weighted average if the other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The ASU did not have a material impact on the Company's Consolidated Financial Statements.

Pension In August 2018, the FASB issued ASU 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans -General (Subtopic 715-20) Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans. These amendments modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. ASU 2018-14 is effective for annual reporting periods beginning after December 15, 2020 and is not expected to have a significant impact on the Company’s consolidated financial statements. The ASU did not have a material impact on the Company's Consolidated Financial Statements and disclosures.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

(2)   Loans and Allowance for Loan Losses

Loans

A summary of loans, by major class within the Company's loan portfolio, at December 31, 2020 and 2019 is as follows:

(in thousands)	2020	2019
Commercial, financial, and agricultural (a)	$272,918	$199,022
Real estate construction − residential	29,692	23,035
Real estate construction − commercial	78,144	84,998
Real estate mortgage − residential	262,339	252,643
Real estate mortgage − commercial	617,133	576,635
Installment and other consumer	26,741	32,464
Total loans held for investment	$1,286,967	$1,168,797
(a)	Includes $63.3 million SBA PPP loans, net

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, St. Louis, and the greater Kansas City metropolitan area. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. At December 31, 2020, $589.4 million of loans were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit.

The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company:

(in thousands)
Balance at December 31, 2019	$5,601
New loans	1,081
Amounts collected	(1,603)
Balance at December 31, 2020	$5,079

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

Allowance for loan losses

The following table illustrates the changes in the allowance for loan losses by portfolio segment:

	Commercial,	Real Estate	Real Estate	Real Estate	Real Estate	Installment
	Financial, &	Construction -	Construction -	Mortgage -	Mortgage -	and other	Un-
(in thousands)	Agricultural	Residential	Commercial	Residential	Commercial	Consumer	allocated	Total
Balance at December 31, 2017	$3,325	$170	$807	$1,689	$4,437	$345	$79	$10,852
Additions:
Provision for loan losses	296	(44)	(20)	516	457	150	120	1,475
Deductions:
Loans charged off	484	48	30	186	38	255	—	1,041
Less recoveries on loans	(100)	(62)	—	(52)	(58)	(94)	—	(366)
Net loans charged off	384	(14)	30	134	(20)	161	—	675
Balance at December 31, 2018	$3,237	$140	$757	$2,071	$4,914	$334	$199	$11,652
Additions:
Provision for loan losses	(168)	(126)	(388)	195	1,618	138	(119)	1,150
Deductions:
Loans charged off	295	—	—	277	25	196	—	793
Less recoveries on loans	(144)	(50)	—	(129)	(40)	(105)	—	(468)
Net loans charged off	151	(50)	—	148	(15)	91	—	325
Balance at December 31, 2019	$2,918	$64	$369	$2,118	$6,547	381	$80	$12,477
Additions:
Provision for loan losses	2,241	85	106	568	2,838	35	(73)	5,800
Deductions:
Loans charged off	207	—	—	52	39	211	—	509
Less recoveries on loans	(169)	(64)	—	(45)	(8)	(59)	—	(345)
Net loans charged off	38	(64)	—	7	31	152	—	164
Balance at December 31, 2020	$5,121	$213	$475	$2,679	$9,354	$264	$7	$18,113

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

In the first quarter of 2019, management adjusted the look-back period to begin with loss history in the first quarter 2012 as the starting point through the current quarter and it will continue to include this starting point going forward. At that time, Management determined that with the extended economic recovery then existing, the look-back period should be expanded to include the current economic cycle. The look-back period will continue to be evaluated and will be adjusted once a sustained loss producing downturn is recognized and found to be representative of historical losses expected for the current portfolio.

Due to the COVID-19 pandemic that surfaced in the first quarter of 2020, management reassessed the calculation of the allowance for loan loss by increasing the economic qualitative factor in order to capture the impact on the credit risk present in the loan portfolio given the economic environment that existed at that time. The unemployment rate was considered the best indicator of risk compared to the other factors previously used measured on a quarter lag and would not exhibit the effects of COVID-19 for possibly several quarters. While these lagging indicators have been very reliable for some time, they did not accurately capture the risk that has been brought about by rapid changes in the economy due to the pandemic. As of the fourth quarter of 2020, management again reassessed the qualitative factor and economic indicators. Enough time had passed so that data after the outbreak would be available and a better interpretation of the impact of

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

the virus on the economy. As of December 31, 2020, management determined that the local market and economy has been able to transition to a functional level while adapting to the new requirements aimed at stopping the spread of the virus and decreased the qualitative adjustment according to the Company's methodology.

Additionally, the funding of $88.4 million in PPP loans during the second and third quarter required management to assess the methodology that would be adopted in regard to the allowance for loan loss applicable to these loans. As the SBA PPP loans are expected to be mostly paid off in the next six to twelve months and carry a 100% credit guarantee from the SBA, management determined that no allowance for loan loss was deemed necessary for these loans. At December 31, 2020 the balance of these loans totaled $65.1 million.

The following table illustrates the allowance for loan losses and recorded investment by portfolio segment:

	Commercial,	Real Estate	Real Estate	Real Estate	Real Estate	Installment
	Financial, and	Construction -	Construction -	Mortgage -	Mortgage -	and Other	Un-
(in thousands)	Agricultural	Residential	Commercial	Residential	Commercial	Consumer	allocated	Total
December 31, 2020
Allowance for loan losses:
Individually evaluated for impairment	$2,187	$27	$28	$263	$2,594	$14	$—	$5,113
Collectively evaluated for impairment	2,934	186	447	2,416	6,760	250	7	13,000
Total	$5,121	$213	$475	$2,679	$9,354	$264	$7	$18,113
Loans outstanding:
Individually evaluated for impairment	$7,552	$192	$200	$3,626	$25,657	$108	$—	$37,335
Collectively evaluated for impairment	265,366	29,500	77,944	258,713	591,476	26,633	—	1,249,632
Total	$272,918	$29,692	$78,144	$262,339	$617,133	$26,741	$—	$1,286,967

December 31, 2019
Allowance for loan losses:
Individually evaluated for impairment	$311	$—	$—	$264	$23	$17	$—	$615
Collectively evaluated for impairment	2,607	64	369	1,854	6,524	364	80	11,862
Total	$2,918	$64	$369	$2,118	$6,547	$381	$80	$12,477
Loans outstanding:
Individually evaluated for impairment	$1,514	$—	$137	$3,856	$1,711	$177	$—	$7,395
Collectively evaluated for impairment	197,508	23,035	84,861	248,787	574,924	32,287	—	1,161,402
Total	$199,022	$23,035	$84,998	$252,643	$576,635	$32,464	$—	$1,168,797

Impaired loans

Loans evaluated under ASC 310-10-35 include loans which are individually evaluated for impairment. All other loans are collectively evaluated for impairment under ASC 450-20. Impaired loans individually evaluated for impairment totaled $37.3 million and $7.4 million at December 31, 2020 and 2019, respectively, and are comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings (TDRs).

The net carrying value of impaired loans is based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. At December 31, 2020, $32.2 million of impaired loans were evaluated based on the fair value less estimated selling costs of the loans' collateral compared to $3.0 million at December 31, 2019. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2020, $5.1 million of the Company's allowance for loan losses was allocated to impaired loans totaling $37.3 million compared to $615,000 of the Company's allowance for loan losses allocated to impaired loans totaling approximately $7.4 million at December 31, 2019. Management determined that $11.9 million, or 32%, of total impaired loans required no reserve allocation at December 31, 2020 compared to $2.6 million, or 35%, at December 31, 2019 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

The categories of impaired loans at December 31, 2020 and 2019 are as follows:

(in thousands)	2020	2019
Non-accrual loans	$34,559	$4,754
Non-performing TDRs - 90 days past due	—	106
Performing TDRs	2,776	2,535
Total impaired loans	$37,335	$7,395

The following tables provide additional information about impaired loans at December 31, 2020 and 2019, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided.

		Unpaid
	Recorded	Principal	Specific
(in thousands)	Investment	Balance	Reserves
December 31, 2020
With no related allowance recorded:
Commercial, financial and agricultural	$1,703	$1,731	$—
Real estate mortgage − residential	1,300	1,395	—
Real estate mortgage − commercial	8,943	8,943	—
Total	$11,946	$12,069	$—
With an allowance recorded:
Commercial, financial and agricultural	$5,849	$6,180	$2,187
Real estate construction − residential	192	192	27
Real estate construction − commercial	200	251	28
Real estate mortgage − residential	2,326	2,786	263
Real estate mortgage − commercial	16,714	16,787	2,594
Installment and other consumer	108	112	14
Total	$25,389	$26,308	$5,113
Total impaired loans	$37,335	$38,377	$5,113

		Unpaid
	Recorded	Principal	Specific
(in thousands)	Investment	Balance	Reserves
December 31, 2019
With no related allowance recorded:
Commercial, financial and agricultural	$342	$487	$—
Real estate construction − commercial	137	173	—
Real estate mortgage − residential	697	784	—
Real estate mortgage − commercial	1,388	1,433	—
Installment and other consumer	12	12	—
Total	$2,576	$2,889	$—
With an allowance recorded:
Commercial, financial and agricultural	$1,172	$1,470	$311
Real estate mortgage − residential	3,159	3,482	264
Real estate mortgage − commercial	323	425	23
Installment and other consumer	165	189	17
Total	$4,819	$5,566	$615
Total impaired loans	$7,395	$8,455	$615

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

The following table presents by class, information related to the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2020 and 2019:

	2020		2019
		Interest		Interest
	Average	Recognized	Average	Recognized
	Recorded	For the	Recorded	For the
(in thousands)	Investment	Period Ended	Investment	Period Ended
With no related allowance recorded:
Commercial, financial and agricultural	$1,629	$144	$805	$—
Real estate construction − commercial	162	—	145	—
Real estate mortgage − residential	1,692	28	685	—
Real estate mortgage − commercial	2,975	13	1,062	6
Installment and other consumer	6	—	6	—
Total	$6,464	$185	$2,703	$6
With an allowance recorded:
Commercial, financial and agricultural	$2,395	$48	$1,097	$40
Real estate construction − residential	48	—	—	—
Real estate construction − commercial	367	—	—	—
Real estate mortgage − residential	2,564	45	3,583	88
Real estate mortgage − commercial	4,830	22	334	28
Installment and other consumer	113	8	199	3
Total	$10,317	$123	$5,213	$159
Total impaired loans	$16,781	$308	$7,916	$165

The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken resulting from current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $308,000 and $165,000, for the years ended December 31, 2020 and 2019, respectively. The average recorded investment in impaired loans is calculated on a monthly basis during the years reported.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

The following table provides aging information for the Company's past due and non-accrual loans at December 31, 2020 and 2019.

	Current or		90 Days
	Less Than		Past Due
	30 Days	30 - 89 Days	And Still
(in thousands)	Past Due	Past Due	Accruing	Non-Accrual	Total
December 31, 2020
Commercial, Financial, and Agricultural	$265,821	$380	$—	$6,717	$272,918
Real estate construction − residential	29,500	—	—	192	29,692
Real estate construction − commercial	77,944	—	—	200	78,144
Real estate mortgage − residential	259,688	546	—	2,105	262,339
Real estate mortgage − commercial	591,815	4	—	25,314	617,133
Installment and Other Consumer	26,576	117	17	31	26,741
Total	$1,251,344	$1,047	$17	$34,559	$1,286,967
December 31, 2019
Commercial, Financial, and Agricultural	$197,828	$212	$—	$982	$199,022
Real estate construction − residential	22,468	567	—	—	23,035
Real estate construction − commercial	84,861	—	—	137	84,998
Real estate mortgage − residential	249,516	688	304	2,135	252,643
Real estate mortgage − commercial	575,140	136	—	1,359	576,635
Installment and Other Consumer	32,179	132	12	141	32,464
Total	$1,161,992	$1,735	$316	$4,754	$1,168,797

The Company's past due and non-accrual loans at December 31, 2020 do not include $57.1 million of loans accepting forbearance under the CARES Act. Their delinquency status will not change through the forbearance period as they are fulfilling the agreement they have made with the Company. Of the total remaining $86.7 million loan modifications under the CARES Act, $29.5 million, were determined to be on nonaccrual status during the fourth quarter of 2020.

Credit Quality

The Company categorizes loans into risk categories based upon an internal rating system reflecting management’s risk assessment. Loans are placed on watch status when one or more weaknesses are identified that may result in the borrower being unable to meet repayment terms or the Company’s credit position could deteriorate at some future date. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not corrected. A loan is classified as a troubled debt restructuring (TDR) when a borrower is experiencing financial difficulties that lead to the restructuring of a loan, and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. Loans classified as TDRs that are accruing interest are classified as performing TDRs. Loans classified as TDRs that are not accruing interest or is 90 days past due are classified as nonperforming TDRs. It is the Company’s policy to discontinue the accrual of interest income on loans when management believes that the collection of interest or principal is doubtful.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

The following table presents the risk categories by class at December 31, 2020 and 2019.

	Commercial,	Real Estate	Real Estate	Real Estate	Real Estate	Installment
	Financial, &	Construction -	Construction -	Mortgage -	Mortgage -	and other
(in thousands)	Agricultural	Residential	Commercial	Residential	Commercial	Consumer	Total
At December 31, 2020
Watch	$9,649	$545	$10,806	$15,835	$66,936	$—	$103,771
Substandard	598	—	—	1,002	1,662	—	3,262
Performing TDRs	835	—	—	1,521	343	77	2,776
Non-accrual loans (a)	6,717	192	200	2,105	25,314	31	34,559
Total	$17,799	$737	$11,006	$20,463	$94,255	$108	$144,368
At December 31, 2019
Watch	$16,288	$763	$8,484	$15,280	$37,271	$—	$78,086
Substandard	3,249	—	273	2,291	677	—	6,490
Performing TDRs	532	—	—	1,615	352	36	2,535
Non-performing TDRs - 90 days past due (a)	—	—	—	106	—	—	106
Non-accrual loans (a)	982	—	137	2,135	1,359	141	4,754
Total	$21,051	$763	$8,894	$21,427	$39,659	$177	$91,971

(a)	Non-performing TDRs include non-performing TDRs included in nonaccrual loans and 90 days past due.

Troubled Debt Restructurings

At December 31, 2020, loans classified as TDRs totaled $3.7 million, of which $900,000 were classified as non-performing TDRs and $2.8 million were classified as performing TDRs. At December 31, 2019, loans classified as TDRs totaled $4.1 million, of which $1.6 million were classified as non-performing TDRs and $2.5 million were classified as performing TDRs. Both performing and nonperforming TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of $214,000 and $442,000 related to TDRs were allocated to the allowance for loan losses at December 31, 2020 and 2019, respectively.

The CARES Act provides all banks with the option to elect either or both of the following from March 1, 2020 until the earlier of December 31, 2020 or the date that is 60 days after the termination of the national emergency:

(i) to suspend the requirements under GAAP for loan modifications related to the COVID–19 pandemic that would otherwise be categorized as a TDR; and/or

(ii) to suspend any determination of a loan modified as a result of the effects of the COVID–19 pandemic as being a TDR, including impairment for accounting purposes.

If a bank elects a suspension noted above, the suspension (i) will be effective for the term of the loan modification, but solely with respect to any modification, including a forbearance arrangement, an interest rate modification, a repayment plan, and any other similar arrangement that defers or delays the payment of principal or interest, that occurs during the applicable period for a loan that was not more than 30 days past due as of December 31, 2019; and (ii) will not apply to any adverse impact on the credit of a borrower that is not related to the COVID–19 pandemic.

As provided for by the CARES Act, the Company offered payment modifications to borrowers. Disaster relief payment modifications granted to-date include approximately 578 loans totaling $296.9 million, or 23.1% of the total loan portfolio. At December 31, 2020, 38 loans totaling $86.7 million, or 6.7% of total loans, remained in some form of a modification. (See table below titled – Loan Modifications under the CARES Act by NAICS Code.)

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

	Total Remaining Loan Modifications under the CARES Act by NAICS Code as of December 31, 2020
		% of		% of		% of
		Total Remaining	Full	Total Remaining		Total Remaining
	Interest	Loan	Deferral	Loan	Extended	Loan
Industry Category	Only	Modifications	(1)	Modifications	Amortizations	Modifications	Totals
Real Estate and Rental and Leasing	$5,166	6.0%	$6,338	7.3%	$501	0.6%	$12,005
Accommodations and Food Services	19,859	22.9	32,486	37.5	4,621	5.3	56,966
Construction	144	0.2	-	—	—	—	144
Churches	263	0.3	-	—	—	—	263
Lands and lots	2,005	2.3	-	—	—	—	2,005
Cinemas	—	—	4,691	5.4	—	—	4,691
Health Care and Social Assistance	—	—	208	0.2	—	—	208
Arts, Entertainment, Recreation	10,165	11.7	-	—	—	—	10,165
Non-NAICS (Consumer)	—	0.0	232	0.3	—	—	232
Total modifications	$37,602	43.4%	$43,955	50.7%	$5,122	5.9%	$86,679

Remaining loan modifications under the CARES Act as a percent of the total loan portfolio 6.7%

Total loan modifications under the CARES Act to date $296,890

Total loan modifications under the CARES Act to date as a percent of the total loan portfolio 23.1%

(1)	Of the $44.0 million loan modifications on full deferral, $29.5 million, or 34.1% of the total remaining loan modifications, were determined to be on nonaccrual status during the fourth quarter of 2020.

The following table summarizes loans that were modified as TDRs during the years ended December 31, 2020 and 2019.

	2020			2019
	Recorded Investment (1)			Recorded Investment (1)
	Number of	Pre-	Post-	Number of	Pre-	Post-
(in thousands)	Contracts	Modification	Modification	Contracts	Modification	Modification
Troubled Debt Restructurings
Commercial, financial and agricultural	—	$—	$—	2	$80	$58
Real estate mortgage − residential	2	209	211	—	—	—
Real estate mortgage − commercial	—	—	—	2	267	266
Installment and other consumer	1	6	4	—	—	—
Total	3	$215	$215	4	$347	$324

(1) The amounts reported post-modification are inclusive of all partial pay-downs and charge-offs, and no portion of the debt was forgiven. Loans modified as a TDR that were fully paid down, charged-off, or foreclosed upon during the period ended are not reported.

The Company's portfolio of loans classified as TDRs include concessions for the borrower due to deteriorated financial condition such as interest rates below the current market rate, deferring principal payments, and extending maturity dates. During the year ended December 31, 2020, three loans meeting the TDR criteria were modified compared to four loans during the year ended December 31, 2019.

The Company considers a TDR to be in default when it is 90 days or more past due under the modified terms, a charge-off occurs, or it is in the process of foreclosure. There were no loans modified as a TDR, where a concession was made and subsequently defaulted during the year ended December 31, 2020, within twelve months of its modification date. This is compared to one commercial TDR with a $7,000 balance, where a concession was made and subsequently defaulted and was moved to non-accrual status and some collateral was liquidated to pay down the balance during the year ended December 31, 2019, within twelve months of its modification date. See Lending and Credit Management section for further information.

Loans Held For Sale

The Company designates certain long-term fixed rate personal real estate loans as held for sale, and the Company carries them at the lower of cost or fair value. The loans are primarily sold to Freddie Mac, Fannie Mae, PennyMac, and other various secondary market investors. At December 31, 2020, the carrying amount of these loans was $5.1 million compared to $428,000 at December 31, 2019.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

(3)     Other Real Estate Acquired in Settlement of Loans

(in thousands)	2020	2019
Commercial	$920	$1,155
Real estate construction - commercial	10,986	11,553
Real estate mortgage - residential	201	230
Real estate mortgage - commercial	2,798	2,799
Total	$14,905	$15,737
Less valuation allowance for other real estate owned	(2,614)	(2,956)
Total other real estate owned	$12,291	$12,781

Changes in the net carrying amount of other real estate owned for the years indicated:

Balance at December 31, 2018	$16,693
Additions	452
Proceeds from sales	(1,435)
Charge-offs against the valuation allowance for other real estate owned, net	(95)
Net gain on sales	122
Balance at December 31, 2019	$15,737
Additions	73
Proceeds from sales	(516)
Charge-offs against the valuation allowance for other real estate owned, net	(347)
Donation	(266)
Net gain on sales	224
Total other real estate owned	$14,905
Less valuation allowance for other real estate owned	(2,614)
Balance at December 31, 2020	$12,291

At December 31, 2020, $287,000 of consumer mortgage loans secured by residential real estate properties were in the process of foreclosure compared to $252,000 of consumer mortgage loans in the process of foreclosure at December 31, 2019.

Activity in the valuation allowance for other real estate owned in settlement of loans for the years indicated:

(in thousands)	2020	2019	2018
Balance, beginning of period	$2,956	$3,002	$3,221
Provision for other real estate owned	5	49	26
Charge-offs	(347)	(95)	(245)
Balance, end of period	$2,614	$2,956	$3,002

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

(4)     Investment Securities

The amortized cost, gross unrealized gains and losses, and fair value of debt securities classified as available-for-sale at December 31, 2020 and 2019 were as follows:

	Total
	Amortized	Gross Unrealized		Fair
(in thousands)	Cost	Gains	Losses	Value
December 31, 2020
U.S. Treasury	$2,772	$26	$—	$2,798
U.S. government and federal agency obligations	11,732	197	—	11,929
U.S. government-sponsored enterprises	22,495	379	—	22,874
Obligations of states and political subdivisions	56,943	1,801	—	58,744
Mortgage-backed securities	88,357	1,809	(54)	90,112
Other debt securities (a)	10,000	358	(14)	10,344
Bank issued trust preferred securities (a)	1,486	—	(257)	1,229
Total available-for-sale securities	$193,785	$4,570	$(325)	$198,030

December 31, 2019
U.S. Treasury	$987	$8	$—	$995
U.S. government and federal agency obligations	8,124	—	(77)	8,047
U.S. government-sponsored enterprises	22,300	41	(58)	22,283
Obligations of states and political subdivisions	33,704	144	(59)	33,789
Mortgage-backed securities	105,522	522	(428)	105,616
Other debt securities (a)	3,000	53	—	3,053
Bank issued trust preferred securities (a)	1,486	—	(176)	1,310
Total available-for-sale securities	$175,123	$768	$(798)	$175,093

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

Debt securities with carrying values aggregating approximately $153.9 million and $139.8 million at December 31, 2020 and December 31, 2019, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2020, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

	Amortized	Fair
(in thousands)	Cost	Value
Due in one year or less	$3,323	$3,340
Due after one year through five years	21,829	22,071
Due after five years through ten years	38,404	39,570
Due after ten years	41,872	42,937
Total	105,428	107,918
Mortgage-backed securities	88,357	90,112
Total available-for-sale securities	$193,785	$198,030

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

(in thousands)	2020	2019
Other securities:
FHLB stock	$6,170	$5,644
MIB stock	151	151
Equity securities with readily determinable fair values	32	13
Total other investment securities	$6,353	$5,808

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2020 and December 31, 2019 were as follows:

	Less than 12 months		12 months or more		Total	Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses
At December 31, 2020
U.S. Treasury	$1,015	$—	$—	$—	$1,015	$—
Mortgage-backed securities	7,494	(54)	—	—	7,494	(54)
Other debt securities	2,987	(14)	—	—	2,987	(14)
Bank issued trust preferred securities	—	—	1,229	(257)	1,229	(257)
Total	$11,496	$(68)	$1,229	$(257)	$12,725	$(325)

(in thousands)
At December 31, 2019
U.S. government and federal agency obligations	$6,238	$(69)	$1,809	$(8)	$8,047	$(77)
U.S. government-sponsored enterprises	5,949	(47)	7,488	(11)	13,437	(58)
Obligations of states and political subdivisions	10,729	(53)	1,931	(6)	12,660	(59)
Mortgage-backed securities	5,444	(37)	40,120	(391)	45,564	(428)
Bank issued trust preferred securities	—	—	1,310	(176)	1,310	(176)
Total	$28,360	$(206)	$52,658	$(592)	$81,018	$(798)

The total available for sale portfolio consisted of approximately 308 securities at December 31, 2020. The portfolio included 10 securities having an aggregate fair value of $12.7 million that were in a loss position at December 31, 2020. Securities identified as temporarily

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

impaired which had been in a loss position for 12 months or longer totaled $1.2 million at fair value at December 31, 2020. The $325,000 aggregate unrealized loss included in accumulated other comprehensive loss at December 31, 2020 was caused by interest rate fluctuations.

The total available for sale portfolio consisted of approximately 322 securities at December 31, 2019. The portfolio included 128 securities having an aggregate fair value of $81.0 million that were in a loss position at December 31, 2019. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer had a fair value of $52.7 million at December 31, 2019. The $798,000 aggregate unrealized loss included in accumulated other comprehensive loss at December 31, 2019 was caused by interest rate fluctuations.

Because the decline in fair value is attributable to changes in interest rates and not credit quality, these investments were not considered other-than-temporarily impaired at December 31, 2020 and 2019, respectively. In the absence of changes in credit quality of these investments, the fair value is expected to recover on all debt securities as they approach their maturity date, or re-pricing date or if market yields for such investments decline. In addition, the Company does not have the intent to sell these investments over the period of recovery, and it is not more likely than not that the Company will be required to sell such investment securities.

The table presents the components of investment securities gains and losses, which have been recognized in earnings:

(in thousands)	2020	2019	2018
Investment securities gains (losses), net
Available for sale securities:
Gains realized on sales	$49	$6	$253
Losses realized on sales	(8)	(46)	—
Other-than-temporary impairment recognized	—	—	—
Other investment securities:
Fair value adjustments, net	20	—	2
Investment securities gains (losses), net	$61	$(40)	$255

During the year ended December 31, 2020, the Company received $5.8 million proceeds from the sale of available for sale debt securities and recognized net securities gains, which include the unrealized net gains related to equity securities, of $61,000. This is compared to $21.5 million and $77.2 million proceeds from the sale of available debt securities and recognized net gains (losses) of $(40,000) and $255,000 for the years ended December 31, 2019 and 2018, respectively.

(5)      Premises and Equipment

A summary of premises and equipment at December 31, 2020 and 2019 is as follows:

(in thousands)	2020	2019
Land and land improvements	$9,452	$9,433
Buildings and improvements	35,520	34,926
Furniture and equipment	13,570	14,081
Operating leases - right of use asset	2,594	2,425
Construction in progress	268	77
Total	61,404	60,942
Less accumulated depreciation	26,843	25,554
Premises and equipment, net	$34,561	$35,388

Depreciation expense for the years ended December 31, 2020, 2019, and 2018 was as follows:

(in thousands)	2020	2019	2018
Depreciation expense	$2,265	$2,062	$1,797

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

(6)      Intangible Assets

Mortgage Servicing Rights

At December 31, 2020 the Company was servicing $292.7 million of loans sold to the secondary market compared to $271.4 million and $279.9 million at December 31, 2019 and 2018, respectively. Mortgage loan servicing fees, reported in real estate servicing fees, net, earned on loans sold and serviced for others were $854,000, $778,000, and $821,000, for the years ended December 31, 2020, 2019, and 2018, respectively.

The table below presents changes in mortgage servicing rights (MSRs) for the years ended December 31, 2020, 2019, and 2018.

(in thousands)	2020	2019	2018
Balance at beginning of period	$2,482	$2,931	$2,713
Originated mortgage servicing rights	866	290	245
Changes in fair value:
Due to changes in model inputs and assumptions (1)	(422)	(434)	286
Other changes in fair value (2)	(481)	(305)	(313)
Total changes in fair value	(903)	(739)	(27)
Balance at end of period	$2,445	$2,482	$2,931

(1)	The change in fair value resulting from changes in valuation inputs or assumptions used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates.
(2)	Other changes in fair value reflect changes due to customer payments and passage of time.

Total changes in fair value are reported in real estate servicing fees, net, reported in non-interest income in the Company's consolidated statements of income.

The following key data and assumptions were used in estimating the fair value of the Company's mortgage servicing rights as of December 31, 2020 and 2019:

	2020	2019
Weighted average constant prepayment rate	15.74%	13.42%
Weighted average note rate	3.55%	3.93%
Weighted average discount rate	7.75%	8.61%
Weighted average expected life (in years)	4.8	4.8

(7)      Deposits

The aggregate amount of time deposits with balances that met or exceeded the Federal Deposit Insurance Corporation (FDIC) insurance limit of $250,000 was $91.3 million and $104.3 million at December 31, 2020 and 2019, respectively. The Company had brokered deposits totaling $40.2 million and $45.2 million at December 31, 2020 and 2019, respectively.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

The scheduled maturities of total time deposits at December 31, 2020 were as follows:

(in thousands)
Due within:
2021	$191,565
2022	63,025
2023	20,102
2024	1,025
2025	1,589
Thereafter	—
Total	$277,306

The Federal Reserve Bank required the Bank to maintain cash or balances of zero at December 31, 2020 compared to $1.3 million at December 31, 2019 to satisfy reserve requirements. Average compensating balances held at correspondent banks were $1.5 million at both December 31, 2020 and 2019. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.

(8)      Federal funds purchased and securities sold under agreements to repurchase

Information relating to federal funds purchased and repurchase agreements is as follows:

	Year End	Average	Average	Maximum
	Weighted	Weighted	Balance	Outstanding at	Balance at
(in thousands)	Rate	Rate	Outstanding	any Month End	December 31,
2020
Federal funds purchased	0.36%	0.26%	$—	$—	$—
Short-term repurchase agreements - Bank	0.24	0.43	34,026	45,154	45,154
Total			$34,026	$45,154	$45,154
2019
Federal funds purchased	2.00%	2.65%	$329	$1,950	$—
Short-term repurchase agreements - Bank	0.45	0.59	22,198	27,272	27,272
Total			$22,527	$29,222	$27,272

The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Bank's investment portfolio. Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $50.0 million on an unsecured basis and $15.7 million on a secured basis at December 31, 2020.

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

December 31, 2020, 2019, and 2018

to repurchase agreements by remaining maturity in the table below are limited to the outstanding balances of the related asset or liability; thus amounts of excess collateral are not shown.

Repurchase Agreements	Remaining Contractual Maturity of the Agreements
	Overnight	Less	Greater
	and	than	than
(in thousands)	continuous	90 days	90 days	Total
At December 31, 2020
U.S. government and federal agency obligations	$2,728	$—	$—	$2,728
U.S. government-sponsored enterprises	15,533	—	—	15,533
Mortgage-backed securities	26,893	—	—	26,893
Total	$45,154	$—	$—	$45,154

At December 31, 2019
U.S. Treasury	$754	$—	$—	$754
U.S. government-sponsored enterprises	12,853	—	—	12,853
Mortgage-backed securities	13,665	—	—	13,665
Total	$27,272	$—	$—	$27,272

(9)      Leases

The Company's leases primarily consist of office space and bank branches with remaining lease terms of generally 1 to 10 years. As of December 31, 2020, operating right-of-use (ROU) assets and liabilities were $2.1 million and $2.1 million, respectively. As of December 31, 2020, the weighted-average remaining lease term on these operating leases is approximately 7.3 years and the weighted-average discount rate used to measure the lease liabilities is approximately 4.0%.

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

Operating lease cost, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term, and is recorded in net occupancy expense in the consolidated statements of income. The operating lease cost was $348,000 and $288,000 for the years ended December 31, 2020 and 2019, respectively.

At adoption of ASU 2016-02 on January 1, 2019, lease and non-lease components of new lease agreements are accounted for separately. Lease components include fixed payments including rent, real estate taxes and insurance costs and non-lease components include common-area maintenance costs. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. Operating lease expense for these leases was $108,000 for the year ended December 31, 2020 compared to $163,000 for the year ended December 31, 2019.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

The table below summarizes the maturity of remaining operating lease liabilities:

Operating
Lease payments due in:	Lease
(in thousands)
2021	$374
2022	367
2023	366
2024	258
2025	257
Thereafter	830
Total lease payments	2,452
Less imputed interest	(315)
Total lease liabilities, as reported	$2,137

(10)      Borrowings

Federal Home Loan Bank and other borrowings of the Company consisted of the following:

			2020		2019
				Year End		Year End
		Maturity	Year End	Weighted	Year End	Weighted
(in thousands)	Borrower	Date	Balance	Rate	Balance	Rate
FHLB advances	The Bank	2020	$—	—%	$49,236	2.61%
		2021	29,241	2.54%	29,241	2.52%
		2022	9,419	1.33%	4,418	2.14%
		2023	11,000	1.05%	3,000	1.90%
		2024	11,000	1.17%	3,000	1.93%
		2025	15,000	1.17%	8,000	2.15%
		Thereafter	31,000	1.50%	—	—%

Other borrowings		2022	14	4.00%	24	4.00%
Total Bank			$106,674		$96,919

Subordinated notes	The Company	2034	$25,774	2.93%	$25,774	4.60%
		2035	23,712	2.06%	23,712	3.73%
Total Company			$49,486		$49,486

The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings, which are all fixed rate, are secured under a blanket agreement which assigns all investment in FHLB stock, as well as qualifying first mortgage loans as collateral to secure amounts borrowed by the Bank. As of December 31, 2020, the Bank had $106.7 million in outstanding borrowings with the FHLB. Based upon the collateral pledged to the FHLB at December 31, 2020, the Bank could borrow up to an additional $71.0 million under the agreement.

On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to a three-month LIBOR rate plus 1.83% and reprices quarterly (2.06% at December 31, 2020). The TPS can be prepaid without penalty at any time after five years from the issuance date.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

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

On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (2.93% at December 31, 2020). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company.

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

The Exchange Statutory Trusts are not consolidated in the Company's financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2020 and 2019 was $49.5 million, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.2 and $1.3 million at December 31, 2020 and 2019, respectively, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.

(11)    Income Taxes

The composition of income tax expense for the years ended December 31, 2020, 2019, and 2018 was as follows:

(in thousands)	2020	2019	2018
Current:
Federal	$4,268	$3,830	$1,175
State	—	—	(181)
Total current	4,268	3,830	994
Deferred:
Federal	(1,085)	(7)	674
State	—	—	—
Total deferred	(1,085)	(7)	674
Total income tax expense	$3,183	$3,823	$1,668

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

Applicable income tax expense for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table for the years ended December 31, 2020, 2019, and 2018 are as follows:

	2020		2019		2018
(in thousands)	Amount	%	Amount	%	Amount	%
Income before provision for income tax expense	$17,476		$19,937		$12,382
Tax at statutory federal income tax rate	$3,670	21.00%	$4,187	21.00%	$2,600	21.00%
Tax Cuts and Jobs Act	—	—	—	—	(343)	(2.77)
State restructuring	—	—	—	—	(143)	(1.16)
Tax-exempt income, net	(487)	(2.79)	(408)	(2.04)	(432)	(3.49)
State income tax, net of federal tax benefit	—	—	—	—	—	—
Other, net	—	—	44	0.22	(14)	(0.11)
Provision for income tax expense	$3,183	18.21%	$3,823	19.18%	$1,668	13.47%

Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 18.2% for the year ended December 31, 2020 compared to 19.2% and 13.5% for the years ended December 31, 2019 and 2018, respectively.

The decrease in the effective tax rate for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily attributable to tax-free revenues having a greater impact on pre-tax income due to the reduced level of earnings in 2020.

The increase in the effective tax rate for the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily attributable to a one-time benefit recorded in 2018 associated with the finalization of the Company’s analysis of the Tax Cuts and Jobs Act (Tax Act), a one-time benefit recorded in 2018 associated with the Company’s state tax planning initiatives, and the increased earnings and branch sale gain in 2019.

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

The components of deferred tax assets and deferred tax liabilities at December 31, 2020 and 2019 were as follows:

(in thousands)	2020	2019
Deferred tax assets:
Allowance for loan losses	$2,927	$2,564
Pension	1,233	1,747
Other real estate owned	550	621
Deferred loan fees	563	131
Lease liability	449	467
Intangible assets	22	103
Accrued / deferred compensation	530	399
Other	368	95
Total deferred tax assets	$6,642	$6,127
Deferred tax liabilities:
Premises and equipment	$553	$625
Mortgage servicing rights	514	521
Deferred loan costs	288	273
Right-of-use asset	443	465
Prepaid expenses	359	328
Securities	900	9
Other	8	10
Total deferred tax liabilities	3,065	2,231
Net deferred tax assets	$3,577	$3,896

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning initiatives in making this assessment. In management's opinion, the Company will more likely than not realize the benefits of its deferred tax assets and, therefore, has not established a valuation allowance against its deferred tax assets as of December 31, 2020. Management arrived at this conclusion based upon the level of historical taxable income and projections for future taxable income of the appropriate character over the periods in which the deferred tax assets are deductible. The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions.

The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. For each of the years ended December 31, 2020 and 2019, respectively, the Company did not have any uncertain tax provisions, and did not record any related tax liabilities.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

(12)    Stockholders' Equity

Accumulated Other Comprehensive Income (Loss)

The following details the change in the components of the Company's accumulated other comprehensive loss for the years ended December 31, as indicated.

		Unrecognized Net	Accumulated
	Unrealized	Pension and	Other
	Income (Loss)	Postretirement	Comprehensive
(in thousands)	on Securities (1)	Costs (2)	Income (Loss)
Balance, December 31, 2018	$(3,455)	$(2,644)	$(6,099)
Other comprehensive income, before reclassifications	4,304	79	4,383
Amounts reclassified from accumulated other comprehensive income (loss)	40	(1,455)	(1,415)
Other comprehensive income (loss), before tax	4,344	(1,376)	2,968
Income tax (expense) benefit	(912)	288	(624)
Other comprehensive income (loss), net of tax	3,432	(1,088)	2,344
Balance, December 31, 2019	$(23)	$(3,732)	$(3,755)
Other comprehensive income, before reclassifications	4,315	214	4,529
Amounts reclassified from accumulated other comprehensive income (loss)	(41)	2,200	2,159
Other comprehensive income, before tax	4,274	2,414	6,688
Income tax expense	(898)	(507)	(1,405)
Other comprehensive income, net of tax	3,376	1,907	5,283
Balance, December 31, 2020	$3,353	$(1,825)	$1,528

(1)	The pre-tax amounts reclassified from accumulated other comprehensive income (loss) income are included in gains (losses) on sale of investment securities in the consolidated statements of income.
(2)	The pre-tax amounts reclassified from accumulated other comprehensive income (loss) are included in the computation of net periodic pension cost. See Note 13.

(13)    Employee Benefit Plans

Employee benefits charged to operating expenses are summarized in the table below for the years ended December 31, as indicated.

(in thousands)	2020	2019	2018
Payroll taxes	$1,273	$1,112	$1,156
Medical plans	1,854	1,826	2,109
401(k) match and profit sharing	1,586	1,290	956
Periodic pension cost	1,614	1,430	1,707
Other	59	63	67
Total employee benefits	$6,386	$5,721	$5,995

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

December 31, 2020, 2019, and 2018

Other Plans

On November 7, 2018, the Board of Directors of the Company adopted a supplemental executive retirement plan (SERP) which became effective on January 1, 2018. The SERP provides select employees who satisfy certain eligibility requirement with certain benefits upon retirement, termination of employment or death.

As of December 31, 2020, the accrued liability was $960,000 and the expense for this plan of $320,000 for both the years ended December 31, 2020 and 2019, respectively, was accrued and recognized over the required service period.

Pension

The Company provides a noncontributory defined benefit pension plan for all full-time employees. Beginning January 1, 2018 and for all retrospective periods presented, the Company adopted the guidance under ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. Under the new guidance, only the service cost component of the net periodic benefit cost is reported in the same income statement line item as salaries and benefits, and the remaining components are reported as other non-interest expense. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made a pension contribution of $500,000 on March 25, 2020. Effective July 1, 2017, the Company amended the pension plan to effectuate a “soft freeze” such that no individual hired (or rehired in the case of a former employee) by the Company after September 30, 2017, whether or not such individual is or was a vested member in the plan, will be eligible to be an active member and be entitled to accrue any benefits under the plan.

Obligations and Funded Status at December 31,

(in thousands)	2020	2019
Change in projected benefit obligation:
Balance, January 1	$34,009	$26,892
Service cost	1,614	1,430
Interest cost	1,127	1,169
Actuarial loss	933	5,164
Benefits paid	(726)	(646)
Balance, December 31,	$36,957	$34,009
Change in plan assets:
Fair value, January 1	$25,689	$19,672
Actual return on plan assets	4,725	5,164
Employer contribution	500	1,610
Expenses paid	(104)	(111)
Benefits paid	(726)	(646)
Fair value, December 31,	$30,084	$25,689
Funded status at end of year	$(6,873)	$(8,320)
Accumulated benefit obligation	$30,156	$26,380

Amounts recognized in the statement of financial position consist of the following:
(in thousands)	2020	2019
Noncurrent assets	$—	$—
Current liabilities	—	—
Noncurrent liabilities	(6,873)	(8,320)
Net liability at end of year	$(6,873)	$(8,320)

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income

The following items are components of net pension cost for the years ended December 31, as indicated:

(in thousands)	2020	2019	2018
Service cost - benefits earned during the year	$1,614	$1,430	$1,707
Interest costs on projected benefit obligations (a)	1,127	1,169	1,037
Expected return on plan assets (a)	(1,598)	(1,467)	(1,327)
Expected administrative expenses (a)	110	122	93
Amortization of prior service cost (a)	50	79	79
Amortization of unrecognized net loss (a)	164	—	140
Net periodic pension cost	$1,467	$1,333	$1,729

(a)	The components of net periodic pension cost other than the service cost component are included in other non-interest expense.

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

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive (loss) income at December 31, 2020 and 2019 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

(in thousands)	2020	2019
Prior service costs	$—	$(49)
Net accumulated actuarial net loss	(2,311)	(4,675)
Accumulated other comprehensive loss	(2,311)	(4,724)
Net periodic benefit cost in excess of cumulative employer contributions	(4,562)	(3,596)
Net amount recognized at December 31, balance sheet	$(6,873)	$(8,320)
Net actuarial gain (loss) arising during period	$2,200	$(1,455)
Prior service cost amortization	50	79
Amortization of net actuarial loss	164	—
Total recognized in other comprehensive income (loss)	$2,414	$(1,376)
Total recognized in net periodic pension cost and other comprehensive (loss) income	$(947)	$2,709

The 2020 actuarial gain was primarily the result of the actual return on assets exceeding the expected asset return and updated assumptions. The 2019 actuarial loss was primarily the result of the decrease in the discount rate.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

Assumptions utilized to determine benefit obligations as of December 31, 2020, 2019, and 2018 and to determine pension expense for the years then ended are as follows:

	2020	2019	2018
Determination of benefit obligation at year end:
Discount rate	2.80%	3.45%	4.40%
Annual rate of compensation increase	4.50%	4.00%	4.00%
Determination of pension expense for year ended:
Discount rate for the service cost	3.45%	4.40%	3.75%
Annual rate of compensation increase	4.00%	4.00%	4.00%
Expected long-term rate of return on plan assets	6.75%	6.75%	6.75%

The assumed overall expected long-term rate of return on pension plan assets used in calculating 2020 pension expense was 6.75%. Determination of the plan's rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company's plan assets have experienced the following annual returns: 19.7% in 2020, 25.8% in 2019, (6.2)% in 2018, 17.4% in 2017, and 8.2% in 2016. The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan's investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Primarily due to a decrease in the discount rate used in the actuarial calculation of plan income, the Company expects to incur $1.1 million of expense in 2021 compared to $1.8 million 2020.

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

The fair value of the Company's pension plan assets at December 31, 2020 and 2019 by asset category was as follows:

		Fair Value Measurements
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2020
Cash equivalents	$666	$666	$—	$—
U.S government agency obligations	311	—	311	—
Equity securities	1,473	1,473	—	—
Mutual funds	27,634	27,634	—	—
Total	$30,084	$29,773	$311	$—
December 31, 2019
Cash equivalents	$1,940	$1,940	$—	$—
U.S government agency obligations	300	—	300	—
Corporate bonds	307	—	307	—
Equity securities	1,436	1,436	—	—
Mutual funds	21,706	21,706	—	—
Total	$25,689	$25,082	$607	$—

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

The following future benefit payments are expected to be paid:

Pension
Year	benefits
(in thousands)
2021	$871
2022	1,007
2023	1,034
2024	1,037
2025	1,102
2026 to 2030	7,403

(14)    Stock Compensation

The Company has one equity compensation plan for its employees pursuant to which options were granted.

The following table summarizes the Company's stock option activity:

				Weighted average
	Number of shares			exercise price
	December 31,			December 31,
	2020	2019	2018	2020	2019	2018
Outstanding, beginning of year	—	—	22,615	$—	$—	$13.13
Granted	—	—	—	—	—	—
Exercised	—	—	(22,615)	—	—	13.13
Forfeited or expired	—	—	—	—	—	—
Outstanding, end of year	—	—	—	$—	$—	$—
Exercisable, end of year	—	—	—	$—	$—	$—

Options have been adjusted to reflect a 4% stock dividend paid on July 1, 2020.

There is no remaining unrecognized compensation expense related to non-vested stock awards. The Plan expired on February 28, 2010, except as to outstanding options under the Plan, and no further options may be granted pursuant to the Plan. During the third quarter of 2018, the remaining 22,615 options to purchase common shares were exercised at a weighted average price of $13.13 per share.

(15)    Earnings per Share

Stock Dividend On July 1, 2020, the Company paid a special stock dividend of four percent to common shareholders of record at the close of business on June 15, 2020. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the year.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

Presented below is a summary of the components used to calculate basic and diluted earnings per common share, which have been restated for all stock dividends.

(dollars in thousands, except per share data)	2020	2019	2018
Basic earnings per share:
Net income available to shareholders	$14,293	$16,114	$10,714
Average shares outstanding	6,489,799	6,525,684	6,518,772
Basic earnings per share	$2.20	$2.47	$1.64
Diluted earnings per share:
Net income available to shareholders	$14,293	$16,114	$10,714
Average shares outstanding	6,489,799	6,525,684	6,518,772
Effect of dilutive stock options	—	—	5,454
Average shares outstanding including dilutive stock options	6,489,799	6,525,684	6,524,226
Diluted earnings per share	$2.20	$2.47	$1.64

Under the treasury stock method, outstanding stock options are dilutive when the average market price of the Company’s common stock, when combined with the effect of any unamortized compensation expense, exceeds the option price during the period, except when the Company has a loss from continuing operations available to shareholders. In addition, proceeds from the assumed exercise of dilutive options along with the related tax benefit are assumed to be used to repurchase common shares at the average market price of such stock during the period. There were no shares for the year ended December 31, 2020 that were omitted from the computation of diluted earnings per share as a result of being considered anti-dilutive.

Repurchase Program

In the third quarter of 2020, the Company's Board of Directors authorized the purchase of up to $2.5 million market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. As of December 31, 2020, $2.4 million remained for share repurchase pursuant to that authorization.

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

In addition, the final rules establish a common equity tier 1 capital conservation buffer of 2.5% of risk-weighted assets applicable to all banking organizations. Institutions that do not maintain the required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital conservation buffer requirement began being phased in over four years beginning in

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

2016. On January 1, 2016, the first phase of the requirement went into effect at 0.625% of risk-weighted assets, and increased each subsequent year by an additional 0.625 percentage points, to reach its final level of 2.5% of risk weighted assets on January 1, 2019. At December 31, 2019, the capital conservation buffer of 2.5%, effectively raised the minimum required risk-based capital ratios to 7% Common Equity Tier 1 Capital, 8.5% Tier 1 Capital and 10.5% Total Capital on a fully phased-in basis.

Under the Basel III requirements, at December 31, 2020 and December 31, 2019, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of periods indicated:

			Minimum Capital		Required to be
			Required - Basel III		Considered Well-
	Actual		Fully Phased-In		Capitalized
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2020
Total Capital (to risk-weighted assets):
Company	$193,220	14.97%	$135,518	10.50%	$—	N.A	%
Bank	191,504	14.87	135,186	10.50	128,748	10.00
Tier 1 Capital (to risk-weighted assets):
Company	$172,591	13.37%	$109,705	8.50%	$—	N.A	%
Bank	175,384	13.62	109,436	8.50	102,999	8.00
Common Equity Tier 1 Capital (to risk-weighted assets):
Company	$129,061	10.00%	$90,345	7.00%	$—	N.A	%
Bank	175,384	13.62	90,124	7.00	83,686	6.50
Tier 1 leverage ratio (to adjusted average assets):
Company	$172,591	10.19%	$67,724	4.00%	$—	N.A	%
Bank	175,384	10.41	67,394	4.00	84,243	5.00

December 31, 2019
Total Capital (to risk-weighted assets):
Company	$179,430	14.89%	$126,511	10.50%	$—	N.A	%
Bank	175,459	14.60	126,165	10.50	120,158	10.00
Tier 1 Capital (to risk-weighted assets):
Company	$157,139	13.04%	$102,414	8.50%	$—	N.A	%
Bank	162,822	13.55	102,134	8.50	96,126	8.00
Common Equity Tier 1 Capital (to risk-weighted assets)
Company	$118,793	9.86%	$84,341	7.00%	$—	N.A	%
Bank	162,822	13.55	84,110	7.00	78,102	6.50
Tier 1 leverage ratio:
Company	$157,139	10.73%	$58,562	4.00%	$—	N.A	%
Bank	162,822	11.18	58,280	4.00	72,850	5.00

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

(17)    Fair Value Measurements

Fair value represents the amount expected to be received to sell an asset or paid to transfer a liability in its principal or most advantageous market in an orderly transaction between market participants at the measurement date.

Depending on the nature of the asset or liability, the Company uses various valuation methodologies and assumptions to estimate fair value. The measurement of fair value under US GAAP uses a hierarchy intended to maximize the use of observable inputs and minimize the use of unobservable inputs. This hierarchy uses three levels of inputs to measure the fair value of assets and liabilities as follows. During the year ended December 31, 2020 there were no transfers into or out of Levels 1-3.

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

December 31, 2020, 2019, and 2018

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

		Fair Value Measurements
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2020
Assets:
U.S. Treasury	$2,798	$2,798	—	$—
U.S. government and federal agency obligations	11,929	—	11,929	—
U.S. government-sponsored enterprises	22,874	—	22,874	—
Obligations of states and political subdivisions	58,744	—	58,744	—
Mortgage-backed securities	90,112	—	90,112	—
Other debt securities	10,344	—	10,344	—
Bank-issued trust preferred securities	1,229	—	1,229	—
Equity securities	32	32	—	—
Mortgage servicing rights	2,445	—	—	2,445
Total	$200,507	$2,830	$195,232	$2,445

December 31, 2019
Assets:
U.S. Treasury	$995	$995	—	$—
U.S. government and federal agency obligations	8,047	—	8,047	—
U.S. government-sponsored enterprises	22,283	—	22,283	—
Obligations of states and political subdivisions	33,789	—	33,789	—
Mortgage-backed securities	105,616	—	105,616	—
Other debt securities	3,053	—	3,053	—
Bank-issued trust preferred securities	1,310	—	1,310	—
Equity securities	13	13	—	—
Mortgage servicing rights	2,482	—	—	2,482
Total	$177,588	$1,008	$174,098	$2,482

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

Fair Value Measurements Using
Significant Unobservable Inputs
(Level 3)
(in thousands)	Mortgage Servicing Rights
Balance at December 31, 2018	$2,931
Total (losses) or gains (realized/unrealized):
Included in earnings	(739)
Included in other comprehensive income	—
Purchases	—
Sales	—
Issues	290
Settlements	—
Balance at December 31, 2019	$2,482
Balance at beginning of period
Total (losses) or gains (realized/unrealized):
Included in earnings	(903)
Included in other comprehensive income	—
Purchases	—
Sales	—
Issues	866
Settlements	—
Balance at December 31, 2020	$2,445

Valuation methods for instruments measured at fair value on a nonrecurring basis

Following is a description of the Company's valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:

Collateral dependent impaired loans

While the overall loan portfolio is not carried at fair value, the Company periodically records nonrecurring adjustments to the carrying value of impaired loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Nonrecurring adjustments also include certain impairment amounts for collateral dependent loans when establishing the allowance for loan losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In determining the fair value of real estate collateral, the Company relies on external and internal appraisals of property values depending on the size and complexity of the real estate collateral. The appraisals may be discounted based on the Company's historical knowledge, changes in market conditions from the time of appraisal, or other information available. The Company maintains staff that is trained to perform in-house evaluations and also review third party appraisal reports for reasonableness. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgments based on the experience and expertise of internal specialists. Fair values of all loan collateral are regularly reviewed by senior loan committee. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2020, the Company identified $32.2 million in impaired loans that had specific allowances for losses aggregating $4.7 million. Related to these loans, there were $164,000 in charge-offs recorded during the year ended December 31, 2020. As of December 31, 2019, the Company identified $3.0 million in impaired loans that had specific allowances for losses aggregating $316,000. Related to these loans, there were $207,000 in charge-offs recorded during the year ended December 31, 2019.

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

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

		Fair Value Measurements Using
		Quoted Prices
		in Active
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Total	Assets	Inputs	Inputs	Total Gains
(in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)	(Losses)*
December 31, 2020
Assets:
Collateral dependent impaired loans:
Commercial, financial, & agricultural	$4,505	$—	$—	$4,505	$(52)
Real estate mortgage - residential	417	—	—	417	(52)
Real estate mortgage - commercial	22,581	—	—	22,581	(39)
Installment and other consumer	—	—	—	—	(21)
Total	$27,503	$—	$—	$27,503	$(164)
Other real estate and repossessed assets	$12,291	$—	$—	$12,291	$219

December 31, 2019
Assets:
Collateral dependent impaired loans:
Commercial, financial, & agricultural	$379	$—	$—	$379	$(132)
Real estate construction - commercial	137	—	—	137	—
Real estate mortgage - residential	1,028	—	—	1,028	(45)
Real estate mortgage - commercial	1,119	—	—	1,119	(18)
Installment and other consumer	12	—	—	12	(12)
Total	$2,675	$—	$—	$2,675	$(207)
Other real estate and repossessed assets	$12,781	$—	$—	$12,781	$(157)

*	Total gains (losses) reported for other real estate owned and repossessed assets includes charge-offs, valuation write-downs, and net losses taken during the periods reported.

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

December 31, 2020, 2019, and 2018

loans, or exit price, is estimated by using the future value of discounted cash flows using comparable market rates for similar types of loan products and adjusted for market factors. The discount rates used are estimated using comparable market rates for similar types of loan products adjusted to be commensurate with the credit risk, overhead costs, and optionality of such instruments.

Loans Held for Sale

Loans originated and intended to be sold in the secondary market, generally 1-4 family residential mortgage loans, are carried, in aggregate, at the lower of cost or estimated fair value. The estimated fair value measurements of loans held for sale are management's best estimate of market value, which is primarily based on quoted market prices for similar loans in the secondary market.

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

December 31, 2020, 2019, and 2018

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

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2020 and 2019 is as follows:

			December 31, 2020
			Fair Value Measurements
			Quoted Prices
			in Active		Net
			Markets for	Other	Significant
	December 31, 2020		Identical	Observable	Unobservable
	Carrying	Fair	Assets	Inputs	Inputs
(in thousands)	amount	value	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and due from banks	$19,235	$19,235	$19,235	$—	$—
Federal funds sold and overnight interest-bearing deposits	161,128	161,128	161,128	—	—
Certificates of deposit in other banks	9,376	9,376	9,376	—	—
Available for sale securities	198,030	198,030	2,798	195,232	—
Other investment securities	6,353	6,353	32	6,321	—
Loans, net	1,268,854	1,288,677	—	—	1,288,677
Loans held for sale	5,099	5,279	—	—	5,279
Cash surrender value - life insurance	2,451	2,451	—	2,451	—
Accrued interest receivable	6,640	6,640	6,640	—	—
Total	$1,677,166	$1,697,169	$199,209	$204,004	$1,293,956
Liabilities:
Deposits:
Non-interest bearing demand	$382,492	$382,492	$382,492	$—	$—
Savings, interest checking and money market	723,808	723,808	723,808	—	—
Time deposits	277,306	279,569	—	—	279,569
Federal funds purchased and securities sold under agreements to repurchase	45,154	45,154	45,154	—	—
Federal Home Loan Bank advances and other borrowings	106,674	110,121	—	110,121	—
Subordinated notes	49,486	40,929	—	40,929	—
Operating lease liabilities	2,137	2,137		2,137
Accrued interest payable	837	837	837	—	—
Total	$1,587,894	$1,585,047	$1,152,291	$153,187	$279,569

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

			December 31, 2019
			Fair Value Measurements
			Quoted Prices
			in Active		Net
			Markets for	Other	Significant
	December 31, 2019		Identical	Observable	Unobservable
	Carrying	Fair	Assets	Inputs	Inputs
(in thousands)	amount	value	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and due from banks	$22,576	$22,576	$22,576	$—	$—
Federal funds sold and overnight interest-bearing deposits	55,545	55,545	55,545	—	—
Certificates of deposit in other banks	10,862	10,862	10,862	—	—
Available-for-sale securities	175,093	175,093	995	174,098	—
Other investment securities	5,808	5,808	13	5,795	—
Loans, net	1,156,320	1,148,339	—	—	1,148,339
Loans held for sale	428	435	—	—	435
Cash surrender value - life insurance	2,398	2,398	—	2,398	—
Accrued interest receivable	6,481	6,481	6,481	—	—
	$1,435,511	$1,427,537	$96,472	$182,291	$1,148,774
Liabilities:
Deposits:
Non-interest bearing demand	$261,166	$261,166	$261,166	$—	$—
Savings, interest checking and money market	614,331	614,331	614,331	—	—
Time deposits	311,024	311,489	—	—	311,489
Federal funds purchased and securities sold under agreements to repurchase	27,272	27,272	27,272	—	—
Federal Home Loan Bank advances and other borrowings	96,919	97,833	—	97,833	—
Subordinated notes	49,486	43,640	—	43,640	—
Operating lease liabilities	2,224	2,224	—	2,224	—
Accrued interest payable	1,136	1,136	1,136	—	—
	$1,363,558	$1,359,091	$903,905	$143,697	$311,489

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

December 31, 2020, 2019, and 2018

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

The Company's extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2020, no amounts have been accrued for any estimated losses for these financial instruments.

The contractual amount of off-balance-sheet financial instruments as of December 31, 2020 and 2019 is as follows:

(in thousands)	2020	2019
Commitments to extend credit	$264,528	$240,758
Commitments to originate residential first and second mortgage loans	51,270	3,980
Standby letters of credit	125,800	97,348
Total	441,598	342,086

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company's customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2020.

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

December 31, 2020, 2019, and 2018

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

Descriptions of our revenue-generating activities within the scope of this guidance, which are presented in our income statement as components of noninterest income are as follows:

●	Service charges on deposit accounts - represents fees generated from a variety of deposit products and services provided to customers under a day-to-day contract. These fees are recognized on a daily or monthly basis.
●	Bank card income and fees – represents fees, exchange, and other service charge revenue earned from merchant, debit and credit cards that are recognized when the services are rendered or upon completion. These fees are recognized on a daily or monthly basis.
●	Gain on sale of other real estate - represents income recognized at the time of control of a property is transferred to the buyer.

(21)    Condensed Financial Information of the Parent Company Only

Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:

Condensed Balance Sheets

	December 31,
(in thousands)	2020	2019
Assets
Cash and due from bank subsidiaries	$2,013	$2,576
Investment in bank-issued trust preferred securities	1,229	1,310
Investment in subsidiaries	183,020	167,196
Deferred tax asset	1,496	1,928
Other assets	1,076	1,329
Total assets	$188,834	$174,339

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Other liabilities	8,759	9,815
Stockholders’ equity	130,589	115,038
Total liabilities and stockholders’ equity	$188,834	$174,339

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

Condensed Statements of Income

	For the Years Ended December 31,
	2020	2019	2018
Income
Interest and dividends received from subsidiaries	$4,946	$8,071	$5,067
Other	—	—	428
Total income	4,946	8,071	5,495
Expenses
Interest on subordinated notes	1,527	2,376	2,229
Other	2,692	2,461	3,461
Total expenses	4,219	4,837	5,690
Income before income tax benefit and equity in undistributed income of subsidiaries	727	3,234	(195)
Income tax benefit	876	1,001	1,397
Equity in undistributed income of subsidiaries	12,690	11,879	9,512
Net income	$14,293	$16,114	$10,714

Condensed Statements of Cash Flows

	For the Years Ended December 31,
(in thousands)	2020	2019	2018
Cash flows from operating activities:
Net income	$14,293	$16,114	$10,714
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(12,690)	(11,879)	(9,512)
Decrease (Increase) in deferred tax asset	432	(319)	370
Other, net	1,031	10	(116)
Net cash provided by operating activities	$3,066	$3,926	$1,456
Cash flows from investing activities:
Decrease in investment in subsidiaries, net	$307	$—	$500
Net cash provided by investing activities	$307	$—	$500
Cash flows from financing activities:
Cash dividends paid - common stock	$(3,030)	$(2,684)	$(1,993)
Issuance of stock under equity compensation plan	—	—	135
Purchase of treasury stock	(906)	—	(179)
Net cash used in financing activities	$(3,936)	$(2,684)	$(2,037)
Net increase (decrease) in cash and due from banks	(563)	1,242	(81)
Cash and due from banks at beginning of year	2,576	1,334	1,415
Cash and due from banks at end of year	$2,013	$2,576	$1,334

HAWTHORN BANCSHARES, INC.

AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2020, 2019, and 2018

(22)    Quarterly Financial Information (Unaudited)

					Year
	First	Second	Third	Fourth	to
(In thousands except per share data)	quarter	quarter	quarter	quarter	Date
Year Ended December 31, 2020
Interest income	$15,808	$15,721	$15,958	$15,498	$62,985
Interest expense	3,282	2,382	2,116	1,942	9,722
Net interest income	12,526	13,339	13,842	13,556	53,263
Provision for loan losses	3,300	900	1,200	400	5,800
Noninterest income	2,248	2,633	5,075	4,693	14,649
Investment gains (losses), net	(1)	7	12	43	61
Noninterest expense	10,448	11,047	11,616	11,586	44,697
Income tax expense	157	750	1,153	1,123	3,183
Net income	$868	$3,282	$4,960	$5,183	$14,293
Net income per share:
Basic earnings per share	$0.13	$0.50	$0.77	$0.80	$2.20
Diluted earnings per share	0.13	0.50	0.77	0.80	2.20

Year Ended December 31, 2019
Interest income	$15,915	$16,184	$15,925	$15,946	$63,970
Interest expense	4,286	4,027	3,564	3,355	15,232
Net interest income	11,629	12,157	12,361	12,591	48,738
Provision for loan losses	150	250	450	300	1,150
Noninterest income	2,091	2,121	2,424	2,301	8,937
Investment gains (losses), net	1	—	(40)	(1)	(40)
Gain on branch sale, net	2,074	—	109	—	2,183
Noninterest expense	9,888	9,671	9,590	9,582	38,731
Income tax expense	1,091	837	954	941	3,823
Net income	$4,666	$3,520	$3,860	$4,068	$16,114
Net income per share:
Basic earnings per share	$0.72	$0.54	$0.59	$0.62	$2.47
Diluted earnings per share	0.72	0.54	0.59	0.62	2.47

MARKET PRICE OF AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS

Market Price

The Company's common stock trades on Nasdaq's global select market under the stock symbol of HWBK. The following table sets forth the range of high and low bid prices of the Company's common stock by quarter for each quarter in 2020 and 2019 in which the stock was traded.

	High	Low
2020
First Quarter	$17.84	$16.82
Second Quarter	$20.78	$18.91
Third Quarter	$18.94	$18.35
Fourth Quarter	$22.57	$21.72

2019
First Quarter	$21.72	$21.49
Second Quarter	$26.20	$25.12
Third Quarter	$23.41	$22.71
Fourth Quarter	$24.52	$24.28

Shares Outstanding

As of December 31, 2020, the Company had issued 6,769,322 shares of common stock, of which 6,480,108 shares were outstanding. The outstanding shares were held of record by approximately 1,392 shareholders.

Dividends

The following table sets forth information on dividends paid by the Company in 2020 and 2019.

Dividends Paid
Month Paid	Per Share
January, 2020	$0.12
April, 2020	0.12
July, 2020	0.12
October, 2020	0.12
Total for 2020	$0.48

January, 2019	$0.10
April, 2019	0.10
July, 2019	0.12
October, 2019	0.12
Total for 2019	$0.44

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

Stock Performance Graph

The following performance graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market (U.S. Companies), and a peer index of financial institutions having total assets of between $1 billion and $5 billion for the period from December 31, 2015, through December 31, 2020. The cumulative total return on investment for each of the periods for the Company, the Nasdaq Stock Market (U.S. Companies) and the peer index is based on the stock price or index at December 31, 2015. The performance graph assumes that the value of an investment in the Company's common stock and each index was $100 at December 31, 2015 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

Total Return Performance
Hawthorn Bancshares, Inc.
NASDAQ Composite Index
SNL Bank $1B-$5B Index
Index Value
300
250
200
150
100
50
42369
42735
43100
43465
43830
44196

The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price values:

	Year Ending
	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20
Hawthorn Bancshares, Inc.	$100.00	$118.50	$146.38	$157.50	$202.38	$185.33
Nasdaq Composite (U.S. Companies)	$100.00	$108.87	$141.13	$137.12	$187.44	$271.64
Index of financial institutions ($1 billion to $5 billion)	$100.00	$143.87	$153.37	$134.37	$163.50	$138.81

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Position with the Company	Position with Subsidiary Bank	Principal Occupation

David T. Turner	Chairman, Chief Executive Officer, President and Director -Class III	Chairman, Chief Executive Officer, President and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer, Corporate Secretary, and Director-Class I	Senior Vice President, Chief Operating Officer, Chief Risk Officer, Corporate Secretary, and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Stephen E. Guthrie	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Kevin L. Riley	Director-Class III	Director	Co-owner, Riley Chevrolet, Buick, GMC, Cadillac, Toyota, Inc., Riley Brothers, LLC, and Riley Brothers II, LLC, Jefferson City, Missouri

Frank E. Burkhead	Director-Class II	Director	Owner, Burkhead Wealth Management, Co-owner, Burkhead & Associates, LLC, Pro 356, LLC, and FACT Properties, LLC, Jefferson City, Missouri

Philip D. Freeman	Director-Class I	Director	Owner, Freeman Properties, JCMO, LLC, Jefferson City, Missouri

Gus S. (Jack) Wetzel III	Director-Class II	Director

Co-owner, Meadows Construction Co, Inc., Meadows Contracting LLC, Meadows Development Co, Village Park Investments, LLC, Meadows Property, LLC, TWC Enterprise, LLC, Wetzel Investments Ltd., and GCSL, LLC all of Clinton, Missouri

Jonathan D. Holtaway	Director – Class I	Director	Co-owner, Ategra GP, LLC, and Ategra Capital Management LLC, and Managing Member of Ategra LS500, LP and Ategra Community Financial Institution Fund, LP, all of Vienna, Virginia

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2021 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company's reasonable expenses in furnishing such exhibits.