Form 10-K, Exhibit 13
period 2021-12-31
HAWTHORN BANCSHARES, INC.
filed 2022-03-17
CIK 893847

Exhibit 13
2021
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Jefferson City, Missouri

March 17, 2022
Dear Shareholders:
It’s difficult to compose a communication regarding an update, without also acknowledging the environment we live in every day that shapes our lives. For the past two years we have been discussing the “unprecedented” times brought on by the pandemic; for which we are all still recovering. Now we are living through, on a daily basis, historic global events that could reshape the geopolitical landscape, specifically in Europe but likely other global regions as well. The effects from these events could be impactful on each of us for quite some time, on some more than others. Now more than ever I wish for your safety, security, good health, and compassion for others. As always, we sincerely appreciate the confidence and trust you have demonstrated as an investor in Hawthorn Bancshares.
I am proud to be able to report to you the bank performed very well in 2021 and delivered record-setting financial results. Hawthorn Bancshares Inc. reported net income of $22.5 million, up $8.2 million, or 58%, and $3.40 per diluted share, for the year ended December 31, 2021, compared to $14.3 million, or $2.12 per diluted share, for the prior year. While our reported results include some significant one-time gains from negative provision expense, and loan fees associated with government stimulus programs, our underlying core earnings remain very strong. Significant changes in the allowance for loan loss reserve impacted provision expense in each of the years 2021 and 2020. The bank recognized $5.8 million, or $-0.86 per diluted share, provision expense in 2020 impacted by the pandemic, and recorded negative provision expense of $1.7 million, or $0.26 per diluted share, in 2021 impacted by loans affected by the pandemic returning to accruing status. At the end of 2021, we still had specific reserves within our allowance for loan loss reserve totaling $3.0 million; nearly all attributed to our pandemic-impacted borrowers. The final disposition of these reserves is dependent on the continued financial improvement of the pandemic-impacted borrowers.
Our commercial lenders in 2021 were once again focused on addressing the needs in the communities we serve. Hawthorn Bank continued to provide pandemic relief-related lending or SBA Paycheck Protection Program (“PPP”) loans totaling approximately $47.5 million in the year by originating 1,404 SBA-approved loans. Excluding PPP loans, loans increased $70.1 million, or 5.7% in 2021 compared to the prior year.
Total net interest income for 2021 was $58.5 million, an increase of $5.3 million, or 9.9%, from 2020. Included in net interest income is PPP fee income which amounted to $5.4 million in 2021, compared to $1.8 million in the prior year.
Total non-interest income for 2021 was $16.4 million, an increase of $1.4 million, or 9.4%, from 2020. Driving the year-over-year improvement were increases in bankcard income and a gain on the fair value of mortgage servicing rights asset.
Total non-interest expense in 2021 was $48.6 million, an increase of $3.5 million, or 7.9%, from 2020. Contributing to the increase was a one-time, full and final legal financial settlement totaling $1.5 million.
The bank continues to maintain a strong capital position and finished the year with 11.01% in leverage capital and 14.79% in total risk-based capital, far exceeding the minimum regulatory requirements.
Cash dividends paid in 2021 of $0.56 per share increased $0.08 per share, or 17%, compared to $0.48 per share in 2020. The Company’s Board of Directors approved the Company’s quarterly dividend of $0.15 per common share for the first quarter of 2022, payable April 1, 2022 to shareholders of record March 15, 2022.

I remain committed to further improving earnings performance, sustaining sound and proper capital levels, and delivering a return to shareholders through payment of a regular dividend, in addition to share repurchases when appropriate.
As we begin 2022 with a strong capital base and coming off a year of exceptional earnings, we look forward to providing accessible and competitive banking services in the communities we serve. We are ever mindful of the fact that the delivery of traditional community banking services is also undergoing significant change in terms of improving the customer experience and delivering “all things digital”. We are excited about our progress to-date in this regard, and our future initiatives. The Hawthorn Bank services delivery teams, management, Board of Directors and Advisory Board members are committed to continuing the growth of our strong community bank presence and delivering long-term value to our shareholders.
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
David T. Turner,
Chairman, CEO & President

A WORD CONCERNING FORWARD-LOOKING STATEMENTS
This report contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company, Hawthorn Bancshares, Inc., and its subsidiaries, including, without limitation:
•statements that are not historical in nature, and
•statements preceded by, followed by or that include the words believes, expects, may, will, should, could, anticipates, estimates, intends or similar expressions.
Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•competitive pressures among financial services companies may increase significantly,
•changes in the interest rate environment may reduce interest margins,
•general economic conditions, either nationally or in Missouri, may be less favorable than expected and may adversely affect the quality of our loans and other assets,
•increases in non-performing assets in the Company's loan portfolios and adverse economic conditions may necessitate increases to our provisions for loan losses,
•costs or difficulties related to the integration of the business of the Company and its acquisition targets may be greater than expected,
•legislative, regulatory, or tax law changes may adversely affect the business in which the Company and its subsidiaries are engaged,
•changes may occur in the securities markets and,
•the COVID-19 pandemic, or other external events may adversely affect the Company.
In addition to the disclosure in this report, we have described under the caption Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and in other reports filed with the Securities and Exchange Commission from time to time, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that have not been identified in this report or such other reports could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Crucial to the Company's community banking strategy is growth in its commercial banking services, retail mortgage lending and retail banking services. Through the branch network of its subsidiary bank, Hawthorn Bank (the Bank), the Company, with $1.8 billion in assets at December 31, 2021, provides a broad range of commercial and personal banking services. The Bank's specialties include commercial banking for small and mid-sized businesses, including equipment, operating, commercial real estate, Small Business Administration (SBA) loans, and personal banking services including real estate mortgage lending, installment and consumer loans, certificates of deposit, individual retirement and other time deposit accounts, checking accounts, savings accounts, and money market accounts. Other financial services that the Company provides include trust services that include estate planning, investment and asset management services and a comprehensive suite of cash management services. The geographic areas in which the Company provides products and services include the Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, St. Louis, and the greater Kansas City metropolitan area.
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
Significant Developments and Transactions
Each item listed below materially affects the comparability of our results of operations for each of the years in the five-years ended December 31, 2021, and our financial condition as of and December 31 for each of the five-years ended, and may affect the comparability of financial information we report in future fiscal periods.

COVID-19 Pandemic
The Coronavirus Disease 2019 (COVID-19) pandemic (the pandemic) has impacted the Company and may continue to do so, as uncertainty remains about the duration of the pandemic and the timing and strength of the global and national economic recovery. In conjunction with our efforts to support clients affected by the pandemic, the Company has cumulatively originated $136.0 million in loans under the Paycheck Protection Program (PPP) with amounts outstanding of $8.4 million and $63.3 million at December 31, 2021 and 2020, respectively. For more information on PPP loans, see Note 2 – Loans and Allowance for Loan Losses to the Consolidated Financial Statements. The future direct and indirect impact of the pandemic on our businesses, results of operations and financial condition remains uncertain. Should current economic conditions deteriorate or if the pandemic worsens due to various factors, including through the spread of more easily communicable variants of COVID-19, such conditions could have an adverse effect on our businesses and results of operations and could adversely affect our financial condition.

SELECTED CONSOLIDATED FINANCIAL DATA
The following table presents selected consolidated financial information for the Company as of and for each of the years in the -years ended December 31, 2021. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the related notes, presented elsewhere herein.

Selected Financial Data

Income Statement Data
(In thousands, except per share data)	2021	2020	2019
Interest income	$64,454	$62,985	$63,970
Interest expense	5,909	9,722	15,232
Net interest income	58,545	53,263	48,738
(Release of) provision for loan losses	(1,700)	5,800	1,150
Net interest income after (release of) provision for loan losses	60,245	47,463	47,588
Non-interest income	16,382	14,973	9,010
Investment securities gains (losses), net	149	61	(40)
Gain on branch sale, net	—	—	2,183
Non-interest expense	48,562	45,021	38,804
Income before income taxes	28,214	17,476	19,937
Income tax expense	5,697	3,183	3,823
Net income	$22,517	$14,293	$16,114

Per Share Data
Basic earnings per share	$3.40	$2.12	$2.38
Diluted earnings per share	3.40	2.12	2.38
Cash dividends paid on common stock	3,616	3,030	2,684
Common stock dividend	5,385	3,829	5,795
Book value per share	22.51	19.36	16.97
Market price per share	25.94	21.06	23.58
Basic weighted average shares of common stock outstanding	6,617,072	6,744,299	6,780,183
Diluted weighted average shares of common stock outstanding	6,617,072	6,744,299	6,780,183

(In thousands)	2021	2020	2019
Balance Sheet Data (at year end)
Total assets	$1,831,550	$1,733,731	$1,492,962
Loans held for investment	1,302,133	1,286,967	1,168,797
Loans held for sale	2,249	5,099	428
Investment securities	316,278	204,383	180,901
Total deposits	1,516,820	1,383,606	1,186,521
Federal Home Loan Bank advances and other borrowings	77,418	106,674	96,919
Subordinated notes	49,486	49,486	49,486
Total stockholders' equity	148,956	130,589	115,038

Key Ratios
Earnings Ratios
Return on average total assets	1.30%	0.88%	1.09%
Return on average common stockholders' equity	16.46	11.74	14.77
Efficiency ratio (3)	64.81%	65.98%	67.20%
Net interest spread	3.45	3.25	3.20
Net interest margin	3.62	3.48	3.51

Asset Quality Ratios
Allowance for loan losses to loans	1.30%	1.41%	1.07%
Non-performing loans to loans (1)	1.96	2.69	0.43
Non-performing assets to loans (2)	2.76	3.64	1.53
Non-performing assets to assets (2)	1.97	2.70	1.20
Allowance for loan losses to non-performing loans	66.36	52.39	246.09
Net loan (recoveries) charge-offs to average loans	(0.04)	0.01	0.03

Capital Ratios
Average stockholders' equity to average total assets	7.89%	7.48%	7.38%
Period-end stockholders' equity to period-end assets	8.13	7.53	7.71
Total risk-based capital ratio	14.79	14.97	14.89
Tier 1 risk-based capital ratio	13.59	13.37	13.04
Common equity Tier 1 capital	10.22	10.00	9.86
Tier 1 leverage ratio	11.01	10.19	10.73
(1)Non-performing loans consist of non-accrual loans, non-performing troubled debt restructurings and loans contractually past due 90 days or more and still accruing interest.
(2)Non-performing assets consist of nonperforming loans and other real estate owned and repossessed assets.
(3)Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue includes net interest income and non-interest income.
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
The Company believes that the exclusion of this item provides a useful basis for evaluating the Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand the Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

Income Statement Data
(In thousands, except per share data)	2021	2020	2019
Net income − GAAP	$22,517	$14,293	$16,114
Effect of net gain on branch sale (a)	—	—	(1,725)
Net income − non-GAAP	$22,517	$14,293	$14,389

Per Share Data
Basic earnings per share − GAAP	$3.40	$2.12	$2.38
Effect of net gain on branch sale (a)	—	—	(0.25)
Basic earnings per share − non-GAAP	$3.40	$2.12	$2.13
Diluted earnings per share − GAAP	$3.40	$2.12	$2.38
Effect of net deferred tax asset adjustments (a)	—	—	—
Effect of net gain on branch sale (a)	—	—	(0.25)
Diluted earnings per share − non-GAAP	$3.40	$2.12	$2.13

Key Ratios
Return on average total assets − GAAP	1.30%	0.88%	1.09%
Effect of net gain on branch sale (a)	—%	—%	—%
Return on average total assets − non-GAAP	1.30%	0.88%	0.97%
Return on average stockholders' equity − GAAP	16.46%	11.74%	14.77%
Effect of net gain on branch sale (a)	—%	—%	(1.58)%
Return on average stockholders' equity − non-GAAP	16.46%	11.74%	13.19%

(a)The pre-tax gain on the sale of the Branson Branch was $2.2 million and $1.7 million after tax for the year ended December 31, 2019.
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
The Company’s ALL represents management’s best estimate of losses inherent in the loan portfolio. The policy is designed to maintain the allowance at a level sufficient to absorb reasonably estimated and probable losses within the portfolio. A mathematical calculation of an estimate is made to assist in determining the adequacy and reasonableness of management’s recorded ALL.

The Company’s methodology includes qualitative risk factors that allow management to adjust its estimates of losses based on the most recent information available and to address other limitations in the quantitative component that is based on historical loss rates. Such risk factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect changes in national and local economic conditions and developments, the nature, volume and terms of loans in the portfolio, including changes in volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans, loan concentrations, assessment of trends in collateral values, assessment of changes in the quality of the Company’s internal loan review department, and changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices.
The ending result of this process is a recorded consolidated ALL that represents management’s best estimate of the total incurred losses included in the loan portfolio considering available information, from internal and external sources, relevant to assessing exposure to credit loss over the contractual term of the instrument. While management utilizes its best judgment and information available, the ultimate adequacy of the ALL is dependent upon a variety of factors beyond the Company’s control, including the performance of its portfolios, the economy, and changes in interest rates. As such, significant downturns in circumstances relating to loan quality and economic conditions could result in a requirement for additional allowance. Likewise, an upturn in loan quality and improved economic conditions may allow a reduction in the required allowance. In either instance, unanticipated changes could have a significant impact on the Company’s Provision for credit losses and ALL reported in its Consolidated Income Statements and Consolidated Balance Sheets, respectively.
Further discussion of the methodology used in establishing the allowance and the impact of any associated risks related to these policies on the Company's business operations is provided in Note 1 to the Company's consolidated financial statements and is also discussed in the Lending and Credit Management section below.
RESULTS OF OPERATIONS ANALYSIS
The Company has prepared all of the consolidated financial information in this report in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). In preparing the consolidated financial statements in accordance with U.S. GAAP, the Company makes estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. There can be no assurances that actual results will not differ from those estimates.

				$ Change		% Change
(In thousands)	2021	2020	2019	'21-'20	'20-'19	'21-'20	'20-'19
Net interest income	$58,545	$53,263	$48,738	$5,282	$4,525	9.9%	9.3%
(Release of) provision for loan losses	(1,700)	5,800	1,150	(7,500)	4,650	(129.3)	404.3
Non-interest income	16,382	14,973	9,010	1,409	5,963	9.4	66.2
Investment securities gains (losses), net	149	61	(40)	88	101	144.3	(252.5)
Gain on branch sale, net	—	—	2,183	—	(2,183)	—	(100.0)
Non-interest expense	48,562	45,021	38,804	3,541	6,217	7.9	16.0
Income before income taxes	28,214	17,476	19,937	10,738	(2,461)	61.4	(12.3)
Income tax expense	5,697	3,183	3,823	2,514	(640)	79.0	(16.7)
Net income	$22,517	$14,293	$16,114	$8,224	$(1,821)	57.5%	(11.3)%
Consolidated net income increased $8.2 million to $22.5 million, or $3.40 per diluted share, for the year ended December 31, 2021 compared to $14.3 million, or $2.12 per diluted share, for the year ended December 31, 2020. For the year ended December 31, 2021, the return on average assets (ROA) was 1.30%, the return on average stockholders' equity (ROE) was 16.46%, and the efficiency ratio was 64.8%.
Consolidated net income decreased $1.8 million to $14.3 million, or $2.12 per diluted share, for the year ended December 31, 2020 compared to $16.1 million, or $2.38 per diluted share, for the year ended December 31, 2019. For the year ended December 31, 2020, the return on average assets (ROA) was 0.88%, the return on average stockholders' equity (ROE) was 11.74%, and the efficiency ratio was 66.0%.

Net interest income was $58.5 million for the year ended December 31, 2021 compared to $53.3 million and $48.7 million for the years ended December 31, 2020 and 2019, respectively. The net interest margin was 3.62% for the year ended December 31, 2021 compared to 3.48% and 3.51% for the years ended December 31, 2020 and 2019, respectively.
The Company recognized a negative provision expense for loan losses of $(1.7) million for the year ended December 31, 2021 compared to a provision expense of $5.8 million and $1.2 million for the years ended December 31, 2020 and 2019, respectively. The negative provision expense in 2021 primarily resulted from the release of specific reserves totaling $2.7 million in the fourth quarter due to returning significant loan balances to accrual from non-accrual status or other collateral valuation adjustments. Uncertain economic conditions resulting from the COVID-19 pandemic significantly impacted the provision expense in 2020.
The Company's net recoveries for the year ended December 31, 2021, were $(0.5) million, or (0.04)% of average loans compared to net charge-offs of $0.2 million, or 0.01% of average loans for the year ended December 31, 2020, and $0.3 million, or 0.03% of average loans for the year ended December 31, 2019.
Non-performing loans decreased $9.1 million, or 19.4%, to $25.5 million, or 1.96% of total loans, at December 31, 2021 compared to $34.6 million, or 2.69% of total loans, at December 31, 2020, and $5.1 million, or 0.43% of total loans, at December 31, 2019. The decrease from December 31, 2020 was primarily related to two loan relationships returning to accrual status in 2021. The increase from December 31, 2019 primarily consisted of six commercial and commercial real estate loans relationships totaling $30.8 million that moved to non-accrual status during the fourth quarter of 2020. Of this increase, $29.5 million was related to loan modifications under the CARES Act. See Lending and Credit Management below for further discussion.
Non-interest income increased $1.4 million, or 9.4%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, and increased $6.0 million, or 66.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. These changes are discussed in greater detail below under Non-interest Income.
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
Non-interest expense increased $3.5 million, or 7.9%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, and increased $6.2 million, or 16.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. These changes are discussed in greater detail below under Non-interest Expense.

Average Balance Sheets
Net interest income is the largest source of revenue resulting from the Company's lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three year periods ended December 31, 2021, 2020, and 2019, respectively. The average balances used in this table and other statistical data were calculated using average daily balances.

	2021			2020			2019
(In thousands)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)
ASSETS
Loans: (2) (3)
Commercial	$245,779	$15,527	6.32%	$264,160	$13,012	4.93%	$201,062	$11,051	5.50%
Real estate construction - residential	34,357	1,662	4.84	26,184	1,360	5.19	25,953	1,553	5.98
Real estate construction - commercial	78,068	3,576	4.58	85,132	4,004	4.70	116,944	6,086	5.20
Real estate mortgage - residential	267,722	11,461	4.28	252,898	11,933	4.72	247,695	12,697	5.13
Real estate mortgage - commercial	631,612	26,666	4.22	586,188	27,103	4.62	530,091	25,939	4.89
Installment and other consumer	24,681	979	3.97	29,409	1,232	4.19	31,741	1,393	4.39
Total loans	$1,282,219	$59,871	4.67%	$1,243,971	$58,644	4.71%	$1,153,486	$58,719	5.09%
Loans held for sale	$3,947	$102	2.58%	$7,876	$120	1.52%	$992	$—	—%
Investment securities:
U.S. Treasury	$3,088	$18	0.58%	$1,792	$24	1.34%	$1,866	$40	2.14%
U.S. government and federal agency obligations	22,562	364	1.61	39,572	779	1.97	40,425	780	1.93
Obligations of states and political subdivisions	97,632	2,953	3.02	44,410	1,285	2.89	34,916	978	2.80
Mortgage-backed securities	127,225	1,719	1.35	97,905	1,687	1.72	118,197	2,487	2.10
Other debt securities	11,985	578	4.82	8,294	426	5.14	4,380	251	5.73
Total investment securities	$262,492	$5,632	2.15%	$191,973	$4,201	2.19%	$199,784	$4,536	2.27%
Other investment securities	5,911	301	5.09	6,646	343	5.16	5,814	272	4.68
Federal funds sold and interest bearing deposits in other financial institutions	113,869	345	0.30	110,118	668	0.61	47,967	1,125	2.35
Total interest earning assets	$1,668,438	$66,251	3.97%	$1,560,584	$63,976	4.10%	$1,408,043	$64,652	4.59%
All other assets	85,014			83,923			82,975
Allowance for loan losses	(18,751)			(15,771)			(11,983)
Total assets	$1,734,701			$1,628,736			$1,479,035
LIABILITIES AND STOCKHOLDERS' EQUITY
NOW accounts	$231,742	$536	0.23%	$196,895	$659	0.33%	$199,323	$1,978	0.99%
Savings	157,549	54	0.03	117,598	55	0.05	96,621	89	0.09
Interest checking	42,067	188	0.45	53,090	400	0.75	18,561	330	1.78
Money market	281,254	335	0.12	279,071	744	0.27	278,429	2,845	1.02
Time deposits	255,289	2,021	0.79	$301,677	$3,994	1.32	331,882	5,155	1.55
Total interest bearing deposits	$967,901	$3,134	0.32%	$948,331	$5,852	0.62%	$924,816	$10,397	1.12%
Federal funds purchased and securities sold under agreements to repurchase	34,449	87	0.25	34,026	146	0.43	22,528	140	0.62
Federal Home Loan Bank advances and other borrowings	92,259	1,461	1.58	117,214	2,199	1.88	97,443	2,338	2.40
Subordinated notes	49,486	1,227	2.48	49,486	1,527	3.09	49,486	2,376	4.80
Total borrowings	$176,194	$2,775	1.58%	$200,726	$3,872	1.93%	$169,457	$4,854	2.86%
Total interest bearing liabilities	$1,144,095	$5,909	0.52%	$1,149,057	$9,724	0.85%	$1,094,273	$15,251	1.39%
Demand deposits	436,434			339,385			260,400
Other liabilities	17,347			18,522			15,259
Total liabilities	1,597,876			1,506,964			1,369,932
Stockholders' equity	136,825			121,772			109,103
Total liabilities and stockholders' equity	$1,734,701			$1,628,736			$1,479,035
Net interest income (FTE)		$60,342			$54,252			$49,401
Net interest spread			3.45%			3.25%			3.20%
Net interest margin			3.62%			3.48%			3.51%
(1)Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 21%, net of nondeductible interest expense for the years ended December 31, 2021, 2020 and 2019, respectively. Such adjustments totaled $1.8 million, $1.0 million and $0.7 million for the years ended December 31, 2021, 2020, and 2019, respectively.
(2)Non-accruing loans are included in the average amounts outstanding.
(3)Fees and costs on loans are included in interest income. ($5.4 million and $1.8 million of PPP fees for the years ended December 31, 2021 and 2020, respectively, were included in commercial loan income).
Rate and volume analysis
The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates for the years ended December 31, 2021, compared to December 31, 2020, and for the years ended December 31, 2020 compared to December 31, 2019. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2021			2020
		Change due to			Change due to
(In thousands)	Total Change	Average Volume	Average Rate	Total Change	Average Volume	Average Rate
Interest income on a fully taxable equivalent basis: (1)
Loans: (2) (3)
Commercial	$2,515	$(956)	$3,471	$1,961	$3,197	$(1,236)
Real estate construction - residential	302	401	(99)	(193)	14	(207)
Real estate construction - commercial	(428)	(326)	(102)	(2,082)	(1,538)	(544)
Real estate mortgage - residential	(472)	674	(1,146)	(764)	263	(1,027)
Real estate mortgage - commercial	(437)	2,014	(2,451)	1,164	2,646	(1,482)
Installment and other consumer	(253)	(190)	(63)	(161)	(99)	(62)
Loans held for sale	(18)	(77)	59	120	—	120
Investment securities:
U.S. Treasury	(6)	12	(18)	(16)	(2)	(14)
U.S. government and federal agency obligations	(415)	(292)	(123)	(1)	(16)	15
Obligations of states and political subdivisions	1,668	1,607	61	307	274	33
Mortgage-backed securities	32	442	(410)	(799)	(389)	(410)
Other debt securities	152	179	(27)	175	203	(28)
Other investment securities	(42)	(37)	(5)	71	41	30
Federal funds sold and interest bearing deposits in other financial institutions	(323)	22	(345)	(458)	770	(1,228)
Total interest income	2,275	3,473	(1,198)	(676)	5,364	(6,040)
Interest expense:
NOW accounts	(1)	16	(17)	(1,319)	(24)	(1,295)
Savings	(123)	104	(227)	(34)	16	(50)
Interest checking	(212)	(72)	(140)	71	344	(273)
Money market	(409)	6	(415)	(2,102)	7	(2,109)
Time deposits	(1,973)	(546)	(1,427)	(1,161)	(443)	(718)
Federal funds purchased and securities sold under agreements to repurchase	(59)	2	(61)	6	57	(51)
Federal Home Loan Bank advances and other borrowings	(738)	(426)	(312)	(139)	424	(563)
Subordinated notes	(300)	—	(300)	(849)	—	(849)
Total interest expense	(3,815)	(916)	(2,899)	(5,527)	381	(5,908)
Net interest income on a fully taxable equivalent basis	$6,090	$4,389	$1,701	$4,851	$4,983	$(132)
(1)Interest income and yields are presented on a fully taxable equivalent basis using the Federal statutory income tax rate of 21%, net of nondeductible interest expense for the years ended December 31, 2021, 2020 and 2019, respectively. Such adjustments totaled $1.8 million, $1.0 million and $0.7 million for the years ended December 31, 2021, 2020, and 2019, respectively.
(2)Non-accruing loans are included in the average amounts outstanding.
(3)Fees and costs on loans are included in interest income. ($5.4 million and $1.8 million of PPP fees for the years ended December 31, 2021 and 2020, respectively, were included in commercial loan income).
Financial results for the year ended December 31, 2021 compared to the year ended December 31, 2020 reflected an increase in net interest income, on a tax equivalent basis, of $6.1 million, or 11.2%, and financial results for the year ended December 31, 2020 compared to the year ended December 31, 2019 reflected an increase of $4.9 million, or 9.8%.
Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) was 3.62% for the year ended December 31, 2021, compared to 3.48% and 3.51% for the years ended December 31, 2020 and 2019, respectively.
The increase in net interest income and net interest margin for 2021 over 2020 was primarily due to an increase in PPP income and a decrease in rates paid on average interest-bearing liabilities. The Company earned $5.4 million in 2021 compared to $1.8 million in 2020 in PPP fees.
The increase in net interest income for 2020 over 2019 was primarily due to a decrease in rates paid on average interest-bearing liabilities, while the decrease in the net interest margin was primarily due to a decrease in the rates earned on the significant increase in average earning assets resulting from PPP loans, real estate mortgage loan activity and excess liquidity in Federal funds sold. Contributing to this decrease in net interest margin was the reversal of $1.1 million of interest income previously recorded on approximately $30 million of loans modified under the CARES Act which were moved to non-accrual in the fourth quarter.
Average interest-earning assets increased $107.9 million, or 6.9%, to $1.67 billion for the year ended December 31, 2021 compared to $1.56 billion for the year ended December 31, 2020, and average interest bearing liabilities decreased $5.0 million, or 0.4%, to $1.14 billion for the year ended December 31, 2021 compared to $1.15 billion for the year ended December 31, 2020.
Average interest-earning assets increased $152.5 million, or 10.8%, to $1.56 billion for the year ended December 31, 2020 compared to $1.41 billion for the year ended December 31, 2019, and average interest bearing liabilities increased $54.8 million, or 5.0%, to $1.15 billion for the year ended December 31, 2020 compared to $1.09 billion for the year ended December 31, 2019.
Total interest income (expressed on a fully taxable equivalent basis) increased to $66.3 million for the year ended December 31, 2021 compared to $64.0 million and $64.7 million for the years ended December 31, 2020 and 2019, respectively. The Company's rates earned on interest earning assets were 3.97% for the year ended December 31, 2021 compared to 4.10% and 4.59% for the years ended December 31, 2020 and 2019, respectively.
Interest income on loans held for investment increased to $59.9 million for the year ended December 31, 2021 compared to $58.6 million and $58.7 million for the years ended December 31, 2020 and 2019, respectively.
Average loans outstanding increased $38.2 million, or 3.1%, to $1.28 billion for the year ended December 31, 2021 compared to $1.24 billion for the year ended December 31, 2020. The average yield on loans receivable decreased to 4.67% during the year ended December 31, 2021 compared to 4.71% for the year ended December 31, 2020.
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
Interest income on available-for-sale securities increased to $5.6 million for the year ended December 31, 2021 compared to $4.2 million and $4.5 million for the years ended December 31, 2020 and 2019, respectively.
Average securities increased $70.5 million, or 36.7%, to $262.5 million for the year ended December 31, 2021 compared to $192.0 million for the year ended December 31, 2020. The average yield on securities decreased to 2.15% for the year ended December 31, 2021 compared to 2.19% for the year ended December 31, 2020.
Average securities decreased $7.8 million, or 3.9%, to $192.0 million for the year ended December 31, 2020 compared to $199.8 million for the year ended December 31, 2019. The average yield on securities decreased to 2.19% for the year ended December 31, 2020 compared to 2.27% for the year ended December 31, 2019. See the Liquidity Management section for further discussion.
Total interest expense was $5.9 million for the year ended December 31, 2021 compared to $9.7 million and $15.3 million for the years ended December 31, 2020 and 2019, respectively. The Company's rate paid on interest bearing liabilities was 0.52% for the year ended December 31, 2021 compared to 0.85% and 1.39% for the years ended December 31, 2020 and 2019, respectively. See the Liquidity Management section for further discussion.
Interest expense on deposits was $3.1 million for the year ended December 31, 2021 compared to $5.9 million and $10.4 million for the years ended December 31, 2020 and 2019, respectively.
Average interest bearing deposits increased $19.6 million, or 2.1%, to $967.9 million for the year ended December 31, 2021 compared to $948.3 million for the year ended December 31, 2020. The average cost of deposits decreased to 0.32% during the year ended December 31, 2021 compared to 0.62% for the year ended December 31, 2020.
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
Interest expense on borrowings was $2.8 million for the year ended December 31, 2021 compared to $3.9 million and $4.9 million for the years ended December 31, 2020 and 2019, respectively. Average borrowings were $176.2 million for the year ended December 31, 2021 compared to $200.7 million and $169.5 million for the years ended December 31, 2020 and 2019, respectively. The average cost of borrowings decreased to 1.58% for the year ended December 31, 2021 compared to 1.93% and 2.86% for the years ended December 31, 2020, and 2019, respectively. The decrease in cost of funds primarily resulted from lower market interest rates.
The decrease in average borrowings during 2021 compared to 2020 was primarily due to a decrease in FHLB advances. The Company has been repaying these advances as they come due since May of 2020.
The increase in average borrowings for the year ended December 31, 2020 compared to 2019 was primarily due to an increase in FHLB advances to fund liquidity needs as refinancing activity increased when rates dropped during the first quarter of 2020. This in turn was offset beginning in April of 2020 when the Company had an increase in liquidity due to participation in the CARES Act economic stimulus programs. The Company experienced significant deposit growth primarily due to stimulus checks, proceeds from PPP loan funding, deferral of income tax payments, and customers holding on to savings due to uncertain times. See the Liquidity Management section for further discussion.
Non-interest Income and Expense
Non-interest income for the years ended December 31, 2021, 2020, and 2019 was as follows:

				$ Change		% Change
(In thousands)	2021	2020	2019	'21-'20	'20-'19	'21-'20	'20-'19
Non-interest income
Service charges and other fees	$3,094	$2,955	$3,611	$139	$(656)	4.7%	(18.2)%
Bank card income and fees	3,958	3,201	3,061	757	140	23.6	4.6
Trust department income	1,324	1,185	1,237	139	(52)	11.7	(4.2)
Real estate servicing fees, net	580	(49)	39	629	(88)	(1,283.7)	(225.6)
Gain on sales of mortgage loans, net	7,165	7,109	771	56	6,338	0.8	822.0
Other	261	572	291	(311)	281	(54.4)	96.6
Total non-interest income	$16,382	$14,973	$9,010	$1,409	$5,963	9.4%	66.2%
Non-interest income as a % of total revenue *	21.9%	21.9%	15.6%
*Total revenue is calculated as net interest income plus non-interest income.
Total non-interest income increased $1.4 million, or 9.4%, to $16.4 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, and increased $6.0 million, or 66.2%, to $15.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Service charges and fees increased $0.1 million, or 4.7%, to $3.1 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, and decreased $0.7 million, or 18.2%, to $3.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The Company experienced lower service charge income during 2020 primarily due to a decrease in nonsufficient fund service charges (NSF) collected due to temporary fee waivers for customers related to the COVID-19 pandemic.
Bank card income and fees increased $0.8 million, or 23.6%, to $4.0 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, and increased $0.1 million, or 4.6%, to $3.2 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increases were primarily related to increases in debit card usage and interchange fees. As the economy began to recover from COVID 19 pandemic, the Company began to see an increase in spending due to both stimulus income and a reduction of conservative savings due to the uncertainty of the pandemic.

Real estate servicing fees, net of the change in valuation of mortgage serving rights (MSRs) was $0.6 million for the year ended December 31, 2021 compared to $(49,000) and $39,000 for the years ended December 31, 2020 and 2019, respectively.
Mortgage loan servicing fees earned on loans sold were $0.8 million for the year ended December 31, 2021 compared to $0.9 million and $0.8 million for the years ended December 31, 2020 and 2019, respectively. The Company was servicing $270.0 million of mortgage loans at December 31, 2021 compared to $292.7 million and $271.4 million at December 31, 2020 and 2019, respectively. The dramatic drop in market interest rates in 2020 created an economic incentive for borrowers to refinance their existing home mortgage loans that slowed in 2021.
Gain on sales of mortgage loans increased $0.1 million to $7.2 million for the year ended December 31, 2021 compared to $7.1 million for the year ended December 31, 2020, and increased $6.3 million to $7.1 million for the year ended December 31, 2020 compared to $0.8 million for the year ended December 31, 2019. The Company sold loans totaling $207.0 million for the year ended December 31, 2021 compared to $195.9 million and $44.3 million for the years ended December 31, 2020 and 2019, respectively.
Other income decreased $0.3 million, or 54.4%, to $0.3 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, and increased $0.3 million, or 96.6%, to $0.6 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in the year ended December 31, 2021 over the year ended December 31, 2020 was primarily due to a valuation allowance on land held in other real estate, partially offset by an increase in brokerage income, mortgage loan derivative income, and a healthcare premium surplus refund from the 2020-21 plan year. The increase in the year ended December 31, 2020 over the year ended December 31, 2019 was primarily due to an increase in brokerage income, net gain on disposition of other real estate, and net gain on disposition of premises and equipment.
Investment securities gains (losses), net
The following table presents the gross unrealized gains and losses from sales and calls of available-for-sale securities, as well as gains and losses on equity securities from fair value adjustments which have been recognized in earnings for the years ended December 31, 2021, 2020, and 2019:

(in thousands)	2021	2020	2019
Investment securities gains (losses), net
Available for sale securities:
Gains realized on sales	$122	$49	$6
Losses realized on sales	—	(8)	(46)
Other-than-temporary impairment recognized	—	—	—
Other investment securities:
Fair value adjustments, net	27	20	—
Investment securities gains (losses), net	$149	$61	$(40)

Non-interest expense for the years ended December 31, 2021, 2020, and 2019 was as follows:

				$ Change		% Change
(In thousands)	2021	2020	2019	'21-'20	'20-'19	'21-'20	'20-'19
Non-interest expense
Salaries	$20,717	$19,765	$15,876	$952	$3,889	4.8%	24.5%
Employee benefits	6,940	6,386	5,721	554	665	8.7	11.6%
Occupancy expense, net	3,075	3,069	3,122	6	(53)	0.2	(1.7)%
Furniture and equipment expense	3,067	3,043	2,847	24	196	0.8	6.9%
Processing, network and bank card expense	4,751	3,864	3,882	887	(18)	23.0	(0.5)%
Legal, examination, and professional fees	3,024	1,458	1,211	1,566	247	107.4	20.4%
Advertising and promotion	1,227	1,095	1,256	132	(161)	12.1	(12.8)%
Postage, printing, and supplies	838	897	871	(59)	26	(6.6)	3.0%
Loan expense	823	1,137	698	(314)	439	(27.6)	62.9%
Other	4,100	4,307	3,320	(207)	987	(4.8)	29.7%
Total non-interest expense	$48,562	$45,021	$38,804	$3,541	$6,217	7.9%	16.0%
Efficiency ratio*	64.8%	66.0%	67.2%
Number of full-time equivalent employees	298	299	278
*Efficiency ratio is calculated as non-interest expense as a percentage of total revenue. Total revenue includes net interest income and non-interest income.
Total non-interest expense increased $3.5 million, or 7.9%, to $48.6 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, and increased $6.2 million, or 16.0%, to $45.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Salaries increased $1.0 million, or 4.8%, to $20.7 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, and increased $3.9 million, or 24.5%, to $19.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase for the year ended December 31, 2021 over the year ended December 31, 2020 was primarily due to merit increases and incentive pay related to loan volume. The increase for the year ended December 31, 2020 over the year ended December 31, 2019 was primarily due to adding 25 full-time equivalent (FTE) employees to expand the Company's new mortgage loan department that formed in late 2019.
Employee benefits increased $0.6 million, or 8.7%, to $6.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, and increased $0.7 million, or 11.6%, to $6.4 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase for the year ended December 31, 2021over the year ended December 31, 2020 was primarily due to higher pension cost due to lower annual discount rate assumptions compared to the prior year's annual assumptions, and an increase in 401(k) plan contributions. The increase for the year ended December 31, 2020 over the year ended December 31, 2019 was primarily due to higher pension cost due to lower annual discount rate assumptions, an increase in payroll taxes due to an increase in FTE mentioned above, and an increase in 401(k) plan contributions.
Processing, network, and bank card expense increased $0.9 million, or 23.0%, to $4.8 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, and decreased $0.02 million, or 0.5%, to $3.9 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase for the year ended December 31, 2021 over the year ended December 31, 2020 was primarily due to increases in network, processing, and debit card processing expenses. The decrease for the year ended December 31, 2020 over the year ended December 31, 2019 was primarily due to decreases in ATM and debit card processing expense.
Legal, examination, and professional fees increased $1.6 million, or 107.4%, to $3.0 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, and increased $0.2 million, or 20.4%, to $1.5 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increases for the years ended 2021 over 2020 and 2020 over the year ended 2019 were primarily related to an increase in legal fees related to a lawsuit that was finalized in January 2022. The Company accrued $1.5 million as of December 31, 2021 for the final settlement.
Loan expense decreased $0.3 million, or 27.6%, to $0.8 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, and increased $0.4 million, or 62.9%, to $1.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease for the year ended December 31, 2021 over the year ended December 31, 2020 was primarily related to decreases in loan expense resulting from decreases in commercial and real estate third-party loan expenses. The Company also experienced a decrease in commercial loan growth in 2021 compared to the prior year. The increase for the year ended December 31, 2020 over the year ended December 31, 2019 was primarily related to increases in real estate loan expenses related to refinancing activity and growth in loan volume sold to the secondary market.
Other non-interest expense decreased $0.2 million, or 4.8%, to $4.1 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, and increased $1.0 million, or 29.7%, to $4.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease for the year ended December 31, 2021 over the year ended December 31, 2020 was primarily related to decreases in donations, pension net interest cost, and miscellaneous charged-off items related to teller differences and debit card fraud. These decreases were partially offset by an increase in FDIC assessment expense, deposit product expense, software expense related to new mortgage loan software, and telephone and internet expense related to a bank wide telephone system upgrade and new system providers. The increase in the year ended December 31, 2020 over the year ended December 31, 2019 was primarily due to increases in donations, FDIC assessment expense, and credit card fraud charge-offs. In the second quarter of 2020, the Company sold an out-of-service branch building being held as other real estate owned (OREO) to a non-profit organization. This transaction consisted of a $266,000 donation expense and the Company realized a net gain of $210,000. During the third quarter of 2020 the Company recognized approximately $150,000 of disputed credit card fraud losses from prior years.
Income taxes
Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 20.2% for the year ended December 31, 2021 compared to 18.2% and 19.2% for the years ended December 31, 2020 and 2019, respectively.
The increase in the effective tax rate for the year ended December 31, 2021 compared to the year ended December 31, 2020 was primarily attributable to an increase in earnings and an increase in state taxes attributed to elevated earnings. The decrease in the effective tax rate for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily attributable to tax-free revenues having a greater impact on pre-tax income due to the reduced level of earnings in 2020. The effective tax rate for each of years ended December 31, 2021, 2020, and 2019, respectively, is lower than the U.S. federal statutory rate of 21% primarily due to tax-free revenues.

Lending and Credit Management
Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 70.2% of total assets as of December 31, 2021 compared to 73.2% as of December 31, 2020.
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

A summary of loans, by major class within the Company's loan portfolio:

	December 31,
(In thousands)	2021	2020
Commercial, financial, and agricultural (a)	$217,214	$272,918
Real estate construction − residential	27,920	29,692
Real estate construction − commercial	91,369	78,144
Real estate mortgage − residential	279,346	262,339
Real estate mortgage − commercial	663,256	617,133
Installment and other consumer	23,028	26,741
Total loans	$1,302,133	$1,286,967
Percent of categories to total loans:
Commercial, financial, and agricultural	16.7%	21.2%
Real estate construction − residential	2.1	2.3
Real estate construction − commercial	7.0	6.1
Real estate mortgage − residential	21.5	20.4
Real estate mortgage − commercial	50.9	48.0
Installment and other consumer	1.8	2.1
Total	100.0%	100.0%
(a)Includes $8.4 million and $63.3 million SBA PPP loans, net at December 31, 2021 and 2020, respectively.
The Company extends credit to its local community market through traditional real estate mortgage products. The Company does not participate in extending credit to sub-prime residential real estate markets. The Company does not lend funds for the type of transactions defined as “highly leveraged” by bank regulatory authorities or for foreign loans. Additionally, the Company does not have any concentrations of loans exceeding 10% of total loans that are not otherwise disclosed in the loan portfolio composition table. The Company does not have any interest-earning assets that would have been included in non-accrual, past due, or restructured loans if such assets were loans.
The following table is a summary of (recoveries) net charge-offs to average loans:

	December 31, 2021			December 31, 2020
(In thousands)	Net Charge-offs (Recovers)	Average Loans	Net (Recoveries) Charge-offs / Average Loans	Net Charge-offs (Recovers)	Average Loans	Net (Recoveries) Charge-offs / Average Loans
Commercial, financial, and agricultural	$(27)	$245,779	(0.01)%	$38	$264,160	0.01%
Real estate construction − residential	(13)	34,357	(0.04)	(64)	26,184	(0.24)
Real estate construction − commercial	(475)	78,068	(0.61)	NM	85,132	NM
Real estate mortgage − residential	(168)	267,722	(0.06)	7	252,898	NM
Real estate mortgage − commercial	40	631,612	0.01	31	586,188	0.01
Installment and other consumer	153	24,681	0.62	152	29,409	0.52
Total	$(490)	$1,282,219	(0.04)%	$164	$1,243,971	0.01%
NM = not material

The contractual maturities of loan categories at December 31, 2021 and the composition of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
(In thousands)	One Year Or Less	Over One Year Through Five Years	Over Five Years Through Fifteen Years	Over Fifteen Years	Total
Commercial, financial, and agricultural	$61,829	$80,062	$42,132	$33,191	$217,214
Real estate construction − residential	25,019	1,233	287	1,381	27,920
Real estate construction − commercial	23,745	37,329	23,098	7,197	91,369
Real estate mortgage − residential	17,320	42,426	72,378	147,222	279,346
Real estate mortgage − commercial	78,354	296,396	177,242	111,264	663,256
Installment and other consumer	2,965	17,132	2,931	0	23,028
Total loans	$209,232	$474,578	$318,068	$300,255	$1,302,133

Loans with fixed rates
Commercial, financial, and agricultural	$20,207	$64,165	$28,375	$878	$113,625
Real estate construction − residential	13,219	1,074	—	—	14,293
Real estate construction − commercial	9,728	32,957	11,438	60	54,183
Real estate mortgage − residential	14,027	39,224	24,917	21,115	99,283
Real estate mortgage − commercial	55,395	255,083	83,137	2,236	395,851
Installment and other consumer	962	17,132	2,931	—	21,025
Total	113,538	409,635	150,798	24,289	698,260
Loans with floating rates
Commercial, financial, and agricultural	$41,621	$15,897	$13,757	$32,313	$103,588
Real estate construction − residential	11,799	159	287	1,381	13,626
Real estate construction − commercial	14,017	4,372	11,660	7,136	37,185
Real estate mortgage − residential	3,293	3,203	47,460	126,107	180,063
Real estate mortgage − commercial	22,961	41,312	94,106	109,029	267,408
Installment and other consumer	2,003	—	—	—	2,003
Total	95,694	64,943	167,270	275,966	603,873
Total loans	$209,232	$474,578	$318,068	$300,255	$1,302,133
The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers, but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2021, the Company sold approximately $207.0 million of loans to investors compared to $195.9 million and $44.3 million for the years ended December 31, 2020 and 2019, respectively. At December 31, 2021, the Company was servicing approximately $270.0 million of loans sold to the secondary market compared to $292.7 million at December 31, 2020, and $271.4 million at December 31, 2019.
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
Loans not individually evaluated are aggregated and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type; loss emergence factors; lending policies and procedures; economic conditions; the nature, volume and terms of the portfolio; lending staff and management; non-accrual loans; the loan review system; collateral values; concentrations of credit; and external factors. Management believes, but there can be no assurance, that these procedures keep management informed of potential problem loans. Based upon these procedures, both the allowance and provision for loan losses are adjusted to maintain the allowance at a level considered necessary by management to provide for probable losses inherent in the loan portfolio.
Nonperforming Assets
The following table summarizes nonperforming assets:

	December 31,
(In thousands)	2021	2020
Non-accrual loans:
Commercial, financial, and agricultural	$153	$6,717
Real estate construction − residential	—	192
Real estate construction − commercial	105	200
Real estate mortgage − residential	1,129	2,105
Real estate mortgage − commercial	24,029	25,314
Installment and other consumer	43	31
Total	$25,459	$34,559
Loans contractually past - due 90 days or more and still accruing:
Commercial, financial, and agricultural	$—	$—
Real estate construction − residential	—	—
Real estate mortgage − residential	14	—
Installment and other consumer	—	17
Total	$14	$17
Total non-performing loans (a)	25,473	34,576
Other real estate owned and repossessed assets	10,525	12,291
Total non-performing assets	$35,998	$46,867

Loans held for investment	$1,302,133	$1,286,967
Allowance for loan losses to loans	1.30%	1.41%
Non-accrual loans to total loans	1.96%	2.69%
Non-performing loans to loans (a)	1.96%	2.69%
Non-performing assets to loans (b)	2.76%	3.64%
Non-performing assets to assets (b)	1.97%	2.70%
Allowance for loan losses to non-accrual loans	66.39%	52.41%
Allowance for loan losses to non-performing loans	66.36%	52.39%
(a)Non-performing loans include loans 90 days past due and accruing, non-accrual loans, and non-performing TDRs included in non-accrual loans and 90 days past due.
(b)Non-performing assets include non-performing loans and other real estate owned and repossessed assets.
Total non-performing assets were $36.0 million or 2.76% of total loans, at December 31, 2021 compared to $46.9 million, or 3.64% of total loans, at December 31, 2020.

Total non-accrual loans at December 31, 2021 decreased $9.1 million to $25.5 million compared to $34.6 million at December 31, 2020. The decrease in non-accrual loans primarily consisted of two commercial loan relationships that moved to accrual status during the fourth quarter of 2021. The Company's asset quality continues to improve as borrowers navigate through the protracted economic recovery.
Loans past due 90 days and still accruing interest at December 31, 2021, were $14,000 compared to $17,000 at December 31, 2020. Other real estate owned and repossessed assets at December 31, 2021 were $10.5 million compared to $12.3 million at December 31, 2020. During the year ended December 31, 2021, $0.7 million of non-accrual loans, net of charge-offs taken, moved to other real estate owned and repossessed assets compared to $0.1 million for the year ended December 31, 2020.
As of December 31, 2021, approximately $13.8 million compared to $6.0 million at December 31, 2020, of loans classified as substandard, which include performing TDRs and are not included in the non-performing asset table, were identified as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Management believes the general allowance was sufficient to cover the risks and probable losses related to such loans at December 31, 2021 and December 31, 2020, respectively.
The following table summarizes the Company's TDRs at the dates indicated:

	December 31, 2021			December 31, 2020
(In thousands)	Number of contracts	Recorded Investment	Specific Reserves	Number of contracts	Recorded Investment	Specific Reserves
Performing TDRs
Commercial, financial and agricultural	2	$188	$24	7	$835	$90
Real estate mortgage − residential	6	1,262	56	5	1,521	28
Real estate mortgage − commercial	2	328	38	2	343	7
Installment and other consumer	2	17	2	5	77	10
Total performing TDRs	12	$1,795	$120	19	$2,776	$135
Non-performing TDRs
Commercial, financial and agricultural	—	$—	$—	1	$4	$1
Real estate mortgage − residential	5	561	39	8	895	78
Total non-performing TDRs	5	$561	$39	9	$899	$79
Total TDRs	17	$2,356	$159	28	$3,675	$214
At December 31, 2021, loans classified as TDRs totaled $2.4 million, with $0.2 million of specific reserves compared to $3.7 million of loans classified as TDRs, with $0.2 million of specific reserves at December 31, 2020. Both performing and non-performing TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the underlying collateral less applicable selling costs if the loan is collateral dependent. The net decrease in total TDRs from December 31, 2020 to December 31, 2021 was primarily due to approximately $1.4 million of payments received on TDRs.

Allowance for Loan Losses and Provision
Allowance for Loan Losses
The following table is a summary of the allocation of the allowance for loan losses:

	December 31,
	2021		2020
(In thousands)	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
Allocation of allowance for loan losses at end of period:
Commercial, financial, and agricultural	$2,717	16.7%	$5,121	21.2%
Real estate construction − residential	137	2.1	213	2.3
Real estate construction − commercial	588	7.0	475	6.1
Real estate mortgage − residential	2,482	21.5	2,679	20.4
Real estate mortgage − commercial	10,662	50.9	9,354	48.0
Installment and other consumer	256	1.8	264	2.1
Unallocated	61	—	7	—
Total	$16,903	100.0%	$18,113	100.0%
The allowance for loan losses was $16.9 million, or 1.30%, of loans outstanding at December 31, 2021 compared to $18.1 million, or 1.41%, of loans outstanding at December 31, 2020. The ratio of the allowance for loan losses to non-performing loans was 66.36% at December 31, 2021, compared to 52.39% at December 31, 2020.
The following table is a summary of the general and specific allocations of the allowance for loan losses:

	December 31,
(In thousands)	2021	2020
Allocation of allowance for loan losses:
Individually evaluated for impairment − specific reserves	$3,044	$5,113
Collectively evaluated for impairment − general reserves	13,859	13,000
Total	$16,903	$18,113
The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals and/or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2021, $3.0 million of the Company's allowance for loan losses was allocated to impaired loans totaling approximately $27.3 million compared to $5.1 million of the Company's allowance for loan losses allocated to impaired loans totaling approximately $37.3 million at December 31, 2020. Management determined that $16.6 million, or 61%, of total impaired loans required no reserve allocation at December 31, 2021 compared to $11.9 million, or 32%, at December 31, 2020 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by asset type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type. The look-back period begins with loss history in the first quarter 2012 as the starting point through the current quarter and it will continue to include this starting point going forward. Management determined that the look-back period should be expanded until a loss producing downturn is recognized. This would be accomplished by allowing the look-back period to shift forward by eliminating the earliest loss period and replenishing it with losses from the most recent period. The look-back period is consistently evaluated for relevance given the current facts and circumstances.

These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The historical loan loss rates are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss.
The Company’s methodology includes qualitative risk factors that allow management to adjust its estimates of losses based on the most recent information available and to address other limitations in the quantitative component that is based on historical loss rates. Such risk factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect changes in national and local economic conditions and developments, the nature, volume and terms of loans in the portfolio, including changes in volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans, loan concentrations, assessment of trends in collateral values, assessment of changes in the quality of the Company’s internal loan review department, and changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices.
The specific and general reserve allocations represent management's best estimate of probable losses inherent in the loan portfolio at the evaluation date. Although the allowance for loan losses is comprised of specific and general allocations, the entire allowance is available to absorb any credit losses.
The changes in the allowance for loan losses from December 31, 2020 to December 31, 2021 primarily resulted from transitioning loans impacted by COVID-19 from non-accrual status back to performing status. This transition was made according to the Company’s established internal loan policies regarding loan performance as well as outside consultation of industry experts. This transition back to performing status also reduced specific reserves based on the attributes of the individual loan collateral, to the general allocations method described above. The Company continues to monitor the risks associated with its non-performing loans.
Provision
The Company recognized a negative provision expense for loan losses of $(1.7) million for the year ended December 31, 2021 compared to a provision expense of $5.8 million and $1.2 million for the years ended December 31, 2020 and 2019, respectively. The negative provision expense in 2021 primarily resulted from the release of specific reserves totaling $2.7 million in the fourth quarter due to returning significant loan balances to accrual from non-accrual status or other collateral valuation adjustments. Uncertain economic conditions resulting from the COVID-19 pandemic significantly impacted the provision expense in 2020.
The following table is a summary of net (recoveries) net charge-offs to average loans:

	December 31, 2021			December 31, 2020
(In thousands)	Net Charge-offs (Recovers)	Average Loans	Net (Recoveries) Charge-offs / Average Loans	Net Charge-offs (Recovers)	Average Loans	Net (Recoveries) Charge-offs / Average Loans
Commercial, financial, and agricultural	$(27)	$245,779	(0.01)%	$38	$264,160	0.01%
Real estate construction − residential	(13)	34,357	(0.04)	(64)	26,184	(0.24)
Real estate construction − commercial	(475)	78,068	(0.61)	NM	85,132	NM
Real estate mortgage − residential	(168)	267,722	(0.06)	7	252,898	NM
Real estate mortgage − commercial	40	631,612	0.01	31	586,188	0.01
Installment and other consumer	153	24,681	0.62	152	29,409	0.52
Total	$(490)	$1,282,219	(0.04)%	$164	$1,243,971	0.01%
NM = not material
Net Loan (Recoveries) Charge-offs
The Company's net loan recoveries were $(0.5) million, or (0.04)% of average loans, for the year ended December 31, 2021 compared to net charge-offs of $0.2 million, or 0.01% of average loans, for the year ended December 31, 2020, and $0.3 million, or 0.03% of average loans for the year ended December 31, 2019.

The Company's net recovery for the year ended December 31, 2021 compared to the years ended December 31, 2020 and 2019 was primarily due to a significant real estate - construction commercial recovery received in the fourth quarter of 2021.
Loans Held For Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. In the fourth quarter of 2021, the Company elected the fair value option for all newly originated long-term personal real estate loans held for sale. As of December 31, 2021, all loans held for sale were carried at fair value. At December 31, 2020 loans held for sale were being carried at the lower of cost or estimated fair value. The loans are primarily sold to Freddie Mac, Fannie Mae, and PennyMac and other various secondary market investors. At December 31, 2021, the carrying amount of these loans was $2.2 million compared to $5.1 million at December 31, 2020.

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
At December 31, 2021, the investment portfolio classified as available-for-sale represented 17.0% of total consolidated assets. Future levels of investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.
Available for sale securities
The following table presents the composition of the investment portfolio and related fair value by major category:

(In thousands)	2021	2020
U.S. Treasury	$3,917	$2,798
U.S. government and federal agency obligations	1,319	11,929
U.S. government-sponsored enterprises	26,372	22,874
Obligations of states and political subdivisions	129,224	58,744
Mortgaged-backed securities	136,466	90,112
Other debt securities (a)	12,284	10,344
Bank issued trust preferred securities (a)	1,288	1,229
Total available for sale debt securities, at fair value	$310,870	$198,030
(a)Certain hybrid instruments possessing characteristics typically associated with debt obligations.

As of December 31, 2021, the expected maturity and tax-equivalent yield in the investment portfolio was as follows:

(In thousands)	One Year Or Less	Yield	Over One Through Five Years	Yield	Over Five Through Ten Years	Yield	Over Ten Years	Yield	Total	Yield
U.S. Treasury	$2,767	0.64%	$1,150	0.60%	$—	—%	$—	—%	$3,917	0.47%
U.S. government and federal agency obligations	—	—	1,319	2.10	—	—	—	—	1,319	2.10
U.S. government-sponsored enterprises	—	—	10,988	0.87	15,384	1.66	—	—	26,372	1.33
States and political subdivisions (2)	3,773	1.88	8,523	2.05	7,899	2.05	109,029	2.13	129,224	2.19
Mortgage-backed securities (1)	—	—	1,638	2.09	26,262	1.32	108,566	1.53	136,466	1.50
Other debt securities	—	—	—	—	12,284	4.93	—	—	12,284	4.93
Bank issued trust preferred securities	—	—	—	—	—	—	1,288	2.53	1,288	2.53
Total available-for-sale debt securities	$6,540	1.35%	$23,618	1.41%	$61,829	2.23%	$218,883	1.88%	$310,870	1.90%

Equity securities
Federal Agriculture Mortgage Corporation	$—	—%	$—	—%	$—	—%	$60	16.99%	$60	16.99%
(1)Mortgage-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the twelve months ended December 31, 2021 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates. The tax equivalent yield is calculated on amortized cost using a level yield method and a 21% tax rate.
(2)Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory federal income tax rate of 21%.
At December 31, 2021, $14.9 million of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
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

(In thousands)	2021	2020
Federal Home Loan Bank of Des Moines stock	$5,197	$6,170
Midwest Independent Bank stock	151	151
Equity securities with readily determinable fair values	60	32
Total other investment securities	$5,408	$6,353

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

(In thousands)	2021	2020
Federal funds sold and other interest-bearing deposits	$142,622	$161,128
Certificates of deposit in other banks	5,193	9,376
Available-for-sale investment securities	310,870	198,030
Total	$458,685	$368,534
Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available for sale investment portfolio was $310.9 million at December 31, 2021 and included an unrealized net gain of $0.5 million. The portfolio includes projected maturities and mortgage-backed securities pay-downs of approximately $6.5 million over the next twelve months, which offer resources to meet either new loan demand or reductions in the Company's deposit base.
The Company pledges portions of its investment securities portfolio as collateral to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. The Company's unpledged securities in the available for sale portfolio totaled approximately $35.5 million and $44.1 million at December 31, 2021 and 2020, respectively.
Total investment securities pledged for these purposes were as follows:

(In thousands)	2021	2020
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$10,778	$9,115
Federal funds purchased and securities sold under agreements to repurchase	28,769	59,695
Other deposits	235,829	85,130
Total pledged, at fair value	$275,376	$153,940
Liquidity is available from the Company's base of core customer deposits, defined as demand, interest checking, savings, money market deposit accounts, and time deposits less than $250,000, less all brokered deposits under $250,000. Such deposits totaled $1.4 billion and represented 94.1% of the Company's total deposits at December 31, 2021, compared to $1.2 billion and 90.3% of the Company's total deposits at December 31, 2020. These core deposits are normally less volatile and are often tied to other products of the Company through long lasting relationships.
Core deposits at December 31, 2021 and 2020 were as follows:

(In thousands)	2021	2020
Core deposit base:
Non-interest bearing demand	$453,066	$382,492
Interest checking	357,824	292,375
Savings and money market	440,332	391,248
Other time deposits	175,827	183,072
Total	$1,427,049	$1,249,187

Maturities of uninsured time deposits with balances over $250,000 as of December 31, 2021:

(in thousands)
Due within:
Three months or less	$27,019
Over three through six months	14,276
Over six through twelve months	20,247
Over twelve months	7,533
Total	$69,075
Estimated uninsured deposits totaled $513.5 million, including $69.1 million of certificates of deposit, at December 31, 2021, compared to $462.3 million, including $91.3 million of certificates of deposit, at December 31, 2020. The Company had brokered deposits totaling $20.2 million and $40.2 million at December 31, 2021 and 2020, respectively.
Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company's outside borrowings are comprised of securities sold under agreements to repurchase, Federal Home Loan Bank advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2021, under agreements with these unaffiliated banks, the Bank may borrow up to $60.0 million in federal funds on an unsecured basis and $10.4 million on a secured basis. There were no federal funds purchased outstanding at December 31, 2021. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of the Company's investment portfolio. At December 31, 2021, there were $23.8 million in repurchase agreements. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2021.
The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB). As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2021, the Bank had $77.4 million in outstanding borrowings with the FHLB. In addition, the Company has $49.5 million at December 31, 2021 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.
Borrowings outstanding at December 31, 2021 and 2020 were as follows:

(In thousands)	2021	2020
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	$23,829	$45,154
Federal Home Loan Bank advances	77,418	106,660
Subordinated notes	49,486	49,486
Other borrowings	—	14
Total	$150,733	$201,314
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

	2021				2020
(In thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total
Advance equivalent	$273,479	$10,384	$60,000	$343,863	$300,633	$8,898	$56,835	$366,366
Letters of credit	(31,000)	—	—	(31,000)	(123,000)	—	—	(123,000)
Advances outstanding	(77,418)	—	—	(77,418)	(106,660)	—	—	(106,660)
Total available	$165,061	$10,384	$60,000	$235,445	$70,973	$8,898	$56,835	$136,706
At December 31, 2021, loans of $548.1 million were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit. At December 31, 2021, investments with a market value of $10.8 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.
Sources and Uses of Funds
Cash and cash equivalents were $159.9 million at December 31, 2021 compared to $180.4 million at December 31, 2020. The $20.5 million decrease resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2021. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $30.6 million for the year ended December 31, 2021.
Investing activities consisting mainly of purchases, sales and maturities of available for sale securities, and changes in the level of the loan portfolio, used total cash of $127.9 million. The cash outflow primarily consisted of $178.6 million in purchases of investment securities partially offset by $60.3 million from maturities and calls and sales of investment securities.
Financing activities provided cash of $76.9 million, resulting primarily from a $70.6 million increase in demand deposits, and a $94.6 million increase in interest-bearing transaction accounts. This was partially offset by a $31.9 million decrease in time deposits, a $21.3 million decrease in securities sold under agreements to repurchase, and a $29.3 million repayment of FHLB advances. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2022.
In the normal course of business, the Company enters into certain forms of off-balance-sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company's various risk management processes. Management considers both on-balance sheet and off-balance-sheet transactions in its evaluation of the Company's liquidity. The Company had $450.8 million in unused loan commitments and standby letters of credit as of December 31, 2021. Although the Company's current liquidity resources are adequate to fund this commitment level, the nature of these commitments is such that the likelihood of such a funding demand is very low.
The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company's ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its shareholders. The Company paid cash dividends to its common shareholders totaling approximately $3.6 million and $3.0 million for the years ended December 31, 2021 and 2020, respectively. A large portion of the Company's liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $4.0 million and $8.0 million in dividends to the Company during the years ended December 31, 2021 and 2020, respectively. At December 31, 2021 and 2020, the Company had cash and cash equivalents totaling $1.8 million and $2.0 million, respectively.
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
Under the Basel III requirements, at December 31, 2021, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of December 31, for the years indicated:

	2021	2020	2019	2018	2017	Minimum Capital Required - Basel III Fully Phased-In *	Minimum Required to be Considered Well-Capitalized Under Prompt Corrective Action Banks
Risk-based capital ratios:
Total capital ratio	14.79%	14.97%	14.89%	13.28%	12.93%	10.5%	10.0%
Tier 1 capital ratio	13.59%	13.37%	13.04%	11.21%	10.72%	8.5	8.0
Common Equity Tier 1 capital ratio	10.22%	10.00%	9.86%	8.48%	8.04%	7.0	6.5
Tier 1 leverage ratio	11.01%	10.19%	10.73%	9.55%	9.33%	4.0	5.0
*At December 31, 2019 the Basel III capital conservation buffer requirement of 2.5% had been fully phased-in.
Stock Dividend For the thirteenth consecutive year, on July 1, 2021, the Company distributed a four percent stock dividend to common shareholders of record at the close of business on June 15, 2021. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect the stock dividend.
Repurchase Program In 2019, the Company's Board of Directors authorized the purchase of up to $5.0 million market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. The Company repurchased 117,632 shares at an average cost of $18.26 per share totaling $2.1 million during the first quarter of 2021.
During the second quarter of 2021, the Company's Board of Directors reauthorized the purchase of up to $5.0 million market value of the Company's common stock under the 2019 authorization. There were no shares repurchased during the second, third or fourth quarters of 2021. As of December 31, 2021, $5.0 million remained for share repurchase pursuant to that authorization.
Commitments, Contractual Obligations, and Off-Balance-Sheet Arrangements
The required payments of time deposits and other borrowed money, not including interest, at December 31, 2021 are as follows:

	Payments due by Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$245,396	$194,932	$47,550	$2,914	$—
Federal Home Loan Bank advances and other borrowed money	77,418	9,418	22,000	28,000	18,000
Subordinated notes	49,486	—	—	—	49,486
Operating lease liabilities	1,837	368	624	516	329
Total	$374,137	$204,718	$70,174	$31,430	$67,815

In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company's consolidated financial statements. Such activities include traditional off-balance-sheet credit related financial instruments.
The Company provides customers with off-balance-sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2021 are as follows:

	Amount of Commitment Expiration per Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Unused loan commitments	$396,958	$254,455	$34,296	$29,432	$78,775
Interest rate lock commitments	16,161	16,161	—	—	—
Forward sale commitments	2,199	2,199	—	—	—
Standby letters of credit	35,514	35,514	—	—	—
Total	$450,832	$308,329	$34,296	$29,432	$78,775
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

The table below illustrates the impact of an immediate and sustained 200 and 100 basis point increase and a 200 and 100 basis point decrease in interest rates on net interest income in year one based on the interest rate risk model at December 31, 2021 and 2020.

	% Change in projected net interest income
Hypothetical shift in interest rates	December 31,
(bps)	2021	2020
200	4.47%	3.37%
100	1.80%	1.70%
(100)	(3.12)%	(2.64)%
(200)	(4.02)%	(2.46)%
The change in the Company's interest rate risk exposure from December 31, 2020 to December 31, 2021 was primarily due to a decrease in volume of liabilities repricing to lower interest rates in 2021 compared to those projected for 2022. Additionally, the Company's liabilities are projected to reprice at a slightly faster pace than interest earning assets when compared to the prior year. The Company's balance sheet remains asset sensitive over the next twelve months, where interest rate increases translate into higher net interest income. Management believes the change in projected net interest income from interest rate shifts of up 200 bps and down 200 bps is an acceptable level of interest rate risk.
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
Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company's operations for the three months ended December 31, 2021.
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

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 17, 2022 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
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
Assessment of the qualitative risk factors related to the allowance for loan losses on loans collectively evaluated for impairment
As discussed in Notes 1 and 2 to the consolidated financial statements, the Company’s allowance for loan losses related to loans collectively evaluated for impairment (collective ALL) was $13.9 million of a total allowance for loan losses (ALL) of $16.9 million as of December 31, 2021. The methodology used to estimate the collective ALL consists of both quantitative and qualitative loss components. The quantitative component of the collective ALL estimates loss rates developed using internal historical loan loss experience by loan type over a defined look-back period. The loss rates are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss. The qualitative component of the collective ALL uses qualitative risk factors to adjust estimates of losses based on the most recent information available and to address other limitations in the quantitative component.
We identified the assessment of the qualitative risk factors related to the collective ALL as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment of the qualitative risk factors related to the collective ALL because of significant measurement uncertainty. Specifically, the assessment encompassed an evaluation of the ALL methodology for the qualitative risk factors related to the collective ALL, including the conceptual soundness and performance of the qualitative framework. The assessment also included the evaluation of qualitative risk factors and the related assumptions. These qualitative risk factors and related assumptions are sensitive to variation, such that minor changes in the assumption can cause significant changes in the estimate.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s measurement of the qualitative risk factors related to the collective ALL estimate, including controls related to the:
• development of the collective ALL methodology
• identification and determination of the assumptions used in the qualitative framework
• continued use and appropriateness of changes made to the qualitative framework
• analysis of the ALL results, trends, and ratios.
We evaluated the Company’s process to develop the qualitative risk factors related to the collective ALL by testing certain sources of data, factors, and assumptions, and considered the relevance and reliability of such data, factors, and assumptions. We analyzed trends in the qualitative risk factors related to the collective ALL for consistency with trends in loan portfolio growth (attrition) and credit performance. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:
• evaluating the collective ALL methodology for compliance with U.S. generally accepted accounting principles.
• evaluating judgments made by the Company relative to the assessment of the qualitative framework by comparing it to relevant Company-specific metrics and trends and the applicable industry and regulatory practices
• evaluating the qualitative framework used to develop the qualitative risk factors and the effect of those factors on the collective ALL compared with relevant credit risk factors and consistency with credit trends and identified limitations of the underlying quantitative models.
/s/ KPMG LLP
We have served as the Company's auditor since 1993.
St. Louis, Missouri
March 17, 2022

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
(In thousands, except per share data)	2021	2020
ASSETS
Cash and due from banks	17,287	$19,235
Federal funds sold and other interest-bearing deposits	142,622	161,128
Cash and cash equivalents	159,909	180,363
Certificates of deposit in other banks	5,193	9,376
Available-for-sale debt securities, at fair value	310,870	198,030
Other investments	5,408	6,353
Total investment securities	316,278	204,383
Loans held for investment	1,302,133	1,286,967
Allowance for loan losses	(16,903)	(18,113)
Net loans	1,285,230	1,268,854
Loans held for sale	2,249	5,099
Premises and equipment - net	32,719	34,561
Mortgage servicing rights, at fair value	2,659	2,445
Other real estate owned - net	10,525	12,291
Accrued interest receivable	6,621	6,640
Cash surrender value - life insurance	2,509	2,451
Other assets	7,658	7,268
Total assets	$1,831,550	$1,733,731
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Non-interest bearing demand	$453,066	$382,492
Savings, interest checking and money market	818,358	723,808
Time deposits $250,000 and over	69,075	91,263
Other time deposits	176,321	186,043
Total deposits	1,516,820	1,383,606
Federal funds purchased and securities sold under agreements to repurchase	23,829	45,154
Federal Home Loan Bank advances and other borrowings	77,418	106,674
Subordinated notes	49,486	49,486
Operating lease liabilities	1,837	2,137
Accrued interest payable	282	837
Other liabilities	12,922	15,248
Total liabilities	1,682,594	1,603,142
Stockholders’ equity:
Common stock, $1 par value, authorized 15,000,000 shares; issued 7,023,821 and 6,769,322 shares, respectively	7,024	6,769
Surplus	64,437	59,307
Retained earnings	82,300	68,935
Accumulated other comprehensive income, net of tax	3,293	1,528
Treasury stock; 406,846, and 289,214 shares, at cost, respectively	(8,098)	(5,950)
Total stockholders’ equity	148,956	130,589
Total liabilities and stockholders’ equity	$1,831,550	$1,733,731
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income

	Years Ended December 31,
(In thousands, except per share amounts)	2021	2020	2019
INTEREST INCOME
Interest and fees on loans	$59,248	$58,129	$58,414
Interest and fees on loans held for sale	102	120	—
Interest on investment securities:
Taxable	2,798	3,037	3,623
Nontaxable	1,660	688	536
Federal funds sold, other interest-bearing deposits, and certificates of deposit in other banks	345	668	1,125
Dividends on other investments	301	343	272
Total interest income	64,454	62,985	63,970
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	1,113	1,858	5,242
Time deposit accounts $250,000 and over	575	1,351	2,110
Time deposits	1,446	2,641	3,026
Total interest expense on deposits	3,134	5,850	10,378
Interest on federal funds purchased and securities sold under agreements to repurchase	87	146	140
Interest on Federal Home Loan Bank advances	1,461	2,199	2,338
Interest on subordinated notes	1,227	1,527	2,376
Total interest expense on borrowings	2,775	3,872	4,854
Total interest expense	5,909	9,722	15,232
Net interest income	58,545	53,263	48,738
(Release of) provision for loan losses	(1,700)	5,800	1,150
Net interest income after (release of) provision for loan losses	60,245	47,463	47,588
NON-INTEREST INCOME
Service charges and other fees	3,094	2,955	3,611
Bank card income and fees	3,958	3,201	3,061
Trust department income	1,324	1,185	1,237
Real estate servicing fees, net	580	(49)	39
Gain on sale of mortgage loans, net	7,165	7,109	771
Other	261	572	291
Total non-interest income	16,382	14,973	9,010
Investment securities gains (losses), net	149	61	(40)
Gain on branch sale, net	—	—	2,183
NON-INTEREST EXPENSE
Salaries and employee benefits	27,657	26,151	21,597
Occupancy expense, net	3,075	3,069	3,122
Furniture and equipment expense	3,067	3,043	2,847
Processing, network, and bank card expense	4,751	3,864	3,882
Legal, examination, and professional fees	3,024	1,458	1,211
Advertising and promotion	1,227	1,095	1,256
Postage, printing, and supplies	838	897	871
Loan expense	823	1,137	698
Other	4,100	4,307	3,320
Total non-interest expense	48,562	45,021	38,804
Income before income taxes	28,214	17,476	19,937
Income tax expense	5,697	3,183	3,823
Net income	$22,517	$14,293	$16,114
Basic earnings per share	$3.40	$2.12	$2.38
Diluted earnings per share	$3.40	$2.12	$2.38
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
(In thousands)	2021	2020	2019
Net income	$22,517	$14,293	$16,114
Other comprehensive income, net of tax
Investment securities available-for-sale:
Unrealized (losses) gains on investment securities available-for-sale, net of tax	(2,895)	3,408	3,400
Adjustment for (gains) losses on sale of investment securities, net of tax	(96)	(32)	32
Defined benefit pension plans:
Net gains (losses) arising during the year, net of tax	4,466	1,738	(1,150)
Amortization of prior service cost included in net periodic pension cost, net of tax	290	169	62
Total other comprehensive income	1,765	5,283	2,344
Total comprehensive income	$24,282	$19,576	$18,458
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

(In thousands)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stock - holders' Equity
Balance, December 31, 2018	$6,279	$50,173	$54,105	$(6,099)	$(5,044)	$99,414
Net income	—	—	16,114	—	—	16,114
Other comprehensive loss	—	—	—	2,344	—	2,344
Stock dividend ($0.04 per share)	241	5,554	(5,795)	—	—	—
Cash dividends declared, common stock ($0.46 per share)	—	—	(2,834)	—	—	(2,834)
Balance, December 31, 2019	$6,520	$55,727	$61,590	$(3,755)	$(5,044)	$115,038
Net income	—	—	14,293	—	—	14,293
Other comprehensive income	—	—	—	5,283	—	5,283
Purchase of treasury stock	—	—	—	—	(906)	(906)
Stock dividend ($0.04 per share)	249	3,580	(3,829)	—	—	—
Cash dividends declared, common stock ($0.49 per share)	—	—	(3,119)	—	—	(3,119)
Balance, December 31, 2020	$6,769	$59,307	$68,935	$1,528	$(5,950)	$130,589
Net income	—	—	22,517	—	—	22,517
Other comprehensive income	—	—	—	1,765	—	1,765
Purchase of treasury stock	—	—	—	—	(2,148)	(2,148)
Stock dividend ($0.04 per share)	255	5,130	(5,385)	—	—	—
Cash dividends declared, common stock ($0.58 per share)	—	—	(3,767)	—	—	(3,767)
Balance, December 31, 2021	$7,024	$64,437	$82,300	$3,293	$(8,098)	$148,956
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2021	2020	2019
Cash flows from operating activities:
Net income	$22,517	$14,293	$16,114
Adjustments to reconcile net income to net cash from operating activities:
(Release of ) provision for loan losses	(1,700)	5,800	1,150
Depreciation expense	2,283	2,265	2,062
Net amortization of investment securities, premiums, and discounts	1,743	1,493	1,386
Change in fair value of mortgage servicing rights	186	903	739
Investment securities (gains) losses, net	(149)	(61)	40
Losses (gains) on sales and dispositions of premises and equipment	29	(104)	48
Gain on sales and dispositions of other real estate	(27)	(224)	(122)
Gain on branch sale, net	—	—	(2,183)
Provision for other real estate owned	965	5	49
Decrease (increase) in accrued interest receivable	19	(159)	(319)
Increase in cash surrender value - life insurance	(58)	(53)	(78)
(Increase) decrease in other assets	(2,222)	9	1,158
Decrease in operating lease liabilities	(300)	(87)	(201)
(Decrease) increase in accrued interest payable	(555)	(299)	101
Increase (decrease) in other liabilities	4,981	1,907	(718)
Origination of mortgage loans held for sale	(196,924)	(193,488)	(43,355)
Proceeds from the sale of mortgage loans held for sale	206,989	195,926	44,281
Gain on sale of mortgage loans, net	(7,165)	(7,109)	(771)
Mortgage servicing rights originations	—	—	—
Net cash provided by operating activities	30,612	21,017	19,381
Cash flows from investing activities:
Purchase of certificates of deposit in other banks	(245)	(980)	(988)
Proceeds from maturities of certificates of deposit in other banks	4,436	2,466	2,373
Net increase in loans	(15,849)	(119,273)	(23,820)
Purchase of available-for-sale debt securities	(178,576)	(100,206)	(31,106)
Proceeds from maturities of available-for-sale debt securities	38,386	52,962	39,467
Proceeds from calls of available-for-sale debt securities	16,515	21,285	16,165
Proceeds from sales of available-for-sale debt securities	5,420	5,845	21,503
Purchases of FHLB stock	(362)	(2,018)	(6,522)
Proceeds from sales of FHLB stock	1,334	1,492	6,390
Purchases of premises and equipment	(591)	(1,828)	(2,168)
Proceeds from sales of premises and equipment	46	178	17
Proceeds from Bank owned life insurance policy	—	—	222
Payment for branch sale, net	—	—	(6,700)
Proceeds from sales of other real estate and repossessed assets	1,551	516	1,435
Net cash (used in) provided by investing activities	(127,935)	(139,561)	16,268
Cash flows from financing activities:
Net increase in demand deposits	70,574	121,325	3,999
Net increase in interest-bearing transaction accounts	94,550	109,477	3,548
Net decrease in time deposits	(31,910)	(33,717)	(8,865)
Net (decrease) increase in federal funds purchased and securities sold under agreements to repurchase	(21,325)	17,882	2,625
Repayment of FHLB advances and other borrowings	(29,256)	(59,245)	(176,708)
FHLB advances	—	69,000	178,474
Purchase of treasury stock	(2,148)	(906)	—
Cash dividends paid - common stock	(3,616)	(3,030)	(2,684)
Net cash provided by financing activities	76,869	220,786	389
Net increase (decrease) in cash and cash equivalents	(20,454)	102,242	36,038
Cash and cash equivalents, beginning of year	180,363	78,121	42,083
Cash and cash equivalents, end of year	$159,909	$180,363	$78,121
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$6,464	$10,023	$15,150
Income taxes	$4,729	$2,305	$3,620
Noncash investing and financing activities:
Other real estate and repossessed assets acquired in settlement of loans	$723	$73	$452
Net deposits and fixed assets transferred to other assets related to the Branson branch sale	$—	$—	(8,885)
Right of use assets obtained in exchange for new operating lease liabilities	$—	$169	2,424
Stock dividends	$5,385	$3,829	$5,795
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019

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
The accompanying consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (U.S. GAAP). The preparation of the consolidated financial statements includes all adjustments that, in the opinion of management, are necessary in order to make those statements not misleading. Management is required to make estimates and assumptions, including the determination of the allowance for loan losses, real estate acquired in connection with foreclosure or in satisfaction of loans, and fair values of investment securities available-for-sale that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's management has evaluated and did not identify any subsequent events or transactions requiring recognition or disclosure in the consolidated financial statements other than what is disclosed in the Pending Litigation section below.
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
Loans Held for Sale
Loans originated, primarily one-to-four family residential mortgage loans, with the intent to be sold in the secondary market are classified as held for sale. In the fourth quarter of 2021, the Company elected the fair value option for all newly originated long-term personal real estate loans held for sale. As of December 31, 2021, all loans held for sale were carried at fair value. At December 31, 2020 loans held for sale were being carried at the lower of cost or estimated fair value. Adjusted cost reflects the funded loan amount and any loan origination costs and fees. In order to manage the risk associated with such activities, the Company upon locking in an interest rate with the borrower enters into an agreement to sell such loans in the secondary market. The Company sells loans with servicing retained or released depending on pricing and market conditions. Mortgage loans held for sale were $2.2 million at December 31, 2021 compared to $5.1 million at December 31, 2020.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
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
Non-Accrual Loans
Loans are placed on non-accrual status when management believes that the borrower's financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful. Loans that are contractually 90 days past due as to principal and/or interest payments are generally placed on non-accrual, unless they are both well-secured and in the process of collection. Consumer loans and real estate loans secured by one-to-four family residential properties are exempt from these non-accrual guidelines. These loans are placed on non-accrual after 120 days past due. Subsequent interest payments received on such loans are applied to principal if doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.
Restructured Loans
A loan is accounted for as a troubled debt restructuring (TDR) if the Company, for economic or legal reasons related to the borrowers' financial difficulties, grants a concession to the borrower that it would not otherwise consider. A TDR typically involves (1) modification of terms such as a reduction of the stated interest rate, loan principal, accrued interest, or an extended maturity date, (2) a loan renewal at a stated interest rate lower than the current market rate for a new loan with similar risk, or (3) debt that was not reaffirmed in bankruptcy. Nonperforming TDRs are returned to performing status once the borrower demonstrates the ability to pay under the terms of the restructured note through a sustained period of repayment performance, which is generally six months. The Company includes all performing and non-performing TDRs in the impaired and non-performing asset totals. The Company measures the impairment loss of a TDR in the same manner as described below. TDRs which are performing under their contractual terms continue to accrue interest which is recognized in current earnings.
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
Loans, or portions of loans, are charged off to the extent deemed uncollectible or a loss is confirmed. When loans become 90 days past due, they are generally placed on non-accrual status or charged off unless extenuating circumstances justify leaving the loan on accrual basis. When loans reach 120 days past due and there is little likelihood of repayment, the uncollectible portion of the loans are charged off. Loan charge-offs reduce the allowance for loan losses, and recoveries of loans previously charged off are added back to the allowance. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired.
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
December 31, 2021, 2020, and 2019
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
December 31, 2021, 2020, and 2019
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

Derivative Assets and Liabilities

The Company recognizes derivatives as either assets or liabilities in the balance sheet, and measures those instruments at fair value. Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments. The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). The Company also enters into forward sales commitments for the mortgage loans underlying the rate lock commitments.

The Company uses derivative instruments to manage the fair value changes in interest rate lock commitments and loan portfolios which are exposed to interest rate risk. The Company does not use derivative instruments for trading or speculative purposes. Certain derivative financial instruments are generally entered into as economic hedges against changes in the fair value of a recognized asset or liability and are not designated as hedges for accounting purposes. These non-designated derivatives are intended to provide interest rate protection but do not meet hedge accounting treatment. Changes in the fair value of these instruments are recorded in non-interest income and non-interest expense related to the other asset or other liability in the consolidated statements of income. Management has determined these derivatives do not have a material effect on the Company's financial position, results of operations or cash flows.
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
In addition to the changes in fair value of the mortgage servicing rights, the Company also records loan servicing fee income as part of real estate servicing fees, net in the consolidated statements of income. Loan servicing fee income represents revenue earned for servicing mortgage loans. The servicing fees are based on contractual percentage of the outstanding principal balance and recognized as revenue as the related mortgage payments are collected. Corresponding loan servicing costs are charged to expense as incurred.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
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
Pension Plan
The Company provides a noncontributory defined benefit pension plan for all full-time and eligible employees. The benefits are based on age, years of service and the level of compensation during the employees highest ten years of compensation before retirement. Net periodic costs are recognized as employees render the services necessary to earn the retirement benefits. The Company records annual amounts relating to its pension plan based on calculations that incorporate various actuarial and other assumptions including discount rates, mortality, assumed rates of return, compensation increases, and turnover rates. The Company reviews its assumptions on an annual basis and may make modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company believes that the assumptions utilized in recording its obligations under its plan are reasonable based on its experience and market conditions.
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

Investments in historic tax credits.
The Company has a noncontrolling financial investment in a private investment fund and partnership that finances the rehabilitation and re-use of historic buildings. This unconsolidated investment may generate a return through the realization of federal income tax credits, as well as other tax benefits, such as tax deductions from net operating losses of the investments over a period of time. Investments in historic tax credits are accounted for under the equity method of accounting and the Company’s recorded investment in these entities is carried in other assets on the Consolidated Balance Sheets with any unfunded commitment recorded in other liabilities. The tax credits and other net tax benefits received are recognized as a component of income tax expense in the Consolidated Statements of Income.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
A tax position is initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Penalties and interest incurred under the applicable tax law are classified as income tax expense. The Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2021, 2020, and 2019.
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
Treasury Stock
The purchase of the Company's common stock is recorded at cost. Purchases of the stock are made both in the open market and through negotiated private purchases based on market prices. At the date of subsequent reissue, the treasury stock account is reduced by the cost associated with such stock on a first-in-first-out basis. Gains on the sale of treasury stock are credited to additional paid-in-capital. Losses on the sale of treasury stock are charged to additional paid-in-capital to the extent of previous gains, otherwise charged to retained earnings.
Stock Dividend On July 1, 2021, the Company paid a special stock dividend of four percent to shareholders of record at the close of business on June 15, 2021. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
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
Reclassifications Certain prior year information has been reclassified to conform to the 2021 presentation.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
(2)    Loans and Allowance for Loan Losses
Loans
A summary of loans, by major class within the Company's loan portfolio, at December 31, 2021 and 2020 is as follows:

(in thousands)	2021	2020
Commercial, financial, and agricultural (a)	$217,214	$272,918
Real estate construction − residential	27,920	29,692
Real estate construction − commercial	91,369	78,144
Real estate mortgage − residential	279,346	262,339
Real estate mortgage − commercial	663,256	617,133
Installment and other consumer	23,028	26,741
Total loans held for investment	$1,302,133	$1,286,967

(a)	Includes $8.4 million and $63.3 million SBA PPP loans, net, respectively
The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, St. Louis, and the greater Kansas City metropolitan area. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. At December 31, 2021, $548.1 million of loans were pledged to the Federal Home Loan Bank as collateral for borrowings and letters of credit.
The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company:

(in thousands)
Balance at December 31, 2020	$5,079
New loans	998
Amounts collected	(3,599)
Balance at December 31, 2021	$2,478
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
Allowance for loan losses
The following table illustrates the changes in the allowance for loan losses by portfolio segment:

(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Un- allocated	Total
Balance at December 31, 2018	$3,237	$140	$757	$2,071	$4,914	$334	$199	$11,652
Additions:
Provision for loan losses	(168)	(126)	(388)	195	1,618	138	(119)	1,150
Deductions:
Loans charged off	295	—	—	277	25	196	—	793
Less recoveries on loans	(144)	(50)	—	(129)	(40)	(105)	—	(468)
Net loans charged off	151	(50)	—	148	(15)	91	—	325
Balance at December 31, 2019	$2,918	$64	$369	$2,118	$6,547	$381	$80	$12,477
Additions:
Provision for loan losses	2,241	85	106	568	2,838	35	(73)	5,800
Deductions:
Loans charged off	207	—	—	52	39	211	—	509
Less recoveries on loans	(169)	(64)	—	(45)	(8)	(59)	—	(345)
Net loans charged off	38	(64)	—	7	31	152	—	164
Balance at December 31, 2020	$5,121	$213	$475	$2,679	$9,354	$264	$7	$18,113
Additions:
(Release of) provision for loan losses	(2,431)	(89)	(362)	(365)	1,348	145	54	(1,700)
Deductions:
Loans charged off	194	—	—	22	43	229	—	488
Less recoveries on loans	(221)	(13)	(475)	(190)	(3)	(76)	—	(978)
Net loans charged off	(27)	(13)	(475)	(168)	40	153	—	(490)
Balance at December 31, 2021	$2,717	$137	$588	$2,482	$10,662	$256	$61	$16,903

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
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

These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The historical loan loss rates are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss. Management's look-back period began with loss history in the first quarter 2012 as the starting point through the current quarter and it will continue to include this starting point going forward. The look-back period will continue to be evaluated and will be adjusted once a sustained loss producing downturn is recognized and found to be representative of historical losses expected for the current portfolio.

The Company’s methodology includes qualitative risk factors that allow management to adjust its estimates of losses based on the most recent information available and to address other limitations in the quantitative component that is based on historical loss rates. Such risk factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect changes in national and local economic conditions and developments, the nature, volume and terms of loans in the portfolio, including changes in volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans, loan concentrations, assessment of trends in collateral values, assessment of changes in the quality of the Company’s internal loan review department, and changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices.

When the COVID-19 pandemic surfaced in the first quarter of 2020, management reassessed the calculation of the allowance for loan loss by increasing the economic qualitative factor in order to capture the impact on the credit risk present in the loan portfolio given the economic environment that existed at that time. As of the fourth quarter of 2020, management reassessed the qualitative factor and economic indicators. Enough time had passed so that data after the outbreak would be available and provide a better interpretation of the impact of the virus on the economy. Management determined that the local market and economy had been able to transition to a functional level while adapting to the new requirements aimed at stopping the spread of the virus and returned to calculating the qualitative adjustment according to the Company's methodology detailed above.

Additionally, the funding of $88.4 million and $47.5 million in SBA PPP loans during 2020 and 2021, respectively, required management to assess the methodology that would be adopted in regard to the allowance for loan losses applicable to these loans. As the SBA PPP loans are expected to be paid off within a year and carry a 100% credit guarantee from the SBA, management determined that no allowance for loan losses was deemed necessary for these loans. At December 31, 2021 the balance of these loans totaled $8.4 million.

All SBA PPP loans have a 1% interest rate and the Company earns a fee that is based upon a tiered schedule corresponding with the amount of the loan to the borrower, which is deferred and recognized over the life of the loan. The PPP loan may be forgiven by the SBA if the borrower meets certain criteria as defined by the CARES Act. The Company reports these loans at their principal amount outstanding, net of unearned income, unamortized deferred loan fee income and loan origination costs. Interest is accrued as earned and loan origination fees and direct costs are deferred and accreted or amortized into interest income, as an adjustment to the yield, over the life of the loan using the level yield method. When a PPP loan is paid off or forgiven by the SBA, the remaining unaccreted or unamortized net origination fees or costs are immediately recognized into income.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
The following table illustrates the allowance for loan losses and recorded investment by portfolio segment:

(in thousands)	Commercial, Financial, and Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Un- allocated	Total
December 31, 2021
Allowance for loan losses:
Individually evaluated for impairment	$42	$—	$13	$166	$2,815	$8	$—	$3,044
Collectively evaluated for impairment	2,675	137	575	2,316	7,847	248	61	13,859
Total	$2,717	$137	$588	$2,482	$10,662	$256	$61	$16,903
Loans outstanding:
Individually evaluated for impairment	$341	$—	$105	$2,391	$24,357	$60	$—	$27,254
Collectively evaluated for impairment	216,873	27,920	91,264	276,955	638,899	22,968	—	1,274,879
Total	$217,214	$27,920	$91,369	$279,346	$663,256	$23,028	$—	$1,302,133

December 31, 2020
Allowance for loan losses:
Individually evaluated for impairment	$2,187	$27	$28	$263	$2,594	$14	$—	$5,113
Collectively evaluated for impairment	2,934	186	447	2,416	6,760	250	7	13,000
Total	$5,121	$213	$475	$2,679	$9,354	$264	$7	$18,113
Loans outstanding:
Individually evaluated for impairment	$7,552	$192	$200	$3,626	$25,657	$108	$—	$37,335
Collectively evaluated for impairment	265,366	29,500	77,944	258,713	591,476	26,633	—	1,249,632
Total	$272,918	$29,692	$78,144	$262,339	$617,133	$26,741	$—	$1,286,967
Impaired loans
Loans evaluated under ASC 310-10-35 include loans which are individually evaluated for impairment. All other loans are collectively evaluated for impairment under ASC 450-20. Impaired loans individually evaluated for impairment totaled $27.3 million and $37.3 million at December 31, 2021 and 2020, respectively, and are comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings (TDRs).

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
The net carrying value of impaired loans is based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. At December 31, 2021, $24.2 million of impaired loans were evaluated based on the fair value less estimated selling costs of the loans' collateral compared to $32.2 million at December 31, 2020. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2021, $3.0 million of the Company's allowance for loan losses was allocated to impaired loans totaling $27.3 million compared to $5.1 million of the Company's allowance for loan losses allocated to impaired loans totaling approximately $37.3 million at December 31, 2020. Management determined that $16.6 million, or 61%, of total impaired loans required no reserve allocation at December 31, 2021 compared to $11.9 million, or 32%, at December 31, 2020 primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.
The categories of impaired loans at December 31, 2021 and 2020 are as follows:

(in thousands)	2021	2020
Non-accrual loans	$25,459	$34,559
Performing TDRs	1,795	2,776
Total impaired loans	$27,254	$37,335
The following tables provide additional information about impaired loans at December 31, 2021 and 2020, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided.

(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2021
With no related allowance recorded:
Real estate mortgage − residential	$1,034	$1,152	$—
Real estate mortgage − commercial	15,593	16,057	—
Total	$16,627	$17,209	$—
With an allowance recorded:
Commercial, financial and agricultural	$341	$374	$42
Real estate construction − commercial	105	138	13
Real estate mortgage − residential	1,357	1,730	166
Real estate mortgage − commercial	8,764	9,142	2,815
Installment and other consumer	60	61	8
Total	$10,627	$11,445	$3,044
Total impaired loans	$27,254	$28,654	$3,044

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019

(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2020
With no related allowance recorded:
Commercial, financial and agricultural	$1,703	$1,731	$—
Real estate mortgage − residential	1,300	1,395	—
Real estate mortgage − commercial	8,943	8,943	—
Total	$11,946	$12,069	$—
With an allowance recorded:
Commercial, financial and agricultural	$5,849	$6,180	$2,187
Real estate construction − residential	192	192	27
Real estate construction − commercial	200	251	28
Real estate mortgage − residential	2,326	2,786	263
Real estate mortgage − commercial	16,714	16,787	2,594
Installment and other consumer	108	112	14
Total	$25,389	$26,308	$5,113
Total impaired loans	$37,335	$38,377	$5,113
The following table presents by class, information related to the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2021 and 2020:

	2021		2020
(in thousands)	Average Recorded Investment	Interest Recognized For the Period Ended	Average Recorded Investment	Interest Recognized For the Period Ended
With no related allowance recorded:
Commercial, financial and agricultural	$5,063	$35	$1,629	$144
Real estate construction − commercial	—	—	162	—
Real estate mortgage − residential	1,142	38	1,692	28
Real estate mortgage − commercial	14,639	1	2,975	13
Installment and other consumer	19	—	6	—
Total	$20,863	$74	$6,464	$185
With an allowance recorded:
Commercial, financial and agricultural	$357	$21	$2,395	$48
Real estate construction − residential	47	—	48	—
Real estate construction − commercial	131	—	367	—
Real estate mortgage − residential	1,652	35	2,564	45
Real estate mortgage − commercial	8,974	31	4,830	22
Installment and other consumer	43	4	113	8
Total	$11,204	$91	$10,317	$123
Total impaired loans	$32,067	$165	$16,781	$308
The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken resulting from current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $0.17 million and $0.31 million, for the years ended December 31, 2021 and 2020, respectively. The average recorded investment in impaired loans is calculated on a monthly basis during the years reported.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
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
The following table provides aging information for the Company's past due and non-accrual loans at December 31, 2021 and 2020.

(in thousands)	Current or Less Than 30 Days Past Due	30 - 89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
December 31, 2021
Commercial, Financial, and Agricultural	$217,058	$3	$—	$153	$217,214
Real estate construction − residential	27,920	—	—	—	27,920
Real estate construction − commercial	91,264	—	—	105	91,369
Real estate mortgage − residential	277,532	671	14	1,129	279,346
Real estate mortgage − commercial	638,982	245	—	24,029	663,256
Installment and Other Consumer	22,848	137	—	43	23,028
Total	$1,275,604	$1,056	$14	$25,459	$1,302,133
December 31, 2020
Commercial, Financial, and Agricultural	$265,821	$380	$—	$6,717	$272,918
Real estate construction − residential	29,500	—	—	192	29,692
Real estate construction − commercial	77,944	—	—	200	78,144
Real estate mortgage − residential	259,688	546	—	2,105	262,339
Real estate mortgage − commercial	591,815	4	—	25,314	617,133
Installment and Other Consumer	26,576	117	17	31	26,741
Total	$1,251,344	$1,047	$17	$34,559	$1,286,967
The Company's past due and non-accrual loans do not include loans accepting forbearance under the CARES Act. Their delinquency status will not change through the forbearance period as they are fulfilling the agreement they have made with the Company. There were no loan modifications under the CARES Act at December 31, 2021 and $29.5 million at December 31, 2020 that were on non-accrual status.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
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
The following table presents the risk categories by class at December 31, 2021 and 2020.

(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Total
At December 31, 2021
Watch	$9,219	$—	$4,304	$12,185	$43,348	$—	$69,056
Substandard	6,284	—	2,673	750	2,305	—	12,012
Performing TDRs	188	—	—	1,262	328	17	1,795
Non-accrual loans	153	—	105	1,129	24,029	43	25,459
Total	$15,844	$—	$7,082	$15,326	$70,010	$60	$108,322
At December 31, 2020
Watch	$9,649	$545	$10,806	$15,835	$66,936	$—	$103,771
Substandard	598	—	—	1,002	1,662	—	3,262
Performing TDRs	835	—	—	1,521	343	77	2,776
Non-accrual loans	6,717	192	200	2,105	25,314	31	34,559
Total	$17,799	$737	$11,006	$20,463	$94,255	$108	$144,368

Troubled Debt Restructurings
At December 31, 2021, loans classified as TDRs totaled $2.4 million, of which $0.6 million were classified as non-performing TDRs and $1.8 million were classified as performing TDRs. At December 31, 2020, loans classified as TDRs totaled $3.7 million, of which $0.9 million were classified as non-performing TDRs and $2.8 million were classified as performing TDRs. Both performing and nonperforming TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of $0.2 million and $0.2 million related to TDRs were allocated to the allowance for loan losses at December 31, 2021 and 2020, respectively.
As stated in the CARES Act and subsequently modified by the Consolidated Appropriations Act, loan modifications in response to COVID-19 executed on loans that were not more than 30 days past due as of December 31, 2019 and executed between March 1, 2020, and the earlier of 60 days after the date of termination of the National Emergency or January 1, 2022 are not required to be reported as a TDR. As of December 31, 2021, the Company's loan portfolio did not include any active loan modifications made under the guidance of the CARES Act.
As of December 31, 2020, the Company's loan portfolio included $86.7 million of active loan modifications made under the guidance of the CARES Act that were not classified as TDR. These modifications included $37.6 million of borrowers

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
making interest only payments, $44.0 million on full accrual status, and $5.1 million on extended amortization. Active modifications as of December 31, 2020 were primarily hotel and franchise loans, which were $57.0 million and $22.2 million, respectively, of the total active modifications at December 31, 2020.
The following table summarizes loans that were modified as TDRs during the years ended December 31, 2021 and 2020.

	2021			2020
	Recorded Investment (1)			Recorded Investment (1)
(in thousands)	Number of Contracts	Pre- Modification	Post- Modification	Number of Contracts	Pre- Modification	Post- Modification
Troubled Debt Restructurings
Real estate mortgage − residential	—	$—	$—	2	$209	$211
Installment and other consumer	—	—	—	1	6	4
Total	—	$—	$—	3	$215	$215
(1) The amounts reported post-modification are inclusive of all partial pay-downs and charge-offs, and no portion of the debt was forgiven. Loans modified as a TDR that were fully paid down, charged-off, or foreclosed upon during the period ended are not reported.
The Company's portfolio of loans classified as TDRs include concessions for the borrower due to deteriorated financial condition such as interest rates below the current market rate, deferring principal payments, and extending maturity dates. During the year ended December 31, 2021 there were no loans meeting the TDR criteria that were modified compared to three loans during the year ended December 31, 2020.
The Company considers a TDR to be in default when it is 90 days or more past due under the modified terms, a charge-off occurs, or it is in the process of foreclosure. There were no loans modified as a TDR, where a concession was made and subsequently defaulted during the years ended December 31, 2021 and 2020, respectively, and within twelve months of its modification date.
Loans Held For Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. In the fourth quarter of 2021, the Company elected the fair value option for all newly originated long-term personal real estate loans held for sale. As of December 31, 2021, all loans held for sale were carried at fair value. At December 31, 2020 loans held for sale were being carried at the lower of cost or estimated fair value. The loans are primarily sold to Freddie Mac, Fannie Mae, PennyMac, and other various secondary market investors. At December 31, 2021, the carrying amount of these loans was $2.2 million compared to $5.1 million at December 31, 2020.
(3)    Other Real Estate Acquired in Settlement of Loans

(in thousands)	2021	2020
Commercial	$643	$920
Real estate construction - commercial	10,166	10,986
Real estate mortgage - residential	117	201
Real estate mortgage - commercial	2,510	2,798
Total	$13,436	$14,905
Less valuation allowance for other real estate owned	(2,911)	(2,614)
Total other real estate owned	$10,525	$12,291

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
Changes in the net carrying amount of other real estate owned for the years indicated:

Balance at December 31, 2019	$15,737
Additions	73
Proceeds from sales	(516)
Charge-offs against the valuation allowance for other real estate owned, net	(347)
Donation	(266)
Net gain on sales	224
Balance at December 31, 2020	$14,905
Additions	723
Proceeds from sales	(1,551)
Charge-offs against the valuation allowance for other real estate owned, net	(668)
Net gain on sales	27
Total other real estate owned	$13,436
Less valuation allowance for other real estate owned	(2,911)
Balance at December 31, 2021	$10,525
At December 31, 2021, $0.2 million of consumer mortgage loans secured by residential real estate properties were in the process of foreclosure compared to $0.3 million of consumer mortgage loans in the process of foreclosure at December 31, 2020.
Activity in the valuation allowance for other real estate owned in settlement of loans for the years indicated:

(in thousands)	2021	2020	2019
Balance, beginning of period	$2,614	$2,956	$3,002
Provision for other real estate owned	965	5	49
Charge-offs	(668)	(347)	(95)
Balance, end of period	$2,911	$2,614	$2,956

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
(4)    Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of debt securities classified as available-for-sale at December 31, 2021 and 2020 were as follows:

	Total Amortized Cost	Gross Unrealized		Fair Value
(in thousands)		Gains	Losses
December 31, 2021
U.S. Treasury	$3,909	$11	$(3)	$3,917
U.S. government and federal agency obligations	1,314	5	—	1,319
U.S. government-sponsored enterprises	26,498	70	(196)	26,372
Obligations of states and political subdivisions	128,093	1,605	(474)	129,224
Mortgage-backed securities	137,286	791	(1,611)	136,466
Other debt securities (a)	11,825	482	(23)	12,284
Bank issued trust preferred securities (a)	1,486	—	(198)	1,288
Total available-for-sale securities	$310,411	$2,964	$(2,505)	$310,870

December 31, 2020
U.S. Treasury	$2,772	$26	$—	$2,798
U.S. government and federal agency obligations	11,732	197	—	11,929
U.S. government-sponsored enterprises	22,495	379	—	22,874
Obligations of states and political subdivisions	56,943	1,801	—	58,744
Mortgage-backed securities	88,357	1,809	(54)	90,112
Other debt securities (a)	10,000	358	(14)	10,344
Bank issued trust preferred securities (a)	1,486	—	(257)	1,229
Total available-for-sale securities	$193,785	$4,570	$(325)	$198,030
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
Debt securities with carrying values aggregating approximately $275.4 million and $153.9 million at December 31, 2021 and December 31, 2020, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2021, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

(in thousands)	Amortized Cost	Fair Value
Due in one year or less	$6,521	$6,540
Due after one year through five years	21,885	21,980
Due after five years through ten years	35,056	35,567
Due after ten years	109,663	110,317
Total	173,125	174,404
Mortgage-backed securities	137,286	136,466
Total available-for-sale securities	$310,411	$310,870
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

(in thousands)	2021	2020
Other securities:
FHLB stock	$5,197	$6,170
MIB stock	151	151
Equity securities with readily determinable fair values	60	32
Total other investment securities	$5,408	$6,353
Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2021 and December 31, 2020 were as follows:

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019

	Less than 12 months		12 months or more		Total Fair Value	Total Unrealized Losses
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2021
U.S. Treasury	$1,758	$(3)	$—	$—	$1,758	$(3)
U.S. government-sponsored enterprises	18,304	(196)	—	—	18,304	(196)
Obligations of states and political subdivisions	39,221	(474)	—	—	39,221	(474)
Mortgage-backed securities	89,520	(1,579)	1,864	(32)	91,384	(1,611)
Other debt securities	3,802	(23)	—	—	3,802	(23)
Bank issued trust preferred securities	—	—	1,288	(198)	1,288	(198)
Total	$152,605	$(2,275)	$3,152	$(230)	$155,757	$(2,505)

(in thousands)
At December 31, 2020
U.S. Treasury	$1,015	$—	$—	$—	$1,015	$—
Mortgage-backed securities	7,494	(54)	—	—	7,494	(54)
Other debt securities	2,987	(14)	—	—	2,987	(14)
Bank issued trust preferred securities	—	—	1,229	(257)	1,229	(257)
Total	$11,496	$(68)	$1,229	$(257)	$12,725	$(325)
The total available for sale portfolio consisted of approximately 435 securities at December 31, 2021. The portfolio included 134 securities having an aggregate fair value of $155.8 million that were in a loss position at December 31, 2021. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer totaled $3.2 million at fair value at December 31, 2021. The $2,505,000 aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2021 was caused by interest rate fluctuations.
The total available for sale portfolio consisted of approximately 308 securities at December 31, 2020. The portfolio included 10 securities having an aggregate fair value of $12.7 million that were in a loss position at December 31, 2020. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer had a fair value of $1.2 million at December 31, 2020. The $325,000 aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2020 was caused by interest rate fluctuations.
Because the decline in fair value is attributable to changes in interest rates and not credit quality, these investments were not considered other-than-temporarily impaired at December 31, 2021 and 2020, respectively. In the absence of changes in credit quality of these investments, the fair value is expected to recover on all debt securities as they approach their maturity date, or re-pricing date or if market yields for such investments decline. In addition, the Company does not have the intent to sell these investments over the period of recovery, and it is not more likely than not that the Company will be required to sell such investment securities.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
The following table presents the gross unrealized gains and losses from sales and calls of available-for-sale securities, as well as gains and losses on equity securities from fair value adjustments which have been recognized in earnings:

(in thousands)	2021	2020	2019
Investment securities gains (losses), net
Available for sale securities:
Gains realized on sales	$122	$49	$6
Losses realized on sales	—	(8)	(46)
Other-than-temporary impairment recognized	—	—	—
Other investment securities:
Fair value adjustments, net	27	20	—
Investment securities gains (losses), net	$149	$61	$(40)

(5)    Premises and Equipment
A summary of premises and equipment at December 31, 2021 and 2020 is as follows:

(in thousands)	2021	2020
Land and land improvements	$9,481	$9,452
Buildings and improvements	35,688	35,520
Furniture and equipment	13,183	13,570
Operating leases - right of use asset	2,538	2,594
Construction in progress	82	268
Total	60,972	61,404
Less accumulated depreciation	28,253	26,843
Premises and equipment, net	$32,719	$34,561
Depreciation expense for the years ended December 31, 2021, 2020, and 2019 was as follows:

(in thousands)	2021	2020	2019
Depreciation expense	$2,283	$2,265	$2,062
(6)    Intangible Assets
Mortgage Servicing Rights
At December 31, 2021 the Company was servicing $270.0 million of loans sold to the secondary market compared to $292.7 million and $271.4 million at December 31, 2020 and 2019, respectively. Mortgage loan servicing fees, reported in real estate servicing fees, net, earned on loans sold and serviced for others were $0.8 million, $0.9 million, and $0.8 million, for the years ended December 31, 2021, 2020, and 2019, respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
The table below presents changes in mortgage servicing rights (MSRs) for the years ended December 31, 2021, 2020, and 2019.

(in thousands)	2021	2020	2019
Balance at beginning of period	$2,445	$2,482	$2,931
Originated mortgage servicing rights	400	866	290
Changes in fair value:
Due to changes in model inputs and assumptions (1)	258	(422)	(434)
Other changes in fair value (2)	(444)	(481)	(305)
Total changes in fair value	(186)	(903)	(739)
Balance at end of period	$2,659	$2,445	$2,482

(1)	The change in fair value resulting from changes in valuation inputs or assumptions used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates.

(2)	Other changes in fair value reflect changes due to customer payments and passage of time.
Total changes in fair value are reported in real estate servicing fees, net, reported in non-interest income in the Company's consolidated statements of income.
The following key data and assumptions were used in estimating the fair value of the Company's mortgage servicing rights as of December 31, 2021 and 2020:

	2021	2020
Weighted average constant prepayment rate	10.65%	15.74%
Weighted average note rate	3.37%	3.55%
Weighted average discount rate	8.00%	7.75%
Weighted average expected life (in years)	6.1	4.8
(7)    Deposits
The aggregate amount of time deposits with balances that met or exceeded the Federal Deposit Insurance Corporation (FDIC) insurance limit of $250,000 was $69.1 million and $91.3 million at December 31, 2021 and 2020, respectively. The Company had brokered deposits totaling $20.2 million and $40.2 million at December 31, 2021 and 2020, respectively.
The scheduled maturities of total time deposits at December 31, 2021 were as follows:

(in thousands)
Due within:
2022	$194,932
2023	43,530
2024	4,020
2025	1,347
2026	1,567
Thereafter	—
Total	$245,396

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
Average compensating balances held at correspondent banks were $1.9 million and $1.5 million at December 31, 2021 and 2020, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.
(8)    Federal funds purchased and securities sold under agreements to repurchase
Information relating to federal funds purchased and repurchase agreements is as follows:

(in thousands)	Year End Weighted Rate	Average Weighted Rate	Average Balance Outstanding	Maximum Outstanding at any Month End	Balance at December 31,
2021
Federal funds purchased	0.43%	0.34%	$1	$—	$—
Short-term repurchase agreements - Bank	0.27	0.25	34,448	55,942	23,829
Total			$34,449	$55,942	$23,829
2020
Federal funds purchased	0.36%	0.26%	$—	$—	$—
Short-term repurchase agreements - Bank	0.24	0.43	34,026	45,154	45,154
Total			$34,026	$45,154	$45,154
The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Bank's investment portfolio. Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $60.0 million on an unsecured basis and $10.4 million on a secured basis at December 31, 2021.
The Company offers a sweep account program whereby amounts in excess of an established limit are “swept” from the customer's demand deposit account on a daily basis into retail repurchase agreements pursuant to individual repurchase agreements between the Company and its customers. Repurchase agreements are agreements to sell securities subject to an obligation to repurchase the same or similar securities. They are accounted for as collateralized financing transactions, not as sales and purchases of the securities portfolio. The securities collateral pledged for the repurchase agreements with customers is maintained by a designated third party custodian. The collateral amounts pledged to repurchase agreements by

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
remaining maturity in the table below are limited to the outstanding balances of the related asset or liability; thus amounts of excess collateral are not shown.

Repurchase Agreements	Remaining Contractual Maturity of the Agreements
(in thousands)	Overnight and continuous	Less than 90 days	Greater than 90 days	Total
At December 31, 2021
U.S. government-sponsored enterprises	$9,113	$—	$—	$9,113
Mortgage-backed securities	14,716	—	—	14,716
Total	$23,829	$—	$—	$23,829

At December 31, 2020
U.S. government and federal agency obligations	$2,728	$—	$—	$2,728
U.S. government-sponsored enterprises	15,533	—	—	15,533
Mortgage-backed securities	26,893	—	—	26,893
Total	$45,154	$—	$—	$45,154
(9)    Leases
The Company's leases primarily consist of office space and bank branches with remaining lease terms of generally 1 to 10 years. As of December 31, 2021, operating right-of-use (ROU) assets and liabilities were $1.8 million and $1.8 million, respectively. As of December 31, 2021, the weighted-average remaining lease term on these operating leases is approximately 6.5 years and the weighted-average discount rate used to measure the lease liabilities is approximately 4.0%.
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
Operating lease cost, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term, and is recorded in net occupancy expense in the consolidated statements of income. The operating lease cost was $0.4 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.
At adoption of ASU 2016-02 on January 1, 2019, lease and non-lease components of new lease agreements are accounted for separately. Lease components include fixed payments including rent, real estate taxes and insurance costs and non-lease components include common-area maintenance costs. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. Operating lease expense for these leases was $0.1 million for the year ended December 31, 2021 compared to $0.1 million for the year ended December 31, 2020.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
The table below summarizes the maturity of remaining operating lease liabilities:

Lease payments due in:	Operating Lease
(in thousands)
2022	$368
2023	366
2024	258
2025	257
2026	259
Thereafter	571
Total lease payments	2,079
Less imputed interest	(242)
Total lease liabilities, as reported	$1,837
(10)    Borrowings
Federal Home Loan Bank and other borrowings of the Company consisted of the following:

			2021		2020
(in thousands)	Borrower	Maturity Date	Year End Balance	Year End Weighted Rate	Year End Balance	Year End Weighted Rate
FHLB advances	The Bank	2021	$—	—%	$29,242	2.54%
		2022	9,418	1.33%	9,418	1.33%
		2023	11,000	1.05%	11,000	1.05%
		2024	11,000	1.17%	11,000	1.17%
		2025	15,000	1.17%	15,000	1.17%
		2026	13,000	1.09%	13,000	1.09%
		Thereafter	18,000	1.79%	18,000	1.79%

Other borrowings		2023	—	—%	14	4.00%
Total Bank			$77,418		$106,674

Subordinated notes	The Company	2034	$25,774	2.92%	$25,774	2.93%
		2035	23,712	2.05%	23,712	2.06%
Total Company			$49,486		$49,486
The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings, which are all fixed rate, are secured under a blanket agreement which assigns all investment in FHLB stock, as well as qualifying first mortgage loans as collateral to secure amounts borrowed by the Bank. As of December 31, 2021, the Bank had $77.4 million in outstanding borrowings with the FHLB. Based upon the collateral pledged to the FHLB at December 31, 2021, the Bank could borrow up to an additional $165.1 million under the agreement.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 1.83% and reprices quarterly (2.05% at December 31, 2021). The TPS can be prepaid without penalty at any time after five years from the issuance date.
The TPS represent preferred interests in the trust. The Company invested approximately $0.7 million in common interests in the trust and the purchaser in the private placement purchased $23.0 million in preferred interests. The proceeds were used by the trust to purchase from the Company its 30-year subordinated debentures whose terms mirror those stated above for the TPS. The debentures are guaranteed by the Company pursuant to a subordinated guarantee. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The trustee for the TPS holders is U.S. Bank, N.A. The trustee does not have the power to take enforcement action in the event of a default under the TPS for five years from the date of default. In the event of default, however, the Company would be precluded from paying dividends until the default is cured.
On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (2.92% at December 31, 2021). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company.
The TPS represent preferred interests in the trust. The Company invested approximately $0.8 million in common interests in the trust and the purchaser in the private placement purchased $25.0 million in preferred interests. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.
The Exchange Statutory Trusts are not consolidated in the Company's financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2021 and 2020 was $49.5 million, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.3 and $1.2 million at December 31, 2021 and 2020, respectively, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.
(11)    Income Taxes
The composition of income tax expense for the years ended December 31, 2021, 2020, and 2019 was as follows:

(in thousands)	2021	2020	2019
Current:
Federal	$5,351	$4,268	$3,830
State	630	—	—
Total current	5,981	4,268	3,830
Deferred:
Federal	(284)	(1,085)	(7)
State	—	—	—
Total deferred	(284)	(1,085)	(7)
Total income tax expense	$5,697	$3,183	$3,823

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
Applicable income tax expense for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table for the years ended December 31, 2021, 2020, and 2019 are as follows:

	2021		2020		2019
(in thousands)	Amount	%	Amount	%	Amount	%
Income before provision for income tax expense	$28,214		$17,476		$19,937
Tax at statutory federal income tax rate	$5,925	21.00%	$3,670	21.00%	$4,187	21.00%
Tax-exempt income, net	(733)	(2.60)	(487)	(2.79)	(408)	(2.04)
State income tax, net of federal tax benefit	498	1.76	—	—	—	—
Other, net	7	0.03	—	—	44	0.22
Provision for income tax expense	$5,697	20.19%	$3,183	18.21%	$3,823	19.18%
Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 20.2% for the year ended December 31, 2021 compared to 18.2% and 19.2% for the years ended December 31, 2020 and 2019, respectively.
The increase in the effective tax rate for the year ended December 31, 2021 compared to the year ended December 31, 2020 was primarily attributable to an increase in earnings and an increase in state taxes attributed to elevated earnings. The decrease in the effective tax rate for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily attributable to tax-free revenues having a greater impact on pre-tax income due to the reduced level of earnings in 2020. The effective tax rate for each of years ended December 31, 2021, 2020, and 2019, respectively, is lower than the U.S. federal statutory rate of 21% primarily due to tax-free revenues.
Also included in the effective tax rate for the year ended December 31, 2021 is a $25,000 benefit associated with a historic tax credit investment. The investment is expected to generate a $321,000 tax benefit over the life of the project and is being recognized under the deferral method of accounting. During 2021, the Company recognized a $4.0 million current tax benefit associated with the historic tax credits, partially offset by a $3.7 million current tax expense associated with the write-off of the investment. The Company recorded deferred income in the amount of $289,000, a $7,000 deferred tax liability, and a $25,000 net tax benefit within the income tax expense.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
The components of deferred tax assets and deferred tax liabilities at December 31, 2021 and 2020 were as follows:

(in thousands)	2021	2020
Deferred tax assets:
Allowance for loan losses	$2,961	$2,927
Pension	262	1,233
Other real estate owned	611	550
Deferred loan fees	401	563
Lease liability	386	449
Intangible assets	20	22
Accrued / deferred compensation	581	530
Other	392	368
Total deferred tax assets	$5,614	$6,642
Deferred tax liabilities:
Premises and equipment	$428	$553
Mortgage servicing rights	558	514
Deferred loan costs	327	288
Right-of-use asset	378	443
Prepaid expenses	409	359
Securities	117	900
Other	5	8
Total deferred tax liabilities	2,222	3,065
Net deferred tax assets	$3,392	$3,577
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning initiatives in making this assessment. In management's opinion, the Company will more likely than not realize the benefits of its deferred tax assets and, therefore, has not established a valuation allowance against its deferred tax assets as of December 31, 2021. Management arrived at this conclusion based upon the level of historical taxable income and projections for future taxable income of the appropriate character over the periods in which the deferred tax assets are deductible.
The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. For each of the years ended December 31, 2021 and 2020, respectively, the Company did not have any uncertain tax provisions, and did not record any related tax liabilities.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
(12)    Stockholders' Equity
Accumulated Other Comprehensive Income (Loss)
The following details the change in the components of the Company's accumulated other comprehensive loss for the years ended December 31, as indicated.

(in thousands)	Unrealized Income (Loss) on Securities (1)	Unrecognized Net Pension and Postretirement Costs (2)	Accumulated Other Comprehensive Income (Loss)
Balance, December 31, 2019	$(23)	$(3,732)	$(3,755)
Other comprehensive income, before reclassifications	4,315	214	4,529
Amounts reclassified from accumulated other comprehensive income (loss)	(41)	2,200	2,159
Other comprehensive income (loss), before tax	4,274	2,414	6,688
Income tax (expense) benefit	(898)	(507)	(1,405)
Other comprehensive income (loss), net of tax	3,376	1,907	5,283
Balance, December 31, 2020	$3,353	$(1,825)	$1,528
Other comprehensive income, before reclassifications	(3,690)	367	(3,323)
Amounts reclassified from accumulated other comprehensive income (loss)	(96)	5,653	5,557
Other comprehensive income, before tax	(3,786)	6,020	2,234
Income tax expense	795	(1,264)	(469)
Other comprehensive income, net of tax	(2,991)	4,756	1,765
Balance, December 31, 2021	$362	$2,931	$3,293

(1)	The pre-tax amounts reclassified from accumulated other comprehensive income (loss) income are included in gains (losses) on sale of investment securities in the consolidated statements of income.

(2)	The pre-tax amounts reclassified from accumulated other comprehensive income (loss) are included in the computation of net periodic pension cost. See Note 13.
(13)    Employee Benefit Plans
Employee benefits charged to operating expenses are summarized in the table below for the years ended December 31, as indicated.

(in thousands)	2021	2020	2019
Payroll taxes	$1,403	$1,273	$1,112
Medical plans	1,860	1,854	1,826
401(k) match and profit sharing	1,829	1,586	1,290
Periodic pension cost	1,796	1,614	1,430
Other	52	59	63
Total employee benefits	$6,940	$6,386	$5,721
The Company's profit-sharing plan includes a matching 401(k) portion, in which the Company matches the first 3% of eligible employee contributions. The Company made annual contributions for the discretionary portion in an amount up to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants,

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
limited to the maximum amount deductible for federal income tax purposes, for each of the years shown. In addition, employees were able to make additional tax-deferred contributions.
Other Plans
On November 7, 2018, the Board of Directors of the Company adopted a supplemental executive retirement plan (SERP), effective on January 1, 2018. The SERP provides select employees who satisfy certain eligibility requirements with certain benefits upon retirement, termination of employment or death.
As of December 31, 2021, the accrued liability was $1.3 million and the expense for this plan was $0.4 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively, is recognized over the required service period.
Pension
The Company provides a noncontributory defined benefit pension plan for all full-time and eligible employees. Beginning January 1, 2018 and for all retrospective periods presented, the Company adopted the guidance under ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. Under the new guidance, only the service cost component of the net periodic benefit cost is reported in the same income statement line item as salaries and benefits, and the remaining components are reported as other non-interest expense. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made a pension contribution of $1.0 million on March 22, 2021.
Effective July 1, 2017, the Company amended the pension plan to effectuate a “soft freeze” such that no individual hired (or rehired in the case of a former employee) by the Company after September 30, 2017, whether or not such individual is or was a vested member in the plan, will be eligible to be an active member and be entitled to accrue any benefits under the plan.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
Obligations and Funded Status at December 31,

(in thousands)	2021	2020
Change in projected benefit obligation:
Balance, January 1	$36,957	$34,009
Service cost	1,692	1,614
Interest cost	1,072	1,127
Actuarial loss	(232)	933
Benefits paid	(828)	(726)
Balance, December 31,	$38,661	$36,957
Change in plan assets:
Fair value, January 1	$30,084	$25,689
Actual return on plan assets	7,278	4,725
Employer contribution	1,000	500
Expenses paid	(118)	(104)
Benefits paid	(828)	(726)
Fair value, December 31,	$37,416	$30,084
Funded status at end of year	$(1,245)	$(6,873)
Accumulated benefit obligation	$30,690	$30,156

Amounts recognized in the statement of financial position consist of the following:
(in thousands)	2021	2020
Noncurrent assets	$—	$—
Current liabilities	—	—
Noncurrent liabilities	(1,245)	(6,873)
Net liability at end of year	$(1,245)	$(6,873)
Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income
The following items are components of net pension cost for the years ended December 31, as indicated:

(in thousands)	2021	2020	2019
Service cost - benefits earned during the year	$1,692	$1,614	$1,430
Interest costs on projected benefit obligations (a)	1,072	1,127	1,169
Expected return on plan assets (a)	(1,843)	(1,598)	(1,467)
Expected administrative expenses (a)	104	110	122
Amortization of prior service cost (a)	—	50	79
Amortization of unrecognized net loss (a)	367	164	—
Net periodic pension cost	$1,392	$1,467	$1,333

(a)	The components of net periodic pension cost other than the service cost component are included in other non-interest expense.
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
December 31, 2021, 2020, and 2019
excess of a 10% corridor is amortized in net periodic benefit cost over the average remaining service period of active participants in the Plans. The prior service credit is amortized over the average remaining service period to full eligibility for participating employees expected to receive benefits.
Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive (loss) income at December 31, 2021 and 2020 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

(in thousands)	2021	2020
Prior service costs	$—	$—
Net accumulated actuarial net loss	3,710	(2,311)
Accumulated other comprehensive loss	3,710	(2,311)
Net periodic benefit cost in excess of cumulative employer contributions	(4,955)	(4,562)
Net amount recognized at December 31, balance sheet	$(1,245)	$(6,873)
Net actuarial gain (loss) arising during period	$5,653	$2,200
Prior service cost amortization	—	50
Amortization of net actuarial loss	367	164
Total recognized in other comprehensive income (loss)	$6,020	$2,414
Total recognized in net periodic pension cost and other comprehensive (loss) income	$(4,628)	$(947)
The 2021 actuarial gain was primarily driven by the increase in the year-over-year discount rates, which resulted in a gain for the plan. The 2020 actuarial gain was primarily the result of the actual return on assets exceeding the expected asset return and updated assumptions.
Assumptions utilized to determine benefit obligations as of December 31, 2021, 2020, and 2019 and to determine pension expense for the years then ended are as follows:

	2021	2020	2019
Determination of benefit obligation at year end:
Discount rate	3.10%	2.80%	3.45%
Annual rate of compensation increase	4.50%	4.50%	4.00%
Determination of pension expense for year ended:
Discount rate for the service cost	2.80%	3.45%	4.40%
Annual rate of compensation increase	4.00%	4.00%	4.00%
Expected long-term rate of return on plan assets	6.75%	6.75%	6.75%
The assumed overall expected long-term rate of return on pension plan assets used in calculating 2021 pension expense was 6.75%. Determination of the plan's rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company's plan assets have experienced the following annual returns: 16.7% in 2021, 19.7% in 2020, 25.8% in 2019, (6.2)% in 2018, and 17.4% in 2017. The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan's investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Primarily due to a decrease in the discount rate used in the actuarial calculation of plan income, the Company expects to incur $0.7 million of expense in 2022 compared to $1.4 million in 2021.
Plan Assets
The investment policy of the pension plan is designed for growth in value while minimizing risk to the overall portfolio. The Company diversifies the assets through investments in domestic fixed income securities and domestic and international

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
equity securities. The assets are readily marketable and can be sold to fund benefit payment obligations as they become payable. The Company regularly reviews its policies on the investment mix and may make changes depending on economic conditions and perceived investment mix.
The fair value of the Company's pension plan assets at December 31, 2021 and 2020 by asset category was as follows:

		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021
Cash equivalents	$1,449	$1,449	$—	$—
Corporate bonds	303	—	303	—
Equity securities	1,774	1,774	—	—
Mutual funds	33,890	33,890	—	—
Total	$37,416	$37,113	$303	$—
December 31, 2020
Cash equivalents	$666	$666	$—	$—
Corporate bonds	311	—	311	—
Equity securities	1,473	1,473	—	—
Mutual funds	27,634	27,634	—	—
Total	$30,084	$29,773	$311	$—
The following future benefit payments are expected to be paid:

Year	Pension benefits
(in thousands)
2022	$1,017
2023	1,045
2024	1,048
2025	1,116
2026	1,203
2027 to 2030	8,353
(14)    Earnings per Share
Stock Dividend On July 1, 2021, the Company paid a stock dividend of four percent to common shareholders of record at the close of business on June 15, 2021. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all dilutive potential common shares that were outstanding during the year.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
Presented below is a summary of the components used to calculate basic and diluted earnings per common share, which have been restated for all stock dividends.

(dollars in thousands, except per share data)	2021	2020	2019
Basic earnings per share:
Net income available to shareholders	$22,517	$14,293	$16,114
Average shares outstanding	6,617,072	6,744,299	6,780,183
Basic earnings per share	$3.40	$2.12	$2.38
Diluted earnings per share:
Net income available to shareholders	$22,517	$14,293	$16,114
Average shares outstanding	6,617,072	6,744,299	6,780,183
Diluted earnings per share	$3.40	$2.12	$2.38
Repurchase Program
In 2019, the Company's Board of Directors authorized the purchase of up to $5.0 million market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. The Company repurchased 117,632 shares at an average cost of $18.26 per share totaling $2.1 million during the first quarter of 2021.
During the second quarter of 2021, the Company's Board of Directors reauthorized the purchase of up to $5.0 million market value of the Company's common stock under the 2019 authorization. There were no shares repurchased during the third and fourth quarter of 2021. As of December 31, 2021, $5.0 million remained for share repurchase pursuant to that authorization.
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

The Basel III regulatory capital framework (the "Basel III Capital Rules") adopted by U.S. federal regulatory authorities, among other things, (i) establishes the capital measure called "Common Equity Tier 1" ("CET1"), (ii) specifies that Tier 1 capital consist of CET1 and "Additional Tier 1 Capital" instruments meeting stated requirements, (iii) requires that most deductions/adjustments to regulatory capital measures be made to CET1 and not to other components of capital and (iv) defines the scope of the deductions/adjustments to the capital measures.

Additionally, the Basel III Capital Rules require that the Company maintain a 2.50% capital conservation buffer with respect to each of CET1, Tier 1 and total capital to risk-weighted assets, which provides for capital levels that exceed the minimum risk-based capital adequacy requirements. A financial institution with a conservation buffer of less than the required amount is subject to limitations on capital distributions, including dividend payments and stock repurchases, and certain discretionary bonus payments to executive officers.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of CET1, Tier 1 and total capital to risk-weighted assets, and of Tier 1 capital to average assets, each as defined in the regulations. Management believes, as of December 31, 2021, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
Financial institutions are categorized as well capitalized or adequately capitalized, based on minimum total risk-based, Tier 1 risk-based, CET1 and Tier 1 leverage ratios. As shown in the table below, the Company’s capital ratios exceeded the regulatory definition of adequately capitalized as of December 31, 2021 and 2020. Based upon the information in its most recently filed call report, the Bank met the capital ratios necessary to be well-capitalized. The regulatory authorities can apply changes in classification of assets and such changes may retroactively subject the Company to changes in capital ratios. Any such change could reduce one or more capital ratios below well-capitalized status. In addition, a change may result in imposition of additional assessments by the FDIC or could result in regulatory actions that could have a material effect on our condition and results of operations. In addition, bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4%.

Because the Bank had less than $15 billion in total consolidated assets as of December 31, 2009, the Company is allowed to continue to classify its trust preferred securities, all of which were issued prior to May 19, 2010, as Tier 1 capital.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
Under the Basel III requirements, at December 31, 2021 and December 31, 2020, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of years indicated:

	Actual		Minimum Capital Required - Basel III Fully Phased-In		Required to be Considered Well- Capitalized
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2021
Total Capital (to risk-weighted assets):
Company	$210,726	14.79%	$149,640	10.50%	$—	N.A%
Bank	210,148	14.78%	149,339	10.50%	142,228	10.00%
Tier 1 Capital (to risk-weighted assets):
Company	$193,663	13.59%	$121,137	8.50%	$—	N.A%
Bank	193,085	13.58%	120,894	8.50%	113,782	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets):
Company	$145,663	10.22%	$99,760	7.00%	$—	N.A%
Bank	193,085	13.58%	99,559	7.00%	92,448	7.00%
Tier 1 leverage ratio (to adjusted average assets):
Company	$193,663	11.01%	$70,342	4.00%	$—	N.A%
Bank	193,085	11.04%	69,959	4.00%	87,449	5.00%

December 31, 2020
Total Capital (to risk-weighted assets):
Company	$193,220	14.97%	$135,518	10.50%	$—	N.A%
Bank	191,504	14.87%	135,186	10.50%	128,748	10.00%
Tier 1 Capital (to risk-weighted assets):
Company	$172,591	13.37%	$109,705	8.50%	$—	N.A%
Bank	175,384	13.62%	109,436	8.50%	102,999	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)
Company	$129,061	10.00%	$90,345	7.00%	$—	N.A%
Bank	175,384	13.62%	90,124	7.00%	83,686	7.00%
Tier 1 leverage ratio:
Company	$172,591	10.19%	$67,724	4.00%	$—	N.A%
Bank	175,384	10.41%	67,394	4.00%	84,243	5.00%
(16)    Fair Value Measurements
Fair value represents the amount expected to be received to sell an asset or paid to transfer a liability in its principal or most advantageous market in an orderly transaction between market participants at the measurement date.
Depending on the nature of the asset or liability, the Company uses various valuation methodologies and assumptions to estimate fair value. The measurement of fair value under US GAAP uses a hierarchy intended to maximize the use of observable inputs and minimize the use of unobservable inputs. This hierarchy uses three levels of inputs to measure the

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
fair value of assets and liabilities as follows. During the year ended December 31, 2021 there were no transfers into or out of Levels 1-3.
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
Valuation methods for financial instruments and certain of our nonfinancial assets measured at fair value on a recurring basis
Following is a description of the Company's valuation methodologies used for assets and liabilities recorded at fair value on a recurring basis:
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
Loans Held for Sale
The fair value of the committed in forward sale agreements loans is the price at which they could be sold in the principal market at the measurement date, therefore the Company classifies as level 2.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
Derivative Assets and Liabilities
Derivative assets and liabilities include interest rate lock commitments (IRLCs) and forward sale commitments. The fair values of IRLCs and forward sale commitments are determined using readily observable market data such as interest rates, prices, volatility factors, and customer credit-related adjustments. For IRLCs, the fair value is subject to the anticipated loan funding probability (pull-through rate), which is considered an unobservable factor. Factors that affect pull-through rates include origination channel, current mortgage interest rates in the market versus the interest rate incorporated in the IRLC, the purpose of the mortgage, stage of completion of the underlying application and underwriting process, and the time remaining until the IRLC expires. The Company classifies IRLCs as Level 3 due to the unobservable input of pull-through rates.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019

		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2021
Assets:
U.S. Treasury	$3,917	$3,917	$—	$—
U.S. government and federal agency obligations	1,319	—	1,319	—
U.S. government-sponsored enterprises	26,372	—	26,372	—
Obligations of states and political subdivisions	129,224	—	129,224	—
Mortgage-backed securities	136,466	—	136,466	—
Other debt securities	12,284	—	12,284	—
Bank-issued trust preferred securities	1,288	—	1,288	—
Equity securities	60	60	—	—
Interest rate lock commitments	312	—	—	312
Forward sale commitments	12	—	12	—
Loans held for sale	2,249	—	2,249	—
Mortgage servicing rights	2,659	—	—	2,659
Total	$316,162	$3,977	$309,214	$2,971
Liabilities:
Interest rate lock commitments	$26	$—	$—	$26
Total	$26	$—	$—	$26

December 31, 2020
Assets:
U.S. Treasury	$2,798	$2,798	$—	$—
U.S. government and federal agency obligations	11,929	—	11,929	—
U.S. government-sponsored enterprises	22,874	—	22,874	—
Obligations of states and political subdivisions	58,744	—	58,744	—
Mortgage-backed securities	90,112	—	90,112	—
Other debt securities	10,344	—	10,344	—
Bank-issued trust preferred securities	1,229	—	1,229	—
Equity securities	32	32	—	—
Mortgage servicing rights	2,445	—	—	2,445
Total	$200,507	$2,830	$195,232	$2,445

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

(in thousands)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Mortgage Servicing Rights	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Interest Rate Lock Commitments
Balance at December 31, 2019	$2,482	$—
Total (losses) or gains (realized/unrealized):
Included in earnings	(903)	—
Included in other comprehensive income	—	—
Purchases	—	—
Sales	—	—
Issues	866	—
Settlements	—	—
Balance at December 31, 2020	$2,445	$—
Total (losses) or gains (realized/unrealized):
Included in earnings	(186)	—
Included in other comprehensive income	—	—
Purchases	—	—
Sales	—	—
Issues	400	286
Settlements	—	—
Balance at December 31, 2021	$2,659	$286
Valuation methods for instruments measured at fair value on a nonrecurring basis
Following is a description of the Company's valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:
Collateral dependent impaired loans
While the overall loan portfolio is not carried at fair value, the Company periodically records nonrecurring adjustments to the carrying value of impaired loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Nonrecurring adjustments also include certain impairment amounts for collateral dependent loans when establishing the allowance for loan losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In determining the fair value of real estate collateral, the Company relies on external and internal appraisals of property values depending on the size and complexity of the real estate collateral. The appraisals may be discounted based on the Company's historical knowledge, changes in market conditions from the time of appraisal, or other information available. The Company maintains staff that is trained to perform in-house evaluations and also review third party appraisal reports for reasonableness. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgments based on the experience and expertise of internal specialists. Fair values of all loan collateral are regularly reviewed by senior loan committee. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2021, the Company identified $24.2 million in impaired loans that had specific allowances for losses aggregating $2.8 million. Related to these loans, there were $0.1 million in charge-offs recorded during the year ended December 31, 2021. As of December 31, 2020, the Company

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
identified $32.2 million in impaired loans that had specific allowances for losses aggregating $4.7 million. Related to these loans, there were $0.2 million in charge-offs recorded during the year ended December 31, 2020.
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

		Fair Value Measurements Using
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)*
December 31, 2021
Assets:
Collateral dependent impaired loans:
Commercial, financial, & agricultural	$—	$—	$—	$—	$(46)
Real estate mortgage - residential	264	—	—	264	(22)
Real estate mortgage - commercial	21,133	—	—	21,133	(43)
Installment and other consumer	—	—	—	—	(7)
Total	$21,397	$—	$—	$21,397	$(118)
Other real estate and repossessed assets	$10,525	$—	$—	$10,525	$(935)

December 31, 2020
Assets:
Collateral dependent impaired loans:
Commercial, financial, & agricultural	$4,505	$—	$—	$4,505	$(52)
Real estate mortgage - residential	417	—	—	417	(52)
Real estate mortgage - commercial	22,581	—	—	22,581	(39)
Installment and other consumer	—	—	—	—	(21)
Total	$27,503	$—	$—	$27,503	$(164)
Other real estate and repossessed assets	$12,291	$—	$—	$12,291	$219

*	Total gains (losses) reported for other real estate owned and repossessed assets includes charge-offs, valuation write-downs, and net losses taken during the periods reported.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
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
December 31, 2021, 2020, and 2019
Operating Lease Liabilities
The fair value of operating lease liabilities are recognized at lease commencement based on the present value of the remaining lease payments using a discount rate that represents the Company's incremental borrowing rate at the lease commencement date.
A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2021 and 2020 is as follows:

			December 31, 2021
			Fair Value Measurements
	December 31, 2021		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$17,287	$17,287	$17,287	$—	$—
Federal funds sold and overnight interest-bearing deposits	142,622	142,622	142,622	—	—
Certificates of deposit in other banks	5,193	5,193	5,193	—	—
Available for sale securities	310,870	310,870	3,917	306,953	—
Other investment securities	5,408	5,408	60	5,348	—
Loans, net	1,285,230	1,308,539	—	—	1,308,539
Loans held for sale	2,249	2,249	—	2,249	—
Cash surrender value - life insurance	2,509	2,509	—	2,509	—
Interest rate lock commitments	312	312	—	—	312
Forward sale commitments	12	12	—	12	—
Accrued interest receivable	6,621	6,621	6,621	—	—
Total	$1,778,313	$1,801,622	$175,700	$317,071	$1,308,851
Liabilities:
Deposits:
Non-interest bearing demand	$453,066	$453,066	$453,066	$—	$—
Savings, interest checking and money market	818,358	818,358	818,358	—	—
Time deposits	245,396	246,025	—	—	246,025
Federal funds purchased and securities sold under agreements to repurchase	23,829	23,829	23,829	—	—
Federal Home Loan Bank advances and other borrowings	77,418	78,152	—	78,152	—
Subordinated notes	49,486	42,908	—	42,908	—
Interest rate lock commitments	26	26	—	—	26
Accrued interest payable	282	282	282	—	—
Total	$1,667,861	$1,662,646	$1,295,535	$121,060	$246,051

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019

			December 31, 2020
			Fair Value Measurements
	December 31, 2020		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$19,235	$19,235	$19,235	$—	$—
Federal funds sold and overnight interest-bearing deposits	161,128	161,128	161,128	—	—
Certificates of deposit in other banks	9,376	9,376	9,376	—	—
Available-for-sale securities	198,030	198,030	2,798	195,232	—
Other investment securities	6,353	6,353	32	6,321	—
Loans, net	1,268,854	1,288,677	—	—	1,288,677
Loans held for sale	5,099	5,279	—	5,279	—
Cash surrender value - life insurance	2,451	2,451	—	2,451	—
Accrued interest receivable	6,640	6,640	6,640	—	—
	$1,677,166	$1,697,169	$199,209	$209,283	$1,288,677
Liabilities:
Deposits:
Non-interest bearing demand	$382,492	$382,492	$382,492	$—	$—
Savings, interest checking and money market	723,808	723,808	723,808	—	—
Time deposits	277,306	279,569	—	—	279,569
Federal funds purchased and securities sold under agreements to repurchase	45,154	45,154	45,154	—	—
Federal Home Loan Bank advances and other borrowings	106,674	110,121	—	110,121	—
Subordinated notes	49,486	40,929	—	40,929	—
Accrued interest payable	837	837	837	—	—
	$1,585,757	$1,582,910	$1,152,291	$151,050	$279,569
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
December 31, 2021, 2020, and 2019
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
The Company's extent of involvement and maximum potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2021, no amounts have been accrued for any estimated losses for these financial instruments.
The contractual amount of off-balance-sheet financial instruments as of December 31, 2021 and 2020 is as follows:

(in thousands)	2021	2020
Commitments to extend credit	$396,958	$264,528
Interest rate lock commitments	16,161	46,171
Forward sale commitments	2,199	5,099
Standby letters of credit	35,514	125,800
Total	450,832	441,598
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
The Company has two types of commitments related to mortgage loans held for sale: interest rate lock commitments and forward loan sale commitments. Interest rate lock commitments are commitments to extend credit to a customer that has an interest rate lock and are considered derivative instruments.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company's customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2021.
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

Hawthorn Bank is the defendant in litigation involving a major competitor that was settled in January 2022. The Company recorded a $1.5 million loss accrual for all legal matters related to the settlement agreement as of December 31, 2021.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
(19)    Condensed Financial Information of the Parent Company Only
Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:
Condensed Balance Sheets

	December 31,
(in thousands)	2021	2020
Assets
Cash and due from bank subsidiaries	$1,805	$2,013
Investment in bank-issued trust preferred securities	1,288	1,229
Investment in subsidiaries	197,243	183,020
Deferred tax asset	589	1,496
Other assets	1,238	1,076
Total assets	$202,163	$188,834

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Other liabilities	3,721	8,759
Stockholders’ equity	148,956	130,589
Total liabilities and stockholders’ equity	$202,163	$188,834
Condensed Statements of Income

	For the Years Ended December 31,
(in thousands)	2021	2020	2019
Income
Interest and dividends received from subsidiaries	$8,512	$4,946	$8,071
Total income	8,512	4,946	8,071
Expenses
Interest on subordinated notes	1,227	1,527	2,376
Other	2,796	2,692	2,461
Total expenses	4,023	4,219	4,837
Income before income tax benefit and equity in undistributed income of subsidiaries	4,489	727	3,234
Income tax benefit	837	876	1,001
Equity in undistributed income of subsidiaries	17,191	12,690	11,879
Net income	$22,517	$14,293	$16,114

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2021, 2020, and 2019
Condensed Statements of Cash Flows

	For the Years Ended December 31,
(in thousands)	2021	2020	2019
Cash flows from operating activities:
Net income	$22,517	$14,293	$16,114
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(17,191)	(12,690)	(11,879)
Decrease (increase) in deferred tax asset	907	432	(319)
Other, net	(607)	1,031	10
Net cash provided by operating activities	$5,626	$3,066	$3,926
Cash flows from investing activities:
(Increase) decrease in investment in subsidiaries, net	$(70)	$307	$—
Net cash (used in ) provided by investing activities	$(70)	$307	$—
Cash flows from financing activities:
Cash dividends paid - common stock	$(3,616)	$(3,030)	$(2,684)
Purchase of treasury stock	(2,148)	(906)	—
Net cash used in financing activities	$(5,764)	$(3,936)	$(2,684)
Net (decrease) increase in cash and due from banks	(208)	(563)	1,242
Cash and due from banks at beginning of year	2,013	2,576	1,334
Cash and due from banks at end of year	$1,805	$2,013	$2,576

MARKET PRICE AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
Market Price
The Company's common stock trades on Nasdaq's global select market under the stock symbol of HWBK.
Shares Outstanding
As of December 31, 2021, the Company had issued 7,023,821 shares of common stock, of which 6,616,975 shares were outstanding. The outstanding shares were held of record by approximately 1,900 shareholders.
Dividends
The following table sets forth information on dividends paid by the Company in 2021 and 2020.

Month Paid	Dividends Paid Per Share
January, 2021	$0.13
April, 2021	0.13
July, 2021	0.15
October, 2021	0.15
Total for 2021	$0.56

January, 2020	$0.12
April, 2020	0.12
July, 2020	0.12
October, 2020	0.12
Total for 2020	$0.48
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

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Position with the Company	Position with Subsidiary Bank	Principal Occupation

David T. Turner	Chairman, Chief Executive Officer, President and Director -Class III	Chairman, Chief Executive Officer, President and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer, Corporate Secretary, and Director-Class I	Senior Vice President, Chief Operating Officer, Chief Risk Officer, Corporate Secretary, and Director	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Stephen E. Guthrie	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer	Position with Hawthorn Bancshares, Inc. and Hawthorn Bank

Kevin L. Riley	Director-Class III	Director	Co-owner, Riley Chevrolet, Buick, GMC, Cadillac, Toyota, Inc., Riley Brothers, LLC, and Riley Brothers II, LLC, Jefferson City, Missouri

Frank E. Burkhead	Director-Class II	Director	Owner, Burkhead Wealth Management, Co-owner, Burkhead & Associates, LLC, Pro 356, LLC, and FACT Properties, LLC, Jefferson City, Missouri

Philip D. Freeman	Director-Class I	Director	Owner, Freeman Properties, JCMO, LLC, Jefferson City, Missouri

Gus S. (Jack) Wetzel III	Director-Class II	Director	Co-owner, Meadows Construction Co, Inc., Meadows Contracting LLC, Meadows Development Co, Village Park Investments, LLC, Meadows Property, LLC, TWC Enterprise, LLC, Wetzel Investments Ltd., and GCSL, LLC, all of Clinton, Missouri

Jonathan D. Holtaway	Director – Class I	Director	Co-owner, Ategra GP, LLC, and Ategra Capital Management LLC, and Managing Member of Ategra LS500, LP and Ategra Community Financial Institution Fund, LP, all of Vienna, Virginia

ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2022 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company's reasonable expenses in furnishing such exhibits.