Form 10-K, Exhibit 13
period 2022-12-31
HAWTHORN BANCSHARES, INC.
filed 2023-03-29
CIK 893847

Exhibit 13
2022
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Jefferson City, Missouri

March 29, 2023
Dear Shareholders:
Given the recent events in the banking industry, I’d be remiss if I didn’t take this opportunity to remind you why I think you have chosen to invest in Hawthorn Bancshares, Inc., the holding company of Hawthorn Bank. We are a Missouri-based community bank with strong roots dating back more than 150 years. Our Midwest values are at the foundation of our style of relationship banking in each of the communities we serve. Our long history and record of success have contributed to our strong financial condition. We maintain levels of capital significantly above the thresholds required to be deemed “Well Capitalized”. We maintain strong levels of liquidity and have access to multiple other sources of liquidity which allows us to continue our local investment strategy, and provide a backstop if issues arise. The credit quality of our loan portfolio also remains strong and is well diversified.

While we may see some continued volatility in the weeks ahead, rest assured, Hawthorn Bank is well positioned to operate “business as usual” – and will continue offering the same solid community banking our customers have grown to expect and deserve.

With that said, I am proud to report to you that the bank performed very well in 2022 and delivered another year of strong financial results. Hawthorn Bancshares, Inc. reported net income of $20.8 million, down $1.8 million, or 8%, and $3.06 per diluted share, for the year ended December 31, 2022, compared to $22.5 million, or $3.27 per diluted share, for the prior year. While our reported net income fell 8%, we were very successful in securing and funding growth in loans of over 16%, or $219 million which will continue to drive positive financial results going forward. The recent and rapid rise in interest rates during 2022 did significantly impact our cost of interest-bearing deposits and other borrowings needed to fund loan growth, a common theme we are seeing in our industry. Our net interest margin, fully taxable equivalent fell to 3.53% for the year 2022, compared to 3.62% for 2021. In 2022 as in 2021, we recorded negative provision expense, even after funding the loan loss reserve for record-setting loan growth in 2022.
Total net interest income for 2022 was $58.8 million, an increase of $0.2 million, or 0.4%, from 2021. Included in net interest income is PPP fee income which amounted to $0.4 million in 2022, compared to $5.4 million in the prior year.
Total non-interest income for 2022 was $14.0 million, a decrease of $2.8 million, or 16.7%, from 2021. Driving the year-over-year reduction was the decrease in gain on sales of mortgage loans.
Total non-interest expense in 2022 was $48.5 million, a decrease of $0.4 million, or 0.9%, from 2021. Driving the year-over-year reduction was the decrease in legal fees due to recognition in 2021 of a one-time financial legal settlement totaling $1.5 million.
The bank continues to maintain a strong capital position and finished the year with 10.76% in leverage capital and 13.85% in total risk-based capital, far exceeding the minimum regulatory requirements.

Cash dividends paid in 2022 of $0.64 per share increased $0.08 per share, or 14%, compared to $0.56 per share in 2021. The Company’s Board of Directors approved the Company’s quarterly dividend of $0.17 per common share for the first quarter of 2023, payable April 1, 2023 to shareholders of record as of March 15, 2023.

I remain committed to further improving earnings performance, sustaining sound and proper capital levels, and delivering a return to shareholders through payment of a regular dividend, in addition to share repurchases when appropriate.
As we begin 2023 with a strong capital base and coming off a year of strong earnings, we look forward to providing accessible and competitive banking services in the communities we serve. We are ever mindful of the fact that the delivery of traditional community banking services is also undergoing significant change in terms of improving the customer experience and delivering “all things digital”. We are excited about our progress to-date in this regard, and our future initiatives. The Hawthorn Bank services delivery teams, management, Board of Directors and Advisory Board members are committed to continuing the growth of our strong community bank presence and delivering long-term value to our shareholders.
We appreciate your support and the referrals you give prospective customers to your bank.
Sincerely,
David T. Turner,
Chairman, CEO & President

A WORD CONCERNING FORWARD-LOOKING STATEMENTS
This report contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company, Hawthorn Bancshares, Inc. (the "Company"), and its subsidiaries, including, without limitation:
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
Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•competitive pressures among financial services companies may increase significantly;
•changes in the interest rate environment may reduce interest margins;
•general economic conditions, either nationally or in Missouri, may be less favorable than expected and may adversely affect the quality of our loans and other assets;
•increases in non-performing assets in the Company's loan portfolios and adverse economic conditions may necessitate increases to our provisions for loan losses;
•costs or difficulties related to the integration of the business of the Company and its acquisition targets may be greater than expected;
•legislative, regulatory, or tax law changes may adversely affect the business in which the Company and its subsidiaries are engaged;
•credit and market risks relating to increasing inflation, rising interest rates and the current recessionary economic environment;
•changes may occur in the securities markets;
•the effects of the COVID-19 pandemic, or any resurgence thereof, or other external events may adversely affect the Company;
•changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, including after implementation of the credit impairment model for Current Expected Credit Losses (“CECL”);
•the continued use, availability, and reliability of LIBOR and the risks related to the transition from LIBOR to any alternate reference rate we may use; and
•our ability to maintain liquidity, primarily through deposits, in light of recent events in the banking industry.
In addition to the disclosure in this report, we have described additional factors that could cause actual results to be materially different from those described in the forward-looking statements under the caption Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and in other reports filed with the Securities and Exchange Commission from time to time. Other factors that have not been identified in this report or such other reports could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Crucial to the Company's community banking strategy is growth in its commercial banking services, retail mortgage lending and retail banking services. Through the branch network of its subsidiary bank, Hawthorn Bank (the "Bank"), the Company, with $1.9 billion in assets at December 31, 2022, provides a broad range of commercial and personal banking services. The Bank's specialties include commercial banking for small and mid-sized businesses, including equipment, operating, commercial real estate, Small Business Administration ("SBA") loans, and personal banking services including real estate mortgage lending, installment and consumer loans, certificates of deposit, individual retirement and other time deposit accounts, checking accounts, savings accounts, and money market accounts. Other financial services that the Company provides include trust services that include estate planning, investment and asset management services and a comprehensive suite of cash management services. The geographic areas in which the Company provides products and services include the Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, St. Louis, and the greater Kansas City metropolitan area.
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
The Company's subsidiary bank is a full-service bank that conducts general banking business, offering its customers checking and savings accounts, debit cards, certificates of deposit, safety deposit boxes and a wide range of lending services, including commercial and industrial loans, residential real estate loans, single payment personal loans, installment loans and credit card accounts. In addition, the Bank provides trust and brokerage services.
The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent provided by law. The operations of the Bank are supervised and regulated by the FDIC and the Missouri Division of Finance. Periodic examinations of the Bank are conducted by representatives of the FDIC and the Missouri Division of Finance. Such regulations, supervision and examinations are principally for the benefit of depositors, rather than for the benefit of shareholders. The Company is subject to supervision and examination by the Board of Governors of the Federal Reserve System.
Significant Developments and Transactions
Each item listed below materially affects the comparability of our results of operations for each of the years in the three-years ended December 31, 2022, and our financial condition as of December 31 for each of the three-years ended, and may affect the comparability of financial information we report in future fiscal periods.
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
Allowance for Loan Losses
Management has identified the accounting policy related to the allowance for loan losses as critical to the understanding of the Company's results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. The Company’s allowance for loan losses represents management’s best estimate of losses inherent in the loan portfolio. The policy is designed to maintain the allowance at a level sufficient to absorb reasonably estimated and probable losses within the portfolio. A mathematical calculation of an estimate is made to assist in determining the adequacy and reasonableness of management’s recorded allowance for loan losses.
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
The ending result of this process is a recorded consolidated allowance for loan losses that represents management’s best estimate of the total incurred losses included in the loan portfolio considering available information, from internal and external sources, relevant to assessing exposure to credit loss over the contractual term of the instrument. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance for loan losses is dependent upon a variety of factors beyond the Company’s control, including the performance of its portfolios, the economy, and changes in interest rates. As such, significant downturns in circumstances relating to loan quality and economic conditions could result in a requirement for additional allowance. Likewise, an upturn in loan quality and improved economic conditions may allow a reduction in the required allowance. In either instance, unanticipated changes could have a significant impact on the Company’s Provision for credit losses and allowance for loan losses reported in its Consolidated Income Statements and Consolidated Balance Sheets, respectively.
Further discussion of the methodology used in establishing the allowance and the impact of any associated risks related to these policies on the Company's business operations is provided in Note 1 to the Company's consolidated financial statements and is also discussed in the Lending and Credit Management section below.

Consolidated Financial Highlights
The Company has prepared all of the consolidated financial information in this report in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP"). In preparing the consolidated financial statements in accordance with GAAP, the Company makes estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurances that actual results will not differ from those estimates.

	For the years ended December 31,
(In thousands, except per share amounts)	2022	2021	2020
Statement of income information:
Total interest income	$69,256	$64,454	$62,985
Total interest expense	10,493	5,909	9,722
Net interest income	58,763	58,545	53,263
(Release of) provision for loan losses	(900)	(1,700)	5,800
Non-interest income	13,978	16,786	14,973
Investment securities (losses) gains, net	(14)	149	61
Non-interest expense	48,538	48,966	45,021
Pre-tax income	25,089	28,214	17,476
Income taxes	4,338	5,697	3,183
Net income	$20,751	$22,517	$14,293
Basic earnings per share	$3.06	$3.27	$2.04
Diluted earnings per share	$3.06	$3.27	$2.04
Efficiency ratio (1)	66.73%	65.00%	65.98%
Net interest spread	3.26%	3.45%	3.25%
Net interest margin	3.53%	3.62%	3.48%

	As of and for the years ended December 31,
	2022	2021	2020
Key financial ratios:
Book value per share	$18.76	$21.66	$18.64
Market price per share	$21.77	$24.94	$20.25
Cash dividends paid on common stock	$4,240	$3,616	$3,030
Common stock dividend	$6,865	$5,385	$3,829
Return on average assets	1.16%	1.30%	0.88%
Return on average common equity	15.94%	16.46%	11.74%
Average stockholders' equity to average total assets	7.27%	7.89%	7.48%
1.Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue includes net interest income and non-interest income.

	As of and for the years ended December 31,
(In thousands, except per share amounts)	2022	2021	2020
Asset Quality Ratios
Net-charge-offs (recoveries)	$415	$(490)	$164
Non-performing loans	$18,701	$25,473	$34,576
Classified assets	$95,137	$108,322	$144,368
Allowance for loan losses to total loans	1.02%	1.30%	1.41%
Non-performing loans to total loans	1.23%	1.96%	2.69%
Non-performing assets to total loans	1.81%	2.76%	3.64%
Non-performing assets to total assets	1.43%	1.97%	2.70%
Performing TDRs to loans	0.11%	0.14%	0.22%
Allowance for loan losses to non-performing loans	83.35%	66.36%	52.39%

Capital Ratios
Stockholders' equity to assets	6.62%	8.13%	7.53%
Total risk-based capital ratio	13.85%	14.79%	14.97%
Tier 1 risk-based capital ratio	12.52%	13.59%	13.37%
Common equity Tier 1 capital	9.89%	10.22%	10.00%
Tier 1 leverage ratio (1)	10.76%	11.01%	10.19%

Balance sheet information:
Total assets	$1,923,540	$1,831,550	$1,733,731
Loans held for investment	1,521,252	1,302,133	1,286,967
Allowance for loan losses	(15,588)	(16,903)	(18,113)
Loans held for sale	591	2,249	5,099
Investment securities	257,100	316,278	204,383
Deposits	1,632,079	1,516,820	1,383,606
Total stockholders’ equity	127,411	148,956	130,589
(1)Tier 1 leverage ratio is calculated by dividing Tier 1 capital by average total consolidated assets and still accruing interest.

Results of Operations Highlights
Consolidated net income decreased $1.8 million to $20.8 million, or $3.06 per diluted share, for the year ended December 31, 2022 compared to $22.5 million, or $3.27 per diluted share, for the year ended December 31, 2021. For the year ended December 31, 2022, the return on average assets ("ROA") was 1.16%, the return on average stockholders' equity ("ROE") was 15.94%, and the efficiency ratio was 66.7%.
Consolidated net income increased $8.2 million to $22.5 million, or $3.27 per diluted share, for the year ended December 31, 2021 compared to $14.3 million, or $2.04 per diluted share, for the year ended December 31, 2020. For the year ended December 31, 2021, the ROA was 1.30%, the ROE was 16.46%, and the efficiency ratio 65.0%.
Net interest income was $58.8 million for the year ended December 31, 2022 compared to $58.5 million and $53.3 million for the years ended December 31, 2021 and 2020, respectively. The net interest margin was 3.53% for the year ended December 31, 2022 compared to 3.62% and 3.48% for the years ended December 31, 2021 and 2020, respectively.
Provision expense. The Company recognized a negative provision expense for loan losses of $0.9 million for the year ended December 31, 2022 compared to a negative provision expense of $1.7 million and a provision expense of $5.8 million for the years ended December 31, 2021 and 2020, respectively. The negative provision expense in 2022 and 2021 primarily resulted from returning significant loan balances to accrual status from non-accrual status. Uncertain economic conditions resulting from the COVID-19 pandemic impacted the recognition of provision expense in 2020.

Non-interest income decreased $2.8 million, or 16.7%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, and increased $1.8 million, or 12.1%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. These changes are discussed in greater detail below under the Non-interest Income and Expense section.
Non-interest expense decreased $0.4 million, or 0.9%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, and increased $3.9 million, or 8.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. These changes are discussed in greater detail below under the Non-interest Income and Expense section.
Balance Sheet Highlights
Loans – Loans held for investment increased $219.1 million, or 16.8%, to $1.5 billion as of December 31, 2022 compared to $1.3 billion as of December 31, 2021, and increased $15.2 million, or 1.2%, to $1.3 billion as of December 31, 2021 compared to $1.3 billion as of December 31, 2020.
Asset quality – Non-performing loans decreased $6.8 million to $18.7 million, or 1.23% of total loans, at December 31, 2022 compared to $25.5 million, or 1.96% of total loans, at December 31, 2021, and decreased $9.1 million to $25.5 million, or 1.96% of total loans, at December 31, 2021 compared to $34.6 million, or 2.69% of total loans, at December 31, 2020. The reduction in non-performing loans primarily resulted from non-accrual loan relationships returning to accrual status in both 2022 and 2021.
The allowance for loan losses to total loans was 1.02% at December 31, 2022, compared to 1.30% at December 31, 2021 and 1.41% at December 31, 2020. The Company's net charge-offs for the year ended December 31, 2022, were $0.4 million, or 0.03% of average loans compared to net recoveries of $0.5 million, or 0.04% of average loans for the year ended December 31, 2021, and net charge-offs of $0.2 million, or 0.01% of average loans for the year ended December 31, 2020. See the Lending and Credit Management section below for further discussion.
Deposits – Total deposits increased $115.3 million, or 7.6%, equal to $1.6 billion as of December 31, 2022 compared to $1.5 billion as of December 31, 2021, and increased $133.2 million, or 9.6%, to $1.5 billion as of December 31, 2021 compared to $1.4 billion as of December 31, 2020.
Capital – Total shareholder’s equity was $127.4 million and the common equity to assets ratio was 6.62% at December 31, 2022 as compared to 8.13% and 7.53% at December 31, 2021 and December 31, 2020, respectively. Regulatory capital ratios remain “well-capitalized,” with a tier 1 leverage ratio of 10.76% and a total risk-based capital ratio of 13.85% at December 31, 2022.

Average Balance Sheets
Net interest income is the largest source of revenue resulting from the Company's lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest-earning assets and interest-bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest-bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years in the three-year periods ended December 31, 2022, 2021, and 2020, respectively. The average balances used in this table and other statistical data were calculated using average daily balances.

	2022			2021			2020
(In thousands)	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expense (1)	Rate Earned/ Paid (1)
ASSETS
Loans: (2) (3)
Commercial	$236,228	$12,320	5.22%	$245,779	$15,527	6.32%	$264,160	$13,012	4.93%
Real estate construction - residential	24,766	1,296	5.23	34,357	1,662	4.84	26,184	1,360	5.19
Real estate construction - commercial	115,424	5,307	4.60	78,068	3,577	4.58	85,132	4,004	4.70
Real estate mortgage - residential	313,926	13,736	4.38	267,722	11,461	4.28	252,898	11,933	4.72
Real estate mortgage - commercial	692,712	29,881	4.31	631,612	26,665	4.22	586,188	27,103	4.62
Installment and other consumer	23,237	847	3.65	24,681	979	3.97	29,409	1,232	4.19
Total loans	$1,406,293	$63,387	4.51%	$1,282,219	$59,871	4.67%	$1,243,971	$58,644	4.71%
Loans held for sale	$1,738	$90	5.18%	$3,947	$102	2.58%	$7,876	$120	1.52%
Investment securities:
U.S. Treasury	$3,538	$40	1.13%	$3,088	$18	0.58%	$1,792	$24	1.34%
U.S. government and federal agency obligations	25,709	362	1.41	22,562	364	1.61	39,572	779	1.97
Obligations of states and political subdivisions	115,132	4,112	3.57	97,632	2,953	3.02	44,410	1,285	2.89
Mortgage-backed securities	116,061	1,996	1.72	127,225	1,719	1.35	97,905	1,687	1.72
Other debt securities	12,889	644	5.00	11,985	578	4.82	8,294	426	5.14
Total investment securities	$273,329	$7,154	2.62%	$262,492	$5,632	2.15%	$191,973	$4,201	2.19%
Other investment securities	5,627	269	4.78	5,911	301	5.09	6,646	343	5.16
Federal funds sold	1,724	6	0.35	10,150	8	0.08	12,267	161	1.31
Interest-bearing deposits in other financial institutions	31,955	414	1.30	103,719	337	0.32	97,851	507	0.52
Total interest-earning assets	$1,720,666	$71,320	4.14%	$1,668,438	$66,251	3.97%	$1,560,584	$63,976	4.10%
All other assets	86,918			85,014			83,923
Allowance for loan losses	(15,581)			(18,751)			(15,771)
Total assets	$1,792,003			$1,734,701			$1,628,736
Average Balance Sheets (continued)

	2022			2021			2020
(In thousands)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)
LIABILITIES AND STOCKHOLDERS' EQUITY
Savings	$180,122	$61	0.03%	$157,549	$54	0.03%	$117,598	$55	0.05%
Now accounts	252,842	1,627	0.64	231,742	536	0.23	196,895	659	0.33
Interest checking	64,473	1,786	2.77	42,067	188	0.45	53,090	400	0.75
Money market	297,153	1,535	0.52	281,254	335	0.12	279,071	744	0.27
Time deposits	261,834	2,140	0.82	255,289	2,021	0.79	301,677	3,994	1.32
Total interest-bearing deposits	$1,056,424	$7,149	0.68%	$967,901	$3,134	0.32%	$948,331	$5,852	0.62%
Federal funds purchased and securities sold under agreements to repurchase	$7,982	$51	0.64%	$34,449	$87	0.25%	$34,026	$146	0.43%
Federal Home Loan Bank advances and other borrowings	80,867	1,268	1.57	92,259	1,461	1.58	117,214	2,199	1.88
Subordinated notes	49,486	2,072	4.19	49,486	1,227	2.48	49,486	1,527	3.09
Total borrowings	$138,335	$3,391	2.45%	$176,194	$2,775	1.57%	$200,726	$3,872	1.93%
Total interest-bearing liabilities	$1,194,759	$10,540	0.88%	$1,144,095	$5,909	0.52%	$1,149,057	$9,724	0.85%
Demand deposits	454,931			436,434			339,385
Other liabilities	12,102			17,347			18,522
Total liabilities	1,661,792			1,597,876			1,506,964
Stockholders' equity	130,211			136,825			121,772
Total liabilities and stockholders' equity	$1,792,003			$1,734,701			$1,628,736
Net interest income (FTE)		$60,780			$60,342			$54,252
Net interest spread			3.26%			3.45%			3.25%
Net interest margin			3.53%			3.62%			3.48%
(1)Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21%, net of nondeductible interest expense, for the years ended December 31, 2022, 2021 and 2020, respectively. Such adjustments totaled $2.1 million, $1.8 million and $1.0 million for the years ended December 31, 2022, 2021, and 2020, respectively.
(2)Non-accruing loans are included in the average amounts outstanding.
(3)Fees and costs on loans are included in interest income ($0.4 million, $5.4 million, and $1.8 million of PPP fees for the years ended December 31, 2022, 2021 and 2020, respectively, were included in commercial loan income).
Rate and Volume Analysis
The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest-earning assets and interest-bearing liabilities, identifying changes related to volumes and rates for the years ended December 31, 2022 compared to December 31, 2021, and for the years ended December 31, 2021 compared to December 31, 2020. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2022			2021
		Change due to			Change due to
(In thousands)	Total Change	Average Volume	Average Rate	Total Change	Average Volume	Average Rate
Interest income on a fully taxable equivalent basis: (1)
Loans: (2) (3)
Commercial	$(3,207)	$(584)	$(2,623)	$2,515	$(956)	$3,471
Real estate construction - residential	(366)	(493)	127	302	401	(99)
Real estate construction - commercial	1,730	1,718	12	(428)	(326)	(102)
Real estate mortgage - residential	2,275	2,018	257	(472)	674	(1,146)
Real estate mortgage - commercial	3,216	2,623	593	(437)	2,014	(2,451)
Installment and other consumer	(132)	(55)	(77)	(253)	(190)	(63)
Loans held for sale	(12)	(78)	66	(18)	(77)	59
Investment securities:
U.S. Treasury	22	3	19	(6)	12	(18)
U.S. government and federal agency obligations	(2)	47	(49)	(415)	(292)	(123)
Obligations of states and political subdivisions	1,159	576	583	1,668	1,607	61
Mortgage-backed securities	277	(161)	438	32	442	(410)
Other debt securities	66	45	21	152	179	(27)
Other investment securities	(32)	(14)	(18)	(42)	(37)	(5)
Federal funds sold	(2)	(11)	9	(153)	(24)	(129)
Interest-bearing deposits in other financial institutions	77	(359)	436	(170)	29	(199)
Total interest income	5,069	5,275	(206)	2,275	3,456	(1,181)
Interest expense:
Savings	7	7	—	(1)	16	(17)
NOW accounts	1,091	53	1,038	(123)	103	(226)
Interest checking	1,598	150	1,448	(212)	(72)	(140)
Money market	1,200	20	1,180	(409)	6	(415)
Time deposits	119	52	67	(1,973)	(546)	(1,427)
Federal funds purchased and securities sold under agreements to repurchase	(36)	(100)	64	(59)	2	(61)
Federal Home Loan Bank advances and other borrowings	(193)	(179)	(14)	(738)	(426)	(312)
Subordinated notes	845	—	845	(300)	—	(300)
Total interest expense	4,631	3	4,628	(3,815)	(917)	(2,898)
Net interest income on a fully taxable equivalent basis	$438	$5,272	$(4,834)	$6,090	$4,373	$1,717
(1)Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21%, net of nondeductible interest expense, for the years ended December 31, 2022, 2021 and 2020, respectively. Such adjustments totaled $2.1 million, $1.8 million and $1.0 million for the years ended December 31, 2022, 2021, and 2020, respectively.
(2)Non-accruing loans are included in the average amounts outstanding.
(3)Fees and costs on loans are included in interest income ($0.4 million, $5.4 million, and $1.8 million of PPP fees for the years ended December 31, 2022, 2021 and 2020, respectively, were included in commercial loan income).
Financial results for the year ended December 31, 2022 compared to the year ended December 31, 2021 reflected an increase in net interest income, on a tax equivalent basis, of $0.4 million, or 0.7%, and financial results for the year ended December 31, 2021 compared to the year ended December 31, 2020 reflected an increase of $6.1 million, or 11.2%.
Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) was 3.53% for the year ended December 31, 2022, compared to 3.62% and 3.48% for the years ended December 31, 2021 and 2020, respectively.
The increase in net interest income and decrease in net interest margin for 2022 compared to 2021 resulted from higher interest income from loan growth of 9.7% and a 4.1% increase in the investment portfolio, offset by higher interest expense for interest bearing liabilities and a reduction of fee income from loans under the SBA's Paycheck Protection Program ("PPP"). The increase in net interest income and net interest margin for 2021 over 2020 was primarily due to an increase in PPP income and a decrease in rates paid on average interest-bearing liabilities. The Company earned $0.4 million in 2022 compared to $5.4 million and $1.8 million in 2021 and 2020, respectively, in PPP fees.
Average interest-earning assets increased $52.2 million, or 3.1%, to $1.72 billion for the year ended December 31, 2022 compared to $1.67 billion for the year ended December 31, 2021, and average interest-bearing liabilities increased $50.7 million, or 4.4%, to $1.19 billion for the year ended December 31, 2022 compared to $1.14 billion for the year ended December 31, 2021.
Average interest-earning assets increased $107.9 million, or 6.9%, to $1.67 billion for the year ended December 31, 2021 compared to $1.56 billion for the year ended December 31, 2020, and average interest-bearing liabilities decreased $5.0 million, or 0.4%, to $1.14 billion for the year ended December 31, 2021 compared to $1.15 billion for the year ended December 31, 2020.
Total interest income (expressed on a fully taxable equivalent basis) increased to $71.3 million for the year ended December 31, 2022 compared to $66.3 million and $64.0 million for the years ended December 31, 2021 and 2020, respectively. The Company's rates earned on interest-earning assets were 4.14% for the year ended December 31, 2022 compared to 3.97% and 4.10% for the years ended December 31, 2021 and 2020, respectively.
Interest income on loans held for investment increased to $63.4 million for the year ended December 31, 2022 compared to $59.9 million and $58.6 million for the years ended December 31, 2021 and 2020, respectively.
Average loans outstanding increased $124.1 million, or 9.7%, to $1.41 billion for the year ended December 31, 2022 compared to $1.28 billion for the year ended December 31, 2021. The average yield on loans receivable decreased to 4.51% during the year ended December 31, 2022 compared to 4.67% for the year ended December 31, 2021.
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
Interest income on available-for-sale securities increased to $7.2 million for the year ended December 31, 2022 compared to $5.6 million and $4.2 million for the years ended December 31, 2021 and 2020, respectively.
Average securities increased $10.8 million, or 4.1%, to $273.3 million for the year ended December 31, 2022 compared to $262.5 million for the year ended December 31, 2021. The average yield on securities increased to 2.62% for the year ended December 31, 2022 compared to 2.15% for the year ended December 31, 2021.
Average securities increased $70.5 million, or 36.7%, to $262.5 million for the year ended December 31, 2021 compared to $192.0 million for the year ended December 31, 2020. The average yield on securities decreased to 2.15% for the year ended December 31, 2021 compared to 2.19% for the year ended December 31, 2020. See the Liquidity Management section for further discussion.
Total interest expense was $10.5 million for the year ended December 31, 2022 compared to $5.9 million and $9.7 million for the years ended December 31, 2021 and 2020, respectively. The Company's rate paid on interest-bearing liabilities was 0.88% for the year ended December 31, 2022 compared to 0.52% and 0.85% for the years ended December 31, 2021 and 2020, respectively. See the Liquidity Management section for further discussion.
Interest expense on deposits was $7.1 million for the year ended December 31, 2022 compared to $3.1 million and $5.9 million for the years ended December 31, 2021 and 2020, respectively.
Average interest-bearing deposits increased $88.5 million, or 9.1%, to $1.06 billion for the year ended December 31, 2022 compared to $967.9 million for the year ended December 31, 2021. The average cost of deposits increased to 0.68% during the year ended December 31, 2022 compared to 0.32% for the year ended December 31, 2021.
Average interest-bearing deposits increased $19.6 million, or 2.1%, to $967.9 million for the year ended December 31, 2021 compared to $948.3 million for the year ended December 31, 2020. The average cost of deposits decreased to 0.32% during the year ended December 31, 2021 compared to 0.62% for the year ended December 31, 2020.
Interest expense on borrowings was $3.4 million for the year ended December 31, 2022 compared to $2.8 million and $3.9 million for the years ended December 31, 2021 and 2020, respectively.
Average borrowings were $138.3 million for the year ended December 31, 2022 compared to $176.2 million and $200.7 million for the years ended December 31, 2021 and 2020, respectively. The average cost of borrowings increased to 2.45% for the year ended December 31, 2022 compared to 1.57% and 1.93% for the years ended December 31, 2021, and 2020, respectively. The increase in cost of funds is consistent with increases in prime resulting from higher market interest rates.
The decrease in average borrowings from 2021 compared to 2022 and 2021 compared to 2020 was primarily due to a decrease in advances from the Federal Home Loan Bank of Des Moines ("FHLB"). The Company will continue to use FHLB advances as a source of funding when conditions warrant. See the Liquidity Management section for further discussion.
Non-interest Income and Expense
Non-interest income for the years ended December 31, 2022, 2021, and 2020 was as follows:

				$ Change		% Change
(In thousands)	2022	2021	2020	'22-'21	'21-'20	'22-'21	'21-'20
Non-interest income
Service charges and other fees	$3,002	$3,094	$2,955	$(92)	$139	(3.0)%	4.7%
Bank card income and fees	4,083	3,957	3,201	126	756	3.2	23.6
Trust department income	1,184	1,324	1,185	(140)	139	(10.6)	11.7
Real estate servicing fees, net	1,004	580	(49)	424	629	73.1	(1,283.7)
Gain on sales of mortgage loans, net	2,661	7,165	7,109	(4,504)	56	(62.9)	0.8
Other	2,044	666	572	1,378	94	206.9	16.4
Total non-interest income	$13,978	$16,786	$14,973	$(2,808)	$1,813	(16.7)%	12.1%
Non-interest income as a % of total revenue *	19.2%	22.3%	21.9%
*Total revenue is calculated as net interest income plus non-interest income.
Total non-interest income decreased $2.8 million, or (16.7)%, to $14.0 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, and increased $1.8 million, or 12.1%, to $16.8 million for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Bank card income and fees increased $0.1 million, or 3.2%, to $4.1 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, and increased $0.8 million, or 23.6%, to $4.0 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increases were primarily related to increases in debit card usage and interchange fees. As the economy began to recover from the COVID 19 pandemic, the Company began to see an increase in spending due to both stimulus income and a reduction of conservative savings due to the uncertainty of the pandemic.
Real estate servicing fees, net of the change in valuation of mortgage servicing rights was $1.0 million for the year ended December 31, 2022 compared to $0.6 million and $(0.05) million for the years ended December 31, 2021 and 2020, respectively. During 2022, mortgage rates significantly increased to over 6.0% for a new thirty-year conforming mortgage, and the discount rates used in the valuation of mortgage servicing rights increased as yields and risk increased contributing to increase in the valuation of mortgage servicing rights in 2022 compared to 2021. When comparing the change from 2021 to 2020, the dramatic drop in market interest rates in 2020 created an economic incentive for borrowers to refinance their existing home mortgage loans that slowed in 2021.
Mortgage loan servicing fees earned on loans sold were $0.8 million for the year ended December 31, 2022 compared to $0.8 million and $0.9 million for the years ended December 31, 2021 and 2020, respectively. The Company was servicing

$240.5 million of mortgage loans at December 31, 2022, compared to $270.0 million and $292.7 million at December 31, 2021 and 2020, respectively.
Gain on sales of mortgage loans decreased $4.5 million to $2.7 million for the year ended December 31, 2022 compared to $7.2 million for the year ended December 31, 2021, and increased $0.1 million to $7.2 million for the year ended December 31, 2021 compared to $7.1 million for the year ended December 31, 2020. The Company sold loans totaling $87.2 million for the year ended December 31, 2022 compared to $206.6 million and $195.9 million for the years ended December 31, 2021 and 2020, respectively. The Company experienced strong sales in the secondary market in 2020 that slowed during the fourth quarter of 2021 as market rates continued to rise throughout 2022.
Other income increased $1.4 million to $2.0 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, and increased $0.1 million to $0.7 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in the year ended December 31, 2022 over the year ended December 31, 2021 primarily resulted from an increase in the interest component of net pension cost and a decrease in the valuation allowance for other real estate owned, partially offset by a decrease in mortgage loan derivative income.
Investment Securities Gains (Losses), Net
The following table presents the gross unrealized gains and losses from sales and calls of available-for-sale securities, as well as gains and losses on equity securities from fair value adjustments which have been recognized in earnings for the years ended December 31, 2022, 2021, and 2020:

(in thousands)	2022	2021	2020
Available-for-sale securities:
Gains realized on sales	$—	$122	$49
Losses realized on sales	—	—	(8)
Other-than-temporary impairment recognized	—	—	—
Other investment securities:
Fair value adjustments, net	(14)	27	20
Investment securities gains (losses), net	$(14)	$149	$61

Non-interest expense for the years ended December 31, 2022, 2021, and 2020 was as follows:

				$ Change		% Change
(In thousands)	2022	2021	2020	'22-'21	'21-'20	'22-'21	'21-'20
Non-interest expense
Salaries	$20,613	$20,717	$19,765	$(104)	$952	(0.5)%	4.8%
Employee benefits	6,445	6,940	6,386	(495)	554	(7.1)	8.7
Occupancy expense, net	3,175	3,075	3,069	100	6	3.3	0.2
Furniture and equipment expense	3,054	3,067	3,043	(13)	24	(0.4)	0.8
Processing, network and bank card expense	4,788	4,751	3,864	37	887	0.8	23.0
Legal, examination, and professional fees	1,630	3,024	1,458	(1,394)	1,566	(46.1)	107.4
Advertising and promotion	1,494	1,227	1,095	267	132	21.8	12.1
Postage, printing, and supplies	878	838	897	40	(59)	4.8	(6.6)
Loan expense	576	823	1,137	(247)	(314)	(30.0)	(27.6)
Other	5,885	4,504	4,307	1,381	197	30.7	4.6
Total non-interest expense	$48,538	$48,966	$45,021	$(428)	$3,945	(0.9)%	8.8%
Efficiency ratio*	66.7%	65.0%	66.0%
Number of full-time equivalent employees	304	298	299
*Efficiency ratio is calculated as non-interest expense as a percentage of total revenue. Total revenue includes net interest income and non-interest income.

Total non-interest expense decreased $0.4 million, or 0.9%, to $48.5 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, and increased $3.9 million, or 8.8%, to $49.0 million for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Salaries decreased $0.1 million, or 0.5%, to $20.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, and increased $1.0 million, or 4.8%, to $20.7 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease for the year ended December 31, 2022 over the year ended December 31, 2021 was primarily due to decreases in incentive pay and deferred loan costs related to loan volume. The increase for the year ended December 31, 2021 over the year ended December 31, 2020 was primarily due to merit increases and incentive pay related to loan volume.
Employee benefits decreased $0.5 million, or 7.1%, to $6.4 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, and increased $0.6 million, or 8.7%, to $6.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease for the year ended December 31, 2022 over the year ended December 31, 2021 was primarily due to a decrease in 401(k) plan contributions, medical premiums, and pension cost due to higher annual discount rate assumptions compared to the prior year's annual assumptions. The increase for the year ended December 31, 2021 over the year ended December 31, 2020 was primarily due to higher pension cost due to lower annual discount rate assumptions compared to the prior year's annual assumptions, and an increase in 401(k) plan contributions.
Processing, network, and bank card expense increased $0.04 million, or 0.8%, to $4.8 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, and increased $0.9 million, or 23.0%, to $4.8 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase for the year ended December 31, 2022 over the year ended December 31, 2021 was primarily due to increases in credit card and ATM interchange fees partially offset by decreases in network expense. The increase for the year ended December 31, 2021 over the year ended December 31, 2020 was primarily due to increases in network, processing, and debit card processing expenses.
Legal, examination, and professional fees decreased $1.4 million, or 46.1%, to $1.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, and increased $1.6 million, or 107.4%, to $3.0 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The changes for the years ended 2022 over 2021 and 2021 over 2020 were related to $1.5 million in legal fees accrued as of December 31, 2021 for a lawsuit that was settled in January 2022.
Other non-interest expense increased $1.4 million, or 30.7%, to $5.9 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, and increased $0.2 million, or 4.6%, to $4.5 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase for the year ended December 31, 2022 over the year ended December 31, 2021 was primarily related to the change in the fair value of mortgage banking derivatives, as well as increases in insurance expense, telephone, donations, and software expense related to network upgrades and maintenance agreements. The increase in the year ended December 31, 2021 over the year ended December 31, 2020 was primarily due to increases in FDIC assessment expense, deposit product expense, software expense related to new mortgage loan software, and telephone and internet expense related to a bank-wide telephone system upgrade and new system providers.
Income Taxes
Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 17.3% for the year ended December 31, 2022 compared to 20.2% and 18.2% for the years ended December 31, 2021 and 2020, respectively.
The decrease in the effective tax rate for the year ended December 31, 2022 compared to the year ended December 31, 2021 was primarily attributable to the decrease in earnings, increase in tax-exempt income, and the benefit recorded pertaining to the historical tax credit. The increase in the effective tax rate for the year ended December 31, 2021 compared to the year ended December 31, 2020 was primarily attributable to an increase in earnings and an increase in state taxes attributed to elevated earnings. The effective tax rate for each of the years ended December 31, 2022, 2021, and 2020, respectively, is lower than the U.S. federal statutory rate of 21% primarily due to tax-free revenues.

Lending and Credit Management
Interest earned on the loan portfolio is a primary source of interest income for the Company. Net loans represented 78.3% of total assets as of December 31, 2022 compared to 70.2% as of December 31, 2021.
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
A summary of loans, by major class within the Company's loan portfolio:

	December 31,
(In thousands)	2022	2021
Commercial, financial, and agricultural (a)	$244,549	$217,214
Real estate construction − residential	32,095	27,920
Real estate construction − commercial	137,235	91,369
Real estate mortgage − residential	361,025	279,346
Real estate mortgage − commercial	722,729	663,256
Installment and other consumer	23,619	23,028
Total loans	$1,521,252	$1,302,133
Percent of categories to total loans:
Commercial, financial, and agricultural	16.1%	16.7%
Real estate construction − residential	2.1	2.1
Real estate construction − commercial	9.0	7.0
Real estate mortgage − residential	23.7	21.5
Real estate mortgage − commercial	47.5	50.9
Installment and other consumer	1.6	1.8
Total	100.0%	100.0%
(a)Includes $0.01 million and $8.4 million SBA PPP loans, net at December 31, 2022 and 2021, respectively.
The Company extends credit to its local community market through traditional real estate mortgage products. The Company does not participate in credit extensions to sub-prime residential real estate markets. The Company does not lend funds for the type of transactions defined as “highly leveraged” by bank regulatory authorities or for foreign loans. Additionally, the Company does not have any concentrations of loans exceeding 10% of total loans that are not otherwise disclosed in the loan portfolio composition table. The Company does not have any interest-earning assets that would have been included in non-accrual, past due, or restructured loans if such assets were loans.

The contractual maturities of loan categories at December 31, 2022 and the composition of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
(In thousands)	One Year Or Less	Over One Year Through Five Years	Over Five Years Through 15 Years	Over 15 Years	Total
Commercial, financial, and agricultural	$76,283	$80,303	$56,531	$31,432	$244,549
Real estate construction − residential	23,619	1,823	1,689	4,964	32,095
Real estate construction − commercial	29,423	57,980	37,163	12,669	137,235
Real estate mortgage − residential	18,871	47,243	68,196	226,715	361,025
Real estate mortgage − commercial	75,167	340,057	164,349	143,156	722,729
Installment and other consumer	3,386	16,212	4,021	—	23,619
Total loans	$226,749	$543,618	$331,949	$418,936	$1,521,252

Loans with fixed rates
Commercial, financial, and agricultural	$21,088	$69,510	$35,243	$833	$126,674
Real estate construction − residential	13,424	806	1,419	—	15,649
Real estate construction − commercial	12,240	53,929	32,838	52	99,059
Real estate mortgage − residential	11,649	42,990	22,137	32,751	109,527
Real estate mortgage − commercial	52,445	301,495	78,255	6,329	438,524
Installment and other consumer	1,086	16,212	4,021	—	21,319
Total	111,932	484,942	173,913	39,965	810,752
Loans with floating rates
Commercial, financial, and agricultural	$55,195	$10,793	$21,288	$30,599	$117,875
Real estate construction − residential	10,195	1,017	270	4,964	16,446
Real estate construction − commercial	17,183	4,051	4,325	12,617	38,176
Real estate mortgage − residential	7,222	4,253	46,059	193,964	251,498
Real estate mortgage − commercial	22,722	38,562	86,094	136,827	284,205
Installment and other consumer	2,300	—	—	—	2,300
Total	114,817	58,676	158,036	378,971	710,500
Total loans	$226,749	$543,618	$331,949	$418,936	$1,521,252
The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2022, the Company sold approximately $87.2 million of loans to investors compared to $206.6 million and $195.9 million for the years ended December 31, 2021 and 2020, respectively. At December 31, 2022, the Company was servicing approximately $240.5 million of loans sold to the secondary market compared to $270.0 million at December 31, 2021, and $292.7 million at December 31, 2020.
Risk Elements of the Loan Portfolio
Management, the senior loan committee, and the internal loan review department formally review all loans in excess of certain dollar amounts (periodically established) at least annually. Loans in excess of $2.0 million in the aggregate and all adversely classified credits identified by management are reviewed by the senior loan committee. In addition, all other loans are reviewed on a risk weighted selection process. The senior loan committee reviews and reports to the Board of Directors, on a monthly basis, past due, classified, and watch list loans in order to classify or reclassify loans as loans requiring attention, substandard, doubtful, or loss. During this review, management also determines which loans should be considered impaired. Management follows the guidance provided by the Financial Accounting Standards Board ("FASB") under Accounting Standards Codification ("ASC") Topic 310-10-35 in identifying and measuring loan impairment. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired. These loans are evaluated individually for impairment, and in conjunction with current economic conditions and loss experience, specific reserves are estimated as further discussed below.
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
Nonperforming Assets
The following table summarizes nonperforming assets:

	December 31,
(In thousands)	2022	2021
Non-accrual loans:
Commercial, financial, and agricultural	$121	$153
Real estate construction − commercial	87	105
Real estate mortgage − residential	685	1,129
Real estate mortgage − commercial	17,801	24,029
Installment and other consumer	6	43
Total	$18,700	$25,459
Loans contractually past - due 90 days or more and still accruing:
Real estate mortgage − residential	$—	$14
Installment and other consumer	1	—
Total	$1	$14
Total non-performing loans (a)	18,701	25,473
Other real estate owned and repossessed assets	8,795	10,525
Total non-performing assets	$27,496	$35,998

Loans held for investment	$1,521,252	$1,302,133
Allowance for loan losses to loans	1.02%	1.30%
Non-accrual loans to total loans	1.23%	1.96%
Non-performing loans to total loans (a)	1.23%	1.96%
Non-performing assets to total loans (b)	1.81%	2.76%
Non-performing assets to total assets (b)	1.43%	1.97%
Allowance for loan losses to non-accrual loans	83.36%	66.39%
Allowance for loan losses to non-performing loans	83.35%	66.36%
(a)Non-performing loans include loans 90 days past due and accruing, non-accrual loans, and non-performing TDRs (defined below) included in non-accrual loans and 90 days past due.
(b)Non-performing assets include non-performing loans and other real estate owned and repossessed assets.
Total non-performing assets were $27.5 million, or 1.81% of total loans, at December 31, 2022 compared to $36.0 million, or 2.76% of total loans, at December 31, 2021.
Total non-accrual loans at December 31, 2022 decreased $6.8 million to $18.7 million compared to $25.5 million at December 31, 2021. The decrease in non-accrual loans was primarily due to three large non-accrual loan relationships returning to accrual status. The Company's asset quality continues to improve during a turbulent economic environment.

Loans past due 90 days and still accruing interest at December 31, 2022, were $1,000 compared to $14,000 at December 31, 2021. Other real estate owned and repossessed assets at December 31, 2022 were $8.8 million compared to $10.5 million at December 31, 2021. During the year ended December 31, 2022, $0.2 million of non-accrual loans, net of charge-offs taken, moved to other real estate owned and repossessed assets compared to $0.7 million for the year ended December 31, 2021.
As of December 31, 2022, approximately $12.8 million compared to $13.8 million at December 31, 2021, of loans classified as substandard, which include loans classified as performing troubled debt restructurings ("TDRs") and are not included in the non-performing asset table, were identified as potential problem loans having more than normal risk which raised doubts as to the ability of the borrower to comply with present loan repayment terms. Management believes the general allowance was sufficient to cover the risks and probable losses related to such loans at December 31, 2022 and December 31, 2021, respectively.
The following table summarizes the Company's TDRs at the dates indicated:

	December 31, 2022			December 31, 2021
(In thousands)	Number of contracts	Recorded Investment	Specific Reserves	Number of contracts	Recorded Investment	Specific Reserves
Performing TDRs
Commercial, financial and agricultural	2	$174	$22	2	$188	$24
Real estate mortgage − residential	6	1,178	61	6	1,262	56
Real estate mortgage − commercial	2	309	53	2	328	38
Installment and other consumer	—	—	—	2	17	2
Total performing TDRs	10	$1,661	$136	12	$1,795	$120
Non-performing TDRs
Real estate mortgage − residential	3	219	28	5	561	39
Real estate mortgage − commercial	1	48	6	—	—	—
Total non-performing TDRs	4	$267	$34	5	$561	$39
Total TDRs	14	$1,928	$170	17	$2,356	$159
At December 31, 2022, loans classified as TDRs totaled $1.9 million, with $0.2 million of specific reserves compared to $2.4 million of loans classified as TDRs, with $0.2 million of specific reserves at December 31, 2021. Both performing and non-performing TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the underlying collateral less applicable selling costs if the loan is collateral dependent. The net decrease in total TDRs from December 31, 2021 to December 31, 2022 was primarily due to approximately $0.5 million of payments received on TDRs.

Allowance for Loan Losses and Provision
Allowance for Loan Losses
The following table is a summary of the allocation of the allowance for loan losses:

	December 31,
	2022		2021
(In thousands)	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
Allocation of allowance for loan losses at end of period:
Commercial, financial, and agricultural	$2,735	16.1%	$2,717	16.7%
Real estate construction − residential	157	2.1	137	2.1
Real estate construction − commercial	875	9.0	588	7.0
Real estate mortgage − residential	3,329	23.7	2,482	21.5
Real estate mortgage − commercial	8,000	47.5	10,662	50.9
Installment and other consumer	326	1.6	256	1.8
Unallocated	166	—	61	—
Total	$15,588	100.0%	$16,903	100.0%
The allowance for loan losses was $15.6 million, or 1.02%, of loans outstanding at December 31, 2022 compared to $16.9 million, or 1.30%, of loans outstanding at December 31, 2021. The ratio of the allowance for loan losses to non-performing loans was 83.35% at December 31, 2022, compared to 66.36% at December 31, 2021.
The following table is a summary of the general and specific allocations of the allowance for loan losses:

	December 31,
(In thousands)	2022	2021
Allocation of allowance for loan losses:
Individually evaluated for impairment − specific reserves	$258	$3,044
Collectively evaluated for impairment − general reserves	15,330	13,859
Total	$15,588	$16,903
The specific reserve component applies to loans evaluated individually for impairment. The net carrying value of impaired loans is generally based on the fair values of collateral obtained through independent appraisals and/or internal evaluations, or by discounting the total expected future cash flows. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2022, $0.3 million of the Company's allowance for loan losses was allocated to impaired loans totaling approximately $20.4 million, compared to $3.0 million of the Company's allowance for loan losses allocated to impaired loans totaling approximately $27.3 million at December 31, 2021. Management determined that $17.7 million, or 87%, of total impaired loans required no reserve allocation at December 31, 2022 compared to $16.6 million, or 61%, at December 31, 2021, primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by asset type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experienced by loan type. The look-back period begins with loss history in the first quarter of 2012 as the starting point through the current quarter. Management determined that the look-back period should be expanded until a loss producing downturn is recognized. This would be accomplished by allowing the look-back period to shift forward by eliminating the earliest loss period and replenishing it with losses from the most recent period. The look-back period is consistently evaluated for relevance given the current facts and circumstances.

These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The historical loan loss rates are multiplied by loss emergence periods, which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss.
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
The decrease in the allowance for loan losses from December 31, 2021 to December 31, 2022 primarily resulted from transitioning loans impacted by COVID-19 from non-accrual status back to performing status, partially offset by additional loan growth. This transition was made according to the Company’s established internal loan policies regarding loan performance as well as outside consultation of industry experts. This transition back to performing status also reduced specific reserves based on the attributes of the individual loan collateral to the general allocations method described above. The Company continues to monitor the risks associated with its non-performing loans.
Provision
The Company recognized a negative provision expense for loan losses of $0.9 million for the year ended December 31, 2022 compared to a negative provision expense of $1.7 million and a provision expense of $5.8 million for the years ended December 31, 2021 and 2020, respectively. The negative provision expense in 2022 and 2021 primarily resulted from returning significant loan balances to accrual status from non-accrual status. Uncertain economic conditions resulting from the COVID-19 pandemic impacted the recognition of provision expense in 2020.
Net Loan Charge-offs (Recoveries)
The Company's net loan charge-offs were $0.4 million, or 0.03% of average loans, for the year ended December 31, 2022 compared to net recoveries of $0.5 million, or 0.04% of average loans, for the year ended December 31, 2021.
The following table is a summary of net charge-offs (recoveries) to average loans:

	December 31, 2022			December 31, 2021
(In thousands)	Net Charge-offs (Recoveries)	Average Loans	Net Charge-offs (Recoveries) / Average Loans	Net Charge-offs (Recoveries)	Average Loans	Net Charge-offs (Recoveries) / Average Loans
Commercial, financial, and agricultural	$79	$236,228	0.03%	$(27)	$245,779	(0.01)%
Real estate construction − residential	—	24,766	—	(13)	34,357	(0.04)
Real estate construction − commercial	(22)	115,424	(0.02)	(475)	78,068	(0.61)
Real estate mortgage − residential	(45)	313,926	(0.01)	(168)	267,722	(0.06)
Real estate mortgage − commercial	170	692,712	0.02	40	631,612	0.01
Installment and other consumer	233	23,237	1.00	153	24,681	0.62
Total	$415	$1,406,293	0.03%	$(490)	$1,282,219	(0.04)%
Loans Held For Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. In the fourth quarter of 2021, the Company elected the fair value option for all newly originated long-term personal real estate loans held for sale.

The loans are primarily sold to Freddie Mac, Fannie Mae, and PennyMac and other various secondary-market investors. At December 31, 2022, the carrying amount of these loans was $0.6 million compared to $2.2 million at December 31, 2021.

Investment Portfolio
The Company's investment portfolio consists of securities classified as available-for-sale, equity or other. Available-for-sale debt securities, the largest component, are carried at estimated fair value. Unrealized holding gains and losses from available-for-sale securities are excluded from earnings and reported, net of applicable taxes, as a separate component of stockholders' equity until realized.
The Company does not engage in trading activities and, accordingly, does not have any debt or equity securities classified as trading securities. Historically, the Company's practice was to purchase and hold debt instruments until maturity unless special circumstances existed. However, since the investment portfolio's major function is to provide liquidity and to balance the Company's interest rate sensitivity position, all debt securities are now classified as available-for-sale.
At December 31, 2022, the investment portfolio classified as available-for-sale represented 13.0% of total consolidated assets. Future levels of investment securities can be expected to vary depending upon liquidity and interest-sensitivity needs, as well as other factors.
Available-for-Sale Securities
The following table presents the composition of the investment portfolio and related fair value by major category:

(In thousands)	2022	2021
U.S. Treasury	$2,152	$3,917
U.S. government and federal agency obligations	559	1,319
U.S. government-sponsored enterprises	23,777	26,372
Obligations of states and political subdivisions	109,440	129,224
Mortgaged-backed securities	102,699	136,466
Other debt securities (a)	10,943	12,284
Bank issued trust preferred securities (a)	1,177	1,288
Total available-for-sale debt securities, at fair value	$250,747	$310,870
(a)Certain hybrid instruments possessing characteristics typically associated with debt obligations.

As of December 31, 2022, the expected maturity and tax-equivalent yield in the investment portfolio was as follows:

(In thousands)	1 Year or Less	Yield	Over 1 through 5 Years	Yield	Over 5 through 10 Years	Yield	Over 10 Years	Yield	Total	Yield
U.S. Treasury	$556	2.80%	$1,596	2.87%	$—	—%	$—	—%	$2,152	2.85%
U.S. government and federal agency obligations	—	—	559	2.16	—	—	—	—	559	2.16
U.S. government-sponsored enterprises	4,799	0.50	10,493	1.43	8,485	1.64	—	—	23,777	1.32
States and political subdivisions (2)	3,934	1.75	3,454	2.61	7,572	2.12	94,480	2.29	109,440	2.27
Mortgage-backed securities (1)	—	—	1,276	2.18	23,805	1.63	77,618	1.82	102,699	1.78
Other debt securities	—	—	—	—	10,943	4.98	—	—	10,943	4.98
Bank issued trust preferred securities	—	—	—	—	—	—	1,177	7.05	1,177	7.05
Total available-for-sale debt securities	$9,289	1.17%	$17,378	1.88%	$50,805	2.43%	$173,275	2.11%	$250,747	2.08%

Equity securities
Federal Agricultural Mortgage Corporation	$—	—%	$—	—%	$—	—%	$46	3.55%	$46	3.55%
(1)Mortgage-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the 12 months ended December 31, 2022 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates. The tax equivalent yield is calculated on amortized cost using a level yield method and a 21% tax rate.
(2)Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory federal income tax rate of 21%.
At December 31, 2022, $12.2 million of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to 12 months.
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investments securities that do not have readily determinable fair values. Investments in FHLB stock, and Midwest Independent BankersBank ("MIB") stock, that do not have readily determinable fair values, are required for membership in those organizations.

(In thousands)	2022	2021
FHLB stock	$6,156	$5,197
MIB stock	151	151
Equity securities with readily determinable fair values	46	60
Total other investment securities	$6,353	$5,408

Liquidity and Capital Resources
Liquidity Management
The role of liquidity management is to ensure funds are available to meet depositors' withdrawal demands and borrowers' credit demands while at the same time maximizing profitability. This is accomplished by balancing changes in demand for funds with changes in the supply of those funds. Liquidity to meet the demands is provided by maturing assets, short-term liquid assets that can be converted to cash and the ability to attract funds from external sources, principally depositors. Due to the nature of services offered by the Company, management prefers to focus on transaction accounts and full service relationships with customers.
The Company's Asset/Liability Committee, primarily made up of senior management, has direct oversight responsibility for the Company's liquidity position and profile. A combination of daily, weekly, and monthly reports provided to management detail the following: internal liquidity metrics, composition and level of the liquid asset portfolio, timing differences in short-term cash flow obligations, available pricing and market access to the financial markets for capital, and exposure to contingent draws on the Company's liquidity.
The Company has a number of sources of funds to meet liquidity needs on a daily basis. The Company's most liquid assets are comprised of available-for-sale investment securities, federal funds sold, and excess reserves held at the Federal Reserve Bank.

(In thousands)	2022	2021
Federal funds sold	$46	$7,122
Other interest-bearing deposits	65,013	135,500
Certificates of deposit in other banks	2,955	5,193
Available-for-sale investment securities	250,747	310,870
Total	$318,761	$458,685
Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available-for-sale investment portfolio was $250.7 million at December 31, 2022 and included an unrealized net loss of $46.4 million. The portfolio includes projected maturities and mortgage-backed securities pay-downs of approximately $9.5 million over the next 12 months, which offer resources to meet either new loan demand or reductions in the Company's deposit base.
The Company pledges portions of its investment securities portfolio as collateral to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. The Company's unpledged securities in the available-for-sale portfolio totaled approximately $139.2 million and $35.5 million at December 31, 2022 and 2021, respectively.
Total investment securities pledged for these purposes were as follows:

(In thousands)	2022	2021
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$8,563	$10,778
Federal funds purchased and securities sold under agreements to repurchase	8,601	28,769
Other deposits	94,432	235,829
Total pledged, at fair value	$111,596	$275,376
Liquidity is available from the Company's base of core customer deposits, defined as demand, interest checking, savings, money market deposit accounts, and time deposits less than $250,000, less all brokered deposits under $250,000. Such deposits totaled $1.5 billion and represented 91.7% of the Company's total deposits at December 31, 2022, compared to $1.4 billion and 94.1% of the Company's total deposits at December 31, 2021. These core deposits are normally less volatile and are often tied to other products of the Company through long lasting relationships.
Core deposits at December 31, 2022 and 2021 were as follows:

(In thousands)	2022	2021
Core deposit base:
Non-interest bearing demand	$453,443	$453,066
Interest checking	440,611	357,825
Savings and money market	442,856	440,331
Other time deposits	160,175	175,828
Total	$1,497,085	$1,427,050
Maturities of uninsured time deposits with balances over $250,000 as of December 31, 2022 were as follows:

(in thousands)
Due within:
Three months or less	$40,568
Over three through six months	5,712
Over six through 12 months	34,842
Over 12 months	13,737
Total	$94,859
Estimated uninsured deposits totaled $420.3 million, including $94.9 million of certificates of deposit, at December 31, 2022, compared to $513.5 million, including $69.1 million of certificates of deposit, at December 31, 2021. The Company had brokered deposits totaling $40.1 million and $20.2 million at December 31, 2022 and 2021, respectively.
Other components of liquidity are the level of borrowings from third-party sources and the availability of future credit. The Company's outside borrowings are comprised of securities sold under agreements to repurchase, FHLB advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2022, under agreements with these unaffiliated banks, the Bank may borrow up to $60.0 million in federal funds on an unsecured basis and up to $8.1 million on a secured basis. There were no federal funds purchased outstanding at December 31, 2022. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of the Company's investment portfolio. At December 31, 2022, there were $5.2 million in repurchase agreements. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2022.
As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2022, the Bank had $98.0 million in outstanding borrowings with the FHLB. In addition, the Company has $49.5 million at December 31, 2022 in outstanding subordinated notes issued to wholly owned grantor trusts, funded by preferred securities issued by the trusts.
Borrowings outstanding at December 31, 2022 and 2021 were as follows:

(In thousands)	2022	2021
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	$5,187	$23,829
FHLB advances	98,000	77,418
Subordinated notes	49,486	49,486
Total	$152,673	$150,733
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

	2022				2021
(In thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total
Advance equivalent	$355,391	$8,058	$60,000	$423,449	$273,479	$10,384	$60,000	$343,863
Letters of credit	(47,500)	—	—	(47,500)	(31,000)	—	—	(31,000)
Advances outstanding	(98,000)	—	—	(98,000)	(77,418)	—	—	(77,418)
Total available	$209,891	$8,058	$60,000	$277,949	$165,061	$10,384	$60,000	$235,445
At December 31, 2022, loans of $681.8 million were pledged to the FHLB as collateral for borrowings and letters of credit. At December 31, 2022, investments with a market value of $8.6 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.
Sources and Uses of Funds
Cash and cash equivalents were $83.7 million at December 31, 2022 compared to $159.9 million at December 31, 2021. The $76.2 million decrease resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2022. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $20.3 million for the year ended December 31, 2022.
Investing activities, consisting mainly of purchases, sales and maturities of available-for-sale securities, and changes in the level of the loan portfolio, used total cash of $206.5 million. The cash outflow primarily consisted of a net increase in loans held for investment of $219.6 million and $21.3 million in purchases of investment securities partially offset by $33.2 million from maturities and calls and sales of investment securities
Financing activities provided cash of $110.1 million, resulting primarily from a $105.2 million increase in interest-bearing transaction accounts, and a $20.6 million increase in net FHLB advances. This was partially offset by a $18.6 million decrease in securities sold under agreements to repurchase. Future short-term liquidity needs arising from daily operations are not expected to vary significantly during 2023.
In the normal course of business, the Company enters into certain forms of off-balance-sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company's various risk management processes. Management considers both on-balance sheet and off-balance-sheet transactions in its evaluation of the Company's liquidity. The Company had $444.9 million in unused loan commitments and standby letters of credit as of December 31, 2022. Although the Company's current liquidity sources are adequate to fund this commitment level, many of the unused commitments are expected to expire or be partially used, and does not necessarily represent future cash requirements.
The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company's ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its shareholders. The Company paid cash dividends to its common shareholders totaling approximately $4.2 million and $3.6 million for the years ended December 31, 2022 and 2021, respectively. A large portion of the Company's liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $10.5 million and $7.5 million in dividends to the Company during the years ended December 31, 2022 and 2021, respectively. At December 31, 2022 and 2021, the Company had cash and cash equivalents totaling $2.5 million and $1.8 million, respectively.
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
In July 2013, the federal banking agencies issued final rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act (the "Basel III Rules"). The phase-in period for the Company began on January 1, 2015. The Federal Reserve System's capital adequacy guidelines require that bank holding companies maintain a common equity Tier 1 risk-based capital ratio equal to at least 4.5% of its risk-weighted assets, a Tier 1 risk-based capital ratio equal to at least 6% of its risk-weighted assets and a total risk-based capital ratio equal to at least 8% of its risk-weighted assets. In addition, bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4%.
In addition to the higher requirements, the Basel III Rules established that bank holding companies are required to maintain a common equity Tier 1 capital conservation buffer of at least 2.5% of risk-weighted assets over and above the minimum risk-based capital requirements. Institutions that do not maintain the required capital buffer will become subject to progressively more stringent limitations on the percentage of earnings that can be paid out in dividends or used for stock repurchases and on the payment of discretionary bonuses to senior executive management. The capital conservation buffer requirement was phased in over four years beginning in 2016. On January 1, 2016, the first phase of the requirement went into effect at 0.625% of risk-weighted assets, and increased each subsequent year by an additional 0.625 percentage points, to reach its final level of 2.5% of risk-weighted assets on January 1, 2019. At December 31, 2019, the capital conservation buffer requirement of 2.5% effectively raised the minimum required risk-based capital ratios to 7% common equity Tier 1 capital, 8.5% Tier 1 capital and 10.5% total capital on a fully phased-in basis.
Under the Basel III Rules, at December 31, 2022, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of December 31, for the years indicated:

	2022	2021	2020	Minimum Capital Required - Basel III Fully Phased-In *	Minimum Required to be Considered Well-Capitalized Under Prompt Corrective Action Banks
Risk-based capital ratios:
Total capital ratio	13.85%	14.79%	14.97%	10.5%	10.0%
Tier 1 capital ratio	12.52%	13.59%	13.37%	8.5%	8.0%
Common equity Tier 1 capital ratio	9.89%	10.22%	10.00%	7.0%	6.5%
Tier 1 leverage ratio	10.76%	11.01%	10.19%	4.0%	5.0%
Stock Dividend
For the fourteenth consecutive year, on July 1, 2022, the Company distributed a four percent stock dividend to common shareholders of record at the close of business on June 15, 2022. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect the stock dividend.
Repurchase Program
The Company's 2019 Repurchase Plan was amended during the second quarter of 2021 to authorize the purchase of up to $5.0 million in market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchases.
The Company repurchased 108,724 common shares under the plan during the year ended December 31, 2022, at an average cost of $26.60 per share totaling $2.9 million. As of December 31, 2022, $2.1 million remained for share repurchase pursuant to that authorization.
Commitments, Contractual Obligations, and Off-Balance-Sheet Arrangements
The required payments of time deposits and other borrowed money, not including interest, at December 31, 2022 are as follows:

	Payments due by Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$255,034	$182,953	$64,222	$7,859	$—
Federal Home Loan Bank advances and other borrowed money	98,000	21,000	36,000	30,500	10,500
Subordinated notes	49,486	—	—	—	49,486
Operating lease liabilities	1,712	367	515	521	309
Total	$404,232	$204,320	$100,737	$38,880	$60,295
In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company's consolidated financial statements. Such activities include traditional off-balance-sheet credit related financial instruments.

The Company provides customers with off-balance-sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2022 are as follows:

	Amount of Commitment Expiration per Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Unused loan commitments	$388,264	$212,510	$58,768	$52,841	$64,145
Interest rate lock commitments	6,331	6,331	—	—	—
Forward sale commitments	576	576	—	—	—
Standby letters of credit	49,740	49,740	—	—	—
Total	$444,911	$269,157	$58,768	$52,841	$64,145
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
Instantaneous parallel rate-shift scenarios are modeled and utilized to evaluate risk and establish exposure limits for acceptable changes in net interest margin. These scenarios, known as rate shocks, simulate an instantaneous change in interest rates and use various assumptions, including, but not limited to, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment and replacement of asset and liability cash flows.
Management analyzes the economic value of equity as a secondary measure of interest rate risk. This is a complementary measure to net interest income where the calculated value is the result of the market value of assets less the market value of liabilities. The economic value of equity is a longer-term view of interest rate risk because it measures the present value of the future cash flows. The impact of changes in interest rates on this calculation is analyzed for the risk to our future earnings and is used in conjunction with the analyses on net interest income.

The table below illustrates the impact of an immediate and sustained 200 and 100 basis point increase and a 200 and 100 basis point decrease in interest rates on net interest income in year one based on the interest rate risk model at December 31, 2022 and 2021.

	% Change in projected net interest income
Hypothetical shift in interest rates	December 31,
(bps)	2022	2021
200	3.01%	4.47%
100	3.78%	1.80%
(100)	5.20%	(3.12)%
(200)	5.80%	(4.02)%
The change in the Company's interest rate risk exposure from December 31, 2021 to December 31, 2022 was primarily due to a change in the profile of the Company’s earning assets and the funding source for those assets. In 2022, the balance of the loan portfolio increased by $219 million. This growth was funded by drawing down on the significant federal funds balance that existed at December 31, 2021, in addition to significant growth in the types of deposits that reprice immediately as the federal funds rate changes. In 2022, the federal funds rate increased 425 bps. These factors have caused the Company’s balance sheet to become more liability sensitive, where interest rate decreases translate into higher net interest income. Management believes the change in projected net interest income from interest rate shifts of up 200 bps and down 200 bps is an acceptable level of interest rate risk.
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
Effects of Inflation
The effects of inflation on financial institutions are different from the effects on other commercial enterprises because financial institutions make few significant capital or inventory expenditures, which are directly affected by changing prices. Because bank assets and liabilities are virtually all monetary in nature, inflation does not affect a financial institution as much as do changes in interest rates. The general level of inflation does underlie the general level of most interest rates, but interest rates do not increase at the rate of inflation as do prices of goods and services. Rather, interest rates react more to changes in the expected rate of inflation and to changes in monetary and fiscal policy.
Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company's operations for the three months ended December 31, 2022.
Impact of New Accounting Standards
Financial Instruments. In March 2022, the FASB issued ASU 2022-02, Financial Instruments–Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This ASU eliminates the accounting guidance on troubled debt restructurings for creditors in ASC 310-40 and amends the guidance on “vintage disclosures” to require disclosure of current-period gross write-offs by year of origination. The ASU also updates the requirements related to accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. The amendments in this update are effective for fiscal years beginning after December 15, 2022 for entities that have adopted the amendments in ASU 2016-13, Financial Instruments–Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. The Company is evaluating the additional disclosure requirements and does not expect them to have a material effect on the consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments–Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("CECL"). The revised accounting guidance will remove all recognition thresholds and will require a company to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that the company expects to collect over the instrument's contractual life. It also amends the credit loss measurement guidance for available-for-sale debt securities and beneficial interests in securitized financial assets. This new accounting guidance is effective for interim and annual reporting periods beginning after December 15, 2022.
The Company's CECL committee implemented a model from a third-party vendor and continues to refine documentation and assumptions for transitioning to the CECL model effective January 1, 2023. In addition, the Company engaged an independent third-party firm experienced in CECL matters to perform a validation of the model. The Company currently expects to record a one-time adjustment to retained earnings to increase the allowance for loan losses. The amount of the adjustments will be impacted by each portfolio’s composition and credit quality at the adoption date as well as economic conditions and forecasts at that time. Based on implementation progress to date, the Company believes the capital adequacy requirements to which it and the Bank are subject to, and its business strategies and practices, was not materially impacted following the adoption in the first quarter of 2023.
Rate Reform. In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update provided optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. It provided optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The amendments in this update were effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of the reference rate reform on the Company’s consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS
The following consolidated financial statements of the Company and report of the Company's independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Hawthorn Bancshares, Inc.:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 29, 2023 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
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
Assessment of the qualitative risk factors related to the allowance for loan losses on loans collectively evaluated for impairment
As discussed in Notes 1 and 2 to the consolidated financial statements, the Company’s allowance for loan losses related to loans collectively evaluated for impairment (collective ALL) was $15.3 million of a total allowance for loan losses (ALL) of $15.6 million as of December 31, 2022. The methodology used to estimate the collective ALL consists of both quantitative and qualitative loss components. The quantitative component of the collective ALL estimates loss rates developed using internal historical loan loss experience by loan type over a defined look-back period. The loss rates are multiplied by loss emergence periods (LEP) which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss. The qualitative component of the collective ALL uses qualitative risk factors to adjust estimates of losses based on the most recent information available and to address other limitations in the quantitative component.
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
St. Louis, Missouri
March 29, 2023

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
(In thousands, except per share data)	2022	2021
ASSETS
Cash and due from banks	$18,661	$17,287
Federal funds sold	46	7,122
Other interest-bearing deposits	65,013	135,500
Cash and cash equivalents	83,720	159,909
Certificates of deposit in other banks	2,955	5,193
Available-for-sale debt securities, at fair value	250,747	310,870
Other investments	6,353	5,408
Total investment securities	257,100	316,278
Loans held for investment	1,521,252	1,302,133
Allowance for loan losses	(15,588)	(16,903)
Net loans	1,505,664	1,285,230
Loans held for sale, at lower of cost or fair value	591	2,249
Premises and equipment - net	32,856	32,719
Mortgage servicing rights, at fair value	2,899	2,659
Other real estate owned - net	8,795	10,525
Accrued interest receivable	7,953	6,621
Cash surrender value - life insurance	2,567	2,509
Other assets	18,440	7,658
Total assets	$1,923,540	$1,831,550
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Non-interest-bearing demand	$453,443	$453,066
Savings, interest checking and money market	923,602	818,358
Time deposits $250,000 and over	94,859	69,075
Other time deposits	160,175	176,321
Total deposits	1,632,079	1,516,820
Federal funds purchased and securities sold under agreements to repurchase	5,187	23,829
Federal Home Loan Bank advances and other borrowings	98,000	77,418
Subordinated notes	49,486	49,486
Operating lease liabilities	1,533	1,837
Accrued interest payable	902	282
Other liabilities	8,942	12,922
Total liabilities	1,796,129	1,682,594
Stockholders’ equity:
Common stock, $1 par value, authorized 15,000,000 shares; issued 7,284,151 and 7,023,821 shares, respectively	7,284	7,024
Surplus	71,042	64,437
Retained earnings	91,789	82,300
Accumulated other comprehensive (loss) income, net of tax	(31,714)	3,293
Treasury stock; 515,570, and 406,846 shares, at cost, respectively	(10,990)	(8,098)
Total stockholders’ equity	127,411	148,956
Total liabilities and stockholders’ equity	$1,923,540	$1,831,550
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income

	Years Ended December 31,
(In thousands, except per share amounts)	2022	2021	2020
INTEREST INCOME
Interest and fees on loans	$62,888	$59,248	$58,129
Interest and fees on loans held for sale	90	102	120
Interest on investment securities:
Taxable	3,150	2,798	3,037
Nontaxable	2,439	1,660	688
Federal funds sold	6	8	161
Other interest-bearing deposits, and certificates of deposit in other banks	414	337	507
Dividends on other investments	269	301	343
Total interest income	69,256	64,454	62,985
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	5,009	1,113	1,858
Time deposit accounts $250,000 and over	1,059	575	1,351
Time deposits	1,034	1,446	2,641
Total interest expense on deposits	7,102	3,134	5,850
Interest on federal funds purchased and securities sold under agreements to repurchase	51	87	146
Interest on Federal Home Loan Bank advances	1,268	1,461	2,199
Interest on subordinated notes	2,072	1,227	1,527
Total interest expense on borrowings	3,391	2,775	3,872
Total interest expense	10,493	5,909	9,722
Net interest income	58,763	58,545	53,263
(Release of) provision for loan losses	(900)	(1,700)	5,800
Net interest income after (release of) provision for loan losses	59,663	60,245	47,463
NON-INTEREST INCOME
Service charges and other fees	3,002	3,094	2,955
Bank card income and fees	4,083	3,957	3,201
Trust department income	1,184	1,324	1,185
Real estate servicing fees, net	1,004	580	(49)
Gain on sale of mortgage loans, net	2,661	7,165	7,109
Other	2,044	666	572
Total non-interest income	13,978	16,786	14,973
Investment securities (losses) gains, net	(14)	149	61
NON-INTEREST EXPENSE
Salaries and employee benefits	27,058	27,657	26,151
Occupancy expense, net	3,175	3,075	3,069
Furniture and equipment expense	3,054	3,067	3,043
Processing, network, and bank card expense	4,788	4,751	3,864
Legal, examination, and professional fees	1,630	3,024	1,458
Advertising and promotion	1,494	1,227	1,095
Postage, printing, and supplies	878	838	897
Loan expense	576	823	1,137
Other	5,885	4,504	4,307
Total non-interest expense	48,538	48,966	45,021
Income before income taxes	25,089	28,214	17,476
Income tax expense	4,338	5,697	3,183
Net income	$20,751	$22,517	$14,293
Basic earnings per share	$3.06	$3.27	$2.04
Diluted earnings per share	$3.06	$3.27	$2.04
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive (Loss) Income

	Years Ended December 31,
(In thousands)	2022	2021	2020
Net income	$20,751	$22,517	$14,293
Other comprehensive (loss) income, net of tax
Investment securities available-for-sale:
Unrealized (losses) gains on investment securities available-for-sale, net of tax	(37,019)	(2,895)	3,408
Adjustment for (gains) on sale of investment securities, net of tax	—	(96)	(32)
Defined benefit pension plans:
Net gains arising during the year, net of tax	2,012	4,466	1,738
Amortization of prior service cost included in net periodic pension cost, net of tax	—	290	169
Total other comprehensive (loss) income	(35,007)	1,765	5,283
Total comprehensive (loss) income	$(14,256)	$24,282	$19,576
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

(In thousands)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stock - holders' Equity
Balance, December 31, 2019	$6,520	$55,727	$61,590	$(3,755)	$(5,044)	$115,038
Net income	—	—	14,293	—	—	14,293
Other comprehensive income	—	—	—	5,283	—	5,283
Purchase of treasury stock	—	—	—	—	(906)	(906)
Stock dividend ($0.04 per share)	249	3,580	(3,829)	—	—	—
Cash dividends declared, common stock ($0.49 per share)	—	—	(3,119)	—	—	(3,119)
Balance, December 31, 2020	$6,769	$59,307	$68,935	$1,528	$(5,950)	$130,589
Net income	—	—	22,517	—	—	22,517
Other comprehensive income	—	—	—	1,765	—	1,765
Purchase of treasury stock	—	—	—	—	(2,148)	(2,148)
Stock dividend ($0.04 per share)	255	5,130	(5,385)	—	—	—
Cash dividends declared, common stock ($0.58 per share)	—	—	(3,767)	—	—	(3,767)
Balance, December 31, 2021	$7,024	$64,437	$82,300	$3,293	$(8,098)	$148,956
Net income	—	—	20,751	—	—	20,751
Other comprehensive loss	—	—	—	(35,007)	—	(35,007)
Purchase of treasury stock	—	—	—	—	(2,892)	(2,892)
Stock dividend ($0.04 per share)	260	6,605	(6,865)	—	—	—
Cash dividends declared, common stock ($0.66 per share)	—	—	(4,397)	—	—	(4,397)
Balance, December 31, 2022	$7,284	$71,042	$91,789	$(31,714)	$(10,990)	$127,411
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2022	2021	2020
Cash flows from operating activities:
Net income	$20,751	$22,517	$14,293
Adjustments to reconcile net income to net cash from operating activities:
(Release of ) provision for loan losses	(900)	(1,700)	5,800
Depreciation expense	2,141	2,283	2,265
Net amortization of investment securities, premiums, and discounts	1,358	1,743	1,493
Change in fair value of mortgage servicing rights	(176)	186	903
Investment securities losses (gains), net	14	(149)	(61)
(Gains) losses on sales and dispositions of premises and equipment	(160)	29	(104)
Gain on sales and dispositions of other real estate	(255)	(27)	(224)
(Release of) provision for other real estate owned	(29)	965	5
(Increase) decrease in accrued interest receivable	(1,332)	19	(159)
Increase in cash surrender value - life insurance	(58)	(58)	(53)
(Increase) decrease in other assets	(1,413)	(2,222)	9
Decrease in operating lease liabilities	(304)	(300)	(87)
Increase (decrease) in accrued interest payable	620	(555)	(299)
(Decrease) increase in other liabilities	(1,522)	4,981	1,907
Origination of mortgage loans held for sale	(83,012)	(196,924)	(193,488)
Proceeds from the sale of mortgage loans held for sale	87,217	206,589	195,926
Gain on sale of mortgage loans, net	(2,661)	(7,165)	(7,109)
Net cash provided by operating activities	20,279	30,212	21,017
Cash flows from investing activities:
Purchase of certificates of deposit in other banks	(735)	(245)	(980)
Proceeds from maturities of certificates of deposit in other banks	2,966	4,436	2,466
Net increase in loans	(219,646)	(15,449)	(119,273)
Purchase of available-for-sale debt securities	(21,282)	(178,576)	(100,206)
Proceeds from maturities of available-for-sale debt securities	30,899	38,386	52,962
Proceeds from calls of available-for-sale debt securities	2,295	16,515	21,285
Proceeds from sales of available-for-sale debt securities	—	5,420	5,845
Purchases of Federal Home Loan Bank stock	(13,334)	(362)	(2,018)
Proceeds from sales of Federal Home Loan Bank stock	12,375	1,334	1,492
Purchases of premises and equipment	(2,566)	(591)	(1,828)
Proceeds from sales of premises and equipment	317	46	178
Proceeds from sales of other real estate and repossessed assets	2,176	1,551	516
Net cash used in investing activities	(206,535)	(127,535)	(139,561)
Cash flows from financing activities:
Net increase in demand deposits	377	70,574	121,325
Net increase in interest-bearing transaction accounts	105,244	94,550	109,477
Net increase (decrease) in time deposits	9,638	(31,910)	(33,717)
Net (decrease) increase in federal funds purchased and securities sold under agreements to repurchase	(18,642)	(21,325)	17,882
Repayment of FHLB advances and other borrowings	(315,399)	(29,256)	(59,245)
FHLB advances	335,981	—	69,000
Purchase of treasury stock	(2,892)	(2,148)	(906)
Cash dividends paid - common stock	(4,240)	(3,616)	(3,030)
Net cash provided by financing activities	110,067	76,869	220,786
Net (decrease) increase in cash and cash equivalents	(76,189)	(20,454)	102,242
Cash and cash equivalents, beginning of year	159,909	180,363	78,121
Cash and cash equivalents, end of year	$83,720	$159,909	$180,363
See accompanying notes to the consolidated financial statements.
HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows continued

	Year Ended December 31,
(In thousands)	2022	2021	2020
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$9,919	$6,464	$10,023
Income taxes	$4,307	$4,729	$2,305
Noncash investing and financing activities:
Other real estate and repossessed assets acquired in settlement of loans	$162	$723	$73
Right of use assets obtained in exchange for new operating lease liabilities	$—	$—	$169
Stock dividends	$6,865	$5,385	$3,829
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020

(1)    Summary of Significant Accounting Policies
Hawthorn Bancshares, Inc. (the "Company") through its subsidiary, Hawthorn Bank (the "Bank"), provides a broad range of banking services to individual and corporate customers located within the Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, St. Louis, and the greater Kansas City metropolitan area. The Company is subject to competition from other financial and nonfinancial institutions providing financial products. Additionally, the Company and its subsidiaries are subject to the regulations of certain regulatory agencies and undergo periodic examinations by those regulatory agencies.
The accompanying consolidated financial statements of the Company have been prepared in conformity with United States ("U.S.") generally accepted accounting principles ("GAAP"). The preparation of the consolidated financial statements includes all adjustments that, in the opinion of management, are necessary in order to make those statements not misleading. Management is required to make estimates and assumptions, including the determination of the allowance for loan losses, real estate acquired in connection with foreclosure or in satisfaction of loans, and fair values of investment securities available-for-sale that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's management has evaluated and did not identify any subsequent events or transactions requiring recognition or disclosure in the consolidated financial statements other than what is disclosed in the Pending Litigation section below.
The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:
Principles of Consolidation
In December of 2008, the Company formed Hawthorn Real Estate, LLC, (the "Real Estate Company"), a wholly owned subsidiary of the Company. In December of 2017, the Company formed Hawthorn Risk Management, Inc., (the "Insurance Captive"), a wholly owned subsidiary of the Company. The consolidated financial statements include the accounts of the Company, the Bank, the Real Estate Company, and the Insurance Captive. All significant intercompany accounts and transactions have been eliminated in consolidation.
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
Loans Held for Sale
Loans originated, primarily one-to-four family residential mortgage loans, with the intent to be sold in the secondary market are classified as held for sale. In the fourth quarter of 2021, the Company elected the fair value option for all newly originated long-term personal real estate loans held for sale. Adjusted cost reflects the funded loan amount and any loan origination costs and fees. The Company sells loans with servicing retained or released depending on pricing and market conditions. Mortgage loans held for sale were $0.6 million at December 31, 2022 compared to $2.2 million at December 31, 2021.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
Impaired Loans
A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. Included in impaired loans are all non-accrual loans and loans whose terms have been modified in a troubled debt restructuring. Impaired loans are individually evaluated for impairment based on fair values of the underlying collateral, obtained through independent appraisals or internal valuations for a collateral dependent loan or by discounting the total expected future cash flows.
Non-Accrual Loans
Loans are placed on non-accrual status when management believes that the borrower's financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful. Loans that are contractually 90 days past due as to principal and/or interest payments are generally placed on non-accrual, unless they are both well-secured and in the process of collection. Real estate loans secured by one-to-four family residential properties are exempt from these non-accrual guidelines. These loans are placed on non-accrual status after they become 120 days past due. Subsequent interest payments received on such loans are applied to principal if doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest and/or the borrower demonstrates the ability to pay and remain current.
Restructured Loans
A loan is accounted for as a troubled debt restructuring ("TDR") if the Company, for economic or legal reasons related to the borrowers' financial difficulties, grants a concession to the borrower that it would not otherwise consider. A TDR typically involves (1) modification of terms such as a reduction of the stated interest rate, loan principal, accrued interest, or an extended maturity date, (2) a loan renewal at a stated interest rate lower than the current market rate for a new loan with similar risk, or (3) debt that was not reaffirmed in bankruptcy. Non-performing TDRs are returned to performing status once the borrower demonstrates the ability to pay under the terms of the restructured note through a sustained period of repayment performance, which is generally six months. The Company includes all performing and non-performing TDRs in the impaired and non-performing asset totals. The Company measures the impairment loss of a TDR in the same manner as described below. TDRs that are performing under their contractual terms continue to accrue interest, which is recognized in current earnings.
Allowance for Loan Losses
Management has identified the accounting policy related to the allowance for loan losses as critical to the understanding of the Company's results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change. The fair value of impaired loans deemed collateral-dependent, for purposes of the measurement of the impairment loss, can be subject to changing market conditions, supply and demand, condition of the collateral and other factors over time. Such volatility can have an impact on the financial performance of the Company.
Loans, or portions of loans, are charged off to the extent deemed uncollectible or a loss is confirmed. When loans become 90 days past due, they are generally placed on non-accrual status or charged off unless extenuating circumstances justify leaving the loan on accrual basis. When loans reach 120 days past due, and there is little likelihood of repayment, the uncollectible portion of the loans are charged off. Loan charge-offs reduce the allowance for loan losses, and recoveries of loans previously charged off are added back to the allowance. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is considered to be impaired.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
The incurred loss component of the general reserve, or loans collectively evaluated for impairment, is determined by applying loss rates to pools of loans by loan type. Loans not individually evaluated are aggregated by risk characteristics and reserves are recorded using a consistent methodology that considers historical loan loss experience by loan type. The Company believes that the look-back period beginning January 1, 2012 provides a representative historical loss period in the current economic environment. These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The historical loan loss rates are multiplied by loss emergence periods, which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss.
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
Certificates of Deposit in other banks
Certificates of deposit are investments made by the Company with other financial institutions, in amounts less than $250,000 each in order to qualify for insurance coverage under the Federal Deposit Insurance Corporation ("FDIC"), that are carried at cost which approximates fair values.
Investment Securities
Available-for-sale Securities
The largest component of the Company's investment portfolio consists of debt securities which are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, net of taxes, a component of stockholders' equity. Securities are periodically evaluated for other-than-temporary impairment in accordance with guidance provided by the Financial Accounting Standards Board ("FASB") under Accounting Standards Codification ("ASC") Topic 320, Investments – Debt Securities. For those securities with other-than-temporary impairment, the entire loss in fair value is required to be recognized in current earnings if the Company intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.
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
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in Federal Home Loan Bank of Des Moines ("FHLB") stock, and Midwest Independent BankersBank ("MIB") stock, that do not have readily determinable fair values, are required for membership in those organizations.
Equity securities with readily determinable fair values are recorded at fair value, with changes in fair value reflected in earnings. Equity securities that do not have readily determinable fair values are carried at cost and are periodically assessed for impairment.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
Capital Stock of the FHLB
The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Agency, is required to maintain an investment in the capital stock of the FHLB in an amount equal to 12 basis points of the Bank's year-end total assets plus 4.00% of advances from the FHLB to the Bank. These investments are recorded at cost, which represents redemption value.
Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation. Depreciation applicable to buildings and improvements and furniture and equipment is charged to expense using straight-line and accelerated methods over the estimated useful lives of the assets. Such lives are estimated to be five to 40 years for buildings and improvements and three to 15 years for furniture and equipment. Maintenance and repairs are charged to expense as incurred.

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
Mortgage servicing rights are carried at fair value in the consolidated balance sheet with changes in the fair value recognized in earnings. Because most servicing rights do not trade in an active market with readily observable prices, the Company determines the fair value of mortgage servicing rights by estimating the fair value of the future cash flows associated with the mortgage loans being serviced. Key assumptions used in measuring the fair value of mortgage servicing rights include, but are not limited to, prepayment speeds, discount rates, delinquencies, ancillary income, and cost to service. These assumptions are validated on a periodic basis. The fair value is validated on a quarterly basis with an independent third party valuation specialist firm.
In addition to the changes in fair value of the mortgage servicing rights, the Company also records loan servicing fee income as part of real estate servicing fees, net, in the consolidated statements of income. Loan servicing fee income represents revenue earned for servicing mortgage loans. The servicing fees are based on contractual percentage of the outstanding principal balance and recognized as revenue as the related mortgage payments are collected. Corresponding loan servicing costs are charged to expense as incurred.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
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
Pension Plan
The Company provides a noncontributory defined benefit pension plan for all full-time and eligible employees. The benefits are based on age, years of service and the level of compensation during the respective employee's highest ten years of compensation before retirement. Net periodic costs are recognized as employees render the services necessary to earn the retirement benefits. The Company records annual amounts relating to its pension plan based on calculations that incorporate various actuarial and other assumptions including discount rates, mortality, assumed rates of return, compensation increases, and turnover rates. The Company reviews its assumptions on an annual basis and may make modifications to the assumptions based on current rates and trends when it is appropriate to do so. The Company believes that the assumptions utilized in recording its obligations under its plan are reasonable based on its experience and market conditions.
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

Investments in Historic Tax Credits
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
December 31, 2022, 2021, and 2020
tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years.
A tax position is initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Penalties and interest incurred under the applicable tax law are classified as income tax expense. The Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2022, 2021, and 2020.
Trust Department
Property held by the Bank in a fiduciary or agency capacity for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.
Consolidated Statements of Cash Flows
For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of short-term federal funds sold and securities sold or purchased under agreements to resell, overnight interest-earning deposits with banks, and cash and due from banks.
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
Stock Dividend
On July 1, 2022, the Company paid a special stock dividend of four percent to shareholders of record at the close of business on June 15, 2022. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
CARES Act
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was signed into law, which, in part, established a loan program administered through the U.S. Small Business Administration ("SBA"), referred to as the Paycheck Protection Program ("PPP"). Under the PPP, small businesses, sole proprietorships, independent contractors, non-profit organizations and self-employed individuals could apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria. The Company is a participating lender in the PPP program. All loans have a 1% interest rate and the Company earns a fee that is based upon a tiered schedule corresponding with the amount of the loan to the borrower, which is deferred and recognized over the life of the loan. Based upon the borrower meeting certain criteria as defined by the CARES Act, the loan may be forgiven by the SBA. The Company reports these loans at their principal amount outstanding, net of unearned income, unamortized deferred loan fee income and loan origination costs. Interest is accrued as earned and loan origination fees and direct costs are deferred and accreted or amortized into interest income, as an adjustment to the yield, over the life of the loan using the level yield method. When a PPP loan is paid off or forgiven by the SBA, the remaining unaccreted or unamortized net origination fees or costs are immediately recognized into income.
Reclassifications
Certain prior year information has been reclassified to conform to the 2022 presentation.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
(2)    Loans and Allowance for Loan Losses
Loans
A summary of loans, by major class within the Company's loan portfolio, at December 31, 2022 and 2021 is as follows:

(in thousands)	2022	2021
Commercial, financial, and agricultural (a)	$244,549	$217,214
Real estate construction − residential	32,095	27,920
Real estate construction − commercial	137,235	91,369
Real estate mortgage − residential	361,025	279,346
Real estate mortgage − commercial	722,729	663,256
Installment and other consumer	23,619	23,028
Total loans held for investment	$1,521,252	$1,302,133

(a)	Includes $0.01 million and $8.4 million SBA PPP loans, net, respectively
The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, St. Louis, and the greater Kansas City metropolitan area. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. At December 31, 2022, $681.8 million of loans were pledged to the FHLB as collateral for borrowings and letters of credit.
The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company:

(in thousands)
Balance at December 31, 2021	$2,478
New loans	10,729
Amounts collected	(3,792)
Balance at December 31, 2022	$9,415
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
Allowance for Loan Losses
The following table illustrates the changes in the allowance for loan losses by portfolio segment:

(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Un- allocated	Total
Balance at December 31, 2019	$2,918	$64	$369	$2,118	$6,547	$381	$80	$12,477
Additions:
Provision for (release of) loan losses	2,241	85	106	568	2,838	35	(73)	5,800
Deductions:
Loans charged off	207	—	—	52	39	211	—	509
Less recoveries on loans	(169)	(64)	—	(45)	(8)	(59)	—	(345)
Net loans charged off (recoveries)	38	(64)	—	7	31	152	—	164
Balance at December 31, 2020	$5,121	$213	$475	$2,679	$9,354	$264	$7	$18,113
Additions:
(Release of) provision for loan losses	(2,431)	(89)	(362)	(365)	1,348	145	54	(1,700)
Deductions:
Loans charged off	194	—	—	22	43	229	—	488
Less recoveries on loans	(221)	(13)	(475)	(190)	(3)	(76)	—	(978)
Net loans charged off (recoveries)	(27)	(13)	(475)	(168)	40	153	—	(490)
Balance at December 31, 2021	$2,717	$137	$588	$2,482	$10,662	$256	$61	$16,903
Additions:
(Release of) provision for loan losses	97	20	265	802	(2,492)	303	105	(900)
Deductions:
Loans charged off	135	—	—	—	181	321	—	637
Less recoveries on loans	(56)	—	(22)	(45)	(11)	(88)	—	(222)
Net loans charged off (recoveries)	79	—	(22)	(45)	170	233	—	415
Balance at December 31, 2022	$2,735	$157	$875	$3,329	$8,000	$326	$166	$15,588
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
These historical loss rates for each risk group are used as the starting point to determine loss rates for measurement purposes. The historical loan loss rates are multiplied by loss emergence periods, which represent the estimated time period between a borrower first experiencing financial difficulty and the recognition of a loss. Management's look-back period began with loss history in the first quarter 2012 as the starting point through the current quarter.
The Company’s methodology includes qualitative risk factors that allow management to adjust its estimates of losses based on the most recent information available and to address other limitations in the quantitative component based on historical

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
loss rates. Such risk factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect changes in national and local economic conditions and developments, the nature, volume and terms of loans in the portfolio, including changes in volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans, loan concentrations, assessment of trends in collateral values, assessment of changes in the quality of the Company’s internal loan review department, and changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices.
The funding of $88.4 million and $47.5 million in SBA PPP loans during 2020 and 2021, respectively, required management to assess the methodology that would be adopted in regard to the allowance for loan losses applicable to these loans. Because the SBA PPP loans are expected to be mostly paid off within a year and carry a 100% credit guarantee from the SBA, management determined that no allowance for loan losses was deemed necessary for these loans. At December 31, 2022 and 2021, the balance of these loans totaled $0.01 million and $8.4 million, respectively.
All SBA PPP loans have a 1% interest rate and the Company earns a fee based upon a tiered schedule corresponding with the amount of the loan to the borrower, which is deferred and recognized over the life of the loan. The PPP loan may be forgiven by the SBA if the borrower meets certain criteria as defined by the CARES Act. The Company reports these loans at their principal amount outstanding, net of unearned income, unamortized deferred loan fee income and loan origination costs. Interest is accrued as earned and loan origination fees and direct costs are deferred and accreted or amortized into interest income, as an adjustment to the yield, over the life of the loan using the level yield method. When a PPP loan is paid off or forgiven by the SBA, the remaining unaccreted or unamortized net origination fees or costs are immediately recognized into income.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
The following table illustrates the allowance for loan losses and recorded investment by portfolio segment:

(in thousands)	Commercial, Financial, and Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Un- allocated	Total
December 31, 2022
Allowance for loan losses:
Individually evaluated for impairment	$36	$—	$11	$148	$62	$1	$—	$258
Collectively evaluated for impairment	2,699	157	864	3,181	7,938	325	166	15,330
Total	$2,735	$157	$875	$3,329	$8,000	$326	$166	$15,588
Loans outstanding:
Individually evaluated for impairment	$295	$—	$87	$1,863	$18,110	$6	$—	$20,361
Collectively evaluated for impairment	244,254	32,095	137,148	359,162	704,619	23,613	—	1,500,891
Total	$244,549	$32,095	$137,235	$361,025	$722,729	$23,619	$—	$1,521,252

December 31, 2021
Allowance for loan losses:
Individually evaluated for impairment	$42	$—	$13	$166	$2,815	$8	$—	$3,044
Collectively evaluated for impairment	2,675	137	575	2,316	7,847	248	61	13,859
Total	$2,717	$137	$588	$2,482	$10,662	$256	$61	$16,903
Loans outstanding:
Individually evaluated for impairment	$341	$—	$105	$2,391	$24,357	$60	$—	$27,254
Collectively evaluated for impairment	216,873	27,920	91,264	276,955	638,899	22,968	—	1,274,879
Total	$217,214	$27,920	$91,369	$279,346	$663,256	$23,028	$—	$1,302,133
Impaired Loans
Loans evaluated under ASC 310-10-35 include loans which are individually evaluated for impairment. All other loans are collectively evaluated for impairment under ASC 450-20. Impaired loans individually evaluated for impairment totaled $20.4 million and $27.3 million at December 31, 2022 and 2021, respectively, and are comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings (TDRs).
The net carrying value of impaired loans is based on the fair values of collateral obtained through independent appraisals or internal evaluations, or by discounting the total expected future cash flows. At December 31, 2022, $17.7 million of impaired loans were evaluated based on the fair value less estimated selling costs of the loans' collateral, compared to $24.2 million at December 31, 2021. Once the impairment amount is calculated, a specific reserve allocation is recorded. At December 31, 2022, $0.3 million of the Company's allowance for loan losses was allocated to impaired loans totaling $20.4 million, compared to $3.0 million of the Company's allowance for loan losses allocated to impaired loans totaling approximately $27.3 million at December 31, 2021. Management determined that $17.7 million, or 87%, of total impaired loans required no reserve allocation at December 31, 2022 compared to $16.6 million, or 61%, at December 31, 2021, primarily due to adequate collateral values, acceptable payment history and adequate cash flow ability.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
The categories of impaired loans at December 31, 2022 and 2021 are as follows:

(in thousands)	2022	2021
Non-accrual loans	$18,700	$25,459
Performing TDRs	1,661	1,795
Total impaired loans	$20,361	$27,254
The following tables provide additional information about impaired loans at December 31, 2022 and 2021, respectively, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided.

(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2022
With no related allowance recorded:
Real estate mortgage − commercial	$17,664	$18,975	$—
Total	$17,664	$18,975	$—
With an allowance recorded:
Commercial, financial and agricultural	$295	$330	$36
Real estate construction − commercial	87	127	11
Real estate mortgage − residential	1,863	2,080	148
Real estate mortgage − commercial	446	535	62
Installment and other consumer	6	6	1
Total	$2,697	$3,078	$258
Total impaired loans	$20,361	$22,053	$258

(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves
December 31, 2021
With no related allowance recorded:
Real estate mortgage − residential	$1,034	$1,152	$—
Real estate mortgage − commercial	15,593	16,057	—
Total	$16,627	$17,209	$—
With an allowance recorded:
Commercial, financial and agricultural	$341	$374	$42
Real estate construction − commercial	105	138	13
Real estate mortgage − residential	1,357	1,730	166
Real estate mortgage − commercial	8,764	9,142	2,815
Installment and other consumer	60	61	8
Total	$10,627	$11,445	$3,044
Total impaired loans	$27,254	$28,654	$3,044

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
The following table presents, by class, information related to the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2022 and 2021:

	2022		2021
(in thousands)	Average Recorded Investment	Interest Recognized For the Period Ended	Average Recorded Investment	Interest Recognized For the Period Ended
With no related allowance recorded:
Commercial, financial and agricultural	$—	$—	$5,063	$35
Real estate mortgage − residential	1	1	1,142	38
Real estate mortgage − commercial	16,230	—	14,639	1
Installment and other consumer	—	—	19	—
Total	$16,231	$1	$20,863	$74
With an allowance recorded:
Commercial, financial and agricultural	$319	$10	$357	$21
Real estate construction − residential	—	—	47	—
Real estate construction − commercial	93	97	131	—
Real estate mortgage − residential	2,189	29	1,652	35
Real estate mortgage − commercial	428	1	8,974	31
Installment and other consumer	90	—	43	4
Total	$3,119	$137	$11,204	$91
Total impaired loans	$19,350	$138	$32,067	$165
The recorded investment varies from the unpaid principal balance primarily due to partial charge-offs taken as a result of current appraisals received. The amount recognized as interest income on impaired loans continuing to accrue interest, primarily related to troubled debt restructurings, was $0.14 million and $0.17 million, for the years ended December 31, 2022 and 2021, respectively. The average recorded investment in impaired loans is calculated on a monthly basis during the years reported.
Delinquent and Non-Accrual Loans
The delinquency status of loans is determined based on the contractual terms of the notes. Borrowers are generally classified as delinquent once payments become 30 days or more past due. The Company's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, the ultimate collectability of interest or principal is no longer probable. In general, loans are placed on non-accrual status when they become 90 days or more past due. However, management considers many factors before placing a loan on non-accrual status, including the delinquency status of the loan, the overall financial condition of the borrower, the progress of management's collection efforts and the value of the underlying collateral. Subsequent interest payments received on non-accrual loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis. Non-accrual loans are returned to accrual status when, in the opinion of management, the financial condition of the borrower indicates that timely collectability of interest and principal is probable and the borrower demonstrates the ability to pay under the terms of the note through a sustained period of repayment performance, which is generally six months.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
The following table provides aging information for the Company's past due and non-accrual loans at December 31, 2022 and 2021.

(in thousands)	Current or Less Than 30 Days Past Due	30 - 89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
December 31, 2022
Commercial, Financial, and Agricultural	$244,392	$36	$—	$121	$244,549
Real estate construction − residential	32,095	—	—	—	32,095
Real estate construction − commercial	137,148	—	—	87	137,235
Real estate mortgage − residential	359,672	668	—	685	361,025
Real estate mortgage − commercial	704,925	3	—	17,801	722,729
Installment and Other Consumer	23,506	106	1	6	23,619
Total	$1,501,738	$813	$1	$18,700	$1,521,252
December 31, 2021
Commercial, Financial, and Agricultural	$217,058	$3	$—	$153	$217,214
Real estate construction − residential	27,920	—	—	—	27,920
Real estate construction − commercial	91,264	—	—	105	91,369
Real estate mortgage − residential	277,532	671	14	1,129	279,346
Real estate mortgage − commercial	638,982	245	—	24,029	663,256
Installment and Other Consumer	22,848	137	—	43	23,028
Total	$1,275,604	$1,056	$14	$25,459	$1,302,133
Credit Quality
The Company categorizes loans into risk categories based upon an internal rating system reflecting management’s risk assessment. Loans are placed on watch status when one or more weaknesses are identified that may result in the borrower being unable to meet repayment terms or when the Company’s credit position could deteriorate at some future date. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have one or more well-defined weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not corrected. A loan is classified as a TDR when a borrower is experiencing financial difficulties that lead to the restructuring of a loan, and the Company grants concessions to the borrower in the restructuring that it would not otherwise consider. Loans classified as TDRs that are accruing interest are classified as performing TDRs. Loans classified as TDRs that are not accruing interest are classified as non-performing TDRs and are included with all other non-accrual loans for presentation purposes. It is the Company’s policy to discontinue the accrual of interest income on loans when management believes that the collection of interest or principal is doubtful.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
The following table presents the risk categories by class at December 31, 2022 and 2021.

(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Total
At December 31, 2022
Watch	$7,411	$—	$2,677	$5,541	$48,041	$—	$63,670
Substandard	6,894	—	686	500	3,026	—	11,106
Performing TDRs	174	—	—	1,178	309	—	1,661
Non-accrual loans	121	—	87	685	17,801	6	18,700
Total	$14,600	$—	$3,450	$7,904	$69,177	$6	$95,137
At December 31, 2021
Watch	$9,219	$—	$4,304	$12,185	$43,348	$—	$69,056
Substandard	6,284	—	2,673	750	2,305	—	12,012
Performing TDRs	188	—	—	1,262	328	17	1,795
Non-accrual loans	153	—	105	1,129	24,029	43	25,459
Total	$15,844	$—	$7,082	$15,326	$70,010	$60	$108,322

Troubled Debt Restructurings (TDRs)
At December 31, 2022, loans classified as TDRs totaled $1.9 million, of which $0.2 million were classified as non-performing TDRs and $1.7 million were classified as performing TDRs. At December 31, 2021, loans classified as TDRs totaled $2.4 million, of which $0.6 million were classified as non-performing TDRs and $1.8 million were classified as performing TDRs. Both performing and nonperforming TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of $0.2 million and $0.2 million related to TDRs were allocated to the allowance for loan losses at December 31, 2022 and 2021, respectively.
The Company's portfolio of loans classified as TDRs include concessions for the borrower due to deteriorated financial condition, such as reducing interest rates below the current market rate, deferring principal payments, and extending maturity dates. During the year ended December 31, 2022 there were two loans totaling $0.05 million meeting the TDR criteria that were modified compared to no such loans during the year ended December 31, 2021.
The Company considers a TDR to be in default when it becomes 90 days or more past due under the modified terms, a charge-off occurs, or it is in the process of foreclosure. There were no loans modified as a TDR, where a concession was made and the loan subsequently defaulted within 12 months of its modification date, during the years ended December 31, 2022 and 2021, respectively.
Loans Held for Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. In the fourth quarter of 2021, the Company elected the fair value option for all newly originated long-term personal real estate loans held for sale. The loans are primarily sold to Freddie Mac, Fannie Mae, PennyMac, and other various secondary-market investors. At December 31, 2022, the carrying amount of these loans was $0.6 million compared to $2.2 million at December 31, 2021.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
(3)    Other Real Estate Acquired in Settlement of Loans

(in thousands)	2022	2021
Commercial	$—	$643
Real estate construction - commercial	10,094	10,166
Real estate mortgage - residential	179	117
Real estate mortgage - commercial	1,186	2,510
Total	$11,459	$13,436
Less valuation allowance for other real estate owned	(2,664)	(2,911)
Total other real estate owned	$8,795	$10,525
Changes in the net carrying amount of other real estate owned for the years indicated:

Balance at December 31, 2020	$14,905
Additions	723
Proceeds from sales	(1,551)
Charge-offs against the valuation allowance for other real estate owned, net	(668)
Net gain on sales	27
Balance at December 31, 2021	$13,436
Additions	162
Proceeds from sales	(2,176)
Charge-offs against the valuation allowance for other real estate owned, net	(218)
Net gain on sales	255
Total other real estate owned	$11,459
Less valuation allowance for other real estate owned	(2,664)
Balance at December 31, 2022	$8,795
At December 31, 2022, no consumer mortgage loans secured by residential real estate properties were in the process of foreclosure compared to $0.2 million of consumer mortgage loans in the process of foreclosure at December 31, 2021.
Activity in the valuation allowance for other real estate owned in settlement of loans for the years indicated was as follows:

(in thousands)	2022	2021	2020
Balance, beginning of period	$2,911	$2,614	$2,956
(Release of) provision for other real estate owned	(29)	965	5
Charge-offs	(218)	(668)	(347)
Balance, end of period	$2,664	$2,911	$2,614

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
(4)    Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of debt securities classified as available-for-sale at December 31, 2022 and 2021 were as follows:

	Total Amortized Cost	Gross Unrealized		Fair Value
(in thousands)		Gains	Losses
December 31, 2022
U.S. Treasury	$2,198	$—	$(46)	$2,152
U.S. government and federal agency obligations	591	—	(32)	559
U.S. government-sponsored enterprises	26,499	—	(2,722)	23,777
Obligations of states and political subdivisions	134,994	—	(25,554)	109,440
Mortgage-backed securities	119,556	7	(16,864)	102,699
Other debt securities (a)	11,825	—	(882)	10,943
Bank issued trust preferred securities (a)	1,486	—	(309)	1,177
Total available-for-sale securities	$297,149	$7	$(46,409)	$250,747

December 31, 2021
U.S. Treasury	$3,909	$11	$(3)	$3,917
U.S. government and federal agency obligations	1,314	5	—	1,319
U.S. government-sponsored enterprises	26,498	70	(196)	26,372
Obligations of states and political subdivisions	128,093	1,605	(474)	129,224
Mortgage-backed securities	137,286	791	(1,611)	136,466
Other debt securities (a)	11,825	482	(23)	12,284
Bank issued trust preferred securities (a)	1,486	—	(198)	1,288
Total available-for-sale securities	$310,411	$2,964	$(2,505)	$310,870
(a) Certain hybrid instruments possessing characteristics typically associated with debt obligations.
The Company's investment securities are classified as available-for-sale. Agency bonds and notes, SBA-guaranteed loan certificates, residential and commercial agency mortgage-backed securities, and agency collateralized mortgage obligations include securities issued by the Government National Mortgage Association, a U.S. government agency, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the FHLB, which are U.S. government-sponsored enterprises.
Debt securities with carrying values aggregating approximately $111.6 million and $275.4 million at December 31, 2022 and December 31, 2021, respectively, were pledged to secure public funds, were sold under agreements to repurchase, or were sold for other purposes as required or permitted by law.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2022, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

(in thousands)	Amortized Cost	Fair Value
Due in one year or less	$9,526	$9,289
Due after one year through five years	17,261	16,103
Due after five years through ten years	30,236	26,999
Due after ten years	120,570	95,657
Total	177,593	148,048
Mortgage-backed securities	119,556	102,699
Total available-for-sale securities	$297,149	$250,747
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in FHLB stock and MIB stock, that do not have readily determinable fair values, are required for membership in those organizations.

(in thousands)	2022	2021
Other securities:
FHLB stock	$6,156	$5,197
MIB stock	151	151
Equity securities with readily determinable fair values	46	60
Total other investment securities	$6,353	$5,408
Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2022 and December 31, 2021 were as follows:

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020

	Less than 12 months		12 months or more		Total Fair Value	Total Unrealized Losses
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2022
U.S. Treasury	$1,908	$(41)	$244	$(5)	$2,152	$(46)
U.S. government and federal agency obligations	559	(32)	—	—	559	(32)
U.S. government-sponsored enterprises	7,066	(933)	16,711	(1,789)	23,777	(2,722)
Obligations of states and political subdivisions	79,396	(15,421)	29,370	(10,133)	108,766	(25,554)
Mortgage-backed securities	33,334	(3,124)	68,911	(13,740)	102,245	(16,864)
Other debt securities	7,557	(443)	3,386	(439)	10,943	(882)
Bank issued trust preferred securities	—	—	1,177	(309)	1,177	(309)
Total	$129,820	$(19,994)	$119,799	$(26,415)	$249,619	$(46,409)

At December 31, 2021
U.S. Treasury	$1,758	$(3)	$—	$—	$1,758	$(3)
U.S. government-sponsored enterprises	18,304	(196)	—	—	18,304	(196)
Obligations of states and political subdivisions	39,221	(474)	—	—	39,221	(474)
Mortgage-backed securities	89,520	(1,579)	1,864	(32)	91,384	(1,611)
Other debt securities	3,802	(23)	—	—	3,802	(23)
Bank-issued trust preferred securities	—	—	1,288	(198)	1,288	(198)
Total	$152,605	$(2,275)	$3,152	$(230)	$155,757	$(2,505)
The total available-for-sale portfolio consisted of approximately 439 securities at December 31, 2022. The portfolio included 436 securities having an aggregate fair value of $249.6 million that were in a loss position at December 31, 2022. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer totaled $119.8 million at fair value at December 31, 2022. The $46.4 million aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2022 was caused by interest rate fluctuations.
The total available-for-sale portfolio consisted of approximately 435 securities at December 31, 2021. The portfolio included 134 securities having an aggregate fair value of $155.8 million that were in a loss position at December 31, 2021. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer had a fair value of $3.2 million at December 31, 2021. The $2.5 million aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2021 was caused by interest rate fluctuations.
Because the decline in fair value is attributable to changes in interest rates and not credit quality, these investments were not considered other-than-temporarily impaired at December 31, 2022 and 2021, respectively. In the absence of changes in credit quality of these investments, the fair value is expected to recover on all debt securities as they approach their maturity date, or re-pricing date or if market yields for such investments decline. In addition, the Company does not have the intent to sell these investments over the period of recovery, and it is not more likely than not that the Company will be required to sell such investment securities.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
The following table presents the gross unrealized gains and losses from sales and calls of available-for-sale securities, as well as gains and losses on equity securities from fair value adjustments which have been recognized in earnings:

(in thousands)	2022	2021	2020
Available-for-sale securities:
Gains realized on sales	$—	$122	$49
Losses realized on sales	—	—	(8)
Other-than-temporary impairment recognized	—	—	—
Other investment securities:
Fair value adjustments, net	(14)	27	20
Investment securities gains (losses), net	$(14)	$149	$61

(5)    Premises and Equipment
A summary of premises and equipment at December 31, 2022 and 2021 is as follows:

(in thousands)	2022	2021
Land and land improvements	$9,576	$9,481
Buildings and improvements	35,330	35,688
Furniture and equipment	13,245	13,183
Operating leases - right of use asset	2,539	2,538
Construction in progress	1,475	82
Total	$62,165	$60,972
Less accumulated depreciation	29,309	28,253
Premises and equipment, net	$32,856	$32,719
Depreciation expense for the years ended December 31, 2022, 2021, and 2020 was as follows:

(in thousands)	2022	2021	2020
Depreciation expense	$2,141	$2,283	$2,265
(6)    Intangible Assets
Mortgage Servicing Rights
At December 31, 2022 the Company was servicing $240.5 million of loans sold to the secondary market compared to $270.0 million and $292.7 million at December 31, 2021 and 2020, respectively. Mortgage loan servicing fees, reported in real estate servicing fees, net, earned on loans sold and serviced for others were $0.8 million, $0.8 million, and $0.9 million for the years ended December 31, 2022, 2021, and 2020, respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
The table below presents changes in mortgage servicing rights for the years ended December 31, 2022, 2021, and 2020.

(in thousands)	2022	2021	2020
Balance at beginning of period	$2,659	$2,445	$2,482
Originated mortgage servicing rights	64	400	866
Changes in fair value:
Due to changes in model inputs and assumptions (1)	479	258	(422)
Other changes in fair value (2)	(303)	(444)	(481)
Total changes in fair value	176	(186)	(903)
Balance at end of period	$2,899	$2,659	$2,445

(1)	The change in fair value resulting from changes in valuation inputs or assumptions used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates.

(2)	Other changes in fair value reflect changes due to customer payments and passage of time.
Total changes in fair value are reported in real estate servicing fees, net, reported in non-interest income in the Company's consolidated statements of income.
The following key data and assumptions were used in estimating the fair value of the Company's mortgage servicing rights as of December 31, 2022 and 2021:

	2022	2021
Weighted average constant prepayment rate	6.61%	10.65%
Weighted average note rate	3.43%	3.37%
Weighted average discount rate	11.25%	8.00%
Weighted average expected life (in years)	7.2	6.1
(7)    Deposits
The aggregate amount of time deposits with balances that met or exceeded the FDIC insurance limit of $250,000 was $94.9 million and $69.1 million at December 31, 2022 and 2021, respectively. The Company had brokered deposits totaling $40.1 million and $20.2 million at December 31, 2022 and 2021, respectively.
The scheduled maturities of total time deposits at December 31, 2022 were as follows:

(in thousands)
Due within:
2023	$182,953
2024	58,224
2025	5,998
2026	1,842
2027	6,017
Thereafter	—
Total	$255,034

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
Average compensating balances held at correspondent banks were $0.5 million and $1.9 million at December 31, 2022 and 2021, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.
(8)    Federal Funds Purchased and Securities Sold Under Agreements to Repurchase
Information relating to federal funds purchased and repurchase agreements is as follows:

(in thousands)	Year End Weighted Rate	Average Weighted Rate	Average Balance Outstanding	Maximum Outstanding at any Month End	Balance at December 31,
2022
Federal funds purchased	4.71%	3.82%	$32	$—	$—
Short-term repurchase agreements - Bank	1.47	0.63	7,950	22,048	5,187
Total			$7,982	$22,048	$5,187
2021
Federal funds purchased	0.43%	0.34%	$1	$—	$—
Short-term repurchase agreements - Bank	0.27	0.25	34,448	55,942	23,829
Total			$34,449	$55,942	$23,829
The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Bank's investment portfolio. Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $60.0 million on an unsecured basis and $8.1 million on a secured basis at December 31, 2022.
The Company offers a sweep account program whereby amounts in excess of an established limit are “swept” from the customer's demand deposit account on a daily basis into retail repurchase agreements pursuant to individual repurchase agreements between the Company and its customers. Repurchase agreements are agreements to sell securities subject to an obligation to repurchase the same or similar securities. They are accounted for as collateralized financing transactions, not as sales and purchases of the securities portfolio. The securities collateral pledged for the repurchase agreements with customers is maintained by a designated third party custodian. The collateral amounts pledged to repurchase agreements by remaining maturity in the table below are limited to the outstanding balances of the related asset or liability; thus amounts of excess collateral are not shown.

Repurchase Agreements	Remaining Contractual Maturity of the Agreements
(in thousands)	Overnight and continuous	Less than 90 days	Greater than 90 days	Total
At December 31, 2022
U.S. government-sponsored enterprises	$5,187	$—	$—	$5,187
Total	$5,187	$—	$—	$5,187

At December 31, 2021
U.S. government-sponsored enterprises	$9,113	$—	$—	$9,113
Mortgage-backed securities	14,716	—	—	14,716
Total	$23,829	$—	$—	$23,829

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
(9)    Leases
The Company's leases primarily consist of office space and bank branches with remaining lease terms of generally 1 to 10 years. As of December 31, 2022, operating right-of-use ("ROU") assets and liabilities were $1.5 million and $1.5 million, respectively. As of December 31, 2022, the weighted-average remaining lease term on these operating leases is approximately 5.7 years and the weighted-average discount rate used to measure the lease liabilities is approximately 4.0%.
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
Operating lease cost, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term, and is recorded in net occupancy expense in the consolidated statements of income. The operating lease cost was $0.4 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively.
At the adoption of ASU 2016-02 on January 1, 2019, lease and non-lease components of new lease agreements are accounted for separately. Lease components include fixed payments including rent, real estate taxes and insurance costs and non-lease components include common-area maintenance costs. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. Operating lease expense for these leases was $0.1 million for the year ended December 31, 2022 compared to $0.1 million for the year ended December 31, 2021.
The table below summarizes the maturity of remaining operating lease liabilities:

Lease payments due in:	Operating Lease
(in thousands)
2023	$367
2024	258
2025	257
2026	259
2027	262
Thereafter	309
Total lease payments	1,712
Less imputed interest	(179)
Total lease liabilities, as reported	$1,533

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
(10)    Borrowings
FHLB and other borrowings of the Company consisted of the following:

			2022		2021
(in thousands)	Borrower	Maturity Date	Year End Balance	Year End Weighted Rate	Year End Balance	Year End Weighted Rate
FHLB advances	The Bank	2022	$—	—%	$9,418	1.33%
		2023	21,000	2.64%	11,000	1.05%
		2024	16,000	2.30%	11,000	1.17%
		2025	20,000	1.99%	15,000	1.17%
		2026	13,000	1.09%	13,000	1.09%
		2027	17,500	3.28%	7,500	2.05%
		Thereafter	10,500	1.61%	10,500	1.61%
Total Bank			$98,000		$77,418

Subordinated notes	The Company	2034	$25,774	7.44%	$25,774	2.92%
		2035	23,712	6.57%	23,712	2.05%
Total Company			$49,486		$49,486
As a member of the FHLB, the Bank has access to term financing from the FHLB. These borrowings, which are all fixed-rate, are secured under a blanket agreement which assigns all investment in FHLB stock, as well as qualifying first mortgage loans, as collateral to secure amounts borrowed by the Bank. As of December 31, 2022, the Bank had $98.0 million in outstanding borrowings with the FHLB. Based upon the collateral pledged to the FHLB at December 31, 2022, the Bank could borrow up to an additional $209.9 million under the agreement.
On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating-rate Trust Preferred Securities ("TPS") to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 1.83% and reprices quarterly (6.57% at December 31, 2022). The TPS can be prepaid without penalty at any time after five years from the issuance date. The TPS represent preferred interests in the trust. The Company invested approximately $0.7 million in common interests in the trust and the purchaser in the private placement purchased $23.0 million in preferred interests. The proceeds were used by the trust to purchase from the Company its 30-year subordinated debentures whose terms mirror those stated above for the TPS. The debentures are guaranteed by the Company pursuant to a subordinated guarantee. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The trustee for the TPS holders is U.S. Bank, N.A. The trustee does not have the power to take enforcement action in the event of a default under the TPS for five years from the date of default. In the event of default, however, the Company would be precluded from paying dividends until the default is cured.
On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company (together with Exchange Statutory Trust II, the "Exchange Statutory Trusts"), issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month LIBOR rate plus 2.70% and reprices quarterly (7.44% at December 31, 2022). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company. The TPS represent preferred interests in the trust. The Company invested approximately $0.8 million in common interests in the trust and the purchaser in the private placement purchased $25.0 million in preferred interests. The proceeds of the TPS were invested in junior subordinated debentures of the Company. Distributions on the TPS are payable quarterly on March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
The Exchange Statutory Trusts are not consolidated in the Company's financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2022 and 2021 was $49.5 million, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.2 million and $1.3 million at December 31, 2022 and 2021, respectively, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.
(11)    Income Taxes
The composition of income tax expense for the years ended December 31, 2022, 2021, and 2020 was as follows:

(in thousands)	2022	2021	2020
Current:
Federal	$4,591	$5,351	$4,268
State	(134)	630	—
Total current	4,457	5,981	4,268
Deferred:
Federal	(119)	(284)	(1,085)
State	—	—	—
Total deferred	(119)	(284)	(1,085)
Total income tax expense	$4,338	$5,697	$3,183
Applicable income tax expense for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table for the years ended December 31, 2022, 2021, and 2020 are as follows:

	2022		2021		2020
(in thousands)	Amount	%	Amount	%	Amount	%
Income before provision for income tax expense	$25,089		$28,214		$17,476
Tax at statutory federal income tax rate	$5,269	21.00%	$5,925	21.00%	$3,670	21.00%
Tax-exempt income, net	(821)	(3.27)	(733)	(2.60)	(487)	(2.79)
State income tax, net of federal tax benefit	(106)	(0.42)	498	1.76	—	—
Other, net	(4)	(0.02)	7	0.03	—	—
Provision for income tax expense	$4,338	17.29%	$5,697	20.19%	$3,183	18.21%
Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 17.3% for the year ended December 31, 2022 compared to 20.2% and 18.2% for the years ended December 31, 2021 and 2020, respectively. The effective tax rate for each of the years ended December 31, 2022, 2021, and 2020, respectively, is lower than the U.S. federal statutory rate of 21% primarily due to tax-free revenues.
Also included in the effective tax rate is a $0.1 million benefit and a $0.03 million benefit associated with a historic tax credit investment for the years ended December 31, 2022 and 2021, respectively. The investment is expected to generate a $0.3 million tax benefit over the life of the project and is being recognized under the deferral method of accounting. During 2021, the Company recognized a $4.0 million current tax benefit associated with the historic tax credits, partially offset by a $3.7 million current tax expense associated with the write-off of the investment.
The components of deferred tax assets and deferred tax liabilities at December 31, 2022 and 2021 were as follows:

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020

(in thousands)	2022	2021
Deferred tax assets:
Allowance for loan losses	$3,267	$2,961
Securities	9,714	—
Pension	—	262
Other real estate owned	559	611
Deferred loan fees	462	401
Lease liability	322	386
Intangible assets	18	20
Accrued / deferred compensation	668	581
Other	420	392
Total deferred tax assets	$15,430	$5,614
Deferred tax liabilities:
Premises and equipment	$427	$428
Mortgage servicing rights	609	558
Deferred loan costs	422	327
Pension	378	—
Right-of-use asset	313	378
Prepaid expenses	456	409
Securities	—	117
Other	9	5
Total deferred tax liabilities	2,614	2,222
Net deferred tax assets	$12,816	$3,392
The $9.7 million deferred tax asset associated with the unrealized losses on securities is mainly a result of changes in interest rates, and the unrealized losses are considered to be temporary because the fair value is expected to recover as the securities approach their respective maturity dates. The issuers of the securities are of high-credit quality and all principal amounts are expected to be paid when the securities mature. The Company does not intend to sell, and it is likely that the Company will not be required to sell, the securities prior to their anticipated recovery.
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning initiatives in making this assessment. In management's opinion, the Company will more likely than not realize the benefits of its deferred tax assets and, therefore, has not established a valuation allowance against its deferred tax assets as of December 31, 2022. Management arrived at this conclusion based upon the level of historical taxable income and projections for future taxable income of the appropriate character over the periods in which the deferred tax assets are deductible.
The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. For each of the years ended December 31, 2022 and 2021, respectively, the Company did not have any uncertain tax provisions, and did not record any related tax liabilities.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
(12)    Stockholders' Equity
Accumulated Other Comprehensive Income (Loss)
The following table summarizes the change in the components of the Company's accumulated other comprehensive loss for the years ended December 31, as indicated.

(in thousands)	Unrealized Income (Loss) on Securities (1)	Unrecognized Net Pension and Postretirement Costs (2)	Accumulated Other Comprehensive Income (Loss)
Balance, December 31, 2020	$3,353	$(1,825)	$1,528
Other comprehensive income (loss), before reclassifications	(3,690)	367	(3,323)
Amounts reclassified from accumulated other comprehensive income (loss)	(96)	5,653	5,557
Other comprehensive income (loss), before tax	(3,786)	6,020	2,234
Income tax (expense) benefit	795	(1,264)	(469)
Other comprehensive income (loss), net of tax	(2,991)	4,756	1,765
Balance, December 31, 2021	$362	$2,931	$3,293
Other comprehensive income (loss), before reclassifications	(46,860)	—	(46,860)
Amounts reclassified from accumulated other comprehensive income (loss)	—	2,547	2,547
Other comprehensive income (loss), before tax	(46,860)	2,547	(44,313)
Income tax (expense) benefit	9,841	(535)	9,306
Other comprehensive income (loss), net of tax	(37,019)	2,012	(35,007)
Balance, December 31, 2022	$(36,657)	$4,943	$(31,714)

(1)	The pre-tax amounts reclassified from accumulated other comprehensive income (loss) income are included in gains (losses) on sale of investment securities in the consolidated statements of income.

(2)	The pre-tax amounts reclassified from accumulated other comprehensive income (loss) are included in the computation of net periodic pension cost. See Note 13.
(13)    Employee Benefit Plans
Employee benefits charged to operating expenses are summarized in the table below for the years ended December 31, 2022, 2021, and 2020 are as follows:

(in thousands)	2022	2021	2020
Payroll taxes	$1,443	$1,403	$1,273
Medical plans	1,771	1,860	1,854
401(k) match and profit sharing	1,573	1,829	1,586
Periodic pension cost	1,608	1,796	1,614
Other	50	52	59
Total employee benefits	$6,445	$6,940	$6,386
The Company's profit-sharing plan includes a matching 401(k) portion, in which the Company matches the first three percent of eligible employee contributions. The Company made annual contributions for the discretionary portion in an amount up to six percent of income before income taxes and before contributions to the profit-sharing and pension plans

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
for all participants, limited to the maximum amount deductible for federal income tax purposes, for each of the years shown. In addition, employees were able to make additional tax-deferred contributions.
Other Plans
On November 7, 2018, the Board of Directors of the Company adopted a supplemental executive retirement plan ("SERP"), effective on January 1, 2018. The SERP provides select employees who satisfy certain eligibility requirements with certain benefits upon retirement, termination of employment or death.
As of December 31, 2022, the accrued liability was $1.7 million and the expense for this plan was $0.4 million and $0.4 million for the years ended December 31, 2022 and 2021, respectively, is recognized over the required service period.
Pension
The Company provides a noncontributory-defined benefit pension plan for all full-time and eligible employees. Beginning January 1, 2018 and for all retrospective periods presented, the Company adopted the guidance under ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. Under the new guidance, only the service cost component of the net periodic benefit cost is reported in the same income statement line item as salaries and benefits, and the remaining components are reported as other non-interest expense. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company made a pension contribution of $1.0 million on April 1, 2022.
Effective July 1, 2017, the Company amended the pension plan to effectuate a “soft freeze” such that any individual hired (or rehired in the case of a former employee) by the Company after September 30, 2017, whether or not such individual is or was a vested member in the plan, will not be eligible to be an active member and will not be entitled to accrue any benefits under the plan.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
Obligations and Funded Status at December 31, 2022 and December 31, 2021 consist of the following:

(in thousands)	2022	2021
Change in projected benefit obligation:
Balance, January 1	$38,661	$36,957
Service cost	1,491	1,692
Interest cost	1,174	1,072
Actuarial loss	(11,301)	(232)
Benefits paid	(894)	(828)
Balance, December 31,	$29,131	$38,661
Change in plan assets:
Fair value, January 1	$37,416	$30,084
Actual return on plan assets	(6,475)	7,278
Employer contribution	1,000	1,000
Expenses paid	(115)	(118)
Benefits paid	(894)	(828)
Fair value, December 31,	$30,932	$37,416
Funded status at end of year	$1,801	$(1,245)
Accumulated benefit obligation	$24,265	$30,690

Amounts recognized in the statement of financial position consist of the following:
(in thousands)	2022	2021
Non-current assets	$1,801	$—
Current liabilities	—	—
Non-current liabilities	—	(1,245)
Net asset (liability) at end of year	$1,801	$(1,245)
Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income
The following items are components of net pension cost for the years ended December 31, 2022, 2021, and 2020 are as follows:

(in thousands)	2022	2021	2020
Service cost - benefits earned during the year	$1,491	$1,692	$1,614
Interest costs on projected benefit obligations (a)	1,174	1,072	1,127
Expected return on plan assets (a)	(2,282)	(1,843)	(1,598)
Expected administrative expenses (a)	118	104	110
Amortization of prior service cost (a)	—	—	50
Amortization of unrecognized net loss (a)	—	367	164
Net periodic pension cost	$501	$1,392	$1,467

(a)	The components of net periodic pension cost other than the service cost component are included in other non-interest expense.
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
December 31, 2022, 2021, and 2020
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
Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive (loss) income at December 31, 2022 and 2021 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

(in thousands)	2022	2021
Prior service costs	$—	$—
Net accumulated actuarial net loss	6,256	3,710
Accumulated other comprehensive loss	6,256	3,710
Net periodic benefit cost in excess of cumulative employer contributions	(4,455)	(4,955)
Net amount recognized at December 31, balance sheet	$1,801	$(1,245)
Net actuarial gain (loss) arising during period	$2,547	$5,653
Prior service cost amortization	—	—
Amortization of net actuarial loss	—	367
Total recognized in other comprehensive income (loss)	$2,547	$6,020
Total recognized in net periodic pension cost and other comprehensive (loss) income	$(2,046)	$(4,628)

The 2022 actuarial gain was primarily driven by the increase in the year-over-year discount rates, which resulted in a gain for the plan. The 2021 actuarial gain was primarily the result of the actual return on assets exceeding the expected asset return and updated assumptions.
Assumptions utilized to determine benefit obligations as of December 31, 2022, 2021, and 2020 and to determine pension expense for the years then ended are as follows:

	2022	2021	2020
Determination of benefit obligation at year end:
Discount rate	5.10%	3.10%	2.80%
Annual rate of compensation increase	4.50%	4.50%	4.50%
Determination of pension expense for year ended:
Discount rate for the service cost	3.10%	2.80%	3.45%
Annual rate of compensation increase	4.50%	4.50%	4.00%
Expected long-term rate of return on plan assets	6.75%	6.75%	6.75%
The assumed overall expected long-term rate of return on pension plan assets used in calculating 2022 pension expense was 6.75%. Determination of the plan's rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company's plan assets have experienced the following annual returns:

(in thousands)	2022	2021	2020	2019	2018
Plan Assets:
Actual rate of return	(17.0)%	22.1%	19.7%	25.8%	(6.2)%
The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan's investments in equities, the actual return for any one plan year may

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
fluctuate significantly with changes in the stock market. Primarily due to a decrease in the discount rate used in the actuarial calculation of plan income, the Company expects to incur $0.2 million of income in 2023 compared to $0.5 million of expense in 2022.
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
The fair value of the Company's pension plan assets at December 31, 2022 and 2021 by asset category was as follows:

		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2022
Cash equivalents	$1,772	$1,772	$—	$—
U.S government agency obligations	491	—	491	—
Equity securities	1,518	1,518	—	—
Mutual funds	27,151	27,151	—	—
Total	$30,932	$30,441	$491	$—
December 31, 2021
Cash equivalents	$1,449	$1,449	$—	$—
Corporate bonds	303	—	303	—
Equity securities	1,774	1,774	—	—
Mutual funds	33,890	33,890	—	—
Total	$37,416	$37,113	$303	$—
The following future benefit payments are expected to be paid:

Year	Pension benefits
(in thousands)
2023	$1,037
2024	1,038
2025	1,104
2026	1,190
2027	1,340
2028 to 2032	8,873

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
(14)    Earnings per Share
Stock Dividend
On July 1, 2022, the Company paid a stock dividend of four percent to common shareholders of record at the close of business on June 15, 2022. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
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

(dollars in thousands, except per share data)	2022	2021	2020
Net income available to shareholders	$20,751	$22,517	$14,293
Average shares outstanding	6,792,312	6,877,402	7,004,629
Basic earnings per share	$3.06	$3.27	$2.04
Diluted earnings per share	$3.06	$3.27	$2.04
Repurchase Program
The Company's 2019 Repurchase Plan was amended during the second quarter of 2021 to authorize the purchase of up to $5.0 million in market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchases.
The Company repurchased 108,724 common shares under the plan during the year ended December 31, 2022, at an average cost of $26.60 per share totaling $2.9 million. As of December 31, 2022, $2.1 million remained for share repurchase pursuant to that authorization.
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

The Basel III regulatory capital reforms adopted by U.S. federal regulatory authorities (the "Basel III Capital Rules"), among other things, (i) establish the capital measure called "Common Equity Tier 1" ("CET1"), (ii) specify that Tier 1 capital consists of CET1 and "Additional Tier 1 Capital" instruments meeting stated requirements, (iii) require that most deductions/adjustments to regulatory capital measures be made to CET1 and not to other components of capital and (iv) define the scope of the deductions/adjustments to the capital measures.

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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of CET1, Tier 1 and total capital to risk-weighted assets, and of Tier 1 capital to average assets, each as defined in the regulations. Management believes, as of December 31, 2022, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

Financial institutions are categorized as well capitalized or adequately capitalized, based on minimum total risk-based, Tier 1 risk-based, CET1 and Tier 1 leverage ratios. As shown in the table below, the Company’s capital ratios exceeded the regulatory definition of adequately capitalized as of December 31, 2022 and 2021. Based upon the information in its most recently filed call report, the Bank met the capital ratios necessary to be well-capitalized. The regulatory authorities can apply changes in classification of assets and such changes may retroactively subject the Company to changes in capital ratios. Any such change could reduce one or more capital ratios below well-capitalized status. In addition, a change may result in imposition of additional assessments by the FDIC or could result in regulatory actions that could have a material effect on our condition and results of operations. In addition, bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4%.

Because the Bank had less than $15 billion in total consolidated assets as of December 31, 2009, the Company is allowed to continue classifying its trust preferred securities, all of which were issued prior to May 19, 2010, as Tier 1 capital.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
Under the Basel III Capital Rules, at December 31, 2022 and December 31, 2021, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of years indicated:

	Actual		Minimum Capital Required - Basel III Fully Phased-In		Required to be Considered Well- Capitalized
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2022
Total Capital (to risk-weighted assets):
Company	$222,873	13.85%	$169,025	10.50%	$—	N.A%
Bank	221,066	13.78%	168,431	10.50%	160,410	10.00%
Tier 1 Capital (to risk-weighted assets):
Company	$201,595	12.52%	$136,830	8.50%	$—	N.A%
Bank	205,318	12.80%	136,349	8.50%	128,328	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets):
Company	$159,125	9.89%	$112,684	7.00%	$—	N.A%
Bank	205,318	12.80%	112,287	7.00%	104,267	6.50%
Tier 1 leverage ratio (to adjusted average assets):
Company	$201,595	10.76%	$74,936	4.00%	$—	N.A%
Bank	205,318	10.85%	75,678	4.00%	94,598	5.00%

December 31, 2021
Total Capital (to risk-weighted assets):
Company	$210,726	14.79%	$149,640	10.50%	$—	N.A%
Bank	210,148	14.78%	149,339	10.50%	142,228	10.00%
Tier 1 Capital (to risk-weighted assets):
Company	$193,663	13.59%	$121,137	8.50%	$—	N.A%
Bank	193,085	13.58%	120,894	8.50%	113,782	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)
Company	$145,663	10.22%	$99,760	7.00%	$—	N.A%
Bank	193,085	13.58%	99,559	7.00%	92,448	6.50%
Tier 1 leverage ratio:
Company	$193,663	11.01%	$70,342	4.00%	$—	N.A%
Bank	193,085	11.04%	69,959	4.00%	87,449	5.00%
(16)    Fair Value Measurements
Fair value represents the amount expected to be received to sell an asset or paid to transfer a liability in its principal or most advantageous market in an orderly transaction between market participants at the measurement date.
Depending on the nature of the asset or liability, the Company uses various valuation methodologies and assumptions to estimate fair value. The measurement of fair value under GAAP uses a hierarchy intended to maximize the use of observable inputs and minimize the use of unobservable inputs. This hierarchy uses three levels of inputs to measure the

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
fair value of assets and liabilities as follows. During the year ended December 31, 2022 there were no transfers into or out of Levels 1-3.
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
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in FHLB stock and MIB stock that do not have readily determinable fair values are required for membership in those organizations. Equity securities that are not actively traded are classified in Level 2.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
Derivative Assets and Liabilities
Derivative assets and liabilities include interest rate lock commitments ("IRLCs") and forward sale commitments. The fair values of IRLCs and forward sale commitments are determined using readily observable market data such as interest rates, prices, volatility factors, and customer credit-related adjustments. For IRLCs, the fair value is subject to the anticipated loan funding probability (pull-through rate), which is considered an unobservable factor. Factors that affect pull-through rates include origination channel, current mortgage interest rates in the market versus the interest rate incorporated in the IRLC, the purpose of the mortgage, stage of completion of the underlying application and underwriting process, and the time remaining until the IRLC expires. The Company classifies IRLCs as Level 3 due to the unobservable input of pull-through rates.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020

		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2022
Assets:
U.S. Treasury	$2,152	$2,152	$—	$—
U.S. government and federal agency obligations	559	—	559	—
U.S. government-sponsored enterprises	23,777	—	23,777	—
Obligations of states and political subdivisions	109,440	—	109,440	—
Mortgage-backed securities	102,699	—	102,699	—
Other debt securities	10,943	—	10,943	—
Bank-issued trust preferred securities	1,177	—	1,177	—
Equity securities	46	46	—	—
Interest rate lock commitments	20	—	—	20
Forward sale commitments	3	—	3	—
Loans held for sale	591	—	591	—
Mortgage servicing rights	2,899	—	—	2,899
Total	$254,306	$2,198	$249,189	$2,919
Liabilities:
Interest rate lock commitments	$18	$—	$—	$18
Forward sale commitments	3	—	3	—
Total	$21	$—	$3	$18

December 31, 2021
Assets:
U.S. Treasury	$3,917	$3,917	$—	$—
U.S. government and federal agency obligations	1,319	—	1,319	—
U.S. government-sponsored enterprises	26,372	—	26,372	—
Obligations of states and political subdivisions	129,224	—	129,224	—
Mortgage-backed securities	136,466	—	136,466	—
Other debt securities	12,284	—	12,284	—
Bank-issued trust preferred securities	1,288	—	1,288	—
Equity securities	60	60	—	—
Interest rate lock commitments	312	—	—	312
Forward sale commitments	12	—	12	—
Loans held for sale	2,249	—	2,249	—
Mortgage servicing rights	2,659	—	—	2,659
Total	$316,162	$3,977	$309,214	$2,971
Liabilities:
Interest rate lock commitments	$26	$—	$—	$26
Total	$26	$—	$—	$26

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

(in thousands)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Mortgage Servicing Rights	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Interest Rate Lock Commitments
Balance at December 31, 2020	$2,445	$—
Total (losses) or gains (realized/unrealized):
Included in earnings	(186)	—
Included in other comprehensive income	—	—
Purchases	—	—
Sales	—	—
Issues	400	286
Settlements	—	—
Balance at December 31, 2021	$2,659	$286
Total (losses) or gains (realized/unrealized):
Included in earnings	176	(24)
Included in other comprehensive income	—	—
Purchases	—	—
Sales	—	(407)
Issues	64	147
Settlements	—	—
Balance at December 31, 2022	$2,899	$2
Valuation Methods for Instruments Measured at Fair Value on a Nonrecurring Basis
Following is a description of the Company's valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:
Collateral-Dependent Impaired Loans
While the overall loan portfolio is not carried at fair value, the Company periodically records nonrecurring adjustments to the carrying value of impaired loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Nonrecurring adjustments also include certain impairment amounts for collateral dependent loans when establishing the allowance for loan losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In determining the fair value of real estate collateral, the Company relies on external and internal appraisals of property values depending on the size and complexity of the real estate collateral. The appraisals may be discounted based on the Company's historical knowledge, changes in market conditions from the time of appraisal, or other information available. The Company maintains staff trained to perform in-house evaluations and also to review third-party appraisal reports for reasonableness. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgments based on the experience and expertise of internal specialists. Fair values of all loan collateral are regularly reviewed by senior loan committee. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2022, the Company identified $17.7 million in collateral-dependent impaired loans that had no specific allowances for losses. Related to these loans, there were $0.1 million in charge-offs recorded during the year ended December 31, 2022. As of December 31, 2021, the Company

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
identified $24.2 million in collateral-dependent impaired loans that had specific allowances for losses aggregating $2.8 million. Related to these loans, there were $0.1 million in charge-offs recorded during the year ended December 31, 2021.
Other Real Estate Owned and Repossessed Assets
Other real estate owned ("OREO") and repossessed assets consist of loan collateral repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Subsequent to foreclosure, these assets are initially carried at fair value of the collateral less estimated selling costs. Fair value, when recorded, is generally based upon appraisals by approved independent state-certified appraisers. Like impaired loans, appraisals on OREO may be discounted based on the Company's historical knowledge, changes in market conditions from the time of appraisal or other information available. During the holding period, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. Because many of these inputs are not observable, the measurements are classified as Level 3.

		Fair Value Measurements Using
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)*
December 31, 2022
Assets:
Collateral dependent impaired loans:
Real estate mortgage - commercial	$17,664	$—	$—	$17,664	$(51)
Installment and other consumer	—	—	—	—	(40)
Total	$17,664	$—	$—	$17,664	$(91)
Other real estate and repossessed assets	$8,795	$—	$—	$8,795	$233

December 31, 2021
Assets:
Collateral dependent impaired loans:
Commercial, financial, & agricultural	$—	$—	$—	$—	$(46)
Real estate mortgage - residential	264	—	—	264	(22)
Real estate mortgage - commercial	21,133	—	—	21,133	(43)
Installment and other consumer	—	—	—	—	(7)
Total	$21,397	$—	$—	$21,397	$(118)
Other real estate and repossessed assets	$10,525	$—	$—	$10,525	$(935)

*	Total gains (losses) reported for other real estate owned and repossessed assets includes charge-offs, valuation write-downs, and net losses taken during the periods reported.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
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
Federal Funds Sold, Cash, and Due from Banks
The carrying amounts of short-term federal funds sold and securities purchased under agreements to resell, interest-earning deposits with banks, and cash and due from banks approximate fair value. Federal funds sold and securities purchased under agreements to resell classified as short-term generally mature in 90 days or less.
Certificates of Deposit in Other Banks
Certificates of deposit are other investments made by the Company with other financial institutions that are carried at cost, which is equal to fair value.
Cash Surrender Value – Life Insurance
The fair value of Bank-owned life insurance approximates the carrying amount. Upon liquidation of these investments, the Company would receive the cash surrender value, which equals the carrying amount.
Accrued Interest Receivable and Payable
For accrued interest receivable and payable, the carrying amount is a reasonable estimate of fair value because of the short maturity for these financial instruments.
Deposits
The fair value of deposits with no stated maturity, such as non-interest-bearing demand, Negotiable Order of Withdrawal accounts, savings accounts, and money market accounts, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.
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
December 31, 2022, 2021, and 2020
Operating Lease Liabilities
The fair value of operating lease liabilities are recognized at lease commencement based on the present value of the remaining lease payments using a discount rate that represents the Company's incremental borrowing rate at the lease commencement date.
A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2022 and 2021 is as follows:

			December 31, 2022
			Fair Value Measurements
	December 31, 2022		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$18,661	$18,661	$18,661	$—	$—
Federal funds sold and overnight interest-bearing deposits	65,059	65,059	65,059	—	—
Certificates of deposit in other banks	2,955	2,955	2,955	—	—
Available for sale securities	250,747	250,747	2,152	248,595	—
Other investment securities	6,353	6,353	46	6,307	—
Loans, net	1,505,664	1,389,018	—	—	1,389,018
Loans held for sale	591	591	—	591	—
Cash surrender value - life insurance	2,567	2,567	—	2,567	—
Interest rate lock commitments	20	20	—	—	20
Forward sale commitments	3	3	—	3	—
Accrued interest receivable	7,953	7,953	7,953	—	—
Total	$1,860,573	$1,743,927	$96,826	$258,063	$1,389,038
Liabilities:
Deposits:
Non-interest bearing demand	$453,443	$453,443	$453,443	$—	$—
Savings, interest checking and money market	923,602	923,602	923,602	—	—
Time deposits	255,034	250,433	—	—	250,433
Federal funds purchased and securities sold under agreements to repurchase	5,187	5,187	5,187	—	—
Federal Home Loan Bank advances and other borrowings	98,000	98,000	—	98,000	—
Subordinated notes	49,486	39,197	—	39,197	—
Interest rate lock commitments	18	18	—	—	18
Forward sale commitments	3	3	—	3	—
Accrued interest payable	902	902	902	—	—
Total	$1,785,675	$1,770,785	$1,383,134	$137,200	$250,451

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020

			December 31, 2021
			Fair Value Measurements
	December 31, 2021		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$17,287	$17,287	$17,287	$—	$—
Federal funds sold and overnight interest-bearing deposits	142,622	142,622	142,622	—	—
Certificates of deposit in other banks	5,193	5,193	5,193	—	—
Available-for-sale securities	310,870	310,870	3,917	306,953	—
Other investment securities	5,408	5,408	60	5,348	—
Loans, net	1,285,230	1,308,539	—	—	1,308,539
Loans held for sale	2,249	2,249	—	2,249	—
Cash surrender value - life insurance	2,509	2,509	—	2,509	—
Interest rate lock commitments	312	312	—	—	312
Forward sale commitments	12	12	—	12	—
Accrued interest receivable	6,621	6,621	6,621	—	—
Total	$1,778,313	$1,801,622	$175,700	$317,071	$1,308,851
Liabilities:
Deposits:
Non-interest bearing demand	$453,066	$453,066	$453,066	$—	$—
Savings, interest checking and money market	818,358	818,358	818,358	—	—
Time deposits	245,396	246,025	—	—	246,025
Federal funds purchased and securities sold under agreements to repurchase	23,829	23,829	23,829	—	—
Federal Home Loan Bank advances and other borrowings	77,418	78,152	—	78,152	—
Subordinated notes	49,486	42,908	—	42,908	—
Interest rate lock commitments	26	26	—	—	26
Accrued interest payable	282	282	282	—	—
Total	$1,667,861	$1,662,646	$1,295,535	$121,060	$246,051
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
December 31, 2022, 2021, and 2020
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
(18)    Commitments and Contingencies
The Company issues financial instruments with off-balance-sheet risk in the normal course of business in meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.
The Company's extent of involvement and maximum potential exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2022, no amounts have been accrued for any estimated losses for these financial instruments.
The contractual amount of off-balance-sheet financial instruments as of December 31, 2022 and 2021 is as follows:

(in thousands)	2022	2021
Commitments to extend credit	$388,264	$396,958
Interest rate lock commitments	6,331	16,161
Forward sale commitments	576	2,199
Standby letters of credit	49,740	35,514
Total	444,911	450,832
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
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of the Company's customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2022.
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
December 31, 2022, 2021, and 2020
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
(19)    Condensed Financial Information of the Parent Company Only
Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:
Condensed Balance Sheets

	December 31,
(in thousands)	2022	2021
Assets
Cash and due from bank subsidiaries	$2,464	$1,805
Investment in bank-issued trust preferred securities	1,177	1,288
Investment in subsidiaries	172,752	197,243
Deferred tax asset	49	589
Other assets	3,490	1,238
Total assets	$179,932	$202,163

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Other liabilities	3,035	3,721
Stockholders’ equity	127,411	148,956
Total liabilities and stockholders’ equity	$179,932	$202,163
Condensed Statements of Income

	For the Years Ended December 31,
(in thousands)	2022	2021	2020
Income
Interest and dividends received from subsidiaries	$11,497	$8,512	$4,946
Other	1,108	404	—
Total income	12,605	8,916	4,946
Expenses
Interest on subordinated notes	2,072	1,227	1,527
Other	3,191	3,200	2,692
Total expenses	5,263	4,427	4,219
Income before income tax benefit and equity in undistributed income of subsidiaries	7,342	4,489	727
Income tax benefit	859	837	876
Equity in undistributed income of subsidiaries	12,550	17,191	12,690
Net income	$20,751	$22,517	$14,293

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2022, 2021, and 2020
Condensed Statements of Cash Flows

	For the Years Ended December 31,
(in thousands)	2022	2021	2020
Cash flows from operating activities:
Net income	$20,751	$22,517	$14,293
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(12,550)	(17,191)	(12,690)
Decrease in deferred tax asset	540	907	432
Other, net	(1,060)	(607)	1,031
Net cash provided by operating activities	$7,681	$5,626	$3,066
Cash flows from investing activities:
(Increase) decrease in investment in subsidiaries, net	$110	$(70)	$307
Net cash provided by (used in) investing activities	$110	$(70)	$307
Cash flows from financing activities:
Cash dividends paid - common stock	$(4,240)	$(3,616)	$(3,030)
Purchase of treasury stock	(2,892)	(2,148)	(906)
Net cash used in financing activities	$(7,132)	$(5,764)	$(3,936)
Net increase (decrease) in cash and due from banks	659	(208)	(563)
Cash and due from banks at beginning of year	1,805	2,013	2,576
Cash and due from banks at end of year	$2,464	$1,805	$2,013

MARKET PRICE AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
Market Price
The Company's common stock trades on Nasdaq's global select market under the stock symbol of HWBK.
Shares Outstanding
As of December 31, 2022, the Company had issued 7,284,151 shares of common stock, of which 6,768,581 shares were outstanding. The outstanding shares were held of record by approximately 2,062 shareholders.
Dividends
The following table sets forth information on dividends paid by the Company in 2022 and 2021.

Month Paid	Dividends Paid Per Share
January, 2022	$0.15
April, 2022	0.15
July, 2022	0.17
October, 2022	0.17
Total for 2022	$0.64

January, 2021	$0.13
April, 2021	0.13
July, 2021	0.15
October, 2021	0.15
Total for 2021	$0.56
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

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Position with the Company	Position with the Bank	Principal Occupation

David T. Turner	Chairman, Chief Executive Officer, President and Director -Class III	Chairman, Chief Executive Officer, President and Director	Position with the Company and the Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer, Corporate Secretary, and Director-Class I	Senior Vice President, Chief Operating Officer, Chief Risk Officer, Corporate Secretary, and Director	Position with the Company and the Bank

Stephen E. Guthrie	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer	Position with the Company and the Bank

Kevin L. Riley	Director-Class III	Director	Retired, Jefferson City, Missouri

Frank E. Burkhead	Director-Class II	Director	Owner, Burkhead Wealth Management, Co-owner, Burkhead & Associates, LLC, Pro 356, LLC, and FACT Properties, LLC, Jefferson City, Missouri

Philip D. Freeman	Director-Class I	Director	Owner, Freeman Properties, JCMO, LLC, Jefferson City, Missouri

Gus S. (Jack) Wetzel III	Director-Class II	Director	Co-owner, Meadows Construction Co, Inc., Meadows Contracting LLC, Meadows Development Co, Village Park Investments, LLC, Meadows Property, LLC, TWC Enterprise, LLC, Wetzel Investments Ltd., and GCSL, LLC, all of Clinton, Missouri

Jonathan D. Holtaway	Director – Class I	Director	Co-owner, Ategra GP, LLC, and Ategra Capital Management LLC, and Managing Member of Ategra LS500, LP and Ategra Community Financial Institution Fund, LP, all of Vienna, Virginia

Jonathan L. States	Director-Class II	Director	Member / owner, Little Dixie Construction, LLC, Columbia, Missouri.

Shawna M. Hettinger	Director-Class III	Director	President & majority owner, Streetwise, Inc., Grandview, Missouri

ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2023 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company's reasonable expenses in furnishing such exhibits.