Form 10-K, Exhibit 13
period 2023-12-31
HAWTHORN BANCSHARES, INC.
filed 2024-03-18
CIK 893847

Exhibit 13
2023
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Jefferson City, Missouri

March 18, 2024
Dear Shareholders:
Transition and teamwork describe 2023 at Hawthorn Bancshares, Inc., and Hawthorn Bank.
In April, after 45 years with the company, David Turner announced his retirement, and I was fortunate to be named Chief Executive Officer of this strong and storied community banking organization. Mr. Turner led the company through much of its growth and successfully guided it through some very difficult economic periods. I’m pleased that he will continue his commitment to the company as Chairman of the Board and that Gregg Bexten will step into the President role to ensure continuity of executive leadership.
Transition of executive leadership is never easy, but the industry uncertainty and volatility caused by three significant bank failures added to our challenge. The teamwork displayed by everyone at the company to navigate the executive leadership transition while supporting the needs of our clients and communities during uncertain times was remarkable. We demonstrated our strength and stability provided by a healthy balance sheet anchored with the clients and partnerships in the communities we serve.
Despite it being a year of transition and turbulence, the board and management collaborated on many initiatives to lay the groundwork to successfully navigate 2024 and beyond. I would like to mention five of these areas.
1.Added three experienced industry executives to complement the existing strong executive team.
2.Developed a strategic plan and identified the initiatives and priorities to deliver sustainable above average performance over time.
3.Launched “One Hawthorn”, an initiative to develop a culture that fosters higher levels of employee engagement, cohesiveness, accountability, and performance.
4.Reduced personnel and branches as part of an overall focus on expense management and resource allocation.
5.Repositioned the balance sheet to provide improved earnings accretion, net interest margin, and return on assets in future periods.
The year ahead is likely to include continued economic uncertainty and an interest rate environment which is difficult to predict, but I’m confident in our community-based banking approach that has served us well for over 150 years. We will rely on the proven principles of safe and sound banking as we strive to be the progressive and innovative community banking option for businesses and families throughout our footprint.
I would be remiss if I did not take this opportunity to thank all our employees for their dedication and effort during extraordinary times. Together, we are focused on delivering value to our clients, communities, and shareholders. Thank you for your investment in our company. We appreciate your trust and support.
Sincerely,
Brent M. Giles,
Chief Executive Officer

A WORD CONCERNING FORWARD-LOOKING STATEMENTS
This report contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, strategy, future performance and business of the Company, Hawthorn Bancshares, Inc. (the "Company"), and its subsidiaries, including, without limitation:
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
Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•competitive pressures among financial services companies may increase significantly,
•changes in the interest rate environment may reduce interest margins,
•general economic conditions, either nationally or in Missouri, may be less favorable than expected and may adversely affect the quality of our loans and other assets,
•increases in non-performing assets in the Company’s loan portfolios and adverse economic conditions may necessitate increases to our provisions for credit losses,
•costs or difficulties related to any integration of any business of the Company and its acquisition targets may be greater than expected,
•legislative, regulatory or tax law changes may adversely affect the business in which the Company and its subsidiaries are engaged,
•credit and market risks relating to increasing inflation,
•economic or other disruptions caused by acts of terrorism, war or other conflicts, including the Russia-Ukraine conflict, and the Israel-Hamas conflict, natural disasters, such as hurricanes, freezes, flooding and other man-made disasters, such as oil spills or power outages, health emergencies, epidemics or pandemics, climate changes or other catastrophic events,
•changes may occur in the securities markets,
•changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, including as a result of the implementation of the credit impairment model for Current Expected Credit Losses (CECL),
•technological changes, including potential cyber-security incidents and other disruptions, or innovations to the financial services industry, including as a result of the increased telework environment, and
•our ability to maintain sufficient liquidity, primarily through deposits, in light of recent events in the banking industry.
In addition to the disclosure in this report, we have described additional factors that could cause actual results to be materially different from those described in the forward-looking statements under the caption Risk Factors in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in other reports filed by us with the Securities and Exchange Commission ("SEC") from time to time. Other factors that have not been identified in this report or such other reports could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Crucial to the Company's community banking strategy is growth in its commercial banking services, retail mortgage lending and retail banking services. Through the branch network of its subsidiary bank, Hawthorn Bank (the "Bank"), the Company, with $1.9 billion in assets at December 31, 2023, provides a broad range of commercial and personal banking services. The Bank's specialties include commercial banking for small and mid-sized businesses, including equipment, operating, commercial real estate, Small Business Administration ("SBA") loans, and personal banking services including real estate mortgage lending, installment and consumer loans, certificates of deposit, individual retirement and other time deposit accounts, checking accounts, savings accounts, and money market accounts. Other financial services that the Company provides include trust services that include estate planning, investment and asset management services and a comprehensive suite of cash management services. The geographic areas in which the Company provides products and services include the Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, and the greater Kansas City metropolitan area.
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

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The following accounting policies are considered most critical to the understanding of the Company's financial condition and results of operations. These critical accounting policies and estimates require management's most difficult, subjective and complex judgments about matters that are inherently uncertain. Because these estimates and judgments are based on current circumstances, they may change over time or prove to be inaccurate based on actual experiences. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of a materially different financial condition and/or results of operations could reasonably be expected. The impact and any associated risks related to the Company's critical accounting policies and estimates on its business operations are discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations, where such policies affect the reported and expected financial results.

Allowance for Credit Losses
Management has identified the accounting policy related to the allowance for credit losses ("ACL") as critical to the understanding of the Company's results of operations, since the application of this policy requires significant management assumptions and estimates that could result in materially different amounts to be reported if conditions or underlying circumstances were to change.
The Company’s ACL represents management’s best estimate of losses inherent in the portfolio. The policy is designed to maintain the allowance at a level sufficient to absorb reasonably estimated and probable losses within the portfolio. A mathematical calculation of an estimate is made to assist in determining the adequacy and reasonableness of management’s recorded ACL.
The Company’s methodology includes qualitative risk factors that allow management to adjust modeled historical losses and to address other limitations in the quantitative component that is based on modeled historical loss rates. Such risk factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect changes in national and local economic conditions, other external factors, the nature, volume and terms of loans in the portfolio, the volume and severity of past due loans, concentrations, trends in collateral values, the quality of the Company’s internal loan review department, lending management, and lending policies and procedures. At December 31, 2023, the ACL on loans included a qualitative adjustment of approximately $10.9 million.
The ending result of this process is a recorded consolidated ACL that represents management’s best estimate of the total modeled losses included in the portfolio considering available information from internal and external sources, relevant to assessing exposure to credit loss over the contractual term of the instrument. While management utilizes its best judgment and information available, the ultimate adequacy of the ACL is dependent upon a variety of factors beyond the Company’s control, including the performance of its portfolios, the economy, and changes in interest rates. As such, significant downturns in circumstances relating to instrument quality and economic conditions could result in a requirement for additional allowance. Likewise, an upturn in instrument quality and improved economic conditions may allow a reduction in the required allowance. In either instance, unanticipated changes could have a significant impact on the Company’s provision for credit losses and ACL reported in its Consolidated Income Statements and Consolidated Balance Sheets, respectively.
Further discussion of the methodology used in establishing the allowance and the impact of any associated risks related to these policies on the Company's business operations is provided in Note 1 to the Company's consolidated financial statements and is also discussed in the Lending and Credit Management section below.

Executive Summary
The Company has prepared all of the consolidated financial information in this report in accordance with United States generally accepted accounting principles ("U.S. GAAP") and the rules of the SEC. In preparing the consolidated financial statements in accordance with U.S. GAAP, the Company makes estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurances that actual results will not differ from those estimates.

	For the years ended December 31,
(In thousands, except per share amounts)	2023	2022	2021
Statement of income information:
Total interest income	$91,968	$69,256	$64,454
Total interest expense	32,826	10,493	5,909
Net interest income	59,142	58,763	58,545
Provision for (release of) credit losses (2)	2,340	(900)	(1,700)
Non-interest income	7,536	13,978	16,786
Investment securities (losses) gains, net	(11,547)	(14)	149
Non-interest expense	52,359	48,538	48,966
Pre-tax income	432	25,089	28,214
Income taxes (benefit)	(524)	4,338	5,697
Net income	$956	$20,751	$22,517
Basic earnings per share	$0.14	$2.94	$3.15
Diluted earnings per share	$0.14	$2.94	$3.15
Efficiency ratio (1)	78.5%	66.7%	65.0%
Net interest margin	3.29%	3.53%	3.62%

	As of and for the years ended December 31,
	2023	2022	2021
Key financial ratios:
Book value per share	$19.33	$18.04	$20.84
Market price per share	$25.37	$20.57	$23.98
Cash dividends paid on common stock	$4,649	$4,240	$3,616
Common stock dividend	$6,005	$6,865	$5,385
Return on average assets	0.05%	1.16%	1.30%
Return on average common equity	0.76%	15.94%	16.46%
Average stockholders' equity to average total assets	6.68%	7.27%	7.89%
1.Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue is calculated as net interest income plus non-interest income.
2.Prior to adoption of ASU No 2016-13 on January 1, 2023, credit losses were estimated using the incurred loss approach.

	As of and for the years ended December 31,
(In thousands, except per share amounts)	2023	2022	2021
Asset Quality Ratios
Net-charge-offs (recoveries)	$302	$415	$(490)
Non-performing loans	$6,413	$18,701	$25,473
Classified assets	$31,298	$40,262	$49,791
Allowance for credit losses to total loans (2)	1.54%	1.02%	1.30%
Non-performing loans to total loans	0.42%	1.23%	1.96%
Non-performing assets to loans	0.53%	1.81%	2.76%
Non-performing assets to assets	0.43%	1.43%	1.97%
Allowance for credit losses to non-performing loans	370.25%	83.35%	66.36%

Capital Ratios
Stockholders' equity to assets	7.26%	6.62%	8.13%
Total risk-based capital ratio	13.99%	13.85%	14.79%
Tier 1 risk-based capital ratio	12.59%	12.52%	13.59%
Common equity Tier 1 capital	9.73%	9.89%	10.22%
Tier 1 leverage ratio (1)	10.29%	10.76%	11.01%

Balance sheet information:
Cash and cash equivalents	$93,450	$83,720	$159,909
Total assets	$1,875,350	$1,923,540	$1,831,550
Loans held for investment	1,539,147	1,521,252	1,302,133
Allowance for credit losses (2)	(23,744)	(15,588)	(16,903)
Loans held for sale	3,884	591	2,249
Investment securities	195,042	257,100	316,278
Deposits	1,570,844	1,632,079	1,516,820
Total stockholders’ equity	136,085	127,411	148,956
(1)Tier 1 leverage ratio is calculated by dividing Tier 1 capital by average total consolidated assets.
(2)Prior to adoption of ASU No 2016-13 on January 1, 2023, credit losses were estimated using the incurred loss approach.

Results of Operations Highlights
Consolidated net income decreased $19.8 million to $1.0 million, or $0.14 per diluted share, for the year ended December 31, 2023 compared to $20.8 million, or $2.94 per diluted share, for the year ended December 31, 2022. For the year ended December 31, 2023, the return on average assets (ROA) was 0.05%, the return on average stockholders' equity (ROE) was 0.76%, and the efficiency ratio was 78.5%.
Consolidated net income decreased $1.8 million to $20.8 million, or $2.94 per diluted share, for the year ended December 31, 2022 compared to $22.5 million, or $3.15 per diluted share, for the year ended December 31, 2021. For the year ended December 31, 2022, the return on average assets (ROA) was 1.16%, the return on average stockholders' equity (ROE) was 15.94%, and the efficiency ratio was 66.7%.
Net interest income was $59.1 million for the year ended December 31, 2023 compared to $58.8 million and $58.5 million for the years ended December 31, 2022 and 2021, respectively. The net interest margin was 3.29% for the year ended December 31, 2023 compared to 3.53% and 3.62% for the years ended December 31, 2022 and 2021, respectively.
Provision for (release of) credit losses For the year ended December 31, 2023, the Company recognized a provision for credit losses on loans and unfunded commitments of $2.3 million compared to a $0.9 million and $1.7 million release of provision expense for the years ended December 31, 2022 and 2021, respectively. The release of provision expense for 2022 and 2021 was driven in part from the release of specific reserves due to returning significant loan balances to accruing from non-accrual status or other collateral valuation adjustments.

Non-interest income decreased $6.4 million, or 46.1%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, and decreased $2.8 million, or 16.7%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. These changes are discussed in greater detail below under Non-interest Income.
Non-interest expense increased $3.8 million, or 7.9%, for the year ended December 31, 2023 compared to the year ended December 31, 2022, and decreased $0.4 million, or 0.9%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. These changes are discussed in greater detail below under Non-interest Expense.
Balance Sheet Highlights
Cash and cash equivalents – Cash and cash equivalents increased $9.7 million, or 11.6%, to $93.5 million as of December 31, 2023 compared to $83.7 million as of December 31, 2022, and decreased $76.2 million, or 47.6%, to $83.7 million as of December 31, 2022 compared to $159.9 million as of December 31, 2021. See the Liquidity Management section for further discussion.
Loans – Loans held for investment increased $17.9 million, or 1.2%, to $1.5 billion as of December 31, 2023 compared to December 31, 2022, and increased $219.1 million, or 16.8%, to $1.5 billion as of December 31, 2022 compared to $1.3 billion as of December 31, 2021.
Asset quality – Non-performing loans decreased $12.3 million to $6.4 million, or 0.42% of total loans, at December 31, 2023 compared to $18.7 million, or 1.23% of total loans, at December 31, 2022, and decreased $6.8 million to $18.7 million, or 1.23% of total loans, at December 31, 2022 compared to $25.5 million, or 1.96% of total loans, at December 31, 2021. The reduction in non-performing loans was primarily due to non-accrual loan relationships returning to accrual status in both 2023 and 2022.
On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), which provides for the CECL credit loss model. The adoption of the standard resulted in an increase to the allowance for credit losses of $5.8 million and a liability for unfunded commitments totaling $1.3 million. These one-time cumulative adjustments resulted in a $5.6 million tax-effected decrease to retained earnings.
The allowance for credit losses to total loans was 1.54% at December 31, 2023, compared to the allowance for loan losses of 1.02% at December 31, 2022 and 1.30% at December 31, 2021. The Company's net charge-offs for the year ended December 31, 2023, were $0.3 million, or 0.02% of average loans compared to $0.4 million, or 0.03% of average loans for the year ended December 31, 2022, and net recoveries of $0.5 million, or 0.04% of average loans for the year ended December 31, 2021. See Lending and Credit Management below for further discussion.
Deposits – Total deposits decreased $61.2 million, or 3.8%, equal to $1.6 billion as of December 31, 2023 compared to December 31, 2022, and increased $115.3 million, or 7.6%, to $1.6 billion as of December 31, 2022 compared to $1.5 billion as of December 31, 2021.
Federal Home Loan Bank ("FHLB") advances and other borrowings – Total FHLB advances and other borrowings increased $9.0 million, or 9.2%, to $107.0 million as of December 31, 2023 compared to $98.0 million as of December 31, 2022, and increased $20.6 million, or 26.6%, to $98.0 million as of December 31, 2022 compared to $77.4 million as of December 31, 2021.
Capital – On January 1, 2023, the Company adopted Accounting Standard Update (ASU) 2016-13 and recorded a one-time cumulative effect adjustment to retained earnings totaling $5.6 million after-tax. Total shareholder’s equity was $136.1 million and the common equity to assets ratio was 7.26% at December 31, 2023 as compared to 6.62% and 8.13% at December 31, 2022 and December 31, 2021, respectively. Regulatory capital ratios remain “well-capitalized,” with a tier 1 leverage ratio of 10.29% and a total risk-based capital ratio of 13.99% at December 31, 2023.

Average Balance Sheets
Net interest income is the largest source of revenue resulting from the Company's lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest-earning assets and interest-bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a fully taxable equivalent basis for each of the years ended December 31, 2023, 2022, and 2021, respectively. The average balances used in this table and other statistical data were calculated using average daily balances.

	2023			2022			2021
(In thousands)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)
Assets
Loans: (2)
Commercial	$230,988	$14,401	6.23%	$236,228	$12,320	5.22%	$245,779	$15,527	6.32%
Real estate construction - residential	50,497	3,707	7.34	24,766	1,296	5.23	34,357	1,662	4.84
Real estate construction - commercial	136,455	7,511	5.50	115,424	5,307	4.60	78,068	3,577	4.58
Real estate mortgage - residential	370,024	19,862	5.37	313,926	13,736	4.38	267,722	11,461	4.28
Real estate mortgage - commercial	734,657	37,957	5.17	692,712	29,881	4.31	631,612	26,665	4.22
Installment and other consumer	22,307	1,056	4.73	23,237	847	3.65	24,681	979	3.97
Total loans	$1,544,928	$84,494	5.47%	$1,406,293	$63,387	4.51%	$1,282,219	$59,871	4.67%
Loans held for sale	$3,609	$160	4.43%	$1,738	$90	5.18%	$3,947	$102	2.58%
Investment securities:
U.S. Treasury	$4,200	$176	4.19%	$3,538	$40	1.13%	$3,088	$18	0.58%
U.S. government and federal agency obligations	24,832	436	1.76	25,709	362	1.41	22,562	364	1.61
Obligations of states and political subdivisions	107,482	3,374	3.14	115,132	4,112	3.57	97,632	2,953	3.02
Mortgage-backed securities	96,649	2,038	2.11	116,061	1,996	1.72	127,225	1,719	1.35
Other debt securities	11,787	696	5.90	12,889	644	5.00	11,985	578	4.82
Total investment securities	$244,950	$6,720	2.74%	$273,329	$7,154	2.62%	$262,492	$5,632	2.15%
Other investment securities	6,973	441	6.32	5,627	270	4.80	5,911	301	5.09
Federal funds sold	44	2	4.55	1,724	6	0.35	10,150	8	0.08
Interest bearing deposits in other financial institutions	25,437	1,239	4.87	31,955	413	1.29	103,719	337	0.32
Total interest earning assets	$1,825,941	$93,056	5.10%	$1,720,666	$71,320	4.14%	$1,668,438	$66,251	3.97%
All other assets	89,071			86,985			85,014
Allowance for credit losses	(20,737)			(15,581)			(18,751)
Total assets	$1,894,275			$1,792,070			$1,734,701

Average Balance Sheets (continued)

	2023			2022			2021
(In thousands)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)
Liabilities and Stockholders' Equity
Savings	$182,870	$1,026	0.56%	$180,122	$61	0.03%	$157,549	$54	0.03%
NOW accounts	199,234	2,280	1.14	252,842	1,627	0.64	231,742	536	0.23
Interest checking	167,157	7,648	4.58	64,473	1,786	2.77	42,067	188	0.45
Money market	282,924	5,842	2.06	297,153	1,535	0.52	281,254	335	0.12
Time deposits	329,091	8,988	2.73	261,833	2,140	0.82	255,289	2,021	0.79
Total interest bearing deposits	$1,161,276	$25,784	2.22%	$1,056,423	$7,149	0.68%	$967,901	$3,134	0.32%
Federal funds purchased and securities sold under agreements to repurchase	5,253	115	2.19	7,982	51	0.64	34,449	87	0.25
Federal Home Loan Bank advances and other borrowings	112,271	3,255	2.90	80,867	1,268	1.57	92,259	1,461	1.58
Subordinated notes	49,486	3,774	7.63	49,486	2,072	4.19	49,486	1,227	2.48
Total borrowings	$167,010	$7,144	4.28%	$138,335	$3,391	2.45%	$176,194	$2,775	1.57%
Total interest bearing liabilities	$1,328,286	$32,928	2.48%	$1,194,758	$10,540	0.88%	$1,144,095	$5,909	0.52%
Demand deposits	426,739			454,931			436,434
Other liabilities	12,719			12,170			17,347
Total liabilities	1,767,744			1,661,859			1,597,876
Stockholders' equity	126,531			130,211			136,825
Total liabilities and stockholders' equity	$1,894,275			$1,792,070			$1,734,701
Net interest income (FTE)		$60,128			$60,780			$60,342
Net interest spread (FTE)			2.62%			3.26%			3.45%
Net interest margin (FTE)			3.29%			3.53%			3.62%
(1)Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21%, net of nondeductible interest expense for the years ended December 31, 2023, 2022 and 2021, respectively. Such adjustments totaled $1.1 million, $2.1 million and $1.8 million for the years ended December 31, 2023, 2022, and 2021, respectively.
(2)Non-accruing loans are included in the average amounts outstanding.
Rate and Volume Analysis
The following table summarizes the changes in net interest income on a fully taxable equivalent basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates for the years ended December 31, 2023 compared to December 31, 2022, and for the years ended December 31, 2022 compared to December 31, 2021. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2023			2022
		Change due to			Change due to
(In thousands)	Total Change	Average Volume	Average Rate	Total Change	Average Volume	Average Rate
Interest income on a fully taxable equivalent basis: (1)
Loans: (2)
Commercial	$2,081	$(279)	$2,360	$(3,207)	$(584)	$(2,623)
Real estate construction - residential	2,411	1,737	674	(366)	(493)	127
Real estate construction - commercial	2,204	1,059	1,145	1,730	1,718	12
Real estate mortgage - residential	6,126	2,700	3,426	2,275	2,017	258
Real estate mortgage - commercial	8,076	1,893	6,183	3,216	2,625	591
Installment and other consumer	209	(35)	244	(132)	(55)	(77)
Loans held for sale	70	85	(15)	(12)	(78)	66
Investment securities:
U.S. Treasury	136	9	127	22	3	19
U.S. government and federal agency obligations	74	(13)	87	(2)	47	(49)
Obligations of states and political subdivisions	(738)	(262)	(476)	1,159	577	582
Mortgage-backed securities	42	(366)	408	277	(161)	438
Other debt securities	52	(58)	110	66	45	21
Other investment securities	171	73	98	(31)	(14)	(17)
Federal funds sold	(4)	(11)	7	(2)	(11)	9
Interest bearing deposits in other financial institutions	826	(100)	926	76	(364)	440
Total interest income	$21,736	$6,432	$15,304	$5,069	$5,272	$(203)
Interest expense:
Savings	965	1	964	7	8	(1)
NOW accounts	653	(402)	1,055	1,091	53	1,038
Interest checking	5,862	4,160	1,702	1,598	149	1,449
Money market	4,307	(77)	4,384	1,200	20	1,180
Time deposits	6,848	677	6,171	119	53	66
Federal funds purchased and securities sold under agreements to repurchase	64	(23)	87	(36)	(101)	65
Federal Home Loan Bank advances and other borrowings	1,987	624	1,363	(193)	(179)	(14)
Subordinated notes	1,702	—	1,702	845	—	845
Total interest expense	$22,388	$4,960	$17,428	$4,631	$3	$4,628
Net interest income on a fully taxable equivalent basis	$(652)	$1,472	$(2,124)	$438	$5,269	$(4,831)
(1)Interest income and yields are presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21%, net of nondeductible interest expense for the years ended December 31, 2023, 2022 and 2021, respectively. Such adjustments totaled $1.1 million, $2.1 million and $1.8 million for the years ended December 31, 2023, 2022, and 2021, respectively.
(2)Non-accruing loans are included in the average amounts outstanding.
Financial results for the year ended December 31, 2023 compared to the year ended December 31, 2022 reflected a decrease in net interest income, on a fully taxable equivalent basis, of $0.7 million, or 1.1%, and financial results for the year ended December 31, 2022 compared to the year ended December 31, 2021 reflected an increase of $0.4 million, or 0.7%. Measured as a percentage of average earning assets, the net interest margin (expressed on a fully taxable equivalent basis) was 3.29% for the year ended December 31, 2023, compared to 3.53% and 3.62% for the years ended December 31, 2022 and 2021, respectively.
The decrease in net interest income and net interest margin for 2023 compared to 2022, resulted from higher interest expense on both deposits and borrowings. While interest income on a fully taxable equivalent basis increased $21.7 million for 2023 compared to 2022, interest expense increased $22.4 million for 2023 compared to 2022.
The increase in net interest income and decrease in net interest margin for 2022 compared to 2021 primarily resulted from higher interest income from growth in average loans of 9.7%, and a 4.1% increase in the investment portfolio, offset by higher interest expense for interest bearing liabilities and a reduction of fee income from loans under the SBA's Paycheck Protection Program.
Average interest-earning assets increased $105.3 million, or 6.1%, to $1.83 billion for the year ended December 31, 2023 compared to $1.72 billion for the year ended December 31, 2022, and average interest bearing liabilities increased $133.5 million, or 11.2%, to $1.33 billion for the year ended December 31, 2023 compared to $1.19 billion for the year ended December 31, 2022.
Average interest-earning assets increased $52.2 million, or 3.1%, to $1.72 billion for the year ended December 31, 2022 compared to $1.67 billion for the year ended December 31, 2021, and average interest bearing liabilities increased $50.7 million, or 4.4%, to $1.19 billion for the year ended December 31, 2022 compared to $1.14 billion for the year ended December 31, 2021.
Total interest income (expressed on a fully taxable equivalent basis) increased to $93.1 million for the year ended December 31, 2023 compared to $71.3 million and $66.3 million for the years ended December 31, 2022 and 2021, respectively. The Company's rates earned on interest earning assets were 5.10% for the year ended December 31, 2023 compared to 4.14% and 3.97% for the years ended December 31, 2022 and 2021, respectively.
Interest income on loans held for investment increased to $84.5 million for the year ended December 31, 2023 compared to $63.4 million and $59.9 million for the years ended December 31, 2022 and 2021, respectively.
Average loans outstanding increased $138.6 million, or 9.9%, to $1.54 billion for the year ended December 31, 2023 compared to $1.41 billion for the year ended December 31, 2022. The average yield on loans receivable increased to 5.47% during the year ended December 31, 2023 compared to 4.51% for the year ended December 31, 2022. The increase in yield as of December 31, 2023 compared to the prior year is reflective of recent market conditions where most loan types have seen an increase in yield, consistent with recent increases in the prime rate. Contributing to the increase in yield was interest accreted into income on three loans returning to accruing status in 2023.
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
Interest income on available-for-sale securities decreased to $6.7 million for the year ended December 31, 2023 compared to $7.2 million for the year ended December 31, 2022 and increased to $7.2 million for the year ended December 31, 2022 compared o $5.6 million for the year ended December 31, 2021.
Average securities decreased $28.4 million, or 10.4%, to $245.0 million for the year ended December 31, 2023 compared to $273.3 million for the year ended December 31, 2022. The average yield on securities increased to 2.74% for the year ended December 31, 2023 compared to 2.62% for the year ended December 31, 2022. The Company proactively elected a strategy to begin repositioning its balance sheet during the fourth quarter of 2023 by selling $83.7 million in book value of investment securities, with an average yield of 1.57%, which is expected to be accretive to earnings, net interest margin and return on assets in future periods.
Average securities increased $10.8 million, or 4.1%, to $273.3 million for the year ended December 31, 2022 compared to $262.5 million for the year ended December 31, 2021. The average yield on securities increased to 2.62% for the year ended December 31, 2022 compared to 2.15% for the year ended December 31, 2021. See the Liquidity Management section for further discussion.
Total interest expense was $32.9 million for the year ended December 31, 2023 compared to $10.5 million and $5.9 million for the years ended December 31, 2022 and 2021, respectively. The Company's rate paid on interest bearing liabilities was 2.48% for the year ended December 31, 2023 compared to 0.88% and 0.52% for the years ended December 31, 2022 and 2021, respectively. See the Liquidity Management section for further discussion.
Interest expense on deposits was $25.8 million for the year ended December 31, 2023 compared to $7.1 million and $3.1 million for the years ended December 31, 2022 and 2021, respectively.
Average interest bearing deposits increased $104.9 million, or 9.9%, to $1.16 billion for the year ended December 31, 2023 compared to $1.06 billion for the year ended December 31, 2022. The average cost of deposits increased to 2.22% during the year ended December 31, 2023 compared to 0.68% for the year ended December 31, 2022.
Average interest bearing deposits increased $88.5 million, or 9.1%, to $1.06 billion for the year ended December 31, 2022 compared to $0.97 billion for the year ended December 31, 2021. The average cost of deposits increased to 0.68% during the year ended December 31, 2022 compared to 0.32% for the year ended December 31, 2021.
Interest expense on borrowings was $7.1 million for the year ended December 31, 2023 compared to $3.4 million and $2.8 million for the years ended December 31, 2022 and 2021, respectively.
Average borrowings were $167.0 million for the year ended December 31, 2023 compared to $138.3 million and $176.2 million for the years ended December 31, 2022 and 2021, respectively. The Company utilizes funding capacity with the FHLB to meet its short-term liquidity needs. The average cost of borrowings increased to 4.28% for the year ended December 31, 2023 compared to 2.45% and 1.57% for the years ended December 31, 2022, and 2021, respectively. The increase in cost of funds is from higher market interest rates. See the Liquidity Management section for further discussion.
Non-interest Income and Expense
Non-interest income for the years ended December 31, 2023, 2022, and 2021 was as follows:

				$ Change		% Change
(In thousands)	2023	2022	2021	2023 vs 2022	2022 vs 2021	2023 vs 2022	2022 vs 2021
Service charges and other fees	$2,942	$3,002	$3,094	$(60)	$(92)	(2.0)%	(3.0)%
Bank card income and fees	4,028	4,083	3,957	(55)	126	(1.3)	3.2
Trust department income	1,090	1,184	1,324	(94)	(140)	(7.9)	(10.6)
Real estate servicing fees, net	(584)	1,004	580	(1,588)	424	(158.2)	73.1
Gain on sales of mortgage loans, net	2,560	2,661	7,165	(101)	(4,504)	(3.8)	(62.9)
(Losses) gains on other real estate owned, net	(4,429)	289	(871)	(4,718)	1,160	NM	(133.2)
Other	1,929	1,755	1,537	174	218	9.9	14.2
Total non-interest income	$7,536	$13,978	$16,786	$(6,442)	$(2,808)	(46.1)%	(16.7)%
Non-interest income as a % of total revenue *	11.3%	19.2%	22.3%
*Total revenue is calculated as net interest income plus non-interest income.
NM = not meaningful
Total non-interest income decreased $6.4 million, or 46.1%, to $7.5 million for the year ended December 31, 2023 compared to the year ended December 31, 2022, and decreased $2.8 million, or 16.7%, to $14.0 million for the year ended December 31, 2022 compared to the year ended December 31, 2021.
Real estate servicing fees, net of the change in valuation of mortgage servicing rights ("MSRs") was $(0.6) million for the year ended December 31, 2023 compared to $1.0 million and $0.6 million for the years ended December 31, 2022 and 2021, respectively. In the fourth quarter of 2023, the Company recognized a $1.1 million mortgage servicing rights valuation write-down upon accepting a letter of intent to sell the Company's servicing portfolio during the first quarter of 2024. During 2022, mortgage rates and the discount rates used in the MSRs valuation increased as yields and risk increased contributing to increase in the valuation of MSRs in 2022 compared to 2021.
Mortgage loan servicing fees earned on loans sold were $0.6 million for the year ended December 31, 2023 compared to $0.8 million and $0.8 million for the years ended December 31, 2022 and 2021, respectively. The Company was servicing

$220.7 million of mortgage loans at December 31, 2023 compared to $240.5 million and $270.0 million at December 31, 2022 and 2021, respectively.
Gain on sales of mortgage loans was $2.6 million for the year ended December 31, 2023 compared to $2.7 million and $7.2 million for the years ended December 31, 2022 and 2021, respectively. The Company sold loans totaling $106.2 million for the year ended December 31, 2023 compared to $87.2 million and $206.6 million for the years ended December 31, 2022 and 2021, respectively.
(Losses) Gains on other real estate owned, net was $(4.4) million, for the year ended December 31, 2023 compared to $0.3 million and $(0.9) million for the years ended December 31, 2022 and 2021, respectively. During 2023 the Company recorded a $4.7 million valuation write-down primarily related to two foreclosed property relationships.
Investment Securities (Losses) Gains, Net
The following table presents the gross realized gains and losses from sales and calls of available-for-sale securities, as well as gains and losses on equity securities from fair value adjustments which have been recognized in earnings for the years ended December 31, 2023, 2022, and 2021:

(in thousands)	2023	2022	2021
Available-for-sale securities:
Gross realized gains	$—	$—	$122
Gross realized losses	(11,562)	—	—
Other-than-temporary impairment recognized	—	—	—
Other investment securities:
Fair value adjustments, net	32	(14)	27
Certificates of deposit:
Gross realized gains	—	—	—
Gross realized losses	(17)	—	—
Investment securities (losses) gains, net	$(11,547)	$(14)	$149
The Company proactively elected a strategy to begin repositioning its balance sheet during the fourth quarter of 2023 by selling $83.7 million in book value of investment securities, with an average yield of 1.57%, for an after-tax realized loss of $9.1 million.

Non-interest expense for the years ended December 31, 2023, 2022, and 2021 was as follows:

				$ Change		% Change
(In thousands)	2023	2022	2021	2023 vs 2022	2022 vs 2021	2023 vs 2022	2022 vs 2021
Salaries	$23,273	$20,612	$20,717	$2,661	$(105)	12.9%	(0.5)%
Employee benefits	5,698	6,446	6,940	(748)	(494)	(11.6)	(7.1)
Occupancy expense, net	3,247	3,175	3,075	72	100	2.3	3.3
Furniture and equipment expense	3,009	3,054	3,067	(45)	(13)	(1.5)	(0.4)
Processing, network and bank card expense	5,151	4,788	4,751	363	37	7.6	0.8
Legal, examination, and professional fees	2,508	1,630	3,024	878	(1,394)	53.9	(46.1)
Advertising and promotion	1,487	1,494	1,227	(7)	267	(0.5)	21.8
Postage, printing, and supplies	846	878	838	(32)	40	(3.6)	4.8
Loan expense	941	576	823	365	(247)	63.4	(30.0)
Other	6,199	5,885	4,504	314	1,381	5.3	30.7
Total non-interest expense	$52,359	$48,538	$48,966	$3,821	$(428)	7.9%	(0.9)%
Efficiency ratio*	78.5%	66.7%	65.0%
Number of full-time equivalent employees	281	304	298
*Efficiency ratio is calculated as non-interest expense as a percentage of total revenue. Total revenue is calculated as net interest income plus non-interest income.

Total non-interest expense increased $3.8 million, or 7.9%, to $52.4 million for the year ended December 31, 2023 compared to the year ended December 31, 2022, and decreased $0.4 million, or 0.9%, to $48.5 million for the year ended December 31, 2022 compared to the year ended December 31, 2021.
Salaries increased $2.7 million, or 12.9%, to $23.3 million for the year ended December 31, 2023 compared to the year ended December 31, 2022, and decreased $0.1 million, or 0.5%, to $20.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase for the year ended December 31, 2023 over the year ended December 31, 2022 was primarily due to the payment of severance due to the reduction in 35 full-time employees during the fourth quarter of 2023, payroll accruals, and annual merit increases. The decrease for the year ended December 31, 2022 over the year ended December 31, 2021 was primarily due to decreases in incentive pay and deferred loan costs related to loan volume.
Employee benefits decreased $0.7 million, or 11.6%, to $5.7 million for the year ended December 31, 2023 compared to the year ended December 31, 2022, and decreased $0.5 million, or 7.1%, to $6.4 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease for the year ended December 31, 2023 over the year ended December 31, 2022 was primarily due to a decrease in 401(k) plan contributions and pension cost due to lower annual discount rate assumptions compared to the prior year's annual assumptions. The decrease for the year ended December 31, 2022 over the year ended December 31, 2021 was primarily due to a decrease in 401(k) plan contributions, medical premiums, and pension cost due to lower annual discount rate assumptions compared to the prior year's annual assumptions.
Legal, examination, and professional fees increased $0.9 million, or 53.9%, to $2.5 million for the year ended December 31, 2023 compared to the year ended December 31, 2022, and decreased $1.4 million, or 46.1%, to $1.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The changes for 2023 over 2022 primarily related to a write off of consulting fees related to a digital account opening project that was canceled during the fourth quarter of 2023. The changes for 2022 over 2021 was related to $1.5 million in legal fees accrued for as of December 31, 2021 for a lawsuit that was resolved in January 2022.
Loan expense increased $0.4 million, or 63.4%, to $0.9 million for the year ended December 31, 2023 compared to the year ended December 31, 2022, and decreased $0.2 million, or 30.0%, to $0.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. The changes for 2023 over 2022 was primarily due to the recognition of an adjustment to an unearned dealers reserve related to prior years' activity in the first quarter of 2023.
Income Taxes (Benefit)
Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were (121.5)% for the year ended December 31, 2023 compared to 17.3% and 20.2% for the years ended December 31, 2022 and 2021, respectively.
The decrease in the effective tax rate for the year ended December 31, 2023 compared to the year ended December 31, 2022 was primarily attributable to the decrease in earnings, increase in tax-exempt income, and the benefit recorded pertaining to a historical tax credit. The increase in the effective tax rate for the year ended December 31, 2022 compared to the year ended December 31, 2021 was primarily attributable to an increase in earnings and an increase in state taxes attributed to elevated earnings. The effective tax rate for each of the years ended December 31, 2023, 2022, and 2021, respectively, is lower than the U.S. federal statutory rate of 21% primarily due to tax-free income.

Lending and Credit Management
Interest earned on the loan portfolio is a primary source of interest income for the Company. Loans held for investment represented 80.8% of total assets as of December 31, 2023 compared to 78.3% as of December 31, 2022.
Lending activities are conducted pursuant to an established loan policy approved by the Bank's Board of Directors. The Bank's credit review process is overseen by market loan committees with established loan approval limits. In addition, a senior loan committee reviews all credit relationships in aggregate over an established dollar amount. The senior loan committee meets weekly and is comprised of senior managers of the Bank.

Major classifications within the Company’s held-for-investment loan portfolio as of the dates indicated are as follows:

	December 31,
(In thousands)	2023	2022
Commercial, financial, and agricultural	$226,275	$244,549
Real estate construction − residential	58,347	32,095
Real estate construction − commercial	130,296	137,235
Real estate mortgage − residential	372,391	361,025
Real estate mortgage − commercial	731,024	722,729
Installment and other consumer	20,814	23,619
Total loans	$1,539,147	$1,521,252
Percent of categories to total loans:
Commercial, financial, and agricultural	14.7%	16.1%
Real estate construction − residential	3.8	2.1
Real estate construction − commercial	8.5	9.0
Real estate mortgage − residential	24.2	23.7
Real estate mortgage − commercial	47.5	47.5
Installment and other consumer	1.3	1.6
Total	100.0%	100.0%

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

The contractual maturities of loan categories at December 31, 2023 and the composition of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
(In thousands)	One Year Or Less	Over One Year Through Five Years	Over Five Years Through 15 Years	Over 15 Years	Total
Commercial, financial, and agricultural	$63,382	$89,253	$45,393	$28,247	$226,275
Real estate construction − residential	24,080	10,138	1,114	23,015	58,347
Real estate construction − commercial	22,043	80,433	24,871	2,949	130,296
Real estate mortgage − residential	14,185	49,099	66,836	242,271	372,391
Real estate mortgage − commercial	40,218	411,199	134,270	145,337	731,024
Installment and other consumer	3,270	15,472	2,072	0	20,814
Total loans	$167,178	$655,594	$274,556	$441,819	$1,539,147

Loans with fixed rates
Commercial, financial, and agricultural	$14,837	$84,767	$24,693	$—	$124,297
Real estate construction − residential	10,791	1,712	705	—	13,208
Real estate construction − commercial	14,133	72,686	20,758	0	107,577
Real estate mortgage − residential	6,073	44,489	21,804	43,759	116,125
Real estate mortgage − commercial	32,600	351,463	44,827	6,211	435,101
Installment and other consumer	1,631	15,472	2,072	—	19,175
Total	80,065	570,589	114,859	49,970	815,483
Loans with floating rates
Commercial, financial, and agricultural	$48,545	$4,486	$20,700	$28,247	$101,978
Real estate construction − residential	13,289	8,426	409	23,015	45,139
Real estate construction − commercial	7,910	7,747	4,113	2,949	22,719
Real estate mortgage − residential	8,112	4,610	45,032	198,512	256,266
Real estate mortgage − commercial	7,618	59,736	89,443	139,126	295,923
Installment and other consumer	1,639	—	—	—	1,639
Total	87,113	85,005	159,697	391,849	723,664
Total loans	$167,178	$655,594	$274,556	$441,819	$1,539,147
The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2023, the Company sold approximately $106.2 million of loans to investors compared to $87.2 million and $206.6 million for the years ended December 31, 2022 and 2021, respectively. At December 31, 2023, the Company was servicing approximately $220.7 million of loans sold to the secondary market compared to $240.5 million at December 31, 2022, and $270.0 million at December 31, 2021.
Risk Elements of the Loan Portfolio
Management, internal loan review and the senior loan committee formally review all loans in excess of certain dollar amounts (periodically established) at least annually. Loans in excess of $2.0 million in the aggregate and all adversely classified credits identified by management are reviewed by the senior loan committee. In addition, all other loans are reviewed on a risk weighted selection process. The senior loan committee reviews and reports to the Board of Directors, at scheduled meetings: past due, classified, and watch list loans in order to classify or reclassify loans as loans requiring attention, substandard, doubtful, or loss. During this review, management will evaluate individual loans for expected credit losses when those loans do not share similar risk characteristics with loans evaluated using a collective (pooled) basis. Management follows the guidance provided in the Financial Accounting Standards Board's (FASB) Accounting Standards

Codification (ASC) Topic 326-20-30-2. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is individually analyzed and in conjunction with current economic conditions and loss experience, reserves are estimated as further discussed below.
Loans not individually evaluated are aggregated and collectively analyzed. Under ASC 326-20-30-2 and ASC 326-20-55-5, the Company should aggregate financial assets based on similar risk characteristics. Management determined that segmenting loans not individually analyzed by the federal call report codes represents the most prudent way to consolidate loans by their associated risk qualities.
General reserves are recorded for collectively analyzed loans using a consistent methodology. Two different models are used for calculating the general reserve. The Discounted Cash Flow model considers quantitative peer group historic loss experience, forecasts over the estimated life of the loan pools, industry data, and qualitative or environmental factors, such as: lending policies and procedures; economic conditions; the nature, volume and terms of the portfolio; lending staff and management; past due loans; the loan review system; collateral values; concentrations of credit; and external factors. The Remaining Life model applies a long-term average loss rate calculated using peer data that is adjusted for qualitative or environmental factors such as those previously noted. The model used depends on the loan portfolio segment. Management believes, but there can be no assurance, that these procedures keep management informed of potential problem loans.
Non-Performing Assets
The following table summarizes non-performing assets:

	December 31,
(In thousands)	2023	2022
Non-accrual loans:
Commercial, financial, and agricultural	$2,228	$121
Real estate construction − residential	432	—
Real estate construction − commercial	69	87
Real estate mortgage − residential	587	685
Real estate mortgage − commercial	2,978	17,801
Installment and other consumer	—	6
Total	$6,294	$18,700
Loans contractually past - due 90 days or more and still accruing:
Real estate mortgage − residential	$115	$—
Installment and other consumer	4	1
Total	$119	$1
Total non-performing loans (a)	6,413	18,701
Other real estate owned and repossessed assets	1,744	8,795
Total non-performing assets	$8,157	$27,496

Loans held for investment	$1,539,147	$1,521,252
Allowance for credit losses to loans	1.54%	1.02%
Non-accrual loans to total loans	0.41%	1.23%
Non-performing loans to loans (a)	0.42%	1.23%
Non-performing assets to loans (b)	0.53%	1.81%
Non-performing assets to assets (b)	0.43%	1.43%
Allowance for credit losses to non-accrual loans	377.25%	83.36%
Allowance for credit losses to non-performing loans	370.25%	83.35%
(a)Non-performing loans include loans 90 days past due and accruing, non-accrual loans, and 90 days past due.
(b)Non-performing assets include non-performing loans and other real estate owned and repossessed assets.

Total non-performing assets were $8.2 million, or 0.53% of total loans, at December 31, 2023 compared to $27.5 million, or 1.81% of total loans, at December 31, 2022.
Total non-accrual loans at December 31, 2023 decreased $12.4 million to $6.3 million compared to $18.7 million at December 31, 2022. The decrease in non-accrual loans was primarily due to three large commercial real-estate non-accrual loan relationships returning to accrual status.
Loans past due 90 days and still accruing interest at December 31, 2023, were $119,387 compared to $1,248 at December 31, 2022. Other real estate owned and repossessed assets at December 31, 2023 were $1.7 million compared to $8.8 million at December 31, 2022. During the year ended December 31, 2023, $0.1 million of non-accrual loans, net of charge-offs taken, moved to other real estate owned and repossessed assets compared to $0.2 million for the year ended December 31, 2022.

Provision and Allowance for Credit Losses on Loans and Liability for Unfunded Commitments
Allowance for Credit Losses
On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), which provides for the CECL credit loss model. The adoption of the standard resulted in an increase to the allowance for credit losses of $5.8 million and a liability for unfunded commitments totaling $1.3 million. These one-time cumulative adjustments resulted in a $5.6 million tax-effected decrease to retained earnings.
The following table is a summary of the allocation of the allowance for credit losses:

	December 31,
	2023		2022
(In thousands)	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
Allocation of allowance for credit losses at end of period:
Commercial, financial, and agricultural	$3,208	14.7%	$2,735	16.1%
Real estate construction − residential	1,043	3.8	157	2.1
Real estate construction − commercial	3,273	8.5	875	9.0
Real estate mortgage − residential	5,264	24.2	3,329	23.7
Real estate mortgage − commercial	10,537	47.5	8,000	47.5
Installment and other consumer	232	1.3	326	1.6
Unallocated	187	—	166	—
Total	$23,744	100.0%	$15,588	100.0%
The allowance for credit losses was $23.7 million, or 1.54%, of loans outstanding at December 31, 2023 compared to $15.6 million, or 1.02%, of loans outstanding at December 31, 2022. The ratio of the allowance for credit losses to non-performing loans was 370.25% at December 31, 2023, compared to 83.35% at December 31, 2022.
Provision for (Release of) Credit Losses / Loan Losses

(In thousands)	2023	2022	2021
Provision for (release of) credit / loan losses on loans, respectively	$2,665	$(900)	$(1,700)
Provision for (release of) credit losses for off-balance sheet commitments	(325)	—	—
Total Provision for (release of) credit losses	$2,340	$(900)	$(1,700)
The Company recognized a provision for credit losses of $2.3 million for the year ended December 31, 2023 compared to a $0.9 million and $1.7 million release of provision for loan losses for the years ended December 31, 2022 and 2021, respectively. The increase in the provision in the fourth quarter of 2023 resulted from a $1.3 million increase in a specific reserve resulting from the downgrade of one commercial loan relationship. The release of provision expense for 2022 was driven in part from the release of specific reserves totaling $2.8 million in the first quarter of 2022 due to returning significant commercial real-estate loan balances to accruing from non-accrual status or other collateral valuation adjustments.
The following table is a summary of net charge-offs to average loans:

	December 31, 2023			December 31, 2022
(In thousands)	Net Charge-offs (Recoveries)	Average Loans	Net Charge-offs (Recoveries) / Average Loans	Net Charge-offs (Recoveries)	Average Loans	Net Charge-offs (Recoveries) / Average Loans
Commercial, financial, and agricultural	$(31)	$230,988	(0.01)%	$79	$236,228	0.03%
Real estate construction − residential	—	50,497	—	—	24,766	—
Real estate construction − commercial	(22)	136,455	(0.02)	(22)	115,424	(0.02)
Real estate mortgage − residential	65	370,024	0.02	(45)	313,926	(0.01)
Real estate mortgage − commercial	28	734,657	—	170	692,712	0.02
Installment and other consumer	262	22,307	1.17	233	23,237	1.00
Total	$302	$1,544,928	0.02%	$415	$1,406,293	0.03%
Net Loan Charge-offs
The Company's net loan charge-offs were $0.3 million, or 0.02% of average loans, for the year ended December 31, 2023 compared to net charge-offs of $0.4 million, or 0.03% of average loans, for the year ended December 31, 2022.
Loans Held For Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. These loans are initially measured at fair value under the fair value option election with subsequent changes in fair value recognized in mortgage banking income. The loans are primarily sold to Freddie Mac, Fannie Mae, and PennyMac and other various secondary market investors. At December 31, 2023, the carrying amount of these loans was $3.9 million compared to $0.6 million at December 31, 2022.

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
At December 31, 2023, the investment portfolio classified as available-for-sale represented 10.1% of total consolidated assets. Future levels of investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

Available- for-Sale Securities
The following table presents the composition of the investment portfolio and related fair value by major category:

(In thousands)	2023	2022
U.S. Treasury	$1,978	$2,152
U.S. government and federal agency obligations	427	559
U.S. government-sponsored enterprises	21,822	23,777
Obligations of states and political subdivisions	106,885	109,440
Mortgaged-backed securities	45,640	102,699
Other debt securities (a)	10,821	10,943
Bank issued trust preferred securities (a)	1,169	1,177
Total available-for-sale debt securities, at fair value	$188,742	$250,747
(a)Certain hybrid instruments possessing characteristics typically associated with debt obligations.
As of December 31, 2023, the expected maturity and tax-equivalent yield in the investment portfolio was as follows:

(In thousands)	1 Year Or Less	Yield	Over 1 Through 5 Years	Yield	Over 5 Through 10 Years	Yield	Over 10 Years	Yield	Total	Yield
U.S. Treasury	$1,978	5.24%	$—	—%	$—	—%	$—	—%	$1,978	5.24%
U.S. government and federal agency obligations	—	—	427	2.20	—	—	—	—	427	2.20
U.S. government-sponsored enterprises	—	—	20,049	5.09	1,773	2.14	—	—	21,822	4.85
States and political subdivisions (1)	124	3.28	4,868	2.19	11,186	2.12	90,707	2.17	106,885	2.17
Mortgage-backed securities (2)	18	1.87	1,926	2.08	5,786	2.29	37,910	2.30	45,640	2.29
Other debt securities	—	—	—	—	10,821	4.93	—	—	10,821	4.93
Bank issued trust preferred securities	—	—	—	—	—	—	1,169	7.95	1,169	7.10
Total available-for-sale debt securities	$2,120	5.10%	$27,270	4.31%	$29,566	3.18%	$129,786	1.88%	$188,742	2.70%

Equity securities
Federal Agriculture Mortgage Corporation	$—	—%	$—	—%	$—	—%	$78	3.77%	$78	3.77%
(1)Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory federal income tax rate of 21%.
(2)Mortgage-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the 12 months ended December 31, 2023 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates. The tax equivalent yield is calculated on amortized cost using a level yield method and a 21% tax rate.
At December 31, 2023, $13.3 million of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investments securities that do not have readily determinable fair values. Investments in FHLB stock, and Midwest Independent BankersBank ("MIB") stock, that do not have readily determinable fair values, are required for membership in those organizations.

(In thousands)	2023	2022
FHLB stock	$6,071	$6,156
MIB stock	151	151
Equity securities with readily determinable fair values	78	46
Total other investment securities	$6,300	$6,353

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

(In thousands)	2023	2022
Federal funds sold	$—	$46
Other interest-bearing deposits	77,775	65,013
Certificates of deposit in other banks	—	2,955
Available-for-sale investment securities	188,742	250,747
Total	$266,517	$318,761
Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available-for-sale investment portfolio was $188.7 million at December 31, 2023 and included an unrealized net loss of $27.2 million. The portfolio includes projected maturities and mortgage-backed securities pay-downs of approximately $2.1 million over the next 12 months, which offer resources to meet either new loan demand or reductions in the Company's deposit base.
The Company pledges portions of its investment securities portfolio as collateral to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. The Company's unpledged securities in the available-for-sale portfolio totaled approximately $99.5 million and $139.2 million at December 31, 2023 and 2022, respectively.
Total investment securities pledged for these purposes were as follows:

(In thousands)	2023	2022
Investment securities pledged for the purpose of securing:
Federal Reserve Bank borrowings	$9,048	$8,563
Federal funds purchased and securities sold under agreements to repurchase	—	8,601
Other deposits	80,175	94,432
Total pledged, at fair value	$89,223	$111,596
Liquidity is available from the Company's base of core customer deposits, defined as demand, interest checking, savings, money market deposit accounts, and time deposits less than $250,000, less all brokered deposits under $250,000. Such deposits totaled $1.5 billion and represented 93.1% of the Company's total deposits at December 31, 2023, compared to $1.5 billion and 91.7% of the Company's total deposits at December 31, 2022. These core deposits are normally less volatile and are often tied to other products of the Company through long lasting relationships.
Core deposits at December 31, 2023 and 2022 were as follows:

(In thousands)	2023	2022
Core deposit base:
Non-interest bearing demand	$402,241	$453,443
Interest checking	387,242	440,611
Savings and money market	459,049	442,856
Other time deposits	214,004	160,175
Total	$1,462,536	$1,497,085
Maturities of uninsured time deposits with balances over $250,000 as of December 31, 2023 were as follows:

(in thousands)
Due within:
Three months or less	$39,593
Over three through six months	26,077
Over six through 12 months	40,152
Over 12 months	2,325
Total	$108,147
Estimated uninsured deposits totaled $387.1 million, including $108.1 million of certificates of deposit, at December 31, 2023, compared to $420.3 million, including $94.9 million of certificates of deposit, at December 31, 2022. The Company had brokered deposits totaling $0.2 million and $40.1 million at December 31, 2023 and 2022, respectively.
Included in the uninsured deposits at December 31, 2023 and December 31, 2022 are public fund deposits greater than $250,000, which are collateralized by the Company totaling $137.7 million and $111.6 million, respectively. The estimated uninsured and uncollateralized deposits ratio to total deposits at December 31, 2023 and December 31, 2022 was 15% and 19%, respectively.
Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company's outside borrowings are comprised of securities sold under agreements to repurchase, FHLB advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2023, under agreements with these unaffiliated banks, the Bank may borrow up to $35.0 million in federal funds on an unsecured basis and $8.6 million on a secured basis. There were no federal funds purchased outstanding at December 31, 2023. Securities sold under agreements to repurchase are generally borrowed overnight and are secured by a portion of the Company's investment portfolio. The Company elected to discontinue the repurchase agreement product during 2023 and customers were moved to reciprocal deposit products within the Company's deposit mix. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2023.
As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2023, the Bank had $107.0 million in outstanding borrowings with the FHLB. In addition, the Company has $49.5 million at December 31, 2023 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.
Borrowings outstanding at December 31, 2023 and 2022 were as follows:

(In thousands)	2023	2022
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	$—	$5,187
Federal Home Loan Bank advances	107,000	98,000
Subordinated notes	49,486	49,486
Total	$156,486	$152,673
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

	2023				2022
(In thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total
Advance equivalent	$425,367	$8,563	$35,000	$468,930	$355,391	$8,058	$60,000	$423,449
Letters of credit	(107,500)	—	—	(107,500)	(47,500)	—	—	(47,500)
Advances outstanding	(107,000)	—	—	(107,000)	(98,000)	—	—	(98,000)
Total available	$210,867	$8,563	$35,000	$254,430	$209,891	$8,058	$60,000	$277,949
At December 31, 2023, loans of $708.3 million were pledged to the FHLB as collateral for borrowings and letters of credit. At December 31, 2023, investments with a market value of $9.0 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.
Sources and Uses of Funds
Cash and cash equivalents were $93.5 million at December 31, 2023 compared to $83.7 million at December 31, 2022. The $9.7 million increase resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2023. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $17.6 million for the year ended December 31, 2023.
Investing activities, consisting mainly of purchases, sales and maturities of available-for-sale securities, and changes in the level of the loan portfolio, provided total cash of $54.2 million. The cash inflow primarily consisted of $74.5 million from sales of securities and $24.4 million from maturities and calls of securities, respectively. This was partially offset by a $29.5 million purchase of securities and a net increase in loans held for investment of $18.3 million. The Company proactively elected a strategy to begin repositioning its balance sheet during the fourth quarter of 2023 by selling $83.7 million in book value of investment securities, with an average yield of 1.57%, for an after-tax realized loss of $9.1 million. This is expected to be accretive to earnings, net interest margin and return on assets in future periods.
Financing activities used cash of $62.1 million, resulting primarily from a $128.4 million decrease in demand and interest-bearing transaction accounts. This was partially offset by a $67.1 million increase in time deposits. The Company utilized funding capacity with the FHLB by drawing advances of $346.8 million and repaying $337.8 million to meet its short-term liquidity needs during the year.
In the normal course of business, the Company enters into certain forms of off-balance-sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company's various risk management processes. Management considers both on-balance sheet and off-balance-sheet transactions in its evaluation of the Company's liquidity. The Company had $406.0 million in unused loan commitments and standby letters of credit as of December 31, 2023. Although the Company's current liquidity sources are adequate to fund this commitment level, many of the unused commitments are expected to expire or be partially used, and does not necessarily represent future cash requirements.
The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company's ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its shareholders. The Company paid cash dividends to its common shareholders totaling approximately $4.6 million and $4.2 million for the years ended December 31, 2023 and 2022, respectively. A large portion of the Company's liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $9.0 million and $10.5 million in dividends to the Company during the years ended December 31, 2023 and 2022, respectively. At December 31, 2023 and 2022, the Company had cash and cash equivalents totaling $6.8 million and $2.5 million, respectively.
Capital Management
The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Under the Basel III Capital Rules, at December 31, 2023, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of December 31, for the years indicated:

	2023	2022	2021	Minimum Capital Required - Basel III Fully Phased-In	Minimum Required to be Considered Well-Capitalized Under Prompt Corrective Action Banks
Risk-based capital ratios:
Total capital ratio	13.99%	13.85%	14.79%	10.5%	10.0%
Tier 1 capital ratio	12.59%	12.52%	13.59%	8.5	8.0
Common Equity Tier 1 capital ratio	9.73%	9.89%	10.22%	7.0	6.5
Tier 1 leverage ratio	10.29%	10.76%	11.01%	4.0	5.0

Commitments, Contractual Obligations, and Off-Balance-Sheet Arrangements
The required payments of time deposits and other borrowed money, not including interest, at December 31, 2023 are as follows:

	Payments due by Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$322,151	$292,731	$22,025	$7,395	$—
FHLB advances and other borrowed money	107,000	26,000	53,000	17,500	10,500
Subordinated notes	49,486	—	—	—	49,486
Operating lease liabilities	1,213	253	516	526	(82)
Total	$479,850	$318,984	$75,541	$25,421	$59,904
In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company's consolidated financial statements. Such activities include traditional off-balance-sheet credit related financial instruments.

The Company provides customers with off-balance-sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2023 are as follows:

	Amount of Commitment Expiration per Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Unused loan commitments	$286,939	$175,855	$29,540	$18,672	$62,872
Interest rate lock commitments	3,694	3,694	—	—	—
Forward sale commitments	3,779	3,779	—	—	—
Standby letters of credit	111,631	111,631	—	—	—
Total	$406,043	$294,959	$29,540	$18,672	$62,872
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
The principal objective of the Company's asset and liability management function is to evaluate the interest rate risk within the balance sheet and pursue a controlled assumption of interest rate risk while maximizing earnings and preserving adequate levels of liquidity and capital. The asset and liability management function is under the guidance of the Asset Liability Committee from direction of the Board of Directors. The Asset Liability Committee meets quarterly to review, among other things, the sensitivity of the Company's assets and liabilities to interest rate changes, local and national market conditions and rates. The Asset Liability Committee also reviews the liquidity, capital, deposit mix, loan mix and investment positions of the Company.
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

The table below illustrates the impact of an immediate and sustained 200 and 100 basis point increase and a 200 and 100 basis point decrease in interest rates on net interest income in year one based on the interest rate risk model at December 31, 2023 and 2022.

	% Change in projected net interest income
Hypothetical shift in interest rates	December 31,
(bps)	2023	2022
200	5.92%	3.01%
100	6.12%	3.78%
(100)	7.08%	5.20%
(200)	7.05%	5.80%
The change in the Company's interest rate risk exposure from December 31, 2022 to December 31, 2023 was primarily due to higher rates on interest bearing assets projected to reprice in the next 12 months and projected repricing speeds on interest bearing assets and liabilities. In an immediate and sustained shock, interest bearing assets and liabilities are projected to reprice at relatively the same pace. In down rate scenarios, interest bearing liabilities are projected to reprice faster than interest bearing assets providing increased net interest income in a falling rate market. Management believes the change in projected net interest income from interest rate shifts of up 200 bps and down 200 bps is an acceptable level of interest rate risk.
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
Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company's operations for the three months ended December 31, 2023.
Impact of New Accounting Standards
Rate Reform. In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. It provides optional expedients and exceptions for applying U.S. GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The amendments in this update were effective for all entities from March 12, 2020 through December 31, 2022. In December 2022, the FASB issued ASU 2022-06, “Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848,” which was effective upon issuance and deferred the sunset date in Topic 848 from December 31, 2022 to December 31, 2024. The trust-preferred subordinated debentures transitioned to an adjusted Secured Overnight Financing Rate (SOFR) index in accordance with the Federal Reserve's final rule implementing the Adjustable Interest Rate Act. The Company also identified its products that utilize LIBOR and has implemented enhanced fallback language to facilitate the transition to alternative reference rates, such as SOFR. The Company evaluated its systems and is offering alternative rates and is no longer offering LIBOR-indexed rates on newly originated loans. The Company completed its transition from LIBOR during the first quarter of 2023.

Disclosure Improvements The FASB issued ASU 2023-06, "Disclosure Improvements: Codification Amendments in Response to the SEC's Disclosure Update and Simplification Initiative", in October 2023. The amendments in this update modify the disclosure or presentation requirements of a variety of topics in the codification. Certain amendments represent clarifications to or technical corrections of the current requirements. The effective date for each amendment will be the date on which the SEC's removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. The adoption is not expected to have a significant effect on the Company's consolidated financial statements.
Income Taxes The FASB issued ASU 2023-09, "Income Taxes (Topic 740) - Improvements to Income Tax Disclosures", in December 2023. The amendments in this update require additional disclosures regarding the rate reconciliation and income taxes paid. This Update also removed certain existing disclosure requirements. This Update is effective for annual periods beginning January 1, 2025. Early adoption is permitted. The amendments in this Update should be applied on a prospective basis, though retrospective application is permitted. Other than the inclusion of additional disclosures, the adoption is not expected to have a significant effect on the Company's consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS
The following consolidated financial statements of the Company and report of the Company's independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Hawthorn Bancshares, Inc.:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 18, 2024 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
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
Allowance for credit losses for loans evaluated on a collective basis
As discussed in Notes 1 and 2 to the consolidated financial statements, the allowance for credit losses related to loans evaluated on a collective basis (the collective ACL) was $10.9 million of a total allowance for credit losses of $23.7 million as of December 31, 2023. The allowance for credit losses is measured using a lifetime expected loss model that incorporates relevant information about past events, including historical credit loss experience on loans with similar risk characteristics, current conditions, and reasonable and supportable forecast that affect the collectability of the remaining cash flows over the contractual term of the loans. The allowance for credit losses on loans is measured on a collective (pool) basis where loans are aggregated into pools based on similar risk characteristics. The collective ACL is calculated as the difference between the amortized cost basis and the amount expected to be collected on the instrument. For loans evaluated for credit losses on a collective basis, average historical loss rates are calculated for each pool using relevant peer historical net charge-offs (combined charge-offs and recoveries by observable historical reporting period) and the Company's outstanding loan balances during a lookback period. The calculated average net charge-off rate is then adjusted for current conditions and reasonable and supportable forecast. These adjustments increase or decrease the average historical loss rate to reflect expectations of future losses given a single path economic forecast of a single macroeconomic variable, which is the civilian unemployment rate. The adjustments are based on results from various regression models projecting the impact of the selected macroeconomic variable to loss rates. The forecast is used for a reasonable and supportable period before reverting back to historical averages using a straight-line method. The forecast adjusted loss rate is applied to the loans over the remaining contractual lives, adjusted for expected prepayments. Additionally, the allowance for credit losses considers other qualitative factors not included in historical loss rates or macroeconomic forecast such as changes in portfolio composition, underwriting practices, or significant unique events or conditions.
We identified the assessment of the December 31, 2023, collective ACL as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment. Specifically, this assessment encompassed the evaluation of the conceptual soundness of the lifetime expected loss model used to estimate the collective ACL, including the following key methods and assumptions (1) selection of the macroeconomic variable for use in the reasonable and supportable forecast, (2) prepayment and curtailment rates, and (3) loss given default (LGD) and probability of default (PD), as well as the qualitative factor framework, and related qualitative adjustments for current economic conditions and other external factors. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.
The following are the primary procedures we performed to address the critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s measurement of the collective ACL estimate, including controls over the (1) development and approval of the collective ACL methodology, (2) validation of the collective ACL methodology and model, (3) continued use and appropriateness of changes made to the collective ACL methodology and model, (4) identification and determination of the key methods and assumptions used to estimate the collective ACL, (5) development of qualitative adjustments, and (6) analysis of the collective ACL results, trends, and ratios.
We evaluated the Company’s process to develop the collective ACL estimate by testing certain sources of data, methods, and assumptions, and considered the relevance and reliability of such data, methods, and assumptions. We evaluated whether the historical losses are representative of the credit characteristics of the current portfolio. We involved credit risk professionals with specialized skills and knowledge, who assisted in:
•Evaluating the Company’s collective ACL methodology for compliance with U.S. generally accepted accounting principles
•Assessing the collective ACL methodology and model for conceptual soundness by inspecting the methodology and model documentation to determine whether the methodology and model are suitable for intended use
•Evaluating the appropriateness of the PD, LGD, prepayment rate and curtailment rate assumptions by comparing them to relevant Company-specific metrics and trends, and the applicable industry and regulatory practices.
•Assessing the selection of the macroeconomic variable for use in the reasonable and supportable forecast by comparing it to the Company’s business environment and relevant industry practices
•Evaluating the methodology used to develop the qualitative factors and the effect of those factors on the collective ACL compared with changes in internal and external conditions relevant to the entity and identified limitations of the underlying quantitative model
We assessed the sufficiency of the audit evidence obtained related to the Company’s collective ACL by evaluating the cumulative results of the audit procedures, qualitative aspects of the Company’s accounting practices, and potential bias in the accounting estimates.
/s/ KPMG LLP
We have served as the Company's auditor since 1993.
St. Louis, Missouri
March 18, 2024

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
(In thousands, except per share data)	2023	2022
ASSETS
Cash and due from banks	15,675	$18,661
Federal funds sold	—	46
Other interest-bearing deposits	77,775	65,013
Cash and cash equivalents	93,450	83,720
Certificates of deposit in other banks	—	2,955
Available-for-sale debt securities, at fair value	188,742	250,747
Other investments	6,300	6,353
Total investment securities	195,042	257,100
Loans held for investment	1,539,147	1,521,252
Allowance for credit losses (1)	(23,744)	(15,588)
Net loans	1,515,403	1,505,664
Loans held for sale, at lower of cost or fair value	3,884	591
Premises and equipment - net	32,047	32,856
Mortgage servicing rights, at fair value	1,738	2,899
Other real estate owned - net	1,744	8,795
Accrued interest receivable	8,661	7,953
Cash surrender value - life insurance	2,624	2,567
Other assets (1)	20,757	18,440
Total assets	$1,875,350	$1,923,540
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Non-interest-bearing demand	$402,241	$453,443
Savings, interest checking and money market	846,452	923,602
Time deposits $250,000 and over	108,147	94,859
Other time deposits	214,004	160,175
Total deposits	1,570,844	1,632,079
Federal funds purchased and securities sold under agreements to repurchase	—	5,187
Federal Home Loan Bank advances and other borrowings	107,000	98,000
Subordinated notes	49,486	49,486
Operating lease liabilities	1,213	1,533
Accrued interest payable	1,772	902
Liability for unfunded commitments (1)	947	—
Other liabilities	8,003	8,942
Total liabilities	1,739,265	1,796,129
Stockholders’ equity:
Common stock, $1 par value, authorized 15,000,000 shares; issued 7,554,893 and 7,284,151 shares, respectively	7,555	7,284
Surplus	76,818	71,042
Retained earnings	76,464	91,789
Accumulated other comprehensive loss, net of tax	(13,762)	(31,714)
Treasury stock; 515,570 shares at cost	(10,990)	(10,990)
Total stockholders’ equity	136,085	127,411
Total liabilities and stockholders’ equity	$1,875,350	$1,923,540
(1) December 31, 2023 amounts include the impacts of the January 1, 2023 adoption of ASU 2016-13. See Note 2 for details.
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income

	Years Ended December 31,
(In thousands, except per share amounts)	2023	2022	2021
INTEREST INCOME
Interest and fees on loans	$84,187	$62,888	$59,248
Interest and fees on loans held for sale	160	90	102
Interest on investment securities:
Taxable	3,450	3,150	2,798
Nontaxable	2,489	2,439	1,660
Federal funds sold	2	6	8
Other interest-bearing deposits, and certificates of deposit in other banks	1,239	413	337
Dividends on other investments	441	270	301
Total interest income	91,968	69,256	64,454
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	16,796	5,009	1,113
Time deposit accounts $250,000 and over	4,317	1,059	575
Time deposits	4,569	1,034	1,446
Total interest expense on deposits	25,682	7,102	3,134
Interest on federal funds purchased and securities sold under agreements to repurchase	115	51	87
Interest on Federal Home Loan Bank advances	3,255	1,268	1,461
Interest on subordinated notes	3,774	2,072	1,227
Total interest expense on borrowings	7,144	3,391	2,775
Total interest expense	32,826	10,493	5,909
Net interest income	59,142	58,763	58,545
Provision for (release of) credit losses on loans and unfunded commitments (1)	2,340	(900)	(1,700)
Net interest income after provision for (release of) credit losses on loans and unfunded commitments	56,802	59,663	60,245
NON-INTEREST INCOME
Service charges and other fees	2,942	3,002	3,094
Bank card income and fees	4,028	4,083	3,957
Trust department income	1,090	1,184	1,324
Real estate servicing fees, net	(584)	1,004	580
Gain on sale of mortgage loans, net	2,560	2,661	7,165
(Losses) gains on other real estate owned, net	(4,429)	289	(871)
Other	1,929	1,755	1,537
Total non-interest income	7,536	13,978	16,786
Investment securities (losses) gains, net	(11,547)	(14)	149
NON-INTEREST EXPENSE
Salaries and employee benefits	28,971	27,058	27,657
Occupancy expense, net	3,247	3,175	3,075
Furniture and equipment expense	3,009	3,054	3,067
Processing, network, and bank card expense	5,151	4,788	4,751
Legal, examination, and professional fees	2,508	1,630	3,024
Advertising and promotion	1,487	1,494	1,227
Postage, printing, and supplies	846	878	838
Loan expense	941	576	823
Other	6,199	5,885	4,504
Total non-interest expense	52,359	48,538	48,966
Income before income taxes (benefit)	432	25,089	28,214
Income tax expense (benefit)	(524)	4,338	5,697
Net income	$956	$20,751	$22,517
Basic earnings per share	$0.14	$2.94	$3.15
Diluted earnings per share	$0.14	$2.94	$3.15
(1) Prior to adoption of ASU No 2016-13 on January 1, 2023, credit losses were estimated using the incurred loss approach.
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,
(In thousands)	2023	2022	2021
Net income	$956	$20,751	$22,517
Other comprehensive income (loss), net of tax
Investment securities available-for-sale:
Unrealized gains (losses) on investment securities available-for-sale, net of tax	6,048	(37,019)	(2,895)
Adjustment for losses (gains) on sale of investment securities, net of tax	9,148	—	(96)
Defined benefit pension plans:
Net gains arising during the year, net of tax	3,262	2,012	4,466
Amortization of net (gains) losses cost included in net periodic pension cost, net of tax	(506)	—	290
Total other comprehensive income (loss)	17,952	(35,007)	1,765
Total comprehensive income (loss)	$18,908	$(14,256)	$24,282
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

(In thousands)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stock - holders' Equity
Balance, December 31, 2020	$6,769	$59,307	$68,935	$1,528	$(5,950)	$130,589
Net income	—	—	22,517	—	—	22,517
Other comprehensive income	—	—	—	1,765	—	1,765
Purchase of treasury stock	—	—	—	—	(2,148)	(2,148)
Stock dividend ($0.04 per share)	255	5,130	(5,385)	—	—	—
Cash dividends declared, common stock ($0.58 per share)	—	—	(3,767)	—	—	(3,767)
Balance, December 31, 2021	$7,024	$64,437	$82,300	$3,293	$(8,098)	$148,956
Net income	—	—	20,751	—	—	20,751
Other comprehensive loss	—	—	—	(35,007)	—	(35,007)
Purchase of treasury stock	—	—	—	—	(2,892)	(2,892)
Stock dividend ($0.04 per share)	260	6,605	(6,865)	—	—	—
Cash dividends declared, common stock ($0.66 per share)	—	—	(4,397)	—	—	(4,397)
Balance, December 31, 2022	$7,284	$71,042	$91,789	$(31,714)	$(10,990)	$127,411
Adoption of ASU 2016-13	—	—	(5,581)	—	—	(5,581)
Balance, January 01, 2023	7,284	71,042	86,208	(31,714)	(10,990)	121,830
Net income	—	—	956	—	—	956
Other comprehensive income	—	—	—	17,952	—	17,952
Share-based compensation expense	—	42	—	—	—	42
Stock dividend ($0.04 per share)	271	5,734	(6,005)	—	—	—
Cash dividends declared, common stock ($0.68 per share)	—	—	(4,695)	—	—	(4,695)
Balance, December 31, 2023	$7,555	$76,818	$76,464	$(13,762)	$(10,990)	$136,085
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2023	2022	2021
Cash flows from operating activities:
Net income	$956	$20,751	$22,517
Adjustments to reconcile net income to net cash from operating activities:
Provision for (release of) for credit losses on loans and unfunded commitments	2,340	(900)	(1,700)
Depreciation expense	2,106	2,141	2,283
Net amortization of investment securities, premiums, and discounts	1,008	1,358	1,743
Change in fair value of mortgage servicing rights	1,200	(176)	186
Investment securities losses (gains), net	11,547	14	(149)
(Gains) losses on sales and dispositions of premises and equipment	(133)	(160)	29
Gain on sales and dispositions of other real estate and repossessed assets	(298)	(255)	(27)
Provision for (release of) valuation allowance for other real estate owned	4,729	(29)	965
Share-based compensation expense	42	—	—
(Increase) decrease in accrued interest receivable	(708)	(1,332)	19
Increase in cash surrender value - life insurance	(57)	(58)	(58)
Increase in other assets	(4,894)	(1,413)	(2,222)
Decrease in operating lease liabilities	(320)	(304)	(300)
Increase (decrease) in accrued interest payable	870	620	(555)
Increase (decrease) in other liabilities	2,553	(1,522)	4,981
Origination of mortgage loans held for sale	(106,978)	(83,012)	(196,924)
Proceeds from the sale of mortgage loans held for sale	106,206	87,217	206,589
Gain on sale of mortgage loans, net	(2,560)	(2,661)	(7,165)
Net cash provided by operating activities	17,609	20,279	30,212
Cash flows from investing activities:
Purchase of certificates of deposit in other banks	—	(735)	(245)
Proceeds from maturities of certificates of deposit in other banks	2,219	2,966	4,436
Net increase in loans	(18,267)	(219,646)	(15,449)
Purchase of available-for-sale debt securities	(29,512)	(21,282)	(178,576)
Proceeds from maturities of available-for-sale debt securities	23,780	30,899	38,386
Proceeds from calls of available-for-sale debt securities	615	2,295	16,515
Proceeds from sales of available-for-sale debt securities	74,506	—	5,420
Purchases of FHLB stock	(14,672)	(13,334)	(362)
Proceeds from sales of FHLB stock	14,757	12,375	1,334
Purchases of premises and equipment	(2,097)	(2,566)	(591)
Proceeds from sales of premises and equipment	172	317	46
Proceeds from sales of other real estate and repossessed assets	2,691	2,176	1,551
Net cash provided by (used in) investing activities	54,192	(206,535)	(127,535)
Cash flows from financing activities:
Net (decrease) increase in demand deposits	(51,202)	377	70,574
Net (decrease) increase in interest-bearing transaction accounts	(77,150)	105,244	94,550
Net increase (decrease) in time deposits	67,117	9,638	(31,910)
Net decrease in federal funds purchased and securities sold under agreements to repurchase	(5,187)	(18,642)	(21,325)
Repayment of FHLB advances and other borrowings	(337,840)	(315,399)	(29,256)
FHLB advances	346,840	335,981	—
Purchase of treasury stock	—	(2,892)	(2,148)
Cash dividends paid - common stock	(4,649)	(4,240)	(3,616)
Net cash (used in) provided by financing activities	(62,071)	110,067	76,869
Net increase (decrease) in cash and cash equivalents	9,730	(76,189)	(20,454)
Cash and cash equivalents, beginning of year	83,720	159,909	180,363
Cash and cash equivalents, end of year	$93,450	$83,720	$159,909
See accompanying notes to the consolidated financial statements.
HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows continued

	Year Ended December 31,
(In thousands)	2023	2022	2021
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$32,059	$9,919	$6,464
Income taxes	$1,925	$4,307	$4,729
Noncash investing and financing activities:
Other real estate and repossessed assets acquired in settlement of loans	$71	$162	$723
Stock dividends	$6,005	$6,865	$5,385
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021

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
The accompanying consolidated financial statements of the Company have been prepared in conformity with United States generally accepted accounting principles ("U.S. GAAP"). The preparation of the consolidated financial statements includes all adjustments that, in the opinion of management, are necessary in order to make those statements not misleading. Management is required to make estimates and assumptions, including the determination of the allowance for credit losses, real estate acquired in connection with foreclosure or in satisfaction of loans, and fair values of investment securities available-for-sale that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's management has evaluated and did not identify any subsequent events or transactions requiring recognition or disclosure in the consolidated financial statements other than what is disclosed in the Pending Litigation section below.
The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:
Principles of Consolidation
In December of 2008, the Company formed Hawthorn Real Estate, LLC, (the "Real Estate Company"); a wholly owned subsidiary of the Company. In December of 2017, the Company formed Hawthorn Risk Management, Inc., (the "Insurance Captive"); a wholly owned subsidiary of the Company. The consolidated financial statements include the accounts of the Company, the Bank, the Real Estate Company, and the Insurance Captive. The Insurance Captive was dissolved December 1, 2023. All significant intercompany accounts and transactions have been eliminated in consolidation.
Loans
Loans that the Company has the intent and ability to hold for the foreseeable future or to maturity are held for investment at their stated unpaid principal balance amount less unearned income and the allowance for credit losses. Income on loans is accrued on a simple-interest basis. Loan origination fees and certain direct costs are deferred and recognized over the life of the loan as an adjustment to yield.
Loans Held for Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. These loans are initially measured at fair value under the fair value option election with subsequent changes in fair value recognized in mortgage banking income. The loans are primarily sold to Freddie Mac, Fannie Mae, PennyMac, and various other secondary market investors. The Company sells loans with servicing retained or released depending on pricing and market conditions. Mortgage loans held for sale were $3.9 million at December 31, 2023 compared to $0.6 million at December 31, 2022.
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
December 31, 2023, 2022, and 2021
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
Allowance for Credit Losses
The allowance for credit losses is measured using a lifetime expected loss model that incorporates relevant information about past events, including historical credit loss experience on loans with similar risk characteristics, current conditions, and reasonable and supportable forecasts that affect the collectability of the remaining cash flows over the contractual term of the loans. The allowance for credit losses is measured on a collective (pool) basis. Loans are aggregated into pools based on similar risk characteristics including borrower type, collateral type and expected credit loss patterns. Loans that do not share similar risk characteristics, primarily large loans on non-accrual status, are evaluated on an individual basis. The allowance for credit losses is a valuation account that is deducted from loans amortized cost basis to present the net amount expected to be collected on the instrument. Expected recoveries are included in the allowance and do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Loans are charged off against the allowance for credit losses when management believes the balance has become uncollectible.
For loans evaluated for credit losses on a collective basis, average historical loss rates are calculated for each pool using relevant peer historical net charge-offs (combined charge-offs and recoveries by observable historical reporting period) and the Company's outstanding loan balances during a lookback period. The Company chose to use relevant peer loan loss data due to statistical relevance concerns, low observation counts, historical data limitations, and the inability to secure through the cycle loan-level data. Lookback periods can be different based on the individual pool and represent management’s credit expectations for the pool of loans over the remaining contractual life. The calculated average net charge-off rate is then adjusted for current conditions and reasonable and supportable forecasts. These adjustments increase or decrease the average historical loss rate to reflect expectations of future losses given a single path economic forecast of a single macroeconomic variable, which is the civilian unemployment rate. The adjustments are based on results from various regression models projecting the impact of the selected macroeconomic variable to loss rates. The forecast is used for a reasonable and supportable period before reverting back to historical averages using a straight-line method. The forecast adjusted loss rate is applied to the loans over the remaining contractual lives, adjusted for expected prepayments and curtailments. The contractual term excludes expected extensions, renewals and modifications. Credit cards and certain similar consumer lines of credit do not have stated maturities and therefore, for these loan classes, remaining contractual lives are determined by estimating future cash flows expected to be received from customers until payments have been fully allocated to outstanding balances. Agriculture loans also use the remaining life methodology for estimating life of loan losses. Additionally, the allowance for credit losses considers qualitative or environmental factors, such as: lending policies and procedures; economic conditions; the nature, volume and terms of the portfolio; lending staff and management; past due loans; the loan review system; collateral values; concentrations of credit; and external factors.
Allowance for Credit Losses on Off-Balance-Sheet Credit Exposures
The Company maintains a separate allowance for credit losses for off-balance-sheet credit exposures, including unfunded loan commitments, unless the associated obligation is unconditionally cancellable by the Company. This allowance is included in other liabilities on the consolidated balance sheets with associated expense recognized as a component of the provision for credit losses on the consolidated statements of income. The liability for unfunded lending commitments utilizes the same model as the allowance for credit losses on loans, however, the liability for unfunded lending commitments incorporates an assumption for the portion of unfunded commitments that are expected to be funded.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
Investment Securities
Available-for-sale Securities
The largest component of the Company's investment portfolio consists of debt securities which are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, net of taxes, a component of stockholders' equity. Securities are periodically evaluated for impairment in accordance with guidance provided by the Financial Accounting Standards Board ("FASB") under Accounting Standards Codification ("ASC") Topic 320, Investments – Debt Securities. For those securities with other-than-temporary impairment, the entire loss in fair value is required to be recognized in current earnings if the Company intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.
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
Capital Stock of the FHLB
The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Agency, is required to maintain an investment in the capital stock of the FHLB in an amount equal to 6 basis points of the Bank's year-end total assets plus 4.50% of advances from the FHLB to the Bank. These investments are recorded at cost, which represents redemption value.
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
December 31, 2023, 2022, and 2021
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
Mortgage servicing rights ("MSRs") are carried at fair value in the consolidated balance sheet with changes in the fair value recognized in earnings. Because most servicing rights do not trade in an active market with readily observable prices, the Company determines the fair value of mortgage servicing rights by estimating the fair value of the future cash flows associated with the mortgage loans being serviced. Key assumptions used in measuring the fair value of mortgage servicing rights include, but are not limited to, prepayment speeds, discount rates, delinquencies, ancillary income, and cost to service. These assumptions are validated on a periodic basis. The fair value is validated on a quarterly basis with an independent third party valuation specialist firm.
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
Other Real Estate Owned and Repossessed Assets
Other real estate owned and repossessed assets consist of loan collateral that has been repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos, manufactured homes, and construction equipment. Other real estate owned assets are initially recorded as held for sale at the fair value of the collateral less estimated selling costs. Any adjustment is recorded as a charge-off against the allowance for credit losses. The Company relies on external appraisals and assessment of property values by internal staff. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgment based on experience and expertise of internal specialists. Subsequent to foreclosure, valuations are updated periodically, and the assets may be written down to reflect a new cost basis. The valuation write-downs are recorded as other non-interest expense. The Company establishes a valuation allowance related to other real estate owned and repossessed assets on an asset-by-asset basis. The valuation allowance is created during the holding period when the fair value less cost to sell is lower than the cost of the asset.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
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
A tax position is initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Penalties and interest incurred under the applicable tax law are classified as income tax expense. The Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2023, 2022, and 2021.
Trust Department
Property held by the Bank in a fiduciary or agency capacity for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
Consolidated Statements of Cash Flows
For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of short-term federal funds sold and securities sold or purchased under agreements to resell, overnight interest earning deposits with banks, and cash and due from banks.
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
Stock Dividend
On July 1, 2023, the Company paid a special stock dividend of four percent to shareholders of record at the close of business on June 15, 2023. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
Reclassifications
Certain prior year information has been reclassified to conform to the 2023 presentation.
Recently Adopted Accounting Pronouncements
Trouble Debt Restructurings. On January 1, 2023, the effective date of the guidance, the Company adopted Accounting Standards Update (ASU) 2022-02, “Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures”, on a prospective basis. ASU 2022-02 eliminated the accounting guidance for troubled debt restructurings (TDRs), while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. Specifically, rather than applying the recognition and measurement guidance for TDRs, an entity must apply the loan refinancing and restructuring guidance to determine whether a modification results in a new loan or a continuation of an existing loan. For entities that have already adopted ASU 2016-13, the amendments in ASU 2022-02 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Effective January 1, 2023, the Company adopted the amendments within ASU 2022-02, using the prospective transition method. ASU 2022-02 did not have a material impact on the Company's consolidated financial statements.
ASU 2016-13. On January 1, 2023, the Company adopted ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which replaces the incurred loss methodology with an expected loss methodology commonly referred to as the current expected credit losses (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures such as loan commitments, standby letters of credit, financial guarantees, and other similar instruments. In addition, this standard made changes to the accounting for available-for-sale debt securities, including the requirement for credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities.
The Company adopted this standard using the modified retrospective method for all financial assets measured at amortized cost, and off-balance-sheet credit exposures. Results for reporting periods beginning after January 1, 2023 are presented under the new standard while prior period amounts continue to be reported in accordance with previously applicable U.S. GAAP. The Company recorded an after-tax decrease to retained earnings of $5.6 million as of January 1, 2023 for the cumulative effect of adopting this standard.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The following table illustrates the impact of adoption of ASU 2016-13:

(in thousands)	December 31, 2022	Impact of Adoption	January 1, 2023
Assets:
Allowance for credit losses on loans	$15,588	$5,793	$21,381
Deferred tax asset	3,267	1,483	4,750
Liabilities:
Liability for unfunded commitments	—	1,272	1,272
Shareholders' Equity
Retained Earnings	91,789	(5,581)	86,208

(2)    Loans and Allowance for Credit Losses
Loans
Major classifications within the Company’s held for investment loan portfolio at December 31, 2023 and 2022 were as follows:

(in thousands)	2023	2022
Commercial, financial, and agricultural	$226,275	$244,549
Real estate construction − residential	58,347	32,095
Real estate construction − commercial	130,296	137,235
Real estate mortgage − residential	372,391	361,025
Real estate mortgage − commercial	731,024	722,729
Installment and other consumer	20,814	23,619
Total loans held for investment	$1,539,147	$1,521,252

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, and the greater Kansas City metropolitan area. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. Accrued interest on loans totaled $7.2 million and $6.4 million at December 31, 2023 and December 31, 2022, respectively, and is included in the accrued interest receivable on the Company's consolidated balance sheets. The total amount of accrued interest is excluded from the amortized cost basis of loans presented above. Further, the Company has elected not to measure an allowance for credit losses for accrued interest receivable. At December 31, 2023, $708.3 million of loans were pledged to the FHLB as collateral for borrowings and letters of credit.
The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company:

(in thousands)
Balance at December 31, 2022	$9,415
New loans	4,373
Amounts collected	(4,191)
Balance at December 31, 2023	$9,597

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features.
Allowance for Credit Losses
The allowance for credit losses is measured using a lifetime expected loss model that incorporates relevant information about past events, including historical credit loss experience on loans with similar risk characteristics, current conditions, and reasonable and supportable forecasts that affect the collectability of the remaining cash flows over the contractual term of the loans. The allowance for credit losses is measured on a collective (pool) basis. Loans are aggregated into pools based on similar risk characteristics including borrower type, collateral type and expected credit loss patterns. Loans that do not share similar risk characteristics, primarily large loans on non-accrual status, are evaluated on an individual basis. The allowance for credit losses is a valuation account that is deducted from loans amortized cost basis to present the net amount expected to be collected on the instrument. Expected recoveries are included in the allowance and do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Loans are charged off against the allowance for credit losses when management believes the balance has become uncollectible.
Allowance for Credit Losses on Off-Balance-Sheet Credit Exposures
The Company maintains a separate allowance for credit losses for off-balance-sheet credit exposures, including unfunded loan commitments, unless the associated obligation is unconditionally cancellable by the Company. This allowance is included in other liabilities on the consolidated balance sheets with associated expense recognized as a component of the provision for credit losses on the consolidated statements of income. The liability for unfunded lending commitments utilizes the same model as the allowance for credit losses on loans, however, the liability for unfunded lending commitments incorporates an assumption for the portion of unfunded commitments that are expected to be funded.
Sensitivity in the Allowance for Credit Loss Model
The allowance for credit losses is an estimate that requires significant judgment including projections of the macroeconomic environment. The forecasted macroeconomic environment continuously changes, which can cause fluctuations in estimated expected losses.
On January 1, 2023, the Company's adoption of the CECL methodology resulted in an increase to the allowance for credit losses of $5.8 million and a liability for unfunded commitments totaling $1.3 million.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The following table illustrates the changes in the allowance for credit losses by portfolio segment:

(in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Un- allocated	Total
Allowance for Credit Losses on Loans
Balance at, December 31, 2020	$5,121	$213	$475	$2,679	$9,354	$264	$7	$18,113
Charge-offs	(194)	—	—	(22)	(43)	(229)	—	(488)
Recoveries	221	13	475	190	3	76	—	978
Provision for (release of) credit losses	(2,431)	(89)	(362)	(365)	1,348	145	54	(1,700)
Balance at, December 31, 2021	$2,717	$137	$588	$2,482	$10,662	$256	$61	$16,903
Charge-offs	(135)	—	—	—	(181)	(321)	—	(637)
Recoveries	56	—	22	45	11	88	—	222
Provision for (release of) credit losses	97	20	265	802	(2,492)	303	105	(900)
Balance at, December 31, 2022	$2,735	$157	$875	$3,329	$8,000	$326	$166	$15,588
Adoption of ASU 2016-13 (1)	(649)	291	2,894	1,890	1,613	(80)	(166)	5,793
Balance at January 1, 2023	2,086	448	3,769	5,219	9,613	246	—	21,381
Charge-offs	(161)	—	—	(88)	(32)	(347)	—	(628)
Recoveries	192	—	22	23	4	85	—	326
Provision for (release of) credit losses	1,091	595	(518)	110	952	248	187	2,665
Balance at, December 31, 2023	$3,208	$1,043	$3,273	$5,264	$10,537	$232	$187	$23,744
Liability for Unfunded Commitments
Balance at, December 31, 2022	$—	$—	$—	$—	$—	$—	$—	$—
Adoption of ASU 2016-13 (1)	104	341	569	107	150	1	—	1,272
Balance at January 1, 2023	104	341	569	107	150	1	—	1,272
Provision for (release of) credit losses on unfunded commitments	93	(68)	(324)	(4)	(40)	—	18	(325)
Balance at, December 31, 2023	$197	$273	$245	$103	$110	$1	$18	$947
Total allowance for credit losses on loans and liability for unfunded commitments	$3,405	$1,316	$3,518	$5,367	$10,647	$233	$205	$24,691
(1) Beginning January 1, 2023, calculation is based on CECL methodology. Prior to January 1, 2023, calculation was based on probable incurred loss methodology.
Collateral-Dependent Loans
Collateral-dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. Under the CECL methodology, for collateral-dependent loans, the Company has adopted the practical expedient to measure the allowance on the fair value of collateral.
The allowance is calculated on an individual loan basis based on the shortfall between the fair value of the loan’s collateral, which is adjusted for liquidation costs/discounts, and the loan’s amortized cost. If the fair value of the collateral exceeds the loan’s amortized cost, no allowance is necessary. The Company’s policy is to obtain appraisals on any significant pieces of collateral. Higher discounts are applied in determining fair value for real estate collateral in industries that are undergoing significant stress, or for properties that are specialized use or have limited marketability.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The amortized cost of collateral-dependent loans by class as of December 31, 2023 was as follows:

	Collateral Type
(in thousands)	Real Estate	Other	Allowance Allocated
December 31, 2023
Commercial, financial, and agricultural	$—	$2,221	$1,300
Real estate construction − residential	432	—	164
Real estate mortgage − residential	$46	$—	$19
Real estate mortgage − commercial	2,369	—	—
Total	$2,847	$2,221	$1,483
Impaired Loans
The following impaired loans disclosures were superseded by ASU 2016-13.
The following table illustrates the allowance for loan losses and recorded investment by portfolio segment based on the impairment method:

(in thousands)	Commercial, Financial, and Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Un- allocated	Total
December 31, 2022
Allowance for loan losses:
Individually evaluated for impairment	$36	$—	$11	$148	$62	$1	$—	$258
Collectively evaluated for impairment	2,699	157	864	3,181	7,938	325	166	15,330
Total	$2,735	$157	$875	$3,329	$8,000	$326	$166	$15,588
Loans outstanding:
Individually evaluated for impairment	$295	$—	$87	$1,863	$18,110	$6	$—	$20,361
Collectively evaluated for impairment	244,254	32,095	137,148	359,162	704,619	23,613	—	1,500,891
Total	$244,549	$32,095	$137,235	$361,025	$722,729	$23,619	$—	$1,521,252

Loans evaluated under ASC 310-10-35 include loans which are individually evaluated for impairment. All other loans are collectively evaluated for impairment under ASC 450-20. Impaired loans individually evaluated for impairment totaled $20.4 million at December 31, 2022 and were comprised of loans on non-accrual status and loans which have been classified as troubled debt restructurings ("TDRs").
The net carrying value of impaired loans is based on the fair values of collateral obtained through independent appraisals, internal evaluations, or by discounting the total expected future cash flows. At December 31, 2022, $17.7 million of impaired loans were evaluated based on the fair value less estimated selling costs of the loans' collateral.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The categories of impaired loans at December 31, 2022 were as follows:

(in thousands)	2022
Non-accrual loans	$18,700
Performing TDRs	1,661
Total impaired loans	$20,361
The following tables provide additional information about impaired loans at December 31, 2022, segregated between loans for which an allowance has been provided and loans for which no allowance has been provided.

(in thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserves	Average Recorded Investment
December 31, 2022
With no related allowance recorded:
Real estate mortgage − residential	$—	$—	$—	$1
Real estate mortgage − commercial	17,664	18,975	—	16,230
Total	$17,664	$18,975	$—	$16,231
With an allowance recorded:
Commercial, financial and agricultural	$295	$330	$36	$319
Real estate construction − commercial	87	127	11	93
Real estate mortgage − residential	1,863	2,080	148	2,189
Real estate mortgage − commercial	446	535	62	428
Installment and other consumer	6	6	1	90
Total	$2,697	$3,078	$258	$3,119
Total impaired loans	$20,361	$22,053	$258	$19,350
Credit Quality
The Company categorizes loans into risk categories based upon an internal rating system reflecting management’s risk assessment.
•Pass - loans that are well protected by the current net worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less cost to acquire and sell in a timely manner, of any underlying collateral.
•Watch - loans that have one or more weaknesses identified that may result in the borrower being unable to meet repayment terms or when the Company’s credit position could deteriorate at some future date.
•Substandard - loans that are inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not corrected.
•Non-accrual - loans that are delinquent for 90 days or more and the ultimate collectability of interest or principal is no longer probable. (The majority of the Company's non-accrual loans have a substandard risk grade)
•Doubtful - loans that have all the weaknesses inherent in loans classified as Substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently known facts, conditions, and values.
In the following tables, consumer loans are generally assigned a risk grade similar to the classifications described above; however, upon reaching 90 days and 120 days past due, they are generally downgraded to non-accrual status, in accordance with the Federal Financial Institutions Examination Counsel's Retail Credit Classification Policy.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The following table presents the recorded investment by risk categories at December 31, 2023:

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
(in thousands)	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
December 31, 2023
Commercial, Financial, & Agricultural
Pass	$40,103	$43,082	$32,812	$30,965	$4,774	$5,022	$55,379	$213	$212,350
Watch	1	2,505	32	586	3	282	2,502	—	5,911
Substandard	371	3,758	19	16	—	—	323	1,299	5,786
Non-accrual loans	159	96	317	—	7	—	1,649	—	2,228
Total	$40,634	$49,441	$33,180	$31,567	$4,784	$5,304	$59,853	$1,512	$226,275
Gross YTD charge-offs	—	1	—	—	—	160	—	—	161
Real Estate Construction - Residential
Pass	$39,847	$17,259	$634	$175	$—	$—	$—	$—	$57,915
Watch	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Non-accrual loans	432	—	—	—	—	—	—	—	432
Total	$40,279	$17,259	$634	$175	$—	$—	$—	$—	$58,347
Gross YTD charge-offs	—	—	—	—	—	—	—	—	—
Real Estate Construction - Commercial
Pass	$49,041	$53,058	$24,371	$1,040	$31	$735	$187	$—	$128,463
Watch	934	17	—	—	—	—	103	—	1,054
Substandard	710	—	—	—	—	—	—	—	710
Non-accrual loans	—	—	—	—	—	69	—	—	69
Total	$50,685	$53,075	$24,371	$1,040	$31	$804	$290	$—	$130,296
Gross YTD charge-offs	—	—	—	—	—	—	—	—	—
Real Estate Mortgage - Residential
Pass	$65,472	$121,430	$62,998	$47,884	$7,242	$19,193	$44,574	$202	$368,995
Watch	179	251	411	293	71	1,310	23	—	2,538
Substandard	16	—	—	129	—	126	—	—	271
Non-accrual loans	—	23	93	135	—	246	90	—	587
Total	$65,667	$121,704	$63,502	$48,441	$7,313	$20,875	$44,687	$202	$372,391
Gross YTD charge-offs	—	—	—	75	—	—	13	—	88
Real Estate Mortgage - Commercial
Pass	$99,081	$208,699	$204,789	$84,363	$27,085	$39,941	$16,059	$659	$680,676
Watch	15,759	10,978	2,737	91	345	897	70	—	30,877
Substandard	—	215	15,944	—	45	289	—	—	16,493
Non-accrual loans	1,817	54	712	212	83	—	100	—	2,978
Total	$116,657	$219,946	$224,182	$84,666	$27,558	$41,127	$16,229	$659	$731,024
Gross YTD charge-offs	—	—	—	—	—	32	—	—	32
Installment and other Consumer
Pass	$7,430	$6,497	$2,720	$1,287	$987	$1,803	$90	$—	$20,814
Watch	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Non-accrual loans	—	—	—	—	—	—	—	—	—
Total	$7,430	$6,497	$2,720	$1,287	$987	$1,803	$90	$—	$20,814
Gross YTD charge-offs	84	23	7	—	—	232	1	—	347
Total Portfolio
Pass	$300,974	$450,025	$328,324	$165,714	$40,119	$66,694	$116,289	$1,074	$1,469,213
Watch	16,873	13,751	3,180	970	419	2,489	2,698	—	40,380
Substandard	1,097	3,973	15,963	145	45	415	323	1,299	23,260
Non-accrual loans	2,408	173	1,122	347	90	315	1,839	—	6,294
Total	$321,352	$467,922	$348,589	$167,176	$40,673	$69,913	$121,149	$2,373	$1,539,147
Total Gross YTD charge-offs	$84	$24	$7	$75	$—	$424	$14	$—	$628

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The following table presents the recorded investment by risk categories at December 31, 2022:

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
(in thousands)	2022	2021	2020	2019	2018	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
December 31, 2022
Commercial, Financial, & Agricultural
Pass	$73,654	$40,681	$37,994	$6,479	$4,050	$2,718	$63,869	$504	$229,949
Watch	1,228	296	756	150	48	251	3,155	1,527	7,411
Substandard	5,014	58	24	—	152	—	1,820	—	7,068
Non-accrual loans	—	—	—	26	95	—	—	—	121
Total	$79,896	$41,035	$38,774	$6,655	$4,345	$2,969	$68,844	$2,031	$244,549
Gross YTD charge-offs	135	—	—	—	—	—	—	—	135
Real Estate Construction - Residential
Pass	$29,289	$1,248	$769	$449	$—	$—	$340	$—	$32,095
Watch	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Non-accrual loans	—	—	—	—	—	—	—	—	—
Total	$29,289	$1,248	$769	$449	$—	$—	$340	$—	$32,095
Gross YTD charge-offs	—	—	—	—	—	—	—	—	—
Real Estate Construction - Commercial
Pass	$60,318	$67,977	$2,249	$78	$676	$656	$1,831	$—	$133,785
Watch	2,239	321	—	—	—	14	103	—	2,677
Substandard	686	—	—	—	—	—	—	—	686
Non-accrual loans	—	—	—	—	—	87	—	—	87
Total	$63,243	$68,298	$2,249	$78	$676	$757	$1,934	$—	$137,235
Gross YTD charge-offs	—	—	—	—	—	—	—	—	—
Real Estate Mortgage - Residential
Pass	$147,130	$68,380	$53,322	$8,013	$4,981	$25,590	$45,182	$523	$353,121
Watch	1,226	429	1,511	145	215	2,015	—	—	5,541
Substandard	—	136	820	—	10	712	—	—	1,678
Non-accrual loans	59	—	144	—	—	386	96	—	685
Total	$148,415	$68,945	$55,797	$8,158	$5,206	$28,703	$45,278	$523	$361,025
Gross YTD charge-offs	—	—	—	—	—	—	—	—	—
Real Estate Mortgage - Commercial
Pass	$248,529	$203,033	$99,989	$31,341	$21,354	$38,317	$10,868	$121	$653,552
Watch	14,049	14,029	16,863	842	897	811	149	401	48,041
Substandard	260	2,673	—	48	—	306	—	48	3,335
Non-accrual loans	4,621	13,180	—	—	—	—	—	—	17,801
Total	$267,459	$232,915	$116,852	$32,231	$22,251	$39,434	$11,017	$570	$722,729
Gross YTD charge-offs	101	—	—	—	—	80	—	—	181
Installment and other Consumer
Pass	$11,170	$5,183	$2,891	$2,016	$459	$88	$1,806	$—	$23,613
Watch	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—	—
Non-accrual loans	2	3	—	1	—	—	—	—	6
Total	$11,172	$5,186	$2,891	$2,017	$459	$88	$1,806	$—	$23,619
Gross YTD charge-offs	268	10	5	21	1	—	16	—	321
Total Portfolio
Pass	$570,090	$386,502	$197,214	$48,376	$31,520	$67,369	$123,896	$1,148	$1,426,115
Watch	18,742	15,075	19,130	1,137	1,160	3,091	3,407	1,928	63,670
Substandard	5,960	2,867	844	48	162	1,018	1,820	48	12,767
Non-accrual loans	4,682	13,183	144	27	95	473	96	—	18,700
Total	$599,474	$417,627	$217,332	$49,588	$32,937	$71,951	$129,219	$3,124	$1,521,252
Total Gross YTD charge-offs	$504	$10	$5	$21	$1	$80	$16	$—	$637

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
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
The following tables present the recorded investment in non-accrual loans and loans past due over 90 days still on accrual by class of loans as of December 31, 2023 and 2022.

(in thousands)	Non-accrual with no Allowance	Non-accrual with Allowance	Total Non-accrual (1)	90 Days Past Due And Still Accruing	Total Non-performing Loans
December 31, 2023
Commercial, Financial, and Agricultural	$—	$2,228	$2,228	$—	$2,228
Real estate construction − residential	—	432	432	—	432
Real estate construction − commercial	—	69	69	—	69
Real estate mortgage − residential	—	587	587	115	702
Real estate mortgage − commercial	2,368	610	2,978	—	2,978
Installment and Other Consumer	—	—	—	4	4
Total	$2,368	$3,926	$6,294	$119	$6,413
December 31, 2022
Commercial, Financial, and Agricultural	$—	$121	$121	$—	$121
Real estate construction − commercial	—	87	87	—	87
Real estate mortgage − residential	—	685	685	—	685
Real estate mortgage − commercial	17,664	137	17,801	—	17,801
Installment and Other Consumer	—	6	6	1	7
Total	$17,664	$1,036	$18,700	$1	$18,701
(1) Includes $0.2 million and $0.3 million of restructured loans at December 31, 2023 and 2022, respectively.
No material amount of interest income was recognized on non-accrual loans during the year ended December 31, 2023.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The following table provides aging information for the Company's past due and non-accrual loans at December 31, 2023 and 2022.

(in thousands)	Current or Less Than 30 Days Past Due	30 - 89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
December 31, 2023
Commercial, Financial, and Agricultural	$223,845	$202	$—	$2,228	$226,275
Real estate construction − residential	57,568	347	—	432	58,347
Real estate construction − commercial	130,227	—	—	69	130,296
Real estate mortgage − residential	368,956	2,733	115	587	372,391
Real estate mortgage − commercial	728,029	17	—	2,978	731,024
Installment and Other Consumer	20,607	203	4	—	20,814
Total	$1,529,232	$3,502	$119	$6,294	$1,539,147
December 31, 2022
Commercial, Financial, and Agricultural	$244,392	$36	$—	$121	$244,549
Real estate construction − residential	32,095	—	—	—	32,095
Real estate construction − commercial	137,148	—	—	87	137,235
Real estate mortgage − residential	359,672	668	—	685	361,025
Real estate mortgage − commercial	704,925	3	—	17,801	722,729
Installment and Other Consumer	23,506	106	1	6	23,619
Total	$1,501,738	$813	$1	$18,700	$1,521,252
Loan Modifications for Borrowers Experiencing Financial Difficulty Subsequent to the Adoption of ASU 2022-02
In the normal course of business, the Company may execute loan modifications with borrowers. These modifications are analyzed to determine whether the modification is considered concessionary, long-term and made to a borrower experiencing financial difficulty. The Company’s modifications generally include interest rate adjustments, principal reductions, and amortization and maturity date extensions. If a loan modification is determined to be made to a borrower experiencing financial difficulty, the loan is considered collateral-dependent and evaluated as part of the allowance for credit losses as described above in the Allowance for Credit Losses section of this note.

For the year ended December 31, 2023, the Company did not modify any loans made to borrowers experiencing financial difficulty. The Company monitors loan payments on an on-going basis to determine if a loan is considered to have a payment default. Determination of payment default involves analyzing the economic conditions that exist for each customer and their ability to generate positive cash flows during the loan term.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The following table presents information regarding modifications to borrowers experiencing financial difficulty as of December 31, 2023:

	December 31, 2023
(Dollars in thousands)	Number of contracts	Recorded Investment	% to Total Loans
Commercial, financial and agricultural	2	$160	0.01%
Real estate mortgage − residential	6	980	0.06%
Real estate mortgage − commercial	2	270	0.02%
Total	10	$1,410	0.09%
Troubled Debt Restructurings (TDRs) Prior to Adoption of ASU 2022-02
Prior to the adoption of ASU 2022-02, the Company accounted for a modification to the contractual terms of a loan that resulted in granting a concession to a borrower experiencing financial difficulties as a TDR. See “Note 1 Summary of Significant Accounting Policies” in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for more information on our TDR policy, and “Note 1, Summary of Significant Accounting Policies” in this report for more information on the adoption of ASU 2022-02.
At December 31, 2022, loans classified as TDRs totaled $1.9 million, of which $0.3 million were classified as non-performing TDRs and $1.7 million were classified as performing TDRs. Both performing and non-performing TDRs are considered impaired loans. When an individual loan is determined to be a TDR, the amount of impairment is based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral less applicable selling costs. Accordingly, specific reserves of $136,000 related to TDRs were allocated to the allowance for loan losses at December 31, 2022.
For the year ended December 31, 2022, the Company had two new loans meeting the TDR criteria and there were no TDRs for which there was a payment default within the 12 months following the restructure date.
Loans Held For Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. These loans are initially measured at fair value under the fair value option election with subsequent changes in fair value recognized in mortgage banking income. The loans are primarily sold to Freddie Mac, Fannie Mae, PennyMac, and various other secondary market investors. At December 31, 2023, the carrying amount of these loans was $3.9 million compared to $0.6 million at December 31, 2022.
(3)    Other Real Estate and Other Assets Acquired in Settlement of Loans

(in thousands)	2023	2022
Real estate construction - commercial	$7,668	$10,094
Real estate mortgage - residential	20	179
Real estate mortgage - commercial	—	1,186
Repossessed assets	6	—
Total	$7,694	$11,459
Less valuation allowance for other real estate owned	(5,950)	(2,664)
Total other real estate owned	$1,744	$8,795

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
Changes in the net carrying amount of other real estate owned for the years indicated:

Balance at December 31, 2021	$13,436
Additions	162
Proceeds from sales	(2,176)
Charge-offs against the valuation allowance for other real estate owned, net	(218)
Net gain on sales	255
Balance at December 31, 2022	$11,459
Additions	71
Proceeds from sales	(2,691)
Charge-offs against the valuation allowance for other real estate owned, net	(1,443)
Net gain on sales	298
Total other real estate owned	$7,694
Less valuation allowance for other real estate owned	(5,950)
Balance at December 31, 2023	$1,744
At December 31, 2023, $0.1 million consumer mortgage loans secured by residential real estate properties were in the process of foreclosure compared to $0.2 million of consumer mortgage loans in the process of foreclosure at December 31, 2022.
Activity in the valuation allowance for other real estate owned in settlement of loans for the years December 31, as indicated:

(in thousands)	2023	2022	2021
Balance, beginning of year	$2,664	$2,911	$2,614
Provision for (release of) other real estate owned	4,729	(29)	965
Charge-offs	(1,443)	(218)	(668)
Balance, end of year	$5,950	$2,664	$2,911
During 2023 the Company recorded a $4.7 valuation write-down primarily related to two foreclosed property relationships.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
(4)    Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of debt securities classified as available-for-sale at December 31, 2023 and 2022 were as follows:

	Total Amortized Cost	Gross Unrealized		Fair Value
(in thousands)		Gains	Losses
December 31, 2023
U.S. Treasury	$1,977	$1	$—	$1,978
U.S. government and federal agency obligations	446	—	(19)	427
U.S. government-sponsored enterprises	22,042	16	(236)	21,822
Obligations of states and political subdivisions	126,396	55	(19,566)	106,885
Mortgage-backed securities	51,736	27	(6,123)	45,640
Other debt securities (a)	11,825	22	(1,026)	10,821
Bank issued trust preferred securities (a)	1,486	—	(317)	1,169
Total available-for-sale securities	$215,908	$121	$(27,287)	$188,742

December 31, 2022
U.S. Treasury	$2,198	$—	$(46)	$2,152
U.S. government and federal agency obligations	591	—	(32)	559
U.S. government-sponsored enterprises	26,499	—	(2,722)	23,777
Obligations of states and political subdivisions	134,994	—	(25,554)	109,440
Mortgage-backed securities	119,556	7	(16,864)	102,699
Other debt securities (a)	11,825	—	(882)	10,943
Bank issued trust preferred securities (a)	1,486	—	(309)	1,177
Total available-for-sale securities	$297,149	$7	$(46,409)	$250,747
(a) Certain hybrid instruments possessing characteristics typically associated with debt obligations.
The Company's investment securities are classified as available-for-sale. Agency bonds and notes, SBA-guaranteed loan certificates, residential and commercial agency mortgage-backed securities, and agency collateralized mortgage obligations include securities issued by the Government National Mortgage Association, a U.S. government agency, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the FHLB, which are U.S. government-sponsored enterprises
Debt securities with carrying values aggregating approximately $89.2 million and $111.6 million at December 31, 2023 and December 31, 2022, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2023, by contractual maturity are shown below. Accrued interest on investments totaled $1.4 million and $1.5 million at December 31, 2023 and December 31, 2022, respectively, and is included in the accrued interest receivable on the Company's consolidated balance sheets. The total amount of accrued interest is excluded from the amortized cost basis of investments presented below. Further, the Company has elected not to measure an allowance for credit losses for accrued interest receivable. Expected

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

(in thousands)	Amortized Cost	Fair Value
Due in one year or less	$2,102	$2,102
Due after one year through five years	25,465	25,346
Due after five years through ten years	26,216	23,779
Due after ten years	110,389	91,875
Total	164,172	143,102
Mortgage-backed securities	51,736	45,640
Total available-for-sale securities	$215,908	$188,742
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in FHLB stock and MIB stock, that do not have readily determinable fair values, are required for membership in those organizations.

(in thousands)	2023	2022
Other securities:
FHLB stock	$6,071	$6,156
MIB stock	151	151
Equity securities with readily determinable fair values	78	46
Total other investment securities	$6,300	$6,353
Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2023 and December 31, 2022 were as follows:

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021

	Less than 12 months		12 months or more		Total Fair Value	Total Unrealized Losses
(in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2023
U.S. Treasury	$997	$—	$—	$—	$997	$—
U.S. government and federal agency obligations	—	—	427	(19)	427	(19)
U.S. government-sponsored enterprises	11,995	(8)	1,772	(228)	13,767	(236)
Obligations of states and political subdivisions	1,501	(158)	103,283	(19,408)	104,784	(19,566)
Mortgage-backed securities	2,935	(40)	39,793	(6,083)	42,728	(6,123)
Other debt securities	—	—	8,799	(1,026)	8,799	(1,026)
Bank issued trust preferred securities	—	—	1,169	(317)	1,169	(317)
Total	$17,428	$(206)	$155,243	$(27,081)	$172,671	$(27,287)

(in thousands)
At December 31, 2022
U.S. Treasury	$1,908	$(41)	$244	$(5)	$2,152	$(46)
U.S. government and federal agency obligations	559	(32)	—	—	559	(32)
U.S. government-sponsored enterprises	7,066	(933)	16,711	(1,789)	23,777	(2,722)
Obligations of states and political subdivisions	79,396	(15,421)	29,370	(10,133)	108,766	(25,554)
Mortgage-backed securities	33,334	(3,124)	68,911	(13,740)	102,245	(16,864)
Other debt securities	7,557	(443)	3,386	(439)	10,943	(882)
Bank issued trust preferred securities	—	—	1,177	(309)	1,177	(309)
Total	$129,820	$(19,994)	$119,799	$(26,415)	$249,619	$(46,409)
The total available-for-sale portfolio consisted of approximately 385 securities at December 31, 2023. The portfolio included 370 securities having an aggregate fair value of $172.7 million that were in a loss position at December 31, 2023. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer totaled $155.2 million at fair value at December 31, 2023. The $27.3 million aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2023 was caused by interest rate fluctuations.
The total available-for-sale portfolio consisted of approximately 439 securities at December 31, 2022. The portfolio included 436 securities having an aggregate fair value of $249.6 million that were in a loss position at December 31, 2022. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer had a fair value of $119.8 million at December 31, 2022. The $46.4 million aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2022 was caused by interest rate fluctuations.
Because the decline in fair value is attributable to changes in interest rates and not credit quality, these investments were not considered other-than-temporarily impaired at December 31, 2023 and 2022, respectively. In the absence of changes in credit quality of these investments, the fair value is expected to recover on all debt securities as they approach their maturity date, or re-pricing date or if market yields for such investments decline. In addition, the Company does not have the intent to sell these investments over the period of recovery, and it is not more likely than not that the Company will be required to sell such investment securities.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The following table presents the gross realized gains and losses from sales and calls of available-for-sale securities, as well as gains and losses on equity securities from fair value adjustments which have been recognized in earnings:

(in thousands)	2023	2022	2021
Available-for-sale securities:
Gross realized gains	$—	$—	$122
Gross realized losses	(11,562)	—	—
Other-than-temporary impairment recognized	—	—	—
Other investment securities:
Fair value adjustments, net	32	(14)	27
Certificates of deposit:
Gross realized gains	—	—	—
Gross realized losses	(17)	—	—
Investment securities (losses) gains, net	$(11,547)	$(14)	$149

(5)    Premises and Equipment
A summary of premises and equipment at December 31, 2023 and 2022 is as follows:

(in thousands)	2023	2022
Land and land improvements	$9,683	$9,576
Buildings and improvements	35,195	35,330
Furniture and equipment	13,214	13,245
Operating leases - right of use asset	2,073	2,539
Construction in progress	2,103	1,475
Total	62,268	62,165
Less accumulated depreciation	30,221	29,309
Premises and equipment, net	$32,047	$32,856
Depreciation expense for the years ended December 31, 2023, 2022, and 2021 was as follows:

(in thousands)	2023	2022	2021
Depreciation expense	$2,106	$2,141	$2,283
(6)    Intangible Assets
Mortgage Servicing Rights
At December 31, 2023 the Company was servicing $220.7 million of loans sold to the secondary market compared to $240.5 million and $270.0 million at December 31, 2022 and 2021, respectively. Mortgage loan servicing fees, reported in real estate servicing fees, net, earned on loans sold and serviced for others were $0.6 million, $0.8 million, and $0.8 million, for the years ended December 31, 2023, 2022, and 2021, respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The table below presents changes in mortgage servicing rights for the years ended December 31, 2023, 2022, and 2021.

(in thousands)	2023	2022	2021
Balance at beginning of year	$2,899	$2,659	$2,445
Originated mortgage servicing rights	39	64	400
Changes in fair value:
Due to changes in model inputs and assumptions (1)	(939)	479	258
Other changes in fair value (2)	(261)	(303)	(444)
Total changes in fair value	(1,200)	176	(186)
Balance at end of year	$1,738	$2,899	$2,659

(1)
The change in fair value resulting from changes in valuation inputs or assumptions used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates. The fourth quarter of 2023 includes a $1.1 million MSR valuation write-down upon accepting a letter of intent to sell the Company's servicing portfolio during the first quarter of 2024.

(2)	Other changes in fair value reflect changes due to customer payments and passage of time.
Total changes in fair value are reported in real estate servicing fees, net, reported in non-interest income in the Company's consolidated statements of income. In the fourth quarter of 2023, the Company recognized a $1.1 million mortgage MSR valuation write-down upon accepting a letter of intent to sell the Company's servicing portfolio which closed during the first quarter of 2024. Prior to the fourth quarter of 2023, valuation assumptions were reviewed with a third party specialist. The following key data and assumptions were used in estimating the fair value of the Company's MSRs as of December 31, 2023 and 2022:

	2023	2022
Weighted average constant prepayment rate	6.55%	6.61%
Weighted average note rate	3.52%	3.43%
Weighted average discount rate	11.00%	11.25%
Weighted average expected life (in years)	7.1	7.2
(7)    Deposits
The table below represents the aggregate amount of time deposits with balances that met or exceeded the FDIC insurance limit of $250,000 and brokered deposits as of December 31, 2023 and 2022:

(aggregate amounts in thousands)	December 31, 2023	December 31, 2022
Time deposits with balances > $250,000	$108,147	$94,859
Brokered deposits	$161	$40,135
The scheduled maturities of total time deposits at December 31, 2023 were as follows:

(aggregate amounts in thousands)
Due within:
2024	$292,731
2025	17,488
2026	4,537
2027	4,440
2028	2,955
Thereafter	—
Total	$322,151

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
Average compensating balances held at correspondent banks were $0.4 million and $0.5 million at December 31, 2023 and 2022, respectively. The Bank maintains such compensating balances with correspondent banks to offset charges for services rendered by those banks.
(8)    Federal Funds Purchased and Securities Sold Under Agreements to Repurchase
Information relating to federal funds purchased and repurchase agreements is as follows:

(in thousands)	Year End Weighted Rate	Average Weighted Rate	Average Balance Outstanding	Maximum Outstanding at any Month End	Balance at December 31,
2023
Federal funds purchased	5.75%	6.32%	$25	$—	$—
Short-term repurchase agreements - Bank	—	2.16	5,228	6,482	—
Total			$5,253	$6,482	$—
2022
Federal funds purchased	4.71%	3.82%	$32	$—	$—
Short-term repurchase agreements - Bank	1.47	0.63	7,950	22,048	5,187
Total			$7,982	$22,048	$5,187
The securities underlying the agreements to repurchase are under the control of the Bank. All securities sold under agreements to repurchase are secured by a portion of the Bank's investment portfolio. Under agreements with unaffiliated banks, the Bank may borrow federal funds up to $35.0 million on an unsecured basis and $8.6 million on a secured basis at December 31, 2023.
The Company elected to discontinue the repurchase agreement product during 2023 and customers were moved to reciprocal deposit products within the Company's deposit mix. Prior to the fourth quarter of 2023, the Company offered a sweep account program whereby amounts in excess of an established limit are “swept” from the customer's demand deposit account on a daily basis into retail repurchase agreements pursuant to individual repurchase agreements between the Company and its customers. Repurchase agreements are agreements to sell securities subject to an obligation to repurchase the same or similar securities. They are accounted for as collateralized financing transactions, not as sales and purchases of the securities portfolio. The securities collateral pledged for the repurchase agreements with customers is maintained by a designated third party custodian. The collateral amounts pledged to repurchase agreements by remaining maturity in the table below are limited to the outstanding balances of the related asset or liability; thus amounts of excess collateral are not shown.

Repurchase Agreements	Remaining Contractual Maturity of the Agreements
(in thousands)	Overnight and continuous	Less than 90 days	Greater than 90 days	Total
At December 31, 2022
U.S. government-sponsored enterprises	5,187	—	—	5,187
Total	$5,187	$—	$—	$5,187
(9)    Leases
The Company's leases primarily consist of office space and bank branches with remaining lease terms of generally 1 to 10 years. As of December 31, 2023, operating right-of-use (ROU) assets and liabilities were $1.2 million and $1.2 million,

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
respectively. As of December 31, 2023, the weighted-average remaining lease term on these operating leases is approximately 5.2 years and the weighted-average discount rate used to measure the lease liabilities is approximately 4%.
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
Operating lease cost, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term, and is recorded in net occupancy expense in the consolidated statements of income. The operating lease cost was $0.4 million for each of the years ended December 31, 2023 and 2022.
At adoption of ASU 2016-02 on January 1, 2019, lease and non-lease components of new lease agreements are accounted for separately. Lease components include fixed payments including rent, real estate taxes and insurance costs and non-lease components include common-area maintenance costs. Leases with an initial term of 12 months or less are not recorded on the balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. Operating lease expense for these leases was $0.1 million for each of the years ended December 31, 2023 and 2022.
The table below summarizes the maturity of remaining operating lease liabilities:

Lease payments due in:	Operating Lease
(in thousands)
2024	$253
2025	257
2026	259
2027	262
2028	264
Thereafter	44
Total lease payments	1,339
Less imputed interest	(126)
Total lease liabilities, as reported	$1,213

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
(10)    Borrowings
Federal Home Loan Bank and other borrowings of the Company consisted of the following:

			2023		2022
(in thousands)	Borrower	Maturity Date	Year End Balance	Year End Weighted Rate	Year End Balance	Year End Weighted Rate
FHLB advances	The Bank	2023	$—	—%	$21,000	2.64%
		2024	26,000	3.47%	16,000	2.30%
		2025	30,000	2.89%	20,000	1.99%
		2026	23,000	2.53%	13,000	1.09%
		2027	17,500	3.28%	17,500	3.28%
		2028	—	—%	—	—%
		Thereafter	10,500	1.61%	10,500	1.61%
Total Bank			$107,000		$98,000

Subordinated notes	The Company	2034	$25,774	8.34%	$25,774	7.44%
		2035	23,712	7.47%	23,712	6.57%
Total Company			$49,486		$49,486
The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings, which are all fixed rate, are secured under a blanket agreement which assigns all investment in FHLB stock, as well as qualifying first mortgage loans as collateral to secure amounts borrowed by the Bank. As of December 31, 2023, the Bank had $107.0 million in outstanding borrowings with the FHLB. Based upon the collateral pledged to the FHLB at December 31, 2023, the Bank could borrow up to an additional $210.9 million under the agreement.
On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to the three-month CME Term SOFR rate plus 1.83% and reprices quarterly (7.47% at December 31, 2023). The TPS can be prepaid without penalty at any time after five years from the issuance date.
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
On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month CME Term SOFR rate plus 2.70% and reprices quarterly (8.34% at December 31, 2023). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company.
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
December 31, 2023, 2022, and 2021
March 17, June 17, September 17, and December 17 of each year that the TPS are outstanding. The TPS mature on March 17, 2034. That maturity date may be shortened if certain conditions are met.
The Exchange Statutory Trusts are not consolidated in the Company's financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2023 and 2022 was $49.5 million, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.2 million as of both December 31, 2023 and 2022, respectively, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.
(11)    Income Taxes (Benefit)
The composition of income tax (benefit) for the years ended December 31, 2023, 2022, and 2021 was as follows:

(in thousands)	2023	2022	2021
Current:
Federal	$793	$4,591	$5,351
State	67	(134)	630
Total current	860	4,457	5,981
Deferred:
Federal	(1,384)	(119)	(284)
State	—	—	—
Total deferred	(1,384)	(119)	(284)
Total income tax (benefit)	$(524)	$4,338	$5,697
Applicable income tax expense (benefit) for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table for the years ended December 31, 2023, 2022, and 2021 are as follows:

	2023		2022		2021
(in thousands)	Amount	%	Amount	%	Amount	%
Income before provision for income tax (benefit)	$432		$25,089		$28,214
Tax at statutory federal income tax rate	$91	21.00%	$5,269	21.00%	$5,925	21.00%
Tax-exempt income, net	(509)	(117.88)	(821)	(3.27)	(733)	(2.60)
State income tax (benefit), net of federal tax benefit	53	12.25	(106)	(0.42)	498	1.76
Other, net	(159)	(36.86)	(4)	(0.02)	7	0.03
Provision for income tax expense (benefit)	$(524)	(121.49)%	$4,338	17.29%	$5,697	20.19%
Income tax (benefit) expense as a percentage of earnings before income taxes (benefit) as reported in the consolidated financial statements was (121.5)% for the year ended December 31, 2023 compared to 17.3% and 20.2% for the years ended December 31, 2022 and 2021, respectively. The effective tax rate for each of the years ended December 31, 2023, 2022, and 2021, respectively, is lower than the U.S. federal statutory rate of 21% primarily due to tax-free revenues.
Included in the effective tax rate is a $0.1 million benefit associated with a historic tax credit investment for each of the years ended December 31, 2023 and 2022. The investment is expected to generate a $0.3 million tax benefit over the life of the project and is being recognized under the deferral method of accounting.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The components of deferred tax assets and deferred tax liabilities at December 31, 2023 and 2022 were as follows:

(in thousands)	2023	2022
Deferred tax assets:
Allowance for credit losses	$4,669	$3,267
Securities	5,653	9,714
Liability for Unfunded Commitments	199	—
Other real estate owned	1,250	559
Deferred loan fees	437	462
Lease liability	255	322
Accrued / deferred compensation	835	668
Other	393	438
Total deferred tax assets	$13,691	$15,430
Deferred tax liabilities:
Premises and equipment	$319	$427
Mortgage servicing rights	365	609
Deferred loan costs	444	422
Pension	1,180	378
Right-of-use asset	246	313
Prepaid expenses	187	456
Other	38	9
Total deferred tax liabilities	2,779	2,614
Net deferred tax assets	$10,912	$12,816
The deferred tax asset associated with the unrealized losses on securities is mainly a result of changes in interest rates, and the unrealized losses are considered to be temporary as the fair value is expected to recover as the securities approach their respective maturity dates. The issuers of the securities are of high credit quality and all principal amounts are expected to be paid when the securities mature. The Company does not intend to sell and it is likely that the Company will not be required to sell the securities prior to their anticipated recovery.
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning initiatives in making this assessment. In management's opinion, the Company will more likely than not realize the benefits of its deferred tax assets and, therefore, has not established a valuation allowance against its deferred tax assets as of December 31, 2023. Management arrived at this conclusion based upon the level of historical taxable income and projections for future taxable income of the appropriate character over the periods in which the deferred tax assets are deductible.
The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. For each of the years ended December 31, 2023 and 2022, the Company did not have any uncertain tax provisions, and did not record any related tax liabilities.
(12)    Stockholders' Equity, Stock-Based Compensation and Accumulated Other Comprehensive Income (Loss)
Equity-Based Compensation Plan
At the 2023 Annual Meeting of Shareholders, held on June 6, 2023, the Company's shareholders approved the Hawthorn Bancshares, Inc. Equity Incentive Plan (the "Equity Plan"), which was previously approved by the Company's Board of Directors. The purpose of the Equity Plan is to allow eligible participants of the Company and its subsidiaries to acquire or

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
increase a proprietary and vested interest in the growth and performance of the Company. The Equity Plan is also designed to assist the Company in attracting and retaining selected service providers by providing them with the opportunity to participate in the success and profitability of the Company. The terms of the Equity Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, other equity-based awards and cash awards. Subject to certain adjustments, the maximum number of shares of the Company's common stock that may be delivered pursuant to awards under the Equity Plan is 203,000 shares. Eligible participants under the Equity Plan include all employees, non-employee directors and consultants of the Company or its subsidiaries. The Equity Plan is currently administered by the Compensation Committee of the Board of Directors.
In connection with the approval of the Equity Plan, the Compensation Committee adopted a form of restricted stock unit award agreement (service-based vesting). The Company issues restricted share units ("RSUs") to provide additional incentives to key officers, employees, and non-employee directors. Awards are granted as determined by the Compensation Committee. The service-based RSUs typically vest in equal amounts over three years. The service-based RSUs vest, and shares of common stock are issued, in equal installments on the first, second, and third anniversaries of the date of grant.
The following table summarizes the status of the Company's RSUs for the year ended December 31, 2023:

	RSUs
	2023
(in thousands, except per share amounts)	Quantity	Weighted-Average Grant Date Fair Value Per share
Non-vested beginning of year	—	$—
Granted	18,277	20.63
Vested	—	—
Forfeited	—	—
Non-vested end of year	18,277	$20.63
The fair value of the RSUs units is determined using the Company’s stock price on the date of grant. Total share-based compensation expense recognized in the year ended December 31, 2023 for these RSUs was $42,000. No share-based compensation expense was recognized in the years ended December 31, 2022 and 2021, respectively. Forfeitures will be recognized as they occur.
At December 31, 2023 there was $0.3 million of total unrecognized compensation expense related to RSUs that are expected to be recognized over a weighted-average period of 3 years.
Changes in Issued and Outstanding Shares of Common Stock
The following table shows the changes in shares of common stock issued and common stock held as treasury shares for the years ended December 31, 2023, 2022, and 2021.

(in thousands, except per share amounts)	Common Stock Issued	Treasury Stock Held	Common Stock Outstanding
Balance at, December 31, 2020	$6,769	$(289)	$6,480
Stock dividend	255	—	255
Repurchase of common stock	—	(118)	(118)
Balance at, December 31, 2021	$7,024	$(407)	$6,617
Stock dividend	260	—	260
Repurchase of common stock	—	(109)	(109)
Balance at, December 31, 2022	$7,284	$(516)	$6,768
Stock dividend	271	—	271
Balance at, December 31, 2023	$7,555	$(516)	$7,039

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
Accumulated Other Comprehensive Income (Loss)
The following table summarizes the change in the components of the Company's accumulated other comprehensive income (loss) for the years ended December 31, as indicated.

(in thousands)	Unrealized Income (Loss) on Securities (1)	Unrecognized Net Pension and Postretirement Costs (2)	Accumulated Other Comprehensive Income (Loss)
Balance, December 31, 2021	$362	$2,931	$3,293
Other comprehensive income (loss), before reclassifications	(46,860)	—	(46,860)
Amounts reclassified from accumulated other comprehensive income (loss)	—	2,547	2,547
Other comprehensive income (loss), before tax	(46,860)	2,547	(44,313)
Income tax (expense) benefit	9,841	(535)	9,306
Other comprehensive income (loss), net of tax	(37,019)	2,012	(35,007)
Balance, December 31, 2022	$(36,657)	$4,943	$(31,714)
Other comprehensive income (loss), before reclassifications	10,087	(640)	9,447
Amounts reclassified from accumulated other comprehensive income (loss)	9,148	4,129	13,277
Other comprehensive income (loss), before tax	19,235	3,489	22,724
Income tax expense	(4,039)	(733)	(4,772)
Other comprehensive income (loss), net of tax	15,196	2,756	17,952
Balance, December 31, 2023	$(21,461)	$7,699	$(13,762)

(1)	The pre-tax amounts reclassified from accumulated other comprehensive income (loss) are included in gains (losses) on sale of investment securities in the consolidated statements of income.

(2)	The pre-tax amounts reclassified from accumulated other comprehensive income (loss) are included in the computation of net periodic pension cost. See Note 13.
(13)    Employee Benefit Plans
Employee benefits charged to operating expenses are summarized in the table below for the years ended December 31, as indicated.

(in thousands)	2023	2022	2021
Payroll taxes	$1,585	$1,443	$1,403
Medical plans	1,841	1,771	1,860
401(k) match and profit sharing	1,167	1,574	1,829
Periodic pension cost	1,061	1,608	1,796
Other	44	50	52
Total employee benefits	$5,698	$6,446	$6,940
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
December 31, 2023, 2022, and 2021
Other Plans
On November 7, 2018, the Board of Directors of the Company adopted a supplemental executive retirement plan (SERP), effective on January 1, 2018. The SERP provides select employees who satisfy certain eligibility requirements with certain benefits upon retirement, termination of employment or death.
As of December 31, 2023, the accrued liability was $1.8 million and the expense for this plan was $39,000 and $0.4 million for the years ended December 31, 2023 and 2022, respectively, and is recognized over the required service period.
Pension
The Company provides a noncontributory defined benefit pension plan for all full-time and eligible employees. Beginning January 1, 2018 and for all retrospective periods presented, the Company adopted the guidance under ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. Under the new guidance, only the service cost component of the net periodic benefit cost is reported in the same income statement line item as salaries and benefits, and the remaining components are reported as other non-interest expense. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company did not elect to make a pension contribution in 2023.
Effective July 1, 2017, the Company amended the pension plan to effectuate a “soft freeze” such that no individual hired (or rehired in the case of a former employee) by the Company after September 30, 2017, whether or not such individual is or was a vested member in the plan, will be eligible to be an active member and be entitled to accrue any benefits under the plan.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
Obligations and Funded Status at December 31, 2023 and 2022

(in thousands)	2023	2022
Change in projected benefit obligation:
Balance, January 1	$29,131	$38,661
Service cost	946	1,491
Interest cost	1,428	1,174
Actuarial loss (gain)	49	(11,301)
Benefits paid	(931)	(894)
Balance, December 31,	$30,623	$29,131
Change in plan assets:
Fair value, January 1	$30,932	$37,416
Actual return on plan assets	6,350	(6,475)
Employer contribution	—	1,000
Expenses paid	(109)	(115)
Benefits paid	(931)	(894)
Fair value, December 31,	$36,242	$30,932
Funded status at end of year	$5,619	$1,801
Accumulated benefit obligation	$25,897	$24,265

Amounts recognized in the statement of financial position consist of the following:
(in thousands)	2023	2022
Non-current assets	$5,619	$1,801
Current liabilities	—	—
Non-current liabilities	—	—
Net asset (liability) at end of year	$5,619	$1,801
Components of Net Pension Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income (Loss)
The following items are components of net pension cost for the years ended December 31, as indicated:

(in thousands)	2023	2022	2021
Service cost - benefits earned during the year	$946	$1,491	$1,692
Interest costs on projected benefit obligations (a)	1,428	1,174	1,072
Expected return on plan assets (a)	(2,178)	(2,282)	(1,843)
Expected administrative expenses (a)	115	118	104
Amortization of prior service cost (a)	—	—	—
Amortization of unrecognized net (gain) loss (a)	(640)	—	367
Net periodic pension cost	$(329)	$501	$1,392

(a)	The components of net periodic pension cost other than the service cost component are included in other non-interest expense.
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
December 31, 2023, 2022, and 2021
excess of a 10% corridor is amortized in net periodic benefit cost over the average remaining service period of active participants in the Plans. The prior service credit is amortized over the average remaining service period to full eligibility for participating employees expected to receive benefits.
Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income (loss) at December 31, 2023 and 2022 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

(in thousands)	2023	2022
Net accumulated actuarial net gain	$9,745	$6,256
Accumulated other comprehensive gain	9,745	6,256
Net periodic benefit cost in excess of cumulative employer contributions	(4,126)	(4,455)
Net amount recognized at December 31, balance sheet	$5,619	$1,801
Net actuarial gain arising during period	$4,129	$2,547
Amortization of net actuarial gain	(640)	—
Total recognized in other comprehensive income (loss)	$3,489	$2,547
Total recognized in net periodic pension cost and other comprehensive income (loss)	$(3,818)	$(2,046)

Assumptions utilized to determine benefit obligations as of December 31, 2023, 2022, and 2021 and to determine pension expense for the years then ended are as follows:

	2023	2022	2021
Determination of benefit obligation at year end:
Discount rate	4.95%	5.10%	3.10%
Annual rate of compensation increase	4.50%	4.50%	4.50%
Determination of pension expense for year ended:
Discount rate for the service cost	5.10%	3.10%	2.80%
Annual rate of compensation increase	4.50%	4.50%	4.50%
Expected long-term rate of return on plan assets	6.75%	6.75%	6.75%
The assumed overall expected long-term rate of return on pension plan assets used in calculating 2023 pension expense was 6.75%. Determination of the plan's rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company's plan assets have experienced the following annual returns:

(in thousands)	2023	2022	2021	2020	2019
Plan Assets:
Actual rate of return	21.1%	(17.0)%	22.1%	19.7%	25.8%
The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan's investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Primarily due to a decrease in the discount rate used in the actuarial calculation of plan income, the Company expects to incur $0.4 million of income in 2024 compared to $0.3 million of income in 2023.
Plan Assets
The investment policy of the pension plan is designed for growth in value while minimizing risk to the overall portfolio. The Company diversifies the assets through investments in domestic fixed income securities and domestic and international

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
equity securities. The assets are readily marketable and can be sold to fund benefit payment obligations as they become payable. The Company regularly reviews its policies on the investment mix and may make changes depending on economic conditions and perceived investment mix.
The fair value of the Company's pension plan assets at December 31, 2023 and 2022 by asset category was as follows:

		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2023
Cash equivalents	$1,521	$1,521	$—	$—
U.S government agency obligations	2,587	—	2,587	—
Mutual funds	32,134	32,134	—	—
Total	$36,242	$33,655	$2,587	$—
December 31, 2022
Cash equivalents	$1,772	$1,772	$—	$—
U.S government agency obligations	491	—	491	—
Equity securities	1,518	1,518	—	—
Mutual funds	27,151	27,151	—	—
Total	$30,932	$30,441	$491	$—
The following future benefit payments are expected to be paid:

Year	Pension benefits
(in thousands)
2024	$1,061
2025	1,109
2026	1,194
2027	1,335
2028	1,460
2028 to 2032	9,450
(14)    Earnings per Share
Stock Dividend On July 1, 2023, the Company paid a stock dividend of four percent to common shareholders of record at the close of business on June 15, 2023. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
The following table displays a reconciliation of the information used in calculating basic and diluted earnings per common share for the years ended December 31, 2023, 2022, and 2021, which have been restated for stock dividends. Diluted earnings per common share incorporates the potential impact of contingently issuable shares, including awards which require future service as a condition of delivery of the underlying common stock.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021

(dollars in thousands, except per share data)	2023	2022	2021
Net income available to common shareholders	$956	$20,751	$22,517
Weighted average common shares outstanding	7,039,323	7,063,054	7,148,144
Effect of dilutive equity-based awards	—	—	—
Weighted average dilutive common shares outstanding	7,039,323	7,063,054	7,148,144
Basic earnings per share	$0.14	$2.94	$3.15
Diluted earnings per share	$0.14	$2.94	$3.15
The dilutive effect of restricted share units is reflected in diluted earnings per share unless the impact is anti-dilutive, by application of the treasury stock method.
Repurchase Program
Pursuant to the Company's 2019 Repurchase Plan, as amended, management is given discretion to determine the number and pricing of the shares to be purchased by the Company from time to time, as well as the timing of any such purchases. The Company did not repurchase any shares during 2023. As of December 31, 2023, $5.0 million remained available for share repurchases pursuant to the plan.
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of CET1, Tier 1 and total capital to risk-weighted assets, and of Tier 1 capital to average assets, each as defined in the regulations. Management believes, as of December 31, 2023, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

Financial institutions are categorized as well capitalized or adequately capitalized, based on minimum total risk-based, Tier 1 risk-based, CET1 and Tier 1 leverage ratios. As shown in the table below, the Company’s capital ratios exceeded the regulatory definition of adequately capitalized as of December 31, 2023 and 2022. Based upon the information in its most recently filed call report, the Bank met the capital ratios necessary to be well-capitalized. The regulatory authorities can apply changes in classification of assets and such changes may retroactively subject the Company to changes in capital ratios. Any such change could reduce one or more capital ratios below well-capitalized status. In addition, a change may result in imposition of additional assessments by the FDIC or could result in regulatory actions that could have a material effect on our condition and results of operations. In addition, bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4%.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021

Because the Bank had less than $15 billion in total consolidated assets as of December 31, 2009, the Company is allowed to continue to classifying its trust preferred securities, all of which were issued prior to May 19, 2010, as Tier 1 capital.
Under the Basel III requirements, at December 31, 2023 and December 31, 2022, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of years indicated:

	Actual		Minimum Capital Required - Basel III Fully Phased-In		Required to be Considered Well- Capitalized
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2023
Total Capital (to risk-weighted assets):
Company	$221,586	13.99%	$166,266	10.50%	$—	N.A%
Bank	219,043	13.91%	165,369	10.50%	157,494	10.00%
Tier 1 Capital (to risk-weighted assets):
Company	$199,395	12.59%	$134,596	8.50%	$—	N.A%
Bank	199,490	12.67%	133,870	8.50%	125,995	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets):
Company	$154,033	9.73%	$110,844	7.00%	$—	N.A%
Bank	199,490	12.67%	110,246	7.00%	102,371	6.50%
Tier 1 leverage ratio (to adjusted average assets):
Company	$199,395	10.29%	$77,492	4.00%	$—	N.A%
Bank	199,490	10.31%	77,411	4.00%	96,763	5.00%

December 31, 2022
Total Capital (to risk-weighted assets):
Company	$222,873	13.85%	$169,025	10.50%	$—	N.A%
Bank	221,066	13.78%	168,431	10.50%	160,410	10.00%
Tier 1 Capital (to risk-weighted assets):
Company	$201,595	12.52%	$136,830	8.50%	$—	N.A%
Bank	205,318	12.80%	136,349	8.50%	128,328	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)
Company	$159,125	9.89%	$112,684	7.00%	$—	N.A%
Bank	205,318	12.80%	112,287	7.00%	104,267	6.50%
Tier 1 leverage ratio:
Company	$201,595	10.76%	$74,936	4.00%	$—	N.A%
Bank	205,318	10.85%	75,678	4.00%	94,598	5.00%
(16)    Fair Value Measurements
Fair value represents the amount expected to be received to sell an asset or paid to transfer a liability in its principal or most advantageous market in an orderly transaction between market participants at the measurement date.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
Depending on the nature of the asset or liability, the Company uses various valuation methodologies and assumptions to estimate fair value. The measurement of fair value under U.S. GAAP uses a hierarchy intended to maximize the use of observable inputs and minimize the use of unobservable inputs. This hierarchy uses three levels of inputs to measure the fair value of assets and liabilities as follows. During the year ended December 31, 2023 there were no transfers into or out of Levels 1-3.
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
Valuation Methods for Assets and Liabilities Measured at Fair Value on a Recurring Basis
Following is a description of the Company's valuation methodologies used for assets and liabilities recorded at fair value on a recurring basis:
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
Loans Held for Sale
The fair value of the commitment in forward sale agreement loans is the price at which they could be sold in the principal market at the measurement date, therefore the Company classifies as level 2.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
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
Mortgage Servicing Rights
The fair value of MSRs is based on the discounted value of estimated future cash flows utilizing contractual cash flows, servicing rates, constant prepayment rate, servicing cost, and discount rate factors. Accordingly, the fair value is estimated based on a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, market discount rates, cost to service, float earnings rates, and other ancillary income, including late fees. The valuation models estimate the present value of estimated future net servicing income. In the fourth quarter of 2023, the Company recognized a $1.1 million mortgage servicing rights valuation write-down upon accepting a letter of intent to sell the Company's servicing portfolio during the first quarter of 2024. The Company classifies its servicing rights as Level 3.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021

		Fair Value Measurements
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2023
Assets:
U.S. Treasury	$1,978	$1,978	$—	$—
U.S. government and federal agency obligations	427	—	427	—
U.S. government-sponsored enterprises	21,822	—	21,822	—
Obligations of states and political subdivisions	106,885	—	106,885	—
Mortgage-backed securities	45,640	—	45,640	—
Other debt securities	10,821	—	10,821	—
Bank-issued trust preferred securities	1,169	—	1,169	—
Equity securities	78	78	—	—
Interest rate lock commitments	43	—	—	43
Loans held for sale	3,884	—	3,884	—
Mortgage servicing rights	1,738	—	—	1,738
Total	$194,485	$2,056	$190,648	$1,781
Liabilities:
Interest rate lock commitments	$2	$—	$—	$2
Forward sale commitments	$41	$—	$41	$—
Total	$43	$—	$41	$2

December 31, 2022
Assets:
U.S. Treasury	$2,152	$2,152	$—	$—
U.S. government and federal agency obligations	559	—	559	—
U.S. government-sponsored enterprises	23,777	—	23,777	—
Obligations of states and political subdivisions	109,440	—	109,440	—
Mortgage-backed securities	102,699	—	102,699	—
Other debt securities	10,943	—	10,943	—
Bank-issued trust preferred securities	1,177	—	1,177	—
Equity securities	46	46	—	—
Interest rate lock commitments	20	—	—	20
Forward sale commitments	3	—	3	—
Loans held for sale	591	—	591	—
Mortgage servicing rights	2,899	—	—	2,899
Total	$254,306	$2,198	$249,189	$2,919
Liabilities:
Interest rate lock commitments	$18	$—	$—	$18
Forward sale commitments	3	—	3	—
Total	$21	$—	$3	$18

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

(in thousands)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Mortgage Servicing Rights	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Interest Rate Lock Commitments
Balance at December 31, 2021	$2,659	$286
Total (losses) or gains (realized/unrealized):
Included in earnings	176	(24)
Included in other comprehensive income	—	—
Purchases	—	—
Sales	—	(407)
Issues	64	147
Settlements	—	—
Balance at December 31, 2022	$2,899	$2
Total (losses) or gains (realized/unrealized):
Included in earnings	(1,200)	(35)
Included in other comprehensive income	—	—
Purchases	—	—
Sales	—	(169)
Issues	39	243
Settlements	—	—
Balance at December 31, 2023	$1,738	$41
Valuation methods for instruments measured at fair value on a nonrecurring basis
Following is a description of the Company's valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:
Collateral-Dependent loans
While the overall loan portfolio is not carried at fair value, the Company periodically records non-recurring adjustments to the carrying value of loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Nonrecurring adjustments also include certain impairment amounts for collateral dependent loans when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In determining the fair value of real estate collateral, the Company relies on external and internal appraisals of property values depending on the size and complexity of the real estate collateral. The appraisals may be discounted based on the Company's historical knowledge, changes in market conditions from the time of appraisal, or other information available. The Company maintains staff trained to perform in-house evaluations and also to review third-party appraisal reports for reasonableness. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgments based on the experience and expertise of internal specialists. Fair values of all loan collateral are regularly reviewed by the senior loan committee. Because many of these inputs are not observable, the measurements are classified as Level 3. As of December 31, 2023, the Company identified $5.1 million in collateral-dependent loans that had $1.5 million specific allowances for losses. Related to these loans, there were $0.3 million in charge-offs recorded during the year ended December 31, 2023. As of December 31, 2022, the Company identified $17.7

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
million in collateral-dependent loans that had no specific allowances for losses. Related to these loans, there were $0.1 million in charge-offs recorded during the year ended December 31, 2022.
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

		Fair Value Measurements Using
(in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)*
December 31, 2023
Assets:
Collateral dependent loans:
Commercial, financial, & agricultural	$921	$—	$—	$921	$(76)
Real estate construction - residential	268	—	—	268	—
Real estate mortgage - residential	27	—	—	27	(88)
Real estate mortgage - commercial	2,369	—	—	2,369	(32)
Installment and other consumer	—	—	—	—	(87)
Total	$3,585	$—	$—	$3,585	$(283)
Other real estate and repossessed assets	$1,744	$—	$—	$1,744	$(4,431)

December 31, 2022
Assets:
Collateral dependent loans:
Real estate mortgage - commercial	$17,664	$—	$—	$17,664	$(51)
Installment and other consumer	—	—	—	—	(40)
Total	$17,664	$—	$—	$17,664	$(91)
Other real estate and repossessed assets	$8,795	$—	$—	$8,795	$233

*	Total gains (losses) reported for other real estate owned and repossessed assets includes charge-offs, valuation write-downs, and net losses taken during the periods reported.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
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
Certificates of Deposit in Other Banks
Certificates of deposit are other investments made by the Company with other financial institutions that are carried at cost; which is equal to fair value.
Cash Surrender Value – Life Insurance
The fair value of Bank- owned life insurance (BOLI) approximates the carrying amount. Upon liquidation of these investments, the Company would receive the cash surrender value which equals the carrying amount.
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
December 31, 2023, 2022, and 2021
Operating Lease Liabilities
The fair value of operating lease liabilities are recognized at lease commencement based on the present value of the remaining lease payments using a discount rate that represents the Company's incremental borrowing rate at the lease commencement date.
A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2023 and 2022 is as follows:

			December 31, 2023
			Fair Value Measurements
	December 31, 2023		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$15,675	$15,675	$15,675	$—	$—
Federal funds sold and overnight interest-bearing deposits	77,775	77,775	77,775	—	—
Available for sale securities	188,742	188,742	1,978	186,764	—
Other investment securities	6,300	6,300	78	6,222	—
Loans, net	1,515,403	1,364,533	—	—	1,364,533
Loans held for sale	3,884	3,884	—	3,884	—
Cash surrender value - life insurance	2,624	2,624	—	2,624	—
Interest rate lock commitments	43	43	—	—	43
Accrued interest receivable	8,661	8,661	8,661	—	—
Total	$1,819,107	$1,668,237	$104,167	$199,494	$1,364,576
Liabilities:
Deposits:
Non-interest bearing demand	$402,241	$402,241	$402,241	$—	$—
Savings, interest checking and money market	846,452	846,452	846,452	—	—
Time deposits	322,151	319,929	—	—	319,929
Federal Home Loan Bank advances and other borrowings	107,000	107,245	—	107,245	—
Subordinated notes	49,486	38,939	—	38,939	—
Interest rate lock commitments	2	2	—	—	2
Forward sale commitments	41	41		41	—
Accrued interest payable	1,772	1,772	1,772	—	—
Total	$1,729,145	$1,716,621	$1,250,465	$146,225	$319,931

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021

			December 31, 2022
			Fair Value Measurements
	December 31, 2022		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$18,661	$18,661	$18,661	$—	$—
Federal funds sold and overnight interest-bearing deposits	65,059	65,059	65,059	—	—
Certificates of deposit in other banks	2,955	2,955	2,955	—	—
Available-for-sale securities	250,747	250,747	2,152	248,595	—
Other investment securities	6,353	6,353	46	6,307	—
Loans, net	1,505,664	1,389,018	—	—	1,389,018
Loans held for sale	591	591	—	591	—
Cash surrender value - life insurance	2,567	2,567	—	2,567	—
Interest rate lock commitments	20	20	—	—	20
Forward sale commitments	3	3	—	3	—
Accrued interest receivable	7,953	7,953	7,953	—	—
Total	$1,860,573	$1,743,927	$96,826	$258,063	$1,389,038
Liabilities:
Deposits:
Non-interest bearing demand	$453,443	$453,443	$453,443	$—	$—
Savings, interest checking and money market	923,602	923,602	923,602	—	—
Time deposits	255,034	250,433	—	—	250,433
Federal funds purchased and securities sold under agreements to repurchase	5,187	5,187	5,187	—	—
Federal Home Loan Bank advances and other borrowings	98,000	98,000	—	98,000	—
Subordinated notes	49,486	39,197	—	39,197	—
Interest rate lock commitments	18	18	—	—	18
Forward sale commitments	3	3	—	3	—
Accrued interest payable	902	902	902	—	—
Total	$1,785,675	$1,770,785	$1,383,134	$137,200	$250,451
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
December 31, 2023, 2022, and 2021
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
The Company's extent of involvement and maximum potential exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its consolidated balance sheets. At December 31, 2023, no amounts have been accrued for any estimated losses for these financial instruments.
The contractual amount of off-balance-sheet financial instruments as of December 31, 2023 and 2022 is as follows:

(in thousands)	2023	2022
Commitments to extend credit	$286,939	$388,264
Interest rate lock commitments	3,694	6,331
Forward sale commitments	3,779	576
Standby letters of credit	111,631	49,740
Total	406,043	444,911
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
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. These standby letters of credit are primarily issued to support contractual obligations of the Company's customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2023.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
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
(19)    Condensed Financial Information of the Parent Company Only
Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:
Condensed Balance Sheets

	December 31,
(in thousands)	2023	2022
Assets
Cash and due from bank subsidiaries	$6,807	$2,464
Investment in bank-issued trust preferred securities	1,169	1,177
Investment in subsidiaries	175,273	172,752
Deferred tax asset	—	49
Other assets	6,187	3,490
Total assets	$189,436	$179,932

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Deferred tax liability	735	—
Other liabilities	3,130	3,035
Stockholders’ equity	136,085	127,411
Total liabilities and stockholders’ equity	$189,436	$179,932

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2023, 2022, and 2021
Condensed Statements of Income

	For the Years Ended December 31,
(in thousands)	2023	2022	2021
Income
Interest and dividends received from subsidiaries	$10,158	$11,497	$8,512
Other	1,390	1,108	404
Total income	11,548	12,605	8,916
Expenses
Interest on subordinated notes	3,774	2,072	1,227
Other	2,771	3,191	3,200
Total expenses	6,545	5,263	4,427
Income before income tax benefit and equity in undistributed income of subsidiaries	5,003	7,342	4,489
Income tax benefit	1,058	859	837
Equity in undistributed (loss) income of subsidiaries	(5,105)	12,550	17,191
Net income	$956	$20,751	$22,517
Condensed Statements of Cash Flows

	For the Years Ended December 31,
(in thousands)	2023	2022	2021
Cash flows from operating activities:
Net income	$956	$20,751	$22,517
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	5,105	(12,550)	(17,191)
Decrease in deferred tax asset	49	540	907
Other, net	(4,693)	(1,060)	(607)
Net cash provided by operating activities	$1,417	$7,681	$5,626
Cash flows from investing activities:
Decrease (increase) in investment in subsidiaries, net	$7,575	$110	$(70)
Net cash provided by (used in) investing activities	$7,575	$110	$(70)
Cash flows from financing activities:
Cash dividends paid - common stock	$(4,649)	$(4,240)	$(3,616)
Purchase of treasury stock	—	(2,892)	(2,148)
Net cash used in financing activities	$(4,649)	$(7,132)	$(5,764)
Net increase (decrease) in cash and due from banks	4,343	659	(208)
Cash and due from banks at beginning of year	2,464	1,805	2,013
Cash and due from banks at end of year	$6,807	$2,464	$1,805

MARKET PRICE AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
Market Price
The Company's common stock trades on Nasdaq's global select market under the stock symbol of HWBK.
Shares Outstanding
As of December 31, 2023, the Company had issued 7,554,893 shares of common stock, of which 7,039,323 shares were outstanding. The outstanding shares were held of record by approximately 2,064 shareholders.
Dividends
The following table sets forth information on dividends paid by the Company in 2023 and 2022.

Month Paid	Dividends Paid Per Share
January, 2023	$0.17
April, 2023	0.17
July, 2023	0.17
October, 2023	0.17
Total for, 2023	$0.68

January, 2022	$0.15
April, 2022	0.15
July, 2022	0.17
October, 2022	0.17
Total for, 2022	$0.64
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

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Position with the Company	Position with the Bank	Principal Occupation

Brent M. Giles	Chief Executive Officer, Director -Class II	Chief Executive Officer, and Director	Position with the Company and the Bank

Kathleen L. Bruegenhemke	Senior Vice President, Chief Risk Officer, Corporate Secretary, and Director-Class I	Executive Vice President, Chief Risk Officer, Corporate Secretary, and Director	Position with the Company and the Bank

Chris E. Hafner	Senior Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer	Position with the Company and the Bank

Gregg A. Bexten	President and Director-Class III	President and Director	Position with the Company and the Bank

Martin Weishaar		Executive Vice President, Chief Operations Officer, General Counsel	Position with the Bank

John Bowers		Executive Vice President and Chief Strategy Officer	Position with the Bank

Jason E. Schwartz	Senior Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer	Position with the Company and the Bank

Name	Position with the Company	Position with the Bank	Principal Occupation

Douglas T. Eden	Director-Class I	Director	Principal, Eden Capital Management, LLC

David T. Turner	Executive Chairman and Director-Class III	Executive Chairman and Director	Retired, Jefferson City, Missouri

Kevin L. Riley	Director-Class III	Director	Retired, Jefferson City, Missouri

Frank E. Burkhead	Director-Class II	Director	Owner, Burkhead Wealth Management, Co-owner, Burkhead & Associates, LLC, Pro 356, LLC, and FACT Properties, LLC, Jefferson City, Missouri

Philip D. Freeman	Director-Class I	Director	Owner, Freeman Properties, JCMO, LLC, Jefferson City, Missouri

Gus S. (Jack) Wetzel III	Director-Class II	Director	Co-owner, Meadows Construction Co, Inc., Meadows Contracting LLC, Meadows Development Co, Village Park Investments, LLC, Meadows Property, LLC, TWC Enterprise, LLC, Wetzel Investments Ltd., and GCSL, LLC, all of Clinton, Missouri

Jonathan D. Holtaway	Director – Class I	Director	Managing Member, Ategra GP, LLC, President, Ategra Capital Management LLC, and Managing Member of Ategra LS500, LP and Ategra Community Financial Institution Fund, LP, all of Vienna, Virginia

Jonathan L. States	Director-Class II	Director	Member / owner, Little Dixie Construction, LLC, Columbia, Missouri.

Shawna M. Hettinger	Director-Class III	Director	President & majority owner, Streetwise, Inc., Grandview, Missouri
ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote, and to beneficial owners of shares entitled to be voted, at the 2024 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company's reasonable expenses in furnishing such exhibits.