Form 10-K, Exhibit 13
period 2024-12-31
HAWTHORN BANCSHARES, INC.
filed 2025-03-17
CIK 893847

Exhibit 13
2024
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Jefferson City, Missouri

March 17, 2025
Dear Shareholders:
In many ways, 2024 was a foundational year. Several key changes were implemented, and we progressed our strategic initiatives, setting the stage for Hawthorn Bancshares, Inc. and Hawthorn Bank to grow in 2025.
One of our most visible changes was the brand refresh that took place in October. The new look is rooted in our history, with a nod to the future. The arch in the ‘H’ of the new logo serves as an abstract horizon, much like looking across an open field in the heartland and seeing opportunity in what lies ahead. We added a new tagline as well, “Connecting you to what’s possible.” As a community bank, we are the connection point for families, businesses and organizations – whether it’s financing a first home, getting a business off the ground, or finding the needed resources for schools and community groups – we are connecting them to something bigger, and making things possible.
We celebrated the opening of our Shoal Creek location in July. This new location will serve as a prototype for future banking center locations. In November, we officially expanded into Johnson County, Kansas with office space to grow our wealth management portfolio in this region, aiming to mirror the success our trust and investment teams have in mid- and southern Missouri.
We added talented individuals and leadership roles to nearly every area in 2024, and I am excited to see how our team continues to advance. I’m appreciative of our long-time associates who welcomed change with optimism too. Due to unfortunate market conditions and the absence of rate cuts, in June we made the difficult decision to downsize the mortgage team.
Our Project Management Office also ramped up last year, giving us the ability to move projects efficiently. We have made significant strides on our product consolidation process and anticipate completion in 2025.
All of this leads to my focus for 2025: As a community bank competing against big banks, credit unions, and fintech companies, we cannot remain stagnant. The world is changing fast, which means our clients’ needs are changing too. We need to stay nimble and continue to grow to remain a valuable and easy choice for current and future clients.
We are in a position where we have a lot of potential to grow our business deposits and loans. To encourage this growth, we are putting into place the right products, the right promotions, and the right people using a process that works, with several prospects all laddering-up to meet our priorities. Our leadership team has been working hard to make sure we have all these key elements in place.
Thank you to all our associates for their dedication and effort to move us towards our goals, while keeping our mission as a community bank at the heart of what we do each day.
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
Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•competitive pressures among financial services companies may increase significantly,
•changes in the interest rate environment may reduce interest margins,
•general economic conditions, either nationally or in Missouri, may be less favorable than expected and may adversely affect the quality of our loans and other assets,
•increases in non-performing assets in the Company’s loan portfolios and adverse economic conditions may necessitate increases to our provisions for credit losses,
•costs or difficulties related to any integration of any business of the Company and its acquisition targets may be greater than expected,
•legislative, regulatory or tax law changes may adversely affect the business in which the Company and its subsidiaries are engaged,
•credit and market risks relating to increasing inflation,
•economic or other disruptions caused by acts of terrorism, war or other conflicts, including the Russia-Ukraine conflict, and the Israel-Hamas conflict, natural disasters, such as hurricanes, wild fires, freezes, flooding and other man-made disasters, such as oil spills or power outages, health emergencies, epidemics or pandemics, climate changes or other catastrophic events,
•changes may occur in the securities markets,
•changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, and
•technological changes, including potential cyber-security incidents and other disruptions, or innovations to the financial services industry, including as a result of the increased telework environment.
In addition to the disclosure in this report, we have described additional factors that could cause actual results to be materially different from those described in the forward-looking statements under the caption Risk Factors in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and in other reports filed by us with the Securities and Exchange Commission ("SEC") from time to time. Other factors that have not been identified in this report or such other reports could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Crucial to the Company's community banking strategy is growth in its commercial banking services, retail mortgage lending and retail banking services. Through the branch network of its subsidiary bank, Hawthorn Bank (the "Bank"), the Company, with $1.8 billion in assets at December 31, 2024, provides a broad range of commercial and personal banking services. The Bank's specialties include commercial banking for small and mid-sized businesses, including equipment, operating, commercial real estate, Small Business Administration ("SBA") loans, and personal banking services including real estate mortgage lending, installment and consumer loans, certificates of deposit, individual retirement and other time deposit accounts, checking accounts, savings accounts, and money market accounts. Other financial services that the Company provides include trust services that include estate planning, investment and asset management services and a comprehensive suite of cash management services. The geographic areas in which the Company provides products and services include the Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, and the greater Kansas City metropolitan area.
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
The Company’s methodology includes qualitative risk factors that allow management to adjust modeled historical losses and to address other limitations in the quantitative component that is based on modeled historical loss rates. Such risk factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect changes in national and local economic conditions, other external factors, the nature, volume and terms of loans in the portfolio, the volume and severity of past due loans, concentrations, trends in collateral values, the quality of the Company’s internal loan review department, lending management, and lending policies and procedures. At December 31, 2024 and 2023, the ACL on loans included a qualitative adjustment of approximately $11.2 million and $10.9 million, respectively.
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

	For the years ended December 31,
(dollars in thousands, except per share amounts)	2024	2023	2022
Statement of income information:
Total interest income	$95,351	$91,968	$69,256
Total interest expense	36,758	32,826	10,493
Net interest income	58,593	59,142	58,763
Provision for (release of) credit losses (2)	1,027	2,340	(900)
Non-interest income	14,320	7,536	13,978
Investment securities (losses) gains, net	(4)	(11,547)	(14)
Non-interest expense	49,524	52,359	48,538
Pre-tax income	22,358	432	25,089
Income taxes (benefit)	4,102	(524)	4,338
Net income	$18,256	$956	$20,751
Basic earnings per share	$2.61	$0.14	$2.94
Diluted earnings per share	$2.61	$0.14	$2.94

	As of and for the years ended December 31,
	2024	2023	2022
Market and per share data
Book value per share	$21.36	$19.33	$18.04
Market price per share	$28.35	$25.37	$20.57
Cash dividends paid on common stock	$5,047	$4,649	$4,240
Common stock dividend	$—	$6,005	$6,865
Performance Ratios
Return on average assets	1.00%	0.05%	1.16%
Return on average common equity	13.04%	0.76%	15.94%
Efficiency ratio (1)	67.92%	78.53%	66.73%
Net interest margin	3.41%	3.29%	3.53%
Average stockholders' equity to average total assets	7.66%	6.68%	7.27%
1.Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue includes net interest income and non-interest income.
2.Prior to adoption of ASU No 2016-13 on January 1, 2023, credit losses were estimated using the incurred loss approach.

	As of and for the years ended December 31,
(dollars in thousands, except per share amounts)	2024	2023	2022
Asset Quality Ratios
Non-performing loans	$2,747	$6,413	$18,701
Non-performing assets	$4,193	$8,157	$27,496
Net-charge-offs (recoveries)	$2,725	$302	$415
Net charge-offs to average loans	0.18%	0.02%	0.03%
Allowance for credit losses to total loans (2)	1.50%	1.54%	1.02%
Non-performing loans to total loans	0.19%	0.42%	1.23%
Non-performing assets to loans	0.29%	0.53%	1.81%
Non-performing assets to total assets	0.23%	0.43%	1.43%
Allowance for credit losses to non-performing loans	802.48%	370.25%	83.35%

Capital Ratios
Average stockholders' equity to total assets	7.66%	6.68%	7.27%
Stockholders' equity to assets	8.19%	7.26%	6.62%
Total risk-based capital ratio	14.79%	13.99%	13.85%
Tier 1 risk-based capital ratio	13.54%	12.59%	12.52%
Common equity Tier 1 capital	10.49%	9.73%	9.89%
Tier 1 leverage ratio (1)	11.46%	10.29%	10.76%
(1)Tier 1 leverage ratio is calculated by dividing Tier 1 capital by average total consolidated assets and still accruing interest.
(2)Prior to adoption of ASU No 2016-13 on January 1, 2023, credit losses were estimated using the incurred loss approach.

Results of Operations Highlights
Consolidated net income increased $17.3 million to $18.3 million, or $2.61 per diluted share, for the year ended December 31, 2024 compared to $1.0 million, or $0.14 per diluted share, for the year ended December 31, 2023. For the year ended December 31, 2024, the return on average assets (ROA) was 1.00%, the return on average stockholders' equity (ROE) was 13.04%, and the efficiency ratio was 67.9%.
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
Net interest income was $58.6 million for the year ended December 31, 2024 compared to $59.1 million and $58.8 million for the years ended December 31, 2023 and 2022, respectively. The net interest margin, on a fully taxable equivalent basis (FTE), was 3.41% for the year ended December 31, 2024 compared to 3.29% and 3.53% for the years ended December 31, 2023 and 2022, respectively.
Provision for (release of) credit losses For the year ended December 31, 2024, the Company recognized a provision expense for credit losses on loans and unfunded commitments of $1.0 million compared to a provision expense of $2.3 million and a release of provision expense of $0.9 million for years ended December 31, 2023 and 2022, respectively. During the fourth quarter of 2023, an additional $1.3 million of specific reserve resulted from the downgrade of one commercial loan relationship. The release of provision expense for 2022 was driven in part from the release of specific reserves due to returning significant loan balances to accruing from non-accrual status.
Non-interest income increased $6.8 million, or 90.0%, for the year ended December 31, 2024 compared to the year ended December 31, 2023, and decreased $6.4 million, or 46.1%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. These changes are discussed in greater detail below under Non-interest Income.

Non-interest expense decreased $2.8 million, or 5.4%, for the year ended December 31, 2024 compared to the year ended December 31, 2023, and increased $3.8 million, or 7.9%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. These changes are discussed in greater detail below under Non-interest Expense.
Balance Sheet Highlights
Cash and cash equivalents – Cash and cash equivalents decreased $42.5 million, or 45.4%, to $51.0 million as of December 31, 2024, compared to $93.5 million as of December 31, 2023, and increased $9.7 million, or 11.6%, to $93.5 million as of December 31, 2023 compared to $83.7 million as of December 31, 2022. See the Liquidity Management section for further discussion.
Loans – Loans held for investment decreased $73.0 million, or 4.7%, to $1.47 billion as of December 31, 2024 compared to December 31, 2023, and increased $17.9 million, or 1.2%, to $1.54 billion as of December 31, 2023 compared to $1.52 billion as of December 31, 2022.
Asset quality – Non-performing assets decreased $4.0 million to $4.2 million, or 0.29% of total loans, at December 31, 2024, compared to $8.2 million, or 0.53% of total loans, at December 31, 2023, and decreased $19.3 million to $8.2 million, or 0.53% of total loans, at December 31, 2023 compared to $27.5 million, or 1.81% of total loans, at December 31, 2022. The reduction in non-performing assets primarily resulted from non-accrual loan relationships returning to accrual status in both 2023 and 2022.
The allowance for credit losses to total loans was 1.50% at December 31, 2024, compared to 1.54% at December 31, 2023 and 1.02% at December 31, 2022. The Company's net charge-offs for the year ended December 31, 2024, were $2.7 million, or 0.18% of average loans, compared to $0.3 million, or 0.02% of average loans, for the year ended December 31, 2023, and $0.4 million, or 0.03% of average loans, for the year ended December 31, 2022. See Lending and Credit Management section below for further discussion.
Deposits – Total deposits decreased $37.7 million, or 2.4%, to $1.53 billion as of December 31, 2024 compared to December 31, 2023, and decreased $61.2 million, or 3.8%, to $1.57 billion as of December 31, 2023 compared to $1.63 billion as of December 31, 2022.
Federal Home Loan Bank advances and other borrowings – Total FHLB advances and other borrowings decreased $25.5 million, or 23.8%, equal to $81.5 million as of December 31, 2024 compared to $107.0 million as of December 31, 2023, and increased $9.0 million, or 9.2%, to $107.0 million as of December 31, 2023 compared to $98.0 million as of December 31, 2022.
Capital – The Company maintains its “well capitalized” regulatory capital position. At December 31, 2024, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.79%; tier 1 capital to risk-weighted assets 13.54%; tier 1 leverage 11.46%; and common equity to assets 10.49%.

Average Balance Sheets
Net interest income is the largest source of revenue resulting from the Company's lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest-earning assets and interest-bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a FTE basis for each of the years ended December 31, 2024, 2023, and 2022, respectively. The average balances used in this table and other statistical data were calculated using average daily balances.

	2024			2023			2022
(dollars in thousands)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)
ASSETS
Loans: (2)
Commercial	$214,548	$14,342	6.68%	$230,988	$14,401	6.23%	$236,228	$12,320	5.22%
Real estate construction - residential	42,486	3,309	7.79	50,497	3,707	7.34	24,766	1,296	5.23
Real estate construction - commercial	70,698	5,190	7.34	136,455	7,511	5.50	115,424	5,307	4.60
Real estate mortgage - residential	369,516	20,929	5.66	370,024	19,862	5.37	313,926	13,736	4.38
Real estate mortgage - commercial	782,218	41,957	5.36	734,657	37,957	5.17	692,712	29,881	4.31
Installment and other consumer	17,002	997	5.86	22,307	1,056	4.73	23,237	847	3.65
Total loans	$1,496,468	$86,724	5.80%	$1,544,928	$84,494	5.47%	$1,406,293	$63,387	4.51%
Loans held for sale	$1,454	$84	5.78%	$3,609	$160	4.43%	$1,738	$90	5.18%
Investment securities:
U.S. Treasury	$1,237	$58	4.69%	$4,200	$176	4.19%	$3,538	$40	1.13%
U.S. government and federal agency obligations	14,561	642	4.41	24,832	436	1.76	25,709	362	1.41
Obligations of states and political subdivisions	104,062	3,031	2.91	107,482	3,374	3.14	115,132	4,112	3.57
Mortgage-backed securities	59,045	1,941	3.29	96,649	2,038	2.11	116,061	1,996	1.72
Other debt securities	14,439	828	5.73	11,787	696	5.90	12,889	644	5.00
Total investment securities	$193,344	$6,500	3.36%	$244,950	$6,720	2.74%	$273,329	$7,154	2.62%
Other investment securities	5,948	563	9.47	6,973	441	6.32	5,627	270	4.80
Interest bearing deposits in other financial institutions	42,292	2,287	5.41	25,481	1,241	4.87	33,679	419	1.24
Total interest earning assets	$1,739,506	$96,158	5.53%	$1,825,941	$93,056	5.10%	$1,720,666	$71,320	4.14%
All other assets	111,005			89,071			86,985
Allowance for credit losses	(22,878)			(20,737)			(15,581)
Total assets	$1,827,633			$1,894,275			$1,792,070
Average Balance Sheets (continued)

	2024			2023			2022
(dollars in thousands)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)
LIABILITIES AND STOCKHOLDERS' EQUITY
Savings	$255,730	$5,305	2.07%	$182,870	$1,026	0.56%	$180,122	$61	0.03%
NOW accounts	201,174	2,830	1.41	199,234	2,280	1.14	252,842	1,627	0.64
Interest checking	128,548	5,659	4.40	167,157	7,648	4.58	64,473	1,786	2.77
Money market	224,033	4,730	2.11	282,924	5,842	2.06	297,153	1,535	0.52
Time deposits	326,165	11,352	3.48	329,091	8,988	2.73	261,833	2,140	0.82
Total interest bearing deposits	$1,135,650	$29,876	2.63%	$1,161,276	$25,784	2.22%	$1,056,423	$7,149	0.68%
Federal funds purchased and securities sold under agreements to repurchase	7	—	—	5,253	115	2.19	7,982	51	0.64
Federal Home Loan Bank advances and other borrowings	100,899	3,095	3.07	112,271	3,255	2.90	80,867	1,268	1.57
Subordinated notes	49,486	3,899	7.88	49,486	3,774	7.63	49,486	2,072	4.19
Total borrowings	$150,392	$6,994	4.65%	$167,010	$7,144	4.28%	$138,335	$3,391	2.45%
Total interest bearing liabilities	$1,286,042	$36,870	2.87%	$1,328,286	$32,928	2.48%	$1,194,758	$10,540	0.88%
Demand deposits	389,707			426,739			454,931
Other liabilities	11,896			12,719			12,170
Total liabilities	1,687,645			1,767,744			1,661,859
Stockholders' equity	139,988			126,531			130,211
Total liabilities and stockholders' equity	$1,827,633			$1,894,275			$1,792,070
Net interest income (FTE)		$59,288			$60,128			$60,780
Net interest spread (FTE)			2.66%			2.62%			3.26%
Net interest margin (FTE)			3.41%			3.29%			3.53%
(1)Interest income and yields are presented on a FTE basis using the federal statutory income tax rate of 21%, net of nondeductible interest expense for the years ended December 31, 2024, 2023 and 2022, respectively. Such adjustments totaled $0.8 million, $1.1 million and $2.1 million for the years ended December 31, 2024, 2023, and 2022, respectively.
(2)Non-accruing loans are included in the average amounts outstanding.
Rate and Volume Analysis
The following table summarizes the changes in net interest income on a FTE basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates for the years ended December 31, 2024, compared to December 31, 2023, and for the years ended December 31, 2023 compared to December 31, 2022. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2024			2023
		Change due to			Change due to
(dollars in thousands)	Total Change	Average Volume	Average Rate	Total Change	Average Volume	Average Rate
Interest income on a FTE basis: (1)
Loans: (2)
Commercial	$(59)	$(1,059)	$1,000	$2,081	$(279)	$2,360
Real estate construction - residential	(398)	(612)	214	2,411	1,737	674
Real estate construction - commercial	(2,321)	(4,322)	2,001	2,204	1,059	1,145
Real estate mortgage - residential	1,067	(27)	1,094	6,126	2,700	3,426
Real estate mortgage - commercial	4,000	2,510	1,490	8,076	1,893	6,183
Installment and other consumer	(59)	(280)	221	209	(35)	244
Loans held for sale	(76)	(114)	38	70	85	(15)
Investment securities:
U.S. Treasury	(118)	(136)	18	136	9	127
U.S. government and federal agency obligations	206	(238)	444	74	(13)	87
Obligations of states and political subdivisions	(343)	(105)	(238)	(738)	(262)	(476)
Mortgage-backed securities	(97)	(972)	875	42	(366)	408
Other debt securities	132	152	(20)	52	(58)	110
Other investment securities	122	(72)	194	171	73	98
Interest bearing deposits in other financial institutions	1,046	894	152	822	(125)	947
Total interest income	$3,102	$(4,381)	$7,483	$21,736	$6,418	$15,318
Interest expense:
Savings	4,279	549	3,730	965	1	964
NOW accounts	550	22	528	653	(402)	1,055
Interest checking	(1,989)	(1,704)	(285)	5,862	4,160	1,702
Money market	(1,112)	(1,237)	125	4,307	(77)	4,384
Time deposits	2,364	(80)	2,444	6,848	677	6,171
Federal funds purchased and securities sold under agreements to repurchase	(115)	(57)	(58)	64	(23)	87
Federal Home Loan Bank advances and other borrowings	(160)	(341)	181	1,987	624	1,363
Subordinated notes	125	—	125	1,702	—	1,702
Total interest expense	$3,942	$(2,848)	$6,790	$22,388	$4,960	$17,428
Net interest income on a FTE basis	$(840)	$(1,533)	$693	$(652)	$1,458	$(2,110)
(1)Interest income and yields are presented on a FTE basis using the federal statutory income tax rate of 21%, net of nondeductible interest expense for the years ended December 31, 2024, 2023 and 2022, respectively. Such adjustments totaled $0.8 million, $1.1 million and $2.1 million for the years ended December 31, 2024, 2023, and 2022, respectively.
(2)Non-accruing loans are included in the average amounts outstanding.
Financial results for the year ended December 31, 2024 compared to the year ended December 31, 2023 reflected a decrease in net interest income, on a FTE basis, of $0.8 million, or 1.4%, and financial results for the year ended December 31, 2023 compared to the year ended December 31, 2022 reflected an decrease of $0.7 million, or 1.1%. Measured as a percentage of average earning assets, the net interest margin (expressed on a FTE basis) was 3.41% for the year ended December 31, 2024, compared to 3.29% and 3.53% for the years ended December 31, 2023 and 2022, respectively.
Average interest-earning assets decreased $86.4 million, or 4.7%, to $1.74 billion for the year ended December 31, 2024 compared to $1.83 billion for the year ended December 31, 2023, and average interest bearing liabilities decreased $42.2 million, or 3.2%, to $1.29 billion for the year ended December 31, 2024 compared to $1.33 billion for the year ended December 31, 2023.
Average interest-earning assets increased $105.3 million, or 6.1%, to $1.83 billion for the year ended December 31, 2023 compared to $1.72 billion for the year ended December 31, 2022, and average interest bearing liabilities increased $133.5 million, or 11.2%, to $1.33 billion for the year ended December 31, 2023 compared to $1.19 billion for the year ended December 31, 2022.
Total interest income (expressed on a FTE basis) increased $3.1 million to $96.2 million for the year ended December 31, 2024 compared to $93.1 million for the year ended December 31, 2023 and increased $21.8 million to $93.1 million for the year ended December 31, 2023 compared to $71.3 million for the year ended December 31, 2022. The Company's rates earned on interest earning assets were 5.53% for the year ended December 31, 2024 compared to 5.10% and 4.14% for the years ended December 31, 2023 and 2022, respectively.
Interest income on loans held for investment increased to $86.7 million for the year ended December 31, 2024 compared to $84.5 million and $63.4 million for the years ended December 31, 2023 and 2022, respectively.
Average loans outstanding decreased $48.5 million, or 3.1%, to $1.50 billion for the year ended December 31, 2024 compared to $1.54 billion for the year ended December 31, 2023. The average yield on loans receivable increased to 5.80% during the year ended December 31, 2024 compared to 5.47% for the year ended December 31, 2023.
Average loans outstanding increased $138.6 million, or 9.9%, to $1.54 billion for the year ended December 31, 2023 compared to $1.41 billion for the year ended December 31, 2022. The average yield on loans receivable increased to 5.47% during the year ended December 31, 2023 compared to 4.51% for the year ended December 31, 2022. The increase in yield as of December 31, 2024 compared to the prior year is reflective of recent market conditions where most loan types have seen an increase in yield, consistent with recent increases in the prime rate. Contributing to the increase in yield was interest accreted into income on three loans returning to accruing status in 2023. See the Lending and Credit Management section for further discussion of changes in the composition of the lending portfolio.
Interest income on available-for-sale securities decreased to $6.5 million for the year ended December 31, 2024 compared to $6.7 million and $7.2 million for the years ended December 31, 2023 and 2022, respectively.
Average securities decreased $51.7 million, or 21.1%, to $193.3 million for the year ended December 31, 2024 compared to $245.0 million for the year ended December 31, 2023. The average yield on securities increased to 3.36% for the year ended December 31, 2024 compared to 2.74% for the year ended December 31, 2023.
Average securities decreased $28.4 million, or 10.4%, to $245.0 million for the year ended December 31, 2023 compared to $273.3 million for the year ended December 31, 2022. The average yield on securities increased to 2.74% for the year ended December 31, 2023 compared to 2.62% for the year ended December 31, 2022. During the fourth quarter of 2023, the Company repositioned its balance sheet by selling $83.7 million in book value of investment securities, with an average yield of 1.57%. See the Liquidity Management section for further discussion.
Total interest expense increased $3.9 million to $36.9 million for the year ended December 31, 2024 compared to $32.9 million for the year ended December 31, 2023, and increased $22.4 million to $32.9 million for the year ended December 31, 2023 compared to $10.5 million for the year ended December 31, 2022. The Company's rate paid on interest bearing liabilities was 2.87% for the year ended December 31, 2024 compared to 2.48% and 0.88% for the years ended December 31, 2023 and 2022, respectively. See the Liquidity Management section for further discussion.
Interest expense on deposits was $29.9 million for the year ended December 31, 2024 compared to $25.8 million and $7.1 million for the years ended December 31, 2023 and 2022, respectively.
Average interest bearing deposits decreased $25.6 million, or 2.2%, to $1.14 billion for the year ended December 31, 2024 compared to $1.16 billion for the year ended December 31, 2023. The average cost of deposits increased to 2.63% during the year ended December 31, 2024 compared to 2.22% for the year ended December 31, 2023.
Average interest bearing deposits increased $104.9 million, or 9.9%, to $1.16 billion for the year ended December 31, 2023 compared to $1.06 billion for the year ended December 31, 2022. The average cost of deposits increased to 2.22% during the year ended December 31, 2023 compared to 0.68% for the year ended December 31, 2022.
Interest expense on borrowings was $7.0 million for the year ended December 31, 2024 compared to $7.1 million and $3.4 million for the years ended December 31, 2023 and 2022, respectively.
Average borrowings decreased $16.6 million, or 10.0%, to $150.4 million for the year ended December 31, 2024 compared to $167.0 million for the year ended December 31, 2022. The average cost of borrowings increased to 4.65% during the year ended December 31, 2024 compared to 4.28% for the year ended December 31, 2023.
Average borrowings increased $28.7 million, or 20.7%, to $167.0 million for the year ended December 31, 2023 compared to $138.3 million for the year ended December 31, 2022. The average cost of borrowings increased to 4.28% during the year ended December 31, 2023 compared to 2.45% for the year ended December 31, 2022. The Company utilizes funding capacity with the FHLB to meet its short-term liquidity needs. The increase in cost of funds is consistent with increases in prime resulting from higher market interest rates. See the Liquidity Management section for further discussion.
Non-interest Income and Expense
Non-interest income for the years ended December 31, 2024, 2023, and 2022 was as follows:

				$ Change		% Change
(dollars in thousands)	2024	2023	2022	2024 vs 2023	2023 vs 2022	2024 vs 2023	2023 vs 2022
Service charges and other fees	$3,301	$2,942	$3,002	$359	$(60)	12.2%	(2.0)%
Bank card income and fees	4,097	4,028	4,083	69	(55)	1.7	(1.3)
Wealth management revenue	1,728	1,385	1,433	343	(48)	24.8	(3.3)
Earnings on bank-owned life insurance	1,682	57	58	1,625	(1)	NM	(1.7)
Real estate servicing fees, net	33	(584)	1,004	617	(1,588)	(105.7)	(158.2)
Gain on sales of mortgage loans, net	896	2,560	2,661	(1,664)	(101)	(65.0)	(3.8)
Gains (losses) on other real estate owned, net	883	(4,429)	289	5,312	(4,718)	(119.9)	NM
Other	1,700	1,577	1,448	123	129	7.8	8.9
Total non-interest income	$14,320	$7,536	$13,978	$6,784	$(6,442)	90.0%	(46.1)%
Non-interest income as a % of total revenue *	19.6%	11.3%	19.2%
*Total revenue is calculated as net interest income plus non-interest income.
NM = not meaningful
Total non-interest income increased $6.8 million, or 90.0%, to $14.3 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, and decreased $6.4 million, or 46.1%, to $7.5 million for the year ended December 31, 2023 compared to the year ended December 31, 2022.
Earnings on bank-owned life insurance increased to $1.7 million for the year ended December 31, 2024 compared to $0.1 million and $0.1 million the years ended December 31, 2023 and 2022, respectively. The Company purchased $35.0 million in bank-owned life insurance policies in the first quarter of 2024. The earnings generated from these polices are primarily derived from the investment returns on the cash value component.
Real estate servicing fees, net of the change in valuation of mortgage serving rights (MSRs) was $0.03 million for the year ended December 31, 2024 compared to $(0.6) million and $1.0 million for the years ended December 31, 2023 and 2022, respectively. On January 31, 2024, the Company sold its servicing portfolio and the balance of the serviced loans transferred on April 30, 2024. The remaining servicing fees and costs were settled during the second and third quarter of 2024.
Gain on sales of mortgage loans was $0.9 million for the year ended December 31, 2024 compared to $2.6 million and $2.7 million for the years ended December 31, 2023 and 2022, respectively. The Company sold loans totaling $48.9 million for the year ended December 31, 2024 compared to $106.2 million and $87.2 million for the years ended December 31, 2023 and 2022, respectively.
Gains (losses) on other real estate owned, net was $0.9 million, for the year ended December 31, 2024 compared to $(4.4) million and $0.3 million for the years ended December 31, 2023 and 2022, respectively. During the second and third quarter of 2023, the Company recognized $1.8 million and $2.8 million in valuation write-downs, respectively, on foreclosed property in other real estate owned based on current appraisals. The Company sold the remaining parcel related to one of these properties in the second quarter of 2024 and recognized a $0.4 million release of the valuation write-down.

During the third and fourth quarters of 2024 the Company recognized $0.7 million in gains on sales of foreclosed properties, which included land previously intended for a new branch. Partially offsetting these gains, the Company recognized an additional $0.3 million valuation write-down.
Investment Securities (Losses) Gains, Net
The following table presents the gross realized gains and losses from sales and calls of available-for-sale securities, as well as gains and losses on equity securities from fair value adjustments which have been recognized in earnings for the years ended December 31, 2024, 2023, and 2022:

(dollars in thousands)	2024	2023	2022
Available-for-sale securities:
Gross realized gains	$—	$—	$—
Gross realized losses	—	(11,562)	—
Credit losses recognized	—	—	—
Other investment securities:
Fair value adjustments, net	(4)	32	(14)
Certificates of deposit:
Gross realized gains	—	—	—
Gross realized losses	—	(17)	—
Investment securities (losses) gains, net	$(4)	$(11,547)	$(14)
During the fourth quarter of 2023, the Company repositioned its balance sheet by selling $83.7 million in book value of investment securities, with an average yield of 1.57%.
Non-interest expense for the years ended December 31, 2024, 2023, and 2022 was as follows:

				$ Change		% Change
(dollars in thousands)	2024	2023	2022	2024 vs 2023	2023 vs 2022	2024 vs 2023	2023 vs 2022
Salaries	$21,004	$23,273	$20,612	$(2,269)	$2,661	(9.7)%	12.9%
Employee benefits	5,574	5,698	6,446	(124)	(748)	(2.2)	(11.6)
Occupancy expense, net	3,251	3,247	3,175	4	72	0.1	2.3
Furniture and equipment expense	3,019	3,008	3,054	11	(46)	0.4	(1.5)
Processing, network and bank card expense	5,530	5,151	4,788	379	363	7.4	7.6
Legal, examination, and professional fees	2,608	2,508	1,630	100	878	4.0	53.9
Advertising and promotion	976	1,522	1,529	(546)	(7)	(35.9)	(0.4)
Postage, printing, and supplies	910	846	878	64	(32)	7.6	(3.6)
Other	6,652	7,106	6,426	(454)	680	(6.4)	10.6
Total non-interest expense	$49,524	$52,359	$48,538	$(2,835)	$3,821	(5.4)%	7.9%
Efficiency ratio*	67.9%	78.5%	66.7%
Number of full-time equivalent employees	262	281	304
*Efficiency ratio is calculated as non-interest expense as a percentage of total revenue. Total revenue includes net interest income and non-interest income.
Total non-interest expense decreased $2.8 million, or 5.4%, to $49.5 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, and increased $3.8 million, or 7.9%, to $52.4 million for the year ended December 31, 2023 compared to the year ended December 31, 2022.
Salaries decreased $2.3 million, or 9.7%, to $21.0 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, and increased $2.7 million, or 12.9%, to $23.3 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decreases were primarily due to planned reductions of full-time employees during the fourth quarter of 2023 and second quarter of 2024.
Employee benefits decreased $0.1 million, or 2.2%, to $5.6 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, and decreased $0.7 million, or 11.6%, to $5.7 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease for the year ended December 31, 2024 over the year ended December 31, 2023 was primarily due to a decrease in health insurance expense partially offset by an increase in 401(k) plan contributions. The decrease for the year ended December 31, 2023 over the year ended December 31, 2022 was primarily due to a decrease in 401(k) plan contributions and a decrease in the pension cost due to higher annual discount rate assumptions compared to the prior year's annual assumptions.
Legal, examination, and professional fees increased $0.1 million, or 4.0%, to $2.6 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, and increased $0.9 million, or 53.9%, to $2.5 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase for the years ended 2024 over 2023 was primarily due to legal fees related to loan workouts and additional consulting fees. The increase for the years ended 2023 over 2022 primarily related to a write-off of consulting fees related to a digital account opening project canceled during the fourth quarter of 2023.
Advertising and promotion decreased $0.5 million, or 35.9%, to $1.0 million for the year ended December 31, 2024 compared to the year ended December 31, 2023, and decreased $0.01 million, or 0.4%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease for the years ended 2024 over 2023 was the result of a strategic decision to discontinue the Company's outsourced marketing efforts. The Company has hired internal marketing resources and reduced costs by transitioning to an in-house marketing team.
Income Taxes (Benefit)
Income taxes as a percentage of earnings before income taxes as reported in the consolidated financial statements were 18.3% for the year ended December 31, 2024 compared to (121.5)% and 17.3% for the years ended December 31, 2023 and 2022, respectively. The effective tax rate for each of years ended December 31, 2024, 2023, and 2022, respectively, is lower than the U.S. federal statutory rate of 21% primarily due to tax-free revenues. In addition, the effective tax rate for the year ended December 31, 2023 was primary attributable to the decrease in earnings.

Lending and Credit Management
Interest earned on the loan portfolio is a primary source of interest income for the Company. Loans held for investment represented 79.1% of total assets as of December 31, 2024 compared to 80.8% as of December 31, 2023.
Lending activities are conducted pursuant to an established loan policy approved by the Bank's Board of Directors. The Bank's credit review process is overseen by regional loan committees with established loan approval limits. In addition, a executive loan committee reviews all credit relationships in aggregate over an established dollar amount. The executive loan committee meets weekly and is comprised of senior managers of the Bank.
Major classifications within the Company’s held-for-investment loan portfolio as of the dates indicated is as follows:

	December 31,
	2024		2023
(dollars in thousands)	Amount	% of Loans	Amount	% of Loans
Commercial, financial, and agricultural	$202,329	13.8%	$226,275	14.7%
Real estate construction − residential	32,046	2.2	58,347	3.8
Real estate construction − commercial	80,435	5.4	130,296	8.5
Real estate mortgage − residential	361,735	24.7	372,391	24.2
Real estate mortgage − commercial	775,594	52.9	731,024	47.5
Installment and other consumer	14,021	1.0	20,814	1.3
Total loans	$1,466,160	100.0%	$1,539,147	100.0%

The contractual maturities of loan categories at December 31, 2024 and the composition of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
(dollars in thousands)	One Year Or Less	Over One Year Through Five Years	Over Five Years Through 15 Years	Over 15 Years	Total
Commercial, financial, and agricultural	$65,853	$81,928	$28,967	$25,581	$202,329
Real estate construction − residential	18,513	4,161	483	8,889	32,046
Real estate construction − commercial	29,151	43,024	7,461	799	80,435
Real estate mortgage − residential	23,125	43,405	59,980	235,225	361,735
Real estate mortgage − commercial	99,429	411,852	132,798	131,515	775,594
Installment and other consumer	3,198	10,358	465	—	14,021
Total loans	$239,269	$594,728	$230,154	$402,009	$1,466,160

Loans with fixed rates
Commercial, financial, and agricultural	$17,141	$71,704	$12,687	$—	$101,532
Real estate construction − residential	3,282	131	—	—	3,413
Real estate construction − commercial	7,584	18,161	179	—	25,924
Real estate mortgage − residential	15,994	38,314	18,615	37,028	109,951
Real estate mortgage − commercial	72,819	378,098	54,455	5,045	510,417
Installment and other consumer	1,257	10,358	465	—	12,080
Total	118,077	516,766	86,401	42,073	763,317
Loans with floating rates
Commercial, financial, and agricultural	$48,712	$10,224	$16,280	$25,581	$100,797
Real estate construction − residential	15,231	4,030	483	8,889	28,633
Real estate construction − commercial	21,567	24,863	7,282	799	54,511
Real estate mortgage − residential	7,131	5,091	41,365	198,197	251,784
Real estate mortgage − commercial	26,610	33,754	78,343	126,470	265,177
Installment and other consumer	1,941	—	—	—	1,941
Total	121,192	77,962	143,753	359,936	702,843
Total loans	$239,269	$594,728	$230,154	$402,009	$1,466,160
Commercial Real Estate Loans
Commercial real estate loans ("CRE") consist primarily of income-producing investment property loans. Additionally, CRE loans include 1-4 family property loans as well as land and development loans.
Concentration risk exists when FDIC-insured institutions deploy too many assets to any one industry or segment. A concentration in CRE is one example of regulatory concern, which has been subject to additional scrutiny by federal banking agencies as well as the SEC (for publicly-traded banking organizations) in recent years. The interagency Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices guidance ("CRE Guidance") provides supervisory criteria, including the following numerical indicators, to assist bank examiners in identifying banks with potentially significant CRE loan concentrations that may warrant greater supervisory scrutiny: (i) CRE loans exceeding 300 percent of capital and increasing 50 percent or more in the preceding three years; or (ii) construction and land development loans exceeding 100 percent of capital. The CRE Guidance does not limit banks’ levels of CRE lending activities, but rather guides institutions in developing risk management practices and levels of capital that are commensurate with the level and nature of their CRE concentrations. On December 18, 2015, and again in recent years, the federal banking agencies have issued statements to reinforce prudent risk-management practices related to CRE lending, having observed substantial growth in many CRE asset and lending markets, increased competitive pressures, rising CRE concentrations in banks, and an easing of CRE underwriting standards. The federal banking agencies reminded FDIC-

insured institutions to maintain underwriting discipline and exercise prudent risk-management practices to identify, measure, monitor and manage the risks arising from CRE lending. In addition, FDIC-insured institutions must maintain capital commensurate with the level and nature of their CRE concentration risk. The Company has historically exceeded, and continues to exceed, the 300 percent guideline for CRE loans and additional monitoring process have been implemented to manage this increased risk.
The following table shows the categories of the Company's non-owner occupied CRE loan portfolio at December 31, 2024 and 2023:

	December 31, 2024		December 31, 2023
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans
Retail	$190,915	30.0%	$157,890	24.6%
Multi Family	168,629	26.5	144,254	22.4
Hotel & Food Service	70,816	11.2	66,244	10.3
Office Buildings	47,042	7.4	49,991	7.8
Other Construction	39,696	6.3	33,807	5.3
1-4 Family Construction	32,045	5.0	58,347	9.0
Other Real Estate	27,053	4.3	21,445	3.3
Residential Building Construction	20,413	3.2	29,149	4.5
Industrial	18,446	2.9	14,741	2.3
Land Subdivision	10,844	1.7	42,561	6.6
Commercial and Institutional Building Construction	9,481	1.5	24,778	3.9
Total Commercial Real Estate - Non Owner Occupied	$635,380	100.0%	$643,207	100.0%
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
Risk Elements of the Loan Portfolio
Management, internal loan review and the executive loan committee formally review all loans in excess of certain dollar amounts (periodically established) at least annually. Loans in excess of $2.0 million in the aggregate and all adversely classified credits identified by management are reviewed by the executive loan committee. In addition, all other loans are reviewed on a risk weighted selection process. The executive loan committee reviews and reports to the Board of Directors, at scheduled meetings: past due, classified, and watch list loans in order to classify or reclassify loans as loans requiring attention, special mention, substandard, doubtful, or loss. During this review, management will evaluate individual loans for expected credit losses when those loans do not share similar risk characteristics with loans evaluated using a collective (pooled) basis. If management determines that it is probable that all amounts due on a loan will not be collected under the original terms of the loan agreement, the loan is individually analyzed and in conjunction with current economic conditions and loss experience, reserves are estimated as further discussed below.
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
Non-Performing Assets
The following table summarizes nonperforming assets:

	December 31,
(dollars in thousands)	2024	2023
Non-accrual loans
Commercial, financial, and agricultural	$923	$2,228
Real estate construction − residential	454	432
Real estate construction − commercial	49	69
Real estate mortgage − residential	963	587
Real estate mortgage − commercial	138	2,978
Installment and other consumer	10	—
Total	$2,537	$6,294
Loans contractually past - due 90 days or more and still accruing:
Real estate mortgage − residential	$207	$115
Installment and other consumer	3	4
Total	$210	$119
Total non-performing loans (a)	2,747	6,413
Other real estate owned and repossessed assets	1,446	1,744
Total non-performing assets	$4,193	$8,157

Loans held for investment	$1,466,160	$1,539,147
Allowance for credit losses on loans	22,044	23,744
Allowance for credit losses to loans	1.50%	1.54%
Non-accrual loans to total loans	0.17%	0.41%
Non-performing loans to loans (a)	0.19%	0.42%
Non-performing assets to loans (b)	0.29%	0.53%
Non-performing assets to assets (b)	0.23%	0.43%
Allowance for credit losses to non-accrual loans	868.90%	377.25%
Allowance for credit losses to non-performing loans	802.48%	370.25%
(a)Non-performing loans include loans 90 days past due and accruing and non-accrual loans.
(b)Non-performing assets include non-performing loans and other real estate owned and repossessed assets.
Total non-performing assets were $4.2 million, or 0.29% of total loans, at December 31, 2024 compared to $8.2 million, or 0.53% of total loans, at December 31, 2023.
Total non-accrual loans at December 31, 2024 decreased $3.8 million to $2.5 million compared to $6.3 million at December 31, 2023. The decrease in non-accrual loans was primarily due to a $1.8 million charged off commercial loan relationship and three commercial real estate relationships totaling $2.3 million returning to accrual status.
Loans past due 90 days and still accruing interest at December 31, 2024, were $0.2 million compared to $0.1 million at December 31, 2023. Other real estate owned and repossessed assets at December 31, 2024 were $1.4 million compared to $1.7 million at December 31, 2023. During the year ended December 31, 2024, $3.6 million of non-accrual loans, net of charge-offs taken, moved to other real estate owned and repossessed assets compared to $0.1 million for the year ended December 31, 2023.

Provision and Allowance for Credit Losses on Loans and Liability for Unfunded Commitments
Allowance for Credit Losses
The following table is a summary of the allocation of the allowance for credit losses:

	December 31,
	2024		2023
(dollars in thousands)	Amount	% of loans in each category to total loans	Amount	% of loans in each category to total loans
Allocation of allowance for credit losses at end of period:
Commercial, financial, and agricultural	$1,560	13.8%	$3,208	14.7%
Real estate construction − residential	578	2.2	1,043	3.8
Real estate construction − commercial	2,221	5.4	3,273	8.5
Real estate mortgage − residential	5,310	24.7	5,264	24.2
Real estate mortgage − commercial	12,305	52.9	10,537	47.5
Installment and other consumer	138	1.0	232	1.3
Unallocated	(68)	—	187	—
Total	$22,044	100.0%	$23,744	100.0%
The allowance for credit losses was $22.0 million, or 1.50%, of loans outstanding at December 31, 2024 compared to $23.7 million, or 1.54%, of loans outstanding at December 31, 2023. The ratio of the allowance for credit losses to non-performing loans was 802.48% at December 31, 2024, compared to 370.25% at December 31, 2023.
Provision for (Release of) Credit Losses

(dollars in thousands)	2024	2023	2022
Provision for (release of) credit losses on loans	$1,025	$2,665	$(900)
Provision for (release of) credit losses for off-balance sheet commitments	2	(325)	—
Total Provision for (release of) credit losses	$1,027	$2,340	$(900)
The Company recognized a provision expense for credit losses of $1.0 million for the year ended December 31, 2024 compared to a provision expense of $2.3 million and a release of provision expense of $0.9 million for years ended December 31, 2023 and 2022, respectively. During the fourth quarter of 2023, an additional $1.3 million of specific reserve resulted from the downgrade of one commercial loan relationship. The release of provision expense for 2022 primarily resulted from the release of specific reserves totaling $2.8 million due to returning significant commercial real-estate loan balances to accruing from non-accrual status.

The following table is a summary of net charge-offs to average loans:

	December 31, 2024			December 31, 2023
(dollars in thousands)	Net (Charge-offs) Recoveries	Average Loans	Net (Charge-offs) Recoveries / Average Loans	Net (Charge-offs) Recoveries	Average Loans	Net (Charge-offs) Recoveries / Average Loans
Commercial, financial, and agricultural	$(2,120)	$214,548	(0.99)%	$31	$230,988	0.01%
Real estate construction − residential	—	42,486	—	—	50,497	—
Real estate construction − commercial	27	70,698	0.04	22	136,455	0.02
Real estate mortgage − residential	(38)	369,516	(0.01)	(65)	370,024	(0.02)
Real estate mortgage − commercial	(437)	782,218	(0.06)	(28)	734,657	—
Installment and other consumer	(157)	17,002	(0.92)	(262)	22,307	(1.17)
Total	$(2,725)	$1,496,468	(0.18)%	$(302)	$1,544,928	(0.02)%
Net Loan Charge-offs
The Company's net loan charge-offs were $2.7 million, or 0.18% of average loans, for the year ended December 31, 2024 compared to net charge-offs of $0.3 million, or 0.02% of average loans, for the year ended December 31, 2023. The charge-offs in 2024 primarily related to one commercial and one commercial real estate loan relationship that was adequately reserved for.
Loans Held For Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. Prior to September 30, 2024, these loans were initially measured at fair value under the fair value option election with subsequent changes in fair value recognized in mortgage banking income. As of September 30, 2024, loans held for sale are being carried at the lower of cost or estimated fair value. The loans are primarily sold to Freddie Mac, Fannie Mae, PennyMac, and various other secondary market investors. The Company sells loans with servicing retained or released depending on pricing and market conditions. There were no mortgage loans held for sale at December 31, 2024 compared to $3.9 million at December 31, 2023.
The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2024, the Company sold approximately $48.9 million of loans to investors compared to $106.2 million and $87.2 million for the years ended December 31, 2023 and 2022, respectively. On January 31, 2024, the Company sold its servicing portfolio and the balance of the serviced loans transferred on April 30, 2024.
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
At December 31, 2024, the investment portfolio classified as available-for-sale represented 12.0% of total consolidated assets. Future levels of investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.

Available- for-Sale Securities
The following table presents the composition of the investment portfolio and related fair value by major category:

(dollars in thousands)	2024	2023
U.S. Treasury	$4,915	$1,978
U.S. government and federal agency obligations	401	427
U.S. government-sponsored enterprises	12,804	21,822
Obligations of states and political subdivisions	102,486	106,885
Mortgaged-backed securities	78,110	45,640
Other debt securities (a)	18,687	10,821
Bank issued trust preferred securities (a)	1,249	1,169
Total available-for-sale debt securities, at fair value	$218,652	$188,742
(a)Certain hybrid instruments possessing characteristics typically associated with debt obligations.
As of December 31, 2024, the expected maturity and tax-equivalent yield in the investment portfolio was as follows:

(dollars in thousands)	1 Year Or Less	Yield	Over 1 Through 5 Years	Yield	Over 5 Through 10 Years	Yield	Over 10 Years	Yield	Total	Yield
U.S. Treasury	$—	—%	$4,915	4.29%	$—	—%	$—	—%	$4,915	4.29%
U.S. government and federal agency obligations	401	2.25	—	—	—	—	—	—	401	2.25
U.S. government-sponsored enterprises	1,827	4.27	9,650	4.48	1,327	2.08	—	—	12,804	4.20
States and political subdivisions (2)	2,042	2.78	4,915	2.15	13,731	2.21	81,798	2.17	102,486	2.17
Mortgage-backed securities (1)	—	—	1,296	2.10	4,982	2.37	71,832	3.71	78,110	3.60
Other debt securities	—	—	—	—	18,687	5.15	—	—	18,687	5.15
Bank issued trust preferred securities	—	—	—	—	685	7.31	564	6.44	1,249	6.92
Total available-for-sale debt securities	$4,270	3.37%	$20,776	3.74%	$39,412	3.71%	$154,194	2.90%	$218,652	2.90%

Equity securities
Federal Agriculture Mortgage Corporation	$—	—%	$—	—%	$—	—%	$74	2.67%	$74	2.67%
(1)Mortgage-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the 12 months ended December 31, 2024 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates. The tax equivalent yield is calculated on amortized cost using a level yield method and a 21% tax rate.
(2)Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the statutory federal income tax rate of 21%.
At December 31, 2024, $24.6 million of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investments securities that do not have readily determinable fair values. Investments in FHLB stock, and Midwest Independent BankersBank ("MIB") stock, that do not have readily determinable fair values, are required for membership in those organizations.

(dollars in thousands)	2024	2023
FHLB stock	$4,924	$6,071
MIB stock	151	151
Equity securities with readily determinable fair values	74	78
Total other investment securities	$5,149	$6,300

Liquidity and Capital Resources
Liquidity Management
The role of liquidity management is to ensure that funds are available to meet depositors’ withdrawal and borrowers’ credit demands while at the same time maximizing profitability. This is accomplished by balancing changes in demand for funds with changes in the supply of those funds. Liquidity to meet these demands is provided by maturing assets, short-term liquid assets that can be converted to cash and the ability to attract funds from external sources, principally depositors. Due to the nature of services offered by the Company, management prefers to focus on transaction accounts and full-service relationships with customers as the primary sources of funding.
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

(dollars in thousands)	2024	2023
Other interest-bearing deposits	$27,326	$77,775
Certificates of deposit in other banks	1,000	—
Available-for-sale investment securities	218,652	188,742
Total	$246,978	$266,517
Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available-for-sale investment portfolio was $218.7 million at December 31, 2024 and included an unrealized net loss of $30.9 million. The portfolio includes projected maturities and mortgage-backed securities pay-downs of approximately $4.3 million over the next 12 months, which offer resources to meet either new loan demand or reductions in the Company's deposit base.
The Company pledges portions of its investment securities portfolio as collateral to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. The Company's unpledged securities in the available-for-sale portfolio totaled approximately $136.3 million and $99.5 million at December 31, 2024 and 2023, respectively.
Total investment securities pledged for these purposes were as follows:

(dollars in thousands)	2024	2023
Federal Reserve Bank borrowings	$7,915	$9,048
Other deposits	74,470	80,175
Total pledged, at fair value	$82,385	$89,223
Liquidity is available from the Company's base of core customer deposits, defined as demand, interest checking, savings, money market deposit accounts, and time deposits less than $250,000, less all brokered deposits under $250,000. Such deposits totaled $1.4 billion and represented 93.5% of the Company's total deposits at December 31, 2024, compared to
$1.5 billion and 93.1% of the Company's total deposits at December 31, 2023. These core deposits are normally less volatile and are often tied to other products of the Company through long-lasting relationships.
Core deposits at December 31, 2024 and 2023 were as follows:

(dollars in thousands)	2024	2023
Non-interest bearing demand	$385,022	$402,241
Interest checking	381,877	387,242
Savings and money market	464,449	459,049
Other time deposits	201,438	214,004
Total	$1,432,786	$1,462,536
Maturities of uninsured time deposits with balances over $250,000 as of December 31, 2024 were as follows:

(dollars in thousands)
Due within:
Three months or less	$34,613
Over three through six months	63,232
Over six through 12 months	2,538
Over 12 months	—
Total	$100,383
Estimated uninsured deposits totaled $352.0 million, including $100.4 million of certificates of deposit, at December 31, 2024, compared to $387.1 million, including $108.1 million of certificates of deposit, at December 31, 2023. The Company had brokered deposits totaling $0.01 million and $0.2 million at December 31, 2024 and 2023, respectively.
Included in the uninsured deposits at December 31, 2024 and 2023 are public fund deposits greater than $250,000, which are collateralized by the Company totaling $149.5 million and $137.7 million, respectively.
Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company's outside borrowings are comprised of securities sold under agreements to repurchase, FHLB advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2024, under agreements with these unaffiliated banks, the Bank may borrow up to $35.0 million in federal funds on an unsecured basis and $7.5 million on a secured basis. There were no federal funds purchased outstanding at December 31, 2024. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2024.
As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2024, the Bank had $81.4 million in outstanding borrowings with the FHLB. In addition, the Company has $49.5 million at December 31, 2024 in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.
Borrowings outstanding at December 31, 2024 and 2023 were as follows:

(dollars in thousands)	2024	2023
Federal Home Loan Bank advances	$81,425	$107,000
Other borrowings	100	—
Subordinated notes	49,486	49,486
Total	$131,011	$156,486
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

	2024				2023
(dollars in thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total
Advance equivalent	$407,678	$7,468	$35,000	$450,146	$425,367	$8,563	$35,000	$468,930
Letters of credit	(139,000)	—	—	(139,000)	(107,500)	—	—	(107,500)
Advances outstanding	(81,425)	—	—	(81,425)	(107,000)	—	—	(107,000)
Total available	$187,253	$7,468	$35,000	$229,721	$210,867	$8,563	$35,000	$254,430
At December 31, 2024, loans of $746.3 million were pledged to the FHLB as collateral for borrowings and letters of credit. At December 31, 2024, investments with a market value of $7.9 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.
Sources and Uses of Funds
Cash and cash equivalents were $51.0 million at December 31, 2024 compared to $93.5 million at December 31, 2023. The $42.5 million decrease resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statement of cash flows for the year ended December 31, 2024. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $25.6 million for the year ended December 31, 2024.
Investing activities, consisting mainly of purchases, sales and maturities of available-for-sale securities, and changes in the level of the loan portfolio, provided total cash of $1.3 million for the year ended December 31, 2024. The cash flow primarily consisted of a $66.6 million net decrease in loans held for investment and $22.8 million proceeds from maturities and calls of available-for-sale securities, partially offset by $57.2 million in purchases of securities and $35.0 million in purchases of bank owned life insurance policies.
Financing activities used cash of $69.3 million for the year ended December 31, 2024, resulting primarily from a $17.2 million decrease in demand deposits, a $20.3 million decrease in time deposits, and a $25.5 million net decrease in FHLB advances.
In the normal course of business, the Company enters into certain forms of off-balance-sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company's various risk management processes. Management considers both on-balance sheet and off-balance-sheet transactions in its evaluation of the Company's liquidity. The Company had $447.6 million in unused loan commitments and standby letters of credit as of December 31, 2024. Although the Company's current liquidity sources are adequate to fund this commitment level, many of the unused commitments are expected to expire or be partially used, and does not necessarily represent future cash requirements.
The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company's ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its shareholders. The Company paid cash dividends to its common shareholders totaling approximately $5.0 million and $4.6 million for the years ended December 31, 2024 and 2023, respectively. A large portion of the Company's liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $20.0 million and $9.0 million in dividends to the Company during the years ended December 31, 2024 and 2023, respectively. At December 31, 2024 and 2023, the Company had cash and cash equivalents totaling $15.3 million and $6.8 million, respectively.

Capital Management
The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Under the Basel III Capital Rules, at December 31, 2024, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of December 31, for the years indicated:

	2024	2023	2022	Minimum Capital Required - Basel III Fully Phased-In	Minimum Required to be Considered Well-Capitalized Under Prompt Corrective Action Banks
Risk-based capital ratios:
Total capital ratio	14.79%	13.99%	13.85%	10.5%	10.0%
Tier 1 capital ratio	13.54%	12.59%	12.52%	8.5%	8.0%
Common Equity Tier 1 capital ratio	10.49%	9.73%	9.89%	7.0%	6.5%
Tier 1 leverage ratio	11.46%	10.29%	10.76%	4.0%	5.0%

Commitments, Contractual Obligations, and Off-Balance-Sheet Arrangements
The required payments of time deposits and other borrowed money, not including interest, at December 31, 2024 are as follows:

	Payments due by Period
(dollars in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$301,821	$279,190	$19,436	$3,195	$—
FHLB advances and other borrowed money	81,525	40,000	30,500	2,925	8,100
Subordinated notes	49,486	—	—	—	49,486
Operating lease liabilities	1,678	391	727	442	118
Total	$434,510	$319,581	$50,663	$6,562	$57,704
In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company's consolidated financial statements. Such activities include traditional off-balance-sheet credit related financial instruments.
The Company provides customers with off-balance-sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2024 are as follows:

	Amount of Commitment Expiration per Period
(dollars in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Unused loan commitments	$305,811	$144,425	$57,429	$25,698	$78,259
Standby letters of credit	141,807	141,807	—	—	—
Total	$447,618	$286,232	$57,429	$25,698	$78,259
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
The table below illustrates the impact of an immediate and sustained 200 and 100 basis point increase and a 200 and 100 basis point decrease in interest rates on net interest income in year one based on the interest rate risk model at December 31, 2024 and 2023.

	% Change in projected net interest income
Hypothetical shift in interest rates	December 31,
(bps)	2024	2023
200	(2.75)%	(1.57)%
100	(1.27)%	(0.38)%
(100)	0.30%	0.51%
(200)	(0.38)%	0.49%
The change in the Company's interest rate risk exposure from December 31, 2023 to December 31, 2024 is primarily due to moderately higher rates on interest bearing assets projected to reprice in the next 12 months and projected repricing speeds on interest bearing assets and liabilities. In an immediate and sustained shock, interest bearing assets and liabilities are projected to reprice at relatively the same pace. In up rate scenarios, interest bearing assets are projected to reprice moderately slower than interest bearing liabilities providing slightly less net interest income in a falling rate market. Management believes the change in projected net interest income from interest rate shifts of up 200 bps and down 200 bps is an acceptable level of interest rate risk.
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

Derivative Instruments for Interest Rate Risk Management
The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. See Note 7. Derivative Instruments for more information on the effects on the Consolidated financial statements.
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
Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company's operations for the three months ended December 31, 2024.
Recently Issued Accounting Standards
See "Part II - Item 8. Financial Statements and Supplementary Data - Note 1 - Summary of Significant Accounting Policies" of this Report for further information.

CONSOLIDATED FINANCIAL STATEMENTS
The following consolidated financial statements of the Company and report of the Company's independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors, and Audit Committee
Hawthorn Bancshares, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of Hawthorn Bancshares, Inc. and Subsidiaries (the “Company”) as of December 31, 2024, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
We also have audited the adjustments to the 2023 and 2022 financial statements to retrospectively apply the change in accounting associated with the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, as described in Note 20. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2023 and 2022 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2023 and 2022 financial statements taken as a whole.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 17, 2025, expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit.
We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Qualitative Risk Factors of the Allowance for Credit Losses on Loans
As described in Notes 1 and 2 to the financial statements, the Company’s loan portfolio and the associated allowance for credit losses (“ACL”) were $1.47 billion and $22 million as of December 31, 2024, respectively. The ACL considers calculated loss rates, supportable forecast adjustments, and qualitative reserves. The ACL is estimated on a collective basis for groups of loans that share similar risk characteristics. Qualitative reserves reflect management’s overall estimate of the extent to which the current expected credit losses on collectively evaluated loans will differ from historical loss experience.
We identified the qualitative adjustment to the ACL as a critical audit matter. The principal consideration for our determination was the degree of subjectivity and judgment utilized by management in determining and applying the qualitative adjustment to the ACL. This required a higher degree of judgment and subjectivity to audit management’s determinations and application of the qualitative adjustment.
The primary audit procedures we performed to address this critical audit matter included:
•Evaluated the design and tested the operating effectiveness of key controls relating to management’s determination of the ACL, including controls over:
◦Management’s process for identification, basis for development and related adjustments, of the qualitative risk factors; and
◦Management’s review of reliability, accuracy, and completeness of data used to calculate and estimate the qualitative adjustment.
•Assessed the reasonableness of the qualitative adjustment, including management’s identification of qualitative risk factors, the application of qualitative risk factor adjustments within the model, and the accuracy and completeness of data utilized in development of qualitative adjustment.
•Evaluated management’s judgments and assumptions related to the qualitative adjustment by assessing trends in relevant factors and evaluating the relationship of those trends to the qualitative adjustment applied to the ACL.
•Evaluated the mathematical accuracy of the ACL, including the mathematical application of the qualitative adjustment on the loan segments.

/s/ Forvis Mazars, LLP
We have served as the Company's auditor since 2024.
Kansas City, Missouri
March 17, 2025

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Hawthorn Bancshares, Inc. and subsidiaries:
Opinion on the Consolidated Financial Statements
We have audited, before the effects of the adjustments to retrospectively apply the change in segment accounting, as described in Note 1, and the adjustment to retrospectively include Note 20 for Segment Information, the consolidated balance sheet of Hawthorn Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2023, the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). The December 31, 2023 and December 31, 2022 consolidated financial statements before the effects of the adjustments described in Note 1 are not presented herein. In our opinion, the consolidated financial statements, before the effects of the adjustments to retrospectively apply the change in segment accounting, as described in Note 1, and the adjustment to retrospectively include Note 20 for Segment Information, present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in segment accounting, as described in Note 1, and the adjustment to retrospectively include Note 20 for Segment Information and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
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
/s/ KPMG, LLP
We served as the Company’s auditor from 1993 to 2023.
St. Louis, Missouri
March 18, 2024

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
(Dollars in thousands, except per share data)	2024	2023
ASSETS
Cash and due from banks	$23,668	$15,675
Other interest-bearing deposits	27,326	77,775
Cash and cash equivalents	50,994	93,450
Certificates of deposit in other banks	1,000	—
Available-for-sale debt securities, at fair value	218,652	188,742
Other investments	5,149	6,300
Loans held for investment	1,466,160	1,539,147
Allowance for credit losses	(22,044)	(23,744)
Net loans	1,444,116	1,515,403
Loans held for sale	—	3,884
Premises and equipment - net	31,166	32,047
Other real estate owned - net	1,446	1,744
Cash surrender value bank-owned life insurance	38,912	2,624
Accrued interest receivable and other assets	33,750	31,156
Total assets	$1,825,185	$1,875,350
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Non-interest bearing demand	$385,022	$402,241
Savings, interest checking and money market	846,339	846,452
Time deposits	301,821	322,151
Total deposits	1,533,182	1,570,844
Federal Home Loan Bank advances and other borrowings	81,525	107,000
Subordinated notes	49,486	49,486
Operating lease liabilities	1,678	1,213
Accrued interest payable and other liabilities	9,767	10,722
Total liabilities	1,675,638	1,739,265
Stockholders’ equity:
Common stock, $1 par value, authorized 15,000,000 shares; issued 7,554,893 shares	7,555	7,555
Surplus	76,857	76,818
Retained earnings	89,542	76,464
Accumulated other comprehensive loss, net of tax	(12,443)	(13,762)
Treasury stock; 566,268, and 515,570 shares, at cost, respectively	(11,964)	(10,990)
Total stockholders’ equity	149,547	136,085
Total liabilities and stockholders’ equity	$1,825,185	$1,875,350
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income

	Years Ended December 31,
(Dollars in thousands, except per share amounts)	2024	2023	2022
INTEREST INCOME
Interest and fees on loans	$86,472	$84,187	$62,888
Interest and fees on loans held for sale	84	160	90
Interest on investment securities:
Taxable	3,572	3,450	3,150
Nontaxable	2,373	2,489	2,439
Other interest-bearing deposits and certificates of deposit in other banks	2,287	1,241	419
Dividends on other investments	563	441	270
Total interest income	95,351	91,968	69,256
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	18,524	16,796	5,009
Time deposits	11,240	8,886	2,093
Total interest expense on deposits	29,764	25,682	7,102
Interest on federal funds purchased and securities sold under agreements to repurchase	—	115	51
Interest on Federal Home Loan Bank advances	3,095	3,255	1,268
Interest on subordinated notes	3,899	3,774	2,072
Total interest expense on borrowings	6,994	7,144	3,391
Total interest expense	36,758	32,826	10,493
Net interest income	58,593	59,142	58,763
Provision for (release of) credit losses on loans (1)	1,025	2,665	(900)
Provision for (release of) credit losses on unfunded commitments (1)	2	(325)	—
Total provision for (release of) credit losses on loans and unfunded commitments	1,027	2,340	(900)
Net interest income after provision for (release of) credit losses on loans and unfunded commitments	57,566	56,802	59,663
NON-INTEREST INCOME
Service charges and other fees	3,301	2,942	3,002
Bank card income and fees	4,097	4,028	4,083
Earnings on bank-owned life insurance	1,682	57	58
Wealth management revenue	1,728	1,385	1,433
Real estate servicing fees, net	33	(584)	1,004
Gain on sale of mortgage loans, net	896	2,560	2,661
Gains (losses) on other real estate owned, net	883	(4,429)	289
Other	1,700	1,577	1,448
Total non-interest income	14,320	7,536	13,978
Investment securities losses, net	(4)	(11,547)	(14)
NON-INTEREST EXPENSE
Salaries and employee benefits	26,578	28,971	27,058
Occupancy expense, net	3,251	3,247	3,175
Furniture and equipment expense	3,019	3,008	3,054
Processing, network, and bank card expense	5,530	5,151	4,788
Legal, examination, and professional fees	2,608	2,508	1,630
Advertising and promotion	976	1,522	1,529
Postage, printing, and supplies	910	846	878
Other	6,652	7,106	6,426
Total non-interest expense	49,524	52,359	48,538
Income before income taxes	22,358	432	25,089
Income tax expense (benefit)	4,102	(524)	4,338
Net income	$18,256	$956	$20,751
Basic earnings per share	$2.61	$0.14	$2.94
Diluted earnings per share	$2.61	$0.14	$2.94
(1) Prior to adoption of ASU No 2016-13 on January 1, 2023, credit losses were estimated using the incurred loss approach.
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,
(dollars in thousands)	2024	2023	2022
Net income	$18,256	$956	$20,751
Other comprehensive income (loss), net of tax
Investment securities available-for-sale:
Unrealized (losses) gains on investment securities available-for-sale, net of tax	(2,955)	6,048	(37,019)
Adjustment for losses on sale of investment securities, net of tax	—	9,148	—
Defined benefit pension plans:
Net gains arising during the year, net of tax	4,819	3,262	2,012
Amortization of net gains included in net periodic pension income, net of tax	(545)	(506)	—
Total other comprehensive income (loss)	1,319	17,952	(35,007)
Total comprehensive income (loss)	$19,575	$18,908	$(14,256)
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

(dollars in thousands)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stock - holders' Equity
Balance, December 31, 2021	$7,024	$64,437	$82,300	$3,293	$(8,098)	$148,956
Net income	—	—	20,751	—	—	20,751
Other comprehensive loss	—	—	—	(35,007)	—	(35,007)
Purchase of treasury stock	—	—	—	—	(2,892)	(2,892)
Stock dividend ($0.04 per share)	260	6,605	(6,865)	—	—	—
Cash dividends declared, common stock ($0.66 per share)	—	—	(4,397)	—	—	(4,397)
Balance, December 31, 2022	$7,284	$71,042	$91,789	$(31,714)	$(10,990)	$127,411
Adoption of ASU 2016-13	—	—	(5,581)	—	—	(5,581)
Balance, January 01, 2023	7,284	71,042	86,208	(31,714)	(10,990)	121,830
Net income	—	—	956	—	—	956
Other comprehensive income	—	—	—	17,952	—	17,952
Share-based compensation expense	—	42	—	—	—	42
Stock dividend ($0.04 per share)	271	5,734	(6,005)	—	—	—
Cash dividends declared, common stock ($0.68 per share)	—	—	(4,695)	—	—	(4,695)
Balance, December 31, 2023	$7,555	$76,818	$76,464	$(13,762)	$(10,990)	$136,085
Net income	—	—	18,256	—	—	18,256
Other comprehensive income	—	—	—	1,319	—	1,319
Share-based compensation expense	—	184	—	—	—	184
Purchase of treasury stock	—	—	—	—	(1,116)	(1,116)
Issuance of treasury shares for share based awards, net	—	(145)	—	—	142	(3)
Cash dividends declared, common stock ($0.74 per share)	—	—	(5,178)	—	—	(5,178)
Balance, December 31, 2024	$7,555	$76,857	$89,542	$(12,443)	$(11,964)	$149,547
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,
(dollars in thousands)	2024	2023	2022
Cash flows from operating activities:
Net income	$18,256	$956	$20,751
Adjustments to reconcile net income to net cash from operating activities:
Provision for (release of) for credit losses on loans and unfunded commitments	1,027	2,340	(900)
Depreciation expense	1,650	2,106	2,141
Net amortization of investment securities, premiums, and discounts	789	1,008	1,358
Change in fair value of mortgage servicing rights	68	1,200	(176)
Investment securities losses, net	4	11,547	14
Losses (gains) on sales and dispositions of premises and equipment	199	(133)	(160)
Gain on sales and dispositions of other real estate & repossessed assets	(747)	(298)	(255)
Proceeds from the sale of mortgage servicing rights	1,670	—	—
(Release of) provision for other real estate owned	(127)	4,729	(29)
Share-based compensation expense	184	42	—
Increase in cash surrender value - life insurance	(1,288)	(57)	(58)
Decrease (increase) in other assets	1,303	(5,602)	(2,745)
Decrease in operating lease liabilities	(258)	(320)	(304)
(Decrease) increase in other liabilities	(1,021)	3,423	(902)
Origination of mortgage loans held for sale	(44,134)	(106,978)	(83,012)
Proceeds from the sale of mortgage loans held for sale	48,914	106,206	87,217
Gain on sale of mortgage loans, net	(896)	(2,560)	(2,661)
Net cash provided by operating activities	25,593	17,609	20,279
Cash flows from investing activities:
Purchase of certificates of deposit in other banks	(1,000)	—	(735)
Proceeds from maturities of certificates of deposit in other banks	—	2,219	2,966
Purchase of bank-owned life insurance	(35,000)	—	—
Net decrease (increase) in loans	66,631	(18,267)	(219,646)
Purchase of available-for-sale debt securities	(57,248)	(29,512)	(21,282)
Proceeds from maturities of available-for-sale debt securities	10,533	23,780	30,899
Proceeds from calls of available-for-sale debt securities	12,276	615	2,295
Proceeds from sales of available-for-sale debt securities	—	74,506	—
Purchases of FHLB stock	(931)	(14,672)	(13,334)
Proceeds from sales of FHLB stock	2,078	14,757	12,375
Purchases of premises and equipment	(3,004)	(2,097)	(2,566)
Proceeds from sales of premises and equipment	425	172	317
Proceeds from sales of other real estate and repossessed assets	6,494	2,691	2,176
Net cash provided by (used in) investing activities	1,254	54,192	(206,535)
Cash flows from financing activities:
Net (decrease) increase in demand deposits	(17,219)	(51,202)	377
Net (decrease) increase in interest-bearing transaction accounts	(113)	(77,150)	105,244
Net (decrease) increase in time deposits	(20,330)	67,117	9,638
Net decrease in federal funds purchased and securities sold under agreements to repurchase	—	(5,187)	(18,642)
Repayment of FHLB advances and other borrowings	(40,203)	(337,840)	(315,399)
FHLB advances	14,728	346,840	335,981
Purchase of treasury stock	(1,119)	—	(2,892)
Cash dividends paid - common stock	(5,047)	(4,649)	(4,240)
Net cash (used in) provided by financing activities	(69,303)	(62,071)	110,067
Net (decrease) increase in cash and cash equivalents	(42,456)	9,730	(76,189)
Cash and cash equivalents, beginning of year	93,450	83,720	159,909
Cash and cash equivalents, end of year	$50,994	$93,450	$83,720
See accompanying notes to the consolidated financial statements.
HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows continued

	Year Ended December 31,
(dollars in thousands)	2024	2023	2022
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$36,888	$32,059	$9,919
Income taxes	$2,596	$1,925	$4,307
Noncash investing and financing activities:
Other real estate and repossessed assets acquired in settlement of loans	$3,631	$71	$162
Right of use assets obtained in exchange for new operating lease liabilities	$723	$—	$—
Dividends declared not paid - common stock	$1,328	$1,197	$1,151
Stock dividends	$—	$6,005	$6,865
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022

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
Loans Held for Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. Prior to September 30, 2024, these loans were initially measured at fair value under the fair value option election with subsequent changes in fair value recognized in mortgage banking income. As of September 30, 2024, loans held for sale are being carried at the lower of cost or estimated fair value. The loans are primarily sold to Freddie Mac, Fannie Mae, PennyMac, and various other secondary market investors. The Company sells loans with servicing retained or released depending on pricing and market conditions. There were no mortgage loans held for sale at December 31, 2024 compared to $3.9 million at December 31, 2023.
Non-Accrual Loans
Loans are placed on non-accrual status when management believes that the borrower's financial condition, after consideration of business conditions and collection efforts, is such that collection of interest is doubtful. Loans that are

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
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
Allowance for Credit Losses
The allowance for credit losses ("ACL") is measured using a lifetime expected loss model that incorporates relevant information about past events, including historical credit loss experience on loans with similar risk characteristics, current conditions, and reasonable and supportable forecasts that affect the collectability of the remaining cash flows over the contractual term of the loans. The allowance for credit losses is measured on a collective (pool) basis. Loans are aggregated into pools based on similar risk characteristics including borrower type, collateral type and expected credit loss patterns. Loans that do not share similar risk characteristics, primarily large loans on non-accrual status, are evaluated on an individual basis. The allowance for credit losses is a valuation account that is deducted from loans amortized cost basis to present the net amount expected to be collected on the instrument. Expected recoveries are included in the allowance and do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Loans are charged off against the allowance for credit losses when management believes the balance has become uncollectible.
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
Allowance for Credit Losses on Off-Balance-Sheet Credit Exposures
The Company maintains a separate allowance for credit losses for off-balance-sheet credit exposures, including unfunded loan commitments, unless the associated obligation is unconditionally cancellable by the Company. This allowance is included in other liabilities on the consolidated balance sheets with associated expense recognized as a component of the provision for credit losses on the consolidated statements of income. The liability for unfunded lending commitments utilizes the same model as the allowance for credit losses on loans, however, the liability for unfunded lending commitments incorporates an assumption for the portion of unfunded commitments that are expected to be funded. The allowance for credit losses on unfunded commitments totaled $0.9 million at both December 31, 2024 and 2023, respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
Certificates of Deposit in other banks
Certificates of deposit are investments made by the Company with other financial institutions, in amounts less than $250,000 each in order to qualify for insurance coverage under the Federal Deposit Insurance Corporation ("FDIC"), that are carried at cost which approximates fair values.
Investment Securities
Available-for-sale Securities
The largest component of the Company's investment portfolio consists of debt securities which are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, net of taxes, a component of stockholders' equity. Securities are periodically evaluated for impairment related to credit loss in accordance with guidance provided by the Financial Accounting Standards Board ("FASB") under Accounting Standards Codification ("ASC") Topic 326, Financial Instruments – Credit Losses. The Company assesses whether it intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. Any impairment that has not been recorded through an allowance for credit losses related to all other factors is recognized in other comprehensive income.
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
Capital Stock of the FHLB
The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Agency, is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Des Moines (FHLB) in an amount equal to 6 basis points of the Bank's year-end total assets plus 4.50% of advances from the FHLB to the Bank. These investments are recorded at cost, which represents redemption value.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022

Derivative Instruments
The Company recognizes derivatives as either assets or liabilities in the balance sheet, and measures those instruments at fair value. The Company enters into interest rate swap agreements to facilitate the risk management strategies of certain commercial banking clients. The Company mitigates this risk by entering into equal and offsetting interest rate swap agreements with highly rated third-party financial institutions.
Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments. The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). The Company also enters into forward sales commitments for the mortgage loans underlying the rate lock commitments. As of December 31, 2024, the Company elected not to record the derivatives associated with IRLC due to the reduced volume of loans sold to the secondary market and therefore immateriality of the derivative.
The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.
FASB ASC 815, Derivatives and Hedging (“ASC 815”), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.
In accordance with the FASB’s fair value measurement guidance in ASU 2011-04, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.
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
December 31, 2024, 2023, and 2022
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
December 31, 2024, 2023, and 2022
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
A tax position is initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Penalties and interest incurred under the applicable tax law are classified as income tax expense. The Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2024, 2023, and 2022.
Trust Department
Property held by the Bank in a fiduciary or agency capacity for customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.
Consolidated Statements of Cash Flows
For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of short-term federal funds sold and securities sold or purchased under agreements to resell, overnight interest earning deposits with banks, and cash and due from banks. The Federal Reserve is authorized to establish reserve requirements on depository institutions. In 2020, the Federal Reserve reduced the reserve requirement to zero percent. As such, cash balances at the Federal Reserve at December 31, 2024 and 2023 were not subject to a reserve requirement.
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
Reclassifications
Certain prior year information has been reclassified to conform to the 2024 presentation.
Recent Accounting Pronouncements
Standards Adopted in 2024
Segment disclosures. In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires enhanced disclosures on both an annual and interim basis about significant segment expenses, including for companies with only one reportable segment. This ASU is effective on a retrospective basis for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The adoption of this ASU did not have a material effect on the Company's consolidated financial statements and related disclosures. See Note 20 Segment Information.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
Impact of Recently Issued Accounting Standards But Not Yet Adopted
Income Taxes. In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. The ASU requires that all entities disclose on an annual basis (1) the amount of income taxes paid, disaggregated by federal, state and foreign taxes and (2) the amount of income taxes paid disaggregated by individual jurisdictions in which income taxes paid is equal or greater than 5 percent of total income taxes paid. The ASU also requires that all entities disclose (1) income (loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic or foreign and (2) income tax expense (or benefit) from continuing operations disaggregated by federal (national), state and foreign. This ASU is effective for public business entities for annual periods beginning after December 15, 2024. The Company does not expect adoption of the ASU to have a material effect on the Company's consolidated financial statements.
Income Statement. In November 2024, the FASB issued ASU No. 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in this ASU require public companies to disclose, in the notes to the financial statements, specified information about certain costs and expenses at each interim and annual reporting period. Additionally, in January 2025, the FASB issued ASU No. 2025-01, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. This ASU amends the effective date of ASU No. 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of ASU No. 2024-03 is permitted. The Company is currently evaluating the impact of the ASU on the Company’s consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
(2)    Loans and Allowance for Credit Losses
Loans
Major classifications within the Company’s held for investment loan portfolio at December 31, 2024 and 2023 were as follows:

(dollars in thousands)	2024	2023
Commercial, financial, and agricultural	$202,329	$226,275
Real estate construction − residential	32,046	58,347
Real estate construction − commercial	80,435	130,296
Real estate mortgage − residential	361,735	372,391
Real estate mortgage − commercial	775,594	731,024
Installment and other consumer	14,021	20,814
Total loans held for investment	$1,466,160	$1,539,147

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the Missouri communities surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, and the greater Kansas City metropolitan area. As such, the Bank is susceptible to changes in the economic environment in these communities. The Bank does not have a concentration of credit in any one economic sector. Installment and other consumer loans consist primarily of the financing of vehicles. Accrued interest on loans totaled $6.5 million and $7.2 million at December 31, 2024 and 2023, respectively, and is included in the accrued interest receivable and other assets on the Company's consolidated balance sheets. The total amount of accrued interest is excluded from the amortized cost basis of loans presented above. Further, the Company has elected not to measure an allowance for credit losses for accrued interest receivable. At December 31, 2024, $746.3 million of loans were pledged to the FHLB as collateral for borrowings and letters of credit.
The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company:

(dollars in thousands)
Balance at December 31, 2023	$9,597
New loans	9,452
Amounts collected	(6,474)
Balance at December 31, 2024	$12,575
Management believes such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present unfavorable features.
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
December 31, 2024, 2023, and 2022
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
The following table illustrates the changes in the allowance for credit losses by portfolio segment:

(dollars in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Un- allocated	Total
Balance at, December 31, 2021	2,717	137	588	2,482	10,662	256	61	16,903
Charge-offs	(135)	—	—	—	(181)	(321)	—	(637)
Recoveries	56	—	22	45	11	88	—	222
Provision for (release of) loan losses (1)	97	20	265	802	(2,492)	303	105	(900)
Balance at, December 31, 2022	2,735	157	875	3,329	8,000	326	166	15,588
Adoption of ASU 2016-13	$(649)	$291	$2,894	$1,890	$1,613	$(80)	$(166)	$5,793
Balance at January 1, 2023	2,086	448	3,769	5,219	9,613	246	—	21,381
Charge-offs	(161)	—	—	(88)	(32)	(347)	—	(628)
Recoveries	192	—	22	23	4	85	—	326
Provision for (release of) credit losses	1,091	595	(518)	110	952	248	187	2,665
Balance at, December 31, 2023	3,208	1,043	3,273	5,264	10,537	232	187	23,744
Charge-offs	$(2,238)	$—	$—	$(51)	$(437)	$(265)	$—	$(2,991)
Recoveries	118	—	27	13	—	108	—	266
Provision for (release of) credit losses	472	(465)	(1,079)	84	2,205	63	(255)	1,025
Balance at, December 31, 2024	1,560	578	2,221	5,310	12,305	138	(68)	22,044
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
The amortized cost of collateral-dependent loans by class as of December 31, 2024 and 2023 was as follows:

	Collateral Type
(dollars in thousands)	Real Estate	Other	Allowance Allocated
December 31, 2024
Commercial, financial, and agricultural	$—	$766	$125
Real estate construction − residential	454	—	194
Real estate mortgage − commercial	65	—	—
Total	$519	$766	$319

December 31, 2023
Commercial, financial, and agricultural	$—	$2,221	$1,300
Real estate construction − residential	432	—	164
Real estate mortgage − residential	46	—	19
Real estate mortgage − commercial	2,369	—	—
Total	$2,847	$2,221	$1,483
Credit Quality
The Company categorizes loans into risk categories based upon an internal rating system reflecting management’s risk assessment. Risk ratings are assigned for each loan at the time of approval, and they change as circumstances dictate during the term of the loan.
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
•Special Mention - loans that have negative financial trends, or other weaknesses that if left uncorrected, could threaten its capacity to meet its debt obligations. This is a transitional grade that is closely monitored by management for improvement or deterioration.
•Substandard - loans that are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not corrected.
•Doubtful - loans that have all the weaknesses inherent in loans classified as Substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently known facts, conditions, and values. These loans are also on non-accrual status.
•Non-accrual - loans that are delinquent for 90 days or more and the ultimate collectability of interest or principal is no longer probable. Real estate loans secured by one-to-four family residential properties are exempt from these non-accrual guidelines. These loans are placed on non-accrual status after they become 120 days past due (The majority of the Company's non-accrual loans have a substandard risk grade.)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
The following table presents the recorded investment by risk categories at December 31, 2024:

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
(dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
December 31, 2024
Commercial, Financial, & Agricultural
Pass	$22,726	$21,302	$30,025	$25,338	$26,557	$3,932	$62,205	$1,531	$193,616
Watch	—	120	1,473	—	—	262	504	—	2,359
Special Mention	—	—	—	—	309	—	741	—	1,050
Substandard	—	—	3,350	628	—	—	—	403	4,381
Doubtful	—	—	—	—	—	—	79	—	79
Non-accrual loans	286	87	78	—	37	—	356	—	844
Total	$23,012	$21,509	$34,926	$25,966	$26,903	$4,194	$63,885	$1,934	$202,329
Gross YTD charge-offs	—	230	—	104	2	106	1,796	—	2,238
Real Estate Construction - Residential
Pass	$16,368	$13,808	$601	$617	$165	$—	$—	$33	$31,592
Non-accrual loans	454	—	—	—	—	—	—	—	454
Total	$16,822	$13,808	$601	$617	$165	$—	$—	$33	$32,046
Gross YTD charge-offs	—	—	—	—	—	—	—	—	—
Real Estate Construction - Commercial
Pass	$49,742	$7,057	$10,424	$3,828	$622	$564	$7,072	$—	$79,309
Watch	911	124	13	—	—	—	—	—	1,048
Substandard	—	29	—	—	—	—	—	—	29
Non-accrual loans	—	—	—	—	—	49	—	—	49
Total	$50,653	$7,210	$10,437	$3,828	$622	$613	$7,072	$—	$80,435
Gross YTD charge-offs	—	—	—	—	—	—	—	—	—
Real Estate Mortgage - Residential
Pass	$30,005	$46,795	$115,928	$49,519	$42,036	$23,440	$44,148	$1,543	$353,414
Watch	5,702	—	40	391	423	675	30	—	7,261
Substandard	—	—	—	—	—	98	—	—	98
Non-accrual loans	—	—	426	89	—	278	169	—	962
Total	$35,707	$46,795	$116,394	$49,999	$42,459	$24,491	$44,347	$1,543	$361,735
Gross YTD charge-offs	—	—	—	—	—	14	37	—	51
Real Estate Mortgage - Commercial
Pass	$56,648	$117,853	$212,698	$203,591	$69,342	$57,352	$14,815	$137	$732,436
Watch	2,298	51	4,763	1,961	—	184	—	581	9,838
Special Mention	27,271	—	5,679	—	—	—	—	—	32,950
Substandard	—	—	231	—	—	—	—	—	231
Non-accrual loans	64	75	—	—	—	—	—	—	139
Total	$86,281	$117,979	$223,371	$205,552	$69,342	$57,536	$14,815	$718	$775,594
Gross YTD charge-offs	—	340	—	65	—	32	—	—	437
Installment and other Consumer
Pass	$2,188	$3,636	$3,591	$1,165	$554	$2,805	$72	$—	$14,011
Non-accrual loans	—	—	—	—	—	10	—	—	10
Total	$2,188	$3,636	$3,591	$1,165	$554	$2,815	$72	$—	$14,021
Gross YTD charge-offs	10	11	9	3	1	230	1	—	265
Total Portfolio
Pass	$177,677	$210,451	$373,267	$284,058	$139,276	$88,093	$128,312	$3,244	$1,404,378
Watch	8,911	295	6,289	2,352	423	1,121	534	581	20,506
Special Mention	27,271	—	5,679	—	309	—	741	—	34,000
Substandard	—	29	3,581	628	—	98	—	403	4,739
Doubtful	—	—	—	—	—	—	79	—	79
Non-accrual loans	804	162	504	89	37	337	525	—	2,458
Total	$214,663	$210,937	$389,320	$287,127	$140,045	$89,649	$130,191	$4,228	$1,466,160
Total Gross YTD charge-offs	$10	$581	$9	$172	$3	$382	$1,834	$—	$2,991

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
The following table presents the recorded investment by risk categories at December 31, 2023:

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
(dollars in thousands)	2023	2022	2021	2020	2019	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
December 31, 2023
Commercial, Financial, & Agricultural
Pass	$40,103	$43,082	$32,812	$30,965	$4,774	$5,022	$55,379	$213	$212,350
Watch	1	2,505	32	586	3	282	2,502	—	5,911
Substandard	371	3,758	19	16	—	—	323	1,299	5,786
Non-accrual loans	159	96	317	—	7	—	1,649	—	2,228
Total	$40,634	$49,441	$33,180	$31,567	$4,784	$5,304	$59,853	$1,512	$226,275
Gross YTD charge-offs	—	1	—	—	—	160	—	—	161
Real Estate Construction - Residential
Pass	$39,847	$17,259	$634	$175	$—	$—	$—	$—	$57,915
Non-accrual loans	432	—	—	—	—	—	—	—	432
Total	$40,279	$17,259	$634	$175	$—	$—	$—	$—	$58,347
Gross YTD charge-offs	—	—	—	—	—	—	—	—	—
Real Estate Construction - Commercial
Pass	$49,041	$53,058	$24,371	$1,040	$31	$735	$187	$—	$128,463
Watch	934	17	—	—	—	—	103	—	1,054
Substandard	710	—	—	—	—	—	—	—	710
Non-accrual loans	—	—	—	—	—	69	—	—	69
Total	$50,685	$53,075	$24,371	$1,040	$31	$804	$290	$—	$130,296
Gross YTD charge-offs	—	—	—	—	—	—	—	—	—
Real Estate Mortgage - Residential
Pass	$65,472	$121,430	$62,998	$47,884	$7,242	$19,193	$44,574	$202	$368,995
Watch	179	251	411	293	71	1,310	23	—	2,538
Substandard	16	—	—	129	—	126	—	—	271
Non-accrual loans	—	23	93	135	—	246	90	—	587
Total	$65,667	$121,704	$63,502	$48,441	$7,313	$20,875	$44,687	$202	$372,391
Gross YTD charge-offs	—	—	—	75	—	—	13	—	88
Real Estate Mortgage - Commercial
Pass	$99,081	$208,699	$204,789	$84,363	$27,085	$39,941	$16,059	$659	$680,676
Watch	15,759	10,978	2,737	91	345	897	70	—	30,877
Substandard	—	215	15,944	—	45	289	—	—	16,493
Non-accrual loans	1,817	54	712	212	83	—	100	—	2,978
Total	$116,657	$219,946	$224,182	$84,666	$27,558	$41,127	$16,229	$659	$731,024
Gross YTD charge-offs	—	—	—	—	—	32	—	—	32
Installment and other Consumer
Pass	$7,430	$6,497	$2,720	$1,287	$987	$1,803	$90	$—	$20,814
Total	$7,430	$6,497	$2,720	$1,287	$987	$1,803	$90	$—	$20,814
Gross YTD charge-offs	84	23	7	—	—	232	1	—	347
Total Portfolio
Pass	$300,974	$450,025	$328,324	$165,714	$40,119	$66,694	$116,289	$1,074	$1,469,213
Watch	16,873	13,751	3,180	970	419	2,489	2,698	—	40,380
Substandard	1,097	3,973	15,963	145	45	415	323	1,299	23,260
Non-accrual loans	2,408	173	1,122	347	90	315	1,839	—	6,294
Total	$321,352	$467,922	$348,589	$167,176	$40,673	$69,913	$121,149	$2,373	$1,539,147
Total Gross YTD charge-offs	$84	$24	$7	$75	$—	$424	$14	$—	$628
Delinquent and Non-Accrual Loans

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
The delinquency status of loans is determined based on the contractual terms of the notes. Loans are generally classified as delinquent once payments become 30 days or more past due. The Company’s policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, the ultimate collectability of interest or principal is no longer probable. In general, loans are placed on non-accrual status when they become 90 days or more past due. However, management considers many factors before placing a loan on non-accrual status, including the delinquency status of the loan, the overall financial condition of the borrower, the progress of management’s collection efforts and the value of the underlying collateral. Subsequent interest payments received on non-accrual loans are applied to principal if any doubt exists as to the collectability of such principal; otherwise, such receipts are recorded as interest income on a cash basis. Non-accrual loans are returned to accrual status when, in the opinion of management, the financial condition of the borrower indicates that the timely collectability of interest and principal is probable and the borrower demonstrates the ability to pay under the terms of the note through a sustained period of repayment performance, which is generally six months.
The following tables present the recorded investment in non-accrual loans and loans past due over 90 days still on accrual by class of loans as of December 31, 2024 and 2023.

(dollars in thousands)	Non-accrual with no Allowance	Non-accrual with Allowance	Total Non-accrual	90 Days Past Due And Still Accruing	Total Non-performing Loans
December 31, 2024
Commercial, Financial, and Agricultural	$—	$923	$923	$—	$923
Real estate construction − residential	—	454	454	—	454
Real estate construction − commercial	—	49	49	—	49
Real estate mortgage − residential	—	963	963	207	1,170
Real estate mortgage − commercial	—	138	138	—	138
Installment and Other Consumer	—	10	10	3	13
Total	$—	$2,537	$2,537	$210	$2,747
December 31, 2023
Commercial, Financial, and Agricultural	$—	$2,228	$2,228	$—	$2,228
Real estate construction − residential	—	432	432	—	432
Real estate construction − commercial	—	69	69	—	69
Real estate mortgage − residential	—	587	587	115	702
Real estate mortgage − commercial	2,368	610	2,978	—	2,978
Installment and Other Consumer	—	—	—	4	4
Total	$2,368	$3,926	$6,294	$119	$6,413
No material amount of interest income was recognized on non-accrual loans during the year ended December 31, 2024.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
The following table provides aging information for the Company's past due and non-accrual loans at December 31, 2024 and 2023.

(dollars in thousands)	Current or Less Than 30 Days Past Due	30 - 89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
December 31, 2024
Commercial, Financial, and Agricultural	$201,201	$205	$—	$923	$202,329
Real estate construction − residential	31,592	—	—	454	32,046
Real estate construction − commercial	80,386	—	—	49	80,435
Real estate mortgage − residential	358,393	2,172	207	963	361,735
Real estate mortgage − commercial	773,918	1,538	—	138	775,594
Installment and Other Consumer	13,900	108	3	10	14,021
Total	$1,459,390	$4,023	$210	$2,537	$1,466,160
December 31, 2023
Commercial, Financial, and Agricultural	$223,845	$202	$—	$2,228	$226,275
Real estate construction − residential	57,568	347	—	432	58,347
Real estate construction − commercial	130,227	—	—	69	130,296
Real estate mortgage − residential	368,956	2,733	115	587	372,391
Real estate mortgage − commercial	728,029	17	—	2,978	731,024
Installment and Other Consumer	20,607	203	4	—	20,814
Total	$1,529,232	$3,502	$119	$6,294	$1,539,147
Loan Modifications for Borrowers Experiencing Financial Difficulty
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

For the year ended December 31, 2024, the Company did not modify any loans made to borrowers experiencing financial difficulty. The Company monitors loan payments on an on-going basis to determine if a loan is considered to have a payment default. Determination of payment default involves analyzing the economic conditions that exist for each customer and their ability to generate positive cash flows during the loan term.
Loans Held For Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. Prior to September 30, 2024, these loans were initially measured at fair value under the fair value option election with subsequent changes in fair value recognized in mortgage banking income. As of September 30, 2024, loans held for sale are being carried at the lower of cost or estimated fair value. The loans are primarily sold to Freddie Mac, Fannie Mae, PennyMac, and various other secondary market investors. The Company sells loans with servicing retained or released depending on pricing and market conditions. There were no mortgage loans held for sale at December 31, 2024 compared to $3.9 million at December 31, 2023.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
(3)    Other Real Estate and Other Assets Acquired in Settlement of Loans

(in thousands)	2024	2023
Real estate construction - commercial	$2,549	$7,668
Real estate mortgage - residential	42	20
Real estate mortgage - commercial	858	—
Repossessed assets	—	6
Total	$3,449	$7,694
Less valuation allowance for other real estate owned	(2,003)	(5,950)
Total other real estate owned	$1,446	$1,744
At December 31, 2024, there were $0.3 million of consumer mortgage loans secured by residential real estate properties in the process of foreclosure compared to $0.1 million at December 31, 2023.
Activity in the valuation allowance for other real estate owned in settlement of loans for the years indicated:

(dollars in thousands)	2024	2023	2022
Balance, beginning of year	$5,950	$2,664	$2,911
Provision for (release of) other real estate owned	(127)	4,729	(29)
Charge-offs	(3,820)	(1,443)	(218)
Balance, end of year	$2,003	$5,950	$2,664

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
(4)    Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of debt securities classified as available-for-sale at December 31, 2024 and 2023 were as follows:

	Total Amortized Cost	Gross Unrealized		Fair Value
(dollars in thousands)		Gains	Losses
December 31, 2024
U.S. Treasury	$4,937	$—	$(22)	$4,915
U.S. government and federal agency obligations	408	—	(7)	401
U.S. government-sponsored enterprises	13,020	11	(227)	12,804
Obligations of states and political subdivisions	125,559	7	(23,080)	102,486
Mortgage-backed securities	84,729	59	(6,678)	78,110
Other debt securities (a)	19,419	49	(781)	18,687
Bank issued trust preferred securities (a)	1,486	—	(237)	1,249
Total available-for-sale securities	$249,558	$126	$(31,032)	$218,652

December 31, 2023
U.S. Treasury	$1,977	$1	$—	$1,978
U.S. government and federal agency obligations	446	—	(19)	427
U.S. government-sponsored enterprises	22,042	16	(236)	21,822
Obligations of states and political subdivisions	126,396	55	(19,566)	106,885
Mortgage-backed securities	51,736	27	(6,123)	45,640
Other debt securities (a)	11,825	22	(1,026)	10,821
Bank issued trust preferred securities (a)	1,486	—	(317)	1,169
Total available-for-sale securities	$215,908	$121	$(27,287)	$188,742
(a) Certain hybrid instruments possessing characteristics typically associated with debt obligations.
The Company's investment securities are classified as available-for-sale. Agency bonds and notes, SBA-guaranteed loan certificates, residential and commercial agency mortgage-backed securities, and agency collateralized mortgage obligations include securities issued by the Government National Mortgage Association, a U.S. government agency, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the FHLB, which are U.S. government-sponsored enterprises
Debt securities with carrying values aggregating approximately $82.4 million and $89.2 million at December 31, 2024 and December 31, 2023, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2024, by contractual maturity are shown below. Accrued interest on investments totaled $1.6 million and $1.4 million at December 31, 2024 and December 31, 2023, respectively, and is included in the accrued interest receivable and other assets on the Company's consolidated balance sheets. The total amount of accrued interest is excluded from the amortized cost basis of investments presented below. Further, the Company has elected not to measure an allowance for credit losses for accrued interest

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
receivable. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

(dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$4,275	$4,270
Due after one year through five years	19,715	19,480
Due after five years through ten years	37,506	34,431
Due after ten years	103,333	82,361
Total	164,829	140,542
Mortgage-backed securities	84,729	78,110
Total available-for-sale securities	$249,558	$218,652
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in FHLB stock and MIB stock, that do not have readily determinable fair values, are required for membership in those organizations.

(dollars in thousands)	2024	2023
FHLB stock	$4,924	$6,071
MIB stock	151	151
Equity securities with readily determinable fair values	74	78
Total other investment securities	$5,149	$6,300

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2024 and December 31, 2023 were as follows:

	Less than 12 months		12 months or more		Total Fair Value	Total Unrealized Losses
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
At December 31, 2024
U.S. Treasury	$4,915	$(22)	$—	$—	$4,915	$(22)
U.S. government and federal agency obligations	—	—	401	(7)	401	(7)
U.S. government-sponsored enterprises	996	(5)	1,778	(222)	2,774	(227)
Obligations of states and political subdivisions	2,791	(163)	98,442	(22,917)	101,233	(23,080)
Mortgage-backed securities	37,759	(563)	33,612	(6,115)	71,371	(6,678)
Other debt securities	4,900	(58)	9,101	(723)	14,001	(781)
Bank issued trust preferred securities	—	—	1,249	(237)	1,249	(237)
Total	$51,361	$(811)	$144,583	$(30,221)	$195,944	$(31,032)

(in thousands)
At December 31, 2023
U.S. Treasury	$997	$—	$—	$—	$997	$—
U.S. government and federal agency obligations	—	—	427	(19)	427	(19)
U.S. government-sponsored enterprises	11,995	(8)	1,772	(228)	13,767	(236)
Obligations of states and political subdivisions	1,501	(158)	103,283	(19,408)	104,784	(19,566)
Mortgage-backed securities	2,935	(40)	39,793	(6,083)	42,728	(6,123)
Other debt securities	—	—	8,799	(1,026)	8,799	(1,026)
Bank issued trust preferred securities	—	—	1,169	(317)	1,169	(317)
Total	$17,428	$(206)	$155,243	$(27,081)	$172,671	$(27,287)
The total available-for-sale portfolio consisted of approximately 398 securities at December 31, 2024. The portfolio included 375 securities having an aggregate fair value of $195.9 million that were in a loss position at December 31, 2024. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer totaled $144.6 million at fair value at December 31, 2024. The $31.0 million aggregate unrealized loss included in accumulated other comprehensive income at December 31, 2024 was caused by interest rate fluctuations.
The decline in fair value is attributable to changes in interest rates and not credit quality. In the absence of changes in credit quality of these investments, the fair value is expected to recover on all debt securities as they approach their maturity date or re-pricing date, or if market yields for such investments decline. The Company does not have the intent to sell these investments over the period of recovery, and it is not more likely than not that the Company will be required to sell such investment securities.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
The following table presents the gross realized gains and losses from sales and calls of available-for-sale securities, as well as gains and losses on equity securities from fair value adjustments which have been recognized in earnings:

(dollars in thousands)	2024	2023	2022
Available-for-sale securities:
Gross realized gains	$—	$—	$—
Gross realized losses	—	(11,562)	—
Credit losses recognized	—	—	—
Other investment securities:
Fair value adjustments, net	(4)	32	(14)
Certificates of deposit:
Gross realized gains	—	—	—
Gross realized losses	—	(17)	—
Investment securities (losses) gains, net	$(4)	$(11,547)	$(14)

(5)    Premises and Equipment
A summary of premises and equipment at December 31, 2024 and 2023 is as follows:

(dollars in thousands)	2024	2023
Land and land improvements	$9,190	$9,683
Buildings and improvements	36,401	35,195
Furniture and equipment	13,675	13,214
Operating leases - right of use asset	2,796	2,073
Construction in progress	271	2,103
Total	62,333	62,268
Less accumulated depreciation	31,167	30,221
Premises and equipment, net	$31,166	$32,047
Depreciation expense for the years ended December 31, 2024, 2023, and 2022 was as follows:

(in thousands)	2024	2023	2022
Depreciation expense	$1,650	$2,106	$2,141

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
(6)    Intangible Assets
Mortgage Servicing Rights
On January 31, 2024, the Company sold its mortgage servicing rights portfolio and all serviced loans transferred to the new servicer on April 30, 2024.
The table below presents changes in mortgage servicing rights for the years ended December 31, 2024, 2023, and 2022.

(dollars in thousands)	2024	2023	2022
Balance at beginning of year	$1,738	$2,899	$2,659
Originated mortgage servicing rights	—	39	64
Sale proceeds	(1,670)	—	—
Changes in fair value:
Due to changes in model inputs and assumptions (1)	—	(939)	479
Other changes in fair value (2)	(68)	(261)	(303)
Total changes in fair value	(68)	(1,200)	176
Balance at end of year	$—	$1,738	$2,899
(1)The change in fair value resulting from changes in valuation inputs or assumptions, reported in real estate servicing fees, net, used in the valuation model reflects the change in discount rates and prepayment speed assumptions primarily due to changes in interest rates.
(2)Other changes in fair value, reported in real estate servicing fees, net, reflect changes due to customer payments and passage of time.
Total changes in fair value are reported in real estate servicing fees, net, reported in non-interest income in the Company's consolidated statements of income. In the fourth quarter of 2023, the Company recognized a $1.1 million mortgage MSR valuation write-down upon accepting a letter of intent to sell the Company's servicing portfolio, which closed during the first quarter of 2024. Prior to the fourth quarter of 2023, valuation assumptions were reviewed with a third party specialist.
The following key data and assumptions were used in estimating the fair value of the Company's mortgage servicing rights as of December 31, 2024 and 2023:

	2024	2023
Weighted average constant prepayment rate	NA	6.55%
Weighted average note rate	NA	3.52%
Weighted average discount rate	NA	11.00%
Weighted average expected life (in years)	NA	7.1
(7)    Derivative Instruments

As part of the Company’s overall interest rate risk management, the Company utilizes derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility, including interest rate lock commitments, forward commitments to sell mortgage-backed securities, cash flow hedges and interest rate swap contracts. The notional amount does not represent amounts exchanged by the parties, rather the amount exchanged is determined by reference to the notional amount and the other terms of the individual agreements.

Interest Rate Swap Contracts Not Designated as Hedges
The Company entered into interest rate swap contracts sold to commercial customers who wish to modify their interest rate sensitivity. These swaps are offset by contracts simultaneously purchased by the Company from other financial dealer institutions with mirror-image terms. Because of the mirror-image terms of the offsetting contracts, in addition to collateral

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
provisions which mitigate the impact of non-performance risk, changes in the fair value subsequent to initial recognition have a minimal effect on earnings. These derivative contracts do not qualify for hedge accounting.
The following table reflects the estimated fair value of derivative instruments included in other assets and other liabilities on the consolidated balance sheets along with their respective notional amounts on a gross basis.

	As of December 31, 2024
		Fair Value
	Notional Amount	Derivative Assets	Derivative Liabilities
Derivatives not designated as hedging instruments
Derivative instruments, interest rate swaps	$16,542	$66	$89
Mortgage derivatives - Interest rate lock commitments		—	—
Mortgage derivatives - Forward commitments		—	—
Total derivatives not designated as hedging instruments		$66	$89

The table below presents the effect of the Company’s derivative financial instruments that are not designated as hedging instruments on the Consolidated Statements of Income as of December 31, 2024. The Company recognized $0.3 million of other income related to client swaps during the year ended December 31, 2024.

		Gain or (Loss) Recognized in Income on Derivative
(dollars in thousands)	Location of Gain or (Loss) Recognized in Income on Derivative	For The Year Ended December 31, 2024
Derivatives Not Designated as Hedging Instruments:
Derivative instruments, interest rate swaps (1)	Other non-interest income	$(23)
Mortgage derivatives - Interest rate lock commitments	Other non-interest income / expense	(41)
Mortgage derivatives - Forward commitments	Other non-interest income / expense	41
Total		$(23)
(1) Gain (loss) represents net fair value adjustments (including credit related adjustments) for client swaps.

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision to the effect that, if the Company (either) defaults (or is capable of being declared in default) on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.
Collateral Requirements
The Company has agreements with certain of its derivative counterparties that contain a provision where if the company fails to maintain its status as a well / adequate capitalized institution, then the Company could be required to post additional collateral.

Certain derivative transactions have collateral requirements, both at the inception of the trade, and as the value of each derivative position changes. As of December 31, 2024, the Company had recorded the obligation to return cash collateral of $0.1 million.
As of December 31, 2024, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $0.02 million. As of December 31, 2024, the Company has not posted any collateral related to these agreements. If the Company had breached any of these provisions at December 31, 2024, it could have been required to settle its obligations under the agreements at their termination value of $0.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
(8)    Deposits
The table below represents the aggregate amount of time deposits with balances that met or exceeded the FDIC insurance limit of $250,000 and brokered deposits as of December 31, 2024 and 2023:

(aggregate amounts in thousands)	December 31, 2024	December 31, 2023
Time deposits with balances > $250,000	$100,383	$108,147
Brokered deposits	$13	$161
The scheduled maturities of total time deposits at December 31, 2024 were as follows:

(aggregate amounts in thousands)
Due within:
2025	$279,190
2026	13,356
2027	6,080
2028	2,885
2029	310
Thereafter	—
Total	$301,821
(9)    Leases
The Company's leases primarily consist of office space and bank branches with remaining lease terms of generally 1 to 10 years. As of December 31, 2024, operating right-of-use (ROU) assets and liabilities were $1.6 million and $1.7 million, respectively. As of December 31, 2024, the weighted-average remaining lease term on these operating leases is approximately 5.7 years and the weighted-average discount rate used to measure the lease liabilities is approximately 4.1%.
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
Operating lease cost, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term, and is recorded in net occupancy expense in the consolidated statements of income. The operating lease cost was $0.3 million and $0.4 million for the years ended December 31, 2024 and 2023, respectively.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
The table below summarizes the maturity of remaining operating lease liabilities:

Lease payments due in:	Operating Lease
(dollars in thousands)
2025	$391
2026	400
2027	327
2028	330
2029	112
Thereafter	326
Total lease payments	1,886
Less imputed interest	(208)
Total lease liabilities, as reported	$1,678
(10)    Borrowings
Federal Home Loan Bank and other borrowings of the Company consisted of the following:

		2024		2023
(dollars in thousands)	Maturity Date	Year End Balance	Year End Weighted Rate	Year End Balance	Year End Weighted Rate
FHLB advances	2024	$—	—%	$26,000	3.47%
	2025	40,000	3.37%	30,000	2.89%
	2026	23,000	2.53%	23,000	2.53%
	2027	7,500	2.05%	17,500	3.28%
	2028	—	—%	—	—%
	2029	2,925	1.91%	—	—%
	Thereafter	8,000	1.41%	10,500	1.61%
Other
	2031	$100	4.42%	$—	—%
Total		$81,525		$107,000

Subordinated notes	2034	$25,774	7.31%	$25,774	8.34%
	2035	23,712	6.44%	23,712	7.47%
Total		$49,486		$49,486
The Bank is a member of the Federal Home Loan Bank of Des Moines (FHLB) and has access to term financing from the FHLB. These borrowings, which are all fixed rate, are secured under a blanket agreement, which assigns all investment in FHLB stock, as well as qualifying first mortgage loans as collateral to secure amounts borrowed by the Bank. As of December 31, 2024, the Bank had $81.4 million in outstanding borrowings with the FHLB. Based upon the collateral pledged to the FHLB at December 31, 2024, the Bank could borrow up to an additional $187.3 million under the agreement.
On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating rate Trust Preferred Securities (TPS) to a TPS Pool. The floating rate is equal to the three-month CME

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
Term SOFR rate plus 1.83% and reprices quarterly (6.44% at December 31, 2024). The TPS can be prepaid without penalty at any time after five years from the issuance date.
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
On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month CME Term SOFR rate plus 2.70% and reprices quarterly (7.31% at December 31, 2024). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company.
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
The Exchange Statutory Trusts are not consolidated in the Company's financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of December 31, 2024 and 2023 was $49.5 million, respectively. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.2 million as of both December 31, 2024 and 2023, respectively, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.
(11)    Income Tax Expense (Benefit)
The composition of income tax expense (benefit) for the years ended December 31, 2024, 2023, and 2022 was as follows:

(dollars in thousands)	2024	2023	2022
Current:
Federal	$3,070	$793	$4,591
State	—	67	(134)
Total current	3,070	860	4,457
Deferred:
Federal	1,032	(1,384)	(119)
State	—	—	—
Total deferred	1,032	(1,384)	(119)
Total income tax expense (benefit)	$4,102	$(524)	$4,338

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
Applicable income tax expense (benefit) for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate for the reasons noted in the table for the years ended December 31, 2024, 2023, and 2022 are as follows:

	2024		2023		2022
(dollars in thousands)	Amount	%	Amount	%	Amount	%
Income before provision for income tax (benefit)	$22,358		$432		$25,089
Tax at statutory federal income tax rate	$4,695	21.00%	$91	21.00%	$5,269	21.00%
Tax-exempt income, net	(567)	(2.54)	(509)	(117.88)	(821)	(3.27)
State income tax expense (benefit), net of federal tax expense (benefit)	—	—	53	12.25	(106)	(0.42)
Other, net	(26)	(0.11)	(159)	(36.86)	(4)	(0.02)
Provision for income tax (benefit) expense	$4,102	18.35%	$(524)	(121.49)%	$4,338	17.29%
Income taxes (benefit) as a percentage of earnings before income taxes (benefit) as reported in the consolidated financial statements were 18.3% for the year ended December 31, 2024 compared to (121.5)% and 17.3% for the years ended December 31, 2023 and 2022, respectively. The effective tax rate for each of years ended December 31, 2024, 2023, and 2022, respectively, is lower than the U.S. federal statutory rate of 21% primarily due to tax-free revenues.
The components of deferred tax assets and deferred tax liabilities at December 31, 2024 and 2023 were as follows:

(dollars in thousands)	2024	2023
Deferred tax assets:
Allowance for credit losses	$4,589	$4,669
Securities	6,428	5,653
Other real estate owned	421	1,250
Deferred loan fees	450	437
Lease liability	352	255
Accrued / deferred compensation	763	835
Other	497	592
Total deferred tax assets	$13,500	$13,691
Deferred tax liabilities:
Premises and equipment	$515	$319
Mortgage servicing rights	—	365
Deferred loan costs	395	444
Pension	2,424	1,180
Right-of-use asset	343	246
Prepaid expenses	233	187
Other	61	38
Total deferred tax liabilities	3,971	2,779
Net deferred tax assets	$9,529	$10,912
The deferred tax asset associated with the unrealized losses on securities is mainly a result of changes in interest rates, and the unrealized losses are considered to be temporary as the fair value is expected to recover as the securities approach their respective maturity dates. The issuers of the securities are of high credit quality and all principal amounts are expected to

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
be paid when the securities mature. The Company does not intend to sell and it is more likely than not that the Company will not be required to sell the securities prior to their anticipated recovery.
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning initiatives in making this assessment. In management's opinion, the Company will more likely than not realize the benefits of its deferred tax assets and, therefore, has not established a valuation allowance against its deferred tax assets as of December 31, 2024. Management arrived at this conclusion based upon the level of historical taxable income and projections for future taxable income of the appropriate character over the periods in which the deferred tax assets are deductible.
The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. For each of the years ended December 31, 2024 and 2023, respectively, the Company did not have any uncertain tax provisions, and did not record any related tax liabilities.
(12) Stockholders' Equity and Accumulated Other Comprehensive Income (Loss)
Accumulated Other Comprehensive Income (Loss)
The following table summarizes the change in the components of the Company's accumulated other comprehensive income (loss) for the years ended December 31, as indicated.

(dollars in thousands)	Unrealized Income (Loss) on Securities (1)	Unrecognized Net Pension and Postretirement Costs (2)	Accumulated Other Comprehensive Income (Loss)
Balance, December 31, 2022	$(36,657)	$4,943	$(31,714)
Other comprehensive income (loss), before reclassifications	10,087	(640)	9,447
Amounts reclassified from accumulated other comprehensive income (loss)	9,148	4,129	13,277
Other comprehensive income, before tax	19,235	3,489	22,724
Income tax expense	(4,039)	(733)	(4,772)
Other comprehensive income, net of tax	15,196	2,756	17,952
Balance, December 31, 2023	$(21,461)	$7,699	$(13,762)
Other comprehensive income (loss), before reclassifications	(3,740)	(690)	(4,430)
Amounts reclassified from accumulated other comprehensive income (loss)	—	6,100	6,100
Other comprehensive income (loss), before tax	(3,740)	5,410	1,670
Income tax (expense) benefit	785	(1,136)	(351)
Other comprehensive income (loss), net of tax	(2,955)	4,274	1,319
Balance, December 31, 2024	$(24,416)	$11,973	$(12,443)

(1)	The pre-tax amounts reclassified from accumulated other comprehensive income (loss) are included in gains (losses) on sale of investment securities in the consolidated statements of income.

(2)	The pre-tax amounts reclassified from accumulated other comprehensive income (loss) are included in the computation of net periodic pension (income) cost. See Note 14.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
Shares issued and outstanding
The following table shows the changes in shares of common stock issues and common stock held as treasury shares for the years ended December 31, 2023, 2023, and 2022.

	Common Stock Issued	Treasury Stock Held	Common Stock Outstanding
Balance at, December 31, 2021	$7,023,821	$(406,846)	$6,616,975
Stock dividend	260,330	—	260,330
Repurchase of common stock	—	(108,724)	(108,724)
Balance at, December 31, 2022	$7,284,151	$(515,570)	$6,768,581
Stock dividend	270,742	—	270,742
Balance at, December 31, 2023	$7,554,893	$(515,570)	$7,039,323
Restricted share unit activity	—	5,994	5,994
Repurchase of common stock	—	(56,692)	(56,692)
Balance at, December 31, 2024	$7,554,893	$(566,268)	$6,988,625
Stock Dividend On July 1, 2023, the Company paid a stock dividend of four percent to common shareholders of record at the close of business on June 15, 2023. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
Repurchase Program
Pursuant to the Company's 2019 Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchases. The Company repurchased 56,692 common shares under the repurchase plan during the year end December 31, 2024 at an average cost of $19.51 per share totaling $1.1 million. As of December 31, 2024, $3.9 million remained available for share repurchase pursuant to the plan.
(13)    Share-Based Compensation
Equity-Based Compensation Plan
At the 2023 Annual Meeting of Shareholders, held on June 6, 2023, the Company's shareholders approved the Hawthorn Bancshares, Inc. Equity Incentive Plan (the "Equity Plan"), which was previously approved by the Company's Board of Directors (the "Board"). The purpose of the Equity Plan is to allow eligible participants of the Company and its subsidiaries to acquire or increase a proprietary and vested interest in the growth and performance of the Company. The Equity Plan is also designed to assist the Company in attracting and retaining selected service providers by providing them with the opportunity to participate in the success and profitability of the Company. The terms of the Equity Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, other equity-based awards and cash awards. Subject to certain adjustments, the maximum number of shares of the Company's common stock that may be delivered pursuant to awards under the Equity Plan is 203,000 shares. Eligible participants under the Equity Plan include all employees, non-employee directors and consultants of the Company or its subsidiaries. The Equity Plan will be administered by the Board or a committee thereof.
The Compensation Committee adopted a form of restricted stock unit award agreement (service-based vesting). The Company issues restricted share units ("RSUs") to provide additional incentives to key officers, employees, and non-

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
employee directors. Awards are granted as determined by the Compensation Committee. The service-based RSUs vest, and shares of common stock are issued, in equal installments on the first, second, and third anniversaries of the date of grant.
The following table summarizes the status of the Company's RSUs for the year ended December 31, 2024:

	RSUs
	2024		2023
(dollars in thousands, except per share amounts)	Quantity	Weighted-Average Grant Date Fair Value Per share	Quantity	Weighted-Average Grant Date Fair Value Per share
Non-vested beginning of year	18,277	$20.63	—	$—
Granted	23,151	24.68	18,277	20.63
Vested	6,092	23.81	—	—
Forfeited	—	—	—	—
Non-vested end of year	35,336	$22.84	18,277	$20.63
The fair value of the RSUs units is determined using the Company’s stock price on the date of grant. Total share-based compensation expense recognized for these RSUs was $184,000 and $42,000 for the years ended December 31, 2024 and 2023, respectively. No share-based compensation expense was recognized in the year ended December 31, 2022.
At December 31, 2024 there was $0.7 million of total unrecognized compensation expense related to RSUs that is expected to be recognized over a weighted-average period of 2.4 years.
(14)    Retirement Plans
Profit-sharing Plan
The Company's profit-sharing plan includes a matching 401(k) portion, in which the Company matches the first 3% of eligible employee contributions. The Company made annual contributions for the discretionary portion in an amount up to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for federal income tax purposes, for each of the years shown. In addition, employees were able to make additional tax-deferred contributions. Total expense recorded for the Company match was $0.5 million, $0.6 million and $0.5 million for the years ended December 31, 2024, 2023, and 2022, respectively. The employer discretionary profit sharing contribution made to the 401(k) plan was $0.8 million, $0.6 million, and $1.0 million for plan years 2024, 2023 and 2022, respectively.
Other Plans
On November 7, 2018, the Board of Directors of the Company adopted a supplemental executive retirement plan (SERP), effective on January 1, 2018. The SERP provides select employees who satisfy certain eligibility requirements with certain benefits upon retirement, termination of employment or death.
As of December 31, 2024, the accrued liability under the plan was $1.7 million and the expense was $0.1 million, $0.04 million, and $0.4 million for the years ended December 31, 2024 and 2023, and 2022, respectively, is recognized over the required service period. For the year ended December 31, 2024 a $0.1 million distribution was paid.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
Pension
The Company provides a noncontributory defined benefit pension plan for all full-time and eligible employees. Beginning January 1, 2018 and for all retrospective periods presented, the Company adopted the guidance under ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. Under the new guidance, only the service cost component of the net periodic benefit cost is reported in the same income statement line item as salaries and benefits, and the remaining components are reported as other non-interest income. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company did not elect to make a pension contribution in 2024.
Effective July 1, 2017, the Company amended the pension plan to effectuate a “soft freeze” such that no individual hired (or rehired in the case of a former employee) by the Company after September 30, 2017, whether or not such individual is or was a vested member in the plan, will be eligible to be an active member and be entitled to accrue any benefits under the plan.
Obligations and Funded Status at December 31,

(dollars in thousands)	2024	2023
Change in projected benefit obligation:
Balance, January 1	$30,623	$29,131
Service cost	947	946
Interest cost	1,477	1,428
Actuarial (gain) loss *	(3,147)	49
Benefits paid	(1,113)	(931)
Balance, December 31,	$28,787	$30,623
Change in plan assets:
Fair value, January 1	$36,242	$30,932
Actual return on plan assets	5,348	6,350
Employer contribution	—	—
Expenses paid	(145)	(109)
Benefits paid	(1,113)	(931)
Fair value, December 31,	$40,332	$36,242
Funded status at end of year	$11,544	$5,619
Accumulated benefit obligation	$24,954	$25,897

Amounts recognized in the consolidated balance sheet consist of the following:
(in thousands)	2024	2023
Non-current assets	$11,544	$5,619
Net asset at end of year	$11,544	$5,619

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
*The actuarial gain in 2024 was primarily driven by the increase in the year-over-year discount rate, which resulted in a gain for the plan.
Components of Net Pension (Income) Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income (Loss)
The following items are components of net pension (income) cost for the years ended December 31, as indicated:

(dollars in thousands)	2024	2023	2022
Service cost - benefits earned during the year	$947	$946	$1,491
Interest costs on projected benefit obligations (a)	1,477	1,428	1,174
Expected return on plan assets (a)	(2,358)	(2,178)	(2,282)
Expected administrative expenses	109	115	118
Amortization of unrecognized net (gain) loss (a)	(690)	(640)	—
Net periodic pension (income) cost	$(515)	$(329)	$501

(a)	The components of net periodic pension (income) cost other than the service cost component are included in other non-interest income.
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
Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income (loss) at December 31, 2024 and 2023 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

(dollars in thousands)	2024	2023
Net accumulated actuarial net gain	$15,155	$9,745
Accumulated other comprehensive gain	15,155	9,745
Net periodic benefit cost in excess of cumulative employer contributions	(3,611)	(4,126)
Net amount recognized at December 31, balance sheet	$11,544	$5,619
Net actuarial gain arising during period	$6,100	$4,129
Amortization of net actuarial gain	(690)	(640)
Total recognized in other comprehensive income (loss)	$5,410	$3,489
Total recognized in net periodic pension cost and other comprehensive income (loss)	$(5,925)	$(3,818)

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
Assumptions utilized to determine benefit obligations as of December 31, 2024, 2023, and 2022 and to determine pension expense for the years then ended are as follows:

	2024	2023	2022
Determination of benefit obligation at year end:
Discount rate	5.65%	4.95%	5.10%
Annual rate of compensation increase	4.50%	4.50%	4.50%
Determination of pension expense for year ended:
Discount rate for the service cost	4.95%	5.10%	3.10%
Annual rate of compensation increase	4.50%	4.50%	4.50%
Expected long-term rate of return on plan assets	6.75%	6.75%	6.75%
The assumed overall expected long-term rate of return on pension plan assets used in calculating 2024 pension expense was 6.75%. Determination of the plan's rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company's plan assets have experienced the following annual returns:

(dollars in thousands)	2024	2023	2022	2021	2020
Plan Assets:
Actual rate of return	15.9%	21.1%	(17.0)%	22.1%	19.7%
The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan's investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Primarily due to an increase in the discount rate used in the actuarial calculation of plan income, the Company expects to incur $0.8 million of income in 2025 compared to $0.5 million of income in 2024.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
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
The fair value of the Company's pension plan assets at December 31, 2024 and 2023 by asset category was as follows:

		Fair Value Measurements
(dollars in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2024
Cash equivalents	$3,630	$3,630	$—	$—
U.S government agency obligations	7,536	—	7,536	—
Corporate bonds	975	—	975	—
Mutual funds *	28,191	28,191	—	—
Total	$40,332	$31,821	$8,511	$—
December 31, 2023
Cash equivalents	$1,521	$1,521	$—	$—
U.S government agency obligations	2,587	—	2,587	—
Mutual funds *	32,134	32,134	—	—
Total	$36,242	$33,655	$2,587	$—
*Mutual funds consist of equity securities
The following future benefit payments are expected to be paid:

Year	Pension benefits
(dollars in thousands)
2025	$1,124
2026	1,208
2027	1,345
2028	1,466
2029	1,602
Thereafter	10,036

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
(15)    Earnings per Share
The following table displays a reconciliation of the information used in calculating basic and diluted earnings per common share for the years ended December 31, 2024, 2023, and 2022, which have been restated for stock dividends. Diluted earnings per common share incorporates the potential impact of contingently issuable shares, including awards which require future service as a condition of delivery of the underlying common stock.

(dollars in thousands, except per share data)	2024	2023	2022
Net income available to common shareholders	$18,256	$956	$20,751
Weighted average common shares outstanding	7,000,480	7,039,323	7,063,054
Effect of dilutive equity-based awards	—	—	—
Weighted average dilutive common shares outstanding	7,000,480	7,039,323	7,063,054
Basic earnings per share	$2.61	$0.14	$2.94
Diluted earnings per share	$2.61	$0.14	$2.94
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of CET1, Tier 1 and total capital to risk-weighted assets, and of Tier 1 capital to average assets, each as defined in the regulations. Management believes, as of December 31, 2024, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

Financial institutions are categorized as well capitalized or adequately capitalized, based on minimum total risk-based, Tier 1 risk-based, CET1 and Tier 1 leverage ratios. As shown in the table below, the Company’s capital ratios exceeded the regulatory definition of adequately capitalized as of December 31, 2024 and 2023. Based upon the information in its most recently filed call report, the Bank met the capital ratios necessary to be well-capitalized. The regulatory authorities can apply changes in classification of assets and such changes may retroactively subject the Company to changes in capital ratios. Any such change could reduce one or more capital ratios below well-capitalized status. In addition, a change may result in imposition of additional assessments by the FDIC or could result in regulatory actions that could have a material effect on our condition and results of operations. In addition, bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4%.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
Because the Bank had less than $15 billion in total consolidated assets as of December 31, 2009, the Company is allowed to continue to classifying its trust preferred securities, all of which were issued prior to May 19, 2010, as Tier 1 capital.

Under the Basel III requirements, at December 31, 2024 and December 31, 2023, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of years indicated:

	Actual		Minimum Capital Required - Basel III Fully Phased-In		Required to be Considered Well- Capitalized
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2024
Total Capital (to risk-weighted assets):
Company	$232,400	14.79%	$164,953	10.50%	$—	N.A%
Bank	219,410	14.10%	163,365	10.50%	155,586	10.00%
Tier 1 Capital (to risk-weighted assets):
Company	$212,780	13.54%	$133,533	8.50%	$—	N.A%
Bank	199,960	12.85%	132,248	8.50%	124,469	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets):
Company	$164,780	10.49%	$109,968	7.00%	$—	N.A%
Bank	199,960	12.85%	108,910	7.00%	101,131	6.50%
Tier 1 leverage ratio (to adjusted average assets):
Company	$212,780	11.46%	$74,261	4.00%	$—	N.A%
Bank	199,960	10.83%	73,847	4.00%	92,309	5.00%

December 31, 2023
Total Capital (to risk-weighted assets):
Company	$221,586	13.99%	$166,266	10.50%	$—	N.A%
Bank	219,043	13.91%	165,369	10.50%	157,494	10.00%
Tier 1 Capital (to risk-weighted assets):
Company	$199,395	12.59%	$134,596	8.50%	$—	N.A%
Bank	199,490	12.67%	133,870	8.50%	125,995	8.00%
Common Equity Tier 1 Capital (to risk-weighted assets)
Company	$154,033	9.73%	$110,844	7.00%	$—	N.A%
Bank	199,490	12.67%	110,246	7.00%	102,371	6.50%
Tier 1 leverage ratio:
Company	$199,395	10.29%	$77,492	4.00%	$—	N.A%
Bank	199,490	10.31%	77,411	4.00%	96,763	5.00%

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
(17)    Fair Value Measurements
Fair value represents the amount expected to be received to sell an asset or paid to transfer a liability in its principal or most advantageous market in an orderly transaction between market participants at the measurement date.
Depending on the nature of the asset or liability, the Company uses various valuation methodologies and assumptions to estimate fair value. The measurement of fair value under U.S. GAAP uses a hierarchy intended to maximize the use of observable inputs and minimize the use of unobservable inputs. This hierarchy uses three levels of inputs to measure the fair value of assets and liabilities as follows. During the year ended December 31, 2024 there were no transfers into or out of Levels 1-3.
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
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in FHLB stock and MIB bankers bank stock, that do not have readily determinable fair values, are required for membership in those organizations. Equity securities that are not actively traded are classified in Level 2.
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
December 31, 2024, 2023, and 2022
Loans Held for Sale
The fair value of the committed in forward sale agreements loans is the price at which they could be sold in the principal market at the measurement date, therefore the Company classifies as level 2.
Derivative Assets and Liabilities
Derivative assets and liabilities include interest rate lock commitments ("IRLCs") and forward sale commitments. The fair values of IRLCs and forward sale commitments are determined using readily observable market data such as interest rates, prices, volatility factors, and customer credit-related adjustments. For IRLCs, the fair value is subject to the anticipated loan funding probability (pull-through rate), which is considered an unobservable factor. Factors that affect pull-through rates include origination channel, current mortgage interest rates in the market versus the interest rate incorporated in the IRLC, the purpose of the mortgage, stage of completion of the underlying application and underwriting process, and the time remaining until the IRLC expires. The Company classifies IRLCs as Level 3 due to the unobservable input of pull-through rates. As of September 30, 2024, the Company elected not to record the derivatives associated with IRLC due to the reduced volume of loans sold to the secondary market and therefore immateriality of the derivative.
Fair values of interest rate swaps are determined using a discounted cash flow analysis on the expected cash flows of each derivative, which also includes a credit value adjustment for client swaps. An independent third-party valuation is used to verify and confirm these values, which are classified as Level 2 within the fair value hierarchy.
Mortgage Servicing Rights (MSRs)
The Company sold its servicing portfolio on January 31, 2024. In prior periods, the fair value of MSRs is based on the discounted value of estimated future cash flows utilizing contractual cash flows, servicing rate, constant prepayment rate, servicing cost, and discount rate factors. Accordingly, the fair value is estimated based on a valuation model that calculates the present value of estimated future net servicing income. The model incorporates assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, market discount rates, cost to service, float earnings rates, and other ancillary income, including late fees. The valuation models estimate the present value of estimated future net servicing income. The Company classifies its MSRs as Level 3.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022

		Fair Value Measurements
(dollars in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2024
Assets:
U.S. Treasury	$4,915	$4,915	$—	$—
U.S. government and federal agency obligations	401	—	401	—
U.S. government-sponsored enterprises	12,804	—	12,804	—
Obligations of states and political subdivisions	102,486	—	102,486	—
Mortgage-backed securities	78,110	—	78,110	—
Other debt securities	18,687	—	18,687	—
Bank-issued trust preferred securities	1,249	—	1,249	—
Equity securities	74	74	—	—
Derivative instruments, interest rate swaps	66	—	66	—
Total	$218,792	$4,989	$213,803	$—
Liabilities:
Derivative instruments, interest rate swaps	$89	$—	$89	$—
Total	$89	$—	$89	$—

December 31, 2023
Assets:
U.S. Treasury	$1,978	$1,978	$—	$—
U.S. government and federal agency obligations	427	—	427	—
U.S. government-sponsored enterprises	21,822	—	21,822	—
Obligations of states and political subdivisions	106,885	—	106,885	—
Mortgage-backed securities	45,640	—	45,640	—
Other debt securities	10,821	—	10,821	—
Bank-issued trust preferred securities	1,169	—	1,169	—
Equity securities	78	78	—	—
Interest rate lock commitments	43	—	—	43
Loans held for sale	3,884	—	3,884	—
Mortgage servicing rights	1,738	—	—	1,738
Total	$194,485	$2,056	$190,648	$1,781
Liabilities:
Interest rate lock commitments	$2	$—	$—	$2
Forward sale commitments	41	—	41	—
Total	$43	$—	$41	$2

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(dollars in thousands)	Mortgage Servicing Rights	Interest Rate Lock Commitments
Balance at December 31, 2022	$2,899	$2
Total (losses) or gains (realized/unrealized):
Included in earnings	(1,200)	(35)
Included in other comprehensive income	—	—
Purchases	—	—
Sales	—	(169)
Issues	39	243
Settlements	—	—
Balance at December 31, 2023	$1,738	$41
Total (losses) or gains (realized/unrealized):
Included in earnings	(68)	(11)
Included in other comprehensive income	—	—
Purchases	—	—
Sales	(1,670)	(86)
Issues	—	56
Settlements	—	—
Balance at December 31, 2024	$—	$—
Valuation methods for instruments measured at fair value on a nonrecurring basis
Following is a description of the Company's valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:
Collateral Dependent Loans
While the overall loan portfolio is not carried at fair value, the Company periodically records nonrecurring adjustments to the carrying value of impaired loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Nonrecurring adjustments also include certain impairment amounts for collateral dependent loans when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In determining the fair value of real estate collateral, the Company relies on external and internal appraisals of property values depending on the size and complexity of the real estate collateral. The appraisals may be discounted based on the Company's historical knowledge, changes in market conditions from the time of appraisal, or other information available. The Company maintains staff trained to perform in-house evaluations and also to review third-party appraisal reports for reasonableness. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgments based on the experience and expertise of internal specialists. Fair values of all loan collateral are regularly reviewed by executive loan committee. Because many of these inputs are not observable, the measurements are classified as Level 3.
Other Real Estate Owned and Repossessed Assets
Other real estate owned ("OREO") and repossessed assets consist of loan collateral repossessed through foreclosure. This collateral is comprised of commercial and residential real estate and other non-real estate property, including autos,

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
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

		Fair Value Measurements Using
(dollars in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)*
December 31, 2024
Assets:
Collateral dependent loans:
Commercial, financial, & agricultural	$641	$—	$—	$641	$(1,931)
Real estate construction - residential	260	—	—	260	—
Real estate mortgage - residential	—	—	—	—	(50)
Real estate mortgage - commercial	65	—	—	65	(436)
Total	$966	$—	$—	$966	$(2,417)
Other real estate and repossessed assets	$546	$—	$—	$546	$875

December 31, 2023
Assets:
Collateral dependent loans:
Commercial, financial, & agricultural	$921	$—	$—	$921	$(76)
Real estate construction - residential	268	—	—	268	—
Real estate mortgage - residential	27	—	—	27	(88)
Real estate mortgage - commercial	$2,369	$—	$—	$2,369	$(32)
Total	$3,585	$—	$—	$3,585	$(196)
Other real estate and repossessed assets	$1,744	$—	$—	$1,744	$(4,431)

*	Total gains (losses) reported for other real estate owned and repossessed assets includes charge-offs, valuation write-downs, and net losses taken during the periods reported.
(18)    Fair Value of Financial Instruments
This summary excludes certain financial assets and liabilities for which carrying value approximates fair value and financial instruments that are recorded at fair value on a recurring basis disclosed above. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:
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
December 31, 2024, 2023, and 2022
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2024 and 2023 is as follows:

			December 31, 2024
			Fair Value Measurements
	December 31, 2024		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(dollars in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$23,668	$23,668	$23,668	$—	$—
Federal funds sold and overnight interest-bearing deposits	27,326	27,326	27,326	—	—
Certificates of deposit in other banks	1,000	1,000	1,000	—	—
Other investment securities	5,149	5,149	74	5,075	—
Loans, net	1,444,116	1,380,252	—	—	1,380,252
Accrued interest receivable	8,221	8,221	8,221	—	—
Liabilities:
Deposits:
Non-interest bearing demand	$385,022	$385,022	$385,022	$—	$—
Savings, interest checking and money market	846,339	846,339	846,339	—	—
Time deposits	301,821	300,386	—	—	300,386
FHLB advances and other borrowings	81,525	81,585	—	81,585	—
Subordinated notes	49,486	41,602	—	41,602	—
Accrued interest payable	1,754	1,754	1,754	—	—

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022

			December 31, 2023
			Fair Value Measurements
	December 31, 2023		Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(dollars in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$15,675	$15,675	$15,675	$—	$—
Federal funds sold and overnight interest-bearing deposits	77,775	77,775	77,775	—	—
Other investment securities	6,300	6,300	78	6,222	—
Loans, net	1,515,403	1,364,533	—	—	1,364,533
Loans held for sale	3,884	3,884	—	3,884	—
Accrued interest receivable	8,661	8,661	8,661	—	—
Liabilities:
Deposits:
Non-interest bearing demand	$402,241	$402,241	$402,241	$—	$—
Savings, interest checking and money market	846,452	846,452	846,452	—	—
Time deposits	322,151	319,929	—	—	319,929
FHLB advances and other borrowings	107,000	107,245	—	107,245	—
Subordinated notes	49,486	38,939	—	38,939	—
Accrued interest payable	1,772	1,772	1,772	—	—
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
December 31, 2024, 2023, and 2022
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
The allowance for credit losses associated with unfunded commitments and letters of credit is recorded within other liabilities on the consolidated balance sheets. At December 31, 2024, the allowance for credit losses for unfunded commitments was $0.9 million.
The contractual amount of off-balance-sheet financial instruments as of December 31, 2024 and 2023 is as follows:

(dollars in thousands)	2024	2023
Commitments to extend credit	$305,811	$286,939
Interest rate lock commitments	—	3,694
Forward sale commitments	—	3,779
Standby letters of credit	141,807	111,631
Total	$447,618	$406,043
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
The Company has two types of commitments related to mortgage loans held for sale: interest rate lock commitments and forward loan sale commitments. Interest rate lock commitments are commitments to extend credit to a customer that has an interest rate lock and are considered derivative instruments. As of December 31, 2024, the Company elected not to record the derivatives associated with IRLCs due to the reduced volume of loans sold to the secondary market.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. These standby letters of credit are primarily issued to support contractual obligations of the Company's customers. The approximate remaining term of standby letters of credit range from one month to five years at December 31, 2024.
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

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022

(20)    Segment Information
The Company determines its operating segments based on how the chief operating decision maker (CODM) views and analyzes each segment’s operations, performance and allocates resources. The Chief Executive Officer, is the CODM. The CODM reviews the actual net income compared to budgeted net income on a monthly basis to evaluate segment performance, make decisions, and determine where to deploy capital. This analysis is also used for benchmarking performance against the Company's peers.
For the years ended December 31, 2024, 2023, and 2022, the Company had one aggregated reporting segment, Hawthorn Bank. The Bank is composed of operations from providing a broad range of banking products and services located within the Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, and the greater Kansas City metropolitan area.
The table below highlights the Company’s revenues, expenses and net income (loss) for each reportable segment and is reconciled to net income (loss) on a consolidated basis for the years ended December 31, 2024, 2023, and 2022 was as follows:

(dollars in thousands)	Hawthorn Bank	Non-Banks	Total
Year ended December 31, 2024
Operating revenue
Interest income	$95,234	$117	$95,351
Interest expense	32,859	3,899	36,758
Net interest income	$62,375	$(3,782)	$58,593
Provision for credit losses	1,027	—	1,027
Operating expenses
Salaries and employee benefits	$25,238	1,340	26,578
Occupancy, furniture and equipment expense	4,555	—	4,555
Processing, network, and bank card expense	5,530	—	5,530
Legal, examination, and professional fees	2,273	335	2,608
Depreciation and amortization	1,715	—	1,715
Other	7,723	815	8,538
Total operating expenses	$47,034	$2,490	$49,524
Other
Non-interest income	13,382	938	14,320
Investment securities losses, net	(4)	—	(4)
Income taxes	5,827	(1,725)	4,102
Net income	$21,865	$(3,609)	$18,256

Segment assets	$1,812,168	$13,017	$1,825,185

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022

(dollars in thousands)	Hawthorn Bank	Non-Banks	Total
Year ended December 31, 2023
Operating revenue
Interest income	$91,743	$225	$91,968
Interest expense	29,052	3,774	32,826
Net interest income	$62,691	$(3,549)	$59,142
Provision for credit losses	2,340	—	2,340
Operating expenses
Salaries and employee benefits	$27,830	1,141	28,971
Occupancy, furniture and equipment expense	4,040	1	4,041
Processing, network, and bank card expense	5,151	—	5,151
Legal, examination, and professional fees	2,006	502	2,508
Depreciation and amortization	2,214	—	2,214
Other	9,761	(287)	9,474
Total operating expenses	$51,002	$1,357	$52,359
Other
Non-interest income	7,416	120	7,536
Investment securities losses, net	(11,500)	(47)	(11,547)
Income taxes	698	(1,222)	(524)
Net income	$4,567	$(3,611)	$956

Segment assets	$1,867,686	$7,664	$1,875,350

(dollars in thousands)	Hawthorn Bank	Non-Banks	Total
Year ended December 31, 2022
Operating revenue
Interest income	$69,155	$101	$69,256
Interest expense	8,421	2,072	10,493
Net interest income	$60,734	$(1,971)	$58,763
Provision for credit losses	(900)	—	(900)
Operating expenses
Salaries and employee benefits	$25,077	1,981	27,058
Occupancy, furniture and equipment expense	3,931	(1)	3,930
Processing, network, and bank card expense	4,788	—	4,788
Legal, examination, and professional fees	1,318	312	1,630
Depreciation and amortization	2,299	—	2,299
Other	9,428	(595)	8,833
Total operating expenses	$46,841	$1,697	$48,538
Other
Non-interest income	13,147	831	13,978
Investment securities losses, net	(14)	—	(14)
Income taxes	5,193	(855)	4,338
Net income	$22,733	$(1,982)	$20,751

Segment assets	$1,913,990	$9,550	$1,923,540

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
(21)    Condensed Financial Information of the Parent Company Only
Following are the condensed financial statements of Hawthorn Bancshares, Inc. (Parent only) as of and for the years indicated:
Condensed Balance Sheets

	December 31,
(dollars in thousands)	2024	2023
Assets
Cash and due from bank subsidiaries	$15,273	$6,807
Investment in bank-issued trust preferred securities	1,249	1,169
Investment in subsidiaries	173,916	175,273
Other assets	13,797	6,187
Total assets	$204,235	$189,436

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Deferred tax liability	1,981	735
Other liabilities	3,221	3,130
Stockholders’ equity	149,547	136,085
Total liabilities and stockholders’ equity	$204,235	$189,436
Condensed Statements of Income

	For the Years Ended December 31,
(dollars in thousands)	2024	2023	2022
Income
Interest and dividends received from subsidiaries	$20,117	$10,158	$11,497
Other	1,581	1,390	1,108
Total income	21,698	11,548	12,605
Expenses
Interest on subordinated notes	3,899	3,774	2,072
Other	2,875	2,771	3,191
Total expenses	6,774	6,545	5,263
Income before income tax benefit and equity in undistributed income of subsidiaries	14,924	5,003	7,342
Income tax benefit	1,672	1,058	859
Equity in undistributed (loss) income of subsidiaries	1,660	(5,105)	12,550
Net income	$18,256	$956	$20,751

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2024, 2023, and 2022
Condensed Statements of Cash Flows

	For the Years Ended December 31,
(dollars in thousands)	2024	2023	2022
Cash flows from operating activities:
Net income	$18,256	$956	$20,751
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed (income) loss of subsidiaries	(1,660)	5,105	(12,550)
(Increase) decrease in other assets	(1,418)	1,486	540
(Decrease) increase in other liabilities	(215)	(262)	—
Other, net	$(331)	$(5,868)	$(1,060)
Net cash provided by operating activities	$14,632	$1,417	$7,681
Cash flows from investing activities:
Decrease in investment in subsidiaries, net	$—	$7,575	$110
Net cash provided by investing activities	$—	$7,575	$110
Cash flows from financing activities:
Cash dividends paid - common stock	$(5,047)	$(4,649)	$(4,240)
Purchase of treasury stock	(1,119)	—	(2,892)
Net cash used in financing activities	$(6,166)	$(4,649)	$(7,132)
Net increase in cash and due from banks	$8,466	$4,343	$659
Cash and due from banks at beginning of year	6,807	2,464	1,805
Cash and due from banks at end of year	$15,273	$6,807	$2,464

MARKET PRICE AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
Market Price
The Company's common stock trades on Nasdaq's global select market under the stock symbol of HWBK.
Shares Outstanding
As of December 31, 2024, the Company had issued 7,554,893 shares of common stock, of which 6,988,625 shares were outstanding. The outstanding shares were held of record by approximately 1,935 shareholders.
Dividends
The following table sets forth information on dividends paid by the Company in 2024 and 2023.

Month Paid	Dividends Paid Per Share
January, 2024	$0.17
April, 2024	0.17
July, 2024	0.19
October, 2024	0.19
Total for, 2024	$0.72

January, 2023	$0.17
April, 2023	0.17
July, 2023	0.17
October, 2023	0.17
Total for, 2023	$0.68
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

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Position with the Company	Position with the Bank	Principal Occupation

Brent M. Giles	Chief Executive Officer, Director -Class II	Chief Executive Officer, and Director	Position with the Company and the Bank

Kathleen L. Bruegenhemke	Executive Vice President, Chief Risk Officer, Chief Operations Officer, Corporate Secretary, and Director-Class I	Executive Vice President, Chief Risk Officer, Chief Operations Officer, Corporate Secretary, and Director	Position with the Company and the Bank

Chris E. Hafner	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer	Position with the Company and the Bank

Gregg A. Bexten	President and Director-Class III	President and Director	Position with the Company and the Bank

Name	Position with the Company	Position with Subsidiary Bank	Principal Occupation
Douglas T. Eden	Director-Class I	Director	Principal, Eden Capital Management, LLC

David T. Turner	Chairman and Director-Class III	Chairman and Director	Retired, Jefferson City, Missouri

Kevin L. Riley	Director-Class III	Director	Retired, Jefferson City, Missouri

Frank E. Burkhead	Director-Class II	Director	Owner, Burkhead Wealth Management, Co-owner, Burkhead & Associates, LLC, Pro 356, LLC, and FACT Properties, LLC, Jefferson City, Missouri

Philip D. Freeman	Director-Class I	Director	Owner, Freeman Properties, JCMO, LLC, Jefferson City, Missouri

Gus S. (Jack) Wetzel III	Director-Class II	Director	Co-owner, Meadows Construction Co, Inc., Meadows Contracting LLC, Meadows Development Co, Village Park Investments, LLC, Meadows Property, LLC, TWC Enterprise, LLC, Wetzel Investments Ltd., and GCSL, LLC, all of Clinton, Missouri

Jonathan D. Holtaway	Director – Class I	Director	Managing Member, Ategra GP, LLC, President, Ategra Capital Management LLC, and Managing Member of Ategra LS500, LP and Ategra Community Financial Institution Fund, LP, all of Vienna, Virginia

Jonathan L. States	Director-Class II	Director	Member / owner, Little Dixie Construction, LLC, Columbia, Missouri.

Shawna M. Hettinger	Director-Class III	Director	President & majority owner, Streetwise, Inc., Grandview, Missouri

ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2024 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company's reasonable expenses in furnishing such exhibits.