Form 10-K, Exhibit 13
period 2025-12-31
HAWTHORN BANCSHARES, INC.
filed 2026-03-05
CIK 893847

Exhibit 13
2025
ANNUAL REPORT
TO
SHAREHOLDERS
HAWTHORN BANCSHARES, INC.
Jefferson City, Missouri

March 5, 2026

Dear Shareholder,

The past year marked several important milestones for Hawthorn Bank, and we made meaningful progress on our top priority—growth. By strengthening relationships, expanding business deposits and lending, and expanding our wealth management services, we continued to connect individuals, families, and businesses to their goals. At the same time, these efforts reinforced our role as a trusted community partner and supported long-term value for our shareholders. The changes implemented in 2023 and 2024, and further refined over the past year, are delivering results.

In February, we opened a new banking center in Overland Park—our first location in Kansas. This prominent location in Johnson County enhances our footprint in the Kansas City metro area and contributes to increased brand awareness. That visibility was further strengthened through high-profile sponsorships, including the Titanic exhibit at Union Station in Kansas City, helping introduce Hawthorn Bank to new audiences across the region.

We also completed major initiatives, including the account consolidation project, which improved efficiency. As we continue to invest in technology to enhance the customer experience, we remain focused on what truly differentiates us—our people. The hybrid banking experience—seamless technology paired with personal, trusted relationships—continues to set Hawthorn Bank apart.

In September, we were proud to celebrate our 160th anniversary, reflecting on what it takes to remain relevant through generations of change. That longevity is a testament to our ability to evolve while staying true to our values.

Growth has no finish line, and sustaining it requires discipline. In 2026, my priority is momentum. With a strong foundation and continued alignment with our strategic initiatives, we are positioned to drive wins and move forward with confidence.

I’m incredibly proud of what we accomplished in 2025, and we continue our shared mission of connecting our customers, our communities, and each other to what’s possible.

Thank you for your investment in Hawthorn Bank. We appreciate your continued support and trust.

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
•general economic conditions, either nationally or in the communities we serve, may be less favorable than expected and may adversely affect the quality of the Company's loans and other assets;
•increases in non-performing assets in the Company's loan portfolios and adverse economic conditions may necessitate increases to the provisions for credit losses;
•costs or difficulties related to the integration of the business of the Company and its acquisition targets may be greater than expected;
•legislative, regulatory, or tax law changes may adversely affect the business in which the Company and its subsidiaries are engaged;
•changes may occur in the securities markets;
•credit and market risks relating to increasing inflation;
•economic or other disruptions caused by acts of terrorism, war or other conflicts, changes in geopolitical conditions, natural disasters, such as hurricanes, wild fires, freezes, flooding and other man-made disasters, such as oil spills or power outages, health emergencies, epidemics or pandemics, climate changes or other catastrophic events;
•changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; and
•technological changes, including potential cybersecurity incidents and other disruptions, or innovations to the financial services industry.
In addition to the disclosure in this report, we have described additional factors that could cause actual results to be materially different from those described in the forward-looking statements under the caption Risk Factors in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and in other reports filed by us with the Securities and Exchange Commission ("SEC") from time to time. Other factors that have not been identified in this report or such other reports could also have this effect. You are cautioned not to put undue reliance on any forward-looking statement, which speak only as of the date they were made.

HAWTHORN BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Crucial to the Company's community banking strategy is growth in its commercial banking services, retail mortgage lending and retail banking services. Through the branch network of its subsidiary bank, Hawthorn Bank (the "Bank"), the Company, with $1.89 billion in assets at December 31, 2025, provides a broad range of commercial and personal banking services. The Bank's specialties include commercial banking for small and mid-sized businesses, including equipment, operating, commercial real estate, Small Business Administration ("SBA") loans, and personal banking services including real estate mortgage lending, installment and consumer loans, certificates of deposit, individual retirement and other time deposit accounts, checking accounts, savings accounts, and money market accounts. Other financial services that the Company provides include trust services that include estate planning, investment and asset management services and a comprehensive suite of cash management services. The geographic areas in which the Company provides products and services include the Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, and the greater Kansas City metropolitan area.
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

During 2025, the Company identified its Wealth Management business as a strategic opportunity and hired additional management resources to provide the structure for products and processes for this business. As a result, beginning with the first quarter of 2025, the Company identified its Wealth Management Business as a separate reportable segment and now has two reportable segments: the Bank segment and the Wealth Management segment. The Company’s remaining operations are not reportable segments, as defined by applicable accounting standards, and are classified as Non-Bank, and primarily represent the parent holding company, other insignificant non-bank subsidiaries and eliminations. For the years ended December 31, 2024 and 2023, the Company had one reportable segment, the Bank.

The Bank is a full service bank and, through the Bank segment, conducts a general banking business, offering its customers checking and savings accounts, internet banking, debit cards, certificates of deposit, brokerage services, safety deposit boxes and a wide range of lending services, including commercial and industrial loans, single payment personal loans, installment loans and commercial and residential real estate loans. The Bank also offers, through the Wealth Management segment, a broad range of financial and investment planning services for individuals and business owners, as well as trust services formerly included in the Bank segment.

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

The Wealth Management segment was immaterial to the Company's total consolidated operating results for the periods presented in this report. Accordingly, for presentation purposes, the financial information and discussion below is presented on an aggregated basis, except as otherwise noted. Refer to Note 20, "Segment Information," in the Company's consolidated financial statements for further details regarding the financial results of each segment.

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
The Company’s methodology includes qualitative risk factors that allow management to adjust modeled historical losses and to address other limitations in the quantitative component that is based on modeled historical loss rates. Such risk factors are generally reviewed and updated quarterly, as appropriate, and are adjusted to reflect changes in national and local economic conditions, other external factors, the nature, volume and terms of loans in the portfolio, the volume and severity of past due loans, concentrations, trends in collateral values, the quality of the Company’s internal loan review department, lending management, and lending policies and procedures. At December 31, 2025 and 2024, the ACL on loans included a qualitative adjustment of approximately $10.3 million and $11.2 million, respectively.
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
Further discussion of the methodology used in establishing the allowance and the impact of any associated risks related to these policies on the Company's business operations is provided in Note 1, "Significant Accounting Policies" to the Company's consolidated financial statements and is also discussed in the Lending and Credit Management section below.

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

	For the year ended December 31,
(dollars in thousands, except per share amounts)	2025	2024	2023
Statement of income information:
Total interest income	$97,658	$95,351	$91,968
Total interest expense	31,778	36,758	32,826
Net interest income	65,880	58,593	59,142
Provision for credit losses	360	1,027	2,340
Non-interest income	14,309	14,320	7,536
Investment securities (losses) gains, net	117	(4)	(11,547)
Non-interest expense	50,847	49,524	52,359
Pre-tax income	29,099	22,358	432
Income taxes (benefit)	5,298	4,102	(524)
Net income	$23,801	$18,256	$956

Basic earnings per share	$3.44	$2.61	$0.14
Diluted earnings per share	$3.43	$2.61	$0.14

	As of and for the year ended December 31,
	2025	2024	2023
Market and per share data
Book value per share	$25.13	$21.36	$19.33
Market price per share	34.88	28.35	25.37
Cash dividends paid on common stock	5,426	5,047	4,649
Common stock dividend	—	—	6,005
Performance Ratios
Return on average assets	1.30%	1.00%	0.05%
Return on average common equity	14.95	13.04	0.76
Efficiency ratio (1)	63.41	67.92	78.53
Net interest margin, fully taxable equivalent	3.89	3.41	3.29
(1)Efficiency ratio is calculated as non-interest expense as a percentage of revenue. Total revenue includes net interest income and non-interest income.

	As of and for the year ended December 31,
(dollars in thousands, except per share amounts)	2025	2024	2023
Asset Quality Ratios
Non-performing loans	$6,865	$2,747	$6,413
Non-performing assets	6,963	4,193	8,157
Net-charge-offs	1,196	2,725	302
Net charge-offs to average loans	0.08%	0.18%	0.02%
Allowance for credit losses to total loans	1.42	1.50	1.54
Non-performing loans to total loans	0.46	0.19	0.42
Non-performing assets to loans	0.47	0.29	0.53
Non-performing assets to total assets	0.37	0.23	0.43
Allowance for loan losses to non-performing loans	307.52	802.48	370.25

Capital Ratios
Average stockholders' equity to total assets	8.72%	7.66%	6.68%
Stockholders' equity to assets	9.19	8.19	7.26
Total risk-based capital ratio	15.49	14.79	13.99
Tier 1 risk-based capital ratio	14.24	13.54	12.59
Common equity Tier 1 capital	11.23	10.49	9.73
Tier 1 leverage ratio (1)	12.12	11.46	10.29
(1)Tier 1 leverage ratio is calculated by dividing Tier 1 capital by average total consolidated assets and still accruing interest.
Results of Operations Highlights
Consolidated net income for the year ended December 31, 2025 was $23.8 million, or $3.43 per diluted share, which improved $5.5 million, or 30.4%, compared to $18.3 million, or $2.61 per diluted share, for the year ended December 31, 2024, an increase of $0.82 per diluted share, or 31.4%. For the year ended December 31, 2025, the return on average assets ("ROA") was 1.30%, the return on average stockholders' equity ("ROE") was 14.95%, and the efficiency ratio was 63.41%.
Consolidated net income increased $17.3 million to $18.3 million, or $2.61 per diluted share, for the year ended December 31, 2024 compared to $1.0 million, or $0.14 per diluted share, for the year ended December 31, 2023. For the year ended December 31, 2024, ROA was 1.00%, ROE was 13.04%, and the efficiency ratio 67.92%.
Net interest income was $65.9 million for the year ended December 31, 2025 compared to $58.6 million and $59.1 million for the years ended December 31, 2024 and 2023, respectively. The net interest margin on a fully taxable equivalent ("FTE") basis was 3.89% for the year ended December 31, 2025 compared to 3.41% and 3.29% for the years ended December 31, 2024 and 2023, respectively.
Provision for credit losses recognized during the year ended December 31, 2025 was $0.4 million compared to provision expense of $1.0 million and $2.3 million for the years ended December 31, 2024 and 2023, respectively.
Non-interest income was $14.3 million for both of the years ended December 31, 2025 and December 31, 2024. Non-interest income increased $6.8 million, or 90.0%, for the year ended December 31, 2024 compared to $7.5 million the year ended December 31, 2023. These changes are discussed in greater detail below under Non-interest Income.
Non-interest expense increased $1.3 million, or 2.7%, to $50.8 million for the year ended December 31, 2025 compared to $49.5 million for the year ended December 31, 2024. Non-interest expense decreased $2.8 million, or 5.4%, for the year ended December 31, 2024 compared to $52.4 million for the year ended December 31, 2023. These changes are discussed in greater detail below under Non-interest Expense.
Balance Sheet Highlights
Cash and cash equivalents – Cash and cash equivalents increased $53.3 million, or 104.6%, to $104.3 million as of December 31, 2025, compared to $51.0 million as of December 31, 2024, and decreased $42.5 million, or 45.4%, as of December 31, 2024 compared to $93.5 million as of December 31, 2023. See the Liquidity Management section for further discussion.

Loans – Loans held for investment increased $20.6 million, or 1.4%, to $1.49 billion as of December 31, 2025 compared to December 31, 2024, and decreased $73.0 million, or 4.7%, to $1.47 billion as of December 31, 2024 compared to $1.54 billion as of December 31, 2023.
Asset quality – Non-performing assets increased $2.8 million to $7.0 million, or 0.47% of total loans, at December 31, 2025, compared to $4.2 million, or 0.29% of total loans, at December 31, 2024, and decreased $4.0 million at December 31, 2024 compared to $8.2 million, or 0.53% of total loans, at December 31, 2023.
The allowance for credit losses to total loans was 1.42% at December 31, 2025, compared to 1.50% at December 31, 2024 and 1.54% at December 31, 2023. The Company's net charge-offs for the year ended December 31, 2025 were $1.2 million, or 0.08% of average loans, compared to $2.7 million, or 0.18% of average loans, for the year ended December 31, 2024, and $0.3 million, or 0.02% of average loans, for the year ended December 31, 2023. See Lending and Credit Management below for further discussion.
Deposits – Total deposits increased $21.0 million, or 1.4%, to $1.55 billion as of December 31, 2025 compared to December 31, 2024, and decreased $37.7 million, or 2.4%, to $1.53 billion as of December 31, 2024 compared to $1.57 billion as of December 31, 2023.
Federal Home Loan Bank advances and other borrowings – Total FHLB advances and other borrowings increased $20.6 million, or 25.2%, to $102.1 million as of December 31, 2025 compared to $81.5 million as of December 31, 2024, and decreased $25.5 million, or 23.8%, to $81.5 million as of December 31, 2024 compared to $107.0 million as of December 31, 2023.
Capital – The Company maintains its “well-capitalized” regulatory capital position. At December 31, 2025, capital ratios were as follows: total risk-based capital to risk-weighted assets 15.49%; tier 1 capital to risk-weighted assets 14.24%; tier 1 leverage 12.12%; and common equity to assets 9.19%.

Average Balance Sheets
Net interest income is the largest source of revenue resulting from the Company's lending, investing, borrowing, and deposit gathering activities. It is affected by both changes in the level of interest rates and changes in the amounts and mix of interest-earning assets and interest-bearing liabilities. The following table presents average balance sheets, net interest income, average yields of earning assets, average costs of interest bearing liabilities, net interest spread and net interest margin on a FTE basis for each of the years ended December 31, 2025, 2024, and 2023, respectively. The average balances used in this table and other statistical data were calculated using average daily balances.

	For the year ended December 31,
	2025			2024			2023
(dollars in thousands)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)
ASSETS
Loans: (2)
Commercial	$211,451	$14,391	6.81%	$214,548	$14,342	6.68%	$230,988	$14,401	6.23%
Real estate construction - residential	32,004	2,452	7.66	42,486	3,309	7.79	50,497	3,707	7.34
Real estate construction - commercial	73,428	5,675	7.73	70,698	5,190	7.34	136,455	7,511	5.50
Real estate mortgage - residential	373,674	21,646	5.79	369,516	20,929	5.66	370,024	19,862	5.37
Real estate mortgage - commercial	772,725	44,010	5.70	782,218	41,957	5.36	734,657	37,957	5.17
Installment and other consumer	11,632	763	6.56	17,002	997	5.86	22,307	1,056	4.73
Total loans	1,474,914	88,937	6.03	1,496,468	86,724	5.80	1,544,928	84,494	5.47
Loans held for sale	437	25	5.72	1,454	84	5.78	3,609	160	4.43
Investment securities:
U.S. Treasury	5,020	212	4.22	1,237	58	4.69	4,200	176	4.19
U.S. government and federal agency obligations	11,743	493	4.20	14,561	642	4.41	24,832	436	1.76
Obligations of states and political subdivisions	99,807	3,119	3.13	104,062	3,031	2.91	107,482	3,374	3.14
Mortgage-backed securities	77,010	2,964	3.85	59,045	1,941	3.29	96,649	2,038	2.11
Other debt securities	25,373	1,544	6.09	14,439	828	5.73	11,787	696	5.90
Total investment securities	218,953	8,332	3.81	193,344	6,500	3.36	244,950	6,720	2.74
Other investment securities	4,724	421	8.91	5,948	563	9.47	6,973	441	6.32
Interest bearing deposits in other financial institutions	24,141	1,123	4.65	42,292	2,287	5.41	25,481	1,241	4.87
Total interest earning assets	1,723,169	98,838	5.74	1,739,506	96,158	5.53	1,825,941	93,056	5.10
All other assets	123,200			111,005			89,071
Allowance for loan losses	(21,916)			(22,878)			(20,737)
Total assets	$1,824,453			$1,827,633			$1,894,275

Average Balance Sheets (continued)
	For the year ended December 31,
	2025			2024			2023
(dollars in thousands)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)	Average Balance	Interest Income/ Expense(1)	Rate Earned/ Paid(1)
LIABILITIES AND STOCKHOLDERS' EQUITY
Savings	$274,569	$4,721	1.72%	$255,730	$5,305	2.07%	$182,870	$1,026	0.56%
NOW accounts	181,381	2,665	1.47	201,174	2,830	1.41	199,234	2,280	1.14
Interest checking	147,956	5,295	3.58	128,548	5,659	4.40	167,157	7,648	4.58
Money market	204,837	3,685	1.80	224,033	4,730	2.11	282,924	5,842	2.06
Time deposits	306,200	9,791	3.20	326,165	11,352	3.48	329,091	8,988	2.73
Total interest bearing deposits	1,114,943	26,157	2.35	1,135,650	29,876	2.63	1,161,276	25,784	2.22
Federal funds purchased and securities sold under agreements to repurchase	70	3	4.29	7	—	—	5,253	115	2.19
Federal Home Loan Bank advances and other borrowings	74,187	2,224	3.00	100,899	3,095	3.07	112,271	3,255	2.90
Subordinated notes	49,486	3,394	6.86	49,486	3,899	7.88	49,486	3,774	7.63
Total borrowings	123,743	5,621	4.54	150,392	6,994	4.65	167,010	7,144	4.28
Total interest bearing liabilities	1,238,686	31,778	2.57	1,286,042	36,870	2.87	1,328,286	32,928	2.48
Demand deposits	413,506			389,707			426,739
Other liabilities	13,082			11,896			12,719
Total liabilities	1,665,274			1,687,645			1,767,744
Stockholders' equity	159,179			139,988			126,531
Total liabilities and stockholders' equity	$1,824,453			$1,827,633			$1,894,275
Net interest income (FTE)		$67,060			$59,288			$60,128
Net interest spread (FTE)			3.17%			2.66%			2.62%
Net interest margin (FTE)			3.89%			3.41%			3.29%
(1)Interest income and yields are presented on a FTE basis using the federal statutory income tax rate of 21%, net of nondeductible interest expense for the years ended December 31, 2025, 2024 and 2023, respectively. Such adjustments totaled $1.2 million, $0.8 million and $1.1 million for the years ended December 31, 2025, 2024, and 2023, respectively.
(2)Non-accruing loans are included in the average amounts outstanding.
Rate and Volume Analysis
The following table summarizes the changes in net interest income on a FTE basis, by major category of interest earning assets and interest bearing liabilities, identifying changes related to volumes and rates for the years ended December 31, 2025, compared to December 31, 2024, and for the years ended December 31, 2024 compared to December 31, 2023. The change in interest due to the combined rate/volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of change in each.

	2025			2024
		Change due to			Change due to
(dollars in thousands)	Total Change	Average Volume	Average Rate	Total Change	Average Volume	Average Rate
Interest income on a FTE basis: (1)
Loans: (2)
Commercial	$49	$(210)	$259	$(59)	$(1,059)	$1,000
Real estate construction - residential	(857)	(807)	(50)	(398)	(612)	214
Real estate construction - commercial	485	206	279	(2,321)	(4,322)	2,001
Real estate mortgage - residential	717	238	479	1,067	(27)	1,094
Real estate mortgage - commercial	2,053	(516)	2,569	4,000	2,510	1,490
Installment and other consumer	(234)	(343)	109	(59)	(280)	221
Loans held for sale	(59)	(58)	(1)	(76)	(114)	38
Investment securities:
U.S. Treasury	154	161	(7)	(118)	(136)	18
U.S. government and federal agency obligations	(149)	(120)	(29)	206	(238)	444
Obligations of states and political subdivisions	88	(127)	215	(343)	(105)	(238)
Mortgage-backed securities	1,023	657	366	(97)	(972)	875
Other debt securities	716	664	52	132	152	(20)
Other investment securities	(142)	(111)	(31)	122	(72)	194
Interest bearing deposits in other financial institutions	(1,164)	(881)	(283)	1,046	894	152
Total interest income	2,680	(1,247)	3,927	3,102	(4,381)	7,483
Interest expense:
Savings	(584)	372	(956)	4,279	549	3,730
NOW accounts	(165)	(287)	122	550	22	528
Interest checking	(364)	785	(1,149)	(1,989)	(1,704)	(285)
Money market	(1,045)	(384)	(661)	(1,112)	(1,237)	125
Time deposits	(1,561)	(673)	(888)	2,364	(80)	2,444
Federal funds purchased and securities sold under agreements to repurchase	3	—	3	(115)	(57)	(58)
Federal Home Loan Bank advances and other borrowings	(871)	(804)	(67)	(160)	(341)	181
Subordinated notes	(505)	—	(505)	125	—	125
Total interest expense	(5,092)	(991)	(4,101)	3,942	(2,848)	6,790
Net interest income on a FTE basis	$7,772	$(256)	$8,028	$(840)	$(1,533)	$693
(1)Interest income and yields are presented on a FTE basis using the federal statutory income tax rate of 21%, net of nondeductible interest expense for the years ended December 31, 2025, 2024 and 2023, respectively. Such adjustments totaled $1.2 million, $0.8 million and $1.1 million for the years ended December 31, 2025, 2024, and 2023, respectively.
(2)Non-accruing loans are included in the average amounts outstanding.
Financial results for the year ended December 31, 2025 compared to the year ended December 31, 2024 reflected an increase in net interest income, on a FTE basis, of $7.8 million, or 13.1%, and financial results for the year ended December 31, 2024 compared to the year ended December 31, 2023 reflected a decrease of $0.8 million, or 1.4%, in net interest income, on a FTE basis. Measured as a percentage of average earning assets, the net interest margin, on a FTE basis, was 3.89% for the year ended December 31, 2025, compared to 3.41% and 3.29% for the years ended December 31, 2024 and 2023, respectively.
Average interest-earning assets decreased $16.3 million, or 0.9%, to $1.72 billion for the year ended December 31, 2025 compared to $1.74 billion for the year ended December 31, 2024, and average interest bearing liabilities decreased $47.4 million, or 3.7%, to $1.24 billion for the year ended December 31, 2025 compared to $1.29 billion for the year ended December 31, 2024.
Average interest-earning assets decreased $86.4 million, or 4.7%, to $1.74 billion for the year ended December 31, 2024 compared to $1.83 billion for the year ended December 31, 2023, and average interest bearing liabilities decreased $42.2 million, or 3.2%, to $1.29 billion for the year ended December 31, 2024 compared to $1.33 billion for the year ended December 31, 2023.
Total interest income, on a FTE basis, increased $2.7 million to $98.8 million for the year ended December 31, 2025 compared to $96.2 million for the year ended December 31, 2024 and increased $3.1 million in 2024 compared to $93.1 million for the year ended December 31, 2023. The Company's rate earned on interest earning assets was 5.74% for the year ended December 31, 2025 compared to 5.53% and 5.10% for the years ended December 31, 2024 and 2023, respectively.
Interest income on loans held for investment increased to $88.9 million for the year ended December 31, 2025 compared to $86.7 million and $84.5 million for the years ended December 31, 2024 and 2023, respectively.
Average loans outstanding decreased $21.6 million, or 1.4%, to $1.47 billion for the year ended December 31, 2025 compared to $1.50 billion for the year ended December 31, 2024. The average yield on loans, on a FTE basis, increased to 6.03% during the year ended December 31, 2025 compared to 5.80% for the year ended December 31, 2024, primarily due to pricing discipline.
Average loans outstanding decreased $48.5 million, or 3.1%, to $1.50 billion for the year ended December 31, 2024 compared to $1.54 billion for the year ended December 31, 2023. The average yield on loans, on a FTE basis, increased to 5.80% during the year ended December 31, 2024 compared to 5.47% for the year ended December 31, 2023. The increase in yield as of December 31, 2024 compared to the prior year is reflective of recent market conditions where most loan types have seen an increase in yield, consistent with recent increases in the prime rate. Contributing to the increase in yield was interest accreted into income on three loans returning to accruing status in 2023. See the Lending and Credit Management section for further discussion of changes in the composition of the lending portfolio.
Interest income on available-for-sale securities increased to $8.3 million for the year ended December 31, 2025 compared to $6.5 million and $6.7 million for the years ended December 31, 2024 and 2023, respectively.
Average securities increased $25.6 million, or 13.2%, to $219.0 million for the year ended December 31, 2025 compared to $193.3 million for the year ended December 31, 2024. The average yield on securities, on a FTE basis, increased to 3.81% for the year ended December 31, 2025 compared to 3.36% for the year ended December 31, 2024.
Average securities decreased $51.6 million, or 21.1%, to $193.3 million for the year ended December 31, 2024 compared to $245.0 million for the year ended December 31, 2023. The average yield on securities, on a FTE basis, increased to 3.36% for the year ended December 31, 2024 compared to 2.74% for the year ended December 31, 2023. During the fourth quarter of 2023, the Company repositioned its balance sheet by selling $83.7 million in book value of investment securities, with an average yield of 1.57%.
Total interest expense decreased $5.1 million to $31.8 million for the year ended December 31, 2025 compared to $36.9 million for the year ended December 31, 2024, and increased $3.9 million in 2024 compared to $32.9 million for the year ended December 31, 2023. The Company's rate paid on interest bearing liabilities was 2.57% for the year ended December 31, 2025 compared to 2.87% and 2.48% for the years ended December 31, 2024 and 2023, respectively. See the Liquidity Management section for further discussion.
Interest expense on deposits was $26.2 million for the year ended December 31, 2025 compared to $29.9 million and $25.8 million for the years ended December 31, 2024 and 2023, respectively.
Average interest bearing deposits decreased $20.7 million, or 1.8%, to $1.11 billion for the year ended December 31, 2025 compared to $1.14 billion for the year ended December 31, 2024. The average cost of deposits decreased to 2.35% during the year ended December 31, 2025 compared to 2.63% for the year ended December 31, 2024.
Average interest bearing deposits decreased $25.6 million, or 2.2%, to $1.14 billion for the year ended December 31, 2024 compared to $1.16 billion for the year ended December 31, 2023. The average cost of deposits increased to 2.63% during the year ended December 31, 2024 compared to 2.22% for the year ended December 31, 2023.
Interest expense on borrowings was $5.6 million for the year ended December 31, 2025 compared to $7.0 million and $7.1 million for the years ended December 31, 2024 and 2023, respectively.
Average borrowings decreased $26.6 million, or 17.7%, to $123.7 million for the year ended December 31, 2025 compared to $150.4 million for the year ended December 31, 2024. The average cost of borrowings decreased to 4.54% during the year ended December 31, 2025 compared to 4.65% for the year ended December 31, 2024.
Average borrowings decreased $16.6 million, or 10.0%, to $150.4 million for the year ended December 31, 2024 compared to $167.0 million for the year ended December 31, 2023. The average cost of borrowings increased to 4.65% during the year ended December 31, 2024 compared to 4.28% for the year ended December 31, 2023. The Company utilizes funding capacity with the FHLB to meet its short-term liquidity needs. The changes in cost of funds for the years ended December 31, 2025 and 2024 were consistent with changes in prime rates. See the Liquidity Management section for further discussion.

Non-interest Income
Non-interest income for the years ended December 31, 2025, 2024, and 2023 was as follows:

	For the year ended December 31,			$ Change		% Change
(dollars in thousands)	2025	2024	2023	2025 vs 2024	2024 vs 2023	2025 vs 2024	2024 vs 2023
Service charges and other fees	$3,666	$3,301	$2,942	$365	$359	11.1%	12.2%
Bank card income and fees	3,897	4,097	4,028	(200)	69	(4.9)	1.7
Earnings on bank-owned life insurance	2,050	1,682	57	368	1,625	21.9	30.6
Wealth management revenue	2,202	1,728	1,385	474	343	27.4	24.8
Gain on sales of mortgage loans, net	448	896	2,560	(448)	(1,664)	(50.0)	(65.0)
(Losses) gains on other real estate owned and other assets, net	(156)	883	(4,429)	(1,039)	5,312	(117.7)	(119.9)
Other	2,202	1,733	993	469	740	27.1	74.5
Total non-interest income	$14,309	$14,320	$7,536	$(11)	$6,784	(0.1)%	90.0%
Non-interest income as a % of total revenue (1)	17.8%	19.6%	11.3%
(1)Total revenue is calculated as net interest income plus non-interest income.

Total non-interest income was $14.3 million for both the years ended December 31, 2025 and 2024, and 2024 increased $6.8 million, or 90.0%, from $7.5 million for the year ended December 31, 2023.

Service charges and fees increased $0.4 million, or 11.1%, to $3.7 million for the year ended December 31, 2025 compared to $3.3 million for the year ended December 31, 2024, and increased $0.4 million, or 12.2%, in 2024 compared to $2.9 million for the year ended December 31, 2023 compared to 2024. The increase for both the years ended December 31, 2025 and 2024 was primarily attributable to an increase in service charge rates assessed on customer accounts beginning in the second half of 2024.

Bank card income and fees decreased $0.2 million, or 4.9%, to $3.9 million for the year ended December 31, 2025 compared to $4.1 million for the year ended December 31, 2024, and increased $0.1 million, or 1.7% in 2024 compared to $4.0 million for the year ended December 31, 2023. The decrease for the year ended December 31, 2025 compared to December 31, 2024 was primarily attributable to a reduction in debit card income.
Earnings on bank-owned life insurance increased to $2.1 million for the year ended December 31, 2025 compared to $1.7 million and $0.1 million for the years ended December 31, 2024 and 2023, respectively. The Company purchased $35.0 million in bank-owned life insurance policies in the first quarter of 2024. The earnings generated from these policies are primarily derived from the investment returns on the cash value component.
Wealth management revenue increased $0.5 million, or 27.4%, to $2.2 million for the year ended December 31, 2025 compared to $1.7 million for the year ended December 31, 2024, and increased $0.3 million, or 24.8%, from $1.4 million for the year ended December 31, 2023 compared to 2024. The increases for both the years ended December 31, 2025 and 2024 were primarily attributable to the Company’s identification of a strategic opportunity to add resources and provide a structure for Wealth Management products and services.
Gain on sales of mortgage loans was $0.4 million for the year ended December 31, 2025 compared to $0.9 million and $2.6 million for the years ended December 31, 2024 and 2023, respectively. In 2025, the Company recorded a gain related to the release of its servicing repurchase liability of $0.2 million. The Company sold loans totaling $11.3 million for the year ended December 31, 2025 compared to $48.9 million and $106.2 million for the years ended December 31, 2024 and 2023, respectively.
(Losses) gains on other real estate owned and other assets, net totaled net losses of $0.2 million for the year ended December 31, 2025 compared to net gains of $0.9 million and net losses of $4.4 million for the years ended December 31, 2024 and 2023, respectively. During 2025, the Company recorded $0.2 million of write-downs related to property, plant and equipment transferred to held for sale. During 2024, the Company recognized $0.7 million of gains on sales of foreclosed properties, which included land previously intended for a new branch. Partially offsetting these gains, the Company recognized an additional $0.3 million valuation write-down. In 2023, the Company recognized $4.6 million in valuation write-downs on foreclosed property in other real estate owned based on current appraisals. The Company sold the remaining parcel related to one of these properties in the second quarter of 2024 and recognized a $0.4 million release of the valuation write-down.

Investment Securities Gains (Losses), Net
The following table presents the gross realized gains and losses from sales and calls of available-for-sale securities, as well as gains and losses on equity securities from fair value adjustments which have been recognized in earnings for the years ended December 31, 2025, 2024, and 2023:

	For the year ended December 31,
(dollars in thousands)	2025	2024	2023
Available-for-sale securities:
Gross realized gains	$125	$—	$—
Gross realized losses	—	—	(11,562)
Other investment securities:
Fair value adjustments, net	(8)	(4)	32
Certificates of deposit:
Gross realized losses	—	—	(17)
Investment securities gains (losses), net	$117	$(4)	$(11,547)
For the year ended December 31, 2025, the Company recorded net investment securities gains of approximately $0.1 million from called securities. During the fourth quarter of 2023, the Company repositioned its balance sheet by selling $83.7 million in book value of investment securities, with an average yield of 1.57%.
Non-Interest Expense

Non-interest expense for the years ended December 31, 2025, 2024, and 2023 was as follows:

	For the year ended December 31,			$ Change		% Change
(dollars in thousands)	2025	2024	2023	2025 vs 2024	2024 vs 2023	2025 vs 2024	2024 vs 2023
Salaries and employee benefits	$27,841	$26,578	$28,971	$1,263	$(2,393)	4.8%	(8.3)%
Occupancy expense, net	3,824	3,251	3,247	573	4	17.6	0.1
Furniture and equipment expense	2,877	3,019	3,008	(142)	11	(4.7)	0.4
Processing, network and bank card expense	5,656	5,530	5,151	126	379	2.3	7.4
Legal, examination, and professional fees	1,698	2,608	2,508	(910)	100	(34.9)	4.0
Advertising and promotion	1,067	976	1,522	91	(546)	9.3	(35.9)
Postage, printing, and supplies	1,349	910	846	439	64	48.2	7.6
Other	6,535	6,652	7,106	(117)	(454)	(1.8)	(6.4)
Total non-interest expense	$50,847	$49,524	$52,359	$1,323	$(2,835)	2.7%	(5.4)%
Efficiency ratio (1)	63.41%	67.92%	78.53%
Number of full-time equivalent employees	263	262	281
(1)Efficiency ratio is calculated as non-interest expense as a percentage of total revenue. Total revenue includes net interest income and non-interest income.
Total non-interest expense increased $1.3 million, or 2.7%, to $50.8 million for the year ended December 31, 2025 compared to the year ended December 31, 2024, and decreased $2.8 million, or 5.4%, to $49.5 million for the year ended December 31, 2024 compared to the year ended December 31, 2023.
Salaries and employee benefits increased $1.3 million, or 4.8%, to $27.8 million for the year ended December 31, 2025 compared to the year ended December 31, 2024, and decreased $2.4 million, or 8.3%, to $26.6 million for the year ended December 31, 2024 compared to $29.0 million for the year ended December 31, 2023. The increase for the year ended December 31, 2025 was primarily attributable to overall merit increases and focused recruiting efforts to hire more experienced candidates, which aligns with the Company’s overall strategic plan. The decrease for the year ended December 31, 2024 was primarily due to planned reductions of full-time employees during the fourth quarter of 2023 and second quarter of 2024.
In our Wealth Management segment, salaries and employee benefits totaled $0.9 million for the year ended December 31, 2025, which was primarily attributable to the hiring of additional resources.
Occupancy expense, net increased $0.6 million, or 17.6%, to $3.8 million for the year ended December 31, 2025 compared to $3.3 million for the year ended December 31, 2024, which was primarily attributable to the opening of two new branch locations and one new operations facility. Occupancy expense was substantially unchanged for the year ended December 31, 2024 compared to the year ended December 31, 2023.

Legal, examination, and professional fees decreased $0.9 million, or 34.9%, to $1.7 million for the year ended December 31, 2025 compared to the year ended December 31, 2024, and increased $0.1 million, or 4.0%, to $2.6 million for the year ended December 31, 2024 compared to $2.5 million for the year ended December 31, 2023. The higher fees for the year ended December 31, 2024 were primarily due to legal fees related to loan workouts and additional consulting fees, which did not recur in the year ended December 31, 2025.
Advertising and promotion increased $0.1 million, or 9.3%, to $1.1 million for the year ended December 31, 2025 compared to $1.0 million for the year ended December 31, 2024, and decreased $0.5 million, or 35.9%, from $1.5 million for the year ended December 31, 2023 compared to 2024. The lower expenses for 2024 compared to 2023 were the result of a strategic decision to discontinue the Company's outsourced marketing efforts. The Company has hired internal marketing resources and by transitioning to an in-house marketing team, the Company has reduced costs.
Income Tax Expense (Benefit)
Income tax expense (benefit) as a percentage of earnings before income taxes as reported in the consolidated financial statements was 18.21% for the year ended December 31, 2025 compared to 18.35% and (121.49)% for the years ended December 31, 2024 and 2023, respectively. The effective tax rate for each of the years ended December 31, 2025, 2024, and 2023, respectively, is lower than the U.S. federal statutory rate of 21% primarily due to tax-free revenues. In addition, the effective tax rate for the year ended December 31, 2023 was primary attributable to the decrease in earnings.

Segments

During 2025, the Company identified its Wealth Management business as a strategic opportunity and hired additional management resources to provide the structure for products and processes for this business. As a result, beginning with the first quarter of 2025, the Company identified its Wealth Management Business as a separate reportable segment and now has two reportable segments: the Bank segment and the Wealth Management segment. The Company’s CEO is the Chief Operating Decision Maker ("CODM") for both segments. The Company’s remaining operations are not reportable segments, as defined by applicable accounting standards, and are classified as Non-Bank, and primarily represent the parent holding company, other insignificant non-bank subsidiaries and eliminations. For the years ended December 31, 2024 and 2023, the Company had one reportable segment, the Bank, and prior period information has not been recast because it would be impractical to do so.

Refer to Note 20, "Segment Information" for further details regarding the financials results of each segment for the year ended December 31, 2025. Refer to the "Non-Interest Income" and "Non-Interest Expense" sections of Management's Discussion and Analysis for further discussion of material changes and trends impacting the Company's results of operation.
Lending and Credit Management
Interest earned on the loan portfolio is a primary source of interest income for the Company. Loans held for investment represented 78.5% of total assets as of December 31, 2025 compared to 80.3% as of December 31, 2024.
Lending activities are conducted pursuant to an established loan policy approved by the Bank's Board of Directors. The Bank's credit review process is overseen by regional loan committees with established loan approval limits. In addition, an executive loan committee reviews all credit relationships in aggregate over an established dollar amount. The executive loan committee meets weekly and is comprised of senior managers of the Bank.
Major classifications within the Company’s held-for-investment loan portfolio as of the dates indicated were as follows:

	December 31,
	2025		2024
(dollars in thousands)	Amount	% of Loans	Amount	% of Loans
Commercial, financial, and agricultural	$227,584	15.3%	$202,329	13.8%
Real estate construction − residential	39,609	2.7	32,046	2.2
Real estate construction − commercial	83,846	5.6	80,435	5.4
Real estate mortgage − residential	369,636	24.9	361,735	24.7
Real estate mortgage − commercial	755,892	50.8	775,594	52.9
Installment and other consumer	10,225	0.7	14,021	1.0
Total loans held for investment	$1,486,792	100.0%	$1,466,160	100.0%

The contractual maturities of loan categories at December 31, 2025 and the composition of those loans between fixed rate and floating rate loans are as follows:

	Principal Payments Due
(dollars in thousands)	One Year Or Less	Over One Year Through Five Years	Over Five Years Through 15 Years	Over 15 Years	Total
Commercial, financial, and agricultural	$57,684	$111,646	$51,809	$6,445	$227,584
Real estate construction − residential	12,209	17,280	—	10,120	39,609
Real estate construction − commercial	22,293	53,684	6,985	884	83,846
Real estate mortgage − residential	24,333	56,992	55,947	232,364	369,636
Real estate mortgage − commercial	113,921	419,470	116,115	106,386	755,892
Installment and other consumer	3,097	6,374	754	—	10,225
Total loans	$233,537	$665,446	$231,610	$356,199	$1,486,792

Loans with fixed rates
Commercial, financial, and agricultural	$15,912	$85,592	$21,616	$—	$123,120
Real estate construction − residential	2,906	15,067	—	—	17,973
Real estate construction − commercial	8,001	19,169	156	—	27,326
Real estate mortgage − residential	14,866	50,058	8,368	48,616	121,908
Real estate mortgage − commercial	91,049	368,906	24,360	4,098	488,413
Installment and other consumer	1,464	6,374	754	—	8,592
Total	134,198	545,166	55,254	52,714	787,332
Loans with floating rates
Commercial, financial, and agricultural	41,772	26,054	30,193	6,445	104,464
Real estate construction − residential	9,303	2,213	—	10,120	21,636
Real estate construction − commercial	14,292	34,515	6,829	884	56,520
Real estate mortgage − residential	9,467	6,934	47,579	183,748	247,728
Real estate mortgage − commercial	22,872	50,564	91,755	102,288	267,479
Installment and other consumer	1,633	—	—	—	1,633
Total	99,339	120,280	176,356	303,485	699,460
Total loans	$233,537	$665,446	$231,610	$356,199	$1,486,792
Commercial Real Estate Loans
Commercial real estate loans ("CRE") consist primarily of income-producing investment property loans. Additionally, CRE loans include 1-4 family property loans as well as land and development loans.
Concentration risk exists when FDIC-insured institutions deploy too many assets to any one industry or segment. A concentration in CRE is one example of regulatory concern, which has been subject to additional scrutiny by federal banking agencies as well as the SEC (for publicly-traded banking organizations) in recent years. The interagency Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices guidance ("CRE Guidance") provides supervisory criteria, including the following numerical indicators, to assist bank examiners in identifying banks with potentially significant CRE loan concentrations that may warrant greater supervisory scrutiny: (i) CRE loans exceeding 300 percent of capital and increasing 50 percent or more in the preceding three years; or (ii) construction and land development loans exceeding 100 percent of capital. The CRE Guidance does not limit banks’ levels of CRE lending activities but rather guides institutions in developing risk management practices and levels of capital that are commensurate with the level and nature of their CRE concentrations. On December 18, 2015, and again in recent years, the federal banking agencies issued statements to reinforce prudent risk-management practices related to CRE lending, having observed substantial growth in many CRE asset and lending markets, increased competitive pressures, rising CRE concentrations in banks, and an easing of CRE underwriting standards. The federal banking agencies reminded FDIC-insured institutions to maintain underwriting discipline and exercise prudent risk-management practices to identify, measure, monitor and manage the risks arising from CRE lending. In addition, FDIC-insured institutions must maintain capital commensurate with the level and nature of their CRE concentration risk. The Company has historically exceeded, and continues to exceed, the 300 percent guideline for CRE loans and additional monitoring processes have been implemented to manage this increased risk.

The following table shows the categories of the Company's non-owner occupied CRE loan portfolio at December 31, 2025 and 2024:

	December 31, 2025		December 31, 2024
(dollars in thousands)	Amount	% of Loans	Amount	% of Loans
Retail	$171,366	27.9%	$190,915	30.0%
Multi Family	165,663	27.0	168,629	26.5
Hotel & Food Service	63,279	10.3	70,816	11.2
Other Construction	55,947	9.1	39,696	6.3
Office Buildings	48,028	7.8	47,042	7.4
1-4 Family Construction	39,609	6.4	32,045	5.0
Other Real Estate	24,379	4.0	27,053	4.3
Industrial	18,450	3.0	18,446	2.9
Land Subdivision	15,765	2.6	10,844	1.7
Commercial and Institutional Building Construction	6,228	1.0	9,481	1.5
Residential Building Construction	5,906	1.0	20,413	3.2
Total Commercial Real Estate - Non Owner Occupied	$614,620	100.0%	$635,380	100.0%
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

Non-Performing Assets
The following table summarizes nonperforming assets:

	December 31,
(dollars in thousands)	2025	2024
Non-accrual loans
Commercial, financial, and agricultural	$1,003	$923
Real estate construction − residential	—	454
Real estate construction − commercial	—	49
Real estate mortgage − residential	5,656	963
Real estate mortgage − commercial	143	138
Installment and other consumer	34	10
Total	6,836	2,537
Loans contractually past - due 90 days or more and still accruing:
Real estate mortgage − residential	29	207
Installment and other consumer	—	3
Total	29	210
Total non-performing loans (1)	6,865	2,747
Other real estate owned and repossessed assets	98	1,446
Total non-performing assets	$6,963	$4,193

Loans held for investment	$1,486,792	$1,466,160
Allowance for credit losses on loans	21,111	22,044
Allowance for credit losses to loans	1.42%	1.50%
Non-accrual loans to total loans	0.46	0.17
Non-performing loans to loans (1)	0.46	0.19
Non-performing assets to loans (2)	0.47	0.29
Non-performing assets to assets (2)	0.37	0.23
Allowance for credit losses to non-accrual loans	308.82	868.90
Allowance for credit losses to non-performing loans	307.52	802.48
(1)Non-performing loans include loans 90 days past due and accruing and non-accrual loans.
(2)Non-performing assets include non-performing loans and other real estate owned and repossessed assets.
Total non-performing assets were $7.0 million, or 0.47% of total loans, at December 31, 2025 compared to $4.2 million, or 0.29% of total loans, at December 31, 2024.
Total non-accrual loans at December 31, 2025 increased $4.3 million, or 169.4%, to $6.8 million compared to $2.5 million at December 31, 2024, which was primarily attributable to one $3.5 million relationship moving to non-accrual. Total non-accrual loans at December 31, 2024 decreased $3.8 million from $6.3 million at December 31, 2023, which was primarily due to a $1.8 million charged off commercial loan relationship and three commercial real estate relationships totaling $2.3 million returning to accrual status.
Loans past due 90 days and still accruing interest at December 31, 2025 were immaterial compared to $0.2 million at December 31, 2024. Other real estate owned and repossessed assets at December 31, 2025 were $0.1 million compared to $1.4 million at December 31, 2024. During the year ended December 31, 2025, no non-accrual loans moved to other real estate owned and repossessed assets compared to $3.6 million for the year ended December 31, 2024.

Provision and Allowance for Credit Losses on Loans and Liability for Unfunded Commitments
Allowance for Credit Losses
The following table is a summary of the allocation of the allowance for credit losses:

	December 31,
	2025		2024
(dollars in thousands)	Amount	Loan category to Gross Loans	Amount	Loan category to Gross Loans
Commercial, financial, and agricultural	$3,655	15.3%	$1,560	13.8%
Real estate construction − residential	975	2.7	578	2.2
Real estate construction − commercial	1,719	5.6	2,221	5.4
Real estate mortgage − residential	4,823	24.9	5,310	24.7
Real estate mortgage − commercial	9,839	50.8	12,305	52.9
Installment and other consumer	100	0.7	138	1.0
Unallocated	—	—	(68)	—
Total	$21,111	100.0%	$22,044	100.0%
The allowance for credit losses was $21.1 million, or 1.42%, of loans outstanding at December 31, 2025 compared to $22.0 million, or 1.50%, of loans outstanding at December 31, 2024. The ratio of the allowance for credit losses to non-performing loans was 307.52% at December 31, 2025, compared to 802.48% at December 31, 2024.
Provision for (Release of) Credit Losses
The following table summarizes provision for (release of) credit losses for loans and unfunded commitments:

	For the year ended December 31,
(dollars in thousands)	2025	2024	2023
Provision for credit losses on loans	$263	$1,025	$2,665
Provision for (release of) credit losses for unfunded commitments	97	2	(325)
Total provision for (release of) credit losses	$360	$1,027	$2,340
The Company recognized a provision expense for credit losses of $0.4 million for the year ended December 31, 2025 compared to provision expense of $1.0 million and $2.3 million for the years ended December 31, 2024 and 2023, respectively. During the fourth quarter of 2023, an additional $1.3 million of specific reserve resulted from the downgrade of one commercial loan relationship.
The following table is a summary of net (charge-offs) recoveries to average loans:

	December 31, 2025			December 31, 2024
(dollars in thousands)	Net (Charge-offs) Recoveries	Average Loans	Net (Charge-offs) Recoveries / Average Loans	Net (Charge-offs) Recoveries	Average Loans	Net (Charge-offs) Recoveries / Average Loans
Commercial, financial, and agricultural	$(872)	$211,451	(0.41)%	$(2,120)	$214,548	(0.99)%
Real estate construction − residential	—	32,004	—	—	42,486	—
Real estate construction − commercial	—	73,428	—	27	70,698	0.04
Real estate mortgage − residential	28	373,674	0.01	(38)	369,516	(0.01)
Real estate mortgage − commercial	(99)	772,725	(0.01)	(437)	782,218	(0.06)
Installment and other consumer	(253)	11,632	(2.18)	(157)	17,002	(0.92)
Total	$(1,196)	$1,474,914	(0.08)%	$(2,725)	$1,496,468	(0.18)%
Net Loan Charge-offs
The Company's net loan charge-offs were $1.2 million, or 0.08% of average loans, for the year ended December 31, 2025 compared to net charge-offs of $2.7 million, or 0.18% of average loans, for the year ended December 31, 2024. In the fourth quarter of 2025, the Company charged off $0.8 million related to one commercial relationship that had been reserved for in a prior period. The charge-offs in 2024 primarily related to one commercial loan and one commercial real estate loan relationship that was adequately reserved for.
Loans Held For Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. Prior to September 30, 2024, these loans were initially measured at fair value under the fair value option election with subsequent changes in the fair value recognized as mortgage banking income. Beginning September 30, 2024, loans held for sale are carried at the lower of cost or estimated fair value. The loans are primarily sold to Freddie Mac, Fannie Mae, PennyMac, and various other secondary market investors. The Company sells loans with servicing retained or released depending on pricing and market conditions. There were $0.6 million of mortgage loans held for sale at December 31, 2025 compared to none at December 31, 2024.
The Company generally does not retain long-term fixed rate residential mortgage loans in its portfolio. Fixed rate loans conforming to standards required by the secondary market are offered to qualified borrowers but are not funded until the Company has a non-recourse purchase commitment from the secondary market at a predetermined price. For the year ended December 31, 2025, the Company sold approximately $11.3 million of loans to investors compared to $48.9 million and $106.2 million for the years ended December 31, 2024 and 2023, respectively. On January 31, 2024, the Company sold its servicing portfolio and the balance of the serviced loans transferred on April 30, 2024.
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
At December 31, 2025, the investment portfolio classified as available-for-sale represented 11.1% of total consolidated assets compared to 12.0% at December 31, 2024. Future levels of investment securities can be expected to vary depending upon liquidity and interest sensitivity needs as well as other factors.
Available- for-Sale Securities
The following table presents the composition of the investment portfolio and related fair value by major category:

	December 31,
(dollars in thousands)	2025	2024
U.S. Treasury	$5,068	$4,915
U.S. government and federal agency obligations	—	401
U.S. government-sponsored enterprises	4,916	12,804
Obligations of states and political subdivisions	104,191	102,486
Mortgaged-backed securities	71,497	78,110
Other debt securities (1)	22,951	18,687
Bank issued trust preferred securities (1)	1,316	1,249
Total available-for-sale debt securities, at fair value	$209,939	$218,652
(1)Certain hybrid instruments possessing characteristics typically associated with debt obligations.

As of December 31, 2025, the expected maturity and tax-equivalent yield in the investment portfolio was as follows:

(dollars in thousands)	1 Year Or Less		Over 1 Through 5 Years		Over 5 Through 10 Years		Over 10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury	$—	—%	$5,068	4.29%	$—	—%	$—	—%	$5,068	4.29%
U.S. government-sponsored enterprises	1,002	4.63	3,914	3.25	—	—	—	—	4,916	3.53
States and political subdivisions (1)	90	3.22	7,442	2.28	17,202	2.21	79,457	2.22	104,191	2.22
Mortgage-backed securities (2)	5	2.37	792	2.05	6,708	2.55	63,992	3.20	71,497	3.13
Other debt securities	—	—	384	8.67	17,982	5.11	4,585	7.20	22,951	5.59
Bank issued trust preferred securities	—	—	—	—	1,316	6.28	—	—	1,316	6.28
Total available-for-sale debt securities	$1,097	4.50%	$17,600	3.01%	$43,208	3.59%	$148,034	2.80%	$209,939	2.99%

Equity securities
Federal Agriculture Mortgage Corporation	$—	—%	$—	—%	$—	—%	$66	4.23%	$66	4.23%
(1)Rates on obligations of states and political subdivisions have been adjusted to fully taxable equivalent rates using the federal statutory income tax rate of 21%.
(2)Mortgage-backed securities have been included using historic repayment speeds. Repayment speeds were determined from actual portfolio experience during the 12 months ended December 31, 2025 calculated separately for each mortgage-backed security. These repayment speeds are not necessarily indicative of future repayment speeds and are subject to change based on changing mortgage interest rates. The tax equivalent yield is calculated on amortized cost using a level yield method and a 21% tax rate.
At December 31, 2025, $27.4 million of debt securities classified as available-for-sale in the table above had variable rate provisions with adjustment periods ranging from one week to twelve months.
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investments securities that do not have readily determinable fair values. Investments in FHLB stock, and Midwest Independent BankersBank ("MIB") stock, which do not have readily determinable fair values, are required for membership in those organizations.

	December 31,
(dollars in thousands)	2025	2024
FHLB stock	$5,759	$4,924
MIB stock	151	151
Equity securities with readily determinable fair values	66	74
Total other investment securities	$5,976	$5,149
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
The Company’s Asset/Liability Committee ("ALCO"), primarily made up of senior management, has direct oversight responsibility for the Company’s liquidity position and profile. A combination of daily, weekly, and monthly reports provided to management detail the following: internal liquidity metrics, composition and level of the liquid asset portfolio, timing differences in short-term cash flow obligations, available pricing and market access to the financial markets for capital, and exposure to contingent draws on the Company’s liquidity.
The Company has a number of sources of funds to meet liquidity needs on a daily basis. The Company's most liquid assets are comprised of available-for-sale investment securities, federal funds sold, and excess reserves held at the Federal Reserve Bank. The following table summarizes the Company's sources of funding as of December 31, 2025 and 2024:

	December 31,
(dollars in thousands)	2025	2024
Other interest-bearing deposits	$87,680	$27,326
Certificates of deposit in other banks	1,000	1,000
Available-for-sale investment securities	209,939	218,652
Total	$298,619	$246,978
Federal funds sold and resale agreements normally have overnight maturities and are used for general daily liquidity purposes. The fair value of the available-for-sale investment portfolio was $209.9 million at December 31, 2025 and included an unrealized net loss of $21.0 million. The portfolio includes projected contractual maturities of approximately $1.1 million over the next 12 months, which offer resources to meet either new loan demand or reductions in the Company's deposit base.
The Company pledges portions of its investment securities portfolio as collateral to secure public fund deposits, federal funds purchase lines, securities sold under agreements to repurchase, borrowing capacity at the Federal Reserve Bank, and for other purposes required by law. The Company's unpledged securities in the available-for-sale portfolio totaled approximately $108.4 million and $136.3 million at December 31, 2025 and 2024, respectively.
Total investment securities pledged for these purposes were as follows:

	December 31,
(dollars in thousands)	2025	2024
Federal Reserve Bank borrowings	$8,288	$7,915
Other deposits	93,177	74,470
Total pledged, at fair value	$101,465	$82,385
Liquidity is available from the Company's base of core customer deposits, defined as demand, interest checking, savings, money market deposit accounts, and time deposits less than $250,000, less all brokered deposits under $250,000. Such deposits totaled $1.46 billion and represented 94.1% of the Company's total deposits at December 31, 2025, compared to $1.43 billion and 93.5% of the Company's total deposits at December 31, 2024. These core deposits are normally less volatile and are often tied to other products of the Company through long-lasting relationships.
Core deposits at December 31, 2025 and 2024 were as follows:

	December 31,
(dollars in thousands)	2025	2024
Non-interest bearing demand	$423,568	$385,022
Interest checking	372,595	381,877
Savings and money market	453,972	464,449
Other time deposits	213,008	201,438
Total	$1,463,143	$1,432,786
Maturities of uninsured time deposits with balances over $250,000 as of December 31, 2025 were as follows:

(dollars in thousands)	December 31, 2025
Three months or less	$26,208
Over three through six months	61,475
Over six through 12 months	2,821
Over 12 months	—
Total	$90,504
Estimated uninsured deposits totaled $384.6 million, including $90.5 million of certificates of deposit, at December 31, 2025, compared to $352.0 million, including $100.4 million of certificates of deposit, at December 31, 2024. The Company had brokered deposits totaling $502,000 and $13,000 at December 31, 2025 and 2024, respectively.
Included in the uninsured deposits at December 31, 2025 and 2024 are public fund deposits greater than $250,000, which are collateralized by the Company totaling $145.8 million and $149.5 million, respectively.
Other components of liquidity are the level of borrowings from third party sources and the availability of future credit. The Company's outside borrowings are comprised of securities sold under agreements to repurchase, FHLB advances, and subordinated notes. Federal funds purchased are overnight borrowings obtained mainly from upstream correspondent banks with which the Company maintains approved credit lines. As of December 31, 2025, under agreements with these unaffiliated banks, the Bank may borrow up to $35.0 million in federal funds on an unsecured basis and $7.8 million on a secured basis. There were no federal funds purchased outstanding at December 31, 2025. The Company may periodically borrow additional short-term funds from the Federal Reserve Bank through the discount window; although no such borrowings were outstanding at December 31, 2025.
As a member of the FHLB, the Bank has access to credit products of the FHLB. As of December 31, 2025, the Bank had $102.0 million in outstanding borrowings with the FHLB. In addition, as of December 31, 2025, the Company had $49.5 million in outstanding subordinated notes issued to wholly-owned grantor trusts, funded by preferred securities issued by the trusts.
Borrowings outstanding at December 31, 2025 and 2024 were as follows:

	December 31,
(dollars in thousands)	2025	2024
Federal Home Loan Bank advances	$102,000	$81,425
Other borrowings	86	100
Subordinated notes	49,486	49,486
Total	$151,572	$131,011
The Company pledges certain assets, including loans and investment securities, to the Federal Reserve Bank, FHLB, and other correspondent banks as security to establish lines of credit and borrow from these entities. Based on the type and value of collateral pledged, the Company may draw advances against this collateral.
The following table reflects the advance equivalent of the assets pledged, borrowings, and letters of credit outstanding, in addition to the estimated future funding capacity available to the Company as of December 31, 2025 and 2024.

	December 31,
	2025				2024
(dollars in thousands)	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total	FHLB	Federal Reserve Bank	Federal Funds Purchased Lines	Total
Advance equivalent	$437,998	$7,796	$35,000	$480,794	$407,678	$7,468	$35,000	$450,146
Letters of credit	(81,625)	—	—	(81,625)	(139,000)	—	—	(139,000)
Advances outstanding	(102,000)	—	—	(102,000)	(81,425)	—	—	(81,425)
Total available	$254,373	$7,796	$35,000	$297,169	$187,253	$7,468	$35,000	$229,721
At December 31, 2025, loans of $730.9 million were pledged to the FHLB as collateral for borrowings and letters of credit. At December 31, 2025, investments with a market value of $8.3 million were pledged to secure federal funds purchase lines and borrowing capacity at the Federal Reserve Bank.
Sources and Uses of Funds
Cash and cash equivalents were $104.3 million at December 31, 2025 compared to $51.0 million at December 31, 2024. The $53.3 million increase resulted from changes in the various cash flows produced by operating, investing, and financing activities of the Company, as shown in the accompanying consolidated statements of cash flows for the year ended December 31, 2025. Cash flow provided from operating activities consists mainly of net income adjusted for certain non-cash items. Operating activities provided cash flow of $26.9 million for the year ended December 31, 2025.
Investing activities, consisting mainly of purchases, sales and maturities of available-for-sale securities, and changes in the level of the loan portfolio, used total cash of $6.9 million for the year ended December 31, 2025. The cash flow primarily consisted of a $21.8 million net increase in loans held for investment and $39.0 million proceeds from maturities and calls of available-for-sale securities, partially offset by $20.6 million in purchases of securities.

Financing activities provided cash of $33.3 million for the year ended December 31, 2025, resulting primarily from a $38.5 million net increase in demand deposits and a $1.7 million net increase in time deposit, which was offset by a $19.3 million net decrease in interest-bearing deposits and a $39.4 million net decrease in FHLB advances. Net short-term FHLB borrowing activity provided cash of $60.0 million during 2025.
In the normal course of business, the Company enters into certain forms of off-balance-sheet transactions, including unfunded loan commitments and letters of credit. These transactions are managed through the Company's various risk management processes. Management considers both on-balance sheet and off-balance-sheet transactions in its evaluation of the Company's liquidity. The Company had $423.7 million in unused loan commitments and standby letters of credit as of December 31, 2025. Although the Company's current liquidity sources are adequate to fund this commitment level, many of the unused commitments are expected to expire or be partially used, and do not necessarily represent future cash requirements.
The Company is a legal entity, separate and distinct from the Bank, which must provide its own liquidity to meet its operating needs. The Company's ongoing liquidity needs primarily include funding its operating expenses and paying cash dividends to its shareholders. The Company paid cash dividends to its common shareholders totaling approximately $5.4 million and $5.0 million for the years ended December 31, 2025 and 2024, respectively. A large portion of the Company's liquidity is obtained from the Bank in the form of dividends. The Bank declared and paid $22.0 million and $20.0 million in dividends to the Company during the years ended December 31, 2025 and 2024, respectively. At December 31, 2025 and 2024, the Company had cash and cash equivalents totaling $25.5 million and $15.3 million, respectively.
On June 24, 2025, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission, which became effective on July 2, 2025. The shelf registration statement is intended to provide the Company with financial flexibility to raise capital from the offering of up to $150 million of any combination of common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, purchase units, subscription rights and units in one or multiple offerings while the shelf registration statement is effective.
Capital Management
The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Under the Basel III Capital Rules, at December 31, 2025, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the table below as of December 31, 2025, 2024 and 2023. Refer to Note 16, "Capital Requirements," in the Company's consolidated financial statements for further details regarding capital requirements.

	Total Capital Ratio	Tier 1 Capital Ratio	Common Equity Tier 1 capital ratio	Tier 1 leverage ratio
December 31, 2025	15.49%	14.24%	11.23%	12.12%
December 31, 2024	14.79	13.54	10.49	11.46
December 31, 2023	13.99	12.59	9.73	10.29

Commitments, Contractual Obligations, and Off-Balance-Sheet Arrangements
The required payments of material fixed and determinable contractual obligations, not including interest, at December 31, 2025 are as follows:

	Payments due by Period
(dollars in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Time deposits	$303,512	$280,853	$21,752	$907	$—
FHLB advances and other borrowed money	102,086	83,000	7,500	11,500	86
Subordinated notes	49,486	—	—	—	49,486
Operating lease liabilities	2,682	550	1,252	807	73
Finance lease liabilities	1,205	201	402	402	200
Total	$458,971	$364,604	$30,906	$13,616	$49,845
In the normal course of business, the Company is party to activities that contain credit, market and operational risk that are not reflected in whole or in part in the Company's consolidated financial statements. Such activities include traditional off-balance-sheet credit-related financial instruments.

The Company provides customers with off-balance-sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments, including both commitments to extend credit and letters of credit at December 31, 2025 are as follows:

	Amount of Commitment Expiration per Period
(dollars in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Unused loan commitments	$335,244	$170,850	$90,975	$22,653	$50,766
Standby letters of credit	88,457	88,451	—	6	—
Total	$423,701	$259,301	$90,975	$22,659	$50,766
The total amount of commitments in the preceding table does not necessarily represent future cash requirements because many of the unused commitments are expected to expire or may only be partially used.
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
The table below illustrates the impact of an immediate and sustained 200 and 100 basis point increase and a 200 and 100 basis point decrease in interest rates on net interest income in year one based on the interest rate risk model at December 31, 2025 and 2024.

	% Change in projected net interest income
Hypothetical shift in interest rates	December 31,
(bps)	2025	2024
200	(0.43)%	(2.75)%
100	(0.09)	(1.27)
(100)	(0.49)	0.30
(200)	(1.58)	(0.38)
The change in the Company's interest rate risk exposure from December 31, 2024 to December 31, 2025 is primarily due to moderately higher rates on interest bearing assets projected to reprice in the next 12 months and projected repricing speeds on interest bearing assets and liabilities. In an immediate and sustained shock, interest bearing assets and liabilities are projected to reprice at relatively the same pace. In up rate scenarios, interest bearing assets are projected to reprice moderately slower than interest bearing liabilities providing slightly less net interest income in a rising rate market. Management believes the change in projected net interest income from interest rate shifts of up 200 bps and down 200 bps is an acceptable level of interest rate risk.
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
Derivative Instruments for Interest Rate Risk Management
The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. See Note 7, "Derivative Instruments" for more information on the effects on the consolidated financial statements.
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
Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase capital at higher than normal rates to maintain an appropriate capital to asset ratio. In the opinion of management, inflation did not have a significant effect on the Company's operations for the three months and year ended December 31, 2025.
Impact of New Accounting Standards
Income Statement. In November 2024, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses ("ASU No. 2024-03"). The amendments in this ASU require public companies to disclose, in the notes to the financial statements, specified information about certain costs and expenses at each interim and annual reporting period. Additionally, in January 2025, the FASB issued ASU No. 2025-01, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. The ASU addresses investors requests for more disaggregated expense information to better understand an entity's performance, better assess the entity's prospects for future cash flows, and compare an entity's performance over time and with that of other entities. This ASU amends the effective date of ASU No. 2024-03 to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of ASU No. 2024-03 is permitted. The Company is currently evaluating the impact of this ASU on the Company’s consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS
The following consolidated financial statements of the Company and report of the Company's independent auditors appear on the pages indicated.

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors, and Audit Committee
Hawthorn Bancshares, Inc.

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Hawthorn Bancshares, Inc. and Subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

We also have audited the adjustments to the 2023 financial statements to retrospectively apply the change in accounting associated with the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, as described in Note 20. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2023 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2023 financial statements taken as a whole.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 5, 2026, expressed an unqualified opinion thereon.

Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

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

Qualitative Risk Factors of the Allowance for Credit Losses on Loans
As described in Notes 1 and 2 to the financial statements, the Company’s loan portfolio and the associated allowance for credit losses (“ACL”) were $1.49 billion and $21 million as of December 31, 2025, respectively. The ACL considers calculated loss rates, supportable forecast adjustments, and qualitative reserves. The ACL is estimated on a collective basis for groups of loans that share similar risk characteristics. Qualitative reserves reflect management’s overall estimate of the extent to which the current expected credit losses on collectively evaluated loans will differ from historical loss experience.

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

/s / Forvis Mazars, LLP

We have served as the Company’s auditor since 2024.

Kansas City, Missouri
March 5, 2026

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Hawthorn Bancshares, Inc. and subsidiaries:

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the change in segment accounting described in Note 1, and the adjustment to retrospectively include Note 7 for Derivative Instruments and Note 20 for Segment Information, the accompanying consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Hawthorn Bancshares, Inc. and subsidiaries (the Company) for the year ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). The December 31, 2023 consolidated financial statements before the effects of the adjustments described in Note 1 are not presented herein. In our opinion, the consolidated financial statements, before the effects of the adjustments to retrospectively apply the change in accounting described in Note 1, and the adjustment to retrospectively include Note 7 for Derivative Instruments and Note 20 for Segment Information, present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting described in Note 1, and the adjustment to retrospectively include Note 7 for Derivative Instruments and Note 20 for Segment Information and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s / KPMG LLP

We served as the Company’s auditor from 1993 to 2023.

St. Louis, Missouri
March 18, 2024

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,
(Dollars in thousands, except per share data)	2025	2024
ASSETS
Cash and due from banks	$16,632	$23,668
Other interest-bearing deposits	87,680	27,326
Cash and cash equivalents	104,312	50,994
Certificates of deposit in other banks	1,000	1,000
Available-for-sale debt securities, at fair value (cost of $230,939 and $249,558, respectively)	209,939	218,652
Other investments	5,976	5,149
Loans held for investment	1,486,792	1,466,160
Allowance for credit losses	(21,111)	(22,044)
Net loans	1,465,681	1,444,116
Loans held for sale	616	—
Premises and equipment, net	29,963	31,166
Premises and equipment held for sale, net	3,956	—
Other real estate owned, net	98	1,446
Cash surrender value bank-owned life insurance	40,444	38,912
Accrued interest receivable and other assets	32,865	33,750
Total assets	$1,894,850	$1,825,185
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand	$423,568	$385,022
Savings, interest checking and money market	827,069	846,339
Time deposits	303,512	301,821
Total deposits	1,554,149	1,533,182
Federal Home Loan Bank advances and other borrowings	102,086	81,525
Subordinated notes	49,486	49,486
Operating lease liabilities	2,682	1,678
Finance lease liabilities	1,205	—
Accrued interest payable and other liabilities	11,013	9,767
Total liabilities	1,720,621	1,675,638
Stockholders’ equity:
Common stock, $1 par value, authorized 15,000,000 shares; issued 7,554,893 shares	7,555	7,555
Surplus	76,828	76,857
Retained earnings	107,863	89,542
Accumulated other comprehensive loss, net of tax	(3,613)	(12,443)
Treasury stock; 653,633, and 566,268 shares, at cost, respectively	(14,404)	(11,964)
Total stockholders’ equity	174,229	149,547
Total liabilities and stockholders’ equity	$1,894,850	$1,825,185
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Income

	Year Ended December 31,
(Dollars in thousands, except per share amounts)	2025	2024	2023
INTEREST INCOME
Interest and fees on loans	$88,432	$86,472	$84,187
Interest and fees on loans held for sale	25	84	160
Interest on investment securities:
Taxable	5,316	3,572	3,450
Nontaxable	2,341	2,373	2,489
Other interest-bearing deposits and certificates of deposit in other banks	1,123	2,287	1,241
Dividends on other investments	421	563	441
Total interest income	97,658	95,351	91,968
INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	16,366	18,524	16,796
Time deposits	9,791	11,240	8,886
Total interest expense on deposits	26,157	29,764	25,682
Interest on federal funds purchased and securities sold under agreements to repurchase	3	—	115
Interest on Federal Home Loan Bank advances	2,224	3,095	3,255
Interest on subordinated notes	3,394	3,899	3,774
Total interest expense on borrowings	5,621	6,994	7,144
Total interest expense	31,778	36,758	32,826
Net interest income	65,880	58,593	59,142
Provision for credit losses on loans	263	1,025	2,665
Provision for (release of) credit losses on unfunded commitments	97	2	(325)
Total provision for credit losses on loans and unfunded commitments	360	1,027	2,340
Net interest income after provision for credit losses on loans and unfunded commitments	65,520	57,566	56,802
NON-INTEREST INCOME
Service charges and other fees	3,666	3,301	2,942
Bank card income and fees	3,897	4,097	4,028
Earnings on bank-owned life insurance	2,050	1,682	57
Wealth management revenue	2,202	1,728	1,385
Gain on sale of mortgage loans, net	448	896	2,560
(Losses) gains on other real estate owned and other assets, net	(156)	883	(4,429)
Other	2,202	1,733	993
Total non-interest income	14,309	14,320	7,536
Investment securities gains (losses), net	117	(4)	(11,547)
NON-INTEREST EXPENSE
Salaries and employee benefits	27,841	26,578	28,971
Occupancy expense, net	3,824	3,251	3,247
Furniture and equipment expense	2,877	3,019	3,008
Processing, network, and bank card expense	5,656	5,530	5,151
Legal, examination, and professional fees	1,698	2,608	2,508
Advertising and promotion	1,067	976	1,522
Postage, printing, and supplies	1,349	910	846
Other	6,535	6,652	7,106
Total non-interest expense	50,847	49,524	52,359
Income before income taxes	29,099	22,358	432
Income tax expense (benefit)	5,298	4,102	(524)
Net income	$23,801	$18,256	$956
Basic earnings per share	$3.44	$2.61	$0.14
Diluted earnings per share	$3.43	$2.61	$0.14
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(dollars in thousands)	2025	2024	2023
Net income	$23,801	$18,256	$956
Other comprehensive income, net of tax
Investment securities available-for-sale:
Unrealized gains (losses) on investment securities available-for-sale, net of tax	7,925	(2,955)	6,048
Adjustment for (gains) losses on sale of investment securities, net of tax	(99)	—	9,148
Defined benefit pension plans:
Net gains arising during the year, net of tax	2,011	4,819	3,262
Amortization of net gains included in net periodic pension income, net of tax	(1,007)	(545)	(506)
Total other comprehensive income	8,830	1,319	17,952
Total comprehensive income	$32,631	$19,575	$18,908
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity

(dollars in thousands)	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stock - holders' Equity
Balance, December 31, 2022	$7,284	$71,042	$91,789	$(31,714)	$(10,990)	$127,411
Adoption of ASU 2016-13	—	—	(5,581)	—	—	(5,581)
Balance, January 01, 2023	7,284	71,042	86,208	(31,714)	(10,990)	121,830
Net income	—	—	956	—	—	956
Other comprehensive income	—	—	—	17,952	—	17,952
Share-based compensation expense		42				42
Stock dividend ($0.04 per share)	271	5,734	(6,005)	—	—	—
Cash dividends declared, common stock ($0.68 per share)	—	—	(4,695)	—	—	(4,695)
Balance, December 31, 2023	$7,555	$76,818	$76,464	$(13,762)	$(10,990)	$136,085
Net income	—	—	18,256	—	—	18,256
Other comprehensive income	—	—	—	1,319	—	1,319
Share-based compensation expense	—	184	—	—	—	184
Purchase of treasury stock	—	—	—	—	(1,116)	(1,116)
Net share-based awards activity		(145)			142	(3)
Cash dividends declared, common stock ($0.74 per share)	—	—	(5,178)	—	—	(5,178)
Balance, December 31, 2024	$7,555	$76,857	$89,542	$(12,443)	$(11,964)	$149,547
Net income	—	—	23,801	—	—	23,801
Other comprehensive income	—	—	—	8,830	—	8,830
Share-based compensation expense	—	392	—	—	—	392
Purchase of treasury stock	—	—	—	—	(2,838)	(2,838)
Net share-based awards activity	—	(421)	—	—	398	(23)
Cash dividends declared, common stock ($0.79 per share)	—	—	(5,480)	—	—	(5,480)
Balance, December 31, 2025	$7,555	$76,828	$107,863	$(3,613)	$(14,404)	$174,229
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,
(dollars in thousands)	2025	2024	2023
Cash flows from operating activities:
Net income	$23,801	$18,256	$956
Adjustments to reconcile net income to net cash from operating activities:
Provision for credit losses on loans and unfunded commitments	360	1,027	2,340
Depreciation expense	2,241	1,650	2,106
Net amortization of investment securities, premiums, and discounts	389	789	1,008
Change in fair value of mortgage servicing rights	—	68	1,200
Investment securities (gains) losses, net	(117)	4	11,547
(Gains) losses on sales and dispositions of premises and equipment	(63)	199	(133)
Losses (gains) on sales and dispositions of other real estate & repossessed assets	197	(747)	(298)
Gain on cancellation of debt	(14)	—	—
Proceeds from the sale of mortgage servicing rights	—	1,670	—
(Release of) provision for other real estate owned	(41)	(127)	4,729
Share-based compensation expense	392	184	42
Increase in cash surrender value - life insurance	(1,532)	(1,288)	(57)
Decrease (increase) in other assets	1,107	1,303	(5,602)
Decrease in operating lease liabilities	(347)	(258)	(320)
Increase (decrease) in other liabilities	1,162	(1,021)	3,423
Origination of mortgage loans held for sale	(11,447)	(44,134)	(106,978)
Proceeds from the sale of mortgage loans held for sale	11,279	48,914	106,206
Gain on sale of mortgage loans, net	(448)	(896)	(2,560)
Net cash provided by operating activities	26,919	25,593	17,609
Cash flows from investing activities:
Purchase of certificates of deposit in other banks	(1,000)	(1,000)	—
Proceeds from maturities of certificates of deposit in other banks	1,000	—	2,219
Purchase of bank-owned life insurance	—	(35,000)	—
Net (increase) decrease in loans	(21,828)	66,631	(18,267)
Purchase of available-for-sale debt securities	(20,627)	(57,248)	(29,512)
Proceeds from maturities of available-for-sale debt securities	28,970	10,533	23,780
Proceeds from calls of available-for-sale debt securities	10,011	12,276	615
Proceeds from sales of available-for-sale debt securities	—	—	74,506
Purchases of FHLB stock	(99,606)	(931)	(14,672)
Proceeds from sales of FHLB stock	98,771	2,078	14,757
Purchases of premises and equipment	(4,078)	(3,004)	(2,097)
Proceeds from sales of premises and equipment	114	425	172
Proceeds from sales of other real estate and repossessed assets	1,417	6,494	2,691
Net cash provided by (used in) investing activities	(6,856)	1,254	54,192
Cash flows from financing activities:
Net increase (decrease) in demand deposits	38,546	(17,219)	(51,202)
Net decrease in interest-bearing transaction accounts	(19,270)	(113)	(77,150)
Net increase (decrease) in time deposits	1,691	(20,330)	67,117
Net decrease in federal funds purchased and securities sold under agreements to repurchase	—	—	(5,187)
Repayment of FHLB advances and other borrowings	(40,000)	(36,000)	(16,000)
Proceeds from FHLB advances	575	10,000	30,000
Net increase (decrease) in short term FHLB borrowings	60,000	525	(5,000)
Purchase of treasury stock	(2,861)	(1,119)	—
Cash dividends paid - common stock	(5,426)	(5,047)	(4,649)
Net cash provided by (used in) financing activities	33,255	(69,303)	(62,071)
Net increase (decrease) in cash and cash equivalents	53,318	(42,456)	9,730
Cash and cash equivalents, beginning of year	50,994	93,450	83,720
Cash and cash equivalents, end of year	$104,312	$50,994	$93,450
See accompanying notes to the consolidated financial statements.
HAWTHORN BANCSHARES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows continued

	Year Ended December 31,
(dollars in thousands)	2025	2024	2023
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$31,907	$36,888	$32,059
Income taxes	3,206	2,596	1,925
Noncash investing and financing activities:
Other real estate and repossessed assets acquired in settlement of loans	—	3,631	71
Right of use assets obtained in exchange for new operating lease liabilities	1,351	723	—
Right of use assets obtained in exchange for new finance lease liabilities	1,205	—	—
Dividends declared not paid - common stock	1,382	1,328	1,197
Stock dividends	—	—	6,005
See accompanying notes to the consolidated financial statements.

HAWTHORN BANCSHARES, INC.
AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2025, 2024, and 2023

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
Recent Developments
One Big Beautiful Bill Act. On July 4, 2025, the One Big Beautiful Bill Act (the "OBBBA") was signed into law in the United States. The OBBBA includes significant changes to tax provisions, such as the permanent extension of certain expiring provisions enacted in the Tax Cuts and Jobs Act of 2017 and the restoration of favorable tax treatment for certain business provisions. The OBBBA tax provisions have multiple effective dates, with certain provisions effective in 2025 and others being phased in through 2027. The Company is continuing to evaluate the effect that the OBBBA will have on the Company’s financial condition but does not currently expect it will have a material impact on its results of operations.

Shelf Registration. On June 24, 2025, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission, which became effective on July 2, 2025. The shelf registration statement is intended to provide the Company with financial flexibility to raise capital from the offering of up to $150 million of any combination of common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts, purchase units, subscription rights and units in one or multiple offerings while the shelf registration statement is effective.
The significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:
Principles of Consolidation
In December of 2008, the Company formed Hawthorn Real Estate, LLC (the "Real Estate Company"), a wholly owned subsidiary of the Company. In December of 2017, the Company formed Hawthorn Risk Management, Inc. (the "Insurance Captive"), a wholly owned subsidiary of the Company. The consolidated financial statements include the accounts of the Company, the Bank, the Real Estate Company, and the Insurance Captive. The Insurance Captive was dissolved December 1, 2023. All significant intercompany accounts and transactions have been eliminated in consolidation.
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

Loans Held for Sale
The Company designates certain long-term fixed rate personal real estate loans as held for sale. Prior to September 30, 2024, these loans were initially measured at fair value under the fair value option election with subsequent changes in the fair value recognized as mortgage banking income. Beginning September 30, 2024, loans held for sale are carried at the lower of cost or estimated fair value. The loans are primarily sold to Freddie Mac, Fannie Mae, PennyMac, and various other secondary market investors with servicing released. There were $0.6 million of mortgage loans held for sale at December 31, 2025 compared to none at December 31, 2024.
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
Allowance for Credit Losses on Off-Balance-Sheet Credit Exposures
The Company maintains a separate allowance for credit losses for off-balance-sheet credit exposures, including unfunded loan commitments, unless the associated obligation is unconditionally cancellable by the Company. This allowance is included in other liabilities on the Consolidated Balance Sheets with associated expense recognized as a component of the provision for credit losses on the Consolidated Statements of Income. The liability for unfunded lending commitments utilizes the same model as the allowance for credit losses on loans, however, the liability for unfunded lending commitments incorporates an assumption for the portion of unfunded commitments that are expected to be funded. The allowance for credit losses on unfunded commitments totaled $1.0 million and $0.9 million at December 31, 2025 and 2024, respectively.
Certificates of Deposit in other banks
Certificates of deposit are investments made by the Company with other financial institutions, in amounts less than $250,000 each in order to qualify for insurance coverage under the Federal Deposit Insurance Corporation ("FDIC"), that are carried at cost which approximates fair values.
Investment Securities
Available-for-sale Securities
The largest component of the Company's investment portfolio consists of debt securities which are classified as available-for-sale and are carried at fair value. Changes in fair value, excluding certain losses associated with other-than-temporary impairment, are reported in other comprehensive income, net of taxes, a component of stockholders' equity. Securities are periodically evaluated for impairment related to credit loss in accordance with guidance provided by the Financial Accounting Standards Board ("FASB") under Accounting Standards Codification ("ASC") Topic 326, Financial Instruments - Credit Losses. The Company assesses whether it intends to sell the securities or believes it more likely than not that it will be required to sell the security before the anticipated recovery. If neither condition is met, but the Company does not expect to recover the amortized cost basis, the Company determines whether a credit loss has occurred, which is then recognized in current earnings. Any impairment that has not been recorded through an allowance for credit losses related to all other factors is recognized in other comprehensive income.
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
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in Federal Home Loan Bank of Des Moines ("FHLB") stock, and Midwest Independent BankersBank ("MIB") stock, which do not have readily determinable fair values, are required for membership in those organizations.
Equity securities with readily determinable fair values are recorded at fair value, with changes in fair value reflected in earnings. Equity securities that do not have readily determinable fair values are carried at cost and are periodically assessed for impairment.
Capital Stock of the FHLB
The Bank, as a member of the Federal Home Loan Bank System administered by the Federal Housing Finance Agency, is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Des Moines ("FHLB") in an amount equal to 6 basis points of the Bank's year-end total assets plus 4.50% of advances from the FHLB to the Bank. These investments are recorded at cost, which represents redemption value.
Premises and Equipment
Premises and Equipment, net
Premises and equipment are stated at cost less accumulated depreciation. Depreciation applicable to buildings and improvements and furniture and equipment is charged to expense using straight-line and accelerated methods over the estimated useful lives of the assets. Such lives are estimated to be five to forty years for buildings and improvements and three to fifteen years for furniture and equipment. Maintenance and repairs are expensed as incurred.

Premises and Equipment Held for Sale, net
Premises and equipment held for sale, net, are carried at the lower of cost or estimated fair value less disposal costs. Subsequent write-downs and gains or losses on the sales are recorded to (losses) gains on other real estate owned and other assets, net.

Derivative Instruments

The Company recognizes derivative instruments as either assets or liabilities in the balance sheet and measures those instruments at fair value. The related cash flows are recorded in the operating activities section of the Consolidated Statements of Cash Flows.

The Company enters into interest rate derivative instruments with customers while at the same time entering into offsetting interest rate derivative instruments with another financial institution. These transactions allow the customer to effectively manage their exposure to variable rate loans. Because the Company acts as an intermediary for its customers, changes in the fair value of the underlying derivative instruments substantially offset each other and do not have a material impact on the Company’s Consolidated Statements of Income.
Mortgage Servicing Rights
The Company originates and sells residential mortgage loans in the secondary market and historically retained the right to service the loans sold. In January 2024, the Company sold its mortgage servicing rights portfolio, and the balance was $0 at both December 31, 2025 and 2024. See Note 6, "Intangible Assets" for further details of this sale.
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
Cash Surrender Value Bank-Owned Life Insurance
The Company has purchased life insurance policies on the lives of certain officers and non-employee directors. The premiums paid for the policies, which coincide with the initial cash surrender value, are recorded as an asset. Changes in the cash surrender value, other than proceeds from death benefits, are recorded as noninterest income as earnings on bank-owned life insurance. Proceeds from death benefits first reduce the cash surrender value attributable to the individual policy and then any proceeds are recorded in other noninterest income.
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
The Company follows authoritative guidance included in the FASB ASC Topic 715, Compensation – Retirement Plans under the subtopic Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans. ASC Topic 715 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its Consolidated Balance Sheets and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. This guidance also requires an employer to measure the funded status of a plan as of the date of its fiscal year-end, with limited exceptions. Additional disclosures are required to provide users with an understanding of how investment allocation decisions are made, major categories of plan assets, and fair value measurement of plan assets as defined in ASC Topic 820, Fair Value Measurements and Disclosures.

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
A tax position is initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Penalties and interest incurred under the applicable tax law are classified as income tax expense. The Company has not recognized any tax liabilities or any interest or penalties in income tax expense related to uncertain tax positions as of December 31, 2025, 2024, and 2023.
Revenue Recognition
ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity's contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.
The majority of the Company's revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as loans and investment securities, earnings on bank-owned life insurance, real estate servicing fees, net, gain on sale of mortgage loans, net, gains (losses) on other real estate, net, and other non-interest income. Revenue from contracts with customers primarily consists of service charges and other fees, bank card income and fees and wealth management revenue, which are reflected as components of non-interest income on the Consolidated Statements of Income.
•Service charges and other fees consist of revenue generated from deposit account related service charges and fees, overdraft fees and other service charges and fees. Service charges on deposit accounts may be transactional or non-transactional in nature. Transactional service charges occur in the form of a service or penalty and are charged upon the occurrence of an event and are recognized as services are delivered to and consumed by the customer, or as penalty fees are charged. Non-transactional service charges are charges that are based on a broader service, such as account maintenance fees, and are recognized on a monthly basis.
•Bank card income and fees include interchange fee income from debit and credit cards processed through card association networks. The Company's performance obligation is generally complete when the transaction generating the fee is processed, and the Company records interchange fees as services are provided.
•Wealth management revenue includes monthly fees from brokerage commission and wealth management customers as consideration for managing the customers' assets. Brokerage commission primarily consists of commissions related to broker-dealer contracts. The contracts are between the customer and the broker-dealer, and the Company satisfies its performance obligation and earns commission when the transactions are completed. Wealth management services include custody of assets, investment management, escrow services, fees for trust services and other similar fiduciary activities. These fees are typically paid on a monthly basis and recognized as the performance obligation is satisfied.
The Company generally does not enter into long-term revenue contracts with customers, and therefore does not experience significant contract balances.
Trust Department
Property held by the Bank in a fiduciary or agency capacity for customers is not included in the accompanying Consolidated Balance Sheets, since such items are not assets of the Company. Trust department income is recognized on the accrual basis.
Consolidated Statements of Cash Flows
For the purpose of the Consolidated Statements of Cash Flows, cash and cash equivalents consist of short-term federal funds sold and securities sold or purchased under agreements to resell, overnight interest earning deposits with banks, and cash and due from banks. The Federal Reserve is authorized to establish reserve requirements on depository institutions. In 2020, the Federal Reserve reduced the reserve requirement to zero percent. As such, cash balances at the Federal Reserve at December 31, 2025 and 2024 were not subject to a reserve requirement.
Treasury Stock
The purchase of the Company's common stock is recorded at cost. Purchases of the stock are made both in the open market and through negotiated private purchases based on market prices. At the date of subsequent reissue, the treasury stock account is reduced by the cost associated with such stock on a first-in-first-out basis. To the extent that the reissuance price exceeds the cost of the shares, the excess is credited to additional paid-in capital. If the reissuance price is less than the cost of the shares, the difference is charged to additional paid-in capital or to retained earnings if additional paid-in capital is insufficient.
Reclassifications
Certain prior year information has been reclassified to conform to the 2025 presentation. There was no impact to net income or stockholders' equity in prior years as a result of these reclassifications.
Recently Adopted Accounting Pronouncements
Income Taxes. In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. The ASU requires that all entities disclose on an annual basis (1) the amount of income taxes paid, disaggregated by federal, state and foreign taxes and (2) the amount of income taxes paid disaggregated by individual jurisdictions in which income taxes paid is equal or greater than 5 percent of total income taxes paid. The ASU also requires that all entities disclose (1) income (loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic or foreign and (2) income tax expense (or benefit) from continuing operations disaggregated by federal (national), state and foreign. This ASU was effective for public business entities for annual periods beginning after December 15, 2024. Because this ASU affects disclosures only, the adoption did not affect the Company's Consolidated Balance Sheets or Consolidated Statements of Income, and the Company adopted this ASU prospectively. See Note 11, "Income Taxes," for more information.
Segment disclosures. In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires enhanced disclosures on both an annual and interim basis about significant segment expenses, including for companies with only one reportable segment. This ASU was effective on a retrospective basis for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The adoption of this ASU did not have a material effect on the Company's consolidated financial statements and related disclosures. See Note 20, "Segment Information," for more information.
Purchased loans. In November 2025, the FASB issued ASU 2025-08, Financial Instruments-Credit Losses (Topic 326): Purchased Loans, which expands the population of acquired financial assets subject to the gross-up approach in Topic 326. Under the gross-up approach, an allowance for credit losses is recognized at the acquisition date with an offsetting entry to the asset's amortized cost basis. Specifically, this ASU does the following:

•applies the gross-up approach to acquired non-purchased credit deteriorated assets that are purchased seasoned loans and provides criteria for determining whether acquired loans qualify as purchased seasoned loans;
•for purchased seasoned loans, eliminates the Day 1 credit loss expense and reduces interest income recognized in subsequent periods because the gross-up approach will now apply to these loans;
•keeps the guidance for purchased credit deteriorated ("PCD") assets unchanged; and
•results in narrow subsequent measurement differences between purchased seasoned loans and PCD assets.
This ASU is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2026, and is applied on a prospective basis. Early adoption was permitted, and the Company adopted this ASU on January 1, 2026. The adoption of this ASU did not have a material effect on the Company's consolidated financial statements and related disclosures.
(2) Loans and Allowance for Credit Losses
Loans
Major classifications within the Company’s held for investment loan portfolio at December 31, 2025 and 2024 were as follows:

	December 31,
(dollars in thousands)	2025	2024
Commercial, financial, and agricultural	$227,584	$202,329
Real estate construction − residential	39,609	32,046
Real estate construction − commercial	83,846	80,435
Real estate mortgage − residential	369,636	361,735
Real estate mortgage − commercial	755,892	775,594
Installment and other consumer	10,225	14,021
Total loans held for investment	$1,486,792	$1,466,160

The Bank grants real estate, commercial, installment, and other consumer loans to customers located within the communities surrounding Jefferson City, Columbia, Clinton, Warsaw, and Springfield, Missouri, and the greater Kansas City metropolitan area. As such, the Bank is susceptible to changes in the economic environment in these communities. Installment and other consumer loans consist primarily of the financing of vehicles. Accrued interest on loans totaled $6.8 million and $6.5 million at December 31, 2025 and 2024, respectively, and is included in the accrued interest receivable on the Company's Consolidated Balance Sheets. The total amount of accrued interest is excluded from the amortized cost basis of loans presented above. Further, the Company has elected not to measure an allowance for credit losses for accrued interest receivable. At December 31, 2025, $730.9 million of loans were pledged to the FHLB as collateral for borrowings and letters of credit.
The following is a summary of loans to directors and executive officers or to entities in which such individuals had a beneficial interest of the Company:

	December 31,
(dollars in thousands)	2025	2024
Balance at January 1,	$12,575	$9,597
New loans	15,102	9,452
Amounts collected	(6,797)	(6,474)
Balance at December 31,	$20,880	$12,575
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

The following table illustrates the changes in the allowance for credit losses by portfolio segment:

(dollars in thousands)	Commercial, Financial, & Agricultural	Real Estate Construction - Residential	Real Estate Construction - Commercial	Real Estate Mortgage - Residential	Real Estate Mortgage - Commercial	Installment and other Consumer	Un- allocated	Total
Balance at December 31, 2022	$2,735	$157	$875	$3,329	$8,000	$326	$166	$15,588
Adoption of ASU 2016-13	(649)	291	2,894	1,890	1,613	(80)	(166)	5,793
Balance at January 1, 2023 (1)	2,086	448	3,769	5,219	9,613	246	—	21,381
Charge-offs	(161)	—	—	(88)	(32)	(347)	—	(628)
Recoveries	192	—	22	23	4	85	—	326
Provision for (release of) credit losses	1,091	595	(518)	110	952	248	187	2,665
Balance at December 31, 2023	3,208	1,043	3,273	5,264	10,537	232	187	23,744
Charge-offs	(2,238)	—	—	(51)	(437)	(265)	—	(2,991)
Recoveries	118	—	27	13	—	108	—	266
Provision for (release of) credit losses	472	(465)	(1,079)	84	2,205	63	(255)	1,025
Balance at December 31, 2024	1,560	578	2,221	5,310	12,305	138	(68)	22,044
Charge-offs	(1,038)	—	—	(14)	(157)	(379)	—	(1,588)
Recoveries	166	—	—	42	58	126	—	392
Provision for (release of) credit losses	2,967	397	(502)	(515)	(2,367)	215	68	263
Balance at December 31, 2025	$3,655	$975	$1,719	$4,823	$9,839	$100	$—	$21,111
(1)Beginning January 1, 2023, calculation is based on current expected credit losses ("CECL") methodology.
Collateral-Dependent Loans
Collateral-dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral, and the borrower is experiencing financial difficulty. Under the CECL methodology, for collateral-dependent loans, the Company has adopted the practical expedient to measure the allowance on the fair value of collateral.
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
The amortized cost of collateral-dependent loans by class as of December 31, 2025 and 2024 was as follows:

	Collateral Type
(dollars in thousands)	Real Estate	Other	Allowance Allocated
December 31, 2025
Commercial, financial, and agricultural	$—	$3,558	$1,477
Real estate mortgage − residential	3,914	—	432
Total	$3,914	$3,558	$1,909

December 31, 2024
Commercial, financial, and agricultural	$—	$766	$125
Real estate construction − residential	454	—	194
Real estate mortgage − commercial	65	—	—
Total	$519	$766	$319
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
•Substandard - loans that are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans so classified may have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Such loans are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not corrected. The substandard category includes non-accrual loans.
•Doubtful - loans that have all the weaknesses inherent in loans classified as Substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently known facts, conditions, and values. These loans are also on non-accrual status.
The following table presents the recorded investment by risk categories at December 31, 2025:

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
(dollars in thousands)	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
December 31, 2025
Commercial, Financial, & Agricultural
Pass	$65,367	$11,383	$9,223	$17,270	$19,867	$24,386	$66,741	$1,279	$215,516
Watch	581	164	93	8	—	148	1,473	—	2,467
Special Mention	729	—	3,058	317	—	261	—	—	4,365
Substandard	203	679	15	3,184	536	25	594	—	5,236
Total	66,880	12,226	12,389	20,779	20,403	24,820	68,808	1,279	227,584
Gross YTD charge-offs	—	307	73	78	—	59	521	—	1,038
Real Estate Construction - Residential
Pass	30,523	4,066	4,881	—	—	—	51	—	39,521
Watch	—	—	88	—	—	—	—	—	88
Total	30,523	4,066	4,969	—	—	—	51	—	39,609
Gross YTD charge-offs	—	—	—	—	—	—	—	—	—
Real Estate Construction - Commercial
Pass	44,693	17,876	8,737	3,226	2,757	687	4,660	1,085	83,721
Watch	59	29	—	8	—	—	—	—	96
Substandard	29	—	—	—	—	—	—	—	29
Total	44,781	17,905	8,737	3,234	2,757	687	4,660	1,085	83,846
Gross YTD charge-offs	—	—	—	—	—	—	—	—	—
Real Estate Mortgage - Residential
Pass	63,792	21,182	36,980	98,512	42,745	48,795	48,900	1,039	361,945
Watch	442	—	—	487	370	442	31	157	1,929
Substandard	3,463	98	495	1,301	—	189	216	—	5,762
Total	67,697	21,280	37,475	100,300	43,115	49,426	49,147	1,196	369,636
Gross YTD charge-offs	$—	$—	$—	$—	$—	$14	$—	$—	$14

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
(dollars in thousands)	2025	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
December 31, 2025
Real Estate Mortgage - Commercial
Pass	$186,984	$43,797	$82,928	$161,945	$151,011	$70,426	$16,381	$1,642	$715,114
Watch	3,185	445	214	3,978	325	631	—	—	8,778
Special Mention	—	20,561	—	4,932	—	—	—	—	25,493
Substandard	1,311	147	—	4,145	—	760	144	—	6,507
Total	191,480	64,950	83,142	175,000	151,336	71,817	16,525	1,642	755,892
Gross YTD charge-offs	—	49	76	—	—	32	—	—	157
Installment and other Consumer
Pass	2,696	1,063	1,764	1,628	367	2,605	68	—	10,191
Substandard	—	—	7	13	14	—	—	—	34
Total	2,696	1,063	1,771	1,641	381	2,605	68	—	10,225
Gross YTD charge-offs	—	3	33	13	—	330	—	—	379
Total Portfolio
Pass	394,055	99,367	144,513	282,581	216,747	146,899	136,801	5,045	1,426,008
Watch	4,267	638	395	4,481	695	1,221	1,504	157	13,358
Special Mention	729	20,561	3,058	5,249	—	261	—	—	29,858
Substandard	5,006	924	517	8,643	550	974	954	—	17,568
Total	$404,057	$121,490	$148,483	$300,954	$217,992	$149,355	$139,259	$5,202	$1,486,792

Total Gross YTD charge-offs	$—	$359	$182	$91	$—	$435	$521	$—	$1,588

The following table presents the recorded investment by risk categories at December 31, 2024:

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
(dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term Loans Amortized Cost Basis	Total
December 31, 2024
Commercial, Financial, & Agricultural
Pass	$22,726	$21,302	$30,025	$25,338	$26,557	$3,932	$62,205	$1,531	$193,616
Watch	—	120	1,473	—	—	262	504	—	2,359
Special Mention	—	—	—	—	309		741	—	1,050
Substandard	286	87	3,428	628	37	—	356	403	5,225
Doubtful	—	—	—	—	—	—	79	—	79
Total	23,012	21,509	34,926	25,966	26,903	4,194	63,885	1,934	202,329
Gross YTD charge-offs	—	230	—	104	2	106	1,796	—	2,238
Real Estate Construction - Residential
Pass	16,368	13,808	601	617	165	—	—	33	31,592
Substandard	454	—	—	—	—	—	—	—	454
Total	16,822	13,808	601	617	165	—	—	33	32,046
Gross YTD charge-offs	$—	$—	$—	$—	$—	$—	$—	$—	$—

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
(dollars in thousands)	2024	2023		2022		2021		2020		Prior		Revolving Loans Amortized Cost Basis		Revolving Loans Converted to Term Loans Amortized Cost Basis		Total
December 31, 2024
Real Estate Construction - Commercial
Pass	$49,742	$7,057		$10,424		$3,828		$622		$564		$7,072		$—		$79,309
Watch	911	124		13		—		—		—		—		—		1,048
Substandard	—	29		—		—		—		49		—		—		78
Total	50,653	7,210		10,437		3,828		622		613		7,072		—		80,435
Gross YTD charge-offs	—	—		—		—		—		—		—		—		—
Real Estate Mortgage - Residential
Pass	30,005	46,795		115,928		49,519		42,036		23,440		44,148		1,543		353,414
Watch	5,702	—		40		391		423		675		30		—		7,261
Substandard	—	—		426		89		—		376		169		—		1,060
Total	35,707	46,795		116,394		49,999		42,459		24,491		44,347		1,543		361,735
Gross YTD charge-offs	—	—		—		—		—		14		37		—		51
Real Estate Mortgage - Commercial
Pass	56,648	117,853		212,698		203,591		69,342		57,352		14,815		137		732,436
Watch	2,298	51		4,763		1,961		—		184		—		581		9,838
Special Mention	27,271	—		5,679		—		—		—		—		—		32,950
Substandard	64	75		231		—		—		—		—		—		370
Total	86,281	117,979		223,371		205,552		69,342		57,536		14,815		718		775,594
Gross YTD charge-offs	—	340		—		65		—		32		—		—		437
Installment and other Consumer
Pass	2,188	3,636		3,591		1,165		554		2,805		72		—		14,011
Substandard	—	—		—		—		—		10		—		—		10
Total	2,188	3,636		3,591		1,165		554		2,815		72		—		14,021
Gross YTD charge-offs	10	11		9		3		1		230		1		—		265
Total Portfolio
Pass	177,677	210,451		373,267		284,058		139,276		88,093		128,312		3,244		1,404,378
Watch	8,911	295		6,289		2,352		423		1,121		534		581		20,506
Special Mention	27,271	—	—	5,679	—	—	—	309	—	—	—	741	—	—	—	34,000
Substandard	804	191		4,085		717		37		435		525		403		7,197
Doubtful	—	—		—		—		—		—		79		—		79
Total	$214,663	$210,937		$389,320		$287,127		$140,045		$89,649		$130,191		$4,228		$1,466,160

Total Gross YTD charge-offs	$10	$581		$9		$172		$3		$382		$1,834		$—		$2,991
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
The following tables present the recorded investment in non-accrual loans and loans past due over 90 days still on accrual by class of loans as of December 31, 2025 and 2024.

(dollars in thousands)	Non-accrual with no Allowance	Non-accrual with Allowance	Total Non-accrual	90 Days Past Due and Still Accruing	Total Non-performing Loans
December 31, 2025
Commercial, Financial, and Agricultural	$603	$400	$1,003	$—	$1,003
Real estate mortgage − residential	—	5,656	5,656	29	5,685
Real estate mortgage − commercial	—	143	143	—	143
Installment and Other Consumer	—	34	34	—	34
Total	$603	$6,233	$6,836	$29	$6,865
December 31, 2024
Commercial, Financial, and Agricultural	$—	$923	$923	$—	$923
Real estate construction − residential	—	454	454	—	454
Real estate construction − commercial	—	49	49	—	49
Real estate mortgage − residential	—	963	963	207	1,170
Real estate mortgage − commercial	—	138	138	—	138
Installment and Other Consumer	—	10	10	3	13
Total	$—	$2,537	$2,537	$210	$2,747
No material amount of interest income was recognized on non-accrual loans during the year ended December 31, 2025.
The following table provides aging information for the Company's past due and non-accrual loans at December 31, 2025 and 2024.

(dollars in thousands)	Current or Less Than 30 Days Past Due	30 - 89 Days Past Due	90 Days Past Due And Still Accruing	Non-Accrual	Total
December 31, 2025
Commercial, Financial, and Agricultural	$226,129	$452	$—	$1,003	$227,584
Real estate construction − residential	39,521	88	—	—	39,609
Real estate construction − commercial	83,846	—	—	—	83,846
Real estate mortgage − residential	362,289	1,662	29	5,656	369,636
Real estate mortgage − commercial	755,512	237	—	143	755,892
Installment and Other Consumer	10,105	86	—	34	10,225
Total	$1,477,402	$2,525	$29	$6,836	$1,486,792
December 31, 2024
Commercial, Financial, and Agricultural	$201,201	$205	$—	$923	$202,329
Real estate construction − residential	31,592	—	—	454	32,046
Real estate construction − commercial	80,386	—	—	49	80,435
Real estate mortgage − residential	358,393	2,172	207	963	361,735
Real estate mortgage − commercial	773,918	1,538	—	138	775,594
Installment and Other Consumer	13,900	108	3	10	14,021
Total	$1,459,390	$4,023	$210	$2,537	$1,466,160
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

For the years ended December 31, 2025 and 2024, the Company did not modify any loans made to borrowers experiencing financial difficulty. The Company monitors loan payments on an on-going basis to determine if a loan is considered to have a payment default. Determination of payment default involves analyzing the economic conditions that exist for each customer and their ability to generate positive cash flows during the loan term.
(3) Other Real Estate and Other Assets Acquired in Settlement of Loans
The following table shows the balance of the Company's other real estate and other assets acquired in the settlement of loans for the years indicated:

	December 31,
(dollars in thousands)	2025	2024
Real estate construction - commercial	$—	$2,549
Real estate mortgage - residential	—	42
Real estate mortgage - commercial	98	858
Total	98	3,449
Less valuation allowance for other real estate owned	—	(2,003)
Total other real estate owned	$98	$1,446
Activity in the valuation allowance for other real estate owned in settlement of loans for the years indicated:

	For the year ended December 31,
(dollars in thousands)	2025	2024	2023
Balance, beginning of year	$2,003	$5,950	$2,664
Provision for (release of) other real estate owned	(41)	(127)	4,729
Charge-offs	(1,962)	(3,820)	(1,443)
Balance, end of year	$—	$2,003	$5,950
(4) Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of debt securities classified as available-for-sale at December 31, 2025 and 2024 were as follows:

	Total Amortized Cost	Gross Unrealized		Fair Value
(dollars in thousands)		Gains	Losses
December 31, 2025
U.S. Treasury	$4,949	$119	$—	$5,068
U.S. government-sponsored enterprises	5,001	31	(116)	4,916
Obligations of states and political subdivisions	121,569	28	(17,406)	104,191
Mortgage-backed securities	74,955	769	(4,227)	71,497
Other debt securities (1)	22,979	297	(325)	22,951
Bank issued trust preferred securities (1)	1,486	—	(170)	1,316
Total available-for-sale securities	$230,939	$1,244	$(22,244)	$209,939

December 31, 2024
U.S. Treasury	$4,937	$—	$(22)	$4,915
U.S. government and federal agency obligations	408	—	(7)	401
U.S. government-sponsored enterprises	13,020	11	(227)	12,804
Obligations of states and political subdivisions	125,559	7	(23,080)	102,486
Mortgage-backed securities	84,729	59	(6,678)	78,110
Other debt securities (1)	19,419	49	(781)	18,687
Bank issued trust preferred securities (1)	1,486	—	(237)	1,249
Total available-for-sale securities	$249,558	$126	$(31,032)	$218,652
(1) Certain hybrid instruments possessing characteristics typically associated with debt obligations.

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
Debt securities with carrying values aggregating approximately $101.5 million and $82.4 million at December 31, 2025 and December 31, 2024, respectively, were pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes as required or permitted by law.
The amortized cost and fair value of debt securities classified as available-for-sale at December 31, 2025, by contractual maturity are shown below. Accrued interest on investments totaled $1.5 million and $1.6 million at December 31, 2025 and December 31, 2024, respectively, and is included in the accrued interest receivable on the Company's Consolidated Balance Sheets. The total amount of accrued interest is excluded from the amortized cost basis of investments presented below. Further, the Company has elected not to measure an allowance for credit losses for accrued interest receivable. There were no past due or non-accrual available-for-sale securities at December 31, 2025 or 2024. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

	December 31, 2025
(dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$1,090	$1,092
Due after one year through five years	16,988	16,808
Due after five years through ten years	38,315	36,500
Due after ten years	99,591	84,042
Total	155,984	138,442
Mortgage-backed securities	74,955	71,497
Total available-for-sale securities	$230,939	$209,939
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in FHLB stock and MIB stock, which do not have readily determinable fair values, are required for membership in those organizations. The other investment securities held by the Company as of December 31, 2025 and December 31, 2024 are shown in the table below.

	December 31,
(dollars in thousands)	2025	2024
FHLB stock	$5,759	$4,924
MIB stock	151	151
Equity securities with readily determinable fair values	66	74
Total other investment securities	$5,976	$5,149

Gross unrealized losses on debt securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2025 and December 31, 2024 were as follows:

	Less than 12 months		12 months or more		Total Fair Value	Total Unrealized Losses
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2025
U.S. government-sponsored enterprises	$—	$—	$1,884	$(116)	$1,884	$(116)
Obligations of states and political subdivisions	604	(1)	100,994	(17,405)	101,598	(17,406)
Mortgage-backed securities	848	(7)	30,172	(4,220)	31,020	(4,227)
Other debt securities	2,703	(72)	4,572	(253)	7,275	(325)
Bank issued trust preferred securities	—	—	1,316	(170)	1,316	(170)
Total	$4,155	$(80)	$138,938	$(22,164)	$143,093	$(22,244)

December 31, 2024
U.S. Treasury	$4,915	$(22)	$—	$—	$4,915	$(22)
U.S. government and federal agency obligations	—	—	401	(7)	401	(7)
U.S. government-sponsored enterprises	996	(5)	1,778	(222)	2,774	(227)
Obligations of states and political subdivisions	2,791	(163)	98,442	(22,917)	101,233	(23,080)
Mortgage-backed securities	37,759	(563)	33,612	(6,115)	71,371	(6,678)
Other debt securities	4,900	(58)	9,101	(723)	14,001	(781)
Bank issued trust preferred securities	—	—	1,249	(237)	1,249	(237)
Total	$51,361	$(811)	$144,583	$(30,221)	$195,944	$(31,032)
The total available-for-sale portfolio consisted of approximately 386 securities at December 31, 2025. The portfolio included 339 securities having an aggregate fair value of $143.1 million that were in a loss position at December 31, 2025. Securities identified as temporarily impaired which had been in a loss position for 12 months or longer totaled $138.9 million at fair value at December 31, 2025. The $22.2 million aggregate unrealized loss included in accumulated other comprehensive loss at December 31, 2025 was caused by interest rate fluctuations.
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
The following table presents the gross realized gains and losses from sales and calls of available-for-sale securities, as well as gains and losses on equity securities from fair value adjustments which have been recognized in earnings:

	For the year ended December 31,
(dollars in thousands)	2025	2024	2023
Available-for-sale securities:
Gross realized gains	$125	$—	$—
Gross realized losses	—	—	(11,562)
Other investment securities:
Fair value adjustments, net	(8)	(4)	32
Certificates of deposit:
Gross realized losses	—	—	(17)
Investment securities gains (losses), net	$117	$(4)	$(11,547)

(5)    Premises and Equipment
A summary of premises and equipment, excluding those that were held for sale, at December 31, 2025 and 2024 was as follows:

	December 31,
(dollars in thousands)	2025	2024
Land and land improvements	$7,854	$9,190
Buildings and improvements	32,177	36,401
Furniture and equipment	12,344	13,675
Operating leases - right of use asset	5,352	2,796
Construction in progress	1,972	271
Total	59,699	62,333
Less accumulated depreciation	29,736	31,167
Premises and equipment, net	$29,963	$31,166
Depreciation expense for the years ended December 31, 2025, 2024, and 2023 was as follows:

	For the year ended December 31,
(in thousands)	2025	2024	2023
Depreciation expense	$2,241	$1,650	$2,106
(6)    Intangible Assets
Mortgage Servicing Rights
On January 31, 2024, the Company sold its mortgage servicing rights ("MSRs") portfolio and all serviced loans transferred to the new servicer on April 30, 2024.
The table below presents changes in mortgage servicing rights for the years ended December 31, 2025, 2024, and 2023.

	For the year ended December 31,
(dollars in thousands)	2025	2024	2023
Balance at beginning of year	$—	$1,738	$2,899
Originated mortgage servicing rights	—	—	39
Sale proceeds	—	(1,670)	—
Changes in fair value:
Due to changes in model inputs and assumptions (1)	—	—	(939)
Other changes in fair value (2)	—	(68)	(261)
Total changes in fair value	—	(68)	(1,200)
Balance at end of year	$—	$—	$1,738
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
Total changes in fair value are reported in real estate servicing fees, net, reported in non-interest income in the Company's Consolidated Statements of Income. In the fourth quarter of 2023, the Company recognized a $1.1 million mortgage MSR valuation write-down upon accepting a letter of intent to sell the Company's servicing portfolio, which closed during the first quarter of 2024. Prior to the fourth quarter of 2023, valuation assumptions were reviewed with a third-party specialist.

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

Interest Rate Swap Contracts Not Designated as Hedges
The Company entered into interest rate swap contracts sold to commercial customers who wish to modify their interest rate sensitivity. These swaps are offset by contracts simultaneously purchased by the Company from other financial dealer institutions with mirror-image terms. Because of the mirror-image terms of the offsetting contracts, in addition to collateral provisions which mitigate the impact of non-performance risk, changes in the fair value subsequent to initial recognition have a minimal effect on earnings. These derivative contracts do not qualify for hedge accounting.
The following table reflects the estimated fair value of derivative instruments included in other assets and other liabilities on the Consolidated Balance Sheets along with their respective notional amounts on a gross basis.

	As of December 31, 2025			As of December 31, 2024
		Fair Value			Fair Value
	Notional Amount	Derivative Assets	Derivative Liabilities	Notional Amount	Derivative Assets	Derivative Liabilities
Interest Rate Products	$16,542	$180	$191	$16,542	$66	$89
Total derivatives not designated as hedging instruments	$16,542	$180	$191	$16,542	$66	$89

The table below presents the effect of the Company’s derivative financial instruments that are not designated as hedging instruments on the Consolidated Statements of Income as of December 31, 2025, 2024, and 2023. The Company recognized $0.02 million, $0.3 million and $0 of other income related to client swaps during the years ended December 31, 2025, 2024, and 2023 respectively.

		For the year ended December 31,
(dollars in thousands)	Location of Gain or (Loss) Recognized in Income	2025	2024	2023
Interest Rate Products (1)	Other non-interest income	$12	$(23)	$—
Mortgage derivatives - Interest rate lock commitments	Other non-interest income / expense	—	(41)	—
Mortgage derivatives - Forward commitments	Other non-interest income / expense	—	41	—
Total		$12	$(23)	$—
(1)Gain (loss) represents net fair value adjustments (including credit-related adjustments) for client swaps.

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

Certain derivative transactions have collateral requirements, both at the inception of the trade, and as the value of each derivative position changes. As of December 31, 2025, the Company was required to post collateral of $0.4 million. As of December 31, 2024, the Company had recorded an obligation to return cash collateral of $0.1 million.
As of December 31, 2025, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $0.01 million. As of December 31, 2025, the Company has not posted any collateral related to these agreements. If the Company had breached any of these provisions at December 31, 2025, it could have been required to settle its obligations under the agreements at their termination value of $0.
(8) Deposits
The table below represents the aggregate amount of time deposits with balances that met or exceeded the FDIC insurance limit of $250,000 and brokered deposits as of December 31, 2025 and 2024:

	December 31,
(dollars in thousands)	2025	2024
Time deposits with balances > $250,000	$90,504	$100,383
Brokered deposits	502	13
Total	$91,006	$100,396
The scheduled maturities of total time deposits at December 31, 2025 were as follows:

(dollars in thousands)
2026	$280,853
2027	16,925
2028	4,827
2029	531
2030	376
Thereafter	—
Total	$303,512
(9) Leases
Leases are classified as operating or finance leases at the lease commencement date. The Company's leases primarily consist of office space, bank branches and bank equipment with original lease terms of generally 1 to 10 years. Lease right-of-use ("ROU") assets represent the Company's right to use an underlying asset during the lease term and lease liabilities represent the Company's obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at lease commencement based on the present value of the remaining lease payments using a discount rate that represents the Company's incremental borrowing rate at the lease commencement date.
Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term and is recorded in net occupancy expense in the Consolidated Statements of Income.
The components of lease expense for the years ending December 31, 2025, 2024 and 2023 are shown in the table below. There was no expense recorded related to the Company's finance lease due to the timing of its commencement date.

	For the year ended December 31,
(dollars in thousands)	2025	2024	2023
Operating lease expense	$626	$316	$405
ROU assets and lease liabilities by lease type, and the associated balance sheet classifications are shown in table below as of December 31, 2025 and 2024.

		December 31,
(dollars in thousands)	Balance Sheet Classification	2025	2024
ROU assets
ROU assets-operating leases	Premises and equipment, net	$2,476	$1,635
ROU assets-finance leases	Premises and equipment, net	1,205	—
Total ROU assets		$3,681	$1,635

Lease liabilities
Operating lease liabilities	Operating lease liabilities	$2,682	$1,678
Finance lease liabilities	Finance lease liabilities	1,205	—
Total lease liabilities		$3,887	$1,678

Contractual lease payment obligations for each of the next five years and thereafter, in addition to a reconciliation to the Company's lease liabilities were as follows:

(dollars in thousands)	Operating Leases	Finance Leases	Total
2026	$550	$201	$751
2027	621	201	822
2028	631	201	832
2029	420	201	621
2030	387	201	588
Thereafter	415	400	815
Total lease payments	3,024	1,405	4,429
Less imputed interest	(342)	(200)	(542)
Total lease liabilities, as reported	$2,682	$1,205	$3,887

The following table presents the weighted average remaining lease term, in years, and the weighted average discount rate by lease type as of December 31, 2025 and 2024.

	December 31,
	2025	2024
Operating lease weighted average remaining lease term (in years)	5.4	5.7
Operating lease weighted average discount rate	4.38%	4.10%

Finance lease weighted average remaining lease term (in years)	7	0
Finance lease weighted average discount rate	4.55%	—%
(10)    Borrowings
Federal Home Loan Bank advances and other borrowings of the Company consisted of the following as of December 31, 2025 and 2024:

	December 31,
(dollars in thousands)	2025	2024
FHLB advances; weighted average interest rate of 3.21% and 2.77% at December 31, 2025 and 2024, respectively	$102,000	$81,425
Other	86	100
Subordinated notes	49,486	49,486
Total	$151,572	$131,011
The Bank is a member of the Federal Home Loan Bank of Des Moines and has access to term financing from the FHLB. These borrowings, which are all fixed rate, are secured under a blanket agreement which assigns all investment in FHLB stock, as well as qualifying first mortgage loans as collateral to secure amounts borrowed by the Bank. As of December 31, 2025, the Bank had $102.0 million in outstanding borrowings with the FHLB. Based upon the collateral pledged to the FHLB at December 31, 2025, the Bank could borrow up to an additional $254.4 million under the agreement.
On March 17, 2005, Exchange Statutory Trust II, a business trust and subsidiary of the Company, issued $23.0 million of 30-year floating rate Trust Preferred Securities ("TPS") to a TPS Pool. The floating rate is equal to the three-month term Secured Overnight Financing Rate ("SOFR") plus 1.83% and reprices quarterly (5.80% at December 31, 2025). The TPS can be prepaid without penalty at any time after five years from the issuance date.
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

On March 17, 2004, Exchange Statutory Trust I, a business trust and subsidiary of the Company issued $25.0 million of floating rate TPS to a TPS Pool. The floating rate is equal to the three-month term SOFR plus 2.70% and reprices quarterly (6.67% at December 31, 2025). The TPS are fully, irrevocably, and unconditionally guaranteed on a subordinated basis by the Company.
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
The Exchange Statutory Trusts are not consolidated in the Company's financial statements. Accordingly, the Company does not report the securities issued by the Exchange Statutory Trusts as liabilities, and instead reports the subordinated notes issued by the Company and held by the Exchange Statutory Trusts as liabilities. The amount of the subordinated notes as of both December 31, 2025 and 2024 was $49.5 million. The Company has recorded the investments in the common securities issued by the Exchange Statutory Trusts aggregating $1.3 million as of both December 31, 2025 and 2024, and the corresponding obligations under the subordinated notes, as well as the interest income and interest expense on such investments and obligations in its consolidated financial statements.
In 2024, the Company entered into a debt agreement with an unrelated-third party to borrow $100,000 with an interest rate of 4.42%. The loan is forgiven on a straight-line basis over seven years if certain terms and conditions contained in the debt agreement are met. Any accrued interest is forgiven annually. The principal forgiveness is recorded as a component of wealth management revenue in the Consolidated Statements of Income and is shown as gain on cancellation of debt in the Consolidated Statements of Cash Flow.
Future payments for FHLB advances and other borrowings at their maturity date are shown in the table below as of the year ended December 31, 2025.

dollars in thousands	As of December 31, 2025
2026	$83,000
2027	7,500
2028	—
2029	2,925
2030	8,575
Thereafter	49,572
Total	$151,572
(11)    Income Tax
The composition of income tax expense (benefit) for the years ended December 31, 2025, 2024, and 2023 was as follows:

	For the year ended December 31,
(dollars in thousands)	2025	2024	2023
Current:
Federal	$4,039	$3,070	$793
State	23	—	67
Total current	4,062	3,070	860
Deferred:
Federal	1,236	1,032	(1,384)
State	—	—	—
Total deferred	1,236	1,032	(1,384)
Total income tax expense (benefit)	$5,298	$4,102	$(524)
A reconciliation between reported income tax expense and the amounts computed by applying the U.S. federal statutory income tax rate of 21% to income before income taxes is presented in the table below for the year ended December 31, 2025. State and local income taxes are primarily related to the State of Kansas, while amounts related to other jurisdictions were not significant, in the aggregate, during the reported periods.

	For the year ended December 31,
	2025
(dollars in thousands)	Amount	%
Tax at statutory federal income tax rate	$6,111	21.00%
State and local income taxes, net of federal benefit	(5)	(0.02)
Foreign tax effects	—	—
Effect of changes in tax laws or rates enacted in current period	—	—
Effect of cross-border tax laws	—	—
Tax credits	(53)	(0.18)
Changes in federal valuation allowances	—	—
Nontaxable or nondeductible items
Tax exempt income, net	(688)	(2.36)
Section 265/291 interest disallowance	375	1.29
Income on BOLI	(431)	(1.48)
Other nondeductible items	46	0.16
Changes in unrecognized tax benefits	—	—
Other, net	(57)	(0.20)
Provision for income tax expense	$5,298	18.21%

The effective tax rate differs from the U.S. federal statutory rate primarily due to tax-free revenues for the year ended December 31, 2025.
The following table presents the required disclosures prior to the Company's adoption of ASU 2023-09 and reconciles the U.S. federal statutory income tax rate to the effective tax rate for the years ended December 31, 2024 and 2023:

	For the year ended December 31,
	2024		2023
(dollars in thousands)	Amount	%	Amount	%
Income before provision for income tax (benefit)	$22,358		$432
Tax at statutory federal income tax rate	4,695	21.00	91	21.00
Tax-exempt income, net	(567)	(2.54)	(509)	(117.88)
State income tax expense, net of federal tax expense	—	—	53	12.25
Other, net	(26)	(0.11)	(159)	(36.86)
Provision for income tax expense (benefit)	$4,102	18.35%	$(524)	(121.49)%
Income taxes (benefit) as a percentage of earnings before income taxes (benefit) as reported in the consolidated financial statements were 18.35% and (121.49)% for the years ended December 31, 2024 and 2023, respectively, which was lower than the U.S. federal statutory rate of 21% primarily due to tax-free revenues.
The Company adopted ASU 2023-09 on a prospective basis for the year ended December 31, 2025, and has included the following table as a result of the adoption, which presents income taxes paid (net of refunds received) for the year ended December 31, 2025:

For the year ended December 31,
(dollars in thousands)	2025
Federal	$3,192
State and local taxes	14
Total	$3,206

The following table summarizes the income taxes paid for the years ended December 31, 2024 and 2023:

	For the year ended December 31,
(dollars in thousands)	2024	2023
Cash paid during the year for:
Income taxes	$2,596	$1,925
The components of deferred tax assets and deferred tax liabilities at December 31, 2025 and 2024 were as follows:

	December 31,
(dollars in thousands)	2025	2024
Deferred tax assets:
Allowance for loan losses	$4,123	$4,589
Securities	4,344	6,428
Other real estate owned	—	421
Deferred loan fees	524	450
Lease liability	816	352
Accrued / deferred compensation	560	763
Other	508	497
Total deferred tax assets	10,875	13,500
Deferred tax liabilities:
Premises and equipment	413	515
Deferred loan costs	374	395
Pension	2,949	2,424
Right-of-use asset	773	343
Prepaid expenses	341	233
Other	79	61
Total deferred tax liabilities	4,929	3,971
Net deferred tax assets	$5,946	$9,529
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income of the appropriate character during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning initiatives in making this assessment. In management's opinion, the Company will more likely than not realize the benefits of its deferred tax assets and, therefore, has not established a valuation allowance against its deferred tax assets as of December 31, 2025 and 2024. Management arrived at this conclusion based upon the level of historical taxable income and projections for future taxable income of the appropriate character over the periods in which the deferred tax assets are deductible.
The Company follows ASC Topic 740, Income Taxes, which addresses the accounting for uncertain tax positions. For each of the years ended December 31, 2025 and 2024, the Company did not have any uncertain tax provisions and did not record any related tax liabilities.

(12) Stockholders' Equity and Accumulated Other Comprehensive Income (Loss)
Accumulated Other Comprehensive Income (Loss)
The following table summarizes the change in the components of the Company's accumulated other comprehensive income (loss) for the years ended December 31, as indicated.

(dollars in thousands)	Unrealized Income (Loss) on Securities (1)	Unrecognized Net Pension and Postretirement Costs (2)	Accumulated Other Comprehensive Income (Loss)
Balance, December 31, 2023	$(21,461)	$7,699	$(13,762)
Other comprehensive loss, before reclassifications	(3,740)	(690)	(4,430)
Amounts reclassified from accumulated other comprehensive loss	—	6,100	6,100
Other comprehensive (loss) income, before tax	(3,740)	5,410	1,670
Income tax expense	785	(1,136)	(351)
Other comprehensive (loss) income, net of tax	(2,955)	4,274	1,319
Balance, December 31, 2024	(24,416)	11,973	(12,443)
Other comprehensive income (loss), before reclassifications	10,032	(1,275)	8,757
Amounts reclassified from accumulated other comprehensive income (loss)	(125)	2,546	2,421
Other comprehensive income, before tax	9,907	1,271	11,178
Income tax expense	(2,081)	(267)	(2,348)
Other comprehensive income, net of tax	7,826	1,004	8,830
Balance, December 31, 2025	$(16,590)	$12,977	$(3,613)
(1)The pre-tax amounts reclassified from accumulated other comprehensive income (loss) are included in gains (losses) on sale of investment securities in the Consolidated Statements of Income.
(2)The pre-tax amounts reclassified from accumulated other comprehensive income (loss) are included in the computation of net periodic pension (income) cost. See Note 14, "Retirement Plans."
Shares issued and outstanding
The following table shows the changes in shares of common stock issues and common stock held as treasury shares for the years ended December 31, 2025, 2024, and 2023.

(dollars in thousands)	Common Stock Issued	Treasury Stock Held	Common Stock Outstanding
Balance at, December 31, 2022	$7,284	$(516)	$6,769
Stock dividend	271	—	271
Repurchase of common stock	—	—	—
Balance at, December 31, 2023	7,555	(516)	7,039
Restricted share unit activity	—	6	6
Repurchase of common stock	—	(57)	(57)
Balance at, December 31, 2024	7,555	(566)	6,989
Restricted share unit activity	—	13	13
Repurchase of common stock	—	(100)	(100)
Balance at, December 31, 2025	$7,555	$(654)	$6,901
Stock Dividend
On July 1, 2023, the Company paid a stock dividend of four percent to common shareholders of record at the close of business on June 15, 2023. For all periods presented, share information, including basic and diluted earnings per share, has been adjusted retroactively to reflect this change.
Repurchase Program
Pursuant to the Company's common stock repurchase program adopted in 2019, management was given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchases. The Company repurchased 45,686 shares under this repurchase plan at an average cost of $27.09 per share totaling $1.2 million during the year ended December 31, 2025.

On June 5, 2025, the Company announced that its Board of Directors approved a new common stock repurchase program under which the Company may repurchase up to $10.0 million of its common stock, which replaced the Company’s prior 2019 common stock repurchase program. Pursuant to the repurchase program, management is given discretion to determine the number and pricing of the shares to be repurchased, as well as the timing of any such repurchases. The timing and total amount of stock repurchases will depend on market and other conditions and may be made from time to time in open market purchases or privately negotiated transactions. The program has no termination date, may be suspended or discontinued at any time and does not obligate the Company to acquire any amount of common stock. As of December 31, 2025, $8.4 million remains available for share repurchases pursuant to the plan. The Company repurchased 54,672 common shares under the repurchase plan during the year end December 31, 2025 at an average cost of $28.72 per share totaling $1.6 million, exclusive of any applicable excise tax.
(13) Share-Based Compensation
Equity-Based Compensation Plan
In 2023, the Company's shareholders approved the Hawthorn Bancshares, Inc. Equity Incentive Plan (the "Equity Plan"), which was previously approved by the Company's Board of Directors (the "Board"). The purpose of the Equity Plan is to allow eligible participants of the Company and its subsidiaries to acquire or increase a proprietary and vested interest in the growth and performance of the Company. The Equity Plan is also designed to assist the Company in attracting and retaining selected service providers by providing them with the opportunity to participate in the success and profitability of the Company. The terms of the Equity Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, other equity-based awards and cash awards. Subject to certain adjustments, the maximum number of shares of the Company's common stock that may be delivered pursuant to awards under the Equity Plan is 203,000 shares. As of December 31, 2025, there were 145,065 shares of common stock that may be granted under the Equity Plan for future award issuances. Eligible participants under the Equity Plan include all employees, non-employee directors and consultants of the Company or its subsidiaries. The Equity Plan is administered by the Board or a committee thereof.
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
The following table summarizes the status of the Company's RSUs for the years ended December 31, 2025, 2024 and 2023.

	For the year ended December 31,
	2025		2024		2023
(dollars in thousands, except per share amounts)	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested beginning of year	35,336	$22.84	18,277	$20.63	—	$—
Granted	18,174	30.94	23,151	24.68	18,277	20.63
Vested	13,806	22.32	6,092	23.81	—	—
Forfeited	667	32.01	—	—	—	—
Non-vested end of year	39,037	$26.64	35,336	$22.84	18,277	$20.63

The fair value of the RSUs units is determined using the Company’s stock price on the date of grant. Total share-based compensation expense recognized for these RSUs was $392,000, $184,000, and $42,000 for the years ended December 31, 2025, 2024, and 2023 respectively. The Company's income tax expense included an immaterial amount of tax benefit for the years ended December 31, 2025 and 2024 related to the vesting and forfeiture of equity-based awards.
At December 31, 2025, there was $0.8 million of total unrecognized compensation expense related to RSUs that is expected to be recognized over a weighted-average period of 2.1 years.
(14)    Retirement Plans
Profit-sharing Plan
The Company's profit-sharing plan includes a matching 401(k) portion, in which the Company matches the first 3% of eligible employee contributions. The Company made annual contributions for the discretionary portion in an amount up to 6% of income before income taxes and before contributions to the profit-sharing and pension plans for all participants, limited to the maximum amount deductible for federal income tax purposes, for each of the years shown. In addition, employees were able to make additional tax-deferred contributions. Total expense recorded for the Company match was $0.5 million, $0.5 million and $0.6 million for the years ended December 31, 2025, 2024, and 2023, respectively. The employer discretionary profit-sharing contribution made to the 401(k) plan was $1.2 million, $0.8 million, and $0.6 million for plan years 2025, 2024 and 2023, respectively.
Other Plans
On November 7, 2018, the Board of Directors of the Company adopted a supplemental executive retirement plan (SERP), effective on January 1, 2018. The SERP provides select employees who satisfy certain eligibility requirements with certain benefits upon retirement, termination of employment or death.
As of December 31, 2025, the accrued liability under the plan was $1.7 million and the expense was $0.1 million, $0.1 million and $0.04 million for the years ended December 31, 2025, 2024, and 2023, respectively, and is recognized over the required service period. For the year ended December 31, 2025, a $0.2 million distribution was paid.
Pension
The Company provides a noncontributory defined benefit pension plan for all full-time and eligible employees. Beginning January 1, 2018 and for all retrospective periods presented, the Company adopted the guidance under Accounting Standards Update (“ASU”) 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. Under the new guidance, only the service cost component of the net periodic benefit cost is reported in the same income statement line item as salaries and benefits, and the remaining components are reported as other non-interest expense. An employer is required to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. Under the Company’s funding policy for the defined benefit pension plan, contributions are made to a trust as necessary to provide for current service and for any unfunded accrued actuarial liabilities over a reasonable period. To the extent that these requirements are fully covered by assets in the trust, a contribution might not be made in a particular year. The Company did not elect to make a pension contribution in 2025.
Effective July 1, 2017, the Company amended the pension plan to effectuate a “soft freeze” such that no individual hired (or rehired in the case of a former employee) by the Company after September 30, 2017, whether or not such individual is or was a vested member in the plan, will be eligible to be an active member and be entitled to accrue any benefits under the plan.

The funded status and the amounts recognized on the Consolidated Balance Sheets for the years ended December 31, 2025 and 2024 are shown in the table below.

	December 31,
(dollars in thousands)	2025	2024
Change in projected benefit obligation:
Balance, January 1	$28,787	$30,623
Service cost	695	947
Interest cost	1,550	1,477
Actuarial gain(1)	(417)	(3,147)
Benefits paid	(1,389)	(1,113)
Balance, December 31,	29,226	28,787
Change in plan assets:
Fair value, January 1	40,332	36,242
Actual return on plan assets	4,473	5,348
Employer contribution	—	—
Expenses paid	(149)	(145)
Benefits paid	(1,389)	(1,113)
Fair value, December 31,	43,267	40,332
Funded status at end of year	14,041	11,544
Accumulated benefit obligation	$26,370	$24,954

Amounts recognized in the statement of financial position consist of the following:
Non-current assets	$14,041	$11,544
Net asset at end of year	$14,041	$11,544
(1)The actuarial gain in 2024 was primarily driven by the increase in the year-over-year discount rate, which resulted in a gain for the plan.
Components of Net Pension (Income) Cost and Other Amounts Recognized in Accumulated Other Comprehensive Income (Loss)
The following items are components of net pension income for the years ended December 31, 2025, 2024, and 2023 as indicated:

	For the year ended December 31,
(dollars in thousands)	2025	2024	2023
Service cost - benefits earned during the year	$695	$947	$946
Interest costs on projected benefit obligations (1)	1,550	1,477	1,428
Expected return on plan assets (1)	(2,340)	(2,358)	(2,178)
Expected administrative expenses	145	109	115
Amortization of unrecognized net (gain) loss (1)	(1,275)	(690)	(640)
Net periodic pension income	$(1,225)	$(515)	$(329)
(1)The components of net periodic pension income other than the service cost component are included in other non-interest income.
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

Amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive income (loss) at December 31, 2025 and 2024 are shown below, including amounts recognized in other comprehensive income during the periods. All amounts are shown on a pre-tax basis.

	December 31,
(dollars in thousands)	2025	2024
Net accumulated actuarial net gain	$16,426	$15,155
Accumulated other comprehensive gain	16,426	15,155
Net periodic benefit cost in excess of cumulative employer contributions	(2,385)	(3,611)
Net amount recognized at December 31, balance sheet	$14,041	$11,544

Net actuarial gain arising during period	$2,546	$6,100
Amortization of net actuarial gain	(1,275)	(690)
Total recognized in other comprehensive income	$1,271	$5,410

Assumptions utilized to determine benefit obligations as of December 31, 2025, 2024, and 2023 and to determine pension expense for the years then ended are as follows:

	December 31,
	2025	2024	2023
Determination of benefit obligation at year end:
Discount rate	5.55%	5.65%	4.95%
Annual rate of compensation increase	4.50	4.50	4.50
Determination of pension expense for year ended:
Discount rate for the service cost	5.65%	4.95%	5.10%
Annual rate of compensation increase	4.50	4.50	4.50
Expected long-term rate of return on plan assets	6.25	6.75	6.75
The assumed overall expected long-term rate of return on pension plan assets used in calculating 2025 pension expense was 6.25%. Determination of the plan's rate of return is based upon historical returns for equities and fixed income indexes. During the past five years, the Company's plan assets have experienced the following annual returns:

	For the year ended December 31,
	2025	2024	2023	2022	2021
Actual rate of return	11.3%	15.9%	21.1%	(17.0)%	22.1%
The rate used in plan calculations may be adjusted by management for current trends in the economic environment. With a traditional investment mix of over half of the plan's investments in equities, the actual return for any one plan year may fluctuate significantly with changes in the stock market. Primarily due to an increase in the discount rate used in the actuarial calculation of plan income, the Company expects to recognize $1.2 million of income in 2026 compared to expected income of $0.8 million in 2025.
Plan Assets
The investment policy of the pension plan is designed for growth in value while minimizing risk to the overall portfolio. The Company diversifies the assets through investments in domestic fixed income securities and domestic and international equity securities. The assets are readily marketable and can be sold to fund benefit payment obligations as they become payable. The
Company regularly reviews its policies on the investment mix and may make changes depending on economic conditions and perceived investment mix.

The fair value of the Company's pension plan assets at December 31, 2025 and 2024 by asset category was as follows:

		Fair Value Measurements
(dollars in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2025
Cash equivalents	$4,426	$4,426	$—	$—
U.S government agency obligations	12,013	—	12,013	—
Corporate bonds	5,358	—	5,358	—
Mutual funds	21,470	21,470	—	—
Total	$43,267	$25,896	$17,371	$—
December 31, 2024
Cash equivalents	$3,630	$3,630	$—	$—
U.S government agency obligations	7,536	—	7,536	—
Corporate bonds	975	—	975	—
Mutual funds	28,191	28,191	—	—
Total	$40,332	$31,821	$8,511	$—
The future benefit payments expected to be paid during the following years ended December 31, are as follows:

(dollars in thousands)
2026	$1,241
2027	1,377
2028	1,501
2029	1,629
2030	1,822
Thereafter	10,538
Total	$18,108
(15) Earnings per Share
The following table displays a reconciliation of the information used in calculating basic and diluted earnings per common share for the years ended December 31, 2025, 2024, and 2023, which have been restated for stock dividends. Diluted earnings per common share incorporate the potential impact of contingently issuable shares, including awards which require future service as a condition of delivery of the underlying common stock.

	As of and for the year ended December 31,
(dollars and shares in thousands, except per share data)	2025	2024	2023
Net income available to common shareholders	$23,801	$18,256	$956

Weighted average common shares outstanding	6,932	7,000	7,039
Effect of dilutive equity-based awards	10	—	—
Weighted average dilutive common shares outstanding	6,942	7,000	7,039

Basic earnings per share	$3.44	$2.61	$0.14
Diluted earnings per share	$3.43	$2.61	$0.14
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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of CET1, Tier 1 and total capital to risk-weighted assets, and of Tier 1 capital to average assets, each as defined in the regulations. Management believes, as of December 31, 2025, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

Financial institutions are categorized as well capitalized or adequately capitalized, based on minimum total risk-based, Tier 1 risk-based, CET1 and Tier 1 leverage ratios. As shown in the table below, the Company’s capital ratios exceeded the regulatory definition of adequately capitalized as of December 31, 2025 and 2024. Based upon the information in its most recently filed call report, the Bank met the capital ratios necessary to be well-capitalized. The regulatory authorities can apply changes in classification of assets, and such changes may retroactively subject the Company to changes in capital ratios. Any such change could reduce one or more capital ratios below well-capitalized status. In addition, a change may result in imposition of additional assessments by the FDIC or could result in regulatory actions that could have a material effect on our condition and results of operations. In addition, bank holding companies generally are required to maintain a Tier 1 leverage ratio of at least 4%.

Because the Bank had less than $15 billion in total consolidated assets as of December 31, 2009, the Company is allowed to continue classifying its trust preferred securities, all of which were issued prior to May 19, 2010, as Tier 1 capital.

Under the Basel III requirements, at December 31, 2025 and December 31, 2024, the Company met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions, as shown in the following table as of years indicated:

	Actual		Minimum Capital Required - Basel III Fully Phased-In		Required to be Considered Well- Capitalized
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2025
Total Capital (to risk-weighted assets):
Company	$247,190	15.49%	$167,563	10.50%	$—	N/A
Bank	222,887	14.08	166,169	10.50	158,256	10.00%
Tier 1 Capital (to risk-weighted assets):
Company	227,237	14.24	135,646	8.50	—	N/A
Bank	203,097	12.83	134,518	8.50	126,605	8.00
Common Equity Tier 1 Capital (to risk-weighted assets):
Company	179,237	11.23	111,709	7.00	—	N/A
Bank	203,097	12.83	110,779	7.00	102,866	6.50
Tier 1 leverage ratio (to adjusted average assets):
Company	227,237	12.12	74,994	4.00	—	N/A
Bank	203,097	10.90	74,546	4.00	93,183	5.00

December 31, 2024
Total Capital (to risk-weighted assets):
Company	$232,400	14.79%	$164,953	10.50%	$—	N/A
Bank	219,410	14.10	163,365	10.50	155,586	10.00%
Tier 1 Capital (to risk-weighted assets):
Company	212,780	13.54	133,533	8.50	—	N/A
Bank	199,960	12.85	132,248	8.50	124,469	8.00
Common Equity Tier 1 Capital (to risk-weighted assets)
Company	164,780	10.49	109,968	7.00	—	N/A
Bank	199,960	12.85	108,910	7.00	101,131	6.50
Tier 1 leverage ratio:
Company	212,780	11.46	74,261	4.00	—	N/A
Bank	199,960	10.83	73,847	4.00	92,309	5.00
(17)    Fair Value Measurements
Fair value represents the amount expected to be received to sell an asset or paid to transfer a liability in its principal or most advantageous market in an orderly transaction between market participants at the measurement date.
Depending on the nature of the asset or liability, the Company uses various valuation methodologies and assumptions to estimate fair value. The measurement of fair value under U.S. GAAP uses a hierarchy intended to maximize the use of observable inputs and minimize the use of unobservable inputs. This hierarchy uses three levels of inputs to measure the fair value of assets and liabilities described below. During the year ended December 31, 2025 there were no transfers into or out of Levels 1-3.
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
Available-for-Sale Securities
The fair value measurements of the Company’s investment securities are determined by a third party pricing service which considers observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. The fair value measurements are subject to independent verification to another pricing source by management each quarter for reasonableness. U.S. Treasury securities are classified as Level 1, and all other available for sale securities are classified as Level 2.
Other Investment Securities
Other investment securities include equity securities with readily determinable fair values and other investment securities that do not have readily determinable fair values. Investments in FHLB stock and MIB bankers bank stock, which do not have readily determinable fair values, are required for membership in those organizations. Equity securities that are not actively traded are classified in Level 2.
Equity securities with readily determinable fair values are recorded at fair value, with changes in fair value reflected in earnings. Equity securities that do not have readily determinable fair values are carried at cost and are periodically assessed for impairment. The Company uses Level 1 inputs to value equity securities that are traded in active markets.
Derivative Assets and Liabilities
Derivative assets and liabilities include interest rate swaps. The fair value is determined using a discounted cash flow analysis on the expected cash flows of each derivative, which also includes a credit value adjustment for client swaps. An independent third-party valuation is used to verify and confirm these values, which are classified as Level 2 within the fair value hierarchy.
Mortgage Servicing Rights
The Company sold its servicing portfolio on January 31, 2024. In prior periods, the fair value of MSRs is based on the discounted value of estimated future cash flows utilizing contractual cash flows, servicing rate, constant prepayment rate, servicing cost, and discount rate factors. Accordingly, the fair value was estimated based on a valuation model that calculates the present value of estimated future net servicing income. The model incorporated assumptions that market participants use in estimating future net servicing income, including estimates of prepayment speeds, market discount rates, cost to service, float earnings rates, and other ancillary income, including late fees. The valuation models estimated the present value of estimated future net servicing income. The Company classified its MSRs as Level 3.

		Fair Value Measurements
(dollars in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2025
Assets:
U.S. Treasury	$5,068	$5,068	$—	$—
U.S. government and federal agency obligations	—	—	—	—
U.S. government-sponsored enterprises	4,916	—	4,916	—
Obligations of states and political subdivisions	104,191	—	104,191	—
Mortgage-backed securities	71,497	—	71,497	—
Other debt securities	22,951	—	22,951	—
Bank-issued trust preferred securities	1,316	—	1,316	—
Equity securities	66	66	—	—
Interest rate swaps	180	—	180	—
Total	$210,185	$5,134	$205,051	$—
Liabilities:
Interest rate swaps	$191	$—	$191	$—
Total	$191	$—	$191	$—

December 31, 2024
Assets:
U.S. Treasury	$4,915	$4,915	$—	$—
U.S. government and federal agency obligations	401	—	401	—
U.S. government-sponsored enterprises	12,804	—	12,804	—
Obligations of states and political subdivisions	102,486	—	102,486	—
Mortgage-backed securities	78,110	—	78,110	—
Other debt securities	18,687	—	18,687	—
Bank-issued trust preferred securities	1,249	—	1,249	—
Equity securities	74	74	—	—
Interest rate swaps	66	—	66	—
Total	$218,792	$4,989	$213,803	$—
Liabilities:
Interest rate swaps	$89	$—	$89	$—
Total	$89	$—	$89	$—
The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows for the year ended December 31, 2024. The Company sold its mortgage servicing portfolio on January 1, 2024. There was no activity related to mortgage servicing rights and interest rate lock commitments during the year ended December 31, 2025.

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
Collateral Dependent Loans
While the overall loan portfolio is not carried at fair value, the Company periodically records non-recurring adjustments to the carrying value of loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Non-recurring adjustments also include certain impairment amounts for collateral dependent loans when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan less estimated selling costs. In determining the value of real estate collateral, the Company relies on external and internal appraisals of property values depending on the size and complexity of the real estate collateral. Appraisals may be discounted based on the Company’s historical experience or other available information. The Company maintains staff trained to perform in-house evaluations and also to review third-party appraisal reports for reasonableness. In the case of non-real estate collateral, reliance is placed on a variety of sources, including external estimates of value and judgments based on the experience and expertise of internal specialists. Values of all loan collateral are regularly reviewed by the executive loan committee. Because many of these inputs are not observable, the measurements are classified as Level 3.
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
Premises and Equipment Held for Sale, net
Premises and equipment held for sale, net, are carried at the lower of cost or estimated fair value less disposal costs. Fair value, when recorded, is generally based upon appraisals by approved, independent state certified appraisers. Valuations are updated periodically, and the assets may be written down to reflect a new cost basis. Because many of these inputs are not observable, the measurements are classified as Level 3. Subsequent write-downs and gains or losses on the sales are recorded to (losses) gains on other real estate owned and other assets, net.

		Fair Value Measurements Using
(dollars in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses) (1)
December 31, 2025
Assets:
Collateral dependent loans:
Commercial, financial, & agricultural	$2,081	$—	$—	$2,081	$(1,640)
Real estate mortgage - residential	3,482	—	—	3,482	(432)
Total	$5,563	$—	$—	$5,563	$(2,072)
Other real estate and repossessed assets	$98	$—	$—	$98	$—
Premises and equipment held for sale, net	3,956	—	—	3,956	(225)

		Fair Value Measurements Using
(dollars in thousands)	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses) (1)
December 31, 2024
Assets:
Collateral dependent loans:
Commercial, financial, & agricultural	$641	$—	$—	$641	$(1,931)
Real estate construction - residential	260	—	—	260	—
Real estate mortgage - residential	—	—	—	—	(50)
Real estate mortgage - commercial	65	—	—	65	(436)
Total	$966	$—	$—	$966	$(2,417)
Other real estate and repossessed assets	$546	$—	$—	$546	$875
(1)Total gains (losses) reported for Other real estate owned and repossessed assets and Premises and equipment held for sale, net, includes charge-offs, valuation write-downs, and net losses taken during the periods reported.
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
Loans Held for Sale
The fair value of the loans held for sale is the price at which they could be sold in the principal market at the measurement date, therefore the Company classifies these loans as Level 2.
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
Cash Surrender Value Bank-Owned Life Insurance
The carrying amount of the cash surrender value of bank-owned life insurance is a reasonable estimate of the fair value because it is representative of the liquidation value as of the reporting date.
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
A summary of the carrying amounts and fair values of the Company's financial instruments at December 31, 2025 and 2024 is as follows:

	December 31, 2025
			Fair Value Measurements
			Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(dollars in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$16,632	$16,632	$16,632	$—	$—
Federal funds sold and overnight interest-bearing deposits	87,680	87,680	87,680	—	—
Certificates of deposit in other banks	1,000	1,000	1,000	—	—
Other investment securities	5,910	5,910	—	5,910	—
Loans, net	1,465,681	1,445,226	—	—	1,445,226
Loans held for sale	616	616	—	616	—
Accrued interest receivable	8,447	8,447	8,447	—	—
Total assets	$1,585,966	$1,565,511	$113,759	$6,526	$1,445,226

Liabilities:
Deposits:
Non-interest bearing demand	$423,568	$423,568	$423,568	$—	$—
Savings, interest checking and money market	827,069	827,069	827,069	—	—
Time deposits	303,512	302,189	—	—	302,189
FHLB advances and other borrowings	102,086	102,114	86	102,028	—
Subordinated notes	49,486	43,829	—	43,829	—
Accrued interest payable	1,625	1,625	1,625	—	—
Total liabilities	$1,707,346	$1,700,394	$1,252,348	$145,857	$302,189

	December 31, 2024
			Fair Value Measurements
			Quoted Prices in Active Markets for Identical	Other Observable	Net Significant Unobservable
(dollars in thousands)	Carrying amount	Fair value	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Assets:
Cash and due from banks	$23,668	$23,668	$23,668	$—	$—
Federal funds sold and overnight interest-bearing deposits	27,326	27,326	27,326	—	—
Certificates of deposit in other banks	1,000	1,000	1,000	—	—
Other investment securities	5,149	5,149	74	5,075	—
Loans, net	1,444,116	1,380,252	—	—	1,380,252
Accrued interest receivable	8,221	8,221	8,221	—	—
Total assets	$1,509,480	$1,445,616	$60,289	$5,075	$1,380,252

Liabilities:
Deposits:
Non-interest bearing demand	$385,022	$385,022	$385,022	$—	$—
Savings, interest checking and money market	846,339	846,339	846,339	—	—
Time deposits	301,821	300,386	—	—	300,386
FHLB advances and other borrowings	81,525	81,585	—	81,585	—
Subordinated notes	49,486	41,602	—	41,602	—
Accrued interest payable	1,754	1,754	1,754	—	—
Total liabilities	$1,665,947	$1,656,688	$1,233,115	$123,187	$300,386
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
(19) Commitments and Contingencies
The Company issues financial instruments with off-balance sheet risk in the normal course of business in meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the Consolidated Balance Sheets.
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

The allowance for credit losses associated with unfunded commitments and letters of credit is recorded within other liabilities on the Consolidated Balance Sheets. At December 31, 2025 and 2024, the allowance for credit losses for unfunded commitments was $1.0 million and $0.9 million, respectively.
The contractual amount of off-balance-sheet financial instruments as of December 31, 2025 and 2024 was as follows:

	December 31,
(dollars in thousands)	2025	2024
Commitments to extend credit	$335,244	$305,811
Standby letters of credit	88,457	141,807
Total	$423,701	$447,618
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
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. These standby letters of credit are primarily issued to support contractual obligations of the Company's customers. The approximate remaining term of standby letters of credit ranges from one month to 6.2 years at December 31, 2025.
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

(20) Segment Information
The Company determines its operating segments based on how the chief operating decision maker ("CODM") views and analyzes each segment’s operations, performance and allocates resources. The Chief Executive Officer ("CEO") is the CODM.
During 2025, the Company identified its Wealth Management business as a strategic opportunity and hired additional management resources to provide the structure for products and processes for this business. As a result, beginning with the first quarter of 2025, the Company identified its Wealth Management Business as a separate reportable segment and now has two reportable segments: the Bank segment and the Wealth Management segment. The Company’s CEO is the CODM for both segments. The CODM reviews the actual net income compared to budgeted net income on a monthly basis to evaluate segment performance, make decisions, and determine where to deploy capital. This analysis is also used for benchmarking performance against the Company's peers.

The Company’s remaining operations are not reportable segments, as defined by applicable accounting standards, and are classified as Non-Bank, and primarily represent the parent holding company, other insignificant non-bank subsidiaries and eliminations. For the years ended December 31, 2024 and 2023, the Company had one reportable segment, the Bank, and prior period information has not been recast because it would be impractical to do so.

The Bank segment is composed of operations providing a broad range of banking products and services located within the Missouri communities in and surrounding Jefferson City, Columbia, Clinton, Warsaw, Springfield, and the greater Kansas City metropolitan area. The Wealth Management segment includes a broad range of financial and investment planning services for individuals and business owners as well as the Company's existing trust services.

The tables below highlight the Company’s revenues, expenses and net income (loss) for each reportable segment and Non-Bank and is reconciled to net income (loss) on a consolidated basis for the years ended December 31, 2025, 2024, and 2023.

	As of and for the year ended December 31, 2025
(dollars in thousands)	Bank	Wealth Management	Non-Bank	Total
Operating revenue
Interest income	$97,554	$—	$104	$97,658
Interest expense	28,384	—	3,394	31,778
Net interest income	69,170	—	(3,290)	65,880
Provision for credit losses	360	—	—	360
Operating expenses
Salaries and employee benefits	26,271	871	699	27,841
Occupancy, furniture and equipment expense	4,304	69	—	4,373
Processing, network, and bank card expense	5,530	126	—	5,656
Legal, examination, and professional fees	1,406	—	292	1,698
Depreciation and amortization	2,328	—	—	2,328
Other	7,953	102	896	8,951
Total operating expenses	47,792	1,168	1,887	50,847
Other
Non-interest income	10,388	2,202	1,719	14,309
Investment securities gains, net	117	—	—	117
Income tax expense (benefit)	6,024	—	(726)	5,298
Net income (loss)	$25,499	$1,034	$(2,732)	$23,801

Segment assets	$1,881,724	$13	$13,113	$1,894,850

	As of and for the year ended December 31, 2024
	Bank	Non-Bank	Total
Operating revenue
Interest income	$95,234	$117	$95,351
Interest expense	32,859	3,899	36,758
Net interest income	62,375	(3,782)	58,593
Provision for credit losses	1,027	—	1,027
Operating expenses
Salaries and employee benefits	25,238	1,340	26,578
Occupancy, furniture and equipment expense	4,555	—	4,555
Processing, network, and bank card expense	5,530	—	5,530
Legal, examination, and professional fees	2,273	335	2,608
Depreciation and amortization	1,715	—	1,715
Other	7,723	815	8,538
Total operating expenses	47,034	2,490	49,524
Other
Non-interest income	13,382	938	14,320
Investment securities losses, net	(4)	—	(4)
Income tax expense (benefit)	5,827	(1,725)	4,102
Net income (loss)	$21,865	$(3,609)	$18,256

Segment assets	$1,812,168	$13,017	$1,825,185

	As of and for the year ended December 31, 2023
	Bank	Non-Bank	Total
Operating revenue
Interest income	$91,743	$225	$91,968
Interest expense	29,052	3,774	32,826
Net interest income	62,691	(3,549)	59,142
Provision for credit losses	2,340	—	2,340
Operating expenses
Salaries and employee benefits	27,830	1,141	28,971
Occupancy, furniture and equipment expense	4,040	1	4,041
Processing, network, and bank card expense	5,151	—	5,151
Legal, examination, and professional fees	2,006	502	2,508
Depreciation and amortization	2,214	—	2,214
Other	9,761	(287)	9,474
Total operating expenses	51,002	1,357	52,359
Other
Non-interest income	7,416	120	7,536
Investment securities losses, net	(11,500)	(47)	(11,547)
Income tax expense (benefit)	698	(1,222)	(524)
Net income (loss)	$4,567	$(3,611)	$956

Segment assets	$1,867,686	$7,664	$1,875,350

(21)    Condensed Financial Information of the Parent Company Only
Following are the condensed financial statements of Hawthorn Bancshares, Inc. ("Parent only") as of and for the years indicated:
Condensed Balance Sheets

	December 31,
(dollars in thousands)	2025	2024
Assets
Cash and due from bank subsidiaries	$25,465	$15,273
Investment in bank-issued trust preferred securities	1,316	1,249
Investment in subsidiaries	185,685	173,916
Other assets	16,870	13,797
Total assets	$229,336	$204,235

Liabilities and Stockholders’ Equity
Subordinated notes	$49,486	$49,486
Deferred tax liability	2,578	1,981
Other liabilities	3,043	3,221
Stockholders’ equity	174,229	149,547
Total liabilities and stockholders’ equity	$229,336	$204,235
Condensed Statements of Income

	For the Year Ended December 31,
(dollars in thousands)	2025	2024	2023
Income
Interest and dividends received from subsidiaries	$22,102	$20,117	$10,158
Other	2,068	1,581	1,390
Total income	24,170	21,698	11,548
Expenses
Interest on subordinated notes	3,394	3,899	3,774
Other	2,271	2,875	2,771
Total expenses	5,665	6,774	6,545
Income before income tax benefit and equity in undistributed income of subsidiaries	18,505	14,924	5,003
Income tax benefit	734	1,672	1,058
Equity in undistributed income (loss) of subsidiaries	4,562	1,660	(5,105)
Net income	$23,801	$18,256	$956

Condensed Statements of Cash Flows

	For the Years Ended December 31,
(dollars in thousands)	2025	2024	2023
Cash flows from operating activities:
Net income	$23,801	$18,256	$956
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed (income) loss of subsidiaries	(4,562)	(1,660)	5,105
(Increase) decrease in other assets	(527)	(1,418)	1,486
Increase (decrease) in other liabilities	84	(215)	(262)
Other, net	(883)	(331)	(5,868)
Net cash provided by operating activities	17,913	14,632	1,417
Cash flows from investing activities:
Decrease in investment in subsidiaries, net	566	—	7,575
Net cash provided by investing activities	566	—	7,575
Cash flows from financing activities:
Cash dividends paid - common stock	(5,426)	(5,047)	(4,649)
Purchase of treasury stock	(2,861)	(1,119)	—
Net cash used in financing activities	(8,287)	(6,166)	(4,649)
Net increase in cash and due from banks	10,192	8,466	4,343
Cash and due from banks at beginning of year	15,273	6,807	2,464
Cash and due from banks at end of year	$25,465	$15,273	$6,807

MARKET PRICE AND DIVIDENDS ON EQUITY SECURITIES AND RELATED MATTERS
Market Price
The Company's common stock trades on The Nasdaq Global Select Market under the stock symbol of HWBK.
Shares Outstanding
As of December 31, 2025, the Company had issued 7,554,893 shares of common stock, of which 6,901,260 shares were outstanding. The outstanding shares were held of record by approximately 3,179 shareholders.
Dividends
The following table sets forth information on dividends paid by the Company in 2025 and 2024.

Dividends Paid Per Share
2025
January	$0.19
April	0.19
July	0.20
October	0.20
Total	$0.78

2024
January	$0.17
April	0.17
July	0.19
October	0.19
Total	$0.72
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
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Position with the Company	Position with the Bank	Principal Occupation

Brent M. Giles	Chief Executive Officer, Director -Class II	Chief Executive Officer and Director	Position with the Company and the Bank

Kathleen L. Bruegenhemke	Executive Vice President, Chief Risk Officer, and Director-Class I	Executive Vice President, Chief Risk Officer and Director	Position with the Company and the Bank

Chris E. Hafner	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer	Position with the Company and the Bank

Gregg A. Bexten	President and Director-Class III	President and Director	Position with the Company and the Bank

Name	Position with the Company	Position with Subsidiary Bank	Principal Occupation
Douglas T. Eden	Director-Class I	Director	Principal, Eden Capital Management, LLC

David T. Turner	Chairman and Director-Class III	Chairman and Director	Retired, Jefferson City, Missouri

Kevin L. Riley	Director-Class III	Director	Retired, Jefferson City, Missouri

Frank E. Burkhead	Director-Class II	Director	Owner, Burkhead Wealth Management, Co-owner, Burkhead & Associates, LLC, Pro 356, LLC, and FACT Properties, LLC, Jefferson City, Missouri

Philip D. Freeman	Director-Class I	Director	Owner, Freeman Properties, JCMO, LLC, Jefferson City, Missouri

Gus S. (Jack) Wetzel III	Director-Class II	Director	Co-owner, Meadows Development Co. Member of Meadows Contracting LLC, Village Park Investments, LLC, Meadows Property, LLC, TWC Enterprise, LLC, Wetzel Investments LP, GCSL, LLC, Calvird Land Holdings, LLC, Village Park Properties, LLC, Town Creek Plaza, LLC, Atchison Granite Properties, LLC, Rifle Investments, LLC, Meadow Lake Golf Operations, LLC, MLCC Equipment LLC, and LGC Properties, LLC, all of Clinton, Missouri

Jonathan D. Holtaway	Director – Class I	Director	Managing Member, Ategra GP, LLC, President, Ategra Capital Management LLC, and Managing Member of the General Partner for Ategra LS500, LP and Ategra Community Financial Institution Fund, LP, all of Vienna, Virginia

Jonathan L. States	Director-Class II	Director	Member / owner, Little Dixie Construction, LLC, Columbia, Missouri.

Shawna M. Hettinger	Director-Class III	Director	President & majority owner, Streetwise, Inc., Grandview, Missouri, President, Quality Traffic Control, Grandview, Missouri
ANNUAL REPORT ON FORM 10-K
A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission, excluding exhibits, will be furnished without charge to shareholders entitled to vote at the 2025 annual meeting of shareholders upon written request to Kathleen L. Bruegenhemke, Corporate Secretary, Hawthorn Bancshares, Inc., 132 East High Street, Jefferson City, Missouri 65101. The Company will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company's reasonable expenses in furnishing such exhibits.